Form 10-K, Exhibit 13
period 1996-12-31
OHIO VALLEY BANC CORP
filed 1997-03-31
CIK 894671

MESSAGE FROM MANAGEMENT
-----------------------

         125 years of distinguished service by Ohio Valley Bank and the rapid growth of Ohio Valley Banc Corp. place us in an advantageous position in today's business climate. Ohio Valley Bank, which celebrates its 125th anniversary this year, has earned a solid reputation built upon quality service, loyalty and trust with our customers. Ohio Valley Banc Corp., in just a few years of existence, has systematically laid the groundwork for the expansion we are now enjoying. We will continue to take advantage of this unique blend of both the new and the old to increase market share and enhance shareholder value.
     Your Company has continued its tradition of working both harder and smarter. For example, last spring, Ohio Valley Banc Corp. launched a consumer finance company under the name of Loan Central with offices in Gallipolis and Chesapeake, Ohio. Within nine months, this new company had $2.6 million in new loans outstanding: a goal not expected to be reached until 1998.
     Loan Central has given us the opportunity to compare the same products and services in both an existing and a new market. Loan Central also has provided a valuable service for both bank and non-bank loan customers.
     More recently, Ohio Valley Bank offices now are open a combined 74 hours every week. With the opening of our new SuperBank in the downtown Gallipolis Foodland, we introduced 7 days a week banking to the Gallipolis market. Not only is the SuperBank open weekends, but it provides longer banking hours weekday evenings for greater customer convenience. Few retail businesses in the Gallipolis area are open as many hours as our offices.
     The SuperBank, by being in a supermarket, gives us sustaining opportunities to build relationships with non-customers and to cross sell existing customers. The SuperBank is an excellent venue to market our consumer friendly product line and unmatched customer service.
     For the first time, Ohio Valley Banc Corp. topped the $3 million dollar mark in earnings. Net income for 1996 was $3.17 million, an increase of 16 percent compared to a year ago. It took only three years to go from earning $2 million to surpassing the $3 million plateau. Net income per share was $2.44, up 12 percent over 1995. Cash dividends increased $88,867 to $1,282,778, an increase of 7.44 percent over the prior year. Cash dividends were $.99 per share, an increase of 4.2 percent compared to last year. Earnings and cash dividends per share are based on weighted average number of shares outstanding of 1,299,426 for 1996 and 1,264,390 for 1995.
     The major factors in the strengthening of the Banc Corp.'s capital position in 1996 were record earnings and $894,923 resulting from the purchase of 25,458 new shares by shareholders through the Company's Dividend Reinvestment Plan. Total shareholders' equity increased by $2,800,523. The book value of your stock increased $1.63 to $23.04 per share, based on 1,318,262 shares outstanding December 31, 1996 versus 1,286,656 for December 31, 1995. The NASDAQ quote on market value of Ohio Valley Banc Corp. stock at year end 1996 was $34.75 bid and $36.00 ask. The year end 1995 bid was $28.40 and $29.20 ask. All per share numbers are adjusted for the 25 percent stock split of April 1996. For further information regarding the financial condition and results of operation of your Company, we recommend you refer to Management's Discussion and Analysis of Operations contained in this report.

     1996 was an exciting year for your Company. It began early in the year when Ohio Valley Banc Corp.'s stock started trading on NASDAQ. This highly respected service is attractive to our shareholders because the multiple market makers in our stock assures shareholders of the best price. Our symbol is OVBC.
     During the summer, Ohio Valley Bank made available $2.5 million for low rate loans to create and retain jobs in the Gallipolis business community. In conjunction with that initiative, OVB also donated $12,500 toward the development of a commerce center to unite the economic development organizations serving Gallia County. The money donated by OVB represented $100 for each year we have been in business in Gallipolis.
     At year's end, two officer promotions were made to help facilitate the continuing growth of your Company. Sue Ann Bostic was promoted to vice president of the Banc Corp and senior vice president administrative services group for the Bank. Bryan W. Martin was named vice president facilities and technical services for Ohio Valley Bank.
     Administrative services becomes the fourth group of Ohio Valley Bank. The three groups that were created during Phase II as part of our restructuring last year were commercial, financial and retail. Loan Central operates under the Banc Corp umbrella.
     During 1996 we were saddened with the death of Delsie Burgess, Assistant Vice President of Trust. Delsie, an employee of the bank for 31 years, will be sorely missed.
     As we mentioned at the beginning, Ohio Valley Bank celebrates its 125th anniversary this year. Our world has changed dramatically since OVB opened its doors in 1872, but one thing will never change when you are dealing with the public, and that is taking care of the customer better than the competition. We have done that better than anyone else in recent decades, and it is our pledge to do the same as we near the turn of the century and a new millennium.

GROUP REPORTS
-------------

     Working on our strategic planning at Ohio Valley Banc Corp. has become the single most important part of our daily routine. This is due to greater market penetration and expansion, and diversity throughout the Company. This requires us to cover a larger market area and staff these offices with well-trained employees who can deliver superior service.
     1996 was a continuation of the rapid growth in the number of people we employ. Our payroll has surpassed 200 employees. With the growth in the number of people working at Ohio Valley Banc Corp. and the added facilities to maintain, it was important to create a new group for the bank. This new group is called the administrative services bank group and is under the guidance of new senior vice president Sue Ann Bostic.
     The administrative services bank group is the "behind the scenes" group. This group's mission is to make the bank as self-reliant as possible. Our goal is to efficiently handle personnel matters and benefits, provide a safe work environment, and maintain a comprehensive training program to improve job skills.
     In outlining the goals of this group, Bostic said, "We will keep focused on maintaining the bank's employee growth as well as the expansion of our facilities so that Ohio Valley Bank will be in position to adequately serve the demands and meet the challenges of our ever growing market area."

     As an organization, we put a tremendous amount of emphasis on updating our strategic plan. Our senior vice presidents meet weekly with the chairman and president, and are constantly exploring new ways to manage the growth of your Company and shape a vision for the future.
     Senior vice president and secretary Wendell Thomas illustrates the dramatic growth of the corporation. "After 40 plus years with Ohio Valley Bank I have seen it grow from a small bank on the corner of Second Avenue and State Street with one office and total assets of $3 million, to a financial institution with offices in 11 different locations over southern Ohio and Point Pleasant, West Virginia with total assets now exceeding $340 million."
     Keeping our position in today's competitive market means keeping our products and services at a high level. To maintain this level we must listen to our most valuable resource: the customer.
     Our customers always let us know about our mistakes, however, they are also anxious to tell us their needs and the results of the positive things we do. In addition to customer comments we decided to check on ourselves. We now have a secret shopper program that enables us to review the quality of our service and identify areas that need improvement.
     Senior vice president  Katrinka Hart  explains,  "The past few years I have seen a steady increase in the number of customers who are more educated in banking products and services. They are searching for quality service at affordable pricing and convenience."
     In December, we began a new journey: nontraditional banking. The OVB SuperBank located in the downtown Foodland provides full service banking on weekends and evenings. "One stop shopping and banking has become a necessity in the busy lifestyle of many of our customers. The customer comments are great and the business is increasing daily," said Hart.
     Another exciting event for customers and shareholders in the Columbus area has been the opening of our Columbus office located in the Southland Mall on South High Street. We continue to see more folks with southern Ohio roots pleased to see OVB in their communities.
     As we entered 1996 we also made a commitment to quality service for our commercial customers. That commitment contributed greatly to our goal of acquiring new customers and enhancing the relationships with our existing customers. Our success in serving the needs of our existing customers played a very important role in the steady stream of new commercial banking customers. Our commercial loan portfolio increased by over 22 percent in 1996 and all early indications are that we will be just as busy in 1997.
     Enhanced   hardware  and  software  systems  will  allow  us  to  meet  the ever-changing needs of our customers and offer an edge in attracting new clients.

     We recently employed a full-time business development officer in the greater Columbus market. Senior vice president Rich Mahan said, "This should greatly assist both the retail and commercial bank groups. We are very pleased with the prospects available to us in the central Ohio market."
     The commercial bank group has added a new shareholder relations department which contributes all of their time to meeting the needs of our shareholders in stock transfers, dividend reinvestment and other functions as well as making sure all of the appropriate reporting is completed on time.
     During the coming year we anticipate continued strong demand in the commercial lending area, but will also place great emphasis on our trust services. With our new systems in place and the new markets we are now serving, we should be able to serve more trust customers efficiently and profitably to our bank.
     The funds management environment continues to be highly competitive and we are contributing more time and resources to managing the bank's investments and monitoring the funds needed for loans. Only as we are able to acquire funds from our deposit customers or other sources and then lend or invest them more profitably will we be able to continue to produce returns on investments to our shareholders.
     As we entered 1996 we also made a commitment to maintain the bank's tradition of trustworthy financial service. Larry Miller, senior vice president, notes, "The financial services industry is more competitive today than at any other time in recent history. However, the age old risk/reward axiom which says, 'the greater the risk the greater the potential reward' remains true. An essential aspect of any successful venture is the proper management of risk which is something Ohio Valley Bank has been successfully doing for 125 years."
     By maintaining the proper balance between the risk/reward trade-off, management has been able to operate the bank in a safe and sound manner while generating an acceptable return for our shareholders.
     Through the years OVB has garnered the reputation for being able to quickly deliver the products and services our markets demand. During 1996 the financial bank group spent a significant amount of time exploring better ways to deliver products and services to the markets we serve. Our objective was to evaluate our present delivery system in light of our current needs and the technology currently available in the marketplace. As a result of our efforts in 1996, Ohio Valley Bank is poised to modify our current product and delivery system in order to enhance customer service, provide additional flexibility and further augment management's knowledge of the markets in which we operate.

     At the end of the year the Banc Corp's new consumer finance company, Loan Central, had approximately $2.6 million in loans. Loan Central is fulfilling its original commitment of allowing Ohio Valley Banc Corp. to meet the total credit needs of our community.
     Loan Central opened for business in April with offices in Gallipolis and Chesapeake, Ohio. Senior vice president Mike Francis said, "The year proved to be good for our finance company also. At the end of 1996, Loan Central was approximately two years ahead of our original projections."
     Loan Central's portfolio includes auto, agricultural and personal loans and mortgages. We are looking at other areas to expand our offices and hope to do so within the next year.
     In closing, Wendell Thomas reflected upon OVB's steady progress. "I believe this tremendous growth and success can be attributed to a group of loyal employees who strive to take care of the needs of their customers and offer the best service possible. For 125 years the name, Ohio Valley Bank, has stood for quality. Now, it is time to carry this proud tradition into the next century."

DESCRIPTION OF BUSINESS
-----------------------

   Ohio Valley Banc Corp. commenced operations on October 23, 1992 as a one-bank holding company, with The Ohio Valley Bank Company being the wholly-owned subsidiary. The Company's headquarters are located at 420 Third Avenue in Gallipolis, Ohio. The Company also owns and operates a loan production office in Point Pleasant, West Virginia.
   The Ohio Valley Bank was organized on September 24, 1872. The Bank is insured under the Federal Deposit Insurance Act and is chartered under the banking laws of the State of Ohio.
   The Bank offers a blend of commercial, retail, and agricultural banking services. Loans of all types, checking, savings and time deposits are offered, along with such services as safe deposit boxes, issuance of travelers' checks and trusts.
   The Bank presently has seven offices, five of which offer drive-up services. In April 1996, the Banc Corp. opened a consumer finance company operating under the name of Loan Central with offices in Gallipolis and Chesapeake, Ohio.

FORM 10-K
     A copy of the Company's annual report on Form 10-K, as filed with the Securities and Exchange Commission, will be forwarded without charge to any stockholder upon written request to:

     Ohio Valley Banc Corp.
     Attention:  Wendell B. Thomas, Secretary
     420 Third Avenue
     P.O. Box 240
     Gallipolis, Ohio 45631

FINANCIAL HIGHLIGHTS

                           1996       1995       1994       1993       1992
                           ----       ----       ----       ----       ----

NET INCOME ($000)        $  3,167   $  2,728   $  2,425   $  2,025   $  1,551

TOTAL ASSETS ($000)      $340,923   $317,045   $313,525   $292,768   $280,861

EARNINGS PER SHARE       $   2.44   $   2.16   $   1.98   $   1.71   $   1.41

DIVIDENDS PER SHARE      $    .99        .95        .90        .86        .88

SELECTED FINANCIAL DATA

                                                      Years Ended December 31

                                   1996          1995          1994          1993          1992
SUMMARY OF OPERATIONS:
Total interest income          $27,090,989   $24,996,499   $21,453,087   $20,635,589   $21,257,397
Total interest expense          12,250,895    12,663,098    10,174,935    10,188,566    12,341,254
Net interest income             14,840,094    12,333,401    11,278,152    10,447,023     8,916,143
Provision for loan losses        1,318,484       614,500       413,000       975,127       559,700
Total other income               1,418,799     1,293,672     1,134,509     1,134,608     1,010,100
Total other expenses            10,468,268     9,150,506     8,509,673     7,625,471     7,231,934
Income before income taxes
 and cumulative effect of
 change in accounting method     4,472,141     3,862,067     3,489,988     2,981,033     2,134,609
Income taxes                     1,305,563     1,134,110     1,064,527       881,010       583,682
Cumulative effect of change
 in accounting method                                                         74,552
Net income                       3,166,578     2,727,957     2,425,461     2,025,471     1,550,927

PER SHARE DATA(1):

Net income per share           $      2.44   $      2.16   $      1.98   $      1.71   $      1.41
Cash dividends per share       $       .99   $       .95   $       .90   $       .86   $       .88
Weighted average number
 of shares outstanding           1,299,426     1,264,390     1,222,464     1,182,340     1,099,485

AVERAGE BALANCE SUMMARY:($000)

Total loans                    $   238,366   $   207,447   $   195,023   $   178,208   $   169,294
Securities (2)                      72,244        92,642        90,139        85,154        83,119
Deposits                           278,075       268,742       258,114       250,057       246,964
Shareholders' equity                28,568        25,645        23,078        21,060        18,682
Total assets                       327,483       320,142       302,720       289,110       275,308

PERIOD END BALANCES:($000)

Total loans                    $   254,044   $   216,757   $   200,320   $   185,122   $   169,411
Securities (2)                      66,666        82,804        94,006        90,036        84,123
Deposits                           281,825       272,369       263,988       247,190       249,380
Shareholders' equity                30,378        27,577        24,388        22,150        20,436
Total assets                       340,923       317,045       313,525       292,768       280,861

KEY RATIOS:

Return on average assets              .97%          .85%          .80%          .70%          .56%
Return on average equity            11.08%        10.64%        10.51%         9.62%         8.30%
Dividend payout ratio               40.51%        43.77%        45.17%        50.31%        62.23%
Average equity to
 average assets                      8.72%         8.01%         7.62%         7.28%         6.79%

(1) Restated for stock splits as appropriate.
(2) Securities include interest-bearing balances with banks.

CONSOLIDATED STATEMENTS OF CONDITION

     As of December 31                                                     1996                1995
     -----------------                                                     ----                ----
ASSETS

Cash and noninterest-bearing deposits with banks                      $  8,687,640        $  7,605,748
Federal funds sold                                                                           3,625,000
                                                                      ------------        ------------
     Total cash and cash equivalents                                     8,687,640          11,230,748

Interest-bearing balances with banks                                        77,618              50,880

Securities available-for-sale, at estimated  fair value (Note B)        30,591,988          33,402,258
Securities held-to-maturity (approximate market value of
 $36,253,000 in 1996 and $49,616,000 in 1995)(Note B)                   35,996,835          49,350,373

Total Loans (Note C and K)                                             254,044,106         216,756,892
  Less: Allowance for loan losses (Note D)                              (3,080,494)         (2,388,639)
                                                                      ------------        ------------
     Net Loans                                                         250,963,612         214,368,253

Premises and equipment (Note E)                                          6,365,672           5,577,841
Accrued income receivable                                                2,354,809           2,407,319
Other assets (Note L)                                                    5,884,503             656,992
                                                                      ------------        ------------

     Total assets                                                     $340,922,677        $317,044,664
                                                                      ============        ============

LIABILITIES

Noninterest-bearing deposits                                          $ 34,091,593        $ 33,299,593
Interest-bearing deposits (Note F)                                     247,733,542         239,069,007
                                                                      ------------        ------------
     Total Deposits                                                    281,825,135         272,368,600

Securities sold under agreements to repurchase (Note G)                  8,713,972           9,504,350
Other borrowed funds (Note H)                                           17,210,117           4,729,201
Accrued liabilities                                                      2,795,452           2,865,035
                                                                      ------------        ------------

     Total liabilities                                                 310,544,676         289,467,186
                                                                      ------------        ------------

Commitments and contingencies (Note J)

SHAREHOLDERS' EQUITY

Common stock, $10 stated value: authorized 5,000,000
 shares, outstanding 1,318,262 shares in 1996,
 1,029,325 shares in 1995                                               13,182,620          10,293,250
Surplus                                                                 12,618,641          11,838,736
Retained earnings                                                        4,376,500           5,081,704
Net unrealized gain on available-for-sale securities                       200,240             363,788
                                                                      ------------        ------------
     Total shareholders' equity                                         30,378,001          27,577,478
                                                                      ------------        ------------

     Total liabilities and shareholders' equity                       $340,922,677        $317,044,664
                                                                      ============        ============

                 See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF INCOME

     For the years ended December 31                   1996                1995                1994
     -------------------------------                   ----                ----                ----
INTEREST INCOME:
   Interest and fees on loans                      $22,754,819         $19,586,903         $17,086,887
   Interest and dividends on securities
     Taxable                                         3,408,162           4,195,083           3,499,969
     Nontaxable                                        618,441             513,756             407,409
     Dividends                                         148,894             135,744             123,924
                                                   -----------         -----------         -----------
                                                     4,175,497           4,844,583           4,031,302
   Interest on federal funds sold                      157,856             382,503             207,242
   Interest on deposits with banks                       2,817             182,510             127,656
                                                   -----------         -----------         ---------
       Total interest income                        27,090,989          24,996,499          21,453,087

INTEREST EXPENSE:
   Interest on deposits                             11,486,624          11,772,313           9,550,992
   Interest on repurchase agreements                   339,203             596,898             288,077
   Interest on other borrowed funds                    425,068             293,887             335,866
                                                   -----------         -----------         -----------
       Total interest expense                       12,250,895          12,663,098          10,174,935
                                                   -----------         -----------         -----------

NET INTEREST INCOME                                 14,840,094          12,333,401          11,278,152
Provision for loan losses (Note D)                   1,318,484             614,500             413,000
                                                   -----------         -----------         -----------
       Net interest income after provision
        for loan losses                             13,521,610          11,718,901          10,865,152

OTHER INCOME:
   Service charges on deposit accounts                 897,801             768,624             650,435
   Trust division income                               197,343             252,721             239,421
   Other operating income                              352,137             272,327             244,653
   Net realized loss on sale of available-
    for-sale securities                                (28,482)
                                                   -----------         -----------         -----------
                                                     1,418,799           1,293,672           1,134,509
                                                   -----------         -----------         -----------

OTHER EXPENSE:
   Salaries and employee benefits (Note L)           6,206,186           5,373,398           4,885,585
   FDIC premiums                                         2,000             309,399             568,257
   Occupancy expense                                   453,391             355,441             346,536
   Furniture and equipment expense                     605,530             523,851             449,390
   Corporation franchise tax                           381,733             356,384             325,420
   Data processing expense                             449,379             322,683             308,959
   Other operating expenses                          2,370,049           1,909,350           1,625,526
                                                   -----------         -----------         -----------
                                                    10,468,268           9,150,506           8,509,673
                                                   -----------         -----------         -----------

     Income before federal income taxes              4,472,141           3,862,067           3,489,988

Federal income taxes (Note I)                        1,305,563           1,134,110           1,064,527
                                                   -----------         -----------         -----------

       NET INCOME                                  $ 3,166,578         $ 2,727,957         $ 2,425,461
                                                   ===========         ===========         ===========

Net income per share                               $      2.44         $      2.16         $      1.98
                                                   ===========         ===========         ===========

Average shares outstanding                           1,299,426           1,264,390           1,222,464
                                                   ===========         ===========         ===========


               See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

For the years ended December 31, 1996, 1995 and 1994


                                                                                        Net Unrealized
                                                                                          Gain (Loss)
                                                                                         on Available-         Total
                                             Common                        Retained        for-Sale        Shareholders'
                                             Stock          Surplus        Earnings       Securities          Equity
                                             -----          -------        --------       ----------          ------
BALANCES AT JANUARY 1, 1994               $ 5,780,360     $10,282,268     $ 6,202,415     $  (114,978)     $22,150,065
  Net income                                                                2,425,461                        2,425,461
  Common Stock split, 25%                   1,452,550                      (1,452,550)
  Cash paid in lieu of fractional
    shares in stock split                                                     (13,376)                         (13,376)
  Common Stock issued, 4,000 shares
    (Note L)                                   40,000         121,500                                          161,500
  Common Stock issued through
    dividend reinvestment                     201,500         613,889                                          815,389
  Cash dividends, $.90 per share                                           (1,095,656)                      (1,095,656)
  Net change in unrealized loss
    on marketable equity securities                                                           (55,867)         (55,867)
                                          -----------     -----------     -----------     -----------      -----------
BALANCES AT DECEMBER 31, 1994               7,474,410      11,017,657       6,066,294        (170,845)      24,387,516
  Net income                                                                2,727,957                        2,727,957
  Common Stock split, 33-1/3%               2,507,420                      (2,507,420)
  Cash paid in lieu of fractional
    shares in stock split                                                     (11,216)                         (11,216)
  Common Stock issued, 5,000 shares
    (Note L)                                   50,000         130,000                                          180,000
  Common Stock issued through
    dividend reinvestment                     261,420         691,079                                          952,499
  Cash dividends, $.95 per share                                           (1,193,911)                      (1,193,911)
  Net change in unrealized gain
    on available-for-sale securities                                                          534,633          534,633
                                          -----------     -----------     -----------     -----------      -----------
BALANCES AT DECEMBER 31, 1995              10,293,250      11,838,736       5,081,704         363,788       27,577,478
  Net income                                                                3,166,578                        3,166,578
  Common Stock split, 25%                   2,579,790                      (2,579,790)
  Cash paid in lieu of fractional
    shares in stock split                                                      (9,214)                          (9,214)
  Common Stock issued, 5,500 shares
    (Note L)                                   55,000         139,562                                          194,562
  Common Stock issued through
    dividend reinvestment                     254,580         640,343                                          894,923
  Cash dividends, $.99 per share                                           (1,282,778)                      (1,282,778)
  Net change in unrealized gain
    on available-for-sale securities                                                         (163,548)        (163,548)
                                          -----------     -----------     -----------     -----------      -----------
BALANCES AT DECEMBER 31, 1996             $13,182,620     $12,618,641     $ 4,376,500     $   200,240      $30,378,001
                                          ===========     ===========     ===========     ===========      ===========

             See accompanaying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

     For the years ended December 31                                  1996                1995               1994
     -------------------------------                                  ----                ----               ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                      $ 3,166,578         $ 2,727,957        $ 2,425,461
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Depreciation                                                      551,070             486,056            422,732
    Amortization and accretion of securities                           50,478             129,885            624,443
    Deferred tax benefit                                             (195,984)             (7,950)            (9,923)
    Provision for loan losses                                       1,318,484             614,500            413,000
    Gain from sale of student loans                                                       (21,733)            (7,310)
    Contribution of common stock to ESOP                              194,562             180,000            161,500
    FHLB stock dividend                                              (105,900)            (96,000)           (75,800)
    Net loss on sale of equity securities                              28,482
    Change in accrued income receivable                                52,510             (87,305)          (457,153)
    Change in accrued liabilities                                     (69,583)            828,756            528,801
    Change in other assets                                            256,757            (180,558)            58,936
                                                                  -----------         -----------        -----------
      Net cash provided by operating activities                     5,247,454           4,573,608          4,084,687
                                                                  -----------         -----------        -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from maturities of securities
   available-for-sale                                              11,000,000
  Purchases of securities available-for-sale                       (8,708,453)
  Proceeds from maturities of securities
   held-to-maturity                                                14,062,866          22,674,970         30,243,604
  Purchases of securities held-to-maturity                           (769,632)        (15,792,886)       (32,353,899)
  Proceeds from sale of equity securities                             364,135
  Change in interest-bearing deposits in other banks                  (26,738)          5,008,417         (2,464,295)
  Proceeds from sale of student loans                                                   1,440,796          2,194,966
  Loans purchased                                                                                           (920,124)
  Net increase in loans                                           (37,913,843)        (18,265,595)       (16,708,168)
  Purchases of premises and equipment                              (1,338,901)           (604,249)          (381,594)
  Purchases of insurance contracts                                 (5,210,000)
                                                                  -----------         -----------        -----------
      Net cash used in investing activities                       (28,540,566)         (5,538,547)       (20,389,510)
                                                                  -----------         -----------        -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Change in deposits                                                9,456,535           8,380,502         16,797,661
  Cash dividends                                                   (1,282,778)         (1,193,911)        (1,095,656)
  Cash paid in lieu of fractional shares in stock split                (9,214)            (11,216)           (13,376)
  Proceeds from issuance of common stock                              894,923             952,499            815,389
  Change in securities sold under agreements to repurchase           (790,378)         (8,530,404)         3,953,413
  Proceeds from long-term borrowings                                4,500,000                                 50,000
  Repayment of long-term borrowings                                (2,869,084)           (348,830)        (2,810,969)
  Change in other short-term borrowings                            10,850,000
                                                                  -----------         -----------        -----------
      Net cash used in financing activities                        20,750,004            (751,360)        17,696,462
                                                                  -----------         -----------        -----------

CASH AND CASH EQUIVALENTS:
  Change in cash and cash equivalents                              (2,543,108)         (1,716,299)         1,391,639
  Cash and cash equivalents at beginning of year                   11,230,748          12,947,047         11,555,408
                                                                  -----------         -----------        -----------
      Cash and cash equivalents at end of year                    $ 8,687,640         $11,230,748        $12,947,047
                                                                  ===========         ===========        ===========

CASH PAID DURING THE YEAR FOR:
  Interest                                                        $12,363,373         $11,802,229        $ 9,634,308
  Income taxes                                                      1,360,000           1,172,635          1,070,421

                  See accompanying notes to consolidated financial statements

Note A - Summary of Significant Accounting Policies

Principles of Consolidation: The consolidated financial statements include the accounts of the Ohio Valley Banc Corp. (the Company) and its wholly-owned subsidiaries, The Ohio Valley Bank Company (the Bank) and Loan Central, a consumer finance company. All significant intercompany balances and transactions have been eliminated.

Industry Segment Information: The Company is engaged in the business of commercial and retail banking and trust services, with operations conducted through its main office and 6 branches located in southeastern Ohio and its loan production office located in Point Pleasant, West Virginia. Loan Central's operations are conducted through its 2 offices located in Gallipolis and Chesapeake, Ohio. These communities are the source of substantially all of the Company's deposit, loan and trust services. The majority of the Company's income is derived from commercial and retail business lending activities.

Use of Estimates in the Preparation of Financial Statements: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Areas involving the use of management's estimates and assumptions that are more susceptible to change in the near term involve the allowance for loan losses, the fair value of certain securities, the fair value of financial instruments, and the determination and carrying value of impaired loans.

Cash and Cash Equivalents: Cash and cash equivalents include cash on hand, noninterest-bearing deposits with banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods. The Company reports net cash flows for customer loan transactions, deposit transactions and interest-bearing deposits with other financial institutions.

Securities: The Company classifies securities into held-to-maturity and available-for-sale categories. Held-to-maturity securities are those which the Company has the positive intent and ability to hold to maturity and are reported at amortized cost. Securities classified as available-for-sale include marketable equity securities and other securities that management intends to sell or that would be sold for liquidity, investment management or similar reasons even if there is not a present intention of such a sale. Available-for-sale securities are reported at fair value, with unrealized gains or losses included as a separate component of equity, net of tax.
   Premium amortization is deducted from, and discount accretion is added to, interest income on securities using the level yield method. Gains and losses are recognized upon the sale of specific identified securities on the completed transaction basis.

Revenue Recognition: Interest on loans is accrued over the term of the loans based upon the principal outstanding. Management reviews loans delinquent 90 days or more to determine if the interest accrual should be discontinued. The carrying value of impaired loans is periodically adjusted to reflect cash payments, revised estimates of future cash flows, and increases in the present value of expected cash flows due to the passage of time. Cash payments representing interest income are reported as such and other cash payments are reported as reductions in carrying value. Increases or decreases in carrying value due to changes in estimates of future payments or the passage of time are reported as reductions or increases in bad debt expense.

Allowance for Loan Losses: Because some loans may not be repaid in full, an allowance for loan losses is recorded. Increases to the allowance are recorded by a provision for loan losses charged to expense. Estimating the risk of loss and the amount of loss on any loan is necessarily subjective. Accordingly, the allowance is maintained by management at a level considered adequate to cover losses that are currently anticipated based on past loss experience, general economic conditions, information about specific borrower situations, including their financial position and collateral value, and other factors and estimates which are subject to change over time. While management may periodically allocate portions of the allowance for specific problem situations, the entire allowance is available for any charge-offs that occur. A loan is charged off by management as a loss when deemed uncollectable, although collection efforts continue and future recoveries may occur.
   Effective January 1, 1995, the Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." Under these standards, loans are considered impaired if full principal or interest payments are not anticipated. Impaired loans are carried at the present value of expected cash flows discounted at the loan's effective interest rate or at the fair value of the collateral if the loan is collateral dependent. A portion of the allowance for loan losses is allocated to impaired loans. Adopting these standards had no material effect on the financial statements in 1995.

   Smaller-balance homogeneous loans are evaluated for impairment in total. Such loans include residential first mortgage loans secured by one-to-four family residences, residential construction loans, credit card and automobile, home equity and second mortgage loans. Commercial loans and mortgage loans secured by other properties are evaluated individually for impairment. When analysis of borrower operating results and financial condition indicates that underlying cash flows of the borrower's business are not adequate to meet its debt service requirements, the loan is evaluated for impairment. Loans are generally moved to nonaccrual status when 90 days or more past due. These loans are often also considered impaired. Impaired loans, or portions thereof, are charged off when deemed uncollectable. This typically occurs when the loan is 120 or more days past due. The nature of disclosures for impaired loans is considered generally comparable to prior nonaccrual and renegotiated loans and nonperforming and past-due asset disclosures.

Concentrations of Credit Risk:
   The Company, through its subsidiaries, grants residential, consumer, and commercial loans to customers located primarily in the southeastern Ohio area.

The following represents the composition of
 the loan portfolio at December 31, 1996:
                                                               % of Total Loans
                                                               ----------------

     Real estate loans ........................................      44.73%
     Commercial and industrial loans ..........................      24.87%
     Consumer loans ...........................................      29.49%
     All other loans ..........................................        .91%
                                                                   --------
                                                                    100.00%
                                                                   ========

Approximately 11.89% of total loans are unsecured.

   The Bank, in the normal course of its operations, conducts business with correspondent financial institutions. Balances in correspondent accounts, investments in federal funds, certificates of deposit and other short-term securities are closely monitored to ensure that prudent levels of credit and liquidity risks are maintained. At December 31, 1996, the Bank's primary correspondent balance was $4,473,871 at the Federal Reserve Bank, Cleveland, Ohio.

Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the declining balance and straight-line methods over the estimated useful lives of the various assets. Maintenance and repairs are expensed and major improvements are capitalized.

Other Real Estate: Real estate acquired through foreclosure or deed-in-lieu of foreclosure is included in other assets. Such real estate is carried at the estimated fair value of the property less estimated selling costs. Any reduction to fair value at the time of acquisition is accounted for as a loan charge-off. Any subsequent reduction in fair value is recorded as a loss on other assets. Costs incurred to carry other real estate are charged to expense. Other real estate owned totaled $217,110 at December 31, 1996 and $202,046 at December 31, 1995. Transfers of loans to other real estate were $15,064, $202,046 and $13,700 in 1996, 1995 and 1994.

Per Share Amounts: Earnings and dividends per share are based on weighted average shares outstanding. In April 1996, the Board of Directors declared a 25% stock split and in April 1995, the Board of Directors declared a 33-1/3% stock split. All earnings and dividends per share disclosures have been restated to retroactively reflect these stock splits. Weighted average shares outstanding were 1,299,426 for 1996, 1,264,390 for 1995, and 1,222,464 for 1994.

Income Taxes: Income tax expense is the sum of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

Reclassifications:  The consolidated financial statements for 1995 and 1994 have
been   reclassified   to  conform   with  the   presentation   for  1996.   Such
reclassification had no effect on the net results of operations.

NOTE B - SECURITIES
     The amortized cost and estimated fair value of securities as follows:

                                                                Gross           Gross         Estimated
                                              Amortized       Unrealized      Unrealized        Fair
December 31, 1996                               Cost            Gains           Losses          Value
-----------------                               ----            -----           ------          -----
  Securities Available-for-Sale
  -----------------------------
  U.S. Treasury securities                   $28,038,794     $   432,570     $     4,176     $28,467,188
  Marketable equity securities                 2,249,800                         125,000       2,124,800
                                             -----------     -----------     -----------     -----------
     Total securities available-for-sale     $30,288,594     $   432,570     $   129,176     $30,591,988
                                             ===========     ===========     ===========     ===========
  Securities Held-to-Maturity
  ---------------------------
  U.S. Government agency securities          $22,441,039     $   100,444     $    84,667     $22,456,816
  Obligations of states and
    political subdivisions                    12,252,242         288,961          29,808      12,511,395
  Corporate obligations                          758,062           7,838                         765,900
  Mortgage-backed securities                     545,492           1,724          28,551         518,665
                                             -----------     -----------     -----------     -----------
     Total securities held-to-maturity       $35,996,835     $   398,967     $   143,026     $36,252,776
                                             ===========     ===========     ===========     ===========
                                                                Gross           Gross         Estimated
                                              Amortized       Unrealized      Unrealized        Fair
December 31, 1995                               Cost            Gains           Losses          Value
-----------------                               ----            -----           ------          -----
  Securities Available-for-Sale
  -----------------------------
  U.S. Treasury securities                   $30,471,046     $   724,714     $    25,072     $31,170,688
  Marketable equity securities                 2,380,017                         148,447       2,231,570
                                             -----------     -----------     -----------     -----------
     Total securities available-for-sale     $32,851,063     $   724,714     $   173,519     $33,402,258
                                             ===========     ===========     ===========     ===========
  Securities Held-to-Maturity
  ---------------------------
  U.S. Government agency securities          $34,935,131     $   258,698     $   286,236     $34,907,593
  Obligations of states and
    political subdivisions                    12,280,605         317,478          28,265      12,569,818
  Corporate obligations                        1,511,996          19,393             389       1,531,000
  Mortgage-backed securities                     622,641           1,426          16,905         607,162
                                             -----------     -----------     -----------     -----------
     Total securities held-to-maturity       $49,350,373     $   596,995     $   331,795     $49,615,573
                                             ===========     ===========     ===========     ===========

     To provide additional flexibility to meet customer and asset/liability needs, the Company reclassified U.S. Treasury securities with an amortized cost of $30,471,000 from held-to-maturity to available-for-sale. The securities were transferred on December 22, 1995 as allowed by SFAS No. 115 implementation guide issued by the Financial Accounting Standards Board. The related unrealized gain of $462,000 net of tax was recorded as an increase to shareholders' equity.
     Securities with a carrying value of approximately $48,307,000 at December 31, 1996 and $53,162,000 at December 31, 1995 were pledged to secure public deposits and for other purposes as required or permitted by law.
     The amortized cost and estimated fair value of debt securities at December 31, 1996, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because certain issuers may have the right to call or prepay the debt obligations prior to their contractual maturities.

                                       Available-for-Sale               Held-to-Maturity
                                       ------------------               ----------------
                                                    Estimated                       Estimated
                                    Amortized         Fair          Amortized         Fair
Debt Securities:                      Cost            Value           Cost            Value
                                      ----            -----           ----            -----
  Due in one year or less          $ 4,486,528     $ 4,515,938     $14,320,839     $14,309,868
  Due in one to five years          23,552,266      23,951,250      15,697,804      15,782,682
  Due in five to ten years                                           5,432,700       5,641,561
  Mortgage-backed securities                                           545,492         518,665
                                   -----------     -----------     -----------     -----------
     Total debt securities         $28,038,794     $28,467,188     $35,996,835     $36,252,776
                                   ===========     ===========     ===========     ===========

     Gains and losses on the sale of securities are determined using the specific identification method. Proceeds from the sale of equity securities were $364,135 with gross losses of $28,482 realized. There were no sales of securities during 1995 or 1994.

NOTE C - LOANS

     Loans are comprised of the following at December 31:

                                            1996                1995
                                            ----                ----
Real estate loans                       $113,648,586        $104,398,656
Commercial and industrial loans           63,174,969          44,374,561
Consumer loans                            74,908,483          66,783,608
All other loans                            2,312,068           1,200,067
                                        ------------        ------------
  Total Loans                           $254,044,106        $216,756,892
                                        ============        ============

     Included in total loans for 1996 are $2,632,000 of loans generated by Loan Central.

NOTE D - ALLOWANCE FOR LOAN LOSSES

     Following is an analysis of changes in the allowance for loan losses for years ended December 31:


                                          1996           1995           1994
                                          ----           ----           ----
Balance, beginning of year             $2,388,639     $2,183,766     $2,013,058

Loans charged-off:
  Real estate                               2,953         28,173         34,999
  Commercial                               78,424        181,635
  Consumer                                672,523        303,859        262,974
                                       ----------     ----------     ----------
    Total loans charged-off               753,900        513,667        297,973

Recoveries of loans:
  Real estate                                                506          5,090
  Commercial                               73,477         56,686          3,765
  Consumer                                 53,794         46,848         46,826
                                       ----------     ----------     ----------
    Total recoveries of loans             127,271        104,040         55,681

Net loan charge-offs                     (626,629)      (409,627)      (242,292)
Provision charged to operations         1,318,484        614,500        413,000
                                       ----------     ----------     ----------
Balance, end of year                   $3,080,494     $2,388,639     $2,183,766
                                       ==========     ==========     ==========

Information regarding impaired loans is as follows:

                                                         1996           1995
                                                         ----           ----
  Balance of impaired loans                            $448,837       $579,423

  Less portion for which no allowance for
    loan losses is allocated
                                                       --------       --------
  Portion of impaired loan balance for which
    an allowance for credit losses is allocated        $448,837       $579,423
                                                       ========       ========

  Portion of allowance for loan losses allocated
    to the impaired loan balance                       $200,000       $100,000
                                                       ========       ========

Information regarding impaired loans is as follows:

  Average investment in impaired loans for the year    $514,103       $636,941

  Interest income recognized on impaired loans
    including interest income recognized on
    a cash basis                                                        55,304

  Interest income recognized on impaired loans
    a cash basis                                                        18,023

     At December 31, 1994, loans on which the accrual of interest has been discontinued totaled $473,840. During 1994, the Company recognized approximately $12,800 of interest income collected on nonaccrual loans. Approximately $39,700 of interest income would have been recognized during 1994 if such loans had been current in accordance with their original terms. The Company has no assets which are considered to be troubled debt restructurings. Management believes that the impaired loan disclosures are comparable to the nonperforming loan disclosures.


NOTE E - PREMISES AND EQUIPMENT

Following is a summary of premises and equipment at December 31:

                                                  1996              1995
                                                  ----              ----

Land                                          $ 1,107,485        $  844,112
Buildings                                       5,445,073         5,051,037
Furniture and equipment                         3,710,041         3,028,549
                                              -----------        ----------
                                               10,262,599         8,923,698
Less accumulated depreciation                   3,896,927         3,345,857
                                              -----------        ----------
     Total Premises and Equipment             $ 6,365,672        $5,577,841
                                              ===========        ==========

The following is a summary of the future minimum lease payments for facilities leased by the Company. Rent expense was $54,600 in 1996 and $15,600 in 1995.

1997         $ 66,183
1998           44,208
1999           18,525
2000            8,900
2001            8,158
             --------
             $145,974
             ========

NOTE F - DEPOSITS
     Following is a summary of interest-bearing deposits at December 31:

                                                    1996               1995
                                                    ----               ----

NOW accounts                                    $ 28,492,691       $ 29,896,626
Savings and Money Market                          45,711,811         53,690,852
Time:
 IRA accounts                                     28,043,907         29,209,748
   Certificates of Deposit:
     In denominations under $100,000             109,329,237        101,091,982
     In denominations of $100,000 or more         36,155,896         25,179,799
                                                ------------       ------------
       Total time deposits                       173,529,040        155,481,529
                                                ------------       ------------
       Total interest-bearing deposits          $247,733,542       $239,069,007
                                                ============       ============

     Following is a summary of total time deposits by remaining maturities at December 31:

                                                    1996               1995
                                                    ----               ----

Three months or less                            $ 30,241,600       $ 50,377,196
Three months to twelve months                     73,218,780         56,783,205
One year through five years                       66,256,052         44,420,367
Over five years                                    3,812,608          3,900,761
                                                ------------       ------------
     Totals                                     $173,529,040       $155,481,529
                                                ============       ============

NOTE G - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

     Following is a summary of securities sold under agreements to repurchase at December 31:


Balance outstanding at period end               $ 8,713,972        $ 9,504,350
                                                -----------        -----------
Weighted average interest rate at period end          3.50%              2.90%
                                                -----------        -----------
Average amount outstanding during the year      $ 9,813,240        $17,790,524
                                                -----------        -----------
Approximate weighted average interest rate
 during the year                                      3.46%              3.36%
                                                -----------        -----------
Maximum amount outstanding as of any month end  $12,288,122        $21,748,079
                                                -----------        -----------
Securities underlying these agreements at
 year-end were as follows:
  Carrying value of securities                  $21,728,240        $21,338,085
                                                -----------        -----------
  Fair Value                                    $21,804,154        $21,357,877
                                                -----------        -----------


NOTE H - OTHER BORROWED FUNDS

     Other borrowed funds at December 31, 1996 and 1995 are comprised of advances from the Federal Home Loan Bank (FHLB) and promissory notes. Pursuant to collateral agreements with the FHLB, advances are secured by certain qualifying first mortgage loans which total $23,887,000 at December 31, 1996.
     Promissory notes have been issued primarily by Loan Central and are due at various dates through a final maturity date of May 29, 2002.

                             Interest             Balance            Balance
Maturity                       Rate             at 12-31-96        at 12-31-95
--------                       ----             -----------        -----------
1997                           6.91%            $11,675,000
1998                           5.55%                448,616        $   464,674
2000                        6.00%-6.15%           1,500,000          1,500,000
2002                        5.80%-6.10%           2,300,788          2,624,947
                                                -----------        -----------
   Total FHLB borrowings                         15,924,404          4,589,621
Promissory notes            4.50%-7.10%           1,285,713            139,580
                                                -----------        -----------
   Total                                        $17,210,117        $ 4,729,201
                                                ===========        ===========

     The following table is a summary of the scheduled principal payments for these borrowings:

                       1997        1998       1999        2000        2001    Thereafter
                       ----        ----       ----        ----        ----    ----------
FHLB borrowings    $12,067,156   $797,305   $389,718   $1,913,709   $439,178   $317,338

Promissory notes   $ 1,184,531   $ 10,230   $ 15,981   $   16,780   $ 52,650   $  5,541

NOTE I - INCOME TAXES

   The provision for federal income taxes consists of the following components:

                                                             1996           1995          1994
                                                             ----           ----          ----
Current tax expense                                       $1,501,547     $1,142,060    $1,074,450
Deferred tax expense (benefit)                              (195,984)        (7,950)       (9,923)
                                                          ----------     ----------    ----------
   Total federal income taxes                             $1,305,563     $1,134,110    $1,064,527
                                                          ==========     ==========    ==========


     The sources of gross deferred tax assets and gross deferred tax liabilities at December 31:
                                                             1996           1995          1994
                                                             ----           ----          ----
Items giving rise to deferred tax assets:
   Allowance for loan losses in excess of tax reserve     $  847,660     $  637,056    $  570,279
   Other                                                      58,009          6,588         6,588

Items giving rise to deferred tax liabilities:
   Investment accretion                                      (72,365)       (44,346)      (12,976)
   Depreciation                                              (67,552)       (67,137)      (72,048)
   FHLB stock dividends                                     (108,827)       (80,682)      (48,042)
   Unrealized gain on securities available-for-sale         (103,154)      (187,406)
   Other                                                     (31,595)       (22,133)      (22,405)
                                                          ----------     ----------    ----------
Net deferred tax asset                                    $  522,176     $  241,940    $  421,396
                                                          ==========     ==========    ==========

     The  difference  between the financial  statement tax provision and amounts computed  by applying  the  statutory  federal  income tax rate of 34% to income before taxes is as follows:
                                                             1996           1995          1994
                                                             ----           ----          ----
Statutory tax                                             $1,520,528     $1,313,103    $1,186,596

Effect of nontaxable interest
   and dividends                                            (243,036)      (197,610)     (150,238)
Nondeductible interest expense                                34,798         26,256        25,188
Other items                                                   (6,727)        (7,639)        2,981
                                                          ----------     ----------    ----------
   Total federal income taxes                             $1,305,563     $1,134,110    $1,064,527
                                                          ==========     ==========    ==========

NOTE J - COMMITMENTS AND CONTINGENT LIABILITIES

   The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit, and financial guarantees written, is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for instruments recorded on the balance sheet.

   Following is a summary of such commitments at December 31:


   Commitments to extend credit                    1996            1995

        Fixed rate                             $   680,224     $   429,569
        Variable rate                           21,820,546      16,153,655

   Standby letters of credit                     6,285,573       3,536,205

   The interest rate on fixed rate commitments ranged from 7.75% to 17.90% at December 31, 1996.

   Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.
   There are various contingent liabilities that are not reflected in the financial statements, including claims and legal action arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material effect on financial condition or results of operations.
   The bank subsidiary of the Company is required to maintain average reserve balances with the Federal Reserve Bank or as cash in the vault. The amount of those reserve balances for the year ended December 31, 1996, was approximately $2,143,000.

NOTE K - RELATED PARTY TRANSACTIONS

   Certain directors, executive officers and companies in which they are affiliated were loan customers during 1996. A summary of activity on these borrower relationships with aggregate debt greater than $60,000 is as follows:

Total loans at January 1, 1996        $3,824,405
   New loans                           1,336,289
   Repayments                           (645,717)
   Other charges                        (142,392)
                                      ----------
Total loans at December 31, 1996      $4,372,585
                                      ==========

   Other changes include adjustment for loans applicable to one reporting period that are excludable from the other reporting period.


NOTE L - EMPLOYEE BENEFITS

   The Bank has a profit-sharing plan for the benefit of its employees and their beneficiaries. Contributions to the plan are determined by the Board of Directors. Contributions charged to operations were $115,000, $96,000 and $87,000 for 1996, 1995 and 1994, respectively.
   The Company maintains an Employee Stock Ownership Plan (ESOP) covering substantially all of its employees. The Company makes discretionary contributions to the plan which are allocated to plan participants based on relative compensation. The total number of shares held by the Plan, all of which have been allocated to participant accounts, were 67,499 and 50,882 at December 31, 1996 and 1995. In addition, the Bank made contributions to its ESOP Trust as follows:

                                      Years ended December 31
                                  1996         1995         1994
                                  ----         ----         ----

Number of shares issued            5,500        5,000        4,000
                                ========     ========     ========

Value of stock contributed      $194,562     $180,000     $161,500

Cash contributed                  35,438       12,000       12,500
                                --------     --------     --------

Total charged to operations     $230,000     $192,000     $174,000
                                ========     ========     ========

   In December 1996, life insurance contracts with a cash surrender value of $5,210,000 were purchased by the Company, the owner the of policies. The purpose of these contracts was to replace a current group life insurance program for executive officers and implement a deferred compensation plan for directors and executive officers in 1996 and to implement a supplemental retirement program in 1997. The cost of providing the benefits to the participants will be offset by the earnings on the life insurance contracts.

NOTE M - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

   The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

   Cash and Short-term Investments: For short-term instruments, the carrying amount is a reasonable estimate of fair value.

Securities: For securities, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar instruments.

Loans: The fair value of fixed rate loans is estimated by discounting future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The carrying value of variable rate loans is a reasonable estimate of fair value. The fair market value of commitments is not material at December 31, 1996 or 1995.

Deposit Liabilities: The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

Securities Sold Under Agreements to Repurchase and Other Borrowed Funds: For other borrowed funds, rates currently available to the Bank for debt with similar terms and remaining maturities are used to estimate fair value of existing debt. For securities sold under agreements to repurchase, carrying value is a reasonable estimate of fair value.

Accrued Interest Receivable and Payable: For accrued interest receivable and payable, the carrying amount is a reasonable estimate of fair value.

   The estimated fair values of the Company's financial instruments at December 31, are as follows:

                                                     1996                              1995
                                                     ----                              ----
                                           Carrying           Fair           Carrying           Fair
                                             Value            Value            Value            Value
                                             -----            -----            -----            -----
Financial assets:
   Cash and short-term investments      $  8,765,258     $  8,765,258     $ 11,281,628     $ 11,281,628
   Securities                             66,588,823       66,844,764       82,752,631       83,017,831
   Loans                                 250,963,612      250,524,506      214,368,253      212,582,526
   Accrued interest receivable             2,354,809        2,354,809        2,407,319        2,407,319


Financial liabilities:
   Deposits                             (281,825,135)    (283,181,267)    (272,368,600)    (273,648,877)
   Securities sold under agreements
     to repurchase                        (8,713,972)      (8,713,972)      (9,504,350)      (9,504,350)
   Other borrowed funds                  (17,210,117)     (17,210,117)      (4,729,201)      (4,729,201)
   Accrued interest payable               (2,345,130)      (2,345,130)      (2,457,006)      (2,457,006)

   Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgements regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments , and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgement and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

NOTE N - REGULATORY MATTERS

   The Company and Bank are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgements by regulators about components, risk weightings, and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements.

   The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required. The minimum requirements are:

                               Capital to risk-
                               weighted assets            Tier 1 capital
                             Total        Tier 1        to average assets
                             -----        ------        -----------------

Well Capitalized              10%           6%                 5%
Adequately Capitalized         8%           4%                 4%
Undercapitalized               6%           3%                 3%

At year-end, consolidated actual capital levels (in thousands) and minimum required levels were:

                                                                                   Minimum Required
                                                                                      To Be Well
                                                               Minimum Required    Capitalized Under
                                                                  For Capital      Prompt Corrective
                                                Actual         Adequacy Purposes   Action Regulations
                                                ------         -----------------   ------------------
                                            Amount   Ratio       Amount  Ratio       Amount   Ratio
                                            ------   -----       ------  -----       ------   -----
1996
Total capital (to risk weighted assets)
   Consolidated                            $33,090   13.8%      $19,239   8.0%      $24,049   10.0%
   Bank                                    $30,868   12.9%      $19,120   8.0%      $23,900   10.0%
Tier 1 capital (to risk weighted assets)
   Consolidated                            $30,083   12.5%      $ 9,620   4.0%      $14,429    6.0%
   Bank                                    $23,880   10.0%      $ 9,560   4.0%      $14,340    6.0%
Tier 1 capital (to average assets)
   Consolidated                            $30,083    8.9%      $13,517   4.0%      $16,897    5.0%
   Bank                                    $23,880    7.1%      $13,418   4.0%      $16,773    5.0%

1995
Total capital (to risk weighted assets)
   Consolidated                            $29,460    14.5%     $16,315   8.0%      $20,394   10.0%
   Bank                                    $28,964    14.2%     $16,312   8.0%      $20,389   10.0%
Tier 1 capital (to risk weighted assets)
   Consolidated                            $27,071    13.3%     $ 8,157   4.0%      $12,236    6.0%
   Bank                                    $26,575    13.0%     $ 8,156   4.0%      $12,234    6.0%
Tier 1 capital (to average assets)
   Consolidated                            $27,071     8.5%     $12,780   4.0%      $15,976    5.0%
   Bank                                    $26,575     8.3%     $12,780   4.0%      $15,976    5.0%

The Company and Bank at year-end 1996 were categorized as well capitalized.
   Dividends paid by the Bank are the primary source of funds available to the Company for payment of dividends to shareholders and for other working capital needs. The payment of dividends by the subsidiary bank to the Company is subject to restrictions by regulatory authorities. These restrictions generally limit dividends to the current and prior two years retained earnings. At December 31, 1996, approximately $3,188,000 of the Bank's retained earnings were available for dividends under these guidelines. In addition to these restrictions, as a practical matter, dividend payments cannot reduce regulatory capital levels below minimum regulatory guidelines. These restrictions do not presently limit the Company from paying dividends at its historical level.

NOTE O - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

   Below is condensed financial information of Ohio Valley Banc Corp. In this information, the parent's investment in subsidiaries is stated at cost plus equity in undistributed earnings of the subsidiaries since acquisition. This information should be read in conjunction with the consolidated financial statements.

       CONDENSED STATEMENT OF CONDITION                      at December 31:
Assets                                                     1996          1995
                                                           ----          ----
  Cash and cash equivalents                            $    50,000   $   516,556
  Investment in subsidiaries                            24,402,745    27,058,001
  Notes receivable - subsidiaries                        4,310,000
  Other assets                                           1,664,601        23,894
                                                       -----------   -----------
    Total assets                                       $30,427,346   $27,598,451
                                                       ===========   ===========

Liabilities
 Other liabilities                                     $    49,345   $    20,973

Shareholders' Equity
 Common Stock                                          $13,182,620   $10,293,250
 Surplus                                                12,618,641    11,838,736
 Retained Earnings                                       4,376,500     5,081,704
 Net unrealized gain on available-for-sale-securities      200,240       363,788
                                                       -----------   -----------
   Total shareholders' equity                           30,378,001    27,577,478
                                                       -----------   -----------
     Total liabilities and shareholders' equity        $30,427,346   $27,598,451
                                                       ===========   ===========


       CONDENSED STATEMENT OF INCOME

                                                               Years ended December 31:
                                                           1996          1995          1994
                                                           ----          ----          ----
Income:
  Interest on deposits                                 $    11,928
  Interest on loans                                         11,458
  Dividends from bank subsidiary                         6,000,000                 $   325,000

Expenses:
  Operating expenses                                        86,590   $    66,853        62,456
                                                       -----------   -----------   -----------
  Income before federal income taxes and equity
    in undistributed earnings of subsidiaries            5,936,796       (66,853)      262,544
  Federal income tax benefit                                21,489        23,215        21,235
  Equity in undistributed earnings of subsidiaries      (2,791,707)    2,771,595     2,141,682
                                                       -----------   -----------   -----------
    Net Income                                         $ 3,166,578   $ 2,727,957   $ 2,425,461
                                                       ===========   ===========   ===========

       CONDENSED STATEMENT OF CASH FLOWS

            Years ended December 31:                       1996          1995          1994
                                                           ----          ----          ----
Cash flows from operating activities:
  Net income                                           $ 3,166,578   $ 2,727,957   $ 2,425,461
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Equity in undistributed earnings of subsidiaries   2,791,707    (2,771,595)   (2,141,682)
      Amortization                                          11,947        11,947        11,947
      Change in other assets                                20,366                     152,285
      Change in other liabilities                              458         7,390        (5,380)
                                                       -----------   -----------   -----------
      Net cash provided by operating activities          5,991,056       (24,301)      442,631
                                                       -----------   -----------   -----------

Cash flows from investing activities:
  Purchase of long-term note from subsidiary            (4,000,000)
  Investments in subsidiaries                             (300,000)
  Change in subsidiary line of credit                     (310,000)
  Change in interest-bearing deposits                   (1,645,105)
                                                       -----------
    Net cash used in investing activities               (6,255,105)
                                                       -----------

Cash flows from financing activities:
  Cash dividends paid                                   (1,282,778)   (1,193,911)   (1,095,656)
  Cash paid in lieu of fractional shares in stock split     (9,214)      (11,216)      (13,376)
  Proceeds from issuance of common stock                 1,089,485     1,132,499       976,889
                                                       -----------   -----------   -----------
    Net cash used in financing activities                 (202,507)      (72,628)     (132,143)
                                                       -----------   -----------   -----------

Cash and cash equivalents:
  Change in cash and cash equivalents                     (466,556)      (96,929)      310,488
  Cash and cash equivalents at beginning of year           516,556       613,485       302,997
                                                       -----------   -----------   -----------
    Cash and cash equivalents at end of year           $    50,000   $   516,556   $   613,485
                                                       ===========   ===========   ===========

REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
Ohio Valley Banc Corp.
Gallipolis, Ohio

   We have audited the accompanying consolidated statements of condition of Ohio Valley Banc Corp., as of December 31, 1996 and 1995 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ohio Valley Banc Corp. as of December 31, 1996 and 1995 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.






                                                  Crowe, Chizek and Company LLP

Columbus, Ohio
February 6, 1997

CONSOLIDATED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                              Quarters Ended

       1996                   Mar. 31      Jun. 30     Sept. 30      Dec. 31

Total interest income       $6,373,113   $6,615,830   $6,893,337   $7,208,709
Total interest expense       3,004,901    2,952,666    3,075,030    3,218,298
Net interest income          3,368,212    3,663,164    3,818,307    3,990,411
Provision for loan losses      237,802      281,274      238,516      560,892
    Net Income                 726,566      800,325      839,988      799,699

Net income per share              $.56         $.62         $.65         $.61


       1995

Total interest income       $5,904,879   $6,253,254   $6,432,127   $6,406,239
Total interest expense       3,001,894    3,236,325    3,255,826    3,169,053
Net interest income          2,902,985    3,016,929    3,176,301    3,237,186
Provision for loan losses       75,000      134,000      210,000      195,500
    Net Income                 591,197      636,721      742,335      757,704

Net income per share              $.47         $.51         $.59         $.59


       1994

Total interest income       $5,012,515   $5,213,740   $5,462,655   $5,764,177
Total interest expense       2,274,025    2,401,666    2,636,796    2,862,448
Net interest income          2,738,490    2,812,074    2,825,859    2,901,729
Provision for loan losses       75,000       75,000      100,000      163,000
    Net Income                 576,011      601,544      589,100      658,806

Net income per share              $.48         $.49         $.48         $.53

                             OHIO VALLEY BANC CORP.
                     Years ended December 31, 1996 and 1995

INFORMATION AS TO STOCK PRICES AND DIVIDENDS: The market for the common stock of the Company is not highly active and trading has historically been limited. On February 9, 1996, the Company's common stock was established on NASDAQ securities market. Prior to this date a limited market was created in the first quarter of 1992 through the Ohio Company.

     The following table shows bid and ask quotations for the Company's common stock during 1996 and 1995. The range of market price is compiled from data provided by the broker based on limited trading and have been restated for the 25% stock split in 1996 and the 33-1/3% stock split in 1995. The quotations are inter-dealer prices, without retail markup, markdown, or commission, and may not represent actual transactions.

1996              Low Bid      High Bid      Low Ask       High Ask
----              -------      --------      -------       --------

First Quarter     $28.40        $32.00        $29.20        $36.00
Second Quarter     31.00         33.50         36.00         36.00
Third Quarter      33.50         34.00         36.00         36.00
Fourth Quarter     33.75         34.75         36.00         36.00

1995              Low Bid      High Bid      Low Ask       High Ask
----              -------      --------      -------       --------

First Quarter     $24.00        $26.40        $24.45        $27.00
Second Quarter     26.40         27.20         27.00         28.00
Third Quarter      27.20         28.00         28.00         28.80
Fourth Quarter     27.60         28.40         28.40         29.20

Dividends per share      1996        1995
-------------------      ----        ----

First Quarter            $.24        $.23
Second Quarter            .25         .24
Third Quarter             .25         .24
Fourth Quarter            .25         .24

     Shown above is a table which reflects the dividends paid per share as restated for the 25% stock split in 1996 and the 33-1/3% stock split in 1995 on the Company's common stock. This disclosure is based on the weighted average number of shares for each year and does not indicate the amount paid on the actual shares outstanding at the end of each quarter. As of December 31, 1996 the number of holders of common stock was 1,144, an increase from 1,042 shareholders at December 31, 1995.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

         The purpose of this discussion is to provide an analysis of the Company's financial condition and results of operations which is not otherwise apparent from the audited consolidated financial statements included in this report. The accompanying consolidated financial information has been prepared by management in conformity with generally accepted accounting principles and is consistent with that reported in the consolidated statements. Reference should be made to those statements and the selected financial data presented elsewhere in this report for an understanding of the following tables and related discussion.

INTRODUCTION
         Ohio Valley Banc Corp. (the Company), an Ohio corporation with headquarters in Gallipolis, commenced operations on October 23, 1992, and has as its wholly owned subsidiaries, The Ohio Valley Bank Company (the Bank) and Loan Central, Inc., a consumer finance company. The Bank's management initiated the formation of the bank holding company to further strengthen the Bank's independence, as well as enhance management's flexibility in such areas as raising capital, acquiring other banks or related businesses and moving into other states. The Bank expanded its operations in December 1996 by introducing a supermarket branch in our existing market area to further enhance our customer service through extended hours and convenience. In early 1997, a second branch will open in Columbus, Ohio which represents a new market for the Bank. Loan
Central, which began operations in April 1996 for the purpose of providing smaller balance consumer loans to individuals with nontraditional or nonconforming credit history, has exceeded management's expectations in terms of loan growth and earnings.
         Chartered under the banking laws of the state of Ohio, the Bank conducts primarily the same business operations as those often identified with a typical community bank. The Bank's market area is concentrated primarily in Gallia, Jackson and Pike counties in Ohio. Some additional business originates from the surrounding Ohio counties of Meigs, Vinton, Scioto, Ross and in 1997 Franklin, as well as from Mason county, West Virginia. Competition for deposits and loans comes primarily from local banks and savings and loan associations, although some competition is also experienced from local credit unions, insurance companies and mutual funds.

                             RESULTS OF OPERATIONS:


SUMMARY
         Ohio Valley Banc Corp's financial results for 1996 represent continued success for shareholders, management and employees. Net income increased 16.1% or $439,000 from 1995's performance of $2,728,000 which was up 12.5% from 1994. Due to the enhanced earnings, the Company's earnings per share increased $.28 a share to $2.44 per share, a 13.0% gain. To accompany the growth in earnings, the Company grew to $340,923,000 in assets. Total assets are up $23,878,000 or 7.5% from 1995.
         Return on average assets (ROA) and return on average equity (ROE) are industry measures of how effectively management utilized the Company's assets and shareholders' investment to produce net income. Management has consistently been able to improve upon these measures through proper balance sheet management. ROA for 1996 increased to .97% from .85% in 1995 and .80% in 1994. Similarly, ROE has increased to 11.08% for 1996 compared to 10.64% for 1995 and 10.51% for 1994. Associated with the enhanced performance of Ohio Valley Banc Corp was the gain in market value in your stock. At December 31, 1996, the market value was $35.375, up 22.8% from $28.80 at December 31, 1995, adjusted for the stock split in April 1996. These financial results represent improved efficiency and your Company's commitment to higher performance.

NET INTEREST INCOME
         The most significant portion of the Company's revenue, net interest income, results from properly managing the spread between interest income on earning assets and interest expense on the liabilities used to fund those assets. Net interest income is affected by changes in both the average volume and mix of the balance sheet and the level of interest rates for financial instruments. Following is a discussion of changes in interest-earning assets, interest-bearing liabilities and the associated impact on interest income and interest expense for the three years ending December 31, 1996. Tables I and II have been prepared to summarize the significant changes outlined in this analysis.
         Net interest income on a fully tax equivalent basis (FTE) grew $2,582,000 in 1996, an increase of 20.6% over the $12,562,000 earned in 1995.
Net interest income increased 9.7% in 1995 over 1994. For 1996, the gain in net interest income was attributable to an increase in total interest income of $2,170,000 and a decrease in total interest expense of $412,000. Interest income increased due to the growth in volume of interest-earning assets by contributing an additional $1,638,000. Accompanying the growth in earning assets was an enhanced yield on earning assets. The increase in yield contributed $533,000 in interest income. The decline in total interest expense for 1996 was primarily related to a decrease in rate on interest-bearing liabilities, which provided a savings of $707,000. This was partially offset by an increase of $295,000 in interest expense due to volume. For 1995, net interest income increased $1,110,000 as a result of total interest income increasing $3,598,000 compared to interest expense increasing only $2,488,000. The increased yield on earning assets provided an additional $2,196,000; the growth in earning assets provided an additional $1,402,000 in interest income. Total interest expense increased as a result of both an increase in rate on interest-bearing liabilities and increased volume. The change in rate contributed $1,662,000 in interest expense. The remaining increase in interest expense of $826,000 was due to growth in volume of interest-bearing liabilities. The following discussion will further explain the changes in interest income and interest expense.
         During 1996, average interest-earning assets grew by $6,945,000, an increase of 2.3% over 1995. In 1995, average interest-earning assets grew 5.8%. Average loans increased $30,919,000 or 14.9% in 1996 and $12,424,000 or 6.4% in
1995. Average loans comprised 76.0% of average interest-earning assets in 1996 compared to 67.7% for 1995 and 67.3% for 1994. The shift in earning asset mix to loans from securities was the result of a strategy employed by management to enhance the Company's net interest margin. By reinvesting lower yielding securities into higher yielding loans, management has increased the earning capacity of interest-earning assets. With a loan to deposit ratio of approximately 90% at year-end 1996, management does not expect this trend to continue in 1997. Securities represented 23.0% of average earning assets for 1996 compared to 29.2% and 30.2% for 1995 and 1994.

         Average  interest-bearing   liabilities  decreased  $1,397,000  or  .5%
between 1995 and 1996 and increased $11,646,000 or 4.6% between 1994 and 1995. The composition of interest-bearing liabilities has continued to shift to time deposits. Average time deposits represented 62.1% of interest-bearing liabilities for 1996, up from 58.1% and 53.7% for 1995 and 1994. Average time deposits grew $9,576,000 or 6.2% from 1995 to 1996 and grew $17,977,000 or 13.3%
from 1994 to 1995. The total average balance of NOW accounts, money markets and savings deposits decreased $5,381,000 or 6.1% from 1995 to 1996 and decreased $9,945,000 or 10.2% from 1994 to 1995. These average balance changes demonstrate the impact interest rate has on maintaining or generating savings type deposits.
         Net interest margin provides a measure of net yield on the portfolio of earning assets and is expressed as the ratio of net interest income to average earning assets. FTE net interest margin increased significantly to 4.83% in 1996 compared to 4.10% in 1995 and 3.95% in 1994. Contributing to the improved net interest margin in 1996 was a gain in the net interest spread of 64 basis points
(bps) (a basis point is equivalent to .01%). Earning asset yield rose 51 bps in 1996 from 8.23% to 8.74% due primarily to higher relative balances in loans. In addition, the yield on loans increased 12 bps. Total funding cost decreased by 13 bps from 4.79% in 1995 to 4.66% in 1996. The decline in the cost of funds was due to the rate on time deposits and NOW accounts decreasing 32 bps and 44 bps. The decrease was partially offset by time deposits comprising a larger percentage of interest-bearing liabilities. Noninterest-bearing funding sources had a positive impact on the net interest margin of 75 bps in 1996 compared to 66 bps in 1995. The 9 bp increase in the contribution of free funding sources combined with the 64 bp increase in the net interest spread yielded the 73 bp increase in the net interest margin. The net interest margin improved from 3.95% in 1994 to 4.10% in 1995 as a result of noninterest-bearing funding sources providing an additional 14 bps. Management expects the net interest margin to stabilize in 1997. The Company's 12 month cumulative adjusted gap of .67% at December 31, 1996 reflects a neutral position in the time frame of less than one year. Management does not anticipate a significant change in the net interest margin due to changes in interest rates during 1997.

OTHER INCOME AND EXPENSE
         Other income increased $125,000 or 9.7% from the $1,294,000 recorded in 1995. Other income increased 14.0% from 1994 to 1995. Service charges on deposit accounts was the primary contributor to the change in total other income. Contributing to the increases were the growth in the number of accounts and an increase in the overdraft fee schedule in 1995. Service charges on deposit accounts totaled $898,000 in 1996 and $769,000 in 1995, up 16.8% and 18.2% over
1995 and 1994. Trust Division income was down $55,000 with the loss of the trust department's largest customer in the first quarter of 1996.
         Total other expense increased $1,318,000 or 14.4% in 1996 and $641,000 or 7.5% in 1995. The most significant expense in this category is salary and employee benefits. The increase in salary and employee benefits was attributable to an increase in the number of full-time equivalent employees from 169 at year-end 1994 to 202 at year-end 1996 and annual merit increases. The increase in full-time equivalent employees was due to the growth in assets, which require more people to service and to the growth in operations. From 1994 to 1996, management staffed a new loan production office, two offices for Loan Central and two new branches for the Bank. Salaries and employee benefits increased $833,000 or 15.5% from 1995 to 1996 and increased $488,000 or 10.0% from 1994 and 1995. Associated with the new offices was a general increase in occupancy expense and furniture and equipment expense. The $127,000 increase in data processing expense from 1995 was related to the start up and monthly expenses related to the Company's new credit card program. The Bank's FDIC insurance rate per $100 of deposits for 1996 was $0 compared to $.23 for the first half of 1995 and $.04 for the second half of 1995. As a result, FDIC premiums are down significantly.
         The provision for loan losses increased to $1,318,000 in 1996 from $615,000 in 1995 and $413,000 in 1994. The principal reason for this increase was the continued growth of the loan portfolio and to a lesser extent an increase in net charge-offs in 1996. Refer to the discussion of the loan portfolio beginning on page 33 for additional information.
         In December 1996, life insurance contracts with a cash surrender value of $5,210,000 were purchased by the Company, the owner of the policies. The purpose of these contracts was to replace a current group life insurance program for executive officers and implement a deferred compensation plan for directors and executive officers in 1996 and to implement a supplemental retirement program in 1997. The cost of providing the benefits to the participants will be offset by the earnings on the life insurance contracts. Management does not expect an increase in net noninterest expense with the addition of these plans.

                              FINANCIAL CONDITION:

SECURITIES
         The second largest component of earning assets is securities. Management's goal in structuring the portfolio is to maintain a prudent level of liquidity while providing an acceptable rate of return without sacrificing asset quality.
         During 1996, the security portfolio declined by $16,164,000 or 19.5% from December 1995. The maturing securities were utilized as a funding source for loan growth. Even though securities represent a smaller percentage of total assets, management determined that the current level will provide adequate liquidity and does not expect the portfolio to decline to same degree as in 1996. The decrease in the portfolio occurred primarily in U.S. Government agency securities, which declined $12,494,000 followed by a decline in U.S. Treasury notes of $2,704,000. The Company continues to maintain its holdings in municipal securities to lower its effective tax rate. With these changes in balances, total Treasury and agency securities comprise 76.5% of the portfolio. As a result, the credit risk taken in the securities portfolio is minimal. The weighted average FTE yield on total debt securities at year-end 1996 was 6.47% as compared to 5.91% at year-end 1995. The yield increased due to the maturity of lower yielding securities that occurred throughout 1996. Table III provides a summary of the portfolio by category and remaining contractual maturity. Issues classified as equity securities have no stated maturity date and are not included in Table III. The portfolio was comprised largely of fixed rate issues.
         The Company classifies a portion of its securities as available for sale to provide the flexibility to meet future liquidity needs. At December 31, 1996, all U.S. Treasury notes were classified as available-for-sale with a market value of $28,467,000. Management classifies acquired Treasury notes and Collateralized Mortgage Obligations (CMO's) as "Available-for-Sale." Maturing securities, have historically provided sufficient liquidity such that management has not sold a debt security in several years.
         The variance between the carrying value of securities and the estimated fair value is expressed as gross unrealized gains and losses. Unrealized gains and losses are indicative of the potential benefits or risks to the return that is earned on the portfolio should those variances become recognized. The net unrealized gain at December 31, 1996, totaled $559,000 which compares to a net unrealized gain of $816,000 at year-end 1995. The Company does not anticipate any significant sales in the near future. The portfolio does not contain any issues which would be classified as high risk mortgage-backed securities.
         Within the Company's portfolio are securities which are considered to be structured notes. Structured notes are debt securities other than mortgage-backed securities whose cash flow characteristics depend on one or more indices and/or that have embedded forward, put or call options. The portfolio contains $12,500,000 of structured notes which represents 18.8% of total securities. The structured notes consisted of $8 million of floating index bonds, $2.5 million of step-up bonds and $2 million of dual index or deleveraged bonds. During 1996, $5,500,000 of the structured notes either matured or were called. The remaining structured notes will mature no later than April 1998 with a majority maturing in 1997. The fair market value of these securities was less than the carrying value by $80,000 or .64%. These debt securities are issued by U.S. government agencies and management has the ability and presently intends to hold these securities to maturity. The Company's investment policy does not allow any future purchases of structured notes due to the thin trading market for these securities and their greater susceptibility to changes in market value.

LOANS
         The highest yielding and largest component of earning assets is loans. During 1996, the Company experienced strong loan growth represented by a $37,287,000 or 17.2% increase over total loans at year-end 1995. The most significant change in the loan portfolio was in commercial lending with growth in total outstanding balances from December 31, 1995 of $18,800,000 or 42.4%. Real estate mortgage lending increased $9,250,000 or 8.9% for 1996 which compares to growth of 9.5% for 1995. The balance of consumer loans increased $8,125,000 or 12.2% over 1995. The majority of the consumer loan growth originated through indirect lending. Indirect loans originate primarily from automobile dealers in our market area and are subject to the same underwriting as our regular loans. $2,201,000 of the growth in consumer loans was attributable to Loan Central and $2,109,000 was related to the Company's new credit card program, both of which have exceeded management's expectations. The ratio of average total loans to average earning assets for 1996 was 76.0% compared to 67.7% and 67.3% at 1995 and 1994. The increase in this ratio was attributable to the reallocation of securities to loans. Although loans are generally more risky than other investments, management is comfortable with the current level of loans based on the increase in the allowance for loan losses and the Company's well-capitalized status. The period end composition of the loan portfolio for 1996 vs. 1995 is summarized as follows: Real estate loans, 44.7% vs. 48.2%; commercial loans, 24.9% vs. 20.5%; consumer loans, 29.5% vs. 30.8%; and all other loans, .9% vs. .5%.
         Tables V, VI, and VII have been provided to enhance the understanding of the loan portfolio and the allowance for potential loan losses. The allowance for loan losses is maintained by management at a level considered adequate to cover possible losses. Management evaluates the adequacy of the allowance for loan losses based on several factors including, but not limited to, general economic conditions, loan portfolio composition, prior loan loss experience, and management's estimate of future potential losses. Actual losses on loans are reflected as reductions in the reserve and are referred to as charge-offs. The amount of the provision for loan losses charged to operating expenses is the amount necessary, in management's opinion, to maintain the allowance for loan losses at an adequate level. The allowance required is primarily a function of the relative quality of the loans in the loan portfolio, the mix of loans in the portfolio and the rate of growth of outstanding loans.
         The ratio of net charge-offs to average total loans at December 31, 1996 was .26% up from .20% at December 31, 1995. The increase in this ratio was associated with charge-offs in the consumer loan area, which is evident throughout the banking industry. Net charge-offs in both the real estate and commercial loan areas were low, which represents the overall quality of these segments of the loan portfolio. Nonperforming loans, which include impaired loans, nonaccrual loans, and accruing loans past due 90 days or more, are returned to performing status when the loan is brought current and has performed in accordance with contractual terms. Loans past due more than 90 days plus loans placed on nonaccrual status were approximately $2,944,000 or 1.16% of outstanding balances at December 31, 1996 compared to $3,358,000 or 1.55% of outstanding balances at the end of 1995.
         For 1996, management provided an additional $704,000 to the allowance for loan losses compared to the provision expense for 1995. The increase in provision expense was associated with the Company's continued loan growth and increase in net charge-offs. In addition, commercial loans represent a larger percentage of the loan portfolio. As a percentage of total loans, the allowance for loan losses at December 31, 1996 was 1.21% versus 1.10% at December 31, 1995. With the decline in nonperforming loans and the increase in the allowance to total loans, management believes the allowance is adequate to absorb inherent losses in the portfolio. Management anticipates that it will continue its provision to the allowance for loan losses at its current level for the foreseeable future.
         In 1995, the Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," which requires the carrying value of an impaired loan be determined by calculating the present value of the expected future cash flows discounted at the loan's effective interest rate, except those loans that are accounted for at fair value or at the lower of cost or fair value. The adoption of this pronouncement did not have a significant impact on the Company's financial statements.

DEPOSITS
         Interest-earning assets are funded primarily by core deposits. The accompanying table IV shows the composition of total deposits as of December 31, 1996. Total deposits reached $281,825,000 at year-end 1996 an increase of 3.5% since year-end 1995. The overall mix of deposits has shifted more to time deposits from Money Market and savings accounts due to the higher interest rate paid. Time deposits increased $18,048,000 or 11.6% and the combination of NOW, money market and savings deposits decreased $9,383,000 or 11.2% from December 31, 1995. By partially funding loans with securities, management did not have to be as aggressive in growing deposits during 1996. With the addition of new branches, management expects continued growth in deposits in 1997.

FUNDS BORROWED
         In addition to traditional deposits, the Company considers borrowed funds when evaluating funding sources. Other funds borrowed consist of Federal Home Loan Bank (FHLB) advances, securities sold under agreements to repurchase, and promissory notes. FHLB advances are subject to collateral agreements and are secured by qualifying first mortgage loans. Management has utilized FHLB advances to fund long-term assets and to fund short-term liquidity needs. At December 31, 1996, the balance of FHLB advances totaled $15,924,000 compared to $4,590,000 at December 31, 1995. Management has determined that the use of FHLB advances is a cost-effective way of generating new money as compared to raising rates on existing deposit accounts to attract new money. The weighted average rate on FHLB advances during 1996 equaled 5.84%. Management will continue to evaluate borrowings from the FHLB as an alternative funding source. Securities sold under agreements to repurchase declined $790,000 from 1995's level of $9,504,000. The approximate weighted average interest rate for repurchase agreements during 1996 was 3.46% which represents a relatively low cost of funds for the Company. The growth in promissory notes was associated with funding loans at Loan Central and were issued with terms of one year of less. Promissory notes are up $1,146,000 from December 31, 1995.

CAPITAL RESOURCES
         The Company maintains a capital level that exceeds regulatory requirements as a margin of safety for its depositors and shareholders.
Shareholders' equity totaled $30,378,000 at December 31, 1996, compared to $27,577,000 at December 31, 1995, which represents growth of 10.2%. All of the capital ratios exceeded the regulatory minimum guidelines as identified in Note N "Regulatory Matters".
         Cash dividends paid of $1,283,000 ($.99 per share) for 1996 represents a 7.4% increase over the cash dividends paid during 1995. The increase in cash dividends paid is due to the additional shares outstanding during 1996 which were not outstanding during 1995 and an increase in dividends paid per share.
         The Company maintains a dividend reinvestment and stock purchase plan. The plan allows shareholders to purchase additional shares of company stock. A benefit of the plan is to permit the shareholders to reinvest cash dividends as well as make supplemental purchases without the usual payment of brokerage commissions. During 1996, the Company issued 25,458 shares under the dividend reinvestment and stock purchase plan. At December 31, 1996, approximately 56% of the shareholders were enrolled in the dividend reinvestment plan.

LIQUIDITY AND INTEREST RATE SENSITIVITY
         The Company's goal for interest rate sensitivity management is to maintain a balance between steady net interest income growth and the risks associated with interest rate fluctuations. This objective is accomplished through flexible management of the Company's liquidity and interest rate exposures that result from changes in economic conditions, interest rate levels, and customer preferences. Table VIII has been prepared to summarize the Company's exposure to interest rate fluctuations.
         The primary function of asset and liability management is to assure adequate liquidity and to maintain an appropriate balance between interest sensitive assets and liabilities in order to minimize fluctuations in net interest income. The Bank's adjusted cumulative gap reflects a balanced position in the time frame of less than one year. It is management's policy not to position the balance sheet so as to expose the Company to levels of interest rate risk which could significantly impair earnings performance or endanger capital. The .67% cumulative one year gap is well within the Bank's Asset and Liability Policy of plus or minus 15%. Management has included regular savings accounts in the one to five year time period to better reflect their interest sensitivity.
         Liquidity management should focus on matching the cash inflows and outflows within the Company's natural market for loans and deposits. This goal is accomplished by maintaining sufficient asset liquidity along with stable core deposits. The primary sources of liquidity are interest-bearing balances with banks, federal funds sold and the maturity and repayment of investments and loans as well as cash flows provided from operations. The Company has classified $30,592,000 in securities as available for sale at December 31, 1996. In addition, the Bank has established a $16,226,000 line of credit with the Federal Home Loan Bank in Cincinnati to further enhance the bank's ability to meet liquidity demands. At December 31, 1996, the outstanding balance on the line of credit was $9,675,000. The Bank also has the ability to purchase federal funds from several of its correspondent banks. Management does not rely on any single source of liquidity and monitors the level of liquidity based on many factors affecting the Company's financial condition. See statement of cash flows.

INFLATION
         Consolidated financial data included herein has been prepared in accordance with generally accepted accounting principles (GAAP). Presently, GAAP requires the Company to measure financial position and operating results in terms of historical dollars with the exception of securities available for sale, which are carried at fair value. Changes in the relative value of money due to inflation or recession are generally not considered.
         In management's opinion, changes in interest rates affect the financial institution to a far greater degree than changes in the inflation rate. While interest rates are greatly influenced by changes in the inflation rate, they do not change at the same rate or in the same magnitude as the inflation rate. Rather, interest rate volatility is based on changes in the expected rate of inflation, as well as monetary and fiscal policies. A financial institution's ability to be relatively unaffected by changes in interest rates is a good indicator of its capability to perform in today's volatile economic environment. The Company seeks to insulate itself from interest rate volatility by ensuring that rate sensitive assets and rate sensitive liabilities respond to changes in interest rates in a similar time frame and to a similar degree.

CONSOLIDATED AVERAGE BALANCE SHEET & ANALYSIS OF NET INTEREST INCOME

Table I
                                                                        December 31
                                   ------------------------------------------------------------------------------------
                                              1996                         1995                         1994
(dollars in thousands)             --------------------------   --------------------------   --------------------------
                                   Average    Income/  Yield/   Average    Income/  Yield/   Average    Income/  Yield/
                                   Balance    Expense   Rate    Balance    Expense   Rate    Balance    Expense   Rate
                                   -------    -------   ----    -------    -------   ----    -------    -------   ----
ASSETS
------
Interest-earning assets:
  Interest-bearing balances        $     60   $     3   4.67%   $  3,003   $   183   6.09%   $  2,743   $   128   4.67%
    with banks
  Federal funds sold                  2,999       158   5.27       6,575       382   5.81       4,749       207   4.36
  Securities:
    Taxable                          59,883     3,557   5.94      79,696     4,331   5.43      79,727     3,624   4.55
    Tax exempt                       12,301       889   7.23       9,943       742   7.46       7,669       581   7.58
  Loans                             238,366    22,788   9.56     207,447    19,587   9.44     195,023    17,087   8.76
                                   --------   -------  -----    --------   -------  -----    --------   -------  -----
    Total interest-
      earning assets                313,609    27,395   8.74%    306,664    25,225   8.23%    289,911    21,627   7.46%

Noninterest-earning assets:
  Cash and due from banks             7,355                        6,839                        6,642
  Other nonearning assets             9,168                        8,786                        8,249
  Allowance for loan losses          (2,649)                      (2,147)                      (2,082)
                                   --------                     --------                     --------
    Total noninterest-
      earning assets                 13,874                       13,478                       12,809

        Total assets               $327,483                     $320,142                     $302,720
                                   ========                     ========                     ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
  NOW accounts                     $ 32,238     1,091   3.38%   $ 31,695     1,211   3.82%   $ 30,799       872   2.83%
  Savings and Money Market           50,394     1,202   2.38      56,318     1,412   2.51      67,159     1,613   2.40
  Time deposits                     163,093     9,194   5.64     153,517     9,149   5.96     135,540     7,066   5.21
  Repurchase agreements               9,813       339   3.46      17,790       597   3.36      13,410       288   2.15
  Other borrowed money                7,281       425   5.84       4,896       294   6.00       5,662       336   5.93
                                   --------   -------  -----    --------   -------  -----    --------   -------  -----
    Total interest-
      bearing liabilities           262,819    12,251   4.66%    264,216    12,663   4.79%    252,570    10,175   4.03%

Noninterest-bearing liabilities:
  Demand deposit accounts            32,350                       27,212                       24,616
  Other liabilities                   3,746                        3,069                        2,456
  Shareholders' equity               28,568                       25,645                       23,078
                                   --------                     --------                       ------
    Total noninterest-
      bearing liabilities            64,664                       55,926                       50,150

      Total liabilities and
      shareholders' equity         $327,483                     $320,142                     $302,720
                                   ========                     ========                     ========

Net interest earnings                         $15,144                      $12,562                      $11,452
                                              =======                      =======                      =======
Net interest earnings as a percent
  of interest-earning assets                            4.83%                        4.10%                        3.95%
                                                       -----                        -----                        -----
Net interest rate spread                                4.08%                        3.44%                        3.43%
                                                       -----                        -----                        -----
Average interest-bearing liabilities
  to average earning assets                            83.80%                       86.16%                       87.12%
                                                       =====                        =====                        =====

Fully taxable equivalent yields are calculated assuming a 34% tax rate, net of nondeductible interest expense. Average balances are computed on an average daily basis. The average balance for available-for-sale securities includes the market value adjustment. However, the calculated yield is based on the securities' amortized cost. Average loan balances include nonaccruing loans. Loan income includes cash received on nonaccruing loans.

RATE VOLUME ANALYSIS OF CHANGES IN INTEREST INCOME & EXPENSE

Table II
                                                 1996                                   1995
                                      -----------------------------          ----------------------------
(dollars in thousands)                     Increase (Decrease)                    Increase (Decrease)
                                        From Previous Year Due to              From Previous Year Due to
                                      -----------------------------          ----------------------------
                                      Volume    Yield/Rate    Total          Volume   Yield/Rate    Total
                                      ------    ----------    -----          ------   ----------    -----
INTEREST INCOME
---------------
Interest-bearing balances
  with banks                        $  (145.4)  $  (34.3)   $ (179.7)       $   13.0   $   41.9   $   54.9
Federal funds sold                     (191.2)     (33.5)     (224.7)           93.9       81.4      175.3
Securities:
  Taxable                            (1,149.6)     375.8      (773.8)           (1.4)     708.3      706.9
  Tax exempt                            171.1      (23.9)      147.2           169.8       (8.8)     161.0
Loans                                 2,953.0      248.5     3,201.5         1,126.7    1,373.3    2,500.0
                                    ---------   --------    --------        --------   --------   --------
    Total interest income             1,637.9      532.6     2,170.5         1,402.0    2,196.1    3,598.1

INTEREST EXPENSE
----------------
NOW accounts                             20.4     (141.1)     (120.7)           26.1      313.5      339.6
Savings and Money Market               (143.6)     (67.1)     (210.7)         (269.4)      68.7     (200.7)
Time deposits                           554.2     (508.5)       45.7         1,001.7    1,080.7    2,082.4
Repurchase agreements                  (275.2)      17.5      (257.7)          113.5      195.3      308.8
Other borrowed money                    139.4       (8.2)      131.2           (45.9)       3.9      (42.0)
                                    ---------   --------    --------        --------   --------   --------
    Total interest expense              295.2     (707.4)     (412.2)          826.0    1,662.1    2,488.1

Net interest earnings               $ 1,342.7   $1,240.0    $2,582.7        $  576.0   $  534.0   $1,110.0
                                    =========   ========    ========        ========   ========   ========

The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each. Fully taxable equivalent assuming 34% tax rate, net of related nondeductible interest expense.

SECURITIES

Table III
                                                          MATURING
                                   --------------------------------------------------------
As of December 31, 1996                Within           After One but       After Five but
(dollars in thousands)                One Year        Within Five Years    Within Ten Years
                                      --------        -----------------    ----------------
                                   Amount    Yield     Amount    Yield      Amount   Yield
                                   ------    -----     ------    -----      ------   -----
U.S. Treasury securities          $ 4,516    6.27%    $23,951    6.74%
Obligations of U.S. Government
  agency securities                12,949    5.31       9,492    6.00
Obligations of states and
  political subdivisions            1,122    7.97       5,698    7.01       $5,433    8.11%
Corporate Obligations                 250    6.62         508    6.95
Mortgage-backed securities                                 49    6.70          496    6.08
                                  -------    ----     -------    ----       ------    ----
    Total debt securiities        $18,837    5.72%    $39,698    6.61%      $5,929    7.94%
                                  =======    ====     =======    ====       ======    ====

Tax equivalent adjustments have been made in calculating yields on obligations of states and political subdivisions using a 34% rate. Weighted average yields are calculated on the basis of the cost and effective yields weighted for the scheduled maturity of each security. Mortgage-backed securities, which have prepayment provisions, are assigned to a maturity based on estimated average lives. Securities are shown at their carrying values which include the market value adustments for available-for-sale securities.

DEPOSITS

Table IV                                     as of December 31

(dollars in thousands)
                                     1996           1995           1994
                                     ----           ----           ----
Interest-bearing deposits:
  NOW accounts                     $ 28,493       $ 29,896       $ 28,979
  Money Market                       13,470         18,524         21,131
  Savings accounts                   32,242         35,167         40,656
  IRA accounts                       28,044         29,210         28,352
  Certificates of Deposit           145,485        126,272        117,462
                                   --------       --------       --------
                                    247,734        239,069        236,580
Noninterest-bearing deposits:
  Demand deposits                    34,091         33,300         27,408
                                   --------       --------       --------
    Total deposits                 $281,825       $272,369       $263,988
                                   ========       ========       ========

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

Table V                                        Years Ended December 31
(dollars in thousands)                 1996     1995     1994     1993     1992
----------------------                 ----     ----     ----     ----     ----

Commercial loans                      $  887   $  328   $  628   $  475   $  925
 Percentage of loans to total loans   25.78%   21.03%   24.63%   25.61%   27.92%

Real estate loans                        238      236      136      257       20
 Percentage of loans to total loans   44.73%   48.16%   47.58%   44.91%   41.12%

Consumer loans                           799      597      544      579       75
 Percentage of loans to total loans   29.49%   30.81%   27.79%   29.48%   30.96%

Unallocated                            1,156    1,228      876      702      681
                                     -------  -------  -------  -------  -------
Allowance for Loan Losses             $3,080   $2,389   $2,184   $2,013   $1,701
                                     =======  =======  =======  =======  =======
                                     100.00%  100.00%  100.00%  100.00%  100.00%
                                     =======  =======  =======  =======  =======
Ratio of net charge-offs
 to average loans                       .26%     .20%     .12%     .37%     .33%
                                     =======  =======  =======  =======  =======

The above allocation is based on estimates and subjective judgements and is not necessarily indicative of the specific amounts or loan categories in which losses may ultimately occur.

SUMMARY OF NONPERFORMING AND PAST DUE LOANS

Table VI
(dollars in thousands)                 1996     1995     1994     1993     1992
----------------------                 ----     ----     ----     ----     ----
Impaired loans                        $  449   $  579
Past due-90 days or more and
  still accruing                                        $2,724   $1,677   $2,344
Nonaccrual                                                 473      394    1,770
Accruing loans past due 90
  days or more to total loans                            1.36%     .91%    1.38%
Nonaccrual loans as a % of
  total loans                                             .24%     .21%    1.04%
Impaired loans as a % of total loans    .18%     .27%
Allowance for loans losses as a
  % of total loans                     1.21%    1.10%    1.09%    1.09%    1.00%

   Management believes that the impaired loan disclosures are comparable to the nonperforming loan disclosures except that the impaired loan disclosures do not include single family residential or consumer loans which are analyzed in the aggregate for loan impairment purposes.
   During 1996, the Company did not recognize any interest income on impaired loans. Loans not included above that management feels have loss potential total approximately $150,000. The Company has no assets which are considered to be troubled debt restructurings.
   Management formally considers placing a loan on nonaccrual status when collection of principal or interest has become doubtful. Furthermore, a loan should not be returned to the accrual status unless either all delinquent principal or interest has been brought current or the loan becomes well secured and is in the process of collection.

MATURITY AND REPRICING DATA OF LOANS

Table VII

As of December 31, 1996                             Maturing/Repricing
(dollars in thousands)
                               Within       After One but
                              One Year    Within Five Years   After Five Years     Total
                              --------    -----------------   ----------------     -----
Commercial loans and other    $ 48,247         $ 4,198            $13,042        $ 65,487
Real estate loans               86,963           2,276             24,410         113,649
Consumer loans                  22,377          42,001             10,530          74,908
                              --------         -------            -------        --------
  Total loans                 $157,587         $48,475            $47,982        $254,044
                              ========         =======            =======        ========

Loans maturing and loans repricing after one year with:
   Variable interest rates    $    127
   Fixed interest rates         96,330
                              --------
   Total                      $ 96,457
                              ========

RATE SENSITIVITY ANALYSIS

Table VIII
                                                                   Maturing/Repricing
                                                                                            Non-rate
As of December 31, 1996                                                                     Sensitive
                                                1 to           3 To            1 To          & Over
                                               90 Days       12 Months        5 Years        5 Years         Total
                                               -------       ---------        -------        -------         -----
ASSETS
------
Interest-earning assets:
  Interest-bearing balances with banks       $     77,618                                                $     77,618
  Securities                                   12,039,206   $  9,833,078   $ 37,159,040   $  7,557,499     66,588,823
  Total Loans                                  66,446,026     91,140,675     48,474,694     47,982,711    254,044,106
                                             ------------   ------------   ------------   ------------    -----------
    Total interest-earning assets              78,562,850    100,973,753     85,633,734     55,540,210    320,710,547
Noninterest-earning assets:
  Cash and noninterest-bearing
    deposits with banks                                                                      8,687,640      6,687,640
  Bank premises and equipment                                                                6,365,672      6,365,672
  Accrued income receivable                                                                  2,354,809      2,354,809
  Other assets                                                                               5,884,503      5,884,503
  Less:  Allowance for loan losses                                                          (3,080,494)    (3,080,494)
                                             ------------   ------------   ------------   ------------     ----------
    Total assets                             $ 78,562,850   $100,973,753   $ 85,633,734   $ 75,752,340   $340,922,677
                                             ============   ============   ============   ============   ============

LIABILITIES AND
SHAREHOLDERS' EQUITY
--------------------
Interest-bearing liabilities:
  Interest-bearing deposits                  $ 81,667,333   $ 73,612,628   $ 88,649,292   $  3,804,289   $247,733,542
  Securities sold under agreements
    to repurchase                               8,713,972                                                   8,713,972
  Other borrowed funds                         12,095,314      1,156,373      3,635,551        322,879     17,210,117
                                             ------------   ------------   ------------   ------------   ------------
    Total interest-bearing liabilities        102,476,619     74,769,001     92,284,843      4,127,168    273,657,631
Noninterest-bearing liabilities:
  Noninterest-bearing deposits                                                              34,091,593     34,091,593
  Accrued liabilities                                                                        2,795,452      2,795,452
  Total shareholders' equity                                                                30,378,001     30,378,001
                                             ------------   ------------   ------------   ------------   ------------
    Total liabilities and
      shareholders' equity                   $102,476,619   $ 74,769,001   $ 92,284,843   $ 71,392,214   $340,922,677
                                             ============   ============   ============   ============   ============

Rate sensitivity gap                         $(23,913,769)  $ 26,204,752   $ (6,651,109)  $ 51,413,042   $ 47,052,916
                                             ------------   ------------   ------------   ------------   ------------
Rate sensitivity gap as a percentage
  of total assets                                  -7.01%          7.69%         -1.95%         15.08%         13.80%
                                             ------------   ------------   ------------   ------------   ------------

Cumulative gap                               $(23,913,769)  $  2,290,983   $ (4,360,126)  $ 47,052,916
                                             ------------   ------------   ------------   ------------
Cumulative gap as a percentage
  of total assets                                  -7.01%           .67%         -1.28%         13.80%
                                             ------------   ------------   ------------   ------------

Gap management is a strategy employed to maximize the net margin over the interest rate cycle. Interest rate sensitivity varies with different types of interest- earning assets and interest-bearing liabilities. Management has classified regular savings in 1 to 5 years to better reflect their interest sensitivity.

KEY RATIOS

Table IX
                               1996     1995     1994     1993     1992
                               ----     ----     ----     ----     ----
Return on average assets        .97%     .85%     .80%     .70%     .56%
Return on average equity      11.08%   10.64%   10.51%    9.62%    8.30%
Dividend payout ratio         40.51%   43.77%   45.17%   50.31%   62.23%
Average equity to
  average assets               8.72%    8.01%    7.62%    7.28%    6.79%

                                   DIRECTORS
                             OHIO VALLEY BANC CORP

Keith Brandeberry                       W. Lowell Call
Physician                               Vice President of Sausage Production
                                        Bob Evans Farms, Inc.

James L. Dailey                         Robert H. Eastman
Chairman and Chief Executive Officer    President
Ohio Valley Banc Corp                   Ohio Valley Supermarkets, Inc.

Merrill L. Evans                        Morris E. Haskins
Farmer                                  Retired Bank Executive
President, Evans Enterprises, Inc.

Warren F. Sheets                        Jeffrey E. Smith
Attorney                                President and Chief Operating Officer
                                        Ohio Valley Banc Corp

Thomas E. Wiseman
President,
The Wiseman Agency, Inc.

                                   DIRECTORS
                            OHIO VALLEY BANK COMPANY

Keith R. Brandeberry                    W. Lowell Call
Member Executive Committee              Member Examination and
Chairman Examination and                Audit Committee
Audit Committee

James L. Dailey                         Robert H. Eastman
Chairman and                            Chairman Marketing and
Chief Executive Officer                 Long Range Planning Committee
The Ohio Valley Bank Company
Chairman Executive Committee

Merrill L. Evans                        Lloyd R. Francis
Member Executive Committee              Developer
Member Marketing and Long               Member Marketing and Long
Range Planning Committee                Range Planning Committee

Morris E. Haskins                       Frank H. Mills, Jr.
Member Executive Committee              Farmer
Member Trust Committee                  Member Examination and
                                        Audit Committee

C. Leon Saunders                        Warren F. Sheets
Retired Bank Executive                  Chairman Trust Committee
Member Trust Committee

Jeffrey E. Smith                        Thomas E. Wiseman
President and                           Member Executive Committee
Chief Operating Officer                 Member Trust Committee
The Ohio Valley Bank Company
Member Executive Committee
Member Marketing and
Long Range Planning Committee

                                    OFFICERS
                             OHIO VALLEY BANC CORP

James L. Dailey                         Jeffrey E. Smith
Chairman and                            President, Chief Operating Officer
Chief Executive Officer                 and Treasurer

Wendell B. Thomas                       Sue Ann Bostic
Vice President and Secretary            Vice President

Michael D. Francis                      Katrinka V. Hart
Vice President                          Vice President

E. Richard Mahan                        Larry E. Miller, II
Vice President                          Vice President

Cindy H. Johnston                       Paula W. Salisbury
Assistant Secretary                     Assistant Secretary

                                    OFFICERS
                                  LOAN CENTRAL

Jeffrey E. Smith                        Michael D. Francis
President                               Senior Vice President

Nicholas J. Vizy
Secretary

                                    OFFICERS
                            OHIO VALLEY BANK COMPANY

James L. Dailey                         Jeffrey E. Smith
Chairman and                            President and
Chief Executive Officer                 Chief Operating Officer

Wendell B. Thomas                       Sue Ann Bostic
Senior Vice President                   Senior Vice President
and Secretary                           Administrative Services Group
Member Executive Committee

Katrinka V. Hart                        E. Richard Mahan
Senior Vice President                   Senior Vice President
Retail Bank Group                       Commecial Bank Group
Member Marketing and Long               Member Trust Committee
Range Planning Committee

Larry E. Miller, II                     Patricia L. Davis
Senior Vice President                   Vice President
Financial Bank Group                    Management Information
Secretary Examination and               Systems
Audit Committee

Bryan W. Martin                         Richard D. Scott
Vice President                          Vice President, Trust
Facilities and Technical                Secretary Trust Committee
Services

David L. Shaffer                        Tom R. Shepherd
Vice President                          Vice President, Marketing
Retail Lending                          Member Marketing and Long
                                        Range Planning Committee

Nicholas J. Vizy                        Sandra L. Edwards
Vice President                          Assistant Vice President
Corporate Counsel and                   Operations Center Manager
Compliance Officer

Hugh H. Graham, Jr.                     William J. Gray
Assistant Vice President                Assistant Vice President
Deposit Operations Manager              Chief Cummunications Officer
                                        Secretary Marketing and Long
                                        Range Planning Committee

Robert T. Hennesy                       Larry E. Lee
Assistant Vice President                Assistant Vice President
Retail Indirect Lending Manager         Cash Services and Security

Jennifer L. Osborne                     Patrick H. Tackett
Assistant Vice President                Assistant Vice President
Retail Lending Operations Manager       Retail Direct Lending Manager

                                    OFFICERS
                            OHIO VALLEY BANK COMPANY

Phyllis P. Wilcoxon                     Darren R. Blake
Assistant Vice President for            Assistant Cashier
Shareholder Relations                   Research and Development for MIS

Michael C. Davis                        Judy K. Hall
Assistant Cashier                       Assistant Cashier
Loan Officer                            Manger, Training and
                                        Educational Development

N. Kathryn Massie                       Billy J. Meadows
Assistant Cashier                       Assistant Cashier
Telemarketing and                       Golden Opportunities Program
Quality Control

Linda L. Plymale                        Scott W. Shockey
Assistant Cashier                       Assistant Cashier
Operations Center                       Regulatory Reporting Manager

Timothy V. Stevens                      Rick A. Swain
Assistant Cashier                       Assistant Cashier
Retail Development                      Region Manager Pike County

Molly K. Tarbett                        Cindy H. Johnston
Assistant Cashier                       Assistant Secretary
Teller Operations Manager

Paula Salisbury
Assistant Secretary