Form 10-K, Exhibit 13
period 1997-12-31
OHIO VALLEY BANC CORP
filed 1998-03-31
CIK 894671

MESSAGE FROM MANAGEMENT
-----------------------
Convenience...it's not only a word, for Ohio Valley Banc Corp. it's a mission.

We were the first to bring ATMs to the area, we were the first to offer banking seven days a week, and now we're the first Ohio bank to cross the river.

West Virginia's Ohio Valley Bank
For over a century, the people of West Virginia have come in search of quality service and experienced personal bankers. Now, we come to them with a convenient Full Service Bank on their side of the Ohio River. To our old customers we say "Thank you" for your loyalty and patience and to our new ones we say "Welcome" to West Virginia's Ohio Valley Bank. The first interstate bank to establish an office in West Virginia opened its new doors on July 21, 1997. The new 4200 square foot facility opened for business in the first quarter of 1998. This bank features three drive-thru windows, a drive-thru ATM and plenty of parking. We didn't build a branch, we built a Bank.

Ohio Valley Bank pushed convenience to the industry's limit in 1997. After a full year of service, customers agree that the OVB SuperBank is the paramount of convenience. A revolution in "bankers' hours," the facility is open 62 hours a week, including evenings and weekends, to handle both teller and lending transactions.

Ohio Valley Banc Corp. has made the loan process even faster and easier for the people of Jackson County, Ohio. A convenient new Loan Central office opened in Jackson during the first quarter of 1998. In addition, customers continually take advantage of the convenience of Ohio Valley Bank offices in Jackson, Waverly and Columbus, Ohio.

Means Growth
Ohio Valley Banc Corp. marked an increase in net income of 16 percent for 1997 compared to a year ago. Net income for 1997 was $3.68 million compared to $3.17 million for 1996, a gain of $514 thousand. Net income per share for the year was $2.07 versus $1.83 per share in 1996. The increase of $.24 per share represented an increase of 13.11 percent. Cash dividends for 1997 were $.79 per share compared to $.74 for 1996, an increase of 6.8 percent. Earnings and cash dividends per share are based on weighted average number of shares outstanding of 1,778,075 for 1997 and 1,732,568 for 1996.

Total shareholders' equity increased by $3,788,000. The book value of your stock increased $1.68 to $18.96 per share, based on 1,801,932 shares outstanding December 31, 1997 versus 1,318,262 for December 31, 1996. The NASDAQ quote on market value of Ohio Valley Banc Corp. stock at year end 1997 was $35.00 bid and $38.00 ask. The year end 1996 bid was $26.06 and $27.00 ask. All per share numbers have been adjusted for the 33-1/3 percent stock split effective April 21, 1997. For further information regarding the financial condition and results of operation of your Company, we recommend you refer to Management's Discussion and Analysis of Operations contained in this report.

For Your Company
1997 brought about the election of two new officers and the creation of a new advisory board. Charles Lanham was elected Executive Vice President of Ohio Valley Bank and Senior Vice President of the Ohio Valley Banc Corp. He is also a member of the Executive Committee and Board of Directors of Ohio Valley Bank. Charles was recognized as 1997's "West Virginia Banker of the Year." Mario Liberatore was elected Senior Vice President of Ohio Valley Bank and Vice President of Ohio Valley Banc Corp. He has taken on the task of managing the West Virginia Bank Group and chairing the new West Virginia Advisory Board. The West Virginia Bank Group becomes the fifth group of Ohio Valley Bank's organizational structure.

In addition, three new directors joined the Bank: Phil Bowman, Art Hartley, Sr., and Lannes Williamson. Bowman, Vice President of Waterloo Coal and President of R.A. Eberts, joined early in 1997 and has become a valuable resource for marketing in Jackson County. Hartley, past president of City Ice and Fuel, and Williamson, president of Williamson Pallets, Inc. and Williamson Wood Products, are indispensable counselors for our West Virginia Bank Group. All three of these businessmen are leaders in their communities and assets to your company. With Hartley, Lanham, Liberatore, and Williamson, the following were elected to the West Virginia Advisory Board in November: Anna Barnitz, Business Manager/Treasurer of Bob's Market and Greenhouses, Inc.; Rick Handley, educator for the Mason County Board of Education; Greg Hartley, President of City Ice and Fuel, Inc.; Trenton Stover, CPA; and Raymond Yauger, President of Yauger Farm Supply, Inc. John Musgrave, West Virginia Lottery Director, joined the Board in February of 1998.

Three officer promotions were also made to help facilitate the continuing growth of your Company in 1997. Molly Tarbett was promoted to Assistant Vice President, Deposit Operations Manager, and Brenda Henson to Assistant Cashier, Manager Customer Service. Cherie Barr was promoted to Secretary, Loan Central.

Now, nine offices strong, Ohio Valley Bank continues to build a lasting trust with the community. This is proven by the Bank's outstanding customer retention record and customer base expansion. Loan Central used its first full year of operation to build a foundation for growth and stability. The finance company is building relationships with individual, non-business customers in smaller amounts and higher yields than is possible with the Bank. Each company works to provide easily accessible financial services for our communities. As we approach a new millennium, convenience means growth for your company.

Ohio Valley Banc Corp.



James L. Dailey
Chairman of the Board and
Chief Executive Officer



Jeffrey E. Smith
President and
Chief Operating Officer

WEST VIRGINIA BANK GROUP REPORT
-------------------------------

In 1997 Ohio Valley Bank broke new banking ground by being the first bank to take advantage of the new Interstate banking law and entered the West Virginia market. Your Company got a jumpstart on this venture which proved to be a definite advantage over the competition.

Three years ago, management foresaw the potential of banking in West Virginia and prepared for it by establishing the OVB Loan Origination Center in Point Pleasant. By law, this facility could only distribute and collect loan applications. The laws changed in June of 1997, permitting Ohio state chartered banks to have full-service offices in West Virginia. Ohio Valley Bank was ready. Within a month, we had a full-service office located in downtown Point Pleasant.

However, this was only a temporary office. The new office was completed in the first quarter of 1998. This office reflects the historic significance of Point Pleasant. The full-service facility offers 3 convenient drive-thru windows and a drive-thru ATM.

Senior Vice President Mario Liberatore stated, "The activity generated thus far at Point Pleasant indicates Ohio Valley Bank is not only well recognized by the West Virginia market, but very well received." By December 31, the office had exceeded our expectations in number of accounts opened. These accounts included demand deposit accounts, certificates of deposit and loans. Customers who have always come to us and new customers are enjoying the convenience of a hometown bank.

The West Virginia Advisory Board was formed to give OVB an advantage in this new market. On the following page, we introduce the new board which consists of Anna Barnitz, Rick Handley, Greg Hartley, John Musgrave, Trenton Stover and Raymond Yauger. As mentioned in the Message From Management, these individuals represent all types of business in Mason County. Their experience has become a valuable resource for the Bank. Each day we learn more about our new West Virginia customers in order to effectively market the Bank's products. As we launch the banking industry into the next millennium, we must remember the importance of the West Virginia market.

GROUP REPORTS
-------------

"The Administrative Services Bank Group has just completed an exciting year," said Senior Vice President Sue Ann Bostic. On the heels of the opening of our Columbus office, we began construction on OVB's first full-service branch in West Virginia. With the aid of the Research and Development department personnel, our Wide Area Network was completed which enhances communication among all our branches.

This group continues to strive to efficiently handle personnel matters and this year saw the installation of a new payroll system which will give the Human Resource area the ability to become more flexible in monitoring payroll and benefits.

The Training area was instrumental in giving over 50 new employees their first experience in a career in banking. Additionally, with the completion of our new Multi-Media room at the OVB Annex, our classroom setting gained a new meaning. A ten week course in Advanced Teller Training was added to the training agenda. Our goal as we enter another year is to remain focused on optimizing personnel expense as we continue to grow in new market areas. The Administrative Services Group looks forward to being a part of 1998 and the opportunity to serve our employees as well as our valued customers.

Loan Central's two offices finished out 1997 with loan balances of $4 million. This was an increase of $1.4 million or 52% in our loan portfolio. Loan Central continues to meet its original goal, which is to help the Banc Corp meet the communities' total credit needs.

The finance company's loan portfolio is made up of personal, auto, agricultural and mortgage loans. Our employees' number one goal is to increase the Corporation's shareholders' return, while giving the best customer service possible.

"We are proud to announce the opening of our third office located at 323 East Broadway Street in Jackson, Ohio," said Senior Vice President Mike Francis. "We currently have approximately 150 loans in our Gallipolis and South Point offices from customers in the Jackson area. These loans will be moved to the Jackson office to provide convenience for our customers and a headstart for this new office."

Plans for the future of Loan Central include upgrading our computer software to be connected to the Bank's computer networks and changing our loan documents from preprinted forms to laser printed forms. These forms will be of better quality and will also cost less to produce.

1997 has been a challenging year for the Retail Bank Group as customers continue to search for convenience and quality service. If anyone should say convenience is not important to the customer, he should take a few minutes from his busy schedule and visit our SuperBank in the downtown Gallipolis Foodland. We recently celebrated our first full year at the SuperBank. Customers take advantage of our weekend and evening hours making this office one of our busiest branches. For many customers, the SuperBank is now a necessity, not merely a convenience.

Soon, we will open our second SuperBank in the Gallipolis Wal-Mart SuperCenter. Our customers will have the advantage of more non-traditional weekend and evening banking hours. In addition to our existing customers, any folks from surrounding counties who want to bank at OVB, but can't make it to our locations during regular hours, now have an alternative. The extended hours at Wal-Mart will complement our new, full-service office in Point Pleasant, W. Va.

Everyday we learn more about staying competitive in the lending industry. Our competition today is not only local banking institutions. We compete with credit unions, mortgage companies, and now, other services that customers locate on the internet. Our real estate and installment loan market share has continually increased in all counties despite the obstacles our lenders face each day from the increased competition. "Our success may be attributed to our personal touch and fast, convenient service," said Senior Vice President Katrinka Hart.

OVB must prepare for the new millennium in order to survive and prosper. In 1998, the Retail Group will place special emphasis on "people serving people." We must focus on customer service and satisfaction. Customers will determine our success by the choices they make. We will continue to search for new ideas to continue OVB's tradition of quality and convenience. Examples you may see in the near future are additional SuperBanks and OVB Jeanie(R) ATMs.

In the COMMERCIAL BANK GROUP, 1997 was a year of "strengthening the foundations" in order to continue to support our existing customers and to provide appropriate services and products for new customers. This was a time of lots of hard work and commitment from many of the entire bank staff in order to help this transition occur. Our staff and customers have adjusted very well to the new systems support.

We saw growth and expansion of our portfolio into the central Ohio region and further expansion in the West Virginia markets. We are extremely pleased with the new customer base in Columbus. It continues to grow and flourish. Additional support is being directed to this market in 1998 in order to further establish ourselves in that market.

The interest rate volatility and shrinking markets make the commercial loan business more challenging and requires continued training awareness. We are committed to the continued nurturing of existing customers; knowing their changing needs and meeting them. Additionally, as we act on our commitment to cultivate new relationships we are prepared to quickly and flexibly meet their needs with personal and "red carpet service" in order to attract and keep them.

We are continuing to emphasize our Trust Services Department. We believe there is an unrecognized need among many of our customers and employees alike. Our Trust Services Department has the expertise and ability to provide the tailored and personal services many trust customers want and need.

Senior Vice President Rich Mahan explains, "With our familiar faces, experienced staff, excellent systems, our desire to grow and the help of our directors and executive staff, the Commercial Bank Group will continue to make a significant contribution to the profitability of our Bank."

The FINANCIAL BANK GROUP is continually looking for ways to improve customer service and increase operating efficiencies. The effective use of technology is one way to achieve such goals.

During 1997 your company made a significant investment in new technology which will enable us to focus more on the needs of our customers and drive down operating costs. Now that we have the technology in place, the challenge before us is to leverage the capabilities of that technology to our advantage. To do so will require us to rethink our current processes and procedures to determine if in fact they are still relevant in today's rapidly changing environment.

Simply doing things because "we've always done them that way" will not be good enough. As we approach the threshold of the 21st Century your company is preparing for the year 2000 dilemma, the fact that a significant amount of computer software is challenged with dates beyond 1999. Senior Vice President Larry Miller stated, "Although we have been assured by our vendor that our mission critical hardware and software is year 2000 ready, we are planning to test our systems to verify that fact."

"All of our Bank Groups are working toward continued prosperity into the next millennium," stated Senior Vice President and Secretary Wendell Thomas. "The ground work has been laid. OVB and Loan Central have earned large percentages of the market in the six counties where offices are located. 1998 calls for even more expansion making the Ohio Valley Banc Corp. one of the most accessible and trusted financial institutions in the region."

DESCRIPTION OF BUSINESS
-----------------------

   Ohio Valley Banc Corp. commenced operations on October 23, 1992 as a one-bank holding company, with The Ohio Valley Bank Company being the wholly-owned subsidiary. The Company's headquarters are located at 420 Third Avenue in Gallipolis, Ohio.
   The Bank was organized on September 24, 1872. The Bank is insured under the Federal Deposit Insurance Act and is chartered under the banking laws of the State of Ohio.
   The Bank offers a blend of commercial, retail, and agricultural banking services. Loans of all types and checking, savings and time deposits are offered, along with such services as safe deposit boxes, issuance of travelers' checks and trusts.
   The Bank presently has nine offices, six of which offer drive-up services.
   In April 1996, the Banc Corp. opened a consumer finance company operating under the name of Loan Central with offices in Gallipolis, South Point and Jackson, Ohio.


FORM 10-K
     A copy of the Company's annual report on Form 10-K, as filed with the Securities and Exchange Commission, will be forwarded without charge to any stockholder upon written request to:

     Ohio Valley Banc Corp.
     Attention:  Wendell B. Thomas, Secretary
     420 Third Avenue
     P.O. Box 240
     Gallipolis, Ohio 45631

FINANCIAL HIGHLIGHTS

                           1997       1996       1995       1994       1993
                           ----       ----       ----       ----       ----

NET INCOME ($000)        $  3,680   $  3,166   $  2,728   $  2,425   $  2,025

TOTAL ASSETS ($000)      $364,095   $340,923   $317,045   $313,525   $292,768

EARNINGS PER SHARE       $   2.07   $   1.83   $   1.62   $   1.49   $   1.28

DIVIDENDS PER SHARE      $    .79        .74        .71        .67        .65

SELECTED FINANCIAL DATA

                                           Years Ended December 31

SUMMARY OF OPERATIONS:           1997      1996      1995      1994      1993
(dollars in thousands, except per share data)
Total interest income          $ 30,310  $ 27,091  $ 24,996  $ 21,453  $ 20,636
Total interest expense           13,902    12,251    12,663    10,175    10,189
Net interest income              16,408    14,840    12,333    11,278    10,447
Provision for loan losses         1,245     1,319       614       413       975
Total other income                1,860     1,419     1,294     1,135     1,135
Total other expenses             11,920    10,468     9,151     8,510     7,626
Income before income taxes
 and cumulative effect of
 change in accounting method      5,103     4,472     3,862     3,490     2,981
Income taxes                      1,423     1,306     1,134     1,065       881
Cumulative effect of change
 in accounting method                                                        75
Net income                        3,680     3,166     2,728     2,425     2,025

PER SHARE DATA(1):

Net income per share           $   2.07  $   1.83  $   1.62  $   1.49  $   1.28
Cash dividends per share       $    .79  $    .74  $    .71  $    .67  $    .65
Weighted average number
 of shares outstanding            1,778     1,733     1,686     1,630     1,576

AVERAGE BALANCE SUMMARY:

Total loans                    $261,252  $238,366  $207,447  $195,023  $178,208
Securities (2)                   68,422    72,244    92,642    90,139    85,154
Deposits                        291,719   278,075   268,742   258,114   250,057
Shareholders' equity             31,867    28,568    25,645    23,078    21,060
Total assets                    354,393   327,483   320,142   302,720   289,110

PERIOD END BALANCES:

Total loans                    $269,779  $254,044  $216,757  $200,320  $185,122
Securities (2)                   72,181    66,666    82,804    94,006    90,036
Deposits                        293,712   281,825   272,369   263,988   247,190
Shareholders' equity             34,166    30,378    27,577    24,388    22,150
Total assets                    364,095   340,923   317,045   313,525   292,768

KEY RATIOS:

Return on average assets           1.04%      .97%      .85%      .80%      .70%
Return on average equity          11.55%    11.08%    10.64%    10.51%     9.62%
Dividend payout ratio             37.94%    40.51%    43.77%    45.17%    50.31%
Average equity to
 average assets                    8.99%     8.72%     8.01%     7.62%     7.28%

(1) Restated for stock splits as appropriate.
(2) Securities include interest-bearing balances with banks.

CONSOLIDATED STATEMENTS OF CONDITION

     As of December 31                                         1997       1996
     -----------------                                         ----       ----
(dollars in thousands)

ASSETS

Cash and noninterest-bearing deposits with banks            $  7,712   $  8,688
Federal funds sold                                                94
                                                            --------   --------
     Total cash and cash equivalents                           7,806      8,688

Interest-bearing balances with banks                             103         77

Securities available-for-sale, at estimated  fair value       32,659     30,592
Securities held-to-maturity (approximate market value of
 $39,935,000 in 1997 and $36,253,000 in 1996)                 39,419     35,997

Total Loans                                                  269,779    254,044
  Less: Allowance for loan losses                             (3,290)    (3,080)
                                                            --------   --------
     Net Loans                                               266,489    250,964

Premises and equipment                                         7,326      6,366
Accrued income receivable                                      2,503      2,355
Other assets                                                   7,790      5,884
                                                            --------   --------

     Total assets                                           $364,095   $340,923
                                                            ========   ========

LIABILITIES

Noninterest-bearing deposits                                $ 37,100   $ 34,092
Interest-bearing deposits                                    256,612    247,733
                                                            --------   --------
     Total Deposits                                          293,712    281,825

Securities sold under agreements to repurchase                12,831      8,714
Other borrowed funds                                          19,479     17,210
Accrued liabilities                                            3,907      2,796
                                                            --------   --------

     Total liabilities                                       329,929    310,545
                                                            --------   --------

SHAREHOLDERS' EQUITY

Common stock ($1 stated value: authorized 5,000,000
 shares, outstanding 1,801,932 shares issued and
 outstanding at December 31, 1997; 1,318,262 shares
 issued and outstanding at December 31, 1996)                  1,802     13,183
Surplus                                                       25,930     12,619
Retained earnings                                              6,207      4,376
Net unrealized gain on available-for-sale securities             227        200
                                                            --------   --------
     Total shareholders' equity                               34,166     30,378
                                                            --------   --------

     Total liabilities and shareholders' equity             $364,095   $340,923
                                                            ========   ========


                 See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF INCOME

     For the years ended December 31              1997       1996       1995
     -------------------------------              ----       ----       ----
(dollars in thousands, except per share data)
INTEREST INCOME:
   Interest and fees on loans                   $25,949    $22,755    $19,587
   Interest and dividends on securities
     Taxable                                      3,316      3,408      4,195
     Nontaxable                                     635        618        514
     Dividends                                      203        149        136
                                                -------    -------    -------
                                                  4,154      4,175      4,845
   Interest on federal funds sold                   202        158        382
   Interest on deposits with banks                    5          3        182
                                                -------    -------    -------
       Total interest income                     30,310     27,091     24,996

INTEREST EXPENSE:
   Interest on deposits                          12,548     11,487     11,772
   Interest on repurchase agreements                435        339        597
   Interest on other borrowed funds                 919        425        294
                                                -------    -------    -------
       Total interest expense                    13,902     12,251     12,663
                                                -------    -------    -------

NET INTEREST INCOME                              16,408     14,840     12,333
Provision for loan losses                         1,245      1,319        614
                                                -------    -------    -------
       Net interest income after provision
        for loan losses                          15,163     13,521     11,719

OTHER INCOME:
   Service charges on deposit accounts              912        898        769
   Trust division income                            192        197        253
   Other operating income                           756        352        272
   Net realized loss on sale of available-
    for-sale securities                                        (28)
                                                -------    -------    -------
                                                  1,860      1,419      1,294
                                                -------    -------    -------

OTHER EXPENSE:
   Salaries and employee benefits                 7,132      6,206      5,373
   FDIC premiums                                     36          2        310
   Occupancy expense                                531        453        356
   Furniture and equipment expense                  749        606        524
   Corporation franchise tax                        337        382        356
   Data processing expense                          389        449        323
   Other operating expenses                       2,746      2,370      1,909
                                                -------    -------    -------
                                                 11,920     10,468      9,151
                                                -------    -------    -------

     Income before federal income taxes           5,103      4,472      3,862

Federal income taxes                              1,423      1,306      1,134
                                                -------    -------    -------

       NET INCOME                               $ 3,680    $ 3,166    $ 2,728
                                                =======    =======    =======

Net income per share                            $  2.07    $  1.83    $  1.62
                                                =======    =======    =======

Average shares outstanding                        1,778      1,733      1,686
                                                =======    =======    =======



           See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

For the years ended December 31, 1997, 1996 and 1995


                                                                           Net Unrealized
                                                                             Gain (Loss)
                                                                            on Available-   Total
                                           Common                 Retained     for-Sale   Shareholders'
(dollars in thousands)                      Stock     Surplus     Earnings    Securities    Equity
                                            -----     -------     --------    ----------    ------
BALANCES AT JANUARY 1, 1995               $ 7,475     $11,018     $ 6,066     $  (171)     $24,388
  Net income                                                        2,728                    2,728
  Common Stock split, 33-1/3%               2,507                  (2,507)
  Cash paid in lieu of fractional
    shares in stock split                                             (11)                     (11)
  Common Stock issued, 5,000 shares            50         130                                  180
  Common Stock issued through
    dividend reinvestment                     261         691                                  952
  Cash dividends, $.71 per share                                   (1,194)                  (1,194)
  Net change in unrealized loss
    on marketable equity securities                                               534          534
                                          -------     -------     -------     -------      -------
BALANCES AT DECEMBER 31, 1995              10,293      11,839       5,082         363       27,577
  Net income                                                        3,166                    3,166
  Common Stock split, 25%                   2,580                  (2,580)
  Cash paid in lieu of fractional
    shares in stock split                                              (9)                      (9)
  Common Stock issued, 5,500 shares            55         140                                  195
  Common Stock issued through
    dividend reinvestment                     255         640                                  895
  Cash dividends, $.74 per share                                   (1,283)                  (1,283)
  Net change in unrealized gain
    on available-for-sale securities                                             (163)        (163)
                                          -------     -------     -------     -------      -------
BALANCES AT DECEMBER 31, 1996              13,183      12,619       4,376         200       30,378
  Net income                                                        3,680                    3,680
  Common Stock split, 33-1/3%                 442                    (442)
  Change in stated value from $10 per
    per share to $1 per share             (11,937)     11,937
  Cash paid in lieu of fractional
    shares in stock split                                             (11)                      (11)
  Common Stock issued, 6,500 shares             6         231                                   237
  Common Stock issued through
    dividend reinvestment                     108       1,143                                 1,251
  Cash dividends, $.79 per share                                   (1,396)                   (1,396)
  Net change in unrealized gain
    on available-for-sale securities                                               27            27
                                          -------     -------     -------     -------       -------
BALANCES AT DECEMBER 31, 1997             $ 1,802     $25,930     $ 6,207     $   227       $34,166
                                          =======     =======     =======     =======       =======

             See accompanaying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

     For the years ended December 31                             1997       1996       1995
     -------------------------------                             ----       ----       ----
(dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                   $ 3,680    $ 3,166    $ 2,728
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Depreciation                                                   705        551        486
    Amortization and accretion of securities                        47         50        130
    Deferred tax benefit                                            17       (196)        (8)
    Provision for loan losses                                    1,245      1,319        614
    Gain from sale of student loans                                                      (22)
    Contribution of common stock to ESOP                           237        195        180
    FHLB stock dividend                                           (172)      (106)       (96)
    Net loss on sale of equity securities                                      28
    Change in accrued income receivable                           (148)        53        (87)
    Change in accrued liabilities                                1,112        (69)       829
    Change in other assets                                      (1,301)       257       (180)
                                                               -------    -------    -------
      Net cash provided by operating activities                  5,422      5,248      4,574
                                                               -------    -------    -------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from maturities of securities
   available-for-sale                                            4,500     11,000
  Purchases of securities available-for-sale                    (6,314)    (8,708)
  Proceeds from maturities of securities
   held-to-maturity                                             14,390     14,063      22,675
  Purchases of securities held-to-maturity                     (17,900)      (770)    (15,793)
  Proceeds from sale of equity securities                                     364
  Change in interest-bearing deposits in other banks               (25)       (27)      5,008
  Proceeds from sale of student loans                                                   1,441
  Net increase in loans                                        (16,771)   (37,914)    (18,266)
  Purchases of premises and equipment                           (1,666)    (1,339)       (604)
  Purchases of insurance contracts                                (635)    (5,210)
                                                               -------    -------     -------
      Net cash used in investing activities                    (24,421)   (28,541)     (5,539)
                                                               -------    -------     -------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Change in deposits                                            11,887      9,456       8,381
  Cash dividends                                                (1,396)    (1,283)     (1,194)
  Cash paid in lieu of fractional shares in stock split            (11)        (9)        (11)
  Proceeds from issuance of common stock                         1,251        895         952
  Change in securities sold under agreements to repurchase       4,117       (790)     (8,530)
  Proceeds from long-term borrowings                            11,425      4,500
  Repayment of long-term borrowings                             (6,681)    (2,869)       (349)
  Change in other short-term borrowings                         (2,475)    10,850
                                                               -------    -------     -------
      Net cash used in financing activities                     18,117     20,750        (751)
                                                               -------    -------     -------

CASH AND CASH EQUIVALENTS:
  Change in cash and cash equivalents                             (882)    (2,543)     (1,716)
  Cash and cash equivalents at beginning of year                 8,688     11,231      12,947
                                                               -------    -------     -------
      Cash and cash equivalents at end of year                 $ 7,806    $ 8,688     $11,231
                                                               =======    =======     =======

CASH PAID DURING THE YEAR FOR:
  Interest                                                     $13,250    $12,363     $11,802
  Income taxes                                                   1,160      1,360       1,173

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

Industry Segment Information: The Company is engaged in the business of commercial and retail banking and trust services, with operations conducted through its main office and 8 branches located in central and southeastern Ohio as well as West Virginia. Loan Central's operations are conducted through its 3 offices located in Gallipolis, South Point and Jackson, Ohio. These communities are the source of substantially all of the Company's deposit, loan and trust services. The majority of the Company's income is derived from commercial and retail business lending activities.

Use of Estimates in the Preparation of Financial Statements: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Areas involving the use of management's estimates and assumptions that are more susceptible to change in the near term involve the allowance for loan losses, the fair value of certain securities, the fair value of financial instruments and the determination and carrying value of impaired loans.

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

Revenue Recognition: Interest on loans is accrued over the term of the loans based upon the principal outstanding. Management reviews loans delinquent 90 days or more to determine if the interest accrual should be discontinued. The carrying value of impaired loans is periodically adjusted to reflect cash payments, revised estimates for future cash flows and increases in the present value of expected cash flows due to the passage of time. Cash payments representing interest income are reported as such and other cash payments are reported as reductions in carrying value. Increases or decreases in carrying value due to changes in estimates of future payments or the passage of time are reported as reductions or increases in bad debt expense.

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

Concentrations of Credit Risk:
         The Company, through its subsidiaries, grants residential, consumer and commercial loans to customers located primarily in the southeastern Ohio area.

The following represents the composition of the loan portfolio at Dec. 31, 1997:

                                            % of Total Loans
                                            ----------------
      Real Estate loans .......................... 40.87%
      Commercial and industrial loans............. 28.96%
      Consumer loans ............................. 29.22%
      All other loans ............................   .95%
                                                  ------
                                                  100.00%
                                                  ======

Approximately 9.55% of total loans are unsecured.

         The Bank, in the normal course of its operations, conducts business with correspondent financial institutions. Balances in correspondent accounts, investments in federal funds, certificates of deposit and other short-term securities are closely monitored to ensure that prudent levels of credit and liquidity risks are maintained. At December 31, 1997, the Bank's primary correspondent balance was $2,585,000 at the Federal Reserve Bank, Cleveland, Ohio.

Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the declining balance and straight-line methods over the estimated useful lives of the various assets. Maintenance and repairs are expensed and major improvements are capitalized.

Other Real Estate: Real estate acquired through foreclosure or deed-in-lieu of foreclosure is included in other assets. Such real estate is carried at the lower of investment in loan or estimated fair value of the property less estimated selling costs. Any reduction to fair value at the time of acquisition is accounted for as a loan charge-off. Any subsequent reduction in fair value is recorded as a loss on other assets. Costs incurred to carry other real estate are charged to expense. Other real estate owned totaled $142,000 at December 31, 1997 and $217,000 at December 31, 1996. There were no transfers of loans to other real estate in 1997. Transfers of loans to other real estate were $15,000 and $202,000 in 1996 and 1995.

Per Share Amounts: Basic and diluted earnings per share are computed under a new accounting standard effective in the quarter ended December 31,1997. Basic earnings per share is based on net income divided by the following weighted average number of shares outstanding during the periods: 1,778,075 for 1997, 1,732,568 for 1996 and 1,685,853 for 1995. Diluted earnings per share reflects the dilutive effect of additional common stock equivalents using the treasury method. Since there are no common stock equivalents outstanding at or during the years ended December 31, 1997, 1996 and 1995, the weighted average number of shares used for determining diluted earnings per share were the same as the number of shares used for basic earnings per share. In April 1997, the Board of Directors declared a 33-1/3% stock split and in April 1996, the Board of Directors declared a 25% stock split. All earnings and dividends per share disclosures have been restated to retroactively reflect these stock splits.

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

Reclassifications:  The consolidated financial statements for 1996 and 1995 have
been   reclassified   to  conform   with  the   presentation   for  1997.   Such
reclassifications had no effect on the net results of operations.

NOTE B - SECURITIES
     The amortized cost and estimated fair value of securities as follows:

(dollars in thousands)                                    Gross        Gross     Estimated
                                            Amortized   Unrealized   Unrealized    Fair
December 31, 1997                             Cost        Gains        Losses      Value
-----------------                             ----        -----        ------      -----
  Securities Available-for-Sale
  -----------------------------
  U.S. Treasury securities                   $27,093      $ 353                   $27,446
  U.S. Government agency securities            2,028         34                     2,062
  Marketable equity securities                 3,194                   $  43        3,151
                                             -------      -----        -----      -------
     Total securities available-for-sale     $32,315      $ 387        $  43      $32,659
                                             =======      =====        =====      =======
  Securities Held-to-Maturity
  ---------------------------
  U.S. Government agency securities          $24,509      $ 126        $  13      $24,622
  Obligations of states and
    political subdivisions                    13,935        422                    14,357
  Corporate obligations                          503          3                       506
  Mortgage-backed securities                     472          1           23          450
                                             -------      -----        -----      -------
     Total securities held-to-maturity       $39,419      $ 552        $  36      $39,935
                                             =======      =====        =====      =======
                                                          Gross        Gross     Estimated
                                            Amortized   Unrealized   Unrealized    Fair
December 31, 1996                             Cost        Gains        Losses      Value
-----------------                             ----        -----        ------      -----
  Securities Available-for-Sale
  -----------------------------
  U.S. Treasury securities                   $28,039      $ 432        $   4      $28,467
  Marketable equity securities                 2,250                     125        2,125
                                             -------      -----        -----      -------
     Total securities available-for-sale     $30,289      $ 432        $ 129      $30,592
                                             =======      =====        =====      =======
  Securities Held-to-Maturity
  ---------------------------
  U.S. Government agency securities          $22,441      $ 100        $  84      $22,457
  Obligations of states and
    political subdivisions                    12,252        289           30       12,511
  Corporate obligations                          758          8                       766
  Mortgage-backed securities                     546          2           29          519
                                             -------      -----        -----      -------
     Total securities held-to-maturity       $35,997      $ 399        $ 143      $36,253
                                             =======      =====        =====      =======

     Securities with a carrying value of approximately $47,842,000 at December 31, 1997 and $48,307,000 at December 31, 1996 were pledged to secure public deposits and for other purposes as required or permitted by law.
     The amortized cost and estimated fair value of debt securities at December 31, 1997, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because certain issuers may have the right to call or prepay the debt obligations prior to their contractual maturities.

                                     Available-for-Sale       Held-to-Maturity
                                     ------------------       ----------------
                                               Estimated               Estimated
                                    Amortized    Fair       Amortized    Fair
Debt Securities:                      Cost       Value        Cost       Value
                                      ----       -----        ----       -----
  Due in one year or less          $ 9,266     $ 9,306      $10,928    $10,970
  Due in one to five years          19,855      20,202       21,381     21,568
  Due in five to ten years                                    5,768      6,059
  Due after ten years                                           870        888
  Mortgage-backed securities                                    472        450
                                   -------    -------       -------    -------
     Total debt securities         $29,121    $29,508       $39,419    $39,935
                                   =======    =======       =======    =======

     Proceeds from the sale of equity securities in 1996 were $364,000 with gross losses of $28,000 realized. There were no sales of debt or equity securities during 1997 or 1995.

NOTE C - LOANS

     Loans are comprised of the following at December 31:

(dollars in thousands)                    1997            1996
                                          ----            ----
Real estate loans                       $110,247        $102,158
Commercial and industrial loans           78,124          74,666
Consumer loans                            78,840          74,908
All other loans                            2,568           2,312
                                        --------        --------
  Total Loans                           $269,779        $254,044
                                        ========        ========


NOTE D - ALLOWANCE FOR LOAN LOSSES

     Following is an analysis of changes in the allowance for loan losses for years ended December 31:


                                          1997           1996           1995
                                          ----           ----           ----
Balance, beginning of year               $3,080         $2,388         $2,184

Loans charged-off:
  Real estate                                39              3             28
  Commercial                                215             78            182
  Consumer                                  961            673            304
                                         ------         ------         ------
    Total loans charged-off               1,215            754            514

Recoveries of loans:
  Real estate                                 1
  Commercial                                 41             73             57
  Consumer                                  138             54             47
                                         ------         ------         ------
    Total recoveries of loans               180            127            104

Net loan charge-offs                     (1,035)          (627)          (410)
Provision charged to operations           1,245          1,319            614
                                         ------         ------         ------
Balance, end of year                     $3,290         $3,080         $2,388
                                         ======         ======         ======

Information regarding impaired loans is as follows:

                                                         1997           1996
                                                         ----           ----
  Balance of impaired loans                              $430           $449
                                                         ====           ====
  Portion of impaired loan balance for which
  an allowance for credit losses is allocated            $430           $449
                                                         ====           ====
  Portion of allowance for loan losses allocated
    to the impaired loan balance                         $200           $200
                                                         ====           ====

  Average investment in impaired loans for the year      $440           $514
                                                         ====           ====
  Interest on impaired loans was not material for years ending 1997 and 1996.

NOTE E - PREMISES AND EQUIPMENT

Following is a summary of premises and equipment at December 31:

(dollars in thousands)                          1997           1996
                                                ----           ----

Land                                          $ 1,166        $ 1,108
Buildings                                       6,213          5,445
Furniture and equipment                         4,549          3,710
                                              -------        -------
                                               11,928         10,263
Less accumulated depreciation                   4,602          3,897
                                              -------        -------
     Total Premises and Equipment             $ 7,326        $ 6,366
                                              =======        =======

The following is a summary of the future minimum lease payments for facilities leased by the Company. Lease payments were $83,800 in 1997 and $54,600 in 1996.

1998         $ 83,558
1999           48,525
2000           38,900
2001           38,158
2002           30,000
             --------
             $239,141
             ========

NOTE F - DEPOSITS
     Following is a summary of interest-bearing deposits at December 31:

                                                   1997           1996
(dollars in thousands)                             ----           ----

NOW accounts                                    $ 29,439       $ 28,492
Savings and Money Market                          44,272         45,712
Time:
 IRA accounts                                     28,102         28,044
   Certificates of Deposit:
     In denominations under $100,000             113,955        109,329
     In denominations of $100,000 or more         40,844         36,156
                                                --------       --------
       Total time deposits                       182,901        173,529
                                                --------       --------
       Total interest-bearing deposits          $256,612       $247,733
                                                ========       ========

     Following is a summary of total time deposits by remaining maturities at December 31:

                                                   1997           1996
                                                   ----           ----

Within one year                                 $133,554       $103,851
From one to two years                             33,380         58,513
From two to three years                            8,060          2,214
From three to four years                           2,902          2,561
From four to five years                            3,670          2,577
Thereafter                                         1,335          3,813
                                                --------       --------
     Totals                                     $182,901       $173,529
                                                ========       ========

NOTE G - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

     Following is a summary of securities sold under agreements to repurchase at December 31:

(dollars in thousands)                            1997           1996
                                                  ----           ----

Balance outstanding at period end               $12,831        $ 8,714
                                                -------        -------
Weighted average interest rate at period end       3.95%          3.50%
                                                -------        -------
Average amount outstanding during the year      $11,352        $ 9,813
                                                -------        -------
Approximate weighted average interest rate
 during the year                                   3.83%          3.46%
                                                -------        --------
Maximum amount outstanding as of any month end  $16,768        $12,288
                                                -------        -------
Securities underlying these agreements at
 year-end were as follows:
  Carrying value of securities                  $28,336        $21,728
                                                -------        -------
  Fair Value                                    $28,634        $21,804
                                                -------        -------


NOTE H - OTHER BORROWED FUNDS
(dollars in thousands)
     Other borrowed funds at December 31, 1997 and 1996 are comprised of advances from the Federal Home Loan Bank (FHLB) and promissory notes. Pursuant to collateral agreements with the FHLB, advances are secured by certain qualifying first mortgage loans and by FHLB stock which total $27,828,000 and $2,569,000 at December 31, 1997.
     Promissory notes have been issued primarily by Loan Central and are due at various dates through a final maturity date of May 29, 2002.

                             Interest             Balance            Balance
Maturity                       Rate             at 12-31-97        at 12-31-96
--------                       ----             -----------        -----------
1997                           6.91%                                 $11,675
1998                        5.55%-6.05%           $15,096                448
2000                        6.00%-6.15%             1,500              1,500
2002                        5.80%-6.10%             1,957              2,301
                                                  -------            -------
   Total FHLB borrowings                           18,553             15,924
Promissory notes            4.50%-7.10%               926              1,286
                                                  -------            -------
   Total                                          $19,479            $17,210
                                                  =======            =======

     The following table is a summary of the scheduled principal payments for these borrowings:

                    FHLB borrowings     Promissory notes
                    ---------------     ----------------
1998                    $15,493              $885
1999                        390                11
2000                      1,914                12
2001                        439                13
2002                        317                 5
                        -------              ----
                        $18,553              $926
                        =======              ====

NOTE I - INCOME TAXES

   The provision for federal income taxes consists of the following components:

(dollars in thousands)                                     1997       1996      1995
                                                           ----       ----      ----
Current tax expense                                       $1,406     $1,502    $1,142
Deferred tax expense (benefit)                                17       (196)       (8)
                                                          ------     ------    ------
   Total federal income taxes                             $1,423     $1,306    $1,134
                                                          ======     ======    ======

     The sources of gross deferred tax assets and gross deferred tax liabilities at December 31:
                                                           1997       1996      1995
                                                           ----       ----      ----
Items giving rise to deferred tax assets:
   Allowance for loan losses in excess of tax reserve     $  884     $  848    $  637
   Deferred compensation                                     113         22
   Other                                                      29         36         7

Items giving rise to deferred tax liabilities:
   Investment accretion                                      (94)       (72)      (44)
   Depreciation                                              (94)       (68)      (67)
   FHLB stock dividends                                     (167)      (109)      (81)
   Unrealized gain on securities available-for-sale         (117)      (103)     (188)
   Lease receivables                                         (56)       (23)      (10)
   Other                                                      (7)        (9)      (12)
                                                          ------     ------    ------
Net deferred tax asset                                    $  491     $  522    $  242
                                                          ======     ======    ======

     The difference between the financial statement tax provision and amounts computed by applying the statutory federal income tax rate of 34% to income before taxes is as follows:

                                                      1997       1996     1995
                                                      ----       ----     ----

Statutory tax                                       $1,735     $1,521    $1,313
Effect of nontaxable interest
   and dividends                                      (242)      (243)     (197)
Nondeductible interest expense                          38         35        26
Insurance contracts                                    (99)
Other items                                             (9)        (7)       (8)
                                                    ------     ------    ------
   Total federal income taxes                       $1,423     $1,306    $1,134
                                                    ======     ======    ======


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

(dollars in thousands)

   Following is a summary of such commitments at December 31:

(dollars in thousands)

   Commitments to extend credit                  1997        1996

        Fixed rate                             $   423     $   680
        Variable rate                           29,955      21,821

   Standby letters of credit                     9,265       6,286

   The interest rate on fixed rate commitments ranged from 7.875% to 17.90% at December 31, 1997.

   Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.
   There are various contingent liabilities that are not reflected in the financial statements, including claims and legal action arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material effect on financial condition or results of operations.
   The bank subsidiary of the Company is required to maintain average reserve balances with the Federal Reserve Bank or as cash in the vault. The amount of those reserve balances for the year ended December 31, 1997, was approximately $2,762,000.


NOTE K - RELATED PARTY TRANSACTIONS
(dollars in thousands)
   Certain directors, executive officers and companies in which they are affiliated were loan customers during 1997. A summary of activity on these borrower relationships with aggregate debt greater than $60,000 is as follows:

Total loans at January 1, 1997        $ 4,373
   New loans                            1,665
   Repayments                            (880)
   Other changes                        5,500
                                      -------
Total loans at December 31, 1997      $10,658
                                      =======

   Other changes include adjustment for loans applicable to one reporting period that are excludable from the other reporting period.

NOTE L - EMPLOYEE BENEFITS
(dollars in thousands)

   The Bank has a profit-sharing plan for the benefit of its employees and their beneficiaries. Contributions to the plan are determined by the Board of Directors. Contributions charged to operations were $128,000, $115,000 and $96,000 for 1997, 1996 and 1995.
   The Company maintains an Employee Stock Ownership Plan (ESOP) covering substantially all of its employees. The Company makes discretionary contributions to the plan which are allocated to plan participants based on relative compensation. The total number of shares held by the Plan, all of which have been allocated to participant accounts, were 91,386 and 67,499 at December 31, 1997 and 1996. In addition, the Bank made contributions to its ESOP Trust as follows:

                                      Years ended December 31
                                  1997         1996         1995
                                  ----         ----         ----

Number of shares issued              7            6            5
                                  ====         ====         ====

Value of stock contributed        $237         $195         $180

Cash contributed                    19           35           12
                                  ----         ----         ----

Total charged to expense          $256         $230         $192
                                  ====         ====         ====

   In December 1996, life insurance contracts with a cash surrender value of $5,210,000 were purchased by the Company, the owner the of policies. The purpose of these contracts was to replace a current group life insurance program for executive officers and implement a deferred compensation plan for directors and executive officers in 1996 and to implement a supplemental retirement program in 1997. The cost of providing the benefits to the participants is expected to be offset by the earnings on the life insurance contracts.

NOTE M - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
(dollars in thousands)
   The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

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

Accrued Interest Receivable and Payable: For accrued interest receivable and payable, the carrying amount is a reasonable estimate of fair value.

   The estimated fair values of the Company's financial instruments at December 31, are as follows:

                                             1997                  1996
                                             ----                  ----
                                       Carrying     Fair     Carrying    Fair
                                         Value      Value      Value     Value
                                         -----      -----      -----     -----

Financial assets:
   Cash and short-term investments     $  7,909   $  7,909   $  8,765   $ 8,765
   Securities                            72,078     72,594     66,589    66,845
   Loans                                266,489    266,940    250,964   250,525
   Accrued interest receivable            2,503      2,503      2,355     2,355

Financial liabilities:
   Deposits                            (293,712)  (294,651)  (281,825) (283,181)
   Securities sold under agreements
     to repurchase                      (12,831)   (12,831)    (8,714)   (8,714)
   Other borrowed funds                 (19,479)   (19,479)   (17,210)  (17,210)
   Accrued interest payable              (2,996)    (2,996)    (2,345)   (2,345)

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

At year-end, consolidated actual capital levels (in thousands) and minimum required levels were:

                                                                                   Minimum Required
                                                                                      To Be Well
                                                               Minimum Required    Capitalized Under
                                                                  For Capital      Prompt Corrective
                                                Actual         Adequacy Purposes   Action Regulations
                                                ------         -----------------   ------------------
                                            Amount   Ratio       Amount  Ratio       Amount   Ratio
                                            ------   -----       ------  -----       ------   -----
1997
Total capital (to risk weighted assets)
   Consolidated                            $37,177   14.2%      $20,901   8.0%      $26,126   10.0%
   Bank                                    $33,619   13.0%      $20,693   8.0%      $25,867   10.0%
Tier 1 capital (to risk weighted assets)
   Consolidated                            $33,911   13.0%      $10,450   4.0%      $15,676    6.0%
   Bank                                    $26,429   10.2%      $10,347   4.0%      $15,520    6.0%
Tier 1 capital (to average assets)
   Consolidated                            $33,911    9.3%      $14,577   4.0%      $18,222    5.0%
   Bank                                    $26,429    7.3%      $14,422   4.0%      $18,027    5.0%

1996
Total capital (to risk weighted assets)
   Consolidated                            $33,090    13.8%     $19,239   8.0%      $24,049   10.0%
   Bank                                    $30,868    12.9%     $19,120   8.0%      $23,900   10.0%
Tier 1 capital (to risk weighted assets)
   Consolidated                            $30,083    12.5%     $ 9,620   4.0%      $14,429    6.0%
   Bank                                    $23,880    10.0%     $ 9,560   4.0%      $14,340    6.0%
Tier 1 capital (to average assets)
   Consolidated                            $30,083     8.9%     $13,517   4.0%      $16,897    5.0%
   Bank                                    $23,880     7.1%     $13,418   4.0%      $16,773    5.0%

   The Company and Bank at year-end 1997 were categorized as well capitalized. Management is not aware of any event or circumstances subsequent to year-end that would change the Company's or Bank's capital structure.
   Dividends paid by the Bank are the primary source of funds available to the Company for payment of dividends to shareholders and for other working capital needs. The payment of dividends by the subsidiary bank to the Company is subject to restrictions by regulatory authorities. These restrictions generally limit dividends to the current and prior two years retained earnings. At December 31, 1997, approximately $3,680,000 of the Bank's retained earnings were available for dividends under these guidelines. In addition to these restrictions, as a practical matter, dividend payments cannot reduce regulatory capital levels below minimum regulatory guidelines. These restrictions do not presently limit the Company from paying dividends at its historical level.

NOTE O - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION
(dollars in thousands)
   Below is condensed financial information of Ohio Valley Banc Corp. In this information, the parent's investment in subsidiaries is stated at cost plus equity in undistributed earnings of the subsidiaries since acquisition. This information should be read in conjunction with the consolidated financial statements.

       CONDENSED STATEMENT OF CONDITION                  at December 31:
Assets                                                   1997      1996
                                                         ----      ----
  Cash and cash equivalents                            $    50   $    50
  Investment in subsidiaries                            26,952    24,403
  Notes receivable - subsidiaries                        6,639     4,310
  Other assets                                           1,505     1,664
                                                       -------   -------
    Total assets                                       $35,146   $30,427
                                                       =======   =======

Liabilities
 Notes Payable                                         $   875
 Other liabilities                                         105   $    49
                                                       -------   -------
    Total liabilities                                      980        49
                                                       -------   -------
Shareholders' Equity
 Common Stock                                          $ 1,802   $13,183
 Surplus                                                25,930    12,619
 Retained Earnings                                       6,207     4,376
 Net unrealized gain on available-for-sale-securities      227       200
                                                       -------   -------
   Total shareholders' equity                           34,166    30,378
                                                       -------   -------
     Total liabilities and shareholders' equity        $35,146   $30,427
                                                       =======   =======


       CONDENSED STATEMENT OF INCOME

                                                       Years ended December 31:
                                                        1997     1996     1995
                                                        ----     ----     ----
Income:
  Interest on deposits                                 $   48   $   12
  Interest on loans                                        70       12
  Interest on notes                                       287
  Dividends from bank subsidiary                        1,000    6,000

Expenses:
  Interest on notes                                        62
  Operating expenses                                      105       87   $   67
                                                       ------   ------   ------
  Income before federal income taxes and equity
    in undistributed earnings of subsidiaries           1,238    5,937      (67)
  Federal income tax benefit                              (81)      21       23
  Equity in undistributed earnings of subsidiaries      2,523   (2,792)   2,772
                                                       ------   ------   ------
    Net Income                                         $3,680   $3,166   $2,728
                                                       ======   ======   ======

(dollars in thousands)

       CONDENSED STATEMENT OF CASH FLOWS

            Years ended December 31:                    1997     1996     1995
                                                        ----     ----     ----
Cash flows from operating activities:
  Net income                                           $3,680   $3,166   $2,728
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Equity in undistributed earnings of subsidiaries (2,522)   2,792   (2,772)
      Amortization                                         12       12       12
      Change in other assets                           (1,256)      21
      Change in other liabilities                          56                 8
                                                       ------   ------   ------
      Net cash provided by operating activities           (30)   5,991      (24)
                                                       ------   ------   ------

Cash flows from investing activities:
  Purchase of long-term note from subsidiary                    (4,000)
  Change in other short-term investments                 (875)    (300)
  Change in subsidiary line of credit                  (1,454)    (310)
  Change in interest-bearing deposits                   1,403   (1,645)
                                                       ------   ------
    Net cash used in investing activities                (926)  (6,255)
                                                       ------   ------

Cash flows from financing activities:
  Change in other short-term borrowings                   875
  Cash dividends paid                                  (1,396)  (1,283)  (1,194)
  Cash paid in lieu of fractional shares in stock split   (11)      (9)     (11)
  Proceeds from issuance of common stock                1,488    1,090    1,132
                                                       ------   ------   ------
    Net cash used in financing activities                 956     (202)     (73)
                                                       ------   ------   ------

Cash and cash equivalents:
  Change in cash and cash equivalents                       0     (466)     (97)
  Cash and cash equivalents at beginning of year           50      516      613
                                                       ------   ------   ------
    Cash and cash equivalents at end of year           $   50   $   50   $  613
                                                       ======   ======   ======

NOTE P - LOAN CENTRAL CONDENSED FINANCIAL INFORMATION
(dollars in thousands)

   Below  is  condensed  financial   information  of  Loan  Central,  Inc.  This
information should be read in conjunction with the consolidated financial statements.

       CONDENSED STATEMENT OF CONDITION                  at December 31:
                                                         1997      1996
Assets                                                   ----      ----
  Cash and cash equivalents                            $    59   $    70
  Interest-bearing balances with banks                                21
  Total loans, gross                                     3,985     2,625
    Less: Allowance for loan losses                       (100)      (61)
                                                       -------   -------
  Net loans                                              3,885     2,564
  Premises and equipment                                    48        54
  Other assets                                               9        18
                                                       -------   -------
    Total assets                                       $ 4,001   $ 2,727
                                                       =======   =======

Liabilities
  Funds borrowed                                       $ 3,674   $ 2,435
  Other liabilities                                         60        52
                                                       -------   -------
    Total liabilities                                    3,734     2,487
                                                       -------   -------
Shareholders' Equity
  Common stock                                              50        50
  Surplus                                                  250       250
  Retained earnings                                        (33)      (60)
                                                       -------   -------
    Total shareholders' equity                             267       240
                                                       -------   -------
    Total liabilities and shareholders equity          $ 4,001   $ 2,727
                                                       =======   =======

       CONDENSED STATEMENT OF INCOME

                                                    Years ended December 31:
                                                         1997      1996
                                                         ----      ----
Interest income
  Interest on loans                                    $   627   $   221
  Fees on loans                                            141        73
  Interest on deposits with banks                            3         1
                                                       -------   -------
    Total interest income                                  768       295

Interest expense
  Interest on funds borrowed                               234        64
                                                       -------   -------
    Total interest expense                                 234        64

Net interest income                                        534       231
Provision for loan losses                                  154        61
                                                       -------   -------
  Net interest income after provision for loan losses      380       170

(dollars in thousands)

Other income
  Loan insurance income                                     39        15
  Other operating income                                     9         3
                                                       -------   -------
                                                            48        18
Other expense
  Salaries and employee benefits                           207       141
  Occupancy expense                                         44        34
  Furniture and equipment expense                           15        18
  Other operating expense                                  120        86
                                                       -------   -------
                                                           386       279
                                                       -------   -------
     Income before federal income taxes                     42       (91)

   Federal income taxes                                     14       (31)
                                                       -------   -------
     NET INCOME                                        $    28   $   (60)
                                                       =======   =======

SUMMARIZED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                          Quarters Ended

       1997                   Mar. 31    Jun. 30    Sept. 30   Dec. 31

Total interest income         $7,150     $7,518     $7,739     $7,903
Total interest expense         3,298      3,465      3,540      3,599
Net interest income            3,852      4,053      4,199      4,304
Provision for loan losses        300        202        266        477
    Net Income                   785        909        936      1,050

Net income per share          $  .45     $  .51     $  .52     $  .59


       1996

Total interest income         $6,373     $6,616     $6,893     $7,209
Total interest expense         3,005      2,953      3,075      3,218
Net interest income            3,368      3,663      3,818      3,991
Provision for loan losses        238        281        239        561
    Net Income                   726        800        840        800

Net income per share          $  .42     $  .47     $  .48     $  .46


       1995

Total interest income         $5,905     $6,253     $6,432     $6,406
Total interest expense         3,002      3,236      3,256      3,169
Net interest income            2,903      3,017      3,176      3,237
Provision for loan losses         75        134        210        195
    Net Income                   591        637        742        758

Net income per share          $  .35     $  .38     $  .44     $  .45

REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
Ohio Valley Banc Corp.
Gallipolis, Ohio

   We have audited the accompanying consolidated statements of condition of Ohio Valley Banc Corp., as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ohio Valley Banc Corp. as of December 31, 1997 and 1996 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.






                                                  Crowe, Chizek and Company LLP

Columbus, Ohio
February 5, 1999

SUMMARY OF COMMON STOCK DATA

                             OHIO VALLEY BANC CORP.
                     Years ended December 31, 1997 and 1996

INFORMATION AS TO STOCK PRICES AND DIVIDENDS: The market for the common stock of the Company is not highly active and trading has historically been limited. On February 9, 1996, the Company's common stock was established on NASDAQ securities market under the symbol "OVBC". Prior to this date a limited market was created in the first quarter of 1992 through the Ohio Company.

     The following table shows bid and ask quotations for the Company's common stock during 1997 and 1996. The range of market price is compiled from data provided by the broker based on limited trading and have been restated for the 33-1/3% stock split in 1997 and the 25% stock split in 1996. The quotations are inter-dealer prices, without retail markup, markdown, or commission, and may not represent actual transactions.

1997              Low Bid      High Bid      Low Ask       High Ask
----              -------      --------      -------       --------

First Quarter     $26.06        $28.32        $27.00        $29.25
Second Quarter     28.32         34.75         29.25         38.75
Third Quarter      34.75         35.50         38.50         39.00
Fourth Quarter     35.00         37.00         37.00         39.00

1996              Low Bid      High Bid      Low Ask       High Ask
----              -------      --------      -------       --------

First Quarter     $21.30        $24.00        $21.90        $27.00
Second Quarter     23.25         25.50         27.00         27.00
Third Quarter      25.13         25.50         27.00         27.00
Fourth Quarter     25.31         26.06         27.00         27.00

Dividends per share      1997        1996
-------------------      ----        ----

First Quarter            $.19        $.18
Second Quarter            .20         .18
Third Quarter             .20         .19
Fourth Quarter            .20         .19

     Shown above is a table which reflects the dividends paid per share as restated for the 33-1/3% stock split in 1997 and the 25% stock split in 1996 on the Company's common stock. This disclosure is based on the weighted average number of shares for each year and does not indicate the amount paid on the actual shares outstanding at the end of each quarter. As of December 31, 1997 the number of holders of common stock was 1,299, an increase from 1,144 shareholders at December 31, 1996.

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

Chartered under the banking laws of the state of Ohio, the Bank conducts primarily the same business operations as those often identified with a typical community bank. The Bank's market area is concentrated primarily in Gallia, Jackson, Pike and Franklin counties in Ohio and Mason county, West Virginia. Some additional business originates from the surrounding Ohio counties of Meigs, Vinton, Scioto and Ross. Loan Central provides consumer loans to individuals primarily in Gallia and Lawrence counties in Ohio. Competition for deposits and loans comes primarily from local banks and savings and loan associations, although some competition is also experienced from local credit unions, insurance companies and mutual funds. With the formation of Loan Central, the Company is better able to compete by serving a consumer base which may not meet the Bank's credit standards.

During 1997, the Bank opened a new branch in Columbus, Ohio, which provided a new market area. The Bank also converted its loan origination office in Point Pleasant, West Virginia to a full-service branch providing greater access to its current and future customers. The Company expects to continue this growth in 1998 by introducing a second SuperBank branch to be located in a local Wal-Mart store. To expand on Loan Central's success a third office was opened in Jackson, Ohio, in early 1998.

RESULTS OF OPERATIONS:
SUMMARY
1997 highlights another successful year for shareholders of Ohio Valley Banc Corp with record earnings. Net income advanced $514,000 or 16.2% in 1997 to reach $3,680,000. Net income was up $438,000 or 16.1% in 1996. With these earnings, net income per share increased to $2.07 from $1.83 in 1996, up 13.1%. Fueling the growth in earnings was asset growth of $23,172,000 or 6.8%. Accompanying the growth in assets was the balance sheet's improved efficiency in producing net income. The Company's return on assets (ROA) improved to 1.04% for 1997 which is a continuation from 1996's and 1995's improved ROA of .97% and
 .85%. The Company's commitment to enhancing shareholder value was demonstrated by the market value of your stock being up over 37% from 1996 which was up 23% from 1995. Additionally, return on equity (ROE) was 11.55% for 1997 compared to 11.08% for 1996 and 10.64% for 1995.

NET INTEREST INCOME
The most significant portion of the Company's revenue, net interest income, results from properly managing the spread between interest income on earning assets and interest expense on the liabilities used to fund those assets. Net interest income is affected by changes in both the average volume and mix of the balance sheet and the level of interest rates for financial instruments. Changes in net interest income are measured by net interest margin and net interest spread. Net interest margin is expressed as net interest income divided by average interest-earning assets. Net interest spread is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. Both of these are reported on a taxable equivalent basis. Net interest margin is greater than net interest spread due to the interest earned on interest-earning assets funded from noninterest-bearing funding sources, primarily demand deposits and stockholders' equity. Following is a discussion of changes in interest-earning assets, interest-bearing liabilities and the associated impact on interest income and interest expense for the three years ending December 31, 1997. Tables I and II have been prepared to summarize the significant changes outlined in this analysis.

Net interest income on a fully tax equivalent basis (FTE) expanded $1,579,000 in 1997, an increase of 10.4% over the $15,144,000 earned in 1996. Net interest income increased 20.6% in 1996 over 1995. For 1997, net interest income growth resulted from an increase in interest-earning assets combined with a higher net interest margin. The increase in 1996 was primarily attributable to the significant increase in the net interest margin along with additional earning assets.

Average earning assets grew by 6.3% during 1997 to reach $333,402,000. In 1996, average earning assets grew 2.3% over 1995. Average total loans expanded $22,886,000 or 9.6% from 1996 and represent 78% of earning assets. This compares to average loan growth of 14.9% for 1996 and loans representing 76% of earning assets. Management focuses on generating loan growth as this portion provides the greatest return to the Company. Average securities declined from $89,639,000 in 1995 to $72,184,000 in 1996 to $68,309,000 in 1997. The shift in earning assets to loans from securities was a strategy employed by management to increase the yield on earning assets which resulted in a higher net interest margin. Furthermore, a portion of the maturing securities were allocated to higher yielding life insurance contracts. Although loans comprise a larger percentage of earning assets, management is comfortable with the current level of loans based on collateral values, the increase in the allowance for loan losses and the Company's well-capitalized status. Management does not anticipate to continue the reallocation of securities to loans to the same degree in 1998. Securities have reached an approximate level which management has targeted.

With fewer securities being reallocated, the need for traditional funding sources has increased. Average interest-bearing liabilities increased $21,380,000 or 8.1% between 1996 and 1997 compared to a decrease of $1,397,000 between 1995 and 1996. The composition of interest-bearing liabilities continues to shift to time deposits due to the higher rates of interest paid. Average time deposits represented 63.8% of interest-bearing liabilities for 1997, up from 62.1% and 58.1% for 1996 and 1995. The total average balance of NOW accounts, money markets and savings deposits decreased $6,211,000 or 7.5% from 1996 to 1997 and decreased $5,381,000 or 6.1% from 1995 to 1996. The decline in this portion of core deposits has had a negative impact on the cost of funds due to their lower cost.

The net interest margin improved .19% to 5.02% in 1997 from 4.83% in 1996. This follows a .73% increase in net interest margin in 1996. Contributing to the improved net interest margin in 1997 was a gain in the net interest spread of
 .22%. The yield on earning assets rose .45% compared to funding costs increasing only .23%. The yield on interest-earning assets improved with higher relative balances in loans combined with a .39% increase in loan yields to reach 9.95%. In addition, the yield on securities improved to 6.49% from 6.16%. Total funding costs increased in relation to time deposits and borrowed funds comprising a larger percentage of interest-bearing liabilities combined with rate increases. The impact of interest free funds on the net interest margin declined from .75% in 1996 to .72% in 1997. The .03% decrease in the contribution of interest free funding sources combined with the .22% increase in the net interest spread yielded the .19% increase in the net interest margin. The 1996 increase in net interest margin was due to a .64% gain in net interest spread with asset yields rising .51% and funding costs declining .13%. Furthermore, interest free funding sources provided an additional .09%. Management expects the net interest margin to level off in 1998 based on balance sheet mix stabilizing and the Company's minimal exposure to interest rate changes.

OTHER INCOME AND EXPENSE
Total other income, excluding securities losses, increased to $1,860,000 for 1997, a 28.5% gain over 1996. Total other income increased 11.8% from 1995 to 1996. Contributing to 1997's additional income was the earnings from life insurance contracts purchased mostly in the fourth quarter of 1996, which provided an additional $320,000. The purpose of these contracts was to replace a current group life insurance program for executive officers and implement a deferred compensation plan for directors and executive officers in 1996 and to implement a supplemental retirement program in 1997. The cost of providing the benefits to the participants is expected to be offset by the tax preferenced earnings on the life insurance contracts. Within other operating income, gains were recognized from loan service fees and from commissions earned from loan insurance sales. For 1996, total other income increased due to service charges on deposit accounts being up $129,000. Trust division income was down $55,000 in 1996 with the decrease in the trust department's managed assets in the first quarter of 1996.

Total other expense increased $1,452,000 or 13.9% in 1997 and $1,318,000 or 14.4% in 1996. The most significant expense in this category is salary and employee benefits. From 1995 to 1997, management staffed three full-service branches for the Bank and two offices for Loan Central. Related to the growth in operations was the increase in the number of full-time equivalent employees from 175 at year-end 1995 to 223 at year-end 1997. Salary and employee benefits increased $926,000 or 14.9% from 1996 to 1997 and increased $833,000 or 15.5%
from 1995 to 1996. Associated with the new offices was an increase in occupancy expense and furniture and equipment expense. Increased costs are related to depreciation, rental property costs and utilities. Upgrades of equipment to support growth and processing technology also contributed to the increase. By investing in this technology, data processing expense is down for 1997. The 15.9% gain in other operating expenses over 1996 was related to a supplemental retirement program implemented in 1997 for directors which also will be offset by earnings on life insurance contracts. Additionally, increases were recognized in computer software depreciation.

In May 1997 a six member committee was formed and charged with the responsibility of ensuring that the Company will be ready for the Year 2000 transition. This committee has conducted extensive inventories of the Company's computer software and hardware as well as other equipment that may be microchip dependent. The vendors associated with the aforementioned hardware and software were contacted to determine the product's Year 2000 readiness. A Year 2000 plan has been developed which commits the Company to being Year 2000 compliant by December 31, 1998, thereby affording the Company one full year to test all mission critical systems to verify their viability for the Year 2000 and beyond. Management does not believe that the associated costs relating to the Year 2000 effort will materially affect the Company's results of operations, liquidity and capital resources. In an effort to assess and assist the Year 2000 efforts of our customers, the Company sponsored a forum in December of 1997 on Year 2000 date change issues.

FINANCIAL CONDITION:

SECURITIES
The second largest component of earning assets is securities. Management's goal in structuring the portfolio is to maintain a prudent level of liquidity while providing an acceptable rate of return without sacrificing asset quality.

The portfolio consists primarily of U.S. Treasury notes and U.S. Government agencies which comprise approximately 75% of total securities. As a result, the portfolio's exposure to credit risk is minimal. The weighted average FTE yield on debt securities at year-end 1997 was 6.64% as compared to 6.47% at year-end 1996. Given current reinvestment rates, the yield on securities will be challenged in 1998 as higher yielding securities mature. Table III provides a summary of the portfolio by category and remaining contractual maturity. Issues classified as equity securities have no stated maturity date and are not included in Table III. The portfolio was comprised largely of fixed rate issues and does not contain any issues which would be classified as high risk mortgage-backed securities.

The Company classifies a portion of its securities as available-for-sale to provide the flexibility to meet future liquidity needs. At December 31, 1997, the market value of available-for-sale securities totaled $32,659,000 consisting mostly of U.S. Treasury notes. Maturing securities have historically provided sufficient liquidity such that management has not sold a debt security in several years.

Within  the  Company's  portfolio  are  securities  which are  considered  to be structured notes. Structured notes are debt securities other than mortgage-backed securities whose cash flow characteristics depend on one or more indices and/or that have embedded forward, put or call options. As of December 31, 1997, the securities portfolio contained $3,000,000 of structured notes. During 1997, $9,500,000 of the structured notes matured and the remaining structured notes will mature no later than April 1998. The Company's investment policy does not allow any future purchases of structured notes due to the thin trading market for these securities and their greater susceptibility to changes in market value.

LOANS
Total loans increased $15,735,000 or 6.2% in 1997 compared to $37,287,000 or 17.2% in 1996. Residential mortgage loans expanded $8,089,000 or 7.9% in 1997. The Company generally originates real estate loans for its own portfolio, as very few loans are sold on the secondary market. Consumer loans grew $3,932,000 representing a 5.3% gain. A portion of the consumer loans were originated through indirect lending, primarily from area automobile dealers, and are subject to the same underwriting as our regular loans. Commercial loans increased $3,458,000 or 4.6% including commercial equipment leases which are up $464,000. Loan Central accounted for $1,360,000 of the consolidated loan growth for 1997 and has generated a $3,985,000 loan portfolio in less than two years. Tables V, VI, and VII have been provided to enhance the understanding of the loan portfolio and the allowance for potential loan losses. The allowance for loan losses is maintained by management at a level considered adequate to cover possible losses. Management evaluates the adequacy of the allowance for loan losses quarterly based on several factors including, but not limited to, general economic conditions, loan portfolio composition, prior loan loss experience and management's estimate of future probable losses. Actual losses on loans are reflected as reductions in the reserve and are referred to as charge-offs. The amount of the provision for loan losses charged to operating expenses is the amount necessary, in management's opinion, to maintain the allowance for loan losses at an adequate level. The allowance required is primarily a function of the relative quality of the loans in the loan portfolio, the mix of loans in the portfolio and the rate of growth of outstanding loans.

The ratio of net  charge-offs  to average  total loans at December  31, 1997 was
 .40% up from .26% at December 31, 1996 due mostly to higher losses in the consumer loan area. Net charge-offs in both the real estate and commercial loan areas were relatively low, which represents the overall quality of these segments of the loan portfolio. Nonperforming loans, which include nonaccrual loans, and underperforming loans, which include accruing loans past due 90 days or more, are returned to performing status when the loan is brought current and has performed in accordance with contractual terms. Loans past due more than 90 days plus loans placed on nonaccrual status were approximately $4,196,000 or 1.56% of outstanding balances at December 31, 1997 compared to $2,944,000 or 1.16% of outstanding balances at the end of 1996. The increase in both nonperforming and underperforming loans are primarily attributable to loans secured by real estate which are generally well secured.

For 1997, provision expense was down $74,000 compared to the provision expense for 1996. The decrease in provision expense was associated with the slower loan growth in 1997, especially in the commercial loan area. In addition, the portfolio continues to contain a large proportion of low risk residential mortgages. As a percentage of total loans, the allowance for loan losses at December 31, 1997 was 1.22% versus 1.21% at December 31, 1996. Management believes the allowance is adequate to absorb inherent losses in the current portfolio and anticipates that it will continue its provision to the allowance for loan losses at its current level for the foreseeable future.

DEPOSITS
Interest-earning assets are funded primarily by core deposits. The accompanying table IV shows the composition of total deposits as of December 31, 1997. Total deposits grew $11,887,000 or 4.2% to reach $293,712,000 at year-end 1997.
Leading the growth in deposits was time deposit growth of $9,372,000 followed by growth in noninterest-bearing deposits of $3,008,000. With the expansion in new and current markets, management expects continued growth in deposits in 1998.


FUNDS BORROWED
In addition to traditional deposits, the Company considers borrowed funds when evaluating funding sources. Other funds borrowed consist of Federal Home Loan Bank (FHLB) advances, securities sold under agreements to repurchase and promissory notes. FHLB advances are subject to collateral agreements and are secured by qualifying first mortgage loans. Management has utilized FHLB advances to fund long-term assets and to fund short-term liquidity needs. At December 31, 1997, the balance of FHLB advances totaled $18,553,000 compared to $15,924,000 at December 31, 1996. Management has determined that the use of FHLB advances is a cost-effective and stable way of generating new money as advance rates are comparable to rates on certificates of deposit. The weighted average rate on FHLB advances during 1997 equaled 5.93%. Management will continue to evaluate borrowings from the FHLB as an alternative funding source. Securities sold under agreements to repurchase increased $4,117,000 from 1996's level of $8,714,000. The approximate weighted average interest rate for repurchase agreements during 1997 was 3.83% which represents a relatively low cost of funds for the Company. Promissory notes are primarily associated with funding loans at Loan Central and were issued with terms of one year or less.

CAPITAL RESOURCES
The Company maintains a capital level that exceeds regulatory requirements as a margin of safety for its depositors and shareholders. Shareholders' equity totaled $34,166,000 at December 31, 1997, compared to $30,378,000 at December 31, 1996, which represents growth of 12.5%. All of the capital ratios exceeded the regulatory minimum guidelines as identified in Note N "Regulatory Matters".

Cash dividends paid of $1,396,000 ($.79 per share) for 1997 represents a 6.8% increase over the cash dividends paid during 1996. The increase in cash dividends paid is due to the additional shares outstanding during 1997 which were not outstanding during 1996 and an increase in dividends paid per share.

The Company maintains a dividend reinvestment and stock purchase plan. The plan allows shareholders to purchase additional shares of company stock. A benefit of the plan is to permit the shareholders to reinvest cash dividends as well as make supplemental purchases without the usual payment of brokerage commissions. During 1997, the Company issued 35,422 shares under the dividend reinvestment and stock purchase plan. At December 31, 1997, approximately 62% of the shareholders were enrolled in the dividend reinvestment plan representing approximately 11% of total shares outstanding.

LIQUIDITY AND INTEREST RATE SENSITIVITY
The Company's goal for interest rate sensitivity management is to maintain a balance between steady net interest income growth and the risks associated with interest rate fluctuations. Interest rate risk ("IRR") is the exposure of the Company's financial condition to adverse movements in interest rates. Accepting this risk can be an important source of profitability, but excessive levels of IRR can threaten the Company's earnings and capital. It is management's policy not to position the balance sheet so as to expose the Company to levels of interest rate risk which could significantly impair earnings performance or endanger capital.

The Company's asset and liability committee monitors the rate sensitivity of the balance sheet weekly through parameters established by the Board of Directors. The committee uses an interest rate sensitivity gap analysis prepared quarterly to monitor the relationship between the maturity and repricing of its interest-earning assets and interest-bearing liabilities. Interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets and interest-bearing liabilities maturing or repricing within a specified time period. A gap position is considered positive when the amount of interest-sensitive assets exceed the amount of interest-sensitive liabilities, and is considered negative when the amount interest-sensitive liabilities exceed the amount of interest-sensitive assets. Generally, during a period of rising interest rates, a negative gap would adversely affect net interest income, while a positive gap would result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would result in an increase in net interest income, while a positive gap would negatively affect net interest income. This analysis assumes that interest rate changes for interest-earning assets and interest-bearing liabilities are of the same magnitude and velocity, whereas actual interest rate changes generally differ in magnitude and velocity.

The Company's exposure to interest rate risk is primarily managed through the selection of the type and repricing characteristics of interest-earning assets and interest-bearing liabilities. Management can influence the Company's gap position by offering fixed or variable rate products, by changing the terms of new loans, investments and time deposits, or by selling existing assets or repaying certain liabilities. The Company's ability to manage its gap position can be challenged by customer preferences which may not meet the Company's goals. The FHLB assists in funding interest-earning assets by providing advances with similar repricing characteristics as many of the loans offered by the Company.

Table VIII provides information about the Company's financial instruments that are sensitive to changes in interest rates. The table presents repricing opportunities strictly by maturity date without regard for repricing dates for variable rate products. Noninterest-bearing checking deposits assume an annual decay rate of 12% and savings and interest-bearing checking accounts assume an annual decay rate of 20% based on the Company's historical experience. Prepayments are not included in loan maturities.

Liquidity management should focus on matching the cash inflows and outflows within the Company's natural market for loans and deposits. This goal is accomplished by maintaining sufficient asset liquidity along with stable core deposits. The primary sources of liquidity are interest-bearing balances with banks, federal funds sold and the maturity and repayment of investments and loans as well as cash flows provided from operations. The Company has classified $32,659,000 in securities as available-for-sale at December 31, 1997. In addition, Federal Home Loan Bank in Cincinnati offers advances to the Bank which further enhances the Bank's ability to meet liquidity demands. The Bank also has the ability to purchase federal funds from several of its correspondent banks. Management does not rely on any single source of liquidity and monitors the level of liquidity based on many factors affecting the Company's financial condition. See statement of cash flows.

INFLATION
Consolidated financial data included herein has been prepared in accordance with generally accepted accounting principles (GAAP). Presently, GAAP requires the Company to measure financial position and operating results in terms of historical dollars with the exception of securities available-for-sale, which are carried at fair value. Changes in the relative value of money due to inflation or deflation are generally not considered.

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

FORWARD LOOKING STATEMENTS
Except for the historical statements and discussions contained herein, statements contained in this report constitute "forward looking statements' within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 and as defined in the Private Securities
Litigation Reform Act of 1995. Such statements are often, but not always, identified by the use of such words as "believes," "anticipates," "expects," and similar expressions. Such statements involve various important assumptions, risks, uncertainties, and other factors, many of which are beyond our control, that could cause actual results to differ materially from those expressed in such forward looking statements. These factors include, but are not limited to: changes in political, economic or other factors such as inflation rates, recessionary or expansive trends, and taxes; competitive pressures; fluctuations in interest rates; the level of defaults and prepayment on loans made by the Company; unanticipated litigation, claims, or assessments; fluctuations in the cost of obtaining funds to make loans; and regulatory changes. Readers are cautioned not to place undue reliance on such forward looking statements, which speak only as of the date hereof. The Company undertakes no obligation and disclaims any intention to republish revised or updated forward looking statements, whether as a result of new information, unanticipated future events or otherwise.

CONSOLIDATED AVERAGE BALANCE SHEET & ANALYSIS OF NET INTEREST INCOME

Table I
                                                                        December 31
                                   ------------------------------------------------------------------------------------
                                              1997                         1996                         1995
(dollars in thousands)             --------------------------   --------------------------   --------------------------
                                   Average    Income/  Yield/   Average    Income/  Yield/   Average    Income/  Yield/
                                   Balance    Expense   Rate    Balance    Expense   Rate    Balance    Expense   Rate
                                   -------    -------   ----    -------    -------   ----    -------    -------   ----
ASSETS
------
Interest-earning assets:
  Interest-bearing balances        $    113   $     5   4.44%   $     60   $     3   4.67%   $  3,003   $   183   6.09%
    with banks
  Federal funds sold                  3,728       202   5.40       2,999       158   5.27       6,575       382   5.81
  Securities:
    Taxable                          55,609     3,519   6.33      59,883     3,557   5.94      79,696     4,331   5.43
    Tax exempt                       12,700       911   7.17      12,301       889   7.23       9,943       742   7.46
  Loans                             261,252    25,988   9.95     238,366    22,788   9.56     207,447    19,587   9.44
                                   --------   -------  -----    --------   -------  -----    --------   -------  -----
    Total interest-
      earning assets                333,402    30,625   9.19%    313,609    27,395   8.74%    306,664    25,225   8.23%

Noninterest-earning assets:
  Cash and due from banks             7,838                        7,355                        6,839
  Other nonearning assets            16,322                        9,168                        8,786
  Allowance for loan losses          (3,169)                      (2,649)                      (2,147)
                                   --------                     --------                     --------
    Total noninterest-
      earning assets                 20,991                       13,874                       13,478

        Total assets               $354,393                     $327,483                     $320,142
                                   ========                     ========                     ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
  NOW accounts                     $ 31,568     1,048   3.32%   $ 32,238     1,091   3.38%   $ 31,695     1,211   3.82%
  Savings and Money Market           44,853     1,064   2.37      50,394     1,202   2.38      56,318     1,412   2.51
  Time deposits                     181,244    10,436   5.76     163,093     9,194   5.64     153,517     9,149   5.96
  Repurchase agreements              11,352       435   3.83       9,813       339   3.46      17,790       597   3.36
  Other borrowed money               15,182       919   6.05       7,281       425   5.84       4,896       294   6.00
                                   --------   -------  -----    --------   -------  -----    --------   -------  -----
    Total interest-
      bearing liabilities           284,199    13,902   4.89%    262,819    12,251   4.66%    264,216    12,663   4.79%

Noninterest-bearing liabilities:
  Demand deposit accounts            34,054                       32,350                       27,212
  Other liabilities                   4,273                        3,746                        3,069
                                   --------                     --------                       ------
    Total noninterest-
      bearing liabilities            38,327                       36,096                       30,281

  Shareholders' equity               31,867                       28,568                       25,645
                                   --------                     --------
    Total liabilities and
      shareholders' equity         $354,393                     $327,483                     $320,142
                                   ========                     ========                     ========

Net interest earnings                         $16,723                      $15,144                      $12,562
                                              =======                      =======                      =======
Net interest earnings as a percent
  of interest-earning assets                            5.02%                        4.83%                        4.10%
                                                       -----                        -----                        -----
Net interest rate spread                                4.30%                        4.08%                        3.44%
                                                       -----                        -----                        -----
Average interest-bearing liabilities
  to average earning assets                            85.24%                       83.80%                       86.16%
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

RATE VOLUME ANALYSIS OF CHANGES IN INTEREST INCOME & EXPENSE

Table II
                                                 1997                                   1996
                                      -----------------------------          ----------------------------
(dollars in thousands)                     Increase (Decrease)                    Increase (Decrease)
                                        From Previous Year Due to              From Previous Year Due to
                                      -----------------------------          ----------------------------
                                      Volume    Yield/Rate    Total          Volume   Yield/Rate    Total
                                      ------    ----------    -----          ------   ----------    -----
INTEREST INCOME
---------------
Interest-bearing balances
  with banks                        $     2                 $     2         $  (146)   $   (34)   $  (180)
Federal funds sold                       40     $     4          44            (191)       (33)      (224)
Securities:
  Taxable                              (263)        225         (38)         (1,150)       376       (774)
  Tax exempt                             29          (7)         22             171        (24)       147
Loans                                 2,249         951       3,200           2,953        248      3,201
                                    -------     -------     -------         -------    -------    -------
    Total interest income             2,057       1,173       3,230           1,637        533      2,170

INTEREST EXPENSE
----------------
NOW accounts                            (22)        (21)        (43)             21       (141)      (120)
Savings and Money Market               (132)         (6)       (138)           (143)       (67)      (210)
Time deposits                         1,042         200       1,242             554       (509)        45
Repurchase agreements                    57          39          96            (275)        17       (258)
Other borrowed money                    478          16         494             139         (8)       131
                                    -------     -------     -------         -------    -------    -------
    Total interest expense            1,423         228       1,651             296       (708)       412
                                    -------     -------     -------         -------    -------    -------
Net interest earnings               $   634      $  945     $ 1,579         $ 1,341    $ 1,241    $ 2,582
                                    =======     =======     =======         =======    =======    =======

The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each. Fully taxable equivalent assuming 34% tax rate, net of related nondeductible interest expense.

SECURITIES

Table III
                                                                      MATURING
                                   ---------------------------------------------------------------------------
As of December 31, 1997                Within           After One but       After Five but
(dollars in thousands)                One Year        Within Five Years    Within Ten Years    After Ten Years
                                      --------        -----------------    ----------------    ---------------
                                   Amount    Yield     Amount    Yield      Amount   Yield      Amount   Yield
                                   ------    -----     ------    -----      ------   -----      ------   -----
U.S. Treasury securities          $ 9,306    6.80%    $18,140    6.61%
Obligations of U.S. Government
  agency securities                 8,491    5.96%     18,080    6.18%
Obligations of states and
  political subdivisions            1,934    7.13%      5,363    7.12%      $5,768    7.97%      $  870   8.61%
Corporate Obligations                 503    6.95%
Mortgage-backed securities                                 39    6.71%         433    6.15%
                                  -------    ----     -------    ----       ------    ----       ------   ----
    Total debt securiities        $20,234    6.48%    $41,622    6.49%      $6,201    7.84%      $  870   8.61%
                                  =======    ====     =======    ====       ======    ====       ======   ====

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

DEPOSITS

Table IV                                     as of December 31

(dollars in thousands)
                                     1997           1996           1995
                                     ----           ----           ----
Interest-bearing deposits:
  NOW accounts                     $ 29,439       $ 28,493       $ 29,896
  Money Market                       13,130         13,470         18,524
  Savings accounts                   31,142         32,242         35,167
  IRA accounts                       28,102         28,044         29,210
  Certificates of Deposit           154,799        145,485        126,272
                                   --------       --------       --------
                                    256,612        247,734        239,069
Noninterest-bearing deposits:
  Demand deposits                    37,100         34,091         33,300
                                   --------       --------       --------
    Total deposits                 $293,712       $281,825       $272,369
                                   ========       ========       ========

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

Table V                                        Years Ended December 31
(dollars in thousands)                 1997     1996     1995     1994     1993
----------------------                 ----     ----     ----     ----     ----

Commercial loans                      $  879   $  887   $  328   $  628   $  475
 Percentage of loans to total loans   29.91%   30.30%   21.03%   24.63%   25.61%

Real estate loans                        118      238      236      136      257
 Percentage of loans to total loans   40.87%   40.21%   48.16%   47.58%   44.91%

Consumer loans                           949      799      597      544      579
 Percentage of loans to total loans   29.22%   29.49%   30.81%   27.79%   29.48%

Unallocated                            1,344    1,156    1,228      876      702
                                     -------  -------  -------  -------  -------
Allowance for Loan Losses             $3,290   $3,080   $2,389   $2,184   $2,013
                                     =======  =======  =======  =======  =======
                                     100.00%  100.00%  100.00%  100.00%  100.00%
                                     =======  =======  =======  =======  =======
Ratio of net charge-offs
 to average loans                       .40%     .26%     .20%     .12%     .37%
                                     =======  =======  =======  =======  =======

The above allocation is based on estimates and subjective judgements and is not necessarily indicative of the specific amounts or loan categories in which losses may ultimately occur.

SUMMARY OF NONPERFORMING AND PAST DUE LOANS

Table VI
(dollars in thousands)                 1997     1996     1995     1994     1993
----------------------                 ----     ----     ----     ----     ----
Impaired loans                        $  430   $  449   $  579
Past due-90 days or more and
  still accruing                                                 $2,724   $1,677
Nonaccrual                                                          473      394
Accruing loans past due 90
  days or more to total loans                                     1.36%     .91%
Nonaccrual loans as a % of
  total loans                                                      .24%     .21%
Impaired loans as a % of total loans    .16%     .18%     .27%
Allowance for loans losses as a
  % of total loans                     1.22%    1.21%    1.10%    1.09%    1.09%

   Management believes that the impaired loan disclosures are comparable to the nonperforming loan disclosures except that the impaired loan disclosures do not include single family residential or consumer loans which are analyzed in the aggregate for loan impairment purposes.
   During 1997, the Company did not recognize any interest income on impaired loans. Loans not included above that management feels have loss potential total approximately $200,000. The Company has no assets which are considered to be troubled debt restructurings.
   Management formally considers placing a loan on nonaccrual status when collection of principal or interest has become doubtful. Furthermore, a loan should not be returned to the accrual status unless either all delinquent principal or interest has been brought current or the loan becomes well secured and is in the process of collection.

MATURITY AND REPRICING DATA OF LOANS

Table VII

As of December 31, 1997                             Maturing/Repricing
(dollars in thousands)
                               Within       After One but
                              One Year    Within Five Years   After Five Years     Total
                              --------    -----------------   ----------------     -----
Commercial loans and other    $ 58,558         $ 8,257            $13,877        $ 80,692
Real estate loans               54,322          25,654             30,271         110,247
Consumer loans                  23,237          46,369              9,234          78,840
                              --------         -------            -------        --------
  Total loans                 $136,117         $80,280            $53,382        $269,779
                              ========         =======            =======        ========

Loans maturing and loans repricing after one year with:
   Variable interest rates    $ 31,338
   Fixed interest rates        102,324
                              --------
   Total                      $133,662
                              ========

RATE SENSITIVITY ANALYSIS

Table VIII
(dollars in thousands)

As of December 31, 1997                                 Principal Amount Maturing in:
                                                                                          There-           Fair Value
                                         1998      1999      2000      2001      2002     after    Total    12/31/97
Rate-Sensitive Assets:
Fixed interest rate loans             $  5,968  $  7,170  $ 13,051  $ 19,023  $ 13,035  $ 49,717  $107,964  $108,415
Average interest rate                    9.41%    11.62%    11.72%    11.11%    10.83%     9.23%    10.23%

Variable interest rate loans          $ 40,553  $  1,291  $  3,363  $  7,038  $  9,670  $ 99,900  $161,815  $161,815
Average interest rate                   10.38%     9.84%    10.35%     9.87%     9.34%     8.41%     9.08%

Fixed interest rate securities        $ 20,194  $ 10,689  $ 10,239  $ 10,034  $ 10,274  $ 10,304  $ 71,734  $ 72,594
Average interest rate                    6.48%     6.83%     6.42%     6.33%     6.34%     7.61%     6.64%

Other interest-bearing assets         $    197                                                              $    197
Average interest rate                    4.49%

Rate-Sensitive Liabilities:
Noninterest-bearing checking          $  4,452  $  3,918  $  3,448  $  3,034  $  2,670  $ 19,578  $ 37,100  $ 37,100

Savings & Interest-bearing checking   $ 11,259  $  9,230  $  7,605  $  6,300  $  5,246  $ 34,071  $ 73,711  $ 73,711
Average interest rate                    2.57%     2.59%     2.61%     2.63%     2.65%     2.84%     2.71%

Time deposits                         $133,554  $ 33,380  $  8,060  $  2,902  $  3,670  $  1,335  $182,901  $183,840
Average interest rate                    5.73%     5.83%     6.01%     5.96%     6.54%     7.45%     5.79%

Fixed interest rate borrowings        $ 12,807            $  1,500            $  1,957  $     51  $ 16,315  $ 16,315
Average interest rate                    5.99%               6.08%               5.99%     7.00%     6.00%

Variable interest rate borrowings     $ 15,995                                                    $ 15,995  $ 15,995
Average interest rate                    4.34%                                                       4.34%



KEY RATIOS

Table IX
                               1997     1996     1995     1994     1993
                               ----     ----     ----     ----     ----
Return on average assets       1.04%     .97%     .85%     .80%     .70%
Return on average equity      11.55%   11.08%   10.64%   10.51%    9.62%
Dividend payout ratio         37.94%   40.51%   43.77%   45.17%   50.31%
Average equity to
  average assets               8.99%    8.72%    8.01%    7.62%    7.28%

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

James L. Dailey                         Robert H. Eastman
Chairman and Chief Executive Officer    President
Ohio Valley Banc Corp                   Ohio Valley Supermarkets, Inc.

Merrill L. Evans                        Morris E. Haskins
Farmer                                  Retired Bank Executive
President, Evans Enterprises, Inc.

Warren F. Sheets                        Jeffrey E. Smith
Attorney                                President and Chief Operating Officer
                                        Ohio Valley Banc Corp

Thomas E. Wiseman
President,
The Wiseman Agency, Inc.

                                   DIRECTORS
                            OHIO VALLEY BANK COMPANY

Phil A. Bowman                          Keith R. Brandeberry
Vice President                          Member Executive Committee
Waterloo Coal Co., Inc.                 Chairman Examination and
Member Examination and                  Audit Committee
Audit Committee

W. Lowell Call                          James L. Dailey
Member Examination and                  Chairman and
 Audit Committee                         Chief Executive Officer
                                        The Ohio Valley Bank Company
                                        Chairman Executive Committee

Robert H. Eastman                       Merrill L. Evans
Chairman Marketing and                  Member Executive Committee
 Long Range Planning Committee          Member Marketing and Long
                                         Range Planning Committee


Lloyd R. Francis                        Art E. Hartley, Sr.
Developer                               Chairman of the Board
Member Marketing and Long               City Ice and Fuel, Inc.
 Range Planning Committee               Member Marketing and Long
                                         Range Planning Committee

Morris E. Haskins                       Charles C. Lanham
Member Executive Committee              Executive Vice President
Member Trust Committee                  The Ohio Valley Bank Company
                                        Member Executive Committee
                                        Member Trust Committee

Frank H. Mills, Jr.                     Warren F. Sheets
Farmer                                  Chairman Trust Committee
Member Examination and
 Audit Committee

Jeffrey E. Smith                        Lannes C. Williamson
President and                           PresidentMember
Chief Operating Officer                 L. Williamson Pallets, Inc.
The Ohio Valley Bank Company            Member Examination and
Member Executive Committee               Audit Committee
Member Marketing and
 Long Range Planning Committee

Thomas E. Wiseman
Member Executive Committee
Member Trust Committee

DIRECTOR EMERITUS
C. Leon Saunders
Retired Bank Executive

                                    OFFICERS
                             OHIO VALLEY BANC CORP

James L. Dailey                         Jeffrey E. Smith
Chairman and                            President, Chief Operating Officer
Chief Executive Officer                 and Treasurer

Charles C. Lanham                       Wendell B. Thomas
Senior Vice President                   Vice President and Secretary

Sue Ann Bostic                          Michael D. Francis
Vice President                          Vice President

Katrinka V. Hart                        Mario P. Liberatore
Vice President                          Vice President

E. Richard Mahan                        Larry E. Miller, II
Vice President                          Vice President

Cindy H. Johnston                       Paula W. Salisbury
Assistant Secretary                     Assistant Secretary

                                    OFFICERS
                                  LOAN CENTRAL

Jeffrey E. Smith                        Michael D. Francis
President                               Senior Vice President

Cherie A. Barr
Secretary

                          WEST VIRGINIA ADVISORY BOARD

Anna P. Barnitz                         Richard L. Handley
Business Manager/Treasurer              Educator
Bob's Market and Greenhouses, Inc.      Mason County Board of Education

Art E. Hartley, Sr.                     Gregory K. Hartley
                                        President
                                        City Ice and Fuel, Inc.

Charles C. Lanham                       Mario P. Liberatore
                                        Chairman

John C. Musgrave                        Trenton M. Stover
West Virginia Lottery Director          CPA/Owner
                                        Trenton Stover CPA

Lannes C. Williamson                    R. Raymond Yauger
                                        President
                                        Yauger Farm Supply, Inc.

                                    OFFICERS
                            OHIO VALLEY BANK COMPANY

James L. Dailey                         Jeffrey E. Smith
Chairman and                            President and
Chief Executive Officer                 Chief Operating Officer

Charles C. Lanham                       Wendell B. Thomas
Executive Vice President                Senior Vice President
                                        and Secretary
                                        Member Executive Committee

Sue Ann Bostic                          Katrinka V. Hart
Senior Vice President                   Senior Vice President
Administrative Services Group           Retail Bank Group
                                        Member Marketing and Long
                                        Range Planning Committee

Mario P. Liberatore                     E. Richard Mahan
Senior Vice President                   Senior Vice President
West Virginia Bank Group                Commecial Bank Group
                                        Member Trust Committee

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

Bryan W. Martin                         Richard D. Scott
Vice President                          Vice President, Trust
Facilities and Technical                Secretary Trust Committee
Services

David L. Shaffer                        Tom R. Shepherd
Vice President                          Vice President, Marketing
Retail Lending                          Member Marketing and Long
                                        Range Planning Committee

Sandra L. Edwards                       Hugh H. Graham, Jr.
Assistant Vice President                Assistant Vice President
Operations Center Manager               Retail Expansion and Acquisitions

Robert T. Hennesy                       Larry E. Lee
Assistant Vice President                Assistant Vice President
Retail Indirect Lending Manager         Cash Services and Security

Jennifer L. Osborne                     Patrick H. Tackett
Assistant Vice President                Assistant Vice President
Retail Lending Operations Manager       Retail Direct Lending Manager

Molly K. Tarbett                        Phyllis P. Wilcoxon
Assistant Vice President                Assistant Vice President for
Deposit Operations Manager              Shareholder Relations

Darren R. Blake                         Michael C. Davis
Assistant Cashier                       Assistant Cashier
Research and Development for MIS        Loan Officer

Judy K. Hall                            Brenda G. Henson
Assistant Cashier                       Assistant Cashier
Manger, Training and                    Manager Customer Service
Educational Development

N. Kathryn Massie                       Billy J. Meadows
Assistant Cashier                       Assistant Cashier
Telemarketing and                       Golden Opportunities Program
Quality Control

Linda L. Plymale                        Scott W. Shockey
Assistant Cashier                       Assistant Cashier
Operations Center                       Regulatory Reporting Manager

Timothy V. Stevens                      Rick A. Swain
Assistant Cashier                       Assistant Cashier
Retail Development                      Region Manager Pike County

Cindy H. Johnston                       Paula Salisbury
Assistant Secretary                     Assistant Secretary