Form 10-K, Exhibit 13
period 1998-12-31
OHIO VALLEY BANC CORP
filed 1999-03-31
CIK 894671

MESSAGE FROM MANAGEMENT
-----------------------
Determination is a word usually reserved for physical feats rather than the day-to-day operations of a financial institution. However, it is determination that separates Ohio Valley Banc Corp. from its competitors.

1998 was a year of unsurpassed effort by the OVB Team which rewarded its company with a year of record expansion of growth and earnings. We would challenge any company our size to accomplish what our people did in 1998. The year led to the opening of three new SuperBanks, one new Ohio Valley Bank, and a new Loan Central office. The Banc Corp. acquired a new subsidiary, Jackson Savings Bank, and Ohio Valley Bank installed seven new ATMs at various locations throughout our market area.

The year started with the February opening of Loan Central's third office, located in Jackson, Ohio. That office was soon followed by the convenient new Ohio Valley Bank Point Pleasant facility which opened in mid March. The new full-service office has already surpassed expectations and has provided a base of operations to launch further expansion into the West Virginia market.

During the summer and into the fall the fast pace pressed on with the back-to-back openings of three new SuperBanks: within the WalMart SuperCenter in Gallipolis, Ohio; WalMart SuperCenter in Cross Lanes, West Virginia; and the Big Bend Foodland in Pomeroy, Ohio.

The year wrapped up with the acquisition of Jackson Savings Bank based in Jackson, Ohio. As of March 31, 1998, the state chartered bank reported total assets of $15.5 million and shareholders' equity of $2.7 million. JSB contributed $341.9 thousand ($.12 per share) in net income for the company in 1998. At year's end the Bank's president, Harold A. Howe, was welcomed to the OVB Board of Directors as Jackson Savings Bank embarks on its 100th year of service.

Due to its experienced determination, the growth and progress your company made this year was substantial. Ohio Valley Banc Corp. marked an increase in net income of 9 percent for 1998 compared to a year ago. Net income for 1998 was $4.13 million compared to $3.78 million for 1997, a gain of $348 thousand. Net income per share for the year was $1.47 versus $1.38 per share in 1997. The increase of $.09 per share represented an increase of 6.52 percent.

Cash dividends for 1998 were $.55 per share compared to $.52 for 1997, an increase of 5.8 percent. Earnings and cash dividends per share are based on weighted average number of shares outstanding of 2,801,892 for 1998 and 2,741,280 for 1997.

Total shareholders' equity increased by $3,846,000. The book value of your stock increased $1.16 to $14.42 per share, based on 2,818,413 shares outstanding for December 31, 1998 versus 1,876,099 for December 31, 1997. The NASDAQ quote on market value of Ohio Valley Banc Corp. stock at year end 1998 was $41.00 bid and $42.00 ask. The year end 1997 bid was $23.33 and $25.33 ask. All per share numbers have been adjusted for the 50 percent stock split effective April 8, 1998.

We expect challenges as we move forward toward the 21st Century. One of those challenges, the year 2000 computer date change, we have prepared for. We highly recommend you read the references to this problem and our preparations for it in the Senior Reports. Further information regarding the financial condition and results of operation of your Company may be found in Management's Discussion and Analysis of Operations contained in the financial report.

Three officer promotions were made to maintain the tremendous growth your company experienced this year. Cherie Barr was promoted to Senior Vice President and Secretary of Loan Central, Inc.; Phil Miller to OVB Assistant Cashier, Franklin County Region Manager; and Keith Johnson to OVB Assistant Cashier and Collections Manager.

The SuperBank in Cross Lanes was constructed, stocked and fully operational in only six weeks. The tremendous growth you've seen this past year is not just a trend, it's a mission. A mission that's being accomplished through determination from experienced employees. When no one thought it could be done, we did it. And we'll do it again.

Ohio Valley Banc Corp.



James L. Dailey
Chairman of the Board and
Chief Executive Officer



Jeffrey E. Smith
President and
Chief Operating Officer

GROUP REPORTS
-------------

1998 was a successful year for all groups of Ohio Valley Banc Corp. Credit for many of the year's accomplishments can be attributed to more than one group, as all groups worked together for the good of the company.

1998 was an outstanding year for the Retail Bank Group. Our Loan department set a record for interest income. Real estate lending was at an all time high, with the Waverly Office leading in originations. Installment lending activity continues to increase, as well as in our Indirect Lending department.

We introduced our new Gold Club. This package features an interest bearing checking account with unlimited transactions, overdraft protection, an OVB VisaO Gold card and other free services.

With help from the Administrative Services team, we accomplished several projects that will afford our customers additional convenience and services. We placed eight new Automatic Teller Machines (ATMs) at various convenient stores in Ohio and WV. And...if you happen to spot a bright, shiny, red thing on wheels that says "Fast Cash", that is our new mobile ATM. Be sure to watch for this at upcoming events throughout our market area. And, best of all, OVB's Administrative team built the mobile unit.

In the midst of our usual busy days, our team opened and staffed four new retail offices in 1998, beginning in March with Point Pleasant, WV. 1998 was a very rewarding year for the West Virginia Bank Group of Ohio Valley Bank. Our dedicated experienced staff quickly adapted to their new environment, became a smooth working team and enabled us to far exceed our marketing plan for this newest Ohio Valley Bank Division. We were able to exceed our growth projection for both deposits and loans. During the coming year, we anticipate continued strong growth in deposits and lending.

The West Virginia Group Advisory Board of Directors has proved to be a very valuable resource for both our staff and our customers. The Advisory Board's input into the operation enables our staff to respond to customers' needs in a very meaningful and professional way. We have been able to design and market new products to meet customers' requests.

Then, the Retail Bank Group continued our journey of Supermarket Banking. On May 20, we opened our second SuperBank at the new Gallipolis Wal Mart SuperCenter. At this office the loan activity has been tremendous. One new customer even commented, "I applied for a loan, opened a checking account and got a haircut in one stop shopping!".

A few weeks later we began a new challenge in a new and aggressive market. In August, the West Virginia Group expanded its operation when they opened Ohio Valley Bank's third SuperBank in the Wal Mart SuperCenter at Cross Lanes. We are really excited about our entry into Putnam County, the fastest growing market in West Virginia. The West Virginia Group (staff and advisory board) is poised to continue to bring community banking to the people of northern West Virginia.

Most recently, on December 11, we opened our fourth SuperBank at the Pomeroy Foodland. Our SuperBanks offer evening and weekend hours. We receive many favorable comments regarding the convenience. While our traditional offices are still very busy, the SuperBanks' success are additional proof to support the philosophy that "friendly service and convenience are important to our customers".

It's hard to believe another year has past. And what a busy year that was! The Administrative Services Bank Group kept very busy; especially the Administrative Services department. In fact, they hardly had the opportunity to catch their breath between construction jobs, as they acted as a support group for the Retail and West Virginia Bank Groups as they opened these four new offices. They also opened a new Loan Central office during the year. Needless to say, our Administrative Services staff needs a round of applause. The Processing Department also kept busy as normal with their daily sorting and mailing of approximately 39,211 pieces of mail a month. January is always a busy month with the addition of 1099s to be mailed. In just two days, 18,000 1099s were sorted and mailed and within one week's time, we mailed 38,500 pieces of end of the year mail. They are a small, but busy bunch.

Of course, our Human Resource/Payroll Department keeps busy with bi-weekly payrolls, benefits, and employee's situations and problems. The last payroll of the year, 241 employees were paid.

The Training Department continued to give new employees their start in banking. Forty-nine new employees were trained during 1998. That department was also instrumental in beginning an in-house "OVB Continuing Education Program". Through this voluntary program, employees may choose to expand their banking knowledge by taking banking related courses. These classes are taught by OVB managers and employees receive credits that will be applied toward an OVB diploma.

Even though the Administrative Services Group is a small group in number, we are an intricate part of OVB. We are looking forward to 1999 and ways to make 1999 even bigger and better.

In the Commercial Bank Group, 1998 was a year for building and growing on the foundations that were laid in 1997. With well-trained support staff and a new computer system in place, we started the year with a commitment to expand our base in the central Ohio area as well as our other markets. Our "Red Carpet Service" was well received in the new market areas and was our best form of advertising. The ability to respond quickly to customer requests and to meet their needs was a major contributor to our 91% commercial loan volume increase over 1997.

The decreases in Prime Rate provided a challenging opportunity to retain old customers, attract new customers and yet maintain the necessary yields to the bank. This combination of volatile factors taxed even our most creative minds during the year. Yet we saw growth, customer satisfaction, contained overhead costs and profitability for the year.

As we look to the coming year, we recognize that the changing markets and reduced interest spreads will require more intense scrutiny of the customer requests and needs. We will continue to research each opportunity of profitable markets with significant efforts directed to the Kanawha and Putnam counties in West Virginia. We believe this is an untapped market for us in which we can provide the same combination of services and products that allowed us to grow in the central Ohio area.

We believe that 1999 will be a year of continual building on previously established foundations. We will see new faces and new opportunities. We will remain the same "down home" group of employees who know that "If we don't take care of the customer, someone else will."

Performance and Growth...these words capture Loan Central's theme for its second full year of operation. During 1998, the finance company opened its third successful office in late February in Jackson, Ohio.

The combined loan balance for our three offices are $6.3 million. This was an increase of $2.3 million or 57% in our loan portfolio. The net income contributed to the company by Loan Central in 1998 was $102.7 thousand ( $.04 per share) which was an increase of $75.2 thousand over 1997. Loan Central introduced a new line of Life Insurance Products in June 1998 to better serve our customers. Our life insurance products are a superb fit for our customer base and has helped with our growth and increased profitability.

We work hard to go the extra mile for every customer. We believe Loan Central's best years lie ahead. We are working to be the premier provider of financial services in our markets and produce solid returns for our shareholders.

Finally, we come to the Financial Bank Group, where recently, the spotlight of public attention has been focused on the approach of the year 2000 and the problems the new millennium may create for our computerized society. Your company has been busy addressing this problem for almost two years now. In May of 1997, a six member Year 2000 Committee was formed to ensure that Ohio Valley Banc Corp. was properly prepared for the rollover to the new century. Later that same year, your company spent over one million dollars on new computer hardware and software to replace the bank's data processing system. Our new technology was developed with the year 2000 in mind. The vendor has even given us a warranty guaranteeing that their software is year 2000 compliant. More than 300 banks across the country utilize this software.

Nevertheless, in late 1998, four of our employees traveled to a computer center in Indiana and tested our computer technology to verify if our system was really year 2000 compliant. At year end 1998, no year 2000 problems had been identified.

Ohio Valley Banc Corp.'s flagship company, The Ohio Valley Bank, has been a successful company for over 125 years now. During that time the company has endured two world wars, the Great Depression, floods, power outages and even chemical spills as well as many other challenges. We are confident that your company is well positioned for the challenges and opportunities that lie ahead.

Description of Business
Ohio Valley Banc Corp. commenced operations on October 23, 1992 as a one-bank holding company with The Ohio Valley Bank Company being the wholly-owned subsidiary. The Company's headquarters are located at 420 Third Avenue in Gallipolis, Ohio.

The Bank was organized on September 24, 1872. The Bank is insured under the Federal Deposit Insurance Act and is chartered under the banking laws of the State of Ohio.

In April 1996, the Banc Corp opened a consumer finance company operating under the name of Loan Central with offices in Gallipolis, South Point and Jackson, Ohio.

In December 1998, the Banc Corp purchased Jackson Savings Bank based in Jackson, Ohio, to be operated as a wholly-owned subsidiary. Jackson Savings Bank is insured under the Federal Deposit Insurance Act and is chartered under the banking laws of the State of Ohio.

Form 10-K
A copy of the Company's annual report on Form 10-K, as filed with the Securities and Exchange Commission, will be forwarded without charge to any stockholder upon written request to: Ohio Valley Banc Corp., Attention: Wendell B. Thomas, Secretary, 420 Third Avenue, P.O. Box 240, Gallipolis, Ohio 45631.

FINANCIAL HIGHLIGHTS

                           1998       1997       1996       1995       1994
                           ----       ----       ----       ----       ----

NET INCOME ($000)        $  4,130   $  3,782   $  3,349   $  2,938   $  2,521

TOTAL ASSETS ($000)      $447,448   $379,088   $355,986   $331,845   $328,493

INCOME PER SHARE         $   1.47   $   1.38   $   1.25   $   1.13   $   1.00

DIVIDENDS PER SHARE      $    .55        .52        .50        .47        .44

                                  DIRECTORS
                             OHIO VALLEY BANC CORP

Keith Brandeberry                       W. Lowell Call
Physician                               Vice President of Sausage Production,
                                        Bob Evans Farms, Inc.

James L. Dailey                         Robert H. Eastman
Chairman and Chief Executive Officer    President,
Ohio Valley Banc Corp.                  Ohio Valley Supermarkets, Inc.

Merrill L. Evans                        Morris E. Haskins
Farmer                                  Retired Bank Executive
President, Evans Enterprises, Inc.

Warren F. Sheets                        Jeffrey E. Smith
Attorney                                President and Chief Operating Officer
                                        and Treasurer, Ohio Valley Banc Corp.

Thomas E. Wiseman
President,
The Wiseman Agency, Inc.

                                   DIRECTORS
                            OHIO VALLEY BANK COMPANY

Phil A. Bowman                          Keith R. Brandeberry
Mining Consultant and
Developer

W. Lowell Call                          James L. Dailey

Robert H. Eastman                       Merrill L. Evans

Lloyd R. Francis                        Art E. Hartley, Sr.
Developer                               Chairman of the Board,
                                        City Ice and Fuel, Inc.

Morris E. Haskins                       Harold A. Howe
                                        President, Jackson Savings Bank

Charles C. Lanham                       Frank H. Mills, Jr.
Executive Vice President,               Farmer
Ohio Valley Bank

Warren F. Sheets                        Jeffrey E. Smith

Lannes C. Williamson                    Thomas E. Wiseman
President, L. Williamson
Pallets, Inc.

DIRECTOR EMERITUS
C. Leon Saunders
Retired Bank Executive

                                    OFFICERS
                             OHIO VALLEY BANC CORP

James L. Dailey                         Jeffrey E. Smith
Chairman and                            President, Chief Operating Officer,
Chief Executive Officer                 and Treasurer

Charles C. Lanham                       Wendell B. Thomas
Senior Vice President                   Vice President and Secretary

Cherie A. Barr                          Sue Ann Bostic
Vice President                          Vice President

Katrinka V. Hart                        Harold A. Howe
Vice President                          Vice President

Mario P. Liberatore                     E. Richard Mahan
Vice President                          Vice President

Larry E. Miller, II                     Cindy H. Johnston
Vice President                          Assistant Secretary

Paula W. Salisbury
Assistant Secretary

                          WEST VIRGINIA ADVISORY BOARD

Anna P. Barnitz                         Richard L. Handley
Business Manager/Treasurer              Educator,
Bob's Market and Greenhouses, Inc.      Mason County Board of Education

Art E. Hartley, Sr.                     Gregory K. Hartley
                                        President,
                                        City Ice and Fuel, Inc.

Charles C. Lanham                       Mario P. Liberatore
                                        Advisory Board Chairman and
                                        Senior Vice President W.V. Bank Group

John C. Musgrave                        Trenton M. Stover
West Virginia Lottery Director          CPA/Owner,
                                        Trenton Stover CPA

Lannes C. Williamson                    R. Raymond Yauger
                                        President,
                                        Yauger Farm Supply, Inc.

                                   DIRECTORS
                              JACKSON SAVINGS BANK

Phil A. Bowman                          James L. Dailey

Harold A. Howe                          Charles C. Lanham

Wendell B. Thomas

                                    OFFICERS
                              JACKSON SAVINGS BANK

Harold A. Howe                          Wendell B. Thomas
President                               Secretary

Cindy H. Johnston                       Paula W. Salisbury
Assistant Secretary                     Assistant Secretary

                                    OFFICERS
                                  LOAN CENTRAL

Jeffrey E. Smith                        Cherie A. Barr
President                               Senior Vice President and Secretary

Timothy R. Brumfield                    Renae L. Hughes
Manager, Gallipolis Office              Manager, Jackson Office

T. Joe Wilson
Manager, South Point Office

                                    OFFICERS
                            OHIO VALLEY BANK COMPANY

James L. Dailey                         Jeffrey E. Smith
Chairman and                            President and
Chief Executive Officer                 Chief Operating Officer

Charles C. Lanham                       Wendell B. Thomas
Executive Vice President                Senior Vice President
                                        and Secretary

Sue Ann Bostic                          Katrinka V. Hart
Senior Vice President,                  Senior Vice President,
Administrative Services Group           Retail Bank Group

Mario P. Liberatore                     E. Richard Mahan
Senior Vice President,                  Senior Vice President,
West Virginia Bank Group                Commecial Bank Group

Larry E. Miller, II                     Patricia L. Davis
Senior Vice President,                  Vice President,
Financial Bank Group                    Management Information Systems

Bryan W. Martin                         Richard D. Scott
Vice President,                         Vice President, Trust
Facilities and Technical
Services

David L. Shaffer                        Tom R. Shepherd
Vice President,                         Vice President, Marketing
Retail Lending

Sandra L. Edwards                       Hugh H. Graham, Jr.
Assistant Vice President,               Assistant Vice President,
Operations Center Manager               Retail Expansion and Acquisitions

Robert T. Hennesy                       Larry E. Lee
Assistant Vice President,               Assistant Vice President,
Retail Indirect Lending Manager         Cash Services and Security

Jennifer L. Osborne                     Patrick H. Tackett
Assistant Vice President,               Assistant Vice President,
Retail Lending Operations Manager       Retail Direct Lending Manager

Molly K. Tarbett                        Phyllis P. Wilcoxon
Assistant Vice President,               Assistant Vice President for
Deposit Operations Manager              Shareholder Relations

Darren R. Blake                         Judy K. Hall
Assistant Cashier,                      Assistant Cashier and Manager,
Research and Development for MIS        Training and Educational Development

Brenda G. Henson                        Keith A. Johnson
Assistant Cashier,                      Assistant Cashier,
Manager Customer Service                Collections Manager

N. Kathryn Massie                       Philip E. Miller
Assistant Cashier,                      Assistant Cashier,
Telemarketing and                       Region Manager Franklin County
Quality Control

Linda L. Plymale                        Scott W. Shockey
Assistant Cashier,                      Assistant Cashier,
Operations Center                       Regulatory Reporting Manager

Timothy V. Stevens                      Rick A. Swain
Assistant Cashier,                      Assistant Cashier,
Retail Development                      Region Manager Pike County

Cindy H. Johnston                       Paula Salisbury
Assistant Secretary                     Assistant Secretary

SELECTED FINANCIAL DATA

                                           Years Ended December 31

SUMMARY OF OPERATIONS:           1998      1997      1996      1995      1994
(dollars in thousands, except per share data)
Total interest income          $ 35,191  $ 31,453  $ 28,252  $ 26,187  $ 22,579
Total interest expense           15,691    14,517    12,856    13,227    10,745
Net interest income              19,500    16,936    15,396    12,960    11,834
Provision for loan losses         2,295     1,245     1,328       634       430
Total other income                2,760     1,860     1,419     1,333     1,135
Total other expenses             14,201    12,293    10,738     9,509     8,866
Income before income taxes
 and cumulative effect of
 change in accounting method      5,764     5,258     4,749     4,150     3,673
Income taxes                      1,634     1,476     1,400     1,212     1,118
Cumulative effect of change
 in accounting method                                                       (34)
Net income                        4,130     3,782     3,349     2,938     2,521

PER SHARE DATA(1):

Net income per share           $   1.47  $   1.38  $   1.25  $   1.13  $   1.00
Cash dividends per share       $    .55  $    .52  $    .50  $    .47  $    .44
Weighted average number
 of shares outstanding            2,802     2,741     2,673     2,603     2,519

AVERAGE BALANCE SUMMARY:

Total loans                    $305,392  $271,535  $248,833  $217,907  $205,677
Securities (2)                   74,478    73,303    76,907    97,609    94,238
Deposits                        319,493   304,296   290,790   281,158   270,954
Shareholders' equity             38,639    34,449    30,958    27,900    25,106
Total assets                    408,482   369,552   342,588   334,942   317,688

PERIOD END BALANCES:

Total loans                    $347,130  $280,267  $264,660  $227,217  $210,974
Securities (2)                   72,419    76,711    71,135    87,771    98,105
Deposits                        327,317   306,037   294,325   284,785   276,828
Shareholders' equity             40,680    36,834    32,874    29,861    26,416
Total assets                    447,448   379,088   355,986   331,845   328,493

KEY RATIOS:

Return on average assets           1.01%     1.02%      .98%      .88%      .79%
Return on average equity          10.69%    10.98%    10.82%    10.53%    10.04%
Dividend payout ratio             37.13%    37.81%    39.53%    41.59%    44.37%
Average equity to
 average assets                    9.46%     9.32%     9.04%     8.33%     7.90%

(1) Restated for stock splits as appropriate.
(2) Securities include interest-bearing balances with banks.

CONSOLIDATED STATEMENTS OF CONDITION

     As of December 31                                         1998       1997
     -----------------                                         ----       ----
(dollars in thousands)

ASSETS

Cash and noninterest-bearing deposits with banks            $ 12,342   $  7,787
Federal funds sold                                               375         94
                                                            --------   --------
     Total cash and cash equivalents                          12,717      7,881

Interest-bearing balances with banks                             795      3,923

Securities available-for-sale                                 26,255     33,369
Securities held-to-maturity                                   45,369     39,419

Total Loans                                                  347,130    280,267
  Less: Allowance for loan losses                             (4,277)    (3,390)
                                                            --------   --------
     Net Loans                                               342,853    276,877

Premises and equipment                                         8,360      7,326
Accrued income receivable                                      2,723      2,503
Other assets                                                   8,376      7,790
                                                            --------   --------

     Total assets                                           $447,448   $379,088
                                                            ========   ========

LIABILITIES

Noninterest-bearing deposits                                $ 45,961   $ 37,100
Interest-bearing deposits                                    281,356    268,937
                                                            --------   --------
     Total Deposits                                          327,317    306,037

Securities sold under agreements to repurchase                19,066     12,831
Other borrowed funds                                          55,743     19,479
Accrued liabilities                                            4,642      3,907
                                                            --------   --------

     Total liabilities                                       406,768    342,254
                                                            --------   --------

SHAREHOLDERS' EQUITY

Common stock ($1 stated value: 5,000,000 shares
 authorized; 2,818,413 and 1,876,099 shares issued
 and outstanding at December 31, 1998 and
 December 31, 1997)                                            2,818      1,876
Surplus                                                       27,598     26,275
Retained earnings                                              9,797      8,113
Net unrealized gain on available-for-sale securities             467        570
                                                            --------   --------
     Total shareholders' equity                               40,680     36,834
                                                            --------   --------

     Total liabilities and shareholders' equity             $447,448   $379,088
                                                            ========   ========


                 See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF INCOME

     For the years ended December 31              1998       1997       1996
     -------------------------------              ----       ----       ----
(dollars in thousands, except per share data)
INTEREST INCOME:
   Interest and fees on loans                   $30,550    $26,858    $23,682
   Interest on taxable securities                 3,212      3,361      3,453
   Interest on nontaxable securities                794        635        618
   Dividends                                        245        203        149
   Other interest                                   390        396        350
                                                -------    -------    -------
       Total interest income                     35,191     31,453     28,252

INTEREST EXPENSE:
   Interest on deposits                          13,489     13,163     12,092
   Interest on repurchase agreements                685        435        339
   Interest on other borrowed funds               1,517        919        425
                                                -------    -------    -------
       Total interest expense                    15,691     14,517     12,856
                                                -------    -------    -------

NET INTEREST INCOME                              19,500     16,936     15,396
Provision for loan losses                         2,295      1,245      1,328
                                                -------    -------    -------
       Net interest income after provision
        for loan losses                          17,205     15,691     14,068

OTHER INCOME:
   Service charges on deposit accounts              969        788        791
   Trust division income                            212        192        197
   Other operating income                         1,137        880        459
   Net realized gain (loss) on sale of
    available-for-sale securities                   442                   (28)
                                                -------    -------    -------
                                                  2,760      1,860      1,419
                                                -------    -------    -------

OTHER EXPENSE:
   Salaries and employee benefits                 8,089      7,312      6,373
   Occupancy expense                                764        537        453
   Furniture and equipment expense                  904        749        606
   Corporation franchise tax                        368        367        412
   Data processing expense                          346        419        479
   Other operating expenses                       3,730      2,909      2,415
                                                -------    -------    -------
                                                 14,201     12,293     10,738
                                                -------    -------    -------

     Income before income taxes                   5,764      5,258      4,749

   Provision for income taxes                     1,634      1,476      1,400
                                                -------    -------    -------

       NET INCOME                               $ 4,130    $ 3,782    $ 3,349
                                                =======    =======    =======

Earnings per share                              $  1.47    $  1.38    $  1.25
                                                =======    =======    =======




           See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

For the years ended December 31, 1998, 1997 and 1996


                                                                           Net Unrealized
                                                                             Gain (Loss)
                                                                            on Available-   Total
                                           Common                 Retained     for-Sale   Shareholders'
(dollars in thousands)                      Stock     Surplus     Earnings    Securities    Equity
                                            -----     -------     --------    ----------    ------
BALANCES AT JANUARY 1, 1996               $10,367     $12,184     $ 6,778     $   532      $29,861
  Comprehensive income:
     Net income                                                     3,349                    3,349
     Net change in unrealized gain
      on available-for-sale securities                                            (93)         (93)
                                                                                           -------
        Total comprehensive income                                                           3,256
  Common Stock split, 25%                   2,580                  (2,580)
  Cash paid in lieu of fractional
    shares in stock split                                              (9)                      (9)
  Common Stock issued, 5,500 shares            55         140                                  195
  Common Stock issued through
    dividend reinvestment                     255         640                                  895
  Cash dividends, $.50 per share                                   (1,283)                  (1,283)
  Dividends of pooled affiliate                                       (41)                     (41)
                                          -------     -------     -------     -------      -------
BALANCES AT DECEMBER 31, 1996              13,257      12,964       6,214         439       32,874
  Comprehensive income:
     Net income                                                     3,782                    3,782
     Net change in unrealized gain
      on available-for-sale securities                                            131          131
                                                                                           -------
        Total comprehensive income                                                           3,913
  Change in stated value from $10 per
   share to $1 per share                  (11,937)     11,937
  Common Stock split, 33-1/3%                 442                    (442)
  Cash paid in lieu of fractional
    shares in stock split                                             (11)                     (11)
  Common Stock issued, 6,500 shares             6         231                                  237
  Common Stock issued through
    dividend reinvestment                     108       1,143                                1,251
  Cash dividends, $.52 per share                                   (1,396)                  (1,396)
  Dividends of pooled affiliate                                       (34)                     (34)
                                          -------     -------     -------     -------      -------
BALANCES AT DECEMBER 31, 1997               1,876      26,275       8,113         570       36,834
  Comprehensive income:
     Net income                                                     4,130                    4,130
     Net change in unrealized gain
      on available-for-sale securities                                           (103)        (103)
                                                                                           -------
        Total comprehensive income                                                           4,027
  Common Stock split, 50%                     906                    (906)
  Cash paid in lieu of fractional
    shares in stock split                                              (7)                      (7)
  Common Stock issued, 5,450 shares             5         223                                  228
  Common Stock issued through
    dividend reinvestment                      31       1,100                                1,131
  Cash dividends, $.55 per share                                   (1,506)                  (1,506)
  Dividends of pooled affiliates                                      (27)                     (27)
                                          -------     -------     -------     -------       -------
BALANCES AT DECEMBER 31, 1998             $ 2,818     $27,598     $ 9,797     $   467       $40,680
                                          =======     =======     =======     =======       =======

             See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

     For the years ended December 31                             1998       1997       1996
     -------------------------------                             ----       ----       ----
(dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                   $ 4,130    $ 3,782    $ 3,349
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Depreciation                                                   947        705        551
    Net amortization and accretion of securities                   137         47         50
    Deferred tax benefit                                          (384)        15       (196)
    Provision for loan losses                                    2,295      1,245      1,328
    Contribution of common stock to ESOP                           228        237        195
    FHLB stock dividend                                           (190)      (172)      (106)
    Net gain on sale of equity securities                         (459)
    Net loss on sale of equity securities                           17                    28
    Change in accrued income receivable                           (220)      (148)        53
    Change in accrued liabilities                                  735      1,112        (69)
    Change in other assets                                         568     (1,339)       263
                                                               -------    -------    -------
      Net cash provided by operating activities                  7,804      5,484      5,446
                                                               -------    -------    -------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from maturities of securities
   available-for-sale                                            9,300      4,500      11,000
  Purchases of securities available-for-sale                    (2,917)    (6,314)     (8,708)
  Proceeds from maturities of securities
   held-to-maturity                                             12,850     14,390      14,063
  Purchases of securities held-to-maturity                     (18,942)   (17,900)       (770)
  Proceeds from sale of equity securities                        1,075                    364
  Change in interest-bearing deposits in other banks             3,128       (478)        (30)
  Net increase in loans                                        (68,271)   (16,179)    (38,149)
  Purchases of premises and equipment                           (1,981)    (1,666)     (1,339)
  Purchases of insurance contracts                                (580)      (635)     (5,210)
                                                               -------    -------     -------
      Net cash used in investing activities                    (66,338)   (24,282)    (28,779)
                                                               -------    -------     -------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Change in deposits                                            21,280     11,712       9,540
  Cash dividends                                                (1,533)    (1,430)     (1,324)
  Cash paid in lieu of fractional shares in stock split             (7)       (11)         (9)
  Proceeds from issuance of common stock                         1,131      1,251         895
  Change in securities sold under agreements to repurchase       6,235      4,117        (790)
  Proceeds from long-term borrowings                            35,164     11,425       4,500
  Repayment of long-term borrowings                             (8,498)    (6,681)     (2,869)
  Change in other short-term borrowings                          9,598     (2,475)     10,850
                                                               -------    -------     -------
      Net cash used in financing activities                     63,370     17,908      20,793
                                                               -------    -------     -------

CASH AND CASH EQUIVALENTS:
  Change in cash and cash equivalents                            4,836       (890)     (2,540)
  Cash and cash equivalents at beginning of year                 7,881      8,771      11,311
                                                               -------    -------     -------
      Cash and cash equivalents at end of year                 $12,717    $ 7,881     $ 8,771
                                                               =======    =======     =======

CASH PAID DURING THE YEAR FOR:
  Interest                                                     $15,578    $13,861     $12,972
  Income taxes                                                   1,715      1,218       1,441

                  See accompanying notes to consolidated financial statements

Note A - Summary of Significant Accounting Policies

Principles of Consolidation: The consolidated financial statements include the accounts of the Ohio Valley Banc Corp. (the Company) and its wholly-owned subsidiaries, The Ohio Valley Bank Company (the Bank), Loan Central, a consumer finance company, and Jackson Savings Bank (Jackson). All significant intercompany balances and transactions have been eliminated.

Industry Segment Information: The Company is engaged in the business of commercial and retail banking and trust services, with operations conducted through 16 offices located in central and southeastern Ohio as well as Point Pleasant and Cross Lanes, West Virginia. These communities are the source of substantially all of the Company's deposit, loan and trust services. The majority of the Company's income is derived from commercial and retail business lending activities. Management considers the Company to operate in one segment, banking.

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

Loans: Loans are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses. Loans held for sale are reported at the lower of cost or market, on an aggregate basis.
         Interest  income  is  reported  on the  interest  method  and  includes amortization of net deferred loan fees and costs over the loan term. Interest income is not reported when full loan repayment is in doubt, typically when the loan is impaired or payments are past due over 90 days (180 days for residential mortgages). Payments received on such loans are reported as principal reductions.

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

The following represents the composition of the loan portfolio at Dec. 31, 1998:

                                            % of Total Loans
                                            ----------------
      Real Estate loans .......................... 47.14%
      Commercial and industrial loans............. 27.69%
      Consumer loans ............................. 24.68%
      All other loans ............................   .49%
                                                  ------
                                                  100.00%
                                                  ======

Approximately 8.04% of total loans are unsecured.

         The Bank, in the normal course of its operations, conducts business with correspondent financial institutions. Balances in correspondent accounts, investments in federal funds, certificates of deposit and other short-term securities are closely monitored to ensure that prudent levels of credit and liquidity risks are maintained. At December 31, 1998, the Bank's primary correspondent balance was $6,736 at the Federal Reserve Bank, Cleveland, Ohio.

Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the declining balance and straight-line methods over the estimated useful lives of the various assets. Maintenance and repairs are expensed and major improvements are capitalized.

Other Real Estate: Real estate acquired through foreclosure or deed-in-lieu of foreclosure is included in other assets. Such real estate is carried at the lower of investment in loan or estimated fair value of the property less estimated selling costs. Any reduction to fair value at the time of acquisition is accounted for as a loan charge-off. Any subsequent reduction in fair value is recorded as a loss on other assets. Costs incurred to carry other real estate are charged to expense. Other real estate owned totaled $31 at December 31, 1998 and $142 at December 31, 1997. There were no transfers of loans to other real estate in 1997. Transfers of loans to other real estate were $163 and $15 in 1998 and 1996.

Per Share  Amounts:  Earnings  per share is based on net  income  divided by the following  weighted  average  number of shares  outstanding  during the periods:
2,801,892 for 1998,  2,741,280 for 1997 and 2,673,019 for 1996.  The Company had
no dilutive securities outstanding for any period presented. All earnings and dividends per share disclosures have been restated to retroactively reflect stock splits of 50%, 33-1/3% and 25% declared in 1998, 1997 and 1996 respectively.

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

Comprehensive  Income:  Comprehensive  income  consists  of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available-for-sale which are also recognized as separate components of equity. The accounting standard that requires reporting comprehensive income first applies for 1998, with prior information restated to be comparable.

New Accounting Pronouncements: Beginning January 1, 2000, a new accounting standard will require all derivatives to be recorded at fair value. Unless designated as hedges, changes in these fair values will be recorded in the income statement. Fair value changes involving hedges will generally be recorded by offsetting gains and losses on the hedge and on the hedged item, even if the fair value of the hedged item is not otherwise recorded. This is not expected to have a material effect but the effect will depend on derivative holdings when this standard applies.
         Mortgage loans originated in mortgage banking may be converted into securities on occasion. A new accounting standard for 1999 will allow classifying these securities as available-for-sale, trading, or held-to-maturity, instead of the current requirements to classify as trading. This is not expected to have a material effect but the effect will vary depending on the level and designation of securitizations as well as on market price movements.

Reclassifications:  The consolidated financial statements for 1997 and 1996 have
been   reclassified   to  conform   with  the   presentation   for  1998.   Such
reclassifications had no effect on the net results of operations.

NOTE B - SECURITIES
     The amortized cost and estimated fair value of securities as follows:

(dollars in thousands)                                    Gross        Gross     Estimated
                                            Amortized   Unrealized   Unrealized    Fair
December 31, 1998                             Cost        Gains        Losses      Value
-----------------                             ----        -----        ------      -----
  Securities Available-for-Sale
  -----------------------------
  U.S. Treasury securities                   $17,807      $  336                  $18,143
  U.S. Government agency securities            4,057          67       $ (10)       4,114
  Marketable equity securities                 3,591         407                    3,998
                                             -------      ------       -----      -------
     Total securities                        $25,455      $  810       $ (10)     $26,255
                                             =======      ======       =====      =======
  Securities Held-to-Maturity
  ---------------------------
  U.S. Treasury securities                   $   100                              $   100
  U.S. Government agency securities           27,693      $  431       $ (12)      28,112
  Obligations of states and
    political subdivisions                    17,195         571         (21)      17,745
  Mortgage-backed securities                     381           1         (20)         362
                                             -------      ------       -----      -------
     Total securities                        $45,369      $1,003       $ (53)     $46,319
                                             =======      ======       =====      =======
                                                          Gross        Gross     Estimated
                                            Amortized   Unrealized   Unrealized    Fair
December 31, 1997                             Cost        Gains        Losses      Value
-----------------                             ----        -----        ------      -----
  Securities Available-for-Sale
  -----------------------------
  U.S. Treasury securities                   $27,093      $  353                  $27,446
  U.S. Government agency securities            2,028          34                    2,062
  Marketable equity securities                 3,428         476       $ (43)       3,861
                                             -------      ------       -----      -------
     Total securities                        $32,549      $  863       $ (43)     $33,369
                                             =======      ======       =====      =======
  Securities Held-to-Maturity
  ---------------------------
  U.S. Government agency securities          $24,509      $  126       $ (13)     $24,622
  Obligations of states and
    political subdivisions                    13,935         422                   14,357
  Corporate obligations                          503           3                      506
  Mortgage-backed securities                     472           1         (23)         450
                                             -------      ------       -----      -------
     Total securities                        $39,419      $  552       $ (36)     $39,935
                                             =======      ======       =====      =======

     Securities with a carrying value of approximately $55,851 at December 31, 1998 and $47,842 at December 31, 1997 were pledged to secure public deposits and for other purposes as required or permitted by law.
     The amortized cost and estimated fair value of debt securities at December 31, 1998, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because certain issuers may have the right to call or prepay the debt obligations prior to their contractual maturities.

                                     Available-for-Sale       Held-to-Maturity
                                     ------------------       ----------------
                                               Estimated               Estimated
                                    Amortized    Fair       Amortized    Fair
Debt Securities:                      Cost       Value        Cost       Value
                                      ----       -----        ----       -----
  Due in one year or less          $10,314     $10,451      $ 2,855    $ 2,875
  Due in one to five years          11,550      11,806       34,891     35,567
  Due in five to ten years                                    4,371      4,613
  Due after ten years                                         2,871      2,902
  Mortgage-backed securities                                    381        362
                                   -------    -------       -------    -------
     Total debt securities         $21,864    $22,257       $45,369    $46,319
                                   =======    =======       =======    =======

     Proceeds from the sale of equity securities in 1998 were $1,075 with gross gains of $459 and gross losses of $17 realized. Proceeds from the sale of equity securities in 1996 were $364 with gross losses of $28 realized. There were no sales of debt and equity securities during 1997.

NOTE C - LOANS

     Loans are comprised of the following at December 31:

(dollars in thousands)                    1998            1997
                                          ----            ----
Real estate loans                       $163,650        $120,697
Commercial and industrial loans           96,116          78,124
Consumer loans                            85,664          78,878
All other loans                            1,700           2,568
                                        --------        --------
  Total Loans                           $347,130        $280,267
                                        ========        ========


NOTE D - ALLOWANCE FOR LOAN LOSSES

     Following is an analysis of changes in the allowance for loan losses for years ended December 31:


                                          1998           1997           1996
                                          ----           ----           ----
Balance, beginning of year               $3,390         $3,180         $2,481

Loans charged-off:
  Real estate                               110             39              5
  Commercial                                130            215             78
  Consumer                                1,433            961            673
                                         ------         ------         ------
    Total loans charged-off               1,673          1,215            756

Recoveries of loans:
  Real estate                                40              1
  Commercial                                 47             41             73
  Consumer                                  178            138             54
                                         ------         ------         ------
    Total recoveries of loans               265            180            127

Net loan charge-offs                     (1,408)        (1,035)          (629)
Provision charged to operations           2,295          1,245          1,328
                                         ------         ------         ------
Balance, end of year                     $4,277         $3,390         $3,180
                                         ======         ======         ======

Information regarding impaired loans is as follows:

                                                         1998           1997
                                                         ----           ----
  Balance of impaired loans                              $624           $430
                                                         ====           ====
  Portion of impaired loan balance for which
  an allowance for credit losses is allocated            $624           $430
                                                         ====           ====
  Portion of allowance for loan losses allocated
    to the impaired loan balance                         $275           $200
                                                         ====           ====

  Average investment in impaired loans for the year      $632           $440
                                                         ====           ====
  Interest on impaired loans was not material for years ending 1998 and 1997.

NOTE E - PREMISES AND EQUIPMENT

Following is a summary of premises and equipment at December 31:

(dollars in thousands)                          1998           1997
                                                ----           ----

Land                                          $ 1,166        $ 1,166
Buildings                                       7,149          6,213
Furniture and equipment                         5,594          4,549
                                              -------        -------
                                               13,909         11,928
Less accumulated depreciation                   5,549          4,602
                                              -------        -------
     Total Premises and Equipment             $ 8,360        $ 7,326
                                              =======        =======

The following is a summary of the future minimum lease payments for facilities leased by the Company. Lease payments were $152 in 1998 and $84 in 1997.

1999         $  165
2000            155
2001            146
2002            138
2003            111
Thereafter      664
             ------
             $1,379
             ======

NOTE F - DEPOSITS
     Following is a summary of interest-bearing deposits at December 31:

                                                   1998           1997
(dollars in thousands)                             ----           ----

NOW accounts                                    $ 47,190       $ 29,439
Savings and Money Market                          53,727         48,908
Time:
 IRA accounts                                     30,870         28,102
   Certificates of Deposit:
     In denominations under $100,000             105,480        120,055
     In denominations of $100,000 or more         44,089         42,433
                                                --------       --------
       Total time deposits                       180,439        190,590
                                                --------       --------
       Total interest-bearing deposits          $281,356       $268,937
                                                ========       ========

     Following is a summary of total time deposits by remaining maturities at December 31:

                                                   1998           1997
                                                   ----           ----

Within one year                                 $119,747       $139,918
From one to two years                             35,851         33,881
From two to three years                            9,247          8,560
From three to four years                           3,980          3,226
From four to five years                           10,308          3,670
Thereafter                                         1,306          1,335
                                                --------       --------
     Totals                                     $180,439       $190,590
                                                ========       ========

NOTE G - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

     Following is a summary of securities sold under agreements to repurchase at December 31:

(dollars in thousands)                            1998           1997
                                                  ----           ----

Balance outstanding at period end               $19,066        $12,831
                                                -------        -------
Weighted average interest rate at period end       3.96%          3.95%
                                                -------        -------
Average amount outstanding during the year      $18,148        $11,352
                                                -------        -------
Approximate weighted average interest rate
 during the year                                   3.77%          3.83%
                                                -------        -------
Maximum amount outstanding as of any month end  $25,112        $16,768
                                                -------        -------
Securities underlying these agreements at
 year-end were as follows:
  Carrying value of securities                  $38,485        $28,336
                                                -------        -------
  Fair Value                                    $39,195        $28,634
                                                -------        -------


NOTE H - OTHER BORROWED FUNDS
(dollars in thousands)
     Other borrowed funds at December 31, 1998 and 1997 are comprised of advances from the Federal Home Loan Bank (FHLB), promissory notes and Federal Reserve Bank Notes. Pursuant to collateral agreements with the FHLB, advances are secured by certain qualifying first mortgage loans and by FHLB stock which total $71,570 and $3,343 at December 31, 1998. Fixed rate FHLB advances of $37,729 mature through 2008 and have interest rates ranging from 4.88% to 6.15%. In addition, overnight FHLB borrowings represent $9,985.
     Promissory notes, issued primarily by the parent company, have fixed rates of 5.15% to 7.00% and are due at various dates through a final maturity date of May 29, 2002.

     The following table is a summary of the scheduled principal payments for these borrowings:

                    FHLB borrowings     Promissory notes     FRB Notes
                    ---------------     ----------------     ---------
1999                    $13,619              $7,889             $110
2000                     10,939                  12
2001                      4,439                  13
2002                      5,336                   5
2003                      3,098
Thereafter               10,283
                        -------              ------             ----
                        $47,714              $7,919             $110
                        =======              ======             ====

NOTE I - INCOME TAXES

   The provision for federal income taxes consists of the following components:

(dollars in thousands)                           1998       1997      1996
                                                 ----       ----      ----
Current tax expense                             $2,018     $1,461    $1,596
Deferred tax expense (benefit)                    (384)        15      (196)
                                                ------     ------    ------
   Total federal income taxes                   $1,634     $1,476    $1,400
                                                ======     ======    ======

     The sources of gross deferred tax assets and gross deferred tax liabilities at December 31:
                                                           1998       1997
                                                           ----       ----
Items giving rise to deferred tax assets:
   Allowance for loan losses in excess of tax reserve     $1,136     $  912
   Deferred compensation                                     270        113
   Other                                                      60         54

Items giving rise to deferred tax liabilities:
   Investment accretion                                      (25)       (94)
   Depreciation                                             (122)       (94)
   FHLB stock dividends                                     (237)      (167)
   Unrealized gain on securities available-for-sale         (241)      (272)
   Lease receivables                                         (42)       (56)
   Other                                                     (13)       (25)
                                                          ------     ------
Net deferred tax asset                                    $  786     $  371
                                                          ======     ======

     The difference between the financial statement tax provision and amounts computed by applying the statutory federal income tax rate of 34% to income before taxes is as follows:

                                                      1998       1997     1996
                                                      ----       ----     ----

Statutory tax                                       $1,960     $1,788    $1,615
Effect of nontaxable interest
   and dividends                                      (298)      (242)     (243)
Nondeductible interest expense                          46         38        35
Insurance contracts                                   (110)       (99)
Other items                                             36         (9)       (7)
                                                    ------     ------    ------
   Total federal income taxes                       $1,634     $1,476    $1,400
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

(dollars in thousands)

   Following is a summary of such commitments at December 31:

(dollars in thousands)

   Commitments to extend credit                  1998        1997

        Fixed rate                             $ 1,379     $   423
        Variable rate                           36,611      29,955

   Standby letters of credit                     8,116       9,265

   The interest rate on fixed rate commitments ranged from 6.875% to 17.90% at December 31, 1998.

   Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.
   There are various contingent liabilities that are not reflected in the financial statements, including claims and legal action arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material effect on financial condition or results of operations.
   The bank subsidiary of the Company is required to maintain average reserve balances with the Federal Reserve Bank or as cash in the vault. The amount of those reserve balances for the year ended December 31, 1998, was approximately $4,860.


NOTE K - RELATED PARTY TRANSACTIONS
(dollars in thousands)
   Certain directors, executive officers and companies in which they are affiliated were loan customers during 1998. A summary of activity on these borrower relationships with aggregate debt greater than $60 is as follows:

Total loans at January 1, 1998        $10,658
   New loans                            9,197
   Repayments                          (5,323)
   Other changes                         (186)
                                      -------
Total loans at December 31, 1998      $14,346
                                      =======

   Other changes include adjustment for loans applicable to one reporting period that are excludable from the other reporting period. In addition, certain directors, executive officers and companies in which they are affiliated were recipients of promissory notes issued by the parent company in the amount of $1,150.

NOTE L - EMPLOYEE BENEFITS
(dollars in thousands)

   The Bank has a profit-sharing plan for the benefit of its employees and their beneficiaries. Contributions to the plan are determined by the Board of
Directors. Contributions charged to operations were $111, $128 and $115 for 1998, 1997 and 1996.
   The Company maintains an Employee Stock Ownership Plan (ESOP) covering substantially all of its employees. The Company makes discretionary contributions to the plan which are allocated to plan participants based on relative compensation. The total number of shares held by the Plan, all of which have been allocated to participant accounts were 132,017 and 91,386 at December 31, 1998 and 1997. In addition, the Bank made contributions to its ESOP Trust as follows:

                                      Years ended December 31
                                  1998         1997         1996
                                  ----         ----         ----

Number of shares issued           5,450        6,500        5,500
                                  =====        =====        =====

Value of stock contributed        $228         $237         $195

Cash contributed                                 19           35
                                  ----         ----         ----

Total charged to expense          $228         $256         $230
                                  ====         ====         ====

   In December 1996, life insurance contracts with a cash surrender value of $5,210 were purchased by the Company, the owner the of policies. The purpose of these contracts was to replace a current group life insurance program for executive officers and implement a supplemental retirement program in 1997. The cost of providing the benefits to the participants of the supplemental retirement program is expected to be offset by the earnings on the life insurance contracts.

NOTE M - OTHER COMPREHENSIVE INCOME
(dollars in thousands)

   Other comprehensive income components and related taxes for the years ended December 31, are as follow:


                                                 1998       1997       1996
Unrealized holding gains (losses) on             ----       ----       ----
 available-for-sale securities                  $ 286      $ 198      $(169)

Less: Reclassification adjustment for
 gains (losses) later recognized in income        442                   (28)
                                                -----      -----      -----
Net unrealized gain (losses)                     (156)       198       (141)

Tax effect                                        (53)        67        (48)
                                                -----      -----      -----
 Other comprehensive income                     $(103)     $ 131      $ (93)
                                                =====      =====      =====

NOTE N - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
(dollars in thousands)
   The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

   Cash and Short-term Investments: For short-term instruments, the carrying amount is a reasonable estimate of fair value.

Securities: For securities, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar instruments.

Loans: The fair value of fixed rate loans is estimated by discounting future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The fair market value of commitments is not material at December 31, 1998 or 1997.

Life Insurance Cash Surrender Value: For life insurance cash surrender value, the carrying amount is a reasonable estimate of fair value.

Deposit Liabilities: The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

Securities Sold Under Agreements to Repurchase and Other Borrowed Funds: For other borrowed funds, rates currently available to the Bank for debt with similar terms and remaining maturities are used to estimate fair value. For securities sold under agreements to repurchase, carrying value is a reasonable estimate of fair value.

Accrued Interest Receivable and Payable: For accrued interest receivable and payable, the carrying amount is a reasonable estimate of fair value.

   The estimated fair values of the Company's financial instruments at December 31, are as follows:

                                             1998                  1997
                                             ----                  ----
                                       Carrying     Fair     Carrying    Fair
                                         Value      Value      Value     Value
                                         -----      -----      -----     -----

Financial assets:
   Cash and short-term investments     $ 13,512   $ 13,512   $ 11,804   $11,804
   Securities                            71,624     72,574     72,788    73,304
   Loans                                342,853    348,695    276,877   277,428
   Accrued interest receivable            2,723      2,723      2,503     2,503
   Life insurance cash surrender value    7,056      7,056      6,152     6,152

Financial liabilities:
   Deposits                            (327,317)  (328,516)  (306,037) (306,976)
   Securities sold under agreements
     to repurchase                      (19,066)   (19,066)   (12,831)  (12,831)
   Other borrowed funds                 (55,743)   (55,835)   (19,479)  (19,479)
   Accrued interest payable              (3,147)    (3,147)    (2,996)   (2,996)

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

NOTE O - REGULATORY MATTERS

   The Company and subsidiary banks are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgements by regulators about components, risk weightings, and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements.

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

At year-end, consolidated actual capital levels (in thousands) and minimum required levels for the Company and subsidiary banks were:

                                                                                   Minimum Required
                                                                                      To Be Well
                                                               Minimum Required    Capitalized Under
                                                                  For Capital      Prompt Corrective
                                                Actual         Adequacy Purposes   Action Regulations
                                                ------         -----------------   ------------------
                                            Amount   Ratio       Amount  Ratio       Amount   Ratio
                                            ------   -----       ------  -----       ------   -----
1998
Total capital (to risk weighted assets)
   Consolidated                            $44,436   13.8%      $25,695   8.0%      $32,118   10.0%
   The Ohio Valley Bank Company            $36,930   11.9%      $24,803   8.0%      $31,004   10.0%
   The Jackson Savings Bank                $ 2,814   39.7%      $   566   8.0%          708   10.0%
Tier 1 capital (to risk weighted assets)
   Consolidated                            $40,421   12.6%      $12,847   4.0%      $19,271    6.0%
   The Ohio Valley Bank Company            $29,055    9.4%      $12,402   4.0%      $18,602    6.0%
   The Jackson Savings Bank                $ 2,642   37.3%      $   283   4.0%      $   425    6.0%
Tier 1 capital (to average assets)
   Consolidated                            $40,421    9.3%      $17,385   4.0%      $21,731    5.0%
   The Ohio Valley Bank Company            $29,055    7.0%      $16,627   4.0%      $20,784    5.0%
   The Jackson Savings Bank                $ 2,642   16.8%      $   471   3.0%      $   786    5.0%

1997
Total capital (to risk weighted assets)
   Consolidated                            $37,177    14.2%     $20,901   8.0%      $26,126   10.0%
   The Ohio Valley Bank Company            $33,619    13.0%     $20,693   8.0%      $25,867   10.0%
   The Jackson Savings Bank                $ 2,346    34.2%     $   550   8.0%      $   687   10.0%
Tier 1 capital (to risk weighted assets)
   Consolidated                            $33,911    13.0%     $10,450   4.0%      $15,676    6.0%
   The Ohio Valley Bank Company            $26,429    10.2%     $10,347   4.0%      $15,520    6.0%
   The Jackson Savings Bank                $ 2,262    32.9%     $   275   4.0%      $   412    6.0%
Tier 1 capital (to average assets)
   Consolidated                            $33,911     9.3%     $14,577   4.0%      $18,222    5.0%
   The Ohio Valley Bank Company            $26,429     7.3%     $14,422   4.0%      $18,027    5.0%
   The Jackson Savings Bank                $ 2,262    14.8%     $   458   3.0%      $   764    5.0%

   The Company and subsidiary banks at year-end 1998 were categorized as well capitalized. Management is not aware of any event or circumstances subsequent to year-end that would change the Company's or subsidiary banks' capital structure.
   Dividends paid by the subsidiaries are the primary source of funds available to the Company for payment of dividends to shareholders and for other working capital needs. The payment of dividends by the subsidiaries to the Company is subject to restrictions by regulatory authorities. These restrictions generally limit dividends to the current and prior two years retained earnings. At December 31, 1998, approximately $4,314 of the subsidiaries' retained earnings were available for dividends under these guidelines. In addition to these restrictions, as a practical matter, dividend payments cannot reduce regulatory capital levels below minimum regulatory guidelines. These restrictions do not presently limit the Company from paying dividends at its historical level.

NOTE P - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION
(dollars in thousands)
   Below is condensed financial information of Ohio Valley Banc Corp. In this information, the parent's investment in subsidiaries is stated at cost plus equity in undistributed earnings of the subsidiaries since acquisition. This information should be read in conjunction with the consolidated financial statements.

       CONDENSED STATEMENTS OF CONDITION                 at December 31:
Assets                                                   1998      1997
                                                         ----      ----
  Cash and cash equivalents                            $    50   $    50
  Interest-bearing balances with subsidiaries            6,804       242
  Investment in subsidiaries                            33,534    29,620
  Notes receivable - subsidiaries                        8,321     6,639
  Other assets                                              65     1,263
                                                       -------   -------
    Total assets                                       $48,774   $37,814
                                                       =======   =======

Liabilities
 Notes Payable                                         $ 7,878   $   875
 Other liabilities                                         216   $   105
                                                       -------   -------
    Total liabilities                                    8,094       980
                                                       -------   -------
Shareholders' Equity
 Common Stock                                            2,818     1,876
 Surplus                                                27,598    26,275
 Retained Earnings                                       9,797     8,113
 Net unrealized gain on available-for-sale-securities      467       570
                                                       -------   -------
   Total shareholders' equity                           40,680    36,834
                                                       -------   -------
     Total liabilities and shareholders' equity        $48,774   $37,814
                                                       =======   =======


       CONDENSED STATEMENTS OF INCOME

                                                       Years ended December 31:
                                                        1998     1997     1996
                                                        ----     ----     ----
Income:
  Interest on deposits                                 $  107   $   48   $   12
  Interest on loans                                        54       70       12
  Interest on notes                                       386      287
  Other operating income                                    3
  Dividends from bank subsidiary                        1,000    1,000    6,000

Expenses:
  Interest on notes                                       196       62
  Operating expenses                                      181      105       87
                                                       ------   ------   ------
  Income before federal income taxes and equity
    in undistributed earnings of subsidiaries           1,173    1,238    5,937
  Income tax benefit (expense)                            (85)     (80)      21
  Equity in undistributed earnings of subsidiaries      3,042    2,624   (2,609)
                                                       ------   ------   ------
    Net Income                                         $4,130   $3,782   $3,349
                                                       ======   ======   ======

(dollars in thousands)

       CONDENSED STATEMENT OF CASH FLOWS

            Years ended December 31:                    1998     1997     1996
                                                        ----     ----     ----
Cash flows from operating activities:
  Net income                                           $4,130   $3,782   $3,349
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Equity in undistributed earnings of subsidiaries (3,042)  (2,624)   2,609
      Amortization                                                  12       12
      Change in other assets                            1,198   (1,256)      21
      Change in other liabilities                         111       56
                                                       ------   ------   ------
      Net cash provided by operating activities         2,397      (30)   5,991
                                                       ------   ------   ------

Cash flows from investing activities:
  Purchase of long-term note from subsidiary                             (4,000)
  Change in other short-term investments               (4,434)    (875)    (300)
  Change in subsidiary line of credit                   1,750   (1,454)    (310)
  Change in interest-bearing deposits                  (6,562)   1,403   (1,645)
                                                       ------   ------   ------
    Net cash used in investing activities              (9,246)    (926)  (6,255)
                                                       ------   ------   ------

Cash flows from financing activities:
  Change in other short-term borrowings                 7,003      875
  Cash dividends paid                                  (1,506)  (1,396)  (1,283)
  Cash paid in lieu of fractional shares in stock split    (7)     (11)      (9)
  Proceeds from issuance of common stock                1,359    1,488    1,090
                                                       ------   ------   ------
    Net cash used in financing activities               6,849      956     (202)
                                                       ------   ------   ------

Cash and cash equivalents:
  Change in cash and cash equivalents                       0        0     (466)
  Cash and cash equivalents at beginning of year           50       50      516
                                                       ------   ------   ------
    Cash and cash equivalents at end of year           $   50   $   50   $   50
                                                       ======   ======   ======

NOTE Q - ACQUISITION
(dollars in thousands)

     Effective December 15, 1998 Jackson Savings Bank, Jackson, Ohio was acquired in a business combination accounted for as a pooling of interests. A total of 74,167 shares of the Company's common stock were issued in exchange for all of the outstanding shares of Jackson and Jackson became a wholly owned subsidiary of the Company. The consolidated financial statements have been restated to include the effect of Jackson for all periods presented based on the historical amounts reported by Jackson. The following is a summary of the separate results of operations of the Company and Jackson for the three years ended December 31, 1998.

                                     Years ended December 31:

                                1998            1997            1996
Net interest income
 Company                     $18,988         $16,408         $14,840
 Jackson                         512             528             556
 Combined                    $19,500         $16,936         $15,396

Net income
 Company                     $ 3,788         $ 3,680         $ 3,166
 Jackson                         342             102             183
 Combined                    $ 4,130         $ 3,782         $ 3,349

SUMMARIZED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                          Quarters Ended

       1998                   Mar. 31    Jun. 30    Sept. 30   Dec. 31

Total interest income         $8,181     $8,720     $8,981     $9,309
Total interest expense         3,683      3,839      4,027      4,142
Net interest income            4,498      4,881      4,954      5,167
Provision for loan losses        357        535        491        912
    Net Income                   967        994      1,004      1,165

Net income per share          $  .35     $  .35     $  .36     $  .41


       1997

Total interest income         $7,435     $7,804     $8,025     $8,189
Total interest expense         3,451      3,619      3,694      3,753
Net interest income            3,984      4,185      4,331      4,436
Provision for loan losses        300        202        266        477
    Net Income                   810        934        962      1,076

Net income per share          $  .30     $  .34     $  .35     $  .39


       1996

Total interest income         $6,663     $6,906     $7,183     $7,500
Total interest expense         3,156      3,104      3,226      3,370
Net interest income            3,507      3,802      3,957      4,130
Provision for loan losses        241        283        241        563
    Net Income                   771        846        886        846

Net income per share          $  .29     $  .32     $  .33     $  .31

REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
Ohio Valley Banc Corp.
Gallipolis, Ohio

   We have audited the accompanying consolidated statements of condition of Ohio Valley Banc Corp., as of December 31, 1998 and 1997 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ohio Valley Banc Corp. as of December 31, 1998 and 1997 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.






                                                  Crowe, Chizek and Company LLP

Columbus, Ohio
February 4, 1999

SUMMARY OF COMMON STOCK DATA

                             OHIO VALLEY BANC CORP.
                     Years ended December 31, 1998 and 1997

INFORMATION AS TO STOCK PRICES AND DIVIDENDS: The market for the common stock of the Company is not highly active and trading has historically been limited. On February 9, 1996, the Company's common stock was established on NASDAQ securities market under the symbol "OVBC". Prior to this date a limited market was created in the first quarter of 1992 through the Ohio Company.

     The following table shows bid and ask quotations for the Company's common stock during 1998 and 1997. The range of market price is compiled from data provided by the broker based on limited trading and have been restated for the 50% stock split in 1998 and the 33-1/3% stock split in 1997. The quotations are inter-dealer prices, without retail markup, markdown, or commission, and may not represent actual transactions.

1998              Low Bid      High Bid      Low Ask       High Ask
----              -------      --------      -------       --------

First Quarter     $23.00        $27.66        $24.00        $28.83
Second Quarter     27.33         42.00         28.00         44.00
Third Quarter      40.00         40.50         41.00         43.00
Fourth Quarter     40.00         41.75         41.56         44.50

1997              Low Bid      High Bid      Low Ask       High Ask
----              -------      --------      -------       --------

First Quarter     $17.37        $18.88        $18.00        $19.50
Second Quarter     18.88         23.17         19.50         25.83
Third Quarter      23.17         23.67         25.67         26.00
Fourth Quarter     23.33         24.67         24.67         26.00

Dividends per share      1998        1997
-------------------      ----        ----

First Quarter            $.13        $.13
Second Quarter            .14         .13
Third Quarter             .14         .13
Fourth Quarter            .14         .13

     Shown above is a table which reflects the dividends paid per share as restated for the 50% stock split in 1998 and the 33-1/3% stock split in 1997 on the Company's common stock. This disclosure is based on the weighted average number of shares for each year and does not indicate the amount paid on the actual shares outstanding at the end of each quarter. As of December 31, 1998 the number of holders of common stock was 1,600, an increase from 1,299 shareholders at December 31, 1997.

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

                             RESULTS OF OPERATIONS:

SUMMARY
         Ohio Valley Banc Corp achieved record earnings in 1998 of $4,130,000 an increase of 9.2% from 1997's $3,782,000 which was up 12.9% from 1996. With these earnings, net income per share increased to $1.47 from $1.38 in 1997, up 6.5%. Net income per share was up 10.4% in 1997. Asset growth for 1998 was $68,360,000 or 18.0% which grew total assets to $447,448,000. The Company's return on assets
(ROA) declined slightly to 1.01% for 1998 compared to 1997's 1.02% but is up from 1996's ROA of .98%. The Company's commitment to enhancing shareholder value was demonstrated by the market value of your stock being up over 70.6% from 1997 which was up 37.5% from 1996. Return on equity (ROE) was 10.69% for 1998 compared to 10.98% for 1997 and 10.82% for 1996.

NET INTEREST INCOME
         The most significant portion of the Company's revenue, net interest income, results from properly managing the spread between interest income on earning assets and interest expense on the liabilities used to fund those assets. Net interest income is affected by changes in both the average volume and mix of the balance sheet and the level of interest rates for financial instruments. Changes in net interest income are measured by net interest margin and net interest spread. Net interest margin is expressed as net interest income divided by average interest-earning assets. Net interest spread is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. Both of these are reported on a taxable equivalent basis. Net interest margin is greater than net interest spread due to the interest earned on interest-earning assets funded from noninterest bearing funding sources, primarily demand deposits and stockholders' equity. Following is a discussion of changes in interest-earning assets, interest-bearing liabilities and the associated impact on interest income and interest expense for the three years ending December 31, 1998. Tables I and II have been prepared to summarize the significant changes outlined in this analysis.
         Net interest income on a fully tax equivalent basis (FTE) expanded $2,631,000 in 1998, an increase of 15.3% over the $17,251,000 earned in 1997.
Net interest income increased 9.9% in 1997 over 1996. The growth in net interest income for 1998 and 1997 was attributable to a higher level of interest-earning assets combined with a higher net interest margin.
         Average earning assets grew by 10.1% during 1998 to reach $383,780,000. In 1997, average earning assets grew 6.0% over 1996. Driving the growth in earning assets was the growth in average loan balances. Average total loans expanded $33,857,000 or 12.5% from 1997 and represent 79.6% of earning assets. This compares to average loan growth of 9.1% for 1997 and loans representing 77.9% of earning assets. Management focuses on generating loan growth as this portion of earning assets provides the greatest return to the Company. Average securities declined from 22.3% of earning assets for 1996 to 18.6% in 1998. The shift in earning assets to loans from securities was a strategy employed by management to move a portion of maturing securities to loans to increase the yield on earning assets which contributed to a higher net interest margin. Although loans comprise a larger percentage of earning assets, management is comfortable with the current level of loans based on collateral values, the increase in the allowance for loan losses and the Company's well-capitalized status. Management does not anticipate to continue the reallocation of securities to loans in 1999 but by continuing to grow loans and maintaining the securities portfolio the percentage of securities to earning assets may decline. Securities have reached an approximate level which management has targeted which will provide ample liquidity and cover pledging requirements.
         Average interest-bearing liabilities increased $27,123,000 or 9.1% between 1997 and 1998 and increased $21,200,000 or 7.7% between 1996 and 1997. The composition of interest-bearing liabilities for 1998 has shifted away from time deposits which represented 58.7% of interest-bearing liabilities in 1998 compared to 64.5% in 1997 and 62.8% in 1996. More emphasis has been placed on other borrowed funds and repurchase agreements which have grown to comprise 13.9% of interest-bearing liabilities from 8.9% in 1997 and 6.2% in 1996. The use of borrowed funds has been a cost-effective funding source for the Company's positive loan growth. The average cost of borrowed funds for 1998 is 5.65% compared to time deposits average cost of 5.73%. Furthermore, the total average balance of NOW accounts, money markets and savings deposits increased $10,039,000 from 1997 to 1998 reversing the decrease of $6,497,000 from 1996 to 1997. Due to a falling rate environment, Management preferred to grow deposits in variable rate products instead of fixed rate time deposits. These balances were influenced by more aggressive pricing on NOW and money market accounts combined with a larger market area.

         The net interest margin improved .23% to 5.18% in 1998 from 4.95% in 1997. This follows a .17% increase in the net interest margin in 1997. Contributing to the improved net interest margin in 1998 was a gain in the net interest spread of .20%. The yield on earning assets rose .16% compared to funding costs decreasing .04%. The yield on interest-earning assets improved with higher relative balances in loans combined with a .11% increase in loan yields to reach 10.02%. Total funding costs decreased in relation to the cost of borrowed funds declining .40% and time deposits comprising a smaller percentage of interest-bearing liabilities. The impact of interest free funds on the net interest margin increased from .73% in 1997 to .76% in 1998. The .03% increase in the contribution of interest free funding sources combined with the .20% increase in the net interest spread yielded the .23% increase in the net interest margin. The 1997 increase in net interest margin was due to a .20% gain in net interest spread with asset yields rising .42% versus funding costs increasing .22%. The gain in net interest spread was partially offset by a decrease of .03% from interest free funding sources. Management expects the net interest margin to level off or even decline in 1999 based on balance sheet mix stabilizing.

OTHER INCOME AND EXPENSE
         Total other income, excluding securities gains and losses, increased $458,000, a 24.6% gain over 1997. Service charges on deposit accounts contributed an additional $181,000 in 1998 associated with the Company's continued expansion into new markets. Additionally, other operating income increased $257,000 with gains in loan service fees and commissions earned from loan insurance sales. Total other income increased 28.5% from 1996 to 1997. Contributing to 1997's additional income was the earnings from life insurance contracts purchased mostly in the fourth quarter of 1996, which provided an additional $320,000. The purpose of these contracts was to replace a current group life insurance program for executive officers and implement a deferred compensation plan for directors and executive officers in 1996 and to implement a supplemental retirement program in 1997. The cost of providing the benefits to the participants is expected to be offset by the tax preferenced earnings on the life insurance contracts.
         Total other expense increased $1,908,000 or 15.5% in 1998 and $1,555,000 or 14.5% in 1997. The most significant expense in this category is salary and employee benefits. From 1996 to 1998, management staffed two full-service branches and four SuperBank offices for the Bank and one office for Loan Central. Related to the growth in operations was the increase in the number of full-time equivalent employees from 206 at year-end 1996 to 238 at year-end 1998. Salary and employee benefits increased $777,000 or 10.6% from 1997 to 1998 and increased $939,000 or 14.7% from 1996 to 1997. Associated with the new offices was an increase in occupancy expense and furniture and equipment expense. Increased costs are related to depreciation, rental property costs and utilities. Investment in equipment to support growth and processing technology also contributed to the increase. The return on this investment in technology was reflected in data processing expense being down for 1997 and 1998. The increase in other operating expenses over 1997 was related computer software depreciation, merger related expenses associated with the acquisition of Jackson Savings and general inflationary increases. 1997's increase in other operating expense was impacted by a supplemental retirement program implemented for directors which also will be offset by earnings on life insurance contracts.

YEAR 2000
         In May of 1997, a six member committee was formed and charged with the responsibility of ensuring that the Company will be ready for the Year 2000 transition. This committee has conducted extensive inventories of the Company's computer software and hardware as well as other equipment that may be microchip dependent. The vendors associated with the aforementioned hardware and software were contacted to determine the product's Year 2000 readiness. A Year 2000 plan has been developed which commits the Company to being Year 2000 compliant by December 31, 1998, thereby affording the Company one full year to test all mission critical systems to verify their viability for the Year 2000 and beyond. The Company's core software applications, which process loans and deposits, were developed with the Year 2000 in mind. Nevertheless, in October 1998 the Company tested its core hardware and software applications. Although review of the test results are incomplete, no year 2000 problems have been identified as of December 31, 1998.
         The awareness and assessment phases of the Company's Year 2000 effort are complete. Management estimates that 90% of renovations have been completed. Ninety percent of the Company's testing has been completed. Management plans to have all renovations and testing completed by March 31, 1999. Management anticipates a total compliance cost of less than $100,000 and therefore such costs will not materially effect the Company's results of operations, liquidity and capital resources. As of December 31, 1998, the Company has spent approximately $31,000 on its Year 2000 efforts.
         The risks associated with the Company's Year 2000 compliance relate primarily to its relationships with critical business partners, which include service suppliers and customers, and their ability to effectively address Year 2000 issues. In an effort to mitigate such risk, the Company has attempted to assess the Year 2000 efforts and preparedness of our significant customers and service suppliers. The Company has formulated a Year 2000 contingency plan which was approved by the Company's Board of Directors.

                              FINANCIAL CONDITION:

SECURITIES
         The second largest component of earning assets is securities. Management's goal in structuring the portfolio is to maintain a prudent level of liquidity while providing an acceptable rate of return without sacrificing asset quality. Maturing securities, have historically provided sufficient liquidity such that management has not sold a debt security in several years.
         The portfolio consists primarily of U.S. Treasury notes and U.S. Government agencies which comprise approximately 70% of total securities. As a result, the portfolio's exposure to credit risk is minimal. The weighted average FTE yield on debt securities at year-end 1998 was 6.52% as compared to 6.64% at year-end 1997. Given current reinvestment rates, the yield on securities will decline in 1999 as higher yielding securities mature. Table III provides a summary of the portfolio by category and remaining contractual maturity. Issues classified as equity securities have no stated maturity date and are not included in Table III. The portfolio was comprised largely of fixed rate issues and does not contain any issues which would be classified as high risk mortgage-backed securities.

LOANS
         In 1998, total loans increased $66,863,000 or 23.9% to reach $347,130,000. The largest contributor was residential mortgage loans which experienced tremendous growth of $42,953,000 or 35.9% driven by low interest rates. Furthermore, a majority of the mortgage loan growth occurred in newer markets outside of Gallia county. The Company generally originates real estate loans for its own portfolio, as very few loans are sold on the secondary market. Commercial loans increased $17,992,000 or 23.0%. Consumer loans grew $6,786,000 representing a 8.6% gain. A portion of the consumer loans were originated through indirect lending, primarily from area automobile dealers, and are subject to the same underwriting as our regular loans. Tables V, VI, and VII have been provided to enhance the understanding of the loan portfolio and the allowance for potential loan losses. The allowance for loan losses is maintained by management at a level considered adequate to cover possible losses. Management evaluates the adequacy of the allowance for loan losses quarterly based on several factors including, but not limited to, general economic conditions, loan portfolio composition, prior loan loss experience, and management's estimate of future probable losses. Actual losses on loans are reflected as reductions in the reserve and are referred to as charge-offs. The amount of the provision for loan losses charged to operating expenses is the amount necessary, in management's opinion, to maintain the allowance for loan losses at an adequate level. The allowance required is primarily a function of the relative quality of the loans in the loan portfolio, the mix of loans in the portfolio and the rate of growth of outstanding loans.
         The ratio of net charge-offs to average total loans at December 31, 1998 was .46% up from .38% at December 31, 1997 due mostly to higher losses in the consumer loan area. Net charge-offs in both the real estate and commercial loan areas were relatively low, which represents the overall quality of these segments of the loan portfolio. Nonperforming loans, which include nonaccrual loans and accruing loans past due 90 days or more, are returned to performing status when the loan is brought current and has performed in accordance with contractual terms. Nonperforming loans were approximately $3,087,000 or .89% of outstanding balances at December 31, 1998 compared to $4,626,000 or 1.65% of outstanding balances at the end of 1997. The decrease nonperforming loans was primarily attributable to loans that were 90 days or more past due.
         For 1998, provision expense was up $1,050,000 compared to the provision expense for 1997. The increase in provision expense was associated with the exceptional loan growth in 1998 coupled with the increase in net charge offs. As a percentage of total loans, the allowance for loan losses at December 31, 1998 was 1.23% versus 1.21% at December 31, 1997. Management believes the allowance is adequate to absorb inherent losses in the current portfolio and anticipates that it will continue its provision to the allowance for loan losses at its current level for the foreseeable future.

DEPOSITS
         Interest-earning assets are funded primarily by core deposits. The accompanying table IV shows the composition of total deposits as of December 31, 1998. Total deposits grew $21,280,000 or 7.0% to reach $327,317,000 by year-end 1998. Leading the growth in deposits was NOW accounts with an increase of $17,751,000. The Company's new Gold Club product fueled this growth. Furthermore, noninterest-bearing deposits increased $8,861,000 and money market accounts increased $4,648,000. Certificates of deposit are down $12,919,00 due to the utilization of borrowed funds. With the expansion in new and current markets, management expects continued growth in deposits in 1999.

FUNDS BORROWED
         In addition to traditional deposits, the Company considers borrowed funds when evaluating funding sources. Other funds borrowed consist of Federal Home Loan Bank (FHLB) advances, securities sold under agreements to repurchase, and promissory notes. FHLB advances are subject to collateral agreements and are secured by qualifying first mortgage loans. Management has utilized FHLB advances to fund long-term assets and to fund short-term liquidity needs. At December 31, 1998, the balance of FHLB advances totaled $47,714,000 compared to $18,553,000 at December 31, 1997. FHLB borrowings have two distinct advantages: they are less expensive than deposits for comparable terms and they are not subject to early redemption. Management will continue to evaluate borrowings from the FHLB as an alternative funding source. Promissory notes are primarily associated with funding loans at Loan Central and were issued with terms of one year of less.

CAPITAL RESOURCES
         The Company maintains a capital level that exceeds regulatory requirements as a margin of safety for its depositors and shareholders.
Shareholders' equity totaled $40,680,000 at December 31, 1998, compared to $36,834,000 at December 31, 1997, which represents growth of 10.4%. All of the capital ratios exceeded the regulatory minimum guidelines as identified in Note O "Regulatory Matters".
         Cash dividends paid of $1,506,000 for 1998 represents a 7.9% increase over the cash dividends paid during 1997. The increase in cash dividends paid is due to the additional shares outstanding during 1998 which were not outstanding during 1997 and an increase in dividends paid per share.
         The Company maintains a dividend reinvestment and stock purchase plan. The plan allows shareholders to purchase additional shares of company stock. A benefit of the plan is to permit the shareholders to reinvest cash dividends as well as make supplemental purchases without the usual payment of brokerage commissions. During 1998, the Company issued 31,196 shares under the dividend reinvestment and stock purchase plan. At December 31, 1998, approximately 68% of the shareholders were enrolled in the dividend reinvestment plan. Members of the plan invested $1,131,000 in 1998 which represents 75% of year-to-date dividends paid.

LIQUIDITY AND INTEREST RATE SENSITIVITY
         The Company's goal for interest rate sensitivity management is to maintain a balance between steady net interest income growth and the risks associated with interest rate fluctuations. Interest rate risk ("IRR") is the exposure of the Company's financial condition to adverse movements in interest rates. Accepting this risk can be an important source of profitability, but excessive levels of IRR can threaten the Company's earnings and capital. It is management's policy not to position the balance sheet so as to expose the Company to levels of interest rate risk which could significantly impair earnings performance or endanger capital.
         The Company's asset and liability committee monitors the rate sensitivity of the balance sheet weekly through parameters established by the Board of Directors. The committee uses an interest rate sensitivity gap analysis prepared quarterly to monitor the relationship between the maturity and repricing of its interest-earning assets and interest-bearing liabilities. Interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets and interest-bearing liabilities maturing or repricing within a specified time period. A gap position is considered positive when the amount of interest sensitive assets exceed the amount of interest sensitive liabilities, and is considered negative when the amount interest sensitive liabilities exceed the amount of interest sensitive assets. Generally, during a period of rising interest rates, a negative gap would adversely affect net interest income, while a positive gap would result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would result in an increase in net interest income, while a positive gap would negatively affect net interest income. This analysis assumes that interest rate changes for interest-earning assets and interest-bearing liabilities are of the same magnitude and velocity, whereas actual interest rate changes generally differ in magnitude and velocity.

         The Company's exposure to interest rate risk is primarily managed through the selection of the type and repricing characteristics of interest-earning assets and interest-bearing liabilities. Management can influence the Company's gap position by offering fixed or variable rate products, by changing the terms of new loans, investments and time deposits, or by selling existing assets or repaying certain liabilities. The Company's ability to manage its gap position can be challenged by customer preferences which may not meet the Company's goals. The FHLB assists in funding interest-earning assets by providing advances with similar repricing characteristics as many of the loans offered by the Company.
         Table VIII provides information about the Company's financial instruments that are sensitive to changes in interest rates. The table presents repricing opportunities strictly by maturity date without regard for repricing dates for variable rate products. Noninterest-bearing checking deposits assume an annual decay rate of 13% and savings and interest-bearing checking accounts assume an annual decay rate of 21% based on the Company's historical experience.
         Liquidity management should focus on matching the cash inflows and outflows within the Company's natural market for loans and deposits. This goal is accomplished by maintaining sufficient asset liquidity along with stable core deposits. The primary sources of liquidity are interest-bearing balances with banks, federal funds sold and the maturity and repayment of investments and loans as well as cash flows provided from operations. The Company has classified $26,255,000 in securities as available for sale at December 31, 1998. In addition, Federal Home Loan Bank in Cincinnati offers advances to the Bank which further enhances the Bank's ability to meet liquidity demands. The Bank also has the ability to purchase federal funds from several of its correspondent banks. Management does not rely on any single source of liquidity and monitors the level of liquidity based on many factors affecting the Company's financial condition. See statement of cash flows.

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

CONSOLIDATED AVERAGE BALANCE SHEET & ANALYSIS OF NET INTEREST INCOME

Table I
                                                                        December 31
                                   ------------------------------------------------------------------------------------
                                              1998                         1997                         1996
(dollars in thousands)             --------------------------   --------------------------   --------------------------
                                   Average    Income/  Yield/   Average    Income/  Yield/   Average    Income/  Yield/
                                   Balance    Expense   Rate    Balance    Expense   Rate    Balance    Expense   Rate
                                   -------    -------   ----    -------    -------   ----    -------    -------   ----
ASSETS
------
Interest-earning assets:
  Interest-bearing balances        $  3,079   $   176   5.71%   $  3,835   $   194   5.06%   $  3,708   $   192   5.17%
    with banks
  Federal funds sold                  3,910       214   5.47       3,728       202   5.40       2,999       158   5.27
  Securities:
    Taxable                          55,092     3,457   6.27      56,768     3,564   6.28      60,898     3,602   5.91
    Tax exempt                       16,307     1,136   6.97      12,700       911   7.17      12,301       889   7.23
  Loans                             305,392    30,590  10.02     271,535    26,897   9.91     248,833    23,715   9.53
                                   --------   -------  -----    --------   -------  -----    --------   -------  -----
    Total interest-
      earning assets                383,780    35,573   9.27%    348,566    31,768   9.11%    328,739    28,556   8.69%

Noninterest-earning assets:
  Cash and due from banks             9,268                        7,968                        7,462
  Other nonearning assets            19,065                       16,322                        9,168
  Allowance for loan losses          (3,631)                      (3,304)                      (2,781)
                                   --------                     --------                     --------
    Total noninterest-
      earning assets                 24,702                       20,986                       13,849

        Total assets               $408,482                     $369,552                     $342,588
                                   ========                     ========                     ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
  NOW accounts                     $ 36,152     1,222   3.38%   $ 31,568     1,048   3.32%   $ 32,238     1,091   3.38%
  Savings and Money Market           52,671     1,381   2.62      47,216     1,181   2.50      53,043     1,329   2.50
  Time deposits                     189,955    10,886   5.73     191,317    10,934   5.72     173,060     9,672   5.59
  Repurchase agreements              18,148       685   3.77      11,352       435   3.83       9,813       339   3.46
  Other borrowed money               26,832     1,517   5.65      15,182       919   6.05       7,281       425   5.84
                                   --------   -------  -----    --------   -------  -----    --------   -------  -----
    Total interest-
      bearing liabilities           323,758    15,691   4.85%    296,635    14,517   4.89%    275,435    12,856   4.67%

Noninterest-bearing liabilities:
  Demand deposit accounts            40,715                       34,195                       32,449
  Other liabilities                   5,370                        4,273                        3,746
                                   --------                     --------                       ------
    Total noninterest-
      bearing liabilities            46,085                       38,468                       36,195

  Shareholders' equity               38,639                       34,449                       30,958
                                   --------                     --------
    Total liabilities and
      shareholders' equity         $408,482                     $369,552                     $342,588
                                   ========                     ========                     ========

Net interest earnings                         $19,882                      $17,251                      $15,700
                                              =======                      =======                      =======
Net interest earnings as a percent
  of interest-earning assets                            5.18%                        4.95%                        4.78%
                                                       -----                        -----                        -----
Net interest rate spread                                4.42%                        4.22%                        4.02%
                                                       -----                        -----                        -----
Average interest-bearing liabilities
  to average earning assets                            84.36%                       85.10%                       83.79%
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

RATE VOLUME ANALYSIS OF CHANGES IN INTEREST INCOME & EXPENSE

Table II
                                                 1998                                   1997
                                      -----------------------------          ----------------------------
(dollars in thousands)                     Increase (Decrease)                    Increase (Decrease)
                                        From Previous Year Due to              From Previous Year Due to
                                      -----------------------------          ----------------------------
                                      Volume    Yield/Rate    Total          Volume   Yield/Rate    Total
                                      ------    ----------    -----          ------   ----------    -----
INTEREST INCOME
---------------
Interest-bearing balances
  with banks                        $   (41)    $    23     $   (18)        $     6   $     (4)   $     2
Federal funds sold                       10           2          12              40          4         44
Securities:
  Taxable                              (105)         (2)       (107)           (252)       214        (38)
  Tax exempt                            251         (26)        225              29         (7)        22
Loans                                 3,389         304       3,693           2,222        960      3,182
                                    -------     -------     -------         -------    -------    -------
    Total interest income             3,504         301       3,805           2,045      1,167      3,212

INTEREST EXPENSE
----------------
NOW accounts                            155          19         174             (22)       (21)       (43)
Savings and Money Market                141          59         200            (146)        (2)      (148)
Time deposits                           (79)         31         (48)          1,039        223      1,262
Repurchase agreements                   257          (7)        250              57         39         96
Other borrowed money                    662         (64)        598             478         16        494
                                    -------     -------     -------         -------    -------    -------
    Total interest expense            1,136          38       1,174           1,406        255      1,661
                                    -------     -------     -------         -------    -------    -------
Net interest earnings               $ 2,368      $  263     $ 2,631         $   639    $   912    $ 1,551
                                    =======     =======     =======         =======    =======    =======

The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each. Fully taxable equivalent yield assumes a 34% tax rate, net of related nondeductible interest expense.

SECURITIES

Table III
                                                                      MATURING
                                   ---------------------------------------------------------------------------
As of December 31, 1998                Within           After One but       After Five but
(dollars in thousands)                One Year        Within Five Years    Within Ten Years    After Ten Years
                                      --------        -----------------    ----------------    ---------------
                                   Amount    Yield     Amount    Yield      Amount   Yield      Amount   Yield
                                   ------    -----     ------    -----      ------   -----      ------   -----
U.S. Treasury securities          $10,551    6.81%    $ 7,692    6.35%
Obligations of U.S. Government
  agency securities                                    31,807    6.02%
Obligations of states and
  political subdivisions            2,756    6.69%      7,197    7.39%      $4,371    7.82%      $2,871   7.09%
Mortgage-backed securities                                  7    8.00%         350    6.13%          24   6.28%
                                  -------    ----     -------    ----       ------    ----       ------   ----
    Total debt securiities        $13,307    6.78%    $46,703    6.29%      $4,721    7.70%      $2,895   7.09%
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

DEPOSITS

Table IV                                     as of December 31

(dollars in thousands)
                                     1998           1997           1996
                                     ----           ----           ----
Interest-bearing deposits:
  NOW accounts                     $ 47,190       $ 29,439       $ 28,493
  Money Market                       20,103         15,455         16,115
  Savings accounts                   33,624         33,453         34,628
  IRA accounts                       30,870         28,102         28,044
  Certificates of Deposit           149,569        162,488        152,954
                                   --------       --------       --------
                                    281,356        268,937        260,234
Noninterest-bearing deposits:
  Demand deposits                    45,961         37,100         34,091
                                   --------       --------       --------
    Total deposits                 $327,317       $306,037       $294,325
                                   ========       ========       ========

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

Table V                                        Years Ended December 31
(dollars in thousands)                 1998     1997     1996     1995     1994
----------------------                 ----     ----     ----     ----     ----

Commercial loans                      $1,132   $  879   $  887   $  328   $  628
 Percentage of loans to total loans   28.18%   28.79%   29.08%   20.06%   23.38%

Real estate loans                        264      218      338      328      213
 Percentage of loans to total loans   47.14%   43.07%   42.56%   50.49%   50.17%

Consumer loans                         1,360      949      799      597      544
 Percentage of loans to total loans   24.68%   28.14%   28.36%   29.45%   26.45%

Unallocated                            1,521    1,344    1,156    1,228      876
                                     -------  -------  -------  -------  -------
Allowance for Loan Losses             $4,277   $3,390   $3,180   $2,481   $2,261
                                     =======  =======  =======  =======  =======
                                     100.00%  100.00%  100.00%  100.00%  100.00%
                                     =======  =======  =======  =======  =======
Ratio of net charge-offs
 to average loans                       .46%     .38%     .25%     .19%     .12%
                                     =======  =======  =======  =======  =======

The above allocation is based on estimates and subjective judgements and is not necessarily indicative of the specific amounts or loan categories in which losses may ultimately occur.

SUMMARY OF NONPERFORMING AND PAST DUE LOANS

Table VI
(dollars in thousands)                 1998     1997     1996     1995     1994
----------------------                 ----     ----     ----     ----     ----
Impaired loans                        $  624   $  430   $  449   $  579
Past due-90 days or more and
  still accruing                       2,106    3,607    2,707    2,785   $3,096
Nonaccrual                               981    1,019      737      963      473
Accruing loans past due 90
  days or more to total loans           .61%    1.29%    1.02%    1.23%    1.47%
Nonaccrual loans as a % of
  total loans                           .28%     .36%     .28%     .42%     .22%
Impaired loans as a % of total loans    .18%     .15%     .17%     .25%
Allowance for loans losses as a
  % of total loans                     1.23%    1.21%    1.20%    1.09%    1.07%

   Management believes that the impaired loan disclosures are comparable to the nonperforming loan disclosures except that the impaired loan disclosures do not include single family residential or consumer loans which are analyzed in the aggregate for loan impairment purposes.
   During 1998, the Company did not recognize any interest income on impaired loans. Loans not included above that management feels have loss potential total approximately $275. The Company has no assets which are considered to be troubled debt restructurings.
   Management formally considers placing a loan on nonaccrual status when collection of principal or interest has become doubtful. Furthermore, a loan should not be returned to the accrual status unless either all delinquent principal or interest has been brought current or the loan becomes well secured and is in the process of collection.

MATURITY AND REPRICING DATA OF LOANS

Table VII

As of December 31, 1998                             Maturing/Repricing
(dollars in thousands)
                               Within       After One but
                              One Year    Within Five Years   After Five Years     Total
                              --------    -----------------   ----------------     -----
Commercial loans and other    $ 54,776         $12,510            $30,530        $ 97,816
Real estate loans               42,187          33,850             87,613         163,650
Consumer loans                  22,231          52,770             10,663          85,664
                              --------         -------            -------        --------
  Total loans                 $119,194         $99,130            128,806        $347,130
                              ========         =======            =======        ========

Loans maturing or repricing after one year with:
   Variable interest rates    $ 55,005
   Fixed interest rates        172,931
                              --------
   Total                      $227,936
                              ========

RATE SENSITIVITY ANALYSIS

Table VIII
(dollars in thousands)

As of December 31, 1998                                 Principal Amount Maturing in:
                                                                                          There-           Fair Value
                                         1999      2000      2001      2002      2003     after    Total    12/31/98
Rate-Sensitive Assets:
Fixed interest rate loans             $ 11,262  $  7,926  $ 15,369  $ 20,251  $ 16,367  $113,018  $184,193  $189,679
Average interest rate                    9.52%    11.78%    11.96%    11.25%    10.12%     8.21%     9.26%

Variable interest rate loans          $ 31,588  $  2,825  $  5,995  $  5,886  $  4,218  $112,425  $162,937  $163,293
Average interest rate                    9.87%     9.34%     9.24%     8.61%     8.39%     7.89%     8.39%

Fixed interest rate securities        $ 13,169  $  8,352  $ 10,317  $ 11,382  $ 16,389  $ 11,215  $ 70,824  $ 72,574
Average interest rate                    6.88%     6.44%     6.40%     6.24%     6.20%     7.33%     6.57%

Other interest-bearing assets         $    795                                                    $    795  $    795
Average interest rate                    4.78%                                                       4.78%

Rate-Sensitive Liabilities:
Noninterest-bearing checking          $  5,515  $  5,258  $  4,223  $  3,716  $  3,270  $ 23,979  $ 45,961  $ 45,961

Savings & Interest-bearing checking   $ 15,908  $ 12,941  $ 10,593  $  8,726  $  7,235  $ 45,514  $100,917  $100,917
Average interest rate                    3.02%     3.06%     3.09%     3.13%     3.17%     3.38%     3.21%

Time deposits                         $119,747  $ 35,851  $  9,247  $  3,980  $ 10,308  $  1,306  $180,439  $181,638
Average interest rate                    5.43%     5.53%     5.70%     6.41%     6.00%     7.30%     5.53%

Fixed interest rate borrowings        $ 11,622  $ 10,939  $  4,439  $  5,336  $  3,098  $ 10,324  $ 45,758  $ 45,850
Average interest rate                    5.48%     5.35%     5.55%     5.42%     5.71%     5.37%     5.44%

Variable interest rate borrowings     $ 29,051                                                    $ 29,051  $ 29,051
Average interest rate                    4.58%                                                       4.58%



KEY RATIOS

Table IX
                               1998     1997     1996     1995     1994
                               ----     ----     ----     ----     ----
Return on average assets       1.01%    1.02%     .98%     .88%     .79%
Return on average equity      10.69%   10.98%   10.82%   10.53%   10.04%
Dividend payout ratio         37.13%   37.81%   39.53%   41.59%   44.37%
Average equity to
  average assets               9.46%    9.32%    9.04%    8.33%    7.90%