Form 10-K, Exhibit 13
period 1999-12-31
OHIO VALLEY BANC CORP
filed 2000-03-30
CIK 894671

MESSAGE FROM MANAGEMENT
-----------------------
We dedicate the accomplishments of the last year to you, our shareholders, who have supported our products, encouraged our expansion, and celebrated our achievements. Also, your company's growth could not have been reached without a loyal customer base who has permitted us to remain independent for 127 years.

Some of those that have supported the company for many years, retired in 1999. For most, "retirement" means rest and relaxation, but these distinguished individuals still find the time to continue their work.

Charles Lanham, retired from the Ohio Valley Bank Board in 1999, but will continue to coordinate our government relations efforts. Morris Haskins and Frank Mills continue to contribute through the Bank's Directors Emeritus Advisory Board. Lloyd "Shorty" Francis was also a member of the Directors Emeritus Advisory Board until his passing in the summer of 1999. His memory still inspires us every day.

In 1999, we welcomed Steve Chapman and Wendell Thomas to the Ohio Valley Bank Board as the Bank continued its strategic expansion into West Virginia. A new SuperBank was opened in South Charleston and OVB acquired offices in Milton and Barboursville. These offices, plus the anticipated opening of our eighth SuperBank in east Huntington, will strengthen our presence in the growing I-64 corridor.

These new SuperBanks are anchored by the traditional-style Milton Office. This expansion is patterned after the Jackson, Pike and Franklin County expansions of 1991 and 1996 which established offices that are now major income producers.

OVBC's net income per share for the year was $1.22, an increase of 3.4 percent. Cash dividends for 1999 were $.53 per share compared to $.44 for 1998, an increase of 20.5 percent. At the close of business on December 31, 1999, the average of the Bid and Ask price of OVBC stock was $33.625 compared to $33.20 at December 31, 1998. All per share numbers are adjusted for the 25 percent stock split effective April 19, 1999.

Thank you for your involvement in Ohio Valley Bank, your support of Loan Central, and your new commitment to Jackson Savings Bank.

Sincerely,

James L. Dailey
Chairman and Chief Executive Officer

Jeffrey E. Smith
President and Chief Operating Officer

Description of Business
Ohio Valley Banc Corp commenced operations on October 23, 1992 as a one-bank holding company with The Ohio Valley Bank Company being the wholly-owned subsidiary. The Company's headquarters are located at 420 Third Avenue in Gallipolis, Ohio.

The Ohio Valley Bank Company was organized on September 24, 1872. The Bank is insured under the Federal Deposit Insurance Act and is chartered under the banking laws of the State of Ohio. The company currently operates sixteen offices in Ohio and West Virginia.

In April 1996, the Banc Corp opened a consumer finance company operating under the name of Loan Central, Inc. with offices in Gallipolis, South Point, Jackson and Waverly, Ohio.

In December 1998, the Banc Corp purchased Jackson Savings Bank based in Jackson, Ohio, to be operated as a wholly-owned subsidiary. Jackson Savings Bank is insured under the Federal Deposit Insurance Act and is chartered under the banking laws of the State of Ohio.

Form 10-K
A copy of the Company's annual report on Form 10-K, as filed with the Securities and Exchange Commission, will be forwarded without charge to any stockholder upon written request to: Ohio Valley Banc Corp, Attention: Charles Lanham, Secretary, 420 Third Avenue, P.O. Box 240, Gallipolis, OH 45631.

Immediately after the 1999 Shareholders' Meeting, Loan Central opened its fourth office. In May, Ohio Valley Bank signed an agreement to acquire two branches. In June, Jackson Savings Bank celebrated 100 years of service. In July, Ohio Valley Bank was named to the Cleveland Plain Dealer 100, a ranking of Ohio's top-performing companies. Two new SuperBanks were opened in August and October. A total of five offices were opened by OVBC subsidiaries this year. In December, the Ohio Valley Bank Board of Directors promoted Larry E. Miller, II, and E. Richard Mahan to Executive Vice President of Ohio Valley Bank and Senior Vice President of Ohio Valley Banc Corp. As executive vice president, Miller's area will encompass the Financial Bank Group, the Retail Bank Group, West Virginia Bank Group and Loan Central. Executive Vice President Mahan's experience will now benefit, not only the Commercial Bank Group, but also the Administrative Services Group and Jackson Savings Bank.

Larry E. Miller, II
Executive Vice President

1999 was a dynamic year in which your company made unparalleled investments into new markets. The crown jewel of the company's expansion efforts was our acquisition of two offices from a larger regional bank on September 24, 1999.

The employees of the Financial Bank Group were very instrumental in introducing Ohio Valley Bank to over 3 thousand new customers and making the acquisition of
21.7 million dollars in new deposits a successful reality. Countless hours were spent by Operations personnel to ensure that each new account acquired was accurately merged into our operating system. Many other employees such as those in Network Administration and Accounting also played key roles in completing the acquisition.

Yes, 1999 was a year of unparalleled investing by your company. We have sown the seeds for future growth and profitability. Now we must focus the company's financial and human resources to efficiently develop new relationships and future profits. This focus will lead the Financial, Retail and West Virginia Bank Groups, as well as Loan Central, throughout the year.

OVB RETAIL BANK GROUP REPORT
by Katrinka V. Hart, Senior Vice President

In 1999, the Retail Bank Group created a new division for one of our most successful ventures... the SuperBank. The new division was very active over the past year.

First, we opened our fifth SuperBank. It is located in the Wal-Mart at South Ridge (South Charleston), West Virginia. Second, a new SuperBank location was acquired at Pea Ridge (Barboursville), West Virginia, along with a traditional-style office in Milton, West Virginia. Third, we opened our seventh SuperBank. It is located in the Wal-Mart at South Point, Ohio.

However, one of the Retail Bank Group's most significant achievements for 1999 was assisting the Administrative Services Group in the staffing and training of personnel for these new offices and the training of personnel gained through the Milton and Pea Ridge Office acquisition. Our goal is to staff our offices with knowledgeable employees that care about our customer's needs. We feel confident that our new employees will work diligently to bring continued profitability to you, our shareholders.

OVB WEST VIRGINIA BANK GROUP REPORT
by Mario P. Liberatore, Senior Vice President

The West Virginia Bank Group expanded its presence in West Virginia by opening two SuperBanks, purchasing two branches from Huntington Bancshares and planning for one more Wal-Mart SuperBank.

The Point Pleasant Branch continued its exciting growth showing 50% in deposit growth in 1999. The total growth of the West Virginia Bank Group was more than $36 million, a 100% deposit increase in 1999.

The bank continued its community support by participation in three county fairs and various community activities; outstanding among these were the Point Pleasant River Front Park project, the new Mason County Health Department building, and the new Marshall University Mid Ohio Valley Center.

With an experienced dedicated staff in place the West Virginia Bank Group is poised for an exciting 21st Century.

LOAN CENTRAL REPORT
by Cherie A. Barr, President

INCREASED PROFITABILITY AND EXPANSION...
a remarkable 1999 for Loan Central, Inc. We met the challenge by exceeding our ambitious goals for profitability and expansion with a 53% increase in operating earnings per share and a return on equity of 10.9%. The company saw net earnings increased to157.7 thousand from 102.7 thousand in 1998, an increase of almost 54%. The growth in net earnings was primarily due to an increased emphasis in real estate secured lending. This generated more fee income and helped to reduce losses with a more valuable secured portfolio.

To help meet our customers needs, in 1999, we opened a fourth office in Waverly, Ohio and changed locations in Gallipolis and South Point. These offices provide increased visibility with easier access. We are constantly looking at ways technology can make our personal service better and more efficient. In 1998, we upgraded technology to include laser loan forms to make our loan specialists more productive.

The cornerstones of our growth strategy are the value we placed on our customer relationships and the quality customer service that we provide.

E. Richard Mahan
Executive Vice President

1999 saw the Commercial Bank Group focused on continuing the quality service to our existing customer base, which has become our trademark, and looking to new horizons for expanded business opportunities. We continued our commercial and retail growth in our Franklin County region with significant increases in commercial loans and deposits. Additionally, we seized new opportunities for expansion of our customer base in the Kanawha Valley and Putnam County. We have developed a very good network in those areas. As 1999 drew to a close we again directed our attention to another region, Cabell County. With the acquisition of branches in that area we see a whole new set of possibilities for growth. Our new commercial loan volume for the year, up almost 18% over 1998, exceeded any prior year in commercial lending.

The year brought additional changes for the Group with the retirement of friend and co-worker, Wendell Thomas and the addition of David Shaffer to Commercial Lending. We miss Wendell and the many years of experiences he had to share. As David assumes the management of the Commercial Lending functions, he brings with him many years of banking experience and new ideas which can help us maintain our service quality, contain costs and grow the portfolio profitably.

The Shareholder Relations department has been extremely busy with the increased activity of new shareholders, increased participation in the Dividend Reinvestment and regulatory requirements which keep the work volume increasing. We are hoping to add an additional employee this coming year which will provide more support to our department and our shareholders.

Change is an inevitable part of our business with increased competition, the changing needs of our customers and their companies. With these changes come a whole new set of opportunities. Encroachment of competition into our local markets causes us to be keenly aware that our customers are an important asset and as their needs change we must be familiar with those needs and ready to respond quickly.

We believe as we adjust to changes and redirect our resources we can continue to meet the challenges of the 21st century. We will continue to emphasize quality customer service, more efficient work processes and profitability for our company and shareholders. We believe that the year 2000 can be another excellent year of growth for all of our lending region. I am also looking forward to the many challenges the year holds, including my new responsibilities to the Administrative Services Group and Jackson Savings Bank.

OVB ADMINISTRATIVE SERVICES GROUP REPORT by Sue Ann Bostic, Senior Vice President

As we enter each new year and I reflect back on the old one, I think, "this year can't be as busy as the last one." However, 1999 was indeed as hectic as 1998. The people of the Administrative Services Bank Group hardly had time to catch their breath between acquisitions, construction, hiring, and training; but an exciting year it was.

We kept on our toes with the construction of two new branches, inside the South Charleston Wal-Mart and the South Point Wal-Mart. Then as fall approached, there was an acquisition from Huntington Banks of the Milton Branch and the Pea Ridge Kroger SuperBank. Our couriers had to learn new routes and time constraints in order to get everyone's daily processing back to our Operations Center on time.

Our mail processing personnel were very excited to add a state-of-the-art piece of mail equipment which cut their processing time in half. With 524,007 pieces of mail processed in 1999 (43,667 monthly) this new equipment was a welcomed addition.

With the opening of new branches comes the hiring of new personnel. A total of 71 employees plus 15 seasonal were added to OVB's staff in 1999. Two hundred seventy-five (275) employees were paid as of the last payroll of the year. Needless to say, Human Resources keeps busy tracking these employees and their benefit plans, vacation/sick days, not to mention every day problems.

Of course, with hiring comes training. These 86 new employees needed in-house orientation and classroom training before they went into respective branches for approximately four weeks of additional window training. With two full time trainers and the support of the Retail Bank Group, this seemingly endless task was accomplished.

It's exciting to be part of the OVB team and the growth we have seen. The Administrative Services Group is looking forward to going into 2000 with the past year behind us and many new opportunities and challenges ahead of us.

JACKSON SAVINGS BANK
by Harold A. Howe, President

100 YEARS OF SERVICE AND COMMITMENT TO JACKSON COUNTY...on June 30, 1999, Jackson Savings Bank celebrated its 100th anniversary with a customer appreciation open house and the sale of 100 commemorative baskets, from which proceeds were donated to the local YMCA.

The past year held a few changes for the 100-year-old institution. In the past, Jackson Savings Bank primarily handled real estate loans for 1-4 family dwellings. In the second quarter of 1999, installment loans, car loans and personal loans were added to our lending portfolio.
Jackson Savings Bank's affiliation with Ohio Valley Banc Corp has enabled us to be more competitive. We are still the Jackson Savings Bank; however, we have expanded our product line to offer more of what our customers want and need. In 2000, new products are being considered that would take advantage of the new financial modernization laws recently enacted.

FINANCIAL HIGHLIGHTS

                           1999       1998       1997       1996       1995
                           ----       ----       ----       ----       ----

NET INCOME ($000)        $  4,292   $  4,130   $  3,782   $  3,349   $  2,938

TOTAL ASSETS ($000)      $522,057   $447,448   $379,088   $355,986   $331,845

INCOME PER SHARE         $   1.22   $   1.18   $   1.10   $   1.00   $    .90

DIVIDENDS PER SHARE      $    .53        .44        .42        .40        .38

                                    DIRECTORS
                              OHIO VALLEY BANC CORP

Phil A. Bowman                          Keith Brandeberry
Mining Consultant and Developer         Physician

W. Lowell Call                          James L. Dailey
Vice President of Sausage Production,   Chairman and Chief Executive Officer,
Bob Evans Farms, Inc.                   Ohio Valley Banc Corp.

Robert H. Eastman                       Merrill L. Evans
President,                              Farmer,
Ohio Valley Supermarkets, Inc.          President, Evans Enterprises, Inc.

Warren F. Sheets                        Jeffrey E. Smith
Attorney                                President, Chief Operating Officer
                                        and Treasurer, Ohio Valley Banc Corp.

Thomas E. Wiseman
President,
The Wiseman Agency, Inc.


                                    OFFICERS
                              OHIO VALLEY BANC CORP

James L. Dailey                         Jeffrey E. Smith
Chairman and                            President, Chief Operating Officer,
Chief Executive Officer                 and Treasurer

Charles C. Lanham                       E. Richard Mahan
Governmental Relations and              Senior Vice President
Secretary

Larry E. Miller, II                     Cherie A. Barr
Senior Vice President                   Vice President

Sue Ann Bostic                          Katrinka V. Hart
Vice President                          Vice President

Harold A. Howe                          Mario Liberatore
Vice President                          Vice President

Cindy H. Johnston                       Paula W. Salisbury
Assistant Secretary                     Assistant Secretary


                             DIRECTORS AND OFFICERS
                              JACKSON SAVINGS BANK

Harold A. Howe                          Charles C. Lanham
President and Director                  Secretary and Director

Phil A Bowman                           James L. Dailey
Director                                Director

Wendell B. Thomas                       Cindy H. Johnston
Director                                Assistant Secretary

Paula W. Salisbury
Assistant Secretary


                                    OFFICERS
                                  LOAN CENTRAL

Cherie A. Barr                          Timothy R. Brumfield
President and Secretary                 Manager, Gallipolis Office

Renae L. Hughes                         T. Joe Wilson
Manager, Jackson Office                 Manager, South Point Office

                                   DIRECTORS
                            OHIO VALLEY BANK COMPANY

Phil A. Bowman                          Keith R. Brandeberry

W. Lowell Call                          Steven B. Chapman
                                        CPA

James L. Dailey                         Robert H. Eastman

Merrill L. Evans                        Art E. Hartley, Sr.
                                        Chairman of the Board,
                                        City Ice and Fuel, Inc.

Harold A. Howe                          Warren F. Sheets
President, Jackson Savings Bank

Jeffrey E. Smith                        Wendell B. Thomas
                                        Retired Bank Executive

Lannes C. Williamson                    Thomas E. Wiseman
President, L. Williamson
Pallets, Inc.

DIRECTOR EMERITUS

Morris E. Haskins                       Charles C. Lanham
Retired Bank Executive                  Governmental Relations & Secretary OVB

Frank H. Mills, Jr.                     C. Leon Saunders
Farmer                                  Retired Bank Executive


                                    OFFICERS
                            OHIO VALLEY BANK COMPANY

James L. Dailey                         Jeffrey E. Smith
Chairman and                            President and
Chief Executive Officer                 Chief Operating Officer

Charles C. Lanham                       E. Richard Mahan
Governmental Relations and Secretary    Executive Vice President

Larry E. Miller, II                     Sue Ann Bostic
Executive Vice President                Senior Vice President,
                                        Administrative Services Group

Katrinka V. Hart                        Mario P. Liberatore
Senior Vice President,                  Senior Vice President,
Retail Bank Group                       West Virginia Bank Group

Patricia L. Davis                       Sandra L. Edwards
Vice President,                         Vice President,
Research & Technical Applications       Management Information Systems

Hugh H. Graham, Jr.                     Bryan W. Martin
Vice President,                         Vice President,
Superbank Division                      Facilities and Technical Services

Jennifer L. Osborne                     Richard D. Scott
Vice President,                         Vice President,
Retail Lending                          Trust

David L. Shaffer                        Tom R. Shepherd
Vice President,                         Vice President,
Commercial Lending                      Marketing

Patrick H. Tackett                      Molly K. Tarbett
Vice President,                         Vice President,
Western Division Branch Administrator   Retail Operations

Darren R. Blake                         Robert T. Hennesy
Assistant Vice President,               Assistant Vice President,
Network Administrator                   Retail Indirect Lending Manager

Larry E. Lee                            Philip E. Miller
Assistant Vice President,               Assistant Vice President,
Cash Services and Security              Region Manager Franklin County

Scott W. Shockey                        Timothy V. Stevens
Assistant Vice President,               Assistant Vice President,
Comptroller                             Region Manager Cabell County

Rick A. Swain                           Phyllis P. Wilcoxon
Assistant Vice President,               Assistant Vice President,
Region Manager Pike County              Shareholder Relations

Kyla Carpenter                          Judy K. Hall
Assistant Cashier,                      Assistant Cashier,
Marketing Officer                       Manager, Training and Educational
                                        Development

Brenda G. Henson                        Keith A. Johnson
Assistant Cashier,                      Assistant Cashier,
Manager Customer Service                Collections Manager

Dians L. Parks                          Christopher S. Petro
Assistant Cashier,                      Assistant Cashier,
Internal Auditor                        Regulatory Reporting Manager

Linda L. Plymale                        Richard P. Speirs
Assistant Cashier,                      Assistant Cashier,
Operations Officer                      Maintenance Technical Supervisor

Stephanie L. Stover                     Cindy H. Johnston
Assistant Cashier                       Assistant Secretary
Retail Lending Operations Manager

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

Art E. Hartley, Sr.                     Gregory K. Hartley
                                        President,
                                        City Ice and Fuel, Inc.

Charles C. Lanham                       Mario P. Liberatore
                                        Advisory Board Chairman and
                                        Senior Vice President W.V. Bank Group

John C. Musgrave                        Trenton M. Stover
West Virginia Lottery Director          CPA/Owner,
                                        Trenton Stover CPA

Lannes C. Williamson                    R. Raymond Yauger
                                        President,
                                        Yauger Farm Supply, Inc.

SELECTED FINANCIAL DATA

                                           Years Ended December 31

SUMMARY OF OPERATIONS:           1999      1998      1997      1996      1995
(dollars in thousands, except per share data)
Total interest income          $ 40,006  $ 35,191  $ 31,453  $ 28,252  $ 26,187
Total interest expense           18,837    15,691    14,517    12,856    13,227
Net interest income              21,169    19,500    16,936    15,396    12,960
Provision for loan losses         2,303     2,295     1,245     1,328       634
Total other income                3,132     2,760     1,860     1,419     1,333
Total other expenses             16,060    14,201    12,293    10,738     9,509
Income before income taxes        5,938     5,764     5,258     4,749     4,150
Income taxes                      1,646     1,634     1,476     1,400     1,212
Net income                        4,292     4,130     3,782     3,349     2,938

PER SHARE DATA(1):

Net income per share           $   1.22  $   1.18  $   1.10  $   1.00  $    .90
Cash dividends per share       $    .53  $    .44  $    .42  $    .40  $    .38
Weighted average number
 of shares outstanding        3,530,203 3,502,366 3,426,600 3,341,274 3,253,684

AVERAGE BALANCE SUMMARY:

Total loans                    $382,353  $305,392  $271,535  $248,833  $217,907
Securities (2)                   73,783    74,478    73,303    76,907    97,609
Deposits                        376,050   319,493   304,296   290,790   281,158
Shareholders' equity             41,730    38,639    34,449    30,958    27,900
Total assets                    488,632   408,482   369,552   342,588   334,942

PERIOD END BALANCES:

Total loans                    $411,158  $347,130  $280,267  $264,660  $227,217
Securities (2)                   72,186    72,419    76,711    71,135    87,771
Deposits                        405,331   327,317   306,037   294,325   284,785
Shareholders' equity             42,708    40,680    36,834    32,874    29,861
Total assets                    522,057   447,448   379,088   355,986   331,845

KEY RATIOS:

Return on average assets            .88%     1.01%     1.02%      .98%      .88%
Return on average equity          10.29%    10.69%    10.98%    10.82%    10.53%
Dividend payout ratio             43.73%    37.13%    37.81%    39.53%    41.59%
Average equity to
 average assets                    8.54%     9.46%     9.32%     9.04%     8.33%

(1) Restated for stock splits as appropriate.
(2) Securities include interest-bearing balances with banks.

CONSOLIDATED STATEMENTS OF CONDITION

     As of December 31                                         1999       1998
     -----------------                                         ----       ----
(dollars in thousands)

ASSETS

Cash and noninterest-bearing deposits with banks            $ 19,000   $ 12,342
Federal funds sold                                                          375
                                                            --------   --------
     Total cash and cash equivalents                          19,000     12,717

Interest-bearing balances with banks                             806        795

Securities available-for-sale                                 55,371     26,255
Securities held-to-maturity                                   16,009     45,369

Total Loans                                                  411,158    347,130
  Less: Allowance for loan losses                             (5,055)    (4,277)
                                                            --------   --------
     Net Loans                                               406,103    342,853

Premises and equipment                                         9,888      8,360
Accrued income receivable                                      3,298      2,723
Intangible assets, net                                         1,412
Other assets                                                  10,170      8,376
                                                            --------   --------

     Total assets                                           $522,057   $447,448
                                                            ========   ========

LIABILITIES

Noninterest-bearing deposits                                $ 46,444   $ 45,961
Interest-bearing deposits                                    358,887    281,356
                                                            --------   --------
     Total Deposits                                          405,331    327,317

Securities sold under agreements to repurchase                16,788     19,066
Other borrowed funds                                          51,231     55,743
Accrued liabilities                                            5,999      4,642
                                                            --------   --------

     Total liabilities                                       479,349    406,768
                                                            --------   --------

SHAREHOLDERS' EQUITY

Common stock ($1 stated value: 10,000,000 shares
 authorized; 3,548,572 shares issued and 3,542,983
 shares outstanding at December 31, 1999; 5,000,000
 shares authorized; 2,818,413 shares issued and
 outstanding at December 31, 1998)                             3,549      2,818
Surplus                                                       28,454     27,598
Retained earnings                                             11,491      9,797
Accumulated other comprehensive income, net of tax              (597)       467
Treasury stock (5,589 shares at cost)                           (189)
                                                            --------   --------
     Total shareholders' equity                               42,708     40,680
                                                            --------   --------

     Total liabilities and shareholders' equity             $522,057   $447,448
                                                            ========   ========


           See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF INCOME

     For the years ended December 31              1999       1998       1997
     -------------------------------              ----       ----       ----
(dollars in thousands, except per share data)
INTEREST INCOME:
   Interest and fees on loans                   $35,539    $30,550    $26,858
   Interest on taxable securities                 3,200      3,212      3,361
   Interest on nontaxable securities                826        794        635
   Dividends                                        290        245        203
   Other interest                                   151        390        396
                                                -------    -------    -------
       Total interest income                     40,006     35,191     31,453

INTEREST EXPENSE:
   Interest on deposits                          15,602     13,489     13,163
   Interest on repurchase agreements                510        685        435
   Interest on other borrowed funds               2,725      1,517        919
                                                -------    -------    -------
       Total interest expense                    18,837     15,691     14,517
                                                -------    -------    -------

NET INTEREST INCOME                              21,169     19,500     16,936
Provision for loan losses                         2,303      2,295      1,245
                                                -------    -------    -------
       Net interest income after provision
        for loan losses                          18,866     17,205     15,691
                                                -------    -------    -------
OTHER INCOME:
   Service charges on deposit accounts            1,237        969        788
   Trust division income                            225        212        192
   Other operating income                         1,353      1,137        880
   Net gain on sale of
    available-for-sale securities                   317        442
                                                -------    -------    -------
       Total other income                         3,132      2,760      1,860
                                                -------    -------    -------

OTHER EXPENSE:
   Salaries and employee benefits                 9,190      8,089      7,312
   Occupancy expense                              1,041        764        537
   Furniture and equipment expense                1,115        904        749
   Corporation franchise tax                        356        368        367
   Data processing expense                          316        346        419
   Other operating expenses                       4,042      3,730      2,909
                                                -------    -------    -------
       Total other expense                       16,060     14,201     12,293
                                                -------    -------    -------

     Income before income taxes                   5,938      5,764      5,258

   Provision for income taxes                     1,646      1,634      1,476
                                                -------    -------    -------

       NET INCOME                               $ 4,292    $ 4,130    $ 3,782
                                                =======    =======    =======

Earnings per share                              $  1.22    $  1.18    $  1.10
                                                =======    =======    =======




           See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

For the years ended December 31, 1999, 1998 and 1997


                                                                               Accumulated
                                                                                 Other                        Total
                                           Common                 Retained    Comprehensive     Treasury    Shareholders'
(dollars in thousands)                      Stock     Surplus     Earnings       Income          Stock        Equity
                                            -----     -------     --------       ------          -----        ------
BALANCES AT JANUARY 1, 1997               $13,257     $12,964     $ 6,214     $   439                         $32,874
  Comprehensive income:
     Net income                                                     3,782                                       3,782
     Net change in unrealized gain
      on available-for-sale securities                                            131                             131
                                                                                                              -------
        Total comprehensive income                                                                              3,913
  Change in stated value from $10
    to $1 per share                       (11,937)     11,937
  Common Stock split, 33-1/3%                 442                    (442)
  Cash paid in lieu of fractional
    shares in stock split                                             (11)                                        (11)
  Common Stock issued, 6,500 shares             6         231                                                     237
  Common Stock issued through
    dividend reinvestment, 35,422 shares      108       1,143                                                   1,251
  Cash dividends, $.42 per share                                   (1,430)                                     (1,430)
                                          -------     -------     -------     -------         -------         -------
BALANCES AT DECEMBER 31, 1997               1,876      26,275       8,113         570                          36,834
  Comprehensive income:
     Net income                                                     4,130                                       4,130
     Net change in unrealized gain
      on available-for-sale securities                                           (103)                           (103)
                                                                                                              -------
        Total comprehensive income                                                                              4,027
  Common Stock split, 50%                     906                    (906)
  Cash paid in lieu of fractional
    shares in stock split                                              (7)                                         (7)
  Common Stock issued, 5,450 shares             5         223                                                     228
  Common Stock issued through
    dividend reinvestment, 31,196 shares       31       1,100                                                   1,131
  Cash dividends, $.44 per share                                   (1,533)                                     (1,533)
                                          -------     -------     -------     -------        --------         -------
BALANCES AT DECEMBER 31, 1998               2,818      27,598       9,797         467                          40,680
  Comprehensive income:
     Net income                                                     4,292                                       4,292
     Cumulative effect of securities
      transfers, net                                                              167                             167
     Net change in unrealized gain
      on available-for-sale securities                                         (1,231)                         (1,231)
                                                                                                              -------
        Total comprehensive income                                                                              3,228
  Common Stock split, 25%                     706                    (706)
  Cash paid in lieu of fractional
    shares in stock split                                             (15)                                        (15)
  Common Stock issued, 7,500 shares             8         241                                                     249
  Common Stock issued through
    dividend reinvestment, 16,756 shares       17         615                                                     632
  Cash dividends, $.53 per share                                   (1,877)                                     (1,877)
  Shares acquired for treasury, 5,589 shares                                                $  (189)             (189)
                                          -------     -------     -------     -------       -------           -------
BALANCES AT DECEMBER 31, 1999             $ 3,549     $28,454     $11,491     $  (597)      $  (189)          $42,708
                                          =======     =======     =======     =======       =======           =======

             See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

     For the years ended December 31                             1999       1998       1997
     -------------------------------                             ----       ----       ----
(dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                   $ 4,292    $ 4,130    $ 3,782
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Depreciation                                                 1,157        947        705
    Net amortization and accretion of securities                   171        137         47
    Amortization of intangible assets                               30
    Deferred tax benefit                                          (262)      (384)        15
    Provision for loan losses                                    2,303      2,295      1,245
    Contribution of common stock to ESOP                           249        228        237
    FHLB stock dividend                                           (280)      (190)      (172)
    Net gain on sale of available-for-sale securities             (317)      (442)
    Change in accrued income receivable                           (575)      (220)      (148)
    Change in accrued liabilities                                1,357        735      1,112
    Change in other assets                                      (1,873)       568     (1,339)
                                                               -------    -------    -------
      Net cash provided by operating activities                  6,252      7,804      5,484
                                                               -------    -------    -------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from maturities of securities
   available-for-sale                                           10,587      9,300       4,500
  Purchases of securities available-for-sale                   (13,438)    (2,917)     (6,314)
  Proceeds from maturities of securities
   held-to-maturity                                              2,841     12,850      14,390
  Purchases of securities held-to-maturity                      (1,347)   (18,942)    (17,900)
  Proceeds from sale of equity securities                          323      1,075
  Change in interest-bearing deposits in other banks               (11)     3,128        (478)
  Net increase in loans                                        (65,553)   (68,271)    (16,179)
  Purchases of premises and equipment                           (2,686)    (1,981)     (1,666)
  Purchases of insurance contracts                                (460)      (580)       (635)
                                                               -------    -------     -------
      Net cash used in investing activities                    (69,744)   (66,338)    (24,282)
                                                               -------    -------     -------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Change in deposits                                            58,653     21,280      11,712
  Cash and cash equivalents received in assumption of
   deposits, net of assets acquired                             19,361
  Cash dividends                                                (1,877)    (1,533)     (1,430)
  Cash paid in lieu of fractional shares in stock split            (15)        (7)        (11)
  Proceeds from issuance of common stock                           632      1,131       1,251
  Purchases of treasury stock                                     (189)
  Change in securities sold under agreements to repurchase      (2,278)     6,235       4,117
  Proceeds from long-term borrowings                             8,500     35,164      11,425
  Repayment of long-term borrowings                             (9,818)    (8,498)     (6,681)
  Change in other short-term borrowings                         (3,194)     9,598      (2,475)
                                                               -------    -------     -------
      Net cash used in financing activities                     69,775     63,370      17,908
                                                               -------    -------     -------

CASH AND CASH EQUIVALENTS:
  Change in cash and cash equivalents                            6,283      4,836        (890)
  Cash and cash equivalents at beginning of year                12,717      7,881       8,771
                                                               -------    -------     -------
      Cash and cash equivalents at end of year                 $19,000    $12,717     $ 7,881
                                                               =======    =======     =======

CASH PAID DURING THE YEAR FOR:
  Interest                                                     $17,496    $15,578     $13,861
  Income taxes                                                   2,075      1,715       1,218

                  See accompanying notes to consolidated financial statements

Note A - Summary of Significant Accounting Policies

Unless otherwise indicated, amounts are in thousands, except per share data.

Principles of Consolidation: The consolidated financial statements include the accounts of the Ohio Valley Banc Corp. (the Company) and its wholly-owned subsidiaries, The Ohio Valley Bank Company (the Bank), Loan Central, a consumer finance company, and Jackson Savings Bank (Jackson). All significant intercompany balances and transactions have been eliminated.

Industry Segment Information: The Company is engaged in the business of commercial and retail banking and trust services, with operations conducted through 21 offices located in central and southeastern Ohio as well as western West Virginia. These communities are the source of substantially all of the Company's deposit, loan and trust services. The majority of the Company's income is derived from commercial and retail business lending activities. Management considers the Company to operate in one segment, banking.

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

Cash and Cash Equivalents: Cash and cash equivalents include cash on hand, noninterest-bearing deposits with banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods. The Company reports net cash flows for customer loan transactions, deposit transactions, short-term borrowings and interest-bearing deposits with other financial institutions.

Securities: The Company classifies securities into held-to-maturity and available-for-sale categories. Held-to-maturity securities are those which the Company has the positive intent and ability to hold to maturity and are reported at amortized cost. Securities classified as available-for-sale include marketable equity securities and other securities that management intends to sell or that could be sold for liquidity, investment management or similar reasons even if there is not a present intention of such a sale. Available-for-sale securities are reported at fair value, with unrealized gains or losses included as a separate component of equity, net of tax.
         Premium amortization is deducted from, and discount accretion is added to, interest income on securities using the level yield method. Gains and losses are recognized upon the sale of specific identified securities on the completed transaction basis. Securities are written down to fair value when a decline in fair value is not temporary.

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

Concentrations of Credit Risk:
         The Company, through its subsidiaries, grants residential, consumer and commercial loans to customers located primarily in the southeastern Ohio and western West Virginia areas.

The following represents the composition of the loan portfolio at December 31, 1999:
                                               % of Total Loans
                                               ----------------
      Real Estate loans                              49.04%
      Commercial and industrial loans                29.08%
      Consumer loans                                 21.63%
      All other loans                                  .25%
                                                    ------
                                                    100.00%
                                                    ======

Approximately 6.54% of total loans are unsecured.

         The Bank, in the normal course of its operations, conducts business with correspondent financial institutions. Balances in correspondent accounts, investments in federal funds, certificates of deposit and other short-term securities are closely monitored to ensure that prudent levels of credit and liquidity risks are maintained. At December 31, 1999, the Bank's primary correspondent balance was $7,659 at the Federal Reserve Bank, Cleveland, Ohio.

Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the declining balance and straight-line methods over the estimated useful lives of the various assets. Maintenance and repairs are expensed and major improvements are capitalized.

Other Real Estate: Real estate acquired through foreclosure or deed-in-lieu of foreclosure is included in other assets. Such real estate is carried at the lower of investment in the loan or estimated fair value of the property less estimated selling costs. Any reduction to fair value at the time of acquisition is accounted for as a loan charge-off. Any subsequent reduction in fair value is recorded as a loss on other assets. Costs incurred to carry other real estate are charged to expense. Other real estate owned totaled $30 at December 31, 1999 and $31 at December 31, 1998. There were no transfers of loans to other real estate in 1999 or 1997. Transfers of loans to other real estate were $163 in 1998.

Repurchase  Agreements:   Substantially  all  repurchase  agreement  liabilities
represent amounts advanced by various customers. Securities are pledged to cover these liabilities, which are not covered by federal deposit insurance.

Per Share  Amounts:  Earnings  per share is based on net  income  divided by the following  weighted  average  number of shares  outstanding  during the periods:
3,530,203 for 1999,  3,502,366 for 1998 and 3,426,600 for 1997.  The Company had
no dilutive securities outstanding for any period presented. All earnings and dividends per share disclosures have been restated to retroactively reflect stock splits of 25%, 50% and 33 1/3% declared in 1999, 1998 and 1997 respectively.

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

Reclassifications:  The consolidated financial statements for 1998 and 1997 have
been   reclassified   to  conform   with  the   presentation   for  1999.   Such
reclassifications had no effect on the net results of operations.

NOTE B - SECURITIES
     The amortized cost and estimated fair value of securities as follows:

                                                          Gross        Gross     Estimated
                                            Amortized   Unrealized   Unrealized    Fair
December 31, 1999                             Cost        Gains        Losses      Value
-----------------                             ----        -----        ------      -----
  Securities Available-for-Sale
  -----------------------------
  U.S. Treasury securities                   $ 7,490      $   21       $  (1)     $ 7,510
  U.S. Government agency securities           42,328           1        (807)      41,522
  Mortgage-backed securities                   2,307                    (118)       2,189
  Marketable equity securities                 4,150                                4,150
                                             -------      ------       -----      -------
     Total securities                        $56,275      $   22       $(926)     $55,371
                                             =======      ======       =====      =======
  Securities Held-to-Maturity
  ---------------------------
  Obligations of states and
    political subdivisions                   $15,690      $  151       $(247)     $15,594
  Mortgage-backed securities                     319           1         (22)         298
                                             -------      ------       -----      -------
     Total securities                        $16,009      $  152       $(269)     $15,892
                                             =======      ======       =====      =======
                                                          Gross        Gross     Estimated
                                            Amortized   Unrealized   Unrealized    Fair
December 31, 1998                             Cost        Gains        Losses      Value
-----------------                             ----        -----        ------      -----
  Securities Available-for-Sale
  -----------------------------
  U.S. Treasury securities                   $17,807      $  336                  $18,143
  U.S. Government agency securities            4,057          67       $ (10)       4,114
  Marketable equity securities                 3,591         407                    3,998
                                             -------      ------       -----      -------
     Total securities                        $25,455      $  810       $ (10)     $26,255
                                             =======      ======       =====      =======
  Securities Held-to-Maturity
  ---------------------------
  U.S. Treasury securities                   $   100                              $   100
  U.S. Government agency securities           27,693      $  431       $ (12)      28,112
  Obligations of states and
    political subdivisions                    17,195         571         (21)      17,745
  Mortgage-backed securities                     381           1         (20)         362
                                             -------      ------       -----      -------
     Total securities                        $45,369      $1,003       $ (53)     $46,319
                                             =======      ======       =====      =======

     On April 1, 1999, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 allows the company a one time reclassification of securities held-to-maturity to classification as available-for-sale or trading. The Company transferred securities with a par value of $27,500 previously classified as held-to-maturity to available-for-sale upon adoption. The unrealized gain, net of tax, on the securities transferred totaled $167. The Company has no derivative or hedging activity covered by SFAS No. 133.
     Securities with a carrying value of approximately $58,984 at December 31, 1999 and $55,851 at December 31, 1998 were pledged to secure public deposits and for other purposes as required or permitted by law.
     The amortized cost and estimated fair value of debt securities at December 31, 1999, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because certain issuers may have the right to call or prepay the debt obligations prior to their contractual maturities.

                                     Available-for-Sale       Held-to-Maturity
                                     ------------------       ----------------
                                               Estimated               Estimated
                                    Amortized    Fair       Amortized    Fair
Debt Securities:                      Cost       Value        Cost       Value
                                      ----       -----        ----       -----
  Due in one year or less          $ 6,515     $ 6,524      $ 2,389    $ 2,397
  Due in one to five years          43,303      42,508        7,486      7,582
  Due in five to ten years                                    3,460      3,422
  Due after ten years                                         2,355      2,193
  Mortgage-backed securities         2,307      2,189           319        298
                                   -------    -------       -------    -------
     Total debt securities         $52,125    $51,221       $16,009    $15,892
                                   =======    =======       =======    =======

     Proceeds from the sale of equity securities in 1999 were $323 with gross gains of $317 realized. Proceeds from the sale of equity securities during 1998 were $1,075 with gross gains of $459 and gross losses of $17 realized. There were no sales of debt and equity securities during 1997.

NOTE C - LOANS

     Loans are comprised of the following at December 31:

                                          1999            1998
                                          ----            ----
Real estate loans                       $201,625        $163,650
Commercial and industrial loans          119,585          96,116
Consumer loans                            88,942          85,664
All other loans                            1,006           1,700
                                        --------        --------
  Total Loans                           $411,158        $347,130
                                        ========        ========


NOTE D - ALLOWANCE FOR LOAN LOSSES

     Following is an analysis of changes in the allowance for loan losses for years ended December 31:


                                          1999           1998           1997
                                          ----           ----           ----
Balance, beginning of year               $4,277         $3,390         $3,180

Loans charged-off:
  Real estate                                41            110             39
  Commercial                                454            130            215
  Consumer                                1,298          1,433            961
                                         ------         ------         ------
    Total loans charged-off               1,793          1,673          1,215

Recoveries of loans:
  Real estate                                13             40              1
  Commercial                                 23             47             41
  Consumer                                  232            178            138
                                         ------         ------         ------
    Total recoveries of loans               268            265            180

Net loan charge-offs                     (1,525)        (1,408)        (1,035)
Provision charged to operations           2,303          2,295          1,245
                                         ------         ------         ------
Balance, end of year                     $5,055         $4,277         $3,390
                                         ======         ======         ======

Information regarding impaired loans is as follows:

                                                         1999           1998
                                                         ----           ----
  Balance of impaired loans                              $1,413         $624
                                                         ======         ====
  Portion of impaired loan balance for which
  an allowance for credit losses is allocated            $1,413         $624
                                                         ======         ====
  Portion of allowance for loan losses allocated
    to the impaired loan balance                         $  600         $275
                                                         ======         ====

  Average investment in impaired loans for the year      $1,570         $632
                                                         ======         ====
  Interest on impaired loans was not material for years ending 1999 and 1998.

NOTE E - PREMISES AND EQUIPMENT

Following is a summary of premises and equipment at December 31:

                                                1999           1998
                                                ----           ----

Land                                          $ 1,375        $ 1,166
Buildings                                       8,435          7,149
Furniture and equipment                         6,784          5,594
                                              -------        -------
                                               16,594         13,909
Less accumulated depreciation                   6,706          5,549
                                              -------        -------
     Total Premises and Equipment             $ 9,888        $ 8,360
                                              =======        =======

The following is a summary of the future minimum lease payments for facilities leased by the Company. Lease payments were $255 in 1999 and $152 in 1998.

2000         $  315
2001            306
2002            298
2003            271
2004            174
Thereafter      418
             ------
             $1,782
             ======

NOTE F - DEPOSITS
     Following is a summary of interest-bearing deposits at December 31:

                                                   1999           1998
                                                   ----           ----

NOW accounts                                    $ 74,447       $ 47,190
Savings and Money Market                          42,095         53,727
Time:
 IRA accounts                                     34,938         30,870
   Certificates of Deposit:
     In denominations under $100,000             136,824        105,480
     In denominations of $100,000 or more         70,583         44,089
                                                --------       --------
       Total time deposits                       242,345        180,439
                                                --------       --------
       Total interest-bearing deposits          $358,887       $281,356
                                                ========       ========

     Following is a summary of total time deposits by remaining maturities at December 31:

                                                   1999           1998
                                                   ----           ----

Within one year                                 $178,213       $119,747
From one to two years                             40,781         35,851
From two to three years                           10,412          9,247
From three to four years                          10,663          3,980
From four to five years                              937         10,308
Thereafter                                         1,339          1,306
                                                --------       --------
     Totals                                     $242,345       $180,439
                                                ========       ========

NOTE G - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

     Following is a summary of securities sold under agreements to repurchase at December 31:

                                                  1999           1998
                                                  ----           ----

Balance outstanding at period end               $16,788        $19,066
                                                -------        -------
Weighted average interest rate at period end       4.54%          3.96%
                                                -------        -------
Average amount outstanding during the year      $13,961        $18,148
                                                -------        -------
Approximate weighted average interest rate
 during the year                                   3.65%          3.77%
                                                -------        -------
Maximum amount outstanding as of any month end  $16,788        $25,112
                                                -------        -------
Securities underlying these agreements at
 year-end were as follows:
  Carrying value of securities                  $36,326        $38,485
                                                -------        -------
  Fair Value                                    $35,793        $39,195
                                                -------        -------


NOTE H - OTHER BORROWED FUNDS

     Other borrowed funds at December 31, 1999 and 1998 are comprised of advances from the Federal Home Loan Bank (FHLB), promissory notes and Federal Reserve Bank Notes. At year-end, other borrowed funds were as follows:

                                1999           2000
                                ----           ----

FHLB Borrowings               $38,746        $47,714
Promissory Notes                3,985          7,919
FRB Notes                       8,500            110
                              -------        -------
                              $51,231        $55,743
                              =======        =======

     Pursuant to collateral agreements with the FHLB, advances are secured by certain qualifying first mortgage loans and by FHLB stock which total $58,120 and $3,891 at December 31, 1999. Fixed rate FHLB advances of $36,246 mature through 2008 and have interest rates ranging from 4.88% to 6.15%. In addition, variable rate FHLB borrowings represent $2,500.
     Promissory notes, issued primarily by the parent company, have fixed rates of 5.50% to 7.00% and are due at various dates through a final maturity date of May 29, 2002. FRB notes are variable rate borrowings with balances that are subject to change daily.

     Scheduled  principal  payments over the next five years:

               FHLB borrowings     Promissory notes     FRB Notes      Total
               ---------------     ----------------     ---------      -----
2000               $16,468              $3,967           $8,500       $28,935
2001                 5,615                  13                          5,628
2002                 5,282                   5                          5,287
2003                 3,098                                              3,098
2004                    85                                                 85
Thereafter           8,198                                              8,198
                   -------              ------           ------       -------
                   $38,746              $3,985           $8,500       $51,231
                   =======              ======           ======       =======

     Letters of credit issued on the Bank's behalf by the FHLB to collateralize certain public unit deposits required by law totaled $24,000 at December 31, 1999 and $18,189 at December 31, 1998. Various investment securities from the Bank used to collateralize FRB notes totaled $9,225 at December 31, 1999 and $6,350 at December 31, 1998. Promissory notes were unsecured at December 31, 1999 and 1998.

NOTE I - INCOME TAXES

   The provision for federal income taxes consists of the following components:

                                                 1999       1998      1997
                                                 ----       ----      ----
Current tax expense                             $1,908     $2,018    $1,461
Deferred tax expense (benefit)                    (262)      (384)       15
                                                ------     ------    ------
   Total federal income taxes                   $1,646     $1,634    $1,476
                                                ======     ======    ======

     The sources of gross deferred tax assets and gross deferred tax liabilities at December 31:
                                                           1999       1998
                                                           ----       ----
Items giving rise to deferred tax assets:
   Allowance for loan losses in excess of tax reserve     $1,334     $1,136
   Deferred compensation                                     401        270
   Unrealized loss on securities available-for-sale          307
   Other                                                      90         60

Items giving rise to deferred tax liabilities:
   Investment accretion                                      (25)       (25)
   Depreciation                                             (124)      (122)
   FHLB stock dividends                                     (333)      (237)
   Unrealized gain on securities available-for-sale                    (241)
   Lease receivables                                         (46)       (42)
   Other                                                      (8)       (13)
                                                          ------     ------
Net deferred tax asset                                    $1,596     $  786
                                                          ======     ======

     The difference between the financial statement tax provision and amounts computed by applying the statutory federal income tax rate of 34% to income before taxes is as follows:

                                                      1999       1998     1997
                                                      ----       ----     ----

Statutory tax                                       $2,019     $1,960    $1,788
Effect of nontaxable interest
   and dividends                                      (297)      (298)     (242)
Nondeductible interest expense                          46         46        38
Insurance contracts                                   (117)      (110)      (99)
Other items                                             (5)        36        (9)
                                                    ------     ------    ------
   Total federal income taxes                       $1,646     $1,634    $1,476
                                                    ======     ======    ======

     Taxes attributable to gains on sale of securities totaled $108 and $150 in 1999 and 1998.

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

   Following is a summary of such commitments at December 31:

   Commitments to extend credit                  1999        1998

        Fixed rate                             $ 3,033     $ 1,379
        Variable rate                           37,721      36,611

   Standby letters of credit                     9,072       8,116

   The interest rate on fixed rate commitments ranged from 6.875% to 17.90% at December 31, 1999.

   Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.
   There are various contingent liabilities that are not reflected in the financial statements, including claims and legal action arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material effect on financial condition or results of operations.
   The bank subsidiary of the Company is required to maintain average reserve balances with the Federal Reserve Bank or as cash in the vault. The amount of those reserve balances for the year ended December 31, 1999, was approximately $8,394.


NOTE K - RELATED PARTY TRANSACTIONS

   Certain directors, executive officers and companies in which they are affiliated were loan customers during 1999. A summary of activity on these borrower relationships with aggregate debt greater than $60 is as follows:

Total loans at January 1, 1999        $14,346
   New loans                            1,586
   Repayments                          (2,120)
   Other changes                          645
                                      -------
Total loans at December 31, 1999      $14,457
                                      =======

   Other changes include adjustment for loans applicable to one reporting period that are excludable from the other reporting period. In addition, certain directors, executive officers and companies in which they are affiliated were recipients of promissory notes issued by the parent company in the amount of $3,430.

NOTE L - EMPLOYEE BENEFITS

   The Bank has a profit-sharing plan for the benefit of its employees and their beneficiaries. Contributions to the plan are determined by the Board of Directors. Contributions charged to expense were $131, $111 and $128 for 1999, 1998 and 1997.
   The Company maintains an Employee Stock Ownership Plan (ESOP) covering substantially all of its employees. The Company makes discretionary contributions to the plan which are allocated to plan participants based on relative compensation. The total number of shares held by the Plan, all of which have been allocated to participant accounts were 178,872 and 132,017 at December 31, 1999 and 1998. In addition, the Bank made contributions to its ESOP Trust as follows:

                                      Years ended December 31
                                  1999         1998         1997
                                  ----         ----         ----

Number of shares issued           7,500        5,450        6,500
                                  =====        =====        =====

Value of stock contributed        $249         $228         $237

Cash contributed                    12                        19
                                  ----         ----         ----

Total charged to expense          $261         $228         $256
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

NOTE M - OTHER COMPREHENSIVE INCOME

   Other comprehensive income components and related taxes for the years ended December 31, are as follow:


                                                  1999       1998      1997
Unrealized holding gains (losses) on              ----       ----      ----
 available-for-sale securities                  $(1,548)    $ 286     $ 198

Cumulative effect of securities transferred         253

Less: Reclassification adjustment for
 gains (losses) later recognized in income          317       442
                                                -------     -----     -----
Net unrealized gain (losses)                     (1,612)     (156)      198

Tax effect                                         (548)      (53)       67
                                                -------     -----     -----
 Other comprehensive income                     $(1,064)    $(103)    $ 131
                                                =======     =====     =====

NOTE N - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

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

Loans: The fair value of fixed rate loans is estimated by discounting future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The fair market value of commitments is not material at December 31, 1999 or 1998.

Life Insurance Cash Surrender Value: For life insurance cash surrender value, the carrying amount, is a reasonable estimate of fair value.

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

Accrued Interest Receivable and Payable: For accrued interest receivable and payable, the carrying amount is a reasonable estimate of fair value.

   The estimated fair values of the Company's financial instruments at December 31, are as follows:

                                             1999                  1998
                                             ----                  ----
                                       Carrying     Fair     Carrying    Fair
                                         Value      Value      Value     Value
                                         -----      -----      -----     -----

Financial assets:
   Cash and short-term investments     $ 19,806   $ 19,806   $ 13,512   $13,512
   Securities                            67,230     67,113     68,039    68,989
   FHLB stock                             4,150      4,150      3,585     3,585
   Loans                                406,103    410,373    342,853   348,695
   Accrued interest receivable            3,298      3,298      2,723     2,723
   Life insurance cash surrender value    7,854      7,854      7,056     7,056

Financial liabilities:
   Deposits                            (405,331)  (405,386)  (327,317) (328,516)
   Securities sold under agreements
     to repurchase                      (16,788)   (16,788)   (19,066)  (19,066)
   Other borrowed funds                 (51,231)   (50,141)   (55,743)  (55,835)
   Accrued interest payable              (4,487)    (4,487)    (3,147)   (3,147)

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

At year-end, consolidated actual capital levels (in thousands) and minimum required levels for the Company and subsidiary banks were:

                                                                                   Minimum Required
                                                                                      To Be Well
                                                               Minimum Required    Capitalized Under
                                                                  For Capital      Prompt Corrective
                                                Actual         Adequacy Purposes   Action Regulations
                                                ------         -----------------   ------------------
                                            Amount   Ratio       Amount  Ratio       Amount   Ratio
                                            ------   -----       ------  -----       ------   -----
1999
Total capital (to risk weighted assets)
   Consolidated                            $46,622   12.3%      $30,238   8.0%      $37,797   10.0%
   The Ohio Valley Bank Company            $39,830   11.0%      $28,953   8.0%      $36,192   10.0%
   The Jackson Savings Bank                $ 2,675   28.5%      $   750   8.0%      $   937   10.0%
Tier 1 capital (to risk weighted assets)
   Consolidated                            $41,893   11.1%      $15,119   4.0%      $22,678    6.0%
   The Ohio Valley Bank Company            $31,304    8.6%      $14,477   4.0%      $21,715    6.0%
   The Jackson Savings Bank                $ 2,558   27.3%      $   375   4.0%      $   562    6.0%
Tier 1 capital (to average assets)
   Consolidated                            $41,893    8.1%      $20,707   4.0%      $25,884    5.0%
   The Ohio Valley Bank Company            $31,304    6.3%      $19,827   4.0%      $24,783    5.0%
   The Jackson Savings Bank                $ 2,558   14.1%      $   546   3.0%      $   910    5.0%

1998
Total capital (to risk weighted assets)
   Consolidated                            $44,436   13.8%      $25,695   8.0%      $32,118   10.0%
   The Ohio Valley Bank Company            $36,930   11.9%      $24,803   8.0%      $31,004   10.0%
   The Jackson Savings Bank                $ 2,814   39.7%      $   566   8.0%      $   708   10.0%
Tier 1 capital (to risk weighted assets)
   Consolidated                            $40,421   12.6%      $12,847   4.0%      $19,271    6.0%
   The Ohio Valley Bank Company            $29,055    9.4%      $12,402   4.0%      $18,602    6.0%
   The Jackson Savings Bank                $ 2,642   37.3%      $   283   4.0%      $   425    6.0%
Tier 1 capital (to average assets)
   Consolidated                            $40,421    9.3%      $17,385   4.0%      $21,731    5.0%
   The Ohio Valley Bank Company            $29,055    7.0%      $16,627   4.0%      $20,784    5.0%
   The Jackson Savings Bank                $ 2,642   16.8%      $   471   3.0%      $   786    5.0%

   The Company and subsidiary banks at year-end 1999 were categorized as well capitalized. Management is not aware of any event or circumstances subsequent to year-end that would change the Company's or subsidiary banks' capital structure.
   Dividends paid by the subsidiaries are the primary source of funds available to the Company for payment of dividends to shareholders and for other working capital needs. The payment of dividends by the subsidiaries to the Company is subject to restrictions by regulatory authorities. These restrictions generally limit dividends to the current and prior two years retained earnings. At December 31, 1999, approximately $11,551 of the subsidiaries' retained earnings were available for dividends under these guidelines. In addition to these restrictions, as a practical matter, dividend payments cannot reduce regulatory capital levels below minimum regulatory guidelines. These restrictions do not presently limit the Company from paying dividends at its historical level.

NOTE P - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

   Below is condensed financial information of Ohio Valley Banc Corp. In this information, the parent's investment in subsidiaries is stated at cost plus equity in undistributed earnings of the subsidiaries since acquisition. This information should be read in conjunction with the consolidated financial statements.

       CONDENSED STATEMENTS OF CONDITION                 at December 31:
Assets                                                   1999      1998
                                                         ----      ----
  Cash and cash equivalents                            $    50   $    50
  Interest-bearing balances with subsidiaries            1,060     6,804
  Investment in subsidiaries                            36,205    33,534
  Notes receivable - subsidiaries                        9,455     8,321
  Other assets                                             101        65
                                                       -------   -------
    Total assets                                       $46,871   $48,774
                                                       =======   =======

Liabilities
 Notes Payable                                         $ 3,955   $ 7,878
 Other liabilities                                         208       216
                                                       -------   -------
    Total liabilities                                    4,163     8,094
                                                       -------   -------
Shareholders' Equity
 Total shareholders' equity                             42,708    40,680
                                                       -------   -------
     Total liabilities and shareholders' equity        $46,871   $48,774
                                                       =======   =======


       CONDENSED STATEMENTS OF INCOME

                                                       Years ended December 31:
                                                        1999     1998     1997
                                                        ----     ----     ----
Income:
  Interest on deposits                                 $  102   $  107   $   48
  Interest on loans                                        12       54       70
  Interest on notes                                       502      386      287
  Other operating income                                             3
  Dividends from bank subsidiary                          425    1,000    1,000

Expenses:
  Interest on notes                                       263      196       62
  Operating expenses                                      153      181      105
                                                       ------   ------   ------
  Income before federal income taxes and equity
    in undistributed earnings of subsidiaries             625    1,173    1,238
  Income tax expense                                      (68)     (85)     (80)
  Equity in undistributed earnings of subsidiaries      3,735    3,042    2,624
                                                       ------   ------   ------
    Net Income                                         $4,292   $4,130   $3,782
                                                       ======   ======   ======

       CONDENSED STATEMENT OF CASH FLOWS

            Years ended December 31:                    1999     1998     1997
                                                        ----     ----     ----
Cash flows from operating activities:
  Net income                                           $4,292   $4,130   $3,782
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Equity in undistributed earnings of subsidiaries (3,735)  (3,042)  (2,624)
      Amortization                                                           12
      Change in other assets                              (36)   1,198   (1,256)
      Change in other liabilities                          (8)     111       56
                                                       ------   ------   ------
      Net cash provided by operating activities           513    2,397      (30)
                                                       ------   ------   ------

Cash flows from investing activities:
  Change in other short-term investments                 (948)  (4,434)    (875)
  Change in subsidiary line of credit                    (186)   1,750   (1,454)
  Change in interest-bearing deposits                   5,744   (6,562)   1,403
                                                       ------   ------   ------
    Net cash used in investing activities               4,610   (9,246)    (926)
                                                       ------   ------   ------

Cash flows from financing activities:
  Change in other short-term borrowings                (3,923)   7,003      875
  Cash dividends paid                                  (1,877)  (1,506)  (1,396)
  Cash paid in lieu of fractional shares in stock split   (15)      (7)     (11)
  Proceeds from issuance of common stock                  881    1,359    1,488
  Purchases of treasury stock                            (189)
                                                       ------   ------   ------
    Net cash used in financing activities              (5,123)   6,849      956
                                                       ------   ------   ------

Cash and cash equivalents:
  Change in cash and cash equivalents                       0        0        0
  Cash and cash equivalents at beginning of year           50       50       50
                                                       ------   ------   ------
    Cash and cash equivalents at end of year           $   50   $   50   $   50
                                                       ======   ======   ======

NOTE Q - ACQUISITION AND INTANGIBLE ASSETS

     Effective September 24, 1999, the Bank acquired from Huntington National Bank (HNB) certain assets and assumed certain deposits and other liabilities in accordance with a purchase and assumption agreement of the same date.
     The acquisition was accounted for using the purchase method of accounting. Accordingly, the assets acquired and liabilities assumed have been recorded based on their estimated fair market value at the date of acquisition. A summary of assets acquired and liabilities assumed follow:


Cash                                    $   428
Premises and equipment                      885
Funds received from HNB                  18,933
Goodwill                                  1,442
                                        -------
   Total assets                         $21,688
                                        =======

Deposit liabilities                     $21,590
Accrued interest payable and
 other liabilities                           98
                                        -------
   Total liabilities                    $21,688
                                        =======

     Goodwill totaled $1,412 at December 31, 1999 and is being amortized over an original term of 12 years on a straight line basis. Amortization expense for goodwill totaled $30 for 1999.

     Effective December 15, 1998 Jackson Savings Bank, Jackson, Ohio was acquired in a business combination accounted for as a pooling of interests. A total of 74,167 shares of the Company's common stock were issued in exchange for all of the outstanding shares of Jackson and Jackson became a wholly owned subsidiary of the Company. The consolidated financial statements have been restated to include the effect of Jackson for all periods presented based on the historical amounts reported by Jackson. The following is a summary of the separate results of operations of the Company and Jackson for the two years ended December 31, 1998.

                             Years ended December 31:

                               1998            1997
Net interest income
 Company                     $18,988         $16,408
 Jackson                         512             528
                             -------         -------
 Combined                    $19,500         $16,936
                             =======         =======

Net income
 Company                     $ 3,788         $ 3,680
 Jackson                         342             102
                             -------         -------
 Combined                    $ 4,130         $ 3,782
                             =======         =======

SUMMARIZED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                          Quarters Ended

       1999                   Mar. 31    Jun. 30    Sept. 30   Dec. 31

Total interest income         $9,437     $9,890     $10,214    $10,465
Total interest expense         4,376      4,558       4,765      5,138
Net interest income            5,061      5,332       5,449      5,327
Provision for loan losses        448        557         437        861
    Net Income                 1,032      1,141       1,097      1,022

Net income per share          $  .29     $  .33     $   .31    $   .29


       1998

Total interest income         $8,181     $8,720     $ 8,981    $ 9,309
Total interest expense         3,683      3,839       4,027      4,142
Net interest income            4,498      4,881       4,954      5,167
Provision for loan losses        357        535         491        912
    Net Income                   967        994       1,004      1,165

Net income per share          $  .28     $  .28     $   .29    $   .33


       1997

Total interest income         $7,435     $7,804     $ 8,025    $ 8,189
Total interest expense         3,451      3,619       3,694      3,753
Net interest income            3,984      4,185       4,331      4,436
Provision for loan losses        300        202         266        477
    Net Income                   810        934         962      1,076

Net income per share          $  .24     $  .27     $   .28    $   .31

REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
Ohio Valley Banc Corp.
Gallipolis, Ohio

   We have audited the accompanying consolidated statements of condition of Ohio Valley Banc Corp., as of December 31, 1999 and 1998 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ohio Valley Banc Corp. as of December 31, 1999 and 1998 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.






                                                  Crowe, Chizek and Company LLP

Columbus, Ohio
February 3, 2000

SUMMARY OF COMMON STOCK DATA

                             OHIO VALLEY BANC CORP.
                     Years ended December 31, 1999 and 1998

INFORMATION AS TO STOCK PRICES AND DIVIDENDS: The market for the common stock of the Company is not highly active and trading has historically been limited. On February 9, 1996, the Company's common stock was established on NASDAQ securities market under the symbol "OVBC". Prior to this date a limited market was created in the first quarter of 1992 through the Ohio Company.

     The following table shows bid and ask quotations for the Company's common stock during 1999 and 1998. The range of market price is compiled from data provided by the broker based on limited trading and have been restated for the 25% stock split in 1999 and the 50% stock split in 1998. The quotations are inter-dealer prices, without retail markup, markdown, or commission, and may not represent actual transactions.

1999              Low Bid      High Bid      Low Ask       High Ask
----              -------      --------      -------       --------

First Quarter     $32.80        $33.60        $33.60        $35.20
Second Quarter     31.25         34.00         32.38         36.00
Third Quarter      29.25         33.50         29.50         35.00
Fourth Quarter     31.25         35.00         32.00         35.75

1998              Low Bid      High Bid      Low Ask       High Ask
----              -------      --------      -------       --------

First Quarter     $18.40        $22.13        $19.20        $23.06
Second Quarter     21.86         33.60         22.40         35.20
Third Quarter      32.00         32.40         32.80         34.40
Fourth Quarter     32.00         33.40         33.25         35.60

Dividends per share      1999        1998
-------------------      ----        ----

First Quarter            $.11        $.11
Second Quarter            .14         .11
Third Quarter             .14         .11
Fourth Quarter            .14         .11

     Shown above is a table which reflects the dividends paid per share as restated for the 25% stock split in 1999 and the 50% stock split in 1998 on the Company's common stock. This disclosure is based on the weighted average number of shares for each year and does not indicate the amount paid on the actual shares outstanding at the end of each quarter. As of December 31, 1999 the number of holders of common stock was 1,766 an increase from 1,600 shareholders at December 31, 1998.

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

                             RESULTS OF OPERATIONS:

SUMMARY
         Ohio Valley Banc Corp. generated earnings of $4,292 for 1999 an increase of 3.9% from 1998. Net income was up 9.2% in 1998. Net income per share of $1.22 for 1999 represented continued growth from $1.18 in 1998 and $1.10 in 1997. Asset growth for 1999 was $74,609 or 16.7% which grew total assets to $522,057. The Company's return on assets (ROA) declined to .88% for 1999 compared to 1998's ROA of 1.01% and 1997's ROA of 1.02%. Return on equity (ROE) was 10.29% for 1999 compared to 10.69% for 1998 and 10.98% for 1997. The average of the bid and ask price for the Company's stock was $33.625 at December 31, 1999 compared to $33.20 at year-end 1998 and $19.46 at year-end 1997.

NET INTEREST INCOME
         The most significant portion of the Company's revenue, net interest income, results from properly managing the spread between interest income on earning assets and interest expense on the liabilities used to fund those assets. Net interest income is affected by changes in both the average volume and mix of the balance sheet and the level of interest rates for financial instruments. Changes in net interest income are measured by net interest margin and net interest spread. Net interest margin is expressed as net interest income divided by average interest-earning assets. Net interest spread is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. Both of these are reported on a taxable equivalent basis. Net interest margin is greater than net interest spread due to the interest earned on interest-earning assets funded from noninterest bearing funding sources, primarily demand deposits and stockholders' equity. Following is a discussion of changes in interest-earning assets, interest-bearing liabilities and the associated impact on interest income and interest expense for the three years ending December 31, 1999. Tables I and II have been prepared to summarize the significant changes outlined in this analysis.

         Net interest income on a fully tax equivalent basis (FTE) grew $1,664 in 1999, an increase of 8.4% over the $19,882 earned in 1998. The growth was primarily attributable to an increase in earning assets which was partially offset by decline in net interest margin. For 1998, net interest income increased 15.3% over 1997. The growth in net interest income for 1998 was attributable to a higher level of interest-earning assets combined with a higher net interest margin.

         For 1999, average earning assets grew by 19.5% as compared to growth of 10.1% in 1998. Driving the growth in earning assets was the growth in average loan balances. Average total loans expanded $76,961 or 25.2% from 1998 and represented 83.4% of earning assets. This compares to average loan growth of 12.5% for 1998 and loans representing 79.6% of earning assets. Management focuses on generating loan growth as this portion of earning assets provides the greatest return to the Company. Although loans comprise a larger percentage of earning assets, management is comfortable with the current level of loans based on collateral values, the balance of the allowance for loan losses and the Company's well-capitalized status. Average securities declined from 19.9% of earning assets for 1997 to 15.9% in 1999. Management maintains securities at a dollar level adequate enough to provide ample liquidity and cover pledging requirements.

         Average interest-bearing liabilities increased 22.1% between 1998 and 1999 and increased 9.1% between 1997 and 1998. The composition of interest-bearing liabilities for 1999 has continued to shift away from time deposits which represented 53.7% of interest-bearing liabilities in 1999 compared to 58.7% in 1998 and 64.5% in 1997. More emphasis has been placed on other borrowed funds and NOW accounts. Borrowed funds comprised 12.8% of interest-bearing liabilities for 1999 up from 8.3% in 1998 and 5.1% in 1997. The use of borrowed funds has been a cost-effective funding source for the Company's positive loan growth. The average cost of borrowed funds for 1999 is 5.39% compared to time deposits average cost of 5.50%. The average balance of NOW accounts increased $29,953 from 1998 to 1999 and comprise 16.7% of interest-bearing liabilities as compared to 11.2% in 1998 and 10.7% in 1997. Although these balances were influenced by more aggressive pricing on NOW accounts, the average cost was less than traditional time deposits.

         The net interest margin declined .48% to 4.70% in 1999 from 5.18% in 1998. This follows a .23% increase in the net interest margin in 1998. Contributing to the decline in net interest margin in 1999 was the decrease in the net interest spread of .37%. The yield on earning assets decreased .46% compared to funding costs decreasing .09%. The yield on interest-earning assets declined due to the return on average loans declining .72% from 1998 in relation to lower interest rates and competition. This was partially offset by the higher relative balances in loans. Total funding costs decreased in relation to the cost of time deposits declining .23% and the balance of time deposits comprising a smaller percentage of interest-bearing liabilities. Additionally, the cost of NOW accounts increased .42% and the cost of other borrowed money declined .26%. The impact of interest free funds on the net interest margin decreased from .76% in 1998 to .65% in 1999. Contributing to the decline was the slower growth rate in demand deposits and capital versus the exceptional growth in interest-bearing liabilities. The .11% decrease in the contribution of interest free funding sources combined with the .37% decrease in the net interest spread yielded the
 .48% decrease in the net interest margin. The 1998 increase in net interest margin was due to a .20% gain in net interest spread with asset yields rising
 .16% versus funding costs decreasing .04%. The gain in net interest spread was complemented by an increase of .03% from interest free funding sources.

OTHER INCOME AND EXPENSE
         Total other income, excluding securities gains and losses, increased $497 a 21.4% gain over 1998. Total other income increased 24.6% in 1998. Driving the Company's growth in noninterest income was the increase in service charge income from the increase in the deposit base from continued expansion into new markets. Service charges on deposit accounts were up $268 in 1999 and $181 in 1998. Additionally, other operating income increased $216 over 1998 and $257 over 1997 with gains in fee income from debit and credit card transactions, commissions earned from loan insurance sales and loan service fees.

         Total other expense increased $1,859 or 13.1% in 1999 and $1,908 or 15.5% in 1998. The most significant expense in this category is salary and employee benefits. Through new branch openings and acquisitions, the number of full-time equivalent employees increased from 222 at year-end 1997 to 270 at year-end 1999. Salary and employee benefits increased $1,101 or 13.6% from 1998 to 1999 and increased $777 or 10.6% from 1997 to 1998. Associated with the new offices was an increase in occupancy expense and furniture and equipment expense. Increased costs are related to depreciation, rental property costs and utilities. The increase in other operating expenses was related to advertising, computer software depreciation, conversion expenses from the purchase of the Huntington branches, merger related expenses associated with the acquisition of Jackson Savings and general inflationary increases.

YEAR 2000
         The Company is pleased to announce that it did not experience any "Y2K" related problems at the turn of the century, nor does it anticipate any problems developing during the year 2000. During 1997, the Company began preparing for "Y2K" by performing thorough inventories of all its computer equipment, related software and technology, as well as preparing a contingency plan for "Y2K." During 1998 and 1999, the Company continued its preparation by testing software and processing systems for the year 2000. No problems were found. As a result of this extensive preparation and planning, the Company was well prepared for any "Y2K" related problems and did not experience any losses. Excluding personnel costs, the Company incurred approximately $40 in expense to prepare for the year 2000.

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

         The portfolio consists primarily of U.S. Treasury notes and U.S. Government agency bonds which comprise approximately 69% of total securities. As a result, the portfolio's exposure to credit risk is minimal. The weighted average FTE yield on debt securities at year-end 1999 was 6.42% as compared to 6.52% at year-end 1998. Given current reinvestment rates, the yield on securities should remain level in 2000. Table III provides a summary of the portfolio by category and remaining contractual maturity. Issues classified as equity securities have no stated maturity date and are not included in Table III.

LOANS
         In 1999, total loans increased $64,028 or 18.4% to reach $411,158. The largest contributor was residential mortgage loans which experienced tremendous growth of $37,975 or 23.2% driven by low interest rates and newer market areas. Over half of this growth occurred in the newer markets of Pike and Franklin counties in Ohio as well as Mason county in West Virginia. The Company generally originates real estate loans for its own portfolio, as very few loans are sold on the secondary market. Commercial loans increased $23,469 or 24.4% with approximately one-third of this increase coming from loan originations within the West Virginia market area. Furthermore, the newer markets in Jackson and Meigs counties of Ohio contributed another one-third of this increase. Consumer loans grew $3,278 representing a 3.8% gain. A portion of the consumer loans were originated through indirect lending, primarily from area automobile dealers, and are subject to the same underwriting as our regular loans. Tables V, VI, and VII have been provided to enhance the understanding of the loan portfolio and the allowance for potential loan losses. Management evaluates the adequacy of the allowance for loan losses quarterly based on several factors including, but not limited to, general economic conditions, loan portfolio composition, prior loan loss experience, and management's estimate of probable losses. Actual losses on loans are reflected as reductions in the reserve and are referred to as charge-offs. The amount of the provision for loan losses charged to operating expenses is the amount necessary, in management's opinion, to maintain the allowance for loan losses at an adequate level. The allowance required is primarily a function of the relative quality of the loans in the loan portfolio, the mix of loans in the portfolio and the rate of growth of outstanding loans.

         The ratio of net charge-offs to average total loans at December 31, 1999 was .40% down from .46% at December 31, 1998 due mostly to declining losses in the consumer loan area. Net charge-offs in both the real estate and commercial loan areas were relatively low, which represent the overall quality of these segments of the loan portfolio. Nonperforming loans, which include nonaccrual loans and accruing loans past due 90 days or more, are returned to performing status when the loan is brought current and has performed in accordance with contractual terms. Nonperforming loans were approximately $6,664 or 1.62% of outstanding balances at December 31, 1999 compared to $3,087 or .89% of outstanding balances at the end of 1998. Approximately 54% of this increase was attributed to two large commercial lines. Near the end of 1999, management wrote down one of the two lines by $331. At this time, management believes it has taken the necessary steps to reduce the risks associated with these lines.

         For 1999, provision expense was up slightly by $8 compared to the provision expense for 1998. This minimal increase in provision expense was largely due to the increases in real estate mortgages for 1999 which typically represent relatively lower risk loans due to higher, more stable value of collateral and therefore require a lower allocation of the allowance for loan losses. As a percentage of total loans, the allowance for loan losses at December 31, 1999 was 1.23%, unchanged from December 31, 1998. While nonperforming loan balances have increased from December 31, 1998, management believes the allowance is adequate to absorb inherent losses in the portfolio based on collateral values as well as a higher relative volume of real estate mortgages. Management anticipates that it will continue its provision to the allowance for loan losses at its current level for the foreseeable future based on the current status of nonperforming loans.

DEPOSITS
         Interest-earning assets are funded primarily by core deposits. The accompanying table IV shows the composition of total deposits as of December 31, 1999. Total deposits grew $78,014 or 23.8% to reach $405,331 by year-end 1999. A contributing factor to this increase was the purchase of two West Virginia branches in the third quarter of 1999 that allowed the Company to acquire $21,590 in total deposits. Leading the growth in deposits was certificates of deposits with an increase of $57,839 which helped to fund loan growth as well as reduce borrowed funds. NOW accounts also contributed to deposit growth with an increase of $27,256. The Company's new Gold Club product, which offers a NOW account combined with other banking benefits, led to this increase. This new product also contributed to the $7,684 decrease in money market accounts. Additionally, noninterest-bearing deposits increased $483. With the expansion in new and current markets, management expects continued growth in deposits in 2000.

FUNDS BORROWED
         In addition to traditional deposits, the Company considers borrowed funds when evaluating funding sources. Other funds borrowed consist primarily of Federal Home Loan Bank (FHLB) advances, securities sold under agreements to repurchase, and promissory notes. FHLB advances are subject to collateral agreements and are secured by qualifying first mortgage loans and FHLB stock. Management has utilized FHLB advances to fund long-term assets and to fund short-term liquidity needs. At December 31, 1999, the balance of FHLB advances totaled $38,746 compared to $47,714 at December 31, 1998. FHLB borrowings have two distinct advantages: they can be less expensive than deposits for comparable terms and they are not subject to early redemption. Management will continue to evaluate borrowings from the FHLB as an alternative funding source. Promissory notes are primarily associated with funding loans at Loan Central and were issued with terms of one year or less.

CAPITAL RESOURCES
         The Company maintains a capital level that exceeds regulatory requirements as a margin of safety for its depositors and shareholders. Shareholders' equity totaled $42,708 at December 31, 1999, compared to $40,680 at December 31, 1998, which represents growth of 5.0%. All of the capital ratios exceeded the regulatory minimum guidelines as identified in Note O "Regulatory Matters".

         Cash dividends paid of $1,877 for 1999 represents a 22.4% increase over the cash dividends paid during 1998. The increase in cash dividends paid is due to the additional shares outstanding during 1999 which were not outstanding during 1998 and an increase in dividends paid per share.

         The Company maintains a dividend reinvestment and stock purchase plan. The plan allows shareholders to purchase additional shares of company stock. A benefit of the plan is to permit the shareholders to reinvest cash dividends as well as make supplemental purchases without the usual payment of brokerage commissions. During 1999, the Company issued 16,756 shares under the dividend reinvestment and stock purchase plan. At December 31, 1999, approximately 73% of the shareholders were enrolled in the dividend reinvestment plan. Members of the plan invested $632 in 1999 which represents 34% of year-to-date dividends paid. As part of the Company's stock repurchase program, management was able to utilize reinvested dividends and voluntary cash to purchase shares on the open market and redistribute them through the dividend reinvestment plan.

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

         The Company's asset and liability committee monitors the rate sensitivity of the balance sheet weekly through parameters established by the Board of Directors. The committee uses an interest rate sensitivity gap analysis prepared quarterly to monitor the relationship between the maturity and repricing of its interest-earning assets and interest-bearing liabilities. Interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets and interest-bearing liabilities maturing or repricing within a specified time period. A gap position is considered positive when the amount of interest sensitive assets exceed the amount of interest sensitive liabilities, and is considered negative when the amount interest sensitive liabilities exceed the amount of interest sensitive assets. Generally, during a period of rising interest rates, a negative gap would adversely affect net interest income, while a positive gap would result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would result in an increase in net interest income, while a positive gap would negatively affect net interest income. This analysis assumes that interest rate changes for interest-earning assets and interest-bearing liabilities are of the same magnitude and velocity, whereas actual interest rate changes generally differ in magnitude and velocity. Based on the gap model, the Company was liability sensitive in the short term and asset sensitive for periods over five years.

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

         Table VIII provides information about the Company's financial instruments that are sensitive to changes in interest rates. The table presents repricing opportunities strictly by maturity date without regard for repricing dates for variable rate products. Noninterest-bearing checking deposits assume an annual decay rate of 13% and savings and interest-bearing checking accounts assume an annual decay rate of 20% based on the Company's historical experience. A fundamental difference between the table and the gap model previously discussed is that the table presents financial intruments based on the date of expected cash flows while gap analysis only focuses on repricing characteristics of financial instruments.

         Liquidity management should focus on matching the cash inflows and outflows within the Company's natural market for loans and deposits. This goal is accomplished by maintaining sufficient asset liquidity along with stable core deposits. The primary sources of liquidity are interest-bearing balances with banks, federal funds sold and the maturity and repayment of investments and loans as well as cash flows provided from operations. The Company has classified $55,371 in securities as available for sale at December 31, 1999. In addition, the Federal Home Loan Bank in Cincinnati offers advances to the Bank which further enhances the Bank's ability to meet liquidity demands. The Bank also has the ability to purchase federal funds from several of its correspondent banks. Management does not rely on any single source of liquidity and monitors the level of liquidity based on many factors affecting the Company's financial condition. See statement of cash flows.

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

FORWARD LOOKING STATEMENTS
         Except for the historical statements and discussions contained herein, statements contained in this report constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 and as defined in the Private Securities
Litigation Reform Act of 1995. Such statements are often, but not always, identified by the use of such words as "believes," "anticipates," "expects," and similar expressions. Such statements involve various important assumptions, risks, uncertainties, and other factors, many of which are beyond our control, that could cause actual results to differ materially from those expressed in such forward looking statements. These factors include, but are not limited to: changes in political, economic or other factors such as inflation rates, recessionary or expansive trends, and taxes; competitive pressures; fluctuations in interest rates; the level of defaults and prepayment on loans made by the Company; unanticipated litigation, claims, or assessments; fluctuations in the cost of obtaining funds to make loans; and regulatory changes. Readers are cautioned not to place undue reliance on such forward looking statements, which speak only as of the date hereof. The Company undertakes no obligation and disclaims any intention to republish revised or updated forward looking statements, whether as a result of new information, unanticipated future events or otherwise.

CONSOLIDATED AVERAGE BALANCE SHEET & ANALYSIS OF NET INTEREST INCOME

Table I
                                                                        December 31
                                   ------------------------------------------------------------------------------------
                                              1999                         1998                         1997
(dollars in thousands)             --------------------------   --------------------------   --------------------------
                                   Average    Income/  Yield/   Average    Income/  Yield/   Average    Income/  Yield/
                                   Balance    Expense   Rate    Balance    Expense   Rate    Balance    Expense   Rate
                                   -------    -------   ----    -------    -------   ----    -------    -------   ----
ASSETS
------
Interest-earning assets:
  Interest-bearing balances        $    781   $    30   3.87%   $  3,079   $   176   5.71%   $  3,835   $   194   5.06%
    with banks
  Federal funds sold                  2,485       121   4.87       3,910       214   5.47       3,728       202   5.40
  Securities:
    Taxable                          56,153     3,490   6.21      55,092     3,457   6.27      56,768     3,564   6.28
    Tax exempt                       16,849     1,183   7.02      16,307     1,136   6.97      12,700       911   7.17
  Loans                             382,353    35,559   9.30     305,392    30,590  10.02     271,535    26,897   9.91
                                   --------   -------  -----    --------   -------  -----    --------   -------  -----
    Total interest-
      earning assets                458,621    40,383   8.81%    383,780    35,573   9.27%    348,566    31,768   9.11%

Noninterest-earning assets:
  Cash and due from banks            13,146                        9,268                        7,968
  Other nonearning assets            21,517                       19,065                       16,322
  Allowance for loan losses          (4,652)                      (3,631)                      (3,304)
                                   --------                     --------                     --------
    Total noninterest-
      earning assets                 30,011                       24,702                       20,986

        Total assets               $488,632                     $408,482                     $369,552
                                   ========                     ========                     ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
  NOW accounts                     $ 66,105     2,514   3.80%   $ 36,152     1,222   3.38%   $ 31,568     1,048   3.32%
  Savings and Money Market           52,628     1,426   2.71      52,671     1,381   2.62      47,216     1,181   2.50
  Time deposits                     212,091    11,662   5.50     189,955    10,886   5.73     191,317    10,934   5.72
  Repurchase agreements              13,961       510   3.65      18,148       685   3.77      11,352       435   3.83
  Other borrowed money               50,539     2,725   5.39      26,832     1,517   5.65      15,182       919   6.05
                                   --------   -------  -----    --------   -------  -----    --------   -------  -----
    Total interest-
      bearing liabilities           395,324    18,837   4.76%    323,758    15,691   4.85%    296,635    14,517   4.89%

Noninterest-bearing liabilities:
  Demand deposit accounts            45,226                       40,715                       34,195
  Other liabilities                   6,352                        5,370                        4,273
                                   --------                     --------                       ------
    Total noninterest-
      bearing liabilities            51,578                       46,085                       38,468

  Shareholders' equity               41,730                       38,639                       34,449
                                   --------                     --------                     --------
    Total liabilities and
      shareholders' equity         $488,632                     $408,482                     $369,552
                                   ========                     ========                     ========

Net interest earnings                         $21,546                      $19,882                      $17,251
                                              =======                      =======                      =======
Net interest earnings as a percent
  of interest-earning assets                            4.70%                        5.18%                        4.95%
                                                       -----                        -----                        -----
Net interest rate spread                                4.05%                        4.42%                        4.22%
                                                       -----                        -----                        -----
Average interest-bearing liabilities
  to average earning assets                            86.20%                       84.36%                       85.10%
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

RATE VOLUME ANALYSIS OF CHANGES IN INTEREST INCOME & EXPENSE

Table II
                                                 1999                                   1998
                                      -----------------------------          ----------------------------
(dollars in thousands)                     Increase (Decrease)                    Increase (Decrease)
                                        From Previous Year Due to              From Previous Year Due to
                                      -----------------------------          ----------------------------
                                      Volume    Yield/Rate    Total          Volume   Yield/Rate    Total
                                      ------    ----------    -----          ------   ----------    -----
INTEREST INCOME
---------------
Interest-bearing balances
  with banks                        $  (102)    $    (44)   $  (146)        $   (41)  $     23    $   (18)
Federal funds sold                      (71)         (22)       (93)             10          2         12
Securities:
  Taxable                                66          (33)        33            (105)        (2)      (107)
  Tax exempt                             39            8         47             251        (26)       225
Loans                                 7,279       (2,310)     4,969           3,389        304      3,693
                                    -------      -------    -------         -------    -------    -------
    Total interest income             7,211       (2,401)     4,810           3,504        301      3,805

INTEREST EXPENSE
----------------
NOW accounts                          1,122          170      1,292             155         19        174
Savings and Money Market                 (1)          46         45             141         59        200
Time deposits                         1,231         (455)       776             (79)        31        (48)
Repurchase agreements                  (153)         (22)      (175)            257         (7)       250
Other borrowed money                  1,281          (73)     1,208             662        (64)       598
                                    -------      -------    -------         -------    -------    -------
    Total interest expense            3,480         (334)     3,146           1,136         38      1,174
                                    -------      -------    -------         -------    -------    -------
Net interest earnings               $ 3,731      $(2,067)   $ 1,664         $ 2,368    $   263    $ 2,631
                                    =======      =======    =======         =======    =======    =======

The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each. Fully taxable equivalent yield assumes a 34% tax rate, net of related nondeductible interest expense.

SECURITIES

Table III
                                                                      MATURING
                                   ---------------------------------------------------------------------------
As of December 31, 1999                Within           After One but       After Five but
(dollars in thousands)                One Year        Within Five Years    Within Ten Years    After Ten Years
                                      --------        -----------------    ----------------    ---------------
                                   Amount    Yield     Amount    Yield      Amount   Yield      Amount   Yield
                                   ------    -----     ------    -----      ------   -----      ------   -----
U.S. Treasury securities          $ 5,005    6.31%    $ 2,505    6.42%
Obligations of U.S. Government
  agency securities                 1,519    6.01%     40,003    6.07%
Obligations of states and
  political subdivisions            2,389    7.25%      7,486    7.67%      $3,460    7.62%      $2,355   7.12%
Mortgage-backed securities                                  7    8.00%         732    5.95%       1,769   5.65%
                                  -------    ----     -------    ----       ------    ----       ------   ----
    Total debt securiities        $ 8,913    6.51%    $50,001    6.32%      $4,192    7.33%      $4,124   6.47%
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

DEPOSITS

Table IV                                     as of December 31

(dollars in thousands)
                                     1999           1998           1997
                                     ----           ----           ----
Interest-bearing deposits:
  NOW accounts                     $ 74,447       $ 47,190       $ 29,439
  Money Market                       12,419         20,103         15,455
  Savings accounts                   29,676         33,624         33,453
  IRA accounts                       34,938         30,870         28,102
  Certificates of Deposit           207,407        149,569        162,488
                                   --------       --------       --------
                                    358,887        281,356        268,937
Noninterest-bearing deposits:
  Demand deposits                    46,444         45,961         37,100
                                   --------       --------       --------
    Total deposits                 $405,331       $327,317       $306,037
                                   ========       ========       ========

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

Table V                                        Years Ended December 31
(dollars in thousands)                 1999     1998     1997     1996     1995
----------------------                 ----     ----     ----     ----     ----

Commercial loans                      $1,278   $1,132   $  879   $  887   $  328
 Percentage of loans to total loans   29.33%   28.18%   28.79%   29.08%   20.06%

Real estate loans                        270      264      218      338      328
 Percentage of loans to total loans   49.04%   47.14%   43.07%   42.56%   50.49%

Consumer loans                         1,444    1,360      949      799      597
 Percentage of loans to total loans   21.63%   24.68%   28.14%   28.36%   29.45%

Unallocated                            2,063    1,521    1,344    1,156    1,228
                                     -------  -------  -------  -------  -------
Allowance for Loan Losses             $5,055   $4,277   $3,390   $3,180   $2,481
                                     =======  =======  =======  =======  =======
                                     100.00%  100.00%  100.00%  100.00%  100.00%
                                     =======  =======  =======  =======  =======
Ratio of net charge-offs
 to average loans                       .40%     .46%     .38%     .25%     .19%
                                     =======  =======  =======  =======  =======

The above allocation is based on estimates and subjective judgements and is not necessarily indicative of the specific amounts or loan categories in which losses may ultimately occur.

SUMMARY OF NONPERFORMING AND PAST DUE LOANS

Table VI
(dollars in thousands)                 1999     1998     1997     1996     1995
----------------------                 ----     ----     ----     ----     ----
Impaired loans                        $1,413   $  624   $  430   $  449   $  579
Past due-90 days or more and
  still accruing                       3,711    2,106    3,607    2,707   $2,785
Nonaccrual                             2,953      981    1,019      737      963
Accruing loans past due 90
  days or more to total loans           .90%     .61%    1.29%    1.02%    1.23%
Nonaccrual loans as a % of
  total loans                           .72%     .28%     .36%     .28%     .42%
Impaired loans as a % of total loans .34% .18% .15% .17% .25% Allowance for loans losses as a
  % of total loans                     1.23%    1.23%    1.21%    1.20%    1.09%

   Management believes that the impaired loan disclosures are comparable to the nonperforming loan disclosures except that the impaired loan disclosures do not include single family residential or consumer loans which are analyzed in the aggregate for loan impairment purposes.
   During 1999, the Company did not recognize any interest income on impaired loans. Loans not included above that management feels have loss potential total approximately $600. The Company has no assets which are considered to be troubled debt restructurings.
   Management formally considers placing a loan on nonaccrual status when collection of principal or interest has become doubtful. Furthermore, a loan should not be returned to the accrual status unless either all delinquent principal or interest has been brought current or the loan becomes well secured and is in the process of collection.

MATURITY AND REPRICING DATA OF LOANS

Table VII

As of December 31, 1999                             Maturing/Repricing
(dollars in thousands)
                               Within       After One but
                              One Year    Within Five Years   After Five Years     Total
                              --------    -----------------   ----------------     -----
Commercial loans and other    $ 65,921         $ 8,575           $ 46,095        $120,591
Real estate loans               54,081          15,712            131,832         201,625
Consumer loans                  22,768          56,245              9,929          88,942
                              --------         -------           --------        --------
  Total loans                 $142,770         $80,532           $187,856        $411,158
                              ========         =======           ========        ========

Loans maturing or repricing after one year with:
   Variable interest rates    $ 25,882
   Fixed interest rates        242,506
                              --------
   Total                      $268,388
                              ========

RATE SENSITIVITY ANALYSIS

Table VIII
(dollars in thousands)

As of December 31, 1999                                 Principal Amount Maturing in:
                                                                                          There-           Fair Value
                                         2000      2001      2002      2003      2004     after    Total    12/31/99
Rate-Sensitive Assets:
Fixed interest rate loans             $  8,878  $  8,584  $ 17,232  $ 18,867  $ 19,707  $181,722  $254,990  $260,319
Average interest rate                    9.77%    12.02%    11.73%    10.79%     9.65%     8.01%     8.79%

Variable interest rate loans          $ 43,495  $  3,626  $  4,003  $  3,020  $  7,082  $ 94,942  $156,168  $155,109
Average interest rate                   10.05%    10.51%     9.32%     8.65%     8.90%     7.81%     8.60%

Fixed interest rate securities        $  8,904  $ 10,285  $ 11,336  $ 19,475  $  9,693  $ 12,591  $ 72,284  $ 71,263
Average interest rate                    6.52%     6.40%     6.24%     6.19%     6.60%     6.94%     6.45%

Other interest-bearing assets         $    806                                                    $    806  $    806
Average interest rate                    2.48%                                                       2.48%

Rate-Sensitive Liabilities:
Noninterest-bearing checking          $  6,224  $  5,390  $  4,667  $  4,042  $  3,500  $ 22,621  $ 46,444  $ 46,444

Savings & Interest-bearing checking   $ 18,106  $ 15,010  $ 12,496  $ 10,444  $  8,763  $ 51,723  $116,542  $116,542
Average interest rate                    3.20%     3.26%     3.32%     3.38%     3.43%     3.72%     3.49%

Time deposits                         $178,213  $ 40,781  $ 10,412  $ 10,663  $    937  $  1,339  $242,345  $242,400
Average interest rate                    5.48%     5.60%     5.89%     6.02%     5.56%     7.29%     5.55%

Fixed interest rate borrowings        $ 16,878  $  4,365  $  5,282  $  3,098  $     85  $  8,198  $ 37,906  $ 36,816
Average interest rate                    5.40%     5.56%     5.42%     5.71%     5.85%     5.41%     5.45%

Variable interest rate borrowings     $ 30,113                                                    $ 30,113  $ 30,113
Average interest rate                    4.89%                                                       4.89%



KEY RATIOS

Table IX
                               1999     1998     1997     1996     1995
                               ----     ----     ----     ----     ----
Return on average assets        .88%    1.01%    1.02%     .98%     .88%
Return on average equity      10.29%   10.69%   10.98%   10.82%   10.53%
Dividend payout ratio         43.73%   37.13%   37.81%   39.53%   41.59%
Average equity to
  average assets               8.54%    9.46%    9.32%    9.04%    8.33%