Form 10-K, Exhibit 13
period 2000-12-31
OHIO VALLEY BANC CORP
filed 2001-04-02
CIK 894671

>MESSAGE FROM MANAGEMENT

During the course of 2000 your company attained record earnings for the 8th consecutive year, launched ovbc.com, opened a SuperBank, and relocated a Loan Central office.

OVBC attained record net income for the 8th consecutive year at $4.4 million, an increase of 2.5%. Net income per share of $1.25 also represented an increase of 2.5%. Cash dividends per share for 2000 totaled $.59, an 11.3% increase from the $.53 per share paid in 1999.

Much was accomplished during the past year as you will read about in the "Year in Review." The most exciting was the ovbc.com Web portal and NetTeller Internet banking. We are no longer bound by bricks and mortar nor any one geographical area. In fact, banking is now in the age of clicks and mortar.

OVBC is constantly growing; however, we never forget the ones who built the foundation for this growth. During the past year we lost two long-time members of the OVBC family, Director Frank Mills and OVB Officer Larry Lee. These two individuals were very different, yet they worked toward a common goal, success for your company. If you love the company you work for, it makes sense that you want to help it succeed. Even though Dr. Keith Brandeberry and Art Hartley, Sr. retired from the Board of Directors in 2000, they now actively serve as consultants on our Directors Emeritus Advisory Board.

This dedication has been demonstrated many times over the course of the last year, not only by our employees, but also by our shareholders and customers. Thank you for your support in 2000 and your continued commitment during 2001.

Sincerely,



James L. Dailey
Chairman of the Board



Jeffrey E. Smith
President and Chief Executive Officer

>THE YEAR IN REVIEW

During the year 2000, your company focused on a single, yet formidable task...shrinking the world and expanding the service.

Innovative solutions such as NetTeller Internet banking, online Bill Pay, the ovbc.com Web portal, and Bounce Protection took shape during the past year. These initiatives were designed to enable our customers to do more, do it when they want, and from where they want.

"By year end, only six months after its debut, over two thousand OVB customers had already taken advantage of the Bank's NetTeller real-time account access, making over 102 thousand transactions online," said Katrinka Hart, senior vice president, Retail Bank Group.

Web-based Cash Management and the Merchant Marketplace Storefront were also introduced in 2000. As of December 31, 2000, over 870 consumers from three countries were active members of ovbc.com. "Ohio Valley Bank is now in the position to help our business customers establish a global presence on the Internet," said David Shaffer, senior vice president, Commercial Bank Group.

"We used the past year to strengthen and expand relationships which benefit the Bank's use of technology," said Sandy Edwards, senior vice president, Financial Bank Group. Self-service products such as Business Cash Management, NetTeller and Bill Pay have empowered change.

Changing the way we serve our customers was not limited to Ohio Valley Bank. This idea quickly spread through the entire Banc Corp. Loan Central brought this vision to life in its Jackson (OH) market area.

"In Jackson, expanding service meant improving the location to make it more convenient for customers," said Cherie Barr, president of Loan Central, Inc. Soon after Jackson's famous Apple Festival, Loan Central was moved to a prime location, just across from the post office, with ample free parking.

Management appointments made during last year's Annual Shareholders' Meeting deepened your company's talent pool to achieve this vision. Jeff Smith was elected to the position of Chief Executive Officer of Ohio Valley Bank. Rich Mahan was elected to the position of secretary of your company and Larry Miller to the role of treasurer.

Two new OVB senior vice presidents, Sandy Edwards and David Shaffer, were placed into key roles, leading the Financial and Commercial Bank Groups, respectively. Judy Hall was promoted to assistant vice president. Two new officers, Marilyn Kearns and Kim Williams, were designated within the Bank.

Just a week after these appointments were announced, Ohio Valley Bank opened a new SuperBank inside the 29th Street Wal-Mart in Huntington, W.Va.

"These in-store banks have steadily grown in popularity due to the simple fact that the SuperBanks are open when our competitors are not," said Mario Liberatore, senior vice president, West Virginia Bank Group.

OVB officers are respected in their field by their peers. In May, President and CEO Jeff Smith was appointed to the Federal Reserve's Community Bank Advisory Council. The Council was created to help inform the Cleveland Fed about issues of interest and concern to community and independent bankers in the Fourth Federal Reserve District.

In October, Vice President Patty Davis was appointed to the Jack Henry & Associates national Users Group Board and elected secretary of the group, which represents hundreds of banks nationwide and directs the future of banking technology.

"In addition, many upper level managers instructed bank-related courses through the OVBC Continuing Education Program. The first graduates of this program received their diplomas in 2000," said Sue Ann Bostic, senior vice president, Administrative Services group.

Change is not only happening at Ohio Valley Bank, but throughout the entire industry. Much of this change is a result of the Gramm-Leach-Bliley (Financial Modernization) Act. Under this new legislation there is vast potential for creating new products and services while remaining an independent community bank.

Your company used this new legislation to seize a new business opportunity. On October 5th, OVBC joined forces with the financial companies of four other community banks to purchase a 50% ownership in ProFinance Holdings Corporation. ProFinance was formed to purchase Century Surety Company, a Columbus based insurance underwriter and reinsurance company.

In addition to the return on our investment, we will assist the company to expand into new areas by offering products that could be utilized by our banks in the future.

As 2001 unfolds, it is clear that Ohio Valley Bank is part of a new breed of community banks that are positioned to reach the entire globe.

FINANCIAL HIGHLIGHTS

                           2000       1999       1998       1997       1996
                           ----       ----       ----       ----       ----

NET INCOME ($000)        $  4,400   $  4,292   $  4,130   $  3,782   $  3,349

TOTAL ASSETS ($000)      $561,658   $522,057   $447,448   $379,088   $355,986

INCOME PER SHARE         $   1.25   $   1.22   $   1.18   $   1.10   $   1.00

DIVIDENDS PER SHARE      $    .59   $    .53   $    .44   $    .42   $    .40

Description of Business
- -----------------------
Ohio Valley Banc Corp commenced operations on October 23, 1992 as a one-bank holding company with The Ohio Valley Bank Company being the wholly-owned subsidiary. The Company's headquarters are located at 420 Third Avenue in Gallipolis, Ohio.

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

Form 10-K
- ---------
A copy of the Company's annual report on Form 10-K, as filed with the Securities and Exchange Commission, will be forwarded without charge to any stockholder upon written request to: Ohio Valley Banc Corp, Attention: E. Richard Mahan, Secretary, 420 Third Avenue, P.O. Box 240, Gallipolis, OH 45631.

                        OHIO VALLEY BANC CORP. DIRECTORS

Phil A. Bowman                          Warren F. Sheets
Mining Consultant and Developer         Attorney

W. Lowell Call                          Jeffrey E. Smith
Vice President of Sausage Production,   President and Chief Executive Officer,
Bob Evans Farms, Inc.                   Ohio Valley Banc Corp.

James L. Dailey                         Lannes C. Williamson
Chairman of the Board,                  President,
Ohio Valley Banc Corp.                  L. Williamson Pallets, Inc.

Robert H. Eastman                       Thomas E. Wiseman
President,                              President,
Ohio Valley Supermarkets, Inc.          The Wiseman Agency, Inc.

Merrill L. Evans
Farmer,
President, Evans Enterprises, Inc.


                         OHIO VALLEY BANC CORP. OFFICERS

Jeffrey E. Smith                        Sandra L. Edwards
President and                           Vice President
Chief Executive Officer

E. Richard Mahan                        David L. Shaffer
Senior Vice President and               Vice President
Secretary

Larry E. Miller, II                     Cherie A. Barr
Senior Vice President and               Vice President
Treasurer

Sue Ann Bostic                          Katrinka V. Hart
Vice President                          Vice President

Harold A. Howe                          Mario Liberatore
Vice President                          Vice President

Cindy H. Johnston                       Paula W. Salisbury
Assistant Secretary                     Assistant Secretary


                              LOAN CENTRAL OFFICERS

Jeffrey E. Smith                        Renae L. Hughes
Chairman of the Board                   Manager, Jackson Office

Cherie A. Barr                          T. Joe Wilson
President                               Manager, South Point Office

Timothy R. Brumfield                    Joseph I. Jones
Secretary and Manager,                  Manager, Waverly Office
Gallipolis Office

                       OHIO VALLEY BANK COMPANY DIRECTORS

Phil A. Bowman                          Lannes C. Williamson

W. Lowell Call                          Steven B. Chapman
                                        CPA

James L. Dailey                         Robert H. Eastman

Merrill L. Evans                        Thomas E. Wiseman

Harold A. Howe                          Warren F. Sheets
President, Ohio Valley
Financial Services

Jeffrey E. Smith                        Wendell B. Thomas
                                        Retired Bank Executive


                               DIRECTORS EMERITUS

Morris E. Haskins                       Charles C. Lanham
Retired Bank Executive                  Governmental Relations

C. Leon Saunders                        Keith R. Brandeberry
Retired Bank Executive                  Physician

Art E. Hartley, Sr.
Chairman of the Board,
City Ice and Fuel, Inc.

                        OHIO VALLEY BANK COMPANY OFFICERS

Jeffrey E. Smith                        Katrinka V. Hart
President and                           Senior Vice President,
Chief Executive Officer                 Retail Bank Group

E. Richard Mahan                        David L. Shaffer
Executive Vice President and            Senior Vice President,
Secretary                               Commercial Bank Group

Larry E. Miller, II                     Sue Ann Bostic
Executive Vice President and            Senior Vice President,
Treasurer                               Administrative Services Group

Patrick H. Tackett                      Mario P. Liberatore
Vice President,                         Senior Vice President,
Western Division Branch Administrator   West Virginia Bank Group

Patricia L. Davis                       Sandra L. Edwards
Vice President,                         Senior Vice President,
Research & Technical Applications       Financial Bank Group

Hugh H. Graham, Jr.                     Bryan W. Martin
Vice President,                         Vice President,
Superbank Division                      Facilities and Technical Services

Jennifer L. Osborne                     Richard D. Scott
Vice President,                         Vice President,
Retail Lending                          Trust

Judy K. Hall                            Tom R. Shepherd
Assistant Vice President,               Vice President,
Training and Educational Development    Marketing

Rick A. Swain                           Molly K. Tarbett
Assistant Vice President,               Vice President,
Region Manager Pike County              Retail Operations

Darren R. Blake                         Robert T. Hennesy
Assistant Vice President,               Assistant Vice President,
Network Administrator                   Retail Indirect Lending Manager

Phyllis P. Wilcoxon                     Philip E. Miller
Assistant Vice President,               Assistant Vice President,
Shareholder Relations                   Region Manager Franklin County

Scott W. Shockey                        Timothy V. Stevens
Assistant Vice President,               Assistant Vice President,
Comptroller                             Region Manager Cabell County

Kyla Carpenter                          Kimberly R. Williams
Assistant Cashier,                      Assistant Cashier,
Marketing Officer                       EDP Officer

Brenda G. Henson                        Keith A. Johnson
Assistant Cashier,                      Assistant Cashier,
Manager Customer Service                Collections Manager

Dians L. Parks                          Christopher S. Petro
Assistant Cashier,                      Assistant Cashier,
Internal Auditor                        Regulatory Reporting Manager

Linda L. Plymale                        Richard P. Speirs
Assistant Cashier,                      Assistant Cashier,
Operations Officer                      Maintenance Technical Supervisor

Stephanie L. Stover                     Cindy H. Johnston
Assistant Cashier                       Assistant Secretary
Retail Lending Operations Manager

Marilyn Kearns                          Paula W. Salisbury
Assistant Cashier,                      Assistant Secretary
Director of Human Resources

                          WEST VIRGINIA ADVISORY BOARD

Anna P. Barnitz                         Richard L. Handley
Business Manager/Treasurer              Educator,
Bob's Market and Greenhouses, Inc.      Mason County Board of Education

R. Raymond Yauger                       Gregory K. Hartley
President,                              President,
Yauger Farm Supply, Inc.                City Ice and Fuel, Inc.

Charles C. Lanham                       Mario P. Liberatore
                                        Advisory Board Chairman and
                                        Senior Vice President W.V. Bank Group

John C. Musgrave                        Trenton M. Stover
West Virginia Lottery Director          CPA/Owner,
                                        Trenton Stover CPA

Lannes C. Williamson

SELECTED FINANCIAL DATA

                                           Years Ended December 31

SUMMARY OF OPERATIONS:            2000      1999      1998      1997      1996
(dollars in thousands, except per share data)
Total interest income          $ 45,195  $ 40,006  $ 35,191  $ 31,453  $ 28,252
Total interest expense           24,065    18,837    15,691    14,517    12,856
Net interest income              21,130    21,169    19,500    16,936    15,396
Provision for loan losses         1,890     2,303     2,295     1,245     1,328
Total other income                3,858     3,132     2,760     1,860     1,419
Total other expenses             16,978    16,060    14,201    12,293    10,738
Income before income taxes        6,120     5,938     5,764     5,258     4,749
Income taxes                      1,720     1,646     1,634     1,476     1,400
Net income                        4,400     4,292     4,130     3,782     3,349

PER SHARE DATA(1):

Net income per share           $   1.25   $  1.22  $   1.18  $   1.10  $   1.00
Cash dividends per share       $    .59   $   .53  $    .44  $    .42  $    .40
Weighted average number
 of shares outstanding        3,516,205 3,530,203 3,502,366 3,426,600 3,341,274

AVERAGE BALANCE SUMMARY:

Total loans                    $432,165  $382,353  $305,392  $271,535  $248,833
Securities (2)                   74,733    73,783    74,478    73,303    76,907
Deposits                        428,874   376,050   319,493   304,296   290,790
Shareholders' equity             42,773    41,730    38,639    34,449    30,958
Total assets                    544,306   488,632   408,482   369,552   342,588

PERIOD END BALANCES:

Total loans                    $448,303  $411,158  $347,130  $280,267  $264,660
Securities (2)                   76,402    72,186    72,419    76,711    71,135
Deposits                        432,371   405,331   327,317   306,037   294,325
Shareholders' equity             44,492    42,708    40,680    36,834    32,874
Total assets                    561,658   522,057   447,448   379,088   355,986

KEY RATIOS:

Return on average assets           .81%       .88%     1.01%     1.02%      .98%
Return on average equity         10.29%     10.29%    10.69%    10.98%    10.82%
Dividend payout ratio            47.14%     43.73%    37.13%    37.81%    39.53%
Average equity to
 average assets                   7.86%      8.54%     9.46%     9.32%     9.04%

(1) Restated for stock splits as appropriate.
(2) Securities include interest-bearing balances with banks.

CONSOLIDATED STATEMENTS OF CONDITION

     As of December 31                                         2000       1999
     -----------------                                         ----       ----
(dollars in thousands)

ASSETS

Cash and cash equivalents                                     14,569     19,000

Interest-bearing balances with banks                             816        806

Securities available-for-sale                                 59,819     55,371
Securities held-to-maturity                                   15,767     16,009
(estimated fair value: 2000-$16,111, 1999-$15,892)

Total Loans                                                  448,303    411,158
  Less: Allowance for loan losses                             (5,385)    (5,055)
                                                            --------   --------
     Net Loans                                               442,918    406,103

Premises and equipment, net                                    9,285      9,888
Accrued income receivable                                      4,104      3,298
Intangible assets, net                                         1,396      1,412
Other assets                                                  12,984     10,170
                                                            --------   --------

     Total assets                                           $561,658   $522,057
                                                            ========   ========

LIABILITIES

Noninterest-bearing deposits                                $ 47,661   $ 46,444
Interest-bearing deposits                                    384,710    358,887
                                                            --------   --------
     Total Deposits                                          432,371    405,331

Securities sold under agreements to repurchase                18,345     16,788
Other borrowed funds                                          53,622     51,231
Obligated mandatorily redeemable capital securities
  of subsidiary trust                                          5,000
Accrued liabilities                                            7,828      5,999
                                                            --------   --------

     Total liabilities                                       517,166    479,349
                                                            --------   --------

SHAREHOLDERS' EQUITY

Common stock ($1 stated value: 10,000,000 shares
 authorized; 2000 - 3,559,770 shares issued,
 1999 - 3,548,572 shares issued)                               3,560      3,549
Additional paid-in-capital                                    28,760     28,454
Retained earnings                                             13,817     11,491
Accumulated other comprehensive income (loss)                    436       (597)
Treasury stock at cost (2000 - 72,489 shares,
  1999 - 5,589 shares)                                        (2,081)      (189)
                                                            --------   --------
     Total shareholders' equity                               44,492     42,708
                                                            --------   --------

     Total liabilities and shareholders' equity             $561,658   $522,057
                                                            ========   ========


           See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF INCOME

     For the years ended December 31              2000       1999       1998
     -------------------------------              ----       ----       ----
(dollars in thousands, except per share data)

Interest and dividend income:
   Loans, including fees                        $40,470    $35,539    $30,550
   Securities:
      Taxable                                     3,377      3,200      3,212
      Tax exempt                                    793        826        794
   Dividends                                        313        290        245
   Other interest                                   242        151        390
                                                -------    -------    -------
                                                 45,195     40,006     35,191

Interest expense:
   Deposits                                      20,367     15,602     13,489
   Repurchase agreements                            859        510        685
   Other borrowed funds                           2,671      2,725      1,517
   Obligated mandatorily redeemable capital
     securities of subsidiary trust                 168
                                                -------    -------    -------
                                                 24,065     18,837     15,691
                                                -------    -------    -------

Net interest income                              21,130     21,169     19,500
Provision for loan losses                         1,890      2,303      2,295
                                                -------    -------    -------
       Net interest income after provision
        for loan losses                          19,240     18,866     17,205
                                                -------    -------    -------
Noninterest income:
   Service charges on deposit accounts            2,016      1,237        969
   Trust fees                                       217        225        212
   Income from bank owned insurance                 482        407        379
   Net gain on sale of
    available-for-sale securities                              317        442
   Other                                          1,143        946        758
                                                -------    -------    -------
                                                  3,858      3,132      2,760
                                                -------    -------    -------

Noninterest expense:
   Salaries and employee benefits                 9,300      9,190      8,089
   Occupancy expense                              1,337      1,041        764
   Furniture and equipment expense                1,253      1,115        904
   Corporation franchise tax                        385        356        368
   Data processing expense                          480        316        346
   Other                                          4,223      4,042      3,730
                                                -------    -------    -------
                                                 16,978     16,060     14,201
                                                -------    -------    -------

     Income before income taxes                   6,120      5,938      5,764

   Provision for income taxes                     1,720      1,646      1,634
                                                -------    -------    -------

       NET INCOME                               $ 4,400    $ 4,292    $ 4,130
                                                =======    =======    =======

Earnings per share                              $  1.25    $  1.22    $  1.18
                                                =======    =======    =======




           See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

For the years ended December 31, 2000, 1999 and 1998


                                                                               Accumulated
                                                                                 Other                        Total
                                           Common                 Retained    Comprehensive     Treasury    Shareholders'
(dollars in thousands, except per           Stock     Surplus     Earnings       Income          Stock        Equity
share data)                                 -----     -------     --------       ------          -----        ------
BALANCES AT JANUARY 1, 1998               $ 1,876     $26,275     $ 8,113     $   570                         $36,834
  Comprehensive income:
     Net income                                                     4,130                                       4,130
     Net change in unrealized gain
      on available-for-sale securities                                           (103)                           (103)
                                                                                                              -------
        Total comprehensive income                                                                              4,027
  Common Stock split, 50%                     906                    (906)
  Cash paid in lieu of fractional
    shares in stock split                                              (7)                                         (7)
  Common Stock issued, 5,450 shares             5         223                                                     228
  Common Stock issued through
    dividend reinvestment, 31,196 shares       31       1,100                                                   1,131
  Cash dividends, $.44 per share                                   (1,533)                                     (1,533)
                                          -------     -------     -------     -------         -------         -------
BALANCES AT DECEMBER 31, 1998               2,818      27,598       9,797         467                          40,680
  Comprehensive income:
     Net income                                                     4,292                                       4,292
     Cumulative effect of securities
      transfers, net                                                              167                             167
     Net change in unrealized gain
      on available-for-sale securities                                         (1,231)                         (1,231)
                                                                                                              -------
        Total comprehensive income                                                                              3,228
  Common Stock split, 25%                     706                    (706)
  Cash paid in lieu of fractional
    shares in stock split                                             (15)                                        (15)
  Common Stock issued, 7,500 shares             8         241                                                     249
  Common Stock issued through
    dividend reinvestment, 16,756 shares       17         615                                                     632
  Cash dividends, $.53 per share                                   (1,877)                                     (1,877)
  Shares acquired for treasury, 5,589 shares                                                 $   (189)           (189)
                                          -------     -------     -------     -------        --------         -------
BALANCES AT DECEMBER 31, 1999               3,549      28,454      11,491        (597)           (189)         42,708
  Comprehensive income:
     Net income                                                     4,400                                       4,400
     Net change in unrealized gain
      on available-for-sale securities                                          1,033                           1,033
                                                                                                              -------
        Total comprehensive income                                                                              5,433
  Common Stock issued through
    dividend reinvestment, 11,198 shares       11         306                                                     317
  Cash dividends, $.59 per share                                   (2,074)                                     (2,074)
  Shares acquired for treasury, 66,900 shares                                               $(1,892)           (1,892)
                                          -------     -------     -------     -------       -------           -------
BALANCES AT DECEMBER 31, 2000             $ 3,560     $28,760     $13,817     $   436       $(2,081)          $44,492
                                          =======     =======     =======     =======       =======           =======

             See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

     For the years ended December 31                             2000       1999       1998
     -------------------------------                             ----       ----       ----
(dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                   $ 4,400    $ 4,292    $ 4,130
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Depreciation                                                 1,447      1,157        947
    Net amortization and accretion of securities                    99        171        137
    Amortization of intangible assets                              129         30
    Deferred tax benefit                                          (292)      (262)      (384)
    Provision for loan losses                                    1,890      2,303      2,295
    Contribution of common stock to ESOP                                      249        228
    FHLB stock dividend                                           (318)      (280)      (190)
    Net gain on sale of available-for-sale securities                        (317)      (442)
    Change in accrued income receivable                           (806)      (575)      (220)
    Change in accrued liabilities                                1,829      1,357        735
    Change in other assets                                      (2,262)    (1,873)       568
                                                               -------    -------    -------
      Net cash provided by operating activities                  6,116      6,252      7,804
                                                               -------    -------    -------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from maturities of securities
   available-for-sale                                            6,749     10,587      9,300
  Purchases of securities available-for-sale                    (9,349)   (13,438)    (2,917)
  Proceeds from maturities of securities
   held-to-maturity                                              2,628      2,841     12,850
  Purchases of securities held-to-maturity                      (2,450)    (1,347)   (18,942)
  Proceeds from sale of equity securities                                     323      1,075
  Change in interest-bearing deposits in other banks               (10)       (11)     3,128
  Net increase in loans                                        (38,705)   (65,553)   (68,271)
  Purchases of premises and equipment                             (844)    (2,686)    (1,981)
  Purchases of insurance contracts                                (905)      (460)      (580)
                                                               -------    -------     -------
      Net cash used in investing activities                    (42,886)   (69,744)   (66,338)
                                                               -------    -------     -------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Change in deposits                                            27,040     58,653     21,280
  Cash and cash equivalents received in assumption of
   deposits, net of assets acquired                                        19,361
  Cash dividends                                                (2,074)    (1,877)    (1,533)
  Cash paid in lieu of fractional shares in stock split                       (15)        (7)
  Proceeds from issuance of common stock                           317        632      1,131
  Purchases of treasury stock                                   (1,892)      (189)
  Change in securities sold under agreements to repurchase       1,557     (2,278)     6,235
  Proceeds from obligated mandatorily redeemable
    capital securities of subsidiary trust                       5,000
  Proceeds from long-term borrowings                            30,250      8,500     35,164
  Repayment of long-term borrowings                            (25,629)    (9,818)    (8,498)
  Change in other short-term borrowings                         (2,230)    (3,194)     9,598
                                                               -------    -------     -------
      Net cash used in financing activities                     32,339     69,775      63,370
                                                               -------    -------     -------

CASH AND CASH EQUIVALENTS:
  Change in cash and cash equivalents                           (4,431)     6,283      4,836
  Cash and cash equivalents at beginning of year                19,000     12,717      7,881
                                                               -------    -------     -------
      Cash and cash equivalents at end of year                 $14,569    $19,000    $12,717
                                                               =======    =======     =======

CASH PAID DURING THE YEAR FOR:
  Interest                                                     $22,456    $17,496    $15,578
  Income taxes                                                   1,655      2,075      1,715

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

Industry Segment Information: The Company is engaged in the business of commercial and retail banking and trust services, with operations conducted through 20 offices located in central and southeastern Ohio as well as western West Virginia. These communities are the source of substantially all of the Company's deposit, loan and trust services. The majority of the Company's income is derived from commercial and retail business lending activities. Management considers the Company to operate in one segment, banking.

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

Securities: The Company classifies securities into held-to-maturity and available-for-sale categories. Held-to-maturity securities are those which the Company has the positive intent and ability to hold to maturity and are reported at amortized cost. Securities classified as available-for-sale include marketable equity securities and other securities that management intends to sell or that could be sold for liquidity, investment management or similar reasons even if there is not a present intention of such a sale. Available-for-sale securities are reported at fair value, with unrealized gains or losses included as a separate component of equity, net of tax. Other securities such as Federal Home Loan Bank stock are carried at cost.
         Premium amortization is deducted from, and discount accretion is added to, interest income on securities using the level yield method. Gains and losses are recognized upon the sale of specific identified securities on the completed transaction basis. Securities are written down to fair value when a decline in fair value is not temporary.

Loans: Loans are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses.
         Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Interest income is not reported when full loan repayment is in doubt, typically when the loan is impaired or payments are past due over 90 days. Payments received on such loans are reported as principal reductions.

Allowance for Loan Losses: Because some loans may not be repaid in full, an allowance for loan losses is recorded. Increases to the allowance are recorded by a provision for loan losses charged to expense. Estimating the risk of loss and the amount of loss on any loan is necessarily subjective. Accordingly, the allowance is maintained by management at a level considered adequate to cover losses that are probable based on past loss experience, general economic conditions, information about specific borrower situations, including their financial position and collateral value, and other factors and estimates which are subject to change over time. While management may periodically allocate portions of the allowance for specific problem situations, the entire allowance is available for any charge-offs that occur. A loan is charged off by management as a loss when deemed uncollectable, although collection efforts continue and future recoveries may occur.
         Loans are considered impaired if full principal or interest payments are not anticipated. Impaired loans are carried at the present value of expected cash flows discounted at the loan's effective interest rate or at the fair value of the collateral if the loan is collateral dependent. A portion of the allowance for loan losses is allocated to impaired loans. Smaller-balance homogeneous loans are evaluated for impairment in total. Such loans include residential first mortgage loans secured by one-to-four family residences, residential construction loans, credit card and automobile, home equity and second mortgage loans. Commercial loans and mortgage loans secured by other properties are evaluated individually for impairment. When analysis of borrower operating results and financial condition indicates that underlying cash flows of the borrower's business are not adequate to meet its debt service requirements, the loan is evaluated for impairment. Loans are generally moved to nonaccrual status when 90 days or more past due. These loans are often also considered impaired. Impaired loans, or portions thereof, are charged off when deemed uncollectable. This typically occurs when the loan is 120 or more days past due.

Concentrations of Credit Risk:
         The Company, through its subsidiaries, grants residential, consumer and commercial loans to customers located primarily in the southeastern Ohio and western West Virginia areas.

The following represents the composition of the loan portfolio at December 31, 2000:

                                                      % of Total Loans
                                                      ----------------
      Real Estate loans ............................        46.78%
      Commercial and industrial loans...............        31.19%
      Consumer loans ...............................        21.86%
      All other loans ..............................          .17%
                                                           -------
                                                           100.00%
                                                           =======

Approximately 6.25% of total loans are unsecured.

         The Bank, in the normal course of its operations, conducts business with correspondent financial institutions. Balances in correspondent accounts, investments in federal funds, certificates of deposit and other short-term securities are closely monitored to ensure that prudent levels of credit and liquidity risks are maintained. At December 31, 2000, the Bank's primary correspondent balance was $6,952 at the Federal Reserve Bank, Cleveland, Ohio.

Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the declining balance and straight-line methods over the estimated useful lives of the various assets. Maintenance and repairs are expensed and major improvements are capitalized.

Other Real Estate: Real estate acquired through foreclosure or deed-in-lieu of foreclosure is included in other assets. Such real estate is carried at the lower of investment in the loan or estimated fair value of the property less estimated selling costs. Any reduction to fair value at the time of acquisition is accounted for as a loan charge-off. Any subsequent reduction in fair value is recorded as a loss on other assets. Costs incurred to carry other real estate are charged to expense. Other real estate owned totaled $34 at December 31, 2000 and $30 at December 31, 1999. Transfers of loans to other real estate were $139 in 2000 and $163 in 1998. There were no transfers of loans to other real estate in 1999.

Long-term Assets: Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may no be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at discounted amounts.

Repurchase  Agreements:   Substantially  all  repurchase  agreement  liabilities
represent amounts advanced by various customers. Securities are pledged to cover these liabilities, which are not covered by federal deposit insurance.

Per Share Amounts: Earnings per share is based on net income divided by the following weighted average number of shares outstanding during the periods:
3,516,205 for 2000,  3,530,203 for 1999 and 3,502,366 for 1998.  The Company had
no dilutive securities outstanding for any period presented.

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

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Reclassifications:  The consolidated financial statements for 1999 and 1998 have
been   reclassified   to  conform   with  the   presentation   for  2000.   Such
reclassifications had no effect on the net results of operations.

NOTE B - SECURITIES
     The amortized cost and estimated fair value of securities as follows:

                                                          Gross        Gross     Estimated
                                            Amortized   Unrealized   Unrealized    Fair
December 31, 2000                             Cost        Gains        Losses      Value
- -----------------                             ----        -----        ------      -----
  Securities Available-for-Sale
  -----------------------------
  U.S. Treasury securities                   $ 2,499      $    9                  $ 2,508
  U.S. Government agency securities           50,127         711       $ (42)      50,796
  Mortgage-backed securities                   2,065           1         (18)       2,048
  Marketable equity securities                 4,467                                4,467
                                             -------      ------       -----      -------
     Total securities                        $59,158      $  721       $ (60)     $59,819
                                             =======      ======       =====      =======
  Securities Held-to-Maturity
  ---------------------------
  Obligations of states and
    political subdivisions                   $15,503      $  383       $ (25)     $15,861
  Mortgage-backed securities                     264           1         (15)         250
                                             -------      ------       -----      -------
     Total securities                        $15,767      $  384       $ (40)     $16,111
                                             =======      ======       =====      =======
                                                          Gross        Gross     Estimated
                                            Amortized   Unrealized   Unrealized    Fair
December 31, 1999                             Cost        Gains        Losses      Value
- -----------------                             ----        -----        ------      -----
  Securities Available-for-Sale
  -----------------------------
  U.S. Treasury securities                   $ 7,490      $   21       $  (1)     $ 7,510
  U.S. Government agency securities           42,328           1        (807)      41,522
  Mortgage-backed securities                   2,307                    (118)       2,189
  Marketable equity securities                 4,150                                4,150
                                             -------      ------       -----      -------
     Total securities                        $56,275      $   22       $(926)     $55,371
                                             =======      ======       =====      =======
  Securities Held-to-Maturity
  ---------------------------
  Obligations of states and
    political subdivisions                   $15,690      $  151       $(247)      15,594
  Mortgage-backed securities                     319           1         (22)         298
                                             -------      ------       -----      -------
     Total securities                        $16,009      $  152       $(269)     $15,892
                                             =======      ======       =====      =======

     On April 1, 1999, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 allows the company a one time reclassification of securities held-to-maturity to classification as available-for-sale or trading. The Company transferred securities with a par value of $27,500 previously classified as held-to-maturity to available-for-sale upon adoption. The unrealized gain, net of tax, on the securities transferred totaled $167. The Company has no derivative or hedging activity covered by SFAS No. 133.
     Securities with a carrying value of approximately $63,488 at December 31, 2000 and $58,984 at December 31, 1999 were pledged to secure public deposits and for other purposes as required or permitted by law.
     The amortized cost and estimated fair value of debt securities at December 31, 2000, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because certain issuers may have the right to call or prepay the debt obligations prior to their contractual maturities.

                                     Available-for-Sale       Held-to-Maturity
                                     ------------------       ----------------
                                               Estimated               Estimated
                                    Amortized    Fair       Amortized    Fair
Debt Securities:                      Cost       Value        Cost       Value
                                      ----       -----        ----       -----
  Due in one year or less          $ 8,524     $ 8,543      $ 2,013    $ 2,019
  Due in one to five years          44,102      44,761        7,012      7,203
  Due in five to ten years                                    3,525      3,606
  Due after ten years                                         2,953      3,033
  Mortgage-backed securities         2,065       2,048          264        250
                                   -------     -------      -------    -------
     Total debt securities         $54,691     $55,352      $15,767    $16,111
                                   =======     =======      =======    =======

     There were no sales of debt and equity securities during 2000. Proceeds from the sale of equity securities in 1999 were $323 with gross gains of $317 realized. Proceeds from the sale of equity securities during 1998 were $1,075 with gross gains of $459 and gross losses of $17 realized.

NOTE C - LOANS

     Loans are comprised of the following at December 31:

                                          2000            1999
                                          ----            ----
Real estate loans                       $209,724        $201,625
Commercial and industrial loans          139,826         119,585
Consumer loans                            98,013          88,942
All other loans                              740           1,006
                                        --------        --------
  Total Loans                           $448,303        $411,158
                                        ========        ========


NOTE D - ALLOWANCE FOR LOAN LOSSES

     Following is an analysis of changes in the allowance for loan losses for years ended December 31:


                                          2000           1999           1998
                                          ----           ----           ----
Balance, beginning of year               $5,055         $4,277         $3,390

Loans charged-off:
  Real estate                                92             41            110
  Commercial                                 61            454            130
  Consumer                                1,642          1,298          1,433
                                         ------         ------         ------
    Total loans charged-off               1,795          1,793          1,673

Recoveries of loans:
  Real estate                                 4             13             40
  Commercial                                                23             47
  Consumer                                  231            232            178
                                         ------         ------         ------
    Total recoveries of loans               235            268            265

Net loan charge-offs                     (1,560)        (1,525)        (1,408)
Provision charged to operations           1,890          2,303          2,295
                                         ------         ------         ------
Balance, end of year                     $5,385         $5,055         $4,277
                                         ======         ======         ======

Information regarding impaired loans is as follows:

                                                          2000           1999
                                                          ----           ----
  Balance of impaired loans                              $1,233         $1,413
                                                         ======         ======
  Portion of impaired loan balance for which
  an allowance for credit losses is allocated            $1,233         $1,413
                                                         ======         ======
  Portion of allowance for loan losses allocated
    to the impaired loan balance                         $  530         $  600
                                                         ======         ======

  Average investment in impaired loans for the year      $1,266         $1,570
                                                         ======         ======
  Interest on impaired loans was not material for years ending 2000, 1999 or 1998.

NOTE E - PREMISES AND EQUIPMENT

Following is a summary of premises and equipment at December 31:

                                                2000           1999
                                                ----           ----

Land                                          $ 1,376        $ 1,375
Buildings                                       8,550          8,435
Furniture and equipment                         7,512          6,784
                                              -------        -------
                                               17,438         16,594
Less accumulated depreciation                   8,153          6,706
                                              -------        -------
     Total Premises and Equipment             $ 9,285        $ 9,888
                                              =======        =======

The following is a summary of the future minimum lease payments for facilities leased by the Company. Lease payments were $344 in 2000 and $255 in 1999.

2001         $  328
2002            316
2003            277
2004            174
2005            121
Thereafter      222
             ------
             $1,438
             ======

NOTE F - DEPOSITS
     Following is a summary of interest-bearing deposits at December 31:

                                                   2000           1999
                                                   ----           ----

NOW accounts                                    $ 80,336       $ 74,447
Savings and Money Market                          36,598         42,095
Time:
 IRA accounts                                     34,683         34,938
   Certificates of Deposit:
     In denominations under $100,000             145,121        136,824
     In denominations of $100,000 or more         87,972         70,583
                                                --------       --------
       Total time deposits                       267,776        242,345
                                                --------       --------
       Total interest-bearing deposits          $384,710       $358,887
                                                ========       ========

     Following is a summary of total time deposits by remaining maturities at December 31:

                                                   2000
                                                  ------
Within one year                                 $193,424
From one to two years                             46,467
From two to three years                           22,576
From three to four years                           2,064
From four to five years                            1,813
Thereafter                                         1,432
                                                --------
     Totals                                     $267,776
                                                ========

NOTE G - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

     Following is a summary of securities sold under agreements to repurchase at December 31:

                                                  2000           1999
                                                  ----           ----

Balance outstanding at period end               $18,345        $16,788
                                                -------        -------
Weighted average interest rate at period end       5.28%         4.54%
                                                -------        -------
Average amount outstanding during the year      $17,606        $13,961
                                                -------        -------
Approximate weighted average interest rate
 during the year                                   4.88%         3.65%
                                                -------        -------
Maximum amount outstanding as of any month end  $22,690        $16,788
                                                -------        -------
Securities underlying these agreements at
 year-end were as follows:
  Carrying value of securities                  $39,177        $36,326
                                                -------        -------
  Fair Value                                    $39,635        $35,793
                                                -------        -------


NOTE H - OTHER BORROWED FUNDS

     Other borrowed funds at December 31, 2000 and 1999 are comprised of advances from the Federal Home Loan Bank (FHLB), promissory notes and Federal Reserve Bank Notes.

                 FHLB Borrowings   Promissory Notes   FRB Notes      Totals
                 ---------------   ----------------   ---------      -------
    2000             $44,753           $ 5,594         $ 3,275       $53,622
    1999             $38,746           $ 3,985         $ 8,500       $51,231

     Pursuant to collateral agreements with the FHLB, advances are secured by certain qualifying first mortgage loans and by FHLB stock which total $67,130 and $4,467 at December 31, 2000. Fixed rate FHLB advances mature through 2010 and have interest rates ranging from 4.88% to 7.08%.
     Promissory notes, issued primarily by the parent company, have fixed rates of 6.50% to 7.25% and are due at various dates through a final maturity date of May 29, 2002.

     Scheduled  principal  payments over the next five years:

               FHLB borrowings     Promissory notes     FRB Notes      Total
               ---------------     ----------------     ---------      -----
2001               $16,487              $5,589           $3,275       $25,351
2002                 8,765                   5                          8,770
2003                 4,581                                              4,581
2004                   675                                                675
2005                   121                                                121
Thereafter          14,124                                             14,124
                   -------              ------           ------       -------
                   $44,753              $5,594           $3,275       $53,622
                   =======              ======           ======       =======

     Letters of credit issued on the Bank's behalf by the FHLB to collateralize certain public unit deposits required by law totaled $33,100 at December 31, 2000 and $24,000 at December 31, 1999. Various investment securities from the Bank used to collateralize FRB notes totaled $9,165 at December 31, 2000 and $9,225 at December 31, 1999.

NOTE I - OBLIGATED MANDATORILY REDEEMABLE CAPITAL SECURITIES OF
         SUBSIDIARY TRUST

   On September 7, 2000 the Company completed the issuance of $5,000 at 10.60% obligated mandatorily redeemable capital securities of a subsidiary trust (Trust Preferred Securities) through a newly formed, wholly-owned subsidiary, Ohio Valley Statutory Trust I (the "Trust Issuer"). The Trust Issuer invested the total proceeds from the sale of trust preferred securities in a long-term subordinated debenture issued by the parent company with a fixed rate of 10.60% and a maturity date of September 7, 2030. The parent company used the net proceeds from the sale of the subordinated debenture to help continue the Company's stock repurchases and provide additional capital to the Bank to support growth. The trust preferred securities were unsecured at December 31, 2000. A description of the trust preferred securities currently outstanding at December 31, 2000 is presented below:

      Issuing               Date of       Interest       Maturity      Principal
      Entity               Issuance         Rate           Date         Balance
- -------------------   -----------------   --------  -----------------  ---------
    Ohio Valley       September 7, 2000    10.60%   September 7, 2030   $5,000
 Statutory Trust I

NOTE J - INCOME TAXES

   The provision for federal income taxes consists of the following components:

                                                 2000       1999      1998
                                                 ----       ----      ----
Current tax expense                             $2,012     $1,908    $2,018
Deferred tax expense (benefit)                    (292)      (262)     (384)
                                                ------     ------    ------
   Total federal income taxes                   $1,720     $1,646    $1,634
                                                ======     ======    ======

     The sources of gross deferred tax assets and gross deferred tax liabilities at December 31:
                                                           2000       1999
                                                           ----       ----
Items giving rise to deferred tax assets:
   Allowance for loan losses in excess of tax reserve     $1,486     $1,334
   Deferred compensation                                     502        401
   Unrealized loss on securities available-for-sale                     307
   Other                                                     126         90

Items giving rise to deferred tax liabilities:
   Investment accretion                                      (34)       (25)
   Depreciation                                              (56)      (124)
   FHLB stock dividends                                     (439)      (333)
   Unrealized gain on securities available-for-sale         (225)
   Lease receivables                                                    (46)
   Other                                                      (4)        (8)
                                                          ------     ------
Net deferred tax asset                                    $1,356     $1,596
                                                          ======     ======

     The difference between the financial statement tax provision and amounts computed by applying the statutory federal income tax rate of 34% to income before taxes is as follows:

                                                      2000       1999     1998
                                                      ----       ----     ----

Statutory tax                                       $2,081     $2,019    $1,960
Effect of nontaxable interest
   and dividends                                      (278)      (297)     (298)
Nondeductible interest expense                          49         46        46
Insurance contracts                                   (139)      (117)     (110)
Other items                                              7         (5)       36
                                                    ------     ------    ------
   Total federal income taxes                       $1,720     $1,646    $1,634
                                                    ======     ======    ======

     There were no taxes attributable to gains on sale of securities in 2000. Taxes attributable to gains on sale of securities totaled $108 in 1999 and $150 in 1998.

NOTE K - COMMITMENTS AND CONTINGENT LIABILITIES

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

   Following is a summary of such commitments at December 31:

   Commitments to extend credit                  2000        1999
                                                -----       -----

        Fixed rate                             $   811     $ 3,033
        Variable rate                           45,418      37,721

   Standby letters of credit                     5,906       9,072

   The interest rate on fixed rate commitments ranged from 7.375% to 17.90% at December 31, 2000.

   Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.
   There are various contingent liabilities that are not reflected in the financial statements, including claims and legal action arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material effect on financial condition or results of operations.
   The bank subsidiary of the Company is required to maintain average reserve balances with the Federal Reserve Bank or as cash in the vault. The amount of those reserve balances for the year ended December 31, 2000, was approximately $6,088.


NOTE L - RELATED PARTY TRANSACTIONS

   Certain directors, executive officers and companies in which they are affiliated were loan customers during 2000. A summary of activity on these borrower relationships with aggregate debt greater than $60 is as follows:

Total loans at January 1, 2000        $14,457
   New loans                            5,974
   Repayments                          (5,903)
   Other changes                       (1,592)
                                      -------
Total loans at December 31, 2000      $12,936
                                      =======

   Other changes include adjustment for loans applicable to one reporting period that are excludable from the other reporting period. In addition, certain directors, executive officers and companies in which they are affiliated were recipients of promissory notes issued by the parent company in the amount of $2,250.

NOTE M - EMPLOYEE BENEFITS

   The Bank has a profit-sharing plan for the benefit of its employees and their beneficiaries. Contributions to the plan are determined by the Board of Directors. Contributions charged to expense were $146, $131 and $111 for 2000, 1999 and 1998.
   The Company maintains an Employee Stock Ownership Plan (ESOP) covering substantially all of its employees. The Company makes discretionary contributions to the plan which are allocated to plan participants based on relative compensation. The total number of shares held by the Plan, all of which have been allocated to participant accounts were 167,598 and 178,872 at December 31, 2000 and 1999. In addition, the Bank made contributions to its ESOP Trust as follows:

                                      Years ended December 31
                                  2000         1999         1998
                                  ----         ----         ----

Number of shares issued                        7,500        5,450
                                  =====        =====        =====

Value of stock contributed                     $ 249        $ 228

Cash contributed                  $ 293           12
                                  -----        -----        -----

Total charged to expense          $ 293        $ 261        $ 228
                                  =====        =====        =====

   Life insurance contracts with a cash surrender value of $9,408 have been purchased by the Company, the owner the of policies. The purpose of these contracts was to replace a current group life insurance program for executive officers and implement a supplemental retirement program. The cost of providing the benefits to the participants of the supplemental retirement program is expected to be offset by the earnings on the life insurance contracts.

NOTE N - OTHER COMPREHENSIVE INCOME

   Other comprehensive income components and related taxes for the years ended December 31, are as follow:


                                                  2000       1999       1998
Unrealized holding gains (losses) on              ----       ----       ----
 available-for-sale securities                 $ 1,565    $(1,548)    $  286

Cumulative effect of securities transferred                   253

Less: Reclassification adjustment for
 gains (losses) later recognized in income                    317        442
                                               -------     -------   -------
Net unrealized gain (losses)                     1,565     (1,612)      (156)

Tax effect                                         532       (548)       (53)
                                               -------     -------   -------
 Other comprehensive income                    $ 1,033    $(1,064)     $(103)
                                               =======     =======   =======

NOTE O - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

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

Loans: The fair value of fixed rate loans is estimated by discounting future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The fair market value of commitments is not material at December 31, 2000 or 1999.

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

In addition, other assets and liabilities that are not defined as financial instruments were not included in the disclosures below, such as premises and equipment and life insurance contracts.

   The estimated fair values of the Company's financial instruments at December 31, are as follows:

                                             2000                  1999
                                             ----                  ----
                                       Carrying     Fair     Carrying    Fair
                                         Value      Value      Value     Value
                                         -----      -----      -----     -----

Financial assets:
   Cash and short-term investments    $ 15,385   $ 15,385   $ 19,806   $ 19,806
   Securities                           71,119     71,463     67,230     67,113
   FHLB stock                            4,467      4,467      4,150      4,150
   Loans                               442,918    445,730    406,103    410,373
   Accrued interest receivable           4,104      4,104      3,298      3,298

Financial liabilities:
   Deposits                           (432,371)  (435,155)  (405,331)  (405,386)
   Securities sold under agreements
     to repurchase                     (18,345)   (18,345)   (16,788)   (16,788)
   Other borrowed funds                (53,622)   (53,539)   (51,231)   (50,141)
   Obligated mandatorily redeemable
     capital securities of subsidiary
     trust                              (5,000)    (5,167)
   Accrued interest payable             (6,096)    (6,096)    (4,487)    (4,487)

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

NOTE P - REGULATORY MATTERS

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

At year-end, consolidated actual capital levels (in thousands) and minimum required levels for the Company and Bank were:

                                                                                   Minimum Required
                                                                                      To Be Well
                                                               Minimum Required    Capitalized Under
                                                                  For Capital      Prompt Corrective
                                                Actual         Adequacy Purposes   Action Regulations
                                                ------         -----------------   ------------------
                                            Amount   Ratio       Amount  Ratio       Amount   Ratio
                                            ------   -----       ------  -----       ------   -----
2000
Total capital (to risk weighted assets)
   Consolidated                            $52,975   12.5%      $34,012   8.0%      $42,515   10.0%
   The Ohio Valley Bank Company            $48,391   12.4%      $31,129   8.0%      $38,912   10.0%
Tier 1 capital (to risk weighted assets)
   Consolidated                            $47,660   11.2%      $17,006   4.0%      $25,509    6.0%
   The Ohio Valley Bank Company            $43,525   11.2%      $15,565   4.0%      $23,347    6.0%
Tier 1 capital (to average assets)
   Consolidated                            $47,660    8.5%      $22,488   4.0%      $28,110    5.0%
   The Ohio Valley Bank Company            $43,525    7.9%      $22,009   4.0%      $27,511    5.0%

1999
Total capital (to risk weighted assets)
   Consolidated                            $46,622   12.3%      $30,238   8.0%      $37,797   10.0%
   The Ohio Valley Bank Company            $42,495   11.5%      $29,637   8.0%      $37,047   10.0%
Tier 1 capital (to risk weighted assets)
   Consolidated                            $41,893   11.1%      $15,119   4.0%      $22,678    6.0%
   The Ohio Valley Bank Company            $33,862    9.1%      $14,819   4.0%      $22,228    6.0%
Tier 1 capital (to average assets)
   Consolidated                            $41,893    8.1%      $20,707   4.0%      $25,884    5.0%
   The Ohio Valley Bank Company            $33,862    6.6%      $20,377   4.0%      $25,471    5.0%

   The Company and Bank at year-end 2000 were categorized as well capitalized. Management is not aware of any event or circumstances subsequent to year-end that would change the Company's or Bank's capital structure.
   Dividends paid by the subsidiaries are the primary source of funds available to the Company for payment of dividends to shareholders and for other working capital needs. The payment of dividends by the subsidiaries to the Company is subject to restrictions by regulatory authorities. These restrictions generally limit dividends to the current and prior two years retained earnings. At December 31, 2000, approximately $11,467 of the subsidiaries' retained earnings were available for dividends under these guidelines. In addition to these restrictions, as a practical matter, dividend payments cannot reduce regulatory capital levels below minimum regulatory guidelines. These restrictions do not presently limit the Company from paying dividends at its historical level.

NOTE Q - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

   Below is condensed financial information of Ohio Valley Banc Corp. In this information, the parent's investment in subsidiaries is stated at cost plus equity in undistributed earnings of the subsidiaries since acquisition. This information should be read in conjunction with the consolidated financial statements.

       CONDENSED STATEMENTS OF CONDITION                 at December 31:
Assets                                                   2000      1999
                                                         ----      ----
  Cash and cash equivalents                           $    50    $    50
  Interest-bearing balances with subsidiaries             259      1,060
  Investment in subsidiaries                           47,045     36,205
  Notes receivable - subsidiaries                       5,947      9,455
  Other assets                                          2,115        101
                                                      -------    -------
    Total assets                                      $55,416    $46,871
                                                      =======    =======

Liabilities
 Notes Payable                                        $  5,576   $ 3,955
 Subordinated debentures                                 5,155
 Other liabilities                                         193       208
                                                       -------   -------
    Total liabilities                                   10,924     4,163
                                                       -------   -------
Shareholders' Equity
 Total shareholders' equity                             44,492    42,708
                                                       -------   -------
     Total liabilities and shareholders' equity        $55,416   $46,871
                                                       =======   =======


       CONDENSED STATEMENTS OF INCOME

                                                       Years ended December 31:
                                                        2000     1999     1998
                                                        ----     ----     ----
Income:
  Interest on deposits                                $   33    $  102   $  107
  Interest on loans                                        6        12       54
  Interest on notes                                      474       502      386
  Other operating income                                  19                  3
  Dividends from bank subsidiary                         925       425    1,000

Expenses:
  Interest on notes                                      343       263      196
  Operating expenses                                     317       153      181
                                                      ------    ------   ------
  Income before federal income taxes and equity
    in undistributed earnings of subsidiaries            797       625    1,173
  Income tax benefit (expense)                            42       (68)     (85)
  Equity in undistributed earnings of subsidiaries     3,561     3,735    3,042
                                                      ------    ------   ------
    Net Income                                        $4,400    $4,292   $4,130
                                                      ======    ======   ======

       CONDENSED STATEMENT OF CASH FLOWS

            Years ended December 31:                    2000     1999     1998
                                                        ----     ----     ----
Cash flows from operating activities:
  Net income                                          $4,400    $4,292   $4,130
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Equity in undistributed earnings of subsidiaries(3,561)   (3,735)  (3,042)
      Change in other assets                          (2,014)      (36)   1,198
      Change in other liabilities                        (15)       (8)     111
                                                      ------    ------   ------
      Net cash provided by operating activities       (1,190)      513    2,397
                                                      ------    ------   ------

Cash flows from investing activities:
  Capital contributions to subsidiaries               (6,090)
  Proceeds from repayment of long-term note
    from subsidiary                                    4,000
  Change in other long-term investments                 (156)
  Change in other short-term investments                (645)     (948)  (4,434)
  Change in subsidiary line of credit                    153      (186)   1,750
  Change in interest-bearing deposits                    801     5,744   (6,562)
                                                      ------     ------  ------
    Net cash used in investing activities             (1,937)     4,610  (9,246)
                                                      ------     ------  ------

Cash flows from financing activities:
  Proceeds from issuance of long-term debt             5,155
  Change in other short-term borrowings                1,621    (3,923)   7,003
  Cash dividends paid                                 (2,074)   (1,877)  (1,506)
  Cash paid in lieu of fractional shares in stock split            (15)      (7)
  Proceeds from issuance of common stock                 317       881    1,359
  Purchases of treasury stock                         (1,892)     (189)
                                                       ------   ------   ------
    Net cash used in financing activities              3,127    (5,123)   6,849
                                                       ------   ------   ------

Cash and cash equivalents:
  Change in cash and cash equivalents                       0        0        0
  Cash and cash equivalents at beginning of year           50       50       50
                                                       ------   ------   ------
    Cash and cash equivalents at end of year           $   50   $   50   $   50
                                                       ======   ======   ======

NOTE R - ACQUISITION AND INTANGIBLE ASSETS

     On September  24, 1999,  the Bank acquired  from  Huntington  National Bank
(HNB) certain assets and assumed certain deposits and other liabilities in accordance with a purchase and assumption agreement of the same date.
     The acquisition was accounted for using the purchase method of accounting. Accordingly, the assets acquired and liabilities assumed have been recorded based on their estimated fair market value at the date of acquisition. A summary of assets acquired and liabilities assumed follow:


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
                                        =======

     Goodwill totaled $1,396 at December 31, 2000 and is being amortized over an original term of 12 years on a straight line basis. Amortization expense for goodwill totaled $129 for 2000 and $30 for 1999.

     On December 15, 1998 Jackson Savings Bank, Jackson, Ohio was acquired in a business combination accounted for as a pooling of interests. A total of 74,167 shares of the Company's common stock were issued in exchange for all of the outstanding shares of Jackson and Jackson became a wholly owned subsidiary of the Company. The consolidated financial statements have been restated to include the effect of Jackson for all periods presented based on the historical amounts reported by Jackson. The following is a summary of the separate results of operations of the Company and Jackson for the year ended December 31, 1998.

                             Years ended December 31:

                               1998
Net interest income
 Company                     $18,988
 Jackson                         512
                             -------
 Combined                    $19,500
                             =======

Net income
 Company                     $ 3,788
 Jackson                         342
                             -------
 Combined                    $ 4,130
                             =======

     On November 11, 2000, Jackson merged into the Bank with management's objective of improving operational efficiencies.

CONSOLIDATED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
(dollars in thousands, except per share data)

                                          Quarters Ended

       2000                   Mar. 31    Jun. 30    Sept. 30   Dec. 31

Total interest income         $10,652    $11,100     $11,627    $11,816
Total interest expense          5,380      5,778       6,282      6,625
Net interest income             5,272      5,322       5,345      5,191
Provision for loan losses         302        407         456        725
    Net Income                  1,052        991       1,099      1,258

Net income per share          $   .30    $   .28     $   .31    $   .36


       1999

Total interest income         $ 9,437    $ 9,890     $10,214    $10,465
Total interest expense          4,376      4,558       4,765      5,138
Net interest income             5,061      5,332       5,449      5,327
Provision for loan losses         448        557         438        861
    Net Income                  1,032      1,141       1,097      1,022

Net income per share          $   .29    $   .33     $   .31    $   .29


       1998

Total interest income         $ 8,181    $ 8,720     $ 8,981    $ 9,309
Total interest expense          3,683      3,839       4,027      4,142
Net interest income             4,498      4,881       4,954      5,167
Provision for loan losses         357        535         491        912
    Net Income                    967        994       1,004      1,165

Net income per share          $   .28    $   .28     $   .29    $   .33

REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
Ohio Valley Banc Corp.
Gallipolis, Ohio

   We have audited the accompanying consolidated statements of condition of Ohio Valley Banc Corp., as of December 31, 2000 and 1999 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ohio Valley Banc Corp. as of December 31, 2000 and 1999 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with generally accepted accounting principles.






                                                  Crowe, Chizek and Company LLP

Columbus, Ohio
February 1, 2001

SUMMARY OF COMMON STOCK DATA

                             OHIO VALLEY BANC CORP.
                     Years ended December 31, 2000 and 1999

INFORMATION AS TO STOCK PRICES AND DIVIDENDS: The market for the common stock of the Company is not highly active and trading has historically been limited. On February 9, 1996, the Company's common stock was established on NASDAQ securities market under the symbol "OVBC". Prior to this date a limited market was created in the first quarter of 1992 through the Ohio Company.

     The following table shows bid and ask quotations for the Company's common stock during 2000 and 1999. The range of market price is compiled from data provided by the broker based on limited trading. The quotations are inter-dealer prices, without retail markup, markdown, or commission, and may not represent actual transactions.

2000              Low Bid      High Bid      Low Ask       High Ask
- ----              -------      --------      -------       --------

First Quarter     $29.50        $33.50        $30.00        $34.75
Second Quarter     26.00         29.50         26.75         31.00
Third Quarter      25.75         26.63         26.25         28.00
Fourth Quarter     24.75         26.56         25.13         27.25

1999              Low Bid      High Bid      Low Ask       High Ask
- ----              -------      --------      -------       --------

First Quarter     $32.80        $33.60        $33.60        $35.20
Second Quarter     31.25         34.00         32.38         36.00
Third Quarter      29.25         33.50         29.50         35.00
Fourth Quarter     31.25         35.00         32.00         35.75

Dividends per share      2000        1999
- -------------------      ----        ----

First Quarter            $.14        $.11
Second Quarter            .15         .14
Third Quarter             .15         .14
Fourth Quarter            .15         .14

     Shown above is a table which reflects the dividends paid per share on the Company's common stock. This disclosure is based on the weighted average number of shares for each year and does not indicate the amount paid on the actual shares outstanding at the end of each quarter. As of December 31, 2000 the number of holders of common stock was 1,839 an increase from 1,766 shareholders at December 31, 1999.

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

RESULTS OF OPERATIONS:

SUMMARY
         Ohio Valley Banc Corp generated earnings of $4,400 for 2000 an increase of 2.5% from 1999. Net income was up 3.9% in 1999. Net income per share of $1.25 for 2000 represented continued growth from $1.22 in 1999 and $1.18 in 1998. Asset growth for 2000 was $39,601 or 7.6% which grew total assets to $561,658. The Company's return on assets (ROA) declined to .81% for 2000 compared to 1999's ROA of .88% and 1998's ROA of 1.01%. Return on equity (ROE) was 10.29% for 2000 compared to 10.29% for 1999 and 10.69% for 1998. The average of the bid and ask price for the Company's stock was $25.375 at December 31, 2000 compared to $33.625 at year-end 1999 and $33.20 at year-end 1998.

NET INTEREST INCOME
         The most significant portion of the Company's revenue, net interest income, results from properly managing the spread between interest income on earning assets and interest expense on the liabilities used to fund those assets. Net interest income is affected by changes in both the average volume and mix of the balance sheet and the level of interest rates for financial instruments. Changes in net interest income are measured by net interest margin and net interest spread. Net interest margin is expressed as net interest income divided by average interest-earning assets. Net interest spread is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. Both of these are reported on a taxable equivalent basis. Net interest margin is greater than net interest spread due to the interest earned on interest-earning assets funded from noninterest bearing funding sources, primarily demand deposits and stockholders' equity. Following is a discussion of changes in interest-earning assets, interest-bearing liabilities and the associated impact on interest income and interest expense for the three years ending December 31, 2000. Tables I and II have been prepared to summarize the significant changes outlined in this analysis.
         Net interest income on a fully tax equivalent basis (FTE) declined $59 in 2000, a decrease of .27% compared to the $21,546 earned in 1999. This decline was primarily attributable to an increase in funding costs resulting in a lower net interest margin. For 1999, net interest income increased 8.4% over 1998. The growth in net interest income for 1999 was attributable to an increase in interest-earning assets which was partially offset by a decline in net interest margin.
         For 2000, average earning assets grew by 11.3% as compared to growth of 19.5% in 1999. Driving the growth in earning assets was the growth in average loan balances. Average total loans expanded $49,812 or 13.0% from 1999 and represented 84.7% of earning assets. This compares to average loan growth of 25.2% for 1999 and loans representing 83.4% of earning assets. Management focuses on generating loan growth as this portion of earning assets provides the greatest return to the Company. Although loans comprise a larger percentage of earning assets, management is comfortable with the current level of loans based on collateral values, the balance of the allowance for loan losses and the Company's well-capitalized status. Average securities declined from 18.6% of earning assets for 1998 to 14.5% in 2000. Management maintains securities at a dollar level adequate to provide ample liquidity and cover pledging requirements.

         Average interest-bearing liabilities increased 12.9% between 1999 and 2000 and increased 22.1% between 1998 and 1999. While the composition of interest-bearing liabilities consists mostly of time deposits, which were 57.5%of interest-bearing liabilities in 2000, 53.7% in 1999 and 58.7% in 1998, more emphasis has been placed on other borrowed funds and NOW accounts. Borrowed funds have increased from 8.3% of interest-bearing liabilities in 1998 to 10.6% in 2000. The use of borrowed funds has been a cost-effective funding source for the Company's positive loan growth. The average cost of borrowed funds for 2000 is 6.00% compared to time deposits average cost of 6.03%. Management has also been effective in generating additional deposits through NOW accounts, which have increased from 11.2% of interest-bearing liabilities in 1998 to 18.4% in 2000. Although these balances were influenced by more aggressive pricing on NOW accounts, the average cost was less than traditional time deposits.
         The net interest margin declined .49% to 4.21% in 2000 from 4.70% in 1999. This is compared to a .48% decrease in the net interest margin in 1999. Contributing to the decline in net interest margin in 2000 was the decrease in the net interest spread of .51%. The increase in yield on earning assets of .12% was completely offset by the increase in funding costs of .63%. Contributing to the positive growth in yield on earning assets was an increase in the return on average loans of .07% from 1999 combined with higher average balances in loans. Total funding costs increased as a result of the cost of borrowings increasing
 .61% and time deposits increasing .53%, largely due to the interest rate increases that were evident in 2000. Additionally, the cost of NOW accounts increased .79%. The impact of interest free funds on the net interest margin increased from .65% in 1999 to .67% in 2000. The .02% increase in the contribution of interest free funding sources combined with the .51% decrease in the net interest spread yielded the .49% decrease in the net interest margin. The 1999 decrease in net interest margin was due to a .37% decrease in net interest spread with asset yields decreasing .46% partially offset by funding costs decreasing .09%. The decrease in net interest spread was further impacted by a decrease of .11% from interest free funding sources. Although the net interest margin will continue to be challenged in 2001, management does not expect the net interest margin to decline at the levels experienced in 2000 and 1999.

NONINTEREST INCOME AND EXPENSE
         Total noninterest income, excluding securities gains and losses, increased $1,093 a 37.1% gain over 1999. Total other income increased 21.4% in 1999. Driving the Company's growth in noninterest income was the increase in service charge income on deposit accounts which was up $779 in 2000 and $268 in 1999. Income earned on life insurance contracts from the Company's supplemental retirement program was up $75 in 2000 and $28 in 1999. Additionally, other operating income increased $197 over 1999 and $188 over 1998 with gains in fee income from debit and credit card transactions, commissions earned from loan insurance sales and loan service fees.
         Total noninterest expense increased $918 or 5.7% in 2000 and $1,859 or 13.1% in 1999. The most significant expense in this category is salary and employee benefits which increased $110 or only 1.2% from 1999 to 2000.
Contributing to this minimal increase was the decrease in the Company's full-time equivalent employee base from 257 at year-end 1999 to 237 at year-end 2000, as more emphasis has been placed on reallocating employees'responsibilities as opposed to hiring new individuals. Salaries and employee benefits expense increased $1,101 or 13.6% from 1998 to 1999 largely due to the new branch openings and acquisitions during this period which contributed to the increase in number of full-time equivalent employees. Also associated with the new offices was an increase in occupancy expense and furniture and equipment expense for both 2000 and 1999. These increased costs are related to depreciation, rental property costs and utilities. The increase in other operating expenses was related to advertising, computer software depreciation, conversion expenses from the purchase of the Huntington branches, expenses associated with the 1998 acquisition and 2000 merger of Jackson Savings and general inflationary increases.

FINANCIAL CONDITION:

SECURITIES
         Management's goal in structuring the portfolio is to maintain a prudent level of liquidity while providing an acceptable rate of return without sacrificing asset quality. Maturing securities have historically provided sufficient liquidity such that management has not sold a debt security in several years.
         Total securities increased $4,206 or 5.9% compared to year-end 1999. A portion of this increase was related to the market appreciation on securities classified as available for sale. The portfolio consists primarily of U.S. Treasury notes and U.S. Government agency bonds which comprise approximately 71% of total securities. Based on the overall composition, the portfolio's exposure to credit risk is minimal. The weighted average FTE yield on debt securities at year-end 2000 was 6.54% as compared to 6.42% at year-end 1999. Although management strategically ladders investment maturities to reduce the exposure to changes in interest rates, the yield on securities should decline in 2001 based on current reinvestment opportunities. Table III provides a summary of the portfolio by category and remaining contractual maturity. Issues classified as equity securities have no stated maturity date and are not included in Table III.

LOANS
         In 2000, total loans increased $37,145 or 9.0% to reach $448,303. The largest contributor was commercial loans which experienced growth of $20,241 or 16.9%. The commercial loan area originated nearly $80,000 in loans for 2000. Approximately 77% of the loans were originated in Gallia, Jackson, Pike and Franklin counties and 16% was originated from our West Virginia markets. Consumer loans expanded by $9,071 representing a 10.2% gain. A portion of the consumer loans were originated through indirect lending, primarily from area automobile dealers, and are subject to the same underwriting as our regular loans. Indirect loan balances represent about one third of total consumer loans. In 2000, real estate loans grew $8,099 a decline from the growth of $37,975 generated in 1999. Like many financial institutions, the Company's real estate growth was impacted by the higher interest rates experienced during 2000. With the Company's expansion into new markets, approximately two thirds of real estate originations occurred outside of Gallia county. The Company generally originates real estate loans for its own portfolio, as very few loans are sold on the secondary market. Recently, the Bank began offering secondary market loans through the West Virginia Housing Authority to enhance its customer service and loan pricing. Tables V, VI, and VII have been provided to enhance the understanding of the loan portfolio and the allowance for potential loan losses. Management evaluates the adequacy of the allowance for loan losses quarterly based on several factors including, but not limited to, general economic conditions, loan portfolio composition, prior loan loss experience, and management's estimate of probable losses. Actual losses on loans are reflected as reductions in the reserve and are referred to as charge-offs. The amount of the provision for loan losses charged to operating expenses is the amount necessary, in management's opinion, to maintain the allowance for loan losses at an adequate level. The allowance required is primarily a function of the relative quality of the loans in the loan portfolio, the mix of loans in the portfolio and the rate of growth of outstanding loans.
         The ratio of net charge-offs to average total loans at December 31, 2000 was .36% down from .40% at December 31, 1999 due mostly to declining losses in the commercial loan area. Net charge-offs in both the real estate and commercial loan areas still remain relatively low, which represents the overall quality of these segments of the loan portfolio. Nonperforming loans, which include nonaccrual loans and accruing loans past due 90 days or more, are returned to performing status when the loan is brought current and has performed in accordance with contractual terms. Nonperforming loans were approximately $6,639 or 1.48% of outstanding balances at December 31, 2000 compared to $6,664 or 1.62% of outstanding balances at the end of 1999.
         For 2000, provision expense was down by $413 compared to the provision expense for 1999. This decline in provision expense was largely associated with the slower growth rate of the loan portfolio in 2000 (9.0%) as compared to 1999 (18.4%). In addition, net charge-offs as a percent of average total loans and nonperforming loans to total loans both declined in 2000. Furthermore, real estate loans comprise nearly 47% of the loan portfolio. This type of loan typically represents relatively lower risk loans due to higher, more stable value of collateral and therefore require a lower allocation of the allowance for loan losses. As a percentage of total loans, the allowance for loan losses at December 31, 2000 was 1.20%, down from 1.23% at December 31, 1999. Management believes the allowance is adequate to absorb probable losses in the portfolio based on collateral values as well as a high relative volume of real estate mortgages. Management anticipates that it will continue its provision to the allowance for loan losses at its current level for the foreseeable future based on the current status of nonperforming loans.

DEPOSITS
         Interest-earning assets are funded primarily by deposits. The accompanying table IV shows the composition of total deposits as of December 31, 2000. Total deposits grew $27,040 or 6.7% to reach $432,371 by year-end 2000. Leading the growth in deposits was certificates of deposits with an increase of $25,431. The certificate of deposit growth occurred mostly in Gallia, Mason, Cabell and Meigs counties. NOW accounts also contributed to deposit growth with an increase of $5,889 driven by the Company's Gold Club product, which offers a NOW account combined with other banking benefits. This product also contributed to the $5,497 decrease in savings and money market accounts which pay lower interest rates than the Gold Club account. Noninterest-bearing deposits increased $1,217. With the expansion in new markets, management expects continued growth in deposits in 2001.

FUNDS BORROWED
         In addition to traditional deposits, the Company considers borrowed funds when evaluating funding sources. Other funds borrowed consist primarily of Federal Home Loan Bank (FHLB) advances, securities sold under agreements to repurchase, and promissory notes. FHLB advances are subject to collateral agreements and are secured by qualifying first mortgage loans and FHLB stock. Management has utilized FHLB advances to fund long-term assets and to fund short-term liquidity needs. At December 31, 2000, the balance of FHLB advances totaled $44,753 compared to $38,746 at December 31, 1999. FHLB borrowings have two distinct advantages: they can be less expensive than deposits for comparable terms and they are not subject to early redemption. Management will continue to evaluate borrowings from the FHLB as an alternative funding source. Promissory notes are primarily associated with funding loans at Loan Central and were issued with terms of one year or less.

CAPITAL RESOURCES
         The Company maintains a capital level that exceeds regulatory requirements as a margin of safety for its depositors and shareholders. Shareholders' equity totaled $44,492 at December 31, 2000, compared to $42,708 at December 31, 1999, which represents growth of 4.2%. All of the capital ratios exceeded the regulatory minimum guidelines as identified in Note P "Regulatory Matters".
         Cash dividends paid of $2,074 for 2000 represents a 10.5% increase over the cash dividends paid during 1999. The increase in cash dividends paid is largely due to an increase in the dividend rate paid per share.
         The Company maintains a dividend reinvestment and stock purchase plan. The plan allows shareholders to purchase additional shares of company stock. A benefit of the plan is to permit the shareholders to reinvest cash dividends as well as make supplemental purchases without the usual payment of brokerage commissions. During 2000, the Company issued 11,198 shares under the dividend reinvestment and stock purchase plan. At December 31, 2000, approximately 73% of the shareholders were enrolled in the dividend reinvestment plan. Members of the plan invested $317 in 2000 which represents 15% of year-to-date dividends paid. As part of the Company's stock repurchase program, management was able to utilize the proceeds from reinvested dividends and voluntary participant cash to purchase shares on the open market and redistribute those dollars through the dividend reinvestment plan with less need for the issuance of common stock. The Company's Board of Directors recently voted to extend the maturity date of the stock repurchase program to February 10, 2002.

LIQUIDITY AND INTEREST RATE SENSITIVITY
         The Company's goal for interest rate sensitivity management is to maintain a balance between steady net interest income growth and the risks associated with interest rate fluctuations. Interest rate risk ("IRR") is the exposure of the Company's financial condition to adverse movements in interest rates. Accepting this risk can be an important source of profitability, but excessive levels of IRR can threaten the Company's earnings and capital. It is management's policy not to position the balance sheet so as to expose the Company to levels of interest rate risk which could significantly impair earnings performance or endanger capital.
         The Company's asset and liability committee monitors the rate sensitivity of the balance sheet weekly through parameters established by the Board of Directors. The committee uses an interest rate sensitivity gap analysis prepared quarterly to monitor the relationship between the maturity and repricing of its interest-earning assets and interest-bearing liabilities. Interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets and interest-bearing liabilities maturing or repricing within a specified time period. A gap position is considered positive when the amount of interest sensitive assets exceed the amount of interest sensitive liabilities, and is considered negative when the amount interest sensitive liabilities exceed the amount of interest sensitive assets. Generally, during a period of rising interest rates, a negative gap would adversely affect net interest income, while a positive gap would result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would result in an increase in net interest income, while a positive gap would negatively affect net interest income. This analysis assumes that interest rate changes for interest-earning assets and interest-bearing liabilities are of the same magnitude and velocity, whereas actual interest rate changes generally differ in magnitude and velocity. Based on the gap model, the Company was liability sensitive in the short term and asset sensitive for periods over five years.
         The Company's exposure to interest rate risk is primarily managed through the selection of the type and repricing characteristics of interest-earning assets and interest-bearing liabilities. Management can influence the Company's gap position by offering fixed or variable rate products, by changing the terms of new loans, investments and time deposits, or by selling existing assets or repaying certain liabilities. The Company's ability to manage its gap position can be challenged by customer preferences which may not meet the Company's goals. The FHLB assists in funding interest-earning assets by providing advances with similar repricing characteristics as many of the loans offered by the Company.
         Table VIII provides information about the Company's financial instruments that are sensitive to changes in interest rates. The table presents repricing opportunities strictly by maturity date without regard for repricing dates for variable rate products. Noninterest-bearing checking deposits assume an annual decay rate of 14% and savings and interest-bearing checking accounts assume an annual decay rate of 20% based on the Company's historical experience. A fundamental difference between the table and the gap model previously discussed is that the table presents financial intruments based on the date of expected cash flows while gap analysis only focuses on repricing characteristics of financial instruments.
         Liquidity management should focus on matching the cash inflows and outflows within the Company's natural market for loans and deposits. This goal is accomplished by maintaining sufficient asset liquidity along with stable core deposits. The primary sources of liquidity are interest-bearing balances with banks, federal funds sold and the maturity and repayment of investments and loans as well as cash flows provided from operations. The Company has classified $59,819 in securities as available for sale at December 31, 2000. In addition, the Federal Home Loan Bank in Cincinnati offers advances to the Bank which further enhances the Bank's ability to meet liquidity demands. The Bank also has the ability to purchase federal funds from several of its correspondent banks. Management does not rely on any single source of liquidity and monitors the level of liquidity based on many factors affecting the Company's financial condition. See statement of cash flows.

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

CONSOLIDATED AVERAGE BALANCE SHEET & ANALYSIS OF NET INTEREST INCOME

Table I
                                                                        December 31
                                   ------------------------------------------------------------------------------------
                                              2000                         1999                         1998
(dollars in thousands)             --------------------------   --------------------------   --------------------------
                                   Average    Income/  Yield/   Average    Income/  Yield/   Average    Income/  Yield/
                                   Balance    Expense   Rate    Balance    Expense   Rate    Balance    Expense   Rate
                                   -------    -------   ----    -------    -------   ----    -------    -------   ----
ASSETS
- ------
Interest-earning assets:
  Interest-bearing balances         $   729        34   4.63%   $    781   $    30   3.87%   $  3,079   $   176   5.71%
    with banks
  Federal funds sold                  3,418       208   6.10       2,485       121   4.87       3,910       214   5.47
  Securities:
    Taxable                          58,106     3,690   6.35      56,153     3,490   6.21      55,092     3,457   6.27
    Tax exempt                       15,898     1,137   7.15      16,849     1,183   7.02      16,307     1,136   6.97
  Loans                             432,165    40,483   9.37     382,353    35,559   9.30     305,392    30,590  10.02
                                   --------   -------  -----    --------   -------  -----    --------   -------  -----
    Total interest-
      earning assets                510,316    45,552   8.93%    458,621    40,383   8.81%    383,780    35,573   9.27%

Noninterest-earning assets:
  Cash and due from banks            12,851                       13,146                        9,268
  Other nonearning assets            26,257                       21,517                       19,065
  Allowance for loan losses          (5,118)                      (4,652)                      (3,631)
                                   --------                     --------                     --------
    Total noninterest-
      earning assets                 33,990                       30,011                       24,702

        Total assets               $544,306                     $488,632                     $408,482
                                   ========                     ========                     ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
  NOW accounts                     $82,307      3,780   4.59%   $ 66,105     2,514   3.80%   $ 36,152     1,222   3.38%
  Savings and Money Market          42,430      1,091   2.57      52,628     1,426   2.71      52,671     1,381   2.62
  Time deposits                    256,846     15,496   6.03     212,091    11,662   5.50     189,955    10,886   5.73
  Repurchase agreements             17,606        859   4.88      13,961       510   3.65      18,148       685   3.77
  Other borrowed money              47,311      2,839   6.00      50,539     2,725   5.39      26,832     1,517   5.65
                                  --------    -------  -----    --------   -------  -----    --------   -------  -----
    Total interest-
      bearing liabilities          446,500     24,065   5.39%    395,324    18,837   4.76%    323,758    15,691   4.85%

Noninterest-bearing liabilities:
  Demand deposit accounts            47,291                       45,226                       40,715
  Other liabilities                   7,742                        6,352                        5,370
                                   --------                     --------                       ------
    Total noninterest-
      bearing liabilities            55,033                       51,578                       46,085

  Shareholders' equity               42,773                       41,730                       38,639
                                   --------                     --------                     --------
    Total liabilities and
      shareholders' equity         $544,306                     $488,632                     $408,482
                                   ========                     ========                     ========

Net interest earnings                         $21,487                      $21,546                      $19,882
                                              =======                      =======                      =======
Net interest earnings as a percent
  of interest-earning assets                           4.21%                        4.70%                        5.18%
                                                       -----                        -----                        -----
Net interest rate spread                               3.54%                        4.05%                        4.42%
                                                       -----                        -----                        -----
Average interest-bearing liabilities
  to average earning assets                            87.49%                       86.20%                       84.36%
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

RATE VOLUME ANALYSIS OF CHANGES IN INTEREST INCOME & EXPENSE

Table II
                                                 2000                                   1999
                                      -----------------------------          ----------------------------
(dollars in thousands)                     Increase (Decrease)                    Increase (Decrease)
                                        From Previous Year Due to              From Previous Year Due to
                                      -----------------------------          ----------------------------
                                      Volume    Yield/Rate    Total          Volume   Yield/Rate    Total
                                      ------    ----------    -----          ------   ----------    -----
INTEREST INCOME
- ---------------
Interest-bearing balances
  with banks                        $    (2)    $      5    $     3         $  (102)  $    (44)    $ (146)
Federal funds sold                       52           35         87             (71)       (22)       (93)
Securities:
  Taxable                               123           78        201              66        (33)        33
  Tax exempt                            (68)          22        (46)             39          8         47
Loans                                 4,665          259      4,924           7,279     (2,310)     4,969
                                    -------      -------    -------         -------    -------    -------
    Total interest income             4,770          399      5,169           7,211     (2,401)     4,810

INTEREST EXPENSE
- ----------------
NOW accounts                            685          580      1,265           1,122        170      1,292
Savings and Money Market               (265)         (70)      (335)             (1)        46         45
Time deposits                         2,625        1,209      3,834           1,231       (455)       776
Repurchase agreements                   152          197        349            (153)       (22)      (175)
Other borrowed money                   (181)         296        115           1,281        (73)     1,208
                                    -------      -------    -------         -------    -------    -------
    Total interest expense            3,016        2,212      5,228           3,480       (334)     3,146
                                    -------      -------    -------         -------    -------    -------
Net interest earnings               $ 1,754      $(1,813)   $   (59)        $ 3,731    $(2,067)   $ 1,664
                                    =======      =======    =======         =======    =======    =======

The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each. Fully taxable equivalent yield assumes a 34% tax rate, net of related nondeductible interest expense.

SECURITIES

Table III
                                                                      MATURING
                                   ---------------------------------------------------------------------------
As of December 31, 2000                Within           After One but       After Five but
(dollars in thousands)                One Year        Within Five Years    Within Ten Years    After Ten Years
                                      --------        -----------------    ----------------    ---------------
                                   Amount    Yield     Amount    Yield      Amount   Yield      Amount   Yield
                                   ------    -----     ------    -----      ------   -----      ------   -----
U.S. Treasury securities          $ 2,508    6.42%
Obligations of U.S. Government
  agency securities                 6,035    6.14%    $44,761    6.25%
Obligations of states and
  political subdivisions            2,013    7.29%      7,012    7.87%      $3,525    7.31%      $2,953   7.72%
Mortgage-backed securities                                  5    8.00%         635    6.37%       1,672   5.66%
                                  -------    ----     -------    ----       ------    ----       ------   ----
    Total debt securiities        $10,556    6.42%    $51,778    6.47%      $4,160    7.17%      $4,625   6.97%
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

DEPOSITS

Table IV                                     as of December 31

(dollars in thousands)
                                     2000           1999           1998
                                     ----           ----           ----
Interest-bearing deposits:
  NOW accounts                     $ 80,336       $ 74,447       $ 47,190
  Money Market                        9,622         12,419         20,103
  Savings accounts                   26,976         29,676         33,624
  IRA accounts                       34,683         34,938         30,870
  Certificates of Deposit           233,093        207,407        149,569
                                   --------       --------       --------
                                    384,710        358,887        281,356
Noninterest-bearing deposits:
  Demand deposits                    47,661         46,444         45,961
                                   --------       --------       --------
    Total deposits                 $432,371       $405,331       $327,317
                                   ========       ========       ========

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

Table V                                        Years Ended December 31
(dollars in thousands)                 2000     1999     1998     1997     1996
- ----------------------                 ----     ----     ----     ----     ----

Commercial loans                     $1,546   $1,278   $1,132   $  879   $  887
 Percentage of loans to total loans   31.36%   29.33%   28.18%   28.79%   29.08%

Real estate loans                       609      270      264      218      338
 Percentage of loans to total loans   46.78%   49.04%   47.14%   43.07%   42.56%

Consumer loans                        1,629    1,444    1,360      949      799
 Percentage of loans to total loans   21.86%   21.63%   24.68%   28.14%   28.36%

Unallocated                           1,601    2,063    1,521    1,344    1,156
                                     -------  -------  -------  -------  -------
Allowance for Loan Losses            $5,385   $5,055   $4,277   $3,390   $3,180
                                     =======  =======  =======  =======  =======
                                     100.00%  100.00%  100.00%  100.00%  100.00%
                                     =======  =======  =======  =======  =======
Ratio of net charge-offs
 to average loans                       .36%     .40%     .46%     .38%     .25%
                                     =======  =======  =======  =======  =======

The above allocation is based on estimates and subjective judgements and is not necessarily indicative of the specific amounts or loan categories in which losses may ultimately occur.

SUMMARY OF NONPERFORMING AND PAST DUE LOANS

Table VI
(dollars in thousands)                 2000     1999     1998     1997     1996
- ----------------------                 ----     ----     ----     ----     ----
Impaired loans                       $1,233   $1,413   $  624   $  430   $  449
Past due-90 days or more and
  still accruing                      3,691    3,711    2,106    3,607    2,707
Nonaccrual                            2,948    2,953      981    1,019      737
Accruing loans past due 90
  days or more to total loans           .82%     .90%     .61%    1.29%    1.02%
Nonaccrual loans as a % of
  total loans                           .66%     .72%     .28%     .36%     .28%
Impaired loans as a % of total loans    .28%     .34%     .18%     .15%     .17%
Allowance for loans losses as a
  % of total loans                     1.20%    1.23%    1.23%    1.21%    1.20%

   Management believes that the impaired loan disclosures are comparable to the nonperforming loan disclosures except that the impaired loan disclosures do not include single family residential or consumer loans which are analyzed in the aggregate for loan impairment purposes.
   During 2000, the Company did not recognize any interest income on impaired loans. Loans not included above that management feels have loss potential total approximately $530. The Company has no assets which are considered to be troubled debt restructurings.
   Management formally considers placing a loan on nonaccrual status when collection of principal or interest has become doubtful. Furthermore, a loan should not be returned to the accrual status unless either all delinquent principal or interest has been brought current or the loan becomes well secured and is in the process of collection.

MATURITY AND REPRICING DATA OF LOANS

Table VII

As of December 31, 2000                             Maturing/Repricing
(dollars in thousands)
                               Within       After One but
                              One Year    Within Five Years   After Five Years     Total
                              --------    -----------------   ----------------     -----
Commercial loans and other    $ 81,214         $ 12,679           $ 46,673        $140,566
Real estate loans               50,352           26,555            132,817         209,724
Consumer loans                  22,114           61,547             14,352          98,013
                              --------         --------           --------        --------
  Total loans                 $153,680         $100,781           $193,842        $448,303
                              ========         ========           ========        ========

Loans maturing or repricing after one year with:
   Variable interest rates    $ 31,222
   Fixed interest rates        263,401
                              --------
   Total                      $294,623
                              ========

RATE SENSITIVITY ANALYSIS

Table VIII
(dollars in thousands)

As of December 31, 2000                                 Principal Amount Maturing in:
                                                                                          There-           Fair Value
                                         2001      2002      2003      2004      2005     after    Total    12/31/00
Rate-Sensitive Assets:
Fixed interest rate loans             $ 10,660  $  9,723  $ 16,261  $ 23,477  $ 20,637  $199,150  $279,908  $282,628
Average interest rate                   10.53%    11.76%    11.66%    10.50%     9.57%     8.19%     8.90%

Variable interest rate loans          $ 44,213  $  3,730  $  2,249  $  5,267  $  5,079  $107,857  $168,395  $168,487
Average interest rate                   11.18%    10.56%     9.65%     9.76%    10.35%     8.71%     9.49%

Fixed interest rate securities        $ 10,530  $ 11,287  $ 20,351  $ 10,696  $  8,787  $ 13,274  $ 74,925  $ 75,930
Average interest rate                    6.44%     6.24%     6.17%     6.57%     7.30%     7.19%     6.58%

Other interest-bearing assets         $    816                                                    $    816  $    816
Average interest rate                    5.12%                                                       5.12%

Rate-Sensitive Liabilities:
Noninterest-bearing checking          $  6,863  $  5,875  $  5,029  $  4,305  $  3,685  $ 21,904  $ 47,661  $ 47,661

Savings & Interest-bearing checking   $ 19,699  $ 16,274  $ 13,465  $ 11,159  $  9,260  $ 47,077  $116,934  $116,935
Average interest rate                    3.83%     3.87%     3.91%     3.94%     3.98%     4.16%     4.00%

Time deposits                         $193,424  $ 46,467  $ 22,576  $  2,064  $  1,813  $  1,432  $267,776  $270,559
Average interest rate                    6.30%     6.42%     6.37%     6.14%     6.62%     7.27%     6.22%

Fixed interest rate borrowings        $ 18,381  $  8,765  $  4,581  $    675  $    121  $ 19,124  $ 51,647  $ 51,564
Average interest rate                    6.45%     5.66%     5.81%     6.01%     5.93%     6.91%     6.42%

Variable interest rate borrowings     $ 25,320                                                    $ 25,320  $ 25,320
Average interest rate                    5.65%                                                       5.65%



KEY RATIOS

Table IX
                               2000     1999     1998     1997     1996
                               ----     ----     ----     ----     ----
Return on average assets        .81%     .88%    1.01%    1.02%     .98%
Return on average equity      10.29%   10.29%   10.69%   10.98%   10.82%
Dividend payout ratio         47.14%   43.73%   37.13%   37.81%   39.53%
Average equity to
  average assets               7.86%    8.54%    9.46%    9.32%    9.04%