Form 10-K, Exhibit 13
period 2002-12-31
OHIO VALLEY BANC CORP
filed 2003-03-31
CIK 894671

MESSAGE FROM MANAGEMENT
by CEO/President Jeff Smith & Chairman Jim Dailey

Dear Shareholders,

With business often moving at the speed of light, do we take enough time with the details?

The 2002 passage of the SEC's Sarbanes-Oxley Act ordered executives and directors to take time to earnestly look at the ethical standards of the companies they represent. At OVBC there was no regrouping, no compliance rush, and no "cleaning house". Many requirements handed down by Sarbanes-Oxley were put in place more than a decade ago when Ohio Valley Banc Corp was formed.

Those familiar with banking have heard the terms "truth in lending" and "truth in savings", the business world is finally catching on to what banks have always known. They are effectively establishing their own rules for "truth in business". Honesty is and has always been the foundation of our business. How can a bank, finance, or insurance company operate without honesty and trust between the customers and management? After all, our customers trust us everyday with their life savings, their most valuable possessions, and even their homes.

We are extremely proud of the 268 trustworthy employees whom produced more than $5.6 million in net income and increased your earnings per share by 16%. We are encouraged by the prospects of 2003 as we make plans to introduce new products and improve facilities. We are also encouraged by your continued support; demonstrated by an impressive 98 new dividend reinvestment enrollments during 2002. At a time when many other companies' stockholders questioned their holdings, OVBC's reinvested more than $ 1 million through the Dividend Reinvestment and Stock Purchase plan.

During 2002 we not only took the time to look into the details of your company's performance and ethical standards, but regrettably, we had to take time to say goodbye to a great man. An affable leader, a keen businessman, and a loyal friend...Ohio Valley Bank lost all of these in November of 2002 with the passing of Morris Haskins. Haskins served OVB for over 60 years. During his presidency, he could most often be spotted in the lobby shaking the hands of the "most important people in the world, his customers". Morris will be greatly missed by his OVB family and community.

Please take some time to enjoy this year's Annual Meeting. We hope to see you there.

Sincerely,

Jeffrey E. Smith
President and CEO

James L. Dailey
Chairman of the Board

                                  OVB History

On September 24, 1872, the organizational meeting of the bank was called. Rooms on Second Avenue in Gallipolis, Ohio were acquired by the organization and on the first of November, 1872, the bank was opened in those rooms.

The Ohio Valley Bank had expanded its business to such a degree that it quickly outgrew these rooms. A new building was constructed in 1896 on the corner of Second Avenue and State Street in Gallipolis. At the time it was the tallest building in Gallipolis. This building was continually remodeled until the construction of the Bank's present Main Office in 1961. This modern banking facility boasted the first drive-thru windows and free customer parking in Gallia County.

Ohio Valley Bank's first branch opened in 1970 with the completion of an office in Rio Grande, Ohio, adjacent to the University of Rio Grande campus. Gallia County's very first ATM was installed at the Mini Bank in 1979.

The bank's first venture into banking outside the county line took place in 1991. Ohio Valley Bank acquired Civic Federal Savings Banks in Gallipolis, Jackson and Waverly, Ohio. Shortly after, the Ohio Valley Banc Corp commenced operation as a one-bank holding company, with Ohio Valley Bank Company being a wholly-owned subsidiary.

A regional revolution in banking hours occurred with the opening of the OVB SuperBank in late 1996. This first SuperBank, located just inside Foodland, a downtown Gallipolis grocery, was the first to be open until eight each evening and stay open on Saturday and Sunday. Once again, Ohio Valley Bank brought a first to its community.

Banking laws changed in 1997, permitting the state-chartered bank to have full service banks in West Virginia. The Bank, which already operated a loan origination office in Point Pleasant, West Virginia was already in position to make yet another mark in history. Ohio Valley Bank established the first interstate bank between Ohio and West Virginia.

Ohio Valley Bank went online on June 1, 2000, with www.ovbc.com. The year of 2001 was a year of strategy and planning at the Bank. However, even the wisest, most experienced banker could not predict what was to come. The terrorist act of September 11, 2001, was felt by the entire nation. For the first time in the company's history, its directors approved a special "Freedom Dividend" to be given to shareholders. Through the "Freedom Dividend" over half a million dollars was reinvested in OVBC's shareholders.

During 2002 Ohio Valley Bank's Website, www.ovbc.com, received a Standard of Excellence Award during the Web Marketing Association's 2002 WebAwards. OVBC also received a major award in 2002. Ohio Valley Banc Corp was again named as one of the Cleveland Plain Dealer 100, a listing of Ohio's top performing companies. OVBC and its subsidiaries remain strong. On September 16, just a little over a year after the 9-11 tragedy, Loan Central opened a new office in Wheelersburg, Ohio.

INVESTOR INFORMATION

VITAL STATISTICS

> Record earnings for 10 consecutive years

> Earnings per share for 2002 represented an increase of 16.3% over last year.

> Approximately $696 million in assets

BUSINESS PROFILE

Ohio Valley Banc Corp commenced operations on October 23, 1992, as a one-bank holding company with The Ohio Valley Bank Company being the wholly-owned subsidiary. The Company's headquarters are located at 420 Third Avenue in Gallipolis, Ohio.

The Ohio Valley Bank Company was organized on September 24, 1872. The Bank is insured under the Federal Deposit Insurance Act and is chartered under the banking laws of the State of Ohio. The company currently operates seventeen offices in Ohio and West Virginia.

In April 1996, the Banc Corp opened a consumer finance company operating under the name of Loan Central, Inc. with five offices in Ohio.

Ohio Valley Financial Services, an agency specializing in life insurance, was formed as a subsidiary of the Corp in June 2000.

The Company also has minority holdings in ProFinance and a title insurance agency, BSG Title Services.

FORM 10-K

A copy of the company's annual report on Form 10-K, as filed with the Securities and Exchange Commission, will be forwarded without charge to any stockholder upon written request to: Ohio Valley Banc Corp,Attention: E. Richard Mahan, Secretary, P.O. Box 240, Gallipolis, OH 45631. The annual report and proxy statement are also available on the company's Web portal, www.ovbc.com.

STOCK LISTING

Ohio Valley Banc Corp stock is traded on The Nasdaq Stock Market under the symbol OVBC.

HEADQUARTERS

Ohio Valley Banc Corp
420 Third Avenue
P.O. Box 240
Gallipolis, Ohio 45631
740.446.2631 or 800.468.6682
Web: www.ovbc.com E-mail: investorrelations@ovbc.com

FINANCIAL HIGHLIGHTS

                           2002       2001       2000       1999       1998
                           ----       ----       ----       ----       ----

NET INCOME ($000)        $  5,675   $  4,895   $  4,400   $  4,292   $  4,130

TOTAL ASSETS ($000)      $696,356   $634,999   $561,658   $522,057   $447,448

INCOME PER SHARE         $   1.64   $   1.41   $   1.25   $   1.22   $   1.18

DIVIDENDS PER SHARE      $    .67   $    .79*  $    .59   $    .53   $    .44

* Reflects extra "Freedom Dividend" of $ .16

DIRECTOR & OFFICER LISTING

Ohio Valley Banc Corp Directors
-------------------------------
James L. Dailey
Jeffrey E. Smith
Merrill L. Evans
Robert H. Eastman
W. Lowell Call
Thomas E. Wiseman
Phil A. Bowman
Lannes C. Williamson
Steven B. Chapman

Ohio Valley Banc Corp Officers
------------------------------
Jeffrey E. Smith
James L. Dailey
E. Richard Mahan
Larry E. Miller, II
Katrinka V. Hart
Sue Ann Bostic
Mario P. Liberatore
Cherie A. Barr
Harold A. Howe
Sandra L. Edwards
David L. Shaffer
Scott W. Shockey
Cindy H. Johnston
Paula W. Salisbury

Ohio Valley Bank Company Directors
----------------------------------
James L. Dailey
Jeffrey E. Smith
Merrill L. Evans
Robert H. Eastman
W. Lowell Call
Thomas E. Wiseman
Phil A. Bowman
Lannes C. Williamson
Harold A. Howe
Steven B. Chapman
Wendell B. Thomas
Anna P. Barnitz
Barney A. Molnar
Brent A. Saunders

*Directors Emeritus*

Keith R. Brandeberry
Art E. Hartley, Sr.
Charles C. Lanham
C. Leon Saunders
Warren F. Sheets

West Virginia Advisory Board
----------------------------
Lannes C. Williamson
Anna P. Barnitz
Mario P. Liberatore
Charles C. Lanham
Richard L. Handley
Gregory K. Hartley
Trenton M. Stover
R. Raymond Yauger
John C. Musgrave

Ohio Valley Bank Officers
-------------------------
Jeffrey E. Smith       President & Chief Executive Officer
James L. Dailey        Chairman of the Board
E. Richard Mahan       Executive Vice President & Secretary
Larry E. Miller, II    Executive Vice President & Treasurer
Katrinka V. Hart       Senior Vice President, Retail Bank Group, and Risk
                        Management Officer
Sue Ann Bostic         Senior Vice President, Administrative Services Group
Mario P. Liberatore    Senior Vice President, West Virginia Bank Group
Sandra L. Edwards      Senior Vice President, Financial Bank Group
David L. Shaffer       Senior Vice President, Commercial Bank Group
Patricia L. Davis      Vice President, Research & Technical Applications
Richard D. Scott       Vice President, Trust
Tom R. Shepherd        Vice President, Director of Marketing, Product Management
                        & Retail Development
Bryan W. Martin        Vice President, Facilities & Technical Services
Hugh H. Graham, Jr.    Vice President, SuperBank Division
Patrick H. Tackett     Vice President, Western Division Branch Administrator
Jennifer L. Osborne    Vice President, Retail Lending
Molly K. Tarbett       Vice President, Retail Deposits & Loss Prevention Manager
Scott W. Shockey       Vice President and Chief Financial Officer
Robert T. Hennesy      Assistant VP, Indirect Lending Manager
Philip E. Miller       Assistant VP, Region Manager Franklin County
Rick A. Swain          Assistant VP, Region Manager Pike County
Timothy V. Stevens     Assistant VP, Region Manager Cabell County
Judy K. Hall           Assistant VP, Training and Educational Development
Melissa P. Mason       Assistant VP, Trust Officer
Diana L. Parks         Assistant VP, Internal Auditor
Christopher S. Petro   Assistant VP and Comptroller
Linda L. Plymale       Assistant VP, Transit Officer
Kimberly R. Williams   Assistant VP, Systems Officer
Bryan F. Stepp         Assistant VP, Business Development
Deborah A. Carhart     Assistant VP, Shareholder Relations
Brenda G. Henson       Assistant Cashier, Manager Customer Service
Kyla R. Carpenter      Assistant Cashier and Marketing Officer
Richard P. Speirs      Assistant Cashier, Maintenance Technical Supervisor
Stephanie L. Stover    Assistant Cashier, Retail Lending Operations Manager
Marilyn E. Kearns      Assistant Cashier, Director of Human Resources
Bryna S. Butler        Assistant Cashier for Corporate Communications
Raymond G. Polcyn      Assistant Cashier, Region Manager Gallia/Meigs/Jackson
                        SuperBank Offices
Gregory A. Phillips    Assistant Cashier, Indirect Lending Assistant
Pamela D. Edwards      Assistant Cashier, Commercial Loan Operations
Cindy H. Johnston      Assistant Secretary
Paula W. Salisbury     Assistant Secretary

Loan Central Officers
---------------------
Jeffrey E. Smith       Chairman of the Board
Cherie A. Barr         President
Timothy R. Brumfield   Secretary & Manager, Gallipolis Office
Renae L. Hughes        Manager, Jackson Office
Joseph I. Jones        Manager, Waverly Office
T. Joe Wilson          Manager, South Point Office
John J. Holtzapfel     Manager, Wheelersburg Office

SELECTED FINANCIAL DATA

                                           Years Ended December 31

SUMMARY OF OPERATIONS:            2002      2001      2000      1999      1998
(dollars in thousands, except per share data)
Total interest income          $ 47,771  $ 47,585  $ 45,195  $ 40,006  $ 35,191
Total interest expense           20,810    24,235    24,065    18,837    15,691
Net interest income              26,961    23,350    21,130    21,169    19,500
Provision for loan losses         5,470     3,503     1,890     2,303     2,295
Total other income                5,634     5,129     3,858     3,132     2,760
Total other expenses             19,175    18,171    16,978    16,060    14,201
Income before income taxes        7,950     6,805     6,120     5,938     5,764
Income taxes                      2,275     1,910     1,720     1,646     1,634
Net income                        5,675     4,895     4,400     4,292     4,130

PER SHARE DATA (1):

Net income per share             $ 1.64    $ 1.41    $ 1.25    $ 1.22    $ 1.18
Cash dividends per share         $  .67    $  .79    $  .59    $  .53    $  .44
Weighted average number of common
 shares outstanding           3,458,300 3,461,856 3,516,205 3,530,203 3,502,366

AVERAGE BALANCE SUMMARY:

Total loans                   $ 538,148 $ 473,998 $ 432,165 $ 382,353 $ 305,392
Securities (2)                   76,020    70,857    74,733    73,783    74,478
Deposits                        489,513   441,255   428,874   376,050   319,493
Shareholders' equity             47,875    45,329    42,773    41,730    38,639
Total assets                    667,561   590,193   544,306   488,632   408,482

PERIOD END BALANCES:

Total loans                   $ 559,561 $ 508,660 $ 448,303 $ 411,158 $ 347,130
Securities (2)                   90,759    76,796    76,402    72,186    72,419
Deposits                        497,404   455,861   432,371   405,331   327,317
Shareholders' equity             50,375    46,300    44,492    42,708    40,680
Total assets                    696,356   634,999   561,658   522,057   447,448

KEY RATIOS:

Return on average assets           .85%      .83%      .81%      .88%     1.01%
Return on average equity         11.85%    10.80%    10.29%    10.29%    10.69%
Dividend payout ratio            40.79%    55.84%    47.14%    43.73%    37.13%
Average equity to average assets  7.17%     7.68%     7.86%     8.54%     9.46%

(1) Restated for stock splits as appropriate.
(2) Securities include interest-bearing balances with banks.

CONSOLIDATED STATEMENTS OF CONDITION

     As of December 31                                   2002             2001
     -----------------                                   ----             ----
(dollars in thousands)

ASSETS

Cash and noninterest-bearing deposits with banks     $  18,826        $  17,288
Federal funds sold                                       4,625            9,000
Total cash and cash equivalents                      ---------        ---------
                                                        23,451           26,288

Interest-bearing balances with banks                     1,505            1,264

Securities available-for-sale                           75,264           61,559
Securities held-to-maturity
(estimated fair value: 2002 - $14,834,
2001 - $14,421)                                         13,990           13,973

Total loans                                            559,561          508,660
 Less: Allowance for loan losses                        (7,069)          (6,251)
                                                     ---------        ---------
  Net loans                                            552,492          502,409

Premises and equipment, net                              8,247            8,702
Accrued income receivable                                3,144            3,420
Goodwill                                                 1,267            1,267
Bank owned life insurance                               12,673           12,089
Other assets                                             4,323            4,028
                                                     ---------        ---------
  Total assets                                       $ 696,356        $ 634,999
                                                     =========        =========
LIABILITIES

Noninterest-bearing deposits                         $  58,997        $  56,735
Interest-bearing deposits                              438,407          399,126
                                                     ---------        ---------
  Total deposits                                       497,404          455,861

Securities sold under agreements to repurchase          33,052           29,274
Other borrowed funds                                    95,435           90,856
Obligated mandatorily redeemable capital securities
of subsidiary trust                                     13,500            5,000
Accrued liabilities                                      6,590            7,708
                                                     ---------        ---------
  Total liabilities                                    645,981          588,699
                                                     ---------        ---------
SHAREHOLDERS' EQUITY

Common stock ($1.00 stated value, 10,000,000
 shares authorized; 2002 - 3,620,335 shares
 issued, 2001 - 3,579,250 shares issued)                 3,620            3,579
Additional paid-in-capital                              30,092           29,207
Retained earnings                                       19,339           15,979
Accumulated other comprehensive income                   1,439            1,043
Treasury stock, at cost (2002 - 157,115 shares,
2001 - 129,990 shares)                                  (4,115)          (3,508)
                                                     ---------        ---------
  Total shareholders' equity                            50,375           46,300
                                                     ---------        ---------
  Total liabilities and shareholders' equity         $ 696,356        $ 634,999
                                                     =========        =========

          See accompanying notes to consolidated financial statements
                                       2

CONSOLIDATED STATEMENTS OF INCOME

     For the years ended December 31              2002       2001       2000
     -------------------------------              ----       ----       ----
(dollars in thousands, except per share data)

Interest and dividend income:
    Loans, including fees                       $ 43,947   $ 43,321   $ 40,470
    Securities:
        Taxable                                    2,612      2,879      3,377
        Tax exempt                                   735        758        793
    Dividends                                        225        309        313
    Other Interest                                   252        318        242
                                                --------   --------   --------
                                                  47,771     47,585     45,195
Interest expense:
    Deposits                                      15,129     19,281     20,367
    Securities sold under agreements
      to repurchase                                  361        627        859
    Other borrowed funds                           4,427      3,797      2,671
    Obligated mandatorily redeemable capital
      securities of subsidiary trust                 893        530        168
                                                --------   --------   --------
                                                  20,810     24,235     24,065
                                                --------   --------   --------

Net interest income                               26,961     23,350     21,130
Provision for loan losses                          5,470      3,503      1,890
    Net interest income after provision         --------   --------   --------
      for loan losses                             21,491     19,847     19,240
                                                --------   --------   --------
Noninterest income:
    Service charges on deposit accounts            3,118      3,003      2,016
    Trust fees                                       215        222        217
    Income from bank owned insurance                 684        596        482
    Other                                          1,617      1,308      1,143
                                                --------   --------   --------
                                                   5,634      5,129      3,858
Noninterest expense:
    Salaries and employee benefits                10,641      9,815      9,300
    Occupancy                                      1,274      1,255      1,337
    Furniture and equipment                        1,083      1,141      1,253
    Corporation franchise tax                        395        587        385
    Data processing                                  484        496        480
    Other                                          5,298      4,877      4,223
                                                --------   --------   --------
                                                  19,175     18,171     16,978
                                                --------   --------   --------

  Income before income taxes                       7,950      6,805      6,120

Provision for income taxes                         2,275      1,910      1,720
                                                --------   --------   --------
    NET INCOME                                   $ 5,675    $ 4,895    $ 4,400
                                                ========   ========   ========
Earnings per share                               $  1.64    $  1.41    $  1.25
                                                ========   ========   ========

          See accompanying notes to consolidated financial statements
                                       3

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

For the years ended December 31, 2002, 2001 and 2000


                                                                             Accumulated
                                                                               Other                           Total
                                           Common                 Retained  Comprehensive   Treasury       Shareholders'
(dollars in thousands, except share and     Stock     Surplus     Earnings  Income(Loss)      Stock           Equity
per share data)                           -------     -------     -------   -----------      --------         -------
BALANCES AT JANUARY 1, 2000               $ 3,549     $28,454     $11,491     $  (597)       $   (189)        $42,708
  Comprehensive income:
     Net income                                                     4,400                                       4,400
     Net change in unrealized loss
      on available-for-sale securities                                          1,033                           1,033
                                                                                                              -------
        Total comprehensive income                                                                              5,433
  Common Stock issued through
    dividend reinvestment, 11,198 shares       11         306                                                     317
  Cash dividends, $.59 per share                                   (2,074)                                     (2,074)
  Shares acquired for treasury, 66,900 shares                                                  (1,892)         (1,892)
                                          -------     -------     -------     -------        --------         -------
BALANCES AT DECEMBER 31, 2000               3,560      28,760      13,817         436          (2,081)         44,492
  Comprehensive income:
     Net income                                                     4,895                                       4,895
     Net change in unrealized gain
      on available-for-sale securities                                            607                             607
                                                                                                              -------
        Total comprehensive income                                                                              5,502
  Common Stock issued through
    dividend reinvestment, 19,480 shares       19         447                                                     466
  Cash dividends, $.79 per share                                   (2,733)                                     (2,733)
  Shares acquired for treasury, 57,501 shares                                                  (1,427)         (1,427)
                                          -------     -------     -------     -------         -------         -------
BALANCES AT DECEMBER 31, 2001               3,579      29,207      15,979       1,043          (3,508)         46,300

  Comprehensive income:
     Net income                                                     5,675                                       5,675
     Net change in unrealized gain
      on available-for-sale securities                                            396                             396
                                                                                                              -------
        Total comprehensive income                                                                              6,071
  Common Stock issued to ESOP, 12,800 shares   13         272                                                     285
  Common Stock issued through
    dividend reinvestment, 28,285 shares       28         613                                                     641
  Cash dividends, $.67 per share                                   (2,315)                                     (2,315)
  Shares acquired for treasury, 27,125 shares                                                    (607)           (607)
                                          -------     -------     -------     -------         -------         -------
BALANCES AT DECEMBER 31, 2002             $ 3,620     $30,092     $19,339     $ 1,439         $(4,115)        $50,375
                                          =======     =======     =======     =======         =======         =======

             See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS


     For the years ended December 31                             2002       2001       2000
     -------------------------------                             ----       ----       ----
(dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                   $ 5,675    $ 4,895    $ 4,400
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Depreciation                                                 1,165      1,222      1,447
    Net amortization and accretion of securities                   123         63         99
    Proceeds from sale of loans in secondary market              5,913
    Loans disbursed for sale in secondary market                (5,837)
    Gain on sale of loans                                          (76)
    Amortization of intangible assets                                         130        129
    Deferred tax benefit                                          (392)      (368)      (292)
    Provision for loan losses                                    5,470      3,503      1,890
    Common stock issued to ESOP                                    285
    FHLB stock dividend                                           (225)      (309)      (318)
    Change in accrued income receivable                            276        684       (806)
    Change in accrued liabilities                               (1,118)      (120)     1,829
    Change in other assets                                        (691)      (913)    (2,262)
                                                               -------    -------    -------
      Net cash provided by operating activities                 10,568      8,787      6,116
                                                               -------    -------    -------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from maturities of securities
   available-for-sale                                           30,491     25,726      6,749
  Purchases of securities available-for-sale                   (43,469)   (26,248)    (9,349)
  Proceeds from maturities of securities
   held-to-maturity                                              2,005      2,482      2,628
  Purchases of securities held-to-maturity                      (2,046)      (741)    (2,450)
  Change in interest-bearing deposits in other banks              (241)      (448)       (10)
  Net increase in loans                                        (55,553)   (62,994)   (38,705)
  Purchases of premises and equipment                             (710)      (639)      (844)
  Purchases of insurance contracts                                         (2,165)      (905)
                                                               -------    -------    -------
      Net cash used in investing activities                    (69,523)   (65,027)   (42,886)
                                                               -------    -------    -------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Change in deposits                                            41,543     23,490     27,040
  Cash dividends                                                (2,315)    (2,733)    (2,074)
  Proceeds from issuance of common stock                           641        466        317
  Purchases of treasury stock                                     (607)    (1,427)    (1,892)
  Change in securities sold under agreements to repurchase       3,778     10,929      1,557
  Proceeds from obligated mandatorily redeemable
    capital securities of subsidiary trust                       8,500                 5,000
  Proceeds from long-term borrowings                            16,065     54,125     30,250
  Repayment of long-term borrowings                            (13,040)   (13,615)   (25,629)
  Change in other short-term borrowings                          1,553     (3,276)    (2,230)
                                                               -------    -------    -------
      Net cash provided by financing activities                 56,118     67,959     32,339
                                                               -------    -------    -------

CASH AND CASH EQUIVALENTS:
  Change in cash and cash equivalents                           (2,837)    11,719     (4,431)
  Cash and cash equivalents at beginning of year                26,288     14,569     19,000
                                                               -------    -------    -------
      Cash and cash equivalents at end of year                 $23,451    $26,288    $14,569
                                                               =======    =======    =======

CASH PAID DURING THE YEAR FOR:
  Interest                                                     $21,659    $25,155    $22,456
  Income taxes                                                   2,675      2,455      1,655

           See accompanying notes to consolidated financial statements

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
           Amounts are in thousands, except share and per share data

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The consolidated financial statements include the accounts of the Ohio Valley Banc Corp. (the Company) and its wholly-owned subsidiaries, The Ohio Valley Bank Company (the Bank), Loan Central, a consumer finance company, Ohio Valley Financial Services Agency, LLC, an insurance company, and Ohio Valley Statutory Trusts I and II, special purpose financing entities. All material intercompany accounts and transactions have been eliminated.

Industry Segment Information: The Company is primarily engaged in the business of commercial and retail banking and trust services, with operations conducted through 22 offices located in central and southeastern Ohio as well as western West Virginia. These communities are the source of substantially all of the Company's deposit, loan and trust services. The majority of the Company's income is derived from commercial and retail business lending activities. Management considers the Company to operate in one segment, banking.

Use of Estimates in the Preparation of Financial Statements: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Areas involving the use of management's estimates and assumptions that are more susceptible to change in the near term involve the allowance for loan losses, the fair value of certain securities, the fair value of financial instruments and the determination and carrying value of impaired loans.

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

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Concentrations of Credit Risk: The Company, through its subsidiaries, grants residential, consumer and commercial loans to customers located primarily in the southeastern Ohio and western West Virginia areas. The following represents the composition of the loan portfolio at December 31, 2002:

                                       % of Total Loans
                                       ----------------
Real Estate loans                            40.07%
Commercial and industrial loans              36.73%
Consumer loans                               22.99%
All other loans                                .21%
                                       ----------------
                                            100.00%
                                       ================
Approximately 4.16% of total loans are unsecured.

The Bank, in the normal course of its operations, conducts business with correspondent financial institutions. Balances in correspondent accounts, investments in federal funds, certificates of deposit and other short-term securities are closely monitored to ensure that prudent levels of credit and liquidity risks are maintained. At December 31, 2002, the Bank's primary correspondent balances were $4,625 in Federal funds sold at National City Bank, Cleveland, Ohio and $9,412 on deposit at the Federal Reserve Bank, Cleveland, Ohio.

Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the declining balance and straight-line methods over the estimated useful lives of the various assets. Maintenance and repairs are expensed and major improvements are capitalized. Leasehold improvements are amortized over the course of the related lease.

Other Real Estate: Real estate acquired through foreclosure or deed-in-lieu of foreclosure is included in other assets. Such real estate is carried at the lower of investment in the loan or estimated fair value of the property less estimated selling costs. Any reduction to fair value at the time of acquisition is accounted for as a loan charge-off. Any subsequent reduction in fair value is recorded as a loss on other assets. Costs incurred to carry other real estate are charged to expense. Other real estate owned totaled $440 at December 31, 2002 and $289 at December 31, 2001. Transfers of loans to other real estate were $521 in 2002 and $443 in 2001.

Long-term Assets: Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at discounted amounts.

Repurchase  Agreements:   Substantially  all  repurchase  agreement  liabilities
represent amounts advanced by various customers. Securities are pledged to cover these liabilities, which are not covered by federal deposit insurance.

Per Share Amounts: Earnings per share is based on net income divided by the following weighted average number of shares outstanding during the periods:
3,458,300 for 2002,  3,461,856 for 2001 and 3,516,205 for 2000.  The Company had
no dilutive securities outstanding for any period presented.

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

Bank Owned Life Insurance: The Company has purchased life insurance policies on certain officers. These policies are recorded at their cash surrender value, or the amount that could be realized.

ESOP: Compensation expense is based on the market price of shares as they are committed to be allocated to participant accounts.

New Accounting Pronouncements: Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets and SFAS No. 147, Acquisition of Certain Financial Institutions. In accordance with these standards, the Company reclassified intangible assets associated with a certain branch acquisition to goodwill and ceased amortizing goodwill. Annual impairment testing is required for goodwill with impairment being recorded if the carrying amount of goodwill exceeds its implied fair value. See Note R for discussion of the impact of adopting these standards.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 143, Accounting for Asset Retirement Obligations. This statement addresses financial accounting and reporting for legal obligations associated with sale, abandonment, disposal, recycling or other than temporary removal from service of tangible long-lived assets. SFAS No. 143 requires an asset obligation to be recognized at fair value when it is incurred, if a reasonable estimate of its fair value can be made at the time. Otherwise, the obligation should be recorded as soon as its fair value can be reasonably estimated. This statement, which is effective for the Company on January 1, 2003, is not expected to have a material impact on the Company.

Effective January 1, 2002, the Company adopted SFAS No. 144, Accounting for the Impairment and Disposal of Long-Term Assets. This statement eliminates the requirement that the allocation of goodwill to long-lived assets be tested for impairment and details both a probability-weighted and "primary asset" approach to estimated cash flows in testing for impairment of a long-lived asset. Adoption of SFAS No. 144 did not have a material impact on the Company.

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This Statement addresses the timing of recognition of a liability for exit and disposal cost at the time a liability is incurred, rather than at a plan commitment date, as previously required. Exit or disposal costs will be measured at fair value, and the recorded liability will be subsequently adjusted for changes in estimated cash flows. This Statement is required to be effective for exit or disposal activities entered after December 31, 2002, and early adoption is encouraged. The Company does not believe this statement will have a material effect on its financial position or results of operations.

Reclassifications:  The consolidated financial statements for 2001 and 2000 have
been   reclassified   to  conform   with  the   presentation   for  2002.   Such
reclassifications had no effect on the net results of operations.

NOTE B - SECURITIES
     The amortized cost and estimated fair value of securities are as follows:

                                                          Gross        Gross     Estimated
                                                        Unrealized   Unrealized    Fair
Securities Available-for-Sale                             Gains        Losses      Value
                                                          -----        ------      -----
  December 31, 2002
  -----------------
  U.S. Government agency securities                       $2,099                  $66,838
  Mortgage-backed securities                                  81       $  (6)       3,425
  Marketable equity securities                                                      5,001
                                                          ------       -----      -------
     Total securities                                     $2,180       $  (6)     $75,264
                                                          ======       =====      =======
  December 31, 2001
  -----------------
  U.S. Treasury securities                                $    3                  $ 1,993
  U.S. Government agency securities                        1,578       $ (16)      53,056
  Mortgage-backed securities                                  15                    1,734
  Marketable equity securities                                                      4,776
                                                          ------       -----      -------
     Total securities                                     $1,596       $ (16)     $61,559
                                                          ======       =====      =======
                                                          Gross        Gross     Estimated
                                            Amortized   Unrealized   Unrealized    Fair
Securities Held-to-Maturity                   Cost        Gains        Losses      Value
                                              ----        -----        ------      -----
  December 31, 2002
  -----------------
  Obligations of states and
    political subdivisions                   $13,821      $  881       $ (31)     $14,671
  Mortgage-backed securities                     169                      (6)         163
                                             -------      ------       -----      -------
     Total securities                        $13,990      $  881       $ (37)     $14,834
                                             =======      ======       =====      =======
  December 31, 2001
  ---------------------------
  Obligations of states and
    political subdivisions                   $13,765      $  481       $ (25)     $14,221
  Mortgage-backed securities                     208                      (8)         200
                                             -------      ------       -----      -------
     Total securities                        $13,973      $  481       $ (33)     $14,421
                                             =======      ======       =====      =======

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

     Securities with a carrying value of approximately $67,758 at December 31, 2002 and $63,455 at December 31, 2001 were pledged to secure public deposits, repurchase agreements and for other purposes as required or permitted by law.
     The amortized cost and estimated fair value of debt securities at December 31, 2002, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because certain issuers may have the right to call or prepay the debt obligations prior to their contractual maturities.

                                 Available-for-Sale       Held-to-Maturity
                                 ------------------    -----------------------
                                      Estimated                      Estimated
                                        Fair           Amortized       Fair
Debt Securities:                        Value            Cost          Value
                                       -------          -------       -------
  Due in one year or less              $19,478          $ 1,697       $ 1,749
  Due in one to five years              47,360            3,835         4,108
  Due in five to ten years                                5,927         6,406
  Due after ten years                                     2,362         2,408
  Mortgage-backed securities             3,425              169           163
                                       -------          -------       -------
     Total debt securities             $70,263          $13,990       $14,834
                                       =======          =======       =======

         There were no sales of debt and equity securities during 2002, 2001 and 2000.

NOTE C - LOANS

     Loans are comprised of the following at December 31:

                                          2002            2001
                                          ----            ----
Real estate loans                       $224,212        $226,212
Commercial and industrial loans          205,508         173,154
Consumer loans                           128,662         108,437
All other loans                            1,179             857
                                        --------        --------
  Total Loans                           $559,561        $508,660
                                        ========        ========


NOTE D - ALLOWANCE FOR LOAN LOSSES

     Following is an analysis of changes in the allowance for loan losses for years ended December 31:


                                          2002           2001           2000
                                          ----           ----           ----
Balance, beginning of year               $6,251         $5,385         $5,055

Loans charged-off:
  Real estate                               636            659             92
  Commercial                              2,272            620             61
  Consumer                                2,656          1,903          1,642
                                         ------         ------         ------
    Total loans charged-off               5,564          3,182          1,795

Recoveries of loans:
  Real estate                               119             69              4
  Commercial                                158             17
  Consumer                                  635            459            231
                                         ------         ------         ------
    Total recoveries of loans               912            545            235

Net loan charge-offs                     (4,652)        (2,637)        (1,560)
Provision charged to operations           5,470          3,503          1,890
                                         ------         ------         ------
Balance, end of year                     $7,069         $6,251         $5,385
                                         ======         ======         ======

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Information regarding impaired loans is as follows:

                                                          2002           2001
                                                          ----           ----
  Balance of impaired loans                              $4,780         $2,621
                                                         ======         ======
  Portion of impaired loan balance for which
  an allowance for credit losses is allocated            $4,780         $2,621
                                                         ======         ======
  Portion of allowance for loan losses allocated
  to the impaired loan balance                           $  500         $  420
                                                         ======         ======

  Average investment in impaired loans for the year      $5,308         $2,695
                                                         ======         ======

  Past due - 90 days or more and still accruing          $1,491         $3,013
                                                         ======         ======

  Nonaccrual                                             $6,569         $3,297
                                                         ======         ======

Interest on impaired loans was not material for years ending 2002, 2001 or 2000. In 2002, management adopted a new method of identifying impaired loans and accordingly, has adjusted the 2001 impaired loan balances to reflect this method. Management did not adjust impaired loan balances prior to 2001.

NOTE E - PREMISES AND EQUIPMENT

Following is a summary of premises and equipment at December 31:

                                                2002           2001
                                                ----           ----

Land                                          $ 1,428        $ 1,376
Buildings                                       8,881          8,661
Furniture and equipment                         8,478          8,040
                                              -------        -------
                                               18,787         18,077
Less accumulated depreciation                  10,540          9,375
                                              -------        -------
     Total Premises and Equipment             $ 8,247        $ 8,702
                                              =======        =======

The following is a summary of the future minimum lease payments for facilities leased by the Company. Lease payments were $339 in 2002 and $333 in 2001.

2003         $  311
2004            208
2005            153
2006            104
2007             52
Thereafter       10
             ------
             $  838
             ======

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE F - DEPOSITS
     Following is a summary of interest-bearing deposits at December 31:

                                                   2002           2001
                                                   ----           ----

NOW accounts                                    $105,130       $ 91,497
Savings and Money Market                          43,959         40,936
Time:
 IRA accounts                                     38,295         36,634
   Certificates of Deposit:
     In denominations under $100,000             167,086        155,074
     In denominations of $100,000 or more         83,937         74,985
                                                --------       --------
       Total time deposits                       289,318        266,693
                                                --------       --------
       Total interest-bearing deposits          $438,407       $399,126
                                                ========       ========

     Following is a summary of total time deposits by remaining maturities at December 31:

                                                   2002
                                                  ------
Within one year                                 $156,269
From one to two years                             68,303
From two to three years                           35,771
From three to four years                          15,453
From four to five years                           11,901
Thereafter                                         1,621
                                                --------
     Total                                      $289,318
                                                ========

NOTE G - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

     Following is a summary of securities sold under agreements to repurchase at December 31:

                                                  2002           2001
                                                  ----           ----

Balance outstanding at period-end               $33,052        $29,274
                                                -------        -------
Weighted average interest rate at period-end       1.08%         1.90%
                                                -------        -------
Average amount outstanding during the year      $23,090        $19,893
                                                -------        -------
Approximate weighted average interest rate
 during the year                                   1.56%         3.15%
                                                -------        -------
Maximum amount outstanding as of any month-end  $33,052        $29,274
                                                -------        -------
Securities underlying these agreements at year-end were as follows:

  Carrying value of securities                  $40,650        $39,221
                                                -------        -------
  Fair Value                                    $42,180        $40,619
                                                -------        -------

The Company had securities sold under agreements to repurchase totaling $11,280 at December 31, 2002 and $8,914 at December 31, 2001 with a local healthcare provider.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE H - OTHER BORROWED FUNDS

     Other borrowed funds at December 31, 2002 and 2001 are comprised of advances from the Federal Home Loan Bank (FHLB), promissory notes and Federal Reserve Bank Notes (FRB) Notes.

                 FHLB Borrowings   Promissory Notes   FRB Notes      Totals
                 ---------------   ----------------   ---------      -------
    2002             $84,590           $ 5,345         $ 5,500       $95,435
    2001             $81,564           $ 3,792         $ 5,500       $90,856

     Pursuant to collateral agreements with the FHLB, advances are secured by certain qualifying first mortgage loans and by FHLB stock which total $126,885 and $5,001 at December 31, 2002. Fixed rate FHLB advances mature through 2010 and have interest rates ranging from 3.28% to 6.62%.
     Promissory notes, issued primarily by the parent company, have fixed rates of 2.00% to 5.25% and are due at various dates through a final maturity date of September 30, 2005.

     Scheduled  principal  payments over the next five years:

               FHLB borrowings     Promissory notes     FRB Notes      Total
               ---------------     ----------------     ---------      -----
2003               $14,174              $5,030           $5,500       $24,704
2004                17,487                 215                         17,702
2005                17,115                 100                         17,215
2006                17,607                                             17,607
2007                 4,060                                              4,060
Thereafter          14,147                                             14,147
                   -------              ------           ------       -------
                   $84,590              $5,345           $5,500       $95,435
                   =======              ======           ======       =======

     Letters of credit issued on the Bank's behalf by the FHLB to collateralize certain public unit deposits as required by law totaled $30,425 at December 31, 2002 and $29,000 at December 31, 2001. Various investment securities from the Bank used to collateralize FRB notes totaled $6,010 at December 31, 2002 and $5,970 at December 31, 2001.

NOTE I - OBLIGATED MANDATORILY REDEEMABLE CAPITAL SECURITIES OF
         SUBSIDIARY TRUST

On March 26, 2002, the Company completed an issuance of $8,500 at a current variable rate of 5.0% obligated mandatorily redeemable capital securities of a subsidiary trust (Trust Preferred Securities) through a newly formed, wholly-owned subsidiary, Ohio Valley Statutory Trust II (the "Trust Issuer"). The Trust Issuer invested the total proceeds from the sale of trust preferred securities in a long-term subordinated debenture issued by the Company with a current variable rate of 5.0% and a mandatory redemption date of March 26, 2032. However, beginning March 26, 2007, the Company may, at its option, redeem all or a portion of these trust preferred securities at par value. The Company used the net proceeds from the sale of these securities to provide additional capital to the Bank to support growth. Debt issuance costs of $256 were incurred and capitalized and will amortize as a yield adjustment through expected maturity.

On September 7, 2000, the Company completed the issuance of $5,000 at 10.60% trust preferred securities through its wholly-owned subsidiary, Ohio Valley Statutory Trust I (the "Trust Issuer"). The Trust Issuer invested the total proceeds from the sale of trust preferred securities in a long-term subordinated debenture issued by the Company with a fixed rate of 10.60% and a maturity date of September 7, 2030. However, beginning September 7, 2010, the Company may, at its option, redeem all or a portion of these trust preferred securities at a premium of 105.30% with the call price declining .53% per year until reaching a call price of par at year twenty through maturity. The Company used the net proceeds from the sale of these securities to help fund the Company's year-end insurance investments, help continue the Company's stock repurchases and provide additional capital to the Bank to support growth. Debt issuance costs of $166 were incurred and capitalized and will amortize as a yield adjustment through expected maturity.

The  trust  preferred   securities  were  unsecured  at  December  31,  2002.  A
description of the trust preferred securities currently outstanding at December 31, 2002 is presented below:

                                         Current
      Issuing               Date of      Interest      Mandatory       Principal
      Entity               Issuance        Rate     Redemption Date     Balance
-------------------   -----------------  --------   -----------------  ---------
    Ohio Valley       March 26, 2002       5.00%    March 26, 2032      $8,500
 Statutory Trust II

    Ohio Valley       September 7, 2000   10.60%    September 7, 2030   $5,000
 Statutory Trust I

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE J - INCOME TAXES

   The provision for federal income taxes consists of the following components:

                                                 2002       2001      2000
                                                 ----       ----      ----
Current tax expense                             $2,667     $2,278    $2,012
Deferred tax (benefit)                            (392)      (368)     (292)
                                                ------     ------    ------
   Total federal income taxes                   $2,275     $1,910    $1,720
                                                ======     ======    ======

     The sources of gross deferred tax assets and gross deferred tax liabilities at December 31:
                                                           2002       2001
                                                           ----       ----
Items giving rise to deferred tax assets:
   Allowance for loan losses in excess of tax reserve     $2,251     $1,857
   Deferred compensation                                     709        599
   Depreciation                                               10
   Other                                                      76         96

Items giving rise to deferred tax liabilities:
   Investment accretion                                      (63)       (40)
   Depreciation                                                         (19)
   FHLB stock dividends                                     (620)      (544)
   Unrealized gain on securities available-for-sale         (739)      (537)
   Other                                                     (24)
                                                          ------     ------
Net deferred tax asset                                    $1,600     $1,412
                                                          ======     ======

     The difference between the financial statement tax provision and amounts computed by applying the statutory federal income tax rate of 34% to income before taxes is as follows:

                                                      2002       2001     2000
                                                      ----       ----     ----

Statutory tax                                       $2,703     $2,314    $2,081
Effect of nontaxable interest
   and dividends                                      (254)      (263)     (278)
Nondeductible interest expense                          30         42        49
Income from bank owned insurance                      (198)      (176)     (139)
Other items                                             (6)        (7)        7
                                                    ------     ------    ------
   Total federal income taxes                       $2,275     $1,910    $1,720
                                                    ======     ======    ======

     There were no taxes attributable to gains on sale of securities in 2002, 2001 and 2000.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

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

   Following is a summary of such commitments at December 31:

                                                2002        2001
                                                -----       -----

        Fixed rate                             $ 1,262     $ 2,075
        Variable rate                           44,730      52,578

   Standby letters of credit                     9,158       9,659

   The interest rate on fixed rate commitments ranged from 4.875% to 17.90% at December 31, 2002.

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

There are various contingent liabilities that are not reflected in the financial statements, including claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material effect on financial condition or results of operations.

The bank subsidiary of the Company is required to maintain average reserve balances with the Federal Reserve Bank or as cash in the vault. The amount of those reserve balances for the year ended December 31, 2002, was approximately $6,623.

NOTE L - RELATED PARTY TRANSACTIONS

   Certain directors, executive officers and companies in which they are affiliated were loan customers during 2002. A summary of activity on these borrower relationships with aggregate debt greater than $60 is as follows:

Total loans at January 1, 2002        $13,137
   New loans                            7,672
   Repayments                          (2,565)
   Other changes                          (16)
                                      -------
Total loans at December 31, 2002      $18,228
                                      =======

   Other changes include adjustment for loans applicable to one reporting period that are excludable from the other reporting period. In addition, certain directors, executive officers and companies in which they are affiliated were recipients of promissory notes issued by the parent company in the amount of $3,392.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE M - EMPLOYEE BENEFITS

   The Bank has a profit-sharing plan for the benefit of its employees and their beneficiaries. Contributions to the plan are determined by the Board of Directors. Contributions charged to expense were $149, $134 and $146 for 2002, 2001 and 2000.
   The Company maintains an Employee Stock Ownership Plan (ESOP) covering substantially all of its employees. The Company makes discretionary contributions to the plan which are allocated to plan participants based on relative compensation. The total number of shares held by the Plan, all of which have been allocated to participant accounts were 159,595 and 154,914 at December 31, 2002 and 2001. In addition, the Bank made contributions to its ESOP Trust as follows:

                                      Years ended December 31
                                  2002         2001         2000
                                  ----         ----         ----

Number of shares issued          12,800            0            0
                                 ======        =====        =====

Value of stock contributed        $ 285

Cash contributed                    158        $ 123        $ 293
                                  -----        -----        -----

Total charged to expense          $ 443        $ 123        $ 293
                                  =====        =====        =====

   Life insurance contracts with a cash surrender value of $12,673 have been purchased by the Company, the owner the of policies. The purpose of these contracts was to replace a current group life insurance program for executive officers and implement a supplemental retirement program. The cost of providing the benefits to the participants of the supplemental retirement program is expected to be offset by the earnings on the life insurance contracts.

NOTE N - OTHER COMPREHENSIVE INCOME

   Other comprehensive income components and related taxes for the years ended December 31, are as follow:


                                                  2002       2001       2000
Net unrealized holding gains on                   ----       ----       ----
 available-for-sale securities                 $   600     $  920    $ 1,565

Tax effect                                         204        313        532
                                               -------     -------   -------
 Other comprehensive income                    $   396     $  607    $ 1,033
                                               =======     =======   =======

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE O - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Short-term Investments: For short-term instruments, the carrying amount is a reasonable estimate of fair value.

Securities: For securities, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar instruments. The fair value for FHLB stock is estimated at carrying value.

Loans: The fair value of fixed rate loans is estimated by discounting future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The fair market value of commitments is not material at December 31, 2002 or 2001. The fair value for variable rate loans is estimated to be equal to carrying value.

Deposit Liabilities: The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.
Borrowings: For other borrowed funds and obligated mandatorily redeemable capital securities of subsidiary trust, rates currently available to the Bank for debt with similar terms and remaining maturities are used to estimate fair value. For securities sold under agreements to repurchase, carrying value is a reasonable estimate of fair value.

Accrued Interest Receivable and Payable: For accrued interest receivable and payable, the carrying amount is a reasonable estimate of fair value.

In addition, other assets and liabilities that are not defined as financial instruments were not included in the disclosures below, such as premises and equipment and life insurance contracts.

The estimated fair values of the Company's financial instruments at December 31, are as follows:

                                             2002                  2001
                                             ----                  ----
                                       Carrying     Fair     Carrying    Fair
                                         Value      Value      Value     Value
                                         -----      -----      -----     -----

Financial assets:
   Cash and short-term investments    $ 24,956   $ 24,956   $ 27,552   $ 27,552
   Securities                           84,253     85,097     70,756     71,204
   FHLB stock                            5,001      5,001      4,776      4,776
   Loans                               552,492    562,727    502,409    507,459
   Accrued interest receivable           3,144      3,144      3,420      3,420

Financial liabilities:
   Deposits                           (497,404)  (503,295)  (455,861)  (460,547)
   Securities sold under agreements
     to repurchase                     (33,052)   (33,052)   (29,274)   (29,274)
   Other borrowed funds                (95,435)  (100,515)   (90,856)   (92,076)
   Obligated mandatorily redeemable
     capital securities of subsidiary
     trust                             (13,500)   (13,746)    (5,000)    (5,250)
   Accrued interest payable             (4,327)    (4,327)    (5,177)    (5,177)

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgements regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgement and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE P - REGULATORY MATTERS

The Company and Bank are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgements by regulators about components, risk weightings and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements. The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required. At year-end, consolidated actual capital levels and minimum required levels for the Company and Bank were:

                                                                                   Minimum Required
                                                                                      To Be Well
                                                               Minimum Required    Capitalized Under
                                                                  For Capital      Prompt Corrective
                                                Actual         Adequacy Purposes   Action Regulations
                                                ------         -----------------   ------------------
                                            Amount   Ratio       Amount  Ratio       Amount   Ratio
                                            ------   -----       ------  -----       ------   -----
2002
Total capital (to risk weighted assets)
   Consolidated                            $68,149   12.2%      $44,663   8.0%      $55,829   10.0%
   The Ohio Valley Bank Company            $61,864   12.2%      $40,602   8.0%      $50,753   10.0%
Tier 1 capital (to risk weighted assets)
   Consolidated                            $61,169   11.0%      $22,332   4.0%      $33,497    6.0%
   The Ohio Valley Bank Company            $55,515   10.9%      $20,301   4.0%      $30,452    6.0%
Tier 1 capital (to average assets)
   Consolidated                            $61,169    9.2%      $26,702   4.0%      $33,378    5.0%
   The Ohio Valley Bank Company            $55,515    8.1%      $27,271   4.0%      $34,089    5.0%

2001
Total capital (to risk weighted assets)
   Consolidated                            $55,242   10.7%      $41,160   8.0%      $51,450   10.0%
   The Ohio Valley Bank Company            $51,374   11.2%      $36,570   8.0%      $45,713   10.0%
Tier 1 capital (to risk weighted assets)
   Consolidated                            $48,991    9.5%      $20,580   4.0%      $30,870    6.0%
   The Ohio Valley Bank Company            $45,658   10.0%      $18,285   4.0%      $27,428    6.0%
Tier 1 capital (to average assets)
   Consolidated                            $48,991    7.9%      $24,910   4.0%      $31,137    5.0%
   The Ohio Valley Bank Company            $45,658    7.4%      $24,593   4.0%      $30,742    5.0%

The Company and Bank at year-end 2002 were categorized as well capitalized. Management is not aware of any event or circumstances subsequent to year-end that would change the Company's or Bank's capital structure.

Dividends paid by the subsidiaries are the primary source of funds available to the Company for payment of dividends to shareholders and for other working capital needs. The payment of dividends by the subsidiaries to the Company is subject to restrictions by regulatory authorities. These restrictions generally limit dividends to the current and prior two years retained earnings. At December 31, 2002, approximately $8,360 of the subsidiaries' retained earnings were available for dividends under these guidelines. In addition to these restrictions, as a practical matter, dividend payments cannot reduce regulatory capital levels below minimum regulatory guidelines. These restrictions do not presently limit the Company from paying dividends at its historical level.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE Q - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

   Below is condensed financial information of Ohio Valley Banc Corp. In this information, the parent's investment in subsidiaries is stated at cost plus equity in undistributed earnings of the subsidiaries since acquisition. This information should be read in conjunction with the consolidated financial statements.

       CONDENSED STATEMENTS OF CONDITION                 at December 31:
Assets                                                   2002      2001
                                                         ----      ----
  Cash and cash equivalents                           $ 1,831    $   457
  Interest-bearing balances with subsidiaries               4          4
  Investment in subsidiaries                           60,367     49,756
  Notes receivable - subsidiaries                       5,332      3,089
  Other assets                                          2,087      2,105
                                                      -------    -------
    Total assets                                      $69,621    $55,411
                                                      =======    =======

Liabilities
 Notes Payable                                         $ 5,344   $ 3,787
 Subordinated debentures                                13,560     5,155
 Other liabilities                                         342       169
                                                       -------   -------
    Total liabilities                                  $19,246   $ 9,111
                                                       -------   -------
Shareholders' Equity
 Total shareholders' equity                             50,375    46,300
                                                       -------   -------
     Total liabilities and shareholders' equity        $69,621   $55,411
                                                       =======   =======


       CONDENSED STATEMENTS OF INCOME

                                                       Years ended December 31:
                                                        2002     2001     2000
                                                        ----     ----     ----
Income:
  Interest on deposits                                          $    2   $   33
  Interest on loans                                   $    2         3        6
  Interest on notes                                      203       282      474
  Other operating income                                  42         8       19
  Dividends from bank subsidiary                       4,428     3,317      925

Expenses:
  Interest on notes                                      219       308      343
  Interest on subordinated debentures                    921       546      173
  Operating expenses                                     208       229      144
                                                      ------    ------   ------
  Income before federal income taxes and equity
    in undistributed earnings of subsidiaries          3,327     2,529      797
  Income tax benefit                                     365       262       42
  Equity in undistributed earnings of subsidiaries     1,983     2,104    3,561
                                                      ------    ------   ------
    Net Income                                        $5,675    $4,895   $4,400
                                                      ======    ======   ======

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

       CONDENSED STATEMENT OF CASH FLOWS

            Years ended December 31:                    2002     2001     2000
                                                        ----     ----     ----
Cash flows from operating activities:
  Net income                                          $5,675    $4,895   $4,400
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Equity in undistributed earnings of subsidiaries(1,983)   (2,104)  (3,561)
      Change in other assets                              49        10   (2,014)
      Change in other liabilities                       (185)      (24)     (15)
                                                      ------    ------   ------
      Net cash provided by (used in)
        operating activities                           3,556     2,777   (1,190)
                                                      ------    ------   ------

Cash flows from investing activities:
  Capital contributions to subsidiaries               (8,000)            (6,090)
  Proceeds from repayment of long-term note
    from subsidiary                                                       4,000
  Change in other long-term investments                 (263)              (156)
  Change in other short-term investments              (2,258)    2,860     (645)
  Change in subsidiary line of credit                     16        (2)     153
  Change in interest-bearing deposits                              255      801
                                                      ------    ------   ------
    Net cash provided by (used in)
      investing activities                           (10,505)    3,113   (1,937)
                                                      ------    ------   ------

Cash flows from financing activities:
  Proceeds from issuance of long-term debt             8,762              5,155
  Change in other short-term borrowings                1,557    (1,789)   1,621
  Cash dividends paid                                 (2,315)   (2,733)  (2,074)
  Proceeds from issuance of common stock                 926       466      317
  Purchases of treasury stock                           (607)   (1,427)  (1,892)
                                                      ------    ------   ------
    Net cash provided by (used in)
      financing activities                             8,323    (5,483)   3,127
                                                      ------    ------   ------

Cash and cash equivalents:
  Change in cash and cash equivalents                   1,374      407        0
  Cash and cash equivalents at beginning of year          457       50       50
                                                       ------   ------   ------
    Cash and cash equivalents at end of year           $1,831   $  457   $   50
                                                       ======   ======   ======

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE R - ACQUISITION AND INTANGIBLE ASSETS

On September 24, 1999, the Bank acquired from Huntington National Bank certain assets and assumed certain deposits and other liabilities in accordance with a purchase and assumption agreement of the same date. The acquisition was accounted for using the purchase method of accounting. Accordingly, the assets acquired and liabilities assumed were recorded based on their estimated fair market values at the date of acquisition.

Goodwill related to the acquisition at December 31, 2002 and 2001 was $1,267. Effective January 1, 2002, the Company adopted new accounting guidance changing accounting for goodwill. In accordance with this guidance, goodwill is not amortized, but is reviewed for impairment. The following table presents reconciliation between reported net income and net income adjusted for the effect of the new accounting pronouncement:

                                                      2002      2001      2000
                                                     -------   -------   -------
Reported net income                                  $ 5,675   $ 4,895   $ 4,400
Effect of goodwill amortization
 expense (net of tax)                                               86        85
                                                     -------   -------   -------
Net income adjusted                                  $ 5,675   $ 4,981   $ 4,485
                                                     =======   =======   =======

Reported net income per share                        $  1.64   $  1.41   $  1.25
Effect of goodwill amortization
  expense (net of tax)                                            0.02      0.02
                                                     -------   -------   -------
Net income per share adjusted                        $  1.64   $  1.43   $  1.27
                                                     =======   =======   =======

                   SUMMARIZED QUARTERLY FINANCIAL INFORMATION

NOTE S - CONSOLIDATED QUARTERLY FINANCIAL INFORMATION (unaudited)

                                          Quarters Ended

2002                          Mar. 31    Jun. 30    Sept. 30   Dec. 31

Total interest income         $11,609    $11,887     $12,119    $12,156
Total interest expense          5,236      5,191       5,280      5,103
Net interest income             6,373      6,696       6,839      7,053
Provision for loan losses       1,142        813       1,541      1,974
    Net Income                  1,252      1,353       1,409      1,661

Net income per share          $   .36    $   .39     $   .41    $   .48


       2001

Total interest income         $11,523    $11,867     $12,159    $12,036
Total interest expense          6,354      6,081       6,065      5,735
Net interest income             5,169      5,786       6,094      6,301
Provision for loan losses         427        646       1,092      1,338
    Net Income                  1,107      1,154       1,220      1,414

Net income per share          $   .32    $   .33     $   .35    $   .41


       2000

Total interest income         $10,652    $11,100     $11,627    $11,816
Total interest expense          5,380      5,778       6,282      6,625
Net interest income             5,272      5,322       5,345      5,191
Provision for loan losses         302        407         456        725
    Net Income                  1,052        991       1,099      1,258

Net income per share          $   .30    $   .28     $   .31    $   .36

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
Ohio Valley Banc Corp.
Gallipolis, Ohio

We have audited the accompanying consolidated statements of condition of Ohio Valley Banc Corp., as of December 31, 2002 and 2001 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ohio Valley Banc Corp. as of December 31, 2002 and 2001 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

As disclosed in Note A, the Company adopted new accounting guidance for goodwill in 2002.

                                                /s/CROWE, CHIZEK AND COMPANY LLP
                                                Crowe, Chizek and Company LLP

Columbus, Ohio
January 28, 2003

                          SUMMARY OF COMMON STOCK DATA

                             OHIO VALLEY BANC CORP.
                     Years ended December 31, 2002 and 2001

INFORMATION AS TO STOCK PRICES AND DIVIDENDS: The market for the common stock of the Company is not highly active and trading has historically been limited. On February 9, 1996, the Company's common stock was established on NASDAQ securities market under the symbol "OVBC". Prior to this date a limited market was created in the first quarter of 1992 through the Ohio Company.

     The following table shows bid and ask quotations for the Company's common stock during 2002 and 2001. The range of market price is compiled from data provided by the broker based on limited trading. The quotations are inter-dealer prices, without retail markup, markdown, or commission, and may not represent actual transactions.

2002              Low Bid      High Bid      Low Ask       High Ask
----              -------      --------      -------       --------

First Quarter     $23.65        $24.00        $23.75        $24.65
Second Quarter     23.60         24.25         23.72         24.50
Third Quarter      21.35         23.60         22.19         24.45
Fourth Quarter     19.75         21.10         20.50         21.40


2001              Low Bid      High Bid      Low Ask       High Ask
----              -------      --------      -------       --------

First Quarter     $24.50        $25.25        $24.75        $25.75
Second Quarter     24.50         25.75         24.88         26.95
Third Quarter      24.50         25.05         24.95         26.00
Fourth Quarter     21.40         25.75         23.50         26.00


Dividends per share      2002        2001
-------------------      ----        ----

First Quarter            $.16        $.15
Second Quarter            .17         .16
Third Quarter             .17         .16
Fourth Quarter
  Normal dividend         .17         .16
  Special dividend                    .16

     Shown above is a table which reflects the dividends paid per share on the Company's common stock. This disclosure is based on the weighted average number of shares for each year and does not indicate the amount paid on the actual shares outstanding at the end of each quarter. As of December 31, 2002 the number of holders of common stock was 1,877 an increase from 1,855 shareholders at December 31, 2001.

     On December 11, 2001, the Company's Board of Directors declared a special cash dividend of $.16 per share on the outstanding shares of Ohio Valley Banc Corp stock payable on December 31, 2001 to shareholders of record on December 21, 2001. The special dividend was approved in large part to help increase shareholder return and serve as a reinvestment back in the community.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

         The purpose of this discussion is to provide an analysis of the Company's financial condition and results of operations which is not otherwise apparent from the audited consolidated financial statements included in this report. The accompanying consolidated financial information has been prepared by management in conformity with accounting principles generally accepted in the United States of America (US GAAP) and is consistent with that reported in the consolidated statements. Reference should be made to those statements and the selected financial data presented elsewhere in this report for an understanding of the following tables and related discussion.

RESULTS OF OPERATIONS:

SUMMARY
         Ohio Valley Banc Corp generated earnings of $5,675 for 2002 an increase of 15.9% from 2001. Net income was up 11.3% in 2001. Net income per share of $1.64 for 2002 represented continued growth from $1.41 in 2001 and $1.25 in 2000. Asset growth for 2002 was $61,357 or 9.7% which resulted in total assets at year-end of $696,356. The Company's return on assets (ROA) increased to .85% for 2002 compared to .83% in 2001 and .81% in 2000. Return on equity (ROE) was 11.85% for 2002 compared to 10.80% in 2001 and 10.29% in 2000. The average of the bid and ask price for the Company's stock was $20.61 at December 31, 2002 compared to $24.20 at year-end 2001 and $25.375 at year-end 2000.

NET INTEREST INCOME
         The most significant portion of the Company's revenue, net interest income, results from properly managing the spread between interest income on earning assets and interest expense on the liabilities used to fund those assets. Net interest income is affected by changes in both the average volume and mix of the balance sheet and the level of interest rates for financial instruments. Changes in net interest income are measured by net interest margin and net interest spread. Net interest margin is expressed as net interest income divided by average interest-earning assets. Net interest spread is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. Both of these are reported on a taxable equivalent basis. Net interest margin is greater than net interest spread due to the interest earned on interest-earning assets funded from noninterest bearing funding sources, primarily demand deposits and shareholders' equity. Following is a discussion of changes in interest-earning assets, interest-bearing liabilities and the associated impact on interest income and interest expense for the three years ending December 31, 2002. Tables I and II have been prepared to summarize the significant changes outlined in this analysis.
         Net interest income on a fully tax equivalent basis (FTE) increased $3,604 in 2002, an increase of 15.22% compared to the $23,680 earned in 2001. Net interest income (FTE) increased $2,193 in 2001, an increase of 10.21% compared to the $21,487 earned in 2000. Both increases were primarily attributable to an increase in interest-earning assets as well as a decrease in funding costs resulting in a higher net interest margin.
         For 2002, average earning assets grew by 13.7% as compared to growth of 8.4% in 2001. Driving the growth in earning assets was the growth in average loan balances. Average total loans expanded $64,150 or 13.5% from 2001 and represented 85.6% of earning assets. This compares to average loan growth of 9.7% for 2001 and loans representing 85.7% of earning assets. Management focuses on generating loan growth as this portion of earning assets provides the greatest return to the Company. Although loans comprise a larger percentage of earning assets, management is comfortable with the current level of loans based on collateral values, the balance of the allowance for loan losses and the Company's well-capitalized status. Average securities declined from 14.5% of earning assets for 2000 to 11.8% in 2002. Management maintains securities at a dollar level adequate enough to provide ample liquidity and cover pledging requirements.
         Average interest-bearing liabilities increased 14.1% between 2001 and 2002 and increased 8.7% between 2000 and 2001. While interest-bearing liabilities consists mostly of time deposits, this composition has continued to decline from 57.5 % of interest-bearing liabilities in 2000 to 51.8% in 2002. A large portion of deposits has shifted to other borrowed funds and NOW accounts which have grown to comprise 36.4% of interest-bearing liabilities in 2002 from 29.0% in 2000. Other borrowings and NOW accounts have been a cost-effective funding source for the Company's increase in earning assets in 2002 with the average cost of both being 3.74% compared to the time deposit average cost of 4.32%. NOW account balances were influenced by the growth in the Company's public fund deposits and Gold Club product.
         The net interest margin increased .06% to 4.34% in 2002 from 4.28% in 2001. This is compared to a .07% increase in the net interest margin in 2001. Contributing to the increase in net interest margin in 2002 was the increase in the net interest spread of .22%. The decrease in yield on earning assets of 1.01% was completely offset by the larger decrease in funding costs of 1.23%. Contributing to the decline in yield on earning assets was a decrease in the return on average loans of .97% from 2001. Total interest expense declined 14.1% due to the costs of time deposits decreasing 1.61%, the cost of NOW accounts decreasing 1.10% and the cost of borrowings decreasing .43%, impacted by the low rate environment in 2002. The cost of borrowings could have decreased even further, but management chose to lengthen the maturity of its funding liabilities during 2002's low rate environment. The impact of interest free funds on the net interest margin decreased from .61% in 2001 to .45% in 2002. The .16% decrease in the contribution of interest free funding sources combined with the .22% increase in the net interest spread yielded the .06% increase in the net interest margin. The 2001 increase in net interest margin of .07% was due to a .13% increase in net interest spread with lower asset yields of .27% being completely offset by lower funding costs of .40%. The increase in net interest spread was partially offset by a .06% decrease in interest free funding sources.

NONINTEREST INCOME AND EXPENSE
         Total noninterest income increased $505 in 2002, a 9.8% gain over 2001. Total noninterest income increased 32.9% in 2001. Contributing to the growth in noninterest income was the increase in service charge income on deposit accounts which was up $115 in 2002 and $987 in 2001. Continued growth in transaction account balances led to the overall increase in 2002. The large increase in 2001 was anticipated from the implementation of new products and services in the fourth quarter of 2000 that generated additional service charge income in 2001 and did not have the same impact in 2002. Income earned on life insurance contracts from the Company's supplemental retirement program was up $88 in 2002 and $114 in 2001. Other operating income increased $309 over 2001 due to the gains on sale of mortgage loans as well as other fee income from debit and credit card transactions, commissions earned from loan insurance sales and loan service fees. Additionally, other operating income in 2001 increased $165 over 2000 driven by the Company's minority investments in insurance subsidiaries ProFinance Holdings Corporation and BSG Title Services Agency, LLC.

         Total noninterest expense increased $1,004 or 5.5% in 2002 and $1,193 or 7.0% in 2001. The most significant expense in this category is salary and employee benefits which increased $826 or 8.4% from 2001 to 2002. Contributing most to this increase were annual merit increases, rising benefit costs and increases to incentive compensation plans in relation to the successful growth in earnings experienced in 2002. The Company's full-time equivalent employee base remained steady with 252 employees at year-end 2002 as compared to 249 at year-end 2001. Salaries and employee benefits expense also increased $515 or 5.5% from 2000 to 2001 largely due to the increase in full-time equivalent employees as well as annual merit increases and rising benefit costs. Growth in additional offices and fixed assets has been relatively stable throughout 2002 with the addition of only one new finance company office in the third quarter. This has provided for a net decrease in occupancy and furniture and equipment expense, which were collectively down $39 or 1.6% in 2002 versus a decline of $194 in 2001. Corporation franchise tax decreased $192 from 2001 to 2002 largely due to a tax assessment charged to expense in 2001 that was related to the exclusion of intercompany indebtedness for taxable net worth. The assessment was challenged and the Company was successful in having the charge reversed in 2002. Other noninterest expense was up $421 in 2002 and $654 in 2001. The increase in 2002 was largely driven by a one time charge off of fraudulent checks totaling $484 in the second quarter. Management was successful in recovering over $100 by year-end 2002 and is continuing to seek recoveries of this charge off. Other noninterest expense increases in 2001 were related to new computer software depreciation, general increases in overhead expenses related to continuing growth and inflationary increases. The Company's efficiency ratio improved over last year as a result of the growth in revenue sources (net interest income and noninterest income) outpacing the growth in noninterest expense. The efficiency ratio for 2002 improved to 58.1% from 62.5% in 2001.

                              FINANCIAL CONDITION:

SECURITIES
         Management's goal in structuring the portfolio is to maintain a prudent level of liquidity while providing an acceptable rate of return without sacrificing asset quality. Maturing securities have historically provided sufficient liquidity such that management has not sold a debt security in several years.

         The balance of total securities increased 18.2% over 2001 with the ratio of securities to total assets increasing to 12.8% at December 31, 2002 compared to 11.9% at December 31, 2001. The Company's demand for securities was mostly in Government agency bonds which increased $13,782 largely due to pledging requirements that were necessary for public fund deposits. Government agency bonds comprise 75% of total securities and as a result, the portfolio's exposure to credit risk is minimal. The yield on reinvestment opportunities for securities has continued to decline in 2002. The weighted average FTE yield on debt securities at year-end 2002 was 4.69% as compared to 5.60% at year-end 2001. Table III provides a summary of the portfolio by category and remaining contractual maturity. Issues classified as equity securities have no stated maturity date and are not included in Table III.

LOANS
         In 2002, total loans increased $50,901 or 10.0% to reach $559,561. The largest contributor was commercial loans which experienced growth of $32,354 or 18.7%. The commercial loan area originated over $96,000 in loans for 2002. Approximately 66% of these loans were originated in Gallia, Jackson, Pike and Franklin counties and 22% were originated from the West Virginia markets. The Company's commercial loan growth was impacted by the low interest rate environment experienced during 2002 as well as the success experienced in the Company's newer markets such as West Virginia contributing to a higher volume of business opportunities. Contributions to the loan portfolio were also made from the Company's consumer loan portfolio which expanded by $20,225 representing an 18.7% gain. The largest portion of consumer loans were originated through indirect lending, primarily from area automobile dealers, and are subject to the same underwriting as the Company's regular loans. As with commercial loans, auto indirect loan opportunities were impacted by the low interest rate environment evident in 2002 which allowed for more aggressive pricing on these loan types. At December 31, 2002, indirect loan balances represented nearly half of total consumer loans. In 2002, real estate loans declined $2,000 as compared to the loan growth of $16,488 experienced in 2001. The Company began selling loans to the Federal Home Loan Mortgage Corporation (Freddie Mac) in the fourth quarter of 2002 which contributed to the overall decline in real estate mortgage loan originations. The Company emphasizes the selling of 15 to 30 year real estate loans at fixed rates which will assist management in minimizing its exposure to interest rate risk. While the Company has generally originated real estate loans for its own portfolio, the emphasis on selling long-term fixed rate real estate loans on the secondary market will continue in 2003. Tables V, VI, and VII have been provided to enhance the understanding of the loan portfolio and the allowance for potential loan losses. Management evaluates the adequacy of the allowance for loan losses quarterly based on several factors including, but not limited to, general economic conditions, loan portfolio composition, prior loan loss experience, and management's estimate of probable losses. Actual losses on loans are reflected as reductions in the reserve and are referred to as charge-offs. The amount of the provision for loan losses charged to operating expenses is the amount necessary, in management's opinion, to maintain the allowance for loan losses at an adequate level. The allowance required is primarily a function of the relative quality of the loans in the loan portfolio, the mix of loans in the portfolio and the rate of growth of outstanding loans.
         The ratio of net charge-offs to average total loans at December 31, 2002 was .86% up over .56% at December 31, 2001 due mostly to the $2,015 increase in net charge-offs within the consumer (particularly automobile indirect) and commercial loan portfolios. This increase in net charge-offs was a result of stronger emphasis being placed on improving the asset quality within the Company's loan portfolio. Nonperforming loans, which include nonaccrual loans and accruing loans past due 90 days or more, are returned to performing status when the loan is brought current and has performed in accordance with contractual terms. Nonperforming loans were approximately $8,060 at December 31, 2002 compared to $6,310 at the end of 2001. The increase in nonperforming loans was the result of a single commercial line which is in the process of collection and represented .70 percent of total loans which increased nonperforming loans as a percentage of total loans to 1.44% for the year ending December 31, 2002 as compared to 1.24% at year-end 2001.
         For 2002, provision expense was up by $1,967 compared to the provision expense for 2001. This increase in provision expense was largely associated with the increases in net charge-offs as a percent of average total loans as well as the growth in commercial loans which generally require a higher allocation of the allowance for loan losses based on the risks associated with this loan type. At December 31, 2002, the allowance for loan losses totaled $7,069, or 1.26% of total loans, up $818 from December 31, 2001 when the allowance was 1.23% of total loans. Management increased the allowance as a percent of total loans in 2002 due to an increase in nonperforming loans and a general decline in economic conditions. Management feels that the allowance is adequate to absorb probable and incurred losses in the portfolio based on collateral values as well as a high relative volume of real estate mortgages. While management is comfortable that the allowance for loan losses is adequate to absorb future losses inherent in the loan portfolio, management is prepared to increase the allowance should economic conditions dictate.

DEPOSITS
         Interest-earning assets are funded primarily by core deposits. The accompanying table IV shows the composition of total deposits as of December 31, 2002. Total deposits grew $41,543 or 9.1% to reach $497,404 by year-end 2002. Leading the growth in deposits were time deposits which increased $22,625 or 8.5% over 2001. Generating $18,088 of this growth was certificates of deposit gathered through national markets as well as brokered certificates of deposit. These deposits sources were utilized to supplement deposit growth due to their competitive cost and longer maturities compared to traditional retail sources. With historical low interest rates, management lengthened maturities to protect against rising interest rates. Interest-bearing demand deposits increased by $13,633 or 14.9% over 2001. Driving this growth were increases in public fund NOW accounts which were up $9,913 over 2001 and the Company's Gold Club product, offering customers a NOW account with other banking benefits, which increased $1,699 over 2001. Furthermore, non-interest bearing demand deposits increased $2,262 or 4.0% during 2002. With the previous expansion into new markets, management expects continued growth in deposits in 2003.

FUNDS BORROWED
         During 2002, the Company utilized borrowed funds as one of its funding sources as these balances grew to $95,435 at December 31, 2002 compared to $90,856 at December 31, 2001. Other funds borrowed consist primarily of Federal Home Loan Bank (FHLB) advances, securities sold under agreements to repurchase, and promissory notes. FHLB advances are subject to collateral agreements and are secured by qualifying first mortgage loans and FHLB stock. Management utilized FHLB advances to primarily fund long-term assets. Similar to the certificates of deposit strategy, management utilized FHLB advances to extend the average term of its funding sources and help protect against rising interest rates. At December 31, 2002, the balance of FHLB advances totaled $84,590 compared to $81,564 at December 31, 2001. Management will continue to evaluate borrowings from the FHLB as an alternative funding source in 2003. Promissory notes are primarily associated with funding loans at Loan Central and most were issued with terms of one year or less.

CAPITAL RESOURCES
         The Company maintains a capital level that exceeds regulatory requirements as a margin of safety for its depositors and shareholders. Shareholders' equity totaled $50,375 at December 31, 2002, compared to $46,300 at December 31, 2001, which represents growth of 8.8%. All of the capital ratios exceeded the regulatory minimum guidelines as identified in Note P "Regulatory Matters".
         Cash dividends paid of $2,315 for 2002 represents a 15.3% decrease over the cash dividends paid during 2001. The decrease in cash dividends paid is due to the special "freedom" dividend paid in the fourth quarter of 2001 at $.16 per share which increased the number of dividend distributions to five compared to four dividend distributions in 2002. Management deemed the special dividend prudent to increase shareholder return and make an additional contribution back to shareholders in light of the tragic events that impacted the economy in 2001. Excluding the special dividend of 2001, cash dividends paid for 2002 would have increased $133 or 6.1% over 2001 largely due to an increase in the dividend rate paid per share.

         The Company maintains a dividend reinvestment and stock purchase plan. The plan allows shareholders to purchase additional shares of company stock. A benefit of the plan is to permit the shareholders to reinvest cash dividends as well as make supplemental purchases without the usual payment of brokerage commissions. During 2002, shareholders invested $1,100 through the dividend reinvestment and stock purchase plan. These proceeds resulted in the issuance of 28,285 new shares and the acquisition of 19,692 existing shares through open market purchases for a total of 47,977 shares. At December 31, 2002, approximately 76% of the shareholders were enrolled in the dividend reinvestment plan. Members' reinvestment of dividends and supplemental purchases in 2002 represented 48% of year-to-date dividends paid. In addition, as part of the Company's stock repurchase program in 2002, management purchased 27,125 shares in the open market. The current stock repurchase program limits the number of shares to be repurchased to 175,000 shares. At December 31, 2002, the Company could repurchase an additional 18,000 shares under the existing share repurchase program which is scheduled to expire on February 10, 2003.

LIQUIDITY AND INTEREST RATE SENSITIVITY
         The Company's goal for interest rate sensitivity management is to maintain a balance between steady net interest income growth and the risks associated with interest rate fluctuations. Interest rate risk ("IRR") is the exposure of the Company's financial condition to adverse movements in interest rates. Accepting this risk can be an important source of profitability, but excessive levels of IRR can threaten the Company's earnings and capital. It is management's policy not to position the balance sheet so as to expose the Company to levels of interest rate risk which could significantly impair earnings performance or endanger capital.
         The Company's asset and liability committee monitors the rate sensitivity of the balance sheet weekly through parameters established by the Board of Directors. The committee uses interest rate sensitivity modeling analysis prepared quarterly to monitor the relationship between the maturity and repricing of its interest-earning assets and interest-bearing liabilities. Interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets and interest-bearing liabilities maturing or repricing within a specified time period. A gap position is considered positive when the amount of interest sensitive assets exceeds the amount of interest sensitive liabilities, and is considered negative when the amount of interest sensitive liabilities exceeds the amount of interest sensitive assets. Generally, during a period of rising interest rates, a negative gap would adversely affect net interest income, while a positive gap would result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would result in an increase in net interest income, while a positive gap would negatively affect net interest income. This analysis assumes that interest rate changes for interest-earning assets and interest-bearing liabilities are of the same magnitude and velocity, whereas actual interest rate changes generally differ in magnitude and velocity. Based on the interest rate sensitivity model, the Company was liability sensitive in the short term and asset sensitive for periods over five years.
         The Company's exposure to interest rate risk is primarily managed through the selection of the type and repricing characteristics of interest-earning assets and interest-bearing liabilities. Management can influence the Company's gap position by offering fixed or variable rate products, by changing the terms of new loans, investments and time deposits, or by selling existing assets or repaying certain liabilities. The Company's ability to manage its gap position can be challenged by customer preferences which may not meet the Company's goals. The FHLB assists in funding interest-earning assets by providing advances with similar repricing characteristics as many of the loans offered by the Company.
         Table VIII provides information about the Company's interest-bearing financial instruments. The table presents information strictly by expected maturity date without regard for repricing dates for variable rate products. Noninterest-bearing checking deposits assume an annual decay rate of 13% and savings and interest-bearing checking accounts assume an annual decay rate of 14% based on the Company's historical experience. A fundamental difference between the table and the interest rate sensitivity model previously discussed is that the table presents financial intruments based on the date of expected cash flows while the model only focuses on repricing characteristics of financial instruments.
         Liquidity management should focus on matching the cash inflows and outflows within the Company's natural market for loans and deposits. This goal is accomplished by maintaining sufficient asset liquidity along with stable core deposits. The primary sources of liquidity are interest-bearing balances with banks, federal funds sold and the maturity and repayment of investments and loans as well as cash flows provided from operations. The Company has classified $75,264 in securities as available for sale at December 31, 2002. In addition, the Federal Home Loan Bank in Cincinnati offers advances to the Bank which further enhances the Bank's ability to meet liquidity demands. At December 31, 2002, the Bank could borrow an additional $44,000 from the Federal Home Loan

Bank. The Bank also has the ability to purchase federal funds from several of its correspondent banks. See the consolidated statement of cash flows for further cash flow information. Management does not rely on any single source of liquidity and monitors the level of liquidity based on many factors affecting the Company's financial condition.

INFLATION
         Consolidated financial data included herein has been prepared in accordance with US GAAP. Presently, US GAAP requires the Company to measure financial position and operating results in terms of historical dollars with the exception of securities available for sale, which are carried at fair value. Changes in the relative value of money due to inflation or deflation are generally not considered.
         In management's opinion, changes in interest rates affect the financial institution to a far greater degree than changes in the inflation rate. While interest rates are greatly influenced by changes in the inflation rate, they do not change at the same rate or in the same magnitude as the inflation rate. Rather, interest rate volatility is based on changes in the expected rate of inflation, as well as monetary and fiscal policies. A financial institution's ability to be relatively unaffected by changes in interest rates is a good indicator of its capability to perform in today's volatile economic environment. The Company seeks to insulate itself from interest rate volatility by ensuring that rate sensitive assets and rate sensitive liabilities respond to changes in interest rates in a similar time frame and to a similar degree.

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

CONSOLIDATED AVERAGE BALANCE SHEET & ANALYSIS OF NET INTEREST INCOME

Table I
                                                                        December 31
                                   ------------------------------------------------------------------------------------
                                              2002                         2001                         2000
(dollars in thousands)             --------------------------   --------------------------   --------------------------
                                   Average    Income/  Yield/   Average    Income/  Yield/   Average    Income/  Yield/
                                   Balance    Expense   Rate    Balance    Expense   Rate    Balance    Expense   Rate
                                   -------    -------   ----    -------    -------   ----    -------    -------   ----
ASSETS
------
Interest-earning assets:
  Interest-bearing balances         $ 1,607   $    15    .91%    $ 1,068        33   3.03%   $    729   $    34   4.63%
    with banks
  Federal funds sold                 14,643       237   1.62       8,125       285   3.51       3,418       208   6.10
  Securities:
    Taxable                          59,831     2,837   4.74      54,755     3,188   5.82      58,106     3,690   6.35
    Tax exempt                       14,582     1,051   7.21      15,034     1,079   7.18      15,898     1,137   7.15
  Loans                             538,148    43,954   8.17     473,998    43,330   9.14     432,165    40,483   9.37
                                   --------   -------  -----    --------   -------  -----    --------   -------  -----
    Total interest-
      earning assets                628,811    48,094   7.65%    552,980    47,915   8.66%    510,316    45,552   8.93%

Noninterest-earning assets:
  Cash and due from banks            15,871                       13,935                       12,851
  Other nonearning assets            29,594                       28,970                       26,257
  Allowance for loan losses          (6,715)                      (5,692)                      (5,118)
                                   --------                     --------                     --------
    Total noninterest-
      earning assets                 38,750                       37,213                       33,990
                                   --------                     --------                     --------
        Total assets               $667,561                     $590,193                     $544,306
                                   ========                     ========                     ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
  NOW accounts                    $102,393      2,203   2.15%    $88,340     2,873   3.25%   $ 82,307    3,780   4.59%
  Savings and Money Market          42,264        522   1.23      38,379       724   1.89      42,430    1,091   2.57
  Time deposits                    287,032     12,404   4.32     264,269    15,684   5.93     256,846   15,496   6.03
  Repurchase agreements             23,090        361   1.56      19,893       627   3.15      17,606      859   4.88
  Other borrowed money              98,938      5,320   5.38      74,525     4,327   5.81      47,311    2,839   6.00
                                  --------    -------  -----    --------   -------  -----    --------   -------  -----
    Total interest-
      bearing liabilities          553,717     20,810   3.76%    485,406    24,235   4.99%    446,500   24,065   5.39%

Noninterest-bearing liabilities:
  Demand deposit accounts            57,824                       50,267                       47,291
  Other liabilities                   8,145                        9,191                        7,742
                                   --------                     --------                       ------
    Total noninterest-
      bearing liabilities            65,969                       59,458                       55,033

  Shareholders' equity               47,875                       45,329                       42,773
                                   --------                     --------                     --------
    Total liabilities and
      shareholders' equity         $667,561                     $590,193                     $544,306
                                   ========                     ========                     ========

Net interest earnings                         $27,284                      $23,680                      $21,487
                                              =======                      =======                      =======
Net interest earnings as a percent
  of interest-earning assets                           4.34%                        4.28%                        4.21%
                                                       -----                        -----                        -----
Net interest rate spread                               3.89%                        3.67%                        3.54%
                                                       -----                        -----                        -----
Average interest-bearing liabilities
  to average earning assets                            88.06%                       87.78%                       87.49%
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

RATE VOLUME ANALYSIS OF CHANGES IN INTEREST INCOME & EXPENSE

Table II
                                                 2002                                   2001
                                      -----------------------------          ----------------------------
(dollars in thousands)                     Increase (Decrease)                    Increase (Decrease)
                                        From Previous Year Due to              From Previous Year Due to
                                      -----------------------------          ----------------------------
                                      Volume    Yield/Rate    Total          Volume   Yield/Rate    Total
                                      ------    ----------    -----          ------   ----------    -----
INTEREST INCOME
---------------
Interest-bearing balances
  with banks                        $    12      $   (29)   $   (17)        $    13   $    (14)  $     (1)
Federal funds sold                      155         (203)       (48)            194       (117)        77
Securities:
  Taxable                               277         (628)      (351)           (206)      (296)      (502)
  Tax exempt                            (32)           4        (28)            (62)         4        (58)
Loans                                 5,514       (4,891)       623           3,843       (996)     2,847
                                    -------      -------    -------         -------    -------    -------
    Total interest income             5,926       (5,747)       179           3,782     (1,419)     2,363

INTEREST EXPENSE
----------------
NOW accounts                            407       (1,076)      (669)            261     (1,168)      (907)
Savings and Money Market                 68         (270)      (202)            (97)      (270)      (367)
Time deposits                         1,263       (4,543)    (3,280)            443       (255)       188
Repurchase agreements                    88         (354)      (266)            101       (333)      (232)
Other borrowed money                  1,332         (340)       992           1,583        (95)     1,488
                                    -------      -------    -------         -------    -------    -------
    Total interest expense            3,158       (6,583)    (3,425)          2,291     (2,121)       170
                                    -------      -------    -------         -------    -------    -------
Net interest earnings               $ 2,768      $   836    $ 3,604         $ 1,491    $   702    $ 2,193
                                    =======      =======    =======         =======    =======    =======

The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each. Fully taxable equivalent yield assumes a 34% tax rate, net of related nondeductible interest expense.

SECURITIES

Table III
                                                                      MATURING
                                   ---------------------------------------------------------------------------
As of December 31, 2002                Within           After One but       After Five but
(dollars in thousands)                One Year        Within Five Years    Within Ten Years    After Ten Years
                                      --------        -----------------    ----------------    ---------------
                                   Amount    Yield     Amount    Yield      Amount   Yield      Amount   Yield
                                   ------    -----     ------    -----      ------   -----      ------   -----
Obligations of U.S. Government
  agency securities               $19,478    2.90%    $47,360    4.58%
Obligations of states and
  political subdivisions            1,697    7.95%      3,835    7.95%      $5,927    7.43%      $2,362   7.45%
Mortgage-backed securities                                  2    8.00%       2,913    4.31%         679   5.62%
                                  -------    ----     -------    ----       ------    ----       ------   ----
    Total debt securiities        $21,175    3.30%    $51,197    4.84%      $8,840    6.45%      $3,041   6.85%
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

DEPOSITS

Table IV                                     as of December 31

(dollars in thousands)
                                     2002           2001           2000
                                     ----           ----           ----
Interest-bearing deposits:
  NOW accounts                     $105,130       $ 91,497       $ 80,336
  Money Market                       10,255         10,286          9,622
  Savings accounts                   33,704         30,650         26,976
  IRA accounts                       38,295         36,634         34,683
  Certificates of Deposit           251,023        230,059        233,093
                                   --------       --------       --------
                                    438,407        399,126        384,710
Noninterest-bearing deposits:
  Demand deposits                    58,997         56,735         47,661
                                   --------       --------       --------
    Total deposits                 $497,404       $455,861       $432,371
                                   ========       ========       ========

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

Table V                                        Years Ended December 31
(dollars in thousands)                 2002     2001     2000     1999     1998
----------------------                 ----     ----     ----     ----     ----

Commercial loans                     $2,780   $1,831   $1,546   $1,278   $1,132
 Percentage of loans to total loans   36.94%   34.21%   31.36%   29.33%   28.18%

Real estate loans                     1,091      874      609      270      264
 Percentage of loans to total loans   40.07%   44.47%   46.78%   49.04%   47.14%

Consumer loans                        1,981    1,935    1,629    1,444    1,360
 Percentage of loans to total loans   22.99%   21.32%   21.86%   21.63%   24.68%

Unallocated                           1,217    1,611    1,601    2,063    1,521
                                     -------  -------  -------  -------  -------
Allowance for Loan Losses            $7,069   $6,251   $5,385   $5,055   $4,277
                                     =======  =======  =======  =======  =======
                                     100.00%  100.00%  100.00%  100.00%  100.00%
                                     =======  =======  =======  =======  =======
Ratio of net charge-offs
 to average loans                       .86%     .56%     .36%     .40%     .46%
                                     =======  =======  =======  =======  =======

The above allocation is based on estimates and subjective judgements and is not necessarily indicative of the specific amounts or loan categories in which losses may ultimately occur.

SUMMARY OF NONPERFORMING AND PAST DUE LOANS

Table VI
(dollars in thousands)                 2002     2001     2000     1999     1998
----------------------                 ----     ----     ----     ----     ----
Impaired loans                       $4,780   $2,621   $1,233   $1,413   $  624
Past due-90 days or more and
  still accruing                      1,491    3,013    3,691    3,711    2,106
Nonaccrual                            6,569    3,297    2,948    2,953      981
Accruing loans past due 90
  days or more to total loans           .27%     .59%     .82%     .90%     .61%
Nonaccrual loans as a % of
  total loans                          1.17%     .65%     .66%     .72%     .28%
Impaired loans as a % of total loans    .85%     .52%     .28%     .34%     .18%
Allowance for loans losses as a
  % of total loans                     1.26%    1.23%    1.20%    1.23%    1.23%

  Management believes that the impaired loan disclosures are comparable to the nonperforming loan disclosures except that the impaired loan disclosures do not include single family residential or consumer loans which are analyzed in the aggregate for loan impairment purposes.
  In 2002, management adopted a new method of identifying impaired loans and accordingly, has adjusted the 2001 impaired loan balances to reflect this method. Management did not adjust impaired loan balances prior to 2001.During 2002, the Company recognized $160 of interest income on impaired loans. Individual loans not included above that management feels have loss potential total approximately $500. The Company has no assets which are considered to be troubled debt restructings.
  Management formally considers placing a loan on nonaccrual status when collection of principal or interest has become doubtful.Furthermore, a loan should not be returned to the accrual status unless either all delinquent principal or interest has been brought current or the loan becomes well secured and is in the process of collection.

MATURITY AND REPRICING DATA OF LOANS

Table VII

As of December 31, 2002                             Maturing/Repricing
(dollars in thousands)
                               Within       After One but
                              One Year    Within Five Years   After Five Years     Total
                              --------    -----------------   ----------------     -----
Commercial loans and other    $116,215         $ 44,195           $ 46,277        $206,687
Real estate loans               43,603           21,917            158,692         224,212
Consumer loans                  22,172           74,390             32,100         128,662
                              --------         --------           --------        --------
  Total loans                 $181,990         $140,502           $237,069        $559,561
                              ========         ========           ========        ========

Loans maturing or repricing after one year with:
   Variable interest rates    $ 50,545
   Fixed interest rates        327,026
                              --------
   Total                      $377,571
                              ========

RATE SENSITIVITY ANALYSIS

Table VIII
(dollars in thousands)

As of December 31, 2002                                 Principal Amount Maturing in:
                                                                                          There-           Fair Value
                                         2003      2004      2005      2006      2007     after    Total    12/31/02
Rate-Sensitive Assets:
Fixed interest rate loans             $ 11,575  $ 10,513  $ 21,012  $ 23,658  $ 31,402  $241,745  $339,905  $348,403
Average interest rate                    9.04%    10.89%     9.59%     8.78%     7.89%     7.86%     8.17%

Variable interest rate loans          $ 46,368  $  3,821  $  4,798  $  5,978  $  5,895  $152,796  $219,656  $221,393
Average interest rate                    5.96%     5.53%     6.08%     6.19%     5.91%     6.38%     6.25%

Fixed interest rate securities        $ 21,048  $ 20,332  $ 25,904  $    500  $  2,487  $ 11,808  $ 82,079  $ 85,097
Average interest rate                    3.30%     4.86%     4.74%     5.63%     5.49%     6.55%     4.69%

Federal funds sold                    $  4,625                                                    $  4,625  $  4,625
Average interest rate                    1.27%                                                       1.27%

Other interest-bearing assets         $  1,505                                                    $  1,505  $  1,505
Average interest rate                    0.67%                                                       0.67%

Total Rate-Sensitive Assets           $ 85,121  $34,666   $ 51,714  $ 30,136  $ 39,784  $406,349  $647,770  $661,023
Average interest rate                    5.37%    6.76%      6.83%     8.21%     7.45%     7.27%     7.01%

Rate-Sensitive Liabilities:
Noninterest-bearing checking          $  7,599  $  6,620  $  5,767  $  5,025  $  4,377  $ 29,609  $ 58,997  $ 58,997

Savings & Interest-bearing checking   $ 21,193  $ 18,034  $ 15,372  $ 13,125  $ 11,225  $ 70,140  $149,089  $149,089
Average interest rate                    1.50%     1.52%     1.54%     1.56%     1.57%     1.65%     1.59%

Time deposits                         $156,269  $ 68,303  $ 35,771  $ 15,453  $ 11,901  $  1,621  $289,318  $295,209
Average interest rate                    3.71%     3.89%     4.06%     4.49%     4.71%     6.87%     3.90%

Fixed interest rate borrowings        $ 19,204  $ 17,702  $ 17,215  $ 17,607  $  4,060  $ 19,147  $ 94,935  $100,261
Average interest rate                    4.97%     4.96%     4.92%     4.92%     3.80%     6.80%     5.27%

Variable interest rate borrowings     $ 47,052                                                    $ 47,052  $ 47,052
Average interest rate                    1.80%                                                       1.80%

Total Rate-Sensitive Liabilities      $251,317  $110,659  $ 74,125  $ 51,210  $ 31,563  $120,517  $639,391  $650,608
Average interest rate                    3.15%     3.44%     3.42%     3.45%     2.82%     2.13%     3.05%

As of December 31, 2001                                 Principal Amount Maturing in:
                                                                                          There-           Fair Value
                                         2002      2003      2004      2005      2006     after    Total    12/31/01
Total Rate-Sensitive Assets          $ 97,688  $ 17,119  $ 31,670  $ 40,920  $ 30,418  $370,285  $588,100  $595,178
Average interest rate                   5.70%     9.20%     8.82%     80.59%     8.26%     7.74%     7.59%

Total Rate-Sensitive Liabilities     $241,620  $102,787  $ 58,432  $ 40,300  $ 33,796  $104,056  $580,991  $586,897
Average interest rate                   4.13%     4.17%     3.69%     3.57%     3.53%     2.46%     3.72%


KEY RATIOS

Table IX
                               2002     2001     2000     1999     1998
                               ----     ----     ----     ----     ----
Return on average assets        .85%     .83%     .81%     .88%    1.01%
Return on average equity      11.85%   10.80%   10.29%   10.29%   10.69%
Dividend payout ratio         40.79%   55.84%   47.14%   43.73%   37.13%
Average equity to
  average assets               7.17%    7.68%    7.86%    8.54%    9.46%