Form 10-K, Exhibit 13
period 2003-12-31
OHIO VALLEY BANC CORP
filed 2004-03-15
CIK 894671

REMEMBER THE GOOD OLD DAYS?
                                 OVB WAS THERE!

MESSAGE FROM MANAGEMENT
by CEO/President Jeff Smith & Chairman Jim Dailey

Dear Shareholders,

 On that cool November 1st morning back in 1872, do you think the 31 founding shareholders thought about the tradition they were about to start as the doors to Ohio Valley Bank were opened for the very first time?

 Could they have dreamed of the day OVB would be named one of Ohio's 100 top companies? Their company has received that honor several times including 2003.

 Could they have even entertained the notion that their company would have 22 offices in 10 counties and 2 states? This probably wouldn't have been more than a dream to them, but now it's reality.

 Those first members of the Ohio Valley Bank family would be proud of the 250 employees whom were responsible for more than $6.4 million in net income and increased their earnings per share more than 13%. They would also be proud of their successors that now number more than 2,000; whom, for the second year in a row, reinvested over $1 million through the Dividend Reinvestment and Stock Purchase Plan. Their successors also saw their cash dividends for 2003 increase by 6% and the price of their NASDAQ listed stock close at $26.50.

 While OVB was there for the "good old days", we're still working hard to insure that there are more to come.

 Come share some memories with us at this year's Annual Meeting. We hope to see you there.

 Sincerely,

 Jeffrey E. Smith
 President and CEO

 James L. Dailey
 Chairman of the Board

SELECTED FINANCIAL DATA

                                           Years Ended December 31

SUMMARY OF OPERATIONS:            2003      2002      2001      2000      1999
(dollars in thousands, except per share data)
Total interest income          $ 45,160  $ 47,771  $ 47,585  $ 45,195  $ 40,006
Total interest expense           17,645    20,810    24,235    24,065    18,837
Net interest income              27,515    26,961    23,350    21,130    21,169
Provision for loan losses         4,339     5,470     3,503     1,890     2,303
Total other income                5,982     5,634     5,129     3,858     3,132
Total other expenses             19,817    19,175    18,171    16,978    16,060
Income before income taxes        9,341     7,950     6,805     6,120     5,938
Income taxes                      2,869     2,275     1,910     1,720     1,646
Net income                        6,472     5,675     4,895     4,400     4,292

PER SHARE DATA (1):

Net income per share             $ 1.86    $ 1.64    $ 1.41    $ 1.25    $ 1.22
Cash dividends per share         $  .71    $  .67    $  .79    $  .59    $  .53
Book value per share             $15.55    $14.55    $13.42    $12.76    $12.10
Weighted average number of common
 shares outstanding           3,480,230 3,458,300 3,461,856 3,516,205 3,530,203

AVERAGE BALANCE SUMMARY:

Total loans                   $ 559,854 $ 538,148 $ 473,998 $ 432,165 $ 382,353
Securities (2)                   86,609    76,020    70,857    74,733    73,783
Deposits                        509,676   489,513   441,255   428,874   376,050
Other borrowed funds (3)        100,590    98,938    74,525    47,311    50,539
Shareholders' equity             52,074    47,875    45,329    42,773    41,730
Total assets                    693,197   667,561   590,193   544,306   488,632

PERIOD END BALANCES:

Total loans                   $ 573,704 $ 559,561 $ 508,660 $ 448,303 $ 411,158
Securities (2)                   90,046    90,759    76,796    76,402    72,186
Deposits                        507,509   497,404   455,861   432,371   405,331
Shareholders' equity             54,408    50,375    46,300    44,492    42,708
Total assets                    707,327   696,356   634,999   561,658   522,057

KEY RATIOS:

Return on average assets           .93%      .85%      .83%      .81%      .88%
Return on average equity         12.43%    11.85%    10.80%    10.29%    10.29%
Dividend payout ratio            38.14%    40.79%    55.84%    47.14%    43.73%
Average equity to average assets  7.51%     7.17%     7.68%     7.86%     8.54%

(1) Restated for stock splits as appropriate.
(2) Securities include interest-bearing balances with banks.
(3) Other borrowed funds include trust preferred obligations

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
Ohio Valley Banc Corp.
Gallipolis, Ohio

We have audited the accompanying consolidated statements of condition of Ohio Valley Banc Corp., as of December 31, 2003 and 2002 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ohio Valley Banc Corp. as of December 31, 2003 and 2002 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.


                                                 /s/CROWE CHIZEK AND COMPANY LLC
                                                 Crowe Chizek and Company LLC

Columbus, Ohio
February 5, 2004

                      CONSOLIDATED STATEMENTS OF CONDITION

                                                           As of December 31

                                                         2003             2002
                                                         ----             ----
(dollars in thousands, except share and per share data)

ASSETS

Cash and noninterest-bearing deposits with banks     $  17,753        $  18,826
Federal funds sold                                                        4,625
Total cash and cash equivalents                      ---------        ---------
                                                        17,753           23,451

Interest-bearing balances in other banks                   859            1,505

Securities available-for-sale                           76,352           75,264
Securities held-to-maturity
(estimated fair value: 2003 - $13,547,
2002 - $14,834)                                         12,835           13,990

Total loans                                            573,704          559,561
 Less: Allowance for loan losses                        (7,593)          (7,069)
                                                     ---------        ---------
  Net loans                                            566,111          552,492

Premises and equipment, net                              9,142            8,247
Accrued income receivable                                2,700            3,144
Goodwill                                                 1,267            1,267
Bank owned life insurance                               13,222           12,673
Other assets                                             7,086            4,323
                                                     ---------        ---------
  Total assets                                       $ 707,327        $ 696,356
                                                     =========        =========
LIABILITIES

Noninterest-bearing deposits                         $  62,235        $  58,997
Interest-bearing deposits                              445,274          438,407
                                                     ---------        ---------
  Total deposits                                       507,509          497,404

Securities sold under agreements to repurchase          24,018           33,052
Other borrowed funds                                   101,562           95,435
Subordinated debentures                                 13,500
Obligated mandatorily redeemable capital securities
of subsidiary trust                                                      13,500
Accrued liabilities                                      6,330            6,590
                                                     ---------        ---------
  Total liabilities                                    652,919          645,981
                                                     ---------        ---------
SHAREHOLDERS' EQUITY

Common stock ($1.00 stated value, 10,000,000
 shares authorized; 2003 - 3,658,212 shares
 issued, 2002 - 3,620,335 shares issued)                 3,658            3,620
Additional paid-in-capital                              30,962           30,092
Retained earnings                                       23,343           19,339
Accumulated other comprehensive income                     624            1,439
Treasury stock, at cost (2003 - 159,611 shares,
2002 - 157,115 shares)                                  (4,179)          (4,115)
                                                     ---------        ---------
  Total shareholders' equity                            54,408           50,375
                                                     ---------        ---------
  Total liabilities and shareholders' equity         $ 707,327        $ 696,356
                                                     =========        =========

          See accompanying notes to consolidated financial statements
                                       6

                       CONSOLIDATED STATEMENTS OF INCOME

     For the years ended December 31              2003       2002       2001
     -------------------------------              ----       ----       ----
(dollars in thousands, except per share data)

Interest and dividend income:
    Loans, including fees                       $ 41,462   $ 43,947   $ 43,321
    Securities:
        Taxable                                    2,739      2,612      2,879
        Tax exempt                                   685        735        758
    Dividends                                        203        225        309
    Other Interest                                    71        252        318
                                                --------   --------   --------
                                                  45,160     47,771     47,585
Interest expense:
    Deposits                                      12,322     15,129     19,281
    Securities sold under agreements
      to repurchase                                  204        361        627
    Other borrowed funds                           4,175      4,427      3,797
    Subordinated debentures                          944
    Obligated mandatorily redeemable capital
      securities of subsidiary trust                            893        530
                                                --------   --------   --------
                                                  17,645     20,810     24,235
                                                --------   --------   --------

Net interest income                               27,515     26,961     23,350
Provision for loan losses                          4,339      5,470      3,503
    Net interest income after provision         --------   --------   --------
      for loan losses                             23,176     21,491     19,847
                                                --------   --------   --------
Noninterest income:
    Service charges on deposit accounts            3,160      3,118      3,003
    Trust fees                                       215        215        222
    Income from bank owned insurance                 657        684        596
    Net gain on sale of loans                        444         76
    Other                                          1,506      1,541      1,308
                                                --------   --------   --------
                                                   5,982      5,634      5,129
Noninterest expense:
    Salaries and employee benefits                11,571     10,641      9,815
    Occupancy                                      1,308      1,274      1,255
    Furniture and equipment                        1,031      1,083      1,141
    Corporation franchise tax                        591        395        587
    Data processing                                  554        484        496
    Other                                          4,762      5,298      4,877
                                                --------   --------   --------
                                                  19,817     19,175     18,171
                                                --------   --------   --------

  Income before income taxes                       9,341      7,950      6,805

Provision for income taxes                         2,869      2,275      1,910
                                                --------   --------   --------
    NET INCOME                                   $ 6,472    $ 5,675    $ 4,895
                                                ========   ========   ========
Earnings per share                               $  1.86    $  1.64    $  1.41
                                                ========   ========   ========

          See accompanying notes to consolidated financial statements
                                       7

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

For the years ended December 31, 2003, 2002 and 2001


                                                                            Accumulated
                                                    Additional                 Other                           Total
                                           Common     Paid-In     Retained  Comprehensive   Treasury       Shareholders'
(dollars in thousands, except share and     Stock     Capital     Earnings  Income(Loss)      Stock           Equity
per share data)                           -------     -------     -------   -----------      --------         -------
BALANCES AT JANUARY 1, 2001               $ 3,560     $28,760     $13,817     $   436        $ (2,081)        $44,492
  Comprehensive income:
     Net income                                                     4,895                                       4,895
     Net change in unrealized gain
      on available-for-sale securities                                            607                             607
                                                                                                              -------
        Total comprehensive income                                                                              5,502
  Common Stock issued through
    dividend reinvestment, 19,480 shares       19         447                                                     466
  Cash dividends, $.79 per share                                   (2,733)                                     (2,733)
  Shares acquired for treasury, 57,501 shares                                                  (1,427)         (1,427)
                                          -------     -------     -------     -------        --------         -------
BALANCES AT DECEMBER 31, 2001               3,579      29,207      15,979       1,043          (3,508)         46,300
  Comprehensive income:
     Net income                                                     5,675                                       5,675
     Net change in unrealized gain
      on available-for-sale securities                                            396                             396
                                                                                                              -------
        Total comprehensive income                                                                              6,071
  Common Stock issued to ESOP, 12,800 shares   13         272                                                     285
  Common Stock issued through
    dividend reinvestment, 28,285 shares       28         613                                                     641
  Cash dividends, $.67 per share                                   (2,315)                                     (2,315)
  Shares acquired for treasury, 27,125 shares                                                    (607)           (607)
                                          -------     -------     -------     -------         -------         -------
BALANCES AT DECEMBER 31, 2002               3,620      30,092      19,339       1,439          (4,115)         50,375

  Comprehensive income:
     Net income                                                     6,472                                       6,472
     Net change in unrealized gain
      on available-for-sale securities                                           (815)                           (815)
                                                                                                              -------
        Total comprehensive income                                                                              5,657
  Common Stock issued to ESOP, 7,400 shares     7         191                                                     198
  Common Stock issued through
    dividend reinvestment, 30,477 shares       31         679                                                     710
  Cash dividends, $.71 per share                                   (2,468)                                     (2,468)
  Shares acquired for treasury, 2,496 shares                                                      (64)            (64)
                                          -------     -------     -------     -------         -------         -------
BALANCES AT DECEMBER 31, 2003             $ 3,658     $30,962     $23,343     $   624         $(4,179)        $54,408
                                          =======     =======     =======     =======         =======         =======

             See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS


     For the years ended December 31                             2003       2002       2001
     -------------------------------                             ----       ----       ----
(dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                   $ 6,472    $ 5,675    $ 4,895
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Depreciation                                                 1,086      1,165      1,222
    Net amortization and accretion of securities                   243        123         63
    Proceeds from sale of loans in secondary market             20,952      5,913
    Loans disbursed for sale in secondary market               (20,508)    (5,837)
    Gain on sale of loans                                         (444)       (76)
    Amortization of intangible assets                                                    130
    Deferred tax benefit                                          (364)      (392)      (368)
    Provision for loan losses                                    4,339      5,470      3,503
    Common stock issued to ESOP                                    198        285
    FHLB stock dividend                                           (203)      (225)      (309)
    Change in accrued income receivable                            444        276        684
    Change in accrued liabilities                                 (260)    (1,118)      (120)
    Change in other assets                                       1,268       (691)      (913)
                                                               -------    -------    -------
      Net cash provided by operating activities                 13,223     10,568      8,787
                                                               -------    -------    -------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from maturities of securities
   available-for-sale                                           41,953     30,491     25,726
  Purchases of securities available-for-sale                   (44,271)   (43,469)   (26,248)
  Proceeds from maturities of securities
   held-to-maturity                                              2,965      2,005      2,482
  Purchases of securities held-to-maturity                      (1,855)    (2,046)      (741)
  Change in interest-bearing deposits in other banks               646       (241)      (448)
  Net increase in loans                                        (19,602)   (55,183)   (62,806)
  Proceeds from sale of other real estate owned                 (2,152)      (370)      (188)
  Purchases of premises and equipment                           (1,981)      (710)      (639)
  Purchases of insurance contracts                                                    (2,165)
                                                               -------    -------    -------
      Net cash used in investing activities                    (24,297)   (69,523)   (65,027)
                                                               -------    -------    -------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Change in deposits                                            10,105     41,543     23,490
  Cash dividends                                                (2,468)    (2,315)    (2,733)
  Proceeds from issuance of common stock                           710        641        466
  Purchases of treasury stock                                      (64)      (607)    (1,427)
  Change in securities sold under agreements to repurchase      (9,034)     3,778     10,929
  Proceeds from trust preferred obligations                                 8,500
  Proceeds from long-term borrowings                             7,503     16,065     54,125
  Repayment of long-term borrowings                            (15,439)   (13,040)   (13,615)
  Change in other short-term borrowings                         14,063      1,553     (3,276)
                                                               -------    -------    -------
      Net cash provided by financing activities                  5,376     56,118     67,959
                                                               -------    -------    -------

CASH AND CASH EQUIVALENTS:
  Change in cash and cash equivalents                           (5,698)    (2,837)    11,719
  Cash and cash equivalents at beginning of year                23,451     26,288     14,569
                                                               -------    -------    -------
      Cash and cash equivalents at end of year                 $17,753    $23,451    $26,288
                                                               =======    =======    =======

CASH PAID DURING THE YEAR FOR:
  Interest                                                     $18,562    $21,659    $25,155
  Income taxes                                                   2,960      2,675      2,455
  Non-cash transfers from loans to other real estate owned       3,796        521        443

           See accompanying notes to consolidated financial statements

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
           Amounts are in thousands, except share and per share data

Note A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The consolidated financial statements include the accounts of the Ohio Valley Banc Corp. (the Company) and its wholly-owned subsidiaries, The Ohio Valley Bank Company (the Bank), Loan Central, a consumer finance company and Ohio Valley Financial Services Agency, LLC, an insurance company. As further discussed in Note I, trusts that had previously been consolidated with the Company are now reported separately. All material intercompany accounts and transactions have been eliminated.

Industry Segment Information: The Company provides financial services through 22 offices located in central and southeastern Ohio as well as western West Virginia. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Other financial instruments include deposit accounts in other financial institutions and federal funds sold.

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

Securities: The Company classifies securities into held-to-maturity and available-for-sale categories. Held-to-maturity securities are those which the Company has the positive intent and ability to hold to maturity and are reported at amortized cost. Securities classified as available-for-sale include equity securities and other securities that management intends to sell or that could be sold for liquidity, investment management or similar reasons even if there is not a present intention of such a sale. Available-for-sale securities are reported at fair value, with unrealized gains or losses included as a separate component of equity, net of tax. Other securities such as Federal Home Loan Bank stock are carried at cost.
  Premium amortization is deducted from, and discount accretion is added to, interest income on securities using the level yield method. Gains and losses are recognized upon the sale of specific identified securities on the completed transaction basis. Securities are written down to fair value when a decline in fair value is not temporary.

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

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off.

  The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers non-classified loans and is based on historical loss experience adjusted for current factors.

  A loan is impaired when full payment under the loan terms is not expected. Commercial and commercial real estate loans are individually evaluated for impairment. Impaired loans are carried at the present value of expected cash flows discounted at the loan's effective interest rate or at the fair value of the collateral if the loan is collateral dependent. A portion of the allowance for loan losses is allocated to impaired loans. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

Concentrations of Credit Risk:
  The Company, through its subsidiaries, grants residential, consumer and commercial loans to customers located primarily in the southeastern Ohio and western West Virginia areas.

The following represents the composition of the loan portfolio at December 31, 2003:

                                       % of Total Loans
                                       ----------------
Real Estate loans                            37.94%
Commercial and industrial loans              38.47%
Consumer loans                               23.48%
All other loans                                .11%
                                       ----------------
                                            100.00%
                                       ================
Approximately 3.99% of total loans are unsecured.

  The Bank, in the normal course of its operations, conducts business with correspondent financial institutions. Balances in correspondent accounts, investments in federal funds, certificates of deposit and other short-term securities are closely monitored to ensure that prudent levels of credit and liquidity risks are maintained. At December 31, 2003, the Bank's primary correspondent balance was $7,411 on deposit at the Federal Reserve Bank, Cleveland, Ohio.

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Buildings and related components are depreciated using the straight-line or declining balance methods with useful lives ranging from 7 to 39 years. Furniture, fixtures and equipment are depreciated using the straight-line or declining balance methods with useful lives ranging from 3 to 8 years.

Other Real Estate: Real estate acquired through foreclosure or deed-in-lieu of foreclosure is included in other assets. Such real estate is carried at the lower of investment in the loan or estimated fair value of the property less estimated selling costs. Any reduction to fair value at the time of acquisition is accounted for as a loan charge-off. Any subsequent reduction in fair value is recorded as a loss on other assets. Costs incurred to carry other real estate are charged to expense. Other real estate owned totaled $2,084 at December 31, 2003 and $440 at December 31, 2002.

Goodwill: Goodwill results from business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Upon adopting new accounting guidance in 2002, the Company ceased amortizing goodwill. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified.

Long-term Assets: Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Repurchase  Agreements:   Substantially  all  repurchase  agreement  liabilities
represent amounts advanced by various customers. Securities are pledged to cover these liabilities, which are not covered by federal deposit insurance.

Per Share Amounts: Earnings per share is based on net income divided by the following weighted average number of shares outstanding during the periods:
3,480,230 for 2003,  3,458,300 for 2002 and 3,461,856 for 2001.  The Company had
no dilutive securities outstanding for any period presented.

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

Bank Owned Life Insurance: The Company has purchased life insurance policies on certain officers. These policies are recorded at their cash surrender value, or the amount that could be currently realized.

ESOP: Compensation expense is based on the market price of shares as they are committed to be allocated to participant accounts.

New Accounting Pronouncements: During 2003, the Company adopted Financial Accounting Standards Board ("FASB") Statement 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, and FASB Statement 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equities, FASB Interpretation 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, and FASB Interpretation 46, Consolidation of Variable Interest Entities. Adoption of the new standards did not materially affect the Company's operating results or financial condition.

  Statement 149 indicates that commitments to make mortgage loans should be accounted for as derivatives if the loans are to be held for sale, because the commitment represents a written option and accordingly is recorded at the fair value of the option liability.

  Statement 150 requires reporting mandatorily redeemable shares as liabilities, as well as obligations not in the form of shares to repurchase shares that may require cash payment and some obligations that may be settled by issuing a variable number of equity shares.

  Interpretation 45 requires recognizing the fair value of guarantees made and information about the maximum potential payments that might be required, as well as the collateral or other recourse obtainable. Interpretation 45 covers guarantees such as standby letters of credit, performance guarantees, and direct or indirect guarantees of the indebtedness of others, but not guarantees of funding.

  Interpretation 46, as revised in December 2003, changes the accounting model for consolidation from one based on consideration of control through voting interests. Whether to consolidate an entity will now also consider whether that entity has sufficient equity at risk to enable it to operate without additional financial support, whether the equity owners in that entity lack the obligation to absorb expected losses or the right to receive residual returns of the entity, or whether voting rights in the entity are not proportional to the equity interest and substantially all the entity's activities are conducted for an investor with few voting rights.

  The FASB also recently issued Statement of Financial Accounting Standards ("SFAS") No. 145 and SFAS No. 146. SFAS 145 covers debt extinguishments and leases, and made some minor technical corrections. Gains and losses on extinguishments of debt, always treated as an extraordinary item under a previous standard, will no longer be considered extraordinary, except under very limited conditions. If a capital lease is modified to an operating, it will be treated as a sale-leaseback instead of a new lease. SFAS No. 146 covers accounting for costs associated with exit or disposal activities, such as lease termination costs or employee severance costs. The Statement replaces Emerging Issues Task Force ("EITF") 94-3, and is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. It requires these costs to be recognized when they are incurred rather than at date of commitment to an exit or disposal plan. Adoption of the new standards did not materially affect the Company's operating results or financial condition.

  In June 2001, FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. This statement addresses financial accounting and reporting for legal obligations associated with sale, abandonment, disposal, recycling or other than temporary removal from service of tangible long-lived assets. SFAS No. 143 requires an asset obligation to be recognized at fair value when it is incurred, if a reasonable estimate of its fair value can be made at the time.
Otherwise, the obligation should be recorded as soon as its fair value can be reasonably estimated. This statement, which was effective for the Company on January 1, 2003, did not have a material impact on the Company.

Reclassifications:  The consolidated financial statements for 2002 and 2001 have
been   reclassified   to  conform   with  the   presentation   for  2003.   Such
reclassifications had no effect on the net results of operations.

NOTE B - SECURITIES

  Securities are summarized as follows:

                                                          Gross        Gross     Estimated
                                            Amortized   Unrealized   Unrealized    Fair
Securities Available-for-Sale                 Cost        Gains        Losses      Value
                                              ----        -----        ------      -----
  December 31, 2003
  -----------------
  U.S. Government agency securities          $36,789      $1,047       $ (51)     $37,785
  Mortgage-backed securities                  33,415         140        (191)      33,364
  Equity securities                            5,203                                5,203
                                             -------      ------       -----      -------
     Total securities                        $75,407      $1,187       $(242)     $76,352
                                             =======      ======       =====      =======
  December 31, 2002
  -----------------
  U.S. Government agency securities          $64,739      $2,099                  $66,838
  Mortgage-backed securities                   3,350          81       $  (6)       3,425
  Equity securities                            5,001                                5,001
                                             -------      ------       -----      -------
     Total securities                        $73,090      $2,180       $  (6)     $75,264
                                             =======      ======       =====      =======
                                                          Gross        Gross     Estimated
                                            Amortized   Unrealized   Unrealized    Fair
Securities Held-to-Maturity                   Cost        Gains        Losses      Value
                                              ----        -----        ------      -----
  December 31, 2003
  -----------------
  Obligations of states and
    political subdivisions                   $12,724      $  741       $ (25)     $13,440
  Mortgage-backed securities                     111                      (4)         107
                                             -------      ------       -----      -------
     Total securities                        $12,835      $  741       $ (29)     $13,547
                                             =======      ======       =====      =======
  December 31, 2002
  ---------------------------
  Obligations of states and
    political subdivisions                   $13,821      $  881       $ (31)     $14,671
  Mortgage-backed securities                     169                      (6)         163
                                             -------      ------       -----      -------
     Total securities                        $13,990      $  881       $ (37)     $14,834
                                             =======      ======       =====      =======

  At year-end 2003 and 2002, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders' equity.
  Securities with a carrying value of approximately $71,804 at December 31,2003 and $67,758 at December 31, 2002 were pledged to secure public deposits, repurchase agreements and for other purposes as required or permitted by law.
  The amortized cost and estimated fair value of debt securities at December 31, 2003, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because certain issuers may have the right to call or prepay the debt obligations prior to their contractual maturities.

                               Available-for-Sale         Held-to-Maturity
                             ----------------------    -----------------------
                                          Estimated                  Estimated
                             Amortized      Fair       Amortized       Fair
Debt Securities:               Cost         Value        Cost          Value
                              -------      -------      -------       -------
  Due in one year or less     $15,300      $15,621      $ 1,645       $ 1,684
  Due in one to five years     21,489       22,164        2,557         2,691
  Due in five to ten years                                6,311         6,744
  Due after ten years                                     2,211         2,321
  Mortgage-backed securities   33,415       33,364          111           107
                              -------      -------      -------       -------
     Total debt securities    $70,204      $71,149      $12,835       $13,547
                              =======      =======      =======       =======

  There were no sales of debt and equity securities during 2003, 2002 and 2001.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

  Securities with unrealized losses at year-end 2003 not recognized in income are as follows:

                                              Less than 12 Months       12 Months or More            Total
                                              -------------------       -----------------            -----
                                             Fair       Unrealized     Fair      Unrealized     Fair      Unrealized
                                             Value        Loss         Value       Loss         Value       Loss
                                             -----        -----        -----       -----        -----       -----
  Description of Securities
  -------------------------
  U.S. Government agency securities ........ $ 1,949      $  (51)                               $ 1,949      $   (51)
  Mortgage-backed securities ...............  20,152        (185)      $ 1,650     $   (10)      21,802         (195)
  Obligations of states and
    political subdivisions .................   1,023         (18)           75          (7)       1,098          (25)
                                             -------      ------       -------     -------      -------      -------
                                             $23,124      $ (254)      $ 1,725     $   (17)     $24,849      $  (271)
                                             =======      ======       =======     =======      =======      =======

  Unrealized losses on the Company's securities have not been recognized into income because the issuers'securities are of high credit quality, management has the intent and ability to hold for the foreseeable future, and the decline in fair value is largely due to increases in market interest rates.

NOTE C - LOANS

     Loans are comprised of the following at December 31:

                                          2003            2002
                                          ----            ----
Real estate loans                       $217,636        $224,212
Commercial and industrial loans          220,724         205,508
Consumer loans                           134,720         128,662
All other loans                              624           1,179
                                        --------        --------
  Total Loans                           $573,704        $559,561
                                        ========        ========


NOTE D - ALLOWANCE FOR LOAN LOSSES

     Following is an analysis of changes in the allowance for loan losses for the years ended December 31:


                                          2003           2002           2001
                                          ----           ----           ----
Balance, beginning of year               $7,069         $6,251         $5,385

Loans charged-off:
  Real estate                             1,110            636            659
  Commercial                              2,267          2,272            620
  Consumer                                2,661          2,656          1,903
                                         ------         ------         ------
    Total loans charged-off               6,038          5,564          3,182

Recoveries of loans:
  Real estate                               279            119             69
  Commercial                              1,057            158             17
  Consumer                                  887            635            459
                                         ------         ------         ------
    Total recoveries of loans             2,223            912            545

Net loan charge-offs                     (3,815)        (4,652)        (2,637)
Provision charged to operations           4,339          5,470          3,503
                                         ------         ------         ------
Balance, end of year                     $7,593         $7,069         $6,251
                                         ======         ======         ======

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Information regarding impaired loans is as follows:

                                                          2003           2002
                                                          ----           ----
  Balance of impaired loans                              $1,988         $4,780
                                                         ======         ======
  Less portion for which no specific
  allowance is alloctade                                 $  801
                                                         ======         ======
  Portion of impaired loan balance for which
  an allowance for credit losses is allocated            $1,187         $4,780
                                                         ======         ======
  Portion of allowance for loan losses allocated
  to the impaired loan balance                           $  475         $  500
                                                         ======         ======

  Average investment in impaired loans for the year      $2,082         $5,308
                                                         ======         ======

  Past due - 90 days or more and still accruing          $  659         $1,491
                                                         ======         ======

  Nonaccrual                                             $2,655         $6,569
                                                         ======         ======

Interest on impaired loans was not material for years ending 2003, 2002 or 2001.

NOTE E - PREMISES AND EQUIPMENT

Following is a summary of premises and equipment at December 31:

                                                2003           2002
                                                ----           ----

Land                                          $ 1,428        $ 1,428
Buildings                                       7,648          6,719
Leasehold improvements                          2,173          2,162
Furniture and equipment                         9,519          8,478
                                              -------        -------
                                               20,768         18,787
Less accumulated depreciation                  11,626         10,540
                                              -------        -------
     Total Premises and Equipment             $ 9,142        $ 8,247
                                              =======        =======

The following is a summary of the future minimum lease payments for facilities leased by the Company. Lease payments were $350 in 2003 and $339 in 2002.

2004         $  344
2005            266
2006            240
2007            187
2008            101
Thereafter        7
             ------
             $1,145
             ======

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE F - DEPOSITS
     Following is a summary of interest-bearing deposits at December 31:

                                                   2003           2002
                                                   ----           ----

NOW accounts                                    $113,423       $105,130
Savings and Money Market                          46,603         43,959
Time:
 IRA accounts                                     38,427         38,295
   Certificates of Deposit:
     In denominations under $100,000             162,570        167,086
     In denominations of $100,000 or more         84,251         83,937
                                                --------       --------
       Total time deposits                       285,248        289,318
                                                --------       --------
       Total interest-bearing deposits          $445,274       $438,407
                                                ========       ========

  Following is a summary of total time deposits by remaining maturity at December 31:

                                                   2003
                                                  ------
Within one year                                 $155,247
From one to two years                             60,431
From two to three years                           39,509
From three to four years                          12,071
From four to five years                           15,652
Thereafter                                         2,338
                                                --------
     Total                                      $285,248
                                                ========

  Brokered deposits were $17,147 and $15,088 at December 31, 2003 and 2002, respectively.

NOTE G - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

  Securities sold under agreements to repurchase are financing arrangements that have overnight maturity terms. At maturity, the securities underlying the agreements are returned to the Company. Information concerning securities sold under agreements to repurchase is summarized as follows at December 31:

                                                  2003           2002
                                                  ----           ----

Balance outstanding at period-end               $24,018        $33,052
                                                -------        -------
Weighted average interest rate at period-end        .80%         1.08%
                                                -------        -------
Average amount outstanding during the year      $23,396        $23,090
                                                -------        -------
Approximate weighted average interest rate
 during the year                                    .87%         1.56%
                                                -------        -------
Maximum amount outstanding as of any month-end  $35,213        $33,052
                                                -------        -------
Securities underlying these agreements at year-end were as follows:

  Carrying value of securities                  $45,292        $40,650
                                                -------        -------
  Fair Value                                    $45,658        $42,180
                                                -------        -------

  The Company had securities sold under agreements to repurchase with overnight maturity terms totaling $7,512 at December 31, 2003 and $11,280 at December 31, 2002 with a local healthcare provider.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE H - OTHER BORROWED FUNDS

  Other  borrowed  funds at   December  31,  2003  and  2002  are  comprised  of
advances from the Federal Home Loan Bank (FHLB) of Concinnati, promissory notes and Federal Reserve Bank (FRB) Notes.

                 FHLB Borrowings   Promissory Notes   FRB Notes      Totals
                 ---------------   ----------------   ---------      -------
    2003             $90,729           $ 7,031         $ 3,802      $101,562
    2002             $84,590           $ 5,345         $ 5,500      $ 95,435

  Pursuant to collateral agreements with the FHLB, advances are secured by $158,935 in qualifying mortgage loans and $5,203 in FHLB stock at December 31, 2003. Fixed rate FHLB advances of $75,654 mature through 2010 and have interest rates ranging from 1.65% to 6.62%. In addition, variable rate FHLB borrowings of $15,075 mature through 2004 and have interest rates ranging from 1.09% to 4.00%.

  At December 31, 2003, the Company had a cash management line of credit enabling it to borrow up to $30,000 from the FHLB. All cash management advances have an original maturity of 90 days. The line of credit must be renewed on an annual basis. There were $16,000 available on this line of credit at December 31, 2003.

  Based on the Company's current FHLB stock ownership, total assets and pledgeable residential first mortgage loans, the Company had the ability to obtain borrowings up to a maximum of $143,000 at December 31, 2003.

  Promissory notes, issued primarily by the parent company, have fixed rates of 1.75% to 5.25% and are due at various dates through a final maturity date of September 30, 2005. A total of $4,800 represented promissory notes from related parties. See Note L for further discussion of related party transactions.

  FRB notes consist of the collection of tax payments from Bank customers under the Treasury Tax and Loan program. These funds have a variable interest rate and are callable on demand by the U.S. Treasury. At December 31, 2003, the interest rate for the Company's FRB notes was .73%.

  Letters of credit issued on the Bank's behalf by the FHLB to collateralize certain public unit deposits as required by law totaled $27,000 at December 31, 2003 and $30,425 at December 31, 2002. Various investment securities from the Bank used to collateralize FRB notes totaled $5,995 at December 31, 2003.

      Scheduled principal payments over the next five years:

               FHLB borrowings     Promissory notes     FRB Notes      Total
               ---------------     ----------------     ---------      -----
2004               $35,729              $5,531           $3,802      $ 45,062
2005                17,117               1,500                         18,617
2006                17,608                                             17,608
2007                 4,062                                              4,062
2008                 9,011                                              9,011
Thereafter           7,202                                              7,202
                   -------              ------           ------      --------
                   $90,729              $7,031           $3,802      $101,562
                   =======              ======           ======      ========

NOTE I - SUBORDINATED DEBENTURES AND TRUST PREFERRED SECURITIES

  On March 26,2002, a trust formed by the Company issued $8,500 of 5.0% floating rate trust preferred securities as part of a pooled offering of such securities. The Company issued subordinated debentures to the trust in exchange for the proceeds of the offering, which debentures represent the sole asset of the trust. The Company may redeem all or a portion of these subordinated debentures at par value beginning March 26, 2007. The subordinated debentures must be redeemed no later than March 26, 2032. The Company used the net proceeds from the sale of these securities to provide additional capital to the Bank to support growth. Debt issuance costs of $256 were incurred and capitalized and will amortize as a yield adjustment through expected maturity.

  On September 7, 2000, a trust formed by the Company issued $5,000 of 10.6% fixed rate trust preferred securities as part of a pooled offering of such securities. The Company issued subordinated debentures to the trust in exchange for the proceeds of the offering, which debentures represent the sole asset of the trust. The Company may redeem all or a portion of these subordinated debentures beginning September 7, 2010 at a premium of 105.30% with the call price declining .53% per year until reaching a call price of par at year twenty through maturity. The subordinated debentures must be redeemed no later than September 7, 2030. The Company used the net proceeds from the sale of these securities to help fund the Company's year-end insurance investments, help continue the Company's stock repurchases and provide additional capital to the Bank to support growth. Debt issuance costs of $166 were incurred and capitalized and will amortize as a yield adjustment through expected maturity.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

  Prior to 2003, the trusts were consolidated in the Company's financial statements, with the trust preferred securities issued by the trust reported in liabilities and the subordinated debentures eliminated in consolidation. Under new accounting guidance, FASB Interpretation No. 46, as revised in December 2003, the trusts are no longer consolidated with the Company. Accordingly, the Company does not report the securities issued by the trust as liabilities, and instead reports as liabilities the subordinated debentures issued by the Company and held by the trust, as these are no longer eliminated in consolidation. Since the Company's equity interest in the trusts cannot be received until the subordinated debentures are repaid, these amounts have been netted. The effect of no longer consolidating the trust changes certain balance sheet classifications but does not change the Company's equity or net income. Accordingly, the amounts previously reported as "obligated mandatorily redeemable capital securities of a subsidiary trust" in liabilities have been recaptioned "subordinated debentures" and continue to be presented in liabilities on the balance sheet.

NOTE J - INCOME TAXES

   The provision for federal income taxes consists of the following components:

                                                 2003       2002      2001
                                                 ----       ----      ----
Current tax expense                             $3,233     $2,667    $2,278
Deferred tax (benefit)                            (364)      (392)     (368)
                                                ------     ------    ------
   Total income taxes                           $2,869     $2,275    $1,910
                                                ======     ======    ======

     The source of gross deferred tax assets and gross deferred tax liabilities at December 31:
                                                           2003       2002
                                                           ----       ----
Items giving rise to deferred tax assets:
   Allowance for loan losses in excess of tax reserve     $2,648     $2,251
   Deferred compensation                                     852        709
   Depreciation                                                          10
   Other                                                     126         76

Items giving rise to deferred tax liabilities:
   Investment accretion                                      (60)       (63)
   Depreciation                                              (57)
   FHLB stock dividends                                     (707)      (620)
   Unrealized gain on securities available-for-sale         (321)      (739)
   Other                                                     (99)       (24)
                                                          ------     ------
Net deferred tax asset                                    $2,382     $1,600
                                                          ======     ======

     The difference between the financial statement tax provision and amounts computed by applying the statutory federal income tax rate of 34% to income before taxes is as follows:

                                                      2003       2002     2001
                                                      ----       ----     ----

Statutory tax                                       $3,176     $2,703    $2,314
Effect of nontaxable interest
   and dividends                                      (236)      (254)     (263)
Nondeductible interest expense                          23         30        42
Income from bank owned insurance                      (187)      (198)     (176)
Effect of state income tax                              97
Other items                                             (4)        (6)       (7)
                                                    ------     ------    ------
   Total income taxes                               $2,869     $2,275    $1,910
                                                    ======     ======    ======

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

   Following is a summary of such commitments at December 31:

                                                2003        2002
                                                -----       -----

        Fixed rate                             $   731     $ 1,262
        Variable rate                           49,926      44,730

   Standby letters of credit                     7,839       9,158

   The interest rate on fixed rate commitments ranged from 5.75% to 7.625% at December 31, 2003.

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

The bank subsidiary of the Company is required to maintain average reserve balances with the Federal Reserve Bank or as cash in the vault. The amount of those reserve balances for the year ended December 31, 2003, was approximately $6,897.

NOTE L - RELATED PARTY TRANSACTIONS

   Certain directors, executive officers and companies in which they are affiliated were loan customers during 2003. A summary of activity on these borrower relationships with aggregate debt greater than $60 is as follows:

Total loans at January 1, 2003        $18,228
   New loans                            1,233
   Repayments                            (982)
   Other changes                      (13,070)
                                      -------
Total loans at December 31, 2003      $ 5,409
                                      =======

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE M - EMPLOYEE BENEFITS

   The Bank has a profit-sharing plan for the benefit of its employees and their beneficiaries. Contributions to the plan are determined by the Board of Directors. Contributions charged to expense were $152, $149 and $134 for 2003, 2002 and 2001.
   The Company maintains an Employee Stock Ownership Plan (ESOP) covering substantially all of its employees. The Company makes discretionary contributions to the plan which are allocated to plan participants based on relative compensation. The total number of shares held by the Plan, all of which have been allocated to participant accounts were 163,723 and 159,595 at December 31, 2003 and 2002. In addition, the Bank made contributions to its ESOP Trust as follows:

                                      Years ended December 31
                                  2003         2002         2001
                                  ----         ----         ----

Number of shares issued           7,400       12,800            0
                                 ======       ======        =====

Value of stock contributed        $ 198        $ 285

Cash contributed                    105          158        $ 123
                                  -----        -----        -----

Total charged to expense          $ 303        $ 443        $ 123
                                  =====        =====        =====

  Life insurance contracts with a cash surrender value of $13,222 have been purchased by the Company, the owner of the policies. The purpose of these contracts was to replace a current group life insurance program for executive officers, implement a deferred compensation plan for directors and executive officers, implement a director retirement plan and implement a supplemental retirement plan for certain officers. Under the deferred compensation plan, the Company pays each participant the amount of fees deferred plus interest over the participant's desired term, upon termination of service. Under the director retirement plan, participants are eligible to receive ongoing compensation payments upon retirement subject to length of service. The supplemental retirement plan provides payments to select executive officers upon retirement based upon a compensation formula determined by the Board of Directors. The present value of payments expected to be provided are accrued during the service period of the covered individuals. Expenses related to the plans for each of the last three years amounted to $312, $267 and $235.

NOTE N - OTHER COMPREHENSIVE INCOME

   Other comprehensive income components and related taxes for the years ended December 31, are as follow:


                                                  2003       2002       2001
Net unrealized holding gains(losses)              ----       ----       ----
 on available-for-sale securities              $(1,229)    $  600    $   920

Tax effect                                        (414)       204        313
                                               -------     -------   -------
 Other comprehensive income(loss)              $  (815)    $  396    $   607
                                               =======     =======   =======

NOTE O - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and cash equivalents: For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

Interest-bearing Deposits in Other Banks: For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

Securities: For securities, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar instruments. The fair value for FHLB stock is estimated at carrying value.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Loans: The fair value of fixed rate loans is estimated by discounting future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The fair market value of commitments is not material at December 31, 2003 or 2002. The fair value for variable rate loans is estimated to be equal to carrying value.

Deposit Liabilities: The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

Borrowings:For other borrowed funds and obligated mandatorily redeemable capital securities of subsidiary trust, rates currently available to the Bank for debt with similar terms and remaining maturities are used to estimate fair value. For securities sold under agreements to repurchase, carrying value is a reasonable estimate of fair value.

Accrued Interest Receivable and Payable: For accrued interest receivable and payable, the carrying amount is a reasonable estimate of fair value.

In addition, other assets and liabilities that are not defined as financial instruments were not included in the disclosures below, such as premises and equipment and life insurance contracts.

The estimated fair values of the Company's financial instruments at December 31, are as follows:

                                             2003                  2002
                                             ----                  ----
                                       Carrying     Fair     Carrying    Fair
                                         Value      Value      Value     Value
                                         -----      -----      -----     -----

Financial assets:
   Cash and cash equivalents          $ 17,753   $ 17,753   $ 23,451   $ 23,451
   Interest-bearing deposits
     in other banks                        859        859      1,505      1,505
   Securities                           89,187     89,899     89,254     90,098
   Loans                               566,111    574,942    552,492    562,727
   Accrued interest receivable           2,700      2,700      3,144      3,144

Financial liabilities:
   Deposits                           (507,509)  (509,945)  (497,404)  (503,295)
   Securities sold under agreements
     to repurchase                     (24,018)   (24,018)   (33,052)   (33,052)
   Other borrowed funds               (101,562)  (104,914)   (95,435)  (100,515)
   Subordinated debentures             (13,500)   (13,742)
   Obligated mandatorily redeemable
     capital securities of subsidiary
     trust                                                   (13,500)   (13,746)
   Accrued interest payable             (3,410)    (3,410)    (4,327)    (4,327)

  Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

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

At year-end, consolidated actual capital levels and minimum required levels for the Company and Bank were:

                                                                                   Minimum Required
                                                                                      To Be Well
                                                               Minimum Required    Capitalized Under
                                                                  For Capital      Prompt Corrective
                                                Actual         Adequacy Purposes   Action Regulations
                                                ------         -----------------   ------------------
                                            Amount   Ratio       Amount  Ratio       Amount   Ratio
                                            ------   -----       ------  -----       ------   -----
2003
Total capital (to risk weighted assets)
   Consolidated                            $72,864   13.3%      $43,841   8.0%      $54,802   10.0%
   The Ohio Valley Bank Company            $65,324   12.1%      $43,071   8.0%      $53,838   10.0%
Tier 1 capital (to risk weighted assets)
   Consolidated                            $66,003   12.0%      $21,921   4.0%      $32,881    6.0%
   The Ohio Valley Bank Company            $58,587   10.9%      $21,535   4.0%      $32,303    6.0%
Tier 1 capital (to average assets)
   Consolidated                            $66,003    9.5%      $27,728   4.0%      $34,660    5.0%
   The Ohio Valley Bank Company            $58,587    8.5%      $27,533   4.0%      $34,416    5.0%

2002
Total capital (to risk weighted assets)
   Consolidated                            $68,149   12.2%      $44,663   8.0%      $55,829   10.0%
   The Ohio Valley Bank Company            $61,864   12.2%      $40,602   8.0%      $50,753   10.0%
Tier 1 capital (to risk weighted assets)
   Consolidated                            $61,169   11.0%      $22,332   4.0%      $33,497    6.0%
   The Ohio Valley Bank Company            $55,515   10.9%      $20,301   4.0%      $30,452    6.0%
Tier 1 capital (to average assets)
   Consolidated                            $61,169    9.2%      $26,702   4.0%      $33,378    5.0%
   The Ohio Valley Bank Company            $55,515    8.1%      $27,271   4.0%      $34,089    5.0%


At year-end 2003 and 2002, the most recent regulatory notifications categorized the Company and Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category.

Dividends paid by the subsidiaries are the primary source of funds available to the Company for payment of dividends to shareholders and for other working capital needs. The payment of dividends by the subsidiaries to the Company is subject to restrictions by regulatory authorities. These restrictions generally limit dividends to the current and prior two years retained earnings. At December 31, 2003, approximately $7,676 of the subsidiaries' retained earnings were available for dividends under these guidelines. In addition to these restrictions, as a practical matter, dividend payments cannot reduce regulatory capital levels below minimum regulatory guidelines. These restrictions do not presently limit the Company from paying dividends at its historical level.

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

       CONDENSED STATEMENTS OF CONDITION                 at December 31:
Assets                                                   2003      2002
                                                         ----      ----
  Cash and cash equivalents                           $ 3,430    $ 1,831
  Interest-bearing balances with subsidiaries               4          4
  Investment in subsidiaries                           62,806     60,307
  Notes receivable - subsidiaries                       6,943      5,332
  Other assets                                          2,083      2,087
                                                      -------    -------
    Total assets                                      $75,266    $69,561
                                                      =======    =======

Liabilities
 Notes Payable                                         $ 7,031   $ 5,344
 Subordinated debentures                                13,500    13,500
 Other liabilities                                         327       342
                                                       -------   -------
    Total liabilities                                  $20,858   $19,186
                                                       -------   -------
Shareholders' Equity
 Total shareholders' equity                             54,408    50,375
                                                       -------   -------
     Total liabilities and shareholders' equity        $75,266   $69,561
                                                       =======   =======


       CONDENSED STATEMENTS OF INCOME

                                                       Years ended December 31:
                                                        2003     2002     2001
                                                        ----     ----     ----
Income:
  Interest on deposits                                                   $    2
  Interest on loans                                   $    1    $    2        3
  Interest on notes                                      223       203      282
  Other operating income                                  47        42        8
  Dividends from bank subsidiary                       3,904     4,428    3,317

Expenses:
  Interest on notes                                      225       219      308
  Interest on subordinated debentures                    944       921      546
  Operating expenses                                     242       208      229
                                                      ------    ------   ------
  Income before income taxes and equity in
    undistributed earnings of subsidiaries             2,764     3,327    2,529
  Income tax benefit                                     378       365      262
  Equity in undistributed earnings of subsidiaries     3,330     1,983    2,104
                                                      ------    ------   ------
    Net Income                                        $6,472    $5,675   $4,895
                                                      ======    ======   ======

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

       CONDENSED STATEMENT OF CASH FLOWS

            Years ended December 31:                    2003     2002     2001
                                                        ----     ----     ----
Cash flows from operating activities:
  Net income                                          $6,472    $5,675   $4,895
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Equity in undistributed earnings of subsidiaries(3,330)   (1,983)  (2,104)
      Change in other assets                              20        49       10
      Change in other liabilities                        (15)     (185)     (24)
                                                      ------    ------   ------
      Net cash provided by
        operating activities                           3,147     3,556    2,777
                                                      ------    ------   ------

Cash flows from investing activities:
  Capital contributions to subsidiaries                         (8,000)
  Change in other long-term investments                           (263)
  Change in other short-term investments              (1,645)   (2,258)   2,860
  Change in subsidiary line of credit                     34        16       (2)
  Change in interest-bearing deposits                                       255
                                                      ------    ------   ------
    Net cash provided by (used in)
      investing activities                            (1,611)  (10,505)   3,113
                                                      ------    ------   ------

Cash flows from financing activities:
  Proceeds from issuance of long-term debt                       8,762
  Change in other short-term borrowings                1,687     1,557   (1,789)
  Cash dividends paid                                 (2,468)   (2,315)  (2,733)
  Proceeds from issuance of common stock                 908       926      466
  Purchases of treasury stock                            (64)     (607)  (1,427)
                                                      ------    ------   ------
    Net cash provided by (used in)
      financing activities                                63     8,323   (5,483)
                                                      ------    ------   ------

Cash and cash equivalents:
  Change in cash and cash equivalents                   1,599    1,374      407
  Cash and cash equivalents at beginning of year        1,831      457       50
                                                       ------   ------   ------
    Cash and cash equivalents at end of year           $3,430   $1,831   $  457
                                                       ======   ======   ======

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE R - CONSOLIDATED QUARTERLY FINANCIAL INFORMATION (unaudited)

                                          Quarters Ended

       2003                   Mar. 31    Jun. 30    Sept. 30   Dec. 31

Total interest income         $11,611    $11,493     $11,179    $10,877
Total interest expense          4,695      4,511       4,267      4,172
Net interest income             6,916      6,982       6,912      6,705
Provision for loan losses       1,385      1,246         996        712
    Net Income                  1,460      1,572       1,590      1,850

Net income per share          $   .42    $   .45     $   .46    $   .53


       2002

Total interest income         $11,609    $11,887     $12,119    $12,156
Total interest expense          5,236      5,191       5,280      5,103
Net interest income             6,373      6,696       6,839      7,053
Provision for loan losses       1,142        813       1,541      1,974
    Net Income                  1,252      1,353       1,409      1,661

Net income per share          $   .36    $   .39     $   .41    $   .48

       2001

Total interest income         $11,523    $11,867     $12,159    $12,036
Total interest expense          6,354      6,081       6,065      5,735
Net interest income             5,169      5,786       6,094      6,301
Provision for loan losses         427        646       1,092      1,338
    Net Income                  1,107      1,154       1,220      1,414

Net income per share          $   .32    $   .33     $   .35    $   .41

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

RESULTS OF OPERATIONS:

SUMMARY
  Ohio Valley Banc Corp. generated earnings of $6,472 for 2003 an increase of 14.0% from 2002. Net income was up 15.9% in 2002. Net income per share of $1.86 for 2003 represented continued growth from $1.64 in 2002 and $1.41 in 2001. Asset growth for 2003 was $10,971 or 1.6% resulting in total assets at year-end of $707,327. The Company's return on assets (ROA) increased to .93% for 2003 compared to .85% in 2002 and .83% in 2001. Return on equity (ROE) was 12.43% for 2003 compared to 11.85% in 2002 and 10.80% in 2001. The average of the bid and ask price for the Company's stock was $26.74 at December 31, 2003 compared to $20.61 at year-end 2002 and $24.20 at year-end 2001.

NET INTEREST INCOME
  The most significant portion of the Company's revenue, net interest income, results from properly managing the spread between interest income on earning assets (i.e., loans and investments) and interest expense incurred on interest-bearing liabilities (i.e., deposits and borrowings). Net interest income is affected by changes in both the average volume and mix of the balance sheet and the level of interest rates for financial instruments. Changes in net interest income are measured by net interest margin and net interest spread. Net interest margin is expressed as net interest income divided by average interest-earning assets. Net interest spread is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. Both of these are reported on a taxable equivalent basis. Net interest margin is greater than net interest spread due to the interest earned on interest-earning assets funded from noninterest bearing funding sources, primarily demand deposits and shareholders' equity. Following is a discussion of changes in interest-earning assets, interest-bearing liabilities and the associated impact on interest income and interest expense for the three years ending December 31, 2003. Tables I and II have been prepared to summarize the significant changes outlined in this analysis.

  Net interest income on a fully tax equivalent basis (FTE) increased $547 in 2003, an increase of 2.0% compared to the $27,284 earned in 2002. The growth was primarily attributable to an increase in earning assets and a decrease in funding costs which were partially offset by a decrease in net interest margin. Net interest income (FTE) increased $3,604 in 2002, an increase of 15.2% compared to the $23,680 earned in 2001. The growth in net interest income for 2002 was attributable to a higher level of interest-earning assets as well as a decrease in funding costs resulting in a higher net interest margin.

  For 2003, average earning assets grew by 3.7% as compared to growth of 13.7% in 2002. Driving this continued growth in earning assets was the growth in average loan balances. Average total loans expanded $21,706 or 4.0% from 2002 and represented 85.8% of earning assets. This compares to average loan growth of 13.5% for 2002 and loans representing 85.6% of earning assets. Average loans increased at a smaller rate for 2003 due to a slower demand for loans as well as a decline in the Company's real estate portfolio which is discussed within "Loans" on page 33. Management continues to focus on generating loan growth as this portion of earning assets provides the greatest return to the Company. Although loans comprise a larger percentage of earning assets, management is comfortable with the current level of loans based on collateral values, the balance of the allowance for loan losses and the Company's well-capitalized status. In addition, average securities increased from 12.6% of earning assets for 2001 to 13.1% in 2003. Management maintains securities at a dollar level adequate enough to provide ample liquidity and cover pledging requirements.

  Average interest-bearing liabilities increased 3.3% between 2002 and 2003 and increased 14.1% between 2001 and 2002. Average interest-bearing liabilities increased at a slower rate in 2003 due to the funding needs relative to the slower growth in earning assets. While interest-bearing liabilities consist mostly of time deposits, this composition has continued to decline from 54.4 % of interest-bearing liabilities in 2001 to 50.6% in 2003. A large portion of interest-bearing deposits has shifted to other borrowed funds and NOW accounts which have grown to comprise 36.9% of interest-bearing liabilities in 2003 from 33.6% in 2001. Other borrowings and NOW accounts have been a cost-effective funding source for the Company's increase in earning assets in 2003 with the average cost of both being 3.30% compared to the time deposit average cost of 3.48%. NOW account balances were influenced by the growth in the Company's public fund deposits and Shareholder Gold product.

  The net interest margin decreased .07% to 4.27% in 2003 from 4.34% in 2002. This is compared to a .06% increase in the net interest margin in 2002. The change in net interest margin for 2003 was primarily from the impact of interest free funds which decreased from .45% in 2002 to .38% in 2003. There was no change in the net interest spread as the decrease in yield on earning assets of ..68% was offset by the decrease in funding costs of .68%. Contributing to the decline in yield on earning assets was a decrease in the return on average loans of .76% from 2002. Total interest expense declined 15.2% due to the cost of time deposits decreasing .84%, the cost of NOW accounts decreasing .47% and the cost of borrowings decreasing .29%, all impacted by the historical low rate environment in 2003. The .07% decrease in the contribution of interest free funding sources combined with no change in the net interest spread yielded the ..07% decrease in the net interest margin. The 2002 increase in net interest margin of .06% was due to a .22% increase in net interest spread with lower asset yields of 1.01% being completely offset by lower funding costs of 1.23%. The increase in net interest spread was partially offset by a .16% decrease in interest free funding sources.

NONINTEREST INCOME AND EXPENSE
  Total noninterest income increased $348 in 2003, a 6.2% gain over 2002. Total noninterest income increased 9.8% in 2002. Contributing most to the growth in noninterest income was the Company's secondary market sales of new real estate loan originations which generated an additional $368 over 2002. The Company began selling long-term fixed rate loans to the secondary market in the third quarter of 2002 to help minimize interest rate risk. Service charge income on deposit accounts was up $42 in 2003 and $115 in 2002 driven by the continued growth in the Bank's transaction account balances (i.e. checking accounts). Income earned on life insurance contracts from the Company's supplemental retirement program was down $27 in 2003 and up $88 in 2002. The 2003 decline was reflective of a lower earnings credit rate tied to each of the policies for the calendar year. For 2003, other noninterest income decreased $35 compared to 2002 largely due to a decline in loan insurance commission income. Loan insurance was affected in 2003 by state mandated reductions in insurance premiums as well as fewer opportunities to sell insurance relative to the slower growth in loans. The decline in loan insurance income was partially offset by increases in other noninterest income areas such as loan service fees and debit/credit card income. Additionally, other noninterest income in 2002 increased $233 over 2001 due to other fee income from debit/credit card transactions, commissions earned from loan insurance sales and loan service fees.

  Total noninterest expense increased $642 or 3.4% in 2003 and $1,004 or 5.5% in 2002. The most significant expense in this category is salary and employee benefits which increased $930 or 8.7% from 2002 to 2003. Contributing most to this increase were annual merit increases, rising benefit costs and increases to incentive compensation plans in relation to the successful growth in earnings experienced in 2003. Further contributing to the salary increase was the Company's full-time equivalent employee base increasing from 252 employees at year-end 2002 to 262 employees at year-end 2003. Salaries and employee benefits expense also increased $826 or 8.4% from 2001 to 2002. Excluding the renovation of the Company's Milton, West Virginia office in the fourth quarter, growth or improvements in other offices and fixed assets has been relatively stable throughout 2003. This has provided for a net decrease in occupancy and furniture and equipment expense, which were collectively down $18 in 2003 versus a decline of $39 in 2002. Corporation franchise tax increased $196 from 2002 to 2003 largely due to a tax assessment charged to expense in 2001 that was related to the exclusion of intercompany indebtedness for taxable net worth. The assessment was challenged and the Company was successful in having the charge reversed in 2002 which lowered expense by $192 and had an opposite reaction to expense in 2003. Data processing expenses increased $70 in 2003 and decreased $12 in 2002 largely due to the Company's debit/credit card and ATM activities. Other noninterest expense was down $536 in 2003 and up $421 in 2002. The variances for both years were largely driven by a one time charge off of fraudulent checks in the second quarter of 2002 with the impact net of recoveries being $384 at the end of 2003. The Company also experienced increases in other noninterest expense areas such as legal, marketing, overhead expenses related to continuing growth and inflationary increases. The Company's efficiency ratio for 2003 remained steady at 58.5% compared to 58.1% in 2002, where the Company's noninterest expense had slightly outpaced the growth in revenue sources (net interest income and noninterest income). The efficiency ratio for 2002 improved to 58.1% from 62.5% in 2001.

FINANCIAL CONDITION:

SECURITIES
  Management's goal in structuring the portfolio is to maintain a prudent level of liquidity while providing an acceptable rate of return without sacrificing asset quality. Maturing securities have historically provided sufficient liquidity such that management has not sold a debt security in several years.

  The balance of total securities remained relatively the same, decreasing only $67 compared to 2002 with the ratio of securities to total assets also decreasing slightly to 12.6% at December 31, 2003 compared to 12.8% at December 31, 2002. The Company's demand for securities has shifted from Government agency bonds which are down $29,053 to mortgage-backed securities which are up $29,939 over 2002. The increase in mortgage-backed securities is anticipated to enhance the Company's investment portfolio with a higher rate of return and a more rapid repayment of principal as compared to Government agency bonds. Due to the historical low rate environment and its respective market conditions, the yield on reinvestment opportunities for securities has continued to decline in 2003. The weighted average FTE yield on debt securities at year-end 2003 was 4.54% as compared to 4.69% at year-end 2002. Table III provides a summary of the portfolio by category and remaining contractual maturity. Issues classified as equity securities have no stated maturity date and are not included in Table III.

LOANS
  In 2003, total loans increased $14,143 or 2.5% to reach $573,704. The largest contributor was commercial loans which experienced growth of $15,216 or 7.4%. The commercial loan area originated over $99,000 in loans for 2003. Approximately 66% of these loans were originated in Gallia, Jackson, Pike and Franklin counties and 21% were originated from the West Virginia markets. The Company's commercial loan growth was impacted by the historical low interest rate environment experienced during 2003 contributing to a higher volume of business opportunities as well as the success experienced in the Company's growing West Virginia market. Contributions to the loan portfolio were also made from the Company's consumer loan portfolio which expanded by $6,058 representing a 4.7% gain. The largest portion of consumer loans were originated through the Bank's indirect automobile loans which were up $3,185 over 2002 and are subject to the same underwriting as the Company's regular loans. As with commercial loans, auto indirect loan opportunities were impacted by the low interest rate environment evident in 2003 which allowed for more aggressive pricing on these loan types. In addition, home equity capital line balances were up $1,594 over

2002. At December 31, 2003, auto indirect and home equity capital lines represented nearly half of total consumer loans. In 2003, real estate loans declined by $6,576 or 2.9%. The Company began selling loans to the Federal Home Loan Mortgage Corporation ("Freddie Mac") in the third quarter of 2002 and continued this emphasis into 2003 which contributed to the overall decline in real estate mortgage loan balances. The Company specifically emphasized the selling of 15 to 30 year real estate loans at fixed rates while retaining new originations of 1-year adjustable rate loans which will assist management in minimizing its exposure to interest rate risk, particularly in a "rising" rate environment. As a result, while real estate loans are down from year-end 2002, the Company has been able to grow its adjustable rate mortgages nearly $49,000. The Company has generally originated real estate loans for its own portfolio and while the emphasis in 2003 was on selling long-term fixed rate real estate loans to the secondary market, management anticipates a decline in mortgage refinancing in 2004. Tables V, VI, and VII have been provided to enhance the understanding of the loan portfolio and the allowance for potential loan losses. Management evaluates the adequacy of the allowance for loan losses quarterly based on several factors including, but not limited to, general economic conditions, loan portfolio composition, prior loan loss experience, and management's estimate of probable losses. Actual losses on loans are reflected as reductions in the reserve and are referred to as charge-offs. The amount of the provision for loan losses charged to operating expenses is the amount necessary, in management's opinion, to maintain the allowance for loan losses at an adequate level. The allowance required is primarily a function of the relative quality of the loans in the loan portfolio, the mix of loans in the portfolio and the rate of growth of outstanding loans.

  The ratio of net charge-offs to average total loans for the year ending 2003 was .68% down from .86% for the year ending 2002, due mostly to the $837 decrease in net charge-offs within the consumer and commercial loan portfolios. This decrease in net charge-offs is indicative of the stronger emphasis management continues to place on asset quality within the Company's loan portfolio. Nonperforming loans, which include nonaccrual loans and accruing loans past due 90 days or more, are returned to performing status when the loan is brought current and has performed in accordance with contractual terms. Nonperforming loans were approximately $4,084 at December 31, 2003 compared to $8,060 at the end of 2002. As a result, the Company's nonperforming loans as a percentage of total loans improved to .58% at year-end 2003 as compared to 1.44% at year-end 2002. Nonperforming assets to total assets also decreased to .76% at December 31, 2003 as compared to 1.22% at year-end 2002. The decline in nonperforming ratios was impacted primarily by the payment of a nonperforming loan during the fourth quarter of 2003. Nonperforming assets still included a single line representing .29% of total assets at December 31, 2003.

  For 2003, provision expense was down by $1,131 compared to the provision expense for 2002. This decrease in provision expense was largely associated with the decrease in net charge-offs as a percent of average total loans as well as a decline in both nonperforming loans and expected losses. At December 31, 2003, the allowance for loan losses totaled $7,593, or 1.32% of total loans, up $524 from December 31, 2002 when the allowance was 1.26% of total loans. Management increased the allowance as a percent of total loans in 2003 due to an increase in total loans outstanding and a change in mix of the loan portfolio to more commercial loans and fewer residential mortgage loans. Based on this quarterly evaluation, as well as the resolution of the above referred nonperforming loan, management feels that the allowance is adequate to absorb probable losses in the portfolio based on collateral values as well as a high relative volume of real estate mortgages.

DEPOSITS
  Interest-earning assets are funded primarily by core deposits.The accompanying table IV shows the composition of total deposits as of December 31, 2003. Total deposits grew $10,105 or 2.0% to reach $507,509 by year-end 2003. Leading the growth in deposits were interest-bearing demand deposits which increased $8,293 or 7.9% over 2002. Driving this growth was a $6,000 gain in the Company's new Shareholder Gold product which was introduced in 2003 and offers a NOW account and many banking benefits to Company shareholders. Interest-bearing demand deposits were also impacted by an increase in the Company's public fund NOW accounts which were up $4,152 over 2002. Furthermore, savings and money market deposits increased $2,644 or 6.0% and non-interest bearing demand deposits increased $3,238 or 5.5% over 2002. Partially offsetting total deposit growth was a decrease in the Company's time deposits which decreased $4,070 or 1.4% as compared to 2002. Time deposits, which are traditionally used to fund loan growth, were not as aggressively needed due to the slower growth in loan demand throughout 2003. With the previous expansion into new markets, management expects continued growth in deposits in 2004.

FUNDS BORROWED
  During 2003, the Company's total borrowings, consisting of securities sold under agreements to repurchase ("repurchase agreements") and other borrowed funds, decreased to $125,580 at December 31, 2003 compared to $128,487 at December 31, 2002. The Company's repurchase agreements decreased $9,034 from year-end 2002. This decrease was partially offset by a $6,127 increase in other borrowed funds. Other borrowed funds consist primarily of Federal Home Loan Bank
(FHLB) advances and promissory notes. FHLB advances are subject to collateral agreements and are secured by qualifying first mortgage loans and FHLB stock. At December 31, 2003, the balance of FHLB advances totaled $90,729 compared to $84,590 at December 31, 2002. Management utilized FHLB advances primarily to fund long-term assets. Management will continue to evaluate borrowings from the FHLB as an alternative funding source in 2004. Promissory notes are primarily associated with funding loans at Loan Central and were issued with various terms through a final maturity date of 2005.

CAPITAL RESOURCES
  The Company maintains a capital level that exceeds regulatory requirements as a margin of safety for its depositors and shareholders. Shareholders' equity totaled $54,408 at December 31, 2003, compared to $50,375 at December 31, 2002, which represents growth of 8.0%. All of the capital ratios exceeded the regulatory minimum guidelines as identified in Note P "Regulatory Matters".

  Cash dividends paid of $2,468 for 2003 represents a 6.6% increase over the cash dividends paid during 2002. The increase in cash dividends paid is due to an increase in the dividend rate paid per share.

  The Company maintains a dividend reinvestment and stock purchase plan. The plan allows shareholders to purchase additional shares of company stock. A benefit of the plan is to permit the shareholders to reinvest cash dividends as well as make supplemental purchases without the usual payment of brokerage commissions. During 2003, shareholders invested $1,200 through the dividend reinvestment and stock purchase plan. These proceeds resulted in the issuance of 30,477 new shares and the acquisition of 18,984 existing shares through open market purchases for a total of 49,461 shares. At December 31, 2003, approximately 76% of the shareholders were enrolled in the dividend reinvestment plan. Members' reinvestment of dividends and supplemental purchases in 2003 represented 47% of year-to-date dividends paid. In addition, as part of the Company's stock repurchase program in 2003, management purchased 2,496 shares in the open market. The current stock repurchase program limits the number of shares to be repurchased to 175,000 shares. At December 31, 2003, the Company could repurchase an additional 172,500 shares under the existing share repurchase program which is scheduled to expire on February 16, 2004. Recently, the Company's Board of Directors voted to extend the maturity date of the stock repurchase program to February 15, 2005.

INTEREST RATE SENSITIVITY AND LIQUIDITY
  The Company's goal for interest rate sensitivity management is to maintain a balance between steady net interest income growth and the risks associated with interest rate fluctuations. Interest rate risk ("IRR") is the exposure of the Company's financial condition to adverse movements in interest rates. Accepting this risk can be an important source of profitability, but excessive levels of IRR can threaten the Company's earnings and capital.

  The Company evaluates IRR through the use of an earnings simulation model to analyze net interest income sensitivity to changing interest rates. The modeling process starts with a base case simulation, which assumes a flat interest rate scenario. The base case scenario is compared to rising and falling interest rate scenarios assuming a parallel shift in all interest rates. Comparisons of net interest income and net income fluctuations from the flat rate scenario illustrate the risks associated with the projected balance sheet structure.

  The Company's Asset/Liability Committee monitors and manages IRR within Board approved policy limits. The current IRR policy limits anticipated changes in net interest income over a 12 month horizon to plus or minus 10% of the base net interest income assuming a parallel rate shock of up 100, 200 and 300 basis points and down 100 basis points. Based on the current interest rate environment, management did not test interest rates down 200 and 300 basis points.

  The estimated change in net interest income reflects minimal interest rate risk exposure and is well within the policy guidelines established by the Board. Due to historically low interest rates management has implemented various strategies to reposition the balance sheet to further reduce the Company's exposure to rising interest rates. Management has been targeting variable rate residential real estate loans while selling long term, fixed rate residential mortgages upon origination. For 2003, adjustable rate mortgages are up nearly $49 million and fixed rate mortgages are down over $45 million. In addition, the Company sold over $20 million in fixed rate mortgages to the secondary market upon origination. In a declining interest rate environment, the Company is protected by interest rate floors on variable rate real estate and commercial loans. Management has also secured longer term funding by pricing the Company's certificates of deposits to attract longer maturities and by extending the maturity structure of wholesale funds such as Federal Home Loan Bank advances. As compared to December 31, 2002, the Company's net interest income exposure to a change in interest rates has declined.

  Liquidity management should focus on matching the cash inflows and outflows within the Company's natural market for loans and deposits. This goal is accomplished by maintaining sufficient asset liquidity along with stable core deposits. The primary sources of liquidity are interest-bearing balances with banks, federal funds sold and the maturity and repayment of investments and loans as well as cash flows provided from operations. The Company has classified $76,352 in securities as available-for-sale at December 31, 2003. In addition, the Federal Home Loan Bank in Cincinnati offers advances to the Bank which further enhances the Bank's ability to meet liquidity demands. At December 31, 2003, the Bank could borrow an additional $23,000 from the Federal Home Loan Bank. The Bank also has the ability to purchase federal funds from several of its correspondent banks. See the consolidated statement of cash flows for further cash flow information. Management does not rely on any single source of liquidity and monitors the level of liquidity based on many factors affecting the Company's financial condition.

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

CRITICAL  ACCOUNTING  POLICIES
  The most significant accounting policies followed by the Company are presented in Note A to the consolidated financial statements. These policies, along with the disclosures presented in the other financial statement notes, provide information on how significant assets and liabilities are valued in the financial statements and how those values are deter-mined. Management views critical accounting policies to be those which are highly dependent on subjective or complex judgments, estimates and assumptions, and where changes in those estimates and assumptions could have a significant impact on the financial statements. Management currently views the adequacy of the allowance for loan losses to be a critical accounting policy.

Allowance for Loan Losses: To arrive at the total dollars necessary to maintain an allowance level sufficient to absorb the probable losses at a specific financial statement date, management has developed procedures to establish and then evaluate the allowance once determined. The allowance consists of the following components: specific allocation, general allocation and other estimated general allocation.

  To arrive at the amount required for the specific allocation component, the Company evaluates loans for which a loss is thought to have been incurred, either in part or whole. To achieve this task, the Company has created a quarterly report ("Watchlist") which lists loans from each loan portfolio that management deems a potential credit risk. The criteria to be placed in this report are: past due 60 or more days, nonaccrual and loans management has determined to be a potential problem loan. These loans are reviewed and analyzed for potential loss by the Large Loan Review Committee which consists of the President and Senior Management with lending authority. The function of the committee is to review and analyze large borrowers for credit risk, scrutinize the Watchlist and evaluate the adequacy of the allowance for loan losses and other credit risk related issues. The committee has established a grading system which evaluates borrowers from 1 (least risk) to 10 (greatest risk) to evaluate the credit risk for each commercial borrower. After the committee evaluates each relationship listed in the report, a specific loss allocation may be assessed. This allocation is made up of amounts allocated to the commercial (70%), consumer (17%) and real estate (13%) loan portfolios. The total specific allocation at December 31, 2003 was $2,310.

  Impaired loans consist of loans with balances of $100 or more on nonaccrual status or non-performing in nature. These loans are also individually analyzed and a specific allocation may be assessed based on expected credit loss. Collateral dependent loans will be evaluated to determine a fair value of the collateral securing the loan. Non-performing loan balances continue to decline from the previous year (down 59%). Any changes in the allocation will be reflected in the specific allocation component. As of December 31, 2003, the total allocation for impaired loans is $475 which is reflected in the specific allocation of $2,310.

  The second component (general allowance) consists of the total loan portfolio balances minus loan balances already reviewed (specific allocation). A quarterly large loan report is prepared to provide management a "snapshot" of information on larger-balance loans (of $550 or greater), which include: loan grades, collateral values, etc. This tool allows management to monitor this group of borrowers. Therefore, only small balance commercial loans and homogeneous loans (consumer and real estate loans) have not been specifically reviewed to determine minor delinquencies, current collateral values and present credit risk. The Company uses a historic loss risk factor to calculate the probable losses for this component. This risk factor will reflect an actual 12 month performance evaluation of credit losses per loan portfolio. The risk factor is achieved by taking the average charge off, per loan portfolio, for the last 12 consecutive months and dividing it by the average loan balance for each loan portfolio over the same time period. The Company believes that by using a 12 month "rolling" average loss risk factor, the estimated allowance will more accurately reflect current losses. The total general allowance at December 31, 2003 was $4,500.

  The final component used to evaluate the adequacy of the allowance includes five additional areas that management believes can have an impact on collecting all principal and interest due. These areas are: 1) delinquency trends, 2) current economic conditions, 3) non-performing loan trends, 4) recovery vs. charge off and 5) personnel changes. Each of these areas is given a percentage factor, from a low of 10% to a high of 30%, determined by the importance of the impact it may have on the allowance. After evaluating each area, an overall factor of 15% was determined for this reporting period. To calculate the impact of other economic conditions on the allowance, the total general allowance is multiplied by this factor. These dollars are then added to the other two components to provide for economic conditions in our assessment area. The Company's assessment area takes in ten counties in two states, Ohio and West Virginia. Each assessment area has its individual economic conditions; however, the Company has chosen to average the risk factors for compiling the economic risk factor. The total allocation for this component at December 31, 2003 was $783.

  The adequacy of the allowance may be determined by certain specific and nonspecific allocations; however, the total allocation is available for any credit losses that may impact the loan portfolios. The Company has determined the estimated adequate allowance as of December 31, 2003 to be $7,593.

FORWARD LOOKING STATEMENTS
  Except for the historical statements and discussions contained herein, statements contained in this report constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 and as defined in the Private Securities
Litigation Reform Act of 1995. Such statements are often, but not always, identified by the use of such words as "believes," "anticipates," "expects," and similar expressions. Such statements involve various important assumptions, risks, uncertainties, and other factors, many of which are beyond our control that could cause actual results to differ materially from those expressed in such forward looking statements. These factors include, but are not limited to: changes in political, economic or other factors such as inflation rates, recessionary or expansive trends, and taxes; competitive pressures; fluctuations in interest rates; the level of defaults and prepayment on loans made by the Company; unanticipated litigation, claims, or assessments; fluctuations in the cost of obtaining funds to make loans; and regulatory changes. Readers are cautioned not to place undue reliance on such forward looking statements, which speak only as of the date hereof. The Company undertakes no obligation and disclaims any intention to republish revised or updated forward looking statements, whether as a result of new information, unanticipated future events or otherwise.

CONSOLIDATED AVERAGE BALANCE SHEET & ANALYSIS OF NET INTEREST INCOME

Table I
                                                                        December 31
                                   ------------------------------------------------------------------------------------
                                              2003                         2002                         2001
(dollars in thousands)             --------------------------   --------------------------   --------------------------
                                   Average    Income/  Yield/   Average    Income/  Yield/   Average    Income/  Yield/
                                   Balance    Expense   Rate    Balance    Expense   Rate    Balance    Expense   Rate
                                   -------    -------   ----    -------    -------   ----    -------    -------   ----
ASSETS
------
Interest-earning assets:
  Interest-bearing balances         $ 1,360   $     8    .61%    $ 1,607        15    .91%   $  1,068   $    33   3.03%
    with banks
  Federal funds sold                  5,842        63   1.07      14,643       237   1.62       8,125       285   3.51
  Securities:
    Taxable                          71,361     2,942   4.12      59,831     2,837   4.74      54,755     3,188   5.82
    Tax exempt                       13,888       996   7.17      14,582     1,051   7.21      15,034     1,079   7.18
  Loans                             559,854    41,467   7.41     538,148    43,954   8.17     473,998    43,330   9.14
                                   --------   -------  -----    --------   -------  -----    --------   -------  -----
    Total interest-
      earning assets                652,305    45,476   6.97%    628,811    48,094   7.65%    552,980    47,915   8.66%

Noninterest-earning assets:
  Cash and due from banks            15,797                       15,871                       13,935
  Other nonearning assets            32,515                       29,594                       28,970
  Allowance for loan losses          (7,420)                      (6,715)                      (5,692)
                                   --------                     --------                     --------
    Total noninterest-
      earning assets                 40,892                       38,750                       37,213
                                   --------                     --------                     --------
        Total assets               $693,197                     $667,561                     $590,193
                                   ========                     ========                     ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
  NOW accounts                    $110,648      1,858   1.68%   $102,393     2,203   2.15%   $ 88,340    2,873   3.25%
  Savings and Money Market          48,050        386    .80      42,264       522   1.23      38,379      724   1.89
  Time deposits                    289,399     10,078   3.48     287,032    12,404   4.32     264,269   15,684   5.93
  Repurchase agreements             23,396        204    .87      23,090       361   1.56      19,893      627   3.15
  Other borrowed money             100,590      5,119   5.09      98,938     5,320   5.38      74,525    4,327   5.81
                                  --------    -------  -----    --------   -------  -----    --------   -------  -----
    Total interest-
      bearing liabilities          572,083     17,645   3.08%    553,717    20,810   3.76%    485,406   24,235   4.99%

Noninterest-bearing liabilities:
  Demand deposit accounts            61,579                       57,824                       50,267
  Other liabilities                   7,461                        8,145                        9,191
                                   --------                     --------                       ------
    Total noninterest-
      bearing liabilities            69,040                       65,969                       59,458

  Shareholders' equity               52,074                       47,875                       45,329
                                   --------                     --------                     --------
    Total liabilities and
      shareholders' equity         $693,197                     $667,561                     $590,193
                                   ========                     ========                     ========

Net interest earnings                         $27,831                      $27,284                      $23,680
                                              =======                      =======                      =======
Net interest earnings as a percent
  of interest-earning assets                           4.27%                        4.34%                        4.28%
                                                       -----                        -----                        -----
Net interest rate spread                               3.89%                        3.89%                        3.67%
                                                       -----                        -----                        -----
Average interest-bearing liabilities
  to average earning assets                            87.70%                       88.06%                       87.78%
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

RATE VOLUME ANALYSIS OF CHANGES IN INTEREST INCOME & EXPENSE

Table II
                                                 2003                                   2002
                                      -----------------------------          ----------------------------
(dollars in thousands)                     Increase (Decrease)                    Increase (Decrease)
                                        From Previous Year Due to              From Previous Year Due to
                                      -----------------------------          ----------------------------
                                      Volume    Yield/Rate    Total          Volume   Yield/Rate    Total
                                      ------    ----------    -----          ------   ----------    -----
INTEREST INCOME
---------------
Interest-bearing balances
  with banks                        $    (3)     $    (4)   $    (7)        $    12      $   (29)   $   (17)
Federal funds sold                     (111)         (63)      (174)            155         (203)       (48)
Securities:
  Taxable                               504         (399)       105             277         (628)      (351)
  Tax exempt                            (49)          (6)       (55)            (32)           4        (28)
Loans                                 1,723       (4,210)    (2,487)          5,514       (4,891)       623
                                    -------      -------    -------         -------      -------    -------
    Total interest income             2,064       (4,682)    (2,618)          5,926       (5,747)       179

INTEREST EXPENSE
----------------
NOW accounts                            167         (512)      (345)            407       (1,076)      (669)
Savings and Money Market                 64         (200)      (136)             68         (270)      (202)
Time deposits                           101       (2,427)    (2,326)          1,263       (4,543)    (3,280)
Repurchase agreements                     5         (162)      (157)             88         (354)      (266)
Other borrowed money                     88         (289)      (201)          1,332         (340)       992
                                    -------      -------    -------         -------      -------    -------
    Total interest expense              425       (3,590)    (3,165)          3,158       (6,583)    (3,425)
                                    -------      -------    -------         -------      -------    -------
Net interest earnings               $ 1,639      $(1,092)   $   547         $ 2,768      $   836    $ 3,604
                                    =======      =======    =======         =======      =======    =======

The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each. Fully taxable equivalent yield assumes a 34% tax rate, net of related nondeductible interest expense.

SECURITIES

Table III
                                                                      MATURING
                                   ---------------------------------------------------------------------------
As of December 31, 2003                Within           After One but       After Five but
(dollars in thousands)                One Year        Within Five Years    Within Ten Years    After Ten Years
                                      --------        -----------------    ----------------    ---------------
                                   Amount    Yield     Amount    Yield      Amount   Yield      Amount   Yield
                                   ------    -----     ------    -----      ------   -----      ------   -----
Obligations of U.S. Government
  agency securities               $15,621    4.84%    $22,164    4.62%
Obligations of states and
  political subdivisions            1,645    7.55%      2,557    6.51%     $ 6,311    6.87%      $2,211   7.40%
Mortgage-backed securities                             20,131    3.55%      13,344    3.82%
                                  -------    ----     -------    ----      -------    ----       ------   ----
    Total debt securiities        $17,266    5.10%    $44,852    4.24%     $19,655    4.80%      $2,211   7.40%
                                  =======    ====     =======    ====      =======    ====       ======   ====

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

DEPOSITS

Table IV                                     as of December 31

(dollars in thousands)
                                     2003           2002           2001
                                     ----           ----           ----
Interest-bearing deposits:
  NOW accounts                     $113,423       $105,130       $ 91,497
  Money Market                        8,917         10,255         10,286
  Savings accounts                   37,686         33,704         30,650
  IRA accounts                       38,427         38,295         36,634
  Certificates of Deposit           246,821        251,023        230,059
                                   --------       --------       --------
                                    445,274        438,407        399,126
Noninterest-bearing deposits:
  Demand deposits                    62,235         58,997         56,735
                                   --------       --------       --------
    Total deposits                 $507,509       $497,404       $455,861
                                   ========       ========       ========

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

Table V                                        Years Ended December 31
(dollars in thousands)                 2003     2002     2001     2000     1999
----------------------                 ----     ----     ----     ----     ----

Commercial loans                     $4,363   $2,780   $1,831   $1,546   $1,278
 Percentage of loans to total loans   38.58%   36.94%   34.21%   31.36%   29.33%

Real estate loans                       750    1,091      874      609      270
 Percentage of loans to total loans   37.94%   40.07%   44.47%   46.78%   49.04%

Consumer loans                        1,726    1,981    1,935    1,629    1,444
 Percentage of loans to total loans   23.48%   22.99%   21.32%   21.86%   21.63%

Unallocated                             754    1,217    1,611    1,601    2,063
                                     -------  -------  -------  -------  -------
Allowance for Loan Losses            $7,593   $7,069   $6,251   $5,385   $5,055
                                     =======  =======  =======  =======  =======
                                     100.00%  100.00%  100.00%  100.00%  100.00%
                                     =======  =======  =======  =======  =======
Ratio of net charge-offs
 to average loans                       .68%     .86%     .56%     .36%     .40%
                                     =======  =======  =======  =======  =======

The above allocation is based on estimates and subjective judgments and is not necessarily indicative of the specific amounts or loan categories in which losses may ultimately occur.

SUMMARY OF NONPERFORMING AND PAST DUE LOANS

Table VI
(dollars in thousands)                 2003     2002     2001     2000     1999
----------------------                 ----     ----     ----     ----     ----
Impaired loans                       $1,988   $4,780   $2,621   $1,233   $1,413
Past due-90 days or more and
  still accruing                        659    1,491    3,013    3,691    3,711
Nonaccrual                            2,655    6,569    3,297    2,948    2,953
Accruing loans past due 90
  days or more to total loans           .12%     .27%     .59%     .82%     .90%
Nonaccrual loans as a % of
  total loans                           .46%    1.17%     .65%     .66%     .72%
Impaired loans as a % of total loans    .35%     .85%     .52%     .28%     .34%
Allowance for loans losses as a
  % of total loans                     1.32%    1.26%    1.23%    1.20%    1.23%

  Management believes that the impaired loan disclosures are comparable to the nonperforming loan disclosures except that the impaired loan disclosures do not include single family residential or consumer loans which are analyzed in the aggregate for loan impairment purposes.
  During 2003, the Company recognized $76 of interest income on impaired loans. Individual loans not included above that management feels have loss potential total approximately $475. The Company has no assets which are considered to be troubled debt restructings.
  Management formally considers placing a loan on nonaccrual status when collection of principal or interest has become doubtful.Furthermore, a loan should not be returned to the accrual status unless either all delinquent principal or interest has been brought current or the loan becomes well secured and is in the process of collection.

MATURITY AND REPRICING DATA OF LOANS

Table VII

As of December 31, 2003                             Maturing/Repricing
(dollars in thousands)
                               Within       After One but
                              One Year    Within Five Years   After Five Years     Total
                              --------    -----------------   ----------------     -----
Commercial loans and other    $157,567         $ 35,837           $ 27,944        $221,348
Real estate loans               90,065           17,514            110,057         217,636
Consumer loans                  24,450           83,321             26,949         134,720
                              --------         --------           --------        --------
  Total loans                 $272,082         $136,672           $164,950        $573,704
                              ========         ========           ========        ========

Loans maturing or repricing after one year with:
   Variable interest rates    $ 42,466
   Fixed interest rates        259,156
                              --------
   Total                      $301,622
                              ========

The following table presents the Company's estimated net interest income sensitivity:

INTEREST RATE SENSITIVITY
     Table VIII

   Change in                12/31/03                    12/31/02
 Interest Rates           % Change in                 % Change in
in Basis Points         Net Interest Income         Net Interest Income
---------------         -------------------         -------------------

    +300                       +.09%                      (1.75%)
    +200                       (.14%)                     (1.52%)
    +100                       (.56%)                      (.92%)
    -100                      +2.04%                      +2.56%

CONTRACTUAL OBLIGATIONS

Table IX

  The following  table presents, as  of December 31, 2003, significant fixed and determinable  contractual  obligations to third parties by payment date. Further discussion of the nature of each  obligation is included in the referenced  note to the consolidated financial statements.
                                                    Payments Due In
(dollars in thousands)
                                            Note        One Year        One to          Three to          Over
                                         Reference      or Less       Three Years      Five Years      Five Years        Total
                                         ---------      --------      -----------      ----------      ----------      ----------
Deposits without a stated maturity           F          $222,261                                                         $222,261
Consumer and brokered time deposits          F           155,247         $ 99,940        $ 27,723        $  2,338         285,248
Repurchase agreements                        G            24,018                                                           24,018
Other borrowed funds                         H            45,062           36,225          13,073           7,202         101,562
Trust preferred obligations                  I                                                             13,500          13,500

KEY RATIOS

Table X
                               2003     2002     2001     2000     1999
                               ----     ----     ----     ----     ----
Return on average assets        .93%     .85%     .83%     .81%     .88%
Return on average equity      12.43%   11.85%   10.80%   10.29%   10.29%
Dividend payout ratio         38.14%   40.79%   55.84%   47.14%   43.73%
Average equity to
  average assets               7.51%    7.17%    7.68%    7.86%    8.54%

                          SUMMARY OF COMMON STOCK DATA

                             OHIO VALLEY BANC CORP.
                     Years ended December 31, 2003 and 2002

INFORMATION AS TO STOCK PRICES AND DIVIDENDS: The market for the common stock of the Company is not highly active and trading has historically been limited. On February 9, 1996, the Company's common stock was established on NASDAQ securities market under the symbol "OVBC". Prior to this date a limited market was created in the first quarter of 1992 through the Ohio Company.

     The following table shows bid and ask quotations for the Company's common stock during 2003 and 2002. The range of market price is compiled from data provided by the broker based on limited trading. The quotations are inter-dealer prices, without retail markup, markdown, or commission, and may not represent actual transactions.

2003              Low Bid      High Bid      Low Ask       High Ask
----              -------      --------      -------       --------

First Quarter     $20.51        $23.19        $20.61        $23.48
Second Quarter     22.00         23.43         22.45         23.90
Third Quarter      23.00         24.22         23.48         24.74
Fourth Quarter     24.50         27.05         24.75         27.34


2002              Low Bid      High Bid      Low Ask       High Ask
----              -------      --------      -------       --------

First Quarter     $23.65        $24.00        $23.75        $24.65
Second Quarter     23.60         24.25         23.72         24.50
Third Quarter      21.35         23.60         22.19         24.45
Fourth Quarter     19.75         21.10         20.50         21.40


Dividends per share      2003        2002
-------------------      ----        ----

First Quarter            $.17        $.16
Second Quarter            .18         .17
Third Quarter             .18         .17
Fourth Quarter            .18         .17

     Shown above is a table which reflects the dividends paid per share on the Company's common stock. This disclosure is based on the weighted average number of shares for each year and does not indicate the amount paid on the actual shares outstanding at the end of each quarter. As of December 31, 2003 the number of holders of common stock was 1,995 an increase from 1,877 shareholders at December 31, 2002.

DIRECTOR & OFFICER LISTING

OVBC Directors
--------------
James L. Dailey
Jeffrey E. Smith
Robert H. Eastman
W. Lowell Call
Thomas E. Wiseman
Lannes C. Williamson
Steven B. Chapman
Anna P Barnitz
Brent A. Saunders

OVBC Officers
-------------
Jeffrey E. Smith
James L. Dailey
E. Richard Mahan
Larry E. Miller, II
Katrinka V. Hart
Sue Ann Bostic
Mario P. Liberatore
Cherie A. Barr
Harold A. Howe
Sandra L. Edwards
David L. Shaffer
Scott W. Shockey
Cindy H. Johnston
Paula W. Salisbury

Ohio Valley Bank Directors
--------------------------
James L. Dailey
Jeffrey E. Smith
Robert H. Eastman
W. Lowell Call
Thomas E. Wiseman
Lannes C. Williamson
Harold A. Howe
Steven B. Chapman
Wendell B. Thomas
Anna P. Barnitz
Barney A. Molnar
Brent A. Saunders

Directors Emeritus
------------------

Keith R. Brandeberry
Merrill L. Evans
Art E. Hartley, Sr.
Charles C. Lanham
C. Leon Saunders
Warren F. Sheets

West Virginia Advisory Board
----------------------------
Lannes C. Williamson
Anna P. Barnitz
Mario P. Liberatore
Charles C. Lanham
Richard L. Handley
Gregory K. Hartley
Trenton M. Stover
R. Raymond Yauger
John C. Musgrave
Stephen L. Johnson
Barney A. Molnar

Ohio Valley Bank Officers
-------------------------
Jeffrey E. Smith       President & Chief Executive Officer
James L. Dailey        Chairman of the Board
E. Richard Mahan       Executive Vice President & Secretary
Larry E. Miller, II    Executive Vice President & Treasurer
Katrinka V. Hart       Executive Vice President & Risk Management Officer
Sue Ann Bostic         Senior Vice President, Administrative Services Group
Mario P. Liberatore    Senior Vice President, West Virginia Bank Group
Sandra L. Edwards      Senior Vice President, Financial Bank Group
David L. Shaffer       Senior Vice President, Commercial Bank Group
Patricia L. Davis      Vice President, Research & Technical Applications
Richard D. Scott       Vice President, Trust
Tom R. Shepherd        Vice President, Director of Marketing, Product Management
                        & Retail Development
Bryan W. Martin        Vice President, Facilities & Technical Services
Patrick H. Tackett     Vice President, Western Division Branch Administrator
Jennifer L. Osborne    Vice President, Retail Lending
Molly K. Tarbett       Vice President, Retail Deposits & Loss Prevention Manager
Scott W. Shockey       Vice President and Chief Financial Officer
Robert T. Hennesy      Assistant VP, Indirect Lending Manager
Philip E. Miller       Assistant VP, Region Manager Franklin County
Rick A. Swain          Assistant VP, Region Manager Pike County
Judy K. Hall           Assistant VP, Training and Educational Development
Melissa P. Mason       Assistant VP, Trust Officer
Diana L. Parks         Assistant VP, Internal Auditor
Christopher S. Petro   Assistant VP and Comptroller
Linda L. Plymale       Assistant VP, Transit Officer
Kimberly R. Williams   Assistant VP, Systems Officer
Bryan F. Stepp         Assistant VP, Business Development
Deborah A. Carhart     Assistant VP, Shareholder Relations
Gregory A. Phillips    Assistant VP, I-64 Retail Lending Manager
Pamela D. Edwards      Assistant VP, Commercial Loan Operations
Marilyn Kearns         Assistant VP, Director of Human Resources

Brenda G. Henson       Assistant Cashier, Manager Customer Service
Kyla R. Carpenter      Assistant Cashier and Marketing Officer
Richard P. Speirs      Assistant Cashier, Maintenance Technical Supervisor
Stephanie L. Stover    Assistant Cashier, Retail Lending Operations Manager
Marilyn E. Kearns      Assistant Cashier, Director of Human Resources
Bryna S. Butler        Assistant Cashier for Corporate Communications
Raymond G. Polcyn      Assistant Cashier,Retail Lending Manager for Gallia-Meigs
                        SuperBanks
Angela G. King         Assistant Cashier, Regional Deposit Manager I-64
Barbara A. Patrick     Assistant Cashier, Regional Deposit Manager-Gallia/Meigs
Christopher L. Preston Assistant Cashier, Milton Office Manager

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

INVESTOR INFORMATION
--------------------

VITAL STATISTICS

> Record earnings for 11 consecutive years

> Earnings per share for 2003 represented an increase of 13.4% over last year.

> Approximately $707 million in assets

BUSINESS PROFILE

Ohio Valley Banc Corp. commenced operations on October 23, 1992, as a one-bank holding company with The Ohio Valley Bank Company being the wholly-owned subsidiary. The Company's headquarters are located at 420 Third Avenue in Gallipolis, Ohio.

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

Ohio Valley Financial Services, an agency specializing in life insurance, was formed as a subsidiary of the Corp. in June 2000.

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

STOCK LISTING

Ohio Valley Banc Corp. stock is traded on The Nasdaq Stock Market under the symbol OVBC.

HEADQUARTERS

Ohio Valley Banc Corp.
420 Third Avenue
P.O. Box 240
Gallipolis, Ohio 45631
740.446.2631 or 800.468.6682
Web: www.ovbc.com
E-mail: investorrelations@ovbc.com

FINANCIAL HIGHLIGHTS                         {bar graph}

                           2003       2002       2001       2000       1999
                           ----       ----       ----       ----       ----

NET INCOME ($000)        $  6,472   $  5,675   $  4,895   $  4,400   $  4,292

TOTAL ASSETS ($000)      $707,327   $696,356   $634,999   $561,658   $522,057

INCOME PER SHARE         $   1.86   $   1.64   $   1.41   $   1.25   $   1.22

DIVIDENDS PER SHARE      $    .71   $    .67   $    .79*  $    .59   $    .53

* Reflects extra "Freedom Dividend"