Form 10-K, Exhibit 13
period 2004-12-31
OHIO VALLEY BANC CORP
filed 2005-03-16
CIK 894671

"ONE NAME"
                                   "ONE GOAL"

MESSAGE FROM MANAGEMENT
by CEO/President Jeff Smith & Chairman Jim Dailey

Dear Shareholders,

2004 was an unprecedented year for Ohio Valley Banc Corp. Your company achieved records in: total earnings, total earnings per share, core earnings, and core earnings per share. In addition, your company finished the year with consolidated total assets at a record $729 million.

2004 was a year that saw every member of the Ohio Valley Banc Corp. team contributing to your company's success. The Directors, Officers, Employees, and You, our Shareholders each did their part in delivering these results. Your Board saw their 2000 decision to invest in ProCentury Corp (formerly ProFinance Holdings) return a $2.4 million pre-tax gain. Your Officers and Employees worked diligently in our core businesses of lending and collecting to continue to improve asset quality in a difficult economy. Your retail bankers opened accounts, gathered deposits, and issued certificates faced with the challenges of complying with a multitude of regulations ranging from the U. S. Patriot Act to the Office of Foreign Asset Control (OFAC). Your auditing staff saw the continued burden of Sarbanes- Oxley as Section 404 was implemented. While each task was handled as it was presented, many were not without cost, both in dollars and time.

While the efforts were challenging, the results were gratifying and our Owners shared in the success with a 5th Dividend in December of $.19 per share and set their own record as they reinvested more than $1.4 million in our Dividend Reinvestment and Stock Purchase Plan (DRIP).

That brings us to the theme of this year's Annual Report: "One Name. . .One Goal". Because of you and your predecessors, Ohio Valley Bank with its far reaching family of companies, employees, and shareholders has stood the test of time. Our goal continues to be to serve the families of our communities. Thank you for your loyal support in our efforts. We sincerely hope you find the enclosed report a "snapshot" of the results your company achieved in 2004 and you will find the opportunity to join us in Gallipolis on April 13, 2005 for your Annual Meeting.

Sincerely,

Jeffrey E. Smith
President and CEO

James L. Dailey
Chairman of the Board

Thank you Jim,

This report on the progress of Ohio Valley Banc Corp. would not be complete without recognizing the contributions of Jim Dailey. As we consider his upcoming retirement effective April 13, 2005, I want to take this opportunity to applaud this "Dentist turned Banker" for his unique vision and leadership as a Director; President; CEO; and, most recently, Chairman in making Ohio Valley Banc Corp. what it is today. His "fingerprints" are all over this institution and, like his predecessors, he has moved the bar even higher for those who follow. Our challenge is to continue what you have begun.

Jeff

SELECTED FINANCIAL DATA

                                           Years Ended December 31

SUMMARY OF OPERATIONS:            2004      2003      2002      2001      2000
(dollars in thousands, except per share data)
Total interest income          $ 43,490  $ 45,160  $ 47,771  $ 47,585  $ 45,195
Total interest expense           16,146    17,645    20,810    24,235    24,065
Net interest income              27,344    27,515    26,961    23,350    21,130
Provision for loan losses         2,353     4,339     5,470     3,503     1,890
Total other income                7,992     5,982     5,634     5,129     3,858
Total other expenses             20,926    19,817    19,175    18,171    16,978
Income before income taxes       12,057     9,341     7,950     6,805     6,120
Income taxes                      3,676     2,869     2,275     1,910     1,720
Net income                        8,381     6,472     5,675     4,895     4,400

PER SHARE DATA:

Net income per share             $ 2.42    $ 1.86    $ 1.64    $ 1.41    $ 1.25
Cash dividends per share         $  .94    $  .71    $  .67    $  .79    $  .59
Book value per share             $16.49    $15.55    $14.55    $13.42    $12.76
Weighted average number of common
 shares outstanding           3,470,878 3,480,230 3,458,300 3,461,856 3,516,205

AVERAGE BALANCE SUMMARY:

Total loans                   $ 590,006 $ 559,854 $ 538,148 $ 473,998 $ 432,165
Securities (1)                   86,598    86,609    76,020    70,857    74,733
Deposits                        537,162   509,676   489,513   441,255   428,874
Other borrowed funds (2)         96,361   100,590    98,938    74,525    47,311
Shareholders' equity             55,788    52,074    47,875    45,329    42,773
Total assets                    722,281   693,197   667,561   590,193   544,306

PERIOD END BALANCES:

Total loans                   $ 600,574 $ 573,704 $ 559,561 $ 508,660 $ 448,303
Securities (1)                   86,674    90,046    90,759    76,796    76,402
Deposits                        535,153   507,509   497,404   455,861   432,371
Shareholders' equity             56,579    54,408    50,375    46,300    44,492
Total assets                    729,120   707,327   696,356   634,999   561,658

KEY RATIOS:

Return on average assets          1.16%      .93%      .85%      .83%      .81%
Return on average equity         15.02%    12.43%    11.85%    10.80%    10.29%
Dividend payout ratio            38.89%    38.14%    40.79%    55.84%    47.14%
Average equity to average assets  7.72%     7.51%     7.17%     7.68%     7.86%

(1) Securities include interest-bearing balances with banks.
(2) Other borrowed funds include subordinated debentures.

                      CONSOLIDATED STATEMENTS OF CONDITION

                                                           As of December 31

                                                         2004             2003
                                                         ----             ----
(dollars in thousands, except share and per share data)

ASSETS

Cash and cash equivalents                            $  16,279        $  17,753

Interest-bearing deposits in other banks                   525              859

Securities available-for-sale                           74,155           76,352
Securities held-to-maturity
(estimated fair value: 2004 - $12,534,
2003 - $13,547)                                         11,994           12,835

Total loans                                            600,574          573,704
 Less: Allowance for loan losses                        (7,177)          (7,593)
                                                     ---------        ---------
  Net loans                                            593,397          566,111

Premises and equipment, net                              8,860            9,142
Accrued income receivable                                2,643            2,700
Goodwill                                                 1,267            1,267
Bank owned life insurance                               13,988           13,222
Other assets                                             6,012            7,086
                                                     ---------        ---------
  Total assets                                       $ 729,120        $ 707,327
                                                     =========        =========
LIABILITIES

Noninterest-bearing deposits                         $  69,936        $  62,235
Interest-bearing deposits                              465,217          445,274
                                                     ---------        ---------
  Total deposits                                       535,153          507,509

Securities sold under agreements to repurchase          39,753           24,018
Other borrowed funds                                    76,550          101,562
Subordinated debentures                                 13,500           13,500
Accrued liabilities                                      7,585            6,330
                                                     ---------        ---------
  Total liabilities                                    672,541          652,919
                                                     ---------        ---------
SHAREHOLDERS' EQUITY

Common stock ($1.00 stated value, 10,000,000
 shares authorized; 2004 - 3,689,828 shares
 issued, 2003 - 3,658,212 shares issued)                 3,690            3,658
Additional paid-in-capital                              31,931           30,962
Retained earnings                                       28,465           23,343
Accumulated other comprehensive income                    (219)             624
Treasury stock, at cost (2004 - 258,970 shares,
2003 - 159,611 shares)                                  (7,288)          (4,179)
                                                     ---------        ---------
  Total shareholders' equity                            56,579           54,408
                                                     ---------        ---------
  Total liabilities and shareholders' equity         $ 729,120        $ 707,327
                                                     =========        =========

          See accompanying notes to consolidated financial statements
                                       6

                       CONSOLIDATED STATEMENTS OF INCOME

     For the years ended December 31              2004       2003       2002
     -------------------------------              ----       ----       ----
(dollars in thousands, except per share data)

Interest and dividend income:
    Loans, including fees                       $ 39,821   $ 41,462   $ 43,947
    Securities:
        Taxable                                    2,837      2,739      2,612
        Tax exempt                                   552        685        735
    Dividends                                        218        203        225
    Other Interest                                    62         71        252
                                                --------   --------   --------
                                                  43,490     45,160     47,771
Interest expense:
    Deposits                                      11,326     12,322     15,129
    Securities sold under agreements
      to repurchase                                  278        204        361
    Other borrowed funds                           3,574      4,175      4,427
    Subordinated debentures                          968        944        893
                                                --------   --------   --------
                                                  16,146     17,645     20,810
                                                --------   --------   --------

Net interest income                               27,344     27,515     26,961
Provision for loan losses                          2,353      4,339      5,470
    Net interest income after provision         --------   --------   --------
      for loan losses                             24,991     23,176     21,491
                                                --------   --------   --------
Noninterest income:
    Service charges on deposit accounts            3,318      3,160      3,118
    Trust fees                                       203        215        215
    Income from bank owned insurance                 606        657        684
    Gain on sale of loans                             63        444         76
    Gain on sale of ProCentury Corp.               2,463
    Other                                          1,339      1,506      1,541
                                                --------   --------   --------
                                                   7,992      5,982      5,634
Noninterest expense:
    Salaries and employee benefits                12,592     11,571     10,641
    Occupancy                                      1,285      1,308      1,274
    Furniture and equipment                        1,208      1,031      1,083
    Corporation franchise tax                        616        591        395
    Data processing                                  504        554        484
    Other                                          4,721      4,762      5,298
                                                --------   --------   --------
                                                  20,926     19,817     19,175
                                                --------   --------   --------

  Income before income taxes                      12,057      9,341      7,950

Provision for income taxes                         3,676      2,869      2,275
                                                --------   --------   --------
    NET INCOME                                   $ 8,381    $ 6,472    $ 5,675
                                                ========   ========   ========
Earnings per share                               $  2.42    $  1.86    $  1.64
                                                ========   ========   ========

          See accompanying notes to consolidated financial statements
                                       7

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

For the years ended December 31, 2004, 2003 and 2002


                                                                            Accumulated
                                                    Additional                 Other                           Total
                                           Common     Paid-In     Retained  Comprehensive   Treasury       Shareholders'
(dollars in thousands, except share and     Stock     Capital     Earnings  Income(Loss)      Stock           Equity
per share data)                           -------     -------     -------   -----------      --------         -------
BALANCES AT JANUARY 1, 2002               $ 3,579     $29,207     $15,979     $ 1,043        $ (3,508)        $46,300
  Comprehensive income:
     Net income                                                     5,675                                       5,675
     Net change in unrealized gain
      on available-for-sale securities                                            600                             600
     Income tax effect                                                           (204)                           (204)
                                                                                                              -------
        Total comprehensive income                                                                              6,071
  Common Stock issued to ESOP,
    12,800 shares                              13         272                                                     285
  Common Stock issued through
    dividend reinvestment, 28,285 shares       28         613                                                     641
  Cash dividends, $.67 per share                                   (2,315)                                     (2,315)
  Shares acquired for treasury, 27,125 shares                                                    (607)           (607)
                                          -------     -------     -------     -------        --------         -------
BALANCES AT DECEMBER 31, 2002               3,620      30,092      19,339       1,439          (4,115)         50,375
  Comprehensive income:
     Net income                                                     6,472                                       6,472
     Net change in unrealized gain
      on available-for-sale securities                                         (1,235)                         (1,235)
     Income tax effect                                                            420                             420
                                                                                                              -------
        Total comprehensive income                                                                              5,657
  Common Stock issued to ESOP,
    7,400 shares                                7         191                                                     198
  Common Stock issued through
    dividend reinvestment, 30,477 shares       31         679                                                     710
  Cash dividends, $.71 per share                                   (2,468)                                     (2,468)
  Shares acquired for treasury, 2,496 shares                                                      (64)            (64)
                                          -------     -------     -------     -------         -------         -------
BALANCES AT DECEMBER 31, 2003               3,658      30,962      23,343         624          (4,179)         54,408

  Comprehensive income:
     Net income                                                     8,381                                       8,381
     Net change in unrealized gain
      on available-for-sale securities                                         (1,277)                         (1,277)
     Income tax effect                                                            434                             434
                                                                                                              -------
        Total comprehensive income                                                                              7,538
  Common Stock issued to ESOP,
    4,600 shares                                5         146                                                     151
  Common Stock issued through
    dividend reinvestment, 27,016 shares       27         823                                                     850
  Cash dividends, $.94 per share                                   (3,259)                                     (3,259)
  Shares acquired for treasury, 99,359 shares                                                  (3,109)         (3,109)
                                          -------     -------     -------     -------         -------         -------
BALANCES AT DECEMBER 31, 2004             $ 3,690     $31,931     $28,465     $  (219)        $(7,288)        $56,579
                                          =======     =======     =======     =======         =======         =======

             See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS


     For the years ended December 31                             2004       2003       2002
     -------------------------------                             ----       ----       ----
(dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                   $ 8,381    $ 6,472    $ 5,675
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Depreciation                                                 1,237      1,086      1,165
    Net amortization and accretion of securities                   201        243        123
    Proceeds from sale of loans in secondary market              1,598     20,952      5,913
    Loans disbursed for sale in secondary market                (1,535)   (20,508)    (5,837)
    Gain on sale of loans                                          (63)      (444)       (76)
    Deferred tax benefit                                            63       (364)      (392)
    Provision for loan losses                                    2,353      4,339      5,470
    Common stock issued to ESOP                                    151        198        285
    FHLB stock dividend                                           (218)      (203)      (225)
    Gain on sale of ProCentury Corp.                            (2,463)
    Change in accrued income receivable                             57        444        276
    Change in accrued liabilities                                1,255       (260)    (1,118)
    Change in other assets                                        (456)     1,268       (691)
                                                               -------    -------    -------
      Net cash provided by operating activities                 10,561     13,223     10,568
                                                               -------    -------    -------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from maturities of securities
   available-for-sale                                           30,715     41,953     30,491
  Purchases of securities available-for-sale                   (29,755)   (44,271)   (43,469)
  Proceeds from maturities of securities
   held-to-maturity                                              1,874      2,965      2,005
  Purchases of securities held-to-maturity                      (1,056)    (1,855)    (2,046)
  Change in interest-bearing deposits in other banks               334        646       (241)
  Net change in loans                                          (29,775)   (19,602)   (55,183)
  Proceeds from sale of other real estate owned                   (388)    (2,152)      (370)
  Proceeds from sale of ProCentury Corp.                         4,394
  Purchases of premises and equipment                             (955)    (1,981)      (710)
  Purchases of insurance contracts                                (272)
                                                               -------    -------    -------
      Net cash used in investing activities                    (24,884)   (24,297)   (69,523)
                                                               -------    -------    -------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Change in deposits                                            27,644     10,105     41,543
  Cash dividends                                                (3,259)    (2,468)    (2,315)
  Proceeds from issuance of common stock                           850        710        641
  Purchases of treasury stock                                   (3,109)       (64)      (607)
  Change in securities sold under agreements to repurchase      15,735     (9,034)     3,778
  Proceeds from subordinated debentures                                                8,500
  Proceeds from FHLB borrowings                                 11,000      7,503     16,065
  Repayment of FHLB borrowings                                 (20,633)   (15,439)   (13,040)
  Change in other short-term borrowings                        (15,379)    14,063      1,553
                                                               -------    -------    -------
      Net cash provided by financing activities                 12,849      5,376     56,118
                                                               -------    -------    -------

CASH AND CASH EQUIVALENTS:
  Change in cash and cash equivalents                           (1,474)    (5,698)    (2,837)
  Cash and cash equivalents at beginning of year                17,753     23,451     26,288
                                                               -------    -------    -------
      Cash and cash equivalents at end of year                 $16,279    $17,753    $23,451
                                                               =======    =======    =======

SUPPLEMENTAL DISCLOSURE:
  Cash paid for interest                                       $16,246    $18,562    $21,659
  Cash paid for income taxes                                     3,472      2,960      2,675
  Non-cash transfers from loans to other real estate owned         524      3,796        521

           See accompanying notes to consolidated financial statements

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
           Amounts are in thousands, except share and per share data

Note A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The consolidated financial statements include the accounts of the Ohio Valley Banc Corp. (the Company) and its wholly-owned subsidiaries, The Ohio Valley Bank Company (the Bank), Loan Central, a consumer finance company and Ohio Valley Financial Services Agency, LLC, an insurance agency. As further discussed in Note I, trusts that had previously been consolidated with the Company are now reported separately. All material intercompany accounts and transactions have been eliminated.

Nature of Operations: The Company provides financial services through 21 offices located in central and southeastern Ohio as well as western West Virginia. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Other financial instruments include deposit accounts in other financial institutions and federal funds sold.

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

     Interest income is reported on an accrual basis using the interest method and includes amortization of net deferred loan fees and costs over the loan term. Interest income is not reported when full loan repayment is in doubt, typically when the loan is impaired or payments are past due over 90 days. Payments received on such loans are reported as principal reductions.


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

The following represents the composition of the loan portfolio at December 31, 2004:

                                       % of Total Loans
                                       ----------------
Real Estate loans                            37.84%
Commercial and industrial loans              37.64%
Consumer loans                               24.47%
All other loans                                .05%
                                       ----------------
                                            100.00%
                                       ================
Approximately 3.36% of total loans are unsecured.

  The Bank, in the normal course of its operations, conducts business with correspondent financial institutions. Balances in correspondent accounts, investments in federal funds, certificates of deposit and other short-term securities are closely monitored to ensure that prudent levels of credit and liquidity risks are maintained. At December 31, 2004, the Bank's primary correspondent balance was $9,088 on deposit at Fifth Third Bank, Cincinnati, Ohio.

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

Other Real Estate: Real estate acquired through foreclosure or deed-in-lieu of foreclosure is included in other assets. Such real estate is carried at the lower of investment in the loan or estimated fair value of the property less estimated selling costs. Any reduction to fair value at the time of acquisition is accounted for as a loan charge-off. Any subsequent reduction in fair value is recorded as a loss on other assets. Costs incurred to carry other real estate are charged to expense. Other real estate owned totaled $2,018 at December 31, 2004 and $2,084 at December 31, 2003.

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

Per Share Amounts: Earnings per share is based on net income divided by the following weighted average number of shares outstanding during the periods:
3,470,878 for 2004,  3,480,230 for 2003 and 3,458,300 for 2002.  The Company had
no dilutive securities outstanding for any period presented.

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

New Accounting Pronouncements: In March 2004, the Financial Accounting Standards Board ("FASB") ratified the consensus reached by the Emerging Issues Task Force in Issue 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments" ("EITF 03-1"). The basic model developed to evaluate whether an investment within scope of EITF 03-1 is other-thantemporarily impaired involves a three-step process including determining whether an investment is impaired (fair value less amortized cost), evaluating whether the impairment is other-than-temporary and, if other-than-temporary, requiring recognition of an impairment equal to the difference between the investment's cost and fair value. In September 2004, the FASB issued Staff Position ("FSP") No. 03-1-1 which delayed the effective date for the measurement and recognition guidance contained in paragraphs 10-20 of EITF 03-1. The delay of the effective date for paragraphs 10-20 will be superseded concurrent with the final issuance of proposed FSP EITF Issue 03-1-a, "Implication Guidance for the Application of Paragraph 16 of EITF 03-1, 'The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.'" The amount of other-than-temporary impairment to be recognized, if any, will be dependent on market conditions, management's intent and ability to hold investments until a forecasted recovery, and the finalization of this proposed guidance by the FASB.

     Also in March 2004, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 105, "Application of Accounting Principles to Loan Commitments" ("SAB 105"). This bulletin was issued to inform registrants of the SEC's view that the fair value of the recorded loan commitments, that are required to follow derivative accounting under FASB 133, Accounting for Derivative Instruments and Hedging Activities, should not consider the expected future cash flows related to the associated servicing of the future loan. The provisions of SAB 105 must be applied to loan commitments accounted for as derivatives that are entered into after March 31, 2004. The adoption of this Staff Accounting Bulletin in the second quarter of 2004 did not have a material impact on the Company.

     In December 2003, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued AICPA Statement of Position No. 03-3, "Accounting for Certain Loans or Debt Securities Acquired in a Transfer" ("SOP 03-3"), to address accounting for differences between the contractual cash flows of certain loans and debt securities and the cash flows expected to be collected when loans or debt securities are acquired in a transfer and those cash flow differences are attributable, at least in part, to credit quality. As such, SOP 03-3 applies to such loans and debt securities purchased or acquired in purchase business combinations and do not apply to originated loans. The application of SOP 03-3 limits the interest income, including accretion of purchase price discounts that may be recognized for certain loans and debt securities. Additionally, SOP 03-3 requires that the excess of contractual cash flows over cash flows expected to be collected (nonaccretable difference) not be recognized as an adjustment of yield or valuation allowance, such as the allowance for loan and lease losses. Subsequent to the initial investment, increases in expected cash flows generally should be recognized prospectively through adjustment of the yield on the loan or debt security over its remaining life. Decreases in expected cash flows should be recognized as impairment. SOP 03-3 is effective for loans and debt securities acquired in fiscal years beginning after December 15, 2004. The Company does not anticipate that this guidance will have a material impact on the financial condition, results of operations, or cash flows.

Loan Commitments and Related Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded. See Note K for more specific disclosure related to loan commitments.

Dividend Restrictions: Banking regulations require maintaining certain capital levels and may limit the dividends paid by the bank to the holding company or by the holding company to shareholders. These restrictions pose no practical limit on the ability of the bank or holding company to pay dividends at historical levels. See Note P for more specific disclosure related to dividend restrictions.

Restrictions on Cash: Cash on hand or on deposit with the Federal Reserve Bank of $277 and $7,411 was required to meet regulatory reserve and clearing requirements at year end 2004 and 2003. These balances do not earn interest.

Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note O. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Industry Segment Information: While the chief decision-makers monitor the revenue streams of the various products and services, the identifiable segments are not material and operations are managed and financial performance is evaluated on a Company-wide basis. Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable segment.

Reclassifications:  The consolidated financial statements for 2003 and 2002 have
been   reclassified   to  conform   with  the   presentation   for  2004.   Such
reclassifications had no effect on the net results of operations.

NOTE B - SECURITIES

  Securities are summarized as follows:

                                                          Gross        Gross     Estimated
                                            Amortized   Unrealized   Unrealized    Fair
Securities Available-for-Sale                 Cost        Gains        Losses      Value
                                              ----        -----        ------      -----
  December 31, 2004
  -----------------
  U.S. Government agency securities          $19,992      $  153       $ (58)     $20,087
  Mortgage-backed securities                  49,073          96        (522)      48,647
  FHLB stock                                   5,421                                5,421
                                             -------      ------       -----      -------
     Total securities                        $74,486      $  249       $(580)     $74,155
                                             =======      ======       =====      =======
  December 31, 2003
  -----------------
  U.S. Government agency securities          $36,789      $1,047       $ (51)     $37,785
  Mortgage-backed securities                  33,415         140        (191)      33,364
  FHLB stock                                   5,203                                5,203
                                             -------      ------       -----      -------
     Total securities                        $75,407      $1,187       $(242)     $76,352
                                             =======      ======       =====      =======
                                                          Gross        Gross     Estimated
                                            Amortized   Unrealized   Unrealized    Fair
Securities Held-to-Maturity                   Cost        Gains        Losses      Value
                                              ----        -----        ------      -----
  December 31, 2004
  -----------------
  Obligations of states and
    political subdivisions                   $11,910      $  567       $ (24)     $12,453
  Mortgage-backed securities                      84                      (3)          81
                                             -------      ------       -----      -------
     Total securities                        $11,994      $  567       $ (27)     $12,534
                                             =======      ======       =====      =======
  December 31, 2003
  ---------------------------
  Obligations of states and
    political subdivisions                   $12,724      $  741       $ (25)     $13,440
  Mortgage-backed securities                     111                      (4)         107
                                             -------      ------       -----      -------
     Total securities                        $12,835      $  741       $ (29)     $13,547
                                             =======      ======       =====      =======

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

  At year-end 2004 and 2003, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders' equity.
  Securities with a carrying value of approximately $71,823 at December 31,2004 and $71,804 at December 31, 2003 were pledged to secure public deposits, repurchase agreements and for other purposes as required or permitted by law.
  The amortized cost and estimated fair value of debt securities at December 31, 2004, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because certain issuers may have the right to call or prepay the debt obligations prior to their contractual maturities.

                               Available-for-Sale         Held-to-Maturity
                             ----------------------    -----------------------
                                          Estimated                  Estimated
                             Amortized      Fair       Amortized       Fair
Debt Securities:               Cost         Value        Cost          Value
                              -------      -------      -------       -------
  Due in one year or less     $10,491      $10,618      $   927       $   939
  Due in one to five years      9,501        9,469        2,728         2,818
  Due in five to ten years                                5,313         5,665
  Due after ten years                                     2,942         3,031
  Mortgage-backed securities   49,073       48,647           84            81
                              -------      -------      -------       -------
     Total debt securities    $69,065      $68,734      $11,994       $12,534
                              =======      =======      =======       =======

     There were no sales of debt and equity securities during 2004, 2003 and 2002.

  Securities with unrealized losses not recognized in income are as follows:

                                              Less than 12 Months       12 Months or More            Total
                                              -------------------       -----------------            -----
  December 31, 2004                          Fair       Unrealized     Fair      Unrealized     Fair      Unrealized
                                             Value        Loss         Value       Loss         Value       Loss
                                             -----        -----        -----       -----        -----       -----
  Description of Securities
  -------------------------
  U.S. Government agency securities ........                           $ 1,941     $   (58)     $ 1,941      $   (58)
  Mortgage-backed securities ............... $22,987      $ (241)       16,683        (284)      39,670         (525)
  Obligations of states and
    political subdivisions .................     129          (1)        1,095         (23)       1,224          (24)
                                             -------      ------       -------     -------      -------      -------
                                             $23,116      $ (242)      $19,719     $  (365)     $42,835      $  (607)
                                             =======      ======       =======     =======      =======      =======

                                              Less than 12 Months       12 Months or More            Total
                                              -------------------       -----------------            -----
  December 31, 2003                          Fair       Unrealized     Fair      Unrealized     Fair      Unrealized
                                             Value        Loss         Value       Loss         Value       Loss
                                             -----        -----        -----       -----        -----       -----
  Description of Securities
  -------------------------
  U.S. Government agency securities ........ $ 1,949      $  (51)                               $ 1,949      $   (51)
  Mortgage-backed securities ...............  20,152        (185)      $ 1,650     $   (10)      21,802         (195)
  Obligations of states and
    political subdivisions .................   1,023         (18)           75          (7)       1,098          (25)
                                             -------      ------       -------     -------      -------      -------
                                             $23,124      $ (254)      $ 1,725     $   (17)     $24,849      $  (271)
                                             =======      ======       =======     =======      =======      =======

  Unrealized losses on the Company's securities have not been recognized into income because the issuers'securities are of high credit quality, management has the intent and ability to hold for the foreseeable future, and the decline in fair value is largely due to increases in market interest rates. The fair value is expected to recover as the bonds approach their maturity date or reset date. Management does not believe any individual unrealized losses at December 31, 2004 represents an other-than-temporary impairment.

NOTE C - LOANS

     Loans are comprised of the following at December 31:

                                          2004            2003
                                          ----            ----
Real estate loans                       $227,234        $217,636
Commercial and industrial loans          226,058         220,724
Consumer loans                           146,965         134,720
All other loans                              317             624
                                        --------        --------
  Total Loans                           $600,574        $573,704
                                        ========        ========

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE D - ALLOWANCE FOR LOAN LOSSES

     Following is an analysis of changes in the allowance for loan losses for the years ended December 31:


                                          2004           2003           2002
                                          ----           ----           ----
Balance, beginning of year               $7,593         $7,069         $6,251

Loans charged-off:
  Real estate                               823          1,110            636
  Commercial                              1,661          2,267          2,272
  Consumer                                2,267          2,661          2,656
                                         ------         ------         ------
    Total loans charged-off               4,751          6,038          5,564

Recoveries of loans:
  Real estate                               583            279            119
  Commercial                                556          1,057            158
  Consumer                                  843            887            635
                                         ------         ------         ------
    Total recoveries of loans             1,982          2,223            912

Net loan charge-offs                     (2,769)        (3,815)        (4,652)
Provision charged to operations           2,353          4,339          5,470
                                         ------         ------         ------
Balance, end of year                     $7,177         $7,593         $7,069
                                         ======         ======         ======

Information regarding impaired loans is as follows:

                                                          2004           2003
                                                          ----           ----
  Balance of impaired loans                              $5,573         $1,988
                                                         ======         ======
  Less portion for which no specific
  allowance is alloctade                                 $  619         $  801
                                                         ======         ======
  Portion of impaired loan balance for which
  an allowance for credit losses is allocated            $4,954         $1,187
                                                         ======         ======
  Portion of allowance for loan losses allocated
  to the impaired loan balance                           $1,986         $  475
                                                         ======         ======

  Average investment in impaired loans for the year      $5,711         $2,082
                                                         ======         ======

  Past due - 90 days or more and still accruing          $1,402         $  659
                                                         ======         ======

  Nonaccrual                                             $1,618         $2,655
                                                         ======         ======

Interest on impaired loans was not material for years ending 2004, 2003 or 2002.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE E - PREMISES AND EQUIPMENT

Following is a summary of premises and equipment at December 31:

                                                2004           2003
                                                ----           ----

Land                                          $ 1,428        $ 1,428
Buildings                                       7,897          7,648
Leasehold improvements                          2,453          2,173
Furniture and equipment                         9,945          9,519
                                              -------        -------
                                               21,723         20,768
Less accumulated depreciation                  12,863         11,626
                                              -------        -------
     Total Premises and Equipment             $ 8,860        $ 9,142
                                              =======        =======

The following is a summary of the future minimum lease payments for facilities leased by the Company. Lease payments were $334 in 2004 and $350 in 2003.

2005         $  342
2006            317
2007            264
2008            188
2009             91
Thereafter       10
             ------
             $1,212
             ======

NOTE F - DEPOSITS
     Following is a summary of interest-bearing deposits at December 31:

                                                   2004           2003
                                                   ----           ----

NOW accounts                                    $110,901       $113,423
Savings and Money Market                          46,031         46,603
Time:
 IRA accounts                                     37,272         38,427
   Certificates of Deposit:
     In denominations under $100,000             170,328        162,570
     In denominations of $100,000 or more        100,685         84,251
                                                --------       --------
       Total time deposits                       308,285        285,248
                                                --------       --------
       Total interest-bearing deposits          $465,217       $445,274
                                                ========       ========

  Following is a summary of total time deposits by remaining maturity at December 31:

                                                   2004
                                                  ------
Within one year                                 $162,051
From one to two years                             99,675
From two to three years                           19,265
From three to four years                          16,463
From four to five years                            8,836
Thereafter                                         1,995
                                                --------
     Total                                      $308,285
                                                ========
     Brokered deposits, included in time deposits, were $32,965 and $17,147 at December 31, 2004 and 2003, respectively.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE G - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

  Securities sold under agreements to repurchase are financing arrangements that have overnight maturity terms. At maturity, the securities underlying the agreements are returned to the Company. Information concerning securities sold under agreements to repurchase is summarized as follows at December 31:

                                                  2004           2003
                                                -------        -------
Balance outstanding at period-end               $39,753        $24,018
                                                -------        -------
Weighted average interest rate at period-end       1.77%          .80%
                                                -------        -------
Average amount outstanding during the year      $24,743        $23,396
                                                -------        -------
Approximate weighted average interest rate
 during the year                                   1.12%          .87%
                                                -------        -------
Maximum amount outstanding as of any month-end  $39,753        $35,213
                                                -------        -------
Securities underlying these agreements at year-end were as follows:

  Carrying value of securities                  $48,283        $45,292
                                                -------        -------
  Fair Value                                    $47,928        $45,658
                                                -------        -------
  The Company had securities sold under agreements to repurchase with overnight maturity terms totaling $20,046 at December 31, 2004 and $7,512 at December 31, 2003 with two large commercial accounts.

NOTE H - OTHER BORROWED FUNDS

  Other  borrowed  funds at   December  31,  2004  and  2003  are  comprised  of
advances from the Federal Home Loan Bank (FHLB) of Concinnati, promissory notes and Federal Reserve Bank (FRB) Notes.

                 FHLB Borrowings   Promissory Notes   FRB Notes      Totals
                 ---------------   ----------------   ---------      -------
    2004             $67,222           $ 5,355         $ 3,973      $ 76,550
    2003             $90,729           $ 7,031         $ 3,802      $101,562

  Pursuant to collateral agreements with the FHLB, advances are secured by $206,569 in qualifying mortgage loans and $5,421 in FHLB stock at December 31, 2004. Fixed rate FHLB advances of $67,022 mature through 2010 and have interest rates ranging from 2.54% to 6.62%. In addition, one variable rate FHLB borrowing of $200 matures in 2005 and has an interest rate of 2.38%.

     At December 31, 2004, the Company had a cash management line of credit enabling it to borrow up to $30,000 from the FHLB. All cash management advances have an original maturity of 90 days. The line of credit must be renewed on an annual basis. There was $29,800 available on this line of credit at December 31, 2004.

     Based on the Company's current FHLB stock ownership, total assets and pledgeable residential first mortgage loans, the Company had the ability to obtain borrowings up to a maximum of $153,000 at December 31, 2004.

     Promissory notes, issued primarily by the Company, have fixed rates of 3.00% to 4.25% and are due at various dates through a final maturity date of November 30, 2005. A total of $3,249 represented promissory notes from related parties. See Note L for further discussion of related party transactions.

     FRB notes consist of the collection of tax payments from Bank customers under the Treasury Tax and Loan program. These funds have a variable interest rate and are callable on demand by the U.S. Treasury. At December 31, 2004, the interest rate for the Company's FRB notes was 1.87%. Various investment securities from the Bank used to collateralize FRB notes totaled $6,060 at December 31, 2004.

     Letters of credit issued on the Bank's behalf by the FHLB to collateralize certain public unit deposits as required by law totaled $29,500 at December 31, 2004 and $27,000 at December 31, 2003.

      Scheduled principal payments over the next five years:

               FHLB borrowings     Promissory notes     FRB Notes      Total
               ---------------     ----------------     ---------      -----
2005               $17,880              $5,248           $3,973      $ 27,101
2006                22,107                 107                         22,214
2007                 8,061                                              8,061
2008                 9,010                                              9,010
2009                 3,007                                              3,007
Thereafter           7,157                                              7,157
                   -------              ------           ------      --------
                   $67,222              $5,355           $3,973      $ 76,550
                   =======              ======           ======      ========

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE I - SUBORDINATED DEBENTURES AND TRUST PREFERRED SECURITIES

  On March 26, 2002, a trust formed by the Company issued $8,500 of 5.6% floating rate trust preferred securities as part of a pooled offering of such securities. The Company issued subordinated debentures to the trust in exchange for the proceeds of the offering, which debentures represent the sole asset of the trust. The Company may redeem all or a portion of these subordinated debentures at par value beginning March 26, 2007. The subordinated debentures must be redeemed no later than March 26, 2032. The Company used the net proceeds from the sale of these securities to provide additional capital to the Bank to support growth. Debt issuance costs of $256 were incurred and capitalized and will amortize as a yield adjustment through expected maturity. At December 31, 2004, the current variable rate was 6.1%.

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

NOTE J - INCOME TAXES

   The provision for federal income taxes consists of the following components:

                                                 2004       2003      2002
                                                 ----       ----      ----
Current tax expense                             $3,613     $3,233    $2,667
Deferred tax (benefit)                              63       (364)     (392)
                                                ------     ------    ------
   Total income taxes                           $3,676     $2,869    $2,275
                                                ======     ======    ======

     The source of gross deferred tax assets and gross deferred tax liabilities at December 31:
                                                           2004       2003
                                                           ----       ----
Items giving rise to deferred tax assets:
   Allowance for loan losses                              $2,503     $2,648
   Deferred compensation                                   1,021        852
   Unrealized loss on securities available-for-sale          113
   Deferred loan fees/costs                                  138         77
   Other                                                     151         49

Items giving rise to deferred tax liabilities:
   Investment accretion                                      (52)       (60)
   Depreciation                                              (94)       (57)
   FHLB stock dividends                                     (783)      (707)
   Unrealized gain on securities available-for-sale                    (321)
   Prepaid expenses                                         (105)
   Intangibles                                               (88)       (52)
   Other                                                     (51)       (47)
                                                          ------     ------
Net deferred tax asset                                    $2,753     $2,382
                                                          ======     ======

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The difference between the financial statement tax provision and amounts computed by applying the statutory federal income tax rate of 34% to income before taxes is as follows:

                                                      2004       2003     2002
                                                      ----       ----     ----

Statutory tax                                       $4,099     $3,176    $2,703
Effect of nontaxable interest
   and dividends                                      (189)      (236)     (254)
Nondeductible interest expense                          18         23        30
Income from bank owned insurance                      (166)      (187)     (198)
Effect of state income tax                              56         97
Other items                                           (142)        (4)       (6)
                                                    ------     ------    ------
   Total income taxes                               $3,676     $2,869    $2,275
                                                    ======     ======    ======

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

   Following is a summary of such commitments at December 31:

                                                2004        2003
                                                -----       -----

        Fixed rate                             $   730     $   731
        Variable rate                           50,447      49,926

   Standby letters of credit                    10,490       7,839

   The interest rate on fixed rate commitments ranged from 4.875% to 7.25% at December 31, 2004.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer 's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

     There are various contingent liabilities that are not reflected in the financial statements, including claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material effect on financial condition or results of operations.

     The bank subsidiary of the Company is required to maintain average reserve balances with the Federal Reserve Bank or as cash in the vault. The amount of those reserve balances for the year ended December 31, 2004, was approximately $7,516.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE L - RELATED PARTY TRANSACTIONS

   Certain directors, executive officers and companies in which they are affiliated were loan customers during 2004. A summary of activity on these borrower relationships with aggregate debt greater than $60 is as follows:

Total loans at January 1, 2004        $ 5,409
   New loans                            3,142
   Repayments                          (2,120)
   Other changes                          288
                                      -------
Total loans at December 31, 2004      $ 6,719
                                      =======

   Other changes include adjustments for loans applicable to one reporting period that are excludable from the other reporting period. In addition, certain directors, executive officers and companies in which they are affiliated were recipients of promissory notes issued by the Company in the amount of $3,249.

NOTE M - EMPLOYEE BENEFITS

   The Bank has a profit-sharing plan for the benefit of its employees and their beneficiaries. Contributions to the plan are determined by the Board of Directors. Contributions charged to expense were $164, $152 and $149 for 2004, 2003 and 2002.
   The Company maintains an Employee Stock Ownership Plan (ESOP) covering substantially all of its employees. The Company makes discretionary contributions to the plan which are allocated to plan participants based on relative compensation. The total number of shares held by the Plan, all of which have been allocated to participant accounts were 162,592 and 163,723 at December 31, 2004 and 2003. In addition, the Bank made contributions to its ESOP Trust as follows:

                                      Years ended December 31
                                  2004         2003         2002
                                  ----         ----         ----

Number of shares issued           4,600        7,400        12,800
                                 ======       ======        ======

Value of stock contributed        $ 151        $ 198        $ 285

Cash contributed                    176          105          158
                                  -----        -----        -----

Total charged to expense          $ 327        $ 303        $ 443
                                  =====        =====        =====

  Life insurance contracts with a cash surrender value of $13,988 have been purchased by the Company, the owner of the policies. The purpose of these contracts was to replace a current group life insurance program for executive officers, implement a deferred compensation plan for directors and executive officers, implement a director retirement plan and implement a supplemental retirement plan for certain officers. Under the deferred compensation plan, the Company pays each participant the amount of fees deferred plus interest over the participant's desired term, upon termination of service. Under the director retirement plan, participants are eligible to receive ongoing compensation payments upon retirement subject to length of service. The supplemental retirement plan provides payments to select executive officers upon retirement based upon a compensation formula determined by the Board of Directors. The present value of payments expected to be provided are accrued during the service period of the covered individuals. Expenses related to the plans for each of the last three years amounted to $436, $312 and $267.

NOTE N - OTHER COMPREHENSIVE INCOME

   Other comprehensive income components and related taxes for the years ended December 31, are as follow:


                                                  2004       2003       2002
Net unrealized holding gains(losses)              ----       ----       ----
 on available-for-sale securities              $(1,277)    $(1,229)   $   600

Tax effect                                         434         414       (204)
                                               -------     -------    -------
 Other comprehensive income(loss)              $  (843)    $  (815)   $   396
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

Loans: The fair value of fixed rate loans is estimated by discounting future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The fair market value of loan commitments and standby letters of credits is not material at December 31, 2004 or 2003. The fair value for variable rate loans is estimated to be equal to carrying value.

Deposit Liabilities: The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

Borrowings: For other borrowed funds and subordinated debentures, rates currently available to the Bank for debt with similar terms and remaining maturities are used to estimate fair value. For securities sold under agreements to repurchase, carrying value is a reasonable estimate of fair value.

Accrued Interest Receivable and Payable: For accrued interest receivable and payable, the carrying amount is a reasonable estimate of fair value.

In addition, other assets and liabilities that are not defined as financial instruments were not included in the disclosures below, such as premises and equipment and life insurance contracts.

The estimated fair values of the Company's financial instruments at December 31, are as follows:

                                             2004                  2003
                                             ----                  ----
                                       Carrying     Fair     Carrying    Fair
                                         Value      Value      Value     Value
                                         -----      -----      -----     -----

Financial assets:
   Cash and cash equivalents          $ 16,279   $ 16,279   $ 17,753   $ 17,753
   Interest-bearing deposits
     in other banks                        525        525        859        859
   Securities                           86,149     86,689     89,187     89,899
   Loans                               593,397    597,373    566,111    574,942
   Accrued interest receivable           2,643      2,643      2,700      2,700

Financial liabilities:
   Deposits                           (535,153)  (533,708)  (507,509)  (509,945)
   Securities sold under agreements
     to repurchase                     (39,753)   (39,753)   (24,018)   (24,018)
   Other borrowed funds                (76,550)   (77,698)  (101,562)  (104,914)
   Subordinated debentures             (13,500)   (14,179)   (13,500)   (13,742)
   Accrued interest payable             (3,310)    (3,310)    (3,410)    (3,410)

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

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE P - REGULATORY MATTERS

     The Company and Bank are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements.

     The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion and plans for capital restoration are required.

At year-end, consolidated actual capital levels and minimum required levels for the Company and Bank were:

                                                                                   Minimum Required
                                                                                      To Be Well
                                                               Minimum Required    Capitalized Under
                                                                  For Capital      Prompt Corrective
                                                Actual         Adequacy Purposes   Action Regulations
                                                ------         -----------------   ------------------
                                            Amount   Ratio       Amount  Ratio       Amount   Ratio
                                            ------   -----       ------  -----       ------   -----
2004
Total capital (to risk weighted assets)
   Consolidated                            $76,175   13.3%      $45,804   8.0%      $57,255   10.0%
   The Ohio Valley Bank Company             71,589   12.7        45,254   8.0        56,568   10.0
Tier 1 capital (to risk weighted assets)
   Consolidated                             69,018   12.1        22,902   4.0        34,353    6.0
   The Ohio Valley Bank Company             64,712   11.4        22,627   4.0        33,941    6.0
Tier 1 capital (to average assets)
   Consolidated                             69,018    9.4        29,239   4.0        36,549    5.0
   The Ohio Valley Bank Company             64,712    9.0        28,887   4.0        36,109    5.0

2003
Total capital (to risk weighted assets)
   Consolidated                            $72,864   13.3%      $43,841   8.0%      $54,802   10.0%
   The Ohio Valley Bank Company             65,324   12.1        43,071   8.0        53,838   10.0
Tier 1 capital (to risk weighted assets)
   Consolidated                             66,003   12.0        21,921   4.0        32,881    6.0
   The Ohio Valley Bank Company             58,587   10.9        21,535   4.0        32,303    6.0
Tier 1 capital (to average assets)
   Consolidated                             66,003    9.5        27,728   4.0        34,660    5.0
   The Ohio Valley Bank Company             58,587    8.5        27,533   4.0        34,416    5.0


     At year-end 2004 and 2003, the most recent regulatory notifications categorized the Company and Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category.

     Dividends paid by the subsidiaries are the primary source of funds available to the Company for payment of dividends to shareholders and for other working capital needs. The payment of dividends by the subsidiaries to the Company is subject to restrictions by regulatory authorities. These restrictions generally limit dividends to the current and prior two years retained earnings. At December 31, 2004, approximately $12,180 of the subsidiaries' retained earnings were available for dividends under these guidelines. In addition to these restrictions, as a practical matter, dividend payments cannot reduce regulatory capital levels below minimum regulatory guidelines. These restrictions do not presently limit the Company from paying dividends at its historical level.

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

       CONDENSED STATEMENTS OF CONDITION                 at December 31:
Assets                                                   2004      2003
                                                         ----      ----
  Cash and cash equivalents                           $ 2,010    $ 3,430
  Interest-bearing balances with subsidiaries             ---          4
  Investment in subsidiaries                           68,383     62,806
  Notes receivable - subsidiaries                       5,218      6,943
  Other assets                                            247      2,083
                                                      -------    -------
    Total assets                                      $75,858    $75,266
                                                      =======    =======

Liabilities
 Notes Payable                                         $ 5,355   $ 7,031
 Subordinated debentures                                13,500    13,500
 Other liabilities                                         424       327
                                                       -------   -------
    Total liabilities                                  $19,279   $20,858
                                                       -------   -------
Shareholders' Equity
 Total shareholders' equity                             56,579    54,408
                                                       -------   -------
     Total liabilities and shareholders' equity        $75,858   $75,266
                                                       =======   =======


       CONDENSED STATEMENTS OF INCOME

                                                       Years ended December 31:
                                                        2004     2003     2002
                                                        ----     ----     ----
Income:
  Interest on loans                                   $  ---    $    1        2
  Interest on notes                                      213       223      203
  Other operating income                                  75        47       42
  Dividends from bank subsidiary                       1,000     3,904    4,428
  Gain on sale of ProCentury Corp.                     2,463       ---      ---

Expenses:
  Interest on notes                                      217       225      219
  Interest on subordinated debentures                    968       944      921
  Operating expenses                                     209       242      208
                                                      ------    ------   ------
  Income before income taxes and equity in
    undistributed earnings of subsidiaries             2,357     2,764    3,327
  Income tax benefit (expense)                          (439)      378      365
  Equity in undistributed earnings of subsidiaries     6,463     3,330    1,983
                                                      ------    ------   ------
    Net Income                                        $8,381    $6,472   $5,675
                                                      ======    ======   ======

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

       CONDENSED STATEMENT OF CASH FLOWS

            Years ended December 31:                    2004     2003     2002
                                                        ----     ----     ----
Cash flows from operating activities:
  Net income                                          $8,381    $6,472   $5,675
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Equity in undistributed earnings of subsidiaries(6,463)   (3,330)  (1,983)
      Gain on sale of ProCentury Corp.                (2,463)      ---      ---
      Change in other assets                             (58)       20       49
      Change in other liabilities                        107       (15)    (185)
                                                      ------    ------   ------
      Net cash provided by (used in)
        operating activities                            (496)    3,147    3,556
                                                      ------    ------   ------

Cash flows from investing activities:
  Capital contributions to subsidiaries                  ---       ---   (8,000)
  Change in other long-term investments                  ---       ---     (263)
  Proceeds from sale of ProCentury Corp.               4,394       ---      ---
  Change in other short-term investments               1,725    (1,645)  (2,258)
  Change in subsidiary line of credit                    ---        34       16
                                                       ------   ------   ------
    Net cash provided by (used in)
      investing activities                             6,119    (1,611) (10,505)
                                                      ------    ------   ------

Cash flows from financing activities:
  Proceeds from issuance of long-term debt               ---       ---    8,762
  Change in other short-term borrowings               (1,676)    1,687    1,557
  Cash dividends paid                                 (3,259)   (2,468)  (2,315)
  Proceeds from issuance of common stock               1,001       908      926
  Purchases of treasury stock                         (3,109)      (64)    (607)
                                                      ------    ------   ------
    Net cash provided by (used in)
      financing activities                            (7,043)       63    8,323
                                                      ------    ------   ------

Cash and cash equivalents:
  Change in cash and cash equivalents                 (1,420)    1,599    1,374
  Cash and cash equivalents at beginning of year       3,430     1,831      457
                                                      ------    ------   ------
    Cash and cash equivalents at end of year          $2,010    $3,430   $1,831
                                                      ======    ======   ======

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE R - GAIN ON SALE OF PROCENTURY

     On April 26, 2004, the Company sold 450,000 common shares of ProCentury Corp. ("ProCentury"), a Columbus-based property and casualty insurer, which represented 9% of ProCentury's outstanding common stock. The transaction was completed as part of ProCentury's initial public offering. The sale of stock, which represented 100% of the Company's ownership in ProCentury, resulted in a pre-tax gain of $2,463 and an after-tax gain of $1,625 ($.47 cents per share). The Company's investment in ProCentury was made in October of 2000 to allow for more diversification of operations by becoming part of a property and casualty insurance underwriter as made permissible by the Gramm-Leach-Bliley Act of 1999. The Company decided to liquidate its investment to utilize the cash proceeds to enhance the Company's core business of banking through branch renovations and expansion.

NOTE S - CONSOLIDATED QUARTERLY FINANCIAL INFORMATION (unaudited)

                                          Quarters Ended

      2004                    Mar. 31    Jun. 30    Sept. 30    Dec. 31

Total interest income         $10,891    $10,722     $10,912    $10,965
Total interest expense          3,968      3,975       4,020      4,183
Net interest income             6,923      6,747       6,892      6,782
Provision for loan losses         768        373         471        741
    Net Income (1)              1,566      3,252       1,670      1,893

Net income per share          $   .45    $   .94     $   .48    $   .55


       2003

Total interest income         $11,611    $11,493     $11,179    $10,877
Total interest expense          4,695      4,511       4,267      4,172
Net interest income             6,916      6,982       6,912      6,705
Provision for loan losses       1,385      1,246         996        712
    Net Income                  1,460      1,572       1,590      1,850

Net income per share          $   .42    $   .45     $   .46    $   .53


       2002

Total interest income         $11,609    $11,887     $12,119    $12,156
Total interest expense          5,236      5,191       5,280      5,103
Net interest income             6,373      6,696       6,839      7,053
Provision for loan losses       1,142        813       1,541      1,974
    Net Income                  1,252      1,353       1,409      1,661

Net income per share          $   .36    $   .39     $   .41    $   .48


(1) During the second quarter of 2004, the Company sold its interest of ProCentury resulting in an after-tax gain of $1,625 ($.47 cents per share).

                    REPORT OF INDEPENDENT REGISTERED PUBLIC
                     ACCOUNTING FIRM ON FINANCIAL STATEMENTS

Board of Directors and Shareholders
Ohio Valley Banc Corp.
Gallipolis, Ohio

We have audited the accompanying consolidated statements of condition of Ohio Valley Banc Corp., as of December 31, 2004 and 2003 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ohio Valley Banc Corp. as of December 31, 2004 and 2003 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.


                                                 /s/CROWE CHIZEK AND COMPANY LLC
                                                    Crowe Chizek and Company LLC

Columbus, Ohio
February 11, 2005

                      SUMMARY OF COMMON STOCK DATA

                             OHIO VALLEY BANC CORP.
                     Years ended December 31, 2004 and 2003

INFORMATION AS TO STOCK PRICES AND DIVIDENDS: The market for the common stock of the Company is not highly active and trading has historically been limited. On February 9, 1996, the Company's common stock was established on NASDAQ securities market under the symbol "OVBC". Prior to this date a limited market was created beginning in the first quarter of 1992 through The Ohio Company.

     The following table shows bid and ask quotations for the Company's common stock during 2004 and 2003. The range of market price is compiled from data provided by the broker based on limited trading. The quotations are inter-dealer prices, without retail markup, markdown, or commission, and may not represent actual transactions.


2004              Low Bid      High Bid      Low Ask       High Ask
----              -------      --------      -------       --------

First Quarter     $28.00        $30.54        $28.50        $31.34
Second Quarter     30.01         35.68         30.25         37.00
Third Quarter      30.50         33.00         31.32         33.39
Fourth Quarter     31.25         32.50         31.27         33.50


2003              Low Bid      High Bid      Low Ask       High Ask
----              -------      --------      -------       --------

First Quarter     $20.51        $23.19        $20.61        $23.48
Second Quarter     22.00         23.43         22.45         23.90
Third Quarter      23.00         24.22         23.48         24.74
Fourth Quarter     24.50         27.05         24.75         27.34


Dividends per share      2004        2003
-------------------      ----        ----

First Quarter            $.18        $.17
Second Quarter            .19         .18
Third Quarter             .19         .18
Fourth Quarter
  Normal Dividend         .19         .18
  Special Dividend        .19

     Shown above is a table which reflects the dividends paid per share on the Company's common stock. This disclosure is based on the weighted average number of shares for each year and does not indicate the amount paid on the actual shares outstanding at the end of each quarter. As of December 31, 2004, the number of holders of common stock was 2,026 an increase from 1,995 shareholders at December 31, 2003.

     On November 16, 2004, the company's Board of Directors declared a special extra cash dividend of $.19 per share on the outstanding shares of Ohio Valley Banc Corp. stock payable on December 15, 2004 to shareholders of record December 1, 2004. The special dividend was approved so that OVBC shareholders could share in the successful return on their Company's investment in ProCentury Corp.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

     The purpose of this discussion is to provide an analysis of the Company's financial condition and results of operations which is not otherwise apparent from the audited consolidated financial statements included in this report. The accompanying consolidated financial information has been prepared by management in conformity with accounting principles generally accepted in the United States of America (US GAAP) and is consistent with that reported in the consolidated statements. Reference should be made to those statements and the selected financial data presented elsewhere in this report for an understanding of the following tables and related discussion. All dollars are reported in thousands, except share and per share data.

RESULTS OF OPERATIONS:

SUMMARY
     Ohio Valley Banc Corp. generated net income of $8,381 for 2004, an increase of 29.5% from 2003. Net income was up 14.0% in 2003. Net income per share of $2.42 for 2004 represented continued growth from $1.86 in 2003 and $1.64 in 2002. The gain in net income and earnings per share for 2004 was primarily due to the Company's sale of its minority interest in an insurance investment in ProCentury Corp [Nasdaq: PROS]. This second quarter sale resulted in an after-tax gain of $1,625 or $.47 per share.

     Asset growth for 2004 was $21,793 or 3.1% resulting in total assets at year-end of $729,120. The Company's return on assets (ROA) increased to 1.16% for 2004 compared to .93% in 2003 and .85% in 2002. Return on equity (ROE) was 15.02% for 2004 compared to 12.43% in 2003 and 11.85% in 2002. The average of the bid and ask price for the Company's stock was $32.88 at December 31, 2004 compared to $26.74 at year-end 2003 and $20.61 at year-end 2002.

NET INTEREST INCOME
     The most significant portion of the Company's revenue, net interest income, results from properly managing the spread between interest income on earning assets (i.e., loans and investments) and interest expense incurred on interest-bearing liabilities (i.e., deposits and borrowings). Net interest income is affected by changes in both the average volume and mix of the balance sheet and the level of interest rates for financial instruments. Changes in net interest income are measured by net interest margin and net interest spread. Net interest margin is expressed as net interest income divided by average interest-earning assets. Net interest spread is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. Both of these are reported on a tax equivalent basis. Net interest margin is greater than net interest spread due to the interest earned on interest-earning assets funded from noninterest bearing funding sources, primarily demand deposits and shareholders' equity. Following is a discussion of changes in interest-earning assets, interest-bearing liabilities and the associated impact on interest income and interest expense for the three years ending December 31, 2004. Tables I and II have been prepared to summarize the significant changes outlined in this analysis.

     Net interest income on a fully tax equivalent basis (FTE) decreased $228 in 2004, a decrease of 0.8% compared to the $27,831 earned in 2003. The decrease was primarily attributable to a decrease in the net interest margin which completely offset the benefits of higher earning assets. Net interest income
(FTE) increased $547 in 2003, an increase of 2.0% compared to the $27,284 earned in 2002. The growth in net interest income for 2003 was attributable to a higher level of interest-earning assets partially offset by a decrease in the net interest margin.

     For 2004, average earning assets grew by 4.4% as compared to growth of 3.7% in 2003. Driving this continued growth in earning assets was the growth in average loan balances. Average total loans expanded $30,152 or 5.4% for 2004 and represented 86.6% of earning assets. This compares to average loan growth of $21,706 or 4.0% with loans representing 85.8% of earning assets for 2003. Average securities represent the next highest portion of earning assets with 12.6% of earning assets for 2004 and 13.1% in 2003. Management continues to focus on generating loan growth as this portion of earning assets provides the greatest return to the Company. Although loans comprise a larger percentage of earning assets, management is comfortable with the current level of loans based on collateral values, the balance of the allowance for loan losses and the Company's well-capitalized status. Management maintains securities at a dollar level adequate enough to provide ample liquidity and cover pledging requirements.

     Average interest-bearing liabilities increased 3.5% between 2003 and 2004 and increased 3.3% between 2002 and 2003. The composition of interest-bearing liabilities consists mostly of time deposits at 52.3% and NOW accounts at 19.0% in 2004, which are up from their 51.8% and 18.5% composition in 2002, respectively. This change in interest-bearing liabilities came mostly in the area of other borrowed money, which represented 16.3% of interest-bearing liabilities in 2004 as compared to 17.9% in 2002. This shift in composition from 2002 to 2004 has proven to be a cost effective source of funding with the average cost of both time deposits and NOW accounts currently at 2.61% compared to the average cost of other borrowed money at 4.71%. Average time deposits were mostly influenced by growth in brokered CD deposits and average NOW accounts were mostly influenced by growth in public fund deposits.

     The net interest margin decreased .22% to 4.05% in 2004 from 4.27% in 2003. This is compared to a .07% decrease in the net interest margin in 2003. Contributing to the decrease in net interest margin in 2004 was the decrease in the net interest rate spread of .20% with lower asset yields of .55% being partially offset by lower funding costs of .35%. Contributing to the decrease in yield on earning assets was a decrease in the return on average loans of .66% from 2003. Total interest expense declined 8.5% due to the costs of time deposits decreasing .50%, the cost of borrowings decreasing .38% and the cost of NOW accounts decreasing .10%, all impacted by the sustained low rate environment in 2004. The impact of interest free funds on the net interest margin decreased from .38% in 2003 to .36% in 2004. The .02% decrease in the contribution of interest free funding sources combined with .20% decrease in the net interest spread yielded the .22% decrease in the net interest margin. The 2003 decrease in net interest margin of .07% was due to a .07% decrease in the contribution of interest free funding sources combined with no change in the net interest spread with lower asset yields of .68% being offset by lower funding costs of .68%.

     In 2005, the Company will continue to target loan growth in the core market areas of southeastern Ohio as well as the growing West Virginia markets to enhance net interest income. The Company has structured its balance sheet to limit its exposure to interest rate risk during the record low rate environment of 2003 and most of 2004. The emphasis has been to grow short-term variable rate assets and similar term liabilities to maintain a relatively "match funded" interest rate position. As a result, as short-term rates began to rise in the third quarter of 2004, the net interest margin began to stabilize. With the interest rate risk position now more balanced coupled with short-term rates on the rise in 2005, management feels the net interest margin should continue to level off and the negative impacts to net interest income minimal.

NONINTEREST INCOME AND EXPENSE
     Total noninterest income increased $2,010 in 2004, a 33.6% gain over 2003. Total noninterest income increased 6.2% in 2003. Contributing most to the growth in noninterest income was the sale of the Company's interest in ProCentury Corp., a Columbus-based property and casualty insurer, on April 26, 2004. The sale of stock ownership in ProCentury Corp., which was part of an initial public offering, resulted in gross income of $2,463 recognized. For additional information on the ProCentury Corp. transaction, please refer to Note R of the Company's consolidated financial statements under the caption "Gain on Sale of ProCentury". Growth in noninterest income was also driven by the Company's service charge revenue on deposit accounts, which was up $158 or 5.0% in 2004, and $42 or 1.3% in 2003. This growth in service charge income primarily came from overdraft fees relative to the consistent average growth in the Company's transaction account balances (i.e. demand deposits). The Company's average demand deposit balances were up $4,719 or 7.7% in 2004 and up $3,755 or 6.5% in 2003. Partially offsetting the gain in noninterest income was a decrease in the Company's net gain on sale of loans by $381 or 85.8%. The Company was in a heavy period of mortgage refinancing in 2003 during a historical low-rate environment. This refinancing volume declined in 2004 and has resulted in the Company having sold 18 loans to the secondary market in 2004 as compared to 196 loans in 2003. Income earned on life insurance contracts from the Company's supplemental retirement program was down $51 or 7.8% in 2004 and down $27 or 3.9% in 2003, due to a lower earnings credit rate tied to each of the policies. For 2004, other noninterest income decreased $167 or 11.1% as compared to 2003 largely due to the elimination of a quarterly fee associated with joint marketing services between the Company and ProCentury Corp. The second quarter liquidation of ProCentury Corp. effectively terminated these quarterly services for 2004 which resulted in a decrease of $174. This decrease was partially offset by increases in other noninterest income areas such as loan insurance income, loan service fees and debit/credit card income. Additionally, other noninterest income in 2003 decreased $35 or 2.3% as compared to 2002 due to decreases in loan insurance income caused by state mandated premium reductions partially offset by increases in loan service fees and debit/credit card income.

     Total noninterest expense increased $1,109 or 5.6% in 2004 and $642 or 3.4% in 2003. The most significant expense in this category is salary and employee benefits which increased $1,021 or 8.8% from 2003 to 2004. Contributing most to this increase were annual merit increases, rising benefit costs and increases to incentive compensation plans in relation to the successful growth in earnings experienced in 2004. Further contributing to the salary increase was the Company's full-time equivalent employee base increasing from 262 employees at year-end 2003 to 270 employees at year-end 2004. Salaries and employee benefits expense also increased $930 or 8.7% from 2002 to 2003. Occupancy and furniture and equipment expenses were up $154 or 6.6% in 2004 driven by depreciation on the Company's various investments in facility upgrades (Milton, West Virginia office), operating system upgrades (AS400), as well as newer "up-to-date" personal computer systems to help improve employee and network efficiency. In 2003, occupancy and furniture and equipment expenses were relatively stable, decreasing $18 or .8%. Corporation franchise tax increased $25 or 4.2% in 2004 due to capital growth at the Bank level. Corporation franchise tax increased $196 or 49.6% in 2003 largely due to the reversal of a tax assessment in 2002 that was originally charged to expense in 2001 related to the exclusion of intercompany indebtedness for taxable net worth. Data processing expenses decreased $50 or 9.0% in 2004 largely due to the negotiation of lower data processing fees on the Company's debit and credit cards. Data processing expenses increased $70 or 14.5% in 2003 largely due to the Company's debit/credit card and ATM activities. Other noninterest expenses were down slightly by $41 or .9% in 2004 and down $536 or 10.1% in 2003. The larger variance in 2003 was largely driven by a one time charge off of fraudulent checks in 2002, with the impact net of recoveries being $384 at the end of 2003. The Company's efficiency ratio for 2004 remained steady at 58.7% as compared to 58.5% in 2003, where the Company's noninterest expense had slightly outpaced the growth in revenue sources (net interest income and noninterest income). The efficiency ratio for 2003 was also up slightly finishing at 58.5% as compared to 58.1% in 2002.

FINANCIAL CONDITION:

SECURITIES
     Management's goal in structuring the portfolio is to maintain a prudent level of liquidity while providing an acceptable rate of return without sacrificing asset quality. Maturing securities have historically provided sufficient liquidity such that management has not sold a debt security in several years.

     The balance of total securities decreased $3,038 or 3.4% as compared to 2003 with the ratio of securities to total assets also decreasing to 11.8% at December 31, 2004 compared to 12.6% at December 31, 2003. The Company's demand for securities has shifted from investing in U.S. Government agency securities which are down $17,698 or 46.8% to mortgage-backed securities which are up $15,256 or 45.6% over 2003. The increase in mortgage-backed securities is anticipated to improve the Company's investment portfolio with a higher rate of return and a more rapid repayment of principal as compared to U.S. Government agency securities. Due to the sustained low rate environment and its respective market conditions, the yield on reinvestment opportunities for securities has continued to decline in 2004. The weighted average FTE yield on debt securities at year-end 2004 was 4.53% as compared to 4.66% at year-end 2003. Table III provides a summary of the portfolio by category and remaining contractual maturity. Issues classified as equity securities have no stated maturity date and are not included in Table III.

LOANS
     In 2004, total loans increased $26,870 or 4.7% to reach $600,574. The largest contributor was consumer loans which experienced growth of $12,245 or 9.1%. Consumer loan growth came primarily from originations in the areas of automobiles (both direct and indirect), recreational vehicles and mobile homes which were collectively up $8,570 or 9.7% from year-end 2003. Indirect automobile lending, which represents the largest portion of the consumer loan portfolio, increased $3,280 or 6.9% to reach $51,070 at December 31, 2004, and is subject to the same underwriting as the Company's regular loans. The Company's West Virginia markets of Cabell and Kanawha counties contributed most to the auto indirect lending growth, which increased $3,444 from year-end 2003. In addition, home equity capital line balances were up $1,498 or 8.4% over 2003. The Company believes the growth in the consumer loan portfolio is attributable to the low interest rate environment which allowed for more aggressive loan pricing.

     In 2004, real estate loans increased $9,598 or 4.4%. During 2003, the Company's real estate loan portfolio was impacted by a heavy period of mortgage refinancing triggered by a record low rate interest environment. This prompted the Company's risk-management strategy of selling a significant portion of its 30 year fixed rate real estate loan originations to the secondary market while growing its 1 year adjustable rate products and retaining them in the portfolio. Since the heavy period of mortgage refinancing has declined, the Company has increased its fixed rate loan originations. For 2004, real estate loan growth was comprised mostly of the Company's 15 and 20 year fixed rate originations which were up $7,734 or 13.7% from year-end 2003 and its 1 year adjustable rate products which were up $5,169 or 6.9% from year-end 2003. Partially offsetting this growth in real estate loans was a decrease in the Company's 30 year fixed rate originations which were down $4,126 or 7.5% from year-end 2003. Real estate loans represent the largest portion of the total loan portfolio at 38% as of December 31, 2004.

     Loan increases in 2004 also came from commercial loans which experienced growth of $5,334 or 2.4%. The commercial loan area originated over $133,000 in loans for 2004. Approximately 74% of these loans were originated in Gallia, Jackson, Pike and Franklin counties in Ohio and 10% were originated from the West Virginia markets. The Company's commercial loan growth was positively impacted by the sustained low interest rate environment experienced during 2004 contributing to a higher volume of business opportunities. Continued growth in commercial loans for 2005 will be dependent upon economic conditions as well as a general demand for loans in the Company's market areas.

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

     The ratio of net charge-offs to average total loans for the year ending 2004 was .47% down from .68% for the year ending 2003, due mostly to the $1,046 or 27.4% decrease in net charge-offs within the real estate and consumer loan portfolios. This decrease in net charge-offs is related to the Company's improved nonperforming loan status as well as the strong emphasis management continues to place on asset quality within the Company's loan portfolio. Nonperforming loans, which include nonaccrual loans and accruing loans past due 90 days or more, are returned to performing status when the loan is brought current and has performed in accordance with contractual terms. Nonperforming loans were approximately $3,020 at December 31, 2004 compared to $3,314 at the end of 2003. As a result, the Company's nonperforming loans as a percentage of total loans improved to .50% at year-end 2004 as compared to .58% at year-end 2003. Nonperforming assets to total assets also decreased to .69% at December 31, 2004 as compared to .76% at year-end 2003. Nonperforming assets still included a single line representing .25% of total assets at December 31, 2004.

     For 2004, provision expense was down $1,986 or 45.8% compared to the provision expense for 2003. This decrease in provision expense was largely associated with the decrease in net charge-offs as a percent of average total loans as well as a decline in both nonperforming loans and expected losses. At December 31, 2004, the allowance for loan losses totaled $7,177, or 1.20% of total loans, down $416 from December 31, 2003 when the allowance was 1.32% of total loans. Management decreased the allowance as a percent of total loans in 2004 due to the decline in nonperforming loans caused by improvements in asset quality as well as lower portfolio risk. Based on this quarterly evaluation, management feels the allowance is adequate to absorb probable incurred losses in the portfolio based on collateral values as well as a high relative volume of real estate mortgages.

DEPOSITS
     Interest-earning assets are funded primarily by core deposits. The accompanying table IV shows the composition of total deposits as of December 31, 2004. Total deposits grew $27,644 or 5.4% to reach $535,153 by year-end 2004. Leading the growth in deposits were time deposits which increased $23,037 or 8.1% over 2003. This growth was primarily driven by increases in the Company's brokered CD issuances of $15,703 or 91.4% during the fiscal year of 2004. Management continues to utilize these deposit sources from local and national markets to not only supplement deposit growth, but also fund growth in earning assets and reduce other borrowed funds. Additionally, the Company's interest-free funding source, noninterest bearing demand deposits, increased $7,701 or 12.4% during 2004 mostly from business checking account balances. Partially offsetting total deposit growth was a decrease in the Company's interest-bearing demand deposits which were down $2,522 or 2.2% as compared to 2003. Driving this variance were decreases in the Company's Gold Club and public fund NOW products that totaled $4,381, partially offset by a $2,706 increase in the Company's Shareholder Gold product, which offers a NOW account and many banking benefits to Company shareholders. Furthermore, savings and money market deposits decreased $572 or 1.2% as compared to 2003.

FUNDS BORROWED
     During 2004, the Company's total borrowings, consisting of securities sold under agreements to repurchase ("repurchase agreements") and other borrowed funds, decreased to $116,303 at December 31, 2004 compared to $125,580 at December 31, 2003. The Company's other borrowed funds decreased $25,012 or 24.6% from year-end 2003. Other borrowed funds consist primarily of Federal Home Loan Bank (FHLB) advances and promissory notes. FHLB advances are subject to collateral agreements and are secured by qualifying first mortgage loans and FHLB stock. With the growth in deposits outpacing asset growth, management was able to reduce short-term borrowings from the FHLB by $13,875 and long-term fixed rate borrowings from the FHLB by $9,632 from year-end 2003. Based on the sustained low interest rate environment in 2004, management preferred funding asset growth with term deposits rather than variable rate borrowings. Management will continue to evaluate borrowings from the FHLB as an alternative funding source in 2005. Promissory notes are primarily associated with funding loans at Loan Central and were issued with various terms through a final maturity date of 2006. The decrease in total borrowings was partially offset by a $15,735 or 65.5% increase in repurchase agreements largely due to seasonal account balance increases with two large commercial accounts.

OFF-BALANCE SHEET ARRANGEMENTS
     The disclosures required for off-balance sheet arrangements are discussed in Note I and Note K.

CAPITAL RESOURCES
     The Company maintains a capital level that exceeds regulatory requirements as a margin of safety for its depositors and shareholders. Shareholders' equity totaled $56,579 at December 31, 2004, compared to $54,408 at December 31, 2003, which represents growth of 4.0%. All of the capital ratios exceeded the regulatory minimum guidelines as identified in Note P "Regulatory Matters".

     Cash dividends paid of $3,259 for 2004 represents a 32.1% increase over the cash dividends paid during 2003. The key factor for the increase in cash dividends paid is due to the special "ProCentury" dividend paid in the fourth quarter of $.19 per share which increased the number of dividend distributions to five as compared to four distributions in 2003. Management deemed the special dividend appropriate to allow shareholders to participate in the successful return on their Company's investment in ProCentury Corp. which was liquidated in the second quarter of 2004 and contributed an after-tax gain of $1,625 or $.47 cents per share. Additionally, the increase in cash dividends for 2004 was due in part to an increase in the dividend rate paid per share.

     The Company maintains a dividend reinvestment and stock purchase plan. The plan allows shareholders to purchase additional shares of company stock. A benefit of the plan is to permit the shareholders to reinvest cash dividends as well as make supplemental purchases without the usual payment of brokerage commissions. During 2004, shareholders invested more than $1,400 through the dividend reinvestment and stock purchase plan. These proceeds resulted in the issuance of 27,016 new shares and the acquisition of 19,120 existing shares through open market purchases for a total of 46,136 shares. At December 31, 2004, approximately 79% of the shareholders were enrolled in the dividend reinvestment plan. Members' reinvestment of dividends and supplemental purchases in 2004 represented 45% of year-to-date dividends paid. In addition, as part of the Company's stock repurchase program in 2004, management purchased 99,359 shares in the open market. The current stock repurchase program limits the number of shares to be repurchased to 175,000 shares. At December 31, 2004, the Company could repurchase an additional 75,831 shares under the existing share repurchase program which will expire on February 15, 2005.

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

     The IRR analysis shows the Company's balance sheet is mostly liability sensitive at December 31, 2004. During rising interest rates, the change in net interest income decreases and during declining interest rates, the change in net interest income increases. The estimated change in net interest income reflects minimal IRR exposure and is well within the policy guidelines established by the Board. During 2003, management aggressively targeted variable rate loans coupled with longer term funding sources to reduce IRR. During 2004, management emphasized variable rate and short-term duration assets funded by comparable term liabilities to maintain a relatively balanced IRR position.

     Liquidity management should focus on matching the cash inflows and outflows within the Company's natural market for loans and deposits. This goal is accomplished by maintaining sufficient asset liquidity along with stable core deposits. The primary sources of liquidity are interest-bearing balances with banks, federal funds sold and the maturity and repayment of investments and loans as well as cash flows provided from operations. The Company has classified $74,155 in securities as available for sale at December 31, 2004. In addition, the Federal Home Loan Bank in Cincinnati offers advances to the Bank which further enhances the Bank's ability to meet liquidity demands. At December 31, 2004, the Bank could borrow an additional $51,000 from the Federal Home Loan Bank. The Bank also has the ability to purchase federal funds from several of its correspondent banks. See the consolidated statement of cash flows for further cash flow information. Management does not rely on any single source of liquidity and monitors the level of liquidity based on many factors affecting the Company's financial condition.

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

CRITICAL  ACCOUNTING  POLICIES
     The most significant accounting policies followed by the Company are presented in Note A to the consolidated financial statements. These policies, along with the disclosures presented in the other financial statement notes, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined. Management views critical accounting policies to be those which are highly dependent on subjective or complex judgments, estimates and assumptions, and where changes in those estimates and assumptions could have a significant impact on the financial statements. Management currently views the adequacy of the allowance for loan losses to be a critical accounting policy.

Allowance for Loan Losses: To arrive at the total dollars necessary to maintain an allowance level sufficient to absorb probable losses incurred at a specific financial statement date, management has developed procedures to establish and then evaluate the allowance once determined. The allowance consists of the following components: specific allocation, general allocation and other estimated general allocation.

     To arrive at the amount required for the specific allocation component, the Company evaluates loans for which a loss may be incurred either in part or whole. To achieve this task, the Company has created a quarterly report ("Watchlist") which lists the loans from each loan portfolio that management deems to be potential credit risks. The criteria to be placed on this report are: past due 60 or more days, nonaccrual and loans management has determined to be potential problem loans. These loans are reviewed and analyzed for potential loss by the Large Loan Review Committee which consists of the President and members of senior management with lending authority. The function of the Committee is to review and analyze large borrowers for credit risk, scrutinize the Watchlist and evaluate the adequacy of the allowance for loan losses and other credit related issues. The Committee has established a grading system to evaluate the credit risk of each commercial borrower on a scale of 1 (least risk) to 10 (greatest risk). After the Committee evaluates each relationship listed in the report, a specific loss allocation may be assessed. The specific allocation is currently made up of amounts allocated to the commercial loan portfolio.

     Included in the specific allocation are impaired loans, which consist of loans with balances of $200 or more on nonaccrual status or non-performing in nature. These loans are also individually analyzed and a specific allocation may be assessed based on expected credit loss. Collateral dependent loans will be evaluated to determine a fair value of the collateral securing the loan. Non-performing loan balances continue to decline from the previous year (down 10%). Any changes in the impaired allocation will be reflected in the total specific allocation.

     The second component (general allowance) consists of the total loan portfolio balances minus loan balances already reviewed (specific allocation). A quarterly large loan report is prepared to provide management with a "snapshot" of information on larger-balance loans (of $550 or greater), including loan grades, collateral values, etc. This tool allows management to monitor this group of borrowers. Therefore only small balance commercial loans and homogeneous loans (consumer and real estate loans) have not been specifically reviewed to determine minor delinquencies, current collateral values and present credit risk. The Company utilizes actual historic loss experience as a factor to calculate the probable losses for this component of the allowance for loan losses. This risk factor reflects an actual 1 year or 3 year performance evaluation of credit losses per loan portfolio, whichever is greater. The risk factor is achieved by taking the average charge off per loan portfolio for the last 12 or 36 consecutive months, whichever is greater, and dividing it by the average loan balance for each loan portfolio over the same time period. The Company believes that by using the greatest of the 12 or 36 month average loss risk factor, the estimated allowance will more accurately reflect current probable losses.

     The final component used to evaluate the adequacy of the allowance includes five additional areas that management believes can have an impact on collecting all principal due. These areas are: 1) delinquency trends, 2) current local economic conditions, 3) non-performing loan trends, 4) recovery vs. charge off, and 5) personnel changes. Each of these areas is given a percentage factor, from a low of 10% to a high of 30%, determined by the importance of the impact it may have on the allowance. After evaluating each area, an overall factor of 13% was determined for this reporting period. To calculate the impact of other economic conditions on the allowance, the total general allowance is multiplied by this factor. These dollars are then added to the other two components to provide for economic conditions in the Company's assessment area. The Company's assessment area takes in a total of ten counties in Ohio and West Virginia. Each assessment area has its individual economic conditions; however, the Company has chosen to average the risk factors for compiling the economic risk factor.

     The adequacy of the allowance may be determined by certain specific and nonspecific allocations; however, the total allocation is available for any credit losses that may impact the loan portfolios.

CONCENTRATIONS OF CREDIT RISK
     The Company maintains a diversified credit portfolio, with real estate loans currently comprising the most significant portion. Credit risk is primarily subject to loans made to businesses and individuals in central and southeastern Ohio as well as western West Virginia. Management believes this risk to be general in nature, as there are no material concentrations of loans to any industry or consumer group. To the extent possible, the Company diversifies its loan portfolio to limit credit risk by avoiding industry concentrations.

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

CONSOLIDATED AVERAGE BALANCE SHEET & ANALYSIS OF NET INTEREST INCOME

Table I
                                                                        December 31
                                   ------------------------------------------------------------------------------------
                                              2004                         2003                         2002
(dollars in thousands)             --------------------------   --------------------------   --------------------------
                                   Average    Income/  Yield/   Average    Income/  Yield/   Average    Income/  Yield/
                                   Balance    Expense   Rate    Balance    Expense   Rate    Balance    Expense   Rate
                                   -------    -------   ----    -------    -------   ----    -------    -------   ----
ASSETS
------
Interest-earning assets:
  Interest-bearing balances        $    879   $     7    .79%    $ 1,360   $     8    .61%    $ 1,607        15    .91%
    with banks
  Federal funds sold                  4,708        55   1.17       5,842        63   1.07      14,643       237   1.62
  Securities:
    Taxable                          73,046     3,055   4.18      71,361     2,942   4.12      59,831     2,837   4.74
    Tax exempt                       12,673       809   6.38      13,888       996   7.17      14,582     1,051   7.21
  Loans                             590,006    39,823   6.75     559,854    41,467   7.41     538,148    43,954   8.17
                                   --------   -------  -----    --------   -------  -----    --------   -------  -----
    Total interest-
      earning assets                681,312    43,749   6.42%    652,305    45,476   6.97%    628,811    48,094   7.65%

Noninterest-earning assets:
  Cash and due from banks            15,809                       15,797                       15,871
  Other nonearning assets            32,779                       32,515                       29,594
  Allowance for loan losses          (7,619)                      (7,420)                      (6,715)
                                   --------                     --------                     --------
    Total noninterest-
      earning assets                 40,969                       40,892                       38,750
                                   --------                     --------                     --------
        Total assets               $722,281                     $693,197                     $667,561
                                   ========                     ========                     ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
  NOW accounts                    $112,546      1,783   1.58%   $110,648     1,858   1.68%   $102,393    2,203   2.15%
  Savings and Money Market          48,574        318    .65      48,050       386    .80      42,264      522   1.23
  Time deposits                    309,744      9,225   2.98     289,399    10,078   3.48     287,032   12,404   4.32
  Repurchase agreements             24,743        278   1.12      23,396       204    .87      23,090      361   1.56
  Other borrowed money              96,361      4,542   4.71     100,590     5,119   5.09      98,938    5,320   5.38
                                  --------    -------  -----    --------   -------  -----    --------   -------  -----
    Total interest-
      bearing liabilities          591,968     16,146   2.73%    572,083    17,645   3.08%    553,717   20,810   3.76%

Noninterest-bearing liabilities:
  Demand deposit accounts           66,298                        61,579                       57,824
  Other liabilities                  8,227                         7,461                        8,145
                                  --------                      --------                     --------
    Total noninterest-
      bearing liabilities           74,525                        69,040                       65,969

  Shareholders' equity              55,788                        52,074                       47,875
                                   --------                     --------                     --------
    Total liabilities and
      shareholders' equity         $722,281                     $693,197                     $667,561
                                   ========                     ========                     ========

Net interest earnings                         $27,603                      $27,831                      $27,284
                                              =======                      =======                      =======
Net interest earnings as a percent
  of interest-earning assets                           4.05%                        4.27%                        4.34%
                                                       -----                        -----                        -----
Net interest rate spread                               3.69%                        3.89%                        3.89%
                                                       -----                        -----                        -----
Average interest-bearing liabilities
  to average earning assets                            86.89%                       87.70%                       88.06%
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

RATE VOLUME ANALYSIS OF CHANGES IN INTEREST INCOME & EXPENSE

Table II
                                                 2004                                   2003
                                      -----------------------------          ----------------------------
(dollars in thousands)                     Increase (Decrease)                    Increase (Decrease)
                                        From Previous Year Due to              From Previous Year Due to
                                      -----------------------------          ----------------------------
                                      Volume    Yield/Rate    Total          Volume   Yield/Rate    Total
                                      ------    ----------    -----          ------   ----------    -----
INTEREST INCOME
---------------
Interest-bearing balances
  with banks                        $    (3)     $     2    $    (1)        $    (3)     $    (4)   $    (7)
Federal funds sold                      (13)           5         (8)           (111)         (63)      (174)
Securities:
  Taxable                                70           43        113             504         (399)       105
  Tax exempt                            (83)        (104)      (187)            (49)          (6)       (55)
Loans                                 2,159       (3,803)    (1,644)          1,723       (4,210)    (2,487)
                                    -------      -------    -------         -------      -------    -------
    Total interest income             2,130       (3,857)    (1,727)          2,064       (4,682)    (2,618)

INTEREST EXPENSE
----------------
NOW accounts                             32         (107)       (75)            167         (512)      (345)
Savings and Money Market                  4          (72)       (68)             64         (200)      (136)
Time deposits                           675       (1,528)      (853)            101       (2,427)    (2,326)
Repurchase agreements                    12           62         74               5         (162)      (157)
Other borrowed money                   (209)        (368)      (577)             88         (289)      (201)
                                    -------      -------    -------         -------      -------    -------
    Total interest expense              514       (2,013)    (1,499)            425       (3,590)    (3,165)
                                    -------      -------    -------         -------      -------    -------
Net interest earnings               $ 1,616      $(1,844)   $  (228)        $ 1,639      $(1,092)   $   547
                                    =======      =======    =======         =======      =======    =======

The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each. Fully taxable equivalent yield assumes a 34% tax rate, net of related nondeductible interest expense.

SECURITIES

Table III
                                                                      MATURING
                                   ---------------------------------------------------------------------------
As of December 31, 2004                Within           After One but       After Five but
(dollars in thousands)                One Year        Within Five Years    Within Ten Years    After Ten Years
                                      --------        -----------------    ----------------    ---------------
                                   Amount    Yield     Amount    Yield      Amount   Yield      Amount   Yield
                                   ------    -----     ------    -----      ------   -----      ------   -----
Obligations of U.S. Government
  agency securities               $10,618    6.11%    $ 9,469    3.75%         ---     ---          ---    ---
Obligations of states and
  political subdivisions              927    6.88%      2,728    6.03%     $ 5,313    7.11%      $2,942   5.03%
Mortgage-backed securities            ---     ---      44,815    3.72%       3,916    4.06%         ---    ---
                                  -------    ----     -------    ----      -------    ----       ------   ----
    Total debt securiities        $11,545    6.18%    $57,012    3.84%     $ 9,229    5.82%      $2,942   5.03%
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

DEPOSITS

Table IV                                     as of December 31

(dollars in thousands)
                                     2004           2003           2002
                                     ----           ----           ----
Interest-bearing deposits:
  NOW accounts                     $110,901       $113,423       $105,130
  Money Market                        9,023          8,917         10,255
  Savings accounts                   37,008         37,686         33,704
  IRA accounts                       37,272         38,427         38,295
  Certificates of Deposit           271,013        246,821        251,023
                                   --------       --------       --------
                                    465,217        445,274        438,407
Noninterest-bearing deposits:
  Demand deposits                    69,936         62,235         58,997
                                   --------       --------       --------
    Total deposits                 $535,153       $507,509       $497,404
                                   ========       ========       ========

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

Table V                                        Years Ended December 31
(dollars in thousands)                 2004     2003     2002     2001     2000
----------------------                 ----     ----     ----     ----     ----

Commercial loans                     $4,657   $4,844   $3,358   $2,467   $2,200
 Percentage of loans to total loans   37.69%   38.58%   36.94%   34.21%   31.36%

Real estate loans                       642      833    1,318    1,177      867
 Percentage of loans to total loans   37.84%   37.94%   40.07%   44.47%   46.78%

Consumer loans                        1,878    1,916    2,393    2,607    2,318
 Percentage of loans to total loans   24.47%   23.48%   22.99%   21.32%   21.86%

                                     -------  -------  -------  -------  -------
Allowance for Loan Losses            $7,177   $7,593   $7,069   $6,251   $5,385
                                     =======  =======  =======  =======  =======
                                     100.00%  100.00%  100.00%  100.00%  100.00%
                                     =======  =======  =======  =======  =======
Ratio of net charge-offs
 to average loans                       .47%     .68%     .86%     .56%     .36%
                                     =======  =======  =======  =======  =======

The above allocation is based on estimates and subjective judgments and is not necessarily indicative of the specific amounts or loan categories in which losses may ultimately occur.

SUMMARY OF NONPERFORMING AND PAST DUE LOANS

Table VI
(dollars in thousands)                 2004     2003     2002     2001     2000
----------------------                 ----     ----     ----     ----     ----
Impaired loans                       $5,573   $1,988   $4,780   $2,621   $1,233
Past due-90 days or more and
  still accruing                      1,402      659    1,491    3,013    3,691
Nonaccrual                            1,618    2,655    6,569    3,297    2,948
Accruing loans past due 90
  days or more to total loans           .23%     .12%     .27%     .59%     .82%
Nonaccrual loans as a % of
  total loans                           .27%     .46%    1.17%     .65%     .66%
Impaired loans as a % of total loans    .93%     .35%     .85%     .52%     .28%
Allowance for loans losses as a
  % of total loans                     1.20%    1.32%    1.26%    1.23%    1.20%

     Management believes that the impaired loan disclosures are comparable to the nonperforming loan disclosures except that the impaired loan disclosures do not include single family residential or consumer loans which are analyzed in the aggregate for loan impairment purposes.

     During 2004, the Company recognized $284 of interest income on impaired loans. Individual loans not included above that management feels have loss potential total approximately $1,986. The Company has no assets which are considered to be troubled debt restructings that are not already included in the table above.

     Management formally considers placing a loan on nonaccrual status when collection of principal or interest has become doubtful. Furthermore, a loan should not be returned to the accrual status unless either all delinquent principal or interest has been brought current or the loan becomes well secured and is in the process of collection.

MATURITY AND REPRICING DATA OF LOANS

Table VII

As of December 31, 2004                             Maturing/Repricing
(dollars in thousands)
                               Within       After One but
                              One Year    Within Five Years   After Five Years     Total
                              --------    -----------------   ----------------     -----
Commercial loans and other    $155,087         $ 48,742           $ 22,546        $226,375
Real estate loans               95,862           16,026            115,346         227,234
Consumer loans                  26,831           87,615             32,519         146,965
                              --------         --------           --------        --------
  Total loans                 $277,780         $152,383           $170,411        $600,574
                              ========         ========           ========        ========

Loans maturing or repricing after one year with:
   Variable interest rates    $ 47,461
   Fixed interest rates        275,333
                              --------
   Total                      $322,794
                              ========

The following table presents the Company's estimated net interest income sensitivity:

INTEREST RATE SENSITIVITY
     Table VIII

   Change in                12/31/04                    12/31/03
 Interest Rates           % Change in                 % Change in
in Basis Points         Net Interest Income         Net Interest Income
---------------         -------------------         -------------------

    +300                      (1.07%)                      +.09%
    +200                       (.42%)                      (.14%)
    +100                       (.11%)                      (.56%)
    -100                       +.35%                      +2.04%

CONTRACTUAL OBLIGATIONS

Table IX

  The following  table presents, as  of December 31, 2004, significant fixed and determinable  contractual  obligations to third parties by payment date. Further discussion of the nature of each  obligation is included in the referenced  note to the consolidated financial statements.
                                                        Payments Due In
(dollars in thousands)
                                            Note        One Year        One to          Three to          Over
                                         Reference      or Less       Three Years      Five Years      Five Years        Total
                                         ---------      --------      -----------      ----------      ----------      ----------
Deposits without a stated maturity           F          $226,868              ---             ---             ---        $226,868
Consumer and brokered time deposits          F           162,051         $118,940        $ 25,299        $  1,995         308,285
Repurchase agreements                        G            39,753              ---             ---             ---          39,753
Other borrowed funds                         H            27,101           30,275          12,017           7,157          76,550
Trust preferred obligations                  I               ---              ---             ---          13,500          13,500

KEY RATIOS

Table X
                               2004     2003     2002     2001     2000
                               ----     ----     ----     ----     ----
Return on average assets       1.16%     .93%     .85%     .83%     .81%
Return on average equity      15.02%   12.43%   11.85%   10.80%   10.29%
Dividend payout ratio         38.89%   38.14%   40.79%   55.84%   47.14%
Average equity to
  average assets               7.72%    7.51%    7.17%    7.68%    7.86%

DIRECTOR & OFFICER LISTING

OVBC Directors
--------------
James L. Dailey
Jeffrey E. Smith
Robert H. Eastman
W. Lowell Call
Thomas E. Wiseman
Lannes C. Williamson
Steven B. Chapman
Anna P Barnitz
Brent A. Saunders

OVBC Officers
-------------
Jeffrey E. Smith
James L. Dailey
E. Richard Mahan
Larry E. Miller, II
Katrinka V. Hart
Sue Ann Bostic
Mario P. Liberatore
Cherie A. Barr
Sandra L. Edwards
David L. Shaffer
Jennifer L. Osborne
Tom R. Shepherd
Scott W. Shockey
Cindy H. Johnston
Paula W. Clay

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

Directors Emeritus
------------------

Keith R. Brandeberry
Merrill L. Evans
Art E. Hartley, Sr.
Charles C. Lanham
C. Leon Saunders
Warren F. Sheets

West Virginia Advisory Board
----------------------------
Lannes C. Williamson
Anna P. Barnitz
Mario P. Liberatore
Charles C. Lanham
Richard L. Handley
Gregory K. Hartley
Trenton M. Stover
R. Raymond Yauger
John C. Musgrave
Stephen L. Johnson
Barney A. Molnar
E. Allen Bell

Ohio Valley Bank Officers
-------------------------
Jeffrey E. Smith       President & Chief Executive Officer
James L. Dailey        Chairman of the Board
E. Richard Mahan       Executive Vice President & Secretary
Larry E. Miller, II    Executive Vice President & Treasurer
Katrinka V. Hart       Executive Vice President & Risk Management Officer
Sue Ann Bostic         Senior Vice President, Administrative Services Group
Mario P. Liberatore    Senior Vice President, West Virginia Bank Group
Sandra L. Edwards      Senior Vice President, Financial Bank Group
David L. Shaffer       Senior Vice President, Commercial Bank Group
Jennifer L. Osborne    Senior Vice President, Retail Lending Group
Tom R. Shepherd        Senior Vice President, Retail Deposit Group
Scott W. Shockey       Senior Vice President and Chief Financial Officer
Patricia L. Davis      Vice President, Research & Technical Applications
Richard D. Scott       Vice President, Trust
Bryan W. Martin        Vice President, Facilities & Technical Services
Patrick H. Tackett     Vice President, Western Division Branch Administrator
Molly K. Tarbett       Vice President, Loss Prevention Manager
Robert T. Hennesy      Assistant VP, Indirect Lending Manager
Philip E. Miller       Assistant VP, Region Manager Franklin County
Rick A. Swain          Assistant VP, Region Manager Pike County
Judy K. Hall           Assistant VP, Training and Educational Development
Melissa P. Mason       Assistant VP, Trust Officer
Diana L. Parks         Assistant VP, Internal Auditor
Christopher S. Petro   Assistant VP and Comptroller
Linda L. Plymale       Assistant VP, Transit Officer
Kimberly R. Williams   Assistant VP, Systems Officer
Bryan F. Stepp         Assistant VP, Business Development
Deborah A. Carhart     Assistant VP, Shareholder Relations
Gregory A. Phillips    Assistant VP, I-64 Retail Lending Manager
Pamela D. Edwards      Assistant VP, Commercial Loan Operations
Marilyn Kearns         Assistant VP, Director of Human Resources
Paula W. Clay          Assistant VP, Assistant Secretary
Cindy H. Johnston      Assistant VP, Assistant Secretary
Christopher L. Preston Assistant VP, Regional Branch Administration I-64
Angela G. King         Assistant VP, Regional Branch Administrator Gallia/Meigs
Brenda G. Henson       Assistant Cashier, Manager Customer Service
Kyla R. Carpenter      Assistant Cashier and Marketing Officer
Richard P. Speirs      Assistant Cashier, Maintenance Technical Supervisor
Stephanie L. Stover    Assistant Cashier, Retail Lending Operations Manager
Bryna S. Butler        Assistant Cashier for Corporate Communications
Raymond G. Polcyn      Assistant Cashier,Retail Lending Manager for Gallia-Meigs
                        SuperBanks
Toby M. Mannering      Assistant Cashier, Collections Manager
Tyrone J. Thomas       Assistant Cashier,  Assistant  Manager   Franklin  County
                         Region
Frank W. Davison       Assistant Cashier, AS/400 Administrator
Allen W. Elliott       Assistant Cashier, Assistant Manager Indirect Lending
Tamela D. LeMaster     Assistant Cashier, Regional Branch Manager I-64

Loan Central Officers
---------------------
Jeffrey E. Smith       Chairman of the Board
Cherie A. Barr         President
Timothy R. Brumfield   Secretary & Manager, Gallipolis Office
Joseph I. Jones        Manager, Waverly Office
T. Joe Wilson          Manager, South Point Office
John J. Holtzapfel     Manager, Wheelersburg Office
Deborah G. Moore       Manager, Jackson Office

INVESTOR INFORMATION
--------------------

VITAL STATISTICS

> Record earnings for 12 consecutive years

> Earnings per share for 2004  represented  an  increase of 30.1% over last year
  (including sale of ProCentury stock).

> Approximately $729 million in assets

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

The Company also has minority holdings in ProAlliance OVB Title Services.

FORM 10-K

A copy of the company's annual report on Form 10-K, as filed with the Securities and Exchange Commission, will be forwarded without charge to any stockholder upon written request to: Ohio Valley Banc Corp., Attention: E. Richard Mahan, Secretary, P.O. Box 240, Gallipolis, OH 45631. The annual report and proxy statement are also available on the company's Web site, www.ovbc.com.

STOCK LISTING

Ohio Valley Banc Corp. stock is traded on The Nasdaq Stock Market under the symbol OVBC.

HEADQUARTERS

Ohio Valley Banc Corp.
420 Third Avenue
P.O. Box 240
Gallipolis, Ohio 45631
740.446.2631 or 800.468.6682
Web: www.ovbc.com
E-mail: investorrelations@ovbc.com

FINANCIAL HIGHLIGHTS                         {bar graph}

                           2004       2003       2002       2001       2000
                           ----       ----       ----       ----       ----

NET INCOME ($000)     ***$  8,381   $  6,472   $  5,675   $  4,895   $  4,400

TOTAL ASSETS ($000)      $729,120   $707,327   $696,356   $634,999   $561,658

INCOME PER SHARE      ***$   2.42   $   1.86   $   1.64   $   1.41   $   1.25

DIVIDENDS PER SHARE    **$    .94   $    .71   $    .67  *$    .79   $    .59

*   Reflects extra "Freedom Dividend"
**  Reflects "ProCentury Dividend"
*** Reflects ProCentury sale