Form 10-K, Exhibit 13
period 2005-12-31
OHIO VALLEY BANC CORP
filed 2006-03-16
CIK 894671

MESSAGE FROM MANAGEMENT

Dear Shareholders & Friends,

You will be pleased to know that excluding the 2004 sale of the company's ProCentury investment, operating earnings for 2005 were up 3.9 percent. Increased asset quality, increased loan volume, increased net interest income, increased net interest margin, and control of overhead costs resulted in the thirteenth consecutive year of operating earnings growth accompanied by record total assets. Total assets for the year increased 2.8 percent to just under $750 million by year end.

Simplicity in the form of an idea to "Make Banking Easy" was the theme for 2005. You will notice that this report is "simply" black and white, a visual reminder of this theme. On the pages that follow, you will read about the efforts of our employees to make our services easier for the customer to both obtain and use.

During the year, we also took a great deal of time in strategic planning. The year-long process resulted in a new mission for the company. You will hear much about the new mission at our Annual Shareholders Meeting on May 10th in Gallipolis, Ohio. It is my sincere hope that you will join us. In the meantime, we thank you for your continued support of OVBC and submit this report for your review.

Sincerely,

/s/JEFFREY E. SMITH
   Jeffrey E. Smith
   President and CEO

TO MAKE BANKING EASY,
YOUR OVBC FAMILY IS WORKING TO BE THE PREFERRED...

PROVIDER OF FINANCIAL SERVICES
On September 1, 2005, Ohio Valley Bank gave FREE Online Bill Pay to its customers. A month later, the routine of applying for a loan got a whole lot easier with the Bank's FastTrack online service that allows the customer to do the paperwork ahead of time in the comfort of their own home.

DISTRIBUTOR OF FINANCIAL PRODUCTS
During 2005, OVB successfully developed and launched three new/expanded banking products. These were the Market-Watch money market account, Easy Checking, and a vast new suite of traditional and Roth I.R.A. products.

SOLVER OF FINANCIAL PROBLEMS
The highest gas prices in history hit many small companies hard in the wallet. Members of the Commercial Lending team worked with these businesses to insure their future. Loan Central reached out to private citizens achieving a record year for Tax Refund Loans.

SOURCE OF FINANCIAL INFORMATION
In 2005, OVB continued to speak to groups, young and old, about financial matters. OVB Boot Camp, an innovative new program for 4-H members was piloted in Gallia County. Members of the Risk Management Group spoke to area senior citizens groups about identity theft and common scams. Our experienced trainers started a new teller training program at Buckeye Hills Career Center in Rio Grande, Ohio.

                                               {BAR GRAPH}

                                2005     2004     2003     2002     2001
                                -----    -----    -----    -----    -----
DIVIDENDS PER SHARE             $0.63    $0.75*   $0.57    $0.54    $0.63*

  *In 2001 reflects Freedom Dividend, in 2004 reflects ProCentury Dividend

INCOME PER SHARE                $1.64    $1.93*   $1.49    $1.31    $1.13

  *Reflects Procentury Sale

                            SELECTED FINANCIAL DATA

                                           Years Ended December 31

SUMMARY OF OPERATIONS:            2005      2004      2003      2002      2001
(dollars in thousands, except per share data)
Total interest income          $ 46,071  $ 43,490  $ 45,160  $ 47,771  $ 47,585
Total interest expense           18,137    16,146    17,645    20,810    24,235
Net interest income              27,934    27,344    27,515    26,961    23,350
Provision for loan losses         1,797     2,353     4,339     5,470     3,503
Total other income                5,522     7,992     5,982     5,634     5,129
Total other expenses             21,359    20,926    19,817    19,175    18,171
Income before income taxes       10,300    12,057     9,341     7,950     6,805
Income taxes                      3,283     3,676     2,869     2,275     1,910
Net income                        7,017     8,381     6,472     5,675     4,895

PER SHARE DATA(1):

Net income per share             $ 1.64    $ 1.93    $ 1.49    $ 1.31    $ 1.13
Cash dividends per share         $  .63    $  .75    $  .57    $  .54    $  .63
Book value per share             $13.90    $13.19    $12.44    $11.64    $10.73
Weighted average number of common
 shares outstanding           4,278,562 4,338,598 4,350,288 4,322,875 4,327,320

AVERAGE BALANCE SUMMARY:

Total loans                   $ 599,345 $ 590,006 $ 559,854 $ 538,148 $ 473,998
Securities (2)                   84,089    86,598    86,609    76,020    70,857
Deposits                        542,730   537,162   509,676   489,513   441,255
Other borrowed funds (3)         92,520    96,361   100,590    98,938    74,525
Shareholders' equity             57,620    55,788    52,074    47,875    45,329
Total assets                    726,489   722,281   693,197   667,561   590,193

PERIOD END BALANCES:

Total loans                   $ 617,532 $ 600,574 $ 573,704 $ 559,561 $ 508,660
Securities (2)                   84,623    86,674    90,046    90,759    76,796
Deposits                        562,866   535,153   507,509   497,404   455,861
Shareholders' equity             59,271    56,579    54,408    50,375    46,300
Total assets                    749,719   729,120   707,327   696,356   634,999

KEY RATIOS:

Return on average assets           .97%     1.16%      .93%      .85%      .83%
Return on average equity         12.18%    15.02%    12.43%    11.85%    10.80%
Dividend payout ratio            38.55%    38.89%    38.14%    40.79%    55.84%
Average equity to average assets  7.93%     7.72%     7.51%     7.17%     7.68%

(1) Restated for stock splits as appropriate.
(2) Securities include interest-bearing balances with banks.
(3) Other borrowed funds include subordinated debentures.

                      CONSOLIDATED STATEMENTS OF CONDITION

                                                           As of December 31

                                                         2005             2004
                                                         ----             ----
(dollars in thousands, except share and per share data)

ASSETS

Cash and noninterest-bearing deposits with banks     $  18,516        $  16,279
Federal funds sold                                       1,100              ---
                                                     ---------        ---------
Total cash and cash equivalents                         19,616           16,279

Interest-bearing deposits in other financial
 institutions                                              510              525

Securities available-for-sale                           66,328           68,734
Securities held-to-maturity
 (estimated fair value: 2005 - $12,373,
  2004 - $12,534)                                       12,088           11,994
FHLB stock                                               5,697            5,421

Total loans                                            617,532          600,574
 Less: Allowance for loan losses                        (7,133)          (7,177)
                                                     ---------        ---------
  Net loans                                            610,399          593,397

Premises and equipment, net                              8,299            8,860
Accrued income receivable                                2,819            2,643
Goodwill                                                 1,267            1,267
Bank owned life insurance                               15,962           13,988
Other assets                                             6,734            6,012
                                                     ---------        ---------
  Total assets                                       $ 749,719        $ 729,120
                                                     =========        =========
LIABILITIES

Noninterest-bearing deposits                         $  82,561        $  69,936
Interest-bearing deposits                              480,305          465,217
                                                     ---------        ---------
  Total deposits                                       562,866          535,153

Securities sold under agreements to repurchase          29,070           39,753
Other borrowed funds                                    76,173           76,550
Subordinated debentures                                 13,500           13,500
Accrued liabilities                                      8,839            7,585
                                                     ---------        ---------
  Total liabilities                                    690,448          672,541
                                                     ---------        ---------
SHAREHOLDERS' EQUITY

Common stock ($1.00 stated value, 10,000,000
 shares authorized; 2005 - 4,626,336 shares
 issued, 2004 - 3,689,828 shares issued)                 4,626            3,690
Additional paid-in-capital                              32,282           31,931
Retained earnings                                       31,843           28,465
Accumulated other comprehensive loss                    (1,231)            (219)
Treasury stock, at cost (2005 - 361,365 shares,
2004 - 258,970 shares)                                  (8,249)          (7,288)
                                                     ---------        ---------
  Total shareholders' equity                            59,271           56,579
                                                     ---------        ---------
  Total liabilities and shareholders' equity         $ 749,719        $ 729,120
                                                     =========        =========

          See accompanying notes to consolidated financial statements
                                       5

                       CONSOLIDATED STATEMENTS OF INCOME

     For the years ended December 31              2005       2004       2003
     -------------------------------              ----       ----       ----
(dollars in thousands, except per share data)

Interest and dividend income:
    Loans, including fees                       $ 42,621   $ 39,821   $ 41,462
    Securities:
        Taxable                                    2,644      2,837      2,739
        Tax exempt                                   475        552        685
    Dividends                                        277        218        203
    Other Interest                                    54         62         71
                                                --------   --------   --------
                                                  46,071     43,490     45,160
Interest expense:
    Deposits                                      12,973     11,326     12,322
    Securities sold under agreements
      to repurchase                                  641        278        204
    Other borrowed funds                           3,398      3,574      4,175
    Subordinated debentures                        1,125        968        944
                                                --------   --------   --------
                                                  18,137     16,146     17,645
                                                --------   --------   --------

Net interest income                               27,934     27,344     27,515
Provision for loan losses                          1,797      2,353      4,339
    Net interest income after provision         --------   --------   --------
      for loan losses                             26,137     24,991     23,176
                                                --------   --------   --------
Noninterest income:
    Service charges on deposit accounts            3,096      3,318      3,160
    Trust fees                                       211        203        215
    Income from bank owned insurance                 589        606        657
    Gain on sale of loans                            120         63        444
    Gain on sale of ProCentury Corp.                 ---      2,463        ---
    Other                                          1,506      1,339      1,506
                                                --------   --------   --------
                                                   5,522      7,992      5,982
Noninterest expense:
    Salaries and employee benefits                12,837     12,592     11,571
    Occupancy                                      1,309      1,285      1,308
    Furniture and equipment                        1,206      1,208      1,031
    Corporation franchise tax                        673        616        591
    Data processing                                  633        504        554
    Other                                          4,701      4,721      4,762
                                                --------   --------   --------
                                                  21,359     20,926     19,817
                                                --------   --------   --------

  Income before income taxes                      10,300     12,057      9,341

Provision for income taxes                         3,283      3,676      2,869
                                                --------   --------   --------
    NET INCOME                                   $ 7,017    $ 8,381    $ 6,472
                                                ========   ========   ========
Earnings per share                               $  1.64    $  1.93    $  1.49
                                                ========   ========   ========

          See accompanying notes to consolidated financial statements
                                       6

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

For the years ended December 31, 2005, 2004 and 2003


                                                                            Accumulated
                                                    Additional                 Other                           Total
                                           Common     Paid-In     Retained  Comprehensive   Treasury       Shareholders'
(dollars in thousands, except share and     Stock     Capital     Earnings  Income(Loss)      Stock           Equity
per share data)                           -------     -------     -------   -----------      --------         -------
BALANCES AT JANUARY 1, 2003               $ 3,620     $30,092     $19,339     $ 1,439        $ (4,115)        $50,375

  Comprehensive income:
    Net income                                ---         ---       6,472         ---             ---           6,472
    Change in unrealized gain
     on available-for-sale securities         ---         ---         ---      (1,235)            ---          (1,235)
    Income tax effect                         ---         ---         ---         420             ---             420
                                                                                                              -------
        Total comprehensive income            ---         ---         ---         ---             ---           5,657
  Common Stock issued to ESOP,
    7,400 shares                                7         191         ---         ---             ---             198
  Common Stock issued through
    dividend reinvestment, 30,477 shares       31         679         ---         ---             ---             710
  Cash dividends, $.57 per share              ---         ---      (2,468)        ---             ---          (2,468)
  Shares acquired for treasury, 2,496 shares  ---         ---         ---         ---             (64)            (64)
                                          -------     -------     -------     -------         -------         -------
BALANCES AT DECEMBER 31, 2003               3,658      30,962      23,343         624          (4,179)         54,408

  Comprehensive income:
    Net income                                ---         ---       8,381         ---             ---           8,381
    Change in unrealized gain
     on available-for-sale securities         ---         ---         ---      (1,277)            ---          (1,277)
    Income tax effect                         ---         ---         ---         434             ---             434
                                                                                                              -------
        Total comprehensive income            ---         ---         ---         ---             ---           7,538
  Common Stock issued to ESOP,
    4,600 shares                                5         146         ---         ---             ---             151
  Common Stock issued through
    dividend reinvestment, 27,016 shares       27         823         ---         ---             ---             850
  Cash dividends, $.75 per share              ---         ---      (3,259)        ---             ---          (3,259)
  Shares acquired for treasury, 99,359 shares ---         ---         ---         ---          (3,109)         (3,109)
                                          -------     -------     -------     -------         -------         -------
BALANCES AT DECEMBER 31, 2004               3,690      31,931      28,465        (219)         (7,288)         56,579

  Comprehensive income:
    Net income                                ---         ---       7,017         ---             ---           7,017
    Change in unrealized loss
     on available-for-sale securities         ---         ---         ---      (1,534)            ---          (1,534)
    Income tax effect                         ---         ---         ---         522             ---             522
                                                                                                              -------
        Total comprehensive income            ---         ---         ---         ---             ---           6,005
  Shares from stock split, 25%:
    Common stock, 922,030 shares (including
     treasury stock of 64,742 shares)         922         ---        (922)        ---             ---             ---
  Cash paid in lieu of fractional shares
    in stock split                            ---         ---         (12)        ---             ---             (12)
  Common Stock issued to ESOP,
    9,500 shares                                9         231         ---         ---             ---             240
  Common Stock issued through
    dividend reinvestment, 4,978 shares         5         120         ---         ---             ---             125
  Cash dividends, $.63 per share              ---         ---      (2,705)        ---             ---          (2,705)
  Shares acquired for treasury, 37,653 shares ---         ---         ---         ---            (961)           (961)
                                          -------     -------     -------     -------         -------         -------
BALANCES AT DECEMBER 31, 2005             $ 4,626     $32,282     $31,843     $(1,231)        $(8,249)        $59,271
                                          =======     =======     =======     =======         =======         =======

             See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS


     For the years ended December 31                             2005       2004       2003
     -------------------------------                             ----       ----       ----
(dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                   $ 7,017    $ 8,381    $ 6,472
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Depreciation                                                 1,147      1,237      1,086
    Net amortization and accretion of securities                   123        201        243
    Proceeds from sale of loans in secondary market              4,918      1,598     20,952
    Loans disbursed for sale in secondary market                (4,798)    (1,535)   (20,508)
    Gain on sale of loans                                         (120)       (63)      (444)
    Deferred tax (benefit) expense                                (293)        63       (364)
    Provision for loan losses                                    1,797      2,353      4,339
    Common stock issued to ESOP                                    240        151        198
    FHLB stock dividend                                           (276)      (218)      (203)
    Gain on sale of ProCentury Corp.                               ---     (2,463)       ---
    Loss on sale of other real estate owned                         12        ---        ---
    Change in accrued income receivable                           (176)        57        444
    Change in accrued liabilities                                1,254      1,255       (260)
    Change in other assets                                        (314)      (844)      (884)
                                                               -------    -------    -------
      Net cash provided by operating activities                 10,531     10,173     11,071
                                                               -------    -------    -------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from maturities of securities
   available-for-sale                                           20,714     30,715     41,953
  Purchases of securities available-for-sale                   (19,952)   (29,755)   (44,271)
  Proceeds from maturities of securities
   held-to-maturity                                              1,159      1,874      2,965
  Purchases of securities held-to-maturity                      (1,265)    (1,056)    (1,855)
  Change in interest-bearing deposits in other banks                15        334        646
  Net change in loans                                          (18,969)   (30,163)   (21,754)
  Proceeds from sale of other real estate owned                    100        388      2,152
  Proceeds from sale of ProCentury Corp.                           ---      4,394        ---
  Proceeds from sale of premises and equipment                      87        ---        ---
  Purchases of premises and equipment                             (673)      (955)    (1,981)
  Purchases of insurance contracts                              (1,510)      (272)       ---
                                                               -------    -------    -------
      Net cash used in investing activities                    (20,294)   (24,496)   (22,145)
                                                               -------    -------    -------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Change in deposits                                            27,713     27,644     10,105
  Cash dividends                                                (2,705)    (3,259)    (2,468)
  Cash paid in lieu of fractional shares in stock split            (12)       ---        ---
  Proceeds from issuance of common stock                           125        850        710
  Purchases of treasury stock                                     (961)    (3,109)       (64)
  Change in securities sold under agreements to repurchase     (10,683)    15,735     (9,034)
  Proceeds from FHLB borrowings                                 13,521     11,000      7,503
  Repayment of FHLB borrowings                                 (18,157)   (20,633)   (15,439)
  Change in other short-term borrowings                          4,259    (15,379)    14,063
                                                               -------    -------    -------
      Net cash provided by financing activities                 13,100     12,849      5,376
                                                               -------    -------    -------

CASH AND CASH EQUIVALENTS:
  Change in cash and cash equivalents                            3,337     (1,474)    (5,698)
  Cash and cash equivalents at beginning of year                16,279     17,753     23,451
                                                               -------    -------    -------
      Cash and cash equivalents at end of year                 $19,616    $16,279    $17,753
                                                               =======    =======    =======

SUPPLEMENTAL DISCLOSURE:
  Cash paid for interest                                       $17,188    $16,246    $18,562
  Cash paid for income taxes                                     3,502      3,472      2,960
  Non-cash transfers from loans to other real estate owned         170        524      3,796
  Non-cash transfers from retained earnings to common stock
    for stock split                                                922        ---        ---

           See accompanying notes to consolidated financial statements

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
           Amounts are in thousands, except share and per share data

Note A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The consolidated financial statements include the accounts of the Ohio Valley Banc Corp. ("Ohio Valley") and its wholly-owned subsidiaries, The Ohio Valley Bank Company (the "Bank"), Loan Central, a consumer finance company and Ohio Valley Financial Services Agency, LLC, an insurance agency. Ohio Valley and its subsidiaries are collectively referred to as the "Company". All material intercompany accounts and transactions have been eliminated.

Nature of Operations: The Company provides financial services through 21 offices located in central and southeastern Ohio as well as western West Virginia. The Company's primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from business operations . Other financial instruments include deposit accounts in other financial institutions and federal funds sold.

Use of Estimates in the Preparation of Financial Statements: The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Areas involving the use of management's estimates and assumptions that are more susceptible to change in the near term involve the allowance for loan losses, the fair value of certain securities, the fair value of financial instruments and the determination and carrying value of impaired loans.

Cash and Cash Equivalents: Cash and cash equivalents include cash on hand, noninterest-bearing deposits with banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods. The Company reports net cash flows for customer loan transactions, deposit transactions, short-term borrowings and interest-bearing deposits with other financial institutions.

Securities: The Company classifies securities into held-to-maturity and available-for-sale categories. Held-to-maturity securities are those which the Company has the positive intent and ability to hold to maturity and are reported at amortized cost. Securities classified as available-for-sale include equity securities and other securities that management intends to sell or that could be sold for liquidity, investment management or similar reasons even if there is not a present intention of such a sale. Available-for-sale securities are reported at fair value, with unrealized gains or losses included as a separate component of equity, net of tax. Other securities, such as Federal Home Loan Bank stock, are carried at cost.

     Premium amortization is deducted from, and discount accretion is added to, interest income on securities using the level yield method. Gains and losses are recognized upon the sale of specific identified securities on the completed transaction basis. Securities are written down to fair value when a decline in fair value is other than temporary.

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

Concentrations of Credit Risk:
     The Company grants residential, consumer and commercial loans to customers located primarily in the southeastern Ohio and western West Virginia areas.

The following represents the composition of the Company's loan portfolio at December 31, 2005:

                                       % of Total Loans
                                       ----------------
Commercial and industrial loans              38.30%
Real Estate loans                            38.06%
Consumer loans                               23.61%
All other loans                                .03%
                                       ----------------
                                            100.00%
                                       ================
Approximately 3.14% of total loans are unsecured.

     The Bank, in the normal course of its operations, conducts business with correspondent financial institutions. Balances in correspondent accounts, investments in federal funds, certificates of deposit and other short-term securities are closely monitored to ensure that prudent levels of credit and liquidity risks are maintained. At December 31, 2005, the Bank's primary correspondent balance was $9,444 on deposit at Fifth Third Bank, Cincinnati, Ohio.

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation, which is computed using the straight-line or declining balance methods over the estimated useful life of the owned asset and, for leasehold improvement, over the remaining term of the leased facility. The useful lives range from 3 to 8 years for equipment, furniture and fixtures and 7 to 39 years for buildings and improvements.

Other Real Estate: Real estate acquired through foreclosure or deed-in-lieu of foreclosure is included in other assets. Such real estate is carried at the lower of investment in the loan or estimated fair value of the property less estimated selling costs. Any reduction to fair value at the time of acquisition is accounted for as a loan charge-off. Any subsequent reduction in fair value is recorded as a loss on other assets. Costs incurred to carry other real estate are charged to expense. Other real estate owned totaled $2,064 at December 31, 2005 and $2,018 at December 31, 2004.

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

Stock Split: On April 13, 2005, the Ohio Valley's Board of Directors declared a five-for-four stock split, effected in the form of a stock dividend, on Ohio Valley's common shares. Each shareholder of record on April 25, 2005, received an additional common share for every four common shares then held. The common shares were issued on May 10, 2005. The stock split was recorded by transferring from retained earnings an amount equal to the stated value of the shares issued. The Company retained the current par value of $1.00 per share for all common shares. Earnings and cash dividends per share amounts have been retroactively adjusted to reflect the effect of the stock split.

Per Share Amounts: Earnings per share is based on net income divided by the following weighted average number of common shares outstanding during the periods: 4,278,562 for 2005; 4,338,598 for 2004 and 4,350,288 for 2003. Ohio
Valley had no dilutive securities outstanding for any period presented. The weighted average number of shares outstanding have been retroactively adjusted to reflect the effect of the stock split.

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

New Accounting Pronouncements: During 2005, the Company adopted SOP 03-3, which requires that a valuation allowance for loans acquired in a transfer, including in a business combination, reflect only losses incurred after acquisition rather than at the closing of the acquisition. SOP 03-3 applies to any loan acquired in a transfer that shows evidence of credit quality deterioration since it was made. This new standard had no effect on the Company's financial statements and results of operations during 2005.

Loan Commitments and Related Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. These financial instruments are recorded when they are funded. See Note K for more specific disclosure related to loan commitments.

Dividend Restrictions: Banking regulations require maintaining certain capital levels and may limit the dividends paid by the Bank to Ohio Valley or by Ohio Valley to its shareholders. These restrictions pose no practical limit on the ability of the Bank or Ohio Valley to pay dividends at historical levels. See Note P for more specific disclosure related to dividend restrictions.

Restrictions on Cash: Cash on hand or on deposit with Fifth Third Bank and the Federal Reserve Bank of $10,804 and $9,365 was required to meet regulatory reserve and clearing requirements at year end 2005 and 2004. These balances do not earn interest.

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

Industry Segment Information: While management monitors the revenue streams of the various products and services, the identifiable segments are not material, and operations are managed and financial performance is evaluated on a Company-wide basis. Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable segment.

Reclassifications:  The consolidated financial statements for 2004 and 2003 have
been   reclassified   to  conform  with  the   presentation   for  2005.   These
reclassifications had no effect on the net results of operations.

NOTE B - SECURITIES

  Securities are summarized as follows:

                                                          Gross        Gross     Estimated
                                            Amortized   Unrealized   Unrealized    Fair
Securities Available-for-Sale                 Cost        Gains        Losses      Value
                                              ----        -----        ------      -----
  December 31, 2005
  -----------------
  U.S. Government agency securities          $18,487         ---      $  (320)     $18,167
  Mortgage-backed securities                  49,706      $   10       (1,555)      48,161
                                             -------      ------      --------     -------
     Total securities                        $68,193      $   10      $(1,875)     $66,328
                                             =======      ======      =======      =======
  December 31, 2004
  -----------------
  U.S. Government agency securities          $19,992      $  153       $ (58)     $20,087
  Mortgage-backed securities                  49,073          96        (522)      48,647
                                             -------      ------       -----      -------
     Total securities                        $69,065      $  249       $(580)     $68,734
                                             =======      ======       =====      =======
                                                          Gross        Gross     Estimated
                                            Amortized   Unrealized   Unrealized    Fair
Securities Held-to-Maturity                   Cost        Gains        Losses      Value
                                              ----        -----        ------      -----
  December 31, 2005
  -----------------
  Obligations of states and
    political subdivisions                   $12,019      $  341       $ (53)     $12,307
  Mortgage-backed securities                      69         ---          (3)          66
                                             -------      ------       -----      -------
     Total securities                        $12,088      $  341       $ (56)     $12,373
                                             =======      ======       =====      =======
  December 31, 2004
  ---------------------------
  Obligations of states and
    political subdivisions                   $11,910      $  567       $ (24)     $12,453
  Mortgage-backed securities                      84         ---          (3)          81
                                             -------      ------       -----      -------
     Total securities                        $11,994      $  567       $ (27)     $12,534
                                             =======      ======       =====      =======

     At year-end 2005 and 2004, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders' equity.
     Securities with a carrying value of approximately $69,614 at December 31, 2005 and $71,823 at December 31, 2004 were pledged to secure public deposits, repurchase agreements and for other purposes as required or permitted by law.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

     The amortized cost and estimated fair value of debt securities at December 31, 2005, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because certain issuers may have the right to call or prepay the debt obligations prior to their contractual maturities.

                               Available-for-Sale         Held-to-Maturity
                             ----------------------    -----------------------
                                          Estimated                  Estimated
                             Amortized      Fair       Amortized       Fair
Debt Securities:               Cost         Value        Cost          Value
                              -------      -------      -------       -------
  Due in one year or less     $ 2,988      $ 2,988      $   175       $   174
  Due in one to five years     15,499       15,179        4,836         4,913
  Due in five to ten years        ---          ---        3,272         3,426
  Due after ten years             ---          ---        3,736         3,794
  Mortgage-backed securities   49,706       48,161           69            66
                              -------      -------      -------       -------
     Total debt securities    $68,193      $66,328      $12,088       $12,373
                              =======      =======      =======       =======

     There were no sales of debt or equity securities during 2005, 2004 and 2003.

  Securities with unrealized losses not recognized in income are as follows:

                                              Less than 12 Months       12 Months or More            Total
                                              -------------------       -----------------            -----
  December 31, 2005                          Fair       Unrealized     Fair      Unrealized     Fair      Unrealized
                                             Value        Loss         Value       Loss         Value       Loss
                                             -----        -----        -----       -----        -----       -----
  Description of Securities
  -------------------------
  U.S. Government agency securities ........ $13,271      $ (228)      $ 1,908     $   (92)     $15,179      $  (320)
  Mortgage-backed securities ...............  16,944        (352)       30,878      (1,206)      47,822       (1,558)
  Obligations of states and
    political subdivisions .................     976         (14)        1,153         (39)       2,129          (53)
                                             -------      ------       -------     -------      -------      -------
                                             $31,191      $ (594)      $33,939     $(1,337)     $65,130      $(1,931)
                                             =======      ======       =======     =======      =======      =======

                                              Less than 12 Months       12 Months or More            Total
                                              -------------------       -----------------            -----
  December 31, 2004                          Fair       Unrealized     Fair      Unrealized     Fair      Unrealized
                                             Value        Loss         Value       Loss         Value       Loss
                                             -----        -----        -----       -----        -----       -----
  Description of Securities
  -------------------------
  U.S. Government agency securities ........     ---         ---       $ 1,941     $   (58)     $ 1,941      $   (58)
  Mortgage-backed securities ............... $22,987      $ (241)       16,683        (284)      39,670         (525)
  Obligations of states and
    political subdivisions .................     129          (1)        1,095         (23)       1,224          (24)
                                             -------      ------       -------     -------      -------      -------
                                             $23,116      $ (242)      $19,719     $  (365)     $42,835      $  (607)
                                             =======      ======       =======     =======      =======      =======

     Unrealized losses on the Company's debt securities have not been recognized into income because the issuers' securities are of high credit quality, management has the intent and ability to hold for the foreseeable future, and the decline in fair value is largely due to increases in market interest rates. The fair value is expected to recover as the bonds approach their maturity date or reset date. Management does not believe any individual unrealized loss at December 31, 2005 represents an other-than-temporary impairment.

NOTE C - LOANS

     Loans are comprised of the following at December 31:

                                          2005            2004
                                          ----            ----
Commercial and industrial loans         $236,536        $226,058
Real estate loans                        235,008         227,234
Consumer loans                           145,815         146,965
All other loans                              173             317
                                        --------        --------
  Total Loans                           $617,532        $600,574
                                        ========        ========

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE D - ALLOWANCE FOR LOAN LOSSES

     Following is an analysis of changes in the allowance for loan losses for the years ended December 31:


                                          2005           2004           2003
                                          ----           ----           ----
Balance, beginning of year               $7,177         $7,593         $7,069

Loans charged-off:
  Real estate                               349            823          1,110
  Commercial                              1,295          1,661          2,267
  Consumer                                2,263          2,267          2,661
                                         ------         ------         ------
    Total loans charged-off               3,907          4,751          6,038

Recoveries of loans:
  Real estate                               336            583            279
  Commercial                                912            556          1,057
  Consumer                                  818            843            887
                                         ------         ------         ------
    Total recoveries of loans             2,066          1,982          2,223

Net loan charge-offs                     (1,841)        (2,769)        (3,815)
Provision charged to operations           1,797          2,353          4,339
                                         ------         ------         ------
Balance, end of year                     $7,133         $7,177         $7,593
                                         ======         ======         ======

Information regarding impaired loans is as follows:

                                                          2005           2004
                                                          ----           ----
  Balance of impaired loans                              $7,983         $5,573

  Less portion for which no specific
  allowance is allocated                                  2,828            619
                                                         ------         ------
  Portion of impaired loan balance for which
  an allowance for credit losses is allocated            $5,155         $4,954
                                                         ======         ======
  Portion of allowance for loan losses allocated
  to the impaired loan balance                           $2,603         $1,986
                                                         ======         ======

  Average investment in impaired loans for the year      $8,315         $5,711
                                                         ======         ======

  Past due - 90 days or more and still accruing          $1,317         $1,402
                                                         ======         ======

  Nonaccrual                                             $1,240         $1,618
                                                         ======         ======

Interest on impaired loans was $495, $284 and $76 for years ending 2005, 2004 and 2003, respectively. Accrual basis income was not materially different from cash basis income for the periods presented.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE E - PREMISES AND EQUIPMENT

Following is a summary of premises and equipment at December 31:

                                                2005           2004
                                                ----           ----

Land                                          $ 1,341        $ 1,428
Buildings                                       8,045          7,897
Leasehold improvements                          2,493          2,453
Furniture and equipment                        10,427          9,945
                                              -------        -------
                                               22,306         21,723
Less accumulated depreciation                  14,007         12,863
                                              -------        -------
     Total Premises and Equipment             $ 8,299        $ 8,860
                                              =======        =======

The following is a summary of the future minimum lease payments for facilities leased by the Company. Lease payments were $385 in 2005 and $334 in 2004.

2006         $  389
2007            351
2008            285
2009            176
2010             57
Thereafter       41
             ------
             $1,299
             ======

NOTE F - DEPOSITS
     Following is a summary of interest-bearing deposits at December 31:

                                                   2005           2004
                                                   ----           ----

NOW accounts                                    $ 95,498       $110,901
Savings and Money Market                          57,473         46,031
Time:
 IRA accounts                                     36,779         37,272
 Certificates of Deposit:
   In denominations under $100,000               165,276        170,328
   In denominations of $100,000 or more          125,279        100,685
                                                --------       --------
     Total time deposits                         327,334        308,285
                                                --------       --------
     Total interest-bearing deposits            $480,305       $465,217
                                                ========       ========

  Following is a summary of total time deposits by remaining maturity at December 31:

                                                   2005
                                                  ------
Within one year                                 $219,201
From one to two years                             66,831
From two to three years                           26,618
From three to four years                           9,219
From four to five years                            3,412
Thereafter                                         2,053
                                                --------
     Total                                      $327,334
                                                ========
     Brokered deposits, included in time deposits, were $38,083 and $32,965 at December 31, 2005 and 2004, respectively.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE G - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

  Securities sold under agreements to repurchase are financing arrangements that have overnight maturity terms. At maturity, the securities underlying the agreements are returned to the Company. Information concerning securities sold under agreements to repurchase is summarized as follows at December 31:

                                                  2005           2004
                                                -------        -------
Balance outstanding at period-end               $29,070        $39,753
                                                -------        -------
Weighted average interest rate at period-end       3.32%          1.77%
                                                -------        -------
Average amount outstanding during the year      $24,694        $24,743
                                                -------        -------
Approximate weighted average interest rate
 during the year                                   2.60%          1.12%
                                                -------        -------
Maximum amount outstanding as of any month-end  $29,070        $39,753
                                                -------        -------
Securities underlying these agreements at year-end were as follows:

  Carrying value of securities                  $44,763        $48,283
                                                -------        -------
  Fair Value                                    $43,344        $47,928
                                                -------        -------
     The Company sold securities under agreements to repurchase with overnight maturity terms totaling $12,868 at December 31, 2005 and $20,046 at December 31, 2004 with two large commercial accounts.

NOTE H - OTHER BORROWED FUNDS

  Other  borrowed  funds at   December  31,  2005  and  2004  are  comprised  of
advances from the Federal Home Loan Bank("FHLB") of Cincinnati, promissory notes and Federal Reserve Bank ("FRB") Notes.

                 FHLB borrowings   Promissory Notes   FRB Notes      Totals
                 ---------------   ----------------   ---------      -------
    2005             $66,385           $ 5,113         $ 4,675      $ 76,173
    2004             $67,222           $ 5,355         $ 3,973      $ 76,550

     Pursuant to collateral agreements with the FHLB, advances are secured by $209,225 in qualifying mortgage loans and $5,697 in FHLB stock at December 31, 2005. Fixed rate FHLB advances of $62,385 mature through 2010 and have interest rates ranging from 2.84% to 6.62%. In addition, variable rate FHLB borrowings of $4,000 matured in 2005 and carried an interest rate of 4.33%.
     At December 31, 2005, the Company had a cash management line of credit enabling it to borrow up to $35,000 from the FHLB. All cash management advances have an original maturity of 90 days. The line of credit must be renewed on an annual basis. There was $31,000 available on this line of credit at December 31, 2005.
     Based on the Company's current FHLB stock ownership, total assets and pledgeable residential first mortgage loans, the Company had the ability to obtain borrowings up to a maximum of $154,981 at December 31, 2005.
     Promissory notes, issued primarily by the Company, have fixed rates of 3.25% to 6.25% and are due at various dates through a final maturity date of September 30, 2008. A total of $3,257 represented promissory notes from related parties. See Note L for further discussion of related party transactions.
     FRB notes consist of the collection of tax payments from Bank customers under the Treasury Tax and Loan program. These funds have a variable interest rate and are callable on demand by the U.S. Treasury. At December 31, 2005, the interest rate for the Company's FRB notes was 4.00%. Various investment securities from the Bank used to collateralize FRB notes totaled $6,070 at December 31, 2005.
     Letters of credit issued on the Bank's behalf by the FHLB to collateralize certain public unit deposits as required by law totaled $27,950 at December 31, 2005 and $29,500 at December 31, 2004.

      Scheduled principal payments over the next five years:

               FHLB borrowings     Promissory notes     FRB Notes      Totals
               ---------------     ----------------     ---------      ------
2006               $26,150              $3,722           $4,675      $ 34,547
2007                12,061               1,291              ---        13,352
2008                18,010                 100              ---        18,110
2008                 3,005                 ---              ---         3,005
2010                 7,006                 ---              ---         7,006
Thereafter             153                 ---              ---           153
                   -------              ------           ------      --------
                   $66,385              $5,113           $4,675      $ 76,173
                   =======              ======           ======      ========

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE I - SUBORDINATED DEBENTURES AND TRUST PREFERRED SECURITIES

     On March 26, 2002, a trust formed by Ohio Valley issued $8,500 of 5.6% floating rate trust preferred securities as part of a pooled offering of such securities. The Company issued subordinated debentures to the trust in exchange for the proceeds of the offering, which debentures represent the sole asset of the trust. The Company may redeem all or a portion of these subordinated debentures at par value beginning March 26, 2007. The subordinated debentures must be redeemed no later than March 26, 2032. The Company used the net proceeds from the sale of these securities to provide additional capital to the Bank to support growth. Debt issuance costs of $256 were incurred and capitalized and will amortize as a yield adjustment through expected maturity. At December 31, 2005, the current variable rate was 8.1%.

     On September 7, 2000, a trust formed by Ohio Valley issued $5,000 of 10.6% fixed rate trust preferred securities as part of a pooled offering of such securities. The Company issued subordinated debentures to the trust in exchange for the proceeds of the offering, which debentures represent the sole asset of the trust. The Company may redeem all or a portion of these subordinated debentures beginning September 7, 2010 at a premium of 105.30% with the call price declining .53% per year until reaching a call price of par at year twenty through maturity. The subordinated debentures must be redeemed no later than September 7, 2030.Debt issuance costs of $166 were incurred and capitalized and will amortize as a yield adjustment through expected maturity.

NOTE J - INCOME TAXES

   The provision for income taxes consists of the following components:

                                                 2005       2004      2003
                                                 ----       ----      ----
Current tax expense                             $3,576     $3,613    $3,233
Deferred tax (benefit)expense                     (293)        63      (364)
                                                ------     ------    ------
   Total income taxes                           $3,283     $3,676    $2,869
                                                ======     ======    ======

     The source of gross deferred tax assets and gross deferred tax liabilities at December 31:
                                                           2005       2004
                                                           ----       ----
Items giving rise to deferred tax assets:
   Allowance for loan losses                              $2,488     $2,503
   Deferred compensation                                   1,135      1,021
   Unrealized loss on securities available-for-sale          635        113
   Deferred loan fees/costs                                  244        138
   Other                                                     251        151

Items giving rise to deferred tax liabilities:
   Investment accretion                                       (1)       (52)
   Depreciation                                               (7)       (94)
   FHLB stock dividends                                     (880)      (783)
   Prepaid expenses                                         (117)      (105)
   Intangibles                                              (124)       (88)
   Other                                                     (57)       (51)
                                                          ------     ------
Net deferred tax asset                                    $3,567     $2,753
                                                          ======     ======

The difference between the financial statement tax provision and amounts computed by applying the statutory federal income tax rate of 34% to income before taxes is as follows:

                                                      2005       2004      2003
                                                      ----       ----      ----

Statutory tax                                       $3,502     $4,099    $3,176
Effect of nontaxable interest
   and dividends                                      (161)      (189)     (236)
Nondeductible interest expense                          19         18        23
Income from bank owned insurance                      (158)      (166)     (187)
Effect of state income tax                             111         56        97
Other items                                            (30)      (142)       (4)
                                                    ------     ------    ------
   Total income taxes                               $3,283     $3,676    $2,869
                                                    ======     ======    ======

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE K - COMMITMENTS AND CONTINGENT LIABILITIES

     The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit, and financial guarantees written, is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for instruments recorded on the balance sheet.

   Following is a summary of such commitments at December 31:

                                                2005        2004
                                                -----       -----

        Fixed rate                            $ 1,487     $   730
        Variable rate                          53,852      50,447

   Standby letters of credit                   11,255      10,490

   The interest rate on fixed rate commitments ranged from 5.75% to 7.95% at December 31, 2005.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer 's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.
     There are various contingent liabilities that are not reflected in the financial statements, including claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material effect on financial condition or results of operations.
     The Bank is required to maintain average reserve balances with the Federal Reserve Bank or cash in the vault. The amount of those reserve balances was $7,107 and $7,516 for the years ended December 31, 2005 and 2004, respectively.

NOTE L - RELATED PARTY TRANSACTIONS

   Certain directors, executive officers and companies in which they are affiliated were loan customers during 2005. A summary of activity on these borrower relationships with aggregate debt greater than $60 is as follows:

Total loans at January 1, 2005        $ 6,719
   New loans                            7,240
   Repayments                          (1,132)
   Other changes                          931
                                      -------
Total loans at December 31, 2005      $13,758
                                      =======

     Other changes include adjustments for loans applicable to one reporting period that are excludable from the other reporting period, such as changes in persons included. In addition, certain directors, executive officers and companies in which they are affiliated were recipients of promissory notes issued by the Company in the amount of $3,107.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE M - EMPLOYEE BENEFITS

     The Bank has a profit-sharing plan for the benefit of its employees and their beneficiaries. Contributions to the plan are determined by the Board of Directors of Ohio Valley . Contributions charged to expense were $172, $164, and $152 for 2005, 2004 and 2003.
     Ohio Valley maintains an Employee Stock Ownership Plan (ESOP) covering substantially all employees of the Company. Ohio Valley makes discretionary contributions to the ESOP which are allocated to ESOP participants based on relative compensation. The total number of shares held by the ESOP, all of which have been allocated to participant accounts were 218,489 and 203,240 at December 31, 2005 and 2004. In addition, the Bank made contributions to its ESOP Trust as follows:

                                      Years ended December 31
                                  2005         2004         2003
                                  ----         ----         ----

Number of shares issued           9,500        5,750        9,250
                                 ======       ======        ======

Value of stock contributed        $ 240        $ 151        $ 198

Cash contributed                    102          176          105
                                  -----        -----        -----

Total charged to expense          $ 342        $ 327        $ 303
                                  =====        =====        =====

     Life insurance contracts with a cash surrender value of $15,962 have been purchased by the Company, the owner of the policies. The purpose of these contracts was to replace a current group life insurance program for executive officers, implement a deferred compensation plan for directors and executive officers, implement a director retirement plan and implement a supplemental retirement plan for certain officers. Under the deferred compensation plan, Ohio Valley pays each participant the amount of fees deferred plus interest over the participant's desired term, upon termination of service. Under the director retirement plan, participants are eligible to receive ongoing compensation payments upon retirement subject to length of service. The supplemental retirement plan provides payments to select executive officers upon retirement based upon a compensation formula determined by Ohio Valley's Board of Directors. The present value of payments expected to be provided are accrued during the service period of the covered individuals. Expenses related to the plans for each of the last three years amounted to $340, $436, and $312.

NOTE N - OTHER COMPREHENSIVE INCOME

   Other comprehensive income components and related taxes for the years ended December 31, are as follow:


                                                  2005       2004       2003
                                                  ----       ----       ----
Net unrealized holding losses
 on available-for-sale securities              $(1,534)    $(1,277)   $(1,229)

Tax effect                                         522         434        414
                                               -------     -------    -------
 Other comprehensive loss                      $(1,012)    $  (843)   $  (815)
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

Loans: The fair value of fixed rate loans is estimated by discounting future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The fair market value of loan commitments and standby letters of credits was not material at December 31, 2005 or 2004. The fair value for variable rate loans is estimated to be equal to carrying value.

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

The estimated fair values of the Company's financial instruments at December 31, are as follows:

                                              2005                  2004
                                              ----                  ----
                                       Carrying     Fair     Carrying    Fair
                                         Value      Value      Value     Value
                                         -----      -----      -----     -----
Financial assets:
   Cash and cash equivalents          $ 19,616   $ 19,616   $ 16,279   $ 16,279
   Interest-bearing deposits
     in other banks                        510        510        525        525
   Securities                           84,113     84,398     86,149     86,689
   Loans                               610,399    607,183    593,397    597,373
   Accrued interest receivable           2,819      2,819      2,643      2,643

Financial liabilities:
   Deposits                           (562,866)  (559,933)  (535,153)  (533,708)
   Securities sold under agreements
     to repurchase                     (29,070)   (29,070)   (39,753)   (39,753)
   Other borrowed funds                (76,173)   (76,042)   (76,550)   (77,698)
   Subordinated debentures             (13,500)   (14,164)   (13,500)   (14,179)
   Accrued interest payable             (4,259)    (4,259)    (3,310)    (3,310)

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

At year-end, consolidated actual capital levels and minimum required levels for the Company and the Bank were:

                                                                                   Minimum Required
                                                                                      To Be Well
                                                               Minimum Required    Capitalized Under
                                                                  For Capital      Prompt Corrective
                                                Actual         Adequacy Purposes   Action Regulations
                                                ------         -----------------   ------------------
                                            Amount   Ratio       Amount  Ratio       Amount   Ratio
                                            ------   -----       ------  -----       ------   -----
2005
Total capital (to risk weighted assets)
   Consolidated                            $79,853   13.5%      $47,352   8.0%      $59,190   10.0%
   Bank                                     73,255   12.5        46,802   8.0        58,503   10.0
Tier 1 capital (to risk weighted assets)
   Consolidated                             72,720   12.3        23,676   4.0        35,514    6.0
   Bank                                     66,422   11.4        23,401   4.0        35,102    6.0
Tier 1 capital (to average assets)
   Consolidated                             72,720    9.9        29,511   4.0        36,888    5.0
   Bank                                     66,422    9.1        29,163   4.0        36,454    5.0

2004
Total capital (to risk weighted assets)
   Consolidated                            $76,175   13.3%      $45,804   8.0%      $57,255   10.0%
   Bank                                     71,589   12.7        45,254   8.0        56,568   10.0
Tier 1 capital (to risk weighted assets)
   Consolidated                             69,018   12.1        22,902   4.0        34,353    6.0
   Bank                                     64,712   11.4        22,627   4.0        33,941    6.0
Tier 1 capital (to average assets)
   Consolidated                             69,018    9.4        29,239   4.0        36,549    5.0
   Bank                                     64,712    9.0        28,887   4.0        36,109    5.0


     At year-end 2005 and 2004, the most recent regulatory notifications categorized the Company and the Bank as well capitalized under the regulatory framework for prompt corrective action. No conditions or events have occurred since that notification that management believes have changed the status of the Company or the Bank as well capitalized.
     Dividends paid by the subsidiaries are the primary source of funds available to Ohio Valley for payment of dividends to shareholders and for other working capital needs. The payment of dividends by the subsidiaries to Ohio Valley is subject to restrictions by regulatory authorities. These restrictions generally limit dividends to the current and prior two years retained earnings. At December 31, 2005, approximately $11,359 of the subsidiaries' retained earnings were available for dividends under these guidelines. In addition to these restrictions, as a practical matter, dividend payments cannot reduce regulatory capital levels below minimum regulatory guidelines. These restrictions do not presently limit Ohio Valley from paying dividends at its historical level.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE Q - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

     Below is condensed financial information of Ohio Valley. In this information, Ohio Valley's investment in its subsidiaries is stated at cost plus equity in undistributed earnings of the subsidiaries since acquisition. This information should be read in conjunction with the consolidated financial statements of the Company.

       CONDENSED STATEMENTS OF CONDITION                 at December 31:
Assets                                                   2005      2004
                                                         ----      ----
  Cash and cash equivalents                           $ 3,669    $ 2,010
  Investment in subsidiaries                           69,324     68,148
  Notes receivable - subsidiaries                       4,918      5,218
  Other assets                                            301        482
                                                      -------    -------
    Total assets                                      $78,212    $75,858
                                                      =======    =======

Liabilities
 Notes Payable                                         $ 5,113   $ 5,355
 Subordinated debentures                                13,500    13,500
 Other liabilities                                         328       424
                                                       -------   -------
    Total liabilities                                  $18,941   $19,279
                                                       -------   -------
Shareholders' Equity
 Total shareholders' equity                             59,271    56,579
                                                       -------   -------
     Total liabilities and shareholders' equity        $78,212   $75,858
                                                       =======   =======


       CONDENSED STATEMENTS OF INCOME

                                                       Years ended December 31:
                                                        2005     2004     2003
                                                        ----     ----     ----
Income:
  Interest on loans                                      ---       ---   $    1
  Interest on notes                                   $  243    $  213      223
  Other operating income                                  88        52       41
  Dividends from Bank                                  5,700     1,000    3,904
  Gain on sale of ProCentury Corp.                       ---     2,463      ---

Expenses:
  Interest on notes                                      250       217      225
  Interest on subordinated debentures                  1,125       968      944
  Operating expenses                                     268       209      242
                                                      ------    ------   ------
  Income before income taxes and equity in
    undistributed earnings of subsidiaries             4,388     2,334    2,758
  Income tax benefit (expense)                           441      (439)     378
  Equity in undistributed earnings of subsidiaries     2,188     6,486    3,336
                                                      ------    ------   ------
    Net Income                                        $7,017    $8,381   $6,472
                                                      ======    ======   ======

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

       CONDENSED STATEMENT OF CASH FLOWS
                                                       Years ended December 31:
                                                        2005     2004     2003
                                                        ----     ----     ----
Cash flows from operating activities:
  Net income                                          $7,017    $8,381   $6,472
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Equity in undistributed earnings of subsidiaries(2,188)   (6,463)  (3,330)
      Gain on sale of ProCentury Corp.                   ---    (2,463)     ---
      Change in other assets                             181       (58)      20
      Change in other liabilities                        (96)      107      (15)
                                                      ------    ------   ------
      Net cash provided by (used in)
        operating activities                           4,914      (496)   3,147
                                                      ------    ------   ------

Cash flows from investing activities:
  Proceeds from sale of ProCentury Corp.                 ---     4,394      ---
  Change in other short-term investments                 300     1,725   (1,645)
  Change in subsidiary line of credit                    ---       ---       34
                                                       ------   ------   ------
    Net cash provided by (used in)
      investing activities                               300     6,119   (1,611)
                                                      ------    ------   ------

Cash flows from financing activities:
  Change in other short-term borrowings                 (242)   (1,676)   1,687
  Cash dividends paid                                 (2,705)   (3,259)  (2,468)
  Cash paid in lieu of fractional shares
    in stock split                                       (12)      ---      ---
  Proceeds from issuance of common shares                365     1,001      908
  Purchases of treasury shares                          (961)   (3,109)     (64)
                                                      ------    ------   ------
    Net cash provided by (used in)
      financing activities                            (3,555)   (7,043)      63
                                                      ------    ------   ------

Cash and cash equivalents:
  Change in cash and cash equivalents                  1,659    (1,420)   1,599
  Cash and cash equivalents at beginning of year       2,010     3,430    1,831
                                                      ------    ------   ------
    Cash and cash equivalents at end of year          $3,669    $2,010   $3,430
                                                      ======    ======   ======

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE R - GAIN ON SALE OF PROCENTURY

     On April 26, 2004, Ohio Valley sold 450,000 common shares of ProCentury Corp. ("ProCentury"), a Columbus-based property and casualty insurer, which represented 9% of ProCentury's outstanding common stock. The transaction was completed as part of ProCentury's initial public offering. The sale of stock, which represented 100% of Ohio Valley's ownership in ProCentury, resulted in a pretax gain of $2,463 and an after-tax gain of $1,625 ($.37 cents per share). Ohio Valley's investment in ProCentury was made in October of 2000 to allow for more diversification of operations by becoming part of a property and casualty insurance underwriter as made permissible by the Gramm-Leach-Bliley Act of 1999. Ohio Valley decided to liquidate its investment to utilize the cash proceeds to enhance the Company's core business of banking through branch renovations and expansion.

NOTE S - CONSOLIDATED QUARTERLY FINANCIAL INFORMATION (unaudited)

                                          Quarters Ended

      2005                    Mar. 31    Jun. 30    Sept. 30    Dec. 31

Total interest income         $10,952    $11,115     $11,773    $12,231
Total interest expense          4,115      4,321       4,678      5,023
Net interest income             6,837      6,794       7,095      7,208
Provision for loan losses         317        330         501        649
    Net Income                  1,570      1,732       1,736      1,979

Net income per share          $   .37    $   .40     $   .41    $   .46


       2004                    Mar. 31    Jun. 30    Sept. 30    Dec. 31

Total interest income         $10,891    $10,722     $10,912    $10,965
Total interest expense          3,968      3,975       4,020      4,183
Net interest income             6,923      6,747       6,892      6,782
Provision for loan losses         768        373         471        741
    Net Income (1)              1,566      3,252       1,670      1,893

Net income per share          $   .36    $   .75     $   .38    $   .44


       2003

Total interest income         $11,611    $11,493     $11,179    $10,877
Total interest expense          4,695      4,511       4,267      4,172
Net interest income             6,916      6,982       6,912      6,705
Provision for loan losses       1,385      1,246         996        712
    Net Income                  1,460      1,572       1,590      1,850

Net income per share          $   .34    $   .36     $   .37    $   .42


(1) During the second quarter of 2004, Ohio Valley sold its interest of ProCentury resulting in an after-tax gain of $1,625 ($.37 cents per share).

                    REPORT OF INDEPENDENT REGISTERED PUBLIC
                     ACCOUNTING FIRM ON FINANCIAL STATEMENTS

Board of Directors and Shareholders
Ohio Valley Banc Corp.

     We have audited the accompanying consolidated statements of condition of Ohio Valley Banc Corp. as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ohio Valley Banc Corp. as of December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Ohio Valley Banc Corp.'s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 23, 2006 expressed an unqualified opinion thereon.


                                                 /s/CROWE CHIZEK AND COMPANY LLC
                                                    Crowe Chizek and Company LLC

Columbus, Ohio
February 23, 2006

                    REPORT OF INDEPENDENT REGISTERED PUBLIC
                     ACCOUNTING FIRM - INTERNAL CONTROLS

Board of Directors and Shareholders
Ohio Valley Banc Corp.

     We have audited management's assessment, included in the accompanying Management's Report on Internal Controls Over Financial Reporting, that Ohio Valley Banc Corp. maintained effective internal control over financial reporting as of December 31, 2005 based on criteria established in Internal Control Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO). Ohio Valley Banc Corp's. management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the Company's internal control over financial reporting based on our audit.

     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

     A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

     In our opinion, management's assessment that Ohio Valley Banc Corp. maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on criteria established in Internal Control Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO). Also in our opinion, Ohio Valley Banc Corp. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO).

     We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of condition of Ohio Valley Banc Corp. as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2005 and our report dated February 23, 2006 expressed an unqualified opinion on those consolidated financial statements.


                                                 /s/CROWE CHIZEK AND COMPANY LLC
                                                    Crowe Chizek and Company LLC

Columbus, Ohio
February 23, 2006

                    MANAGEMENT'S REPORT ON INTERNAL CONTROLS
                            OVER FINANCIAL REPORTING

Board of Directors and Shareholders
Ohio Valley Banc Corp.

     The management of Ohio Valley Banc Corp (the Company) is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. The Company's internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The Company's internal control over financial reporting includes those policies and procedures that: (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company;
(ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company's assets that could have a material effect on the financial statements.

     The system of internal control over financial reporting as it relates to the consolidated financial statements is evaluated for effectiveness by management. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

     Management assessed Ohio Valley Banc Corp's system of internal control over financial reporting as of December 31, 2005, in relation to criteria for effective internal control over financial reporting as described in "Internal Control Integrated Framework," issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concluded that, as of December 31, 2005, its system of internal control over financial reporting is effective and meets the criteria of the "Internal Control Integrated Framework".

     Crowe Chizek and Company LLC, independent registered public accounting firm, has issued an attestation report dated February 23, 2006 on management's assessment of the Company's internal control over financial reporting. That report is contained in Ohio Valley's Annual Report to Shareholders under the heading "Report of Independent Registered Public Accounting Firm - Internal Controls".

Ohio Valley Banc Corp

/s/JEFFREY E. SMITH
   Jeffrey E. Smith
   President, CEO

/s/SCOTT W. SHOCKEY
   Scott W. Shockey
   Senior Vice President, CFO

                          SUMMARY OF COMMON STOCK DATA

                             OHIO VALLEY BANC CORP.
                     Years ended December 31, 2005 and 2004

INFORMATION AS TO STOCK PRICES AND DIVIDENDS: On February 9, 1996, Ohio Valley's common shares began to be quoted on NASDAQ securities market under the symbol "OVBC". The following table shows bid and ask quotations for Ohio Valley's common shares during 2005 and . The range of market price is compiled from data provided by the broker based on limited trading. The quotations are inter-dealer prices, without retail markup, markdown, or commission, and may not represent actual transactions.

2005              Low Bid      High Bid      Low Ask       High Ask
----              -------      --------      -------       --------

First Quarter     $26.00        $27.21        $26.58        $28.00
Second Quarter     25.55         27.19         25.76         29.44
Third Quarter      25.00         25.77         25.15         26.95
Fourth Quarter     25.00         25.10         25.10         25.45


2004              Low Bid      High Bid      Low Ask       High Ask
----              -------      --------      -------       --------

First Quarter     $22.40        $24.43        $22.80        $25.07
Second Quarter     24.01         28.54         24.20         29.60
Third Quarter      24.40         26.40         25.06         26.71
Fourth Quarter     25.00         26.00         25.02         26.80

     Shown below is a table which reflects the dividends paid per share on Ohio Valley's common shares. This disclosure is based on the weighted average number of shares for each year and does not indicate the amount paid on the actual shares outstanding at the end of each quarter. As of December 31, 2005, the number of holders of common shares was 2,096, an increase from 2,026 shareholders at December 31, 2004.

     On November 16, 2004, Ohio Valley's Board of Directors declared a special extra cash dividend of $.16 per share on the outstanding common shares of Ohio Valley stock payable on December 15, 2004 to shareholders of record December 1, 2004. The special dividend was approved so that Ohio Valley's shareholders could share in the successful return on the investment in ProCentury Corp.


Dividends per share      2005        2004
-------------------      ----        ----

First Quarter            $.15        $.14
Second Quarter            .16         .15
Third Quarter             .16         .15
Fourth Quarter
  Normal Dividend         .16         .15
  Special Dividend        ---         .16

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF OPERATIONS

     The purpose of this discussion is to provide an analysis of the Company's financial condition and results of operations which is not otherwise apparent from the audited consolidated financial statements included in this report. The accompanying consolidated financial information has been prepared by management in conformity with U.S. generally accepted accounting principles ("US GAAP") and is consistent with that reported in the consolidated statements. Reference should be made to those statements and the selected financial data presented elsewhere in this report for an understanding of the following tables and related discussion. All dollars are reported in thousands, except share and per share data.

RESULTS OF OPERATIONS:

SUMMARY
     The Company generated net income of $7,017 for 2005, a decrease of 16.3% from 2004. Net income was up 29.5% in 2004. Net income per share was $1.64 for 2005, a decrease of 15.0% from 2004. Net income per share was up 29.5% in 2004. The decrease in net income and earnings per share for 2005 was primarily due to the Company's sale of its minority interest in an insurance investment in ProCentury Corp. [Nasdaq: PROS] in the second quarter of 2004. This second quarter sale resulted in an after-tax gain of $1,625 or $.37 per share that was included in the year-to-date earnings of 2004. Excluding the sale of ProCentury Corp, net income for 2005 was up $261 or 3.9% from 2004 and net income per share was up $0.08 or 5.1% from 2004.

     Asset growth for 2005 was $20,599 or 2.8% resulting in total assets at year-end of $749,719. The Company's return on assets ("ROA") was .97% for 2005 compared to 1.16% in 2004 and .93% in 2003. Return on equity ("ROE") was 12.18% for 2005 compared to 15.02% in 2004 and 12.43% in 2003.

NET INTEREST INCOME
     The most significant portion of the Company's revenue, net interest income, results from properly managing the spread between interest income on earning assets (i.e., loans and investments) and interest expense incurred on interest-bearing liabilities (i.e., deposits and borrowings). Net interest income is affected by changes in both the average volume and mix of the balance sheet and the level of interest rates for financial instruments. Changes in net interest income are measured by net interest margin and net interest spread. Net interest margin is expressed as net interest income divided by average interest-earning assets. Net interest spread is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. Both of these are reported on a tax equivalent basis. Net interest margin is greater than net interest spread due to the interest earned on interest-earning assets funded from noninterest bearing funding sources, primarily demand deposits and shareholders' equity. Following is a discussion of changes in interest-earning assets, interest-bearing liabilities and the associated impact on interest income and interest expense for the three years ending December 31, 2005. Tables I and II have been prepared to summarize the significant changes outlined in this analysis.

     Net interest income on a fully tax equivalent basis (FTE) increased $547 in 2005, an increase of 2.0% compared to the $27,603 earned in 2004. The increase was primarily attributable to a higher level of interest-earning assets (primarily from growth in loans) and a higher net interest margin (primarily from continued short-term rate increases as well as growth in non-interest bearing funding sources). Net interest income (FTE) decreased $228 in 2004, a decrease of .8% compared to the $27,831 earned in 2003. The decrease in net interest income for 2004 was attributable to a decrease in the net interest margin (primarily from a record low rate environment for most of 2004) which completely offset the benefits of higher earning assets.

     For 2005, average earning assets grew $3,378 or .5% as compared to growth of $29,007 or 3.1% in 2004. Driving this continued growth in earning assets was the increase in average loan balances. Average total loans expanded $9,339 or 1.6% for 2005 and finished with a higher percentage of loans to earning assets at 87.5% as compared to 2004. This compares to average loan growth of $30,152 or 5.4% with loans representing 86.6% of earning assets for 2004. Average securities represent the next highest portion of earning assets, finishing at 12.2% of earning assets for 2005 and 12.6% for 2004. Management continues to focus on generating loan growth as this portion of earning assets provides the greatest return to the Company. Management maintains securities at a dollar level adequate enough to provide liquidity and cover pledging requirements.

     Average interest-bearing liabilities decreased .4% between 2004 and 2005 and increased 3.5% between 2003 and 2004. The decline in funding sources from average interest-bearing liabilities during 2005 was offset by growth in non-interest bearing funding sources such as demand deposits and shareholders' equity. Interest-bearing liabilities in 2005 were comprised mostly of time deposits and NOW accounts, which together represented 71.6% of total interest-bearing  liabilities,  up from  71.3% in 2004 and 69.9% in 2003.  Other borrowed money represents the next highest portion of interest-bearing liabilities, finishing at 15.7% of interest-bearing liabilities for 2005, 16.3% for 2004 and 17.6% for 2003. This shift in composition from 2003 to 2005 in growing time deposits and NOW accounts offset by lower borrowings serves as a cost effective contribution to the net interest margin. The average cost of both time deposits and NOW accounts in 2005 was 3.0% compared to the much higher average cost of other borrowed money at 4.89%, a 189 basis point savings.

     The net interest margin increased .06% to 4.11% in 2005 from 4.05% in 2004. This is compared to a .22% decrease in the net interest margin in 2004. Contributing to the increase in net interest margin in 2005 was a .07% increase in interest free funds (i.e. demand deposits, shareholders' equity) from .36% in 2004 to .43% in 2005. The impact from interest free funds was partially offset by a decrease in the net interest rate spread on interest sensitive assets and liabilities of .01%, with higher asset yields of .34% being completely offset by higher funding costs of .35%. Contributing to the increase in yield on earning assets was an increase in the return on average loans of .36% from 2004. Total interest expense increased 12.3% from 2004 due to the costs of NOW accounts increasing .46%, the cost of time deposits increasing .30% and the cost of borrowings increasing .18%, all impacted by a sustained rising rate environment during 2005. In summary, the .07% increase in the contribution of interest free funding sources partially offset by the .01% decrease in the net interest rate spread yielded the .06% increase in the net interest margin for 2005. The 2004 decrease in net interest margin of .22% was from a .02% decrease in interest free funds combined with a .20% decrease in the net interest spread, with lower asset yields of .55% being offset by lower funding costs of .35%.

     In 2006, the Company will continue to target loan growth in the core market areas of southeastern Ohio as well as the growing West Virginia markets. Since the balance sheet is structured to limit exposure to interest rate risk and management is focused on profitable loan growth, the net interest margin should remain relatively stable in 2006. The combination of expected earning asset growth with a stable net interest margin will enhance net interest income growth for 2006.

NONINTEREST INCOME AND EXPENSE
     Total noninterest income decreased $2,470 or 30.9% in 2005 as compared to 2004. Contributing most to the decrease in noninterest income was the sale of the Company's interest in ProCentury Corp., a Columbus-based property and casualty insurer, on April 26, 2004. The sale of stock ownership in ProCentury Corp., which was part of an initial public offering, resulted in gross income to noninterest income of $2,463. For additional information on the ProCentury Corp. transaction, please refer to Note R of the Company's consolidated financial statements under the caption "Gain on Sale of ProCentury". For 2005, the Company experienced growth in interchange fees on debit and credit cards, which were up $87 or 21.2% over 2004. Furthermore, with long-term interest rates not as sensitive to the rise in rates during 2005, the Company took additional opportunities to sell long-term fixed rate real estate loans to the secondary market. The Company sold 47 loans to the secondary market in 2005 as compared to 18 loans in 2004. This yielded an increase in income on sale of loans of $57 or 90.5% over 2004. Offsetting these increases in noninterest income was a decrease in the Company's service charge on deposit accounts income, which was down $222 or 6.7% from 2004. This was primarily from overdraft fees which decreased $167 or 6.8% from 2004 as a result of overdraft volume being down in 2005. In addition, service charge fees were down $36 or 9.5% from 2004 in large part to the growth in number of service charge free checking accounts in 2005, which was part of the Company's strategy to attract new customers. In 2004, total noninterest income increased $2,010 or 33.6% over 2003 in large part to the sale of ProCentury Corp. which contributed gross income of $2,463 to noninterest earnings. Partially offsetting the ProCentury Corp. sale was a decline in the gain on sale of loans of $381 or 85.8% due to a decline in mortgage refinancing volume as mortgage rates rose during 2004.

     Total noninterest expense increased $433 or 2.1% in 2005 and $1,109 or 5.6% in 2004. The most significant expense in this category is salary and employee benefits which increased $245 or 1.9% from 2004 to 2005. Contributing most to this increase were annual merit increases and rising benefit costs. During 2005, the Company's full-time equivalent employee base decreased from 270 employees at year-end 2004 to 265 employees at year-end 2005, partially offsetting the increases in salaries and employee benefits. Salaries and employee benefits expense also increased $1,021 or 8.8% from 2003 to 2004 due to annual merit increases, rising benefit costs and increases to incentive compensation plans in relation to the successful growth in earnings experienced in 2004. However, during 2004, the Company experienced a higher full-time equivalent employee base, increasing from 262 employees at year-end 2003 to 270 employees at year-end 2004, which contributed to the overall increase in salaries and employee benefits. Occupancy and furniture and equipment expenses were relatively stable during 2005, increasing just $22 or .9% as there were no new material facility upgrades. In 2004, occupancy and furniture and equipment expenses were up $154 or 6.6% driven by depreciation on the Company's various investments in facility upgrades (Milton, West Virginia office), operating system upgrades (AS400), as well as newer "up-to-date" personal computer systems to help improve employee and network efficiency. Corporation franchise tax increased $57 or 9.3% in 2005 and $25 or 4.2% in 2004 due to capital growth at the Bank level for both periods. During 2005, data processing expenses increased $129 or 25.6% primarily from the volume increase in the Company's debit/credit card and ATM transactions. Data processing expenses decreased $50 or 9.0% in 2004 largely due to the negotiation of lower data processing fees on debit and credit cards. Other noninterest expenses were down by $20 or .4% in 2005. Included in this decrease were lower legal expenses incurred in 2005, decreasing $113 or 52.8% from 2004. This was primarily due to the recovery of $89 in legal costs associated with a large commercial loan that had been paid prior to 2005. The Company was also able to lower its check clearing expenses by $108 or 87.6% in 2005 by initiating a strategy of using a correspondent deposit account that applied compensating balance credits to help offset most of the monthly check clearing charges. Partially offsetting these decreases in noninterest expense was an increase to accounting fees of $175 related to the costs of complying with the internal control and other requirements of the Sarbanes-Oxley Act of 2002. During 2004, the Company's other noninterest expense decreased $41 or .9%. The Company's efficiency ratio for 2005 was up 4.75% finishing at 63.5% as compared to 58.7% in 2004, largely due to the gain on sale of ProCentury Corp. that is included in 2004's noninterest earnings. Excluding ProCentury Corp., the Company's efficiency ratio was up just ..4% with the Company's noninterest expense slightly outpacing the growth in revenue sources (net interest income and noninterest income). The efficiency ratio for the fiscal year ended 2004 finished at 58.7% as compared to 58.5% in 2003.

FINANCIAL CONDITION:

SECURITIES
     Management's goal in structuring the Company's investment portfolio is to maintain a prudent level of liquidity while providing an acceptable rate of return without sacrificing asset quality. Maturing securities have historically provided sufficient liquidity such that management has not sold a debt security in several years.

     The balance of total securities decreased $2,036 or 2.4% as compared to 2004 with the ratio of securities to total assets also decreasing to 11.2% at December 31, 2005 compared to 11.8% at December 31, 2004. This trend of lower security investments was driven by a decrease in U.S.

government agency securities of $1,920 or 9.6% as compared to year-end 2004. The Company's demand for U.S. government agency securities has primarily been to satisfy pledging requirements for repurchase agreements and public fund deposits. In 2005, the Company's repurchase agreements decreased 26.9%, reducing the need to secure these balances and producing the runoff in U.S. government agency securities. Mortgage-backed securities decreased $501 or 1.0% as compared to year-end 2004. Mortgage-backed securities continue to make up the largest portion of the Company's investment portfolio, totaling $48,230, or 57.3% of total investments at year-end 2005 as compared to 56.6% at year-end 2004. Mortgage-backed securities provide increased cash flows due to the more rapid repayment of principal as compared to other types of investment securities which deliver proceeds upon maturity or call date. While short-term rates were on the rise during 2005, long-term reinvestment rates on debt securities were not as responsive, producing lower returns in 2005 as compared to 2004. The weighted average FTE yield on debt securities at year-end 2005 was 4.28% as compared to 4.53% at year-end 2004. Table III provides a summary of the portfolio by category and remaining contractual maturity. Equity securities with no stated maturity date are not included in Table III. While the Company's focus is to generate interest revenue primarily through loan growth, management will continue to invest excess funds in securities when opportunities arise.

LOANS
     In 2005, total loans increased $16,958 or 2.8% to reach $617,532 in large part to a strong period of seasonally high loan demand from July through December 2005. During this second half period of 2005, total loan balances grew $23,228 or 3.9% as compared to loan balances decreasing $6,270 or 1.0% during the first six months of 2005. The largest contributor was commercial loans which experienced growth of $10,478 or 4.6% from 2004. The general demand for commercial loans initially decreased by $5,111 or 2.3% during the first half of 2005, with several loan payoffs from commercial business customers during this period due to a challenged economy, especially in Ohio. Seasonal loan demand and an increased volume of business opportunities caused commercial loan balances to increase in the second half of 2005, resulting in a $15,589 or 7.1% growth in loan balances during this period. During 2005, the commercial loan area originated over $93,000 in loans. Approximately 58.4% of these loans were originated in Gallia, Jackson, Pike and Franklin counties in Ohio and 22.6% were originated from the growing West Virginia markets. The composition of market originations has shifted more into West Virginia in 2005 when considering that in 2004, Ohio loan originations were 73.5% and West Virginia loan originations were 9.5% of the total commercial loan originations. Commercial loan volume for 2006 will continue to be dependent upon economic conditions as well as general demand for loans in the Company's market area.

     In 2005, real estate loans increased $7,774 or 3.4% to reach $235,008. Throughout the first half of 2005, consumer demand for real estate loans had been slowed by the heavy volume of refinancing at record low interest rates for 2003 and part of 2004 causing real estate balances to decrease $526 or .2% during this six-month period. However, real estate loan demand steadily increased throughout the second half of 2005 due to the continuation of lower mortgage rates as well as the seasonal volume typical for this time period. Furthermore, based on the Company's interest rate risk profile, management felt comfortable keeping a portion of its fixed rate mortgages originated during 2005 for the loan portfolio. As a result, fixed rate loan balances grew $7,468 from year-end 2004, driving the total growth in real estate loans for 2005. The Company continues to sell some fixed rate mortgages to the secondary market and has sold $4,798 in loans during 2005. The remaining real estate loan portfolio balances increased primarily from the Company's variable rate real estate loan products (1 year ARM).

     The Company's consumer loans decreased $1,150 or .8% finishing at $145,815 at year-end 2005. The drop in consumer loans came primarily from originations in automobile lending (both direct and indirect) which were below 2004's results by $8,194 or 10.5%. While the automobile lending segment continues to represent the largest portion of the Company's consumer loan portfolio, management's emphasis on profitable loan growth contributed to a decline in loan volume within this area. Furthermore, the rising rate environment of 2005 and continued competition with alternative methods of financing, such as captive finance companies which continue to offer low interest rate loans, challenged automobile loan growth during the fiscal year of 2005. Partially offsetting the automobile segment decline were increases in the Company's mobile home loans of $2,651 or 32.8%, coming primarily from the West Virginia markets of Cabell and Kanawha counties. Also, in the third quarter of 2005, the Company initiated an instant loan check solicitation to its customers which generated approximately 483 originations and grew consumer loan balances by $2,321 from year-end 2004. Furthermore, consumer and home equity capital line balances have collectively grown $655 or 3.4% from year-end 2004.

     For 2006, the Company will continue to engage in sound underwriting practices within its loan portfolio without sacrificing asset quality and avoiding exposure to unnecessary risk that could weaken the portfolio.

     Tables IV, V, and VI have been provided to enhance the understanding of the loan portfolio and the allowance for potential loan losses. Management evaluates the adequacy of the allowance for loan losses quarterly based on several factors including, but not limited to, local economic conditions, loan portfolio composition and loan loss experience. Actual losses on loans are reflected as reductions in the reserve and are referred to as charge-offs. The amount of the provision for loan losses charged to operating expenses is the amount necessary, in management's opinion, to maintain the allowance for loan losses at an adequate level. The allowance required is primarily a function of the relative quality of the loans in the loan portfolio, the mix of loans in the portfolio and the rate of growth of outstanding loans.

     The ratio of net charge-offs to average total loans for the year ending 2005 was .31%, down from .47% for the year ending 2004, due mostly to the $949 or 70.6% decrease in net charge-offs within the commercial ($722) and real estate ($227) loan portfolios. This decrease in net charge-offs is related to the Company's improved nonperforming loan status as well as the strong emphasis management continues to place on asset quality within the Company's loan portfolio. Nonperforming loans, which include nonaccrual loans and accruing loans past due 90 days or more, are returned to performing status when the loan is brought current and has performed in accordance with contractual terms. Nonperforming loans were approximately $2,557 at December 31, 2005 compared to $3,020 at the end of 2004. As a result, the Company's nonperforming loans as a percentage of total loans improved to .41% at year-end 2005 as compared to .50% at year-end 2004. Nonperforming assets to total assets also decreased to .62% at December 31, 2005 as compared to .69% at year-end 2004. Nonperforming assets still included a single OREO property representing .25% of total assets at December 31, 2005.

     For 2005, provision expense was down $556 or 23.6% compared to the provision expense for 2004. This decrease in provision expense was largely associated with the decrease in net charge-offs as a percent of average total loans as well as a decline in both nonperforming loans and expected losses. At December 31, 2005, the allowance for loan losses totaled $7,133, or 1.16% of total loans, down $44 from December 31, 2004 when the allowance was 1.20% of total loans. The allowance as a percent of total loans in 2005 decreased due to the perceived lower portfolio risk resulting from the decline in nonperforming loans and improved asset quality which contributed to less general allocations to the portfolio. Based on this quarterly evaluation, management feels the allowance is adequate to absorb probable incurred losses in the portfolio based on collateral values as well as a high relative volume of real estate mortgages.

DEPOSITS
     Interest-earning assets are funded primarily by core deposits. Table VII shows the composition of total deposits as of December 31, 2005. Total deposits grew $27,713 or 5.2% to reach $562,866 by year-end 2005, primarily due to increases in time deposits and noninterest bearing demand deposits. The Company's time deposits increased $19,049 or 6.2% over 2004 largely from an increase in retail CD balances of $25,226 partially offset by a decrease in the Company's brokered CD and network CD issuances of $5,684 from year-end 2004. As interest rates continued to rise in 2005, wholesale funding rates from brokered and network CD deposits were increasing at a faster pace than retail rates on CD deposits. The weighted average cost for these wholesale CD issuances in 2005 was 3.67%, up 42 basis points from 2004 while the weighted average cost for retail CD issuances was 3.26%, up 26 basis points as compared to 2004. The net increase in CD balances as a result of the shift of emphasis back to retail funding was used to fund loan originations in 2005. This shift back to more traditional funding also contributed to an increase in the Company's money market deposit balances, which were up $13,324 to finish at $22,347 at year-end 2005 as compared to $9,023 at year-end 2004. This increase was from the Company's new Market Watch money market account product, which generated $16,493 in new deposit balances from year-end 2004. Introduced in August 2005, the Market Watch product is a limited transaction investment account with tiered rates that will compete with current market rate offerings as well as other banking benefits. The success of the Company's new Market Watch product was responsible for a deposit balance shift from its interest-bearing demand deposits, causing a decrease in NOW accounts of $15,403 or 13.9%. This was primarily from decreases in the Company's Gold Club and Shareholder Gold NOW products that totaled $13,362 or 21.0%, collectively. Also expanding total deposits for 2005 were the Company's interest-free funding source, noninterest bearing demand deposits, which increased $12,625 or 18.1% during 2005. This growth came mostly from business and senior checking account balances which were collectively up $8,376 or 17.5% as compared to year-end 2004. The Company also continued to promote free checking products to its customers during 2005, which increased from 2004 by $2,079 or 83.4%.

FUNDS BORROWED
     During 2005, the Company's total borrowings, consisting of securities sold under agreements to repurchase ("repurchase agreements") and other borrowed funds, decreased to $105,243 at December 31, 2005 compared to $116,303 at December 31, 2004. The Company's other borrowed funds remained relatively stable, decreasing $377 or .5% from year-end 2004. Other borrowed funds consist primarily of Federal Home Loan Bank (FHLB) advances and promissory notes. FHLB advances are subject to collateral agreements and are secured by qualifying first mortgage loans and FHLB stock. FHLB borrowings were able to remain level in 2005 due to the Company's asset growth being funded primarily by its growth in retail deposits. Management will continue to evaluate borrowings from the FHLB as an alternative funding source in 2006. Promissory notes are primarily associated with funding loans at Loan Central and were issued with various terms through a final maturity date of 2008. A further decrease in total borrowings was experienced with the Company's repurchase agreements being down by $10,683 or 26.9% largely due to seasonal fluctuations with a large commercial account.

OFF-BALANCE SHEET ARRANGEMENTS
     The disclosures required for off-balance sheet arrangements are discussed in Note I and Note K of the Notes to the Company's Consolidated Financial Statements for the fiscal year ended December 31, 2005.

CAPITAL  RESOURCES
     The Company maintains a capital level that exceeds regulatory requirements as a margin of safety for its depositors and shareholders. Shareholders' equity totaled $59,271 at December 31, 2005, compared to $56,579 at December 31, 2004, which represents growth of 4.8%. All of the capital ratios exceeded the regulatory minimum guidelines as identified in Note P "Regulatory Matters" of the Notes to the Company's Consolidated Financial Statements for the fiscal year ended December 31, 2005.

     Cash dividends paid of $2,705 for 2005 represents a 17.0% decrease in the cash dividends paid during 2004. The key factor for the decrease in cash dividends paid is due to the special "ProCentury" dividend paid in the fourth quarter of 2004 totaling $.16 per share which increased the number of dividend distributions to five as compared to four distributions in 2004. Management deemed the special dividend appropriate to allow shareholders to participate in the successful return on their Company's investment in ProCentury Corp. which was liquidated in the second quarter of 2004 and contributed an after-tax gain of $1,625 or $.37 cents per share. Excluding this special dividend of 2004, cash dividends paid in 2005 represent an increase of 6.7% over the cash dividends paid in 2004, due in part to an increase in the dividend rate paid per share in 2005.

     The Company maintains a dividend reinvestment and stock purchase plan. The plan allows shareholders to purchase additional shares of company stock. A benefit of the plan is to permit the shareholders to reinvest cash dividends as well as make supplemental purchases without the usual payment of brokerage commissions. During 2005, shareholders invested more than $1,351 through the dividend reinvestment and stock purchase plan. These proceeds resulted in the issuance of 4,978 new shares and the acquisition of 43,867 existing shares through open market purchases for a total of 48,845 shares. At December 31, 2005, approximately 79% of the shareholders were enrolled in the dividend reinvestment plan. Shareholders' reinvestment of dividends and supplemental purchases in 2005 represented 49.9% of year-to-date dividends paid. In addition, as part of the Company's stock repurchase program in 2005, management purchased 37,653 shares in the open market. The current stock repurchase program limits the number of shares to be repurchased to 175,000 shares. At December 31, 2005, the Company could repurchase an additional 149,110 shares under the existing share repurchase program which will expire on February 16, 2006.

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

     The Company's Asset Liability Committee monitors and manages IRR within Board approved policy limits. The current IRR policy limits anticipated changes in net interest income over a 12 month horizon to plus or minus 10% of the base net interest income assuming a parallel rate shock of up 100, 200 and 300 basis points and down 100 basis points. Based on the current interest rate environment, management did not test interest rates down 300 basis points.

     The estimated change in net interest income reflects minimal interest rate risk exposure and is well within the policy guidelines established by the Board. At December 31, 2005, the Company's analysis of net interest income reflects a modest liability sensitive position in a rising rate environment. Based on current assumptions, an instantaneous increase in interest rates would negatively impact net interest income primarily due to variable rate loans reaching their annual interest rate cap or potentially their lifetime interest rate cap. Furthermore, in a rising rate environment the prepayment amounts on loans and mortgage-backed securities slows down, producing less cash flow to reinvest at higher interest rates. In an instantaneous decrease in interest rates, the analysis also produces a decline in net interest income. In a decreasing rate environment, prepayment amounts on earning assets speed up producing more cash flow to reinvest at lower interest rates. Since interest-bearing liabilities do not demonstrate the optionality characteristics of earning assets, the change in interest expense is linear as interest rates move. As compared to December 31, 2004, the Company's interest rate risk profile remained relatively stable.

     Liquidity management should focus on matching the cash inflows and outflows within the Company's natural market for loans and deposits. This goal is accomplished by maintaining sufficient asset liquidity along with stable core deposits. The primary sources of liquidity are interest-bearing balances with banks, federal funds sold and the maturity and repayment of investments and loans as well as cash flows provided from operations. The Company has classified $72,025 in securities as available for sale at December 31, 2005. In addition, the Federal Home Loan Bank in Cincinnati offers advances to the Bank which further enhances the Bank's ability to meet liquidity demands. At December 31, 2005, the Bank could borrow an additional $61,000 from the Federal Home Loan Bank. The Bank also has the ability to purchase federal funds from several of its correspondent banks. See the consolidated statement of cash flows for further cash flow information. Management does not rely on any single source of liquidity and monitors the level of liquidity based on many factors affecting the Company's financial condition.

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

     To arrive at the amount required for the specific allocation component, the Company evaluates loans for which a loss may be incurred either in part or whole. To achieve this task, the Company has created a quarterly report ("Watchlist") which lists the loans from each loan portfolio that management deems to be potential credit risks. The criteria to be placed on this report are: past due 60 or more days, nonaccrual and loans management has determined to be potential problem loans. These loans are reviewed and analyzed for potential loss by the Large Loan Review Committee which consists of the President of the Company and members of senior management with lending authority. The function of the Committee is to review and analyze large borrowers for credit risk, scrutinize the Watchlist and evaluate the adequacy of the allowance for loan losses and other credit related issues. The Committee has established a grading system to evaluate the credit risk of each commercial borrower on a scale of 1 (least risk) to 10 (greatest risk). After the Committee evaluates each relationship listed in the report, a specific loss allocation may be assessed. The specific allocation is currently made up of amounts allocated to the commercial loan portfolio.

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

     The second component (general allowance) consists of the total loan portfolio balances minus loan balances already reviewed (specific allocation). The Large Loan Review Committee evaluates credit analysis reports that provide management with a "snapshot" of information on borrowers with larger-balance loans (aggregate balances of $1,000 or greater), including loan grades, collateral values, etc. A list is prepared and updated quarterly that allows management to monitor this group of borrowers. Therefore only small balance commercial loans and homogeneous loans (consumer and real estate loans) have not been specifically reviewed to determine minor delinquencies, current collateral values and present credit risk. The Company utilizes actual historic loss experience as a factor to calculate the probable losses for this component of the allowance for loan losses. This risk factor reflects an actual 1 year or 3 year performance evaluation of credit losses per loan portfolio, whichever is greater. The risk factor is achieved by taking the average net charge off per loan portfolio for the last 12 or 36 consecutive months, whichever is greater, and dividing it by the average loan balance for each loan portfolio over the same time period. The Company believes that by using the greater of the 12 or 36 month average loss risk factor, the estimated allowance will more accurately reflect current probable losses.

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

CONCENTRATIONS OF CREDIT
     The Company maintains a diversified credit portfolio, with commercial loans currently comprising the most significant portion. Credit risk is primarily subject to loans made to businesses and individuals in central and southeastern Ohio as well as western West Virginia. Management believes this risk to be general in nature, as there are no material concentrations of loans to any industry or consumer group. To the extent possible, the Company diversifies its loan portfolio to limit credit risk by avoiding industry concentrations.

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

CONSOLIDATED AVERAGE BALANCE SHEET & ANALYSIS OF NET INTEREST INCOME

Table I
                                                                        December 31
                                   ------------------------------------------------------------------------------------
                                              2005                         2004                         2003
(dollars in thousands)             --------------------------   --------------------------   --------------------------
                                   Average    Income/  Yield/   Average    Income/  Yield/   Average    Income/  Yield/
                                   Balance    Expense   Rate    Balance    Expense   Rate    Balance    Expense   Rate
                                   -------    -------   ----    -------    -------   ----    -------    -------   ----
ASSETS
------
Interest-earning assets:
  Interest-bearing balances        $    636  $     15   2.33%   $    879   $     7    .79%    $ 1,360   $     8    .61%
    with banks
  Federal funds sold                  1,256        39   3.14       4,708        55   1.17       5,842        63   1.07
  Securities:
    Taxable                          71,602     2,921   4.08      73,046     3,055   4.18      71,361     2,942   4.12
    Tax exempt                       11,851       691   5.83      12,673       809   6.38      13,888       996   7.17
  Loans                             599,345    42,621   7.11     590,006    39,823   6.75     559,854    41,467   7.41
                                   --------   -------  -----    --------   -------  -----    --------   -------  -----
    Total interest-
      earning assets                684,690    46,287   6.76%    681,312    43,749   6.42%    652,305    45,476   6.97%

Noninterest-earning assets:
  Cash and due from banks            15,420                       15,809                       15,797
  Other nonearning assets            33,687                       32,779                       32,515
  Allowance for loan losses          (7,308)                      (7,619)                      (7,420)
                                   --------                     --------                     --------
    Total noninterest-
      earning assets                 41,799                       40,969                       40,892
                                   --------                     --------                     --------
        Total assets               $726,489                     $722,281                     $693,197
                                   ========                     ========                     ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
  NOW accounts                    $110,626      2,252   2.04%   $112,546     1,783   1.58%   $110,648    1,858   1.68%
  Savings and Money Market          50,363        503   1.00      48,574       318    .65      48,050      386    .80
  Time deposits                    311,268     10,218   3.28     309,744     9,225   2.98     289,399   10,078   3.48
  Repurchase agreements             24,694        641   2.60      24,743       278   1.12      23,396      204    .87
  Other borrowed money              92,520      4,523   4.89      96,361     4,542   4.71     100,590    5,119   5.09
                                  --------    -------  -----    --------   -------  -----    --------   -------  -----
    Total interest-
      bearing liabilities          589,471     18,137   3.08%    591,968    16,146   2.73%    572,083   17,645   3.08%

Noninterest-bearing liabilities:
  Demand deposit accounts           70,473                        66,298                       61,579
  Other liabilities                  8,925                         8,227                        7,461
                                  --------                      --------                     --------
    Total noninterest-
      bearing liabilities           79,398                        74,525                       69,040

  Shareholders' equity              57,620                        55,788                       52,074
                                   --------                     --------                     --------
    Total liabilities and
      shareholders' equity         $726,489                     $722,281                     $693,197
                                   ========                     ========                     ========

Net interest earnings                         $28,150                      $27,603                      $27,831
                                              =======                      =======                      =======
Net interest earnings as a percent
  of interest-earning assets                           4.11%                        4.05%                        4.27%
                                                       -----                        -----                        -----
Net interest rate spread                               3.68%                        3.69%                        3.89%
                                                       -----                        -----                        -----
Average interest-bearing liabilities
  to average earning assets                            86.09%                       86.89%                       87.70%
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

RATE VOLUME ANALYSIS OF CHANGES IN INTEREST INCOME & EXPENSE

Table II
                                                 2005                                   2004
                                      -----------------------------          ----------------------------
(dollars in thousands)                     Increase (Decrease)                    Increase (Decrease)
                                        From Previous Year Due to              From Previous Year Due to
                                      -----------------------------          ----------------------------
                                      Volume    Yield/Rate    Total          Volume   Yield/Rate    Total
                                      ------    ----------    -----          ------   ----------    -----
INTEREST INCOME
---------------
Interest-bearing balances
  with banks                        $    (2)     $    10    $     8         $    (3)     $     2    $    (1)
Federal funds sold                      (61)          45        (16)            (13)           5         (8)
Securities:
  Taxable                               (59)         (75)      (134)             70           43        113
  Tax exempt                            (51)         (67)      (118)            (83)        (104)      (187)
Loans                                   638        2,160      2,798           2,159       (3,803)    (1,644)
                                    -------      -------    -------         -------      -------    -------
    Total interest income               465        2,073      2,538           2,130       (3,857)    (1,727)

INTEREST EXPENSE
----------------
NOW accounts                            (31)         500        469              32         (107)       (75)
Savings and Money Market                 12          173        185               4          (72)       (68)
Time deposits                            46          947        993             675       (1,528)      (853)
Repurchase agreements                    (1)         364        363              12           62         74
Other borrowed money                   (184)         165        (19)           (209)        (368)      (577)
                                    -------      -------    -------         -------      -------    -------
    Total interest expense             (158)       2,149      1,991             514       (2,013)    (1,499)
                                    -------      -------    -------         -------      -------    -------
Net interest earnings               $   623      $   (76)   $   547         $ 1,616      $(1,844)   $  (228)
                                    =======      =======    =======         =======      =======    =======

The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each. Fully taxable equivalent yield assumes a 34% tax rate, net of related nondeductible interest expense.

SECURITIES

Table III
                                                                      MATURING
                                   ---------------------------------------------------------------------------
As of December 31, 2005                Within           After One but       After Five but
(dollars in thousands)                One Year        Within Five Years    Within Ten Years    After Ten Years
                                      --------        -----------------    ----------------    ---------------
                                   Amount    Yield     Amount    Yield      Amount   Yield      Amount   Yield
                                   ------    -----     ------    -----      ------   -----      ------   -----
Obligations of U.S. Government
  agency securities               $ 2,988    4.00%    $15,179    4.04%         ---     ---          ---    ---
Obligations of states and
  political subdivisions              175    4.55%      4,836    6.38%     $ 3,272    7.39%      $3,736   3.51%
Mortgage-backed securities            ---     ---      48,229    3.88%           1    8.00%         ---    ---
                                  -------    ----     -------    ----      -------    ----       ------   ----
    Total debt securiities        $ 3,163    4.03%    $68,244    4.09%     $ 3,273    7.39%      $3,736   3.51%
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

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

Table IV                                       Years Ended December 31
(dollars in thousands)                 2005     2004     2003     2002     2001
----------------------                 ----     ----     ----     ----     ----

Commercial loans                     $4,704   $4,657   $4,844   $3,358   $2,467
 Percentage of loans to total loans   38.33%   37.69%   38.58%   36.94%   34.21%

Real estate loans                       623      642      833    1,318    1,177
 Percentage of loans to total loans   38.06%   37.84%   37.94%   40.07%   44.47%

Consumer loans                        1,806    1,878    1,916    2,393    2,607
 Percentage of loans to total loans   23.61%   24.47%   23.48%   22.99%   21.32%

                                     -------  -------  -------  -------  -------
Allowance for Loan Losses            $7,133   $7,177   $7,593   $7,069   $6,251
                                     =======  =======  =======  =======  =======
                                     100.00%  100.00%  100.00%  100.00%  100.00%
                                     =======  =======  =======  =======  =======
Ratio of net charge-offs
 to average loans                       .31%     .47%     .68%     .86%     .56%
                                     =======  =======  =======  =======  =======

     The above allocation is based on estimates and subjective judgments and is not necessarily indicative of the specific amounts or loan categories in which losses may ultimately occur.

SUMMARY OF NONPERFORMING AND PAST DUE LOANS

Table V
(dollars in thousands)                 2005     2004     2003     2002     2001
----------------------                 ----     ----     ----     ----     ----
Impaired loans                       $7,983   $5,573   $1,988   $4,780   $2,621
Past due-90 days or more and
  still accruing                      1,317    1,402      659    1,491    3,013
Nonaccrual                            1,240    1,618    2,655    6,569    3,297
Accruing loans past due 90
  days or more to total loans           .21%     .23%     .12%     .27%     .59%
Nonaccrual loans as a % of
  total loans                           .20%     .27%     .46%    1.17%     .65%
Impaired loans as a % of total loans   1.29%     .93%     .35%     .85%     .52%
Allowance for loans losses as a
  % of total loans                     1.16%    1.20%    1.32%    1.26%    1.23%

     Management believes that the impaired loan disclosures are comparable to the nonperforming loan disclosures except that the impaired loan disclosures do not include single family residential or consumer loans which are analyzed in the aggregate for loan impairment purposes.

     During 2005, the Company recognized $495 of interest income on impaired loans. Individual loans not included above that management feels have loss potential total approximately $2,603. The Company has no assets which are considered to be troubled debt restructings that are not already included in the table above.

     Management formally considers placing a loan on nonaccrual status when collection of principal or interest has become doubtful. Furthermore, a loan should not be returned to the accrual status unless either all delinquent principal or interest has been brought current or the loan becomes well secured and is in the process of collection.

MATURITY AND REPRICING DATA OF LOANS

Table VI

As of December 31, 2005                             Maturing/Repricing
(dollars in thousands)
                               Within       After One but
                              One Year    Within Five Years   After Five Years     Total
                              --------    -----------------   ----------------     -----
Commercial loans and other    $153,151         $ 46,409           $ 37,149        $236,709
Real estate loans               96,919           12,322            125,767         235,008
Consumer loans                  27,050           84,834             33,931         145,815
                              --------         --------           --------        --------
  Total loans                 $277,120         $143,565           $196,847        $617,532
                              ========         ========           ========        ========

Loans maturing or repricing after one year with:
   Variable interest rates    $ 44,584
   Fixed interest rates        295,828
                              --------
   Total                      $340,412
                              ========

DEPOSITS

Table VII                                    as of December 31

(dollars in thousands)
                                     2005           2004           2003
                                     ----           ----           ----
Interest-bearing deposits:
  NOW accounts                     $ 95,498       $110,901       $113,423
  Money Market                       22,347          9,023          8,917
  Savings accounts                   35,126         37,008         37,686
  IRA accounts                       36,779         37,272         38,427
  Certificates of Deposit           290,555        271,013        246,821
                                   --------       --------       --------
                                    480,305        465,217        445,274
Noninterest-bearing deposits:
  Demand deposits                    82,561         69,936         62,235
                                   --------       --------       --------
    Total deposits                 $562,866       $535,153       $507,509
                                   ========       ========       ========

The following table presents the Company's estimated net interest income sensitivity:

INTEREST RATE SENSITIVITY
     Table VIII

   Change in                12/31/05                    12/31/04
 Interest Rates           % Change in                 % Change in
in Basis Points         Net Interest Income         Net Interest Income
---------------         -------------------         -------------------

    +300                      (3.35%)                     (1.07%)
    +200                       (.86%)                      (.42%)
    +100                       (.09%)                      (.11%)
    -100                       (.25%)                       .35%
    -200                       (.45%)                      2.56%

CONTRACTUAL OBLIGATIONS

Table IX

  The following  table presents, as  of December 31, 2005, significant fixed and determinable  contractual  obligations to third parties by payment date. Further discussion of the nature of each  obligation is included in the referenced  note to the consolidated financial statements.
                                                                            Payments Due In
(dollars in thousands)
                                            Note        One Year        One to          Three to          Over
                                         Reference      or Less       Three Years      Five Years      Five Years        Total
                                         ---------      --------      -----------      ----------      ----------      ----------
Deposits without a stated maturity           F          $235,532              ---             ---             ---        $235,532
Consumer and brokered time deposits          F           219,201          $93,449        $ 12,631        $  2,053         327,334
Repurchase agreements                        G            29,070              ---             ---             ---          29,070
Other borrowed funds                         H            34,547           31,462          10,011             153          76,173
Subordinated debentures                      I               ---              ---             ---          13,500          13,500

KEY RATIOS

Table X
                               2005     2004     2003     2002     2001
                               ----     ----     ----     ----     ----
Return on average assets        .97%    1.16%     .93%     .85%     .83%
Return on average equity      12.18%   15.02%   12.43%   11.85%   10.80%
Dividend payout ratio         38.55%   38.89%   38.14%   40.79%   55.84%
Average equity to
  average assets               7.93%    7.72%    7.51%    7.17%    7.68%

DIRECTOR & OFFICER LISTING

OVBC Directors
--------------
Jeffrey E. Smith
Robert H. Eastman
W. Lowell Call
Thomas E. Wiseman
Lannes C. Williamson
Steven B. Chapman
Anna P Barnitz
Brent A. Saunders
Harold A. Howe
Robert E. Daniel
Roger D. Williams

OVBC Officers
-------------
Jeffrey E. Smith
E. Richard Mahan
Larry E. Miller, II
Katrinka V. Hart
Sue Ann Bostic
Mario P. Liberatore
Cherie A. Barr
Sandra L. Edwards
David L. Shaffer
Jennifer L. Osborne
Tom R. Shepherd
Scott W. Shockey
Cindy H. Johnston
Paula W. Clay

Ohio Valley Bank Directors
--------------------------
Jeffrey E. Smith
Robert H. Eastman
W. Lowell Call
Thomas E. Wiseman
Lannes C. Williamson
Harold A. Howe
Steven B. Chapman
Anna P. Barnitz
Barney A. Molnar
Brent A. Saunders
Robert E. Daniel
Roger D. Williams

Directors Emeritus
------------------
Keith R. Brandeberry
James L. Dailey
Merrill L. Evans
Art E. Hartley, Sr.
Charles C. Lanham
C. Leon Saunders
Warren F. Sheets
Wendell B. Thomas

West Virginia Advisory Board
----------------------------
Lannes C. Williamson
Anna P. Barnitz
Mario P. Liberatore
Charles C. Lanham
Richard L. Handley
Gregory K. Hartley
Trenton M. Stover
R. Raymond Yauger
John C. Musgrave
Stephen L. Johnson
Barney A. Molnar
E. Allen Bell
John A. Myers

Ohio Valley Bank Officers
-------------------------
Jeffrey E. Smith       President & Chief Executive Officer
E. Richard Mahan       Executive Vice President & Secretary
Larry E. Miller, II    Executive Vice President & Treasurer
Katrinka V. Hart       Executive Vice President & Risk Management

Senior Vice Presidents
Sue Ann Bostic         Administrative Services Group
Mario P. Liberatore    West Virginia Bank Group
Sandra L. Edwards      Financial Bank Group
David L. Shaffer       Commercial Bank Group
Jennifer L. Osborne    Retail Lending Group
Tom R. Shepherd        Retail Deposit Group
Scott W. Shockey       Chief Financial Officer

Vice Presidents
Patricia L. Davis      Research & Technical Applications
Richard D. Scott       Trust
Bryan W. Martin        Facilities & Technical Services
Patrick H. Tackett     Western Division Branch Administrator
Molly K. Tarbett       Loss Prevention Manager
Marilyn E. Kearns      Director of Human Resources

Assistant Vice Presidents
Robert T. Hennesy      Indirect Lending Manager
Philip E. Miller       Region Manager Franklin County
Rick A. Swain          Region Manager Pike County
Judith K. Hall         Training and Educational Development
Melissa P. Mason       Trust Officer
Diana L. Parks         Internal Auditor
Christopher S. Petro   Comptroller
Linda L. Plymale       Transit Officer
Kimberly R. Williams   Systems Officer
Deborah A. Carhart     Shareholder Relations
Gregory A. Phillips    I-64 Retail Lending Manager
Pamela D. Edwards      Commercial Loan Operations
Paula W. Clay          Assistant Secretary
Cindy H. Johnston      Assistant Secretary
Chris L. Preston       Regional Branch Administration I-64
Angela G. King         Regional Branch Administrator Gallia/Meigs

Assistant Cashiers
Brenda G. Henson       Manager Customer Service
Kyla R. Carpenter      Marketing Officer
Richard P. Speirs      Maintenance Technical Supervisor
Stephanie L. Stover    Retail Lending Operations Manager
Bryna S. Butler        Corporate Communications
Raymond G. Polcyn      Retail Lending Manager for Gallia-Meigs SuperBanks
Toby M. Mannering      Collections Manager
Tyrone J. Thomas       Assistant  Manager Franklin County Region
Frank W. Davison       AS/400 Administrator
Allen W. Elliott       Assistant Manager Indirect Lending
Tamela D. LeMaster     Regional Branch Manager I-64
Michael D. Hart        Security Officer
William T. Johnson     Internal Control Coordinator
David K. Nadler        Credit and Financial Analyst
Joe J. Wyant           Region Manager Jackson County

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

VITAL STATISTICS

> Record earnings for 13 consecutive years

> Just under $750 million in assets

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

The Company also has minority holdings in ProAlliance.

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

HEADLINES IN 2005

Tom Wiseman Appointed Lead Director

Harold Howe Joins OVBC Board

Olive Street Annex Open for Operation

OVBC Declares 25% Stock Split and
Increases Cash Dividend Rate

OVB Welcomes New Directors Bob Daniel
and Roger Williams

Marilyn Kearns promoted to VP; David
Nadler, Mike Hart, and Todd Johnson
promoted to Assistant Cashier

Rio Grande OVB Gets New Drive-Thru ATM

OVB Assistant VPs Deb Carhart and Rick
Swain Graduate Bank Leadership Institute

OVB Approves 8,000 Square Foot Jackson
Expansion Project

OVB Matches Employee Donation for
Hurricane Relief

OVB Executive VP Larry Miller Earns High
Honors from Graduate School of Banking

Lawrence County Treasurer Unveils New
Tax Payment Program at OVB

OVB Names Jackson Native Joe Wyant as
New Officer