Form 10-K, Exhibit 13
period 2006-12-31
OHIO VALLEY BANC CORP
filed 2007-03-16
CIK 894671

Message from Management

Dear Fellow Shareholders and Friends,

March 15, 2007

In my nearly thirty-five years as an Ohio Valley banker, 2006 was one of only three years in which our company reported a decrease in annual earnings. It is no pleasure to report to you that our company's net earnings for 2006 decreased 23.1% and earnings per share were down 22.6%. Nor does it please me to report that our company increased its provision for loan loss expense by $3.8 million due to higher non-performing loans and charge-offs and that our ratio of net chargeoffs to average loans increased from .31% to .54%.

However, what does please me is that last year, in one of the more challenging banking environments, in one of the more challenging economies, and one of the most challenging locations, the Midwest, the more than 250 people who work for our company:

o Earned nearly $5.4 million,
o Increased the dividend to our shareholders more than 5% per share,
o Increased our total assets to more than three quarters of a billion dollars,
o Increased noninterest income by $308 thousand,
o Opened a beautiful new office in Jackson, Ohio, and
o Decreased non interest expense by $160 thousand, improving our efficiency ratio to 61.2%.

The annual report that follows this message gives complete details on the financial results of our company for 2006 and selected previous years. A good friend of OVB once told me, "Experience is good, even though some of it's bad!" Another friend of OVB said, "Rough seas make for good sailors and strong ships." I think your sailors are better and your ship is stronger from the experience of 2006. The ship is stronger for two reasons: at December 31, 2006, the total capital of our company was more than $60 Million and more than 80% of our shareholders were enrolled in the dividend reinvestment and stock purchase plan.

We thank you for your continued support of OVBC and submit this report for your review. By the way, if you'd like to know who those friends were who shared the two comments with me, come to this year's annual meeting May 9th and I'll tell you.

Sincerely,
Jeffrey E. Smith
President and Chief Executive Officer

                             SELECTED FINANCIAL DATA

                                           Years Ended December 31

SUMMARY OF OPERATIONS:            2006      2005      2004      2003      2002
(dollars in thousands, except per share data)
Total interest income          $ 52,421  $ 46,071  $ 43,490  $ 45,160  $ 47,771
Total interest expense           23,931    18,137    16,146    17,645    20,810
Net interest income              28,490    27,934    27,344    27,515    26,961
Provision for loan losses         5,662     1,797     2,353     4,339     5,470
Total other income                5,830     5,522     7,992     5,982     5,634
Total other expenses             21,199    21,359    20,926    19,817    19,175
Income before income taxes        7,459    10,300    12,057     9,341     7,950
Income taxes                      2,061     3,283     3,676     2,869     2,275
Net income                        5,398     7,017     8,381     6,472     5,675

PER SHARE DATA(1):

Net income per share             $ 1.27    $ 1.64    $ 1.93    $ 1.49    $ 1.31
Cash dividends per share         $  .67    $  .63    $  .75    $  .57    $  .54
Book value per share             $14.38    $13.90    $13.19    $12.44    $11.64
Weighted average number of common
 shares outstanding           4,230,551 4,278,562 4,338,598 4,350,288 4,322,875

AVERAGE BALANCE SUMMARY:

Total loans                   $ 626,418 $ 599,345 $ 590,006 $ 559,854 $ 538,148
Securities (2)                   86,179    84,089    86,598    86,609    76,020
Deposits                        585,301   542,730   537,162   509,676   489,513
Other borrowed funds (3)         81,975    92,520    96,361   100,590    98,938
Shareholders' equity             59,970    57,620    55,788    52,074    47,875
Total assets                    760,932   726,489   722,281   693,197   667,561

PERIOD END BALANCES:

Total loans                   $ 625,164 $ 617,532 $ 600,574 $ 573,704 $ 559,561
Securities (2)                   90,161    84,623    86,674    90,046    90,759
Deposits                        593,786   562,866   535,153   507,509   497,404
Shareholders' equity             60,282    59,271    56,579    54,408    50,375
Total assets                    764,361   749,719   729,120   707,327   696,356

KEY RATIOS:

Return on average assets           .71%      .97%     1.16%      .93%      .85%
Return on average equity          9.00%    12.18%    15.02%    12.43%    11.85%
Dividend payout ratio            52.56%    38.55%    38.89%    38.14%    40.79%
Average equity to average assets  7.88%     7.93%     7.72%     7.51%     7.17%

(1) Restated for stock splits as appropriate.
(2) Securities include interest-bearing balances with banks.
(3) Other borrowed funds include subordinated debentures.

                      CONSOLIDATED STATEMENTS OF CONDITION

                                                           As of December 31

                                                         2006             2005
                                                         ----             ----
(dollars in thousands, except share and per share data)

ASSETS

Cash and noninterest-bearing deposits with banks     $  18,965        $  18,516
Federal funds sold                                       1,800            1,100
                                                     ---------        ---------
Total cash and cash equivalents                         20,765           19,616

Interest-bearing deposits in other financial
 institutions                                              508              510

Securities available-for-sale                           70,267           66,328
Securities held-to-maturity
 (estimated fair value: 2006 - $13,586,
  2005 - $12,373)                                       13,350           12,088
Federal Home Loan Bank stock                             6,036            5,697

Total loans                                            625,164          617,532
 Less: Allowance for loan losses                        (9,412)          (7,133)
                                                     ---------        ---------
  Net loans                                            615,752          610,399

Premises and equipment, net                              9,812            8,299
Accrued income receivable                                3,234            2,819
Goodwill                                                 1,267            1,267
Bank owned life insurance                               16,054           15,962
Other assets                                             7,316            6,734
                                                     ---------        ---------
  Total assets                                       $ 764,361        $ 749,719
                                                     =========        =========
LIABILITIES

Noninterest-bearing deposits                         $  77,960        $  82,561
Interest-bearing deposits                              515,826          480,305
                                                     ---------        ---------
  Total deposits                                       593,786          562,866

Securities sold under agreements to repurchase          22,556           29,070
Other borrowed funds                                    63,546           76,173
Subordinated debentures                                 13,500           13,500
Accrued liabilities                                     10,691            8,839
                                                     ---------        ---------
  Total liabilities                                    704,079          690,448
                                                     ---------        ---------
SHAREHOLDERS' EQUITY

Common stock ($1.00 par value per share, 10,000,000
 shares authorized; 2006 - 4,626,340 shares
 issued, 2005 - 4,626,336 shares issued)                 4,626            4,626
Additional paid-in-capital                              32,282           32,282
Retained earnings                                       34,404           31,843
Accumulated other comprehensive loss                      (981)          (1,231)
Treasury stock, at cost (2006 - 432,852 shares,
 2005 - 361,365 shares)                                (10,049)          (8,249)
                                                     ---------        ---------
  Total shareholders' equity                            60,282           59,271
                                                     ---------        ---------
  Total liabilities and shareholders' equity         $ 764,361        $ 749,719
                                                     =========        =========

          See accompanying notes to consolidated financial statements
                                       4

                       CONSOLIDATED STATEMENTS OF INCOME

     For the years ended December 31              2006       2005       2004
     -------------------------------              ----       ----       ----
(dollars in thousands, except per share data)

Interest and dividend income:
    Loans, including fees                       $ 48,514   $ 42,621   $ 39,821
    Securities:
        Taxable                                    2,851      2,644      2,837
        Tax exempt                                   474        475        552
    Dividends                                        339        277        218
    Other Interest                                   243         54         62
                                                --------   --------   --------
                                                  52,421     46,071     43,490
Interest expense:
    Deposits                                      18,594     12,973     11,326
    Securities sold under agreements
      to repurchase                                  895        641        278
    Other borrowed funds                           3,163      3,398      3,574
    Subordinated debentures                        1,279      1,125        968
                                                --------   --------   --------
                                                  23,931     18,137     16,146
                                                --------   --------   --------

Net interest income                               28,490     27,934     27,344
Provision for loan losses                          5,662      1,797      2,353
    Net interest income after provision         --------   --------   --------
      for loan losses                             22,828     26,137     24,991
                                                --------   --------   --------
Noninterest income:
    Service charges on deposit accounts            2,987      3,096      3,318
    Trust fees                                       221        211        203
    Income from bank owned life insurance            907        589        606
    Gain on sale of loans                            104        120         63
    Gain on sale of ProCentury Corp.                 ---        ---      2,463
    Other                                          1,611      1,506      1,339
                                                --------   --------   --------
                                                   5,830      5,522      7,992
Noninterest expense:
    Salaries and employee benefits                12,497     12,837     12,592
    Occupancy                                      1,338      1,309      1,285
    Furniture and equipment                        1,120      1,206      1,208
    Corporation franchise tax                        669        673        616
    Data processing                                  687        633        504
    Other                                          4,888      4,701      4,721
                                                --------   --------   --------
                                                  21,199     21,359     20,926
                                                --------   --------   --------

  Income before income taxes                       7,459     10,300     12,057

Provision for income taxes                         2,061      3,283      3,676
                                                --------   --------   --------
    NET INCOME                                   $ 5,398    $ 7,017    $ 8,381
                                                ========   ========   ========
Earnings per share                               $  1.27    $  1.64    $  1.93
                                                ========   ========   ========

          See accompanying notes to consolidated financial statements
                                       5

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

For the years ended December 31, 2006, 2005 and 2004


                                                                            Accumulated
                                                    Additional                 Other                           Total
                                           Common     Paid-In     Retained  Comprehensive   Treasury       Shareholders'
(dollars in thousands, except share and     Stock     Capital     Earnings  Income(Loss)      Stock           Equity
per share data)                           -------     -------     -------   -----------      --------         -------
BALANCES AT JANUARY 1, 2004               $ 3,658     $30,962     $23,343     $   624        $ (4,179)        $54,408

   Comprehensive income:
    Net income                                ---         ---       8,381         ---             ---           8,381
    Change in unrealized gain on
     available-for-sale securities            ---         ---         ---      (1,277)            ---          (1,277)
    Income tax effect                         ---         ---         ---         434             ---             434
                                                                                                              -------
        Total comprehensive income            ---         ---         ---         ---             ---           7,538
  Common Stock issued to ESOP,
    4,600 shares                                5         146         ---         ---             ---             151
  Common Stock issued through
    dividend reinvestment, 27,016 shares       27         823         ---         ---             ---             850
  Cash dividends, $.75 per share              ---         ---      (3,259)        ---             ---          (3,259)
  Shares acquired for treasury, 99,359 shares ---         ---         ---         ---          (3,109)         (3,109)
                                          -------     -------     -------     -------         -------         -------
BALANCES AT DECEMBER 31, 2004               3,690      31,931      28,465        (219)         (7,288)         56,579

  Comprehensive income:
    Net income                                ---         ---       7,017         ---             ---           7,017
    Change in unrealized loss on
     available-for-sale securities            ---         ---         ---      (1,534)            ---          (1,534)
    Income tax effect                         ---         ---         ---         522             ---             522
                                                                                                              -------
        Total comprehensive income            ---         ---         ---         ---             ---           6,005
  Shares from stock split, 25%:
    Common stock, 922,030 shares (including
     treasury stock of 64,742 shares)         922         ---        (922)        ---             ---             ---
  Cash paid in lieu of fractional shares
    in stock split                            ---         ---         (12)        ---             ---             (12)
  Common Stock issued to ESOP,
    9,500 shares                                9         231         ---         ---             ---             240
  Common Stock issued through
    dividend reinvestment, 4,978 shares         5         120         ---         ---             ---             125
  Cash dividends, $.63 per share              ---         ---      (2,705)        ---             ---          (2,705)
  Shares acquired for treasury, 37,653 shares ---         ---         ---         ---            (961)           (961)
                                          -------     -------     -------     -------         -------         -------
BALANCES AT DECEMBER 31, 2005             $ 4,626     $32,282     $31,843     $(1,231)        $(8,249)        $59,271

  Comprehensive income:
    Net income                                ---         ---       5,398         ---             ---           5,398
    Change in unrealized loss on
     available-for-sale securities            ---         ---         ---         379             ---             379
    Income tax effect                         ---         ---         ---        (129)            ---            (129)
                                                                                                              -------
        Total comprehensive income            ---         ---         ---         ---             ---           5,648
  Common Stock issued through
    dividend reinvestment, 4 shares           ---         ---         ---         ---             ---             ---
  Cash dividends, $.67 per share              ---         ---      (2,837)        ---             ---          (2,837)
  Shares acquired for treasury, 71,487 shares ---         ---         ---         ---          (1,800)         (1,800)
                                          -------     -------     -------     -------         -------         -------
BALANCES AT DECEMBER 31, 2006             $ 4,626     $32,282     $34,404     $  (981)       $(10,049)        $60,282
                                          =======     =======     =======     =======        ========         =======

             See accompanying notes to consolidated financial statements

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


     For the years ended December 31                             2006       2005       2004
     -------------------------------                             ----       ----       ----
(dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                   $ 5,398    $ 7,017    $ 8,381
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Depreciation                                                 1,021      1,147      1,237
    Net amortization and accretion of securities                    94        123        201
    Proceeds from sale of loans in secondary market              4,038      4,918      1,598
    Loans disbursed for sale in secondary market                (3,933)    (4,798)    (1,535)
    Gain on sale of loans                                         (104)      (120)       (63)
    Deferred tax (benefit) expense                                (903)      (293)        63
    Provision for loan losses                                    5,662      1,797      2,353
    Common stock issued to ESOP                                    ---        240        151
    Federal Home Loan Bank stock dividend                         (338)      (276)      (218)
    Gain on sale of ProCentury Corp.                               ---        ---     (2,463)
    Loss on sale of other real estate owned                         55         12        ---
    Change in accrued income receivable                           (415)      (176)        57
    Change in accrued liabilities                                1,852      1,254      1,255
    Change in other assets                                        (290)      (314)      (844)
                                                               -------    -------    -------
      Net cash provided by operating activities                 12,137     10,531     10,173
                                                               -------    -------    -------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from maturities of securities
   available-for-sale                                           12,261     20,714     30,715
  Purchases of securities available-for-sale                   (15,907)   (19,952)   (29,755)
  Proceeds from maturities of securities
   held-to-maturity                                                354      1,159      1,874
  Purchases of securities held-to-maturity                      (1,625)    (1,265)    (1,056)
  Change in interest-bearing deposits in other banks                 2         15        334
  Net change in loans                                          (11,589)   (18,969)   (30,163)
  Proceeds from sale of other real estate owned                    734        100        388
  Proceeds from sale of ProCentury Corp.                           ---        ---      4,394
  Proceeds from sale of premises and equipment                     ---         87        ---
  Purchases of premises and equipment                           (2,534)      (673)      (955)
  Proceeds from bank owned life insurance                          174        125        850
  Purchases of bank owned life insurance                           ---     (1,510)      (272)
                                                               -------    -------    -------
      Net cash used in investing activities                    (18,130)   (20,294)   (24,496)
                                                               -------    -------    -------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Change in deposits                                            30,920     27,713     27,644
  Cash dividends                                                (2,837)    (2,705)    (3,259)
  Cash paid in lieu of fractional shares in stock split            ---        (12)       ---
  Proceeds from issuance of common stock                           ---        125        850
  Purchases of treasury stock                                   (1,800)      (961)    (3,109)
  Change in securities sold under agreements to repurchase      (6,514)   (10,683)    15,735
  Proceeds from Federal Home Loan Bank borrowings                5,000     13,521     11,000
  Repayment of Federal Home Loan Bank borrowings               (22,146)   (18,157)   (20,633)
  Change in other short-term borrowings                          4,519      4,259    (15,379)
                                                               -------    -------    -------
      Net cash provided by financing activities                  7,142     13,100     12,849
                                                               -------    -------    -------

CASH AND CASH EQUIVALENTS:
  Change in cash and cash equivalents                            1,149      3,337     (1,474)
  Cash and cash equivalents at beginning of year                19,616     16,279     17,753
                                                               -------    -------    -------
      Cash and cash equivalents at end of year                 $20,765    $19,616    $16,279
                                                               =======    =======    =======

SUPPLEMENTAL DISCLOSURE:
  Cash paid for interest                                       $22,014    $17,188    $16,246
  Cash paid for income taxes                                     3,623      3,502      3,472
  Non-cash transfers from loans to other real estate owned         573        170        524
  Non-cash transfers from retained earnings to common stock
    for stock split                                                ---        922        ---

           See accompanying notes to consolidated financial statements

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
           Amounts are in thousands, except share and per share data

Note A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The consolidated financial statements include the accounts of the Ohio Valley Banc Corp. ("Ohio Valley") and its wholly-owned subsidiaries, The Ohio Valley Bank Company (the "Bank"), Loan Central, a consumer finance company, and Ohio Valley Financial Services Agency, LLC, an insurance agency. Ohio Valley and its subsidiaries are collectively referred to as the "Company". All material intercompany accounts and transactions have been eliminated.

Nature of Operations: The Company provides financial services through 20 offices located in central and southeastern Ohio as well as western West Virginia. The Company's primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral, including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from business operations. Other financial instruments include deposit accounts in other financial institutions and federal funds sold.

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

The following represents the composition of the Company's loan portfolio at December 31, 2006:

                                       % of Total Loans
                                       ----------------
Commercial real estate loans                 30.93%
Commercial and industrial loans               7.58%
Residential real estate loans                38.16%
Consumer loans                               22.39%
All other loans                                .94%
                                       ----------------
                                            100.00%
                                       ================
Approximately 3.51% of total loans are unsecured.

     The Bank, in the normal course of its operations, conducts business with correspondent financial institutions. Balances in correspondent accounts, investments in federal funds, certificates of deposit and other short-term securities are closely monitored to ensure that prudent levels of credit and liquidity risks are maintained. At December 31, 2006, the Bank's primary correspondent balance was $10,071 on deposit at Fifth Third Bank, Cincinnati, Ohio.

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

Other Real Estate: Real estate acquired through foreclosure or deed-in-lieu of foreclosure is included in other assets. Such real estate is carried at the lower of investment in the loan or estimated fair value of the property less estimated selling costs. Any reduction to fair value at the time of acquisition is accounted for as a loan charge-off. Any subsequent reduction in fair value is recorded as a loss on other assets. Costs incurred to carry other real estate are charged to expense. Other real estate owned totaled $1,903 at December 31, 2006 and $2,064 at December 31, 2005.

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

Stock Split: On April 13, 2005, Ohio Valley's Board of Directors declared a five-for-four stock split, effected in the form of a stock dividend, on Ohio Valley's common shares. Each shareholder of record on April 25, 2005, received an additional common share for every four common shares then held. The common shares were issued on May 10, 2005. The stock split was recorded by transferring from retained earnings an amount equal to the stated value of the shares issued. The Company retained the current par value of $1.00 per share for all common shares. Earnings and cash dividends per share amounts have been retroactively adjusted to reflect the effect of the stock split.

Per Share Amounts: Earnings per share is based on net income divided by the following weighted average number of common shares outstanding during the periods: 4,230,551 for 2006; 4,278,562 for 2005; 4,338,598 for 2004. Ohio Valley
had no dilutive securities outstanding for any period presented. The weighted average number of shares outstanding have been retroactively adjusted to reflect the effect of the stock split.

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

New Accounting Pronouncements: In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (FIN 48), which prescribes a recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company has determined that the adoption of FIN 48 will not have a material effect on its financial condition, results of operations and cash flows.

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

Restrictions on Cash: Cash on hand or on deposit with Fifth Third Bank and the Federal Reserve Bank of $11,281 and $10,804 was required to meet regulatory reserve and clearing requirements at year end 2006 and 2005. These balances do not earn interest.

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

Reclassifications:  The consolidated financial statements for 2005 and 2004 have
been   reclassified   to  conform  with  the   presentation   for  2006.   These
reclassifications had no effect on the net results of operations.

NOTE B - SECURITIES

  Securities are summarized as follows:

                                                          Gross        Gross     Estimated
                                            Amortized   Unrealized   Unrealized    Fair
Securities Available-for-Sale                 Cost        Gains        Losses      Value
                                              ----        -----        ------      -----
  December 31, 2006
  -----------------
  U.S. Government agency securities          $25,495      $    3      $  (315)     $25,183
  Mortgage-backed securities                  46,260          13       (1,189)      45,084
                                             -------      ------      --------     -------
     Total securities                        $71,755      $   16      $(1,504)     $70,267
                                             =======      ======      =======      =======
  December 31, 2005
  -----------------
  U.S. Government agency securities          $18,487         ---      $  (320)     $18,167
  Mortgage-backed securities                  49,706      $   10       (1,555)      48,161
                                             -------      ------      --------     -------
     Total securities                        $68,193      $   10      $(1,875)     $66,328
                                             =======      ======      =======      =======

                                                          Gross        Gross     Estimated
                                            Amortized   Unrealized   Unrealized    Fair
Securities Held-to-Maturity                   Cost        Gains        Losses      Value
                                              ----        -----        ------      -----
  December 31, 2006
  -----------------
  Obligations of states and
    political subdivisions                   $13,293      $  279       $ (41)     $13,531
  Mortgage-backed securities                      57         ---          (2)          55
                                             -------      ------       -----      -------
     Total securities                        $13,350      $  279       $ (43)     $13,586
                                             =======      ======       =====      =======
  December 31, 2005
  -----------------
  Obligations of states and
    political subdivisions                   $12,019      $  341       $ (53)     $12,307
  Mortgage-backed securities                      69         ---          (3)          66
                                             -------      ------       -----      -------
     Total securities                        $12,088      $  341       $ (56)     $12,373
                                             =======      ======       =====      =======

     At year-end 2006 and 2005, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders' equity.
     Securities with a carrying value of approximately $71,544 at December 31, 2006 and $69,614 at December 31, 2005 were pledged to secure public deposits, repurchase agreements and for other purposes as required or permitted by law.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

     The amortized cost and estimated fair value of debt securities at December 31, 2006, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because certain issuers may have the right to call or prepay the debt obligations prior to their contractual maturities.

                               Available-for-Sale         Held-to-Maturity
                             ----------------------    -----------------------
                                          Estimated                  Estimated
                             Amortized      Fair       Amortized       Fair
Debt Securities:               Cost         Value        Cost          Value
                              -------      -------      -------       -------
  Due in one year or less         ---          ---      $   626       $   630
  Due in one to five years    $25,495      $25,183        5,664         5,727
  Due in five to ten years        ---          ---        2,136         2,237
  Due after ten years             ---          ---        4,867         4,937
  Mortgage-backed securities   46,260       45,084           57            55
                              -------      -------      -------       -------
     Total debt securities    $71,755      $70,267      $13,350       $13,586
                              =======      =======      =======       =======

     There were no sales of debt or equity securities during 2006, 2005 and 2004.

  Securities with unrealized losses not recognized in income are as follows:

                                              Less than 12 Months       12 Months or More            Total
                                              -------------------       -----------------            -----
  December 31, 2006                          Fair       Unrealized     Fair      Unrealized     Fair      Unrealized
                                             Value        Loss         Value       Loss         Value       Loss
                                             -----        -----        -----       -----        -----       -----
  Description of Securities
  -------------------------
  U.S. Government agency securities ........ $ 8,966      $  (32)      $15,214     $  (283)     $24,180      $  (315)
  Mortgage-backed securities ...............     ---         ---        41,027      (1,191)      41,027       (1,191)
  Obligations of states and
    political subdivisions .................     ---         ---         1,883         (41)       1,883          (41)
                                             -------      ------       -------     -------      -------      -------
                                             $ 8,966      $  (32)      $58,124     $(1,515)     $67,090      $(1,547)
                                             =======      ======       =======     =======      =======      =======

                                              Less than 12 Months       12 Months or More            Total
                                              -------------------       -----------------            -----
  December 31, 2005                          Fair       Unrealized     Fair      Unrealized     Fair      Unrealized
                                             Value        Loss         Value       Loss         Value       Loss
                                             -----        -----        -----       -----        -----       -----
  Description of Securities
  -------------------------
  U.S. Government agency securities ........ $13,271      $ (228)      $ 1,908     $   (92)     $15,179      $  (320)
  Mortgage-backed securities ...............  16,944        (352)       30,878      (1,206)      47,822       (1,558)
  Obligations of states and
    political subdivisions .................     976         (14)        1,153         (39)       2,129          (53)
                                             -------      ------       -------     -------      -------      -------
                                             $31,191      $ (594)      $33,939     $(1,337)     $65,130      $(1,931)
                                             =======      ======       =======     =======      =======      =======


     Unrealized losses on the Company's debt securities have not been recognized into income because the issuers' securities are of high credit quality, management has the intent and ability to hold for the foreseeable future, and the decline in fair value is largely due to increases in market interest rates. The fair value is expected to recover as the bonds approach their maturity date or reset date. Management does not believe any individual unrealized loss at December 31, 2006 represents an other-than-temporary impairment.

NOTE C - LOANS

     Loans are comprised of the following at December 31:

                                          2006            2005
                                          ----            ----
Commercial real estate                  $193,359        $182,031
Commercial and industrial                 47,389          54,505
Residential Real estate                  238,549         235,008
Consumer                                 139,961         145,815
All other                                  5,906             173
                                        --------        --------
  Total Loans                           $625,164        $617,532
                                        ========        ========

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE D - ALLOWANCE FOR LOAN LOSSES

     Following is an analysis of changes in the allowance for loan losses for the years ended December 31:


                                          2006           2005           2004
                                          ----           ----           ----
Balance, beginning of year               $7,133         $7,177         $7,593

Loans charged-off:
  Commercial (1)                          3,079          1,295          1,661
  Residential real estate                   432            349            823
  Consumer                                2,120          2,263          2,267
                                         ------         ------         ------
    Total loans charged-off               5,631          3,907          4,751

Recoveries of loans:
  Commercial (1)                            946            912            556
  Residential real estate                   204            336            583
  Consumer                                1,097            818            843
                                         ------         ------         ------
    Total recoveries of loans             2,247          2,066          1,982

Net loan charge-offs                     (3,384)        (1,841)        (2,769)
Provision charged to operations           5,663          1,797          2,353
                                         ------         ------         ------
Balance, end of year                     $9,412         $7,133         $7,177
                                         ======         ======         ======

Information regarding impaired loans is as follows:

                                                          2006           2005
                                                          ----           ----
  Balance of impaired loans                             $17,402         $7,983

  Less portion for which no specific
  allowance is allocated                                  2,959          2,828
                                                         ------         ------
  Portion of impaired loan balance for which
  an allowance for credit losses is allocated           $14,443         $5,155
                                                         ======         ======
  Portion of allowance for loan losses allocated
  to the impaired loan balance                           $4,962         $2,603
                                                         ======         ======

  Average investment in impaired loans for the year     $18,774         $8,315
                                                         ======         ======

  Past due - 90 days or more and still accruing          $1,375         $1,317
                                                         ======         ======

  Nonaccrual                                            $12,017         $1,240
                                                         ======         ======

Interest recognized on impaired loans was $939, $495 and $284 for years ending 2006, 2005 and 2004, respectively. Accrual basis income was not materially different from cash basis income for the periods presented.

(1) Includes commercial and industrial and commercial real estate loans

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE E - PREMISES AND EQUIPMENT

Following is a summary of premises and equipment at December 31:

                                                2006           2005
                                                ----           ----

Land                                          $ 1,364        $ 1,341
Buildings                                       9,908          8,045
Leasehold improvements                          2,452          2,493
Furniture and equipment                        11,043         10,427
                                              -------        -------
                                               24,767         22,306
Less accumulated depreciation                  14,955         14,007
                                              -------        -------
     Total Premises and Equipment             $ 9,812        $ 8,299
                                              =======        =======

The following is a summary of the future minimum lease payments for facilities leased by the Company. Lease payments were $386 in 2006 and $385 in 2005.

2007         $  355
2008            291
2009            180
2010             60
2011             43
Thereafter       30
             ------
             $  959
             ======

NOTE F - DEPOSITS
     Following is a summary of interest-bearing deposits at December 31:

                                                   2006           2005
                                                   ----           ----

NOW accounts                                    $ 78,484       $ 95,498
Savings and Money Market                          91,660         57,473
Time:
 IRA accounts                                     38,731         36,779
 Certificates of Deposit:
   In denominations under $100,000               174,129        165,276
   In denominations of $100,000 or more          132,822        125,279
                                                --------       --------
     Total time deposits                         345,682        327,334
                                                --------       --------
     Total interest-bearing deposits            $515,826       $480,305
                                                ========       ========

  Following is a summary of total time deposits by remaining maturity at December 31:

                                                   2006
                                                  ------
Within one year                                 $226,220
From one to two years                             97,288
From two to three years                           15,495
From three to four years                           3,697
From four to five years                              903
Thereafter                                         2,079
                                                --------
     Total                                      $345,682
                                                ========
     Brokered deposits, included in time deposits, were $26,935 and $38,083 at December 31, 2006 and 2005, respectively.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE G - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

  Securities sold under agreements to repurchase are financing arrangements that have overnight maturity terms. At maturity, the securities underlying the agreements are returned to the Company. Information concerning securities sold under agreements to repurchase is summarized as follows at December 31:

                                                  2006           2005
                                                -------        -------
Balance outstanding at period-end               $22,556        $29,070
                                                -------        -------
Weighted average interest rate at period-end       4.20%          3.32%
                                                -------        -------
Average amount outstanding during the year      $22,692        $24,694
                                                -------        -------
Approximate weighted average interest rate
 during the year                                   3.94%          2.60%
                                                -------        -------
Maximum amount outstanding as of any month-end  $28,312        $29,070
                                                -------        -------
Securities underlying these agreements at year-end were as follows:

  Carrying value of securities                  $40,258        $44,763
                                                -------        -------
  Fair Value                                    $39,163        $43,344
                                                -------        -------
     The Company sold securities under agreements to repurchase with overnight maturity terms totaling $5,723 at December 31, 2006 and $10,958 at December 31, 2005 with one large commercial account.

NOTE H - OTHER BORROWED FUNDS

  Other  borrowed  funds at   December  31,  2006  and  2005  are  comprised  of
advances from the Federal Home Loan Bank("FHLB") of Cincinnati, promissory notes and Federal Reserve Bank ("FRB") Notes.

                 FHLB borrowings   Promissory Notes   FRB Notes      Totals
                 ---------------   ----------------   ---------      -------
    2006             $55,690           $ 5,393         $ 2,463      $ 63,546
    2005             $66,385           $ 5,113         $ 4,675      $ 76,173

     Pursuant to collateral agreements with the FHLB, advances are secured by $218,928 in qualifying mortgage loans and $6,036 in FHLB stock at December 31, 2006. Fixed rate FHLB advances of $45,239 mature through 2010 and have interest rates ranging from 3.16% to 6.62%. In addition, variable rate FHLB borrowings of $10,450 matured in 2006 and carried an interest rate of 5.34%.
     At December 31, 2006, the Company had a cash management line of credit enabling it to borrow up to $60,000 from the FHLB. All cash management advances have an original maturity of 90 days. The line of credit must be renewed on an annual basis. There was $49,550 available on this line of credit at December 31, 2006.
     Based on the Company's current FHLB stock ownership, total assets and pledgeable residential first mortgage loans, the Company had the ability to obtain borrowings from the FHLB up to a maximum of $162,082 at December 31, 2006.
     Promissory notes, issued primarily by Ohio Valley, have fixed rates of 4.75% to 6.25% and are due at various dates through a final maturity date of September 30, 2008. A total of $3,268 represented promissory notes payable by Ohio Valley to related parties. See Note L for further discussion of related party transactions.
     FRB notes consist of the collection of tax payments from Bank customers under the Treasury Tax and Loan program. These funds have a variable interest rate and are callable on demand by the U.S. Treasury. At December 31, 2006, the interest rate for the Company's FRB notes was 5.04%. Various investment securities from the Bank used to collateralize FRB notes totaled $6,070 at December 31, 2006.
     Letters of credit issued on the Bank's behalf by the FHLB to collateralize certain public unit deposits as required by law totaled $41,950 at December 31, 2006 and $27,950 at December 31, 2005.

Scheduled principal payments over the next five years:

               FHLB borrowings     Promissory notes     FRB Notes      Totals
               ---------------     ----------------     ---------      ------
2007               $22,516              $3,993           $2,463      $ 28,972
2008                18,010               1,400              ---        19,410
2009                 8,005                 ---              ---         8,005
2010                 7,006                 ---              ---         7,006
2011                     6                 ---              ---             6
Thereafter             147                 ---              ---           147
                   -------              ------           ------      --------
                   $55,690              $5,393           $2,463      $ 63,546
                   =======              ======           ======      ========

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE I - SUBORDINATED DEBENTURES AND TRUST PREFERRED SECURITIES

     On March 26, 2002, a trust formed by Ohio Valley issued $8,500 of floating rate trust preferred securities as part of a pooled offering of such securities. Floating rate is based on a rate equal to the 3-month LIBOR plus 3.60%, not to exceed 11.00%. The Company issued subordinated debentures to the trust in exchange for the proceeds of the offering, which debentures represent the sole asset of the trust. The Company may redeem all or a portion of these subordinated debentures at par value beginning March 26, 2007. The subordinated debentures must be redeemed no later than March 26, 2032. The Company used the net proceeds from the sale of these securities to provide additional capital to the Bank to support growth. Debt issuance costs of $256 were incurred and capitalized and will amortize as a yield adjustment through expected maturity. At December 31, 2006, the current variable rate was 9.0%.
     On September 7, 2000, a trust formed by Ohio Valley issued $5,000 of 10.6% fixed rate trust preferred securities as part of a pooled offering of such securities. The Company issued subordinated debentures to the trust in exchange for the proceeds of the offering, which debentures represent the sole asset of the trust. The Company may redeem all or a portion of these subordinated debentures beginning September 7, 2010 at a premium of 105.30% with the call price declining .53% per year until reaching a call price of par at year twenty through maturity. The subordinated debentures must be redeemed no later than September 7, 2030. Debt issuance costs of $166 were incurred and capitalized and will amortize as a yield adjustment through expected maturity.

NOTE J - INCOME TAXES

   The provision for income taxes consists of the following components:

                                                 2006       2005      2004
                                                 ----       ----      ----
Current tax expense                             $2,964     $3,576    $3,613
Deferred tax (benefit)expense                     (903)      (293)       63
                                                ------     ------    ------
   Total income taxes                           $2,061     $3,283    $3,676
                                                ======     ======    ======

     The source of gross deferred tax assets and gross deferred tax liabilities at December 31:
                                                           2006       2005
                                                           ----       ----
Items giving rise to deferred tax assets:
   Allowance for loan losses                              $3,275     $2,488
   Deferred compensation                                   1,206      1,135
   Unrealized loss on securities available-for-sale          506        635
   Deferred loan fees/costs                                  280        244
   Depreciation                                               86        ---
   Other                                                     330        251

Items giving rise to deferred tax liabilities:
   Investment accretion                                       (2)        (1)
   Depreciation                                              ---         (7)
   FHLB stock dividends                                     (995)      (880)
   Prepaid expenses                                         (120)      (117)
   Intangibles                                              (160)      (124)
   Other                                                     (65)       (57)
                                                          ------     ------
Net deferred tax asset                                    $4,341     $3,567
                                                          ======     ======

The difference between the financial statement tax provision and amounts computed by applying the statutory federal income tax rate of 34% to income before taxes is as follows:

                                                      2006       2005      2004
                                                      ----       ----      ----

Statutory tax                                       $2,536     $3,502    $4,099
Effect of nontaxable interest                         $211       (161)     (189)
Nondeductible interest expense                          33         19        18
Income from bank owned insurance                      (264)      (158)     (166)
Effect of state income tax                             119        111        56
Other items                                           (152)       (30)     (142)
                                                    ------     ------    ------
   Total income taxes                               $2,061     $3,283    $3,676
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

Following is a summary of such commitments at December 31:

                                                2006        2005
                                                -----       -----

        Fixed rate                            $ 1,491     $ 1,487
        Variable rate                          57,009      53,852

   Standby letters of credit                   15,002      11,255

   The interest rate on fixed rate commitments ranged from 6.63% to 9.00% at December 31, 2006.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.
     There are various contingent liabilities that are not reflected in the financial statements, including claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material effect on financial condition or results of operations.
     The Bank is required to maintain average reserve balances with the Federal Reserve Bank or cash in the vault. The amount of those reserve balances was $7,039 and $7,107 for the years ended December 31, 2006 and 2005, respectively.

NOTE L - RELATED PARTY TRANSACTIONS

   Certain directors, executive officers and companies in which they are affiliated were loan customers during 2006. A summary of activity on these borrower relationships with aggregate debt greater than $120 is as follows:

Total loans at January 1, 2006        $13,758
   New loans                              502
   Repayments                          (1,265)
   Other changes                         (225)
                                      -------
Total loans at December 31, 2006      $12,770
                                      =======

     Other changes include adjustments for loans applicable to one reporting period that are excludable from the other reporting period, such as changes in persons included. In addition, certain directors, executive officers and companies with which they are affiliated were recipients of interest-bearing promissory notes issued by the Company in the amount of $3,268.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE M - EMPLOYEE BENEFITS

     The Bank has a profit-sharing plan for the benefit of its employees and their beneficiaries. Contributions to the plan are determined by the Board of Directors of Ohio Valley. Contributions charged to expense were $171, $172, and $164, for 2006, 2005 and 2004.
     Ohio Valley maintains an Employee Stock Ownership Plan (ESOP) covering substantially all employees of the Company. Ohio Valley makes discretionary contributions to the ESOP which are allocated to ESOP participants based on relative compensation. The total number of shares held by the ESOP, all of which have been allocated to participant accounts, were 227,710 and 218,489 at December 31, 2006 and 2005. In addition, the Bank made contributions to its ESOP Trust as follows:
                                      Years ended December 31
                                  2006         2005         2004
                                  ----         ----         ----

Number of shares issued           8,500        9,500        5,750
                                 ======       ======       ======

Value of stock contributed        $ 222        $ 240        $ 151

Cash contributed                    121          102          176
                                  -----        -----        -----

Total charged to expense          $ 343        $ 342        $ 327
                                  =====        =====        =====

     Life insurance contracts with a cash surrender value of $16,054 have been purchased by the Company, the owner of the policies. The purpose of these contracts was to replace a current group life insurance program for executive officers, implement a deferred compensation plan for directors and executive officers, implement a director retirement plan and implement a supplemental retirement plan for certain officers. Under the deferred compensation plan, Ohio Valley pays each participant the amount of fees deferred plus interest over the participant's desired term, upon termination of service. Under the director retirement plan, participants are eligible to receive ongoing compensation payments upon retirement subject to length of service. The supplemental retirement plan provides payments to select executive officers upon retirement based upon a compensation formula determined by Ohio Valley's Board of Directors. The present value of payments expected to be provided are accrued during the service period of the covered individuals. Expenses related to the plans for each of the last three years amounted to $262, $340, and $436.

NOTE N - OTHER COMPREHENSIVE INCOME

   Other comprehensive income components and related taxes for the years ended December 31, are as follow:


                                                  2006       2005       2004
                                                  ----       ----       ----
Net unrealized holding gains (losses)
 on available-for-sale securities              $   379     $(1,534)   $(1,277)

Tax effect                                        (129)        522        434
                                               -------     -------    -------
 Other comprehensive income (loss)             $   250     $(1,012)   $  (843)
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

Loans: The fair value of fixed rate loans is estimated by discounting future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The fair market value of loan commitments and standby letters of credits was not material at December 31, 2006 or 2005. The fair value for variable rate loans is estimated to be equal to carrying value.

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

The estimated fair values of the Company's financial instruments at December 31, are as follows:

                                              2006                  2005
                                              ----                  ----
                                       Carrying     Fair     Carrying    Fair
                                         Value      Value      Value     Value
                                         -----      -----      -----     -----
Financial assets:
   Cash and cash equivalents          $ 20,765   $ 20,765   $ 19,616   $ 19,616
   Interest-bearing deposits
     in other banks                        508        508        510        510
   Securities                           89,653     89,889     84,113     84,398
   Loans                               615,752    621,362    610,399    607,183
   Accrued interest receivable           3,234      3,234      2,819      2,819

Financial liabilities:
   Deposits                           (593,786)  (591,809)  (562,866)  (559,933)
   Securities sold under agreements
     to repurchase                     (22,556)   (22,556)   (29,070)   (29,070)
   Other borrowed funds                (63,546)   (63,302)   (76,173)   (76,042)
   Subordinated debentures             (13,500)   (14,070)   (13,500)   (14,164)
   Accrued interest payable             (6,176)    (6,176)    (4,259)    (4,259)

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

At year-end, consolidated actual capital levels and minimum required levels for the Company and the Bank were:

                                                                                   Minimum Required
                                                                                      To Be Well
                                                               Minimum Required    Capitalized Under
                                                                  For Capital      Prompt Corrective
                                                Actual         Adequacy Purposes   Action Regulations
                                                ------         -----------------   ------------------
                                            Amount   Ratio       Amount  Ratio       Amount   Ratio
                                            ------   -----       ------  -----       ------   -----
2006
Total capital (to risk weighted assets)
   Consolidated                            $81,057   13.4%      $48,358   8.0%      $60,447   10.0%
   Bank                                     76,275   12.8        47,743   8.0        59,679   10.0
Tier 1 capital (to risk weighted assets)
   Consolidated                             73,478   12.2        24,179   4.0        36,268    6.0
   Bank                                     67,163   11.3        23,871   4.0        35,807    6.0
Tier 1 capital (to average assets)
   Consolidated                             73,478    9.6        30,695   4.0        38,369    5.0
   Bank                                     67,163    8.9        30,318   4.0        37,897    5.0

2005
Total capital (to risk weighted assets)
   Consolidated                            $79,853   13.5%      $47,352   8.0%      $59,190   10.0%
   Bank                                     73,255   12.5        46,802   8.0        58,503   10.0
Tier 1 capital (to risk weighted assets)
   Consolidated                             72,720   12.3        23,676   4.0        35,514    6.0
   Bank                                     66,422   11.4        23,401   4.0        35,102    6.0
Tier 1 capital (to average assets)
   Consolidated                             72,720    9.9        29,511   4.0        36,888    5.0
   Bank                                     66,422    9.1        29,163   4.0        36,454    5.0

     At year-end 2006 and 2005, the most recent regulatory notifications categorized the Company and the Bank as well capitalized under the regulatory framework for prompt corrective action. No conditions or events have occurred since that notification that management believes have changed the status of the Company or the Bank as well capitalized.
     Dividends paid by the subsidiaries are the primary source of funds available to Ohio Valley for payment of dividends to shareholders and for other working capital needs. The payment of dividends by the subsidiaries to Ohio Valley is subject to restrictions by regulatory authorities. These restrictions generally limit dividends to the current and prior two years retained earnings. At January 1, 2007, approximately $2,456 of the subsidiaries' retained earnings were available for dividends under these guidelines. In addition to these restrictions, as a practical matter, dividend payments cannot reduce regulatory capital levels below minimum regulatory guidelines. These restrictions do not presently limit Ohio Valley from paying dividends at its historical level.

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

CONDENSED STATEMENTS OF CONDITION
                                                 Years ended December 31:
Assets                                                   2006      2005
                                                         ----      ----
  Cash and cash equivalents                           $ 2,980    $ 3,669
  Investment in subsidiaries                           70,875     69,324
  Notes receivable - subsidiaries                       5,338      4,918
  Other assets                                            389        301
                                                      -------    -------
    Total assets                                      $79,582    $78,212
                                                      =======    =======

Liabilities
 Notes Payable                                         $ 5,394   $ 5,113
 Subordinated debentures                                13,500    13,500
 Other liabilities                                         406       328
                                                       -------   -------
    Total liabilities                                   19,300    18,941
                                                       -------   -------
Shareholders' Equity
 Total shareholders' equity                             60,282    59,271
                                                       -------   -------
     Total liabilities and shareholders' equity        $79,582   $78,212
                                                       =======   =======


CONDENSED STATEMENTS OF INCOME

                                                       Years ended December 31:
                                                        2006      2005     2004
                                                        ----      ----     ----
Income:
  Interest on notes                                   $  261    $  243   $  213
  Other operating income                                  68        88       52
  Dividends from Bank                                  5,000     5,700    1,000
  Gain on sale of ProCentury Corp.                       ---       ---    2,463

Expenses:
  Interest on notes                                      264       250      217
  Interest on subordinated debentures                  1,279     1,125      968
  Operating expenses                                     279       268      209
                                                      ------    ------   ------
  Income before income taxes and equity in
    undistributed earnings of subsidiaries             3,507     4,388    2,334
  Income tax benefit (expense)                           590       441     (439)
  Equity in undistributed earnings of subsidiaries     1,301     2,188    6,486
                                                      ------    ------   ------
    Net Income                                        $5,398    $7,017   $8,381
                                                      ======    ======   ======

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED STATEMENT OF CASH FLOWS
                                                       Years ended December 31:
                                                        2006     2005     2004
                                                        ----     ----     ----
Cash flows from operating activities:
  Net income                                          $5,398    $7,017   $8,381
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Equity in undistributed earnings
        of subsidiaries                               (1,301)   (2,188)  (6,463)
      Gain on sale of ProCentury Corp.                   ---       ---   (2,463)
      Change in other assets                               4       181      (58)
      Change in other liabilities                        (13)      (96)     107
                                                      ------    ------   ------
      Net cash provided by (used in)
        operating activities                           4,088     4,914     (496)
                                                      ------    ------   ------

Cash flows from investing activities:
  Proceeds from sale of ProCentury Corp.                 ---       ---    4,394
  Change in other short-term investments                (420)      300    1,725
                                                      ------    ------   ------
    Net cash provided by (used in)
      investing activities                              (420)      300    6,119
                                                      ------    ------   ------

Cash flows from financing activities:
  Change in other short-term borrowings                  280      (242)  (1,676)
  Cash dividends paid                                 (2,837)   (2,705)  (3,259)
  Cash paid in lieu of fractional shares
    in stock split                                       ---       (12)     ---
  Proceeds from issuance of common shares                ---       365    1,001
  Purchases of treasury shares                        (1,800)     (961)  (3,109)
                                                      ------    ------   ------
    Net cash provided by (used in)
      financing activities                            (4,357)   (3,555)  (7,043)
                                                      ------    ------   ------

Cash and cash equivalents:
  Change in cash and cash equivalents                   (689)    1,659   (1,420)
  Cash and cash equivalents at beginning of year       3,669     2,010    3,430
                                                      ------    ------   ------
    Cash and cash equivalents at end of year          $2,980    $3,669   $2,010
                                                      ======    ======   ======

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE R - GAIN ON SALE OF PROCENTURY

     On April 26, 2004, Ohio Valley sold 450,000 common shares of ProCentury Corp. ("ProCentury"), a Columbus-based property and casualty insurer, which represented 9% of ProCentury's outstanding common stock. The transaction was completed as part of ProCentury's initial public offering. The sale of stock, which represented 100% of Ohio Valley's ownership in ProCentury, resulted in a pre-tax gain of $2,463 and an after-tax gain of $1,625 ($.37 cents per share). Ohio Valley's investment in ProCentury was made in October of 2000 to allow for more diversification of operations by becoming part of a property and casualty insurance underwriter as made permissible by the Gramm-Leach-Bliley Act of 1999. Ohio Valley decided to liquidate its investment to utilize the cash proceeds to enhance the Company's core business of banking through branch renovations and expansion.


NOTE S - CONSOLIDATED QUARTERLY FINANCIAL INFORMATION (unaudited)

                                          Quarters Ended

      2006                    Mar. 31    Jun. 30    Sept. 30    Dec. 31

Total interest income         $12,640    $13,034     $13,407    $13,340
Total interest expense          5,287      5,810       6,299      6,535
Net interest income             7,353      7,224       7,108      6,805
Provision for loan losses (1)     666        791         474      3,731
    Net Income                  1,739      1,826       1,817         16

Net income per share          $   .41    $   .43     $   .43    $   ---


      2005                    Mar. 31    Jun. 30    Sept. 30    Dec. 31

Total interest income         $10,952    $11,115     $11,773    $12,231
Total interest expense          4,115      4,321       4,678      5,023
Net interest income             6,837      6,794       7,095      7,208
Provision for loan losses         317        330         501        649
    Net Income                  1,570      1,732       1,736      1,979

Net income per share          $   .37    $   .40     $   .41    $   .46


       2004                    Mar. 31    Jun. 30    Sept. 30    Dec. 31

Total interest income         $10,891    $10,722     $10,912    $10,965
Total interest expense          3,968      3,975       4,020      4,183
Net interest income             6,923      6,747       6,892      6,782
Provision for loan losses         768        373         471        741
    Net Income (2)              1,566      3,252       1,670      1,893

Net income per share          $   .36    $   .75     $   .38    $   .44


     (1) During the fourth quarter of 2006, the Bank increased the allowance for loan losses to account for increases in its nonaccrual loan balances and historical loan loss factors resulting in a provision expense charge of $3,731.

     (2) During the second quarter of 2004, Ohio Valley sold its interest of ProCentury resulting in an after-tax gain of $1,625 ($.37 cents per share).

                     REPORT OF INDEPENDENT REGISTERED PUBLIC
                     ACCOUNTING FIRM ON FINANCIAL STATEMENTS

Board of Directors and Shareholders
Ohio Valley Banc Corp.

     We have audited the accompanying consolidated statements of condition of Ohio Valley Banc Corp. as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ohio Valley Banc Corp. as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Ohio Valley Banc Corp.'s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 13, 2007 expressed an unqualified opinion thereon.


                                                 /s/CROWE CHIZEK AND COMPANY LLC
                                                    Crowe Chizek and Company LLC

Columbus, Ohio
March 13, 2007

                     REPORT OF INDEPENDENT REGISTERED PUBLIC
                       ACCOUNTING FIRM - INTERNAL CONTROLS

Board of Directors and Shareholders
Ohio Valley Banc Corp.

     We have audited management's assessment, included in the accompanying Management's Report on Internal Controls Over Financial Reporting, that Ohio Valley Banc Corp. maintained effective internal control over financial reporting as of December 31, 2006 based on criteria established in Internal Control Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO). Ohio Valley Banc Corp's. management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the Company's internal control over financial reporting based on our audit.

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

     In our opinion, management's assessment that Ohio Valley Banc Corp. maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on criteria established in Internal Control Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO). Also in our opinion, Ohio Valley Banc Corp. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO).

     We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of condition of Ohio Valley Banc Corp. as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2006 and our report dated March 13, 2007 expressed an unqualified opinion on those consolidated financial statements.



                                                 /s/CROWE CHIZEK AND COMPANY LLC
                                                    Crowe Chizek and Company LLC

Columbus, Ohio
March 13, 2007

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

     Management assessed Ohio Valley Banc Corp's system of internal control over financial reporting as of December 31, 2006, in relation to criteria for effective internal control over financial reporting as described in "Internal Control Integrated Framework," issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concluded that, as of December 31, 2006, its system of internal control over financial reporting is effective and meets the criteria of the "Internal Control Integrated Framework".

     Crowe Chizek and Company LLC, independent registered public accounting firm, has issued an attestation report dated March 13, 2007 on management's assessment of the Company's internal control over financial reporting. That report is contained in Ohio Valley's Annual Report to Shareholders under the heading "Report of Independent Registered Public Accounting Firm - Internal Controls".

Ohio Valley Banc Corp

/s/JEFFREY E. SMITH
   Jeffrey E. Smith
   President, CEO

/s/SCOTT W. SHOCKEY
   Scott W. Shockey
   Vice President, CFO

                          SUMMARY OF COMMON STOCK DATA

                             OHIO VALLEY BANC CORP.
                     Years ended December 31, 2006 and 2005

INFORMATION AS TO STOCK PRICES AND DIVIDENDS: On February 9, 1996, Ohio Valley's common shares began to be quoted on NASDAQ stock market under the symbol "OVBC". The following table summarizes the high and low sales prices for Ohio Valley's common shares on the NASDAQ Global Market for each quarterly period since January 1, 2005. The range of market price is compiled from data provided by the broker based on limited trading. The quotations are inter-dealer prices, without retail markup, markdown, or commission, and may not represent actual transactions


2006               High          Low
----              ------        ------

First Quarter     $25.50        $25.00
Second Quarter     25.45         25.15
Third Quarter      26.00         25.15
Fourth Quarter     25.77         25.15


2005               High          Low
----              ------        ------

First Quarter     $28.00        $26.00
Second Quarter     29.53         25.55
Third Quarter      26.18         24.99
Fourth Quarter     25.30         24.84

     Shown below is a table which reflects the dividends paid per share on Ohio Valley's common shares. As of December 31, 2006, the number of holders of common shares was 2,120, an increase from 2,096 shareholders at December 31, 2005.


Dividends per share      2006        2005
-------------------      ----        ----

First Quarter            $.16        $.15
Second Quarter            .17         .16
Third Quarter             .17         .16
Fourth Quarter            .17         .16

                               PERFORMANCE GRAPH

                             OHIO VALLEY BANC CORP
                          Year ended December 31, 2006

     The following graph sets forth a comparison of five year cumulative total returns among the Company's common shares (indicated "Ohio Valley Banc Corp." on the Performance Graph), the S & P 500 Index (indicated "S & P 500" on the
Performance Graph), and SNL Securities SNL $500 Million-$1 Billion Bank Asset-Size Index (indicated "SNL" on the Performance Graph) for the fiscal years indicated. Information reflected on the graph assumes an investment of $100 on December 31, 2001 in each of the common shares of the Company, the S & P 500 Index, and the SNL Index. Cumulative total return assumes reinvestment of dividends. The SNL Index represents stock performance of one hundred eleven
(111) of the nation's banks located throughout the United States with total assets between $500 Million and $1 Billion as selected by SNL Securities of Charlottesville, Virginia. The Company is included as one of the 111 banks in the SNL Index.

                            TOTAL RETURN PERFORMANCE

                        OVBC, SNL $500M-$1B Bank Index and S&P 500
                                       2001-2006

                                     Period Ending
                 ----------------------------------------------------------
                 12/31/01  12/31/02  12/31/03  12/31/04  12/31/05  12/31/06
                 --------  --------  --------  --------  --------  --------

OVBC             $100      $ 87.73   $117.23   $148.39   $146.14   $150.34

SNL $500M-$1B    $100      $127.67   $184.09   $208.62   $217.57   $247.44

S&P 500          $100      $ 77.90   $100.25   $111.15   $116.61   $135.03

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

RESULTS OF OPERATIONS:

SUMMARY
     Ohio Valley Banc Corp. generated net income of $5,398 for 2006, a decrease of 23.1% from 2005. Net income was down 16.3% in 2005. Net income per share was $1.27 for 2006, a decrease of 22.6% from 2005. Net income per share was down 15.0% in 2005. The decrease in net income and earnings per share for 2006 was primarily due to a $3,865 increase in provision for loan loss expense as a result of higher nonperforming loans and charge offs from year-end 2005. The decrease in net income and earnings per share for 2005 was primarily due to the Company's sale of its minority interest in an insurance investment in ProCentury Corp. in the second quarter of 2004. This second quarter sale resulted in an after-tax gain of $1,625, or $.37 per share, that was included in the earnings of 2004.
     Asset growth for 2006 was $14,642, or 2.0%, resulting in total assets at year-end of $764,361. The Company's return on assets (ROA) was .71% for 2006 compared to .97% in 2005 and 1.16% in 2004. Return on equity (ROE) was 9.00% for 2006 compared to 12.18% in 2005 and 15.02% in 2004. The decreases in both ROA and ROE for 2006 and 2005 are the result of lower earnings for each year caused by provision expense increases in 2006 and revenue from sale of ProCentury in 2004.

NET INTEREST INCOME
     The most significant portion of the Company's revenue, net interest income, results from properly managing the spread between interest income on earning assets and interest expense incurred on interest-bearing liabilities. The Company earns interest and dividend income from loans, investment securities and short-term investments while incurring interest expense on interest-bearing deposits, repurchase agreements and short and long-term borrowings. Net interest income is affected by changes in both the average volume and mix of the balance sheet and the level of interest rates for financial instruments. Changes in net interest income are measured by net interest margin and net interest spread. Net interest margin is expressed as net interest income divided by average interest-earning assets. Net interest spread is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. Both of these are reported on a tax equivalent basis. Net interest margin is greater than net interest spread due to the interest earned on interest-earning assets funded from noninterest bearing funding sources, primarily demand deposits and shareholders' equity. Following is a discussion of changes in interest-earning assets, interest-bearing liabilities and the associated impact on interest income and interest expense for the three years ending December 31, 2006. Tables I and II have been prepared to summarize the significant changes outlined in this analysis.
     Net interest income on a fully tax equivalent basis (FTE) increased $620 in 2006, an increase of 2.2% compared to the $28,150 earned in 2005. The increase was primarily attributable to a higher level of interest-earning assets (primarily from growth in loans) partially offset by a lower net interest margin (primarily from continued short-term rate increases during first half of 2006 causing average costs on interest bearing funding sources to grow at a faster pace than average yields on interest earning assets). Net interest income (FTE) increased $547 in 2005, an increase of 2.0% compared to the $27,603 earned in 2004. The increase in net interest income for 2005 was attributable to a higher level of interest-earning assets (primarily from growth in loans) and a higher net interest margin (primarily from continued short-term rate increases as well as growth in non-interest bearing funding sources).
     For 2006, average earning assets grew $32,100, or 4.7%, as compared to growth of $3,378, or .5% in 2005. Driving this continued growth in earning assets was a strong increase in average loan balances. Average total loans expanded $27,073, or 4.5%, for 2006 and finished with a total percentage of loans to earning assets of 87.4%. This compares to average loan growth of $9,339, or 1.6%, with loans representing 87.5% of earning assets for 2005. The growth in average loans was largely comprised of commercial loan participations as well as real estate mortgages. Average securities represent the next highest portion of earning assets, finishing at 11.9% of earning assets for 2006 and 12.2% for 2005. Management continues to focus on generating loan growth as this portion of earning assets provides the greatest return to the Company. Although loans comprise a larger percentage of earning assets, management is comfortable with the current level of loans based on collateral values, the balance of the allowance for loan losses and the Company's well-capitalized status. Management maintains securities at a dollar level adequate enough to provide ample liquidity and cover pledging requirements.

     Average interest-bearing liabilities increased 4.3% between 2005 and 2006 and decreased .4% between 2004 and 2005. Interest-bearing liabilities in 2006 were comprised mostly of time deposits and NOW accounts, which together represented 70.2% of total interest-bearing liabilities, down from 71.6% in 2005 and 71.3% in 2004. Other borrowed money represents the next highest portion of interest-bearing liabilities, finishing at 13.3% of interest-bearing liabilities for 2006, down from 15.7% in 2005 and 16.3% in 2004. The reason for this composition decrease in 2006 was from growth in the Company's savings and money market accounts, primarily its Market Watch product, which together represented a higher composition of total interest-bearing liabilities at 12.7% in 2006 as compared to 8.5% in 2005 and 8.2% in 2004. Introduced in 2005, the Market Watch product offered customers tiered rates that are competitive with other offerings in the Company's market areas. The increased demand for the Market Watch product generated a significant amount of funding dollars which helped to support loan growth and also repayment of other borrowed money. This shift in composition in 2006 with higher savings and money market balances and lower borrowings served as a cost effective contribution to the net interest margin and also helped to partially offset the steady growth in average costs associated with time deposits. The average cost of savings and money market accounts in 2006 was 2.42%, as compared to the much higher average cost of other borrowed money at 5.42%. The average cost of time deposits grew from 3.28% in 2005 to 4.24% in 2006.
     The net interest margin decreased .09% to 4.02% in 2006 from 4.11% in 2005. This is compared to a .06% increase in the net interest margin in 2005. During 2006, there was an increase of .13% in interest free funds (i.e. demand deposits, shareholders' equity) from .43% in 2005 to .56% in 2006. However, this impact from interest free funds was completely offset by a decrease in the net interest rate spread on interest sensitive assets and liabilities of .22%, with higher asset yields of .59% being completely offset by higher funding costs of ..81%. Contributing to the increase in yield on earning assets was an increase in the return on average loans of .65% from 2005. The significant change in loan yields can be attributed to the rising rate environment that has generated consistent increases in short-term interest rates that have been evident since June 2004. Between June 2004 and June 2006, the Federal Reserve's Open Market Committee increased the target federal funds rate 425 basis points, causing a similar increase in short-term market interest rates. The Company's commercial and participation loan portfolios were most sensitive to the increase in short-term interest rates, with weighted average loan yields increasing 82 basis points from 6.98% in 2005 to 7.80% in 2006. Market driven longer-term interest rates have risen very little during this same period, causing the Company's real estate loan portfolio yields to increase at a slower pace than commercial and participation loans. While the Federal Reserve's actions to increase interest rates over the past few years has been effective in allowing asset yields to grow, interest rate pressures have been felt by an increase in the Company's nonaccrual loan balances, which are up $10,777 from 2005 to finish at $12,017 in 2006. This has resulted in less interest income being recognized and a negative impact to the net interest margin. Further contributing to this net interest margin compression was total interest expense, which increased 31.9% from 2005 due to higher repricing rates and larger average earning asset balances that required additional funding. The increase came mostly from costs incurred on the Company's time deposits and savings and money market accounts, which increased ..96% and 1.42%, respectively, from 2005. Time deposits have been more responsive to the rising rate environment experienced during 2005 and 2006. Savings and money market accounts were impacted mostly by a consumer demand for the Market Watch product.
     In summary, the .13% increase in the contribution of interest free funding sources that was completely offset by the .22% decrease in the net interest rate spread yielded the .09% decrease in the net interest margin for 2006. The 2005 increase in net interest margin of .06% was from a .07% increase in interest free funds partially offset by a .01% decrease in the net interest spread, with higher asset yields of .34% being offset by higher funding costs of .35%.
     While the frequency and size of changes in market interest rates are difficult to predict, management believes that the Federal Reserve has reached its "target" zone of economic stability and anticipates no future interest rate increases for 2007. There can be no assurance, however, to this effect as changes in market interest rates are dependent upon a variety of factors that are beyond the Company's control. The anticipated combinations of modest earning asset growth and a compressing net interest margin should continue to challenge net interest income growth in 2007. For additional discussion on the Company's rate sensitive assets and liabilities, please see "Interest Rate Sensitivity and Liquidity" and "Table VIII" within this Management's Discussion and Analysis.

NONINTEREST INCOME AND EXPENSE
     Total noninterest income increased $308, or 5.6%, in 2006 as compared to 2005. Contributing most to the increase in noninterest income was earnings from the Company's bank owned life insurance ("BOLI") contracts, which increased $318, or 54.0%, in 2006 as compared to 2005. BOLI activity was impacted by additional investments in life insurance contracts purchased during 2005, higher earnings rate on such contracts and life insurance proceeds received in 2006. The Company's average investment balance in BOLI for 2006 was $16,052, an increase of $1,551, or 10.7%, as compared to 2005. Other noninterest income was also up $105, or 7.0%, in 2006 as compared to 2005. Debit card interchange fees were the key drivers of other noninterest income, increasing $67, or 16.2% in 2006 as compared to 2005. The volume of transactions utilizing the Company's Jeanie(R) Plus debit card continue to increase over a year ago. The Company's customers used their Jeanie(R) Plus debit cards to complete 1,008,792 transactions during 2006, up 20.1% from the 839,766 transactions during 2005, derived mostly from gasoline and restaurant purchases. Other noninterest income growth also came from insurance commissions on credit insurance. Partially offsetting the year-to-date increases from BOLI and other noninterest revenue was a decrease in the Company's service charge on deposit accounts, lowering $109, or 3.5%, in 2006 as compared to 2005, due to the growth in the number of Easy Checking accounts featuring no service charge or minimum balance requirements. The Easy Checking account, a transaction account with electronic features, increases the Company's core deposits, increases interchange fees and decreases processing costs. In 2005, total noninterest income decreased $2,470, or 30.9%, compared to 2004 in large part to the sale of ProCentury Corp., a Columbus-based property and casualty insurer, on April 26, 2004. The sale of stock ownership in ProCentury Corp. resulted in gross income of $2,463 recognized in the 2004 fiscal period. For additional information on the
ProCentury Corp. transaction, please refer to Note R of the Company's consolidated financial statements under the caption "Gain on Sale of ProCentury".

     Total noninterest expense decreased $160, or .7%, in 2006 and increased $433, or 2.1%, in 2005. The most significant expense in this category is salary and employee benefits, which decreased $340, or 2.6%, from 2005 to 2006. Contributing most to this decrease was a reduction in employee incentive compensation due to lower corporate performance during the fiscal period of 2006 as compared to 2005. During 2006, the Company also experienced a lower full-time equivalent employee base, decreasing from 265 employees at year-end 2005 to 254 employees at year-end 2006, further reducing salaries and employee benefit expenses during 2006. During 2005, salaries and employee benefits expense increased $245, or 1.9%, from 2004 due to annual merit increases and rising benefit costs. During 2005, the Company experienced a lower full-time equivalent employee base, decreasing from 270 employees at year-end 2004 to 265 employees at year-end 2005, partially offsetting increases in salaries and employee benefits. In 2006, occupancy and furniture and equipment expenses decreased $57, or 2.3%, as compared to 2005. This decrease was in large part due to the maturities of depreciation terms on several asset acquisitions from previous years as well as the decreasing nature of current depreciable assets that have incurred lower depreciation expense during 2006. In late 2006, the Company invested over $2,000 to replace its Jackson, Ohio facility and ceased operations in its Jackson superbank facility. The depreciation expenses on this new facility will have more of an impact in 2007 than 2006. In 2005, occupancy and furniture and equipment expenses were relatively stable, increasing just $22, or ..9%, as there were no new material facility upgrades. Corporation franchise tax was relatively stable during 2006, decreasing $4, or .6%, and increasing $57, or 9.3%, in 2005 based on capital levels at the Bank for both periods. During 2006,
data   processing   expenses   increased  $54,  or  8.5%,   primarily  from  the
transactional volume increase in the Company's Jeanie(R) Plus debit cards. During 2005, data processing expenses increased $129, or 25.6%, due to volume increases and the negotiation of lower data processing fees on debit and credit cards in the prior 2004 fiscal period. Other noninterest expenses were up $183, or 3.4%, during 2006 in large part due to increases in various loan and collection expenses associated with higher nonperforming loan balances. During 2005, the Company's other noninterest expenses decreased $20, or .4%, from lower legal and check clearing costs. The Company's efficiency ratio, which is noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income, for 2006 improved to 61.2%, decreasing 2.29% from 2005, as a result of successful noninterest revenue growth and lower overhead costs. Conversely, in 2005, the efficiency ratio was up 4.75% to finish at 63.5%, largely due to the gain on sale of ProCentury Corp. that was included in 2004's noninterest earnings. Excluding ProCentury Corp., the Company's efficiency ratio in 2005 was up just .4% with the Company's noninterest expense slightly outpacing the growth in revenue sources (net interest income and noninterest income).

FINANCIAL CONDITION:

CASH AND CASH EQUIVALENTS
     The Company's cash and cash equivalents consist of cash and balances due from banks and federal funds sold. The amounts of cash and cash equivalents fluctuate on a daily basis due to
                                       31
customer activity and liquidity needs. At December 31, 2006, cash and cash equivalents had increased $1,149, or 5.9%, to $20,765 as compared to $19,616 at December 31, 2005. This increase was primarily attributable to the Company's improved liquidity position from time deposit growth. Management believes that the current balance of cash and cash equivalents remains at a level that will meet cash obligations and provide adequate liquidity.

SECURITIES
     Management's goal in structuring the portfolio is to maintain a prudent level of liquidity while providing an acceptable rate of return without sacrificing asset quality. Maturing securities have historically provided sufficient liquidity such that management has not sold a debt security in several years.
     The balance of total securities increased $5,201, or 6.6%, as compared to 2005 with the ratio of securities to total assets also increasing to 10.9% at December 31, 2006, compared to 10.5% at December 31, 2005. This trend of higher security investments was driven by increases in U.S. government agency securities of $7,016, or 38.6%, and municipal bonds of $1,274, or 10.6%, as compared to year-end 2005. The growth in U.S. government agencies and municipal bonds was the result of attractive yield opportunities and a desire to increase diversification within the Company's securities portfolio. This growth was partially offset by a decrease in mortgage-backed securities of $3,089, or 6.4%, from year-end 2005. The Company continues to benefit from the advantages of mortgage-backed securities, which make up the largest portion of the Company's investment portfolio, totaling $45,141, or 54.0% of total investments at December 31, 2006. The primary advantage of mortgage-backed securities has been the increased cash flows due to the more rapid (monthly) repayment of principal as compared to other types of investment securities, which deliver proceeds upon maturity or call date. Principal repayments from mortgage-backed securities totaled $7,272 from January 1, 2006 to December 31, 2006. With the general increase in interest rates evident during 2006, the reinvestment rates on debt securities also responded, producing higher returns in 2006 as compared to 2005. The weighted average FTE yield on debt securities at year-end 2006 was 4.44% as compared to 4.28% at year-end 2005. Table III provides a summary of the portfolio by category and remaining contractual maturity. Issues classified as equity securities have no stated maturity date and are not included in Table
III. While the Company's focus is to generate interest revenue primarily through loan growth, management will continue to invest excess funds in securities when opportunities arise.
                                       32

LOANS
     In 2006, the Company's primary category of earning assets, total loans, increased $7,632, or 1.2%, to reach $625,164. Most of this increase occurred in 2006's first quarter period where loans were up from year-end 2005 by $8,841, or 1.4%. Total loan growth was mostly influenced by commercial loans increasing $4,212, or 1.8%, from year-end 2005. Commercial loans include both commercial real estate and commercial and industrial loans. This overall growth is consistent with the Company's continued emphasis on commercial lending, which generally yields a higher return on investment as compared to other types of loans. Commercial loan growth during 2006 was primarily driven by loan participations with other banks outside the Company's primary market area, which increased $9,038, or 47.8%. Although the Company is not actively marketing participation loans outside its primary market area, it is taking advantage of the relationships it has with certain lenders in those areas where the Company believes it can profitably participate with an acceptable level of risk. This growth in participation loans was partially offset by a decrease in the remaining commercial loan balances of $4,826, or 2.2%, in large part due to significant payoffs from three commercial real estate accounts. The commercial loan portfolio consists primarily of rental property loans (15.7% of portfolio), medical industry loans (13.1% of portfolio), hotel and motel loans (9.6% of portfolio), and land development loans (9.1% of portfolio). The primary market areas for the Company's commercial loans, excluding loan participations, are in the areas of Gallia, Jackson, Pike and Franklin counties in Ohio, which accounted for 66.0% of total originations during 2006, and the growing West Virginia markets, which accounted for 22.2% of total originations for the same time period. While management believes lending opportunities exist in the Company's markets, future commercial lending activities will depend upon economic and related conditions, such as general demand for loans in the Company's primary markets, interest rates offered by the Company and normal underwriting considerations. Additionally, the potential for larger than normal commercial loan payoffs may continue to limit loan growth during 2007.
     While commercial loans, both commercial real estate and commercial and industrial, comprise the largest portion of the Company's loan portfolio, generating residential real estate loans remains a key focus of the Company's lending efforts. In 2006, residential real estate loans increased $3,541, or 1.5%, to reach $238,549. Throughout the past fiscal year, consumer demand for real estate loans has steadily increased due to the continuation of lower mortgage rates that have not responded as much to the documented rise in short-term interest rates. The Company's fixed-rate real estate loans have become increasingly more popular than the adjustable-rate mortgage product. A flattened yield curve influenced by these many short-term rate increases has led to a specific demand for long-term, fixed-rate real estate loans, which still remain affordable for the Company's mortgage consumers. Management continues to feel comfortable with the Company's minimal interest rate risk exposure and, as a result, the Company kept a large portion of its fixed-rate real estate originations in its portfolio during 2006. This led to an increase in fixed-rate real estate loan balances of $18,216, or 16.4%, from year-end 2005. To help further satisfy this increasing demand in fixed-rate real estate loans, the
Company continues to originate and sell some fixed-rate mortgages to the secondary market, but has sold just $4,038 in loans during 2006, which is below the volume of originations sold during 2005. Partially offsetting real estate loan growth was a decrease in the Company's one-year adjustable-rate mortgage balances of $14,277, or 17.4%, as a result of the slowed volume of refinancing that had been more aggressive during the 2004 and 2005 periods. The remaining real estate loan portfolio balances decreased, primarily from the Company's other variable-rate real estate loan products.
     The Company's consumer loans fell $5,854, or 4.0%, from year-end 2005 to finish at $139,961. This drop in consumer loans was mostly attributable to the automobile lending segment, which decreased $6,811, or 9.8%, from year-end 2005. While the automobile lending segment continues to represent the largest portion of the Company's consumer loan portfolio, management's emphasis on profitable loan growth with higher returns has contributed most to the reduction in loan volume within this area. Indirect automobile loans bear additional costs from dealers that partially offset interest revenue and lower the rate of return. Furthermore, economic factors and the continued rising rate environment during 2005 and most of 2006 have caused a decline in automobile loan volume. As rates have aggressively moved up, continued competition with local banks and alternative methods of financing, such as captive finance companies offering loans at below-market interest rates, have continued to challenge automobile loan growth during 2006. Partially offsetting the decrease in auto loans was an increase in the Company's capital line balances, primarily home equity loans, which increased $507, or 2.5%, from year-end 2005.
     The Company recognized an increase of $5,733 in other loans from year-end 2005. Other loans consist primarily of state and municipal loans and overdrafts. This increase was largely due
                                       33
to an increase in state and municipal loans of $5,691.
     The Company was pleased with its total loan growth results during 2006. Loan balances were largely driven by unseasonable commercial loan increases during the first quarter of 2006. Since that quarter, general demand for commercial loans has been flat, variable-rate real estate mortgages continue to shift to longer term fixed-rate real estate products and consumer volume has been declining. As a result, the Company expects total loan volume to continue at a moderate pace throughout the fiscal period of 2007. For 2007, the Company will continue to engage in sound underwriting practices within its loan portfolio without sacrificing asset quality and avoiding exposure to unnecessary risk that could weaken the credit quality of the portfolio.

ALLOWANCE FOR LOAN LOSS AND PROVISION EXPENSE
     Tables IV, V, and VI have been provided to enhance the understanding of the loan portfolio and the allowance for potential loan losses. Management evaluates the adequacy of the allowance for loan losses quarterly based on several factors including, but not limited to, general economic conditions, loan portfolio composition, prior loan loss experience, and management's estimate of probable losses. Actual losses on loans are reflected as reductions in the reserve and are referred to as charge-offs. The amount of the provision for loan losses charged to operating expenses is the amount necessary, in management's opinion, to maintain the allowance for loan losses at an adequate level. The allowance required is primarily a function of the relative quality of the loans in the loan portfolio, the mix of loans in the portfolio and the rate of growth of outstanding loans.
     During 2006, the Company increased its provision for loan loss expense by $3,865 as compared to 2005, which elevated its allowance for loan losses by $2,279, or 32.0%, to finish at $9,412. This increase was primarily due to increases in nonaccrual loan balances and loan charge-offs since year-end 2005. During the fourth quarter of 2006, a loan relationship totaling $6,700, or 1.07% of total loans, was determined by management to be impaired due to certain events and subsequently placed on nonaccrual status. The loans are primarily secured by commercial real estate and based on management's assessment of the relationship, a specific allocation for loan losses was made totaling $2,000, which required a corresponding increase in the provision for loan losses. Additionally, management charged off $2,300 on existing nonperforming loans during the fourth quarter of 2006. While the allowance for loan losses already reflected the probable losses on these previously identified nonperforming loans, the charge-offs increased the Company's historical loss experience for commercial loans, resulting in an increase in the allowance for loan losses for general allocations to reflect increased risk in the portfolio. Due to both the increase in specific allocations of the allowance for loan losses and increased loss history which called for an increase in the general allocations, management provided $3,731 to the allowance for loan losses during the fourth quarter of 2006.
     As a result of these fourth quarter events, the Company's ratio of net charge-offs to average total loans for the year ending 2006 finished at .54%, up from .31% for the year ending 2005, due mostly to the $1,750 increase in net charge-offs within the commercial loan portfolio. The Company's nonperforming loans, which consist of nonaccruing loans and accruing loans past due 90 days or more, were approximately $13,392 at December 31, 2006, compared to $2,557 at the end of 2005. The increase was primarily in nonaccrual loan balances. As a result, the Company's nonperforming loans as a percentage of total loans increased to 2.14% at year-end 2006 as compared to .41% at year-end 2005. Nonperforming assets, which includes real estate acquired through foreclosure and referred to as other real estate owned ("OREO"), to total assets also increased to 2.00% at December 31, 2006, compared to .62% at year-end 2005. Nonperforming loans and nonperforming assets included three commercial relationships representing 1.63% of total loans and 1.33% of total assets at December 31, 2006.
     As a result of higher nonperforming loan balances, the ratio of allowance for loan losses to total loans increased to 1.51% at December 31, 2006 as compared to 1.16% at December 31, 2005. Management believes that the allowance for loan losses is adequate and reflects probable incurred losses in the loan portfolio. The actions that took place in the fourth quarter of 2006 were deemed prudent and necessary by management and efforts to work diligently in resolving and/or liquidating these problem credits within the nonperforming loan portfolio will continue into 2007. Asset quality remains a key focus, as management continues to stress not just loan growth, but quality in loan underwriting as well.
                                       34

DEPOSITS
     Interest-earning assets are funded primarily by both interest and noninterest bearing core deposits. Deposits are influenced by changes in interest rates, economic conditions and competition from other banks. The accompanying table VII shows the composition of total deposits as of December 31, 2006. Total deposits grew $30,920, or 5.5%, to reach $593,786 by year-end 2006, resulting from the Company's efforts to attract deposits to fund loan growth as well as the rise in interest rates. The increase in deposits came primarily from growth in money market and time deposit balances.
     Money market deposit balances were up $36,595 to finish at $58,941 at year-end 2006 as compared to $22,346 at year-end 2005. This increase was from the Company's new Market Watch money market account product, which generated $38,473 in new deposit balances from year-end 2005. Introduced in August 2005, the Market Watch product is a limited transaction investment account with tiered rates that compete with current market rate offerings and serve as an alternative to certificates of deposit for some customers. The continued success of the Company's new Market Watch product was responsible for a deposit balance shift from its interest-bearing demand deposits, causing a decrease in NOW accounts of $17,014, or 17.8%. This was primarily from decreases in the Company's Gold Club and Shareholder Gold NOW products that totaled $14,960, or 29.8%, collectively.
     Also supplementing deposit growth were time deposits, which increased $18,348, or 5.6%, over 2005. Time deposits, particularly certificates of deposit ("CD's"), continue to be the most significant source of funding for the Company's earning assets making up 58.2% of total deposits at December 31, 2006. The Company's retail CD balances increased $36,665, or 13.5%, from year-end 2005 while wholesale funding deposits (i.e., brokered and network CD issuances) decreased $18,317, or 32.8%, from year-end 2005. As interest rates have risen during the first half of 2006, wholesale funding rates from brokered and network CD deposits have increased at a faster pace than funding rates on retail CD deposits, making retail CD deposits more affordable and cost effective to utilize as a loan funding source. The weighted average cost for these wholesale CD issuances in 2006 was 4.38%, while the weighted average cost for retail CD issuances was 4.25%, a cost benefit of 13 basis points. The net increase in CD balances as a result of the shift of emphasis back to retail funding was used to fund loan originations and lower other borrowed funds during 2006.
     Deposit growth was partially offset by a $4,601, or 5.6%, decrease in the Company's noninterest-bearing demand deposits from year-end 2005, primarily from seasonal decreases in business checking balances.
     The Company will continue to experience increased competition for deposits in its market areas, which should challenge its net growth in retail CD balances. The Company will continue to target growth in these retail funds during 2007, reflecting the Company's efforts to reduce its reliance on higher cost funding.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
     Repurchase agreements, which are financing arrangements that have overnight maturity terms, were down $6,514, or 22.4%, from year-end 2005. This decline was mostly due to typical seasonal fluctuations of one commercial account.

FUNDS BORROWED
     The Company also accesses other funding sources, including short-term and long-term borrowings, to fund asset growth and satisfy short-term liquidity needs. During 2006, the Company's other borrowed funds decreased $12,627, or 16.6%, from year-end 2005. This was primarily due to the continued emphasis on retail deposits as the primary source of funding for growth in earning assets. Other borrowed funds consist primarily of Federal Home Loan Bank (FHLB) advances and promissory notes. FHLB advances are subject to collateral agreements and are secured by qualifying first mortgage loans and FHLB stock. Promissory notes are primarily associated with funding loans at Loan Central and were issued with various terms through a final maturity date of 2008. Management utilized the aggressive growth in retail proceeds to fund loans and repay FHLB borrowings during 2006. Management will continue to evaluate borrowings from the FHLB as an alternative funding source to help manage interest rate sensitivity and liquidity in 2007.

OFF-BALANCE SHEET ARRANGEMENTS
     The disclosures required for off-balance sheet arrangements are discussed in Note I and Note K.

CAPITAL RESOURCES
     The Company maintains a capital level that exceeds regulatory requirements as a margin of safety for its depositors and shareholders. All of the capital ratios exceeded the regulatory minimum guidelines as identified in Note P "Regulatory Matters". Shareholders' equity totaled $60,282 at December 31, 2006, compared to $59,271 at December 31, 2005, which represents growth of 1.7%. Contributing most to this increase was year-to-date net income of $5,398. Partially offsetting the growth in capital were cash dividends paid of $2,837, or $.67 per share, year-to-date, and a $1,800 increase in the amount of treasury stock repurchases. Cash dividends paid for 2006 represents a 4.9% increase as compared to 2005.
     The Company anticipates repurchasing additional common shares from time to time as authorized by its stock
                                       35
repurchase program. The Company's Board of Directors has approved annual extensions to the plan. Most recently, the Board of Directors extended the stock repurchase program from February 16, 2007 to February 15, 2008, and authorized Ohio Valley to repurchase up to 175,000 of its common shares through open market and privately negotiated purchases.
     Furthermore, the Company maintains a dividend reinvestment and stock purchase plan. The plan allows shareholders to purchase additional shares of company stock. A benefit of the plan is to permit the shareholders to reinvest cash dividends as well as make supplemental purchases without the usual payment of brokerage commissions. During 2006, shareholders invested more than $1,336 through the dividend reinvestment and stock purchase plan. These proceeds resulted in the issuance of 4 new shares and the acquisition of 52,679 existing shares through open market purchases for a total of 52,683 shares. At December 31, 2006, approximately 81% of the shareholders were enrolled in the dividend reinvestment plan. Members' reinvestment of dividends and supplemental purchases in 2006 represented 47.1% of year-to-date dividends paid.

INTEREST RATE SENSITIVITY AND LIQUIDITY
     The Company's goal for interest rate sensitivity management is to maintain a balance between steady net interest income growth and the risks associated with interest rate fluctuations. Interest rate risk ("IRR") is the exposure of the Company's financial condition to adverse movements in interest rates. Accepting this risk can be an important source of profitability, but excessive levels of IRR can threaten the Company's earnings and capital.
     The Company evaluates IRR through the use of an earnings simulation model to analyze net interest income sensitivity to changing interest rates. The modeling process starts with a base case simulation, which assumes a flat interest rate scenario. The base case scenario is compared to rising and falling interest rate scenarios assuming a parallel shift in all interest rates. Comparisons of net interest income and net income fluctuations from the flat rate scenario illustrate the risks associated with the projected balance sheet structure.
     The Company's Asset Liability Committee monitors and manages IRR within Board approved policy limits. The current IRR policy limits anticipated changes in net interest income over a 12 month horizon to plus or minus 10% of the base net interest income assuming a parallel rate shock of up 100, 200 and 300 basis points and down 100, 200 and 300 basis points.
     The estimated change in net interest income reflects minimal interest rate risk exposure and is well within the policy guidelines established by the Board. At December 31, 2006, the Company's analysis of net interest income reflects a modest liability sensitive position. Based on current assumptions, an instantaneous increase in interest rates would negatively impact net interest income primarily due to variable rate loans reaching their annual interest rate cap or potentially their lifetime interest rate cap. Furthermore, in a rising rate environment the prepayment amounts on loans and mortgage-backed securities slow down producing less cash flow to reinvest at higher interest rates. During an instantaneous decrease in interest rates, the opposite occurs producing a nominal increase in net interest income. As compared to December 31, 2005, the Company's interest rate risk profile has become more liability sensitive in anticipation of interest rates peaking and potentially decreasing in 2007.
     Liquidity management should focus on matching the cash inflows and outflows within the Company's natural market for loans and deposits. This goal is accomplished by maintaining sufficient asset liquidity along with stable core deposits. The primary sources of liquidity are interest-bearing balances with banks, federal funds sold and the maturity and repayment of investments and loans as well as cash flows provided from operations. The Company has classified $66,328 in securities as available for sale at December 31, 2006. In addition, the Federal Home Loan Bank in Cincinnati offers advances to the Bank which further enhances the Bank's ability to meet liquidity demands. At December 31, 2006, the Bank could borrow an additional $65,000 from the Federal Home Loan Bank. The Bank also has the ability to purchase federal funds from several of its correspondent banks. See the consolidated statement of cash flows for further cash flow information. Management does not rely on any single source of liquidity and monitors the level of liquidity based on many factors affecting the Company's financial condition.

INFLATION
     Consolidated financial data included herein has been prepared in accordance with US GAAP. Presently, US GAAP requires the Company to measure financial position and operating results in terms of historical dollars with the exception of securities available for sale, which are carried at fair value. Changes in the relative value of money due to inflation or deflation are generally not considered.
     In management's opinion, changes in interest rates affect the financial institution to a far greater degree than changes in the inflation rate. While interest rates are greatly influenced by changes in the inflation rate, they do not change at the same rate or in the same magnitude as the inflation rate. Rather, interest rate volatility is based on changes in the expected rate of inflation, as well as monetary and fiscal policies. A financial institution's ability to be relatively unaffected by changes in interest rates is a good indicator of its capability to perform in today's volatile economic environment. The Company seeks to insulate itself from interest rate volatility by ensuring that rate sensitive assets and rate sensitive liabilities respond to changes in interest rates in a similar time frame and to a similar degree.
                                       36

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

     Allowance for loan losses: To arrive at the total dollars necessary to maintain an allowance level sufficient to absorb probable losses incurred at a specific financial statement date, management has developed procedures to establish and then evaluate the allowance once determined. The allowance consists of the following components: specific allocation, general allocation and other estimated general allocation.
     To arrive at the amount required for the specific allocation component, the Company evaluates loans for which a loss may be incurred either in part or whole. To achieve this task, the Company has created a quarterly report ("Watchlist") which lists the loans from each loan portfolio that management deems to be potential credit risks. The criteria to be placed on this report are: past due 60 or more days, nonaccrual and loans management has determined to be potential problem loans. These loans are reviewed and analyzed for potential loss by the Large Loan Review Committee, which consists of the President of the Company and members of senior management with lending authority. The function of the Committee is to review and analyze large borrowers for credit risk, scrutinize the Watchlist and evaluate the adequacy of the allowance for loan losses and other credit related issues. The Committee has established a grading system to evaluate the credit risk of each commercial borrower on a scale of 1 (least risk) to 10 (greatest risk). After the Committee evaluates each relationship listed in the report, a specific loss allocation may be assessed. The specific allocation is currently made up of amounts allocated to the commercial and real estate loan portfolios.
     Included in the specific allocation analysis are impaired loans, which consist of loans with balances of $200 or more on nonaccrual status or non-performing in nature. These loans are also individually analyzed and a specific allocation may be assessed based on expected credit loss. Collateral dependent loans will be evaluated to determine a fair value of the collateral securing the loan. Any changes in the impaired allocation will be reflected in the total specific allocation.
     The second component (general allowance) is based upon total loan portfolio balances minus loan balances already reviewed (specific allocation). The Large Loan Review Committee evaluates credit analysis reports that provide management with a "snapshot" of information on borrowers with larger-balance loans (aggregate balances of $1,000 or greater), including loan grades, collateral values, and other factors. A list is prepared and updated quarterly that allows management to monitor this group of borrowers. Therefore, only small balance commercial loans and homogeneous loans (consumer and real estate loans) are not specifically reviewed to determine minor delinquencies, current collateral values and present credit risk. The Company utilizes actual historic loss experience as a factor to calculate the probable losses for this component of the allowance for loan losses. This risk factor reflects an actual one-year or three-year performance evaluation of credit losses per loan portfolio, whichever is greater. The risk factor is achieved by taking the average net charge-off per loan portfolio for the last 12 or 36 consecutive months, whichever is greater, and dividing it by the average loan balance for each loan portfolio over the same time period. The Company believes that by using the greater of the 12 or 36 month average loss risk factor, the estimated
                                       37
allowance will more accurately reflect current probable losses.
     The final component used to evaluate the adequacy of the allowance includes five additional areas that management believes can have an impact on collecting all principal due. These areas are: 1) delinquency trends, 2) current local economic conditions, 3) non-performing loan trends, 4) recovery vs. charge-off, and 5) personnel changes. Each of these areas is given a percentage factor, from a low of 10% to a high of 30%, determined by the degree of impact it may have on the allowance. To calculate the impact of other economic conditions on the allowance, the total general allowance is multiplied by this factor. These dollars are then added to the other two components to provide for economic conditions in the Company's assessment area. The Company's assessment area takes in a total of ten counties in Ohio and West Virginia. Each assessment area has its individual economic conditions; however, the Company has chosen to average the risk factors for compiling the economic risk factor.
     The adequacy of the allowance may be determined by certain specific and nonspecific allocations; however, the total allocation is available for any credit losses that may impact the loan portfolios.

CONCENTRATIONS OF CREDIT RISK
     The Company maintains a diversified credit portfolio, with commercial loans, both commercial real estate and commercial and industrial, currently comprising the most significant portion. Credit risk is primarily subject to loans made to businesses and individuals in central and southeastern Ohio as well as western West Virginia. Management believes this risk to be general in nature, as there are no material concentrations of loans to any industry or consumer group. To the extent possible, the Company diversifies its loan portfolio to limit credit risk by avoiding industry concentrations.

FORWARD LOOKING STATEMENTS
     Except for the historical statements and discussions contained herein, statements contained in this report constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 and as defined in the Private Securities
Litigation Reform Act of 1995. Such statements are often, but not always, identified by the use of such words as "believes," "anticipates," "expects," and similar expressions. Such statements involve various important assumptions, risks, uncertainties, and other factors, many of which are beyond our control, that could cause actual results to differ materially from those expressed in such forward looking statements. These factors include, but are not limited to: changes in political, economic or other factors such as inflation rates, recessionary or expansive trends, and taxes; competitive pressures; fluctuations in interest rates; the level of defaults and prepayment on loans made by the Company; unanticipated litigation, claims, or assessments; fluctuations in the cost of obtaining funds to make loans; and regulatory changes. Additional detailed information concerning a number of important factors which could cause actual results to differ materially from the forward-looking statements contained in management's discussion and analysis is available in the Company's filings with the Securities and Exchange Commission, under the Securities Exchange Act of 1934, including the disclosure under the heading "Item 1A. Risk Factors" of Part 1 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2006. Readers are cautioned not to place undue reliance on such forward looking statements, which speak only as of the date hereof. The Company undertakes no obligation and disclaims any intention to republish revised or updated forward looking statements, whether as a result of new information, unanticipated future events or otherwise.
                                       38

CONSOLIDATED AVERAGE BALANCE SHEET & ANALYSIS OF NET INTEREST INCOME

Table I
                                                                        December 31
                                   ------------------------------------------------------------------------------------
                                              2006                         2005                         2004
(dollars in thousands)             --------------------------   --------------------------   --------------------------
                                   Average    Income/  Yield/   Average    Income/  Yield/   Average    Income/  Yield/
                                   Balance    Expense   Rate    Balance    Expense   Rate    Balance    Expense   Rate
                                   -------    -------   ----    -------    -------   ----    -------    -------   ----
ASSETS
------
Interest-earning assets:
  Interest-bearing balances        $    579  $     23   4.06%   $    636  $     15   2.33%   $    879   $     7    .79%
    with banks
  Federal funds sold                  4,193       220   5.24       1,256        39   3.14       4,708        55   1.17
  Securities:
    Taxable                          73,160     3,189   4.36      71,602     2,921   4.08      73,046     3,055   4.18
    Tax exempt                       12,440       688   5.53      11,851       691   5.83      12,673       809   6.38
  Loans                             626,418    48,581   7.76     599,345    42,621   7.11     590,006    39,823   6.75
                                   --------   -------  -----    --------   -------  -----    --------   -------  -----
    Total interest-
      earning assets                716,790    52,701   7.35%    684,690    46,287   6.76%    681,312    43,749   6.42%

Noninterest-earning assets:
  Cash and due from banks            15,306                       15,420                       15,809
  Other nonearning assets            36,655                       33,687                       32,779
  Allowance for loan losses          (7,819)                      (7,308)                      (7,619)
                                   --------                     --------                     --------
    Total noninterest-
      earning assets                 44,142                       41,799                       40,969
                                   --------                     --------                     --------
        Total assets               $760,932                     $726,489                     $722,281
                                   ========                     ========                     ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
  NOW accounts                    $ 93,137      2,343   2.52%   $110,626     2,252   2.04%   $112,546    1,783   1.58%
  Savings and Money Market          78,241      1,895   2.42      50,363       503   1.00      48,574      318    .65
  Time deposits                    338,593     14,356   4.24     311,268    10,218   3.28     309,744    9,225   2.98
  Repurchase agreements             22,692        895   3.94      24,694       641   2.60      24,743      278   1.12
  Other borrowed money              81,975      4,442   5.42      92,520     4,523   4.89      96,361    4,542   4.71
                                  --------    -------  -----    --------   -------  -----    --------   -------  -----
    Total interest-
      bearing liabilities          614,638     23,931   3.89%    589,471    18,137   3.08%    591,968   16,146   2.73%

Noninterest-bearing liabilities:
  Demand deposit accounts           75,330                        70,473                       66,298
  Other liabilities                 10,994                         8,925                        8,227
                                  --------                      --------                     --------
    Total noninterest-
      bearing liabilities           86,324                        79,398                       74,525

  Shareholders' equity              59,970                        57,620                       55,788
                                   --------                     --------                     --------
    Total liabilities and
      shareholders' equity         $760,932                     $726,489                     $722,281
                                   ========                     ========                     ========

Net interest earnings                         $28,770                      $28,150                      $27,603
                                              =======                      =======                      =======
Net interest earnings as a percent
  of interest-earning assets                           4.02%                        4.11%                        4.05%
                                                      -----                        -----                        -----
Net interest rate spread                               3.46%                        3.68%                        3.69%
                                                      -----                        -----                        -----
Average interest-bearing liabilities
  to average earning assets                           85.75%                       86.09%                       86.89%
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

RATE VOLUME ANALYSIS OF CHANGES IN INTEREST INCOME & EXPENSE

Table II
                                                 2006                                   2005
                                      -----------------------------          ----------------------------
(dollars in thousands)                     Increase (Decrease)                    Increase (Decrease)
                                        From Previous Year Due to              From Previous Year Due to
                                      -----------------------------          ------------------------------
                                      Volume    Yield/Rate    Total          Volume     Yield/Rate    Total
                                      ------    ----------    -----          ------     ----------    -----
INTEREST INCOME
---------------
Interest-bearing balances
  with banks                        $    (2)     $    10    $     8         $    (2)     $    10    $     8
Federal funds sold                      141           40        181             (61)          45        (16)
Securities:
  Taxable                                65          204        269             (59)         (75)      (134)
  Tax exempt                             34          (37)        (3)            (51)         (67)      (118)
Loans                                 1,983        3,976      5,959             638        2,160      2,798
                                    -------      -------    -------         -------      -------    -------
    Total interest income             2,221        4,193      6,414             465        2,073      2,538

INTEREST EXPENSE
----------------
NOW accounts                           (390)         481         91             (31)         500        469
Savings and Money Market                390        1,002      1,392              12          173        185
Time deposits                           958        3,180      4,138              46          947        993
Repurchase agreements                   (56)         310        254              (1)         364        363
Other borrowed money                   (544)         463        (81)           (184)         165        (19)
                                    -------      -------    -------         -------      -------    -------
    Total interest expense              358        5,436      5,794            (158)       2,149      1,991
                                    -------      -------    -------         -------      -------    -------
Net interest earnings               $ 1,863      $(1,243)   $   620         $   623      $   (76)   $   547
                                    =======      =======    =======         =======      =======    =======

The change in interest due to volume and rate is determined as follows: Volume Variance - change in volume multiplied by the previous year's rate; Yield/Rate Variance - change in rate multiplied by the previous year's volume; Total Variance - change in volume multiplied by the change in rate. The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each. Fully taxable equivalent yield assumes a 34% tax rate, net of related nondeductible interest expense.

SECURITIES

Table III
                                                                      MATURING
                                   ---------------------------------------------------------------------------
As of December 31, 2006                Within           After One but       After Five but
(dollars in thousands)                One Year        Within Five Years    Within Ten Years    After Ten Years
                                      --------        -----------------    ----------------    ---------------
                                   Amount    Yield     Amount    Yield      Amount   Yield      Amount   Yield
                                   ------    -----     ------    -----      ------   -----      ------   -----
Obligations of U.S. Government
  agency securities                   ---     ---     $25,183    4.49%         ---     ---          ---    ---
Obligations of states and
  political subdivisions          $   626    6.60%      5,664    6.57%     $ 2,136    7.49%      $4,867   4.23%
Mortgage-backed securities          3,918    3.63%     39,268    4.04%       1,955    5.42%         ---    ---
                                  -------    ----     -------    ----      -------    ----       ------   ----
    Total debt securiities        $ 4,544    4.04%    $70,115    4.41%     $ 4,091    6.50%      $4,867   4.23%
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

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

Table IV                                       Years Ended December 31
(dollars in thousands)                 2006     2005     2004     2003     2002
----------------------                 ----     ----     ----     ----     ----

Commercial loans (1)                 $7,806   $4,704   $4,657   $4,844   $3,358
 Percentage of loans to total loans   39.45%   38.33%   37.69%   38.58%   36.94%

Residential real estate loans           310      623      642      833    1,318
 Percentage of loans to total loans   38.16%   38.06%   37.84%   37.94%   40.07%

Consumer loans                        1,296    1,806    1,878    1,916    2,393
 Percentage of loans to total loans   22.39%   23.61%   24.47%   23.48%   22.99%

                                     -------  -------  -------  -------  -------
Allowance for Loan Losses            $9,412   $7,133   $7,177   $7,593   $7,069
                                     =======  =======  =======  =======  =======
                                     100.00%  100.00%  100.00%  100.00%  100.00%
                                     =======  =======  =======  =======  =======
Ratio of net charge-offs
 to average loans                       .54%     .31%     .47%     .68%     .86%
                                     =======  =======  =======  =======  =======

     The above allocation is based on estimates and subjective judgments and is not necessarily indicative of the specific amounts or loan categories in which losses may ultimately occur.

(1) Includes commercal and industrial and commercial real estate loans.

SUMMARY OF NONPERFORMING AND PAST DUE LOANS

Table V
(dollars in thousands)                 2006     2005     2004     2003     2002
----------------------                 ----     ----     ----     ----     ----
Impaired loans                      $17,402   $7,983   $5,573   $1,988   $4,780
Past due-90 days or more and
  still accruing                      1,375    1,317    1,402      659    1,491
Nonaccrual                           12,017    1,240    1,618    2,655    6,569
Accruing loans past due 90
  days or more to total loans           .22%     .21%     .23%     .12%     .27%
Nonaccrual loans as a % of
  total loans                          1.92%     .20%     .27%     .46%    1.17%
Impaired loans as a % of total loans   2.78%    1.29%     .93%     .35%     .85%
Allowance for loans losses as a
  % of total loans                     1.51%    1.16%    1.20%    1.32%    1.26%

     Management believes that the impaired loan disclosures are comparable to the nonperforming loan disclosures except that the impaired loan disclosures do not include single family residential or consumer loans which are analyzed in the aggregate for loan impairment purposes.

     During 2006, the Company recognized $939 of interest income on impaired loans. Individual loans not included above that management feels have loss potential total approximately $4,962. The Company has no assets which are considered to be troubled debt restructings that are not already included in the table above.

     Management formally considers placing a loan on nonaccrual status when collection of principal or interest has become doubtful. Furthermore, a loan should not be returned to the accrual status unless either all delinquent principal or interest has been brought current or the loan becomes well secured and is in the process of collection.

MATURITY AND REPRICING DATA OF LOANS

Table VI

As of December 31, 2006                             Maturing/Repricing
(dollars in thousands)
                               Within       After One but
                              One Year    Within Five Years   After Five Years     Total
                              --------    -----------------   ----------------     -----
Commercial loans (1)          $149,764         $ 48,158           $ 48,732        $246,654
Residential real estate loans   77,617           12,852            148,080         238,549
Consumer loans                  27,184           77,555             35,222         139,961
                              --------         --------           --------        --------
  Total loans                 $254,565         $138,565           $232,034        $625,164
                              ========         ========           ========        ========

Loans maturing or repricing after one year with:
   Variable interest rates    $ 47,408
   Fixed interest rates        323,191
                              --------
   Total                      $370,599
                              ========

(1) Includes commercial and industrial and commercial real estate loans.

DEPOSITS

Table VII                                    as of December 31

(dollars in thousands)
                                     2006           2005           2004
                                     ----           ----           ----
Interest-bearing deposits:
  NOW accounts                     $ 78,484       $ 95,498       $110,901
  Money Market                       58,941         22,347          9,023
  Savings accounts                   32,719         35,126         37,008
  IRA accounts                       38,731         36,779         37,272
  Certificates of Deposit           306,951        290,555        271,013
                                   --------       --------       --------
                                    515,826        480,305        465,217
Noninterest-bearing deposits:
  Demand deposits                    77,960         82,561         69,936
                                   --------       --------       --------
    Total deposits                 $593,786       $562,866       $535,153
                                   ========       ========       ========

The following table presents the Company's estimated net interest income sensitivity:

INTEREST RATE SENSITIVITY
     Table VIII

 Change in               December 31, 2006           December 31, 2005
 Interest Rates           % Change in                 % Change in
 Basis Points           Net Interest Income         Net Interest Income
---------------         -------------------         -------------------

    +300                      (5.95%)                     (3.35%)
    +200                      (3.26%)                      (.86%)
    +100                      (1.37%)                      (.09%)
    -100                       1.10%                       (.25%)
    -200                       1.74%                       (.45%)
    -300                       2.65%                        .23%

CONTRACTUAL OBLIGATIONS

Table IX

  The following  table presents, as  of December 31, 2006, significant fixed and determinable  contractual  obligations to third parties by payment date. Further discussion of the nature of each  obligation is included in the referenced  note to the consolidated financial statements.
                                                                            Payments Due In
(dollars in thousands)
                                            Note        One Year        One to          Three to          Over
                                         Reference      or Less       Three Years      Five Years      Five Years        Total
                                         ---------      --------      -----------      ----------      ----------      ----------
Deposits without a stated maturity           F          $248,104              ---             ---             ---        $248,104
Consumer and brokered time deposits          F           226,220         $112,783        $  4,600        $  2,078         345,681
Repurchase agreements                        G            22,556              ---             ---             ---          22,556
Other borrowed funds                         H            28,972           27,415           7,012             147          63,546
Subordinated debentures                      I               ---              ---             ---          13,500          13,500

KEY RATIOS

Table X
                               2006     2005     2004     2003     2002
                               ----     ----     ----     ----     ----
Return on average assets        .71%     .97%    1.16%     .93%     .85%
Return on average equity       9.00%   12.18%   15.02%   12.43%   11.85%
Dividend payout ratio         52.56%   38.55%   38.89%   38.14%   40.79%
Average equity to
  average assets               7.88%    7.93%    7.72%    7.51%    7.17%

DIRECTOR & OFFICER LISTING

OVBC Directors
--------------
Jeffrey E. Smith       President and CEO, Ohio Valley Banc Corp.
Thomas E. Wiseman      President, The Wiseman Agency, Inc.
W. Lowell Call         Retired Executive, Bob Evans Farms, Inc.
Robert H. Eastman      President, Ohio Valley Supermarkets, Inc.
Lannes C. Williamson   President, L. Williamson Pallets, Inc.
Steven B. Chapman      CPA, Chapman & Burris CPA's, LLC
Anna P Barnitz         Treasurer & CFO, Bob's Market & Greenhouses, Inc.
Brent A. Saunders      Attorney, Halliday, Sheets & Saunders
Harold A. Howe         President, Ohio Valley Financial Services
Robert E. Daniel       Administrator, Holzer Clinic
Roger D. Williams      President, Bob Evans Restaurants

OVBC Officers
-------------
Jeffrey E. Smith
E. Richard Mahan
Larry E. Miller, II
Katrinka V. Hart
Sue Ann Bostic
Mario P. Liberatore
Cherie A. Barr
Sandra L. Edwards
David L. Shaffer
Jennifer L. Osborne
Tom R. Shepherd
Scott W. Shockey
Paula W. Clay
Cindy H. Johnston

Ohio Valley Bank Directors
--------------------------
Jeffrey E. Smith
Robert H. Eastman
W. Lowell Call
Thomas E. Wiseman
Lannes C. Williamson
Harold A. Howe
Steven B. Chapman
Anna P. Barnitz
Brent A. Saunders
Robert E. Daniel
Roger D. Williams

Directors Emeritus
------------------
James L. Dailey
Merrill L. Evans
Art E. Hartley, Sr.
Charles C. Lanham
C. Leon Saunders
Wendell B. Thomas
Barney A. Molnar

West Virginia Advisory Board
----------------------------
Mario P. Liberatore
Anna P. Barnitz
Richard L. Handley
Gregory K Harley
Charles C. Lanham
Trenton M. Stover
Lannes C. Williamson
R. Raymond Yauger
John C. Musgrave
Stephen L. Johnson
E. Allen Bell
John A. Myers

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

Assistant Vice Presidents
Philip E. Miller       Region Manager Franklin County
Rick A. Swain          Region Manager Pike County
Judith K. Hall         Training and Educational Development
Melissa P. Mason       Trust Officer
Diana L. Parks         Internal Auditor
Christopher S. Petro   Comptroller
Linda L. Plymale       Transit Officer
Kimberly R. Williams   Systems Officer
Deborah A. Carhart     Shareholder Relations
Gregory A. Phillips    Indirect Lending Manager
Pamela D. Edwards      Commercial Loan Operations
Paula W. Clay          Assistant Secretary
Cindy H. Johnston      Assistant Secretary
Chris L. Preston       Regional Branch Administration I-64
Angela G. King         Regional Branch Administrator Gallia/Meigs
Frank W. Davison       Chief Information Officer
David K. Nadler        Credit and Financial Analyst

Assistant Cashiers
Brenda G. Henson       Manager Customer Service
Kyla R. Carpenter      Marketing Officer
Richard P. Speirs      Maintenance Technical Supervisor
Stephanie L. Stover    Retail Lending Operations Manager
Bryna S. Butler        Corporate Communications
Raymond G. Polcyn      Retail Lending Manager for Gallia-Meigs SuperBanks
Toby M. Mannering      Collections Manager
Tyrone J. Thomas       Assistant  Manager Franklin County Region
Allen W. Elliott       Assistant Manager Indirect Lending
Tamela D. LeMaster     Regional Branch Manager I-64
Michael D. Hart        Security Officer
William T. Johnson     Internal Control Coordinator
Joe J. Wyant           Region Manager Jackson County
Linda L. Hart          Assistant Manager Waverly Office
Miquel D. McCleese     Assistant Manager Columbus Office

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

The Company currently has over $750 million in assets.

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

MAKING HEADLINES IN 2006

Daniel & Williams Elected to OVBC Board

Loan Central Celebrates 10 Years

OVB's Davison Promoted to Asst. VP

OVB Plunges into Syracuse Community Pool Project

Commercial Loans Exceed $250 Million

Shepherd & Thomas Graduate Bank Leadership Institute

OVB's Nadler Promoted to Asst. VP; Hart Promoted to Asst. Cashier

OVB Receives Southeast Financial Literacy Achievement Award from Ohio School Boards Association and Ohio Bankers League

OVB Announces New e-Delivery Service

OVB Jackson Ribbon-Cutting Benefits Local Charities

OVB's McCleese Promoted to Asst. Cashier Tom Wiseman Appointed Lead Director