Form 10-K, Exhibit 13
period 2007-12-31
OHIO VALLEY BANC CORP
filed 2008-03-17
CIK 894671

Message from Management

Dear Fellow Shareholder,


Following is your report on the operations of Ohio Valley Banc Corp. for 2007. This report, perhaps more than in any other year, evidences the disciplined, dedicated, and diligent work of some 250 employees who, contrary to most of our industry peers, increased net earnings from the previous year (by 16.7%), increased earnings per share from the previous year (by 19.7%) and improved asset quality from the previous year (by 74%), as measured by the reduction in nonperforming assets. The seeds for 2007's results were sown in December of 2006, when your Board took some bold steps to effect, what could be described as, "a full court press" on asset quality which generated the results referenced above.

We could not talk about 2007 without mentioning what has been referred to as "the melt down in the mortgage industry" or "the sub-prime slime". These problems are not characteristic of nor did they originate in community banking. We believe a buyer of a house should own it...not lease it. We believe we have an obligation to use our best analytic processes to insure a borrower's repayment success...not failure.

The aggressive tactics of many mortgage brokers fed by the insatiable appetites of Wall Street created a prescription for disaster that, while neither characteristic of nor the fault of community banking, will affect community banking customers when they try to sell or refinance their own homes. According to the Associated Press (1), the US Conference of Mayors has projected that the rise in foreclosures will result in a $166 billion loss in the gross domestic product in 2008. The sub-prime fall out encouraged us to become actively involved in a solution through education. Our Get Smart About Credit classroom program facilitated by Ohio Valley Bank loan officers was successfully piloted by 123 high school students in Gallia County, Ohio, in October 2007.

While our core markets were spared the heavy weight of sub-prime problems, some of our Gallia County and Mason County customers were subjected to what we believe was an organized debit and credit card fraud scheme. I was no exception as my own card was compromised. One of your Directors said, "With convenience, comes consequences." Debit and credit cards do indeed bring convenience, but sometimes consequences as well. Your employees spent hundreds of hours working with our customers to resolve and restore their account balances following the guerilla tactics of these electronic thieves. My final comment on this topic is:
I want to extend my sincerest "thanks" to our state and local law enforcement officials who worked with us as well as the other banks in both Gallia County and Mason County. I'm convinced their help mitigated what could have been an even more serious problem for not just our customers, but accountholders of all area banks.

On a separate note, November 1, 2007, marked the 135th year of banking service to our customers at Ohio Valley Bank. During that period, the bank has enjoyed the service of many outstanding directors and employees. During my 35 years with OVB, I have had the good fortune to work for and with many of those and other great community business minds. One of those was Merrill Evans. The bank and the community lost a great supporter when we lost Merrill in September of last year. Merrill was a bank Director for 24 years, a member of the Executive Committee for 19 years, a member of the Corp. Board for 10 years, and named Director Emeritus in 2003. Merrill was a builder, a trader, and an entrepreneur. While he was all these, to me, he was a mentor, a friend, and a confidant. His legacy at Ohio Valley Bank and our community continues even to this day.


Sincerely,
Jeffrey E. Smith
President and CEO

(1) Associated Press, January 11, 2008, "Cleveland Sues Banks Over Foreclosures"

Ohio Valley Banc Corp. is made up of three companies. The largest, Ohio Valley Bank, celebrated its 135th anniversary this year. Ohio Valley Bank operates 16 offices in two states. Loan Central is a finance company with six offices in Ohio. Ohio Valley Financial Services is an insurance agency in Jackson, Ohio. Together these three companies make up the OVBC family...a group that works very hard to give back to its communities.

Innovative Thinking in 2007
In the very beginning of the year, we began to look at business banking in a whole new light. OVB Business Solutions was launched under the anthem of "What will you do with all your free time?". Daily banking chores force employees out of the office and take up crucial selling time. The OVB Business Suite of products and services is tailored to small business and focuses on moving some of those daily tasks to OVB where we can streamline and automate them. The flagship of Business Solutions is Free Small Business Checking. The free business checking account, which includes business debit cards, was a first for many of our communities' retailers.

In the third quarter, we took an innovative approach to expansion. Expanding, via building branches, usually means moving outside your established territory; however, in a bold move, Ohio Valley Bank and Loan Central opened locations within their respective market areas. These locations have already proven their worth and are providing a better infrastructure to grow on.

Loan Central opened its sixth office, a satellite office in Ironton, Ohio. Ohio Valley Bank opened its sixteenth office inside Holzer Medical Center in Gallipolis, Ohio. The in-hospital branch was a first for OVB and for the market area. It is now deemed a necessity for the hundreds of doctors, nurses, staff and patients that enjoy the convenience.

The third quarter also brought an innovation in how we think about people. Many bankers' hearts race when they know that they are going to receive a visit from a bank examiner. After all, it is the examiner's job to find out what you are doing wrong and report it. But, why is that a bad thing? Isn't that how we grow and improve? After examining dozens of banks, wouldn't these folks be the ultimate banking experts? With those ideas in mind, our newest director was elected, David W. Thomas, former Chief Examiner of the Ohio Department of Commerce, Division of Financial Institutions.

For more than a decade, Ohio Valley Bank has positioned itself as one of the area's leaders in implementing new technology. Near the end of the third quarter of 2007, OVB launched a new platform for opening deposit accounts online, the fourth in the nation to offer this specific service. This convenient new service allows the customer to open accounts at home, without ever setting foot in a bank branch. In just three months and with no advertising, the "e-branch" collected initial deposits of more than $85,000 for new accounts. Work is well underway to bring online loans, credit cards, and mortgages to customers in 2008.

At year end, Ohio Valley Bank's last innovation came in the form of proactive identity theft protection. Too many services just pick up the pieces after identity theft has occurred. This type of scam is not only financially devastating, but also takes an emotional toll. OVB chose to start offering services from LifeLock, a company known for its services that work to prevent identity theft. LifeLock memberships are now available through www.ovbc.com.

These new offerings combined with the tried-and-true permitted Ohio Valley Banc Corp.'s companies to reinvest more than ever before in its communities in 2007. Thank you for your contribution to that success.

                             SELECTED FINANCIAL DATA

                                           Years Ended December 31

SUMMARY OF OPERATIONS:            2007      2006      2005      2004      2003
(dollars in thousands, except per share data)
Total interest income          $ 54,947  $ 52,421  $ 46,071  $ 43,490  $ 45,160
Total interest expense           26,420    23,931    18,137    16,146    17,645
Net interest income              28,527    28,490    27,934    27,344    27,515
Provision for loan losses         2,252     5,662     1,797     2,353     4,339
Total other income                5,236     5,830     5,522     7,992     5,982
Total other expenses             22,583    21,199    21,359    20,926    19,817
Income before income taxes        8,928     7,459    10,300    12,057     9,341
Income taxes                      2,631     2,061     3,283     3,676     2,869
Net income                        6,297     5,398     7,017     8,381     6,472

PER SHARE DATA(1):

Earnings per share               $ 1.52    $ 1.27    $ 1.64    $ 1.93    $ 1.49
Cash dividends declared
 per share                       $  .71    $  .67    $  .63    $  .75    $  .57
Book value per share             $15.10    $14.38    $13.90    $13.19    $12.44
Weighted average number of common
 shares outstanding           4,131,621 4,230,551 4,278,562 4,338,598 4,350,288

AVERAGE BALANCE SUMMARY:

Total loans                   $ 628,891 $ 626,418 $ 599,345 $ 590,006 $ 559,854
Securities (2)                   91,724    86,179    84,089    86,598    86,609
Deposits                        595,610   585,301   542,730   537,162   509,676
Other borrowed funds (3)         74,196    81,975    92,520    96,361   100,590
Shareholders' equity             60,549    59,970    57,620    55,788    52,074
Total assets                    769,554   760,932   726,489   722,281   693,197

PERIOD END BALANCES:

Total loans                   $ 637,103 $ 625,164 $ 617,532 $ 600,574 $ 573,704
Securities (2)                  100,713    90,161    84,623    86,674    90,046
Deposits                        589,026   593,786   562,866   535,153   507,509
Shareholders' equity             61,511    60,282    59,271    56,579    54,408
Total assets                    783,418   764,361   749,719   729,120   707,327

KEY RATIOS:

Return on average assets           .82%      .71%      .97%     1.16%      .93%
Return on average equity         10.40%     9.00%    12.18%    15.02%    12.43%
Dividend payout ratio            46.66%    52.56%    38.55%    38.89%    38.14%
Average equity to average assets  7.87%     7.88%     7.93%     7.72%     7.51%

(1) Restated for stock splits as appropriate.
(2) Securities include interest-bearing balances with banks and FHLB stock.
(3) Other borrowed funds include subordinated debentures.

                      CONSOLIDATED STATEMENTS OF CONDITION

                                                           As of December 31

                                                         2007             2006
                                                         ----             ----
(dollars in thousands, except share and per share data)

ASSETS

Cash and noninterest-bearing deposits with banks     $  15,584        $  18,965
Federal funds sold                                       1,310            1,800
                                                     ---------        ---------
  Total cash and cash equivalents                       16,894           20,765

Interest-bearing deposits in other financial
 institutions                                              633              508

Securities available-for-sale                           78,063           70,267
Securities held-to-maturity
 (estimated fair value: 2007 - $15,764,
  2006 - $13,586)                                       15,981           13,350
Federal Home Loan Bank stock                             6,036            6,036

Total loans                                            637,103          625,164
 Less: Allowance for loan losses                        (6,737)          (9,412)
                                                     ---------        ---------
  Net loans                                            630,366          615,752

Premises and equipment, net                              9,871            9,812
Accrued income receivable                                3,254            3,234
Goodwill                                                 1,267            1,267
Bank owned life insurance                               16,339           16,054
Other assets                                             4,714            7,316
                                                     ---------        ---------
  Total assets                                       $ 783,418        $ 764,361
                                                     =========        =========
LIABILITIES

Noninterest-bearing deposits                         $  78,589        $  77,960
Interest-bearing deposits                              510,437          515,826
                                                     ---------        ---------
  Total deposits                                       589,026          593,786

Securities sold under agreements to repurchase          40,390           22,556
Other borrowed funds                                    67,002           63,546
Subordinated debentures                                 13,500           13,500
Accrued liabilities                                     11,989           10,691
                                                     ---------        ---------
  Total liabilities                                    721,907          704,079
                                                     ---------        ---------
COMMITMENTS AND CONTINGENT LIABILITIES (See Note K)

SHAREHOLDERS' EQUITY

Common stock ($1.00 par value per share, 10,000,000
 shares authorized; 2007 - 4,641,747 shares
 issued, 2006 - 4,626,340 shares issued)                 4,642            4,626
Additional paid-in capital                              32,664           32,282
Retained earnings                                       37,763           34,404
Accumulated other comprehensive loss                      (115)            (981)
Treasury stock, at cost (2007 - 567,403 shares,
 2006 - 432,852 shares)                                (13,443)         (10,049)
                                                     ---------        ---------
  Total shareholders' equity                            61,511           60,282
                                                     ---------        ---------
  Total liabilities and shareholders' equity         $ 783,418        $ 764,361
                                                     =========        =========

          See accompanying notes to consolidated financial statements
                                       2

                       CONSOLIDATED STATEMENTS OF INCOME

     For the years ended December 31              2007       2006       2005
     -------------------------------              ----       ----       ----
(dollars in thousands, except per share data)

Interest and dividend income:
    Loans, including fees                       $ 50,671   $ 48,514   $ 42,621
    Securities:
        Taxable                                    3,079      2,851      2,644
        Tax exempt                                   555        474        475
    Dividends                                        398        339        277
    Other interest                                   244        243         54
                                                --------   --------   --------
                                                  54,947     52,421     46,071
Interest expense:
    Deposits                                      21,315     18,594     12,973
    Securities sold under agreements
      to repurchase                                1,051        895        641
    Other borrowed funds                           2,911      3,163      3,398
    Subordinated debentures                        1,143      1,279      1,125
                                                --------   --------   --------
                                                  26,420     23,931     18,137
                                                --------   --------   --------

Net interest income                               28,527     28,490     27,934
Provision for loan losses                          2,252      5,662      1,797
    Net interest income after provision         --------   --------   --------
      for loan losses                             26,275     22,828     26,137
                                                --------   --------   --------
Noninterest income:
    Service charges on deposit accounts            2,982      2,987      3,096
    Trust fees                                       230        221        211
    Income from bank owned life insurance            757        907        589
    Gain on sale of loans                            102        104        120
    Loss on sale of other real estate owned         (777)       (55)       (12)
    Other                                          1,942      1,666      1,518
                                                --------   --------   --------
                                                   5,236      5,830      5,522
Noninterest expense:
    Salaries and employee benefits                13,045     12,497     12,837
    Occupancy                                      1,467      1,338      1,309
    Furniture and equipment                        1,086      1,120      1,206
    Corporation franchise tax                        671        669        673
    Data processing                                  844        687        633
    Other                                          5,470      4,888      4,701
                                                --------   --------   --------
                                                  22,583     21,199     21,359
                                                --------   --------   --------

  Income before income taxes                       8,928      7,459     10,300

Provision for income taxes                         2,631      2,061      3,283
                                                --------   --------   --------
    NET INCOME                                   $ 6,297    $ 5,398    $ 7,017
                                                ========   ========   ========
Earnings per share                               $  1.52    $  1.27    $  1.64
                                                ========   ========   ========

          See accompanying notes to consolidated financial statements
                                       3

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

For the years ended December 31, 2007, 2006 and 2005


                                                                            Accumulated
                                                    Additional                 Other                           Total
                                           Common     Paid-In     Retained  Comprehensive   Treasury       Shareholders'
(dollars in thousands, except share and     Stock     Capital     Earnings  Income(Loss)      Stock           Equity
per share data)                           -------     -------     -------   -----------      --------         -------
BALANCES AT JANUARY 1, 2005               $ 3,690     $31,931     $28,465     $  (219)       $ (7,288)        $56,579

   Comprehensive income:
    Net income                                ---         ---       7,017         ---             ---           7,017
    Change in unrealized loss on
     available-for-sale securities            ---         ---         ---      (1,534)            ---          (1,534)
    Income tax effect                         ---         ---         ---         522             ---             522
                                                                                                              -------
        Total comprehensive income            ---         ---         ---         ---             ---           6,005
Shares from stock split, 25%:
    Common stock, 922,030 shares (including
     treasury stock of 64,742 shares)         922         ---        (922)        ---             ---             ---
  Cash paid in lieu of fractional shares
    in stock split                            ---         ---         (12)        ---             ---             (12)
  Common stock issued to ESOP,
    9,500 shares                                9         231         ---         ---             ---             240
  Common stock issued through
    dividend reinvestment, 4,978 shares         5         120         ---         ---             ---             125
  Cash dividends, $.63 per share              ---         ---      (2,705)        ---             ---          (2,705)
  Shares acquired for treasury, 37,653 shares ---         ---         ---         ---            (961)           (961)
                                          -------     -------     -------     -------         -------         -------
BALANCES AT DECEMBER 31, 2005               4,626      32,282      31,843      (1,231)         (8,249)         59,271

  Comprehensive income:
    Net income                                ---         ---       5,398         ---             ---           5,398
    Change in unrealized loss on
     available-for-sale securities            ---         ---         ---         379             ---             379
    Income tax effect                         ---         ---         ---        (129)            ---            (129)
                                                                                                              -------
        Total comprehensive income            ---         ---         ---         ---             ---           5,648
  Common stock issued through
    dividend reinvestment, 4 shares           ---         ---         ---         ---             ---             ---
  Cash dividends, $.67 per share              ---         ---      (2,837)        ---             ---          (2,837)
  Shares acquired for treasury, 71,487 shares ---         ---         ---         ---          (1,800)         (1,800)
                                          -------     -------     -------     -------         -------         -------
BALANCES AT DECEMBER 31, 2006               4,626      32,282      34,404        (981)        (10,049)         60,282

  Comprehensive income:
    Net income                                ---         ---       6,297         ---             ---           6,297
    Change in unrealized loss on
     available-for-sale securities            ---         ---         ---       1,313             ---           1,313
    Income tax effect                         ---         ---         ---        (447)            ---            (447)
                                                                                                              -------
        Total comprehensive income            ---         ---         ---         ---             ---           7,163
  Common stock issued to ESOP,
    9,500 shares                               10         238         ---         ---             ---             248
  Common stock issued through
    dividend reinvestment, 5,907 shares         6         144         ---         ---             ---             150
  Cash dividends, $.71 per share              ---         ---      (2,938)        ---             ---          (2,938)
  Shares acquired for treasury, 134,551 shares---         ---         ---         ---          (3,394)         (3,394)
                                          -------     -------     -------     -------         -------         -------
BALANCES AT DECEMBER 31, 2007             $ 4,642     $32,664     $37,763     $  (115)       $(13,443)        $61,511
                                          =======     =======     =======     =======        ========         =======

             See accompanying notes to consolidated financial statements

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


     For the years ended December 31                             2007       2006       2005
     -------------------------------                             ----       ----       ----
(dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                   $ 6,297    $ 5,398    $ 7,017
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Depreciation                                                   987      1,021      1,147
    Net amortization and accretion of securities                    66         94        123
    Proceeds from sale of loans in secondary market              4,300      4,038      4,918
    Loans disbursed for sale in secondary market                (4,198)    (3,933)    (4,798)
    Gain on sale of loans                                         (102)      (104)      (120)
    Deferred tax (benefit) expense                                 908       (903)      (293)
    Provision for loan losses                                    2,252      5,662      1,797
    Common stock issued to ESOP                                    248        ---        240
    Federal Home Loan Bank stock dividend                          ---       (338)      (276)
    Loss on sale of other real estate owned                        777         55         12
    Change in accrued income receivable                            (20)      (415)      (176)
    Change in accrued liabilities                                1,298      1,852      1,254
    Change in other assets                                      (1,528)      (290)      (314)
                                                               -------    -------    -------
      Net cash provided by operating activities                 11,285     12,137     10,531
                                                               -------    -------    -------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from maturities of securities
   available-for-sale                                            8,969     12,261     20,714
  Purchases of securities available-for-sale                   (15,509)   (15,907)   (19,952)
  Proceeds from maturities of securities
   held-to-maturity                                              1,009        354      1,159
  Purchases of securities held-to-maturity                      (3,649)    (1,625)    (1,265)
  Change in interest-bearing deposits in other banks              (125)         2         15
  Net change in loans                                          (19,498)   (11,589)   (18,969)
  Proceeds from sale of other real estate owned                  4,274        734        100
  Proceeds from sale of premises and equipment                     ---        ---         87
  Purchases of premises and equipment                           (1,046)    (2,534)      (673)
  Proceeds from bank owned life insurance                           71        174        ---
  Purchases of bank owned life insurance                           ---        ---     (1,510)
                                                               -------    -------    -------
      Net cash used in investing activities                    (25,504)   (18,130)   (20,294)
                                                               -------    -------    -------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Change in deposits                                            (4,760)    30,920     27,713
  Cash dividends                                                (2,938)    (2,837)    (2,705)
  Cash paid in lieu of fractional shares in stock split            ---        ---        (12)
  Proceeds from issuance of common stock                           150        ---        125
  Purchases of treasury stock                                   (3,394)    (1,800)      (961)
  Change in securities sold under agreements to repurchase      17,834     (6,514)   (10,683)
  Proceeds from Federal Home Loan Bank borrowings               20,000      5,000     13,521
  Repayment of Federal Home Loan Bank borrowings               (14,061)   (22,146)   (18,157)
  Change in other short-term borrowings                         (2,483)     4,519      4,259
  Proceeds from subordinated debentures                          8,500        ---        ---
  Repayment of subordinated debentures                          (8,500)       ---        ---
                                                               -------    -------    -------
      Net cash provided by financing activities                 10,348      7,142     13,100
                                                               -------    -------    -------

CASH AND CASH EQUIVALENTS:
  Change in cash and cash equivalents                           (3,871)     1,149      3,337
  Cash and cash equivalents at beginning of year                20,765     19,616     16,279
                                                               -------    -------    -------
      Cash and cash equivalents at end of year                 $16,894    $20,765    $19,616
                                                               =======    =======    =======

SUPPLEMENTAL DISCLOSURE:
  Cash paid for interest                                       $25,854    $22,014    $17,188
  Cash paid for income taxes                                       878      3,623      3,502
  Non-cash transfers from loans to other real estate owned       2,632        573        170
  Non-cash transfers from retained earnings to common stock
    for stock split                                                ---        ---        922

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

Securities: The Company classifies securities into held-to-maturity and available-for-sale categories. Held-to-maturity securities are those which the Company has the positive intent and ability to hold to maturity and are reported at amortized cost. Securities classified as available-for-sale include equity securities and other securities that could be sold for liquidity, investment management or similar reasons even if there is not a present intention of such a sale. Available-for-sale securities are reported at fair value, with unrealized gains or losses included as a separate component of equity, net of tax. Other securities, such as Federal Home Loan Bank stock, are carried at cost.

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

     A loan is impaired when full payment under the loan terms is not expected. Commercial and commercial real estate loans are individually evaluated for impairment. Impaired loans are carried at the present value of expected cash flows discounted at the loan's effective interest rate or at the fair value of the collateral if the loan is collateral dependent. A portion of the allowance for loan losses is allocated to impaired loans. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

Concentrations of Credit Risk: The Company grants residential, consumer and commercial loans to customers located primarily in the southeastern Ohio and western West Virginia areas.

The following represents the composition of the Company's loan portfolio at December 31, 2007:

                                       % of Total Loans
                                       ----------------
Residential real estate loans                39.31%
Commercial real estate loans                 30.85%
Consumer loans                               20.06%
Commercial and industrial loans               8.65%
All other loans                               1.13%
                                       ----------------
                                            100.00%
                                       ================

Approximately 4.39% of total loans are unsecured.

     The Bank, in the normal course of its operations, conducts business with correspondent financial institutions. Balances in correspondent accounts, investments in federal funds, certificates of deposit and other short-term securities are closely monitored to ensure that prudent levels of credit and liquidity risks are maintained. At December 31, 2007, the Bank's primary correspondent balance was $7,964 on deposit at Fifth Third Bank, Cincinnati, Ohio.

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

Other Real Estate: Real estate acquired through foreclosure or deed-in-lieu of foreclosure is included in other assets. Such real estate is carried at the lower of investment in the loan or estimated fair value of the property less estimated selling costs. Any reduction to fair value at the time of acquisition is accounted for as a loan charge-off. Any subsequent reduction in fair value is recorded as a loss on other assets. Costs incurred to carry other real estate are charged to expense. Other real estate owned totaled $261 at December 31, 2007 and $1,903 at December 31, 2006.

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

Per Share Amounts: Earnings per share is based on net income divided by the following weighted average number of common shares outstanding during the periods: 4,131,621 for 2007; 4,230,551 for 2006; 4,278,562 for 2005. Ohio Valley
had no dilutive securities outstanding for any period presented. The weighted average number of shares outstanding have been retroactively adjusted to reflect the effect of the stock split.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

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

     The Company adopted FASB Interpretation 48, Accounting for Uncertainty in Income Taxes ("FIN 48"), as of January 1, 2007. A tax position is recognized as a benefit only if it is "more likely then not" that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the "more likely than not" test, no tax benefit is recorded. The adoption of FIN 48 had no impact on the Company's financial statements.

     The Company recognizes interest and/or penalties related to income tax matters in income tax expense.

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

Recent Accounting Pronouncements: Accounting for Postretirement Benefits Pertaining to Life Insurance Arrangements: In July 2006, the Emerging Issues
Task Force ("EITF") of FASB issued a draft abstract for EITF Issue No. 06-04, "Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements" (EITF Issue No. 06-04). This draft abstract from EITF reached a consensus that for an endorsement split-dollar life insurance arrangement within the scope of this Issue, an employer should recognize a liability for future benefits in accordance with SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions". The Task Force concluded that a liability for the benefit obligation under SFAS No. 106 has not been settled through the purchase of an endorsement type life insurance policy. In September 2006, FASB agreed to ratify the consensus reached in EITF Issue No. 06-04. This new accounting standard will be effective for fiscal years beginning after December 15, 2007. At December 31, 2007, the Company owned $16,339 of bank owned life insurance policies. These life insurance policies are generally subject to endorsement split-dollar life insurance arrangements. These arrangements were designed to provide a pre-and postretirement benefit for senior officers and directors of the Company. The Company's management has completed its evaluation of the impact of the adoption of EITF Issue No. 06-4 on the Company's financial statements. Based on the most recent analysis performed by management, the Company believes there will be a charge of approximately $706 to retained earnings on January 1, 2008.

     Fair Value Measurements: In February 2007, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities". SFAS No. 159 gives entities the option to measure eligible financial assets and financial liabilities at fair value on an instrument by instrument basis, that are otherwise not permitted to be accounted for at fair value under other accounting standards. The fair value option permits companies to choose to measure eligible items at fair value at specified election dates. Subsequent changes in fair value must be reported in earnings. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company did not elect the fair value option for any financial assets or financial liabilities as of January 1, 2008; therefore, adoption did not have a material impact.

     In September 2006, FASB issued SFAS No. 157, "Fair Value Measurements". SFAS No. 157 defines fair value, establishes a framework for measuring fair value in United States generally accepted accounting principles and expands disclosures about fair value measurements. This Statement establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. Management believes that the impact of adoption will result in enhanced audited footnote disclosures; however, management believes that the adoption will not materially impact the
Consolidated Balance Sheets, the Consolidated Statements of Income, the Consolidated Statements of Changes in Stockholders' Equity, or the Consolidated Statements of Cash Flows.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

     In February 2008, the FASB issued Staff Position ("FSP") 157-2, "Effective Date of FASB Statement No. 157". This FSP delays the effective date of FAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. Non-financial assets and liabilities may include (but not be limited to) (i) non-financial assets and liabilities initially valued at fair value in a business combination, but not measured at fair value in subsequent periods, (ii) reporting units measured at fair value in the first step of a goodwill impairment test described in SFAS No. 142, and (iii) non-financial assets and liabilities measured at fair value in the second step of a goodwill impairment test described in SFAS No. 142.

Accounting for Written Loan Commitments Recorded at Fair Value: On November 5, 2007, the SEC issued Staff Accounting Bulletin No. 109, "Written Loan Commitments Recorded at Fair Value through Earnings ("SAB 109"). Previously, SAB 105, "Application of Accounting Principles to Loan Commitments," stated that in measuring the fair value of a derivative loan commitment, a company should not incorporate the expected net future cash flows related to the associated servicing of the loan. SAB 109 supercedes SAB 105 and indicates that the expected net future cash flows related to the associated servicing of the loan should be included in measuring fair value for all written loan commitments that are accounted for at fair value through earnings. SAB 105 also indicated that internally-developed intangible assets should not be recorded as part of the fair value of a derivative loan commitment, and SAB 109 retains that view. SAB 109 is effective for derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. The Company does not expect the impact of this standard to be material.

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

Restrictions on Cash: Cash on hand or on deposit with Fifth Third Bank and the Federal Reserve Bank of $8,312 and $11,281 was required to meet regulatory reserve and clearing requirements at year end 2007 and 2006. These balances do not earn interest.

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

Reclassifications:  The consolidated financial statements for 2006 and 2005 have
been   reclassified   to  conform  with  the   presentation   for  2007.   These
reclassifications had no effect on the net results of operations.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE B - SECURITIES

  Securities are summarized as follows:

                                                          Gross        Gross     Estimated
                                            Amortized   Unrealized   Unrealized    Fair
Securities Available-for-Sale                 Cost        Gains        Losses      Value
                                              ----        -----        ------      -----
  December 31, 2007
  -----------------
  U.S. Government sponsored
    entity securities                        $39,002      $  462      $   (17)    $39,447
  Mortgage-backed securities                  39,235          37         (656)     38,616
                                             -------      ------      --------    -------
     Total securities                        $78,237      $  499      $  (673)    $78,063
                                             =======      ======      =======     =======

  December 31, 2006
  -----------------
  U.S. Government sponsored
    entity securities                        $25,495      $    3      $  (315)    $25,183
  Mortgage-backed securities                  46,260          13       (1,189)     45,084
                                             -------      ------      --------    -------
     Total securities                        $71,755      $   16      $(1,504)    $70,267
                                             =======      ======      =======     =======
                                                          Gross        Gross     Estimated
                                            Amortized   Unrealized   Unrealized    Fair
Securities Held-to-Maturity                   Cost        Gains        Losses      Value
                                              ----        -----        ------      -----
  December 31, 2007
  -----------------
  Obligations of states and
    political subdivisions                   $15,933      $  236       $(451)     $15,718
  Mortgage-backed securities                      48         ---          (2)          46
                                             -------      ------       -----      -------
     Total securities                        $15,981      $  236       $(453)     $15,764
                                             =======      ======       =====      =======
  December 31, 2006
  -----------------
  Obligations of states and
    political subdivisions                   $13,293      $  279       $ (41)     $13,531
  Mortgage-backed securities                      57         ---          (2)          55
                                             -------      ------       -----      -------
     Total securities                        $13,350      $  279       $ (43)     $13,586
                                             =======      ======       =====      =======

     At year-end 2007 and 2006, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders' equity.

     Securities with a carrying value of approximately $78,843 at December 31, 2007 and $71,544 at December 31, 2006 were pledged to secure public deposits, repurchase agreements and for other purposes as required or permitted by law.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

     The amortized cost and estimated fair value of debt securities at December 31, 2007, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because certain issuers may have the right to call or prepay the debt obligations prior to their contractual maturities.

                               Available-for-Sale         Held-to-Maturity
                             ----------------------    -----------------------
                                          Estimated                  Estimated
                             Amortized      Fair       Amortized       Fair
Debt Securities:               Cost         Value        Cost          Value
                              -------      -------      -------       -------
  Due in one year or less     $ 8,990      $ 8,981      $   811       $   815
  Due in one to five years     27,509       27,916        5,953         6,079
  Due in five to ten years      2,503        2,550        3,061         3,140
  Due after ten years             ---          ---        6,108         5,684
  Mortgage-backed securities   39,235       38,616           48            46
                              -------      -------      -------       -------
     Total debt securities    $78,237      $78,063      $15,981       $15,764
                              =======      =======      =======       =======

     There were no sales of debt or equity securities during 2007, 2006 and 2005.

  Securities with unrealized losses not recognized in income are as follows:

                                              Less than 12 Months       12 Months or More            Total
                                              -------------------       -----------------            -----
  December 31, 2007                          Fair       Unrealized     Fair      Unrealized     Fair      Unrealized
                                             Value        Loss         Value       Loss         Value       Loss
                                             -----        -----        -----       -----        -----       -----
  Description of Securities
  -------------------------
  U.S. Government sponsored
    entity securities                        $ 1,983      $  (17)          ---         ---      $ 1,983      $   (17)
  Mortgage-backed securities                     663          (4)      $32,938     $  (654)      33,601         (658)
  Obligations of states and
    political subdivisions                       ---         ---         5,443        (451)       5,443         (451)
                                             -------      ------       -------     -------      -------      -------
                                             $ 2,646      $  (21)      $38,381     $(1,105)     $41,027      $(1,126)
                                             =======      ======       =======     =======      =======      =======

                                              Less than 12 Months       12 Months or More            Total
                                              -------------------       -----------------            -----
  December 31, 2006                          Fair       Unrealized     Fair      Unrealized     Fair      Unrealized
                                             Value        Loss         Value       Loss         Value       Loss
                                             -----        -----        -----       -----        -----       -----
  Description of Securities
  -------------------------
  U.S. Government sponsored
    entity securities                        $ 8,966      $  (32)      $15,214     $  (283)     $24,180      $  (315)
  Mortgage-backed securities                     ---         ---        41,027      (1,191)      41,027       (1,191)
  Obligations of states and
    political subdivisions                       ---         ---         1,883         (41)       1,883          (41)
                                             -------      ------       -------     -------      -------      -------
                                             $ 8,966      $  (32)      $58,124     $(1,515)     $67,090      $(1,547)
                                             =======      ======       =======     =======      =======      =======

     Unrealized losses on the Company's debt securities have not been recognized into income because the issuers' securities are of high credit quality, management has the intent and ability to hold them for the foreseeable future, and the decline in fair value is largely due to increases in market interest rates. The fair value is expected to recover as the bonds approach their maturity date or reset date. Management does not believe any individual unrealized loss at December 31, 2007 represents an other-than-temporary impairment.

NOTE C - LOANS

     Loans are comprised of the following at December 31:

                                          2007            2006
                                          ----            ----
Residential Real estate                 $250,483        $238,549
Commercial real estate                   196,523         193,359
Commercial and industrial                 55,090          47,389
Consumer                                 127,832         139,961
All other                                  7,175           5,906
                                        --------        --------
  Total Loans                           $637,103        $625,164
                                        ========        ========

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE D - ALLOWANCE FOR LOAN LOSSES

     Following is an analysis of changes in the allowance for loan losses for the years ended December 31:


                                          2007           2006           2005
                                          ----           ----           ----
Balance, beginning of year               $9,412         $7,133         $7,177

Loans charged off:
  Commercial (1)                          4,002          3,079          1,295
  Residential real estate                   422            432            349
  Consumer                                1,617          2,120          2,263
                                         ------         ------         ------
    Total loans charged off               6,041          5,631          3,907

Recoveries of loans:
  Commercial (1)                            248            946            912
  Residential real estate                   166            204            336
  Consumer                                  700          1,097            818
                                         ------         ------         ------
    Total recoveries of loans             1,114          2,247          2,066

Net loan charge-offs                     (4,927)        (3,384)        (1,841)
Provision charged to operations           2,252          5,663          1,797
                                         ------         ------         ------
Balance, end of year                     $6,737         $9,412         $7,133
                                         ======         ======         ======

Information regarding impaired loans is as follows:

                                                          2007           2006
                                                          ----           ----
  Balance of impaired loans                              $6,871        $17,402

  Less portion for which no specific
  allowance is allocated                                  2,568          2,959
                                                        -------        -------
  Portion of impaired loan balance for which
  an allowance for credit losses is allocated           $ 4,303        $14,443
                                                        =======        =======
  Portion of allowance for loan losses allocated
  to the impaired loan balance                          $ 1,312        $ 4,962
                                                        =======        =======

  Average investment in impaired loans for the year     $ 6,918        $18,774
                                                        =======        =======

  Past due - 90 days or more and still accruing         $  927         $ 1,375
                                                        =======        =======

  Nonaccrual                                            $ 2,734        $12,017
                                                        =======        =======

Interest recognized on impaired loans was $401, $939 and $495 for years ending 2007, 2006 and 2005, respectively. Accrual basis income was not materially different from cash basis income for the periods presented.

(1) Includes commercial and industrial and commercial real estate loans

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE E - PREMISES AND EQUIPMENT

Following is a summary of premises and equipment at December 31:

                                                2007           2006
                                                ----           ----

Land                                          $ 1,565        $ 1,364
Buildings                                       9,953          9,908
Leasehold improvements                          2,771          2,452
Furniture and equipment                        11,511         11,043
                                              -------        -------
                                               25,800         24,767
Less accumulated depreciation                  15,929         14,955
                                              -------        -------
     Total Premises and Equipment             $ 9,871        $ 9,812
                                              =======        =======

The following is a summary of the future minimum lease payments for facilities leased by the Company. Lease payments were $405 in 2007 and $386 in 2006.

2008         $  385
2009            283
2010            156
2011            132
2012            121
Thereafter      121
             ------
             $1,198
             ======

NOTE F - DEPOSITS

Following is a summary of interest-bearing deposits at December 31:

                                                   2007           2006
                                                   ----           ----

NOW accounts                                    $ 65,618       $ 78,484
Savings and Money Market                         103,712         91,660
Time:
 IRA accounts                                     44,050         38,731
 Certificates of Deposit:
   In denominations under $100,000               170,565        174,129
   In denominations of $100,000 or more          126,492        132,822
                                                --------       --------
     Total time deposits                         341,107        345,682
                                                --------       --------
     Total interest-bearing deposits            $510,437       $515,826
                                                ========       ========

  Following is a summary of total time deposits by remaining maturity at December 31:

                                                   2007
                                                  ------
Within one year                                 $283,856
From one to two years                             37,653
From two to three years                           10,077
From three to four years                           5,774
From four to five years                            1,955
Thereafter                                         1,792
                                                --------
     Total                                      $341,107
                                                ========
     Brokered deposits, included in time deposits, were $21,820 and $26,935 at December 31, 2007 and 2006, respectively.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE G - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

     Securities sold under agreements to repurchase are financing arrangements that have overnight maturity terms. At maturity, the securities underlying the agreements are returned to the Company. Information concerning securities sold under agreements to repurchase is summarized as follows at December 31:


                                                  2007           2006
                                                -------        -------
Balance outstanding at period-end               $40,390        $22,556
                                                -------        -------
Weighted average interest rate at period-end       2.91%          4.20%
                                                -------        -------
Average amount outstanding during the year      $27,433        $22,692
                                                -------        -------
Approximate weighted average interest rate
 during the year                                   3.83%          3.94%
                                                -------        -------
Maximum amount outstanding as of any month-end  $40,390        $28,312
                                                -------        -------
Securities underlying these agreements at year-end were as follows:

  Carrying value of securities                  $49,290        $40,258
                                                -------        -------
  Fair Value                                    $48,829        $39,163
                                                -------        -------
     The Company sold securities under agreements to repurchase with overnight maturity terms totaling $12,379 at December 31, 2007 and $5,723 at December 31, 2006 with one large commercial account.

NOTE H - OTHER BORROWED FUNDS

  Other  borrowed  funds at   December  31,  2007  and  2006  are  comprised  of
advances from the Federal Home Loan Bank("FHLB") of Cincinnati, promissory notes and Federal Reserve Bank ("FRB") Notes.

                 FHLB borrowings   Promissory Notes   FRB Notes      Totals
                 ---------------   ----------------   ---------      -------
    2007             $55,779           $ 5,723         $ 5,500      $ 67,002
    2006             $55,690           $ 5,393         $ 2,463      $ 63,546

     Pursuant to collateral agreements with the FHLB, advances are secured by $223,994 in qualifying mortgage loans and $6,036 in FHLB stock at December 31, 2007. Fixed rate FHLB advances of $51,179 mature through 2033 and have interest rates ranging from 2.13% to 6.62%. In addition, variable rate FHLB borrowings of $4,600 matured in 2007 and carried an interest rate of 4.28%.
     At December 31, 2007, the Company had a cash management line of credit enabling it to borrow up to $60,000 from the FHLB. All cash management advances have an original maturity of 90 days. The line of credit must be renewed on an annual basis. There was $55,400 available on this line of credit at December 31, 2007.
     Based on the Company's current FHLB stock ownership, total assets and pledgeable residential first mortgage loans, the Company had the ability to obtain borrowings from the FHLB up to a maximum of $165,921 at December 31, 2007.
     Promissory notes, issued primarily by Ohio Valley, have fixed rates of 4.30% to 6.25% and are due at various dates through a final maturity date of September 30, 2008. A total of $3,768 represented promissory notes payable by Ohio Valley to related parties. See Note L for further discussion of related party transactions.
     FRB notes consist of the collection of tax payments from Bank customers under the Treasury Tax and Loan program. These funds have a variable interest rate and are callable on demand by the U.S. Treasury. The interest rate for the Company's FRB notes was 4.00% at December 31, 2007 and 5.04% at December 31, 2006.Various investment securities from the Bank used to collateralize FRB notes totaled $5,945 at December 31, 2007 and $6,070 at December 31, 2006.
     Letters of credit issued on the Bank's behalf by the FHLB to collateralize certain public unit deposits as required by law totaled $34,950 at December 31, 2007 and $41,950 at December 31, 2006.

Scheduled principal payments over the next five years:

                 FHLB Borrowings     Promissory Notes     FRB Notes      Totals
                 ---------------     ----------------     ---------      ------
Year Ended 2008      $20,614              $5,723           $5,500       $31,837
Year Ended 2009       16,006                 ---              ---        16,006
Year Ended 2010       19,006                 ---              ---        19,006
Year Ended 2011            6                 ---              ---             6
Year Ended 2012            6                 ---              ---             6
Thereafter               141                 ---              ---           141
                     -------              ------           ------       -------
                     $55,779              $5,723           $5,500       $67,002
                     =======              ======           ======       =======

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

     On March 22, 2007, a trust formed by Ohio Valley issued $8,500 of adjustable-rate trust preferred securities as part of a pooled offering of such securities. The rate on these trust preferred securities will be fixed at 6.58% for five years, and then convert to a floating-rate term on March 15, 2012, based on a rate equal to the 3-month LIBOR plus 1.68%. There were no debt issuance costs incurred with these trust preferred securities. The Company issued subordinated debentures to the trust in exchange for the proceeds of the offering. The subordinated debentures must be redeemed no later than June 15, 2037.

     On March 26, 2007, the proceeds from these new trust preferred securities were used to pay off $8,500 in higher cost trust preferred security debt that was issued on March 26, 2002. This repayment of $8,500 in trust preferred securities was the result of an early call feature that allowed the Company to redeem the entire amount of these subordinated debentures at par value. These higher cost subordinated debentures, which were floating based on a rate equal to the 3-month LIBOR plus 3.60%, not to exceed 11.00%, were redeemed at a floating rate of 8.97%. The replacement of this higher cost debt was a strategy by management to lower interest rate pressures and improve net interest margin.

     Under the provisions of the related indenture agreements, the interest payable on the trust preferred securities is deferrable for up to five years and any such deferral is not considered a default. During any period of deferral, the Company would be precluded from declaring or paying dividends to shareholders or repurchasing any of the Company's common stock. Under FASB Interpretation No. 46, as revised, the trusts are not consolidated with the Company. Accordingly, the Company does not report the securities issued by the trust as liabilities, and instead reports as liabilities the subordinated debentures issued by the Company and held by the trust. Since the Company's equity interest in the trusts cannot be received until the subordinated debentures are repaid, these amounts have been netted.

NOTE J - INCOME TAXES

The provision for income taxes consists of the following components:

                                                 2007       2006      2005
                                                 ----       ----      ----
Current tax expense                             $1,723     $2,964    $3,576
Deferred tax (benefit)expense                      908       (903)     (293)
                                                ------     ------    ------
   Total income taxes                           $2,631     $2,061    $3,283
                                                ======     ======    ======

     The source of gross deferred tax assets and gross deferred tax liabilities at December 31:
                                                           2007       2006
                                                           ----       ----
Items giving rise to deferred tax assets:
   Allowance for loan losses                              $2,343     $3,275
   Deferred compensation                                   1,278      1,206
   Unrealized loss on securities available-for-sale           59        506
   Deferred loan fees/costs                                  293        280
   Depreciation                                              150         86
   Other                                                     252        330

Items giving rise to deferred tax liabilities:
   Investment accretion                                       (3)        (2)
   FHLB stock dividends                                     (995)      (995)
   Prepaid expenses                                         (130)      (120)
   Intangibles                                              (196)      (160)
   Other                                                     (65)       (65)
                                                          ------     ------
Net deferred tax asset                                    $2,986     $4,341
                                                          ======     ======

The difference between the financial statement tax provision and amounts computed by applying the statutory federal income tax rate of 34% to income before taxes is as follows:

                                                      2007       2006      2005
                                                      ----       ----      ----

Statutory tax                                       $3,036     $2,536    $3,502
Effect of nontaxable interest                         (282)      (211)     (161)
Nondeductible interest expense                          47         33        19
Income from bank owned insurance                      (210)      (264)     (158)
Effect of state income tax                             114        119       111
Other items                                            (74)      (152)      (30)
                                                    ------     ------    ------
   Total income taxes                               $2,631     $2,061    $3,283
                                                    ======     ======    ======

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

     The adoption of FIN 48 at January 1, 2007 had no impact on the Company's financial statements. At January 1, 2007 and December 31, 2007, the Company had no unrecognized tax benefits recorded. The Company does not expect the amount of unrecognized tax benefits to significantly change within the next 12 months.
     The Company is subject to U.S. federal income tax as well as West Virginia state income tax. The Company is no longer subject to federal examination for years prior to 2004. The Company's 2003-2005 West Virginia state income tax returns were examined by taxing authority and no additional liability was assessed. The tax years 2004-2006 remain open to federal examination, and the 2006 tax year remains open to state examination.

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

Following is a summary of such commitments at December 31:

                                                2007        2006
                                                -----       -----

        Fixed rate                            $ 2,127     $ 1,491
        Variable rate                          65,391      57,009

   Standby letters of credit                   14,607      15,002

     The interest rate on fixed rate commitments ranged from 6.25% to 10.50% at December 31, 2007.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.
     There are various contingent liabilities that are not reflected in the financial statements, including claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material effect on financial condition or results of operations.
     The Bank is required to maintain average reserve balances with the Federal Reserve Bank or cash in the vault. The amount of those reserve balances was $7,066 and $7,039 for the years ended December 31, 2007 and 2006, respectively.

NOTE L - RELATED PARTY TRANSACTIONS

   Certain directors, executive officers and companies in which they are affiliated were loan customers during 2007. A summary of activity on these borrower relationships with aggregate debt greater than $120 is as follows:

Total loans at January 1, 2007        $12,770
   New loans                              707
   Repayments                          (1,816)
   Other changes                          148
                                      -------
Total loans at December 31, 2007      $11,809
                                      =======

     Other changes include adjustments for loans applicable to one reporting period that are excludable from the other reporting period, such as changes in persons included. In addition, certain directors, executive officers and companies with which they are affiliated were recipients of interest-bearing promissory notes issued by Ohio Valley in the amount of $3,768 at December 31, 2007 and $3,268 at December 31, 2006.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE M - EMPLOYEE BENEFITS

     The Bank has a profit-sharing plan for the benefit of its employees and their beneficiaries. Contributions to the plan are determined by the Board of Directors of Ohio Valley. Contributions charged to expense were $172, $171 and $172, for 2007, 2006 and 2005.
     Ohio Valley maintains an Employee Stock Ownership Plan (ESOP) covering substantially all employees of the Company. Ohio Valley makes discretionary contributions to the ESOP which are allocated to ESOP participants based on relative compensation. The total number of shares held by the ESOP, all of which have been allocated to participant accounts, were 225,148 and 227,710 at December 31, 2007 and 2006. In addition, the Bank made contributions to its ESOP Trust as follows:

                                      Years ended December 31
                                  2007         2006         2005
                                  ----         ----         ----

Number of shares issued           1,000        8,500        9,500
                                 ======       ======       ======

Value of stock contributed        $  26        $ 222        $ 240

Cash contributed                    318          121          102
                                  -----        -----        -----

Total charged to expense          $ 344        $ 343        $ 342
                                  =====        =====        =====

     Life insurance contracts with a cash surrender value of $16,339 have been purchased by the Company, the owner of the policies. The purpose of these contracts was to replace a current group life insurance program for executive officers, implement a deferred compensation plan for directors and executive officers, implement a director retirement plan and implement a supplemental retirement plan for certain officers. Under the deferred compensation plan, Ohio Valley pays each participant the amount of fees deferred plus interest over the participant's desired term, upon termination of service. Under the director retirement plan, participants are eligible to receive ongoing compensation payments upon retirement subject to length of service. The supplemental retirement plan provides payments to select executive officers upon retirement based upon a compensation formula determined by Ohio Valley's Board of Directors. The present value of payments expected to be provided are accrued during the service period of the covered individuals. Expenses related to the plans for each of the last three years amounted to $294, $262, and $340.

NOTE N - OTHER COMPREHENSIVE INCOME

   Other comprehensive income components and related taxes for the years ended December 31, are as follow:


                                                  2007       2006       2005
                                                  ----       ----       ----
Net unrealized holding gains (losses)
 on available-for-sale securities              $ 1,313     $   379    $(1,534)

Tax effect                                        (447)       (129)       522
                                               -------     -------    -------
 Other comprehensive income (loss)             $   866     $   250    $(1,012)
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

Federal Home Loan Bank stock: It is not practicable to  determine the fair value
of   Federal   Home  Loan  Bank  stock  due  to   restrictions   placed  on  its
transferability.

Loans: The fair value of fixed rate loans is estimated by discounting future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The fair market value of loan commitments and standby letters of credits was not material at December 31, 2007 or 2006. The fair value for variable rate loans is estimated to be equal to carrying value.

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

The estimated fair values of the Company's financial instruments at December 31, are as follows:

                                              2007                  2006
                                              ----                  ----
                                       Carrying     Fair     Carrying    Fair
                                         Value      Value      Value     Value
                                         -----      -----      -----     -----
Financial assets:
   Cash and cash equivalents          $ 16,894   $ 16,894   $ 20,765   $ 20,765
   Interest-bearing deposits
     in other banks                        633        633        508        508
   Securities                           94,044     93,827     83,617     83,853
   Federal Home Loan Bank stock          6,036        ---      6,036        ---
   Loans                               630,366    639,273    615,752    621,362
   Accrued interest receivable           3,254      3,254      3,234      3,234
Financial liabilities:
   Deposits                           (589,026)  (588,045)  (593,786)  (591,809)
   Securities sold under agreements
     to repurchase                     (40,390)   (40,390)   (22,556)   (22,556)
   Other borrowed funds                (67,002)   (68,124)   (63,546)   (63,302)
   Subordinated debentures             (13,500)   (14,121)   (13,500)   (14,070)
   Accrued interest payable             (6,742)    (6,742)    (6,176)    (6,176)

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

     At year-end, consolidated actual capital levels and minimum required levels for the Company and the Bank were:

                                                                                   Minimum Required
                                                                                      To Be Well
                                                               Minimum Required    Capitalized Under
                                                                  For Capital      Prompt Corrective
                                                Actual         Adequacy Purposes   Action Regulations
                                                ------         -----------------   ------------------
                                            Amount   Ratio       Amount  Ratio       Amount   Ratio
                                            ------   -----       ------  -----       ------   -----
2007
Total capital (to risk weighted assets)
   Consolidated                            $80,578   13.1%      $49,037   8.0%      $61,296    N/A
   Bank                                     75,119   12.4        48,364   8.0        60,455   10.0%
Tier 1 capital (to risk weighted assets)
   Consolidated                             73,841   12.0        24,518   4.0        36,777    N/A
   Bank                                     68,682   11.4        24,182   4.0        36,273    6.0
Tier 1 capital (to average assets)
   Consolidated                             73,841    9.5        31,081   4.0        38,851    N/A
   Bank                                     68,682    9.0        30,656   4.0        38,320    5.0

2006
Total capital (to risk weighted assets)
   Consolidated                            $81,057   13.4%      $48,358   8.0%      $60,447    N/A
   Bank                                     76,275   12.8        47,743   8.0        59,679   10.0%
Tier 1 capital (to risk weighted assets)
   Consolidated                             73,478   12.2        24,179   4.0        36,268    N/A
   Bank                                     67,163   11.3        23,871   4.0        35,807    6.0
Tier 1 capital (to average assets)
   Consolidated                             73,478    9.6        30,695   4.0        38,369    N/A
   Bank                                     67,163    8.9        30,318   4.0        37,897    5.0

     At year-end 2007 and 2006, the most recent regulatory notifications categorized the Company and the Bank as well capitalized under the regulatory framework for prompt corrective action. No conditions or events have occurred since that notification that management believes have changed the status of the Company or the Bank as well capitalized.
     Dividends paid by the subsidiaries are the primary source of funds available to Ohio Valley for payment of dividends to shareholders and for other working capital needs. The payment of dividends by the subsidiaries to Ohio Valley is subject to restrictions by regulatory authorities. These restrictions generally limit dividends to the current and prior two years retained earnings. At January 1, 2008, approximately $1,556 of the subsidiaries' retained earnings were available for dividends under these guidelines. In addition to these restrictions, as a practical matter, dividend payments cannot reduce regulatory capital levels below minimum regulatory guidelines.

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

CONDENSED STATEMENTS OF CONDITION
                                                 Years ended December 31:
Assets                                                   2007      2006
                                                         ----      ----
  Cash and cash equivalents                           $ 1,055    $ 2,980
  Investment in subsidiaries                           73,926     70,875
  Notes receivable - subsidiaries                       5,658      5,338
  Other assets                                            428        389
                                                      -------    -------
    Total assets                                      $81,067    $79,582
                                                      =======    =======

Liabilities
 Notes payable                                         $ 5,723   $ 5,394
 Subordinated debentures                                13,500    13,500
 Other liabilities                                         333       406
                                                       -------   -------
    Total liabilities                                   19,556    19,300
                                                       -------   -------
Shareholders' Equity
 Total shareholders' equity                             61,511    60,282
                                                       -------   -------
     Total liabilities and shareholders' equity        $81,067   $79,582
                                                       =======   =======


CONDENSED STATEMENTS OF INCOME

                                                       Years ended December 31:
                                                        2007      2006     2005
                                                        ----      ----     ----
Income:
  Interest on notes                                   $  311    $  261   $  243
  Other operating income                                  35        68       88
  Dividends from Bank                                  5,000     5,000    5,700

Expenses:
  Interest on notes                                      314       264      250
  Interest on subordinated debentures                  1,143     1,279    1,125
  Operating expenses                                     227       279      268
                                                      ------    ------   ------
  Income before income taxes and equity in
    undistributed earnings of subsidiaries             3,662     3,507    4,388
  Income tax benefit                                     450       590      441
  Equity in undistributed earnings of subsidiaries     2,185     1,301    2,188
                                                      ------    ------   ------
    Net Income                                        $6,297    $5,398   $7,017
                                                      ======    ======   ======

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED STATEMENT OF CASH FLOWS
                                                       Years ended December 31:
                                                        2007     2006     2005
                                                        ----     ----     ----
Cash flows from operating activities:
  Net income                                          $6,297    $5,398   $7,017
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Equity in undistributed earnings
        of subsidiaries                               (2,185)   (1,301)  (2,188)
      Change in other assets                             (39)        4      181
      Change in other liabilities                        (73)      (13)     (96)
                                                      ------    ------   ------
      Net cash provided by
        operating activities                           4,000     4,088    4,914
                                                      ------    ------   ------

Cash flows from investing activities:
  Change in other short-term investments                (320)     (420)     300
                                                      ------    ------   ------
    Net cash provided by (used in)
      investing activities                              (320)     (420)     300
                                                      ------    ------   ------

Cash flows from financing activities:
  Change in other short-term borrowings                  329       280     (242)
  Proceeds from subordinated debentures                8,500       ---      ---
  Repayment of subordinated debentures                (8,500)      ---      ---
  Cash dividends paid                                 (2,938)   (2,837)  (2,705)
  Cash paid in lieu of fractional shares
    in stock split                                       ---       ---      (12)
  Proceeds from issuance of common shares                398       ---      365
  Purchases of treasury shares                        (3,394)   (1,800)    (961)
                                                      ------    ------   ------
    Net cash used in financing activities             (5,605)   (4,357)  (3,555)
                                                      ------    ------   ------

Cash and cash equivalents:
  Change in cash and cash equivalents                 (1,925)     (689)   1,659
  Cash and cash equivalents at beginning of year       2,980     3,669    2,010
                                                      ------    ------   ------
    Cash and cash equivalents at end of year          $1,055    $2,980   $3,669
                                                      ======    ======   ======

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE R - CONSOLIDATED QUARTERLY FINANCIAL INFORMATION (unaudited)

                                          Quarters Ended

      2007                    Mar. 31    Jun. 30    Sept. 30    Dec. 31

Total interest income         $13,502    $13,720     $13,784    $13,941
Total interest expense          6,431      6,554       6,779      6,656
Net interest income             7,071      7,166       7,005      7,285
Provision for loan losses         386        616         332        918
    Net Income                  1,775      1,686       1,833      1,003

Earnings per share            $   .42    $   .41     $   .45    $   .24


      2006                    Mar. 31    Jun. 30    Sept. 30    Dec. 31

Total interest income         $12,640    $13,034     $13,407    $13,340
Total interest expense          5,287      5,810       6,299      6,535
Net interest income             7,353      7,224       7,108      6,805
Provision for loan losses (1)     666        791         474      3,731
    Net Income                  1,739      1,826       1,817         16

Earnings per share            $   .41    $   .43     $   .43    $   ---

      2005                    Mar. 31    Jun. 30    Sept. 30    Dec. 31

Total interest income         $10,952    $11,115     $11,773    $12,231
Total interest expense          4,115      4,321       4,678      5,023
Net interest income             6,837      6,794       7,095      7,208
Provision for loan losses         317        330         501        649
    Net Income                  1,570      1,732       1,736      1,979

Earnings per share            $   .37    $   .40     $   .41    $   .46

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

                     REPORT OF INDEPENDENT REGISTERED PUBLIC
                     ACCOUNTING FIRM ON FINANCIAL STATEMENTS

Board of Directors and Shareholders
Ohio Valley Banc Corp.

     We have audited the accompanying consolidated statements of condition of Ohio Valley Banc Corp. as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of Ohio Valley Banc Corp.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ohio Valley Banc Corp. as of December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Ohio Valley Banc Corp.'s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 14, 2008 expressed an unqualified opinion thereon.


                                                 /s/CROWE CHIZEK AND COMPANY LLC
                                                    Crowe Chizek and Company LLC

Columbus, Ohio
March 14, 2008

                     REPORT OF INDEPENDENT REGISTERED PUBLIC
                       ACCOUNTING FIRM - INTERNAL CONTROL

Board of Directors and Shareholders
Ohio Valley Banc Corp.

     We have audited Ohio Valley Banc Corp.'s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Ohio Valley Banc Corp.'s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management's Report On Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

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

     In our opinion, Ohio Valley Banc Corp. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

     We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of condition of Ohio Valley Banc Corp. as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2007 and our report dated March 14, 2008 expressed an unqualified opinion on those consolidated financial statements.


                                                 /s/CROWE CHIZEK AND COMPANY LLC
                                                    Crowe Chizek and Company LLC

Columbus, Ohio
March 14, 2008

                     MANAGEMENT'S REPORT ON INTERNAL CONTROL
                            OVER FINANCIAL REPORTING

Board of Directors and Shareholders
Ohio Valley Banc Corp.

     The management of Ohio Valley Banc Corp. (the Company) is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. The Company's internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The Company's internal control over financial reporting includes those policies and procedures that: (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company;
(ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company's assets that could have a material effect on the financial statements.

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

     Management assessed Ohio Valley Banc Corp's system of internal control over financial reporting as of December 31, 2007, in relation to criteria for effective internal control over financial reporting as described in "Internal Control Integrated Framework," issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concluded that, as of December 31, 2007, its system of internal control over financial reporting is effective and meets the criteria of the "Internal Control Integrated Framework".

     Crowe Chizek and Company LLC, independent registered public accounting firm, has issued an audit report dated March 14, 2008 on the Company's internal control over financial reporting. That report is contained in Ohio Valley's Annual Report to Shareholders under the heading "Report of Independent Registered Public Accounting Firm - Internal Control".


Ohio Valley Banc Corp

/s/JEFFREY E. SMITH
   Jeffrey E. Smith
   President, CEO

/s/SCOTT W. SHOCKEY
   Scott W. Shockey
   Vice President, CFO

                          SUMMARY OF COMMON STOCK DATA

                             OHIO VALLEY BANC CORP.
                     Years ended December 31, 2007 and 2006

INFORMATION AS TO STOCK PRICES AND DIVIDENDS: On February 9, 1996, Ohio Valley's common shares began to be quoted on The NASDAQ Stock Market under the symbol "OVBC". The following table summarizes the high and low sales prices for Ohio Valley's common shares on the NASDAQ Global Market for each quarterly period since January 1, 2006.

2007               High          Low
----              ------        ------

First Quarter     $26.50        $24.86
Second Quarter     25.70         24.15
Third Quarter      25.73         25.00
Fourth Quarter     25.95         24.60


2006               High          Low
----              ------        ------

First Quarter     $25.50        $25.00
Second Quarter     25.45         25.15
Third Quarter      26.00         25.15
Fourth Quarter     25.77         25.15

     Shown below is a table which reflects the dividends declared per share on Ohio Valley's common shares. As of March 13, 2008, the number of holders of record of common shares was 2,136, an increase from 2,120 shareholders at December 31, 2006.


Dividends per share      2007        2006
-------------------      ----        ----

First Quarter            $.17        $.16
Second Quarter            .18         .17
Third Quarter             .18         .17
Fourth Quarter            .18         .17

                               PERFORMANCE GRAPH

                             OHIO VALLEY BANC CORP.
                          Year ended December 31, 2007

     The following graph sets forth a comparison of five-year cumulative total returns among the Company's common shares (indicated "Ohio Valley Banc Corp." on the Performance Graph), the S & P 500 Index (indicated "S & P 500" on the
Performance Graph), and SNL Securities SNL $500 Million-$1 Billion Bank Asset-Size Index (indicated "SNL" on the Performance Graph) for the fiscal years indicated. Information reflected on the graph assumes an investment of $100 on December 31, 2002 in each of the common shares of the Company, the S & P 500 Index, and the SNL Index. Cumulative total return assumes reinvestment of dividends. The SNL Index represents stock performance of one hundred four (104) of the nation's banks located throughout the United States with total assets between $500 Million and $1 Billion as selected by SNL Securities of Charlottesville, Virginia. The Company is included as one of the 104 banks in the SNL Index.

                            TOTAL RETURN PERFORMANCE

                        OVBC, SNL $500M-$1B Bank Index and S&P 500
                                       2002-2007

                                     Period Ending
                 ----------------------------------------------------------
                 12/31/02  12/31/03  12/31/04  12/31/05  12/31/06  12/31/07
                 --------  --------  --------  --------  --------  --------

OVBC              $100.00   $133.61   $169.13   $166.56   $171.35   $175.66

SNL $500M-$1B     $100.00   $144.19   $163.41   $170.41   $193.81   $155.31

S&P 500           $100.00   $128.69   $142.69   $149.69   $173.34   $182.85

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

RESULTS OF OPERATIONS:

SUMMARY
     Ohio Valley Banc Corp. generated net income of $6,297 for 2007, an increase of 16.7% from 2006. Net income was down 23.1% in 2006. Earnings per share was $1.52 for 2007, an increase of 19.7% from 2006. Earnings per share was down 22.6% in 2006. The increase in net income and earnings per share for 2007 was primarily due to a $3,410 decrease in provision for loan loss expense in 2007 as a result of lower nonperforming loans and charge-offs from year-end 2006. The lower provision expense for 2007 can be attributed mostly to the specific allocations made to the allowance for loan losses in the fourth quarter of 2006 that resulted in $3,731 in provision expense, which contributed to the decrease in 2006's net income and earnings per share.
     Asset growth for 2007 was $19,057, or 2.5%, resulting in total assets at year-end of $783,418. The Company's return on assets (ROA) was .82% for 2007 compared to .71% in 2006 and .97% in 2005. Return on equity (ROE) was 10.40% for 2007 compared to 9.00% in 2006 and 12.18% in 2005. The changes in both ROA and ROE for 2007 and 2006 were largely the result of the significant changes in provision expense during both years causing lower earnings in 2006 and higher earnings in 2007.

NET INTEREST INCOME
     The most significant portion of the Company's revenue, net interest income, results from properly managing the spread between interest income on earning assets and interest expense incurred on interest-bearing liabilities. The Company earns interest and dividend income from loans, investment securities and short-term investments while incurring interest expense on interest-bearing deposits, securities sold under agreements to repurchase ("repurchase agreements") and short and long-term borrowings. Net interest income is affected by changes in both the average volume and mix of the balance sheet and the level of interest rates for financial instruments. Changes in net interest income are measured by net interest margin and net interest spread. Net interest margin is expressed as net interest income divided by average interest-earning assets. Net interest spread is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. Both of these are reported on a tax equivalent basis. Net interest margin is greater than net interest spread due to the interest earned on interest-earning assets funded from noninterest bearing funding sources, primarily demand deposits and shareholders' equity. Following is a discussion of changes in interest-earning assets, interest-bearing liabilities and the associated impact on interest income and interest expense for the three years ending December 31, 2007. Tables I and II have been prepared to summarize the significant changes outlined in this analysis.
     Net interest income on a fully tax equivalent basis (FTE) increased $121 in 2007, an increase of 0.4% compared to the $28,770 earned in 2006. The increase was primarily attributable to a higher level of interest-earning assets, mostly from growth in securities and loans, partially offset by a lower net interest margin (caused by a higher average balance of loans on nonaccrual status and an increased pressure in funding costs due to the lagging effect of short-term rate increases experienced during the first half of 2006). Net interest income on a fully tax equivalent basis (FTE) increased $620 in 2006, an increase of 2.2% compared to the $28,150 earned in 2005. The increase was primarily attributable to a higher level of interest-earning assets (primarily from growth in loans) partially offset by a lower net interest margin (primarily from continued short-term rate increases during the first half of 2006 causing average costs on interest-bearing funding sources to grow at a faster pace than average yields on interest-earning assets).
     For 2007, average earning assets grew $8,253, or 1.2%, as compared to growth of $32,100, or 4.7%, in 2006. Driving this continued growth in earning assets was an increase in average securities balances. Average securities, both taxable and tax-exempt, expanded $5,575, or 6.5%, for 2007 and finished with a total percentage of securities to earning assets of 12.6%. This compares to average securities growth of $2,147, or 2.6%, with securities representing 11.9% of earning assets for 2006. The growth in average securities was largely comprised of U.S. government sponsored entity securities. Average loans represent the next highest portion of earning asset growth, increasing $2,473, or 0.4%, for 2007 and finished with a total percentage of loans to earning assets of 86.7%. This compares to average loan growth of $27,073, or 4.5%, with loans representing 87.4% of earning assets for 2006. The continued growth in average loans was largely comprised of commercial loan participations as well as real estate mortgages. Management continues to focus on generating loan growth as this portion of earning assets provides the greatest return to the Company.
Although loans comprise a larger percentage of earning assets, management is comfortable with the current level of loans based on collateral values, the balance of the allowance for loan losses and the Company's well-capitalized status. Management maintains securities at a dollar level adequate enough to provide ample liquidity and cover pledging requirements.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF OPERATIONS

     Average interest-bearing liabilities increased 0.7% between 2006 and 2007 and increased 4.3% between 2005 and 2006. Interest-bearing liabilities in 2007 were comprised primarily of time deposits and NOW accounts, which together represented 67.9% of total interest-bearing liabilities, down from 70.2% in 2006
and  71.6%  in  2005.   Other   borrowed  money   represented   12.0%  of  total
interest-bearing liabilities in 2007, down from 13.3% of interest-bearing liabilities in 2006 and 15.7% in 2005. The reason for this composition decrease was from growth in the Company's savings and money market accounts, primarily its Market Watch product, which together represented a higher composition of total interest-bearing liabilities at 15.7% in 2007 as compared to 12.7% in 2006 and 8.5% in 2005. Introduced in 2005, the Market Watch product offers customers tiered rates that are competitive with other offerings in the Company's market areas. The increased demand for the Market Watch product generated a significant amount of funding dollars which have helped to support earning asset growth and also repayment of other borrowed money. This continued shift in composition during 2007 with higher savings and money market balances and lower borrowings served as a cost effective contribution to the net interest margin and also helped to partially offset the steady growth in average costs associated with time deposits. The average cost of savings and money market accounts in 2007 was 2.78%, as compared to the much higher average cost of other borrowed money at 5.46%. The average cost of time deposits grew from 4.24% in 2006 to 4.88% in 2007.
     The net interest margin decreased .03% to 3.99% in 2007 from 4.02% in 2006. This is compared to a .09% decrease in the net interest margin in 2006. During 2007, there was an increase of .07% in interest free funds (i.e. demand deposits, shareholders' equity) from .56% in 2006 to .63% in 2007. However, this impact from interest free funds was completely offset by a decrease in the net interest rate spread on interest sensitive assets and liabilities of .10%, with higher asset yields of .28% being completely offset by higher funding costs of ..38%. Contributing to the increase in yield on earning assets was an increase in the return on average loans of .32% from 2006.
         The favorable increase in loan yields can be attributed to the rise in short-term rates from prior periods as set by the Federal Reserve, which did not begin to decrease again until September 2007. Between June 2004 and June 2006, the Federal Reserve increased the target federal funds rate 425 basis points, causing a similar increase in short-term market interest rates. The Company's commercial, participation and real estate loan portfolios have been most sensitive to the increases in short-term interest rates. Particularly, the Company continues to experience a customer demand shift from its one-year adjustable-rate mortgages, with average balances down $20,177 in 2007, to its thirty-year fixed-rate real estate mortgages, with average balances up $22,721 in 2007. This is due to the continuation of lower, more affordable, mortgage rates that have not responded as much to the rise in short-term interest rates of 2004, 2005 and part of 2006. As long-term interest rates continue to remain relatively stable from a year ago, consumers continue to pay off and refinance their one-year adjustable-rate mortgages, which yielded 6.07% during the previous year in 2006. The Company's thirty-year fixed-rate real estate mortgages yielded 7.21% in 2007.
     While the Federal Reserve's actions to increase interest rates over the past few years has been effective in allowing asset yields to grow, interest rate pressures have been felt by an increase in the Company's total interest expense, which increased 10.4% from 2006, as a result of higher funding costs, competitive factors to retain deposits, and larger average earning asset balances which required additional funding. In a changing interest rate environment, rates on loans reprice more rapidly than interest rates paid on deposits. In 2005 and the first half of 2006, net interest margins were exceeding previous periods in relation to the actions by the Federal Reserve to increase market rates of interest. As a result, interest rates on deposits have increased, as a lagging impact of earlier Federal Reserve action, increasing funding costs and decreasing the net interest margin. Increases in funding costs came mostly from the Bank's time deposit accounts, which have been most responsive to this lagging effect from previous market rate decreases. The year-to-date weighted average cost of the Bank's time deposits grew 64 basis points from 4.24% at year-end 2006 to 4.88% at year-end 2007. The change in interest expense was further impacted by the Company's growth in average money market accounts largely due to its Market Watch product with tiered market rates. As a result, the year-to-date weighted average cost of the Bank's savings and money market deposits grew 36 basis points from 2.42% at year-end 2006 to 2.78% at year-end 2007.
     In summary, the .07% increase in the contribution of interest free funding sources that was completely offset by the .10% decrease in the net interest rate spread yielded the .03% decrease in the net interest margin for 2007. The 2006 decrease in net interest margin of .09% was from a .13% increase in interest free funds completely offset by a .22% decrease in the net interest spread, caused by higher asset yields of .59% being offset by higher funding costs of ..81%.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF OPERATIONS

     During 2006 and 2007, loan yields and the rates paid on interest-bearing liabilities increased due to the prior period increases in short-term rates maintained by the Federal Reserve. In September 2007, the Federal Reserve began lowering short-term interest rates, decreasing the target federal funds rate 100 basis points from 5.25% to 4.25% at December 31, 2007. The Federal Reserve further reduced the federal funds rate by 125 basis points from 4.25% to 3.00% in January 2008. While the frequency and size of changes in market interest rates are difficult to predict, management believes that the Federal Reserve will deliver additional rate decreases during 2008 to help improve and maintain economic stability. There can be no assurance, however, to this effect as changes in market interest rates are dependent upon a variety of factors that are beyond the Company's control. The Company anticipates that the rates paid on its interest-bearing liabilities will begin to decrease in 2008 as its certificates of deposit mature and reprice with the current lower interest rates. As a result, the Company estimates its net interest margin will expand during  2008  as the  deposit  liabilities  begin  to  reprice.  For  additional discussion on the Company's rate sensitive assets and liabilities, please see "Interest Rate Sensitivity and Liquidity" and "Table VIII" within this Management's Discussion and Analysis.

NONINTEREST INCOME AND EXPENSE
     Total noninterest income decreased $594, or 10.2%, in 2007 as compared to 2006. Contributing most to the decrease in noninterest income was the loss on sale of real estate acquired through foreclosure ("OREO"). During the fourth quarter of 2007, the Company's largest non-performing asset was liquidated creating a pretax loss of $686. The sale of this OREO property was directly attributable to management's strategy of being more aggressive in improving the Company's nonperforming levels and, as a result, the ratio of nonperforming assets to total assets improved to .5% at December 31, 2007 as compared to 2.0% at December 31, 2006. Further decreasing noninterest income was the Company's tax-free bank owned life insurance ("BOLI") investment proceeds. BOLI income was down $150, or 16.5%, during 2007, driven mostly by tax-free life insurance proceeds of $174 that were recorded in 2006 as compared to $71 in proceeds during 2007.
     Partially offsetting the year-to-date decreases from the loss on sale of OREO and BOLI revenue were increases in other noninterest income, which include rental income from OREO properties, debit card interchange fees and improvements in the Company's tax refund processing fees. Rental income from OREO properties totaled $213 during 2007 as compared to no income in 2006, primarily from one large commercial facility located in Kanawha County, West Virginia and one hotel facility located in Portsmouth, Ohio. Both properties were liquidated in 2007. Debit card interchange fees were also key drivers in the growth of other noninterest income, increasing $62, or 12.8%, in 2007 as compared to 2006. The volume of transactions utilizing the Company's Jeanie(R) Plus debit card continue to increase over a year ago. The Company's customers used their Jeanie(R) Plus debit cards to complete 1,166,337 transactions during 2007, up 16.0% from the 1,008,792 transactions during 2006, derived mostly from gasoline and restaurant purchases. Further enhancing the growth to other noninterest income was an increase in tax refund processing fees. In 2006, the Company began its participation in a new tax refund loan service where it serves as a facilitator for the clearing of tax refunds for a tax software provider. The Company is one of a limited number of financial institutions throughout the U.S. that facilitates tax refunds through its relationship with this tax software provider. These tax refunds are in the form of two items: Electronic Refund Checks ("ERCs") and Electronic Refund Deposits ("ERDs"). ERC's and ERD's are granted by tax preparers to taxpayers who wish to receive their funds electronically via an ACH. The Company then facilitates the clearing of the ERC/ERD items via a demand deposit business account. During 2007, the Company's tax refund processing fees were up $27, or 71.8%, as compared to the same period in 2006. All other noninterest income items during 2007 were relatively stable as compared to 2006.
     In 2006, total noninterest income increased $308, or 5.6%, mostly due to the increase in earnings from BOLI activity, which increased $318, or 54.0%, impacted by additional investments in life insurance contracts purchased during 2005, higher earnings rates on such contracts and life insurance proceeds received in 2006.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF OPERATIONS

     Total noninterest expense increased $1,384, or 6.5%, in 2007 and decreased $160, or 0.7%, in 2006. The most significant expense in this category is salary and employee benefits, which increased $548, or 4.4%, from 2006 to 2007. Contributing most to this increase were annual cost of living salary increases as well as increases in employee incentive compensation due to higher corporate performance during the fiscal period of 2007 as compared to 2006. During 2007, the Company also experienced a slightly higher full-time equivalent employee base, increasing from 254 employees at year-end 2006 to 256 employees at year-end 2007, further increasing salaries and employee benefit expenses during 2007. During 2006, salary and employee benefits decreased $340, or 2.6%, from 2005, due to a reduction in employee incentive compensation from lower corporate performance during the fiscal period of 2006 as compared to 2005. During 2006, the Company also experienced a lower full-time equivalent employee base, decreasing from 265 employees at year-end 2005 to 254 employees at year-end 2006, further reducing salaries and employee benefit expenses during 2006.
     In 2007, occupancy and furniture and equipment expenses increased $95, or 3.9%, as compared to 2006. The increases were in large part due to the Company's investment in its Jackson, Ohio facility. In late 2006, the Company invested over $2,000 to replace its Jackson, Ohio facility and, during that time, ceased operations in its Jackson superbank facility. The facility was placed in service and depreciation commenced during the fourth quarter of 2006. In 2006, occupancy and furniture and equipment expenses decreased $57, or 2.3%, as compared to 2005. This decrease was in large part due to the maturities of depreciation terms on several asset acquisitions from previous years as well as the decreasing nature of current depreciable assets that have incurred lower depreciation expense during 2006. Corporation franchise tax was relatively stable during 2007, increasing $2, or .3%, and decreasing $4, or .6%, in 2006, based on capital levels at the Bank for both periods. During 2007 and 2006, data processing expenses increased $157, or 22.9%, and $54, or 8.5%, respectively. This continued growth in data processing costs came primarily from the transactional volume increases in the Company's Jeanie(R) Plus debit cards during 2006 and 2007.
     Other noninterest expenses were up $582, or 11.9%, during 2007 in large part due to increases in various loan and collection expenses associated with higher average nonperforming loan balances. Loan expenses increased $360, or 132.5%, during 2007. Loan expenses (i.e., foreclosure costs) that have been incurred as part of resolving nonperforming credits during 2007 were necessary to improve asset quality and lower portfolio risk, which are evident in the lower nonperforming loan levels (down 72.7%) and lower nonperforming asset levels (down 74.4%) as compared to 2006. The Company's expense related to fraudulent activities also contributed to the growth in other noninterest expense, increasing $128, or 206.8%, during 2007 as compared to 2006. This increase was largely due to costs associated with fraudulent activities in the second half of 2007 on customer debit/credit cards that were compromised at the point of sale. The Company minimized customers' fraudulent losses by placing transaction holds on, blocking access to and reissuing thousands of debit/credit cards to various customer accounts where such cards were compromised, primarily in the Gallia County, Ohio and Mason County, West Virginia market areas.
     During 2006, other noninterest expenses were up $187, or 4.0%, in large part due to increases in various loan and collection expenses associated with higher nonperforming loan balances.
     The Company's efficiency ratio, which is noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income, for 2007 finished at 66.1%, up from 61.2% in 2006. This less-improved efficiency number is largely the result of higher loan costs that were incurred to better the Company's nonperforming loan levels in 2007. Conversely, in 2006, the efficiency ratio improved to 61.2%, down from 63.5% in 2005, as a result of successful noninterest revenue growth and lower overhead costs in 2006.

FINANCIAL CONDITION:

CASH AND CASH EQUIVALENTS
     The Company's cash and cash equivalents consist of cash and balances due from banks and federal funds sold. The amounts of cash and cash equivalents fluctuate on a daily basis due to customer activity and liquidity needs. At December 31, 2007, cash and cash equivalents had decreased $3,871, or 18.6%, to $16,894 as compared to $20,765 at December 31, 2006. The decreased levels of cash and cash equivalents came primarily from funding the growth in earning assets, satisfying maturing time deposits, and funding dividend disbursements and treasury stock repurchases. As liquidity levels vary continuously based on consumer activities, amounts of cash and cash equivalents can vary widely at any given point in time. Management believes that the current balance of cash and cash equivalents remains at a level that will meet cash obligations and provide adequate liquidity.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF OPERATIONS

SECURITIES
     Management's goal in structuring the portfolio is to maintain a prudent level of liquidity while providing an acceptable rate of return without sacrificing asset quality. Maturing securities have historically provided sufficient liquidity such that management has not sold a debt security in several years.
     The balance of total securities increased $10,427, or 12.5%, as compared to 2006, with the ratio of securities to total assets also increasing to 12.0% at December 31, 2007, compared to 10.9% at December 31, 2006. This trend of higher security investments was driven by increases in U.S. government sponsored entity securities of $14,264, or 56.6%, and municipal bonds of $2,640, or 19.9%, as compared to year-end 2006. The growth in these two segments of investments was the result of attractive yield opportunities and a desire to increase diversification within the Company's securities portfolio. This growth was partially offset by a decrease in mortgage-backed securities of $6,477, or 14.3%, from year-end 2006. The Company continues to benefit from the advantages of investment grade mortgage-backed securities, which totaled $38,664, or 41.1% of the Company's total investment portfolio at December 31, 2007. The primary advantage of mortgage-backed securities has been the increased cash flows due to the more rapid (monthly) repayment of principal as compared to other types of investment securities, which deliver proceeds upon maturity or call date. Principal repayments from mortgage-backed securities during 2007 totaled $6,979. With the general increase in interest rates evident since 2004, the reinvestment rates on debt securities continue to show favorable returns during 2007, 2006 and 2005. The weighted average FTE yield on debt securities at year-end 2007 was 4.55%, as compared to 4.44% at year-end 2006 and 4.28% at year-end 2005. Table III provides a summary of the portfolio by category and remaining contractual maturity. Issues classified as equity securities have no stated maturity date and are not included in Table III. While the Company's focus is to generate interest revenue primarily through loan growth, management will continue to invest excess funds in securities when opportunities arise.

LOANS
     In 2007, the Company's primary category of earning assets, total loans, increased $11,939, or 1.9%, to reach $637,103. Higher loan balances were largely due to growth in residential real estate loans, which were up $11,934, or 5.0%, from year-end 2006 to total $250,483. Generating residential real estate loans remains a key focus of the Company's lending efforts. The Company's residential real estate loans consist primarily of one- to four-family residential mortgages and carry many of the same customer and industry risks as the commercial real estate loan portfolio. There continued to be a significant amount of movement between variable-rate and fixed-rate mortgage refinancings during 2007. Since year-end 2006, the Company's one-year adjustable-rate mortgage balances have decreased $25,580, or 37.7%, to finish at $42,211. During 2006, consumer demand for fixed-rate real estate loans steadily increased due to the continuation of lower, more affordable, mortgage rates that had not responded as much to the rise in short-term interest rates of 2004, 2005 and part of 2006. As long-term interest rates continue to remain relatively stable from a year ago, consumers continue to pay off and refinance their variable rate mortgages, resulting in lower one-year adjustable-rate mortgage balances at the end of 2007 as compared to year-end 2006. As a result, completely offsetting the decreases in variable-rate real estate balances was the continued consumer preference of fixed-rate real estate loans, which were up $36,970, or 25.2%, from year-end 2006 to finish at $183,696. Additionally, to help further satisfy this increasing demand for fixed-rate real estate loans, the Company continues to originate and sell some fixed-rate mortgages to the secondary market, and has sold $4,299 during 2007, which is relatively unchanged from the volume sold in 2006. The remaining real estate loan portfolio balances increased $544, primarily from a mix of the Company's other variable-rate real estate loan products.
     The Company's increasing real estate loan portfolio was enhanced by net growth in its commercial loan balances (both commercial real estate and commercial and industrial), which were up $10,865, or 4.5%, from year-end 2006. This growth is consistent with the Company's continued emphasis on commercial lending, which generally yields a higher return on investment as compared to other types of loans. The Company's commercial loan portfolio consists of loans to corporate borrowers primarily in small to mid-sized industrial and commercial companies that include service, retail and wholesale merchants. Collateral securing these loans includes equipment, inventory, stock, commercial real estate and rental property. Commercial and industrial loans increased $7,701, or 16.3%, from year-end 2006, while commercial real estate loans increased $3,164, or 1.6%, from year-end 2006. Commercial real estate, the Company's largest segment of commercial loans, is largely driven by loan participations with other banks outside the Company's primary market area. Although the Company is not actively marketing participation loans outside its primary market area, it is taking advantage of the relationships it has with certain lenders in those areas where the Company believes it can profitably participate with an acceptable level of risk. The commercial loan portfolio, including participation loans, consists primarily of rental property loans (19.4% of portfolio), medical industry loans (13.6% of portfolio), land development loans (12.1% of portfolio), and hotel and motel loans (11.4% of portfolio). During 2007, the primary market areas for the Company's commercial loan originations, excluding loan participations, were in the areas of Gallia, Jackson, Logan, Vinton, Pike, Preble and Franklin counties of Ohio, which accounted for 65.7% of total originations. The growing West Virginia markets accounted for 17.7% of total originations for the same time period. While management believes lending opportunities exist in the Company's markets, future commercial lending activities will depend upon economic and related conditions, such as general demand for loans in the Company's primary markets, interest rates offered by the

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF OPERATIONS

Company and normal underwriting considerations. Additionally, the potential for larger than normal commercial loan payoffs may limit loan growth during future periods.
     Increases in the Company's real estate and commercial loan balances were partially offset by a decreasing consumer loan portfolio. The Company's consumer loans fell $12,129, or 8.7%, from year-end 2006 to finish at $127,832. The Company's consumer loans are secured by automobiles, mobile homes, recreational vehicles and other personal property. Personal loans and unsecured credit card receivables are also included as consumer loans. The decrease in consumer volume was mostly attributable to the automobile lending segment, which decreased $8,784, or 14.0%, from year-end 2006. While the automobile lending segment continues to represent the largest portion of the Company's consumer loan portfolio, management's emphasis on profitable loan growth with higher returns (i.e. commercial and real estate loans) has contributed most to the reduction in loan volume within this area. Indirect automobile loans bear additional costs from dealers that partially offset interest revenue and lower the rate of return. Furthermore, economic factors and the rising rate environment from previous years have caused a decline in automobile loan volume. As rates have aggressively moved up since 2004, continued competition with local banks and alternative methods of financing, such as captive finance companies offering loans at below-market interest rates, have continued to challenge automobile loan growth during 2007. Also contributing to the decreasing consumer portfolio were all-terrain vehicle loans, which were down $1,419, or 28.7%, from year-end 2006, and the Company's capital line balances, primarily home equity loans, which decreased $1,154 or 5.6%, from year-end 2006.
     Additionally, the Company recognized an increase of $1,269, or 21.5%, in other loans from year-end 2006. Other loans consist primarily of state and municipal loans and overdrafts.
     The Company will continue to monitor the relatively mild pace of its loan portfolio growth during 2008. The Company's lending markets remain challenging and have impacted loan growth due to increased payoffs and a flat to declining level of loan originations during 2007, particularly within the consumer loan portfolio. The Company continues to view consumer loans as a decreasing portfolio due to higher loan costs, increased competition in automobile loans and a lower return on investment as compared to the other loan portfolios. As a result, the Company anticipates total loan growth to be marginal, with volume to continue at a flat to moderate pace throughout 2008. The Company remains committed to sound underwriting practices without sacrificing asset quality and avoiding exposure to unnecessary risk that could weaken the credit quality of the portfolio.

ALLOWANCE FOR LOAN LOSSES AND PROVISION EXPENSE
     Tables IV and V have been provided to enhance the understanding of the loan portfolio and the allowance for loan losses. Management evaluates the adequacy of the allowance for loan losses quarterly based on several factors including, but not limited to, general economic conditions, loan portfolio composition, prior loan loss experience, and management's estimate of probable losses. Actual losses on loans are reflected as reductions in the reserve and are referred to as charge-offs. The amount of the provision for loan losses charged to operating expenses is the amount necessary, in management's opinion, to maintain the allowance for loan losses at an adequate level. The allowance required is primarily a function of the relative quality of the loans in the loan portfolio, the mix of loans in the portfolio and the rate of growth of outstanding loans.
     During 2007, the Company decreased its provision for loan loss expense by $3,410 as compared to 2006, which lowered its allowance for loan losses by $2,675, or 28.4%, to finish at $6,737. The decrease in the allowance for loan losses was in large part due to a decrease in nonperforming loan balances since year-end 2006. During 2006, the level of nonperforming loans, which consist of nonaccruing loans and accruing loans past due 90 days or more, had significantly increased from $2,557 at year-end 2005 to $13,392 at year-end 2006. The nonperforming loan balances increased primarily from three commercial loan relationships secured by liens on commercial real estate and equipment, personal guarantees and life insurance. During this time in the fourth quarter of 2006, specific allocations were made on behalf of the portfolio risks and credit deterioration of these nonperforming relationships, which required corresponding increases in the provision for loan losses to adequately fund the allowance for loan losses. During 2007, net charge-offs totaled $4,927, which were up $1,543, or 45.6%, from 2006, due to commercial charge-offs of the specific allocations that were already reflected in the allowance for loan losses from 2006. As part of management's strategy to liquidate and resolve its nonperforming relationships, the Company experienced improvements in the ratio of nonperforming loans as a percentage of total loans, which finished 2007 at 0.57%, down from 2.14% at year-end 2006. The Company's ratio of nonperforming assets, which includes OREO properties, as a percentage of total assets also improved from 2.00% at year-end 2006 to 0.50% at December 31, 2007. This improvement was due to the liquidation of the Company's largest non-performing asset during the fourth quarter of 2007.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF OPERATIONS

     As a result of lower nonperforming loan balances, the ratio of allowance for loan losses to total loans decreased to 1.06% at December 31, 2007 as compared to 1.51% at December 31, 2006. Management believes that the allowance for loan losses at December 31, 2007 was adequate and reflected probable incurred losses in the loan portfolio. There can be no assurance, however, that adjustments to the allowance for loan losses will not be required in the future. Changes in the circumstances of particular borrowers, as well as adverse developments in the economy are factors that could change and make adjustments to the allowance for loan losses necessary. The actions that took place in the fourth quarter of 2006 were deemed prudent and necessary by management and resulted in a lower nonperforming loan portfolio in 2007 which, in turn, improved asset quality, lowered loan portfolio risk and created a much stronger balance sheet going forward into 2008. Asset quality will continue to remain a key focus, as management continues to stress not just loan growth, but quality in loan underwriting as well.

DEPOSITS
     Interest-earning assets are funded generally by both interest-bearing and noninterest-bearing core deposits. Deposits are influenced by changes in interest rates, economic conditions and competition from other banks. The accompanying table VII shows the composition of total deposits as of December 31, 2007. Total deposits decreased $4,760, or 0.8%, to finish at $589,026 at year-end 2007, resulting mostly from maturity runoff in the Company's time deposit balances. Time deposits, particularly certificates of deposit ("CD's"), remain the most significant source of funding for the Company's earning assets, making up 57.9% of total deposits. During 2007, time deposits decreased $4,575, or 1.3%, from year-end 2006. This decrease was primarily due to maturity runoff of the Company's wholesale CD balances (i.e. brokered CD's), decreasing $6,220, or 16.5%, from year-end 2006, partially offset by relatively stable retail CD balances, increasing $1,645, or 0.5%, from year-end 2006. With earning assets being funded primarily through other borrowed funds and increased repurchase agreement balances, there has not been an aggressive need to deploy time deposits as a funding source. As market rates have steadied since June 2006, the Company has seen the cost of its retail CD balances aggressively reprice upward to reflect current deposit rates. Furthermore, during the first half of 2007, the economy experienced increases in its wholesale funding rates, both short- and long-term indices, also creating a cost increase to this funding source. As a result, this lagging effect has caused the Company's retail and wholesale CD portfolio to become comparable in cost to fund earning asset growth. The Company's retail CD portfolio produced an average cost of 4.88% during 2007 as compared to 4.25% during 2006, while the wholesale CD portfolio was 4.89% during 2007 as compared to 4.38% during 2006. As a result, management will continue to utilize both retail and wholesale deposits as funding sources for future earning asset growth.
     Partially offsetting the decreases in time deposits was growth in the Company's money market deposit balances, which were up $13,335, or 22.6%, to finish at $72,276 at year-end 2007 as compared to $58,941 at year-end 2006. This increase was from the Company's Market Watch money market account product, which generated $13,557 in new deposit balances from year-end 2006. Introduced in August 2005, the Market Watch product is a limited transaction investment account with tiered rates that compete with current market rate offerings and serve as an alternative to certificates of deposit for some customers. The continued success of the Company's new Market Watch product was responsible for a deposit balance shift from its interest-bearing demand deposits, causing a decrease in NOW accounts of $12,866, or 16.4%. This was primarily from decreases in the Company's Gold Club and Public Fund NOW balances that totaled $14,173, or 25.0%, collectively.
     Also partially offsetting time deposit decreases was growth in the Company's noninterest-bearing demand deposits, which were up $629, or 0.8%, from year-end 2006.
     The Company will continue to experience increased competition for deposits in its market areas, which should challenge net growth in its deposit balances. The Company will continue to evaluate its deposit portfolio mix to properly utilize both retail and wholesale funds to support earning assets and minimize interest costs.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
     Repurchase agreements, which are financing arrangements that have overnight maturity terms, were up $17,834, or 79.1%, from year-end 2006. This increase was mostly due to the fluctuation of various commercial accounts.

FUNDS BORROWED
     The Company also accesses other funding sources, including short-term and long-term borrowings, to fund asset growth and satisfy short-term liquidity needs. Other borrowed funds consist primarily of Federal Home Loan Bank (FHLB) advances and promissory notes. During 2007, other borrowed funds were up $3,456, or 5.4%, from year-end 2006, and was caused by the need to fund earning assets during 2007, which were up 3.1%. While deposits continue to be the primary focus of funding for growth in earning assets, management will continue to utilize various wholesale borrowings to help manage interest rate sensitivity and liquidity.

OFF-BALANCE SHEET ARRANGEMENTS
     The disclosures required for off-balance sheet arrangements are discussed in Note I and Note K.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF OPERATIONS

CAPITAL RESOURCES
     The Company maintains a capital level that exceeds regulatory requirements as a margin of safety for its depositors and shareholders. All of the capital ratios exceeded the regulatory minimum guidelines as identified in Note P "Regulatory Matters". Shareholders' equity totaled $61,511 at December 31, 2007, compared to $60,282 at December 31, 2006, which represents growth of 2.0%. Contributing most to this increase was year-to-date net income of $6,297 and $398 in proceeds from the issuance of common stock. Partially offsetting the growth in capital were cash dividends paid of $2,938, or $.71 per share, year-to-date, and $3,394 in treasury stock repurchases. Cash dividends paid for 2007 represents a 3.6% increase as compared to 2006.
     The Company may repurchase additional common shares from time to time as authorized by its stock repurchase program. The Company's Board of Directors has approved annual extensions to the plan. Most recently, the Board of Directors extended the stock repurchase program from February 16, 2008 to February 15, 2009, and authorized Ohio Valley to repurchase up to 175,000 of its common shares through open market and privately negotiated purchases.
     Furthermore, the Company maintains a dividend reinvestment and stock purchase plan. The plan allows shareholders to purchase additional shares of company stock. A benefit of the plan is to permit the shareholders to reinvest cash dividends as well as make supplemental purchases without the usual payment of brokerage commissions. During 2007, shareholders invested more than $1,248 through the dividend reinvestment and stock purchase plan. These proceeds resulted in the issuance of 5,907 new shares and the acquisition of 43,138 existing shares through open market purchases for a total of 49,045 shares. At December 31, 2007, approximately 81% of the shareholders were enrolled in the dividend reinvestment plan.

INTEREST RATE SENSITIVITY AND LIQUIDITY
     The Company's goal for interest rate sensitivity management is to maintain a balance between steady net interest income growth and the risks associated with interest rate fluctuations. Interest rate risk ("IRR") is the exposure of the Company's financial condition to adverse movements in interest rates. Accepting this risk can be an important source of profitability, but excessive levels of IRR can threaten the Company's earnings and capital.
     The Company evaluates IRR through the use of an earnings simulation model to analyze net interest income sensitivity to changing interest rates. The modeling process starts with a base case simulation, which assumes a flat interest rate scenario. The base case scenario is compared to rising and falling interest rate scenarios assuming a parallel shift in all interest rates. Comparisons of net interest income and net income fluctuations from the flat rate scenario illustrate the risks associated with the projected balance sheet structure.
     The Company's Asset/Liability Committee monitors and manages IRR within Board approved policy limits. The current IRR policy limits anticipated changes in net interest income over a 12 month horizon to plus or minus 10% of the base net interest income assuming a parallel rate shock of up 100, 200 and 300 basis points and down 100, 200 and 300 basis points.
     As with any method of measuring interest rate risk, certain shortcomings are inherent in the simulation modeling. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market rates. In addition, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market rates, while interest rates on other types may lag behind changes in market rates. Further, in the event of a change in interest rates, expected rates of prepayment on loans and mortgage-backed securities and early withdrawals from certificates of deposit may deviate significantly from those assumed in making the risk calculations. The Company's simulation models provide results in extreme interest rate environments and results are used accordingly. Reacting to changes in economic conditions, interest rates and market forces, the Company has been able to alter the mix of short- and long-term loans and investments, and increase or decrease the emphasis on fixed- and variable-rate products in response to changing market conditions.
     The estimated percentage change in net interest income due to a change in interest rates was within the policy guidelines established by the Board. At December 31, 2007, the Company's analysis of net interest income reflects a liability sensitive position. Based on current assumptions, an instantaneous decrease in interest rates would positively impact net interest income primarily due to the duration of earning assets exceeding the duration of interest-bearing liabilities. As compared to December 31, 2006, the Company's interest rate risk profile has become more liability sensitive primarily due to the growth in fixed-rate residential mortgages. Management was willing to assume additional interest rate risk throughout 2007 with the anticipation of lower interest rates. Since September 2007, the Federal Reserve has reduced short-term interest rates 225 basis points, and management anticipates such reduction will have a positive impact on net interest income.
     Liquidity management should focus on matching the cash inflows and outflows within the Company's natural market for loans and deposits. This goal is accomplished by maintaining sufficient asset liquidity along with stable core deposits. The primary sources of liquidity are interest-bearing balances with banks, federal funds sold and the maturity and repayment of investments and loans as well as cash flows provided from operations. The Company has classified $78,063 in securities as available for sale at December 31, 2007. In addition, the Federal Home Loan Bank in Cincinnati offers advances to the Bank which further enhances the Bank's ability to meet liquidity demands. At December 31, 2007, the Bank could borrow an additional $75,192 from the Federal Home Loan Bank. The Bank also has the ability to purchase federal funds from several of its correspondent banks. See the consolidated statement of cash flows for

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF OPERATIONS

further cash flow information. Management does not rely on any single source of liquidity and monitors the level of liquidity based on many factors affecting the Company's financial condition.

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

Allowance for loan losses: To arrive at the total dollars necessary to maintain an allowance level sufficient to absorb probable losses incurred at a specific financial statement date, management has developed procedures to establish and then evaluate the allowance once determined. The allowance consists of the following components: specific allocation, general allocation and other estimated general allocation.
     To arrive at the amount required for the specific allocation component, the Company evaluates loans for which a loss may be incurred either in part or in whole. To achieve this task, the Company has created a quarterly report ("Watchlist") which lists the loans from each loan portfolio that management deems to be potential credit risks. The loans placed on this report are: loans past due 60 or more days, nonaccrual loans and loans management has determined to be potential problem loans. These loans are reviewed and analyzed for potential loss by the Large Loan Review Committee, which consists of the President of the Company and members of senior management with lending authority. The function of the Committee is to review and analyze large borrowers for credit risk, scrutinize the Watchlist and evaluate the adequacy of the allowance for loan losses and other credit related issues. The Committee has established a grading system to evaluate the credit risk of each commercial borrower on a scale of 1 (least risk) to 10 (greatest risk). After the Committee evaluates each relationship listed in the report, a specific loss allocation may be assessed. The specific allocation is currently made up of amounts allocated to the commercial and real estate loan portfolios.
     Included in the specific allocation analysis are impaired loans, which consist of loans with balances of $200 or more on nonaccrual status or non-performing in nature. These loans are also individually analyzed and a specific allocation may be assessed based on expected credit loss. Collateral dependent loans will be evaluated to determine a fair value of the collateral securing the loan. Any changes in the impaired allocation will be reflected in the total specific allocation.
     The second component (general allowance) is based upon total loan portfolio balances minus loan balances already reviewed (specific allocation). The Large Loan Review Committee evaluates credit analysis reports that provide management with a "snapshot" of information on borrowers with larger-balance loans (aggregate balances of $1,000 or greater), including loan grades, collateral values, and other factors. A list is prepared and updated quarterly that allows management to monitor this group of borrowers. Therefore, only small balance commercial loans and homogeneous loans (consumer and real estate loans) are not specifically reviewed to determine minor delinquencies, current collateral values and present credit risk. The Company utilizes actual historic loss experience as a factor to calculate the probable losses for this component of the allowance for loan losses. This risk factor reflects a 3 year performance evaluation of credit losses per loan portfolio. The risk factor is achieved by taking the average net charge-off per loan portfolio for the last 36 consecutive months and dividing it by the average loan balance for each loan portfolio over the same time period. The Company believes that by using the 36 month average loss risk factor, the estimated allowance will more accurately reflect current probable losses.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF OPERATIONS

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

FORWARD LOOKING STATEMENTS
     Except for the historical statements and discussions contained herein, statements contained in this report constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 and as defined in the Private Securities
Litigation Reform Act of 1995. Such statements are often, but not always, identified by the use of such words as "believes," "anticipates," "expects," and similar expressions. Such statements involve various important assumptions, risks, uncertainties, and other factors, many of which are beyond our control, that could cause actual results to differ materially from those expressed in such forward looking statements. These factors include, but are not limited to: changes in political, economic or other factors such as inflation rates, recessionary or expansive trends, and taxes; competitive pressures; fluctuations in interest rates; the level of defaults and prepayment on loans made by the Company; unanticipated litigation, claims, or assessments; fluctuations in the cost of obtaining funds to make loans; and regulatory changes. Additional detailed information concerning a number of important factors which could cause actual results to differ materially from the forward-looking statements contained in management's discussion and analysis is available in the Company's filings with the Securities and Exchange Commission, under the Securities Exchange Act of 1934, including the disclosure under the heading "Item 1A. Risk Factors" of Part 1 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007. Readers are cautioned not to place undue reliance on such forward looking statements, which speak only as of the date hereof. The Company undertakes no obligation and disclaims any intention to republish revised or updated forward looking statements, whether as a result of new information, unanticipated future events or otherwise.

CONSOLIDATED AVERAGE BALANCE SHEET & ANALYSIS OF NET INTEREST INCOME

Table I
                                                                        December 31
                                   ------------------------------------------------------------------------------------
                                              2007                         2006                         2005
(dollars in thousands)             --------------------------   --------------------------   --------------------------
                                   Average    Income/  Yield/   Average    Income/  Yield/   Average    Income/  Yield/
                                   Balance    Expense   Rate    Balance    Expense   Rate    Balance    Expense   Rate
                                   -------    -------   ----    -------    -------   ----    -------    -------   ----
ASSETS
------
Interest-earning assets:
  Interest-bearing balances        $    549  $     23   4.22%   $    579  $     23   4.06%   $    636   $    15   2.33%
    with banks
  Federal funds sold                  4,428       221   5.00       4,193       220   5.24       1,256        39   3.14
  Securities:
    Taxable                          76,748     3,477   4.53      73,160     3,189   4.36      71,602     2,921   4.08
    Tax exempt                       14,427       797   5.52      12,440       688   5.53      11,851       691   5.83
  Loans                             628,891    50,793   8.08     626,418    48,581   7.76     599,345    42,621   7.11
                                   --------   -------  -----    --------   -------  -----    --------   -------  -----
    Total interest-
      earning assets                725,043    55,311   7.63%    716,790    52,701   7.35%    684,690    46,287   6.76%

Noninterest-earning assets:
  Cash and due from banks            14,137                       15,306                       15,420
  Other nonearning assets            38,094                       36,655                       33,687
  Allowance for loan losses          (7,720)                      (7,819)                      (7,308)
                                   --------                     --------                     --------
    Total noninterest-
      earning assets                 44,511                       44,142                       41,799
                                   --------                     --------                     --------
        Total assets               $769,554                     $760,932                     $726,489
                                   ========                     ========                     ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
  NOW accounts                     $ 78,636     1,924   2.45%   $ 93,137     2,343   2.52%   $110,626    2,252   2.04%
  Savings and Money Market           97,240     2,705   2.78      78,241     1,895   2.42      50,363      503   1.00
  Time deposits                     341,686    16,686   4.88     338,593    14,356   4.24     311,268   10,218   3.28
  Repurchase agreements              27,433     1,051   3.83      22,692       895   3.94      24,694      641   2.60
  Other borrowed money               74,196     4,054   5.46      81,975     4,442   5.42      92,520    4,523   4.89
                                   --------   -------  -----    --------   -------  -----    --------   -------  -----
    Total interest-
      bearing liabilities           619,191    26,420   4.27%    614,638    23,931   3.89%    589,471   18,137   3.08%

Noninterest-bearing liabilities:
  Demand deposit accounts            78,048                       75,330                       70,473
  Other liabilities                  11,766                       10,994                        8,925
                                   --------                     --------                     --------
    Total noninterest-
      bearing liabilities            89,814                       86,324                       79,398

  Shareholders' equity               60,549                       59,970                       57,620
                                   --------                     --------                     --------
    Total liabilities and
      shareholders' equity         $769,554                     $760,932                     $726,489
                                   ========                     ========                     ========

Net interest earnings                         $28,891                      $28,770                     $28,150
                                              =======                      =======                     =======
Net interest earnings as a percent
  of interest-earning assets                           3.99%                        4.02%                        4.11%
                                                      -----                        -----                        -----
Net interest rate spread                               3.36%                        3.46%                        3.68%
                                                      -----                        -----                        -----
Average interest-bearing liabilities
  to average earning assets                           85.40%                       85.75%                       86.09%
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

RATE VOLUME ANALYSIS OF CHANGES IN INTEREST INCOME & EXPENSE

Table II
                                                 2007                                   2006
                                      -----------------------------          ----------------------------
(dollars in thousands)                     Increase (Decrease)                    Increase (Decrease)
                                        From Previous Year Due to              From Previous Year Due to
                                      -----------------------------          ------------------------------
                                      Volume    Yield/Rate    Total          Volume     Yield/Rate    Total
                                      ------    ----------    -----          ------     ----------    -----
INTEREST INCOME
---------------
Interest-bearing balances
  with banks                        $    (1)     $     1         --         $    (2)     $    10    $     8
Federal funds sold                       12          (11)   $     1             141           40        181
Securities:
  Taxable                               160          128        288              65          204        269
  Tax exempt                            110           (1)       109              34          (37)        (3)
Loans                                   192        2,020      2,212           1,983        3,976      5,959
                                    -------      -------    -------         -------      -------    -------
    Total interest income               473        2,137      2,610           2,221        4,193      6,414

INTEREST EXPENSE
----------------
NOW accounts                           (356)         (63)      (419)           (390)         481         91
Savings and Money Market                503          307        810             390        1,002      1,392
Time deposits                           132        2,198      2,330             958        3,180      4,138
Repurchase agreements                   182          (26)       156             (56)         310        254
Other borrowed money                   (425)          37       (388)           (544)         463        (81)
                                    -------      -------    -------         -------      -------    -------
    Total interest expense               36        2,453      2,489             358        5,436      5,794
                                    -------      -------    -------         -------      -------    -------
Net interest earnings               $   437      $  (316)   $   121         $ 1,863      $(1,243)   $   620
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

SECURITIES

Table III
                                                                      MATURING
                                   ---------------------------------------------------------------------------
As of December 31, 2007                Within           After One but       After Five but
(dollars in thousands)                One Year        Within Five Years    Within Ten Years    After Ten Years
                                      --------        -----------------    ----------------    ---------------
                                   Amount    Yield     Amount    Yield      Amount   Yield      Amount   Yield
                                   ------    -----     ------    -----      ------   -----      ------   -----
U.S. Government
  sponsored entity securities     $ 8,981    3.70%    $27,916    4.77%     $ 2,550    4.95%         ---    ---
Obligations of states and
  political subdivisions              811    5.97%      5,953    6.90%       3,061    6.90%      $6,108   3.84%
Mortgage-backed securities            671    1.53%     37,993    4.10%         ---     ---          ---    ---
                                  -------    ----     -------    ----      -------    ----       ------   ----
    Total debt securiities        $10,463    3.74%    $71,862    4.59%     $ 5,611    6.01%      $6,108   3.84%
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

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

Table IV                                       Years Ended December 31
(dollars in thousands)                 2007     2006     2005     2004     2003
----------------------                 ----     ----     ----     ----     ----

Commercial loans (1)                 $5,273   $7,806   $4,704   $4,657   $4,844
 Percentage of loans to total loans   40.63%   39.45%   38.33%   37.69%   38.58%

Residential real estate loans           327      310      623      642      833
 Percentage of loans to total loans   39.31%   38.16%   38.06%   37.84%   37.94%

Consumer loans                        1,137    1,296    1,806    1,878    1,916
 Percentage of loans to total loans   20.06%   22.39%   23.61%   24.47%   23.48%

                                     -------  -------  -------  -------  -------
Allowance for Loan Losses            $6,737     9,412   $7,133   $7,177   $7,593
                                     =======  =======  =======  =======  =======
                                     100.00%  100.00%  100.00%  100.00%  100.00%
                                     =======  =======  =======  =======  =======
Ratio of net charge-offs
 to average loans                       .78%     .54%     .31%     .47%     .68%
                                     =======  =======  =======  =======  =======

     The above allocation is based on estimates and subjective judgments and is not necessarily indicative of the specific amounts or loan categories in which losses may ultimately occur.

(1) Includes commercal and industrial and commercial real estate loans.

SUMMARY OF NONPERFORMING AND PAST DUE LOANS

Table V
(dollars in thousands)                 2007     2006     2005     2004     2003
----------------------                 ----     ----     ----     ----     ----
Impaired loans                      $ 6,871  $17,402   $7,983   $5,573   $1,988
Past due-90 days or more and
  still accruing                        927    1,375    1,317    1,402      659
Nonaccrual                            2,734   12,017    1,240    1,618    2,655
Accruing loans past due 90
  days or more to total loans           .14%     .22%     .21%     .23%     .12%
Nonaccrual loans as a % of
  total loans                           .43%    1.92%     .20%     .27%     .46%
Impaired loans as a % of total loans   1.08%    2.78%    1.29%     .93%     .35%
Allowance for loans losses as a
  % of total loans                     1.06%    1.51%    1.16%    1.20%    1.32%

     Management believes that the impaired loan disclosures are comparable to the nonperforming loan disclosures except that the impaired loan disclosures do not include single family residential or consumer loans which are analyzed in the aggregate for loan impairment purposes.

     During 2007, the Company recognized $401 of interest income on impaired loans. Individual loans not included above that management feels have loss potential total approximately $1,312. The Company has no assets which are considered to be troubled debt restructings that are not already included in the table above.

     Management formally considers placing a loan on nonaccrual status when collection of principal or interest has become doubtful. Furthermore, a loan should not be returned to the accrual status unless either all delinquent principal or interest has been brought current or the loan becomes well secured and is in the process of collection.

MATURITY AND REPRICING DATA OF LOANS

Table VI

As of December 31, 2007                             Maturing/Repricing
(dollars in thousands)
                               Within       After One but
                              One Year    Within Five Years   After Five Years     Total
                              --------    -----------------   ----------------     -----
Commercial loans (1)          $143,244         $ 73,605           $ 41,939        $258,788
Residential real estate loans   52,588           13,127            184,768         250,483
Consumer loans                  26,339           69,004             32,489         127,832
                              --------         --------           --------        --------
  Total loans                 $222,171         $155,736           $259,196        $637,103
                              ========         ========           ========        ========

Loans maturing or repricing after one year with:
   Variable interest rates    $ 67,563
   Fixed interest rates        347,369
                              --------
   Total                      $414,932
                              ========

(1) Includes commercial and industrial and commercial real estate loans.

DEPOSITS

Table VII                                    as of December 31

(dollars in thousands)
                                     2007           2006           2005
                                     ----           ----           ----
Interest-bearing deposits:
  NOW accounts                     $ 65,618       $ 78,484       $ 95,498
  Money Market                       72,276         58,941         22,347
  Savings accounts                   31,436         32,719         35,126
  IRA accounts                       44,050         38,731         36,779
  Certificates of Deposit           297,057        306,951        290,555
                                   --------       --------       --------
                                    510,437        515,826        480,305
Noninterest-bearing deposits:
  Demand deposits                    78,589         77,960         82,561
                                   --------       --------       --------
    Total deposits                 $589,026       $593,786       $562,866
                                   ========       ========       ========

The following table presents the Company's estimated net interest income sensitivity:

INTEREST RATE SENSITIVITY
     Table VIII

 Change in               December 31, 2007           December 31, 2006
 Interest Rates           % Change in                 % Change in
 Basis Points           Net Interest Income         Net Interest Income
---------------         -------------------         -------------------

    +300                      (8.23%)                     (5.95%)
    +200                      (5.09%)                     (3.26%)
    +100                      (2.47%)                     (1.37%)
    -100                       2.48%                       1.10%
    -200                       5.01%                       1.74%
    -300                       7.86%                       2.65%

CONTRACTUAL OBLIGATIONS

Table IX

  The following  table presents, as  of December 31, 2007, significant fixed and determinable  contractual  obligations to third parties by payment date. Further discussion of the nature of each  obligation is included in the referenced  note to the consolidated financial statements.
                                                                            Payments Due In
(dollars in thousands)
                                            Note        One Year        One to          Three to          Over
                                         Reference      or Less       Three Years      Five Years      Five Years        Total
                                         ---------      --------      -----------      ----------      ----------      ----------
Deposits without a stated maturity           F          $247,919              ---             ---             ---        $247,919
Consumer and brokered time deposits          F           283,856         $ 47,730        $  7,729        $  1,792         341,107
Repurchase agreements                        G            40,390              ---             ---             ---          40,390
Other borrowed funds                         H            31,837           35,012              12             141          67,002
Subordinated debentures                      I               ---              ---             ---          13,500          13,500

KEY RATIOS

Table X
                               2007     2006     2005     2004     2003
                               ----     ----     ----     ----     ----
Return on average assets        .82%     .71%     .97%    1.16%     .93%
Return on average equity      10.40%    9.00%   12.18%   15.02%   12.43%
Dividend payout ratio         46.66%   52.56%   38.55%   38.89%   38.14%
Average equity to
  average assets               7.87%    7.88%    7.93%    7.72%    7.51%

DIRECTOR & OFFICER LISTING

OVBC Directors
--------------
Jeffrey E. Smith       President and CEO, Ohio Valley Banc Corp.
Thomas E. Wiseman      President, The Wiseman Agency, Inc.
                       insurance and financial services
Robert H. Eastman      President, Ohio Valley Supermarkets, Inc.
                       retail grocery stores
Lannes C. Williamson   President, L. Williamson Pallets, Inc.
                       sawmill, pallet manufacturing, and wood processing
Steven B. Chapman      CPA, Chapman & Burris CPA's, LLC
                       Certified Public Accountant, Chapman & Burris CPAs, LLC
Anna P. Barnitz        Treasurer & CFO, Bob's Market & Greenhouses, Inc.
                       wholesale horticultural products  and  retail landscaping
                         stores
Brent A. Saunders      Attorney, Halliday, Sheets & Saunders
Harold A. Howe         President, Ohio Valley Financial Services Agency, LLC
Robert E. Daniel       Administrator, Holzer Clinic
                       multispecialty physician group practice
Roger D. Williams      President, Bob Evans Restaurants
                       restaurant operator and food products
David W. Thomas        Former Chief Examiner, OH Division Financial Institutions
                       bank supervision and regulation

OVBC Officers
-------------
Jeffrey E. Smith       President and CEO
E. Richard Mahan       Senior Vice President & Chief Credit Officer
Larry E. Miller, II    Senior Vice President & Secretary
Katrinka V. Hart       Senior Vice President & Risk Management
Mario P. Liberatore    Vice President
Cherie A. Barr         Vice President
Sandra L. Edwards      Vice President
David L. Shaffer       Vice President
Jennifer L. Osborne    Vice President
Tom R. Shepherd        Vice President
Scott W. Shockey       Vice President & Chief Financial Officer
Paula W. Clay          Assistant Secretary
Cindy H. Johnston      Assistant Secretary

Ohio Valley Bank Directors
--------------------------
Jeffrey E. Smith
Thomas E. Wiseman
Robert H. Eastman
Lannes C. Williamson
Harold A. Howe
Steven B. Chapman
Anna P. Barnitz
Brent A. Saunders
Robert E. Daniel
Roger D. Williams
David W. Thomas

Directors Emeritus
------------------
W. Lowell Call
James L. Dailey
Merrill L. Evans
Art E. Hartley, Sr.
Charles C. Lanham
Barney A. Molnar
C. Leon Saunders
Wendell B. Thomas

West Virginia Advisory Board
----------------------------
Mario P. Liberatore
Anna P. Barnitz
Richard L. Handley
Gregory K. Hartley
Charles C. Lanham
Trenton M. Stover
Lannes C. Williamson
John C. Musgrave
Stephen L. Johnson
E. Allen Bell
John A. Myers

Ohio Valley Bank Officers
-------------------------
Jeffrey E. Smith       President & Chief Executive Officer
E. Richard Mahan       Executive Vice President & Chief Credit Officer
Larry E. Miller, II    Executive Vice President & Secretary
Katrinka V. Hart       Executive Vice President & Risk Management

Senior Vice Presidents
Mario P. Liberatore    West Virginia Bank Group
Sandra L. Edwards      Financial Bank Group
David L. Shaffer       Commercial Bank Group
Jennifer L. Osborne    Retail Lending Group
Tom R. Shepherd        Chief Deposit Officer
Scott W. Shockey       Chief Financial Officer

Vice Presidents
Patricia L. Davis      Research & Technical Applications
Richard D. Scott       Trust
Bryan W. Martin        Facilities & Technical Services
Patrick H. Tackett     Western Division Branch Administrator
Molly K. Tarbett       Loss Prevention Manager
Marilyn E. Kearns      Director of Human Resources
David K. Nadler        Financial Analyst & Strategic Plan Coordinator

Assistant Vice Presidents
Philip E. Miller       Region Manager Franklin County
Rick A. Swain          Region Manager Pike County
Judith K. Hall         Training and Educational Development
Melissa P. Mason       Trust Officer
Diana L. Parks         Internal Auditor
Christopher S. Petro   Comptroller
Linda L. Plymale       Transit Officer
Kimberly R. Williams   Systems Officer
Deborah A. Carhart     Shareholder Relations
Gregory A. Phillips    Indirect Lending Manager
Pamela D. Edwards      Commercial Loan Operations
Paula W. Clay          Assistant Secretary
Cindy H. Johnston      Assistant Secretary
Chris L. Preston       Regional Branch Administrator I-64
Angela G. King         Regional Branch Administrator Gallia/Meigs
Frank W. Davison       Chief Information Officer
Bryna S. Butler        Director e-Services and Corporate Communications
Kyla R. Carpenter      Director of Marketing
William T. Johnson     Enterprise Risk Analyst
Toby M. Mannering      Collection Manager

Assistant Cashiers
Brenda G. Henson       Manager Customer Service
Richard P. Speirs      Maintenance Technical Supervisor
Stephanie L. Stover    Retail Lending Operations Manager
Raymond G. Polcyn      Retail Lending Manager Gallia-Meigs SuperBanks
Tyrone J. Thomas       Assistant  Manager Franklin County Region
Allen W. Elliott       Assistant Manager Indirect Lending
Tamela D. LeMaster     Regional Branch Manager I-64
Joe J. Wyant           Region Manager Jackson County
Linda L. Hart          Assistant Manager Waverly Office
Miquel D. McCleese     Assistant Manager Columbus Office

Loan Central Officers
---------------------
Katrinka V. Hart       Chairman of the Board
Cherie A. Barr         President
Timothy R. Brumfield   Secretary & Manager, Gallipolis Office
T. Joe Wilson          Manager, South Point Office
Joseph I. Jones        Manager, Waverly Office
John J. Holtzapfel     Manager, Wheelersburg Office
Deborah G. Moore       Manager, Jackson Office

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

Ohio Valley Financial Services, an agency specializing in life insurance, was formed as a subsidiary of the Corp. in June 2000. The Corp. also has minority holdings in ProAlliance.


10-K Information

A copy of the company's annual report on Form 10-K, as filed with the Securities and Exchange Commission, will be forwarded without charge to any stockholder upon written request to: Ohio Valley Banc Corp., Attention: Larry E. Miller,
Secretary, P.O. Box 240, Gallipolis, OH 45631. The annual report and proxy statement are also available on the company's Web site, www.ovbc.com.


Contact Information

Ohio Valley Banc Corp.
420 Third Avenue
P.O. Box 240
Gallipolis, Ohio 45631
740.446.2631 or 800.468.6682
Web: www.ovbc.com
E-mail: investorrelations@ovbc.com

Ohio Valley Banc Corp. stock is traded on The NASDAQ Stock Market under the symbol OVBC.


Ohio Valley Bank
16 locations

Gallipolis, Ohio
Main Office - 420 Third Ave.
Mini Bank - 437 Fourth Ave.
Inside Foodland - 236 Second Ave.
Inside Wal-Mart - 2145 Eastern Ave.
3035 State Route 160
Inside Holzer - 100 Jackson Pike

Columbus, Ohio
3700 South High St.

Jackson, Ohio
740 East Main St.

Pomeroy, Ohio
Inside Sav-a-Lot - 700 W. Main St.

Rio Grande, Ohio
27 North College Ave.

South Point, Ohio
Inside Wal-Mart - 354 Private Drive

Waverly, Ohio
507 West Emmitt Ave.

Cross Lanes, West Virginia
Inside Wal-Mart

Huntington, West Virginia
3331 U.S. Route 60 East

Milton, West Virginia
280 East Main St.

Point Pleasant, West Virginia
328 Viand St.


Loan Central
6 locations

Gallipolis, Ohio
2145 Eastern Avenue

Jackson, Ohio
345 Main Street

Ironton, Ohio
710 Park Avenue

South Point, Ohio
348 County Road 410

Waverly, Ohio
505 West Emmitt Avenue

Wheelersburg, Ohio
326 Center Street