Form 10-K, Exhibit 13
period 2008-12-31
OHIO VALLEY BANC CORP
filed 2009-03-16
CIK 894671

Message from Management

Dear Fellow Shareholder,

The objective of the report that follows is to share in particular detail "what" your company did in the calendar year 2008. The objective of this letter is to share "how" your company did it. In summary, "what" your company did, among other things, was earn $7,128,000, an increase of 13.2%, or $1.77 per share, an increase of 16.4%. What I am particularly pleased to share with you is "how" the more than 275 employees of your company did it: safely, soundly, and securely.

On the date I write this letter, I read these headlines: Economy in Worst Fall Since '82*, Citi, U.S. Reach Accord on a Third Bailout*, and FDIC Sets Fee Increases to Refill Its Coffers.* I suspect the one word used more often in 2008 than any other is "unprecedented": unprecedented losses, unprecedented scandals, unprecedented turmoil. There are approximately 8,300 commercial banks in the United States. Most, like yours, don't do business in New York, Los Angeles, San Francisco, or Atlanta. They, as we, would rather do their business on Main Street than Wall Street. Nevertheless, some of the banks from Wall Street have been making unprecedented loans in our community in recent years and experiencing more than their share of foreclosures right here in our community. In 2008, there were 86 real estate foreclosures in Gallia County, Ohio. Seven financial institutions accounted for 46 - over half - of those foreclosures, and six of those seven financial institutions do not even have an office in Gallia County! Only nine of the remaining 40 foreclosures can be attributed to four financial institutions with local offices. Unfortunately, our entire community suffers from foreclosures as our property values drop.

The increasing foreclosure rate and loan quality problems of some banks nationwide are affecting, among other things, FDIC insurance. The FDIC is celebrating its 75th year of deposit insurance coverage. On January 1, 1934, the FDIC insured depositors up to $2,500; on January 1, 2009, 75 years later, the FDIC was insuring depositors up to $250,000. During that time, not one depositor has lost a dime of insured deposits. I mention that for two reasons: first, as a depositor, your insured deposits are safe; as a shareholder, your company will be paying higher FDIC premiums in 2009. As you know with our own auto insurance, those of us who don't drive drunk pay for those who do. In the banking industry, I'm sorry to say, there have been a few "drunk drivers". At Ohio Valley Bank, your company's primary subsidiary, we're going to be paying more to insure your deposits. While we'll gladly pay higher premiums on behalf of tens of thousands of depositors, as one of our Executive Vice Presidents recently said, "We'll also be looking for our 'safe driver discount'". It's not the community banking organizations that have created the mortgage mess that has led to a credit crisis; however, we'll all be paying to clean it up.

Lastly, may I leave you with some thoughts on share performance. While your management team is not satisfied with our share performance in 2008, we believe your company has been recognized for its performance when compared to not only peer banks, but also other public non-financial companies.

Please view Ohio Valley Banc Corp's "Total Return Performance" on the following page. This report gives an objective comparison of your companies' five-year cumulative total return to an independent index of peer banks as well as the S&P 500.

I invite your attention once again to the cover of this Annual Report. At Ohio Valley Banc Corp, we understand that we become successful only through the interdependent support of our customers, shareholders, and employees. Our safety, security, and soundness is a result of the talent, dedication, and service that make up the assets behind the vault door.


Sincerely,
Jeffrey E. Smith
President and CEO
Ohio Valley Banc Corp.

*Wall Street Journal-February 28, 2009

                                  PERFORMANCE

TOTAL RETURN PERFORMANCE
Year ended December 31, 2008

This is a comparison of five-year cumulative total returns among Ohio Valley Banc Corp.'s common shares, the S & P 500 Index, and SNL $500 Million-$1 Billion Bank Asset-Size Index. The SNL Index represents stock performance of 94 of the nation's banks located throughout the United States with total assets between $500 Million and $1 Billion (including Ohio Valley Banc Corp.) Calculations are based on an investment of $100 on December 31, 2003 and assumes reinvestment of dividends.


                                     Period Ending
                 ----------------------------------------------------------
                 12/31/03  12/31/04  12/31/05  12/31/06  12/31/07  12/31/08
                 --------  --------  --------  --------  --------  --------

OVBC              $100.00   $126.58   $124.66   $128.24   $131.47   $101.76

SNL $500M-$1B     $100.00   $113.32   $118.18   $134.41   $107.71   $ 69.02

S&P 500           $100.00   $110.88   $116.33   $134.70   $142.10   $ 89.53


10-K  Information
A copy of Ohio Valley Banc Corp.'s annual report on Form 10-K, as filed with the Securities and Exchange Commission, will be forwarded without charge to any shareholder upon written request to: Ohio Valley Banc Corp., Attention: Larry E. Miller, Secretary, P.O. Box 240, Gallipolis, OH 45631. The annual report and proxy statement are also available on the company's Web site, www.ovbc.com.

Contact Information
Ohio Valley Banc Corp.
420 Third Avenue, P.O. Box 240, Gallipolis, Ohio 45631
740.446.2631 or 800.468.6682
Web: www.ovbc.com
E-mail: investorrelations@ovbc.com

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

OVBC OFFICERS
Jeffrey E. Smith, President and CEO
E. Richard Mahan, Senior Vice President & Chief Credit Officer
Larry E. Miller, II, Senior Vice President & Secretary
Katrinka V. Hart, Senior Vice President & Risk Management
Mario P. Liberatore, Vice President
Cherie A. Barr, Vice President
Sandra L. Edwards, Vice President
David L. Shaffer, Vice President
Jennifer L. Osborne, Vice President
Tom R. Shepherd, Vice President
Scott W. Shockey, Vice President & Chief Financial Officer
Bryan F. Stepp, Vice President
Paula W. Clay, Assistant Secretary
Cindy H. Johnston, Assistant Secretary

OVBC DIRECTORS
Jeffrey E. Smith
President & CEO, Ohio Valley Banc Corp.

Thomas E. Wiseman
President, The Wiseman Agency, Inc, insurance and financial services

Robert H. Eastman
President, Ohio Valley Supermarkets, Inc. retail grocery stores

Lannes C. Williamson
President, L. Williamson Pallets, Inc. sawmill, pallet manufacturing, and wood processing

Steven B. Chapman
Certified Public Accountant, Chapman & Burris CPAs, LLC

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

Brent A. Saunders
Attorney, Halliday, Sheets & Saunders

Harold A. Howe
President, Ohio Valley Financial Services Agency, LLC

Robert E. Daniel
Administrator, Holzer Clinic multispecialty physician group practice

Roger D. Williams
President, Bob Evans Restaurants restaurant operator and food products

David W. Thomas
Former Chief Examiner, Ohio Division of Financial Institutions bank supervision and regulation

DIRECTORS EMERITUS
W. Lowell Call                    Barney A. Molnar
James L. Dailey                   C. Leon Saunders
Art E. Hartley, Sr.               Wendell B. Thomas
Charles C. Lanham

The year 2008 proved to be full of challenges for not just Ohio Valley Banc Corp., but for financial institutions across the country. OVBC chose to concentrate on efficiency and opportunities.

Ohio Valley Banc Corp. introduced the first new service of the year. NetInvestor debuted to excited shareholders in January 2008. The online service allows shareholders to securely access their OVBC stock information 24/7. The service also makes it easier to make mailing address changes, print 1099-Div forms, receive statements, and verify proxy votes.

Ohio Valley Bank launched CellTeller mobile banking in July. Using CellTeller, bank customers can access their accounts, make transfers, and pay bills from their cell phone or other mobile device.

A focus on efficiency led to the closing of one office and the opening of another in August of 2008.

The Ohio Valley Bank office located inside the Cross Lanes (W.Va.) Walmart was closed. This closing was part of management's strategic decision to reassign resources to the company's core market areas including nearby Cabell County, where the bank has established both a traditional branch office and an in-store Walmart branch.

That same month, a new Loan Production Office opened its doors in the Walmart Plaza in Gallipolis (Ohio) and the Ohio Valley Bank office inside the Gallipolis Walmart was remodeled. The new loan production office improved resources for the heavy traffic received at the Ohio Valley Bank inside the Gallipolis Walmart. At a time when other banks were starting to restrict their lending, Ohio Valley Bank made this bold commitment to show the community that it has money to lend. In fact, later in August, Ohio Valley Bank expanded its online lending services to include credit cards.

Ohio Valley Banc Corp.'s leadership was recognized nationally in December 2008, when the American Bankers Association selected President and CEO Jeffrey E. Smith as one of only 100 bankers to serve on the national America's Community Bankers Council. "This is an opportunity to let our voice be heard on national issues that also affect us locally. This is an historic opportunity for us," Smith commented. Earlier in 2008, Smith received the Bud and Donna McGhee Award, the highest honor bestowed by the Gallia County Chamber of Commerce.

Ohio Valley Banc Corp. stock is traded on The NASDAQ Stock Market under the symbol OVBC.

Loan Production Office Ribbon-Cutting
As is tradition for every new OVB office opened, the ribbon for the ceremony is made up of actual currency which is then donated to a deserving charity. The American Cancer Society Relay for Life of Gallia County was the receiving charity for this office opening.

Remodeled OVB at Gallipolis Walmart
The newly remodeled Ohio Valley Bank located inside the Gallipolis Walmart offers improved privacy, more teller windows, and a sleek new design.

Increased e-Services
2008 brought the advent of NetInvestor, CellTeller, and online credit cards. An unique partnership with the Columbus Zoo & Aquarium increased usage of eDelivery paperless bank statements.

                                OHIO VALLEY BANK

OHIO VALLEY BANK DIRECTORS
Jeffrey E. Smith        Anna P. Barnitz
Thomas E. Wiseman       Brent A. Saunders
Robert H. Eastman       Robert E. Daniel
Lannes C. Williamson    Roger D. Williams
Harold A. Howe          David W. Thomas
Steven B. Chapman

OHIO VALLEY BANK OFFICERS
Jeffrey E. Smith        President & Chief Executive Officer
E. Richard Mahan        Executive Vice President & Chief Credit Officer
Larry E. Miller, II     Executive Vice President & Secretary
Katrinka V. Hart        Executive Vice President & Risk Management

SENIOR VICE PRESIDENTS
Mario P. Liberatore     West Virginia Bank Group
Sandra L. Edwards       Financial Bank Group
David L. Shaffer        Commercial Bank Group
Jennifer L. Osborne     Retail Lending Group
Tom R. Shepherd         Chief Deposit Officer
Scott W. Shockey        Chief Financial Officer
Bryan F. Stepp          Commercial Lending

VICE PRESIDENTS
Patricia L. Davis       Research & Technical Applications
Richard D. Scott        Trust
Bryan W. Martin         Facilities & Technical Services
Patrick H. Tackett      Western Division Branch Administrator
Molly K. Tarbett        Loss Prevention Manager
Marilyn E. Kearns       Director of Human Resources
David K. Nadler         Financial Analyst & Strategic Plan Coordinator
Fred K. Mavis           Business Development Officer

ASSISTANT VICE PRESIDENTS
Philip E. Miller        Region Manager Franklin County
Rick A. Swain           Region Manager Pike County
Judith K. Hall          Regional Branch Administrator Gallia/Meigs
Melissa P. Mason        Trust Officer
Diana L. Parks          Internal Auditor
Christopher S. Petro    Comptroller
Linda L. Plymale        Transit Officer
Kimberly R. Williams    Systems Officer
Deborah A. Carhart      Shareholder Relations
Gregory A. Phillips     Indirect Lending Manager
Pamela D. Edwards       Commercial Loan Operations
Paula W. Clay           Assistant Secretary
Cindy H. Johnston       Assistant Secretary
Christopher L. Preston  Regional Branch Administrator I-64
Angela G. King          Regional Branch Administrator Gallia/Meigs
Frank W. Davison        Chief Information Officer
Bryna S. Butler         Director e-Services and Corporate Communications
Kyla R. Carpenter       Director of Marketing
William T. Johnson      Enterprise Risk Analyst
Toby M. Mannering       Collection Manager
Joe J. Wyant Region     Manager Jackson County
Allen W. Elliott        Bank Card Manager

ASSISTANT CASHIERS
Brenda G. Henson        Manager Customer Service
Richard P. Speirs       Maintenance Technical Supervisor
Stephanie L. Stover     Retail Lending Operations Manager
Raymond G. Polcyn       Retail Lending Manager Gallia-Meigs SuperBanks
Tyrone J. Thomas        Assistant Manager Franklin County Region
Tamela D. LeMaster      Regional Branch Manager I-64
Linda L. Hart           Assistant Manager Waverly Office
Miquel D. McCleese      Assistant Manager Columbus Office
Randall L. Hammond      Security Officer

OHIO VALLEY BANK
16 locations

Gallipolis, Ohio
Main Office - 420 Third Ave.
Mini Bank - 437 Fourth Ave.
Inside Foodland - 236 Second Ave.
Inside Walmart - 2145 Eastern Ave.
3035 State Route 160
Inside Holzer - 100 Jackson Pike
Loan Office - Walmart Plaza, 2145 Eastern Ave.

Columbus, Ohio
3700 South High St.

Jackson, Ohio
740 East Main St.

Pomeroy, Ohio
Inside Sav-a-Lot - 700 W. Main St.

Rio Grande, Ohio
27 North College Ave.

South Point, Ohio
Inside Walmart - 354 Private Drive

Waverly, Ohio
507 West Emmitt Ave.

Huntington, West Virginia
3331 U.S. Route 60 East

Milton, West Virginia
280 East Main St.

Point Pleasant, West Virginia
328 Viand St.

Web Branch
www.ovbc.com
www.ohiovalleybank.com

WEST VIRGINIA ADVISORY BOARD
Mario P. Liberatore               Lannes C. Williamson
Anna P. Barnitz                   John C. Musgrave
Richard L. Handley                Stephen L. Johnson
Gregory K. Hartley                E. Allen Bell
Trenton M. Stover                 John A. Myers

                                  LOAN CENTRAL

LOAN CENTRAL OFFICERS
Katrinka V. Hart      Chairman of the Board
Cherie A. Barr        President
Timothy R. Brumfield  Secretary & Manager, Gallipolis Office
T. Joe Wilson         Manager, South Point Office
Deborah G. Moore      Manager, Jackson Office
Joseph I. Jones       Manager, Waverly Office
John J. Holtzapfel    Manager, Wheelersburg Office

Loan Central booked a record number of tax refund loans in 2008 and completed preparations to expand its offering in 2009 to include three tax refund loan and preparation options.

Other seasonal programs, such as Back to School loans and Christmas cash, have proven successful for the finance company. A total of 4,670 loans were originated by Loan Central in 2008. Their friendly, fast service and convenient hours set them apart from the competition.

LOAN CENRAL
6 locations

Gallipolis, Ohio
2145 Eastern Avenue

Jackson, Ohio
345 Main Street

Ironton, Ohio
710 Park Avenue

South Point, Ohio
348 County Road 410

Waverly, Ohio
505 West Emmitt Avenue

Wheelersburg, Ohio
326 Center Street

                             Loan Central Tax Refund Loan Growth

                                       Period Ending
                           --------------------------------------
                             2005      2006      2007      2008
                           --------  --------  --------  --------
Number of Tax Refund
 Loans Originated             868     1,368     1,495     2,027

                             SELECTED FINANCIAL DATA

                                           Years Ended December 31

                                  2008      2007      2006      2005      2004
(dollars in thousands, except    ------    ------    ------    ------    ------
 share and per share data)

SUMMARY OF OPERATIONS:

Total interest income          $ 51,533  $ 54,947  $ 52,421  $ 46,071  $ 43,490
Total interest expense           20,828    26,420    23,931    18,137    16,146
Net interest income              30,705    28,527    28,490    27,934    27,344
Provision for loan losses         3,716     2,252     5,662     1,797     2,353
Total other income                6,211     5,236     5,830     5,522     7,992
Total other expenses             23,343    22,583    21,199    21,359    20,926
Income before income taxes        9,857     8,928     7,459    10,300    12,057
Income taxes                      2,729     2,631     2,061     3,283     3,676
Net income                        7,128     6,297     5,398     7,017     8,381

PER SHARE DATA(1):

Earnings per share               $ 1.77    $ 1.52    $ 1.27    $ 1.64    $ 1.93
Cash dividends declared
 per share                       $  .76    $  .71    $  .67    $  .63    $  .75
Book value per share             $15.83    $15.10    $14.38    $13.90    $13.19
Weighted average number of
 common shares outstanding    4,018,367 4,131,621 4,230,551 4,278,562 4,338,598

AVERAGE BALANCE SUMMARY:

Total loans                   $ 629,225 $ 628,891 $ 626,418 $ 599,345 $ 590,006
Securities (2)                  101,100    91,724    86,179    84,089    86,598
Deposits                        606,126   595,610   585,301   542,730   537,162
Other borrowed funds (3)         74,178    74,196    81,975    92,520    96,361
Shareholders' equity             61,346    60,549    59,970    57,620    55,788
Total assets                    782,312   769,554   760,932   726,489   722,281

PERIOD END BALANCES:

Total loans                   $ 630,391 $ 637,103 $ 625,164 $ 617,532 $ 600,574
Securities (2)                   99,218   100,713    90,161    84,623    86,674
Deposits                        592,361   589,026   593,786   562,866   535,153
Shareholders' equity             63,056    61,511    60,282    59,271    56,579
Total assets                    781,108   783,418   764,361   749,719   729,120

KEY RATIOS:

Return on average assets           .91%      .82%      .71%      .97%     1.16%
Return on average equity         11.62%    10.40%     9.00%    12.18%    15.02%
Dividend payout ratio            42.94%    46.66%    52.56%    38.55%    38.89%
Average equity to average assets  7.84%     7.87%     7.88%     7.93%     7.72%

(1) Restated for stock splits as appropriate.
(2) Securities include interest-bearing balances with banks and FHLB stock.
(3) Other borrowed funds include subordinated debentures.

                      CONSOLIDATED STATEMENTS OF CONDITION

                                                           As of December 31

                                                         2008             2007
                                                         ----             ----
(dollars in thousands, except
 share and per share data)

ASSETS

Cash and noninterest-bearing deposits with banks     $  16,650        $  15,584
Federal funds sold                                       1,031            1,310
                                                     ---------        ---------
  Total cash and cash equivalents                       17,681           16,894

Interest-bearing deposits in other financial
 institutions                                              611              633

Securities available-for-sale                           75,340           78,063
Securities held-to-maturity
 (estimated fair value: 2008 - $17,241,
  2007 - $15,764)                                       16,986           15,981
Federal Home Loan Bank stock                             6,281            6,036

Total loans                                            630,391          637,103
 Less: Allowance for loan losses                        (7,799)          (6,737)
                                                     ---------        ---------
  Net loans                                            622,592          630,366

Premises and equipment, net                             10,232            9,871
Accrued income receivable                                3,172            3,254
Goodwill                                                 1,267            1,267
Bank owned life insurance                               18,153           16,339
Other assets                                             8,793            4,714
                                                     ---------        ---------
  Total assets                                       $ 781,108        $ 783,418
                                                     =========        =========
LIABILITIES

Noninterest-bearing deposits                         $  85,506        $  78,589
Interest-bearing deposits                              506,855          510,437
                                                     ---------        ---------
  Total deposits                                       592,361          589,026

Securities sold under agreements to repurchase          24,070           40,390
Other borrowed funds                                    76,774           67,002
Subordinated debentures                                 13,500           13,500
Accrued liabilities                                     11,347           11,989
                                                     ---------        ---------
  Total liabilities                                    718,052          721,907
                                                     ---------        ---------
COMMITMENTS AND CONTINGENT LIABILITIES (See Note K)

SHAREHOLDERS' EQUITY

Common stock ($1.00 par value per share, 10,000,000
 shares authorized; 2008 - 4,642,748 shares
 issued; 2007 - 4,641,747 shares issued)                 4,643            4,642
Additional paid-in capital                              32,683           32,664
Retained earnings                                       40,752           37,763
Accumulated other comprehensive gain (loss)                690             (115)
Treasury stock, at cost (2008 - 659,739 shares;
 2007 - 567,403 shares)                                (15,712)         (13,443)
                                                     ---------        ---------
  Total shareholders' equity                            63,056           61,511
                                                     ---------        ---------
  Total liabilities and shareholders' equity         $ 781,108        $ 783,418
                                                     =========        =========

          See accompanying notes to consolidated financial statements

                       CONSOLIDATED STATEMENTS OF INCOME

     For the years ended December 31              2008       2007       2006
     -------------------------------              ----       ----       ----
(dollars in thousands, except per share data)

Interest and dividend income:
    Loans, including fees                       $ 47,272   $ 50,671   $ 48,514
    Securities:
        Taxable                                    3,109      3,079      2,851
        Tax exempt                                   535        555        474
    Dividends                                        323        398        339
    Other interest                                   294        244        243
                                                --------   --------   --------
                                                  51,533     54,947     52,421
Interest expense:
    Deposits                                      16,636     21,315     18,594
    Securities sold under agreements
      to repurchase                                  421      1,051        895
    Other borrowed funds                           2,682      2,911      3,163
    Subordinated debentures                        1,089      1,143      1,279
                                                --------   --------   --------
                                                  20,828     26,420     23,931
                                                --------   --------   --------

Net interest income                               30,705     28,527     28,490
Provision for loan losses                          3,716      2,252      5,662
    Net interest income after provision         --------   --------   --------
      for loan losses                             26,989     26,275     22,828
                                                --------   --------   --------
Noninterest income:
    Service charges on deposit accounts            3,073      2,982      2,987
    Trust fees                                       240        230        221
    Income from bank owned life insurance            775        757        907
    Gain on sale of loans                            127        102        104
    Loss on sale of other real estate owned          (31)      (777)       (55)
    Other                                          2,027      1,942      1,666
                                                --------   --------   --------
                                                   6,211      5,236      5,830
Noninterest expense:
    Salaries and employee benefits                14,075     13,045     12,497
    Occupancy                                      1,562      1,467      1,338
    Furniture and equipment                        1,048      1,086      1,120
    Corporation franchise tax                        606        671        669
    Data processing                                  773        844        687
    Other                                          5,279      5,470      4,888
                                                --------   --------   --------
                                                  23,343     22,583     21,199
                                                --------   --------   --------

  Income before income taxes                       9,857      8,928      7,459

Provision for income taxes                         2,729      2,631      2,061
                                                --------   --------   --------
    NET INCOME                                   $ 7,128    $ 6,297    $ 5,398
                                                ========   ========   ========
Earnings per share                               $  1.77    $  1.52    $  1.27
                                                ========   ========   ========

          See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

For the years ended December 31, 2008, 2007 and 2006


                                                                            Accumulated
                                                    Additional                 Other                           Total
                                           Common     Paid-In     Retained  Comprehensive   Treasury       Shareholders'
(dollars in thousands, except share and     Stock     Capital     Earnings  Income(Loss)      Stock           Equity
 per share data)                          -------     -------     -------   ------------     --------         -------
BALANCES AT JANUARY 1, 2006               $ 4,626     $32,282     $31,843     $(1,231)       $ (8,249)        $59,271

  Comprehensive income:
    Net income                                ---         ---       5,398         ---             ---           5,398
    Change in unrealized loss on
     available-for-sale securities            ---         ---         ---         379             ---             379
    Income tax effect                         ---         ---         ---        (129)            ---            (129)
                                                                                                              -------
        Total comprehensive income            ---         ---         ---         ---             ---           5,648
  Common stock issued through
    dividend reinvestment, 4 shares           ---         ---         ---         ---             ---             ---
  Cash dividends, $.67 per share              ---         ---      (2,837)        ---             ---          (2,837)
  Shares acquired for treasury, 71,487 shares ---         ---         ---         ---          (1,800)         (1,800)
                                          -------     -------     -------     -------         -------         -------
BALANCES AT DECEMBER 31, 2006               4,626      32,282      34,404        (981)        (10,049)         60,282

  Comprehensive income:
    Net income                                ---         ---       6,297         ---             ---           6,297
    Change in unrealized loss on
     available-for-sale securities            ---         ---         ---       1,313             ---           1,313
    Income tax effect                         ---         ---         ---        (447)            ---            (447)
                                                                                                              -------
        Total comprehensive income            ---         ---         ---         ---             ---           7,163
  Common stock issued to ESOP,
    9,500 shares                               10         238         ---         ---             ---             248
  Common stock issued through
    dividend reinvestment, 5,907 shares         6         144         ---         ---             ---             150
  Cash dividends, $.71 per share              ---         ---      (2,938)        ---             ---          (2,938)
  Shares acquired for treasury, 134,551 shares---         ---         ---         ---          (3,394)         (3,394)
                                          -------     -------     -------     -------         -------         -------
BALANCES AT DECEMBER 31, 2007               4,642      32,664      37,763        (115)        (13,443)         61,511

Comprehensive income:
    Net income                                ---         ---       7,128         ---             ---           7,128
    Change in unrealized loss on
     available-for-sale securities            ---         ---         ---       1,220             ---           1,220
    Income tax effect                         ---         ---         ---        (415)            ---            (415)
                                                                                                              -------
        Total comprehensive income            ---         ---         ---         ---             ---           7,933
  Common stock issued to ESOP,
    1,000 shares                                1          19         ---         ---             ---              20
  Common stock issued through
    dividend reinvestment, 1 share            ---         ---         ---         ---             ---             ---
  Cash dividends, $.76 per share              ---         ---      (3,061)        ---             ---          (3,061)
  Shares acquired for treasury, 92,336 shares ---         ---         ---         ---          (2,269)         (2,269)
  Cumulative-effect adjustment in adopting
    EITF No. 06-04                            ---         ---      (1,078)        ---             ---          (1,078)
                                          -------     -------     -------     -------         -------         -------
BALANCES AT DECEMBER 31, 2008             $ 4,643     $32,683     $40,752     $   690        $(15,712)        $63,056
                                          =======     =======     =======     =======        ========         =======

             See accompanying notes to consolidated financial statements

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


     For the years ended December 31                             2008       2007       2006
     -------------------------------                             ----       ----       ----
(dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                   $ 7,128    $ 6,297    $ 5,398
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Depreciation                                                   939        987      1,021
    Net amortization and accretion of securities                   101         66         94
    Proceeds from sale of loans in secondary market             11,703      4,300      4,038
    Loans disbursed for sale in secondary market               (11,576)    (4,198)    (3,933)
    Gain on sale of loans                                         (127)      (102)      (104)
    Deferred tax (benefit) expense                                (102)       908       (903)
    Provision for loan losses                                    3,716      2,252      5,662
    Common stock issued to ESOP                                     20        248        ---
    Federal Home Loan Bank stock dividend                         (245)       ---       (338)
    Loss on sale of other real estate owned                         31        777         55
    Change in accrued income receivable                             82        (20)      (415)
    Change in accrued liabilities                               (1,720)     1,298      1,852
    Change in other assets                                        (601)    (1,528)      (290)
                                                               -------    -------    -------
      Net cash provided by operating activities                  9,349     11,285     12,137
                                                               -------    -------    -------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from maturities of securities
   available-for-sale                                           24,643      8,969     12,261
  Purchases of securities available-for-sale                   (20,792)   (15,509)   (15,907)
  Proceeds from maturities of securities
   held-to-maturity                                              2,046      1,009        354
  Purchases of securities held-to-maturity                      (3,060)    (3,649)    (1,625)
  Change in interest-bearing deposits in other banks                22       (125)         2
  Net change in loans                                             (991)   (19,498)   (11,589)
  Proceeds from sale of other real estate owned                    617      4,274        734
  Purchases of premises and equipment                           (1,300)    (1,046)    (2,534)
  Proceeds from bank owned life insurance                          ---         71        174
  Purchases of bank owned life insurance                        (1,204)       ---        ---
                                                               -------    -------    -------
      Net cash used in investing activities                        (19)   (25,504)   (18,130)
                                                               -------    -------    -------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Change in deposits                                             3,335     (4,760)    30,920
  Cash dividends                                                (3,061)    (2,938)    (2,837)
  Proceeds from issuance of common stock                           ---        150        ---
  Purchases of treasury stock                                   (2,269)    (3,394)    (1,800)
  Change in securities sold under agreements to repurchase     (16,320)    17,834     (6,514)
  Proceeds from Federal Home Loan Bank borrowings               13,000     20,000      5,000
  Repayment of Federal Home Loan Bank borrowings               (16,014)   (14,061)   (22,146)
  Change in other short-term borrowings                         12,786     (2,483)     4,519
  Proceeds from subordinated debentures                            ---      8,500        ---
  Repayment of subordinated debentures                             ---     (8,500)       ---
                                                               -------    -------    -------
      Net cash provided by (used in) financing activities       (8,543)    10,348      7,142
                                                               -------    -------    -------

CASH AND CASH EQUIVALENTS:
  Change in cash and cash equivalents                              787     (3,871)     1,149
  Cash and cash equivalents at beginning of year                16,894     20,765     19,616
                                                               -------    -------    -------
      Cash and cash equivalents at end of year                 $17,681    $16,894    $20,765
                                                               =======    =======    =======

SUPPLEMENTAL DISCLOSURE:
  Cash paid for interest                                       $22,637    $25,854    $22,014
  Cash paid for income taxes                                     2,827        878      3,623
  Non-cash transfers from loans to other real estate owned       5,049      2,632        573

           See accompanying notes to consolidated financial statements

                     [ THIS PAGE INTENTIONALLY LEFT BLANK ]

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
           Amounts are in thousands, except share and per share data

Note A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business: Ohio Valley Banc Corp. ("Ohio Valley") is a financial holding company registered under the Bank Holding Company Act of 1956. Ohio Valley has one banking subsidiary, The Ohio Valley Bank Company (the "Bank"), as well as a subsidiary that engages in consumer lending to individuals with higher credit risk history and a subsidiary insurance agency which sells life insurance.

     The Company provides a full range of commercial and retail banking services from 21 offices located in central and southeastern Ohio and western West Virginia. It accepts deposits in checking, savings, time and money market accounts and makes personal, commercial, floor plan, student, construction and real estate loans. Substantially all loans are secured by specific items of collateral, including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from business operations. The Company also offers safe deposit boxes, wire transfers and other standard banking products and services. The Bank's deposits are insured by the Federal Deposit Insurance Corporation. In addition to accepting deposits and making loans, the Bank invests in U. S. Government and agency obligations, interest-bearing deposits in other financial institutions and investments permitted by applicable law.

     The Bank's trust department provides a wide variety of fiduciary services for trusts, estates and benefit plans and also provides investment and security services as an agent for its customers.

Principles of Consolidation: The consolidated financial statements include the accounts of Ohio Valley and its wholly-owned subsidiaries, the Bank, Loan Central, a consumer finance company, and Ohio Valley Financial Services Agency, LLC, an insurance agency. Ohio Valley and its subsidiaries are collectively referred to as the "Company". All material intercompany accounts and transactions have been eliminated.

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

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio,

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off.

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

The following represents the composition of the Company's loan portfolio at December 31, 2008:

                                       % of Total Loans
                                       ----------------
Residential real estate loans                40.09%
Commercial real estate loans                 31.50%
Consumer loans                               20.13%
Commercial and industrial loans               7.11%
All other loans                               1.17%
                                       ----------------
                                            100.00%
                                       ================

Approximately 3.79% of total loans are unsecured.

     The Bank, in the normal course of its operations, conducts business with correspondent financial institutions. Balances in correspondent accounts, investments in federal funds, certificates of deposit and other short-term securities are closely monitored to ensure that prudent levels of credit and liquidity risks are maintained. At December 31, 2008, the Bank's primary correspondent balance was $8,659 on deposit at Fifth Third Bank, Cincinnati, Ohio.

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

Other Real Estate: Real estate acquired through foreclosure or deed-in-lieu of foreclosure is included in other assets. Such real estate is carried at the lower of investment in the loan or estimated fair value of the property less estimated selling costs. Any reduction to fair value at the time of acquisition is accounted for as a loan charge-off. Any subsequent reduction in fair value is recorded as a loss on other assets. Costs incurred to carry other real estate are charged to expense. Other real estate owned totaled $4,693 at December 31, 2008 and $261 at December 31, 2007.

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

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Repurchase  Agreements:   Substantially  all  repurchase  agreement  liabilities
represent amounts advanced by various customers. Securities are pledged to cover these liabilities, which are not covered by federal deposit insurance.

Per Share Amounts: Earnings per share is based on net income divided by the following weighted average number of common shares outstanding during the periods: 4,018,367 for 2008; 4,131,621 for 2007; 4,230,551 for 2006. Ohio Valley
had no dilutive securities outstanding for any period presented.

Income Taxes: Income tax expense is the sum of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.The Company recognizes interest and/or penalties related to income tax matters in income tax expense.

     The Company adopted Financial Accounting Standards Board ("FASB") Interpretation 48, Accounting for Uncertainty in Income Taxes ("FIN 48"), as of January 1, 2007. A tax position is recognized as a benefit only if it is "more likely than not" that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the "more likely than not" test, no tax benefit is recorded. The adoption of FIN 48 had no impact on the Company's financial statements.

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

Adoption of New Accounting Standards: In September 2006, the FASB issued Statement of Financial Accounting Standards ("FAS") No. 157, "Fair Value Measurements". FAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The statement also establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset. The standard was effective for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued Staff Position ("FSP") 157-2, "Effective Date of FASB Statement No. 157". This FSP delays the effective date of FAS 157 for all nonfinancial assets and liabilities, except those that are recognized or disclosed at fair value on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The impact of adoption was not material. In October 2008, the FASB issued FSP 157-3, "Determining the Fair Value of a Financial Asset when the Market for That Asset Is Not Active". This FSP clarifies the application of FAS 157 in a market that is not active. The impact of adoption was not material.

     In February 2007, the FASB issued Statement No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities". The standard provides companies with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The new standard was effective for the Company on January 1, 2008. The Company has not elected the fair value option for any financial assets or financial liabilities.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

     In September 2006, the FASB Emerging Issues Task Force ("EITF") finalized Issue No. 06-04, "Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements". This issue requires that a liability be recorded during the service period when a split-dollar life insurance agreement continues after participants' employment or retirement. The required accrued liability will be based on either the post-employment benefit cost for the continuing life insurance or based on the future death benefit depending on the contractual terms of the underlying agreement.

     This issue was effective for fiscal years beginning after December 15, 2007. As a result of the adoption of EITF No. 06-04, the Company recognized a cumulative effect adjustment (decrease) to retained earnings of $1,078, which also represented additional liability required to be provided under EITF No. 06-04 on January 1, 2008 related to the agreements.

     On November 5, 2007, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 109, Written Loan Commitments Recorded at Fair Value through Earnings ("SAB 109"). Previously, SAB 105, Application of Accounting Principles to Loan Commitments, stated that in measuring the fair value of a derivative loan commitment, a company should not incorporate the expected net future cash flows related to the associated servicing of the loan. SAB 109 supersedes SAB 105 and indicates that the expected net future cash flows related to the associated servicing of the loan should be included in measuring fair value for all written loan commitments that are accounted for at fair value through earnings. SAB 105 also indicated that internally-developed intangible assets should not be recorded as part of the fair value of a derivative loan commitment, and SAB 109 retains that view. SAB 109 was effective for derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. The impact of adoption was not material.

Effect of Newly Issued But Not Yet Effective Accounting Standards: In December 2007, the FASB issued FAS No. 141 (revised 2007), Business Combinations ("FAS 141(R)"), which establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in an acquiree, including the recognition and measurement of goodwill acquired in a business combination. FAS No. 141(R) is effective for fiscal years beginning on or after December 15, 2008. Earlier adoption is prohibited. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

     In December 2007, the FASB issued FAS No. 160, "Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB No. 51" ("FAS No. 160"), which will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity within the consolidated balance sheets. FAS No. 160 is effective as of the beginning of the first fiscal year beginning on or after December 15, 2008. Earlier adoption is prohibited and the Company does not expect the adoption of FAS No. 160 to have a significant impact on its results of operations or financial position.

     In March 2008, the FASB issued FAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities, an amendment of FAS No. 133". FAS No. 161 amends and expands the disclosure requirements of FAS No. 133 for derivative instruments and hedging activities. FAS No. 161 requires qualitative disclosure about objectives and strategies for using derivative and hedging instruments, quantitative disclosures about fair value amounts of the instruments and gains and losses on such instruments, as well as disclosures about credit-risk features in derivative agreements. FAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

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

Restrictions on Cash: Cash on hand or on deposit with Fifth Third Bank and the Federal Reserve Bank of $8,066 and $8,312 was required to meet regulatory reserve and clearing requirements at year-end 2008 and 2007. The balances at Fifth Third Bank do not earn interest.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

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

Reclassifications:  The consolidated financial statements for 2007 and 2006 have
been   reclassified   to  conform  with  the   presentation   for  2008.   These
reclassifications had no effect on the net results of operations.

NOTE B - SECURITIES

  Securities are summarized as follows:

                                                          Gross        Gross     Estimated
                                            Amortized   Unrealized   Unrealized    Fair
Securities Available-for-Sale                 Cost        Gains        Losses      Value
                                              ----        -----        ------      -----
  December 31, 2008
  -----------------
  U.S. Government sponsored
    entity securities                        $30,623      $1,243          ---     $31,866
  Mortgage-backed securities                  43,671          82      $  (279)     43,474
                                             -------      ------      --------    -------
     Total securities                        $74,294      $1,325      $  (279)    $75,340
                                             =======      ======      =======     =======

  December 31, 2007
  -----------------
  U.S. Government sponsored
    entity securities                        $39,002      $  462      $   (17)    $39,447
  Mortgage-backed securities                  39,235          37         (656)     38,616
                                             -------      ------      --------    -------
     Total securities                        $78,237      $  499      $  (673)    $78,063
                                             =======      ======      =======     =======
                                                          Gross        Gross     Estimated
                                            Amortized   Unrealized   Unrealized    Fair
Securities Held-to-Maturity                   Cost        Gains        Losses      Value
                                              ----        -----        ------      -----
  December 31, 2008
  -----------------
  Obligations of states and
    political subdivisions                   $16,946      $  327       $ (70)     $17,203
  Mortgage-backed securities                      40         ---          (2)          38
                                             -------      ------       -----      -------
     Total securities                        $16,986      $  327       $ (72)     $17,241
                                             =======      ======       =====      =======

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
                                             =======      ======       =====      =======

     At year-end 2008 and 2007, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders' equity.
     Securities with a carrying value of approximately $73,539 at December 31, 2008 and $78,843 at December 31, 2007 were pledged to secure public deposits, repurchase agreements and for other purposes as required or permitted by law.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

     The amortized cost and estimated fair value of debt securities at December 31, 2008, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because certain issuers may have the right to call or prepay the debt obligations prior to their contractual maturities.

                               Available-for-Sale         Held-to-Maturity
                             ----------------------    -----------------------
                                          Estimated                  Estimated
                             Amortized      Fair       Amortized       Fair
Debt Securities:               Cost         Value        Cost          Value
                              -------      -------      -------       -------
  Due in one year or less     $ 7,499      $ 7,682      $ 1,085       $ 1,087
  Due in one to five years     20,622       21,551        3,992         4,140
  Due in five to ten years      2,502        2,633        2,865         2,999
  Due after ten years             ---          ---        9,004         8,977
  Mortgage-backed securities   43,671       43,474           40            38
                              -------      -------      -------       -------
     Total debt securities    $74,294      $75,340      $16,986       $17,241
                              =======      =======      =======       =======

     There were no sales of debt or equity securities during 2008, 2007 and 2006.

  Securities with unrealized losses not recognized in income are as follows:

                                              Less than 12 Months       12 Months or More            Total
                                              -------------------       -----------------            -----
  December 31, 2008                          Fair       Unrealized     Fair      Unrealized     Fair      Unrealized
                                             Value        Loss         Value       Loss         Value       Loss
                                             -----        -----        -----       -----        -----       -----
  Description of Securities
  -------------------------
  U.S. Government sponsored
    entity securities                            ---         ---           ---         ---          ---          ---
  Mortgage-backed securities                 $12,759      $ (178)      $18,951     $  (103)     $31,710      $  (281)
  Obligations of states and
    political subdivisions                       ---         ---         2,879         (70)       2,879          (70)
                                             -------      ------       -------     -------      -------      -------
                                             $12,759      $ (178)      $21,830     $  (173)     $34,589      $  (351)
                                             =======      ======       =======     =======      =======      =======

                                              Less than 12 Months       12 Months or More            Total
                                              -------------------       -----------------            -----
  December 31, 2007                          Fair       Unrealized     Fair      Unrealized     Fair      Unrealized
                                             Value        Loss         Value       Loss         Value       Loss
                                             -----        -----        -----       -----        -----       -----
  Description of Securities
  -------------------------
  U.S. Government sponsored
    entity securities                        $ 1,983      $  (17)          ---         ---      $ 1,983      $   (17)
  Mortgage-backed securities                     663          (4)      $32,938     $  (654)      33,601         (658)
  Obligations of states and
    political subdivisions                       ---         ---         5,443        (451)       5,443         (451)
                                             -------      ------       -------     -------      -------      -------
                                             $ 2,646      $  (21)      $38,381     $(1,105)     $41,027      $(1,126)
                                             =======      ======       =======     =======      =======      =======

     Unrealized losses on the Company's debt securities have not been recognized into income because the issuers' securities are of high credit quality, management has the intent and ability to hold them for the foreseeable future, and the decline in fair value is largely due to increases in market interest rates. The fair value is expected to recover as the bonds approach their maturity date or reset date. Management does not believe any individual unrealized loss at December 31, 2008 represents an other-than-temporary impairment.

NOTE C - LOANS

     Loans are comprised of the following at December 31:

                                          2008            2007
                                          ----            ----
Residential Real estate                 $252,693        $250,483
Commercial real estate                   198,559         196,523
Commercial and industrial                 44,824          55,090
Consumer                                 126,911         127,832
All other                                  7,404           7,175
                                        --------        --------
  Total Loans                           $630,391        $637,103
                                        ========        ========

NOTE D - ALLOWANCE FOR LOAN LOSSES

     Following is an analysis of changes in the allowance for loan losses for the years ended December 31:


                                          2008           2007           2006
                                          ----           ----           ----
Balance, beginning of year               $6,737         $9,412         $7,133

Loans charged off:
  Commercial (1)                          1,164          4,002          3,079
  Residential real estate                   225            422            432
  Consumer                                2,140          1,617          2,120
                                         ------         ------         ------
    Total loans charged off               3,529          6,041          5,631

Recoveries of loans:
  Commercial (1)                             95            248            946
  Residential real estate                    61            166            204
  Consumer                                  719            700          1,097
                                         ------         ------         ------
    Total recoveries of loans               875          1,114          2,247

Net loan charge-offs                     (2,654)        (4,927)        (3,384)
Provision charged to operations           3,716          2,252          5,663
                                         ------         ------         ------
Balance, end of year                     $7,799         $6,737         $9,412
                                         ======         ======         ======

Information regarding impaired loans is as follows:

                                                          2008           2007
                                                          ----           ----
  Balance of impaired loans                             $ 8,099        $ 6,871

  Less portion for which no specific
  allowance is allocated                                  5,513          2,568
                                                        -------        -------
  Portion of impaired loan balance for which
  an allowance for credit losses is allocated           $ 2,586        $ 4,303
                                                        =======        =======
  Portion of allowance for loan losses allocated
  to the impaired loan balance                          $ 1,404        $ 1,312
                                                        =======        =======

  Average investment in impaired loans for the year     $ 9,027        $ 6,918
                                                        =======        =======

  Past due - 90 days or more and still accruing         $ 1,878        $   927
                                                        =======        =======

  Nonaccrual                                            $ 3,396        $ 2,734
                                                        =======        =======

Interest recognized on impaired loans was $490, $401 and $939 for years ending 2008, 2007 and 2006, respectively. Accrual basis income was not materially different from cash basis income for the periods presented.

(1) Includes commercial and industrial and commercial real estate loans

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE E - PREMISES AND EQUIPMENT

Following is a summary of premises and equipment at December 31:

                                                2008           2007
                                                ----           ----

Land                                          $ 1,570        $ 1,565
Buildings                                      10,220          9,953
Leasehold improvements                          2,822          2,771
Furniture and equipment                        12,489         11,511
                                              -------        -------
                                               27,101         25,800
Less accumulated depreciation                  16,869         15,929
                                              -------        -------
     Total premises and equipment             $10,232        $ 9,871
                                              =======        =======

The following is a summary of the future minimum lease payments for facilities leased by the Company. Lease payments were $448 in 2008 and $405 in 2007.

2009         $  453
2010            351
2011            316
2012            277
2013            225
Thereafter      133
             ------
             $1,755
             ======

NOTE F - DEPOSITS

Following is a summary of interest-bearing deposits at December 31:

                                                   2008           2007
                                                   ----           ----

NOW accounts                                    $ 80,855       $ 65,618
Savings and Money Market                         118,289        103,712
Time:
 IRA accounts                                     46,574         44,050
 Certificates of Deposit:
   In denominations under $100,000               151,438        170,565
   In denominations of $100,000 or more          109,699        126,492
                                                --------       --------
     Total time deposits                         307,711        341,107
                                                --------       --------
     Total interest-bearing deposits            $506,855       $510,437
                                                ========       ========

  Following is a summary of total time deposits by remaining maturity at December 31:

                                                   2008
                                                  ------
Within one year                                 $219,240
From one to two years                             49,403
From two to three years                           32,956
From three to four years                           2,648
From four to five years                            2,435
Thereafter                                         1,029
                                                --------
     Total                                      $307,711
                                                ========
     Brokered deposits, included in time deposits, were $17,906 and $21,820 at December 31, 2008 and 2007, respectively.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE G - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

     Securities sold under agreements to repurchase are financing arrangements that have overnight maturity terms. At maturity, the securities underlying the agreements are returned to the Company. Information concerning securities sold under agreements to repurchase is summarized as follows at December 31:


                                                  2008           2007
                                                  ----           ----

Balance outstanding at period-end               $24,070        $40,390
                                                -------        -------
Weighted average interest rate at period-end       .70%          2.91%
                                                -------        -------
Average amount outstanding during the year      $28,040        $27,433
                                                -------        -------
Approximate weighted average interest rate
 during the year                                  1.50%          3.83%
                                                -------        -------
Maximum amount outstanding as of any month-end  $35,309        $40,390
                                                -------        -------
Securities underlying these agreements at year-end were as follows:

  Carrying value of securities                  $51,690        $49,290
                                                -------        -------
  Fair Value                                    $52,083        $48,829
                                                -------        -------

     The Company sold securities under agreements to repurchase with overnight maturity terms totaling $2,514 at December 31, 2008 and $12,379 at December 31, 2007 with one large commercial account.

NOTE H - OTHER BORROWED FUNDS

  Other  borrowed  funds at   December  31,  2008  and  2007  are  comprised  of
advances from the Federal Home Loan Bank("FHLB") of Cincinnati, promissory notes and Federal Reserve Bank ("FRB") Notes.

                 FHLB borrowings   Promissory Notes   FRB Notes      Totals
                 ---------------   ----------------   ---------      -------
    2008             $68,715           $ 5,479         $ 2,580      $ 76,774
    2007             $55,779           $ 5,723         $ 5,500      $ 67,002

     Pursuant to collateral agreements with the FHLB, advances are secured by $226,127 in qualifying mortgage loans and $6,280 in FHLB stock at December 31, 2008. Fixed rate FHLB advances of $48,165 mature through 2033 and have interest rates ranging from 2.13% to 6.62%. In addition, variable rate FHLB borrowings of $20,550 matured in 2009 and carried an interest rate of .54%.
     At December 31, 2008, the Company had a cash management line of credit enabling it to borrow up to $60,000 from the FHLB. All cash management advances have an original maturity of 90 days. The line of credit must be renewed on an annual basis. There was $39,450 available on this line of credit at December 31, 2008.
     Based on the Company's current FHLB stock ownership, total assets and pledgeable residential first mortgage loans, the Company had the ability to obtain borrowings from the FHLB up to a maximum of $167,501 at December 31, 2008.
     Promissory notes, issued primarily by Ohio Valley, have fixed rates of 2.40% to 5.00% and are due at various dates through a final maturity date of November 12, 2010. A total of $3,521 represented promissory notes payable by Ohio Valley to related parties. See Note L for further discussion of related party transactions.
     FRB notes consist of the collection of tax payments from Bank customers under the Treasury Tax and Loan program. These funds have a variable interest rate and are callable on demand by the U.S. Treasury. The interest rate for the Company's FRB notes was zero percent at December 31, 2008 and 4.00% at December 31, 2007. Various investment securities from the Bank used to collateralize FRB notes totaled $5,880 at December 31, 2008 and $5,945 at December 31, 2007.
     Letters of credit issued on the Bank's behalf by the FHLB to collateralize certain public unit deposits as required by law totaled $45,850 at December 31, 2008 and $34,950 at December 31, 2007.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Scheduled principal payments over the next five years:

                 FHLB Borrowings     Promissory Notes     FRB Notes      Totals
                 ---------------     ----------------     ---------      ------
Year Ended 2009      $36,556              $4,479           $2,580       $43,615
Year Ended 2010       26,005               1,000              ---        27,005
Year Ended 2011        6,006                 ---              ---         6,006
Year Ended 2012            6                 ---              ---             6
Year Ended 2013            6                 ---              ---             6
Thereafter               136                 ---              ---           136
                     -------              ------           ------       -------
                     $68,715              $5,479           $2,580       $76,774
                     =======              ======           ======       =======

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

     On March 26, 2007, the proceeds from these new trust preferred securities were used to pay off $8,500 in higher cost trust preferred security debt that was issued on March 26, 2002. This repayment of $8,500 in trust preferred securities was the result of an early call feature that allowed the Company to redeem the entire amount of these subordinated debentures at par value. These higher cost subordinated debentures, which were floating based on a rate equal to the 3-month LIBOR plus 3.60%, not to exceed 11.00%, were redeemed at a floating rate of 8.97%. The replacement of this higher cost debt was a strategy by management to lower interest expense and improve the net interest margin.

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

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE J - INCOME TAXES

The provision for income taxes consists of the following components:

                                                 2008       2007      2006
                                                 ----       ----      ----
Current tax expense                             $2,831     $1,723    $2,964
Deferred tax (benefit)expense                     (102)       908      (903)
                                                ------     ------    ------
   Total income taxes                           $2,729     $2,631    $2,061
                                                ======     ======    ======

     The source of gross deferred tax assets and gross deferred tax liabilities at December 31:
                                                           2008       2007
                                                           ----       ----
Items giving rise to deferred tax assets:
   Allowance for loan losses                              $2,712     $2,343
   Deferred compensation                                   1,362      1,278
   Unrealized loss on securities available-for-sale          ---         59
   Deferred loan fees/costs                                  294        293
   Depreciation                                               21        150
   Other                                                     189        252

Items giving rise to deferred tax liabilities:
   Investment accretion                                       (2)        (3)
   FHLB stock dividends                                   (1,081)      (995)
   Unrealized gain on securities available-for-sale         (356)       ---
   Prepaid expenses                                         (168)      (130)
   Intangibles                                              (232)      (196)
   Other                                                     (66)       (65)
                                                          ------     ------
Net deferred tax asset                                    $2,673     $2,986
                                                          ======     ======

The difference between the financial statement tax provision and amounts computed by applying the statutory federal income tax rate of 34% to income before taxes is as follows:

                                                      2008       2007      2006
                                                      ----       ----      ----

Statutory tax                                       $3,351     $3,036    $2,536
Effect of nontaxable interest                         (282)      (282)     (211)
Nondeductible interest expense                          34         47        33
Income from bank owned insurance                      (192)      (210)     (264)
Effect of state income tax                               1        114       119
Tax credits                                           (193)       (78)      (68)
Other items                                             10          4       (84)
                                                    ------     ------    ------
   Total income taxes                               $2,729     $2,631    $2,061
                                                    ======     ======    ======

     The adoption of FIN 48 at January 1, 2007 had no impact on the Company's financial statements. At December 31, 2007 and December 31, 2008, the Company had no unrecognized tax benefits recorded. The Company does not expect the amount of unrecognized tax benefits to significantly change within the next twelve months.

     The Company is subject to U.S. federal income tax as well as West Virginia state income tax. The Company is no longer subject to federal examination for years prior to 2005. The Company's 2003-2005 West Virginia state income tax returns were examined by taxing authority and no additional liability was assessed. The tax years 2005-2007 remain open to federal examination, and the 2006-2007 tax years remain open to state examination.

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

Following is a summary of such commitments at December 31:

                                                2008        2007
                                                -----       -----
        Fixed rate                            $   577     $ 2,127
        Variable rate                          63,839      65,391

        Standby letters of credit              13,524      14,607

     The interest rate on fixed rate commitments ranged from 6.00% to 8.99% at December 31, 2008.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and incomeproducing commercial properties.
     There are various contingent liabilities that are not reflected in the financial statements, including claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material effect on financial condition or results of operations.
     The Bank is required to maintain average reserve balances with the Federal Reserve Bank or cash in the vault. The amount of those reserve balances was $7,999 and $7,066 for the years ended December 31, 2008 and 2007, respectively.

NOTE L - RELATED PARTY TRANSACTIONS

   Certain directors, executive officers and companies in which they are affiliated were loan customers during 2008. A summary of activity on these borrower relationships with aggregate debt greater than $120 is as follows:

Total loans at January 1, 2008        $11,809
   New loans                            1,284
   Repayments                          (4,508)
   Other changes                         (174)
                                      -------
Total loans at December 31, 2008      $ 8,411
                                      =======

     Other changes include adjustments for loans applicable to one reporting period that are excludable from the other reporting period, such as changes in persons included. In addition, certain directors, executive officers and companies with which they are affiliated were recipients of interest-bearing promissory notes issued by Ohio Valley in the amount of $3,521 at December 31, 2008 and $3,768 at December 31, 2007.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE M - EMPLOYEE BENEFITS

     The Bank has a profit-sharing plan for the benefit of its employees and their beneficiaries. Contributions to the plan are determined by the Board of Directors of Ohio Valley. Contributions charged to expense were $187, $172 and $171, for 2008, 2007 and 2006.

     Ohio Valley maintains an Employee Stock Ownership Plan (ESOP) covering substantially all employees of the Company. Ohio Valley makes discretionary contributions to the ESOP which are allocated to ESOP participants based on relative compensation. The total number of shares held by the ESOP, all of which have been allocated to participant accounts, were 227,177 and 225,148 at December 31, 2008 and 2007. In addition, the Bank made contributions to its ESOP Trust as follows:

                                      Years ended December 31
                                  2008         2007         2006
                                  ----         ----         ----

Number of shares issued           1,000        1,000        8,500
                                 ======       ======       ======

Value of stock contributed        $  20        $  26        $ 222

Cash contributed                    340          318          121
                                  -----        -----        -----

Total charged to expense          $ 360        $ 344        $ 343
                                  =====        =====        =====

     Life insurance contracts with a cash surrender value of $18,153 at December 31, 2008 have been purchased by the Company, the owner of the policies. The purpose of these contracts was to replace a current group life insurance program for executive officers, implement a deferred compensation plan for directors and executive officers, implement a director retirement plan and implement a supplemental retirement plan for certain officers. Under the deferred compensation plan, Ohio Valley pays each participant the amount of fees deferred plus interest over the participant's desired term, upon termination of service. Under the director retirement plan, participants are eligible to receive ongoing compensation payments upon retirement subject to length of service. The supplemental retirement plan provides payments to select executive officers upon retirement based upon a compensation formula determined by Ohio Valley's Board of Directors. The present value of payments expected to be provided are accrued during the service period of the covered individuals and amounted to $3,914 and $3,669 at December 31, 2008 and 2007. Expenses related to the plans for each of the last three years amounted to $328, $294, and $262.

NOTE N - OTHER COMPREHENSIVE INCOME

   Other comprehensive income components and related taxes for the years ended December 31, are as follow:

                                                  2008       2007       2006
                                                  ----       ----       ----
Net unrealized holding gains on
 available-for-sale securities                 $ 1,220     $ 1,313    $   379

Tax effect                                        (415)       (447)      (129)
                                               -------     -------    -------
 Other comprehensive income (loss)             $   805     $   866    $   250
                                               =======     =======    =======

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE O - FAIR VALUE OF FINANCIAL INSTRUMENTS

     As discussed in Note A, FAS 157 was implemented by the Company effective January 1, 2008. FAS 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. FAS 157 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, and other inputs that are observable or can be corroborated by observable market data.

Level  3:  Significant,   unobservable  inputs  that  reflect  a  company's  own
assumptions about the assumptions that market participants would use in pricing an asset or liability.

The following is a description of the Company's valuation methodologies used to measure and disclose the fair values of its financial assets and liabilities on a recurring or nonrecurring basis:

Securities Available-For-Sale: Securities classified as available-for-sale are reported at fair value utilizing Level 2 inputs. For these securities, the Company obtains fair value measurements using pricing models that vary based on asset class and include available trade, bid and other market information. Fair value of securities available-for-sale may also be determined by matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for the specific securities, but rather by relying on the securities' relationship to other benchmark quoted securities.

Impaired  Loans:  Some  impaired  loans are  reported  at the fair  value of the
underlying  collateral  adjusted  for  selling  costs.   Collateral  values  are
estimated using Level 3 inputs based on third party appraisals.

Assets and Liabilities Measured on a Recurring Basis
Assets and liabilities measured at fair value on a recurring basis are summarized below:

                                        Fair Value Measurements at December 31, 2008, Using
                                    ------------------------------------------------------------
                                      Quoted Prices in          Significant
                                       Active Markets              Other           Significant
                                       for Identical             Observable        Unobservable
                                           Assets                  Inputs             Inputs
                                         (Level 1)                (Level 2)          (Level 3)
                                    -------------------      -----------------    --------------
Assets:

Securities Available-For-Sale               ----                 $ 75,340              ----

Assets and Liabilities Measured on a Nonrecurring Basis
Assets and liabilities measured at fair value on a nonrecurring basis are summarized below:

                                        Fair Value Measurements at December 31, 2008, Using
                                     ------------------------------------------------------------
                                       Quoted Prices in          Significant
                                        Active Markets              Other           Significant
                                        for Identical             Observable        Unobservable
                                            Assets                  Inputs             Inputs
                                          (Level 1)                (Level 2)          (Level 3)
                                     -------------------      -----------------    --------------
Assets:

Impaired Loans                              ----                     ----              $1,182

The portion of the impaired loan balance for which a specific allowance for credit losses was allocated totaled $2,586. The valuation allowance for these loans was $1,404, resulting in additional provision for loan loss expense of $775 at December 31, 2008.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

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

Securities: Securities classified as available-for-sale are reported at fair value. For these securities, the Company obtains fair value measurements using pricing models that vary based on asset class and include available trade, bid and other market information. Fair value of securities available-for-sale may also be determined by matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for the specific securities, but rather by relying on the securities' relationship to other benchmark quoted securities.

Federal Home Loan Bank stock: It is not practical to determine the fair value of Federal Home Loan Bank stock due to restrictions placed on its transferability.

Loans: The fair value of fixed rate loans is estimated by discounting future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The fair market value of loan commitments and standby letters of credits was not material at December 31, 2008 or 2007. The fair value for variable rate loans is estimated to be equal to carrying value. This fair value represents an entry price in accordance with FAS No. 107. While FAS No. 157 amended FAS No. 107 in several respects, this approach to fair value remains an acceptable approach under Generally Accepted Accounting Principles.

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

     The estimated fair values of the Company's financial instruments at December 31, are as follows:

                                              2008                  2007
                                              ----                  ----
                                       Carrying     Fair     Carrying    Fair
                                         Value      Value      Value     Value
                                         -----      -----      -----     -----
Financial assets:
   Cash and cash equivalents          $ 17,681   $ 17,681   $ 16,894   $ 16,894
   Interest-bearing deposits
     in other banks                        611        611        633        633
   Securities                           92,326     92,581     94,044     93,827
   Federal Home Loan Bank stock          6,281        N/A      6,036        N/A
   Loans                               622,592    637,422    630,366    639,273
   Accrued interest receivable           3,172      3,172      3,254      3,254

Financial liabilities:
   Deposits                           (592,361)  (591,742)  (589,026)  (588,045)
   Securities sold under agreements
     to repurchase                     (24,070)   (24,070)   (40,390)   (40,390)
   Other borrowed funds                (76,774)   (78,777)   (67,002)   (68,124)
   Subordinated debentures             (13,500)   (13,718)   (13,500)   (14,121)
   Accrued interest payable             (4,933)    (4,933)    (6,742)    (6,742)

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

     At year-end, consolidated actual capital levels and minimum required levels for the Company and the Bank were:

                                                                                   Minimum Required
                                                                                      To Be Well
                                                               Minimum Required    Capitalized Under
                                                                  For Capital      Prompt Corrective
                                                Actual         Adequacy Purposes   Action Regulations
                                                ------         -----------------   ------------------
                                            Amount   Ratio       Amount  Ratio       Amount   Ratio
                                            ------   -----       ------  -----       ------   -----
2008
Total capital (to risk weighted assets)
   Consolidated                            $82,205   13.5%      $48,783   8.0%      $60,979    N/A
   Bank                                     76,642   12.7        48,155   8.0        60,194   10.0%
Tier 1 capital (to risk weighted assets)
   Consolidated                             74,581   12.2        24,391   4.0        36,587    N/A
   Bank                                     69,158   11.5        24,078   4.0        36,116    6.0
Tier 1 capital (to average assets)
   Consolidated                             74,581    9.7        30,788   4.0        38,485    N/A
   Bank                                     69,158    9.1        30,355   4.0        37,944    5.0

2007
Total capital (to risk weighted assets)
   Consolidated                            $80,578   13.1%      $49,037   8.0%      $61,296    N/A
   Bank                                     75,119   12.4        48,364   8.0        60,455   10.0%
Tier 1 capital (to risk weighted assets)
   Consolidated                             73,841   12.0        24,518   4.0        36,777    N/A
   Bank                                     68,682   11.4        24,182   4.0        36,273    6.0
Tier 1 capital (to average assets)
   Consolidated                             73,841    9.5        31,081   4.0        38,851    N/A
   Bank                                     68,682    9.0        30,656   4.0        38,320    5.0

     At year-end 2008 and 2007, the most recent regulatory notifications categorized the Company and the Bank as well capitalized under the regulatory framework for prompt corrective action. No conditions or events have occurred since that notification that management believes have changed the status of the Company or the Bank as well capitalized.

     Dividends paid by the subsidiaries are the primary source of funds available to Ohio Valley for payment of dividends to shareholders and for other working capital needs. The payment of dividends by the subsidiaries to Ohio Valley is subject to restrictions by regulatory authorities. These restrictions generally limit dividends to the current and prior two years retained earnings. At January 1, 2009, approximately $2,861 of the subsidiaries' retained earnings were available for dividends under these guidelines. In addition to these restrictions, as a practical matter, dividend payments cannot reduce regulatory capital levels below minimum regulatory guidelines.

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

CONDENSED STATEMENTS OF CONDITION
                                                 Years ended December 31:
                                                         2008      2007
Assets                                                   ----      ----
  Cash and cash equivalents                           $ 1,169    $ 1,055
  Investment in subsidiaries                           75,440     73,926
  Notes receivable - subsidiaries                       5,461      5,658
  Other assets                                            295        428
                                                      -------    -------
    Total assets                                      $82,365    $81,067
                                                      =======    =======

Liabilities
  Notes payable                                       $ 5,479    $ 5,723
  Subordinated debentures                              13,500     13,500
  Other liabilities                                       330        333
                                                      -------    -------
    Total liabilities                                  19,309     19,556
                                                      -------    -------
Shareholders' Equity
    Total shareholders' equity                         63,056     61,511
                                                      -------    -------
    Total liabilities and shareholders' equity        $82,365    $81,067
                                                       =======   =======


CONDENSED STATEMENTS OF INCOME

                                                       Years ended December 31:
                                                        2008      2007     2006
                                                        ----      ----     ----
Income:
  Interest on notes                                   $  259    $  311   $  261
  Other operating income                                  33        35       68
  Dividends from subsidiaries                          6,250     5,000    5,000

Expenses:
  Interest on notes                                      261       314      264
  Interest on subordinated debentures                  1,089     1,143    1,279
  Operating expenses                                     309       227      279
                                                      ------    ------   ------
  Income before income taxes and equity in
    undistributed earnings of subsidiaries             4,883     3,662    3,507
  Income tax benefit                                     458       450      590
  Equity in undistributed earnings of subsidiaries     1,787     2,185    1,301
                                                      ------    ------   ------
    Net Income                                        $7,128    $6,297   $5,398
                                                      ======    ======   ======

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED STATEMENT OF CASH FLOWS
                                                       Years ended December 31:
                                                        2008     2007     2006
                                                        ----     ----     ----
Cash flows from operating activities:
  Net income                                          $7,128    $6,297   $5,398
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Equity in undistributed earnings
        of subsidiaries                               (1,787)   (2,185)  (1,301)
      Change in other assets                             133       (39)       4
      Change in other liabilities                         (3)      (73)     (13)
                                                      ------    ------   ------
    Net cash provided by
      operating activities                             5,471     4,000    4,088
                                                      ------    ------   ------

Cash flows from investing activities:
  Change in other short-term investments                 197      (320)    (420)
                                                      ------    ------   ------
    Net cash provided by (used in)
      investing activities                               197      (320)    (420)
                                                      ------    ------   ------

Cash flows from financing activities:
  Change in other short-term borrowings                 (244)      329      280
  Proceeds from subordinated debentures                  ---     8,500      ---
  Repayment of subordinated debentures                   ---    (8,500)     ---
  Cash dividends paid                                 (3,061)   (2,938)  (2,837)
  Proceeds from issuance of common shares                 20       398      ---
  Purchases of treasury shares                        (2,269)   (3,394)  (1,800)
                                                      ------    ------   ------
    Net cash used in financing activities             (5,554)   (5,605)  (4,357)
                                                      ------    ------   ------

Cash and cash equivalents:
  Change in cash and cash equivalents                    114    (1,925)    (689)
  Cash and cash equivalents at beginning of year       1,055     2,980    3,669
                                                      ------    ------   ------
    Cash and cash equivalents at end of year          $1,169    $1,055   $2,980
                                                      ======    ======   ======

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE R - CONSOLIDATED QUARTERLY FINANCIAL INFORMATION (unaudited)

                                          Quarters Ended

                              Mar. 31    Jun. 30    Sept. 30    Dec. 31
      2008                    -------    -------    --------    -------

Total interest income         $13,734    $12,853     $12,657    $12,289
Total interest expense          6,059      5,298       4,933      4,538
Net interest income             7,675      7,555       7,724      7,751
Provision for loan losses         701        916         693      1,406
    Net Income                  1,965      1,731       1,885      1,547

Earnings per share            $   .48    $   .43     $   .47    $   .39

      2007

Total interest income         $13,502    $13,720     $13,784    $13,941
Total interest expense          6,431      6,554       6,779      6,656
Net interest income             7,071      7,166       7,005      7,285
Provision for loan losses         386        616         332        918
    Net Income                  1,775      1,686       1,833      1,003

Earnings per share            $   .42    $   .41     $   .45    $   .24

      2006

Total interest income         $12,640    $13,034     $13,407    $13,340
Total interest expense          5,287      5,810       6,299      6,535
Net interest income             7,353      7,224       7,108      6,805
Provision for loan losses (1)     666        791         474      3,731
    Net Income                  1,739      1,826       1,817         16

Earnings per share            $   .41    $   .43     $   .43    $   ---

     (1) During the fourth quarter of 2006, the Bank increased the allowance for loan losses to account for increases in its nonaccrual loan balances and historical loan loss factors resulting in a provision expense charge of $3,731.

                        REPORT OF INDEPENDENT REGISTERED
                             PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Ohio Valley Banc Corp.

We have audited the accompanying consolidated statements of condition of Ohio Valley Banc Corp. (the "Company") as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2008. We also have audited the Company's internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on these financial statements and an opinion on the Company's internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ohio Valley Banc Corp. as of December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, Ohio Valley Banc Corp. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.


                                                 /s/CROWE HORWATH LLP
                                                    Crowe Horwath LLP

Columbus, Ohio
March 12, 2009

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

     Management assessed Ohio Valley Banc Corp's system of internal control over financial reporting as of December 31, 2008, in relation to criteria for effective internal control over financial reporting as described in "Internal Control Integrated Framework," issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concluded that, as of December 31, 2008, its system of internal control over financial reporting is effective and meets the criteria of the "Internal Control Integrated Framework".

     Crowe Horwath LLP, independent registered public accounting firm, has issued an audit report dated March 12, 2009 on the Company's internal control over financial reporting. That report is contained in Ohio Valley's Annual Report to Shareholders under the heading "Report of Independent Registered Public Accounting Firm".


Ohio Valley Banc Corp

/s/JEFFREY E. SMITH
   Jeffrey E. Smith
   President, CEO

/s/SCOTT W. SHOCKEY
   Scott W. Shockey
   Vice President, CFO

                          SUMMARY OF COMMON STOCK DATA

                             OHIO VALLEY BANC CORP.
                     Years ended December 31, 2008 and 2007

INFORMATION AS TO STOCK PRICES AND DIVIDENDS: On February 9, 1996, Ohio Valley's common shares began to be quoted on The NASDAQ Stock Market under the symbol "OVBC". The following table summarizes the high and low sales prices for Ohio Valley's common shares on the NASDAQ Global Market for each quarterly period since January 1, 2007.

2008               High          Low
----              ------        ------
First Quarter     $26.65        $25.00
Second Quarter     26.25         25.00
Third Quarter      25.50         20.00
Fourth Quarter     21.80         17.65


2007               High          Low
----              ------        ------
First Quarter     $26.50        $24.86
Second Quarter     25.70         24.15
Third Quarter      25.73         25.00
Fourth Quarter     25.95         24.60

     Shown below is a table which reflects the dividends declared per share on Ohio Valley's common shares. As of March 13, 2009, the number of holders of record of common shares was 2,124, a decrease from 2,136 shareholders at March 13, 2008.


Dividends per share      2008        2007
-------------------      ----        ----
First Quarter            $.19        $.17
Second Quarter            .19         .18
Third Quarter             .19         .18
Fourth Quarter            .19         .18

     Dividends paid by the subsidiaries are the primary source of funds available to Ohio Valley for payment of dividends to shareholders and for other working capital needs. The payment of dividends by the subsidiaries to Ohio Valley is subject to restrictions by regulatory authorities. These restrictions generally limit dividends to the current and prior two years retained earnings.

                               PERFORMANCE GRAPH

                             OHIO VALLEY BANC CORP.
                          Year ended December 31, 2008

     The following graph sets forth a comparison of five-year cumulative total returns among the Company's common shares (indicated "Ohio Valley Banc Corp." on the Performance Graph), the S & P 500 Index (indicated "S & P 500" on the
Performance Graph), and SNL Securities SNL $500 Million-$1 Billion Bank Asset-Size Index (indicated "SNL" on the Performance Graph) for the fiscal years indicated. Information reflected on the graph assumes an investment of $100 on December 31, 2003 in each of the common shares of the Company, the S & P 500 Index, and the SNL Index. Cumulative total return assumes reinvestment of dividends. The SNL Index represents stock performance of ninety-four (94) of the nation's banks located throughout the United States with total assets between $500 Million and $1 Billion as selected by SNL Securities of Charlottesville, Virginia. The Company is included as one of the 94 banks in the SNL Index.

                                 TOTAL RETURN PERFORMANCE

                           OVBC, SNL $500M-$1B Bank Index and S&P 500
                                       2003-2008

                                     Period Ending
                 ----------------------------------------------------------
                 12/31/03  12/31/04  12/31/05  12/31/06  12/31/07  12/31/08
                 --------  --------  --------  --------  --------  --------

OVBC              $100.00   $126.58   $124.66   $128.24   $131.47   $101.76

SNL $500M-$1B     $100.00   $113.32   $118.18   $134.41   $107.71   $ 69.02

S&P 500           $100.00   $110.88   $116.33   $134.70   $142.10   $ 89.53

                     [ THIS PAGE INTENTIONALLY LEFT BLANK ]

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDIION AND RESULTS OF OPERATIONS

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

RESULTS OF OPERATIONS:

SUMMARY
     Ohio Valley Banc Corp. generated net income of $7,128 for 2008, an increase of 13.2% from 2007. Net income was also up 16.7% in 2007. Earnings per share were $1.77 for 2008, an increase of 16.4% from 2007. Earnings per share were up 19.7% in 2007. The increase in net income and earnings per share for 2008 was primarily due to a 6.0% net interest income expansion as a result of the lower short-term interest rate environment initiated by the Federal Reserve Bank. Growth in income also came from noninterest income improvement of 18.6% over 2007 due to lower losses on the sale of other real estate owned ("OREO"). The increase in net income and earnings per share for 2007 was largely related to a $3,410 decrease in provision for loan loss expense as a result of lower nonperforming loans and charge-offs from year-end 2006. The lower provision expense for 2007 can be attributed mostly to the specific allocations made to the allowance for loan losses in the fourth quarter of 2006 that resulted in $3,731 in provision expense, which contributed to the decrease in 2006's net income and earnings per share.
     Total assets during 2008 decreased $2,310, or 0.3%, resulting in total assets at year-end of $781,108. The Company's return on assets (ROA) was .91% for 2008 compared to .82% in 2007 and .71% in 2006. Return on equity (ROE) was 11.62% for 2008 compared to 10.40% in 2007 and 9.00% in 2006. The increasing trend in both ROA and ROE for 2008 and 2007 were the result of improved earnings performance due to net interest and noninterest income activities in 2008 and a significant decrease in provision expense during 2007.

NET INTEREST INCOME
     The most significant portion of the Company's revenue, net interest income, results from properly managing the spread between interest income on earning assets and interest expense incurred on interest-bearing liabilities. The Company earns interest and dividend income from loans, investment securities and short-term investments while incurring interest expense on interest-bearing deposits, securities sold under agreements to repurchase ("repurchase agreements") and short- and long-term borrowings. Net interest income is affected by changes in both the average volume and mix of the balance sheet and the level of interest rates for financial instruments. Changes in net interest income are measured by net interest margin and net interest spread. Net interest margin is expressed as net interest income divided by average interest-earning assets. Net interest spread is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. Both of these are reported on a fully tax-equivalent ("FTE") basis. Net interest margin is greater than net interest spread due to the interest earned on interest-earning assets funded from noninterest bearing funding sources, primarily demand deposits and shareholders' equity. Following is a discussion of changes in interest-earning assets, interest-bearing liabilities and the associated impact on interest income and interest expense for the three years ending December 31, 2008. Tables I and II have been prepared to summarize the significant changes outlined in this analysis.
     Net interest income on an FTE basis increased $2,177 in 2008, an increase of 7.5% compared to the $28,891 earned in 2007. The increase was primarily attributable to an expanding net interest margin caused by lower funding costs combined with a higher level of interest-earning assets, mostly from growth in securities and interest-bearing balances with banks. Net interest income on an FTE basis increased $121 in 2007, an increase of 0.4% compared to the $28,770 earned in 2006. The small increase was primarily attributable to a higher level of interest-earning assets, mostly from growth in securities and loans, partially offset by a lower net interest margin caused by a higher average balance of loans on nonaccrual status and an increased pressure in funding costs due to the lagging effect of short-term rate increases experienced during the first half of 2006. For 2008, average earning assets grew $10,834, or 1.5%, as compared to growth of $8,253, or 1.2%, in 2007. Driving this continued growth in earning assets for 2008 was average interest-bearing balances with banks, increasing to $5,710 at year-end 2008, up from $549 at year-end 2007. The increase was due to the Company's excess liquidity position resulting from lower loan demand and excess deposit liabilities. Average interest-bearing balances with banks represented 0.8% of earning assets at year-end 2008 as compared to 0.1% at year-end 2007. Earning asset growth was also experienced from average securities balances, which expanded $4,215, or 4.6%, for 2008 and represented 13.0% of earning assets at year-end 2008. This compares to average securities growth of $5,575, or 6.5%, for 2007 representing 12.6% of earning assets at year-end 2007. The growth in average securities was largely comprised of U.S. government sponsored entity securities. Average loans, the Company's highest portion of earning assets, remained relatively stable during 2008 and 2007, increasing $334, or 0.1%, and $2,473, or 0.4%, respectively. Average loans for 2008 represented 85.5% of earning assets as compared to 86.7% for 2007. The

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

growth in average loans was largely comprised of commercial loan participations as well as residential real estate mortgages.
     Further contributing to net interest income was additional fee income from increased originations of the Company's refund anticipation loans ("RAL"). Participating with a third party tax software provider has given the Company the opportunity to make RAL loans during the tax refund loan season, typically from January through March. RAL loans are short-term cash advances against a customer's anticipated income tax refund. During 2008, the Company had recognized $265 in RAL fees as compared to $94 during 2007.
     Management continues to focus on generating loan growth as this portion of earning assets provides the greatest return to the Company. Although loans make up the largest percentage of earning assets, management is comfortable with the current level of loans based on collateral values, the balance of the allowance for loan losses, strict underwriting standards and the Company's well-capitalized status. Management maintains securities at a dollar level adequate enough to provide ample liquidity and cover pledging requirements.
     Average interest-bearing liabilities increased 0.6% between 2007 and 2008 and increased 0.7% between 2006 and 2007. Interest-bearing liabilities in 2008 were comprised largely of time deposits and NOW accounts, which together represented 64.1% of total interest-bearing liabilities, down from 67.9% in 2007 and 70.2% in 2006. Other borrowed money represented 9.7% of total interest-bearing liabilities in 2008, down from 9.8% in 2007 and 11.1% in 2006. The reason for this composition decrease was from growth in the Company's savings and money market accounts, primarily its Market Watch product, which together represented a higher composition of total interest-bearing liabilities at 19.5% in 2008 as compared to 15.7% in 2007 and 12.7% in 2006. Introduced in 2005, the Market Watch product offers customers tiered rates that are competitive with other offerings in the Company's market areas. The increased demand for the Market Watch product was largely the result of promotional pricing during the second quarter of 2008. The consumer preference for this product generated a significant amount of funding dollars which have helped to support earning asset growth and maturity runoffs of time deposits. This continued shift in composition during 2008 with higher savings and money market balances and lower time deposits served as a cost effective contribution to the net interest margin. The average cost of savings and money market accounts was 1.70%, 2.78% and 2.42% during the years ending 2008, 2007 and 2006, respectively. This is compared to the much higher average cost of time deposits of 4.17%, 4.88% and 4.24% during the years ending 2008, 2007 and 2006, respectively.
     The net interest margin increased 24 basis points to 4.23% in 2008 from 3.99% in 2007. This increase is compared to a 3 basis points decrease in the net interest margin in 2007. During 2008, there was a decrease of 11 basis points in interest free funds (i.e. demand deposits, shareholders' equity) from .63% in 2007 to .52% in 2008. However, this impact from interest free funds was completely offset by an increase in the net interest rate spread on interest sensitive assets and liabilities of 35 basis points, with lower asset yields of ..58% being completely offset by lower funding costs of .93%.
     Lower asset yields caused interest income on an FTE basis to decrease $3,415, or 6.2%, from 2007. Lower asset yields were largely the result of loan yields decreasing 55 basis points from 2007 to 2008. The drop in loan yield can be attributed to the decreases in short-term interest rates initiated by the Federal Reserve since September of 2007. Since that time, the Federal Reserve has decreased short-term interest rates ten times for a total of 500 basis points. The Company's commercial, participation and real estate loan portfolios have been most sensitive to these decreases in short-term interest rates since 2007. Furthermore, long-term interest rates continue to decrease from a year ago causing increased opportunities for mortgage refinancings. As a result, the Company continues to experience a customer demand shift from its one-year adjustable-rate mortgages, with average balances down $18,178 in 2008, to its thirty-year fixed-rate real estate mortgages, with average balances up $21,781 in 2008. The volume of refinancings during 2008 continues to stabilize as compared to 2007 and 2006.
     Conversely in 2007, the Company experienced an increase in loan yields which contributed most to a $2,610, or 5.0%, increase in interest income on an FTE basis from 2006 to 2007. Loan yield expansion was attributed to the rise in short-term rates between June 2004 and June 2006 as set by the Federal Reserve. During this time, short-term market interest rates were increased by 425 basis points causing a positive impact to loan yields within the Company's commercial, participation and real estate loan portfolios. Long-term interest rates during this time continued to remain relatively stable which contributed to a loan shift from one-year adjustable-rate mortgages, which yielded 7.10% during 2007, to thirty-year fixed-rate real estate mortgages, which yielded 7.21% in 2007.
     In relation to lower earning asset yields for 2008, the Company's interest-bearing liability costs decreased .93% causing interest expense to drop $5,592, or 21.2%, from 2007 to 2008. As previously mentioned, the Federal Reserve has reduced rates a full 500 basis points since September 2007 that has caused a downward shift in short-term interest rates, while longer-term rates have not decreased to the same extent. In a changing interest rate environment, rates on loans reprice more rapidly than interest rates paid on deposits. However, the Bank had positioned its balance sheet so that there were more interest-bearing liabilities subject to repricing than interest rates on loans. As a result, interest paid on liabilities decreased more than interest earned on assets. The short-term rate decreases impacted the repricings of various Bank deposit products, including public fund NOW accounts, Gold Club and Market Watch accounts. Contributing most to the decrease in funding costs were interest rates on time deposit balances (CD's), which continued to reprice at lower rates during 2008 (as a lagging effect to the Federal Reserve action to drop short-term interest rates). The year-to-date weighted average cost of the

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

Company's time deposits decreased 71 basis points from 4.88% at year-end 2007 to 4.17% at year-end 2008.
     Conversely in 2007, the Company saw its interest-bearing liability costs increase .38% from 2006 as a result of the Federal Reserve's actions to increase short-term interest rates between June 2004 and June 2006, as previously mentioned. While this action was effective in allowing asset yields to grow, interest rate pressures were felt by an increase in the Company's total interest expense, which increased $2,489, or 10.4%, from 2006, as a result of higher funding costs, competitive factors to retain deposits, and larger average earning asset balances which required additional funding. Increases in funding costs during 2007 came mostly from the Bank's time deposit accounts, which were most responsive to the lagging effect from previous market rate increases. The year-to-date weighted average cost of the Bank's time deposits grew 64 basis points from 4.24% at year-end 2006 to 4.88% at year-end 2007. The change in interest expense was further impacted by the Company's growth in average money market accounts largely due to its Market Watch product with tiered market rates. As a result, the year-to-date weighted average cost of the Bank's savings and money market deposits grew 36 basis points from 2.42% at year-end 2006 to 2.78% at year-end 2007.
     It is difficult to speculate on future changes in net interest margin and the frequency and size of changes in market interest rates. The past year has seen the banking industry under significant stress due to declining real estate values and asset impairments. The Federal Reserve's actions of decreasing short-term interest rates were necessary to take steps in repairing the recessionary problems and promote economic stability. However, there can be no assurance of additional future rate cuts in 2009 as changes in market interest rates are dependent upon a variety of factors that are beyond the Company's control. The Company anticipates the lagging effect of time deposit repricings will continue during 2009, but at a much smaller pace, and should continue to lower funding costs and improve net interest margin. For additional discussion on the Company's rate sensitive assets and liabilities, please see "Interest Rate Sensitivity and Liquidity" and "Table VIII" within this Management's Discussion and Analysis.

NONINTEREST INCOME
     Total noninterest income increased $975, or 18.6%, in 2008 as compared to 2007. Contributing most to the increase in noninterest income was the decrease in the loss on sale of OREO. During the fourth quarter of 2007, the Company's largest non-performing asset was liquidated, creating a pretax loss of $686. The sale of this OREO property was directly attributable to management's strategy of being more aggressive in improving the Company's nonperforming levels. As a result, the loss on sale of OREO decreased $746, or 96.0%, from year-end 2007.
     Also contributing to noninterest revenue growth were activities from other noninterest income sources, which include improvements in the Company's tax refund processing fees and debit card interchange fees. As mentioned previously, the Company began its participation in a new tax refund loan service in 2006 where it serves as a facilitator for the clearing of tax refunds for a tax software provider. The Company is one of a limited number of financial institutions throughout the U.S. that facilitates tax refunds through its relationship with this tax software provider. As a result of tax refund processing fee activity being mostly seasonal, the majority of income was recorded during the first half of 2008, with only minimal income recorded thereafter. For 2008, the Company's tax refund processing fees increased by $163, or 148.5%, over 2007. Further enhancing growth in other noninterest income was debit card interchange income, increasing $106, or 19.4%, during 2008 as compared to 2007. The volume of transactions utilizing the Company's Jeanie(R) Plus debit card continue to increase from a year ago. The Company's customers used their Jeanie(R) Plus debit cards to complete 1,319,191 transactions during 2008, up 13.1% from the 1,166,337 transactions during 2007, derived mostly from gasoline and restaurant purchases.
     Also increasing noninterest income was the Bank's service charge fees on deposit accounts, which increased $91, or 3.1%, from year-end 2007. A higher volume of overdraft balances contributed to an increase in non-sufficient fund fees during 2008.
     To help manage consumer demand for longer-termed, fixed-rate real estate mortgages, the Company has taken additional opportunities to sell some real estate loans to the secondary market. During the year ended December 31, 2008, the Company sold 109 loans totaling $11,704 to the secondary market as compared to 41 loans totaling $4,299 during the year ended December 31, 2007. This volume increase in loan sales contributed to the growth in income on sale of loans, which was up $25, or 24.5%, during 2008 as compared to 2007.
     Income earned on the Company's bank owned life insurance ("BOLI") contracts was up $18, or 2.4%, during 2008 as compared to 2007. BOLI activity was mostly impacted by additional investments in life insurance contracts purchased during the second and fourth quarters of 2008. The Company's average investment balance in BOLI through December 31, 2008 was $16,934, an increase of $669, or 4.1%, as compared to the same period in 2007.
     Partially offsetting the growth in other noninterest income were decreases in the Company's rental income from OREO properties. Rental income from OREO properties totaled $213 during 2007 as compared to no rental income recognized during 2008. Rental income recognized in 2007 from OREO properties was primarily from one large commercial facility located in Kanawha County, West Virginia and one hotel facility located in Portsmouth, Ohio. Both properties were eventually sold in December 2007.
     In 2007, total noninterest income decreased $594, or 10.2%, as compared to 2006. Contributing most to this decrease was the loss on sale of OREO experienced during the fourth quarter of 2007, creating a pretax loss of $686.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

Further decreasing noninterest income was the Company's tax-free BOLI investment proceeds. BOLI income was down $150, or 16.5%, during 2007, driven mostly by tax-free life insurance proceeds of $174 that were recorded in 2006 as compared to $71 in proceeds during 2007. Partially offsetting the 2007 decreases from the loss on sale of OREO and BOLI revenue were increases in rental income from the OREO properties previously mentioned that totaled $213 during 2007 as compared to no income in 2006. The Company's tax processing fees were also up $27, or 71.8%, as compared to the same period in 2006.

NONINTEREST EXPENSE
     Total noninterest expense increased $760, or 3.4%, in 2008 and increased $1,384, or 6.5%, in 2007. The most significant expense in this category is salary and employee benefits, which increased $1,030, or 7.9%, from 2007 to 2008. Contributing most to this increase were increased health insurance benefit expenses, annual cost of living salary increases and higher incentive costs due to higher corporate performance during 2008 as compared to 2007. During 2008, the Company also experienced a higher full-time equivalent employee base, increasing from 256 employees at year-end 2007 to 264 employees at year-end 2008, further increasing salaries and employee benefit expenses during 2008. During 2007, salary and employee benefits increased $548, or 4.4%, from 2006. This increase was in large part due to annual cost of living salary increases as well as increases in employee incentive compensation due to higher corporate performance during 2007 as compared to 2006. During 2007, the Company also experienced a slightly higher full-time equivalent employee base, increasing from 254 employees at year-end 2006 to 256 employees at year-end 2007, further increasing salaries and employee benefit expenses during 2007.
     In 2008, occupancy and furniture and equipment expenses increased $57, or 2.2%, as compared to 2007. This increase was in large part due to the addition of a new banking facility located within a hospital in Gallia County. The full service banking center was built during 2007 at a cost of approximately $371 and serves as an additional market presence to service the banking needs of the medical staff and patients along the hospital's campus area. The facility was placed in service and depreciation commenced during the fourth quarter of 2007. As a result, occupancy and furniture and equipment expenses for this new facility increased $49 during 2008 as compared to 2007. In 2007, occupancy and furniture and equipment expenses increased $95, or 3.9%, as compared to 2006. The increase was in large part due to the Company's investment in its Jackson, Ohio facility. In late 2006, the Company invested over $2,000 to replace its Jackson, Ohio facility and, during that time, ceased operations in its Jackson superbank facility. The facility was placed in service and depreciation commenced during the fourth quarter of 2006.
     During 2008, corporation franchise tax decreased $65, or 9.7%, as compared to 2007. This cost savings effect was the result of a tax credit the Company was able to apply for and receive based on the training programs that exist and are utilized within the Company for the benefit of its employees. Corporation franchise tax was relatively stable during 2007 as compared to 2006, increasing $2, or .3%, based on capital levels at the Bank during this period.
     The Company continues to incur monthly costs from the Bank's use of technology to better serve the convenience of its customers, which includes ATM, debit and credit cards, as well as various online banking products, including net teller and bill pay. During 2008, data processing expenses decreased $71, or 8.4%, as compared to 2007. The decrease was due to the successful re-negotiation of the Bank's monthly data processing costs. The negotiations for lower monthly processing charges were finalized in the third quarter of 2008 and decreased the monthly data processing costs by more than $15 per month beginning with the
August 2008 bill. During 2007, data processing expenses increased $157, or 22.9%, as compared to 2006, mostly due to the transactional volume increases in the Company's Jeanie(R) Plus debit cards during 2007.
     Other noninterest expenses were down $191, or 3.5%, during 2008. Contributing most to this expense savings was a decrease in the Company's foreclosure expenses, which were down $487, or 90.5%, during 2008 as compared to 2007. This decrease was due to the larger than normal volume of foreclosure costs that were incurred during 2007 associated with higher average nonperforming loan balances during that time. Foreclosure costs that were incurred as part of resolving nonperforming credits during 2007 were deemed necessary to improve asset quality and lower portfolio risk.
     Partially offsetting lower foreclosure expense during 2008 within other noninterest expense was growth in the Company's Federal Deposit Insurance Corporation ("FDIC") insurance expense, which was up $198, or 283.7%, during 2008 as compared to 2007. This increase was in large part due to the Company's share of a one-time assessment credit being fully utilized by June 30, 2008. With the elimination of this credit, the Company entered the third quarter of 2008 with its deposits being assessed at a rate close to 7 basis points. In December 2008, the FDIC issued a rule increasing deposit insurance assessment rates uniformly for all financial institutions for the first quarter of 2009 by an additional 7 basis points on an annual basis. On February 27, 2009, the FDIC announced adoption of an interim final rule imposing a one-time special assessment of 20 basis points and a final rule adjusting the risk-based calculation  used  to  determine  the  premiums  to  be  paid  by  each  insured institution. The amount of the special assessment may be decreased, but additional special assessments and premium increases are possible, which could have a material adverse effect on the Company's net income. As a result of this special assessment and the changes to the premium calculation, the Company anticipates its FDIC insurance expense to significantly increase in 2009 from its already increasing levels in 2008. All other noninterest expense categories were up $98, or 2.0%, from 2007.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

     During 2007, other noninterest expenses were up $582, or 11.9%, in large part due to increases in the various loan and collection expenses associated with higher nonperforming loan balances mentioned above.
     The Company's efficiency ratio is defined as noninterest expense as a percentage of FTE net interest income plus noninterest income. The emphasis management has placed on managing its balance sheet mix and interest rate sensitivity to help expand the net interest margin as well as developing more innovative ways to generate noninterest revenue has contributed to an improved efficiency ratio, finishing at 62.5% for 2008 as compared to 66.1% for 2007. Conversely, in 2007, the efficiency ratio finished at 66.1%, up from 61.2% in 2006. This less-improved efficiency number is largely the result of higher loan costs that were incurred during 2007 to better the Company's nonperforming loan levels.

FINANCIAL CONDITION:

CASH AND CASH EQUIVALENTS
     The Company's cash and cash equivalents consist of cash and balances due from banks and federal funds sold. The amounts of cash and cash equivalents fluctuate on a daily basis due to customer activity and liquidity needs. At December 31, 2008, cash and cash equivalents had increased $787, or 4.7%, to $17,681 as compared to $16,894 at December 31, 2007. The increased liquidity position of the Company at December 31, 2008 was the result of lower loan demand and investment security maturities combined with an increase in total deposits. As liquidity levels vary continuously based on consumer activities, amounts of cash and cash equivalents can vary widely at any given point in time. Management believes that the current balance of cash and cash equivalents remains at a level that will meet cash obligations and provide adequate liquidity.

INTEREST-BEARING DEPOSITS IN OTHER FINANCIAL INSTITUTIONS
     At December 31, 2008, the Company had a total of $611 invested as interest-bearing deposits in other financial institutions, a slight decrease from $633 at December 31, 2007. Historically, the Company has typically invested its excess funds with various correspondent banks in the form of federal funds sold, a common strategy performed by most banks. Beginning in the second quarter of 2008, the Company utilized a new relationship with a deposit placement service provider known as CDARS, or the Certificate of Deposit Account Registry Service, to invest its excess funds. CDARS provides financial institutions with the means to invest its own funds through One-Way Sell transactions for various maturity terms. The rates offered for the terms selected by the Company, between 1.8% and 2.8% at a weighted average maturity of 7 weeks, compared favorably to federal funds rate offerings at that time, which were 2.0% at September 30, 2008, and have since been lowered to .25% at December 31, 2008. At December 31, 2008, the Company's CDARS One-Way Sell investments had matured. The Company views this investment option as a margin-enhancing alternative when investing its excess funds and will continue to utilize this method when the need arises. Furthermore, CDARS balances are 100% secured by FDIC insurance as compared to federal funds sold balances which were considered unsecured as of September 30, 2008. Since then, as part of the FDIC's "Liquidity Guarantee Program" announced on October 14, 2008, federal funds sold balances (or inter-banking funding) will now be 100% guaranteed by the FDIC for participating institutions. The ability of the Company to issue these guaranteed federal funds sold balances will expire on June 30, 2009.

SECURITIES
     Management's goal in structuring the portfolio is to maintain a prudent level of liquidity while providing an acceptable rate of return without sacrificing asset quality. Maturing securities have historically provided sufficient liquidity such that management has not sold a debt security in several years, other than renewals or replacements of maturing securities.
     The balance of total securities decreased $1,718, or 1.8%, as compared to 2007, with the ratio of securities to total assets also decreasing to 11.8% at December 31, 2008, compared to 12.0% at December 31, 2007. The Company's investment securities portfolio consists of mortgage-backed securities, U.S. Government sponsored entity ("GSE") securities and obligations of states and political subdivisions ("municipals"). GSE securities decreased $7,581, or 19.2%, as a result of several large maturities during both the first and second quarters of 2008. In addition to attractive yield opportunities and a desire to increase diversification within the Company's securities portfolio, GSE securities have also been used to satisfy pledging requirements for repurchase agreements. At December 31, 2008, the Company's repurchase agreements had decreased 40.4%, reducing the need to secure these balances and impacting the runoff in GSE securities. This decrease was partially offset by increases in both mortgage-backed securities and obligations of states and political subdivisions, which were up $4,850, or 12.5%, and $1,013, or 6.4%, respectively, from year-end 2007. Mortgage-backed securities make up the largest portion of the Company's investment portfolio, totaling $43,514, or 47.1% of total investments at December 31, 2008. The primary advantage of mortgage-backed securities has been the increased cash flows due to the more rapid (monthly) repayment of principal as compared to other types of investment securities, which deliver proceeds upon maturity or call date. Principal repayments from mortgage-backed securities during 2008 totaled $7,985. With the general decrease in interest rates evident since 2007, the reinvestment rates on debt securities continue to show lower returns during 2008. The weighted average FTE yield on debt securities at year-end 2008 was 4.34%, as compared to 4.55% at year-end 2007. Table III provides a summary of the portfolio by category and remaining contractual maturity. Issues classified as equity securities have no stated

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

maturity date and are not included in Table III. For 2009, the Company's focus will be to generate interest revenue primarily through loan growth, as loans generate the highest yields of total earning assets.

LOANS
     In 2008, the Company's primary category of earning assets, total loans, decreased $6,712, or 1.1%, to finish at $630,391. Lower loan balances were largely due to total commercial loans decreasing $8,230, or 3.3%, from year-end 2007. The Company's commercial loans include both commercial real estate and commercial and industrial loans. While commercial loan balances are down, management continues to place emphasis on its commercial lending, which generally yields a higher return on investment as compared to other types of loans. The Company's commercial and industrial loan portfolio, down $10,266, or 18.6%, from year-end 2007, consists of loans to corporate borrowers primarily in small to mid-sized industrial and commercial companies that include service, retail and wholesale merchants. Collateral securing these loans includes equipment, inventory, and stock. Commercial real estate, the Company's largest segment of commercial loans, increased $2,036, or 1.0%. This segment of loans is mostly secured by commercial real estate and rental property. Commercial real estate consists of loan participations with other banks outside the Company's primary market area. Although the Company is not actively marketing participation loans outside its primary market area, it is taking advantage of the relationships it has with certain lenders in those areas where the Company believes it can profitably participate with an acceptable level of risk. The commercial loan portfolio, including participation loans, consists primarily of rental property loans (22.8% of portfolio), medical industry loans (12.0% of portfolio), land development loans (8.9% of portfolio), and hotel and motel loans (8.3% of portfolio). During 2008, the primary market areas for the Company's commercial loan originations, excluding loan participations, were in the areas of Gallia, Jackson and Franklin counties of Ohio, which accounted for 61.9% of total originations. The growing West Virginia markets also accounted for 30.2% of total originations for the same time period. While management believes lending opportunities exist in the Company's markets, future commercial lending activities will depend upon economic and related conditions, such as general demand for loans in the Company's primary markets, interest rates offered by the Company and normal underwriting considerations. Additionally, the potential for larger than normal commercial loan payoffs may limit loan growth during 2009.
     Also contributing to the loan portfolio decrease were consumer loans, which were down $921, or 0.7%, from year-end 2007. The Company's consumer loans are secured by automobiles, mobile homes, recreational vehicles and other personal property. Personal loans and unsecured credit card receivables are also included as consumer loans. The decrease in consumer volume was mostly attributable to the automobile lending segment, which decreased $2,450, or 4.3%, from year-end 2007. While the automobile lending segment continues to represent the largest portion of the Company's consumer loan portfolio, management's emphasis on profitable loan growth with higher returns has contributed most to the reduction in loan volume within this area. Indirect automobile loans bear additional costs from dealers that partially offset interest revenue and lower the rate of return. Furthermore, economic factors that have weakened the economy and consumer spending have caused a decline in automobile loan volume. As short-term rates have aggressively moved down since September 2007, continued competition with local banks and alternative methods of financing, such as captive finance companies offering loans at below-market interest rates, have continued to challenge automobile loan growth during 2008 and should continue to do so in 2009. Partially offsetting the decreases in auto loans was an increase to the Company's home equity capital line loan balances, which increased $2,162, or 11.1%, from year-end 2007. The remaining consumer loan portfolio balances decreased $633 from year-end 2007.
     Generating residential real estate loans remains a key focus of the Company's lending efforts. Residential real estate loan balances comprise the largest portion of the Company's loan portfolio and consist primarily of one- to four-family residential mortgages and carry many of the same customer and industry risks as the commercial loan portfolio. During 2008, total residential real estate loan balances increased $2,210, or 0.9%, from year-end 2007 to total $252,693. The increase was largely driven by growth in the Company's five-year adjustable rate (2-step) product, with balances being up $7,374, or 112.9%, from year-end 2007. This product allows the consumer to secure a fixed initial interest rate for the first five years, with the loan adjusting to a variable interest rate for years 6 through 30. Real estate loan growth was also experienced in the Company's longer-termed, fixed-rate real estate loans, which were up $6,287, or 3.4%, from year-end 2007. Terms of these fixed-rate loans include 15-, 20- and 30-year periods. To help further satisfy demand for longer-termed, fixed-rate real estate loans, the Company continues to originate and sell some fixed-rate mortgages to the secondary market, and has sold $11,704 in loans during 2008, which were up $7,405, or 172.2%, over the volume sold during 2007.
     Partially offsetting the increases in five-year adjustable and long-term, fixed-rate real estate loan balances was a decrease to the Company's one-year adjustable-rate mortgage balances of $9,118, or 21.6%, from year-end 2007. During 2006 and 2007, consumer demand for fixed-rate real estate loans continued to increase due to the continuation of lower, more affordable, mortgage rates. As long-term interest rates remained low during 2008, consumers continued to pay off and refinance their variable rate mortgages, although the volume of refinancings continues to stabilize as compared to 2007 and 2006. This has resulted in lower one-year adjustable-rate mortgage balances at year-end 2008 as compared to year-end 2007.
     The remaining real estate loan portfolio balances decreased $2,333 primarily from the Company's residential construction loans.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

     Additionally, the Company recognized an increase of $229, or 3.2%, in other loans from year-end 2007. Other loans consist primarily of state and municipal loans and overdrafts. This increase was largely due to an increase in state and municipal loan balances of $248.
     The Company continues to monitor the pace of its loan volume, as it has experienced a 1.1% drop-off within its total loan portfolio during 2008. The well-documented housing market crisis and rising energy costs have impacted consumer spending and have led to lower consumer demand for loans. Furthermore, the Company continues to view the consumer loan segment as a decreasing portfolio, due to higher loan costs, increased competition in automobile loans and a lower return on investment as compared to the other loan portfolios. As a result, the Company anticipates total loan growth to be challenging throughout 2009. The Company remains committed to sound underwriting practices without sacrificing asset quality and avoiding exposure to unnecessary risk that could weaken the credit quality of the portfolio.

ALLOWANCE FOR LOAN LOSSES AND PROVISION EXPENSE
     Tables IV and V have been provided to enhance the understanding of the loan portfolio and the allowance for loan losses. Management evaluates the adequacy of the allowance for loan losses quarterly based on several factors including, but not limited to, general economic conditions, loan portfolio composition, prior loan loss experience, and management's estimate of probable losses. Management continually monitors the loan portfolio to identify potential portfolio risks and to detect potential credit deterioration in the early stages, and then establishes reserves based upon its evaluation of these inherent risks. Actual losses on loans are reflected as reductions in the reserve and are referred to as charge-offs. The amount of the provision for loan losses charged to operating expenses is the amount necessary, in management's opinion, to maintain the allowance for loan losses at an adequate level that is reflective of probable and inherent loss. The allowance required is primarily a function of the relative quality of the loans in the loan portfolio, the mix of loans in the portfolio and the rate of growth of outstanding loans.
     During 2008, the Company increased its provision for loan loss expense by $1,464 as compared to 2007, which increased the allowance for loan losses by $1,062, or 15.8%, to $7,799. The increase in the allowance for loan losses was in large part due to an increase in the level of nonperforming loans, which consist of nonaccruing loans and accruing loans past due 90 days or more. Nonperforming loans increased from $3,661 at year-end 2007 to $5,274 at year-end 2008 that required specific allocations to be made on behalf of the portfolio risks and credit deterioration of these nonperforming credits. During the first quarter of 2008, the Company experienced problems with one of its commercial borrowers that was unable to meet the debt requirements of its loans. During this time, the Company stopped recognizing interest income on the loans, reversed all interest that had been accrued and unpaid and classified the loans as nonperforming. At March 31, 2008, the ratio of nonperforming loans to total loans grew to 1.40% as a result of this classification. During the second quarter, continued analysis of these loans was performed, which included the reviews of updated appraisals that reflected a decline in market values due to deteriorating market conditions. This analysis, along with continued loan deterioration of this large commercial borrower, prompted management to charge down the loan by $750, including estimated costs to sell, to the estimated fair value of the collateral. Subsequently, the Company acquired these properties through foreclosure and transferred the loans to OREO. This shifted approximately $4,214 from nonperforming loans to nonperforming assets, which contributed to the increase in its nonperforming assets from $3,922 at year-end 2007 to $9,968 at year-end 2008. As a result, the Company's ratio of nonperforming loans to total loans decreased to .84% at December 31, 2008, while the ratio of nonperforming assets, which includes OREO properties, to total assets increased from .50% at year-end 2007 to 1.28% at year-end 2008.
     During 2008, net charge-offs totaled $2,654, which were down $2,273 from 2007, in large part due to commercial charge-offs of specific allocations that were reflected in the allowance for loan losses from 2007.
     As a result of higher nonperforming loan balances, the ratio of allowance for loan losses to total loans increased to 1.24% at December 31, 2008 as compared to 1.06% at December 31, 2007. Management believes that the allowance for loan losses at December 31, 2008 was adequate and reflected probable incurred losses in the loan portfolio. There can be no assurance, however, that adjustments to the allowance for loan losses will not be required in the future. Changes in the circumstances of particular borrowers, as well as adverse developments in the economy are factors that could change and make adjustments to the allowance for loan losses necessary. The actions that took place in the first and second quarters of 2008 were deemed prudent and necessary by management to maintain the allowance at its adequate level. Asset quality will continue to remain a key focus, as management continues to stress not just loan growth, but quality in loan underwriting as well.

DEPOSITS
     Interest-earning assets are funded generally by both interest-bearing and noninterest-bearing core deposits. Deposits are influenced by changes in interest rates, economic conditions and competition from other banks. The accompanying table VII shows the composition of total deposits as of December 31, 2008. Total deposits increased $3,335, or 0.6%, to finish at $592,361 at year-end 2008, resulting mostly from an increase in the Company's interest-bearing demand deposits and money market deposit balances.
     Interest-bearing NOW account balances increased $15,237, or 23.2%, during 2008 as compared to year-end 2007. This growth was largely driven by a $16,386 increase in public fund balances related to the local city and county school construction projects currently in process within Gallia County, Ohio.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

     Further deposit growth came from the Company's money market deposit balances, which were up $13,349, or 18.5%, during 2008 as compared to year-end 2007. This increase was from the Company's Market Watch money market account product, which generated $13,485 in new deposit balances from year-end 2007, mostly during the second quarter of 2008. Introduced in August 2005, the Market Watch product is a limited transaction investment account with tiered rates that competes with current market rate offerings and serves as an alternative to certificates of deposit for some customers. In the second quarter of 2008, the Company began marketing a special six-month introductory rate offer of 3.50% APY that would be for new Market Watch accounts. This special offer was well received by the Bank's customers and contributed to most of the year-to-date increase in 2008. As a result of this introductory rate offer, Market Watch deposit balances increased $20,670 during the second quarter of 2008.
     The Company's interest-free funding source, noninterest bearing demand deposits, also increased $6,917, or 8.8%, from year-end 2007, largely due to growth in business checking account balances.
     Time deposits, particularly CD's, remain the most significant source of funding for the Company's earning assets, making up 51.9% of total deposits. During 2008, time deposits decreased $33,396, or 9.8%, from year-end 2007, partly because of the declining pace of the Company's loan portfolio. With loan balances down 1.1% from year-end 2007, there has not been an aggressive need to deploy CD's as a funding source. Furthermore, an increased demand for the Market Watch product generated a deposit composition shift during 2008 from CD balances to higher savings and money market balances. This deposit shift also served as a cost effective contribution to the net interest margin. The average cost of savings and money market accounts was 1.70% and 2.78% during the years ending 2008 and 2007, respectively. This is compared to the much higher average cost of time deposits of 4.17% and 4.88% during the years ending 2008 and 2007, respectively.
     The Company will continue to experience increased competition for deposits in its market areas, which should challenge net growth in its deposit balances. The Company will continue to evaluate its deposit portfolio mix to properly utilize both retail and wholesale funds to support earning assets and minimize interest costs.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
     Repurchase agreements, which are financing arrangements that have overnight maturity terms, were down $16,320, or 40.4%, from year-end 2007. This decrease was mostly due to seasonal fluctuations of two commercial accounts during 2008.

FUNDS BORROWED
     The Company also accesses other funding sources, including short-term and long-term borrowings, to fund asset growth and satisfy short-term liquidity needs. Other borrowed funds consist primarily of Federal Home Loan Bank (FHLB) advances and promissory notes. During 2008, other borrowed funds were up $9,772, or 14.6%, from year-end 2007, primarily to support various deposit maturities. While retail deposits continue to be the primary source of funding for growth in earning assets, management will continue to utilize various wholesale borrowings to help manage interest rate sensitivity and liquidity.

OFF-BALANCE SHEET ARRANGEMENTS
     The disclosures required for off-balance sheet arrangements are discussed in Note I and Note K.

SUBORDINATED DEBENTURES
     On March 22, 2007, a trust formed by Ohio Valley issued $8,500 of adjustable-rate trust preferred securities as part of a pooled offering of such securities. The Company used the proceeds from these trust preferred securities to pay off $8,500 in higher cost trust preferred security debt on March 26, 2007. The replacement of the higher cost trust preferred security debt was a strategy by management to lower interest rate pressures that were impacting interest expense and help improve the Company's net interest margin. The early extinguishment and replacement of this higher cost debt improved earnings by nearly $54 pre-tax ($35 after taxes) during 2008 as compared to 2007. For additional discussion on the terms and conditions of this new trust preferred security issuance, please refer to Note I "Subordinated Debentures and Trust Preferred Securities".

CAPITAL RESOURCES
     The Company maintains a capital level that exceeds regulatory requirements as a margin of safety for its depositors and shareholders. All of the capital ratios exceeded the regulatory minimum guidelines as identified in Note P "Regulatory Matters". Shareholders' equity totaled $63,056 at December 31, 2008, compared to $61,511 at December 31, 2007, which represents growth of 2.5%. Contributing most to this increase was year-to-date net income of $7,128 partially offset by cash dividends paid of $3,061, or $.76 per share, year-to-date, and increased share repurchases. The Company had treasury stock totaling $15,712 at December 31, 2008, an increase of $2,269 as compared to the total at year-end 2007. The Company may repurchase additional common shares from time to time as authorized by its stock repurchase program. Most recently, the Board of Directors extended the stock repurchase program from February 16, 2009 to February 15, 2010, and authorized Ohio Valley to repurchase up to 175,000 of its common shares through open market and privately negotiated purchases.
     Furthermore, the Company benefits from a dividend reinvestment and stock purchase plan that is administered by an independent agent of the Company. The plan allows shareholders to purchase additional shares of company stock. A benefit of the plan is to permit the shareholders to reinvest cash dividends as well as make supplemental purchases without the usual payment of brokerage

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

commissions. During 2008, shareholders invested more than $1,167 through the dividend reinvestment and stock purchase plan. These proceeds resulted in the acquisition of 49,539 existing shares through open market purchases. At December 31, 2008, approximately 81% of the shareholders were enrolled in the dividend reinvestment plan.

INTEREST RATE SENSITIVITY AND LIQUIDITY
     The Company's goal for interest rate sensitivity management is to maintain a balance between steady net interest income growth and the risks associated with interest rate fluctuations. Interest rate risk ("IRR") is the exposure of the Company's financial condition to adverse movements in interest rates. Accepting this risk can be an important source of profitability, but excessive levels of IRR can threaten the Company's earnings and capital.
     The Company evaluates IRR through the use of an earnings simulation model to analyze net interest income sensitivity to changing interest rates. The modeling process starts with a base case simulation, which assumes a flat interest rate scenario. The base case scenario is compared to rising and falling interest rate scenarios assuming a parallel shift in all interest rates. Comparisons of net interest income and net income fluctuations from the flat rate scenario illustrate the risks associated with the projected balance sheet structure.
     The Company's Asset/Liability Committee monitors and manages IRR within Board approved policy limits. The current IRR policy limits anticipated changes in net interest income to an instantaneous increase or decrease in market interest rates over a 12 month horizon to +/- 5% for a 100 basis point rate shock, +/- 7.5% for a 200 basis point rate shock and +/- 10% for a 300 basis point rate shock. Based on the level of interest rates at December 31, 2008, management did not test interest rates down 200 or 300 basis points.
     The estimated percentage change in net interest income due to a change in interest rates was within the policy guidelines established by the Board. At December 31, 2008, the Company's analysis of net interest income reflects a liability sensitive position. Based on current assumptions, an instantaneous decrease in interest rates would positively impact net interest income primarily due to the duration of earning assets exceeding the duration of interest-bearing liabilities. Conversely, an increase in interest rates would negatively impact net interest income. As compared to December 31, 2007, the Company's interest rate risk profile has become less exposed to rising interest rates primarily due to the extension of maturity terms offered on new time deposits. Since September 2007, the Federal Reserve has reduced short-term interest rates 500 basis points and the Company's net interest margin has responded positively to the decline in market rates.
     Liquidity management focuses on matching the cash inflows and outflows within the Company's natural market for loans and deposits. This goal is accomplished by maintaining sufficient asset liquidity along with stable core deposits. The primary sources of liquidity are interest-bearing balances with banks, federal funds sold and the maturity and repayment of investments and loans as well as cash flows provided from operations. The Company has classified $75,340 in securities as available for sale at December 31, 2008. In addition, the Federal Home Loan Bank in Cincinnati offers advances to the Bank which further enhances the Bank's ability to meet liquidity demands. At December 31, 2008, the Bank could borrow an additional $52,937 from the Federal Home Loan Bank. The Bank also has the ability to purchase federal funds from several of its correspondent banks. See the consolidated statement of cash flows for further cash flow information. Management does not rely on any single source of liquidity and monitors the level of liquidity based on many factors affecting the Company's financial condition.

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

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

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

CONCENTRATIONS OF CREDIT RISK
     The Company maintains a diversified credit portfolio, with residential real estate loans currently comprising the most significant portion. Credit risk is primarily subject to loans made to businesses and individuals in central and southeastern Ohio as well as western West Virginia. Management believes this risk to be general in nature, as there are no material concentrations of loans to any industry or consumer group. To the extent possible, the Company diversifies its loan portfolio to limit credit risk by avoiding industry concentrations.

FORWARD LOOKING STATEMENTS
     Except for the historical statements and discussions contained herein, statements contained in this report constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 and as defined in the Private Securities
Litigation Reform Act of 1995. Such statements are often, but not always, identified by the use of such words as "believes," "anticipates," "expects," and similar expressions. Such statements involve various important assumptions, risks, uncertainties, and other factors, many of which are beyond our control, that could cause actual results to differ materially from those expressed in such forward looking statements. These factors include, but are not limited to: changes in political, economic or other factors such as inflation rates, recessionary or expansive trends, and taxes; competitive pressures; fluctuations

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

in interest rates; the level of defaults and prepayment on loans made by the Company; unanticipated litigation, claims, or assessments; fluctuations in the cost of obtaining funds to make loans; and regulatory changes. Additional detailed information concerning a number of important factors which could cause actual results to differ materially from the forward-looking statements contained in management's discussion and analysis is available in the Company's filings with the Securities and Exchange Commission, under the Securities Exchange Act of 1934, including the disclosure under the heading "Item 1A. Risk Factors" of Part 1 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008. Readers are cautioned not to place undue reliance on such forward looking statements, which speak only as of the date hereof. The Company undertakes no obligation and disclaims any intention to republish revised or updated forward looking statements, whether as a result of new information, unanticipated future events or otherwise.

CONSOLIDATED AVERAGE BALANCE SHEET & ANALYSIS OF NET INTEREST INCOME

Table I
                                                                        December 31
                                   ------------------------------------------------------------------------------------
                                              2008                         2007                         2006
(dollars in thousands)             --------------------------   --------------------------   --------------------------
                                   Average    Income/  Yield/   Average    Income/  Yield/   Average    Income/  Yield/
                                   Balance    Expense   Rate    Balance    Expense   Rate    Balance    Expense   Rate
                                   -------    -------   ----    -------    -------   ----    -------    -------   ----
ASSETS
------
Interest-earning assets:
  Interest-bearing balances        $  5,710   $   137   2.39%   $    549  $     23   4.22%   $    579  $     23   4.06%
    with banks
  Federal funds sold                  5,552       157   2.83       4,428       221   5.00       4,193       220   5.24
  Securities:
    Taxable                          82,606     3,432   4.15      76,748     3,477   4.53      73,160     3,189   4.36
    Tax exempt                       12,784       768   6.01      14,427       797   5.52      12,440       688   5.53
  Loans                             629,225    47,402   7.53     628,891    50,793   8.08     626,418    48,581   7.76
                                   --------   -------  -----    --------   -------  -----    --------   -------  -----
    Total interest-
      earning assets                735,877    51,896   7.05%    725,043    55,311   7.63%    716,790    52,701   7.35%

Noninterest-earning assets:
  Cash and due from banks            15,029                       14,137                       15,306
  Other nonearning assets            38,217                       38,094                       36,655
  Allowance for loan losses          (6,811)                      (7,720)                      (7,819)
                                   --------                     --------                     --------
    Total noninterest-
      earning assets                 46,435                       44,511                       44,142
                                   --------                     --------                     --------
        Total assets               $782,312                     $769,554                     $760,932
                                   ========                     ========                     ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
  NOW accounts                     $ 88,110   $ 1,599   1.81%   $ 78,636   $ 1,924   2.45%   $ 93,137   $ 2,343   2.52%
  Savings and Money Market          121,392     2,061   1.70      97,240     2,705   2.78      78,241     1,895   2.42
  Time deposits                     311,188    12,976   4.17     341,686    16,686   4.88     338,593    14,356   4.24
  Repurchase agreements              28,040       421   1.50      27,433     1,051   3.83      22,692       895   3.94
  Other borrowed money               60,678     2,682   4.42      60,603     2,911   4.80      68,475     3,163   4.62
  Subordinated debentures            13,500     1,089   8.07      13,593     1,143   8.41      13,500     1,279   9.48
                                   --------   -------  -----    --------   -------  -----    --------   -------  -----
    Total interest-
      bearing liabilities           622,908    20,828   3.34%    619,191    26,420   4.27%    614,638    23,931   3.89%

Noninterest-bearing liabilities:
  Demand deposit accounts            85,436                       78,048                       75,330
  Other liabilities                  12,622                       11,766                       10,994
                                   --------                     --------                     --------
    Total noninterest-
      bearing liabilities            98,058                       89,814                       86,324

  Shareholders' equity               61,346                       60,549                       59,970
                                   --------                     --------                     --------
    Total liabilities and
      shareholders' equity         $782,312                     $769,554                     $760,932
                                   ========                     ========                     ========

Net interest earnings                         $31,068                      $28,891                     $28,770
                                              =======                      =======                     =======
Net interest earnings as a percent
  of interest-earning assets                           4.23%                       3.99%                        4.02%
                                                      -----                        -----                        -----
Net interest rate spread                               3.71%                       3.36%                        3.46%
                                                      -----                        -----                        -----
Average interest-bearing liabilities
  to average earning assets                           84.65%                       85.40%                       85.75%
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

RATE VOLUME ANALYSIS OF CHANGES IN INTEREST INCOME & EXPENSE

Table II
                                                  2008                                   2007
                                      -----------------------------          ----------------------------
(dollars in thousands)                     Increase (Decrease)                    Increase (Decrease)
                                        From Previous Year Due to              From Previous Year Due to
                                      -----------------------------          ------------------------------
                                      Volume    Yield/Rate    Total          Volume     Yield/Rate    Total
                                      ------    ----------    -----          ------     ----------    -----
INTEREST INCOME
---------------
Interest-bearing balances
  with banks                        $   128      $   (14)   $   114         $    (1)     $     1         --
Federal funds sold                       47         (111)       (64)             12          (11)   $     1
Securities:
  Taxable                               255         (300)       (45)            160          128        288
  Tax exempt                            (96)          67        (29)            110           (1)       109
Loans                                    27       (3,418)    (3,391)            192        2,020      2,212
                                    -------      -------    -------         -------      -------    -------
    Total interest income               361       (3,776)    (3,415)            473        2,137      2,610

INTEREST EXPENSE
----------------
NOW accounts                            213         (538)      (325)           (356)         (63)      (419)
Savings and Money Market                570       (1,214)      (644)            503          307        810
Time deposits                        (1,407)      (2,303)    (3,710)            132        2,198      2,330
Repurchase agreements                    23         (653)      (630)            182          (26)       156
Other borrowed money                      3         (232)      (229)           (425)         173       (252)
Subordinated debentures                  (8)         (46)       (54)            ---         (136)      (136)
                                    -------      -------    -------         -------      -------    -------
    Total interest expense             (606)      (4,986)    (5,592)             36        2,453      2,489
                                    -------      -------    -------         -------      -------    -------
Net interest earnings               $   967      $ 1,210    $ 2,177         $   437      $  (316)   $   121
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

SECURITIES

Table III
                                                                      MATURING
                                   ---------------------------------------------------------------------------
As of December 31, 2008                Within           After One but       After Five but
(dollars in thousands)                One Year        Within Five Years    Within Ten Years    After Ten Years
                                      --------        -----------------    ----------------    ---------------
                                   Amount    Yield     Amount    Yield      Amount   Yield      Amount   Yield
                                   ------    -----     ------    -----      ------   -----      ------   -----
U.S. Government
  sponsored entity securities     $ 7,682    4.14%    $21,551    4.26%     $ 2,633    4.95%         ---    ---
Obligations of states and
  political subdivisions            1,085    6.02%      3,992    7.04%       2,865    6.96%      $9,004   3.21%
Mortgage-backed securities          1,235    3.35%     42,279    3.88%         ---     ---          ---    ---
                                  -------    ----     -------    ----      -------    ----       ------   ----
    Total debt securiities        $10,002    4.25%    $67,822    4.19%     $ 5,498    6.00%      $9,004   3.21%
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

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

Table IV                                       Years Ended December 31
(dollars in thousands)                 2008     2007     2006     2005     2004
----------------------                 ----     ----     ----     ----     ----

Commercial loans (1)                 $5,898   $5,273   $7,806   $4,704   $4,657
 Percentage of loans to total loans   39.78%   40.63%   39.45%   38.33%   37.69%

Residential real estate loans           806      327      310      623      642
 Percentage of loans to total loans   40.09%   39.31%   38.16%   38.06%   37.84%

Consumer loans                        1,095    1,137    1,296    1,806    1,878
 Percentage of loans to total loans   20.13%   20.06%   22.39%   23.61%   24.47%

                                     -------  -------  -------  -------  -------
Allowance for Loan Losses            $7,799   $6,737     9,412   $7,133   $7,177
                                     =======  =======  =======  =======  =======
                                     100.00%  100.00%  100.00%  100.00%  100.00%
                                     =======  =======  =======  =======  =======
Ratio of net charge-offs
 to average loans                      1.24%     .78%     .54%     .31%     .47%
                                     =======  =======  =======  =======  =======

     The above allocation is based on estimates and subjective judgments and is not necessarily indicative of the specific amounts or loan categories in which losses may ultimately occur.

(1) Includes commercal and industrial and commercial real estate loans.

SUMMARY OF NONPERFORMING AND PAST DUE LOANS

Table V
(dollars in thousands)                 2008     2007     2006     2005     2004
----------------------                 ----     ----     ----     ----     ----
Impaired loans                      $ 8,099  $ 6,871  $17,402   $7,983   $5,573
Past due-90 days or more and
  still accruing                      1,878      927    1,375    1,317    1,402
Nonaccrual                            3,396    2,734   12,017    1,240    1,618
Accruing loans past due 90
  days or more to total loans           .30%     .14%     .22%     .21%     .23%
Nonaccrual loans as a % of
  total loans                           .54%     .43%    1.92%     .20%     .27%
Impaired loans as a % of total loans   1.28%    1.08%    2.78%    1.29%     .93%
Allowance for loans losses as a
  % of total loans                     1.24%    1.06%    1.51%    1.16%    1.20%

     Management believes that the impaired loan disclosures are comparable to the nonperforming loan disclosures except that the impaired loan disclosures do not include single family residential or consumer loans which are analyzed in the aggregate for loan impairment purposes.
     During 2008, the Company recognized $490 of interest income on impaired loans. Individual loans not included above that management feels have loss potential total approximately $1,404. The Company has no assets which are considered to be troubled debt restructurings that are not already included in the table above.
     Management formally considers placing a loan on nonaccrual status when collection of principal or interest has become doubtful. Furthermore, a loan should not be returned to the accrual status unless either all delinquent principal or interest has been brought current or the loan becomes well secured and is in the process of collection.

MATURITY AND REPRICING DATA OF LOANS

Table VI

As of December 31, 2008                             Maturing/Repricing
(dollars in thousands)
                               Within       After One but
                              One Year    Within Five Years   After Five Years     Total
                              --------    -----------------   ----------------     -----
Residential real estate loans $ 45,456         $ 20,488           $186,749        $252,693
Commercial loans (1)           134,965           77,312             38,510         250,787
Consumer loans                  29,785           65,648             31,478         126,911
                              --------         --------           --------        --------
  Total loans                 $210,206         $163,448           $256,737        $630,391
                              ========         ========           ========        ========

Loans maturing or repricing after one year with:
   Variable interest rates    $ 76,096
   Fixed interest rates        344,089
                              --------
   Total                      $420,185
                              ========

(1) Includes commercial and industrial and commercial real estate loans.

DEPOSITS

Table VII                                    as of December 31

(dollars in thousands)
                                     2008           2007           2006
                                     ----           ----           ----
Interest-bearing deposits:
  NOW accounts                     $ 80,855       $ 65,618       $ 78,484
  Money Market                       85,625         72,276         58,941
  Savings accounts                   32,664         31,436         32,719
  IRA accounts                       46,574         44,050         38,731
  Certificates of Deposit           261,137        297,057        306,951
                                   --------       --------       --------
                                    506,855        510,437        515,826
Noninterest-bearing deposits:
  Demand deposits                    85,506         78,589         77,960
                                   --------       --------       --------
    Total deposits                 $592,361       $589,026       $593,786
                                   ========       ========       ========

The following table presents the Company's estimated net interest income sensitivity:

INTEREST RATE SENSITIVITY
     Table VIII

 Change in               December 31, 2008           December 31, 2007
 Interest Rates           % Change in                 % Change in
 Basis Points           Net Interest Income         Net Interest Income
---------------         -------------------         -------------------

    +300                      (5.47%)                     (8.23%)
    +200                      (4.12%)                     (5.09%)
    +100                      (2.30%)                     (2.47%)
    -100                       2.54%                       2.48%
    -200                       ----                        5.01%
    -300                       ----                        7.86%

CONTRACTUAL OBLIGATIONS

Table IX

  The following  table presents, as  of December 31, 2008, significant fixed and determinable  contractual  obligations to third parties by payment date. Further discussion of the nature of each  obligation is included in the referenced  note to the consolidated financial statements.
                                                                            Payments Due In
(dollars in thousands)
                                            Note        One Year        One to          Three to          Over
                                         Reference      or Less       Three Years      Five Years      Five Years        Total
                                         ---------      --------      -----------      ----------      ----------      ----------
Deposits without a stated maturity           F          $284,650              ---             ---             ---        $284,650
Consumer and brokered time deposits          F           219,240         $ 82,359        $  5,083        $  1,029         307,711
Repurchase agreements                        G            24,070              ---             ---             ---          24,070
Other borrowed funds                         H            43,615           33,011              12             136          76,774
Subordinated debentures                      I               ---              ---             ---          13,500          13,500

KEY RATIOS

Table X
                               2008     2007     2006     2005     2004
                               ----     ----     ----     ----     ----
Return on average assets        .91%     .82%     .71%     .97%    1.16%
Return on average equity      11.62%   10.40%    9.00%   12.18%   15.02%
Dividend payout ratio         42.94%   46.66%   52.56%   38.55%   38.89%
Average equity to
  average assets               7.84%    7.87%    7.88%    7.93%    7.72%