Form 10-K, Exhibit 13
period 2009-12-31
OHIO VALLEY BANC CORP
filed 2010-03-16
CIK 894671

EXHIBIT 13
2009 Annual Report to Shareholders

A Message from Management

Dear Shareholders, Customers, and Friends,

Your company experienced an eventful year in 2009. There were challenges like increased FDIC premiums and the fallout from the big bank bailouts. There were opportunities such as the introduction of our new OVB Classroom Adventures, which brings local bankers into the classroom for lessons on financial literacy. There was sorrow for the loss of long-time Director and friend Robert H. Eastman. Yet there were triumphs experienced through an increase in dividends and launches of Ohio Valley Bank's new Visa Rewards credit card and Loan Central's new 3-Option Tax Refund Loan program.

In a recent letter to shareholders, we tried to imagine the bank as it was when it first opened its doors on November 1st, 1872. We imagine those days of family and faith; days when honesty and hard work paid dividends beyond monetary reward. Back then, they didn't have to worry about Sarbanes-Oxley or FDIC assessment fees. Their only concern was in serving their friends and neighbors, a commitment we still honor today.

Perhaps that's why Ohio Valley Bank has been around for more than 137 years and why our share performance has remained steady, performing well above our peer group (SNL $500 million - $1 billion Bank Index, chart on page 5). Maybe that's why OVBC's companies brought in a consolidated net income of over $6 million for the year of 2009, even after an increase in FDIC premiums of over a million dollars.

Based on the FDIC's restoration plan, we expect the heightened assessment levels to continue. On December 30, 2009, financial institutions were required to prepay their FDIC premiums through 2012. Ohio Valley Bank's assessment amount was nearly $3.6 million, which will be expensed over the next three years. This action insures our depositors; but, as you can see, it comes at a high price. Unfortunately, it's a cost incurred as a result of a problem that wasn't created by the carefully managed community banks like Ohio Valley Bank.

Careful management is a passion that has been passed from generation to generation in this institution. It is one of many traditions still honored by those that don an OVB name tag as they enter the lobby doors each morning. It is tradition like careful, conservative management and outstanding service that will help us weather threats in today’s U.S. financial industry.

However, as always, we hope to do more than weather the storm. In addition to the efforts by our 250+ employees to hold down expenses; we are actively seeking new sources of revenue and ways to expand on current services. Our marriage of tradition and technology helps us in this endeavor. Wherever our customers lead…wireless, paperless, self serve, hands free…we will support them. We will support them just as our predecessors did when they introduced the county's first free parking, the first drive-thru window, and the first ATM. When applied effectively, technology enhances our life, and in doing so, strengthens our community and our company.

On the pages that follow, we share our commitment to you, our shareholders, and to the communities in which we serve.

Sincerely,

Jeffrey E. Smith
Chairman and CEO
Ohio Valley Banc Corp.

Thomas E. Wiseman
President and COO
Ohio Valley Banc Corp.

A Tradition of Service …

Every bank offers checking accounts. Every bank offers savings and loans. However we’ve found (and I’m sure you have to) that not all banks are equal. It seems that too often, traditional community banks are left behind when it comes to offering the technology we’ve come to expect in today’s world. And the big banks...well, that’s just it. They are sometimes too big. They hide behind their technology, using it to completely replace human contact. They’ve forgotten their beginnings and those that got them to where they are now.

Tradition Meets Technology
Our secret? We marry the best of the traditional community bank with the technology of the big banks. We call it “Tradition Meets Technology”. Our focus on aggressively seeking new financial technology takes us above and beyond the typical community bank. In 2009 alone, Ohio Valley Bank began projects in debit/credit card rewards and a major expansion of our mobile banking offering. Also in 2009, Loan Central debuted its unprecedented 3-Option Tax Refund Loans.

Technology certainly makes a difference; however, we would be just like those faceless big banks if it were not for the second part...Tradition. OVB’s tradition of service is what keeps us grounded. It reminds us where we came from and who we serve. That’s why Ohio Valley Bank bankers teach financial literacy in school and at 4-H camp. OVB continues to support our communities including our local business owners; such as Eastman’s Foodland. In 2010, the Eastman family will celebrate the 30th Anniversary of their American company.

The extra care we take to protect the needs of our customers is second nature. It’s been that way since the doors opened in 1872.

We’ve also found that our unique marriage of Tradition and Technology turns the chore of banking into a fond experience.

When you ask elementary teacher Beth Covey, why she uses OVB’s iPhone application, she will probably say its because of convenience. The iPhone “app” is easy to use, but the convenience that Beth is referring to is that if she has a question, she can call or email OVB’s Internet Call Center, where a local person (not a machine or a random operator in India)
answers the phone and assists her.

When traveling software salesman Dave Rusie forgot that his online CD was maturing, he was relieved to see a friendly email in his Inbox. Internet Call Center Representative Jamie
 Stapleton assisted him with the maturing CD. The best part...Dave didn’t have to alter his travel plans; he didn’t even have to enter the state.

When carpet store owner Jon Mollohan decided to expand into the cleaning business, he knew that he would need to upgrade his credit card processing. He was amazed by the savings and ease-of-use that OVB’s merchant services provided. His new machine takes up less space, needs less attention, and each transaction costs less. Ohio Valley Bank’s Bank Card department was in constant contact with him during the switch over.

When Accounting Manager Jean Adkins is reconciling accounts for Holzer Medical Center, she downloads the account statements through eDelivery. She recalls an instance when the statement file was too big for her computer to download. She called OVB and within minutes, an OVB manager was at the door with a printed copy.

Ken Holley enjoys eDelivery too. In 2009, he was the lucky winner of a Gold Membership for the Columbus Zoo. Perhaps Ken will be able to visit the Asian Elephant that OVB
“adopted”. In October, for every person who switched to eDelivery paperless bank statements, Ohio Valley Bank made a donation to the Zoo’s Adopt-an-Animal program. Ohio Valley
Bank won three awards for the ground-breaking “Save a Tree. Feed an Animal.” program.

All this aside, we’re sure that one of the most memorable bank visits of the year was experienced by our Main Office customers in July. One day they were surprised to find that the lobby was transformed into a French bistro overnight. The decorations, food, and waitress costumes were part of a “Serving You” event dreamed up by Assistant Vice President
Brenda Henson. The event added a little fun to the week and was the talk of the town as photos of the lobby hit the newspaper and were traded on Facebook.

While customers will remember the lobby, OVB employees will always remember 2009 as a farewell to the traditional 2 o’clock cut-off. Since October 1st, transactions made at an OVB office before closing have been processed on the same business day. Some traditions die hard as they should. This project required alot of time and strategy to achieve; however, it was well worth the trouble. The extension, like all of the stories shared here, enhanced the banking experience for our customers.

PERFORMANCE

TOTAL RETURN PERFORMANCE
Year ended December 31, 2009

This is a comparison  of five-year  cumulative  total  returns among Ohio Valley
Banc Corp.'s common shares, the S & P 500 Index, and SNL $500 Million-$1 Billion
Bank Asset-Size  Index. The SNL Index represents stock  performance of 85 of the nation's  banks located  throughout  the United States with total assets between
$500 Million and $1 Billion (including Ohio Valley Banc Corp.)  Calculations are based on an investment of $100 on December 31, 2004 and assumes  reinvestment of dividends.

                                     Period Ending
                 ----------------------------------------------------------
                 12/31/04  12/31/05  12/31/06  12/31/07  12/31/08  12/31/09
                 --------  --------  --------  --------  --------  --------

OVBC              $100.00   $ 98.48   $101.31   $103.86   $ 80.38   $ 96.97

SNL $500M-$1B     $100.00   $104.29   $118.61   $ 95.04   $ 60.90   $ 58.00

S&P 500           $100.00   $104.91   $121.48   $128.16   $ 80.74   $102.11

Annual Report on Form 10-K
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
Inside Walmart - 2145 Eastern Ave.
3035 State Route 160
Inside Holzer - 100 Jackson Pike
Loan Office - Walmart Plaza, 2145 Eastern Ave.

Columbus, Ohio
3700 South High St.

Jackson, Ohio
740 East Main St.

Pomeroy, Ohio
Inside Sav-a-Lot - 700 W. Main St.

Rio Grande, Ohio
27 North College Ave.

South Point, Ohio
Inside Walmart - 354 Private Drive

Waverly, Ohio
507 West Emmitt Ave.

Huntington, West Virginia
3331 U.S. Route 60 East

Milton, West Virginia
280 East Main St.

Point Pleasant, West Virginia
328 Viand St.

Web Branch
www.ovbc.com or www.ohiovalleybank.com

Ohio Valley Bank ATMs can be found at each office and also at these convenient locations....

Foodland
State Rt. 160, Bidwell, Ohio

Holzer Medical Center Cafeteria
100 Jackson Pike, Gallipolis, Ohio

Foodland
409 N. Front Street, Oak Hill, Ohio

Tom's Convenient Store
1929 Tennyson Rd., Piketon, Ohio

Bob Evans Sausage Shop
State Rt. 588, Rio Grande, Ohio

BP
Rt 35 & 5 Mile Creek, Fraziers Bottom, West Virginia

One Stop
501 8th Street, Huntington, West Virginia

Sunoco Foodmart
3175 Route 60 E., Huntington, West Virginia

Pleasant Valley Hospital
2520 Valley Drive, Point Pleasant, West Virginia

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

OVBC OFFICERS
Jeffrey E. Smith, Chairman of the Board and Chief Executive Officer
Thomas E. Wiseman, President and Chief Operating Officer

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
Sandra L. Edwards, Vice President
Jennifer L. Osborne, Vice President
Tom R. Shepherd, Vice President
Scott W. Shockey, Vice President & Chief Financial Officer
Bryan F. Stepp, Vice President
Paula W. Clay, Assistant Secretary
Cindy H. Johnston, Assistant Secretary

OVBC DIRECTORS
Jeffrey E. Smith
Chairman & CEO, Ohio Valley Banc Corp. and Ohio Valley Bank

Thomas E. Wiseman
President & COO, Ohio Valley Banc Corp. and Ohio Valley Bank

David W. Thomas, Lead Director
Former Chief Examiner,  Ohio Division of Financial Institutions
bank supervision and regulation

Lannes C. Williamson
President, L. Williamson Pallets, Inc.
sawmill,  pallet  manufacturing, and wood processing

Steven B. Chapman
Certified Public Accountant, Chapman & Burris CPAs, LLC

Anna P. Barnitz
Treasurer  &  CFO,  Bob's  Market &  Greenhouses,  Inc.
wholesale  horticultural products and retail landscaping stores

Brent A. Saunders
Attorney, Halliday, Sheets & Saunders
President & CEO, Holzer Consolidated Health Systems
healthcare

Harold A. Howe
self employed
real estate investment and rental property
Robert E. Daniel
Management Coach/Project Manager, Holzer Clinic
multispecialty physician group practice

Roger D. Williams
Former President, Bob Evans Restaurants
restaurant operator and food products

DIRECTORS EMERITUS
W. Lowell Call                    Barney A. Molnar
James L. Dailey                   C. Leon Saunders
Art E. Hartley, Sr.               Wendell B. Thomas
Charles C. Lanham

WEST VIRGINIA ADVISORY BOARD
Mario P. Liberatore               Lannes C. Williamson
Anna P. Barnitz                   John C. Musgrave
Richard L. Handley                Stephen L. Johnson
Gregory K. Hartley                E. Allen Bell
Trenton M. Stover                 John A. Myers

OHIO VALLEY BANK DIRECTORS
Jeffrey E. Smith        Anna P. Barnitz
Thomas E. Wiseman       Brent A. Saunders
David W. Thomas         Robert E. Daniel
Lannes C. Williamson    Roger D. Williams
Harold A. Howe
Steven B. Chapman

OHIO VALLEY BANK OFFICERS
Jeffrey E. Smith        Chairman of the Board & Chief Executive Officer
Thomas E. Wiseman       President and Chief Operating Officer

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
Patrick H. Tackett      Retail Lending Group
Molly K. Tarbett        Loss Prevention Manager
Marilyn E. Kearns       Director of Human Resources
David K. Nadler         Financial Analyst & Strategic Plan Coordinator
Fred K. Mavis           Business Development Officer
Rick A. Swain           Western Division Branch Administrator
Frank W. Davison        Management Information Systems

ASSISTANT VICE PRESIDENTS
Philip E. Miller        Region Manager Franklin County
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
Cindy H. Johnston       Assistant Secretary
Christopher L. Preston  Regional Branch Administrator I-64
Angela G. King          Regional Branch Administrator Gallia/Meigs
Bryna S. Butler         Director e-Services and Corporate Communications
Kyla R. Carpenter       Director of Marketing
Toby M. Mannering       Collection Manager
Joe J. Wyant Region     Region Manager Jackson County
Allen W. Elliott        Bank Card Manager
Brenda G. Henson        Manager, Deposit Services
Tamela D. LeMaster      Regional Branch Administrator Gallia/Meigs
D. Jeremy Perkins       Network Systems
Gabriel U. Stewart      Chief Information Security Officer

ASSISTANT CASHIERS
Richard P. Speirs       Maintenance Technical Supervisor
Stephanie L. Stover     Retail Lending Operations Manager
Raymond G. Polcyn       Retail Lending Manager Gallia-Meigs SuperBanks
Tyrone J. Thomas        Assistant Manager Franklin County Region
Linda L. Hart           Assistant Manager Waverly Office
Miquel D. McCleese      Assistant Manager Columbus Office
Randall L. Hammond      Security Officer
Lori A. Edwards         Secondary Market Manager
Brandon O. Huff         AS400 Administrator
Lois J. Scherer         Assistant Transit Officer

LOAN CENTRAL OFFICERS
Katrinka V. Hart      Chairman of the Board
Cherie A. Barr        President
Timothy R. Brumfield  Secretary & Manager, Gallipolis Office
T. Joe Wilson         Manager, South Point Office
Joseph I. Jones       Manager, Waverly Office
John J. Holtzapfel    Manager, Wheelersburg Office
Deborah G. Moore      Manager, Jackson Office

                                           SELECTED FINANCIAL DATA

                                           Years Ended December 31

                                  2009      2008      2007      2006      2005
-------------------------------------------------------------------------------

(dollars in thousands, except share and per share data)

SUMMARY OF OPERATIONS:

Total interest income          $ 47,623  $ 51,533  $ 54,947  $ 52,421  $ 46,071
Total interest expense           16,932    20,828    26,420    23,931    18,137
Net interest income              30,691    30,705    28,527    28,490    27,934
Provision for loan losses         3,212     3,716     2,252     5,662     1,797
Total other income                7,747     6,193     5,236     5,830     5,522
Total other expenses             26,309    23,325    22,583    21,199    21,359
Income before income taxes        8,917     9,857     8,928     7,459    10,300
Income taxes                      2,272     2,729     2,631     2,061     3,283
Net income                        6,645     7,128     6,297     5,398     7,017

PER SHARE DATA:

Earnings per share               $ 1.67    $ 1.77    $ 1.52    $ 1.27    $ 1.64
Cash dividends declared
 per share                       $  .80    $  .76    $  .71    $  .67    $  .63
Book value per share             $16.70    $15.83    $15.10    $14.38    $13.90
Weighted average number of
 common shares outstanding    3,983,034 4,018,367 4,131,621 4,230,551 4,278,562

AVERAGE BALANCE SUMMARY:

Total loans                   $ 641,878 $ 629,225 $ 628,891 $ 626,418 $ 599,345
Securities (1)                  134,117   101,100    91,724    86,179    84,089
Deposits                        652,453   606,126   595,610   585,301   542,730
Other borrowed funds (2)         62,405    74,178    74,196    81,975    92,520
Shareholders' equity             64,941    61,346    60,549    59,970    57,620
Total assets                    818,952   782,312   769,554   760,932   726,489

PERIOD END BALANCES:

Total loans                   $ 651,356 $ 630,391 $ 637,103 $ 625,164 $ 617,532
Securities (1)                  113,307    99,218   100,713    90,161    84,623
Deposits                        647,644   592,361   589,026   593,786   562,866
Shareholders' equity             66,521    63,056    61,511    60,282    59,271
Total assets                    811,988   781,108   783,418   764,361   749,719

KEY RATIOS:

Return on average assets           .81%      .91%      .82%      .71%      .97%
Return on average equity         10.23%    11.62%    10.40%     9.00%    12.18%
Dividend payout ratio            47.95%    42.94%    46.66%    52.56%    38.55%
Average equity to average assets  7.93%     7.84%     7.87%     7.88%     7.93%

(1) Securities include interest-bearing balances with banks and FHLB stock.
(2) Other borrowed funds include subordinated debentures.

                     CONSOLIDATED STATEMENTS OF CONDITION

                                                           As of December 31

                                                         2008             2007
-------------------------------------------------------------------------------
(dollars in thousands, except share and per share data)

ASSETS

Cash and noninterest-bearing deposits with banks     $   9,101        $  16,650
Interest-bearing deposits with banks                     6,569              611
Federal funds sold                                         ---            1,031
                                                     ---------        ---------
  Total cash and cash equivalents                       15,670           18,292

Securities available for sale                           83,868           75,340
Securities held to maturity
 (estimated fair value: 2009 - $16,834,
  2008 - $17,241)                                       16,589           16,986
Federal Home Loan Bank stock                             6,281            6,281

Total loans                                            651,356          630,391
 Less: Allowance for loan losses                        (8,198)          (7,799)
                                                     ---------        ---------
  Net loans                                            643,158          622,592

Premises and equipment, net                             10,132           10,232
Accrued income receivable                                2,896            3,172
Goodwill                                                 1,267            1,267
Bank owned life insurance                               18,734           18,153
Prepaid FDIC insurance                                   3,567              ---
Other assets                                             9,826            8,793
                                                     ---------        ---------
  Total assets                                       $ 811,988        $ 781,108
                                                     =========        =========
LIABILITIES

Noninterest-bearing deposits                         $  86,770        $  85,506
Interest-bearing deposits                              560,874          506,855
                                                     ---------        ---------
  Total deposits                                       647,644          592,361

Securities sold under agreements to repurchase          31,641           24,070
Other borrowed funds                                    42,709           76,774
Subordinated debentures                                 13,500           13,500
Accrued liabilities                                      9,973           11,347
                                                     ---------        ---------
  Total liabilities                                    745,467          718,052
                                                     ---------        ---------
COMMITMENTS AND CONTINGENT LIABILITIES (See Note K)        ---              ---

SHAREHOLDERS' EQUITY

Common stock ($1.00 stated value per share, 10,000,000
 shares authorized; 2009 - 4,643,748 shares
 issued; 2008 - 4,642,748 shares issued)                 4,644            4,643
Additional paid-in capital                              32,704           32,683
Retained earnings                                       44,211           40,752
Accumulated other comprehensive income                     674              690
Treasury stock, at cost (2009 and 2008 - 659,739 shares)
                                                       (15,712)         (15,712)
                                                     ---------        ---------
  Total shareholders' equity                            66,521           63,056
                                                     ---------        ---------
  Total liabilities and shareholders' equity         $ 811,988        $ 781,108
                                                     =========        =========

          See accompanying notes to consolidated financial statements

                     CONSOLIDATED STATEMENTS OF INCOME

     For the years ended December 31              2009       2008       2007
------------------------------------------------------------------------------
(dollars in thousands, except per share data)

Interest and dividend income:
    Loans, including fees                       $ 44,076   $ 47,272   $ 50,671
    Securities:
        Taxable                                    2,748      3,109      3,079
        Tax exempt                                   451        535        555
    Dividends                                        290        323        398
    Other interest                                    58        294        244
                                                --------   --------   --------
                                                  47,623     51,533     54,947
Interest expense:
    Deposits                                      13,683     16,636     21,315
    Securities sold under agreements
      to repurchase                                   75        421      1,051
    Other borrowed funds                           2,085      2,682      2,911
    Subordinated debentures                        1,089      1,089      1,143
                                                --------   --------   --------
                                                  16,932     20,828     26,420
                                                --------   --------   --------

Net interest income                               30,691     30,705     28,527
Provision for loan losses                          3,212      3,716      2,252
    Net interest income after provision         --------   --------   --------
      for loan losses                             27,479     26,989     26,275
                                                --------   --------   --------
Noninterest income:
    Service charges on deposit accounts            2,816      3,073      2,982
    Trust fees                                       227        240        230
    Income from bank owned life insurance          1,460        757        757
    Mortgage banking income                          758        100         74
    Electronic refund check / deposit fees           528        272        110
    Gain(loss) on sale of other real estate owned     38        (31)      (777)
    Other                                          1,920      1,782      1,860
                                                --------   --------   --------
                                                   7,747      6,193      5,236
Noninterest expense:
    Salaries and employee benefits                14,973     14,057     13,045
    Occupancy                                      1,599      1,562      1,467
    Furniture and equipment                        1,204      1,048      1,086
    Corporation franchise tax                        713        606        671
    FDIC insurance                                 1,625        268         70
    Data processing                                  670        773        844
    Other                                          5,525      5,011      5,400
                                                --------   --------   --------
                                                  26,309     23,325     22,583
                                                --------   --------   --------

  Income before income taxes                       8,917      9,857      8,928

Provision for income taxes                         2,272      2,729      2,631
                                                --------   --------   --------
    NET INCOME                                   $ 6,645    $ 7,128    $ 6,297
                                                ========   ========   ========
Earnings per share                               $  1.67    $  1.77    $  1.52
                                                ========   ========   ========

          See accompanying notes to consolidated financial statements

                           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

For the years ended December 31, 2009, 2008 and 2007
(dollars in thousands, except share and per share data)

                                                                            Accumulated
                                                    Additional                 Other                           Total
                                           Common     Paid-In     Retained  Comprehensive   Treasury       Shareholders'
                                           Stock      Capital     Earnings  Income(Loss)      Stock           Equity
------------------------------------------------------------------------------------------------------------------------
BALANCES AT JANUARY 1, 2007               $ 4,626     $32,282     $34,404     $  (981)       $(10,049)        $60,282

  Comprehensive income:
    Net income                                ---         ---       6,297         ---             ---           6,297
    Change in unrealized loss on
     available for sale securities            ---         ---         ---       1,313             ---           1,313
    Income tax effect                         ---         ---         ---        (447)            ---            (447)
                                                                                                              -------
        Total comprehensive income            ---         ---         ---         ---             ---           7,163
  Common stock issued to ESOP,
    9,500 shares                               10         238         ---         ---             ---             248
  Common stock issued through
    dividend reinvestment, 5,907 shares         6         144         ---         ---             ---             150
  Cash dividends, $.71 per share              ---         ---      (2,938)        ---             ---          (2,938)
  Shares acquired for treasury, 134,551 shares---         ---         ---         ---          (3,394)         (3,394)
                                          -------     -------     -------     -------         -------         -------
BALANCES AT DECEMBER 31, 2007               4,642      32,664      37,763        (115)        (13,443)         61,511

  Cumulative-effect adjustment in adopting
    EITF No. 06-04                            ---         ---      (1,078)        ---             ---          (1,078)
  Comprehensive income:
    Net income                                ---         ---       7,128         ---             ---           7,128
    Change in unrealized loss on
     available for sale securities            ---         ---         ---       1,220             ---           1,220
    Income tax effect                         ---         ---         ---        (415)            ---            (415)
                                                                                                              -------
        Total comprehensive income            ---         ---         ---         ---             ---           7,933
  Common stock issued to ESOP,
    1,000 shares                                1          19         ---         ---             ---              20
  Common stock issued through
    dividend reinvestment, 1 share            ---         ---         ---         ---             ---             ---
  Cash dividends, $.76 per share              ---         ---      (3,061)        ---             ---          (3,061)
  Shares acquired for treasury, 92,336 shares ---         ---         ---         ---          (2,269)         (2,269)
                                          -------     -------     -------     -------         -------         -------
BALANCES AT DECEMBER 31, 2008               4,643      32,683      40,752         690         (15,712)         63,056

  Comprehensive income:
    Net income                                ---         ---       6,645         ---             ---           6,645
    Change in unrealized gain on
     available for sale securities            ---         ---         ---         (24)            ---             (24)
    Income tax effect                         ---         ---         ---           8             ---               8
                                                                                                              -------
        Total comprehensive income            ---         ---         ---         ---             ---           6,629
  Common stock issued to ESOP,
    1,000 shares                                1          21         ---         ---             ---              22
  Cash dividends, $.80 per share              ---         ---      (3,186)        ---             ---          (3,186)
                                          -------     -------     -------     -------         -------         -------
BALANCES AT DECEMBER 31, 2009             $ 4,644     $32,704     $44,211     $   674        $(15,712)        $66,521
                                          =======     =======     =======     =======        ========         =======

             See accompanying notes to consolidated financial statements

                                 CONSOLIDATED STATEMENTS OF CASH FLOWS

     For the years ended December 31                             2009       2008       2007
---------------------------------------------------------------------------------------------
(dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                   $ 6,645    $ 7,128    $ 6,297
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Depreciation                                                 1,071        939        987
    Net amortization of securities                                 280        101         66
    Proceeds from sale of loans in secondary market             57,815     11,703      4,300
    Loans disbursed for sale in secondary market               (57,057)   (11,603)    (4,226)
    Amortization of mortgage serviging rights                      129         54         25
    Impairment of mortgage servicing rights                         91         27         28
    Gain on sale of loans                                         (978)      (181)      (127)
    Deferred tax (benefit) expense                                  (2)      (102)       908
    Provision for loan losses                                    3,212      3,716      2,252
    Common stock issued to ESOP                                     22         20        248
    Earnings on bank owned life insurance                       (1,460)      (757)      (687)
    Federal Home Loan Bank stock dividend                          ---       (245)       ---
    (Gain)loss on sale of other real estate owned                  (38)        31        777
    Change in accrued income receivable                            276         82        (20)
    Change in accrued liabilities                               (1,374)    (1,720)     1,298
    Change in other assets                                      (3,704)       156       (841)
                                                               -------    -------    -------
      Net cash provided by operating activities                  4,928      9,349     11,285
                                                               -------    -------    -------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from maturities of securities
   available for sale                                           41,099     24,643      8,969
  Purchases of securities available for sale                   (49,922)   (20,792)   (15,509)
  Proceeds from maturities of securities
   held to maturity                                              1,858      2,046      1,009
  Purchases of securities held to maturity                      (1,470)    (3,060)    (3,649)
  Net change in loans                                          (25,527)      (991)   (19,498)
  Proceeds from sale of other real estate owned                  1,050        617      4,274
  Purchases of premises and equipment                             (971)    (1,300)    (1,046)
  Proceeds from bank owned life insurance                        1,034        ---         71
  Purchases of bank owned life insurance                          (304)    (1,204)       ---
                                                               -------    -------    -------
      Net cash used in investing activities                    (33,153)       (41)   (25,379)
                                                               -------    -------    -------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Change in deposits                                            55,283      3,335     (4,760)
  Cash dividends                                                (3,186)    (3,061)    (2,938)
  Proceeds from issuance of common stock                           ---        ---        150
  Purchases of treasury stock                                      ---     (2,269)    (3,394)
  Change in securities sold under agreements to repurchase       7,571    (16,320)    17,834
  Proceeds from Federal Home Loan Bank borrowings                6,050     13,000     20,000
  Repayment of Federal Home Loan Bank borrowings               (16,005)   (16,014)   (14,061)
  Change in other short-term borrowings                        (24,110)    12,786     (2,483)
  Proceeds from subordinated debentures                            ---        ---      8,500
  Repayment of subordinated debentures                             ---        ---     (8,500)
                                                               -------    -------    -------
      Net cash provided by (used in) financing activities       25,603     (8,543)    10,348
                                                               -------    -------    -------

CASH AND CASH EQUIVALENTS:
  Change in cash and cash equivalents                           (2,622)       765     (3,746)
  Cash and cash equivalents at beginning of year                18,292     17,527     21,273
                                                               -------    -------    -------
      Cash and cash equivalents at end of year                 $15,670    $18,292    $17,527
                                                               =======    =======    =======

SUPPLEMENTAL DISCLOSURE:
  Cash paid for interest                                       $17,791    $22,637    $25,854
  Cash paid for income taxes                                     2,730      2,827        878
  Non-cash transfers from loans to other real estate owned       1,749      5,049      2,632

           See accompanying notes to consolidated financial statements

                                        5

 [ THIS PAGE INTENTIONALLY LEFT BLANK ]

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Amounts are in thousands, except share and per share data

Note A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business:  Ohio Valley Banc Corp.  ("Ohio Valley") is a financial holding  company  registered  under the Bank Holding  Company Act of 1956.  Ohio
Valley has one banking subsidiary, The Ohio Valley Bank Company (the "Bank"), as well as a subsidiary that engages in consumer lending to individuals with higher credit risk  history and a  subsidiary  insurance  agency that  facilitates  the receipts of insurance commissions.

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

Industry  Segment  Information:  Internal  financial  information  is  primarily reported and aggregated in two lines of business, banking and consumer finance.

Use of Estimates in the Preparation of Financial Statements:  The preparation of financial  statements  in conformity  with U.S.  generally  accepted  accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities,  the disclosure of contingent assets and  liabilities  at the  date of the  financial  statements,  and the  reported amounts of revenues and expenses  during the reporting  period.  Actual  results could  differ from those  estimates.  Areas  involving  the use of  management's estimates and assumptions  that are more  susceptible to change in the near term involve the allowance for loan losses,  mortgage servicing rights,  deferred tax assets,  the fair  value of  certain  securities,  the fair  value of  financial instruments and the determination and carrying value of impaired loans.

Cash and Cash  Equivalents:  Cash and  cash  equivalents  include  cash on hand, interest and  noninterest-bearing  deposits  with banks and federal  funds sold.
Generally, federal funds are purchased and sold for one-day periods. The Company reports net cash flows for customer  loan  transactions,  deposit  transactions,
short-term  borrowings  and  interest-bearing   deposits  with  other  financial
institutions.

Securities:  The  Company  classifies  securities  into  held  to  maturity  and available for sale categories.  Held to maturity  securities are those which the
Company has the positive intent and ability to hold to maturity and are reported
at  amortized  cost.   Securities  classified  as  available  for  sale  include
securities  that could be sold for liquidity,  investment  management or similar reasons even if there is not a present  intention of such a sale.  Available for sale  securities  are reported at fair value,  with  unrealized  gains or losses included in other comprehensive income, net of tax.

     Premium  amortization is deducted from, and discount accretion is added to, interest income on securities using the level yield method without  anticipating
prepayments,   except  for  mortgage-backed  securities  where  prepayments  are anticipated.  Gains  and  losses  are  recognized  upon  the  sale  of  specific identified securities on the completed transaction basis.

Other-Than-Temporary-Impairments    of    Securities:    In    determining    an
other-than-temporary-impairment  ("OTTI"),  management  considers  many factors, including:  (1) the  length of time and the  extent to which the fair  value has been less than cost, (2) the financial  condition and near-term prospects of the issuer, (3) whether the market decline was affected by macroeconomic conditions, and (4) whether  the  Company  has the intent to sell the debt  security or more likely than not will be required to sell the debt security before its

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

anticipated recovery.  The assessment of whether an OTTI decline exists involves a high  degree of  subjectivity  and  judgment  and is based on the  information available to management at a point in time.

     When an OTTI occurs,  the amount of the OTTI recognized in earnings depends on whether an entity  intends to sell the security or it is more likely than not it will be required to sell the security  before  recovery of its amortized cost basis, less any current-period creditloss. If an entity intends to sell or it is more likely than not it will be required to sell the security before recovery of its amortized costbasis,  less any current-period credit loss, the OTTI shall be recognized in earnings equal to the entire  difference  between the investment's amortized  cost basis and its fair value at the balance sheet date. If an entity does not intend to sell the security and it is notmore  likely than not that the entity will be required to sell the security  before  recovery of its  amortized cost basis less any  currentperiodloss,  the OTTI  shall be  separated  into the amount representing the credit loss and the amount related to all other factors.
The amount of the total OTTI related to the credit loss is  determined  based on the present  value of cash flows  expected to be collected and  isrecognized  in earnings. The amount of the total OTTI related to other factors is recognized in other comprehensive income, net of applicable taxes. The previous amortized cost basis less the OTTI recognized in earnings  becomes the new amortized cost basis of the investment.

FHLB  Stock:  Federal  Home Loan Bank stock is carried at cost  because its fair
value  is   difficult   to  determine   due  to   restrictions   placed  on  its
transferability.

Loans:  Loans  that  management  has the  intent  and  ability  to hold  for the foreseeable  future or until  maturity or payoff are  reported at the  principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance  for loan losses.  Interest  income is reported on an accrual basis using the interest  method and includes  amortization  of net deferred loan fees and costs over the loan term using the level yield method  without  anticipating prepayments.

     Interest  income is discontinued  and the loan moved to non-accrual  status when full loan  repayment  is in doubt,  typically  when the loan is impaired or payments are past due over 90 days unless the loan is well-secured or in process of collection. Past due status is based on the contractual terms of the loan. In all cases,  loans are placed on nonaccrual or  charged-off at an earlier date if collection of principal or interest is considered doubtful. Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

     All interest  accrued but not received  for loans placed on  nonaccrual  is reversed against interest income.  Interest  received on such loans is accounted for on the cash-basis  method until qualifying for return to accrual.  Loans are returned  to  accrual  status  when  all  the  principal  and  interest  amounts contractually  due are  brought  current  and  future  payments  are  reasonably assured.

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

     The  allowance  consists of specific and general  components.  The specific component  relates to loans that are  individually  classified as impaired.  The general component covers  non-classified loans and classified loans that are not reviewed  for  impairment,  based on  historical  loss  experience  adjusted for current factors.

     A loan is impaired  when full payment under the loan terms is not expected.
Commercial  and  commercial  real estate loans are  individually  evaluated  for impairment.  Impaired  loans are carried at the present  value of expected  cash flows discounted at the loan's  effective  interest rate or at the fair value of the collateral if the loan is collateral  dependent.  A portion of the allowance for loan losses is allocated to impaired loans.  Large groups of smaller balance homogeneous  loans,  such as consumer and  residential  real estate  loans,  are collectively evaluated for impairment, and accordingly,  they are not separately identified for impairment disclosures. Troubled debt restructurings are measured at the present value of estimated  future cash flows using the loan's  effective rate at inception.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Concentrations  of Credit Risk:  The Company  grants  residential,  consumer and commercial loans to customers  located  primarily in the  southeastern  Ohio and western West Virginia areas.

     The following represents the composition of the Company's loan portfolio at
December 31:

                                             % of Total Loans
                                             -----------------
                                              2009       2008
                                             ------     ------
Residential real estate loans                36.66%     40.09%
Commercial real estate loans                 32.13%     31.50%
Consumer loans                               20.91%     20.13%
Commercial and industrial loans               9.03%      7.11%
All other loans                               1.27%      1.17%
                                             ------     ------
                                             100.00%    100.00%
                                             ======     ======

Approximately 3.76% of total loans are unsecured.

     The Bank, in the normal course of its  operations,  conducts  business with
correspondent  financial  institutions.   Balances  in  correspondent  accounts,
investments  in federal  funds,  certificates  of deposit  and other  short-term securities  are closely  monitored to ensure that  prudent  levels of credit and liquidity  risks are  maintained.  At  December  31,  2009,  the Bank's  primary correspondent  balance  was  $6,186 on  deposit  at the  Federal  Reserve  Bank,
Cleveland, Ohio.

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

Other Real Estate:  Real estate acquired through  foreclosure or deed-in-lieu of foreclosure  is  included  in other  assets.  Such real estate is carried at the lower of  investment  in the loan or estimated  fair value of the property  less estimated  selling costs. Any reduction to fair value at the time of acquisition is accounted for as a loan charge-off. Any subsequent reduction in fair value is recorded as a loss on other  assets.  Costs  incurred to carry other real estate are charged to expense.  Other real estate  owned  totaled  $5,392 and $4,693 at
December 31, 2009 and 2008.

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

Mortgage  Servicing Rights: A mortgage  servicing right ("MSR") is a contractual agreement  where the right to  service a mortgage  loan is sold by the  original lender to another party.  When the Company sells mortgage loans to the secondary market,  it retains the  servicing  rights to these loans.  The Company's MSR is recognized  separately  when  acquired  through  sales of loans and is initially recorded  at fair value with the income  statement  effect  recorded in mortgage banking  income.  Subsequently,  the MSR is then  amortized in proportion to and over the period of estimated future servicing income of the underlying loan. The
MSR is then evaluated for impairment  periodically  based upon the fair value of the  rights as  compared  to the  carrying  amount,  with any  impairment  being recognized  through a  valuation  allowance.  Fair  value of the MSR is based on market  prices  for  comparable  mortgage  servicing  contracts.  Impairment  is determined  by  stratifying  rights into  groupings  based on  predominant  risk characteristics,  such as interest  rate,  loan type and investor  type.  If the
Company  later  determines  that all or a portion  of the  impairment  no longer exists for a particular  grouping,  a reduction of the allowance may be recorded as an increase to income At December 31, 2009 and 2008,  the Company's MSR asset portfolio was $474 and $191, respectively.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Repurchase  Agreements:   Substantially  all  repurchase  agreement  liabilities
represent amounts advanced by various customers. Securities are pledged to cover these liabilities, which are not covered by federal deposit insurance.

Per Share  Amounts:  Earnings  per share is based on net  income  divided by the following  weighted  average  number of common  shares  outstanding  during  the periods: 3,983,034 for 2009; 4,018,367 for 2008; 4,131,621 for 2007. Ohio Valley
had no dilutive securities outstanding for any period presented.

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

Comprehensive  Income:  Comprehensive  income  consists  of net income and other comprehensive  income.  Other comprehensive income includes unrealized gains and losses on securities  available  for sale which are also  recognized as separate components of equity, net of tax.

Loss  Contingencies:  Loss  contingencies,  including  claims and legal  actions arising in the ordinary course of business, are recorded as liabilities when the likelihood  of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Bank Owned Life Insurance:  The Company has purchased life insurance policies on certain key executives. Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash  surrender  value  adjusted for other charges or other amounts due that are probable at settlement.

ESOP:  Compensation  expense is based on the market  price of shares as they are committed to be allocated to participant accounts.

Adoption of New Accounting  Standards:  In June 2009,  the Financial  Accounting
Standards Board ("FASB") replaced  Statement of Financial  Accounting  Standards
("SFAS") No. 168, The FASB Accounting  Standards  Codification and the Hierarchy
of Generally Accepted Accounting  Principles,  with Statement 162, The Hierarchy
of  Generally  Accepted  Accounting  Principles,   and  to  establish  the  FASB
Accounting  Standards  Codification  (the "ASC") as the source of  authoritative accounting  principles  recognized by the FASB to be applied by  nongovernmental entities in the  preparation  of financial  statements in conformity  with GAAP.
Rules and  interpretive  releases  of the  Securities  and  Exchange  Commission
("SEC")  under  authority  of  federal  securities  laws  are  also  sources  of authoritative  GAAP for SEC  registrants.  The ASC was  effective  for financial statements  issued  for  periods  after  September  15,  2009 and did not have a material impact on the Company's financial position and results of operations.

     In April 2009,  the FASB issued  Staff  Position  ("FSP") No. 115-2 and No.
124-2,  Recognition and Presentation of Other-Than-  Temporary  Impairments (ASC
320-10),  which amended existing guidance for determining  whether impairment is other-thantemporary  for debt  securities.  The  requires  an  entity  to assess whether  it  intends  to  sell,  or it is more  likely  than not that it will be required to sell, a security in an unrealized  loss position  before recovery of its  amortized  cost  basis.  If either of these  criteria  is met,  the  entire difference  between  amortized  cost and fair value is  recognized as impairment through earnings.  For securities that do not meet the aforementioned  criteria,
the  amount  of  impairment  is  split  into  two  components  as  follows:   1)
other-than-temporary  impairment  ("OTTI")  related to other  factors,  which is recognized  in other  comprehensive  income and 2) OTTI  related to credit loss, which must be recognized in the income statement.  The credit loss is determined as the  difference  between the present  value of the cash flows  expected to be
collected  and  the  amortized  cost  basis.  Additionally,   disclosures  about
other-than-temporary  impairments for debt and equity  securities were expanded.
ASC 320-10 was effective for interim and annual  reporting  periods  ending June
15, 2009, with early adoption permitted for periods ending after March 15, 2009.
The Company adopted the provisions of this  pronouncement  for the period ending
June 15, 2009, as required.  The adoption of this  pronouncement  did not have a material impact on the Company's financial position and results of operations.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

     In April 2009, the FASB issued FSP No. 157-4,  Determining  Fair Value When the Volume and Level of Activity for the Asset and Liability Have  Significantly
Decreased and Identifying  Transactions That Are Not Orderly (ASC 820-10).  This
FSP emphasizes  that the objective of a fair value  measurement  does not change
even  when  market   activity   for  the  asset  or  liability   has   decreased
significantly.  Fair value is the price that would be received for an asset sold or paid to transfer a liability in an orderly transaction (that is, not a forced liquidation or distressed  sale) between market  participants at the measurement date under current market  conditions.  When  observable  transactions or quoted prices  are not  considered  orderly,  then  little,  if any,  weight  should be assigned to the indication of the asset or liability's  fair value.  Adjustments to those  transactions  or prices would be needed to determine  the  appropriate fair value. The FSP, which was applied prospectively,  was effective for interim and annual reporting  periods ending after June 15, 2009 with early adoption for periods ending after March 15, 2009. The Company  adopted the provisions of this pronouncement for the period ending June 15, 2009, as required.  The adoption of this  pronouncement  did not have a material  impact on the Company's  financial position and results of operations.

Effect of Newly Issued But Not Yet Effective Accounting Standards: In June 2009,
the FASB issued SFAS No. 166,  Accounting for Transfers of Financial  Assets, an
Amendment  of  FASB  Statement  No.  140  (ASU  1009-16).   The  new  accounting
requirement  amends  previous  guidance  relating to the  transfers of financial assets and eliminates the concept of a qualifying  special purpose entity.  This
Statement must be applied as of the beginning of each  reporting  entity's first annual reporting period that begins after November 15, 2009, for interim periods within that first annual  reporting  period and for interim and annual reporting periods thereafter.  This Statement must be applied to transfers occurring on or after the effective  date.  Additionally,  on and after the effective  date, the concept  of a  qualifying  special-purpose  entity  is no  longer  relevant  for accounting purposes.  Therefore,  formerly qualifying  special-purpose  entities should be evaluated  for  consolidation  by reporting  entities on and after the effective  date  in  accordance  with  the  applicable  consolidation  guidance.
Additionally,  the disclosure provisions of this Statement were also amended and apply to transfers  that occurred  both before and after the  effective  date of this Statement. The effect of adopting this new guidance is not expected to have a material impact on the Company's financial position and results of operations.

     In June 2009, FASB issued SFAS No. 167,  Amendments to FASB  Interpretation
No. 46(R) (ASU 2009-17),  which amended  guidance for  consolidation of variable
interest  entities  by  replacing  the  quantitative-based   risks  and  rewards
calculation  for  determining  which  enterprise,  if  any,  has  a  controlling financial  interest in a variable  interest  entity with an approach  focused on identifying  which  enterprise  has the  power to  direct  the  activities  of a variable  interest entity that most  significantly  impact the entity's economic performance  and (1) the  obligation  to absorb  losses of the entity or (2) the right to  receive  benefits  from  the  entity.  This  Statement  also  requires additional  disclosures  about an enterprise's  involvement in variable interest entities. This Statement will be effective as of the beginning of each reporting entity's first annual  reporting period that begins after November 15, 2009, for interim periods within that first annual reporting  period,  and for interim and annual reporting periods thereafter. Early adoption is prohibited. The effect of adopting  this new  guidance is not  expected  to have a material  impact on the
Company's financial position and results of operations.

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

Dividend  Restrictions:  Banking regulations require maintaining certain capital levels and may limit the  dividends  paid by the Bank to Ohio  Valley or by Ohio
Valley to its shareholders.  See Note O for more specific  disclosure related to dividend restrictions.

Restrictions  on Cash:  Cash on hand or on deposit with Fifth Third Bank and the
Federal  Reserve  Bank of $7,897  and  $8,066 was  required  to meet  regulatory reserve and clearing  requirements  at year-end  2009 and 2008.  The balances at
Fifth Third Bank do not earn interest.

Fair Value of Financial  Instruments:  Fair values of financial  instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note N. Fair value estimates  involve  uncertainties and matters of significant  judgment regarding interest rates,  credit risk,  prepayments,  and other factors,  especially in the absence of broad markets for particular items.
Changes in assumptions or in market  conditions could  significantly  affect the estimates.

Reclassifications:  The consolidated financial statements for 2008 and 2007 have
been   reclassified   to  conform  with  the   presentation   for  2009.   These
reclassifications had no effect on the net results of operations.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE B - SECURITIES

  Securities are summarized as follows:
                                                          Gross        Gross     Estimated
                                            Amortized   Unrealized   Unrealized    Fair
Securities Available for Sale                 Cost        Gains        Losses      Value
                                              ----        -----        ------      -----
  December 31, 2009
  -----------------
  U.S. Treasury securities                   $10,548      $  10       $    (1)    $10,557
  U.S. Government sponsored
    entity securities                         33,561         561          ---      34,122
  Agency mortgage-backed
    securities, residential                   38,737         560         (108)     39,189
                                             -------      ------      --------    -------
     Total securities                        $82,846      $1,131      $  (109)    $83,868
                                             =======      ======      ========    =======

  December 31, 2008
  -----------------
  U.S. Government sponsored
    entity securities                        $30,623      $1,243      $   ---     $31,866
  Agency mortgage-backed
    securities, residential                   43,671          82         (279)     43,474
                                             -------      ------      --------    -------
     Total securities                        $74,294      $1,325      $  (279)    $75,340
                                             =======      ======      ========    =======

                                                          Gross        Gross     Estimated
                                            Amortized   Unrealized   Unrealized    Fair
Securities Held to Maturity                   Cost        Gains        Losses      Value
                                              ----        -----        ------      -----
   December 31, 2009
  -----------------
  Obligations of states and
    political subdivisions                   $16,553      $  287       $ (41)     $16,799
  Agency mortgage-backed
    securities, residential                       36         ---          (1)          35
                                             -------      ------       ------     -------
     Total securities                        $16,589      $  287       $ (42)     $16,834
                                             =======      ======       ======     =======

  December 31, 2008
  -----------------
  Obligations of states and
    political subdivisions                   $16,946      $  327       $ (70)     $17,203
  Agency mortgage-backed
    securities, residential                       40         ---          (2)          38
                                             -------      ------       ------     -------
     Total securities                        $16,986      $  327       $ (72)     $17,241
                                             =======      ======       ======     =======

     At year-end 2009 and 2008,  there were no holdings of securities of any one issuer,  other than the U.S.  Government and its agencies,  in an amount greater than 10% of shareholders' equity.

     Securities with a carrying value of  approximately  $80,671 at December 31,
2009 and $73,539 at December  31, 2008 were pledged to secure  public  deposits, repurchase  agreements  and for other  purposes as required or permitted by law.

     The amortized cost and estimated fair value of debt  securities at December
31, 2009, by contractual maturity, are shown below. Actual maturities may differ from contractual  maturities  because certain issuers may have the right to call or prepay the debt obligations prior to their contractual maturities.

                               Available for Sale         Held to Maturity
                             ----------------------    -----------------------
                                          Estimated                  Estimated
                             Amortized      Fair       Amortized       Fair
Debt Securities:               Cost         Value        Cost          Value
                              -------      -------      -------       -------
  Due in one year or less     $33,083      $33,193      $ 2,097       $ 2,151
  Due in one to five years     11,026       11,486        1,775         1,847
  Due in five to ten years        ---          ---        4,259         4,361
  Due after ten years             ---          ---        8,422         8,440
  Agency mortgage-backed
    securities, residential    38,737       39,189           36            35
                              -------      -------      -------       -------
     Total debt securities    $82,846      $83,868      $16,589       $16,834
                              =======      =======      =======       =======

     There  were no sales of debt or equity  securities  during  2009,  2008 and
2007.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

  Securities with unrealized losses not recognized in income are as follows:

                                              Less than 12 Months       12 Months or More            Total
                                              -------------------       -----------------            -----
  December 31, 2009                          Fair       Unrealized     Fair      Unrealized     Fair      Unrealized
                                             Value        Loss         Value       Loss         Value       Loss
                                             -----        -----        -----       -----        -----       -----
  Securities Available for Sale
  -----------------------------
  U.S. Treasury securities                   $ 3,028      $   (1)      $   ---     $   ---      $ 3,028      $    (1)
  Agency mortgage-backed
    securities, residential                    9,054        (108)          ---         ---        9,054         (108)
                                             -------      ------       -------     -------      -------      -------
                                             $12,082      $ (109)      $   ---     $   ---      $12,082      $  (109)
                                             =======      ======       =======     =======      =======      =======
  Securities Held to Maturity
  -----------------------------
  Agency mortgage-backed
    securities, residential                  $   ---      $  ---       $    25     $    (1)     $    25      $    (1)
  Obligations of states and
    political subdivisions                       767         (13)        1,389         (28)       2,156          (41)
                                             -------      ------       -------     -------      -------      -------
                                             $   767      $  (13)      $ 1,414     $   (29)     $ 2,181      $   (42)
                                             =======      ======       =======     =======      =======      =======

                                              Less than 12 Months       12 Months or More            Total
                                              -------------------       -----------------            -----
  December 31, 2008                          Fair       Unrealized     Fair      Unrealized     Fair      Unrealized
                                             Value        Loss         Value       Loss         Value       Loss
                                             -----        -----        -----       -----        -----       -----
  Securities Available for Sale
  -----------------------------
  Agency mortgage-backed
    securities, residential                  $12,759      $ (178)      $18,914     $  (101)     $31,673      $  (279)
                                             -------      ------       -------     -------      -------      -------
                                             $12,759      $ (178)      $18,914     $  (101)     $31,673      $  (279)
                                             =======      ======       =======     =======      =======      =======
  Securities Held to Maturity
  -----------------------------
  Agency mortgage-backed
    securities, residential                  $   ---      $  ---       $    37     $    (2)     $    37      $    (2)
  Obligations of states and
    political subdivisions                       ---         ---         2,879         (70)       2,879          (70)
                                             -------      ------       -------     -------      -------      -------
                                             $   ---      $  ---       $ 2,916     $   (72)     $ 2,916      $   (72)
                                             =======      ======       =======     =======      =======      =======

     Unrealized losses on the Company's debt securities have not been recognized into  income  because  the  issuers'  securities  are of  high  credit  quality, management has the intent and ability to hold them for the  foreseeable  future, and the decline in fair value is largely  due to  increases  in market  interest rates and other market conditions.  The fair value is expected to recover as the bonds approach their  maturity date or reset date.  Management  does not believe any  individual  unrealized  loss at December  31, 2009 and 2008  represents  an other-than-temporary impairment.

NOTE C - LOANS

     Loans are comprised of the following at December 31:

                                          2009            2008
                                          ----            ----
Residential Real estate                 $238,761        $252,693
Commercial real estate                   209,300         198,559
Commercial and industrial                 58,818          44,824
Consumer                                 136,229         126,911
All other                                  8,248           7,404
                                        --------        --------
  Total Loans                           $651,356        $630,391
                                        ========        ========

The Bank originated  refund  anticipation  loans that  contributed fee income of
$397 in 2009, $265 in 2008 and $94 in 2007.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE D - ALLOWANCE FOR LOAN LOSSES

     Following  is an analysis of changes in the  allowance  for loan losses for the years ended December 31:

                                          2009           2008           2007
                                          ----           ----           ----
Balance, beginning of year               $7,799         $6,737         $9,412

Loans charged off:
  Commercial (1)                            627          1,164          4,002
  Residential real estate                 1,172            225            422
  Consumer                                2,532          2,140          1,617
                                         ------         ------         ------
    Total loans charged off               4,331          3,529          6,041

Recoveries of loans:
  Commercial (1)                            730             95            248
  Residential real estate                    41             61            166
  Consumer                                  747            719            700
                                         ------         ------         ------
    Total recoveries of loans             1,518            875          1,114

Net loan charge-offs                     (2,813)        (2,654)        (4,927)
Provision charged to operations           3,212          3,716          2,252
                                         ------         ------         ------
Balance, end of year                     $8,198         $7,799         $6,737
                                         ======         ======         ======

Information regarding impaired loans (restated for 2008) is as follows:

                                                          2009           2008
                                                          ----           ----
  Balance of impaired loans                             $27,644        $21,153

  Less portion for which no specific
  allowance is allocated                                 11,575          5,513
                                                        -------        -------
  Portion of impaired loan balance for which
  an allowance for credit losses is allocated           $16,069        $15,640
                                                        =======        =======
  Portion of allowance for loan losses allocated
  to the impaired loan balance                          $ 3,928        $ 3,854
                                                        =======        =======

  Average investment in impaired loans for the year     $27,927        $20,860
                                                        =======        =======

  Past due - 90 days or more and still accruing         $ 1,639        $ 1,878
                                                        =======        =======

  Nonaccrual                                            $ 3,619        $ 3,396
                                                        =======        =======

     Interest  recognized  on impaired  loans was $1,690,  $1,021,  and $674 for years ending 2009,  2008 and 2007,  respectively.  Accrual  basis income was not materially different from cash basis income for the periods presented.

     Nonaccrual  loans and loans past due 90 days still on accrual  include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

     In  2009, the Company changed  its  methodology  for  identifying  impaired loans. Amounts as of December 31, 2008 have been  reclassified  to be consistent with the 2009 methodology.  The  change  resulted  in  reclassifying  current or performing loans as impaired  loans for  which full payment  under  the original
terms  is  not  probable.   As  of  December  31, 2008,  $13,054  of loans  were
reclassified as impaired loans and the related general allowance for loan losses allocation of $2,450 was reclassified as a specific  allowance for  loan losses.
Prior  to  the  change in  methodology, the  general  allowance  for loan losses allocation related to these  loans was  based on  historical  credit losses, and these  allocations were materially consistent with amounts that would have  been determined  had  the loans been classified as impaired. The reclassification had no impact on the  allowance for loan losses, the provision for loan  losses, net income or retained earnings.

(1) Includes commercial and industrial and commercial real estate loans

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE E - PREMISES AND EQUIPMENT

Following is a summary of premises and equipment at December 31:

                                                2009           2008
                                                ----           ----

Land                                          $ 1,805        $ 1,570
Buildings                                      10,144         10,220
Leasehold improvements                          2,897          2,822
Furniture and equipment                        13,213         12,489
                                              -------        -------
                                               28,059         27,101
Less accumulated depreciation                  17,927         16,869
                                              -------        -------
     Total premises and equipment             $10,132        $10,232
                                              =======        =======

The following is a summary of the future  minimum lease  payments for facilities leased by the Company.  Lease expense was $462 in 2009, $448 in 2008 and $405 in
2007.

2010         $  417
2011            382
2012            344
2013            293
2014            186
Thereafter      109
             ------
             $1,731
             ======

NOTE F - DEPOSITS

Following is a summary of interest-bearing deposits at December 31:

                                                   2009           2008
                                                   ----           ----

NOW accounts                                    $ 91,998       $ 80,855
Savings and Money Market                         142,478        118,289
Time:
   In denominations under $100,000               186,228        183,397
   In denominations of $100,000 or more          140,170        124,314
                                                --------       --------
     Total time deposits                         326,398        307,711
                                                --------       --------
     Total interest-bearing deposits            $560,874       $506,855
                                                ========       ========

  Following  is  a  summary  of  total  time  deposits  by remaining maturity at
December 31, 2009:

2010                      $180,318
2011                        90,211
2012                        29,805
2013                        15,639
2014                         9,427
Thereafter                     998
                          --------
     Total                $326,398
                          ========

Brokered  deposits,  included  in time  deposits,  were  $34,741  and $17,906 at
December 31, 2009 and 2008, respectively.

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

                                                  2009           2008
                                                  ----           ----

Balance outstanding at period-end               $31,641        $24,070
                                                -------        -------
Weighted average interest rate at period-end       .25%           .70%
                                                -------        -------
Average amount outstanding during the year      $27,540        $28,040
                                                -------        -------
Approximate weighted average interest rate
 during the year                                   .27%          1.50%
                                                -------        -------
Maximum amount outstanding as of any month-end  $32,718        $35,309
                                                -------        -------
Securities underlying these agreements at
 year-end were as follows:

  Carrying value of securities                  $37,837        $51,690
                                                -------        -------
  Fair Value                                    $38,433        $52,083
                                                -------        -------

NOTE H - OTHER BORROWED FUNDS

  Other  borrowed  funds at   December  31,  2009  and  2008  are  comprised  of
advances from the Federal Home Loan Bank("FHLB") of Cincinnati, promissory notes and Federal Reserve Bank ("FRB") Notes.

                 FHLB Borrowings   Promissory Notes   FRB Notes      Totals
                 ---------------   ----------------   ---------      -------
    2009             $38,209           $ 4,247         $   253      $ 42,709
    2008             $68,715           $ 5,479         $ 2,580      $ 76,774

     Pursuant to collateral  agreements  with the FHLB,  advances are secured by
$213,975 in qualifying  mortgage  loans and $6,280 in FHLB stock at December 31,
2009.  Fixed rate FHLB advances of $38,209 mature through 2033 and have interest rates ranging from 2.13% to 6.62%.  There were no variable-rate  FHLB borrowings at December 31, 2009.
     At December  31,  2009,  the Company had a cash  management  line of credit enabling it to borrow up to $75,000 from the FHLB. All cash management  advances have an original  maturity of 90 days.  The line of credit must be renewed on an annual basis. There was $75,000 available on this line of credit at December 31,
2009.
     Based on the  Company's  current  FHLB stock  ownership,  total  assets and pledgeable  residential  first  mortgage  loans,  the Company had the ability to obtain  borrowings  from the FHLB up to a maximum of $158,500  at  December  31,
2009. Of this maximum  borrowing  capacity of $158,500,  the Company had $95,091 available to use as additional  borrowings,  of which, $75,000 could be used for short-term, cash management advances as mentioned above.
     Promissory  notes,  issued  primarily by Ohio  Valley,  have fixed rates of
2.00% to 5.00% and are due at various  dates  through a final  maturity  date of
December 8, 2014. A total of $400  represented  promissory notes payable by Ohio
Valley to related  parties.  See Note L for further  discussion of related party transactions.
     FRB notes consist of the  collection  of tax payments  from Bank  customers under the Treasury Tax and Loan  program.  These funds have a variable  interest rate and are callable on demand by the U.S. Treasury.  The interest rate for the
Company's FRB notes was zero percent at December 31, 2009 and December 31, 2008.
Various  investment  securities  from the Bank used to  collateralize  FRB notes totaled $3,290 at December 31, 2009 and $5,880 at December 31, 2008.
     Letters of credit issued on the Bank's behalf by the FHLB to  collateralize certain public unit deposits as required by law totaled  $25,200 at December 31,
2009 and $45,850 at December 31, 2008.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE H - OTHER BORROWED FUNDS (continued)

Scheduled principal payments over the next five years:

                 FHLB Borrowings     Promissory Notes     FRB Notes      Totals
                 ---------------     ----------------     ---------      ------
    2009             $26,065              $2,456           $  253       $28,774
    2010               6,062                 ---              ---         6,062
    2011                  64                 646              ---           710
    2012               2,567                 ---              ---         2,567
    2013               2,569               1,145              ---         3,714
    Thereafter           882                 ---              ---           882
                     -------              ------           ------       -------
                     $38,209              $4,247           $  253       $42,709
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

     Under the  provisions  of the related  indenture  agreements,  the interest payable on the trust preferred securities is deferrable for up to five years and any such  deferral is not  considered a default.  During any period of deferral,
the  Company  would  be  precluded  from   declaring  or  paying   dividends  to
shareholders or repurchasing any of the Company's common stock.  Under generally accepted  accounting  principles,  the  trusts  are not  consolidated  with  the
Company.  Accordingly,  the Company does not report the securities issued by the trust as  liabilities,  and  instead  reports as  liabilities  the  subordinated debentures  issued by the  Company  and held by the trust.  Since the  Company's equity  interest  in the  trusts  cannot  be  received  until  the  subordinated debentures are repaid, these amounts have been netted.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE J - INCOME TAXES

The provision for income taxes consists of the following components:

                                                 2009       2008       2007
                                                 ----       ----       ----
Current tax expense                             $2,274     $2,831    $1,723
Deferred tax (benefit)expense                      (2)       (102)      908
                                                ------     ------    ------
   Total income taxes                           $2,272     $2,729    $2,631
                                                ======     ======    ======

The source of deferred tax assets and deferred tax liabilities at December 31:

                                                           2009       2008
                                                           ----       ----
Items giving rise to deferred tax assets:
   Allowance for loan losses                              $2,848     $2,712
   Deferred compensation                                   1,430      1,362
   Deferred loan fees/costs                                  356        294
   Depreciation                                              ---         21
   Other                                                     155        189

Items giving rise to deferred tax liabilities:
   Mortgage servicing rights                                (165)       (66)
   FHLB stock dividends                                   (1,081)    (1,081)
   Unrealized gain on securities available for sale         (348)      (356)
   Depreciation                                              (93)       ---
   Prepaid expenses                                         (150)      (168)
   Intangibles                                              (268)      (232)
   Other                                                      (1)        (2)
                                                          ------     ------
Net deferred tax asset                                    $2,683     $2,673
                                                          ======     ======

     The Company  determined  that it was not  required to establish a valuation allowance  for deferred tax assets since  management  believes that the deferred tax assets are likely to be realized  through a carry back to taxable  income in prior years or the future reversals of existing taxable temporary differences.

     The  difference  between the financial  statement tax provision and amounts computed  by applying  the  statutory  federal  income tax rate of 34% to income before taxes is as follows:

                                                      2009       2008     2007
                                                      ----       ----     ----

Statutory tax                                       $3,032     $3,351    $3,036
Effect of nontaxable interest                         (264)      (282)     (282)
Nondeductible interest expense                          24         34        47
Income from bank owned insurance                      (196)      (192)     (186)
Effect of nontaxable life insurance death proceeds    (189)       ---       (24)
Effect of state income tax                              74          1       114
Tax credits                                           (212)      (193)      (78)
Other items                                              3         10         4
                                                    ------     ------    ------
   Total income taxes                               $2,272     $2,729    $2,631
                                                    ======     ======    ======

     At December 31, 2008 and December 31, 2009, the Company had no unrecognized tax  benefits.  The  Company  does not  expect the  amount of  unrecognized  tax benefits to significantly change within the next twelve months.

     The Company is subject to U.S.  federal income tax as well as West Virginia state  income  tax.  The  Company  is no  longer  subject  to  federal  or state examination  for years  prior to 2006.  The tax years  2006-2008  remain open to federal and state examinations.

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

Following is a summary of such commitments at December 31:

                                                2009        2008
                                               ------      ------
        Fixed rate                            $   827     $   577
        Variable rate                          57,564      63,839

        Standby letters of credit              12,012      13,524

     The interest rate on fixed rate  commitments  ranged from 5.50% to 8.63% at
December 31, 2009.

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

NOTE L - RELATED PARTY TRANSACTIONS

   Certain  directors,  executive  officers  and  companies  in  which  they are affiliated  were loan  customers  during  2009.  A summary of  activity on these borrower relationships with aggregate debt greater than $120 is as follows:

Total loans at January 1, 2009        $ 8,411
   New loans                              609
   Repayments                            (615)
   Other changes                       (1,071)
                                      -------
Total loans at December 31, 2009      $ 7,334
                                      =======

     Other changes  include  adjustments  for loans  applicable to one reporting period that are excludable from the other reporting  period,  such as changes in persons classified as directors,  executive officers and companies'  affiliates.
In addition, certain directors, executive officers and companies with which they are affiliated were recipients of  interest-bearing  promissory  notes issued by
Ohio  Valley in the amount of $400 at  December  31, 2009 and $3,521 at December
31, 2008.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE M - EMPLOYEE BENEFITS

     The Bank has a  profit-sharing  plan for the benefit of its  employees  and their  beneficiaries.  Contributions  to the plan are determined by the Board of
Directors of Ohio Valley.  Contributions  charged to expense were $196, $187 and
$172, for 2009, 2008 and 2007.

     Ohio Valley  maintains an Employee  Stock  Ownership  Plan (ESOP)  covering substantially  all  employees  of the Company.  Ohio Valley makes  discretionary contributions  to the ESOP,  which are allocated to ESOP  participants  based on relative compensation. The total number of shares held by the ESOP, all of which have been  allocated  to  participant  accounts,  were  226,480  and  227,177 at
December 31, 2009 and 2008. In addition, the Bank made contributions to its ESOP
Trust as follows:

                                      Years ended December 31
                                  2009         2008         2007
                                  ----         ----         ----

Number of shares issued           1,000        1,000        1,000
                                 ======       ======       ======

Fair value of stock contributed   $  22        $  20        $  26

Cash contributed                    371          340          318
                                  -----        -----        -----

Total expense                     $ 393        $ 360        $ 344
                                  =====        =====        =====

     Life insurance contracts with a cash surrender value of $18,734 at December
31, 2009 have been  purchased by the  Company,  the owner of the  policies.  The purpose of these contracts was to replace a current group life insurance program for executive officers, implement a deferred compensation plan for directors and executive  officers,  implement  a  director  retirement  plan and  implement  a
supplemental   retirement  plan  for  certain   officers.   Under  the  deferred
compensation plan, Ohio Valley pays each participant the amount of fees deferred plus interest over the participant's  desired term, upon termination of service.
Under the director retirement plan, participants are eligible to receive ongoing compensation  payments  upon  retirement  subject  to  length  of  service.  The supplemental retirement plan provides payments to select executive officers upon retirement based upon a compensation  formula  determined by Ohio Valley's Board of Directors.  The present value of payments expected to be provided are accrued during  the  Expenses  related  to the  plans for each of the last  three  years amounted to $321, $328, and $294. service period of the covered  individuals and amounted to $4,114 and $3,914 at December 31, 2009 and 2008. In association with the  split-dollar  life insurance plan, the present value of the  postretirement benefit totaled $1,303 at December 31, 2009 and $1,125 at December 31, 2008.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE N - FAIR VALUE OF FINANCIAL INSTRUMENTS

     The  measurement  of fair value under US GAAP uses a hierarchy  intended to maximize  the use of  observable  inputs and  minimize  the use of  unobservable inputs.  This hierarchy uses three levels of inputs to measure the fair value of assets and liabilities as follows:

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

Securities Available For Sale:  Securities  classified as available for sale are reported  at fair value  utilizing  Level 2 inputs.  For these  securities,  the
Company obtains fair value  measurements using pricing models that vary based on asset class and include available trade, bid and other market information.  Fair value of securities available for sale may also be determined by matrix pricing, which is a  mathematical  technique  used  widely in the  industry to value debt securities  without  relying  exclusively  on  quoted  prices  for the  specific securities,  but  rather by  relying on the  securities'  relationship  to other benchmark quoted securities.

Impaired  Loans:  Some  impaired  loans are  reported  at the fair  value of the
underlying  collateral  adjusted  for  selling  costs.   Collateral  values  are
estimated using Level 3 inputs based on third party appraisals.

Mortgage  Servicing Rights:  Fair value is based on market prices for comparable mortgage servicing contracts.

Assets and Liabilities Measured on a Recurring Basis
Assets  and  liabilities  measured  at  fair  value  on a  recurring  basis  are summarized below:

                                        Fair Value Measurements at December 31, 2009, Using
                                    ------------------------------------------------------------
                                      Quoted Prices in          Significant
                                       Active Markets              Other           Significant
                                       for Identical             Observable        Unobservable
                                           Assets                  Inputs             Inputs
                                         (Level 1)                (Level 2)          (Level 3)
                                    -------------------      -----------------    --------------
Assets:
U.S. Treasury securities                    ----                 $ 10,557              ----
U.S. Government sponsored entity
  securities                                ----                   34,122              ----
Agency mortgage-backed securities,
  residential                               ----                   39,189              ----

                                        Fair Value Measurements at December 31, 2008, Using
                                    ------------------------------------------------------------
                                      Quoted Prices in          Significant
                                       Active Markets              Other           Significant
                                       for Identical             Observable        Unobservable
                                           Assets                  Inputs             Inputs
                                         (Level 1)                (Level 2)          (Level 3)
                                    -------------------      -----------------    --------------
Assets:
U.S. Government sponsored entity
  securities                                ----                 $ 31,866              ----
Agency mortgage-backed securities,
  residential                               ----                   43,474              ----

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE N - FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

Assets and Liabilities Measured on a Nonrecurring Basis
Assets and liabilities measured at fair value on a nonrecurring basis (restated for 2008) are summarized below:

                                        Fair Value Measurements at December 31, 2009, Using
                                     ------------------------------------------------------------
                                       Quoted Prices in          Significant
                                        Active Markets              Other           Significant
                                        for Identical             Observable        Unobservable
                                            Assets                  Inputs             Inputs
                                          (Level 1)                (Level 2)          (Level 3)
                                     -------------------      -----------------    --------------
Assets:
Impaired Loans                              ----                     ----             $12,141
Mortgage servicing rights                   ----                     ----                 474

                                        Fair Value Measurements at December 31, 2008, Using
                                     ------------------------------------------------------------
                                       Quoted Prices in          Significant
                                        Active Markets              Other           Significant
                                        for Identical             Observable        Unobservable
                                            Assets                  Inputs             Inputs
                                          (Level 1)                (Level 2)          (Level 3)
                                     -------------------      -----------------    --------------
Assets:
Impaired Loans                              ----                     ----             $11,786

     Impaired loans,  which are usually  measured for impairment  using the fair value of the  collateral,  had a principal  balance of $27,644 at  December  31,
2009.  The portion of this impaired loan balance for which a specific  allowance for  credit  losses  was  allocated  totaled  $16,069,  resulting  in a specific valuation allowance of $3,928. This led to an additional provision for loan loss expense of $74. At December  31,  2008,  impaired  loans had a principal balance of $21,153.  The portion of this  impaired  loan  balance  for which  a specific
allowance  for credit losses  was  allocated  totaled   $15,640, resulting  in a
specific  valuation allowance  of $3,854.  The specific  valuation allowance for those loans has increased from $3,854 at December 31, 2008 to $3,928 at December
31, 2009.

     Mortgage  servicing  rights,  which  are  carried  at lower of cost or fair value,  were  carried  at their  fair  value  of  $474,  which is made up of the outstanding  balance of $620,  net of a valuation  allowance of $146 at December
31, 2009, resulting in a charge of $91 for the year ending December 31, 2009.

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

Securities  classified  as available  for sale are  reported at fair value.  For these  securities,  the Company  obtains fair value  measurements  using pricing models that vary based on asset class and include available trade, bid and other market  information.  Fair value of securities  may also be determined by matrix pricing,  which is a mathematical technique used widely in the industry to value debt securities  without  relying  exclusively on quoted prices for the specific securities,  but  rather by  relying on the  securities'  relationship  to other benchmark quoted securities.

Federal Home Loan Bank stock: It is not practical to determine the fair value of
Federal Home Loan Bank stock due to restrictions placed on its transferability.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE N - FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

Loans:  The fair value of fixed rate loans is  estimated by  discounting  future cash flows  using the  current  rates at which  similar  loans  would be made to borrowers with similar credit ratings and for the same remaining maturities. The fair value of loan  commitments  and standby letters of credits was not material at  December  31,  2009 or 2008.  The fair  value  for  variable  rate  loans is estimated to be equal to carrying  value.  This fair value  represents  an entry price in  accordance  with ASC 825.  While ASC 820  amended  ASC 825 in  several respects,  this  approach to fair value  remains an  acceptable  approach  under generally accepted accounting principles.

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

                                              2009                  2008
                                              ----                  ----
                                       Carrying     Fair     Carrying    Fair
                                         Value      Value      Value     Value
                                         -----      -----      -----     -----
Financial assets:
   Cash and cash equivalents          $ 15,670   $ 15,670   $ 18,292   $ 18,292
   Securities                          100,457    100,702     92,326     92,581
   Federal Home Loan Bank stock          6,281        N/A      6,281        N/A
   Loans                               643,158    661,005    622,592    637,422
   Accrued interest receivable           2,896      2,896      3,172      3,172

Financial liabilities:
   Deposits                            647,644    649,530    592,361    591,742
   Securities sold under agreements
     to repurchase                      31,641     31,641     24,070     24,070
   Other borrowed funds                 42,709     43,276     76,774     78,777
   Subordinated debentures              13,500     13,712     13,500     13,718
   Accrued interest payable              4,075      4,075      4,933      4,933

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

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE O - REGULATORY MATTERS

     Banks  and  bank  holding  companies  are  subject  to  regulatory  capital
requirements   administered  by  federal  banking  agencies.   Capital  adequacy
guidelines and,  additionally for banks,  prompt corrective action  regulations,
involve   quantitative   measures   of   assets,   liabilities,    and   certain
off-balance-sheet   items  calculated  under  regulatory  accounting  practices.
Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action.
Management  believes  as of  December  31,  2009,  the Company and Bank meet all capital adequacy requirements to which it is subject.

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
                                                                                   Minimum Required
                                                                                      To Be Well
                                                               Minimum Required    Capitalized Under
                                                                  For Capital      Prompt Corrective
                                                Actual         Adequacy Purposes   Action Regulations
                                                ------         -----------------   ------------------
                                            Amount   Ratio       Amount  Ratio       Amount   Ratio
                                            ------   -----       ------  -----       ------   -----
2009
Total capital (to risk weighted assets)
   Consolidated                            $85,941   13.6%      $50,588   8.0%      $63,235    N/A
   Bank                                     79,583   12.7        50,059   8.0        62,574   10.0%
Tier 1 capital (to risk weighted assets)
   Consolidated                             78,033   12.3        25,294   4.0        37,941    N/A
   Bank                                     71,760   11.5        25,030   4.0        37,545    6.0
Tier 1 capital (to average assets)
   Consolidated                             78,033    9.6        32,507   4.0        40,633    N/A
   Bank                                     71,760    8.9        32,112   4.0        40,140    5.0

2008
Total capital (to risk weighted assets)
   Consolidated                            $82,205   13.5%      $48,783   8.0%      $60,979    N/A
   Bank                                     76,642   12.7        48,155   8.0        60,194   10.0%
Tier 1 capital (to risk weighted assets)
   Consolidated                             74,581   12.2        24,391   4.0        36,587    N/A
   Bank                                     69,158   11.5        24,078   4.0        36,116    6.0
Tier 1 capital (to average assets)
   Consolidated                             74,581    9.7        30,788   4.0        38,485    N/A
   Bank                                     69,158    9.1        30,355   4.0        37,944    5.0

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
At January 1, 2010,  approximately $4,155 of the subsidiaries' retained earnings were  available  for  dividends  under  these  guidelines.  In addition to these restrictions,  as a practical matter, dividend payments cannot reduce regulatory capital levels below minimum regulatory guidelines

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

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

CONDENSED STATEMENTS OF CONDITION
                                                 Years ended December 31:
                                                         2009      2008
Assets                                                   ----      ----
  Cash and cash equivalents                           $ 1,215    $ 1,169
  Investment in subsidiaries                           78,910     75,440
  Notes receivable - subsidiaries                       4,230      5,461
  Other assets                                            302        295
                                                      -------    -------
    Total assets                                      $84,657    $82,365
                                                      =======    =======

Liabilities
  Notes payable                                       $ 4,247    $ 5,479
  Subordinated debentures                              13,500     13,500
  Other liabilities                                       389        330
                                                      -------    -------
    Total liabilities                                  18,136     19,309
                                                      -------    -------
Shareholders' Equity
    Total shareholders' equity                         66,521     63,056
                                                      -------    -------
    Total liabilities and shareholders' equity        $84,657    $82,365
                                                      =======    =======

CONDENSED STATEMENTS OF INCOME

                                                       Years ended December 31:
                                                        2009      2008     2007
                                                        ----      ----     ----
Income:
  Interest on notes                                   $  156    $  259   $  311
  Other operating income                                  56        33       35
  Dividends from subsidiaries                          4,000     6,250    5,000

Expenses:
  Interest on notes                                      157       261      314
  Interest on subordinated debentures                  1,089     1,089    1,143
  Operating expenses                                     230       309      227
                                                      ------    ------   ------
  Income before income taxes and equity in
    undistributed earnings of subsidiaries             2,736     4,883    3,662
  Income tax benefit                                     423       458      450
  Equity in undistributed earnings of subsidiaries     3,486     1,787    2,185
                                                      ------    ------   ------
    Net Income                                        $6,645    $7,128   $6,297
                                                      ======    ======   ======
                                       25

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE P - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (continued)

CONDENSED STATEMENT OF CASH FLOWS
                                                       Years ended December 31:
                                                        2009     2008     2007
                                                        ----     ----     ----
Cash flows from operating activities:
  Net income                                          $6,645    $7,128   $6,297
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Equity in undistributed earnings
        of subsidiaries                               (3,486)   (1,787)  (2,185)
      Change in other assets                              (7)      133      (39)
      Change in other liabilities                         59        (3)     (73)
                                                      ------    ------   ------
    Net cash provided by
      operating activities                             3,211     5,471    4,000
                                                      ------    ------   ------

Cash flows from investing activities:
  Change in notes receivable                           1,231       197     (320)
                                                      ------    ------   ------
    Net cash provided by (used in)
      investing activities                             1,231       197     (320)
                                                      ------    ------   ------

Cash flows from financing activities:
  Change in notes payable                             (1,232)     (244)     329
  Proceeds from subordinated debentures                  ---       ---    8,500
  Repayment of subordinated debentures                   ---       ---   (8,500)
  Cash dividends paid                                 (3,186)   (3,061)  (2,938)
  Proceeds from issuance of common shares                 22        20      398
  Purchases of treasury shares                           ---    (2,269)  (3,394)
                                                      ------    ------   ------
    Net cash used in financing activities             (4,396)   (5,554)  (5,605)
                                                      ------    ------   ------

Cash and cash equivalents:
  Change in cash and cash equivalents                     46       114   (1,925)
  Cash and cash equivalents at beginning of year       1,169     1,055    2,980
                                                      ------    ------   ------
    Cash and cash equivalents at end of year          $1,215    $1,169   $1,055
                                                      ======    ======   ======
                                       26

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE Q - SEGMENT INFORMATION

     The  reportable  segments  are  determined  by the  products  and  services offered,  primarily distinguished between banking and consumer finance. They are also  distinguished by the level of information  provided to the chief operating decision  maker,  who uses such  information  to review  performance  of various components of the business which are then  aggregated if operating  performance, products/services,  and customers are similar. Loans, investments,  and deposits provide the majority of the net revenues from the banking operation, while loans provide the majority of the net revenues for the consumer finance  segment.  All
Company segments are domestic.

     Total revenues from the banking  segment,  which accounted for the majority of the  Company's  total  revenues,  totaled  93.4%,  94.0%  and  94.8% of total consolidated  revenues  for the years ending  December 31, 2009,  2008 and 2007, respectively.

     The accounting policies used for the Company's  reportable segments are the same as those described in Note A - Summary of Significant  Accounting Policies.
Income taxes are  allocated  based on income  before tax  expense.  Transactions among reportable segments are made at fair value.

     Segment information for the years ended December 31, is as follows:

                                 Year Ended December 31, 2009
                            -------------------------------------
                                           Consumer        Total
                             Banking       Finance        Company
                            --------      --------       --------
Net interest income         $ 27,817      $  2,874       $ 30,691
Provision expense           $  3,049      $    163       $  3,212
Tax expense                 $  1,843      $    429       $  2,272
Net income                  $  5,810      $    835       $  6,645
Assets                      $797,276      $ 14,712       $811,988

                                 Year Ended December 31, 2008
                            -------------------------------------
                                           Consumer        Total
                             Banking       Finance        Company
                            --------      --------       --------
Net interest income         $ 28,067      $  2,638       $ 30,705
Provision expense           $  3,479      $    237       $  3,716
Tax expense                 $  2,357      $    372       $  2,729
Net income                  $  6,405      $    723       $  7,128
Assets                      $767,485      $ 13,623       $781,108

                                 Year Ended December 31, 2007
                            -------------------------------------
                                           Consumer        Total
                             Banking       Finance        Company
                            --------      --------       --------
Net interest income         $ 26,216      $  2,311       $ 28,527
Provision expense           $  2,125      $    127       $  2,252
Tax expense                 $  2,298      $    333       $  2,631
Net income                  $  5,645      $    652       $  6,297
Assets                      $770,958      $ 12,460       $783,418

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE R - CONSOLIDATED QUARTERLY FINANCIAL INFORMATION (unaudited)

                                          Quarters Ended

                              Mar. 31    Jun. 30    Sept. 30    Dec. 31
      2009                    -------    -------    --------    -------

Total interest income         $12,611    $11,710     $11,733    $11,569
Total interest expense          4,331      4,407       4,285      3,909
Net interest income             8,280      7,303       7,448      7,660
Provision for loan losses(1)      848        296         957      1,111
    Net Income                  2,051      1,396       1,700      1,498

Earnings per share            $   .51    $   .35     $   .43    $   .38

      2008

Total interest income         $13,734    $12,853     $12,657    $12,289
Total interest expense          6,059      5,298       4,933      4,538
Net interest income             7,675      7,555       7,724      7,751
Provision for loan losses         701        916         693      1,406
    Net Income                  1,965      1,731       1,885      1,547

Earnings per share            $   .48    $   .43     $   .47    $   .39

      2007

Total interest income         $13,502    $13,720     $13,784    $13,941
Total interest expense          6,431      6,554       6,779      6,656
Net interest income             7,071      7,166       7,005      7,285
Provision for loan losses         386        616         332        918
    Net Income                  1,775      1,686       1,833      1,003

Earnings per share            $   .42    $   .41     $   .45    $   .24

(1)  During the second quarter of 2009,  the Bank  experienced a decrease in its provision  expense as a result of a $648 loan  recovery  from a  commercial loan relationship.

                        REPORT OF INDEPENDENT REGISTERED
                             PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Ohio Valley Banc Corp.

We have audited the  accompanying  consolidated  statements of condition of Ohio
Valley Banc Corp.  (the  "Company")  as of December  31, 2009 and 2008,  and the
related consolidated  statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2009. We also have audited the Company's internal control over financial  reporting as of
December  31,  2009,  based  on  criteria  established  in  Internal  Control  -
Integrated Framework issued by the Committee of Sponsoring  Organizations of the
Treadway Commission. The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the  effectiveness  of internal control over financial reporting,  included in the accompanying Management's Report on Internal Control
Over Financial  Reporting.  Our responsibility is to express an opinion on these financial  statements  and an opinion on the  Company's  internal  control  over financial reporting based on our audits.

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

In our opinion, the consolidated  financial statements referred to above present fairly,  in all material  respects,  the financial  position of Ohio Valley Banc
Corp. as of December 31, 2009 and 2008,  and the results of its  operations  and its cash flows for each of the three  years in the  period  ended  December  31,
2009, in conformity with accounting  principles generally accepted in the United
States of America.  Also in our opinion, Ohio Valley Banc Corp.  maintained,  in all material respects, effective internal control over financial reporting as of
December  31,  2009,  based  on  criteria  established  in  Internal  Control  -
Integrated Framework issued by the Committee of Sponsoring  Organizations of the
Treadway Commission.

                                                 /s/CROWE HORWATH LLP
                                                    Crowe Horwath LLP

Columbus, Ohio
March 16, 2010

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

     Management  assessed  Ohio Valley Banc Corp.'s  system of internal  control over  financial  reporting as of December 31, 2009,  in relation to criteria for effective  internal  control over financial  reporting as described in "Internal
Control   Integrated   Framework,"   issued  by  the   Committee  of  Sponsoring
Organizations of the Treadway Commission.  Based on this assessment,  management concluded  that,  as of December 31, 2009,  its system of internal  control over financial reporting is effective and meets the criteria of the "Internal Control
Integrated Framework".

     Crowe Horwath LLP,  independent  registered  public  accounting  firm,  has issued an audit report dated March 16, 2010 on the  Company's  internal  control over  financial  reporting.  That report is  contained in Ohio  Valley's  Annual
Report to  Shareholders  under the  heading  "Report of  Independent  Registered
Public Accounting Firm".

   Ohio Valley Banc Corp

/s/JEFFREY E. SMITH
   Jeffrey E. Smith
   Chairman, CEO

/s/SCOTT W. SHOCKEY
   Scott W. Shockey
   Vice President, CFO

   March 9, 2010

                          SUMMARY OF COMMON STOCK DATA

                             OHIO VALLEY BANC CORP.
                     Years ended December 31, 2009 and 2008

INFORMATION AS TO STOCK PRICES AND DIVIDENDS: On February 9, 1996, Ohio Valley's
common  shares  began to be quoted on The NASDAQ  Stock  Market under the symbol
"OVBC".  The following  table  summarizes the high and low sales prices for Ohio
Valley's  common shares on the NASDAQ Global  Market for each  quarterly  period since January 1, 2008.

2009               High          Low
----              ------        ------
First Quarter     $22.29        $18.00
Second Quarter     32.31         21.30
Third Quarter      30.69         25.34
Fourth Quarter     28.50         20.34

2008               High          Low
----              ------        ------
First Quarter     $26.65        $25.00
Second Quarter     26.25         25.00
Third Quarter      25.50         20.00
Fourth Quarter     21.80         17.65

     Shown below is a table which  reflects the dividends  declared per share on
Ohio  Valley's  common  shares.  As of March 12, 2010,  the number of holders of record of common shares was 2,142, an increase from 2,124  shareholders at March
13, 2009.

Dividends per share      2009        2008
-------------------      ----        ----
First Quarter            $.20        $.19
Second Quarter            .20         .19
Third Quarter             .20         .19
Fourth Quarter            .20         .19

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

     In addition,  FRB policy  requires Ohio Valley to provide notice to the FRB in advance of the  payment of a dividend  to Ohio  Valley's  shareholders  under certain  circumstances,  and the FRB may disapprove of such dividend  payment if the FRB determines the payment would be an unsafe or unsound practice.

     Dividend  restrictions  are  also  listed  within  the  provisions  of Ohio
Valley's trust preferred  security  arrangements.  Under the provisions of these agreements,  the interest payable on the trust preferred  securities is deferral for up to five years and any such  deferral  would not be  considered a default.
During any period of deferral,  Ohio Valley would be precluded from declaring or paying dividends to its shareholders or repurchasing any of its common stock.

                               PERFORMANCE GRAPH

                             OHIO VALLEY BANC CORP.
                          Year ended December 31, 2009

     The following graph sets forth a comparison of five-year  cumulative  total returns among the Company's common shares (indicated "Ohio Valley Banc Corp." on the  Performance  Graph),  the S & P 500  Index  (indicated  "S & P 500"  on the
Performance  Graph),  and  SNL  Securities  SNL  $500  Million-$1  Billion  Bank
Asset-Size Index (indicated "SNL" on the Performance Graph) for the fiscal years indicated.  Information  reflected on the graph assumes an investment of $100 on
December  31, 2004 in each of the common  shares of the  Company,  the S & P 500
Index,  and the SNL Index.  Cumulative  total  return  assumes  reinvestment  of dividends. The SNL Index represents stock performance of eighty-five (85) of the nation's  banks located  throughout  the United States with total assets between
$500 Million and $1 Billion as selected by SNL  Securities  of  Charlottesville,
Virginia. The Company is included as one of the 85 banks in the SNL Index.

                                 TOTAL RETURN PERFORMANCE

                           OVBC, SNL $500M-$1B Bank Index and S&P 500
                                          2004-2009

                                        Period Ending
                 ----------------------------------------------------------
                 12/31/04  12/31/05  12/31/06  12/31/07  12/31/08  12/31/09
                 --------  --------  --------  --------  --------  --------

OVBC              $100.00   $ 98.48   $101.31   $103.86   $ 80.38   $ 96.97

SNL $500M-$1B     $100.00   $104.29   $118.61   $ 95.04   $ 60.90   $ 58.00

S&P 500           $100.00   $104.91   $121.48   $128.16   $ 80.74   $102.11

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

RESULTS OF OPERATIONS:

SUMMARY
     Ohio Valley Banc Corp.  generated net income of $6,645 for 2009, a decrease of 6.8% from 2008.  Earnings  per share were $1.67 for 2009,  a decrease of 5.6%
from  2008.  The  decrease  in net income  and  earnings  per share for 2009 was primarily  due to higher  costs  related to deposit  assessments  by the Federal
Deposit Insurance Corporation  ("FDIC").  Such costs rose to $1,625 in 2009 from
$268 in 2008 and reflected  higher  assessment  rates and a $373 second  quarter
2009 special assessment levied by the FDIC on insured financial  institutions to rebuild the Deposit  Insurance  Fund.  The higher FDIC costs reduced  2009's net income  and  earnings  per  share by $896  and  $0.22,  respectively.  Partially offsetting the  significant  FDIC  insurance  expense  increase was  noninterest income  improvement of 25.1% during 2009.  The growth in noninterest  income was largely due to life insurance proceeds collected in the third quarter of 2009 as well as increased  transaction  volume related to the Company's mortgage banking activity and seasonal tax clearing  services  performed during the first half of
2009.  During 2008,  Ohio Valley Banc Corp.  generated net income of $7,128,  an increase of 13.2% from 2007. Earnings per share were $1.77 for 2008, an increase of 16.4% from 2007.  The  increase in net income and earnings per share for 2008 was  primarily  due to a 7.6% net interest  income  expansion as a result of the lower  short-term  interest rate  environment  initiated by the Federal  Reserve
Bank.  Growth in income also came from noninterest  income  improvement of 18.6%
over 2007 due to lower losses on the sale of other real estate owned ("OREO").
     Total assets during 2009  increased  $30,880,  or 4.0%,  resulting in total assets at year-end of $811,988.  The Company's  annualized net income to average asset ratio,  or return on assets  ("ROA") was .81% for 2009 compared to .91% in
2008 and .82% in 2007. The  annualized  net income to average  equity ratio,  or return on equity  ("ROE")  was  10.23% for 2009  compared  to 11.62% in 2008 and
10.40% in 2007.  The decrease in both the  Company's  ROA and ROE was due to the higher  assessments and special  assessment imposed by the FDIC during 2009. The higher FDIC costs  reduced  2009's ROA and ROE by 11 basis  points and 138 basis points,  respectively.  Prior to 2009, the Company experienced increasing trends in both  ROA and ROE  for  2008  and  2007  as a  result  of  improved  earnings performance due to net interest and noninterest  income activities in 2008 and a significant decrease in provision expense during 2007.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

NET INTEREST INCOME
     The most significant portion of the Company's revenue, net interest income, results from properly  managing the spread  between  interest  income on earning assets and  interest  expense  incurred  on  interest-bearing  liabilities.  The
Company earns interest and dividend income from loans, investment securities and short-term  investments  while incurring  interest  expense on  interest-bearing
deposits,   securities   sold  under   agreements  to  repurchase   ("repurchase
agreements")  and  short-  and  long-term  borrowings.  Net  interest  income is affected by changes in both the average volume and mix of assets and liabilities and the  level of  interest  rates for  financial  instruments.  Changes  in net interest income are measured by net interest margin and net interest spread. Net interest  margin  is  expressed  as  net  interest  income  divided  by  average interest-earning  assets.  Net  interest  spread is the  difference  between the average  yield  earned on  interest-earning  assets and the average rate paid on
interest-bearing   liabilities.   Both  of  these  are   reported   on  a  fully
tax-equivalent  ("FTE") basis.  Net interest margin is greater than net interest spread  due to the  interest  earned  on  interest-earning  assets  funded  from noninterest bearing funding sources, primarily demand deposits and shareholders'
equity.  Following  is a  discussion  of  changes  in  interest-earning  assets, interest-bearing  liabilities  and the associated  impact on interest income and interest  expense for the three years ending December 31, 2009.  Tables I and II have been  prepared  to  summarize  the  significant  changes  outlined  in this analysis.
     Net  interest  income  on an FTE  basis  decreased  $22 in 2009,  or 0.07%, compared to the $31,068 earned in 2008. The decrease was primarily  attributable to a  compressing  net  interest  margin  caused  by  a  continued  decrease  in short-term  interest  rates  initiated  by the  Federal  Reserve  Board in 2007.
Further  impacting the decrease to net interest income was an increase in higher relative balances being invested in overnight or short-term  earning assets such as taxable investment securities and interest-bearing balances with banks, which return lower yields.  Net interest  income on an FTE basis  increased  $2,177 in
2008, an increase of 7.5% compared to the $28,891  earned in 2007.  The increase was primarily  attributable  to an expanding net interest margin caused by lower funding costs combined with a higher level of  interest-earning  assets,  mostly from growth in taxable securities and interest-bearing balances with banks.
     For 2009,  average  earning  assets grew  $40,136,  or 5.5%, as compared to growth of $10,834,  or 1.5%, in 2008.  Driving this continued  growth in earning assets for 2009 was average interest-bearing  balances with banks, increasing to
$27,077 at year-end  2009,  up from $5,710 at year-end 2008 and $549 at year-end
2007.  The larger  increase in 2009 was due to the  Company's  excess  liquidity position,  primarily  resulting from average deposit growth exceeding the growth in average loans.  As loan growth  continued at a mild pace  throughout  much of
2009, more excess funds from core deposit growth,  on average,  were temporarily
invested  into   interest-bearing   balances  with  banks.   This  caused  these
short-term,  lower  yielding  instruments  to  represent a large  percentage  of earning assets, finishing at 3.5% of earning assets at year-end 2009 as compared to 0.8% at year-end  2008.  Excess funds from  average core deposit  growth were also invested into average taxable securities balances,  which expanded $14,518, or 17.6%,  for 2009 and  represented  12.5% of earning  assets at year-end 2009.
This compares to average taxable  securities growth of $5,858, or 7.6%, for 2008 representing  11.2% of earning  assets at year-end  2008.  The growth in average securities was largely comprised of U.S. government sponsored entity securities.
Average  loans,  the  Company's  highest  portion of earning  assets,  increased

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

$12,653,  or 2.0%,  during 2009, while remaining  relatively stable during 2008, increasing  just $334,  or 0.1%.  The growth in average  loans was largely  from commercial  loans.  Although  average loan  balances  increased  during 2009, it represented a smaller portion of earning  assets,  finishing at 82.7% of earning assets for 2009 as  compared  to 85.5% for 2008,  as most of the  earning  asset growth in 2009 came from short-term balances with banks and securities.
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
     Average  interest-bearing  liabilities increased 4.2% between 2009 and 2008 and  increased  0.6%  between  2007 and 2008.  The larger  increase in 2009 came mostly from time deposits,  which increased $19,942,  or 6.4%.  Interest-bearing liabilities  in 2009 were  comprised  largely of time deposits and NOW accounts, which  together  represented  65.2% of total  interest-bearing  liabilities,  as compared to 64.1% in 2008 and 67.9% in 2007.  Other borrowed  money  represented
7.5% of total interest-bearing  liabilities in 2009, as compared to 9.7% in 2008 and 9.8% in  2007.  The  composition  of  other  borrowed  funds as well as time deposits and NOW accounts has declined from 2007 to 2009. The primary reason for this  composition  decrease was from growth in the  Company's  savings and money market accounts,  primarily its Market Watch product, which together represented a higher composition of total  interest-bearing  liabilities at 20.9% in 2009 as compared  to 19.5% in 2008 and 15.7% in 2007.  Introduced  in 2005,  the  Market
Watch product  offers  customers  tiered rates that are  competitive  with other offerings in the  Company's  market areas.  The increased  demand for the Market
Watch  product  was largely the result of  promotional  pricing  during 2008 and
2009.  The  consumer  preference  for this product has  generated a  significant amount of funding  dollars  which have helped to support  earning  asset growth, maturity  runoff of time  deposits  and payoffs on other  borrowed  funds.  This composition  shift  from  2007 to 2009 with  higher  savings  and  money  market balances and lower time deposits has served as a cost effective  contribution to the net interest  margin.  The average cost of savings and money market accounts was  1.21%,  1.70%  and  2.78%  during  the years  ending  2009,  2008 and 2007, respectively.  This is compared to the much higher average cost of time deposits of  3.24%,  4.17%  and  4.88%  during  the  years  ending  2009,  2008 and 2007, respectively.
     The net  interest  margin  decreased  23 basis points to 4.00% in 2009 from
4.23% in 2008.  Conversely,  this compared to a 24 basis points  increase in the net interest margin in 2008. During 2009, there was a decrease of 9 basis points
from  the   contributions   of  interest  free  funds  (i.e.   demand  deposits,
shareholders'  equity)  from  0.52% in 2008 to 0.43% in 2009.  The net  interest margin was further  impacted by a decrease  in the net  interest  rate spread on interest  sensitive assets and liabilities of 14 basis points,  with the average cost of  interest-bearing  liabilities  decreasing 73 basis points from 3.34% to
2.61% being completely  offset by the average yield on  interest-earning  assets decreasing 87 basis points from 7.05% to 6.18%.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

     Lower  asset  yields  caused  interest  income on an FTE basis to  decrease
$3,918,  or 7.5%,  from 2008.  Lower asset yields in 2009 were partly due to the growth in earning  asset  composition  being  comprised  mostly of  shorter-term average  interest-bearing  balances  with banks and  taxable  securities,  which yielded just 0.21% and 3.13% during 2009, respectively. During most of 2009, the
Company experienced limited loan growth, primarily due to lower residential real estate loan  balances,  while  experiencing  an increasing  trend of higher core deposit  growth.  Further  contributing  to lower asset  yields were loan yields decreasing 64 basis points from 2008 to 2009.  This negative effect reflects the decrease in short-term  interest rates initiated by the Federal Reserve Board in
2007. The Company's  commercial,  participation  and real estate loan portfolios have been most sensitive to these  decreases in short-term  interest rates since
2007,  particularly  the prime interest rate. The prime interest rate began 2008 at 7.25% and decreased 200 basis points in the first quarter, 25 basis points in the second  quarter  and 175 basis  points in the fourth  quarter to end 2008 at
3.25%.  During 2009,  the prime  interest rate  remained at 3.25%,  allowing for additional asset repricings as a lagging effect. During 2008, lower asset yields caused interest income on an FTE basis to decrease  $3,415,  or 6.2%, from 2007.
Lower asset  yields were largely the result of loan yields  decreasing  55 basis points from 2007 to 2008,  attributed to the  decreases in  short-term  interest rates initiated by the Federal Reserve since 2007.
     Partially offsetting these negative effects to interest income in 2009 were positive  contributions  from  real  estate  fees.  During  the end of 2008  and entering 2009, the nation's long-term interest rates that are tied to fixed-rate mortgages  became  increasingly  affordable.  At March 31, 2009 and December 31,
2008, the 30-year treasury rate was 3.56% and 2.69%,  respectively,  as compared to 4.31% at September 30, 2008. This was responsible for a significant  increase in the demand for real estate  refinancings  that would allow  consumers to take advantage of historical low rates.  This also allowed the Company to originate a significant  volume of real estate loans that were sold to the secondary market.
Both  the  significant   volume  of  refinancings   and  secondary  market  loan
originations during the early part of 2009 resulted in the Company's real estate fees  increasing  $342,  or 67.0%,  during  2009 as  compared  to 2008.  Further contributing  to  interest  income  was  additional  fee income  from  increased originations of the Company's refund  anticipation  loans ("RAL") in early 2009.
Participating with a third-party tax software provider has given the Company the opportunity to make RAL loans during the tax refund loan season,  typically from
January  through  March.  RAL  loans  are  short-term  cash  advances  against a
customer's   anticipated  income  tax  refund.  During  2009,  the  Company  had recognized $397 in RAL fees as compared to $265 during 2008 and $94 during 2007.
     RAL fees have been subject to scrutiny by various governmental and consumer groups who have questioned the fairness and  legality of RAL fees and the  risks to which such  business  subjects  the banks  that  offer RALs.  The Bank may be required  by  a  regulator  to  terminate, and is  considering  terminating, the offering  of such  loans.  The Bank also has  a separate agreement  with the tax software provider for the Companys  electronic refund check/deposit (ERC/ERD)
clearing  services.  Through  the ERC/ERD  agreement,  the  Company  serves as a facilitator  for  the clearing  of tax  refunds.  The ERC/ERD  service  does not subject the Bank to the risks  related to the RALs  and has not  been subject to the same scrutiny.  Nevertheless, if  the Bank  terminates its contract with the tax software  provider  for the RAL business, the Bank may also lose the ERC/ERD business.
     In  relation  to  lower  earning  asset  yields  for  2009,  the  Company's interest-bearing  liability  costs  decreased 73 basis points  causing  interest expense to drop $3,896,  or 18.7%,  from 2008 to 2009 as a result of lower rates paid on interest-bearing  liabilities.  Since the beginning of 2008, the Federal
Reserve  Board has  reduced the prime and federal  funds  interest  rates by 400 basis  points.  The prime  interest  rate is  currently  at 3.25% and the target federal  funds rate has  decreased to a range of 0.0% to 0.25%.  The  short-term rate  decreases  impacted  the  repricings  of various  Bank  deposit  products, including  public  fund NOW  accounts,  Gold  Club and  Market  Watch  accounts.
Contributing  most to the decrease in funding costs were interest  rates on time

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

deposit balances  (CD's),  which continued to reprice at lower rates during 2009
(as a continued  lagging effect to the Federal Reserve action to drop short-term interest rates).  The year-to-date  weighted average costs of the Company's time deposits  have  decreased  from 4.88% at year-end 2007 to 4.17% at year-end 2008 and  3.24%  at  year-end  2009.  During  2008,  the  Company's  interest-bearing liability  costs  decreased 93 basis  points  causing  interest  expense to drop
$5,592,  or 21.2%,  from 2007 to 2008. This was due to the previously  mentioned
Federal Reserve rate  reductions  initiated in 2007 that caused a downward shift in short-term  interest  causing the repricings of various Bank deposit products during this time, including time deposits,  public fund NOW accounts,  Gold Club and Market Watch accounts.
     While the Company  has  finished  2009 with a decrease in the net  interest margin as compared to 2008,  there has been margin  improvement  throughout  the second half of 2009. As previously mentioned,  during the first quarter of 2009, the Company  experienced a significant  volume of mortgage  refinancings and RAL loan volume which  increased real estate and consumer loan fees and also the net interest margin, which was 4.42% at the end of 2009's first quarter. It was also during  this time the  Company  experienced  a  significant  increase  in excess deposits  which led to temporary  increases in lower  yielding  interest-bearing deposits with banks and short-term  taxable  securities with maturity terms less than one year.  Entering the second quarter,  the real estate and RAL fees began to stabilize  causing a decrease to the  Company's  second  quarter net interest margin of 3.78%. However, entering the second half of 2009, the Company improved its net interest  margin to 3.85% in the third  quarter of 2009 and 3.99% in the fourth quarter of 2009. The Company attributes this margin enhancement effect to the re-investment of lower yielding interest-bearing deposits with banks earning
0.25% or less to higher yielding assets such as loans and longer-term investment securities.  Net  interest  margin  will  benefit  as  continued  maturities  of short-term taxable securities can be re-invested to loans and other longer-term, higher yielding investments.
     It is difficult to speculate on future  changes in net interest  margin and the frequency and size of changes in market  interest  rates.  The past year has seen the banking industry under significant  stress due to declining real estate values and asset  impairments.  The Federal Reserve Board's continued actions of decreasing  short-tem  interest  rates in 2008 were  necessary  to take steps in repairing the recessionary problems and promote economic stability.  The Company believes it is reasonably possible the prime interest rate and the federal funds rate will  remain at the  historically  low  levels  for the  majority  of 2010.
However,  there can be no assurance to that effect or as to the magnitude of any change in market  interest  rates  should a change be  prompted  by the  Federal
Reserve Board,  as such changes are dependent upon a variety of factors that are beyond the Company's  control.  For additional  discussion on the Company's rate sensitive  assets and  liabilities,  please see "Interest Rate  Sensitivity  and
Liquidity" and "Table VIII" within this Management's Discussion and Analysis.

NONINTEREST INCOME
     Total noninterest income increased $1,554, or 25.1%, in 2009 as compared to
2008.  Contributing  most to the increase in  noninterest  income was bank owned life  insurance  proceeds,  seasonal  tax refund  processing  fees and  mortgage banking income  partially offset by a decrease in the Bank's service charge fees on deposit accounts.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

     Noninterest  income  growth  during  2009 came  mostly  from the  Company's earnings from  tax-free bank owned life  insurance  ("BOLI")  investments.  BOLI investments  are maintained by the Company in association  with various  benefit plans,  including deferred  compensation  plans,  director  retirement plans and supplemental  retirement  plans.  During the third quarter of 2009,  the Company received BOLI proceeds  resulting in a gain of $556 which led to a  year-to-date increase of $703, or 92.9%, in BOLI earnings for 2009.
     Also  contributing  to 2009's  noninterest  income growth was the Company's mortgage  banking income.  Mortgage banking income includes gains on the sale of mortgage loans,  mortgage servicing fees and mortgage servicing rights fees, net of  impairment.  Historic low  interest  rates  related to long-term  fixed-rate mortgage loans have caused consumers to refinance existing mortgages in order to reduce their monthly costs.  Despite the low level of home sales,  consumers are selectively purchasing real estate while locking in low long-term rates. To help manage this consumer demand for longer-termed, fixed-rate real estate mortgages, the Company took  advantage of  opportunities  to sell most real estate loans to the  secondary  market,  mostly in the first half of 2009.  The decision to sell long-term  fixed-rate  mortgages at lower rates was also effective in minimizing the interest rate risk exposure to rising rates.  During the year ended December
31, 2009, the Company sold 432 loans totaling $57,815 to the secondary market as compared to 109 loans totaling  $11,703 during the year ended December 31, 2008.
This volume increase in loan sales  contributed to total mortgage banking income growth  of $658,  or  658.0%,  during  2009 as  compared  to 2008.  The  Company anticipates the mortgage banking loan sales to decline in 2010.
     Further  contributing  to  noninterest  income growth was the Company's tax refund  processing  fees  classified  as  ERC/ERD fees. The  Company  began  its participation  in a  new tax refund  loan service in 2006 where  it serves  as a facilitator  for the  clearing of tax refunds for a tax software  provider.  The
Company  is  one of a limited  number of  financial  institutions throughout the
U.S.  that facilitates  tax  refunds through  its  relationship  with  this  tax software  provider.  During  the year ended  December  31,  2009,  the Company's
ERC/ERD  fees  increased by $256, or 94.1%, as compared  to 2008. As a result of
ERC/ERD activity  being  mostly  seasonal, the  majority of income was  recorded during the first half of 2009,  with only minimal income recorded thereafter.
     Growth in noninterest income also came from the net gains and losses on the sales of OREO assets,  classified as other noninterest  income.  This income was the result of higher OREO losses  experienced  in 2008 combined with higher OREO gains experienced during 2009. As a result, income from OREO sales increased $69 during 2009 as compared to 2008.  The  year-to-date  increase was  primarily the result of a $41 loss  incurred  on the sale of one large  real  estate  property during the first  quarter of 2008 and a $24 gain  recognized  on the sale of one large real estate property during the second quarter of 2009.
     Further  enhancing  growth  in other  noninterest  income  was  debit  card interchange  income,  increasing $77, or 11.8%, during 2009 as compared to 2008.
The volume of  transactions  utilizing the Company's  Jeanie(R)  Plus debit card continue  to  increase  from a year ago.  The  Company's  customers  used  their

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

Jeanie(R) Plus debit cards to complete  1,473,913  transactions  during 2009, up
11.7% from the 1,319,191  transactions during 2008, derived mostly from gasoline and restaurant purchases.
     Partially offsetting noninterest income growth was a decrease in the Bank's service charge fees on deposit accounts, which declined by $257, or 8.4%, during
2009 as compared to 2008.  The  decrease was in large part due to a lower volume
of  overdraft   balances,   as  customers   presented  few  er  checks   against
non-sufficient funds during 2009 as compared to 2008.
     The total of all  remaining  noninterest  income  categories  increased $48 during  2009 as  compared  to 2008.  The  total  growth  in  noninterest  income demonstrates  management's  desire to leverage  technology to enhance efficiency and diversify the Company's revenue sources.
     In 2008, total noninterest  income increased $957, or 18.3%, as compared to
2007. Contributing most to this increase was lower losses on the sale of OREO of
$746, or 96.0%, from year-end 2007. This was largely due to the liquidation of a large  non-performing asset during the fourth quarter of 2007, creating a pretax loss of $686 in 2007,  causing a  reverse  effect  in 2008.  Further  increasing
2008's  noninterest  income were  increases to the Company's  Electronic  Refund
Check/Deposit  fees of $162,  or  147.3%,  and  service  charge  fees on deposit accounts of $91, or 3.1%.

NONINTEREST EXPENSE
     Total noninterest expense increased $2,984, or 12.8%, in 2009 and increased
$742, or 3.3%, in 2008. The growth in  noninterest  expense during 2009 was most affected by a  significant  increase in the  Company's  FDIC  insurance  premium expense,  which was up $1,357,  or 506.3%,  during 2009 as compared to 2008. The increase in deposit insurance expense was due to increases in the fee assessment rates  during  2009  and a  special  assessment  applied  to  all  FDIC  insured institutions  as of June 30, 3009. With regard to the increase in fee assessment rates,  prior to the third quarter of 2008,  the Company had benefited  from its share of available  credits that were used to offset insurance  assessments that resulted in minimum quarterly insurance premiums, approximately $17 per quarter.
This  assessment  credit benefit was fully  utilized by June 30, 2008.  With the elimination of this credit,  the Company  entered the third quarter of 2008 with its deposits  being  assessed at an annual rate close to 7 basis points of total deposits.  In December 2008, the FDIC issued a rule increasing deposit insurance assessment rates uniformly for all financial  institutions for the first quarter of 2009 by an additional 7 basis points on an annual basis.
     In May 2009, the FDIC issued a final rule which levied a special assessment applicable to all FDIC insured depository  institutions  totaling 5 basis points of each institution's  total assets less Tier 1 capital as of June 30, 2009, not to exceed 10 basis  points of total  deposits.  This special  assessment,  which totaled  $373 for the  Company,  was part of the FDIC's  efforts to rebuild  the
Deposit Insurance Fund back to an adequate level.
     While these special  assessments  levied on all institutions were proven to be vital in maintaining  adequate  insurance levels,  the Deposit Insurance Fund remained  extremely low due to the continued  high rate of bank failures  during
2009.  As a result,  during the fourth  quarter of 2009,  the FDIC  approved  an alternative to future special  assessments,  which would  negatively  impact the
Company's earnings. The alternative was to have all banks prepay twelve quarters

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

worth of FDIC  assessments on December 30, 2009. The prepayment,  which includes assumptions  about future deposit and assessment rate growth,  would be based on third quarter  deposits.  The prepaid  amount would be amortized over the entire prepayment period. As a result of this ruling, on December 30, 2009, the Company prepaid its assessment in the amount of $3,567.  While the prepayment  decreased the  amount  of  investable  assets,  the lost  earnings  on the  amount of this prepayment  is  significantly  less  than the  impact of an  additional  special assessment.  Continuing declines in the Deposit Insurance Fund may result in the
FDIC imposing additional assessments in the future, which could adversely affect the Company's capital levels and earnings.
     Also  contributing  to the  noninterest  expense  increase was salaries and employee  benefits,  the  Company's  largest  noninterest  expense  item,  which increased  $916,  or 6.5%,  during 2009 as compared to 2008.  The  increase  was largely  due to  increased  annual  cost  of  living  salary  increases,  higher incentive costs and a higher  full-time  equivalent  ("FTE")  employee base. The
Company's  FTE  employees  increased  from 264 employees at December 31, 2008 on staff to 270  employees at December 31, 2009.  During 2008,  salary and employee benefits  increased  $1,012, or 7.8%, from 2007. This increase was in large part due to increased health insurance benefit expenses, annual cost of living salary increases and higher incentive costs due to higher corporate  performance during
2008 as compared to 2007.  During 2008,  the Company also  experienced  a higher full-time  equivalent  employee base,  increasing from 256 employees at year-end
2007 to 264 employees at year-end 2008, further increasing salaries and employee benefit expenses during 2008.
     In 2009,  occupancy and furniture and equipment expenses increased $193, or
7.4%, as compared to 2008.  This was in large part due to the replacement of all of the Company's  automated  teller  machines  ("ATM") during the second half of
2008.  The  investment  of over $500 was  necessary to upgrade each ATM location with more current equipment to better service customer needs. All ATM's had been fully replaced by the end of 2009's first quarter, with depreciation  commencing on most of these assets beginning January 2009. In 2008, occupancy and furniture and  equipment  expenses  increased  $57, or 2.2%,  as  compared  to 2007.  This increase was in large part due to the addition of a new banking facility located within a hospital in Gallia  County.  The full service  banking center was built during 2007 at a cost of approximately  $371 and serves as an additional  market presence to service the banking  needs of the medical  staff and patients  along the hospital's  campus area. The facility was placed in service and depreciation commenced  during  the  fourth  quarter  of 2007.  As a  result,  occupancy  and furniture and equipment expenses for this new facility increased $49 during 2008 as compared to 2007.
     During  2009,  corporation  franchise  tax  increased  $107,  or 17.7%,  as compared to 2008.  Conversely during 2008,  corporation  franchise tax decreased
$65, or 9.7%, as compared to 2007.  The lower tax expense in 2008 was the result of a tax credit the  Company  was able to apply for and receive in 2008 based on the training  programs  that exist and are  utilized  within the Company for the benefit  of its  employees.  The  one-time  nature  of the tax  credit  that was utilized in 2008,  created a reverse  effect in 2009 causing most of the expense increase.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

     Increases in the Company's other noninterest  expenses were realized during
2009, increasing $514, or 10.3%, as compared to 2008. Leading the growth in this area were increases to the Company's  telecommunications  costs, which increased
$213, or 38.7%, during 2009 as compared to 2008. During the second half of 2008, the Company  improved  the  communication  lines  between all of its branches to
achieve  faster  relay  of  information  and  increase  work  efficiency.   This
investment  upgrade of communication  lines has equated to a $35 per month cost.
Other  noninterest  expense was increased by $119, or 14.4%,  by higher supplies and postage  costs due to  increased  mailings  and postal  rates over 2008.  In addition,  other  noninterest  expense  increases  came from the Company's  loan expense,  which increased $113, or 69.9%, during 2009 as compared to 2008 due to a larger than normal volume of recovered  foreclosure  costs that were collected during 2008 that did not re-occur in 2009.
     During 2008, other  noninterest  expenses were down $389, or 7.2%, in large part due to decreases in the  Company's  foreclosure  expenses,  which were down
$487,  or 90.5%,  during 2008 as compared to 2007.  This decrease was due to the larger than normal volume of  foreclosure  costs that were incurred  during 2007 associated with higher average nonperforming loan balances during that time.
     The  Company's  efficiency  ratio is  defined as  noninterest  expense as a percentage  of FTE net  interest  income  plus  noninterest  income.  Management continues to place  emphasis on managing its balance sheet mix and interest rate sensitivity  to help expand the net interest  margin as well as developing  more
innovative  ways  to  generate   noninterest   revenue.   However,   the  recent
developments  with  rising  FDIC  insurance   assessment  rates  and  a  special
assessment  resulting in an additional  charge of $373 has contributed to higher overhead expense levels,  which have outpaced revenue levels and have caused the year-to-date  efficiency ratio to increase from the prior period. The efficiency ratio during 2009 increased to 67.8% from the 62.5% experienced during 2008.

FINANCIAL CONDITION:

CASH AND CASH EQUIVALENTS
     The  Company's  cash and cash  equivalents  consist of cash,  interest- and noninterest-bearing  deposits with banks and federal funds sold.  The amounts of cash and cash  equivalents  fluctuate on a daily basis due to customer  activity and  liquidity  needs.  At December  31,  2009,  cash and cash  equivalents  had decreased  $2,622,  or 14.3%,  to $15,670 as compared to $18,292 at December 31,
2008.  The  decrease  in cash and cash  equivalents  was  partially  affected by increased  loan  balances  and  investment  security  purchases  during  2009 as compared to year-end 2008. Within cash and cash  equivalents,  there was a shift in asset balances from cash and non-interest deposits with banks to more dollars being invested within  interest-bearing  deposits with banks.  This  composition
shift  was   largely   due  to  the   Company's   preference   to  utilize   its
interest-bearing  Federal  Reserve Bank clearing  account to maintain its excess funds.  Historically,  the Company has typically  invested its excess funds with various correspondent banks in the form of federal funds sold, a common strategy performed by most banks.  Beginning in the fourth  quarter of 2008,  the Company began  shifting its emphasis of  maintaining  its excess  liquidity from federal funds sold to its existing clearing account on hand at the Federal Reserve Bank.

                       MANAGEMENT'S DISCUSSION AND ANALYSIS

During this period in 2008,  the Federal  Reserve Board  announced that it would begin paying  interest on depository  institutions'  required and excess reserve balances.  The  interest  rate  paid on both the  required  and  excess  reserve balances  will be based on the targeted  federal funds rate  established  by the
Federal  Open  Market  Committee.  As of the  filing  date of this  report,  the interest rate  calculated  by the Federal  Reserve  remained at 0.25%.  Prior to this,  the Federal  Reserve Bank balances held by the Company were  non-interest bearing.  This  interest rate is similar to what the Company would have received from its investments in federal funds sold,  currently targeting a range of 0.0%
to 0.25%. Furthermore, Federal Reserve Bank balances are 100% secured.
     As liquidity levels vary continuously based on consumer activities, amounts of cash and  cash  equivalents  can  vary  widely  at any  given  point in time.
Management  believes  that the  current  balance  of cash  and cash  equivalents remains  at a level  that  will  meet  cash  obligations  and  provide  adequate liquidity.  Further  information  regarding the Company's liquidity can be found under the caption "Liquidity" in this Management's Discussion and Analysis.

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
     The balance of total securities  increased  $8,131, or 8.8%, as compared to
2008,  with the ratio of securities to total assets also  increasing to 12.4% at
December  31,  2009,  compared  to 11.8% at December  31,  2008.  The  Company's investment  securities  portfolio  consists of U.S.  Treasury  securities,  U.S.
Government sponsored entity ("GSE") securities,  mortgage-backed  securities and obligations  of  states  and  political  subdivisions.  U.S.  Treasury  and  GSE securities  collectively increased $12,813, or 40.2%, as a result of several new purchases  during  the first  half of 2009.  During  this  period,  the  Company continued to  experience a  significant  increase in excess funds from growth in total deposit balances. With the demand for loan balances at a relatively stable pace for much of 2009, the Company invested the excess funds into new short-term
U.S. Treasury and GSE securities  totaling $29,536 with maturities less than one year and  interest  rate yields less than 1.0%.  The  Company's  intention is to re-invest these  shorter-term  securities into future loan growth or longer-term securities if interest  rates are  increased in the near future.  In addition to helping achieve diversification within the Company's securities portfolio,  U.S.
Treasury and GSE securities have also been used to satisfy pledging requirements for  repurchase  agreements.  At December 31,  2009,  the  Company's  repurchase agreements  increased 31.5%,  increasing the need to secure these balances.  The increases in U.S. Treasury and GSE securities were partially offset by decreases in both  mortgage-backed  securities  and  obligations  of states and  political subdivisions,  which were down $4,289, or 9.9%, and $393, or 2.3%, respectively, from year-end 2008.  Mortgage-backed  securities continue to make up the largest portion of the Company's  investment  portfolio,  totaling $39,225,  or 39.0% of total investments at December 31, 2009. However,  this composition  represents a decrease from 47.1% at December 31, 2008 due to the increase in short-term  U.S.
Treasury  and  GSE  security  purchases  during  2009.  Typically,  the  primary

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

advantage of mortgage-backed securities has been the increased cash flows due to the more rapid  (monthly)  repayment  of principal as compared to other types of investment  securities,  which  deliver  proceeds  upon  maturity  or call date.
However, with the current interest rate environment, the cash flow that is being collected  is  being  reinvested  at  lower  rates.  Principal  repayments  from mortgage-backed securities totaled $17,103 from January 1, 2009 through December
31, 2009.
     With the general  decrease  in  interest  rates  evident  since  2007,  the reinvestment  rates on debt  securities  continue to show lower  returns  during
2009.  The weighted  average FTE yield on debt  securities  at year-end 2009 was
3.38%,  as compared to 4.34% at year-end 2008 and 4.55% at year-end 2007.  Table
III provides a summary of the  portfolio by category and  remaining  contractual maturity.  Issues  classified as equity  securities have no stated maturity date and are not  included  in Table  III.  The  Company  will  continue  to focus on generating interest revenue primarily through loan growth, as loans generate the highest yields of total earning assets.

LOANS
     In  2009,  the  Company's  primary  category  of  earning  assets  and most significant source of interest income, total loans,  increased $20,965, or 3.3%, to finish at $651,356.  Higher loan  balances  were mostly  influenced  by total commercial  loans,  which were up $24,735,  or 10.2%,  from year-end  2009.  The
Company's  commercial  loans include both  commercial real estate and commercial and industrial loans.  Management  continues to place emphasis on its commercial lending,  which  generally  yields a higher  return on investment as compared to other types of loans. The Company's commercial and industrial loan portfolio, up
$13,994,  or 31.2%, from year-end 2008, consists of loans to corporate borrowers primarily in small to mid-sized industrial and commercial companies that include service,  retail  and  wholesale  merchants.  Collateral  securing  these  loans includes equipment,  inventory, and stock. Commercial real estate, the Company's largest segment of commercial loans, increased $10,741, or 5.4%. This segment of loans  is  mostly  secured  by  commercial  real  estate  and  rental  property.
Commercial real estate includes loan participations with other banks outside the
Company's  primary market area.  Although the Company is not actively  marketing participation  loans outside its primary market area, it is taking  advantage of the  relationships  it has with certain lenders in those areas where the Company believes it can  profitably  participate  with an acceptable  level of risk. The commercial loan portfolio,  including participation loans, consists primarily of rental  property  loans (22.0% of portfolio),  medical  industry loans (11.2% of portfolio), hotel and motel loans (7.9% of portfolio) and land development loans
(7.8% of  portfolio).  During 2009,  the primary  market areas for the Company's commercial loan originations,  excluding loan participations,  were in the areas of Gallia,  Jackson,  Pike and Franklin  counties of Ohio,  which  accounted for
68.3% of total  originations.  The growing West Virginia  markets also accounted for 18.9% of total  originations  for the same  time  period.  While  management believes lending opportunities exist in the Company's markets, future commercial lending  activities  will depend upon economic and related  conditions,  such as general  demand  for loans in the  Company's  primary  markets,  interest  rates offered by the Company and normal underwriting considerations. Additionally, the potential for larger than normal  commercial  loan payoffs may limit loan growth during 2010.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

     Also contributing to the loan portfolio increase were consumer loans, which were up $9,318,  or 7.3%,  from year-end 2009. The Company's  consumer loans are secured by automobiles,  mobile homes,  recreational vehicles and other personal property. Personal loans and unsecured credit card receivables are also included as consumer loans. The increase in consumer loans came mostly from the Company's automobile  indirect lending segment,  which increased  $5,733,  or 21.2%,  from year-end 2008. The automobile  indirect  lending segment  continues to represent the largest portion of the Company's consumer loan portfolio, representing 24.0%
of total  consumer  loans at December 31,  2009.  Prior to 2009,  the  Company's indirect  automobile segment was on a declining pace due to the growing economic factors that had weakened the economy and consumer  spending.  During this time, the Company's loan  underwriting  process and interest rates offered on indirect automobile  opportunities  struggled to compete with the more aggressive lending practices of local banks and alternative  methods of financing,  such as captive finance companies offering loans at below-market  interest rates related to this segment.  As the economy  continues  to be  challenged,  these banks and captive finance  companies  that once were  successful  in getting  the  majority of the indirect automobile  opportunities are now struggling because of the losses they have had to absorb as well as the overall  decrease in demand for auto loans. As a result, these businesses have had to tighten their operations and underwriting processes,  which has allowed the Company to compete better for a larger portion of the indirect business within its local markets.  Furthermore, the Company has added  several  new auto  dealer  relationships  that have  contributed  to more business opportunities in 2009.
     The remaining  consumer loan products not discussed above were collectively up $3,585,  or 3.6%, which included general increases in loan balances from home equity  capital  lines.  While the total  consumer  loan  portfolio  was up from year-end  2008,  management  will  continue to place more emphasis on other loan portfolios  (i.e.  residential  real estate and  commercial)  that will  promote increased  profitable loan growth and higher returns.  Indirect automobile loans bear additional  costs from dealers that partially  offset interest  revenue and lower the rate of  return.  Management  believes  that the  volume  of  indirect automobile  opportunities will continue to stabilize and does not anticipate any significant growth during 2010.
     Generating  residential  real  estate  loans  remains  a key  focus  of the
Company's  lending efforts.  Residential real estate loan balances  comprise the largest portion of the Company's loan portfolio and consist primarily of one- to four-family  residential  mortgages  and  carry  many of the same  customer  and industry risks as the commercial loan portfolio.  During 2009, total residential real estate loan  balances  decreased  $13,932,  or 5.5%,  from year-end 2008 to total  $238,761.  During the end of 2008 and first  quarter  of 2009,  long-term interest  rates  decreased  to historic low levels that  prompted a  significant surge of demand for these types of long-term  fixed-rate  real estate loans.  At
March 31, 2009 and December 31, 2008,  the 30-year  treasury  rate was 3.56% and
2.69%,  respectively,  as compared to 4.31% at  September  30,  2008.  Consumers wanted to take  advantage of the low rates and reduce their  monthly  costs.  To help manage interest rate risk and satisfy demand for longer-termed,  fixed-rate real estate loans, the Company gained significant  opportunities  during 2009 to originate and sell fixed-rate  mortgages to the secondary  market.  As a result, during the year ended  December  31, 2009,  the Company sold 432 loans  totaling
$57,815 to the secondary market as compared to 109 loans totaling $11,703 during

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

the year ended  December 31,  2008.  The  increased  volume of loans sold to the secondary  market  contributed  to growth in real  estate  origination  fees and higher gains on sale revenue in 2009 as compared to 2008. The increase in demand for real estate  refinancings  combined with the  Company's  emphasis on selling loans to the secondary market to manage interest rate risk has led to a decrease in the Company's  longer-termed,  fixed-rate real estate loans,  which were down
$11,224,  or 6.1%, from year-end 2008.  Terms of these  fixed-rate loans include
15-, 20- and 30-year periods. These origination and sale trends also contributed to a lower  balance  of  one-year  adjustable-rate  mortgages,  which  were down
$6,406, or 19.4%, from year-end 2008.
     The  remaining  real  estate  loan  portfolio   balances  increased  $3,698
primarily from the Company's other variable-rate  products. The Company believes it has limited its interest  rate risk exposure due to its practice of promoting and selling residential mortgage loans to the secondary market.
     Additionally,  the Company  recognized  an increase of $844,  or 11.4%,  in other loans from  year-end  2008.  Other loans  consist  primarily  of state and municipal loans and overdrafts.  This increase was largely due to an increase in state and municipal loan balances of $867.
     The  Company  continues  to  monitor  the  pace  of its  loan  volume.  The well-documented  housing market crisis and other disruptions  within the economy have  negatively  impacted  consumer  spending,  which has  limited  the lending opportunities  within the Company's market  locations.  Dramatic declines in the housing  market  during the past year,  with falling home prices and  increasing foreclosures and unemployment, have resulted in significant write-downs of asset values by  financial  institutions.  To combat this ongoing  potential  for loan loss,  the Company will  continue to remain  consistent in its approach to sound underwriting  practices  and a focus on asset  quality.  The Company has already seen the volume of secondary  market loan sales  stabilize  during the third and fourth  quarters  of 2009 and  anticipate  that trend to  continue  into 2010 as long-term  interest  rates begin to  increase.  At September 30 and December 31,
2009, the 30-year treasury rate was 4.03% and 4.63%,  respectively,  as compared to 2.69% at December 31, 2008. The Company anticipates total loan growth in 2010 to be challenged,  with volume to continue at a stable pace  throughout the rest of the year.

ALLOWANCE FOR LOAN LOSSES AND PROVISION EXPENSE
     Tables IV and V have been provided to enhance the understanding of the loan portfolio and the allowance for loan losses.  Management  evaluates the adequacy of the allowance for loan losses  quarterly based on several factors  including, but not limited to, general  economic  conditions,  loan portfolio  composition, prior loan loss  experience,  and  management's  estimate of  probable  incurred losses. Management continually monitors the loan portfolio to identify potential portfolio  risks  and to  detect  potential  credit  deterioration  in the early stages,  and  then  establishes  reserves  based  upon its  evaluation  of these inherent  risks.  Actual  losses on loans are  reflected  as  reductions  in the reserve and are referred to as charge-offs. The amount of the provision for loan losses charged to operating  expenses is the amount  necessary,  in management's opinion,  to maintain the allowance for loan losses at an adequate level that is reflective of probable and inherent loss. The allowance  required is primarily a function of the relative quality of the loans in the loan portfolio,  the mix of loans in the portfolio  and the rate of growth of  outstanding  loans.  Impaired

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

loans  are  considered  in the  determination  of the  overall  adequacy  of the allowance for loan losses.
     During 2009, the Company realized a decrease in its provision for loan loss expense by $504, or 13.6%,  as compared to 2008. The lower  provision  charge in
2009 was mostly due to the specific  allocations  recorded by the Company on two commercial  loans in 2008 totaling  $654. The loans were charged off in 2009 and did not require a specific  allocation  as these were  already  reflected in the allowance for loan losses for 2008. The increase in total  charge-offs  for 2009 of $802, or 22.7%, was partially offset by increased loan recoveries of $643, or
73.5%,  due to a large recovery from a previously  charged off  commercial  loan during June 2009 that totaled $648.  This limited the  Company's net  charge-off increase to $159, or 6.0%, during 2009 as compared to 2008.
     The Company's allowance for loan losses in 2009 increased $399, or 5.1%, to finish at $8,198.  The  increase in the  allowance  for loan losses was in large part due to increases in the Company's specific  allocations on commercial loans and general allocations associated with growth in loans experienced during 2009.
Specific allocations were also slightly impacted by growth in impaired loans. At
December 31, 2009, there was $27,644 of loans held by the Company  classified as impaired,  or for which  management  has concerns  regarding  the ability of the borrowers to meet existing  repayment terms.  This represents an increase to the impaired  loan balance at December  31, 2008 of $21,153.  These  impaired  loans reflect the  distinct  possibility  that the Company will not be able to collect all amounts due according to the contractual  terms of the loan.  Although these loans have been  identified as potential  problem  loans,  they may never become delinquent or classified as non-performing.  The evaluation of the impaired loan balances  created  just a $74 increase to the  specific  allocation  requirement based on the collateral values associated with these impaired loans during 2009.
     The Company was successful in  maintaining a stable level of  nonperforming loans from year-end 2008.  Nonperforming  loans consist of nonaccruing loans and accruing loans past due 90 days or more.  Nonperforming loans finished at $5,258 at year-end 2009 as compared to $5,274 at year-end 2008, requiring little change to the specific  allocations  made on behalf of the  portfolio  risks and credit deterioration of these  nonperforming  credits. As a result, the Company's ratio of nonperforming  loans to total loans decreased from 0.84% at December 31, 2008 to 0.81% at December 31, 2009. The Company  experienced a slight increase in its nonperforming  assets to total assets ratio,  increasing  from 1.28% at December
31, 2008 to 1.31% at December 31, 2009, due to an increase in OREO properties of
$699.
     As a result of higher net charge-offs,  increased impaired loan allocations and increased loan growth, the ratio of allowance for loan losses to total loans increased  slightly  to 1.26%  at  December  31,  2009 as  compared  to 1.24% at
December 31, 2008.  Management  believes  that the  allowance for loan losses at
December 31, 2009 was adequate and  reflected  probable  incurred  losses in the loan  portfolio.  There can be no assurance,  however,  that  adjustments to the allowance  for loan losses  will not be  required in the future.  Changes in the circumstances of particular  borrowers,  as well as adverse  developments in the economy are factors that could change and make  adjustments to the allowance for loan losses  necessary.  Asset quality will  continue to remain a key focus,  as management  continues  to  stress  not just loan  growth,  but  quality  in loan underwriting as well.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

DEPOSITS
     Deposits are used as part of the Company's liquidity management strategy to meet  obligations  for depositor  withdrawals,  fund the borrowing needs of loan customers,  and  to  fund  ongoing  operations.  Deposits,  both  interest-  and noninterest-bearing, continue to be the most significant source of funds used by the Company to support  earning  assets.  The Company seeks to maintain a proper balance of core  deposit  relationships  on hand while  also  utilizing  various wholesale deposit sources, such as brokered and internet certificates of deposit
("CD") balances,  as an alternative funding source to efficiently manage the net interest margin.  Deposits are influenced by changes in interest rates, economic conditions and competition from other banks.  The  accompanying  table VII shows the  composition  of total  deposits as of December  31,  2009.  Total  deposits increased  $55,283,  or 9.3%, to finish at $647,644 at year-end 2009,  resulting mostly from an increase in the Company's time deposits,  interest-bearing demand deposits and money market deposit balances.
     Core relationship deposits are considered by management as a primary source
of  the  Bank's   liquidity.   The  Bank  focuses  on  these  kinds  of  deposit
relationships  with  consumers  from local  markets  who can  maintain  multiple accounts  and  services  at the Bank.  The  Company  views core  deposits as the foundation  of its  long-term  funding  sources  because it  believes  such core deposits are more stable and less sensitive to changing interest rates and other economic factors.  As a result, the Bank's core customer  relationship  strategy has resulted in a higher  percentage of its deposits  being held in money market accounts  and NOW  accounts  at year-end  2009,  while a lesser  percentage  has resulted in retail time deposits at year-end  2009.  Furthermore,  the Company's core  noninterest-bearing  demand  accounts  have been  maintained at comparable levels to that of year-end 2008, increasing 1.5%.
     Deposit growth came mostly from money market deposit  balances,  increasing
$18,019,  or 21.0%,  during 2009 as compared to year-end 2008. This increase was primarily  driven by the Company's  Market Watch money market  account  product.
Introduced in 2005, the Market Watch product is a limited transaction investment account with tiered rates that competes with current  market rate  offerings and serves as an alternative to certificates of deposit for some customers.  With an added emphasis on further building and maintaining  core deposit  relationships, the Company began marketing a special six-month introductory rate offer of 3.00%
APY  during  the  first  quarter  of 2009  that  would be for new  Market  Watch accounts.  This  special  offer was well  received by the Bank's  customers  and contributed  to most of the money market  year-to-date  increase in 2009.  As of
December 31,  2009,  this  program had  gathered  $99,811 in  deposits,  a 21.7%
increase from the balances at year-end 2008.
     Further enhancing deposit growth was interest-bearing NOW account balances, which  increased  $11,143,  or 13.8%,  during 2009 as compared to year-end 2008.
This growth was largely driven by public fund balances related to local city and county school construction projects within Gallia County, Ohio.
     Also  contributing  to growth in deposits  were time  deposits,  increasing
$18,687, or 6.1%, from year-end 2008. Time deposits,  particularly CD's, are the most significant  source of funding for the Company's earning assets,  making up
50.4% of total  deposits.  With loan balances  maintaining  a relatively  stable growth pace, up just 3.3% from year-end  2008,  there has not been an aggressive

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

need to target  new time  deposits  as a funding  source.  As market  rates have aggressively  lowered since September 2007, the Company has seen the cost of its retail CD balances  reprice  downward (as a lagging effect to the actions by the
Federal  Reserve) to reflect  current  deposit  rates.  This lagging  effect has caused the interest rates on the Company's  retail CD portfolio to stabilize and become  comparable to the interest  rate  offerings of its  alternative  funding source, wholesale fund deposits. As market rates have fallen considerably from a year ago, the Bank's CD customers have been more likely to consider re-investing their matured CD balances with other  institutions  offering the most attractive rates.  This  has led to an  increased  maturity  runoff  within  its  "customer relation"  retail CD portfolio.  Furthermore,  with the significant  downturn in economic conditions, the Bank's CD customers in general have experienced reduced funds  available  to deposit  with  structured  terms,  choosing  to remain more liquid. As a result, the Company has experienced a shift within its time deposit portfolio,  with retail CD balances decreasing $18,203 from year-end 2008, while utilizing  more  wholesale  funding  deposits  (i.e.,  brokered  and internet CD issuances),  which increased  $36,890 from year-end 2008. The Bank increased its use of brokered  deposits mostly during the fourth quarter of 2008 and the first quarter  of 2009  with  laddered  maturities  into  the  future.  This  trend of utilizing  brokered  CD's  selectively  based  on  maturity  and  interest  rate opportunities  not only fits well with  management's  strategy  of  funding  the balance sheet with  low-costing  wholesale funds, but it also assists to support the  interest  rate risks  associated  with the  limited  loan  originations  of longer-term  fixed  rate  mortgages  experienced  during the first half of 2009.
Although  brokered and internet CD's may exhibit more price volatility than core deposits,  management  is  comfortable  with these sources of funds based on the maturity  distribution  and overall policy limits  established for these deposit types.
     The Company's  interest-free  funding  source,  noninterest  bearing demand deposits,  also increased  $1,264,  or 1.5%, from year-end 2008,  largely due to growth in business checking account balances.
     The Company will continue to experience increased  competition for deposits in its market areas,  which should  challenge  its net growth.  The Company will continue  to  emphasize  growth in its core  deposits  as well as to utilize its wholesale CD funding  sources,  reflecting  the Company's  efforts to reduce its reliance on higher cost funding and improving net interest income.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
     Repurchase agreements, which are financing arrangements that have overnight maturity terms,  were up $7,571, or 31.5%, from year-end 2008. This increase was mostly due to seasonal fluctuations of two commercial relationships during 2009.

FUNDS BORROWED
     The Company also accesses other funding sources,  including  short-term and long-term  borrowings,  to fund asset  growth and satisfy  short-term  liquidity needs.  Other borrowed funds consist  primarily of Federal Home Loan Bank (FHLB)
advances and  promissory  notes.  During 2009,  other  borrowed  funds were down
$34,065,  or 44.4%,  from year-end 2008.  Management  used the growth in deposit proceeds to repay FHLB borrowings during 2009. While deposits continue to be the primary source of funding for growth in earning assets, management will continue

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

to utilize various wholesale borrowings to help manage interest rate sensitivity and liquidity.

OFF-BALANCE SHEET ARRANGEMENTS
     The disclosures  required for off-balance sheet  arrangements are discussed in Note I and Note K.

CAPITAL RESOURCES
     The Company maintains a capital level that exceeds regulatory  requirements as a margin of safety for its depositors. Total shareholders' equity at December
31,  2009 of $66,521  was up $3,465,  or 5.5%,  as  compared  to the  balance of
$63,056  on  December  31,  2008.   Contributing   most  to  this  increase  was
year-to-date  net income of $6,645,  partially  offset by cash dividends paid of
$3,186, or $.80 per share, year-to-date. The Company had treasury stock totaling
$15,712 at December 31, 2009, unchanged from year-end 2008.
     Furthermore,  the Company  benefits from a dividend  reinvestment and stock purchase plan that is administered by an independent  agent of the Company.  The plan allows  shareholders  to purchase  additional  shares of company  stock.  A benefit of the plan is to permit the  shareholders to reinvest cash dividends as well as make  supplemental  purchases  without  the usual  payment of  brokerage commissions.  During 2009,  shareholders  invested more than $1,194  through the dividend  reinvestment and stock purchase plan.  These proceeds  resulted in the acquisition of 51,468 existing shares through open market purchases. At December
31, 2009,  approximately  81% of the shareholders  were enrolled in the dividend reinvestment plan.

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
     The  Company's  Asset/Liability  Committee  monitors and manages IRR within
Board approved policy limits. The current IRR policy limits anticipated  changes in net  interest  income to an  instantaneous  increase  or  decrease  in market interest  rates  over a 12 month  horizon  to +/- 5% for a 100 basis  point rate shock,  +/- 7.5% for a 200 basis  point  rate  shock and +/- 10% for a 300 basis point rate shock. Based on the level of interest rates,  management did not test interest rates down 200 or 300 basis points.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

     The estimated  percentage  change in net interest income due to a change in interest rates was within the policy guidelines established by the Board. During
2009,  the  interest  rate risk profile  became less exposed to rising  interest rates due to various balance sheet changes. For example, the duration of earning assets  shortened with higher relative  balances being invested in variable rate or short-term  instruments.  In addition,  the balance of  fixed-rate  mortgages decreased,  as  management  chose to sell the majority of new  originations  and refinancings  to the  secondary  market.  On the  liability  side of the balance sheet,  management  emphasized  longer-term  CD  specials  and  selected  longer
maturity  terms  for  brokered  CD  issuances.   Furthermore,   the  balance  of
nonmaturity deposits increased significantly from year end. These balances, such as savings and NOW accounts,  exhibit a low  correlation  to changes in interest rates.  Lastly,  the balance of  borrowed  funds  decreased  due to a decline in short-term  borrowings,  which are  highly  rate  sensitive.  Given the low rate environment,  the next move in interest rates would most likely be an increasing trend.  As a result,  management  would consider the current  interest rate risk profile more desirable than our profile at December 31, 2008.
     Liquidity  relates to the  Company's  ability to meet the cash  demands and credit needs of its customers and is provided by the ability to readily  convert assets  to cash  and  raise  funds  in the  market  place.  Total  cash and cash equivalents,  held to maturity securities maturing within one year and available for sale  securities of $101,635  represented  12.5% of total assets at December
31,  2009.  In  addition,  the FHLB offers  advances  to the Bank which  further enhances the Bank's ability to meet liquidity demands. At December 31, 2009, the
Bank could borrow an additional  $95,091 from the FHLB, of which,  $75,000 could be used for short-term,  cash  management  advances.  Furthermore,  the Bank has established  a borrowing  line with the Federal  Reserve.  At December 31, 2009, this line  totaled  $81,000.  Lastly,  the Bank also has the ability to purchase federal funds from a correspondent bank. See the consolidated  statement of cash flows for further cash flow information.  Management does not rely on any single source of liquidity  and  monitors the level of liquidity  based on many factors affecting the Company's financial condition.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

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

Allowance for loan losses:  To arrive at the total dollars necessary to maintain an allowance  level  sufficient to absorb probable losses incurred at a specific financial statement date,  management has developed  procedures to establish and then  evaluate the allowance  once  determined.  The  allowance  consists of the following  components:  specific  allocations,  general  allocations  and  other estimated general allocations.
     To arrive at the amount required for the specific allocation component, the
Company  evaluates  loans  for  which a loss may be  incurred  either in part or whole. To achieve this task, the Company has created a quarterly  report ("Watch
List"),  which lists the loans from each loan portfolio that management deems to be potential credit risks. A loan will  automatically be added to the Watch List if the loan  balance is over $200 and the loan is either  delinquent  60 days or more or nonaccrual. In addition, management may decide to add loans to the Watch
List that do not meet the above-mentioned criteria. These loans are reviewed and analyzed for potential loss by the Large Loan Review  Committee,  which consists of the President of the Company and members of senior  management.  The function of the  Committee  is to review and analyze  large  borrowers  for credit  risk, scrutinize  the Watch List and evaluate the adequacy of the  allowance  for loan losses and other credit related issues.  The Committee has established a grading system to evaluate the credit risk of each  commercial  borrower on a scale of 1

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

(least  risk)  to  10  (greatest  risk).  After  the  Committee  evaluates  each relationship listed in the report, a specific loss allocation may be assessed.
     Included in the specific  allocation  analysis are  impaired  loans,  which generally consist of loans with balances of $200 or more on nonaccrual status or non-performing in nature.  Each loan is individually  analyzed to determine if a specific  allocation  is  necessary  based on expected  potential  credit  loss.
Collateral  dependent  loans will be  evaluated to determine a fair value of the collateral  securing the loan.  Any changes in the impaired  allocation  will be reflected in the total specific allocation.
     The second component (general allowance) is based upon total loan portfolio balances minus loan balances already reviewed (specific  allocation).  The Large
Loan Review Committee  evaluates credit analysis reports that provide management with  a  "snapshot"  of  information  on  borrowers  with  larger-balance  loans
(aggregate balances of $1 million or greater), including loan grades, collateral values,  and other factors. A list is prepared and updated quarterly that allows management  to monitor this group of  borrowers.  Therefore,  only small balance commercial loans and homogeneous  loans (consumer and real estate loans) are not specifically  reviewed to  determine  minor  delinquencies,  current  collateral values and present  credit  risk.  The Company  utilizes  actual  historic  loss experience  as a factor to calculate the probable  losses for this  component of
the  allowance  for  loan  losses.   This  risk  factor  reflects  a  three-year
performance  evaluation of credit losses per loan portfolio.  The risk factor is achieved by taking the average net charge-off per loan portfolio for the last 36 consecutive  months and  dividing it by the average  loan  balance for each loan portfolio over the same time period.  The Company  believes that by using the 36 month average loss risk factor,  the estimated  allowance  will more  accurately reflect current probable losses.
     The final component used to evaluate the adequacy of the allowance includes five additional areas that management  believes can have an impact on collecting all principal  due.  These areas are: 1)  delinquency  trends,  2) current local economic conditions,  3) non-performing loan trends, 4) recovery vs. charge-off, and 5) personnel changes. Each of these areas is given a percentage factor, from a low of 2% to a high of 8%,  determined  by the degree of impact it may have on the  allowance.  To calculate  the impact of other  economic  conditions  on the allowance,  the total  general  allowance is  multiplied  by this factor.  These dollars  are then  added to the other two  components  to provide  for  economic conditions in the Company's assessment area. The Company's assessment area takes in a total of ten counties in Ohio and West Virginia.  Each  assessment area has its individual economic  conditions;  however, the Company has chosen to average the risk factors for compiling the economic risk factor.
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

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

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
changes  in  political,  economic  or other  factors  such as  inflation  rates, recessionary or expansive trends, and taxes; competitive pressures; fluctuations in interest  rates;  the level of defaults and  prepayment  on loans made by the
Company; unanticipated litigation,  claims, or assessments;  fluctuations in the cost of  obtaining  funds to make  loans;  and  regulatory  changes.  Additional detailed information  concerning a number of important factors which could cause
actual  results  to  differ  materially  from  the  forward-looking   statements
contained in management's  discussion and analysis is available in the Company's filings  with the  Securities  and  Exchange  Commission,  under the  Securities
Exchange Act of 1934,  including the disclosure under the heading "Item 1A. Risk
Factors" of Part 1 of the  Company's  Annual  Report on Form 10-K for the fiscal year ended December 31, 2009.  Readers are cautioned not to place undue reliance on such forward looking statements,  which speak only as of the date hereof. The
Company  undertakes  no  obligation  and  disclaims  any  intention to republish revised  or  updated  forward  looking  statements,  whether  as a result of new information, unanticipated future events or otherwise.

CONSOLIDATED AVERAGE BALANCE SHEET & ANALYSIS OF NET INTEREST INCOME
Table I
                                                                        December 31
                                   ------------------------------------------------------------------------------------
                                              2009                         2008                         2007
(dollars in thousands)             --------------------------   --------------------------   --------------------------
                                   Average    Income/  Yield/   Average    Income/  Yield/   Average    Income/  Yield/
                                   Balance    Expense   Rate    Balance    Expense   Rate    Balance    Expense   Rate
                                   -------    -------   ----    -------    -------   ----    -------    -------   ----
ASSETS
------
Interest-earning assets:
  Interest-bearing balances        $ 27,077   $    58   0.21%   $  5,710   $   137   2.39%   $    549  $     23   4.22%
    with banks
  Federal funds sold                     18       ---   0.05       5,552       157   2.83       4,428       221   5.00
  Securities:
    Taxable                          97,124     3,038   3.13      82,606     3,432   4.15      76,748     3,477   4.53
    Tax exempt                        9,916       659   6.64      12,784       768   6.01      14,427       797   5.52
  Loans                             641,878    44,223   6.89     629,225    47,402   7.53     628,891    50,793   8.08
                                   --------   -------  -----    --------   -------  -----    --------   -------  -----
    Total interest-
      earning assets                776,013    47,978   6.18%    735,877    51,896   7.05%    725,043    55,311   7.63%

Noninterest-earning assets:
  Cash and due from banks             8,524                       15,029                       14,137
  Other nonearning assets            42,515                       38,217                       38,094
  Allowance for loan losses          (8,100)                      (6,811)                      (7,720)
                                   --------                     --------                     --------
    Total noninterest-
      earning assets                 42,939                       46,435                       44,511
                                   --------                     --------                     --------
        Total assets               $818,952                     $782,312                     $769,554
                                   ========                     ========                     ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
  NOW accounts                     $ 92,550   $ 1,326   1.43%   $ 88,110   $ 1,599   1.81%   $ 78,636   $ 1,924   2.45%
  Savings and Money Market          135,728     1,636   1.21     121,392     2,061   1.70      97,240     2,705   2.78
  Time deposits                     331,130    10,721   3.24     311,188    12,976   4.17     341,686    16,686   4.88
  Repurchase agreements              27,540        75   0.27      28,040       421   1.50      27,433     1,051   3.83
  Other borrowed money               48,905     2,085   4.26      60,678     2,682   4.42      60,603     2,911   4.80
  Subordinated debentures            13,500     1,089   8.07      13,500     1,089   8.07      13,593     1,143   8.41
                                   --------   -------  -----    --------   -------  -----    --------   -------  -----
    Total interest-
      bearing liabilities           649,353    16,932   2.61%    622,908    20,828   3.34%    619,191    26,420   4.27%

Noninterest-bearing liabilities:
  Demand deposit accounts            93,045                       85,436                       78,048
  Other liabilities                  11,613                       12,622                       11,766
                                   --------                     --------                     --------
    Total noninterest-
      bearing liabilities           104,658                       98,058                       89,814

  Shareholders' equity               64,941                       61,346                       60,549
                                   --------                     --------                     --------
    Total liabilities and
      shareholders' equity         $818,952                     $782,312                     $769,554
                                   ========                     ========                     ========

Net interest earnings                         $31,046                      $31,068                      $28,891
                                              =======                      =======                      =======
Net interest earnings as a percent
  of interest-earning assets                            4.00%                        4.23%                        3.99%
                                                       -----                         -----                        -----
Net interest rate spread                                3.57%                        3.71%                        3.36%
                                                       -----                         -----                        -----
Average interest-bearing liabilities
  to average earning assets                            83.68%                        84.65%                       85.40%
                                                       =====                         =====                        =====

Fully taxable  equivalent yields are calculated  assuming a 34% tax rate, net of nondeductible  interest  expense.  Average  balances  are computed on an average daily basis. The average balance for available for sale  securities includes the market  value  adjustment.  However,  the  calculated  yield  is  based  on  the securities'  amortized cost.  Average loan balances include  nonaccruing  loans.
Loan income includes cash received on nonaccruing loans.

RATE VOLUME ANALYSIS OF CHANGES IN INTEREST INCOME & EXPENSE
Table II
                                                  2009                                   2008
                                      -----------------------------          ----------------------------
(dollars in thousands)                     Increase (Decrease)                    Increase (Decrease)
                                        From Previous Year Due to              From Previous Year Due to
                                      -----------------------------          ------------------------------
                                      Volume    Yield/Rate    Total          Volume     Yield/Rate    Total
                                      ------    ----------    -----          ------     ----------    -----
INTEREST INCOME
---------------
Interest-bearing balances
  with banks                        $   136      $  (215)   $   (79)        $   128      $   (14)   $   114
Federal funds sold                      (79)         (78)      (157)             47         (111)       (64)
Securities:
  Taxable                               541         (935)      (394)            255         (300)       (45)
  Tax exempt                           (184)          75       (109)            (96)          67        (29)
Loans                                   938       (4,117)    (3,179)             27       (3,418)    (3,391)
                                    -------      -------    -------         -------      -------    -------
    Total interest income             1,352       (5,270)    (3,918)            361       (3,776)    (3,415)

INTEREST EXPENSE
----------------
NOW accounts                             77         (350)      (273)            213         (538)      (325)
Savings and Money Market                223         (648)      (425)            570       (1,214)      (644)
Time deposits                           790       (3,045)    (2,255)         (1,407)      (2,303)    (3,710)
Repurchase agreements                    (7)        (339)      (346)             23         (653)      (630)
Other borrowed money                   (505)         (92)      (597)              3         (232)      (229)
Subordinated debentures                 ---          ---        ---              (8)         (46)       (54)
                                    -------      -------    -------         -------      -------    -------
    Total interest expense              578       (4,474)    (3,896)           (606)      (4,986)    (5,592)
                                    -------      -------    -------         -------      -------    -------
Net interest earnings               $   774      $  (796)   $   (22)        $   967      $ 1,210    $ 2,177
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

SECURITIES
Table III
                                                                      MATURING
                                   ---------------------------------------------------------------------------
As of December 31, 2009                Within           After One but       After Five but
(dollars in thousands)                One Year        Within Five Years    Within Ten Years    After Ten Years
                                      --------        -----------------    ----------------    ---------------
                                   Amount    Yield     Amount    Yield      Amount   Yield      Amount   Yield
                                   ------    -----     ------    -----      ------   -----      ------   -----
U.S. Treasury securities          $10,557     .41%    $   ---     ---      $   ---     ---      $  ---     ---
U.S. Government
  sponsored entity securities      22,636    1.67%     11,486    4.40%         ---     ---         ---     ---
Obligations of states and
  political subdivisions            2,097    7.15%      1,775    7.03%       4,259    5.01%       8,422   3.40%
Agency mortgage-backed
  securities, residential          15,019    3.23%     21,090    3.85%       3,116    4.00          ---    ---
                                  -------    ----     -------    ----      -------    ----       ------   ----
    Total debt securiities        $50,309    2.10%    $34,351    4.20%     $ 7,375    4.58%     $ 8,422   3.40%
                                  =======    ====     =======    ====      =======    ====      =======   ====

Tax equivalent  adjustments have been made in calculating  yields on obligations of states and political  subdivisions using a 34% rate.  Weighted average yields are  calculated on the basis of the cost and effective  yields  weighted for the scheduled  maturity of each  security.  Mortgage-backed  securities,  which have prepayment  provisions,  are assigned to a maturity  based on estimated  average lives.  Securities are shown at their  carrying  values which include the market value adustments for available for sale securities.

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

Table IV                                       Years Ended December 31
(dollars in thousands)                 2009     2008     2007     2006     2005
----------------------                 ----     ----     ----     ----     ----

Commercial loans (1)                 $5,777   $5,898   $5,273   $7,806   $4,704
 Percentage of loans to total loans   42.43%   39.78%   40.63%   39.45%   38.33%

Residential real estate loans           822      806      327      310      623
 Percentage of loans to total loans   36.66%   40.09%   39.31%   38.16%   38.06%

Consumer loans                        1,599    1,095    1,137    1,296    1,806
 Percentage of loans to total loans   20.91%   20.13%   20.06%   22.39%   23.61%

                                     -------  -------  -------  -------  -------
Allowance for Loan Losses            $8,198   $7,799   $6,737   $9,412   $7,133
                                     =======  =======  =======  =======  =======
                                     100.00%  100.00%  100.00%  100.00%  100.00%
                                     =======  =======  =======  =======  =======
Ratio of net charge-offs
 to average loans                       .44%     .42%     .78%     .54%     .31%
                                     =======  =======  =======  =======  =======

     The above allocation is based on estimates and subjective  judgments and is not necessarily  indicative of the specific  amounts or loan categories in which losses may ultimately occur.

(1) Includes commercal and industrial and commercial real estate loans.

SUMMARY OF NONPERFORMING AND PAST DUE LOANS

Table V
(dollars in thousands)                 2009     2008     2007     2006     2005
----------------------                 ----     ----     ----     ----     ----
Impaired loans                      $27,644  $21,153  $ 6,871  $17,402   $7,983
Past due 90 days or more and
  still accruing                      1,639    1,878      927    1,375    1,317
Nonaccrual                            3,619    3,396    2,734   12,017    1,240
Accruing loans past due 90
  days or more to total loans           .25%     .30%     .14%     .22%     .21%
Nonaccrual loans as a % of
  total loans                           .56%     .54%     .43%    1.92%     .20%
Impaired loans as a % of total loans   4.24%    3.36%    1.08%    2.78%    1.29%
Allowance for loans losses as a
  % of total loans                     1.26%    1.24%    1.06%    1.51%    1.16%

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
     In  2009, the Company changed  its  methodology  for  identifying  impaired loans. Amounts as of December 31, 2008 have been  reclassified  to be consistent with the 2009 methodology.  The  change  resulted  in  reclassifying  current or performing loans as impaired  loans for  which full payment  under  the original
terms  is  not  probable.   As  of  December  31, 2008,  $13,054  of loans  were
reclassified as impaired loans and the related general allowance for loan losses allocation of $2,450 was reclassified as a specific  allowance for  loan losses.
Prior  to  the  change in  methodology, the  general  allowance  for loan losses allocation  related to  these loans  was  based on historical credit losses, and these  allocations were  materially  consistent with  amounts  that  would  have
been    determined   had   the   loans   been   classified   as   impaired.  The
reclassification had  no impact on the allowance for loan losses, the  provision for loan losses, net income  or  retained earnings. Amounts  as of  December 31,
2008  have  been  reclassified  to  be  consistent  with  the  2009 methodology;
however, amounts prior to December 31, 2008 have not been reclassified.

MATURITY AND REPRICING DATA OF LOANS
Table VI

As of December 31, 2009                             Maturing/Repricing
(dollars in thousands)
                               Within       After One but
                              One Year    Within Five Years   After Five Years     Total
                              --------    -----------------   ----------------     -----
Residential real estate loans $ 35,181         $ 26,025           $177,555        $238,761
Commercial loans (1)           154,856           88,163             33,347         276,366
Consumer loans                  35,121           67,509             33,599         136,229
                              --------         --------           --------        --------
  Total loans                 $225,158         $181,697           $244,501        $651,356
                              ========         ========           ========        ========

Loans maturing or repricing after one year with:
   Variable interest rates    $ 96,603
   Fixed interest rates        329,595
                              --------
   Total                      $426,198
                              ========

(1) Includes commercial and industrial and commercial real estate loans.

DEPOSITS

Table VII                                    as of December 31

(dollars in thousands)
                                     2009           2008           2007
                                     ----           ----           ----
Interest-bearing deposits:
  NOW accounts                     $ 91,998       $ 80,855       $ 65,618
  Money Market                      103,644         85,625         72,276
  Savings accounts                   38,834         32,664         31,436
  IRA accounts                       49,841         46,574         44,050
  Certificates of Deposit           276,557        261,137        297,057
                                   --------       --------       --------
                                    560,874        506,855        510,437
Noninterest-bearing deposits:
  Demand deposits                    86,770         85,506         78,589
                                   --------       --------       --------
    Total deposits                 $647,644       $592,361       $589,026
                                   ========       ========       ========

The  following  table  presents the  Company's  estimated  net  interest  income sensitivity:

INTEREST RATE SENSITIVITY
     Table VIII

  Change in              December 31, 2009           December 31, 2008
 Interest Rates             % Change in                 % Change in
  Basis Points          Net Interest Income         Net Interest Income
---------------         -------------------         -------------------

    +300                       (.26%)                     (5.47%)
    +200                       (.58%)                     (4.12%)
    +100                       (.58%)                     (2.30%)
    -100                        .68%                       2.54%

CONTRACTUAL OBLIGATIONS
Table IX

  The following  table presents, as  of December 31, 2009, significant fixed and determinable  contractual  obligations to third parties by payment date. Further discussion of the nature of each  obligation is included in the referenced  note to the consolidated financial statements.
                                                                            Payments Due In
(dollars in thousands)
                                            Note      One Year      One to        Three to        Over
                                         Reference    or Less     Three Years    Five Years    Five Years      Total
                                         ---------    --------    -----------    ----------    ----------    ----------
Deposits without a stated maturity           F        $321,246       $    ---      $    ---      $    ---      $321,246
Consumer and brokered time deposits          F         180,318        120,016        25,066           998       326,398
Repurchase agreements                        G          31,641            ---           ---           ---        31,641
Other borrowed funds                         H          28,774          6,772         6,281           882        42,709
Subordinated debentures                      I             ---            ---           ---        13,500        13,500

KEY RATIOS
Table X
                               2009     2008     2007     2006     2005
                               ----     ----     ----     ----     ----
Return on average assets        .81%     .91%     .82%     .71%     .97%
Return on average equity      10.23%   11.62%   10.40%    9.00%   12.18%
Dividend payout ratio         47.95%   42.94%   46.66%   52.56%   38.55%
Average equity to
  average assets               7.93%    7.84%    7.87%    7.88%    7.93%