Form 10-K/A, Exhibit 13
period 2009-12-31
OHIO VALLEY BANC CORP
filed 2010-04-26
CIK 894671

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
(2) Other borrowed funds include subordinated debentures.

                     CONSOLIDATED STATEMENTS OF CONDITION

                                                           As of December 31

                                                         2009             2008
-------------------------------------------------------------------------------
(dollars in thousands, except share and per share data)

ASSETS

Cash and noninterest-bearing deposits with banks     $   9,101        $  16,650
Interest-bearing deposits with banks                     6,569              611
Federal funds sold                                         ---            1,031
                                                     ---------        ---------
  Total cash and cash equivalents                       15,670           18,292

Securities available for sale                           83,868           75,340
Securities held to maturity
 (estimated fair value: 2009 - $16,834,
  2008 - $17,241)                                       16,589           16,986
Federal Home Loan Bank stock                             6,281            6,281

Total loans                                            651,356          630,391
 Less: Allowance for loan losses                        (8,198)          (7,799)
                                                     ---------        ---------
  Net loans                                            643,158          622,592

Premises and equipment, net                             10,132           10,232
Accrued income receivable                                2,896            3,172
Goodwill                                                 1,267            1,267
Bank owned life insurance                               18,734           18,153
Prepaid FDIC insurance                                   3,567              ---
Other assets                                             9,826            8,793
                                                     ---------        ---------
  Total assets                                       $ 811,988        $ 781,108
                                                     =========        =========
LIABILITIES

Noninterest-bearing deposits                         $  86,770        $  85,506
Interest-bearing deposits                              560,874          506,855
                                                     ---------        ---------
  Total deposits                                       647,644          592,361

Securities sold under agreements to repurchase          31,641           24,070
Other borrowed funds                                    42,709           76,774
Subordinated debentures                                 13,500           13,500
Accrued liabilities                                      9,973           11,347
                                                     ---------        ---------
  Total liabilities                                    745,467          718,052
                                                     ---------        ---------
COMMITMENTS AND CONTINGENT LIABILITIES (See Note K)        ---              ---

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

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE H - OTHER BORROWED FUNDS (continued)

Scheduled principal payments over the next five years:

                 FHLB Borrowings     Promissory Notes     FRB Notes      Totals
                 ---------------     ----------------     ---------      ------
    2010             $26,065              $2,456           $  253       $28,774
    2011               6,062                 ---              ---         6,062
    2012                  64                 646              ---           710
    2013               2,567                 ---              ---         2,567
    2014               2,569               1,145              ---         3,714
    Thereafter           882                 ---              ---           882
                     -------              ------           ------       -------
                     $38,209              $4,247           $  253       $42,709
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