Form 10-K, Exhibit 13
period 2011-12-31
OHIO VALLEY BANC CORP
filed 2012-03-15
CIK 894671

OHIO VALLEY BANC CORP.

ANNUAL REPORT 2011

MESSAGE FROM MANAGEMENT

Dear Shareholders and Friends of our Valued Communities,

Enclosed between these covers you will find the summation of your company’s operations for the year 2011.

We would be remiss if we didn’t first recognize the retirement of one of our directors, Robert E. Daniel, who retired from the Board of Directors in May. Mr. Daniel served your board as a representative from one of our area’s largest employers, the healthcare industry. We are pleased that he will continue to serve in an advisory capacity as a Director Emeritus.

We commend the adamant support of our shareholders and customers which led to a successful 2011. OVBC ended the year with net income totaling $5,835,000, a 14.5 percent increase from net income of $5,096,000 for the previous year. Also, earnings per share were $1.46 for 2011 versus $1.28 for 2010, an increase of 14.1 percent.

Capital was the focus for much of 2011 as regulators increased their emphasis on capital standards. With enhanced earnings, the balance of capital increased to even stronger levels in 2011.

Your employees strived to increase Asset Quality by increasing recoveries, working with borrowers who put forth good faith efforts to pay, and by proactively matching appropriate new loans to responsible borrowers. And it worked. Our ratio of nonperforming loans to total loans at December 31, 2011 lowered to .52%, compared to .78% at December 31, 2010.

         At Loan Central, this group of dedicated professionals continued to meet the needs of a growing public with problem credit histories. A seventh office was opened just after the end of the year in the Zane Plaza in Chillicothe, Ohio. We are pleased to welcome Chillicothe manager, Greg Kauffman, to the OVBC family. In 2011, Loan Central contributed an outstanding 19.5% of the total earnings per share to the OVBC bottom line.

These successes highlighted a Year of Celebration in which we celebrated important milestones for many of our offices from the 50th Anniversary of the current Main Office location to the 15th Anniversary of our first in-store bank location. We look forward to celebrating the 140th Anniversary of The Ohio Valley Bank Company with you in 2012.

    As always, we thank you for your loyalty and support and humbly submit the following pages for your review.

Sincerely,

/s/Jeffrey E. Smith                                                                       /s/Thomas E. Wiseman
Jeffrey E. Smith                                                                           Thomas E. Wiseman
Chairman and CEO                                                                      President and COO
Ohio Valley Banc Corp.                                                              Ohio Valley Banc Corp.

Being a Community Bank is More Than Words on a Page…

In October, OVB Financial Literacy Leader Hope Roush brought OVB’s Adventures in Credit to elementary schools in our region. Students learned how to use credit wisely, during an interactive superhero-themed program. At left Roush is pictured at Vinton Elementary.

OVB Officer and Waverly Office Manager, Rick Swain, took a few moments away from the Office’s 20th Anniversary Celebration to thank radio listeners for their support over the years.
Over the last few years, OVB has supported major building projects at school districts across our region; including this double donation presentation made to Gallipolis City Schools and Gallia County Local Schools in 2011.

Manager and Bank Officer Joe Wyant doesn’t back away from a challenge, not even when it’s washing windshields at the 20th Anniversary Celebration of the OVB Office in Jackson. Fortunately, his reward came in September when he had the honor of opening the Little Miss Apple Festival Exhibit with 2010 Little Miss McKinley Morris and OVB GenNEXT Advisory Board member Taryn Strawser.

It’s in the Hearts, Minds, and Actions of Our People

In September, the OVB Jackson Pike Office celebrated its 35th year in business. The event was highlighted by the surprise visit of Larry Marr, the branch’s first customer. He is pictured, on the left, with current Jackson Pike Branch Operations Manager Jenny Nicinsky and Chairman and CEO Jeff Smith, who happened to be the first manager of the Jackson Pike branch.

At OVB, we are proud to “invest” in youth through our region’s outstanding county fairs. These events exhibit the best of what our communities have to offer.  Left, OVB Vice President Chris Preston looks on as Account Service Representative Adam Canterbury presents $1,000 to the exhibitor of the Top Steer Born & Raised in Cabell County at the first fair of the season in July.

Right, we stood among an excited crowd to watch one OVB 4-H Scholar crown another as Kalee Edmonds passed the Mason Co. Fair Queen title to Jordan Cullen during the pageant also sponsored by Ohio Valley Bank.

Right, in October, bankers at the OVB Holzer Banking Center, located conveniently inside Holzer Medical Center of Gallipolis, dressed up the office in pink to show support for the hospital’s Susan G. Komen Foundation fundraising efforts.

A TRADITION OF QUALITY PERFORMANCE

Total Return Performance
Year ended December 31, 2011

This is a comparison of five-year cumulative total returns among Ohio Valley Banc Corp.’s common shares, the S & P 500 Index, and the SNL $500 Million-$1 Billion Bank Asset-Size Index. The SNL Index represents stock performance of 79 of the nation's banks located throughout the United States with total assets between $500 Million and $1 Billion (including Ohio Valley Banc Corp.) Calculations are based on an investment of $100 on December 31, 2006 and assumes reinvestment of dividends.

                                                                                                                                                                                                      Period Ending
Index	12/31/06	12/31/07	12/31/08	12/31/09	12/31/10	12/31/11

Ohio Valley Banc Corp.	100.00	102.51	79.35	95.72	88.41	88.06
SNL $500M-$1B Bank Index	100.00	80.13	51.35	48.90	53.38	46.96
S&P 500	100.00	105.49	66.46	84.05	96.71	98.76

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
Jackson Pike - 3035 State Route 160
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
Chillicothe, Ohio
1080 N. Bridge Street, Unit 43

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

Red’s Truck Center, Kerr Road, Bidwell, Ohio

Sav-a-Lot, State Rt. 160, Bidwell, Ohio

Gallia Academy, 2855 Centenary Road, Gallipolis, Ohio

Holzer Medical Center Cafeteria, 100 Jackson Pike, Gallipolis, Ohio

Holzer Clinic, 280 Pattonsville Road, Jackson, Ohio

Foodland, 409 N. Front Street, Oak Hill, Ohio

Bob Evans Sausage Shop, State Rt. 588, Rio Grande, Ohio

BP, Rt 35 & 5 Mile Creek, Fraziers Bottom, WV

Sunoco Foodmart, 3175 Route 60 E., Huntington, WV

Pleasant Valley Hospital, 2520 Valley Drive, Point Pleasant, WV

See our Intelli-Deposit ATM inside the Gallipolis Walmart where you can make a deposit without a deposit slip!

Community First and Always

Ohio Valley Bank believes in community. As a responsible business, we feel it is our duty to invest in our community, whether by monetary means or through volunteerism. We are proud to make a positive impact on our hometowns. In supporting our communities, we achieve our mission to excel as an independent community bank.

The community and charitable organizations that follow are some of those that we “invested” in during 2011 through charitable giving.

American Cancer Society
Amer. Free Enterprise Leadership
American Legion
American Red Cross
Amish School Auction
AMVETS
Area Agency on Aging District 7
Ariel Theatre
Baptist for Life of Central Ohio
Beaver Lions Club
Beaver OktoberFest
Bend Area C.A.R.E.
Bend Area Food Pantry
Boy Scouts of America
Buckeye Hills Career Center
Cabell Co. 4-H
Cabell Co. Canine Assn.
Cabell Co. Fair
Cabell Co. FFA
Cabell Co. Fraternal Order of Police
Cabell Co. Kids for Christmas
Cabell Co. SOGA
Cabell Huntington Hospital Children’s Fund
Cabell Midland High School
Chester Ball Association
Chester Shade Historical Society
Childrens Center of Ohio
Christian Life Academy
City of Milton Fireworks
Cystic Fibrosis
Earl Neff Pediatric Toy Fund
Eastern High School (Pike County)
Eastern Youth League
Elm Grove Youth League
Emancipation Celebration
FACTS Youth Fishing Day
Fellowship of Christian Athletes
FOF Community Concert
Fort Hayes Broadcasting Program
Fort Hill Christian Youth Camp
Franklin County Schools
Franklin Heights High School
Frank Shriver Family Benefit
French Art Colony
French City Chili Fest
French Colony Chorus
Friends of Lake Alma
French 500 Clinic
Gallery at 409
Gallia Co. 4-H
Gallia Co. Agricultural Society
Gallia County Cattlemen Assn.
Gallia Co. Chamber of Commerce
Gallia Co. Chautauqua
Gallia Co. CVB
Gallia Co. Dairy Committee
Gallia Co. Early Childhood
Gallia Co. Emancipation Day
Gallia Co. Farm Bureau
Gallia Co. Gospel Sing
Gallia Co. Health Dept.
Gallia Co. Junior Fair
Gallia Co. Local Schools
Gallia Co. Relay for Life
Gallia Co. River Recreation Festival
Gallia Co. Snack Pack
Gallia Co. Wrestling Club
Gallia Senior Citizens Ctr.
Gallipolis Bass Busters
Gallipolis City Schools
Gallipolis Elks
Gallipolis In Bloom
Gallipolis Jr Women's Club
Gallipolis Lions Club

Gallipolis Rotary
Gallipolis Shrine Club
Gallipolis Women’s Bowling League
Generation Gallia
Girl Scouts of America
Gold Girl Group Home
Gospel Lighthouse Fundraiser
Greenfield Fire Dept. Ladies Aux.
Grove City Schools
Guiding Hands/Gallco Center
Holzer Foundation, Camp Beaver
Holzer Hospice
Holzer Medical Center
Holzer Senior Outreach
Jackson ALS Walk
Jackson Chamber of Commerce
Jackson City Schools
Jackson Co. 4-H
Jackson Co. Apple Festival
Jackson Co. Economic Development
Jackson Co. Fair Auction
Jackson Elks Fundraiser
Jackson Extension
Jackson Firefighters Assn.
Jackson Jaycees
Jackson Rotary
Jackson Shop-with-a-Cop
Jackson Sideliners
Jackson SWCD
Jackson/Vinton Farm Bureau
John Hereford Benefit
Jonathan Goddard Endowment
Josh Napper Scholarship Fund
Junior Achievement
Juvenile Diabetes Research
JVAC Industries
Kiwanis
Lawrence Co. Beef Sweepstakes
Lawrence Co. Fair Auction
Lawrence Co. FOP Foundation
Liberty Union High School
Lillian Jones Museum
Madison Jewell Baker Fundraiser
Main Street Point Pleasant
Martha Elementary
Mason Co. 4-H
Mason Co. Board of Education
Mason Co. Chamber of Commerce
Mason Co. Community Foundation
Mason Co. Fair & Queen Pageant
Mason Co. FBLA
Mason Co. Little League
Mason Co. Reading Council
Mason Co. Relay for Life
Mason Co. Schools
Mason Co. Special Olympics
Meigs Chamber of Commerce
Meigs Co. 4-H
Meigs Co. Fair Livestock Auction
Meigs Co. Schools
Meigs New Field Celebration
Meigs Soil & Water Conservation
Meigs VFW
MGM Big Green Club
Middleport Sternwheeler Riverfest
Middleport Youth League
Milton Little League
Milton Middle School
Milton Rotary
Mothman Festival 5K Race
MU Athletic Association
Multiple Sclerosis Society
Muscular Dystrophy Association

NAACP
National Child Safety Council
National Super Kids Classic
National Wild Turkey Federation
Native American Harvest
Oak Hill Festival of Flags
Oak Hill Local Schools
OASIS Benefit
Ohio 4-H Foundation
Ohio River Live
Ohio Valley Christian School
Ohio Valley Symphony
Ohio Valley Youth Orchestra
OH/WV YMCA Youth in Government
Old Fort Meigs
Ole Car Club
OVB 4-H Scholarship Program
Pancreatic Research Fund
Pike Co. 4-H
Pike Co. Chamber of Commerce
Pike Co. Fair Livestock Auction
Pike Co. Outreach Council
Pike Co. Shrine Club
Pike Co. Soil & Water Conservation
Pike Co. YMCA
Point Pleasant River Museum
Point Pleasant Sternwheel Regatta
Pomeroy-Middleport Lions Club
Pomeroy Youth League
Rachel Halley Benefit
Racine’s Party in Park Festival
Rio Grande Memorial Park
Riverbend Arts Council
River Cities Military Support Group
Scott Porter Memorial Fund
Special Olympics
St. Jude’s Children’s Hospital
Susan G. Komen Foundation
Syracuse Fire Department
Tabernacle of Praise
Tour Ohio Band Organ Rally
Town of Mason
Tu-Endie-Wei FOP
United Fund of Jackson County
University of Rio Grande
Vietnam Veterans
Village of Pomeroy
Village of Rio Grande
Vinton Bean Dinner
Vinton Integrity Baseball
Washington Elementary Ohio Reads
Waverly Foundation
Waverly Jingle Bell Parade
Waverly Leo Club
Waverly Lions Club
Waverly Local Schools
Waverly Street Festival
Wellston City Schools
Wellston Ohillco Festival
West Virginia Pumpkin Festival
Women’s & Children’s Hospital
Wilkesville Community Center
WV Miners Team
WV Soccer

Directors and Officers

OVBC OFFICERS

Jeffrey E. Smith, Chairman of the Board and Chief Executive Officer
Thomas E. Wiseman, President and Chief Operating Officer
E. Richard Mahan, Senior Vice President & Chief Credit Officer
Larry E. Miller, II, Senior Vice President & Secretary
Katrinka V. Hart, Senior Vice President & Chief Lending Officer
Mario P. Liberatore, Vice President
Cherie A. Elliott, Vice President
Jennifer L. Osborne, Vice President
Tom R. Shepherd, Vice President
Scott W. Shockey, Vice President & Chief Financial Officer
Bryan F. Stepp, Vice President
Frank W. Davison, Vice President
Bryan W. Martin, Vice President
David K. Nadler, Vice President
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

OHIO VALLEY BANK DIRECTORS

Jeffrey E. Smith                          Steven B. Chapman
Thomas E. Wiseman                  Anna P. Barnitz
David W. Thomas                      Brent A. Saunders
Lannes C. Williamson                Roger D. Williams
Harold A. Howe

DIRECTORS EMERITUS

W. Lowell Call                           Charles C. Lanham
James L. Dailey                          Barney A. Molnar
Robert E. Daniel                         C. Leon Saunders
Art E. Hartley, Sr.                       Wendell B. Thomas

WEST VIRGINIA ADVISORY BOARD

Mario P. Liberatore                    Lannes C. Williamson
Anna P. Barnitz                          Stephen L. Johnson
Richard L. Handley                    E. Allen Bell
Gregory K. Hartley                    John A. Myers
Trenton M. Stover

OHIO VALLEY BANK OFFICERS

Jeffrey E. Smith, Chairman of the Board & Chief Executive Officer
Thomas E. Wiseman, President and Chief Operating Officer
E. Richard Mahan, Executive Vice President & Chief Credit Officer
Larry E. Miller, II, Executive Vice President & Secretary
Katrinka V. Hart, Executive Vice President & Chief Lending Officer

SENIOR VICE PRESIDENTS
Mario P. Liberatore, West Virginia Bank Group
Jennifer L. Osborne, Retail Lending Group
Tom R. Shepherd, Chief Deposit Officer
Scott W. Shockey, Chief Financial Officer
Bryan F. Stepp, Corporate Banking West Virginia
Frank W. Davison, Financial Bank Group
Bryan W. Martin, Administrative Services/Human Resources
David K. Nadler, Chief Risk Officer

VICE PRESIDENTS
Richard D. Scott, Trust
Patrick H. Tackett, Retail Lending
Marilyn E. Kearns, Director of Human Resources
Fred K. Mavis, Business Development Officer
Rick A. Swain, Western Division Branch Manager
Bryna S. Butler, Market & E-Strategies Officer
Tamela D. LeMaster,  Branch Administration/CRM
Christopher L. Preston, Branch Administration/Business Development

ASSISTANT VICE PRESIDENTS
Melissa P. Mason, Trust Officer
Diana L. Parks,  Internal Auditor
Christopher S. Petro, Comptroller
Linda L. Plymale, Transit Officer
Kimberly R. Williams, Systems Officer
Deborah A. Carhart, Shareholder Relations
Gregory A. Phillips, Assistant Manager Residential Real Estate
Pamela D. Edwards, Special Assets
Paula W. Clay, Assistant Secretary
Cindy H. Johnston, Assistant Secretary
Kyla R. Carpenter, Director of Marketing
Toby M. Mannering, Collection Manager
Joe J. Wyant, Region Manager Jackson County
Allen W. Elliott, Bank Card Manager
Brenda G. Henson, Manager Deposit Services
D. Jeremy Perkins, Network Systems
Gabriel U. Stewart, Chief Information Security Officer
Randall L. Hammond, Security Officer/Loss Prevention
Barbara A. Patrick, BSA Officer/Loss Prevention
Richard P. Speirs, Facilities/Technical Manager and  Director of Administrative Services
Aaron S. Rykowski, Senior Compliance Officer
E. Kate Cox, Regional Branch Administration

ASSISTANT CASHIERS
Stephanie L. Stover, Retail Lending Operations Manager
Raymond G. Polcyn, Manager of Loan Production Office
Linda L. Hart, Assistant Manager Waverly Office
Lori A. Edwards, Secondary Market Manager
Brandon O. Huff, AS400 Administrator
Lois J. Scherer, Assistant Transit Officer
Angela S. Kinnaird, Sales and Support Manager for Deposit Services
Linda K. Roe, Employee Development Manager
Shawn R. Siders, Credit Analyst
Anita M. Good, Regional Branch Manager

LOAN CENTRAL OFFICERS

Katrinka V. Hart, Chairman of the Board
Cherie A. Elliott,  President
Timothy R. Brumfield, Vice President & Secretary
                                        Manager, Gallipolis Office
T. Joe Wilson, Manager, South Point Office
Joseph I. Jones, Manager, Waverly Office
John J. Holtzapfel, Manager, Wheelersburg Office
Deborah G. Moore, Manager, Jackson Office
Gregory G. Kauffman, Manager, Chillicothe Office

GenNEXT ADVISORY BOARD

Anthony W. Staley             Taryn D. Strawser
W. Graham Woodyard         Heidi J. Wood
Bryan L. Minear                    Mark A. Crawford
Rheadon L. Remy                  Jodie L. McCalla
Benjamin M. Sandy

OHIO VALLEY BANC CORP.
Symbol: OVBC
Email:  investorrelations@ovbc.com
www.ovbc.com

SELECTED FINANCIAL DATA

	Years Ended December 31

	2011	2010	2009	2008	2007
(dollars in thousands, except share and per share data)

SUMMARY OF OPERATIONS:

Total interest income	$44,040	$46,514	$47,623	$51,533	$54,947
Total interest expense	10,169	13,547	16,932	20,828	26,420
Net interest income	33,871	32,967	30,691	30,705	28,527
Provision for loan losses	4,896	5,871	3,212	3,716	2,252
Total other income	7,222	6,154	7,598	6,046	5,095
Total other expenses	28,299	26,643	26,160	23,178	22,442
Income before income taxes	7,898	6,607	8,917	9,857	8,928
Income taxes	2,063	1,511	2,272	2,729	2,631
Net income	5,835	5,096	6,645	7,128	6,297

PER SHARE DATA:

Earnings per share	$1.46	$1.28	$1.67	$1.77	$1.52
Cash dividends declared per share	$0.84	$0.84	$0.80	$0.76	$0.71
Book value per share	$17.84	$17.03	$16.70	$15.83	$15.10
Weighted average number of common
shares outstanding	4,001,435	3,984,229	3,983,034	4,018,367	4,131,621

AVERAGE BALANCE SUMMARY:

Total loans	$625,603	$653,557	$641,878	$629,225	$628,891
Securities (1)	185,684	148,974	134,117	101,100	91,724
Deposits	720,936	693,845	652,453	606,126	595,610
Other borrowed funds (2)	37,779	50,140	62,405	74,178	74,196
Shareholders' equity	69,866	67,606	64,941	61,346	60,549
Total assets	858,017	848,702	818,952	782,312	769,554

PERIOD END BALANCES:

Total loans	$598,308	$641,322	$651,356	$630,391	$637,103
Securities (1)	157,515	165,070	113,307	99,218	100,713
Deposits	687,886	694,781	647,644	592,361	589,026
Shareholders' equity	71,843	68,128	66,521	63,056	61,511
Total assets	804,177	851,514	811,988	781,108	783,418

KEY RATIOS:

Return on average assets	0.68%	0.60%	0.81%	0.91%	0.82%
Return on average equity	8.35%	7.54%	10.23%	11.62%	10.40%
Dividend payout ratio	57.59%	65.67%	47.95%	42.94%	46.66%
Average equity to average assets	8.14%	7.97%	7.93%	7.84%	7.87%

(1) Securities include interest-bearing deposits with banks and FHLB stock.
(2) Other borrowed funds include subordinated debentures

CONSOLIDATED STATEMENTS OF CONDITION

	As of December 31

	2011	2010
(dollars in thousands, except share and per share data)

Assets

Cash and noninterest-bearing deposits with banks	$8,914	$8,979
Interest-bearing deposits with banks	42,716	50,772
Total cash and cash equivalents	51,630	59,751

Securities available for sale	85,670	85,839
Securities held to maturity
(estimated fair value: 2011 - $22,847; 2010 - $21,198)	22,848	22,178
Federal Home Loan Bank stock	6,281	6,281

Total loans	598,308	641,322
Less: Allowance for loan losses	(7,344)	(9,386)
Net loans	590,964	631,936

Premises and equipment, net	9,216	9,738
Other real estate owned	4,256	4,403
Accrued income receivable	2,872	2,704
Goodwill	1,267	1,267
Bank owned life insurance and annuity assets	23,097	19,761
Prepaid FDIC insurance	1,609	2,576
Other assets	4,467	5,080

Total assets	$804,177	$851,514

Liabilities

Noninterest-bearing deposits	$138,143	$91,949
Interest-bearing deposits	549,743	602,832
Total deposits	687,886	694,781

Securities sold under agreements to repurchase	-	38,107
Other borrowed funds	20,296	27,743
Subordinated debentures	13,500	13,500
Accrued liabilities	10,652	9,255

Total liabilities	732,334	783,386

Commitments and Contingent Liabilities (See Note J)	-	-

Shareholders' Equity

Common stock ($1.00 stated value per share,
10,000,000 shares authorized; 2011 - 4,686,295 shares issued;
2010 - 4,659,795 shares issued)	4,686	4,660
Additional paid-in capital	33,473	33,003
Retained earnings	48,435	45,960
Accumulated other comprehensive income	961	217
Treasury stock, at cost (659,739 shares)	(15,712)	(15,712)
Total shareholders' equity	71,843	68,128

Total liabilities and shareholders' equity	$804,177	$851,514

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF INCOME

For the years ended December 31	2011	2010	2009
(dollars in thousands, except per share data)

Interest and dividend income:
Loans, including fees	$41,263	$43,462	$44,076
Securities
Taxable	1,776	2,187	2,748
Tax exempt	571	497	451
Dividends	267	275	290
Other interest	163	93	58
	44,040	46,514	47,623

Interest expense:
Deposits	8,436	11,053	13,683
Securities sold under agreements to repurchase	17	57	75
Other borrowed funds	627	1,348	2,085
Subordinated debentures	1,089	1,089	1,089
	10,169	13,547	16,932

Net interest income	33,871	32,967	30,691
Provision for loan losses	4,896	5,871	3,212
Net interest income after provision for loan losses	28,975	27,096	27,479

Noninterest income:
Service charges on deposit accounts	2,218	2,202	2,816
Trust fees	215	233	227
Income from bank owned life insurance and annuity assets	725	741	1,311
Mortgage banking income	386	362	758
Electronic refund check / deposit fees	2,559	780	528
Debit / credit card interchange income	1,387	998	807
Gain (loss) on sale of other real estate owned	(1,224)	(177)	38
Other	956	1,015	1,113
	7,222	6,154	7,598

Noninterest expense:
Salaries and employee benefits	16,650	15,647	14,824
Occupancy	1,585	1,609	1,599
Furniture and equipment	1,143	1,214	1,204
Corporation franchise tax	744	745	713
FDIC insurance	1,029	1,061	1,625
Data processing	891	685	670
Foreclosed assets, net	650	67	150
Other	5,607	5,615	5,375
	28,299	26,643	26,160

Income before income taxes	7,898	6,607	8,917

Provision for income taxes	2,063	1,511	2,272

NET INCOME	$5,835	$5,096	$6,645

Other Comprehensive income:
Change in unrealized gains/losses on securities, net of tax	744	(457)	(16)

Comprehensive income	$6,579	$4,639	$6,629

Earnings per share	$1.46	$1.28	$1.67

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

For the years ended December 31, 2011, 2010 and 2009

(dollars in thousands, except share and per share data)
				Accumulated
				Other		Total
	Common	Additional	Retained	Comprehensive	Treasury	Shareholders'
	Stock	Paid-In Capital	Earnings	Income	Stock	Equity
Balances at January 1, 2009	$4,643	$32,683	$40,752	$690	$(15,712)	$63,056

Comprehensive income:
Net income	-	-	6,645	-	-	6,645
Change in unrealized gain on
available for sale securities	-	-	-	(24)	-	(24)
Income tax effect	-	-	-	8	-	8
Total comprehensive income	-	-	-	-	-	6,629
Common stock issued to ESOP,
1,000 shares	1	21	-	-	-	22
Cash dividends, $.80 per share	-	-	(3,186)	-	-	(3,186)

Balances at December 31, 2009	4,644	32,704	44,211	674	(15,712)	66,521

Comprehensive income:
Net income	-	-	5,096	-	-	5,096
Change in unrealized gain on
available for sale securities	-	-	-	(693)	-	(693)
Income tax effect	-	-	-	236	-	236
Total comprehensive income	-	-	-	-	-	4,639
Common stock issued to ESOP,
16,047 shares	16	299	-	-	-	315
Cash dividends, $.84 per share	-	-	(3,347)	-	-	(3,347)

Balances at December 31, 2010	4,660	33,003	45,960	217	(15,712)	68,128

Comprehensive income:
Net income	-	-	5,835	-	-	5,835
Change in unrealized gain on
available for sale securities	-	-	-	1,127	-	1,127
Income tax effect	-	-	-	(383)	-	(383)
Total comprehensive income	-	-	-	-	-	6,579
Common stock issued to ESOP,
26,500 shares	26	470	-	-	-	496
Cash dividends, $.84 per share	-	-	(3,360)	-	-	(3,360)

Balances at December 31, 2011	$4,686	$33,473	$48,435	$961	$(15,712)	$71,843

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31	2011	2010	2009

(dollars in thousands, except per share data)

Cash flows from operating activities:
Net income	$5,835	$5,096	$6,645
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation	971	1,067	1,071
Net amortization of securities	1,059	666	280
Proceeds from sale of loans in secondary market	13,637	16,825	57,815
Loans disbursed for sale in secondary market	(13,251)	(16,463)	(57,057)
Amortization of mortgage servicing rights	121	122	129
(Recovery) impairment of mortgage servicing rights	(33)	30	91
Gain on sale of loans	(474)	(514)	(978)
Deferred tax (benefit) expense	340	(462)	(2)
Provision for loan losses	4,896	5,871	3,212
Common stock issued to ESOP	496	315	22
Earnings on bank owned life insurance and annuity assets	(725)	(741)	(1,311)
(Gain) loss on sale of other real estate owned	1,224	177	(38)
Change in accrued income receivable	(168)	192	276
Change in accrued liabilities	1,397	(718)	(1,374)
Change in other assets	857	866	(3,853)
Net cash provided by operating activities	16,182	12,329	4,928

Cash flows from investing activities:
Proceeds from maturities of securities available for sale	43,193	65,698	41,099
Purchases of securities available for sale	(43,007)	(69,014)	(49,922)
Proceeds from maturities of securities held to maturity	1,449	3,523	1,858
Purchases of securities held to maturity	(2,068)	(9,126)	(1,470)
Net change in loans	34,243	4,829	(25,527)
Proceeds from sale of other real estate owned	756	1,511	1,050
Purchases of premises and equipment	(449)	(673)	(971)
Proceeds from bank owned life insurance	-	-	1,034
Purchases of bank owned life insurance and annuity assets	(2,611)	(286)	(304)
Net cash provided by (used in) investing activities	31,506	(3,538)	(33,153)

Cash flows from financing activities:
Change in deposits	(6,895)	47,137	55,283
Cash dividends	(3,360)	(3,347)	(3,186)
Change in securities sold under agreements to repurchase	(38,107)	6,466	7,571
Proceeds from Federal Home Loan Bank borrowings	703	11,475	6,050
Repayment of Federal Home Loan Bank borrowings	(7,562)	(26,278)	(16,005)
Change in other short-term borrowings	(588)	(163)	(24,110)
Net cash provided by (used in) financing activities	(55,809)	35,290	25,603

Cash and cash equivalents:
Change in cash and cash equivalents	(8,121)	44,081	(2,622)
Cash and cash equivalents at beginning of year	59,751	15,670	18,292
Cash and cash equivalents at end of year	$51,630	$59,751	$15,670

Supplemental disclosure:
Cash paid for interest	$10,875	$15,022	$17,791
Cash paid for income taxes	445	2,016	2,730
Non-cash transfers from loans to other real estate owned	1,833	522	1,749
Other real estate owned sales financed by the Bank	344	159	723

See accompanying notes to consolidated financial statements

{ THIS PAGE INTENTIONALLY LEFT BLANK }

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Amounts are in thousands, except share and per share data

Note A - Summary of Significant Accounting Policies

Description of Business:  Ohio Valley Banc Corp. ("Ohio Valley") is a financial holding company registered under the Bank Holding Company Act of 1956.  Ohio Valley has one banking subsidiary, The Ohio Valley Bank Company (the "Bank"), as well as a subsidiary that engages in consumer lending to individuals with higher credit risk history, Loan Central, Inc., and a subsidiary insurance agency that facilitates the receipts of insurance commissions, Ohio Valley Financial Services Agency, LLC.  Ohio Valley and its subsidiaries are collectively referred to as the “Company”.

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

Principles of Consolidation: The consolidated financial statements include the accounts of Ohio Valley and its wholly-owned subsidiaries, the Bank, Loan Central, Inc., a consumer finance company, and Ohio Valley Financial Services Agency, LLC, an insurance agency.   All material intercompany accounts and transactions have been eliminated.

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

The amount of the Company's recorded investment is not materially different than the amount of unpaid principal balance for loans at December 31, 2011.

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

The allowance consists of specific and general components.  The specific component relates to loans that are individually classified as impaired.  A loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement.  Impaired loans generally consist of loans with balances of $200 or more on nonaccrual status or nonperforming in nature.  Loans for which the terms have been modified and for which the borrower is experiencing financial difficulties are considered troubled debt restructurings and classified as impaired.

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

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note A - Summary of Significant Accounting Policies (continued)

Consumer loans are comprised of loans to  individuals  secured by automobiles,  open-end home equity loans  and  other  loans to  individuals for  household, family, and other personal expenditures, both secured and unsecured.  These loans typically have maturities of 5 years or less with repayment dependent on individual wages and income.  The risk of loss on consumer loans is elevated as the collateral securing these loans, if any, rapidly depreciate in value or may be worthless and/or difficult to locate if repossession is necessary.  In recent fiscal years covering 2009, 2010, and 2011, one of the most significant portions of the Company's net loan charge-offs have been from consumer loans.  Never the less, the Company has allocated the highest percentage of its allowance for loan losses as a percentage of loans to the other identified loan portfolio segments due to the larger dollar balances associated with such portfolios.

Concentrations of Credit Risk:  The Company grants residential, consumer and commercial loans to customers located primarily in the southeastern Ohio and western West Virginia areas.

The following represents the composition of the Company’s loan portfolio as of December 31:

% of Total Loans
	2011	2010
Residential real estate loans	37.85%	36.94%
Commercial real estate loans	36.68%	35.34%
Consumer loans	17.92%	19.10%
Commercial and industrial loans	7.55%	8.62%
	100.00%	100.00%

Approximately 3.98% of total loans are unsecured.

The Bank, in the normal course of its operations, conducts business with correspondent financial institutions. Balances in correspondent accounts, investments in federal funds, certificates of deposit and other short-term securities are closely monitored to ensure that prudent levels of credit and liquidity risks are maintained.  At December 31, 2011, the Bank’s primary correspondent balance was $42,402 on deposit at the Federal Reserve Bank, Cleveland, Ohio.

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

Foreclosed assets:  Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis.  These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense.  Operating costs after acquisition are expensed. Foreclosed assets totaled $4,256 and $4,403 at December 31, 2011 and 2010.

Goodwill:  Goodwill resulting from business combinations prior to January 1, 2009 represents the excess of the purchase price over the fair value of the net assets of businesses acquired.  Goodwill resulting from business combinations after January 1, 2009, is generally determined as the excess of the fair value of the consideration transferred, plus the fair value of any noncontrolling interests in the acquiree, over the fair value of the net assets acquired and liabilities assumed as of the acquisition date.  Goodwill acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but tested for impairment at least annually. The Company has selected December 31, 2011 as the date to perform the annual impairment test.  Goodwill is the only intangible asset with an indefinite life on our balance sheet.

Long-term Assets:  Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Mortgage Servicing Rights: A mortgage servicing right (“MSR”) is a contractual agreement where the right to service a mortgage loan is sold by the original lender to another party. When the Company sells mortgage loans to the secondary market, it retains the servicing rights to these loans. The Company’s MSR is recognized separately when acquired through sales of loans and is initially recorded at fair value with the income statement effect recorded in mortgage banking income. Subsequently, the MSR is then amortized in

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note A - Summary of Significant Accounting Policies (continued)

proportion to and over the period of estimated future servicing income of the underlying loan. The MSR is then evaluated for impairment periodically based upon the fair value of the rights as compared to the carrying amount, with any impairment being recognized through a valuation allowance. Fair value of the MSR is based on market prices for comparable mortgage servicing contracts. Impairment is determined by stratifying rights into groupings based on predominant risk characteristics, such as interest rate, loan type and investor type.  If the Company later determines that all or a portion of the impairment no longer exists for a particular grouping, a reduction of the allowance may be recorded as an increase to income.  At December 31, 2011 and 2010, the Company’s MSR asset portfolio was  $430 and $434, respectively.

Repurchase Agreements: Substantially all repurchase agreement liabilities represent amounts advanced by various customers. Securities are pledged to cover these liabilities, which are not covered by federal deposit insurance.

Earnings Per Share: Earnings per share is based on net income divided by the following weighted average number of common shares outstanding during the periods: 4,001,435 for 2011; 3,984,229 for 2010; 3,983,034 for 2009.  Ohio Valley had no dilutive securities outstanding for any period presented.

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

Bank Owned Life Insurance and Annuity Assets:  The Company has purchased life insurance policies on certain key executives.  Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement. The Company also purchased an annuity investment in December 2011 that will earn interest.

ESOP: Compensation expense is based on the market price of shares as they are committed to be allocated to participant accounts.

Adoption of New Accounting Standards:
       In December 2010, the Financial Accounting Standards Board (“FASB”) amended existing guidance relating to goodwill impairment testing. This guidance requires that if the carrying amount of a reporting unit is zero or negative, a qualitative assessment be performed to determine if it is more likely than not that goodwill is impaired.  Step 2 of the impairment test shall be performed if it is determined that it is more likely than not that goodwill is impaired. The amendments in this guidance were effective for fiscal years, and interim periods within those years, beginning after December 15, 2010.  The effect of adopting this standard did not have a material effect on the Company's operating results or financial condition.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note A - Summary of Significant Accounting Policies (continued)

In April 2011, the FASB issued guidance within the ASU 2011-02 A Creditor's Determination of Whether a Restructuring is a Troubled Debt Restructuring (“TDR”). ASU 2011-02 clarifies when a loan modification or restructuring is considered a TDR. This guidance was effective for the first interim or annual period beginning on or after June 15, 2011, and was applied retrospectively to the beginning of the annual period of adoption. The adoption of this guidance created additional TDR disclosures within Note C – Loans and Allowance for Loan Losses, but did not have an impact on the Company's consolidated financial statements.

In May 2011, the FASB issued an amendment to achieve common fair value measurement and disclosure requirements between U.S. and International accounting principles. Overall, the guidance is consistent with existing U.S. accounting principles; however, there are some amendments that change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements.  This guidance is effective for the first interim or annual period beginning on or after December 15, 2011.  The Company is currently evaluating the impact of this amendment and does not anticipate a significant impact to its consolidated financial statements.

In June 2011, the FASB amended existing guidance and eliminated the option to present the components of other comprehensive income as part of the statements of changes in shareholders' equity. The amendment requires that comprehensive income be presented in either a single continuous statement or in two separate consecutive statements.  The amendments in this guidance are effective as of the beginning of a fiscal reporting year, and interim periods within that year, that begins after December 15, 2011.  Early adoption is permitted.  The Company is currently evaluating the impact of this amendment and does not anticipate a significant impact to its consolidated financial statements.

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

Restrictions on Cash:  Cash on hand or on deposit with Fifth Third Bank and the Federal Reserve Bank of $44,018 and $52,233 was required to meet regulatory reserve and clearing requirements at year-end 2011 and 2010.  The balances at Fifth Third Bank do not earn interest.

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

Reclassifications: The consolidated financial statements for 2010 and 2009 have been reclassified to conform with the presentation for 2011.  These reclassifications had no effect on the net results of operations or shareholders’ equity.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note B - Securities

Securities are summarized as follows:
Securities Available for Sale	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses		Estimated Fair Value
December 31, 2011
U.S. Treasury securities	$5,510	$3	$	----	$5,513
U.S. Government sponsored entity securities	2,501	58		----	2,559
Agency mortgage-backed securities, residential	76,203	1,407		(12)	77,598
Total securities	$84,214	$1,468		$(12)	$85,670

December 31, 2010
U.S. Treasury securities	$17,081	$6		$(8)	$17,079
U.S. Government sponsored entity securities	7,513	230		(12)	7,731
Agency mortgage-backed securities, residential	60,916	383		(270)	61,029
Total securities	$85,510	$619		$(290)	$85,839

Securities Held to Maturity	Amortized Cost	Gross Unrecognized Gains	Gross Unrecognized Losses	Estimated Fair Value
December 31, 2011
Obligations of states and political subdivisions	$22,825	$558	$(559)	$22,824
Agency mortgage-backed securities, residential	23	----	----	23
Total securities	$22,848	$558	$(559)	$22,847

December 31, 2010
Obligations of states and political subdivisions	$22,149	$130	$(1,109)	$21,170
Agency mortgage-backed securities, residential	29	----	(1)	28
Total securities	$22,178	$130	$(1,110)	$21,198

At year-end 2011 and 2010, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders' equity.

Securities with a carrying value of approximately $46,683 at December 31, 2011 and $90,216 at December 31, 2010 were pledged to secure public deposits and repurchase agreements and for other purposes as required or permitted by law.

The amortized cost and estimated fair value of debt securities at December 31, 2011, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because certain issuers may have the right to call or prepay the debt obligations prior to their contractual maturities.  Securities not due at a single maturity are shown separately.

	Available for Sale		Held to Maturity
Debt Securities:	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value

Due in one year or less	$8,011	$8,072	$648	$661
Due in one to five years	----	----	3,901	3,801
Due in five to ten years	----	----	10,289	10,496
Due after ten years	----	----	7,987	7,866
Agency mortgage-backed securities, residential	76,203	77,598	23	23
Total debt securities	$84,214	$85,670	$22,848	$22,847

   There were no sales of debt securities during 2011, 2010 and 2009.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note B - Securities (continued)
Securities with unrealized losses not recognized in income are as follows:

	Less Than 12 Months		12 Months or More				Total
December 31, 2011	Fair Value	Unrealized Loss	Fair Value		Unrealized Loss		Fair Value	Unrealized Loss
Securities Available for Sale
Agency mortgage-backed
securities, residential	$7,621	$(12)	$	----	$	----	$7,621	$(12)
Total available for sale	$7,621	$(12)	$	----	$	----	$7,621	$(12)

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrecognized Loss	Fair Value	Unrecognized Loss	Fair Value	Unrecognized Loss
Securities Held to Maturity
Obligations of states and
political subdivisions	$664	$(21)	$3,557	$(538)	$4,221	$(559)
Total held to maturity	$664	$(21)	$3,557	$(538)	$4,221	$(559)

	Less Than 12 Months		12 Months or More				Total
December 31, 2010	Fair Value	Unrealized Loss	Fair Value		Unrealized Loss		Fair Value	Unrealized Loss
Securities Available for Sale
U.S. Treasury securities	$9,041	$(8)	$	----	$	----	$9,041	$(8)
U.S. Government sponsored
entity securities	1,990	(12)		----		----	1,990	(12)
Agency mortgage-backed
securities, residential	27,953	(270)		----		----	27,953	(270)
Total available for sale	$38,984	$(290)	$	----	$	----	$38,984	$(290)

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrecognized Loss	Fair Value	Unrecognized Loss	Fair Value	Unrecognized Loss
Securities Held to Maturity
Obligations of states and
political subdivisions	$7,510	$(690)	$970	$(419)	$8,480	$(1,109)
Agency mortgage-backed
securities, residential	----	----	21	(1)	21	(1)
Total held to maturity	$7,510	$(690)	$991	$(420)	$8,501	$(1,110)

   Unrealized losses on the Company's debt securities have not been recognized into income because the issuers' securities are of high credit quality and management does not intend to sell and it is likely that management will not be required to sell the securities prior to their anticipated recovery.  Management does not believe any individual unrealized loss at December 31, 2011 and 2010 represents an other-than-temporary impairment.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note C - Loans and Allowance for Loan Losses

Loans are comprised of the following at December 31:
	2011	2010
Residential real estate	$226,489	$236,878
Commercial real estate:
Owner-occupied	142,566	149,042
Nonowner-occupied	55,419	55,989
Construction	21,471	21,591
Commercial and industrial	45,200	55,306
Consumer:
Automobile	45,702	58,271
Home equity	20,507	20,527
Other	40,954	43,718
	598,308	641,322
Less: Allowance for loan losses	7,344	9,386

Loans, net	$590,964	$631,936

The Bank originated refund anticipation loans that contributed fee income of $561 in 2011, $655 in 2010 and $397 in 2009.  As recommended by the FDIC, the Bank ceased offering refund anticipation loans effective April 19, 2011.

Activity in the allowance for loan losses was as follows:	2011	2010	2009

Balance, beginning of year	$9,386	$8,198	$7,799

Loans charged off:
Residential real estate	1,649	971	1,172
Commercial real estate	2,298	2,766	59
Commercial and industrial	4,725	191	568
Consumer	1,750	1,951	2,532
Total loans charged off	10,422	5,879	4,331

Recoveries of loans:
Residential real estate	198	40	41
Commercial real estate	1,394	70	58
Commercial and industrial	1,127	25	672
Consumer	765	1,061	747
Total recoveries of loans	3,484	1,196	1,518

Net loan charge-offs	(6,938)	(4,683)	(2,813)
Provision charged to operations	4,896	5,871	3,212
Balance, end of year	$7,344	$9,386	$8,198

As a result of management’s evaluation of the trends in the real estate market, the status of long-term, collateral dependent impaired loans and the current regulatory environment, management decided to take partial charge-offs more quickly on collateral dependent impaired loans during the second quarter of 2011.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note C - Loans and Allowance for Loan Losses (continued)
The following table presents the activity in the allowance for loan losses by portfolio segment for the year ended December 31, 2011:

	Residential Real Estate	Commercial Real Estate	Commercial & Industrial	Consumer	Total
Allowance for loan losses:
Beginning balance	$993	$3,141	$3,795	$1,457	$9,386
Provision for loan losses	2,188	1,386	439	883	4,896
Loans charged off	(1,649)	(2,298)	(4,725)	(1,750)	(10,422)
Recoveries	198	1,394	1,127	765	3,484
Total ending allowance balance	$1,730	$3,623	$636	$1,355	$7,344

The following table presents the balance in the allowance for loan losses and the recorded investment of loans by portfolio segment and based on impairment method as of December 31, 2011 and 2010:

December 31, 2011	Residential Real Estate		Commercial Real Estate	Commercial & Industrial		Consumer		Total
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$	----	$655	$	----	$	----	$655
Collectively evaluated for impairment		1,730	2,968		636		1,355	6,689
Total ending allowance balance		$1,730	$3,623		$636		$1,355	$7,344

Loans:
Loans individually evaluated for impairment		$1,085	$10,153		$334	$	----	$11,572
Loans collectively evaluated for impairment		225,404	209,303		44,866		107,163	586,736
Total ending loans balance		$226,489	$219,456		$45,200		$107,163	$598,308

December 31, 2010	Residential Real Estate	Commercial Real Estate	Commercial and Industrial	Consumer		Total
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$125	$1,698	$3,407	$	----	$5,230
Collectively evaluated for impairment	868	1,443	388		1,457	4,156
Total ending allowance balance	$993	$3,141	$3,795		$1,457	$9,386

Loans:
Loans individually evaluated for impairment	$1,784	$13,460	$7,862	$	----	$23,106
Loans collectively evaluated for impairment	235,094	213,162	47,444		122,516	618,216
Total ending loans balance	$236,878	$226,622	$55,306		$122,516	$641,322

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note C - Loans and Allowance for Loan Losses (continued)

Information regarding impaired loans is as follows:	2011	2010

Year-end loans with no allocated allowance for loan losses	$8,081	$7,884
Year-end loans with allocated allowance for loan losses	3,491	15,222
Total impaired loans	$11,572	$23,106

Amount of the allowance for loan losses allocated	$655	$5,230

	2011	2010	2009

Average of individually impaired loans during year	$11,163	$24,589	$27,927
Interest income recognized during impairment	$647	$1,158	$1,793
Cash-basis interest income recognized	$608	$1,083	$1,690

The following table presents information related to loans individually evaluated for impairment by class of loans as of and for the year ended December 31, 2011:

December 31, 2011	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated		Average Impaired Loans	Interest Income Recognized	Cash Basis Interest Recognized
With no related allowance recorded:
Residential real estate	$1,136	$1,085	$	----	$748	$36	$31
Commercial real estate:
Owner-occupied	5,713	5,470		----	5,510	325	317
Nonowner-occupied	1,192	1,192		----	1,247	56	49
Construction	----	----		----	----	----	----
Commercial and industrial	614	334		----	483	40	40
Consumer:
Automobile	----	----		----	----	----	----
Home equity	----	----		----	----	----	----
Other	----	----		----	----	----	----
With an allowance recorded:
Residential real estate	----	----		----	----	----	----
Commercial real estate:
Owner-occupied	420	420		130	84	27	22
Nonowner-occupied	2,396	2,396		437	2,414	128	118
Construction	675	675		88	677	35	31
Commercial and industrial	----	----		----	----	----	----
Consumer:
Automobile	----	----		----	----	----	----
Home equity	----	----		----	----	----	----
Other	----	----		----	----	----	----
Total	$12,146	$11,572		$655	$11,163	$647	$608

The recorded investment of a loan is its carrying value excluding accrued interest and deferred loan fees.  The difference in the unpaid principal balance and recorded investment of the Company’s loans was not materially different at year-end 2011.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note C - Loans and Allowance for Loan Losses (continued)

The following table presents information related to loans individually evaluated for impairment by class of loans as of and for the year ended December 31, 2010:
	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated
With no related allowance recorded:
Residential real estate	$1,284	$1,244	$	----
Commercial real estate:
Owner-occupied	4,719	4,234		----
Nonowner-occupied	2,987	992		----
Construction	743	743		----
Commercial and industrial	671	671		----
Consumer:
Automobile	----	----		----
Home equity	----	----		----
Other	----	----		----
With an allowance recorded:
Residential real estate	540	540		125
Commercial real estate:
Owner-occupied	4,731	4,731		1,125
Nonowner-occupied	2,760	2,760		573
Construction	----	----		----
Commercial and industrial	7,191	7,191		3,407
Consumer:
Automobile	----	----		----
Home equity	----	----		----
Other	----	----		----
Total	$25,626	$23,106		$5,230

Nonaccrual loans and loans past due 90 days or more and still accruing were as follows:

	December 31, 2011	December 31, 2010

Loans past due 90 days or more and still accruing	$459	$1,714
Nonaccrual loans	$2,678	$3,295

Nonaccrual loans and loans past due 90 days or more and still accruing include both smaller balance homogenous loans that are collectively evaluated for impairment and individually classified as impaired loans.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note C - Loans and Allowance for Loan Losses (continued)

The following table presents the recorded investment of nonaccrual loans and loans past due 90 days or more and still accruing by class of loans as of December 31, 2011 and 2010:

December 31, 2011	Loans Past Due 90 Days And Still Accruing	Nonaccrual

Residential real estate	$439	$2,450
Commercial real estate:
Owner-occupied	----	125
Nonowner-occupied	----	86
Consumer:
Automobile	13	12
Home equity	----	5
Other	7	----
Total	$459	$2,678

December 31, 2010	Loans Past Due 90 Days And Still Accruing	Nonaccrual

Residential real estate	$1,487	$2,200
Commercial real estate:
Owner-occupied	----	428
Nonowner-occupied	----	432
Consumer:
Automobile	114	100
Home equity	43	104
Other	70	31
Total	$1,714	$3,295

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note C - Loans and Allowance for Loan Losses (continued)
The following table presents the aging of the recorded investment of past due loans by class of loans as of December 31, 2011 and 2010:

December 31, 2011	30-59 Days Past Due	60-89 Days Past Due	90 Days Or More Past Due	Total Past Due	Loans Not Past Due	Total

Residential real estate	$3,662	$1,144	$2,889	$7,695	$218,794	$226,489
Commercial real estate:
Owner-occupied	182	----	125	307	142,259	142,566
Nonowner-occupied	69	232	86	387	55,032	55,419
Construction	204	----	----	204	21,267	21,471
Commercial and industrial	171	14	----	185	45,015	45,200
Consumer:
Automobile	864	110	13	987	44,715	45,702
Home equity	75	76	5	156	20,351	20,507
Other	506	162	7	675	40,279	40,954
Total	$5,733	$1,738	$3,125	$10,596	$587,712	$598,308

December 31, 2010	30-59 Days Past Due	60-89 Days Past Due	90 Days Or More Past Due	Total Past Due	Loans Not Past Due	Total

Residential real estate	$4,731	$1,951	$3,448	$10,130	$226,748	$236,878
Commercial real estate:
Owner-occupied	1,564	17	428	2,009	147,033	149,042
Nonowner-occupied	87	----	432	519	55,470	55,989
Construction	----	----	----	----	21,591	21,591
Commercial and industrial	15	----	----	15	55,291	55,306
Consumer:
Automobile	1,010	342	213	1,565	56,706	58,271
Home equity	78	50	147	275	20,252	20,527
Other	793	238	101	1,132	42,586	43,718
Total	$8,278	$2,598	$4,769	$15,645	$625,677	$641,322

Troubled Debt Restructurings:

A troubled debt restructuring (“TDR”) is where the Company has agreed to a loan modification in the form of a concession for a borrower who is experiencing financial difficulty. All TDR's are considered to be impaired. The modification of the terms of such loans included one or a combination of the following: a reduction of the stated interest rate of the loan; an extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk; or short-term interest-only payment terms.

The Company has allocated reserves for a portion of its TDR’s to reflect the fair values of the underlying collateral or the present value of the concessionary terms granted to the customer.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note C - Loans and Allowance for Loan Losses (continued)
The following table presents the types of TDR loan modifications by class of loans as of December 31, 2011 and December 31, 2010:

	TDR’s Performing to Modified Terms		TDR’s Not Performed to Modified Terms	Total TDR’s
December 31, 2011
Residential real estate
Interest only payments	$	----	$283	$283
Commercial real estate:
Owner-occupied
Interest only payments		3,619	----	3,619
Rate reduction		869	----	869
Maturity extension at lower stated rate than market rate		219	----	219
Nonowner-occupied
Interest only payments		3,357	----	3,357
Construction
Interest only payments		674	----	674
Commercial and industrial
Interest only payments		334	----	334
Total TDR’s		$9,072	$283	$9,355

	TDR’s Performing to Modified Terms	TDR’s Not Performed to Modified Terms		Total TDR’s
December 31, 2010
Residential real estate
Interest only payments	$456	$	----	$456
Rate reduction	584		----	584
Commercial real estate:
Owner-occupied
Interest only payments	3,886		----	3,886
Rate reduction	887		----	887
Nonowner-occupied
Interest only payments	2,983		----	2,983
Construction
Interest only payments	679		----	679
Commercial and industrial
Interest only payments	671		----	671
Rate reduction	6,668		----	6,668
Total TDR’s	$16,814	$	----	$16,814

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note C - Loans and Allowance for Loan Losses (continued)
At December 31, 2011, the balance in TDR loans decreased $7,459, or 44.4%, from year-end 2010. This was largely impacted by partial charge-offs and subsequent payoffs recorded on one impaired commercial and industrial loan relationship totaling $6,668 during the first and fourth quarters of 2011. At December 31, 2011 and December 31, 2010, 97% and 100% of the Company’s TDR’s were performing according to their modified terms. The Company allocated $655 and $3,791 in reserves to customers whose loan terms have been modified in TDR’s as of December 31, 2011 and December 31, 2010, respectively. At December 31, 2011, the Company had $81 in commitments to lend additional amounts to customers with outstanding loans that are classified as TDR’s as compared to none at December 31, 2010.

At    The following table presents the post-modification balances of TDR loan modifications by class of loans that occurred during year ended December 31, 2011:

	TDR’s Performing to Modified Terms		TDR’s Not Performing to Modified Terms		Total TDR’s
December 31, 2011
Residential real estate	$	----	$	----	$	----
Commercial real estate:
Owner-occupied
Rate reduction		1,515		----		1,515
Maturity extension at lower stated rate than market rate		226		----		226
Nonowner-occupied
Interest only payments		400		----		400
Maturity extension at lower stated rate than market rate		1,927		----		1,927
Construction		----		----		----
Commercial and industrial		----		----		----
Total TDR’s		$4,068	$	----		$4,068

All of the Company’s TDR’s that occurred during the year ended December 31, 2011 were performing in accordance with their modified terms and did not experience any payment defaults within twelve months following the loan modification. A default is considered to have occurred once the TDR is past due 90 days or more or it has been placed on nonaccrual. TDR loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured. The TDR’s described above increased the allowance for losses by $544 and resulted in charge-offs of $414 during the year ended December 31, 2011. As of December 31, 2011, the Company had allocated $130 of reserves to customers whose loan terms have been modified during the year ended December 31, 2011.

Credit Quality Indicators:

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt, such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. These risk categories are represented by a loan grading scale from 1 through 10. The Company analyzes loans individually with a higher credit risk rating and groups these loans into categories called “criticized” and "classified" assets. The Company considers its criticized assets to be loans that are graded 8 and its classified assets to be loans that are graded 9 through 10. The Company's risk categories are reviewed at least annually on loans that have aggregate borrowing amounts that meet or exceed $500.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note C - Loans and Allowance for Loan Losses (continued)
The Company uses the following definitions for its criticized loan risk ratings:

Special Mention (Loan Grade 8). Loans classified as special mention indicate considerable risk due to deterioration of repayment (in the earliest stages) due to potential weak primary repayment source, or payment delinquency. These loans will be under constant supervision, are not classified and do not expose the institution to sufficient risks to warrant classification. These deficiencies should be correctable within the normal course of business, although significant changes in company structure or policy may be necessary to correct the deficiencies. These loans are considered bankable assets with no apparent loss of principal or interest envisioned. The perceived risk in continued lending is considered to have increased beyond the level where such loans would normally be granted. Credits that are defined as a troubled debt restructuring should be graded no higher than special mention until they have been reported as performing over one year after restructuring.

The Company uses the following definitions for its classified loan risk ratings:

Substandard (Loan Grade 9). Loans classified as substandard represent very high risk, serious delinquency, nonaccrual, or unacceptable credit. Repayment through the primary source of repayment is in jeopardy due to the existence of one or more well defined weaknesses and the collateral pledged may inadequately protect collection of the loans. Loss of principal is not likely if weaknesses are corrected, although financial statements normally reveal significant weakness. Loans are still considered collectible, although loss of principal is more likely than with special mention loan grade 8 loans. Collateral liquidation is considered likely to satisfy debt.

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

Criticized and classified loans will mostly consist of commercial and industrial and commercial real estate loans. The Company considers its loans that do not meet the criteria for a criticized and classified asset rating as pass rated loans, which will include loans graded from 1 (Prime) to 7 (Watch). All commercial loans are categorized into a risk category either at the time of origination or reevaluation date. As of December 31, 2011 and December 31, 2010, and based on the most recent analysis performed, the risk category of commercial loans by class of loans is as follows:

December 31, 2011	Pass	Criticized	Classified	Total
Commercial real estate:
Owner-occupied	$113,118	$15,664	$13,784	$142,566
Nonowner-occupied	31,697	12,815	10,907	55,419
Construction	19,519	----	1,952	21,471
Commercial and industrial	36,633	3,250	5,317	45,200
Total	$200,967	$31,729	$31,960	$264,656

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note C - Loans and Allowance for Loan Losses (continued)

December 31, 2010	Pass	Criticized	Classified	Total
Commercial real estate:
Owner-occupied	$122,726	$15,764	$10,552	$149,042
Nonowner-occupied	48,569	1,550	5,870	55,989
Construction	15,487	63	6,041	21,591
Commercial and industrial	39,725	3,943	11,638	55,306
Total	$226,507	$21,320	$34,101	$281,928

The Company also obtains the credit scores of its borrowers upon origination (if available by the credit bureau), but the scores are not updated. The Company focuses mostly on the performance and repayment ability of the borrower as an indicator of credit risk and does not consider a borrower's credit score to be a significant influence in the determination of a loan's credit risk grading.

The Company considers the performance of the loan portfolio and its impact on the allowance for loan losses. For residential and consumer loan classes, the Company also evaluates credit quality based on the aging status of the loan, which was previously presented, and by payment activity. The following table presents the recorded investment of residential and consumer loans by class of loans based on payment activity as of December 31, 2011 and December 31, 2010:

December 31, 2011	Consumer
	Automobile	Home Equity	Other	Residential Real Estate	Total

Performing	$45,677	$20,502	$40,947	$223,600	$330,726
Nonperforming	25	5	7	2,889	2,926
Total	$45,702	$20,507	$40,954	$226,489	$333,652

December 31, 2010	Consumer
	Automobile	Home Equity	Other	Residential Real Estate	Total

Performing	$58,057	$20,380	$43,617	$233,191	$355,245
Nonperforming	214	147	101	3,687	4,149
Total	$58,271	$20,527	$43,718	$236,878	$359,394

The Company, through its subsidiaries, grants residential, consumer, and commercial loans to customers located primarily in the southeastern area of Ohio as well as the western counties of West Virginia. Approximately 3.98% of total loans were unsecured at December 31, 2011, up from 3.93% at December 31, 2010.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note D - Premises and Equipment
Following is a summary of premises and equipment at December 31:

	2011	2010
Land	$1,890	$1,890
Buildings	10,334	10,270
Leasehold improvements	2,855	2,897
Furniture and equipment	13,961	13,674
	29,040	28,731
Less accumulated depreciation	19,824	18,993
Total premises and equipment	$9,216	$9,738

The following is a summary of the future minimum lease payments for facilities leased by the Company. Lease expense was $492 in 2011, $490 in 2010 and $462 in 2009.

2012	$501
2013	433
2014	311
2015	174
2016	147
Thereafter	55
$1,621
Note E - Deposits

Following is a summary of interest-bearing deposits at December 31:

	2011	2010
NOW accounts	$101,907	$101,833
Savings and Money Market	200,072	191,916
Time:
In denominations under $100,000	126,705	156,694
In denominations of $100,000 or more	121,059	152,389
Total time deposits	247,764	309,083
Total interest-bearing deposits	$549,743	$602,832
Following is a summary of total time deposits by remaining maturity at December 31, 2011:

2012	$141,710
2013	68,183
2014	25,710
2015	6,401
2016	4,833
Thereafter	927
Total	$247,764

Brokered deposits, included in time deposits, were $31,271 and $36,272 at December 31, 2011 and 2010, respectively.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note F - Securities Sold Under Agreements to Repurchase

    Securities sold under agreements to repurchase are financing arrangements that have overnight maturity terms. At maturity, the securities underlying the agreements are returned to the Company. Newly enacted banking regulations during the third quarter of 2011 permitted the Company to begin paying interest on its business checking accounts and contributed to the decrease in securities sold under agreements to repurchase balances. Information concerning securities sold under agreements to repurchase is summarized as follows at December 31:

Balance outstanding at period-end	$	----	$38,107
Weighted average interest rate at period-end		.00%	.15%
Average amount outstanding during year		$19,196	$26,991
Approximate weighted average interest rate
during the year		.09%	.21%
Maximum amount outstanding as of any month-end		$36,680	$38,107
Securities underlying these agreements at year-end were as follows:
Carrying value of securities	$	----	$49,436
Fair value	$	----	$49,552

Note G - Other Borrowed Funds

    Other borrowed funds at December 31, 2011 and December 31, 2010 are comprised of advances from the Federal Home Loan Bank (“FHLB”) of Cincinnati, promissory notes and Federal Reserve Bank (“FRB") Notes.
	FHLB Borrowings	Promissory Notes	FRB Notes		Totals

2011	$16,548	$3,748	$	----	$20,296
2010	$23,406	$3,835		$502	$27,743

   Pursuant to collateral agreements with the FHLB, advances are secured by $243,791 in qualifying mortgage loans, $98,629 in commercial loans and $6,281 in FHLB stock at December 31, 2011. Fixed-rate FHLB advances of $16,548 mature through 2033 and have interest rates ranging from 1.79% to 3.42% and a year-to-date weighted average cost of 2.50%. There were no variable-rate FHLB borrowings at December 31, 2011.
At December 31, 2011, the Company had a cash management line of credit enabling it to borrow up to $95,000 from the FHLB. All cash management advances have an original maturity of 90 days. The line of credit must be renewed on an annual basis. There was $95,000 available on this line of credit at December 31, 2011.
Based on the Company's current FHLB stock ownership, total assets and pledgeable loans, the Company had the ability to obtain borrowings from the FHLB up to a maximum of $180,586 at December 31, 2011. Of this maximum borrowing capacity of $180,586, the Company had $137,038 available to use as additional borrowings, of which $95,000 could be used for short-term, cash management advances, as mentioned above.
Promissory notes, issued primarily by Ohio Valley, have fixed rates of 1.52% to 5.00% and are due at various dates through a final maturity date of December 8, 2014. At December 31, 2011, there were no promissory notes payable by Ohio Valley to related parties. See Note K for further discussion of related party transactions.
FRB notes consist of the collection of tax payments from Bank customers under the Treasury Tax and Loan program. These funds have a variable interest rate and are callable on demand by the U.S. Treasury. The interest rate for the Company's FRB notes was zero percent at December 31, 2011 and December 31, 2010. Various investment securities from the Bank used to collateralize FRB notes totaled $725 at December 31, 2011 and $1,270 at December 31, 2010.
Letters of credit issued on the Bank's behalf by the FHLB to collateralize certain public unit deposits as required by law totaled $27,000 at December 31, 2011 and $33,450 at December 31, 2010.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note G - Other Borrowed Funds (continued)

Scheduled principal payments over the next five years:

	FHLB Borrowings	Promissory Notes	FRB Notes		Totals

2012	$1,507	$2,437	$	----	$3,944
2013	3,814	166		----	3,980
2014	3,704	1,145		----	4,849
2015	1,108	----		----	1,108
2016	1,026	----		----	1,026
Thereafter	5,389	----		----	5,389
	$16,548	$3,748	$	----	$20,296

Note H - Subordinated Debentures and Trust Preferred Securities

    On September 7, 2000, a trust formed by Ohio Valley issued $5,000 of 10.6% fixed-rate trust preferred securities as part of a pooled offering of such securities. The Company issued subordinated debentures to the trust in exchange for the proceeds of the offering, which debentures represent the sole asset of the trust. Beginning September 7, 2010, the Company’s subordinated debentures were callable upon demand at a premium of 105.30% with the call price declining .53% per year until reaching a call price of par at year twenty through maturity. The subordinated debentures must be redeemed no later than September 7, 2030. Debt issuance costs of $166 were incurred and capitalized and will amortize as a yield adjustment through expected maturity.

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

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note I - Income Taxes

The provision for income taxes consists of the following components:

	2011	2010	2009
Current tax expense	$1,723	$1,973	$2,274
Deferred tax (benefit) expense	340	(462)	(2)
Total income taxes	$2,063	$1,511	$2,272

The source of deferred tax assets and deferred tax liabilities at December 31:

Items giving rise to deferred tax assets:	2011	2010
Allowance for loan losses	$2,551	$3,262
Deferred compensation	1,558	1,499
Deferred loan fees/costs	376	384
Other real estate owned	440	-
Other	179	179
Items giving rise to deferred tax liabilities:
Mortgage servicing rights	(149)	(151)
FHLB stock dividends	(1,081)	(1,081)
Unrealized gain on securities available for sale	(495)	(112)
Depreciation	(250)	(128)
Prepaid expenses	(140)	(166)
Intangibles	(330)	(304)
Other	(1)	(1)
Net deferred tax asset	$2,658	$3,381

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

The difference between the financial statement tax provision and amounts computed by applying the statutory federal income tax rate of 34% to income before taxes is as follows:
	2011	2010	2009
Statutory tax	$2,685	$2,246	$3,032
Effect of nontaxable interest	(299)	(279)	(264)
Nondeductible interest expense	16	20	24
Income from bank owned insurance, net	(169)	(236)	(196)
Effect of nontaxable life insurance death proceeds	-	-	(189)
Effect of state income tax	56	46	74
Tax credits	(245)	(224)	(212)
Other items	19	(62)	3
Total income taxes	$2,063	$1,511	$2,272

    At December 31, 2011 and December 31, 2010, the Company had no unrecognized tax benefits. The Company does not expect the amount of unrecognized tax benefits to significantly change within the next twelve months. The Company did not recognize any interest and/or penalties related to income tax matters for the periods presented.

    The Company is subject to U.S. federal income tax as well as West Virginia state income tax. The Company is no longer subject to federal or state examination for years prior to 2008. The tax years 2008-2010 remain open to federal and state examinations.

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

Following is a summary of such commitments at December 31:

	2011	2010
Fixed rate	$1,456	$941
Variable rate	54,860	47,843

Standby letters of credit	5,486	5,163

    The interest rate on fixed-rate commitments ranged from 3.13% to 7.38% at December 31, 2011.

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

    The Company participates as a facilitator of tax refunds pursuant to a clearing agreement with a third-party tax software provider. The clearing agreement is effective through December 31, 2015 and is renewable in 5-year increments. The agreement requires the Bank to process electronic refund checks (“ERC’s”) and electronic refund deposits (“ERD’s”) presented for payment on behalf of taxpayers containing taxpayer refunds. The Bank will, in turn, receive a fee paid by the third-party tax software provider for each transaction that is processed. The agreement is subject to termination if the Bank fails to perform the required clearing services and/or the Bank’s regulators would require the Bank to cease offering the product presented within the agreement.

There are various contingent liabilities that are not reflected in the financial statements, including claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material effect on financial condition or results of operations.

Note K - Related Party Transactions

    Certain directors, executive officers and companies with which they are affiliated were loan customers during 2011. A summary of activity on these borrower relationships with aggregate debt greater than $120 is as follows:

Total loans at January 1, 2011	$5,889
New loans	131
Repayments	(264)
Other changes	(668)
Total loans at December 31, 2011	$5,088

    Other changes include adjustments for loans applicable to one reporting period that are excludable from the other reporting period, such as changes in persons classified as directors, executive officers and companies’ affiliates.

    Deposits from principal officers, directors, and their affiliates at year-end 2011 and 2010 were $15,807 and $9,271.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note L - Employee Benefits

    The Bank has a profit-sharing plan for the benefit of its employees and their beneficiaries. Contributions to the plan are determined by the Board of Directors of Ohio Valley. Contributions charged to expense were $218, $210 and $196 for 2011, 2010 and 2009.

    Ohio Valley maintains an Employee Stock Ownership Plan (ESOP) covering substantially all employees of the Company. Ohio Valley issues shares to the ESOP, purchased by the ESOP with subsidiary cash contributions, which are allocated to ESOP participants based on relative compensation. The total number of shares held by the ESOP, all of which have been allocated to participant accounts, were 255,381 and 240,703 at December 31, 2011 and 2010. In addition, the subsidiaries made contributions to its ESOP Trust as follows:

	Years ended December 31
	2011	2010	2009

Number of shares issued	26,500	16,407	1,000

Fair value of stock contributed	$497	$315	$22

Cash contributed	65	105	371

Total expense	$562	$420	$393

    Life insurance contracts with a cash surrender value of $21,207 and annuity assets of $1,890 at December 31, 2011 have been purchased by the Company, the owner of the policies. The purpose of these contracts was to replace a current group life insurance program for executive officers, implement a deferred compensation plan for directors and executive officers, implement a director retirement plan and implement supplemental retirement plans for certain officers. Under the deferred compensation plan, Ohio Valley pays each participant the amount of fees deferred plus interest over the participant's desired term, upon termination of service. Under the director retirement plan, participants are eligible to receive ongoing compensation payments upon retirement subject to length of service. The supplemental retirement plans provide payments to select executive officers upon retirement based upon a compensation formula determined by Ohio Valley’s Board of Directors. The present value of payments expected to be provided are accrued during the service period of the covered individuals and amounted to $4,480 and $4,314 at December 31, 2011 and 2010. Expenses related to the plans for each of the last three years amounted to $318, $317 and $321. In association with the split-dollar life insurance plan, the present value of the postretirement benefit totaled $1,580 at December 31, 2011 and $1,351 at December 31, 2010.

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

The following is a description of the Company’s valuation methodologies used to measure and disclose the fair values of its financial assets and liabilities on a recurring or nonrecurring basis:

Securities Available For Sale: The fair values for investment securities are determined by quoted market prices, if available (Level 1). For securities where quoted prices are not available, fair values are calculated based on market prices of similar securities (Level 2) .For securities where quoted prices or market prices of similar securities are not available, fair values are calculated using discounted cash flows or other market indicators (Level 3). During times when trading is more liquid, broker quotes are used (if available) to validate the model. Rating agency and industry research reports as well as defaults and deferrals on individual securities are reviewed and incorporated into the calculations.

Impaired Loans: The fair value of impaired loans with specific allocations of the allowance for loan losses is generally based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value.

Other Real Estate Owned: Nonrecurring adjustments to certain commercial and residential real estate properties classified as OREO are measured at fair value, less costs to sell. Fair values are based on recent real estate appraisals. These appraisals may use a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value.

Mortgage Servicing Rights: Fair value is based on market prices for comparable mortgage servicing contracts.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note M - Fair Value of Financial Instruments (continued)

Assets and Liabilities Measured on a Recurring Basis
Assets and liabilities measured at fair value on a recurring basis are summarized below:

	Fair Value Measurements at December 31, 2011, Using

	Quoted Prices in
	Active Markets	Significant Other	Significant
	for Identical	Observable	Unobservable
	Assets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)
Assets:
U.S. Treasury securities	_____	$5,513	_____
U.S. Government sponsored entity securities	_____	2,559	_____
Agency mortgage-backed securities, residential	_____	77,598	_____

	Fair Value Measurements at December 31, 2010, Using

	Quoted Prices in
	Active Markets	Significant Other	Significant
	for Identical	Observable	Unobservable
	Assets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)
Assets:
U.S. Treasury securities	_____	$17,079	_____
U.S. Government sponsored entity securities	_____	7,731	_____
Agency mortgage-backed securities, residential	_____	61,029	_____

There were no transfers between Level 1 and Level 2 during 2011 or 2010.

Assets and Liabilities Measured on a Nonrecurring Basis
Assets and liabilities measured at fair value on a nonrecurring basis are summarized below:

	Fair Value Measurements at December 31, 2011, Using

	Quoted Prices in
	Active Markets	Significant Other	Significant
	for Identical	Observable	Unobservable
	Assets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)
Assets:
Impaired loans:
Commercial real estate:
Owner occupied	_____	_____	$290
Nonowner-occupied	_____	_____	1,959
Construction	_____	_____	587

Mortgage servicing rights	_____	_____	430

Other real estate owned:
Commercial real estate:
Construction	_____	_____	1,814
Commercial and industrial	_____	_____	1,134

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note M - Fair Value of Financial Instruments (continued)

	Fair Value Measurements at December 31, 2010, Using

	Quoted Prices in
	Active Markets	Significant Other	Significant
	for Identical	Observable	Unobservable
	Assets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)
Assets:
Impaired loans:
Commercial real estate:
Owner occupied	_____	_____	$3,606
Nonowner-occupied	_____	_____	2,187
Commercial and industrial	_____	_____	3,785
Residential real estate	_____	_____	414

Mortgage servicing rights	_____	_____	434

    Impaired loans had a principal balance of $11,572 at December 31, 2011. The portion of impaired loans with specific allocations of the allowance for loan losses had a carrying amount of $3,491 and was measured for impairment using the present value of estimated future cash flows. This resulted in a valuation allowance of $655 at December 31, 2011, which contributed to an increase of $218 in provision for loan loss expense during the year ended December 31, 2011. This is compared to an increase of $2,930 in provision for loan loss expense during the previous year ended December 31, 2010. At December 31, 2010, impaired loans had a principal balance of $23,106. The portion of impaired loans with specific allocations of the allowance for loan losses had a carrying amount of $15,222. The loans were measured for impairment using fair value of the underlying collateral and the present value of estimated future cash flows. This resulted in a valuation allowance of $5,230 at December 31, 2010.

Mortgage servicing rights, which are carried at lower of cost or fair value, were carried at their fair value of $430, which is made up of the outstanding balance of $573, net of a valuation allowance of $143 at December 31, 2011. This is compared to a fair value of $434, made up of the outstanding balance of $609, net of a valuation allowance of $175 at December 31, 2010.

Other real estate owned that was measured at fair value less costs to sell at December 31, 2011 had a net carrying amount of $2,948, which is made up of the outstanding balance of $4,214, net of a valuation allowance of $1,266 at December 31, 2011, which resulted in a corresponding write-down of $1,266 for the year ended December 31, 2011. At December 31, 2010, there was no other real estate owned measured at fair value less costs to sell, which resulted in no valuation allowance and no corresponding write-downs from the year ended December 31, 2010.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note M - Fair Value of Financial Instruments (continued)

Federal Home Loan Bank stock: It is not practical to determine the fair value of Federal Home Loan Bank stock due to restrictions placed on its transferability.

Loans: The fair value of fixed-rate loans is estimated by discounting future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The fair value of loan commitments and standby letters of credit was not material at December 31, 2011 or 2010. The fair value for variable-rate loans is estimated to be equal to carrying value. This fair value represents an entry price in accordance with ASC 825. While ASC 820 amended ASC 825 in several respects, this approach to fair value remains an acceptable approach under generally accepted accounting principles.

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

The fair values of financial assets and liabilities carried on the Company’s consolidated balance sheet include those financial assets and financial liabilities that are not measured and reported at fair value on a recurring or non-recurring basis. The estimated fair values of the Company’s financial instruments at December 31, are as follows:

	2011		2010

	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
Financial assets:
Cash and cash equivalents	$51,630	$51,630	$59,571	$59,751
Securities available for sale	85,670	85,670	85,839	85,839
Securities held to maturity	22,848	22,847	22,178	21,198
Federal Home Loan Bank stock	6,281	N/A	6,281	N/A
Loans	590,964	599,782	631,936	637,986
Accrued interest receivable	2,872	2,872	2,704	2,704

Financial liabilities:
Deposits	687,886	690,607	694,781	698,199
Securities sold under agreements to repurchase	-	-	38,107	38,107
Other borrowed funds	20,296	20,565	27,743	26,968
Subordinated debentures	13,500	11,085	13,500	11,507
Accrued interest payable	1,894	1,894	2,600	2,600

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

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note N - Regulatory Matters

   Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. Management believes that as of December 31, 2011, the Company and the Bank met all capital adequacy requirements to which they were subject.

The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required. At year-end 2011 and 2010, the Bank’s capital met the requirements for the Bank to be deemed well capitalized under the regulatory framework for prompt corrective action.  There have been no conditions or events since that notification that management believes have changed the Bank's category.

        At year-end, consolidated actual capital levels and minimum required levels for the Company and the Bank were:

					Minimum Required
					To Be Well
			Minimum Required		Capitalized Under
			For Capital		Prompt Corrective
	Actual	Actual	Adequacy Purposes		Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2011
Total capital (to risk weighted assets)
Consolidated	$90,288	15.6%	$46,174	8.0%	$57,718	N/A
Bank	81,991	14.4	45,544	8.0	56,930	10.0%
Tier 1 capital (to risk weighted assets)
Consolidated	83,072	14.4	23,087	4.0	34,631	N/A
Bank	74,975	13.2	22,772	4.0	34,158	6.0
Tier 1 capital (to average assets)
Consolidated	83,072	10.3	32,414	4.0	40,517	N/A
Bank	74,975	9.4	31,969	4.0	39,962	5.0

2010
Total capital (to risk weighted assets)
Consolidated	$87,660	14.5%	$48,235	8.0%	$60,294	N/A
Bank	79,893	13.4	47,663	8.0	59,578	10.0%
Tier 1 capital (to risk weighted assets)
Consolidated	80,101	13.3	24,117	4.0	36,176	N/A
Bank	72,426	12.2	23,831	4.0	35,747	6.0
Tier 1 capital (to average assets)
Consolidated	80,101	9.3	34,326	4.0	42,908	N/A
Bank	72,426	8.5	33,902	4.0	42,377	5.0

   Dividends paid by the subsidiaries are the primary source of funds available to Ohio Valley for payment of dividends to shareholders and for other working capital needs. The payment of dividends by the subsidiaries to Ohio Valley is subject to restrictions by regulatory authorities. These restrictions generally limit dividends to the current and prior two years retained earnings. At January 1, 2012 approximately $4,795 of the subsidiaries’ retained earnings were available for dividends under these guidelines. In addition to these restrictions, dividend payments cannot reduce regulatory capital levels below minimum regulatory guidelines. The Board of Governors of the Federal Reserve System also has a policy requiring Ohio Valley to provide notice to the FRB in advance of the payment of a dividend to Ohio Valley's shareholders under certain circumstances, and the FRB may disapprove of such dividend payment if the FRB determines the payment would be an unsafe or unsound practice.

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

CONDENSED STATEMENTS OF CONDITION

	Years ended December 31:
Assets	2011	2010
Cash and cash equivalents	$1,462	$1,687
Investment in subsidiaries	84,038	80,087
Notes receivable - subsidiaries	3,743	3,828
Other assets	406	314
Total assets	$89,649	$85,916

Liabilities
Notes payable	$3,748	$3,835
Subordinated debentures	13,500	13,500
Other liabilities	558	453
Total liabilities	$17,806	$17,788

Shareholders’ Equity
Total shareholders’ equity	71,843	68,128
Total liabilities and shareholders’ equity	$89,649	$85,916

CONDENSED STATEMENTS OF INCOME
	Years ended December 31:
Income:	2011	2010	2009
Interest on notes	$134	$158	$156
Other operating income	65	68	56
Dividends from subsidiaries	3,500	4,500	4,000

Expenses:
Interest on notes	134	159	157
Interest on subordinated debentures	1,089	1,089	1,089
Operating expenses	287	538	230
Income before income taxes
and equity in undistributed earnings
of subsidiaries	2,189	2,940	2,736
Income tax benefit	439	522	423
Equity in undistributed earnings
of subsidiaries	3,207	1,634	3,486
Net Income	$5,835	$5,096	$6,645

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note O - Parent Company Only Condensed Financial Information (continued)

CONDENSED STATEMENTS OF CASH FLOWS

	Years ended December 31:
Cash flows from operating activities:	2011	2010	2009
Net Income	$5,835	$5,096	$6,645
Adjustments to reconcile net income
to net cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(3,207)	(1,634)	(3,486)
Common stock issued to ESOP	496	315	22
Change in other assets	(92)	(12)	(7)
Change in other liabilities	105	64	59
Net cash provided by operating activities	3,137	3,829	3,233

Cash flows from investing activities:
Change in notes receivable	85	402	1,231
Net cash provided by investing activities	85	402	1,231

Cash flows from financing activities:
Change in notes payable	(87)	(412)	(1,232)
Cash dividends paid	(3,360)	(3,347)	(3,186)
Net cash used in financing activities	(3,447)	(3,759)	(4,418)

Cash and cash equivalents:
Change in cash and cash equivalents	(225)	472	46
Cash and cash equivalents at beginning of year	1,687	1,215	1,169

Cash and cash equivalents at end of year	$1,462	$1,687	$1,215

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

Total revenues from the banking segment, which accounted for the majority of the Company's total revenues, totaled 91.8%, 92.9% and 93.4% of total consolidated revenues for the years ended December 31, 2011, 2010 and 2009, respectively.

The accounting policies used for the Company's reportable segments are the same as those described in Note A - Summary of Significant Accounting Policies. Income taxes are allocated based on income before tax expense.

Segment information for the years ended December 31, is as follows:

	Year Ended December 31, 2011

		Consumer	Total
	Banking	Finance	Company
Net interest income	$30,792	$3,079	$33,871
Provision expense	$4,809	$87	$4,896
Noninterest income	$6,327	$895	$7,222
Noninterest expense	$26,130	$2,169	$28,299
Tax expense	$1,483	$580	$2,063
Net income	$4,697	$1,138	$5,835
Assets	$789,744	$14,433	$804,177

	Year Ended December 31, 2010

		Consumer	Total
	Banking	Finance	Company
Net interest income	$30,074	$2,893	$32,967
Provision expense	$5,717	$154	$5,871
Noninterest income	$5,578	$576	$6,154
Noninterest expense	$24,756	$1,887	$26,643
Tax expense	$1,029	$482	$1,511
Net income	$4,149	$947	$5,096
Assets	$837,359	$14,155	$851,514

	Year Ended December 31, 2009

		Consumer	Total
	Banking	Finance	Company
Net interest income	$27,817	$2,874	$30,691
Provision expense	$3,049	$163	$3,212
Noninterest income	$7,132	$466	$7,598
Noninterest expense	$24,247	$1,913	$26,160
Tax expense	$1,843	$429	$2,272
Net income	$5,810	$835	$6,645
Assets	$797,276	$14,712	$811,988

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note Q - Consolidated Quarterly Financial Information (unaudited)

                                                                                                                                                                              Quarters Ended

2011	Mar. 31	Jun. 30	Sept. 30	Dec. 31

Total interest income	$12,025	$10,817	$10,693	$10,505
Total interest expense	2,822	2,663	2,509	2,175
Net interest income	9,203	8,154	8,184	8,330
Provision for loan losses(1)	2,944	759	1,152	41
Noninterest income	3,659	1,687	1,058	818
Noninterest expense	7,098	6,981	7,001	7,219
Net income	2,033	1,555	886	1,361

Earnings per share	$0.51	$0.39	$0.22	$0.34

2010

Total interest income	$12,228	$11,599	$11,438	$11,249
Total interest expense	3,619	3,421	3,328	3,179
Net interest income	8,609	8,178	8,110	8,070
Provision for loan losses(2)	921	721	2,225	2,004
Noninterest income	1,865	1,524	1,382	1,383
Noninterest expense	6,881	6,976	6,863	5,923
Net income	1,906	1,471	421	1,298

Earnings per share	$0.48	$0.37	$0.10	$0.33

2009

Total interest income	$12,611	$11,710	$11,733	$11,569
Total interest expense	4,331	4,407	4,285	3,909
Net interest income	8,280	7,303	7,448	7,660
Provision for loan losses	848	296	957	1,111
Noninterest income	2,021	1,818	2,137	1,622
Noninterest expense	6,556	6,915	6,528	6,161
Net income	2,051	1,396	1,700	1,498

Earnings per share	$0.51	$0.35	$0.43	$0.38

(1) During the first quarter of 2011, the Company began taking partial charge-offs more quickly on collateral dependent impaired loans as a result of management's evaluation of the trends in the real estate market, the status of long-term, collateral dependent impaired loans and the current regulatory environment. The increases in partial charge-offs contributed to a higher historical loan loss factor, which required additional general allocations within the allowance for loan losses.

(2) During the third and fourth quarters of 2010, the Bank experienced an increase in its provision expense as a result of continued credit quality issues with three commercial relationships that resulted in additional impairment charges and partial charge-offs.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Ohio Valley Banc Corp.

We have audited the accompanying consolidated statements of condition of Ohio Valley Banc Corp. (the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2011. We also have audited the Company's internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on these financial statements and an opinion on the Company's internal control over financial reporting based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ohio Valley Banc Corp. as of December 31, 2011 and 2010, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, Ohio Valley Banc Corp. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Louisville, KY
March 15, 2012

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

Management assessed Ohio Valley Banc Corp.’s system of internal control over financial reporting as of December 31, 2011, in relation to criteria for effective internal control over financial reporting as described in “Internal Control Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concluded that, as of December 31, 2011, its system of internal control over financial reporting is effective and meets the criteria of the “Internal Control Integrated Framework”.

Crowe Horwath LLP, independent registered public accounting firm, has issued an audit report dated March 15, 2012 on the Company's internal control over financial reporting. That report is contained in Ohio Valley's Annual Report to Shareholders under the heading "Report of Independent Registered Public Accounting Firm”.

Ohio Valley Banc Corp.

/s/ Jeffrey E. Smith
Jeffrey E. Smith
Chairman, CEO

/s/ Scott W. Shockey
Scott W. Shockey
Vice President, CFO

March 15, 2012

SUMMARY OF COMMON STOCK DATA

OHIO VALLEY BANC CORP.

 Years ended December 31, 2011 and 2010

INFORMATION AS TO STOCK PRICES AND DIVIDENDS: Ohio Valley’s common shares are traded on The NASDAQ Stock Market under the symbol “OVBC”. The following table summarizes the high and low sales prices for Ohio Valley’s common shares on the NASDAQ Global Market for each quarterly period since January 1, 2010.

2011	High	Low
First Quarter	$23.26	$19.21
Second Quarter	23.10	16.50
Third Quarter	18.70	16.01
Fourth Quarter	19.09	17.00

2010	High	Low
First Quarter	$25.00	$18.75
Second Quarter	22.49	16.38
Third Quarter	21.79	16.40
Fourth Quarter	20.87	18.23

Shown below is a table which reflects the dividends declared per share on Ohio Valley’s common shares. As of March 9, 2012, the number of holders of record of common shares was 2,141.

Dividends per share	2011	2010
First Quarter	$0.21	$0.21
Second Quarter	$0.21	$0.21
Third Quarter	$0.21	$0.21
Fourth Quarter	$0.21	$0.21

    Dividends paid by the subsidiaries are the primary source of funds available to Ohio Valley for payment of dividends to shareholders and for other working capital needs. The payment of dividends by the subsidiaries to Ohio Valley is subject to restrictions by regulatory authorities. These restrictions generally limit dividends to the amount of retained earnings for the current and prior two years.

    In addition, policy of the Board of Governors of the Federal Reserve System requires Ohio Valley to provide notice to the FRB in advance of the payment of a dividend to Ohio Valley's shareholders under certain circumstances, and the FRB may disapprove of such dividend payment if the FRB determines the payment would be an unsafe or unsound practice.

    Dividend restrictions are also listed within the provisions of Ohio Valley's trust preferred security arrangements. Under the provisions of these agreements, the interest payable on the trust preferred securities is deferrable for up to five years and any such deferral would not be considered a default. During any period of deferral, Ohio Valley would be precluded from declaring or paying dividends to its shareholders or repurchasing any of its common stock.

PERFORMANCE GRAPH

OHIO VALLEY BANC CORP.
Year ended December 31, 2011

   The following graph sets forth a comparison of five-year cumulative total returns among the Company's common shares (indicated “Ohio Valley Banc Corp.” on the Performance Graph), the S & P 500 Index (indicated “S & P 500” on the Performance Graph), and SNL Securities SNL $500 Million-$1 Billion Bank Asset-Size Index (indicated “SNL” on the Performance Graph) for the fiscal years indicated. Information reflected on the graph assumes an investment of $100 on December 31, 2006 in each of the common shares of the Company, the S & P 500 Index, and the SNL Index. Cumulative total return assumes reinvestment of dividends. The SNL Index represents stock performance of 70 of the nation's banks located throughout the United States with total assets between $500 Million and $1 Billion as selected by SNL Securities of Charlottesville, Virginia. The Company is included as one of the 70 banks in the SNL Index.

                                                                   Period ending
Index	12/31/06	12/31/07	12/31/08	12/31/09	12/31/10	12/31/11

Ohio Valley Banc Corp.	100.00	102.51	79.35	95.72	88.41	88.06
SNL $500M-$1B Bank Index	100.00	80.13	51.35	48.90	53.38	46.96
S&P 500	100.00	105.49	66.46	84.05	96.71	98.76

{ THIS PAGE INTENTIONALLY LEFT BLANK }

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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

RESULTS OF OPERATIONS:

SUMMARY
Ohio Valley generated net income of $5,835 for 2011, an increase of 14.5% from 2010.  Earnings per share were $1.46 for 2011, an increase of 14.1% from 2010.  The increase in net income and earnings per share for 2011 was primarily due to higher noninterest income combined with improvements in higher net interest income and lower provision for loan loss expense.  Noninterest income grew $1,068, or 17.4%, during 2011, largely from the Company’s tax processing fees.  The Company generates fee income by facilitating tax refund payments in the form of electronic refund check/deposit (“ERC/ERD”) transactions.  ERC/ERD transactions involve the issuing of a tax refund to the taxpayer after the Bank has received the refund from the federal/state government.     In 2011, ERC/ERD fees increased $1,779 over the previous year due to the significant growth in transaction volume of processing tax refund payments during the first half of 2011. This activity was mostly seasonal and had little impact on Company earnings during the third and fourth quarters of 2011.

Further contributing to the Company’s successful year in net income was lower provision for loan loss expense, which decreased $975, or 16.6%, during 2011 as compared to the previous year.  The decrease was in large part due to significant recoveries of commercial loans experienced in 2011 as well as larger impairment charges recorded in 2010.  Net charge-offs during 2011 were up $2,255, or 48.2%, over 2010, but the majority of these charge-offs had already been specifically allocated for within the allowance for loan losses.  As a result, no provision expense was required to be taken against the majority of these additional charge-offs.  Conversely, recoveries of loans did have an immediate impact on lowering provision expense.  Total recoveries during 2011 were $3,484, which increased $2,288, or 191.3%, from 2010, in large part due to successful collection efforts of commercial loan balances that had been previously charged off.  Provision expense also benefited from impairment charges recorded during 2010 that had an opposite effect in 2011.  During the fourth quarter of 2010, the Company identified asset impairment of $1,406 related to one commercial loan relationship with two loans classified as troubled debt restructurings (“TDR’s”).  This impairment charge required specific reserves within the allowance for loan losses, which required a corresponding increase in provision for loan loss expense in 2010 that had the effect of lowering provision expense during 2011.

Further contributing to higher earnings in 2011 was an improved net interest income, which increased $904, or 2.7%, over 2010.  The sustained low-rate environment continues to have an impact in lowering funding costs, as well as causing management to emphasize growing lower-costing, core deposit relationship balances. As a result, interest expense decreased $3,378 during 2011, as compared to 2010. This cost savings completely offset the decrease in interest income of $2,474 during 2011, as compared to 2010.

Partially offsetting the benefits from higher ERC/ERD fees, lower provision expense and higher net interest income were increases in other real estate owned (“OREO”) losses, as well as increases in salaries and employee benefit and foreclosed asset expenses.  OREO losses finished at $1,224 at year-end 2011, up from $177 in losses at year-end 2010.  Higher OREO losses were impacted most by impairment charges taken on two commercial real estate foreclosed properties classified as OREO.  These losses were the result of re-evaluations of the carrying values in 2011 for both OREO properties, which identified $1,266 in total asset impairment.  The impairment charges were recorded as write-downs to the carrying values of both properties and limited the growth in noninterest income during 2011.  Salaries and employee benefit expense increased $1,003, or 6.4%, during 2011, as compared to 2010, in large part due to annual merit increases, higher health insurance premiums and a larger number of employees.  The Company’s foreclosed asset costs also grew to $650 during 2011, an increase of $583 from the previous year.  The increase was mostly related to the foreclosure expenses of two commercial real estate properties, which included taxes and other general costs to maintain both properties.

During 2010, Ohio Valley generated net income of $5,096, a decrease of 23.3% from 2009.  Earnings per share were $1.28 for 2010, a decrease of 23.4% from 2009.  The decrease in net income and earnings per share for 2010 was primarily due to a higher provision for loan loss expense, representing a $2,659, or 82.8%, increase over 2009.  Provision expense increased over 2009 in large part due to increases in both net charge-offs and specific allocations on impaired loans.  Net charge-offs were impacted by partial charge-offs of $2,480 recorded on two commercial loans, while specific allocations were impacted by an impairment charge of $1,406 related to two commercial TDR’s.  Further contributing to lower earnings in 2010 were decreases in other noninterest income sources, including service charges on deposit accounts (down $614, or 21.8%), income from bank owned life insurance (down $570, or 43.5%) and mortgage banking income (down $396, or 52.2%).  Service charge income was mostly impacted by a lower volume of overdrafts being assessed as well as the adoption of new regulatory guidance that limits daily and annual overdraft fees.  The declining effects from bank owned life insurance (“BOLI”) and mortgage banking income during 2010 were the results of timing differences of events that occurred during 2009 that had a limited effect in 2010.  These events included life insurance proceeds of $556 that were received in 2009 and a significant period of mortgage refinancing during the first half of 2009.

Partially offsetting these negative effects of higher provision expense and lower noninterest income was improvement in the Company’s net interest income, which increased $2,276, or 7.4%, over 2009.  Net interest income for the Company grew in large part due to an increase in the Company’s average earning assets and net interest margin improvement.  Average earning asset growth was mostly affected by commercial loans while the net interest margin improvement was mostly affected by a shift from short-term, lower yielding assets being re-invested into higher yielding, longer-term assets combined with a continued decline in the Company’s interest expense in both deposits and borrowings due to the sustained low interest rate environment.

NET INTEREST INCOME
The most significant portion of the Company's revenue, net interest income, results from properly managing the spread between interest income on earning assets and interest expense incurred on interest-bearing liabilities.  The Company earns interest and dividend income from loans, investment securities and short-term investments while incurring interest expense on interest-bearing deposits, securities sold under agreements to repurchase (“repurchase agreements”) and short- and long-term borrowings.  Net interest income is affected by changes in both the average volume and mix of assets and liabilities and the level of interest rates for financial instruments.  Changes in net interest income are measured by net interest margin and net interest spread.  Net interest margin is expressed as net interest income divided by average interest-earning assets.  Net interest spread is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities.  Both of these are reported on a fully tax-equivalent (“FTE”) basis.  Net interest margin is greater than net interest spread due to the interest earned on interest-earning assets funded from noninterest-bearing funding sources, primarily demand deposits and shareholders' equity.  Following is a discussion of changes in interest-earning assets, interest-bearing liabilities and the associated impact on interest income and interest expense for the three years ended December 31, 2011.  Tables I and II have been prepared to summarize the significant changes outlined in this analysis.

Net interest income on an FTE basis increased $940 in 2011, or 2.8%, compared to the $33,360 earned in 2010, while the Company’s FTE net interest margin increased 7 basis points from 4.16% in 2010 to 4.23% in 2011.  The improvements in both net interest income and net interest margin were mainly due to lower rates paid on interest-bearing deposits, a change in deposit mix to lower-cost core deposits and an increase in the Company’s average earning assets.  The Federal Reserve continues to hold the prime interest rate at 3.25%, and the target federal funds rate remains at a range from 0.0% to 0.25%. The sustained low short-term rates have continued to impact the repricings of various Bank deposit products, including public fund NOW, Gold Club and Market Watch accounts. Interest rates on certificate of deposit (“CD”) balances have also repriced to lower rates (as a lagging effect to the Federal Reserve’s action to maintain short-term interest rates at their low levels) which continues to lower funding costs.  Management continues to emphasize lower-cost core deposit relationship balances which contributed to higher average NOW, savings and money market balances in 2011 (increasing $36,898) while experiencing a lower level of higher-cost time deposit and other borrowed money balances (decreasing $57,817).  Average earning assets grew 1.1% during 2011 compared to 2010, largely from higher average balances being carried at the Federal Reserve and growth in average securities.

Net interest income on an FTE basis increased $2,314 in 2010, or 7.5%, compared to the $31,046 earned in 2009, while the FTE net interest margin increased 16 basis points from 4.00% in 2009 to 4.16% in 2010.  As in 2011, the improvements in 2010 were primarily attributable to lower rates paid on deposits, a shift in deposit composition to lower-cost core deposits and average earning asset growth.  The Company continued to benefit from a sustained low interest rate environment in 2010 that permitted its interest expense to decline, with deposits and borrowings readjusting to current market rates.  The Company also benefited from a deposit composition shift from higher-costing time deposits and other borrowed money (decreasing 4.2% from 2009) to lower-costing NOW, savings and money market deposit accounts (increasing 15.8%).  During 2010, the Company also benefited from the deployment of short-term assets into higher-yielding longer-term assets, such as loans.  The Company’s average earning assets increased 3.4% in 2010, particularly within the higher-yielding loans portfolio.

For 2011, average earning assets grew $8,756, or 1.1%, as compared to growth of $26,518, or 3.4%, in 2010.  Driving this continued growth in earning assets for 2011 was average interest-bearing balances with banks, increasing to $67,947 at year-end 2011, up from $43,450 at year-end 2010 and $27,077 at year-end 2009.  The increasing trend of larger interest-bearing balances with banks is primarily due to seasonal excess funds resulting from the clearing of tax refund checks and deposits.  These ERC/ERD deposits occurred primarily during the first half of 2011 and 2010 and are the result of the Company’s relationship with a third-party tax software provider.  The Company acts as the facilitator for these ERC/ERD transactions and earns a fee for each cleared item.  For the short time the Company holds such refunds, constituting noninterest-bearing deposits, the Company increases its deposits with the Federal Reserve.  This has caused the interest-bearing balances with banks to represent a large percentage of earning assets during the time the Company holds the refunds, although such balances decrease at year-end.  For the year-end December 31, 2011, average interest-bearing balances with banks totaled 8.4% of earning assets, as compared to 5.4% for 2010 and 3.5% for 2009.  As loan growth was challenged during 2011, the Company re-invested a portion of its short-term Federal Reserve balances into longer-term investment securities.  As a result, the Company’s average investment securities, both taxable and tax exempt, increased during 2011, with its percentage of earning assets averaging 14.5% for the year, compared to 13.2% in 2010.  The Company’s average investment securities did not change significantly during 2010, with its percentage of earning assets averaging 13.2%, compared to 13.8% for 2009.  Average loans continue to be the Company’s highest portion of earning assets.  During 2011, average loans decreased $27,954, or 4.3%, compared to 2010.  Average loans during 2010 were limited to an $11,679, or 1.8%, increase from 2009. The Company’s market area for lending continues to be limited due to economic pressures that have negatively impacted consumer spending and have decreased loan demand.  The Company’s installment and real estate portfolios have been affected the most during 2011 and 2010 by these negative factors.  As a result, average loans as a percentage of earning assets have decreased to 77.1% for 2011, as compared to 81.4% for 2010 and 82.7% for 2009, as most of the average earning asset growth in 2011 and 2010 has came from short-term balances with banks and investment securities.

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

Average interest-bearing liabilities decreased 4.3% between 2010 and 2011 due to decreasing time deposits, and increased 3.0% between 2009 and 2010 due to increasing savings and money market accounts.  The fluctuations of interest-bearing deposits since 2009 are in large part due to the Company’s preference of core deposit relationship balances over higher-costing time deposits and other borrowing liabilities, which have changed the funding composition mix during this time.  Interest-bearing liabilities continue to be comprised largely of time deposits, which represented 44.0% of total interest-bearing liabilities in 2011. This composition mix, however, has decreased the most since 2009, which represented 48.9% and 51.0% of total interest-bearing liabilities in 2010 and 2009, respectively.  As interest rates on time deposits continued to readjust to current market rates in 2011, competitive pricing pressures grew and contributed to a significant maturity runoff of CD’s during 2011.  In addition, other borrowings lowered to 3.8% of total interest-bearing liabilities in 2011, as compared to 5.5% in 2010 and 7.5% in 2009.  Conversely, the Company’s core deposit segment of interest-bearing liabilities, which include NOW and savings and money market accounts, together represented 47.1% of total interest-bearing liabilities in 2011, as compared to 39.5% in 2010 and 35.2% in 2009.  The primary reason for this composition increase has particularly been in the Company's Market Watch product.  The Market Watch product is a limited transaction investment account with tiered rates that competes with current market rate offerings and serves as an alternative to certificates of deposit for some customers.  With an added emphasis on further building and maintaining core deposit relationships, the Company has marketed several attractive incentive offerings in the past several years to draw customers to this particular product.  The consumer preference for this product has generated a significant amount of funding dollars which have helped to support earning asset growth, maturity runoff of time deposits and payoffs on other borrowed funds.  This composition shift from 2009 to 2011 with higher NOW, savings and money market balances and lower time deposits and other borrowed money has served as a cost effective contribution to the net interest margin.  The average cost of the “growing” NOW, savings and money market account core segment was 0.90%, 1.14% and 1.30% during the years ended 2011, 2010 and 2009, respectively.  The higher average costs of time deposits and other borrowed money segment were 2.08%, 2.58% and 3.37% during the years ended 2011, 2010 and 2009, respectively.

The net interest margin increased to 4.23% in 2011 from 4.16% in 2010 and 4.00% in 2009.  The 7 basis point and 16 basis point improvement from 2011 and 2010 was largely the result of lower average costs on interest-bearing liabilities completely offsetting the lower yields on earning assets, which improved the Company’s net interest rate spread.  During 2011, the net interest rate spread increased 7 basis points to 3.89%, resulting from the decrease in average cost of interest-bearing liabilities of 44 basis points from 2.03% to 1.59%, completely offsetting the decrease in average yield on interest-earning assets of 37 basis points from 5.85% to 5.48%.  During 2010, the net interest rate spread increased 25 basis points to 3.82%, resulting from the decrease in average cost of interest-bearing liabilities of 58 basis points from 2.61% to 2.03% completely offsetting the decrease in average yield on interest-earning assets of 33 basis points from 6.18% to 5.85%.  Partially offsetting the net interest rate spread increase in 2010 was a 9 basis point decrease in contributions of interest-free funds (i.e., demand deposits, shareholders' equity), which lowered from 0.43% in 2009 to 0.34% in 2010.

Lower asset yields caused interest income on an FTE basis to decrease $2,438, or 5.2%, during 2011, and $1,071, or 2.2%, during 2010.  This decline reflects higher liquidity levels and lower loan demand. During 2010 and 2011, average loan balances experienced limited to declining growth while excess funds increased as a result of interest-bearing core deposit growth and an increased volume of short-term tax refund deposits.  The Company continues to invest the majority of its excess funds into its interest-bearing Federal Reserve Bank clearing account, yielding just 0.25%. While these increases in Federal Reserve Bank balances contributed most to the Company’s average earning asset growth during 2011 and 2010, these balances also contributed most to the decrease in earning asset yields, with the majority of the Company’s earning asset growth yielding just 0.25%.  The intention for these short-term Federal Reserve Bank balances that were not related to tax refund clearing items or other seasonal deposits was to re-invest them into future loan growth or longer-term securities with higher interest rate yields to improve the net interest margin.  Further contributing to lower asset yields were yields on loans decreasing 5 basis points from 2010 to 2011 and 22 basis points from 2009 to 2010.  This decrease reflects the extended low interest rate environment the Federal Reserve has been maintaining since it began reducing short-term rates in 2008.  The Company's commercial, participation and real estate loan portfolios have been most sensitive to these decreases in short-term interest rates since that time, particularly the prime interest rate, which remained at 3.25% at year-end 2011.

Further contributing to lower interest income during 2011 and 2010 were decreases in mortgage loan volume as a result of management’s strategy to sell most of its long-term, fixed-rate real estate loans to the secondary market, while retaining the servicing rights to these loans.  As previously discussed, the Federal Reserve continues to maintain interest rates at their low levels, which has had an impact on long-term interest rates that affect mortgage loan pricing.  The lower rates have contributed to a consumer demand for mortgage loan refinancing to help lower their monthly costs.  The interest rate risks associated with satisfying this demand for long-term fixed-rate mortgages prompted management to sell the majority of these real estate loans to the secondary market, while retaining the servicing rights.  This action continues to generate loan sale and servicing fee revenue within noninterest income, but has resulted in an $889, or 5.7%, decrease in real estate interest and fee income during 2011, as compared to 2010.  In addition, 2010 real estate interest and fee income decreased $999, or 6.0%, from 2009.

Included in consumer loan interest income were fees associated with the Company’s refund anticipation loan (“RAL”) tax loan originations.  The Company’s participation with a third-party tax software provider has given the Bank the opportunity to make RALs during the tax refund loan season, typically from January through March. RALs are short-term cash advances against a customer's anticipated income tax refund. During 2011, the Company recognized $561 in RAL fees, compared to $655 during 2010, a decrease of $94, or 14.4%. The Company had an increase of $258, or 65.1%, in RAL fees during 2010 compared to 2009.

The Bank also has a separate agreement with the tax software provider for the Company’s ERC/ERD clearing services. Through the ERC/ERD agreement, the Company serves as a facilitator for the clearing of tax refunds. In recent years, the RAL business has been subject to scrutiny by various governmental and consumer groups who have questioned the fairness and legality of RAL fees and the underwriting risks associated with originating RALs. The ERC/ERD service does not subject the Bank to the risks related to the RALs and has not been subject to the same scrutiny.

On February 3, 2011, the Bank received a recommendation from the FDIC to discontinue offering RAL loans through third parties following the completion of the 2011 tax filing season. The FDIC expressed concerns regarding the underwriting of RALs based on the 2010 decision by the Internal Revenue Service (the "IRS") to cease providing debt indicator information. In response to the FDIC's expressions of concern, on February 8, 2011, the Bank determined to discontinue offering RALs through unrelated third-party vendors after April 19, 2011. Thus, the Bank’s termination of this product will negatively affect the Company’s results of operations in 2012. The FDIC's concern and recommendation does not affect the Bank's offering of other tax refund products, such as ERC’s and ERD’s. The Bank will, therefore, continue offering ERC’s and ERD’s. Furthermore, the FDIC’s recommendation does not affect the offerings of RALs by Loan Central.

In relation to lower earning asset yields for 2011 and 2010, the Company’s interest-bearing liability costs also decreased 44 basis points during 2011 and 58 basis points during 2010.  The lower costs have caused interest expense to drop $3,378, or 24.9%, from 2010 to 2011 and $3,385, or 20.0%, from 2009 to 2010 as a result of lower rates paid on interest-bearing liabilities.  Since the beginning of 2008, the Federal Reserve Board has reduced the prime and federal funds interest rates by 400 basis points.  Since December 2008, the prime interest rate has been at 3.25% and the target federal funds rate has been in a range of 0.0% to 0.25%.  The sustained low short-term rates have continued to impact the repricings of various Bank deposit products, including public fund NOW, Gold Club and Market Watch accounts. However, contributing most to the decrease in funding costs were interest rates on time deposit balances, which continued to reprice at lower rates during 2011 and 2010 (as a continued lagging effect to the Federal Reserve action to drop short-term interest rates).  The year-to-date weighted average costs of the Company’s time deposits have decreased from 3.24% at year-end 2009 to 2.46% at year-end 2010 and 2.03% at year-end 2011.
Further contributing to lower time deposit expenses has been the Company’s continued emphasis on growing core deposits during 2011 and 2010.  This emphasis has created a deposit composition shift from higher-costing time deposit balances to lower-costing core deposits in NOW, savings and money market balances. As a result of decreases in the average market interest rates mentioned above and the deposit composition shift to lower-costing deposit balances, the Company’s total weighted average funding costs have decreased to 1.59% at year-end 2011 as compared to 2.03% at year-end 2010 and 2.61% at year-end 2009.

The Company has experienced margin improvement during 2011 and 2010 due to a higher deposit mix of lower-costing NOW and money market balances while also benefiting from a sustained low interest rate environment.  However, the pace of improvement lowered in 2011, as the net interest margin increased 7 basis points as compared to a 16 basis point improvement in 2010.  The lower pace of improvement was largely due to higher average balances being carried at the Federal Reserve yielding just 0.25% during 2011.  This, combined with declining average loan balances, has placed increased pressure on net interest margin growth during 2011.

The Company will continue to focus on re-deploying these Federal Reserve balances into higher yielding instruments as opportunities arise. Net interest margin will benefit if these deposits with the Federal Reserve Bank can be re-invested in loans and other longer-term, higher yielding investments. It is difficult to speculate on future changes in net interest margin and the frequency and size of changes in market interest rates. The past several years has seen the banking industry under continued stress due to declining real estate values and asset impairments.  Earlier in 2012, the Federal Reserve announced it would maintain the current state of low interest rates through 2014 or longer to help boost the economy as its recovery has been short of expectations.  However, further decreases in interest rates by the Federal Reserve are estimated to have a negative effect on the Company’s net interest income, as most of its deposit balances are perceived to be at or near their interest rate floors.  The Company will also continue to face pressure on its net interest income and margin improvement unless loan balances begin to expand and become a larger component of overall earning assets.  For additional discussion on the Company's rate sensitive assets and liabilities, please see “Interest Rate Sensitivity and Liquidity” and “Table VIII” within this Management's Discussion and Analysis.

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

The Company’s earnings benefited from lower provision expense during 2011, decreasing $975, or 16.6%, as compared to 2010.  Conversely, during 2010, provision expense increased significantly by $2,659, or 82.8%, as compared to 2009.  The impact to provision expense during both 2011 and 2010 is largely related to the changes in specific allocations, net charge-offs and general allocations of the allowance for loan losses.  During 2010, the Company’s increase in provision expense was largely the result of partial charge-offs taken on one commercial loan classified as impaired.  Partial charge-offs of $1,995 were recorded on one commercial real estate loan due to a continued deterioration in collateral values.  At the time of charge-off, the Company had specific allocations of $1,825 within the allowance for loan losses, for which approximately $820 had been recognized prior to 2010.  As a result, the $1,995 in partial charge-offs led to $990 in additional provision expense charges during 2010.  This action had an opposite effect in 2011, contributing to the Company’s lower provision expense.

Also contributing to higher provision expense in 2010 were specific allocations recorded on two commercial loans classified as impaired.   In 2010, the Company identified additional asset impairment of $1,406 related to two commercial and industrial loans from one relationship classified as a TDR.  The Company continues to monitor and make loan modifications to certain troubled loans that will ease payment performance pressures off of the borrower.  GAAP guidance requires an impairment analysis to be performed on loans classified as TDR’s.  This analysis is measured by comparing the present value of expected future cash flows discounted at the loan’s effective interest rate to the cash flows based on the original contractual terms of the loan.  The difference between the two measurements results in an impairment charge.  The additional impairment charges on the two commercial and industrial loans previously mentioned required a specific allocation of the allowance for loan losses and a corresponding increase to provision for loan losses expense.  Partially offsetting this provision expense benefit in 2011 was a continued deterioration in collateral values on the two TDR commercial loans previously mentioned.  During the first quarter of 2011, a current analysis of both loans’ collateral values revealed a $933 impairment that required a corresponding increase to provision expense during 2011.

Beginning in 2011, the Company began to take partial charge-offs more quickly on collateral dependent impaired loans.  As management further evaluated the trends in the real estate market, as well as the status of long-term, collateral dependent impaired loans, the decision to charge off these specific allocations was made.  This led to increased charge-offs during 2011 of $4,543 and also significantly reduced the specific reserve allocations within the allowance for loan losses from $5,230 at December 31, 2010 to $655 at December 31, 2011.  While most of this increase in charge-offs in 2011 did not require a corresponding provision expense entry due to the use of specific reserves that were already recorded prior to 2011, these charge-offs did have an immediate impact on the Company’s general allocations related to its historical loan loss factor. The general allocation, among other things, evaluates the average historical loan losses over the past 36 months.  As a result, the general allocation for commercial and residential real estate loans increased to $5,334 at December 31, 2011 from $2,699 at December 31, 2010, requiring an increase in provision expense.  These charge-off amounts will impact the amount of the Company’s loan loss allowance for three years.  The general allocation also evaluates other factors, such as economic risk, as well as changes in classified and criticized assets.
During 2011, the Company was successful in recovering amounts on previously charged-off loans.  During 2011, total loan recoveries were $3,484, an increase of 2,288, or 191.3%, over 2010.  The majority of loan recoveries were from commercial real estate and commercial and industrial loan balances that had been previously charged off.  The increase in loan recoveries lowered provision expense during 2011.

In large part due to the increase in net charge-offs during 2011, the allowance for loan losses finished at 1.23% of total loans at December 31, 2011, as compared to 1.46% at December 31, 2010. Management believes that the allowance for loan losses was adequate at December 31, 2011 to absorb probable losses in the portfolio. Furthermore, the increase in net charge-offs has increased the Company’s general allocations within the allowance for loan losses, with general allocations to total loans increasing from 0.65% at December 31, 2010 to 1.12% at December 31, 2011. Future provisions to the allowance for loan losses will continue to be based on management’s quarterly in-depth evaluation that is discussed in further detail under the caption “Critical Accounting Policies - Allowance for Loan Losses” within this Management’s Discussion and Analysis.

NONINTEREST INCOME
Total noninterest income increased $1,068, or 17.4%, in 2011 as compared to 2010.  Contributing most to the 2011 growth in noninterest income were increases in seasonal tax refund processing fees and debit/credit card interchange income, partially offset by higher OREO losses.

The successful growth in noninterest revenue was largely due to increased ERC/ERD fees. During 2011, the Company’s ERC/ERD fees increased by $1,779, or 228.1%, as compared to the same period in 2010. The increase was due to a volume increase in the number of ERC/ERD transactions that were processed during the first and second quarters of 2011. For the 2011 tax season, the tax software provider was able to expand the number of tax preparers utilizing its software, which contributed to the volume increase. Because ERC/ERD fee activity is mostly seasonal, the majority of income was recorded during the first half of 2011, with only minimal income recorded thereafter.

The Company also experienced noninterest income growth from its debit and credit interchange income, which increased $389, or 39.0%, during the year ended 2011 as compared to 2010.  The volume of transactions utilizing the Company’s credit card and Jeanie® Plus debit card continued to increase from a year ago. Beginning in the second half of 2010, the Company began offering incentive-based credit cards that would permit its users to redeem accumulated points for merchandise, as well as cash incentives paid, particularly to business users based on transaction criteria. In addition, similar incentives were introduced to the Company’s Jeanie® Plus debit cards during the first quarter of 2011 to promote customer spending. While incenting debit/credit card customers has increased customer use of electronic payments, which has contributed to higher interchange revenue, the strategy also fits well with the Company’s emphasis on growing and enhancing its customer relationships.

Partially offsetting the noninterest revenue improvements in 2011 from ERC/ERD and debit/credit card interchange fees were higher net losses on the sales of OREO.  During the year ended 2011, sales of OREO resulted in a net loss of $1,224, which was up from the $177 in net OREO losses experienced during the year ended 2010.  The increase in net losses during 2011 was largely attributed to impairment charges taken on two commercial real estate foreclosed properties.  These losses were the result of recent re-evaluations of the carrying values for both properties. Based on weakened market conditions, management applied a discount to the appraised value of the properties and increased the estimated liquidation expenses associated with both properties. The results were a $480 impairment charge recorded in September 2011 and a $786 impairment charge recorded in December 2011.  Collectively, these charges taken on both commercial real estate properties contributed most to the higher year-to-date OREO losses in 2011 as compared to 2010.

 The remaining noninterest income categories were down $53, or 1.2%, during the year ended 2011, as compared to 2010.  These changes were due mostly to lower trust fee income, lower earnings from tax-free BOLI investments and lower loan insurance income due to the decline in loan demand, which has limited insurance sale opportunities.

In 2010, total noninterest income decreased $1,444, or 19.0%, as compared to 2009. This decrease in noninterest income was mostly led by a $614, or 21.8%, decrease in the Company’s service charges on deposit accounts from 2009, particularly overdraft fees.  The volume of overdraft balances decreased in 2010 as customers continued to present fewer checks against non-sufficient funds.  New regulatory guidance adopted in July 2010 placed daily and annual limits on the amount of overdraft fees a customer can be assessed, which also contributed to the decline in overdraft volume.  Decreases in noninterest income during 2010 also came from lower earnings from tax-free BOLI investments, which decreased $570, or 43.5%, during 2010.  BOLI investments are maintained by the Company to fund various benefit plans, including deferred compensation plans, director retirement plans and supplemental retirement plans.  Largely contributing to lower BOLI earnings in 2010 was the collection of $556 in life insurance proceeds during the third quarter of 2009, whereas no life insurance proceeds were received during 2010.  Further decreasing noninterest revenue during 2010 was lower mortgage banking income, which decreased $396, or 52.2%, affected by a reduction in the volume of real estate loans sold to the secondary market.  Historic low interest rates on long-term fixed-rate mortgage loans contributed to an increased consumer demand to refinance their existing mortgages in 2009.  To help manage this consumer demand for longer-termed, fixed-rate real estate mortgages, the Company sold most real estate loans it originated during that period.  This decision to sell long-term fixed-rate mortgages at lower rates was also effective in minimizing the interest rate risk exposure to rising rates.  The Company also experienced higher net losses on the sales of OREO during 2010, which lowered noninterest income by $215, or 565.8%.  The increase in net losses was largely due to the sale of one property during the second quarter of 2010 that resulted in a net loss of $148.  Partially offsetting these noninterest income decreases in 2010 was growth in the Company’s ERC/ERD fees of $252, or 47.7%, affected mostly by a larger volume of transactions that were processed.

NONINTEREST EXPENSE
Management continues to work diligently to minimize the growth in noninterest expense.  For 2011, total noninterest expense increased $1,656, or 6.2%.  Contributing most to the growth in net overhead expense were higher salaries and employee benefits, as well as increases in foreclosure and data processing costs.

The Company’s largest noninterest expense item, salaries and employee benefits, increased $1,003, or 6.4%, during 2011 as compared to 2010.  The increase was largely due to annual merit increases, higher health insurance premiums and an increase in the number of employees.  During 2011, the Company experienced a higher full-time equivalent employee base, increasing from 279 employees at year-end 2010 to 285 employees at year-end 2011, increasing salaries and employee benefit expenses during 2011.  During 2010, salary and employee benefits increased $823, or 5.6%, from 2009.  The increase was largely due to annual merit increases, increased health insurance benefit costs and an increase in the number of employees.  The Company’s full-time equivalent employees increased from 270 employees at year-end 2009 to 279 employees at year-end 2010.

Also contributing to additional noninterest expense during 2011 were foreclosed asset costs which totaled $650 during the year ended 2011, as compared to $67 during the year ended 2010.  This $583 increase in foreclosed asset costs in 2011 was related mostly to two commercial real estate properties.  Foreclosure expenses include the costs in maintaining the properties, which consist of taxes and general maintenance.  During 2010, foreclosed asset expense decreased $83, or 55.3%, as compared to 2009.

The Company also realized increases to its data processing expenses, which increased $206, or 30.1%, during 2011.  The Company continues to take great strides in utilizing the growing technology offered to financial institutions to enhance its loan and deposit products to better serve its customers. Data processing costs include processing services for the Company’s debit and credit cards as well as online and mobile banking technology.  During 2010, data processing expense increased $15, or 2.2%, as compared to 2009.

Various noninterest expense categories decreased from a year ago to partially offset the salary and employee benefit, data processing and foreclosed asset expenses.  Occupancy and furniture/equipment costs decreased $95, or 3.4%, during 2011.  This decrease was largely due to lower depreciation expense on purchased equipment from prior years based on a declining balance method that accelerates depreciation costs in the early stages of the assets’ useful life. With no significant equipment purchases during 2011, the acceleration effect of depreciation has decreased. During 2010, occupancy and furniture/equipment expense increased $20, or 0.7%, as compared to 2009.

  Also partially offsetting the overhead expense increase during 2011 was a $32, or 3.0%, decrease in FDIC premium expense as compared to 2010.  During the fourth quarter of 2009, the FDIC approved an alternative to future special assessments, which was to have all banks prepay twelve quarters worth of FDIC assessments. On December 30, 2009, the Company prepaid its assessment in the amount of $3,567. The prepayment, which included assumptions about future deposit and assessment rate growth, was based on third quarter 2009 deposits. The prepaid amount is being amortized over the entire prepayment period. The monthly expense associated with this prepaid FDIC insurance increased during the first and second quarters of 2011 in relation to growing deposit and assessment assumptions. Beginning April 1, 2011, the assessment base for deposit insurance premiums changed from total domestic deposits to average total assets minus average tangible equity, and the assessment rate schedules changed. The new assessment method has afforded the Company lower net premium assessments during the third and fourth quarters of 2011. While the Company has benefited from having its FDIC insurance expense amortized over twelve quarters, continued declines in the Deposit Insurance Fund could result in the FDIC imposing additional assessments in the future, which could adversely affect the Company's capital levels and earnings.  During 2010, FDIC premium expense decreased $564, or 34.7%, as compared to 2009. This change in lower deposit insurance expense was due to increases in fee assessment rates in 2009 combined with a special assessment of $373 that was applied to all FDIC insured institutions during 2009.

In 2011, the Company’s other noninterest expense decreased $8, or 0.1%, largely from changes in donations, legal, accounting and consulting fees.  In 2010, other noninterest expense increased $157, or 2.8%, from 2009.  The increase was mostly impacted by legal, accounting and consulting fees, which were collectively up $274, or 60.1%, during 2010 as compared to 2009.  This growth was primarily due to various capital planning costs incurred by Ohio Valley, the parent company, during the first half of 2010.  Also impacting other noninterest expense were increases in donations of $214, or 202.0%, over 2009 largely due to local school contributions within Gallia County, Ohio.  These increasing factors were partially offset by decreases in the Company’s stationary, supplies and postage expenses, which were collectively down $260, or 12.2%, from 2009, which demonstrated management’s cost savings focus on maintaining limited growth in overhead expense to help offset the negative effects of higher provision expense and lower noninterest revenue.

The Company’s efficiency ratio is defined as noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income. Management continues to place emphasis on managing its balance sheet mix and interest rate sensitivity to help expand the net interest margin as well as developing more innovative ways to generate noninterest revenue. A strong net interest income due to lower funding costs combined with higher noninterest income from ERC/ERD fees has had a positive effect on efficiency during 2011. However, the Company also experienced non-recurring OREO impairment charges of $1,266 which limited the growth in noninterest revenue during 2011.  Furthermore, the Company experienced increased foreclosure costs of $583, primarily during the fourth quarter of 2011, on two commercial real estate properties which contributed to higher overhead expense.  As a result, overhead expense for 2011 has outpaced revenue levels, which has caused the year-to-date efficiency ratio to worsen from the prior period. The efficiency ratio during 2011 increased to 68.2% from the 67.4% experienced during 2010.

FINANCIAL CONDITION:

CASH AND CASH EQUIVALENTS
The Company’s cash and cash equivalents consist of cash, interest- and non-interest bearing balances due from banks and federal funds sold.  The amounts of cash and cash equivalents fluctuate on a daily basis due to customer activity and liquidity needs.  At December 31, 2011, cash and cash equivalents had decreased $8,121, or 13.6%, to $51,630 as compared to $59,751 at December 31, 2010.  The decrease in cash and cash equivalents was largely affected by the Company’s decrease in interest-bearing Federal Reserve Bank clearing account balances. While loan demand remains challenged, the Company continues to utilize its interest-bearing Federal Reserve Bank clearing account to manage its excess funds during periods of significant liquidity. Heading into 2011, the Company saw its deposit liabilities, both interest- and noninterest-bearing, increase $22,259, or 3.3%, during the second half of 2010, which contributed to excess fund levels. In addition, during the first quarter of 2011, the Company experienced higher levels of excess funds due to increased tax refund deposits from its RAL and ERC/ERD tax business. Liquidity levels normalized during the second and third quarters of 2011 as these short-term tax refund deposits were fully disbursed from the Federal Reserve Bank clearing account. During this time, the Company also utilized its Federal Reserve Bank clearing account to manage both investment security purchases and maturities, as well as to fund continued maturities of retail and wholesale CD’s. The interest rate paid on both the required and excess reserve balances of the Company’s Federal Reserve Bank clearing account is based on the targeted federal funds rate established by the Federal Open Market Committee. As of the filing date of this report, the interest rate calculated by the Federal Reserve continues to be 0.25%. This interest rate is similar to what the Company would have received from its investments in federal funds sold, currently in a range of less than 0.25%. Furthermore, Federal Reserve Bank balances are 100% secured.

As liquidity levels vary continuously based on consumer activities, amounts of cash and cash equivalents can vary widely at any given point in time.  The Company’s focus will be to continue to re-invest these liquid funds back into longer-term, higher yielding assets, such as loans and investment securities during 2012 when the opportunities arise.  Further information regarding the Company’s liquidity can be found under the caption “Liquidity” in this Management’s Discussion and Analysis.

SECURITIES
Management's goal in structuring the portfolio is to maintain a prudent level of liquidity while providing an acceptable rate of return without sacrificing asset quality.  Maturing securities have historically provided sufficient liquidity such that management has not sold a debt security in several years, other than renewals or replacements of maturing securities.

During 2011, the balance of total securities did not change significantly on a net basis, increasing just $501, or 0.5%, as compared to 2010, with the ratio of securities to total assets also increasing to 13.5% at December 31, 2011, compared to 12.7% at December 31, 2010.  The Company’s investment securities portfolio consists of U.S. Treasury securities, U.S. Government sponsored entity (“GSE”) securities, U.S. Government agency mortgage-backed securities and obligations of states and political subdivisions.  During the first half of 2011, the Company experienced a significant increase in excess funds resulting from core deposit liability growth during the second half of 2010 and tax refund deposits during the first quarter of 2011. With loan demand remaining challenged, the Company invested a portion of its excess funds into long-term Agency mortgage-backed securities, which have increased $16,563, or 27.1%, from year-end 2010. Typically, the primary advantage of Agency mortgage-backed securities has been the increased cash flows due to the more rapid monthly repayment of principal as compared to other types of investment securities, which deliver proceeds upon maturity or call date. However, with the current low interest rate environment and loan balances on a declining pace, the cash flow that is being collected is being reinvested at lower rates. Principal repayments from Agency mortgage-backed securities totaled $18,920 during 2011.

While security growth has been evident within the Company’s Agency mortgage-backed securities portfolio, it has experienced offsetting decreases in its U.S. Treasury and GSE securities balances, which have decreased $11,566, or 67.7%, and $5,172, or 66.9%, respectively, from year-end 2010. In addition to helping achieve diversification within the Company’s investment securities portfolio, U.S. Treasury and GSE securities have also been used to satisfy pledging requirements for repurchase agreements. During the third quarter of 2011, however, newly enacted legislation permitted business checking accounts to earn interest on their deposits. This legislation has prompted all of the Company’s repurchase agreement accounts to reinvest into either interest-bearing demand accounts subject to normal FDIC insurance coverage or noninterest-bearing demand accounts with unlimited FDIC insurance coverage until the end of 2012. As a result, at December 31, 2011, the Company’s repurchase agreement balance was $0.  With the general decrease in interest rates evident since 2008, the reinvestment rates on debt securities continue to show lower returns during 2011.  The weighted average FTE yield on debt securities at year-end 2011 was 2.36%, as compared to 2.94% at year-end 2010 and 3.38% at year-end 2009.  As a result, the Company’s focus will be to generate interest revenue primarily through loan growth, as loans generate the highest yields of total earning assets.  Table III provides a summary of the portfolio by category and remaining contractual maturity.  Issues classified as equity securities have no stated maturity date and are not included in Table III.

LOANS
In 2011, the Company's primary category of earning assets and most significant source of interest income, total loans, decreased $43,014, or 6.7%, to finish at $598,308.  Lower loan balances were mostly influenced by total consumer loans, which were down $15,353, or 12.5%, from year-end 2010 to total $107,163. The Company’s consumer loans are primarily secured by automobiles, mobile homes, recreational vehicles and other personal property. Personal loans and unsecured credit card receivables are also included as consumer loans. The decrease in consumer loans came mostly from the Company’s automobile lending portfolio, which decreased $12,569, or 21.6%, from year-end 2010. The automobile lending component comprises the largest portion of the Company’s consumer loan portfolio, representing 42.7% of total consumer loans at December 31, 2011. In recent years, growing economic factors have weakened the economy and have limited consumer spending. During this time of economic challenge, the Company continues to maintain a strict loan underwriting process on its consumer auto loan offerings to limit future loss exposure. The Company’s interest rates offered on indirect automobile opportunities have struggled to compete with the more aggressive lending practices of local banks and alternative methods of financing, such as captive finance companies offering loans at below-market interest rates related to this segment. The decreasing trend of auto loan balances should continue during 2012, as the larger institutions and captive finance companies will continue to aggressively compete for a larger share of the market.

The remaining consumer loan products were collectively down $2,784, or 4.3%, which included general decreases in loan balances from recreational vehicles, mobile homes, home equity lines of credit and unsecured loans. Management will continue to place more emphasis on other loan portfolios (i.e. commercial and, to a smaller extent, residential real estate) that will promote increased profitable loan growth and higher returns. Indirect automobile loans bear additional costs from dealers that partially offset interest revenue and lower the rate of return.

Generating residential real estate loans remains a key focus of the Company’s lending efforts. Residential real estate loan balances comprise the largest portion of the Company’s loan portfolio and consist primarily of one- to four-family residential mortgages and carry many of the same customer and industry risks as the commercial loan portfolio.  During 2011, total residential real estate loan balances decreased $10,389, or 4.4%, from year-end 2010 to total $226,489.  The decrease was mostly from the Company’s 15-, 20- and 30-year fixed-rate loans, which were down $12,345, or 7.0%, from year-end 2010. Long-term interest rates continue to remain at historic low levels. In recent years, the Company has experienced periods of increased refinancing demand for long-term, fixed-rate real estate loans, particularly during the first half of 2009 and the second half of 2010, as a result of the historic low rates. Management has determined that originating 100% of the demand for long-term fixed-rate real estate loans at such low rates would present an unacceptable level of interest rate risk. Therefore, to help manage interest rate risk while also satisfying the demand for long-term, fixed-rate real estate loans, the Company has strategically chosen to originate and sell most of its fixed-rate mortgages to the secondary market. During these heavy periods of increased refinancing in 2009 and 2010, consumers were able to take advantage of low rates and reduce their monthly costs. As a result, during the year ended December 31, 2011, refinancing volume that led to secondary market sales trended down, with 118 loans sold totaling $13,637 as compared to 133 loans sold totaling $16,825 during the year ended December 31, 2010.  This trend of secondary market emphasis also contributed to a lower balance of one-year adjustable-rate mortgages, which were down $2,611, or 10.8%, from year-end 2010. The remaining real estate loan portfolio balances increased $4,567 primarily from the Company’s other variable-rate products. The Company believes it has limited its interest rate risk exposure due to its practice of promoting and selling residential mortgage loans to the secondary market. The Company will continue to follow this secondary market strategy until long-term interest rates increase back to a range that falls within an acceptable level of interest rate risk.

Further impacting lower loan balances were decreases in the Company’s commercial loan portfolio, which include both commercial real estate and commercial and industrial loans.  At December 31, 2011, commercial and industrial and commercial real estate loans decreased $10,106, or 18.3%, and $7,166, or 3.2%, respectively, from year-end 2010.  While commercial loans were down, management continues to place emphasis on its commercial lending, which generally yields a higher return on investment as compared to other types of loans.  During 2011, the Company’s 18.3% decrease in the commercial and industrial loan portfolio was largely due to charge-offs and decreasing loan demand.  Commercial and industrial loans consist of loans to corporate borrowers primarily in small to mid-sized industrial and commercial companies that include service, retail and wholesale merchants.  Collateral securing these loans includes equipment, inventory, and stock.

Commercial real estate, the Company’s largest segment of commercial loans, also decreased $7,166, or 3.2%, from year-end 2010, largely due to charge-offs and decreasing loan demand.  This segment of loans consists of owner-occupied, nonowner-occupied and construction loans.  Commercial real estate also includes loan participations with other banks outside the Company’s primary market area.  Although the Company is not actively seeking to participate in loans originated outside its primary market area, it has taken advantage of the relationships it has with certain lenders in those areas where the Company believes it can profitably participate with an acceptable level of risk.  Commercial real estate loans were down largely from its owner-occupied portfolio during 2011, which decreased $6,476, or 4.3%, from year-end 2010.  Owner-occupied loans consist of nonfarm, nonresidential properties.  A commercial owner-occupied loan is a borrower purchased building or space for which the repayment of principal is dependent upon cash flows from the ongoing operations conducted by the party, or an affiliate of the party, who owns the property.  Owner-occupied loans of the Company include loans secured by hospitals, churches, and hardware and convenience stores.  Nonowner-occupied commercial loans are property loans for which the repayment of principal is dependent upon rental income associated with the property or the subsequent sale of the property, such as apartment buildings, condominiums, hotels and motels.  These loans are primarily impacted by local economic conditions, which dictate occupancy rates and the amount of rent charged. Commercial construction loans are extended to individuals as well as corporations for the construction of an individual property or multiple properties and are secured by raw land and the subsequent improvements.

The total commercial loan portfolio, including participation loans, consists primarily of rental property loans (26.5% of portfolio), medical industry loans (11.3% of portfolio), hotel and motel loans (6.7% of portfolio) and land development loans (5.2% of portfolio).  During 2011, the primary market areas for the Company’s commercial loan originations, excluding loan participations, were in the areas of Gallia, Jackson, Pike and Franklin counties of Ohio, which accounted for 44.5% of total originations.  The growing West Virginia markets also accounted for 42.7% of total originations for the same time period.  While management believes lending opportunities exist in the Company’s markets, future commercial lending activities will depend upon economic and related conditions, such as general demand for loans in the Company’s primary markets, interest rates offered by the Company, the effects of competitive pressure and normal underwriting considerations.

The Company continues to monitor the pace of its loan volume. The well-documented housing market crisis and other disruptions within the economy have negatively impacted consumer spending, which has continued to limit the lending opportunities within the Company's market locations. Declines in the housing market since 2009, with falling home prices and increasing foreclosures and unemployment, have continued to result in significant write-downs of asset values by financial institutions. To combat this ongoing potential for loan loss, the Company will remain consistent in its approach to sound underwriting practices and a focus on asset quality. The Company anticipates its overall loan growth in 2012 to be challenged.

ALLOWANCE FOR LOAN LOSSES
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

The continued struggles of our U.S. economy are having a direct impact on the Company’s borrowers, as they continue to experience financial difficulties and liquidity strains. The Company is faced with the ongoing decision of whether to foreclose on these troubled loans and take possession of the collateral or to work with the borrower to modify the original terms of the loan. A successful loan modification not only avoids costly foreclosure proceedings but, more importantly, could result in the full repayment of the loan principal amount. The Company continues to monitor and make loan modifications to certain troubled loans that would ease payment pressures on the borrower. Most generally, the modification “period” of the original terms of the loan is only temporary (i.e. 12 months), after which the loan would resume under the original contractual terms of the loan. GAAP and regulatory guidance identifies certain loan modifications that would be classified as TDR’s, which, in general, is when a bank, for reasons related to a borrower’s financial difficulties, grants a concession to the borrower that the bank would not otherwise consider. One such qualification would be if the bank modified the original terms of the loan for the remaining original life of the debt. Modifications of the original terms would include temporarily adjusting the contractual interest rate of the loan or converting the payment method from principal and interest amortization payments to interest-only for a temporary period of time.

During 2011, the Company’s allowance for loan losses decreased $2,042 to finish at $7,344, as compared to $9,386 at year-end 2010.  This decrease in reserves was largely due to the partial charge-offs during the first half of 2011 of various commercial and residential real estate loans classified as impaired and TDR’s.  Beginning in 2011, the Company began to take partial charge-offs more quickly on collateral dependent loans.  As management further evaluated the trends in the real estate market, as well as the status of long-term, collateral dependent impaired loans, the decision to charge off these specific allocations was made.  As a result, net charge-offs during 2011 grew to $6,938, an increase from $4,683 in net charge-offs recorded during 2010.  The majority of net charge-offs were recorded during the first and second quarters of 2011, which totaled $4,278 and $2,332, respectively.

Partially offsetting the growth in net charge-offs and lowering provision expense was an increase in loan recoveries.  In 2011, the Company was successful in recovering amounts on previously charged-off loans.  During 2011, total loan recoveries were $3,484, an increase of $2,288, or 191.3%, over 2010.  The majority of loan recoveries were from commercial real estate and commercial and industrial loan balances that had been previously charged off.

Net charge-offs during the first quarter of 2011 were mostly from two commercial TDR loans with one borrower, for which a $3,839 partial charge-off was recorded due to declining asset values. Of this $3,839 in TDR loan charge-offs, approximately $2,906 had been previously allocated within the allowance for loan losses causing no additional provision expense to be charged. This previous allocation of the allowance for loan losses was the result of GAAP and regulatory guidance, which requires the Company to perform impairment analysis of the asset values on collateral-based TDR loans. This impairment analysis from prior periods resulted in specific allocation increases to the allowance for loan losses and corresponding increases to provision for loan losses expense. Yet, during the first quarter of 2011, a current impairment analysis revealed further deterioration in the collateral values associated with both commercial loans. As a result, it was determined an additional $933 in provision expense was necessary to account for this impairment. During the fourth quarter of 2011, the Company was successful in obtaining payoff from both of these commercial loans which led to the increase in loan recoveries previously mentioned.  The Company will continue to perform the required impairment analysis on both commercial loans and make adjustments to the allowance for loan losses as necessary.

Net charge-offs during the second quarter of 2011 were largely recorded on various collateral-based impaired loans during the month of June, using reserves that had previously been allocated for these loans within the allowance for loan losses. This action came after further cash flow analysis by management and additional feedback from regulators. In the near term, management expects to timely charge off specific reserves on collateral dependent loans.

As a result of the previously mentioned TDR loan charge-offs during the first quarter of 2011, as well as other charge-offs taken during the second quarter of 2011 on various collateral dependent impaired loans, the specific reserve allocations on both TDR and impaired loans decreased from $5,230 at December 31, 2010 to just $655 at December 31, 2011.  Given that a majority of these loan losses had been previously identified and specifically allocated for in periods prior to 2011, increases in provision expense were not required. However, these TDR and impaired loan charge-offs had an immediate impact on the Company’s general allocations related to the historical loan loss factor. This general allocation evaluates the average historical loan losses over the past 36 months and requires general allocations of the allowance for loan losses to be recorded as average loan losses increase. During 2011, the Company’s annualized ratio of net charge-offs to average loans grew to 1.11% as compared to 0.72% during 2010. This change in ratio had an immediate impact on the overall increase to the Company’s general charge-off allocation, which increased $1,099 from year-end 2010, primarily within the commercial real estate and commercial and industrial loan portfolios. Further affecting increases to the general allocations within the allowance for loan losses were the Company’s economic risk factor, classified and criticized asset allocations, which collectively increased $1,434 from December 31, 2010 to December 31, 2011.

The Company’s impaired loans decreased $11,534 from year-end 2010 in large part due to the commercial and residential real estate loan charge-offs previously mentioned. The portions of impaired loans for which there are specific allocations reflect losses that the Company expects to incur, as they will not likely be able to collect all amounts due according to the contractual terms of the loan. Although impaired loans have been identified as potential problem loans, they may never become delinquent or classified as nonperforming. This was the case with the previously mentioned commercial loans that were partially charged-off during the first quarter of 2011.

The Company was successful in lowering its nonperforming loans to total loans, finishing at 0.52% at December 31, 2011 as compared to 0.78% at December 31, 2010. Nonperforming loans consist of nonaccruing loans and accruing loans past due 90 days or more. Nonperforming loans finished at $3,137 at December 31, 2011, compared to $5,009 at year-end 2010.  Lowering nonperforming loans also had an impact on lowering both the specific allocations of the allowance and corresponding provision expenses for the portfolio risks and credit deterioration of these nonperforming credits. The Company’s nonperforming assets (which includes nonperforming loans and OREO) to total assets ratio also lowered, finishing at 0.92% at December 31, 2011 as compared to 1.11% at December 31, 2010. Approximately 39.9% of nonperforming assets is related to two loans with one commercial borrower totaling $2,948 that was transferred into OREO during the second quarter of 2008. After a re-evaluation of the asset values of both properties during 2011, an impairment write-down of $1,266 was recorded and contributed to the decrease in nonperforming assets from year-end 2010.  Both nonperforming loans and nonperforming assets at December 31, 2011 continue to be in various stages of resolution for which management believes such loans are adequately collateralized or otherwise appropriately considered in its determination of the adequacy of the allowance for loan losses.

As a result of the specific reserve allocations used in the partial charge-offs of both TDR and impaired loans during the first half of 2011, the ratio of the allowance for loan losses to total loans decreased to 1.23% at December 31, 2011, compared to 1.46% at December 31, 2010. Because of the increase in net charge-offs, the Company has seen its general allocations within the allowance for loan losses increase, with its general allocations to total loans increasing from 0.65% at December 31, 2010 to 1.12% at December 31, 2011. Management believes that the allowance for loan losses at December 31, 2011 was adequate and reflected probable incurred losses in the loan portfolio. There can be no assurance, however, that adjustments to the allowance for loan losses will not be required in the future. Changes in the circumstances of particular borrowers, as well as adverse developments in the economy are factors that could change and make adjustments to the allowance for loan losses necessary. Asset quality will continue to remain a key focus, as management continues to stress not just loan growth, but quality in loan underwriting as well

DEPOSITS
Deposits are used as part of the Company’s liquidity management strategy to meet obligations for depositor withdrawals, to fund the borrowing needs of loan customers, and to fund ongoing operations.  Deposits, both interest- and noninterest-bearing, continue to be the most significant source of funds used by the Company to support earning assets.  The Company seeks to maintain a proper balance of “core” deposit relationships on hand while also utilizing various wholesale deposit sources, such as brokered and internet CD balances, as an alternative funding source to manage efficiently the net interest margin.  Deposits are influenced by changes in interest rates, economic conditions and competition from other banks.  The accompanying table VII shows the composition of total deposits as of December 31, 2011.  Total deposits decreased $6,895, or 1.0%, to finish at $687,886 at December 31, 2011, resulting mostly from a net decrease in the Company’s time deposit balances due to increased maturity runoff of CD’s. This change in time deposits from year-end 2010 fits within management’s strategy of focusing on more core deposit balances that include interest-bearing demand, savings, money market and noninterest-bearing deposit balances. Core relationship deposits are considered by management as a primary source of the Bank’s liquidity. The Bank focuses on these kinds of deposit relationships with consumers from local markets who can maintain multiple accounts and services at the Bank. The Company views core deposits as the foundation of its long-term funding sources because it believes such core deposits are more stable and less sensitive to changing interest rates and other economic factors. As a result, the Bank’s core customer relationship strategy has resulted in a higher portion of its deposits being held in NOW, savings and money market accounts at December 31, 2011 than at December 31, 2010, while a lesser portion was being held in brokered and retail time deposits at December 31, 2011 than at December 31, 2010. Furthermore, the Company’s core noninterest-bearing demand accounts increased from year-end 2010.

Deposit decreases from year-end 2010 came mostly from the Company’s time deposits. Historically, time deposits, particularly CD’s, had been the most significant source of funding for the Company’s earning assets, making up 44.5% of total deposits at December 31, 2010. However, these funding sources continue to be less emphasized due to lower market rates and the Company’s focus on growing its core deposit balances. As a result, time deposits represented 36.0% of total deposits at December 31, 2011.  During 2011, time deposits decreased $61,319, or 19.8%, from year-end 2010. With loan balances down 6.7% from year-end 2010, the Company has not needed to employ aggressive funding measures, such as offering higher rates, to attract customer investments in CD’s. Furthermore, as market rates remain at low levels from 2009 and 2010, the Company has seen the cost of its retail CD balances continue to reprice downward (as a lagging effect to the actions by the Federal Reserve) to reflect current deposit rates. As the Company’s CD rate offerings have fallen considerably from a year ago, the Bank’s CD customers have been more likely to consider re-investing their matured CD balances into other short-term deposit products or with other institutions offering the most attractive rates. This has led to an increased maturity runoff within its “customer relation” retail CD portfolio. Furthermore, with the significant downturn in economic conditions, the Bank’s CD customers in general have experienced reduced funds available to deposit with structured terms, choosing to remain more liquid. As a result, the Company has experienced a decrease within its retail CD balances, which were down $39,767 from year-end 2010. The Company’s preference of core deposit funding sources has created a lesser reliance on brokered and internet CD issuances, which were also down $21,552 from year-end 2010. The Company will continue to evaluate its use of brokered CD’s to manage interest rate risk associated with longer-term, fixed-rate asset loan demand.

While time deposits decreased during 2011, the Company’s remaining deposits, both interest- and noninterest-bearing, collectively increased $54,424, or 14.1%, from year-end 2010.  The increase came mostly from a significant portion of the Company’s repurchase agreement funds reinvesting into interest- and noninterest-bearing checking accounts during the second half of 2011.  Prior to 2011, banking regulations prohibited the payment of interest on commercial demand deposit accounts. In 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act was enacted, which created significant financial reform. One of those changes, which took effect in the third quarter of 2011, now permits banks to pay interest on business checking accounts. The Company evaluated the effects of this change to its business deposit account relationships, particularly within its repurchase agreement borrowings. Repurchase agreements are financing arrangements with business accounts that have overnight maturity terms. These overnight funds are paid a rate of interest and require various securities to be pledged as collateral. During the third quarter of 2011, the Company began offering to its repurchase agreement depositors the opportunity to reinvest their balances into one of two products: 1) a higher-yielding, interest-bearing demand deposit (Commercial NOW) account that would be subject to standard FDIC insurance coverage, or 2) a noninterest-bearing demand deposit (business checking) account that would have unlimited FDIC insurance coverage up to the end of 2012. As a result, the Company saw 100% of its repurchase agreement balances shift into its core deposit segment. At December 31, 2011, the Company’s interest-free funding source, noninterest-bearing demand deposits, had increased $46,194, or 50.2%, from year-end 2010, with the majority coming from its business checking account growth from the reinvestment of repurchase agreement balances. Also at December 31, 2011, the Company’s interest-bearing demand deposit (NOW) accounts increased $74, or 0.1%, from year-end 2010, mostly within commercial NOW accounts that received reinvested dollars from repurchase agreement balances.  Not only does this provide the Company’s business account relationships with options to better suit their needs, it also fits in its preference to grow core deposits and to establish more solid customer relationships.

Partially offsetting core deposit growth within the Company’s NOW account deposits in 2011 were decreases in public fund account balances, which were down $7,627, or 13.4%, from year-end 2010. This decrease was largely driven by public fund balances related to local city and county school construction projects within Gallia County, Ohio. While the Company feels confident in the relationships it has with its public fund customers, these balances will continue to experience “larger” fluctuations than other deposit account relationships due to the nature of the account activity. Larger public fund balance fluctuations are, at times, seasonal and can be predicted while most other large fluctuations are outside of management’s control. The Company values these public fund relationships it has secured and will continue to market and service these accounts to maintain its long-term relationship.

Interest-bearing deposit growth also came from money market accounts, which were up $4,115, or 2.8%, from year-end 2010. The increase came largely from the Company’s Market Watch product. The Market Watch product is a limited transaction investment account with tiered rates that competes with current market rate offerings and serves as an alternative to certificates of deposit for some customers. With an added emphasis on further building and maintaining core deposit relationships, the Company has marketed several attractive incentive offerings in the past several years to draw customers to this particular product. Most recently, the Company offered a special six-month introductory rate offer of 2.00% APY during 2010’s third quarter for new Market Watch accounts. This special offer was well received by the Bank’s customers and contributed to elevating money market balances during the second half of 2010. The promotion ended during the first quarter of 2011, and the interest rate adjusted down to a current market rate. A portion of deposits have been retained since the lowering of the rate as Market Watch balances are up $4,017, or 2.8%, from year-end 2010.

Additional interest-bearing core deposit growth also came from the Company’s savings account balances, which increased $4,041, or 9.5%, from year-end 2010, coming primarily from its statement savings product. The increase in savings account balances reflects the customer’s preference to remain liquid while the opportunity for market rates to rise in the near future still exists. As CD market rates continue to adjust downward, the spread between a short-term CD rate and a statement savings rate have become close enough for customers to invest their balances into the more liquid statement savings account.

The Company will continue to experience increased competition for deposits in its market areas, which should challenge its net growth. The Company will continue to emphasize growth in its core deposit relationships during 2012, reflecting the Company’s efforts to reduce its reliance on higher cost funding and improving net interest income.
SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
Repurchase agreements, which are financing arrangements that have overnight maturity terms, decreased from $38,107 at December 31, 2010 to $0 at December 31, 2011.  As previously mentioned, the re-distribution of 100% of the Company’s repurchase agreements to other deposit products was due to newly enacted legislation during the third quarter of 2011 which permits banks to now pay interest on its business checking accounts. All of the Company’s repurchase agreement depositors took advantage of two interest-bearing and noninterest-bearing products to reinvest their dollars.  Not only does this provide the Company’s business account relationships with options to better suit their needs, it also fits in its preference to grow core deposits and to establish more solid customer relationships.

OTHER BORROWED FUNDS
The Company also accesses other funding sources, including short-term and long-term borrowings, to fund asset growth and satisfy short-term liquidity needs. Other borrowed funds consist primarily of Federal Home Loan Bank (“FHLB”) advances and promissory notes. During 2011, other borrowed funds were down $7,447, or 26.8%, from year-end 2010. While net loan demand was on a declining pace during 2011, management used the retained deposit proceeds from the first quarter’s seasonal tax activity to repay FHLB borrowings. While deposits continue to be the primary source of funding for growth in earning assets, management will continue to utilize various wholesale borrowings to help manage interest rate sensitivity and liquidity.
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

CAPITAL RESOURCES
The Company maintains a capital level that exceeds regulatory requirements as a margin of safety for its depositors. As detailed in Note N to the financial statements at December 31, 2011, the Bank’s capital exceeded the requirements to be deemed “well capitalized” under applicable prompt corrective action regulations.  Total shareholders' equity at December 31, 2011 of $71,843 was up $3,715, or 5.5%, as compared to the balance of $68,128 at December 31, 2010. Contributing most to this increase was year-to-date net income of $5,835, partially offset by cash dividends paid of $3,360, or $.83 per share. The Company had treasury stock totaling $15,712 at December 31, 2011, unchanged from year-end 2010.

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

The Company evaluates IRR through the use of an earnings simulation model to analyze net interest income sensitivity to changing interest rates.  The modeling process starts with a base case simulation, which assumes a static balance sheet and flat interest rates.  The base case scenario is compared to rising and falling interest rate scenarios assuming a parallel shift in all interest rates.  Comparisons of net interest income and net income fluctuations from the flat rate scenario illustrate the risks associated with the current balance sheet structure.

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

       The estimated percentage change in net interest income due to a change in interest rates was within the policy guidelines established by the Board.  With the historical low interest rate environment, management generally has been focused on limiting the duration of assets, while trying to extend the duration of our funding sources to the extent customer preferences will permit us to do so.  The exposure to rising interest rates is primarily related to the level of fixed-rate mortgages, which have contractual terms as long as 30 years.  Presently, management attempts to sell most fixed-rate residential mortgages to the secondary market.  However, the underwriting criteria for secondary market loans continues to become more restrictive.  As a result, we booked a portion of the fixed-rate mortgages originated.  During the later part of 2011, management began limiting the maximum term to 15 years for fixed-rate real estate loans placed in the portfolio, which will reduce the duration of the mortgage portfolio over time.  The exposure to rising interest rates at December 31, 2011 was comparable to the prior year end.  Net interest income decreases in a declining rate environment due to the interest rate on many deposit accounts not being able to adjust downward.  With interest rates so low, deposit accounts are perceived to be at or near an interest rate floor.  Overall, management is comfortable with the current interest rate risk profile which reflects minimal exposure to interest rate changes.

Liquidity relates to the Company's ability to meet the cash demands and credit needs of its customers and is provided by the ability to readily convert assets to cash and raise funds in the market place. Total cash and cash equivalents, held to maturity securities maturing within one year and available for sale securities, totaling $137,948, represented 17.2% of total assets at December 31, 2011. In addition, the FHLB offers advances to the Bank, which further enhances the Bank's ability to meet liquidity demands. At December 31, 2011, the Bank could borrow an additional $137,038 from the FHLB, of which $95,000 could be used for short-term, cash management advances. Furthermore, the Bank has established a borrowing line with the Federal Reserve. At December 31, 2011, this line had total availability of $45,059. Lastly, the Bank also has the ability to purchase federal funds from a correspondent bank. For further cash flow information, see the condensed consolidated statement of cash flows.  Management does not rely on any single source of liquidity and monitors the level of liquidity based on many factors affecting the Company’s financial condition.

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

CRITICAL ACCOUNTING POLICIES

        The most significant accounting policies followed by the Company are presented in Note A to the consolidated financial statements.  These policies, along with the disclosures presented in the other financial statement notes, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined.  Management views critical accounting policies to be those that are highly dependent on subjective or complex judgments, estimates and assumptions, and where changes in those estimates and assumptions could have a significant impact on the financial statements.  Management currently views the adequacy of the allowance for loan losses to be a critical accounting policy.

The allowance for loan losses is a valuation allowance for probable incurred credit losses.  Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.  Subsequent recoveries, if any, are credited to the allowance.  Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors.  Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.

The allowance consists of specific and general components.  The specific component relates to loans that are individually classified as impaired.  A loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement.  Impaired loans generally consist of loans with balances of $200 or more on nonaccrual status or nonperforming in nature.  Loans for which the terms have been modified, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired.

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

Commercial and industrial loans consist of borrowings for commercial purposes to individuals, corporations, partnerships, sole proprietorships, and other business enterprises.  Commercial and industrial loans are generally secured by business assets such as equipment, accounts receivable, inventory, or any other asset excluding real estate and generally made to finance capital expenditures or operations.  The Company’s risk exposure is related to deterioration in the value of collateral securing the loan should foreclosure become necessary.  Generally, business assets used or produced in operations do not maintain their value upon foreclosure, which may require the Company to write-down the value significantly to sell.

Commercial real estate consists of nonfarm, nonresidential loans secured by owner-occupied and nonowner-occupied commercial real estate as well as commercial construction loans.  An owner-occupied loan relates to a borrower purchased building or space for which the repayment of principal is dependent upon cash flows from the ongoing business operations conducted by the party, or an affiliate of the party, who owns the property.  Owner-occupied loans that are dependent on cash flows from operations can be adversely affected by current market conditions for their product or service.  A nonowner-occupied loan is a property loan for which the repayment of principal is dependent upon rental income associated with the property or the subsequent sale of the property.  Nonowner-occupied loans that are dependent upon rental income are primarily impacted by local economic conditions which dictate occupancy rates and the amount of rent charged.  Commercial construction loans consist of borrowings to purchase and develop raw land into one- to four-family residential properties.  Construction loans are extended to individuals as well as corporations for the construction of an individual or multiple properties and are secured by raw land and the subsequent improvements.  Repayment of the loans to real estate developers is dependent upon the sale of properties to third parties in a timely fashion upon completion.  Should there be delays in construction or a downturn in the market for those properties, there may be significant erosion in value which may be absorbed by the Company.

Residential real estate loans consist of loans to individuals for the purchase of one- to four-family primary residences with repayment primarily through wage or other income sources of the individual borrower.  The Company’s loss exposure to these loans is dependent on local market conditions for residential properties as loan amounts are determined, in part, by the fair value of the property at origination.

Consumer loans are comprised of loans to individuals secured by automobiles, open-end home equity loans and other loans to individuals for household, family, and other personal expenditures, both secured and unsecured.  These loans typically have maturities of 5 years or less with repayment dependent on individual wages and income.  The risk of loss on consumer loans is elevated as the collateral securing these loans, if any, rapidly depreciate in value or may be worthless and/or difficult to locate if repossession is necessary.  During the last several years, one of the most significant portions of the Company’s net loan charge-offs have been from consumer loans.  Never the less, the Company has allocated the highest percentage of its allowance for loan losses as a percentage of loans to the other identified loan portfolio segments due to the larger dollar balances associated with such portfolios.

CONCENTRATIONS OF CREDIT RISK
The Company maintains a diversified credit portfolio, with residential real estate loans currently comprising the most significant portion.  Credit risk is primarily subject to loans made to businesses and individuals in southeastern Ohio and western West Virginia.  Management believes this risk to be general in nature, as there are no material concentrations of loans to any industry or consumer group.  To the extent possible, the Company diversifies its loan portfolio to limit credit risk by avoiding industry concentrations.

FORWARD LOOKING STATEMENTS
Except for the historical statements and discussions contained herein, statements contained in this report constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 and as defined in the Private Securities Litigation Reform Act of 1995.  Such statements are often, but not always, identified by the use of such words as "believes," "anticipates," "expects," and similar expressions.  Such statements involve various important assumptions, risks, uncertainties, and other factors, many of which are beyond our control that could cause actual results to differ materially from those expressed in such forward looking statements.  These factors include, but are not limited to:  changes in political, economic or other factors such as inflation rates, recessionary or expansive trends, and taxes; competitive pressures; fluctuations in interest rates; the level of defaults and prepayment on loans made by the Company; unanticipated litigation, claims, or assessments; fluctuations in the cost of obtaining funds to make loans; and regulatory changes.  Additional detailed information concerning a number of important factors which could cause actual results to differ materially from the forward-looking statements contained in management’s discussion and analysis is available in the Company’s filings with the Securities and Exchange Commission, under the Securities Exchange Act of 1934, including the disclosure under the heading “Item 1A. Risk Factors” of Part 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011. Readers are cautioned not to place undue reliance on such forward looking statements, which speak only as of the date hereof.  The Company undertakes no obligation and disclaims any intention to republish revised or updated forward looking statements, whether as a result of new information, unanticipated future events or otherwise.

CONSOLIDATED AVERAGE BALANCE SHEET & ANALYSIS OF NET INTEREST INCOME

Table I	December 31
(dollars in thousands)	2011			2010			2009
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets

Interest-earning assets

Interest-bearing balances with banks	$67,947	$163	0.24%	$43,450	$93	0.21%	$27,077	$58	0.21%
Federal fuunds sold	-	-	-	-	-	-	18	-	0.05
Securities:
Taxable	102,740	2,043	1.99	93,846	2,462	2.62	97,124	3,038	3.13
Tax exempt	14,997	849	5.66	11,678	735	6.30	9,916	659	6.64
Loans	625,603	41,414	6.62	653,557	43,617	6.67	641,878	44,223	6.89
Total interest-earning assets	811,287	44,469	5.48%	802,531	46,907	5.85%	776,013	47,978	6.18%

Non-interest-earning assets:
Cash and due from banks	9,855			8,836			8,524
Other nonearning assets	44,957			46,057			42,515
Allowance for loan losses	(8,082)			(8,722)			(8,100)
Total noninterest-earning assets	46,730			46,171			42,939

Total asets	$858,017			$848,702			$818,952

Liabilities and Shareholders' Equity

Interest-bearing liabilities:
NOW accounts	$104,937	$1,393	1.33%	$100,054	$1,428	1.43%	$92,550	$1,326	1.43%
Savings and Money Markets	196,312	1,317	0.67	164,297	1,582	0.96	135,728	1,636	1.21
Time deposits	281,864	5,726	2.03	327,330	8,043	2.46	331,130	10,721	3.24
Repurchase Agreements	19,196	17	0.09	26,991	57	0.21	27,540	75	0.27
Other borrowed money	24,279	627	2.58	36,640	1,348	3.68	48,905	2,085	4.26
Subordinated debentures	13,500	1,089	8.07	13,500	1,089	8.07	13,500	1,089	8.07
Total int-bearing liabilities	640,088	10,169	1.59%	668,812	13,547	2.03%	649,353	16,932	2.61%

Noninterest-bearing liabilities:
Demand Deposit accounts	137,823			102,164			93,045
Other liabilities	10,240			10,120			11,613
Total noninterest-bearing liabilities	148,063			112,284			104,658

Shareholders' equity	69,866			67,606			64,941
Total liabilities and shareholders' equity	$858,017			$848,702			$818,952

Net interest earnings		$34,300			$33,360			$31,046
Net interest earnings as a percent
of interest-earning assets			4.23%			4.16%			4.00%
Net interest rate spread			3.89%			3.82%			3.57%
Avg interest-bearing liabilities
to interest-earning assets			78.90%			83.34%			83.68%

Fully taxable equivalent yields are calculated assuming a 34% tax rate, net of nondeductible interest expense. Average balances are computed on an average daily basis. The average balance for available for sale securities includes the market value adjustment. However, the calculated yield is based on the securities’ amortized cost. Average loan balances include nonaccruing loans. Loan income includes cash received on nonaccruing loans.

RATE VOLUME ANALYSIS OF CHANGES IN INTEREST INCOME & EXPENSE

TABLE II
(dollars in thousands)		2011			2010
	Increase (Decrease)			Increase (Decrease)
	From Previous Years Due To			From Previous Years Due To

	Volume	Yield/Rate	Total	Volume	Yield/Rate	Total
Interest income
Interest-bearing balances with banks	$57	$13	$70	$35	$-	$35
Federal fuunds sold	-	-	-	-	-	-
Securities:
Taxable	217	(636)	(419)	(99)	(477)	(576)
Tax exempt	194	(80)	114	112	(36)	76
Loans	(1,853)	(350)	(2,203)	795	(1,401)	(606)
Total interest income	(1,385)	(1,053)	(2,438)	843	(1,914)	(1,071)

Interest expense
NOW accts	68	(103)	(35)	107	(5)	102
Savings and Money Markets	272	(537)	(265)	309	(363)	(54)
Time deposits	(1,031)	(1,286)	(2,317)	(122)	(2,556)	(2,678)
Repurchase Agreements	(13)	(27)	(40)	(2)	(16)	(18)
Other borrowed money	(383)	(338)	(721)	(476)	(261)	(737)
Subordinated debentures	-	-	-	-	-	-
Total interest expense	(1,087)	(2,291)	(3,378)	(184)	(3,201)	(3,385)

Net interest earnings	$(298)	$1,238	$940	$1,027	$1,287	$2,314

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

SECURITIES
Table III
As of December 31, 2011
(dollars in thousands)

	Within One Year		After One but Within Five Years		After Five but Within Ten Years		After Ten Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

U.S. Treasury securities	$5,513	0.23%	$-	-	$-	-	$-	-
U.S. Government sponsored entity securities	2,559	5.30%	-	-	-	-	-	-
Obligations of states and political subdivisions	648	7.41%	3,901	5.20%	10,289	3.23%	7,987	5.17%
Agency mortgage-backed securities, residential	1,148	4.66%	55,342	3.75%	16,219	3.44%	4,912	3.40%
Total securities	$9,868	2.53%	$59,243	3.85%	$26,508	3.36%	$12,899	4.50%

    Tax-equivalent adjustments have been made in calculating yields on obligations of states and political subdivisions using a 34% rate. Weighted average yields are calculated on the basis of the cost and effective yields weighted for the scheduled maturity of each security. Mortgage-backed securities, which have prepayment provisions, are assigned to a maturity category based on estimated average lives. Securities are shown at their carrying values, which include the market value adjustments for available for sale securities.

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

TABLE IV
(dollars in thousands)	Years Ended December 31
	2011	2010	2009	2008	2007

Commercial loans(1)	$4,259	$6,936	$5,777	$5,898	$5,273
Percentage of loans to total loans	44.23%	43.96%	42.68%	39.78%	40.63%

Residential real estate loans	1,730	993	822	806	327
Percentage of loans to total loans	37.85%	36.94%	37.30%	40.09%	39.31%

Consumer loans(2)	1,355	1,457	1,599	1,095	1,137
Percentage of loans to total loans	17.92%	19.10%	20.02%	20.13%	20.06%

Allowance for Loan Losses	$7,344	$9,386	$8,198	$7,799	$6,737
	100%	100%	100%	100%	100%

Ratio of net charge-offs
to average loans	1.11%	0.72%	0.44%	0.42%	0.78%

The above allocation is based on estimates and subjective judgments and is not necessarily indicative of the specific amounts or loan categories in which losses may ultimately occur.

(1) Includes commercial and industrial and commercial real estate loans.
(2) Includes automobile, home equity and other consumer loans.

SUMMARY OF NONPERFORMING AND PAST DUE LOANS

TABLE V
(dollars in thousands)	At December 31
	2011	2010	2009	2008	2007

Impaired loans	$11,572	$23,106	$27,644	$21,153	$6,871
Past due 90 days or more and still accruing	459	1,714	1,639	1,878	927
Nonaccrual	2,678	3,295	3,619	3,396	2,734
Accruing loans past due 90 days or more to
total loans	0.08%	0.27%	0.25%	0.30%	0.14%
Nonaccrual loans as a % of total loans	0.45%	0.51%	0.56%	0.54%	0.43%
Impaired loans as a % of total loans	1.93%	3.60%	4.24%	3.36%	1.08%
Allowance for loan losses as a %
of total loans	1.23%	1.46%	1.26%	1.24%	1.06%

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

MATURITY AND REPRICING DATA OF LOANS
As of December 31, 2011
TABLE VI
(dollars in thousands)
	MATURITY / REPRICING
	Within	After One but
	One Year	Within Five Years	After Five Years	Total

Residential real estate loans	$33,443	$29,550	$163,496	$226,489
Commercial loans (1)	145,793	95,110	23,753	264,656
Consumer loans (2)	37,085	54,734	15,344	107,163
Total loans	$216,321	$179,394	$202,593	$598,308

Loans maturing or repricing after one year with:
Variable interest rates				$96,596
Fixed interest rates				285,391
Total				$381,987

(1) Includes commercial and industrial and commercial real estate loans.
(2) Includes automobile, home equity and other consumer loans.

DEPOSITS
Table VII
(dollars in thousands)	As of December 31
	2011	2010	2009
Interest-bearing deposits:
NOW accounts	$101,907	$101,833	$91,998
Money Market	153,280	149,165	103,644
Savings accounts	46,792	42,751	38,834
IRA accounts	49,024	49,429	49,841
Certificates of Deposit	198,740	259,654	276,557
	549,743	602,832	560,874
Noninterest-bearing deposits:
Demand deposits	138,143	91,949	86,770
Total deposits	$687,886	$694,781	$647,644

INTEREST RATE SENSITIVITY
Table VIII
Change in	December 31, 2011	December 31, 2010
Interest Rates	% Change in	% Change in
Basis Points	Net Interest Income	Net Interest Income

+300	(2.89%)	(2.47%)
+200	(1.75%)	(1.66%)
+100	(.76%)	(.95%)
-100	(2.36%)	(2.32%)

CONTRACTUAL OBLIGATIONS
Table IX

    The following table presents, as of December 31, 2011, significant fixed and determinable contractual obligations to third parties by payment date. Further discussion of the nature of each obligation is included in the referenced note to the consolidated financial statements.

	Payments Due In
	Note	One Year	One to	Three to	Over
	Reference	or Less	Three Years	Five Years	Five Years	Total

Deposits without a stated maturity	E	$440,122	$-	$-	$-	$440,122
Consumer and brokered time deposits	E	141,710	93,893	11,234	927	247,764
Repurchase agreements	F	-	-	-	-	-
Other borrowed funds	G	3,944	8,829	2,134	5,389	20,296
Subordinated debentures	H	-	-	-	13,500	13,500

KEY RATIOS
TABLE X
	2011	2010	2009	2008	2007

Return on average assets	0.68%	0.60%	0.81%	0.91%	0.82%
Return on average equity	8.35%	7.54%	10.23%	11.62%	10.40%
Dividend payout ratio	57.59%	65.67%	47.95%	42.94%	46.66%
Average equity to average assets	8.14%	7.97%	7.93%	7.84%	7.87%