Form 10-K, Exhibit 13
period 2012-12-31
OHIO VALLEY BANC CORP
filed 2013-03-18
CIK 894671

OVBC
Annual Report 2012
community first

DEAR SHAREHOLDERS
& FRIENDS OF OUR
VALUED COMMUNITIES,

Thank you for supporting OVBC through another successful year. We are pleased to report that for the fourth quarter of 2012 your company saw earnings reach the third highest level in the company’s history.

Ohio Valley Banc Corp. reported net income of over $7 million for 2012, an increase of 20.9 percent. Earnings per share were up to $1.75 for 2012 versus $1.46 for 2011, an increase of 19.9 percent, a fantastic way to celebrate the company’s 140th birthday.

So many community banks say that their people make the difference. Well, we’ve set the bar a little higher.

In 2012, Brenda Henson and Angela Kinnaird received the American Bankers Association Community Bank Award for their outstanding work with the OVBC Christmas Express, a program with the lofty goal of filling a semi-truck with new toys and coats to be distributed to underprivileged children in our area. Our own Mario Liberatore received not one, but three, major honors for his ongoing commitment to the community of Mason County, West Virginia.

During the year, a new tradition called Community Service Days gained traction. Officially, this is listed as an employee benefit, but the rewards go much further. Each Ohio Valley Bank and Loan Central staffer is entitled to one day off with pay per year to be spent in duty to a local cause. We are immensely proud of our employees who have used these days to help build homes with Habitat for Humanity, plant flowers with America in Bloom, spread cancer prevention awareness with Relay for Life, and even to take homeless dogs for a walk to brighten their lonely day at the local animal shelter. No job is too big or too small when it benefits our community.

And like our people, our products and services gained much attention in 2012 too. Ohio Valley Bank’s Right Start Checking account was named one of the nation’s “Top 10 Student Checking Accounts at Community Banks” by the financial blog, NerdWallet. MoneyIsland, OVB’s financial literacy partner for middle grade, won an Excellence In Financial Literacy Education award for instructional game of the year from the Institute for Financial Literacy. OVB’s BANKit! financial literacy program for high school received an American Bankers Association award for its impact on students.

We are excited by the enthusiasm our employees have shown in keeping this momentum going. Our management team has crafted an ambitious and inspired strategic plan for 2013 which includes careful attention to loan growth both in commercial and consumer arenas, expansion of OVB’s digital and physical presence, a fundamental change in the way we care for and nurture the partnerships we’ve built with our customers, and a sweeping new movement to consider Community First when making purchasing decisions.

Your support is invaluable. We invite you to review this report of our work from 2012 and to join us for the Annual Meeting of Shareholders on May 8, 2013. Thank you for your commitment to the success of OVBC.

Sincerely,

/s/Jeffrey E. Smith	/s/Thomas E. Wiseman
Jeffrey E. Smith	Thomas E. Wiseman
Chairman of the Board	President and CEO
Ohio Valley Banc Corp.	Ohio Valley Banc Corp.

COMMUNITY FIRST STARTS AT OVB

At Ohio Valley Bank, it is our privilege to be able to pay our success forward to the charities and civic organizations of our communities. Below are some of the beneficiaries of OVB’s charitable giving efforts in 2012.

American Cancer Society	Gallia Co. Community Foundation	Jackson Co. Fair Auction
Amer. Free Enterprise Leadership	Gallia Co. CVB	Jackson Co. Friends of 4-H
American Diabetes Assn.	Gallia Co. Emancipation Day	Jackson Co. Humane Society
American Legion	Gallia Co. Farm Bureau	Jackson Co. Red Cross
American Red Cross	Gallia Co. Gospel Sing	Jackson Elks
Amish School Auction	Gallia Co. Health Dept.	Jackson Firefighters Assn.
Angels Among Us 5-K Run	Gallia Co. Junior Fair	Jackson Freedom Fest
Aultman Hospice Program	Gallia Co. Local Schools	Jackson Ironmen Football Mothers
Beaver OktoberFest	Gallia Co. Relay for Life	Jackson Jaycees
Bend Area C.A.R.E.	Gallia Co. River Recreation Festival	Jackson Pee-Wee Football
Beverly Hills (WV) Youth B-Ball	Gallia Co. Sheriff’s Dept.	Jackson Stay-at-Home
Buckeye Hills Career Center	Gallia Co. Snack Pack	Jackson Support Our Soccer
Cabell Co. 4-H	Gallia Senior Citizens Ctr.	Jackson SWCD
Cabell Co. Canine Drug Program	Gallipolis Bass Busters	Jackson/Vinton Farm Bureau
Cabell Co. Fair	Gallipolis City Schools	Junior Achievement
Cabell Co. FFA	Gallipolis Elks	Juvenile Diabetes Research
Cabell Co. Fraternal Order of Police	Gallipolis In Bloom	JVAC Industries
Cabell Foundation	Gallipolis Jr. Women's Club	Kickin’ Summer Bash
Cabell Midland High School	Gallipolis Kiwanis	Lawrence Co. 4-H Horse
Chester Shade Historical Society	Gallipolis Lions Club	Lawrence Co. Beef Sweepstakes
Childrens Center of Ohio	Gallipolis Shrine Club	Lawrence Co. Fair Auction
Christian Life Academy	Garnet Wilson Public Library	Lawrence Co. Humane Society
City of Milton Fireworks	Golden Girls Group Home	Lillian Jones Museum
Delta Theta Sorority Cancer Walk	Greenfield Fire Dept. Ladies Aux.	Little Victories Animal Shelter
Digital River Project	Holzer Foundation, Camp Beaver	Main Street Point Pleasant
Earl Neff Pediatric Toy Fund	Holzer Medical Center	Marshall University
Elm Grove Youth League	Holzer Senior Care	Mason Co. 4-H
Field of Hope	Holzer Senior Outreach	Mason Co. Board of Education
Financial Ed. & Advocacy Initiative	Hospice of Huntington	Mason Co. Camp Sunshine
French Art Colony	Jackson ALS Walk	Mason Co. Chamber of Commerce
French City Chili Fest	Jackson Area YMCA	Mason Co. Fair & Queen Pageant
Friends Club of Oak Hill	Jackson Chamber of Commerce	Mason Co. Little League
Friends of Lake Alma	Jackson City Library	Mason Co. Schools
Gallia Co. 4-H	Jackson City Schools	Mason Co. Special Olympics
Gallia Co. Agricultural Society	Jackson Co. 4-H	Meigs Co. 4-H
Gallia Co. Animal Shelter	Jackson Co. Apple Festival	Meigs Co. Council on Aging
Gallia Co. Cattlemen Assn.	Jackson Co. Baseball	Meigs Co. Fair Bleacher Project
Gallia Co. Chamber of Commerce	Jackson Co. Dog Shelter	Meigs Co. Fair Livestock Auction
Gallia Co. Chautauqua	Jackson Co. Economic Development	Meigs Co. Schools

“You’ll never find me delivering a boring lecture. Our elementary, middle grade, and high school programs deliver practical knowledge in a way that is engaging and interactive. Just ask the 300+ students who completed our classroom curriculum in 2012.”

- OVB Financial Literacy Leader Hope Roush
Hope is pictured at Washington Elementary’s 2012 Math & Science Night
with students Alex Russell, Mason Angel, and Justin Butler.

Meigs Cooperative Parish
Meigs Library
Meigs Soil & Water Conservation
Meigs VFW
Mercerville VFD
Middleport Sternwheeler Riverfest
Middleport Youth League
Milton Little League
Milton Rotary
Multiple Sclerosis Society
NAACP
National Child Safety Council
National Wild Turkey Federation
Oak Hill Festival of Flags
Oak Hill Local Schools
Ohio 4-H Foundation
Ohio Chautauqua
Ohio Valley Christian School
Ohio Valley Symphony
Ohio Valley Youth Orchestra
Ole Car Club
OVB 4-H Scholarship Program
Pike Co. 4-H
Pike Co. Fair Livestock Auction
Pike Co. Humane Society
Pike Co. Outreach Council
Pike Co. Shrine Club
Pike Co. Spelling Bee
Pike Co. YMCA
Pike Co. Youth Leagues
Point Pleasant River Museum
Point Pleasant Sternwheel Regatta
Pt. Pleasant, NY Sister City Recovery
Racine’s Party in Park
Rio Grande Neighborhood Watch
River Cities Alumni MU Scholars
River Cities Military Support Group
Rockets Over Rio
Sacred Heart Parish
Salt Rock Youth Basketball
Scott Porter Memorial Fund
Serenity House
SOS Car Club
South Point Athletic Boosters
Southern Hills Arts Council
Southern Ohio Seniors
Special Olympics
Susan G. Komen Foundation
Symmes Valley Band Boosters
Syracuse Fire Department
Transitions for Youth
Tri-County Mental Health
United Fund of Jackson County
University of Rio Grande
Village of Rio Grande Police
Vinton Bean Dinner
Vinton Integrity Baseball
Washington Elem. Ohio Reads
Waverly Jingle Bell Parade
Waverly Leo Club
Waverly Lions Club
Waverly Local Schools
Waverly Street Festival
Wellston Ohillco Festival
West Virginia Pumpkin Festival
Woodland Centers Summer Youth

Top: OVB’s Tony Staley (left) and Dan Short (right) present a much needed donation toward new bleachers and improvements
at the Meigs County Fair.

Middle: OVB’s Judy Hess (left), Pam Smith (right), and Chris
Preston (above in announcer’s stand) present the Top Born &
Raised Steer award to Chaston Holley at the Cabell County Fair.

Bottom: Snow White (a.ka. OVB’s Ashley Hill) poses with real life princess, Little Miss Apple Festival Katelyn Webb, during the bank’s community reception and exhibit opening celebrating this dynamic young lady.

Ohio Valley Bank	Ohio Valley Bank ATMs can be found at
Gallipolis, Ohio	each office and also at these convenient locations.
Main Office - 420 Third Ave.
Mini Bank - 437 Fourth Ave.	Red’s Truck Center, Kerr Road, Bidwell, Ohio
Inside Foodland - 236 Second Ave.
Inside Walmart - 2145 Eastern Ave.	Sav-a-Lot, State Rt. 160, Bidwell, Ohio
Jackson Pike - 3035 State Route 160
Inside Holzer - 100 Jackson Pike	Gallia Academy, 2855 Centenary Road, Gallipolis, Ohio
Loan Office - Walmart Plaza, 2145 Eastern Ave.
Gallipolis Justice Center, 518 Second Ave., Gallipolis, Ohio
Jackson, Ohio
740 East Main St.	Holzer Medical Center Cafeteria, 100 Jackson Pike, Gallipolis, Ohio

Pomeroy, Ohio	Holzer Clinic, 280 Pattonsville Road, Jackson, Ohio
Inside Sav-a-Lot - 700 W. Main St.
Foodland, 409 N. Front Street, Oak Hill, Ohio
Rio Grande, Ohio
27 North College Ave.	Bob Evans Sausage Shop, State Rt. 588, Rio Grande, Ohio

South Point, Ohio	JC’s Marathon, 77 State Rte. 325, Rio Grande, Ohio
Inside Walmart - 354 Private Drive
BP, Rt 35 & 5 Mile Creek, Fraziers Bottom, WV
Waverly, Ohio
507 West Emmitt Ave.	Sunoco Foodmart, 3175 Route 60 E., Huntington, WV

Huntington, West Virginia	Pleasant Valley Hospital, 2520 Valley Drive, Point Pleasant, WV
3331 U.S. Route 60 East
Mason Co. Courthouse, 200 6th Street, Point Pleasant, WV
Milton, West Virginia
280 East Main St.	See our Intelli-Deposit ATM inside the Gallipolis Walmart where you can make a deposit without a deposit slip!
Point Pleasant, West Virginia
328 Viand St.

Web Branch
www.ovbc.com or www.ohiovalleybank.com

Loan Central

Chillicothe, Ohio
1080 N. Bridge Street, Unit 43

Gallipolis, Ohio
2145 Eastern Avenue

Jackson, Ohio
345 Main Street

Ironton, Ohio
710 Park Avenue

South Point, Ohio
348 County Road 410

Waverly, Ohio
505 West Emmitt Avenue

Wheelersburg, Ohio
326 Center Street

In 2012, our co-worker and friend Mario Liberatore, President, OVB West Virginia received, not one, but three very distinguished honors...

West Virginia Volunteer Banker of the Year

Main Street
Director of the Year
for the State of WV

Point Pleasant
Rotarian of the Year

Congratulations, Mario. We are so proud of your accomplishments.

DIRECTORS & OFFICERS

OVBC OFFICERS

Jeffrey E. Smith, Chairman of the Board
Thomas E. Wiseman, President and Chief Executive Officer
E. Richard Mahan, Senior Vice President Special Assets
Larry E. Miller, II, Senior Vice President & Secretary
Katrinka V. Hart, Senior Vice President & Chief Lending Officer
Mario P. Liberatore, Vice President
Cherie A. Elliott, Vice President
Jennifer L. Osborne, Vice President
Tom R. Shepherd, Vice President
Scott W. Shockey, Vice President & Chief Financial Officer
Bryan F. Stepp, Vice President
Frank W. Davison, Vice President
Bryan W. Martin, Vice President
David K. Nadler, Vice President
Paula W. Clay, Assistant Secretary
Cindy H. Johnston, Assistant Secretary

OVBC DIRECTORS

Jeffrey E. Smith
Chairman, Ohio Valley Banc Corp. and Ohio Valley Bank

Thomas E. Wiseman
President & CEO, Ohio Valley Banc Corp. and Ohio Valley Bank

David W. Thomas, Lead Director
Former Chief Examiner, Ohio Division of Financial Institutions
bank supervision and regulation

Lannes C. Williamson
Retired President, L. Williamson Pallets, Inc.
sawmill, pallet manufacturing, and wood processing

Steven B. Chapman
Certified Public Accountant, Steven B. Chapman CPA

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
Lannes C. Williamson             Harold A. Howe

DIRECTORS EMERITUS

W. Lowell Call                     Charles C. Lanham
James L. Dailey                    Barney A. Molnar
Robert E. Daniel                    C. Leon Saunders
Art E. Hartley, Sr.              Wendell B. Thomas

WEST VIRGINIA ADVISORY BOARD

Mario P. Liberatore           Lannes C. Williamson
Anna P. Barnitz                      Stephen L. Johnson
Richard L. Handley                             E. Allen Bell
Gregory K. Hartley                         John A. Myers
Trenton M. Stover

GenNEXT ADVISORY BOARD

Anthony W. Staley                       Taryn D. Strawser
W. Graham Woodyard                       Heidi J. Wood
Bryan L. Minear                            Mark A. Crawford
Rheadon L. Remy                            Jodie L. McCalla
Benjamin M. Sandy

OHIO VALLEY BANK OFFICERS

Jeffrey E. Smith                           Chairman of the Board
Thomas E. Wiseman                  President and Chief Executive Officer
E. Richard Mahan                       Executive Vice President, Special Assets
Larry E. Miller, II                         Executive Vice President & Secretary
Katrinka V. Hart                          Executive Vice President & Chief Lending Officer
                Mario P. Liberatore                     President, Ohio Valley Bank West Virginia

SENIOR VICE PRESIDENTS
Jennifer L. Osborne                    Retail Lending Group
Tom R. Shepherd                        Chief Deposit Officer
Scott W. Shockey                       Chief Financial Officer
Bryan F. Stepp                            Chief Credit Officer
Frank W. Davison                      Financial Bank Group
Bryan W. Martin                        Administrative Services/Human Resources
David K. Nadler                          Chief Risk Officer

VICE PRESIDENTS
Richard D. Scott                         Trust
Patrick H. Tackett                       Corporate Banking
Marilyn E. Kearns                      Director of Human Resources
Fred K. Mavis                             Business Development Officer
Rick A. Swain                             Western Division Branch Manager
Bryna S. Butler                            Market & E-Strategies Officer
Tamela D. LeMaster                   Branch Administration/CRM
Christopher L. Preston               Branch Administration/Business Development
Gregory A. Phillips                     Retail Lending

ASSISTANT VICE PRESIDENTS
Melissa P. Mason                       Trust Officer
Diana L. Parks                              Internal Auditor
Christopher S. Petro                    Comptroller
Linda L. Plymale                           Transit Officer
Kimberly R. Williams                   Systems Officer
Deborah A. Carhart                     Shareholder Relations
Pamela D. Edwards                      Special Assets
Paula W. Clay                               Assistant Secretary
Cindy H. Johnston                       Assistant Secretary
Kyla R. Carpenter                         Director of Marketing
Toby M. Mannering                    Collection Manager
Joe J. Wyant                                 Region Manager Jackson County
Allen W. Elliott                             Bank Card Manager
Brenda G. Henson                        Manager Deposit Services
Gabriel U. Stewart                         Chief Information Security Officer
Randall L. Hammond                    Security Officer/Loss Prevention
Barbara A. Patrick                         BSA Officer/Loss Prevention
Richard P. Speirs                           Facilities/Technical Manager and Director of Administrative Services
Aaron S. Rykowski                       Senior Compliance Officer
E. Kate Cox                                     Regional Branch Administrator
John A. Anderson                        Corporate Banking Operations Manager
                Lori A. Edwards                             Secondary Market Manager
                Raymond G. Polcyn                       Manager of Loan Production Office
                Stephanie L. Stover                        Retail Lending Operations Manager
                Shawn R. Siders                              Senior Credit Analyst
                Brandon O. Huff                             AS400 Administrator

ASSISTANT CASHIERS
                Lois J. Scherer                                 Assistant Transit Officer
               Angela S. Kinnaird                          Sales and Support Manager for Deposit Services
               Linda K. Roe                                     Employee Development Manager
               Anita M. Good                                 Regional Branch Manager
               Glen P. Arrowood II                        Manager of Indirect Lending
               Shelly N. Boothe                              Holzer Business Development & Sr. Personal Banker
               Michelle L. Hammond                     Retail Lending Operations Supervisor
               Patricia G. Hapney                           Retail Lending & Personal Banker
              Anthony W. Staley                          Director of Product Development

LOAN CENTRAL OFFICERS

Larry E. Miller II                              Chairman of the Board
Cherie A. Elliott                               President
Timothy R. Brumfield                     Vice President & Secretary
                                                           Manager, Gallipolis Office
T. Joe Wilson                                  Manager, South Point Office
Joseph I. Jones                                Manager, Waverly Office
John J. Holtzapfel                            Manager, Wheelersburg Office
Deborah G. Moore                          Manager, Jackson Office
Gregory G. Kauffman                      Manager, Chillicothe Office

Ohio Valley Bank pledges to its community...

The Ohio Valley Bank pledges to support the principles set forth in Community First .

We will encourage our employees to support local businesses first.

We will actively participate in promoting local businesses that adhere to the principles of Community First.

We will recognize our employees that best exemplify the spirit of Community First.

We will reward our employees for buying local.

We will encourage our employees to promote buying local to their family, friends, and associates.

We will make a difference in our community.

Ohio Valley Bank employees
pledge to their community...

We pledge to supportCommunity First .

We will make every effort to purchase goods and services from local businesses.

We will encourage our family, friends and associates to also support Community First.

We will make a difference in our community.

For the good of our community,
join us by pledging...

In an effort to ensure our community remains strong,

I,________________, choose to support Community First.

I will make every effort to purchase goods and services from local businesses.

I will encourage my family, friends and associates to also support Community First.

I will make a difference in my community.

OHIO VALLEY BANC CORP.
Symbol: OVBC
Email: investorrelations@ovbc.com
www.ovbc.com

Selected Financial Data

	Years Ended December 31
	2012	2011	2010	2009	2008
(dollars in thousands, except share and per share data)

SUMMARY OF OPERATIONS:

Total interest income	$39,001	$44,040	$46,514	$47,623	$51,533
Total interest expense	6,346	10,169	13,547	16,932	20,828
Net interest income	32,655	33,871	32,967	30,691	30,705
Provision for loan losses	1,583	4,896	5,871	3,212	3,716
Total other income	8,483	7,222	6,154	7,598	6,046
Total other expenses	29,741	28,299	26,643	26,160	23,178
Income before income taxes	9,814	7,898	6,607	8,917	9,857
Income taxes	2,762	2,063	1,511	2,272	2,729
Net income	7,052	5,835	5,096	6,645	7,128

PER SHARE DATA:

Earnings per share	$1.75	$1.46	$1.28	$1.67	$1.77
Cash dividends declared per share	$1.09	$0.84	$0.84	$.80	$0.76
Book value per share	$18.66	$17.84	$17.03	$16.70	$15.83
Weighted average number of common shares outstanding	4,030,322	4,001,435	3,984,229	3,983,034	4,018,367

AVERAGE BALANCE SUMMARY:

Total loans	$570,166	$625,603	$653,557	$641,878	$629,225
Securities(1)	202,413	185,684	148,974	134,117	101,100
Deposits	705,111	720,936	693,845	652,453	606,126
Other borrowed funds(2)	33,538	56,975	77,131	89,945	102,218
Shareholders’ equity	74,031	69,866	67,606	64,941	61,346
Total assets	822,573	858,017	848,702	818,952	782,312

PERIOD END BALANCES:

Total loans	$558,288	$598,308	$641,322	$651,356	$630,391
Securities(1)	159,791	157,515	165,070	113,307	99,218
Deposits	655,064	687,886	694,781	647,644	592,361
Shareholders’ equity	75,820	71,843	68,128	66,521	63,056
Total assets	769,223	804,177	851,514	811,988	781,108

KEY RATIOS:

Return on average assets	0.86%	0.68%	0.60%	0.81%	0.91%
Return on average equity	9.53%	8.35%	7.54%	10.23%	11.62%
Dividend payout ratio	62.29%	57.59%	65.67%	47.95%	42.94%
Average equity to average assets	9.00%	8.14%	7.97%	7.93%	7.84%

(1) Securities include interest-bearing deposits with banks and FHLB stock.
(2) Other borrowed funds include subordinated debentures.

Consolidated Statements of Condition

	As of December 31
	2012	2011
(dollars in thousands, except share and per share data)

Assets

Cash and noninterest-bearing deposits with banks	$10,617	$8,914
Interest-bearing deposits with banks	35,034	42,716
Total cash and cash equivalents	45,651	51,630

Securities available for sale	94,965	85,670
Securities held to maturity (estimated fair value: 2012 - $24,624; 2011 - $22,847)	23,511	22,848
Federal Home Loan Bank stock	6,281	6,281

Total loans	558,288	598,308
Less: Allowance for loan losses	(6,905)	(7,344)
Net loans	551,383	590,964

Premises and equipment, net	8,680	9,216
Other real estate owned	3,667	4,256
Accrued interest receivable	2,057	2,872
Goodwill	1,267	1,267
Bank owned life insurance and annuity assets	25,056	23,097
Other assets	6,705	6,076
Total assets	$769,223	$804,177

Liabilities

Noninterest-bearing deposits	$139,526	$138,143
Interest-bearing deposits	515,538	549,743
Total deposits	655,064	687,886

Other borrowed funds	14,285	20,296
Subordinated debentures	13,500	13,500
Accrued liabilities	10,554	10,652
Total liabilities	693,403	732,334

Commitments and Contingent Liabilities (See Note J)	-	-

Shareholders’ Equity

Common stock ($1.00 stated value per share, 10,000,000 shares authorized; 2012 - 4,721,943 shares issued; 2011 - 4,686,295 shares issued)	4,722	4,686
Additional paid-in capital	34,109	33,473
Retained earnings	51,094	48,435
Accumulated other comprehensive income	1,607	961
Treasury stock, at cost (659,739 shares)	(15,712)	(15,712)
Total shareholders’ equity	75,820	71,843
Total liabilities and shareholders’ equity	$769,223	$804,177

See accompanying notes to consolidated financial statements

Consolidated Statements of Income and Comprehensive Income

For the years ended December 31	2012	2011	2010
(dollars in thousands, except per share data)

Interest and dividend income:
Loans, including fees	$36,329	$41,263	$43,462
Securities:
Taxable	1,608	1,776	2,187
Tax exempt	590	571	497
Dividends	279	267	275
Other interest	195	163	93
	39,001	44,040	46,514
Interest expense:
Deposits	5,064	8,436	11,053
Other borrowed funds	493	644	1,405
Subordinated debentures	789	1,089	1,089
	6,346	10,169	13,547
Net interest income	32,655	33,871	32,967
Provision for loan losses	1,583	4,896	5,871
Net interest income after provision for loan losses	31,072	28,975	27,096

Noninterest income:
Service charges on deposit accounts	1,831	2,218	2,202
Trust fees	199	215	233
Income from bank owned life insurance and annuity assets	782	725	741
Mortgage banking income	626	386	362
Electronic refund check / deposit fees	2,289	2,559	780
Debit/credit card interchange income	1,700	1,387	998
Net loss on other real estate owned	(150)	(1,224)	(177)
Other	1,206	956	1,015
	8,483	7,222	6,154
Noninterest expense:
Salaries and employee benefits	17,418	16,650	15,647
Occupancy	1,565	1,585	1,609
Furniture and equipment	954	1,143	1,214
Corporation franchise tax	780	744	745
FDIC insurance	755	1,029	1,061
Data processing	1,021	891	685
Foreclosed assets	446	650	67
Other	6,802	5,607	5,615
	29,741	28,299	26,643
Income before income taxes	9,814	7,898	6,607
Provision for income taxes	2,762	2,063	1,511
NET INCOME	$7,052	$5,835	$5,096
Other Comprehensive income:
Change in unrealized gains/losses on securities	979	1,127	(693)
Income tax effect	(333)	(383)	236
Net of tax	646	744	(457)
Comprehensive income	$7,698	$6,579	$4,639
Earnings per share	$1.75	$1.46	$1.28

See accompanying notes to consolidated financial statements

Consolidated Statements of Changes in Shareholders’ Equity

For the years ended December 31, 2012, 2011, and 2010
(dollars in thousands, except share and per share data)
	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Treasury Stock	Total Shareholders' Equity
Balances at January 1, 2010	$4,644	$32,704	$44,211	$674	$(15,712)	$66,521

Net income	-	-	5,096	-	-	5,096
Other comprehensive income (loss), net	-	-	-	(457)	-	(457)
Common stock issued to ESOP, 16,047 shares	16	299	-	-	-	315
Cash dividends, $.84 per share	-	-	(3,347)	-	-	(3,347)
Balances at December 31, 2010	4,660	33,003	45,960	217	(15,712)	68,128

Net income	-	-	5,835	-	-	5,835
Other comprehensive income (loss), net	-	-	-	744	-	744
Common stock issued to ESOP, 26,500 shares	26	470	-	-	-	496
Cash dividends, $.84 per share	-	-	(3,360)	-	-	(3,360)
Balances at December 31, 2011	4,686	33,473	48,435	961	(15,712)	71,843

Net income	-	-	7,052	-	-	7,052
Other comprehensive income (loss), net	-	-	-	646	-	646
Common stock issued to ESOP, 32,765 shares	33	584	-	-	-	617
Common stock issued through dividend reinvestment, 2,883 shares	3	52	-	-	-	55
Cash dividends, $1.09 per share	-	-	(4,393)	-	-	(4,393)
Balances at December 31, 2012	$4,722	$34,109	$51,094	$1,607	$(15,712)	$75,820

See accompanying notes to consolidated financial statements

Consolidated Statements of Cash Flows

For the years ended December 31	2012	2011	2010

(dollars in thousands)

Cash flows from operating activities:
Net income	$7,052	$5,835	$5,096
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	973	971	1,067
Net amortization of securities	1,483	1,059	666
Proceeds from sale of loans in secondary market	29,573	13,637	16,825
Loans disbursed for sale in secondary market	(28,947)	(13,251)	(16,463)
Amortization of mortgage servicing rights	179	121	122
(Recovery) impairment of mortgage servicing rights	(21)	(33)	30
Gain on sale of loans	(784)	(474)	(514)
Deferred tax (benefit) expense	(206)	340	(462)
Provision for loan losses	1,583	4,896	5,871
Common stock issued to ESOP	617	496	315
Earnings on bank owned life insurance and annuity assets	(782)	(725)	(741)
(Gain) loss on other real estate owned	(181)	(42)	177
Write-down of other real estate owned	331	1,266	-
Change in accrued interest receivable	815	(168)	192
Change in accrued liabilities	(98)	1,397	(718)
Change in other assets	(756)	857	866
Net cash provided by operating activities	10,831	16,182	12,329

Cash flows from investing activities:
Proceeds from maturities of securities available for sale	33,696	43,193	65,698
Purchases of securities available for sale	(43,436)	(43,007)	(69,014)
Proceeds from maturities of securities held to maturity	2,213	1,449	3,523
Purchases of securities held to maturity	(2,935)	(2,068)	(9,126)
Net change in loans	36,731	34,243	4,829
Proceeds from sale of other real estate owned	1,706	756	1,511
Purchases of premises and equipment	(437)	(449)	(673)
Purchases of bank owned life insurance and annuity assets	(1,177)	(2,611)	(286)
Net cash provided by (used in) investing activities	26,361	31,506	(3,538)

Cash flows from financing activities:
Change in deposits	(32,822)	(6,895)	47,137
Proceeds from common stock through dividend reinvestment	55	-	-
Cash dividends	(4,393)	(3,360)	(3,347)
Change in securities sold under agreements to repurchase	-	(38,107)	6,466
Proceeds from Federal Home Loan Bank borrowings	2,000	703	11,475
Repayment of Federal Home Loan Bank borrowings	(7,789)	(7,562)	(26,278)
Change in other short-term borrowings	(222)	(588)	(163)
Net cash provided by (used in) financing activities	(43,171)	(55,809)	35,290

Cash and cash equivalents:
Change in cash and cash equivalents	(5,979)	(8,121)	44,081
Cash and cash equivalents at beginning of year	51,630	59,751	15,670
Cash and cash equivalents at end of year	$45,651	$51,630	$59,751

Supplemental disclosure:
Cash paid for interest	$6,863	$10,875	$15,022
Cash paid for income taxes	4,033	445	2,016
Transfers from loans to other real estate owned	1,267	1,833	522
Other real estate owned sales financed by the Bank	1,133	344	159

See accompanying notes to consolidated financial statements

[ THIS PAGE INTENTIONALLY LEFT BLANK ]

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Amounts are in thousands, except share and per share data.

Note A - Summary of Significant Accounting Policies

Description of Business:  Ohio Valley Banc Corp. (”Ohio Valley”) is a financial holding company registered under the Bank Holding Company Act of 1956.  Ohio Valley has one banking subsidiary, The Ohio Valley Bank Company (the ”Bank”), as well as a subsidiary that engages in consumer lending to individuals with higher credit risk history, Loan Central, Inc., and a subsidiary insurance agency that facilitates the receipts of insurance commissions, Ohio Valley Financial Services Agency, LLC.  Ohio Valley and its subsidiaries are collectively referred to as the “Company”.

The Company provides a full range of commercial and retail banking services from 22 offices located in southeastern Ohio and western West Virginia.  It accepts deposits in checking, savings, time and money market accounts and makes personal, commercial, floor plan, student, construction and real estate loans.  Substantially all loans are secured by specific items of collateral, including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from business operations. The Company also offers safe deposit boxes, wire transfers and other standard banking products and services.  The Bank’s deposits are insured by the Federal Deposit Insurance Corporation.  In addition to accepting deposits and making loans, the Bank invests in U. S. Government and agency obligations, interest-bearing deposits in other financial institutions and investments permitted by applicable law.

The Bank’s trust department provides a wide variety of fiduciary services for trusts, estates and benefit plans and also provides investment and security services as an agent for its customers.

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

When an OTTI occurs, the amount of the OTTI recognized in earnings depends on whether an entity intends to sell the security or it is more likely than not it will be required to sell the security before recovery of its amortized cost basis, less any current-period credit loss. If an entity intends to sell or it is more likely than not it will be required to sell the security before recovery of its amortized cost basis, less any current-period credit loss, the OTTI shall be recognized in earnings equal to the entire difference between the investment’s amortized cost basis and its fair value at the balance sheet date. If an entity does not intend to sell the security and it is not more likely than not that the entity will be required to sell the security before recovery of its amortized cost basis less any current-period loss, the OTTI shall be separated into the amount representing the credit loss and the amount related to all other factors. The amount of the total OTTI related to the credit loss is determined based on the present value of cash flows expected to be collected and is recognized in earnings. The amount of the total OTTI related to other factors is recognized in other comprehensive income, net of applicable taxes. The previous amortized cost basis less the OTTI recognized in earnings becomes the new amortized cost basis of the investment.

Federal Home Loan Bank (”FHLB”) Stock:  The Bank is a member of the FHLB system.  Members are required to own a certain amount of stock based on the Bank’s level of borrowings from the FHLB and other factors, and may invest in additional amounts.  FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value.  Both cash and stock dividends are reported as income.

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses. Interest income is reported on an accrual basis using the interest method and includes amortization of net deferred loan fees and costs over the loan term using the level yield method without anticipating prepayments.  The amount of the Company’s recorded investment is not materially different than the amount of unpaid principal balance for loans.

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

The general component covers non-impaired loans and impaired loans that are not individually reviewed for impairment and is based on historical loss experience adjusted for current factors.  The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Company over the most recent 3 years.  This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment.  These economic factors include consideration of the following:  levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations.  The following portfolio segments have been identified:  Commercial and Industrial, Commercial Real Estate, Residential Real Estate, and Consumer.

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

At December 31, 2012, there were no changes to the accounting policies or methodologies within any of the Company’s loan portfolio segments from the prior period.

Concentrations of Credit Risk:  The Company grants residential, consumer and commercial loans to customers located primarily in the southeastern Ohio and western West Virginia areas.

The following represents the composition of the Company’s loan portfolio as of December 31:

	% of Total Loans
	2012	2011
Residential real estate loans	40.49%	39.86%
Commercial real estate loans	31.35%	34.67%
Consumer loans	17.91%	17.92%
Commercial and industrial loans	10.25%	7.55%
	100.00%	100.00%

Approximately 4.87% of total loans are unsecured.

The Bank, in the normal course of its operations, conducts business with correspondent financial institutions. Balances in correspondent accounts, investments in federal funds, certificates of deposit and other short-term securities are closely monitored to ensure that prudent levels of credit and liquidity risks are maintained.  At December 31, 2012, the Bank’s primary correspondent balance was $34,383 on deposit at the Federal Reserve Bank, Cleveland, Ohio.

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

Foreclosed assets:  Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis.  These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense.  Operating costs after acquisition are expensed. Foreclosed assets totaled $3,667 and $4,256 at December 31, 2012 and 2011.

Goodwill:  Goodwill resulting from business combinations prior to January 1, 2009 represents the excess of the purchase price over the fair value of the net assets of businesses acquired.  Goodwill resulting from business combinations after January 1, 2009, is generally determined as the excess of the fair value of the consideration transferred, plus the fair value of any noncontrolling interests in the acquiree, over the fair value of the net assets acquired and liabilities assumed as of the acquisition date.  Goodwill acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but tested for impairment at least annually. The Company has selected December 31, 2012 as the date to perform the annual impairment test.  Goodwill is the only intangible asset with an indefinite life on our balance sheet.

Long-term Assets:  Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Notes to the Consolidated Financial Statements

Note A - Summary of Significant Accounting Policies (continued)

Mortgage Servicing Rights:  A mortgage servicing right (“MSR”) is a contractual agreement where the right to service a mortgage loan is sold by the original lender to another party. When the Company sells mortgage loans to the secondary market, it retains the servicing rights to these loans. The Company’s MSR is recognized separately when acquired through sales of loans and is initially recorded at fair value with the income statement effect recorded in mortgage banking income. Subsequently, the MSR is then amortized in proportion to and over the period of estimated future servicing income of the underlying loan. The MSR is then evaluated for impairment periodically based upon the fair value of the rights as compared to the carrying amount, with any impairment being recognized through a valuation allowance. Fair value of the MSR is based on market prices for comparable mortgage servicing contracts. Impairment is determined by stratifying rights into groupings based on predominant risk characteristics, such as interest rate, loan type and investor type.  If the Company later determines that all or a portion of the impairment no longer exists for a particular grouping, a reduction of the allowance may be recorded as an increase to income.  At December 31, 2012 and 2011, the Company’s MSR asset portfolio was  $450 and $430, respectively.

Earnings Per Share:  Earnings per share is based on net income divided by the following weighted average number of common shares outstanding during the periods: 4,030,322 for 2012; 4,001,435 for 2011; 3,984,229 for 2010.  Ohio Valley had no dilutive securities outstanding for any period presented.

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

A tax position is recognized as a benefit only if it is ”more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur.  The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination.  For tax positions not meeting the ”more likely than not” test, no tax benefit is recorded.  The Company recognizes interest and/or penalties related to income tax matters in income tax expense.

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

Bank Owned Life Insurance and Annuity Assets:  The Company has purchased life insurance policies on certain key executives.  Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement. The Company also purchased an annuity investment for a certain key executive that earns interest.

Employee Stock Ownership Plan: Compensation expense is based on the market price of shares as they are committed to be allocated to participant accounts.

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

Restrictions on Cash:  Cash on hand or on deposit with Fifth Third Bank and the Federal Reserve Bank of $37,964 and $44,018 was required to meet regulatory reserve and clearing requirements at year-end 2012 and 2011.  The balances at Fifth Third Bank do not earn interest.

Derivatives:  At the inception of a derivative contract, the Company designates the derivative as one of three types based on the Company’s intentions and belief as to likely effectiveness as a hedge.  These three types are (1) a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (“fair value hedge”), (2) a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (“cash flow hedge”), or (3) an instrument with no hedging designation (“stand-alone derivative”).

Net cash settlements on derivatives that qualify for hedge accounting are recorded in interest income or interest expense, based on the item being hedged.  Net cash settlements on derivatives that do not qualify for hedge accounting are reported in noninterest income. Cash flows on hedges are classified in the cash flow statement the same as the cash flows of the items being hedged.

At December 31, 2012 and 2011, the Company’s only derivatives on hand were interest rate swaps, which are classified as stand-alone derivatives.  See Note F for more specific disclosures related to interest rate swaps.

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

Reclassifications: The consolidated financial statements for 2011 and 2010 have been reclassified to conform with the presentation for 2012.  These reclassifications had no effect on the net results of operations or shareholders’ equity.

Adoption of New Accounting Standards:
In May 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2011-4, “Fair Value Measurement (Topic 820), Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.”  Some amendments in this update clarify the FASB’s intent about the application of existing fair value measurement requirements.  Other amendments change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements.  The amendments in this update are effective during interim and annual reporting periods beginning after December 15, 2011.  The Company complied with the revised disclosure requirements.

In June 2011, the FASB issued Accounting Standards Update No. 2011-5, “Comprehensive Income (Topic 220), Presentation of Comprehensive Income.”  This update amends the FASB Accounting Standards Codification (Codification) to allow an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements.  In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. This update eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. The amendments to the Codification in this update do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income.  The amendments in this update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011, and retrospective application is required.  The Company complied with the revised disclosure requirements.

In September 2011, the FASB issued Accounting Standards Update No. 2011-08, “Intangibles —Goodwill and Other (Topic 350), Testing Goodwill for Impairment.”  The amendments in the update permit an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test.  The more-likely-than-not threshold is defined as having a likelihood of more than fifty percent.  The amendments are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011.  The effect of adopting this new guidance did not have a material effect on the Company’s financial statements.

In December 2011, the FASB issued Accounting Standards Update No. 2011-12, “Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassification of Items out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05.”  This update defers the specific requirement to present items that are reclassified from accumulated other comprehensive income to net income separately within their respective components of net income and other comprehensive income.  As such, the amendments in this update supersede only those paragraphs in Accounting Standards Update No. 2011-05 that pertain to how and where reclassification adjustments are presented.  The amendments were effective at the same time as the amendments in Accounting Standards Update 2011-05.  The Company complied with the revised disclosure requirements.

Notes to the Consolidated Financial Statements

Note B - Securities

The following table summarizes the amortized cost and fair value of securities available for sale and securities held to maturity at December 31, 2012 and 2011 and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) and gross unrecognized gains and losses:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Securities Available for Sale
December 31, 2012
U.S. Government sponsored entity securities	$1,009	$3	$-	$1,012
Agency mortgage-backed securities, residential	91,521	2,432	-	93,953
Total securities	$92,530	$2,435	$-	$94,965

December 31, 2011
U.S. Treasury securities	$5,510	$3	$-	$5,513
U.S. Government sponsored entity securities	2,501	58	-	2,559
Agency mortgage-backed securities, residential	76,203	1,407	(12)	77,598
Total securities	$84,214	$1,468	$(12)	$85,670

	Amortized Cost	Gross Unrecognized Gains	Gross Unrecognized Losses	Estimated Fair Value
Securities Held to Maturity
December 31, 2012
Obligations of states and political subdivisions	$23,494	$1,178	$(65)	$24,607
Agency mortgage-backed securities, residential	17	-	-	17
Total securities	$23,511	$1,178	$(65)	$24,624

December 31, 2011
Obligations of states and political subdivisions	$22,825	$558	$(559)	$22,824
Agency mortgage-backed securities, residential	23	-	-	23
Total securities	$22,848	$558	$(559)	$22,847

At year-end 2012 and 2011, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders’ equity.

There were no sales of debt securities during 2012, 2011 and 2010.

Securities with a carrying value of approximately $72,471 at December 31, 2012 and $46,683 at December 31, 2011 were pledged to secure public deposits and repurchase agreements and for other purposes as required or permitted by law.

Notes to the Consolidated Financial Statements

Note B - Securities (continued)

The amortized cost and estimated fair value of debt securities at December 31, 2012, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because certain issuers may have the right to call or prepay the debt obligations prior to their contractual maturities. Securities not due at a single maturity are shown separately.

	Available for Sale		Held to Maturity
Debt Securities:	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Due in one year or less	-	-	-	-
Due in one to five years	$1,009	$1,012	$4,529	$4,684
Due in five to ten years	-	-	10,959	11,579
Due after ten years	-	-	8,006	8,344
Agency mortgage-backed securities, residential	91,521	93,953	17	17
Total debt securities	$92,530	$94,965	$23,511	$24,624

The following table summarizes securities with unrealized losses at December 31, 2012 and December 31, 2011, aggregated by major security type and length of time in a continuous unrealized loss position:

December 31, 2012	Less than 12 Months		12 Months or More		Total
Securities Held to Maturity	Fair Value	Unrecognized Loss	Fair Value	Unrecognized Loss	Fair Value	Unrecognized Loss

Obligations of states and political subdivisions	$2,018	$(63)	$260	$(2)	$2,278	$(65)
Total held to maturity	$2,018	$(63)	$260	$(2)	$2,278	$(65)

December 31, 2011	Less than 12 Months		12 Months or More		Total
Securities Available for Sale	Fair Value	Unrecognized Loss	Fair Value	Unrecognized Loss	Fair Value	Unrecognized Loss

Agency mortgage-backed securities, residential	$7,621	$(12)	$-	$-	$7,621	$(12)
Total available for sale	$7,621	$(12)	$-	$-	$7,621	$(12)

	Less than 12 Months		12 Months or More		Total
Securities Held to Maturity	Fair Value	Unrecognized Loss	Fair Value	Unrecognized Loss	Fair Value	Unrecognized Loss

Obligations of states and political subdivisions	$664	$(21)	$3,557	$(538)	$4,221	$(559)
Total held to maturity	$664	$(21)	$3,557	$(538)	$4,221	$(559)

     Unrealized losses on the Company’s debt securities have not been recognized into income because the issuers’ securities are of high credit quality and management does not intend to sell and it is likely that management will not be required to sell the securities prior to their anticipated recovery.  Management does not believe any individual unrealized loss at December 31, 2012 and 2011 represents an other-than-temporary impairment.

Notes to the Consolidated Financial Statements

Note C - Loans and Allowance for Loan Losses

Loans are comprised of the following at December 31:
	2012	2011
Residential real estate	$226,022	$238,490
Commercial real estate:
Owner-occupied	104,842	129,364
Nonowner-occupied	52,792	56,620
Construction	17,376	21,471
Commercial and industrial	57,239	45,200
Consumer:
Automobile	41,168	45,702
Home equity	18,332	20,507
Other	40,517	40,954
	558,288	598,308
Less: Allowance for loan losses	6,905	7,344

Loans, net	$551,383	$590,964

The following table presents the activity in the allowance for loan losses by portfolio segment for the year ended December 31, 2012 and 2011:

December 31, 2012	Residential Real Estate	Commercial Real Estate	Commercial & Industrial	Consumer	Total
Allowance for loan losses:
Beginning balance	$1,860	$3,493	$636	$1,355	$7,344
Provision for loan losses	395	2,367	(1,381)	202	1,583
Loans charged off	(1,066)	(1,949)	(499)	(1,622)	(5,136)
Recoveries	140	35	2,027	912	3,114
Total ending allowance balance	$1,329	$3,946	$783	$847	$6,905

December 31, 2011	Residential Real Estate	Commercial Real Estate	Commercial & Industrial	Consumer	Total
Allowance for loan losses:
Beginning balance	$1,051	$3,083	$3,795	$1,457	$9,386
Provision for loan losses	2,642	932	439	883	4,896
Loans charged off	(2,034)	(1,913)	(4,725)	(1,750)	(10,422)
Recoveries	201	1,391	1,127	765	3,484
Total ending allowance balance	$1,860	$3,493	$636	$1,355	$7,344

Activity in the allowance for loan losses was as follows:
2010
Allowance for loan losses:
Beginning balance	$8,198
Provision for loan losses	5,871
Loans charged off	(5,879)
Recoveries	1,196
Total ending allowance balance	$9,386

Notes to the Consolidated Financial Statements

Note C - Loans and Allowance for Loan Losses (continued)

The following table presents the balance in the allowance for loan losses and the recorded investment of loans by portfolio segment and based on impairment method as of December 31, 2012 and 2011:

December 31, 2012	Residential Real Estate	Commercial Real Estate	Commercial & Industrial	Consumer	Total
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$128	$1,979	$-	$-	$2,107
Collectively evaluated for impairment	1,201	1,967	783	847	4,798
Total ending allowance balance	$1,329	$3,946	$783	$847	$6,905

Loans:
Loans individually evaluated for impairment	$827	$16,354	$-	$220	$17,401
Loans collectively evaluated for impairment	225,195	158,656	57,239	99,797	540,887
Total ending loans balance	$226,022	$175,010	$57,239	$100,017	$558,288

December 31, 2011	Residential Real Estate	Commercial Real Estate	Commercial & Industrial	Consumer	Total
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$130	$525	$-	$-	$655
Collectively evaluated for impairment	1,730	2,968	636	1,355	6,689
Total ending allowance balance	$1,860	$3,493	$636	$1,355	$7,344

Loans:
Loans individually evaluated for impairment	$1,505	$9,733	$334	$-	$11,572
Loans collectively evaluated for impairment	236,985	197,722	44,866	107,163	586,736
Total ending loans balance	$238,490	$207,455	$45,200	$107,163	$598,308

Notes to the Consolidated Financial Statements

Note C - Loans and Allowance for Loan Losses (continued)

The following table presents information related to loans individually evaluated for impairment by class of loans as of the year ended December 31, 2012 and December 31, 2011:

December 31, 2012	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Impaired Loans	Interest Income Recognized	Cash Basis Interest Recognized

With no related allowance recorded:
Residential real estate	$619	$407	$-	$493	$-	$-
Commercial real estate:
Owner-occupied	5,528	5,528	-	4,729	338	338
Nonowner-occupied	10,085	8,847	-	4,767	456	456
Commercial and industrial	426	-	-	-	-	-
Consumer:
Home equity	220	220	-	176	9	9

With an allowance recorded:
Residential real estate	420	420	128	420	23	23
Commercial real estate:
Nonowner-occupied	1,979	1,979	1,979	1,132	38	38

Total	$19,277	$17,401	$2,107	$11,717	$864	$864

December 31, 2011	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Impaired Loans	Interest Income Recognized	Cash Basis Interest Recognized

With no related allowance recorded:
Residential real estate	$1,136	$1,085	$-	$748	$36	$31
Commercial real estate:
Owner-occupied	2,774	2,531	-	2,418	207	309
Nonowner-occupied	4,131	4,131	-	4,339	174	57
Commercial and industrial	614	334	-	483	40	40

With an allowance recorded:
Residential real estate	420	420	130	84	27	22
Commercial real estate:
Nonowner-occupied	2,396	2,396	437	2,414	128	118
Construction	675	675	88	677	35	31

Total	$12,146	$11,572	$655	$11,163	$647	$608

The recorded investment of a loan is its carrying value excluding accrued interest and deferred loan fees.

Notes to the Consolidated Financial Statements

Note C - Loans and Allowance for Loan Losses (continued)

The following table presents information for impaired loans as of December 31:
2010

Average of individually impaired loans during year	$24,589
Interest income recognized during impairment	$1,158
Cash basis interest income recognized	$1,083

Nonaccrual loans and loans past due 90 days or more and still accruing include both smaller balance homogenous loans that are collectively evaluated for impairment and individually classified as impaired loans.

The following table presents the recorded investment of nonaccrual loans and loans past due 90 days or more and still accruing by class of loans as of December 31, 2012 and 2011:

	Loans Past Due 90 Days And Still Accruing	Nonaccrual
December 31, 2012
Residential real estate	$341	$2,533
Commercial real estate:
Owner-occupied	-	675
Nonowner-occupied	-	352
Consumer:
Automobile	11	4
Home equity	-	62
Other	7	-

Total	$359	$3,626

	Loans Past Due 90 Days And Still Accruing	Nonaccrual
December 31, 2011
Residential real estate	$439	$2,536
Commercial real estate:
Owner-occupied	-	125
Consumer:
Automobile	13	12
Home equity	-	5
Other	7	-

Total	$459	$2,678

Notes to the Consolidated Financial Statements

Note C - Loans and Allowance for Loan Losses (continued)

The following table presents the aging of the recorded investment of past due loans by class of loans as of December 31, 2012 and 2011:

December 31, 2012	30-59 Days Past Due	60-89 Days Past Due	90 Days Or More Past Due	Total Past Due	Loans Not Past Due	Total
Residential real estate	$5,525	$1,033	$2,797	$9,355	$216,667	$226,022
Commercial real estate:
Owner-occupied	753	111	675	1,539	103,303	104,842
Nonowner-occupied	–	–	352	352	52,440	52,792
Construction	–	–	–	–	17,376	17,376
Commercial and industrial	202	–	–	202	57,037	57,239
Consumer:
Automobile	905	138	13	1,056	40,112	41,168
Home equity	112	37	62	211	18,121	18,332
Other	1,066	162	7	1,235	39,282	40,517

Total	$8,563	$1,481	$3,906	$13,950	$544,338	$558,288

December 31, 2011	30-59 Days Past Due	60-89 Days Past Due	90 Days Or More Past Due	Total Past Due	Loans Not Past Due	Total
Residential real estate	$3,731	$1,144	$2,975	$7,850	$230,640	$238,490
Commercial real estate:
Owner-occupied	182	-	125	307	129,057	129,364
Nonowner-occupied	-	232	-	232	56,388	56,620
Construction	204	-	-	204	21,267	21,471
Commercial and industrial	171	14	-	185	45,015	45,200
Consumer:
Automobile	864	110	13	987	44,715	45,702
Home equity	75	76	5	156	20,351	20,507
Other	506	162	7	675	40,279	40,954

Total	$5,733	$1,738	$3,125	$10,596	$587,712	$598,308

Troubled Debt Restructurings:

A troubled debt restructuring (“TDR”) occurs when the Company has agreed to a loan modification in the form of a concession for a borrower who is experiencing financial difficulty.  All TDR’s are considered to be impaired.   The modification of the terms of such loans included one or a combination of the following: a reduction of the stated interest rate of the loan; an extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk; a reduction in the contractual principal and interest payments of the loan; or short-term interest-only payment terms.

The Company has allocated reserves for a portion of its TDR’s to reflect the fair values of the underlying collateral or the present value of the concessionary terms granted to the customer.

Notes to the Consolidated Financial Statements

Note C - Loans and Allowance for Loan Losses (continued)

The following table presents the types of TDR loan modifications by class of loans as of December 31, 2012 and December 31, 2011:

	TDR’s Performing to Modified Terms	TDR’s Not Performing to Modified Terms	Total TDR’s
December 31, 2012
Residential real estate
Interest only payments	$-	$180	$180
Rate reduction	420	-	420
Commercial real estate:
Owner-occupied
Interest only payments	-	675	675
Rate reduction	440	-	440
Maturity extension at lower stated rate than market rate	191	-	191
Reduction of principal and interest payments	4,222	-	4,222
Nonowner-occupied
Interest only payments	9,856	300	10,156
Reduction of principal and interest payments	670	-	670

Total TDR’s	$15,799	$1,155	$16,954

	TDR’s Performing to Modified Terms	TDR’s Not Performing to Modified Terms	Total TDR’s
December 31, 2011
Residential real estate
Interest only payments	$-	$283	$283
Rate reduction	420	-	420
Commercial real estate:
Owner-occupied
Interest only payments	680	-	680
Rate reduction	449	-	449
Maturity extension at lower stated rate than market rate	219	-	219
Nonowner-occupied
Interest only payments	6,296	-	6,296
Construction
Interest only payments	674	-	674
Commercial and industrial
Interest only payments	334	-	334

Total TDR’s	$9,072	$283	$9,355

The troubled debt restructurings described above increased the allowance for loan losses by $2,169 and $33, resulted in charge-offs of $536 and $271 during the years ended December 31, 2012 and 2011.

Notes to the Consolidated Financial Statements

Note C - Loans and Allowance for Loan Losses (continued)

At December 31, 2012, the balance in TDR loans increased $7,599, or 81.2%, from year-end 2011. This was largely impacted by the modification of two commercial real estate loans totaling $10,206. During the first quarter of 2012, the contractual terms of one commercial real estate loan totaling $4,222 were adjusted, reducing principal and interest payments that created a concession to the borrower. During the fourth quarter of 2012, the contractual terms of one commercial real estate loan totaling $5,984 were adjusted to permit short-term, interest-only payments that created a concession to the borrower. At December 31, 2012 and December 31, 2011, 93% and 97% of the Company’s TDR’s were performing according to their modified terms, respectively. The Company allocated $2,107 and $655 in reserves to customers whose loan terms have been modified in TDR’s as of December 31, 2012 and December 31, 2011, respectively. At December 31, 2012, the Company had $109 in commitments to lend additional amounts to customers with outstanding loans that are classified as TDR’s, as compared to $81 at December 31, 2011.

The following table presents the pre- and post-modification balances of TDR loan modifications by class of loans that occurred during the year ended December 31, 2012 and 2011:

	TDR’s Performing to Modified Terms		TDR’s Not Performing to Modified Terms
	Pre-Modification Recorded Investment	Post-Modification Recorded Investment	Pre-Modification Recorded Investment	Post-Modification Recorded Investment
December 31, 2012
Commercial real estate:
Owner-occupied
Reduction of principal and interest payments	$4,308	$4,308	-	-
Nonowner-occupied
Interest only payments	5,984	5,984	-	-
Reduction of principal and interest payments	686	686	-	-

Total TDR’s	$10,978	$10,978	-	-

	TDR’s Performing to Modified Terms		TDR’s Not Performing to Modified Terms
	Pre-Modification Recorded Investment	Post-Modification Recorded Investment	Pre-Modification Recorded Investment	Post-Modification Recorded Investment
December 31, 2011
Commercial real estate:
Owner-occupied
Rate reduction	$959	$959	-	-
Maturity extension at lower stated rate than market rate	226	226	-	-
Nonowner-occupied
Interest only payments	400	400	-	-

Total TDR’s	$1,585	$1,585	-	-

Notes to the Consolidated Financial Statements

Note C - Loans and Allowance for Loan Losses (continued)

All of the Company’s TDR’s that occurred during the years ended December 31, 2012 and 2011 were performing in accordance with their modified term. Furthermore, there were no TDR’s described above at December 31, 2012 and 2011 that experienced any payment defaults within twelve months following the loan modification. A default is considered to have occurred once the TDR is past due 90 days or more or it has been placed on nonaccrual. TDR loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured. The TDR’s described above during the year ended December 31, 2012 had no impact on the allowance for losses or charge-offs. The TDR’s described above during the year ended December 31, 2011 increased the allowance for loan losses by $544 and resulted in charge-offs of $414. The Company had no specific allocations reserved to customers whose loan terms have been modified during the year ended December 31, 2012. The Company had allocated $130 of reserves to customers whose loan terms have been modified during the year ended December 31, 2011.

Credit Quality Indicators:

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt, such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. These risk categories are represented by a loan grading scale from 1 through 10. The Company analyzes loans individually with a higher credit risk rating and groups these loans into categories called “criticized” and ”classified” assets. The Company considers its criticized assets to be loans that are graded 8 and its classified assets to be loans that are graded 9 through 10. The Company’s risk categories are reviewed at least annually on loans that have aggregate borrowing amounts that meet or exceed $500.

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

Criticized and classified loans will mostly consist of commercial and industrial and commercial real estate loans. The Company considers its loans that do not meet the criteria for a criticized and classified asset rating as pass rated loans, which will include loans graded from 1 (Prime) to 7 (Watch). All commercial loans are categorized into a risk category either at the time of origination or re-evaluation date. As of December 31, 2012 and December 31, 2011, and based on the most recent analysis performed, the risk category of commercial loans by class of loans is as follows:

December 31, 2012	Pass	Criticized	Classified	Total
Commercial real estate:
Owner-occupied	$87,614	$14,057	$3,171	$104,842
Nonowner-occupied	39,627	2,171	10,994	52,792
Construction	16,276	-	1,100	17,376
Commercial and industrial	47,226	4,793	5,220	57,239
Total	$190,743	$21,021	$20,485	$232,249

December 31, 2011	Pass	Criticized	Classified	Total
Commercial real estate:
Owner-occupied	$103,743	$15,030	$10,591	$129,364
Nonowner-occupied	30,375	12,815	13,430	56,620
Construction	19,519	-	1,952	21,471
Commercial and industrial	36,633	3,250	5,317	45,200
Total	$190,270	$31,095	$31,290	$252,655

The Company also obtains the credit scores of its borrowers upon origination (if available by the credit bureau) but are not updated. The Company focuses mostly on the performance and repayment ability of the borrower as an indicator of credit risk and does not consider a borrower’s credit score to be a significant influence in the determination of a loan’s credit risk grading.

Notes to the Consolidated Financial Statements

Note C - Loans and Allowance for Loan Losses (continued)

For residential and consumer loan classes, the Company evaluates credit quality based on the aging status of the loan, which was previously presented, and by payment activity.  The following table presents the recorded investment of residential and consumer loans by class of loans based on payment activity as of December 31, 2012 and December 31, 2011:

	Consumer
December 31, 2012	Automobile	Home Equity	Other	Residential Real Estate	Total
Performing	$41,153	$18,270	$40,510	$223,148	$323,081
Nonperforming	15	62	7	2,874	2,958
Total	$41,168	$18,332	$40,517	$226,022	$326,039

	Consumer
December 31, 2011	Automobile	Home Equity	Other	Residential Real Estate	Total
Performing	$45,677	$20,502	$40,947	$235,515	$342,641
Nonperforming	25	5	7	2,975	3,012
Total	$45,702	$20,507	$40,954	$238,490	$345,653

The Company, through its subsidiaries, grants residential, consumer, and commercial loans to customers located primarily in the  southeastern area of Ohio as well as the western counties of West Virginia.  Approximately 4.87% of total loans were unsecured at December 31, 2012, up from 3.98% at December 31, 2011.

Notes to the Consolidated Financial Statements

Note D - Premises and Equipment

Following is a summary of premises and equipment at December 31:

	2012	2011
Land	$1,802	$1,890
Buildings	10,235	10,334
Leasehold improvements	2,872	2,855
Furniture and equipment	14,281	13,961
	29,190	29,040
Less accumulated depreciation	20,510	19,824
Total premises and equipment	$8,680	$9,216

The following is a summary of the future minimum lease payments for facilities leased by the Company. Lease expense was $492 in 2012, $492 in 2011, and $490 in 2010.

2013	$452
2014	319
2015	187
2016	160
2017	122
Thereafter	-
$1,240

Note E - Deposits

Following is a summary of interest-bearing deposits at December 31:

	2012	2011
NOW accounts	$106,581	$101,907
Savings and Money Market	197,062	200,072
Time:
In denominations under $100,000	110,002	126,705
In denominations of $100,000 or more	101,893	121,059
Total time deposits	211,895	247,764
Total interest-bearing deposits	$515,538	$549,743

Following is a summary of total time deposits by remaining maturity at December 31, 2012:

2013	$119,568
2014	66,277
2015	15,767
2016	5,502
2017	3,983
Thereafter	798
Total	$211,895

Brokered deposits, included in time deposits, were $23,839 and $31,271 at December 31, 2012 and 2011, respectively.

Notes to the Consolidated Financial Statements

Note F —Interest Rate Swaps

The Company manages economic risks, including interest rate, liquidity, and credit risk, primarily by managing the amount, sources, and duration of its assets and liabilities.  The Company utilizes interest rate swap agreements as part of its asset/liability management strategy to help manage its interest rate risk position.  As part of this strategy, the Company provides its customer with a fixed-rate loan while creating a variable-rate asset for the Company by the customer entering into an interest rate swap with the Company on terms that match the loan.  The Company offsets its risk exposure by entering into an offsetting interest rate swap with an unaffiliated institution.  These interest rate swaps do not qualify as designated hedges; therefore, each swap is accounted for as a standalone derivative.  At December 31, 2012, the Company had interest rate swaps associated with commercial loans with a notional value of $13,276 and a fair value of $223.  This is compared to interest rate swaps with a notional value of $1,021 and a fair value of $2 at December 31, 2011.  The notional amount of the interest rate swaps does not represent amounts exchanged by the parties.  The amount exchanged is determined by reference to the notional amount and the other terms of the individual interest rate swap agreement.

Note G - Other Borrowed Funds

Other borrowed funds at December 31, 2012 and 2011 are comprised of advances from the Federal Home Loan Bank (“FHLB”) of Cincinnati and promissory notes.

	FHLB Borrowings	Promissory Notes	Totals
2012	$10,759	$3,526	$14,285
2011	$16,548	$3,748	$20,296

Pursuant to collateral agreements with the FHLB, advances are secured by $251,487 in qualifying mortgage loans, $96,434 in commercial loans and $6,281 in FHLB stock at December 31, 2012. Fixed-rate FHLB advances of $10,759 mature through 2042 and have interest rates ranging from 1.79% to 3.42% and a year-to-date weighted average cost of 2.31%. There were no variable-rate FHLB borrowings at December 31, 2012.

At December 31, 2012, the Company had a cash management line of credit enabling it to borrow up to $95,000 from the FHLB. All cash management advances have an original maturity of 90 days. The line of credit must be renewed on an annual basis. There was $95,000 available on this line of credit at December 31, 2012.

Based on the Company’s current FHLB stock ownership, total assets and pledgeable loans, the Company had the ability to obtain borrowings from the FHLB up to a maximum of $186,286 at December 31, 2012. Of this maximum borrowing capacity of $186,286, the Company had $161,237 available to use as additional borrowings, of which $95,000 could be used for short-term, cash management advances, as mentioned above.

Promissory notes, issued primarily by Ohio Valley, have fixed rates of 1.15% to 5.00% (weighted average rate of 2.45%) and are due at various dates through a final maturity date of December 8, 2014. At December 31, 2012, there were no promissory notes payable by Ohio Valley to related parties. See Note K for further discussion of related party transactions.

Letters of credit issued on the Bank’s behalf by the FHLB to collateralize certain public unit deposits as required by law totaled $14,200 at December 31, 2012 and $27,000 at December 31, 2011.

Scheduled principal payments over the next five years:

	FHLB Borrowings	Promissory Notes	Totals
2013	$1,329	$1,909	$3,238
2014	1,156	1,617	2,773
2015	1,058		1,058
2016	974	-	974
2017	901	-	901
Thereafter	5,341	-	5,341
	$10,759	$3,526	$14,285

Notes to the Consolidated Financial Statements

Note H - Subordinated Debentures and Trust Preferred Securities

On September 7, 2000, a trust formed by Ohio Valley issued $5,000 of 10.6% fixed-rate trust preferred securities as part of a pooled offering of such securities. The Company issued subordinated debentures to the trust in exchange for the proceeds of the offering, which debentures represent the sole asset of the trust. Beginning September 7, 2010, the Company’s subordinated debentures were callable upon demand at a premium of 105.30% with the call price declining .53% per year until reaching a call price of par at year twenty through maturity.  The subordinated debentures are required to be redeemed no later than September 7, 2030. Given the current capital levels and interest cost savings, the Company redeemed the full amount of the subordinated debentures on March 7, 2013, at a redemption price of 104.24%. The redemption was funded by a capital distribution from the Bank.

On March 22, 2007, a trust formed by Ohio Valley issued $8,500 of adjustable-rate trust preferred securities as part of a pooled offering of such securities.  The rate on these trust preferred securities were fixed at 6.58% for five years, and then converted to a floating-rate term on March 15, 2012, based on a rate equal to the 3-month LIBOR plus 1.68%.  There were no debt issuance costs incurred with these trust preferred securities.  The Company issued subordinated debentures to the trust in exchange for the proceeds of the offering.  The subordinated debentures must be redeemed no later than June 15, 2037.

Under the provisions of the related indenture agreements, the interest payable on the trust preferred securities is deferrable for up to five years and any such deferral is not considered a default. During any period of deferral, the Company would be precluded from declaring or paying dividends to shareholders or repurchasing any of the Company’s common stock.  Under  generally accepted accounting principles, the trusts are not consolidated  with  the  Company.  Accordingly, the Company does not report the  securities  issued by the trust as liabilities, and instead reports as liabilities  the  subordinated debentures issued by the Company and held by the  trust.  Since  the  Company’s  equity interest in the trusts cannot be received  until  the subordinated debentures are repaid, these amounts have been netted.

Notes to the Consolidated Financial Statements

Note I - Income Taxes

The provision for income taxes consists of the following components:
	2012	2011	2010
Current tax expense	$2,968	$1,723	$1,973
Deferred tax (benefit) expense	(206)	340	(462)
Total income taxes	$2,762	$2,063	$1,511

The source of deferred tax assets and deferred tax liabilities at December 31:
	2012	2011
Items giving rise to deferred tax assets:
Allowance for loan losses	$2,394	$2,551
Deferred compensation	1,709	1,558
Deferred loan fees/costs	322	376
Other real estate owned	554	440
Other	199	179
Items giving rise to deferred tax liabilities:
Mortgage servicing rights	(156)	(149)
FHLB stock dividends	(1,081)	(1,081)
Unrealized gain on securities available for sale	(828)	(495)
Depreciation	(146)	(250)
Prepaid expenses	(73)	(140)
Intangibles	(363)	(330)
Other	-	(1)
Net deferred tax asset	$2,531	$2,658

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

The difference between the financial statement tax provision and amounts computed by applying the statutory federal income tax rate of 34% to income before taxes is as follows:

	2012	2011	2010
Statutory tax	$3,337	$2,685	$2,246
Effect of nontaxable interest	(314)	(299)	(279)
Nondeductible interest expense	12	16	20
Income from bank owned insurance, net	(100)	(169)	(236)
Effect of state income tax	53	56	46
Tax credits	(250)	(245)	(224)
Other items	24	19	(62)
Total income taxes	$2,762	$2,063	$1,511

At December 31, 2012 and December 31, 2011, the Company had no unrecognized tax benefits. The Company does not expect the amount of unrecognized tax benefits to significantly change within the next twelve months. The Internal Revenue Service has proposed that Loan Central, as a tax return preparer, be assessed a penalty for allegedly negotiating or endorsing checks issued by the U.S. Treasury to taxpayers.  The penalty, if formally assessed in the amount proposed, would amount to approximately $1.2 million.  Based on consultation with legal counsel, management feels that it is highly unlikely that the penalty recommendation will be sustained or an assessment issued.  Therefore, the Company did not recognize any interest and/or penalties related to income tax matters for the periods presented.

The Company is subject to U.S. federal income tax as well as West Virginia state income tax.  The Company is no longer subject to federal or state examination for years prior to 2009.  The tax years 2009-2011 remain open to federal  and state examinations.

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

Following is a summary of such commitments at December 31:
	2012	2011
Fixed rate	$678	$1,456
Variable rate	50,488	54,860
Standby letters of credit	5,959	5,486

The interest rate on fixed-rate commitments ranged from 3.38%  to 6.50%  at December 31, 2012.

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

Note K - Related Party Transactions

Certain directors, executive officers and companies with which they are affiliated were loan customers during 2012. A summary of activity on these borrower relationships with aggregate debt greater than $120 is as follows:

Total loans at January 1, 2012	$5,088
New loans	1,427
Repayments	(797)
Other changes	-
Total loans at December 31, 2012	$5,718

Other changes include adjustments for loans applicable to one reporting period that are excludable from the other reporting period, such as changes in persons classified as directors, executive officers and companies’ affiliates.

Deposits from principal officers, directors, and their affiliates at year-end 2012 and 2011 were $17,616 and $15,807.

Notes to the Consolidated Financial Statements

Note L - Employee Benefits

The Bank has a profit-sharing plan for the benefit of its employees and their beneficiaries. Contributions to the plan are determined by the Board of Directors of Ohio Valley. Contributions charged to expense were $222, $218, and $210 for 2012, 2011 and 2010.

Ohio Valley maintains an Employee Stock Ownership Plan (ESOP) covering substantially all employees of the Company. Ohio Valley issues shares to the ESOP, purchased by the ESOP with subsidiary cash contributions, which are allocated to ESOP participants based on relative compensation. The total number of shares held by the ESOP, all of which have been allocated to participant accounts, were 280,028 and 255,381 at December 31, 2012 and 2011.  In addition, the subsidiaries made contributions to its ESOP Trust as follows:

	Years ended December 31
	2012	2011	2010

Number of shares issued	32,765	26,500	16,047

Fair value of stock contributed	$617	$497	$315

Cash contributed	82	65	105

Total expense	$699	$562	$420

Life insurance contracts with a cash surrender value of $23,134 and annuity assets of $1,922 at December 31, 2012 have been purchased by the Company, the owner of the policies.  The purpose of these contracts was to replace a current group life insurance program for executive officers, implement a deferred compensation plan for directors and executive officers, implement a director retirement plan and implement supplemental retirement plans for certain officers.  Under the deferred compensation plan, Ohio Valley pays each participant the amount of fees deferred plus interest over the participant’s desired term, upon termination of service.  Under the director retirement plan, participants are eligible to receive ongoing compensation payments upon retirement subject to length of service.  The supplemental retirement plans provide payments to select executive officers upon retirement based upon a compensation formula determined by Ohio Valley’s Board of Directors.  The present value of payments expected to be provided are accrued during the service period of the covered individuals and amounted to $4,919 and $4,480 at December 31, 2012 and 2011. Expenses related to the plans for each of the last three years amounted to $536, $318, and $317. In association with the split-dollar life insurance plan, the present value of the postretirement benefit totaled $2,041 at December 31, 2012 and $1,580 at December 31, 2011.

Notes to the Consolidated Financial Statements

Note M - Fair Value of Financial Instruments

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  There are three levels of inputs that may be used to measure fair values:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The following is a description of the Company’s valuation methodologies used to measure and disclose the fair values of its financial assets and liabilities on a recurring or nonrecurring basis:

Securities:  The fair values for securities are determined by quoted market prices, if available (Level 1). For securities where quoted prices are not available, fair values are calculated based on market prices of similar securities (Level 2). For securities where quoted prices or market prices of similar securities are not available, fair values are calculated using discounted cash flows or other market indicators (Level 3). During times when trading is more liquid, broker quotes are used (if available) to validate the model. Rating agency and industry research reports as well as defaults and deferrals on individual securities are reviewed and incorporated into the calculations.

Impaired Loans:  At the time a loan is considered impaired, it is valued at the lower of cost or fair value.  Impaired loans carried at fair value generally receive specific allocations of the allowance for loan losses.  For collateral dependent loans, fair value is commonly based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value.  Non-real estate collateral may be valued using an appraisal, net book value per the borrower’s financial statements, or aging reports, adjusted or discounted based on management’s historical knowledge, changes in market conditions from the time of the valuation, and management’s expertise and knowledge of the client and client’s business, resulting in a Level 3 fair value classification.  Impaired loans are evaluated on a quarterly basis for additional impairment and adjusted accordingly.

Other Real Estate Owned:  Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis.  These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. Fair value is commonly based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value.

Appraisals for both collateral-dependent impaired loans and other real estate owned are performed by certified general appraisers (for commercial properties) or certified residential appraisers (for residential properties) whose qualifications and licenses have been reviewed and verified by the Company.  Once received, a member of management reviews the assumptions and approaches utilized in the appraisal as well as the overall resulting fair value in comparison with management’s own assumptions of fair value based on factors that include recent market data or industry-wide statistics.  On an as-needed basis, the Company reviews the fair value of collateral, taking into consideration current market data, as well as all selling costs that are typically in the range of 10%.

Notes to the Consolidated Financial Statements

Note M - Fair Value of Financial Instruments (continued)

Assets and Liabilities Measured on a Recurring Basis
Assets and liabilities measured at fair value on a recurring basis are summarized below:

	Fair Value Measurements at December 31, 2012, Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
U.S. Government sponsored entity securities	-	$1,012	-
Agency mortgage-backed securities, residential	-	93,953	-

	Fair Value Measurements at December 31, 2011, Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
U.S. Treasury securities	-	$5,513	-
U.S. Government sponsored entity securities	-	2,559	-
Agency mortgage-backed securities, residential	-	77,598	-

There were no transfers between Level 1 and Level 2 during 2012 or 2011.

Assets and Liabilities Measured on a Nonrecurring Basis
Assets and liabilities measured at fair value on a nonrecurring basis are summarized below:

	Fair Value Measurements at December 31, 2012, Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Other real estate owned:
Commercial real estate:
Construction	-	-	$1,562
Commercial and industrial	-	-	1,055

Notes to the Consolidated Financial Statements

Note M - Fair Value of Financial Instruments (continued)

	Fair Value Measurements at December 31, 2011, Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Impaired loans:
Commercial real estate:
Owner-occupied	-	-	$290
Nonowner-occupied	-	-	1,959
Construction	-	-	587

Other real estate owned:
Commercial real estate:
Construction	-	-	1,814
Commercial and industrial	-	-	1,134

Impaired loans, which are measured for impairment using the fair value of the collateral for collateral dependent loans, had a recorded investment of $1,979 with a valuation allowance of $1,979 at December 31, 2012.  At December 31, 2011, impaired loans had a recorded investment of $3,491 with a valuation allowance of $655.  Changes in fair value recognized for partial charge-offs of loans and impairment reserves on loans was a net increase of $2,479 and $218 during the years ended December 31, 2012 and 2011, respectively.

Other real estate owned that was measured at fair value less costs to sell at December 31, 2012 had a net carrying amount of $2,617, which is made up of the outstanding balance of $4,214, net of a valuation allowance of $1,597 at December 31, 2012, which resulted in a corresponding write-down of $331 for the year ended December 31, 2012. Other real estate owned that was measured at fair value less costs to sell at December 31, 2011 had a net carrying amount of $2,948, which is made up of the outstanding balance of $4,214, net of a valuation allowance of $1,266 at December 31, 2011, which resulted in a corresponding write-down of $1,266 for the year ended December 31, 2011.

The following table presents quantitative information about Level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis at December 31, 2012:
	Fair Value	Valuation Technique(s)	Unobservable Input(s)	Range	(Weighted Average)
Other real estate owned:
Commercial real estate:
Construction	$1,562	Sales approach	Adjustment to comparables	15%	15%
Commercial	1,055	Sales approach	Adjustment to comparables	15%	15%

Notes to the Consolidated Financial Statements

Note M - Fair Value of Financial Instruments (continued)

The carrying amounts and estimated fair values of financial instruments at December 31, 2012 and December 31, 2011 are as follows:

		Fair Value Measurements at December 31, 2012 Using:
	Carrying Value	Level 1	Level 2	Level 3	Total
Financial Assets:
Cash and cash equivalents	$45,651	$45,651	$-	$-	$45,651
Securities available for sale	94,965	-	94,965	-	94,965
Securities held to maturity	23,511	-	11,569	13,055	24,624
Federal Home Loan Bank stock	6,281	N/A	N/A	N/A	N/A
Loans, net	551,383	-	-	564,059	564,059
Accrued interest receivable	2,057	-	283	1,774	2,057

Financial Liabilities:
Deposits	655,064	139,526	517,680	-	657,206
Other borrowed funds	14,285	-	14,536	-	14,536
Subordinated debentures	13,500	-	10,146	-	10,146
Accrued interest payable	1,377	2	1,375	-	1,377

	2011
	Carrying Value	Fair Value
Financial assets:
Cash and cash equivalents	$51,630	$51,630
Securities available for sale	85,670	85,670
Securities held to maturity	22,848	22,847
Federal Home Loan Bank stock	6,281	N/A
Loans, net	590,964	599,782
Accrued interest receivable	2,872	2,872

Financial liabilities:
Deposits	687,886	690,607
Other borrowed funds	20,296	20,565
Subordinated debentures	13,500	11,085
Accrued interest payable	1,894	1,894

Notes to the Consolidated Financial Statements

Note M - Fair Value of Financial Instruments (continued)

The methods and assumptions, not previously presented, used to estimate fair values are described as follows:

Cash and Cash Equivalents: The carrying amounts of cash and short-term instruments approximate fair values and are classified as Level 1.

Securities Held to Maturity:  The fair values for securities held to maturity are determined in the same manner as securities held for sale and discussed earlier in this note.  Level 3 securities consist of nonrated municipal bonds and tax credit (“QZAB”) bonds.

Federal Home Loan Bank stock: It is not practical to determine the fair value of Federal Home Loan Bank stock due to restrictions placed on its transferability.

Loans: Fair values of loans are estimated as follows:  The fair value of fixed rate loans is estimated by discounting future cash flows using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality resulting in a Level 3 classification.  For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values resulting in a Level 3 classification.  Impaired loans are valued at the lower of cost or fair value as described previously. The methods utilized to estimate the fair value of loans do not necessarily represent an exit price.

Deposit Liabilities: The fair values disclosed for noninterest-bearing deposits are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amount) resulting in a Level 1 classification. The carrying amounts of variable rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date resulting in a Level 2 classification. Fair values for fixed rate certificates of deposit are estimated using a discounted cash flows calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits resulting in a Level 2 classification.

Other Borrowed Funds: The carrying values of the Company’s short-term borrowings, generally maturing within ninety days, approximate their fair values resulting in a Level 2 classification. The fair values of the Company’s long-term borrowings are estimated using discounted cash flow analyses based on the current borrowing rates for similar types of borrowing arrangements resulting in a Level 2 classification.

Subordinated Debentures: The fair values of the Company’s Subordinated Debentures are estimated using discounted cash flow analyses based on the current borrowing rates for similar types of borrowing arrangements resulting in a Level 2 classification.

Accrued Interest Receivable and Payable: The carrying amounts of accrued interest approximate fair value resulting in a Level 2 or Level 3 classification.

Off-balance Sheet Instruments:  Fair values for off-balance sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The fair value of commitments is not material.

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

Notes to the Consolidated Financial Statements

Note N - Regulatory Matters

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies.  Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices.  Capital amounts and classifications are also subject to qualitative judgments by regulators.  Failure to meet capital requirements can initiate regulatory action.  Management believes that as of December 31, 2012, the Company and the Bank met all capital adequacy requirements to which they were subject.

The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required. At year-end 2012 and 2011,  the Bank’s capital met the requirements for the Bank to be deemed well capitalized under the regulatory framework for prompt corrective action.

At year-end, consolidated actual capital levels and minimum required levels for the Company and the Bank were:

	Actual		Minimum Required For Capital Adequacy Purposes		Minimum Required To Be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2012
Total capital (to risk weighted assets)
Consolidated	$93,158	17.2%	$43,234	8.0%	$54,043	N/A
Bank	84,267	15.9	42,506	8.0	53,132	10.0%
Tier 1 capital (to risk weighted assets)
Consolidated	86,401	16.0	21,617	4.0	32,426	N/A
Bank	77,690	14.6	21,253	4.0	31,879	6.0
Tier 1 capital (to average assets)
Consolidated	86,401	10.9	31,571	4.0	39,464	N/A
Bank	77,690	10.0	31,010	4.0	38,763	5.0

2011
Total capital (to risk weighted assets)
Consolidated	$90,288	15.6%	$46,174	8.0%	$57,718	N/A
Bank	81,991	14.4	45,544	8.0	56,930	10.0%
Tier 1 capital (to risk weighted assets)
Consolidated	83,072	14.4	23,087	4.0	34,631	N/A
Bank	74,975	13.2	22,772	4.0	34,158	6.0
Tier 1 capital (to average assets)
Consolidated	83,072	10.3	32,414	4.0	40,517	N/A
Bank	74,975	9.4	31,969	4.0	39,962	5.0

Dividends paid by the subsidiaries are the primary source of funds available to Ohio Valley for payment of dividends to shareholders and for other working capital needs. The payment of dividends by the subsidiaries to Ohio Valley is subject to restrictions by regulatory authorities. These restrictions generally limit dividends to the current and prior two years retained earnings. At January 1, 2013 approximately $6,427 of the subsidiaries’ retained earnings were available for dividends under these guidelines. In addition to these restrictions, dividend payments cannot reduce regulatory capital levels below minimum regulatory guidelines. The Board of Governors of the Federal Reserve System also has a policy requiring Ohio Valley to provide notice to the FRB in advance of the payment of a dividend to Ohio Valley’s shareholders under certain circumstances, and the FRB may disapprove of such dividend payment if the FRB determines the payment would be an unsafe or unsound practice.

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

CONDENSED STATEMENTS OF CONDITION
	Years ended December 31:
Assets	2012	2011
Cash and cash equivalents	$1,700	$1,462
Investment in subsidiaries	87,950	84,038
Notes receivable - subsidiaries	3,423	3,743
Other assets	310	406
Total assets	$93,383	$89,649

Liabilities
Notes payable	$3,526	$3,748
Subordinated debentures	13,500	13,500
Other liabilities	537	558
Total liabilities	$17,563	$17,806

Shareholders’ Equity
Total shareholders’ equity	75,820	71,843
Total liabilities and shareholders’ equity	$93,383	$89,649

CONDENSED STATEMENTS OF INCOME
	Years ended December 31:
Income:	2012	2011	2010
Interest on notes	$114	$134	$158
Other operating income	84	65	68
Dividends from subsidiaries	4,500	3,500	4,500

Expenses:
Interest on notes	114	134	159
Interest on subordinated debentures	789	1,089	1,089
Operating expenses	364	287	538
Income before income taxes and equity in undistributed earnings of subsidiaries	3,431	2,189	2,940
Income tax benefit	355	439	522
Equity in undistributed earnings of subsidiaries	3,266	3,207	1,634
Net Income	$7,052	$5,835	$5,096

Notes to the Consolidated Financial Statements

Note O - Parent Company Only Condensed Financial Information (continued)

CONDENSED STATEMENTS OF CASH FLOWS
	Years ended December 31:
Cash flows from operating activities:	2012	2011	2010
Net Income	$7,052	$5,835	$5,096
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(3,266)	(3,207)	(1,634)
Common stock issued to ESOP	617	496	315
Change in other assets	96	(92)	(12)
Change in other liabilities	(21)	105	64
Net cash provided by operating activities	4,478	3,137	3,829

Cash flows from investing activities:
Change in notes receivable	320	85	402
Net cash provided by investing activities	320	85	402
Cash flows from financing activities:
Change in notes payable	(222)	(87)	(412)
Proceeds from common stock through dividend reinvestment	55	-	-
Cash dividends paid	(4,393)	(3,360)	(3,347)
Net cash used in financing activities	(4,560)	(3,447)	(3,759)
Cash and cash equivalents:
Change in cash and cash equivalents	238	(225)	472
Cash and cash equivalents at beginning of year	1,462	1,687	1,215
Cash and cash equivalents at end of year	$1,700	$1,462	$1,687

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

Total revenues from the banking segment, which accounted for the majority of the Company’s total revenues, totaled 91.2%, 91.8% and 92.9%  of total consolidated revenues for the years ended December 31, 2012, 2011 and 2010, respectively.

The accounting policies used for the Company’s reportable segments are the same as those described in Note A - Summary of Significant Accounting Policies.  Income taxes are allocated based on income before tax expense.

Segment information for the years ended December 31, is as follows:

	Year Ended December 31, 2012
	Banking	Consumer Finance	Total Company
Net interest income	$29,445	$3,210	$32,655
Provision expense	$1,527	$56	$1,583
Noninterest income	$7,734	$749	$8,483
Noninterest expense	$27,384	$2,357	$29,741
Tax expense	$2,240	$522	$2,762
Net income	$6,028	$1,024	$7,052
Assets	$754,490	$14,733	$769,223

	Year Ended December 31, 2011
	Banking	Consumer Finance	Total Company
Net interest income	$30,792	$3,079	$33,871
Provision expense	$4,809	$87	$4,896
Noninterest income	$6,327	$895	$7,222
Noninterest expense	$26,130	$2,169	$28,299
Tax expense	$1,483	$580	$2,063
Net income	$4,697	$1,138	$5,835
Assets	$789,744	$14,433	$804,177

	Year Ended December 31, 2010
	Banking	Consumer Finance	Total Company
Net interest income	$30,074	$2,893	$32,967
Provision expense	$5,717	$154	$5,871
Noninterest income	$5,578	$576	$6,154
Noninterest expense	$24,756	$1,887	$26,643
Tax expense	$1,029	$482	$1,511
Net income	$4,149	$947	$5,096
Assets	$837,359	$14,155	$851,514

Notes to the Consolidated Financial Statements

Note Q - Consolidated Quarterly Financial Information (unaudited)

	Quarters Ended
2012	Mar. 31	Jun. 30	Sept. 30	Dec. 31

Total interest income	$10,665	$9,657	$9,405	$9,274
Total interest expense	1,753	1,604	1,538	1,451
Net interest income	8,912	8,053	7,867	7,823
Provision for loan losses(1)	1,316	524	1,183	(1,440)
Noninterest income	3,479	1,974	1,674	1,356
Noninterest expense	7,332	7,162	6,957	8,290
Net income	2,622	1,719	1,107	1,604

Earnings per share	$0.65	$0.43	$0.27	$.40

2011
Total interest income	$12,025	$10,817	$10,693	$10,505
Total interest expense	2,822	2,663	2,509	2,175
Net interest income	9,203	8,154	8,184	8,330
Provision for loan losses(2)	2,944	759	1,152	41
Noninterest income	3,659	1,687	1,058	818
Noninterest expense	7,098	6,981	7,001	7,219
Net income	2,033	1,555	886	1,361

Earnings per share	$0.51	$0.39	$0.22	$0.34

2010
Total interest income	$12,228	$11,599	$11,438	$11,249
Total interest expense	3,619	3,421	3,328	3,179
Net interest income	8,609	8,178	8,110	8,070
Provision for loan losses(3)	921	721	2,225	2,004
Noninterest income	1,865	1,524	1,382	1,383
Noninterest expense	6,881	6,976	6,863	5,923
Net income	1,906	1,471	421	1,298

Earnings per share	$0.48	$0.37	$.10	$0.33

(1) During the fourth quarter of 2012, the Company experienced a large recovery of $1,250 on a previously charged-off commercial loan which lowered net charge-offs. The large decrease in net charge-offs contributed to a lower historical loan loss factor that created a lower level of general allocations within the allowance for loan losses.

(2) During the first quarter of 2011, the Company began taking partial charge-offs more quickly on collateral dependent impaired loans as a result of management’s evaluation of the trends in the real estate market, the status of long-term, collateral dependent impaired loans and the current regulatory environment.  The increases in partial charge-offs contributed to a higher historical loan loss factor, which required additional general allocations within the allowance for loan losses.

(3) During the third and fourth quarters of 2010, the Bank experienced an increase in its provision expense as a result of continued credit quality issues with three commercial relationships that resulted in additional impairment charges and partial charge-offs.

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Ohio Valley Banc Corp.

We have audited the accompanying consolidated statements of condition of Ohio Valley Banc Corp. (the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of income and comprehensive income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2012. We also have audited the Company's internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on these financial statements and an opinion on the Company's internal control over financial reporting based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ohio Valley Banc Corp. as of December 31, 2012 and 2011, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, Ohio Valley Banc Corp. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Louisville, Kentucky
March 18, 2013

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

Management assessed Ohio Valley Banc Corp.’s system of internal control over financial reporting as of December 31, 2012, in relation to criteria for effective internal control over financial reporting as described in “Internal Control Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concluded that, as of December 31, 2012, its system of internal control over financial reporting is effective and meets the criteria of the “Internal Control Integrated Framework”.

Crowe Horwath LLP, independent registered public accounting firm, has issued an audit report dated March 18, 2013 on the Company's internal control over financial reporting. That report is contained in Ohio Valley's Annual Report to Shareholders under the heading "Report of Independent Registered Public Accounting Firm”.

Ohio Valley Banc Corp.

/s/Thomas E. Wiseman
Thomas E. Wiseman
President, CEO

/s/ Scott W. Shockey
Scott W. Shockey
Vice President, CFO

       March 18, 2013

SUMMARY OF COMMON STOCK DATA

OHIO VALLEY BANC CORP.
Years ended December 31, 2012 and 2011

INFORMATION AS TO STOCK PRICES AND DIVIDENDS: Ohio Valley’s common shares are traded on The NASDAQ Stock Market under the symbol “OVBC”. The following table summarizes the high and low sales prices for Ohio Valley’s common shares on the NASDAQ Global Market for each quarterly period since January 1, 2011.

2012	High	Low
First Quarter	$19.90	$17.07
Second Quarter	20.56	17.75
Third Quarter	19.87	18.00
Fourth Quarter	19.60	17.80

2011	High	Low
First Quarter	$23.26	$19.21
Second Quarter	23.10	16.50
Third Quarter	18.70	16.01
Fourth Quarter	19.09	17.00

Shown below is a table which reflects the dividends declared per share on Ohio Valley’s common shares. As of February 28, 2013, the number of holders of record of common shares was 2,159.

Dividends per share	2012	2011
First Quarter	$.21	$.21
Second Quarter	.25	.21
Third Quarter	.21	.21
Fourth Quarter	.42	.21

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

PERFORMANCE GRAPH

OHIO VALLEY BANC CORP.
Year ended December 31, 2012

The following graph sets forth a comparison of five-year cumulative total returns among the Company's common shares (indicated “Ohio Valley Banc Corp.” on the Performance Graph), the S & P 500 Index (indicated “S & P 500” on the Performance Graph), and SNL Securities SNL $500 Million-$1 Billion Bank Asset-Size Index (indicated “SNL” on the Performance Graph) for the fiscal years indicated. Information reflected on the graph assumes an investment of $100 on December 31, 2007 in each of the common shares of the Company, the S & P 500 Index, and the SNL Index. Cumulative total return assumes reinvestment of dividends. The SNL Index represents stock performance of 66 of the nation's banks located throughout the United States with total assets between $500 Million and $1 Billion as selected by SNL Securities of Charlottesville, Virginia. The Company is included as one of the 66 banks in the SNL Index.
Period Ending
Index	12/31/07	12/31/08	12/31/09	12/31/10	12/31/11	12/31/12

Ohio Valley Banc Corp.	100.00	77.40	93.37	86.25	85.90	91.73
SNL $500M-$1B Bank Index	100.00	64.08	61.03	66.62	58.61	75.14
S&P 500	100.00	63.00	79.68	91.68	93.61	108.59

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

RESULTS OF OPERATIONS:

SUMMARY
Ohio Valley generated net income of $7,052 for 2012, an increase of 20.9% from 2011.  Earnings per share were $1.75 for 2012, an increase of 19.9% from 2011.  The increase in net income and earnings per share for 2012 was primarily due to lower provision for loan loss expense, which was down $3,313, or 67.7%, combined with higher noninterest income, which increased $1,261, or 17.5%, compared to 2011. The decrease in provision for loan loss expense was due to lower net charge-offs, which were down $4,916, or 70.9%, compared to 2011, due to increased charge-offs recognized during the first quarter of 2011 on select impaired loans.  Furthermore, during the fourth quarter of 2012, the Company experienced a large recovery of $1,250 on a commercial loan that had been previously charged off during the first quarter of 2011.

Further contributing to the Company’s improved net income was noninterest income, which increased $1,261, or 17.5%, during 2012 as compared to the previous year.  Noninterest income was largely impacted by lower net losses associated with write-downs and sales of other real estate owned (“OREO”), increased debit and credit card interchange income, and increased mortgage banking revenue. Net losses from sales and write-downs of OREO losses finished at $150 during the year ended 2012, as compared to $1,224 in losses during the year ended 2011.  Higher OREO losses in 2011 were the result of impairment charges recognized on two commercial real estate OREO properties.  These losses are the result of updated appraisal information received for both OREO properties, which identified $1,266 in total asset impairment in 2011 and $331 in 2012.  The impairment charges were recorded as write-downs to the carrying values of both properties during 2011 and 2012.

Partially offsetting the benefits from lower provision expense and higher noninterest income was a reduction in net interest income, which decreased $1,216, or 3.6%, as compared to 2011.  Contributing to the overall decrease in net interest income were lower average earning assets, which decreased during 2012 by $38,708, or 4.8%, as compared to 2011, largely from loans.  Also contributing to lower net interest income was the elimination of the Bank’s refund anticipation loan (“RAL”) product.  After the 2011 tax season, the Bank ceased offering RALs as recommended by the FDIC and, as a result, did not record any RAL fee income during 2012, as compared to $561 in RAL fees during 2011.  Loan Central continues to provide RALs to customers. RAL volumes at Loan Central have remained at comparable levels in 2012 as compared to 2011. The sustained low-rate environment continues to have an impact in lowering funding costs, as well as causing management to emphasize growing lower-costing, core deposit relationship balances. However, the Company’s deposit accounts are perceived to be at, or near, their interest rate floors, which have limited the pace at which funding cost savings can be fully recognized. Along with lower average earning assets, reduction of RAL fees, combined with the reduction in the Company’s interest expense, the Company’s net interest income reduced to $32,655 for the year ended 2012 compared to $33,871 for the year ended 2011.

Also partially offsetting net revenue growth in 2012 were increases in salaries and employee benefits, which increased $768, or 4.6%, during 2012, as compared to 2011, in large part due to higher healthcare and retirement benefit costs, as well as annual merit increases.  The Company also recognized during 2012 a combined year-to-date increase of $917 in various other noninterest expense categories related to donations, advertising, customer incentives on debit and credit card usage, and a prepayment penalty associated with the extinguishment of above market Federal Home Loan Bank (“FHLB”) advances.

During 2011, Ohio Valley generated net income of $5,835, an increase of 14.5% from 2010.  Earnings per share were $1.46 for 2011, an increase of 14.1% from 2010.  The increase in net income and earnings per share for 2011 was primarily due to higher noninterest income combined with improvements in higher net interest income and lower provision for loan loss expense.  Noninterest income grew $1,068, or 17.4%, during 2011, largely from the Company’s tax processing fees.  The Company generates fee income by facilitating tax refund payments in the form of electronic refund check/deposit (“ERC/ERD”) transactions.  ERC/ERD transactions involve the issuing of a tax refund to the taxpayer after the Bank has received the refund from the federal/state government.     In 2011, ERC/ERD fees increased $1,779 over the previous year due to the significant growth in transaction volume of processing tax refund payments during the first half of 2011. This activity was mostly seasonal and had little impact on Company earnings during the third and fourth quarters of 2011.

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

Further contributing to higher earnings in 2011 was an improved net interest income, which increased $904, or 2.7%, over 2010.  The sustained low-rate environment continued to have an impact in lowering funding costs, as well as causing management to emphasize growing lower-costing, core deposit relationship balances. As a result, interest expense decreased $3,378 during 2011, as compared to 2010. This cost savings completely offset the decrease in interest income of $2,474 during 2011, as compared to 2010.

Partially offsetting the benefits from higher ERC/ERD fees, lower provision expense and higher net interest income were increases in OREO losses, as well as increases in salaries and employee benefit and foreclosed asset expenses.  OREO losses finished at $1,224 at year-end 2011, up from $177 in losses at year-end 2010.  Higher OREO losses were impacted most by impairment charges taken on two commercial real estate foreclosed properties classified as OREO.  These losses were the result of re-evaluations of the carrying values in 2011 for both OREO properties, which identified $1,266 in total asset impairment.  The impairment charges were recorded as write-downs to the carrying values of both properties and limited the growth in noninterest income during 2011.  Salaries and employee benefit expense increased $1,003, or 6.4%, during 2011, as compared to 2010, in large part due to annual merit increases, higher health insurance premiums and a larger number of employees.  The Company’s foreclosed asset costs also grew to $650 during 2011, an increase of $583 from the previous year.  The increase was mostly related to the foreclosure expenses of two commercial real estate properties, which included taxes and other general costs to maintain both properties.

NET INTEREST INCOME
The most significant portion of the Company's revenue, net interest income, results from properly managing the spread between interest income on earning assets and interest expense incurred on interest-bearing liabilities.  The Company earns interest and dividend income from loans, investment securities and short-term investments while incurring interest expense on interest-bearing deposits and short- and long-term borrowings.  Net interest income is affected by changes in both the average volume and mix of assets and liabilities and the level of interest rates for financial instruments.  Changes in net interest income are measured by net interest margin and net interest spread.  Net interest margin is expressed as net interest income divided by average interest-earning assets.  Net interest spread is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities.  Both of these are reported on a fully tax-equivalent (“FTE”) basis.  Net interest margin is greater than net interest spread due to the interest earned on interest-earning assets funded from noninterest-bearing funding sources, primarily demand deposits and shareholders' equity.  Following is a discussion of changes in interest-earning assets, interest-bearing liabilities and the associated impact on interest income and interest expense for the three years ended December 31, 2012.  Tables I and II have been prepared to summarize the significant changes outlined in this analysis.

Net interest income on an FTE basis decreased $1,188 in 2012, or 3.5%, compared to the $34,300 earned in 2011.  The decrease in net interest income was mainly due to a decline in average earning assets. For the year ended December 31, 2012, average earning assets decreased $38,708, or 4.8%, from 2011, which occurred primarily in loans.  A portion of the decline in average loan balances was due to a targeted reduction in certain underperforming loans and loans with less than desirable interest rate characteristics, such as fixed-rate mortgages.  Yet, as average earning assets lagged behind the prior year, the Company was able to maintain a stronger net interest margin over 2011.  At December 31, 2012, the Company’s FTE net interest margin increased 6 basis points from 4.23% in 2011 to 4.29% in 2012.  This result was mainly due to lower rates paid on interest-bearing deposits and a continued change in deposit mix to lower-cost core deposits from certificates of deposit (“CD”) accounts and FHLB borrowings.  The Federal Reserve continues to hold the prime interest rate at 3.25%, and the target federal funds rate remains at a range from 0.0% to 0.25%. The sustained low short-term rates have continued to impact the repricings of various Bank deposit products, including public fund NOW, Gold Club and Market Watch accounts. Interest rates on CD balances continue to reprice to lower rates, which continues to lower funding costs.  Management continues to emphasize lower-cost core deposit relationship balances which contributed to higher average NOW, savings and money market balances in 2012 (increasing $10,957) while experiencing a lower level of higher-cost time deposit and other borrowed money balances (decreasing $76,384).  Average earning assets decreased 4.8% during 2012 compared to 2011, largely from lower average balances in loans.

Net interest income on an FTE basis increased $940 in 2011, or 2.8%, compared to the $33,360 earned in 2010, while the Company’s FTE net interest margin increased 7 basis points from 4.16% in 2010 to 4.23% in 2011.  The improvements in both net interest income and net interest margin were mainly due to lower rates paid on interest-bearing deposits, a change in deposit mix to lower-cost core deposits and an increase in the Company’s average earning assets.  The Federal Reserve continued to hold the prime interest rate at 3.25%, and the target federal funds rate remained at a range from 0.0% to 0.25%. The sustained low short-term rates have continued to impact the repricings of various Bank deposit products, including public fund NOW, Gold Club and Market Watch accounts. Interest rates on CD balances have also repriced to lower rates (as a lagging effect to the Federal Reserve’s action to maintain short-term interest rates at their low levels), which continues to lower funding costs.  Management continued to emphasize lower-cost core deposit relationship balances which contributed to higher average NOW, savings and money market balances in 2011 (increasing $36,898) while experiencing a lower level of higher-cost time deposit and other borrowed money balances (decreasing $65,622).  Average earning assets grew 1.1% during 2011 compared to 2010, largely from higher average balances being carried at the Federal Reserve and growth in average securities.

For 2012, average earning assets decreased $38,708, or 4.8%, as compared to growth of $8,756, or 1.1%, in 2011.  Contributing most to this decrease in 2012 and only modest increase in 2011 were the Company’s average loans, which decreased $55,437, or 8.9%, during 2012 and $27,954, or 4.3%, during 2011.  Average loans continue to be the Company’s highest portion of earning assets.  Yet, the Company’s market area for lending continues to be limited due to economic pressures that have negatively impacted consumer and commercial spending and have decreased loan demand. Lower average loans were mostly affected by the commercial loan portfolio, which has experienced significant charge-offs of underperforming commercial loans, as well as large payoffs of various commercial loans during 2012 and 2011. The average installment loan portfolio has decreased primarily from auto loan balances, where competition for loan demand continues to be challenged by other financial institutions and captive finance companies.  Decreases in the average residential real estate loan portfolio have been largely the result of management’s strategy to sell the majority of its long-term, fixed-rate real estate loans to the secondary market.  As a result, average loans as a percentage of earning assets have decreased to 73.8% for 2012, as compared to 77.1% for 2011 and 81.4% for 2010, as most of the average earning asset growth in 2012 and 2011 has came from short-term balances with banks and investment securities.

While average loans were down in 2012 and 2011, the Company did experience increases in its average interest-bearing balances with banks and investment securities.  At year-end 2012, average interest-bearing balances with banks totaled $81,387, up from $67,947 at year-end 2011 and $43,450 at year-end 2010.  The increasing trend of larger interest-bearing balances with banks is primarily due to seasonal excess funds resulting from the clearing of tax refund checks and deposits.  These ERC/ERD deposits occurred primarily during the first half of 2012 and 2011 and are the result of the Company’s relationship with a third-party tax software provider.  The Company acts as the facilitator for these ERC/ERD transactions and earns a fee for each cleared item.  For the short time the Company holds such refunds, constituting noninterest-bearing deposits, the Company increases its deposits with the Federal Reserve.  This has caused the interest-bearing balances with banks to represent a large percentage of earning assets during the time the Company holds the refunds, although such balances decrease at year-end.  For the year-end December 31, 2012, average interest-bearing balances with banks totaled 10.5% of earning assets, as compared to 8.4% for 2011 and 5.4% for 2010.  As loan growth was challenged during 2012 and 2011, the Company re-invested a portion of its short-term Federal Reserve balances into longer-term investment securities.  As a result, the Company’s average investment securities, both taxable and tax exempt, increased during 2012, with its percentage of earning assets averaging 15.7% for the year, compared to 14.5% for 2011 and 13.1% for 2010.

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

Average interest-bearing liabilities decreased 10.2% between 2011 and 2012, and decreased 4.3% between 2010 and 2011, largely due to decreasing time deposits and other borrowings partially offset by increasing savings and money market accounts.  The fluctuations of interest-bearing deposits since 2010 are in large part due to the Company’s preference of core deposit relationship balances over higher-costing time deposits and other borrowing liabilities, which have changed the funding composition mix during this time. Interest-bearing liabilities continue to be comprised largely of time deposits, which represented 39.8% of total interest-bearing liabilities in 2012. This composition mix, however, has decreased the most since 2010, which represented 44.0% and 48.9% of total interest-bearing liabilities in 2011 and 2010, respectively.  As interest rates on time deposits have continued to readjust to current market rates in 2012, competitive pricing pressures have grown, contributing to a significant maturity runoff of CD’s during 2012 and 2011.  In addition, other borrowings have lowered to 3.5% of total interest-bearing liabilities in 2012, as compared to 6.8% in 2011 and 9.5% in 2010.

The Company’s core deposit segment of interest-bearing liabilities, which include NOW and savings and money market accounts, together represented 54.3% of total interest-bearing liabilities in 2012, as compared to 47.1% in 2011 and 39.5% in 2010.  The primary reason for this composition increase has particularly been in the Company's statement savings and Market Watch products.  As CD market rates continue to adjust downward, the spread between a short-term CD rate and a statement savings rate has become small enough for the customer to invest balances into a more liquid statement savings account, causing the average statement savings product to grow.  The Market Watch product is a limited transaction investment account with tiered rates that competes with current market rate offerings and serves as an alternative to certificates of deposit for some customers.  With an added emphasis on further building and maintaining core deposit relationships, the Company has marketed several attractive incentive offerings in the past several years to draw customers to this particular product.  While, the terms of these special incentive offerings have ended, the Company continues to maintain higher average balances within this product than in previous years.

The overall composition shift from 2010 to 2012 with higher NOW, savings and money market balances and lower time deposits and other borrowed money has served as a cost effective contribution to the net interest margin.  The average cost of the “growing” NOW, savings and money market account core segment was 0.55%, 0.90% and 1.14% during the years ended 2012, 2011 and 2010, respectively.  The higher average costs of time deposits and other borrowed money segment were 1.54%, 1.96% and 2.42% during the years ended 2012, 2011 and 2010, respectively.

The net interest margin increased to 4.29% in 2012 from 4.23% in 2011 and 4.16% in 2010.  The 6 basis point and 7 basis point improvement in 2012 and 2011 was largely the result of lower average costs on interest-bearing liabilities completely offsetting the lower yields on earning assets, which improved the Company’s net interest rate spread.  During 2012, the net interest rate spread increased 11 basis points to 4.00%, resulting from the decrease in average cost of interest-bearing liabilities of 48 basis points from 1.59% to 1.11%, completely offsetting the decrease in average yield on interest-earning assets of 37 basis points from 5.48% to 5.11%.  Partially offsetting the net interest rate spread increase in 2012 was a 5 basis point decrease in contributions from interest-free funds (i.e., demand deposits, shareholders' equity), which lowered from 0.34% in 2011 to 0.29% in 2012.  During 2011, the net interest rate spread increased 7 basis points to 3.89%, resulting from the decrease in average cost of interest-bearing liabilities of 44 basis points from 2.03% to 1.59%, completely offsetting the decrease in average yield on interest-earning assets of 37 basis points from 5.85% to 5.48%.

Lower asset yields and decreases in average earning loans caused interest income on an FTE basis to decrease $5,011, or 11.3%, during 2012, and $2,438, or 5.2%, during 2011.  Lower asset yields were mostly impacted by decreasing market rates and the reduction of RAL fees in 2012.  Asset yields were also negatively impacted by an average balance increase in the Company’s interest-bearing Federal Reserve Bank clearing account.  The increase came from higher excess funds from continued loan payoffs and paydowns, as well as an increased volume of short-term tax refund deposits.  The Company continues to invest the majority of its excess funds into its interest-bearing Federal Reserve Bank clearing account, which yields just 0.25%. While these increases in Federal Reserve Bank balances contributed most to the Company’s average interest-bearing balances with banks growth during 2012 and 2011, these balances also contributed most to the decrease in earning asset yields, with the majority of this growth yielding just 0.25%.  The intention for these short-term Federal Reserve Bank balances that were not related to tax refund clearing items or other seasonal deposits was to re-invest them into future loan growth or longer-term securities with higher interest rate yields to improve the net interest margin.  Further contributing to lower asset yields were yields on loans decreasing 22 basis points from 2011 to 2012 and 5 basis points from 2010 to 2011.  This decrease reflects the extended low interest rate environment the Federal Reserve has been maintaining since it began reducing short-term rates in 2008.  The Company's commercial, participation and real estate loan portfolios have been most sensitive to these decreases in short-term interest rates since that time, particularly the prime interest rate, which remained at 3.25% at year-end 2012.

The decrease in interest and fee income came largely from the commercial loan portfolio.  The Company experienced lower average balances within the commercial loan portfolio during 2012 and 2011 primarily from significant charge-offs of underperforming commercial loans, as well as large payoffs of various commercial loans.  These lower loan balances have contributed to a $2,202, or 14.3%, decrease in commercial interest and fee revenue during the year ended 2012, as compared to 2011, and a $233, or 1.5%, decrease during the year ended 2011, as compared to 2010.

Further contributing to lower interest income during 2012 and 2011 were decreases in mortgage loan volume as a result of management’s strategy to sell most of its long-term, fixed-rate real estate loans to the secondary market, while retaining the servicing rights to these loans.  As previously discussed, the Federal Reserve continues to maintain interest rates at their low levels, which has had an impact on long-term interest rates that affect mortgage loan pricing.  The lower rates have contributed to a consumer demand for mortgage loan refinancing to help lower their monthly costs.  The interest rate risks associated with satisfying this demand for long-term fixed-rate mortgages prompted management to sell the majority of these real estate loans to the secondary market, while retaining the servicing rights.  This action continues to generate loan sale and servicing fee revenue within noninterest income, but has contributed to a $1,201, or 8.1%, decrease in real estate interest and fee income during the year ended 2012, as compared to 2011, and an $889, or 5.7%, decrease during the year ended 2011, as compared to 2010.

The Company’s consumer loan interest and fee income also decreased $1,517, or 13.5%, during the year ended 2012 compared to 2011, and $1,081, or 8.8%, during the year ended 2011 compared to 2010.  Contributing to this were lower consumer loan average balances during 2012, primarily from auto loan balances, where competition for loan demand continues to be challenged by other financial institutions and captive finance companies.  Also contributing to this decrease was the reduction of tax refund anticipation loan fees during the year ended 2012.  The Company’s participation with a third-party tax software provider had given the Bank the opportunity to make RALs during the tax refund loan season, typically from January through March. During the year ended 2011, the Company recognized $561 in RAL fees.  In response to the FDIC's expressions of concern about RALs, the Bank decided to discontinue offering RALs after April 19, 2011. As a result, the Bank did not originate RAL loans during the year ended 2012.  Additionally, during 2011, the Bank recognized $561 in RAL fees, compared to $655 during 2010, a decrease of $94, or 14.4%.  The FDIC's concern and recommendation does not affect the Bank's offering of other tax refund products, such as ERC’s and ERD’s. Furthermore, the FDIC’s recommendation does not affect the offerings of RALs by Loan Central, which has remained comparable from 2010 to 2012.

In relation to lower earning asset yields, the Company’s interest-bearing liability costs also decreased 48 basis points during 2012 and 44 basis points during 2011.  The lower costs have caused interest expense to drop $3,823, or 37.6%, from 2011 to 2012 and $3,378, or 24.9%, from 2010 to 2011 as a result of lower rates paid on interest-bearing liabilities.  The Federal Reserve continues to hold the prime interest rate at 3.25%, and the target federal funds rate remains at a range from 0.0% to 0.25%.    The sustained low short-term rates have continued to impact the repricings of various Bank deposit products, including public fund NOW, Gold Club and Market Watch accounts. However, contributing most to the decrease in funding costs were interest rates on time deposit balances, which continued to reprice at lower rates during 2012 and 2011 (as a continued lagging effect to the Federal Reserve action to drop short-term interest rates).  The year-to-date weighted average costs of the Company’s time deposits have decreased from 2.46% at year-end 2010 to 2.03% at year-end 2011 and 1.46% at year-end 2012.

Further contributing to lower interest-bearing deposit expense has been the Company’s continued emphasis on growing core deposits during 2012 and 2011.  The Company continues to experience a deposit composition shift from a higher level of average time deposits to an increasing level of average core deposit balances in NOW, savings and money market balances.  During 2012, the Company’s average time deposit balances, with a weighted average cost of 1.46%, decreased $52,947, as compared to the average time deposit balances during 2011.  This is compared to an average balance increase of $10,957 in the Company’s lower costing, average core deposit balances, with a weighted average cost of 0.55% during 2012, as compared to 2011.  As a result of decreases in the average market interest rates mentioned above and the deposit composition shift to lower costing deposit balances, the Company’s total weighted average funding costs have decreased to 1.11% at year-end 2012 as compared to 1.59% at year-end 2011 and 2.03% at year-end 2010.
The Company has experienced margin improvement during 2012 and 2011 due to a higher deposit mix of lower-costing NOW, savings and money market balances while also benefiting from a sustained low interest rate environment.  However, the pace of improvement lowered in 2012, as the net interest margin increased 6 basis points as compared to a 7 basis point improvement in 2011.  The lower pace of improvement was partly due to higher average balances being carried at the Federal Reserve yielding just 0.25% during 2012.  This, combined with declining average loan balances, has placed increased pressure on net interest margin growth during 2012.

The Company will continue to focus on re-deploying the Federal Reserve balances earning 0.25% into higher yielding instruments as opportunities arise. Net interest margin will benefit if these deposits with the Federal Reserve Bank can be re-invested in loans and other longer-term, higher yielding investments. It is difficult to speculate on future changes in net interest margin and the frequency and size of changes in market interest rates. The past several years has seen the banking industry under continued stress due to declining real estate values and asset impairments. Earlier in 2012, the Federal Reserve announced it would maintain the current state of low interest rates through 2014 or longer to help boost the economy as its recovery has been short of expectations. However, further decreases in interest rates by the Federal Reserve are estimated to have a negative effect on the Company’s net interest income, as most of its deposit balances are perceived to be at or near their interest rate floors. The Company will also continue to face pressure on its net interest income and margin improvement unless loan balances begin to expand and become a larger component of overall earning assets.  For additional discussion on the Company's rate sensitive assets and liabilities, please see “Interest Rate Sensitivity and Liquidity” and “Table VIII” within this Management's Discussion and Analysis.

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

The Company’s provision expense decreased during 2012 by $3,313, or 67.7%, as compared to 2011.  The impact to provision expense during 2012 is largely related to the changes in net charge-offs, as well as changes in both specific and general allocations of the allowance for loan losses.  During 2012, the Company’s net charge-offs totaled $2,022, a decrease of $4,916, or 70.9%, from the $6,938 in net charge-offs recognized during 2011. This was largely due to the partial charge-offs of various commercial and residential real estate loans classified as impaired and TDRs during the first two quarters of 2011. Management believed these charge-offs of collateral dependent loans were necessary given the status of the economy and the customers’ continued financial weakness. The largest of these charge-offs occurred during the first quarter of 2011, when the Company partially charged off $3,839 on two commercial loans classified as TDRs from one relationship due to a continued deterioration in collateral values.  Of this partially charged-off amount, a specific allocation of approximately $2,906 already had been reserved in the allowance for loan losses from prior impairment analysis.  Additional analysis of the loans’ collateral values revealed a $933 impairment that required a corresponding increase to provision expense that was used to absorb part of the $3,839 write-down during the first quarter of 2011.  Most recently, during the fourth quarter of 2012, the Company was successful in recovering approximately $1,250 from these previously charged-off commercial loan balances.  The recovery had a direct effect in decreasing net charge-offs and lowering provision expense during 2012 as compared to 2011.

As a result of the previously mentioned impaired and TDR loan charge-offs during the first and second quarters of 2011, the Company’s historical loan loss factors increased, which increased the Company’s general allocations in the Company’s allowance for loan losses.  The Company’s general allocation evaluates, among other things, the average historical loan losses over the previous 36 months.  These charge-offs contributed to an increase in the Company’s general allocation from $4,156 at December 31, 2010 to $6,689 at December 31, 2011.  In 2012, the historical loan loss factors decreased as compared to 2011 as the net charge-offs for 2012 were less than the 2009 net charge-off activity which were replaced by the 2012 net charge-offs in the Company’s allowance for loan loss calculations.  This caused the Company’s general allocation of the allowance for loan losses to decrease $1,891, or 28.3%, from December 31, 2011, which contributed to lower provision expense during the year ended December 31, 2012.  Furthermore, the general allocation also evaluates other factors, such as economic risk, as well as changes in classified and criticized assets.

Partially offsetting the benefits of lower net charge-offs and lower general allocations was an increase in the Company’s specific allocations.  The portion of allowance for loan losses that was specifically allocated to loans that were individually evaluated for impairment totaled $2,107 at December 31, 2012, increasing from $655 at December 31, 2011.  The increase in specific allocations was largely related to an asset impairment of $1,979 on one commercial real estate loan classified as a TDR.  The Company continues to monitor and make loan modifications to certain TDR loans that will ease payment performance pressures off of the borrower.  For TDR loans that have had existing loan terms modified, an impairment analysis would be measured by comparing the present value of expected future cash flows discounted at the loan’s effective interest rate to the cash flows based on the original contractual terms of the loan or based upon an evaluation of collateral.  The difference between the two measurements results in an impairment charge.  Any impairment deficiency resulting from either analysis method would require a specific allocation of the allowance for loan losses and a corresponding increase to provision for loan losses expense.  The impairment charge of $1,979 on the previously mentioned commercial real estate TDR loan was based on collateral values and required a corresponding increase to provision for loan losses expense.

During 2011, the Company recognized lower provision expense, decreasing $975, or 16.6%, as compared to 2010.  The impact to provision expense during 2011 is largely related to actions taken on one commercial loan during the previous year of 2010.  During 2010, the Company experienced an increase in provision expense from $1,995 in partial charge-offs taken on one commercial loan classified as impaired due to a continued deterioration in collateral values.  At the time of charge-off, the Company had specific allocations of $1,825 within the allowance for loan losses, for which approximately $820 had been recognized prior to 2010.  As a result, the $1,995 in partial charge-offs led to $990 in additional provision expense charges during 2010.  This action had an opposite effect in 2011, contributing to the Company’s lower provision expense.

While the Company’s allowance for loan losses decreased $439, or 6.0%, from year-end 2011, the allowance-to-total-loan ratio remained higher than the previous year.  The allowance for loan losses finished at 1.24% of total loans at December 31, 2012, as compared to 1.23% at December 31, 2011.  This was largely due to a decrease in loans of $40,020 from year-end 2011.  Management believes that the allowance for loan losses was adequate at December 31, 2012 to absorb probable losses in the portfolio. Future provisions to the allowance for loan losses will continue to be based on management’s quarterly in-depth evaluation that is discussed in further detail under the caption “Critical Accounting Policies - Allowance for Loan Losses” within this Management’s Discussion and Analysis.

NONINTEREST INCOME
Total noninterest income increased $1,261, or 17.5%, in 2012 as compared to 2011.  Contributing most to the 2012 growth in noninterest income were lower losses related to OREO, as well as increases in debit/credit card interchange and mortgage banking income.

The successful growth in noninterest revenue was largely due to lower net OREO losses of $150 recorded in 2012, as compared to net losses of $1,224 recorded in 2011.  Lower OREO costs were primarily related to the impairment charges taken on two commercial real estate foreclosed properties classified as OREO in 2011.  These losses were derived from a re-evaluation of the carrying values for both OREO properties during the third and fourth quarters of 2011.  Based on weakened market conditions, management applied a discount to the appraised value of the properties and increased the estimated liquidation expenses associated with both properties.  The result was a $1,266 impairment charge that was recorded in 2011, as compared to a $331 additional impairment charge identified during the fourth quarter of 2012.  The impairment charges recognized during 2011 and 2012 were recorded as write-downs to the carrying values of both properties.

The Company also experienced noninterest income growth from its debit and credit interchange income, which increased $313, or 22.6%, during the year ended 2012 as compared to 2011.  The volume of transactions utilizing the Company’s credit card and Jeanie® Plus debit card continue to increase from a year ago. Beginning in the second half of 2010, the Company began offering incentive based credit cards that would permit its users to redeem accumulated points for merchandise, as well as cash incentives paid, particularly to business users based on transaction criteria. In addition, similar incentives were introduced to the Company’s Jeanie® Plus debit cards during the first quarter of 2011 to promote customer spending. While incenting debit/credit card customers has increased customer use of electronic payments, which has contributed to higher interchange revenue, the strategy also fits well with the Company’s emphasis on growing and enhancing its customer relationships.

Noninterest revenue improvement was also driven by higher mortgage banking income affected by an increase in the volume of real estate loans sold to the secondary market.  To help manage consumer demand for longer-termed, fixed-rate real estate mortgages during the year ended 2012, the Company sold a portion of the real estate loans it originated during that period.  Historic low interest rates on long-term fixed-rate mortgage loans continue to provide consumers with opportunities to refinance their existing mortgages.  The decision to sell long-term fixed-rate mortgages at lower rates also helps to minimize the interest rate risk exposure to rising rates.  During 2012, the Company experienced an increase in the number of loans sold to the secondary market by 112 loans, as compared to 2011.  This generated an increase in mortgage banking income of $240 during the year ended 2012, as compared to the same period in 2011.

Contributing most to the $250, or 26.2%, increase in other noninterest income during the year ended December 31, 2012 were revenues received from the Company’s interest rate swap agreements.  The Company utilizes interest rate swaps to satisfy the desire of large commercial customers to have a fixed-rate loan while permitting the Company to originate a variable-rate loan, which helps mitigate interest rate risk.  In association with establishing an interest rate swap agreement, the Company earns a swap fee at the time of origination.  The increase in transactions involving an interest rate swap during 2012 led to an increase in swap fees of $202 during the year ended December 31, 2012, as compared to the same period in 2011.

Partially offsetting the noninterest improvements mentioned above was a reduction in income from service charges on deposit accounts, which decreased $387, or 17.4%, during the year ended December 31, 2012, as compared to the same period in 2011.  This decrease was in large part due to lower overdraft fees related to a lower volume of non-sufficient fund transactions that were processed due to customer behavior.

The Company also experienced less income from lower seasonal tax refund processing fees classified as ERC/ERD fees.  During the year ended December 31, 2012, the Company’s ERC/ERD fees decreased by $270, or 10.6%, as compared to the same period in 201. During the first and second quarters of 2012, the volume of ERC/ERD items increased over the same periods in 2011.  However, the fee per ERC/ERD transaction was reduced from the prior year, which contributed to lower fee revenue.  While ERC/ERD fee income has generated less income during 2012, management is pleased with the significant contribution this revenue source has made, accounting for 27.0% of the overall noninterest income at year-end 2012. As a result of ERC/ERD fee activity being mostly seasonal, the majority of income was recorded during the first half of 2012.

The remaining noninterest income categories were up $89, or 4.8%, during the year ended 2012, as compared to 2011.  These changes were due mostly to higher earnings from BOLI and annuity investments, and gains recorded on the sale of land in Jackson, Ohio, partially offset by lower trust fee income.

In 2011, total noninterest income increased $1,068, or 17.4%, in 2011 as compared to 2010.  Contributing most to the 2011 growth in noninterest income was largely due to increased ERC/ERD fees. During 2011, the Company’s ERC/ERD fees increased by $1,779, or 228.1%, as compared to the same period in 2010. The increase was due to a volume increase in the number of ERC/ERD transactions that were processed during the first and second quarters of 2011. For the 2011 tax season, the tax software provider was able to expand the number of tax preparers utilizing its software, which contributed to the volume increase.  The Company also experienced noninterest income growth from its debit and credit interchange income, which increased $389, or 39.0%, during the year ended 2011 as compared to 2010.  The volume of transactions utilizing the Company’s credit card and Jeanie® Plus debit card continued to increase from a year ago. Beginning in the second half of 2010, the Company began offering incentive-based credit cards that would permit its users to redeem accumulated points for merchandise, as well as cash incentives paid, particularly to business users based on transaction criteria. In addition, similar incentives were introduced to the Company’s Jeanie® Plus debit cards during the first quarter of 2011 to promote customer spending.  Partially offsetting the noninterest revenue improvements in 2011 from ERC/ERD and debit/credit card interchange fees were higher net losses on the sales of OREO.  During the year ended 2011, sales of OREO resulted in a net loss of $1,224, which was up from the $177 in net OREO losses experienced during the year ended 2010.  The increase in net losses during 2011 was largely attributed to impairment charges taken on two commercial real estate foreclosed properties.  These losses were the result re-evaluations of the carrying values for both properties. Based on weakened market conditions, management applied a discount to the appraised value of the properties and increased the estimated liquidation expenses associated with both properties. The results were a $480 impairment charge recorded in September 2011 and a $786 impairment charge recorded in December 2011.  The remaining noninterest income categories were down $53, or 1.2%, during the year ended 2011, as compared to 2010.  These changes were due mostly to lower trust fee income, lower earnings from tax-free BOLI investments and lower loan insurance income due to the decline in loan demand, which has limited insurance sale opportunities.

NONINTEREST EXPENSE
Management continues to work diligently to minimize the growth in noninterest expense.  For 2012, total noninterest expense increased $1,442, or 5.1%.  Contributing most to the growth in net overhead expense were higher salaries and employee benefits, as well as increases in various other noninterest expense categories related to donations, advertising, customer incentives on debit and credit card usage, and a prepayment penalty associated with the extinguishment of above market FHLB advances.

The Company’s largest noninterest expense item, salaries and employee benefits, increased $768, or 4.6%, during 2012 as compared to 2011.  The increase was largely due to higher healthcare and retirement benefit costs.  Salary expense remained relatively stable, increasing $188, or 1.5%, over 2011, in large part to annual merit increases.  During 2012, the Company experienced a lower full-time equivalent employee base, decreasing from 285 employees at year-end 2011 to 277 employees at year-end 2012.  During 2011, salary and employee benefits increased $1,003, or 6.4%, during 2011 as compared to 2010.  The increase was largely due to annual merit increases, higher health insurance premiums and an increase in the number of employees.  During 2011, the Company experienced a higher full-time equivalent employee base, increasing from 279 employees at year-end 2010 to 285 employees at year-end 2011, increasing salaries and employee benefit expenses during 2011.

 In 2012, the Company’s other noninterest expenses increased $1,195, or 21.3%, as compared to 2011.  The increases were led by donation, advertising, customer incentive and prepayment penalty costs.  Donation costs increased $340, or 156.8%, during 2012 largely from contributions to various communities within the Company’s market areas.  This action was part of the Company’s new “Community First” initiative that emphasizes giving back to the communities in which it serves.  The Company also increased its marketing efforts by utilizing more paper media and billboard images, which contributed to additional advertising costs of $184, or 34.3%, during 2012. Customer incentive costs also increased $190, or 76.7%, on debit and credit card usage.  These customer card incentives incurred during 2012 was part of management’s added emphasis on further building and maintaining core deposit relationships while increasing interchange revenue.  Also contributing to higher other noninterest expense was a $203 prepayment penalty that was realized as part of the Company’s strategy to prepay three FHLB advances totaling $5,689.  The three FHLB advances were extinguished in December 2012 and had interest rate costs ranging from 2.2% to 3.4%.  The prepayment penalty allowed management to, in effect, accelerate the interest expense on these higher-costing FHLB advances into 2012 to further reduce interest expense and promote net interest margin improvement in 2013.

Further impacting noninterest expense was the Company’s data processing costs, which increased $130, or 14.6%, during the year ended 2012, as compared to 2011.  The Company continues to take great strides in utilizing the growing technology offered to financial institutions to enhance its loan and deposit products to better serve its customers. Data processing costs include processing services for the Company’s debit and credit cards as well as online and mobile banking technology.  During 2011, data processing expense increased $206, or 30.1%, as compared to 2010.

Various noninterest expense categories decreased during 2012, as compared to 2011, which partially offset the expense increases described above.  The Company’s FDIC premium expense decreased $274, or 26.6%, during the year ended December 31, 2012, as compared to the same period in 2011.  The Company has benefited from lower FDIC assessment rates and a change in assessment method.  Beginning April 1, 2011, the assessment base for deposit insurance premiums changed from total domestic deposits to average total assets minus average tangible equity.  The new assessment method has afforded the Company lower net premium assessments. While the Company has benefited from these changes in calculation methods, continued declines in the Deposit Insurance Fund could result in the FDIC imposing assessments in the future, which could adversely affect the Company's capital levels and earnings.  The Company’s FDIC premium expense decreased $32, or 3.0%, during the year ended 2011, as compared to 2010.  This was impacted most by the new assessment method which began in April 2011 and afforded the Company lower net premium assessments during the third and fourth quarters of 2011.

Also partially offsetting overhead expense increases during 2012 were decreases in the Company’s occupancy and furniture/equipment costs, which decreased $209, or 7.7%, during the year ended 2012, as compared to the same period in 2011.  This decrease was largely due to lower depreciation expense on equipment due to a reduction in recent equipment purchases. Also contributing to lower facility and equipment costs was the closing of the Company’s Columbus, Ohio branch during the fourth quarter of 2011.  Occupancy and furniture/equipment costs decreased $95, or 3.4%, during 2011, as compared to 2010, largely due to lower depreciation expense on purchased equipment from prior years based on a declining balance method.

During 2012, the Company also recognized overhead expense savings within its foreclosed asset costs, which decreased $204, or 31.4%, as compared to 2011. Conversely, foreclosed asset costs increased $583 to $650 during the year ended 2011 as compared to just $67 during 2010.  The changes in foreclosed asset costs during 2012 and 2011 were mostly related to two commercial real estate properties. Foreclosure expenses include the costs in maintaining the properties, which consist of taxes and general maintenance.

The Company’s efficiency ratio is defined as noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income. Management continues to place emphasis on managing its balance sheet mix and interest rate sensitivity to help expand the net interest margin as well as developing more innovative ways to generate noninterest revenue.  During 2012, revenue levels have been negatively affected by lower net interest income due to decreases in RAL fees combined with lower average earning assets.  Furthermore, higher overhead expense during 2012 was the result of increased salaries and employee benefits, as well as various other noninterest expense categories which placed additional pressure on efficiency improvement during 2012.  As a result, overhead expense during 2012 outpaced revenue levels, causing the year-to-date efficiency ratio to increase (worsen) to 71.5% at December 31, 2012, as compared to 68.2% at December 31, 2011.  During 2011, the Company’s efficiency ratio also increased to 68.2% from the 67.4% experienced during 2010.  A strong net interest income due to lower funding costs combined with higher noninterest income from ERC/ERD fees had a positive effect on efficiency during 2011. However, the Company experienced non-recurring OREO impairment charges of $1,266 which limited the growth in noninterest revenue during 2011.  Furthermore, the Company experienced increased foreclosure costs of $583, primarily during the fourth quarter of 2011, on two commercial real estate properties which contributed to higher overhead expense.  As a result, overhead expense for 2011 outpaced revenue levels, which caused the efficiency ratio to worsen from 2010.

FINANCIAL CONDITION:

CASH AND CASH EQUIVALENTS
The Company’s cash and cash equivalents consist of cash, as well as interest- and non-interest bearing balances due from banks.  The amounts of cash and cash equivalents fluctuate on a daily basis due to customer activity and liquidity needs.  At December 31, 2012, cash and cash equivalents had decreased $5,979, or 11.6%, to $45,651 as compared to $51,630 at December 31, 2011.  The decrease in cash and cash equivalents was largely affected by the Company’s decrease in interest-bearing Federal Reserve Bank clearing account balances. The Company continues to utilize its interest-bearing Federal Reserve Bank clearing account to manage its excess funds during periods of significant liquidity.  In 2012, loan demand continued to be challenged, causing proceeds from loan payments to exceed disbursements from new loan originations, which contributed to excess funds.  During 2012, the Company utilized its Federal Reserve Bank clearing account to manage both investment security purchases and maturities, as well as to fund continued maturities of retail and wholesale CD’s.  At December 31, 2012, the Company experienced a net increase of $9,958 in investment security balances, while its retail and wholesale CD’s decreased $34,246 from maturity runoff.  In addition, during the first quarter of 2012, the Company experienced higher levels of excess funds due to increased tax refund deposits from its ERC/ERD tax clearing business. The Company will generally experience higher levels of excess funds during the first quarter than any other part of the year as a result of this.  However, these liquidity levels normalized during the second and third quarters of 2012 as most of these short-term tax refund deposits were fully disbursed from the Federal Reserve Bank clearing account.

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

As liquidity levels vary continuously based on consumer activities, amounts of cash and cash equivalents can vary widely at any given point in time.  The Company’s focus will be to continue to re-invest these liquid funds back into longer-term, higher yielding assets, such as loans and investment securities during 2013 when the opportunities arise.  Further information regarding the Company’s liquidity can be found under the caption “Liquidity” in this Management’s Discussion and Analysis.

SECURITIES
Management's goal in structuring the portfolio is to maintain a prudent level of liquidity while providing an acceptable rate of return without sacrificing asset quality.  Maturing securities have historically provided sufficient liquidity such that management has not sold a debt security in several years, other than renewals or replacements of maturing securities.

During 2012, the balance of total securities increased $9,958, or 9.2%, as compared to 2011, with the ratio of securities to total assets also increasing to 15.4% at December 31, 2012, compared to 13.5% at December 31, 2011.  The Company’s investment securities portfolio has consisted of U.S. Treasury securities, U.S. Government sponsored entity (“GSE”) securities, Agency mortgage-backed securities and obligations of states and political subdivisions.  During 2012, the Company experienced an increase in its liquidity position impacted by retained excess funds from seasonal tax clearing activities and increased loan payments and payoffs.  As a result, the Company invested a portion of its excess funds into new long-term Agency mortgage-backed securities, which increased $16,349, or 21.1%, from year-end 2011.  Typically, the primary advantage of Agency mortgage-backed securities has been the increased cash flows due to the more rapid monthly repayment of principal as compared to other types of investment securities, which deliver proceeds upon maturity or call date.  However, with the current low interest rate environment and loan balances at a declining pace, the cash flow that is being collected is being reinvested at lower rates.  Principal repayments from Agency mortgage-backed securities totaled $25,297 during 2012.

While security growth has been evident within the Agency mortgage-backed securities portfolio, the Company saw its U.S. Treasury and GSE securities balances decrease $7,060, or 87.5%, collectively, from year-end 2011. In addition to helping achieve diversification within the Company’s investment securities portfolio, U.S. Treasury and GSE securities had been used to satisfy pledging requirements for repurchase agreements. However, during the third quarter of 2011, newly enacted legislation permitted business checking accounts to earn interest on their deposits. This legislation prompted all of the Company’s repurchase agreement accounts to reinvest into either interest-bearing demand accounts subject to normal FDIC insurance coverage or noninterest-bearing demand accounts with unlimited FDIC insurance coverage until the end of 2012. As a result, the Company no longer has any repurchase agreement balances on hand, eliminating the need to secure these balances with U.S. Treasury and GSE investment securities.

With the general decrease in interest rates evident since 2008, the reinvestment rates on debt securities continue to show lower returns during 2012.  The weighted average FTE yield on debt securities at year-end 2012 was 2.17%, as compared to 2.36% at year-end 2011 and 2.94% at year-end 2010.  As a result, the Company’s focus will be to generate interest revenue primarily through loan growth, as loans generate the highest yields of total earning assets.  Table III provides a summary of the portfolio by category and remaining contractual maturity.  Issues classified as equity securities have no stated maturity date and are not included in Table III.

LOANS
In 2012, the Company's primary category of earning assets and most significant source of interest income, total loans, decreased $40,020, or 6.7%, to finish at $558,288.  Lower loan balances were mostly influenced by the commercial loan portfolio, which includes both commercial real estate and commercial and industrial loans.  While commercial loans were down, management continues to place emphasis on its commercial lending, which generally yields a higher return on investment as compared to other types of loans.

Commercial real estate, the Company’s largest segment of commercial loans, decreased $32,445, or 15.6%, from year-end 2011.  Commercial real estate consists of owner-occupied, nonowner-occupied and construction loans.  Commercial real estate also includes loan participations with other banks outside the Company’s primary market area.  Although the Company is not actively seeking to participate in loans originated outside its primary market area, it has taken advantage of the relationships it has with certain lenders in those areas where the Company believes it can profitably participate with an acceptable level of risk.  Commercial real estate loans were down largely from its owner-occupied portfolio during 2012, which decreased $24,522, or 19.0%, from year-end 2011.  This decrease was mostly due to large loan payoffs during the first quarter of 2012 totaling $18,381 on various owner-occupied commercial real estate loans with three borrowers.  Owner-occupied loans consist of nonfarm, nonresidential properties.  A commercial owner-occupied loan is a loan secured by a borrower purchased building or space for which the repayment of principal is dependent upon cash flows from the ongoing operations conducted by the party, or an affiliate of the party, who owns the property.  Owner-occupied loans of the Company include loans secured by hospitals, churches, and hardware and convenience stores.  Nonowner-occupied loans decreased $3,828, or 6.8%, from year-end 2011 in large part due to loan payoffs and paydowns during the first and fourth quarters of 2012 with three borrowers.  Nonowner-occupied loans are property loans for which the repayment of principal is dependent upon rental income associated with the property or the subsequent sale of the property, such as apartment buildings, condominiums, hotels and motels.  These loans are primarily impacted by local economic conditions, which dictate occupancy rates and the amount of rent charged. Commercial construction loans, which decreased $4,095, or 19.1%, from year-end 2011, are extended to individuals as well as corporations for the construction of an individual property or multiple properties and are secured by raw land and the subsequent improvements.  The decrease was in large part due to one commercial loan relationship that transitioned from the construction/land development phase of its borrowing arrangement during the third quarter of 2012.

At December 31, 2012, the Company’s commercial and industrial loan portfolio was up from year-end 2011 by $12,039, or 26.6%.  The increase was largely due to $8,770 in new loans and advances during 2012 with two commercial loan borrowers.  Commercial and industrial loans consist of loans to corporate borrowers primarily in small to mid-sized industrial and commercial companies that include service, retail and wholesale merchants.  Collateral securing these loans includes equipment, inventory, and stock.

 Over sixty-two percent of the Company’s total commercial loan portfolio, including participation loans, consists of rental property loans (28.3% of portfolio), hotel and motel loans (7.1% of portfolio),  government and education loans (6.7% of portfolio), church loans (5.2% of portfolio),  construction and remodeling loans (5.1% of portfolio), and manufacturing loans (5.0% of portfolio). At December 31, 2012, the primary market areas for the Company’s commercial loan originations, excluding loan participations, were in the areas of Gallia, Jackson and Pike counties of Ohio, which accounted for 42.6% of total originations.  The growing West Virginia markets also accounted for 29.2% of total originations for the same time period.  While management believes lending opportunities exist in the Company’s markets, future commercial lending activities will depend upon economic and related conditions, such as general demand for loans in the Company’s primary markets, interest rates offered by the Company, the effects of competitive pressure and normal underwriting considerations.

Generating residential real estate loans remains a significant focus of the Company’s lending efforts. Residential real estate loan balances comprise the largest portion of the Company’s loan portfolio and consist primarily of one- to four-family residential mortgages and carry many of the same customer and industry risks as the commercial loan portfolio. During 2012, total residential real estate loan balances decreased $12,468, or 5.2%, from year-end 2011. The decrease was mostly from the Company’s 15-, 20- and 30-year fixed-rate loans, which declined $27,980, or 17.0%, from year-end 2011. Long-term interest rates continue to remain at historic low levels and have prompted periods of increased refinancing demand for long-term, fixed-rate real estate loans in recent years. Management has determined that originating 100% of the demand for long-term fixed-rate real estate loans to the loan portfolio at such low rates would present an unacceptable level of interest rate risk. Therefore, to help manage interest rate risk while also satisfying the demand for long-term, fixed-rate real estate loans, the Company has strategically chosen to originate and sell most of its fixed-rate mortgage loans to the secondary market, which allowed its customers to take advantage of low rates and reduce their monthly costs.  The Company maintains its relationship with the customer by servicing the loan. The customer must qualify to take advantage of a secondary market loan based on various criteria which could limit volume growth.  The Company has experienced an increase in refinancing volume, which has led to higher secondary market sales in 2012 versus 2011.  During 2012, a total of 230 loans totaling $29,573 were sold, compared to 118 loans sold totaling $13,637 during 2011.  The remaining real estate loan portfolio balances increased $15,512, or 20.9%.  This increase came primarily from the Company’s other variable-rate loan products being offered to its customers as alternative financing options.  A customer that may not qualify for a long-term, secondary market loan may choose from one of the Company’s other adjustable-rate mortgage products.  This has contributed to higher balances of five-year, adjustable-rate mortgages, which were up $17,227 or 103.9%, from year-end 2011.  The Company believes it has limited its interest rate risk exposure due to its practice of promoting and selling residential mortgage loans to the secondary market. The Company will continue to follow this secondary market strategy until long-term interest rates increase back to a range that falls within an acceptable level of interest rate risk.

Lower loan balances during 2012 were also influenced by the Company’s total consumer loans, which decreased $7,146, or 6.7%, from year-end 2011.  The Company’s consumer loans are primarily secured by automobiles, mobile homes, recreational vehicles and other personal property. Personal loans and unsecured credit card receivables are also included as consumer loans. The decrease in consumer loans came mostly from the Company’s automobile lending portfolio, which decreased $4,534, or 9.9%, from year-end 2011. The automobile lending component comprises the largest portion of the Company’s consumer loan portfolio, representing 41.2% of total consumer loans at December 31, 2012. In recent years, growing economic factors have weakened the economy and have limited consumer spending. During this time of economic challenge, the Company continues to maintain a strict loan underwriting process on its consumer auto loan offerings to limit future loss exposure. The Company’s interest rates offered on indirect automobile opportunities have struggled to compete with the more aggressive lending practices of local banks and alternative methods of financing, such as captive finance companies offering loans at below-market interest rates related to this segment. The decreasing trend of auto loan balances should continue during 2013, as the larger institutions and captive finance companies will continue to aggressively compete for a larger share of the market.

The remaining consumer loan products not discussed above declined $2,612, or 4.2%, which include general decreases in loan balances from recreational vehicles, mobile homes, home equity lines of credit and unsecured loans.  Management will continue to place more emphasis on other loan portfolios (i.e. commercial and, to a smaller extent, residential real estate) that will promote increased profitable loan growth and higher returns.  Indirect automobile loans bear additional costs from dealers that partially offset interest revenue and lower the rate of return.

The Company continues to monitor the pace of its loan volume. The well-documented housing market crisis and other disruptions within the economy have negatively impacted consumer spending, which has continued to limit the lending opportunities within the Company's market locations. Declines in the housing market since 2007, with falling home prices and increasing foreclosures and unemployment, have continued to result in significant write-downs of asset values by financial institutions. To combat this ongoing potential for loan loss, the Company will remain consistent in its approach to sound underwriting practices and a focus on asset quality. The Company anticipates its overall loan growth in 2013 to remain challenged.

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

The struggles of our U.S. economy in recent years have had a direct impact on the Company’s borrowers, as they continue to experience financial difficulties and liquidity strains. The Company is faced with the ongoing decision of whether to foreclose on these troubled loans and take possession of the collateral or to work with the borrower to modify the original terms of the loan. A successful loan modification not only avoids costly foreclosure proceedings but, more importantly, could result in the full repayment of the loan principal amount. The Company continues to monitor and make loan modifications to certain troubled loans that would ease payment pressures on the borrower. Most generally, the modification “period” of the original terms of the loan is only temporary (i.e. 12 months), after which the loan would resume under the original contractual terms of the loan. GAAP and regulatory guidance identifies certain loan modifications as TDR’s, which, in general, is when a bank, for reasons related to a borrower’s financial difficulties, grants a concession to the borrower that the bank would not otherwise consider. One such qualification would be if the bank modified the original terms of the loan for the remaining original life of the debt. Modifications of the original terms would include temporarily adjusting the contractual interest rate of the loan or converting the payment method from principal and interest amortization payments to interest-only for a temporary period of time.

During 2012, the Company’s allowance for loan losses decreased $439, or 6.0%, to finish at $6,905 as compared to $7,344 at year-end 2011.  This decrease in the allowance was largely from a decrease of $1,891 in general allocations related to improving economic risk trends, lower average historical loan losses, and lower loan balances.  As previously mentioned, the U.S. economy has been under financial stress in recent years, causing the Company’s borrowers to experience financial difficulties and liquidity strains.  Management has focused on improving asset quality and lowering credit risk while working to maintain its relationships with its borrowers.  The Company has continued to work with its borrowers during their periods of financial hardship to grant temporary concessions on their loan terms in the form of TDRs.  As part of the Company’s quarterly analysis of the allowance for loan losses, an improving trend has been identified within its economic risk allocation, which, among other things, accounts for unemployment rates and classified/criticized asset levels.  Since year-end 2011, unemployment rates within the Company’s lending markets have decreased, while classified and criticized asset balances have also decreased.  These improving trends have placed less pressure on the economic risk allocation of the allowance for loans losses.

Average historical loan losses have also decreased since 2011, due to lower net charge-offs in 2012.  During 2012, net charge-offs decreased $4,916, or 70.9%, from 2011, largely due to the partial charge-offs of various commercial and residential real estate loans classified as impaired and TDR’s during the first half of 2011.  Beginning in 2011, the Company began to take partial charge-offs more quickly on collateral dependent loans.  As management further evaluated the trends in the real estate market, as well as the status of long-term, collateral dependent impaired loans, the decision to charge off these specific allocations was made.  Given that a majority of these loan losses had been previously identified and specifically allocated for in periods prior to 2011, increases in provision expense were not required. However, these TDR and impaired loan charge-offs had an immediate impact on increasing the Company’s general allocations related to the historical loan loss factor. This general allocation evaluates the average historical loan losses over the past 36 months and requires general allocations of the allowance for loan losses to be recorded as average loan losses increase. Due to the surge in net charge-offs during the first half of 2011, the Company’s annualized ratio of net charge-offs to average loans grew to 1.11%, as compared to 0.72% during 2010.  During 2012, the net charge-off ratio has lowered to 0.35% contributing to a lower historical loss factor allocation of the allowance for loan losses at December 31, 2012.  This lower charge-off ratio in 2012 was also impacted by a large loan recovery of $1,250 from previously charged-off commercial loan balances which had a direct effect in decreasing net charge-offs.

In addition, the Company’s total loan portfolio balance decreased $40,020 from year-end 2011, having a direct impact on lowering the general allocations of the allowance.
Partially offsetting the decreases in the allowance mentioned above were higher specific allocations related to various loan impairments which contributed to a $1,452 increase in specific allocations from year-end 2011. These additional specific allocations include the impairments in collateral values and ongoing cash flows of two commercial real estate loan relationships.  Both impairments required specific allocations within the allowance for loan losses and corresponding increases to provision for loan losses expense.
The Company’s impaired loans increased $5,829, or 50.4%, from year-end 2011 in large part due to the addition of one commercial real estate loan totaling $4,244.  Modifications of the contractual terms of this loan were performed during the first quarter of 2012, which provided the borrower a temporary concession.  An impairment analysis was performed on the collateral values of the loan which revealed no need for a specific allocation of the allowance for loan losses.  The portions of impaired loans for which there are specific allocations reflect losses that the Company expects to incur, as they will not likely be able to collect all amounts due according to the contractual terms of the loan.  Although impaired loans have been identified as potential problem loans, they may never become delinquent or classified as nonperforming.

The Company experienced an $848 increase in its nonperforming loans from year-end 2011.  Nonperforming loans consist of nonaccruing loans and accruing loans past due 90 days or more.  Nonperforming loans finished at $3,985 at December 31, 2012, compared to $3,137 at year-end 2011.  The increase was mostly related to two impaired commercial real estate loans totaling $975 that were classified as nonaccrual during the first and third quarters of 2012.  As a result, the Company’s ratio of nonperforming loans to total loans increased from 0.52% at December 31, 2011 to 0.71% at December 31, 2012.  Furthermore, the Company experienced an increase in its nonperforming assets to total assets ratio, increasing from 0.92% at December 31, 2011 to 0.99% at December 31, 2012.  Approximately 34.2% of nonperforming assets is related to two loans with one commercial borrower totaling $2,617 that was transferred into other real estate owned during the second quarter of 2008.  Both nonperforming loans and nonperforming assets at December 31, 2012 continue to be in various stages of resolution for which management believes such loans are adequately collateralized or otherwise appropriately considered in its determination of the adequacy of the allowance for loan losses.

While the allowance for loan losses decreased $439 from year-end 2011 due to lower general allocations, the ratio of the allowance for loan losses to total loans still increased to 1.24% at December 31, 2012, compared to 1.23% at December 31, 2011.  The effects of lower general allocations were completely offset by the effects of lower loan balances since year-end 2011.  Management believes that the allowance for loan losses at December 31, 2012 was adequate and reflected probable incurred losses in the loan portfolio.  There can be no assurance, however, that adjustments to the allowance for loan losses will not be required in the future.  Changes in the circumstances of particular borrowers, as well as adverse developments in the economy are factors that could change and make adjustments to the allowance for loan losses necessary.  Asset quality will continue to remain a key focus, as management continues to stress not just loan growth, but quality in loan underwriting as well.

DEPOSITS
Deposits are used as part of the Company’s liquidity management strategy to meet obligations for depositor withdrawals, to fund the borrowing needs of loan customers, and to fund ongoing operations.  Deposits, both interest- and noninterest-bearing, continue to be the most significant source of funds used by the Company to support earning assets.  The Company seeks to maintain a proper balance of core deposit relationships on hand while also utilizing various wholesale deposit sources, such as brokered and internet CD balances, as an alternative funding source to manage efficiently the net interest margin.  Deposits are influenced by changes in interest rates, economic conditions and competition from other banks.  The accompanying table VII shows the composition of total deposits as of December 31, 2012, 2011 and 2010.  Total deposits decreased $32,822, or 4.8%, to finish at $655,064 at December 31, 2012, mostly from lower time deposits.  This change in time deposits from year-end 2011 fits within management’s strategy of focusing on more “core” deposit balances that include interest-bearing demand, savings, money market and noninterest-bearing deposit balances. Core relationship deposits are considered by management as a primary source of the Bank’s liquidity. The Bank focuses on these kinds of deposit relationships with consumers from local markets who can maintain multiple accounts and services at the Bank. The Company views core deposits as the foundation of its long-term funding sources because it believes such core deposits are more stable and less sensitive to changing interest rates and other economic factors. As a result, the Bank’s core customer relationship strategy has resulted in a higher portion of its deposits being held in NOW, savings and money market accounts at December 31, 2012 than at December 31, 2011. This is combined with a lesser portion of deposits being held in brokered and retail time deposits at December 31, 2012 than at December 31, 2011. Furthermore, the Company’s core noninterest-bearing demand account balances increased from year-end 2011.

Due to the increased emphasis on core relationship deposits, time deposits represented 32.3% of total deposits at December 31, 2012 compared to 36.0% of total deposits December 31, 2011, a decrease of $35,869, or 14.5%.  With loan balances down 6.7% from year-end 2011, the Company has not needed to employ aggressive measures, such as offering higher rates, to attract customer investments in CD’s.  Furthermore, as market rates remain at low levels, the Company has seen the cost of its retail CD balances continue to reprice downward to reflect current deposit rates.  As a result, the Bank’s CD customers have been more likely to consider re-investing their matured CD balances into other short-term deposit products or with other institutions offering the most attractive rates.  This has led to an increased maturity runoff within its “customer relation” retail CD portfolio.  Furthermore, with the significant downturn in economic conditions, the Bank’s CD customers in general have experienced reduced funds available to deposit with structured terms, choosing to remain more liquid.  As a result, the Company has experienced a decrease within its retail CD balances, which were down $19,915 from year-end 2011.  The Company’s preference of core deposit funding sources has created a lesser reliance on wholesale funding deposits (i.e., brokered and internet CD issuances), which were also down $15,954 from year-end 2011.  The Company will continue to evaluate its use of brokered CD’s to manage interest rate risk associated with longer-term, fixed-rate loan demand.

Further decreases in the Company’s deposit balances came from money market accounts, which were down $8,449, or 5.5%, from year-end 2011. The decrease came largely from the Company’s Market Watch product. The Market Watch product is a limited transaction investment account with tiered rates that competes with current market rate offerings and serves as an alternative to certificates of deposit for some customers. With an added emphasis on further building and maintaining core deposit relationships, the Company has marketed several attractive incentive offerings in the past several years to draw customers to this particular product.  As the terms of these special incentive offerings have ended, the interest rates have adjusted down to current market rates, which has resulted in the decrease in Market Watch balances.

Partially offsetting the decreases in time deposits and money market account balances was growth in the Company’s interest-bearing NOW account balances, which increased $4,674, or 4.6%, during 2012.  This increase was largely driven by general increases in public fund account balances.  While the Company feels confident in the relationships it has with its public fund customers, these balances will continue to experience larger fluctuations than other deposit account relationships due to the nature of the account activity. Larger public fund balance fluctuations are, at times, seasonal and can be predicted while most other large fluctuations are outside of management’s control. The Company values these public fund relationships it has secured and will continue to market and service these accounts to maintain its long-term relationships.

Also partially offsetting overall deposit decreases was growth in the Company’s savings account balances, which increased $5,439, or 11.6%, from year-end 2011, coming primarily from the statement savings product.  As CD market rates continue to adjust downward, the spread between a short-term CD rate and a statement savings rate has become small enough for the customer to invest balances into a more liquid statement savings account, perhaps hoping for rising rates in the near future.

The Company’s interest-free funding source, noninterest-bearing demand deposits, also was up during 2012, increasing $1,383, or 1.0%, from year-end 2011.  Decreases within the Company’s business checking accounts from year-end 2011 were completely offset by growth in the Company’s other noninterest-bearing products, particularly those offering incentive rewards to customers.

The Company will continue to experience increased competition for deposits in its market areas that could challenge growth within its core deposit products.  The Company will continue to emphasize growth in its core deposit relationships during 2013, reflecting the Company’s efforts to reduce its reliance on higher cost funding and improving net interest income.

OTHER BORROWED FUNDS
The Company also accesses other funding sources, including short-term and long-term borrowings, to fund potential asset growth and satisfy short-term liquidity needs. Other borrowed funds consist primarily of Federal Home Loan Bank (“FHLB”) advances and promissory notes. During 2012, other borrowed funds were down $6,011, or 29.6%, from year-end 2011. This was primarily due to the Company’s strategy to prepay three higher-costing FHLB advances totaling $5,689.  The three FHLB advances were paid off in December 2012 with interest rate costs ranging from 2.2% to 3.4%.  A prepayment penalty of $203 was recorded into other noninterest expense as part of this early extinguishment.  Management’s intent was to accelerate the interest expense on these higher-costing FHLB advances into 2012 to further reduce interest expense and promote net interest margin improvement in 2013.  With net loan demand continuing on a declining pace during 2012, management will consider the use of its core deposit growth and retained deposit proceeds from the first quarter’s seasonal tax activity to repay FHLB borrowings, as necessary. While deposits continue to be the primary source of funding for growth in earning assets, management will continue to utilize various wholesale borrowings to help manage interest rate sensitivity and liquidity.

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

CAPITAL RESOURCES
The Company maintains a capital level that exceeds regulatory requirements as a margin of safety for its depositors. As detailed in Note N to the financial statements at December 31, 2012, the Bank’s capital exceeded the requirements to be deemed “well capitalized” under applicable prompt corrective action regulations.  Total shareholders' equity at December 31, 2012 of $75,820 was up $3,977, or 5.5%, as compared to the balance of $71,843 at December 31, 2011. Contributing most to this increase was year-to-date net income of $7,052, partially offset by cash dividends paid of $4,393, or $1.09 per share.

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

    The estimated percentage change in net interest income due to a change in interest rates was within the policy guidelines established by the Board.  With the historical low interest rate environment, management generally has been focused on limiting the duration of assets, while trying to extend the duration of our funding sources to the extent customer preferences will permit us to do so.  At December 31, 2012, the interest rate risk profile reflects a liability sensitive position, which produces lower net interest income due to an increase in interest rates.  In a declining rate environment, net interest income decreases due to the interest rate on many deposit accounts not being able to adjust downward.  With interest rates so low, deposit accounts are perceived to be at or near an interest rate floor.  Overall, management is comfortable with the current interest rate risk profile which reflects minimal exposure to interest rate changes.

Liquidity relates to the Company's ability to meet the cash demands and credit needs of its customers and is provided by the ability to readily convert assets to cash and raise funds in the market place. Total cash and cash equivalents, held to maturity securities maturing within one year and available for sale securities, totaling $140,616, represented 18.3% of total assets at December 31, 2012. In addition, the FHLB offers advances to the Bank, which further enhances the Bank's ability to meet liquidity demands. At December 31, 2012, the Bank could borrow an additional $161,328 from the FHLB, of which $95,000 could be used for short-term, cash management advances. Furthermore, the Bank has established a borrowing line with the Federal Reserve. At December 31, 2012, this line had total availability of $41,317. Lastly, the Bank also has the ability to purchase federal funds from a correspondent bank. For further cash flow information, see the condensed consolidated statement of cash flows.  Management does not rely on any single source of liquidity and monitors the level of liquidity based on many factors affecting the Company’s financial condition.

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

Consumer loans are comprised of loans to individuals secured by automobiles, open-end home equity loans and other loans to individuals for household, family, and other personal expenditures, both secured and unsecured.  These loans typically have maturities of 5 years or less with repayment dependent on individual wages and income.  The risk of loss on consumer loans is elevated as the collateral securing these loans, if any, rapidly depreciate in value or may be worthless and/or difficult to locate if repossession is necessary.  During the last several years, one of the most significant portions of the Company’s net loan charge-offs have been from consumer loans.  Nevertheless, the Company has allocated the highest percentage of its allowance for loan losses as a percentage of loans to the other identified loan portfolio segments due to the larger dollar balances associated with such portfolios.

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

FORWARD LOOKING STATEMENTS
Except for the historical statements and discussions contained herein, statements contained in this report constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 and as defined in the Private Securities Litigation Reform Act of 1995.  Such statements are often, but not always, identified by the use of such words as "believes," "anticipates," "expects," and similar expressions.  Such statements involve various important assumptions, risks, uncertainties, and other factors, many of which are beyond our control that could cause actual results to differ materially from those expressed in such forward looking statements.  These factors include, but are not limited to:  changes in political, economic or other factors such as inflation rates, recessionary or expansive trends, taxes, the effects of implementation of the Budget Control Act of 2011 and the American Taxpayer Relief Act of 2012 and the continuing economic uncertainty in various parts of the world; competitive pressures; fluctuations in interest rates; the level of defaults and prepayment on loans made by the Company; unanticipated litigation, claims, or assessments; fluctuations in the cost of obtaining funds to make loans; and regulatory changes.  Additional detailed information concerning a number of important factors which could cause actual results to differ materially from the forward-looking statements contained in management’s discussion and analysis is available in the Company’s filings with the Securities and Exchange Commission, under the Securities Exchange Act of 1934, including the disclosure under the heading “Item 1A. Risk Factors” of Part 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012. Readers are cautioned not to place undue reliance on such forward looking statements, which speak only as of the date hereof.  The Company undertakes no obligation and disclaims any intention to republish revised or updated forward looking statements, whether as a result of new information, unanticipated future events or otherwise.

CONSOLIDATED AVERAGE BALANCE SHEET & ANALYSIS OF NET INTEREST INCOME
Table I
(dollars in thousands)	December 31
	2012			2011			2010
	Average Balance	Income/ Expense	Yield/ Average	Average Balance	Income/ Expense	Yield/ Average	Average Balance	Income/ Expense	Yield/ Average
Assets
Interest-earning assets:
Interest-bearing balances with banks	$81,387	$195	0.24%	$67,947	$163	0.24%	$43,450	$93	0.21%
Securities:
Taxable	104,178	1,887	1.81	102,740	2,043	1.99	93,846	2,462	2.62
Tax exempt	16,848	882	5.24	14,997	849	5.66	11,678	735	6.30
Loans	570,166	36,494	6.40	625,603	41,414	6.62	653,557	43,617	6.67
Total interest-earning assets	772,579	39,458	5.11%	811,287	44,469	5.48%	802,531	46,907	5.85%

Noninterest-earning assets:
Cash and due from banks	10,777			9,855			8,836
Other nonearning assets	47,249			44,957			46,057
Allowance for loan losses	(8,032)			(8,082)			(8,722)
Total noninterest-earning assets	49,994			46,730			46,171
Total assets	$822,573			$858,017			$848,702

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
NOW accounts	$109,206	$1,114	1.02%	$104,937	$1,393	1.33%	$100,054	$1,428	1.43%
Savings and Money Market	203,000	597	0.29	196,312	1,317	0.67	164,297	1,582	0.96
Time deposits	228,917	3,353	1.46	281,864	5,726	2.03	327,330	8,043	2.46
Other borrowed money	20,038	493	2.46	43,475	644	1.48	63,631	1,405	2.21
Subordinated debentures	13,500	789	5.85	13,500	1,089	8.07	13,500	1,089	8.07
Total int.-bearing liabilities	574,661	6,346	1.11%	640,088	10,169	1.59%	668,812	13,547	2.03%

Noninterest-bearing liabilities:
Demand deposit accounts	163,988			137,823			102,164
Other liabilities	9,893			10,240			10,120
Total noninterest-bearing liabilities	173,881			148,063			112,284

Shareholders’ equity	74,031			69,866			67,606
Total liabilities and shareholders’ equity	$822,573			$858,017			$848,702

Net interest earnings		$33,112			$34,300			$33,360
Net interest earnings as a percent of interest-earning assets			4.29%			4.23%			4.16%
Net interest rate spread			4.00%			3.89%			3.82%
Average interest-bearing liabilities to average earning assets			74.38%			78.90%			83.34%

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

RATE VOLUME ANALYSIS OF CHANGES IN INTEREST INCOME & EXPENSE

Table II
(dollars in thousands)	2012			2011
	Increase (Decrease) From Previous Year Due to			Increase (Decrease) From Previous Year Due to
	Volume	Yield/Rate	Total	Volume	Yield/Rate	Total
Interest income
Interest-bearing balances with banks	$32	$-	$32	$57	$13	$70
Securities:
Taxable	29	(185)	(156)	217	(636)	(419)
Tax exempt	100	(67)	33	194	(80)	114
Loans	(3,581)	(1,339)	(4,920)	(1,853)	(350)	(2,203)
Total interest income	(3,420)	(1,591)	(5,011)	(1,385)	(1,053)	(2,438)

Interest expense
NOW accounts	55	(334)	(279)	68	(103)	(35)
Savings and Money Market	43	(763)	(720)	272	(537)	(265)
Time deposits	(955)	(1,418)	(2,373)	(1,031)	(1,286)	(2,317)
Other borrowed money	(450)	299	(151)	(396)	(365)	(761)
Subordinated debentures	-	(300)	(300)	-	-	-
Total interest expense	(1,307)	(2,516)	(3,823)	(1,087)	(2,291)	(3,378)
Net interest earnings	$(2,113)	$925	$(1,188)	$(298)	$1,238	$940

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

SECURITIES
Table III
	MATURING
as of December 31, 2012	Within One Year		After One but Within Five Years		After Five but Within Ten Years		After Ten Years
(dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

U.S. Government sponsored entity securities	$-	-	$1,012	0.70%	$-	-	$-	-
Obligations of states and political subdivisions	-	-	4,610	4.65%	11,357	3.33%	8,640	4.82%
Agency mortgage-backed securities, residential	365	5.06%	75,184	3.46%	18,421	2.88%	-	-
Total securities	$365	5.06%	$80,806	3.49%	$29,778	3.05%	$8,640	4.82%

Tax-equivalent adjustments have been made in calculating yields on obligations of states and political subdivisions using a 34% rate. Weighted average yields are calculated on the basis of the cost and effective yields weighted for the scheduled maturity of each security. Mortgage-backed securities, which have prepayment provisions, are assigned to a maturity category based on estimated average lives. Securities are shown at their fair values, which include the market value adjustments for available for sale securities.

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
Table IV
(dollars in thousands)	Years Ended December 31

	2012	2011	2010	2009	2008
Commercial loans(1)	$4,729	$4,129	$6,936	$5,777	$5,898
Percentage of loans to total loans	41.60%	42.22%	43.96%	42.68%	39.78%

Residential real estate loans	1,329	1,860	993	822	806
Percentage of loans to total loans	40.49%	39.86%	36.94%	37.30%	40.09%

Consumer loans(2)	847	1,355	1,457	1,599	1,095
Percentage of loans to total loans	17.91%	17.92%	19.10%	20.02%	20.13%

Allowance for Loan Losses	$6,905	$7,344	$9,386	$8,198	$7,799
	100.00%	100.00%	100.00%	100.00%	100.00%
Ratio of net charge-offs to average loans	.35%	1.11%	.72%	.44%	.42%

The above allocation is based on estimates and subjective judgments and is not necessarily indicative of the specific amounts or loan categories in which losses may ultimately occur.

(1) Includes commercial and industrial and commercial real estate loans.
(2) Includes automobile, home equity and other consumer loans.

SUMMARY OF NONPERFORMING AND PAST DUE LOANS
Table V
(dollars in thousands)	At December 31

	2012	2011	2010	2009	2008
Impaired loans	$17,401	$11,572	$23,106	$27,644	$21,153
Past due 90 days or more and still accruing	359	459	1,714	1,639	1,878
Nonaccrual	3,626	2,678	3,295	3,619	3,396
Accruing loans past due 90 days or more to total loans	.06%	.08%	.27%	.25%	.30%
Nonaccrual loans as a % of total loans	.65%	.45%	.51%	.56%	.54%
Impaired loans as a % of total loans	3.12%	1.93%	3.60%	4.24%	3.36%
Allowance for loan losses as a % of total loans	1.24%	1.23%	1.46%	1.26%	1.24%

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

MATURITY AND REPRICING DATA OF LOANS
Table VI
(dollars in thousands)	MATURING / REPRICING
	Within One Year	After One but Within Five Years	After Five Years	Total
Residential real estate loans	$35,696	$54,999	$135,327	$226,022
Commercial loans(1)	120,716	91,494	20,039	232,249
Consumer loans(2)	34,565	48,974	16,478	100,017
Total loans	$190,977	$195,467	$171,844	$558,288

Loans maturing or repricing after one year with:
Variable interest rates	$124,727
Fixed interest rates	242,584
Total	$367,311

(1) Includes commercial and industrial and commercial real estate loans.
(2) Includes automobile, home equity and other consumer loans.

DEPOSITS
Table VII
	as of December 31
(dollars in thousands)	2012	2011	2010
Interest-bearing deposits:
NOW accounts	$106,581	$101,907	$101,833
Money Market	144,831	153,280	149,165
Savings accounts	52,231	46,792	42,751
IRA accounts	47,401	49,024	49,429
Certificates of Deposit	164,494	198,740	259,654
	515,538	549,743	602,832
Noninterest-bearing deposits:
Demand deposits	139,526	138,143	91,949
Total deposits	$655,064	$687,886	$694,781

INTEREST RATE SENSITIVITY TABLE VIII

Change in Interest Rates Basis Points	December 31, 2012 % Change in Net Interest Income	December 31, 2011 % Change in Net Interest Income

+300	(3.20%)	(2.89%)
+200	(1.87%)	(1.75%)
+100	(.80%)	(.76%)
-100	(2.32%)	(2.36%)

CONTRACTUAL OBLIGATIONS
Table IX
	Payments Due In

(dollars in thousands)	Note Reference	One Year or Less	One to Three Years	Three to Five Years	Over Five Years	Total
Deposits without a stated maturity	E	$443,169	$-	$-	$-	$443,169
Consumer and brokered time deposits	E	119,568	82,044	9,485	798	211,895
Other borrowed funds	G	3,238	3,831	1,875	5,341	14,285
Subordinated debentures	H	-	-	-	13,500	13,500
Lease obligations	D	452	506	282	-	1,240

KEY RATIOS
Table X
	2012	2011	2010	2009	2008

Return on average assets	.86%	.68%	.60%	.81%	.91%
Return on average equity	9.53%	8.35%	7.54%	10.23%	11.62%
Dividend payout ratio	62.29%	57.59%	65.67%	47.95%	42.94%
Average equity to average assets	9.00%	8.14%	7.97%	7.93%	7.84%