Form 10-K, Exhibit 13
period 2013-12-31
OHIO VALLEY BANC CORP
filed 2014-03-17
CIK 894671

Ohio Valley Banc Corp.
Annual Report 2013

It’s About
#CommunityFirst

Rocking the Boat
Ohio Valley Bank bankers took 2013 to “test the waters” and push beyond the limitations of traditional community banks by taking on ambitious projects from the creation of OVB’s first iPad app to laying the groundwork for on-site instant issuing of debit cards. And quite literally, Team OVB rocked the very real boat (above) winning first place in several heats of Point Pleasant’s first annual Dragon Boat races.

Ohio Valley Banc Corp. commenced operations October 23, 1992, as a one-bank holding company with The Ohio Valley Bank Company being the wholly-owned subsidiary, an FDIC insured, state chartered bank established in 1872. In 1996, The Banc Corp. opened a consumer finance company operating under the name of Loan Central, Inc.

Today, two of the strongest financial brands in the region, Ohio Valley Bank and Loan Central continue to deliver progressive services and friendly convenience to its communities in southern Ohio and western West Virginia.

A Message from Management

Dear Shareholders & Friends of our Valued Communities,

Looking at things a different way.

That’s the phrase that immediately comes to mind when describing 2013. Changing primary federal regulators, advancing technology, and the beginnings of a company-wide culture shift were key contributors to another successful year for OVBC.

For the year, net income totaled $8,112,000, a 15.0 percent increase from net income of $7,052,000 for the year ended December 31, 2012. Earnings per share were $2.00 for 2013 versus $1.75 for 2012, an increase of 14.3 percent. Return on average assets and return on average equity were 1.04 percent and 10.40 percent, respectively, for the year ended 2013, compared to .86 percent and 9.53 percent, respectively, for the same period in the prior year.

In May, Ohio Valley Bank joined the Federal Reserve System. This membership opens up the opportunity for Ohio Valley Bank to have a more active role in our nation's banking system through the election of the Cleveland Fed directors, stock held in the regional Federal Reserve Bank, and a transition to the Federal Reserve as OVB’s primary federal regulator.

We thank you for your support in creating this success, and thank all those that came before. As you are aware, in early 2013, the Ohio Valley Bank family was saddened by the sudden loss of Director Roger Williams. Mr. Williams served your company well by offering whole-heartedly his wealth of marketing and product line experience gained from his many years with Bob Evans Farms. He challenged us to look at things in a different way, and we will forever be grateful. We believe Mr. Williams would be proud of what our employees achieved in 2013 in the areas of technology and community.

While Loan Central launched the finance company’s very first website, ww.myloancentral.com, and social media presences, Ohio Valley Bank gave its website and mobile banking site a head-to-toe makeover. The Bank thrilled customers with the unveiling of its very first iPad app and the new real-time ability to block lost or stolen debit cards via convenient OVB Line telephone banking.

Perhaps the most creative technology introduced this year related to financial literacy. When a child makes a deposit to his or her savings account at OVB, the young saver now receives a secret code that can be used to open the virtual online “vault” for special superhero-themed financial literacy content like online comic books, unaired cartoon episodes, games, and more. Conceived by Ohio Valley Bank and developed by Norm Hill Entertainment, the secret vault puts an exciting twist on traditional saving for our next generation of bank customers.

Beyond technology, our employees embraced Ohio Valley Bank’s Community First mission in 2013 with the pilot launch of Gallia First. OVB plans to spearhead similar grassroots programs in its other communities in the next year. The movement’s most successful endeavor, Buy Day Friday, brought groups of OVB employees into small businesses to flood them with shoppers every second Friday of the month.

Pictured Top to Bottom:

Buy Day Friday shopping excursions at Jividen’s Customs; Wiseman pictured with store owner Kim Jividen.

Donation to bring Columbus Zoo exhibit to Gallia Emancipation Celebration; Smith presenting check to Celebration volunteers Andy Gilmore and Jessie Payne.

Buy Day Friday shopping excursion at Coach’s Corner. OVB’s Jennifer Osborne and Wiseman congratulate Jan Bergdoll.

Wahama High School fans cheered as OVB presented this donation for their bleacher project.  OVB’s Wiseman, Katrinka Hart, and Linda Brewer presented the check with Mario Liberatore and Frieda Greathouse.

You may have also noticed a change in the overall feeling at your local office. Our employees are ready for a new day at OVB. Our newest project, Utopia, was implemented in 2013 as a way to empower employees to make real change in our company. Most likely, you have seen some of the early results such as an increase in volunteerism in our communities through our Impact Days. In 2013, our employees volunteered over 932 hours in their communities through the program. We expect that number to double in 2014.

For all this, we must never forget to thank you, our shareholders, for your loyal support. We invite you to review this report of our work from 2013 and to join us for the Annual Meeting of Shareholders on May 14, 2014. Thank you for your commitment to the success of OVBC.

Sincerely,

/s/	Jeffrey E. Smith	/s/	Thomas E. Wiseman
	Jeffrey E. Smith		Thomas E. Wiseman
	Chairman of the Board		President and CEO
	Ohio Valley Banc Corp.		Ohio Valley Banc Corp.

2013 also marked the 15th Anniversary of OVB’s Gallipolis Walmart office, the only bank in the region open 8 a.m. to 8 p.m. every day.

Building Better Communities

Ohio Valley Bank and Loan Central are committed to Community First. To us, the mission is more than handing over a donation check. Our bankers are getting their hands dirty and affecting real, positive change in our neighborhoods.

Pictured in the printed report: Tami LeMaster, Carla Mink, Angie Kinnaird, Raymond Polcyn, and Allen Elliott re-enact their day of cleaning, fixing, and painting at Field of Hope, a Christian-based rehabilitation center in Gallia County, Ohio, created from the long vacant North Gallia High School building. These bankers along with Brenda Henson and Frank Davison, made a real difference by cleaning out multiple truckloads of debris from the premises.

IMPACT Report

932.5 hours
equivalent to 113.4 Work Days
spent in Community Service in 2013

Over $200,000
donated in 2013 to local charities by
Ohio Valley Bank and Loan Central

$13,288
personally donated to local charities by
our employees through the
OVBC Employee Community Fund

Nearly 900
youth reached through OVB’s
engaging financial literacy programs
during the 2012-2013 academic year
and 2013 summer programming.

Over $1,000
spent at local restaurants
through OVB’s Buy Day Friday program
(2013 was the pilot year)

Serving a Need

OVB’s Kayla Mollohan, Stephanie Dixon, Claudette Williamson, and Jamie Stapleton take time out of their work day to help sort the 453 pounds of canned food and a 22 lb. turkey gathered by the OVB Mini Bank and OVB offices inside Gallipolis Foodland and Walmart and donated to the Vinton Baptist Food Pantry.  After they finished sorting, the team from OVB stocked the pantry, and then helped prepare and serve the Food Pantry’s Community Thanksgiving Dinner.

Photo taken by Jeannie Mollohan.
Also pictured are Pantry volunteers Dave West and Arnold Weaver.

OHIO VALLEY BANK	Ohio Valley Bank ATMs can be found at each office and also at these convenient locations.

Gallipolis, Ohio	Red’s Truck Center, Kerr Road, Bidwell, Ohio
Main Office - 420 Third Ave.
Mini Bank - 437 Fourth Ave.	Sav-a-Lot, State Rt. 160, Bidwell, Ohio
Inside Foodland - 236 Second Ave.
Inside Walmart - 2145 Eastern Ave.	Gallia Academy, 2855 Centenary Road, Gallipolis, Ohio
Jackson Pike - 3035 State Route 160
Inside Holzer - 100 Jackson Pike	Gallipolis Justice Center, 518 Second Ave., Gallipolis, Ohio
Loan Office - Walmart Plaza, 2145 Eastern Ave.
Gallia Co. Courthouse, 18 Locust St., Gallipolis, Ohio
Jackson, Ohio
740 East Main St.	Holzer Medical Center Cafeteria, 100 Jackson Pike, Gallipolis, Ohio

Pomeroy, Ohio	Holzer Clinic, 280 Pattonsville Road, Jackson, Ohio
Inside Sav-a-Lot - 700 W. Main St.
Foodland, 409 N. Front Street, Oak Hill, Ohio
Rio Grande, Ohio
27 North College Ave.	JC’s Marathon, 77 State Rte. 325, Rio Grande, Ohio

South Point, Ohio	Clark’s Pump N Shop Marathon, SR 817 & Hurricane Creek Rd.,
Inside Walmart - 354 Private Drive	Fraziers Bottom, WV

Waverly, Ohio	Sunoco Foodmart, 3175 Route 60 E., Huntington, WV
507 West Emmitt Ave.
Pleasant Valley Hospital, 2520 Valley Drive, Point Pleasant, WV
Huntington, West Virginia
3331 U.S. Route 60 East	Mason Co. Courthouse, 200 6th Street, Point Pleasant, WV

Milton, West Virginia	See our Intelli-Deposit ATM inside the Gallipolis Walmart where
280 East Main St.	you can make a deposit without a deposit slip!

Point Pleasant, West Virginia
328 Viand St.

Web Branch
www.ovbc.com or www.ohiovalleybank.com

*Coming Soon*
State Route 60
Barboursville, West Virginia

LOAN CENTRAL

Chillicothe, Ohio
1080 N. Bridge Street, Unit 43

Gallipolis, Ohio
2145 Eastern Avenue

Jackson, Ohio
345 Main Street

Ironton, Ohio
710 Park Avenue

South Point, Ohio
348 County Road 410

Waverly, Ohio
505 West Emmitt Avenue

Wheelersburg, Ohio
326 Center Street

OVBC OFFICERS

Jeffrey E. Smith, Chairman of the Board
Thomas E. Wiseman, President and Chief Executive Officer
E. Richard Mahan, Senior Vice President, Special Assets
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

Brent A. Saunders
Attorney, Halliday, Sheets & Saunders
President & CEO, Holzer Consolidated Health Systems
healthcare

Harold A. Howe
Self-employed, Real Estate Investment and Rental Property

OHIO VALLEY BANK DIRECTORS

Jeffrey E. Smith	Harold A. Howe
Thomas E. Wiseman	Steven B. Chapman
David W. Thomas	Anna P. Barnitz
Lannes C. Williamson	Brent A. Saunders

DIRECTORS EMERITUS

W. Lowell Call	Charles C. Lanham
James L. Dailey	Barney A. Molnar
Robert E. Daniel	C. Leon Saunders
Art E. Hartley, Sr.	Wendell B. Thomas

WEST VIRGINIA ADVISORY BOARD

Mario P. Liberatore	Lannes C. Williamson
Anna P. Barnitz	Stephen L. Johnson
Richard L. Handley	E. Allen Bell
Gregory K. Hartley	John A. Myers
Trenton M. Stover

GenNEXT ADVISORY BOARD

Anthony W. Staley	Taryn D. Strawser
W. Graham Woodyard	Heidi J. Wood
Bryan L. Minear	Mark A. Crawford
Rheadon L. Remy	Jodie L. McCalla
Benjamin M. Sandy

OHIO VALLEY BANK OFFICERS

Jeffrey E. Smith	Chairman of the Board
Thomas E. Wiseman	President and Chief Executive Officer
E. Richard Mahan	Executive Vice President, Special Assets
Larry E. Miller, II	Executive Vice President & Secretary
Katrinka V. Hart	Executive Vice President & Chief Lending Officer
Mario P. Liberatore	President, Ohio Valley Bank West Virginia

SENIOR VICE PRESIDENTS
Jennifer L. Osborne	Retail Lending Group
Tom R. Shepherd	Chief Deposit Officer
Scott W. Shockey	Chief Financial Officer
Bryan F. Stepp	Chief Credit Officer
Frank W. Davison	Financial Bank Group
Bryan W. Martin	Administrative Services/Human Resources
David K. Nadler	Chief Risk Officer

VICE PRESIDENTS
Richard D. Scott	Trust
Patrick H. Tackett	Corporate Banking
Marilyn E. Kearns	Director of Human Resources
Fred K. Mavis	Business Development Officer
Rick A. Swain	Western Division Branch Manager
Bryna S. Butler	Market & E-Strategies Officer
Tamela D. LeMaster	Branch Administration/CRM
Christopher L. Preston	Branch Administration/Business Development
Gregory A. Phillips	Retail Lending

ASSISTANT VICE PRESIDENTS
Melissa P. Mason	Trust Officer
Diana L. Parks	Internal Auditor
Christopher S. Petro	Comptroller
Linda L. Plymale	Transit Officer
Kimberly R. Williams	Systems Officer
Deborah A. Carhart	Shareholder Relations
Pamela D. Edwards	Special Assets
Paula W. Clay	Assistant Secretary
Cindy H. Johnston	Assistant Secretary
Kyla R. Carpenter	Director of Marketing
Toby M. Mannering	Collection Manager
Joe J. Wyant	Region Manager Jackson County
Allen W. Elliott	Bank Card Manager
Brenda G. Henson	Manager Deposit Services
Gabriel U. Stewart	Chief Information Security Officer
Randall L. Hammond	Security Officer/Loss Prevention
Barbara A. Patrick	BSA Officer/Loss Prevention
Richard P. Speirs	Facilities/Technical Manager and
Director of Administrative Services
E. Kate Cox	Regional Branch Administrator
John A. Anderson	Corporate Banking Operations Manager
Lori A. Edwards	Secondary Market Manager
Raymond G. Polcyn	Manager of Loan Production Office
Stephanie L. Stover	Retail Lending Operations Manager
Shawn R. Siders	Senior Credit Analyst
Brandon O. Huff	AS400 Administrator
Jay D. Miller	Business Development Officer

ASSISTANT CASHIERS
Lois J. Scherer	Assistant Transit Officer
Angela S. Kinnaird	Sales and Support Manager for Deposit Services
Linda K. Roe	Employee Development Manager
Anita M. Good	Regional Branch Manager
Glenn P. Arrowood II	Manager of Indirect Lending
Shelly N. Boothe	Holzer Business Development & Sr. Personal Banker
Michelle L. Hammond	Retail Lending Operations Supervisor
Patricia G. Hapney	Retail Lending & Personal Banker
Anthony W. Staley	Director of Product Development

LOAN CENTRAL OFFICERS

Larry E. Miller II	Chairman of the Board
Cherie A. Elliott	President
Timothy R. Brumfield	Vice President & Secretary
Manager, Gallipolis Office
T. Joe Wilson	Manager, South Point Office
Joseph I. Jones	Manager, Waverly Office
John J. Holtzapfel	Manager, Wheelersburg Office
Deborah G. Moore	Manager, Jackson Office
Gregory G. Kauffman	Manager, Chillicothe Office

OHIO VALLEY BANC CORP.
Symbol: OVBC
Email: investorrelations@ovbc.com
www.ovbc.com

SELECTED FINANCIAL DATA

	Years Ended December 31
	2013	2012	2011	2010	2009
(dollars in thousands, except share and per share data)

SUMMARY OF OPERATIONS:

Total interest income	$35,958	$39,001	$44,040	$46,514	$47,623
Total interest expense	3,573	6,346	10,169	13,547	16,932
Net interest income	32,385	32,655	33,871	32,967	30,691
Provision for loan losses	477	1,583	4,896	5,871	3,212
Total other income	8,518	8,483	7,222	6,154	7,598
Total other expenses	29,375	29,741	28,299	26,643	26,160
Income before income taxes	11,051	9,814	7,898	6,607	8,917
Income taxes	2,939	2,762	2,063	1,511	2,272
Net income	8,112	7,052	5,835	5,096	6,645

PER SHARE DATA:

Earnings per share	$2.00	$1.75	$1.46	$1.28	$1.67
Cash dividends declared per share	$0.73	$1.09	$0.84	$0.84	$.80
Book value per share	$19.62	$18.66	$17.84	$17.03	$16.70
Weighted average number of common shares outstanding	4,064,083	4,030,322	4,001,435	3,984,229	3,983,034

AVERAGE BALANCE SUMMARY:

Total loans	$555,314	$570,166	$625,603	$653,557	$641,878
Securities(1)	175,809	202,413	185,684	148,974	134,117
Deposits	664,061	705,111	720,936	693,845	652,453
Other borrowed funds(2)	26,572	33,538	56,975	77,131	89,945
Shareholders’ equity	77,989	74,031	69,866	67,606	64,941
Total assets	779,113	822,573	858,017	848,702	818,952

PERIOD END BALANCES:

Total loans	$566,319	$558,288	$598,308	$641,322	$651,356
Securities(1)	133,173	159,791	157,515	165,070	113,307
Deposits	628,877	655,064	687,886	694,781	647,644
Shareholders’ equity	80,419	75,820	71,843	68,128	66,521
Total assets	747,368	769,223	804,177	851,514	811,988

KEY RATIOS:

Return on average assets	1.04%	0.86%	0.68%	0.60%	0.81%
Return on average equity	10.40%	9.53%	8.35%	7.54%	10.23%
Dividend payout ratio	36.56%	62.29%	57.59%	65.67%	47.95%
Average equity to average assets	10.01%	9.00%	8.14%	7.97%	7.93%

(1) Securities include interest-bearing deposits with banks and FHLB and FRB stock.
(2) Other borrowed funds include subordinated debentures

Consolidated Statements of Condition

	As of December 31
	2013	2012
(dollars in thousands, except share and per share data)

Assets

Cash and noninterest-bearing deposits with banks	$9,841	$10,617
Interest-bearing deposits with banks	18,503	35,034
Total cash and cash equivalents	28,344	45,651

Securities available for sale	84,068	94,965
Securities held to maturity (estimated fair value: 2013 - $22,984; 2012 - $24,624)	22,826	23,511
Federal Home Loan Bank and Federal Reserve Bank stock	7,776	6,281

Total loans	566,319	558,288
Less: Allowance for loan losses	(6,155)	(6,905)
Net loans	560,164	551,383

Premises and equipment, net	9,005	8,680
Other real estate owned	1,354	3,667
Accrued interest receivable	1,901	2,057
Goodwill	1,267	1,267
Bank owned life insurance and annuity assets	24,940	25,056
Other assets	5,723	6,705
Total assets	$747,368	$769,223

Liabilities

Noninterest-bearing deposits	$149,823	$139,526
Interest-bearing deposits	479,054	515,538
Total deposits	628,877	655,064

Other borrowed funds	18,748	14,285
Subordinated debentures	8,500	13,500
Accrued liabilities	10,824	10,554
Total liabilities	666,949	693,403

Commitments and Contingent Liabilities (See Note J)	-	-

Shareholders’ Equity

Common stock ($1.00 stated value per share, 10,000,000 shares authorized; 2013 - 4,758,492 shares issued; 2012 - 4,721,943 shares issued)	4,758	4,722
Additional paid-in capital	34,883	34,109
Retained earnings	56,241	51,094
Accumulated other comprehensive income	249	1,607
Treasury stock, at cost (659,739 shares)	(15,712)	(15,712)
Total shareholders’ equity	80,419	75,820
Total liabilities and shareholders’ equity	$747,368	$769,223

See accompanying notes to consolidated financial statements

Consolidated Statements of Income

For the years ended December 31	2013	2012	2011
(dollars in thousands, except per share data)

Interest and dividend income:
Loans, including fees	$33,592	$36,329	$41,263
Securities:
Taxable	1,339	1,608	1,776
Tax exempt	570	590	571
Dividends	322	279	267
Other interest	135	195	163
	35,958	39,001	44,040
Interest expense:
Deposits	2,917	5,064	8,436
Other borrowed funds	391	493	644
Subordinated debentures	265	789	1,089
	3,573	6,346	10,169
Net interest income	32,385	32,655	33,871
Provision for loan losses	477	1,583	4,896
Net interest income after provision for loan losses	31,908	31,072	28,975

Noninterest income:
Service charges on deposit accounts	1,802	1,831	2,218
Trust fees	210	199	215
Income from bank owned life insurance and annuity assets	1,176	782	725
Mortgage banking income	506	626	386
Electronic refund check / deposit fees	2,556	2,289	2,559
Debit/credit card interchange income	1,963	1,700	1,387
Loss on other real estate owned	(692)	(150)	(1,224)
Other	997	1,206	956
	8,518	8,483	7,222
Noninterest expense:
Salaries and employee benefits	17,570	17,418	16,650
Occupancy	1,573	1,565	1,585
Furniture and equipment	902	954	1,143
Corporation franchise tax	794	780	744
FDIC insurance	490	755	1,029
Data processing	1,052	1,021	891
Foreclosed assets	482	446	650
Other	6,512	6,802	5,607
	29,375	29,741	28,299
Income before income taxes	11,051	9,814	7,898
Provision for income taxes	2,939	2,762	2,063
NET INCOME	$8,112	$7,052	$5,835

Earnings per share	$2.00	$1.75	$1.46

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the years ended December 31	2013	2012	2011
(dollars in thousands)

NET INCOME	$8,112	$7,052	$5,835

Other comprehensive income (loss):
Change in unrealized gain (loss) on available for sale securities	(2,057)	979	1,127
Related tax (expense) benefit	699	(333)	(383)
Total other comprehensive income (loss), net of tax	(1,358)	646	744

Total comprehensive income	$6,754	$7,698	$6,579

See accompanying notes to consolidated financial statements

Consolidated Statements of Changes in Shareholders’ Equity

For the years ended December 31, 2013, 2012, and 2011
(dollars in thousands, except share and per share data)
	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Treasury Stock	Total Shareholders' Equity
Balances at January 1, 2011	$4,660	$33,003	$45,960	$217	$(15,712)	$68,128

Net income	-	-	5,835	-	-	5,835
Other comprehensive income (loss), net	-	-	-	744	-	744
Common stock issued to ESOP, 26,500 shares	26	470	-	-	-	496
Cash dividends, $.84 per share	-	-	(3,360)	-	-	(3,360)
Balances at December 31, 2011	4,686	33,473	48,435	961	(15,712)	71,843

Net income	-	-	7,052	-	-	7,052
Other comprehensive income (loss), net	-	-	-	646	-	646
Common stock issued to ESOP, 32,765 shares	33	584	-	-	-	617
Common stock issued through dividend reinvestment, 2,883 shares	3	52	-	-	-	55
Cash dividends, $1.09 per share	-	-	(4,393)	-	-	(4,393)
Balances at December 31, 2012	4,722	34,109	51,094	1,607	(15,712)	75,820

Net income	-	-	8,112	-	-	8,112
Other comprehensive income (loss), net	-	-	-	(1,358)	-	(1,358)
Common stock issued to ESOP, 28,634 shares	28	612	-	-	-	640
Common stock issued through dividend reinvestment, 7,915 shares	8	162	-	-	-	170
Cash dividends, $.73 per share	-	-	(2,965)	-	-	(2,965)
Balances at December 31, 2013	$4,758	$34,883	$56,241	$249	$(15,712)	$80,419

See accompanying notes to consolidated financial statements

Consolidated Statements of Cash Flows

For the years ended December 31	2013	2012	2011
(dollars in thousands)

Cash flows from operating activities:
Net income	$8,112	$7,052	$5,835
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	827	973	971
Net amortization of securities	1,436	1,483	1,059
Proceeds from sale of loans in secondary market	13,187	29,573	13,637
Loans disbursed for sale in secondary market	(12,681)	(28,947)	(13,251)
Amortization of mortgage servicing rights	118	179	121
(Recovery) impairment of mortgage servicing rights	(121)	(21)	(33)
Gain on sale of loans	(503)	(784)	(474)
Deferred tax (benefit) expense	144	(206)	340
Provision for loan losses	477	1,583	4,896
Common stock issued to ESOP	640	617	496
Earnings on bank owned life insurance and annuity assets	(724)	(782)	(725)
(Gain) loss on other real estate owned	115	(181)	(42)
Write-down of other real estate owned	577	331	1,266
Change in accrued interest receivable	156	815	(168)
Change in accrued liabilities	270	(98)	1,397
Change in other assets	1,128	(756)	857
Net cash provided by operating activities	13,158	10,831	16,182

Cash flows from investing activities:
Proceeds from maturities of securities available for sale	24,577	33,696	43,193
Purchases of securities available for sale	(17,105)	(43,436)	(43,007)
Proceeds from maturities of securities held to maturity	1,813	2,213	1,449
Purchases of securities held to maturity	(1,196)	(2,935)	(2,068)
Purchases of Federal Reserve Bank stock	(1,495)	-	-
Net change in loans	(9,572)	36,731	34,243
Proceeds from sale of other real estate owned	1,935	1,706	756
Purchases of premises and equipment	(1,152)	(437)	(449)
Proceeds from bank owned life insurance	1,249	-	-
Purchases of bank owned life insurance and annuity assets	-	(1,177)	(2,611)
Net cash provided by (used in) investing activities	(946)	26,361	31,506

Cash flows from financing activities:
Change in deposits	(26,187)	(32,822)	(6,895)
Proceeds from common stock through dividend reinvestment	170	55	-
Cash dividends	(2,965)	(4,393)	(3,360)
Change in securities sold under agreements to repurchase	-	-	(38,107)
Repayment of subordinated debentures	(5,000)	-	-
Proceeds from Federal Home Loan Bank borrowings	5,853	2,000	703
Repayment of Federal Home Loan Bank borrowings	(1,393)	(7,789)	(7,562)
Change in other short-term borrowings	3	(222)	(588)
Net cash used in financing activities	(29,519)	(43,171)	(55,809)

Cash and cash equivalents:
Change in cash and cash equivalents	(17,307)	(5,979)	(8,121)
Cash and cash equivalents at beginning of year	45,651	51,630	59,751
Cash and cash equivalents at end of year	$28,344	$45,651	$51,630

Supplemental disclosure:
Cash paid for interest	$4,158	$6,863	$10,875
Cash paid for income taxes	2,950	4,033	445
Transfers from loans to other real estate owned	314	1,267	1,833
Other real estate owned sales financed by the Bank	466	1,133	344

See accompanying notes to consolidated financial statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Amounts are in thousands, except share and per share data.

Note A - Summary of Significant Accounting Policies

Description of Business:  Ohio Valley Banc Corp. (”Ohio Valley”) is a financial holding company registered under the Bank Holding Company Act of 1956.  Ohio Valley has one banking subsidiary, The Ohio Valley Bank Company (the ”Bank”), as well as a subsidiary that engages in consumer lending to individuals with higher credit risk history, Loan Central, Inc., and a subsidiary insurance agency that facilitates the receipts of insurance commissions, Ohio Valley Financial Services Agency, LLC.  Ohio Valley and its subsidiaries are collectively referred to as the “Company.”

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

Federal Home Loan Bank (”FHLB”) and Federal Reserve Bank (“FRB”) Stock:  The Bank is a member of the FHLB system.  Additionally, the Bank is a member of the FRB system.  Members are required to own a certain amount of stock based on their level of borrowings and other factors and may invest in additional amounts.  FHLB stock and FRB stock are carried at cost, classified as restricted securities, and periodically evaluated for impairment based on ultimate recovery of par value.  Both cash and stock dividends are reported as income.

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

Notes to the Consolidated Financial Statements

Note A - Summary of Significant Accounting Policies (continued)

At December 31, 2013, there were no changes to the accounting policies or methodologies within any of the Company’s loan portfolio segments from the prior period.

Concentrations of Credit Risk:  The Company grants residential, consumer and commercial loans to customers located primarily in the southeastern Ohio and western West Virginia areas.

The following represents the composition of the Company’s loan portfolio as of December 31:

	% of Total Loans
	2013	2012
Residential real estate loans	37.79%	40.49%
Commercial real estate loans	32.79%	31.35%
Consumer loans	18.05%	17.91%
Commercial and industrial loans	11.37%	10.25%
	100.00%	100.00%

Approximately 5.13% of total loans were unsecured at December 31, 2013, up from 4.87% at December 31, 2012.

The Bank, in the normal course of its operations, conducts business with correspondent financial institutions. Balances in correspondent accounts, investments in federal funds, certificates of deposit and other short-term securities are closely monitored to ensure that prudent levels of credit and liquidity risks are maintained.  At December 31, 2013, the Bank’s primary correspondent balance was $17,877 on deposit at the Federal Reserve Bank, Cleveland, Ohio.

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

Foreclosed assets:  Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis.  These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense.  Operating costs after acquisition are expensed. Foreclosed assets totaled $1,354 and $3,667 at December 31, 2013 and 2012.

Goodwill:  Goodwill resulting from business combinations prior to January 1, 2009 represents the excess of the purchase price over the fair value of the net assets of businesses acquired.  Goodwill resulting from business combinations after January 1, 2009, is generally determined as the excess of the fair value of the consideration transferred, plus the fair value of any noncontrolling interests in the acquiree, over the fair value of the net assets acquired and liabilities assumed as of the acquisition date.  Goodwill acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but tested for impairment at least annually. The Company has selected December 31, 2013 as the date to perform the annual impairment test.  Goodwill is the only intangible asset with an indefinite life on our balance sheet.

Long-term Assets:  Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Mortgage Servicing Rights:  A mortgage servicing right (“MSR”) is a contractual agreement where the right to service a mortgage loan is sold by the original lender to another party. When the Company sells mortgage loans to the secondary market, it retains the servicing rights to these loans. The Company’s MSR is recognized separately when acquired through sales of loans and is initially recorded at fair value with the income statement effect recorded in mortgage banking income. Subsequently, the MSR is then amortized in proportion to and over the period of estimated future servicing income of the underlying loan. The MSR is then evaluated for impairment periodically based upon the fair value of the rights as compared to the carrying amount, with any impairment being recognized through a valuation allowance. Fair value of the MSR is based on market prices for comparable mortgage servicing contracts. Impairment is determined by stratifying rights into groupings based on predominant risk characteristics, such as interest rate, loan type and investor type.  If the Company later determines that all or a portion of the impairment no longer exists for a particular grouping, a reduction of the allowance may be

Notes to the Consolidated Financial Statements

Note A - Summary of Significant Accounting Policies (continued)

recorded as an increase to income.  At December 31, 2013 and 2012, the Company’s MSR asset portfolio was  $534 and $450, respectively.

Earnings Per Share:  Earnings per share is based on net income divided by the following weighted average number of common shares outstanding during the periods: 4,064,083 for 2013; 4,030,322 for 2012; 4,001,435 for 2011.  Ohio Valley had no dilutive securities outstanding for any period presented.

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

Restrictions on Cash:  Cash on hand or on deposit with a third-party correspondent and the Federal Reserve Bank of $19,268 and $37,964 was required to meet regulatory reserve and clearing requirements at year-end 2013 and 2012.  The balances on deposit with a third-party correspondent do not earn interest.

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

     At December 31, 2013 and 2012, the Company’s only derivatives on hand were interest rate swaps, which are classified as stand-alone derivatives.  See Note F for more specific disclosures related to interest rate swaps.

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

Reclassifications: The consolidated financial statements for 2012 and 2011 have been reclassified to conform with the presentation for 2013.  These reclassifications had no effect on the net results of operations or shareholders’ equity.

Notes to the Consolidated Financial Statements

Note B - Securities

The following table summarizes the amortized cost and fair value of securities available for sale and securities held to maturity at December 31, 2013 and 2012 and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) and gross unrecognized gains and losses:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Securities Available for Sale
December 31, 2013
U.S. Government sponsored entity securities	$9,028	$4	$(180)	$8,852
Agency mortgage-backed securities, residential	74,661	1,257	(702)	75,216
Total securities	$83,689	$1,261	$(882)	$84,068

December 31, 2012
U.S. Government sponsored entity securities	$1,009	$3	$-	$1,012
Agency mortgage-backed securities, residential	91,521	2,432	-	93,953
Total securities	$92,530	$2,435	$-	$94,965

	Amortized Cost	Gross Unrecognized Gains	Gross Unrecognized Losses	Estimated Fair Value
Securities Held to Maturity
December 31, 2013
Obligations of states and political subdivisions	$22,814	$579	$(421)	$22,972
Agency mortgage-backed securities, residential	12	-	-	12
Total securities	$22,826	$579	$(421)	$22,984

December 31, 2012
Obligations of states and political subdivisions	$23,494	$1,178	$(65)	$24,607
Agency mortgage-backed securities, residential	17	-	-	17
Total securities	$23,511	$1,178	$(65)	$24,624

At year-end 2013 and 2012, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders’ equity.

There were no sales of debt securities during 2013, 2012 and 2011.

Securities with a carrying value of approximately $62,324 at December 31, 2013 and $72,471 at December 31, 2012 were pledged to secure public deposits and repurchase agreements and for other purposes as required or permitted by law.

Notes to the Consolidated Financial Statements

Note B - Securities (continued)

The amortized cost and estimated fair value of debt securities at December 31, 2013, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because certain issuers may have the right to call or prepay the debt obligations prior to their contractual maturities. Securities not due at a single maturity are shown separately.

	Available for Sale		Held to Maturity
Debt Securities:	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Due in one year or less	-	-	-	-
Due in one to five years	$9,028	$8,852	$7,020	$7,375
Due in five to ten years	-	-	9,719	9,616
Due after ten years	-	-	6,075	5,981
Agency mortgage-backed securities, residential	74,661	75,216	12	12
Total debt securities	$83,689	$84,068	$22,826	$22,984

The following table summarizes securities with unrealized losses at December 31, 2013 and December 31, 2012, aggregated by major security type and length of time in a continuous unrealized loss position:

December 31, 2013	Less than 12 Months		12 Months or More		Total
Securities Available for Sale	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss

U.S. Government sponsored entity securities	$7,841	$(180)	$-	$-	$7,841	$(180)
Agency mortgage-backed securities, residential	25,775	(702)	-	-	25,775	(702)
Total available for sale	$33,616	$(882)	$-	$-	$33,616	$(882)

	Less than 12 Months		12 Months or More		Total
Securities Held to Maturity	Fair Value	Unrecognized Loss	Fair Value	Unrecognized Loss	Fair Value	Unrecognized Loss

Obligations of states and political subdivisions	$6,743	$(307)	$1,142	$(114)	$7,885	$(421)
Total held to maturity	$6,743	$(307)	$1,142	$(114)	$7,885	$(421)

December 31, 2012	Less than 12 Months		12 Months or More		Total
Securities Held to Maturity	Fair Value	Unrecognized Loss	Fair Value	Unrecognized Loss	Fair Value	Unrecognized Loss

Obligations of states and political subdivisions	$2,018	$(63)	$260	$(2)	$2,278	$(65)
Total held to maturity	$2,018	$(63)	$260	$(2)	$2,278	$(65)

     Unrealized losses on the Company’s debt securities have not been recognized into income because the issuers’ securities are of high credit quality and management does not intend to sell and it is likely that management will not be required to sell the securities prior to their anticipated recovery.  Management does not believe any individual unrealized loss at December 31, 2013 and 2012 represents an other-than-temporary impairment.

Notes to the Consolidated Financial Statements

Note C - Loans and Allowance for Loan Losses

Loans are comprised of the following at December 31:
	2013	2012
Residential real estate	$214,008	$226,022
Commercial real estate:
Owner-occupied	94,586	104,842
Nonowner-occupied	62,108	52,792
Construction	28,972	17,376
Commercial and industrial	64,365	57,239
Consumer:
Automobile	38,811	41,168
Home equity	17,748	18,332
Other	45,721	40,517
	566,319	558,288
Less: Allowance for loan losses	6,155	6,905

Loans, net	$560,164	$551,383

The following table presents the activity in the allowance for loan losses by portfolio segment for the years ended December 31, 2013, 2012 and 2011:

December 31, 2013	Residential Real Estate	Commercial Real Estate	Commercial & Industrial	Consumer	Total
Allowance for loan losses:
Beginning balance	$1,329	$3,946	$783	$847	$6,905
Provision for loan losses	458	(1,472)	1,047	444	477
Loans charged off	(819)	(2)	(600)	(1,279)	(2,700)
Recoveries	282	335	75	781	1,473
Total ending allowance balance	$1,250	$2,807	$1,305	$793	$6,155

December 31, 2012	Residential Real Estate	Commercial Real Estate	Commercial & Industrial	Consumer	Total
Allowance for loan losses:
Beginning balance	$1,860	$3,493	$636	$1,355	$7,344
Provision for loan losses	395	2,367	(1,381)	202	1,583
Loans charged off	(1,066)	(1,949)	(499)	(1,622)	(5,136)
Recoveries	140	35	2,027	912	3,114
Total ending allowance balance	$1,329	$3,946	$783	$847	$6,905

December 31, 2011	Residential Real Estate	Commercial Real Estate	Commercial & Industrial	Consumer	Total
Allowance for loan losses:
Beginning balance	$1,051	$3,083	$3,795	$1,457	$9,386
Provision for loan losses	2,642	932	439	883	4,896
Loans charged off	(2,034)	(1,913)	(4,725)	(1,750)	(10,422)
Recoveries	201	1,391	1,127	765	3,484
Total ending allowance balance	$1,860	$3,493	$636	$1,355	$7,344

Notes to the Consolidated Financial Statements

Note C - Loans and Allowance for Loan Losses (continued)

The following table presents the balance in the allowance for loan losses and the recorded investment of loans by portfolio segment and based on impairment method as of December 31, 2013 and 2012:

December 31, 2013	Residential Real Estate	Commercial Real Estate	Commercial & Industrial	Consumer	Total
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$213	$1,541	$864	$7	$2,625
Collectively evaluated for impairment	1,037	1,266	441	786	3,530
Total ending allowance balance	$1,250	$2,807	$1,305	$793	$6,155

Loans:
Loans individually evaluated for impairment	$1,438	$10,382	$2,658	$218	$14,696
Loans collectively evaluated for impairment	212,570	175,284	61,707	102,062	551,623
Total ending loans balance	$214,008	$185,666	$64,365	$102,280	$566,319

December 31, 2012	Residential Real Estate	Commercial Real Estate	Commercial & Industrial	Consumer	Total
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$128	$1,979	$-	$-	$2,107
Collectively evaluated for impairment	1,201	1,967	783	847	4,798
Total ending allowance balance	$1,329	$3,946	$783	$847	$6,905

Loans:
Loans individually evaluated for impairment	$827	$16,354	$-	$220	$17,401
Loans collectively evaluated for impairment	225,195	158,656	57,239	99,797	540,887
Total ending loans balance	$226,022	$175,010	$57,239	$100,017	$558,288

Notes to the Consolidated Financial Statements

Note C - Loans and Allowance for Loan Losses (continued)

The following table presents information related to loans individually evaluated for impairment by class of loans as of the years ended December 31, 2013, 2012 and 2011:

December 31, 2013	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Impaired Loans	Interest Income Recognized	Cash Basis Interest Recognized
With no related allowance recorded:
Residential real estate	$766	$766	$-	$539	$41	$41
Commercial real estate:
Owner-occupied	1,539	992	-	809	39	39
Nonowner-occupied	6,343	5,743	-	6,359	345	345
Commercial and industrial	2,223	1,811	-	1,234	96	96

With an allowance recorded:
Residential real estate	672	672	213	524	35	35
Commercial real estate:
Owner-occupied	290	290	157	116	-	-
Nonowner-occupied	3,357	3,357	1,384	3,423	164	164
Commercial and industrial	847	847	864	602	46	46
Consumer:
Home equity	218	218	7	87	9	9

Total	$16,255	$14,696	$2,625	$13,693	$775	$775

December 31, 2012	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Impaired Loans	Interest Income Recognized	Cash Basis Interest Recognized
With no related allowance recorded:
Residential real estate	$619	$407	$-	$493	$-	$-
Commercial real estate:
Owner-occupied	5,528	5,528	-	4,729	338	338
Nonowner-occupied	10,085	8,847	-	4,767	456	456
Commercial and industrial	426	-	-	-	-	-
Consumer:
Home equity	220	220	-	176	9	9

With an allowance recorded:
Residential real estate	420	420	128	420	23	23
Commercial real estate:
Nonowner-occupied	1,979	1,979	1,979	1,132	38	38

Total	$19,277	$17,401	$2,107	$11,717	$864	$864

Notes to the Consolidated Financial Statements

Note C - Loans and Allowance for Loan Losses (continued)

December 31, 2011	Average Impaired Loans	Interest Income Recognized	Cash Basis Interest Recognized
With no related allowance recorded:
Residential real estate	$748	$36	$31
Commercial real estate:
Owner-occupied	2,418	207	309
Nonowner-occupied	4,339	174	57
Commercial and industrial	483	40	40

With an allowance recorded:
Residential real estate	84	27	22
Commercial real estate:
Nonowner-occupied	2,414	128	118
Construction	677	35	31

Total	$11,163	$647	$608

The recorded investment of a loan is its carrying value excluding accrued interest and deferred loan fees.

Nonaccrual loans and loans past due 90 days or more and still accruing include both smaller balance homogenous loans that are collectively evaluated for impairment and individually classified as impaired loans.

The following table presents the recorded investment of nonaccrual loans and loans past due 90 days or more and still accruing by class of loans as of December 31, 2013 and 2012:

	Loans Past Due 90 Days And Still Accruing	Nonaccrual
December 31, 2013
Residential real estate	$72	$2,662
Commercial real estate:
Owner-occupied	-	799
Nonowner-occupied	-	52
Commercial and industrial	-	21
Consumer:
Automobile	5	8
Home equity	-	38
Other	1	-

Total	$78	$3,580

	Loans Past Due 90 Days And Still Accruing	Nonaccrual
December 31, 2012
Residential real estate	$341	$2,533
Commercial real estate:
Owner-occupied	-	675
Nonowner-occupied	-	352
Consumer:
Automobile	11	4
Home equity	-	62
Other	7	-

Total	$359	$3,626

Notes to the Consolidated Financial Statements

Note C - Loans and Allowance for Loan Losses (continued)

The following table presents the aging of the recorded investment of past due loans by class of loans as of December 31, 2013 and 2012:

December 31, 2013	30-59 Days Past Due	60-89 Days Past Due	90 Days Or More Past Due	Total Past Due	Loans Not Past Due	Total
Residential real estate	$3,922	$1,324	$2,620	$7,866	$206,142	$214,008
Commercial real estate:
Owner-occupied	206	34	683	923	93,663	94,586
Nonowner-occupied	–	–	52	52	62,056	62,108
Construction	60	–	–	60	28,912	28,972
Commercial and industrial	193	115	21	329	64,036	64,365
Consumer:
Automobile	638	123	13	774	38,037	38,811
Home equity	-	-	38	38	17,710	17,748
Other	651	38	1	690	45,031	45,721

Total	$5,670	$1,634	$3,428	$10,732	$555,587	$566,319

December 31, 2012	30-59 Days Past Due	60-89 Days Past Due	90 Days Or More Past Due	Total Past Due	Loans Not Past Due	Total
Residential real estate	$5,525	$1,033	$2,797	$9,355	$216,667	$226,022
Commercial real estate:
Owner-occupied	753	111	675	1,539	103,303	104,842
Nonowner-occupied	–	–	352	352	52,440	52,792
Construction	–	–	–	–	17,376	17,376
Commercial and industrial	202	–	–	202	57,037	57,239
Consumer:
Automobile	905	138	13	1,056	40,112	41,168
Home equity	112	37	62	211	18,121	18,332
Other	1,066	162	7	1,235	39,282	40,517

Total	$8,563	$1,481	$3,906	$13,950	$544,338	$558,288

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

Notes to the Consolidated Financial Statements

Note C - Loans and Allowance for Loan Losses (continued)

The following table presents the types of TDR loan modifications by class of loans as of December 31, 2013 and December 31, 2012:

	TDR’s Performing to Modified Terms	TDR’s Not Performing to Modified Terms	Total TDR’s
December 31, 2013
Residential real estate
Interest only payments	$527	$-	$527
Rate reduction	420	-	420
Commercial real estate:
Owner-occupied
Rate reduction	-	259	259
Maturity extension at lower stated rate than market rate	271	-	271
Nonowner-occupied
Interest only payments	8,450	-	8,450
Reduction of principal and interest payments	650	-	650
Commercial and industrial
Interest only payments	1,811	-	1,811
Consumer:
Home equity
Maturity extension at lower stated rate than market rate	218	-	218

Total TDR’s	$12,347	$259	$12,606

	TDR’s Performing to Modified Terms	TDR’s Not Performing to Modified Terms	Total TDR’s
December 31, 2012
Residential real estate
Interest only payments	$-	$180	$180
Rate reduction	420	-	420
Commercial real estate:
Owner-occupied
Interest only payments	-	675	675
Rate reduction	440	-	440
Maturity extension at lower stated rate than market rate	191	-	191
Reduction of principal and interest payments	4,222	-	4,222
Nonowner-occupied
Interest only payments	9,856	300	10,156
Reduction of principal and interest payments	670	-	670

Total TDR’s	$15,799	$1,155	$16,954

Notes to the Consolidated Financial Statements

Note C - Loans and Allowance for Loan Losses (continued)

During the year ended December 31, 2013, the TDR’s described above decreased the allowance for loan losses by $321 with no corresponding charge-offs.  This resulted in a decrease to provision expense of $871 during the year ended December 31, 2013.  During the year ended December 31, 2012, the TDR’s described above increased the allowance for loan losses and provision expense by $2,169, resulting in charge-offs of $536.

At December 31, 2013, the balance in TDR loans decreased $4,348, or 25.6%, from year-end 2012.  The decrease was largely due to the removal of one commercial real estate loan from TDR status during the second quarter of 2013.  This previously reported TDR loan, for which there was no principal forgiveness, totaled $4,222 at December 31, 2012.  The loan paid as agreed under the modified terms through maturity in April 2013.  During the three months ended June 30, 2013, the Bank re-underwrote and re-modified the loan at terms that were considered to be at market for loans with comparable risk.  Management expects the borrower will continue to perform under the re-modified terms based on the borrower’s past history of performance and the overall cash flows of the borrower.  Based on the terms of the re-modification, the loan no longer meets the criteria for a troubled debt restructuring and, as such, was removed from TDR status at June 30, 2013 and is no longer evaluated individually for impairment.  During the years ended December 31, 2013 and 2012, no other loans were removed from TDR status as a result of a re-modification.  At December 31, 2013 and December 31, 2012, a total of 98% and 93% of the Company’s TDR’s were performing according to their modified terms, respectively.  The Company allocated $1,511 and $2,107 in reserves to customers whose loan terms have been modified in TDR’s as of December 31, 2013 and December 31, 2012, respectively.  At December 31, 2013, the Company had $29 in commitments to lend additional amounts to customers with outstanding loans that are classified as TDR’s, as compared to $109 at December 31, 2012.

The following table presents the pre- and post-modification balances of TDR loan modifications by class of loans that occurred during the years ended December 31, 2013 and 2012:

	TDR’s Performing to Modified Terms		TDR’s Not Performing to Modified Terms
	Pre-Modification Recorded Investment	Post-Modification Recorded Investment	Pre-Modification Recorded Investment	Post-Modification Recorded Investment
December 31, 2013
Residential real estate
Interest only payments	$527	$527	-	-
Commercial and industrial
Interest only payments	1,811	1,811	-	-
Consumer:
Home equity
Maturity extension at lower stated rate than market rate	218	218	-	-

Total TDR’s	$2,556	$2,556	-	-

	TDR’s Performing to Modified Terms		TDR’s Not Performing to Modified Terms
	Pre-Modification Recorded Investment	Post-Modification Recorded Investment	Pre-Modification Recorded Investment	Post-Modification Recorded Investment
December 31, 2012
Commercial real estate:
Owner-occupied
Reduction of principal and interest payments	$4,308	$4,308	-	-
Nonowner-occupied
Interest only payments	5,984	5,984	-	-
Reduction of principal and interest payments	686	686	-	-

Total TDR’s	$10,978	$10,978	-	-

Notes to the Consolidated Financial Statements

Note C - Loans and Allowance for Loan Losses (continued)

All of the Company’s loans that were restructured during the years ended December 31, 2013 and 2012 were performing in accordance with their modified terms.  Furthermore, there were no TDR’s described above at December 31, 2013 and 2012 that experienced any payment defaults within twelve months following their loan modification.  A default is considered to have occurred once the TDR is past due 90 days or more or it has been placed on nonaccrual.  TDR loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.  The loans modified during the year ended December 31, 2013 increased the provision expense and the allowance for loan losses by $7, with no corresponding charge-offs during those twelve months.  As a result, at December 31, 2013, the Company had an allocation of reserves totaling $7 to customers whose loan terms have been modified during the year ended December 31, 2013 described above.  The loans modified during the year ended December 31, 2012 had no impact on the provision expense and the allowance for loan losses.

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

Notes to the Consolidated Financial Statements

Note C - Loans and Allowance for Loan Losses (continued)

Criticized and classified loans will mostly consist of commercial and industrial and commercial real estate loans. The Company considers its loans that do not meet the criteria for a criticized and classified asset rating as pass rated loans, which will include loans graded from 1 (Prime) to 7 (Watch). All commercial loans are categorized into a risk category either at the time of origination or re-evaluation date. As of December 31, 2013 and December 31, 2012, and based on the most recent analysis performed, the risk category of commercial loans by class of loans is as follows:

December 31, 2013	Pass	Criticized	Classified	Total
Commercial real estate:
Owner-occupied	$86,497	$5,310	$2,779	$94,586
Nonowner-occupied	51,119	7,107	3,882	62,108
Construction	27,998	-	974	28,972
Commercial and industrial	56,962	4,081	3,322	64,365
Total	$222,576	$16,498	$10,957	$250,031

December 31, 2012	Pass	Criticized	Classified	Total
Commercial real estate:
Owner-occupied	$87,614	$14,057	$3,171	$104,842
Nonowner-occupied	39,627	2,171	10,994	52,792
Construction	16,276	-	1,100	17,376
Commercial and industrial	47,226	4,793	5,220	57,239
Total	$190,743	$21,021	$20,485	$232,249

The Company also obtains the credit scores of its borrowers upon origination (if available by the credit bureau) but are not updated. The Company focuses mostly on the performance and repayment ability of the borrower as an indicator of credit risk and does not consider a borrower’s credit score to be a significant influence in the determination of a loan’s credit risk grading.

For residential and consumer loan classes, the Company evaluates credit quality based on the aging status of the loan, which was previously presented, and by payment activity.  The following table presents the recorded investment of residential and consumer loans by class of loans based on payment activity as of December 31, 2013 and December 31, 2012:

	Consumer
December 31, 2013	Automobile	Home Equity	Other	Residential Real Estate	Total
Performing	$38,798	$17,710	$45,720	$211,274	$313,502
Nonperforming	13	38	1	2,734	2,786
Total	$38,811	$17,748	$45,721	$214,008	$316,288

	Consumer
December 31, 2012	Automobile	Home Equity	Other	Residential Real Estate	Total
Performing	$41,153	$18,270	$40,510	$223,148	$323,081
Nonperforming	15	62	7	2,874	2,958
Total	$41,168	$18,332	$40,517	$226,022	$326,039

The Company, through its subsidiaries, grants residential, consumer, and commercial loans to customers located primarily in the southeastern area of Ohio as well as the western counties of West Virginia.  Approximately 5.13% of total loans were unsecured at December 31, 2013, up from 4.87% at December 31, 2012.

Notes to the Consolidated Financial Statements

Note D - Premises and Equipment

Following is a summary of premises and equipment at December 31:

	2013	2012
Land	$1,900	$1,802
Buildings	10,342	10,235
Leasehold improvements	2,911	2,872
Furniture and equipment	15,060	14,281
	30,213	29,190
Less accumulated depreciation	21,208	20,510
Total premises and equipment	$9,005	$8,680

The following is a summary of the future minimum lease payments for facilities leased by the Company. Lease expense was $529 in 2013, $492 in 2012, and $492 in 2011.

2014	$449
2015	292
2016	265
2017	166
2018	43
$1,215

Note E - Deposits

Following is a summary of interest-bearing deposits at December 31:

	2013	2012
NOW accounts	$106,342	$106,581
Savings and Money Market	200,237	197,062
Time:
In denominations under $100,000	96,431	110,002
In denominations of $100,000 or more	76,044	101,893
Total time deposits	172,475	211,895
Total interest-bearing deposits	$479,054	$515,538

Following is a summary of total time deposits by remaining maturity at December 31, 2013:

2014	$111,324
2015	39,001
2016	12,524
2017	4,319
2018	4,646
Thereafter	661
Total	$172,475

Brokered deposits, included in time deposits, were $15,435 and $23,839 at December 31, 2013 and 2012, respectively.

Notes to the Consolidated Financial Statements

Note F —Interest Rate Swaps

The Company manages economic risks, including interest rate, liquidity, and credit risk, primarily by managing the amount, sources, and duration of its assets and liabilities.  The Company utilizes interest rate swap agreements as part of its asset/liability management strategy to help manage its interest rate risk position.  As part of this strategy, the Company provides its customer with a fixed-rate loan while creating a variable-rate asset for the Company by the customer entering into an interest rate swap with the Company on terms that match the loan.  The Company offsets its risk exposure by entering into an offsetting interest rate swap with an unaffiliated institution.  These interest rate swaps do not qualify as designated hedges; therefore, each swap is accounted for as a standalone derivative.  At December 31, 2013, the Company had interest rate swaps associated with commercial loans with a notional value of $12,598 and a fair value of $150.  This is compared to interest rate swaps with a notional value of $13,276 and a fair value of $223 at December 31, 2012.  The notional amount of the interest rate swaps does not represent amounts exchanged by the parties.  The amount exchanged is determined by reference to the notional amount and the other terms of the individual interest rate swap agreement.  To further offset the risk exposure related to market value fluctuations of its interest rate swaps, the Company maintains collateral deposits on hand with a third-party correspondent, which totaled $350 at December 31, 2013 and December 31, 2012.

Note G - Other Borrowed Funds

Other borrowed funds at December 31, 2013 and 2012 are comprised of advances from the Federal Home Loan Bank (“FHLB”) of Cincinnati and promissory notes.

	FHLB Borrowings	Promissory Notes	Totals
2013	$15,219	$3,529	$18,748
2012	$10,759	$3,526	$14,285

Pursuant to collateral agreements with the FHLB, advances are secured by $194,622 in qualifying mortgage loans, $88,756 in commercial loans and $6,281 in FHLB stock at December 31, 2013. Fixed-rate FHLB advances of $15,219 mature through 2042 and have interest rates ranging from 1.53% to 3.31% and a year-to-date weighted average cost of 2.23%. There were no variable-rate FHLB borrowings at December 31, 2013.

At December 31, 2013, the Company had a cash management line of credit enabling it to borrow up to $75,000 from the FHLB. All cash management advances have an original maturity of 90 days. The line of credit must be renewed on an annual basis. There was $75,000 available on this line of credit at December 31, 2013.

Based on the Company’s current FHLB stock ownership, total assets and pledgeable loans, the Company had the ability to obtain borrowings from the FHLB up to a maximum of $189,595 at December 31, 2013. Of this maximum borrowing capacity of $189,595, the Company had $149,377 available to use as additional borrowings, of which $75,000 could be used for short-term, cash management advances, as mentioned above.

Promissory notes, issued primarily by Ohio Valley, have fixed rates of 1.15% to 5.00% and are due at various dates through a final maturity date of December 3, 2015. At December 31, 2013, there were no promissory notes payable by Ohio Valley to related parties. See Note K for further discussion of related party transactions.

Letters of credit issued on the Bank’s behalf by the FHLB to collateralize certain public unit deposits as required by law totaled $25,000 at December 31, 2013 and $14,200 at December 31, 2012.

Scheduled principal payments over the next five years:

	FHLB Borrowings	Promissory Notes	Totals
2014	$1,399	$2,801	$4,200
2015	1,308	728	2,036
2016	1,229		1,229
2017	1,162	-	1,162
2018	1,104	-	1,104
Thereafter	9,017	-	9,017
Total	$15,219	$3,529	$18,748

Notes to the Consolidated Financial Statements

Note H - Subordinated Debentures and Trust Preferred Securities

On September 7, 2000, a trust formed by Ohio Valley issued $5,000 of 10.6% fixed-rate trust preferred securities as part of a pooled offering of such securities. The Company issued subordinated debentures to the trust in exchange for the proceeds of the offering, which debentures represent the sole asset of the trust. Beginning September 7, 2010, the Company’s subordinated debentures were callable upon demand at a premium of 105.30% with the call price declining .53% per year until reaching a call price of par at year twenty through maturity.  The subordinated debentures were required to be redeemed no later than September 7, 2030. Given the current capital levels and interest cost savings, the Company redeemed the full amount of the subordinated debentures on March 7, 2013, at a redemption price of 104.24%. The redemption was funded by a capital distribution from the Bank.

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

Note I - Income Taxes

The provision for income taxes consists of the following components:

	2013	2012	2011
Current tax expense	$2,795	$2,968	$1,723
Deferred tax (benefit) expense	144	(206)	340
Total income taxes	$2,939	$2,762	$2,063

The source of deferred tax assets and deferred tax liabilities at December 31:

	2013	2012
Items giving rise to deferred tax assets:
Allowance for loan losses	$2,139	$2,394
Deferred compensation	1,847	1,709
Deferred loan fees/costs	290	322
Depreciation	15	-
Other real estate owned	403	554
Other	205	199
Items giving rise to deferred tax liabilities:
Mortgage servicing rights	(185)	(156)
FHLB stock dividends	(1,081)	(1,081)
Unrealized gain on securities available for sale	(128)	(828)
Depreciation	-	(146)
Prepaid expenses	(5)	(73)
Intangibles	(412)	(363)
Other	(1)	-
Net deferred tax asset	$3,087	$2,531

Notes to the Consolidated Financial Statements

Note I - Income Taxes (continued)

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

The difference between the financial statement tax provision and amounts computed by applying the statutory federal income tax rate of 34% to income before taxes is as follows:

	2013	2012	2011
Statutory tax	$3,757	$3,337	$2,685
Effect of nontaxable interest	(330)	(314)	(299)
Nondeductible interest expense	8	12	16
Income from bank owned insurance, net	(195)	(100)	(169)
Effect of nontaxable life insurance death proceeds	(154)	-	-
Effect of state income tax	76	53	56
Tax credits	(230)	(250)	(245)
Other items	7	24	19
Total income taxes	$2,939	$2,762	$2,063

At December 31, 2013 and December 31, 2012, the Company had no unrecognized tax benefits. The Company does not expect the amount of unrecognized tax benefits to significantly change within the next twelve months. The Internal Revenue Service has proposed that Loan Central, as a tax return preparer, be assessed a penalty for allegedly negotiating or endorsing checks issued by the U.S. Treasury to taxpayers.  The penalty, if formally assessed in the amount proposed, would amount to approximately $1.2 million.  Based on consultation with legal counsel, management feels that it is highly unlikely that the penalty recommendation will be sustained or an assessment issued.  Therefore, the Company did not recognize any interest and/or penalties related to income tax matters for the periods presented.

The Company is subject to U.S. federal income tax as well as West Virginia state income tax.  The Company is no longer subject to federal or state examination for years prior to 2010.  The tax years 2010-2012 remain open to federal and state examinations.

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

Following is a summary of such commitments at December 31:

	2013	2012
Fixed rate	$237	$678
Variable rate	60,971	50,488
Standby letters of credit	6,257	5,959

The interest rate on fixed-rate commitments ranged from 3.50% to 5.63% at December 31, 2013.

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

Notes to the Consolidated Financial Statements

Note J - Commitments and Contingent Liabilities (continued)

The Company participates as a facilitator of tax refunds pursuant to a clearing agreement with a third-party tax software provider. The clearing agreement is effective through December 31, 2015 and is renewable in 5-year increments. The agreement requires the Bank to process electronic refund checks (“ERC’s”) and electronic refund deposits (“ERD’s”) presented for payment on behalf of taxpayers containing taxpayer refunds. The Bank receives a fee paid by the third-party tax software provider for each transaction that is processed. The agreement is subject to termination if the Bank fails to perform the required clearing services and/or the Bank’s regulators would require the Bank to cease offering the product presented within the agreement.

There are various contingent liabilities that are not reflected in the financial statements, including claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material effect on financial condition or results of operations.

Note K - Related Party Transactions

Certain directors, executive officers and companies with which they are affiliated were loan customers during 2013. A summary of activity on these borrower relationships with aggregate debt greater than $120 is as follows:

Total loans at January 1, 2013	$5,718
New loans	1,416
Repayments	(1,455)
Other changes	-
Total loans at December 31, 2013	$5,679

Other changes include adjustments for loans applicable to one reporting period that are excludable from the other reporting period, such as changes in persons classified as directors, executive officers and companies’ affiliates.

Deposits from principal officers, directors, and their affiliates at year-end 2013 and 2012 were $16,219 and $17,616.

Note L - Employee Benefits

The Bank has a profit-sharing plan for the benefit of its employees and their beneficiaries. Contributions to the plan are determined by the Board of Directors of Ohio Valley. Contributions charged to expense were $227, $222, and $218 for 2013, 2012 and 2011.

Ohio Valley maintains an Employee Stock Ownership Plan (ESOP) covering substantially all employees of the Company. Ohio Valley issues shares to the ESOP, purchased by the ESOP with subsidiary cash contributions, which are allocated to ESOP participants based on relative compensation. The total number of shares held by the ESOP, all of which have been allocated to participant accounts, were 310,964 and 280,028 at December 31, 2013 and 2012.  In addition, the subsidiaries made contributions to its ESOP Trust as follows:

	Years ended December 31
	2013	2012	2011

Number of shares issued	28,634	32,765	26,500

Fair value of stock contributed	$640	$617	$497

Cash contributed	73	82	65

Total expense	$713	$699	$562

Notes to the Consolidated Financial Statements

Note L - Employee Benefits (continued)

Life insurance contracts with a cash surrender value of $23,018 and annuity assets of $1,922 at December 31, 2013 have been purchased by the Company, the owner of the policies.  The purpose of these contracts was to replace a current group life insurance program for executive officers, implement a deferred compensation plan for directors and executive officers, implement a director retirement plan and implement supplemental retirement plans for certain officers.  Under the deferred compensation plan, Ohio Valley pays each participant the amount of fees deferred plus interest over the participant’s desired term, upon termination of service.  Under the director retirement plan, participants are eligible to receive ongoing compensation payments upon retirement subject to length of service.  The supplemental retirement plans provide payments to select executive officers upon retirement based upon a compensation formula determined by Ohio Valley’s Board of Directors.  The present value of payments expected to be provided are accrued during the service period of the covered individuals and amounted to $5,297 and $4,919 at December 31, 2013 and 2012. Expenses related to the plans for each of the last three years amounted to $787, $536, and $318. In association with the split-dollar life insurance plan, the present value of the postretirement benefit totaled $2,152 at December 31, 2013 and $2,041 at December 31, 2012.

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

Assets and Liabilities Measured on a Recurring Basis
Assets and liabilities measured at fair value on a recurring basis are summarized below:

	Fair Value Measurements at December 31, 2013, Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
U.S. Government sponsored entity securities	-	$8,852	-
Agency mortgage-backed securities, residential	-	75,216	-

	Fair Value Measurements at December 31, 2012, Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
U.S. Government sponsored entity securities	-	$1,012	-
Agency mortgage-backed securities, residential	-	93,953	-

There were no transfers between Level 1 and Level 2 during 2013 or 2012.

Notes to the Consolidated Financial Statements

Note M - Fair Value of Financial Instruments (continued)

Assets and Liabilities Measured on a Nonrecurring Basis
Assets and liabilities measured at fair value on a nonrecurring basis are summarized below:

	Fair Value Measurements at December 31, 2013, Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Impaired loans:
Residential real estate	-	-	$234
Commercial real estate:
Owner-occupied	-	-	133
Nonowner-occupied	-	-	1,973
Commercial and industrial	-	-	2,863

Other real estate owned:
Commercial real estate:
Construction	-	-	1,058

	Fair Value Measurements at December 31, 2012, Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Other real estate owned:
Commercial real estate:
Construction	-	-	$1,562
Commercial and industrial	-	-	1,055

Notes to the Consolidated Financial Statements

Note M - Fair Value of Financial Instruments (continued)

At December 31, 2013, the recorded investment of impaired loans measured for impairment using the fair value of collateral for collateral-dependent loans totaled $7,701, with a corresponding valuation allowance of $2,498, resulting in an increase of $519 in additional provision expense during the year ended December 31, 2013, with no additional charge-offs recognized. At December 31, 2012, the recorded investment of impaired loans measured for impairment using the fair value of collateral for collateral-dependent loans totaled $1,979, with a corresponding valuation of $1,979. A net increase of $2,479 in fair value was recognized for partial charge-offs of loans and impairment reserves on loans during the year ended December 31, 2012.

Other real estate owned that was measured at fair value less costs to sell at December 31, 2013 had a net carrying amount of $1,058, which is made up of the outstanding balance of $2,217, net of a valuation allowance of $1,159 at December 31, 2013. There was $504 in corresponding write-downs during 2013. Other real estate owned that was measured at fair value less costs to sell at December 31, 2012 had a net carrying amount of $2,617, which is made up of the outstanding balance of $4,214, net of a valuation allowance of $1,597 at December 31, 2012, which resulted in a corresponding write-down of $331 for the year ended December 31, 2012.

The following table presents quantitative information about Level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis at December 31, 2013 and December 31, 2012:

December 31, 2013	Fair Value	Valuation Technique(s)	Unobservable Input(s)	Range			(Weighted Average)
Impaired loans:
Commercial real estate:
Nonowner-occupied	$1,973	Sales approach	Adjustment to comparables	5%	to	10%	8%
Commercial and industrial	2,863	Sales approach	Adjustment to comparables	0%	to	20%	16%

Other real estate owned:
Commercial real estate:
Construction	1,058	Sales approach	Adjustment to comparables	5%	to	35%	19%

December 31, 2012	Fair Value	Valuation Technique(s)	Unobservable Input(s)	Range	(Weighted Average)
Other real estate owned:
Commercial real estate:
Construction	$1,562	Sales approach	Adjustment to comparables	15%	15%
Commercial and industrial	1,055	Sales approach	Adjustment to comparables	15%	15%

Notes to the Consolidated Financial Statements

Note M - Fair Value of Financial Instruments (continued)

The carrying amounts and estimated fair values of financial instruments at December 31, 2013 and December 31, 2012 are as follows:

		Fair Value Measurements at December 31, 2013 Using:
	Carrying Value	Level 1	Level 2	Level 3	Total
Financial Assets:
Cash and cash equivalents	$28,344	$28,344	$-	$-	$28,344
Securities available for sale	84,068	-	84,068	-	84,068
Securities held to maturity	22,826	-	11,502	11,482	22,984
Federal Home Loan Bank and Federal Reserve Bank stock	7,776	N/A	N/A	N/A	N/A
Loans, net	560,164	-	-	564,589	564,589
Accrued interest receivable	1,901	-	241	1,660	1,901

Financial Liabilities:
Deposits	628,877	148,847	479,962	-	628,809
Other borrowed funds	18,748	-	17,453	-	17,453
Subordinated debentures	8,500	-	4,896	-	4,896
Accrued interest payable	792	3	789	-	792

		Fair Value Measurements at December 31, 2012 Using:
	Carrying Value	Level 1	Level 2	Level 3	Total
Financial Assets:
Cash and cash equivalents	$45,651	$45,651	$-	$-	$45,651
Securities available for sale	94,965	-	94,965	-	94,965
Securities held to maturity	23,511	-	11,569	13,055	24,624
Federal Home Loan Bank stock	6,281	N/A	N/A	N/A	N/A
Loans, net	551,383	-	-	564,059	564,059
Accrued interest receivable	2,057	-	283	1,774	2,057

Financial Liabilities:
Deposits	655,064	139,526	517,680	-	657,206
Other borrowed funds	14,285	-	14,536	-	14,536
Subordinated debentures	13,500	-	10,146	-	10,146
Accrued interest payable	1,377	2	1,375	-	1,377

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

Federal Home Loan Bank and Federal Reserve Bank stock: It is not practical to determine the fair value of both Federal Home Loan Bank and Federal Reserve Bank stock due to restrictions placed on its transferability.

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

Accrued Interest Receivable and Payable: The carrying amount of accrued interest approximates fair value resulting in a classification that is consistent with the earning assets and interest-bearing liabilities with which it is associated.

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

Notes to the Consolidated Financial Statements

Note N - Regulatory Matters

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies.  Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices.  Capital amounts and classifications are also subject to qualitative judgments by regulators.  Failure to meet capital requirements can initiate regulatory action.  Management believes that as of December 31, 2013, the Company and the Bank met all capital adequacy requirements to which they were subject.

The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required. At year-end 2013 and 2012, the Bank’s capital met the requirements for the Bank to be deemed well capitalized under the regulatory framework for prompt corrective action.

At year-end, consolidated actual capital levels and minimum required levels for the Company and the Bank were:

	Actual		Minimum Required For Capital Adequacy Purposes		Minimum Required To Be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2013
Total capital (to risk weighted assets)
Consolidated	$93,504	16.8%	$44,565	8.0%	$55,706	N/A
Bank	83,057	15.2	43,731	8.0	54,664	10.0%
Tier 1 capital (to risk weighted assets)
Consolidated	87,349	15.7	22,283	4.0	33,424	N/A
Bank	77,230	14.1	21,866	4.0	32,798	6.0
Tier 1 capital (to average assets)
Consolidated	87,349	11.7	29,918	4.0	37,397	N/A
Bank	77,230	10.5	29,410	4.0	36,762	5.0

2012
Total capital (to risk weighted assets)
Consolidated	$93,158	17.2%	$43,234	8.0%	$54,043	N/A
Bank	84,267	15.9	42,506	8.0	53,132	10.0%
Tier 1 capital (to risk weighted assets)
Consolidated	86,401	16.0	21,617	4.0	32,426	N/A
Bank	77,690	14.6	21,253	4.0	31,879	6.0
Tier 1 capital (to average assets)
Consolidated	86,401	10.9	31,571	4.0	39,464	N/A
Bank	77,690	10.0	31,010	4.0	38,763	5.0

Dividends paid by the subsidiaries are the primary source of funds available to Ohio Valley for payment of dividends to shareholders and for other working capital needs. The payment of dividends by the subsidiaries to Ohio Valley is subject to restrictions by regulatory authorities. These restrictions generally limit dividends to the current and prior two years retained earnings. At January 1, 2014 approximately $3,268 of the subsidiaries’ retained earnings were available for dividends under these guidelines. In addition to these restrictions, dividend payments cannot reduce regulatory capital levels below minimum regulatory guidelines. The Board of Governors of the Federal Reserve System also has a policy requiring Ohio Valley to provide notice to the FRB in advance of the payment of a dividend to Ohio Valley’s shareholders under certain circumstances, and the FRB may disapprove of such dividend payment if the FRB determines the payment would be an unsafe or unsound practice.

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

CONDENSED STATEMENTS OF CONDITION
	Years ended December 31:
Assets	2013	2012
Cash and cash equivalents	$2,436	$1,700
Investment in subsidiaries	86,644	87,950
Notes receivable - subsidiaries	3,520	3,423
Other assets	370	310
Total assets	$92,970	$93,383

Liabilities
Notes payable	$3,529	$3,526
Subordinated debentures	8,500	13,500
Other liabilities	522	537
Total liabilities	$12,551	$17,563

Shareholders’ Equity
Total shareholders’ equity	80,419	75,820
Total liabilities and shareholders’ equity	$92,970	$93,383

CONDENSED STATEMENTS OF INCOME
	Years ended December 31:
Income:	2013	2012	2011
Interest on notes	$85	$114	$134
Other operating income	68	84	65
Dividends from subsidiaries	8,500	4,500	3,500

Expenses:
Interest on notes	86	114	134
Interest on subordinated debentures	265	789	1,089
Operating expenses	456	364	287
Income before income taxes and equity in undistributed earnings of subsidiaries	7,846	3,431	2,189
Income tax benefit	214	355	439
Equity in undistributed earnings of subsidiaries	52	3,266	3,207
Net Income	$8,112	$7,052	$5,835

Notes to the Consolidated Financial Statements

Note O - Parent Company Only Condensed Financial Information (continued)

CONDENSED STATEMENTS OF CASH FLOWS

	Years ended December 31:
Cash flows from operating activities:	2013	2012	2011
Net Income	$8,112	$7,052	$5,835
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(52)	(3,266)	(3,207)
Common stock issued to ESOP	640	617	496
Change in other assets	(60)	96)	(92)
Change in other liabilities	(15)	(21	105
Net cash provided by operating activities	8,625	4,478	3,137

Cash flows from investing activities:
Change in notes receivable	(97)	320	85
Net cash provided by (used in) investing activities	(97)	320	85

Cash flows from financing activities:
Change in notes payable	3	(222)	(87)
Proceeds from common stock through dividend reinvestment	170	55	-
Cash dividends paid	(2,965)	(4,393)	(3,360)
Repayment of subordinated debentures	(5,000)	-	-
Net cash used in financing activities	(7,792)	(4,560)	(3,447)

Cash and cash equivalents:
Change in cash and cash equivalents	736	238	(225)
Cash and cash equivalents at beginning of year	1,700	1,462	1,687
Cash and cash equivalents at end of year	$2,436	$1,700	$1,462

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

Total revenues from the banking segment, which accounted for the majority of the Company’s total revenues, totaled 90.5%, 91.2% and 91.8%  of total consolidated revenues for the years ended December 31, 2013, 2012 and 2011, respectively.

The accounting policies used for the Company’s reportable segments are the same as those described in Note A - Summary of Significant Accounting Policies.  Income taxes are allocated based on income before tax expense.

Segment information is as follows:

	Year Ended December 31, 2013
	Banking	Consumer Finance	Total Company
Net interest income	$29,141	$3,244	$32,385
Provision expense	364	113	477
Noninterest income	7,711	807	8,518
Noninterest expense	26,914	2,461	29,375
Tax expense	2,440	499	2,939
Net income	7,134	978	8,112
Assets	732,905	14,463	747,368

	Year Ended December 31, 2012
	Banking	Consumer Finance	Total Company
Net interest income	$29,445	$3,210	$32,655
Provision expense	1,527	56	1,583
Noninterest income	7,734	749	8,483
Noninterest expense	27,384	2,357	29,741
Tax expense	2,240	522	2,762
Net income	6,028	1,024	7,052
Assets	754,490	14,733	769,223

	Year Ended December 31, 2011
	Banking	Consumer Finance	Total Company
Net interest income	$30,792	$3,079	$33,871
Provision expense	4,809	87	4,896
Noninterest income	6,327	895	7,222
Noninterest expense	26,130	2,169	28,299
Tax expense	1,483	580	2,063
Net income	4,697	1,138	5,835
Assets	789,744	14,433	804,177

Notes to the Consolidated Financial Statements

Note Q - Consolidated Quarterly Financial Information (unaudited)

	Quarters Ended
	Mar. 31	Jun. 30	Sept. 30	Dec. 31
2013
Total interest income	$9,480	$8,764	$8,748	$8,966
Total interest expense	1,059	923	818	773
Net interest income	8,421	7,841	7,930	8,193
Provision for loan losses (1)	31	(189)	833	(198)
Noninterest income (2)	3,940	1,965	1,574	1,039
Noninterest expense	7,948	7,317	7,320	6,790
Net income	3,223	1,942	1,061	1,886

Earnings per share	$0.79	$0.48	$0.26	$0.47

2012
Total interest income	$10,665	$9,657	$9,405	$9,274
Total interest expense	1,753	1,604	1,538	1,451
Net interest income	8,912	8,053	7,867	7,823
Provision for loan losses (3)	1,316	524	1,183	(1,440)
Noninterest income (2)	3,479	1,974	1,674	1,356
Noninterest expense	7,332	7,162	6,957	8,290
Net income	2,622	1,719	1,107	1,604

Earnings per share	$0.65	$0.43	$0.27	$0.40

2011
Total interest income	$12,025	$10,817	$10,693	$10,505
Total interest expense	2,822	2,663	2,509	2,175
Net interest income	9,203	8,154	8,184	8,330
Provision for loan losses (4)	2,944	759	1,152	41
Noninterest income (2)	3,659	1,687	1,058	818
Noninterest expense	7,098	6,981	7,001	7,219
Net income	2,033	1,555	886	1,361

Earnings per share	$0.51	$0.39	$0.22	$0.34

(1) During most of 2013, the Company experienced minimal to negative provision expense as a result of lower general allocations of the allowance for loan losses.  General allocations were impacted by improved economic trends that include:  decreasing historical loan loss factor, lower delinquencies and lower classified/criticized assets.

(2) The Company’s noninterest income was significantly impacted by seasonal tax refund processing fees.  The Bank serves as a facilitator for the clearing of tax refunds for a single tax software provider.  The Bank processes electronic refund checks/deposits associated with taxpayer refunds, and will, in turn, receive a fee paid by the third-party tax software provider for each transaction processed.  Due to the seasonal nature of tax refund transactions, the majority of income was recorded during the first quarter.

(3) During the fourth quarter of 2012, the Company experienced a large recovery of $1,250 on a previously charged-off commercial loan which lowered net charge-offs. The large decrease in net charge-offs contributed to a lower historical loan loss factor that created a lower level of general allocations within the allowance for loan losses.

(4) During the first quarter of 2011, the Company began taking partial charge-offs more quickly on collateral dependent impaired loans as a result of management’s evaluation of the trends in the real estate market, the status of long-term, collateral dependent impaired loans and the current regulatory environment.  The increases in partial charge-offs contributed to a higher historical loan loss factor, which required additional general allocations within the allowance for loan losses.

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Ohio Valley Banc Corp.

We have audited the accompanying consolidated statements of condition of Ohio Valley Banc Corp. (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows for each of the three years in the three-year period ended December 31, 2013. We also have audited the Company's internal control over financial reporting as of December 31, 2013, based on criteria established in the 1992 Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on these financial statements and an opinion on the Company's internal control over financial reporting based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ohio Valley Banc Corp. as of December 31, 2013 and 2012, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, Ohio Valley Banc Corp. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2013, based on criteria established in the 1992 Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

/S/CROWE HORWATH LLP
Crowe Horwath LLP

Louisville, Kentucky
March 17, 2014

MANAGEMENT’S REPORT ON INTERNAL CONTROL
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

     Management assessed Ohio Valley Banc Corp.’s system of internal control over financial reporting as of December 31, 2013, in relation to criteria for effective internal control over financial reporting as described in the 1992 “Internal Control Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this assessment, management concluded that, as of December 31, 2013, its system of internal control over financial reporting is effective and meets the criteria of the “Internal Control Integrated Framework.”

     Crowe Horwath LLP, independent registered public accounting firm, has issued an audit report dated March 17, 2014 on the Company's internal control over financial reporting. That report is contained in Ohio Valley's Annual Report to Shareholders under the heading "Report of Independent Registered Public Accounting Firm.”

Ohio Valley Banc Corp.

/s/Thomas E. Wiseman
Thomas E. Wiseman
President, CEO

/s/SCOTT W. SHOCKEY
Scott W. Shockey
Vice President, CFO

March 17, 2014

SUMMARY OF COMMON STOCK DATA

OHIO VALLEY BANC CORP.
Years ended December 31, 2013 and 2012

INFORMATION AS TO STOCK PRICES AND DIVIDENDS: Ohio Valley’s common shares are traded on The NASDAQ Stock Market under the symbol “OVBC.” The following table summarizes the high and low sales prices for Ohio Valley’s common shares on the NASDAQ Global Market for each quarterly period since January 1, 2012.

2013	High	Low
First Quarter	$20.41	$17.56

Second Quarter	22.39	18.51

Third Quarter	23.10	19.50

Fourth Quarter	22.77	20.00

2012	High	Low
First Quarter	$19.90	$17.07

Second Quarter	20.56	17.75

Third Quarter	19.87	18.00

Fourth Quarter	19.60	17.80

Shown below is a table which reflects the dividends declared per share on Ohio Valley’s common shares. As of February 28, 2014, the number of holders of record of common shares was 2,185.

Dividends per share	2013	2012
First Quarter	$.10	$.21

Second Quarter	.21	.25

Third Quarter	.21	.21

Fourth Quarter	.21	.42

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

     In addition, a policy of the Board of Governors of the Federal Reserve System requires Ohio Valley to provide notice to the FRB in advance of the payment of a dividend to Ohio Valley's shareholders under certain circumstances, and the FRB may disapprove of such dividend payment if the FRB determines the payment would be an unsafe or unsound practice.

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

PERFORMANCE GRAPH

OHIO VALLEY BANC CORP.
Year ended December 31, 2013

The following graph sets forth a comparison of five-year cumulative total returns among the Company's common shares (indicated “Ohio Valley Banc Corp.” on the Performance Graph), the S & P 500 Index (indicated “S & P 500” on the Performance Graph), and SNL Securities SNL $500 Million-$1 Billion Bank Asset-Size Index (indicated “SNL” on the Performance Graph) for the fiscal years indicated. Information reflected on the graph assumes an investment of $100 on December 31, 2008 in each of the common shares of the Company, the S & P 500 Index, and the SNL Index. Cumulative total return assumes reinvestment of dividends. The SNL Index represents stock performance of 69 of the nation's banks located throughout the United States with total assets between $500 Million and $1 Billion as selected by SNL Securities of Charlottesville, Virginia. The Company is included as one of the 69 banks in the SNL Index.

Index	12/31/08	12/31/09	12/31/10	12/31/11	12/31/12	12/31/13

Ohio Valley Banc Corp.	100.00	120.64	111.43	110.98	118.50	146.52
SNL $500M-$1B Bank Index	100.00	95.24	103.96	91.46	117.25	152.05
S&P 500	100.00	126.46	145.51	148.59	172.37	228.19

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The purpose of this discussion is to provide an analysis of the financial condition and results of operations of Ohio Valley Banc Corp. (“Ohio Valley” or the “Company”) that is not otherwise apparent from the audited consolidated financial statements included in this report.  The accompanying consolidated financial information has been prepared by management in conformity with U.S. generally accepted accounting principles (“US GAAP”) and is consistent with that reported in the consolidated financial statements.  Reference should be made to those statements and the selected financial data presented elsewhere in this report for an understanding of the following tables and related discussion. All dollars are reported in thousands, except share and per share data.

RESULTS OF OPERATIONS:

SUMMARY
Ohio Valley generated net income of $8,112 for 2013, an increase of 15.0% from 2012.  Earnings per share were $2.00 for 2013, an increase of 14.3% from 2012.  The increase in net income and earnings per share for 2013 was primarily due to lower provision for loan loss expense, which was down $1,106, or 69.9%, compared to 2012. The decrease in provision for loan loss expense was mostly due to lower net charge-offs and reduced general allocations of the allowance for loan losses when compared to 2012.  The Company’s net charge-offs during 2013 totaled $1,227, a decrease of $795, or 39.3%, compared to 2012, which helped to reduce the Company’s net charge-offs to average loans from 0.35% at year-end 2012 to 0.22% at year-end 2013.  Decreasing loan losses were largely related to less charge-offs of commercial and residential real estate loan balances during 2013 as compared to 2012.  Lower provision expense during 2013 was also positively impacted by a 23.1% reduction in past due loans and a $14,051 reduction in classified/criticized commercial loan balances as compared to 2012.

The Company’s net income increase was also impacted by fewer costs associated with noninterest expenses, which decreased $366, or 1.2%, during 2013 as compared to the previous year.  The change can be attributed to lower FDIC insurance expense, as well as decreases in various other noninterest expense categories related to donations, advertising, legal fees, and a prepayment penalty associated with the extinguishment of above market Federal Home Loan Bank (“FHLB”) advances recorded in 2012.

Further contributing to the Company’s improved net income was noninterest income, which increased $35, or 0.4%, during 2013 as compared to the previous year.  Noninterest income was largely impacted by net life insurance proceeds, as well as increased transaction volume related to the Company’s electronic refund check/deposit (“ERC/ERD”) transaction fees and debit and credit card interchange income.  Bank owned life insurance proceeds of $452 were collected in the first quarter of 2013 in conjunction with the Company’s investment in various benefit plans for its directors and key employees.  Also during 2013, ERC/ERD fees increased $267, or 11.7%, due to an increase in the number of tax refund items processed.  Management has been pleased with the significant contribution from this revenue source, which has accounted for 30 percent of the Company’s noninterest income during 2013.  Further contributing to revenue growth during 2013 was the increase in interchange fees earned on debit and credit card transactions.  By continuing to offer incentives to customers to utilize the bank’s debit and credit card for purchases, interchange income increased $263, or 15.5%, during 2013 as compared to 2012.  Partially offsetting the increases within noninterest income was an increase in net losses associated with write-downs and sales of other real estate owned (“OREO”), which finished at $692 during the year ended 2013, as compared to $150 in net losses during the year ended 2012.  Higher OREO losses in 2013 were the result of impairment charges recognized on one commercial real estate OREO property.  This loss was the result of updated appraisal information received during the fourth quarter of 2013, which identified $504 in additional asset impairment.  Also impacting higher net losses in OREO was the liquidation of a commercial and industrial foreclosed property in the fourth quarter of 2013, which resulted in a loss on sale of $156.

Partially offsetting the benefits from lower provision and noninterest expense and higher noninterest income was a reduction in net interest income, which decreased $270, or 0.8%, as compared to 2012.  Contributing to the overall decrease in net interest income were lower average earning assets, which decreased during 2013 by $41,456, or 5.4%, as compared to 2012, largely from loans and interest-bearing balances with banks.  The decline in average loan balances contributed most to lower net interest income and is reflective of the continued stagnant economic environment which has negatively impacted the amount of lending opportunities within the Company’s market areas.

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

Further contributing to the Company’s improved net income was noninterest income, which increased $1,261, or 17.5%, during 2012 as compared to the previous year.  Noninterest income was largely impacted by lower net losses associated with write-downs and sales of OREO, increased debit and credit card interchange income, and increased mortgage banking revenue. Net losses from sales and write-downs of OREO losses finished at $150 during the year ended 2012, as compared to $1,224 in losses during the year ended 2011.  Higher OREO losses in 2011 were the result of impairment charges recognized on two commercial real estate OREO properties.  These losses are the result of updated appraisal information received for both OREO properties, which identified $1,266 in total asset impairment in 2011 and $331 in 2012.  The impairment charges were recorded as write-downs to the carrying values of both properties during 2011 and 2012.

Partially offsetting the benefits from lower provision expense and higher noninterest income was a reduction in net interest income, which decreased $1,216, or 3.6%, as compared to 2011.  Contributing to the overall decrease in net interest income were lower average earning assets, which decreased during 2012 by $38,708, or 4.8%, as compared to 2011, largely from loans.  Also contributing to lower net interest income was the elimination of the Bank’s refund anticipation loan (“RAL”) product.  After the 2011 tax season, the Bank ceased offering RALs as recommended by the FDIC and, as a result, did not record any RAL fee income during 2012, as compared to $561 in RAL fees during 2011.  Loan Central continues to provide RALs to customers. RAL volumes at Loan Central remained at comparable levels in 2012 as compared to 2011. The sustained low-rate environment continues to have an impact in lowering funding costs, as well as causing management to emphasize growing lower-costing, core deposit relationship balances. However, the Company’s deposit accounts are perceived to be at, or near, their interest rate floors, which have limited the pace at which funding cost savings can be fully recognized. Along with lower average earning assets, reduction of RAL fees, combined with the reduction in the Company’s interest expense, the Company’s net interest income reduced to $32,655 for the year ended 2012 compared to $33,871 for the year ended 2011.

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

NET INTEREST INCOME
The most significant portion of the Company's revenue, net interest income, results from properly managing the spread between interest income on earning assets and interest expense incurred on interest-bearing liabilities.  The Company earns interest and dividend income from loans, investment securities and short-term investments while incurring interest expense on interest-bearing deposits and short- and long-term borrowings.  Net interest income is affected by changes in both the average volume and mix of assets and liabilities and the level of interest rates for financial instruments.  Changes in net interest income are measured by net interest margin and net interest spread.  Net interest margin is expressed as net interest income divided by average interest-earning assets.  Net interest spread is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities.  Both of these are reported on a fully tax-equivalent (“FTE”) basis.  Net interest margin is greater than net interest spread due to the interest earned on interest-earning assets funded from noninterest-bearing funding sources, primarily demand deposits and shareholders' equity.  Following is a discussion of changes in interest-earning assets, interest-bearing liabilities and the associated impact on interest income and interest expense for the three years ended December 31, 2013.  Tables I and II have been prepared to summarize the significant changes outlined in this analysis
.
Net interest income on an FTE basis decreased $239 in 2013, or 0.7%, compared to the $33,112 earned in 2012.  The decrease in net interest income was mainly due to a decline in average earning assets. For the year ended December 31, 2013, average earning assets decreased $41,456, or 5.4%, from 2012, which occurred primarily in loans and interest-bearing balances with banks.  A portion of the decline in average loan balances was due to a targeted reduction in certain underperforming loans and loans with less than desirable interest rate characteristics, such as fixed-rate mortgages.  Yet, as average earning assets lagged behind the prior year, the Company was able to maintain a stronger net interest margin over 2012.  At December 31, 2013, the Company’s FTE net interest margin increased 21 basis points from 4.29% in 2012 to 4.50% in 2013.  This result was mainly due to lower rates paid on interest-bearing deposits and a continued change in deposit mix to lower-cost core deposits from certificates of deposit (“CD”) accounts and FHLB borrowings.  The Federal Reserve continues to hold the prime interest rate at 3.25%, and the target federal funds rate remains at a range from 0.0% to 0.25%. The sustained low short-term rates have continued to impact the repricings of various Bank deposit products, including public fund NOW, Gold Club and Market Watch accounts. Interest rates on CD balances continue to reprice to lower rates, which continues to lower funding costs.  Management continues to emphasize its lower-cost core deposit relationship balances, which consist of noninterest-bearing demand accounts and interest-bearing NOW, savings and money market balances.  As a result, the Company benefited from higher core deposit average balances in 2013 (increasing $2,486) while experiencing a lower level of higher-cost time deposit, other borrowed money and subordinated debenture balances (decreasing $50,502).

Net interest income on an FTE basis decreased $1,188 in 2012, or 3.5%, compared to the $34,300 earned in 2011.  The decrease in net interest income was mainly due to a decline in average earning assets. For the year ended December 31, 2012, average earning assets decreased $38,708, or 4.8%, from 2011, which occurred primarily in loans.  As in 2013, the decline in average loan balances during 2012 was due to a targeted reduction in certain underperforming loans and loans with less than desirable interest rate characteristics, such as fixed-rate mortgages.  Yet, as average earning assets lagged behind the prior year, the Company was able to maintain a stronger net interest margin over 2011.  At December 31, 2012, the Company’s FTE net interest margin increased 6 basis points from 4.23% in 2011 to 4.29% in 2012.  This result was mainly due to lower rates paid on interest-bearing deposits and a continued change in deposit mix to lower-cost core deposits from CD accounts and FHLB borrowings.  The Federal Reserve continued to hold the prime interest rate at 3.25%, and the target federal funds rate remained at a range from 0.0% to 0.25%. The sustained low short-term rates continued to impact the repricings of various Bank deposit products, including public fund NOW, Gold Club and Market Watch accounts. Interest rates on CD balances continued to reprice to lower rates, which continued to lower funding costs.  Management continued to emphasize lower-cost core deposit relationship balances which contributed to higher average demand, NOW, savings and money market balances in 2012 (increasing $37,122) while experiencing a lower level of higher-cost time deposit, other borrowed money and subordinated debenture balances (decreasing $76,384).

For 2013, average earning assets decreased $41,456, or 5.4%, as compared to a decrease of $38,708, or 4.8%, in 2012.  Contributing most to the continued decreases were the Company’s average loans, which decreased $14,852, or 2.6%, during
2013 and $55,437, or 8.9%, during 2012.  Average loans continue to be the Company’s highest portion of earning assets.  Yet, the Company’s market area for lending continues to be limited due to economic pressures that have negatively impacted consumer and commercial spending.  However, improvements were realized in 2013 within the Company’s lending activity leading to higher loan volume, particularly within commercial loans, which also contributed to a higher composition of average loans to average earning assets at year-end 2013 as compared to 2012.  The Company experienced a significant decrease in commercial loan losses and payoffs combined with increases in new originations during 2013, which allowed for more normalization within its average commercial loan portfolio when compared to 2012.  This limited the degree of decrease within the Company’s average loan balances to 2.6% in 2013, as compared to an average loan decrease of 8.9% in 2012.  In addition, the Company’s average loans as a percentage of average earnings assets increased to 76.0% at year-end 2013, as compared to 73.8% at year-end 2012.  This was largely affected by 2013’s commercial loan improvements, as well as an earning asset composition shift in less interest-bearing balances with banks, which decreased $27,219, or 33.4%, during 2013.  This was mostly from less average balances associated with the lower-yielding Federal Reserve Bank clearing account.  During 2012, the $55,437 decrease in average loans was mostly affected by the commercial loan portfolio, which had experienced significant charge-offs of underperforming commercial loans, as well as large payoffs of various commercial loans.  During 2012, the average installment loan portfolio decreased primarily from auto loan balances, where competition for loan growth continues to be challenged by other financial institutions and captive finance companies.  Decreases in the average residential real estate loan portfolio during 2012 were largely the result of management’s strategy to sell the majority of its long-term, fixed-rate real estate loans to the secondary market in order to manage the risk of rising interest rates in the future.  As a result, average loans as a percentage of average earning assets decreased to 73.8% for 2012, as compared to 77.1% for 2011.

The Company’s average assets during 2013 and 2012 were also affected by changes in its average interest-bearing balances with banks.  As previously mentioned, the Company experienced a decrease in average interest-bearing balances with banks during 2013, which lowered by $27,219, or 33.4%, from year-end 2012.  Conversely, at year-end 2012, average interest-bearing balances with banks increased $13,440, or 19.8%, from year-end 2011.  These balances are driven primarily by the Company’s use of its Federal Reserve Bank clearing account.  In 2012, the trend of larger interest-bearing balances with banks was primarily due to seasonal excess funds that resulted from the clearing of tax refund checks and deposits.  These ERC/ERD deposits occurred primarily during the first half of 2012 and 2011 and are the result of the Company’s relationship with a third-party tax software provider.  The Company acts as the facilitator for these ERC/ERD transactions and earns a fee for each cleared item.  For the short time the Company holds such refunds, constituting noninterest-bearing deposits, the Company increases its deposits with the Federal Reserve.  This causes the interest-bearing balances with banks to represent a large percentage of earning assets during the time the Company holds the refunds, although such balances decrease at year-end.  For the year ended December 31, 2012, average interest-bearing balances with banks totaled 10.5% of average earning assets, as compared to 8.4% for 2011.  However, during 2013, as loan volume began to improve and excess deposits continued to decline, the Company utilized more of its short-term Federal Reserve funds to satisfy loan demand and fund increased maturities of time deposits.  As a result, average interest-bearing balances with banks totaled 7.4% of average earning assets in 2013, down from 10.5% of average earning assets in 2012.

The Company’s average investment securities, both taxable and tax exempt, continued to increase during 2013, with its percentage of earning assets averaging 16.6% for the year, compared to 15.7% for 2012 and 14.5% for 2011.

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

Average interest-bearing liabilities decreased 9.1% between 2012 and 2013, and decreased 10.2% between 2011 and 2012, largely due to decreasing time deposits, other borrowings and subordinated debentures.  The fluctuations of interest-bearing deposits since 2011 are in large part due to the Company’s preference of core deposit relationship balances over higher-costing time deposits and other borrowing liabilities, which have changed the funding composition mix during this time. Interest-bearing liabilities continue to be comprised largely of time deposits, which represented 35.5% of total interest-bearing liabilities in 2013. This composition mix, however, has decreased the most since 2011, which represented 39.8% and 44.0% of average interest-bearing liabilities in 2012 and 2011, respectively.  As interest rates on time deposits have continued to readjust to current market rates in 2013, competitive pricing pressures have grown, contributing to a significant maturity runoff of CD’s during 2013 and 2012.  In addition, the Company’s other borrowings and subordinated debentures lowered to 5.1% of average interest-bearing liabilities in 2013, as compared to 5.8% in 2012 and 8.9% in 2011, collectively.

The Company’s core deposit segment of interest-bearing liabilities, which include NOW and savings and money market accounts, together represented 59.4% of average interest-bearing liabilities in 2013, as compared to 54.3% in 2012 and 47.1% in 2011.  This composition increase has particularly occurred in the Company's statement savings and Market Watch products.  As CD market rates continue to adjust downward, the spread between a short-term CD rate and a statement savings rate has become small enough for the customer to invest balances into a more liquid product, perhaps hoping for rising rates in the near future, which has caused the average statement savings product to grow.  The Market Watch product is a limited transaction investment account with tiered rates that competes with current market rate offerings and serves as an alternative to certificates of deposit for some customers.  With an added emphasis on further building and maintaining core deposit relationships, the Company has marketed several attractive incentive offerings in the past several years to draw customers to this particular product.  The Company has experienced general decreases in its Market Watch balances since last year as interest rates have adjusted down to current market rates.

The overall composition shift from 2011 to 2013 with higher demand, NOW, savings and money market balances and lower time deposits, other borrowed money and subordinated debentures has served as a cost effective contribution to the net interest margin.  The average cost of the “growing” interest-bearing NOW, savings and money market account core segment was 0.29%, 0.55% and 0.90% during the years ended 2013, 2012 and 2011, respectively.  The higher average cost of the time deposit, other borrowed money and subordinated debenture segments was 1.26%, 1.77% and 2.20% during the years ended 2013, 2012 and 2011, respectively.

The net interest margin increased to 4.50% in 2013 from 4.29% in 2012 and 4.23% in 2011.  The 21 basis point and 6 basis point improvement in 2013 and 2012 was largely the result of an improved net interest rate spread.  During 2013, the net interest rate spread increased 30 basis points to 4.30%, resulting from the decrease in average cost of interest-bearing liabilities of 43 basis points from 1.11% to 0.68%, which exceeded the decrease in average yield on interest-earning assets of 13 basis points from 5.11% to 4.98%.  Partially offsetting the net interest rate spread increase in 2013 was a 9 basis point decrease in contributions from interest-free funds (i.e., demand deposits, shareholders' equity), which lowered from 0.29% in 2012 to 0.20% in 2013.  During 2012, the net interest rate spread increased 11 basis points to 4.00%, resulting from the greater decrease in average cost of interest-bearing liabilities of 48 basis points from 1.59% to 1.11%, as compared to the decrease in average yield on interest-earning assets of 37 basis points from 5.48% to 5.11%.  Partially offsetting the net interest rate spread increase in 2012 was a 5 basis point decrease in contributions from interest-free funds (i.e., demand deposits, shareholders' equity), which lowered from 0.34% in 2011 to 0.29% in 2012.

Lower asset yields and decreases in average earning loans caused interest income on an FTE basis to decrease $3,012, or 7.6%, during 2013, and $5,011, or 11.3%, during 2012.  Lower asset yields were mostly impacted by yields on loans decreasing 31 basis points from 2012 to 2013 and 22 basis points from 2011 to 2012 caused by the extended low interest rate environment the Federal Reserve has been maintaining since it began reducing short-term rates in 2008.  The Company's commercial, participation and real estate loan portfolios have been most sensitive to these decreases in short-term interest rates since that time, particularly the prime interest rate, which remained at 3.25% at year-end 2013.  Asset yields during 2013, 2012 and 2011 were also impacted by the average balance changes in the Company’s interest-bearing Federal Reserve Bank clearing account.  The Company continues to invest the majority of its excess funds into its interest-bearing Federal Reserve Bank clearing account, which yields just 0.25%.  The intention for these short-term Federal Reserve Bank balances that were not related to tax refund clearing items or other seasonal deposits was to re-invest them into future loan growth or longer-term securities with higher interest rate yields to improve the net interest margin.  During 2013, the Company utilized more of its Federal Reserve Bank clearing deposits to fund higher-yielding assets and maturities of higher-costing time deposits.  This contributed most to the decrease in average interest-bearing balances with banks for 2013 but had a positive impact to asset yields and net interest margin due to the Federal Reserve Bank clearing balances yielding just 25 basis points.  Conversely in 2012, the Federal Reserve Bank clearing balances increased from 2011 due to higher excess funds from continued loan payoffs and paydowns, as well as an increased volume of short-term tax refund deposits.  These increases in Federal Reserve Bank balances contributed most to the Company’s growth in average interest-bearing balances with banks during 2012, but also contributed to the decrease in earning asset yields, with the majority of this growth yielding just 0.25%.

The decrease in interest and fee income came largely from the residential real estate loan portfolio.  Management continues to sell a portion of its long-term, fixed-rate real estate loans to the secondary market, while retaining the servicing rights to these loans.  As previously discussed, the Federal Reserve continues to maintain interest rates at their low levels, which has impacted the long-term interest rates that affect mortgage loan pricing.  The lower rates have contributed to a consumer demand for mortgage loan refinancing to help lower their monthly costs.  The interest rate risks associated with satisfying this demand for long-term fixed-rate mortgages has prompted management to sell a portion of these real estate loans to the secondary market, while retaining the servicing rights.  This action continues to generate loan sale and servicing fee revenue within noninterest income, but has contributed to a $1,173, or 8.6%, decrease in real estate interest and fee income during the year ended 2013, as compared to 2012, and a $1,201, or 8.1%, decrease during the year ended 2012, as compared to 2011.

Further contributing to lower interest income during 2013 and 2012 were decreases in average balances within the commercial loan portfolio, primarily from significant charge-offs of underperforming commercial loans, as well as large payoffs of various commercial loans during the first half of 2012.  These lower loan balances have contributed to a $927, or 7.1%, decrease in commercial interest and fee revenue during the year ended 2013, as compared to 2012, and a $2,202, or 14.3%, decrease during the year ended 2012, as compared to 2011.

The Company’s consumer loan interest and fee income also decreased $637, or 6.6%, during the year ended 2013 compared to 2012, and $1,517, or 13.5%, during the year ended 2012 compared to 2011.  Contributing to the decrease in both 2013 and 2012 were lower consumer loan average balances, primarily from auto loan balances, where competition for loan demand continues to be challenged by other financial institutions and captive finance companies.  Further impacting the decrease of 2012 was the reduction of tax refund anticipation loan fees during the year ended 2012.  The Company’s participation with a third-party tax software provider had given the Bank the opportunity to make RALs during the tax refund loan season, typically from January through March. During the year ended 2011, the Company had recognized $561 in RAL fees.  In response to the FDIC's expressions of concern about RALs, the Bank decided to discontinue offering RALs after April 19, 2011. As a result, the Bank did not originate RAL loans during the year ended 2012.  The FDIC's concern and recommendation does not affect the Bank's offering of other tax refund products, such as ERC’s and ERD’s. Furthermore, the FDIC’s recommendation does not affect the offerings of RALs by Loan Central, which has remained comparable from 2011 to 2013.

In relation to lower earning asset yields, the Company’s interest-bearing liability costs also decreased 43 basis points during 2013 and 48 basis points during 2012.  The lower costs have caused interest expense to drop $2,773, or 43.7%, from 2012 to 2013 and $3,823, or 37.6%, from 2011 to 2012 as a result of lower rates paid on interest-bearing liabilities.  The Federal Reserve continues to hold the prime interest rate at 3.25%, and the target federal funds rate remains at a range from 0.0% to 0.25%.    The sustained low short-term rates have continued to impact the repricings of various Bank deposit products, including public fund NOW, Gold Club and Market Watch accounts. However, contributing most to the decrease in funding costs were interest rates on time deposit balances, which continued to reprice at lower rates during 2013 and 2012 (as a continued lagging effect to the Federal Reserve action to drop short-term interest rates).  The year-to-date weighted average costs of the Company’s time deposits have decreased from 2.03% at year-end 2011 to 1.46% at year-end 2012 and 1.09% at year-end 2013.

Further contributing to lower interest-bearing deposit expense has been the Company’s continued emphasis on growing core deposits during 2013 and 2012.  The Company continues to experience a deposit composition shift from a higher level of average time deposits to an increasing level of average core deposit balances in demand, NOW, savings and money market balances.  During 2013, the Company’s average time deposit balances, with a weighted average cost of 1.09%, decreased $43,536, as compared to the average time deposit balances during 2012.  This is compared to a much smaller average balance decrease of $2,035 in the Company’s lower costing, interest-bearing core deposit balances, with a weighted average cost of 0.29% during 2013, as compared to 2011.  As a result of decreases in the average market interest rates mentioned above and the deposit composition shift to lower-costing, interest-bearing deposit balances, the Company’s total weighted average funding costs have decreased to 0.68% at year-end 2013 as compared to 1.11% at year-end 2012 and 1.59% at year-end 2011.

Further impacting lower funding costs were decreases in interest expense incurred on the Company’s subordinated debentures during the year ended 2013.  Prior to 2013, the Company had received proceeds from the issuance of two trust preferred securities classified as subordinated debentures totaling $13,500.  During the first quarter of 2013, the Company redeemed one of the subordinated debentures totaling $5,000 that had a fixed-rate of 10.6%.  The redemption supports the Company’s continued emphasis on lowering funding costs to strengthen the net interest margin as average earning assets continued to decline.  As a result, interest expense on subordinated debentures decreased $524, or 66.4%, during the year ended 2013 compared to 2012.

The Company has experienced margin improvement during both 2013 and 2012 due to a lower deposit mix of higher-costing time deposit, borrowing and subordinated debenture balances while also benefiting from a sustained low interest rate environment.  However, the pace of improvement increased in 2013, as the net interest margin increased 21 basis points as compared to a 6 basis point improvement in 2012.  The larger pace of improvement in 2013 was primarily from the average balance decreases in higher-costing time deposits, the $5,000 redemption of 10.6% interest-bearing subordinated debentures and the lower average balances being carried at the Federal Reserve yielding just 0.25%.  This, combined with improved average loan balances during the second half of 2013, helped to facilitate net interest margin growth during 2013.

           The Company will continue to focus growing the average loan portfolio and re-deploying the Federal Reserve balances earning 0.25% into higher yielding instruments as opportunities arise.  The Federal Reserve announced it would maintain the current state of low interest rates through 2014 or longer to help boost the economy as its recovery has been short of expectations. However, further decreases in interest rates by the Federal Reserve would have a negative effect on the Company’s net interest income, as most of its deposit balances are perceived to be at or near their interest rate floors. The Company will face pressure on its net interest income and margin improvement if loan balances do not continue to expand and become a larger component of overall earning assets.  For additional discussion on the Company's rate sensitive assets and liabilities, please see “Interest Rate Sensitivity and Liquidity” and “Table VIII” within this Management's Discussion and Analysis.

PROVISION EXPENSE
Credit risk is inherent in the business of originating loans.  The Company sets aside an allowance for loan losses through charges to income, which are reflected in the consolidated statement of income as the provision for loan losses.  Provision for loan loss is recorded to achieve an allowance for loan losses that is adequate to absorb losses in the Company’s loan portfolio.  Management performs, on a quarterly basis, a detailed analysis of the allowance for loan losses that encompasses loan portfolio composition, loan quality, loan loss experience and other relevant economic factors.

The Company’s provision expense decreased during 2013 by $1,106, or 69.9%, as compared to 2012.  The impact to provision expense during 2013 is largely related to the changes in net charge-offs, as well as changes in both specific and general allocations of the allowance for loan losses.  During 2013, the Company’s net charge-offs totaled $1,227, a decrease of $795, or 39.3%, from the $2,022 in net charge-offs recognized during 2012.  Net charge-offs within commercial and residential real estate loans decreased by $2,636, or 92.8%, during the year ended 2013 compared to 2012.  This decrease was largely due to the partial charge-offs of  $1,529 on various residential real estate and commercial real estate loans during the first quarter of 2012.  Management believed these charge-offs were necessary given the status of the economy and the customers’ continued financial weakness.  Of these partially charged-off amounts, specific allocations of $356 had already been reserved in the allowance for loan losses from prior impairment analysis.  As a result, the partial charge-offs required corresponding impairment charges of $1,173 to provision expense due to the continued deterioration of collateral values.  Partially offsetting the decrease in commercial and residential real estate net charge-offs was a $1,952 decrease in recoveries of commercial and industrial loans from 2012 to 2013.  This was primarily due to the successful recovery of $1,250 during the fourth quarter of 2012 of a previously charged-off commercial and industrial loan.  The recovery had a direct effect in decreasing net charge-offs and lowering provision expense during 2012.

Further lowering provision expense was a decrease in the Company’s general allocations of the allowance for loan losses during 2013, related primarily to lower loan losses.  The Company’s general allocation evaluates, among other things, the average historical loan losses over the previous 36 months.  In 2013, the historical loan loss factor decreased as compared to 2012 as net charge-offs have continued to decline.  Furthermore, the general allocation also evaluates other factors, such as economic risk, asset quality, and changes in classified and criticized assets.  The improving trends of lower unemployment rates, decreasing loan losses and lower classified and criticized asset balances from 2012 have also continued to place less pressure on the general allocations of the allowance for loans losses during 2013.  In addition, the ratio of nonperforming loans to total loans decreased to 0.65% at December 31, 2013 compared to 0.71% at December 31, 2012, supporting the Company’s efforts in improving asset quality and strengthening the balance sheet.  As a result, the Company’s general allocation of the allowance for loan losses decreased $1,268 from $4,798 at December 31, 2012 to $3,530 at December 31, 2013, which contributed to lower provision expense during the year ended December 31, 2013.

Partially offsetting the benefits of lower net charge-offs and lower general allocations was an increase in the Company’s specific allocations.  The portion of allowance for loan losses that was specifically allocated to loans that were individually evaluated for impairment totaled $2,625 at December 31, 2013, increasing from $2,107 at December 31, 2012.  The increase in specific allocations was largely related to an asset impairment of $878 recorded in the second quarter of 2013 on a commercial and industrial loan relationship classified as impaired.  This impairment charge was based on collateral values and required a corresponding increase to provision for loan losses expense.

During 2012, the Company’s provision expense decreased by $3,313, or 67.7%, as compared to 2011.  The impact to provision expense during 2012 was largely related to the changes in net charge-offs, as well as changes in both specific and general allocations of the allowance for loan losses.  During 2012, the Company’s net charge-offs totaled $2,022, a decrease of $4,916, or 70.9%, from the $6,938 in net charge-offs recognized during 2011. This was largely due to the partial charge-offs of various commercial and residential real estate loans classified as impaired and loans classified as troubled debt restructurings (“TDR’s”) during the first two quarters of 2011. Management believed these charge-offs of collateral dependent loans were necessary given the status of the economy and the customers’ continued financial weakness. The largest of these charge-offs occurred during the first quarter of 2011, when the Company partially charged off $3,839 on two commercial loans classified as TDRs from one relationship due to a continued deterioration in collateral values.  Of this partially charged-off amount, a specific allocation of approximately $2,906 already had been reserved in the allowance for loan losses from prior impairment analysis.  Additional analysis of the loans’ collateral values revealed a $933 impairment that required a corresponding increase to provision expense that was used to absorb part of the $3,839 write-down during the first quarter of 2011.  However, during the fourth quarter of 2012, the Company was successful in recovering approximately $1,250 from these previously charged-off commercial loan balances.  The recovery had a direct effect in decreasing net charge-offs and lowering provision expense during 2012 as compared to 2011.

As a result of the previously mentioned impaired and TDR loan charge-offs during the first and second quarters of 2011, the Company’s historical loan loss factors decreased during 2012.  This caused the Company’s general allocations in the Company’s allowance for loan losses to decrease by $1,891, or 28.3%, from year-end 2011, which contributed to lower provision expense during the year ended December 31, 2012.

Partially offsetting the benefits of lower net charge-offs and lower general allocations during 2012 was an increase in the Company’s specific allocations from $655 at December 31, 2011 to $2,107 at December 31, 2012.  The increase in specific allocations in 2012 was largely related to an asset impairment of $1,979 on one commercial real estate loan classified as a TDR.  The Company continues to monitor and make loan modifications to certain TDR loans that will ease payment performance pressures off of the borrower.  For TDR loans that have had existing loan terms modified, an impairment analysis would be measured by comparing the present value of expected future cash flows discounted at the loan’s effective interest rate to the cash flows based on the original contractual terms of the loan or based upon an evaluation of collateral.  The difference between the two measurements results in an impairment charge.  Any impairment deficiency resulting from either analysis method would require a specific allocation of the allowance for loan losses and a corresponding increase to provision for loan losses expense.  The impairment charge of $1,979 on the previously mentioned commercial real estate TDR loan was based on collateral values and required a corresponding increase to provision for loan losses expense.

Management believes that the allowance for loan losses was adequate at December 31, 2013 to absorb probable losses in the portfolio.  The allowance for loan losses was 1.09% of total loans at December 31, 2013, as compared to 1.24% at December 31, 2012 and 1.23% at December 31, 2011.  Future provisions to the allowance for loan losses will continue to be based on management’s quarterly in-depth evaluation that is discussed in further detail under the caption “Critical Accounting Policies - Allowance for Loan Losses” within this Management’s Discussion and Analysis.

NONINTEREST INCOME
Total noninterest income increased $35, or 0.4%, in 2013 as compared to 2012.  Contributing most to the 2013 growth in noninterest income were increases in bank owned life insurance income, tax refund processing fees and debit/credit card interchange income, partially offset by higher losses related to the sale and write-downs of foreclosed OREO property.

The successful growth in noninterest revenue was largely due to the Company’s earnings from tax-free bank owned life insurance (“BOLI”) investments.  BOLI investments are maintained by the Company in association with various benefit plans, including deferred compensation plans, director retirement plans and supplemental retirement plans.  During the first quarter of 2013, the Company received $1,249 in cash proceeds from the settlement of two BOLI policies, which yielded net BOLI proceeds of $452 that was recorded to income.  This contributed to an increase of $394, or 50.4%, in BOLI income during the year ended 2013, as compared to 2012.  As a result of net BOLI proceeds being exempt from tax, the Company’s effective tax rate decreased from 28.1% at December 31, 2012 to 26.6% at December 31, 2013.

The successful growth in noninterest revenue was also impacted by increased seasonal tax refund processing fees classified as ERC/ERD fees.  During the year ended 2013, the Company’s ERC/ERD fees increased by $267, or 11.7%, as compared to the same period in 2012.  The increase was due to a volume increase in the number of ERC/ERD transactions that were processed during 2013.  Management continues to be pleased with the significant contribution this revenue source made, accounting for 30.0% of total noninterest income at year-end 2013.  As a result of ERC/ERD fee activity being mostly seasonal, the majority of income was recorded during the first half of 2013.

The Company also experienced noninterest income growth from its debit and credit interchange income, which increased $263, or 15.5%, during the year ended 2013 as compared to 2012.  The volume of transactions utilizing the Company’s credit card and Jeanie® Plus debit card continue to increase from a year ago. Beginning in the second half of 2010, the Company began offering incentive based credit cards that would permit its users to redeem accumulated points formerchandise, as well as cash incentives paid, particularly to business users based on transaction criteria. In addition, similar incentives were introduced to the Company's Jeanie® Plus debit cards during the first quarter of 2011 to promote customer spending. While incenting debit/credit card customers has increased customer use of electronic payments, which has contributed to higher interchange revenue, the strategy also fits well with the Company's emphasis on growing and enhancing its customer relationships.

The increases in noninterest income mentioned above were partially offset by an increase in net losses on OREO properties, which were up $542, or 361.3%, during the year ended 2013, as compared to 2012.  Higher net losses on OREO were impacted mostly by multiple impairment charges taken on one commercial real estate property in 2013 and 2012.  These losses were derived from a re-evaluation of the carrying values of this OREO property during the fourth quarters of 2013 and 2012.  The result was a $504 impairment charge that was recorded in 2013, as compared to a $252 impairment charge recorded in 2012.  The impairment charges recognized during 2012 and 2013 were recorded as write-downs to the carrying value of the commercial real estate property.  Losses on OREO were also impacted by the sale of one commercial property during the fourth quarter of 2013, which resulted in a net loss of $156.

Total noninterest revenue improvement was also partially offset by lower mortgage banking income affected by the declining volume of real estate loans being sold to the secondary market.  To help manage consumer demand for longer-termed, fixed-rate real estate mortgages, the Company continues to sell a portion of the real estate loans it originates to the secondary market.  Historic low interest rates on long-term fixed-rate mortgage loans continue to provide consumers with opportunities to refinance their existing mortgages.  The decision to sell long-term fixed-rate mortgages at lower rates also helps to minimize the interest rate risk exposure to rising rates. During the year ended December 31, 2012, the Company experienced a higher level of refinancing demand as compared to the year ended 2013.  As a result, the Company sold 108 loans to the secondary market during the year ended 2013, down from 230 loans sold during the year ended 2012.  As a result, mortgage banking income during 2013 was down $120, or 19.2%, as compared to 2012.

The Company’s other noninterest income decreased $209, or 17.3%, during the year ended 2013 as compared to 2012.  Contributing most to the decrease were fewer revenues received from the Company’s interest rate swap agreements, which decreased $82, or 36.5%, during 2013 as compared to 2012.  The Company utilizes interest rate swaps to satisfy the desire of large commercial customers to have a fixed-rate loan while permitting the Company to originate a variable-rate loan, which helps mitigate interest rate risk.  In association with establishing an interest rate swap agreement, the Company earns a swap fee at the time of origination. The remaining decreases within other noninterest income were primarily from lower loan insurance sales and a decrease in gains recorded on the sale of land in Jackson, Ohio, during the first quarter of 2012.

In 2012, total noninterest income increased $1,261, or 17.5%, in 2012 as compared to 2011.  Contributing most to the 2012 growth in noninterest income were lower losses related to OREO, as well as increases in debit/credit card interchange and mortgage banking income.

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

The Company also experienced noninterest income growth from its debit and credit interchange income, which increased $313, or 22.6%, during the year ended 2012 as compared to 2011.  This was related to the increase in transaction volume from the Company’s credit card and Jeanie® Plus debit card products that offered customer incentives.

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

The Company also experienced less income from lower seasonal tax refund processing fees classified as ERC/ERD fees.  During the year ended December 31, 2012, the Company’s ERC/ERD fees decreased by $270, or 10.6%, as compared to the same period in 2011. During the first and second quarters of 2012, the volume of ERC/ERD items increased over the same periods in 2011.  However, the fee per ERC/ERD transaction was reduced from the prior year, which contributed to lower fee revenue.  While ERC/ERD fee income has generated less income during 2012, management is pleased with the significant contribution this revenue source has made, accounting for 27.0% of the overall noninterest income at year-end 2012. As a result of ERC/ERD fee activity being mostly seasonal, the majority of income was recorded during the first half of 2012.

NONINTEREST EXPENSE
Management continues to work diligently to minimize the growth in noninterest expense.  For 2013, total noninterest expense decreased $366, or 1.2%.  Contributing most to the decrease in net overhead expense was a reduction in FDIC insurance expense and decreases in other noninterest expense related to donations, advertising, legal fees, and a prepayment penalty from 2012 associated with the extinguishment of above market FHLB advances.  Decreases in total noninterest expense were partially offset by an increase in salaries and employee benefits and various increases in other noninterest expense related to customer incentive costs and a trust preferred security redemption fee in 2013.

The Company’s largest noninterest expense item, salaries and employee benefits, increased $152, or 0.9%, during 2013 as compared to 2012.  The increase was largely due to annual merit increases.  During 2013, the Company experienced a lower full-time equivalent employee base, decreasing from 277 employees at year-end 2012 to 273 employees at year-end 2013.  During 2012, salary and employee benefits increased $768, or 4.6%, during 2012 as compared to 2011.  The increase was largely due to annual merit increases and higher healthcare and retirement benefit costs.  During 2012, the Company experienced a lower full-time equivalent employee base, decreasing from 285 employees at year-end 2011 to 277 employees at year-end 2012.

 The Company’s FDIC premium expense decreased $265, or 35.1%, during the year ended December 31, 2013, and decreased $274, or 26.6%, during the year ended December 31, 2012, as compared to the prior years of 2012 and 2011, respectively.  The Company continues to benefit from lower FDIC assessment rates and a change in assessment method.  Beginning April 1, 2011, the assessment base for deposit insurance premiums changed from total domestic deposits to average total assets minus average tangible equity, and the assessment rate schedules changed.  The new assessment method has afforded the Company lower net premium assessments.

In 2013, the Company’s other noninterest expenses decreased $290, or 4.3%, as compared to 2012.  The decreases were led by donation, advertising, legal, and FHLB prepayment penalty costs.  Donation costs decreased $352, or 63.1%, during 2013 largely from significant contributions made in December 2012 to various communities within the Company’s market areas.  This action was part of the Company’s new “Community First” initiative that emphasizes giving back to the communities in which it serves.  The Company utilized less paper media in 2013, which contributed to a decrease in its advertising costs of $110, or 20.4%, during 2013.  The Company also benefited in less legal expenses incurred during 2013 due to the reduced volume of troubled assets and increased recoveries, which contributed to a decrease in legal costs of $192, or 52.3%, during 2013.  Also contributing to lower levels of other noninterest expense was a $203 prepayment penalty paid in 2012 that was part of the Company’s strategy to prepay three FHLB advances totaling $5,689.  The three FHLB advances were extinguished in December 2012 and had interest rate costs ranging from 2.2% to 3.4%.  The prepayment penalty allowed management to, in effect, accelerate the interest expense on these higher-costing FHLB advances into 2012 to further reduce interest expense and promote net interest margin improvement in 2013.  Partially offsetting these decreases were various increases within other noninterest expense related to customer incentives and a one-time trust preferred security redemption fee.  Customer incentive costs increased $215, or 49.2%, on debit and credit card usage.  This increasing trend of higher customer card incentives has been part of management’s added emphasis on further building and maintaining core deposit relationships while increasing interchange revenue.  Further impacting other noninterest expense was a $212 fee to redeem one of the Company’s trust preferred securities during the first quarter of 2013.  Given the current capital levels and potential for interest expense savings, the Company redeemed the full amount of the $5,000 subordinated debenture on March 7, 2013.

  In 2012, total noninterest expense increased $1,442, or 5.1%.  Contributing most to the growth in net overhead expense were higher salaries and employee benefits, as well as increases in various other noninterest expense categories related to donations, advertising, customer incentives on debit and credit card usage, and a prepayment penalty associated with the extinguishment of above market FHLB advances.

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

In 2012, the Company’s other noninterest expenses increased $1,195, or 21.3%, as compared to 2011.  The increases were led by donation, advertising, customer incentive and prepayment penalty costs.  Donation costs increased $340, or 156.8%, during 2012 largely from contributions to various communities within the Company’s market areas.  The Company also increased its marketing efforts by utilizing more paper media and billboard images, which contributed to additional advertising costs of $184, or 34.3%, during 2012. Customer incentive costs also increased $190, or 76.7%, on debit and credit card usage.  Also contributing to higher other noninterest expense was a $203 prepayment penalty that was realized as part of the Company’s strategy to prepay three higher-costing FHLB advances totaling $5,689 in December 2012.

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

Various noninterest expense categories decreased during 2012, as compared to 2011, which partially offset the expense increases described above.  The Company’s FDIC premium expense decreased $274, or 26.6%, during the year ended December 31, 2012, as compared to the same period in 2011, largely from lower FDIC assessment rates and a change in assessment method.

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

During 2012, the Company also recognized overhead expense savings within its foreclosed asset costs, which decreased $204, or 31.4%, as compared to 2011. The changes in foreclosed asset costs during 2012 were mostly related to two commercial real estate properties. Foreclosure expenses include the costs in maintaining the properties, which consist of taxes and general maintenance.

The Company’s efficiency ratio is defined as noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income. Management continues to place emphasis on managing its balance sheet mix and interest rate sensitivity to help expand the net interest margin as well as developing more innovative ways to generate noninterest revenue.  During 2013, revenue levels have been negatively affected by lower net interest income due to lower average earning assets.  However, the Company experienced a 1.2% reduction in total noninterest expense during 2013.  As a result, revenue levels during 2013 outpaced overhead expense, causing the year-to-date efficiency ratio to decrease (improve) to 71.0% at December 31, 2013, as compared to 71.5% at December 31, 2012.  Conversely during 2012, the Company’s efficiency ratio increased to 71.5% from the 68.2% experienced during 2011.  A lower net interest income due to lower RAL fees and lower average earning assets combined with higher noninterest expense had a negative effect on efficiency during 2012.  As a result, overhead expense for 2012 outpaced revenue levels, which caused the efficiency ratio to worsen from 2011.

FINANCIAL CONDITION:

CASH AND CASH EQUIVALENTS
The Company’s cash and cash equivalents consist of cash, as well as interest- and non-interest bearing balances due from banks.  The amounts of cash and cash equivalents fluctuate on a daily basis due to customer activity and liquidity needs.  At December 31, 2013, cash and cash equivalents had decreased $17,307, or 37.9%, to $28,344 as compared to $45,651 at December 31, 2012.  The decrease in cash and cash equivalents was largely affected by the Company’s decrease in interest-bearing Federal Reserve Bank clearing account balances.  The Company continues to utilize its interest-bearing Federal Reserve Bank clearing account to maintain excess funds caused by retained tax refund deposits and proceeds from loan payoffs.  During 2013, the Company used more of its Federal Reserve Bank clearing account deposits to help fund a net increase in loans of $8,031 and a reduction in time deposits of $39,420, primarily related to maturities of retail and wholesale CD’s.  The interest rate paid on both the required and excess reserve balances is based on the targeted federal funds rate established by the Federal Open Market Committee.  As of the filing date of this report, the interest rate calculated by the Federal Reserve continues to be 0.25%.  This interest rate is similar to what the Company would have received from its investments in federal funds sold, currently in a range of less than 0.25%.  Furthermore, Federal Reserve Bank balances are 100% secured.

As liquidity levels vary continuously based on consumer activities, amounts of cash and cash equivalents can vary widely at any given point in time.  Carrying excess cash has a negative impact on interest income since the Company currently only earns 0.25% on its deposits with the Federal Reserve.  As a result, the Company’s focus will be to continue to re-invest these excess funds back into longer-term, higher-yielding assets, such as loans and investment securities, during 2014 when the opportunities arise.  Further information regarding the Company’s liquidity can be found under the caption “Liquidity” in this Management’s Discussion and Analysis.

SECURITIES
Management's goal in structuring the portfolio is to maintain a prudent level of liquidity while providing an acceptable rate of return without sacrificing asset quality.  Maturing securities have historically provided sufficient liquidity such that management has not sold a debt security in several years, other than renewals or replacements of maturing securities.

During 2013, the balance of total securities decreased $11,582, or 9.8%, as compared to year-end 2012, with the ratio of securities to total assets also decreasing to 14.3% at December 31, 2013, compared to 15.4% at December 31, 2012.  The Company’s investment securities portfolio has consisted of U.S. Treasury securities, U.S. Government sponsored entity (“GSE”) securities, agency mortgage-backed securities and obligations of states and political subdivisions.  During 2013, the Company continued to experience increased cash flows from monthly principal repayments of its agency mortgage-backed securities.  Typically, the monthly repayment of principal has been the primary advantage of agency mortgage-backed securities as compared to other types of investment securities, which deliver proceeds upon maturity or call date.  However, with the current low interest rate environment and loan balances at a declining pace, the cash flow that is being collected is being reinvested at lower rates.  Principal repayments from agency mortgage-backed securities totaled $24,535 during 2013.   As a result of increasing principal repayments, the Company’s agency mortgage-backed securities decreased $18,742, or 19.9%, from year-end 2012.  The Company invested a portion of the excess funds from its agency mortgage-backed securities into new long-term GSE securities, which increased $7,840 from year-end 2012.  The Company’s investment in new GSE securities increased diversification within the investment securities portfolio, which was comprised mostly of agency mortgage-backed securities, totaling 70.4% of total investment securities at December 31, 2013.

With the general decrease in interest rates evident since 2008, the reinvestment rates on debt securities continue to show lower returns during 2013.  The weighted average FTE yield on debt securities at year-end 2013 was 1.92%, as compared to 2.17% at year-end 2012 and 2.36% at year-end 2011.  As a result, the Company’s focus will be to generate interest revenue primarily through loan growth, as loans generate the highest yields of total earning assets.  Table III provides a summary of the portfolio by category and remaining contractual maturity.  Issues classified as equity securities have no stated maturity date and are not included in Table III.

LOANS
In 2013, the Company's primary category of earning assets and most significant source of interest income, total loans, increased $8,031, or 1.4%, to finish at $566,319.  Higher loan balances were mostly influenced by the commercial loan portfolio, which includes both commercial real estate and commercial and industrial loans.  Management continues to place emphasis on its commercial lending, which generally yields a higher return on investment as compared to other types of loans.

Commercial real estate, the Company’s largest segment of commercial loans, increased $10,656, or 6.1%, from year-end 2012.  Commercial real estate consists of owner-occupied, nonowner-occupied and construction loans.  Commercial real estate also includes loan participations with other banks outside the Company’s primary market area.  Although the Company is not actively seeking to participate in loans originated outside its primary market area, it has taken advantage of the relationships it has with certain lenders in those areas where the Company believes it can profitably participate with an acceptable level of risk.  Commercial real estate loans were up largely from its construction loan portfolio during 2013, which increased $11,596, or 66.7%, from year-end 2012.  Commercial construction loans are extended to individuals as well as corporations for the construction of an individual property or multiple properties and are secured by raw land and the subsequent improvements.  The increase was largely due to the origination of two large construction lines during the first quarter of 2013 and one large construction line during the fourth quarter of 2013 with balances totaling $7,965 at December 31, 2013.  The Company’s nonowner-occupied loans increased $9,316, or 17.6%, from year-end 2012 due to increases in originations during 2013.  Nonowner-occupied loans are property loans for which the repayment of principal is dependent upon rental income associated with the property or the subsequent sale of the property, such as apartment buildings, condominiums, hotels and motels.  These loans are primarily impacted by local economic conditions, which dictate occupancy rates and the amount of rent charged. The Company’s owner-occupied loan portfolio decreased during 2013 by $10,256, or 9.8%, from year-end 2012.  This change was in large part due to the larger loan payoffs and paydowns of several owner-occupied loans during 2013.  Owner-occupied loans consist of nonfarm, nonresidential properties.  A commercial owner-occupied loan is a borrower purchased building or space for which the repayment of principal is dependent upon cash flows from the ongoing operations conducted by the party, or an affiliate of the party, who owns the property.  Owner-occupied loans of the Company include loans secured by hospitals, churches, and hardware and convenience stores.

At December 31, 2013, the Company’s commercial and industrial loan portfolio was up from year-end 2012 by $7,126, or 12.5%.  The increase was largely from the origination of two larger loans during the second and third quarters of 2013 with balances totaling $3,138 at December 31, 2013.  Commercial and industrial loans consist of loans to corporate borrowers primarily in small to mid-sized industrial and commercial companies that include service, retail and wholesale merchants.  Collateral securing these loans includes equipment, inventory, and stock.

At December 31, 2013, the primary market areas for the Company’s commercial loan originations, excluding loan participations, were in the areas of Gallia, Jackson and Pike counties of Ohio, which accounted for 33.4% of total originations.  The West Virginia markets accounted for 25.6% of total originations for the same time period.  While management believes lending opportunities exist in the Company’s markets, future commercial lending activities will depend upon economic and related conditions, such as general demand for loans in the Company’s primary markets, interest rates offered by the Company, the effects of competitive pressure and normal underwriting considerations.

The Company’s total loans were also impacted by consumer loans, which increased $2,263, or 2.3%, from year-end 2012.  The Company’s consumer loans are primarily secured by automobiles, mobile homes, recreational vehicles and other personal property. Personal loans and unsecured credit card receivables are also included as consumer loans. The consumer loan portfolio during 2013 benefited mostly from higher consumer real estate, all-terrain vehicle and consumer credit card loan balances.  The limited growth in consumer loans has been mostly affected by the Company’s automobile lending portfolio, which decreased $2,357, or 5.7%, from year-end 2012. The automobile lending component comprises the largest portion of the Company’s consumer loan portfolio, representing 38.0% of total consumer loans at December 31, 2013. In recent years, growing economic factors have weakened the economy and have limited consumer spending.  The Company continues to maintain a strict loan underwriting process on its consumer auto loan offerings to limit future loss exposure. The Company’s interest rates offered on indirect automobile opportunities have struggled to compete with the more aggressive lending practices of local banks and alternative methods of financing, such as captive finance companies offering loans at below-market interest rates.

The decreasing trend of auto loan balances should continue during 2014, as the larger institutions and captive finance companies will continue to aggressively compete for a larger share of the market.  Management will continue to place more emphasis on other loan portfolios (i.e. commercial and, to a smaller extent, residential real estate) that will promote increased profitable loan growth and higher returns.  Indirect automobile loans bear additional costs from dealers that partially offset interest revenue and lower the rate of return.

Generating residential real estate loans remains a significant focus of the Company’s lending efforts. Residential real estate loan balances comprise the largest segment of the Company’s loan portfolio and consist primarily of one- to four-family residential mortgages and carry many of the same customer and industry risks as the commercial loan portfolio. During 2013, total residential real estate loan balances decreased $12,014, or 5.3%, from year-end 2012. The decrease was mostly from the Company’s 15-, 20- and 30-year fixed-rate loans, which declined $24,934, or 18.3%, from year-end 2012. Long-term interest rates continue to remain at historic low levels and have prompted periods of increased refinancing demand for long-term, fixed-rate real estate loans in recent years.  Originating long-term fixed-rate real estate loans at such low rates presents interest rate risk. Therefore, to help manage interest rate risk while also satisfying the demand for long-term, fixed-rate real estate loans, the Company has strategically chosen to originate and sell most of its long-term fixed-rate mortgage loans to the secondary market, which allowed its customers to take advantage of low rates.  The Company maintains its relationship with the customer by servicing the loan. The customer must qualify to take advantage of a secondary market loan based on various criteria which could limit volume growth.  In 2012, the Company experienced an increase in refinancing volume for long-term fixed-rate real estate loans, particularly during the second half of 2012.  As a result, during the year ended 2013, refinancing volume that led to secondary market sales trended down, with 108 loans sold totaling $13,187 as compared to 230 loans sold totaling $29,573 during the year ended 2012.

The remaining real estate loan portfolio balances increased $12,920, or 14.4%, from year-end 2012.  This increase came primarily from the Company's other variable-rate loan products being offered to its customers as alternative financing options. A customer that does not qualify for a long-term, secondary market loan may choose from one of the Company's other adjustable-rate mortgage products. This has contributed to higher balances of five-year, adjustable-rate mortgages, which were up $17,657, or 52.2%, from year-end 2012.  The Company will continue to follow its secondary market strategy until long-term interest rates increase back to a range that falls within an acceptable level of interest rate risk.

The Company continues to monitor the pace of its loan volume and will remain consistent in its approach to sound underwriting practices and a focus on asset quality.

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

During 2013, the Company’s allowance for loan losses decreased $750, or 10.9%, to finish at $6,155 as compared to $6,905 at year-end 2012.  This decrease in reserves was largely due to a reduction in general allocations related to the Company’s improving asset quality metrics.  Management has focused on improving asset quality and lowering credit risk while working to maintain its relationships with its borrowers.  As part of the Company’s quarterly analysis of the allowance for loan losses, an improving trend has been identified within its economic risk allocation, which, among other things, accounts for unemployment rates and classified/criticized asset levels.  Since year-end 2012, unemployment rates within the Company’s lending markets have decreased 48 and 71 basis points within both the 12-month and 36-month rolling average, respectively.  The Company’s total classified and criticized asset balances have decreased from $53,259 at year-end 2012 to $39,638 at year-end 2013, which have contributed to a lower general allocation need.  The Company has also continued to experience improving trends in lower loan losses associated with net charge-offs during the past 36 months, which have also contributed to less required general allocations of the allowance for loan losses.  At December 31, 2013, the Company’s annualized ratio of net charge-offs to average loans decreased to 0.22%, as compared to 0.35% at December 31, 2012 and 1.11% at December 31, 2011, primarily within the commercial loan portfolio.  As a result of these improving trends within our various credit quality statistics related to the loan portfolio, the Company’s total general allocations decreased $1,268, or 26.4%, from year-end 2012.

The Company’s impaired loan levels continue to improve, decreasing $2,705 from year-end 2012.  The change in impaired loans was largely impacted by one commercial real estate loan that was removed from TDR status.  During the second quarter of 2013, the Company re-evaluated the terms and conditions of one commercial real estate relationship that had previously been classified as a TDR.  This previously reported TDR loan, for which there was no principal forgiveness, totaled $4,222 at December 31, 2012.  The loan paid as agreed under the modified terms through maturity in April, 2013.  During the three months ended June 30, 2013, the Bank re-underwrote and re-modified the loan at terms that were considered to be at market for loans with comparable risk.  Management expects the borrower will continue to perform under the re-modified terms based on the borrower’s past history of performance and the overall cash flows of the borrower.  Based on the terms of the re-modification, the loan no longer meets the criteria for a troubled debt restructuring and, as such, was removed from TDR status at June 30, 2013 and is no longer evaluated individually for impairment.

Partially offsetting the decreases in the allowance mentioned above were higher specific allocations related to various loan impairments which contributed to a $518, or 24.6%, increase in specific allocations from year-end 2012.  This increase in collateral value impairment was primarily related to one commercial and industrial loan relationship. During the third and fourth quarters of 2013, the Company obtained more current information regarding the ongoing cash flows of this impaired commercial loan relationship.  The impairment analysis identified a total loan impairment of $864, resulting in specific allocation increases to the allowance for loan losses of $587 in the third quarter of 2013 and $277 in the fourth quarter of 2013.  These specific reserves resulted in corresponding increases to provision for loan losses expense during the third and fourth quarters of 2013.  The portions of impaired loans for which there are specific allocations reflect losses that the Company expects to incur, as they will not likely be able to collect all amounts due according to the contractual terms of the loan. At December 31, 2013, there was $2,625 in specific allocations reserved for expected losses of impaired loans as compared to $2,107 in reserves at year-end 2012.  The impairment on the commercial and industrial loan relationship mentioned above was the largest contributing factor to this increase in specific allocations.  Although impaired loans have been identified as potential problem loans, they may never become delinquent or classified as nonperforming.

The Company experienced a $327, or 8.2%, decrease in its nonperforming loans from year-end 2012, mostly from within the commercial real estate loan portfolio.  Nonperforming loans consist of nonaccruing loans and accruing loans past due 90 days or more.  Nonperforming loans finished at $3,658 at year-end 2013, compared to $3,985 at year-end 2012.  As a result, the Company’s ratio of nonperforming loans to total loans decreased from 0.71% at December 31, 2012 to 0.65% at December 31, 2013.  Furthermore, the Company experienced a $2,640, or 34.5%, decrease in its nonperforming assets from year-end 2012.  This change was primarily due to the sale of one foreclosed commercial property in the fourth quarter of 2013, which reduced the carrying values of OREO by $982.  The Company’s foreclosed real estate properties are being actively marketed with the primary objective of liquidating the collateral at a level that most accurately represents fair value, and allowing for the recovery of as much of the unpaid principal balance as possible.  As a result of this fourth quarter commercial property liquidation, the Company’s nonperforming asset to total asset ratio decreased to 0.67% at December 31, 2013, as compared to .99% at December 31, 2012.  Approximately 21% of nonperforming assets is related to one commercial property totaling $1,058 classified as other real estate owned.  Nonperforming loans and nonperforming assets at December 31, 2013 continue to be in various stages of resolution for which management believes such loans are adequately collateralized or otherwise appropriately considered in its determination of the adequacy of the allowance for loan losses.

As a result of lower general allocations of the allowance benefiting from lower loan losses and improving economic trends, the ratio of the allowance for loan losses to total loans decreased to 1.09% at December 31, 2013, compared to 1.24% at December 31, 2012.  Management believes that the allowance for loan losses is adequate at December 31, 2013 to absorb probable losses in the portfolio.  There can be no assurance, however, that adjustments to the allowance for loan losses will not be required in the future.  Changes in the circumstances of particular borrowers, as well as adverse developments in the economy are factors that could change and make adjustments to the allowance for loan losses necessary.  Asset quality will continue to remain a key focus, as management continues to stress not just loan growth, but quality in loan underwriting as well.  Future provisions to the allowance for loan losses will continue to be based on management’s quarterly in-depth evaluation that is discussed in further detail under the caption “Critical Accounting Policies - Allowance for Loan Losses” within this Management’s Discussion and Analysis.

DEPOSITS
Deposits are used as part of the Company’s liquidity management strategy to meet obligations for depositor withdrawals, to fund the borrowing needs of loan customers, and to fund ongoing operations.  Deposits, both interest- and noninterest-bearing, continue to be the most significant source of funds used by the Company to support earning assets.  Deposits are attractive sources of funding because of their stability and generally low cost as compared with other funding sources.  The Company seeks to maintain a proper balance of core deposit relationships on hand while also utilizing various wholesale deposit sources, such as brokered and internet CD balances, as an alternative funding source to manage efficiently the net interest margin.  Deposits are influenced by changes in interest rates, economic conditions and competition from other banks.  The accompanying table VII shows the composition of total deposits as of December 31, 2013, 2012 and 2011.  Total deposits decreased $26,187, or 4.0%, to finish at $628,877 at December 31, 2013, mostly from lower time deposits.  This change in time deposits from year-end 2012 fits within management’s strategy of focusing on more “core” deposit balances that include interest-bearing demand, savings, money market and noninterest-bearing deposit balances. The Bank focuses on core deposit relationships with consumers from local markets who can maintain multiple accounts and services at the Bank. The Company believes such core deposits are more stable and less sensitive to changing interest rates and other economic factors.  As a result, the Bank’s core customer relationship strategy has resulted in a higher portion of its deposits being collectively held in NOW, savings and money market accounts at December 31, 2013 than at December 31, 2012, and a lesser portion of deposits being held in brokered and retail time deposits at December 31, 2013 than at December 31, 2012.  Furthermore, the Company’s core noninterest-bearing demand account balances increased from year-end 2012.

Due to the increased emphasis on core relationship deposits, time deposits represented 27.4% of total deposits at December 31, 2013 compared to 32.3% of total deposits at December 31, 2012, a decrease of $39,420, or 18.6%.  Historically, time deposits, particularly CD’s, had been the most significant source of funding for the Company’s earning assets.  As market rates remain at low levels, the Company has seen the cost of its retail CD balances continue to reprice downward to reflect current deposit rates.  As the Company’s CD rate offerings have fallen considerably from a year ago, the Bank’s CD customers have been more likely to consider re-investing their matured CD balances into other short-term deposit products or with other institutions offering the most attractive rates.  This has led to an increased maturity runoff within its “customer relation” retail CD portfolio.  Furthermore, with the significant downturn in economic conditions, the Bank’s CD customers in general have experienced reduced funds available to deposit with structured terms, choosing to remain more liquid.  As a result, the Company has experienced a decrease within its retail CD balances, which were down $23,007 from year-end 2012.  The Company’s preference of core deposit funding sources has created a lesser reliance on wholesale funding deposits (i.e., brokered and internet CD issuances), which were also down $16,413 from year-end 2012.  The Company will continue to evaluate its use of brokered CD’s to manage interest rate risk associated with longer-term, fixed-rate asset loan demand.

Further decreases in the Company’s deposit balances came from money market accounts, which were down $2,140, or 1.5%, from year-end 2012. The decrease came largely from the Company’s Market Watch product. The Market Watch product is a limited transaction investment account with tiered rates that competes with current market rate offerings and serves as an alternative to certificates of deposit for some customers. With an added emphasis on further building and maintaining core deposit relationships, the Company has marketed several attractive incentive offerings in the past several years to draw customers to this particular product.  As the terms of these special incentive offerings have ended, the interest rates have adjusted down to current market rates, which has resulted in the decrease in Market Watch balances.

The Company’s interest-bearing NOW account balances remained relatively stable, decreasing $239, or 0.2%, during 2013.  Changes in NOW account balances are driven by public fund account balances.  While the Company feels confident in the relationships it has with its public fund customers, these balances will continue to experience larger fluctuations than other deposit account relationships due to the nature of the account activity. Larger public fund account balance fluctuations are, at times, seasonal and can be predicted while most other large fluctuations are outside of management’s control. The Company values these public fund relationships it has secured and will continue to market and service these accounts to maintain its long-term relationships.

Partially offsetting the decreases in time deposits and money market account balances was deposit growth in the Company’s savings account balances, which increased $5,315, or 10.2%, from year-end 2012, coming primarily from the statement savings product.  The increase in savings account balances reflects the customer’s preference to remain liquid while the opportunity for market rates to rise in the near future still exists.  As CD market rates continue to adjust downward, the spread between a short-term CD rate and a statement savings rate has become small enough for the customer to invest balances into a more liquid product, perhaps hoping for rising rates in the near future.

The Company’s interest-free funding source, noninterest-bearing demand deposits, also was up during 2013, increasing $10,297, or 7.4%, from year-end 2012.  Demand deposit growth came primarily from the Company’s business checking accounts and other noninterest-bearing products, particularly those offering incentive rewards to customers.

The Company will continue to experience increased competition for deposits in its market areas, which should challenge its net growth.  The Company will continue to emphasize growth and retention within its core deposit relationships during 2014, reflecting the Company’s efforts to reduce its reliance on higher cost funding and improving net interest income.

OTHER BORROWED FUNDS
The Company also accesses other funding sources, including short-term and long-term borrowings, to fund potential asset growth and satisfy short-term liquidity needs. Other borrowed funds consist primarily of FHLB advances and promissory notes. During 2013, other borrowed funds were up $4,463, or 31.2%, from year-end 2012.  The increase was related to management’s decision to fund a long-term fixed-rate loan with a FHLB advance with similar repayment terms to mitigate the interest rate risk associated with the loan.  While deposits continue to be the primary source of funding for growth in earning assets, management will continue to utilize various wholesale borrowings to help manage interest rate sensitivity and liquidity.

SUBORDINATED DEBENTURES
The Company received proceeds from the issuance of two trust preferred securities from September 7, 2000 totaling $5,000 at a fixed-rate of 10.6% and March 22, 2007 totaling $8,500 at a fixed-rate of 6.58%.  The $8,500 trust preferred security is now at an adjustable rate equal to the 3-month LIBOR plus 1.68%.  The Company does not report the securities issued by the trust as liabilities, but instead, reports as liabilities the subordinated debentures issued by the Company and held by the trust.  Given the current capital levels and interest cost savings, the Company redeemed the full amount of the $5,000 subordinated debenture on March 7, 2013, at a redemption price of 104.24%, which resulted in a premium of $212. The redemption was funded by a capital distribution from the Bank.  The redemption supports the Company’s continued emphasis on lowering funding costs to strengthen the net interest margin as average earning assets continue to decline.

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

CAPITAL RESOURCES
The Company maintains a capital level that exceeds regulatory requirements as a margin of safety for its depositors. As detailed in Note N to the financial statements at December 31, 2013, the Bank’s capital exceeded the requirements to be deemed “well capitalized” under applicable prompt corrective action regulations.  Total shareholders' equity at December 31, 2013 of $80,419 was up $4,599, or 6.1%, as compared to the balance of $75,820 at December 31, 2012. Contributing most to this increase was year-to-date net income of $8,112, partially offset by cash dividends paid of $2,965, or $0.73 per share.  In addition, accumulated other comprehensive income decreased $1,358 from year-end 2012, as increasing interest rates at the end of the second quarter caused a reduction in the fair value of the Company’s investment portfolio during that time.  The fair value of an investment security moves inversely to interest rates, so as rates increased, the unrealized gain in the portfolio was negatively affected.  These changes in rates are typical and do not impact earnings of the Company as long as the securities are held to full maturity.

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

The following table presents the Company’s estimated net interest income sensitivity:

The estimated percentage change in net interest income due to a change in interest rates was within the policy guidelines established by the Board.  With the historical low interest rate environment, management generally has been focused on limiting the duration of assets, while trying to extend the duration of our funding sources to the extent customer preferences will permit us to do so.  At December 31, 2013, the interest rate risk profile reflects a liability sensitive position, which produces lower net interest income due to an increase in interest rates.  The exposure to rising rates has remained comparable to that at the prior year end.  In a declining rate environment, net interest income is impacted by the interest rate on many deposit accounts not being able to adjust downward.  With interest rates so low, deposit accounts are perceived to be at or near an interest rate floor.  As a result, net interest income also decreases in a declining interest rate environment.  Overall, management is comfortable with the current interest rate risk profile which reflects minimal exposure to interest rate changes.

Liquidity relates to the Company's ability to meet the cash demands and credit needs of its customers and is provided by the ability to readily convert assets to cash and raise funds in the market place. Total cash and cash equivalents, held to maturity securities maturing within one year and available for sale securities, totaling $112,412, represented 15.0% of total assets at December 31, 2013. In addition, the FHLB offers advances to the Bank, which further enhances the Bank's ability to meet liquidity demands. At December 31, 2013, the Bank could borrow an additional $149,377 from the FHLB, of which $75,000 could be used for short-term, cash management advances. Furthermore, the Bank has established a borrowing line with the Federal Reserve. At December 31, 2013, this line had total availability of $40,226. Lastly, the Bank also has the ability to purchase federal funds from a correspondent bank. For further cash flow information, see the condensed consolidated statement of cash flows.  Management does not rely on any single source of liquidity and monitors the level of liquidity based on many factors affecting the Company’s financial condition.

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

FORWARD LOOKING STATEMENTS
Except for the historical statements and discussions contained herein, statements contained in this report constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 and as defined in the Private Securities Litigation Reform Act of 1995.  Such statements are often, but not always, identified by the use of such words as "believes," "anticipates," "expects," and similar expressions.  Such statements involve various important assumptions, risks, uncertainties, and other factors, many of which are beyond our control that could cause actual results to differ materially from those expressed in such forward looking statements.  These factors include, but are not limited to:  changes in political, economic or other factors such as inflation rates, recessionary or expansive trends, taxes, the effects of implementation of the Budget Control Act of 2011 and the American Taxpayer Relief Act of 2012 and the continuing economic uncertainty in various parts of the world; competitive pressures; fluctuations in interest rates; the level of defaults and prepayment on loans made by the Company; unanticipated litigation, claims, or assessments; fluctuations in the cost of obtaining funds to make loans; and regulatory changes.  Additional detailed information concerning a number of important factors which could cause actual results to differ materially from the forward-looking statements contained in management’s discussion and analysis is available in the Company’s filings with the Securities and Exchange Commission, under the Securities Exchange Act of 1934, including the disclosure under the heading “Item 1A. Risk Factors” of Part 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013. Readers are cautioned not to place undue reliance on such forward looking statements, which speak only as of the date hereof.  The Company undertakes no obligation and disclaims any intention to republish revised or updated forward looking statements, whether as a result of new information, unanticipated future events or otherwise.

CONSOLIDATED AVERAGE BALANCE SHEET & ANALYSIS OF NET INTEREST INCOME
Table I
(dollars in thousands)	December 31
	2013			2012			2011
	Average Balance	Income/ Expense	Yield/ Average	Average Balance	Income/ Expense	Yield/ Average	Average Balance	Income/ Expense	Yield/ Average
Assets
Interest-earning assets:
Interest-bearing balances with banks	$54,168	$135	0.25%	$81,387	$195	0.24%	$67,947	$163	0.24%
Securities:
Taxable	104,506	1,661	1.59	104,178	1,887	1.81	102,740	2,043	1.99
Tax exempt	17,135	856	4.99	16,848	882	5.24	14,997	849	5.66
Loans	555,314	33,794	6.09	570,166	36,494	6.40	625,603	41,414	6.62
Total interest-earning assets	731,123	36,446	4.98%	772,579	39,458	5.11%	811,287	44,469	5.48%

Noninterest-earning assets:
Cash and due from banks	9,460			10,777			9,855
Other nonearning assets	45,580			47,249			44,957
Allowance for loan losses	(7,050)			(8,032)			(8,082)
Total noninterest-earning assets	47,990			49,994			46,730
Total assets	$779,113			$822,573			$858,017

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
NOW accounts	$112,356	$473	0.42%	$109,206	$1,114	1.02%	$104,937	$1,393	1.33%
Savings and money market	197,815	420	0.21	203,000	597	0.29	196,312	1,317	0.67
Time deposits	185,381	2,024	1.09	228,917	3,353	1.46	281,864	5,726	2.03
Other borrowed money	17,197	391	2.27	20,038	493	2.46	43,475	644	1.48
Subordinated debentures	9,375	265	2.83	13,500	789	5.85	13,500	1,089	8.07
Total int.-bearing liabilities	522,124	3,573	0.68%	574,661	6,346	1.11%	640,088	10,169	1.59%

Noninterest-bearing liabilities:
Demand deposit accounts	168,509			163,988			137,823
Other liabilities	10,491			9,893			10,240
Total noninterest-bearing liabilities	179,000			173,881			148,063

Shareholders’ equity	77,989			74,031			69,866
Total liabilities and shareholders’ equity	$779,113			$822,573			$858,017

Net interest earnings		$32,873			$33,112			$34,300
Net interest earnings as a percent of interest-earning assets			4.50%			4.29%			4.23%
Net interest rate spread			4.30%			4.00%			3.89%
Average interest-bearing liabilities to average earning assets			71.41%			74.38%			78.90%

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

RATE VOLUME ANALYSIS OF CHANGES IN INTEREST INCOME & EXPENSE
Table II
(dollars in thousands)	2013			2012
	Increase (Decrease) From Previous Year Due to			Increase (Decrease) From Previous Year Due to
	Volume	Yield/Rate	Total	Volume	Yield/Rate	Total
Interest income
Interest-bearing balances with banks	$(67)	$7	$(60)	$32	$-	$32
Securities:
Taxable	6	(232)	(226)	29	(185)	(156)
Tax exempt	15	(41)	(26)	100	(67)	33
Loans	(935)	(1,765)	(2,700)	(3,581)	(1,339)	(4,920)
Total interest income	(981)	(2,031)	(3,012)	(3,420)	(1,591)	(5,011)

Interest expense
NOW accounts	31	(672)	(641)	55	(334)	(279)
Savings and money market	(15)	(162)	(177)	43	(763)	(720)
Time deposits	(568)	(761)	(1,329)	(955)	(1,418)	(2,373)
Other borrowed money	(66)	(36)	(102)	(450)	299	(151)
Subordinated debentures	(195)	(329)	(524)	-	(300)	(300)
Total interest expense	(813)	(1,960)	(2,773)	(1,307)	(2,516)	(3,823)
Net interest earnings	$(168)	$(71)	$(239)	$(2,113)	$925	$(1,188)

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

SECURITIES
Table III
	MATURING
As of December 31, 2013	Within One Year		After One but Within Five Years		After Five but Within Ten Years		After Ten Years
(dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

U.S. Government sponsored entity securities	-	-	$8,852	0.79%	-	-	-	-
Obligations of states and political subdivisions	-	-	7,375	6.08%	$9,616	4.33%	$5,981	6.22%
Agency mortgage-backed securities, residential	$2	5.50%	70,721	3.27%	4,505	2.00%	-	-
Total securities	$2	5.50%	$86,948	3.25%	$14,121	3.59%	$5,981	6.22%

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

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
Table IV
(dollars in thousands)	Years Ended December 31

	2013	2012	2011	2010	2009
Commercial loans(1)	$4,112	$4,729	$4,129	$6,936	$5,777
Percentage of loans to total loans	44.16%	41.60%	42.22%	43.96%	42.68%

Residential real estate loans	1,250	1,329	1,860	993	822
Percentage of loans to total loans	37.79%	40.49%	39.86%	36.94%	37.30%

Consumer loans(2)	793	847	1,355	1,457	1,599
Percentage of loans to total loans	18.05%	17.91%	17.92%	19.10%	20.02%

Allowance for loan losses	$6,155	$6,905	$7,344	$9,386	$8,198
	100.00%	100.00%	100.00%	100.00%	100.00%
Ratio of net charge-offs to average loans	.22%	.35%	1.11%	.72%	.44%

     The above allocation is based on estimates and subjective judgments and is not necessarily indicative of the specific amounts or loan categories in which losses may ultimately occur.

(1) Includes commercial and industrial and commercial real estate loans.
(2) Includes automobile, home equity and other consumer loans.

SUMMARY OF NONPERFORMING AND PAST DUE LOANS
Table V
(dollars in thousands)	At December 31

	2013	2012	2011	2010	2009
Impaired loans	$14,696	$17,401	$11,572	$23,106	$27,644
Past due 90 days or more and still accruing	78	359	459	1,714	1,639
Nonaccrual	3,580	3,626	2,678	3,295	3,619
Accruing loans past due 90 days or more to total loans	.02%	.06%	.08%	.27%	.25%
Nonaccrual loans as a % of total loans	.63%	.65%	.45%	.51%	.56%
Impaired loans as a % of total loans	2.60%	3.12%	1.93%	3.60%	4.24%
Allowance for loan losses as a % of total loans	1.09%	1.24%	1.23%	1.46%	1.26%

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

MATURITY AND REPRICING DATA OF LOANS
As of December 31, 2013
Table VI
(dollars in thousands)	MATURING / REPRICING
	Within One Year	After One but Within Five Years	After Five Years	Total
Residential real estate loans	$32,486	$72,003	$109,519	$214,008
Commercial loans(1)	127,673	96,680	25,678	250,031
Consumer loans(2)	35,694	47,592	18,994	102,280
Total loans	$195,853	$216,275	$154,191	$566,319

Loans maturing or repricing after one year with:
Variable interest rates	$143,121
Fixed interest rates	227,345
Total	$370,466

(1) Includes commercial and industrial and commercial real estate loans.
(2) Includes automobile, home equity and other consumer loans.

DEPOSITS
Table VII
	As of December 31
(dollars in thousands)	2013	2012	2011
Interest-bearing deposits:
NOW accounts	$106,342	$106,581	$101,907
Money market	142,691	144,831	153,280
Savings accounts	57,546	52,231	46,792
IRA accounts	45,490	47,401	49,024
Certificates of deposit	126,985	164,494	198,740
	479,054	515,538	549,743
Noninterest-bearing deposits:
Demand deposits	149,823	139,526	138,143
Total deposits	$628,877	$655,064	$687,886

INTEREST RATE SENSITIVITY
Table VIII

The following table presents the Company’s estimated net interest income sensitivity:

Changes in Interest Rates Basis Points	December 31, 2013 % Change in Net Interest Income	December 31, 2012 % Change in Net Interest Income

+300	(3.04%)	(3.20%)
+200	(1.84%)	(1.87%)
+100	(.82%)	(.80%)
-100	(2.55%)	(2.32%)

CONTRACTUAL OBLIGATIONS
Table IX

     The following table presents, as of December 31, 2013, significant fixed and determinable contractual obligations to third parties by payment date. Further discussion of the nature of each obligation is included in the referenced note to the consolidated financial statements.

	Payments Due In

(dollars in thousands)	Note Reference	One Year or Less	One to Three Years	Three to Five Years	Over Five Years	Total
Deposits without a stated maturity	E	$456,402	$-	$-	$-	$456,402
Consumer and brokered time deposits	E	111,324	51,525	8,965	661	172,475
Other borrowed funds	G	4,200	3,265	2,266	9,017	18,748
Subordinated debentures	H	-	-	-	8,500	8,500
Lease obligations	D	449	557	209	-	1,215

KEY RATIOS
Table X
	2013	2012	2011	2010	2009

Return on average assets	1.04%	.86%	.68%	.60%	.81%
Return on average equity	10.40%	9.53%	8.35%	7.54%	10.23%
Dividend payout ratio	36.56%	62.29%	57.59%	65.67%	47.95%
Average equity to average assets	10.01%	9.00%	8.14%	7.97%	7.93%