Form 10-K, Exhibit 13
period 2014-12-31
OHIO VALLEY BANC CORP
filed 2015-03-16
CIK 894671

Ohio Valley Banc Corp.
Annual Report 2014

for our future
Community First

MESSAGE FROM MANAGEMENT

Dear shareholders, neighbors, and friends,

As we begin to write this look back on 2014, outside our windows at the Bank we see white. It is early March and a massive storm has dumped nearly a foot of snow in some parts of our region. And yet, Ohio Valley Bank and Loan Central are humming with activity, and all branches are OPEN.

It occurs to us that this seems to be a perfect metaphor for 2014.

A storm of regulatory requirements, plateaued loan demand, a slowly recovering economic outlook, and the ever-rising cost of doing business rained down on your company in 2014. However, through thoughtful planning and sheer determination, your 280 employees didn't let it slow them down. They managed to control expense, grow loans, provide a steady net income, and give their time in the form of over 2,035 hours volunteered in their communities during bank hours.

Your employees also planned for the future.

Extensive work began in 2014 to construct a branch of the future. This state-of-the-art facility will host an immersive experience for the customer, staffed not with tellers, but universal bank experts and the world's leading technology in assisted and self-service banking. A 42-inch interactive touch screen will welcome visitors and bring a host of choices to the customer's fingertips, giving them access to learn more about our services, catch up on news, sports, and weather, or join their child in a quick game on MoneyIsland. Because “Community First” is more than just words, a large community room will be available for local gatherings. The entire branch is designed with an open atmosphere filled with attractive imagery, contemporary music, and the warm scent of a fresh cup of free coffee.

This branch is not part of our distant future. It is now. The branch of the future developed in 2014 will be opening in the early spring of 2015 in Barboursville, West Virginia.  We couldn't be more excited.

We wish to give a special Thank You to Lanny Williamson for his nearly 18 years of service as a Director of Ohio Valley Bank and Ohio Valley Banc Corp. Mr. Williamson's combination of keen business management, curiosity, and honest reflection have challenged us to think differently and achieve more. And he always found a way to make us laugh, which in itself is a rare gift.  Lanny Williamson will be officially retiring during our Annual Shareholders Meeting to be held in 2015. He will be missed. We wish him the best in all his future endeavors.

As one of our final items of business for 2014, we submit for your examination the following Annual Report for 2014. It is our hope that you will join us for the Annual Shareholders Meeting on May 13, 2015, 5:00 p.m., at the Morris & Dorothy Haskins Ariel Theatre within the Ann Carson Dater Performing Arts Centre in Gallipolis.

Sincerely,

/s/Jeffrey E. Smith	/s/Thomas E. Wiseman
Jeffrey E. Smith	Thomas E. Wiseman
Chairman of the Board	President and CEO
Ohio Valley Banc Corp.	Ohio Valley Banc Corp.

Community First

Buy Local. Stay Local. Think Local.

For the Ohio Valley Banc Corp. subsidiaries of Ohio Valley Bank and Loan Central, it’s not just a mission statement. It’s a way of life. We put community at the heart of all we do. In 2014, we pushed our mission further than ever before from offering award-winning financial literacy programs in local schools to creating a groundswell through the Community First grassroots campaigns on Facebook, Impact Days, Buy Day Friday, Merchant Spotlights in our lobbies, and more.

Join us for this look at how OVBC impacted its communities in 2014.

Impact Days

Every Ohio Valley Bank and Loan Central
employee receives at minimum one
paid day off to do something to
benefit their community.

2,035.5 hours

equivalent to 254 Work Days
spent in Community Service in 2014

beyond a check…give time

Opening our Doors Wide

In 2014, we made a concerted effort to open OVB up to our communities like never before. We hosted events like the Scooby Doo-themed Kids Mystery Night, Breakfast with Santa, Meet and Greet with the Easter Bunny, Veterans Appreciation Lunch, and an activity-filled Evening of Thanks.

But not everyone can come to us. So, we’ve declared the second Friday of every month to be Buy Day Friday. A crowd of OVB bankers heads out into the community for lunch and shopping to support local businesses.

pay it forward with interest

Top to bottom: Evening of Thanks Thanksgiving kids event at Point Pleasant’s OVB; Granny & Little Red Riding Hood host Trick or Treat outside the Main Office; Buy Day Friday at Siders Jewelers, Veterans Appreciation Lunch; Meet & Greet with the Easter Bunny at Gallipolis Walmart OVB; Velma solves the mystery at the Kids Mystery Event at Rio Grande’s OVB; Mario serves up hot dogs at Customer Appreciation Day in Point Pleasant; Bankers eat local at El Toril in Gallipolis.

OHIO VALLEY BANK

Gallipolis, Ohio	Expansion of the
Main Office - 420 Third Ave.	OVB ATM network
Mini Bank - 437 Fourth Ave.
Inside Foodland - 236 Second Ave.
In July 2014, OVB expanded its ATM network into local Rite Aid pharmacies. The ATM expansion included Rite Aid locations in Point Pleasant, Huntington 31st Street Bridge,
Barboursville, Hurricane, and Milton in West Virginia and Pomeroy and Waverly in
Ohio. OVB customers enjoy surcharge free access to the expanded network.

Inside Walmart - 2145 Eastern Ave.
Jackson Pike - 3035 State Route 160
Inside Holzer - 100 Jackson Pike
Loan Office - Walmart Plaza, 2145 Eastern Ave.

Also, Ohio Valley Bank customers now have surcharge free access to non-OVB ATMs inside Rite Aid stores in Athens and Lawrence counties in Ohio and in Putnam,
Kanawha, and Cabell counties in West Virginia.

Jackson, Ohio 740 East Main St.

Pomeroy, Ohio Inside Sav-a-Lot - 700 W. Main St.

Rio Grande, Ohio 27 North College Ave.

Waverly, Ohio 507 West Emmitt Ave.

Huntington, West Virginia 3331 U.S. Route 60 East

Milton, West Virginia 280 East Main St.

Point Pleasant, West Virginia 328 Viand St.

Barboursville, West Virginia opens March 2015 6431 East State Route 60

Web Branch www.ovbc.com or www.ohiovalleybank.com

LOAN CENTRAL

Chillicothe, Ohio 1080 N. Bridge Street, Unit 43

Gallipolis, Ohio 2145 Eastern Avenue

Jackson, Ohio 345 Main Street

Ironton, Ohio 710 Park Avenue

South Point, Ohio 348 County Road 410

Waverly, Ohio 505 West Emmitt Avenue

Wheelersburg, Ohio 326 Center Street

Take 5 & Open Communication

Every day, every employee takes a five minute break to do something fun to re-connect with co-workers. Open communication is fostered at every level from the CEO’s desk to the new trainee.

working together as one

DIRECTORS

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
Certified Public Accountant, Retired

Anna P. Barnitz
Treasurer & CFO, Bob’s Market & Greenhouses, Inc.
wholesale horticultural products and retail landscaping stores

Brent A. Saunders
Attorney, Halliday, Sheets & Saunders

President & CEO, Holzer Consolidated Health Systems
healthcare

Harold A. Howe
Self-employed, Real Estate Investment and Rental Property

OHIO VALLEY BANK DIRECTORS
Jeffrey E. Smith	Harold A. Howe
Thomas E. Wiseman	Steven B. Chapman
David W. Thomas	Anna P. Barnitz
Lannes C. Williamson	Brent A. Saunders

DIRECTORS EMERITUS
W. Lowell Call	Charles C. Lanham
James L. Dailey	Barney A. Molnar
Robert E. Daniel	C. Leon Saunders
Art E. Hartley, Sr.	Wendell B. Thomas

GenNEXT ADVISORY BOARD
Anthony W. Staley	W. Graham Woodyard
Heidi J. Wood	Bryan L. Minear
Mark A. Crawford	Jodie L. McCalla
Benjamin M. Sandy	Hilary C. Nichols
David W. Bevens

WEST VIRGINIA ADVISORY BOARD
Mario P. Liberatore	Lannes C. Williamson
Anna P. Barnitz	Stephen L. Johnson
Richard L. Handley	E. Allen Bell
Gregory K. Hartley	John A. Myers
Trenton M. Stover

Officers

OVBC OFFICERS	OHIO VALLEY BANK OFFICERS
Jeffrey E. Smith, Chairman of the Board	Jeffrey E. Smith	Chairman of the Board
Thomas E. Wiseman, President and Chief Executive Officer	Thomas E. Wiseman	President and Chief Executive Officer
Larry E. Miller, II, Senior Vice President & Secretary	Larry E. Miller, II	Executive Vice President-Operations & Secretary
Katrinka V. Hart-Harris, Senior Vice President	Katrinka V. Hart-Harris	Executive Vice President-Lending/Credit
Scott W. Shockey, Senior Vice President & Chief Financial Officer	Scott W. Shockey	Chief Financial Officer
Mario P. Liberatore, Vice President	Mario P. Liberatore	President, Ohio Valley Bank West Virginia
Cherie A. Elliott, Vice President
Jennifer L. Osborne, Vice President	SENIOR VICE PRESIDENTS
Tom R. Shepherd, Vice President	Jennifer L. Osborne	Retail Lending
Bryan F. Stepp, Vice President	Tom R. Shepherd	Chief Deposit Officer
Frank W. Davison, Vice President	Bryan F. Stepp	Chief Lending Officer
Bryan W. Martin, Vice President	Frank W. Davison	Financial Bank Group
David K. Nadler, Vice President	Bryan W. Martin	Administrative Services/Human Resources
Paula W. Clay, Assistant Secretary	David K. Nadler	Chief Risk/Credit Officer
Cindy H. Johnston, Assistant Secretary

LOAN CENTRAL OFFICERS		VICE PRESIDENTS
Larry E. Miller II	Chairman of the Board	Richard D. Scott	Trust
Cherie A. Elliott	President	Patrick H. Tackett	Commercial Banking
Timothy R. Brumfield	Vice President & Secretary	Marilyn E. Kearns	Director of Human Resources
	Manager, Gallipolis Office	Fred K. Mavis	Business Development Officer
T. Joe Wilson	Manager, South Point Office	Rick A. Swain	Western Division Branch Manager
Joseph I. Jones	Manager, Waverly Office	Bryna S. Butler	Corporate Communications
John J. Holtzapfel	Manager, Wheelersburg Office	Tamela D. LeMaster	Branch Administration/CRM
Deborah G. Moore	Manager, Jackson Office	Christopher L. Preston	Branch Administration/Business Development
Gregory G. Kauffman	Manager, Chillicothe Office	Gregory A. Phillips	Consumer Lending
		Diana L. Parks	Internal Auditor
		John A. Anderson	Loan Operations
		Kyla R. Carpenter	Director of Marketing
		Allen W. Elliott	Director of Customer Support
		E. Kate Cox	Director of Cultural Enhancement

ASSISTANT VICE PRESIDENTS
Melissa P. Mason	Shareholder Relations Manager & Trust Officer
Christopher S. Petro	Comptroller
Linda L. Plymale	Transit Officer
Kimberly R. Williams	Systems Officer
Paula W. Clay	Assistant Secretary
Cindy H. Johnston	Assistant Secretary
Toby M. Mannering	Collection Manager
Joe J. Wyant	Region Manager Jackson County
Brenda G. Henson	Manager Deposit Services
Gabriel U. Stewart	Chief Information Security Officer
Randall L. Hammond	Security Officer/Loss Prevention
Barbara A. Patrick	BSA Officer/Loss Prevention
Richard P. Speirs	Facilities/Technical Manager and
Director of Administrative Services
Lori A. Edwards	Secondary Market Manager
Raymond G. Polcyn	Manager of Loan Production Office
Stephanie L. Stover	Retail Lending Operations Manager
Shawn R. Siders	Senior Credit Analyst
Brandon O. Huff	AS400 Administrator
Jay D. Miller	Business Development Officer
Anita M. Good	Regional Branch Administrator
Angela S. Kinnaird	Customer Support Manager
Daniel T. Roush	Compliance Officer

ASSISTANT CASHIERS
Lois J. Scherer	Assistant Transit Officer
Linda K. Roe	Employee Development Manager
Glen P. Arrowood II	Manager of Indirect Lending
Shelly N. Boothe	Holzer Business Development & Sr. Personal Banker
Michelle L. Hammond	Retail Lending Operations Supervisor
Patricia G. Hapney	Retail Lending & Personal Banker
Anthony W. Staley	Product Development/Business Sales & Support

OVBC Christmas Express
a program that annually strives to fill a semi
with gifts for local children in need

Selected Financial Data

	Years Ended December 31
	2014	2013	2012	2011	2010
(dollars in thousands, except share and per share data)

SUMMARY OF OPERATIONS:

Total interest income	$36,355	$35,958	$39,001	$44,040	$46,514
Total interest expense	2,875	3,573	6,346	10,169	13,547
Net interest income	33,480	32,385	32,655	33,871	32,967
Provision for loan losses	2,787	477	1,583	4,896	5,871
Total other income	9,793	8,518	8,483	7,222	6,154
Total other expenses	29,293	29,375	29,741	28,299	26,643
Income before income taxes	11,193	11,051	9,814	7,898	6,607
Income taxes	3,120	2,939	2,762	2,063	1,511
Net income	8,073	8,112	7,052	5,835	5,096

PER SHARE DATA:

Earnings per share	$1.97	$2.00	$1.75	$1.46	$1.28
Cash dividends declared per share	$0.84	$0.73	$1.09	$0.84	$0.84
Book value per share	$20.94	$19.62	$18.66	$17.84	$17.03
Weighted average number of common shares outstanding	4,099,194	4,064,083	4,030,322	4,001,435	3,984,229

AVERAGE BALANCE SUMMARY:

Total loans	$581,690	$555,314	$570,166	$625,603	$653,557
Securities(1)	170,314	175,809	202,413	185,684	148,974
Deposits	673,410	664,061	705,111	720,936	693,845
Other borrowed funds(2)	31,225	26,572	33,538	56,975	77,131
Shareholders’ equity	83,887	77,989	74,031	69,866	67,606
Total assets	799,448	779,113	822,573	858,017	848,702

PERIOD END BALANCES:

Total loans	$594,768	$566,319	$558,288	$598,308	$641,322
Securities(1)	137,274	133,173	159,791	157,515	165,070
Deposits	646,830	628,877	655,064	687,886	694,781
Shareholders’ equity	86,216	80,419	75,820	71,843	68,128
Total assets	778,668	747,368	769,223	804,177	851,514

KEY RATIOS:

Return on average assets	1.01%	1.04%	0.86%	0.68%	0.60%
Return on average equity	9.62%	10.40%	9.53%	8.35%	7.54%
Dividend payout ratio	42.62%	36.56%	62.29%	57.59%	65.67%
Average equity to average assets	10.49%	10.01%	9.00%	8.14%	7.97%

(1) Securities include interest-bearing deposits with banks and FHLB and FRB stock.
(2) Other borrowed funds include subordinated debentures.

Consolidated Statements of Condition

	As of December 31
	2014	2013
(dollars in thousands, except share and per share data)

Assets

Cash and noninterest-bearing deposits with banks	$9,315	$9,841
Interest-bearing deposits with banks	21,662	18,503
Total cash and cash equivalents	30,977	28,344

Interest-bearing deposits with banks	980	----
Securities available for sale	85,236	84,068
Securities held to maturity (estimated fair value: 2014 - $23,570; 2013 - $22,984)	22,820	22,826
Federal Home Loan Bank and Federal Reserve Bank stock	6,576	7,776

Total loans	594,768	566,319
Less: Allowance for loan losses	(8,334)	(6,155)
Net loans	586,434	560,164

Premises and equipment, net	9,195	9,005
Other real estate owned	1,525	1,354
Accrued interest receivable	1,806	1,901
Goodwill	1,267	1,267
Bank owned life insurance and annuity assets	25,612	24,940
Other assets	6,240	5,723
Total assets	$778,668	$747,368

Liabilities

Noninterest-bearing deposits	$161,794	$149,823
Interest-bearing deposits	485,036	479,054
Total deposits	646,830	628,877

Other borrowed funds	24,972	18,748
Subordinated debentures	8,500	8,500
Accrued liabilities	12,150	10,824
Total liabilities	692,452	666,949

Commitments and Contingent Liabilities (See Note J)	----	----

Shareholders’ Equity

Common stock ($1.00 stated value per share, 10,000,000 shares authorized; 2014 - 4,777,414 shares issued; 2013 - 4,758,492 shares issued)	4,777	4,758
Additional paid-in capital	35,318	34,883
Retained earnings	60,873	56,241
Accumulated other comprehensive income	960	249
Treasury stock, at cost (659,739 shares)	(15,712)	(15,712)
Total shareholders’ equity	86,216	80,419
Total liabilities and shareholders’ equity	$778,668	$747,368

See accompanying notes to consolidated financial statements

Consolidated Statements of Income

For the years ended December 31	2014	2013	2012
(dollars in thousands, except per share data)

Interest and dividend income:
Loans, including fees	$33,635	$33,592	$36,329
Securities:
Taxable	1,717	1,339	1,608
Tax exempt	555	570	590
Dividends	312	322	279
Other interest	136	135	195
	36,355	35,958	39,001
Interest expense:
Deposits	2,236	2,917	5,064
Other borrowed funds	474	391	493
Subordinated debentures	165	265	789
	2,875	3,573	6,346
Net interest income	33,480	32,385	32,655
Provision for loan losses	2,787	477	1,583
Net interest income after provision for loan losses	30,693	31,908	31,072

Noninterest income:
Service charges on deposit accounts	1,627	1,802	1,831
Trust fees	223	210	199
Income from bank owned life insurance and annuity assets	672	1,176	782
Mortgage banking income	228	506	626
Electronic refund check / deposit fees	3,133	2,556	2,289
Debit / credit card interchange income	2,174	1,963	1,700
Gain (loss) on other real estate owned	113	(692)	(150)
Gain on sale of ProAlliance Corporation	810	----	----
Other	813	997	1,206
	9,793	8,518	8,483
Noninterest expense:
Salaries and employee benefits	17,878	17,570	17,418
Occupancy	1,585	1,573	1,565
Furniture and equipment	757	902	954
FDIC insurance	483	490	755
Data processing	1,127	1,052	1,021
Foreclosed assets	185	482	446
Other	7,278	7,306	7,582
	29,293	29,375	29,741
Income before income taxes	11,193	11,051	9,814
Provision for income taxes	3,120	2,939	2,762
NET INCOME	$8,073	$8,112	$7,052

Earnings per share	$1.97	$2.00	$1.75

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the years ended December 31	2014	2013	2012
(dollars in thousands)

NET INCOME	$8,073	$8,112	$7,052

Other comprehensive income (loss):
Change in unrealized gain (loss) on available for sale securities	1,077	(2,057)	979
Related tax (expense) benefit	(366)	699	(333)
Total other comprehensive income (loss), net of tax	711	(1,358)	646

Total comprehensive income	$8,784	$6,754	$7,698

See accompanying notes to consolidated financial statements

Consolidated Statements of Changes in Shareholders’ Equity

For the years ended December 31, 2014, 2013, and 2012
(dollars in thousands, except share and per share data)
	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Treasury Stock	Total Shareholders' Equity
Balances at January 1, 2012	$4,686	$33,473	$48,435	$961	$(15,712)	$71,843

Net income	----	----	7,052	----	----	7,052
Other comprehensive income (loss), net	----	----	----	646	----	646
Common stock issued to ESOP, 32,765 shares	33	584	----	----	----	617
Common stock issued through dividend reinvestment, 2,883 shares	3	52	----	----	----	55
Cash dividends, $1.09 per share	----	----	(4,393)	----	----	(4,393)
Balances at December 31, 2012	4,722	34,109	51,094	1,607	(15,712)	75,820

Net income	----	----	8,112	----	----	8,112
Other comprehensive income (loss), net	----	----	----	(1,358)	----	(1,358)
Common stock issued to ESOP, 28,634 shares	28	612	----	----	----	640
Common stock issued through dividend reinvestment, 7,915 shares	8	162	----	----	----	170
Cash dividends, $.73 per share	----	----	(2,965)	----	----	(2,965)
Balances at December 31, 2013	4,758	34,883	56,241	249	(15,712)	80,419

Net income	----	----	8,073	----	----	8,073
Other comprehensive income (loss), net	----	----	----	711	----	711
Common stock issued to ESOP, 14,618 shares	15	336	----	----	----	351
Common stock issued through dividend reinvestment, 4,304 shares	4	99	----	----	----	103
Cash dividends, $.84 per share	----	----	(3,441)	----	----	(3,441)
Balances at December 31, 2014	$4,777	$35,318	$60,873	$960	$(15,712)	$86,216

See accompanying notes to consolidated financial statements

Consolidated Statements of Cash Flows

For the years ended December 31	2014	2013	2012
(dollars in thousands)

Cash flows from operating activities:
Net income	$8,073	$8,112	$7,052
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	795	827	973
Net amortization of securities	732	1,436	1,483
Proceeds from sale of loans in secondary market	4,286	13,187	29,573
Loans disbursed for sale in secondary market	(4,058)	(12,681)	(28,947)
Amortization of mortgage servicing rights	77	118	179
(Recovery) impairment of mortgage servicing rights	----	(121)	(21)
Gain on sale of loans	(305)	(503)	(784)
Deferred tax (benefit) expense	(517)	144	(206)
Provision for loan losses	2,787	477	1,583
Common stock issued to ESOP	351	640	617
Earnings on bank owned life insurance and annuity assets	(672)	(724)	(782)
Gain on sale of ProAlliance Corporation	(810)	----	----
(Gain) loss on sale of other real estate owned	(25)	115	(181)
(Appreciation) write-down of other real estate owned	(88)	577	331
Change in accrued interest receivable	95	156	815
Change in accrued liabilities	1,326	270	(98)
Change in other assets	(366)	1,128	(756)
Net cash provided by operating activities	11,681	13,158	10,831

Cash flows from investing activities:
Proceeds from maturities of securities available for sale	15,318	24,577	33,696
Purchases of securities available for sale	(16,077)	(17,105)	(43,436)
Proceeds from maturities of securities held to maturity	827	1,813	2,213
Purchases of securities held to maturity	(885)	(1,196)	(2,935)
Net change in interest-bearing deposits with banks	(980)	----	----
Purchases of Federal Reserve Bank stock	----	(1,495)	----
Redemptions of Federal Home Loan Bank stock	1,200	----	----
Net change in loans	(29,936)	(9,572)	36,731
Proceeds from sale of other real estate owned	821	1,935	1,706
Proceeds from sale of ProAlliance Corporation	810	----	----
Purchases of premises and equipment	(985)	(1,152)	(437)
Proceeds from bank owned life insurance	----	1,249	----
Purchases of bank owned life insurance and annuity assets	----	----	(1,177)
Net cash provided by (used in) investing activities	(29,887)	(946)	26,361

Cash flows from financing activities:
Change in deposits	17,953	(26,187)	(32,822)
Proceeds from common stock through dividend reinvestment	103	170	55
Cash dividends	(3,441)	(2,965)	(4,393)
Repayment of subordinated debentures	----	(5,000)	----
Proceeds from Federal Home Loan Bank borrowings	7,575	5,853	2,000
Repayment of Federal Home Loan Bank borrowings	(1,612)	(1,393)	(7,789)
Change in other short-term borrowings	261	3	(222)
Net cash provided by (used in) financing activities	20,839	(29,519)	(43,171)

Cash and cash equivalents:
Change in cash and cash equivalents	2,633	(17,307)	(5,979)
Cash and cash equivalents at beginning of year	28,344	45,651	51,630
Cash and cash equivalents at end of year	$30,977	$28,344	$45,651

Supplemental disclosure:
Cash paid for interest	$3,274	$4,158	$6,863
Cash paid for income taxes	3,567	2,950	4,033
Transfers from loans to other real estate owned	879	314	1,267
Other real estate owned sales financed by the Bank	390	466	1,133

See accompanying notes to consolidated financial statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Amounts are in thousands, except share and per share data.

Note A - Summary of Significant Accounting Policies

Description of Business:  Ohio Valley Banc Corp. (”Ohio Valley”) is a financial holding company registered under the Bank Holding Company Act of 1956.  Ohio Valley has one banking subsidiary, The Ohio Valley Bank Company (the “Bank”), an Ohio state-chartered bank that is a member of the Federal Reserve Bank and is regulated primarily by the Ohio Division of Financial Institutions and the Federal Reserve Board.  Ohio Valley also has a subsidiary that engages in consumer lending to individuals with higher credit risk history, Loan Central, Inc., a subsidiary insurance agency that facilitates the receipts of insurance commissions, Ohio Valley Financial Services Agency, LLC, and a limited purpose property and casualty insurance company, OVBC Captive, Inc.  Ohio Valley and its subsidiaries are collectively referred to as the “Company.”

The Company provides a full range of commercial and retail banking services from 21 offices located in southeastern Ohio and western West Virginia.  It accepts deposits in checking, savings, time and money market accounts and makes personal, commercial, floor plan, student, construction and real estate loans.  Substantially all loans are secured by specific items of collateral, including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from business operations. The Company also offers safe deposit boxes, wire transfers and other standard banking products and services.  The Bank’s deposits are insured by the Federal Deposit Insurance Corporation.  In addition to accepting deposits and making loans, the Bank invests in U. S. Government and agency obligations, interest-bearing deposits in other financial institutions and investments permitted by applicable law.

The Bank’s trust department provides a wide variety of fiduciary services for trusts, estates and benefit plans and also provides investment and security services as an agent for its customers.

Principles of Consolidation: The consolidated financial statements include the accounts of Ohio Valley and its wholly-owned subsidiaries, the Bank, Loan Central, Inc., a consumer finance company, Ohio Valley Financial Services Agency, LLC, an insurance agency, and OVBC Captive, Inc. a limited purpose insurance company.   All material intercompany accounts and transactions have been eliminated.

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

Cash and Cash Equivalents: Cash and cash equivalents include cash on hand, noninterest-bearing deposits with banks, federal funds sold and interest-bearing deposits with banks with maturity terms of less than 90 days. Generally, federal funds are purchased and sold for one-day periods. The Company reports net cash flows for customer loan transactions, deposit transactions, short-term borrowings and interest-bearing deposits with other financial institutions.

Interest-Bearing Deposits with Banks:  Interest-bearing deposits with banks are carried at cost and have maturity terms of 90 days or greater.

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

Notes to the Consolidated Financial Statements

Note A - Summary of Significant Accounting Policies (continued)

Other-Than-Temporary Impairments of Securities:  In determining an other-than-temporary impairment (“OTTI”), management considers many factors, including: (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, (3) whether the market decline was affected by macroeconomic conditions, and (4) whether the Company has the intent to sell the debt security or more likely than not will be required to sell the debt security before its anticipated recovery. The assessment of whether an OTTI decline exists involves a high degree of subjectivity and judgment and is based on the information available to management at a point in time.

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

The general component covers non-impaired loans and impaired loans that are not individually reviewed for impairment and is based on historical loss experience adjusted for current factors.  The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Company over the most recent 3 years for the consumer and real estate portfolio segment and 5 years for the commercial portfolio segment. Prior to 2014, the commercial portfolio’s historical loss factor was based on a period of 3 years. During the first quarter of 2014, management extended the loan loss history to 5 years due to the significant decline in net charge-offs that have been experienced since the first quarter of 2012.  The total loan portfolio’s actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment.  These economic factors include consideration of the following:  levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations.  The following portfolio segments have been identified:  Commercial and Industrial, Commercial Real Estate, Residential Real Estate, and Consumer.

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

Consumer loans are comprised of loans to individuals secured by automobiles, open-end home equity loans and other loans to individuals for household, family, and other personal expenditures, both secured and unsecured.  These loans typically have maturities of 6 years or less with repayment dependent on individual wages and income.  The risk of loss on consumer loans is elevated as the collateral securing these loans, if any, rapidly depreciate in value or may be worthless and/or difficult to locate if repossession is necessary.  The Company has allocated the highest percentage of its allowance for loan losses as a percentage of loans to the other identified loan portfolio segments due to the larger dollar balances associated with such portfolios.

At December 31, 2014, there were no changes to the accounting policies or methodologies within any of the Company’s loan portfolio segments from the prior period.

Concentrations of Credit Risk:  The Company grants residential, consumer and commercial loans to customers located primarily in the southeastern Ohio and western West Virginia areas.

The following represents the composition of the Company’s loan portfolio as of December 31:

	% of Total Loans
	2014	2013
Residential real estate loans	37.60%	38.73%
Commercial real estate loans	29.86%	32.47%
Consumer loans	18.42%	18.06%
Commercial and industrial loans	14.12%	10.74%
	100.00%	100.00%

Approximately 5.66% of total loans were unsecured at December 31, 2014, up from 5.13% at December 31, 2013.

The Bank, in the normal course of its operations, conducts business with correspondent financial institutions. Balances in correspondent accounts, investments in federal funds, certificates of deposit and other short-term securities are closely monitored to ensure that prudent levels of credit and liquidity risks are maintained.  At December 31, 2014, the Bank’s primary correspondent balance was $20,796 on deposit at the Federal Reserve Bank, Cleveland, Ohio.

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

Foreclosed assets:  Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis.  These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense.  Operating costs after acquisition are expensed. Foreclosed assets totaled $1,525 and $1,354 at December 31, 2014 and 2013.

Goodwill:  Goodwill resulting from business combinations prior to January 1, 2009 represents the excess of the purchase price over the fair value of the net assets of businesses acquired.  Goodwill resulting from business combinations after January 1, 2009, is generally determined as the excess of the fair value of the consideration transferred, plus the fair value of any noncontrolling interests in the acquiree, over the fair value of the net assets acquired and liabilities assumed as of the acquisition date.  Goodwill acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but tested for impairment at least annually. Goodwill is the only intangible asset with an indefinite life on our balance sheet. The Company has selected December 31, 2014 as the date to perform its annual qualitative impairment test.  Given that the Company has been profitable and had positive equity, the qualitative assessment indicated that it was more likely than not that the fair value of goodwill was more than the carrying amount, resulting in no impairment.

Long-term Assets:  Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Mortgage Servicing Rights:  A mortgage servicing right (“MSR”) is a contractual agreement where the right to service a mortgage loan is sold by the original lender to another party. When the Company sells mortgage loans to the secondary market, it retains the servicing rights to these loans. The Company’s MSR is recognized separately when acquired through sales of loans and is initially recorded at fair value with the income statement effect recorded in mortgage banking income. Subsequently, the MSR is then amortized in proportion to and over the period of estimated future servicing income of the underlying loan. The MSR is then evaluated for impairment periodically based upon the fair value of the rights as compared to the carrying amount, with any impairment being recognized through a valuation allowance. Fair value of the MSR is based on market prices for comparable mortgage servicing contracts. Impairment is determined by stratifying rights into groupings based on predominant risk characteristics, such as interest rate, loan type and investor type.  If the Company later determines that all or a portion of the impairment no longer exists for a particular grouping, a reduction of the allowance may be recorded as an increase to income.  At December 31, 2014 and 2013, the Company’s MSR asset portfolio was $484 and $534, respectively.

Earnings Per Share:  Earnings per share is based on net income divided by the following weighted average number of common shares outstanding during the periods: 4,099,194 for 2014; 4,064,083 for 2013; 4,030,322 for 2012.  Ohio Valley had no dilutive securities outstanding for any period presented.

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

Restrictions on Cash:  Cash on hand or on deposit with a third-party correspondent and the Federal Reserve Bank of $22,122 and $19,268 was required to meet regulatory reserve and clearing requirements at year-end 2014 and 2013.  The balances on deposit with a third-party correspondent do not earn interest.

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

     At December 31, 2014 and 2013, the Company’s only derivatives on hand were interest rate swaps, which are classified as stand-alone derivatives.  See Note F for more specific disclosures related to interest rate swaps.

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

Reclassifications: The consolidated financial statements for 2013 and 2012 have been reclassified to conform with the presentation for 2014.  These reclassifications had no effect on the net results of operations or shareholders’ equity.

Notes to the Consolidated Financial Statements

Note A - Summary of Significant Accounting Policies (continued)

Adoption of New Accounting Standards:  In January 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2014-04, "Receivables - Troubled Debt Restructurings by Creditors (Subtopic 310-40)" (ASU 2014-04). The amendments in ASU 2014-04 clarify the circumstances under which an in substance repossession or foreclosure occurs and when a creditor is considered to have received physical possession of a residential real estate property collateralizing a residential real estate loan. The amendments in ASU 2014-04 also require interim and annual disclosure of the amount of foreclosed residential real estate property held by the creditor and the recorded investment in loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. ASU 2014-04 was effective for reporting periods beginning after December 15, 2014. The effect of adopting ASU 2014-04 did not have a material effect on the Company’s financial statements.

    In May 2014, FASB issued Accounting Standards Update 2014-09, Revenue from Contracts with Customers (Topic 606). The ASU creates a new topic, Topic 606, to provide guidance on revenue recognition for entities that enter into contracts with customers to transfer goods or services or enter into contracts for the transfer of nonfinancial assets. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Additional disclosures are required to provide quantitative and qualitative information regarding the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The new guidance is effective for annual reporting periods, and interim reporting periods within those annual periods, beginning after December 15, 2016. Early adoption is not permitted. Management is currently evaluating the impact of the adoption of this guidance on the Company's financial statements.

Notes to the Consolidated Financial Statements

Note B - Securities

The following table summarizes the amortized cost and fair value of securities available for sale and securities held to maturity at December 31, 2014 and 2013 and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) and gross unrecognized gains and losses:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Securities Available for Sale
December 31, 2014
U.S. Government sponsored entity securities	$9,019	$2	(104)	$8,917
Agency mortgage-backed securities, residential	74,762	1,693	(136)	76,319
Total securities	$83,781	$1,695	(240)	$85,236

December 31, 2013
U.S. Government sponsored entity securities	$9,028	$4	(180)	$8,852
Agency mortgage-backed securities, residential	74,661	1,257	(702)	75,216
Total securities	$83,689	$1,261	(882)	$84,068

	Amortized Cost	Gross Unrecognized Gains	Gross Unrecognized Losses	Estimated Fair Value
Securities Held to Maturity
December 31, 2014
Obligations of states and political subdivisions	$22,811	$939	$(189)	$23,561
Agency mortgage-backed securities, residential	9	----	----	9
Total securities	$22,820	$939	$(189)	$23,570

December 31, 2013
Obligations of states and political subdivisions	$22,814	$579	$(421)	$22,972
Agency mortgage-backed securities, residential	12	----	----	12
Total securities	$22,826	$579	$(421)	$22,984

At year-end 2014 and 2013, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders’ equity.

There were no sales of debt securities during 2014, 2013 and 2012.

Securities with a carrying value of approximately $68,238 at December 31, 2014 and $62,324 at December 31, 2013 were pledged to secure public deposits and repurchase agreements and for other purposes as required or permitted by law.

Notes to the Consolidated Financial Statements

Note B - Securities (continued)

The amortized cost and estimated fair value of debt securities at December 31, 2014, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because certain issuers may have the right to call or prepay the debt obligations prior to their contractual maturities. Securities not due at a single maturity are shown separately.

	Available for Sale				Held to Maturity
Debt Securities:	Amortized Cost		Estimated Fair Value		Amortized Cost	Estimated Fair Value
Due in one year or less	$	----	$	----	$131	$131
Due in one to five years		9,019		8,917	7,459	7,874
Due in five to ten years		----		----	11,702	12,053
Due after ten years		----		----	3,519	3,503
Agency mortgage-backed securities, residential		74,762		76,319	9	9
Total debt securities		$83,781		$85,236	$22,820	$23,570

The following table summarizes securities with unrealized losses at December 31, 2014 and December 31, 2013, aggregated by major security type and length of time in a continuous unrealized loss position:

December 31, 2014	Less than 12 Months				12 Months or More		Total
Securities Available for Sale	Fair Value		Unrealized Loss		Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Government sponsored entity securities	$	----	$	----	$7,911	$(104)	$7,911	$(104)
Agency mortgage-backed securities, residential		11,232		(20)	8,397	(116)	19,629	(136)
Total available for sale		$11,232		$(20)	$16,308	$(220)	$27,540	$(240)

	Less than 12 Months		12 Months or More		Total
Securities Held to Maturity	Fair Value	Unrecognized Loss	Fair Value	Unrecognized Loss	Fair Value	Unrecognized Loss
Obligations of states and political subdivisions	$1,171	$(9)	$2,916	$(180)	$4,087	$(189)
Total held to maturity	$1,171	$(9)	$2,916	$(180)	$4,087	$(189)

Notes to the Consolidated Financial Statements

Note B - Securities (continued)

December 31, 2013	Less than 12 Months		12 Months or More				Total
Securities Available for Sale	Fair Value	Unrealized Loss	Fair Value		Unrealized Loss		Fair Value	Unrealized Loss
U.S. Government sponsored entity securities	$7,841	$(180)	$	----	$	----	$7,841	$(180)
Agency mortgage-backed securities, residential	25,775	(702)		----		----	25,775	(702)
Total available for sale	$33,616	$(882)	$	----	$	----	$33,616	$(882)

	Less than 12 Months		12 Months or More		Total
Securities Held to Maturity	Fair Value	Unrecognized Loss	Fair Value	Unrecognized Loss	Fair Value	Unrecognized Loss
Obligations of states and political subdivisions	$6,743	$(307)	$1,142	$(114)	$7,885	$(421)
Total held to maturity	$6,743	$(307)	$1,142	$(114)	$7,885	$(421)

     Unrealized losses on the Company’s debt securities have not been recognized into income because the issuers’ securities are of high credit quality as of December 31, 2014, and management does not intend to sell and it is likely that management will not be required to sell the securities prior to their anticipated recovery.  Management does not believe any individual unrealized loss at December 31, 2014 and 2013 represents an other-than-temporary impairment.

Notes to the Consolidated Financial Statements

Note C - Loans and Allowance for Loan Losses

Loans are comprised of the following at December 31:
	2014	2013
Residential real estate	$223,628	$219,365
Commercial real estate:
Owner-occupied	78,848	83,988
Nonowner-occupied	71,229	74,047
Construction	27,535	25,836
Commercial and industrial	83,998	60,803
Consumer:
Automobile	42,849	38,811
Home equity	18,291	17,748
Other	48,390	45,721
	594,768	566,319
Less: Allowance for loan losses	8,334	6,155

Loans, net	$586,434	$560,164

The following table presents the activity in the allowance for loan losses by portfolio segment for the years ended December 31, 2014, 2013 and 2012:

December 31, 2014	Residential Real Estate	Commercial Real Estate	Commercial & Industrial	Consumer	Total
Allowance for loan losses:
Beginning balance	$1,169	$2,914	$1,279	$793	$6,155
Provision for loan losses	458	1,408	(28)	949	2,787
Loans charged off	(487)	(235)	(41)	(1,216)	(1,979)
Recoveries	286	108	392	585	1,371
Total ending allowance balance	$1,426	$4,195	$1,602	$1,111	$8,334

December 31, 2013	Residential Real Estate	Commercial Real Estate	Commercial & Industrial	Consumer	Total
Allowance for loan losses:
Beginning balance	$1,329	$3,946	$783	$847	$6,905
Provision for loan losses	377	(1,375)	1,031	444	477
Loans charged off	(819)	(2)	(600)	(1,279)	(2,700)
Recoveries	282	345	65	781	1,473
Total ending allowance balance	$1,169	$2,914	$1,279	$793	$6,155

December 31, 2012	Residential Real Estate	Commercial Real Estate	Commercial & Industrial	Consumer	Total
Allowance for loan losses:
Beginning balance	$1,860	$3,493	$636	$1,355	$7,344
Provision for loan losses	395	2,788	(1,802)	202	1,583
Loans charged off	(1,066)	(2,378)	(70)	(1,622)	(5,136)
Recoveries	140	43	2,019	912	3,114
Total ending allowance balance	$1,329	$3,946	$783	$847	$6,905

Notes to the Consolidated Financial Statements

Note C - Loans and Allowance for Loan Losses (continued)

The following table presents the balance in the allowance for loan losses and the recorded investment of loans by portfolio segment and based on impairment method as of December 31, 2014 and 2013:

December 31, 2014	Residential Real Estate		Commercial Real Estate	Commercial & Industrial	Consumer	Total
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$	----	$2,506	$900	$6	$3,412
Collectively evaluated for impairment		1,426	1,689	702	1,105	4,922
Total ending allowance balance		$1,426	$4,195	$1,602	$1,111	$8,334

Loans:
Loans individually evaluated for impairment		$1,415	$11,711	$6,824	$219	$20,169
Loans collectively evaluated for impairment		222,213	165,901	77,174	109,311	574,599
Total ending loans balance		$223,628	$177,612	$83,998	$109,530	$594,768

December 31, 2013	Residential Real Estate	Commercial Real Estate	Commercial & Industrial	Consumer	Total
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$93	$1,661	$864	$7	$2,625
Collectively evaluated for impairment	1,076	1,253	415	786	3,530
Total ending allowance balance	$1,169	$2,914	$1,279	$793	$6,155

Loans:
Loans individually evaluated for impairment	$1,019	$10,801	$2,658	$218	$14,696
Loans collectively evaluated for impairment	218,346	173,070	58,145	102,062	551,623
Total ending loans balance	$219,365	$183,871	$60,803	$102,280	$566,319

Notes to the Consolidated Financial Statements

Note C - Loans and Allowance for Loan Losses (continued)

The following table presents information related to loans individually evaluated for impairment by class of loans as of the years ended December 31, 2014, 2013 and 2012:

December 31, 2014	Unpaid Principal Balance		Recorded Investment		Allowance for Loan Losses Allocated		Average Impaired Loans		Interest Income Recognized	Cash Basis Interest Recognized
With an allowance recorded:
Residential real estate	$	----	$	----	$	----	$	----	$6	$6
Commercial real estate:
Owner-occupied		1,177		1,177		414		471	32	32
Nonowner-occupied		7,656		7,656		2,092		8,303	398	398
Commercial and industrial		2,356		2,356		900		2,441	110	110
Consumer:
Home equity		219		219		6		219	7	7

With no related allowance recorded:
Residential real estate		1,415		1,415		----		882	58	58
Commercial real estate:
Owner-occupied		3,125		2,578		----		2,135	113	113
Nonowner-occupied		1,298		300		----		300	50	50
Commercial and industrial		4,703		4,468		----		2,278	180	180

Total		$21,949		$20,169		$3,412		$17,029	$954	$954

December 31, 2013	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Impaired Loans	Interest Income Recognized	Cash Basis Interest Recognized
With an allowance recorded:
Residential real estate	$253	$253	$93	$101	$12	$12
Commercial real estate:
Owner-occupied	290	290	157	116	----	----
Nonowner-occupied	3,776	3,776	1,504	3,846	187	187
Commercial and industrial	2,658	2,658	864	1,836	142	142
Consumer:
Home equity	218	218	7	87	9	9

With no related allowance recorded:
Residential real estate	766	766	----	539	47	47
Commercial real estate:
Owner-occupied	2,188	1,641	----	1,469	73	73
Nonowner-occupied	6,106	5,094	----	5,699	311	311
Consumer:
Home equity	----	----	----	----	3	3

Total	$16,255	$14,696	$2,625	$13,693	$784	$784

Notes to the Consolidated Financial Statements

Note C - Loans and Allowance for Loan Losses (continued)

December 31, 2012	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Impaired Loans	Interest Income Recognized	Cash Basis Interest Recognized
With an allowance recorded:
Commercial real estate:
Nonowner-occupied	$2,399	$2,399	$2,107	$1,552	$61	$61

With no related allowance recorded:
Residential real estate	619	407	----	493	----	----
Commercial real estate:
Owner-occupied	6,198	6,198	----	4,998	354	354
Nonowner-occupied	9,841	8,177	----	4,498	440	440
Commercial and industrial	----	----	----	----	----	----
Consumer:
Home equity	220	220	----	176	9	9

Total	$19,277	$17,401	$2,107	$11,717	$864	$864

The recorded investment of a loan is its carrying value excluding accrued interest and deferred loan fees.

Nonaccrual loans and loans past due 90 days or more and still accruing include both smaller balance homogenous loans that are collectively evaluated for impairment and individually classified as impaired loans.

The following table presents the recorded investment of nonaccrual loans and loans past due 90 days or more and still accruing by class of loans as of December 31, 2014 and 2013:

	Loans Past Due 90 Days And Still Accruing		Nonaccrual
December 31, 2014
Residential real estate	$	----	$3,768
Commercial real estate:
Owner-occupied		----	1,484
Nonowner-occupied		----	4,013
Commercial and industrial		----	95
Consumer:
Automobile		15	18
Home equity		----	103
Other		58	68

Total		$73	$9,549

	Loans Past Due 90 Days And Still Accruing	Nonaccrual
December 31, 2013
Residential real estate	$72	$2,662
Commercial real estate:
Owner-occupied	----	799
Nonowner-occupied	----	52
Commercial and industrial	----	21
Consumer:
Automobile	5	8
Home equity	----	38
Other	1	----

Total	$78	$3,580

 Notes to the Consolidated Financial Statements

Note C - Loans and Allowance for Loan Losses (continued)

The following table presents the aging of the recorded investment of past due loans by class of loans as of December 31, 2014 and 2013:

December 31, 2014	30-59 Days Past Due	60-89 Days Past Due	90 Days Or More Past Due	Total Past Due	Loans Not Past Due	Total
Residential real estate	$3,337	$612	$3,489	$7,438	$216,190	$223,628
Commercial real estate:
Owner-occupied	74	62	1,422	1,558	77,290	78,848
Nonowner-occupied	----	----	----	----	71,229	71,229
Construction	932	----	----	932	26,603	27,535
Commercial and industrial	----	10	24	34	83,964	83,998
Consumer:
Automobile	616	149	33	798	42,051	42,849
Home equity	----	----	103	103	18,188	18,291
Other	655	20	126	801	47,589	48,390

Total	$5,614	$853	$5,197	$11,664	$583,104	$594,768

December 31, 2013	30-59 Days Past Due	60-89 Days Past Due	90 Days Or More Past Due	Total Past Due	Loans Not Past Due	Total
Residential real estate	$3,922	$1,324	$2,620	$7,866	$211,499	$219,365
Commercial real estate:
Owner-occupied	206	100	683	989	82,999	83,988
Nonowner-occupied	----	----	52	52	73,995	74,047
Construction	60	----	----	60	25,776	25,836
Commercial and industrial	193	49	21	263	60,540	60,803
Consumer:
Automobile	638	123	13	774	38,037	38,811
Home equity	----	----	38	38	17,710	17,748
Other	651	38	1	690	45,031	45,721

Total	$5,670	$1,634	$3,428	$10,732	$555,587	$566,319

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

Notes to the Consolidated Financial Statements

Note C - Loans and Allowance for Loan Losses (continued)

The following table presents the types of TDR loan modifications by class of loans as of December 31, 2014 and December 31, 2013:

	TDR’s Performing to Modified Terms	TDR’s Not Performing to Modified Terms		Total TDR’s
December 31, 2014
Residential real estate
Interest only payments	$520	$	----	$520
Commercial real estate:
Owner-occupied
Interest only payments	457		----	457
Rate reduction	----		244	244
Reduction of principal and interest payments	627		----	627
Maturity extension at lower stated rate than market rate	1,046		----	1,046
Credit extension at lower stated rate than market rate	204		----	204
Nonowner-occupied
Interest only payments	3,535		4,013	7,548
Rate reduction	408		----	408
Commercial and industrial
Interest only payments	6,429		----	6,429
Credit extension at lower stated rate than market rate	395		----	395
Consumer:
Home equity
Maturity extension at lower stated rate than market rate	219		----	219

Total TDR’s	$13,840		$4,257	$18,097

	TDR’s Performing to Modified Terms	TDR’s Not Performing to Modified Terms		Total TDR’s
December 31, 2013
Residential real estate
Interest only payments	$527	$	----	$527
Commercial real estate:
Owner-occupied
Rate reduction	----		259	259
Reduction of principal and interest payments	650		----	650
Maturity extension at lower stated rate than market rate	271		----	271
Nonowner-occupied
Interest only payments	8,450		----	8,450
Rate reduction	420		----	420
Commercial and industrial
Interest only payments	1,811		----	1,811
Consumer:
Home equity
Maturity extension at lower stated rate than market rate	218		----	218

Total TDR’s	$12,347		$259	$12,606

Notes to the Consolidated Financial Statements

Note C - Loans and Allowance for Loan Losses (continued)

During the year ended December 31, 2014, the TDR's described above increased the allowance for loan losses and provision expense by $623 with no corresponding charge-offs.  During the year ended December 31, 2013, the TDR's described above decreased the allowance for loan losses by $321 with no corresponding charge-offs. This resulted in a decrease to provision expense of $871 during the year ended December 31, 2013.  During the year ended December 31, 2012, TDR's increased the allowance for loan losses and provision expense by $2,169, resulting in charge-offs of $536.

At December 31, 2014, the balance in TDR loans increased $5,491, or 43.6%, from year-end 2013.  The increase was largely due to the modification of three commercial loans totaling $4,819 at December 31, 2014.  During the second quarter of 2014, the contractual terms of two commercial and industrial loans totaling $4,073 were adjusted to permit short-term, interest-only payments, which created a concession to the borrower. During the second quarter of 2014, the contractual maturity of one commercial real estate loan totaling $746 was extended at an interest rate lower than the current market rate for new debt with similar risk, which created a concession to the borrower.

In addition, a commercial real estate TDR loan totaling $4,013 was converted to nonaccrual status during the fourth quarter of 2014 after it was determined that full loan repayment was in significant doubt.  As a result, the Company finished with 76% of its TDR's performing according to their modified terms at December 31, 2014, as compared to 98% at December 31, 2013.  Furthermore, the collateral values of this commercial real estate loan were re-evaluated during the fourth quarter of 2014 and additional impairment was identified that resulted in a $1,340 specific allocation.  As a result, the Company's specific allocations in reserves to customers whose loan terms have been modified in TDR’s totaled $2,998 at December 31, 2014, as compared to $1,511 in reserves at December 31, 2013.  At December 31, 2014, the Company had $1,871 in commitments to lend additional amounts to customers with outstanding loans that are classified as TDR’s, as compared to $718 at December 31, 2013.

The following table presents the pre- and post-modification balances of TDR loan modifications by class of loans that occurred during the years ended December 31, 2014 and 2013:

	TDR’s Performing to Modified Terms		TDR’s Not Performing to Modified Terms
	Pre-Modification Recorded Investment	Post-Modification Recorded Investment	Pre-Modification Recorded Investment	Post-Modification Recorded Investment
December 31, 2014
Commercial real estate:
Owner-occupied
Interest only payments	$457	$457	----	----
Maturity extension at lower stated rate than market rate	746	746	----	----
Credit extension at lower stated rate than market rate	204	204
Commercial and industrial
Interest only payments	4,073	4,073	----	----
Credit extension at lower stated rate than market rate	395	395	----	----

Total TDR’s	$5,875	$5,875	----	----

Notes to the Consolidated Financial Statements

Note C - Loans and Allowance for Loan Losses (continued)

	TDR’s Performing to Modified Terms		TDR’s Not Performing to Modified Terms
	Pre-Modification Recorded Investment	Post-Modification Recorded Investment	Pre-Modification Recorded Investment	Post-Modification Recorded Investment
December 31, 2013
Residential real estate
Interest only payments	$527	$527	----	----
Commercial and industrial
Interest only payments	1,811	1,811	----	----
Consumer:
Home equity
Maturity extension at lower stated rate than market rate	218	218	----	----

Total TDR’s	$2,556	$2,556	----	----

All of the Company’s loans that were restructured during the years ended December 31, 2014 and 2013 were performing in accordance with their modified terms.  Furthermore, there were no TDR’s described above at December 31, 2014 and 2013 that experienced any payment defaults within twelve months following their loan modification.  A default is considered to have occurred once the TDR is past due 90 days or more or it has been placed on nonaccrual.  TDR loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.  The loans modified during the year ended December 31, 2014 had no impact on the provision expense or the allowance for loan losses.  As a result, at December 31, 2014, the Company had no allocation of reserves to customers whose loan terms were modified during the year ended December 31, 2014. The loans modified during the year ended December 31, 2013 increased provision expense and the allowance for loan losses by $7.  As a result, at December 31, 2013, the Company had an allocation of reserves totaling $7 to customers whose loan terms had been modified during the year ended December 31, 2013.

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

Criticized and classified loans will mostly consist of commercial and industrial and commercial real estate loans. The Company considers its loans that do not meet the criteria for a criticized and classified asset rating as pass rated loans, which will include loans graded from 1 (Prime) to 7 (Watch). All commercial loans are categorized into a risk category either at the time of origination or re-evaluation date. As of December 31, 2014 and December 31, 2013, and based on the most recent analysis performed, the risk category of commercial loans by class of loans is as follows:

December 31, 2014	Pass	Criticized	Classified	Total
Commercial real estate:
Owner-occupied	$72,232	$2,102	$4,514	$78,848
Nonowner-occupied	60,491	2,127	8,611	71,229
Construction	27,364	----	171	27,535
Commercial and industrial	76,395	495	7,108	83,998
Total	$236,482	$4,724	$20,404	$261,610

December 31, 2013	Pass	Criticized	Classified	Total
Commercial real estate:
Owner-occupied	$76,677	$5,310	$2,001	$83,988
Nonowner-occupied	62,301	7,107	4,639	74,047
Construction	24,545	----	1,291	25,836
Commercial and industrial	53,416	4,081	3,306	60,803
Total	$216,939	$16,498	$11,237	$244,674

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

Notes to the Consolidated Financial Statements

Note C - Loans and Allowance for Loan Losses (continued)

For residential and consumer loan classes, the Company evaluates credit quality based on the aging status of the loan, which was previously presented, and by payment activity.  The following table presents the recorded investment of residential and consumer loans by class of loans based on payment activity as of December 31, 2014 and December 31, 2013:

	Consumer
December 31, 2014	Automobile	Home Equity	Other	Residential Real Estate	Total
Performing	$42,816	$18,188	$48,264	$219,860	$329,128
Nonperforming	33	103	126	3,768	4,030
Total	$42,849	$18,291	$48,390	$223,628	$333,158

	Consumer
December 31, 2013	Automobile	Home Equity	Other	Residential Real Estate	Total
Performing	$38,798	$17,710	$45,720	$216,631	$318,859
Nonperforming	13	38	1	2,734	2,786
Total	$38,811	$17,748	$45,721	$219,365	$321,645

The Company, through its subsidiaries, grants residential, consumer, and commercial loans to customers located primarily in the southeastern area of Ohio as well as the western counties of West Virginia.  Approximately 5.66% of total loans were unsecured at December 31, 2014, up from 5.13% at December 31, 2013.

Notes to the Consolidated Financial Statements

Note D - Premises and Equipment

Following is a summary of premises and equipment at December 31:

	2014	2013
Land	$2,045	$1,900
Buildings	11,083	10,342
Leasehold improvements	2,767	2,911
Furniture and equipment	15,146	15,060
	31,041	30,213
Less accumulated depreciation	21,846	21,208
Total premises and equipment	$9,195	$9,005

The following is a summary of the future minimum operating lease payments for facilities leased by the Company. Operating lease expense was $515 in 2014, $529 in 2013, and $492 in 2012.

2015	$456
2016	336
2017	234
2018	103
2019	3
$1,132

Note E - Deposits

Following is a summary of interest-bearing deposits at December 31:

	2014	2013
NOW accounts	$112,571	$106,342
Savings and Money Market	198,788	200,237
Time:
In denominations of $250,000 or less	164,219	163,057
In denominations of more than $250,000	9,458	9,418
Total time deposits	173,677	172,475
Total interest-bearing deposits	$485,036	$479,054

Following is a summary of total time deposits by remaining maturity at December 31, 2014:

2015	$94,645
2016	40,212
2017	16,253
2018	12,407
2019	9,614
Thereafter	546
Total	$173,677

Brokered deposits, included in time deposits, were $28,976 and $15,435 at December 31, 2014 and 2013, respectively.

Notes to the Consolidated Financial Statements

Note F —Interest Rate Swaps

The Company manages economic risks, including interest rate, liquidity, and credit risk, primarily by managing the amount, sources, and duration of its assets and liabilities.  The Company utilizes interest rate swap agreements as part of its asset/liability management strategy to help manage its interest rate risk position.  As part of this strategy, the Company provides its customer with a fixed-rate loan while creating a variable-rate asset for the Company by the customer entering into an interest rate swap with the Company on terms that match the loan.  The Company offsets its risk exposure by entering into an offsetting interest rate swap with an unaffiliated institution.  These interest rate swaps do not qualify as designated hedges; therefore, each swap is accounted for as a standalone derivative.  At December 31, 2014, the Company had interest rate swaps associated with commercial loans with a notional value of $11,684 and a fair value of $38.  This is compared to interest rate swaps with a notional value of $12,598 and a fair value of $150 at December 31, 2013.  The notional amount of the interest rate swaps does not represent amounts exchanged by the parties.  The amount exchanged is determined by reference to the notional amount and the other terms of the individual interest rate swap agreement.  To further offset the risk exposure related to market value fluctuations of its interest rate swaps, the Company maintains collateral deposits on hand with a third-party correspondent, which totaled $350 at December 31, 2014 and December 31, 2013.

Note G - Other Borrowed Funds

Other borrowed funds at December 31, 2014 and 2013 are comprised of advances from the Federal Home Loan Bank (“FHLB”) of Cincinnati and promissory notes.

	FHLB Borrowings	Promissory Notes	Totals
2014	$21,181	$3,791	$24,972
2013	$15,219	$3,529	$18,748

Pursuant to collateral agreements with the FHLB, advances are secured by $213,371 in qualifying mortgage loans, $79,229 in commercial loans and $5,081 in FHLB stock at December 31, 2014. Fixed-rate FHLB advances of $21,181 mature through 2042 and have interest rates ranging from 1.34% to 3.31% and a year-to-date weighted average cost of 2.14% at December 31, 2014, as compared to 2.23% at December 31, 2013. There were no variable-rate FHLB borrowings at December 31, 2014.

At December 31, 2014, the Company had a cash management line of credit enabling it to borrow up to $75,000 from the FHLB. All cash management advances have an original maturity of 90 days. The line of credit must be renewed on an annual basis. There was $75,000 available on this line of credit at December 31, 2014.

Based on the Company’s current FHLB stock ownership, total assets and pledgeable loans, the Company had the ability to obtain borrowings from the FHLB up to a maximum of $176,411 at December 31, 2014. Of this maximum borrowing capacity of $176,411, the Company had $125,729 available to use as additional borrowings, of which $75,000 could be used for short-term, cash management advances, as mentioned above.

Promissory notes, issued primarily by Ohio Valley, are due at various dates through a final maturity date of December 8, 2016, and have fixed rates ranging from 1.15% to 1.50% and a year-to-date weighted average cost of 2.34% at December 31, 2014, as compared to 2.44% at December 31, 2013. At December 31, 2014, there were no promissory notes payable by Ohio Valley to related parties. See Note K for further discussion of related party transactions.

Letters of credit issued on the Bank’s behalf by the FHLB to collateralize certain public unit deposits as required by law totaled $29,500 at December 31, 2014 and $25,000 at December 31, 2013.

Scheduled principal payments over the next five years:

	FHLB Borrowings	Promissory Notes	Totals
2015	$1,773	$2,044	$3,817
2016	1,594	1,747	3,341
2017	4,534		4,534
2018	1,484	----	1,484
2019	1,443	----	1,443
Thereafter	10,353	----	10,353
Total	$21,181	$3,791	$24,972

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

On March 22, 2007, a trust formed by Ohio Valley issued $8,500 of adjustable-rate trust preferred securities as part of a pooled offering of such securities.  The rate on these trust preferred securities was fixed at 6.58% for five years, and then converted to a floating-rate term on March 15, 2012, based on a rate equal to the 3-month LIBOR plus 1.68%.  The interest rate on these trust preferred securities was 1.92% at both December 31, 2014 and 2013.  There were no debt issuance costs incurred with these trust preferred securities.  The Company issued subordinated debentures to the trust in exchange for the proceeds of the offering.  The subordinated debentures must be redeemed no later than June 15, 2037.

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

Notes to the Consolidated Financial Statements

Note I - Income Taxes

The provision for income taxes consists of the following components:

	2014	2013	2012
Current tax expense	$3,637	$2,795	$2,968
Deferred tax (benefit) expense	(517)	144	(206)
Total income taxes	$3,120	$2,939	$2,762

The source of deferred tax assets and deferred tax liabilities at December 31:

	2014	2013
Items giving rise to deferred tax assets:
Allowance for loan losses	$2,882	$2,139
Deferred compensation	2,008	1,847
Deferred loan fees/costs	288	290
Other real estate owned	370	403
Other	84	205
Items giving rise to deferred tax liabilities:
Mortgage servicing rights	(167)	(185)
FHLB stock dividends	(1,074)	(1,081)
Unrealized gain on securities available for sale	(495)	(128)
Prepaid expenses	(206)	(5)
Depreciation and amortization	(451)	(397)
Other	(2)	(1)
Net deferred tax asset	$3,237	$3,087

The Company determined that it was not required to establish a valuation allowance for deferred tax assets since management believes that the deferred tax assets are likely to be realized through the future reversals of existing taxable temporary differences, deductions against forecasted income and tax planning strategies.

The difference between the financial statement tax provision and amounts computed by applying the statutory federal income tax rate of 34% to income before taxes is as follows:

	2014	2013	2012
Statutory tax	$3,806	$3,757	$3,337
Effect of nontaxable interest	(418)	(322)	(302)
Effect of nontaxable insurance premiums	(142)	----	----
Income from bank owned insurance, net	(217)	(195)	(100)
Effect of postretirement benefits	238	----	----
Effect of nontaxable life insurance death proceeds	----	(154)	----
Effect of state income tax	73	76	53
Tax credits	(231)	(230)	(250)
Other items	11	7	24
Total income taxes	$3,120	$2,939	$2,762

At December 31, 2014 and December 31, 2013, the Company had no unrecognized tax benefits. The Company does not expect the amount of unrecognized tax benefits to significantly change within the next twelve months. As previously reported, the Internal Revenue Service has proposed that Loan Central, as a tax return preparer, be assessed a penalty for allegedly negotiating or endorsing checks issued by the U.S. Treasury to taxpayers.  The penalty would amount to approximately $1.2 million.  Loan Central appealed this matter within the Internal Revenue Service.   Loan Central was recently notified that the Appeals Office will not concede the penalty, and the penalty has been assessed.  The Company will have to resolve the matter through the judicial system.   Based on consultation with legal counsel, management remains confident that it is highly unlikely that the penalty recommendation will be sustained.  Therefore, the Company did not recognize any interest and/or penalties related to this matter for the periods presented.

The Company is subject to U.S. federal income tax as well as West Virginia state income tax.  The Company is no longer subject to federal or state examination for years prior to 2011.  The tax years 2011-2013 remain open to federal and state examinations.

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

Following is a summary of such commitments at December 31:

	2014	2013
Fixed rate	$223	$237
Variable rate	51,011	60,971
Standby letters of credit	4,110	6,257

The interest rate on fixed-rate commitments ranged from 3.50% to 6.00% at December 31, 2014.

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

The Company participates as a facilitator of tax refunds pursuant to a clearing agreement with a third-party tax refund product provider. The clearing agreement is effective through December 31, 2019 and is renewable in 3-year increments. The agreement requires the Bank to process electronic refund checks (“ERC’s”) and electronic refund deposits (“ERD’s”) presented for payment on behalf of taxpayers containing taxpayer refunds. The Bank receives a fee paid by the third-party tax refund product provider for each transaction that is processed. The agreement is subject to termination if the Bank fails to perform the required clearing services and/or the Bank’s regulators would require the Bank to cease offering the product presented within the agreement.

There are various contingent liabilities that are not reflected in the financial statements, including claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material effect on financial condition or results of operations.

Note K - Related Party Transactions

Certain directors, executive officers and companies with which they are affiliated were loan customers during 2014. A summary of activity on these borrower relationships with aggregate debt greater than $120 is as follows:

Total loans at January 1, 2014	$5,679
New loans	37
Repayments	(532)
Other changes	----
Total loans at December 31, 2014	$5,184

Other changes include adjustments for loans applicable to one reporting period that are excludable from the other reporting period, such as changes in persons classified as directors, executive officers and companies’ affiliates.

Deposits from principal officers, directors, and their affiliates at year-end 2014 and 2013 were $14,616 and $16,219.

Notes to the Consolidated Financial Statements

Note L - Employee Benefits

The Bank has a profit-sharing plan for the benefit of its employees and their beneficiaries. Contributions to the plan are determined by the Board of Directors of Ohio Valley. Contributions charged to expense were $278, $227, and $222 for 2014, 2013 and 2012.

Ohio Valley maintains an Employee Stock Ownership Plan (ESOP) covering substantially all employees of the Company. Ohio Valley issues shares to the ESOP, purchased by the ESOP with subsidiary cash contributions, which are allocated to ESOP participants based on relative compensation. The total number of shares held by the ESOP, all of which have been allocated to participant accounts, were 324,675 and 310,964 at December 31, 2014 and 2013.  In addition, the subsidiaries made contributions to its ESOP Trust as follows:

	Years ended December 31
	2014	2013	2012

Number of shares issued	14,618	28,634	32,765

Fair value of stock contributed	$351	$640	$617

Cash contributed	300	73	82

Total expense	$651	$713	$699

Life insurance contracts with a cash surrender value of $23,657 and annuity assets of $1,955 at December 31, 2014 have been purchased by the Company, the owner of the policies.  The purpose of these contracts was to replace a current group life insurance program for executive officers, implement a deferred compensation plan for directors and executive officers, implement a director retirement plan and implement supplemental retirement plans for certain officers.  Under the deferred compensation plan, Ohio Valley pays each participant the amount of fees deferred plus interest over the participant’s desired term, upon termination of service.  Under the director retirement plan, participants are eligible to receive ongoing compensation payments upon retirement subject to length of service.  The supplemental retirement plans provide payments to select executive officers upon retirement based upon a compensation formula determined by Ohio Valley’s Board of Directors.  The present value of payments expected to be provided are accrued during the service period of the covered individuals and amounted to $5,806 and $5,297 at December 31, 2014 and 2013. Expenses related to the plans for each of the last three years amounted to $604, $787, and $536. In association with the split-dollar life insurance plan, the present value of the postretirement benefit totaled $2,852 at December 31, 2014 and $2,152 at December 31, 2013.

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

Appraisals for both collateral-dependent impaired loans and other real estate owned are performed by certified general appraisers (for commercial properties) or certified residential appraisers (for residential properties) whose qualifications and licenses have been reviewed and verified by the Company. Once received, a member of management reviews the assumptions and approaches utilized in the appraisal as well as the overall resulting fair value in comparison with management’s own assumptions of fair value based on factors that include recent market data or industry-wide statistics. On an as-needed basis, the Company reviews the fair value of collateral, taking into consideration current market data, as well as all selling costs that typically approximate 10%.

Notes to the Consolidated Financial Statements

Note M - Fair Value of Financial Instruments (continued)

Assets and Liabilities Measured on a Recurring Basis
Assets and liabilities measured at fair value on a recurring basis are summarized below:

	Fair Value Measurements at December 31, 2014, Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
U.S. Government sponsored entity securities	----	$8,917	----
Agency mortgage-backed securities, residential	----	76,319	----

	Fair Value Measurements at December 31, 2013, Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
U.S. Government sponsored entity securities	----	$8,852	----
Agency mortgage-backed securities, residential	----	75,216	----

There were no transfers between Level 1 and Level 2 during 2014 or 2013.

Assets and Liabilities Measured on a Nonrecurring Basis
Assets and liabilities measured at fair value on a nonrecurring basis are summarized below:

	Fair Value Measurements at December 31, 2014, Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Impaired loans:
Commercial real estate:
Owner-occupied	----	----	$1,679
Nonowner-occupied	----	----	5,270
Commercial and industrial	----	----	2,532

Other real estate owned:
Commercial real estate:
Construction	----	----	1,147

Notes to the Consolidated Financial Statements

Note M - Fair Value of Financial Instruments (continued)

	Fair Value Measurements at December 31, 2013, Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Impaired loans:
Residential real estate	----	----	$234
Commercial real estate:
Owner-occupied	----	----	133
Nonowner-occupied	----	----	1,973
Commercial and industrial	----	----	2,863

Other real estate owned:
Commercial real estate:
Construction	----	----	1,058

At December 31, 2014, the recorded investment of impaired loans measured for impairment using the fair value of collateral for collateral-dependent loans totaled $12,773, with a corresponding valuation allowance of $3,292, resulting in an increase of $1,044 in provision expense during the year ended December 31, 2014, with no additional charge-offs recognized. At December 31, 2013, the recorded investment of impaired loans measured for impairment using the fair value of collateral for collateral-dependent loans totaled $7,701, with a corresponding valuation allowance of $2,498, resulting in an increase of $519 in additional provision expense during the year ended December 31, 2013, with no additional charge-offs recognized. At December 31, 2012, the recorded investment of impaired loans measured for impairment using the fair value of collateral for collateral-dependent loans totaled $1,979, with a corresponding valuation of $1,979. A net increase of $2,479 in fair value was recognized for partial charge-offs of loans and impairment reserves on loans during the year ended December 31, 2012.

Other real estate owned that was measured at fair value less costs to sell at December 31, 2014 had a net carrying amount of $1,147, which is made up of the outstanding balance of $2,217, net of a valuation allowance of $1,070 at December 31, 2014. There were $88 in net appreciation during 2014.  Other real estate owned that was measured at fair value less costs to sell at December 31, 2013 had a net carrying amount of $1,058, which is made up of the outstanding balance of $2,217, net of a valuation allowance of $1,159 at December 31, 2013. There were $577 in corresponding write-downs during 2013. Other real estate owned that was measured at fair value less costs to sell at December 31, 2012 had a net carrying amount of $2,617, which is made up of the outstanding balance of $4,214, net of a valuation allowance of $1,597 at December 31, 2012, which resulted in a corresponding write-down of $331 for the year ended December 31, 2012.

The following table presents quantitative information about Level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis at December 31, 2014 and December 31, 2013:

December 31, 2014	Fair Value	Valuation Technique(s)	Unobservable Input(s)	Range	(Weighted Average)
Impaired loans:
Commercial real estate:
Owner-occupied	$1,679	Sales approach	Adjustment to comparables	0.3% to 62%	18%
		Income approach	Capitalization Rate	10%	10%
Nonowner-occupied	2,597	Income approach	Capitalization Rate	6.5%	6.5%
Nonowner-occupied	2,673	Sales approach	Adjustment to comparables	0% to 12.5%	5.7%
Commercial and industrial	2,532	Sales approach	Adjustment to comparables	10% to 30%	21.42%

Other real estate owned:
Commercial real estate:
Construction	1,147	Sales approach	Adjustment to comparables	5% to 35%	18%

Notes to the Consolidated Financial Statements

Note M - Fair Value of Financial Instruments (continued)

December 31, 2013	Fair Value	Valuation Technique(s)	Unobservable Input(s)	Range	(Weighted Average)
Impaired loans:
Commercial real estate:
Nonowner-occupied	$1,973	Sales approach	Adjustment to comparables	5% to 10%	8%
Commercial and industrial	2,863	Sales approach	Adjustment to comparables	0% to 20%	16%

Other real estate owned:
Commercial real estate:
Construction	1,058	Sales approach	Adjustment to comparables	5% to 35%	19%

The carrying amounts and estimated fair values of financial instruments at December 31, 2014 and December 31, 2013 are as follows:

		Fair Value Measurements at December 31, 2014 Using:
	Carrying Value	Level 1	Level 2		Level 3		Total
Financial Assets:
Cash and cash equivalents	$30,977	$30,977	$	----	$	----	$30,977
Interest-bearing deposits with banks	980	----		980		----	980
Securities available for sale	85,236	----		85,236		----	85,236
Securities held to maturity	22,820	----		12,144		11,426	23,570
Federal Home Loan Bank and Federal Reserve Bank stock	6,576	N/A		N/A		N/A	N/A
Loans, net	586,434	----		----		591,594	591,594
Accrued interest receivable	1,806	----		230		1,576	1,806

Financial Liabilities:
Deposits	646,830	161,784		485,503		----	647,287
Other borrowed funds	24,972	----		24,555		----	24,555
Subordinated debentures	8,500	----		4,979		----	4,979
Accrued interest payable	394	4		390		----	394

		Fair Value Measurements at December 31, 2013 Using:
	Carrying Value	Level 1	Level 2		Level 3		Total
Financial Assets:
Cash and cash equivalents	$28,344	$28,344	$	----	$	----	$28,344
Securities available for sale	84,068	----		84,068		----	84,068
Securities held to maturity	22,826	----		11,502		11,482	22,984
Federal Home Loan Bank and Federal Reserve Bank stock	7,776	N/A		N/A		N/A	N/A
Loans, net	560,164	----		----		564,589	564,589
Accrued interest receivable	1,901	----		241		1,660	1,901

Financial Liabilities:
Deposits	628,877	148,847		479,962		----	628,809
Other borrowed funds	18,748	----		17,453		----	17,453
Subordinated debentures	8,500	----		4,896		----	4,896
Accrued interest payable	792	3		789		----	792

Notes to the Consolidated Financial Statements

Note M - Fair Value of Financial Instruments (continued)

The methods and assumptions, not previously presented, used to estimate fair values are described as follows:

Cash and Cash Equivalents: The carrying amounts of cash and short-term instruments approximate fair values and are classified as Level 1.

Interest-Bearing Deposits with Banks: The carrying amounts of interest-bearing deposits with banks approximate fair values and are classified as Level 2.

Securities Held to Maturity:  The fair values for securities held to maturity are determined in the same manner as securities held for sale and discussed earlier in this note.  Level 3 securities consist of nonrated municipal bonds and tax credit (“QZAB”) bonds.

Federal Home Loan Bank and Federal Reserve Bank stock: It is not practical to determine the fair value of either Federal Home Loan Bank or Federal Reserve Bank stock due to restrictions placed on its transferability.

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

Notes to the Consolidated Financial Statements

Note N - Regulatory Matters

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies.  Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices.  Capital amounts and classifications are also subject to qualitative judgments by regulators.  Failure to meet capital requirements can initiate regulatory action.  Management believes that as of December 31, 2014, the Company and the Bank met all capital adequacy requirements to which they were subject.

The prompt corrective action regulations provide five classifications for banks, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required. At year-end 2014 and 2013, the Bank’s capital met the requirements for the Bank to be deemed well capitalized under the regulatory framework for prompt corrective action.

At year-end, consolidated actual capital levels and minimum required levels for the Company and the Bank were:

	Actual		Minimum Required For Capital Adequacy Purposes		Minimum Required To Be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2014
Total capital (to risk weighted assets)
Consolidated	$99,607	17.4%	$45,765	8.0%	$57,206	N/A
Bank	87,670	15.6	44,935	8.0	56,169	10.0%
Tier 1 capital (to risk weighted assets)
Consolidated	92,442	16.2	22,883	4.0	34,324	N/A
Bank	80,637	14.4	22,468	4.0	33,701	6.0
Tier 1 capital (to average assets)
Consolidated	92,442	11.8	31,306	4.0	39,133	N/A
Bank	80,637	10.5	30,702	4.0	38,377	5.0

2013
Total capital (to risk weighted assets)
Consolidated	$93,504	16.8%	$44,565	8.0%	$55,706	N/A
Bank	83,057	15.2	43,731	8.0	54,664	10.0%
Tier 1 capital (to risk weighted assets)
Consolidated	87,349	15.7	22,283	4.0	33,424	N/A
Bank	77,230	14.1	21,866	4.0	32,798	6.0
Tier 1 capital (to average assets)
Consolidated	87,349	11.7	29,918	4.0	37,397	N/A
Bank	77,230	10.5	29,410	4.0	36,762	5.0

Dividends paid by the subsidiaries are the primary source of funds available to Ohio Valley for payment of dividends to shareholders and for other working capital needs. The payment of dividends by the subsidiaries to Ohio Valley is subject to restrictions by regulatory authorities. These restrictions generally limit dividends to the current and prior two years retained earnings. At January 1, 2015 approximately $3,970 of the subsidiaries’ retained earnings were available for dividends under these guidelines. In addition to these restrictions, dividend payments cannot reduce regulatory capital levels below minimum regulatory guidelines. The Board of Governors of the Federal Reserve System also has a policy requiring Ohio Valley to provide notice to the FRB in advance of the payment of a dividend to Ohio Valley’s shareholders under certain circumstances, and the FRB may disapprove of such dividend payment if the FRB determines the payment would be an unsafe or unsound practice.

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

CONDENSED STATEMENTS OF CONDITION
	Years ended December 31:
Assets	2014	2013
Cash and cash equivalents	$2,875	$2,436
Investment in subsidiaries	91,991	86,644
Notes receivable - subsidiaries	3,782	3,520
Other assets	47	370
Total assets	$98,695	$92,970

Liabilities
Notes payable	$3,791	$3,529
Subordinated debentures	8,500	8,500
Other liabilities	188	522
Total liabilities	$12,479	$12,551

Shareholders’ Equity
Total shareholders’ equity	86,216	80,419
Total liabilities and shareholders’ equity	$98,695	$92,970

CONDENSED STATEMENTS OF INCOME
	Years ended December 31:
Income:	2014	2013	2012
Interest on notes	$84	$85	$114
Other operating income	34	68	84
Dividends from subsidiaries	3,500	8,500	4,500
Gain on sale of ProAlliance Corporation	810	----	----

Expenses:
Interest on notes	84	86	114
Interest on subordinated debentures	165	265	789
Operating expenses	384	456	364
Income before income taxes and equity in undistributed earnings of subsidiaries	3,795	7,846	3,431
Income tax benefit	(108)	214	355
Equity in undistributed earnings of subsidiaries	4,386	52	3,266
Net Income	$8,073	$8,112	$7,052

Notes to the Consolidated Financial Statements

Note O - Parent Company Only Condensed Financial Information (continued)

CONDENSED STATEMENTS OF CASH FLOWS

	Years ended December 31:
Cash flows from operating activities:	2014	2013	2012
Net Income	$8,073	$8,112	$7,052
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of ProAlliance Corporation	(810)	----	----
Equity in undistributed earnings of subsidiaries	(4,386)	(52)	(3,266)
Common stock issued to ESOP	351	640	617
Change in other assets	323	(60)	96
Change in other liabilities	(334)	(15)	(21)
Net cash provided by operating activities	3,217	8,625	4,478

Cash flows from investing activities:
Proceeds from sale of ProAlliance Corporation	810	----	----
Investment in OVBC Captive	(250)	----	----
Change in notes receivable	(262)	(97)	320
Net cash provided by (used in) investing activities	298	(97)	320

Cash flows from financing activities:
Change in notes payable	262	3	(222)
Proceeds from common stock through dividend reinvestment	103	170	55
Cash dividends paid	(3,441)	(2,965)	(4,393)
Repayment of subordinated debentures	----	(5,000)	----
Net cash used in financing activities	(3,076)	(7,792)	(4,560)

Cash and cash equivalents:
Change in cash and cash equivalents	439	736	238
Cash and cash equivalents at beginning of year	2,436	1,700	1,462
Cash and cash equivalents at end of year	$2,875	$2,436	$1,700

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

Total revenues from the banking segment, which accounted for the majority of the Company’s total revenues, totaled 90.6%, 90.5% and 91.2%  of total consolidated revenues for the years ended December 31, 2014, 2013 and 2012, respectively.

The accounting policies used for the Company’s reportable segments are the same as those described in Note A - Summary of Significant Accounting Policies.  Income taxes are allocated based on income before tax expense.

Segment information is as follows:

	Year Ended December 31, 2014
	Banking	Consumer Finance	Total Company
Net interest income	$30,172	$3,308	$33,480
Provision expense	2,645	142	2,787
Noninterest income	8,897	896	9,793
Noninterest expense	26,806	2,487	29,293
Tax expense	2,587	533	3,120
Net income	7,031	1,042	8,073
Assets	764,510	14,158	778,668

	Year Ended December 31, 2013
	Banking	Consumer Finance	Total Company
Net interest income	$29,141	$3,244	$32,385
Provision expense	364	113	477
Noninterest income	7,711	807	8,518
Noninterest expense	26,914	2,461	29,375
Tax expense	2,440	499	2,939
Net income	7,134	978	8,112
Assets	732,905	14,463	747,368

	Year Ended December 31, 2012
	Banking	Consumer Finance	Total Company
Net interest income	$29,445	$3,210	$32,655
Provision expense	1,527	56	1,583
Noninterest income	7,734	749	8,483
Noninterest expense	27,384	2,357	29,741
Tax expense	2,240	522	2,762
Net income	6,028	1,024	7,052
Assets	754,490	14,733	769,223

Notes to the Consolidated Financial Statements

Note Q - Consolidated Quarterly Financial Information (unaudited)

	Quarters Ended
	Mar. 31	Jun. 30	Sept. 30	Dec. 31
2014
Total interest income	$9,508	$8,925	$8,904	$9,018
Total interest expense	726	738	696	715
Net interest income	8,782	8,187	8,208	8,303
Provision for loan losses (1)	494	1,386	(682)	1,589
Noninterest income (2)	4,118	1,912	2,106	1,657
Noninterest expense	7,295	6,997	7,244	7,757
Net income	3,564	1,344	2,742	423

Earnings per share	$0.87	$0.33	$0.67	$0.10

2013
Total interest income	$9,480	$8,764	$8,748	$8,966
Total interest expense	1,059	923	818	773
Net interest income	8,421	7,841	7,930	8,193
Provision for loan losses (3)	31	(189)	833	(198)
Noninterest income (2)	3,940	1,965	1,574	1,039
Noninterest expense	7,948	7,317	7,320	6,790
Net income	3,223	1,942	1,061	1,886

Earnings per share	$0.79	$0.48	$0.26	$0.47

2012
Total interest income	$10,665	$9,657	$9,405	$9,274
Total interest expense	1,753	1,604	1,538	1,451
Net interest income	8,912	8,053	7,867	7,823
Provision for loan losses (4)	1,316	524	1,183	(1,440)
Noninterest income (2)	3,479	1,974	1,674	1,356
Noninterest expense	7,332	7,162	6,957	8,290
Net income	2,622	1,719	1,107	1,604

Earnings per share	$0.65	$0.43	$0.27	$0.40

(1) During the third quarter of 2014, the Company experienced negative provision expense that was primarily related to a decrease in specific allocations impacted by the improvement in collateral values of an impaired commercial real estate loan relationship.  A re-appraisal of the commercial properties securing the loan identified asset appreciation, which resulted in a $524 reduction to the specific allocation related to the loan.

(2) The Company’s noninterest income was significantly impacted by seasonal tax refund processing fees.  The Bank serves as a facilitator for the clearing of tax refunds for a single tax refund product provider.  The Bank processes electronic refund checks/deposits associated with taxpayer refunds, and will, in turn, receive a fee paid by the third-party tax refund product provider for each transaction processed.  Due to the seasonal nature of tax refund transactions, the majority of income was recorded during the first quarter.

(3) During most of 2013, the Company experienced minimal to negative provision expense as a result of lower general allocations of the allowance for loan losses.  General allocations were impacted by improved economic trends that include:  decreasing historical loan loss factor, lower delinquencies and lower classified/criticized assets.

(4) During the fourth quarter of 2012, the Company experienced a large recovery of $1,250 on a previously charged-off commercial loan which lowered net charge-offs. The large decrease in net charge-offs contributed to a lower historical loan loss factor that created a lower level of general allocations within the allowance for loan losses.

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Ohio Valley Banc Corp.

We have audited the accompanying consolidated statements of condition of Ohio Valley Banc Corp. (the “Company”) as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows for each of the three years in the three-year period ended December 31, 2014. We also have audited the Company's internal control over financial reporting as of December 31, 2014, based on criteria established in the 2013 Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on these financial statements and an opinion on the Company's internal control over financial reporting based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ohio Valley Banc Corp. as of December 31, 2014 and 2013, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, Ohio Valley Banc Corp. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2014, based on criteria established in the 2013 Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

/s/Crowe Horwath LLP
Crowe Horwath LLP

Louisville, Kentucky
March 16, 2015

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

     Management assessed Ohio Valley Banc Corp.’s system of internal control over financial reporting as of December 31, 2014, in relation to criteria for effective internal control over financial reporting as described in the 2013 “Internal Control Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this assessment, management concluded that, as of December 31, 2014, its system of internal control over financial reporting is effective and meets the criteria of the “Internal Control Integrated Framework.”

     Crowe Horwath LLP, independent registered public accounting firm, has issued an audit report dated March 16, 2015 on the Company's internal control over financial reporting. That report is contained in Ohio Valley's Annual Report to Shareholders under the heading "Report of Independent Registered Public Accounting Firm.”

Ohio Valley Banc Corp.

/s/Thomas E. Wiseman
Thomas E. Wiseman
President, CEO

/s/Scott W. Shockey
Scott W. Shockey
Senior Vice President, CFO

March 16, 2015

SUMMARY OF COMMON STOCK DATA

OHIO VALLEY BANC CORP.
Years ended December 31, 2014 and 2013

INFORMATION AS TO STOCK PRICES AND DIVIDENDS: Ohio Valley’s common shares are traded on The NASDAQ Stock Market under the symbol “OVBC.” The following table summarizes the high and low sales prices for Ohio Valley’s common shares on the NASDAQ Global Market for each quarterly period since January 1, 2013.

2014	High	Low
First Quarter	$23.00	$22.00

Second Quarter	23.00	21.50

Third Quarter	24.00	22.35

Fourth Quarter	24.54	22.64

2013	High	Low
First Quarter	$20.41	$17.56

Second Quarter	22.39	18.51

Third Quarter	23.10	19.50

Fourth Quarter	22.77	20.00

Shown below is a table which reflects the dividends declared per share on Ohio Valley’s common shares. As of February 28, 2015, the number of holders of record of common shares was 2,189.

Dividends per share	2014	2013
First Quarter	$.21	$.10

Second Quarter	.21	.21

Third Quarter	.21	.21

Fourth Quarter	.21	.21

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

PERFORMANCE GRAPH

OHIO VALLEY BANC CORP.
Year ended December 31, 2014

The following graph sets forth a comparison of five-year cumulative total returns among the Company's common shares (indicated “Ohio Valley Banc Corp.” on the Performance Graph), the S & P 500 Index (indicated “S & P 500” on the Performance Graph), and SNL Securities SNL $500 Million-$1 Billion Bank Asset-Size Index (indicated “SNL” on the Performance Graph) for the fiscal years indicated. Information reflected on the graph assumes an investment of $100 on December 31, 2009 in each of the common shares of the Company, the S & P 500 Index, and the SNL Index. Cumulative total return assumes reinvestment of dividends. The SNL Index represents stock performance of 66 of the nation's banks located throughout the United States with total assets between $500 Million and $1 Billion as selected by SNL Securities of Charlottesville, Virginia. The Company is included as one of the 66 banks in the SNL Index.

Index	12/31/09	12/31/10	12/31/11	12/31/12	12/31/13	12/31/14

Ohio Valley Banc Corp.	100.00	92.37	92.00	98.24	121.46	137.79
SNL $500M-$1B Bank Index	100.00	109.16	96.03	123.12	159.65	175.15
S&P 500	100.00	115.06	117.49	136.30	180.44	205.14

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

RESULTS OF OPERATIONS:

SUMMARY
Ohio Valley generated net income of $8,073 for 2014, a decrease of 0.5% from 2013.  Earnings per share were $1.97 for 2014, a decrease of 1.5% from 2013.  The decrease in net income and earnings per share for 2014 was primarily due to higher provision for loan loss expense, which was up $2,310, compared to 2013. The increase in provision for loan loss expense was mostly due to higher general allocations of the allowance for loan losses, which increased $1,392, or 39.4%, when compared to 2013.  Management deemed the additional reserves necessary to appropriately manage various loan portfolio risks. Contributing most to a higher general allocation was the downgrade of two impaired commercial credits during the second quarter of 2014, which increased the Company’s classified assets and economic risk factors within the allowance for loan losses. Increases in general allocations were also impacted by a 37.2% increase in impaired loan balances, as well as general increases in the loan portfolio.  Provision expense during 2014 was also impacted by higher specific allocations, which increased $787, or 30.0%, during 2014.  This was largely due to the collateral value impairment of a commercial real estate loan recorded during the fourth quarter of 2014.

The effects of higher provision expense were partially offset by strong improvement in both net interest and noninterest income during 2014, as compared to 2013.  Contributing to the overall increase in net interest income was higher average earning assets, which increased during 2014 by $20,881, or 2.9%, as compared to 2013, coming primarily from loans.  The increase in average loan balances was reflective of the higher loan demand by customers within the Company’s market areas.  The Company’s noninterest income also improved by 15.0% during 2014 as compared to the previous year.  The increase came largely from the sale of the Company’s 9% ownership interest in ProAlliance Corporation (“ProAlliance”), a specialty property and casualty insurance company, which generated a total gain of $810 during the third quarter of 2014. The Company also experienced lower losses on the sale of foreclosed property during 2014, which generated an increase of $805 in net revenues from other real estate owned (“OREO”).  Furthermore, the Company benefited from increased transaction volume related to its electronic refund check/deposit (“ERC/ERD”) fee income, which increased $577, or 22.6%.  ERC/ERD transactions involve the payment of a tax refund to the taxpayer after the Bank has received the refund from the federal/state government. The Company’s interchange fees from debit and credit card transactions also improved by $211, or 10.7%, during 2014 as compared to 2013. This was primarily from the Company’s continued marketing approach in offering incentives to customers to utilize the bank’s debit and credit cards for purchases. Partially offsetting the increases within noninterest income was a decrease in earnings from tax-free bank owned life insurance (“BOLI”) investments. During the first quarter of 2013, the Company received $1,249 in cash proceeds from the settlement of two BOLI policies, which yielded net BOLI proceeds of $452 that were recorded to income. This income from the first quarter of 2013 was not repeated in 2014, and, as a result, BOLI and annuity asset earnings were down $504, or 42.9%, in 2014.

During 2014, the Company experienced lower costs associated with noninterest expenses, which decreased $82, or 0.3%, as compared to the previous year.  This change can be attributed mostly to lower foreclosure costs, furniture and equipment expenses, and state taxes, which collectively decreased $852 from 2013.  These decreases were partially offset by increases in salaries and employee benefits, donations, and various professional service costs, which collectively increased $769 from 2013.

During 2013, Ohio Valley generated net income of $8,112, an increase of 15.0% from 2012.  Earnings per share were $2.00 for 2013, an increase of 14.3% from 2012.  The increase in net income and earnings per share for 2013 was primarily due to lower provision for loan loss expense, which was down $1,106, or 69.9%, compared to 2012. The decrease in provision for loan loss expense was mostly due to lower net charge-offs and reduced general allocations of the allowance for loan losses when compared to 2012.  The Company’s net charge-offs during 2013 totaled $1,227, a decrease of $795, or 39.3%, compared to 2012, which helped to reduce the Company’s net charge-offs to average loans from 0.35% at year-end 2012 to 0.22% at year-end 2013.  Decreasing loan losses were largely related to less charge-offs of commercial real estate and residential real estate loan balances during 2013 as compared to 2012.

The Company’s net earnings performance during 2013 was also strengthened by lower noninterest expenses, which decreased $366, or 1.2%, as compared to the previous year.  The change was attributed to lower FDIC insurance expense, as well as decreases in various other noninterest expense categories related to donations, advertising, legal fees, and a prepayment penalty associated with the extinguishment of above market Federal Home Loan Bank (“FHLB”) advances recorded in 2012.  Further contributing to the Company’s improved net income during 2013 was noninterest income, which increased $35, or 0.4%, as compared to the previous year.  Noninterest income was largely impacted by BOLI proceeds of $452 that were collected in the first quarter of 2013 in conjunction with the Company’s investment in various benefit plans for its directors and key employees.  Also during 2013, the Company’s ERC/ERD fees increased $267, or 11.7%, due to an increase in the number of tax refund items processed.  Further contributing to revenue growth during 2013 was the increase in interchange fees earned on debit and credit card transactions.  By offering incentives to customers to utilize the bank’s debit and credit card for purchases, interchange income increased $263, or 15.5%, during 2013 as compared to 2012.  Partially offsetting the increases within noninterest income was an increase in net losses associated with write-downs and sales of OREO, which finished at $692 during the year ended 2013, as compared to $150 in net losses during the year ended 2012.  Higher OREO losses in 2013 were the result of impairment charges recognized on one commercial real estate OREO property.  This loss was the result of updated appraisal information received during the fourth quarter of 2013, which identified $504 in additional asset impairment.  Also impacting higher net losses in OREO was the liquidation of a commercial and industrial foreclosed property in the fourth quarter of 2013, which resulted in a loss on sale of $156.

Partially offsetting the benefits from lower provision and noninterest expense and higher noninterest income was a reduction in net interest income, which decreased $270, or 0.8%, as compared to 2012.  Contributing to the overall decrease in net interest income were lower average earning assets, which decreased during 2013 by $41,456, or 5.4%, as compared to 2012, largely from loans and interest-bearing balances with banks.  The decline in average loan balances contributed most to lower net interest income and was reflective of the economic environment during this time which had a negative impact on the amount of lending opportunities within the Company’s market areas.

NET INTEREST INCOME
The most significant portion of the Company's revenue, net interest income, results from properly managing the spread between interest income on earning assets and interest expense incurred on interest-bearing liabilities.  The Company earns interest and dividend income from loans, investment securities and short-term investments while incurring interest expense on interest-bearing deposits and short- and long-term borrowings.  Net interest income is affected by changes in both the average volume and mix of assets and liabilities and the level of interest rates for financial instruments.  Changes in net interest income are measured by net interest margin and net interest spread.  Net interest margin is expressed as the percentage of net interest income to average interest-earning assets. Net interest spread is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities.  Both of these are reported on a fully tax-equivalent (“FTE”) basis.  Net interest margin exceeds the net interest rate spread because noninterest-bearing sources of funds, principally noninterest-bearing demand deposits and stockholders' equity, also support interest-earning assets. Following is a discussion of changes in interest-earning assets, interest-bearing liabilities and the associated impact on interest income and interest expense for the three years ended December 31, 2014.  Tables I and II have been prepared to summarize the significant changes outlined in this analysis.

Net interest income on an FTE basis increased $1,244 in 2014, or 3.8%, compared to the $32,873 earned in 2013.  The increase in net interest income was mainly due to an increase in average earning assets and net interest margin improvement. For the year ended December 31, 2014, average earning assets increased $20,881, or 2.9%, from 2013, which occurred primarily in loans. Higher average loan balances were impacted mostly by a loan demand increase in commercial and municipality related financings during 2014.  In addition, the Company was able to generate a stronger net interest margin over 2013.  At December 31, 2014, the Company’s FTE net interest margin increased 4 basis points from 4.50% in 2013 to 4.54% in 2014. The net interest margin increased during 2014 as the Company’s average loan growth offset the impact of lower yields on loan originations, which have been negatively impacted by the continued low interest rates prevalent in the market.  The Company further benefited from increased earnings within taxable securities during 2014, even though the related average balances were down 7.3% from 2013. The earnings improvement came primarily from less bond premium expense on Agency mortgage-backed securities, which contributed to a 50 basis point improvement in the yield on taxable securities during 2014. Margin improvement was also impacted by lower rates paid on interest-bearing deposits and a continued change in deposit mix to lower-cost core deposits from time deposit accounts and FHLB borrowings.  The Federal Reserve continues to hold the prime interest rate at 3.25%, and the target federal funds rate remains at a range from 0.0% to 0.25%. The sustained low-rate environment continued to impact the repricings of various Bank deposit products, especially time deposits.  Interest rates on time deposit balances continue to reprice at lower rates, which continue to lower funding costs.  Management continues to emphasize its lower-cost core deposit relationship balances, which consist of noninterest-bearing demand accounts and interest-bearing NOW, savings and money market balances.  As a result, the Company benefited from higher core deposit average balances in 2014 (increasing $24,534) while experiencing a lower level of higher-cost time deposit, other borrowed money and subordinated debenture balances (decreasing $10,532).

Net interest income on an FTE basis decreased $239 in 2013, or 0.7%, compared to the $33,112 earned in 2012.  The decrease in net interest income was mainly due to a decline in average earning assets. For the year ended December 31, 2013, average earning assets decreased $41,456, or 5.4%, from 2012, which occurred primarily in loans and interest-bearing balances with banks.  A portion of the decline in average loan balances was due to a targeted reduction in certain underperforming loans and loans with less than desirable interest rate characteristics, such as fixed-rate mortgages.  Yet, as average earning assets lagged behind the prior year, the Company was able to maintain a stronger net interest margin over 2012.  At December 31, 2013, the Company’s FTE net interest margin increased 21 basis points from 4.29% in 2012 to 4.50% in 2013.  This result was mainly due to lower rates paid on interest-bearing deposits and a continued change in deposit mix to lower-cost core deposits from time deposit accounts and FHLB borrowings.  The sustained low short-term rates impacted the repricings of various Bank deposit products, including public fund NOW, Gold Club and Market Watch accounts. Interest rates on time deposit balances continue to reprice to lower rates, which lowered funding costs.  Management placed more emphasis on utilizing its lower-cost core deposit relationship balances during 2013.  As a result, the Company benefited from higher core deposit average balances in 2013 (increasing $2,486) while experiencing a lower level of higher-cost time deposit, other borrowed money and subordinated debenture balances (decreasing $50,502).

For 2014, average earning assets increased $20,881, or 2.9%, as compared to a decrease of $41,456, or 5.4%, in 2013.  Contributing most to the asset growth improvement from 2013 to 2014 were the Company’s average loan balances.  During 2014, average loans increased $26,376, or 4.8%, while decreasing $14,852, or 2.6%, during 2013.  While average loans continue to be the Company’s highest portion of earning assets, it is this segment of earning assets that had been negatively impacted by economic pressures that limited the demand for consumer and commercial spending within the Company’s market areas.  However, the Company began experiencing loan balance growth from commercial and municipal loan originations during the second half of 2013 and all of 2014, while also experiencing loan growth from consumer auto and recreational vehicle financings during the second half of 2014.  This improvement of higher loan volume within the Company’s lending activity contributed to a larger composition of average loans to average earning assets at year-end 2014 of 77.4%, as compared to 76.0% at year-end 2013.  During 2013, the $14,852 decrease in average loans from the prior year was mostly affected by the limited lending opportunities within the Company’s market areas. The commercial loan portfolio experienced a significant decrease in commercial loan losses and payoffs combined with increases in new originations during 2013, which allowed for more normalization within its average commercial loan portfolio when compared to 2012.  This not only lessened the degree of decrease within the Company’s average loan balances to 2.6% in 2013, as compared to an 8.9% decrease in 2012, it also helped to increase the Company’s average loans as a percentage of average earnings assets to 76.0% at year-end 2013, as compared to 73.8% at year-end 2012.  The average loan composition increase in 2013 was also impacted by an earning asset composition shift of less interest-bearing balances with banks during 2013.  This was mostly from less average balances associated with the lower-yielding Federal Reserve Bank clearing account.

The Company’s average assets during 2014 and 2013 were also affected by changes in its average interest-bearing balances with banks.  At year-end 2014, average interest-bearing balances with banks increased $2,360, or 4.4%, from year-end 2012. Conversely, at year-end 2013, average interest-bearing balances with banks decreased $27,219, or 33.4%, from year-end 2012. These balances are driven primarily by the Company’s use of its Federal Reserve Bank clearing account.  In 2012, the trend of larger interest-bearing balances with banks was primarily due to seasonal excess funds that resulted from the clearing of tax refund checks and deposits.  These ERC/ERD deposits occurred primarily during the first half of the year and are the result of the Company’s relationship with a third-party tax refund product provider.  The Company acts as the facilitator for these ERC/ERD transactions and earns a fee for each cleared item.  For the short time the Company holds such refunds, constituting noninterest-bearing deposits, the Company increases its deposits with the Federal Reserve.  This causes the interest-bearing balances with banks to represent a large percentage of earning assets during the time the Company holds the refunds, although such balances decrease at year-end.  For the year ended December 31, 2012, average interest-bearing balances with banks totaled 10.5% of average earning assets.  However, during 2013, as loan volume began to improve and excess deposits continued to decline, the Company utilized more of its short-term Federal Reserve funds to satisfy loan demand and fund increased maturities of time deposits.  As a result, average interest-bearing balances with banks totaled 7.4% of average earning assets in 2013, and 7.5% of average earning assets in 2014.

The Company’s average investment securities, both taxable and tax exempt, decreased during 2014, with its percentage of earning assets averaging 15.1% for the year, compared to 16.6% for 2013 and 15.7% for 2012.  The Company has focused on growing earning assets primarily through loans, which has contributed to a lower asset composition of securities.

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

Average interest-bearing liabilities decreased 1.3% between 2013 and 2014, and decreased 9.1% between 2012 and 2013, largely due to decreasing time deposits.  The fluctuations of interest-bearing deposits since 2012 are in large part due to the Company’s preference of core deposit relationship balances over higher-costing time deposits and other borrowing liabilities, which have changed the funding composition mix during this time. Interest-bearing liabilities continue to be comprised largely of time deposits, which represented 33.0%, 35.5% and 39.8% of total interest-bearing liabilities at year-end 2014, 2013 and 2012, respectively. As interest rates on time deposits have continued to readjust to current market rates in 2014, competitive pricing pressures have grown, contributing to a significant maturity runoff of time deposits during 2014 and 2013.  In addition, the Company’s other borrowings and subordinated debentures continue to represent the smallest composition of average interest-bearing liabilities, finishing at 6.0%, 5.1% and 5.8% at year-end 2014, 2013 and 2012, respectively.  During 2014, the Company utilized a portion of its FHLB borrowing capacity to fund specific fixed-rate loans with similar maturity terms which led to the composition shift increase.

The Company’s core deposit segment of interest-bearing liabilities, which include NOW and savings and money market accounts, together represented 60.9% of average interest-bearing liabilities in 2014, compared to 59.4% in 2013 and 54.3% in 2012.  This composition increase has particularly occurred in the Company's statement savings and NOW account products.  As certificates of deposit (“CD”) market rates continue to adjust downward, the spread between a short-term CD rate and a statement savings rate has become small enough that many customers choose to invest balances into a more liquid product, perhaps hoping for rising rates in the near future.

The overall composition shift of higher demand, NOW, savings and money market balances combined with lower time deposits from 2012 to 2014 has served as a cost effective contribution to the net interest margin.  The average cost of the “growing” interest-bearing NOW, savings and money market account core segment was 0.28%, 0.29% and 0.55% during the years ended 2014, 2013 and 2012, respectively.  The higher average cost of the time deposit, other borrowed money and subordinated debenture segments was 0.99%, 1.26% and 1.77% during the years ended 2014, 2013 and 2012, respectively.

The net interest margin increased to 4.54% in 2014 from 4.50% in 2013 and 4.29% in 2012.  The 4 basis point and 21 basis point improvement in 2014 and 2013 was largely the result of an improved net interest rate spread.  During 2014, the net interest rate spread increased 6 basis points to 4.36%, resulting from the decrease in average cost of interest-bearing liabilities of 12 basis points from 0.68% to 0.56%, which exceeded the decrease in average yield on interest-earning assets of 6 basis points from 4.98% to 4.92%.  Partially offsetting the net interest rate spread increase in 2014 was a 2 basis point decrease in contributions from interest-free funds (i.e., demand deposits, shareholders' equity), which lowered from 0.20% in 2013 to 0.18% in 2014.  During 2013, the net interest rate spread increased 30 basis points to 4.30%, resulting from the decrease in average cost of interest-bearing liabilities of 43 basis points from 1.11% to 0.68%, which exceeded the decrease in average yield on interest-earning assets of 13 basis points from 5.11% to 4.98%.  Partially offsetting the net interest rate spread increase in 2013 was a 9 basis point decrease in contributions from interest-free funds (i.e., demand deposits, shareholders' equity), which lowered from 0.29% in 2012 to 0.20% in 2013.

During 2014, total interest income on an FTE basis increased $546, or 1.5%, as compared to a decrease of $3,012, or 7.6%, during 2013.  The significant improvement in interest income from 2013 to 2014 came primarily from the increase in average earning loan balances combined with the improved asset yields associated with taxable securities. The Company experienced a 4.7% increase in average loan balances from 2013 to 2014, primarily from its commercial loan portfolio.  This growth in loans completely offset the effects of lower loan yields, which decreased 25 basis points from 2013 to 2014, and 31 basis points from 2012 to 2013.  Lower loan yields can be attributable to the sustained low interest rate environment the Federal Reserve has maintained since 2008.

Asset yields during 2014, 2013 and 2012 were also impacted by the average balance changes in the Company’s interest-bearing Federal Reserve Bank clearing account.  The Company continues to utilize its interest-bearing Federal Reserve Bank clearing account, which yields just 0.25%, to manage seasonal tax refund deposits, as well as to fund earning asset growth and maturities of retail CD’s. During 2014 and most of 2013, the Company utilized more of its Federal Reserve Bank clearing deposits to fund higher-yielding loans and maturities of higher-costing CD balances, which had a positive impact to asset yields and net interest margin.  While total earning asset yields have declined each year between 2012 and 2014, the higher composition of loans combined with less lower-yielding deposits with banks have minimized the change in asset yields from a 13 basis point decrease in 2013 to a 6 basis point decrease in 2014.

The significant improvement in total interest income from 2013 to 2014 came primarily from the commercial loan portfolio.  Lower earnings on commercial loans during 2013 had been largely impacted by significant charge-offs of underperforming commercial loans from the prior year, as well as large payoffs of various commercial loans during the first half of 2012.  These lower loan balances contributed to a $927, or 7.1%, decrease in commercial interest and fee revenue during the year ended 2013, as compared to 2012.  Commercial loan demand began improving during the second half of 2013, with increasing loan originations continuing into 2014.  This generated a 10.3% increase in average commercial loans over 2013.  As a result, commercial interest and fee revenue increased $748, or 6.2%, during the year ended 2014, as compared to 2013.

During the year ended 2014, consumer loan interest and fees decreased $43, or 0.5%, as compared to 2013, and decreased $637, or 6.6%, during the year ended 2013 compared to 2012.  While consumer loan revenues were down for both years, the degree of decrease was minimized in 2014, which is reflective of the average consumer loan balance growth experienced during 2014 and most of 2013.  Average loan balance growth came primarily from both auto and recreational vehicle loan financings.  Contributing to the decreases for both the 2014 and 2013 comparisons were lower asset yields that are reflective of the sustained low rate environment.

The Company’s interest and fees from its residential real estate loan portfolio decreased $662, or 5.3%, during the year ended 2014 compared to 2013, and decreased $1,173, or 8.6%, during the year ended 2013 compared to 2012.  As part of management’s interest rate risk strategy, the Company continues to sell a portion of its long-term, fixed-rate real estate loans to the Federal Home Loan Mortgage Corporation, while retaining the servicing rights for those mortgages.  This strategy continues to generate loan sale and servicing fee revenue within noninterest income, but has also yielded lower interest and fee revenues during 2013 and 2014.  The Company has experienced a composition shift from higher-yielding, long-term, fixed-rate loan balances to lower-yielding, adjustable-rate mortgage originations.  While this shift to more lower-yielding loans has placed additional pressure on asset yields, the Company has benefited from a higher level of real estate balances at year-end 2014.  As a result, the degree of decrease in real estate interest and fee revenues has declined (improved) from 2013 to 2014.

The Company’s interest income from taxable investment securities during 2014 increased $368, or 22.2%, over 2013.  This is compared to a decrease of $226, or 12.0%, during 2013 compared to 2012. The improvement came primarily from Agency mortgage-backed securities. The effect of slower refinancing volume evident during 2014 resulted in less principal repayments from Agency mortgage-backed securities, which caused monthly premium expense to amortize more slowly.  This contributed to a 50 basis point improvement in the yield on taxable securities during 2014.

In relation to the overall decline in earning asset yields, the Company’s interest-bearing liability costs also decreased 12 basis points during 2014 and 43 basis points during 2013.  The lower costs have caused interest expense to drop $698, or 19.5%, from 2013 to 2014 and $2,773, or 43.7%, from 2012 to 2013 as a result of lower rates paid on interest-bearing liabilities.  The Federal Reserve continues to hold the prime interest rate at 3.25%, and the target federal funds rate remains at a range from 0.0% to 0.25%.    The sustained low short-term rates have continued to impact the repricings of various Bank deposit products, especially time deposits. The interest rate on time deposits continued to contribute most to the decrease in funding costs, which continued to reprice at lower rates. The year-to-date weighted average costs of the Company’s time deposits have decreased from 1.46% at year-end 2012 to 1.09% at year-end 2013 and 0.79% at year-end 2014.

Further contributing to lower interest-bearing deposit expense has been the Company’s continued emphasis on growing core deposits during 2014, 2013 and 2012.  The Company continues to experience a deposit composition shift from a higher level of average time deposits to an increasing level of average core deposit balances in demand, NOW, savings and money market balances.  During 2014, the Company’s average time deposit balances, with a weighted average cost of 0.79%, decreased $15,185 and $43,536, as compared to the average time deposit balances during 2013 and 2012.  This is compared to the average balance increase of $1,962 in the Company’s lower costing, interest-bearing core deposit balances, with a weighted average cost of 0.28% during 2014, as compared to 2012. As a result of decreases in the average market interest rates mentioned above and the deposit composition shift to lower-costing, interest-bearing deposit balances, the Company’s total weighted average funding costs have decreased to 0.56% at year-end 2014, as compared to 0.68% at year-end 2013 and 1.11% at year-end 2012.

Further impacting lower funding costs were decreases in interest expense incurred on the Company’s subordinated debentures during the years ended 2014 and 2013.  Prior to 2013, the Company had received proceeds from the issuance of two trust preferred securities classified as subordinated debentures totaling $13,500.  During the first quarter of 2013, the Company redeemed one of the subordinated debentures totaling $5,000 that had a fixed-rate of 10.6%.  The redemption supports the Company’s continued emphasis on lowering funding costs to strengthen the net interest margin as average earning assets had continued to decline.  As a result, interest expense on subordinated debentures decreased $524, or 66.4%, during the year ended 2013 compared to 2012.  The Company also benefited from a $100, or 37.8%, decrease in interest expense on subordinated debentures during the year ended 2014 compared to 2013.

The Company has experienced margin improvement during both 2014 and 2013 primarily due to improved average loan balances and a lower deposit mix of higher-costing time deposits.  However, the pace of improvement has declined when comparing the 4 basis point net interest margin increase of 2014 to the 21 basis point net interest margin increase of 2013.  The smaller pace of improvement in 2014 could be attributed to the lessening opportunities at which interest rates on core deposits could adjust downward in 2014 versus 2013.  With interest rates so low, the Company’s core deposit accounts are perceived to be at, or near, their interest rate floors.  In addition, the higher interest rates related to the Company’s CD portfolio over the past several years have either repriced to current market rates or have matured and left the portfolio. This, combined with the $5,000 redemption of 10.6% interest-bearing subordinated debentures in early 2013, has contributed to a smaller improvement in the net interest margin growth during 2014.

The Company will continue to focus growing the average loan portfolio and re-deploying the excess liquidity retained within the Federal Reserve account earning 0.25% into higher yielding assets as opportunities arise. Further decreases in interest rates by the Federal Reserve would have a negative effect on the Company’s net interest income, as most of its deposit balances are perceived to be at or near their interest rate floors. The Company will face pressure on its net interest income and margin improvement if loan balances do not continue to expand and become a larger component of overall earning assets.  For additional discussion on the Company's rate sensitive assets and liabilities, please see “Interest Rate Sensitivity and Liquidity” and “Table VIII” within this Management's Discussion and Analysis.

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

The Company’s provision expense during 2014 totaled $2,787, an increase of $2,310 from the $477 in provision expense recognized during 2013.  The impact to provision expense during 2014 was largely related to the changes in both the specific and general allocations of the allowance for loan losses.  The Company’s general allocation evaluates several factors that include: average historical loan loss trends, economic risk, asset quality, and changes in classified and criticized assets. During the first quarter of 2014, adjustments were made to the commercial loan loss factor, extending the range of loan loss period from a 3-year rolling average to a 5-year rolling average. This update was due to the significant decline in net charge-offs that had been experienced since the first quarter of 2012 that were contributing to lower historical loan loss factors for commercial loans. By extending the historical loss period to five years, management feels the historical factor is more representative of the expected losses to be incurred on commercial loans. Management also increased its economic risk factor during the first quarter of 2014 by adjusting the criticized/classified asset thresholds to incorporate more risk potential within the Company’s special mention and substandard loan portfolios.  Further impacting the general allocations in 2014 were increases in classified assets related to commercial loan downgrades. During the second quarter of 2014, the Company experienced a downgrade of two commercial credits that shifted $12,000 from a criticized loan classification to a classified loan classification. The two commercial credits are impaired and have been individually evaluated for impairment since the prior year-end. As more current information became readily available, management determined the downgrades were necessary due to a continuing trend of decreasing cash flow coverage ratios of the borrower. These downgrades increased classified assets, which led to a higher economic risk factor that required additional general reserves within the allowance for loan losses. As a result of the allowance calculation adjustments during the first quarter and the second quarter commercial loan downgrades, the Company’s general allocation of the allowance for loan losses increased $1,392 from $3,530 at December 31, 2013 to $4,922 at December 31, 2014, which contributed to higher provision expense during the year ended December 31, 2014.

Further impacting provision expense during 2014 were increases in the Company’s specific allocations.  The portion of allowance for loan losses that was specifically allocated to loans that were individually evaluated for impairment totaled $3,412 at December 31, 2014, increasing from $2,625 at December 31, 2013.  The increase in specific allocations was largely related to the asset impairments of two commercial real estate loan relationships that required specific reserves of $1,754 to be recorded in the fourth quarter of 2014. These impairment charges were based on collateral values and required corresponding increases to provision for loan losses expense.  The impact from these additional specific reserves was partially offset by improvements in collateral values of one commercial loan relationship. During the third quarter of 2014, management re-evaluated the entire relationship for one of the Company’s impaired commercial real estate loans. The commercial properties securing the loan balances were re-appraised and the report identified an increase in the market values of the collateral. Based upon the improvements in the credit position with this commercial loan, the specific allocations related to this loan decreased $746 at year-end 2014.

During 2014, the Company’s net charge-offs totaled $608, a decrease of $619, or 50.4%, from the $1,227 in net charge-offs recognized during 2013.  This decrease was largely due to lower charge-offs experienced within the residential real estate and commercial and industrial loan segments. The effect of lower charge-offs during 2014 had a direct effect in partially offsetting the provision increase impacted by higher classified assets and collateral value impairments.

Conversely to 2014, the Company’s provision expense decreased during 2013 by $1,106, or 69.9%, as compared to 2012.  The impact to provision expense during 2013 was largely related to the changes in net charge-offs, as well as changes in both specific and general allocations of the allowance for loan losses.  During 2013, the Company’s net charge-offs totaled $1,227, a decrease of $795, or 39.3%, from the $2,022 in net charge-offs recognized during 2012.  Net charge-offs within commercial and residential real estate loans decreased by $2,636, or 92.8%, during the year ended 2013 compared to 2012.  This decrease was largely due to the partial charge-offs of  $1,529 on various residential real estate and commercial real estate loans during the first quarter of 2012.  Management believed these charge-offs were necessary given the status of the economy and the customers’ continued financial weakness.  Of these partially charged-off amounts, specific allocations of $356 had already been reserved in the allowance for loan losses from prior impairment analysis.  As a result, the partial charge-offs required corresponding impairment charges of $1,173 to provision expense due to the continued deterioration of collateral values.  Partially offsetting the decrease in commercial and residential real estate net charge-offs was a $1,952 decrease in recoveries of commercial and industrial loans from 2012 to 2013.  This was primarily due to the successful recovery of $1,250 during the fourth quarter of 2012 of a previously charged-off commercial and industrial loan.  The recovery had a direct effect in decreasing net charge-offs and lowering provision expense during 2012.

Further lowering provision expense was a decrease in the Company’s general allocations of the allowance for loan losses during 2013, related primarily to lower loan losses.  During 2013, the historical loan loss factor decreased as compared to 2012 as net charge-offs continued to decline.  In addition to the historical loan loss factor, the general allocation also benefited from improvements in other factors, such as economic risk, asset quality, and changes in classified and criticized assets.  The improving trends of lower unemployment rates, decreasing loan losses and lower classified and criticized asset balances from 2012 continued to place less pressure on the general allocations of the allowance for loans losses during 2013.  In addition, the ratio of nonperforming loans to total loans decreased to 0.65% at December 31, 2013 compared to 0.71% at December 31, 2012, supporting the Company’s efforts in improving asset quality and strengthening the balance sheet.  As a result, the Company’s general allocation of the allowance for loan losses decreased $1,268 from $4,798 at December 31, 2012 to $3,530 at December 31, 2013, which contributed to lower provision expense during the year ended December 31, 2013.

Partially offsetting the benefits of lower net charge-offs and lower general allocations during 2013 was an increase in the Company’s specific allocations.  The portion of allowance for loan losses that was specifically allocated to loans that were individually evaluated for impairment totaled $2,625 at December 31, 2013, increasing from $2,107 at December 31, 2012.  The increase in specific allocations was largely related to an asset impairment of $878 recorded in the second quarter of 2013 on a commercial and industrial loan relationship classified as impaired.  This impairment charge was based on collateral values and required a corresponding increase to provision for loan losses expense.

Management believes that the allowance for loan losses was adequate at December 31, 2014 to absorb probable losses in the portfolio.  The allowance for loan losses was 1.40% of total loans at December 31, 2014, as compared to 1.09% at December 31, 2013 and 1.24% at December 31, 2012.  Future provisions to the allowance for loan losses will continue to be based on management’s quarterly in-depth evaluation that is discussed in further detail under the caption “Critical Accounting Policies - Allowance for Loan Losses” within this Management’s Discussion and Analysis.

NONINTEREST INCOME
During 2014, total noninterest income increased $1,275, or 15.0%, in 2014 as compared to 2013.  The success of higher noninterest income recognized in 2014 was related to the gain on sale of ProAlliance, lower losses related to the sale and write-downs of foreclosed OREO property, and increased earnings from ERC/ERD fees and debit/credit card interchange income.  The increases were partially offset by a decrease in earnings from the Company’s BOLI and annuity asset investments during 2014.

The successful growth in noninterest revenue was largely from the sale of the Company’s 9% ownership interest in ProAlliance during the third quarter of 2014. The Company had recorded $135 during the first quarter of 2014, which represented the first of two installments the Company was to receive during 2014. On August 1, 2014, the Company received its second installment of $675 for its ownership interest in ProAlliance. Total proceeds from the sale, including the $135 non-refundable fee from the first quarter of 2014, totaled $810, which was reported as a gain on sale. The total after-tax impact to the Company’s 2014 net income from the gain was $535. Going forward, this gain on sale will be offset by the reduction in dividend income from ProAlliance.

The successful growth in noninterest revenue was also impacted by an $805 improvement in gains on OREO, when comparing net gains of $113 recorded during 2014, to net losses of $692 recorded during 2013.  This $805 improvement in noninterest revenue was primarily related to higher property impairment losses experience in 2013 coming from one OREO property. The impairment charges were recorded on a commercial real estate property after a re-evaluation of the carrying values were performed.  The result was a $504 impairment charge that was recorded in the fourth quarter of 2013.  The impairment charge was recorded as a write-down to the carrying value of the commercial real estate property.  A further re-evaluation of this commercial property in 2014 identified no additional impairment of collateral values from year-end 2013.  Further impacting OREO revenue improvement in 2014 were additional losses on OREO that were impacted by the sale of one commercial property during the fourth quarter of 2013.  This sale resulted in a net loss of $156 in 2013 that did not repeat in 2014.

The Company also experienced noninterest income growth from increased seasonal tax refund processing fees classified as ERC/ERD fees.  During the year ended 2014, the Company’s ERC/ERD fees increased by $577, or 22.6%, as compared to the same period in 2013.  The increase was due to a volume increase in the number of ERC/ERD transactions that were processed during 2014.  As a result of ERC/ERD fee activity being mostly seasonal, the majority of income was recorded during the first half of 2014.   Management has been pleased with the significant contribution this revenue source has made, accounting for 32.0% of total noninterest income at year-end 2014.  However, management anticipates the contributions from this revenue source will decrease in future periods due to recent changes in product agreements. On October 21, 2014, the Bank entered into a new agreement with the third-party tax refund product provider. Due to competitive pressures, the new agreement generally provides for a different fee structure, including different fees depending upon the tax refund product selected, and fees that generally will be lower for each refund facilitated, with a reduction in per transaction fees in future years. It is impossible to predict the number of refunds that will be facilitated, the products chosen and therefore the fees that will be received by the Bank. Nevertheless, the Bank anticipates that without an increase in the number of refunds facilitated by the Bank, the fees received by the Bank from this arrangement will be significantly reduced in future years. If the number of refunds facilitated in 2015 under this agreement is the same as the number facilitated in 2014, and if the mix of tax refund products chosen remains the same, the fees from this arrangement would decrease in 2015 by approximately $790. An increase or decrease in the number of refunds facilitated or a change in the mix of tax refund products chosen could cause the fees from this arrangement to be substantially different.

The Company also experienced noninterest income growth from its debit and credit interchange income, which increased $211, or 10.7%, during the year ended 2014 as compared to 2013.  The volume of transactions utilizing the Company’s credit card and Jeanie® Plus debit card continue to increase from a year ago.  The Company continues to promote consumer spending by offering incentive based credit and debit cards that permits its users to redeem accumulated points for merchandise, as well as cash incentives paid, particularly to business users based on transaction criteria. While incenting debit/credit card customers has increased customer use of electronic payments, which has contributed to higher interchange revenue, the strategy also fits well with the Company's emphasis on growing and enhancing its customer relationships.

Total noninterest revenue improvement was partially offset by a decrease in the Company’s earnings from tax-free BOLI and annuity investments.  BOLI investments are maintained by the Company in association with various benefit plans, including deferred compensation plans, director retirement plans and supplemental retirement plans.  During the first quarter of 2013, the Company received $1,249 in cash proceeds from the settlement of two BOLI policies, which yielded net BOLI proceeds of $452 that were recorded to income. This income from the first quarter of 2013 was not repeated in 2014. As a result, BOLI and annuity asset earnings were down $504, or 42.9%, during the year ended 2013, as compared to 2012.

Total noninterest revenue improvement was also partially offset by lower mortgage banking income affected by the declining volume of real estate loans being sold to the secondary market.  To help manage consumer demand for longer-termed, fixed-rate real estate mortgages, the Company continues to sell a portion of the real estate loans it originates to the secondary market.  Historic low interest rates on long-term fixed-rate mortgage loans continue to provide consumers with opportunities to refinance their existing mortgages.  The decision to sell long-term fixed-rate mortgages at lower rates also helps to minimize the interest rate risk exposure to rising rates. During the year ended December 31, 2013, the Company experienced a higher level of refinancing demand as compared to the year ended 2014.  As a result, the Company sold 37 loans to the secondary market during the year ended 2014, down from 108 loans sold during the year ended 2013.  As a result, mortgage banking income during 2014 was down $278, or 54.9%, as compared to 2013.

The Company’s remaining noninterest income categories were down $346, or 11.5%, during the year ended 2014 as compared to 2013.  This was in large part due to service charges on deposit accounts decreasing $175, or 9.7%, impacted by less volume of overdraft items from the prior year. Other noninterest income was down $184, or 18.5%, largely due to decreases in loan insurance sales and dividends from ProAlliance.

During 2013, total noninterest income increased $35, or 0.4%, as compared to 2012.  Contributing most to the 2013 growth in noninterest income were increases in bank owned life insurance income, tax refund processing fees and debit/credit card interchange income, partially offset by higher losses related to the sale and write-downs of foreclosed OREO property.

The successful growth in noninterest revenue for 2013 was largely due to the Company’s earnings from tax-free BOLI investments.  As previously mentioned, the Company yielded net BOLI proceeds of $452 that were recorded to income from the settlement of two BOLI policies during the first quarter of 2013.  This contributed to an increase of $394, or 50.4%, in BOLI income during the year ended 2013, as compared to 2012.

The successful growth in noninterest revenue was also impacted by increased seasonal tax refund processing fees classified as ERC/ERD fees.  During the year ended 2013, the Company’s ERC/ERD fees increased by $267, or 11.7%, as compared to the same period in 2012.  The increase was due to a volume increase in the number of ERC/ERD transactions that were processed during 2013.

The Company also experienced noninterest income growth from its debit and credit interchange income, which increased $263, or 15.5%, during the year ended 2013 as compared to 2012.  This was the result of increases in the volume of transactions utilizing the Company’s credit card and Jeanie® Plus debit cards.  The Company continued to promote consumer spending by offering incentive based credit/debit cards that permit its users to redeem accumulated points for merchandise, which fits well with the Company's emphasis on growing and enhancing its customer relationships.

The increases in noninterest income mentioned above were partially offset by an increase in net losses on OREO properties, which were up $542, or 361.3%, during the year ended 2013, as compared to 2012.  As previously mentioned, higher net losses on OREO were impacted mostly by multiple impairment charges taken on one commercial real estate property in 2013 and 2012.  These losses were derived from a re-evaluation of the carrying values of this OREO property during the fourth quarters of 2013 and 2012.  The result was a $504 impairment charge that was recorded in 2013, as compared to a $252 impairment charge recorded in 2012.  The impairment charges recognized during 2012 and 2013 were recorded as write-downs to the carrying value of the commercial real estate property.  Losses on OREO were also impacted by the sale of one commercial property during the fourth quarter of 2013, which resulted in a net loss of $156.

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

NONINTEREST EXPENSE
Management continues to work diligently to minimize the growth in noninterest expense.  For 2014, total noninterest expense decreased $82, or 0.3%.  Contributing most to the decrease in net overhead expense for 2014 were lower foreclosure costs, furniture and equipment expenses, and state tax expense.  Decreases in total noninterest expense were partially offset by increases in salaries and employee benefits and various increases within other noninterest expense related to donations and professional service costs.

The Company’s largest noninterest expense item, salaries and employee benefits, increased $308, or 1.8%, during 2014 as compared to 2013.  The increase was largely due to higher employee benefit costs associated with various nonqualified defined benefit plans and health insurance, partially offset by decreases in salaries expense.  During the fourth quarter of 2014, the Company incorporated recently issued data in establishing the liability associated with its nonqualified defined benefit plans.  The data was in relation to new mortality tables issued by the Society of Actuaries (“SOA”) in October of 2014.  The SOA-revised mortality tables reflect today’s longer life expectancies, along with an expectation that the trend will continue. In following U.S. generally accepted accounting principles, the Company used the revised mortality tables to update its own assumption data that impact its nonqualified defined benefit plans.  Furthermore, in relation to a decrease in long-term interest rates, management reduced the discount rate assumption for the nonqualified benefit plans as well.  The combination of these two items contributed to a $406 increase in employee benefit expense over the prior year.  Further impacting employee benefit expense during 2014 were higher health insurance costs, which increased $90, as compared to 2013.  Partially offsetting the increases in employee benefit expense was a $172, or 1.5% decrease in salary expense. During 2014, the Company experienced a lower full-time equivalent employee base, decreasing from 273 employees at year-end 2013 to 264 employees at year-end 2014.  Furthermore, the Company ceased operations with its South Point, Ohio branch location in May 2014, which contributed to lower salary costs for 2014.

Contributing to lower overhead expense during 2014 were decreases in the Company’s occupancy and furniture/equipment costs, which decreased $133, or 5.4%, as compared to 2013.  This decrease was impacted by lower equipment maintenance costs and a decrease in depreciation expense.  Also contributing to lower facility and equipment costs was the closing of the Company’s South Point, Ohio branch during the second quarter of 2014.

Also contributing to lower noninterest expense during 2014 were foreclosed asset costs, which decreased $297, or 61.6%, as compared to 2013. This decrease was related to various expenses incurred from 2013 in association with the liquidations of various commercial real estate properties in process of foreclosure. Foreclosure expenses include the costs in maintaining the properties, which consist of taxes, management fees and general maintenance.

In 2014, the Company’s other noninterest expenses decreased $28, or 0.4%, as compared to 2013.  This was largely impacted by a reduction in state taxes disbursed during 2014. Effective January 1, 2014, the state of Ohio’s corporate franchise tax was replaced with the financial institutions tax. The new tax is based on equity capital and a single gross receipts apportionment factor, while the corporate franchise tax was based on net worth and three apportionment factors. As a result of the new Ohio state tax methodology for financial institutions, the Company’s state tax expense decreased $410, or 48.0%, from 2013.  The decrease in state tax expense was partially offset by an increase in donation costs for 2014. Donation costs increased $240, or 116.7%, during 2014 largely from significant contributions made in December 2014 to various communities within the Company’s market areas.  This action was part of the Company’s “Community First” initiative that emphasizes giving back to the communities in which it serves.  In addition, the Company experienced a $221, or 71.3%, increase within various professional services related to accounting and consulting during 2014.  A portion of this increase was associated with the start-up of OVBC Captive, Inc., the Company’s new limited purpose property and casualty insurance company, which was capitalized in July 2014.

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

In 2013, the Company’s other noninterest expenses decreased $290, or 4.3%, as compared to 2012.  The decreases were led by donation, advertising, legal, and FHLB prepayment penalty costs.  Donation costs decreased $352, or 63.1%, during 2013 largely from significant contributions made in December 2012 to various communities within the Company’s market areas.  This action was part of the Company’s “Community First” initiative. The Company utilized less paper media in 2013, which contributed to a decrease in its advertising costs of $110, or 20.4%, during 2013.  The Company also benefited in less legal expenses incurred during 2013 due to the reduced volume of troubled assets and increased recoveries, which contributed to a decrease in legal costs of $192, or 52.3%, during 2013.  Also contributing to lower levels of other noninterest expense was a $203 prepayment penalty paid in 2012 that was part of the Company’s strategy to prepay three FHLB advances totaling $5,689.  The three FHLB advances were extinguished in December 2012 and had interest rate costs ranging from 2.2% to 3.4%.  The prepayment penalty allowed management to, in effect, accelerate the interest expense on these higher-costing FHLB advances into 2012 to further reduce interest expense and promote net interest margin improvement in 2013.  Partially offsetting these decreases were various increases within other noninterest expense related to customer incentives and a one-time trust preferred security redemption fee.  Customer incentive costs increased $215, or 49.2%, on debit and credit card usage.  This increasing trend of higher customer card incentives has been part of management’s added emphasis on further building and maintaining core deposit relationships while increasing interchange revenue.  Further impacting other noninterest expense was a $212 fee to redeem one of the Company’s trust preferred securities during the first quarter of 2013.  Given the current capital levels and potential for interest expense savings, the Company redeemed the full amount of the $5,000 subordinated debenture on March 7, 2013.

The Company’s efficiency ratio is defined as noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income. Management continues to place emphasis on managing its balance sheet mix and interest rate sensitivity to help expand the net interest margin as well as developing more innovative ways to generate noninterest revenue.  During 2014, the Company benefited from a 3.4% net interest income improvement due to higher average earning assets and lower funding costs.  Noninterest revenues also grew by 15.0%, while overhead expenses were reduced by $82 from the prior year. As a result, net revenue levels during 2014 outpaced overhead expense, causing the year-to-date efficiency ratio to decrease (improve) to 66.7% at December 31, 2014, as compared to 71.0% at December 31, 2013.  During 2013, revenue levels were negatively affected by lower net interest income due to lower average earning assets.  However, the Company experienced a 1.2% reduction in total noninterest expense during 2013.  As a result, revenue levels during 2013 outpaced overhead expense, causing the year-to-date efficiency ratio to decrease (improve) to 71.0% at December 31, 2013, as compared to 71.5% at December 31, 2012.

FINANCIAL CONDITION:

CASH AND CASH EQUIVALENTS
The Company’s cash and cash equivalents consist of cash, as well as interest- and non-interest bearing balances due from banks.  The amounts of cash and cash equivalents fluctuate on a daily basis due to customer activity and liquidity needs.  At December 31, 2014, cash and cash equivalents had increased $2,633, or 9.3%, to $30,977 as compared to $28,344 at December 31, 2013.  The increase in cash and cash equivalents was largely affected by a $3,159, or 17.1%, increase within the Company’s interest-bearing deposits from year-end 2013, mostly from its Federal Reserve Bank clearing account. The Company continues to utilize its interest-bearing Federal Reserve Bank clearing account to manage seasonal tax refund deposits, as well as to fund earning asset growth and maturities of retail CD’s. Since year-end 2013, the Company has experienced a 2.9% increase in its deposit liabilities generated by larger checking, statement savings and municipal public fund deposits, contributing to higher excess funds at year-end 2014. The interest rate paid on both the required and excess reserve balances is based on the targeted federal funds rate established by the Federal Open Market Committee, which currently is 0.25%. This interest rate is similar to what the Company would have received from its investments in federal funds sold, currently in a range of less than 0.25%. Furthermore, Federal Reserve Bank balances are 100% secured.

As liquidity levels vary continuously based on consumer activities, amounts of cash and cash equivalents can vary widely at any given point in time. Carrying excess cash has a negative impact on interest income since the Company currently only earns 0.25% on its deposits with the Federal Reserve. As a result, the Company’s focus will be to re-invest these excess funds back into longer-term, higher-yielding assets, primarily loans, when the opportunities arise. Further information regarding the Company’s liquidity can be found under the caption “Liquidity” in this Management’s Discussion and Analysis.

INTEREST-BEARING DEPOSITS WITH BANKS
The Company’s interest-bearing deposits with banks at December 31, 2014 totaled $980.  The investment of $980 consists of four CD’s due from other financial institutions that were recorded in the third quarter of 2014 by OVBC Captive, Inc., and contain contractual maturity terms ranging from one to three years.

SECURITIES
Management's goal in structuring the portfolio is to maintain a prudent level of liquidity while providing an acceptable rate of return without sacrificing asset quality.  Maturing securities have historically provided sufficient liquidity such that management has not sold a debt security in several years, other than renewals or replacements of maturing securities.

During 2014, the balance of total securities increased $1,162, or 1.1%, compared to year-end 2014. The increase came mostly from agency mortgage-backed securities, which increased $1,100, or 1.5%, from year-end 2013. The Company’s investment securities portfolio is made up mostly of U.S. Government agency (“Agency”) mortgage-backed securities, representing 69.3% of total investments at December 31, 2014. During the year ended 2014, the Company invested $16,077 in new Agency mortgage-backed securities, while receiving principal repayments of $15,320. The monthly repayment of principal has been the primary advantage of Agency mortgage-backed securities as compared to other types of investment securities, which deliver proceeds upon maturity or call date. However, with the current low interest rate environment, the cash flow is being reinvested at lower rates.

With the general decrease in interest rates evident since 2008, the reinvestment rates on debt securities continue to show limited returns 2014.  The weighted average FTE yield on debt securities at year-end 2014 was 2.38%, as compared to 1.92% at year-end 2013 and 2.17% at year-end 2012.  The improved return in 2014 was primarily due to the slower pace with which bond premium expenses were amortized on Agency mortgage-backed securities in 2014, causing interest rate yields on these securities to increase.  As a result of minimal returns on debt securities, the Company’s focus will be to generate interest revenue primarily through loan growth, as loans generate the highest yields of total earning assets.  Table III provides a summary of the portfolio by category and remaining contractual maturity.  Issues classified as equity securities have no stated maturity date and are not included in Table III.

LOANS
In 2014, the Company's primary category of earning assets and most significant source of interest income, total loans, increased $28,449, or 5.0%, to finish at $594,768.  Higher loan balances were mostly influenced by the commercial loan portfolio, which includes both commercial real estate and commercial and industrial loans.  The growth came primarily from the commercial and industrial segment.  Management continues to place emphasis on its commercial lending, which generally yields a higher return on investment as compared to other types of loans.

Commercial real estate, the Company’s largest segment of commercial loans, decreased $6,259, or 3.4%, from year-end 2013.  Commercial real estate consists of owner-occupied, nonowner-occupied and construction loans.  Commercial real estate also includes loan participations with other banks outside the Company’s primary market area.  Although the Company is not actively seeking to participate in loans originated outside its primary market area, it has taken advantage of the relationships it has with certain lenders in those areas where the Company believes it can profitably participate with an acceptable level of risk.  Commercial real estate loans were down largely from its owner-occupied loan portfolio during 2014, which decreased $5,140, or 6.1%, from year-end 2013.  This change was in large part due to the loan payoffs of several larger owner-occupied loans during 2014.  Owner-occupied loans consist of nonfarm, nonresidential properties.  A commercial owner-occupied loan is a borrower purchased building or space for which the repayment of principal is dependent upon cash flows from the ongoing operations conducted by the party, or an affiliate of the party, who owns the property.  Owner-occupied loans of the Company include loans secured by hospitals, churches, and hardware and convenience stores.  The Company’s nonowner-occupied loans also decreased $2,818, or 3.8%, from year-end 2013 due to the loan payoffs of several larger nonowner-occupied loans during 2014. Nonowner-occupied loans are property loans for which the repayment of principal is dependent upon rental income associated with the property or the subsequent sale of the property, such as apartment buildings, condominiums, hotels and motels.  These loans are primarily impacted by local economic conditions, which dictate occupancy rates and the amount of rent charged.  The Company saw a loan demand increase in its construction loans during 2014, which improved by $1,699, or 6.6%, from year-end 2013. Commercial construction loans are extended to individuals as well as corporations for the construction of an individual property or multiple properties and are secured by raw land and the subsequent improvements.

At December 31, 2014, the Company’s commercial and industrial loan portfolio was up from year-end 2013 by $23,195, or 38.1%.  The increase came from various large loan originations primarily within the Company’s West Virginia market.  Commercial and industrial loans consist of loans to corporate borrowers primarily in small to mid-sized industrial and commercial companies that include service, retail and wholesale merchants.  Collateral securing these loans includes equipment, inventory, and stock.

At December 31, 2014, the primary market areas for the Company’s commercial loan originations, excluding loan participations, were in the areas of Gallia, Jackson, Pike and Franklin counties of Ohio, which accounted for 52.4% of total originations.  The West Virginia markets accounted for 32.0% of total originations for the same time period.  While management believes lending opportunities exist in the Company’s markets, future commercial lending activities will depend upon economic and related conditions, such as general demand for loans in the Company’s primary markets, interest rates offered by the Company, the effects of competitive pressure and normal underwriting considerations.

The Company’s growth in total loans was also impacted by consumer loans, which increased $7,250, or 7.1%, from year-end 2013.  The Company’s consumer loans are primarily secured by automobiles, mobile homes, recreational vehicles and other personal property. Personal loans and unsecured credit card receivables are also included as consumer loans. The consumer loan portfolio during 2014 benefited mostly from the automobile lending portfolio, which increased $4,038, or 10.4%, from year-end 2013.  The automobile lending component comprises the largest portion of the Company’s consumer loan portfolio, representing 39.1% of total consumer loans at December 31, 2014. In recent years, growing economic factors have weakened the economy and limited consumer spending. The Company’s interest rates offered on indirect automobile opportunities had struggled to compete with the more aggressive lending practices of local banks and alternative methods of financing, such as captive finance companies offering loans at below-market interest rates.  In 2014, the Company targeted more auto dealers within its market areas, which increased loan origination opportunities.  In addition, the Company’s interest rate offerings on auto loans have become more competitive with local banks, which has contributed to consumer loan growth. With auto loan volume increasing, the Company will continue to maintain a strict loan underwriting process on its consumer auto loan offerings to limit future loss exposure.

While a continued increase in auto loan balances would improve earnings during 2015, the Company will continue to place more emphasis on other loan portfolios (i.e. commercial and, to a smaller extent, residential real estate) that will promote increased profitable loan growth and higher returns.  Indirect automobile loans bear additional costs from dealers that partially offset interest revenue and lower the rate of return.

Generating residential real estate loans remains a significant focus of the Company’s lending efforts. Residential real estate loan balances comprise the largest segment of the Company’s total loan portfolio and consist primarily of one- to four-family residential mortgages and carry many of the same customer and industry risks as the commercial loan portfolio. During 2014, total residential real estate loan balances increased $4,263, or 1.9%, from year-end 2013.  Movement within the real estate portfolio consists of decreasing long-term fixed-rate mortgages being completely offset by increasing short-term adjustable-rate mortgage balances. The decrease in long-term, fixed-rate loans came mostly from the Company’s 15-, 20- and 30-year fixed-rate loans, which declined $13,840, or 12.2%, from year-end 2013. Long-term interest rates continue to remain at historic low levels and prompted periods of increased refinancing demand for long-term, fixed-rate real estate loans, most recently during the second half of 2012. As part of management’s interest rate risk strategy, the Company continues to sell most of its long-term fixed-rate residential mortgages to the Federal Home Loan Mortgage Corporation, while maintaining the servicing rights for those mortgages. Since 2012, the refinancing volume for long-term fixed-rate real estate loans has trended down, which contributed to a 65.7% decrease in real estate loans sold during the year ended 2014 compared to 2013. A customer that does not qualify for a long-term, secondary market loan can choose from one of the Company's other adjustable-rate mortgage products, which contributed to higher balances of adjustable-rate mortgages from year-end 2014.  The increase came primarily from the Company’s three-, and five-year, adjustable-rate mortgages, which were up $16,025, or 23.5%, from year-end 2013.

The remaining real estate loan portfolio balances increased $2,078, or 5.6%, from year-end 2013.  This increase came primarily from the Company's other variable-rate loan products being offered to its customers as alternative financing options.

The Company will continue to follow its secondary market strategy until long-term interest rates increase back to a range that falls within an acceptable level of interest rate risk.  Furthermore, the Company will continue to monitor the pace of its loan volume and remain consistent in its approach to sound underwriting practices and a focus on asset quality.

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

During 2014, the Company’s allowance for loan losses increased $2,179, or 35.4%, to finish at $8,334 as compared to $6,155 at year-end 2013.  This increase in reserves was largely due to increases in both the general and specific allocations related to higher classified assets, specific collateral value impairments, and economic risk factor increases.  Management has focused on improving asset quality and lowering credit risk while working to maintain its relationships with its borrowers.

As part of the Company’s quarterly analysis of the allowance for loan losses, management reviewed various factors that directly impact the general allocation need of the allowance, which include: historical loan losses, loan delinquency levels, local economic conditions and unemployment rates, criticized/classified asset coverage levels and loan loss recoveries. During the first quarter of 2014, adjustments were made to the commercial loan loss factor, extending the range of loan loss period from a 3-year rolling average to a 5-year rolling average. As previously discussed under the caption “Provision Expense”, the adjustment was made to provide a better representation of the expected losses to be incurred on commercial loans. In addition, management also increased its economic risk factor by expanding certain criticized/classified asset thresholds within the allowance for loan loss analysis to incorporate more risk potential within the Company’s special mention and substandard loan portfolios. Also contributing to higher general allocations during 2014 were various large commercial loan downgrades.  As previously discussed under the caption “Provision Expense”, the Company experienced a downgrade of two commercial credits during the second quarter of 2014 that increased classified loans by $12,000. The downgrades were necessary due to a continuing trend of decreasing cash flow coverage ratios of the borrower. As a result of the first quarter allowance calculation adjustments and the second quarter loan downgrades, the general allocation component of the allowance for loan losses increased $1,392, or 39.4%, from year-end 2013. Due to higher classified assets, the economic risk factor increased, which required additional general reserves within the allowance for loan losses. While this impact was caused mostly by commercial loans, the higher economic risk factor at December 31, 2014 was applied to the entire loan portfolio, which increased the general allocations within the residential real estate and consumer loan portfolios, as well as commercial.

The Company’s increased reserves within the allowance for loan losses were also affected by higher specific allocations, which increased $787, or 30.0%, from year-end 2013, related to various loan impairments.  Specific allocations are the result of loan impairment identified by measuring fair values of the underlying collateral and the present value of estimated future cash flows.  As previously discussed under the caption “Provision Expense”, the increase in specific allocations was largely related to the asset impairments of two commercial real estate loan relationships that required specific reserves of $1,754 to be recorded in the fourth quarter of 2014. This was partially offset by the collateral value improvements of one commercial loan relationship during the third quarter of 2014, which permitted the Company to lower the specific allocations on this loan by $746.

Impaired loans at December 31, 2014 increased $5,473, or 37.2%, from year-end 2013, largely from the restructuring of a commercial and industrial loan relationship during the second quarter of 2014. Furthermore, the Company experienced an increase in its troubled assets, with nonperforming loans to total loans finishing at 1.62% at December 31, 2014, up from 0.65% at year-end 2013. Nonperforming loans consist of nonaccruing loans and accruing loans past due 90 days or more.  Nonperforming loans finished at $9,622 at year-end 2014, compared to $3,658 at year-end 2013.  The increase was impacted by one commercial real estate loan totaling $4,013 that was converted to nonaccrual status during the fourth quarter of 2014.  Although the loan had not been previously delinquent, a re-evaluation of the borrower’s cash flows identified a financial weakness. This also contributed to an increase in the Company’s nonperforming assets-to-total-assets ratio, which totaled 1.43% at December 31, 2014, as compared to 0.67% at year-end 2013.  Nonperforming loans and nonperforming assets at December 31, 2014 continue to be in various stages of resolution for which management believes such loans are adequately collateralized or otherwise appropriately considered in its determination of the adequacy of the allowance for loan losses.

The Company has continued to experience improving trends in lower loan losses associated with net charge-offs, which has a positive impact to lowering or minimizing the general allocations of the allowance for loan losses.  At December 31, 2014, the Company’s annualized ratio of net charge-offs to average loans decreased to 0.10%, as compared to 0.22% at December 31, 2013 and 0.35% at December 31, 2012, primarily within the commercial and industrial and residential real estate loan portfolios.

As a result of higher general and specific allocations of the allowance impacted by increased classified assets and specific collateral impairment charges, the ratio of the allowance for loan losses to total loans increased to 1.40% at December 31, 2014, compared to 1.09% at December 31, 2013.  Management believes that the allowance for loan losses is adequate at December 31, 2014 to absorb probable losses in the portfolio.  There can be no assurance, however, that adjustments to the allowance for loan losses will not be required in the future.  Changes in the circumstances of particular borrowers, as well as adverse developments in the economy are factors that could change and make adjustments to the allowance for loan losses necessary.  Asset quality will continue to remain a key focus, as management continues to stress not just loan growth, but quality in loan underwriting as well.  Future provisions to the allowance for loan losses will continue to be based on management’s quarterly in-depth evaluation that is discussed in further detail under the caption “Critical Accounting Policies - Allowance for Loan Losses” within this Management’s Discussion and Analysis.

DEPOSITS
Deposits are used as part of the Company’s liquidity management strategy to meet obligations for depositor withdrawals, to fund the borrowing needs of loan customers, and to fund ongoing operations.  Deposits, both interest- and noninterest-bearing, continue to be the most significant source of funds used by the Company to support earning assets.  Deposits are attractive sources of funding because of their stability and generally low cost as compared with other funding sources.  The Company seeks to maintain a proper balance of core deposit relationships on hand while also utilizing various wholesale deposit sources, such as brokered and internet CD balances, as an alternative funding source to manage efficiently the net interest margin.  Deposits are influenced by changes in interest rates, economic conditions and competition from other banks.  The accompanying table VII shows the composition of total deposits as of December 31, 2014, 2013 and 2012.  Total deposits increased $17,953, or 2.9%, to finish at $646,830 at December 31, 2014, mostly from higher noninterest-bearing deposits.  This change in noninterest-bearing deposits from year-end 2013 fits within management’s strategy of focusing on more “core” deposit balances that also include interest-bearing demand, savings, and money market deposit balances. The Bank focuses on core deposit relationships with consumers from local markets who can maintain multiple accounts and services at the Bank. The Company believes such core deposits are more stable and less sensitive to changing interest rates and other economic factors.  As a result, the Bank’s core customer relationship strategy has resulted in a higher portion of its deposits being collectively held in noninterest-bearing demand accounts, and interest-bearing NOW, savings and money market accounts at December 31, 2014 than at December 31, 2013.  The Company also benefited from a lesser portion of deposits being held in brokered and retail time deposits at December 31, 2014 than at December 31, 2013.

Contributing most to the 2014 growth in deposits was the Company’s interest-free funding source, noninterest-bearing demand deposits, which were up $11,971, or 8.0%, from year-end 2013.  Demand deposit growth came primarily from the Company’s business checking accounts and other noninterest-bearing products, particularly those offering incentive rewards to customers.

The Company’s interest-bearing NOW account balances also increased $6,229, or 5.9%, during 2014.  Changes in NOW account balances are generally driven by public fund account balances.  While the Company feels confident in the relationships it has with its public fund customers, these balances will continue to experience larger fluctuations than other deposit account relationships due to the nature of the account activity. Larger public fund account balance fluctuations are, at times, seasonal and can be predicted while most other large fluctuations are outside of management’s control. The Company values these public fund relationships it has secured and will continue to market and service these accounts to maintain its long-term relationships.

Further increases in the Company’s deposit balances came from savings account balances, which increased $4,166, or 7.2%, from year-end 2013, coming primarily from the statement savings product.  The increase in savings account balances is a reflection of lower CD market rates and a customer preference to remain liquid while the opportunity for market rates to rise in the near future still exists.

The Company’s time deposits increased $1,202, or 0.7%, from year-end 2013.  Although these deposits were up, the increased emphasis on core relationship deposits has caused time deposits to represent a lower composition mix of total deposits, finishing at 26.9% of total deposits at December 31, 2014 compared to 27.4% of total deposits at December 31, 2013. Historically, time deposits, particularly CD’s, had been the most significant source of funding for the Company’s earning assets.  As market rates remain at low levels, the Company has seen the cost of its retail CD balances continue to reprice downward to reflect current deposit rates.  As CD market rates continue to adjust downward, the spread between a short-term CD rate and a statement savings rate has become small enough that many customers choose to invest balances into a more liquid product, perhaps hoping for rising rates in the near future. As a result, the Company has experienced a decrease within its retail CD balances, which were down $9,065 from year-end 2013.  The Company’s preference of core deposit funding sources has created a lesser reliance on wholesale funding deposits (i.e., brokered and internet CD issuances) in recent years.  However, with the Company’s growth in earning assets during 2014, the Company utilized its wholesale deposits to help fund asset growth.  As a result, wholesale CD balances increased $10,267, or 42.4%, during 2014.  The Company will continue to evaluate its use of brokered CD’s to manage interest rate risk associated with longer-term, fixed-rate asset loan demand.

Partially offsetting the deposit increases above were decreases in the Company’s money market accounts, which were down $5,615, or 3.9%, from year-end 2013. The decrease came largely from the Company’s Market Watch product. The Market Watch product is a limited transaction investment account with tiered market rates that serve as an alternative to CD’s for some customers. With an added emphasis on further building and maintaining core deposit relationships, the Company had marketed several attractive incentive offerings in the past to draw customers to this particular product.  At year-end 2014, the Market Watch interest rates have adjusted down to current market rates, which has resulted in the product’s decrease in deposit balances.

The Company will continue to experience increased competition for deposits in its market areas, which should challenge its net growth.  The Company will continue to emphasize growth and retention within its core deposit relationships during 2014, reflecting the Company’s efforts to reduce its reliance on higher cost funding and improving net interest income.

OTHER BORROWED FUNDS
The Company also accesses other funding sources, including short-term and long-term borrowings, to fund potential asset growth and satisfy short-term liquidity needs. Other borrowed funds consist primarily of FHLB advances and promissory notes. During 2014, other borrowed funds were up $6,224, or 33.2%, from year-end 2013.  The increase was related to management’s decision to fund specific fixed-rate loans with like-term FHLB advances. While deposits continue to be the primary source of funding for growth in earning assets, management will continue to utilize FHLB advances and promissory notes to help manage interest rate sensitivity and liquidity.

SUBORDINATED DEBENTURES
The Company received proceeds from the issuance of two trust preferred securities from September 7, 2000 totaling $5,000 at a fixed-rate of 10.6% and March 22, 2007 totaling $8,500 at a fixed-rate of 6.58%.  The $8,500 trust preferred security is now at an adjustable rate equal to the 3-month LIBOR plus 1.68%.  The Company does not report the securities issued by the trust as liabilities, but instead, reports as liabilities the subordinated debentures issued by the Company and held by the trust.  Given the current capital levels and interest cost savings, the Company redeemed the full amount of the $5,000 subordinated debenture on March 7, 2013, at a redemption price of 104.24%, which resulted in a premium of $212. The redemption was funded by a capital distribution from the Bank.  The redemption supports the Company’s continued emphasis on lowering funding costs to strengthen the net interest margin.

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

CAPITAL RESOURCES
The Company maintains a capital level that exceeds regulatory requirements as a margin of safety for its depositors. As detailed in Note N to the financial statements at December 31, 2014, the Bank’s capital exceeded the requirements to be deemed “well capitalized” under applicable prompt corrective action regulations.  Total shareholders' equity at December 31, 2014 of $86,216 was up $5,797, or 7.2%, as compared to the balance of $80,419 at December 31, 2013. Contributing most to this increase was year-to-date net income of $8,073, partially offset by cash dividends paid of $3,441, or $0.84 per share.

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

The estimated percentage change in net interest income due to a change in interest rates was within the policy guidelines established by the Board.  With the historical low interest rate environment, management generally has been focused on limiting the duration of assets, while trying to extend the duration of our funding sources to the extent customer preferences will permit us to do so.  At December 31, 2014, the interest rate risk profile reflects a liability sensitive position, which produces lower net interest income due to an increase in interest rates.  The exposure to rising rates decreased marginally from the previous year end.  In a declining rate environment, net interest income is impacted by the interest rate on many deposit accounts not being able to adjust downward.  With interest rates so low, deposit accounts are perceived to be at or near an interest rate floor.  As a result, net interest income decreases in a declining interest rate environment.  Overall, management is comfortable with the current interest rate risk profile which reflects minimal exposure to interest rate changes.

Liquidity relates to the Company's ability to meet the cash demands and credit needs of its customers and is provided by the ability to readily convert assets to cash and raise funds in the market place. Total cash and cash equivalents, held to maturity securities maturing within one year and available for sale securities, totaling $116,344, represented 14.9% of total assets at December 31, 2014. In addition, the FHLB offers advances to the Bank, which further enhances the Bank's ability to meet liquidity demands. At December 31, 2014, the Bank could borrow an additional $125,729 from the FHLB, of which $75,000 could be used for short-term, cash management advances. Furthermore, the Bank has established a borrowing line with the Federal Reserve. At December 31, 2014, this line had total availability of $40,618. Lastly, the Bank also has the ability to purchase federal funds from a correspondent bank. For further cash flow information, see the condensed consolidated statement of cash flows.  Management does not rely on any single source of liquidity and monitors the level of liquidity based on many factors affecting the Company’s financial condition.

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

The general component covers non-impaired loans and impaired loans that are not individually reviewed for impairment and is based on historical loss experience adjusted for current factors.  The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Company over the most recent 3 years for the consumer and real estate portfolio segment and 5 years for the commercial portfolio segment. Prior to 2014, the commercial portfolio’s historical loss factor was based on a period of 3 years. During the first quarter of 2014, management extended the loan loss history to 5 years due to the significant decline in net charge-offs that have been experienced since the first quarter of 2012. By extending the historical loan loss period to 5 years, management feels the historical factor is more representative of the expected losses to be incurred on commercial loans. The total loan portfolio’s actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment.  These economic factors include consideration of the following:  levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations.  The following portfolio segments have been identified:  Commercial Real Estate, Commercial and Industrial, Residential Real Estate, and Consumer.

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

Consumer loans are comprised of loans to individuals secured by automobiles, open-end home equity loans and other loans to individuals for household, family, and other personal expenditures, both secured and unsecured.  These loans typically have maturities of 6 years or less with repayment dependent on individual wages and income.  The risk of loss on consumer loans is elevated as the collateral securing these loans, if any, rapidly depreciate in value or may be worthless and/or difficult to locate if repossession is necessary.  During the last several years, one of the most significant portions of the Company’s net loan charge-offs have been from consumer loans.  Nevertheless, the Company has allocated the highest percentage of its allowance for loan losses as a percentage of loans to the other identified loan portfolio segments due to the larger dollar balances associated with such portfolios.

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

FORWARD LOOKING STATEMENTS
Except for the historical statements and discussions contained herein, statements contained in this report constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 and as defined in the Private Securities Litigation Reform Act of 1995.  Such statements are often, but not always, identified by the use of such words as "believes," "anticipates," "expects," and similar expressions.  Such statements involve various important assumptions, risks, uncertainties, and other factors, many of which are beyond our control that could cause actual results to differ materially from those expressed in such forward looking statements.  These factors include, but are not limited to:  changes in political, economic or other factors such as inflation rates, recessionary or expansive trends, taxes, the effects of implementation of the Budget Control Act of 2011 and the American Taxpayer Relief Act of 2012 and the continuing economic uncertainty in various parts of the world; competitive pressures; fluctuations in interest rates; the level of defaults and prepayment on loans made by the Company; unanticipated litigation, claims, or assessments; fluctuations in the cost of obtaining funds to make loans; and regulatory changes.  Additional detailed information concerning a number of important factors which could cause actual results to differ materially from the forward-looking statements contained in management’s discussion and analysis is available in the Company’s filings with the Securities and Exchange Commission, under the Securities Exchange Act of 1934, including the disclosure under the heading “Item 1A. Risk Factors” of Part 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Readers are cautioned not to place undue reliance on such forward looking statements, which speak only as of the date hereof.  The Company undertakes no obligation and disclaims any intention to republish revised or updated forward looking statements, whether as a result of new information, unanticipated future events or otherwise.

CONSOLIDATED AVERAGE BALANCE SHEET & ANALYSIS OF NET INTEREST INCOME
Table I
(dollars in thousands)	December 31
	2014			2013			2012
	Average Balance	Income/ Expense	Yield/ Average	Average Balance	Income/ Expense	Yield/ Average	Average Balance	Income/ Expense	Yield/ Average
Assets
Interest-earning assets:
Interest-bearing balances with banks	$56,528	$136	0.24%	$54,168	$135	0.25%	$81,387	$195	0.24%
Securities:
Taxable	96,880	2,029	2.09	104,506	1,661	1.59	104,178	1,887	1.81
Tax exempt	16,906	835	4.94	17,135	856	4.99	16,848	882	5.24
Loans	581,690	33,992	5.84	555,314	33,794	6.09	570,166	36,494	6.40
Total interest-earning assets	752,004	36,992	4.92%	731,123	36,446	4.98%	772,579	39,458	5.11%

Noninterest-earning assets:
Cash and due from banks	9,749			9,460			10,777
Other nonearning assets	44,764			45,580			47,249
Allowance for loan losses	(7,069)			(7,050)			(8,032)
Total noninterest-earning assets	47,444			47,990			49,994
Total assets	$799,448			$779,113			$822,573

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
NOWaccounts	$112,644	$458	0.41%	$112,356	$473	0.42%	$109,206	$1,114	1.02%
Savings and money market	201,524	431	0.21	197,815	420	0.21	203,000	597	0.29
Timedeposits	170,196	1,347	0.79	185,381	2,024	1.09	228,917	3,353	1.46
Other borrowed money	22,725	474	2.09	17,197	391	2.27	20,038	493	2.46
Subordinated debentures	8,500	165	1.94	9,375	265	2.83	13,500	789	5.85
Total int.-bearing liabilities	515,589	2,875	0.56%	522,124	3,573	0.68%	574,661	6,346	1.11%

Noninterest-bearing liabilities:
Demand deposit accounts	189,046			168,509			163,988
Other liabilities	10,926			10,491			9,893
Total noninterest-bearing liabilities	199,972			179,000			173,881

Shareholders’ equity	83,887			77,989			74,031
Total liabilities and shareholders’ equity	$799,448			$779,113			$822,573

Net interest earnings		$34,117			$32,873			$33,112
Net interest earnings as a percent of interest-earning assets			4.54%			4.50%			4.29%
Net interest rate spread			4.36%			4.30%			4.00%
Average interest-bearing liabilities to average earning assets			68.56%			71.41%			74.38%

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

RATE VOLUME ANALYSIS OF CHANGES IN INTEREST INCOME & EXPENSE
Table II
(dollars in thousands)	2014			2013
	Increase (Decrease) From Previous Year Due to			Increase (Decrease) From Previous Year Due to
	Volume	Yield/Rate	Total	Volume	Yield/Rate	Total
Interest income
Interest-bearing balances with banks	$6	$(5)	$1	$(67)	$7	$(60)
Securities:
Taxable	(128)	496	368	6	(232)	(226)
Tax exempt	(12)	(9)	(21)	15	(41)	(26)
Loans	1,571	(1,373)	198	(935)	(1,765)	(2,700)
Total interest income	1,437	(891)	546	(981)	(2,031)	(3,012)

Interest expense
NOW accounts	1	(16)	(15)	31	(672)	(641)
Savings and money market	8	3	11	(15)	(162)	(177)
Time deposits	(155)	(522)	(677)	(568)	(761)	(1,329)
Other borrowed money	117	(34)	83	(66)	(36)	(102)
Subordinated debentures	(23)	(77)	(100)	(195)	(329)	(524)
Total interest expense	(52)	(646)	(698)	(813)	(1,960)	(2,773)
Net interest earnings	$1,489	$(245)	$1,244	$(168)	$(71)	$(239)

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

SECURITIES
Table III
	MATURING
As of December 31, 2014	Within One Year		After One but Within Five Years		After Five but Within Ten Years		After Ten Years
(dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

U.S. Government sponsored entity securities	----	----	$8,917	0.77%	----	----	----	----
Obligations of states and political subdivisions	$131	6.74%	7,874	5.88%	$12,053	4.66%	$3,503	6.33%
Agency mortgage-backed securities, residential	----	----	60,501	3.12%	15,827	2.37%	----	----
Total securities	$131	6.74%	$77,292	3.13%	$27,880	3.36%	$3,503	6.33%

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

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
Table IV
(dollars in thousands)	Years Ended December 31

	2014	2013	2012	2011	2010
Commercial loans(1)	$5,797	$4,193	$4,729	$4,129	$6,936
Percentage of loans to total loans	43.98%	43.21%	41.60%	42.22%	43.96%

Residential real estate loans	1,426	1,169	1,329	1,860	993
Percentage of loans to total loans	37.60%	38.73%	40.49%	39.86%	36.94%

Consumer loans(2)	1,111	793	847	1,355	1,457
Percentage of loans to total loans	18.42%	18.06%	17.91%	17.92%	19.10%

Allowance for loan losses	$8,334	$6,155	$6,905	$7,344	$9,386
	100.00%	100.00%	100.00%	100.00%	100.00%
Ratio of net charge-offs to average loans	.10%	.22%	.35%	1.11%	.72%

     The above allocation is based on estimates and subjective judgments and is not necessarily indicative of the specific amounts or loan categories in which losses may ultimately occur.

(1) Includes commercial and industrial and commercial real estate loans.
(2) Includes automobile, home equity and other consumer loans.

SUMMARY OF NONPERFORMING AND PAST DUE LOANS
Table V
(dollars in thousands)	At December 31

	2014	2013	2012	2011	2010
Impaired loans	$20,169	$14,696	$17,401	$11,572	$23,106
Past due 90 days or more and still accruing	73	78	359	459	1,714
Nonaccrual	9,549	3,580	3,626	2,678	3,295
Accruing loans past due 90 days or more to total loans	.01%	.02%	.06%	.08%	.27%
Nonaccrual loans as a % of total loans	1.61%	.63%	.65%	.45%	.51%
Impaired loans as a % of total loans	3.39%	2.60%	3.12%	1.93%	3.60%
Allowance for loan losses as a % of total loans	1.40%	1.09%	1.24%	1.23%	1.46%

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

MATURITY AND REPRICING DATA OF LOANS
As of December 31, 2014
Table VI
(dollars in thousands)	MATURING / REPRICING
	Within One Year	After One but Within Five Years	After Five Years	Total
Residential real estate loans	$35,919	$89,752	$97,957	$223,628
Commercial loans(1)	141,931	88,720	30,959	261,610
Consumer loans(2)	39,545	49,085	20,900	109,530
Total loans	$217,395	$227,557	$149,816	$594,768

Loans maturing or repricing after one year with:
Variable interest rates	$158,757
Fixed interest rates	218,616
Total	$377,373

(1) Includes commercial and industrial and commercial real estate loans.
(2) Includes automobile, home equity and other consumer loans.

DEPOSITS
Table VII
	As of December 31
(dollars in thousands)	2014	2013	2012
Interest-bearing deposits:
NOW accounts	$112,571	$106,342	$106,581
Money market	137,076	142,691	144,831
Savings accounts	61,712	57,546	52,231
IRA accounts	42,406	45,490	47,401
Certificates of deposit	131,271	126,985	164,494
	485,036	479,054	515,538
Noninterest-bearing deposits:
Demand deposits	161,794	149,823	139,526
Total deposits	$646,830	$628,877	$655,064

INTEREST RATE SENSITIVITY
Table VIII

The following table presents the Company’s estimated net interest income sensitivity:

Changes in Interest Rates Basis Points	December 31, 2014 % Change in Net Interest Income	December 31, 2013 % Change in Net Interest Income

+300	(2.08%)	(3.04%)
+200	(1.16%)	(1.84%)
+100	(.49%)	(.82%)
-100	(2.81%)	(2.55%)

CONTRACTUAL OBLIGATIONS
Table IX

     The following table presents, as of December 31, 2014, significant fixed and determinable contractual obligations to third parties by payment date. Further discussion of the nature of each obligation is included in the referenced note to the consolidated financial statements.

Payments Due In

(dollars in thousands)	Note Reference	One Year or Less	One to Three Years		Three to Five Years		Over Five Years		Total
Deposits without a stated maturity	E	$473,153	$	----	$	----	$	----	$473,153
Consumer and brokered time deposits	E	94,645		56,465		22,021		546	173,677
Other borrowed funds	G	3,817		7,875		2,927		10,353	24,972
Subordinated debentures	H	----		----		----		8,500	8,500
Lease obligations	D	456		570		106		----	1,132

KEY RATIOS
Table X
	2014	2013	2012	2011	2010

Return on average assets	1.01%	1.04%	.86%	.68%	.60%
Return on average equity	9.62%	10.40%	9.53%	8.35%	7.54%
Dividend payout ratio	42.62%	36.56%	62.29%	57.59%	65.67%
Average equity to average assets	10.49%	10.01%	9.00%	8.14%	7.97%