Form 10-K, Exhibit 13
period 2015-12-31
OHIO VALLEY BANC CORP
filed 2016-03-15
CIK 894671

A record year with
Ohio Valley Banc Corp.
Annual Report 2015

Jon Jones, Western Cabell Regional Manager welcomes you to OVB Barboursville

MESSAGE FROM MANAGEMENT

Teamwork is a foreign concept to some, but at Ohio Valley Banc Corp., it was the cornerstone of the year 2015.

New opportunities were found in cooperative experiences with our fellow community banks. By now, you’ve seen the early 2016 announcement of the signing of a merger agreement with Milton Bancorp and The Milton Banking Company. That agreement is the result of teamwork on both sides; the ideals of community run strong in these organizations.

And while teamwork between banks showed us opportunities in the way we do business, teamwork with our communities led to history making events such as the first-ever OVB Community Bowl football game, the first OVB scholarship awarded at the Marshall Mid-Ohio Valley Center, and the acquisition and start of the renovation of the historic Second and State building, one of Ohio Valley Bank’s first offices.

Teamwork between our departments resulted in the opening of OVB Barboursville. Our branch of the future is the feature of this year’s Annual Report cover. And rightly so, as the opening of that office broke new ground in the way we serve our customers.

Teamwork even brought our employees together outside the bank to devote more than 2,400 man hours in community service. Each employee is given three days a year that they may spend in community service rather than working behind a desk. In greater numbers than ever before they chose to volunteer in groups. Imagine having a charitable event and not just one volunteer shows up, but a group of ten, a group of fifteen, a group of twenty. It is an amazing thing. We are humbled by the enthusiasm our bankers show for their communities every day.

However, our most impressive example of teamwork in 2015 was found just steps away. Inside the bank, your team held expenses down and looked for ways to improve income. Their efforts resulted in record income for the year ending 2015.

But you can see the results for yourself. Within these pages, we submit for your review the Ohio Valley Banc Corp. Annual Report for 2015.

Sincerely,

/s/Jeffrey E. Smith	/s/Thomas E. Wiseman
Jeffrey E. Smith	Thomas E. Wiseman
Chairman of the Board	President and CEO
Ohio Valley Banc Corp.	Ohio Valley Banc Corp.

Teamwork in 2015:
Our strategic focus on Internal Unity made your company stronger in 2015. They came together to build new offices, enhance the customer experience, and get the job done...whatever job needed to be done, from hosting crafts and story time in the Main Office lobby for kindergartners to cleaning and decorating the downtown.

Did you know?
Ohio Valley Bank & Loan
Central employees are given
hours off to use
for community service.
In 2015, they served for
2,544.5 hours.
That’s equal to 318 work days!

It’s like having a full-time
employee that just does
community service.
Do other companies do that?

Loan Central cleans and decorates downtown Ironton

When Community comes First,
service means more than assigning an account number

IMPACT Days included building homes for Habitat for Humanity, transporting homeless animals, visiting with children in the hospital, leading activities at the senior center, and raising awareness for cancer  prevention through Relay for Life and Gabe’s Race. And these are just a few of the many creative ways our people serve their communities.

Teamwork in 2015:
A great example of new opportunities that arose for your company through teamwork is Ohio Valley Bank’s work with fellow community bank, Farmers Bank of Pomeroy. In 2015, the two banks came together to organize and host the first-ever Cyber Security Summit.

Did you know?
The U.S. government
has spent $100 billion
on cybersecurity over
the past decade,
and has $14 billion
budgeted for
cybersecurity in 2016.
Forbes Magazine, Oct. 2015

OVB and Farmers pooled their resources and knowledge to lead the summit, a free event, which brought an industry-recognized cyber security specialist into the small communities of Gallipolis and Pomeroy in an open forum to answer the public’s questions.

Together we can achieve more

New Opportunities in Athens
In December 2015, OVB expanded its territory with the opening of a loan production office on East State Street in Athens, Ohio. The OVB Athens Loan Office, under the leadership of veteran banker Brian Hall, is poised to deliver OVB’s brand of best-of-breed customer service and quality loan products to a new audience of consumers and business clients.

OHIO VALLEY BANK	LOAN CENTRAL

Athens, Ohio	Chillicothe, Ohio
Loan Office – 2097 East State St. Suite C	1080 N. Bridge Street, Unit 43

Barboursville, West Virginia	Gallipolis, Ohio
6431 East State Route 60	2145 Eastern Avenue

Gallipolis, Ohio	Jackson, Ohio
Main Office - 420 Third Ave.	345 Main Street
Mini Bank - 437 Fourth Ave.
Inside Walmart - 2145 Eastern Ave.	Ironton, Ohio
Jackson Pike - 3035 State Route 160	710 Park Avenue
Inside Holzer - 100 Jackson Pike
Loan Office - Walmart Plaza, 2145 Eastern Ave.	South Point, Ohio
348 County Road 410 Waverly, Ohio 505 West Emmitt Avenue
Jackson, Ohio 740 East Main St.

Pomeroy, Ohio Inside Sav-a-Lot - 700 W. Main St.	Wheelersburg, Ohio 326 Center Street

Rio Grande, Ohio 27 North College Ave.

Waverly, Ohio 507 West Emmitt Ave.

Milton, West Virginia 280 East Main St.

Point Pleasant, West Virginia 328 Viand St.

Teamwork in 2015:
Our last example of how teamwork for 2015 is all about community. Teamwork with our local schools and businesses helped your company make a direct and positive impact. Whether it was hosting a friendly competition between local schools as in the new OVB Community Bowl or working with Hoops Family Children’s Hospital to design a debit card to help them raise needed funds, your company’s efforts are making a difference in our hometowns.

Did you know?
OVB currently offers
17 designs for debit
cards which feature a
local school or charity.
www.ovbc.com/communitycards

Unveiling of Hoops Family Children’s Hospital debit card.

Together we can make a difference.

Historic Second & State property soon after OVB purchased it in 2015. OVB built the building in 1896. Now 120 years later, the property is back in OVB’s possession, and a massive restoration project is underway to bring it back to its former glory.

DIRECTORS

OVBC DIRECTORS	OHIO VALLEY BANK DIRECTORS

Jeffrey E. Smith	Jeffrey E. Smith	Harold A. Howe
Chairman, Ohio Valley Banc Corp. and Ohio Valley Bank	Thomas E. Wiseman	Steven B. Chapman
	David W. Thomas	Anna P. Barnitz
Thomas E. Wiseman		Brent A. Saunders
President & CEO, Ohio Valley Banc Corp. and Ohio Valley Bank
DIRECTORS EMERITUS
David W. Thomas, Lead Director
Former Chief Examiner, Ohio Division of Financial Institutions	W. Lowell Call	Barney A. Molnar
bank supervision and regulation	James L. Dailey	C. Leon Saunders
	Robert E. Daniel	Wendell B. Thomas
Steven B. Chapman	Art E. Hartley, Sr.	Lannes C. Williamson
Retired Certified Public Accountant
GenNEXT ADVISORY BOARD
Anna P. Barnitz
Treasurer & CFO, Bob’s Market & Greenhouses, Inc.	Andrew J. Bush	David W. “Skymr” Bevens
wholesale horticultural products and retail landscaping stores	Mark A. Crawford	Hilary C. Nichols
	Bryan L. Minear	Kyle M. Curry
Brent A. Saunders	Heidi J. Wood	Christine J. Cline
Attorney, Halliday, Sheets & Saunders
WEST VIRGINIA ADVISORY BOARD
President & CEO, Holzer Consolidated Health Systems
healthcare	Mario P. Liberatore	Stephen L. Johnson
	Richard L. Handley	E. Allen Bell
Harold A. Howe	Trenton M. Stover	John A. Myers
Self-employed, Real Estate Investment and Rental Property

Officers

OVBC OFFICERS	OHIO VALLEY BANK OFFICERS

EXECUTIVE OFFICERS	Jeffrey E. Smith	Chairman of the Board
Jeffrey E. Smith, Chairman of the Board	Thomas E. Wiseman	President and Chief Executive Officer
Thomas E. Wiseman, President and Chief Executive Officer	Larry E. Miller, II	Chief Operating Officer and Secretary
Larry E. Miller, II, Chief Operating Officer and Secretary	Katrinka V. Hart-Harris	Executive Vice President,
Katrinka V. Hart-Harris, Senior Vice President		Director of WV Operations & Special Projects
Scott W. Shockey, Senior Vice President & Chief Financial Officer	Scott W. Shockey	Executive Vice President, Chief Financial Officer
	Mario P. Liberatore	President, Ohio Valley Bank West Virginia
Mario P. Liberatore, Vice President
Cherie A. Elliott, Vice President
Jennifer L. Osborne, Vice President	SENIOR VICE PRESIDENTS
Tom R. Shepherd, Vice President	Jennifer L. Osborne	Retail Lending
Bryan F. Stepp, Vice President	Tom R. Shepherd	Chief Deposit Officer
Frank W. Davison, Vice President	Bryan F. Stepp	Chief Lending Officer
Bryan W. Martin, Vice President	Frank W. Davison	Financial Bank Group
David K. Nadler, Vice President	Bryan W. Martin	Chief Administrative Officer
Paula W. Clay, Assistant Secretary	David K. Nadler	Chief Risk/Credit Officer
Cindy H. Johnston, Assistant Secretary

LOAN CENTRAL OFFICERS		VICE PRESIDENTS
		Richard D. Scott	Trust
Larry E. Miller, II	Chairman of the Board	Patrick H. Tackett	Corporate Banking
Cherie A. Elliott	President	Marilyn E. Kearns	Director of Human Resources
Timothy R. Brumfield	Vice President & Secretary	Fred K. Mavis	Business Development Officer
	Manager, Gallipolis Office	Rick A. Swain	Western Division Branch Manager
T. Joe Wilson	Manager, South Point Office	Bryna S. Butler	Corporate Communications
Joseph I. Jones	Manager, Waverly Office	Tamela D. LeMaster	Branch Administration/CRM
John J. Holtzapfel	Manager, Wheelersburg Office	Christopher L. Preston	Branch Administration/Business Development
Deborah G. Moore	Manager, Jackson Office	Gregory A. Phillips	Consumer Lending
Gregory G. Kauffman	Manager, Chillicothe Office	Diana L. Parks	Internal Audit Liaison
Gloria J. Webb	Manager, Ironton Office	John A. Anderson	Loan Operations
		Kyla R. Carpenter	Director of Marketing
		Allen W. Elliott	Director of Customer Support
		E. Kate Cox	Director of Cultural Enhancement
		Brian E. Hall	Corporate Banking

ASSISTANT VICE PRESIDENTS
Melissa P. Mason	Shareholder Relations Manager & Trust Officer
Christopher S. Petro	Comptroller
Kimberly R. Williams	Systems Officer
Paula W. Clay	Assistant Secretary
Cindy H. Johnston	Assistant Secretary
Joe J. Wyant	Region Manager Jackson County
Brenda G. Henson	Manager Deposit Services
Gabriel U. Stewart	Chief Information Security Officer
Randall L. Hammond	Security Officer/Loss Prevention
Barbara A. Patrick	BSA Officer/Loss Prevention
Richard P. Speirs	Facilities Manager
Lori A. Edwards	Secondary Market Manager
Raymond G. Polcyn	Manager of Loan Production Office
Stephanie L. Stover	Retail Lending Operations Manager
Shawn R. Siders	Senior Credit Analyst
Brandon O. Huff	Systems Administrator
Jay D. Miller	Business Development Officer
Anita M. Good	Regional Branch Administrator
Angela S. Kinnaird	Customer Support Manager
Daniel T. Roush	Compliance Officer

ASSISTANT CASHIERS
Lois J. Scherer	EFT Officer
Linda K. Roe	Director of Training and Development
Glen P. Arrowood, II	Manager of Indirect Lending
Shelly N. Boothe	Holzer Business Development & Sr. Personal Banker
Michelle L. Hammond	Retail Lending Operations Supervisor
Patricia G. Hapney	Retail Lending & Personal Banker
Anthony W. Staley	Product Development/Business Sales & Support

Bankers prepare to serve lunch to the brave peace officers who have devoted their lives to protecting our communities.

SELECTED FINANCIAL DATA

	Years Ended December 31
	2015	2014	2013	2012	2011
(dollars in thousands, except share and per share data)

SUMMARY OF OPERATIONS:

Total interest income	$36,334	$36,355	$35,958	$39,001	$44,040
Total interest expense	2,839	2,875	3,573	6,346	10,169
Net interest income	33,495	33,480	32,385	32,655	33,871
Provision for loan losses	1,090	2,787	477	1,583	4,896
Total other income	8,597	9,793	8,518	8,483	7,222
Total other expenses	29,619	29,293	29,375	29,741	28,299
Income before income taxes	11,383	11,193	11,051	9,814	7,898
Income taxes	2,809	3,120	2,939	2,762	2,063
Net income	8,574	8,073	8,112	7,052	5,835

PER SHARE DATA:

Earnings per share	$2.08	$1.97	$2.00	$1.75	$1.46
Cash dividends declared per share	$0.89	$0.84	$0.73	$1.09	$0.84
Book value per share	$21.97	$20.94	$19.62	$18.66	$17.84
Weighted average number of common shares outstanding	4,117,675	4,099,194	4,064,083	4,030,322	4,001,435

AVERAGE BALANCE SUMMARY:

Total loans	$589,953	$581,690	$555,314	$570,166	$625,603
Securities(1)	188,754	170,314	175,809	202,413	185,684
Deposits	694,218	673,410	664,061	705,111	720,936
Other borrowed funds(2)	32,878	31,225	26,572	33,538	56,975
Shareholders’ equity	88,720	83,887	77,989	74,031	69,866
Total assets	828,444	799,448	779,113	822,573	858,017

PERIOD END BALANCES:

Total loans	$585,752	$594,768	$566,319	$558,288	$598,308
Securities(1)	155,900	137,274	133,173	159,791	157,515
Deposits	660,746	646,830	628,877	655,064	687,886
Shareholders’ equity	90,470	86,216	80,419	75,820	71,843
Total assets	796,285	778,668	747,368	769,223	804,177

KEY RATIOS:

Return on average assets	1.03%	1.01%	1.04%	0.86%	0.68%
Return on average equity	9.66%	9.62%	10.40%	9.53%	8.35%
Dividend payout ratio	42.74%	42.62%	36.56%	62.29%	57.59%
Average equity to average assets	10.71%	10.49%	10.01%	9.00%	8.14%

(1) Securities include interest-bearing deposits with banks and FHLB and FRB stock.
(2) Other borrowed funds include subordinated debentures.

Consolidated Statements of Condition

	As of December 31
	2015	2014
(dollars in thousands, except share and per share data)

Assets

Cash and noninterest-bearing deposits with banks	$9,475	$9,315
Interest-bearing deposits with banks	36,055	21,662
Total cash and cash equivalents	45,530	30,977

Certificates of deposit in financial institutions	1,715	980
Securities available for sale	91,651	85,236
Securities held to maturity (estimated fair value: 2015 - $20,790; 2014 - $23,570)	19,903	22,820
Federal Home Loan Bank and Federal Reserve Bank stock	6,576	6,576

Total loans	585,752	594,768
Less: Allowance for loan losses	(6,648)	(8,334)
Net loans	579,104	586,434

Premises and equipment, net	10,404	9,195
Other real estate owned	2,358	1,525
Accrued interest receivable	1,819	1,806
Goodwill	1,267	1,267
Bank owned life insurance and annuity assets	28,352	25,612
Other assets	7,606	6,240
Total assets	$796,285	$778,668

Liabilities

Noninterest-bearing deposits	$176,499	$161,794
Interest-bearing deposits	484,247	485,036
Total deposits	660,746	646,830

Other borrowed funds	23,946	24,972
Subordinated debentures	8,500	8,500
Accrued liabilities	12,623	12,150
Total liabilities	705,815	692,452

Commitments and Contingent Liabilities (See Note J)	----	----

Shareholders’ Equity

Common stock ($1.00 stated value per share, 10,000,000 shares authorized; 4,777,414 shares issued	4,777	4,777
Additional paid-in capital	35,318	35,318
Retained earnings	65,782	60,873
Accumulated other comprehensive income	305	960
Treasury stock, at cost (659,739 shares)	(15,712)	(15,712)
Total shareholders’ equity	90,470	86,216
Total liabilities and shareholders’ equity	$796,285	$778,668

See accompanying notes to consolidated financial statements

Consolidated Statements of Income

For the years ended December 31	2015	2014	2013
(dollars in thousands, except per share data)

Interest and dividend income:
Loans, including fees	$33,481	$33,635	$33,592
Securities:
Taxable	1,849	1,717	1,339
Tax exempt	526	555	570
Dividends	293	312	322
Other interest	185	136	135
	36,334	36,355	35,958
Interest expense:
Deposits	2,191	2,236	2,917
Other borrowed funds	478	474	391
Subordinated debentures	170	165	265
	2,839	2,875	3,573
Net interest income	33,495	33,480	32,385
Provision for loan losses	1,090	2,787	477
Net interest income after provision for loan losses	32,405	30,693	31,908

Noninterest income:
Service charges on deposit accounts	1,573	1,627	1,802
Trust fees	221	223	210
Income from bank owned life insurance and annuity assets	681	672	1,176
Mortgage banking income	242	228	506
Electronic refund check / deposit fees	2,371	3,133	2,556
Debit / credit card interchange income	2,399	2,174	1,963
Gain (loss) on other real estate owned	99	113	(692)
Gain on sale of securities	163	----	----
Gain on sale of ProAlliance Corporation	----	810	----
Other	848	813	997
	8,597	9,793	8,518
Noninterest expense:
Salaries and employee benefits	17,498	17,878	17,570
Occupancy	1,599	1,585	1,573
Furniture and equipment	801	757	902
Professional fees	1,375	1,151	1,031
Marketing expense	860	1,004	791
FDIC insurance	583	483	490
Data processing	1,259	1,127	1,052
Software	1,123	1,014	900
Foreclosed assets	347	185	482
Other	4,174	4,109	4,584
	29,619	29,293	29,375
Income before income taxes	11,383	11,193	11,051
Provision for income taxes	2,809	3,120	2,939
NET INCOME	$8,574	$8,073	$8,112

Earnings per share	$2.08	$1.97	$2.00

See accompanying notes to consolidated financial statements

Consolidated Statements of
Comprehensive Income

For the years ended December 31	2015	2014	2013
(dollars in thousands)

NET INCOME	$8,574	$8,073	$8,112

Other comprehensive income (loss):
Change in unrealized gain (loss) on available for sale securities	(830)	1,077	(2,057)
Reclassification adjustment for realized (gains)	(163)	----	----
	(993)	1,077	(2,057)
Related tax (expense) benefit	338	(366)	699
Total other comprehensive income (loss), net of tax	(655)	711	(1,358)

Total comprehensive income	$7,919	$8,784	$6,754

See accompanying notes to consolidated financial statements

Consolidated Statements of Changes in
Shareholders’ Equity

For the years ended December 31, 2015, 2014, and 2013
(dollars in thousands, except share and per share data)
	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Treasury Stock	Total Shareholders' Equity
Balances at January 1, 2013	$4,722	$34,109	$51,094	$1,607	$(15,712)	$75,820

Net income	----	----	8,112	----	----	8,112
Other comprehensive income (loss), net	----	----	----	(1,358)	----	(1,358)
Common stock issued to ESOP, 28,634 shares	28	612	----	----	----	640
Common stock issued through dividend reinvestment,7,915 shares	8	162	----	----	----	170
Cash dividends, $.73 per share	----	----	(2,965)	----	----	(2,965)
Balances at December 31, 2013	4,758	34,883	56,241	249	(15,712)	80,419

Net income	----	----	8,073	----	----	8,073
Other comprehensive income (loss), net	----	----	----	711	----	711
Common stock issued to ESOP, 14,618 shares	15	336	----	----	----	351
Common stock issued through dividend reinvestment,4,304 shares	4	99	----	----	----	103
Cash dividends, $.84 per share	----	----	(3,441)	----	----	(3,441)
Balances at December 31, 2014	4,777	35,318	60,873	960	(15,712)	86,216

Net income	----	----	8,574	----	----	8,574
Other comprehensive income (loss), net	----	----	----	(655)	----	(655)
Cash dividends, $.89 per share	----	----	(3,665)	----	----	(3,665)
Balances at December 31, 2015	$4,777	$35,318	$65,782	$305	(15,712)	$90,470

See accompanying notes to consolidated financial statements

Consolidated Statements of Cash Flows

For the years ended December 31	2015	2014	2013
(dollars in thousands)

Cash flows from operating activities:
Net income	$8,574	$8,073	$8,112
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	872	795	827
Net amortization of securities	432	732	1,436
Net realized (gain) on sale of securities	(163)	----	----
Proceeds from sale of loans in secondary market	6,746	4,286	13,187
Loans disbursed for sale in secondary market	(6,504)	(4,058)	(12,681)
Amortization of mortgage servicing rights	93	77	118
(Recovery) impairment of mortgage servicing rights	----	----	(121)
Gain on sale of loans	(335)	(305)	(503)
Deferred tax (benefit) expense	591	(517)	144
Provision for loan losses	1,090	2,787	477
Common stock issued to ESOP	----	351	640
Earnings on bank owned life insurance and annuity assets	(681)	(672)	(724)
Gain on sale of ProAlliance Corporation	----	(810)	----
(Gain) loss on sale of other real estate owned	(99)	(25)	115
(Appreciation) write-down of other real estate owned	----	(88)	577
Change in accrued interest receivable	(13)	95	156
Change in accrued liabilities	473	1,326	270
Change in other assets	(678)	(366)	1,128
Net cash provided by operating activities	10,398	11,681	13,158

Cash flows from investing activities:
Proceeds from sales of securities available for sale	10,550	----	----
Proceeds from maturities of securities available for sale	15,085	15,318	24,577
Purchases of securities available for sale	(33,251)	(16,077)	(17,105)
Proceeds from maturities of securities held to maturity	3,482	827	1,813
Purchases of securities held to maturity	(626)	(885)	(1,196)
Net change in certificates of deposit in financial institutions	(735)	(980)	----
Purchases of Federal Reserve Bank stock	----	----	(1,495)
Redemptions of Federal Home Loan Bank stock	----	1,200	----
Net change in loans	5,049	(29,936)	(9,572)
Proceeds from sale of other real estate owned	458	821	1,935
Proceeds from sale of ProAlliance Corporation	----	810	----
Purchases of premises and equipment	(1,950)	(985)	(1,152)
Proceeds from bank owned life insurance	----	----	1,249
Purchases of bank owned life insurance and annuity assets	(3,000)	----	----
Net cash (used in) investing activities	(4,938)	(29,887)	(946)

Cash flows from financing activities:
Change in deposits	13,916	17,953	(26,187)
Proceeds from common stock through dividend reinvestment	----	103	170
Cash dividends	(3,665)	(3,441)	(2,965)
Repayment of subordinated debentures	----	----	(5,000)
Proceeds from Federal Home Loan Bank borrowings	400	7,575	5,853
Repayment of Federal Home Loan Bank borrowings	(1,671)	(1,612)	(1,393)
Change in other short-term borrowings	113	261	3
Net cash provided by (used in) financing activities	9,093	20,839	(29,519)

Cash and cash equivalents:
Change in cash and cash equivalents	14,553	2,633	(17,307)
Cash and cash equivalents at beginning of year	30,977	28,344	45,651
Cash and cash equivalents at end of year	$45,530	$30,977	$28,344

Supplemental disclosure:
Cash paid for interest	$2,784	$3,274	$4,158
Cash paid for income taxes	2,450	3,567	2,950
Transfers from loans to other real estate owned	1,381	879	314
Other real estate owned sales financed by the Bank	189	390	466

See accompanying notes to consolidated financial statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Amounts are in thousands, except share and per share data.

Note A - Summary of Significant Accounting Policies

Description of Business:  Ohio Valley Banc Corp. (”Ohio Valley”) is a financial holding company registered under the Bank Holding Company Act of 1956.  Ohio Valley has one banking subsidiary, The Ohio Valley Bank Company (the “Bank”), an Ohio state-chartered bank that is a member of the Federal Reserve Bank and is regulated primarily by the Ohio Division of Financial Institutions and the Federal Reserve Board.  Ohio Valley also has a subsidiary that engages in consumer lending to individuals with higher credit risk history, Loan Central, Inc.; a subsidiary insurance agency that facilitates the receipts of insurance commissions, Ohio Valley Financial Services Agency, LLC; and a limited purpose property and casualty insurance company, OVBC Captive, Inc.  Ohio Valley and its subsidiaries are collectively referred to as the “Company.”

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

Principles of Consolidation: The consolidated financial statements include the accounts of Ohio Valley and its wholly-owned subsidiaries, the Bank, Loan Central, Inc., Ohio Valley Financial Services Agency, LLC, and OVBC Captive, Inc.  All material intercompany accounts and transactions have been eliminated.

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

Certificates of deposit in financial institutions:  Certificates of deposit in financial institutions are carried at cost and have maturity terms of 90 days or greater.

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

Commercial and industrial loans consist of borrowings for commercial purposes to individuals, corporations, partnerships, sole proprietorships, and other business enterprises.  Commercial and industrial loans are generally secured by business assets such as equipment, accounts receivable, inventory, or any other asset excluding real estate and generally made to finance capital expenditures or operations.  The Company’s risk exposure is related to deterioration in the value of collateral securing the loan should foreclosure become necessary.  Generally, business assets used or produced in operations do not maintain their value upon foreclosure, which may require the Company to write down the value significantly to sell.

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

At December 31, 2015, there were no changes to the accounting policies or methodologies within any of the Company’s loan portfolio segments from the prior period.

Concentrations of Credit Risk:  The Company grants residential, consumer and commercial loans to customers located primarily in the southeastern Ohio and western West Virginia areas.

The following represents the composition of the Company’s loan portfolio as of December 31:

	% of Total Loans
	2015	2014
Residential real estate loans	38.22%	37.60%
Commercial real estate loans	28.90%	29.86%
Consumer loans	18.89%	18.42%
Commercial and industrial loans	13.99%	14.12%
	100.00%	100.00%

Approximately 6.06% of total loans were unsecured at December 31, 2015, up from 5.66% at December 31, 2014.

The Bank, in the normal course of its operations, conducts business with correspondent financial institutions. Balances in correspondent accounts, investments in federal funds, certificates of deposit and other short-term securities are closely monitored to ensure that prudent levels of credit and liquidity risks are maintained.  At December 31, 2015, the Bank’s primary correspondent balance was $34,933 on deposit at the Federal Reserve Bank, Cleveland, Ohio.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note A - Summary of Significant Accounting Policies (continued)

Premises and Equipment:  Land is carried at cost.  Premises and equipment are stated at cost less accumulated depreciation, which is computed using the straight-line method over the estimated useful life of the owned asset and, for leasehold improvement, over the remaining term of the leased facility, whichever is shorter. The useful lives range from 3 to 8 years for equipment, furniture and fixtures and 7 to 39 years for buildings and improvements.

Foreclosed assets:  Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis.  These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense.  Operating costs after acquisition are expensed. Foreclosed assets totaled $2,358 and $1,525 at December 31, 2015 and 2014.

Goodwill:  Goodwill resulting from business combinations prior to January 1, 2009 represents the excess of the purchase price over the fair value of the net assets of businesses acquired.  Goodwill resulting from business combinations after January 1, 2009, is generally determined as the excess of the fair value of the consideration transferred, plus the fair value of any noncontrolling interests in the acquiree, over the fair value of the net assets acquired and liabilities assumed as of the acquisition date.  Goodwill acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but tested for impairment at least annually. Goodwill is the only intangible asset with an indefinite life on our balance sheet. The Company has selected December 31, 2015 as the date to perform its annual qualitative impairment test.  Given that the Company has been profitable and had positive equity, the qualitative assessment indicated that it was more likely than not that the fair value of goodwill was more than the carrying amount, resulting in no impairment.

Long-term Assets:  Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Mortgage Servicing Rights:  A mortgage servicing right (“MSR”) is a contractual agreement where the right to service a mortgage loan is sold by the original lender to another party. When the Company sells mortgage loans to the secondary market, it retains the servicing rights to these loans. The Company’s MSR is recognized separately when acquired through sales of loans and is initially recorded at fair value with the income statement effect recorded in mortgage banking income. Subsequently, the MSR is then amortized in proportion to and over the period of estimated future servicing income of the underlying loan. The MSR is then evaluated for impairment periodically based upon the fair value of the rights as compared to the carrying amount, with any impairment being recognized through a valuation allowance. Fair value of the MSR is based on market prices for comparable mortgage servicing contracts. Impairment is determined by stratifying rights into groupings based on predominant risk characteristics, such as interest rate, loan type and investor type.  If the Company later determines that all or a portion of the impairment no longer exists for a particular grouping, a reduction of the allowance may be recorded as an increase to income.  At December 31, 2015 and 2014, the Company’s MSR assets were $429 and $484, respectively.

Earnings Per Share:  Earnings per share is based on net income divided by the following weighted average number of common shares outstanding during the periods: 4,117,675 for 2015; 4,099,194 for 2014; 4,064,083 for 2013.  Ohio Valley had no dilutive securities outstanding for any period presented.

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

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur.  The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination.  For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.  The Company recognizes interest and/or penalties related to income tax matters in income tax expense.

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

Restrictions on Cash:  Cash on hand or on deposit with a third-party correspondent and the Federal Reserve Bank of $36,535 and $22,122 was required to meet regulatory reserve and clearing requirements at year-end 2015 and 2014.  The balances on deposit with a third-party correspondent do not earn interest.

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

At December 31, 2015 and 2014, the Company’s only derivatives on hand were interest rate swaps, which are classified as stand-alone derivatives.  See Note F for more specific disclosures related to interest rate swaps.

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

Reclassifications: The consolidated financial statements for 2014 and 2013 have been reclassified to conform with the presentation for 2015.  These reclassifications had no effect on the net results of operations or shareholders’ equity.

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

In June 2014, the FASB issued ASU 2014-11 “Transfers and Servicing (Topic 860): Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures”.  The amendments in ASU 2014-11 change the accounting for repurchase-to-maturity transactions and linked repurchase financings to secured borrowing accounting, which is consistent with the accounting for other repurchase agreements. The amendments also require two new disclosures. The first disclosure requires an entity to disclose information on transfers accounted for as sales in transactions that are economically similar to repurchase agreements. The second disclosure provides increased transparency about the types of collateral pledged in repurchase agreements and similar transactions accounted for as secured borrowings.  2014-11 is effective for reporting periods beginning after December 15, 2014. The effect of adopting ASU 2014-11 did not have a material effect on the Company’s financial statements.

In May 2014, FASB issued Accounting Standards Update 2014-09, “Revenue from Contracts with Customers (Topic 606)”. The ASU creates a new topic, Topic 606, to provide guidance on revenue recognition for entities that enter into contracts with customers to transfer goods or services or enter into contracts for the transfer of nonfinancial assets. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Additional disclosures are required to provide quantitative and qualitative information regarding the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The new guidance is effective for annual reporting periods, and interim reporting periods within those annual periods, beginning after December 15, 2016. Early adoption is not permitted. Management is currently evaluating the impact of the adoption of this guidance on the Company's financial statements.

In April 2015, the FASB issued ASU No. 2015-03 “Interest-Imputation of Interest (Subtopic 835-30):  Simplifying the Presentation of Debt Issuance Costs”, as subsequently amended by ASU No. 2015-15, “Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements”.   The update simplifies the presentation of debt issuance costs by requiring that debt issuance costs be presented in the balance sheet as a direct deduction from the carrying amount of debt liability, consistent with debt discounts or premiums.  The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this update.  Further, the amendment indicates the SEC would not object to a ratable amortization of debt issuance costs on line-of-credit arrangements.  This update will be effective for interim and annual periods beginning after December 15, 2015, and is to be applied retrospectively.  The Company has determined that this guidance will not have a material impact on the Company’s consolidated financial statements.

In January 2016, the FASB issued ASU No. 2016-01, “Recognition and Measurement of Financial Assets and Financial Liabilities”.  The update provides updated accounting and reporting requirements for both public and non-public entities.  The most significant provisions that will impact the Company is: 1) equity securities available for sale will be measured at fair, value with the changes in fair value recognized in the income statement; 2) eliminate the requirement to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments at amortized cost on the balance sheet; 3) utilization of the exit price notion when measuring the fair value of financial instruments for disclosure purposes; 4) require separate presentation of both financial assets and liabilities by measurement category and form of financial asset on the balance sheet or accompanying notes to the financial statements.  The update will be effective for interim and annual periods beginning after December 15, 2017, using a cumulative-effect adjustment to the balance sheet as of the beginning of the year of adoption.  Early adoption is not permitted.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note B - Securities

The following table summarizes the amortized cost and fair value of securities available for sale and securities held to maturity at December 31, 2015 and 2014 and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) and gross unrecognized gains and losses:

	Amortized Cost	Gross Unrealized Gains		Gross Unrealized Losses	Estimated Fair Value
Securities Available for Sale
December 31, 2015
U.S. Government sponsored entity securities	$9,011	$	----	$(46)	$8,965
Agency mortgage-backed securities, residential	82,178		981	(473)	82,686
Total securities	$91,189		$981	$(519)	$91,651

December 31, 2014
U.S. Government sponsored entity securities	$9,019		$2	$(104)	$8,917
Agency mortgage-backed securities, residential	74,762		1,693	(136)	76,319
Total securities	$83,781		$1,695	$(240)	$85,236

	Amortized Cost	Gross Unrecognized Gains	Gross Unrecognized Losses	Estimated Fair Value
Securities Held to Maturity
December 31, 2015
Obligations of states and political subdivisions	$19,898	$892	$(5)	$20,785
Agency mortgage-backed securities, residential	5	----	----	5
Total securities	$19,903	$892	$(5)	$20,790

December 31, 2014
Obligations of states and political subdivisions	$22,811	$939	$(189)	$23,561
Agency mortgage-backed securities, residential	9	----	----	9
Total securities	$22,820	$939	$(189)	$23,570

At year-end 2015 and 2014, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders’ equity.

During 2015, proceeds from the sales of debt securities totaled $10,550 with gross gains of $163 recognized.  There were no sales of debt securities during 2014 and 2013.

Securities with a carrying value of approximately $59,267 at December 31, 2015 and $68,238 at December 31, 2014 were pledged to secure public deposits and repurchase agreements and for other purposes as required or permitted by law.

The amortized cost and estimated fair value of debt securities at December 31, 2015, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because certain issuers may have the right to call or prepay the debt obligations prior to their contractual maturities. Securities not due at a single maturity are shown separately.

	Available for Sale		Held to Maturity
Debt Securities:	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Due in one year or less	$1,001	$1,001	$377	$386
Due in one to five years	8,010	7,964	6,909	7,242
Due in five to ten years	----	----	10,529	11,057
Due after ten years	----	----	2,083	2,100
Agency mortgage-backed securities, residential	82,178	82,686	5	5
Total debt securities	$91,189	$91,651	$19,903	$20,790

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note B - Securities (continued)

The following table summarizes securities with unrealized losses at December 31, 2015 and December 31, 2014, aggregated by major security type and length of time in a continuous unrealized loss position:

December 31, 2015	Less than 12 Months		12 Months or More				Total
Securities Available for Sale	Fair Value	Unrealized Loss	Fair Value		Unrealized Loss		Fair Value	Unrealized Loss
U.S. Government sponsored entity securities	$7,964	$(46)	$	----	$	----	$7,964	$(46)
Agency mortgage-backed securities, residential	42,112	(407)		3,645		(66)	45,757	(473)
Total available for sale	$50,076	$(453)		$3,645		$(66)	$53,721	$(519)

	Less than 12 Months		12 Months or More				Total
Securities Held to Maturity	Fair Value	Unrecognized Loss	Fair Value		Unrecognized Loss		Fair Value	Unrecognized Loss

Obligations of states and political subdivisions	$995	$(5)	$	----	$	----	$995	$(5)
Total held to maturity	$995	$(5)	$	----	$	----	$995	$(5)

December 31, 2014	Less than 12 Months				12 Months or More		Total
Securities Available for Sale	Fair Value		Unrealized Loss		Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Government sponsored entity securities	$	----	$	----	$7,911	$(104)	$7,911	$(104)
Agency mortgage-backed securities, residential		11,232		(20)	8,397	(116)	19,629	(136)
Total available for sale		$11,232		$(20)	$16,308	$(220)	$27,540	$(240)

	Less than 12 Months		12 Months or More		Total
Securities Held to Maturity	Fair Value	Unrecognized Loss	Fair Value	Unrecognized Loss	Fair Value	Unrecognized Loss

Obligations of states and political subdivisions	$1,171	$(9)	$2,916	$(180)	$4,087	$(189)
Total held to maturity	$1,171	$(9)	$2,916	$(180)	$4,087	$(189)

Unrealized losses on the Company’s debt securities have not been recognized into income because the issuers’ securities are of high credit quality as of December 31, 2015, and management does not intend to sell and it is likely that management will not be required to sell the securities prior to their anticipated recovery.  Management does not believe any individual unrealized loss at December 31, 2015 and 2014 represents an other-than-temporary impairment.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note C - Loans and Allowance for Loan Losses

Loans are comprised of the following at December 31:
	2015	2014
Residential real estate	$223,875	$223,628
Commercial real estate:
Owner-occupied	73,458	78,848
Nonowner-occupied	72,002	71,229
Construction	23,852	27,535
Commercial and industrial	81,936	83,998
Consumer:
Automobile	44,566	42,849
Home equity	20,841	18,291
Other	45,222	48,390
	585,752	594,768
Less: Allowance for loan losses	6,648	8,334

Loans, net	$579,104	$586,434

The following table presents the activity in the allowance for loan losses by portfolio segment for the years ended December 31, 2015, 2014 and 2013:

December 31, 2015	Residential Real Estate	Commercial Real Estate	Commercial & Industrial	Consumer	Total
Allowance for loan losses:
Beginning balance	$1,426	$4,195	$1,602	$1,111	$8,334
Provision for loan losses	103	(469)	777	679	1,090
Loans charged off	(828)	(1,971)	(24)	(1,428)	(4,251)
Recoveries	386	204	234	651	1,475
Total ending allowance balance	$1,087	$1,959	$2,589	$1,013	$6,648

December 31, 2014	Residential Real Estate	Commercial Real Estate	Commercial & Industrial	Consumer	Total
Allowance for loan losses:
Beginning balance	$1,169	$2,914	$1,279	$793	$6,155
Provision for loan losses	458	1,408	(28)	949	2,787
Loans charged off	(487)	(235)	(41)	(1,216)	(1,979)
Recoveries	286	108	392	585	1,371
Total ending allowance balance	$1,426	$4,195	$1,602	$1,111	$8,334

December 31, 2013	Residential Real Estate	Commercial Real Estate	Commercial & Industrial	Consumer	Total
Allowance for loan losses:
Beginning balance	$1,329	$3,946	$783	$847	$6,905
Provision for loan losses	377	(1,375)	1,031	444	477
Loans charged off	(819)	(2)	(600)	(1,279)	(2,700)
Recoveries	282	345	65	781	1,473
Total ending allowance balance	$1,169	$2,914	$1,279	$793	$6,155

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 Note C - Loans and Allowance for Loan Losses (continued)

The following table presents the balance in the allowance for loan losses and the recorded investment of loans by portfolio segment and based on impairment method as of December 31, 2015 and 2014:

December 31, 2015	Residential Real Estate		Commercial Real Estate	Commercial & Industrial	Consumer	Total
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$	----	$311	$1,850	$3	$2,164
Collectively evaluated for impairment		1,087	1,648	739	1,010	4,484
Total ending allowance balance		$1,087	$1,959	$2,589	$1,013	$6,648

Loans:
Loans individually evaluated for impairment		$1,001	$7,318	$8,691	$218	$17,228
Loans collectively evaluated for impairment		222,874	161,994	73,245	110,411	568,524
Total ending loans balance		$223,875	$169,312	$81,936	$110,629	$585,752

December 31, 2014	Residential Real Estate		Commercial Real Estate	Commercial & Industrial	Consumer	Total
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$	----	$2,506	$900	$6	$3,412
Collectively evaluated for impairment		1,426	1,689	702	1,105	4,922
Total ending allowance balance		$1,426	$4,195	$1,602	$1,111	$8,334

Loans:
Loans individually evaluated for impairment		$1,415	$11,711	$6,824	$219	$20,169
Loans collectively evaluated for impairment		222,213	165,901	77,174	109,311	574,599
Total ending loans balance		$223,628	$177,612	$83,998	$109,530	$594,768

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note C - Loans and Allowance for Loan Losses (continued)

The following table presents information related to loans individually evaluated for impairment by class of loans as of the years ended December 31, 2015, 2014 and 2013:

December 31, 2015	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Impaired Loans	Interest Income Recognized	Cash Basis Interest Recognized
With an allowance recorded:
Commercial real estate:
Owner-occupied	$204	$204	$204	$204	$13	$13
Nonowner-occupied	396	396	107	402	75	75
Commercial and industrial	4,355	4,355	1,850	3,545	149	149
Consumer:
Home equity	218	218	3	219	8	8

With no related allowance recorded:
Residential real estate	1,001	1,001	----	809	45	45
Commercial real estate:
Owner-occupied	3,812	3,265	----	2,747	181	181
Nonowner-occupied	5,178	2,773	----	3,439	49	49
Construction	680	680	----	544	----	----
Commercial and industrial	4,336	4,336	----	3,985	180	180

Total	$20,180	$17,228	$2,164	$15,894	$700	$700

December 31, 2014	Unpaid Principal Balance		Recorded Investment		Allowance for Loan Losses Allocated		Average Impaired Loans		Interest Income Recognized	Cash Basis Interest Recognized
With an allowance recorded:
Residential real estate	$	----	$	----	$	----	$	----	$6	$6
Commercial real estate:
Owner-occupied		1,177		1,177		414		471	32	32
Nonowner-occupied		7,656		7,656		2,092		8,303	398	398
Commercial and industrial		2,356		2,356		900		2,441	110	110
Consumer:
Home equity		219		219		6		219	7	7

With no related allowance recorded:
Residential real estate		1,415		1,415		----		882	58	58
Commercial real estate:
Owner-occupied		3,125		2,578		----		2,135	113	113
Nonowner-occupied		1,298		300		----		300	50	50
Commercial and industrial		4,703		4,468		----		2,278	180	180

Total		$21,949		$20,169		$3,412		$17,029	$954	$954

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 Note C - Loans and Allowance for Loan Losses (continued)

December 31, 2013	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Impaired Loans	Interest Income Recognized	Cash Basis Interest Recognized
With an allowance recorded:
Residential real estate	$253	$253	$93	$101	$12	$12
Commercial real estate:
Owner-occupied	290	290	157	116	----	----
Nonowner-occupied	3,776	3,776	1,504	3,846	187	187
Commercial and industrial	2,658	2,658	864	1,836	142	142
Consumer:
Home equity	218	218	7	87	9	9

With no related allowance recorded:
Residential real estate	766	766	----	539	47	47
Commercial real estate:
Owner-occupied	2,188	1,641	----	1,469	73	73
Nonowner-occupied	6,106	5,094	----	5,699	311	311
Consumer:
Home equity	----	----	----	----	3	3

Total	$16,255	$14,696	$2,625	$13,693	$784	$784

The recorded investment of a loan is its carrying value excluding accrued interest and deferred loan fees.

Nonaccrual loans and loans past due 90 days or more and still accruing include both smaller balance homogenous loans that are collectively evaluated for impairment and individually classified as impaired loans.

The Company transfers loans to other real estate owned, at fair value less cost to sell, in the period the Company obtains physical possession of the property (through legal title or through a deed in lieu). As of December 31, 2015 and December 31, 2014, other real estate owned secured by residential real estate totaled $1,131 and $368, respectively. In addition, nonaccrual residential mortgage loans that are in the process of foreclosure had a recorded investment of $988 and $1,692 as of December 31, 2015 and December 31, 2014, respectively.

The following table presents the recorded investment of nonaccrual loans and loans past due 90 days or more and still accruing by class of loans as of December 31, 2015 and 2014:

	Loans Past Due 90 Days And Still Accruing	Nonaccrual
December 31, 2015
Residential real estate	$20	$2,048
Commercial real estate:
Owner-occupied	----	404
Nonowner-occupied	----	2,737
Construction	----	769
Commercial and industrial	----	1,152
Consumer:
Automobile	18	27
Home equity	----	96
Other	1	3
Total	$39	$7,236

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note C - Loans and Allowance for Loan Losses (continued)

	Loans Past Due 90 Days And Still Accruing		Nonaccrual
December 31, 2014
Residential real estate	$	----	$3,768
Commercial real estate:
Owner-occupied		----	1,484
Nonowner-occupied		----	4,013
Commercial and industrial		----	95
Consumer:
Automobile		15	18
Home equity		----	103
Other		58	68
Total		$73	$9,549

The following table presents the aging of the recorded investment of past due loans by class of loans as of December 31, 2015 and 2014:

December 31, 2015	30-59 Days Past Due	60-89 Days Past Due	90 Days Or More Past Due	Total Past Due	Loans Not Past Due	Total
Residential real estate	$2,564	$1,484	$1,708	$5,756	$218,119	$223,875
Commercial real estate:
Owner-occupied	141	33	371	545	72,913	73,458
Nonowner-occupied	35	334	2,737	3,106	68,896	72,002
Construction	----	2	769	771	23,081	23,852
Commercial and industrial	31	88	1,077	1,196	80,740	81,936
Consumer:
Automobile	727	197	36	960	43,606	44,566
Home equity	75	----	76	151	20,690	20,841
Other	420	104	4	528	44,694	45,222

Total	$3,993	$2,242	$6,778	$13,013	$572,739	$585,752

December 31, 2014	30-59 Days Past Due	60-89 Days Past Due	90 Days Or More Past Due	Total Past Due	Loans Not Past Due	Total
Residential real estate	$3,337	$612	$3,489	$7,438	$216,190	$223,628
Commercial real estate:
Owner-occupied	74	62	1,422	1,558	77,290	78,848
Nonowner-occupied	----	----	----	----	71,229	71,229
Construction	932	----	----	932	26,603	27,535
Commercial and industrial	----	10	24	34	83,964	83,998
Consumer:
Automobile	616	149	33	798	42,051	42,849
Home equity	----	----	103	103	18,188	18,291
Other	655	20	126	801	47,589	48,390

Total	$5,614	$853	$5,197	$11,664	$583,104	$594,768

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

The following table presents the types of TDR loan modifications by class of loans as of December 31, 2015 and December 31, 2014:

	TDR’s Performing to Modified Terms	TDR’s Not Performing to Modified Terms		Total TDR’s
December 31, 2015
Residential real estate:
Interest only payments	$1,001	$	----	$1,001
Commercial real estate:
Owner-occupied
Interest only payments	433		----	433
Rate reduction	----		232	232
Reduction of principal and interest payments	604		----	604
Maturity extension at lower stated rate than market rate	1,996		----	1,996
Credit extension at lower stated rate than market rate	204		----	204
Nonowner-occupied
Interest only payments	300		2,473	2,773
Rate reduction	396		----	396
Commercial and industrial
Interest only payments	7,579		----	7,579
Credit extension at lower stated rate than market rate	226		391	617
Consumer:
Home equity
Maturity extension at lower stated rate than market rate	218		----	218

Total TDR’s	$12,957		$3,096	$16,053

	TDR’s Performing to Modified Terms	TDR’s Not Performing to Modified Terms		Total TDR’s
December 31, 2014
Residential real estate:
Interest only payments	$520	$	----	$520
Commercial real estate:
Owner-occupied
Interest only payments	457		----	457
Rate reduction	----		244	244
Reduction of principal and interest payments	627		----	627
Maturity extension at lower stated rate than market rate	1,046		----	1,046
Credit extension at lower stated rate than market rate	204		----	204
Nonowner-occupied
Interest only payments	3,535		4,013	7,548
Rate reduction	408		----	408
Commercial and industrial
Interest only payments	6,429		----	6,429
Credit extension at lower stated rate than market rate	395		----	395
Consumer:
Home equity
Maturity extension at lower stated rate than market rate	219		----	219

Total TDR’s	$13,840		$4,257	$18,097

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note C - Loans and Allowance for Loan Losses (continued)

During the year ended December 31, 2015, the TDR's described above increased the allowance for loan losses and provision expense by $93 with corresponding charge-offs of $1,422.  The charge-offs of $1,422 during 2015 included $1,304 that were related to specific reserves that had already been provided for during 2014, and, as a result, did not impact provision expense during 2015.  During the year ended December 31, 2014, the TDR's described above increased the allowance for loan losses and provision expense by $623 with no corresponding charge-offs.

At December 31, 2015, the balance in TDR loans decreased $2,044, or 11.3%, from year-end 2014.  The decrease was largely due to a $3,127 payoff of a commercial real estate loan during the third quarter of 2015.  The effects from this large loan payoff were partially offset by advances of $1,157 to an existing commercial and industrial loan.  The Company had 81% of its TDR's performing according to their modified terms at December 31, 2015, as compared to 77% at December 31, 2014.  The Company's specific allocations in reserves to customers whose loan terms have been modified in TDR’s totaled $1,669 at December 31, 2015, as compared to $2,998 in reserves at December 31, 2014.  This decrease in specific allocations was largely due to a $1,304 partial charge-off of an existing specific allocation on a collateral-dependent commercial real estate loan during the second quarter of 2015.  At December 31, 2015, the Company had $995 in commitments to lend additional amounts to customers with outstanding loans that are classified as TDR’s, as compared to $1,871 at December 31, 2014.

The following table presents the pre- and post-modification balances of TDR loan modifications by class of loans that occurred during the years ended December 31, 2015 and 2014:

	TDR’s Performing to Modified Terms		TDR’s Not Performing to Modified Terms
	Pre-Modification Recorded Investment	Post-Modification Recorded Investment	Pre-Modification Recorded Investment	Post-Modification Recorded Investment
December 31, 2015
Residential real estate
Interest only payments	$495	$495	----	----
Commercial real estate:
Owner-occupied
Maturity extension at lower stated rate than market rate	1,025	1,025	----	----
Commercial and industrial
Credit extension at lower stated rate than market rate	226	226	----	----

Total TDR’s	$1,746	$1,746	----	----

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note C - Loans and Allowance for Loan Losses (continued)

	TDR’s Performing to Modified Terms		TDR’s Not Performing to Modified Terms
	Pre-Modification Recorded Investment	Post-Modification Recorded Investment	Pre-Modification Recorded Investment	Post-Modification Recorded Investment
December 31, 2014
Commercial real estate:
Owner-occupied
Interest only payments	$457	$457	----	----
Maturity extension at lower stated rate than market rate	746	746	----	----
Credit extension at lower stated rate than market rate	204	204	----	----
Commercial and industrial
Interest only payments	4,073	4,073	----	----
Credit extension at lower stated rate than market rate	395	395	----	----

Total TDR’s	$5,875	$5,875	----	----

All of the Company’s loans that were restructured during the twelve months ended December 31, 2015 and 2014 were performing in accordance with their modified terms.  Furthermore, there were no TDR’s described above at December 31, 2015 and 2014 that experienced any payment defaults within twelve months following their loan modification.  A default is considered to have occurred once the TDR is past due 90 days or more or it has been placed on nonaccrual.  TDR loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.  The loans modified during the twelve months ended December 31, 2015 and 2014 had no impact on the provision expense or the allowance for loan losses.  As of December 31, 2015 and 2014, the Company had no allocation of reserves to customers whose loan terms were modified during the year ended of 2015 and 2014.

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

Criticized and classified loans will mostly consist of commercial and industrial and commercial real estate loans. The Company considers its loans that do not meet the criteria for a criticized and classified asset rating as pass rated loans, which will include loans graded from 1 (Prime) to 7 (Watch). All commercial loans are categorized into a risk category either at the time of origination or re-evaluation date. As of December 31, 2015 and December 31, 2014, and based on the most recent analysis performed, the risk category of commercial loans by class of loans is as follows:

December 31, 2015	Pass	Criticized	Classified	Total
Commercial real estate:
Owner-occupied	$62,287	$6,738	$4,433	$73,458
Nonowner-occupied	61,577	6,305	4,120	72,002
Construction	23,080	----	772	23,852
Commercial and industrial	70,852	5,232	5,852	81,936
Total	$217,796	$18,275	$15,177	$251,248

December 31, 2014	Pass	Criticized	Classified	Total
Commercial real estate:
Owner-occupied	$72,232	$2,102	$4,514	$78,848
Nonowner-occupied	60,491	2,127	8,611	71,229
Construction	27,364	----	171	27,535
Commercial and industrial	76,395	495	7,108	83,998
Total	$236,482	$4,724	$20,404	$261,610

The Company also obtains the credit scores of its borrowers upon origination (if available by the credit bureau) but not thereafter. The Company focuses mostly on the performance and repayment ability of the borrower as an indicator of credit risk and does not consider a borrower’s credit score to be a significant influence in the determination of a loan’s credit risk grading.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note C - Loans and Allowance for Loan Losses (continued)

For residential and consumer loan classes, the Company evaluates credit quality based on the aging status of the loan, which was previously presented, and by payment activity.  The following table presents the recorded investment of residential and consumer loans by class of loans based on payment activity as of December 31, 2015 and December 31, 2014:

	Consumer
December 31, 2015	Automobile	Home Equity	Other	Residential Real Estate	Total
Performing	$44,521	$20,745	$45,218	$221,807	$332,291
Nonperforming	45	96	4	2,068	2,213
Total	$44,566	$20,841	$45,222	$223,875	$334,504

	Consumer
December 31, 2014	Automobile	Home Equity	Other	Residential Real Estate	Total
Performing	$42,816	$18,188	$48,264	$219,860	$329,128
Nonperforming	33	103	126	3,768	4,030
Total	$42,849	$18,291	$48,390	$223,628	$333,158

The Company, through its subsidiaries, grants residential, consumer, and commercial loans to customers located primarily in the southeastern area of Ohio as well as the western counties of West Virginia.  Approximately 6.06% of total loans were unsecured at December 31, 2015, up from 5.66% at December 31, 2014.

Note D - Premises and Equipment

Following is a summary of premises and equipment at December 31:

	2015	2014
Land	$2,055	$2,045
Buildings	10,890	11,083
Leasehold improvements	2,066	2,767
Furniture and equipment	4,334	15,146
	19,345	31,041
Less accumulated depreciation	8,941	21,846
Total premises and equipment	$10,404	$9,195

The following is a summary of the future minimum operating lease payments for facilities leased by the Company. Operating lease expense was $464 in 2015, $515 in 2014, and $529 in 2013.

2016	$445
2017	277
2018	139
2019	23
2020	19
$903

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note E - Deposits

Following is a summary of interest-bearing deposits at December 31:

	2015	2014
NOW accounts	$124,524	$112,571
Savings and Money Market	200,976	198,788
Time:
In denominations of $250,000 or less	146,975	164,219
In denominations of more than $250,000	11,772	9,458
Total time deposits	158,747	173,677
Total interest-bearing deposits	$484,247	$485,036

Following is a summary of total time deposits by remaining maturity at December 31, 2015:

2016	$82,413
2017	44,750
2018	16,200
2019	9,873
2020	5,001
Thereafter	510
Total	$158,747

Brokered deposits, included in time deposits, were $28,998 and $28,976 at December 31, 2015 and 2014, respectively.

Note F - Interest Rate Swaps

The Company manages economic risks, including interest rate, liquidity, and credit risk, primarily by managing the amount, sources, and duration of its assets and liabilities.  The Company utilizes interest rate swap agreements as part of its asset/liability management strategy to help manage its interest rate risk position.  As part of this strategy, the Company provides its customer with a fixed-rate loan while creating a variable-rate asset for the Company by the customer entering into an interest rate swap with the Company on terms that match the loan.  The Company offsets its risk exposure by entering into an offsetting interest rate swap with an unaffiliated institution.  These interest rate swaps do not qualify as designated hedges; therefore, each swap is accounted for as a standalone derivative.  At December 31, 2015, the Company had interest rate swaps associated with commercial loans with a notional value of $10,727 and a fair value of $29.  This is compared to interest rate swaps with a notional value of $11,684 and a fair value of $38 at December 31, 2014.  The notional amount of the interest rate swaps does not represent amounts exchanged by the parties.  The amount exchanged is determined by reference to the notional amount and the other terms of the individual interest rate swap agreement.  To further offset the risk exposure related to market value fluctuations of its interest rate swaps, the Company maintains collateral deposits on hand with a third-party correspondent, which totaled $350 at December 31, 2015 and December 31, 2014.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note G - Other Borrowed Funds

Other borrowed funds at December 31, 2015 and 2014 are comprised of advances from the Federal Home Loan Bank (“FHLB”) of Cincinnati and promissory notes.  At December 31, 2015, FHLB Borrowings included $117 in capitalized lease obligations.

	FHLB Borrowings	Promissory Notes	Totals
2015	$20,028	$3,918	$23,946
2014	$21,181	$3,791	$24,972

Pursuant to collateral agreements with the FHLB, advances are secured by $214,712 in qualifying mortgage loans, $78,012 in commercial loans and $5,081 in FHLB stock at December 31, 2015. Fixed-rate FHLB advances of $19,911 mature through 2042 and have interest rates ranging from 1.34% to 3.31% and a year-to-date weighted average cost of 2.08% at December 31, 2015, as compared to 2.14% at December 31, 2014. There were no variable-rate FHLB borrowings at December 31, 2015.

At December 31, 2015, the Company had a cash management line of credit enabling it to borrow up to $75,000 from the FHLB. All cash management advances have an original maturity of 90 days. The line of credit must be renewed on an annual basis. There was $75,000 available on this line of credit at December 31, 2015.

Based on the Company’s current FHLB stock ownership, total assets and pledgeable loans, the Company had the ability to obtain borrowings from the FHLB up to a maximum of $176,662 at December 31, 2015. Of this maximum borrowing capacity of $176,662, the Company had $121,952 available to use as additional borrowings, of which $75,000 could be used for short-term, cash management advances, as mentioned above.

Promissory notes, issued primarily by Ohio Valley, are due at various dates through a final maturity date of December 4, 2017, and have fixed rates ranging from 1.15% to 1.50% and a year-to-date weighted average cost of 1.38% at December 31, 2015, as compared to 2.34% at December 31, 2014. At December 31, 2015, there were no promissory notes payable by Ohio Valley to related parties. See Note K for further discussion of related party transactions.

Letters of credit issued on the Bank’s behalf by the FHLB to collateralize certain public unit deposits as required by law totaled $34,800 at December 31, 2015 and $29,500 at December 31, 2014.

Scheduled principal payments over the next five years:

	FHLB Borrowings	Promissory Notes	Totals
2016	$1,771	$2,538	$4,309
2017	1,601	1,380	2,981
2018	4,537	----	4,537
2019	1,467	----	1,467
2020	1,369	----	1,369
Thereafter	9,283	----	9,283
	$20,028	$3,918	$23,946

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

On March 22, 2007, a trust formed by Ohio Valley issued $8,500 of adjustable-rate trust preferred securities as part of a pooled offering of such securities.  The rate on these trust preferred securities was fixed at 6.58% for five years, and then converted to a floating-rate term on March 15, 2012, based on a rate equal to the 3-month LIBOR plus 1.68%.  The interest rate on these trust preferred securities was 2.19% at December 31, 2015 and 1.92% at December 31, 2014.  There were no debt issuance costs incurred with these trust preferred securities.  The Company issued subordinated debentures to the trust in exchange for the proceeds of the offering.  The subordinated debentures must be redeemed no later than June 15, 2037.

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

Note I - Income Taxes

The provision for income taxes consists of the following components:

	2015	2014	2013
Current tax expense	$2,218	$3,637	$2,795
Deferred tax (benefit) expense	591	(517)	144
Total income taxes	$2,809	$3,120	$2,939

The source of deferred tax assets and deferred tax liabilities at December 31:

	2015	2014
Items giving rise to deferred tax assets:
Allowance for loan losses	$2,302	$2,882
Deferred compensation	2,089	2,008
Deferred loan fees/costs	273	288
Other real estate owned	370	370
Accrued bonus	166	----
Other	143	84
Items giving rise to deferred tax liabilities:
Mortgage servicing rights	(149)	(167)
FHLB stock dividends	(1,074)	(1,074)
Unrealized gain on securities available for sale	(157)	(495)
Prepaid expenses	(234)	(206)
Depreciation and amortization	(740)	(451)
Other	(5)	(2)
Net deferred tax asset	$2,984	$3,237

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

The difference between the financial statement tax provision and amounts computed by applying the statutory federal income tax rate of 34% to income before taxes is as follows:

	2015	2014	2013
Statutory tax	$3,870	$3,806	$3,757
Effect of nontaxable interest	(437)	(418)	(322)
Effect of nontaxable insurance premiums	(336)	(142)	----
Income from bank owned insurance, net	(210)	(217)	(195)
Effect of postretirement benefits	71	238	----
Effect of nontaxable life insurance death proceeds	(11)	----	(154)
Effect of state income tax	66	73	76
Tax credits	(221)	(231)	(230)
Other items	17	11	7
Total income taxes	$2,809	$3,120	$2,939

At December 31, 2015 and December 31, 2014, the Company had no unrecognized tax benefits. The Company does not expect the amount of unrecognized tax benefits to significantly change within the next twelve months. As previously reported, the Internal Revenue Service (“IRS”) has proposed that Loan Central, as a tax return preparer, be assessed a penalty for allegedly negotiating or endorsing checks issued by the U.S. Treasury to taxpayers.  The penalty would amount to approximately $1.2 million.  Loan Central appealed this matter within the IRS.   Loan Central was notified that the Appeals Office will not concede the penalty, and the penalty has been assessed.  The Company is employing further IRS procedures, and the IRS is currently processing the Company’s claims.  The matter may still be resolved at the IRS.  If the matter is not resolved at the IRS, the matter may have to be resolved through the judicial system.   Based on consultation with legal counsel, management remains confident that it is highly unlikely that the penalty recommendation will be sustained.  Therefore, the Company did not recognize any interest and/or penalties related to this matter for the periods presented.

The Company is subject to U.S. federal income tax as well as West Virginia state income tax.  The Company is no longer subject to federal or state examination for years prior to 2012.  The tax years 2012-2014 remain open to federal and state examinations.

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

Following is a summary of such commitments at December 31:

	2015	2014
Fixed rate	$65	$223
Variable rate	59,028	51,011
Standby letters of credit	3,322	4,110

The interest rate on fixed-rate commitments ranged from 3.75% to 6.25% at December 31, 2015.

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

Note K - Related Party Transactions

Certain directors, executive officers and companies with which they are affiliated were loan customers during 2015. A summary of activity on these borrower relationships with aggregate debt greater than $120 is as follows:

Total loans at January 1, 2015	$5,184
New loans	135
Repayments	(1,162)
Other changes	(168)
Total loans at December 31, 2015	$3,989

Other changes include adjustments for loans applicable to one reporting period that are excludable from the other reporting period, such as changes in persons classified as directors, executive officers and companies’ affiliates.

Deposits from principal officers, directors, and their affiliates at year-end 2015 and 2014 were $30,169 and $14,616.

Note L - Employee Benefits

The Bank has a profit-sharing plan for the benefit of its employees and their beneficiaries. Contributions to the plan are determined by the Board of Directors of Ohio Valley. Contributions charged to expense were $288, $278, and $227 for 2015, 2014 and 2013.

Ohio Valley maintains an Employee Stock Ownership Plan (ESOP) covering substantially all employees of the Company. Ohio Valley issues shares to the ESOP, purchased by the ESOP with subsidiary cash contributions, which are allocated to ESOP participants based on relative compensation. The total number of shares held by the ESOP, all of which have been allocated to participant accounts, were 322,056 and 324,675 at December 31, 2015 and 2014.  In addition, the subsidiaries made contributions to its ESOP Trust as follows:

	Years ended December 31
	2015		2014	2013

Number of shares issued		----	14,618	28,634

Fair value of stock contributed	$	----	$351	$640

Cash contributed		674	300	73

Total expense		$674	$651	$713

Life insurance contracts with a cash surrender value of $26,367 and annuity assets of $1,985 at December 31, 2015 have been purchased by the Company, the owner of the policies.  The purpose of these contracts was to replace a current group life insurance program for executive officers, implement a deferred compensation plan for directors and executive officers, implement a director retirement plan and implement supplemental retirement plans for certain officers.  Under the deferred compensation plan, Ohio Valley pays each participant the amount of fees deferred plus interest over the participant’s desired term, upon termination of service.  Under the director retirement plan, participants are eligible to receive ongoing compensation payments upon retirement subject to length of service.  The supplemental retirement plans provide payments to select executive officers upon retirement based upon a compensation formula determined by Ohio Valley’s Board of Directors.  The present value of payments expected to be provided are accrued during the service period of the covered individuals and amounted to $6,033 and $5,806 at December 31, 2015 and 2014. Expenses related to the plans for each of the last three years amounted to $338, $604, and $787. In association with the split-dollar life insurance plan, the present value of the postretirement benefit totaled $3,062 at December 31, 2015 and $2,852 at December 31, 2014.

During the fourth quarter of 2015, the Company recorded $941 in proceeds expected to be received from the settlement of two BOLI policies.  The triggering event occurred in December 2015, resulting in a $908 reduction to BOLI assets and a net gain of $33 that was recorded to income.  The proceeds of $941 had not yet been collected by year-end 2015 and, therefore, were recorded as other assets at December 31, 2015.

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

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note M - Fair Value of Financial Instruments (continued)

Assets and Liabilities Measured on a Recurring Basis
Assets and liabilities measured at fair value on a recurring basis are summarized below:

	Fair Value Measurements at December 31, 2015, Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
U.S. Government sponsored entity securities	----	$8,965	----
Agency mortgage-backed securities, residential	----	82,686	----

	Fair Value Measurements at December 31, 2014, Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
U.S. Government sponsored entity securities	----	$8,917	----
Agency mortgage-backed securities, residential	----	76,319	----

There were no transfers between Level 1 and Level 2 during 2015 or 2014.

Assets and Liabilities Measured on a Nonrecurring Basis
Assets and liabilities measured at fair value on a nonrecurring basis are summarized below:

	Fair Value Measurements at December 31, 2015, Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Impaired loans:
Commercial real estate:
Nonowner-occupied	----	----	$2,473
Commercial and industrial	----	----	3,779

Other real estate owned:
Commercial real estate:
Construction	----	----	1,147

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note M - Fair Value of Financial Instruments (continued)
	Fair Value Measurements at December 31, 2014, Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Impaired loans:
Commercial real estate:
Owner-occupied	----	----	$1,679
Nonowner-occupied	----	----	5,270
Commercial and industrial	----	----	2,532

Other real estate owned:
Commercial real estate:
Construction	----	----	1,147

At December 31, 2015, the recorded investment of impaired loans measured for impairment using the fair value of collateral for collateral-dependent loans totaled $7,811, with a corresponding valuation allowance of $1,559, resulting in an increase of $741 in provision expense during the year ended December 31, 2015, with $1,422 in additional charge-offs recognized. At December 31, 2014, the recorded investment of impaired loans measured for impairment using the fair value of collateral for collateral-dependent loans totaled $12,773, with a corresponding valuation allowance of $3,292, resulting in an increase of $1,044 in provision expense during the year ended December 31, 2014, with no additional charge-offs recognized.

Other real estate owned that was measured at fair value less costs to sell at December 31, 2015 had a net carrying amount of $1,147, which is made up of the outstanding balance of $2,217, net of a valuation allowance of $1,070 at December 31, 2015. There were no corresponding write-downs during 2015. Other real estate owned that was measured at fair value less costs to sell at December 31, 2014 had a net carrying amount of $1,147, which is made up of the outstanding balance of $2,217, net of a valuation allowance of $1,070 at December 31, 2014. There were $88 in net appreciation during 2014.

The following table presents quantitative information about Level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis at December 31, 2015 and December 31, 2014:

December 31, 2015	Fair Value	Valuation Technique(s)	Unobservable Input(s)	Range	(Weighted Average)
Impaired loans:
Commercial real estate:
Nonowner-occupied	$2,473	Sales approach	Adjustment to comparables	0% to 12.5%	5.7%
Commercial and industrial	3,779	Sales approach	Adjustment to comparables	0.9% to 30%	14.3%

Other real estate owned:
Commercial real estate:
Construction	1,147	Sales approach	Adjustment to comparables	0% to 35%	15.2%

December 31, 2014
Impaired loans:
Commercial real estate:
Owner-occupied	$1,679	Sales approach	Adjustment to comparables	0.3% to 62%	18%
		Income approach	Capitalization Rate	10%	10%
Nonowner-occupied	2,597	Income approach	Capitalization Rate	6.5%	6.5%
Nonowner-occupied	2,673	Sales approach	Adjustment to comparables	0% to 12.5%	5.7%
Commercial and industrial	2,532	Sales approach	Adjustment to comparables	10% to 30%	21.42%

Other real estate owned:
Commercial real estate:
Construction	1,147	Sales approach	Adjustment to comparables	5% to 35%	18%

Note M - Fair Value of Financial Instruments (continued)

The carrying amounts and estimated fair values of financial instruments at December 31, 2015 and December 31, 2014 are as follows:

		Fair Value Measurements at December 31, 2015 Using:
	Carrying Value	Level 1	Level 2		Level 3		Total
Financial Assets:
Cash and cash equivalents	$45,530	$45,530	$	----	$	----	$45,530
Certificates of deposit in financial institutions	1,715	----		1,715		----	1,715
Securities available for sale	91,651	----		91,651		----	91,651
Securities held to maturity	19,903	----		9,814		10,976	20,790
Federal Home Loan Bank and Federal Reserve Bank stock	6,576	N/A		N/A		N/A	N/A
Loans, net	579,104	----		----		582,427	582,427
Accrued interest receivable	1,819	----		224		1,595	1,819

Financial Liabilities:
Deposits	660,746	176,499		484,636		----	661,135
Other borrowed funds	23,946	----		23,672		----	23,672
Subordinated debentures	8,500	----		5,368		----	5,368
Accrued interest payable	449	4		445		----	449

		Fair Value Measurements at December 31, 2014 Using:
	Carrying Value	Level 1	Level 2		Level 3		Total
Financial Assets:
Cash and cash equivalents	$30,977	$30,977	$	----	$	----	$30,977
Certificates of deposit in financial institutions	980	----		980		----	980
Securities available for sale	85,236	----		85,236		----	85,236
Securities held to maturity	22,820	----		12,144		11,426	23,570
Federal Home Loan Bank and Federal Reserve Bank stock	6,576	N/A		N/A		N/A	N/A
Loans, net	586,434	----		----		591,594	591,594
Accrued interest receivable	1,806	----		230		1,576	1,806

Financial Liabilities:
Deposits	646,830	161,794		485,503		----	647,297
Other borrowed funds	24,972	----		24,555		----	24,555
Subordinated debentures	8,500	----		4,979		----	4,979
Accrued interest payable	394	4		390		----	394

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note M - Fair Value of Financial Instruments (continued)

The methods and assumptions, not previously presented, used to estimate fair values are described as follows:

Cash and Cash Equivalents: The carrying amounts of cash and short-term instruments approximate fair values and are classified as Level 1.

Certificates of deposit in financial institutions: The carrying amounts of certificates of deposit in financial institutions approximate fair values and are classified as Level 2.

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

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note N - Regulatory Matters

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies.  Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices.  Capital amounts and classifications are also subject to qualitative judgments by regulators.  Failure to meet capital requirements can initiate regulatory action.  The final rules implementing Basel Committee on Banking Supervision’s capital guidelines for U.S. banks (Basel III rules) became effective for the Company and the Bank on January 1, 2015 with full compliance with all of the requirements being phased in over a multi-year schedule, and fully phased in by January 1, 2019.  Bank holding companies meeting the requirements of the Federal Reserve Board’s Small Bank Holding Company Policy are exempt from compliance with the consolidated capital requirements, although their bank subsidiaries are still subject to the bank capital requirements.  Effective May 15, 2015, the Federal Reserve Board amended the Small Bank Holding Company Policy to increase from $500 million to $1 billion the asset threshold for a bank to qualify under the Policy.  Pursuant to that Policy, at December 31, 2015, the Company was not subject to the consolidated capital requirements.  The net unrealized gain or loss on available for sale securities is not included in computing regulatory capital.  Capital amounts and ratios for December 31, 2014 are calculated using Basel I rules.  Management believes that as of December 31, 2015, the Bank met all capital adequacy requirements to which it was subject.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2015 and 2014, the Bank met the capital requirements to be deemed well capitalized under the regulatory framework for prompt corrective action.  There are no conditions or events since that notification that management believes have changed the institution’s category.

At year-end, consolidated actual capital levels and minimum required levels for the Company and the Bank were:

	Actual		Minimum Required To Be Adequately Capitalized Under Prompt Corrective Action Regulations		Minimum Required To Be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2015
Total capital (to risk weighted assets)
Consolidated	$104,047	18.2%	N/A	N/A	N/A	N/A
Bank	91,006	16.3	$44,799	8.0%	$55,999	10.0%
Common equity Tier 1 capital (to risk weighted assets)
Consolidated	88,899	15.6	N/A	N/A	N/A	N/A
Bank	84,686	15.1	25,199	4.5	36,399	6.5
Tier 1 capital (to risk weighted assets)
Consolidated	97,399	17.1	N/A	N/A	N/A	N/A
Bank	84,686	15.1	33,599	6.0	44,799	8.0
Tier 1 capital (to average assets)
Consolidated	97,399	12.2	N/A	N/A	N/A	N/A
Bank	84,686	10.8	31,280	4.0	39,100	5.0

2014
Total capital (to risk weighted assets)
Consolidated	$99,607	17.4%	$45,765	8.0%	N/A	N/A
Bank	87,670	15.6	44,935	8.0	$56,169	10.0%
Tier 1 capital (to risk weighted assets)
Consolidated	92,442	16.2	22,883	4.0	N/A	N/A
Bank	80,637	14.4	22,468	4.0	33,701	6.0
Tier 1 capital (to average assets)
Consolidated	92,442	11.8	31,306	4.0	N/A	N/A
Bank	80,637	10.5	30,702	4.0	38,377	5.0

Note N – Regulatory Matters (continued)

Dividends paid by the subsidiaries are the primary source of funds available to Ohio Valley for payment of dividends to shareholders and for other working capital needs. The payment of dividends by the subsidiaries to Ohio Valley is subject to restrictions by regulatory authorities. These restrictions generally limit dividends to the current and prior two years retained earnings. At January 1, 2016 approximately $8,347 of the subsidiaries’ retained earnings were available for dividends under these guidelines. In addition to these restrictions, dividend payments cannot reduce regulatory capital levels below minimum regulatory guidelines. The Board of Governors of the Federal Reserve System also has a policy requiring Ohio Valley to provide notice to the FRB in advance of the payment of a dividend to Ohio Valley’s shareholders under certain circumstances, and the FRB may disapprove of such dividend payment if the FRB determines the payment would be an unsafe or unsound practice.

Note O - Parent Company Only Condensed Financial Information

Below is condensed financial information of Ohio Valley. In this information, Ohio Valley’s investment in its subsidiaries is stated at cost plus equity in undistributed earnings of the subsidiaries since acquisition. This information should be read in conjunction with the consolidated financial statements of the Company.

CONDENSED STATEMENTS OF CONDITION
	Years ended December 31:
Assets	2015	2014
Cash and cash equivalents	$2,233	$2,875
Investment in subsidiaries	96,759	91,991
Notes receivable – subsidiaries	3,881	3,782
Other assets	63	47
Total assets	$102,936	$98,695

Liabilities
Notes payable	$3,918	$3,791
Subordinated debentures	8,500	8,500
Other liabilities	48	188
Total liabilities	12,466	12,479

Shareholders’ Equity
Total shareholders’ equity	90,470	86,216
Total liabilities and shareholders’ equity	$102,936	$98,695

CONDENSED STATEMENTS OF INCOME
	Years ended December 31:
Income:	2015	2014	2013
Interest on notes	$53	$84	$85
Other operating income	----	34	68
Dividends from subsidiaries	3,500	3,500	8,500
Gain on sale of ProAlliance Corporation	----	810	----

Expenses:
Interest on notes	53	84	86
Interest on subordinated debentures	170	165	265
Operating expenses	345	384	456
Income before income taxes and equity in undistributed earnings of subsidiaries ..	2,985	3,795	7,846
Income tax benefit	167	(108)	214
Equity in undistributed earnings of subsidiaries	5,422	4,386	52
Net Income	$8,574	$8,073	$8,112

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note O - Parent Company Only Condensed Financial Information (continued)

CONDENSED STATEMENTS OF CASH FLOWS

	Years ended December 31:
Cash flows from operating activities:	2015	2014	2013
Net Income	$8,574	$8,073	$8,112
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of ProAlliance Corporation	----	(810)	----
Equity in undistributed earnings of subsidiaries	(5,422)	(4,386)	(52)
Common stock issued to ESOP	----	351	640
Change in other assets	(16)	323	(60)
Change in other liabilities	(141)	(334)	(15)
Net cash provided by operating activities	2,995	3,217	8,625

Cash flows from investing activities:
Proceeds from sale of ProAlliance Corporation	----	810	----
Investment in OVBC Captive	----	(250)	----
Change in notes receivable	(100)	(262)	(97)
Net cash provided by (used in) investing activities	(100)	298	(97)

Cash flows from financing activities:
Change in notes payable	128	262	3
Proceeds from common stock through dividend reinvestment	----	103	170
Cash dividends paid	(3,665)	(3,441)	(2,965)
Repayment of subordinated debentures	----	----	(5,000)
Net cash used in financing activities	(3,537)	(3,076)	(7,792)

Cash and cash equivalents:
Change in cash and cash equivalents	(642)	439	736
Cash and cash equivalents at beginning of year	2,875	2,436	1,700
Cash and cash equivalents at end of year	$2,233	$2,875	$2,436

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

Total revenues from the banking segment, which accounted for the majority of the Company’s total revenues, totaled 90.9%, 90.6% and 90.5%  of total consolidated revenues for the years ended December 31, 2015, 2014 and 2013, respectively.

The accounting policies used for the Company’s reportable segments are the same as those described in Note A - Summary of Significant Accounting Policies.  Income taxes are allocated based on income before tax expense.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note P - Segment Information (continued)

Segment information is as follows:

	Year Ended December 31, 2015
	Banking	Consumer Finance	Total Company
Net interest income	$30,175	$3,320	$33,495
Provision expense	1,055	35	1,090
Noninterest income	7,880	717	8,597
Noninterest expense	26,983	2,636	29,619
Tax expense	2,347	462	2,809
Net income	7,670	904	8,574
Assets	782,715	13,570	796,285

	Year Ended December 31, 2014
	Banking	Consumer Finance	Total Company
Net interest income	$30,172	$3,308	$33,480
Provision expense	2,645	142	2,787
Noninterest income	8,897	896	9,793
Noninterest expense	26,806	2,487	29,293
Tax expense	2,587	533	3,120
Net income	7,031	1,042	8,073
Assets	764,510	14,158	778,668

	Year Ended December 31, 2013
	Banking	Consumer Finance	Total Company
Net interest income	$29,141	$3,244	$32,385
Provision expense	364	113	477
Noninterest income	7,711	807	8,518
Noninterest expense	26,914	2,461	29,375
Tax expense	2,440	499	2,939
Net income	7,134	978	8,112
Assets	732,905	14,463	747,368

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note Q - Consolidated Quarterly Financial Information (unaudited)

	Quarters Ended
	Mar. 31	Jun. 30	Sept. 30	Dec. 31
2015
Total interest income	$9,627	$8,866	$9,016	$8,825
Total interest expense	697	717	731	694
Net interest income	8,930	8,149	8,285	8,131
Provision for loan losses (1)	(78)	799	(11)	380
Noninterest income (2)	3,489	1,917	1,584	1,607
Noninterest expense	7,427	7,554	7,727	6,911
Net income	3,624	1,410	1,642	1,898

Earnings per share	$0.88	$0.34	$0.40	$0.46

2014
Total interest income	$9,508	$8,925	$8,904	$9,018
Total interest expense	726	738	696	715
Net interest income	8,782	8,187	8,208	8,303
Provision for loan losses (3)	494	1,386	(682)	1,589
Noninterest income (2)	4,118	1,912	2,106	1,657
Noninterest expense	7,295	6,997	7,244	7,757
Net income	3,564	1,344	2,742	423

Earnings per share	$0.87	$0.33	$0.67	$0.10

2013
Total interest income	$9,480	$8,764	$8,748	$8,966
Total interest expense	1,059	923	818	773
Net interest income	8,421	7,841	7,930	8,193
Provision for loan losses (4)	31	(189)	833	(198)
Noninterest income (2)	3,940	1,965	1,574	1,039
Noninterest expense	7,948	7,317	7,320	6,790
Net income	3,223	1,942	1,061	1,886

Earnings per share	$0.79	$0.48	$0.26	$0.47

(1) During the first and third quarters of 2015, the Company experienced negative provision expense as a result of lower general allocations of the allowance for loan losses.  General allocations were impacted by improved economic trends that include:  decreasing historical loan loss factor, lower delinquencies and lower classified/criticized assets.

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

(3) During the third quarter of 2014, the Company experienced negative provision expense that was primarily related to a decrease in specific allocations impacted by the improvement in collateral values of an impaired commercial real estate loan relationship.  A re-appraisal of the commercial properties securing the loan identified asset appreciation, which resulted in a $524 reduction to the specific allocation related to the loan.

(4) During most of 2013, the Company experienced minimal to negative provision expense as a result of lower general allocations of the allowance for loan losses.  General allocations were impacted by improved economic trends that include:  decreasing historical loan loss factor, lower delinquencies and lower classified/criticized assets.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note R – Subsequent Events

On January 7, 2016, Ohio Valley and Milton Bancorp, Inc. (“MB”), entered into an Agreement and Plan of Merger “Merger Agreement”).  The Merger Agreement provides for a business combination whereby MB will merge with and into Ohio Valley and MB’s banking subsidiary, The Milton Banking Company, will merge with and into the Bank.  At December 31, 2015, MB operates five branches with assets of $141 million, loans of $110 million and deposits of $126 million.  After the merger, the Company's total assets will exceed $900 million and branches will increase to 19 locations.  The merger consideration was valued at approximately $20 million at the time of signing the merger agreement.  The transaction is subject to certain conditions, including the approval of regulatory authorities and the shareholders of MB.  The merger is expected to be completed by the third quarter of 2016.

Report of Independent Registered
Public Accounting Firm

To the Board of Directors and Shareholders
Ohio Valley Banc Corp.

We have audited the accompanying consolidated statements of condition of Ohio Valley Banc Corp. (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows for each of the three years in the three-year period ended December 31, 2015. We also have audited the Company's internal control over financial reporting as of December 31, 2015, based on criteria established in the 2013 Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on these financial statements and an opinion on the Company's internal control over financial reporting based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ohio Valley Banc Corp. as of December 31, 2015 and 2014, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, Ohio Valley Banc Corp. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2015, based on criteria established in the 2013 Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

/s/Crowe Horwath LLP
Crowe Horwath LLP

Louisville, Kentucky
March 15, 2016

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

Management assessed Ohio Valley Banc Corp.’s system of internal control over financial reporting as of December 31, 2015, in relation to criteria for effective internal control over financial reporting as described in the 2013 “Internal Control Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this assessment, management concluded that, as of December 31, 2015, its system of internal control over financial reporting is effective and meets the criteria of the “Internal Control Integrated Framework.”

Crowe Horwath LLP, independent registered public accounting firm, has issued an audit report dated March 15, 2016 on the Company's internal control over financial reporting. That report is contained in Ohio Valley's Annual Report to Shareholders under the heading "Report of Independent Registered Public Accounting Firm.”

Ohio Valley Banc Corp.

/s/Thomas E. Wiseman
Thomas E. Wiseman
President, CEO

/s/Scott W. Shockey
Scott W. Shockey
Senior Vice President, CFO

March 15, 2016

Summary of Common Stock Data

OHIO VALLEY BANC CORP.
Years ended December 31, 2015 and 2014

INFORMATION AS TO STOCK PRICES AND DIVIDENDS: Ohio Valley’s common shares are traded on The NASDAQ Stock Market under the symbol “OVBC.” The following table summarizes the high and low sales prices for Ohio Valley’s common shares on the NASDAQ Global Market for each quarterly period since January 1, 2014.

2015	High	Low
First Quarter	$24.56	$22.40

Second Quarter	23.49	22.10

Third Quarter	25.48	22.40

Fourth Quarter	26.03	23.25

2014	High	Low
First Quarter	$23.00	$22.00

Second Quarter	23.00	21.50

Third Quarter	24.00	22.35

Fourth Quarter	24.54	22.64

Shown below is a table which reflects the dividends declared per share on Ohio Valley’s common shares. As of February 28, 2016, the number of holders of record of common shares was 2,170.

Dividends per share	2015	2014
First Quarter	$.21	$.21

Second Quarter	.26	.21

Third Quarter	.21	.21

Fourth Quarter	.21	.21

During the second quarter of 2015, Ohio Valley paid a regular quarterly dividend of $0.21 per share and a special dividend of $0.05 per share.

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

Performance Graph

OHIO VALLEY BANC CORP.
Year ended December 31, 2015

The following graph sets forth a comparison of five-year cumulative total returns among the Company's common shares (indicated “Ohio Valley Banc Corp.” on the Performance Graph), the S & P 500 Index (indicated “S & P 500” on the Performance Graph), and SNL Securities SNL $500 Million-$1 Billion Bank Asset-Size Index (indicated “SNL” on the Performance Graph) for the fiscal years indicated. Information reflected on the graph assumes an investment of $100 on December 31, 2010 in each of the common shares of the Company, the S & P 500 Index, and the SNL Index. Cumulative total return assumes reinvestment of dividends. The SNL Index represents stock performance of 59 of the nation's banks located throughout the United States with total assets between $500 Million and $1 Billion as selected by SNL Securities of Charlottesville, Virginia. The Company is included as one of the 59 banks in the SNL Index.

Index	12/31/10	12/31/11	12/31/12	12/31/13	12/31/14	12/31/15

Ohio Valley Banc Corp.	100.00	99.60	106.35	131.49	149.17	154.87
SNL $500M-$1B Bank Index	100.00	87.98	112.79	146.26	160.46	181.11
S&P 500	100.00	102.11	118.45	156.82	178.28	180.75

Management’s Discussion and analysis of
Financial Condition and results of operations

FORWARD LOOKING STATEMENTS

Except for the historical statements and discussions contained herein, statements contained in this report constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 and as defined in the Private Securities Litigation Reform Act of 1995.  Such statements are often, but not always, identified by the use of such words as "believes," "anticipates," "expects," and similar expressions.  Such statements involve various important assumptions, risks, uncertainties, and other factors, many of which are beyond our control and which could cause actual results to differ materially from those expressed in such forward looking statements.  These factors include, but are not limited to:  changes in political, economic or other factors, such as inflation rates, recessionary or expansive trends, taxes, the effects of implementation of legislation and the continuing economic uncertainty in various parts of the world; competitive pressures; fluctuations in interest rates; the level of defaults and prepayment on loans made by the Company; unanticipated litigation, claims, or assessments; fluctuations in the cost of obtaining funds to make loans; and regulatory changes.  Additional detailed information concerning a number of important factors which could cause actual results to differ materially from the forward-looking statements contained in management’s discussion and analysis is available in the Company’s filings with the Securities and Exchange Commission, under the Securities Exchange Act of 1934, including the disclosure under the heading “Item 1A. Risk Factors” of Part 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015. Readers are cautioned not to place undue reliance on such forward looking statements, which speak only as of the date hereof.  The Company undertakes no obligation and disclaims any intention to republish revised or updated forward looking statements, whether as a result of new information, unanticipated future events or otherwise.

SUMMARY OF SIGNIFICANT TRANSACTIONS AND EVENTS:

On January 7, 2016, Ohio Valley and Milton Bancorp, Inc., an Ohio corporation (“MB”), entered into an Agreement and Plan of Merger (the “Merger Agreement”).  The Merger Agreement provides for a business combination whereby MB will merge with and into Ohio Valley (the “Merger”), with Ohio Valley as the surviving corporation in the Merger.  In addition, MB’s banking subsidiary, The Milton Banking Company, a state- chartered bank incorporated under the laws of the State of Ohio (“Milton Bank”), will merge with and into Ohio Valley’s banking subsidiary.  The boards of directors of Ohio Valley and MB have approved the Merger Agreement.

At the effective time and as a result of the Merger, each of the 400 MB common shares issued and outstanding shall be converted into the right to receive, at the election of the holder thereof, the following:  (i) 1,636 of OVBC common shares; (ii) cash in the amount of $37,219; or (iii) a combination of cash and OVBC common shares.  The form of consideration to be received by each MB shareholder is subject to reallocation in order to ensure that 20% of the outstanding MB shares are exchanged for cash and 80% of the outstanding MB shares are exchanged for OVBC common shares.  Each of the 1,237 MB preferred shares issued and outstanding shall be converted into the right to receive a cash payment in the amount of $3,600 per MB preferred share.  Ohio Valley intends to finance all or part of the cash portion of the purchase price through borrowed funds.

It is anticipated that the transaction will be 8 percent accretive to Ohio Valley’s earnings per share in the first full fiscal year of operation following the merger, assuming MB cost savings of 15 percent.  MB operates five branches with assets of $141 million, loans of $110 million and deposits of $126 million.  After the merger, the Company's total assets will exceed $900 million and branches will increase to 19 locations.  The merger consideration was valued at $20 million at the time of signing the merger agreement.  The transaction is subject to certain conditions, including the approval of regulatory authorities and the shareholders of MB.  The merger is expected to be completed by the third quarter of 2016.

Management’s Discussion and analysis of
Financial Condition and results of operations

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

RESULTS OF OPERATIONS:

SUMMARY
Ohio Valley generated net income of $8,574 for 2015, an increase of 6.2% from 2014.  Earnings per share were $2.08 for 2015, an increase of 5.6% from 2014.  The increase in net income and earnings per share for 2015 was primarily due to lower provision for loan loss expense, which was down $1,697, compared to 2014. The decrease in provision for loan loss expense during 2015 was mostly caused by the impact of higher general allocations of the allowance for loan losses experienced during 2014 that were not repeated in 2015.  The increase in prior year general allocations was mostly due to the downgrades of two impaired commercial credits during the second quarter of 2014, which increased the Company’s classified assets and economic risk factors within the allowance for loan losses.  Lower provision expense during 2015 was also impacted by increases in specific allocations of the allowance for loan losses experienced during 2014.  The increase in prior year specific allocations was mostly due to the collateral value impairment of a commercial real estate loan recorded during the fourth quarter of 2014.

During 2015, the Company’s net interest income finished relatively stable, increasing $15, or .05%, from 2014.  Average earning assets increased during 2015 by $26,703, or 3.6%, as compared to 2014, coming primarily from interest-bearing balances with banks and loans.   Interest-bearing balances with banks were impacted by higher balances maintained within the Company’s Federal Reserve Bank clearing account, while the increase in average loan balances was reflective of an increased loan demand within the Company’s residential real estate and consumer loan portfolios.  While average earning assets grew, the Company’s net interest margin decreased 15 basis points from 4.54% in 2014 to 4.39% in 2015.  Contributing to the decline in net interest margin were lower asset yields, which more than offset the reduction in funding costs.  Furthermore, the additional balances maintained within the Federal Reserve clearing account have a dilutive effect on the net interest margin due to the balances only earning 25 basis points for most of 2015.

The benefits of higher net interest income and lower provision expense in 2015 were partially offset by a 12.2% decrease in noninterest income during 2015, as compared to 2014.  The decrease came largely from the sale of the Company’s 9% ownership interest in ProAlliance Corporation (“ProAlliance”), during the third quarter of 2014.  The sale of Pro Alliance, a specialty property and casualty insurance company, generated a total gain of $810 during the previous year.  Further impacting lower noninterest income were less tax processing fees through the Company’s electronic refund check/deposit (“ERC/ERD”) transactions.  ERC/ERD transactions involve the payment of a tax refund to the taxpayer after the Bank has received the refund from the federal/state government. Although the Bank experienced a higher volume of tax refunds processed in 2015, tax refund processing fees were still lower than the year before, decreasing $762, or 24.3%, as compared to 2014.  The decrease in total fees was due to the reduced per item fees received by the Company under a new contract entered into with the third-party tax refund product provider in October 2014 that impacted 2015’s tax season.  To partially offset the decreasing effects of ERC/ERD fees and sale of Pro Alliance, the Company’s noninterest income saw positive contributions come from debit/credit card interchange income and gains on sale of securities.  The Company’s interchange fees from debit and credit card transactions improved by $225, or 10.4%, during 2015, as compared to 2014, primarily from the Company’s continued marketing approach in offering incentives to customers to utilize the bank’s debit and credit cards for purchases.  Furthermore, the Company took opportunities during the second and third quarters of 2015 to sell some of its lower-yielding, U.S. Government agency (“Agency”) mortgage-backed securities.  Proceeds from the sale of securities during 2015 totaled $10,550, with gross gains of $163 recognized, while the Company did not recognize any security sales during 2014.

Management’s Discussion and analysis of
Financial Condition and results of operations

During 2015, the Company experienced higher costs associated with noninterest expenses, which increased $326, or 1.1%, as compared to the previous year.  Growth in overhead came primarily from professional fees, foreclosure costs and data processing expenses, which collectively increased $518 during 2015.  These increases were partially offset by lower salaries and employee benefits, which decreased $380 during 2015, as compared to the previous year.  This decrease was primarily related to expense recorded in the fourth quarter of 2014 that incorporated the effects of new mortality expectations on various nonqualified defined benefit plans.  The one-time adjustment to expense at the end of 2014 was not repeated in 2015, contributing to the decline in benefit costs.

During 2014, Ohio Valley generated net income of $8,073, a decrease of 0.5% from 2013.  Earnings per share were $1.97 for 2014, a decrease of 1.5% from 2013.  The decrease in net income and earnings per share for 2014 was primarily due to higher provision for loan loss expense, which was up $2,310, compared to 2013. The increase in provision for loan loss expense was mostly due to higher general allocations of the allowance for loan losses largely from the downgrade of two impaired commercial credits previously mentioned.  Provision expense during 2014 was also impacted by higher specific allocations that was largely due to the collateral value impairment of a commercial real estate loan previously mentioned.

The effects of higher provision expense were partially offset by strong improvement in both net interest and noninterest income during 2014, as compared to 2013.  Contributing to the overall increase in net interest income were higher average earning assets, which increased during 2014 by $20,881, or 2.9%, as compared to 2013, coming primarily from loans.  The increase in average loan balances was reflective of the higher loan demand by customers within the Company’s market areas.  The Company’s noninterest income also improved by 15.0% during 2014 as compared to the previous year.  The increase came largely from the sale of the Company’s 9% ownership interest in ProAlliance.  As previously mentioned, the sale generated a total gain of $810 during the third quarter of 2014. The Company also experienced lower losses on the sale of foreclosed property during 2014, which generated an increase of $805 in net revenues from other real estate owned (“OREO”).  Furthermore, the Company benefited from increased transaction volume related to its ERC/ERD fee income, which increased $577, or 22.6%.  The Company’s interchange fees from debit and credit card transactions also improved by $211, or 10.7%, during 2014 as compared to 2013. Partially offsetting the increases within noninterest income was a decrease in earnings from tax-free bank owned life insurance (“BOLI”) investments. During the first quarter of 2013, the Company received $1,249 in cash proceeds from the settlement of two BOLI policies, which yielded net BOLI proceeds of $452 that were recorded to income. This income from the first quarter of 2013 was not repeated in 2014, and, as a result, BOLI and annuity asset earnings were down $504, or 42.9%, in 2014.

Management’s Discussion and analysis of
Financial Condition and results of operations

During 2014, the Company experienced lower costs associated with noninterest expenses, which decreased $82, or 0.3%, as compared to the previous year.  This change can be attributed mostly to lower foreclosure costs, furniture and equipment expenses, and state taxes, which collectively decreased $852 from 2013.  These decreases were partially offset by increases in salaries and employee benefits, marketing expenses, and professional service costs, which collectively increased $641 from 2013.  The largest of these was a $308 increase in salaries and employee benefits, primarily coming from a one-time expense associated with new mortality expectations to various benefit plans previously mentioned.

NET INTEREST INCOME

The most significant portion of the Company's revenue, net interest income, results from properly managing the spread between interest income on earning assets and interest expense incurred on interest-bearing liabilities.  The Company earns interest and dividend income from loans, investment securities and short-term investments while incurring interest expense on interest-bearing deposits and short- and long-term borrowings.  Net interest income is affected by changes in both the average volume and mix of assets and liabilities and the level of interest rates for financial instruments.  Changes in net interest income are measured by net interest margin and net interest spread.  Net interest margin is expressed as the percentage of net interest income to average interest-earning assets. Net interest spread is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities.  Both of these are reported on a fully tax-equivalent (“FTE”) basis.  Net interest margin exceeds the net interest rate spread because noninterest-bearing sources of funds, principally noninterest-bearing demand deposits and stockholders' equity, also support interest-earning assets. Following is a discussion of changes in interest-earning assets, interest-bearing liabilities and the associated impact on interest income and interest expense for the three years ended December 31, 2015.  Tables I and II have been prepared to summarize the significant changes outlined in this analysis.

    Net interest income of $34,161 on an FTE basis increased $44 in 2015, or 0.1%, compared to the $34,117 earned in 2014.  The nominal change in net interest income was impacted by a decrease in the FTE net interest margin, with positive contributions coming from higher average earning assets. For the year ended December 31, 2015, average earning assets increased $26,703, or 3.6%, from 2014, which occurred primarily from loans, securities and the Company’s Federal Reserve Bank clearing account.   Higher average loan balances were impacted by a loan demand increase in the residential real estate and consumer loan portfolios during 2015.  In addition, the Company’s taxable security purchases increased during 2015, particularly within the Agency mortgage-backed investment segment.  The Company further benefited from increased earnings within taxable securities during 2015, primarily from less bond premium expense on Agency mortgage-backed securities, which contributed to a 7 basis point improvement in the yield on taxable securities.  While average earning assets grew during 2015, the Company experienced a decline in its FTE net interest margin from 4.54% in 2014 to 4.39% in 2015.  The positive effects from average loan growth were completely offset by lower yields on loan originations, which have been negatively impacted by the continued low interest rates prevalent in the market.  The lower margin in 2015 was also impacted by the Company’s Federal Reserve Bank clearing account earning just 25 basis points for most of the year.  This, combined with the fact that these Federal Reserve Bank balances contributed most to the overall average earning asset growth in 2015, contributed to the margin decline in 2015.  Partially offsetting the negative effects to the margin were lower rates paid on interest-bearing deposit liabilities and a continued change in deposit mix to lower-cost core deposits from time deposit accounts and FHLB borrowings.  For most of 2015, the Federal Reserve held the prime interest rate at 3.25%, and the target federal funds rate at a range from 0.0% to 0.25%. This sustained low-rate environment continued to impact the repricings of various Bank deposit products, especially time deposits.  Management continues to emphasize its lower-cost core deposit relationship balances, which consist of noninterest-bearing demand accounts and interest-bearing NOW, savings and money market balances.  As a result, the Company benefited from higher core deposit average balances in 2015 (increasing $22,035) while experiencing minimal change to its higher-cost time deposit, other borrowed money and subordinated debenture balances.

Management’s Discussion and analysis of
financial Condition and results of operations

Net interest income of $34,117 on an FTE basis increased $1,244 in 2014, or 3.8%, compared to the $32,873 earned in 2013.  The increase in net interest income was mainly due to an increase in average earning assets and net interest margin improvement. For the year ended December 31, 2014, average earning assets increased $20,881, or 2.9%, from 2013, which occurred primarily in loans. Higher average loan balances were impacted mostly by a loan demand increase in commercial and municipality related financings during 2014.  In addition, the Company was able to generate a stronger net interest margin over 2013.  At December 31, 2014, the Company’s FTE net interest margin increased 4 basis points from 4.50% in 2013 to 4.54% in 2014. The net interest margin increased during 2014 as the Company’s average loan growth offset the impact of lower yields on loan originations, which have been negatively impacted by the continued low interest rates prevalent in the market.  The Company further benefited from increased earnings within taxable securities during 2014, even though the related average balances were down 7.3% from 2013. The earnings improvement came primarily from less bond premium expense on Agency mortgage-backed securities, which contributed to a 50 basis point improvement in the yield on taxable securities during 2014. Margin improvement was also impacted by lower rates paid on interest-bearing deposits and a continued change in deposit mix to lower-cost core deposits from time deposit accounts and FHLB borrowings.  The sustained low-rate environment maintained by the Federal Reserve during 2014 continued to impact the repricings of various Bank deposit products, especially time deposits.  Interest rates on time deposit balances continue to reprice at lower rates, which continue to lower funding costs.  Management continues to emphasize its lower-cost core deposit relationship balances, which consist of noninterest-bearing demand accounts and interest-bearing NOW, savings and money market balances.  As a result, the Company benefited from higher core deposit average balances in 2014 (increasing $24,534) while experiencing a lower level of higher-cost time deposit, other borrowed money and subordinated debenture balances (decreasing $10,532).

For 2015, average earning assets increased $26,703, or 3.6%, as compared to an increase of $20,881, or 2.9%, in 2014.  Average loan balances represent the largest composition of earning assets. During 2015, average loans increased $8,263, or 1.4%, while increasing $26,376, or 4.8%, during 2014.    Average loan growth was positively impacted by consumer auto and capital lines during the second half of 2014 and all of 2015.  Loan balances also grew from commercial and municipal loan originations during all of 2014.  However, during 2015, the Company began experiencing the negative effects from larger commercial loan payoffs and competitive pressures that limited new commercial loan production within the Company’s market areas. This deceleration of commercial loan balances during 2015 contributed to a smaller composition of average loans to average earning assets at year-end 2015 of 75.8%, as compared to 77.4% at year-end 2014.  During 2014, average earning assets increased $20,881, or 2.9%, as compared to a decrease of $41,456, or 5.4%, in 2013.  Contributing most to the asset growth improvement from 2013 to 2014 were the Company’s average loan balances.  During 2014, average loans increased $26,376, or 4.8%, while decreasing $14,852, or 2.6%, during 2013.  While average loans continue to be the Company’s highest portion of earning assets, it is this segment of earning assets that had been negatively impacted by economic pressures that limited the demand for consumer and commercial  spending within the Company’s market areas.  However, the Company began experiencing loan balance growth from commercial and municipal loan originations during the second half of 2013 and all of 2014, while also experiencing loan growth from consumer auto and recreational vehicle financings during the second half of 2014.  This improvement of higher loan volume within the Company’s lending activity contributed to a larger composition of average loans to average earning assets at year-end 2014 of 77.4%, as compared to 76.0% at year-end 2013.

Management’s Discussion and analysis of
financial Condition and results of operations

CONSOLIDATED AVERAGE BALANCE SHEET & ANALYSIS OF NET INTEREST INCOME
Table I
(dollars in thousands)	December 31
	2015			2014			2013
	Average Balance	Income/ Expense	Yield/ Average	Average Balance	Income/ Expense	Yield/ Average	Average Balance	Income/ Expense	Yield/ Average
Assets
Interest-earning assets:
Interest-bearing balances with banks	$73,383	$185	0.25%	$56,528	$136	0.24%	$54,168	$135	0.25%
Securities:
Taxable	99,201	2,142	2.16	96,880	2,029	2.09	104,506	1,661	1.59
Tax exempt	16,170	792	4.90	16,906	835	4.94	17,135	856	4.99
Loans	589,953	33,881	5.74	581,690	33,992	5.84	555,314	33,794	6.09
Total interest-earning assets	778,707	37,000	4.75%	752,004	36,992	4.92%	731,123	36,446	4.98%

Noninterest-earning assets:
Cash and due from banks	10,347			9,749			9,460
Other nonearning assets	47,186			44,764			45,580
Allowance for loan losses	(7,796)			(7,069)			(7,050)
Total noninterest-earning assets	49,737			47,444			47,990
Total assets	$828,444			$799,448			$779,113

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
NOW accounts	$125,104	$462	0.37%	$112,644	$458	0.41%	$112,356	$473	0.42%
Savings and money market	200,575	431	0.21	201,524	431	0.21	197,815	420	0.21
Time deposits	168,969	1,298	0.77	170,196	1,347	0.79	185,381	2,024	1.09
Other borrowed money	24,378	478	1.96	22,725	474	2.09	17,197	391	2.27
Subordinated debentures	8.500	170	2.00	8.500	165	1.94	9,375	265	2.83
Total int.-bearing liabilities	527,526	2,839	0.54%	515,589	2,875	0.56%	522,124	3,573	0.68%

Noninterest-bearing liabilities:
Demand deposit accounts	199,570			189,046			168,509
Other liabilities	12,628			10,926			10,491
Total noninterest-bearing liabilities	212,198			199,972			179,000

Shareholders’ equity	88,720			83,887			77,989
Total liabilities and shareholders’ equity	$828,444			$799,448			$779,113

Net interest earnings		$34,161			$34,117			$32,873
Net interest earnings as a percent of interest-earning assets			4.39%			4.54%			4.50%
Net interest rate spread			4.21%			4.36%			4.30%
Average interest-bearing liabilities to average earning assets			67.74%			68.56%			71.41%

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

Management’s Discussion and analysis of
financial Condition and results of operations

RATE VOLUME ANALYSIS OF CHANGES IN INTEREST INCOME & EXPENSE
Table II
(dollars in thousands)	2015			2014
	Increase (Decrease) From Previous Year Due to			Increase (Decrease) From Previous Year Due to
	Volume	Yield/Rate	Total	Volume	Yield/Rate	Total
Interest income
Interest-bearing balances with banks	$42	$7	$49	$6	$(5)	$1
Securities:
Taxable	49	64	113	(128)	496	368
Tax exempt	(36)	(7)	(43)	(12)	(9)	(21)
Loans	479	(590)	(111)	1,571	(1,373)	198
Total interest income	534	(526)	8	1,437	(891)	546

Interest expense
NOW accounts	48	(44)	4	1	(16)	(15)
Savings and money market	(2)	2	----	8	3	11
Time deposits	(10)	(39)	(49)	(155)	(522)	(677)
Other borrowed money	34	(30)	4	117	(34)	83
Subordinated debentures	----	5	5	(23)	(77)	(100)
Total interest expense	70	(106)	(36)	(52)	(646)	(698)
Net interest earnings	$464	$(420)	$44	$1,489	$(245)	$1,244

The change in interest due to volume and rate is determined as follows: Volume Variance - change in volume multiplied by the previous year's rate; Yield/Rate Variance - change in rate multiplied by the previous year's volume; Total Variance – change in volume multiplied by the change in rate. The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each. Fully taxable equivalent yield assumes a 34% tax rate, net of related nondeductible interest expense.

The Company’s average assets during 2015 and 2014 were also affected by changes in its average interest-bearing balances with banks.  At year-end 2015, average interest-bearing balances with banks increased $16,855, or 29.8%, as compared to an increase of $2,360, or 4.4%, in 2014. These balances are driven primarily by the Company’s use of its Federal Reserve Bank clearing account.  The trend of larger average interest-bearing balances with banks has been primarily due to seasonal excess funds that result from the clearing of tax refund checks and deposits.  These ERC/ERD deposits occur primarily during the first half of the year and are the result of the Company’s relationship with a third-party tax refund product provider.  The Company acts as the facilitator for these ERC/ERD transactions and earns a fee for each cleared item.  For the short time the Company holds such refunds, constituting noninterest-bearing deposits, the Company increases its deposits with the Federal Reserve.  This causes the interest-bearing balances with banks to represent a large percentage of earning assets during the time the Company holds the refunds, although such balances decrease at year-end.  As loan growth began to normalize during 2015, the Company utilized less of its short-term Federal Reserve funds to satisfy loan demand.  In addition, the Company’s average core deposits continued to grow during 2015 while experiencing a lesser degree of maturity runoff in time deposits.  As a result, average interest-bearing balances with banks increased to 9.4% of average earning assets in 2015, as compared to 7.5% and 7.4% in 2014 and 2013, respectively.

Management’s Discussion and analysis of
financial Condition and results of operations

The Company’s average investment securities, both taxable and tax exempt, decreased during 2015, with its percentage of earning assets averaging 14.8% for the year, compared to 15.1% for 2014 and 16.6% for 2013.  The Company has focused on growing earning assets primarily through loans, which has contributed to a lower asset composition of securities.  Management continues to focus on generating loan growth as this portion of earning assets provides the greatest return to the Company.  Management maintains securities at a dollar level adequate enough to provide ample liquidity and cover pledging requirements.

Average interest-bearing liabilities increased 2.3% between 2014 and 2015, while decreasing 1.3% between 2013 and 2014.  The fluctuations of interest-bearing deposits since 2013 are in large part due to the Company’s preference of core deposit relationship balances over higher-costing time deposits and other borrowing liabilities, which have changed the funding composition mix during this time. Interest-bearing liabilities continue to be comprised largely of time deposits, which represented 32.0%, 33.0% and 35.5% of total interest-bearing liabilities at year-end 2015, 2014 and 2013, respectively. As interest rates on time deposits have continued to readjust to current market rates in 2015, competitive pricing pressures have grown, contributing to a continued maturity runoff of time deposits during 2015 and 2014.  In addition, the Company’s other borrowings and subordinated debentures continue to represent the smallest composition of average interest-bearing liabilities, finishing at 6.2%, 6.0% and 5.1% at year-end 2015, 2014 and 2013, respectively.  During 2014, the Company utilized a portion of its FHLB borrowing capacity to fund specific fixed-rate loans with similar maturity terms which led to the composition shift increase.

The Company’s core deposit segment of interest-bearing liabilities, which include NOW and savings and money market accounts, together represented 61.7% of average interest-bearing liabilities in 2015, compared to 60.9% in 2014 and 59.4% in 2013.  As certificates of deposit (“CD”) market rates continue to adjust downward, and the spread between a short-term CD rate and a statement savings rate is minimal, many customers choose to invest balances into a more liquid product.

The overall composition shift of higher demand, NOW, savings and money market balances combined with lower time deposits from 2013 to 2015 has served as a cost effective contribution to the net interest margin.  The average cost of the “growing” interest-bearing NOW, savings and money market account core segment was 0.27%, 0.28% and 0.29% during the years ended 2015, 2014 and 2013, respectively.  The higher average cost of the time deposit, other borrowed money and subordinated debenture segments was 0.96%, 0.99% and 1.26% during the years ended 2015, 2014 and 2013, respectively.

The net interest margin decreased 15 basis points to 4.39% in 2015 from 4.54% in 2014.  Conversely, the net interest margin increased 4 basis points to 4.54% in 2014 from 4.50% in 2013.  These changes to the net interest margin are largely impacted by the net interest rate spread.  During 2015, the net interest rate spread decreased 15 basis points to 4.21%, resulting from the decrease in average yield on interest-earning assets of 17 basis point from 4.92% to 4.75%, which exceeded the decrease in average cost of interest-bearing liabilities of 2 basis points from 0.56% to 0.54%.  Conversely, during 2014, the net interest rate spread increased 6 basis points to 4.36%, resulting from the decrease in average cost of interest-bearing liabilities of 12 basis points from 0.68% to 0.56%, which exceeded the decrease in average yield on interest-earning assets of 6 basis points from 4.98% to 4.92%.  Partially offsetting the net interest rate spread increase in 2014 was a 2 basis point decrease in contributions from interest-free funds (i.e., demand deposits, shareholders' equity), which lowered from 0.20% in 2013 to 0.18% in 2014.

Management’s Discussion and analysis of
financial Condition and results of operations

During 2015, total interest income on an FTE basis increased $8 as compared to an increase of $546, or 1.5%, during 2014.  The nominal interest income improvement from 2014 to 2015 came primarily from average earning asset growth and improved asset yields associated with taxable securities.  The Company experienced a 1.4% increase in average loan balances from 2014 to 2015, primarily from its residential real estate and consumer loan portfolios.  These positive contributions to interest income were almost completely offset by lower loan yields, which decreased 10 basis points from 2014 to 2015. Lower loan yields can be attributable to the sustained low interest rate environment the Federal Reserve has maintained since 2008.  The significant improvement in interest income from 2013 to 2014 came primarily from the increase in average earning loan balances combined with the improved asset yields associated with taxable securities. The Company experienced a 4.7% increase in average loan balances from 2013 to 2014, primarily from its commercial loan portfolio.  This growth in loans completely offset the effects of lower loan yields, which decreased 25 basis points from 2013 to 2014.

Asset yields during 2015, 2014 and 2013 were also impacted by the average balance changes in the Company’s interest-bearing Federal Reserve Bank clearing account.  The Company continues to utilize its interest-bearing Federal Reserve Bank clearing account to manage seasonal tax refund deposits, as well as to fund earning asset growth and maturities of retail CD’s.  This interest-bearing account carried an interest rate of just .25% during most of 2015.  As excess funds from core deposits grew during 2015, loan growth also began to decelerate, which caused the Company to utilize less of its Federal Reserve deposits to fund loan demand.  This led to an average earning asset composition shift away from loans and into more interest-bearing deposits with banks during 2015.  Conversely, during 2014 and most of 2013, the Company utilized more of its Federal Reserve Bank clearing deposits to fund higher-yielding loans and maturities of higher-costing CD balances, which had a positive impact to asset yields and net interest margin.  While total earning asset yields have declined each year between 2013 and 2015, the composition shift of less loan balances and higher interest-bearing balances with banks as a percentage of average earning assets in 2015 caused asset yields to change from a 6 basis point decrease in 2014 to a 17 basis point decrease in 2015.

During 2015, total interest income on average earning assets decreased $21, or .06%, as compared to 2014.  Conversely, total interest income increased $397, or 1.1%, during 2014, as compared to 2013.  The changes in interest income from 2013 to 2015 were impacted most by the commercial loan portfolio.      During the second half of 2013, commercial loan demand within the Company’s market areas began to improve, with increasing loan originations continuing into most of 2014.  This generated a 10.3% increase in average commercial loans over 2013.  As a result, commercial interest and fee revenue increased $748, or 6.2%, during the year ended 2014, as compared to 2013.  The Company then began experiencing large payoffs of various commercial loans during 2015, along with increasing competition for loan opportunities within its markets.  The decline in balances from loan payoffs and competitive pressures caused the commercial loan portfolio to stabilize by year-end 2015, finishing with average commercial loans of $268,000 during both 2015 and 2014.  As a result, commercial interest and fee revenue decreased $110, or 0.9%, during the year ended 2015, as compared to 2014.

The Company’s interest and fees from its residential real estate loan portfolio decreased $143, or 1.2%, during the year ended 2015 compared to 2014, and decreased $662, or 5.3%, during the year ended 2014 compared to 2013.  As part of management’s interest rate risk strategy, the Company continues to sell a portion of its long-term, fixed-rate real estate loans to the Federal Home Loan Mortgage Corporation, while retaining the servicing rights for those mortgages.  This strategy continues to generate loan sale and servicing fee revenue within noninterest income, but has also yielded lower interest and fee revenues during 2014 and 2015.  The Company has experienced a composition shift from higher-yielding, long-term, fixed-rate loan balances to lower-yielding, adjustable-rate mortgage originations.  While this shift to more lower-yielding loans has placed additional pressure on asset yields, the Company has benefited from a higher level of real estate loan balances at year-end 2015.  As a result, the degree of decrease in real estate loan interest and fee revenues has declined (improved) from 2014 to 2015.

Management’s Discussion and analysis of
financial Condition and results of operations

During the year ended 2015, consumer loan interest and fees increased $99, or 1.1%, as compared to 2014, while decreasing $43, or 0.5%, during the year ended 2014, as compared to 2013.  The improvement in consumer loan revenue during 2015 was reflective of the average consumer loan balance growth experienced during 2015 and 2014.  Average loan balance growth came primarily from increased auto loan financings and higher capital line balances.  Consumer interest during 2015 and 2014 continued to be negatively impacted by lower asset yields reflective of the sustained low rate environment.

The Company’s interest income from taxable investment securities improved during both 2015 and 2014, increasing $113, or 5.6%, in 2015 and $368, or 22.2%, in 2014.  The improvement came primarily from Agency mortgage-backed securities. Since 2014, the investment prices for Agency mortgage-backed securities have adjusted closer to their par values, resulting in less premiums and higher return yields.  Furthermore, a slower pace of refinancing volume evident during 2014 also limited principal repayment proceeds from Agency mortgage-backed securities, causing monthly premium expense to amortize more slowly.  These effects contributed to an improvement in the yield on taxable securities of 7 basis points during 2015 and 50 basis points during 2014.

In relation to the overall decline in earning asset yields, the Company’s interest-bearing liability costs also decreased 2 basis points during 2015 and 12 basis points during 2014.  The lower costs have caused interest expense to drop $36, or 1.3%, from 2014 to 2015 and $698, or 19.5%, from 2013 to 2014 as a result of lower rates paid on interest-bearing liabilities.  The sustained low short-term rates maintained by the Federal Reserve have continued to impact the repricings of various Bank deposit products, especially time deposits. The interest rate on time deposits continued to contribute most to the decrease in funding costs, which continued to reprice at lower rates. The year-to-date weighted average costs of the Company’s time deposits have decreased from 1.09% at year-end 2013 to 0.79% at year-end 2014 and 0.77% at year-end 2015.

Further contributing to lower interest-bearing deposit expense has been the Company’s continued emphasis on growing core deposits during 2015, 2014 and 2013.  The Company continues to experience a deposit composition shift from a higher level of average time deposits to an increasing level of average core deposit balances in demand, NOW, savings and money market balances.  The Company’s average time deposit balances with a weighted average cost of 0.8% decreased $1,227 during 2015 and $15,185 during 2014.  This is compared to the average balance increase of $11,511 and $3,997 in lower costing, interest-bearing core deposit balances with a weighted average cost of 0.3% during 2015 and 2014, respectively. As a result of decreases in the average market interest rates mentioned above and the deposit composition shift to lower-costing, interest-bearing deposit balances, the Company’s total weighted average funding costs have decreased to 0.54% at year-end 2015, as compared to 0.56% at year-end 2014 and 0.68% at year-end 2013.

Further impacting lower funding costs were decreases in interest expense incurred on the Company’s subordinated debentures during the year ended 2014.  Prior to 2013, the Company had received proceeds from the issuance of two trust preferred securities classified as subordinated debentures totaling $13,500.  During the first quarter of 2013, the Company redeemed one of the subordinated debentures totaling $5,000 that had a fixed rate of 10.6%.  The redemption supported the Company’s continued emphasis on lowering funding costs to strengthen the net interest margin.  As a result, the Company benefited from a $100, or 37.8%, decrease in interest expense on subordinated debentures during the year ended 2014 as compared to 2013.

Management’s Discussion and analysis of
financial Condition and results of operations

While the Company experienced margin improvement during 2014 primarily due to improved average loan balances and a lower deposit mix of higher-costing time deposits, the margin decreased 15 basis points during 2015.  Margin compression was already evident during 2014, when comparing a 4 basis point net interest margin increase in 2014 to a 21 basis point net interest margin increase in 2013.  This smaller pace of improvement in 2014 and the decline in 2015 was attributed to the limited opportunities at which interest rates on core deposits could adjust downward in both years.  With interest rates so low, the Company’s core deposit accounts are perceived to be at, or near, their interest rate floors.  In addition, the Company’s CDs that had higher interest rates have either repriced to current market rates or have matured and left the portfolio, as a result of which our ability to continue lowering interest paid on deposits has been severely limited, contributing to the decline in the net interest margin during 2015.

The Company will continue to focus growing the average loan portfolio and re-deploying the excess liquidity retained within the Federal Reserve account into higher yielding assets as opportunities arise. Further decreases in interest rates by the Federal Reserve would have a negative effect on the Company’s net interest income, as most of its deposit balances are perceived to be at or near their interest rate floors. The Company will face pressure on its net interest income and margin improvement if loan balances do not continue to expand and become a larger component of overall earning assets.  For additional discussion on the Company's rate sensitive assets and liabilities, please see “Interest Rate Sensitivity and Liquidity” and “Table VIII” within this Management's Discussion and Analysis.

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

The Company’s provision expense during the years ended 2015, 2014 and 2013 totaled $1,090, $2,787 and $477, respectively.  The Company experienced a $2,310 increase in provision expense during 2014, largely related to higher specific and general allocations within the allowance for loan losses.  The allocations were provided for in 2014, causing a significant decrease in provision expense from 2014 to 2015. The Company’s general allocation evaluates several factors that include: average historical loan loss trends, economic risk, asset quality, and changes in classified and criticized assets. During the first quarter of 2014, adjustments were made to the commercial loan loss factor, extending the range of loan loss period from a 3-year rolling average to a 5-year rolling average. This update was due to the significant decline in net charge-offs that had been experienced since the first quarter of 2012 that were contributing to lower historical loan loss factors for commercial loans. By extending the historical loss period to five years, management felt the historical factor would be more representative of the risk of losses attributable to commercial loans. Management also increased the economic risk factor during the first quarter of 2014 by adjusting the criticized/classified asset thresholds to incorporate more risk potential within the Company’s special mention and substandard loan portfolios.  Further impacting the general allocations in 2014 were increases in classified assets related to commercial loan downgrades. During the second quarter of 2014, the Company experienced a downgrade of two commercial credits that shifted $12,000 from a criticized loan classification to a classified loan classification. The two commercial credits were impaired and had been individually evaluated for impairment since the prior year-end of 2013. As more current information became readily available, management determined the downgrades were necessary due to a continuing trend of decreasing cash flow coverage ratios of the borrower. These downgrades increased classified assets, which led to a higher economic risk factor that required additional general reserves within the allowance for loan losses. As a result of the allowance calculation adjustments during the first quarter and the second quarter commercial loan downgrades, the Company’s general allocation of the allowance for loan losses increased $1,392 from $3,530 at December 31, 2013 to $4,922 at December 31, 2014, which contributed to higher provision expense during the year ended December 31, 2014. During 2015, the Company has experienced improvements (declines) in its average loan loss history, as well as declines in its classified asset portfolio, resulting in lower provision expense and general allocations in 2015, as compared to 2014.

Management’s Discussion and analysis of
financial Condition and results of operations

Elevated provision expense during 2014 also came from the Company’s specific allocations.  The Company identified the asset impairment of one commercial real estate loan relationship that required specific reserves of $1,340 to be recorded in the fourth quarter of 2014. These impairment charges were based on collateral values and required a corresponding increase to provision for loan losses expense.  Consequently, during the second quarter of 2015, this specific allocation was charged off.  Since this specific allocation had already been provided for during the fourth quarter of 2014, the charge-off did not have an impact to provision expense in 2015.  This contributed to a decrease in the Company’s specific allocations from $3,412 at December 31, 2014 to $2,164 at December 31, 2015.

During 2015, the Company’s net charge-offs totaled $2,776, as compared to $608 in net charge-offs recognized during 2014.  The increase was largely due to the charge-off of a specific allocation of the impaired commercial real estate loan previously mentioned.  The charge-off did not have a direct impact to the provision expense since the allocation was already provided for during 2014.  The remaining charge-off increases came primarily from residential real estate and other commercial real estate loans.  The effect of higher charge-offs during 2015 had a direct effect in partially offsetting the provision expense decreases impacted by lower classified assets and less collateral value impairments. During 2014, the Company’s net charge-offs totaled $608, a decrease of $619, or 50.4%, from the $1,227 in net charge-offs recognized during 2013.  This decrease was largely due to lower charge-offs experienced within the residential real estate and commercial and industrial loan segments.

Management believes that the allowance for loan losses was adequate at December 31, 2015 to absorb probable losses in the portfolio.  The allowance for loan losses was 1.13% of total loans at December 31, 2015, as compared to 1.40% at December 31, 2014 and 1.09% at December 31, 2013.  Future provisions to the allowance for loan losses will continue to be based on management’s quarterly in-depth evaluation that is discussed in further detail under the caption “Critical Accounting Policies - Allowance for Loan Losses” within this Management’s Discussion and Analysis.

NONINTEREST INCOME

During 2015, total noninterest income decreased $1,196, or 12.2%, as compared to 2014.  The decline in noninterest revenue was primarily from the sale of the Company’s 9% ownership interest in ProAlliance during the third quarter of 2014. The Company recorded the first installment of $135 during the first quarter of 2014 and the second installment of $675 in August 2014. The proceeds from the sale of $810 was reported as a gain on sale. The total after-tax impact to the Company’s 2014 net income from the gain was $535.

The Company’s noninterest income was also negatively impacted by a reduction in seasonal tax refund processing revenue classified as ERC/ERD fees.  During the year ended 2015, the Company’s ERC/ERD fees decreased by $762, or 24.3%, as compared to the same period in 2014, largely due to reduced transaction fees associated with each refund facilitated.  On October 21, 2014, the Bank entered into a new agreement with the third-party tax refund product provider. Due to competitive pressures, the new agreement provided for a different fee structure, including different fees depending upon the tax refund product selected, and fees that were lower for each refund facilitated, with a reduction in per transaction fees in future years.   As a result, even though the Company experienced an increase in the number of ERC/ERD transactions that were facilitated, the lower fee structure caused tax processing revenues to be lower than the year before.  As a result of ERC/ERD fee activity being mostly seasonal, the majority of income was recorded during the first half of 2015.  While ERC/ERD fees were down, management continues to be pleased with the significant contribution this revenue source has made, accounting for 28.0% of total noninterest income at year-end 2015.

Management’s Discussion and analysis of
financial Condition and results of operations

Partially offsetting the declines in noninterest income was growth from the Company’s debit and credit interchange income, which increased $225, or 10.4%, during the year ended 2015 as compared to 2014.  The volume of transactions utilizing the Company’s credit card and Jeanie® Plus debit card continue to increase from a year ago.  The Company continues to promote consumer spending by offering incentive based credit and debit cards that permit their users to redeem accumulated points for merchandise, as well as cash incentives paid, particularly to business users based on transaction criteria. While incenting debit/credit card customers has increased customer use of electronic payments, which has contributed to higher interchange revenue, the strategy also fits well with the Company's emphasis on growing and enhancing its customer relationships.

As earning asset yields during 2015 continued to decline, the Company took opportunities to sell some of its lower-yielding investment securities.  During the second and third quarters of 2015, the Company recorded gross gains of $163 on the sale of $10,387 in Agency mortgage-backed securities, while reinvesting the proceeds into higher-yielding securities. The shift of balances to higher-yielding assets had a positive effect on the margin.

The Company’s remaining noninterest income categories were down $12, or 0.3%, during the year ended 2015 as compared to 2014.  This decline was in large part due to service charges on deposit accounts decreasing $54, or 3.3%, impacted by fewer overdraft items from the prior year.

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

Net gains on the sale of OREO were $113 during 2014, compared to net losses of $692 recorded during 2013.  This $805 improvement was primarily related to higher property impairment losses experienced in 2013 coming from one OREO property. The impairment charges were recorded on a commercial real estate property after a re-evaluation of the carrying values were performed.  The result was a $504 impairment charge that was recorded in the fourth quarter of 2013.  The impairment charge was recorded as a write-down to the carrying value of the commercial real estate property.  A further re-evaluation of this commercial property in 2014 identified no additional impairment of collateral values from year-end 2013.  Further impacting OREO revenue improvement in 2014 were additional losses on OREO that were impacted by the sale of one commercial property during the fourth quarter of 2013.  This sale resulted in a net loss of $156 in 2013 that did not repeat in 2014.

During 2014, the Company also experienced increased seasonal tax refund processing fees classified as ERC/ERD fees.  During the year ended 2014, the Company’s ERC/ERD fees increased by $577, or 22.6%, as compared to the same period in 2013.  The increase was due to an increase in the number of ERC/ERD transactions that were processed during 2014.

Management’s Discussion and analysis of
financial Condition and results of operations

The Company also experienced noninterest income growth from its debit and credit interchange income, which increased $211, or 10.7%, during the year ended 2014 as compared to 2013.  This was the result of increases in the volume of transactions utilizing the Company’s credit card and Jeanie® Plus debit cards.

Total noninterest revenue improvement in 2014 was partially offset by a decrease in the Company’s earnings from tax-free BOLI and annuity investments.  BOLI investments are maintained by the Company in association with various benefit plans, including deferred compensation plans, director retirement plans and supplemental retirement plans.  During the first quarter of 2013, the Company received $1,249 in cash proceeds from the settlement of two BOLI policies, which yielded net BOLI proceeds of $452 that were recorded to income. This income from the first quarter of 2013 was not repeated in 2014. As a result, BOLI and annuity asset earnings were down $504, or 42.9%, during the year ended 2014, as compared to 2013.

Total noninterest revenue improvement was also partially offset by lower mortgage banking income affected by the declining volume of real estate loans being sold to the secondary market.  To help manage consumer demand for longer-termed, fixed-rate real estate mortgages, the Company continues to sell a portion of the real estate loans it originates to the secondary market.  Historic low interest rates on long-term fixed-rate mortgage loans continue to provide consumers with opportunities to refinance their existing mortgages.  The decision to sell long-term fixed-rate mortgages at lower rates also helps to minimize the interest rate risk exposure to rising rates. During the year ended December 31, 2013, the Company experienced a higher level of refinancing demand as compared to the year ended 2014.  As a result, the Company sold 37 loans to the secondary market during the year ended 2014, down from 108 loans sold during the year ended 2013, and mortgage banking income during 2014 was down $278, or 54.9%, as compared to 2013.

The Company’s remaining noninterest income categories were down $346, or 11.5%, during the year ended 2014 as compared to 2013, in large part due to a decrease in overdraft items, which contributed to a $175, or 9.7%, decrease in service charges on deposit accounts.  Other noninterest income was down $184, or 18.5%, largely due to decreases in loan insurance sales and dividends from ProAlliance.

NONINTEREST EXPENSE
Management continues to work diligently to minimize the growth in noninterest expense.  For 2015, total noninterest expense increased $326, or 1.1%.  Contributing most to the increase in net overhead expense for 2015 were professional fees, foreclosure costs and data processing expenses.  Increases in total noninterest expense were partially offset by decreases in salaries and employee benefits.

The Company’s largest noninterest expense item, salaries and employee benefits, decreased $380, or 2.1%, during 2015 as compared to 2014.  The decrease was largely due to lower employee benefit costs associated with various nonqualified defined benefit plans.  During the fourth quarter of 2014, the Company incorporated recently issued data in establishing the liability associated with its nonqualified defined benefit plans.  The data was in relation to new mortality tables issued by the Society of Actuaries (“SOA”) in October of 2014.  The SOA-revised mortality tables reflected longer life expectancies, along with an expectation that the trend will continue. In following U.S. generally accepted accounting principles, the Company used the revised mortality tables to update its own assumption data that impact its nonqualified defined benefit plans.  Furthermore, in relation to a decrease in long-term interest rates, management reduced the discount rate assumption for the nonqualified benefit plans.  The combination of these two adjustments being recorded in 2014 and not being repeated in 2015 contributed to a $730 decrease in nonqualified benefit employee benefit expense from the prior year.  Partially offsetting the decreases in employee plan benefit expense was a $259, or 2.0%, increase in salary and health insurance expense. This was primarily due to annual merit increases and higher insurance premiums.  During 2015, the Company experienced a lower full-time equivalent employee base, decreasing from 264 employees at year-end 2014 to 248 employees at year-end 2015.

Management’s Discussion and analysis of
financial Condition and results of operations

Noninterest expense during 2015 was also impacted by a decrease of $144, or 14.3%, in marketing costs. The decrease was a result of the significant donations made in 2014 as part of the Company’s “Community First” initiative that emphasizes giving back to the communities in which it does business.

Noninterest expense during 2015 reflected increases in various overhead areas, including furniture/equipment costs, which increased $44, or 5.8%, as compared to 2014.  This increase was impacted mostly by higher depreciation costs on furniture and equipment purchases related to the Company’s new Barboursville, WV branch location that commenced operations in the first quarter of 2015.

During 2015, the Company experienced a $224, or 19.5%, increase in various professional service fees, which included accounting, audit and legal costs.  A portion of this increase was impacted by the upcoming merger between the Company and Milton Bancorp, Inc.

Also contributing to higher noninterest expense during 2015 were FDIC assessments, which increased $100, or 20.7%, as compared to 2014. This increase was related to an increase in the average quarterly assessment rates during 2015 versus 2014.

Data processing expenses during 2015 increased $132, or 11.7%, as compared to 2014, in relation to the continued growth in transaction volume with the Company’s debit and credit cards. Higher data processing charges were also impacted by the Company’s Big Rewards customer incentive platform.

The Company also recognized a $109, or 10.8%, increase in software expense during 2015. The Company continues to utilize the software resources available in the banking industry to maximize computer network efficiencies, and enhance customer convenience.  Management continues to monitor the growing trend of cyber security risks.  The Company utilizes software technology to detect and minimize these security risks that could have a material adverse effect on the Company’s results of operations and financial condition.

Further contributing to higher noninterest expense during 2015 were foreclosed asset costs, which increased $162, or 87.6%, as compared to 2014. This increase was related to various expenses incurred in 2015 in association with the liquidations of various commercial real estate properties in process of foreclosure. Foreclosure expenses include the costs in maintaining the properties, which consist of taxes, management fees and general maintenance.

In 2015, the Company’s other noninterest expenses increased $65, or 1.6%, as compared to 2014.  The increase was largely from customer incentive expenses, increasing $125, or 16.1%, over 2014.  This increasing trend of higher customer incentives has been part of management’s emphasis on further building and maintaining core deposit relationships while increasing interchange revenue.

For 2014, total noninterest expense decreased $82, or 0.3%.  Contributing most to the decrease in net overhead expense for 2014 were lower foreclosure costs, furniture and equipment expenses, and state tax expense.  Decreases in total noninterest expense were partially offset by increases in salaries and employee benefits, marketing expenses and professional service costs.

The Company’s largest noninterest expense item, salaries and employee benefits, increased $308, or 1.8%, during 2014 as compared to 2013.  The increase was largely due to higher employee benefit costs associated with various nonqualified defined benefit plans and health insurance, partially offset by decreases in salaries expense.  As previously mentioned, the Company recorded expense adjustments to the liability associated with its nonqualified defined benefit plans during the fourth quarter of 2014.  Further impacting employee benefit expense during 2014 were higher health insurance costs, which increased $90, as compared to 2013.  Partially offsetting the increases in employee benefit expense was a $172, or 1.5%, decrease in salary expense. During 2014, the Company experienced a lower full-time equivalent employee base, decreasing from 273 employees at year-end 2013 to 264 employees at year-end 2014.  Furthermore, the Company ceased operations with its South Point, Ohio branch location in May 2014, which contributed to lower salary costs for 2014.

Management’s Discussion and analysis of
financial Condition and results of operations

The closing of the South Point branch also contributed to a decrease in overhead expense during 2014, impacting the Company’s furniture/equipment costs, which decreased $145, or 16.1%, as compared to 2013, resulting from lower equipment maintenance costs and a decrease in depreciation expense.

Also contributing to lower noninterest expense during 2014 were foreclosed asset costs, which decreased $297, or 61.6%, as compared to 2013. This decrease was related to various expenses incurred from 2013 in association with the liquidations of various commercial real estate properties in process of foreclosure.

In 2014, the Company’s other noninterest expenses decreased $475, or 10.4%, as compared to 2013, largely impacted by a reduction in state taxes disbursed during 2014. Effective January 1, 2014, the State of Ohio’s corporate franchise tax was replaced with the financial institutions tax. The new tax is based on equity capital and a single gross receipts apportionment factor, while the corporate franchise tax was based on net worth and three apportionment factors. As a result of the new Ohio tax methodology for financial institutions, the Company’s state tax expense decreased $410, or 48.0%, from 2013.

Partially offsetting decreases in some noninterest expense categories were increases in professional fees, marketing costs and software expense during 2014.  The Company experienced a $120, or 11.6%, increase in various professional services related to accounting and consulting during 2014.  A portion of this increase was associated with the start-up of OVBC Captive, Inc., the Company’s new limited purpose property and casualty insurance company, which was capitalized in July 2014.  Marketing expense during 2014 was up $213, or 26.9%, primarily from donations, which increased $240, or 116.7%, during 2014, as part of the Company’s “Community First” initiative.  Higher software expenses were also recognized in 2014, increasing $114, or 12.7%, as the Company continued to take advantage of the resources being offered to financial institutions to help improve network efficiencies and enhance customer convenience.

The Company’s efficiency ratio is defined as noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income. Management continues to place emphasis on managing its balance sheet mix and interest rate sensitivity to help expand the net interest margin as well as developing more innovative ways to generate noninterest revenue.  During 2015, the Company experienced net interest margin compression as a result of lower earning asset yields completely offsetting higher average earning asset growth and lower funding costs. Noninterest revenues also decreased by 12.2%, while overhead expenses were up 1.1% from the prior year. As a result, net revenue levels during 2015 were outpaced by higher overhead expense, causing the year-to-date efficiency ratio to increase (regress) to 69.3% at December 31, 2015, as compared to 66.7% at December 31, 2014.  During 2014, the Company benefited from a 3.4% net interest income improvement due to higher average earning assets and lower funding costs.  Noninterest revenues also grew by 15.0%, while overhead expenses were reduced by $82 from the prior year. As a result, net revenue levels during 2014 outpaced overhead expense, causing the year-to-date efficiency ratio to decrease (improve) to 66.7% at December 31, 2014, as compared to 71.0% at December 31, 2013.

Management’s Discussion and analysis of
financial Condition and results of operations

FINANCIAL CONDITION:

CASH AND CASH EQUIVALENTS

The Company’s cash and cash equivalents consist of cash, as well as interest- and non-interest bearing balances due from banks.  The amounts of cash and cash equivalents fluctuate on a daily basis due to customer activity and liquidity needs.  At December 31, 2015, cash and cash equivalents had increased $14,553, or 47.0%, to $45,530 as compared to $30,977 at December 31, 2014.  The increase in cash and cash equivalents was largely affected by a $14,393, or 66.4%, increase within the Company’s interest-bearing deposits from year-end 2014, mostly from its Federal Reserve Bank clearing account. The Company continues to utilize its interest-bearing Federal Reserve Bank clearing account to manage seasonal tax refund deposits, as well as to fund earning asset growth and maturities of retail CD’s. Since year-end 2014, the Company has experienced a 2.2% increase in its deposit liabilities generated by larger checking, statement savings and municipal public fund deposits, contributing to higher excess funds at year-end 2015. The interest rate paid on both the required and excess reserve balances is based on the targeted federal funds rate established by the Federal Open Market Committee, which currently is 0.50%. This interest rate is similar to what the Company would have received from its investments in federal funds sold, currently in a range of less than 0.50%. Furthermore, Federal Reserve Bank balances are 100% secured.

As liquidity levels vary continuously based on consumer activities, amounts of cash and cash equivalents can vary widely at any given point in time. The Company’s focus will be to invest excess funds into longer-term, higher-yielding assets, primarily loans, when the opportunities arise. Further information regarding the Company’s liquidity can be found under the caption “Liquidity” in this Management’s Discussion and Analysis.
[Missing Graphic Reference]

CERTIFICATES OF DEPOSIT

At December 31, 2015, the Company had $1,715 in certificates of deposit owned by the Captive.  This represented an increase of $735 from year-end 2014.  During the third quarter of 2015, the Captive invested in four new certificates totaling $980 with maturity terms ranging from 1.5 to 3 years.  The Captive also experienced one certificate maturity of $245 during the same period.

SECURITIES

Management's goal in structuring the portfolio is to maintain a prudent level of liquidity while providing an acceptable rate of return without sacrificing asset quality.  During 2015, the balance of total securities increased $3,498, or 3.2%, compared to year-end 2014. The increase came mostly from Agency mortgage-backed securities, which increased $6,363, or 8.3%, from year-end 2014. The Company’s investment securities portfolio is made up mostly of Agency mortgage-backed securities, representing 74.1% of total investments at December 31, 2015. During the year ended 2015, the Company invested $33,251 in new Agency mortgage-backed securities, while receiving principal repayments of $15,088. The monthly repayment of principal has been the primary advantage of Agency mortgage-backed securities as compared to other types of investment securities, which deliver proceeds upon maturity or call date.

Management’s Discussion and analysis of
financial Condition and results of operations

SECURITIES
Table III
	MATURING
As of December 31, 2015	Within One Year		After One but Within Five Years		After Five but Within Ten Years			After Ten Years
(dollars in thousands)	Amount	Yield	Amount	Yield	Amount		Yield	Amount		Yield
U.S. Government sponsored entity securities	$1,001	0.70%	$7,964	0.78%	$	----	----	$	----	----
Obligations of states and political subdivisions	386	5.59%	7,242	5.56%		11,057	5.32%		2,100	5.96%
Agency mortgage-backed securities, residential	----	----	44,638	2.98%		38,053	2.29%		----	----
Total securities	$1,387	2.06%	$59,844	3.00%		$49,110	2.97%		$2,100	5.96%

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

Management has not had to sell a debt security in order to maintain sufficient liquidity, as maturing securities have historically accomplished this.  However, as overall average earning asset yields continued to decline from 2014, management took the opportunity to sell some of its lower-yielding, Agency mortgage-backed securities.  During the second and third quarters of 2015, the Company sold $10,387 in Agency mortgage-backed securities that were collectively yielding 1.38% at a gain of $163.  The Company used the proceeds from the sale to help fund new Agency mortgage-backed security purchases totaling $25,150 at an interest yield of 2.0%, which had a positive impact on the net interest margin.

 Since 2008, the reinvestment rates on debt securities have shown limited returns due to the sustained low rate environment.  However, market rates in recent years have generally improved having a positive impact to security asset yields.  As a result, the weighted average FTE yield on debt securities at year-end 2015 was 2.43%, as compared to 2.38% at year-end 2014 and 1.92% at year-end 2013.  The improving returns since 2013 were primarily due to the slower pace with which bond premium expenses have been amortizing on Agency mortgage-backed securities, causing interest rate yields on these securities to increase.  Yet, as a result of minimal returns on debt securities, the Company’s focus will be to generate interest revenue primarily through loan growth, as loans generate the highest yields of total earning assets.  Table III provides a summary of the portfolio by category and remaining contractual maturity.

LOANS

In 2015, the Company's primary category of earning assets and most significant source of interest income, total loans, decreased $9,016, or 1.5%, to finish at $585,752.  Lower loan balances were mostly impacted by the commercial loan portfolio, which includes both commercial real estate and commercial and industrial loans.  The decline came primarily from the commercial real estate segment.  Management continues to place emphasis on its commercial lending, which generally yields a higher return on investment as compared to other types of loans.

Management’s Discussion and analysis of
financial Condition and results of operations

Commercial real estate, the Company’s largest segment of commercial loans, decreased $8,300, or 4.7%, from year-end 2014.  Commercial real estate consists of owner-occupied, nonowner-occupied and construction loans.  Commercial real estate also includes loan participations with other banks outside the Company’s primary market area.  Although the Company is not actively seeking to participate in loans originated outside its primary market area, it has taken advantage of the relationships it has with certain lenders in those areas where the Company believes it can profitably participate with an acceptable level of risk.  Participation loans represent a small percentage of the total commercial real estate loan segment and carry the same underwriting guidelines as other commercial real estate offerings.  Commercial real estate loans were down largely from its owner-occupied loan portfolio during 2015, which decreased $5,390, or 6.8%, from year-end 2014.  This change was in large part due to the loan payoffs of several larger owner-occupied loans during 2015. Owner-occupied loans consist of nonfarm, nonresidential properties.  A commercial owner-occupied loan is a borrower purchased building or space for which the repayment of principal is dependent upon cash flows from the ongoing operations conducted by the party, or an affiliate of the party, who owns the property.  Owner-occupied loans of the Company include loans secured by hospitals, churches, and hardware and convenience stores.  The Company’s construction loans also decreased $3,683, or 13.4%, from year-end 2014 due to several large paydowns and transfers from construction phase.  Commercial construction loans are extended to individuals as well as corporations for the construction of an individual property or multiple properties and are secured by raw land and the subsequent improvements.  The Company’s nonowner-occupied loans remained relatively flat from year-end 2014, increasing $773, or 1.1%.  Nonowner-occupied loans are property loans for which the repayment of principal is dependent upon rental income associated with the property or the subsequent sale of the property, such as apartment buildings, condominiums, hotels and motels.  These loans are primarily impacted by local economic conditions, which dictate occupancy rates and the amount of rent charged.

At December 31, 2015, the Company’s commercial and industrial loan portfolio was down from year-end 2015 by $2,062, or 2.5%.  The decrease came from various large loan payoffs and paydowns primarily within the Company’s West Virginia market.  Commercial and industrial loans consist of loans to corporate borrowers primarily in small to mid-sized industrial and commercial companies that include service, retail and wholesale merchants.  Collateral securing these loans includes equipment, inventory, and stock.

Management’s Discussion and analysis of
financial Condition and results of operations

Total loans received positive contributions from the Company’s consumer loan portfolio, which increased $1,099, or 1.0%, from year-end 2014.  The Company’s consumer loans are primarily secured by automobiles, mobile homes, recreational vehicles and other personal property. Personal loans and unsecured credit card receivables are also included as consumer loans.  The consumer loan portfolio during 2015 benefited mostly from home equity line balances, which increased $2,550, or 13.9%, from year-end 2014.  The Company’s automobile lending portfolio also increased $1,717, or 4.0%, from year-end 2014.  The automobile lending component comprises the largest portion of the Company’s consumer loan portfolio, representing 40.3% of total consumer loans at December 31, 2015. In recent years, the Company’s interest rates offered on indirect automobile opportunities had struggled to compete with the more aggressive lending practices of local banks and alternative methods of financing, such as captive finance companies offering loans at below-market interest rates.  However, in 2015, the Company targeted more auto dealers within its market areas, which increased loan origination opportunities.  In addition, the Company’s interest rate offerings on auto loans have become more competitive with local banks, which has contributed to consumer loan growth. With auto loan volume increasing, the Company will continue to maintain a strict loan underwriting process on its consumer auto loan offerings to limit future loss exposure.

The Company will continue to place more emphasis on loan portfolios (i.e. commercial and, to a smaller extent, residential real estate) with higher returns than auto loans.  Indirect automobile loans bear additional costs from dealers that partially offset interest revenue and lower the rate of return.

Generating residential real estate loans remains a significant focus of the Company’s lending efforts. Residential real estate loan balances comprise the largest segment of the Company’s total loan portfolio and consist primarily of one- to four-family residential mortgages and carry many of the same customer and industry risks as the commercial loan portfolio. During 2015, total residential real estate loan balances increased $247, or 0.1%, from year-end 2014.  Within the real estate portfolio, long-term fixed-rate mortgages have been decreasing while short-term adjustable-rate mortgage balances have been increasing. The decrease in long-term, fixed-rate loans came mostly from the Company’s 15-, 20- and 30-year fixed-rate loans, which declined $10,979, or 11.0%, from year-end 2014. As part of management’s interest rate risk strategy, the Company continues to sell most of its long-term fixed-rate residential mortgages to the Federal Home Loan Mortgage Corporation, while maintaining the servicing rights for those mortgages. During 2015, the refinancing volume for long-term fixed-rate real estate loans trended upward, contributing to a 57.4% increase in real estate loans sold during the year ended 2015 compared to 2014. A customer that does not qualify for a long-term, secondary market loan may choose from one of the Company's other adjustable-rate mortgage products.  This resulted in higher balances of adjustable-rate mortgages, which were up $11,781, or 11.6%, from year-end 2014.  The increase came primarily from the Company’s three-, five- and 15-year adjustable-rate mortgages.

The remaining real estate loan portfolio balances decreased $555, or 2.5%, from year-end 2014.  This increase came primarily from the Company's other variable-rate loan products being offered to its customers as alternative financing options.

The Company will continue to follow its secondary market strategy until long-term interest rates increase back to a range that falls within an acceptable level of interest rate risk for the Company.  Furthermore, the Company will continue to monitor the pace of its loan volume and remain consistent in its approach to sound underwriting practices and a focus on asset quality.

Management’s Discussion and analysis of
financial Condition and results of operations

ALLOWANCE FOR LOAN LOSSES

Tables IV and V have been provided to enhance the understanding of the loan portfolio and the allowance for loan losses.  Management evaluates the adequacy of the allowance for loan losses quarterly based on several factors, including, but not limited to, general economic conditions, loan portfolio composition, prior loan loss experience, and management's estimate of probable incurred losses. Management continually monitors the loan portfolio to identify potential portfolio risks and to detect potential credit deterioration in the early stages, and then establishes reserves based upon its evaluation of these inherent risks. Actual losses on loans are reflected as reductions in the reserve and are referred to as charge-offs. The amount of the provision for loan losses charged to operating expenses is the amount necessary, in management's opinion, to maintain the allowance for loan losses at an adequate level that is reflective of probable and inherent loss. The allowance required is primarily a function of the relative quality of the loans in the loan portfolio, the mix of loans in the portfolio and the rate of growth of outstanding loans. Impaired loans, which include loans classified as troubled debt restructurings (“TDR’s”), are considered in the determination of the overall adequacy of the allowance for loan losses.  For additional detail on TDR loans, please refer to Note C to the consolidated financial statements

During 2015, the Company’s allowance for loan losses decreased $1,686, or 20.2%, to finish at $6,648 as compared to $8,334 at year-end 2014.  The change in reserves was largely due to the charge-off of a specific allocation, as well as reduced general allocations related to lower classified assets and economic risk factor decreases.  Management continues to focus on improving asset quality and lowering credit risk while working to maintain its relationships with its borrowers.

The allowance was impacted mostly by lower specific allocations from year-end 2014, which decreased $1,248, or 36.6%.  As part of the Company’s quarterly analysis of the allowance for loan losses, management reviewed the fair values of the underlying collateral and the present value of estimated future cash flows on various impaired loans to determine if any impairments existed.  During the second quarter of 2015, a $1,304 charge-off was taken on the specific allocation of a collateral dependent impaired commercial real estate loan.  This specific allocation had already been provided for during the fourth quarter of 2014 due to the asset impairment of related collateral values.  As a result, the charge-off of this specific allocation did not have a direct impact to the provision expense in 2015.  Further impacting lower specific reserves was the payoff of two loans with one commercial real estate loan relationship during the third quarter of 2015.  Prior to payoff, $621 had been allocated for based on the collateral values associated with the two impaired commercial loans.  In September 2015, the Company was successful in collecting the full amount of principal on both loans, which resulted in none of the specific allocation being used.  Partially offsetting the decreases in specific reserves were the asset impairments of two commercial and industrial loan relationships that required specific reserves of $990 during the second and third quarters of 2015.

    On a quarterly basis, management also reviewed various factors that directly impact allocations of the allowance, which include: historical loan losses, loan delinquency levels, local economic conditions and unemployment rates, criticized/classified asset coverage levels and loan loss recoveries. As a result of these factors, the general allocation component of the allowance for loan losses decreased $438, or 8.9%, from year-end 2014.  Although the Company experienced an increase in net loan charge-offs during the year ended December 31, 2015, the average historical loan loss factor was down from year-end 2014.  The average historical loan loss factor is based on a 5-year loan loss history for commercial loans and 3 years for real estate and consumer loans.  The Company also experienced a decrease (improvement) in its classified  assets from year-end 2014, which was  largely  due to the payoffs,  partial charge-offs and risk rating upgrades associated with various commercial real estate and commercial and industrial loans.  The positive effects from lower average historical charge-offs and classified assets were partially offset by an increase in criticized assets from year-end 2014.  The majority of the criticized asset growth came during the third quarter of 2015, with various commercial real estate and commercial and industrial loans being downgraded due to growing risks in their repayment ability.

Management’s Discussion and analysis of
financial Condition and results of operations

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
Table IV
(dollars in thousands)	Years Ended December 31

	2015	2014	2013	2012	2011
Commercial loans(1)	$4,548	$5,797	$4,193	$4,729	$4,129
Percentage of loans to total loans	42.89%	43.98%	43.21%	41.60%	42.22%

Residential real estate loans	1,087	1,426	1,169	1,329	1,860
Percentage of loans to total loans	38.22%	37.60%	38.73%	40.49%	39.86%

Consumer loans(2)	1,013	1,111	793	847	1,355
Percentage of loans to total loans	18.89%	18.42%	18.06%	17.91%	17.92%

Allowance for loan losses	$6,648	$8,334	$6,155	$6,905	$7,344
	100.00%	100.00%	100.00%	100.00%	100.00%
Ratio of net charge-offs to average loans	.47%	.10%	.22%	.35%	1.11%

     The above allocation is based on estimates and subjective judgments and is not necessarily indicative of the specific amounts or loan categories in which losses may ultimately occur.

(1) Includes commercial and industrial and commercial real estate loans.
(2) Includes automobile, home equity and other consumer loans.

SUMMARY OF NONPERFORMING AND PAST DUE LOANS
Table V
(dollars in thousands)	At December 31

	2015	2014	2013	2012	2011
Impaired loans	$17,228	$20,169	$14,696	$17,401	$11,572
Past due 90 days or more and still accruing	39	73	78	359	459
Nonaccrual	7,236	9,549	3,580	3,626	2,678
Accruing loans past due 90 days or more tototal loans	.01%	.01%	.02%	.06%	.08%
Nonaccrual loans as a % of total loans	1.23%	1.61%	.63%	.65%	.45%
Impaired loans as a % of total loans	2.94%	3.39%	2.60%	3.12%	1.93%
Allowance for loan losses as a % of totalloans	1.13%	1.40%	1.09%	1.24%	1.23%

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

Management’s Discussion and analysis of
financial Condition and results of operations

MATURITY AND REPRICING DATA OF LOANS
As of December 31, 2015
Table VI
(dollars in thousands)	MATURING / REPRICING
	Within One Year	After One but Within Five Years	After Five Years	Total
Residential real estate loans	$43,041	$83,559	$97,275	$223,875
Commercial loans(1)	131,209	90,766	29,273	251,248
Consumer loans(2)	40,106	52,079	18,444	110,629
Total loans	$214,356	$226,404	$144,992	$585,752

Loans maturing or repricing after one year with:
Variable interest rates	$171,229
Fixed interest rates	200,167
Total	$371,396

(1) Includes commercial and industrial and commercial real estate loans.
(2) Includes automobile, home equity and other consumer loans.

Impaired loans at December 31, 2015 decreased $2,941, or 14.6%, from year-end 2014, largely from $1,422 in partial charge-offs taken on one commercial real estate loan and a $3,127 payoff of one commercial real estate loan relationship.  The Company also experienced a decrease in its troubled assets, with nonperforming loans to total loans finishing at 1.24% at December 31, 2015, down from 1.62% at year-end 2014. Nonperforming loans consist of nonaccruing loans and accruing loans past due 90 days or more.  Nonperforming loans finished at $7,275 at year-end 2015, compared to $9,622 at year-end 2014, due to partial charge-offs taken on the commercial real estate loan previously mentioned that was classified as nonaccrual, and various payoffs of other commercial real estate and residential real estate loans classified as nonaccrual.  These factors also contributed to a decrease in the Company’s nonperforming assets-to-total-assets ratio, which totaled 1.21% at December 31, 2015, as compared to 1.43% at year-end 2014.  Nonperforming loans and nonperforming assets at December 31, 2015 continue to be in various stages of resolution for which management believes such loans are adequately collateralized or otherwise appropriately considered in its determination of the adequacy of the allowance for loan losses.

As a result of lower general and specific allocations of the allowance, the ratio of the allowance for loan losses to total loans decreased to 1.13% at December 31, 2015, compared to 1.40% at December 31, 2014.  Management believes that the allowance for loan losses is adequate at December 31, 2015 to absorb probable losses in the portfolio.  There can be no assurance, however, that adjustments to the allowance for loan losses will not be required in the future.  Changes in the circumstances of particular borrowers, as well as adverse developments in the economy are factors that could change and make adjustments to the allowance for loan losses necessary.  Asset quality will continue to remain a key focus, as management continues to stress not just loan growth, but quality in loan underwriting as well.  Future provisions to the allowance for loan losses will continue to be based on management’s quarterly in-depth evaluation that is discussed in further detail under the caption “Critical Accounting Policies - Allowance for Loan Losses” within this Management’s Discussion and Analysis.

Management’s Discussion and analysis of
financial Condition and results of operations

DEPOSITS

Deposits are used as part of the Company’s liquidity management strategy to meet obligations for depositor withdrawals, to fund the borrowing needs of loan customers, and to fund ongoing operations.  Deposits, both interest- and noninterest-bearing, continue to be the most significant source of funds used by the Company to support earning assets.  Deposits are attractive sources of funding because of their stability and generally low cost as compared with other funding sources.  The Company seeks to maintain a proper balance of core deposit relationships on hand while also utilizing various wholesale deposit sources, such as brokered and internet CD balances, as an alternative funding source to manage efficiently the net interest margin.  Deposits are influenced by changes in interest rates, economic conditions and competition from other banks.  The accompanying table VII shows the composition of total deposits as of December 31, 2015, 2014 and 2013.  Total deposits increased $13,916, or 2.2%, from the end of 2014 to finish at $660,746 at December 31, 2015.  The increase came mostly from the Company’s “core” deposit balances, which include noninterest-bearing deposits, as well as interest-bearing demand, savings, and money market deposits. The Bank focuses on core deposit relationships with consumers from local markets who can maintain multiple accounts and services at the Bank. The Company believes such core deposits are more stable and less sensitive to changing interest rates and other economic factors.  As a result, the Bank’s core customer relationship strategy has resulted in a higher portion of its deposits being held in noninterest-bearing demand accounts, and interest-bearing NOW, savings and money market accounts, at December 31, 2015 than at December 31, 2014.  The Company also benefited from a lesser portion of deposits being held in brokered and retail time deposits at December 31, 2015 than at December 31, 2014.

    Contributing most to the 2015 growth in deposits was the Company’s interest-free funding source, noninterest-bearing demand deposits, which were up $14,705, or 9.1%, from year-end 2014.  Demand deposit growth came primarily from the Company’s business checking accounts and other noninterest-bearing products, particularly those offering incentive rewards to customers.

DEPOSITS
Table VII
	As of December 31
(dollars in thousands)	2015	2014	2013
Interest-bearing deposits:
NOW accounts	$124,524	$112,571	$106,342
Money market	132,901	137,076	142,691
Savings accounts	68,075	61,712	57,546
IRA accounts	40,930	42,406	45,490
Certificates of deposit	117,817	131,271	126,985
	484,247	485,036	479,054
Noninterest-bearing deposits:
Demand deposits	176,499	161,794	149,823
Total deposits	$660,746	$646,830	$628,877

Management’s Discussion and analysis of
financial Condition and results of operations

The Company’s interest-bearing NOW account balances also increased $11,953, or 10.6%, during 2015.  Changes in NOW account balances are generally driven by public fund account balances.  While the Company feels confident in the relationships it has with its public fund customers, these balances will continue to experience larger fluctuations than other deposit account relationships due to the nature of the account activity. Larger public fund account balance fluctuations are, at times, seasonal and can be predicted while most other large fluctuations are outside of management’s control. The Company values these public fund relationships it has secured and will continue to market and service these accounts to maintain its long-term relationships.

Further increases in the Company’s deposit balances came from savings account balances, which increased $6,363, or 10.3%, from year-end 2014, coming primarily from the statement savings product.

The Company’s time deposits decreased $14,930, or 8.6%, from year-end 2014.  The increased emphasis on core relationship deposits has caused time deposits to represent a smaller percentage of total deposits, finishing at 24.0% of total deposits at December 31, 2015 compared to 26.9% of total deposits at December 31, 2014. Historically, time deposits, particularly CD’s, had been the most significant source of funding for the Company’s earning assets.  As market rates remain at low levels, the Company has seen the cost of its retail CD balances continue to reprice downward to reflect current deposit rates.  As CD market rates continue to adjust downward, the spread between a short-term CD rate and a statement savings rate has become small enough that many customers choose to invest balances into a more liquid product, perhaps hoping for rising rates in the near future.  As a result, the Company has experienced a decrease within its retail CD balances, which were down $12,026, or 8.6%, from year-end 2014.  The Company’s preference of core deposit funding sources has created a lesser reliance on wholesale funding deposits (i.e., brokered and internet CD issuances) in recent years.  As a result, wholesale CD balances decreased $14,930, or 8.6%, during 2015.  The Company will continue to evaluate its use of brokered CD’s to manage interest rate risk associated with longer-term, fixed-rate asset loan demand.

 Partially offsetting the deposit increases above were decreases in the Company’s money market accounts, which were down $4,175, or 3.1%, from year-end 2014. The decrease came largely from the Company’s Market Watch product. The Market Watch product is a limited transaction investment account with tiered market rates that serve as an alternative to CD’s for some customers. With an added emphasis on further building and maintaining core deposit relationships, the Company had marketed several attractive incentive offerings in the past to draw customers to this particular product.  During 2015, the Market Watch interest rates continued to adjust down to current market rates, which resulted in the product’s decrease in deposit balances.

Management’s Discussion and analysis of
financial Condition and results of operations

The Company will continue to experience increased competition for deposits in its market areas, which should challenge net growth.  The Company will continue to emphasize growth and retention within its core deposit relationships during 2015, reflecting the Company’s efforts to reduce its reliance on higher cost funding and improving net interest income.

OTHER BORROWED FUNDS

The Company also accesses other funding sources, including short-term and long-term borrowings, to fund potential asset growth and satisfy short-term liquidity needs. Other borrowed funds consist primarily of FHLB advances and promissory notes. During 2015, other borrowed funds were down $1,026, or 4.1%, from year-end 2014, due to monthly principal repayments.  While deposits continue to be the primary source of funding for growth in earning assets, management will continue to utilize FHLB advances and promissory notes to help manage interest rate sensitivity and liquidity.

SUBORDINATED DEBENTURES

The Company received proceeds from the issuance of two trust preferred securities from September 7, 2000 totaling $5,000 at a fixed rate of 10.6% and March 22, 2007 totaling $8,500 at a fixed rate of 6.58%.  The $8,500 trust preferred security is now at an adjustable rate equal to the 3-month LIBOR plus 1.68%.  The Company does not report the securities issued by the trust as liabilities, but instead, reports as liabilities the subordinated debentures issued by the Company and held by the trust.  Given the current capital levels and interest cost savings, the Company redeemed the full amount of the $5,000 subordinated debenture on March 7, 2013, at a redemption price of 104.24%, which resulted in a premium of $212. The redemption was funded by a capital distribution from the Bank.  The redemption supports the Company’s continued emphasis on lowering funding costs to strengthen the net interest margin as average earning assets continue to decline.

OFF-BALANCE SHEET ARRANGEMENTS

As discussed in Notes G and J, the Company engages in certain off-balance sheet credit-related activities, including commitments to extend credit and standby letters of credit, which could require the Company to make cash payments in the event that specified future events occur. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Standby letters of credit are conditional commitments to guarantee the performance of a customer to a third party. While these commitments are necessary to meet the financing needs of the Company’s customers, many of these commitments are expected to expire without being drawn upon. Therefore, the total amount of commitments does not necessarily represent future cash requirements.  Management does not anticipate that the Company’s current off-balance sheet activities will have a material impact on the results of operations and financial condition.

Management’s Discussion and analysis of
financial Condition and results of operations
CAPITAL RESOURCES

The Company maintains a capital level that exceeds regulatory requirements as a margin of safety for its depositors. As detailed in Note N to the financial statements at December 31, 2015, the Bank’s capital exceeded the requirements to be deemed “well capitalized” under applicable prompt corrective action regulations.  Total shareholders' equity at December 31, 2015 of $90,470 was up $4,254, or 4.9%, as compared to the balance of $86,216 at December 31, 2014. Contributing most to this increase was year-to-date net income of $8,574, partially offset by cash dividends paid of $3,665, or $0.89 per share.

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

The following table presents the Company’s estimated net interest income sensitivity:

INTEREST RATE SENSITIVITY
Table VIII

Change in	December 31, 2015	December 31, 2014
Interest Rates	% Change in	% Change in
Basis Points	Net Interest Income	Net Interest Income

+300	(.03%)	(2.08%)
+200	.18%	(1.16%)
+100	.19%	(.49%)
-100	(2.48%)	(2.81%)

The estimated percentage change in net interest income due to a change in interest rates was within the policy guidelines established by the Board.  With the historical low interest rate environment, management generally has been focused on limiting the duration of assets, while trying to extend the duration of our funding sources to the extent customer preferences will permit the Company to do so.  At December 31, 2015, the interest rate risk profile reflects limited exposure to an increase in interest rates.  This is a change from the prior year’s liability sensitive position at December 31, 2014.  Contributing to the change in interest rate risk profile was the increase in liquidity due to growth in noninterest-bearing deposit balances.  The additional liquidity is maintained in an interest-bearing account at the Federal Reserve, and the interest rate is highly correlated to any rate change implemented by the Federal Reserve as part of its monetary policy.  In a declining rate environment, net interest income is impacted by the interest rate on many deposit accounts not being able to adjust downward.  With interest rates so low, deposit accounts are perceived to be at or near an interest rate floor.  As a result, net interest income decreases in a declining interest rate environment.

Management’s Discussion and analysis of
financial Condition and results of operations

Liquidity relates to the Company's ability to meet the cash demands and credit needs of its customers and is provided by the ability to readily convert assets to cash and raise funds in the market place. Total cash and cash equivalents, held to maturity securities maturing within one year and available for sale securities, totaling $137,558, represented 17.3% of total assets at December 31, 2015. In addition, the FHLB offers advances to the Bank, which further enhances the Bank's ability to meet liquidity demands. At December 31, 2015, the Bank could borrow an additional $121,952 from the FHLB, of which $75,000 could be used for short-term, cash management advances. Furthermore, the Bank has established a borrowing line with the Federal Reserve. At December 31, 2015, this line had total availability of $41,470. Lastly, the Bank also has the ability to purchase federal funds from a correspondent bank. For further cash flow information, see the condensed consolidated statement of cash flows.  Management does not rely on any single source of liquidity and monitors the level of liquidity based on many factors affecting the Company’s financial condition.

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

Management’s Discussion and analysis of
financial Condition and results of operations

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

CONTRACTUAL OBLIGATIONS

     The following table presents, as of December 31, 2015, significant fixed and determinable contractual obligations to third parties by payment date. Further discussion of the nature of each obligation is included in the referenced note to the consolidated financial statements.

Table IX	Payments Due In

(dollars in thousands)	Note Reference	One Year or Less	One to Three Years		Three to Five Years		Over Five Years		Total
Deposits without a stated maturity	E	$501,999	$	----	$	----	$	----	$501,999
Consumer and brokered time deposits	E	82,413		60,950		14,874		510	158,747
Other borrowed funds	G	4,309		7,518		2,836		9,283	23,946
Subordinated debentures	H	----		----		----		8,500	8,500
Lease obligations	D	445		416		42		----	903

Management’s Discussion and analysis of
financial Condition and results of operations

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

Commercial real estate consists of nonfarm, nonresidential loans secured by owner-occupied and nonowner-occupied commercial real estate as well as commercial construction loans.  An owner-occupied loan relates to a borrower purchased building or space for which the repayment of principal is dependent upon cash flows from the ongoing business operations conducted by the party, or an affiliate of the party, who owns the property.  Owner-occupied loans that are dependent on cash flows from operations can be adversely affected by current market conditions for their product or service.  A nonowner-occupied loan is a property loan for which the repayment of principal is dependent upon rental income associated with the property or the subsequent sale of the property.  Nonowner-occupied loans that are dependent upon rental income are primarily impacted by local economic conditions which dictate occupancy rates and the amount of rent charged.  Commercial construction loans consist of borrowings to purchase and develop raw land into one-to-four family residential properties.  Construction loans are extended to individuals as well as corporations for the construction of an individual or multiple properties and are secured by raw land and the subsequent improvements.  Repayment of the loans to real estate developers is dependent upon the sale of properties to third parties in a timely fashion upon completion.  Should there be delays in construction or a downturn in the market for those properties, there may be significant erosion in value which may be absorbed by the Company.

KEY RATIOS
Table X	2015	2014	2013	2012	2011

Return on average assets	1.03%	1.01%	1.04%	.86%	.68%
Return on average equity	9.66%	9.62%	10.40%	9.53%	8.35%
Dividend payout ratio	42.74%	42.62%	36.56%	62.29%	57.59%
Average equity to average assets	10.71%	10.49%	10.01%	9.00%	8.14%

Management’s Discussion and analysis of
financial Condition and results of operations

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

Ohio Valley Banc Corp. Email: investorrelations@ovbc.com Web: www.ovbc.com Phone: 1-800-468-6682 Headquarters: 420 Third Avenue, Gallipolis, Ohio Traded on The NASDAQ Global Market Symbol OVBC