Form 10-K, Exhibit 13
period 2017-12-31
OHIO VALLEY BANC CORP
filed 2018-03-16
CIK 894671

Ohio Valley Banc Corp
Annual Report 2017

A Message from Management
Dear Neighbors and Friends,
Congratulations! Ohio Valley Bank, a subsidiary of YOUR company, celebrated its 145th year in business in 2017.  Ohio Valley Bank also reached a significant milestone by closing out the year with over $1 billion in assets. These accomplishments would not have been possible without the unwavering support of our community and the generosity of shareholders like you.

During 2017, our supporters also mourned losses, though not of the financial kind. We were saddened by the passing of our eighth president, Jim Dailey, and longtime banker and director, Leon Saunders. Know that the lessons of service these great men taught us are well woven into the fabric of today's Ohio Valley Banc Corp.

As we look to 2018, we are inspired by an acute sense of community. Our hope is that our actions surpass our words. Community First is truly at the heart of our purpose. Whether its handing out a check for a new construction project, posting a congratulating ad in a school event program, or getting our hands dirty helping with a fundraiser to support youth programs, we are committed to not only help our communities exist, but to thrive.

Within these pages you will find the annual reporting of a company run by your friends and neighbors, real people of and for the communities in which they live and work. As a result of their diligence, your company earned $7.5 million in net income for the year, an increase of 8.5 percent over the prior year.

If you have any questions regarding this Annual Report, we invite you to reach out to us. Our door is always open.

We do hope to see you at this year's Annual Shareholders Meeting. Make special note of the date. This year's meeting will be a week later than usual. It is scheduled for Wednesday, May 16, 2018. As is tradition, the meeting will be held at the Morris & Dorothy Haskins Ariel Theatre and will start promptly at 5 p.m. with social hour before. Please join us.

Sincerely,

Jeffrey E. Smith
Chairman of the Board
Ohio Valley Banc Corp.

Thomas E. Wiseman
President and CEO
Ohio Valley Banc Corp.

It's about a COMPANY that invests
in the future of its COMMUNITY
because it's the right thing to do.

Tom Wiseman talks with Jerry Davis about one group's dream to transform the abandoned train depot into the Gallipolis Railroad Freight Station Museum. The museum opened in 2017 with monetary and volunteer help from OVB and other generous contributors.

Right Top Row L-R: OVB's annual Veterans Appreciation Luncheon, OVB's Dan Short recognizes Eastern High School Students of the Month, OVB's Kimberly Broyles and Emily Conway volunteer with many others at Rockets Over Rio.

Middle Row: OVB's Brian Hall takes a break on his trip to help hurricane victims in Houston, Maranda Prevatt and Niki Kazee give Marco a hug at the OVB Barboursville Customer Appreciation Day, Loan Officer Ryan Young throws the first pitch at a Gallia Academy varsity baseball game.

Bottom Row: OVB volunteers at Special Olympics, Bankers put in some sweat equity at Field of Hope, Mason County 4-Hers learn the basics of banking from OVB's Hope Roush at 4-H Camp.

[PICTURE PAGE]

[PICTURE PAGE]

2017 in Review by the numbers

$399,467	Dollars given to local charities, schools, and organizations through donations and sponsorships.

$804,069.50	Cash back earned by OVB Rewards Checking accountholders.

5,023	Loan Central customers received their tax refund early through our loan program.

$4,971,154.91	Deposited using a cell phone or tablets.

3,496	Hours (or 437 work days) Ohio Valley Bank and Loan Central employees actively volunteered in their communities during bank hours.

$109,045,393.43	Loaned to individuals in our community to help them finance their ambitions and dreams.

1,034,780	Transactions conducted at Ohio Valley Bank offices.

over 600	Students learned how to handle their money responsibly courtesy of fun financial literacy programs provided for free from OVB.

OVBC DIRECTORS		OVBC OFFICERS

Jeffrey E. Smith		Jeffrey E. Smith
Chairman, Ohio Valley Banc Corp. and Ohio Valley Bank		Chairman of the Board

Thomas E. Wiseman		Thomas E. Wiseman
President & CEO, Ohio Valley Banc Corp. and Ohio Valley Bank		President and Chief Executive Officer

David W. Thomas, Lead Director		Larry E. Miller, II
Former Chief Examiner, Ohio Division of Financial Institutions bank supervision and regulation		Chief Operating Officer and Secretary
Katrinka V. Hart-Harris
Anna P. Barnitz		Senior Vice President
Treasurer & CFO, Bob's Market & Greenhouses, Inc. wholesale horticultural products and retail landscaping stores		Scott W. Shockey
Senior Vice President & Chief Financial Officer
Brent A. Saunders
Chairman of the Board, Holzer Health System Attorney, Halliday, Sheets & Saunders healthcare		Mario P. Liberatore, Vice President Cherie A. Elliott, Vice President
Jennifer L. Osborne, Vice President
Harold A. Howe		Tom R. Shepherd, Vice President
Self-employed, Real Estate Investment and Rental Property		Bryan F. Stepp, Vice President
Frank W. Davison, Vice President
Brent R. Eastman		Bryan W. Martin, Vice President
President and Co-owner, Ohio Valley Supermarkets		Ryan J. Jones, Vice President
Partner, Eastman Enterprises		Paula W. Clay, Assistant Secretary
Cindy H. Johnston, Assistant Secretary
John G. Jones
Retired President, MBD, Ohio Valley Bank
LOAN CENTRAL OFFICERS
Kimberly A. Canady
Owner, Canady Farms, LLC		Larry E. Miller, II, Chairman of the Board
agricultural products and agronomy services
Cherie A. Elliott, President
Edward J. Robbins		Timothy R. Brumfield, Vice President & Secretary, Manager,
President & CEO, Ohio Valley Veneer, Inc.		Gallipolis Office
wood harvesting, processing and manufacturing of dry lumber & flooring in Ohio,		John J. Holtzapfel, Compliance Officer & Manager, Wheelersburg
Kentucky, and Tennessee		Office
T. Joe Wilson, Manager, Waverly Office
Joseph I. Jones, Manager, South Point Office
Gregory G. Kauffman, Manager, Chillicothe Office
Steven B. Leach, Manager, Jackson Office
OHIO VALLEY BANK DIRECTORS

Jeffrey E. Smith	Brent A. Saunders	WEST VIRGINIA ADVISORY BOARD
Thomas E Wiseman	Brent R. Eastman
David W. Thomas	John G. Jones	Mario P. Liberatore	Stephen L. Johnson
Harold A. Howe	Kimberly A. Canady	Richard L. Handley	E. Allen Bell
Anna P. Barnitz	Edward J. Robbins	Trenton M. Stover	John A. Myers

DIRECTORS EMERITUS

		W. Lowell Call	Barney A. Molnar
		Steven B. Chapman	Wendell B. Thomas
		Robert E. Daniel	Lannes C. Williamson

OHIO VALLEY BANK OFFICERS

EXECUTIVE OFFICERS		ASSISTANT VICE PRESIDENTS
Jeffrey E. Smith	Chairman of the Board	Melissa P. Wooten	Shareholder Relations Manager & Trust
Thomas E. Wiseman	President and Chief Executive Officer		Officer
Larry E. Miller, II	Chief Operating Officer and Secretary	Kimberly R. Williams	Systems Officer
Katrinka V. Hart-Harris	Executive Vice President, Special Projects	Paula W. Clay	Assistant Secretary
Scott W. Shockey	Executive Vice President, Chief Financial	Cindy H. Johnston	Assistant Secretary
	Officer	Joe J. Wyant	Region Manager Jackson County
Mario P. Liberatore	President, OVB West Virginia	Brenda G. Henson	Manager Deposit Services
		Gabriel U. Stewart	Chief Information Security Officer
		Randall L. Hammond	Security Officer/Loss Prevention
SENIOR VICE PRESIDENTS		Barbara A. Patrick	BSA Officer/Loss Prevention
Jennifer L. Osborne	Retail Lending	Richard P. Speirs	Facilities Manager
Tom R. Shepherd	Chief Deposit Officer	Lori A. Edwards	Secondary Market Manager
Bryan F. Stepp	Chief Credit Officer	Raymond G. Polcyn	Manager of Loan Production Office
Frank W. Davison	Financial Bank Group	Stephanie L. Stover	Retail Lending Operations Manager
Bryan W. Martin	Chief Administrative Officer	Brandon O. Huff	Systems Administrator
Ryan J. Jones	Chief Risk Officer	Anita M. Good	Regional Branch Administrator
		Angela S. Kinnaird	Customer Support Manager
		Laura F. Conger	Risk Administration Officer
VICE PRESIDENTS		Lonnie L. Hunt	Lender/Business Development Officer
Richard D. Scott	Trust	Ruth R. Murphy	Lender/Business Development Officer
Patrick H. Tackett	Corporate Banking	Terri M. Camden	Human Resources Officer
Marilyn E. Kearns	Director of Human Resources	Shelly N. Boothe	Business Development Officer
Fred K. Mavis	Business Development Officer
Rick A. Swain	Western Division Branch Manager
Bryna S. Butler	Corporate Communications	ASSISTANT CASHIERS
Tamela D. LeMaster	Branch Administration/CRM	Lois J. Scherer	EFT Officer
Christopher L. Preston	Branch Administration	Linda K. Roe	Lead Cultural Engineer & Talent
	Business Development		Development Specialist
Gregory A. Phillips	Consumer Lending	Glen P. Arrowood, II	Manager of Indirect Lending
Diana L. Parks	Internal Audit Liaison	Michelle L. Hammond	Escrow Supervisor/Lead Mortgage Loan
John A. Anderson	Loan Operations		Documentation
Kyla R. Carpenter	Director of Marketing	Patricia G. Hapney	Retail Lending & Personal Banker
Allen W. Elliott	Director of Customer Support	Anthony W. Staley	Product Development Business Sales &
E. Kate Cox	Director of Cultural Enhancement		Support
Brian E. Hall	Corporate Banking	Jon C. Jones	Western Cabell Region Manager
Daniel T. Roush	Senior Compliance Officer	Daniel F. Short	Meigs Region Manager
Gary L. Crabtree	Lender/Business Development Officer	Pamela K. Smith	Eastern Cabell Region Manager
Adam D. Massie	Business Development/Lending	William F. Richards	Advertising Manager
Administration-MBC
Shawn R. Siders	Senior Credit Officer
Jay D. Miller	Business Development Officer
Jody M. DeWees	Trust
Christopher S. Petro	Comptroller

Ohio Valley Bank

Athens, Ohio
Loan Office - 2097 East State Street Suite C

Gallia County, Ohio
Main Office - 420 Third Avenue
Mini Bank - 437 Fourth Avenue
Inside Walmart - 2145 Eastern Avenue
Jackson Pike - 3035 State Route 160
Inside Holzer - 100 Jackson Pike
Loan Office - Walmart Plaza, 2145 Eastern Avenue
Rio Grande - 27 North College Avenue

Jackson County, Ohio
Upper Main - 740 East Main Street
Downtown - 400 East Main Street
Oak Hill - 116 Jackson Street
Wellston - 123 South Ohio Avenue

Mt. Sterling, Ohio
255 Yankeetown Street	Loan Central

New Holland, Ohio	Chillicothe, Ohio
25 North Main Street	1080 N. Bridge Street, Unit 43

Pomeroy, Ohio	Gallipolis, Ohio
Inside Sav-a-Lot - 700 West Main Street	2145 Eastern Avenue

Waverly, Ohio	Jackson, Ohio
507 West Emmitt Avenue	420 East Main Street

Barboursville, West Virginia	South Point, Ohio
6431 East State Route 60	348 County Road 410

Milton, West Virginia	Waverly, Ohio
280 East Main Street	505 West Emmitt Avenue

Point Pleasant, West Virginia	Wheelersburg, Ohio
328 Viand Street	326 Center Street

SELECTED FINANCIAL DATA

	Years Ended December 31
	2017	2016	2015	2014	2013
(dollars in thousands, except share and per share data)

SUMMARY OF OPERATIONS:

Total interest income	$45,708	$39,348	$36,334	$36,355	$35,958
Total interest expense	3,975	3,022	2,839	2,875	3,573
Net interest income	41,733	36,326	33,495	33,480	32,385
Provision for loan losses	2,564	2,826	1,090	2,787	477
Total other income	9,435	8,239	8,597	9,793	8,518
Total other expenses	36,609	32,899	29,619	29,293	29,375
Income before income taxes	11,995	8,840	11,383	11,193	11,051
Income taxes	4,486	1,920	2,809	3,120	2,939
Net income	7,509	6,920	8,574	8,073	8,112

PER SHARE DATA:

Earnings per share	$1.60	$1.59	$2.08	$1.97	$2.00
Cash dividends declared per share	$0.84	$0.82	$0.89	$0.84	$0.73
Book value per share	$23.26	$22.40	$21.97	$20.94	$19.62
Weighted average number of common shares outstanding	4,685,067	4,351,748	4,117,675	4,099,194	4,064,083

AVERAGE BALANCE SUMMARY:

Total loans	$753,204	$644,690	$589,953	$581,690	$555,314
Securities(1)	193,199	196,389	188,754	170,314	175,809
Deposits	845,227	749,054	694,218	673,410	664,061
Other borrowed funds(2)	47,663	39,553	32,878	31,225	26,572
Shareholders' equity	108,110	98,133	88,720	83,887	77,989
Total assets	1,014,115	899,209	828,444	799,448	779,113

PERIOD END BALANCES:

Total loans	$769,319	$734,901	$585,752	$594,768	$566,319
Securities(1)	189,941	151,985	155,900	137,274	133,173
Deposits	856,724	790,452	660,746	646,830	628,877
Shareholders' equity	109,361	104,528	90,470	86,216	80,419
Total assets	1,026,290	954,640	796,285	778,668	747,368

KEY RATIOS:

Return on average assets	0.74%	0.77%	1.03%	1.01%	1.04%
Return on average equity	6.95%	7.05%	9.66%	9.62%	10.40%
Dividend payout ratio	52.36%	51.79%	42.74%	42.62%	36.56%
Average equity to average assets	10.66%	10.91%	10.71%	10.49%	10.01%

(1) Securities include interest-bearing deposits with banks and restricted investments in bank stocks.
(2) Other borrowed funds include subordinated debentures.

CONSOLIDATED STATEMENTS OF CONDITION

	As of December 31
	2017	2016
(dollars in thousands, except share and per share data)

Assets

Cash and noninterest-bearing deposits with banks	$12,664	$12,512
Interest-bearing deposits with banks	61,909	27,654
Total cash and cash equivalents	74,573	40,166

Certificates of deposit in financial institutions	1,820	1,670
Securities available for sale	101,125	96,490
Securities held to maturity (estimated fair value: 2017 - $18,079; 2016 - $19,171)	17,581	18,665
Restricted investments in bank stocks	7,506	7,506

Total loans	769,319	734,901
Less: Allowance for loan losses	(7,499)	(7,699)
Net loans	761,820	727,202

Premises and equipment, net	13,281	12,783
Other real estate owned	1,574	2,129
Accrued interest receivable	2,503	2,315
Goodwill	7,371	7,801
Other intangible assets, net	514	670
Bank owned life insurance and annuity assets	28,675	29,349
Other assets	7,947	7,894
Total assets	$1,026,290	$954,640

Liabilities

Noninterest-bearing deposits	$253,655	$209,576
Interest-bearing deposits	603,069	580,876
Total deposits	856,724	790,452

Other borrowed funds	35,949	37,085
Subordinated debentures	8,500	8,500
Accrued liabilities	15,756	14,075
Total liabilities	916,929	850,112

Commitments and Contingent Liabilities (See Note L)	----	----

Shareholders' Equity

Common stock ($1.00 stated value per share, 10,000,000 shares authorized; 2017 - 5,362,005 shares issued; 2016 - 5,325,504 shares issued)	5,362	5,326
Additional paid-in capital	47,895	46,788
Retained earnings	72,694	69,117
Accumulated other comprehensive loss	(878)	(991)
Treasury stock, at cost (659,739 shares)	(15,712)	(15,712)
Total shareholders' equity	109,361	104,528
Total liabilities and shareholders' equity	$1,026,290	$954,640

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF INCOME

For the years ended December 31	2017	2016	2015
(dollars in thousands, except per share data)

Interest and dividend income:
Loans, including fees	$42,182	$36,266	$33,481
Securities:
Taxable	2,116	1,961	1,849
Tax exempt	411	445	526
Dividends	392	302	293
Other interest	607	374	185
	45,708	39,348	36,334
Interest expense:
Deposits	2,843	2,154	2,191
Other borrowed funds	884	664	478
Subordinated debentures	248	204	170
	3,975	3,022	2,839
Net interest income	41,733	36,326	33,495
Provision for loan losses	2,564	2,826	1,090
Net interest income after provision for loan losses	39,169	33,500	32,405

Noninterest income:
Service charges on deposit accounts	2,137	1,977	1,573
Trust fees	240	227	221
Income from bank owned life insurance and annuity assets	1,226	725	681
Mortgage banking income	265	227	242
Electronic refund check / deposit fees	1,692	2,048	2,371
Debit / credit card interchange income	3,376	2,594	2,399
Gain (loss) on other real estate owned	(189)	(467)	99
Gain on sale of securities	----	----	163
Other	688	908	848
	9,435	8,239	8,597
Noninterest expense:
Salaries and employee benefits	20,809	18,874	17,498
Occupancy	1,770	1,846	1,599
Furniture and equipment	1,049	922	801
Professional fees	1,792	1,362	1,375
Marketing expense	1,034	915	860
FDIC insurance	465	455	583
Data processing	2,081	1,455	1,259
Software	1,486	1,316	1,123
Foreclosed assets	499	357	347
Amortization of intangibles	156	68	----
Merger related expenses	39	930	----
Other	5,429	4,399	4,174
	36,609	32,899	29,619
Income before income taxes	11,995	8,840	11,383
Provision for income taxes	4,486	1,920	2,809
NET INCOME	$7,509	$6,920	$8,574

Earnings per share	$1.60	$1.59	$2.08

See accompanying notes to consolidated financial statements

Consolidated Statements of
Comprehensive Income

For the years ended December 31	2017	2016	2015
(dollars in thousands)

NET INCOME	$7,509	$6,920	$8,574

Other comprehensive income (loss):
Change in unrealized gain (loss) on available for sale securities	171	(1,963)	(830)
Reclassification adjustment for realized (gains)	----	----	(163)
	171	(1,963)	(993)
Related tax (expense) benefit	(58)	667	338
Total other comprehensive income (loss), net of tax	113	(1,296)	(655)

Total comprehensive income	$7,622	$5,624	$7,919

See accompanying notes to consolidated financial statements

Consolidated Statements of Changes in
Shareholders' Equity

For the years ended December 31, 2017, 2016, and 2015
(dollars in thousands, except share and per share data)
	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Treasury Stock	Total Shareholders' Equity
Balances at January 1, 2015	$4,777	$35,318	$60,873	$960	$(15,712)	$86,216

Net income	----	----	8,574	----	----	8,574
Other comprehensive income (loss), net	----	----	----	(655)	----	(655)
Cash dividends, $.89 per share	----	----	(3,665)	----	----	(3,665)
Balances at December 31, 2015	4,777	35,318	65,782	305	(15,712)	90,470

Net income	----	----	6,920	----	----	6,920
Other comprehensive income (loss), net	----	----	----	(1,296)	----	(1,296)
Common stock issued to ESOP, 24,572 shares	25	550	----	----	----	575
Acquisition – Milton Bancorp, Inc. 523,518 shares	524	10,920	----	----	----	11,444
Cash dividends, $.82 per share	----	----	(3,585)	----	----	(3,585)
Balances at December 31, 2016	5,326	46,788	69,117	(991)	(15,712)	104,528

Net income	----	----	7,509	----	----	7,509
Other comprehensive income (loss), net	----	----	----	113	----	113
Common stock issued to ESOP, 15,118 shares	15	413	----	----	----	428
Common stock issued through dividend reinvestment, 21,383 shares	21	694	----	----	----	715
Cash dividends, $.84 per share	----	----	(3,932)	----	----	(3,932)
Balances at December 31, 2017	$5,362	$47,895	$72,694	$(878)	$(15,712)	$109,361

See accompanying notes to consolidated financial statements

Consolidated Statements of Cash Flows
For the years ended December 31	2017	2016	2015
(dollars in thousands)

Cash flows from operating activities:
Net income	$7,509	$6,920	$8,574
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of premises and equipment	1,277	1,126	872
Net (accretion) of purchase accounting adjustments	(526)	(255)	----
Net amortization of securities	378	407	432
Net realized (gain) on sale of securities	----	----	(163)
Proceeds from sale of loans in secondary market	7,857	6,455	6,746
Loans disbursed for sale in secondary market	(7,592)	(6,228)	(6,504)
Amortization of mortgage servicing rights	71	79	93
Gain on sale of loans	(336)	(306)	(335)
Amortization of intangible assets	156	68	----
Deferred tax (benefit) expense	1,907	(725)	591
Provision for loan losses	2,564	2,826	1,090
Common stock issued to ESOP	428	575	----
Earnings on bank owned life insurance and annuity assets	(1,226)	(725)	(681)
(Gain) loss on sale of other real estate owned	134	(22)	(99)
Net write-down of other real estate owned	55	489	----
Change in accrued interest receivable	(188)	(496)	(13)
Change in accrued liabilities	1,681	1,461	473
Change in other assets	347	1,717	(678)
Net cash provided by operating activities	14,496	13,366	10,398

Cash flows from investing activities:
Net cash acquired from Milton Bancorp, Inc. acquisition	----	1,770	----
Proceeds from sales of securities available for sale	----	----	10,550
Proceeds from maturities of securities available for sale	20,389	18,591	15,085
Purchases of securities available for sale	(25,177)	(20,256)	(33,251)
Proceeds from maturities of securities held to maturity	1,419	3,089	3,482
Purchases of securities held to maturity	(389)	(1,528)	(626)
Proceeds from maturities of certificates of deposit in financial institutions	245	490	245
Purchases of certificates of deposit in financial institutions	(395)	(445)	(980)
Purchases of restricted investments in bank stocks	----	(566)	----
Net change in loans	(37,918)	(38,299)	5,049
Proceeds from sale of other real estate owned	1,466	403	458
Purchases of premises and equipment	(1,727)	(1,683)	(1,950)
Proceeds from bank owned life insurance and annuity assets	2,107	----	----
Purchases of bank owned life insurance and annuity assets	(2,200)	----	(3,000)
Net cash (used in) investing activities	(42,180)	(38,434)	(4,938)

Cash flows from financing activities:
Change in deposits	66,444	10,150	13,916
Proceeds from common stock through dividend reinvestment	715	----	----
Cash dividends	(3,932)	(3,585)	(3,665)
Proceeds from Federal Home Loan Bank borrowings	4,785	11,102	400
Repayment of Federal Home Loan Bank borrowings	(5,318)	(1,883)	(1,671)
Change in other long-term borrowings	(459)	3,899	----
Change in other short-term borrowings	(144)	21	113
Net cash provided by financing activities	62,091	19,704	9,093

Cash and cash equivalents:
Change in cash and cash equivalents	34,407	(5,364)	14,553
Cash and cash equivalents at beginning of year	40,166	45,530	30,977
Cash and cash equivalents at end of year	$74,573	$40,166	$45,530

Supplemental disclosure:
Cash paid for interest	$3,724	$2,930	$2,784
Cash paid for income taxes	2,236	1,725	2,450
Proceeds from bank owned life insurance and annuity assets not settled	1,993	----	----
Transfers from loans to other real estate owned	1,337	957	1,381
Other real estate owned sales financed by The Ohio Valley Bank Company	237	316	189
Issuance of common stock for Milton Bancorp, Inc. acquisition	----	11,444	----
Net assets acquired from Milton Bancorp, Inc. acquisition, excluding cash and cash equivalents	----	3,140	----

See accompanying notes to consolidated financial statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Amounts are in thousands, except share and per share data.

Note A - Summary of Significant Accounting Policies

Description of Business:  Ohio Valley Banc Corp. ("Ohio Valley") is a  financial  holding  company  registered under the  Bank Holding Company Act of 1956.  Ohio Valley has one banking subsidiary, The Ohio Valley Bank Company (the "Bank"), an Ohio state-chartered bank that is a member of the Federal Reserve Bank and is regulated primarily by the Ohio Division of Financial Institutions and the Federal Reserve Board.  Ohio Valley also has a subsidiary that engages in consumer lending to individuals with higher credit risk history, Loan Central, Inc.; a subsidiary insurance agency that facilitates the receipts of insurance commissions, Ohio Valley Financial Services Agency, LLC; and a limited purpose property and casualty insurance company, OVBC Captive, Inc.  The Bank has one wholly-owned subsidiary, Ohio Valley REO, LLC ("Ohio Valley REO"), an Ohio limited liability company, to which the Bank transfers certain real estate acquired by the Bank through foreclosure for sale by Ohio Valley REO. Ohio Valley and its subsidiaries are collectively referred to as the "Company."

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

Certificates of deposit in financial institutions:  Certificates of deposit in financial institutions are carried at cost and have maturity terms of 90 days or greater.  The longest maturity date is September 30, 2019.

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

At December 31, 2017, there were no changes to the accounting policies or methodologies within any of the Company's loan portfolio segments from the prior period.

Concentrations of Credit Risk:  The Company grants residential, consumer and commercial loans to customers located primarily in the southeastern Ohio and western West Virginia areas.

The following represents the composition of the Company's loan portfolio as of December 31:

	% of Total Loans
	2017	2016
Residential real estate loans	40.19%	38.92%
Commercial real estate loans	27.74%	29.12%
Consumer loans	18.15%	18.27%
Commercial and industrial loans	13.92%	13.69%
	100.00%	100.00%

Approximately 4.86% of total loans were unsecured at December 31, 2017, down from 5.61% at December 31, 2016.

The Bank, in the normal course of its operations, conducts business with correspondent financial institutions. Balances in correspondent accounts, investments in federal funds, certificates of deposit and other short-term securities are closely monitored to ensure that prudent levels of credit and liquidity risks are maintained.  At December 31, 2017, the Bank's primary correspondent balance was $60,872 on deposit at the Federal Reserve Bank, Cleveland, Ohio.

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

Foreclosed assets:  Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis.  Physical possession of residential real estate property collateralizing a consumer mortgage loan occurs when legal title is obtained upon completion of foreclosure or when the borrower conveys all interest in the property to satisfy the loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense.  Operating costs after acquisition are expensed. Foreclosed assets totaled $1,574 and $2,129 at December 31, 2017 and 2016.

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

Mortgage Servicing Rights:  A mortgage servicing right ("MSR") is a contractual agreement where the right to service a mortgage loan is sold by the original lender to another party. When the Company sells mortgage loans to the secondary market, it retains the servicing rights to these loans. The Company's MSR is recognized separately when acquired through sales of loans and is initially recorded at fair value with the income statement effect recorded in mortgage banking income. Subsequently, the MSR is then amortized in proportion to and over the period of estimated future servicing income of the underlying loan. The MSR is then evaluated for impairment periodically based upon the fair value of the rights as compared to the carrying amount, with any impairment being recognized through a valuation allowance. Fair value of the MSR is based on market prices for comparable mortgage servicing contracts. Impairment is determined by stratifying rights into groupings based on predominant risk characteristics, such as interest rate, loan type and investor type.  If the Company later determines that all or a portion of the impairment no longer exists for a particular grouping, a reduction of the allowance may be recorded as an increase to income.  At December 31, 2017 and 2016, the Company's MSR assets were $360 and $387, respectively.

Earnings Per Share:  Earnings per share is based on net income divided by the following weighted average number of common shares outstanding during the periods: 4,685,067 for 2017; 4,351,748 for 2016; 4,117,675 for 2015.  Ohio Valley had no dilutive securities outstanding for any period presented.

Income Taxes: Income tax expense is the sum of the current year income tax due or refundable and the change in deferred tax assets and liabilities.  Deferred tax assets and liabilities are the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. The effect on deferred tax assets and liabilities of a change in tax rates is recognized at the time of enactment of such change in tax rates.  A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.  On December 22, 2017, the Tax Cuts and Jobs Act ("TCJA") was enacted, which among other things, reduced the federal income tax rate from 34% to 21% effective January 1, 2018. This required the Company's deferred tax assets and liabilities to be revalued using the 21% federal tax rate enacted. The effect was recorded in the fourth quarter tax provision.

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

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains and losses on securities available for sale which are also recognized as separate components of equity, net of tax.

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

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note A - Summary of Significant Accounting Policies (continued)

Dividend Reinvestment Plan:  The Company maintains a Dividend Reinvestment Plan. The plan enables shareholders to elect to have their cash dividends on all or a portion of shares held automatically reinvested in additional shares of the Company's common stock. The stock is issued out of the Company's authorized shares and credited to participant accounts at fair market value. Dividends are reinvested on a quarterly basis.
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
Restrictions on Cash:  Cash on hand or on deposit with a third-party correspondent and the Federal Reserve Bank of $61,915 and $28,102 was required to meet regulatory reserve and clearing requirements at year-end 2017 and 2016.  The balances on deposit with a third-party correspondent do not earn interest.

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

At December 31, 2017 and 2016, the  Company's only  derivatives on  hand were  interest rate swaps, which are  classified as stand-alone derivatives.  See Note H for more specific disclosures related to interest rate swaps.

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

Reclassifications: The consolidated financial statements for 2016 and 2015 have been reclassified to conform with the presentation for 2017.  These reclassifications had no effect on the net results of operations or shareholders' equity.
 Adoption of New Accounting Standards:  In May 2014, the FASB issued Accounting Standards Update ("ASU") 2014-09, "Revenue from Contracts with Customers (Topic 606)". The ASU creates a new topic, Topic 606, to provide guidance on revenue recognition for entities that enter into contracts with customers to transfer goods or services or enter into contracts for the transfer of nonfinancial assets. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Additional disclosures are required to provide quantitative and qualitative information regarding the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The new guidance is effective for annual reporting periods, and interim reporting periods within those annual periods, beginning after December 15, 2017, with early adoption permitted on January 1, 2017. The adoption of ASU 2014-09 did not have a material effect on the Company's financial statements. The Company's primary sources of revenues are derived from interest and dividends earned on loans, investment securities and other financial instruments that are not within the scope of ASU 2014-09.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note A - Summary of Significant Accounting Policies (continued)
In January 2016, the FASB issued ASU No. 2016-01, "Recognition and Measurement of Financial Assets and Financial Liabilities". The update provides updated accounting and reporting requirements for both public and non-public entities. The most significant provisions that will impact the Company are: 1) measurement of equity securities at fair value, with the changes in fair value recognized in the income statement; 2) elimination of the requirement to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments at amortized cost on the balance sheet; 3) utilization  of the  exit price notion  when   measuring  the  fair  value  of   financial  instruments  for  disclosure  purposes; and 4)  requirement of  separate  presentation of  both financial assets and liabilities by measurement category and form of financial asset on the balance sheet or accompanying notes to the financial statements. The update will be effective for interim and annual periods beginning after December 15, 2017, using a cumulative-effect adjustment to the balance sheet as of the beginning of the year of adoption. Early adoption is not permitted. The adoption of ASU 2016-01 did not have a material effect on the Company's financial statements.
   In February 2016, the FASB issued an update (ASU 2016-02, Leases) which will require lessees to record most leases on their balance sheet and recognize leasing expenses in the income statement. Operating leases, except for short-term leases that are subject to an accounting policy election, will be recorded on the balance sheet for lessees by establishing a lease liability and corresponding right-of-use asset. The guidance in this ASU will become effective for interim and annual reporting periods beginning after December 15, 2018, with early adoption permitted. Management is currently evaluating the impact of this update on its consolidated financial statements and related disclosures.

In June 2016, the FASB issued ASU No. 2016-13, "Financial Instruments - Credit Losses". ASU 2016-13 requires entities to report "expected" credit losses on financial instruments and other commitments to extend credit rather than the current "incurred loss" model. These expected credit losses for financial assets held at the reporting date are to be based on historical experience, current conditions, and reasonable and supportable forecasts. This ASU will also require enhanced disclosures to help investors and other financial statement users better understand significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an entity's portfolio. These disclosures include qualitative and quantitative requirements that provide additional information about the amounts recorded in the financial statements. This ASU is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2019. Early adoption is permitted, for annual periods and interim periods within those annual periods, beginning after December 15, 2018. Management is currently in the developmental stages of implementing the ASU.  A steering committee has been established, models are being evaluated, and available historical information is being collected, in order to assess the expected credit losses.  However, the impact to the financial statements is still yet to be determined.

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

In January 2017, the FASB issued an update (ASU 2017-04, Intangibles – Goodwill and Other) which is intended to simplify the measurement of goodwill in periods following the date on which the goodwill is initially recorded. Under the amendments in this update, an entity should perform its annual or interim goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit's fair value. However, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. Additionally, an entity should consider income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable. A public business entity that is a U.S. Securities and Exchange Commission filer should adopt the amendments in this update for its annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019. Adoption by the Company is not expected to have a material impact on the consolidated financial statements and related disclosures.

In February 2018, the FASB issued ASU 2018-02, "Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income".  The purpose of this Update is to allow a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the TCJA.  The Update is effective for public business entities for annual periods beginning after December 15, 2018, and interim periods within those fiscal years.  Early adoption is permitted, including adoption in an interim period. The adoption of ASU 2018-02 is not expected to have a material effect on the Company's financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note B – Business Combinations

As of the close of business on August 5, 2016, Ohio Valley completed its merger with Milton Bancorp, Inc. ("Milton Bancorp") pursuant to the terms of the Agreement and Plan of Merger dated as of January 7, 2016, by and between Ohio Valley and Milton Bancorp, as amended (the "Merger Agreement").  Pursuant to the terms of the Merger Agreement, Milton Bancorp was merged with and into Ohio Valley.  Immediately following the Merger, The Milton Banking Company ("Milton Bank") was merged with and into the Bank.  As a result of the Merger and in accordance with the terms of the Merger Agreement, each Milton Bancorp share was converted into the right to receive either 1,636 Ohio Valley common shares, no par value, or cash in the amount of $37,219, subject to certain allocation procedures set forth in the Merger Agreement pursuant to which 80% of the 400 outstanding Milton Bancorp common shares were converted into the right to receive Ohio Valley common shares and the remaining 20% of the outstanding Milton Bancorp common shares were converted into the right to receive cash.  Each of the 1,237 Milton Bancorp preferred shares issued and outstanding were converted into the right to receive a cash payment in the amount of $3,600 per preferred share.  The consideration paid for Milton Bancorp totaled $18,875, of which $11,444 was the market value of the Company's common shares and $7,431 was cash.  Ohio Valley financed part of the cash portion of the purchase price through $5,000 in borrowed funds.  Milton Bank's results of operations were included in the Company's results beginning August 6, 2016.  Merger-related expenses of $930 were recorded to the Company's income statement for the year ended December 31, 2016.  The fair value of the common shares issued as part of the consideration paid for Milton Bancorp was determined in the basis of the closing price of the Company's common shares on the acquisition date.  After the Merger, the Company's assets totaled approximately $950 million and branches increased to 25 locations.

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

$18,875

The fair value of net assets acquired included fair value adjustments to certain receivables that were not considered impaired as of the acquisition date. This consisted of non-impaired loans with a fair value of $111,558 and gross contractual amounts receivable of $112,249 on the date of acquisition.  The fair value adjustments were determined using discounted contractual cash flows.  The Company also acquired purchase credit impaired loans that management deemed to be not material for disclosure.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note C - Securities

The following table summarizes the amortized cost and fair value of securities available for sale and securities held to maturity at December 31, 2017 and 2016 and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) and gross unrecognized gains and losses:

	Amortized Cost	Gross Unrealized Gains		Gross Unrealized Losses	Estimated Fair Value
Securities Available for Sale
December 31, 2017
U.S. Government sponsored entity securities	$13,622	$	----	$(149)	$13,473
Agency mortgage-backed securities, residential	88,833		300	(1,481)	87,652
Total securities	$102,455		$300	$(1,630)	$101,125

December 31, 2016
U.S. Government sponsored entity securities	$10,624	$	----	$(80)	$10,544
Agency mortgage-backed securities, residential	87,367		495	(1,916)	85,946
Total securities	$97,991		$495	$(1,996)	$96,490

	Amortized Cost	Gross Unrecognized Gains	Gross Unrecognized Losses	Estimated Fair Value
Securities Held to Maturity
December 31, 2017
Obligations of states and political subdivisions	$17,577	$533	$(35)	$18,075
Agency mortgage-backed securities, residential	4	----	----	4
Total securities	$17,581	$533	$(35)	$18,079

December 31, 2016
Obligations of states and political subdivisions	$18,661	$654	$(148)	$19,167
Agency mortgage-backed securities, residential	4	----	----	4
Total securities	$18,665	$654	$(148)	$19,171

At year-end 2017 and 2016, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders' equity.

There were no sales of debt securities during 2017 and 2016.  During 2015, proceeds from the sales of debt securities totaled $10,550 with gross gains of $163 recognized.

Securities with a carrying value of approximately $70,078 at December 31, 2017 and $72,397 at December 31, 2016 were pledged to secure public deposits and repurchase agreements and for other purposes as required or permitted by law.

Unrealized losses on the Company's debt securities have not been recognized into income because the issuers' securities are of high credit quality as of December 31, 2017, and management does not intend to sell and it is likely that management will not be required to sell the securities prior to their anticipated recovery.  Management does not believe any individual unrealized loss at December 31, 2017 and 2016 represents an other-than-temporary impairment.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note C - Securities (continued)

The amortized cost and estimated fair value of debt securities at December 31, 2017, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because certain issuers may have the right to call or prepay the debt obligations prior to their contractual maturities. Securities not due at a single maturity are shown separately.

	Available for Sale		Held to Maturity
Debt Securities:	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Due in one year or less	$4,601	$4,593	$809	$819
Due in one to five years	9,021	8,880	7,356	7,559
Due in five to ten years	----	----	9,204	9,497
Due after ten years	----	----	208	200
Agency mortgage-backed securities, residential	88,833	87,652	4	4
Total debt securities	$102,455	$101,125	$17,581	$18,079

The following table summarizes securities with unrealized losses at December 31, 2017 and December 31, 2016, aggregated by major security type and length of time in a continuous unrealized loss position:

December 31, 2017	Less than 12 Months		12 Months or More		Total
Securities Available for Sale	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Government sponsored entity securities	$6,910	$(97)	$6,563	$(52)	$13,473	$(149)
Agency mortgage-backed securities,residential	37,421	(434)	31,763	(1,047)	69,184	(1,481)
Total available for sale	$44,331	$(531)	$38,326	$(1,099)	$82,657	$(1,630)

	Less than 12 Months		12 Months or More		Total
Securities Held to Maturity	Fair Value	Unrecognized Loss	Fair Value	Unrecognized Loss	Fair Value	Unrecognized Loss
Obligations of states and political subdivisions	$362	$(2)	$1,502	$(33)	$1,864	$(35)
Total held to maturity	$362	$(2)	$1,502	$(33)	$1,864	$(35)

December 31, 2016	Less than 12 Months		12 Months or More				Total
Securities Available for Sale	Fair Value	Unrealized Loss	Fair Value		Unrealized Loss		Fair Value	Unrealized Loss
U.S. Government sponsored entity securities	$10,544	$(80)	$	----	$	----	$10,544	$(80)
Agency mortgage-backed securities,residential	64,043	(1,916)		----		----	64,043	(1,916)
Total available for sale	$74,587	$(1,996)	$	----	$	----	$74,587	$(1,996)

	Less than 12 Months		12 Months or More				Total
Securities Held to Maturity	Fair Value	Unrecognized Loss	Fair Value		Unrecognized Loss		Fair Value	Unrecognized Loss
Obligations of states and political subdivisions	$3,813	$(148)	$	----	$	----	$3,813	$(148)
Total held to maturity	$3,813	$(148)	$	----	$	----	$3,813	$(148)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note D - Loans and Allowance for Loan Losses

Loans are comprised of the following at December 31:

	2017	2016
Residential real estate	$309,163	$286,022
Commercial real estate:
Owner-occupied	73,573	77,605
Nonowner-occupied	101,571	90,532
Construction	38,302	45,870
Commercial and industrial	107,089	100,589
Consumer:
Automobile	68,626	59,772
Home equity	21,431	20,861
Other	49,564	53,650
	769,319	734,901
Less: Allowance for loan losses	(7,499)	(7,699)

Loans, net	$761,820	$727,202

The following table presents the activity in the allowance for loan losses by portfolio segment for the years ended December 31, 2017, 2016 and 2015:

December 31, 2017	Residential Real Estate	Commercial Real Estate	Commercial & Industrial	Consumer	Total
Allowance for loan losses:
Beginning balance	$939	$4,315	$907	$1,538	$7,699
Provision for loan losses	1,016	(632)	658	1,522	2,564
Loans charged off	(745)	(1,067)	(627)	(1,642)	(4,081)
Recoveries	260	362	86	609	1,317
Total ending allowance balance	$1,470	$2,978	$1,024	$2,027	$7,499

December 31, 2016	Residential Real Estate	Commercial Real Estate	Commercial & Industrial	Consumer	Total
Allowance for loan losses:
Beginning balance	$1,087	$1,959	$2,589	$1,013	$6,648
Provision for loan losses	(63)	2,287	(1,112)	1,714	2,826
Loans charged off	(384)	(63)	(586)	(2,170)	(3,203)
Recoveries	299	132	16	981	1,428
Total ending allowance balance	$939	$4,315	$907	$1,538	$7,699

December 31, 2015	Residential Real Estate	Commercial Real Estate	Commercial & Industrial	Consumer	Total
Allowance for loan losses:
Beginning balance	$1,426	$4,195	$1,602	$1,111	$8,334
Provision for loan losses	103	(469)	777	679	1,090
Loans charged off	(828)	(1,971)	(24)	(1,428)	(4,251)
Recoveries	386	204	234	651	1,475
Total ending allowance balance	$1,087	$1,959	$2,589	$1,013	$6,648

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 Note D - Loans and Allowance for Loan Losses (continued)

The following table presents the balance in the allowance for loan losses and the recorded investment of loans by portfolio segment and based on impairment method as of December 31, 2017 and 2016:

December 31, 2017	Residential Real Estate		Commercial Real Estate	Commercial & Industrial		Consumer		Total
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$	----	$94	$	----	$	----	$94
Collectively evaluated for impairment		1,470	2,884		1,024		2,027	7,405
Total ending allowance balance		$1,470	$2,978		$1,024		$2,027	$7,499

Loans:
Loans individually evaluated for impairment		$1,420	$7,333		$9,154		$201	$18,108
Loans collectively evaluated for impairment		307,743	206,113		97,935		139,420	751,211
Total ending loans balance		$309,163	$213,446		$107,089		$139,621	$769,319

December 31, 2016	Residential Real Estate		Commercial Real Estate	Commercial & Industrial	Consumer	Total
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$	----	$2,535	$241	$205	$2,981
Collectively evaluated for impairment		939	1,780	666	1,333	4,718
Total ending allowance balance		$939	$4,315	$907	$1,538	$7,699

Loans:
Loans individually evaluated for impairment		$717	$13,111	$8,465	$416	$22,709
Loans collectively evaluated for impairment		285,305	200,896	92,124	133,867	712,192
Total ending loans balance		$286,022	$214,007	$100,589	$134,283	$734,901

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note D – Loans and Allowance for Loan Losses (continued)

The following table presents information related to loans individually evaluated for impairment by class of loans as of the years ended December 31, 2017, 2016 and 2015:

December 31, 2017	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Impaired Loans	Interest Income Recognized	Cash Basis Interest Recognized
With an allowance recorded:
Commercial real estate:
Nonowner-occupied	$372	$372	$94	$378	$17	$17

With no related allowance recorded:
Residential real estate	1,420	1,420	----	851	66	66
Commercial real estate:
Owner-occupied	3,427	3,427	----	2,456	184	184
Nonowner-occupied	4,989	3,534	----	3,521	81	81
Construction	352	----	----	----	19	19
Commercial and industrial	9,154	9,154	----	8,544	481	481
Consumer:
Home equity	203	201	----	208	7	7

Total	$19,917	$18,108	$94	$15,958	$855	$855

December 31, 2016	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Impaired Loans	Interest Income Recognized	Cash Basis Interest Recognized
With an allowance recorded:
Commercial real estate:
Owner-occupied	$5,477	$5,477	$2,435	$3,185	$300	$300
Nonowner-occupied	384	384	100	390	19	19
Commercial and industrial	392	392	241	391	----	----
Consumer:
Home equity	416	416	205	421	21	21

With no related allowance recorded:
Residential real estate	717	717	----	726	31	31
Commercial real estate:
Owner-occupied	3,638	3,091	----	3,005	178	178
Nonowner-occupied	5,078	3,632	----	3,572	79	79
Construction	1,001	527	----	522	136	136
Commercial and industrial	8,073	8,073	----	7,681	381	381

Total	$25,176	$22,709	$2,981	$19,893	$1,145	$1,145

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note D – Loans and Allowance for Loan Losses (continued)

December 31, 2015	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Impaired Loans	Interest Income Recognized	Cash Basis Interest Recognized
With an allowance recorded:
Commercial real estate:
Owner-occupied	$204	$204	$204	$204	$13	$13
Nonowner-occupied	396	396	107	402	75	75
Commercial and industrial	4,355	4,355	1,850	3,545	149	149
Consumer:
Home equity	218	218	3	219	8	8

With no related allowance recorded:
Residential real estate	1,001	1,001	----	809	45	45
Commercial real estate:
Owner-occupied	3,812	3,265	----	2,747	181	181
Nonowner-occupied	5,178	2,773	----	3,439	49	49
Construction	680	680	----	544	----	----
Commercial and industrial	4,336	4,336	----	3,985	180	180

Total	$20,180	$17,228	$2,164	$15,894	$700	$700

The recorded investment of a loan is its carrying value excluding accrued interest and deferred loan fees.

Nonaccrual loans and loans past due 90 days or more and still accruing include both smaller balance homogenous loans that are collectively evaluated for impairment and individually classified as impaired loans.

The Company transfers loans to other real estate owned, at fair value less cost to sell, in the period the Company obtains physical possession of the property (through legal title or through a deed in lieu). As of December 31, 2017 and December 31, 2016, other real estate owned for residential real estate properties totaled $262 and $938, respectively. In addition, nonaccrual residential mortgage loans that are in the process of foreclosure had a recorded investment of $2,410 and $1,492 as of December 31, 2017 and December 31, 2016, respectively.

The following table presents the recorded investment of nonaccrual loans and loans past due 90 days or more and still accruing by class of loans as of December 31, 2017 and 2016:

	Loans Past Due 90 Days And Still Accruing	Nonaccrual
December 31, 2017
Residential real estate	$131	$5,906
Commercial real estate:
Owner-occupied	----	476
Nonowner-occupied	----	2,454
Construction	----	444
Commercial and industrial	----	337
Consumer:
Automobile	127	86
Home equity	----	283
Other	76	126
Total	$334	$10,112

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note D – Loans and Allowance for Loan Losses (continued)

	Loans Past Due 90 Days And Still Accruing	Nonaccrual
December 31, 2016
Residential real estate	$132	$3,445
Commercial real estate:
Owner-occupied	28	1,571
Nonowner-occupied	----	2,506
Construction	----	527
Commercial and industrial	----	867
Consumer:
Automobile	121	5
Home equity	----	34
Other	46	6
Total	$327	$8,961

The following table presents the aging of the recorded investment of past due loans by class of loans as of December 31, 2017 and 2016:

December 31, 2017	30-59 Days Past Due	60-89 Days Past Due	90 Days Or More Past Due	Total Past Due	Loans Not Past Due	Total
Residential real estate	$5,383	$671	$1,673	$7,727	$301,436	$309,163
Commercial real estate:
Owner-occupied	194	161	160	515	73,058	73,573
Nonowner-occupied	140	----	2,238	2,378	99,193	101,571
Construction	----	----	169	169	38,133	38,302
Commercial and industrial	303	243	191	737	106,352	107,089
Consumer:
Automobile	1,257	346	151	1,754	66,872	68,626
Home equity	90	272	27	389	21,042	21,431
Other	865	218	76	1,159	48,405	49,564

Total	$8,232	$1,911	$4,685	$14,828	$754,491	$769,319

December 31, 2016	30-59 Days Past Due	60-89 Days Past Due	90 Days Or More Past Due	Total Past Due	Loans Not Past Due	Total
Residential real estate	$3,728	$953	$2,201	$6,882	$279,140	$286,022
Commercial real estate:
Owner-occupied	134	366	1,325	1,825	75,780	77,605
Nonowner-occupied	261	18	2,506	2,785	87,747	90,532
Construction	66	52	182	300	45,570	45,870
Commercial and industrial	1,283	483	800	2,566	98,023	100,589
Consumer:
Automobile	1,091	221	126	1,438	58,334	59,772
Home equity	349	45	----	394	20,467	20,861
Other	685	155	46	886	52,764	53,650

Total	$7,597	$2,293	$7,186	$17,076	$717,825	$734,901

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

The following table presents the types of TDR loan modifications by class of loans as of December 31, 2017 and December 31, 2016:

	TDR's Performing to Modified Terms	TDR's Not Performing to Modified Terms		Total TDR's
December 31, 2017
Residential real estate:
Interest only payments	$697	$	----	$697
Commercial real estate:
Owner-occupied
Interest only payments	997		----	997
Reduction of principal and interest payments	554		----	554
Maturity extension at lower stated rate than market rate	1,466		----	1,466
Credit extension at lower stated rate than market rate	410			410
Nonowner-occupied
Interest only payments	560		1,961	2,521
Rate reduction	372		----	372
Credit extension at lower stated rate than market rate	570		----	570
Commercial and industrial
Interest only payments	9,154		----	9,154
Consumer:
Home equity
Maturity extension at lower stated rate than market rate	----		201	201
Total TDR's	$14,780		$2,162	$16,942

	TDR's Performing to Modified Terms	TDR's Not Performing to Modified Terms		Total TDR's
December 31, 2016
Residential real estate:
Interest only payments	$717	$	----	$717
Commercial real estate:
Owner-occupied
Interest only payments	284		----	284
Rate reduction	----		232	232
Reduction of principal and interest payments	579		----	579
Maturity extension at lower stated rate than market rate	1,582		----	1,582
Nonowner-occupied
Interest only payments	600		2,210	2,810
Rate reduction	384		----	384
Credit extension at lower stated rate than market rate	574		----	574
Commercial and industrial
Interest only payments	8,074		----	8,074
Credit extension at lower stated rate than market rate	----		391	391
Consumer:
Home equity
Maturity extension at lower stated rate than market rate	213		----	213
Credit extension at lower stated rate than market rate	203		----	203
Total TDR's	$13,210		$2,833	$16,043

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note D – Loans and Allowance for Loan Losses (continued)

At December 31, 2017, the balance in TDR loans increased $899, or 5.6%, from year-end 2016.  The Company's specific allocations in reserves to customers whose loan terms have been modified in TDR's totaled $94 at December 31, 2017, as compared to $546 in reserves at December 31, 2016.  At December 31, 2017, the Company had $846 in commitments to lend additional amounts to customers with outstanding loans that are classified as TDR's, as compared to $2,427 at December 31, 2016.

The following table presents the pre- and post-modification balances of TDR loan modifications by class of loans that occurred during the years ended December 31, 2017 and 2016:

		TDR's Performing to Modified Terms		TDR's Not Performing to Modified Terms
	Number of Loans	Pre-Modification Recorded Investment	Post-Modification Recorded Investment	Pre-Modification Recorded Investment		Post-Modification Recorded Investment
December 31, 2017
Commercial real estate:
Owner-occupied
Interest only payments	1	$997	$997	$	----	$	----
Credit extension at lower stated rate than market rate	1	412	412		----		----

Total TDR's	2	$1,409	$1,409	$	----	$	----

The troubled debt restructurings described above had no impact on the allowance for loan losses and resulted in no charge-offs during the year ended December 31, 2017.

		TDR's Performing to Modified Terms				TDR's Not Performing to Modified Terms
	Number of Loans	Pre-Modification Recorded Investment		Post-Modification Recorded Investment		Pre-Modification Recorded Investment	Post-Modification Recorded Investment
December 31, 2016
Commercial real estate:
Nonowner-occupied
Interest only payments	1	$	----	$	----	$226	$226
Credit extension at lower stated rate than market rate	1		574		574	----	----

Total TDR's	2		$574		$574	$226	$226

The troubled debt restructurings described above increased the allowance for loan losses by $11 and resulted in charge-offs of $11 during the year ended December 31, 2016.

The Company had no TDR's that occurred during the year ended December 31, 2017 and 2015 that experienced any payment defaults within twelve months following their loan modification.  During the twelve months ended December 31, 2016, the Company placed one commercial real estate TDR totaling $226 on nonaccrual status. Excluding this $226 commercial real estate loan, there were no other TDR's described above at December 31, 2016 that experienced any payment defaults within twelve months following their loan modification.  A default is considered to have occurred once the TDR is past due 90 days or more or it has been placed on nonaccrual.  TDR loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

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

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note D - Loans and Allowance for Loan Losses (continued)

As of December 31, 2017 and December 31, 2016, and based on the most recent analysis performed, the risk category of commercial loans by class of loans is as follows:

December 31, 2017	Pass	Criticized	Classified	Total
Commercial real estate:
Owner-occupied	$64,993	$934	$7,646	$73,573
Nonowner-occupied	93,197	3,776	4,598	101,571
Construction	37,735	156	411	38,302
Commercial and industrial	91,097	6,058	9,934	107,089
Total	$287,022	$10,924	$22,589	$320,535

December 31, 2016	Pass	Criticized	Classified	Total
Commercial real estate:
Owner-occupied	$66,495	$428	$10,682	$77,605
Nonowner-occupied	83,103	2,364	5,065	90,532
Construction	45,325	----	545	45,870
Commercial and industrial	94,091	188	6,310	100,589
Total	$289,014	$2,980	$22,602	$314,596

The Company also obtains the credit scores of its borrowers upon origination (if available by the credit bureau) but not thereafter. The Company focuses mostly on the performance and repayment ability of the borrower as an indicator of credit risk and does not consider a borrower's credit score to be a significant influence in the determination of a loan's credit risk grading.

For residential and consumer loan classes, the Company evaluates credit quality based on the aging status of the loan, which was previously presented, and by payment activity.  The following table presents the recorded investment of residential and consumer loans by class of loans based on payment activity as of December 31, 2017 and December 31, 2016:

	Consumer
December 31, 2017	Automobile	Home Equity	Other	Residential Real Estate	Total
Performing	$68,413	$21,148	$49,362	$303,126	$442,049
Nonperforming	213	283	202	6,037	6,735
Total	$68,626	$21,431	$49,564	$309,163	$448,784

	Consumer
December 31, 2016	Automobile	Home Equity	Other	Residential Real Estate	Total
Performing	$59,646	$20,827	$53,598	$282,445	$416,516
Nonperforming	126	34	52	3,577	3,789
Total	$59,772	$20,861	$53,650	$286,022	$420,305

The Company, through its subsidiaries, grants residential, consumer, and commercial loans to customers located primarily in the southeastern area of Ohio as well as the western counties of West Virginia.  Approximately 4.86% of total loans were unsecured at December 31, 2017, down from 5.61% at December 31, 2016.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note E - Premises and Equipment

Following is a summary of premises and equipment at December 31:

	2017	2016
Land	$2,641	$2,348
Buildings	13,913	13,247
Leasehold improvements	1,267	1,238
Furniture and equipment	5,675	5,085
	23,496	21,918
Less accumulated depreciation	10,215	9,135
Total premises and equipment	$13,281	$12,783

The following is a summary of the future minimum operating lease payments for facilities leased by the Company. Operating lease expense was $344 in 2017, $464 in 2016, and $464 in 2015.

2018	$253
2019	68
2020	64
2021	40
2022	7
Thereafter	----
$432

Note F – Goodwill and Intangible Assets

Goodwill:  The change in goodwill during the year is as follows:

	2017	2016
Beginning of year	$7,801	$1,267
Acquired goodwill	----	6,534
Impairment	----	----
Finalization of Milton acquisition accounting	(430)	----
End of year	$7,371	$7,801

Impairment exists when a reporting unit's carrying value of goodwill exceeds its fair value.  At December 31, 2017 and 2016, the Company's reporting unit had positive equity and the Company elected to perform a qualitative assessment to determine if it was more likely than not that fair value of the reporting unit exceeded its carrying value, including goodwill.  The qualitative assessment indicated that it is more likely than not that fair value of goodwill is more than the carrying value, resulting in no impairment.  Therefore, the Company did not proceed to step one of the annual goodwill impairment testing requirement.

Acquired intangible assets:  Acquired intangible assets were as follows at year-end:

	2017		2016
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortized intangible assets:
Core deposit intangibles	$738	$224	$738	$68

Aggregate amortization expense was $156 for 2017 and $68 for 2016.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note F – Goodwill and Intangible Assets (continued)

Estimated amortization expense for each of the next five years:

2018	$135
2019	114
2020	94
2021	74
2022	53
Thereafter	44
Total	$514

Note G - Deposits

Following is a summary of interest-bearing deposits at December 31:

	2017	2016
NOW accounts	$158,650	$155,051
Savings and Money Market	241,018	237,761
Time:
In denominations of $250,000 or less	181,690	168,546
In denominations of more than $250,000	21,711	19,518
Total time deposits	203,401	188,064
Total interest-bearing deposits	$603,069	$580,876

Following is a summary of total time deposits by remaining maturity at December 31, 2017:

2018	$109,278
2019	43,077
2020	22,696
2021	14,413
2022	13,578
Thereafter	359
Total	$203,401

Brokered deposits, included in time deposits, were $34,363 and $22,463 at December 31, 2017 and 2016, respectively.

Note H - Interest Rate Swaps

The Company manages economic risks, including interest rate, liquidity, and credit risk, primarily by managing the amount, sources, and duration of its assets and liabilities.  The Company utilizes interest rate swap agreements as part of its asset/liability management strategy to help manage its interest rate risk position.  As part of this strategy, the Company provides its customer with a fixed-rate loan while creating a variable-rate asset for the Company by the customer entering into an interest rate swap with the Company on terms that match the loan.  The Company offsets its risk exposure by entering into an offsetting interest rate swap with an unaffiliated institution.  These interest rate swaps do not qualify as designated hedges; therefore, each swap is accounted for as a standalone derivative.  At December 31, 2017, the Company had interest rate swaps associated with commercial loans with a notional value of $7,234 and a fair value of $57.  This is compared to interest rate swaps with a notional value of $9,725 and a fair value of $22 at December 31, 2016.  The notional amount of the interest rate swaps does not represent amounts exchanged by the parties.  The amount exchanged is determined by reference to the notional amount and the other terms of the individual interest rate swap agreement.  To further offset the risk exposure related to market value fluctuations of its interest rate swaps, the Company maintains collateral deposits on hand with a third-party correspondent, which totaled $350 at December 31, 2017 and December 31, 2016.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note I - Other Borrowed Funds

Other borrowed funds at December 31, 2017 and 2016 are comprised of advances from the Federal Home Loan Bank ("FHLB") of Cincinnati and promissory notes.  At December 31, 2017 and 2016, FHLB Borrowings included $29 and $73 in capitalized lease obligations, respectively.

	FHLB Borrowings	Promissory Notes	Totals
2017	$28,625	$7,324	$35,949
2016	$29,203	$7,882	$37,085

Pursuant to collateral agreements with the FHLB, advances are secured by $299,673 in qualifying mortgage loans, $80,036 in commercial loans and $5,365 in FHLB stock at December 31, 2017. Fixed-rate FHLB advances of $28,596 mature through 2042 and have interest rates ranging from 1.53% to 3.31% and a year-to-date weighted average cost of 2.15% and 2.08% at December 31, 2017 and 2016, respectively. There were no variable-rate FHLB borrowings at December 31, 2017.

At December 31, 2017, the Company had a cash management line of credit enabling it to borrow up to $80,000 from the FHLB. All cash management advances have an original maturity of 90 days. The line of credit must be renewed on an annual basis. There was $80,000 available on this line of credit at December 31, 2017.

Based on the Company's current FHLB stock ownership, total assets and pledgeable loans, the Company had the ability to obtain borrowings from the FHLB up to a maximum of $232,588 at December 31, 2017. Of this maximum borrowing capacity of $232,588, the Company had $143,992 available to use as additional borrowings, of which $80,000 could be used for short-term, cash management advances, as mentioned above.

Promissory notes, issued primarily by Ohio Valley, are due at various dates through a final maturity date of August 1, 2026, and have fixed rates ranging from 1.25% to 4.09% and a year-to-date weighted average cost of 2.77% at December 31, 2017, as compared to 2.34% at December 31, 2016. At December 31, 2017, there was one $360 promissory note payable by Ohio Valley to related parties. See Note M for further discussion of related party transactions.  Promissory notes payable to other banks totaled $3,440 at December 31, 2017.

Letters of credit issued on the Bank's behalf by the FHLB to collateralize certain public unit deposits as required by law totaled $60,000 at December 31, 2017 and $45,000 at December 31, 2016.

Scheduled principal payments over the next five years:

	FHLB Borrowings	Promissory Notes	Totals
2018	$3,255	$2,261	$5,516
2019	2,724	2,599	5,323
2020	2,541	519	3,060
2021	2,239	541	2,780
2022	2,153	564	2,717
Thereafter	15,713	840	16,553
	$28,625	$7,324	$35,949

Note J - Subordinated Debentures and Trust Preferred Securities

On March 22, 2007, a trust formed by Ohio Valley issued $8,500 of adjustable-rate trust preferred securities as part of a pooled offering of such securities.  The rate on these trust preferred securities was fixed at 6.58% for five years, and then converted to a floating-rate term on March 15, 2012, based on a rate equal to the 3-month LIBOR plus 1.68%.  The interest rate on these trust preferred securities was 3.27% at December 31, 2017 and 2.64% at December 31, 2016.  There were no debt issuance costs incurred with these trust preferred securities.  The Company issued subordinated debentures to the trust in exchange for the proceeds of the offering.  The subordinated debentures must be redeemed no later than June 15, 2037.

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

Note K - Income Taxes

On December 22, 2017, the TCJA was signed into law, which included several provisions that will affect the Company's federal income tax expense, including reducing the federal income tax rate to 21% effective January 1, 2018.  As a result of the rate reduction, the Company is required to re-measure, through income tax expense in the period of enactment, the deferred tax assets and liabilities using the enacted rate at which these items are expected to be recovered or settled.  The re-measurement of the Company's net deferred tax asset resulted in additional 2017 income tax expense of $1.8 million

The provision for income taxes consists of the following components:

	2017	2016	2015
Current tax expense	$2,579	$2,645	$2,218
Deferred tax (benefit) expense	1,907	(725)	591
Total income taxes	$4,486	$1,920	$2,809

The source of deferred tax assets and deferred tax liabilities at December 31:

	2017	2016
Items giving rise to deferred tax assets:
Allowance for loan losses	$1,631	$2,538
Unrealized loss on securities available for sale	279	510
Deferred compensation	1,466	2,194
Deferred loan fees/costs	130	248
Other real estate owned	377	719
Accrued bonus	234	240
Purchase accounting adjustments	56	305
Net operating loss	148	258
Other	212	275
Items giving rise to deferred tax liabilities:
Mortgage servicing rights	(78)	(134)
FHLB stock dividends	(676)	(1,078)
Prepaid expenses	(149)	(283)
Depreciation and amortization	(627)	(823)
Other	(3)	(4)
Net deferred tax asset	$3,000	$4,965

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

At December 31, 2017, the Company's deferred tax asset related to Section 382 net operating loss carryforwards was $705, which will expire in 2026.

The difference between the financial statement tax provision and amounts computed by applying the statutory federal income tax rate of 34% to income before taxes is as follows:

	2017	2016	2015
Statutory tax	$4,078	$3,006	$3,870
Effect of nontaxable interest	(514)	(433)	(437)
Effect of nontaxable insurance premiums	(303)	(340)	(336)
Income from bank owned insurance, net	(230)	(239)	(210)
Effect of postretirement benefits	(78)	(19)	71
Effect of nontaxable life insurance death proceeds	(175)	----	(11)
Impact from TCJA	1,783	----	----
Effect of state income tax	70	64	66
Tax credits	(191)	(211)	(221)
Milton Merger Costs	4	73	----
Other items	42	19	17
Total income taxes	$4,486	$1,920	$2,809

At December 31, 2017 and December 31, 2016, the Company had no unrecognized tax benefits. The Company does not expect the amount of unrecognized tax benefits to significantly change within the next twelve months. As previously reported, the Internal Revenue Service ("IRS") has proposed that Loan Central, as a tax return preparer, be assessed a penalty for allegedly negotiating or endorsing checks issued by the U.S. Treasury to taxpayers.  The penalty would amount to approximately $1.2 million.  Loan Central appealed this matter within the IRS, and the appeals office has returned the matter to the examination office for further action.  The matter may still be resolved at the IRS.  If the matter is not resolved at the IRS, the matter may have to be resolved through the judicial system.   Based on consultation with legal counsel, management remains confident that it is highly unlikely that the penalty recommendation will be sustained.  Therefore, the Company did not recognize any interest and/or penalties related to this matter for the periods presented.

The Company is subject to U.S. federal income tax as well as West Virginia state income tax.  The Company is no longer subject to federal or state examination for years prior to 2014.  The tax years 2014-2016 remain open to federal and state examinations.

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

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note L - Commitments and Contingent Liabilities (continued)

Following is a summary of such commitments at December 31:

	2017	2016
Fixed rate	$96	$271
Variable rate	64,624	61,786
Standby letters of credit	4,139	5,134

The interest rate on fixed-rate commitments ranged from 3.75% to 6.25% at December 31, 2017.

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

Note M - Related Party Transactions

Certain directors, executive officers and companies with which they are affiliated were loan customers during 2017. A summary of activity on these borrower relationships with aggregate debt greater than $120 is as follows:

Total loans at January 1, 2017	$5,945
New loans	25
Repayments	(221)
Other changes	2,678
Total loans at December 31, 2017	$8,427

Other changes include adjustments for loans applicable to one reporting period that are excludable from the other reporting period, such as changes in persons classified as directors, executive officers and companies' affiliates.

Deposits from principal officers, directors, and their affiliates at year-end 2017 and 2016 were $44,877 and $38,867.  In addition, the Company had one promissory note outstanding with a director at year-end 2017 and 2016 totaling $360.  The note has a three-year term beginning December 8, 2016 and carried an interest rate of 1.75%.

Note N - Employee Benefits

The Bank has a profit-sharing plan for the benefit of its employees and their beneficiaries. Contributions to the plan are determined by the Board of Directors of Ohio Valley. Contributions charged to expense were $340, $290, and $288 for 2017, 2016 and 2015.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note N - Employee Benefits (continued)

Ohio Valley maintains an Employee Stock Ownership Plan (ESOP) covering substantially all employees of the Company. Ohio Valley issues shares to the ESOP, purchased by the ESOP with subsidiary cash contributions, which are allocated to ESOP participants based on relative compensation. The total number of shares held by the ESOP, all of which have been allocated to participant accounts, were 361,584 and 350,170 at December 31, 2017 and 2016.  In addition, the subsidiaries made contributions to its ESOP Trust as follows:

	Years ended December 31
	2017	2016	2015

Number of shares issued	15,118	24,572		----

Fair value of stock contributed	$428	$575	$	----

Cash contributed	250	----		674

Total expense	$678	$575		$674

Life insurance contracts with a cash surrender value of $26,633 and annuity assets of $2,042 at December 31, 2017 have been purchased by the Company, the owner of the policies.  The purpose of these contracts was to replace a current group life insurance program for executive officers, implement a deferred compensation plan for directors and executive officers, implement a director retirement plan and implement supplemental retirement plans for certain officers.  Under the deferred compensation plan, Ohio Valley pays each participant the amount of fees deferred plus interest over the participant's desired term, upon termination of service.  Under the director retirement plan, participants are eligible to receive ongoing compensation payments upon retirement subject to length of service.  The supplemental retirement plans provide payments to select executive officers upon retirement based upon a compensation formula determined by Ohio Valley's Board of Directors.  The present value of payments expected to be provided are accrued during the service period of the covered individuals and amounted to $6,740 and $6,328 at December 31, 2017 and 2016. Expenses related to the plans for each of the last three years amounted to $490, $399, and $338. In association with the split-dollar life insurance plan, the present value of the postretirement benefit totaled $2,776 at December 31, 2017 and $3,007 at December 31, 2016.

During 2017, the Company collected $2,107 in proceeds on two BOLI policies and recorded $1,993 in proceeds expected to be received from the settlement of two other BOLI policies.  This resulted in a $3,586 reduction to BOLI assets and a net gain of $514 that was recorded to income.  The proceeds of $1,993 had not yet been collected by year-end 2017 and, therefore, were recorded as other assets at December 31, 2017.

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

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note O - Fair Value of Financial Instruments (continued)
Assets and Liabilities Measured on a Recurring Basis
Assets and liabilities measured at fair value on a recurring basis are summarized below:

	Fair Value Measurements at December 31, 2017, Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
U.S. Government sponsored entity securities	----	$13,473	----
Agency mortgage-backed securities, residential	----	87,652	----

	Fair Value Measurements at December 31, 2016, Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
U.S. Government sponsored entity securities	----	$10,544	----
Agency mortgage-backed securities, residential	----	85,946	----

There were no transfers between Level 1 and Level 2 during 2017 or 2016.

Assets and Liabilities Measured on a Nonrecurring Basis
Assets and liabilities measured at fair value on a nonrecurring basis are summarized below:

	Fair Value Measurements at December 31, 2017, Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Impaired loans:
Commercial real estate:
Nonowner-occupied	----	----	$216
Construction	----	----	756

Other real estate owned:
Commercial real estate:
Construction	----	----	822

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note O - Fair Value of Financial Instruments (continued)

	Fair Value Measurements at December 31, 2016, Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Impaired loans:
Commercial real estate:
Owner-occupied	----	----	$3,536
Nonowner-occupied	----	----	1,985
Commercial and industrial	----	----	298

Other real estate owned:
Commercial real estate:
Construction	----	----	754

At December 31, 2017, the recorded investment of impaired loans measured for impairment using the fair value of collateral for collateral-dependent loans totaled $972, with no corresponding valuation allowance, resulting in no impact to provision expense and no charge-offs during the year ended December 31, 2017.  At December 31, 2016, the recorded investment of impaired loans measured for impairment using the fair value of collateral for collateral-dependent loans totaled $8,732, with a corresponding valuation allowance of $2,913, resulting in an increase of $2,509 in provision expense during the year ended December 31, 2016, with no corresponding charge-offs recognized.

Other real estate owned that was measured at fair value less costs to sell at December 31, 2017 had a net carrying amount of $822, which is made up of the outstanding balance of $2,217, net of a valuation allowance of $1,395 at December 31, 2017. There was $68 in net appreciation during 2017. Other real estate owned that was measured at fair value less costs to sell at December 31, 2016 had a net carrying amount of $754, which is made up of the outstanding balance of $2,217, net of a valuation allowance of $1,463 at December 31, 2016. There were $393 in corresponding write-downs during 2016.

The following table presents quantitative information about Level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis at December 31, 2017 and December 31, 2016:

December 31, 2017	Fair Value	Valuation Technique(s)	Unobservable Input(s)	Range	(Weighted Average)
Impaired loans:
Commercial real estate:
Nonowner-occupied	$216	Sales approach	Adjustment to comparables	1.6% to 50%	26.7%
Construction	756	Sales approach	Adjustment to comparables	1.3% to 55.9%	32.9%

Other real estate owned:
Commercial real estate:
Construction	822	Sales approach	Adjustment to comparables	5% to 40%	18.1%

December 31, 2016	Fair Value	Valuation Technique(s)	Unobservable Input(s)	Range	(Weighted Average)
Impaired loans:
Commercial real estate:
Owner-occupied	$3,536	Sales approach	Adjustment to comparables	0% to 65%	13.7%
		Cost approach	Adjustment to comparables	0% to 29.5%	14.8%
Nonowner-occupied	1,985	Sales approach	Adjustment to comparables	0% to 250%	58.6%
Commercial and industrial	298	Sales approach	Adjustment to comparables	0.9% to 9.7%	5.2%

Other real estate owned:
Commercial real estate:
Construction	754	Sales approach	Adjustment to comparables	0% to 30%	11.7%

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note O - Fair Value of Financial Instruments (continued)

The carrying amounts and estimated fair values of financial instruments at December 31, 2017 and December 31, 2016 are as follows:

		Fair Value Measurements at December 31, 2017 Using:
	Carrying Value	Level 1	Level 2		Level 3		Total
Financial Assets:
Cash and cash equivalents	$74,573	$74,573	$	----	$	----	$74,573
Certificates of deposit in financial institutions	1,820	----		1,820		----	1,820
Securities available for sale	101,125	----		101,125		----	101,125
Securities held to maturity	17,581	----		9,020		9,059	18,079
Restricted investments in bank stocks	7,506	N/A		N/A		N/A	N/A
Loans, net	761,820	----		----		760,746	760,746
Accrued interest receivable	2,503	----		268		2,235	2,503

Financial Liabilities:
Deposits	856,724	253,655		602,268		----	855,923
Other borrowed funds	35,949	----		34,810		----	34,810
Subordinated debentures	8,500	----		6,678		----	6,678
Accrued interest payable	792	4		788		----	792

		Fair Value Measurements at December 31, 2016 Using:
	Carrying Value	Level 1	Level 2		Level 3		Total
Financial Assets:
Cash and cash equivalents	$40,166	$40,166	$	----	$	----	$40,166
Certificates of deposit in financial institutions	1,670	----		1,670		----	1,670
Securities available for sale	96,490	----		96,490		----	96,490
Securities held to maturity	18,665	----		9,541		9,630	19,171
Restricted investments in bank stocks	7,506	N/A		N/A		N/A	N/A
Loans, net	727,202	----		----		727,079	727,079
Accrued interest receivable	2,315	----		224		2,091	2,315

Financial Liabilities:
Deposits	790,452	209,576		581,340		----	790,916
Other borrowed funds	37,085	----		35,948		----	35,948
Subordinated debentures	8,500	----		5,821		----	5,821
Accrued interest payable	513	4		509		----	513

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

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note P - Regulatory Matters

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies.  Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices.  Capital amounts and classifications are also subject to qualitative judgments by regulators.  Failure to meet capital requirements can initiate regulatory action.  The final rules implementing Basel Committee on Banking Supervision's capital guidelines for U.S. banks (Basel III rules) became effective for the Company and the Bank on January 1, 2015 with full compliance with all of the requirements being phased in over a multi-year schedule, and fully phased in by January 1, 2019.  Under the final rules, minimum requirements increased for both the quantity and quality of capital held by the Company and the Bank. The rules include a new common equity tier 1 capital to risk-weighted assets ratio of 4.5% and a capital conservation buffer of 2.5% of risk-weighted assets. The capital conservation buffer began to phase in on January 1, 2016 at 0.625%, and as of January 1, 2017, was 1.25%. The buffer will be phased in over a four-year period, increasing by the same amount on each subsequent January 1, until fully phased-in on January 1, 2019. Further, Basel III rules increased the minimum ratio of tier 1 capital to risk-weighted assets increased from 4.0% to 6.0% and all banks are now subject to a 4.0% minimum leverage ratio. The required total risk-based capital ratio was unchanged. Failure to maintain the required common equity tier 1 capital conservation buffer will result in potential restrictions on a bank's ability to pay dividends, repurchase stock and/or pay discretionary compensation to its employees.

Effective May 15, 2015, the Federal Reserve Board amended the Small Bank Holding Company Policy to increase from $500 million to $1 billion the asset threshold for a bank to qualify under the Policy.  Pursuant to that Policy, at December 31, 2016, the Company was not subject to the consolidated capital requirements.  As the Company has assets in excess of $1 billion, it must satisfy capital adequacy requirements.  In addition, the Company must be "well capitalized" under Federal Reserve Board regulations in order to engage in certain activities permitted only for bank holding companies that also meet financial holding company requirements.

Prompt corrective action regulations applicable to insured depository institutions provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2017 and 2016, the Bank met the capital requirements to be deemed well capitalized under the regulatory framework for prompt corrective action.  The Company's capital also met the requirements for the Company to be deemed well capitalized. There have been no events since year-end 2017 and 2016 that impacted the well capitalized status of the Company or the Bank.

At year-end, consolidated actual capital levels and minimum required capital adequacy (excluding the capital conservation buffer) and well capitalized levels for the Company and the Bank were:

	Actual		Minimum Regulatory	Minimum To Be Well
2017	Amount	Ratio	Capital Ratio	Capitalized (1)
Total capital (to risk weighted assets)
Consolidated	$118,456	16.6%	8.0%	N/A
Bank	107,929	15.3	8.0	10.0%
Common equity Tier 1 capital (to risk weighted assets)
Consolidated	102,457	14.3	4.5	N/A
Bank	100,759	14.3	4.5	6.5
Tier 1 capital (to risk weighted assets)
Consolidated	110,957	15.5	6.0	N/A
Bank	100,759	14.3	6.0	8.0
Tier 1 capital (to average assets)
Consolidated	110,957	11.0	4.0	N/A
Bank	100,759	10.1	4.0	5.0

(1)
For the Company, these amounts are required to engage in activities permissible only for a bank holding company that meets the financial holding company requirements.  For the Bank, these are the amounts required for the Bank to be deemed well capitalized under the prompt corrective action regulations.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note P – Regulatory Matters (continued)

	Actual		Minimum Regulatory	Minimum To Be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Capital Ratio	Amount	Ratio
2016
Total capital (to risk weighted assets)
Consolidated	$113,515	16.4%	N/A	N/A	N/A
Bank	104,317	15.3	8.0%	$68,289	10.0%
Common equity Tier 1 capital (to risk weighted assets)
Consolidated	97,316	14.0	N/A	N/A	N/A
Bank	96,946	14.2	4.5	44,388	6.5
Tier 1 capital (to risk weighted assets)
Consolidated	105,816	15.3	N/A	N/A	N/A
Bank	96,946	14.2	6.0	54,631	8.0
Tier 1 capital (to average assets)
Consolidated	105,816	11.2	N/A	N/A	N/A
Bank	96,946	10.4	4.0	46,461	5.0

Dividends paid by the subsidiaries are the primary source of funds available to Ohio Valley for payment of dividends to shareholders and for other working capital needs. The payment of dividends by the subsidiaries to Ohio Valley is subject to restrictions by regulatory authorities and state law. These restrictions generally limit dividends to the current and prior two years retained earnings of the Bank and Loan Central, Inc., and 90% of the prior year's net income of OVBC Captive, Inc. At January 1, 2018 approximately $5,162 of the subsidiaries' retained earnings were available for dividends under these guidelines. In addition to these restrictions, dividend payments cannot reduce regulatory capital levels below minimum regulatory guidelines. The amount of dividends payable by the Bank is also restricted if the Bank does not hold a capital conservation buffer. The Board of Governors of the Federal Reserve System also has a policy requiring Ohio Valley to provide notice to the FRB in advance of the payment of a dividend to Ohio Valley's shareholders under certain circumstances, and the FRB may disapprove of such dividend payment if the FRB determines the payment would be an unsafe or unsound practice.

Note Q - Parent Company Only Condensed Financial Information
Below is condensed financial information of Ohio Valley. In this information, Ohio Valley's investment in its subsidiaries is stated at cost plus equity in undistributed earnings of the subsidiaries since acquisition. This information should be read in conjunction with the consolidated financial statements of the Company.

CONDENSED STATEMENTS OF CONDITION

	Years ended December 31:
Assets	2017	2016
Cash and cash equivalents	$3,292	$2,747
Investment in subsidiaries	118,775	115,057
Notes receivable – subsidiaries	3,320	3,420
Other assets	67	52
Total assets	$125,454	$121,276

Liabilities
Notes payable	$7,324	$7,882
Subordinated debentures	8,500	8,500
Other liabilities	269	366
Total liabilities	16,093	16,748

Shareholders' Equity
Total shareholders' equity	109,361	104,528
Total liabilities and shareholders' equity	$125,454	$121,276

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note Q - Parent Company Only Condensed Financial Information (continued)

CONDENSED STATEMENTS OF INCOME

	Years ended December 31:
Income:	2017	2016	2015
Interest on notes	$51	$52	$53
Dividends from subsidiaries	4,400	6,900	3,500

Expenses:
Interest on notes	211	136	53
Interest on subordinated debentures	248	204	170
Operating expenses	332	667	345
Income before income taxes and equity in undistributed earnings of subsidiaries	3,660	5,945	2,985
Income tax benefit	244	256	167
Equity in undistributed earnings of subsidiaries	3,605	719	5,422
Net Income	$7,509	$6,920	$8,574
Comprehensive Income	$7,622	$5,624	$7,919

CONDENSED STATEMENTS OF CASH FLOWS

	Years ended December 31:
Cash flows from operating activities:	2017	2016	2015
Net Income	$7,509	$6,920	$8,574
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(3,605)	(719)	(5,422)
Common stock issued to ESOP	428	575	----
Change in other assets	(15)	11	(16)
Change in other liabilities	(97)	318	(141)
Net cash provided by operating activities	4,220	7,105	2,995

Cash flows from investing activities:
Cash paid for Milton Bancorp, Inc. acquisition	----	(7,431)	----
Change in notes receivable	100	461	(100)
Net cash provided by (used in) investing activities	100	(6,970)	(100)

Cash flows from financing activities:
Change in notes payable	(558)	3,964	128
Proceeds from common stock through dividend reinvestment	715	----	----
Cash dividends paid	(3,932)	(3,585)	(3,665)
Net cash provided by (used in) financing activities	(3,775)	379	(3,537)

Cash and cash equivalents:
Change in cash and cash equivalents	545	514	(642)
Cash and cash equivalents at beginning of year	2,747	2,233	2,875
Cash and cash equivalents at end of year	$3,292	$2,747	$2,233

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

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

Total revenues from the banking segment, which accounted for the majority of the Company's total revenues, totaled 92.7%, 91.6%, and 90.9%  of total consolidated revenues for the years ended December 31, 2017, 2016 and 2015, respectively.

The accounting policies used for the Company's reportable segments are the same as those described in Note A - Summary of Significant Accounting Policies.  Income taxes are allocated based on income before tax expense.  All goodwill is in the Banking segment.

Segment information is as follows:

	Year Ended December 31, 2017
	Banking	Consumer Finance	Total Company
Net interest income	$38,366	$3,367	$41,733
Provision expense	2,415	149	2,564
Noninterest income	8,834	601	9,435
Noninterest expense	34,079	2,530	36,609
Tax expense	3,973	513	4,486
Net income	6,733	776	7,509
Assets	1,013,386	12,904	1,026,290

	Year Ended December 31, 2016
	Banking	Consumer Finance	Total Company
Net interest income	$33,019	$3,307	$36,326
Provision expense	2,665	161	2,826
Noninterest income	7,589	650	8,239
Noninterest expense	30,257	2,642	32,899
Tax expense	1,530	390	1,920
Net income	6,156	764	6,920
Assets	941,907	12,733	954,640

	Year Ended December 31, 2015
	Banking	Consumer Finance	Total Company
Net interest income	$30,175	$3,320	$33,495
Provision expense	1,055	35	1,090
Noninterest income	7,880	717	8,597
Noninterest expense	26,983	2,636	29,619
Tax expense	2,347	462	2,809
Net income	7,670	904	8,574
Assets	782,715	13,570	796,285

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note S - Consolidated Quarterly Financial Information (unaudited)

	Quarters Ended
	Mar. 31	Jun. 30	Sept. 30	Dec. 31
2017
Total interest income	$11,738	$10,989	$11,317	$11,664
Total interest expense	873	918	1,049	1,135
Net interest income	10,865	10,071	10,268	10,529
Provision for loan losses (1)	145	175	1,601	643
Noninterest income (3)	3,113	2,112	2,282	1,928
Noninterest expense	9,375	9,876	9,222	8,136
Net income	3,217	1,741	1,653	898

Earnings per share	$0.69	$0.37	$0.35	$0.19

2016
Total interest income	$9,770	$8,913	$9,824	$10,841
Total interest expense	670	707	839	806
Net interest income	9,100	8,206	8,985	10,035
Provision for loan losses (2)	479	141	1,708	498
Noninterest income (3)	3,235	1,861	1,693	1,450
Noninterest expense	7,969	7,773	8,828	8,329
Net income	2,832	1,706	358	2,024

Earnings per share	$0.69	$0.41	$0.08	$0.43

2015
Total interest income	$9,627	$8,866	$9,016	$8,825
Total interest expense	697	717	731	694
Net interest income	8,930	8,149	8,285	8,131
Provision for loan losses (4)	(78)	799	(11)	380
Noninterest income (3)	3,489	1,917	1,584	1,607
Noninterest expense	7,427	7,554	7,727	6,911
Net income	3,624	1,410	1,642	1,898

Earnings per share	$0.88	$0.34	$0.40	$0.46

(1) During the third quarter of 2017, the Company experienced higher provision expense that was primarily related to general increases in specific allocations and increases in charge-offs within the commercial and residential real estate portfolios.

(2) During the third quarter of 2016, the Company experienced higher provision expense that was primarily related to an increase in specific allocations impacted by the decline in collateral values of two impaired commercial real estate loan relationships.  A re-appraisal of the commercial properties securing the loans identified further collateral depreciation, which resulted in a $2,435 increase to the specific allocations related to the loans.

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

(4) During the first and third quarters of 2015, the Company experienced negative provision expense as a result of lower general allocations of the allowance for loan losses.  General allocations were impacted by improved economic trends that include:  decreasing historical loan loss factor, lower delinquencies and lower classified/criticized assets.

Report of Independent Registered
Public Accounting Firm

To the Board of Directors and Shareholders of
Ohio Valley Banc Corp.

Opinions on the Financial Statements and Internal Control over Financial Reporting
We have audited the accompanying consolidated statements of condition of Ohio Valley Banc Corp. (the "Company") as of December 31, 2017 and 2016, the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively referred to as the "financial statements"). We also have audited the Company's internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control – Integrated Framework: (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2017 in conformity with accounting principles generally accepted in the United States of America.  Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control – Integrated Framework: (2013) issued by COSO.

Basis for Opinions
The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control Over Financial Reporting.  Our responsibility is to express an opinion on the Company's financial statements and an opinion on the Company's internal control over financial reporting based on our audits.  We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the financial statements included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audits also included performing such other procedures as we considered necessary in the circumstances.  We believe that our audits provide a reasonable basis for our opinions.

Definition and Limitations of Internal Control Over Financial Reporting
A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/Crowe Horwath LLP
Crowe Horwath LLP

We have served as the Company's auditor since 1992.

Louisville, Kentucky
March 16, 2018

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

Management assessed Ohio Valley Banc Corp.'s system of internal control over financial reporting as of December 31, 2017, in relation to criteria for effective internal control over financial reporting as described in the 2013 "Internal Control Integrated Framework," issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this assessment, management concluded that, as of December 31, 2017, its system of internal control over financial reporting is effective and meets the criteria of the "Internal Control Integrated Framework."

Crowe Horwath LLP, independent registered public accounting firm, has issued an audit report dated March 16, 2018 on the Company's consolidated financial statements and internal control over financial reporting. That report is contained in Ohio Valley's Annual Report to Shareholders under the heading "Report of Independent Registered Public Accounting Firm."

Ohio Valley Banc Corp.

/s/Thomas E. Wiseman
Thomas E. Wiseman
President, CEO

/s/Scott W. Shockey
Scott W. Shockey
Senior Vice President, CFO

March 16,2018

Summary of Common Stock Data

OHIO VALLEY BANC CORP.
Years ended December 31, 2017 and 2016

INFORMATION AS TO STOCK PRICES AND DIVIDENDS: Ohio Valley's common shares are traded on The NASDAQ Stock Market under the symbol "OVBC." The following table summarizes the high and low sales prices for Ohio Valley's common shares on the NASDAQ Global Market for each quarterly period since January 1, 2016.

2017	High	Low
First Quarter	$29.50	$26.02

Second Quarter	37.50	28.14

Third Quarter	38.30	29.05

Fourth Quarter	43.85	34.80

2016	High	Low
First Quarter	$24.80	$21.70

Second Quarter	22.65	21.40

Third Quarter	22.40	21.60

Fourth Quarter	29.34	22.20

Shown below is a table which reflects the dividends declared per share on Ohio Valley's common shares. As of February 28, 2018, the number of holders of record of common shares was 2,166.

Dividends per share	2017	2016
First Quarter	$.21	$.21

Second Quarter	.21	.21

Third Quarter	.21	.19

Fourth Quarter	.21	.21

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

Performance Graph

OHIO VALLEY BANC CORP.
Year ended December 31, 2017

The following graph sets forth a comparison of five-year cumulative total returns among the Company's common shares (indicated "Ohio Valley Banc Corp." on the Performance Graph), the S & P 500 Index (indicated "S & P 500" on the Performance Graph), and SNL Securities SNL $1 Billion-$5 Billion Bank Asset-Size Index (indicated "SNL $1 Billion-$5 Billion Bank Index) for fiscal years indicated.  Prior to 2017, the Company was included in SNL Securities SNL $500 Million-$1 Billion Bank Asset-Size Index (indicated "SNL $500 Million-$1 Billion Bank Index" on the Performance Graph).  Information reflected on the graph assumes an investment of $100 on December 31, 2012 in each of the common shares of the Company, the S & P 500 Index, and the SNL Indices. Cumulative total return assumes reinvestment of dividends. The SNL $1 Billion-$5 Billion Bank Index represents stock performance of 151 of the nation's banks and the SNL $500 Million-$1 Billion Bank Index represents stock performance of 36 of the nation's banks located throughout the United States within the respective asset ranges as selected by SNL Securities of Charlottesville, Virginia. The Company is included as one of the 151 banks in the SNL $1 Billion-$5 Billion Bank Index.

Total Return Performance
300
275
250
225
200
175
150
125
100
75
50
25
0
Ohio Valley Banc Corp.
SNL $500M-$1B Bank Index
SNL $1B-$5B Bank Index
S&P 500
2012
2013
2014
2015
2016
2017

	Period Ending					
Index	***12/31/12***	***12/31/13***	***12/31/14***	***12/31/15***	***12/31/16***	***12/31/17***
Ohio Valley Banc Corp.	100.00	123.64	140.26	145.62	167.05	258.74
SNL $500M-$1B Bank Index	100.00	129.67	142.26	160.57	216.81	264.51
SNL $1B-$5B Bank Index	100.00	145.41	152.04	170.20	244.85	261.04
S&P 500	100.00	132.39	150.51	152.59	170.84	208.14

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD LOOKING STATEMENTS

Except for the historical statements and discussions contained herein, statements contained in this report constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 and as defined in the Private Securities Litigation Reform Act of 1995.  Such statements are often, but not always, identified by the use of such words as "believes," "anticipates," "expects," and similar expressions.  Such statements involve various important assumptions, risks, uncertainties, and other factors, many of which are beyond our control and which could cause actual results to differ materially from those expressed in such forward looking statements.  These factors include, but are not limited to:  changes in political, economic or other factors, such as inflation rates, recessionary or expansive trends, taxes, the effects of implementation of legislation and the continuing economic uncertainty in various parts of the world; competitive pressures; fluctuations in interest rates; the level of defaults and prepayment on loans made by the Company; unanticipated litigation, claims, or assessments; fluctuations in the cost of obtaining funds to make loans; and regulatory changes.  Additional detailed information concerning a number of important factors which could cause actual results to differ materially from the forward-looking statements contained in management's discussion and analysis is available in the Company's filings with the Securities and Exchange Commission, under the Securities Exchange Act of 1934, including the disclosure under the heading "Item 1A. Risk Factors" of Part 1 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017. Readers are cautioned not to place undue reliance on such forward looking statements, which speak only as of the date hereof.  The Company undertakes no obligation and disclaims any intention to republish revised or updated forward looking statements, whether as a result of new information, unanticipated future events or otherwise.

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

RESULTS OF OPERATIONS:

SUMMARY

Ohio Valley generated net income of $7,509 for 2017, an increase of $589, or 8.5% from 2016.  Earnings per share were $1.60 for 2017, an increase of 0.6% from 2016.  The increase in net income and earnings per share for 2017 was largely impacted by higher net interest and noninterest income, which were collectively up $6,603, or 14.8%, over 2016.  The positive contributions from gross revenues were partially offset by an increase in noninterest expense of $3,710, or 11.3%, over 2016.  The Company's comparative earnings during 2017 and 2016 were greatly impacted by the acquisition of Milton Bancorp, Inc. ("Milton Bancorp") on August 5, 2016.  Immediately following the merger, Milton Bancorp's wholly-owned subsidiary, The Milton Banking Company ("Milton Bank"), was merged with and into the Bank.  The acquisition resulted in the addition of $131,986 in assets and 5 branch locations in Jackson, Madison and Pickaway counties in Ohio.  Having Milton Bank for a full twelve months in 2017 versus just five months in 2016 contributed to increases within most of the Company's income and expense categories.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

During 2017, the Company's net interest income finished strong at $41,733, representing an increase of $5,407, or 14.9%, from 2016.  Average earning assets increased during 2017 by $105,324, or 12.5%, as compared to 2016, coming primarily from loans and taxable investment securities.  The growth in average earning assets was primarily attributable to the acquisition of Milton Bank during the third quarter of 2016.  Milton Bank branches were responsible for over 56% of the average loan growth experienced during 2017, benefiting largely from the full-year effect.  During 2017, the Company also experienced organic loan growth within its existing markets, impacted mostly from its West Virginia and Athens, Ohio locations.    Complementing average earning asset growth was an increase in the Company's net interest margin, which finished at 4.49% in 2017, as compared to 4.40% in 2016.  Contributing to the increase in net interest margin was a general increase in interest rates and higher loan balances relative to total earning assets.

The Company's noninterest income also finished strong during 2017, increasing $1,196, or 14.5%, from 2016. The year-to-date increase in noninterest income was impacted by a larger customer deposit base associated with the Milton Bank acquisition. As a result, the volume of debit and credit card transactions grew during 2017, which helped to generate a 30.1% increase in interchange income. A larger customer base also contributed to an 8.1% increase in service charges on deposit accounts. Noninterest income growth was further impacted by bank owned life insurance ("BOLI") and annuity assets, which grew over 69% during 2017.  This was largely the result of $514 in net bank owned life insurance proceeds that were collected during 2017 in conjunction with the Company's investment in various benefit plans for its directors and key employees. Increases in noninterest income were also impacted by lower losses on the sale of other real estate owned ("OREO"), related to the lower appraised value on one land development property during the fourth quarter of 2016.  Partially offsetting increases in noninterest income were lower tax processing fees through the Company's electronic refund check/deposit ("ERC/ERD") transactions, which decreased 17.4%.  ERC/ERD transactions involve the payment of a tax refund to the taxpayer after the Bank has received the refund from the federal/state government. In addition to a reduced number of tax refunds being processed during 2017, the per item fees received by the Company were lower under the new contract entered into with the third-party tax refund product provider in October 2014 that impacted 2017's tax season.

The Company's noninterest expenses during 2017 increased $3,710, or 11.3%, over 2016. The increase was impacted by the acquisition of Milton Bank, which contributed to general increases in most noninterest expense categories related to having a larger organization after the merger.  The Company saw its salary and employee benefit expense grow by $1,935, or 10.3%, during 2017, as compared to 2016.  The increase was largely the result of adding Milton Bank employees, as well as annual merit increases and higher health insurance costs. Noninterest expense growth was also affected by increases to professional fees, data processing costs, and various "other" noninterest expenses that included costs to maintain OREO properties, customer incentive costs and consulting fees.  Noninterest expense increases were partially offset by the effects of lower merger costs during 2017, as compared to 2016.  As part of the Milton Bank acquisition in 2016, the Company incurred $930 in merger-related expenses that consisted largely of services to combine the operating systems of both companies, as well as investment banking, accounting, and legal services.  As a result, merger expenses were down $891, or 95.8%, in 2017.

The Company's provision for income taxes totaled $4,486 in 2017, compared to $1,920 in 2016, which further reduced operating income.  The increase was related to the Tax Cuts and Jobs Act ("TCJA") enacted on December 22, 2017.  The TCJA made broad and complex changes to the Internal Revenue Code, which will impact the Company, including a reduction of the federal income tax rate from 34% to 21%, as well as the introduction of business-related exclusions, deductions and credits. The reduction of the federal tax rate required the Company's deferred tax assets and liabilities to be revalued using the 21% federal tax rate enacted.  The revaluation resulted in a $1,783 adjustment to tax expense that was recorded in the fourth quarter of 2017.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

For 2016, Ohio Valley generated net income of $6,920 for 2016, a decrease of 19.3% from 2015.  Earnings per share were $1.59 for 2016, a decrease of 23.6% from 2015.  The decrease in net income and earnings per share for 2016 was largely impacted by higher provision for loan loss expense and merger related expenses, which were up $1,736 and $930, respectively, over 2015.  The increase in provision for loan loss expense came mostly from higher specific allocations of the allowance for loan losses associated with two commercial real estate loan relationships during 2016.  Management's analysis of both collateral dependent impaired loans identified asset impairment, which resulted in charges to provision expense of $2,435 during the year ended 2016.  Partially offsetting these specific allocation increases was a reduction of $1,155 in specific reserves on one commercial and industrial loan relationship due to improvements in the borrower's credit quality and economic performance.  The increase in merger expenses was related to the Company's acquisition of Milton Bancorp in 2016.

During 2016, the Company's net interest income finished strong at $36,326, representing an increase of $2,831, or 8.5%, from 2015.  Average earning assets increased during 2016 by $62,372, or 8.0%, as compared to 2015, coming primarily from loans and investment securities.  The growth in average earning assets was primarily attributable to the acquisition of Milton Bank during the third quarter of 2016.  At the time of closing, the majority of Milton Bank's earning assets consisted of $113,298 in loans and $6,214 in securities.  Further impacting average loan growth was the Company's new Athens, Ohio loan production office, which generated over $12,300 in average loan growth during 2016.  Complementing average earning asset growth was an increase in the Company's net interest margin, which finished at 4.40% in 2016, as compared to 4.39% in 2015.  Contributing to the increase in net interest margin were higher asset yields combined with lower funding costs.

The benefits of higher net interest income after provision for loan losses in 2016 were completely offset by a 17.3% increase in net noninterest expense (noninterest expense less noninterest income) during 2016, as compared to 2015.  Noninterest income decreased $358, or 4.2%, from 2015, while noninterest expense increased $3,280, or 11.1%, over 2015. The decrease in noninterest income was affected by lower gains on the sale of OREO, mostly from the lower appraised value on one land development property during the fourth quarter of 2016.  Further impacting lower noninterest income was a decrease in tax processing fees through the Company's ERC/ERD transactions.  Although the Bank experienced a higher volume of tax refunds processed in 2016, tax refund processing fees were still lower than the year before, decreasing $323, or 13.6%, as compared to 2015.  The decrease in total fees was due to the new contract that was previously mentioned with the third-party tax refund product provider that reduced the per item fees.  Partially offsetting some of the decreases to noninterest income during 2016 were positive contributions from service charges on deposit accounts, which increased $404, or 25.7%, impacted mostly by the acquisition of Milton Bank.  Furthermore, debit/credit card interchange income increased $195, or 8.1%, primarily from the Company's continued marketing approach in offering incentives to customers to utilize the Bank's debit and credit cards for purchases.   The Company's growth in noninterest expenses during 2016 was also impacted by the acquisition of Milton Bank, which contributed to general increases in most noninterest expense categories related to having a larger organization after the merger.  The Company saw its salary and employee benefit expense grow by $1,376, or 7.9%, during 2016, as compared to 2015.  The increase was related to adding Milton Bank employees, annual merit increases, and higher health insurance expense.  Noninterest expense during 2016 was also impacted by merger expenses.  As previously mentioned, the Company recorded $930 in one-time merger related expenses that consisted largely of services to combine the operating systems of both companies, as well as investment banking, accounting, and legal services. Noninterest expense growth was also affected by increases in occupancy, furniture and equipment, data processing and software expense.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
 NET INTEREST INCOME

The most significant portion of the Company's revenue, net interest income, results from properly managing the spread between interest income on earning assets and interest expense incurred on interest-bearing liabilities.  The Company earns interest and dividend income from loans, investment securities and short-term investments while incurring interest expense on interest-bearing deposits and short- and long-term borrowings.  Net interest income is affected by changes in both the average volume and mix of assets and liabilities and the level of interest rates for financial instruments.  Changes in net interest income are measured by net interest margin and net interest spread.  Net interest margin is expressed as the percentage of net interest income to average interest-earning assets. Net interest spread is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities.  Both of these are reported on a fully tax-equivalent ("FTE") basis.  Net interest margin exceeds the net interest rate spread because noninterest-bearing sources of funds, principally noninterest-bearing demand deposits and stockholders' equity, also support interest-earning assets. Following is a discussion of changes in interest-earning assets, interest-bearing liabilities and the associated impact on interest income and interest expense for the three years ended December 31, 2017.  Tables I and II have been prepared to summarize the significant changes outlined in this analysis.

Comparing 2017 to 2016, net interest income of $42,511 on an FTE basis increased $5,526, or 14.9%. This change reflected the impact of 12.5% average earning asset growth, a 9 basis point increase in the net interest margin to 4.49%, partially offset by 12.0% average interest-bearing liability growth. Average earning asset growth included a $108,514, or 16.8%, increase in average loans and a $5,925, or 5.5%, increase in average taxable securities. Average interest-bearing liability growth included a $59,543, or 11.3%, increase in average interest-bearing deposits and an $8,110, or 26.1%, increase in average other borrowed funds. The net interest margin expansion reflected a 15 basis point positive impact from the mix and yield on earning assets and a 4 basis point increase in the benefit from noninterest-bearing funding (i.e., demand deposits, shareholders' equity), partially offset by a 10 basis point increase in funding costs.

The increase in average volume of earning assets partially offset by the increase in interest-bearing liabilities was key to the success of 2017's net interest income improvement.  The volume increase in average earning assets was responsible for producing $6,205 in additional FTE interest income during 2017 over 2016, partially offset by $456 in additional interest expense from the volume increase in average interest-bearing liabilities. Average earning assets for 2017 increased $105,324, or 12.5%, from the prior year, reflecting the full year impact of the Milton Bank acquisition. This growth in earning assets contributed to average balance growth in the commercial, residential real estate, and consumer loan portfolios, which were collectively up $108,514, or 16.8%, during 2017. The Milton Bank branches were responsible for over $60,900 in average loan growth during 2017.  During 2017, the Company also experienced organic loan growth within its existing markets, impacted mostly from its West Virginia and Athens, Ohio locations.  The Company's West Virginia offices, located in Mason and Cabell counties, generated over $21,500 in average loans during 2017, particularly within the commercial loan portfolio segment.  Further impacting average loan growth was the Company's Athens, Ohio loan production office, which opened in late 2015.  The new office has served to enhance the Company's market presence in Athens County, generating over $12,900 in average loans during 2017.  The acquisition of Milton Bank loans combined with the success in West Virginia and Athens County has contributed to a larger composition of average loans to average earning assets at year-end 2017 of 79.6%, as compared to 76.7% for 2016.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Further impacting growth in average earning assets during 2017 was a higher level of average securities.  While average tax exempt securities were down 5.6% from the prior year, average taxable securities increased $5,925, or 5.5%, particularly from purchases within the U.S. Government sponsored entity and Agency mortgage-backed investment segments. While the Company's average net investment securities have increased 4.2% during 2017, their percentage of earning assets has declined, averaging 13.4% for 2017, compared to 14.5% for 2016.  The Company has focused on growing earning assets primarily through loans, which has contributed to this lower asset composition of securities.  Management continues to focus on generating loan growth as loans provide the greatest return to the Company.  Management maintains securities at a dollar level adequate enough to provide ample liquidity and cover pledging requirements.

The Company's earnings from interest-bearing deposits with banks was also a contributor to the growth in interest income during 2017.  For 2017, average interest-bearing deposits with banks were down $8,327, or 11.2%, from 2016, which had a negative impact on earnings based on volume.  These effects from lower volume were completely offset by positive effects from the average yield, which contributed to most of the $233, or 62.3%, increase in interest income from deposits with banks during 2017.  Balances within interest-bearing deposits with banks are driven primarily by the Company's use of its Federal Reserve Bank clearing account, which had consistently been trending upward in recent years. The Company continues to utilize its Federal Reserve clearing account to manage seasonal tax refund checks and deposits and fund earning asset growth. This interest-bearing account carried an interest rate of 0.50% during most of 2016. In December 2016, the Federal Reserve increased short-term rates by 25 basis points, and then again in each of March, June and December 2017 by another 25 basis points. These short-term rate adjustments have increased the Federal Reserve clearing account's interest rate from 0.50% of a year ago to 1.50%. The timing of the December 2016 and March 2017 rate adjustments benefited the Company, as it entered into the first quarter of 2017 experiencing significant levels of excess funds impacted by the large volume of ERC/ERD transactions that were maintained within the Federal Reserve clearing account. These ERC/ERD deposits occur primarily during the first half of the year and are the result of the Company's relationship with a third-party tax refund product provider.  The Company acts as the facilitator for these ERC/ERD transactions and earns a fee for each cleared item.  For the short time the Company holds such refunds, constituting noninterest-bearing deposits, the Company increases its deposits with the Federal Reserve.  This causes the interest-bearing balances with banks to represent a large percentage of earning assets during the time the Company holds the refunds, although such balances decrease at year-end.  However, this short-term average balance growth in deposits was completely offset by the need to fund loan growth during 2017.  The Company experienced a 16.8% increase in average loans during 2017, part of which included organic loan originations from the West Virginia and Athens, Ohio markets.  The Company was able to redeploy funds from its Federal Reserve Bank clearing account to help manage the earning asset growth that was evident in 2017, which fits within management's strategy of investing assets into higher yielding products while minimizing interest expense.   With the Company using more of its short-term Federal Reserve funds to satisfy loan demand, this led to a lower composition of average interest-bearing balances with banks, finishing at 7.0% of average earning assets in 2017, as compared to 8.9% in 2016.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
CONSOLIDATED AVERAGE BALANCE SHEET & ANALYSIS OF NET INTEREST INCOME

Table I

(dollars in thousands)	December 31
	2017			2016			2015
	Average Balance	Income/ Expense	Yield/ Average	Average Balance	Income/ Expense	Yield/ Average	Average Balance	Income/ Expense	Yield/ Average
Assets
Interest-earning assets:
Interest-bearing balances with banks	$66,159	$607	0.92%	$74,486	$374	0.50%	$73,383	$185	0.25%
Securities:
Taxable	113,699	2,508	2.21	107,774	2,263	2.10	99,201	2,142	2.16
Tax exempt	13,341	617	4.63	14,129	671	4.75	16,170	792	4.90
Loans	753,204	42,754	5.68	644,690	36,699	5.69	589,953	33,881	5.74
Total interest-earning assets	946,403	46,486	4.91%	841,079	40,007	4.76%	778,707	37,000	4.75%

Noninterest-earning assets:
Cash and due from Banks	12,235			11,014			10,347
Other nonearning assets	62,867			54,195			47,186
Allowance for loan losses	(7,390)			(7,079)			(7,796)
Total noninterest-earning assets	67,712			58,130			49,737
Total assets	$1,014,115			$899,209			$828,444

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
NOW accounts	$157,796	$464	0.29%	$143,180	$383	0.27%	$125,104	$462	0.37%
Savings and money market	239,236	575	0.24	215,760	464	0.21	200,575	431	0.21
Time deposits	189,035	1,804	0.95	167,584	1,307	0.78	168,969	1,298	0.77
Other borrowed money	39,163	884	2.26	31,053	664	2.14	24,378	478	1.96
Subordinated debentures	8.500	248	2.91	8.500	204	2.40	8.500	170	2.00
Total int.-bearing liabilities	633,730	3,975	0.63%	566,077	3,022	0.53%	527,526	2,839	0.54%

Noninterest-bearing liabilities:
Demand deposit accounts	259,160			222,530			199,570
Other liabilities	13,115			12,469			12,628
Total noninterest-bearing liabilities	272,275			234,999			212,198

Shareholders' equity	108,110			98,133			88,720
Total liabilities and shareholders' equity	$1,014,115			$899,209			$828,444

Net interest earnings		$42,511			$36,985			$34,161
Net interest earnings as a percent of interest-earning assets			4.49%			4.40%			4.39%
Net interest rate spread			4.28%			4.23%			4.21%
Average interest-bearing liabilities to average earning assets			66.96%			67.30%			67.74%

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RATE VOLUME ANALYSIS OF CHANGES IN INTEREST INCOME & EXPENSE

Table II
(dollars in thousands)	2017			2016
	Increase (Decrease) From Previous Year Due to			Increase (Decrease) From Previous Year Due to
	Volume	Yield/Rate	Total	Volume	Yield/Rate	Total
Interest income
Interest-bearing balances with banks	$(46)	$279	$233	$3	$186	$189
Securities:
Taxable	128	117	245	181	(60)	121
Tax exempt	(37)	(17)	(54)	(97)	(24)	(121)
Loans	6,160	(105)	6,055	3,118	(300)	2,818
Total interest income	6,205	274	6,479	3,205	(198)	3,007

Interest expense
NOW accounts	41	40	81	60	(139)	(79)
Savings and money market	53	58	111	33	----	33
Time deposits	181	316	497	(11)	20	9
Other borrowed money	181	39	220	140	46	186
Subordinated debentures	----	44	44	----	34	34
Total interest expense	456	497	953	222	(39)	183
Net interest earnings	$5,749	$(223)	$5,526	$2,983	$(159)	$2,824

     The change in interest due to volume and rate is determined as follows: Volume Variance - change in volume multiplied by the previous year's rate; Yield/Rate Variance - change in rate multiplied by the previous year's volume; Total Variance –change in volume multiplied by the change in rate. The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each. Fully taxable equivalent yield assumes a 34% tax rate, net of related nondeductible interest expense.

            Average interest-bearing liabilities increased $67,653, or 12.0%, from 2016 to 2017.  The growth in interest-bearing deposits during 2017 was mostly impacted by the Milton Bank merger, which  resulted in the acquisition of $119,215 in deposits from 2016.  Average time deposits grew $21,451, or 12.8%, during 2017, impacted mostly by the Milton Bank time deposits from 2016 and a special CD offering during the second half of 2017 that generated additional retail funds. The composition of average time deposits to interest-bearing liabilities has trended upward, representing 29.8% and 29.6% of total interest-bearing liabilities at year-end 2017 and 2016, respectively. The growth in earning assets during 2017 caused the Company to use more of its time deposits as funding sources, which contributed to higher composition levels.  The higher average cost associated with time deposits, combined with higher portfolio balances in 2017, contributed to over half of the interest expense increase of 2017.

The Company's core deposit segment of interest-bearing liabilities consist of NOW, savings and money market accounts.  During 2017, average balances on these deposits increased $38,092, or 10.6%, and together represented 62.7% of average interest-bearing liabilities in 2017, as compared to 63.4% in 2016.  This decreasing shift in composition was impacted by a higher composition of time deposits and borrowed funds during 2017, which were used to help fund earning asset growth. This overall composition shift to lower NOW, savings and money market balances combined with a higher composition of time deposits from 2016 to 2017 contributed to a 10 basis point increase in the average cost of funds from 0.53% at year-end 2016 to 0.63% at year-end 2017.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
In addition, the Company's other borrowings and subordinated debentures collectively increased $8,110, or 20.5%, during 2017.  The increase was primarily from the use of FHLB borrowings to fund the purchases of specific earning assets that were originated during both 2017 and 2016.  Borrowings and subordinated debentures continue to represent the smallest composition of average interest-bearing liabilities, finishing at 7.5% and 7.0% at year-end 2017 and 2016, respectively.  While the overall composition is small compared to interest-bearing deposits, it did shift to a higher composition percentage of interest-bearing liabilities from 2016 to 2017, as a result of utilizing more FHLB borrowings to fund earning asset growth.  This shift to more higher-costing liabilities contributed to more interest expense in 2017.

Comparing 2016 to 2015, net interest income of $36,985 on an FTE basis increased $2,824, or 8.3%. This change reflected the impact of 8.0% average earning asset growth, a 1 basis point increase in the net interest margin to 4.40%, partially offset by 7.3% average interest-bearing liability growth. Average earning asset growth included a $54,737, or 9.3%, increase in average loans and an $8,573, or 8.6%, increase in average taxable securities. Average interest-bearing liability growth included a $31,876, or 6.4%, increase in average interest-bearing deposits and a $6,675, or 27.4%, increase in average other borrowed funds. The net interest margin expansion reflected a 1 basis point positive impact from the mix and yield on earning assets, a 1 basis point positive impact from the decrease in funding costs, partially offset by a 1 basis point decrease in the benefit from noninterest-bearing funding (i.e., demand deposits, shareholders' equity).

The increase in average volume of earning assets partially offset by the increase in interest-bearing liabilities was a key contributor to the success of 2016's net interest income improvement.  The volume change in average earning assets produced $3,205 in additional interest income during 2017 over 2016, while being partially offset by $222 in additional interest expense from the volume change in average interest-bearing liabilities. Average earning assets for 2016 was largely impacted by a 9.3% increase in average loans. Average loan growth was impacted by the acquisition of Milton Bank on August 5, 2016, which contributed to increases in commercial, residential real estate and consumer loan balances.  Further impacting average loan growth was the addition of the Company's loan production office in Athens, Ohio in the fourth quarter of 2015.  Loan demand in the Athens County market responded very well, producing $19,282 in outstanding loan balances and year-to-date average loan increase of $12,354 at December 31, 2016, as compared to the same period in 2015.  The acquisition of Milton Bank loans combined with the success in Athens County has contributed to a larger composition of average loans to average earning assets at year-end 2016 of 76.7%, as compared to 75.8% at year-end 2015.

Further impacting growth in average earning assets during 2016 was a higher level of average securities.  While average tax exempt securities were down 12.6% from the prior year, average taxable securities increased $8,573, or 8.6%, particularly from purchases within the Agency mortgage-backed investment segments. The Company also acquired $6,214 in securities as part of the Milton Bank merger, which contributed to the net increase in average securities for the year ended December 31, 2016. While the Company's average net investment securities have increased 5.7% during 2016, their percentage of earning assets has declined, averaging 14.5% for 2016, compared to 14.8% for 2015.  The Company has focused on growing earning assets primarily through loans, which has contributed to this lower asset composition of securities.

Further contributing to average earning asset growth during 2016 was a $1,103, or 1.5% increase in interest-bearing deposits with banks, driven primarily by the Company's use of its Federal Reserve Bank clearing account.  Although the Company experienced loan growth in 2016, much of this was from the acquisition of Milton Bank loans.  However, the Company also experienced organic loan growth, impacted by the Athens, Ohio market.  As loan volume was increasing during 2016, the Company used more of its short-term Federal Reserve funds to satisfy loan demand.  This led to a lower composition of average interest-bearing balances with banks, finishing at 8.9% of average earning assets in 2016, as compared to 9.4% in 2015.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Average interest-bearing liabilities increased 7.3% between 2015 and 2016.  The growth in interest-bearing deposits during 2016 was in large part to the Milton Bank merger, which resulted in the acquisition of $119,215 in deposits.  Interest-bearing liabilities continue to be comprised largely of time deposits, which represented 29.6% and 32.0% of total interest-bearing liabilities at year-end 2016 and 2015, respectively. As interest rates on time deposits continued to readjust to current market rates during 2016, competitive pricing pressures grew, contributing to a continued maturity runoff of time deposits during 2016 and 2015.

The Company's core deposit segment of interest-bearing liabilities, which include NOW and savings and money market accounts, together represented 63.4% of average interest-bearing liabilities in 2016, compared to 61.7% in 2015.  As CD market rates continued to adjust downward in 2016, and the spread between a short-term CD rate and a statement savings rate remained minimal, many customers chose to invest balances into a more liquid product.

In addition, the Company's other borrowings and subordinated debentures continued to represent the smallest composition of average interest-bearing liabilities, finishing at 7.0% and 6.2% at year-end 2016 and 2015, respectively.  During 2016, the Company utilized a portion of its FHLB borrowing capacity to fund specific fixed-rate loans with similar maturity terms which led to the composition shift increase.

The overall composition shift to higher demand, NOW, savings and money market balances combined with a lower composition of time deposits from 2015 to 2016 served as a cost effective contribution to the net interest margin.  The average cost of the "growing" interest-bearing NOW, savings and money market account core segment was 0.24% and 0.27% during the years ended 2016 and 2015, respectively.  The higher average cost of the time deposit, other borrowed money and subordinated debenture segments was 1.05% and 0.96% during the years ended 2016 and 2015, respectively.

During 2017, total interest income on average earning assets increased $6,360, or 16.2%, as compared to 2016.  During 2016, total interest income on average earning assets increased $3,014, or 8.3%, as compared to 2015.  The changes in interest income during both comparison periods were impacted most by the commercial loan portfolio.  During the third quarter of 2016, the Bank acquired $113,298 in loans as part of the Milton Bank merger, of which 36% were comprised of commercial loans.  The Company benefited from having the effects of these loans for twelve months in 2017 versus five months in 2016.  Furthermore, the Company experienced growing commercial loan demand within its West Virginia locations and new loan production office that opened in Athens, Ohio during the fourth quarter of 2016.  Management was pleased with the loan volume production in response to the Company's new market presence in Athens county and growing West Virginia market.   These positive contributions helped to generate increases of 22.1% and 9.8% in average commercial loan balances during 2017 and 2016, respectively.  As a result, commercial interest and fee revenue grew by $3,634, or 25.9%, and $1,272, or 10.0%, during the years ended 2017 and 2016, respectively.

The Company's interest and fees from its residential real estate loan portfolio increased by $891, or 7.2%, and $685, or 5.9%, during the years ended 2017 and 2016, respectively. The acquired loan balances of Milton Bank from 2016 consisted of 42% in residential real estate loan balances, which contributed most to the increase in real estate loan revenue during 2017 and 2016.  When excluding the real estate revenue generated by the Milton Bank branches during 2017 and 2016, the Company's real estate revenue represents a decrease of $113, or 0.99%, and $204, or 1.8%, during the years ended 2017 and 2016, respectively.  A contributing factor to the decline in real estate revenue, excluding Milton Bank, is a composition shift from higher-yielding, long-term, fixed-rate loan balances to lower-yielding, adjustable-rate mortgage originations. This shift to more lower-yielding loans has placed additional pressure on asset yields.  Furthermore, the Company continues to sell a portion of its long-term, fixed-rate real estate loans to the Federal Home Loan Mortgage Corporation, while retaining the servicing rights for those mortgages.  While this strategy has generated loan sale and servicing fee revenue within noninterest income, it has also contributed to lower interest and fee revenues during 2017 and 2016.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
During the year ended 2017, consumer loan interest and fees increased $1,391, or 14.0%, as compared to 2016, and increased $828, or 9.1%, as compared to 2015.  The improvement in consumer loan revenue during 2017 and 2016 was impacted most by the acquired loans of Milton Bank, which consisted of 22% in consumer loan balances at the time of acquisition. Further impacting consumer loan revenue was the average balance growth associated with increased auto loan financings and unsecured consumer loan balances.

The Company's interest income from taxable investment securities improved during both 2017 and 2016, increasing $245, or 10.8%, in 2017 and $121, or 5.6%, in 2016.  Average balance growth during 2017 and 2016 has contributed to higher interest income, largely from increased purchases of U.S. Government sponsored entity securities and Agency mortgage-backed securities during both periods.  In addition, taxable investments of $6,214 were acquired as part of the Milton Bank merger from 2016.  Interest income during 2017 was also positively affected by an 11 basis point increase in yield from 2016, primarily due to investment purchases, and reinvestment of maturities at market rates higher than the average portfolio yield.  This is compared to a 6 basis point decrease in yield on taxable securities from 2015 to 2016, related to the portfolio of taxable securities acquired from Milton Bank in 2106 that carried a lower average yield than the Company's overall taxable securities yield prior to the merger.

Total interest expense incurred on the Company's interest-bearing liabilities increased $953, or 31.5%, during 2017, and increased $183, or 6.4%, during 2016.  The increases in both 2017 and 2016 were mostly impacted by Milton Bank acquired deposits that generated more interest expense. The Company's strategy continues to focus on funding earning asset growth with lower cost, core deposit funding sources to further reduce, or limit growth in, interest expense.  However, with average earning assets increasing at 12.5% during 2017, primarily from loans, the Company accepted more time deposits, which contributed to most of the interest expense increase. Time deposits were impacted by the acquired Milton Bank time deposits, the use of brokered CDs and a special CD offering during the second half of 2017 that generated additional retail funds. Interest-bearing deposits for 2017 and 2016 continue to be comprised more of average core deposit balances in NOW, savings and money market balances, which are lower in cost.  But due to the accelerated asset growth in 2017, the Company accepted brokered deposits and conducted the special CD offering to obtain funds for loan originations.  Thus, the Company's composition of average time deposits increased from 2016 to 2017, while the average composition of NOW, savings and money market balances decreased during the same period.  This contributed to an increase in the Company's weighted average costs from 0.53% at year-end 2016 to 0.63% at year-end 2017. However, the Company's interest expense continues to be minimized by a sustained low-rate environment that has impacted the repricings of various Bank deposit products. Even though the composition of average time deposits increased from the prior year, the year-to-date growth in interest-bearing deposits came mostly from core deposits, which increased $38,092, or 10.6%, from 2016 to 2017, as compared to a $21,451, or 12.8%, increase in average time deposits.  Comparing 2016 to 2015, the Company's interest expense increase was minimal in large part due to a sustained low-rate environment, an increased composition of lower cost NOW, savings and money market balances, and a lower weighted average cost of interest-bearing deposits and borrowings.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Company's interest expenses were also impacted by other borrowed money and subordinated debentures, which were up collectively by $264, or 30.4%, during the year ended 2017, and $220, or 34.0%, during the year ended 2016.  The increase was primarily from the average growth in FHLB borrowings, which were used to fund the purchases of specific earning assets that were originated during both 2017 and 2016.

During 2017 and 2016, the Company benefited from a growing composition of higher-yielding, average loan balances resulting from the Milton Bank acquisition, as well as organic loan growth.  A sustained low-rate environment has also limited the expense exposure associated with the increase in time deposits and other borrowings during 2017 and 2016.  Furthermore, the Company still maintains a higher deposit mix of lower-costing core deposits.  As a result, the net interest margin has improved from 4.39% in 2015 to 4.40% in 2016 and 4.49% in 2017.  However, the trend of margin expansion will continue to be challenged.  The Company will face pressure on its net interest income and margin improvement if loan balances do not continue to expand and become a larger component of overall earning assets.  The Company is still faced with limited opportunities at which interest rates on core deposits can adjust downward.  With interest rates so low, the Company's core deposit accounts are perceived to be at, or near, their interest rate floors.  In addition, the Company's CDs are continuing to reprice to market rates that are trending up.  The Company will continue to focus on growing the average loan portfolio and re-deploying the excess liquidity retained within the Federal Reserve account into higher yielding assets as opportunities arise. For additional discussion on the Company's rate sensitive assets and liabilities, please see "Interest Rate Sensitivity and Liquidity" and "Table VIII" within this Management's Discussion and Analysis.

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

The Company's provision expense during the years ended 2017, 2016 and 2015 totaled $2,564, $2,826 and $1,090, respectively.  The Company experienced a $262 decrease in provision expense during 2017, while provision expense increased $1,736 from 2015 to 2016.  Lower provision expense during 2017 was impacted by a decrease in specific allocations partially offset by an increase in general allocations.  Specific allocations of the allowance for loan losses identify loan impairment by measuring fair value of the underlying collateral and the present value of estimated future cash flows.  Specific allocations during 2017 decreased by $2,887 from December 31, 2016 as a result of the financial performance improvement of one commercial real estate loan relationship.  Prior to 2017, specific reserves of $1,681 were necessary as a result of collateral impairment.  During the first quarter of 2017, a re-evaluation of this borrower's financial performance identified significant improvement, which resulted in a credit quality upgrade to the borrower relationship and no identified collateral impairment at December 31, 2017.  Further contributing to lower specific reserves at year-end 2017 were the charge-offs of several collateral dependent specific allocations. Total charge-offs of $612 on one commercial real estate loan relationship and $399 on one commercial and industrial loan relationship were recorded as a result of asset impairment. However, these specific reserves had already been allocated for prior to 2017, which resulted in no corresponding provision expense impact in 2017.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The decreases in provision expense during 2017 from lower specific allocations were partially offset by a $2,687 increase in general allocations, largely impacted by the addition of new risk factors. During the first quarter of 2017, the Company continued to experience lower historical loan loss factors, which prompted management to evaluate the exposure to losses incurred during an economic downturn. Based on historical losses incurred outside the Company's lookback period, management determined it would be necessary to include an economic risk factor to add general reserves for losses based upon the difference in the Company's current historical loss factors and risks in the portfolio. Furthermore, management evaluated recent changes in loan underwriting standards, which may expose the loan portfolio to additional credit risk. As a result, an economic risk factor was added, which contributed to additional general reserves.

The provision expense increase from 2015 to 2016 was largely impacted by higher specific allocations from year-end 2015.  When re-evaluating the impaired loan balances to their corresponding collateral values at December 31, 2016, a specific allocation of $2,535 was needed to fund the allowance for loan losses of the commercial real estate loan segment, up from the $311 specific allocation at December 31, 2015.  This higher reserve allocation was impacted mostly by two impaired commercial real estate loan relationships that required specific reserves of $2,435 at year-end 2016, and required a corresponding increase to provision for loan losses expense.  This was partially offset by a decrease in the specific allocations within the commercial and industrial loan segment, which lowered from $1,850 at December 31, 2015 to $241 at December 31, 2016.  This was due to a reduction in specific reserves that were previously related to one commercial and industrial loan relationship.  Prior to 2016, specific reserves of $1,155 were necessary as a result of collateral impairment.  During the second quarter of 2016, a re-evaluation of this borrower's financial performance identified significant improvement, which resulted in a credit quality upgrade to the borrower relationship and no identified collateral impairment at December 31, 2016.

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

During 2017, the Company's net charge-offs totaled $2,764, as compared to $1,775 in net charge-offs recognized during 2016.  The increase was largely due to the charge-offs of $612 on one commercial real estate loan relationship and $399 on one commercial and industrial loan relationship that contained specific allocations.  The charge-off did not have a corresponding impact to provision expense since the allocations had already been provided for prior to 2017.  However, the charge-offs would impact the general allocation of the allowance for loan losses during 2017 as identified by the average loan loss history factor. During 2016, the Company's net charge-offs totaled $1,775, as compared to $2,776 in net charge-offs recognized during 2015.  The decrease was largely due to the charge-off of a specific allocation of one impaired commercial real estate loan during 2015.  The charge-off did not have an impact to provision expense since the allocation was already provided for during 2014.  The remaining charge-off increases came primarily from consumer loans.  The effect of lower charge-offs during 2016 had a direct effect in partially offsetting the provision expense increases impacted by higher classified assets and collateral value impairments.

  Management believes that the allowance for loan losses was adequate at December 31, 2017 to absorb probable losses in the portfolio.  The allowance for loan losses was 0.98% of total loans at December 31, 2017, as compared to 1.05% at December 31, 2016 and 1.13% at December 31, 2015.  Future provisions to the allowance for loan losses will continue to be based on management's quarterly in-depth evaluation that is discussed in further detail under the caption "Critical Accounting Policies - Allowance for Loan Losses" within this Management's Discussion and Analysis.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
NONINTEREST INCOME

During 2017, total noninterest income increased $1,196, or 14.5%, as compared to 2016.  The increase in noninterest revenue was impacted by the inclusion of Milton Bank's customer deposit base for a full year. The larger deposit base contributed to year-to-date improvements in debit and credit card interchange income and service charges on deposit accounts, which increased collectively by $942, or 20.6%, during 2017, as compared to 2016. The volume of transactions utilizing the Company's credit card and Jeanie® Plus debit card continue to increase from a year ago.  The Company continues to promote the use of the Company's credit and debit cards by offering incentive based cards that permit their users to redeem accumulated points for merchandise, as well as cash incentives paid, particularly to business users based on transaction criteria. While incenting debit/credit card customers has increased customer use of electronic payments, which has contributed to higher interchange revenue, the strategy also fits well with the Company's emphasis on growing and enhancing its customer relationships.

Also contributing to noninterest income growth was earnings from tax-free BOLI investments. BOLI investments are maintained by the Company in association with various benefit plans, including deferred compensation plans, director retirement plans and supplemental retirement plans. During 2017, the Company recorded $2,107 in cash proceeds and $1,993 in anticipated cash proceeds related to three BOLI participants, which yielded net BOLI proceeds of $514 that were recorded to income. This amount contributed to the 69.1% year-to-date increase in BOLI and annuity asset income of $501 during 2017, as compared to 2016.

Further increasing noninterest income for 2017 were lower losses on OREO properties, which finished with a net loss of $189 at year-end 2017, as compared to a net loss of $467 at year-end 2016.  OREO losses were elevated in 2016 mostly from the lower appraised value of one land development property during the fourth quarter of 2016.  A re-evaluation of this property resulted in a $393 impairment charge that was recorded as a write-down to the OREO property's carrying value.

Partially offsetting growth in noninterest income during 2017 was a reduction in seasonal tax refund processing revenue classified as ERC/ERD fees.  During the year ended 2017, the Company's ERC/ERD fees decreased by $356, or 17.4%, as compared to the same period in 2016, largely due to reduced transaction fees associated with each refund facilitated.  In the fourth quarter of 2014, the Bank entered into a new agreement with a third-party tax refund product provider. Due to competitive pressures, the new agreement provided for a different fee structure, including different fees depending upon the tax refund product selected, and fees that were lower for each refund facilitated, with a reduction in per transaction fees in future years.  As a result, the lower fee structure caused tax processing revenues to be lower than the year before. Furthermore, the Company experienced a decrease in the number of ERC/ERD transactions that were facilitated.  As a result of ERC/ERD fee activity being mostly seasonal, the majority of income was recorded during the first half of 2017.  While ERC/ERD fees were down, management continues to be pleased with the significant contribution this revenue source has made, accounting for 17.9% of total noninterest income at year-end 2017.

The Company's remaining noninterest income categories were down $169, or 12.4%, during the year ended 2017 as compared to 2016.  The decrease was in large part due to higher loss reserves and claims paid associated with the Captive.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
During 2016, total noninterest income decreased $358, or 4.2%, as compared to 2015.  The decline in noninterest revenue was primarily from lower gains on the sale of OREO properties, which finished with a net loss of $467 at year-end 2016, as compared to a net gain of $99 at year-end 2015.  The net OREO loss in 2016 was mostly from a $393 impairment charge recorded during the fourth quarter of 2016 on the land development property previously mentioned.

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

The Company's remaining noninterest income categories were up $95, or 4.8%, during the year ended 2016 as compared to 2015.  This increase was in large part due to earnings from tax-free BOLI investments.

NONINTEREST EXPENSE

Management continues to work diligently to minimize the growth in noninterest expense.  For 2017, total noninterest expense increased $3,710, or 11.3%.  The increase was impacted by the acquisition of Milton Bank, which contributed to general increases in most noninterest expense categories related to having a larger organization after the merger for a full year.  Milton Bank's noninterest expense was $2,415 during 2017 as compared to $1,174 during 2016, coming mostly from salaries and employee benefits, as well as building and equipment costs.

The Company's largest noninterest expense item, salaries and employee benefits, increased $1,935, or 10.3%, during 2017 as compared to 2016.  The increase was largely from the personnel costs associated with Milton Bank, which contributed $1,694 to this line item during 2017 as compared to $754 during 2016.  The remaining increase of $622 to salaries and employee benefit expense was largely due to annual merit increases and higher health insurance expense.  During 2017, the Company experienced a higher full-time equivalent employee base, increasing from 297 employees at year-end 2016 to 305 employees at year-end 2017.

The Company also experienced increases in data processing expense, which increased $626, or 43.0%, during 2017, as compared to 2016. Data processing charges grew as a result of higher transaction volume associated with debit and credit cards, as well as higher processing charges from the Company's Big Rewards customer incentive platform.  Higher transaction volume was impacted by the addition of Milton Bank customers.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Noninterest expense was further impacted by increases in professional fees, which were up $430, or 31.6%, during 2017, as compared to 2016. This increase was impacted by legal expense associated with the recovery efforts on loan deficiency balances.

Other noninterest expenses increased $1,030, or 23.4%, during 2017, as compared to 2016.  This increase was impacted by various activities, including OREO maintenance (up $386), consulting fees (up $223), customer incentives (up $154), and state examination costs (up $134).  OREO maintenance deals with the costs associated with property assets that have been acquired through foreclosure.  For 2017, these expenses included the costs of maintaining various commercial real estate properties, which consist of taxes, management fees and general maintenance.  Increases in consulting fees were associated with revenue enhancement and efficiency improvement strategies during 2017.  Customer incentive costs continued to trend higher during 2017 as part of management's emphasis on further building and maintaining core deposit relationships while increasing interchange revenue.  Examination fees were impacted by the reinstatement of annual assessments on state-chartered banks during the fourth quarter of 2017.  Due to the timing of reinstatement, the 2017 annual assessment by the Ohio Division of Financial Institutions covered just the second half of the year.

Partially offsetting overhead expense increases were lower merger related expenses, which decreased $891, or 95.8%, during 2017, as compared to 2016.  Merger expenses were related to the 2016 acquisition of Milton Bancorp and Milton Bank. During the first quarter of 2016, the Company executed the merger agreement with Milton Bancorp. The merger was eventually finalized on August 5, 2016. Merger expenses consisted largely of services to combine the operating systems of both companies, as well as investment banking, accounting, and legal services.  The Company incurred the majority of its merger related expenses during 2016.  The remaining merger related expenses were minimal in 2017.

The remaining noninterest expense categories increased $580, or 9.9%, during the year-ended 2017, as compared to 2016.  The increases were primarily due to higher software and marketing expenses, as well as higher costs related to assets in process of foreclosure.

During 2016, total noninterest expense increased $3,280, or 11.1%.  The increase was impacted by the acquisition of Milton Bank, which contributed to general increases in most noninterest expense categories related to having a larger organization after the merger.  Milton Bank's noninterest expense was $1,174 during 2016, coming mostly from salaries and employee benefits, as well as building and equipment costs.  Excluding the impact from Milton Bank, the Company's total noninterest expense would have increased $2,106, or 7.1%, during 2016.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
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

The Company's efficiency ratio is defined as noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income. The effects from provision expense are excluded from the efficiency ratio. Management continues to place emphasis on managing its balance sheet mix and interest rate sensitivity as well as developing more innovative ways to generate noninterest revenue. During 2017, the Company was successful in generating more net interest income primarily due to higher average earning assets while minimizing funding costs, which contributed to a 9 basis point improvement in the net interest margin. Income growth from interchange income and BOLI and annuity asset investments caused noninterest revenues to grow by 14.5%, while overhead expenses were up 11.3% from the prior year.  These factors have caused the level of net revenues to outpace overhead expenses during 2017. As a result, the Company's efficiency number improved to 70.5% at December 31, 2017, as compared to 72.8% at December 31, 2016. During 2016, the Company experienced a nominal increase to its net interest margin as a result of higher earning asset yields complemented by higher average earning asset growth and lower funding costs. Noninterest revenues also decreased by 4.2%, while overhead expenses were up 11.1% from the prior year. As a result, net revenue levels during 2016 were outpaced by higher overhead expense, causing the efficiency ratio to increase (regress) to 72.8% at December 31, 2016, as compared to 69.3% at December 31, 2015.

PROVISION FOR INCOME TAXES

The provision for income taxes during 2017 totaled $4,486 compared to $1,920 in 2016 and $2,809 in 2015.  The effective tax rates for 2017, 2016 and 2015 were 37.4%, 21.7% and 24.7%, respectively. Included in the 2017 results was a $1,783 tax expense adjustment related to the TCJA enacted on December 22, 2017.  The TCJA, among other things, reduced the federal income tax rate from 34% to 21% effective January 1, 2018.  This required the Company's deferred tax assets and liabilities to be revalued using the 21% federal tax rate.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
FINANCIAL CONDITION:

CASH AND CASH EQUIVALENTS

The Company's cash and cash equivalents consist of cash, as well as interest- and non-interest bearing balances due from banks.  The amounts of cash and cash equivalents fluctuate on a daily  basis due to  customer activity and liquidity needs.  At December 31, 2017, cash and cash equivalents had increased $34,407, or 85.7%, to $74,573 as compared to $40,166 at December 31, 2016.  The increase in cash and cash equivalents was impacted by excess funds associated with deposit liability growth maintained within the Company's interest-bearing Federal Reserve Bank clearing account from year-end 2016. The Company continues to utilize its interest-bearing Federal Reserve Bank clearing account to manage seasonal tax refund deposits, as well as to fund earning asset growth and maturities of retail CD's.The increase in funds since year-end 2016 was largely impacted by a significant surge in business checking deposits related to one depositor relationship during the fourth quarter of 2017.  This temporary growth in excess funds has since normalized during the first quarter of 2018.  The interest rate paid on both the required and excess reserve balances is based on the targeted federal funds rate established by the Federal Open Market Committee. Short-term rate increases of 25 basis points during each of March 2017, June 2017 and December 2017 caused the federal funds rate to finish at 1.50% at December 31, 2017. The interest rate increases had a corresponding effect on the interest revenue growth experienced during the twelve months of 2017 on Federal Reserve Bank clearing account balances. The 1.50% interest rate is higher than the rate the Company would have received from its investments in federal funds sold. Furthermore, Federal Reserve Bank balances are 100% secured.

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

CERTIFICATES OF DEPOSIT IN FINANCIAL INSTITUTIONS

At December 31, 2017, the Company had $1,820 in certificates of deposit owned by the Captive, up slightly from year-end 2016.  The deposits on hand at December 31, 2017 consist of eight certificates with remaining maturity terms ranging from less than 12 months up to 34 months.

SECURITIES

Management's goal in structuring the portfolio is to maintain a prudent level of liquidity while providing an acceptable rate of return without sacrificing asset quality.  During 2017, the balance of total securities increased $3,551, or 3.1%, compared to year-end 2016. The Company's investment securities portfolio is made up mostly of Agency mortgage-backed securities, representing 73.8% of total investments at December 31, 2017. During the year ended 2017, the Company invested $18,105 in new Agency mortgage-backed securities, while receiving principal repayments of $15,863. The monthly repayment of principal has been the primary advantage of Agency mortgage-backed securities as compared to other types of investment securities, which deliver proceeds upon maturity or call date.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SECURITIES
Table III

	MATURING
As of December 31, 2017	Within One Year		After One but Within Five Years		After Five but Within Ten Years			After Ten Years
(dollars in thousands)	Amount	Yield	Amount	Yield	Amount		Yield	Amount		Yield

U.S. Government sponsored entity securities	$4,593	0.94%	$8,880	1.89%	$	----	----	$	----	----
Obligations of states and political subdivisions	819	3.65%	7,559	5.25%		9,497	5.57%		200	2.50%
Agency mortgage-backed securities, residential	681	4.01%	53,736	2.57%		32,824	2.33%		415	2.88%
Total securities	$6,093	1.65%	$70,175	2.77%		$42,321	3.06%		$615	2.76%

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

Management has not had to sell a debt security during 2017 and 2016 in order to maintain sufficient liquidity, as maturing securities have historically accomplished this.

Since 2008, the reinvestment rates on debt securities have shown limited returns due to the sustained low rate environment.  The weighted average FTE yield on debt securities was 2.29% at year-end 2017 and year-end 2016, as compared to 2.43% at year-end 2015.  As a result of minimal returns on debt securities, the Company's focus will be to generate interest revenue primarily through loan growth, as loans generate the highest yields of total earning assets.  Table III provides a summary of the portfolio by category and remaining contractual maturity.  Issues classified as equity securities have no stated maturity date and are not included in Table III.

LOANS

In 2017, the Company's primary category of earning assets and most significant source of interest income, total loans, increased $34,418, or 4.7%, to finish at $769,319.  The increase in loan balances from year-end 2016 came primarily from the Company's West Virginia and Athens, Ohio market areas.  The impact of higher loan balances came mostly from residential real estate, consumer automobile and commercial and industrial loans, while commercial real estate and other consumer loan balances declined from year-end 2016.  Management continues to place emphasis on its commercial lending, which generally yields a higher return on investment as compared to other types of loans.

Generating residential real estate loans remains a significant focus of the Company's lending efforts. The residential real estate loan segment comprises the largest portion of the Company's overall loan portfolio at 40.2% and consists primarily of one- to four-family residential mortgages and carries many of the same customer and industry risks as the commercial loan portfolio. During 2017, total residential real estate loan balances increased $23,141, or 8.1%, from year-end 2016. This growth was largely impacted by higher balances within the Athens, Ohio and West Virginia markets, which were up $9,502 and $8,243, respectively. The Company's growth in residential real estate loans was further impacted by the Bank's warehouse lending volume. Warehouse lending consists of a line of credit provided by the Bank to another mortgage  lender that makes loans for  the purchase  of one- to four-family residentia l real estate  properties. The mortgage  lender  eventually sells  the loans and repays the Bank. From year-end 2016, warehouse lending balances increased $3,505 to finish at $9,031 at year-end 2017. The real estate loan portfolio is also impacted by loan construction projects. During the period when a borrower's one- to four-family residential home is being built, it is first classified as a construction loan. At the completion of this construction phase, the loan is re-classified to a residential real estate loan. At December 31, 2017, construction loans were down 16.5%, indicating a higher transition of loan balances from commercial real estate to residential real estate. Total loan production within the real estate portfolio consists of increasing short-term adjustable-rate mortgages partially offset by decreasing long-term fixed-rate mortgages. As part of management's interest rate risk strategy, the Company continues to sell most of its long-term fixed-rate residential mortgages to the Federal Home Loan Mortgage Corporation, while maintaining the servicing rights for those mortgages. A customer that does not qualify for a long-term, secondary market loan may choose from one of the Company's other adjustable-rate mortgage products, which contributed to higher balances of adjustable-rate mortgages from year-end 2016.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The commercial lending segment increased $5,939, or 1.9%, from year-end 2016, which came mostly from the commercial and industrial loan portfolio, which increased $6,500, or 6.5%, from year-end 2016. The increase was impacted by loan originations from the West Virginia market area, primarily during the first quarter of 2017. Commercial and industrial loans consist of loans to corporate borrowers primarily in small to mid-sized industrial and commercial companies that include service, retail and wholesale merchants. Collateral securing these loans includes equipment, inventory, and stock.

The commercial real estate loan segment comprises the largest portion of the Company's total commercial loan portfolio at December 31, 2017, representing 66.6%.  Commercial real estate consists of owner-occupied, nonowner-occupied and construction loans. Owner-occupied loans consist of nonfarm, nonresidential properties.  A  commercial  owner-occupied  loan is a borrower purchased building or space for  which the  repayment of principal is  dependent upon  cash flows from the ongoing operations conducted by the party, or an affiliate of the party, who owns the property.  Owner-occupied loans of the Company include loans secured by hospitals, churches, and hardware and convenience stores.  Nonowner-occupied loans are property loans for which the repayment of principal is dependent upon rental income associated with the property or the subsequent sale of the property, such as apartment buildings, condominiums, hotels and motels.  These loans are primarily impacted by local economic conditions, which dictate occupancy rates and the amount of rent charged. Commercial construction loans are extended to individuals as well as corporations for the construction of an individual property or multiple properties and are secured by raw land and the subsequent improvements.  Commercial real estate also includes loan participations with other banks outside the Company's primary market area.  Although the Company is not actively seeking to participate in loans originated outside its primary market area, it has taken advantage of the relationships it has with certain lenders in those areas where the Company believes it can profitably participate with an acceptable level of risk. Commercial real estate loans totaled $213,446 at December 31, 2017, which was comparable to the $214,007 in commercial real estate loans at year-end 2016. Larger payoffs in 2017 caused owner-occupied loans to decrease $4,032, or 5.5%, from year-end 2016, while a higher number of one- to four-family residential homes completed their building phase, causing construction loans to decrease $7,568, or 16.5%, from year-end 2016. Partially offsetting these decreases was an increase in nonowner-occupied loan originations within the Milton Bank, Athens, Ohio and West Virginia market areas, causing these loan balances to grow by $11,039, or 12.2%, from year-end 2016. While management believes lending opportunities exist in the Company's markets, future commercial lending activities will depend upon economic and related conditions, such as general demand for loans in the Company's primary markets, interest rates offered by the Company, the effects of competitive pressure and normal underwriting considerations. Management will continue to place emphasis on its commercial lending, which generally yields a higher return on investment as compared to other types of loans.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Total loans also received positive contributions from the Company's consumer loan portfolio, which increased $5,338, or 4.0%, from year-end 2016.  The Company's consumer loans are primarily secured by automobiles, mobile homes, recreational vehicles and other personal property. Personal loans and unsecured credit card receivables are also included as consumer loans.  The consumer loan portfolio during 2017 benefited mostly from automobile loans, which increased $8,854, or 14.8%, from year-end 2016. Automobile loans represent the Company's largest consumer loan segment at 49.2% of total consumer loans. The Company continues to target more auto dealers within its market areas and offer interest rates that are more competitive with local banks. Growth in automobile loans was partially offset by decreases in other consumer loans, which were down 7.6%. The Company will continue to monitor its auto lending segment while maintaining strict loan underwriting processes to limit future loss exposure.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Management continues to focus on improving asset quality and lowering credit risk while working to maintain its relationships with its borrowers.  During 2017, the Company's allowance for loan losses decreased $200, or 2.6%, to finish at $7,499, compared to $7,699 at year-end 2016. The allowance was impacted by a decrease of $2,887 in specific allocations from year-end 2016. Specific allocations of the allowance for loan losses identify loan impairment by measuring fair value of the underlying collateral and the present value of estimated future cash flows. When re-evaluating the impaired loan balances to their corresponding collateral values during 2017, it was determined that a commercial real estate loan relationship was no longer impaired and no longer collateral dependent due to the borrower's financial performance improvement. This resulted in the removal of that borrower's specific allocation of $1,681 that had previously been identified as impairment. Further contributing to lower specific reserves at year-end 2017 were the charge-offs of several collateral dependent specific allocations. Total charge-offs of $612 on one commercial real estate loan relationship and $399 on one commercial and industrial loan relationship were recorded as a result of asset impairment. However, these specific reserves had already been allocated for prior to 2017, which resulted in no corresponding provision expense impact in 2017.

Partially offsetting the decrease in specific allocations during 2017 was an increase in the Company's general allocations of the allowance for loan losses from year-end 2016. As part of the Company's quarterly analysis of the allowance for loan losses, management reviewed various factors that directly impact the general allocation need of the allowance, which include: historical loan losses, loan delinquency levels, local economic conditions and unemployment rates, criticized/classified asset coverage levels and loan loss recoveries.  Contributing most to elevated general allocations was the addition of new risk factors during the first quarter of 2017 that caused the general allocation component of the allowance for loan losses to increase $2,687, or 57.0%, from year-end 2016. During the first quarter of 2017, the Company continued to experience lower historical loan loss factors, which prompted management to evaluate the exposure to losses incurred during an economic downturn. Based on historical losses incurred outside the Company's lookback period, management determined it would be necessary to include an economic risk factor to add general reserves for losses based upon the difference in the Company's current historical loss factors and risks in the portfolio. Furthermore, management evaluated recent changes in loan underwriting standards, which may expose the loan portfolio to additional credit risk. As a result, an economic risk factor was added, which contributed to additional general reserves.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
Table IV
(dollars in thousands)	Years Ended December 31

	2017	2016	2015	2014	2013
Commercial loans(1)	$4,002	$5,222	$4,548	$5,797	$4,193
Percentage of loans to total loans	41.66%	42.81%	42.89%	43.98%	43.21%

Residential real estate loans	1,470	939	1,087	1,426	1,169
Percentage of loans to total loans	40.19%	38.92%	38.22%	37.60%	38.73%

Consumer loans(2)	2,027	1,538	1,013	1,111	793
Percentage of loans to total loans	18.15%	18.27%	18.89%	18.42%	18.06%

Allowance for loan losses	$7,499	$7,699	$6,648	$8,334	$6,155
	100.00%	100.00%	100.00%	100.00%	100.00%
Ratio of net charge-offs to average loans	.37%	.28%	.47%	.10%	.22%

     The above allocation is based on estimates and subjective judgments and is not necessarily indicative of the specific amounts or loan categories in which losses may ultimately occur.

(1) Includes commercial and industrial and commercial real estate loans.
(2) Includes automobile, home equity and other consumer loans.

SUMMARY OF NONPERFORMING, PAST DUE AND RESTRUCTURED LOANS
Table V
(dollars in thousands)	At December 31

	2017	2016	2015	2014	2013
Impaired loans	$18,108	$22,709	$17,228	$20,169	$14,696
Past due 90 days or more and still accruing	334	327	39	73	78
Nonaccrual	10,112	8,961	7,236	9,549	3,580
Accruing loans past due 90 days or more to total loans	.04%	.04%	.01%	.01%	.02%
Nonaccrual loans as a % of total loans	1.32%	1.22%	1.23%	1.61%	.63%
Impaired loans as a % of total loans	2.35%	3.09%	2.94%	3.39%	2.60%
Allowance for loan losses as a % of total loans	.97%	1.05%	1.13%	1.40%	1.09%

     The impaired loan disclosures are comparable to the nonperforming loan disclosures except that the impaired loan disclosures do not include single family residential or consumer loans which are analyzed in the aggregate for loan impairment purposes. All of the Company's troubled debt restructurings are classified as impaired.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

MATURITY AND REPRICING DATA OF LOANS
As of December 31, 2017
Table VI
(dollars in thousands)	MATURING / REPRICING
	Within One Year	After One but Within Five Years	After Five Years	Total
Residential real estate loans	$95,919	$118,501	$94,743	$309,163
Commercial loans(1)	136,216	136,375	47,944	320,535
Consumer loans(2)	42,975	66,972	29,674	139,621
Total loans	$275,110	$321,848	$172,361	$769,319

Loans maturing or repricing after one year with:
Variable interest rates	$264,468
Fixed interest rates	229,741
Total	$494,209
(1) Includes commercial and industrial and commercial real estate loans. (2) Includes automobile, home equity and other consumer loans.

Also contributing to higher general reserves were increases in nonperforming loans.  Nonperforming loans consist of nonaccruing loans and accruing loans past due 90 days or more.  The Company experienced a 12.8% increase in nonaccruing loans from year-end 2016, which caused an increase in the ratio of nonperforming loans to total loans from 1.26% at December 31, 2016 to 1.36% at December 31, 2017. While the nonperforming loan ratio increased (regressed) from year-end 2016, the Company's nonperforming  assets to total assets  ratio  decreased (improved) to 1.17% at year-end 2017, compared to 1.20% at December 31, 2016. This was largely due to a 7.5% increase in Company assets compared to a 5.3% increase in nonperforming assets.  Nonperforming loans and nonperforming assets at December 31, 2017 continue to be in various stages of resolution for which management believes loans are adequately collateralized or otherwise appropriately considered in its determination of the adequacy of the allowance for loan losses. General risks in the portfolio were positively impacted by lower impaired loans at December 31, 2017, which decreased $4,601, or 20.3%, from year-end 2016. This was largely from the upgrade of one commercial real estate loan relationship during the first quarter of 2017 resulting from the borrower's financial performance improvement which reduced repayment ability risk.

At December 31, 2017, the ratio of the allowance for loan losses decreased to .98%, compared to 1.05% at December 31, 2016.  Management believes that the allowance for loan losses at December 31, 2017 was adequate and reflected probable incurred losses in the loan portfolio. There can be no assurance, however, that adjustments to the allowance for loan losses will not be required in the future. Changes in the circumstances of particular borrowers, as well as adverse developments in the economy, are factors that could change and make adjustments to the allowance for loan losses necessary. Asset quality will continue to remain a key focus, as management continues to stress not just loan growth, but quality in loan underwriting as well.  Future provisions to the allowance for loan losses will continue to be based on management's quarterly in-depth evaluation that is discussed in further detail under the caption "Critical Accounting Policies - Allowance for Loan Losses" within this Management's Discussion and Analysis.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

DEPOSITS

Deposits are used as part of the Company's liquidity management strategy to meet obligations for depositor withdrawals, to fund the borrowing needs of loan customers, and to fund ongoing operations.  Deposits, both interest- and noninterest-bearing, continue to be the most significant source of funds used by the Company to support earning assets.  Deposits are attractive sources of funding because of their stability and generally low cost as compared with other funding sources.  The Company seeks to maintain a proper balance of core  deposit relationships on hand while also utilizing various  wholesale deposit sources, such as  brokered and internet CD balances, as an alternative funding source to manage efficiently the net interest margin.  Deposits are influenced by changes in interest rates, economic conditions and competition from other banks.  The accompanying table VII shows the composition of total deposits as of December 31, 2017, 2016 and 2015.  At December 31, 2017, the growth in deposit balances came mostly from the Company's "core" deposits, which include noninterest-bearing deposits, as well as interest-bearing demand, savings, and money market deposits. The Bank focuses on core deposit relationships with consumers from local markets who can maintain multiple accounts and services at the Bank. The Company believes such core deposits are more stable and less sensitive to changing interest rates and other economic factors.  As a result, the Bank's core customer relationship strategy has resulted in a higher portion of its deposits being held in noninterest-bearing demand accounts, and interest-bearing NOW, savings and money market accounts, at December 31, 2017 than at December 31, 2016.  Total deposits increased $66,272, or 8.4%, from the end of 2016 to finish at $856,724 at December 31, 2017. This deposit growth came primarily from noninterest-bearing balances, which increased $44,079, or 21.0%, from year-end 2016, largely from business checking accounts. Growth in the Company's business checking accounts came primarily from the Mason County, West Virginia market area, increasing over $19.9 million from year-end 2016.  As previously mentioned, this increase in funds came primarily during the fourth quarter of 2017 with one depositor relationship.  The surge in deposits was temporary, and has since normalized during the first quarter of 2018.  Noninterest deposits were also impacted by growth in incentive based checking account balances from year-end 2016.

Further increases in the Company's deposit balances came from time deposits, which increased $15,337, or 8.2%, from year-end 2016.  This was largely driven by the Company's use of wholesale funding, which saw its brokered CD's increase by $11,648, or 48.4%, from year-end 2016. While the Company's preference is to fund earning asset demand with retail core deposits, the use of wholesale deposits was utilized to help satisfy the earning asset growth experienced during 2017. With market rates remaining at historically low levels, the Company considers wholesale deposits to be a cost-effective funding source to help manage the growing demand for loans. Retail time deposits also increased 2.3% from year-end 2016, largely from a short-term promotional CD offering by the Bank during the fourth quarter of 2017 that carried a competitive rate to attract additional retail funding.  While this special CD offering was successful, many customers will continue to invest their balances into a more liquid product, perhaps hoping for continued rising rates in the near future, based on the minimal spread that is still evident between a short-term CD rate and a statement savings rate.  The Company will continue to evaluate its use of brokered CD's to manage the Company's liquidity position and interest rate risk associated with longer-term, fixed-rate asset loan demand.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

DEPOSITS
Table VII

	As of December 31
(dollars in thousands)	2017	2016	2015
Interest-bearing deposits:
NOW accounts	$158,650	$155,051	$124,524
Money market	133,220	134,308	132,901
Savings accounts	107,798	103,453	68,075
IRA accounts	45,312	47,099	40,930
Certificates of deposit	158,089	140,965	117,817
	603,069	580,876	484,247
Noninterest-bearing deposits:
Demand deposits	253,655	209,576	176,499
Total deposits	$856,724	$790,452	$660,746

Interest-bearing deposit growth was also impacted by higher NOW, savings and money market account balances.  NOW accounts were up $3,599, or 2.3%, from year-end 2016, largely driven by growth in public fund account balances. While the Company feels confident in the relationships it has with its public fund customers, these balances will continue to experience larger fluctuations than other deposit account relationships due to the nature of the account activity. Larger public fund account balance fluctuations are, at times, seasonal and can be predicted while most other large fluctuations are outside of management's control. The Company values these public fund relationships it has secured and will continue to market and service these accounts to maintain its long-term relationships.  Savings and money market account balances grew by $3,257, or 1.4%, from year-end 2016.  Customers continue to utilize the statement savings product, which was up 5.0% from year-end 2016.  The Company also utilized more of its brokered money market deposits to manage earning asset growth.  Brokered money market deposits increased to $15,014 at year-end 2017, as compared to $5,000 at year-end 2016.  This growth partially offset the decrease in the Company's Market Watch account balances, which were down by $11,099, or 8.8%, from year-end 2016.
 The Company will continue to experience increased competition for deposits in its market areas, which should challenge its net growth.  The Company will continue to emphasize growth and retention within its core deposit relationships during 2017, reflecting the Company's efforts to reduce its reliance on higher cost funding and improving net interest income.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OTHER BORROWED FUNDS

 The Company also accesses other funding sources, including short-term and long-term borrowings, to fund potential asset growth and satisfy short-term liquidity needs. Other borrowed funds consist primarily of FHLB advances and promissory notes. During 2017, other borrowed funds were down $1,136, or 3.1%, from year-end 2016.  The decrease was largely due to the maturity repayment of a $3,000 advance during the third quarter of 2017.  While deposits continue to be the primary source of funding for growth in earning assets, management will continue to utilize FHLB advances and promissory notes to help manage interest rate sensitivity and liquidity.

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

CAPITAL RESOURCES

The Company maintains a capital level that exceeds regulatory requirements as a margin of safety for its depositors. As detailed in Note P to the financial statements at December 31, 2017, the Bank's capital exceeded the requirements to be deemed "well capitalized" under applicable prompt corrective action regulations.  Total shareholders' equity at December 31, 2017 of $109,361 was up $4,833, or 4.6%, as compared to the balance of $104,528 at December 31, 2016. Shareholders' equity at December 31, 2017 included year-to-date net income of $7,509, partially offset by cash dividends paid of $3,932, or $.84 per share.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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

The following table presents the Company's estimated net interest income sensitivity:

INTEREST RATE SENSITIVITY
Table VIII

Change in Interest Rates Basis Points	December 31, 2017 % Change in Net Interest Income	December 31, 2016 % Change in Net Interest Income

+300	2.60%	(.39%)
+200	1.92%	(.05%)
+100	1.06%	.09%
-100	(2.06%)	(1.72%)

The estimated percentage change in net interest income due to a change in interest rates was within the policy guidelines established by the Board.  With the historical low interest rate environment, management generally has been focused on limiting the duration of assets, while trying to extend the duration of our funding sources to the extent customer preferences will permit the Company to do so.  At December 31, 2017, the interest rate risk profile reflects an asset sensitive position, which produces higher net interest income due to an increase in interest rates.  In a declining rate environment, net interest income is impacted by the interest rate on many deposit accounts not being able to adjust downward.  With interest rates so low, deposit accounts are perceived to be at or near an interest rate floor.  As a result, net interest income decreases in a declining interest rate environment.  Overall, management is comfortable with the current interest rate risk profile, which reflects minimal exposure to interest rate changes.

Liquidity relates to the Company's ability to meet the cash demands and credit needs of its customers and is provided by the ability to readily convert assets to cash and raise funds in the market place. Total cash and cash equivalents, held to maturity securities maturing within one year and available for sale securities, totaling $176,507, represented 17.2% of total assets at December 31, 2017. In addition, the FHLB offers advances to the Bank, which further enhances the Bank's ability to meet liquidity demands. At December 31, 2017, the Bank could borrow an additional $143,992 from the FHLB, of which $80,000 could be used for short-term, cash management advances. Furthermore, the Bank has established a borrowing line with the Federal Reserve. At December 31, 2017, this line had total availability of $53,985. Lastly, the Bank also has the ability to purchase federal funds from a correspondent bank. For further cash flow information, see the condensed consolidated statement of cash flows.  Management does not rely on any single source of liquidity and monitors the level of liquidity based on many factors affecting the Company's financial condition.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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

CONTRACTUAL OBLIGATIONS
Table IX

The following table presents, as of December 31, 2017, significant fixed and determinable contractual obligations to third parties by payment date. Further discussion of the nature of each obligation is included in the referenced note to the consolidated financial statements.

	Payments Due In
(dollars in thousands)	Note Reference	Less than One Year	One to Three Years		Three to Five Years		Over Five Years		Total
Deposits without a stated maturity	G	$653,323	$	----	$	----	$	----	$653,323
Consumer and brokered time deposits	G	109,278		65,773		27,991		359	203,401
Other borrowed funds	I	5,516		8,383		5,497		16,553	35,949
Subordinated debentures	J	----		----		----		8,500	8,500
Lease obligations	E	253		132		47		----	432

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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

KEY RATIOS
Table X
	2017	2016	2015	2014	2013

Return on average assets	.74%	.77%	1.03%	1.01%	1.04%
Return on average equity	6.95%	7.05%	9.66%	9.62%	10.40%
Dividend payout ratio	52.36%	51.79%	42.74%	42.62%	36.56%
Average equity to average assets	10.66%	10.91%	10.71%	10.49%	10.01%

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
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