Form 10-K, Exhibit 13
period 2018-12-31
OHIO VALLEY BANC CORP
filed 2019-03-18
CIK 894671

Community First!
OVBC

Ohio Valley Banc Corp.
Annual Report 2018

 Digging in for a bright future...
OVB officers and community leaders break ground for
    OVB on the Square, August 7, 2018

A Message from Management

Dear Neighbors and Friends,

2018 was certainly a formative year for your Company with a significant upgrade to our mobile banking platform and not one, but two, major construction projects breaking ground.

In Gallia County, the Bank’s commitment to bring back to life one of its first homes became reality with the start of work at OVB on the Square. How fitting the address is 360 Second Avenue as we return to our roots. This new facility will not be a branch, but instead will serve as the new headquarters for your Company. The Main Office campus on Third Avenue will remain open and will continue to house a working branch, our Operations Center, and administrative offices. Opening of OVB on the Square is anticipated for 2020.

Upriver, our Bend Area Office is progressing nicely. Located next to Bob Evans in Mason, West Virginia, this branch will more conveniently serve our Meigs and Mason customers with drive-thru service for teller windows, night deposit, and ATM, as well as 2,100 square feet of customer-friendly space. The Bend Area Office will be Ohio Valley Bank’s 4th branch in West Virginia, joined by Point Pleasant, Barboursville, and Milton, and is expected to open mid 2019.

Behind this growth is our Community First mission, a promise to help our rural communities not only survive but thrive. Your employees gave generously of themselves in 2018 with 3,412 hours in community service (that’s 426.5 work days) for their hometowns.

We will be talking more about our Community First mission at this year’s Annual Shareholders Meeting scheduled for Wednesday, May 15, 2019. The meeting will be held at the Morris & Dorothy Haskins Ariel Theatre at 5 p.m. with social hour before. We hope to see you there.

Sincerely,

/s/ Jeffrey E. Smith	/s/ Thomas E. Wiseman
Jeffrey E. Smith	Thomas E. Wiseman
Chairman of the Board	President and CEO
Ohio Valley Banc Corp.	Ohio Valley Banc Corp.

Putting Community First in our hearts and minds is more than a mission...it’s a way of life.

This Page: Each year, employees from Ohio Valley Bank and Loan Central help build homes with Habitat for Humanity.

Right Top Row L-R: Brittany Richards and the Oak Hill office staff throw a back to school party at the Oak Hill Pool. Sara Oberholzer prepares volunteers at the Jackson Office drive-thru for a day of tasty treats and customer appreciation. OVB Veterans Action Committee Chairman Stephen Ball with volunteers from the Chillicothe Veterans Medical Center as he delivers coats collected through the group’s Fall Coat Drive. More than 360 coats were collected and distributed to multiple local veterans facilities.

Middle Row L-R: Jennifer Osborne leads a Buy Day Friday lunch time local shopping excursion at the Shake Shoppe, Stacie Miller, Brittney Lybbert, and Melissa Hutchinson greet customers at the Gallipolis Walmart branch Customer Appreciation Day event. Heather Kessler and Holli Walker serve up hotdogs for customers at OVB Milton.

Bottom: Row L-R: Joe Wyant helps Little Miss Apple Festival cut the ribbon to open her exhibit in the bank lobby. Larry Russell spends some IMPACT time helping build rail at the Gallipolis Railroad Freight Station Museum. Jenny Shaffer, Jacqueline Hornsby, and Mackenzie Hornsby make an impact by sprucing up Davis Library at the University of Rio Grande in preparation for the new school year.

[PICTURES ONLY]

2018 in Review

$532,912	Dollars given in support of local charities, schools, and organizations through donations and sponsorships. Much of these funds furthered community wellness, youth, and veterans programs.

3,000+	People shopped for their next vehicle online at the OVB Auto Loan Center.

14,600	Hours as of 12/31/18 were devoted to community service since OVB’s Impact Days program were established in 2014.

$6,612,636.29	Dollars deposited using a cell phone or tablet.

250+	Adults participated in financial education programs offered free by Ohio Valley Bank.

$78,937,362.59	Loaned to businesses in our community to help them not only survive but thrive.

$947,346.52	Cash back earned by OVB Rewards Checking account holders.

[PICTURES ONLY]

OVBC DIRECTORS		OVBC OFFICERS
Jeffrey E. Smith		Jeffrey E. Smith, Chairman of the Board
Chairman, Ohio Valley Banc Corp. and Ohio Valley Bank		Thomas E. Wiseman, President and Chief Executive Officer
Larry E. Miller, II, Chief Operating Officer and Secretary
Thomas E. Wiseman		Katrinka V. Hart-Harris, Senior Vice President
President & CEO, Ohio Valley Banc Corp. and Ohio Valley		Scott W. Shockey, Senior Vice President & Chief Financial Officer
Bank

David W. Thomas, Lead Director		Mario P. Liberatore, Vice President
Former Chief Examiner, Ohio Division of Financial		Cherie A. Elliott, Vice President
Institutions		Jennifer L. Osborne, Vice President
bank supervision and regulation		Tom R. Shepherd, Vice President
Bryan F. Stepp, Vice President
Anna P. Barnitz		Frank W. Davison, Vice President
Treasurer & CFO, Bob’s Market & Greenhouses, Inc.		Bryan W. Martin, Vice President
wholesale horticultural products and retail landscaping		Ryan J. Jones, Vice President
stores		Paula W. Clay, Assistant Secretary
Cindy H. Johnston, Assistant Secretary
Brent A. Saunders
Chairman of the Board, Holzer Health System
Attorney, Halliday, Sheets & Saunders		LOAN CENTRAL DIRECTORS
healthcare
Larry E. Miller, II
Harold A. Howe		Cherie A. Elliott
Self-employed, Real Estate Investment and Rental Property		Katrinka V. Hart-Harris
Ryan J. Jones
Brent R. Eastman
President and Co-owner, Ohio Valley Supermarkets
Partner, Eastman Enterprises		LOAN CENTRAL OFFICERS

John G. Jones		Larry E. Miller, II	Chairman of the Board
Retired President, MBD, Ohio Valley Bank		Cherie A. Elliott	President
		Timothy R. Brumfield	Vice President & Secretary
Kimberly A. Canady			Manager, Gallipolis Office
Owner, Canady Farms, LLC		John J. Holtzapfel	Compliance Officer &
agricultural products and agronomy services			Manager, Wheelersburg Office
		T. Joe Wilson	Manager, Waverly Office
Edward J. Robbins		Joseph I. Jones	Manager, South Point Office
President & CEO, Ohio Valley Veneer, Inc.		Gregory G. Kauffman	Manager, Chillicothe Office
wood harvesting, processing and manufacturing of dry		Steven B. Leach	Manager, Jackson Office
lumber & flooring in Ohio, Kentucky, and Tennessee
WEST VIRGINIA ADVISORY BOARD
OHIO VALLEY BANK DIRECTORS
		Mario P. Liberatore	Stephen L. Johnson
Jeffrey E. Smith	Brent A. Saunders	Richard L. Handley	E. Allen Bell
Thomas E. Wiseman	Brent R. Eastman		John A. Myers
David W. Thomas	John G. Jones	DIRECTORS EMERITUS
Harold A. Howe	Kimberly A. Canady
Anna P. Barnitz	Edward J. Robbins	W. Lowell Call	Barney A. Molnar
		Steven B. Chapman	Wendell B. Thomas
		Robert E. Daniel	Lannes C. Williamson

OHIO VALLEY BANK OFFICERS

EXECUTIVE OFFICERS		ASSISTANT VICE PRESIDENTS
Jeffrey E. Smith	Chairman of the Board	Melissa P. Wooten	Shareholder Relations Manager
Thomas E. Wiseman	President and Chief Executive Officer		& Trust Officer
Larry E. Miller, II	Chief Operating Officer and Secretary	Kimberly R. Williams	Systems Officer
Katrinka V. Hart-Harris	Executive Vice President,	Paula W. Clay	Assistant Secretary
	Special Projects	Cindy H. Johnston	Assistant Secretary
Scott W. Shockey	Executive Vice President,	Joe J. Wyant	Region Manager Jackson County
	Chief Financial Officer	Brenda G. Henson	Manager Deposit Services
Mario P. Liberatore	President, OVB West Virginia	Randall L. Hammond	Security Officer/Loss Prevention
		Barbara A. Patrick	BSA Officer/Loss Prevention
SENIOR VICE PRESIDENTS		Richard P. Speirs	Facilities Manager
Jennifer L. Osborne	Retail Lending	Lori A. Edwards	Secondary Market Manager
Tom R. Shepherd	Chief Deposit Officer	Raymond G. Polcyn	Manager of Loan Production Office
Bryan F. Stepp	Chief Lending Officer	Stephanie L. Stover	Retail Lending Operations Manager
Frank W. Davison	Financial Bank Group	Brandon O. Huff	Director of IT
Bryan W. Martin	Managed Assets Officer	Anita M. Good	Regional Branch Administrator
Ryan J. Jones	Chief Risk Officer	Angela S. Kinnaird	Customer Support Manager
		Laura F. Conger	Risk Administration Officer
VICE PRESIDENTS		Lonnie L. Hunt	Lender/
Patrick H. Tackett	Corporate Banking		Business Development Officer
Marilyn E. Kearns	Director of Human Resources	Ruth R. Murphy	Lender/
Fred K. Mavis	Business Development Officer		Business Development Officer
Rick A. Swain	Western Division Branch Manager	Terri M. Camden	Human Resources Officer
Bryna S. Butler	Corporate Communications	Shelly N. Boothe	Business Development Officer
Tamela D. LeMaster	Branch Administration/CRM	Stephenie L. Peck	Regional Branch Administrator
Christopher L. Preston	Branch Administration
	Business Development	ASSISTANT CASHIERS
Gregory A. Phillips	Consumer Lending	Lois J. Scherer	EFT Officer
Diana L. Parks	Internal Audit Liaison	Linda K. Roe	Lead Cultural Engineer &
John A. Anderson	Loan Operations		Talent Development Specialist
Kyla R. Carpenter	Director of Marketing	Glen P. Arrowood, II	Manager of Indirect Lending
Allen W. Elliott	Director of Customer Support	Michelle L. Hammond	Escrow Supervisor/Lead Mortgage
E. Kate Cox	Director of Cultural Enhancement		Loan Documentation Clerk
Brian E. Hall	Corporate Banking	Patricia G. Hapney	Retail Lending & Personal Banker
Daniel T. Roush	Senior Compliance Officer	Anthony W. Staley	Product Development
Gary L. Crabtree	Lender/		Business Sales & Support
	Business Development Officer	Jon C. Jones	Western Cabell Region Manager
Adam D. Massie	Northern Region Manager	Daniel F. Short	Bend Area Region Manager
Shawn R. Siders	Senior Credit Officer	Pamela K. Smith	Eastern Cabell Region Manager
Jay D. Miller	Business Development Officer	William F. Richards	Advertising Manager
Jody M. DeWees	Trust	Austin P. Arvon	Senior Credit Analyst
Christopher S. Petro	Comptroller

OHIO VALLEY BANK

Athens, Ohio
Loan Office - 2097 East State Street Suite C

Gallia County, Ohio
Main Office - 420 Third Avenue
Mini Bank - 437 Fourth Avenue
Inside Walmart - 2145 Eastern Avenue
Jackson Pike - 3035 State Route 160
Inside Holzer - 100 Jackson Pike
Loan Office - Walmart Plaza, 2145 Eastern Avenue
Rio Grande - 27 North College Avenue

Jackson County, Ohio
Upper Main - 740 East Main Street
Downtown - 400 East Main Street
Oak Hill - 116 Jackson Street	LOAN CENTRAL
Wellston - 123 South Ohio Avenue
Chillicothe
Mt. Sterling, Ohio	1080 N. Bridge Street, Unit 43
255 Yankeetown Street
Gallipolis, Ohio
New Holland, Ohio	2145 Eastern Avenue
25 North Main Street
Jackson, Ohio
Pomeroy, Ohio	420 East Main Street
Inside Sav-a-Lot - 700 West Main Street
South Point, Ohio
Waverly, Ohio	348 County Road 410
507 West Emmitt Avenue
Waverly, Ohio
Barboursville, West Virginia	505 West Emmitt Avenue
6431 East State Route 60
Wheelersburg, Ohio
Milton, West Virginia	326 Center Street
280 East Main Street

Point Pleasant, West Virginia
328 Viand Street

SELECTED FINANCIAL DATA

	Years Ended December 31
	2018	2017	2016	2015	2014
(dollars in thousands, except share and per share data)

SUMMARY OF OPERATIONS:

Total interest income	$49,197	$45,708	$39,348	$36,334	$36,355
Total interest expense	5,471	3,975	3,022	2,839	2,875
Net interest income	43,726	41,733	36,326	33,495	33,480
Provision for loan losses	1,039	2,564	2,826	1,090	2,787
Total other income	8,938	9,435	8,239	8,597	9,793
Total other expenses	37,426	36,609	32,899	29,619	29,293
Income before income taxes	14,199	11,995	8,840	11,383	11,193
Income taxes	2,255	4,486	1,920	2,809	3,120
Net income	11,944	7,509	6,920	8,574	8,073

PER SHARE DATA:

Earnings per share	$2.53	$1.60	$1.59	$2.08	$1.97
Cash dividends declared per share	$0.84	$0.84	$0.82	$0.89	$0.84
Book value per share	$24.87	$23.26	$22.40	$21.97	$20.94
Weighted average number of common shares outstanding	4,725,971	4,685,067	4,351,748	4,117,675	4,099,194

AVERAGE BALANCE SUMMARY:

Total loans	$773,995	$753,204	$644,690	$589,953	$581,690
Securities(1)	223,390	193,199	196,389	188,754	170,314
Deposits	886,639	845,227	749,054	694,218	673,410
Other borrowed funds(2)	48,967	47,663	39,553	32,878	31,225
Shareholders’ equity	112,393	108,110	98,133	88,720	83,887
Total assets	1,063,256	1,014,115	899,209	828,444	799,448

PERIOD END BALANCES:

Total loans	$777,052	$769,319	$734,901	$585,752	$594,768
Securities(1)	184,925	189,941	151,985	155,900	137,274
Deposits	846,704	856,724	790,452	660,746	646,830
Shareholders’ equity	117,874	109,361	104,528	90,470	86,216
Total assets	1,030,493	1,026,290	954,640	796,285	778,668

KEY RATIOS:

Return on average assets	1.12%	0.74%	0.77%	1.03%	1.01%
Return on average equity	10.63%	6.95%	7.05%	9.66%	9.62%
Dividend payout ratio	33.20%	52.36%	51.79%	42.74%	42.62%
Average equity to average assets	10.57%	10.66%	10.91%	10.71%	10.49%

(1) Securities include interest-bearing deposits with banks and restricted investments in bank stocks.
(2) Other borrowed funds include subordinated debentures.

consolidated statements of condition

	As of December 31
	2018	2017
(dollars in thousands, except share and per share data)

Assets

Cash and noninterest-bearing deposits with banks	$13,806	$12,664
Interest-bearing deposits with banks	57,374	61,909
Total cash and cash equivalents	71,180	74,573

Certificates of deposit in financial institutions	2,065	1,820
Securities available for sale	102,164	101,125
Securities held to maturity (estimated fair value: 2018 - $16,234; 2017 - $18,079)	15,816	17,581
Restricted investments in bank stocks	7,506	7,506

Total loans	777,052	769,319
Less: Allowance for loan losses	(6,728)	(7,499)
Net loans	770,324	761,820

Premises and equipment, net	14,855	13,281
Other real estate owned, net	430	1,574
Accrued interest receivable	2,638	2,503
Goodwill	7,371	7,371
Other intangible assets, net	379	514
Bank owned life insurance and annuity assets	29,392	28,675
Other assets	6,373	7,947
Total assets	$1,030,493	$1,026,290

Liabilities

Noninterest-bearing deposits	$237,821	$253,655
Interest-bearing deposits	608,883	603,069
Total deposits	846,704	856,724

Other borrowed funds	39,713	35,949
Subordinated debentures	8,500	8,500
Accrued liabilities	17,702	15,756
Total liabilities	912,619	916,929

Commitments and Contingent Liabilities (See Note L)	----	----

Shareholders’ Equity

Common stock ($1.00 stated value per share, 10,000,000 shares authorized; 2018 – 5,400,065 shares issued; 2017 - 5,362,005 shares issued)	5,400	5,362
Additional paid-in capital	49,477	47,895
Retained earnings	80,844	72,694
Accumulated other comprehensive loss	(2,135)	(878)
Treasury stock, at cost (659,739 shares)	(15,712)	(15,712)
Total shareholders’ equity	117,874	109,361
Total liabilities and shareholders’ equity	$1,030,493	$1,026,290

See accompanying notes to consolidated financial statements

Consolidated Statements of Income

For the years ended December 31	2018	2017	2016
(dollars in thousands, except per share data)

Interest and dividend income:
Loans, including fees	$44,365	$42,182	$36,266
Securities:
Taxable	2,377	2,116	1,961
Tax exempt	369	411	445
Dividends	440	392	302
Interest-bearing deposits with banks	1,608	582	353
Other interest	38	25	21
	49,197	45,708	39,348
Interest expense:
Deposits	4,155	2,843	2,154
Other borrowed funds	986	884	664
Subordinated debentures	330	248	204
	5,471	3,975	3,022
Net interest income	43,726	41,733	36,326
Provision for loan losses	1,039	2,564	2,826
Net interest income after provision for loan losses	42,687	39,169	33,500

Noninterest income:
Service charges on deposit accounts	2,084	2,137	1,977
Trust fees	263	240	227
Income from bank owned life insurance and annuity assets	717	1,226	725
Mortgage banking income	342	265	227
Electronic refund check / deposit fees	1,579	1,692	2,048
Debit / credit card interchange income	3,662	3,376	2,594
Loss on other real estate owned	(559)	(189)	(467)
Other	850	688	908
	8,938	9,435	8,239
Noninterest expense:
Salaries and employee benefits	22,191	20,809	18,874
Occupancy	1,754	1,770	1,846
Furniture and equipment	1,023	1,049	922
Professional fees	2,016	1,792	1,362
Marketing expense	777	1,034	915
FDIC insurance	447	465	455
Data processing	2,115	2,081	1,455
Software	1,533	1,486	1,316
Foreclosed assets	238	499	357
Amortization of intangibles	135	156	68
Merger related expenses	6	39	930
Other	5,191	5,429	4,399
	37,426	36,609	32,899
Income before income taxes	14,199	11,995	8,840
Provision for income taxes	2,255	4,486	1,920
NET INCOME	$11,944	$7,509	$6,920

Earnings per share	$2.53	$1.60	$1.59

See accompanying notes to consolidated financial statements

Consolidated Statements of
Comprehensive Income

For the years ended December 31	2018	2017	2016
(dollars in thousands)

NET INCOME	$11,944	$7,509	$6,920

Other comprehensive income (loss):
Change in unrealized gain (loss) on available for sale securities	(1,373)	171	(1,963)
Related tax (expense) benefit	289	(58)	667
Total other comprehensive income (loss), net of tax	(1,084)	113	(1,296)

Total comprehensive income	$10,860	$7,622	$5,624

See accompanying notes to consolidated financial statements

Consolidated Statements of Changes in
Shareholders’ Equity

For the years ended December 31, 2018, 2017, and 2016
(dollars in thousands, except share and per share data)
	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income(Loss)	Treasury Stock	Total Shareholders' Equity
Balances at January 1, 2016	$4,777	$35,318	$65,782	$305	$(15,712)	$90,470

Net income	----	----	6,920	----	----	6,920
Other comprehensive income (loss), net	----	----	----	(1,296)	----	(1,296)
Common stock issued to ESOP, 24,572 shares	25	550	----	----	----	575
Acquisition – Milton Bancorp, Inc. 523,518 shares	524	10,920	----	----	----	11,444
Cash dividends, $.82 per share	----	----	(3,585)	----	----	(3,585)
Balances at December 31, 2016	5,326	46,788	69,117	(991)	(15,712)	104,528

Net income	----	----	7,509	----	----	7,509
Other comprehensive income (loss), net	----	----	----	113	----	113
Common stock issued to ESOP, 15,118 shares	15	413	----	----	----	428
Common stock issued through dividend reinvestment, 21,383 shares	21	694	----	----	----	715
Cash dividends, $.84 per share	----	----	(3,932)	----	----	(3,932)
Balances at December 31, 2017	5,362	47,895	72,694	(878)	(15,712)	109,361

Net income	----	----	11,944	----	----	11,944
Other comprehensive income (loss), net	----	----	----	(1,084)	----	(1,084)
Amount reclassified out of accumulated other comprehensive income (loss) per ASU 2018-02	----	----	173	(173)	----	----
Common stock issued to ESOP, 7,294 shares	7	288	----	----	----	295
Common stock issued through dividend reinvestment, 30,766 shares	31	1,294	----	----	----	1,325
Cash dividends, $.84 per share	----	----	(3,967)	----	----	(3,967)
Balances at December 31, 2018	$5,400	$49,477	$80,844	$(2,135)	$(15,712)	$117,874

See accompanying notes to consolidated financial statements

Consolidated Statements of Cash Flows
For the years ended December 31	2018	2017	2016
(dollars in thousands)

Cash flows from operating activities:
Net income	$11,944	$7,509	$6,920
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of premises and equipment	1,141	1,277	1,126
Net (accretion) of purchase accounting adjustments	(188)	(526)	(255)
Net amortization of securities	260	378	407
Proceeds from sale of loans in secondary market	11,034	7,857	6,455
Loans disbursed for sale in secondary market	(10,692)	(7,592)	(6,228)
Amortization of mortgage servicing rights	55	71	79
Gain on sale of loans	(397)	(336)	(306)
Amortization of intangible assets	135	156	68
Deferred tax (benefit) expense	(134)	1,907	(725)
Provision for loan losses	1,039	2,564	2,826
Common stock issued to ESOP	295	428	575
Earnings on bank owned life insurance and annuity assets	(717)	(1,226)	(725)
(Gain) loss on sale of other real estate owned	21	134	(22)
Net write-down of other real estate owned	538	55	489
Change in accrued interest receivable	(135)	(188)	(496)
Change in accrued liabilities	1,946	1,681	1,461
Change in other assets	1,996	347	1,717
Net cash provided by operating activities	18,141	14,496	13,366

Cash flows from investing activities:
Net cash acquired from Milton Bancorp, Inc. acquisition	----	----	1,770
Proceeds from sales of securities available for sale	----	----	----
Proceeds from maturities and paydowns of securities available for sale	21,139	20,389	18,591
Purchases of securities available for sale	(23,757)	(25,177)	(20,256)
Proceeds from maturities of securities held to maturity	1,711	1,419	3,089
Purchases of securities held to maturity	----	(389)	(1,528)
Proceeds from maturities of certificates of deposit in financial institutions	----	245	490
Purchases of certificates of deposit in financial institutions	(245)	(395)	(445)
Purchases of restricted investments in bank stocks	----	----	(566)
Net change in loans	(9,981)	(37,918)	(38,299)
Proceeds from sale of other real estate owned	1,132	1,466	403
Purchases of premises and equipment	(2,725)	(1,727)	(1,683)
Proceeds from bank owned life insurance and annuity assets	----	2,107	----
Purchases of bank owned life insurance and annuity assets	----	(2,200)	----
Net cash (used in) investing activities	(12,726)	(42,180)	(38,434)

Cash flows from financing activities:
Change in deposits	(9,930)	66,444	10,150
Proceeds from common stock through dividend reinvestment	1,325	715	----
Cash dividends	(3,967)	(3,932)	(3,585)
Proceeds from Federal Home Loan Bank borrowings	8,000	4,785	11,102
Repayment of Federal Home Loan Bank borrowings	(3,162)	(5,318)	(1,883)
Change in other long-term borrowings	(989)	(459)	3,899
Change in other short-term borrowings	(85)	(144)	21
Net cash provided by (used in) by financing activities	(8,808)	62,091	19,704

Cash and cash equivalents:
Change in cash and cash equivalents	(3,393)	34,407	(5,364)
Cash and cash equivalents at beginning of year	74,573	40,166	45,530
Cash and cash equivalents at end of year	$71,180	$74,573	$40,166

Supplemental disclosure:
Cash paid for interest	$5,008	$3,724	$2,930
Cash paid for income taxes	2,050	2,236	1,725
Proceeds from bank owned life insurance and annuity assets not settled	----	1,993	----
Transfers from loans to other real estate owned	547	1,337	957
Other real estate owned sales financed by The Ohio Valley Bank Company	----	237	316
Issuance of common stock for Milton Bancorp, Inc. acquisition	----	----	11,444
Net assets acquired from Milton Bancorp, Inc. acquisition, excluding cash and cash equivalents	----	----	3,140

See accompanying notes to consolidated financial statements

Notes to the Consolidated Financial Statements
Amounts are in thousands, except share and per share data.

Note A - Summary of Significant Accounting Policies

Description of Business:  Ohio Valley Banc Corp. (”Ohio Valley”) is a financial holding company registered under the Bank Holding Company Act of 1956.  Ohio Valley has one banking subsidiary, The Ohio Valley Bank Company (the “Bank”), an Ohio state-chartered bank that is a member of the Federal Reserve Bank and is regulated primarily by the Ohio Division of Financial Institutions and the Federal Reserve Board.  Ohio Valley also has a subsidiary that engages in consumer lending generally to individuals with higher credit risk history, Loan Central, Inc.; a subsidiary insurance agency that facilitates the receipts of insurance commissions, Ohio Valley Financial Services Agency, LLC; and a limited purpose property and casualty insurance company, OVBC Captive, Inc.  The Bank has one wholly-owned subsidiary, Ohio Valley REO, LLC ("Ohio Valley REO"), an Ohio limited liability company, to which the Bank transfers certain real estate acquired by the Bank through foreclosure for sale by Ohio Valley REO. Ohio Valley and its subsidiaries are collectively referred to as the “Company.”

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

Certificates of deposit in financial institutions:  Certificates of deposit in financial institutions are carried at cost and have maturity terms of 90 days or greater.  The longest maturity date is September 27, 2021.

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

Restricted Investments in Bank Stocks:  The Bank is a member of the Federal Home Loan Bank (“FHLB”) system.  Additionally, the Bank is a member of the Federal Reserve Bank (“FRB”) system.  Members are required to own a certain amount of stock based on their level of borrowings and other factors and may invest in additional amounts.  FHLB stock and FRB stock are carried at cost, classified as restricted securities, and periodically evaluated for impairment based on ultimate recovery of par value.  Both cash and stock dividends are reported as income. The Company has additional investments in other restricted bank stocks that are not material to the financial statements.

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

The Bank also originates long-term, fixed-rate mortgage loans, with full intention of being sold to the secondary market.  These loans are considered held for sale during the period of time after the principal has been advanced to the borrower by the Bank, but before the Bank has been reimbursed by the Federal Home Loan Mortgage Corporation, typically within a few business days.  As of December 31, 2018, loans held for sale by the Bank totaled $108, as compared to no loans held for sale at December 31, 2017.

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

At December 31, 2018, there were no changes to the accounting policies or methodologies within any of the Company’s loan portfolio segments from the prior period.

Concentrations of Credit Risk:  The Company grants residential, consumer and commercial loans to customers located primarily in the southeastern Ohio and western West Virginia areas.

The following represents the composition of the Company’s loan portfolio as of December 31:

	% of Total Loans
	2018	2017
Residential real estate loans	39.13%	40.19%
Commercial real estate loans	27.84%	27.74%
Consumer loans	18.46%	18.15%
Commercial and industrial loans	14.57%	13.92%
	100.00%	100.00%

Approximately 5.02% of total loans were unsecured at December 31, 2018, up from 4.86% at December 31, 2017.

The Bank, in the normal course of its operations, conducts business with correspondent financial institutions. Balances in correspondent accounts, investments in federal funds, certificates of deposit and other short-term securities are closely monitored to ensure that prudent levels of credit and liquidity risks are maintained.  At December 31, 2018, the Bank’s primary correspondent balance was $56,071 on deposit at the Federal Reserve Bank, Cleveland, Ohio.

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

Foreclosed assets:  Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis.  Physical possession of residential real estate property collateralizing a consumer mortgage loan occurs when legal title is obtained upon completion of foreclosure or when the borrower conveys all interest in the property to satisfy the loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense.  Operating costs after acquisition are expensed. Foreclosed assets totaled $430 and $1,574 at December 31, 2018 and 2017.

Notes to the Consolidated Financial Statements

Note A - Summary of Significant Accounting Policies (continued)

Goodwill:  Goodwill arises from business combinations and is generally determined as the excess of the fair value of the consideration transferred, plus the fair value of any noncontrolling interests in the acquiree, over the fair value of the net assets acquired and liabilities assumed as of the acquisition date.  Goodwill acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but tested for impairment at least annually. Goodwill is the only intangible asset with an indefinite life on our balance sheet. The Company has selected December 31 as the date to perform its annual qualitative impairment test.  Given that the Company has been profitable and had positive equity, the qualitative assessment indicated that it was more likely than not that the fair value of goodwill was more than the carrying amount, resulting in no impairment.

Long-term Assets:  Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Mortgage Servicing Rights:  A mortgage servicing right (“MSR”) is a contractual agreement where the right to service a mortgage loan is sold by the original lender to another party. When the Company sells mortgage loans to the secondary market, it retains the servicing rights to these loans. The Company’s MSR is recognized separately when acquired through sales of loans and is initially recorded at fair value with the income statement effect recorded in mortgage banking income. Subsequently, the MSR is then amortized in proportion to and over the period of estimated future servicing income of the underlying loan. The MSR is then evaluated for impairment periodically based upon the fair value of the rights as compared to the carrying amount, with any impairment being recognized through a valuation allowance. Fair value of the MSR is based on market prices for comparable mortgage servicing contracts. Impairment is determined by stratifying rights into groupings based on predominant risk characteristics, such as interest rate, loan type and investor type.  If the Company later determines that all or a portion of the impairment no longer exists for a particular grouping, a reduction of the allowance may be recorded as an increase to income.  At December 31, 2018 and 2017, the Company’s MSR assets were $368 and $360, respectively.

Earnings Per Share:  Earnings per share is based on net income divided by the following weighted average number of common shares outstanding during the periods: 4,725,971 for 2018; 4,685,067 for 2017; 4,351,748 for 2016.  Ohio Valley had no dilutive effect and no potential common shares issuable under stock options or other agreements for any period presented.

Income Taxes: Income tax expense is the sum of the current year income tax due or refundable and the change in deferred tax assets and liabilities.  Deferred tax assets and liabilities are the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. The effect on deferred tax assets and liabilities of a change in tax rates is recognized at the time of enactment of such change in tax rates.  A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.  On December 22, 2017, the Tax Cuts and Jobs Act (“TCJA”) was enacted, which among other things, reduced the federal income tax rate from 34% to 21% effective January 1, 2018.  This required the Company’s deferred tax assets and liabilities to be revalued using the 21% federal tax rate enacted.  The effect was recorded in the fourth quarter tax provision of 2017.

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

Dividend Reinvestment Plan:  The Company maintains a Dividend Reinvestment Plan. The plan enables shareholders to elect to have their cash dividends on all or a portion of shares held automatically reinvested in additional shares of the Company’s common stock. The stock is issued out of the Company’s authorized shares and credited to participant accounts at fair market value. Dividends are reinvested on a quarterly basis.

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

Restrictions on Cash:  Cash on hand or on deposit with a third-party correspondent and the Federal Reserve Bank of $60,167 and $61,915 was required to meet regulatory reserve and clearing requirements at year-end 2018 and 2017.  The balances on deposit with a third-party correspondent do not earn interest.

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

At December 31, 2018 and 2017, the Company’s only derivatives on hand were interest rate swaps, which are classified as stand-alone derivatives.  See Note H for more specific disclosures related to interest rate swaps.

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

Reclassifications: The consolidated financial statements for 2017 and 2016 have been reclassified to conform with the presentation for 2018.  These reclassifications had no effect on the net results of operations or shareholders’ equity.
Adoption of New Accounting Standards:  In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2014-09, which was then adopted by the Company as of January 1, 2018 and all subsequent amendments to the ASU (collectively, “ASC 606”).  ASC 606 (i) creates a single framework for recognizing revenue from contracts with customers that fall within its scope and (ii) revises when it is appropriate to recognize a gain (loss) from the transfer of nonfinancial assets, such as other real estate owned. The guidance establishes a five-step model which entities must follow to recognize revenue and removes inconsistencies and weaknesses in existing guidance.  Additional disclosures providing information about contracts with customers are required. Adoption did not have a material impact on the Company’s results of operations or financial position. The Company adopted ASC 606 using the modified retrospective transition method.  As of December 31, 2017, the Company had no uncompleted customer contracts and as a result, no cumulative transition adjustment was posted to the Company’s accumulated deficit during 2018.

Notes to the Consolidated Financial Statements
Note A - Summary of Significant Accounting Policies (continued)

             In January 2016, the FASB issued ASU No. 2016-01, "Recognition and Measurement of Financial Assets and Financial Liabilities". The update provided updated accounting and reporting requirements for both public and non-public entities effective for interim and annual periods beginning after December 15, 2017, using a cumulative-effect adjustment to the balance sheet as of the beginning of the year of adoption. The most significant provisions that impacted the Company were: 1) measurement of equity securities at fair value, with the changes in fair value recognized in the income statement; 2) elimination of the requirement to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments at amortized cost on the balance sheet; 3) utilization  of the  exit price notion  when  measuring  the fair value  of  financial  instruments for disclosure purposes; and 4) requirement of separate presentation of both financial assets and liabilities by measurement category and form of financial asset on the balance sheet or accompanying notes to the financial statements. The Company adopted ASU No. 2016-01 effective January 1, 2018 and determined the impact to be not material to the Company’s financial statements.  The amendments did change the method utilized to disclose the fair value of the loan portfolio to reflect an exit price notion as opposed to an entry price.  For additional information on fair value of assets and liabilities, see Note O.

In August 2016, FASB issued an update (ASU 2016-15, “Statement of Cash Flows”) (Topic 230), which addressed eight specific cash flow issues with the objective of reducing the existing diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The amendments in this update applied to all entities, including business entities and not-for-profit entities that were required to present a statement of cash flows, and were effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. The Company adopted ASU 2016-15 effective January 1, 2018, which had no impact to the consolidated financial statements and related disclosures.

In February 2018, the FASB issued ASU 2018-02, “Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income”.  The purpose of this Update is to allow a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act that was enacted on December, 22, 2017.  The Update is effective for public business entities for annual periods beginning after December 15, 2018, and interim periods within those fiscal years.  Early adoption is permitted, including adoption in an interim period. The Company elected to early adopt this accounting guidance effective April 1, 2018.  This resulted in the reclassification of $173 in stranded tax effects from accumulated other comprehensive income to retained earnings within the June 30, 2018 Form 10-Q.

Revenue Recognition:  ASU No. 2014-09, “Revenue from Contracts with Customers” ASC 606 provides that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance enumerates five steps that entities should follow in achieving this core principle. Revenue generated from financial instruments, such as interest and dividends on loans and investment securities, are not included in the scope of ASC 606. The adoption of ASC 606 did not result in a change to the accounting for any of the Company’s revenue streams that are within the scope of the amendments. The Company’s services that fall within the scope of ASC 606 are recognized as revenue as the Company satisfies its obligation to the customer. All of the Company’s revenue from contracts with customers within the scope of ASC 606 are presented in the Company’s consolidated statements of income as components of non-interest income.  The list below describes the specific revenue stream under ASC 606, which corresponds directly to the line item within the statement of income in which it is being included:

•Service charges on deposit accounts – these include general service fees charged for deposit account maintenance and activity and transaction-based fees charged for certain services, such as debit card, wire transfer, or overdraft activities. Revenue is recognized when the performance obligation is completed, which is generally after a transaction is completed or monthly for account maintenance services.

•Trust fees - this includes periodic fees due from trust customers for managing the customers' financial assets. Fees are generally charged on a quarterly or annual basis and are recognized ratably throughout the period, as the services are provided on an ongoing basis.

Notes to the Consolidated Financial Statements

Note A - Summary of Significant Accounting Policies (continued)

•Electronic refund check/deposit fees – A tax refund clearing agreement between the Bank and a tax refund product provider requires the Bank to process electronic refund checks and electronic refund deposits presented for payment on behalf of taxpayers through accounts containing taxpayer refunds. The Bank, in turn, receives a fee paid by the third-party tax software provider for each transaction that is processed.  The amount of fees received are tiered based on the tax refund product selected.  Since the Bank acts as a sub servicer in the tax process relationship, a portion of the fee collected is passed on to the tax refund product provider.

•Debit/credit card interchange income – includes interchange income from cardholder transactions conducted with merchants, throughout various interchange networks with which the Company participates.  Interchange fees from cardholder transactions represent a percentage of the underlying transaction value and are recognized daily, as transaction processing services are provided to the deposit customer.  Gross fees from interchange are recorded in operating income separately from gross network costs, which are recorded in operating expense.

•Gain (loss) on other real estate owned – the Company records a gain or loss from the sale of other real estate owned (“OREO”) when control of the property transfers to the buyer, which generally occurs at the time of an executed deed.  When the Company finances the sale of OREO to the buyer, the Company assesses whether the buyer is committed to perform their obligations under the contract and whether collectability of the transaction price is probable.  Once these criteria are met, the OREO asset is derecognized and the gain or loss on sale is recorded upon the transfer of control of the property to the buyer.  In determining the gain or loss on the sale, the Company adjusts the transaction price and related gain (loss) on sale if a significant financing component is present.

All of the Company’s revenue from contracts with customers within the scope of ASC 606 listed above pertained to the banking segment, with no revenue impact recognized from the consumer finance segment during the periods presented.

Accounting Guidance to be Adopted in Future Periods:  In February 2016, the FASB issued an update (ASU 2016-02, Leases) which will require lessees to recognize the following for all leases (with the exception of short-term leases) at the commencement date (1) A lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (2) A right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term.  Under the new guidance, lessor accounting is largely unchanged. Certain targeted improvements were made to align, where necessary, lessor accounting with the lessee accounting model and Topic 606, Revenue from Contracts with Customers. The new guidance also requires enhanced disclosure about an entity’s leasing arrangements. As allowed under ASU 2018-11, the Company will use the optional transition method that eliminates comparative period reporting in the year of adoption. Under the optional transition method, only the most recent period presented will reflect the adoption and comparative periods will be reported under the old guidance.  The effect of adopting this standard in the first quarter of 2019 is estimated to increase both assets and liabilities by $1,484 on the Company’s consolidated statements of condition.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments - Credit Losses”. ASU 2016-13 requires entities to replace the current “incurred loss” model with an “expected loss” model, which is referred to as the current expected credit loss (“CECL”) model.  These expected credit losses for financial assets held at the reporting date are to be based on historical experience, current conditions, and reasonable and supportable forecasts. This ASU will also require enhanced disclosures to help investors and other financial statement users better understand significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an entity’s portfolio. These disclosures include qualitative and quantitative requirements that provide additional information about the amounts recorded in the financial statements. This ASU is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2019. Early adoption is permitted, for annual periods and interim periods within those annual periods, beginning after December 15, 2018.  A CECL steering committee has developed a CECL model and is evaluating the source data, various credit loss methodologies and model results in relation to the new ASU guidance.  Management expects to recognize a one-time cumulative effect adjustment to the allowance for loan losses as of the beginning of the first reporting period in which the new standard is effective.  Management expects the adoption will result in a material increase to the allowance for loan losses balance.  At this time, the impact is being evaluated.

In March 2017, the FASB issued ASU No. 2017-08, “Premium Amortization on Purchased Callable Debt Securities Receivables”, which requires the amortization of the premium on callable debt securities to the earliest call date. The amortization period for callable debt securities purchased at a discount would not be impacted by the ASU. This ASU will be applied prospectively for annual and interim periods in fiscal years beginning after December 15, 2018. The ASU is not expected to have a material impact on the Company’s consolidated financial position or results of operations.

Notes to the Consolidated Financial Statements

Note B – Business Combinations

As of the close of business on August 5, 2016, Ohio Valley completed its merger with Milton Bancorp, Inc. (“Milton Bancorp”) pursuant to the terms of the Agreement and Plan of Merger dated as of January 7, 2016, by and between Ohio Valley and Milton Bancorp, as amended (the "Merger Agreement").  Pursuant to the terms of the Merger Agreement, Milton Bancorp was merged with and into Ohio Valley.  Immediately following the Merger, The Milton Banking Company (“Milton Bank”) was merged with and into the Bank.  As a result of the Merger and in accordance with the terms of the Merger Agreement, each Milton Bancorp share was converted into the right to receive either 1,636 Ohio Valley common shares, no par value, or cash in the amount of $37,219, subject to certain allocation procedures set forth in the Merger Agreement pursuant to which 80% of the 400 outstanding Milton Bancorp common shares were converted into the right to receive Ohio Valley common shares and the remaining 20% of the outstanding Milton Bancorp common shares were converted into the right to receive cash.  Each of the 1,237 Milton Bancorp preferred shares issued and outstanding were converted into the right to receive a cash payment in the amount of $3,600 per preferred share.  The consideration paid for Milton Bancorp totaled $18,875, of which $11,444 was the market value of the Company’s common shares and $7,431 was cash.  Ohio Valley financed part of the cash portion of the purchase price through $5,000 in borrowed funds.  Milton Bank's results of operations were included in the Company's results beginning August 6, 2016.  Merger-related expenses of $930 were recorded to the Company’s income statement for the year ended December 31, 2016.  The fair value of the common shares issued as part of the consideration paid for Milton Bancorp was determined in the basis of the closing price of the Company's common shares on the acquisition date.  After the Merger, the Company's assets totaled approximately $950 million and branches increased to 25 locations.

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

Notes to the Consolidated Financial Statements

Note C - Securities

The following table summarizes the amortized cost and fair value of securities available for sale and securities held to maturity at December 31, 2018 and 2017 and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) and gross unrecognized gains and losses:

	Amortized Cost	Gross Unrealized Gains		Gross Unrealized Losses	Estimated Fair Value
Securities Available for Sale
December 31, 2018
U.S. Government sponsored entity securities	$16,837		$8	$(215)	$16,630
Agency mortgage-backed securities, residential	88,030		92	(2,588)	85,534
Total securities	$104,867		$100	$(2,803)	$102,164

December 31, 2017
U.S. Government sponsored entity securities	$13,622	$	----	$(149)	$13,473
Agency mortgage-backed securities, residential	88,833		300	(1,481)	87,652
Total securities	$102,455		$300	$(1,630)	$101,125

	Amortized Cost	Gross Unrecognized Gains	Gross Unrecognized Losses	Estimated Fair Value
Securities Held to Maturity
December 31, 2018
Obligations of states and political subdivisions	$15,813	$502	$(84)	$16,231
Agency mortgage-backed securities, residential	3	----	----	3
Total securities	$15,816	$502	$(84)	$16,234

December 31, 2017
Obligations of states and political subdivisions	$17,577	$533	$(35)	$18,075
Agency mortgage-backed securities, residential	4	----	----	4
Total securities	$17,581	$533	$(35)	$18,079

At year-end 2018 and 2017, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders’ equity.

There were no sales of debt securities during 2018, 2017 and 2016.

Securities with a carrying value of approximately $79,443 at December 31, 2018 and $70,078 at December 31, 2017 were pledged to secure public deposits and repurchase agreements and for other purposes as required or permitted by law.

Unrealized losses on the Company’s debt securities have not been recognized into income because the issuers’ securities are of high credit quality as of December 31, 2018, and management does not intend to sell and it is likely that management will not be required to sell the securities prior to their anticipated recovery.  Management does not believe any individual unrealized loss at December 31, 2018 and 2017 represents an other-than-temporary impairment.

Notes to the Consolidated Financial Statements
Note C - Securities (continued)

The amortized cost and estimated fair value of debt securities at December 31, 2018, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because certain issuers may have the right to call or prepay the debt obligations prior to their contractual maturities. Securities not due at a single maturity are shown separately.

	Available for Sale				Held to Maturity
Debt Securities:	Amortized Cost		Estimated Fair Value		Amortized Cost	Estimated Fair Value
Due in one year or less	$	----	$	----	$926	$931
Due in one to five years		16,837		16,630	6,884	7,052
Due in five to ten years		----		----	8,003	8,248
Due after ten years		----		----	----	----
Agency mortgage-backed securities, residential		88,030		85,534	3	3
Total debt securities		$104,867		$102,164	$15,816	$16,234

The following table summarizes securities with unrealized losses at December 31, 2018 and December 31, 2017, aggregated by major security type and length of time in a continuous unrealized loss position:

December 31, 2018	Less than 12 Months		12 Months or More		Total
Securities Available for Sale	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Government sponsored entity securities	$1,981	$(1)	$8,679	$(214)	$10,660	$(215)
Agency mortgage-backed securities, residential	8,564	(43)	62,619	(2,545)	71,183	(2,588)
Total available for sale	$10,545	$(44)	$71,298	$(2,759)	$81,843	$(2,803)

	Less than 12 Months		12 Months or More		Total
Securities Held to Maturity	Fair Value	Unrecognized Loss	Fair Value	Unrecognized Loss	Fair Value	Unrecognized Loss
Obligations of states and political subdivisions	$484	$(3)	$1,312	$(81)	$1,796	$(84)
Total held to maturity	$484	$(3)	$1,312	$(81)	$1,796	$(84)

December 31, 2017	Less than 12 Months		12 Months or More		Total
Securities Available for Sale	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Government sponsored entity securities	$6,910	$(97)	$6,563	$(52)	$13,473	$(149)
Agency mortgage-backed securities, residential	37,421	(434)	31,763	(1,047)	69,184	(1,481)
Total available for sale	$44,331	$(531)	$38,326	$(1,099)	$82,657	$(1,630)

	Less than 12 Months		12 Months or More		Total
Securities Held to Maturity	Fair Value	Unrecognized Loss	Fair Value	Unrecognized Loss	Fair Value	Unrecognized Loss
Obligations of states and political subdivisions	$362	$(2)	$1,502	$(33)	$1,864	$(35)
Total held to maturity	$362	$(2)	$1,502	$(33)	$1,864	$(35)

Notes to the Consolidated Financial Statements
Note D - Loans and Allowance for Loan Losses

Loans are comprised of the following at December 31:

	2018	2017
Residential real estate	$304,079	$309,163
Commercial real estate:
Owner-occupied	61,694	73,573
Nonowner-occupied	117,188	101,571
Construction	37,478	38,302
Commercial and industrial	113,243	107,089
Consumer:
Automobile	70,226	68,626
Home equity	22,512	21,431
Other	50,632	49,564
	777,052	769,319
Less: Allowance for loan losses	(6,728)	(7,499)

Loans, net	$770,324	$761,820

The following table presents the activity in the allowance for loan losses by portfolio segment for the years ended December 31, 2018, 2017 and 2016:

December 31, 2018	Residential Real Estate	Commercial Real Estate	Commercial & Industrial	Consumer	Total
Allowance for loan losses:
Beginning balance	$1,470	$2,978	$1,024	$2,027	$7,499
Provision for loan losses	772	(1,311)	(80)	1,658	1,039
Loans charged off	(874)	(4)	(208)	(2,514)	(3,600)
Recoveries	215	523	327	725	1,790
Total ending allowance balance	$1,583	$2,186	$1,063	$1,896	$6,728

December 31, 2017	Residential Real Estate	Commercial Real Estate	Commercial & Industrial	Consumer	Total
Allowance for loan losses:
Beginning balance	$939	$4,315	$907	$1,538	$7,699
Provision for loan losses	1,016	(632)	658	1,522	2,564
Loans charged off	(745)	(1,067)	(627)	(1,642)	(4,081)
Recoveries	260	362	86	609	1,317
Total ending allowance balance	$1,470	$2,978	$1,024	$2,027	$7,499

December 31, 2016	Residential Real Estate	Commercial Real Estate	Commercial & Industrial	Consumer	Total
Allowance for loan losses:
Beginning balance	$1,087	$1,959	$2,589	$1,013	$6,648
Provision for loan losses	(63)	2,287	(1,112)	1,714	2,826
Loans charged off	(384)	(63)	(586)	(2,170)	(3,203)
Recoveries	299	132	16	981	1,428
Total ending allowance balance	$939	$4,315	$907	$1,538	$7,699

Notes to the Consolidated Financial Statements

 Note D - Loans and Allowance for Loan Losses (continued)

The following table presents the balance in the allowance for loan losses and the recorded investment of loans by portfolio segment and based on impairment method as of December 31, 2018 and 2017:

December 31, 2018	Residential Real Estate		Commercial Real Estate	Commercial & Industrial		Consumer		Total
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$	----	$98	$	----	$	----	$98
Collectively evaluated for impairment		1,583	2,088		1,063		1,896	6,630
Total ending allowance balance		$1,583	$2,186		$1,063		$1,896	$6,728

Loans:
Loans individually evaluated for impairment		$1,667	$3,835		$7,116	$	----	$12,618
Loans collectively evaluated for impairment		302,412	212,525		106,127		143,370	764,434
Total ending loans balance		$304,079	$216,360		$113,243		$143,370	$777,052

December 31, 2017	Residential Real Estate		Commercial Real Estate	Commercial & Industrial		Consumer		Total
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$	----	$94	$	----	$	----	$94
Collectively evaluated for impairment		1,470	2,884		1,024		2,027	7,405
Total ending allowance balance		$1,470	$2,978		$1,024		$2,027	$7,499

Loans:
Loans individually evaluated for impairment		$1,420	$7,333		$9,154		$201	$18,108
Loans collectively evaluated for impairment		307,743	206,113		97,935		139,420	751,211
Total ending loans balance		$309,163	$213,446		$107,089		$139,621	$769,319

Notes to the Consolidated Financial Statements

Note D – Loans and Allowance for Loan Losses (continued)

The following table presents information related to loans individually evaluated for impairment by class of loans as of the years ended December 31, 2018, 2017 and 2016:

December 31, 2018	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Impaired Loans	Interest Income Recognized	Cash Basis Interest Recognized
With an allowance recorded:
Commercial real estate:
Nonowner-occupied	$362	$362	$98	$367	$15	$15

With no related allowance recorded:
Residential real estate	1,667	1,667	----	511	101	101
Commercial real estate:
Owner-occupied	2,527	2,527	----	2,475	141	141
Nonowner-occupied	2,368	946	----	1,912	57	57
Construction	336	----	----	----	20	20
Commercial and industrial	7,116	7,116	----	5,802	414	414

Total	$14,376	$12,618	$98	$11,067	$748	$748

December 31, 2017	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Impaired Loans	Interest Income Recognized	Cash Basis Interest Recognized
With an allowance recorded:
Commercial real estate:
Nonowner-occupied	$372	$372	$94	$378	$17	$17

With no related allowance recorded:
Residential real estate	1,420	1,420	----	851	66	66
Commercial real estate:
Owner-occupied	3,427	3,427	----	2,456	184	184
Nonowner-occupied	4,989	3,534	----	3,521	81	81
Construction	352	----	----	----	19	19
Commercial and industrial	9,154	9,154	----	8,544	481	481
Consumer:
Home equity	203	201	----	208	7	7

Total	$19,917	$18,108	$94	$15,958	$855	$855

Notes to the Consolidated Financial Statements
Note D – Loans and Allowance for Loan Losses (continued)

December 31, 2016	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Impaired Loans	Interest Income Recognized	Cash Basis Interest Recognized
With an allowance recorded:
Commercial real estate:
Owner-occupied	$5,477	$5,477	$2,435	$3,185	$300	$300
Nonowner-occupied	384	384	100	390	19	19
Commercial and industrial	392	392	241	391	----	----
Consumer:
Home equity	416	416	205	421	21	21

With no related allowance recorded:
Residential real estate	717	717	----	726	31	31
Commercial real estate:
Owner-occupied	3,638	3,091	----	3,005	178	178
Nonowner-occupied	5,078	3,632	----	3,572	79	79
Construction	1,001	527	----	522	136	136
Commercial and industrial	8,073	8,073	----	7,681	381	381

Total	$25,176	$22,709	$2,981	$19,893	$1,145	$1,145

The recorded investment of a loan is its carrying value excluding accrued interest and deferred loan fees.

Nonaccrual loans and loans past due 90 days or more and still accruing include both smaller balance homogenous loans that are collectively evaluated for impairment and individually classified as impaired loans.

The Company transfers loans to other real estate owned, at fair value less cost to sell, in the period the Company obtains physical possession of the property (through legal title or through a deed in lieu). As of December 31, 2018 and December 31, 2017, other real estate owned for residential real estate properties totaled $134 and $262, respectively. In addition, nonaccrual residential mortgage loans that are in the process of foreclosure had a recorded investment of $2,375 and $2,410 as of December 31, 2018 and December 31, 2017, respectively.

The following table presents the recorded investment of nonaccrual loans and loans past due 90 days or more and still accruing by class of loans as of December 31, 2018 and 2017:

	Loans Past Due 90 Days And Still Accruing	Nonaccrual
December 31, 2018
Residential real estate	$19	$6,661
Commercial real estate:
Owner-occupied	----	470
Nonowner-occupied	362	574
Construction	66	416
Commercial and industrial	31	228
Consumer:
Automobile	270	59
Home equity	91	183
Other	228	86
Total	$1,067	$8,677

Notes to the Consolidated Financial Statements

Note D – Loans and Allowance for Loan Losses (continued)

	Loans Past Due 90 Days And Still Accruing	Nonaccrual
December 31, 2017
Residential real estate	$131	$5,906
Commercial real estate:
Owner-occupied	----	476
Nonowner-occupied	----	2,454
Construction	----	444
Commercial and industrial	----	337
Consumer:
Automobile	127	86
Home equity	----	283
Other	76	126
Total	$334	$10,112

The following table presents the aging of the recorded investment of past due loans by class of loans as of December 31, 2018 and 2017:

December 31, 2018	30-59 Days Past Due	60-89 Days Past Due	90 Days Or More Past Due	Total Past Due	Loans Not Past Due	Total
Residential real estate	$3,369	$1,183	$1,642	$6,194	$297,885	$304,079
Commercial real estate:
Owner-occupied	298	----	129	427	61,267	61,694
Nonowner-occupied	299	----	747	1,046	116,142	117,188
Construction	31	----	265	296	37,182	37,478
Commercial and industrial	428	192	110	730	112,513	113,243
Consumer:
Automobile	1,287	286	289	1,862	68,364	70,226
Home equity	171	92	260	523	21,989	22,512
Other	593	291	228	1,112	49,520	50,632

Total	$6,476	$2,044	$3,670	$12,190	$764,862	$777,052

December 31, 2017	30-59 Days Past Due	60-89 Days Past Due	90 Days Or More Past Due	Total Past Due	Loans Not Past Due	Total
Residential real estate	$5,383	$671	$1,673	$7,727	$301,436	$309,163
Commercial real estate:
Owner-occupied	194	161	160	515	73,058	73,573
Nonowner-occupied	140	----	2,238	2,378	99,193	101,571
Construction	----	----	169	169	38,133	38,302
Commercial and industrial	303	243	191	737	106,352	107,089
Consumer:
Automobile	1,257	346	151	1,754	66,872	68,626
Home equity	90	272	27	389	21,042	21,431
Other	865	218	76	1,159	48,405	49,564

Total	$8,232	$1,911	$4,685	$14,828	$754,491	$769,319

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

The following table presents the types of TDR loan modifications by class of loans as of December 31, 2018 and December 31, 2017:

	TDR’s Performing to Modified Terms	TDR’s Not Performing to Modified Terms		Total TDR’s
December 31, 2018
Residential real estate:
Interest only payments	$216	$	----	$216
Commercial real estate:
Owner-occupied
Interest only payments	968		----	968
Reduction of principal and interest payments	529		----	529
Maturity extension at lower stated rate than market rate	469		----	469
Credit extension at lower stated rate than market rate	402			402
Nonowner-occupied
Interest only payments	----		385	385
Rate reduction	----		362	362
Credit extension at lower stated rate than market rate	561		----	561
Commercial and industrial
Interest only payments	4,742		----	4,742
Total TDR’s	$7,887		$747	$8,634

	TDR’s Performing to Modified Terms	TDR’s Not Performing to Modified Terms		Total TDR’s
December 31, 2017
Residential real estate:
Interest only payments	$697	$	----	$697
Commercial real estate:
Owner-occupied
Interest only payments	997		----	997
Reduction of principal and interest payments	554		----	554
Maturity extension at lower stated rate than market rate	1,466		----	1,466
Credit extension at lower stated rate than market rate	410			410
Nonowner-occupied
Interest only payments	560		1,961	2,521
Rate reduction	372		----	372
Credit extension at lower stated rate than market rate	570		----	570
Commercial and industrial
Interest only payments	9,154		----	9,154
Consumer:
Home equity
Maturity extension at lower stated rate than market rate	----		201	201
Total TDR’s	$14,780		$2,162	$16,942

Notes to the Consolidated Financial Statements

Note D – Loans and Allowance for Loan Losses (continued)

At December 31, 2018, the balance in TDR loans decreased $8,308, or 49.0%, from year-end 2017.  The Company’s specific allocations in reserves to customers whose loan terms have been modified in TDR’s totaled $98 at December 31, 2018, as compared to $94 in reserves at December 31, 2017.  At December 31, 2018, the Company had $758 in commitments to lend additional amounts to customers with outstanding loans that are classified as TDR’s, as compared to $846 at December 31, 2017.

There were no TDR loan modifications that occurred during the year ended December 31, 2018. The following tables present the pre- and post-modification balances of TDR loan modifications by class of loans that occurred during the years ended December 31, 2017 and 2016:

		TDR’s Performing to Modified Terms		TDR’s Not Performing to Modified Terms
	Number of Loans	Pre-Modification Recorded Investment	Post-Modification Recorded Investment	Pre-Modification Recorded Investment		Post-Modification Recorded Investment
December 31, 2017
Commercial real estate:
Owner-occupied
Interest only payments	1	$997	$997	$	----	$	----
Credit extension at lower stated rate than market rate	1	412	412		----		----

Total TDR’s	2	$1,409	$1,409	$	----	$	----

The troubled debt restructurings described above had no impact on the allowance for loan losses and resulted in no charge-offs during the year ended December 31, 2017.

		TDR’s Performing to Modified Terms				TDR’s Not Performing to Modified Terms
	Number of Loans	Pre-Modification Recorded Investment		Post-Modification Recorded Investment		Pre-Modification Recorded Investment	Post-Modification Recorded Investment
December 31, 2016
Commercial real estate:
Nonowner-occupied
Interest only payments	1	$	----	$	----	$226	$226
Credit extension at lower stated rate than market rate	1		574		574	----	----

Total TDR’s	2		$574		$574	$226	$226

The troubled debt restructurings described above increased the allowance for loan losses by $11 and resulted in charge-offs of $11 during the year ended December 31, 2016

During the twelve months ended December 31, 2018, a commercial real estate TDR totaling $362 became past due 90 days or more. Excluding this $362 commercial real estate loan, there were no other TDR's described above at December 31, 2018 that experienced any payment defaults within twelve months following their loan modification.  During the twelve months ended December 31, 2016, the Company placed one commercial real estate TDR totaling $226 on nonaccrual status. Excluding this $226 commercial real estate loan, there were no other TDR's at December 31, 2016 that experienced any payment defaults within twelve months following their loan modification. The Company had no TDR's that occurred during the year ended December 31, 2017 that experienced any payment defaults within twelve months following their loan modification.  A default is considered to have occurred once the TDR is past due 90 days or more or it has been placed on nonaccrual.  TDR loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Notes to the Consolidated Financial Statements

Note D - Loans and Allowance for Loan Losses (continued)

The terms of certain other loans were modified during the years ended December 31, 2018 and 2017 that did not meet the definition of a TDR.  These loans have a total recorded investment of $28,738 as of December 31, 2018 and $29,331 as of December 31, 2017.  The modification of these loans primarily involved the modification of the terms of a loan to borrowers who were not experiencing financial difficulties.

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

Notes to the Consolidated Financial Statements

Note D - Loans and Allowance for Loan Losses (continued)

As of December 31, 2018 and December 31, 2017, and based on the most recent analysis performed, the risk category of commercial loans by class of loans is as follows:

December 31, 2018	Pass	Criticized	Classified	Total
Commercial real estate:
Owner-occupied	$50,474	$7,724	$3,496	$61,694
Nonowner-occupied	115,170	----	2,018	117,188
Construction	37,321	----	157	37,478
Commercial and industrial	92,417	6,536	14,290	113,243
Total	$295,382	$14,260	$19,961	$329,603

December 31, 2017	Pass	Criticized	Classified	Total
Commercial real estate:
Owner-occupied	$64,993	$934	$7,646	$73,573
Nonowner-occupied	93,197	3,776	4,598	101,571
Construction	37,735	156	411	38,302
Commercial and industrial	91,097	6,058	9,934	107,089
Total	$287,022	$10,924	$22,589	$320,535

The Company also obtains the credit scores of its borrowers upon origination (if available by the credit bureau) but not thereafter. The Company focuses mostly on the performance and repayment ability of the borrower as an indicator of credit risk and does not consider a borrower’s credit score to be a significant influence in the determination of a loan’s credit risk grading.

For residential and consumer loan classes, the Company evaluates credit quality based on the aging status of the loan, which was previously presented, and by payment activity.  The following table presents the recorded investment of residential and consumer loans by class of loans based on payment activity as of December 31, 2018 and December 31, 2017:

	Consumer
December 31, 2018	Automobile	Home Equity	Other	Residential Real Estate	Total
Performing	$69,897	$22,238	$50,318	$297,399	$439,852
Nonperforming	329	274	314	6,680	7,597
Total	$70,226	$22,512	$50,632	$304,079	$447,449

	Consumer
December 31, 2017	Automobile	Home Equity	Other	Residential Real Estate	Total
Performing	$68,413	$21,148	$49,362	$303,126	$442,049
Nonperforming	213	283	202	6,037	6,735
Total	$68,626	$21,431	$49,564	$309,163	$448,784

The Company, through its subsidiaries, grants residential, consumer, and commercial loans to customers located primarily in the southeastern area of Ohio as well as the western counties of West Virginia.  Approximately 5.02% of total loans were unsecured at December 31, 2018, up from 4.86% at December 31, 2017.

Notes to the Consolidated Financial Statements
Note E - Premises and Equipment

Following is a summary of premises and equipment at December 31:

	2018	2017
Land	$2,744	$2,641
Buildings	16,154	13,913
Leasehold improvements	1,267	1,267
Furniture and equipment	6,039	5,675
	26,204	23,496
Less accumulated depreciation	11,349	10,215
Total premises and equipment	$14,855	$13,281

The following is a summary of the future minimum operating lease payments for facilities leased by the Company. Operating lease expense was $315 in 2018, $344 in 2017, and $464 in 2016.

2019	$266
2020	166
2021	121
2022	83
2023	29
Thereafter	----
$665

Note F – Goodwill and Intangible Assets

Goodwill:  The change in goodwill during the year is as follows:

	2018	2017	2016
Beginning of year	$7,371	$7,801	$1,267
Acquired goodwill	----	----	6,534
Impairment	----	----	----
Finalization of Milton acquisition accounting	----	(430)	----
End of year	$7,371	$7,371	$7,801

Impairment exists when a reporting unit’s carrying value of goodwill exceeds its fair value.  At December 31, 2018 and 2017, the Company’s reporting unit had positive equity and the Company elected to perform a qualitative assessment to determine if it was more likely than not that fair value of the reporting unit exceeded its carrying value, including goodwill.  The qualitative assessment indicated that it is more likely than not that fair value of goodwill is more than the carrying value, resulting in no impairment.  Therefore, the Company did not proceed to step one of the annual goodwill impairment testing requirement.

Acquired intangible assets:  Acquired intangible assets were as follows at year-end:

	2018		2017
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization

Amortized intangible assets:
Core deposit intangibles	$738	$359	$738	$224

Aggregate amortization expense was $135 for 2018, $156 for 2017 and $68 for 2016.

Notes to the Consolidated Financial Statements

Note F – Goodwill and Intangible Assets (continued)

Estimated amortization expense for each of the next five years:

2019	$114
2020	94
2021	74
2022	53
2023	32
Thereafter	12
Total	$379

Note G - Deposits

Following is a summary of interest-bearing deposits at December 31:

	2018	2017
NOW accounts	$155,166	$158,650
Savings and Money Market	237,868	241,018
Time:
In denominations of $250,000 or less	178,736	181,690
In denominations of more than $250,000	37,113	21,711
Total time deposits	215,849	203,401
Total interest-bearing deposits	$608,883	$603,069

Following is a summary of total time deposits by remaining maturity at December 31, 2018:

2019	$107,432
2020	60,025
2021	24,396
2022	17,901
2023	5,633
Thereafter	462
Total	$215,849

Brokered deposits, included in time deposits, were $30,838 and $34,363 at December 31, 2018 and 2017, respectively.

Note H - Interest Rate Swaps

The Company manages economic risks, including interest rate, liquidity, and credit risk, primarily by managing the amount, sources, and duration of its assets and liabilities.  The Company utilizes interest rate swap agreements as part of its asset/liability management strategy to help manage its interest rate risk position.  As part of this strategy, the Company provides its customer with a fixed-rate loan while creating a variable-rate asset for the Company by the customer entering into an interest rate swap with the Company on terms that match the loan.  The Company offsets its risk exposure by entering into an offsetting interest rate swap with an unaffiliated institution.  These interest rate swaps do not qualify as designated hedges; therefore, each swap is accounted for as a standalone derivative.  At December 31, 2018, the Company had interest rate swaps associated with commercial loans with a notional value of $9,219 and a fair value of $101.  This is compared to interest rate swaps with a notional value of $7,234 and a fair value of $59 at December 31, 2017.  The notional amount of the interest rate swaps does not represent amounts exchanged by the parties.  The amount exchanged is determined by reference to the notional amount and the other terms of the individual interest rate swap agreement.  To further offset the risk exposure related to market value fluctuations of its interest rate swaps, the Company maintains collateral deposits on hand with a third-party correspondent, which totaled $350 at December 31, 2018 and December 31, 2017.

Notes to the Consolidated Financial Statements

Note I - Other Borrowed Funds

Other borrowed funds at December 31, 2018 and 2017 are comprised of advances from the Federal Home Loan Bank (“FHLB”) of Cincinnati and promissory notes.  At December 31, 2017, FHLB Borrowings included $29 in capitalized lease obligations.

	FHLB Borrowings	Promissory Notes	Totals
2018	$33,434	$6,279	$39,713
2017	$28,625	$7,324	$35,949

Pursuant to collateral agreements with the FHLB, advances are secured by $294,575 in qualifying mortgage loans, $68,979 in commercial loans and $5,365 in FHLB stock at December 31, 2018. Fixed-rate FHLB advances of $33,434 mature through 2042 and have interest rates ranging from 1.53% to 3.31% and a year-to-date weighted average cost of 2.36% and 2.15% at December 31, 2018 and 2017, respectively. There were no variable-rate FHLB borrowings at December 31, 2018.

At December 31, 2018, the Company had a cash management line of credit enabling it to borrow up to $80,000 from the FHLB. All cash management advances have an original maturity of 90 days. The line of credit must be renewed on an annual basis. There was $80,000 available on this line of credit at December 31, 2018.

Based on the Company’s current FHLB stock ownership, total assets and pledgeable loans, the Company had the ability to obtain borrowings from the FHLB up to a maximum of $233,432 at December 31, 2018. Of this maximum borrowing capacity of $233,432, the Company had $148,298 available to use as additional borrowings, of which $80,000 could be used for short-term, cash management advances, as mentioned above.

Promissory notes, issued primarily by Ohio Valley, are due at various dates through a final maturity date of May 1, 2023, and have fixed rates ranging from 1.50% to 4.09% and a year-to-date weighted average cost of 2.83% at December 31, 2018, as compared to 2.77% at December 31, 2017. At December 31, 2018, there were eight promissory notes payable by Ohio Valley to related parties totaling $3,558. See Note M for further discussion of related party transactions.  Promissory notes payable to other banks totaled $2,451 at December 31, 2018.

Letters of credit issued on the Bank’s behalf by the FHLB to collateralize certain public unit deposits as required by law totaled $51,700 at December 31, 2018 and $60,000 at December 31, 2017.

Scheduled principal payments over the next five years:

	FHLB Borrowings	Promissory Notes	Totals
2019.	$4,018	$3,290	$7,308
2020	3,380	1,599	4,979
2021	3,000	565	3,565
2022	2,842	588	3,430
2023	2,704	237	2,941
Thereafter	17,490	----	17,490
	$33,434	$6,279	$39,713

Note J - Subordinated Debentures and Trust Preferred Securities

On March 22, 2007, a trust formed by Ohio Valley issued $8,500 of adjustable-rate trust preferred securities as part of a pooled offering of such securities.  The rate on these trust preferred securities was fixed at 6.58% for five years, and then converted to a floating-rate term on March 15, 2012, based on a rate equal to the 3-month LIBOR plus 1.68%.  The interest rate on these trust preferred securities was 4.47% at December 31, 2018 and 3.27% at December 31, 2017.  There were no debt issuance costs incurred with these trust preferred securities.  The Company issued subordinated debentures to the trust in exchange for the proceeds of the offering.  The subordinated debentures must be redeemed no later than June 15, 2037.

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

Note K - Income Taxes

On December 22, 2017, the TCJA was signed into law, which included several provisions that affected the Company’s federal income tax expense, which reduced the federal income tax rate to 21% effective January 1, 2018.  As a result of the rate reduction, the Company was required to re-measure, through income tax expense in the period of enactment, the deferred tax assets and liabilities using the enacted rate at which these items are expected to be recovered or settled.  The re-measurement of the Company’s net deferred tax asset resulted in additional 2017 income tax expense of $1.8 million.

The provision for income taxes consists of the following components:

	2018	2017	2016
Current tax expense	$2,389	$2,579	$2,645
Deferred tax (benefit) expense	(134)	1,907	(725)
Total income taxes	$2,255	$4,486	$1,920

The source of deferred tax assets and deferred tax liabilities at December 31:

	2018	2017
Items giving rise to deferred tax assets:
Allowance for loan losses	$1,463	$1,631
Unrealized loss on securities available for sale	568	279
Deferred compensation	1,580	1,466
Deferred loan fees/costs	119	130
Other real estate owned	434	377
Accrued bonus	280	234
Purchase accounting adjustments	61	56
Net operating loss	132	148
Other	257	212
Items giving rise to deferred tax liabilities:
Mortgage servicing rights	(80)	(78)
FHLB stock dividends	(676)	(676)
Prepaid expenses	(191)	(149)
Depreciation and amortization	(656)	(627)
Other	(3)	(3)
Net deferred tax asset	$3,288	$3,000

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

At December 31, 2018, the Company’s deferred tax asset related to Section 382 net operating loss carryforwards was $629, which will expire in 2026.

The difference between the financial statement tax provision and amounts computed by applying the statutory federal income tax rate of 21% in 2018 and 34% in 2017 and 2016 to income before taxes is as follows:

	2018	2017	2016
Statutory tax	$2,982	$4,078	$3,006
Effect of nontaxable interest	(352)	(514)	(433)
Effect of nontaxable insurance premiums	(218)	(303)	(340)
Income from bank owned insurance, net	(142)	(230)	(239)
Effect of postretirement benefits	20	(78)	(19)
Effect of nontaxable life insurance death proceeds	----	(175)	----
Impact from TCJA	----	1,783	----
Effect of state income tax	33	70	64
Tax credits	(217)	(191)	(211)
Milton Merger Costs	----	4	73
Other items	149	42	19
Total income taxes	$2,255	$4,486	$1,920

At December 31, 2018 and December 31, 2017, the Company had no unrecognized tax benefits. The Company does not expect the amount of unrecognized tax benefits to significantly change within the next twelve months. As previously reported, the Internal Revenue Service (“IRS”) had proposed that Loan Central, as a tax return preparer, be assessed a penalty for allegedly negotiating or endorsing checks issued by the U.S. Treasury to taxpayers. Loan Central consequently appealed this matter within the IRS, and felt confident that it was highly unlikely that the penalty recommendation would be sustained. In the third quarter of 2018, Loan Central was notified by the IRS that their penalties had been abated and that no liability exists regarding the case against them.  As a result, the Company did not recognize any interest and/or penalties related to this matter.

The Company is subject to U.S. federal income tax as well as West Virginia state income tax.  The Company is no longer subject to federal or state examination for years prior to 2015.  The tax years 2015-2017 remain open to federal and state examinations.

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

Notes to the Consolidated Financial Statements
Note L - Commitments and Contingent Liabilities (continued)

Following is a summary of such commitments at December 31:

	2018	2017
Fixed rate	$121	$96
Variable rate	66,580	64,624
Standby letters of credit	4,325	4,139

At December 31, 2018, the fixed-rate commitments have interest rates ranging from 3.75% to 7.00% and maturities ranging from 15 years to 30 years.

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

During the years covered by these consolidated financial statements, the Company participated as a facilitator of tax refunds pursuant to a clearing agreement with a third-party tax refund product provider. The clearing agreement required the Bank to process electronic refund checks (“ERC’s”) and electronic refund deposits (“ERD’s”) presented for payment on behalf of taxpayers containing taxpayer refunds. The Bank received a fee paid by the third-party tax refund product provider for each transaction that is processed. In 2018, the third-party tax refund product provider ceased utilizing the services of the Bank.

There are various contingent liabilities that are not reflected in the financial statements, including claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material effect on financial condition or results of operations.

Note M - Related Party Transactions

Certain directors, executive officers and companies with which they are affiliated were loan customers during 2018. A summary of activity on these borrower relationships with aggregate debt greater than $120 is as follows:

Total loans at January 1, 2018	$8,619
New loans	77
Repayments	(4,860)
Other changes	(162)
Total loans at December 31, 2018	$3,674

Other changes include adjustments for loans applicable to one reporting period that are excludable from the other reporting period, such as changes in persons classified as directors, executive officers and companies’ affiliates.

Deposits from principal officers, directors, and their affiliates at year-end 2018 and 2017 were $52,877 and $44,877.  In addition, the Company had promissory notes outstanding with directors and their affiliates totaling $3,558 at year-end 2018 and $3,593 at year-end 2017.  The interest rates ranged from 1.25% to 2.85%, with terms ranging from 12 to 36 months.

Note N - Employee Benefits

The Bank has a profit-sharing plan for the benefit of its employees and their beneficiaries. Contributions to the plan are determined by the Board of Directors of Ohio Valley. Contributions charged to expense were $352, $340, and $290 for 2018, 2017 and 2016.

Notes to the Consolidated Financial Statements

Note N - Employee Benefits (continued)

Ohio Valley maintains an Employee Stock Ownership Plan (ESOP) covering substantially all employees of the Company. Ohio Valley issues shares to the ESOP, purchased by the ESOP with subsidiary cash contributions, which are allocated to ESOP participants based on relative compensation. The total number of shares held by the ESOP, all of which have been allocated to participant accounts, were 360,669 and 361,584 at December 31, 2018 and 2017.  In addition, the subsidiaries made contributions to its ESOP Trust as follows:

	Years ended December 31
	2018	2017	2016

Number of shares issued	7,294	15,118	24,572

Fair value of stock contributed	$295	$428	$575

Cash contributed	500	250	----

Total expense	$795	$678	$575

Life insurance contracts with a cash surrender value of $27,312 and annuity assets of $2,080 at December 31, 2018 have been purchased by the Company, the owner of the policies.  The purpose of these contracts was to replace a current group life insurance program for executive officers, implement a deferred compensation plan for directors and executive officers, implement a director retirement plan and implement supplemental retirement plans for certain officers.  Under the deferred compensation plan, Ohio Valley pays each participant the amount of fees deferred plus interest over the participant’s desired term, upon termination of service.  Under the director retirement plan, participants are eligible to receive ongoing compensation payments upon retirement subject to length of service.  The supplemental retirement plans provide payments to select executive officers upon retirement based upon a compensation formula determined by Ohio Valley’s Board of Directors.  The present value of payments expected to be provided are accrued during the service period of the covered individuals and amounted to $7,267 and $6,740 at December 31, 2018 and 2017. Expenses related to the plans for each of the last three years amounted to $602, $490, and $399. In association with the split-dollar life insurance plan, the present value of the postretirement benefit totaled $2,873 at December 31, 2018 and $2,776 at December 31, 2017.

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

Other Real Estate Owned: Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. Fair value is commonly based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value. In some instances, fair value adjustments can be made based on a quoted price from an observable input, such as a purchase agreement.  Such adjustments would be classified as a Level 2 classification.

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

Interest Rate Swap Agreements:  The fair value of interest rate swap agreements is determined using the market standard methodology of netting the discounted future fixed cash payments (or receipts) and the discounted expected variable cash receipts (or payments).  The variable cash receipts (or payments) are based on the expectation of future interest rates (forward curves) derived from observed market interest rate curves (Level 2).

Notes to the Consolidated Financial Statements

Note O - Fair Value of Financial Instruments (continued)

Assets and Liabilities Measured on a Recurring Basis
Assets and liabilities measured at fair value on a recurring basis are summarized below:

	Fair Value Measurements at December 31, 2018, Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
U.S. Government sponsored entity securities	----	$16,630	----
Agency mortgage-backed securities, residential	----	85,534	----
Interest rate swap derivatives	----	101	----
Interest rate swap derivatives	----	(101)	----

	Fair Value Measurements at December 31, 2017, Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
U.S. Government sponsored entity securities	----	$13,473	----
Agency mortgage-backed securities, residential	----	87,652	----
Interest rate swap derivatives	----	59	----
Interest rate swap derivatives	----	(59)	----

There were no transfers between Level 1 and Level 2 during 2018 or 2017.

Assets and Liabilities Measured on a Nonrecurring Basis
Assets and liabilities measured at fair value on a nonrecurring basis are summarized below:

	Fair Value Measurements at December 31, 2018, Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)		Significant Other Observable Inputs (Level 2)		Significant Unobservable Inputs (Level 3)
Assets:
Impaired loans:
Commercial real estate:
Nonowner-occupied	$	----	$	----	$264

Other real estate owned:
Commercial real estate:
Construction		----		228	----

Notes to the Consolidated Financial Statements
Note O - Fair Value of Financial Instruments (continued)

	Fair Value Measurements at December 31, 2017, Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)		Significant Other Observable Inputs (Level 2)		Significant Unobservable Inputs (Level 3)
Assets:
Impaired loans:
Residential real estate	$	----	$	----	$756
Commercial real estate:
Nonowner-occupied		----		----	216

Other real estate owned:
Commercial real estate:
Construction		----		----	822

At December 31, 2018, the recorded investment of impaired loans measured for impairment using the fair value of collateral for collateral-dependent loans totaled $362, with a corresponding valuation allowance of $98, resulting in an increase of $4 in provision expense during the year ended December 31, 2018, with no corresponding charge-offs recognized.  At December 31, 2017, the recorded investment of impaired loans measured for impairment using the fair value of collateral for collateral-dependent loans totaled $972, with no corresponding valuation allowance, resulting in no impact to provision expense during the year ended December 31, 2017, with no corresponding charge-offs recognized.

Other real estate owned that was measured at fair value less costs to sell at December 31, 2018 had a net carrying amount of $228, which is made up of the outstanding balance of $2,217, net of a valuation allowance of $1,989 at December 31, 2018. There were $594 in corresponding write-downs during 2018. Other real estate owned that was measured at fair value less costs to sell at December 31, 2017 had a net carrying amount of $822, which is made up of the outstanding balance of $2,217, net of a valuation allowance of $1,395 at December 31, 2017. There was $68 in net appreciation during 2017.

The following table presents quantitative information about Level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis at December 31, 2018 and December 31, 2017:

December 31, 2018	Fair Value	Valuation Technique(s)	Unobservable Input(s)	Range	(Weighted Average)
Impaired loans:
Commercial real estate:
Nonowner-occupied	$264	Sales approach	Adjustment to comparables	6.8% to 66.7%	18.0%

December 31, 2017	Fair Value	Valuation Technique(s)	Unobservable Input(s)	Range	(Weighted Average)
Impaired loans:
Residential real estate	$756	Sales approach	Adjustment to comparables	1.3% to 55.9%	32.9%
Commercial real estate:
Nonowner-occupied	216	Sales approach	Adjustment to comparables	1.6% to 50%	26.7%

Other real estate owned:
Commercial real estate:
Construction	822	Sales approach	Adjustment to comparables	5% to 40%	18.1%

Notes to the Consolidated Financial Statements
Note O - Fair Value of Financial Instruments (continued)

The carrying amounts and estimated fair values of financial instruments at December 31, 2018 and December 31, 2017 are as follows:

		Fair Value Measurements at December 31, 2018 Using:
	Carrying Value	Level 1	Level 2		Level 3		Total
Financial Assets:
Cash and cash equivalents	$71,180	$71,180	$	----	$	----	$71,180
Certificates of deposit in financial institutions	2,065	----		2,065		----	2,065
Securities available for sale	102,164	----		102,164		----	102,164
Securities held to maturity	15,816	----		7,625		8,609	16,234
Loans, net	770,324	----		----		766,784	766,784
Accrued interest receivable	2,638	----		312		2,326	2,638

Financial Liabilities:
Deposits	846,704	237,821		607,593		----	845,414
Other borrowed funds	39,713	----		37,644		----	37,644
Subordinated debentures	8,500	----		7,054		----	7,054
Accrued interest payable	1,255	3		1,252		----	1,255

		Fair Value Measurements at December 31, 2017 Using:
	Carrying Value	Level 1	Level 2		Level 3		Total
Financial Assets:
Cash and cash equivalents	$74,573	$74,573	$	----	$	----	$74,573
Certificates of deposit in financial institutions	1,820	----		1,820		----	1,820
Securities available for sale	101,125	----		101,125		----	101,125
Securities held to maturity	17,581	----		9,020		9,059	18,079
Loans, net	761,820	----		----		760,746	760,746
Accrued interest receivable	2,503	----		268		2,235	2,503

Financial Liabilities:
Deposits	856,724	253,655		602,268		----	855,923
Other borrowed funds	35,949	----		34,810		----	34,810
Subordinated debentures	8,500	----		6,678		----	6,678
Accrued interest payable	792	4		788		----	792

The methods and assumptions, not previously presented, used to estimate fair values are described as follows:

Loans: The fair values of loans as of December 31, 2018 follows the guidance in ASU 2016-01, which prescribes an “exit price” approach in estimating and disclosing fair value of financial instruments resulting in a Level 3 classification. The fair value calculation at that date discounted estimated future cash flows using rates that incorporated discounts for credit, liquidity, and marketability factors. The fair values of loans as of December 31, 2017 used an “entry price” approach resulting in a Level 3 classification. The fair value calculation for that date discounted estimated future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

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

Notes to the Consolidated Financial Statements

Note P - Regulatory Matters

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies.  Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices.  Capital amounts and classifications are also subject to qualitative judgments by regulators.  Failure to meet capital requirements can initiate regulatory action.  The final rules implementing Basel Committee on Banking Supervision’s capital guidelines for U.S. banks (Basel III rules) became effective for the Company and the Bank on January 1, 2015 with full compliance with all of the requirements being phased in over a multi-year schedule, and fully phased in by January 1, 2019.  Minimum requirements increased for both the quantity and quality of capital held by the Company and the Bank. The rules include a new common equity tier 1 capital to risk-weighted assets ratio of 4.5% and a capital conservation buffer of 2.5% of risk-weighted assets. The capital conservation buffer began to phase in on January 1, 2016 at 0.625%, and increased by the same amount on each subsequent January 1 over a four-year period.  The fully phased-in capital conservation buffer as of January 1, 2019 is 2.5%.  For 2018 and 2017, the phase-in transition portion of that buffer was 1.875% and 1.25%, respectively. Further, Basel III rules increased the minimum ratio of tier 1 capital to risk-weighted assets from 4.0% to 6.0%, and all banks are now subject to a 4.0% minimum leverage ratio. The required total risk-based capital ratio was unchanged. Failure to maintain the required common equity tier 1 capital conservation buffer will result in potential restrictions on a bank's ability to pay dividends, repurchase stock and/or pay discretionary compensation to its employees.

Prompt corrective action regulations applicable to insured depository institutions provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2018 and 2017, the Bank met the capital requirements to be deemed well capitalized under the regulatory framework for prompt corrective action.  Regulations of the Board of Governors of the Federal Reserve System (the “FRB”) require a state-chartered bank that is a member of a Federal Reserve Bank to maintain certain amounts and types of capital and generally also require bank holding companies to meet such requirements on a consolidated basis.  The FRB generally requires bank holding companies that have chosen to become financial holding companies to be “well capitalized,” as defined by FRB regulations, in order to continue engaging in activities permissible only to bank holding companies that are registered as financial holding companies.  If, however, a bank holding company, whether or not also a financial holding company, satisfies the requirements of the Federal Reserve’s Small Bank Holding Company and Small Savings and Loan Holding Company Policy (the “SBHCP”), the holding company is not required to meet the consolidated capital requirements.  As amended effective in September 2018, the SBHCP requires that the holding company have assets of less than $3 billion, that it meet certain qualitative requirements, and that all of the holding company’s bank subsidiaries meet all bank capital requirements.  As of December 31, 2018, the Company was deemed to meet the SBHCP requirements and so was not required to meet consolidated capital requirements at the holding company level.

The following table summarizes the capital ratios (excluding the capital conservation buffer) of the Company and the Bank. The minimums for the Company are those that would have been required if the Company was not a small bank holding company under the SBHCP.

	Actual		Minimum Regulatory	Minimum To Be Well
2018	Amount	Ratio	Capital Ratio	Capitalized (1)
Total capital (to risk weighted assets)
Consolidated	$127,487	17.7%	8.0%	10.0%
Bank	114,947	16.2	8.0	10.0
Common equity Tier 1 capital (to risk weighted assets)
Consolidated	112,259	15.6	4.5	N/A
Bank	108,547	15.3	4.5	6.5
Tier 1 capital (to risk weighted assets)
Consolidated	120,759	16.7	6.0	6.0
Bank	108,547	15.3	6.0	8.0
Tier 1 capital (to average assets)
Consolidated	120,759	11.8	4.0	N/A
Bank	108,547	10.7	4.0	5.0

Notes to the Consolidated Financial Statements
Note P – Regulatory Matters (continued)

	Actual		Minimum Regulatory	Minimum To Be Well
2017	Amount	Ratio	Capital Ratio	Capitalized (1)
Total capital (to risk weighted assets)
Consolidated	$118,456	16.6%	8.0%	10.0%
Bank	107,929	15.3	8.0	10.0
Common equity Tier 1 capital (to risk weighted assets)
Consolidated	102,457	14.3	4.5	N/A
Bank	100,759	14.3	4.5	6.5
Tier 1 capital (to risk weighted assets)
Consolidated	110,957	15.5	6.0	6.0
Bank	100,759	14.3	6.0	8.0
Tier 1 capital (to average assets)
Consolidated	110,957	11.0	4.0	N/A
Bank	100,759	10.1	4.0	5.0

(1)
For the Company, these amounts would be required for the Company to engage in activities permissible only for a bank holding company that meets the financial holding company requirements if the Company were not subject to the SBHCP.  For the Bank, these are the amounts required for the Bank to be deemed well capitalized under the prompt corrective action regulations.

Dividends paid by the subsidiaries are the primary source of funds available to Ohio Valley for payment of dividends to shareholders and for other working capital needs. The payment of dividends by the subsidiaries to Ohio Valley is subject to restrictions by regulatory authorities and state law. These restrictions generally limit dividends to the current and prior two years retained earnings of the Bank and Loan Central, Inc., and 90% of the prior year’s net income of OVBC Captive, Inc. At January 1, 2019 approximately $12,480 of the subsidiaries’ retained earnings were available for dividends under these guidelines. In addition to these restrictions, dividend payments cannot reduce regulatory capital levels below minimum regulatory guidelines. The amount of dividends payable by the Bank is also restricted if the Bank does not hold a capital conservation buffer. The ability of Ohio Valley to borrow funds from the Bank is limited as to amount and terms by banking regulations. The Board of Governors of the Federal Reserve System also has a policy requiring Ohio Valley to provide notice to the FRB in advance of the payment of a dividend to Ohio Valley’s shareholders under certain circumstances, and the FRB may disapprove of such dividend payment if the FRB determines the payment would be an unsafe or unsound practice.

Note Q - Parent Company Only Condensed Financial Information
Below is condensed financial information of Ohio Valley. In this information, Ohio Valley’s investment in its subsidiaries is stated at cost plus equity in undistributed earnings of the subsidiaries since acquisition. This information should be read in conjunction with the consolidated financial statements of the Company.

CONDENSED STATEMENTS OF CONDITION

	Years ended December 31:
Assets	2018	2017
Cash and cash equivalents	$4,032	$3,292
Investment in subsidiaries	126,059	118,775
Notes receivable – subsidiaries	3,000	3,320
Other assets	93	67
Total assets	$133,184	$125,454

Liabilities
Notes payable	$6,279	$7,324
Subordinated debentures	8,500	8,500
Other liabilities	531	269
Total liabilities	15,310	16,093

Shareholders’ Equity
Total shareholders’ equity	117,874	109,361
Total liabilities and shareholders’ equity	$133,184	$125,454

Notes to the Consolidated Financial Statements
Note Q - Parent Company Only Condensed Financial Information (continued)

CONDENSED STATEMENTS OF INCOME

	Years ended December 31:
Income:	2018	2017	2016
Interest on notes	$53	$51	$52
Dividends from subsidiaries	4,225	4,400	6,900

Expenses:
Interest on notes	185	211	136
Interest on subordinated debentures	330	248	204
Operating expenses	351	332	667
Income before income taxes and equity in undistributed earnings of subsidiaries	3,412	3,660	5,945
Income tax benefit	164	244	256
Equity in undistributed earnings of subsidiaries	8,368	3,605	719
Net Income	$11,944	$7,509	$6,920
Comprehensive Income	$10,860	$7,622	$5,624

CONDENSED STATEMENTS OF CASH FLOWS

	Years ended December 31:
Cash flows from operating activities:	2018	2017	2016
Net Income	$11,944	$7,509	$6,920
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(8,368)	(3,605)	(719)
Common stock issued to ESOP	295	428	575
Change in other assets	(26)	(15)	11
Change in other liabilities	262	(97)	318
Net cash provided by operating activities	4,107	4,220	7,105

Cash flows from investing activities:
Cash paid for Milton Bancorp, Inc. acquisition	----	----	(7,431)
Change in notes receivable	320	100	461
Net cash provided by (used in) investing activities	320	100	(6,970)

Cash flows from financing activities:
Change in notes payable	(1,045)	(558)	3,964
Proceeds from common stock through dividend reinvestment	1,325	715	----
Cash dividends paid	(3,967)	(3,932)	(3,585)
Net cash provided by (used in) financing activities	(3,687)	(3,775)	379

Cash and cash equivalents:
Change in cash and cash equivalents	740	545	514
Cash and cash equivalents at beginning of year	3,292	2,747	2,233
Cash and cash equivalents at end of year	$4,032	$3,292	$2,747

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

Total revenues from the banking segment, which accounted for the majority of the Company’s total revenues, totaled 92.9%, 92.7%, and 91.6% of total consolidated revenues for the years ended December 31, 2018, 2017 and 2016, respectively.

The accounting policies used for the Company’s reportable segments are the same as those described in Note A - Summary of Significant Accounting Policies.  Income taxes are allocated based on income before tax expense.  All goodwill is in the Banking segment.

Segment information is as follows:

	Year Ended December 31, 2018
	Banking	Consumer Finance	Total Company
Net interest income	$40,380	$3,346	$43,726
Provision expense	850	189	1,039
Noninterest income	8,243	695	8,938
Noninterest expense	34,841	2,585	37,426
Tax expense	1,990	265	2,255
Net income	10,942	1,002	11,944
Assets	1,017,902	12,591	1,030,493

	Year Ended December 31, 2017
	Banking	Consumer Finance	Total Company
Net interest income	$38,366	$3,367	$41,733
Provision expense	2,415	149	2,564
Noninterest income	8,834	601	9,435
Noninterest expense	34,079	2,530	36,609
Tax expense	3,973	513	4,486
Net income	6,733	776	7,509
Assets	1,013,386	12,904	1,026,290

	Year Ended December 31, 2016
	Banking	Consumer Finance	Total Company
Net interest income	$33,019	$3,307	$36,326
Provision expense	2,665	161	2,826
Noninterest income	7,589	650	8,239
Noninterest expense	30,257	2,642	32,899
Tax expense	1,530	390	1,920
Net income	6,156	764	6,920
Assets	941,907	12,733	954,640

 Notes to the Consolidated Financial Statements

Note S - Consolidated Quarterly Financial Information (unaudited)

	Quarters Ended
	Mar. 31	Jun. 30	Sept. 30	Dec. 31
2018
Total interest income	$12,709	$11,938	$12,181	$12,369
Total interest expense	1,199	1,298	1,418	1,556
Net interest income	11,510	10,640	10,763	10,813
Provision for loan losses (1)	756	(23)	962	(656)
Noninterest income (3)	3,076	2,538	1,927	1,397
Noninterest expense	9,808	9,674	9,761	8,183
Net income	3,366	2,976	1,746	3,856

Earnings per share	$0.71	$0.63	$0.37	$0.82

2017
Total interest income	$11,738	$10,989	$11,317	$11,664
Total interest expense	873	918	1,049	1,135
Net interest income	10,865	10,071	10,268	10,529
Provision for loan losses (2)	145	175	1,601	643
Noninterest income (3)	3,113	2,112	2,282	1,928
Noninterest expense	9,375	9,876	9,222	8,136
Net income	3,217	1,741	1,653	898

Earnings per share	$0.69	$0.37	$0.35	$0.19

(1) During the second and fourth quarters of 2018, the Company experienced negative provision expense in large part to the improvement in certain economic risk factors during those periods.  This included lower classified loans, as well as the improvements in historical loan loss rates, loan delinquency, and regional unemployment conditions.

(2) During the third quarter of 2017, the Company experienced higher provision expense that was primarily related to general increases in specific allocations and increases in charge-offs within the commercial and residential real estate portfolios.

(3) The Company’s noninterest income was significantly impacted by seasonal tax refund processing fees.  The Bank serves as a facilitator for the clearing of tax refunds for a single tax refund product provider.  The Bank processes electronic refund checks/deposits associated with taxpayer refunds, and will, in turn, receive a fee paid by the third-party tax refund product provider for each transaction processed.  Due to the seasonal nature of tax refund transactions, the majority of income was recorded during the first quarter.

Report of Independent Registered
Public Accounting Firm

To the Board of Directors and Shareholders
Ohio Valley Banc Corp.
Gallipolis, Ohio

Opinions on the Financial Statements and Internal Control over Financial Reporting
We have audited the accompanying consolidated statements of condition of Ohio Valley Banc Corp. (the "Company") as of December 31, 2018 and 2017, the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively referred to as the "financial statements"). We also have audited the Company’s internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control – Integrated Framework: (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2018 in conformity with accounting principles generally accepted in the United States of America.  Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control – Integrated Framework: (2013) issued by COSO.

Basis for Opinions
The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting.  Our responsibility is to express an opinion on the Company’s financial statements and an opinion on the Company’s internal control over financial reporting based on our audits.  We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

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

Definition and Limitations of Internal Control Over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/Crowe LLP
Crowe LLP

We have served as the Company’s auditor since 1992.

Louisville, Kentucky
March 18, 2019

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

Management assessed Ohio Valley Banc Corp.’s system of internal control over financial reporting as of December 31, 2018, in relation to criteria for effective internal control over financial reporting as described in the 2013 “Internal Control Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this assessment, management concluded that, as of December 31, 2018, its system of internal control over financial reporting is effective and meets the criteria of the “Internal Control Integrated Framework.”

Crowe LLP, independent registered public accounting firm, has issued an audit report dated March 18, 2019 on the Company's consolidated financial statements and internal control over financial reporting. That report is contained in Ohio Valley's Annual Report to Shareholders under the heading "Report of Independent Registered Public Accounting Firm.”

Ohio Valley Banc Corp.

/s/Thomas E. Wiseman
Thomas E. Wiseman
President, CEO

/s/Scott W. Shockey
Scott W. Shockey
Senior Vice President, CFO

March 18, 2019

Performance Graph

OHIO VALLEY BANC CORP.
Year ended December 31, 2018

The following graph sets forth a comparison of five-year cumulative total returns among the Company's common shares (indicated “Ohio Valley Banc Corp.” on the Performance Graph), the S & P 500 Index (indicated “S & P 500” on the Performance Graph), and SNL Securities SNL $1 Billion-$5 Billion Bank Asset-Size Index (indicated “SNL $1 Billion-$5 Billion Bank Index) for fiscal years indicated.  Information reflected on the graph assumes an investment of $100 on December 31, 2013 in each of the common shares of the Company, the S & P 500 Index, and the SNL Index. Cumulative total return assumes reinvestment of dividends. The SNL $1 Billion-$5 Billion Bank Index represents stock performance of 156 of the nation's banks located throughout the United States within the respective asset range as selected by SNL Securities of Charlottesville, Virginia. The Company is included as one of the 156 banks in the SNL $1 Billion-$5 Billion Bank Index.

Total Return Performance
300
275
250
225
200
175
150
125
100
75
50
25
0
Ohio Valley Banc Corp.
SNL $1B-$5B Bank Index
S&P 500
2013
2014
2015
2016
2017
2018

| | Period Ending | | | | | |
|---|---|---|---|---|---|---|
| ***Index*** | ***12/31/13*** | ***12/31/14*** | ***12/31/15*** | ***12/31/16*** | ***12/31/17*** | ***12/31/18*** |
| Ohio Valley Banc Corp. | 100.00 | 113.45 | 117.78 | 135.11 | 209.27 | 185.31 |
| SNL $1B-$5B Bank Index | 100.00 | 109.71 | 123.83 | 167.20 | 203.98 | 196.88 |
| S&P 500 | 100.00 | 113.69 | 115.26 | 129.05 | 157.22 | 150.33 |

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

FORWARD LOOKING STATEMENTS

Except for the historical statements and discussions contained herein, statements contained in this report constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 and as defined in the Private Securities Litigation Reform Act of 1995.  Such statements are often, but not always, identified by the use of such words as "believes," "anticipates," "expects," and similar expressions.  Such statements involve various important assumptions, risks, uncertainties, and other factors, many of which are beyond our control and which could cause actual results to differ materially from those expressed in such forward looking statements.  These factors include, but are not limited to:  changes in political, economic or other factors, such as inflation rates, recessionary or expansive trends, taxes, the effects of implementation of legislation and the continuing economic uncertainty in various parts of the world; competitive pressures; fluctuations in interest rates; the level of defaults and prepayment on loans made by the Company; unanticipated litigation, claims, or assessments; fluctuations in the cost of obtaining funds to make loans; and regulatory changes.  Additional detailed information concerning a number of important factors which could cause actual results to differ materially from the forward-looking statements contained in management’s discussion and analysis is available in the Company’s filings with the Securities and Exchange Commission, under the Securities Exchange Act of 1934, including the disclosure under the heading “Item 1A. Risk Factors” of Part 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018. Readers are cautioned not to place undue reliance on such forward looking statements, which speak only as of the date hereof.  The Company undertakes no obligation and disclaims any intention to republish revised or updated forward looking statements, whether as a result of new information, unanticipated future events or otherwise.

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

RESULTS OF OPERATIONS:

SUMMARY

Ohio Valley generated net income of $11,944 for 2018, an increase of $4,435, or 59.1%, from 2017.  Earnings per share were $2.53 for 2018, an increase of 58.1% from 2017.  The increase in net income and earnings per share for 2018 was impacted by higher net interest income and lower provision expense, which collectively contributed to a $3,518 increase in earnings over 2017.  Net interest income was positively affected by successful growth in interest earnings for both loans and interest-bearing deposits with banks driven by increases in average balances.  The reduction in provision expense from the prior year of 2017 was the result of lower general allocations in the allowance for loan losses impacted by the improvement in various economic risk factors, as well as a decline in historical loan losses.  The positive contributions from net interest income and provision expense were further enhanced by a decrease in tax expense of $2,231, or 49.7%, from 2017. This was a result of the Tax Cuts and Jobs Act (“TCJA”), which was enacted on December 22, 2017, that made broad and complex changes to the Internal Revenue Code, including a reduction of the federal income tax rate from 34% to 21%. These positive contributions to earnings growth were partially offset by lower noninterest income and higher noninterest expense during 2018, as compared to 2017.  Noninterest income was negatively impacted by lower bank owned life insurance (“BOLI”) earnings and higher losses on the sale of other real estate owned (“OREO”) properties.  Increases in noninterest expense were primarily from salaries and employee benefits.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

During 2018, the Company’s net interest income finished strong at $43,726, representing an increase of $1,993, or 4.8%, from 2017.  Average earning assets increased during 2018 by $50,982, or 5.4%, as compared to 2017, coming primarily from loans and interest-bearing balances with banks.  The Company’s average interest-bearing Federal Reserve clearing account grew $30,488, or 48.3%, during 2018, as a result of growth in average deposits exceeding the growth in loans, as well as growth from seasonal tax refund processing activity.  Furthermore, the Federal Reserve's action to increase short-term interest rates by 100 basis points from December 2017 to December 2018 contributed to interest revenue growth.  The Company’s average loans during 2018 grew $20,791, or 2.8%, led by growth within the commercial loan segment.  Loan growth came mostly from the Company’s West Virginia and Athens, Ohio locations.  While earning assets were up, the Company’s net interest margin declined in 2018, finishing at 4.43% in 2018, as compared to 4.49% in 2017.  Contributing to the decrease in net interest margin was higher  balances maintained at the Federal Reserve, which diluted the net interest margin due to the yield on those balances being less than other earning assets, such as loans and securities.

The Company’s provision expense was reduced to $1,039 in 2018, as compared to $2,564 in 2017.  During 2018, the level of classified loans, or those loans demonstrating financial weakness, decreased from the prior year due to the improvement in financial performance by certain loan relationships.  In addition, the Company’s historical loss rates on loans, overall loan delinquency, and regional unemployment conditions improved from the prior year.  As a result of these lower risk factors, the general allocations of the allowance for loan losses decreased by 10.5%.

The Company’s noninterest income decreased $497, or 5.3%, from 2017. The year-to-date decrease in noninterest income was impacted by BOLI and annuity asset earnings, which decreased over 41% during 2018, largely as a result of $514 in net bank owned life insurance proceeds that were collected during the prior year of 2017 in conjunction with the Company's investment in various benefit plans for its directors and key employees. Decreases in noninterest income were also impacted by a $370 increase in losses on the sale of OREO, which was primarily impacted by the lower appraised value on one land development property during the fourth quarter of 2018.  Further contributing to lower noninterest income was lower tax processing fees through the Bank’s electronic refund check/deposit (“ERC/ERD”) transactions, which decreased 6.7%.  ERC/ERD transactions involve the payment of a tax refund to the taxpayer after the Bank has received the refund from the federal/state government. Partially offsetting these decreasing factors was an increase in interchange income, which was up 8.5% from 2017, driven by the rising volume of debit and credit card transactions during 2018.

The Company’s noninterest expenses during 2018 increased $817, or 2.2%, over 2017. The increase was impacted by salary and employee benefit expense, which grew $1,382, or 6.6%, during 2018, as compared to 2017.  The increase was largely the result of annual merit increases and higher health insurance costs. Noninterest expense growth was also affected by increases to professional fees, data processing costs, and software expense.  Noninterest expense increases were partially offset by lower costs associated with foreclosed assets, marketing, and “other” noninterest expenses that included costs to maintain OREO properties and third-party consulting fees.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

The Company’s provision for income taxes totaled $2,255 in 2018, compared to $4,486 in 2017, which further contributed to growth in net income.  The TCJA reduced the Company’s statutory federal income tax rate from 34% to 21%, resulting in lower tax expense during 2018.  Furthermore, in December 2017, the reduction of the federal tax rate required the Company’s deferred tax assets and liabilities to be revalued using the enacted 21% federal tax rate.  The revaluation resulted in a $1,783 one-time adjustment that increased tax expense in the fourth quarter of 2017.

For 2017, Ohio Valley generated net income of $7,509, an increase of $589, or 8.5% from 2016.  Earnings per share were $1.60 for 2017, an increase of 0.6% from 2016.  The increase in net income and earnings per share for 2017 was largely impacted by higher net interest and noninterest income, which were collectively up $6,603, or 14.8%, over 2016.  The positive contributions from gross revenue were partially offset by an increase in noninterest expense of $3,710, or 11.3%, over 2016.  The Company’s comparative earnings during 2017 and 2016 were greatly impacted by the acquisition of Milton Bancorp, Inc. (“Milton Bancorp”) on August 5, 2016.  Immediately following the merger, Milton Bancorp's wholly-owned subsidiary, The Milton Banking Company (“Milton Bank”), was merged with and into the Bank.  The acquisition resulted in the addition of $132,001 in assets and 5 branch locations in Jackson, Madison and Pickaway counties in Ohio.  Having Milton Bank’s operations for a full twelve months in 2017 versus just five months in 2016 contributed to increases within most of the Company’s income and expense categories.

In 2017, the Company’s net interest income finished strong at $41,733, representing an increase of $5,407, or 14.9%, from 2016.  Average earning assets increased during 2017 by $105,324, or 12.5%, as compared to 2016, coming primarily from loans and taxable investment securities.  The growth in average earning assets was primarily attributable to the acquisition of Milton Bank during the third quarter of 2016.  Milton Bank branches were responsible for over 56% of the average loan growth experienced during 2017, benefiting largely from the full-year effect.  During 2017, the Company also experienced organic loan growth within its existing markets, impacted mostly from its West Virginia and Athens, Ohio locations.    Complementing average earning asset growth was an increase in the Company’s net interest margin, which finished at 4.49% in 2017, as compared to 4.40% in 2016.  Contributing to the increase in net interest margin was a general increase in interest rates and higher loan balances relative to total earning assets.

The Company’s noninterest income also finished strong during 2017, increasing $1,196, or 14.5%, from 2016. The increase in noninterest income was impacted by a larger customer deposit base associated with the Milton Bank acquisition. As a result, the volume of debit and credit card transactions grew during 2017, which helped to generate a 30.1% increase in interchange income. A larger customer base also contributed to an 8.1% increase in service charges on deposit accounts. Noninterest income growth was further impacted by BOLI and annuity assets, which grew over 69% during 2017.  This was largely the result of $514 in net bank owned life insurance proceeds that were collected during 2017 in conjunction with the Company's investment in various benefit plans for its directors and key employees. Increases in noninterest income were also impacted by lower losses on the sale of OREO, related to the lower appraised value on one land development property during the fourth quarter of 2016.  Partially offsetting increases in noninterest income were lower tax processing fees through the Company’s ERC/ERD transactions, which decreased 17.4%.  In addition to a reduced number of tax refunds being processed in 2017, the per item fees received by the Company were lower under the new contract entered into with the third-party tax refund product provider in October 2014 that impacted 2017’s tax season.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

The Company’s noninterest expenses during 2017 increased $3,710, or 11.3%, over 2016. The increase was impacted by the acquisition of Milton Bank, which contributed to general increases in most noninterest expense categories related to having a larger organization after the merger.  The Company saw its salary and employee benefit expense grow by $1,935, or 10.3%, during 2017, as compared to 2016.  The increase was largely the result of adding Milton Bank employees, as well as annual merit increases and higher health insurance costs. Noninterest expense growth was also affected by increases to professional fees, data processing costs, and various “other” noninterest expenses that included costs to maintain OREO properties, customer incentive costs and consulting fees.  Noninterest expense increases were partially offset by the effects of lower merger costs during 2017, as compared to 2016.  As part of the Milton Bank acquisition in 2016, the Company incurred $930 in merger-related expenses that consisted largely of services to combine the operating systems of both companies, as well as investment banking, accounting, and legal services.  As a result, merger expenses were down $891, or 95.8%, in 2017.

The Company’s provision for income taxes totaled $4,486 in 2017, compared to $1,920 in 2016, which further reduced operating income.  The increase was related to the TCJA, which reduced the federal income tax rate from 34% to 21%, as well as other business-related exclusions, deductions and credits. The reduction of the federal tax rate required the Company’s deferred tax assets and liabilities to be revalued using the 21% federal tax rate enacted.  The revaluation resulted in a $1,783 adjustment to tax expense that was recorded in the fourth quarter of 2017.

NET INTEREST INCOME

The most significant portion of the Company's revenue, net interest income, results from properly managing the spread between interest income on earning assets and interest expense incurred on interest-bearing liabilities.  The Company earns interest and dividend income from loans, investment securities and short-term investments while incurring interest expense on interest-bearing deposits and short- and long-term borrowings.  Net interest income is affected by changes in both the average volume and mix of assets and liabilities and the level of interest rates for financial instruments.  Changes in net interest income are measured by net interest margin and net interest spread.  Net interest margin is expressed as the percentage of net interest income to average interest-earning assets. Net interest spread is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities.  Both of these are reported on a fully tax-equivalent (“FTE”) basis.  Net interest margin exceeds the net interest rate spread because noninterest-bearing sources of funds, principally noninterest-bearing demand deposits and stockholders' equity, also support interest-earning assets. Following is a discussion of changes in interest-earning assets, interest-bearing liabilities and the associated impact on interest income and interest expense for the three years ended December 31, 2018.  Tables I and II have been prepared to summarize the significant changes outlined in this analysis.

Comparing 2018 to 2017, net interest income of $44,172 on an FTE basis increased $1,661, or 3.9%. This change reflects the impact of a 5.4% increase in average earning assets and a 7 basis point increase in earning asset yield, partially offset by a 20 basis point cost increase in average interest-bearing liabilities.  Average earning asset growth included a $30,610, or 46.3%, increase in average interest-bearing balances with banks and a $20,791, or 2.8%, increase in average loans. Earning asset yields were largely impacted by the rise in short-term rates during 2018, which affected loans and deposits with banks. Market rate increases during 2018 also had a corresponding impact to higher average deposit costs, primarily within time deposits.  The rate increases in time deposits during 2018 contributed to a higher consumer demand for those products, particularly certificates of deposit (“CDs”), which generated most of the average interest-bearing liability increase.  The net interest margin decrease reflected a 20 basis point negative impact in funding costs partially offset by a 7 basis point positive impact from the mix and yield on earning assets and a 7 basis point increase in the benefit from noninterest-bearing funding (i.e., demand deposits and shareholders' equity).

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

The increase in average volume and yield of earning assets partially offset by the increase in average cost of interest-bearing liabilities was key to the success of 2018’s net interest income improvement.  The volume increase in average earning assets was responsible for producing $1,527 in additional FTE interest income during 2018 over 2017, while the average yield increase generated an additional $1,630 in FTE interest income during the same periods.  These effects were partially offset by $1,243 in additional interest expense from the average cost increase in average interest-bearing liabilities. Average earning assets for 2018 increased $50,982, or 5.4%, from the prior year, led by interest-bearing balances with banks, which increased $30,610, or 46.3%.  More so, the average yield on interest-bearing balances with banks contributed most to the $1,039 increase in interest income from these earning asset deposits during 2018.  Balances within interest-bearing deposits with banks are driven primarily by the Company’s interest-bearing Federal Reserve Bank clearing account.  The Company continues to utilize its Federal Reserve clearing account to manage seasonal tax refund deposits and fund earning asset growth.  Average Federal Reserve Bank clearing account balances grew 48.3% during 2018, which contributed to higher interest income.  Furthermore, this interest-bearing account carried an interest rate of 1.50% at December 2017. During 2018, the Federal Reserve increased short-term rates by 25 basis points in each of March, June, September and December to reach 2.50% at December 31, 2018.  The timing of the December 2017 and March 2018 rate adjustments benefited the Company, as it entered into the first quarter of 2018 experiencing significant levels of excess funds impacted by the large volume of ERC/ERD transactions that were maintained within the Federal Reserve clearing account.  These ERC/ERD deposits occur primarily during the first half of the year and are the result of the Bank’s relationship with a third-party tax refund product provider.  The Bank acts as the facilitator for these ERC/ERD transactions and earns a fee for each cleared item.  For the short time the Bank holds such refunds, constituting noninterest-bearing deposits, the Bank increases its deposits with the Federal Reserve.  This causes interest-bearing balances with banks to represent a large percentage of earning assets during the time the Bank holds the refunds, although such balances decrease at year-end.  The Bank was able to redeploy some of these excess funds from its Federal Reserve Bank clearing account to help manage the loan growth that was evident in 2018.  However, the average growth in total deposits exceeded the average growth in loans, which produced a higher composition of average interest-bearing balances with banks, finishing at 9.7% of average earning assets in 2018, as compared to 7.0% in 2017.

The Bank’s third-party tax refund product provider ceased utilizing the services of the Bank at the end of 2018.  The termination of this relationship, unless and until replaced, will adversely affect the Company’s liquidity and net income. The Bank will be unable to replace the relationship for the 2019 tax season but will consider alternatives for future years.  Further, the Bank has filed a lawsuit against the third-party tax refund provider alleging breach of contract.  There can be no assurance of the timing and extent of damages recovered through such litigation, and the costs of the litigation will have an adverse effect on Ohio Valley’s liquidity and net income. In 2018, when all of the tax refund processing had been completed and temporary deposits had been disbursed by the Bank, the Company earned approximately $949 in interest from tax refunds held in the Bank’s Federal Reserve Bank clearing account.

Average earning asset growth also came from loans, which increased $20,791, or 2.8%, during 2018.  This growth in loans came mostly from the commercial and consumer loan segments, driven by the West Virginia and Athens, Ohio market locations.  The Company’s West Virginia offices, located in Mason and Cabell counties, generated over $10,600 in average loans during 2018, particularly within the commercial loan portfolio segment.  Further impacting average loan growth was the Company’s Athens, Ohio loan production office, which opened in late 2015.  This office has served to enhance the Company’s market presence in Athens County, which generated over $11,800 in average loans during 2018.  The average volume growth in loans contributed to $1,193 in additional FTE interest income during 2018 over 2017.  Furthermore, the rise in short-term rates during 2018 also contributed to the repricings of a portion of the Company’s loan portfolio.  This led to a higher average loan yield of 5.78% at year-end 2018, as compared to 5.68% at year-end 2017, and also contributed to $769 in additional FTE interest income during 2018 over 2017.  While average loans were up in 2018, the Company experienced a higher level of average deposit liabilities that contributed to larger excess fund balances that were maintained within its Federal Reserve Bank clearing account.  As a result, the Company finished with a smaller composition of average loans to average earning assets at year-end 2018 of 77.6%, as compared to 79.6% for 2017.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
  Average securities of $126,621 at year-end 2018 represented a 0.3% decrease from the $127,040 in average securities at year-end 2017.  Average tax exempt securities were down 7.5% from the prior year, largely related to maturities of state and municipal investments, while average taxable securities increased 0.5%, particularly from purchases within the U.S. Government sponsored entity and Agency mortgage-backed investment segments.  The Company has focused on growing earning assets primarily through loans, which has contributed to a lower asset composition of securities.  Management continues to focus on generating loan growth as loans provide the greatest return to the Company.  Management maintains securities at a dollar level adequate enough to provide ample liquidity and cover pledging requirements.

The Company believes that it may experience a reduction in interest income as a result of a new state law, signed into law on July 30, 2018, which places numerous restrictions on short-term and small loans extended by certain non-bank lenders in Ohio.  The new law, which will not apply to loans made before April 27, 2019, will apply to much of the lending of Loan Central.  The Company is still attempting to determine the effect of the law on Loan Central and the Company, including the loans that would no longer be offered, increased expenses of loans offered, and whether the Company might make such loans pursuant to an exemption. The Company estimates the loss of pre-tax operating income could be $1,053, which is based on the actual income earned during 2018 by Loan Central on such loans that would be affected by the new state law.

Average interest-bearing liabilities increased $23,842, or 3.8%, from 2017 to 2018.  The growth in interest-bearing deposits during 2018 was mostly from average time deposits, which grew $20,679, or 10.9%, during 2018, impacted by a consumer demand increase for CD’s and a special CD offering during the second half of 2017 that impacted additional average retail funds in 2018. The growth in time deposits resulted in the composition of average time deposits to interest-bearing liabilities trending upward to 31.9% and 29.8% of total interest-bearing liabilities at year-end 2018 and 2017, respectively. The growth in earning assets during 2017 and 2018 caused the Company to use more of its time deposits as funding sources, which contributed to higher composition levels.  The higher average cost associated with time deposits, combined with higher portfolio balances in 2018, contributed to the majority of the interest expense increase of 2018.

The Company’s core deposit segment of interest-bearing liabilities consists of NOW, savings and money market accounts.  During 2018, average balances on these deposits increased $1,859, or 0.5%, but together represented 60.7% of average interest-bearing liabilities in 2018, as compared to 62.7% in 2017.  This decreasing shift in composition was impacted by a higher composition of time deposits during 2018, which were used to help fund earning asset growth. This overall composition shift to lower NOW, savings and money market balances combined with a higher composition of time deposits from 2017 to 2018 contributed to a 20 basis point increase in the average cost of funds from 0.63% at year-end 2017 to 0.83% at year-end 2018.

In addition, the Company’s other borrowings and subordinated debentures collectively increased $1,304, or 2.7%, during 2018.  The increase was related to management's decision to fund specific fixed-rate loans with like-term FHLB advances during the first quarter of 2018.  Borrowings and subordinated debentures continue to represent the smallest composition of average interest-bearing liabilities, finishing at 7.5% at the end of both 2018 and 2017.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

Comparing 2017 to 2016, net interest income of $42,511 on an FTE basis increased $5,526, or 14.9%. This change reflected the impact of 12.5% average earning asset growth and a 9 basis point increase in the net interest margin to 4.49%, partially offset by 12.0% average interest-bearing liability growth. Average earning asset growth included a $108,514, or 16.8%, increase in average loans and a $5,925, or 5.5%, increase in average taxable securities. Average interest-bearing liability growth included a $59,543, or 11.3%, increase in average interest-bearing deposits and an $8,110, or 26.1%, increase in average other borrowed funds. The net interest margin expansion reflected a 15 basis point positive impact from the mix and yield on earning assets and a 4 basis point increase in the benefit from noninterest-bearing funding, partially offset by a 10 basis point increase in funding costs.

The increase in average volume of earning assets partially offset by the increase in interest-bearing liabilities was key to the success of 2017’s net interest income improvement.  The volume increase in average earning assets was responsible for producing $6,205 in additional FTE interest income during 2017 over 2016, partially offset by $456 in additional interest expense from the volume increase in average interest-bearing liabilities. Average earning assets for 2017 increased $105,324, or 12.5%, from the prior year, reflecting the full-year impact of the Milton Bank acquisition. This growth in earning assets contributed to average balance growth in the commercial, residential real estate, and consumer loan portfolios, which were collectively up $108,514, or 16.8%, during 2017. The Milton Bank branches were responsible for over $60,900 in average loan growth during 2017.  During 2017, the Company also experienced organic loan growth within its existing markets, impacted mostly from its West Virginia and Athens, Ohio locations.  The Company’s West Virginia offices generated over $21,500 in average loans during 2017, particularly within the commercial loan portfolio segment.  Further impacting average loan growth was the Company’s Athens, Ohio loan production office, which generated over $12,900 in average loans during 2017.  The acquisition of Milton Bank loans combined with the success in West Virginia and Athens County contributed to a larger composition of average loans to average earning assets at year-end 2017 of 79.6%, as compared to 76.7% for 2016.

Further impacting growth in average earning assets during 2017 was a higher level of average securities.  While average tax exempt securities were down 5.6% from the prior year, average taxable securities increased $5,925, or 5.5%, particularly from purchases within the U.S. Government sponsored entity and Agency mortgage-backed investment segments. While the Company’s average net investment securities increased 4.2% during 2017, their percentage of earning assets declined, averaging 13.4% for 2017, compared to 14.5% for 2016.  The Company focused on growing earning assets primarily through loans, which contributed to this lower asset composition of securities.

The Company’s earnings from interest-bearing deposits with banks also contributed to the growth in interest income for 2017.  Average interest-bearing deposits with banks were down $8,327, or 11.2%, from 2016, which had a negative impact on earnings based on volume.  These effects from lower volume were completely offset by positive effects from the average yield, which contributed to most of the $233, or 62.3%, increase in interest income from deposits with banks during 2017. The Company’s Federal Reserve Clearing account carried an interest rate of 0.50% during most of 2016. In December 2016, the Federal Reserve increased short-term rates by 25 basis points, and then again in each of March, June and December 2017 by another 25 basis points. The timing of the December 2016 and March 2017 rate adjustments benefited the Company, as it entered into the first quarter of 2017 experiencing significant levels of excess funds impacted by the large volume of ERC/ERD transactions that were maintained in the Federal Reserve clearing account. However, this short-term average balance growth in deposits was completely offset by the need to fund loan growth during 2017.  The Company experienced a 16.8% increase in average loans during 2017, part of which included organic loan originations from the West Virginia and Athens, Ohio markets.  The Company was able to redeploy funds from its Federal Reserve Bank clearing account to help manage the earning asset growth that was evident in 2017, which fits within management’s strategy of investing assets into higher yielding products while minimizing interest expense.   With the Company using more of its short-term Federal Reserve funds to satisfy loan demand, this led to a lower composition of average interest-bearing balances with banks, finishing at 7.0% of average earning assets in 2017, as compared to 8.9% in 2016.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
CONSOLIDATED AVERAGE BALANCE SHEET & ANALYSIS OF NET INTEREST INCOME

	December 31
Table I	2018			2017			2016
(dollars in thousands)	Average Balance	Income/ Expense	Yield/ Average	Average Balance	Income/ Expense	Yield/ Average	Average Balance	Income/ Expense	Yield/ Average
Assets
Interest-earning assets:
Interest-bearing balances with banks	$96,769	$1,646	1.70%	$66,159	$607	0.92%	$74,486	$374	0.50%
Securities:
Taxable	114,278	2,817	2.46	113,699	2,508	2.21	107,774	2,263	2.10
Tax exempt	12,343	464	3.76	13,341	617	4.63	14,129	671	4.75
Loans	773,995	44,716	5.78	753,204	42,754	5.68	644,690	36,699	5.69
Total interest-earning assets	997,385	49,643	4.98%	946,403	46,486	4.91%	841,079	40,007	4.76%

Noninterest-earning assets:
Cash and due from banks	13,027			12,235			11,014
Other nonearning assets	60,825			62,867			54,195
Allowance for loan losses	(7,981)			(7,390)			(7,079)
Total noninterest-earning assets	65,871			67,712			58,130
Total assets	$1,063,256			$1,014,115			$899,209

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
NOW accounts	$162,899	$508	0.31%	$157,796	$464	0.29%	$143,180	$383	0.27%
Savings and money market	235,992	657	0.28	239,236	575	0.24	215,760	464	0.21
Time deposits	209,714	2,990	1.43	189,035	1,804	0.95	167,584	1,307	0.78
Other borrowed money	40,467	986	2.44	39,163	884	2.26	31,053	664	2.14
Subordinated debentures	8,500	330	3.89	8,500	248	2.91	8,500	204	2.40
Total int.-bearing liabilities	657,572	5,471	0.83%	633,730	3,975	0.63%	566,077	3,022	0.53%

Noninterest-bearing liabilities:
Demand deposit accounts	278,034			259,160			222,530
Other liabilities	15,257			13,115			12,469
Total noninterest-bearing liabilities	293,291			272,275			234,999

Shareholders’ equity	112,393			108,110			98,133
Total liabilities and shareholders’ equity	$1,063,256			$1,014,115			$899,209

Net interest earnings		$44,172			$42,511			$36,985
Net interest earnings as a percent of interest-earning assets			4.43%			4.49%			4.40%
Net interest rate spread			4.15%			4.28%			4.23%
Average interest-bearing liabilities to average earning assets			65.93%			66.96%			67.30%

Fully taxable equivalent yields are reported for tax exempt securities and loans and calculated assuming a 21% tax rate in 2018 and a 34% tax rate in 2017 and 2016, net of nondeductible interest expense. Tax-equivalent adjustments for securities during the years ended December 31, 2018, 2017 and 2016 totaled $95, $206, and $226, respectively. Tax-equivalent adjustments for loans during the years ended December 31, 2018, 2017 and 2016 totaled $351, $572, and $433, respectively. Average balances are computed on an average daily basis. The average balance for available for sale securities includes the market value adjustment. However, the calculated yield is based on the securities’ amortized cost. Average loan balances include nonaccruing loans. Loan income includes cash received on nonaccruing loans.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

RATE VOLUME ANALYSIS OF CHANGES IN INTEREST INCOME & EXPENSE Table II
(dollars in thousands)	2018			2017
	Increase (Decrease) From Previous Year Due to			Increase (Decrease) From Previous Year Due to
	Volume	Yield/Rate	Total	Volume	Yield/Rate	Total
Interest income
Interest-bearing balances with banks	$365	$674	$1,039	$(46)	$279	$233
Securities:
Taxable	13	296	309	128	117	245
Tax exempt	(44)	(109)	(153)	(37)	(17)	(54)
Loans	1,193	769	1,962	6,160	(105)	6,055
Total interest income	1,527	1,630	3,157	6,205	274	6,479

Interest expense
NOW accounts	16	28	44	41	40	81
Savings and money market	(8)	90	82	53	58	111
Time deposits	215	971	1,186	181	316	497
Other borrowed money	30	72	102	181	39	220
Subordinated debentures	----	82	82	----	44	44
Total interest expense	253	1,243	1,496	456	497	953
Net interest earnings	$1,274	$387	$1,661	$5,749	$(223)	$5,526

The change in interest due to volume and rate is determined as follows: Volume Variance - change in volume multiplied by the previous year's rate; Yield/Rate Variance - change in rate multiplied by the previous year's volume; Total Variance – change in volume multiplied by the change in rate. The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each. The tax exempt securities and loan income is presented on an FTE basis. FTE yield assumes a 21% tax rate in 2018 and a 34% tax rate in 2017 and 2016, net of related nondeductible interest expense.

Average interest-bearing liabilities increased $67,653, or 12.0%, from 2016 to 2017.  The growth in interest-bearing deposits during 2017 was mostly impacted by the Milton Bank merger, which resulted in the acquisition of $119,215 in deposits from 2016.  Average time deposits grew $21,451, or 12.8%, during 2017, impacted mostly by the Milton Bank time deposits from 2016 and a special CD offering during the second half of 2017 that generated additional retail funds. The composition of average time deposits to interest-bearing liabilities trended upward, representing 29.8% and 29.6% of total interest-bearing liabilities at year-end 2017 and 2016, respectively. The growth in earning assets during 2017 caused the Company to use more of its time deposits as funding sources, which contributed to higher composition levels.  The higher average cost associated with time deposits, combined with higher portfolio balances in 2017, contributed to over half of the interest expense increase of 2017.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
The Company’s core deposit segment of interest-bearing liabilities consist of NOW, savings and money market accounts.  During 2017, average balances on these deposits increased $38,092, or 10.6%, and together represented 62.7% of average interest-bearing liabilities in 2017, as compared to 63.4% in 2016.  This decreasing shift in composition was impacted by a higher composition of time deposits and borrowed funds during 2017. This overall composition shift to lower NOW, savings and money market balances combined with a higher composition of time deposits from 2016 to 2017 contributed to a 10 basis point increase in the average cost of funds from 0.53% at year-end 2016 to 0.63% at year-end 2017.

In addition, the Company’s other borrowings and subordinated debentures collectively increased $8,110, or 20.5%, during 2017.  The increase was primarily from the use of FHLB borrowings to fund the purchases of specific earning assets that were originated during both 2017 and 2016.  Borrowings and subordinated debentures represented the smallest composition of average interest-bearing liabilities, finishing at 7.5% and 7.0% at year-end 2017 and 2016, respectively. This shift to more higher-costing liabilities contributed to more interest expense in 2017.

During 2018, total interest income on average earning assets increased $3,489, or 7.6%, as compared to 2017.  During 2017, total interest income on average earning assets increased $6,360, or 16.2%, as compared to 2016.  The changes in interest income during both comparison periods were impacted most by the commercial loan portfolio. Management has been pleased with the growing commercial loan demand within its West Virginia locations and loan production office.  Furthermore, 36% of the loans acquired in the Milton Bank merger were comprised of commercial loans.  These positive contributions helped to generate increases of 4.7% and 22.1% in average commercial loan balances during 2018 and 2017, respectively.  As a result, commercial interest and fee revenue grew by $1,729, or 9.8%, and $3,634, or 25.9%, during 2018 and 2017, respectively.

The Company’s interest and fees from its residential real estate loan portfolio decreased by $33, or 0.3%, during 2018, but increased $891, or 7.2%, during 2017. A contributing factor to the decline in real estate revenue during 2018 was a composition shift from higher-yielding, long-term, fixed-rate loan balances to lower-yielding, adjustable-rate mortgage originations. This shift to more lower-yielding loans has placed additional pressure on asset yields.  Furthermore, the Company continues to sell a portion of its long-term, fixed-rate real estate loans to the Federal Home Loan Mortgage Corporation, while retaining the servicing rights for those mortgages.  While this strategy has generated loan sale and servicing fee revenue within noninterest income, it has also contributed to lower interest and fee revenues during 2018.  Conversely, the elevated residential real estate revenue during 2017 was primarily from the acquired loan balances of Milton Bank in 2016, which consisted of 42% in residential real estate loan balances.  However, when excluding the real estate revenue generated by the Milton Bank branches during 2017, the Company’s real estate revenue represented a decrease of $113, or 0.99%, during 2017. This was in large part due to the composition shift from long-term, fixed-rate loans to short-term, adjustable-rate loans previously discussed.

In 2018, consumer loan interest and fees increased $487, or 4.3%, as compared to 2017, and increased $1,391, or 14.0%, during 2017, as compared to 2016, impacted by the average balance growth associated with increased auto loan financings and home equity loan balances. Further impacting consumer loan revenue during 2017 was the acquisition of Milton Bank’s loans, 22% of which were consumer loan balances at the time of acquisition.

The Company’s interest income from taxable investment securities increased $309, or 12.3%, in 2018 and $245, or 10.8%, in 2017.  Average balances grew during 2018 and 2017 from increased purchases of U.S. Government sponsored entity securities and Agency mortgage-backed securities during both periods.   Interest income during 2018 was positively affected by a 25 basis point increase in yield from 2017, primarily due to investment purchases, and reinvestment of maturities at market rates higher than the average portfolio yield, compared to an 11 basis point increase in yield on taxable securities from 2016 to 2017.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
Total interest expense incurred on the Company’s interest-bearing liabilities increased $1,496, or 37.6%, during 2018, and increased $953, or 31.5%, during 2017, primarily from interest expense on deposits, particularly time deposits.  The Company’s strategy continues to focus on funding earning asset growth with lower cost, core deposit funding sources to further reduce, or limit growth in, interest expense. However, with loan demand up and average loan balances growing, the Company utilized more CD balances as a funding source. In addition, the market rates on the Company’s CD’s repriced at higher rates impacted by the ongoing short-term rate increases, contributing to consumer demand for more CD’s, which led to a composition shift into more time deposits during 2018.  The Company was also successful in marketing a short-term CD special during the fourth quarter of 2017 that helped generate additional retail funds.  Furthermore, the Company utilized more brokered CD deposits as an additional funding source during the second half of 2017 that impacted 2018 interest costs.  Time deposits were also impacted by the acquired Milton Bank time deposits. Interest-bearing deposits for 2018 and 2017 continued to be comprised more of average core deposit balances in NOW, savings and money market balances, which are lower in cost.  But due to the funding needs for asset growth in 2017 and 2018, the Company’s composition of higher-cost average time deposits increased from 2017 to 2018, while the average composition of NOW, savings and money market balances decreased during the same period.  This change in deposit composition contributed to an increase in the Company’s weighted average costs from 0.63% at year-end 2017 to 0.83% at year-end 2018.

The Company’s interest expenses were also impacted by other borrowed money and subordinated debentures, which were up collectively by $184, or 16.3%, during the year ended 2018, and $220, or 30.4%, during the year ended 2017.  The increase was primarily from the average growth in FHLB borrowings, which were used to fund the purchases of specific earning assets that were originated during both 2018 and 2017.

During 2018 and 2017, the Company benefited from a large composition of higher-yielding, average loan balances while maintaining most of its deposit mix in lower-costing core deposits. This contributed to net interest margin improvement from 4.40% in 2016 to 4.49% in 2017. However, the Company utilized more of its higher-costing time deposits in 2018 to fund earning asset growth causing the average cost of funds to grow by 20 basis points during that time.  Also during 2018, the Company’s average earning assets were significantly impacted by growth of over 46% in interest-bearing balances maintained at the Federal Reserve yielding just 2.5% at year-end 2018.  As a result, the net interest margin for 2018 compressed from 4.49% in 2017 to 4.43% in 2018.  The Company will continue to face pressure on its net interest income and margin improvement if loan balances do not continue to expand and become a larger component of overall earning assets.  The Company’s CDs are continuing to reprice to market rates that are trending up.  The Company will continue to focus on growing the average loan portfolio and re-deploying the excess liquidity retained within the Federal Reserve account into higher yielding assets as opportunities arise.

With the Bank’s third-party tax refund product provider terminating its tax processing relationship at the end of 2018, the Company expects the average excess funds in the Federal Reserve clearing account to decrease in 2019.  As a result, the Company expects both its interest and noninterest income to be negatively affected in 2019, as compared to prior periods.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

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

The Company’s provision expense during the years ended 2018, 2017 and 2016 totaled $1,039, $2,564 and $2,826, respectively.  These results yielded a $1,525 decrease in provision expense from 2017 to 2018, and a $262 decrease in provision expense from 2016 to 2017.  Lower provision expense during 2018 was mostly impacted by reduced general allocations of the allowance for loan losses. The Company’s general allocation evaluates several factors that include: average historical loan loss trends, credit risk, regional unemployment conditions, asset quality, and changes in classified and criticized assets. The Company’s historical loan loss factors continue to trend down while its classified asset risk factor decreased in 2018, as well.  Furthermore, the Company’s nonperforming loans to total loans improved from 1.36% to at year-end 2017 to 1.25% at year-end 2018, while nonperforming assets to total assets improved from 1.17% to 0.99% during the same period.  As a result, general allocations totaled $6,630 at December 31, 2018, as compared to $7,405 at December 31, 2017, with the decrease coming primarily within the commercial real estate loan portfolio segment. Specific allocations of the allowance for loan losses remained comparable from 2017 to 2018.

Lower provision expense during 2017 was impacted by a decrease in specific allocations partially offset by an increase in general allocations.  Specific allocations of the allowance for loan losses identify loan impairment by measuring fair value of the underlying collateral and the present value of estimated future cash flows.  Specific allocations during 2017 decreased by $2,887 from December 31, 2016 as a result of the financial performance improvement of one commercial real estate loan relationship.  Prior to 2017, specific reserves of $1,681 were necessary as a result of collateral impairment.  During the first quarter of 2017, a re-evaluation of this borrower’s financial performance identified significant improvement, which resulted in a credit quality upgrade to the borrower relationship and no identified collateral impairment at December 31, 2017.  Further contributing to lower specific reserves at year-end 2017 were the charge-offs of several collateral dependent specific allocations. Total charge-offs of $612 on one commercial real estate loan relationship and $399 on one commercial and industrial loan relationship were recorded as a result of asset impairment. However, these specific reserves had already been allocated for prior to 2017, which resulted in no corresponding provision expense impact in 2017.

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

During 2018, the Company’s net charge-offs totaled $1,810, as compared to $2,764 in net charge-offs recognized during 2017.  The decrease was largely due to the 2017 charge-offs of $612 on one commercial real estate loan relationship and $399 on one commercial and industrial loan relationship that both contained specific allocations.  These charge-offs from 2017 did not have a corresponding impact to provision expense since the allocations had already been provided for prior to 2017.  Excluding these specific allocation charge-offs from the previous year, net charge-offs during 2018 would have been up just $57, or 3.3%, as compared to 2017. During 2017, the Company’s net charge-offs totaled $2,764, as compared to $1,775 in net charge-offs recognized during 2016.  The increase was due to the charge-offs of specific allocations previously mentioned. Excluding these specific allocation charge-offs, net charge-offs during 2017 would have been down $22, or 1.2%, as compared to 2016.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

Management believes that the allowance for loan losses was adequate at December 31, 2018 and reflected probable incurred losses in the portfolio.  The allowance for loan losses was 0.87% of total loans at December 31, 2018, as compared to 0.98% at December 31, 2017 and 1.05% at December 31, 2016.  Future provisions to the allowance for loan losses will continue to be based on management’s quarterly in-depth evaluation that is discussed in further detail under the caption “Critical Accounting Policies - Allowance for Loan Losses” within this Management’s Discussion and Analysis.

NONINTEREST INCOME

During 2018, total noninterest income decreased $497, or 5.3%, as compared to 2017.  The decrease in noninterest revenue was impacted by earnings from tax-free BOLI investments. BOLI investments are maintained by the Company in association with various benefit plans, including deferred compensation plans, director retirement plans and supplemental retirement plans. During 2017, the Company recorded $2,107 in cash proceeds and $1,993 in anticipated cash proceeds related to three BOLI participants, which yielded net BOLI proceeds of $514 that were recorded to income. Those 2017 BOLI proceeds contributed most to the 41.5% decrease in BOLI and annuity asset income, which finished at $717 for 2018, as compared to $1,226 in 2017.

Also contributing to the decrease in noninterest income were higher losses on OREO properties, which finished with a net loss of $559 at year-end 2018, as compared to a net loss of $189 at year-end 2017.  OREO losses were elevated in 2018 mostly from the liquidation of one foreclosed land development property during the fourth quarter of 2018 that resulted in a loss on sale of $594.

Noninterest income was also negatively impacted in 2018 by a reduction in seasonal tax refund processing revenue classified as ERC/ERD fees.  During the year ended 2018, the Company’s ERC/ERD fees decreased by $113, or 6.7%, as compared to the same period in 2017, largely due to reduced transaction fees associated with each refund facilitated pursuant to the Company’s contract with a third-party tax refund product provider.  Furthermore, the Company experienced a decrease in the number of ERC/ERD transactions that were facilitated.  As a result of ERC/ERD fee activity being mostly seasonal, the majority of income was recorded during the first half of 2018, accounting for 17.7% of total noninterest income for the year. As previously mentioned, the Bank’s third-party tax refund product provider ceased utilizing the services of the Bank at the end of 2018.  Going forward, the Company’s ERC/ERD fees and non-interest income will be negatively affected.

Partially offsetting the negative effects to noninterest income was an increase in the Company’s interchange income, as the transaction volume associated with its debit and credit card products continues to grow.  Card transactions came mostly from restaurant, gasoline and retail store purchases.  The Company has also been successful in promoting the use of both debit and credit cards by offering incentives that permit their users to redeem accumulated points for merchandise, as well as cash incentives paid. As a result, debit and credit card interchange income increased $286, or 8.5%, during 2018, as compared to 2017. While incenting debit and credit card customers has increased customer use of electronic payments, which has contributed to higher interchange revenue, the strategy also fits well with the Company's emphasis on growing and enhancing its customer relationships.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

Positive increases to noninterest income also came from the Company’s interest rate swap revenue. The Company utilizes interest rate swaps to satisfy the desire of large commercial customers to have a fixed-rate loan while permitting the Company to originate a variable-rate loan, which helps mitigate interest rate risk.  In association with establishing an interest rate swap agreement, the Company earns a swap fee at the time of origination.  The increase in transactions involving an interest rate swap during 2018 led to swap fees totaling $114 during the year ended December 31, 2018.  As a result, interest rate swap revenue improved to $139 during 2018, as compared to $42 during 2017.

The Company’s remaining noninterest income categories were up $112, or 3.4%, during the year ended 2018 as compared to 2017, in large part due to higher mortgage banking income.

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

Also contributing to noninterest income growth for 2017 was earnings from tax-free BOLI investments. During 2017, the Company recorded $2,107 in cash proceeds and $1,993 in anticipated cash proceeds related to three BOLI participants, which yielded net BOLI proceeds of $514 that were recorded to income. This amount contributed to the 69.1% year-to-date increase in BOLI and annuity asset income of $501 during 2017, as compared to 2016.

Further increasing noninterest income for 2017 were lower losses on OREO properties, which finished with a net loss of $189 at year-end 2017, as compared to a net loss of $467 at year-end 2016.  OREO losses were elevated in 2016 mostly from the lower appraised value of one land development property during the fourth quarter of 2016.  A re-evaluation of this property resulted in a $393 impairment charge that was recorded as a write-down to the OREO property’s carrying value.

Partially offsetting growth in noninterest income during 2017 was a reduction in seasonal tax refund processing revenue classified as ERC/ERD fees.  During the year ended 2017, the Company’s ERC/ERD fees decreased by $356, or 17.4%, as compared to the same period in 2016.  The decrease was largely due to reduced transaction fees associated with each refund facilitated, as well as a lower volume of ERC/ERD transactions that were facilitated.

The Company’s remaining noninterest income categories were down $169, or 12.4%, during the year ended 2017 as compared to 2016.  The decrease was in large part due to higher loss reserves and claims paid associated with the Company’s limited purpose property and casualty insurance company subsidiary, (the “Captive”).

NONINTEREST EXPENSE

Management continues to work diligently to minimize the growth in noninterest expense.  For 2018, total noninterest expense increased $817, or 2.2%.  The increase was mostly from salaries and employee benefits, the Company’s largest noninterest expense item.  During the year ended December 31, 2018, salaries and employee benefits increased $1,382, or 6.6%, as compared to the same period in 2017.  The increase was largely from employee compensation costs associated with annual merit increases and higher insurance expense.

The Company also experienced an increase in professional fees, which grew $224, or 12.5%, during 2018, as compared to 2017.  Professional fees were impacted by accounting expenses associated with adhering to regulatory guidance and legal expenses associated with the recovery efforts on loan deficiency balances.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

Partially offsetting the negative impacts to noninterest expense was lower foreclosure expense, which decreased $261, or 52.3%, during 2018, as compared to 2017. Costs associated with foreclosed assets include the costs of maintaining various commercial real estate properties, such as taxes, management fees and general maintenance.

Marketing expense also decreased $257, or 24.9%, during 2018, as compared to 2017.  The Company’s marketing activities include costs associated with advertising, donation and public relations.

Other noninterest expenses decreased $238, or 4.3%, during 2018, as compared to 2017.  This decrease was impacted by various activities, including OREO maintenance (down $288) and consulting fees (down $81), partially offset by customer incentives (up $114) and state examination costs (up $45).  OREO maintenance deals with the costs associated with property assets that have been acquired through foreclosure.  For 2018, these expenses included the costs of maintaining various commercial real estate properties, which consist of taxes, management fees and general maintenance.  Decreases in consulting fees were associated with credit card revenue enhancement strategies that were incurred during 2017.  Customer incentive costs continued to trend higher during 2018 as part of management’s emphasis on further building and maintaining core deposit relationships while increasing interchange revenue.  Higher state examination costs were impacted by the reinstatement of annual assessments on Ohio-chartered banks during the fourth quarter of 2017.  Due to the timing of reinstatement, the annual assessment by the Ohio Division of Financial Institutions covered all of 2018, as compared to just the second half of 2017.

The remaining noninterest expense categories decreased $33, or 0.5%, during the year-ended 2018, as compared to 2017.  The decreases were primarily due to lower building and equipment costs, as well as lower costs related to assets in process of foreclosure.

For 2017, total noninterest expense increased $3,710, or 11.3%.  The increase was impacted by the acquisition of Milton Bank, which contributed to general increases in most noninterest expense categories related to having a larger organization after the merger for a full year.  Milton Bank’s noninterest expense was $2,415 during 2017 as compared to $1,174 during 2016, coming mostly from salaries and employee benefits, as well as building and equipment costs.

Salaries and employee benefits increased $1,935, or 10.3%, during 2017 as compared to 2016.  The increase was largely from the personnel costs associated with Milton Bank, which contributed $1,694 to this line item during 2017 as compared to $754 during 2016.  The remaining increase of $622 to salaries and employee benefit expense was largely due to annual merit increases and higher health insurance expense.

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

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
The remaining noninterest expense categories increased $580, or 9.9%, during the year-ended 2017, as compared to 2016.  The increases were primarily due to higher software and marketing expenses, as well as higher costs related to assets in process of foreclosure.

The Company's efficiency ratio is defined as noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income. The effects from provision expense are excluded from the efficiency ratio. Management continues to place emphasis on managing its balance sheet mix and interest rate sensitivity as well as developing more innovative ways to generate noninterest revenue. During 2018, the Company was successful in generating more net interest income primarily due to higher average earning assets and increases in short-term market rates, but experienced margin compression due to larger amounts of excess deposits being maintained in lower-yielding asset accounts. Furthermore, noninterest revenue decreased 5.3% during 2018, which, when combined with net interest income, lowered the overall revenue growth pace to a level comparable to the pace of growth in overhead expense.  As a result, the Company's efficiency number improved just slightly to 70.47% at December 31, 2018, as compared to 70.48% at December 31, 2017. During 2017, the Company was successful in generating more net interest income primarily due to higher average earning assets while minimizing funding costs, which contributed to a 9 basis point improvement in the net interest margin. Income growth from interchange income and BOLI and annuity asset investments caused noninterest revenues to grow by 14.5%, while overhead expenses were up 11.3% from the prior year.  These factors have caused the level of net revenues to outpace overhead expenses during 2017. As a result, the Company's efficiency number improved to 70.48% at December 31, 2017, as compared to 72.75% at December 31, 2016.

PROVISION FOR INCOME TAXES

The provision for income taxes during 2018 totaled $2,255 compared to $4,486 in 2017 and $1,920 in 2016.  The effective tax rates for 2018, 2017 and 2016 were 15.9%, 37.4% and 21.7%, respectively. The decline in the effective tax rate in 2018 reflects the changes made by the TCJA, which was enacted on December 22, 2017.  The TCJA provided for a reduction in the corporate federal income tax rate from 34% to 21% effective January 1, 2018, as well as the introduction of business-related exclusions, deductions and credits.  The higher effective tax rate from 2017 was the result of a $1,783 tax expense adjustment related to the TCJA.  During the fourth quarter of 2017, the Company’s deferred tax assets and liabilities had to be revalued using the 21% federal tax rate.

FINANCIAL CONDITION:

CASH AND CASH EQUIVALENTS

The Company’s cash and cash equivalents consist of cash, as well as interest- and non-interest bearing balances due from banks.  The amounts of cash and cash equivalents fluctuate on a daily basis due to customer activity and liquidity needs.  At December 31, 2018, cash and cash equivalents had decreased $3,393, or 4.6%, to $71,180, as compared to $74,573 at December 31, 2017.  The decrease in cash and cash equivalents was impacted mostly from the Company’s interest-bearing Federal Reserve Bank clearing account, impacted by the funding need associated with growth in loans from year-end 2017. The Company utilizes its interest-bearing Federal Reserve Bank clearing account to maintain seasonal tax refund deposits, as well as to fund earning asset growth and maturities of retail CD’s.  The interest rate paid on both the required and excess reserve balances is based on the targeted federal funds rate established by the Federal Open Market Committee.  Short-term rate increases of 25 basis points during each of March, June, September and December 2018 caused the federal funds rate to finish at 2.50% at December 31, 2018.  The interest rate increases had a corresponding effect on the interest revenue growth experienced during 2018 on Federal Reserve Bank clearing account balances. The 2.50% interest rate is higher than the rate the Company would have received from its investments in federal funds sold. Furthermore, Federal Reserve Bank balances are 100% secured.  The Company also experienced a significant decrease in business checking deposits from year-end 2017 related to one depositor relationship during the first quarter of 2018.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
As liquidity levels vary continuously based on consumer activities, amounts of cash and cash equivalents can vary widely at any given point in time. The Company’s focus will be to invest available funds into longer-term, higher-yielding assets, primarily loans, when the opportunities arise. Further information regarding the Company’s liquidity can be found under the caption “Liquidity” in this Management’s Discussion and Analysis.

CERTIFICATES OF DEPOSIT IN FINANCIAL INSTITUTIONS

At December 31, 2018, the Company had $2,065 in certificates of deposit owned by the Captive, up from year-end 2017. The deposits on hand at December 31, 2018 consist of nine certificates with remaining maturity terms ranging from less than 12 months up to 33 months.

SECURITIES

Management's goal in structuring the portfolio is to maintain a prudent level of liquidity while providing an acceptable rate of return without sacrificing asset quality.  During 2018, the balance of total securities decreased $726, or 0.6%, compared to year-end 2017. The Company’s investment securities portfolio is made up mostly of Agency mortgage-backed securities, representing 72.5% of total investments at December 31, 2018. During the year ended 2018, the Company invested $15,826 in new Agency mortgage-backed securities, while receiving principal repayments of $16,430. The monthly repayment of principal has been the primary advantage of Agency mortgage-backed securities as compared to other types of investment securities, which deliver proceeds upon maturity or call date. The Company also experienced increased maturities and principal repayments associated with its state and municipal security portfolio, which decreased $1,764, or 10.0%, compared to year-end 2017. Conversely, the Company invested into more U.S. Government sponsored entity securities during 2018, which increased $3,157, or 23.4%, during 2018.

Investment Portfolio Composition

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

SECURITIES Table III
	MATURING
As of December 31, 2018	Within One Year			After One but Within Five Years		After Five but Within Ten Years			After Ten Years
(dollars in thousands)	Amount		Yield	Amount	Yield	Amount		Yield	Amount		Yield

U.S. Government sponsored entity securities	$	----	----	$16,630	2.31%	$	----	----	$	----	----
Obligations of states and political subdivisions		931	5.54%	7,052	4.86%		8,248	5.72%		----	----
Agency mortgage-backed securities, residential		1,059	3.94%	51,150	2.48%		33,328	2.55%		----	----
Total securities		$1,990	4.69%	$74,832	2.67%		$41,576	3.18%	$	----	----

Tax-equivalent adjustments of $95 have been made in calculating yields on obligations of states and political subdivisions using a 21% rate. Weighted average yields are calculated on the basis of the cost and effective yields weighted for the scheduled maturity of each security. Mortgage-backed securities, which have prepayment provisions, are assigned to a maturity category based on estimated average lives. Securities are shown at their fair values, which include the market value adjustments for available for sale securities.

In addition, increasing market rates during 2018 led to a $1,373 increase in the net unrealized loss position associated with the Company’s available for sale securities, which lowered the fair value of securities at December 31, 2018.  The fair value of an investment security moves inversely to interest rates, so as rates increased, the unrealized loss in the portfolio was further affected. These changes in rates are typical and do not impact earnings of the Company as long as the securities are held to full maturity.

 Management has not had to sell a debt security during 2018 and 2017 in order to maintain sufficient liquidity, as maturing securities have historically accomplished this.

Prior to 2017, the reinvestment rates on debt securities had shown limited returns due to a sustained low rate environment.  The weighted average FTE yield on debt securities was 2.29% at both year-end 2017 and year-end 2016.  Short-term rate increases of 75 basis points in 2017 and 100 basis points in 2018 have had a lagging, but positive impact to the yield on average securities.  At December 31, 2018, the weighted average FTE yield on debt securities increased 10 basis points to 2.39% from 2.29% the year before.  While the return performance of debt securities has improved, the Company’s focus will still be to generate interest revenue primarily through loan growth, as loans generate the highest yields of total earning assets.  Table III provides a summary of the securities portfolio by category and remaining contractual maturity.  Issues classified as equity securities have no stated maturity date and are not included in Table III.

LOANS

In 2018, the Company's primary category of earning assets and most significant source of interest income, total loans, increased $7,733, or 1.0%, to finish at $777,052.  The increase in loan balances from year-end 2017 came primarily from the commercial and consumer loan portfolios, being partially offset by balance decreases in the residential real estate loan portfolio.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

Loan Portfolio Composition

Management continues to place emphasis on its commercial lending, which generally yields a higher return on investment as compared to other types of loans. The commercial lending segment increased $9,068, or 2.8%, from year-end 2017, which came mostly from the commercial and industrial loan portfolio, which increased $6,154, or 5.7%, from year-end 2017. The increase was mostly impacted by a $7,961 state and municipal loan origination from the West Virginia market area during the first quarter of 2018.  Commercial and industrial loans consist of loans to corporate borrowers primarily in small to mid-sized industrial and commercial companies that include service, retail and wholesale merchants. Collateral securing these loans includes equipment, inventory, and stock. The commercial real estate loan segment comprises the largest portion of the Company's total commercial loan portfolio at December 31, 2018, representing 65.6%.  Commercial real estate consists of owner-occupied, nonowner-occupied and construction loans. Owner-occupied loans consist of nonfarm, nonresidential properties.  A commercial owner-occupied loan is a borrower purchased building or space for which the repayment of principal is dependent upon cash flows from the ongoing operations conducted by the party, or an affiliate of the party, who owns the property.  Owner-occupied loans of the Company include loans secured by hospitals, churches, and hardware and convenience stores.  Nonowner-occupied loans are property loans for which the repayment of principal is dependent upon rental income associated with the property or the subsequent sale of the property, such as apartment buildings, condominiums, hotels and motels.  These loans are primarily impacted by local economic conditions, which dictate occupancy rates and the amount of rent charged. Commercial construction loans are extended to individuals as well as corporations for the construction of an individual property or multiple properties and are secured by raw land and the subsequent improvements.  Commercial real estate also includes loan participations with other banks outside the Company’s primary market area.  Although the Company is not actively seeking to participate in loans originated outside its primary market area, it has taken advantage of the relationships it has with certain lenders in those areas where the Company believes it can profitably participate with an acceptable level of risk. Commercial real estate loans totaled $216,360 at December 31, 2018, an increase of $2,914, or 1.4%, over the balance of commercial real estate loans at year-end 2017. Most of this growth came from nonowner-occupied loan originations, with balances increasing $15,617, or 15.4%, from year-end 2018.  Nonowner-occupied loan originations during 2018 came mostly from the Waverly and Athens, Ohio markets.  Partially offsetting these increases within the commercial real estate loan segment were larger payoffs from the owner-occupied loan segment, which decreased $11,879, or 16.1%, from year-end 2018.  Construction loans related to one- to four-family residential homes, as well as multi-family residential and land development properties, decreased $824, or 2.2%, from year-end 2017.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

While management believes lending opportunities exist in the Company's markets, future commercial lending activities will depend upon economic and related conditions, such as general demand for loans in the Company's primary markets, interest rates offered by the Company, the effects of competitive pressure and normal underwriting considerations.

Total loans also received positive contributions from the Company’s consumer loan portfolio, which increased $3,749, or 2.7%, from year-end 2017.  The Company’s consumer loans are primarily secured by automobiles, mobile homes, recreational vehicles and other personal property. Personal loans and unsecured credit card receivables are also included as consumer loans.  The consumer loan portfolio during 2018 benefited mostly from automobile loans, which increased $1,600, or 2.3%, from year-end 2017. Automobile loans represent the Company's largest consumer loan segment at 49.0% of total consumer loans. The Company continues to target more auto dealers within its market areas and offer interest rates that are more competitive with local banks. Growth in automobile loans was further enhanced by increases in both home equity and other consumer type loans, which collectively were up $2,149, or 3.03%, from year-end 2017. Other consumer loan types include all-terrain and recreational vehicles, as well as unsecured loans. The Company will continue to attempt to increase its auto lending segment while maintaining strict loan underwriting processes to limit future loss exposure. However, the Company will place more emphasis on loan portfolios (i.e. commercial and, to a smaller extent, residential real estate) with higher returns than auto loans.  Indirect automobile loans bear additional costs from dealers that partially offset interest revenue and lower the rate of return.

As previously mentioned, the Company believes that it may experience a reduction in consumer loan balances as a result of a new state law signed on July 30, 2018.  The new law places numerous restrictions on short-term and small loans that would apply to much of the lending of Loan Central.  The Company will continue to determine the effect of the law on Loan Central and the Company, including whether Loan Central might qualify for an exemption from the law, which will not apply to loans prior to April 27, 2019.

Generating residential real estate loans remains a significant focus of the Company’s lending efforts. The residential real estate loan segment comprises the largest portion of the Company's overall loan portfolio at 39.1% and consists primarily of one- to four-family residential mortgages and carries many of the same customer and industry risks as the commercial loan portfolio. During 2018, total residential real estate loan balances decreased $5,084, or 1.6%, from year-end 2017. This decrease was largely the result of increasing short-term adjustable-rate mortgages, which were up $638, being completely offset by decreasing long-term fixed-rate mortgages, which decreased $8,556, from year-end 2017. As part of management’s interest rate risk strategy, the Company continues to sell most of its long-term fixed-rate residential mortgages to the Federal Home Loan Mortgage Corporation, while maintaining the servicing rights for those mortgages.  A customer which does not qualify for a long-term, secondary market loan may choose from one of the Company's other adjustable-rate mortgage products, which has contributed to higher balances of adjustable-rate mortgages from year-end 2017.  The decrease in residential real estate loans was partially offset by the Bank's warehouse lending volume. Warehouse lending consists of a line of credit provided by the Bank to another mortgage lender that makes loans for the purchase of one- to four-family residential real estate properties. The mortgage lender eventually sells the loans and repays the Bank. From year-end 2017, warehouse lending balances increased $6,795 to finish at $15,826 at year-end 2018.

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

Management continues to focus on improving asset quality and lowering credit risk while working to maintain its relationships with its borrowers.  During 2018, the Company’s allowance for loan losses decreased $771, or 10.3%, to finish at $6,728, compared to $7,499 at year-end 2017. The allowance was impacted by a decrease of $775 in general allocations from year-end 2017. As part of the Company’s quarterly analysis of the allowance for loan losses, management reviewed various factors that directly impact the general allocation needs of the allowance, which include:  historical loan losses, loan delinquency levels, local economic conditions and unemployment rates, criticized/classified asset coverage levels and loan loss recoveries. From year-end 2017, the historical loss factor decreased by 1 basis point and the economic risk factor decreased by 11 basis points, which contributed to a lower general allocation of the allowance for loan losses at December 31, 2018.  The Company’s improved delinquency levels at year-end 2018 had a positive impact to reducing risk factors, with both nonperforming loans and nonperforming assets finishing lower than the year before.  A contributing factor to this was a 14.2% decrease in nonaccruing loans from year-end 2017, primarily within the commercial real estate segment.  Nonperforming loans and nonperforming assets at December 31, 2018 continue to be in various stages of resolution for which management believes loans are adequately collateralized or otherwise appropriately considered in its determination of the adequacy of the allowance for loan losses. General risks in the portfolio were also positively impacted by lower impaired loans at December 31, 2018, which decreased $5,490, or 30.3%, from year-end 2017, while criticized and classified loans from the commercial loan segment were comparable at $34 million at year-end 2018 and 2017.

Specific allocations of the allowance for loan losses identify loan impairment by measuring fair value of the underlying collateral and the present value of estimated future cash flows. At year-end 2018, the Company continued to maintain a single specific allocation on a commercial real estate loan that remained relatively unchanged from year-end 2017. This change in specific reserves during 2018 generated a $4 increase to provision expense.

At December 31, 2018, the ratio of the allowance for loan losses decreased to 0.87%, compared to 0.98% at December 31, 2017.  Management believes that the allowance for loan losses at December 31, 2018 was adequate and reflected probable incurred losses in the loan portfolio. There can be no assurance, however, that adjustments to the allowance for loan losses will not be required in the future. Changes in the circumstances of particular borrowers, as well as adverse developments in the economy, are factors that could change and make adjustments to the allowance for loan losses necessary. Asset quality will continue to remain a key focus, as management continues to stress not just loan growth, but quality in loan underwriting as well.  Future provisions to the allowance for loan losses will continue to be based on management’s quarterly in-depth evaluation that is discussed in further detail under the caption “Critical Accounting Policies - Allowance for Loan Losses” within this Management’s Discussion and Analysis.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
Table IV

(dollars in thousands)	Years Ended December 31

	2018	2017	2016	2015	2014
Commercial loans(1)	$3,249	$4,002	$5,222	$4,548	$5,797
Percentage of loans to total loans	42.41%	41.66%	42.81%	42.89%	43.98%

Residential real estate loans	1,583	1,470	939	1,087	1,426
Percentage of loans to total loans	39.13%	40.19%	38.92%	38.22%	37.60%

Consumer loans(2)	1,896	2,027	1,538	1,013	1,111
Percentage of loans to total loans	18.46%	18.15%	18.27%	18.89%	18.42%

Allowance for loan losses	$6,728	$7,499	$7,699	$6,648	$8,334
	100.00%	100.00%	100.00%	100.00%	100.00%
Ratio of net charge-offs to average loans	.23%	.37%	.28%	.47%	.10%

     The above allocation is based on estimates and subjective judgments and is not necessarily indicative of the specific amounts or loan categories in which losses may ultimately occur.

(1) Includes commercial and industrial and commercial real estate loans.
(2) Includes automobile, home equity and other consumer loans.

SUMMARY OF NONPERFORMING, PAST DUE AND RESTRUCTURED LOANS
Table V

(dollars in thousands)	At December 31

	2018	2017	2016	2015	2014
Impaired loans	$12,618	$18,108	$22,709	$17,228	$20,169
Past due 90 days or more and still accruing	1,067	334	327	39	73
Nonaccrual	8,677	10,112	8,961	7,236	9,549
Accruing loans past due 90 days or more to total loans	.14%	.04%	.04%	.01%	.01%
Nonaccrual loans as a % of total loans	1.11%	1.32%	1.22%	1.23%	1.61%
Impaired loans as a % of total loans	1.62%	2.35%	3.09%	2.94%	3.39%
Allowance for loan losses as a % of total loans	.87%	.97%	1.05%	1.13%	1.40%

     The impaired loan disclosures are comparable to the nonperforming loan disclosures except that the impaired loan disclosures do not include single-family residential or consumer loans which are analyzed in the aggregate for loan impairment purposes. All of the Company’s troubled debt restructurings are classified as impaired.

     Management formally considers placing a loan on nonaccrual status when collection of principal or interest has become doubtful. Furthermore, a loan should not be returned to the accrual status unless either all delinquent principal or interest has been brought current or the loan becomes well secured and is in the process of collection.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

MATURITY AND REPRICING DATA OF LOANS As of December 31, 2018 Table VI
(dollars in thousands)	MATURING / REPRICING
	Within One Year	After One but Within Five Years	After Five Years	Total
Residential real estate loans	$100,451	$120,975	$82,653	$304,079
Commercial loans(1)	134,212	143,734	51,657	329,603
Consumer loans(2)	45,843	69,110	28,417	143,370
Total loans	$280,506	$333,819	$162,727	$777,052

Loans maturing or repricing after one year with:
Variable interest rates	$267,628
Fixed interest rates	228,918
Total	$496,546

(1) Includes commercial and industrial and commercial real estate loans.
(2) Includes automobile, home equity and other consumer loans.

DEPOSITS

Deposits are used as part of the Company’s liquidity management strategy to meet obligations for depositor withdrawals, to fund the borrowing needs of loan customers, and to fund ongoing operations.  Deposits, both interest- and noninterest-bearing, continue to be the most significant source of funds used by the Company to support earning assets.  Deposits are attractive sources of funding because of their stability and generally low cost as compared with other funding sources.  The Company seeks to maintain a proper balance of core deposit relationships on hand while also utilizing various wholesale deposit sources, such as brokered and internet CD balances, as an alternative funding source to manage efficiently the net interest margin.  Deposits are influenced by changes in interest rates, economic conditions and competition from other banks.  The accompanying table VII shows the composition of total deposits as of December 31, 2018, 2017 and 2016.  Total deposits decreased $10,020, or 1.2%, from year-end 2017 to finish at $846,704 at December 31, 2018. The decrease came largely from “core” deposits, which include noninterest-bearing deposits, as well as interest-bearing demand, savings, and money market deposits. The Bank focuses on core deposit relationships with consumers from local markets who can maintain multiple accounts and services at the Bank. The Company believes such core deposits are more stable and less sensitive to changing interest rates and other economic factors.  The decrease in total deposits came primarily from noninterest-bearing balances, which decreased $15,834, or 6.2%, from year-end 2017.  This change came mostly from lower business checking accounts, in particular a $15 million decrease on one commercial depositor relationship that occurred during the first quarter of 2018.  The change was related to the settlement of temporary funds that had accumulated during the fourth quarter of 2017.  Also during 2018, the Company saw more of its business checking account balances shift into more incentive based checking account balances from year-end 2017.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
Partially offsetting the decrease in noninterest-bearing deposits were higher interest-bearing deposits from year-end 2017.  Net growth in interest-bearing deposit balances came mostly from the Company’s time deposits, which include CD’s and individual retirement accounts. Total time deposits increased $12,448, or 6.1%, from year-end 2017.  This was largely driven by the Company's retail CD’s, which increased 9.8% from year-end 2017.  The growth in retail CD’s was affected by a short-term promotional CD offering by the Bank during the fourth quarter of 2017 that carried a competitive rate to attract additional retail funding. Furthermore, with market investment rates increasing, management has adjusted its CD rates upward, which have generated more of a consumer preference to invest in a 1- to 2-year CD, as compared to a tiered money market product. While the Company's preference is to fund earning asset demand with retail core deposits, wholesale deposits are utilized to help satisfy earning asset growth. With consumers investing more into CD balances during 2018, the Company’s brokered CD issuances decreased $3,941, or 11.0%, from year-end 2017.  The Company will continue to evaluate its use of brokered CD’s to manage the Company’s liquidity position and interest rate risk associated with longer-term, fixed-rate asset loan demand.

     Partially offsetting higher time deposit balances was a net decrease in NOW, savings and money market account balances.  NOW account balances were down $3,484, or 2.2%, from year-end 2017. Money market account balances decreased $11,925, or 8.9%, from year-end 2017. The reduction in NOW and money market balances was affected by a consumer preference for CD’s during 2018.  These decreases were partially offset by growth in savings account balances, which increased $8,776, or 8.1%, from year-end 2017.

Composition of Total Deposits

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
DEPOSITS Table VII
	As of December 31
(dollars in thousands)	2018	2017	2016
Interest-bearing deposits:
NOW accounts	$155,166	$158,650	$155,051
Money market	121,294	133,220	134,308
Savings accounts	116,574	107,798	103,453
IRA accounts	43,249	45,312	47,099
Certificates of deposit	172,600	158,089	140,965
	608,883	603,069	580,876
Noninterest-bearing deposits:
Demand deposits	237,821	253,655	209,576
Total deposits	$846,704	$856,724	$790,452

The Company will continue to experience increased competition for deposits in its market areas, which should challenge its net growth.  The Company will continue to emphasize growth and retention within its core deposit relationships during 2018, reflecting the Company’s efforts to reduce its reliance on higher cost funding and improving net interest income.

OTHER BORROWED FUNDS

 The Company also accesses other funding sources, including short-term and long-term borrowings, to fund potential asset growth and satisfy short-term liquidity needs. Other borrowed funds consist primarily of FHLB advances and promissory notes. During 2018, other borrowed funds were up $3,764, or 10.5%, from year-end 2017.  The increase was related to management's decision to fund specific fixed-rate loans with like-term FHLB advances during the first quarter of 2018. While deposits continue to be the primary source of funding for growth in earning assets, management will continue to utilize Federal Home Loan Bank advances and promissory notes to help manage interest rate sensitivity and liquidity.

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

OFF-BALANCE SHEET ARRANGEMENTS

As discussed in Notes I and L, the Company engages in certain off-balance sheet credit-related activities, including commitments to extend credit and standby letters of credit, which could require the Company to make cash payments in the event that specified future events occur. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Standby letters of credit are conditional commitments to guarantee the performance of a customer to a third party. While these commitments are necessary to meet the financing needs of the Company’s customers, many of these commitments are expected to expire without being drawn upon. Therefore, the total amount of commitments does not necessarily represent future cash requirements.Management does not anticipate that the Company’s current off-balance sheet activities will have a material impact on the results of operations and financial condition.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

CAPITAL RESOURCES

The Company maintains a capital level that exceeds regulatory requirements as a margin of safety for its depositors. Regulations of the Board of Governors of the Federal Reserve System (the “FRB”) require a state-chartered bank that is a member of a Federal Reserve Bank to maintain certain amounts and types of capital and generally also require bank holding companies to meet such requirements on a consolidated basis.  The FRB generally requires bank holding companies that have chosen to become financial holding companies to be “well capitalized,” as defined by FRB regulations, in order to continue engaging in activities permissible only to bank holding companies that are registered as financial holding companies.  If, however, a bank holding company, whether or not also a financial holding company, satisfies the requirements of the Federal Reserve’s Small Bank Holding Company and Small Savings and Loan Holding Company Policy (the “SBHCP”), the holding company is not required to meet the consolidated capital requirements.  As amended effective in September, the SBHCP requires that the holding company have assets of less than $3 billion, that it meet certain qualitative requirements, and that all of the holding company’s bank subsidiaries meet all bank capital requirements.  As of December 31, 2018, the Company was deemed to meet the SBHCP requirements and so was not required to meet consolidated capital requirements at the holding company level.

As detailed in Note P to the financial statements at December 31, 2018, the Bank’s capital exceeded the requirements to be deemed “well capitalized” under applicable prompt corrective action regulations.  Total shareholders' equity at December 31, 2018 of $117,874 increased $8,513, or 7.8%, as compared to $109,361 at December 31, 2017. Capital growth during 2018 came primarily from year-to-date net income of $11,944, less dividends paid of $3,967.

LIQUIDITY

Liquidity relates to the Company's ability to meet the cash demands and credit needs of its customers and is provided by the ability to readily convert assets to cash and raise funds in the market place. Total cash and cash equivalents, held to maturity securities maturing within one year and available for sale securities, totaling $174,270, represented 16.9% of total assets at December 31, 2018. In addition, the FHLB offers advances to the Bank, which further enhances the Bank's ability to meet liquidity demands. At December 31, 2018, the Bank could borrow an additional $148,298 from the FHLB, of which $80,000 could be used for short-term, cash management advances. Furthermore, the Bank has established a borrowing line with the Federal Reserve. At December 31, 2018, this line had total availability of $59,014. Lastly, the Bank also has the ability to purchase federal funds from a correspondent bank. For further cash flow information, see the condensed consolidated statement of cash flows.  Management does not rely on any single source of liquidity and monitors the level of liquidity based on many factors affecting the Company’s financial condition.

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

CONTRACTUAL OBLIGATIONS
Table VIII

     The following table presents, as of December 31, 2018, significant fixed and determinable contractual obligations to third parties by payment date. Further discussion of the nature of each obligation is included in the referenced note to the consolidated financial statements.

	Payments Due In
(dollars in thousands)	Note Reference	Less than One Year	One to Three Years		Three to Five Years		Over Five Years		Total
Deposits without a stated maturity	G	$630,855	$	----	$	----	$	----	$630,855
Consumer and brokered time deposits	G	107,432		84,421		23,534		462	215,849
Other borrowed funds	I	7,308		8,544		6,371		17,490	39,713
Subordinated debentures	J	----		----		----		8,500	8,500
Lease obligations	E	266		287		112		----	665

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

KEY RATIOS Table IX
	2018	2017	2016	2015	2014

Return on average assets	1.12%	.74%	.77%	1.03%	1.01%
Return on average equity	10.63%	6.95%	7.05%	9.66%	9.62%
Dividend payout ratio	33.20%	52.36%	51.79%	42.74%	42.62%
Average equity to average assets	10.57%	10.66%	10.91%	10.71%	10.49%

Management’s Discussion and Analysis of
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