Form 10-K, Exhibit 13
period 2019-12-31
OHIO VALLEY BANC CORP
filed 2020-03-16
CIK 894671

OVBC
Annual Report 2019

Our Community pride is bank wide!

A Message from Management

Dear Neighbors and Friends,

Ohio Valley Bank and Loan Central’s dedication to put Community First has not soared higher than it did in 2019. We put our mission statement to work with a $7+ million project to revitalize downtown Gallipolis, a new branch in Mason, cosmetic improvements to our Wellston and Waverly offices, 3,015 volunteer hours given, and over $400,000 in local donations and sponsorships.

Strategic decisions like the sale of our Mt. Sterling and New Holland offices, streamlining of our Jackson offices, and the offering of an optional early retirement package were acted upon to move the bank closer to an efficiency ratio in line with our peers. It is our hope that these efforts will help secure Ohio Valley Bank’s future as an independent community bank for years to come.

2019 also brought new challenges. The most impactful of these was the sudden loss of tax refund processing income and associated legal expense affecting not only Ohio Valley Bank’s bottom line, but that of Loan Central as well. Still, your Company prevailed and ended the year with net income reaching $9.9 million.

However, there is still more work to do in 2020. Our management and staff remain diligent in their pursuit to increase income and decrease expense, without sacrificing our commitment to the communities we serve. The finetuning of our branch network in 2019 laid a solid foundation for growth.

We invite you to review this Annual Report of the Company and let us know if you have any questions. Make plans now to attend the Annual Meeting of Shareholders on May 20th.

Thank you for making a deliberate and positive impact on your community through your support of Ohio Valley Bank and Loan Central.

Sincerely,

/s/Jeffrey E. Smith	/s/Thomas E. Wiseman	/s/Larry E.Miller, II
Jeffrey E. Smith	Thomas E. Wiseman	Larry E. Miller, II
Chairman of the Board	Chief Executive Officer	President & Chief Operating Officer
Ohio Valley Banc Corp.	Ohio Valley Banc Corp.	Ohio Valley Banc Corp.

We think of 2019 like a mighty oak.
It was about returning to our roots…

[Pictures Only]

...And about reaching our branches to the sky!

$421,999

Given to local charities, schools, organizations, and youth through donations and sponsorships.

$90,781,407.49

Loaned to businesses, spurring economic growth in our communities.

3,904

Average transactions per month conducted for customers at the new OVB Bend Area Office.

Over 3,000

Shopped for their next vehicle online at OVB’s Auto Loan Center.www.autos.ovbc.com

$1.013 billion

Total assets as of December 31, 2019.

$7,562,103.04

Deposited using a cell phone or tablet on the go. $831,170 in the month of December alone.

Community First is more than something we say.
Your company puts its Community First mission into action every day.

[Photo] Vice President Adam Massie takes time out to read to students at Bundy Elementary.

[Photo] Ohio Valley Bank’s surprise gift to Gallipolis in Lights. We hope the OVB Tree made your holiday extra special this year and for years to come.

[Photo] Jadah and Jansen were two of five winners in the Main Office’s Halloween Coloring Contest. OVB’s first-ever Luggage Drive collected 70 backpacks stuffed with supplies and 40 pieces of luggage for local foster children.  Jackson City Library Children’s Director Sharon Lewli and Lewy the dog get ready for the library’s shark exhibit made possible by OVB.

[Photo] Loan Central Manager Greg Kauffman makes an impact in his community by cleaning and painting an underpass in the Chillicothe area. OVB partners with Eastern High School to reward academic achievers with lunches throughout the year.  OVB’s Kyla Carpenter and Tony Staley were part of the “Buy Day Friday” crowd that surprised Poppy’s Coffee, Tea, and Remedies with a flash of customers to gain awareness for buying local.

[Photo] OVB Financial Literacy Leader Hope Roush spent two days at Green Elementary teaching students the basics of savings and credit.  Ohio Valley Bank was named the winner of this year’s iGIVE Award for all that they do in their communities, bestowed by the iBELIEVE Foundation and presented by Roger Mace. CEO Tom Wiseman accepted the award on the bank’s behalf.  OVB employees who are River Valley alumni geared up for the annual OVB Community Bowl with this photo for their Gallia Academy alumni co-workers.

[Pictures Only]

OVBC DIRECTORS		OVBC Officers
Jeffrey E. Smith		Jeffrey E. Smith, Chairman of the Board
Chairman, Ohio Valley Banc Corp. and Ohio Valley Bank		Thomas E. Wiseman, Chief Executive Officer
Larry E. Miller, II, President & Chief Operating Officer
Thomas E. Wiseman		Katrinka V. Hart-Harris, Senior Vice President
Chief Executive Officer, Ohio Valley Banc Corp. and Ohio Valley Bank		Scott W. Shockey, Senior Vice President & Chief Financial Officer
Tommy R. Shepherd, Senior Vice President & Secretary
Larry E. Miller, II
President & Chief Operating Officer, Ohio Valley Banc Corp. and Ohio Valley Bank		Mario P. Liberatore, Vice President
Cherie A. Elliott, Vice President
David W. Thomas, Lead Director		Jennifer L. Osborne, Vice President
Former Chief Examiner, Ohio Division of Financial Institutions		Bryan F. Stepp, Vice President
bank supervision and regulation		Frank W. Davison, Vice President
Bryan W. Martin, Vice President
Anna P. Barnitz		Ryan J. Jones, Vice President
Treasurer & CFO, Bob’s Market & Greenhouses, Inc.		Paula W. Clay, Assistant Secretary
wholesale horticultural products and retail landscaping stores		Cindy H. Johnston, Assistant Secretary

Brent A. Saunders
Chairman of the Board, Holzer Health System		LOAN CENTRAL DIRECTORS
Attorney, Halliday, Sheets & Saunders		Larry E. Miller, II
healthcare		Cherie A. Elliott
Katrinka V. Hart-Harris
Harold A. Howe		Ryan J. Jones
Self-employed, Real Estate Investment and Rental Property

Brent R. Eastman		LOAN CENTRAL OFFICERS
President and Co-owner, Ohio Valley Supermarkets		Larry E. Miller, II	Chairman of the Board
Partner, Eastman Enterprises		Cherie A. Elliott	President
		Timothy R. Brumfield	Vice President & Secretary
Kimberly A. Canady			Manager, Gallipolis Office
Owner, Canady Farms, LLC		John J. Holtzapfel	Compliance Officer &
agricultural products and agronomy services			Manager, Wheelersburg Office
		T. Joe Wilson	Manager, Waverly Office
Edward J. Robbins		Joseph I. Jones	Manager, South Point Office
President & CEO, Ohio Valley Veneer, Inc.		Gregory G. Kauffman	Manager, Chillicothe Office
wood harvesting, processing and manufacturing of dry		Steven B. Leach	Manager, Jackson Office
lumber & flooring in Ohio, Kentucky, and Tennessee
WEST VIRGINIA ADVISORY BOARD
		Mario P. Liberatore	E. Allen Bell
OHIO VALLEY BANK DIRECTORS		Richard L. Handley	John A. Myers
Jeffrey E. Smith	Brent A. Saunders	Stephen L. Johnson
Thomas E. Wiseman	Brent R. Eastman
David W. Thomas	Kimberly A. Canady	DIRECTORS EMERITUS
Harold A. Howe	Edward J. Robbins	W. Lowell Call	Barney A. Molnar
Anna P. Barnitz	Larry E. Miller, II	Steven B. Chapman	Wendell B. Thomas
		Robert E. Daniel	Lannes C. Williamson
John G. Jones

OHIO VALLEY BANK OFFICERS

EXECUTIVE OFFICERS		ASSISTANT VICE PRESIDENTS
Jeffrey E. Smith	Chairman of the Board	Melissa P. Wooten	Shareholder Relations Manager
Thomas E. Wiseman	Chief Executive Officer		& Trust Officer
Larry E. Miller, II	President and Chief Operating Officer	Kimberly R. Williams	Systems Officer
Katrinka V. Hart-Harris	Executive Vice President,	Paula W. Clay	Assistant Secretary
	Special Projects	Cindy H. Johnston	Assistant Secretary
Scott W. Shockey	Executive Vice President,	Joe J. Wyant	Region Manager Jackson County
	Chief Financial Officer	Brenda G. Henson	Manager Deposit Services
Tommy R. Shepherd	Executive Vice President and Secretary	Randall L. Hammond	Security Officer/Loss Prevention
Mario P. Liberatore	President, OVB West Virginia	Barbara A. Patrick	BSA Officer/Loss Prevention
		Richard P. Speirs	Facilities Manager
SENIOR VICE PRESIDENTS		Raymond G. Polcyn	Manager of Loan Production Office
Jennifer L. Osborne	Retail Lending	Stephanie L. Stover	Retail Lending Operations Manager
Bryan F. Stepp	Chief Lending Officer	Brandon O. Huff	Director of IT
Frank W. Davison	Financial Bank Group	Anita M. Good	Regional Branch Administrator
Bryan W. Martin	Managed Assets Officer	Angela S. Kinnaird	Customer Support Manager
Ryan J. Jones	Chief Risk Officer	Laura F. Conger	Risk Administration Officer
Allen W. Elliott	Branch Administration	Terri M. Camden	Human Resources Officer
		Shelly N. Boothe	Business Development Officer
VICE PRESIDENTS		Stephenie L. Peck	Regional Branch Administrator
Patrick H. Tackett	Corporate Banking
Marilyn E. Kearns	Director of Human Resources
Rick A. Swain	Western Division Branch Manager	ASSISTANT CASHIERS
Bryna S. Butler	Corporate Communications	Lois J. Scherer	EFT Officer
Tamela D. LeMaster	Branch Administration/CRM	Linda K. Roe	Lead Cultural Engineer &
Christopher L. Preston	Business DevelopmentWest Virginia		Talent Development Specialist
Gregory A. Phillips	Consumer Lending	Glen P. Arrowood, II	Manager of Indirect Lending
Diana L. Parks	Internal Audit Liaison	Patricia G. Hapney	Retail Lending & Personal Banker
John A. Anderson	Loan Operations	Anthony W. Staley	Product Development
Kyla R. Carpenter	Director of Marketing		Business Sales & Support
E. Kate Cox	Director of Cultural Enhancement	Jon C. Jones	Western Cabell Region Manager
Brian E. Hall	Corporate Banking	Daniel F. Short	Bend Area Region Manager
Daniel T. Roush	Senior Compliance Officer	Pamela K. Smith	Eastern Cabell Region Manager
Adam D. Massie	Northern Region Manager	William F. Richards	Advertising Manager
Shawn R. Siders	Senior Credit Officer	Austin P. Arvon	Senior Credit Analyst
Jay D. Miller	Business Development Officer
Jody M. DeWees	Trust
Christopher S. Petro	Comptroller
Benjamin F. Pewitt	Business Development
Lori A. Edwards	Secondary Market Officer

Our Vision is to remain an
independent
community bank.

22 Convenient Offices
Strategically located in
southern Ohio and western West Virginia

OHIO VALLEY BANK

Athens, Ohio Loan Office
2097 East State Street Suite C

Gallia County, Ohio
Main Office - 420 Third Avenue
Mini Bank - 437 Fourth Avenue
Inside Walmart - 2145 Eastern Avenue
Jackson Pike - 3035 State Route 160
Inside Holzer - 100 Jackson Pike
Loan Office - Walmart Plaza, 2145 Eastern Avenue
Rio Grande - 27 North College Avenue
LOAN CENTRAL
Jackson County, Ohio
Upper Main - 740 East Main Street
Oak Hill - 116 Jackson Street	Chillicothe
Wellston - 123 South Ohio Avenue	1080 N. Bridge Street, Unit 43

Waverly, Ohio	Gallipolis, Ohio
507 West Emmitt Avenue	2145 Eastern Avenue

Barboursville, West Virginia	Jackson, Ohio
6431 East State Route 60	420 East Main Street

Bend Area Office, Mason, West Virginia	South Point, Ohio
156 Mallard Lane	348 County Road 410

Milton, West Virginia	Waverly, Ohio
280 East Main Street	505 West Emmitt Avenue

Point Pleasant, West Virginia	Wheelersburg, Ohio
328 Viand Street	326 Center Street

OHIO VALLEY BANC CORP.
ANNUAL REPORT 2019
FINANCIALS

SELECTED FINANCIAL DATA

	Years Ended December 31
	2019	2018	2017	2016	2015
(dollars in thousands, except share and per share data)

SUMMARY OF OPERATIONS:

Total interest income	$50,317	$49,197	$45,708	$39,348	$36,334
Total interest expense	7,265	5,471	3,975	3,022	2,839
Net interest income	43,052	43,726	41,733	36,326	33,495
Provision for loan losses	1,000	1,039	2,564	2,826	1,090
Total other income	9,166	8,938	9,435	8,239	8,597
Total other expenses	39,498	37,426	36,609	32,899	29,619
Income before income taxes	11,720	14,199	11,995	8,840	11,383
Income taxes	1,813	2,255	4,486	1,920	2,809
Net income	9,907	11,944	7,509	6,920	8,574

PER SHARE DATA:

Earnings per share	$2.08	$2.53	$1.60	$1.59	$2.08
Cash dividends declared per share	$0.84	$0.84	$0.84	$0.82	$0.89
Book value per share	$26.77	$24.87	$23.26	$22.40	$21.97
Weighted average number of common shares outstanding	4,767,279	4,725,971	4,685,067	4,351,748	4,117,675

AVERAGE BALANCE SUMMARY:

Total loans	$775,860	$773,995	$753,204	$644,690	$589,953
Securities(1)	189,187	223,390	193,199	196,389	188,754
Deposits	850,400	886,639	845,227	749,054	694,218
Other borrowed funds(2)	45,850	48,967	47,663	39,553	32,878
Shareholders’ equity	122,314	112,393	108,110	98,133	88,720
Total assets	1,035,230	1,063,256	1,014,115	899,209	828,444

PERIOD END BALANCES:

Total loans	$772,774	$777,052	$769,319	$734,901	$585,752
Securities(1)	166,761	184,925	189,941	151,985	155,900
Deposits	821,471	846,704	856,724	790,452	660,746
Shareholders’ equity	128,179	117,874	109,361	104,528	90,470
Total assets	1,013,272	1,030,493	1,026,290	954,640	796,285

KEY RATIOS:

Return on average assets	.96%	1.12%	0.74%	0.77%	1.03%
Return on average equity	8.10%	10.63%	6.95%	7.05%	9.66%
Dividend payout ratio	40.37%	33.20%	52.36%	51.79%	42.74%
Average equity to average assets	11.82%	10.57%	10.66%	10.91%	10.71%

(1) Securities include interest-bearing deposits with banks and restricted investments in bank stocks.
(2) Other borrowed funds include subordinated debentures.

consolidated statements of condition

	As of December 31
	2019	2018
(dollars in thousands, except share and per share data)

Assets

Cash and noninterest-bearing deposits with banks	$12,812	$13,806
Interest-bearing deposits with banks	39,544	57,374
Total cash and cash equivalents	52,356	71,180

Certificates of deposit in financial institutions	2,360	2,065
Securities available for sale	105,318	102,164
Securities held to maturity (estimated fair value: 2019 - $12,404; 2018 - $16,234)	12,033	15,816
Restricted investments in bank stocks	7,506	7,506

Total loans	772,774	777,052
Less: Allowance for loan losses	(6,272)	(6,728)
Net loans	766,502	770,324

Premises and equipment, net	19,217	14,855
Premises and equipment held for sale, net	653	----
Other real estate owned, net	540	430
Accrued interest receivable	2,564	2,638
Goodwill	7,319	7,371
Other intangible assets, net	174	379
Bank owned life insurance and annuity assets	30,596	29,392
Operating lease right-of-use asset, net	1,053	----
Other assets	5,081	6,373
Total assets	$1,013,272	$1,030,493

Liabilities

Noninterest-bearing deposits	$222,607	$237,821
Interest-bearing deposits	598,864	608,883
Total deposits	821,471	846,704

Other borrowed funds	33,991	39,713
Subordinated debentures	8,500	8,500
Operating lease liability	1,053	----
Accrued liabilities	20,078	17,702
Total liabilities	885,093	912,619

Commitments and Contingent Liabilities (See Note L)	----	----

Shareholders’ Equity

Common stock ($1.00 stated value per share, 10,000,000 shares authorized; 2019 – 5,447,185 shares issued; 2018 - 5,400,065 shares issued)	5,447	5,400
Additional paid-in capital	51,165	49,477
Retained earnings	86,751	80,844
Accumulated other comprehensive income (loss)	528	(2,135)
Treasury stock, at cost (659,739 shares)	(15,712)	(15,712)
Total shareholders’ equity	128,179	117,874
Total liabilities and shareholders’ equity	$1,013,272	$1,030,493

See accompanying notes to consolidated financial statements

Consolidated Statements of Income

For the years ended December 31	2019	2018	2017
(dollars in thousands, except per share data)

Interest and dividend income:
Loans, including fees	$45,766	$44,365	$42,182
Securities:
Taxable	2,542	2,377	2,116
Tax exempt	344	369	411
Dividends	393	440	392
Interest-bearing deposits with banks	1,221	1,608	582
Other interest	51	38	25
	50,317	49,197	45,708
Interest expense:
Deposits	6,026	4,155	2,843
Other borrowed funds	883	986	884
Subordinated debentures	356	330	248
	7,265	5,471	3,975
Net interest income	43,052	43,726	41,733
Provision for loan losses	1,000	1,039	2,564
Net interest income after provision for loan losses	42,052	42,687	39,169

Noninterest income:
Service charges on deposit accounts	2,118	2,084	2,137
Trust fees	264	263	240
Income from bank owned life insurance and annuity assets	704	717	1,226
Mortgage banking income	310	342	265
Electronic refund check / deposit fees	5	1,579	1,692
Debit / credit card interchange income	3,905	3,662	3,376
Loss on other real estate owned	(65)	(559)	(189)
Net gain on branch divestitures	1,256	----	----
Other	669	850	688
	9,166	8,938	9,435
Noninterest expense:
Salaries and employee benefits	23,524	22,191	20,809
Occupancy	1,771	1,754	1,770
Furniture and equipment	1,060	1,023	1,049
Professional fees	2,508	2,016	1,792
Marketing expense	841	777	1,034
FDIC insurance	113	447	465
Data processing	1,996	2,115	2,081
Software	1,705	1,533	1,486
Foreclosed assets	266	238	499
Amortization of intangibles	206	135	156
Other	5,508	5,197	5,468
	39,498	37,426	36,609
Income before income taxes	11,720	14,199	11,995
Provision for income taxes	1,813	2,255	4,486
NET INCOME	$9,907	$11,944	$7,509

Earnings per share	$2.08	$2.53	$1.60

See accompanying notes to consolidated financial statements

Consolidated Statements of
Comprehensive Income

For the years ended December 31	2019	2018	2017
(dollars in thousands)

NET INCOME	$9,907	$11,944	$7,509

Other comprehensive income (loss):
Change in unrealized gain (loss) on available for sale securities	3,371	(1,373)	171
Related tax (expense) benefit	(708)	289	(58)
Total other comprehensive income (loss), net of tax	2,663	(1,084)	113

Total comprehensive income	$12,570	$10,860	$7,622

See accompanying notes to consolidated financial statements

Consolidated Statements of Changes in
Shareholders’ Equity

For the years ended December 31, 2019, 2018, and 2017
(dollars in thousands, except share and per share data)
	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income(Loss)	Treasury Stock	Total Shareholders' Equity
Balances at January 1, 2017	$5,326	$46,788	$69,117	$(991)	$(15,712)	$104,528

Net income	----	----	7,509	----	----	7,509
Other comprehensive income (loss), net	----	----	----	113	----	113
Common stock issued to ESOP, 15,118 shares	15	413	----	----	----	428
Common stock issued through dividend reinvestment, 21,383 shares	21	694	----	----	----	715
Cash dividends, $.84 per share	----	----	(3,932)	----	----	(3,932)
Balances at December 31, 2017	5,362	47,895	72,694	(878)	(15,712)	109,361

Net income	----	----	11,944	----	----	11,944
Other comprehensive income (loss), net	----	----	----	(1,084)	----	(1,084)
Amount reclassified out of accumulated other comprehensive income (loss) per ASU 2018-02	----	----	173	(173)		----
Common stock issued to ESOP, 7,294 shares	7	288	----	----	----	295
Common stock issued through dividend reinvestment, 30,766 shares	31	1,294	----	----	----	1,325
Cash dividends, $.84 per share	----	----	(3,967)	----	----	(3,967)
Balances at December 31, 2018	5,400	49,477	80,844	(2,135)	(15,712)	117,874

Net income	----	----	9,907	----	----	9,907
Other comprehensive income (loss), net	----	----	----	2,663	----	2,663
Common stock issued to ESOP, 8,333 shares	8	320	----	----	----	328
Common stock issued through dividend reinvestment, 38,787 shares	39	1,368	----	----	----	1,407
Cash dividends, $.84 per share	----	----	(4,000)	----	----	(4,000)
Balances at December 31, 2019	$5,447	$51,165	$86,751	$528	$(15,712)	$128,179

See accompanying notes to consolidated financial statements

Consolidated Statements of Cash Flows

For the years ended December 31	2019	2018	2017
(dollars in thousands)

Cash flows from operating activities:
Net income	$9,907	$11,944	$7,509
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of premises and equipment	1,183	1,141	1,277
Net (accretion) of purchase accounting adjustments	(494)	(188)	(526)
Net amortization of securities	173	260	378
Proceeds from sale of loans in secondary market	9,840	11,034	7,857
Loans disbursed for sale in secondary market	(9,530)	(10,692)	(7,592)
Amortization of mortgage servicing rights	68	55	71
Gain on sale of loans	(378)	(397)	(336)
Amortization of intangible assets	206	135	156
Deferred tax (benefit) expense	367	(134)	1,907
Provision for loan losses	1,000	1,039	2,564
Common stock issued to ESOP	328	295	428
Earnings on bank owned life insurance and annuity assets	(704)	(717)	(1,226)
Loss on sale of other real estate owned	57	21	134
Net write-down of other real estate owned	8	538	55
Net gain on branch divestitures	(1,256)	----	----
Change in accrued interest receivable	74	(135)	(188)
Change in accrued liabilities	2,376	1,946	1,681
Change in other assets	1,528	1,996	347
Net cash provided by operating activities	14,753	18,141	14,496

Cash flows from investing activities:
Proceeds from maturities and paydowns of securities available for sale	20,199	21,139	20,389
Purchases of securities available for sale	(20,126)	(23,757)	(25,177)
Proceeds from calls and maturities of securities held to maturity	3,754	1,711	1,419
Purchases of securities held to maturity	----	----	(389)
Proceeds from maturities of certificates of deposit in financial institutions	----	----	245
Purchases of certificates of deposit in financial institutions	(295)	(245)	(395)
Net change in loans	2,323	(9,981)	(37,918)
Proceeds from sale of other real estate owned	392	1,132	1,466
Purchases of premises and equipment	(6,232)	(2,725)	(1,727)
Disposals of premises and equipment	402	----	----
Proceeds from bank owned life insurance and annuity assets	----	----	2,107
Purchases of bank owned life insurance and annuity assets	(500)	----	(2,200)
Net cash (used in) investing activities	(83)	(12,726)	(42,180)

Cash flows from financing activities:
Change in deposits	(25,179)	(9,930)	66,444
Proceeds from common stock through dividend reinvestment	1,407	1,325	715
Cash dividends	(4,000)	(3,967)	(3,932)
Proceeds from Federal Home Loan Bank borrowings	----	8,000	4,785
Repayment of Federal Home Loan Bank borrowings	(3,676)	(3,162)	(5,318)
Change in other long-term borrowings	(2,046)	(989)	(459)
Change in other short-term borrowings	----	(85)	(144)
Net cash provided by (used in) by financing activities	(33,494)	(8,808)	62,091

Cash and cash equivalents:
Change in cash and cash equivalents	(18,824)	(3,393)	34,407
Cash and cash equivalents at beginning of year	71,180	74,573	40,166
Cash and cash equivalents at end of year	$52,356	$71,180	$74,573

Supplemental disclosure:
Cash paid for interest	$6,931	$5,008	$3,724
Cash paid for income taxes	890	2,050	2,236
Proceeds from bank owned life insurance and annuity assets not settled	----	----	1,993
Transfers from loans to other real estate owned	570	547	1,337
Other real estate owned sales financed by The Ohio Valley Bank Company	----	----	237
Initial recognition of operating lease right-of-use asset	1,280	----	----
Operating lease liability arising from obtaining right-of-use asset	1,280	----	----

See accompanying notes to consolidated financial statements

Notes to the Consolidated Financial Statements
Amounts are in thousands, except share and per share data.

Note A - Summary of Significant Accounting Policies

Description of Business:  Ohio Valley Banc Corp. (“Ohio Valley”) is a financial holding company registered under the Bank Holding Company Act of 1956.  Ohio Valley has one banking subsidiary, The Ohio Valley Bank Company (the “Bank”), an Ohio state-chartered bank that is a member of the Federal Reserve Bank and is regulated primarily by the Ohio Division of Financial Institutions and the Federal Reserve Board.  Ohio Valley also has a subsidiary that engages in consumer lending generally to individuals with higher credit risk history, Loan Central, Inc.; a subsidiary insurance agency that facilitates the receipts of insurance commissions, Ohio Valley Financial Services Agency, LLC; and a limited purpose property and casualty insurance company, OVBC Captive, Inc.  The Bank has one wholly-owned subsidiary, Ohio Valley REO, LLC ("Ohio Valley REO"), an Ohio limited liability company, to which the Bank transfers certain real estate acquired by the Bank through foreclosure for sale by Ohio Valley REO. Ohio Valley and its subsidiaries are collectively referred to as the “Company.”

The Company provides a full range of commercial and retail banking services from 22 offices located in southeastern Ohio and western West Virginia.  It accepts deposits in checking, savings, time and money market accounts and makes personal, commercial, floor plan, student, construction and real estate loans.  Substantially all loans are secured by specific items of collateral, including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from business operations. The Company also offers safe deposit boxes, wire transfers and other standard banking products and services.  The Bank’s deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”).  In addition to accepting deposits and making loans, the Bank invests in U. S. Government and agency obligations, interest-bearing deposits in other financial institutions and investments permitted by applicable law.

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

Certificates of deposit in financial institutions:  Certificates of deposit in financial institutions are carried at cost and have maturity terms of 90 days or greater.  The longest maturity date is September 19, 2022.

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

The Bank also originates long-term, fixed-rate mortgage loans, with full intention of being sold to the secondary market.  These loans are considered held for sale during the period of time after the principal has been advanced to the borrower by the Bank, but before the Bank has been reimbursed by the Federal Home Loan Mortgage Corporation, typically within a few business days.  Loans sold to the secondary market are carried at the lower of aggregate cost or fair value.  As of December 31, 2019, there were no loans held for sale by the Bank, as compared to $108 in loans held for sale at December 31, 2018.

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

At December 31, 2019, there were no changes to the accounting policies or methodologies within any of the Company’s loan portfolio segments from the prior period.

Concentrations of Credit Risk:  The Company grants residential, consumer and commercial loans to customers located primarily in the southeastern Ohio and western West Virginia areas.

The following represents the composition of the Company’s loan portfolio as of December 31:

	% of Total Loans
	2019	2018
Residential real estate loans	40.15%	39.13%
Commercial real estate loans	28.75%	27.84%
Consumer loans	18.16%	18.46%
Commercial and industrial loans	12.94%	14.57%
	100.00%	100.00%

Approximately 5.00% of total loans were unsecured at December 31, 2019, down from 5.02% at December 31, 2018.

The Bank, in the normal course of its operations, conducts business with correspondent financial institutions. Balances in correspondent accounts, investments in federal funds, certificates of deposit and other short-term securities are closely monitored to ensure that prudent levels of credit and liquidity risks are maintained.  At December 31, 2019, the Bank’s primary correspondent balance was $38,095 on deposit at the Federal Reserve Bank, Cleveland, Ohio.

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

Foreclosed assets:  Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis.  Physical possession of residential real estate property collateralizing a consumer mortgage loan occurs when legal title is obtained upon completion of foreclosure or when the borrower conveys all interest in the property to satisfy the loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense.  Operating costs after acquisition are expensed. Foreclosed assets totaled $540 and $430 at December 31, 2019 and 2018.

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

Mortgage Servicing Rights:  A mortgage servicing right (“MSR”) is a contractual agreement where the right to service a mortgage loan is sold by the original lender to another party. When the Company sells mortgage loans to the secondary market, it retains the servicing rights to these loans. The Company’s MSR is recognized separately when acquired through sales of loans and is initially recorded at fair value with the income statement effect recorded in mortgage banking income. Subsequently, the MSR is then amortized in proportion to and over the period of estimated future servicing income of the underlying loan. The MSR is then evaluated for impairment periodically based upon the fair value of the rights as compared to the carrying amount, with any impairment being recognized through a valuation allowance. Fair value of the MSR is based on market prices for comparable mortgage servicing contracts. Impairment is determined by stratifying rights into groupings based on predominant risk characteristics, such as interest rate, loan type and investor type.  If the Company later determines that all or a portion of the impairment no longer exists for a particular grouping, a reduction of the allowance may be recorded as an increase to income.  At December 31, 2019 and 2018, the Company’s MSR assets were $357 and $368, respectively.

Earnings Per Share:  Earnings per share is based on net income divided by the following weighted average number of common shares outstanding during the periods: 4,767,279 for 2019; 4,725,971 for 2018; 4,685,067 for 2017.  Ohio Valley had no dilutive effect and no potential common shares issuable under stock options or other agreements for any period presented.

Income Taxes: Income tax expense is the sum of the current year income tax due or refundable and the change in deferred tax assets and liabilities.  Deferred tax assets and liabilities are the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. The effect on deferred tax assets and liabilities of a change in tax rates is recognized at the time of enactment of such change in tax rates.  A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.  On December 22, 2017, the Tax Cuts and Jobs Act (“TCJA”) was enacted, which, among other things, reduced the federal income tax rate from 34% to 21% effective January 1, 2018.  This required the Company’s deferred tax assets and liabilities to be revalued using the 21% federal tax rate enacted.  The effect was recorded in the fourth quarter tax provision of 2017.

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

Restrictions on Cash:  Cash on hand or on deposit with a third-party correspondent and the Federal Reserve Bank of $38,794 and $60,167 was required to meet regulatory reserve and clearing requirements at year-end 2019 and 2018.  The balances on deposit with a third-party correspondent do not earn interest.

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

At December 31, 2019 and 2018, the Company’s only derivatives on hand were interest rate swaps, which are classified as stand-alone derivatives.  See Note H for more specific disclosures related to interest rate swaps.

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

Notes to the Consolidated Financial Statements

Note A - Summary of Significant Accounting Policies (continued)

• Service charges on deposit accounts – these include general service fees charged for deposit account maintenance and activity and transaction-based fees charged for certain services, such as debit card, wire transfer, or overdraft activities. Revenue is recognized when the performance obligation is completed, which is generally after a transaction is completed or monthly for account maintenance services.
• Trust fees - this includes periodic fees due from trust customers for managing the customers' financial assets. Fees are generally charged on a quarterly or annual basis and are recognized ratably throughout the period, as the services are provided on an ongoing basis.
• Electronic refund check/deposit fees – A tax refund clearing agreement between the Bank and a tax refund product provider requires the Bank to process electronic refund checks and electronic refund deposits presented for payment on behalf of taxpayers through accounts containing taxpayer refunds. The Bank, in turn, receives a fee paid by the third-party tax software provider for each transaction that is processed.  The amount of fees received are tiered based on the tax refund product selected.  Since the Bank acts as a sub servicer in the tax process relationship, a portion of the fee collected is passed on to the tax refund product provider.
• Debit/credit card interchange income – includes interchange income from cardholder transactions conducted with merchants, throughout various interchange networks with which the Company participates.  Interchange fees from cardholder transactions represent a percentage of the underlying transaction value and are recognized daily, as transaction processing services are provided to the deposit customer.  Gross fees from interchange are recorded in operating income separately from gross network costs, which are recorded in operating expense.
• Gain (loss) on other real estate owned – the Company records a gain or loss from the sale of other real estate owned (“OREO”) when control of the property transfers to the buyer, which generally occurs at the time of an executed deed.  When the Company finances the sale of OREO to the buyer, the Company assesses whether the buyer is committed to perform their obligations under the contract and whether collectability of the transaction price is probable.  Once these criteria are met, the OREO asset is derecognized and the gain or loss on sale is recorded upon the transfer of control of the property to the buyer.  In determining the gain or loss on the sale, the Company adjusts the transaction price and related gain (loss) on sale if a significant financing component is present.

All of the Company’s revenue from contracts with customers within the scope of ASC 606 listed above pertained to the banking segment, with no revenue impact recognized from the consumer finance segment during the periods presented.

Reclassifications: The consolidated financial statements for 2018 and 2017 have been reclassified to conform with the presentation for 2019.  These reclassifications had no effect on the net results of operations or shareholders’ equity.
Adoption of New Accounting Standard Updates (“ASU”):  On January 1, 2019, the Company adopted ASU 2016-02, “Leases”, which requires the recognition of the right-of-use (“ROU”) assets and related operating and finance lease liabilities on the balance sheet.  As permitted by ASU 2016-02, the Company applied the optional transition method and elected the adoption date of January 1, 2019.  As a result, the consolidated balance sheet prior to January 1, 2019 was not restated and continues to be reported under the old guidance, which did not require the recognition of operating leases on the balance sheet. Therefore, the consolidated balance sheet for 2019 is not comparative to 2018.

As permitted by ASU 2016-02, the Company elected the package of practical expedients that permits the Company to not reassess (1) whether a contract is or contains a lease, (2) the classification of existing leases, and (3) initial direct costs for any existing leases. As a result, leases entered into prior to January 1, 2019 were accounted for under the old guidance and were not reassessed.  For lease contracts entered into on or after January 1, 2019, the Company will assess whether the contract is or contains a lease based on (1) whether the contract involves the use of a distinct, identified asset, (2) whether the Company obtains the right to substantially all the economic benefit from the use of asset, and (3) whether the Company has the right to direct the use of asset.

Notes to the Consolidated Financial Statements

Note A - Summary of Significant Accounting Policies (continued)

The adoption of ASU 2016-02 had a substantial impact to our consolidated balance sheet, primarily from the recognition of the operating lease ROU assets and the liability for operating leases. Operating leases consist primarily of branch buildings and office space for both the Bank and Loan Central. The Company has no finance leases. ROU assets represent our right to use an underlying asset for the lease term, and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities were both recognized based on the present value of future lease payments, discounted with an incremental borrowing rate for the same term as the underlying lease.  The present value of future minimum lease payments also includes any options noted within the lease terms to extend the lease when it is reasonably certain the Company will exercise that option. The Company elected to keep leases with an initial term of 12 months or less off of the consolidated balance sheet and recognize those lease payments in the consolidated statements of income on a straight-line basis over the lease term. Leases that contain variable lease payments, including payments based on an index or rate, are initially measured using the index or rate in effect at the commencement date. Additional payments based on the change in an index or rate are recorded as a period expense when incurred. Upon adoption, the Company recorded an adjustment of $1,280 to operating ROU assets and the related lease liability. For additional information on leases, see Note E.

Beginning January 1, 2019, the Company adopted ASU No. 2017-08, “Premium Amortization on Purchased Callable Debt Securities Receivables”, which requires the amortization of the premium on callable debt securities to the earliest call date. The amortization period for callable debt securities purchased at a discount was not be impacted by the ASU. This ASU did not have a material impact on the Company’s consolidated financial position or results of operations.

Accounting Guidance to be Adopted in Future Periods:  In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments - Credit Losses”. ASU 2016-13 requires entities to replace the current “incurred loss” model with an “expected loss” model, which is referred to as the current expected credit loss (“CECL”) model.  These expected credit losses for financial assets held at the reporting date are to be based on historical experience, current conditions, and reasonable and supportable forecasts. This ASU will also require enhanced disclosures to help investors and other financial statement users better understand significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an entity’s portfolio. These disclosures include qualitative and quantitative requirements that provide additional information about the amounts recorded in the financial statements. A CECL steering committee has developed a CECL model and is evaluating the source data, various credit loss methodologies and model results in relation to the new ASU guidance.  Management expects to recognize a one-time cumulative effect adjustment to the allowance for loan losses as of the beginning of the first reporting period in which the new standard is effective.  Management expects the adoption will result in a material increase to the allowance for loan losses balance.  At this time, the impact is being evaluated. On October 16, 2019, the FASB confirmed it would delay the effective date of this ASU for smaller reporting companies, such as the Company, until fiscal years beginning after December 15, 2022.

Notes to the Consolidated Financial Statements

Note B - Securities

The following table summarizes the amortized cost and fair value of securities available for sale and securities held to maturity at December 31, 2019 and 2018 and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) and gross unrecognized gains and losses:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Securities Available for Sale
December 31, 2019
U.S. Government sponsored entity securities	$16,579	$163	$(6)	$16,736
Agency mortgage-backed securities, residential	88,071	807	(296)	88,582
Total securities	$104,650	$970	$(302)	$105,318

December 31, 2018
U.S. Government sponsored entity securities	$16,837	$8	$(215)	$16,630
Agency mortgage-backed securities, residential	88,030	92	(2,588)	85,534
Total securities	$104,867	$100	$(2,803)	$102,164

	Amortized Cost	Gross Unrecognized Gains	Gross Unrecognized Losses	Estimated Fair Value
Securities Held to Maturity
December 31, 2019
Obligations of states and political subdivisions	$12,031	$372	$(1)	$12,402
Agency mortgage-backed securities, residential	2	----	----	2
Total securities	$12,033	$372	$(1)	$12,404

December 31, 2018
Obligations of states and political subdivisions	$15,813	$502	$(84)	$16,231
Agency mortgage-backed securities, residential	3	----	----	3
Total securities	$15,816	$502	$(84)	$16,234

At year-end 2019 and 2018, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders’ equity.

There were no sales of debt securities during 2019, 2018 and 2017.

Securities with a carrying value of approximately $78,418 at December 31, 2019 and $79,443 at December 31, 2018 were pledged to secure public deposits and repurchase agreements and for other purposes as required or permitted by law.

Unrealized losses on the Company’s debt securities have not been recognized into income because the issuers’ securities are of high credit quality as of December 31, 2019, and management does not intend to sell and it is likely that management will not be required to sell the securities prior to their anticipated recovery.  Management does not believe any individual unrealized loss at December 31, 2019 and 2018 represents an other-than-temporary impairment.

Notes to the Consolidated Financial Statements

Note B - Securities (continued)

The amortized cost and estimated fair value of debt securities at December 31, 2019, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because certain issuers may have the right to call or prepay the debt obligations prior to their contractual maturities. Securities not due at a single maturity are shown separately.

	Available for Sale		Held to Maturity
Debt Securities:	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Due in one year or less	$3,399	$3,413	$641	$644
Due in one to five years	13,180	13,323	6,652	6,813
Due in five to ten years	----	----	4,738	4,945
Due after ten years	----	----	----	----
Agency mortgage-backed securities, residential	88,071	88,582	2	2
Total debt securities	$104,650	$105,318	$12,033	$12,404

The following table summarizes securities with unrealized losses at December 31, 2019 and December 31, 2018, aggregated by major security type and length of time in a continuous unrealized loss position:

December 31, 2019	Less than 12 Months				12 Months or More		Total
Securities Available for Sale	Fair Value		Unrealized Loss		Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Government sponsored entity securities	$	----	$	----	$1,999	$(6)	$1,999	$(6)
Agency mortgage-backed securities residential		15,041		(84)	21,344	(212)	36,385	(296)
Total available for sale		$15,041		$(84)	$23,343	$(218)	$38,384	$(302)

	Less than 12 Months		12 Months or More				Total
Securities Held to Maturity	Fair Value	Unrecognized Loss	Fair Value		Unrecognized Loss		Fair Value	Unrecognized Loss
Obligations of states and political subdivisions	$204	$(1)	$	----	$	----	$204	$(1)
Total held to maturity	$204	$(1)	$	----	$	----	$204	$(1)

December 31, 2018	Less than 12 Months		12 Months or More		Total
Securities Available for Sale	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Government sponsored entity securities	$1,981	$(1)	$8,679	$(214)	$10,660	$(215)
Agency mortgage-backed securitie residential	8,564	(43)	62,619	(2,545)	71,183	(2,588)
Total available for sale	$10,545	$(44)	$71,298	$(2,759)	$81,843	$(2,803)

	Less than 12 Months		12 Months or More		Total
Securities Held to Maturity	Fair Value	Unrecognized Loss	Fair Value	Unrecognized Loss	Fair Value	Unrecognized Loss
Obligations of states and political subdivisions	$484	$(3)	$1,312	$(81)	$1,796	$(84)
Total held to maturity	$484	$(3)	$1,312	$(81)	$1,796	$(84)

Notes to the Consolidated Financial Statements

Note C - Loans and Allowance for Loan Losses

Loans are comprised of the following at December 31:
	2019	2018
Residential real estate	$310,253	$304,079
Commercial real estate:
Owner-occupied	55,825	61,694
Nonowner-occupied	131,398	117,188
Construction	34,913	37,478
Commercial and industrial	100,023	113,243
Consumer:
Automobile	63,770	70,226
Home equity	22,882	22,512
Other	53,710	50,632
	772,774	777,052
Less: Allowance for loan losses	(6,272)	(6,728)

Loans, net	$766,502	$770,324

The following table presents the activity in the allowance for loan losses by portfolio segment for the years ended December 31, 2019, 2018 and 2017:

December 31, 2019	Residential Real Estate	Commercial Real Estate	Commercial & Industrial	Consumer	Total
Allowance for loan losses:
Beginning balance	$1,583	$2,186	$1,063	$1,896	$6,728
Provision for loan losses	98	(1,745)	1,807	840	1,000
Loans charged off	(1,060)	(602)	(1,513)	(1,917)	(5,092)
Recoveries	629	2,089	90	828	3,636
Total ending allowance balance	$1,250	$1,928	$1,447	$1,647	$6,272

December 31, 2018	Residential Real Estate	Commercial Real Estate	Commercial & Industrial	Consumer	Total
Allowance for loan losses:
Beginning balance	$1,470	$2,978	$1,024	$2,027	$7,499
Provision for loan losses	772	(1,311)	(80)	1,658	1,039
Loans charged off	(874)	(4)	(208)	(2,514)	(3,600)
Recoveries	215	523	327	725	1,790
Total ending allowance balance	$1,583	$2,186	$1,063	$1,896	$6,728

December 31, 2017	Residential Real Estate	Commercial Real Estate	Commercial & Industrial	Consumer	Total
Allowance for loan losses:
Beginning balance	$939	$4,315	$907	$1,538	$7,699
Provision for loan losses	1,016	(632)	658	1,522	2,564
Loans charged off	(745)	(1,067)	(627)	(1,642)	(4,081)
Recoveries	260	362	86	609	1,317
Total ending allowance balance	$1,470	$2,978	$1,024	$2,027	$7,499

Notes to the Consolidated Financial Statements

 Note C - Loans and Allowance for Loan Losses (continued)

The following table presents the balance in the allowance for loan losses and the recorded investment of loans by portfolio segment and based on impairment method as of December 31, 2019 and 2018:

December 31, 2019	Residential Real Estate		Commercial Real Estate	Commercial & Industrial	Consumer	Total
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$	----	$385	$303	$119	$807
Collectively evaluated for impairment		1,250	1,543	1,144	1,528	5,465
Total ending allowance balance		$1,250	$1,928	$1,447	$1,647	$6,272

Loans:
Loans individually evaluated for impairment		$438	$11,300	$4,910	$487	$17,135
Loans collectively evaluated for impairment		309,815	210,836	95,113	139,875	755,639
Total ending loans balance		$310,253	$222,136	$100,023	$140,362	$772,774

December 31, 2018	Residential Real Estate		Commercial Real Estate	Commercial & Industrial		Consumer		Total
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$	----	$98	$	----	$	----	$98
Collectively evaluated for impairment		1,583	2,088		1,063		1,896	6,630
Total ending allowance balance		$1,583	$2,186		$1,063		$1,896	$6,728

Loans:
Loans individually evaluated for impairment		$1,667	$3,835		$7,116	$	----	$12,618
Loans collectively evaluated for impairment		302,412	212,525		106,127		143,370	764,434
Total ending loans balance		$304,079	$216,360		$113,243		$143,370	$777,052

Notes to the Consolidated Financial Statements

Note C – Loans and Allowance for Loan Losses (continued)

The following table presents information related to loans individually evaluated for impairment by class of loans as of the years ended December 31, 2019, 2018 and 2017:

December 31, 2019	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Impaired Loans	Interest Income Recognized	Cash Basis Interest Recognized
With an allowance recorded:
Commercial real estate:
Owner-occupied	$2,030	$2,030	$385	$1,375	$197	$197
Commercial and industrial	4,861	4,861	303	4,796	319	319
Consumer:
Automobile	8	8	8	2	----	----
Other	111	111	111	22	9	9

With no related allowance recorded:
Residential real estate	438	438	----	453	23	23
Commercial real estate:
Owner-occupied	1,778	1,778	----	1,902	113	113
Nonowner-occupied	7,492	7,492	----	6,160	477	477
Construction	319	----	----	----	20	20
Commercial and industrial	49	49	----	300	111	111
Consumer:
Home equity	368	368	----	143	19	19

Total	$17,454	$17,135	$807	$15,153	$1,288	$1,288

December 31, 2018	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Impaired Loans	Interest Income Recognized	Cash Basis Interest Recognized
With an allowance recorded:
Commercial real estate:
Nonowner-occupied	$362	$362	$98	$367	$15	$15

With no related allowance recorded:
Residential real estate	1,667	1,667	----	511	101	101
Commercial real estate:
Owner-occupied	2,527	2,527	----	2,475	141	141
Nonowner-occupied	2,368	946	----	1,912	57	57
Construction	336	----	----	----	20	20
Commercial and industrial	7,116	7,116	----	5,802	414	414

Total	$14,376	$12,618	$98	$11,067	$748	$748

Notes to the Consolidated Financial Statements

Note C – Loans and Allowance for Loan Losses (continued)

December 31, 2017	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Impaired Loans	Interest Income Recognized	Cash Basis Interest Recognized
With an allowance recorded:
Commercial real estate:
Nonowner-occupied	$372	$372	$94	$378	$17	$17

With no related allowance recorded:
Residential real estate	1,420	1,420	----	851	66	66
Commercial real estate:
Owner-occupied	3,427	3,427	----	2,456	184	184
Nonowner-occupied	4,989	3,534	----	3,521	81	81
Construction	352	----	----	----	19	19
Commercial and industrial	9,154	9,154	----	8,544	481	481
Consumer:
Home equity	203	201	----	208	7	7

Total	$19,917	$18,108	$94	$15,958	$855	$855

The recorded investment of a loan is its carrying value excluding accrued interest and deferred loan fees.

Nonaccrual loans and loans past due 90 days or more and still accruing include both smaller balance homogenous loans that are collectively evaluated for impairment and individually classified as impaired loans.

The Company transfers loans to other real estate owned, at fair value less cost to sell, in the period the Company obtains physical possession of the property (through legal title or through a deed in lieu). As of December 31, 2019 and December 31, 2018, other real estate owned for residential real estate properties totaled $68 and $134, respectively. In addition, nonaccrual residential mortgage loans that are in the process of foreclosure had a recorded investment of $1,780 and $2,375 as of December 31, 2019 and December 31, 2018, respectively.

The following table presents the recorded investment of nonaccrual loans and loans past due 90 days or more and still accruing by class of loans as of December 31, 2019 and 2018:

	Loans Past Due 90 Days And Still Accruing	Nonaccrual
December 31, 2019
Residential real estate	$255	$6,119
Commercial real estate:
Owner-occupied	----	863
Nonowner-occupied	----	804
Construction	----	229
Commercial and industrial	----	590
Consumer:
Automobile	239	61
Home equity	----	392
Other	395	91
Total	$889	$9,149

Notes to the Consolidated Financial Statements

Note C – Loans and Allowance for Loan Losses (continued)

	Loans Past Due 90 Days And Still Accruing	Nonaccrual
December 31, 2018
Residential real estate	$19	$6,661
Commercial real estate:
Owner-occupied	----	470
Nonowner-occupied	362	574
Construction	66	416
Commercial and industrial	31	228
Consumer:
Automobile	270	59
Home equity	91	183
Other	228	86
Total	$1,067	$8,677

The following table presents the aging of the recorded investment of past due loans by class of loans as of December 31, 2019 and 2018:

December 31, 2019	30-59 Days Past Due	60-89 Days Past Due	90 Days Or More Past Due	Total Past Due	Loans Not Past Due	Total
Residential real estate	$4,015	$1,314	$1,782	$7,111	$303,142	$310,253
Commercial real estate:
Owner-occupied	383	59	144	586	55,239	55,825
Nonowner-occupied	12	----	697	709	130,689	131,398
Construction	186	19	49	254	34,659	34,913
Commercial and industrial	1,320	312	241	1,873	98,150	100,023
Consumer:
Automobile	986	329	246	1,561	62,209	63,770
Home equity	106	18	279	403	22,479	22,882
Other	559	139	443	1,141	52,569	53,710

Total	$7,567	$2,190	$3,881	$13,638	$759,136	$772,774

December 31, 2018	30-59 Days Past Due	60-89 Days Past Due	90 Days Or More Past Due	Total Past Due	Loans Not Past Due	Total
Residential real estate	$3,369	$1,183	$1,642	$6,194	$297,885	$304,079
Commercial real estate:
Owner-occupied	298	----	129	427	61,267	61,694
Nonowner-occupied	299	----	747	1,046	116,142	117,188
Construction	31	----	265	296	37,182	37,478
Commercial and industrial	428	192	110	730	112,513	113,243
Consumer:
Automobile	1,287	286	289	1,862	68,364	70,226
Home equity	171	92	260	523	21,989	22,512
Other	593	291	228	1,112	49,520	50,632

Total	$6,476	$2,044	$3,670	$12,190	$764,862	$777,052

Notes to the Consolidated Financial Statements

Note C – Loans and Allowance for Loan Losses (continued)

Troubled Debt Restructurings:

A troubled debt restructuring (“TDR”) occurs when the Company has agreed to a loan modification in the form of a concession for a borrower who is experiencing financial difficulty.  All TDRs are considered to be impaired.   The modification of the terms of such loans included one or a combination of the following: a reduction of the stated interest rate of the loan; an extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk; a reduction in the contractual principal and interest payments of the loan; or short-term interest-only payment terms.

       The Company has allocated reserves for a portion of its TDRs to reflect the fair values of the underlying collateral or the present value of the concessionary terms granted to the customer.

The following table presents the types of TDR loan modifications by class of loans as of December 31, 2019 and December 31, 2018:

	TDRs Performing to Modified Terms	TDRs Not Performing to Modified Terms		Total TDRs
December 31, 2019
Residential real estate:
Interest only payments	$209	$	----	$209
Commercial real estate:
Owner-occupied
Interest only payments	882		----	882
Reduction of principal and interest payments	1,521		----	1,521
Maturity extension at lower stated rate than market rate	393		----	393
Credit extension at lower stated rate than market rate	393		----	393
Nonowner-occupied
Credit extension at lower stated rate than market rate	395		----	395
Commercial and industrial
Interest only payments	4,574		----	4,574
Reduction of principal and interest payments	185		----	185
Total TDRs	$8,552	$	----	$8,552

	TDRs Performing to Modified Terms	TDRs Not Performing to Modified Terms		Total TDRs
December 31, 2018
Residential real estate:
Interest only payments	$216	$	----	$216
Commercial real estate:
Owner-occupied
Interest only payments	968		----	968
Reduction of principal and interest payments	529		----	529
Maturity extension at lower stated rate than market rate	469		----	469
Credit extension at lower stated rate than market rate	402			402
Nonowner-occupied
Interest only payments	----		385	385
Rate reduction	----		362	362
Credit extension at lower stated rate than market rate	561		----	561
Commercial and industrial
Interest only payments	4,742		----	4,742
Total TDRs	$7,887		$747	$8,634

Notes to the Consolidated Financial Statements

Note C – Loans and Allowance for Loan Losses (continued)

At December 31, 2019, the balance in TDR loans decreased $82, or 1.0%, from year-end 2018.  The Company’s specific allocations in reserves to customers whose loan terms have been modified in TDRs totaled $227 at December 31, 2019, as compared to $98 in reserves at December 31, 2018.  At December 31, 2019, the Company had $941 in commitments to lend additional amounts to customers with outstanding loans that are classified as TDRs, as compared to $758 at December 31, 2018.

There were no TDR loan modifications that occurred during the year ended December 31, 2018. The following tables present the pre- and post-modification balances of TDR loan modifications by class of loans that occurred during the years ended December 31, 2019 and 2017:

		TDRs Performing to Modified Terms		TDRs Not Performing to Modified Terms
	Number of Loans	Pre-Modification Recorded Investment	Post-Modification Recorded Investment	Pre-Modification Recorded Investment		Post-Modification Recorded Investment
December 31, 2019
Commercial real estate:
Owner-occupied
Reduction of principal and interest payments	1	$1,036	$1,036	$	----	$	----
Commercial and industrial:
Reduction of principal and interest payments	1	199	199		----		----

Total TDRs	2	$1,235	$1,235	$	----	$	----

The TDRs described above increased the provision expense and the allowance for loan losses by $185 during the year ended December 31, 2019, with no corresponding charge-offs.

		TDRs Performing to Modified Terms		TDRs Not Performing to Modified Terms
	Number of Loans	Pre-Modification Recorded Investment	Post-Modification Recorded Investment	Pre-Modification Recorded Investment		Post-Modification Recorded Investment
December 31, 2017
Commercial real estate:
Owner-occupied
Interest only payments	1	$997	$997	$	----	$	----
Credit extension at lower stated rate than market rate	1	412	412		----		----

Total TDRs	2	$1,409	$1,409	$	----	$	----

The TDRs described above had no impact on the allowance for loan losses and resulted in no charge-offs during the year ended December 31, 2017.

The Company had no TDRs that occurred during the year ended December 31, 2019 and December 31, 2017 that experienced any payment defaults within twelve months following their loan modification.  During the twelve months ended December 31, 2018, a commercial real estate TDR totaling $362 became past due 90 days or more. Excluding this $362 commercial real estate loan, there were no other TDRs described above at December 31, 2018 that experienced any payment defaults within twelve months following their loan modification.  A default is considered to have occurred once the TDR is past due 90 days or more or it has been placed on nonaccrual.  TDR loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Notes to the Consolidated Financial Statements

Note C - Loans and Allowance for Loan Losses (continued)

The terms of certain other loans were modified during the years ended December 31, 2019 and 2018 that did not meet the definition of a TDR.  These loans have a total recorded investment of $50,586 as of December 31, 2019 and $28,738 as of December 31, 2018.  The modification of these loans primarily involved the modification of the terms of a loan to borrowers who were not experiencing financial difficulties.

Credit Quality Indicators:

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt, such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. These risk categories are represented by a loan grading scale from 1 through 11. The Company analyzes loans individually with a higher credit risk rating and groups these loans into categories called “criticized” and ”classified” assets. The Company considers its criticized assets to be loans that are graded 8 and its classified assets to be loans that are graded 9 through 11. The Company’s risk categories are reviewed at least annually on loans that have aggregate borrowing amounts that meet or exceed $750.

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

Notes to the Consolidated Financial Statements

Note C - Loans and Allowance for Loan Losses (continued)

As of December 31, 2019 and December 31, 2018, and based on the most recent analysis performed, the risk category of commercial loans by class of loans is as follows:

December 31, 2019	Pass	Criticized	Classified	Total
Commercial real estate:
Owner-occupied	$49,486	$2,889	$3,450	$55,825
Nonowner-occupied	123,847	----	7,551	131,398
Construction	34,864	----	49	34,913
Commercial and industrial	89,749	298	9,976	100,023
Total	$297,946	$3,187	$21,026	$322,159

December 31, 2018	Pass	Criticized	Classified	Total
Commercial real estate:
Owner-occupied	$50,474	$7,724	$3,496	$61,694
Nonowner-occupied	115,170	----	2,018	117,188
Construction	37,321	----	157	37,478
Commercial and industrial	92,417	6,536	14,290	113,243
Total	$295,382	$14,260	$19,961	$329,603

The Company also obtains the credit scores of its borrowers upon origination (if available by the credit bureau) but not thereafter. The Company focuses mostly on the performance and repayment ability of the borrower as an indicator of credit risk and does not consider a borrower’s credit score to be a significant influence in the determination of a loan’s credit risk grading.

For residential and consumer loan classes, the Company evaluates credit quality based on the aging status of the loan, which was previously presented, and by payment activity.  The following table presents the recorded investment of residential and consumer loans by class of loans based on payment activity as of December 31, 2019 and December 31, 2018:

	Consumer
December 31, 2019	Automobile	Home Equity	Other	Residential Real Estate	Total
Performing	$63,470	$22,490	$53,224	$303,879	$443,063
Nonperforming	300	392	486	6,374	7,552
Total	$63,770	$22,882	$53,710	$310,253	$450,615

	Consumer
December 31, 2018	Automobile	Home Equity	Other	Residential Real Estate	Total
Performing	$69,897	$22,238	$50,318	$297,399	$439,852
Nonperforming	329	274	314	6,680	7,597
Total	$70,226	$22,512	$50,632	$304,079	$447,449

The Company, through its subsidiaries, grants residential, consumer, and commercial loans to customers located primarily in the southeastern area of Ohio as well as the western counties of West Virginia.  Approximately 5.00% of total loans were unsecured at December 31, 2019, down from 5.02% at December 31, 2018.

Notes to the Consolidated Financial Statements

Note D - Premises and Equipment

Following is a summary of premises and equipment at December 31:

	2019	2018
Land	$2,633	$2,744
Buildings	20,890	16,154
Leasehold improvements	1,267	1,267
Furniture and equipment	6,847	6,039
	31,637	26,204
Less accumulated depreciation	12,420	11,349
Total premises and equipment	$19,217	$14,855

Following is a summary of premises and equipment held for sale at December 31:

	2019	2018
Land	$153	$	----
Buildings	563		----
	716		----
Less accumulated depreciation	63		----
Total premises and equipment held for sale	$653	$	----

Note E – Leases

The Company enters into leases in the normal course of business primarily for branch buildings and office space to conduct business.  The Company’s leases have remaining terms ranging from 4 months to 17.5 years, some of which include options to extend the leases for up to 15 years.

The Company includes lease extension and termination options in the lease term if, after considering relevant economic factors, it is reasonably certain the Company will exercise the option. In addition, the Company has elected to account for any non-lease components in its real estate leases as part of the associated lease component. The Company has also elected to not recognize leases with original lease terms of 12 months or less (short-term leases) on the Company’s balance sheet.

Leases are classified as operating or finance leases at the lease commencement date.  Lease expense for operating leases and short-term leases is recognized on a straight-line basis over the lease term.  ROU assets represent our right to use an underlying asset for the lease term and lease liabilities are recognized at the lease commencement date based on the estimated present value of lease payments over the lease term.  At December 31, 2019, the Company did not have any finance leases.

The Company’s operating lease ROU assets and operating lease liabilities are valued based on the present value of future minimum lease payments, discounted with an incremental borrowing rate for the same term as the underlying lease. The Company has one lease arrangement that contains variable lease payments that are adjusted periodically for an index.  Upon adoption of the new lease guidance on January 1, 2019, an initial ROU asset of $1,280 was recognized as a non-cash asset addition to the consolidated balance sheet.

Balance sheet information related to leases was as follows:

December 31, 2019
Operating leases:
Operating lease right-of-use assets	$1,053
Operating lease liabilities	$1,053

Notes to the Consolidated Financial Statements

Note E – Leases (continued)

The components of lease cost were as follows:

December 31, 2019
Operating lease cost	$282
Short-term lease expense	$52

Future undiscounted lease payments for operating leases with initial terms of one year or more as of December 31, 2019 are as follows:

Operating Leases
2020	$180
2021	157
2022	157
2023	116
2024	95
Thereafter	546
Total lease payments	1,251
Less: Imputed Interest	(198)
Total operating leases	$1,053

Other information was as follows:

December 31, 2019
Weighted-average remaining lease term for operating leases	10.6 years
Weighted-average discount rate for operating leases	2.76%

Note F – Goodwill and Intangible Assets

Goodwill:  The change in goodwill during the year is as follows:

	2019	2018	2017
Beginning of year	$7,371	$7,371	$7,801
Acquired goodwill	----	----	----
Impairment	----	----	----
Finalization of Milton branch sale	(52)	----	----
Finalization of Milton acquisition accounting	----	----	(430)
End of year	$7,319	$7,371	$7,371

Impairment exists when a reporting unit’s carrying value of goodwill exceeds its fair value.  At December 31, 2019 and 2018, the Company’s reporting unit had positive equity and the Company elected to perform a qualitative assessment to determine if it was more likely than not that fair value of the reporting unit exceeded its carrying value, including goodwill.  The qualitative assessment indicated that it is more likely than not that fair value of goodwill is more than the carrying value, resulting in no impairment.  Therefore, the Company did not proceed to step one of the annual goodwill impairment testing requirement.

Acquired intangible assets:  Acquired intangible assets were as follows at year-end:

	2019		2018
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortized intangible assets:
Core deposit intangibles	$738	$564	$738	$359

           Aggregate amortization expense was $206 for 2019, $135 for 2018 and $156 for 2017.

Notes to the Consolidated Financial Statements

Note F – Goodwill and Intangible Assets (continued)

Estimated amortization expense for each of the next five years:

2020	$62
2021	48
2022	35
2023	21
2024	8
Total	$174

Note G - Deposits

Following is a summary of interest-bearing deposits at December 31:

	2019	2018
NOW accounts	$158,434	$155,166
Savings and Money Market	230,672	237,868
Time:
In denominations of $250,000 or less	175,334	178,736
In denominations of more than $250,000	34,424	37,113
Total time deposits	209,758	215,849
Total interest-bearing deposits	$598,864	$608,883

Following is a summary of total time deposits by remaining maturity at December 31, 2019:

2020	$116,666
2021	58,585
2022	22,833
2023	9,077
2024	1,978
Thereafter	619
Total	$209,758

Brokered deposits, included in time deposits, were $25,797 and $30,838 at December 31, 2019 and 2018, respectively.

Note H - Interest Rate Swaps

The Company manages economic risks, including interest rate, liquidity, and credit risk, primarily by managing the amount, sources, and duration of its assets and liabilities.  The Company utilizes interest rate swap agreements as part of its asset/liability management strategy to help manage its interest rate risk position.  As part of this strategy, the Company provides its customer with a fixed-rate loan while creating a variable-rate asset for the Company by the customer entering into an interest rate swap with the Company on terms that match the loan.  The Company offsets its risk exposure by entering into an offsetting interest rate swap with an unaffiliated institution.  These interest rate swaps do not qualify as designated hedges; therefore, each swap is accounted for as a standalone derivative.  At December 31, 2019, the Company had interest rate swaps associated with commercial loans with a notional value of $7,633 and a fair value of $459.  This is compared to interest rate swaps with a notional value of $9,219 and a fair value of $101 at December 31, 2018.  The notional amount of the interest rate swaps does not represent amounts exchanged by the parties.  The amount exchanged is determined by reference to the notional amount and the other terms of the individual interest rate swap agreement.  To further offset the risk exposure related to market value fluctuations of its interest rate swaps, the Company maintains collateral deposits on hand with a third-party correspondent, which totaled $750 at December 31, 2019 and $350 at December 31, 2018.

Notes to the Consolidated Financial Statements

Note I - Other Borrowed Funds

Other borrowed funds at December 31, 2019 and 2018 are comprised of advances from the FHLB of Cincinnati and promissory notes.

	FHLB Borrowings	Promissory Notes	Totals
2019	$29,758	$4,233	$33,991
2018	$33,434	$6,279	$39,713

Pursuant to collateral agreements with the FHLB, advances are secured by $301,244 in qualifying mortgage loans, $69,683 in commercial loans and $5,365 in FHLB stock at December 31, 2019. Fixed-rate FHLB advances of $29,758 mature through 2042 and have interest rates ranging from 1.53% to 3.31% and a year-to-date weighted average cost of 2.39% and 2.36% at December 31, 2019 and 2018, respectively. There were no variable-rate FHLB borrowings at December 31, 2019.

At December 31, 2019, the Company had a cash management line of credit enabling it to borrow up to $80,000 from the FHLB. All cash management advances have an original maturity of 90 days. The line of credit must be renewed on an annual basis. There was $80,000 available on this line of credit at December 31, 2019.

Based on the Company’s current FHLB stock ownership, total assets and pledgeable loans, the Company had the ability to obtain borrowings from the FHLB up to a maximum of $205,559 at December 31, 2019. Of this maximum borrowing capacity of $205,559, the Company had $119,302 available to use as additional borrowings, of which $80,000 could be used for short-term, cash management advances, as mentioned above.

Promissory notes, issued primarily by Ohio Valley, are due at various dates through a final maturity date of May 17, 2021, and have fixed rates ranging from 2.00% to 4.09% and a year-to-date weighted average cost of 2.73% at December 31, 2019, as compared to 2.83% at December 31, 2018. At December 31, 2019, there were eight promissory notes payable by Ohio Valley to related parties totaling $3,558. See Note M for further discussion of related party transactions.  Promissory notes payable to other banks totaled $405 at December 31, 2019.

Letters of credit issued on the Bank’s behalf by the FHLB to collateralize certain public unit deposits as required by law totaled $56,500 at December 31, 2019 and $51,700 at December 31, 2018.

Scheduled principal payments over the next five years:

	FHLB Borrowings	Promissory Notes	Totals
2020	$3,722	$3,600	$7,322
2021	3,000	633	3,633
2022	2,841	----	2,841
2023	2,705	----	2,705
2024	2,301	----	2,301
Thereafter	15,189	----	15,189
Total	$29,758	$4,233	$33,991

Note J - Subordinated Debentures and Trust Preferred Securities

On March 22, 2007, a trust formed by Ohio Valley issued $8,500 of adjustable-rate trust preferred securities as part of a pooled offering of such securities.  The rate on these trust preferred securities was fixed at 6.58% for five years, and then converted to a floating-rate term on March 15, 2012, based on a rate equal to the 3-month LIBOR plus 1.68%.  The interest rate on these trust preferred securities was 3.57% at December 31, 2019 and 4.47% at December 31, 2018.  There were no debt issuance costs incurred with these trust preferred securities.  The Company issued subordinated debentures to the trust in exchange for the proceeds of the offering.  The subordinated debentures must be redeemed no later than June 15, 2037.

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

Note K - Income Taxes

On December 22, 2017, the TCJA was signed into law, which included several provisions that affected the Company’s federal income tax expense, which reduced the federal income tax rate to 21% effective January 1, 2018.  As a result of the rate reduction, the Company was required to re-measure, through income tax expense in the period of enactment, the deferred tax assets and liabilities using the enacted rate at which these items are expected to be recovered or settled.  The re-measurement of the Company’s net deferred tax asset resulted in additional 2017 income tax expense of $1,783.

The provision for income taxes consists of the following components:

	2019	2018	2017
Current tax expense	$1,446	$2,389	$2,579
Deferred tax (benefit) expense	367	(134)	1,907
Total income taxes	$1,813	$2,255	$4,486

The source of deferred tax assets and deferred tax liabilities at December 31:

	2019	2018
Items giving rise to deferred tax assets:
Allowance for loan losses	$1,364	$1,463
Unrealized loss on securities available for sale	----	568
Deferred compensation	1,700	1,580
Deferred loan fees/costs	110	119
Other real estate owned	4	434
Accrued bonus	204	280
Purchase accounting adjustments	24	61
Net operating loss	115	132
Lease liability	274	----
Other	346	257
Items giving rise to deferred tax liabilities:
Mortgage servicing rights	(77)	(80)
FHLB stock dividends	(676)	(676)
Unrealized gain on securities available for sale	(140)	----
Prepaid expenses	(182)	(191)
Depreciation and amortization	(579)	(656)
Right-of-use asset	(274)	----
Other	----	(3)
Net deferred tax asset	$2,213	$3,288

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

At December 31, 2019, the Company’s deferred tax asset related to Section 382 net operating loss carryforwards was $550, which will expire in 2026.

The difference between the financial statement tax provision and amounts computed by applying the statutory federal income tax rate of 21% in 2019 and 2018 and 34% in 2017 to income before taxes is as follows:

	2019	2018	2017
Statutory tax	$2,461	$2,982	$4,078
Effect of nontaxable interest	(336)	(352)	(514)
Effect of nontaxable insurance premiums	(212)	(218)	(303)
Income from bank owned insurance, net	(141)	(142)	(230)
Effect of postretirement benefits	54	20	(78)
Effect of nontaxable life insurance death proceeds	----	----	(175)
Impact from TCJA	----	----	1,783
Effect of state income tax	100	33	70
Tax credits	(145)	(217)	(191)
Milton Merger Costs	----	----	4
Other items	32	149	42
Total income taxes	$1,813	$2,255	$4,486

At December 31, 2019 and December 31, 2018, the Company had no unrecognized tax benefits. The Company does not expect the amount of unrecognized tax benefits to significantly change within the next twelve months.  The Company did not recognize any interest and/or penalties related to income tax matters for the periods presented.

The Company is subject to U.S. federal income tax as well as West Virginia state income tax.  The Company is no longer subject to federal or state examination for years prior to 2016.  The tax years 2016-2018 remain open to federal and state examinations.

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

Notes to the Consolidated Financial Statements

Note L - Commitments and Contingent Liabilities (continued)

Following is a summary of such commitments at December 31:

	2019	2018
Fixed rate	$660	$121
Variable rate	70,561	66,580
Standby letters of credit	3,957	4,325

At December 31, 2019, the fixed-rate commitments have interest rates ranging from 3.375% to 6.25% and maturities ranging from 15 years to 30 years.

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

Note M - Related Party Transactions

Certain directors, executive officers and companies with which they are affiliated were loan customers during 2019. A summary of activity on these borrower relationships with aggregate debt greater than $120 is as follows:

Total loans at January 1, 2019	$3,674
New loans	890
Repayments	(391)
Other changes	(199)
Total loans at December 31, 2019	$3,974

Other changes include adjustments for loans applicable to one reporting period that are excludable from the other reporting period, such as changes in persons classified as directors, executive officers and companies’ affiliates.

Deposits from principal officers, directors, and their affiliates at year-end 2019 and 2018 were $47,911 and $52,877.  In addition, the Company had promissory notes outstanding with directors and their affiliates totaling $3,558 at year-end 2019 and 2018.  The interest rates ranged from 1.50% to 2.85%, with terms ranging from 10 to 36 months.

Notes to the Consolidated Financial Statements
Note N - Employee Benefits

The Bank has a profit-sharing plan for the benefit of its employees and their beneficiaries. Contributions to the plan are determined by the Board of Directors of Ohio Valley. Contributions charged to expense were $264, $352, and $340 for 2019, 2018 and 2017.

Ohio Valley maintains an Employee Stock Ownership Plan (“ESOP”) covering substantially all employees of the Company. Ohio Valley issues shares to the ESOP, purchased by the ESOP with subsidiary cash contributions, which are allocated to ESOP participants based on relative compensation. The total number of shares held by the ESOP, all of which have been allocated to participant accounts, were 365,274 and 360,669 at December 31, 2019 and 2018.  In addition, the subsidiaries made contributions to its ESOP Trust as follows:

	Years ended December 31
	2019	2018	2017

Number of shares issued	8,333	7,294	15,118

Fair value of stock contributed	$328	$295	$428

Cash contributed	500	500	250

Total expense	$828	$795	$678

Life insurance contracts with a cash surrender value of $28,481 and annuity assets of $2,115 at December 31, 2019 have been purchased by the Company, the owner of the policies.  The purpose of these contracts was to replace a current group life insurance program for executive officers, implement a deferred compensation plan for directors and executive officers, implement a director retirement plan and implement supplemental retirement plans for certain officers.  Under the deferred compensation plan, Ohio Valley pays each participant the amount of fees deferred plus interest over the participant’s desired term, upon termination of service.  Under the director retirement plan, participants are eligible to receive ongoing compensation payments upon retirement subject to length of service.  The supplemental retirement plans provide payments to select executive officers upon retirement based upon a compensation formula determined by Ohio Valley’s Board of Directors.  The present value of payments expected to be provided are accrued during the service period of the covered individuals and amounted to $7,815 and $7,267 at December 31, 2019 and 2018. Expenses related to the plans for each of the last three years amounted to $627, $602, and $490. In association with the split-dollar life insurance plan, the present value of the postretirement benefit totaled $3,130 at December 31, 2019 and $2,873 at December 31, 2018.

During 2017, the Company collected $2,107 in proceeds on two BOLI policies and recorded $1,993 in proceeds expected to be received from the settlement of two other BOLI policies.  This resulted in a $3,586 reduction to BOLI assets and a net gain of $514 that was recorded to income.  The proceeds of $1,993 had not yet been collected by year-end 2017 and, therefore, were recorded as other assets at December 31, 2017.  The proceeds were collected in 2018.

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

Notes to the Consolidated Financial Statements
Note O - Fair Value of Financial Instruments (continued)

Assets and Liabilities Measured on a Recurring Basis
Assets and liabilities measured at fair value on a recurring basis are summarized below:

	Fair Value Measurements at December 31, 2019, Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
U.S. Government sponsored entity securities	----	$16,736	----
Agency mortgage-backed securities, residential	----	88,582	----
Interest rate swap derivatives	----	465	----
Interest rate swap derivatives	----	(465)	----

	Fair Value Measurements at December 31, 2018, Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
U.S. Government sponsored entity securities	----	$16,630	----
Agency mortgage-backed securities, residential	----	85,534	----
Interest rate swap derivatives	----	101	----
Interest rate swap derivatives	----	(101)	----

There were no transfers between Level 1 and Level 2 during 2019 or 2018.

Assets and Liabilities Measured on a Nonrecurring Basis
Assets and liabilities measured at fair value on a nonrecurring basis are summarized below:

	Fair Value Measurements at December 31, 2019, Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)		Significant Other Observable Inputs (Level 2)		Significant Unobservable Inputs (Level 3)
Assets:
Impaired loans:
Commercial real estate:
Owner-occupied	$	----	$	----	$1,644
Commercial and Industrial		----		----	4,559

	Fair Value Measurements at December 31, 2018, Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)		Significant Other Observable Inputs (Level 2)		Significant Unobservable Inputs (Level 3)
Assets:
Impaired loans:
Commercial real estate:
Nonowner-occupied	$	----	$	----	$264

Other real estate owned:
Commercial real estate:
Construction		----		228	----

Notes to the Consolidated Financial Statements

Note O - Fair Value of Financial Instruments (continued)

At December 31, 2019, the recorded investment of impaired loans measured for impairment using the fair value of collateral for collateral-dependent loans totaled $7,010, with a corresponding valuation allowance of $807, resulting in an increase of $807 in provision expense during the year ended December 31, 2019, with no corresponding charge-offs recognized.  At December 31, 2018, the recorded investment of impaired loans measured for impairment using the fair value of collateral for collateral-dependent loans totaled $362, with a corresponding valuation allowance of $98, resulting in an increase of $4 in provision expense during the year ended December 31, 2018, with no corresponding charge-offs recognized.

There was no other real estate owned that was measured at fair value less costs to sell at December 31, 2019.  Other real estate owned that was measured at fair value less costs to sell at December 31, 2018 had a net carrying amount of $228, which is made up of the outstanding balance of $2,217, net of a valuation allowance of $1,989 at December 31, 2018. There were $594 in corresponding write-downs during 2018.

The following table presents quantitative information about Level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis at December 31, 2019 and December 31, 2018:

December 31, 2019	Fair Value	Valuation Technique(s)	Unobservable Input(s)	Range	(Weighted Average)
Impaired loans:
Commercial real estate:
Owner-occupied	$1,644	Sales approach	Adjustment to comparables	0% to 20%	9.7%
Commercial and Industrial	4,559	Sales approach	Adjustment to comparables	0% to 61%	10.3%

December 31, 2018	Fair Value	Valuation Technique(s)	Unobservable Input(s)	Range	(Weighted Average)
Impaired loans:
Commercial real estate:
Nonowner-occupied	$264	Sales approach	Adjustment to comparables	6.8% to 66.7%	18.0%

Notes to the Consolidated Financial Statements

Note O - Fair Value of Financial Instruments (continued)

The carrying amounts and estimated fair values of financial instruments at December 31, 2019 and December 31, 2018 are as follows:

		Fair Value Measurements at December 31, 2019 Using:
	Carrying Value	Level 1	Level 2		Level 3		Total
Financial Assets:
Cash and cash equivalents	$52,356	$52,356	$	----	$	----	$52,356
Certificates of deposit in financial institutions	2,360	----		2,360		----	2,360
Securities available for sale	105,318	----		105,318		----	105,318
Securities held to maturity	12,033	----		6,446		5,958	12,404
Loans, net	766,502	----		----		771,285	771,285
Interest rate swap derivatives	465	----		465		----	465
Accrued interest receivable	2,564	----		315		2,249	2,564

Financial Liabilities:
Deposits	821,471	222,607		599,937		----	822,544
Other borrowed funds	33,991	----		34,345		----	34,345
Subordinated debentures	8,500	----		6,275		----	6,275
Interest rate swap derivatives	465	----		465		----	465
Accrued interest payable	1,589	3		1,586		----	1,589

		Fair Value Measurements at December 31, 2018 Using:
	Carrying Value	Level 1	Level 2		Level 3		Total
Financial Assets:
Cash and cash equivalents	$71,180	$71,180	$	----	$	----	$71,180
Certificates of deposit in financial institutions	2,065	----		2,065		----	2,065
Securities available for sale	102,164	----		102,164		----	102,164
Securities held to maturity	15,816	----		7,625		8,609	16,234
Loans, net	770,324	----		----		766,784	766,784
Interest rate swap derivatives	101	----		101		----	101
Accrued interest receivable	2,638	----		312		2,326	2,638

Financial Liabilities:
Deposits	846,704	237,821		607,593		----	845,414
Other borrowed funds	39,713	----		37,644		----	37,644
Subordinated debentures	8,500	----		7,054		----	7,054
Interest rate swap derivatives	101	----		101		----	101
Accrued interest payable	1,255	3		1,252		----	1,255

The methods and assumptions, not previously presented, used to estimate fair values are described as follows:

Loans: The fair values of loans as of December 31, 2019 and 2018 follow the guidance in ASU 2016-01, which prescribes an “exit price” approach in estimating and disclosing fair value of financial instruments resulting in a Level 3 classification. The fair value calculation at that date discounted estimated future cash flows using rates that incorporated discounts for credit, liquidity, and marketability factors.

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

Notes to the Consolidated Financial Statements

Note P - Regulatory Matters

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies.  Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices.  Capital amounts and classifications are also subject to qualitative judgments by regulators.  Failure to meet capital requirements can initiate regulatory action.  New rules became effective for the Company and the Bank on January 1, 2015, with full compliance with all of the requirements being fully phased in on January 1, 2019.  Minimum requirements increased for both the quantity and quality of capital held by the Company and the Bank. The rules include a capital conservation buffer of 2.5% of risk-weighted assets. The capital conservation buffer began to phase in on January 1, 2016 at 0.625%, and increased by the same amount on each subsequent January 1 over a four-year period.  The fully phased-in capital conservation buffer as of January 1, 2019 is 2.5%. Failure to maintain the required common equity tier 1 capital conservation buffer will result in potential restrictions on a bank's ability to pay dividends, repurchase stock and/or pay discretionary compensation to its employees.

Prompt corrective action regulations applicable to insured depository institutions provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2019 and 2018, the Bank met the capital requirements to be deemed well capitalized under the regulatory framework for prompt corrective action.  Regulations of the FRB require a state-chartered bank that is a member of a Federal Reserve Bank to maintain certain amounts and types of capital and generally also require bank holding companies to meet such requirements on a consolidated basis.  The FRB generally requires bank holding companies that have chosen to become financial holding companies to be “well capitalized,” as defined by FRB regulations, in order to continue engaging in activities permissible only to bank holding companies that are registered as financial holding companies.  If, however, a bank holding company, whether or not also a financial holding company, satisfies the requirements of the FR’s Small Bank Holding Company Policy (the “SBHCP”), the holding company is not required to meet the consolidated capital requirements.  As amended effective in September 2018, the SBHCP requires that the holding company have assets of less than $3 billion, that it meet certain qualitative requirements, and that all of the holding company’s bank subsidiaries meet all bank capital requirements.  As of December 31, 2019, the Company was deemed to meet the SBHCP requirements and so was not required to meet consolidated capital requirements at the holding company level.

The following table summarizes the capital ratios (excluding the capital conservation buffer) of the Company and the Bank. The minimums for the Company are those that would have been required if the Company was not a small bank holding company under the SBHCP.

	Actual		Minimum Regulatory	Minimum To Be Well
2019	Amount	Ratio	Capital Ratio	Capitalized (1)
Total capital (to risk weighted assets)
Consolidated	$134,930	18.7%	8.0%	10.0%
Bank	120,716	17.0	8.0	10.0
Common equity Tier 1 capital (to risk weighted assets)
Consolidated	120,158	16.6	4.5	N/A
Bank	114,772	16.1	4.5	6.5
Tier 1 capital (to risk weighted assets)
Consolidated	128,658	17.8	6.0	6.0
Bank	114,772	16.1	6.0	8.0
Tier 1 capital (to average assets)
Consolidated	128,658	12.5	4.0	N/A
Bank	114,772	11.3	4.0	5.0

Notes to the Consolidated Financial Statements

Note P – Regulatory Matters (continued)

	Actual		Minimum Regulatory	Minimum To Be Well
2018	Amount	Ratio	Capital Ratio	Capitalized (1)
Total capital (to risk weighted assets)
Consolidated	$127,487	17.7%	8.0%	10.0%
Bank	114,947	16.2	8.0	10.0
Common equity Tier 1 capital (to risk weighted assets)
Consolidated	112,259	15.6	4.5	N/A
Bank	108,547	15.3	4.5	6.5
Tier 1 capital (to risk weighted assets)
Consolidated	120,759	16.7	6.0	6.0
Bank	108,547	15.3	6.0	8.0
Tier 1 capital (to average assets)
Consolidated	120,759	11.8	4.0	N/A
Bank	108,547	10.7	4.0	5.0

(1)
For the Company, these amounts would be required for the Company to engage in activities permissible only for a bank holding company that meets the financial holding company requirements if the Company were not subject to the SBHCP.  For the Bank, these are the amounts required for the Bank to be deemed well capitalized under the prompt corrective action regulations.

Dividends paid by the subsidiaries are the primary source of funds available to Ohio Valley for payment of dividends to shareholders and for other working capital needs. The payment of dividends by the subsidiaries to Ohio Valley is subject to restrictions by regulatory authorities and state law. These restrictions generally limit dividends to the current and prior two years retained earnings of the Bank and Loan Central, Inc., and 90% of the prior year’s net income of OVBC Captive, Inc. At January 1, 2020 approximately $15,042 of the subsidiaries’ retained earnings were available for dividends under these guidelines. In addition to these restrictions, dividend payments cannot reduce regulatory capital levels below minimum regulatory guidelines. The amount of dividends payable by the Bank is also restricted if the Bank does not hold a capital conservation buffer. The ability of Ohio Valley to borrow funds from the Bank is limited as to amount and terms by banking regulations. The Board of Governors of the Federal Reserve System also has a policy requiring Ohio Valley to provide notice to the FRB in advance of the payment of a dividend to Ohio Valley’s shareholders under certain circumstances, and the FRB may disapprove of such dividend payment if the FRB determines the payment would be an unsafe or unsound practice.

Note Q - Parent Company Only Condensed Financial Information
Below is condensed financial information of Ohio Valley. In this information, Ohio Valley’s investment in its subsidiaries is stated at cost plus equity in undistributed earnings of the subsidiaries since acquisition. This information should be read in conjunction with the consolidated financial statements of the Company.

CONDENSED STATEMENTS OF CONDITION

	Years ended December 31:
Assets	2019	2018
Cash and cash equivalents	$4,308	$4,032
Investment in subsidiaries	134,910	126,059
Notes receivable – subsidiaries	1,963	3,000
Other assets	48	93
Total assets	$141,229	$133,184

Liabilities
Notes payable	$4,233	$6,279
Subordinated debentures	8,500	8,500
Other liabilities	317	531
Total liabilities	13,050	15,310

Shareholders’ Equity
Total shareholders’ equity	128,179	117,874
Total liabilities and shareholders’ equity	$141,229	$133,184

Notes to the Consolidated Financial Statements

Note Q - Parent Company Only Condensed Financial Information (continued)

CONDENSED STATEMENTS OF INCOME

	Years ended December 31:
Income:	2019	2018	2017
Interest on notes	$47	$53	$51
Dividends from subsidiaries	4,375	4,225	4,400

Expenses:
Interest on notes	139	185	211
Interest on subordinated debentures	356	330	248
Operating expenses	377	351	332
Income before income taxes and equity in undistributed earnings of subsidiaries	3,550	3,412	3,660
Income tax benefit	169	164	244
Equity in undistributed earnings of subsidiaries	6,188	8,368	3,605
Net Income	$9,907	$11,944	$7,509
Comprehensive Income	$12,570	$10,860	$7,622

CONDENSED STATEMENTS OF CASH FLOWS

	Years ended December 31:
Cash flows from operating activities:	2019	2018	2017
Net Income	$9,907	$11,944	$7,509
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(6,188)	(8,368)	(3,605)
Common stock issued to ESOP	328	295	428
Change in other assets	45	(26)	(15)
Change in other liabilities	(214)	262	(97)
Net cash provided by operating activities	3,878	4,107	4,220

Cash flows from investing activities:
Cash paid for Milton Bancorp, Inc. acquisition	----	----	----
Change in notes receivable	1,037	320	100
Net cash provided by (used in) investing activities	1,037	320	100

Cash flows from financing activities:
Change in notes payable	(2,046)	(1,045)	(558)
Proceeds from common stock through dividend reinvestment	1,407	1,325	715
Cash dividends paid	(4,000)	(3,967)	(3,932)
Net cash provided by (used in) financing activities	(4,639)	(3,687)	(3775)

Cash and cash equivalents:
Change in cash and cash equivalents	276	740	545
Cash and cash equivalents at beginning of year	4,032	3,292	2,747
Cash and cash equivalents at end of year	$4,308	$4,032	$3,292

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

Total revenues from the banking segment, which accounted for the majority of the Company’s total revenues, totaled 94.2%, 92.9%, and 92.7% of total consolidated revenues for the years ended December 31, 2019, 2018 and 2017, respectively.

The accounting policies used for the Company’s reportable segments are the same as those described in Note A - Summary of Significant Accounting Policies.  Income taxes are allocated based on income before tax expense.  All goodwill is in the Banking segment.

Segment information is as follows:

	Year Ended December 31, 2019
	Banking	Consumer Finance	Total Company
Net interest income	$39,865	$3,187	$43,052
Provision expense	875	125	1,000
Noninterest income	8,989	177	9,166
Noninterest expense	37,026	2,472	39,498
Tax expense	1,653	160	1,813
Net income	9,300	607	9,907
Assets	1,000,315	12,957	1,013,272

	Year Ended December 31, 2018
	Banking	Consumer Finance	Total Company
Net interest income	$40,380	$3,346	$43,726
Provision expense	850	189	1,039
Noninterest income	8,243	695	8,938
Noninterest expense	34,841	2,585	37,426
Tax expense	1,990	265	2,255
Net income	10,942	1,002	11,944
Assets	1,017,902	12,591	1,030,493

	Year Ended December 31, 2017
	Banking	Consumer Finance	Total Company
Net interest income	$38,366	$3,367	$41,733
Provision expense	2,415	149	2,564
Noninterest income	8,834	601	9,435
Noninterest expense	34,079	2,530	36,609
Tax expense	3,973	513	4,486
Net income	6,733	776	7,509
Assets	1,013,386	12,904	1,026,290

Notes to the Consolidated Financial Statements

Note S - Consolidated Quarterly Financial Information (unaudited)

	Quarters Ended
	Mar. 31	Jun. 30	Sept. 30	Dec. 31
2019
Total interest income	$13,058	$12,483	$12,521	$12,255
Total interest expense	1,671	1,830	1,895	1,869
Net interest income	11,387	10,653	10,626	10,386
Provision for loan losses	2,377	(806)	444	(1,015)
Noninterest income	1,846	2,003	2,107	3,210
Noninterest expense	9,568	9,791	9,738	10,401
Net income	1,193	3,079	2,137	3,498

Earnings per share	$0.25	$0.65	$0.45	$0.73

2018
Total interest income	$12,709	$11,938	$12,181	$12,369
Total interest expense	1,199	1,298	1,418	1,556
Net interest income	11,510	10,640	10,763	10,813
Provision for loan losses	756	(23)	962	(656)
Noninterest income	3,076	2,538	1,927	1,397
Noninterest expense	9,808	9,674	9,761	8,183
Net income	3,366	2,976	1,746	3,856

Earnings per share	$0.71	$0.63	$0.37	$0.82

Note T – Subsequent Events

On March 10, 2020, the Bank announced it has entered into a settlement agreement relating to the previously disclosed litigation the Bank had filed against a third-party tax software product provider. The Bank filed the litigation as a result of the third party’s early termination of its tax processing contract with the Bank at the end of 2018. Under the settlement agreement, the third-party has agreed to make a $2,000 payment to the Bank during the first quarter 2020. In addition, the Bank has entered into a new agreement with the third-party to process future electronic refund checks and deposits presented for payment on behalf of taxpayers through accounts containing taxpayer refunds. The new agreement provides that the Bank will process refunds for five tax seasons, beginning with the 2021 tax season and going through the 2025 tax season. The settlement agreement is subject to the court’s entering a dismissal of the litigation

Report of Independent Registered
Public Accounting Firm

To the Board of Directors and Shareholders
Ohio Valley Banc Corp.
Gallipolis, Ohio

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of condition of Ohio Valley Banc Corp. (the "Company") as of December 31, 2019 and 2018, the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three year period ended December 31, 2019, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2019 in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the Company’s internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control – Integrated Framework: (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 16, 2020 expressed an adverse opinion.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/Crowe LLP
Crowe LLP

We have served as the Company’s auditor since 1992.

Louisville, Kentucky
March 16, 2020

Report of Independent Registered
Public Accounting Firm

To the Board of Directors and Shareholders
Ohio Valley Banc Corp.
Gallipolis, Ohio

Opinion on Internal Control over Financial Reporting

We have audited Ohio Valley Banc Corp.’s (the “Company”) internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control – Integrated Framework: (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). In our opinion, because of the effects of the material weakness discussed in the following paragraph, the Company has not maintained, in all material respects, effective internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control – Integrated Framework: (2013) issued by COSO.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company's annual or interim financial statements will not be prevented or detected on a timely basis. A material weakness related to the monitoring of loans through the subsequent events period has been identified and included in Management's Report on Internal Control over Financial Reporting.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the consolidated statements of condition of the Company as of December 31, 2019 and 2018, the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively referred to as the "financial statements") and our report dated March 16, 2020 expressed an unqualified opinion. We considered the material weakness identified above in determining the nature, timing, and extent of audit procedures applied in our audit of the 2019 financial statements, and this report on Internal Control over Financial Reporting does not affect such report on the financial statements.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

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

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate

/s/Crowe LLP
Crowe LLP

Louisville, Kentucky
March 16, 2020

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

Management assessed Ohio Valley Banc Corp.’s system of internal control over financial reporting as of December 31, 2019, in relation to criteria for effective internal control over financial reporting as described in the 2013 “Internal Control Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

A material weakness is a deficiency in internal control over financial reporting such that there is a reasonable possibility that a material misstatement would not be prevented or detected in a timely manner.  In connection with the preparation of Ohio Valley's financial statements for the year ended December 31, 2019, and the review of such statements by its independent public accounting firm, Crowe LLP, management identified a material weakness in internal control related to the operating effectiveness of the Company’s control over appropriate monitoring of loans through the subsequent events period, including not timely  evaluating information received after the fiscal year end that affected the assessment of the appropriateness of loan grades and impairment classification  used in the allowance for loan losses estimate. No restatement of prior period financial statements, no change in previously issued financial results, and no adjustments to the fourth quarter 2019 allowance for loan losses calculation were required as a result of this material weakness in internal control, however, a reasonable possibility exists that material misstatements in Ohio Valley’s financial statements would not be prevented or detected on a timely basis.

 Management is taking steps to remediate this material weakness by evaluating the Company’s policies and procedures for and resources allocated to the subsequent events period review control over the assessment of loan grades. As of December 31, 2019, based on management’s assessment, the Company’s internal control over financial reporting was not effective due to this matter.

Crowe LLP, independent registered public accounting firm, has issued audit reports dated March 16, 2020 on the Company's consolidated financial statements and internal control over financial reporting. Those reports are contained in Ohio Valley's Annual Report to Shareholders under the heading "Report of Independent Registered Public Accounting Firm.”  Their report expressed an adverse opinion on the effectiveness of Ohio Valley’s internal control over financial reporting as of December 31, 2019.

Ohio Valley Banc Corp.

/s/Thomas E. Wiseman	/s/Scott W. Shockey
Thomas E. Wiseman	Scott W. Shockey
Chief Executive Officer	Senior Vice President, CFO

March 16, 2020

Performance Graph

OHIO VALLEY BANC CORP.
Year ended December 31, 2019

The following graph sets forth a comparison of five-year cumulative total returns among the Company's common shares (indicated “Ohio Valley Banc Corp.” on the Performance Graph), the S & P 500 Index (indicated “S & P 500” on the Performance Graph), and SNL Securities SNL $1 Billion-$5 Billion Bank Asset-Size Index (indicated “SNL $1 Billion-$5 Billion Bank Index”) for fiscal years indicated.  Information reflected on the graph assumes an investment of $100 on December 31, 2014 in each of the common shares of the Company, the S & P 500 Index, and the SNL Index. Cumulative total return assumes reinvestment of dividends. The SNL $1 Billion-$5 Billion Bank Index represents stock performance of 154 banks located throughout the United States within the respective asset range as selected by SNL Securities of Charlottesville, Virginia. The Company is included as one of the 154 banks in the SNL $1 Billion-$5 Billion Bank Index.

Total Return Performance
300
275
250
225
200
175
150
125
100
75
50
25
0
2014
2015
2016
2017
2018
2019
Ohio Valley Banc Corp.
SNL $1B-$5B Bank Index
S&P 500

	Period Ending					
Index	***12/31/14***	***12/31/15***	***12/31/16***	***12/31/17***	***12/31/18***	***12/31/19***
Ohio Valley Banc Corp.	100.00	103.82	119.10	184.46	163.35	185.92
SNL $1B-$5B Bank Index	100.00	111.94	161.04	171.69	150.42	182.85
S&P 500	100.00	101.38	113.51	138.29	132.23	173.86

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

FORWARD LOOKING STATEMENTS

Except for the historical statements and discussions contained herein, statements contained in this report and other publicly available documents incorporated herein by reference constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 and as defined in the Private Securities Litigation Reform Act of 1995.  Such statements are often, but not always, identified by the use of such words as “believes,” “anticipates,” “expects,” “intends,” “plan,” “goal,” “seek,” “project,” “estimate,” “strategy,” “future,” “likely,” “may,” “should,” “will,” and similar expressions.  Such statements involve various important assumptions, risks, uncertainties, and other factors, many of which are beyond our control and which could cause actual results to differ materially from those expressed in such forward looking statements.  These factors include, but are not limited to:  changes in political, economic or other factors, such as inflation rates, recessionary or expansive trends, taxes, the effects of implementation of legislation and the continuing economic uncertainty in various parts of the world; competitive pressures; fluctuations in interest rates; the level of defaults and prepayment on loans made by the Company; unanticipated litigation, claims, or assessments; fluctuations in the cost of obtaining funds to make loans; and regulatory changes.  Additional detailed information concerning a number of important factors that could cause actual results to differ materially from the forward-looking statements contained in management’s discussion and analysis is available in the Company’s filings with the Securities and Exchange Commission, under the Securities Exchange Act of 1934, including the disclosure under the heading “Item 1A. Risk Factors” of Part 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019. Readers are cautioned not to place undue reliance on such forward looking statements, which speak only as of the date hereof.  The Company undertakes no obligation and disclaims any intention to republish revised or updated forward looking statements, whether as a result of new information, unanticipated future events or otherwise.

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

RESULTS OF OPERATIONS:

SUMMARY

2019 v. 2018
Ohio Valley generated net income of $9,907 for 2019, a decrease of $2,037, or 17.1%, from 2018.  Earnings per share were $2.08 for 2019, a decrease of 17.8% from 2018.  The decrease in net income and earnings per share for 2019 was impacted by lower net interest income and higher noninterest expense, which collectively contributed to a $2,746 decrease in earnings from 2018.  Net interest income was negatively affected by a 3.2% decrease in average earning assets, primarily from lower interest-bearing deposits with banks. Further reducing net interest income was a deposit composition shift to higher costing time and money market deposits. Higher noninterest expense was impacted primarily by a 6.0% increase in salaries and employee benefit costs and a 24.4% increase in professional fees.  These negative impacts to earnings were partially offset by higher noninterest income and stable provision expense during 2019, as compared to 2018.  Noninterest income was positively impacted by a net gain from the sale of two previously acquired branches during the fourth quarter of 2019 and lower losses on the sale of other real estate owned (“OREO”) properties, partially offset by lower tax processing fees.  The change in provision expense was minimal due to lower net charge-offs and lower criticized loans during 2019.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
The Company’s net interest income in 2019 was $43,052, representing a decrease of $674, or 1.5%, from 2018.  Average earning assets decreased during 2019 by $32,338, or 3.2%, as compared to 2018, coming primarily from interest-bearing balances with banks.  The Company’s average interest-bearing Federal Reserve clearing account decreased $36,528, or 39.0%, during 2019, due to not processing tax refunds in 2019.  Prior to 2019, the Bank had facilitated the payment of tax refunds through a third-party tax refund product provider through electronic refund check/deposit (“ERC/ERD”) transactions.  ERC/ERD transactions involved the payment of a tax refund to the taxpayer after the Bank had received the refund from the federal/state government.  ERC/ERD transactions occurred primarily during the tax refund season, typically the first quarter of each year.  In 2018, the third-party tax refund product provider elected to terminate its contract with the Bank early, effectively ceasing the receipt of future tax refunds at the end of 2018.  Due to the absence of seasonal deposits from no tax processing activity, the Bank experienced a significant decline in its average Federal Reserve Bank balances during 2019, as compared to 2018.  In addition, the Federal Reserve's action to decrease short-term interest rates by 75 basis points from August 2019 to October 2019 further limited interest earnings during the year.  Net interest income was also negatively impacted by higher interest expense on deposits, which increased over 32% during 2019.  The interest expense increase was largely from time deposits, particularly CDs, repricing at higher market rates, as well as a consumer shift to higher-costing money market deposit accounts.  The weighted average costs for time deposits and money market accounts increased 52 and 27 basis points in 2019 and 2018, respectively. Positive contributions to net interest income came primarily from the Company’s loans, with asset yields increasing 16 basis points and average balance growth of $1,865, or 0.2%, during 2019, as compared to 2018.  Average loan growth came mostly from the residential and commercial real estate loan portfolios.  While earning assets were down, the Company’s net interest margin increased in 2019, finishing at 4.51% in 2019, as compared to 4.43% in 2018.  Lower balances maintained at the Federal Reserve, which diluted the net interest margin from the previous year due to the yield on those balances being less than other earning assets, such as loans and securities, contributed the most to the increase in net interest margin.

The Company’s provision expense remained comparable to the prior year, finishing with $1,000 in provision for 2019, as compared to $1,039 in 2018.  During 2019, the Company experienced a decrease of $354 in net charge-offs, as well as the continuing trend of improved asset quality and economic risk factors, which were impacted by lower criticized assets and historical loan loss.  As a result of this risk factor improvement, the general allocations of the allowance for loan losses decreased by 17.8% from year-end 2018.  The impact from lower general allocations was partially offset by an increase in specific allocations on collateral dependent impaired loans from year-end 2018.

The Company’s noninterest income increased $228, or 2.6%, from 2018. The year-to-date increase in noninterest income was largely impacted by a net gain of $1,256 on the sale of its Mount Sterling and New Holland, Ohio branches during the fourth quarter of 2019.  The Company had previously acquired the two branches as part of its merger with Milton Bancorp, Inc., on August 5, 2016.  Lower costs on the sale of OREO, which were down by $494, or 88.4%, from 2018, also improved noninterest revenue.  Lower OREO expense in 2019 was primarily impacted by an asset write-down recorded during the fourth quarter of 2018 to lower the appraised value of one land development property.  Noninterest revenue improvement in 2019 also came from interchange income growth, which increased 6.6% from 2018, driven primarily by the rising volume of debit and credit card transactions during 2019. Partially offsetting these growth areas of noninterest income were lower revenues from tax processing fees through the Bank’s ERC/ERD transactions, which decreased $1,574 from 2018.  This was in relation to the third-party tax refund product provider terminating the Bank’s contract, as previously discussed.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

The Company’s noninterest expenses during 2019 increased $2,072, or 5.5%, from 2018. This increase was impacted by salary and employee benefit expense, which grew $1,333, or 6.0%, during 2019, as compared to 2018.  The increase was largely the result of a voluntary severance package offered to select employees meeting certain criteria during the fourth quarter of 2019.  Offering this severance package resulted in a one-time expense of $1,507. Noninterest expense growth was also affected by a $492 increase in professional fees related to higher audit and litigation legal fees.  Noninterest expense increases were partially offset by lower FDIC premium costs associated with lower assessment rates and the receipt of a portion of the Bank’s premium credit granted by the FDIC during the second half of 2019.

The Company’s provision for income taxes decreased $442 during 2019, largely due to the changes in taxable income affected by the factors mentioned above.

2018 v. 2017
Ohio Valley generated net income of $11,944 in 2018, an increase of $4,435, or 59.1%, from 2017.  Earnings per share were $2.53 for 2018, an increase of 58.1% from 2017.  The increase in net income and earnings per share for 2018 was impacted by higher net interest income and lower provision expense, which collectively contributed to a $3,518 increase in earnings over 2017.  Net interest income was positively affected by successful growth in interest earnings for both loans and interest-bearing deposits with banks driven by increases in average balances.  The reduction in provision expense from the prior year of 2017 was the result of lower general allocations in the allowance for loan losses impacted by the improvement in various economic risk factors, as well as a decline in historical loan losses.  The positive contributions from net interest income and provision expense were further enhanced by a decrease in tax expense of $2,231, or 49.7%, from 2017. This was a result of the Tax Cuts and Jobs Act (“TCJA”), enacted on December 22, 2017, which made broad and complex changes to the Internal Revenue Code, including a reduction of the federal income tax rate from 34% to 21%. These positive contributions to earnings growth were partially offset by lower noninterest income and higher noninterest expense during 2018, as compared to 2017.  Noninterest income was negatively impacted by lower bank owned life insurance (“BOLI”) earnings and higher losses on the sale of OREO properties.  Increases in noninterest expense were primarily from salaries and employee benefits.

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

The Company’s noninterest income decreased $497, or 5.3%, from 2017. The year-to-date decrease in noninterest income was impacted by BOLI and annuity asset earnings, which decreased over 41% during 2018, largely as a result of $514 in net bank owned life insurance proceeds that were collected during the prior year of 2017 in conjunction with the Company's investment in various benefit plans for its directors and key employees. Decreases in noninterest income were also impacted by a $370 increase in losses on the sale of OREO, which was primarily impacted by the lower appraised value on one land development property during the fourth quarter of 2018.  Further contributing to lower noninterest income was lower tax processing fees through the Bank’s ERC/ERD transactions, which decreased 6.7%.  Partially offsetting these decreasing factors was an increase in interchange income, which was up 8.5% from 2017, driven by the rising volume of debit and credit card transactions during 2018.

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

NET INTEREST INCOME

The most significant portion of the Company's revenue, net interest income, results from properly managing the spread between interest income on earning assets and interest expense incurred on interest-bearing liabilities.  The Company earns interest and dividend income from loans, investment securities and short-term investments while incurring interest expense on interest-bearing deposits and short- and long-term borrowings.  Net interest income is affected by changes in both the average volume and mix of assets and liabilities and the level of interest rates for financial instruments.  Changes in net interest income are measured by net interest margin and net interest spread.  Net interest margin is expressed as the percentage of net interest income to average interest-earning assets. Net interest spread is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities.  Both of these are reported on a fully tax-equivalent (“FTE”) basis.  Net interest margin exceeds the net interest rate spread because noninterest-bearing sources of funds, principally noninterest-bearing demand deposits and stockholders' equity, also support interest-earning assets. Following is a discussion of changes in interest-earning assets, interest-bearing liabilities and the associated impact on interest income and interest expense for the three years ended December 31, 2019.  Tables I and II have been prepared to summarize the significant changes outlined in this analysis.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

Net interest income in 2019 totaled $43,481 on an FTE basis, down $691, or 1.6%, from 2018. This negative change reflects the impact of a 3.2% decrease in average earning assets and a 27 basis point increase in average interest-bearing liabilities, partially offset by a 28 basis point increase in earning asset yield.  The drop in average earning assets included a $35,973, or 37.2%, year-over-year decrease in average interest-bearing balances with banks. Market rate increases during 2018 had a corresponding impact to higher average deposit costs, primarily within time and money market deposits.  The rate increases in time deposits during 2018 contributed to a higher consumer demand for CDs, which generated most of the increase in average interest-bearing liabilities. Consumer depositors also migrated to higher-costing money market accounts, which contributed to higher average costs within that deposit segment. Elevated earning asset yields were also impacted by the rise in short-term rates during 2018, which affected loans and deposits with banks. The net interest margin increase reflected a 27 basis point negative impact in funding costs completely offset by a 28 basis point positive impact from the mix and yield on earning assets and a 7 basis point increase in the benefit from noninterest-bearing funding (i.e., demand deposits and shareholders' equity).

Net interest income decreased in 2019 primarily due to the decrease in average volume of earning assets plus the increase in average cost of interest-bearing liabilities, partially offset by the increase in average earning asset yield.  The volume decrease in average earning assets was responsible for lowering FTE interest income by $568 during 2019 over 2018, while the average cost increase in average interest-bearing liabilities generated an additional $1,784 in interest expense during the same periods.  These effects were partially offset by $1,671 in additional FTE interest income from the average earning asset yield increase. Average earning assets for 2019 decreased $32,338, or 3.2%, from the prior year, mostly from interest-bearing balances with banks.  The average volume on interest-bearing balances with banks contributed most to the $374 decrease in interest income from these earning asset deposits during 2019.  Balances within interest-bearing deposits with banks are driven primarily by the Company’s interest-bearing Federal Reserve Bank clearing account.  The Company utilizes its Federal Reserve clearing account to fund earning asset growth and, prior to 2019, to manage seasonal tax refund deposits. The processing of tax refund items prior to 2019 generated a stable source of income, as the Company would experience significant levels of excess funds impacted by the large volume of ERC/ERD transactions that were maintained within its Federal Reserve clearing account. The Bank acted as the facilitator for these ERC/ERD transactions and earned a fee for each cleared item.  For the short time the Bank held such refunds, constituting noninterest-bearing deposits, the Bank would increase its deposits with the Federal Reserve. As previously mentioned, the Bank’s third-party tax refund product provider ceased utilizing the services of the Bank at the end of 2018. This absence of seasonal excess funds from no tax processing activity in 2019 led to a 39.0% decrease in average Federal Reserve Bank clearing account balances, which contributed to lower interest income. Further limiting the interest income generated by the clearing account was a reduction in short-term interest rates during 2019.  In 2018, the Federal Reserve increased short-term rates by 100 basis points, which increased the interest rate on this clearing account from 1.50% to 2.50% at year-end 2018.  Despite having lower average balances entering 2019, the average yield on this clearing account was up over the prior year.  Then, beginning in August 2019, the Federal Reserve Bank reduced short-term interest rates by 25 basis points for three consecutive months, lowering the clearing account interest rate to 1.75% at October 2019. As a result, the average yield factor on interest-bearing balances with banks had less of an impact to 2019’s earnings, growing interest income by an additional $325 in 2019, as compared to $674 in additional interest income during 2018. The volume decrease of the Bank’s Federal Reserve clearing account in 2019 led to a lower composition of average interest-bearing balances with banks, finishing at 6.3% of average earning assets in 2019, as compared to 9.7% in 2018.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

The termination of the relationship with the third-party tax refund product provider, until replaced, will continue to adversely affect the Company’s liquidity and net income.  On March 10, 2020, the Bank announced that it settled the lawsuit the Bank filed against the third-party tax refund provider alleging breach of contract.  The settlement agreement requires the third-party to make a $2,000 payment during the first quarter of 2020.  In addition, the Bank entered into a new agreement with the third-party to process future electronic refund checks and deposits presented for payment on behalf of taxpayers through accounts containing taxpayer refunds.  The new agreement provides that the Bank will process refunds for five tax seasons, beginning with the 2021 tax season and going through the 2025 tax season.  The settlement agreement is subject to the court entering a dismissal of the litigation.
Net interest income was positively impacted by loans, particularly with the change in average yield. The rise in short-term rates during 2018 had a direct impact on the repricings of a portion of the Company’s loan portfolio that benefited earnings in 2019.  This increased the average loan yield by 16 basis points to 5.94% at year-end 2019, as compared to 5.78% at year-end 2018, and also contributed to $1,283 in additional FTE interest income during 2019 over 2018. The Company also experienced average loan growth, which increased $1,865, or 0.2%, during 2019.  This growth came mostly from the residential and commercial real estate loan segments. The impact from the average volume growth in loans contributed to $108 in additional FTE interest income during 2019 over 2018.  While average loans were up only modestly in 2019, the Company also experienced a large decline in excess fund balances being maintained within the Federal Reserve Bank clearing account. As a result, the Company finished with a larger composition of average loans to average earning assets at year-end 2019 of 80.4%, as compared to 77.6% for 2018.

 Average securities of $128,391 at year-end 2019 represented a 1.4% increase from the $126,621 in average securities at year-end 2018. Average taxable securities increased 2.8% over the prior year, particularly from purchases within the agency mortgage-backed investment segment, while average tax exempt securities were down 12.0% from the prior year, largely related to maturities of state and municipal investments.  The purchases of new taxable securities combined with the significant decrease in average interest-bearing balances with banks contributed to a higher asset composition of average securities in 2019, finishing at 13.3% of average earning assets at year-end 2019, as compared to 12.7% at year-end 2018.  Management continues to focus on generating loan growth as loans provide the greatest return to the Company. Management maintains securities at a dollar level adequate enough to provide ample liquidity and cover pledging requirements.

Net interest income was negatively impacted by an upward movement in the average cost of interest-bearing liabilities, particularly time deposits. With average year-to-date loan balances still up over the previous year, the Company utilized more CD balances as a funding source to help keep pace with earning assets.  Short-term rate increases from 2018 have had an impact on the repricing of CD rates and have generated more of a consumer demand to invest in a CD product.  The average cost of time deposits increased 52 basis points from 1.43% in 2018 to 1.95% in 2019, which generated $1,125 in additional interest expense for the year.  To a smaller extent, the volume impact from average time deposit growth of $5,664, or 2.7%, generated $83 in additional interest expense for the year. The growth in time deposits led to an increase in the composition of average time deposits to interest-bearing liabilities from 31.9% at year-end 2018 to 32.6% at year-end 2018.

The Company’s core deposit segment of interest-bearing liabilities consists of negotiable order of withdrawal (“NOW”), savings and money market accounts.  During 2019, average balances on these deposits remained relatively stable, increasing $515, or 0.1%, and together represented 60.5% of average interest-bearing liabilities in 2019, as compared to 60.7% in 2018.  As a result, the impact to interest expense from this stable movement of average balances was minimal.  However, interest expense was significantly impacted by an increase in the average costs of this core group of interest-bearing liabilities, particularly money market accounts. In the fourth quarter of 2018, a new money market product was introduced in an effort to attract new deposits.  The account offers a more competitive rate that is higher than the Company’s prior money market account.  In addition to attracting new deposits, existing savings and money market accounts have migrated to the new product.  This caused the average cost of savings and money market accounts to increase from 0.28% in 2018 to 0.55% in 2019, which generated $631 in additional interest expense for the year.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

In addition, the Company’s other borrowings and subordinated debentures collectively decreased $3,117, or 6.4%, during 2019.  The decrease was related to the principal repayments applied to various FHLB advances. Borrowings and subordinated debentures continue to represent the smallest composition of average interest-bearing liabilities, finishing at 7.0% and 7.5% at the end of 2019 and 2018, respectively.

Comparing 2018 to 2017, net interest income of $44,172 on an FTE basis increased $1,661, or 3.9%. This change reflects the impact of a 5.4% increase in average earning assets and a 7 basis point increase in earning asset yield, partially offset by a 20 basis point cost increase in average interest-bearing liabilities.  Average earning asset growth included a $30,610, or 46.3%, increase in average interest-bearing balances with banks and a $20,791, or 2.8%, increase in average loans. Earning asset yields were largely impacted by the rise in short-term rates during 2018, which affected loans and deposits with banks. Market rate increases during 2018 also had a corresponding impact to higher average deposit costs, primarily within time deposits.  The rate increases in time deposits during 2018 contributed to a higher consumer demand for those products, particularly CDs, which generated most of the average interest-bearing liability increase.  The net interest margin decrease reflected a 20 basis point negative impact in funding costs partially offset by a 7 basis point positive impact from the mix and yield on earning assets and a 7 basis point increase in the benefit from noninterest-bearing funding (i.e., demand deposits and shareholders' equity).

The increase in average volume and yield of earning assets, partially offset by the increase in average cost of interest-bearing liabilities was key to the success of 2018’s net interest income improvement.  The volume increase in average earning assets was responsible for producing $1,527 in additional FTE interest income during 2018 over 2017, while the average yield increase generated an additional $1,630 in FTE interest income during the same periods.  These effects were partially offset by $1,243 in additional interest expense from the average cost increase in average interest-bearing liabilities. Average earning assets for 2018 increased $50,982, or 5.4%, from the prior year, led by interest-bearing balances with banks, which increased $30,610, or 46.3%.  More so, the average yield on interest-bearing balances with banks contributed most to the $1,039 increase in interest income from these earning asset deposits during 2018.  Balances within interest-bearing deposits with banks are driven primarily by the Company’s interest-bearing Federal Reserve Bank clearing account.  During 2018, the Company utilized its Federal Reserve clearing account to manage seasonal tax refund deposits and fund earning asset growth.  Average Federal Reserve Bank clearing account balances grew 48.3% during 2018, which contributed to higher interest income.  Furthermore, this interest-bearing account carried an interest rate of 1.50% at December 2017. During 2018, the Federal Reserve increased short-term rates by 25 basis points in each of March, June, September and December to reach 2.50% at December 31, 2018.  The timing of the December 2017 and March 2018 rate adjustments benefited the Company, as it entered into the first quarter of 2018 experiencing significant levels of excess funds impacted by the large volume of ERC/ERD transactions that were maintained within the Federal Reserve clearing account.  As previously mentioned, these ERC/ERD deposits occur primarily during the first half of the year and were the result of the Bank’s relationship with a third-party tax refund product provider.  The Bank was able to redeploy some of these excess funds from its Federal Reserve Bank clearing account to help manage the loan growth that was evident in 2018.  However, the average growth in total deposits exceeded the average growth in loans, which produced a higher composition of average interest-bearing balances with banks, finishing at 9.7% of average earning assets in 2018, as compared to 7.0% in 2017.

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

Average interest-bearing liabilities increased $23,842, or 3.8%, from 2017 to 2018.  The growth in interest-bearing deposits during 2018 was mostly from average time deposits, which grew $20,679, or 10.9%, during 2018, impacted by a consumer demand increase for CDs and a special CD offering during the second half of 2017 that impacted additional average retail funds in 2018. The growth in time deposits resulted in the composition of average time deposits to interest-bearing liabilities trending upward to 31.9% and 29.8% of total interest-bearing liabilities at year-end 2018 and 2017, respectively. The growth in earning assets during 2017 and 2018 caused the Company to use more of its time deposits as funding sources, which contributed to higher composition levels.  The higher average cost associated with time deposits, combined with higher portfolio balances in 2018, contributed to the majority of the interest expense increase of 2018.

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

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
CONSOLIDATED AVERAGE BALANCE SHEET & ANALYSIS OF NET INTEREST INCOME

	December 31
Table I	2019			2018			2017
(dollars in thousands)	Average Balance	Income/ Expense	Yield/ Average	Average Balance	Income/ Expense	Yield/ Average	Average Balance	Income/ Expense	Yield/ Average
Assets
Interest-earning assets:
Interest-bearing balances with banks	$60,796	$1,272	2.09%	$96,769	$1,646	1.70%	$66,159	$607	0.92%
Securities:
Taxable	117,530	2,935	2.50	114,278	2,817	2.46	113,699	2,508	2.21
Tax exempt	10,861	432	3.98	12,343	464	3.76	13,341	617	4.63
Loans	775,860	46,107	5.94	773,995	44,716	5.78	753,204	42,754	5.68
Total interest-earning assets	965,047	50,746	5.26%	997,385	49,643	4.98%	946,403	46,486	4.91%

Noninterest-earning assets:
Cash and due from banks	12,259			13,027			12,235
Other nonearning assets	65,397			60,825			62,867
Allowance for loan losses	(7,473)			(7,981)			(7,390)
Total noninterest-earning assets …	70,183			65,871			67,712
Total assets	$1,035,230			$1,063,256			$1,014,115

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
NOW accounts	$162,910	$538	0.33%	$162,899	$508	0.31%	$157,796	$464	0.29%
Savings and money market	236,496	1,290	0.55	235,992	657	0.28	239,236	575	0.24
Time deposits	215,378	4,198	1.95	209,714	2,990	1.43	189,035	1,804	0.95
Other borrowed money	37,350	883	2.37	40,467	986	2.44	39,163	884	2.26
Subordinated debentures	8,500	356	4.18	8,500	330	3.89	8,500	248	2.91
Total int.-bearing liabilities	660,634	7,265	1.10%	657,572	5,471	0.83%	633,730	3,975	0.63%

Noninterest-bearing liabilities:
Demand deposit accounts	235,616			278,034			259,160
Other liabilities	16,666			15,257			13,115
Total noninterest-bearing liabilities	252,282			293,291			272,275

Shareholders’ equity	122,314			112,393			108,110
Total liabilities and shareholders’ equity	$1,035,230			$1,063,256			$1,014,115

Net interest earnings		$43,481			$44,172			$42,511
Net interest earnings as a percent of interest-earning assets			4.51%			4.43%			4.49%
Net interest rate spread			4.16%			4.15%			4.28%
Average interest-bearing liabilities to average earning assets			68.46%			65.93%			66.96%

Fully taxable equivalent yields are reported for tax exempt securities and loans and calculated assuming a 21% tax rate in 2019 and 2018 and a 34% tax rate in 2017, net of nondeductible interest expense. Tax-equivalent adjustments for securities during the years ended December 31, 2019, 2018 and 2017 totaled $88, $95, and $206, respectively. Tax-equivalent adjustments for loans during the years ended December 31, 2019, 2018 and 2017 totaled $341, $351, and $572, respectively. Average balances are computed on an average daily basis. The average balance for available for sale securities includes the market value adjustment. However, the calculated yield is based on the securities’ amortized cost. Average loan balances include nonaccruing loans. Loan income includes cash received on nonaccruing loans.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

RATE VOLUME ANALYSIS OF CHANGES IN INTEREST INCOME & EXPENSE
Table II
(dollars in thousands)	2019			2018
	Increase (Decrease) From Previous Year Due to			Increase (Decrease) From Previous Year Due to
	Volume	Yield/Rate	Total	Volume	Yield/Rate	Total
Interest income
Interest-bearing balances with banks	$(699)	$325	$(374)	$365	$674	$1,039
Securities:
Taxable	81	37	118	13	296	309
Tax exempt	(58)	26	(32)	(44)	(109)	(153)
Loans	108	1,283	1,391	1,193	769	1,962
Total interest income	(568)	1,671	1,103	1,527	1,630	3,157

Interest expense
NOW accounts	----	30	30	16	28	44
Savings and money market	2	631	633	(8)	90	82
Time deposits	83	1,125	1,208	215	971	1,186
Other borrowed money	(75)	(28)	(103)	30	72	102
Subordinated debentures	----	26	26	----	82	82
Total interest expense	10	1,784	1,794	253	1,243	1,496
Net interest earnings	$(578)	$(113)	$(691)	$1,274	$387	$1,661

The change in interest due to volume and rate is determined as follows: Volume Variance - change in volume multiplied by the previous year's rate; Yield/Rate Variance - change in rate multiplied by the previous year's volume; Total Variance –change in volume multiplied by the change in rate. The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion  to the relationship  of the absolute dollar   amounts of the change  in  each.  The tax exempt securities and loan income is presented  on an FTE basis. FTE yield assumes a 21% tax rate in 2019 and 2018 and a 34% tax rate in 2017, net of related nondeductible interest expense.

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

During 2019, total interest income on average earning assets increased $1,120, or 2.3%, as compared to 2018.  During 2018, total interest income on average earning assets increased $3,489, or 7.6%, as compared to 2017.  The changes in interest income during both comparison periods were impacted most by the commercial loan portfolio, which portfolio saw improved asset yields during 2019 and 2018 as a result of the rise in interest rates in 2018.  The earnings from elevated commercial loan yields in 2019 completely offset a decrease in average commercial loan balances in 2019, which were down 0.6% from 2018. This is compared to a 4.7% increase in average commercial loan balances during 2018.  As a result, commercial interest and fee revenue grew by $846, or 4.4%, and $1,729, or 9.8%, during 2019 and 2018, respectively.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

The Company’s interest and fees from its residential real estate loan portfolio increased by $308, or 2.3%, during 2019, but decreased $33, or 0.3%, during 2018. This increase was largely the result of an increase in the Bank's warehouse lending volume. Warehouse lending consists of a line of credit provided by the Bank to another mortgage lender that makes loans for the purchase of one- to four-family residential real estate properties. The mortgage lender eventually sells the loans and repays the Bank. Average warehouse lending balances increased from $8,264 in 2018 to $22,029 in 2019.  Positive earnings from higher warehouse lending volume completely offset the negative impacts from decreases in other residential real estate assets.  The Company continues to experience continued payoffs and maturities of both long-term fixed-rate mortgages and short-term adjustable-rate mortgages during both 2019 and 2018.  Furthermore, the Company continues to sell a portion of its long-term, fixed-rate real estate loans to the Federal Home Loan Mortgage Corporation, while retaining the servicing rights for those mortgages.  While this strategy has generated loan sale and servicing fee revenue within noninterest income, it has also limited interest and fee revenues during 2019 and 2018.

In 2019, consumer loan interest and fees increased $247, or 2.1%, as compared to 2018, and increased $487, or 4.3%, during 2018, as compared to 2017. This was impacted mostly by the average balance growth associated with increased home equity loan balances, as well as all-terrain and recreational vehicle loan financings. While growth in average automobile loans had a positive impact to earnings during 2018, the portfolio has since decreased, limiting the growth in consumer loan revenue for 2019.

The Company’s interest income from taxable investment securities increased $118, or 4.2%, in 2019 and $309, or 12.3%, in 2018.  Average balances grew during 2019 and 2018 from increased purchases of U.S. Government sponsored entity securities and Agency mortgage-backed securities.   Interest income on taxable securities was positively affected by a 4 basis point increase in yield from 2018 to 2019, and a 25 basis point increase in yield from 2017 to 2018.  This was primarily due to investment purchases and reinvestment of maturities at market rates higher than the average portfolio yield.

Total interest expense incurred on the Company’s interest-bearing liabilities increased $1,794, or 32.8%, during 2019, and increased $1,496, or 37.6%, during 2018, primarily from interest expense on deposits, particularly time deposits and money market accounts.  The Company’s strategy continues to focus on funding earning asset growth with lower cost, core deposit funding sources to further reduce, or limit growth in, interest expense. However, with the improvement in average loan balances in 2019 and 2018, the Company utilized more CD balances as a funding source. In addition, market rates on the Company’s CDs repriced at higher rates impacted by the ongoing short-term rate increases in 2018, which contributed to more consumer demand for CDs during both 2018 and 2019. The Company also experienced a composition shift within its money market portfolio, which has led to higher interest expense. As previously mentioned, a new money market product was introduced in the fourth quarter of 2018. Due to the new account offering a more competitive rate than the previous money market account, consumers migrated to this new product in 2019. Although the composition of average interest-bearing deposits consists mostly of lower-costing NOW, savings and money market balances, the Company’s weighted average costs still increased in 2019.  This was primarily from an increasing consumer demand of higher-costing CDs and a composition shift to the new higher-costing money market deposit product.  These factors contributed to an increase in the Company’s weighted average costs from 0.83% at year-end 2018 to 1.10% at year-end 2019, and from 0.63% at year-end 2017 to 0.83% at year-end 2018.

The Company’s interest expenses were also impacted by other borrowed money and subordinated debentures, which were down collectively by $77, or 5.9%, during the year ended 2019.  This decrease primarily resulted from the average balance decrease in FHLB borrowings caused by principal repayments.  Conversely, during the year ended 2018, interest expense from these funding sources were up collectively by $184, or 16.3%, during the year ended 2018.  The increase was primarily from the average growth in FHLB borrowings, which were used to fund the purchases of specific earning assets that were originated during both 2018 and 2017.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

During 2019, the Company’s net interest margin benefited from a smaller composition of interest-bearing balances being maintained at the Federal Reserve yielding just 1.75%. In prior years, the higher balances being maintained at the Federal Reserve diluted the net interest margin due to the yield on those balances being less than other earning assets, such as loans and securities.  Also during 2019, the Company maintained most of its deposit mix in lower-cost core deposits. These factors were key to completely offsetting the negative impacts of growing interest costs associated with CDs and money market accounts. This contributed to net interest margin improvement from 4.43% in 2018 to 4.51% in 2019. Conversely, the Company experienced an over 46% increase in interest-bearing Federal Reserve balances in 2018 yielding just 2.5%, which effectively diluted the margin in 2018. Also, the Company utilized more of its higher-costing time deposits in 2018 to fund earning asset growth causing the average cost of funds to grow by 20 basis points during that time.  As a result, the net interest margin for 2018 compressed from 4.49% in 2017 to 4.43% in 2018.  The Company will continue to face pressure on its net interest income and margin improvement if loan balances do not continue to expand and become a larger component of overall earning assets.  Although rate repricings on CDs slowed towards the end of 2019, loan demand decreased during the second half of 2019, causing the pace of average loan growth over 2018 to compress during such period.  The Company will continue to focus on investing its funds into higher-yielding assets, particularly loans, as opportunities arise.

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

The Company’s provision expense during the years ended 2019, 2018 and 2017 totaled $1,000, $1,039 and $2,564, respectively.  These results yielded a $39 decrease in provision expense from 2018 to 2019, and a $1,525 decrease in provision expense from 2017 to 2018.  Provision expense in 2019 remained comparable to 2018 largely due to an increase in specific allocations being offset by decreases in net charge-offs, general allocations and a decline in loan balances. Specific allocations of the allowance for loan losses identify loan impairment by measuring fair value of the underlying collateral and the present value of estimated future cash flows.  When re-evaluating impaired loan balances to their corresponding collateral values at December 31, 2019, a specific allocation of $807 was needed to fund the allowance for loan losses within the commercial real estate, commercial and industrial, and consumer loan segments.  This reserve allocation was impacted mostly by two impaired loan relationships and required a corresponding increase to provision for loan losses expense.  As a result, specific allocations increased by $709 from year-end 2018 to year-end 2019.

The increase in specific reserves during 2019 was partially offset by a $354, or 19.6%, decrease in net-charge offs.  Gross charge-offs increased $1,492 during 2019, primarily from charge-offs recorded on one commercial and industrial loan relationship in September 2019. Gross recoveries increased $1,846 during 2019, primarily from two large commercial real estate recoveries in December 2019.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

Further offsetting the impact of higher specific reserves in 2019 was lower general allocations. The Company’s general allocation evaluates several factors that include: average historical loan loss trends, credit risk, regional unemployment conditions, asset quality, and changes in classified and criticized assets. At December 31, 2019, general allocations decreased $1,165, or 17.6%, from $6,630 at December 31, 2018 to $5,465 at December 31, 2019. In association with heightened recoveries, the Company’s average historical loan loss factors continued to trend down in 2019, while its criticized asset risk factor decreased, as well.  This, combined with a general decline in loan portfolio balances, contributed to lower general allocations at year-end 2019. Partially offsetting these positive factors to general reserves were increases in classified assets and nonperforming levels. The Company’s nonperforming loans to total loans were 1.30% at year-end 2019, as compared to 1.25% at year-end 2018, while nonperforming assets to total assets were 1.04% at year-end 2019 and 0.99% at year-end 2018.  The reduction in general reserves contributed to lower provision expense during 2019, as compared to 2018.

The decrease in provision expense in 2018 was mostly impacted by reduced general allocations of the allowance for loan losses. The Company’s average historical loan loss factors continued to trend down while its classified asset risk factor decreased in 2018, as well.  Furthermore, the Company’s nonperforming loans to total loans improved from 1.36% to at year-end 2017 to 1.25% at year-end 2018, while nonperforming assets to total assets improved from 1.17% to 0.99% during the same period.  As a result, general allocations totaled $6,630 at December 31, 2018, as compared to $7,405 at December 31, 2017, with the decrease coming primarily within the commercial real estate loan portfolio segment. Specific allocations of the allowance for loan losses remained comparable from 2017 to 2018.

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

Management believes that the allowance for loan losses was adequate at December 31, 2019 and reflected probable incurred losses in the portfolio.  The allowance for loan losses was 0.81% of total loans at December 31, 2019, as compared to 0.87% at December 31, 2018 and 0.97% at December 31, 2017.  Future provisions to the allowance for loan losses will continue to be based on management’s quarterly in-depth evaluation that is discussed in further detail under the caption “Critical Accounting Policies - Allowance for Loan Losses” within this Management’s Discussion and Analysis.

NONINTEREST INCOME

During 2019, total noninterest income increased $228, or 2.6%, as compared to 2018.  The increase in noninterest revenue was primarily impacted by a net gain on the sale of the Company’s Mount Sterling and New Holland, Ohio branches.  Mount Sterling and New Holland were two of five full-service offices that were acquired as part of the Company’s merger with Milton Bancorp, Inc., in August 2016. Mount Sterling and New Holland served the outlying market areas of Madison County and Pickaway County, in Ohio, respectively, while the remaining branches served the core market area of Jackson County, Ohio. The decision to sell was driven by the distance of these two branches from the Company’s central market area.  As a result, the Company sold both branches to North Valley Bank on December 6, 2019, which yielded a net gain of $1,256.  This gain was related to a 5% premium on the deposits that were sold.

Also contributing to the increase in noninterest income were lower losses on OREO properties, which finished with a net loss of $65 at year-end 2019, as compared to a net loss of $559 at year-end 2018.  OREO losses were elevated in 2018 mostly from the liquidation of one foreclosed land development property during the fourth quarter of 2018 that resulted in a loss on sale of $594.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
Noninterest income was also positively impacted in 2019 by an increase in the Company’s interchange income, as the volume of transactions and new card issuances of its debit and credit card products continue to grow.  The Company has also been successful in promoting the use of both debit and credit cards by offering incentives that permit their users to redeem accumulated points for merchandise, as well as cash incentives. As a result, debit and credit card interchange income increased $243, or 6.6%, during 2019, as compared to 2018. While incenting debit and credit card customers has increased customer use of electronic payments, which has contributed to higher interchange revenue, the strategy also fits well with the Company's emphasis on growing and enhancing its customer relationships.

Partially offsetting these positive contributors to noninterest income in 2019 was a reduction in seasonal tax refund processing revenue classified as ERC/ERD fees.  During the year ended 2019, the Company’s ERC/ERD fees decreased by $1,574, or 99.7%, as compared to the same period in 2018. As previously mentioned, the Bank’s third-party tax refund product provider ceased utilizing the services of the Bank at the end of 2018.

The Company’s remaining noninterest income categories were down $191, or 4.5%, during the year ended 2019 as compared to 2018.  This was in large part due to a $114 decrease in overdraft income in 2019 impacted by a lower volume of non-sufficient fund activity.  Furthermore, interest rate swap revenue decreased $84 in 2019 due to lower fees resulting from a large origination in 2018.  The Company utilizes interest rate swaps to satisfy the desire of large commercial customers to have a fixed-rate loan while permitting the Company to originate a variable-rate loan, which helps mitigate interest rate risk.  In association with establishing an interest rate swap agreement, the Company earns a swap fee at the time of origination.  The dollar amount of originations decreased during 2019, causing lower fee revenue.

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

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
Partially offsetting the negative effects to noninterest income in 2018 was an increase in the Company’s interchange income from 2017, as the transaction volume associated with its debit and credit card products continued to grow.  Card transactions came mostly from restaurant, gasoline and retail store purchases.  Debit and credit card interchange income increased $286, or 8.5%, during 2018, as compared to 2017.

Positive increases to noninterest income in 2018 also came from the Company’s interest rate swap revenue. The increase in transactions involving an interest rate swap during 2018 led to swap fees totaling $114 during the year ended December 31, 2018.  As a result, interest rate swap revenue improved to $139 during 2018, as compared to $42 during 2017.

The Company’s remaining noninterest income categories were up $112, or 3.4%, during the year ended 2018 as compared to 2017, in large part due to higher mortgage banking income.

NONINTEREST EXPENSE

Management continues to work diligently to minimize the growth in noninterest expense.  For 2019, total noninterest expense increased $2,072, or 5.5%, as compared to 2018.  The increase was mostly from salaries and employee benefits, the Company’s largest noninterest expense item.  During the year ended December 31, 2019, salaries and employee benefits increased $1,333, or 6.0%, as compared to the same period in 2018.  During the fourth quarter of 2019, the Company offered a voluntary severance package to select employees meeting certain criteria in their job positions. Those that accepted the early retirement package retired effective 12/31/19.  In connection with this severance package, the Company incurred a one-time expense of $1,507 in December 2019. While the severance expense was a significant cost to the Company in 2019, it is expected to lower salaries and employee benefit costs going forward.  Absent the severance payout, salaries and employee benefit expense would have decreased in 2019, as compared to 2018, primarily due to the lower number of employees in 2019, which more than offset the expenses associated with annual merit increases and higher insurance expense.

The Company also experienced an increase in professional fees, which grew $492, or 24.4%, during 2019, as compared to 2018.  The increase in professional fees was mostly affected by legal expenses associated with the Bank’s lawsuit against the third-party tax software product provider related to the early termination of the Bank’s tax refund processing contract.

Further increasing noninterest expense was higher software costs, which increased $172, or 11.2%, during 2019, as compared to 2018.  This was largely impacted by the disposal of various pieces of incompatible software during the fourth quarter of 2019.

Partially offsetting the increase noninterest expense in 2019 were lower FDIC premiums. FDIC premium expense decreased $334, or 74.7%, during 2019, as compared to 2018. The decrease in premium expense was primarily related to lower assessment rates in 2019. FDIC assessments were further reduced by the FDIC crediting back a portion of the Bank’s premium because the Deposit Insurance Fund (“DIF”) exceeded the statutory minimum of 1.35%.  As a result, the FDIC issued credits to banks with assets of less than $10 billion. The credits were based on the portion of bank assessments that had contributed to the successful DIF level. The FDIC calculated the Bank’s associated credit to be $253. In September and December 2019, the Bank was able to utilize $138 of its FDIC credit to fully absorb its third and fourth quarter 2019 FDIC assessments. The Bank anticipates utilizing the $115 in remaining FDIC credits to fully absorb its first quarter 2020 FDIC assessment, and a portion of its second quarter 2020 assessment.

Data processing expenses also provided cost savings to the Company’s overhead, decreasing $119, or 5.6%, in 2019, as compared to 2018. The impact was primarily from nonrecurring transition costs associated with changing debit card processing providers in 2018.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
Other noninterest expenses increased $311, or 6.0%, during 2019, as compared to 2018.  This increase was impacted by various activities, including consulting fees (up $90), fraudulent expense (up $74), customer incentives (up $68), examination costs (up $38), and loan expense (up $29).  Increases in consulting fees were largely associated with the branch sale of the Mount Sterling and New Holland offices.  The increase in fraudulent expenses was primarily the result of increased consumer spending on retail transactions.  Customer incentive costs continued to trend higher during 2019 as part of management’s emphasis on further building and maintaining core deposit relationships while increasing interchange revenue.  Examination costs were impacted by an increase in annual assessments on Ohio-chartered banks during the second half of 2019, as well as higher trust department examination costs.

The remaining noninterest expense categories increased $217, or 5.5%, during the year-ended 2019, as compared to 2018.  The increases were primarily from higher costs associated with occupancy, furniture and equipment, marketing and intangible amortization expense.

Total noninterest expense in 2018 increased $817, or 2.2%.  The increase was mostly from salaries and employee benefits, the Company’s largest noninterest expense item.  During the year ended December 31, 2018, salaries and employee benefits increased $1,382, or 6.6%, as compared to the same period in 2017.  The increase was largely from employee compensation costs associated with annual merit increases and higher insurance expense.

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

Other noninterest expenses decreased $238, or 4.3%, during 2018, as compared to 2017.  This decrease was impacted by various activities, including OREO maintenance (down $288) and consulting fees (down $81), partially offset by customer incentives (up $114) and state examination costs (up $45).  OREO maintenance deals with the costs associated with property assets that have been acquired through foreclosure.  For 2018, these expenses included the costs of maintaining various commercial real estate properties, which consist of taxes, management fees and general maintenance.  Decreases in consulting fees were associated with credit card revenue enhancement strategies that were incurred during 2017.  Customer incentive costs also increased during 2018 as part of management’s core deposit relationship strategy.  Higher state examination costs are a result of the reinstatement of annual assessments on Ohio-chartered banks during the fourth quarter of 2017.  Due to the timing of reinstatement, the annual assessment by the Ohio Division of Financial Institutions covered all of 2018, as compared to just the second half of 2017.

The remaining noninterest expense categories decreased $33, or 0.5%, during the year-ended 2018, as compared to 2017.  The decreases were primarily due to lower building and equipment costs, as well as lower costs related to assets in process of foreclosure.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
The Company's efficiency ratio is defined as noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income. The effects from provision expense are excluded from the efficiency ratio. Management continues to place emphasis on managing its balance sheet mix and interest rate sensitivity as well as developing more innovative ways to generate noninterest revenue. During 2019, the Company’s net interest income finished below the previous year primarily due to a decrease in average earning assets combined with higher deposit costs related to CDs and money market accounts. Furthermore, noninterest expenses increased 5.5%, outpacing the 2.6% growth in noninterest revenue.  As a result, the Company's efficiency number increased (regressed) from 70.47% at December 31, 2018 to 75.02% at December 31, 2019. During 2018, the Company was successful in generating more net interest income primarily due to higher average earning assets and increases in short-term market rates, but experienced margin compression due to larger amounts of excess deposits being maintained in lower-yielding asset accounts. Furthermore, noninterest revenue decreased 5.3% during 2018, which, when combined with net interest income, lowered the overall revenue growth pace to a level comparable to the pace of growth in overhead expense.  As a result, the Company's efficiency number improved just slightly to 70.47% at December 31, 2018, as compared to 70.48% at December 31, 2017.

PROVISION FOR INCOME TAXES

The provision for income taxes during 2019 totaled $1,813 compared to $2,255 in 2018 and $4,486 in 2017.  The effective tax rates for 2019, 2018 and 2017 were 15.5%, 15.9% and 37.4%, respectively. The change in the effective tax rate from 2018 to 2019 was minimal. The decline in the effective tax rate from 2017 to 2018 reflects the changes made by the TCJA, which was enacted on December 22, 2017.  The TCJA provided for a reduction in the corporate federal income tax rate from 34% to 21% effective January 1, 2018, as well as the introduction of business-related exclusions, deductions and credits.  The higher effective tax rate from 2017 was the result of a $1,783 tax expense adjustment related to the TCJA.  During the fourth quarter of 2017, the Company’s deferred tax assets and liabilities had to be revalued using the 21% federal tax rate.

FINANCIAL CONDITION:

CASH AND CASH EQUIVALENTS

The Company’s cash and cash equivalents consist of cash, as well as interest- and non-interest bearing balances due from banks.  The amounts of cash and cash equivalents fluctuate on a daily basis due to customer activity and liquidity needs.  At December 31, 2019, cash and cash equivalents had decreased $18,824, or 26.4%, to finish at $52,356, as compared to $71,180 at December 31, 2018.  The decrease in cash and cash equivalents came mostly from the Company’s interest-bearing Federal Reserve Bank clearing account, impacted by the sale of Mount Sterling and New Holland, Ohio branches to North Valley Bank in December 2019.  As part of the sale, the Company funded the transfer of $26,000 in deposits to North Valley Bank in exchange for a 5% deposit premium. At December 31, 2019, the Company’s interest-bearing Federal Reserve Bank clearing account represented over 72% of cash and cash equivalents. The Company utilizes its interest-bearing Federal Reserve Bank clearing account to manage excess funds, as well as to assist in funding earning asset growth. Prior to 2019, the Federal Reserve clearing account was also used to maintain seasonal tax refund deposits associated with the Bank’s tax processing activity.  In 2018, the Company was informed by its third-party tax refund product provider that the provider would cease utilizing the services of the Bank by the end of 2018, before the contract expiration date of December 31, 2019. With the elimination of this seasonal activity in 2019, the amount of excess funds that had traditionally been available to the Bank in previous years was significantly lower during 2019. The interest rate paid on both the required and excess reserve balances of the Federal Reserve Bank account is based on the targeted federal funds rate established by the Federal Open Market Committee.  During 2018, the rate associated with the Company’s Federal Reserve Bank clearing account increased 100 basis points to 2.5% as a result of the Federal Reserve’s action to increase short-term market rates.  The clearing account’s interest rate remained at 2.5% through the first half of 2019. During the second half of 2019, the Federal Reserve took action to reduce short-term market rates by 75 basis points, which lowered the Company’s Federal Reserve clearing account rate down to 1.75% at December 31, 2019.  Although considered nominal, the Federal Reserve Bank clearing account’s current rate of 1.75% is higher than the rate the Company would have received from its investments in federal funds sold. Furthermore, Federal Reserve Bank balances are 100% secured.  The positive impact from 2018’s short-term rate increases did not translate to higher interest revenue from the Federal Reserve Bank clearing account due to the significant decline in seasonal tax deposits from a year ago.

As liquidity levels vary continuously based on consumer activities, amounts of cash and cash equivalents can vary widely at any given point in time. The Company’s focus will be to invest available funds into longer-term, higher-yielding assets, primarily loans, when the opportunities arise.  The Bank anticipates that the new tax processing agreement it has entered into with a third-party, as discussed above, will [materially] improve its liquidity levels during the term of that agreement. Further information regarding the Company’s liquidity can be found under the caption “Liquidity” in this Management’s Discussion and Analysis.

CERTIFICATES OF DEPOSIT IN FINANCIAL INSTITUTIONS

At December 31, 2019, the Company had $2,360 in certificates of deposit owned by the Captive, up $295, or 14.3%, from year-end 2018. The deposits on hand at December 31, 2019 consist of ten certificates with remaining maturity terms ranging from less than 12 months up to 33 months.

SECURITIES

Management's goal in structuring the portfolio is to maintain a prudent level of liquidity while providing an acceptable rate of return without sacrificing asset quality.  During 2019, the balance of total securities decreased $629, or 0.5%, compared to year-end 2018. The Company’s investment securities portfolio is made up mostly of Agency mortgage-backed securities, representing 75.5% of total investments at December 31, 2019. During the year ended 2019, the Company invested $20,127 in new Agency mortgage-backed securities, while receiving principal repayments of $19,937. The monthly repayment of principal has been the primary advantage of Agency mortgage-backed securities as compared to other types of investment securities, which deliver proceeds upon maturity or call date. The Company also experienced increased maturities and principal repayments associated with its state and municipal security portfolio, which decreased $3,782, or 23.9%, compared to year-end 2018.

Investment Portfolio Composition
at December 31, 2019	at December 31, 2018

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

SECURITIES
Table III

	MATURING
As of December 31, 2019	Within One Year		After One but Within Five Years		After Five but Within Ten Years			After Ten Years
(dollars in thousands)	Amount	Yield	Amount	Yield	Amount		Yield	Amount		Yield

U.S. Government sponsored entity securities	$3,413	2.15%	$13,323	2.35%	$	----	----	$	----	----
Obligations of states and political subdivisions	644	3.35%	6,813	5.05%		4,945	5.58%		----	----
Agency mortgage-backed securities, residential	676	3.45%	78,080	2.54%		9,828	2.50%		----	----
Total securities	$4,733	2.50%	$98,216	2.69%		$14,773	3.53%	$	----	----

Tax-equivalent adjustments of $88 have been made in calculating yields on obligations of states and political subdivisions using a 21% rate. Weighted average yields are calculated on the basis of the cost and effective yields weighted for the scheduled maturity of each security. Mortgage-backed securities, which have prepayment provisions, are assigned to a maturity category based on estimated average lives. Securities are shown at their fair values, which include the market value adjustments for available for sale securities.

In addition, decreasing market rates during 2019 led to a $3,371 decrease in the net unrealized loss position associated with the Company’s available for sale securities, which increased the fair value of securities at December 31, 2019.  The fair value of an investment security moves inversely to interest rates, so as rates decreased, the unrealized loss in the portfolio was reduced. These changes in rates are typical and do not impact earnings of the Company as long as the securities are held to full maturity.

 Management has not had to sell a debt security during 2019 and 2018 in order to maintain sufficient liquidity, as maturing securities have historically accomplished this.

Prior to 2017, the reinvestment rates on debt securities had shown limited returns due to a sustained low rate environment.  The weighted average FTE yield on debt securities was 2.29% at ear-end 2017.  Short-term rate increases of 75 basis points in 2017 and 100 basis points in 2018 have had a lagging, but positive impact to the yield on average securities.  As a result, the weighted average FTE yield on debt securities has steadily improved to 2.46% at December 31, 2019, as compared to 2.39% at December 31, 2018 and 2.29% at December 31, 2017. While the return performance of debt securities has improved, the Company’s focus will still be to generate interest revenue primarily through loan growth, as loans generate the highest yields of total earning assets.  Table III provides a summary of the securities portfolio by category and remaining contractual maturity.  Issues classified as equity securities have no stated maturity date and are not included in Table III.

LOANS

In 2019, the Company's primary category of earning assets and most significant source of interest income, total loans, decreased $4,278, or 0.6%, to finish at $772,774.  The decrease in loan balances from year-end 2018 came primarily from the commercial and consumer loan portfolios, being partially offset by balance increases in the residential real estate loan portfolio.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
Management continues to place emphasis on its commercial lending, which generally yields a higher return on investment as compared to other types of loans. The commercial lending segment decreased $7,444, or 2.3%, from year-end 2018, which came mostly from the commercial and industrial loan portfolio, which decreased $13,220, or 11.7%, from year-end 2018. Over half of the decrease came from the charge-offs and payoffs of several loans from three commercial borrower relationships.  Commercial and industrial loans consist of loans to corporate borrowers primarily in small to mid-sized industrial and commercial companies that include service, retail and wholesale merchants. Collateral securing these loans includes equipment, inventory, and stock. The commercial real estate loan segment comprises the largest portion of the Company's total commercial loan portfolio at December 31, 2019, representing 69.0%.  Commercial real estate consists of owner-occupied, nonowner-occupied and construction loans. Owner-occupied loans consist of nonfarm, nonresidential properties.  A commercial owner-occupied loan is a borrower purchased building or space for which the repayment of principal is dependent upon cash flows from the ongoing operations conducted by the party, or an affiliate of the party, who owns the property.  Owner-occupied loans of the Company include loans secured by hospitals, churches, and hardware and convenience stores.  Nonowner-occupied loans are property loans for which the repayment of principal is dependent upon rental income associated with the property or the subsequent sale of the property, such as apartment buildings, condominiums, hotels and motels.  These loans are primarily impacted by local economic conditions, which dictate occupancy rates and the amount of rent charged. Commercial construction loans are extended to individuals as well as corporations for the construction of an individual property or multiple properties and are secured by raw land and the subsequent improvements.  Commercial real estate also includes loan participations with other banks outside the Company’s primary market area.  Although the Company is not actively seeking to participate in loans originated outside its primary market area, it has taken advantage of the relationships it has with certain lenders in those areas where the Company believes it can profitably participate with an acceptable level of risk. Commercial real estate loans totaled $222,136 at December 31, 2019, an increase of $5,776, or 2.7%, over the balance of commercial real estate loans at year-end 2018. Most of this growth came from nonowner-occupied loan originations, with balances increasing $14,210, or 12.1%, from year-end 2018.  Nonowner-occupied loan originations during 2019 came mostly from the Waverly, Ohio and West Virginia market areas.  Partially offsetting increases in the nonowner-occupied loan segment were larger payoffs from the owner-occupied loan segment, which decreased $5,869, or 9.5%, from year-end 2018.  Furthermore, construction loans related to one- to four-family residential homes, as well as multi-family residential and land development properties, decreased $2,565, or 6.8%, from year-end 2018.

Loan Portfolio Composition
at December 31, 2019	at December 31, 2018

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

Loan decreases also occurred within the Company’s consumer loan portfolio, which decreased $3,008, or 2.1%, from year-end 2018.  The Company’s consumer loans are primarily secured by automobiles, mobile homes, recreational vehicles and other personal property. Personal loans and unsecured credit card receivables are also included as consumer loans.  The consumer loan portfolio during 2019 was impacted most by lower automobile loans, which decreased $6,456, or 9.2%, from year-end 2018. Automobile loans represent the Company's largest consumer loan segment at 45.4% of total consumer loans. Impacting this was a lower demand for car loans within the Company’s market areas, as well as increased competition with local banks. The decrease in automobile loans was partially offset by increases in both home equity and other consumer type loans, which collectively were up $3,448, or 4.7%, from year-end 2018. This increase was led mostly by other consumer loan types, such as all-terrain and recreational vehicles, as well as unsecured loans. The Company will continue to attempt to increase its auto lending segment while maintaining strict loan underwriting processes to limit future loss exposure. However, the Company will place more emphasis on loan portfolios (i.e. commercial and, to a smaller extent, residential real estate) with higher returns than auto loans.  Indirect automobile loans bear additional costs from dealers that partially offset interest revenue and lower the rate of return.

Generating residential real estate loans remains a significant focus of the Company’s lending efforts. The residential real estate loan segment comprises the largest portion of the Company's overall loan portfolio at 40.2% and consists primarily of one- to four-family residential mortgages and carries many of the same customer and industry risks as the commercial loan portfolio. The increase in residential real estate loans was largely the result of the Bank's warehouse lending volume. Warehouse lending consists of a line of credit provided by the Bank to another mortgage lender that makes loans for the purchase of one- to four-family residential real estate properties. The mortgage lender eventually sells the loans and repays the Bank. From year-end 2018, warehouse lending balances increased $9,130, or 57.7%.  The increase in warehouse lending volume was partially offset by decreases in residential real estate loans. This decrease was largely the result of increasing short-term adjustable-rate mortgages, which were up $4,163, being completely offset by decreasing long-term fixed-rate mortgages, which decreased $6,762, from year-end 2018. As part of management’s interest rate risk strategy, the Company continues to sell most of its long-term fixed-rate residential mortgages to the Federal Home Loan Mortgage Corporation, while maintaining the servicing rights for those mortgages.  A customer which does not qualify for a long-term, secondary market loan may choose from one of the Company's other adjustable-rate mortgage products, which has contributed to higher balances of adjustable-rate mortgages from year-end 2018.

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

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

ALLOWANCE FOR LOAN LOSSES

Tables IV and V have been provided to enhance the understanding of the loan portfolio and the allowance for loan losses.  Management evaluates the adequacy of the allowance for loan losses quarterly based on several factors, including, but not limited to, general economic conditions, loan portfolio composition, prior loan loss experience, and management's estimate of probable incurred losses. Management continually monitors the loan portfolio to identify potential portfolio risks and to detect potential credit deterioration in the early stages, and then establishes reserves based upon its evaluation of these inherent risks. Actual losses on loans are reflected as reductions in the reserve and are referred to as charge-offs. The amount of the provision for loan losses charged to operating expenses is the amount necessary, in management's opinion, to maintain the allowance for loan losses at an adequate level that is reflective of probable and inherent loss. The allowance required is primarily a function of the relative quality of the loans in the loan portfolio, the mix of loans in the portfolio and the rate of growth of outstanding loans. Impaired loans, which include loans classified as TDRs, are considered in the determination of the overall adequacy of the allowance for loan losses.

Management continues to focus on improving asset quality and lowering credit risk while working to maintain its relationships with its borrowers.  During 2019, the Company’s allowance for loan losses decreased $456, or 6.8%, to finish at $6,272, compared to $6,728 at year-end 2018. The allowance was impacted by a decrease of $1,165 in general allocations from year-end 2018. As part of the Company’s quarterly analysis of the allowance for loan losses, management reviewed various factors that directly impact the general allocation needs of the allowance, which include:  historical loan losses, loan delinquency levels, local economic conditions and unemployment rates, criticized/classified asset coverage levels and loan loss recoveries. From year-end 2018, the Company’s historical loss factor decreased by 3 basis points, while the economic risk factor decreased by 12 basis points, which contributed to a lower general allocation of the allowance for loan losses at December 31, 2019.  The average historical loss factor continues to improve in large part from increases in loan recoveries. Loan recoveries have increased in each of the past three years, contributing to lower net charge-offs of $1,456 at December 31, 2019, $1,810 at December 31, 2018, and $2,764 at December 31, 2017. Improvement in the economic risk factor from year-end 2018 was largely due to various commercial loan upgrades resulting from improvements in the financial performance of certain borrowers’ ability to repay their loans.  This contributed to lower criticized assets for the year, particularly within the commercial owner-occupied and commercial and industrial loan segments.

Specific allocations of the allowance for loan losses identify loan impairment by measuring fair value of the underlying collateral and the present value of estimated future cash flows. At year-end 2019, the Company finished with $807 in specific allocations, as compared to $98 in specific allocations at year-end 2018.  This increase in specific reserves was impacted mostly by two impaired loan relationships that were determined to have collateral impairment in December 2019.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
Table IV

(dollars in thousands)	Years Ended December 31

	2019	2018	2017	2016	2015
Commercial loans(1)	$3,375	$3,249	$4,002	$5,222	$4,548
Percentage of loans to total loans	41.68%	42.41%	41.66%	42.81%	42.89%

Residential real estate loans	1,250	1,583	1,470	939	1,087
Percentage of loans to total loans	40.15%	39.13%	40.19%	38.92%	38.22%

Consumer loans(2)	1,647	1,896	2,027	1,538	1,013
Percentage of loans to total loans	18.17%	18.46%	18.15%	18.27%	18.89%

Allowance for loan losses	$6,272	$6,728	$7,499	$7,699	$6,648
	100.00%	100.00%	100.00%	100.00%	100.00%
Ratio of net charge-offs to average loans	.19%	.23%	.37%	.28%	.47%

     The above allocation is based on estimates and subjective judgments and is not necessarily indicative of the specific amounts or loan categories in which losses may ultimately occur.

(1) Includes commercial and industrial and commercial real estate loans.
(2) Includes automobile, home equity and other consumer loans.

SUMMARY OF NONPERFORMING, PAST DUE AND RESTRUCTURED LOANS
Table V

(dollars in thousands)	At December 31

	2019	2018	2017	2016	2015
Impaired loans	$17,135	$12,618	$18,108	$22,709	$17,228
Past due 90 days or more and still accruing	889	1,067	334	327	39
Nonaccrual	9,149	8,677	10,112	8,961	7,236
Accruing loans past due 90 days or more to total loans	.12%	.14%	.04%	.04%	.01%
Nonaccrual loans as a % of total loans	1.18%	1.11%	1.32%	1.22%	1.23%
Impaired loans as a % of total loans	2.22%	1.62%	2.35%	3.09%	2.94%
Allowance for loan losses as a % of total loans	.81%	.87%	.97%	1.05%	1.13%

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

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

MATURITY AND REPRICING DATA OF LOANS
As of December 31, 2019
Table VI

(dollars in thousands)	MATURING / REPRICING
	Within One Year	After One but Within Five Years	After Five Years	Total
Residential real estate loans	$97,110	$140,332	$72,811	$310,253
Commercial loans(1)	129,675	147,010	45,474	322,159
Consumer loans(2)	45,513	71,292	23,557	140,362
Total loans	$272,298	$358,634	$141,842	$772,774

Loans maturing or repricing after one year with:
Variable interest rates	$284,507
Fixed interest rates	215,969
Total	$500,476

(1) Includes commercial and industrial and commercial real estate loans.
(2) Includes automobile, home equity and other consumer loans.

At December 31, 2019, the ratio of the allowance for loan losses decreased to 0.81%, compared to 0.87% at December 31, 2018.  Management believes that the allowance for loan losses at December 31, 2019 was adequate and reflected probable incurred losses in the loan portfolio. There can be no assurance, however, that adjustments to the allowance for loan losses will not be required in the future. Changes in the circumstances of particular borrowers, as  well as adverse  developments in the economy, are factors that could change, and management will make adjustments to the allowance for loan losses as necessary. Asset quality will continue to remain a key focus, as management continues to stress not just loan growth, but quality in loan underwriting as well.  Future provisions to the allowance for loan losses will continue to be based on management’s quarterly in-depth evaluation that is discussed in further detail under the caption “Critical Accounting Policies - Allowance for Loan Losses” within this Management’s Discussion and Analysis.

DEPOSITS

Deposits are used as part of the Company’s liquidity management strategy to meet obligations for depositor withdrawals, to fund the borrowing needs of loan customers, and to fund ongoing operations.  Deposits, both interest- and noninterest-bearing, continue to be the most significant source of funds used by the Company to support earning assets.  Deposits are attractive sources of funding because of their stability and generally low cost as compared with other funding sources.  The Company seeks to maintain a proper balance of core deposit relationships on hand while also utilizing various wholesale deposit sources, such as brokered and internet CD balances, as an alternative funding source to manage efficiently the net interest margin.  Deposits are influenced by changes in interest rates, economic conditions and competition from other banks.  Table VII shows the composition of total deposits as of December 31, 2019, 2018 and 2017.  Total deposits decreased $25,233, or 3.0%, from year-end 2018 to finish at $821,471 at December 31, 2019. The decrease was largely from the Company’s sale of the Mount Sterling and New Holland, Ohio branches to North Valley Bank.  As a result, deposits totaling over $26,000 were transferred to North Valley Bank in December 2019, causing a significant decline in deposits at the end of the year. Absent the branch sale, the Company’s total deposits would have increased $1,154, or 0.1%, during 2019.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

Total deposits consist mostly of “core” deposits, which include noninterest-bearing deposits, as well as interest-bearing demand, savings, and money market deposits. The Bank focuses on core deposit relationships with consumers from local markets who can maintain multiple accounts and services at the Bank. The Company believes such core deposits are more stable and less sensitive to changing interest rates and other economic factors.  The decrease in total deposits came primarily from noninterest-bearing balances, which decreased $15,214, or 6.4%, from year-end 2018.  Excluding the impact of the branch sale, total noninterest-bearing balances would have decreased $6,556, or 2.9%, from year-end 2018. This change came mostly from lower business checking accounts.

Lower deposits also came from interest-bearing deposits, which decreased $10,019, or 1.6%, in 2019.  Decreases in interest-bearing deposit balances came mostly from the Company’s time deposits, which include CDs and individual retirement accounts. Total time deposits decreased $6,091, or 2.8%, from year-end 2018.  Excluding the impact of the branch sale, total time deposits would have decreased $1,708, or 0.8%, from year-end 2018. This decrease came largely from the Company's retail CDs, which decreased 3.0% from year-end 2018.  During 2017 and 2018, the Company experienced a resurgence in consumer demand for CDs, impacted by a short-term competitive rate offering, as well as increases in market investment rates. With market rates rising in 2017 and 2018, management adjusted its CD rates upward, which generated more consumer preference to invest in 1- to 2-year CDs, as compared to a tiered money market product. After the large volume of consumers investing in CDs during 2017 and 2018, new growth in CDs began to normalize in 2019, while market rates began to move back down. This contributed to the decrease in CD balances from year-end 2018. While the Company's preference is to fund earning asset demand with retail core deposits, wholesale deposits are utilized to help satisfy earning asset growth. With consumers having invested more into CD balances during most of 2019, the Company’s brokered CD issuances decreased $490, or 1.5%, from year-end 2018.  The Company will continue to evaluate its use of brokered CDs to manage the Company’s liquidity position and interest rate risk associated with longer-term, fixed-rate asset loan demand.

Composition of Total Deposits
at December 31, 2019	at December 31, 2018

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

DEPOSITS
Table VII

	As of December 31
(dollars in thousands)	2019	2018	2017
Interest-bearing deposits:
NOW accounts	$158,434	$155,166	$158,650
Money market	130,385	121,294	133,220
Savings accounts	100,287	116,574	107,798
IRA accounts	41,898	43,249	45,312
Certificates of deposit	167,860	172,600	158,089
	598,864	608,883	603,069
Noninterest-bearing deposits:
Demand deposits	222,607	237,821	253,655
Total deposits	$821,471	$846,704	$856,724

 Further impacting lower interest-bearing deposits was a net decrease in NOW, savings and money market account balances, which were down $3,928, or 1.0%, from year-end 2018, collectively.  Excluding the impact of the branch sale, total NOW, savings and money market account balances would have increased $9,418, or 2.5%, from year-end 2018, collectively. This increase was largely from growth in money market account balances, which were up $9,367, or 7.7%, from year-end 2018. This increase was caused by a shift in consumer preference to a more competitive, higher-costing money market product that was introduced in December 2018.  NOW account balances were also up $6,760, or 4.5%, from year-end 2018, particularly from new account relationships in the Cabell County, West Virginia market area. The increases in NOW and money market balances were partially offset by lower savings account balances, which decreased $6,709, or 6.3%, from year-end 2018.  This was also impacted by the consumer shift to higher-costing money market accounts previously mentioned.

The Company will continue to experience increased competition for deposits in its market areas, which could challenge its net growth.  The Company will continue to emphasize growth and retention within its core deposit relationships during 2020, reflecting the Company’s efforts to reduce its reliance on higher cost funding and improving net interest income.

OTHER BORROWED FUNDS

 The Company also accesses other funding sources, including short-term and long-term borrowings, to fund potential asset growth and satisfy short-term liquidity needs. Other borrowed funds consist primarily of FHLB advances and promissory notes. During 2019, other borrowed funds were down $5,722, or 14.4%, from year-end 2018.  The decrease was related primarily to the principal repayments applied to various FHLB advances during 2019. While deposits continue to be the primary source of funding for growth in earning assets, management will continue to utilize FHLB advances and promissory notes to help manage interest rate sensitivity and liquidity.

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

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

OFF-BALANCE SHEET ARRANGEMENTS

As discussed in Notes I and L to the financial statements at December 31, 2019, the Company engages in certain off-balance sheet credit-related activities, including commitments to extend credit and standby letters of credit, which could require the Company to make cash payments in the event that specified future events occur. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Standby letters of credit are conditional commitments to guarantee the performance of a customer to a third party. While these commitments are necessary to meet the financing needs of the Company’s customers, many of these commitments are expected to expire without being drawn upon. Therefore, the total amount of commitments does not necessarily represent future cash requirements.Management does not anticipate that the Company’s current off-balance sheet activities will have a material impact on the results of operations and financial condition.

CAPITAL RESOURCES

The Company maintains a capital level that exceeds regulatory requirements as a margin of safety for its depositors. Regulations of the Board of Governors of the Federal Reserve System (the “FRB”) require a state-chartered bank that is a member of a Federal Reserve Bank to maintain certain amounts and types of capital and generally also require bank holding companies to meet such requirements on a consolidated basis.  The FRB generally requires bank holding companies that have chosen to become financial holding companies to be “well capitalized,” as defined by FRB regulations, in order to continue engaging in activities permissible only to bank holding companies that are registered as financial holding companies.  If, however, a bank holding company, whether or not also a financial holding company, satisfies the requirements of the Federal Reserve’s Small Bank Holding Company Policy (the “SBHCP”), the holding company is not required to meet the consolidated capital requirements.  As amended effective in September 2018, the SBHCP requires that the holding company have assets of less than $3 billion, that it meet certain qualitative requirements, and that all of the holding company’s bank subsidiaries meet all bank capital requirements.  As of December 31, 2019, the Company was deemed to meet the SBHCP requirements and so was not required to meet consolidated capital requirements at the holding company level.

As detailed in Note P to the financial statements at December 31, 2019, the Bank’s capital exceeded the requirements to be deemed “well capitalized” under applicable prompt corrective action regulations.  Total shareholders' equity at December 31, 2019 of $128,179 increased $10,305, or 8.7%, as compared to $117,874 at December 31, 2018. Capital growth during 2019 came primarily from year-to-date net income of $9,907, less dividends paid of $4,000. Capital growth during 2019 also came from a $2,663 decrease in net unrealized losses on available for sale securities from year-end 2018, as market rates decreased during 2019 causing an increase in the fair value of the Company’s investment portfolio.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

LIQUIDITY

Liquidity relates to the Company's ability to meet the cash demands and credit needs of its customers and is provided by the ability to readily convert assets to cash and raise funds in the market place. Total cash and cash equivalents, held to maturity securities maturing within one year and available for sale securities, totaling $158,315, represented 15.6% of total assets at December 31, 2019. In addition, the FHLB offers advances to the Bank, which further enhances the Bank's ability to meet liquidity demands. At December 31, 2019, the Bank could borrow an additional $119,302 from the FHLB, of which $80,000 could be used for short-term, cash management advances. Furthermore, the Bank has established a borrowing line with the Federal Reserve. At December 31, 2019, this line had total availability of $49,783. Lastly, the Bank also has the ability to purchase federal funds from a correspondent bank. For further cash flow information, see the condensed consolidated statement of cash flows.  Management does not rely on any single source of liquidity and monitors the level of liquidity based on many factors affecting the Company’s financial condition.

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

CONTRACTUAL OBLIGATIONS
Table VIII

The following table presents, as of December 31, 2019, significant fixed and determinable contractual obligations to third parties by payment date. Further discussion of the nature of each obligation is included in the referenced note to the consolidated financial statements.

	Payments Due In
(dollars in thousands)	Note Reference	Less than One Year	One to Three Years		Three to Five Years		Over Five Years		Total
Deposits without a stated maturity	G	$611,713	$	----	$	----	$	----	$611,713
Consumer and brokered time deposits	G	116,666		81,418		11,055		619	209,758
Other borrowed funds	I	7,322		6,474		5,006		15,189	33,991
Subordinated debentures	J	----		----		----		8,500	8,500
Lease obligations		178		223		32		----	433
Total		$735,879		$88,115		$16,093		$24,308	$864,395

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

KEY RATIOS
Table IX

	2019	2018	2017	2016	2015

Return on average assets	.96%	1.12%	.74%	.77%	1.03%
Return on average equity	8.10%	10.63%	6.95%	7.05%	9.66%
Dividend payout ratio	40.37%	33.20%	52.36%	51.79%	42.74%
Average equity to average assets	11.82%	10.57%	10.66%	10.91%	10.71%

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

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