Form 10-K, Exhibit 13
period 2020-12-31
OHIO VALLEY BANC CORP
filed 2021-03-24
CIK 894671

OVBC
ANNUAL REPORT
2020

[Picture of Rio Grande Office]

Honoring 50 years in Rio Grande

A note about the cover:
Throughout much of this report you will see how your company faced the challenges of the COVID-19 global pandemic that changed everything. There is no doubt that when we mark this year in history, the pandemic will always be front and center. However, it should also be noted that there were other things that happened in 2020. Fantastic things. Positive milestones and achievements that deserved not to be swept aside and forgotten. And for this reason, we chose to adorn this year’s cover not with masks, but with a celebration. Help us in congratulating the community bankers at OVB Rio Grande on the 50th anniversary of Ohio Valley Bank’s first branch.

[Picture]
Remote workstation technology was set up for 71 employees in just two weeks, securing the continuancy of financial services for our communities. Pictured in mask is Chairman Wiseman; on screen is President Miller.

Message from Management

Dear Neighbors and Friends,

Before the 2020 pandemic, the CDC notes the Flu Pandemic of 1918 as the most severe in recent history. OVB survived that one too.

We have always attributed the bank’s longevity to the loyal support of our community. We returned that support with interest during this pandemic.

When we had to close Ohio Valley Bank lobbies, we extended drive-thru hours and invested over $170,000 in advancing contactless banking services. When the IRS sent over 3,000 stimulus checks to Loan Central instead of to the people, we didn’t just send them back to the IRS as our competitors did. We got each one to its rightful owner. When gatherings of more than ten were banned, we secured the means to hold the first virtual Annual Meeting in the company’s history. When the big banks used their might to try to scoop up all the Paycheck Protection Program (PPP) funding, we worked through the nights and weekends to secure over $35 million for our local businesses.

Ohio Valley Bank and Loan Central did not lay off  any workers or permanently close any offices. As a matter of fact, it was all hands on deck as we accelerated technology projects, put in overtime, sought opportunities for expansion, and worked to be there for our communities in new ways.

And though we were able to keep business as usual for the most part, special honors had to be delayed. Milestones like the completion of OVB on the Square and the retirement celebration for the distinguished career of former Chairman Jeff Smith were put on hold. We do still plan to celebrate both when Governor DeWine lifts gathering restrictions.

Another event you can count on, though it will be a virtual event, is our 2021 Annual Shareholders Meeting. Plan to join us online May 19th at 3:00 p.m. Have your control number, found with your voting information, ready when you log in. We plan to return to the Ariel Theatre in 2022. Until then, know that your teams here at Ohio Valley Banc Corp. deeply appreciate your ongoing support and will continue working to pay it forward to the communities we share.

Sincerely,
Thomas E. Wiseman
Chairman of the Board & CEO
Ohio Valley Banc Corp.

Larry E. Miller, II
President & Chief Operating Officer
Ohio Valley Banc Corp.

[Picture]
Hometown commercial loan officers like Shelly Boothe and Pat Tackett worked into the wee hours of the morning for several days to secure PPP funding for local businesses.

With lobbies closed for much of 2020, contactless banking channels such as mobile banking, ATMs, and drive-thru windows took center stage. With a robust technology infrastructure already in place, Ohio Valley Bank was well prepared for the challenges of the year.

OVB’s ATM network includes 35 locally installed machines and customer surcharge-free access to more than 37,000 through the MoneyPass network. The added convenience of drive-thru ATMs at 12 locations, made banking even easier.

Ohio Valley Bank introduced a major upgrade to its OVB Line telephone banking in May. The project was in progress before the pandemic, but couldn’t come at a better time. The improved OVB Line fielded over 10,000 calls in its first month, answering customer needs on the first ring.

Users flocked to NetTeller internet banking and the OVB Mobile App each month. More than 2,000 customers discovered the ease of mobile banking for the first time in 2020. Text Message Banking received a record 35,358 requests for balances and history.

These electronic channels provided access 24/7 during the unprecedented crisis, but they could never replace the special touch of our hometown community bankers. These remarkable folks found ways to work with safety protocols to continue to provide unmatched service, as proven by the more than 450,000 estimated transactions conducted at OVB drive-thru windows during the year and outreach in the form of  six-months of  deferred loan payments, waived early closeout fees for Christmas Savings accounts, and financial support for charities committed to helping our communities.

2020  by  the  numbers

$35,000,000
In 100% forgiveable loans secured by OVB for businesses through the SBA.

$10,649,306.02
Deposited using a cell phone or tablet on the go.
Over a million in the month of December alone!

225,566
Statements and notices contactlessly delivered by OVB eDelivery.

116,640
Online bill payments sent by customers.

678,320
Safe and secure transactions at the ATM.

214,553
People shopped for their next vehicle at the online OVB Auto Loan Center.

77,903
Calls answered by OVB Line telephone banking, assisting customers with transfers, loan payments, debit card activation and more.

$172,000,000
Increase in total deposits at December 31 over the prior year.

[Picture]

Our employees found many ways to work with pandemic restrictions and still be there for our communities who needed us.

Above: Community bankers Maranda Prevatt, Rachel Stevens, and Leigh Anne Roten have a little fun during a clean sweep of  the high touch areas at the Barboursville Office lobby.

Right Page Top Row Left: In March, several improvements were made to the Waverly Office including new concrete and lights for the exterior. Middle: 2020 OVB 4-H Scholar Olivia Harrison with OVB’s Larry Miller and Tom Wiseman. Special thanks to the Gallia Co. 4-H Advisors for allowing us to present this honor during their awards when COVID restrictions cancelled the event where we usually bestow the honor. Right: Larry Miller presents a donation to God’s Hands at Work to help them provide winter heating bill assistance for those financially burdened by the pandemic.

Right Page Middle Row Left: “Penny Bandit”, OVB Jackson’s entry in this year’s Farm Bureau Hog Wild fundraiser made the Top 15 in donations raised. Outfitted in a custom made mask, she was hard to resist. Middle: Community Banker  Alex White shines up the drive- thru window at OVB Rio Grande as they prepare for another day of contactless banking. Right: President and Chief Operating Officer Larry Miller delivered a Merry Christmas message to all from the rooftop patio at OVB on the Square overlooking the OVB Tree at Gallipolis in Lights. OVB on the Square participated in the event for the first time with lighted window displays, rooftop lights, and red and green spotlights at the base of each of the building’s massive windows.

Right Page Bottom Row Left: In July, community banker Crystal Ramey was excited to welcome customers back into the OVB Milton bank lobby. Like all OVB branches, Milton is equipped with safety barriers and social  distancing markers for the continued health of our customers. Middle: OVBC Chairman Tom Wiseman personally delivers the bank’s donation of  10,000 masks to Holzer Health for frontline healthcare workers in need of PPE. Right: Though the bank’s Veteran’s Action Committee (VAC) was unable to hold their annual Ruck Walk fundraiser, they still raised $2,400 for local veterans organizations, largely through the Community First Debit Card program’s veterans designs. Pictured are Tom Wiseman and VAC Chair Johnnie Wamsley presenting the donations to representatives from the American Legion Post 23 in Point Pleasant, Gallia/Meigs/Mason Marine Corps League Detachment 1180, and the Gallipolis VFW.

[ Pictures Only]

OVBC DIRECTORS

Thomas E. Wiseman
Chairman and Chief Executive Officer, Ohio Valley Banc Corp.
and Ohio Valley Bank

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

Kimberly A. Canady
Owner, Canady Farms, LLC
agricultural products and agronomy services

Edward J. Robbins
President & CEO, Ohio Valley Veneer, Inc.
wood harvesting, processing and manufacturing of dry
lumber & flooring in Ohio, Kentucky, and Tennessee

OHIO VALLEY BANK DIRECTORS
Thomas E. Wiseman       Brent R. Eastmam
DavidW. Thomas            K imberly A. Canady
Harold A. Howe              Edward J. Robbins
Anna P. Barnitz                Larry E. Miller, II
Brent A. Saunders

 OVBC OFFICERS

Thomas E. Wiseman, Chairman and Chief Executive Officer
Larry E. Miller, II, President & Chief Operating Officer
Scott W. Shockey, Senior Vice President & Chief Financial Officer
Tommy R. Shepherd, Senior Vice President & Secretary
Bryan F. Stepp, Senior Vice President - Lending/Credit

Mario P. Liberatore, Vice President
Cherie A. Elliott, Vice President
Frank W. Davison, Vice President
Ryan J. Jones, Vice President
Allen W. Elliott, Vice President
Shawn R. Siders, Vice President
Bryna S. Butler, Vice President
Marilyn G. Kearns, Vice President
Paula W. Clay, Assistant Secretary
Cindy H. Johnston, Assistant Secretary

LOAN CENTRAL DIRECTORS
Larry E. Miller, II
Cherie A. Elliott
Ryan J. Jones

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
John J. Holtzapfel                          Compliance Officer &
            Manager, Wheelersburg Office
T. Joe Wilson                                 Manager, Waverly Office
Joseph I. Jones                               Manager, South Point Office
Gregory G. Kauffman                    Manager, Chillicothe Office
Steven B. Leach                                                                                                                    Manager, Jackson Office

WEST VIRGINIA ADVISORY BOARD
Mario P. Liberatore              E. Allen Bell
Richard L. Handley             John A. Myers
Stephen L. Johnson

DIRECTORS EMERITUS
W. Lowell Call                     Barney A. Molnar
Steven B. Chapman              Jeffrey E. Smith
Robert E. Daniel                   Wendell B. Thomas
John G. Jones                        Lannes C. Williamson

 OHIO VALLEY BANK OFFICERS

EXECUTIVE OFFICERS
Thomas E. Wiseman
Larry E. Miller, II
Scott W. Shockey
Tommy R. Shepherd
Bryan F. Stepp
Mario P. Liberatore

SENIOR VICE PRESIDENTS
FrankW.Davison
Ryan J.Jones
Allen W.Elliott
Shawn R. Siders
Bryna S. Butler
Marilyn G. Kearns

VICE PRESIDENTS
Patrick H. Tackett
Rick A. Swain
Tamela D. LeMaster
Christopher L. Preston
Gregory A. Phillips
Diana L. Parks
John A. Anderson
Kyla R. Carpenter
E. Kate Cox
Brian E. Hall
Daniel T. Roush
Adam D. Massie
Jay D. Miller
Jody M. DeWees
Christopher S. Petro
Benjamin F. Pewitt
Lori A. Edwards
Brandon O. Huff

ASSISTANT VICE PRESIDENTS
Melissa P. Wooten
Kimberly R. Williams
Paula W. Clay
Cindy H. Johnston
Joe J. Wyant
  Brenda G. Henson
Barbara A. Patrick
Richard P. Speirs
Raymond G. Polcyn
Anita M. Good
Angela S. Kinnaird
Terri M. Camden
Shelly N. Boothe
Stephenie L. Peck

Chairman and Chief Executive Officer
President and Chief Operating Officer
Executive Vice President, Chief Financial Officer
Executive Vice President and Secretary
Executive Vice President,Lending/Credit
President, OVB West Virginia

 Financial Bank Group
 Chief Risk Officer
 Branch Administration
 Chief Credit Officer
 Corporate Communications
 Human Resources

  Corporate Banking
Western Division Branch Manager
Branch Administration/CRM
Business Development West Virginia
Consumer Lending
Internal Audit Liaison
Director of Loan Operations
Director of Marketing
Director of Cultural Enhancement
Corporate Banking
Senior Compliance Officer
Northern Region Manager
Business Development Officer
Trust
Comptroller
Business Development
Residential Loan Operations Manager
Director of IT

  Shareholder Relations Manager & Trust Officer
Systems Officer
Assistant Secretary
Assistant Secretary
Region Manager Jackson County
Manager Deposit Services
BSA Officer/Loss Prevention
Facilities Manager /Security Officer
Manager of Buying Department
Branch Retail Banking Officer
Customer Support Manager
Human Resources Officer
Business Development Officer
Regional Branch Administrator

OUR

VISION is

to

remain an

independent

community bank

ASSISTANT CASHIERS
Lois J. Scherer                                EFT Officer
Glen P. Arrowood, II                      Manager of Indirect Lending
Anthony W. Staley                         Product Development
                  Business Sales & Support
Jon C. Jones                                    Western Cabell Region Manager
Daniel F. Short                                Bend Area Region Manager
Pamela K. Smith                             Eastern Cabell Region Manager
William F. Richards                        Advertising Manager

[Picture]

Secure the Legacy

Ohio Valley Bank celebrates 150 years in business in 2022. This American institution has survived two World Wars, the Great Depression, the Great Recession, and now two global pandemics.

The company’s continued success lies in large part with our loyal OVBC shareholders who join Ohio Valley Bank and Loan Central in our work to put Community First. Our shareholders reinvested over $1 million of their dividends in Ohio Valley Banc Corp. stock in 2020 through the Dividend Reinvestment Program and Employee Stock Ownership Plan. They didn’t stop there. OVBC shareholders then went on to invest close to $600,000 in supplemental investments in the company. When we pay a dividend and shareholders overwhelmingly choose to invest that money back into the company, we know we are doing something right.

As we look to the future of  Ohio Valley Banc Corp., it is important to think about securing the legacy of what our shareholders, customers, and employees have worked so hard to build. As a shareholder, you can help by making plans to pass on shares to heirs who will not just sell them on the open market, but to those who will be dedicated to following your example. Let your family and friends know that you support OVBC and its importance in your life and community. Ensure that your shares will go to those who believe, as you do, in the importance of giving back to our community.

  We urge you to make plans now to not only secure the legacy of Ohio Valley Banc Corp., but to secure your role in the continuation of  this local success story.

  Want  to get  your  family involved now? Did you know that you can transfer ownership of shares at any time without brokerage fees? Gifting shares to a child, grandchild, or anyone you wish is simple. If you are a registered shareholder, contact our Shareholder Relations Department at 800-468-6682 or email investorrelations@ ovbc.com for information.

  Thank you for playing a vital role in OVBC’s past, present, and future. We look forward to serving you and your loved ones for many generations to come.

OHIO VALLEY BANC CORP.
ANNUAL REPORT 2020
FINANCIALS

SELECTED FINANCIAL DATA

	Years Ended December 31
	2020	2019	2018	2017	2016
(dollars in thousands, except share and per share data)

SUMMARY OF OPERATIONS:

Total interest income	$46,173	$50,317	$49,197	$45,708	$39,348
Total interest expense	6,191	7,265	5,471	3,975	3,022
Net interest income	39,982	43,052	43,726	41,733	36,326
Provision for loan losses	2,980	1,000	1,039	2,564	2,826
Total other income	11,438	9,166	8,938	9,435	8,239
Total other expenses	36,133	39,498	37,426	36,609	32,899
Income before income taxes	12,307	11,720	14,199	11,995	8,840
Income taxes	2,048	1,813	2,255	4,486	1,920
Net income	10,259	9,907	11,944	7,509	6,920

PER SHARE DATA:

Earnings per share	$2.14	$2.08	$2.53	$1.60	$1.59
Cash dividends declared per share	$0.84	$0.84	$0.84	$0.84	$0.82
Book value per share	$28.48	$26.77	$24.87	$23.26	$22.40
Weighted average number of common shares outstanding	4,787,446	4,767,279	4,725,971	4,685,067	4,351,748

AVERAGE BALANCE SUMMARY:

Total loans	$811,434	$775,860	$773,995	$753,204	$644,690
Securities(1)	205,532	189,187	223,390	193,199	196,389
Deposits	906,315	850,400	886,639	845,227	749,054
Other borrowed funds(2)	40,416	45,850	48,967	47,663	39,553
Shareholders’ equity	131,038	122,314	112,393	108,110	98,133
Total assets	1,096,191	1,035,230	1,063,256	1,014,115	899,209

PERIOD END BALANCES:

Total loans	$848,664	$772,774	$777,052	$769,319	$734,901
Securities(1)	255,662	166,761	184,925	189,941	151,985
Deposits	993,739	821,471	846,704	856,724	790,452
Shareholders’ equity	136,324	128,179	117,874	109,361	104,528
Total assets	1,186,932	1,013,272	1,030,493	1,026,290	954,640

KEY RATIOS:

Return on average assets	.94%	.96%	1.12%	0.74%	0.77%
Return on average equity	7.83%	8.10%	10.63%	6.95%	7.05%
Dividend payout ratio	39.20%	40.37%	33.20%	52.36%	51.79%
Average equity to average assets	11.95%	11.82%	10.57%	10.66%	10.91%

(1) Securities include interest-bearing deposits with banks and restricted investments in bank stocks.
(2) Other borrowed funds include subordinated debentures.

consolidated statements of condition

	As of December 31
	2020	2019
(dollars in thousands, except share and per share data)

Assets

Cash and noninterest-bearing deposits with banks	$14,989	$12,812
Interest-bearing deposits with banks	123,314	39,544
Total cash and cash equivalents	138,303	52,356

Certificates of deposit in financial institutions	2,500	2,360
Securities available for sale	112,322	105,318
Securities held to maturity (estimated fair value: 2020 - $10,344; 2019 - $12,404)	10,020	12,033
Restricted investments in bank stocks	7,506	7,506

Total loans	848,664	772,774
Less: Allowance for loan losses	(7,160)	(6,272)
Net loans	841,504	766,502

Premises and equipment, net	21,312	19,217
Premises and equipment held for sale, net	637	653
Other real estate owned, net	49	540
Accrued interest receivable	3,319	2,564
Goodwill	7,319	7,319
Other intangible assets, net	112	174
Bank owned life insurance and annuity assets	35,999	30,596
Operating lease right-of-use asset, net	880	1,053
Other assets	5,150	5,081
Total assets	$1,186,932	$1,013,272

Liabilities

Noninterest-bearing deposits	$314,777	$222,607
Interest-bearing deposits	678,962	598,864
Total deposits	993,739	821,471

Other borrowed funds	27,863	33,991
Subordinated debentures	8,500	8,500
Operating lease liability	880	1,053
Accrued liabilities	19,626	20,078
Total liabilities	1,050,608	885,093

Commitments and Contingent Liabilities (See Note L)	----	----

Shareholders’ Equity

Common stock ($1.00 stated value per share, 10,000,000 shares authorized; 2020 – 5,447,185 shares issued; 2019 - 5,447,185 shares issued)	5,447	5,447
Additional paid-in capital	51,165	51,165
Retained earnings	92,988	86,751
Accumulated other comprehensive income	2,436	528
Treasury stock, at cost (659,739 shares)	(15,712)	(15,712)
Total shareholders’ equity	136,324	128,179
Total liabilities and shareholders’ equity	$1,186,932	$1,013,272

See accompanying notes to consolidated financial statements

Consolidated Statements of Income

For the years ended December 31	2020	2019	2018
(dollars in thousands, except per share data)

Interest and dividend income:
Loans, including fees	$43,204	$45,766	$44,365
Securities:
Taxable	2,164	2,542	2,377
Tax exempt	286	344	369
Dividends	245	393	440
Interest-bearing deposits with banks	226	1,221	1,608
Other interest	48	51	38
	46,173	50,317	49,197
Interest expense:
Deposits	5,254	6,026	4,155
Other borrowed funds	729	883	986
Subordinated debentures	208	356	330
	6,191	7,265	5,471
Net interest income	39,982	43,052	43,726
Provision for loan losses	2,980	1,000	1,039
Net interest income after provision for loan losses	37,002	42,052	42,687

Noninterest income:
Service charges on deposit accounts	1,685	2,118	2,084
Trust fees	257	264	263
Income from bank owned life insurance and annuity assets	820	704	717
Mortgage banking income	1,254	310	342
Electronic refund check / deposit fees	----	5	1,579
Debit / credit card interchange income	4,031	3,905	3,662
Loss on other real estate owned	(35)	(65)	(559)
Net gain on branch divestitures	----	1,256	----
Tax preparation fees	644	----	----
Litigation settlement	2,000	----	----
Other	782	669	850
	11,438	9,166	8,938
Noninterest expense:
Salaries and employee benefits	21,636	23,524	22,191
Occupancy	1,817	1,771	1,754
Furniture and equipment	1,096	1,060	1,023
Professional fees	1,519	2,508	2,016
Marketing expense	613	841	777
FDIC insurance	165	113	447
Data processing	2,170	1,996	2,115
Software	1,454	1,705	1,533
Foreclosed assets	128	266	238
Amortization of intangibles	62	206	135
Other	5,473	5,508	5,197
	36,133	39,498	37,426
Income before income taxes	12,307	11,720	14,199
Provision for income taxes	2,048	1,813	2,255
NET INCOME	$10,259	$9,907	$11,944

Earnings per share	$2.14	$2.08	$2.53

See accompanying notes to consolidated financial statements

Consolidated Statements of
Comprehensive Income

For the years ended December 31	2020	2019	2018
(dollars in thousands)

NET INCOME	$10,259	$9,907	$11,944

Other comprehensive income (loss):
Change in unrealized gain (loss) on available for sale securities	2,415	3,371	(1,373)
Related tax (expense) benefit	(507)	(708)	289
Total other comprehensive income (loss), net of tax	1,908	2,663	(1,084)

Total comprehensive income	$12,167	$12,570	$10,860

See accompanying notes to consolidated financial statements

Consolidated Statements of Changes in
Shareholders’ Equity

For the years ended December 31, 2020, 2019, and 2018
(dollars in thousands, except share and per share data)
	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Shareholders' Equity
Balances at January 1, 2018	$5,362	$47,895	$72,694	$(878)	$(15,712)	$109,361

Net income	----	----	11,944	----	----	11,944
Other comprehensive income (loss), net	----	----	----	(1,084)	----	(1,084)
Amount reclassified out of accumulated other comprehensive income (loss) per ASU 2018-02	----	----	173	(173)	----	----
Common stock issued to ESOP, 7,294 shares	7	288	----	----	----	295
Common stock issued through dividend reinvestment, 30,766 shares	31	1,294	----	----	----	1,325
Cash dividends, $.84 per share	----	----	(3,967)	----	----	(3,967)
Balances at December 31, 2018	5,400	49,477	80,844	(2,135)	(15,712)	117,874

Net income	----	----	9,907	----	----	9,907
Other comprehensive income (loss), net	----	----	----	2,663	----	2,663
Common stock issued to ESOP, 8,333 shares	8	320	----	----	----	328
Common stock issued through dividend reinvestment, 38,787 shares	39	1,368	----	----	----	1,407
Cash dividends, $.84 per share	----	----	(4,000)	----	----	(4,000)
Balances at December 31, 2019	5,447	51,165	86,751	528	(15,712)	128,179

Net income	----	----	10,259	----	----	10,259
Other comprehensive income (loss), net	----	----	----	1,908	----	1,908
Cash dividends, $.84 per share	----	----	(4,022)	----	----	(4,022)
Balances at December 31, 2020	$5,447	$51,165	$92,988	$2,436	$(15,712)	$136,324

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31	2020	2019	2018
(dollars in thousands)

Cash flows from operating activities:
Net income	$10,259	$9,907	$11,944
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of premises and equipment	1,341	1,183	1,141
Net (accretion) of purchase accounting adjustments	(42)	(494)	(188)
Net amortization of securities	459	173	260
Proceeds from sale of loans in secondary market	40,158	9,840	11,034
Loans disbursed for sale in secondary market	(38,904)	(9,530)	(10,692)
Amortization of mortgage servicing rights	126	68	55
Impairment of mortgage servicing rights	11	----	----
Gain on sale of loans	(1,391)	(378)	(397)
Amortization of intangible assets	62	206	135
Deferred tax (benefit) expense	12	367	(134)
Provision for loan losses	2,980	1,000	1,039
Common stock issued to ESOP	----	328	295
Earnings on bank owned life insurance and annuity assets	(820)	(704)	(717)
Loss on sale of other real estate owned	35	57	21
Net write-down of other real estate owned	----	8	538
Net gain on branch divestitures	----	(1,256)	----
Change in accrued interest receivable	(755)	74	(135)
Change in accrued liabilities	(632)	2,376	1,946
Change in other assets	(408)	1,528	1,996
Net cash provided by operating activities	12,491	14,753	18,141

Cash flows from investing activities:
Payments related to branch divestitures	----	(26,326)	----
Proceeds from maturities and paydowns of securities available for sale	36,154	20,199	21,139
Purchases of securities available for sale	(41,162)	(20,126)	(23,757)
Proceeds from calls and maturities of securities held to maturity	2,694	3,754	1,711
Purchases of securities held to maturity	(721)	----	----
Proceeds from maturities of certificates of deposit in financial institutions	980	----	----
Purchases of certificates of deposit in financial institutions	(1,120)	(295)	(245)
Net change in loans	(78,038)	2,323	(9,981)
Proceeds from sale of other real estate owned	548	392	1,132
Purchases of premises and equipment	(3,450)	(6,232)	(2,725)
Disposals of premises and equipment	13	402	----
Purchases of bank owned life insurance and annuity assets	(4,583)	(500)	----
Net cash (used in) investing activities	(88,685)	(26,409)	(12,726)

Cash flows from financing activities:
Change in deposits	172,290	1,147	(9,930)
Proceeds from common stock through dividend reinvestment	----	1,407	1,325
Cash dividends	(4,022)	(4,000)	(3,967)
Proceeds from Federal Home Loan Bank borrowings	----	----	8,000
Repayment of Federal Home Loan Bank borrowings	(5,093)	(3,676)	(3,162)
Change in other long-term borrowings	(405)	(2,046)	(989)
Change in other short-term borrowings	(629)	----	(85)
Net cash provided by (used in) by financing activities	162,141	(7,168)	(8,808)

Cash and cash equivalents:
Change in cash and cash equivalents	85,947	(18,824)	(3,393)
Cash and cash equivalents at beginning of year	52,356	71,180	74,573
Cash and cash equivalents at end of year	$138,303	$52,356	$71,180

Supplemental disclosure:
Cash paid for interest	$6,681	$6,931	$5,008
Cash paid for income taxes	2,050	890	2,050
Transfers from loans to other real estate owned	92	570	547
Initial recognition of operating lease right-of-use asset	----	1,280	----
Operating lease liability arising from obtaining right-of-use asset	----	1,280	----

See accompanying notes to consolidated financial statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Amounts are in thousands, except share and per share data.

Note A - Summary of Significant Accounting Policies

Description of Business:  Ohio Valley Banc Corp. (“Ohio Valley”) is a financial holding company registered under the Bank Holding Company Act of 1956.  Ohio Valley has one banking subsidiary, The Ohio Valley Bank Company (the “Bank”), an Ohio state-chartered bank that is a member of the Federal Reserve Bank (“FRB”) and is regulated primarily by the Ohio Division of Financial Institutions and the Federal Reserve Board.  Ohio Valley also has a subsidiary that engages in consumer lending generally to individuals with higher credit risk history, Loan Central, Inc.; a subsidiary insurance agency that facilitates the receipts of insurance commissions, Ohio Valley Financial Services Agency, LLC; and a limited purpose property and casualty insurance company, OVBC Captive, Inc.  The Bank has one wholly-owned subsidiary, Ohio Valley REO, LLC ("Ohio Valley REO"), an Ohio limited liability company, to which the Bank transfers certain real estate acquired by the Bank through foreclosure for sale by Ohio Valley REO. Ohio Valley and its subsidiaries are collectively referred to as the “Company.”

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

Certificates of deposit in financial institutions:  Certificates of deposit in financial institutions are carried at cost and have maturity terms of 90 days or greater.  The longest maturity date is May 31, 2023.

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

Restricted Investments in Bank Stocks:  As a member of the Federal Home Loan Bank (“FHLB”) system and the FRB system, the Bank is required to own a certain amount of stock based on its level of borrowings and other factors and may invest in additional amounts.  FHLB stock and FRB stock are carried at cost, classified as restricted securities, and periodically evaluated for impairment based on ultimate recovery of par value.  Both cash and stock dividends are reported as income. The Company has additional investments in other restricted bank stocks that are not material to the financial statements.

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

The Bank also originates long-term, fixed-rate mortgage loans, with full intention of being sold to the secondary market.  These loans are considered held for sale during the period of time after the principal has been advanced to the borrower by the Bank, but before the Bank has been reimbursed by the Federal Home Loan Mortgage Corporation, typically within a few business days.  Loans sold to the secondary market are carried at the lower of aggregate cost or fair value.  As of December 31, 2020, there were $70 in loans held for sale by the Bank, as compared to no loans held for sale at December 31, 2019.

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

At December 31, 2020, there were no changes to the accounting policies or methodologies within any of the Company’s loan portfolio segments from the prior period.

Concentrations of Credit Risk:  The Company grants residential, consumer and commercial loans to customers located primarily in the southeastern Ohio and western West Virginia areas.

The following represents the composition of the Company’s loan portfolio as of December 31:

	% of Total Loans
	2020	2019
Residential real estate loans	36.00%	40.15%
Commercial real estate loans	29.86%	28.75%
Consumer loans	15.56%	18.16%
Commercial and industrial loans	18.58%	12.94%
	100.00%	100.00%

Approximately 4.22% of total loans were unsecured at December 31, 2020, down from 5.00% at December 31, 2019.

The Bank, in the normal course of its operations, conducts business with correspondent financial institutions. Balances in correspondent accounts, investments in federal funds, certificates of deposit and other short-term securities are closely monitored to ensure that prudent levels of credit and liquidity risks are maintained.  At December 31, 2020, the Bank’s primary correspondent balance was $121,148 on deposit at the FRB, Cleveland, Ohio.

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

Foreclosed assets:  Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis.  Physical possession of residential real estate property collateralizing a consumer mortgage loan occurs when legal title is obtained upon completion of foreclosure or when the borrower conveys all interest in the property to satisfy the loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense.  Operating costs after acquisition are expensed. Foreclosed assets totaled $49 and $540 at December 31, 2020 and 2019.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note A - Summary of Significant Accounting Policies (continued)

Goodwill:  Goodwill arises from business combinations and is generally determined as the excess of the fair value of the consideration transferred, plus the fair value of any noncontrolling interests in the acquiree, over the fair value of the net assets acquired and liabilities assumed as of the acquisition date.  Goodwill acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but tested for impairment at least annually. Goodwill is the only intangible asset with an indefinite life on our balance sheet. The Company has selected December 31 as the date to perform its annual qualitative impairment test.  Given that the Company’s stock price had traded below book value for an extended period throughout 2020, management could not conclude using a qualitative assessment that its fair value of goodwill exceeded the carrying amount during the year ended December 31, 2020. Therefore, the Company performed a quantitative impairment test to conclude that there was no goodwill impairment for the year ended December 31, 2020. For the year ended December 31, 2019, the Company used a qualitative assessment based on profitability and positive equity to determine that it was more likely than not that the fair value of goodwill was more than the carrying amount, resulting in no impairment.  See Note F for more specific disclosures related to goodwill impairment testing.

Long-term Assets:  Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Mortgage Servicing Rights:  A mortgage servicing right (“MSR”) is a contractual agreement where the right to service a mortgage loan is sold by the original lender to another party. When the Company sells mortgage loans to the secondary market, it retains the servicing rights to these loans. The Company’s MSR is recognized separately when acquired through sales of loans and is initially recorded at fair value with the income statement effect recorded in mortgage banking income. Subsequently, the MSR is then amortized in proportion to and over the period of estimated future servicing income of the underlying loan. The MSR is then evaluated for impairment periodically based upon the fair value of the rights as compared to the carrying amount, with any impairment being recognized through a valuation allowance. Fair value of the MSR is based on market prices for comparable mortgage servicing contracts. Impairment is determined by stratifying rights into groupings based on predominant risk characteristics, such as interest rate, loan type and investor type.  If the Company later determines that all or a portion of the impairment no longer exists for a particular grouping, a reduction of the allowance may be recorded as an increase to income.  At December 31, 2020 and 2019, the Company’s MSR assets were $458 and $357, respectively.

Earnings Per Share:  Earnings per share is based on net income divided by the following weighted average number of common shares outstanding during the periods: 4,787,446 for 2020; 4,767,279 for 2019; 4,725,971 for 2018.  Ohio Valley had no dilutive effect and no potential common shares issuable under stock options or other agreements for any period presented.

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

Restrictions on Cash:  Cash on hand or on deposit with a third-party correspondent and the FRB totaled $121,839 at year-end 2020, and was not limited to any regulatory reserve or clearing requirements.  Cash on hand or on deposit with a third-party correspondent and the FRB totaled $38,794 at year-end 2019, and was subject to regulatory reserve and clearing requirements.  The balances on deposit with a third-party correspondent do not earn interest.

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

At December 31, 2020 and 2019, the Company’s only derivatives on hand were interest rate swaps, which are classified as stand-alone derivatives.  See Note H for more specific disclosures related to interest rate swaps.

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

Reclassifications: The consolidated financial statements for 2019 and 2018 have been reclassified to conform with the presentation for 2020.  These reclassifications had no effect on the net results of operations or shareholders’ equity.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note A - Summary of Significant Accounting Policies (continued)

Current Events:  In March 2020, the World Health Organization declared the outbreak of the coronavirus (“COVID-19”) as a global pandemic. COVID-19 has continued to negatively impact the global economy, disrupt global supply chains, create significant volatility, disrupt financial markets, and increase unemployment levels. The resulting temporary closure of many businesses and the implementation of social distancing and sheltering-in-place policies has impacted, and may continue to impact, many of the Company’s customers.

The continued financial impact of COVID-19 depends largely on the actions taken by governmental authorities and other third parties. In addition, COVID-19 may continue to adversely impact several industries within our geographic footprint for some time and impair the ability of our customers to fulfill their contractual obligations to the Company. This could result in a material adverse effect on our business operations, asset valuations, liquidity, financial condition, and results of operations. Effects may include:

●
Increased provision for loan losses. Continued uncertainty regarding the severity and duration of COVID-19 and related economic effects will continue to affect the accounting for loan losses. It also is possible that asset quality could worsen, and that loan charge-offs could increase. The Company is actively participating in the Paycheck Protection Program (“PPP”) by providing loans to small businesses negatively impacted by COVID-19. PPP loans are fully guaranteed by the U.S. government, and if that should change, the Company could be required to increase its allowance for loan losses through an additional provision for loan losses charged to earnings.

●
Valuation and fair value measurement challenges. Material adverse impacts of COVID-19 may result in valuation impairments on the Company’s securities, impaired loans, goodwill, other real estate owned, and interest rate swap agreements.

Adoption of New Accounting Standard Updates (“ASU”):  In August 2018, the Financial Accounting Standards Board (“FASB”) issued ASU 2018-13, Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement. This ASU eliminates, adds and modifies certain disclosure requirements for fair value measurements. Among the changes, entities will no longer be required to disclose the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy but will be required to disclose the range and weighted average used to develop significant unobservable inputs for Level 3 fair value measurements. ASU 2018-13 is effective for interim and annual reporting periods beginning after December 15, 2019, and early adoption is permitted. The adoption of this ASU did not have a material impact on the Company’s consolidated financial position or results of operations.

In January 2017, the FASB amended ASU 2017-04, Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill. The amendment was to simplify the goodwill impairment measurement test by eliminating Step 2. The amendment requires the Company to perform the goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount and recognizing an impairment charge for the amount by which the carrying amount exceeds the fair value. Additionally, an entity should consider the tax effects from any tax deductible goodwill on the carrying amount when measuring the impairment loss. This amendment is effective for public business entities for reporting periods beginning after December 15, 2019, including interim periods within that reporting period. The adoption of this ASU did not have a material impact on the Company’s consolidated financial position or results of operations.

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

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note B - Securities

The following table summarizes the amortized cost and fair value of securities available for sale and securities held to maturity at December 31, 2020 and 2019 and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) and gross unrecognized gains and losses:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses		Estimated Fair Value
Securities Available for Sale
December 31, 2020
U.S. Government sponsored entity securities	$17,814	$339	$	----	$18,153
Agency mortgage-backed securities, residential	91,425	2,748		(4)	94,169
Total securities	$109,239	$3,087		$(4)	$112,322

December 31, 2019
U.S. Government sponsored entity securities	$16,579	$163		$(6)	$16,736
Agency mortgage-backed securities, residential	88,071	807		(296)	88,582
Total securities	$104,650	$970		$(302)	$105,318

	Amortized Cost	Gross Unrecognized Gains	Gross Unrecognized Losses		Estimated Fair Value
Securities Held to Maturity
December 31, 2020
Obligations of states and political subdivisions	$10,018	$324	$	----	$10,342
Agency mortgage-backed securities, residential	2	----		----	2
Total securities	$10,020	$324	$	----	$10,344

December 31, 2019
Obligations of states and political subdivisions	$12,031	$372		$(1)	$12,402
Agency mortgage-backed securities, residential	2	----		----	2
Total securities	$12,033	$372		$(1)	$12,404

At year-end 2020 and 2019, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders’ equity.

There were no sales of debt securities during 2020, 2019 and 2018.

Securities with a carrying value of approximately $83,344 at December 31, 2020 and $78,418 at December 31, 2019 were pledged to secure public deposits and repurchase agreements and for other purposes as required or permitted by law.

Unrealized losses on the Company’s debt securities have not been recognized into income because the issuers’ securities are of high credit quality as of December 31, 2020, and management does not intend to sell and it is likely that management will not be required to sell the securities prior to their anticipated recovery.  Management does not believe any individual unrealized loss at December 31, 2020 and 2019 represents an OTTI.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note B - Securities (continued)

The amortized cost and estimated fair value of debt securities at December 31, 2020, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because certain issuers may have the right to call or prepay the debt obligations prior to their contractual maturities. Securities not due at a single maturity are shown separately.

	Available for Sale		Held to Maturity
Debt Securities:	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Due in one year or less	$4,599	$4,612	$2,016	$2,048
Due in one to five years	8,215	8,531	4,107	4,276
Due in five to ten years	5,000	5,010	3,895	4,018
Agency mortgage-backed securities, residential	91,425	94,169	2	2
Total debt securities	$109,239	$112,322	$10,020	$10,344

The following table summarizes securities with unrealized losses at December 31, 2020 and December 31, 2019, aggregated by major security type and length of time in a continuous unrealized loss position:

December 31, 2020	Less than 12 Months		12 Months or More				Total
Securities Available for Sale	Fair Value	Unrealized Loss	Fair Value		Unrealized Loss		Fair Value	Unrealized Loss
Agency mortgage-backed securities, residential	$14,517	$(4)	$	----	$	----	$14,517	$(4)
Total available for sale	$14,517	$(4)	$	----	$	----	$14,517	$(4)

December 31, 2019	Less than 12 Months				12 Months or More		Total
Securities Available for Sale	Fair Value		Unrealized Loss		Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Government sponsored entity securities	$	----	$	----	$1,999	$(6)	$1,999	$(6)
Agency mortgage-backed securities, residential		15,041		(84)	21,344	(212)	36,385	(296)
Total available for sale		$15,041		$(84)	$23,343	$(218)	$38,384	$(302)

	Less than 12 Months		12 Months or More				Total
Securities Held to Maturity	Fair Value	Unrecognized Loss	Fair Value		Unrecognized Loss		Fair Value	Unrecognized Loss
Obligations of states and political subdivisions	$204	$(1)	$	----	$	----	$204	$(1)
Total held to maturity	$204	$(1)	$	----	$	----	$204	$(1)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note C - Loans and Allowance for Loan Losses

Loans are comprised of the following at December 31:
	2020	2019
Residential real estate	$305,478	$310,253
Commercial real estate:
Owner-occupied	51,863	55,825
Nonowner-occupied	164,523	131,398
Construction	37,063	34,913
Commercial and industrial	157,692	100,023
Consumer:
Automobile	55,241	63,770
Home equity	19,993	22,882
Other	56,811	53,710
	848,664	772,774
Less: Allowance for loan losses	(7,160)	(6,272)

Loans, net	$841,504	$766,502

Commercial and industrial loans include $27,933 of loans originated under the PPP at December 31, 2020. These loans are guaranteed by the SBA.

The following table presents the activity in the allowance for loan losses by portfolio segment for the years ended December 31, 2020, 2019 and 2018:

December 31, 2020	Residential Real Estate	Commercial Real Estate	Commercial & Industrial	Consumer	Total
Allowance for loan losses:
Beginning balance	$1,250	$1,928	$1,447	$1,647	$6,272
Provision for loan losses	413	946	443	1,178	2,980
Loans charged off	(340)	(559)	(185)	(1,949)	(3,033)
Recoveries	157	116	71	597	941
Total ending allowance balance	$1,480	$2,431	$1,776	$1,473	$7,160

December 31, 2019	Residential Real Estate	Commercial Real Estate	Commercial & Industrial	Consumer	Total
Allowance for loan losses:
Beginning balance	$1,583	$2,186	$1,063	$1,896	$6,728
Provision for loan losses	98	(1,745)	1,807	840	1,000
Loans charged off	(1,060)	(602)	(1,513)	(1,917)	(5,092)
Recoveries	629	2,089	90	828	3,636
Total ending allowance balance	$1,250	$1,928	$1,447	$1,647	$6,272

December 31, 2018	Residential Real Estate	Commercial Real Estate	Commercial & Industrial	Consumer	Total
Allowance for loan losses:
Beginning balance	$1,470	$2,978	$1,024	$2,027	$7,499
Provision for loan losses	772	(1,311)	(80)	1,658	1,039
Loans charged off	(874)	(4)	(208)	(2,514)	(3,600)
Recoveries	215	523	327	725	1,790
Total ending allowance balance	$1,583	$2,186	$1,063	$1,896	$6,728

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 Note C - Loans and Allowance for Loan Losses (continued)

The following table presents the balance in the allowance for loan losses and the recorded investment of loans by portfolio segment and based on impairment method as of December 31, 2020 and 2019:

December 31, 2020	Residential Real Estate		Commercial Real Estate		Commercial & Industrial		Consumer		Total
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$	----	$	----	$	----	$	----	$	----
Collectively evaluated for impairment		1,480		2,431		1,776		1,473		7,160
Total ending allowance balance		$1,480		$2,431		$1,776		$1,473		$7,160

Loans:
Loans individually evaluated for impairment		$411		$5,845		$4,686		$84		$11,026
Loans collectively evaluated for impairment		305,067		247,604		153,006		131,961		837,638
Total ending loans balance		$305,478		$253,449		$157,692		$132,045		$848,664

December 31, 2019	Residential Real Estate		Commercial Real Estate	Commercial & Industrial	Consumer	Total
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$	----	$385	$303	$119	$807
Collectively evaluated for impairment		1,250	1,543	1,144	1,528	5,465
Total ending allowance balance		$1,250	$1,928	$1,447	$1,647	$6,272

Loans:
Loans individually evaluated for impairment		$438	$11,300	$4,910	$487	$17,135
Loans collectively evaluated for impairment		309,815	210,836	95,113	139,875	755,639
Total ending loans balance		$310,253	$222,136	$100,023	$140,362	$772,774

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note C – Loans and Allowance for Loan Losses (continued)

The following table presents information related to loans individually evaluated for impairment by class of loans as of the years ended December 31, 2020, 2019 and 2018:

December 31, 2020	Unpaid Principal Balance		Recorded Investment		Allowance for Loan Losses Allocated		Average Impaired Loans		Interest Income Recognized		Cash Basis Interest Recognized
With an allowance recorded:	$	----	$	----	$	----	$	----	$	----	$	----
With no related allowance recorded:
Residential real estate		418		411		----		423		21		21
Commercial real estate:
Owner-occupied		5,256		5,256		----		3,417		260		260
Nonowner-occupied		632		589		----		626		29		29
Commercial and industrial		4,686		4,686		----		3,772		196		196
Consumer:
Home equity		34		34		----		28		2		2
Other		50		50		----		10		2		2

Total		$11,076		$11,026	$	----		$8,276		$510		$510

December 31, 2019	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Impaired Loans	Interest Income Recognized	Cash Basis Interest Recognized
With an allowance recorded:
Commercial real estate:
Owner-occupied	$2,030	$2,030	$385	$1,375	$197	$197
Commercial and industrial	4,861	4,861	303	4,796	319	319
Consumer:
Automobile	8	8	8	2	----	----
Other	111	111	111	22	9	9

With no related allowance recorded:
Residential real estate	438	438	----	453	23	23
Commercial real estate:
Owner-occupied	1,778	1,778	----	1,902	113	113
Nonowner-occupied	7,492	7,492	----	6,160	477	477
Commercial and industrial	49	49	----	300	111	111
Consumer:
Home equity	368	368	----	143	19	19

Total	$17,135	$17,135	$807	$15,153	$1,268	$1,268

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note C – Loans and Allowance for Loan Losses (continued)

December 31, 2018	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Impaired Loans	Interest Income Recognized	Cash Basis Interest Recognized
With an allowance recorded:
Commercial real estate:
Nonowner-occupied	$362	$362	$98	$367	$15	$15

With no related allowance recorded:
Residential real estate	1,667	1,667	----	511	101	101
Commercial real estate:
Owner-occupied	2,527	2,527	----	2,475	141	141
Nonowner-occupied	2,368	946	----	1,912	57	57
Construction	336	----	----	----	20	20
Commercial and industrial	7,116	7,116	----	5,802	414	414

Total	$14,376	$12,618	$98	$11,067	$748	$748

The recorded investment of a loan is its carrying value excluding accrued interest and deferred loan fees.

Nonaccrual loans and loans past due 90 days or more and still accruing include both smaller balance homogenous loans that are collectively evaluated for impairment and individually classified as impaired loans.

The Company transfers loans to other real estate owned, at fair value less cost to sell, in the period the Company obtains physical possession of the property (through legal title or through a deed in lieu). As of December 31, 2020 and December 31, 2019, other real estate owned for residential real estate properties totaled $43 and $68, respectively. In addition, nonaccrual residential mortgage loans that are in the process of foreclosure had a recorded investment of $1,097 and $1,780 as of December 31, 2020 and December 31, 2019, respectively.

The following table presents the recorded investment of nonaccrual loans and loans past due 90 days or more and still accruing by class of loans as of December 31, 2020 and 2019:

	Loans Past Due 90 Days And Still Accruing	Nonaccrual
December 31, 2020
Residential real estate	$127	$5,256
Commercial real estate:
Owner-occupied	----	205
Nonowner-occupied	----	362
Construction	----	156
Commercial and industrial	15	149
Consumer:
Automobile	146	129
Home equity	----	210
Other	136	36
Total	$424	$6,503

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note C – Loans and Allowance for Loan Losses (continued)

	Loans Past Due 90 Days And Still Accruing	Nonaccrual
December 31, 2019
Residential real estate	$255	$6,119
Commercial real estate:
Owner-occupied	----	863
Nonowner-occupied	----	804
Construction	----	229
Commercial and industrial	----	590
Consumer:
Automobile	239	61
Home equity	----	392
Other	395	91
Total	$889	$9,149

The following table presents the aging of the recorded investment of past due loans by class of loans as of December 31, 2020 and 2019:

December 31, 2020	30-59 Days Past Due	60-89 Days Past Due	90 Days Or More Past Due	Total Past Due	Loans Not Past Due	Total
Residential real estate	$2,845	$496	$1,663	$5,004	$300,474	$305,478
Commercial real estate:
Owner-occupied	470	1003	193	1,666	50,197	51,863
Nonowner-occupied	94	----	362	456	164,067	164,523
Construction	----	82	----	82	36,981	37,063
Commercial and industrial	1,112	11	164	1,287	156,405	157,692
Consumer:
Automobile	831	131	258	1,220	54,021	55,241
Home equity	204	81	113	398	19,595	19,993
Other	446	76	172	694	56,117	56,811

Total	$6,002	$1,880	$2,925	$10,807	$837,857	$848,664

December 31, 2019	30-59 Days Past Due	60-89 Days Past Due	90 Days Or More Past Due	Total Past Due	Loans Not Past Due	Total
Residential real estate	$4,015	$1,314	$1,782	$7,111	$303,142	$310,253
Commercial real estate:
Owner-occupied	383	59	144	586	55,239	55,825
Nonowner-occupied	12	----	697	709	130,689	131,398
Construction	186	19	49	254	34,659	34,913
Commercial and industrial	1,320	312	241	1,873	98,150	100,023
Consumer:
Automobile	986	329	246	1,561	62,209	63,770
Home equity	106	18	279	403	22,479	22,882
Other	559	139	443	1,141	52,569	53,710

Total	$7,567	$2,190	$3,881	$13,638	$759,136	$772,774

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

The following table presents the types of TDR loan modifications by class of loans as of December 31, 2020 and December 31, 2019:

	TDRs Performing to Modified Terms	TDRs Not Performing to Modified Terms		Total TDRs
December 31, 2020
Residential real estate:
Interest only payments	$202	$	----	$202
Commercial real estate:
Owner-occupied
Reduction of principal and interest payments	1,486		----	1,486
Maturity extension at lower stated rate than market rate	351		----	351
Credit extension at lower stated rate than market rate	384		----	384
Nonowner-occupied
Credit extension at lower stated rate than market rate	390		----	390
Commercial and industrial
Interest only payments	4,400		----	4,400
Total TDRs	$7,213	$	----	$7,213

	TDRs Performing to Modified Terms	TDRs Not Performing to Modified Terms		Total TDRs
December 31, 2019
Residential real estate:
Interest only payments	$209	$	----	$209
Commercial real estate:
Owner-occupied
Interest only payments	882		----	882
Reduction of principal and interest payments	1,521		----	1,521
Maturity extension at lower stated rate than market rate	393		----	393
Credit extension at lower stated rate than market rate	393		----	393
Nonowner-occupied
Credit extension at lower stated rate than market rate	395		----	395
Commercial and industrial
Interest only payments	4,574		----	4,574
Reduction of principal and interest payments	185		----	185
Total TDRs	$8,552	$	----	$8,552

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note C – Loans and Allowance for Loan Losses (continued)

At December 31, 2020, the balance in TDR loans decreased $1,339, or 15.7%, from year-end 2019.  The Company had no specific allocations in reserves to customers whose loan terms have been modified in TDRs at December 31, 2020, as compared to  $227 at December 31, 2019.  At December 31, 2020, the Company had $1,100 in commitments to lend additional amounts to customers with outstanding loans that are classified as TDRs, as compared to $941 at December 31, 2019.

There were no TDR loan modifications that occurred during the years ended December 31, 2020 and December 31, 2018. The following table present the pre- and post-modification balances of TDR loan modifications by class of loans that occurred during the year ended December 31, 2019:

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

The Company had no TDRs that occurred during the year ended December 31, 2020 and December 31, 2019 that experienced any payment defaults within twelve months following their loan modification.  During the twelve months ended December 31, 2018, a commercial real estate TDR totaling $362 became past due 90 days or more. A default is considered to have occurred once the TDR is past due 90 days or more or it has been placed on nonaccrual.  TDR loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

The Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was signed into law on March 27, 2020 and provided guidance on the modification of loans as a result of COVID-19, which outlined, among other criteria, that short-term modifications made on a good faith basis to borrowers who were current as defined under the CARES Act prior to any relief, are not TDRs. This includes short-term modifications such as payment deferrals, fee waivers, extensions of repayment terms, or other delays in payment that are insignificant. Borrowers are considered current under the CARES Act and related regulatory guidance if they are less than 30 days past due on their contractual payments at December 31, 2019, or at the time a modification program is implemented, respectively.  During the year ended December 31, 2020, the Company had modified 827 loans related to COVID-19 with an aggregate loan balance of $153,263 at December 31, 2020 that were not reported as TDRs.  As of December 31, 2020, the Company had 116 modified loans remaining that were related to COVID-19 with an aggregate loan balance of $7,287 that were not reported as TDRs in the tables presented above.

The terms of certain other loans were modified during the years ended December 31, 2020 and 2019 that did not meet the definition of a TDR.  These loans have a total recorded investment of $57,893 as of December 31, 2020 and $50,586 as of December 31, 2019.  The modification of these loans primarily involved the modification of the terms of a loan to borrowers who were not experiencing financial difficulties.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note C - Loans and Allowance for Loan Losses (continued)

Credit Quality Indicators:

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt, such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. These risk categories are represented by a loan grading scale from 1 through 11. The Company analyzes loans individually with a higher credit risk rating and groups these loans into categories called “criticized” and ”classified” assets. The Company considers its criticized assets to be loans that are graded 8 and its classified assets to be loans that are graded 9 through 11. The Company’s risk categories are reviewed at least annually on loans that have aggregate borrowing amounts that meet or exceed $1,000.

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

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note C - Loans and Allowance for Loan Losses (continued)

As of December 31, 2020 and December 31, 2019, and based on the most recent analysis performed, the risk category of commercial loans by class of loans is as follows:

December 31, 2020	Pass	Criticized	Classified	Total
Commercial real estate:
Owner-occupied	$46,604	$669	$4,590	$51,863
Nonowner-occupied	160,324	3,629	570	164,523
Construction	37,063	----	----	37,063
Commercial and industrial	150,786	2,064	4,842	157,692
Total	$394,777	$6,362	$10,002	$411,141

December 31, 2019	Pass	Criticized	Classified	Total
Commercial real estate:
Owner-occupied	$49,486	$2,889	$3,450	$55,825
Nonowner-occupied	123,847	----	7,551	131,398
Construction	34,864	----	49	34,913
Commercial and industrial	89,749	298	9,976	100,023
Total	$297,946	$3,187	$21,026	$322,159

The Company also obtains the credit scores of its borrowers upon origination (if available by the credit bureau) but not thereafter. The Company focuses mostly on the performance and repayment ability of the borrower as an indicator of credit risk and does not consider a borrower’s credit score to be a significant influence in the determination of a loan’s credit risk grading.

For residential and consumer loan classes, the Company evaluates credit quality based on the aging status of the loan, which was previously presented, and by payment activity.  The following table presents the recorded investment of residential and consumer loans by class of loans based on payment activity as of December 31, 2020 and December 31, 2019:

	Consumer
December 31, 2020	Automobile	Home Equity	Other	Residential Real Estate	Total
Performing	$54,966	$19,783	$56,639	$300,095	$431,483
Nonperforming	275	210	172	5,383	6,040
Total	$55,241	$19,993	$56,811	$305,478	$437,523

	Consumer
December 31, 2019	Automobile	Home Equity	Other	Residential Real Estate	Total
Performing	$63,470	$22,490	$53,224	$303,879	$443,063
Nonperforming	300	392	486	6,374	7,552
Total	$63,770	$22,882	$53,710	$310,253	$450,615

The Company, through its subsidiaries, grants residential, consumer, and commercial loans to customers located primarily in the southeastern area of Ohio as well as the western counties of West Virginia.  Approximately 4.22% of total loans were unsecured at December 31, 2020, down from 5.00% at December 31, 2019.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note D - Premises and Equipment

Following is a summary of premises and equipment at December 31:

	2020	2019
Land	$2,719	$2,633
Buildings	22,081	20,890
Leasehold improvements	1,302	1,267
Furniture and equipment	8,892	6,847
	34,994	31,637
Less accumulated depreciation	13,682	12,420
Total premises and equipment	$21,312	$19,217

Following is a summary of premises and equipment held for sale at December 31:

	2020	2019
Land	$153	$153
Buildings	564	563
	717	716
Less accumulated depreciation	80	63
Total premises and equipment held for sale	$637	$653

Note E – Leases

The Company enters into leases in the normal course of business primarily for branch buildings and office space to conduct business.  The Company’s leases have remaining terms ranging from 9 months to 16.5 years, some of which include options to extend the leases for up to 15 years.

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

Leases are classified as operating or finance leases at the lease commencement date.  Lease expense for operating leases and short-term leases is recognized on a straight-line basis over the lease term.  ROU assets represent our right to use an underlying asset for the lease term and lease liabilities are recognized at the lease commencement date based on the estimated present value of lease payments over the lease term.  At December 31, 2020, the Company did not have any finance leases.

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

Balance sheet information related to leases was as follows:

	December 31, 2020	December 31, 2019
Operating leases:
Operating lease right-of-use assets	$880	$1,053
Operating lease liabilities	880	1,053

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note E – Leases (continued)

The components of lease cost were as follows for the year ending:

	December 31, 2020	December 31, 2019
Operating lease cost	$170	$282
Short-term lease expense	31	52

Future undiscounted lease payments for operating leases with initial terms of one year or more as of December 31, 2020 are as follows:

Operating Leases
2021	$157
2022	157
2023	116
2024	95
2025	94
Thereafter	452
Total lease payments	1,071
Less: Imputed Interest	(191)
Total operating leases	$880

Other information was as follows:

	December 31, 2020	December 31, 2019

Weighted-average remaining lease term for operating leases	9.6 years	10.6 years
Weighted-average discount rate for operating leases	2.79%	2.76%

Note F – Goodwill and Intangible Assets

Goodwill:  The change in goodwill during the year is as follows:

	2020	2019	2018
Beginning of year	$7,319	$7,371	$7,371
Finalization of Milton branch sale	----	(52)	----
End of year	$7,319	$7,319	$7,371

Impairment exists when a reporting unit’s carrying value of goodwill exceeds its fair value. During 2020, the general economic conditions the Company operates in had trended from generally stable to somewhat challenged in relation to the pandemic. At December 31, 2020, the Company’s reporting unit remained profitable and had positive equity. However, earnings for 2020 had been negatively impacted by adding general reserves to the allowance in relation to the pandemic and to a lower net interest margin in relation to the first quarter rate cuts. As a result, the Company’s stock price experienced a decrease in value during 2020, and was trading below book value at December 31, 2020. Given the economic outlook, the challenge of growing earnings going forward in this environment, and the Company’s stock price trading below book value, management could not conclude that evidence provided by a qualitative assessment would support that it would be more likely than not the fair value of goodwill is more than the carrying amount. Therefore, the Company proceeded to complete the quantitative impairment test.

The quantitative impairment test includes comparing the carrying value of the reporting unit, including the existing goodwill and intangible assets, to the fair value of the reporting unit. If the carrying amount of the reporting unit exceeds its fair value, a goodwill impairment charge is recorded for the amount in which the carrying value of the reporting unit exceeds the fair value of the reporting unit, up to the amount of goodwill attributed to the reporting unit. After performing the quantitative testing, it was determined that the reporting unit’s fair value exceeded the reporting unit’s carrying value, resulting in no impairment for the year ended December 31, 2020.

At December 31, 2019, the Company’s reporting unit had positive equity and the Company elected to perform a qualitative assessment to determine if it was more likely than not that fair value of the reporting unit exceeded its carrying value, including goodwill.  The qualitative assessment indicated that it is more likely than not that fair value of goodwill is more than the carrying value, resulting in no impairment for the year ended December 31, 2019.  Therefore, the Company did not proceed to step one of the annual goodwill impairment testing requirement.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note F – Goodwill and Intangible Assets (continued)

Acquired intangible assets:  Acquired intangible assets were as follows at year-end:

	2020		2019
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortized intangible assets:
Core deposit intangibles	$738	$626	$738	$564

Aggregate amortization expense was $62 for 2020, $206 for 2019 and $135 for 2018.

Estimated amortization expense for each of the next five years:

2021	$48
2022	35
2023	21
2024	8
2025	----
Total	$112

Note G - Deposits

Following is a summary of interest-bearing deposits at December 31:

	2020	2019
NOW accounts	$185,364	$158,434
Savings and Money Market	286,937	230,672
Time:
In denominations of $250,000 or less	165,834	175,334
In denominations of more than $250,000	40,827	34,424
Total time deposits	206,661	209,758
Total interest-bearing deposits	$678,962	$598,864

Following is a summary of total time deposits by remaining maturity at December 31, 2020:

2021	$136,634
2022	51,677
2023	13,727
2024	3,289
2025	1,147
Thereafter	187
Total	$206,661

Brokered deposits, included in time deposits, were $18,834 and $25,797 at December 31, 2020 and 2019, respectively.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note H - Interest Rate Swaps

The Company manages economic risks, including interest rate, liquidity, and credit risk, primarily by managing the amount, sources, and duration of its assets and liabilities.  The Company utilizes interest rate swap agreements as part of its asset/liability management strategy to help manage its interest rate risk position.  As part of this strategy, the Company provides its customer with a fixed-rate loan while creating a variable-rate asset for the Company by the customer entering into an interest rate swap with the Company on terms that match the loan.  The Company offsets its risk exposure by entering into an offsetting interest rate swap with an unaffiliated institution.  These interest rate swaps do not qualify as designated hedges; therefore, each swap is accounted for as a standalone derivative.  At December 31, 2020, the Company had interest rate swaps associated with commercial loans with a notional value of $10,967 and a fair value of $913.  This is compared to interest rate swaps with a notional value of $7,633 and a fair value of $459 at December 31, 2019.  The notional amount of the interest rate swaps does not represent amounts exchanged by the parties.  The amount exchanged is determined by reference to the notional amount and the other terms of the individual interest rate swap agreement.  To further offset the risk exposure related to market value fluctuations of its interest rate swaps, the Company maintains collateral deposits on hand with a third-party correspondent, which totaled $1,250 at December 31, 2020 and $750 at December 31, 2019.

Note I - Other Borrowed Funds

Other borrowed funds at December 31, 2020 and 2019 are comprised of advances from the FHLB of Cincinnati and promissory notes.

	FHLB Borrowings	Promissory Notes	Totals
2020	$24,665	$3,198	$27,863
2019	$29,758	$4,233	$33,991

Pursuant to collateral agreements with the FHLB, advances are secured by $297,281 in qualifying mortgage loans, $57,457 in commercial loans and $5,365 in FHLB stock at December 31, 2020. Fixed-rate FHLB advances of $24,665 mature through 2042 and have interest rates ranging from 1.53% to 3.31% and a year-to-date weighted average cost of 2.40% and 2.39% at December 31, 2020 and 2019, respectively. There were no variable-rate FHLB borrowings at December 31, 2020.

At December 31, 2020, the Company had a cash management line of credit enabling it to borrow up to $100,000 from the FHLB. All cash management advances have an original maturity of 90 days. The line of credit must be renewed on an annual basis. There was $100,000 available on this line of credit at December 31, 2020.

Based on the Company’s current FHLB stock ownership, total assets and pledgeable loans, the Company had the ability to obtain borrowings from the FHLB up to a maximum of $204,060 at December 31, 2020. Of this maximum borrowing capacity of $204,060, the Company had $102,656 available to use as additional borrowings, of which $100,000 could be used for short-term, cash management advances, as mentioned above.

Promissory notes, issued primarily by Ohio Valley, are due at various dates through a final maturity date of December 9, 2021, and have fixed rates ranging from 1.00% to 2.85% and a year-to-date weighted average cost of 2.20% at December 31, 2020, as compared to 2.73% at December 31, 2019. At December 31, 2020, there were six promissory notes payable by Ohio Valley to related parties totaling $3,198. See Note M for further discussion of related party transactions.  There were no Promissory notes payable to other banks at December 31, 2020, as compared to $405 at December 31, 2019.

Letters of credit issued on the Bank’s behalf by the FHLB to collateralize certain public unit deposits as required by law totaled $76,740 at December 31, 2020 and $56,500 at December 31, 2019.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note I - Other Borrowed Funds (continued)

Scheduled principal payments over the next five years:	FHLB Borrowings	Promissory Notes	Totals
2021	$3,134	$3,198	$6,332
2022	2,683	----	2,683
2023	2,542	----	2,542
2024	2,173	----	2,173
2025	1,897	----	1,897
Thereafter	12,236	----	12,236
	$24,665	$3,198	$27,863

Note J - Subordinated Debentures and Trust Preferred Securities

On March 22, 2007, a trust formed by Ohio Valley issued $8,500 of adjustable-rate trust preferred securities as part of a pooled offering of such securities.  The rate on these trust preferred securities was fixed at 6.58% for five years, and then converted to a floating-rate term on March 15, 2012, based on a rate equal to the 3-month LIBOR plus 1.68%.  The interest rate on these trust preferred securities was 1.90% at December 31, 2020 and 3.57% at December 31, 2019.  There were no debt issuance costs incurred with these trust preferred securities.  The Company issued subordinated debentures to the trust in exchange for the proceeds of the offering.  The subordinated debentures must be redeemed no later than June 15, 2037.

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

Note K - Income Taxes

The provision for income taxes consists of the following components:

	2020	2019	2018
Current tax expense	$2,036	$1,446	$2,389
Deferred tax (benefit) expense	12	367	(134)
Total income taxes	$2,048	$1,813	$2,255

The source of deferred tax assets and deferred tax liabilities at December 31:

	2020	2019
Items giving rise to deferred tax assets:
Allowance for loan losses	$1,557	$1,364
Deferred compensation	1,822	1,700
Deferred loan fees/costs	136	110
Other real estate owned	1	4
Accrued bonus	212	204
Purchase accounting adjustments	18	24
Net operating loss	99	115
Lease liability	235	274
Other	339	346
Items giving rise to deferred tax liabilities:
Mortgage servicing rights	(100)	(77)
FHLB stock dividends	(676)	(676)
Unrealized gain on securities available for sale	(647)	(140)
Prepaid expenses	(202)	(182)
Depreciation and amortization	(894)	(579)
Right-of-use asset	(235)	(274)
Other	----	----
Net deferred tax asset	$1,665	$2,213

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

At December 31, 2020, the Company’s deferred tax asset related to Section 382 net operating loss carryforwards was $471, which will expire in 2026.

The difference between the financial statement tax provision and amounts computed by applying the statutory federal income tax rate of 21% to income before taxes is as follows:

	2020	2019	2018
Statutory tax	$2,584	$2,461	$2,982
Effect of nontaxable interest	(348)	(336)	(352)
Effect of nontaxable insurance premiums	(210)	(212)	(218)
Income from bank owned insurance, net	(161)	(141)	(142)
Effect of postretirement benefits	124	54	20
Effect of state income tax	125	100	33
Tax credits	(102)	(145)	(217)
Other items	36	32	149
Total income taxes	$2,048	$1,813	$2,255

At December 31, 2020 and December 31, 2019, the Company had no unrecognized tax benefits. The Company does not expect the amount of unrecognized tax benefits to significantly change within the next twelve months.  The Company did not recognize any interest and/or penalties related to income tax matters for the periods presented.

The Company is subject to U.S. federal income tax as well as West Virginia state income tax.  The Company is no longer subject to federal or state examination for years prior to 2017.  The tax years 2017-2019 remain open to federal and state examinations.

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

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note L - Commitments and Contingent Liabilities (continued)

Following is a summary of such commitments at December 31:

	2020	2019
Fixed rate	$1,127	$660
Variable rate	83,956	70,561
Standby letters of credit	3,373	3,957

At December 31, 2020, the fixed-rate commitments have interest rates ranging from 2.50% to 6.25% and maturities ranging from 15 years to 30 years.

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

Note M - Related Party Transactions

Certain directors, executive officers and companies with which they are affiliated were loan customers during 2020. A summary of activity on these borrower relationships with aggregate debt greater than $120 is as follows:

Total loans at January 1, 2020	$3,974
New loans	54
Repayments	(1,588)
Other changes	289
Total loans at December 31, 2020	$2,729

Other changes include adjustments for loans applicable to one reporting period that are excludable from the other reporting period, such as changes in persons classified as directors, executive officers and companies’ affiliates.

Deposits from principal officers, directors, and their affiliates at year-end 2020 and 2019 were $94,056 and $47,911.  In addition, the Company had promissory notes outstanding with directors and their affiliates totaling $3,198 at year-end 2020 and $3,558 at year-end 2019.  The interest rates ranged from 1.00% to 2.85%, with terms ranging from 10 to 24 months.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note N - Employee Benefits

The Bank has a profit-sharing plan for the benefit of its employees and their beneficiaries. Contributions to the plan are determined by the Board of Directors of Ohio Valley. Contributions charged to expense were $242, $264, and $352 for 2020, 2019 and 2018.

Ohio Valley maintains an Employee Stock Ownership Plan (“ESOP”) covering substantially all employees of the Company. Ohio Valley issues shares to the ESOP, purchased by the ESOP with subsidiary cash contributions, which are allocated to ESOP participants based on relative compensation. The total number of shares held by the ESOP, all of which have been allocated to participant accounts, were 298,294 and 365,274 at December 31, 2020 and 2019.  In addition, the subsidiaries made contributions to its ESOP Trust as follows:

	Years ended December 31
	2020		2019	2018

Number of shares issued		----	8,333	7,294

Fair value of stock contributed	$	----	$328	$295

Cash contributed		614	500	500

Total expense		$614	$828	$795

Life insurance contracts with a cash surrender value of $33,829 and annuity assets of $2,170 at December 31, 2020 have been purchased by the Company, the owner of the policies.  The purpose of these contracts was to replace a current group life insurance program for executive officers, implement a deferred compensation plan for directors and executive officers, implement a director retirement plan and implement supplemental retirement plans for certain officers.  Under the deferred compensation plan, Ohio Valley pays each participant the amount of fees deferred plus interest over the participant’s desired term, upon termination of service.  Under the director retirement plan, participants are eligible to receive ongoing compensation payments upon retirement subject to length of service.  The supplemental retirement plans provide payments to select executive officers upon retirement based upon a compensation formula determined by Ohio Valley’s Board of Directors.  The present value of payments expected to be provided are accrued during the service period of the covered individuals and amounted to $8,377 and $7,815 at December 31, 2020 and 2019. Expenses related to the plans for each of the last three years amounted to $743, $627, and $602. In association with the split-dollar life insurance plan, the present value of the postretirement benefit totaled $3,721 at December 31, 2020 and $3,130 at December 31, 2019.

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

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note O - Fair Value of Financial Instruments (continued)

Assets and Liabilities Measured on a Recurring Basis
Assets and liabilities measured at fair value on a recurring basis are summarized below:

	Fair Value Measurements at December 31, 2020, Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
U.S. Government sponsored entity securities	----	$18,153	----
Agency mortgage-backed securities, residential	----	94,169	----
Interest rate swap derivatives	----	928	----

Liabilities:
Interest rate swap derivatives	----	(928)	----

	Fair Value Measurements at December 31, 2019, Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
U.S. Government sponsored entity securities	----	$16,736	----
Agency mortgage-backed securities, residential	----	88,582	----
Interest rate swap derivatives	----	465	----

Liabilities:
Interest rate swap derivatives	----	(465)	----

Assets and Liabilities Measured on a Nonrecurring Basis
There were no assets or liabilities measured at fair value on a nonrecurring basis at December 31, 2020. Assets and liabilities measured at fair value on a nonrecurring basis at December 31, 2019 are summarized below:

	Fair Value Measurements at December 31, 2019, Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)		Significant Other Observable Inputs (Level 2)		Significant Unobservable Inputs (Level 3)
Assets:
Impaired loans:
Commercial real estate:
Nonowner-occupied	$	----	$	----	$1,644
Commercial and Industrial		----		----	4,559

At December 31, 2020, the Company had no recorded investment of impaired loans measured for impairment using the fair value of collateral for collateral-dependent loans and, therefore, recorded no impact to provision expense during the year ended December 31, 2020. At December 31, 2019, the recorded investment of impaired loans measured for impairment using the fair value of collateral for collateral-dependent loans totaled $7,010, with a corresponding valuation allowance of $807, resulting in an increase of $807 in provision expense during the year ended December 31, 2019, with no corresponding charge-offs recognized.

There was no other real estate owned that was measured at fair value less costs to sell at December 31, 2020 and 2019. Furthermore, there were no corresponding write-downs during the years ended December 31, 2020 and 2019.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note O - Fair Value of Financial Instruments (continued)

The following table presents quantitative information about Level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis at December 31, 2019:

December 31, 2019	Fair Value	Valuation Technique(s)	Unobservable Input(s)	Range	(Weighted Average)
Impaired loans:
Commercial real estate:
Owner-occupied	$1,644	Sales approach	Adjustment to comparables	0% to 20%	9.7%
Commercial and Industrial	4,559	Sales approach	Adjustment to comparables	0% to 61%	10.3%

The carrying amounts and estimated fair values of financial instruments at December 31, 2020 and December 31, 2019 are as follows:

		Fair Value Measurements at December 31, 2020 Using:
	Carrying Value	Level 1	Level 2		Level 3		Total
Financial Assets:
Cash and cash equivalents	$138,303	$138,303	$	----	$	----	$138,303
Certificates of deposit in financial institutions	2,500	----		2,500		----	2,500
Securities available for sale	112,322	----		112,322		----	112,322
Securities held to maturity	10,020	----		4,989		5,355	10,344
Loans, net	841,504	----		----		837,387	837,387
Interest rate swap derivatives	928	----		928		----	928
Accrued interest receivable	3,319	----		283		3,036	3,319

Financial Liabilities:
Deposits	993,739	314,777		680,904		----	995,681
Other borrowed funds	27,863	----		29,807		----	29,807
Subordinated debentures	8,500	----		5,556		----	5,556
Interest rate swap derivatives	928	----		928		----	928
Accrued interest payable	1,100	1		1,099		----	1,100

		Fair Value Measurements at December 31, 2019 Using:
	Carrying Value	Level 1	Level 2		Level 3		Total
Financial Assets:
Cash and cash equivalents	$52,356	$52,356	$	----	$	----	$52,356
Certificates of deposit in financial institutions	2,360	----		2,360		----	2,360
Securities available for sale	105,318	----		105,318		----	105,318
Securities held to maturity	12,033	----		6,446		5,958	12,404
Loans, net	766,502	----		----		771,285	771,285
Interest rate swap derivatives	465	----		465		----	465
Accrued interest receivable	2,564	----		315		2,249	2,564

Financial Liabilities:
Deposits	821,471	222,607		599,937		----	822,544
Other borrowed funds	33,991	----		34,345		----	34,345
Subordinated debentures	8,500	----		6,275		----	6,275
Interest rate swap derivatives	465	----		465		----	465
Accrued interest payable	1,589	3		1,586		----	1,589

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

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note P - Regulatory Matters

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgements by regulators. Failure to meet capital requirements can initiate regulatory action. The net unrealized gain or loss on available for sale securities is not included in computing regulatory capital. Management believes as of December 31, 2020, the Company and Bank met all capital adequacy requirements to which they are subject.

 Prompt corrective action regulations applicable to insured depository institutions provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2020 and 2019, the Bank met the capital requirements to be deemed well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since year-end 2020 and 2019 that management believes have changed the institution's well capitalized category.

In 2019, the federal banking agencies jointly issued a final rule that provides for an optional, simplified measure of capital adequacy, the community bank leverage ratio ("CBLR") framework, for qualifying community banking organizations (banks and holding companies), consistent with Section 201 of the Economic Growth, Regulatory Relief, and Consumer Protection Act. The final rule became effective on January 1, 2020 and was elected by the Bank as of March 31, 2020. In April 2020, the federal banking agencies issued an interim final rule that makes temporary changes to the CBLR framework, pursuant to Section 4012 of the Coronavirus Aid, Relief, and Economic Security CARES Act, and a second interim final rule that provides a graduated increase in the CBLR requirement after the expiration of the temporary changes implemented pursuant to Section 4012 of the CARES Act.

The CBLR removes the requirement for qualifying banking organizations to calculate and report risk-based capital but rather only requires a Tier 1 to average assets ("leverage") ratio. Qualifying banking organizations that elect to use the CBLR framework and that maintain a leverage ratio of greater than required minimums will be considered to have satisfied the generally applicable risk based and leverage capital requirements in the agencies' capital rules and, if applicable, will be considered to have met the well capitalized ratio requirements for purposes of Section 38 of the Federal Deposit Insurance Act. Under the interim final rules, the CBLR minimum requirement is 8% as of December 31, 2020, 8.5% for calendar year 2021, and 9% for calendar year 2022 and beyond. The interim rule allows for a two-quarter grace period to correct a ratio that falls below the required amount, provided that the Bank maintains a leverage ratio of 7% as of December 31, 2020, 7.5% for calendar year 2021, and 8% for calendar year 2022 and beyond.

Under the final rule, an eligible banking organization can opt out of the CBLR framework and revert back to the risk-weighting framework without restriction. As of December 31, 2020, both the Company and the Bank were qualifying community banking organizations as defined by the federal banking agencies and elected to measure capital adequacy under the CBLR framework.

The following tables summarize the actual and required capital amounts of the Company and the Bank as of year-end.

	Actual		To Be Well Capitalized Under Prompt Corrective Action Regulations
2020	Amount	Ratio	Amount	Ratio
Tier 1 capital (to average assets)
Consolidated	$134,957	11.7%	$91,937	8.0%
Bank	120,989	10.7	90,407	8.0

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note P – Regulatory Matters (continued)

	Actual		Minimum Regulatory	Minimum To Be Well
2019	Amount	Ratio	Capital Ratio (2)	Capitalized (1)
Total capital (to risk weighted assets)
Consolidated	$134,930	18.7%	8.0%	10.0%
Bank	120,716	17.0	8.0	10.0
Common equity Tier 1 capital (to risk weighted assets)
Consolidated	120,158	16.6	4.5	N/A
Bank	114,772	16.1	4.5	6.5
Tier 1 capital (to risk weighted assets)
Consolidated	128,658	17.8	6.0	6.0
Bank	114,772	16.1	6.0	8.0
Tier 1 capital (to average assets)
Consolidated	128,658	12.5	4.0	N/A
Bank	114,772	11.3	4.0	5.0

(1)
For the Company, these amounts would be required for the Company to engage in activities permissible only for a bank holding company that meets the financial holding company requirements if the Company were not subject to the SBHCP.  For the Bank, these are the amounts required for the Bank to be deemed well capitalized under the prompt corrective action regulations.

(2)	Excludes capital conservation buffer of 2.50%.

Dividends paid by the subsidiaries are the primary source of funds available to Ohio Valley for payment of dividends to shareholders and for other working capital needs. The payment of dividends by the subsidiaries to Ohio Valley is subject to restrictions by regulatory authorities and state law. These restrictions generally limit dividends to the current and prior two years retained earnings of the Bank and Loan Central, Inc., and 90% of the prior year’s net income of OVBC Captive, Inc. At January 1, 2021 approximately $13,465 of the subsidiaries’ retained earnings were available for dividends under these guidelines. In addition to these restrictions, dividend payments cannot reduce regulatory capital levels below minimum regulatory guidelines. The amount of dividends payable by the Bank is also restricted if the Bank does not hold a capital conservation buffer. The ability of Ohio Valley to borrow funds from the Bank is limited as to amount and terms by banking regulations. The Board of Governors of the Federal Reserve System also has a policy requiring Ohio Valley to provide notice to the FRB in advance of the payment of a dividend to Ohio Valley’s shareholders under certain circumstances, and the FRB may disapprove of such dividend payment if the FRB determines the payment would be an unsafe or unsound practice.

Note Q - Parent Company Only Condensed Financial Information
Below is condensed financial information of Ohio Valley. In this information, Ohio Valley’s investment in its subsidiaries is stated at cost plus equity in undistributed earnings of the subsidiaries since acquisition. This information should be read in conjunction with the consolidated financial statements of the Company.

CONDENSED STATEMENTS OF CONDITION

	Years ended December 31:
Assets	2020	2019
Cash and cash equivalents	$4,112	$4,308
Investment in subsidiaries	143,424	134,910
Notes receivable – subsidiaries	1,603	1,963
Other assets	32	48
Total assets	$149,171	$141,229

Liabilities
Notes payable	$3,198	$4,233
Subordinated debentures	8,500	8,500
Other liabilities	1,149	317
Total liabilities	12,847	13,050

Shareholders’ Equity
Total shareholders’ equity	136,324	128,179
Total liabilities and shareholders’ equity	$149,171	$141,229

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note Q - Parent Company Only Condensed Financial Information (continued)

CONDENSED STATEMENTS OF INCOME

	Years ended December 31:
Income:	2020	2019	2018
Interest on notes	$41	$47	$53
Dividends from subsidiaries	4,125	4,375	4,225

Expenses:
Interest on notes	82	139	185
Interest on subordinated debentures	208	356	330
Operating expenses	344	377	351
Income before income taxes and equity in undistributed earnings of subsidiaries	3,532	3,550	3,412
Income tax benefit	121	169	164
Equity in undistributed earnings of subsidiaries	6,606	6,188	8,368
Net Income	$10,259	$9,907	$11,944
Comprehensive Income	$12,167	$12,570	$10,860

CONDENSED STATEMENTS OF CASH FLOWS

	Years ended December 31:
Cash flows from operating activities:	2020	2019	2018
Net Income	$10,259	$9,907	$11,944
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(6,606)	(6,188)	(8,368)
Common stock issued to ESOP	----	328	295
Change in other assets	16	45	(26)
Change in other liabilities	832	(214)	262
Net cash provided by operating activities	4,501	3,878	4,107

Cash flows from investing activities:
Change in notes receivable	360	1,037	320
Net cash provided by investing activities	360	1,037	320

Cash flows from financing activities:
Change in notes payable	(1,035)	(2,046)	(1,045)
Proceeds from common stock through dividend reinvestment	----	1,407	1,325
Cash dividends paid	(4,022)	(4,000)	(3,967)
Net cash used in financing activities	(5,057)	(4,639)	(3,687)

Cash and cash equivalents:
Change in cash and cash equivalents	(196)	276	740
Cash and cash equivalents at beginning of year	4,308	4,032	3,292
Cash and cash equivalents at end of year	$4,112	$4,308	$4,032

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

Total revenues from the banking segment, which accounted for the majority of the Company’s total revenues, totaled 94.3%, 94.2%, and 92.9% of total consolidated revenues for the years ended December 31, 2020, 2019 and 2018, respectively.

The accounting policies used for the Company’s reportable segments are the same as those described in Note A - Summary of Significant Accounting Policies.  Income taxes are allocated based on income before tax expense.  All goodwill is in the Banking segment.

Segment information is as follows:

	Year Ended December 31, 2020
	Banking	Consumer Finance	Total Company
Net interest income	$37,825	$2,157	$39,982
Provision expense	2,945	35	2,980
Noninterest income	10,344	1,094	11,438
Noninterest expense	33,693	2,440	36,133
Tax expense	1,886	162	2,048
Net income	9,645	614	10,259
Assets	1,173,820	13,112	1,186,932

	Year Ended December 31, 2019
	Banking	Consumer Finance	Total Company
Net interest income	$39,865	$3,187	$43,052
Provision expense	875	125	1,000
Noninterest income	8,989	177	9,166
Noninterest expense	37,026	2,472	39,498
Tax expense	1,653	160	1,813
Net income	9,300	607	9,907
Assets	1,000,315	12,957	1,013,272

	Year Ended December 31, 2018
	Banking	Consumer Finance	Total Company
Net interest income	$40,380	$3,346	$43,726
Provision expense	850	189	1,039
Noninterest income	8,243	695	8,938
Noninterest expense	34,841	2,585	37,426
Tax expense	1,990	265	2,255
Net income	10,942	1,002	11,944
Assets	1,017,902	12,591	1,030,493

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note S - Consolidated Quarterly Financial Information (unaudited)

	Quarters Ended
	Mar. 31	Jun. 30	Sept. 30	Dec. 31
2020
Total interest income	$11,785	$11,399	$11,574	$11,415
Total interest expense	1,781	1,604	1,492	1,314
Net interest income	10,004	9,795	10,082	10,101
Provision for loan losses	3,846	(393)	(2)	(471)
Noninterest income	4,442	2,249	2,434	2,313
Noninterest expense	9,519	9,602	9,891	7,121
Net income	1,002	2,263	2,294	4,700

Earnings per share	$0.21	$0.47	$0.48	$0.98

2019
Total interest income	$13,058	$12,483	$12,521	$12,255
Total interest expense	1,671	1,830	1,895	1,869
Net interest income	11,387	10,653	10,626	10,386
Provision for loan losses	2,377	(806)	444	(1,015)
Noninterest income	1,846	2,003	2,107	3,210
Noninterest expense	9,568	9,791	9,738	10,401
Net income	1,193	3,079	2,137	3,498

Earnings per share	$0.25	$0.65	$0.45	$0.73

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Ohio Valley Banc Corp.
Gallipolis, Ohio

Opinion on the Financial Statements
We have audited the accompanying consolidated statements of condition of Ohio Valley Banc Corp. (the "Company") as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three year period ended December 31, 2020, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2020 in conformity with accounting principles generally accepted in the United States of America.

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

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

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

Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments.  The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Allowance for Loan Losses – Qualitative Factors
As more fully described in Note A and Note C to the consolidated financial statements, the Company’s allowance for loan losses represents management’s best estimate of probable incurred losses in the loan portfolio. For loans that are not specifically identified for impairment, management performs a quantitative and qualitative analysis to determine the general reserve portion of the allowance for loan losses. The quantitative component consists of historical loss experience determined by portfolio segment and is based on the actual loss history experienced by the Company. Actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment.  These economic factors include consideration of the following:  levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations.  The Company analyzes loans individually with a higher credit risk rating and groups these loans into categories called “criticized” and ”classified” assets. Levels of criticized and classified assets impact the qualitative reserve.  Management exercised significant judgment when assessing these qualitative factors in estimating the allowance for loan losses.

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We identified the qualitative factor component of the allowance for loan losses as a critical audit matter as auditing this component of the allowance for loan losses involved especially subjective auditor judgment. The principal consideration for our determination of this matter as a critical audit matter is that adjustments for qualitative factors depend significantly on management’s judgment.
The primary audit procedures we performed to address this critical audit matter included the following:

•	Tested the operating effectiveness of controls over the Company’s loan grading
•	Performed testing over the completeness and accuracy of criticized and classified assets
•	Evaluated the relevance of management’s judgements, assumptions, and data used in the development of the qualitative factors
•	Evaluated management’s judgments and assumptions used to determine the qualitative adjustments for reasonableness, and the reliability of the underlying data on which these adjustments are based
•	Performed data validation of inputs and tested mathematical accuracy of management’s calculation
•
Performed substantive analytical procedures by analyzing underlying credit quality metrics of the loan portfolio and directional consistency of the allowance for loan losses balance and provision expense

/s/Crowe LLP
Crowe LLP

We have served as the Company’s auditor since 1992.

Louisville, Kentucky
March 24, 2021

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

Management assessed Ohio Valley Banc Corp.’s system of internal control over financial reporting as of December 31, 2020, in relation to criteria for effective internal control over financial reporting as described in the 2013 “Internal Control Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this assessment, management concluded that, as of December 31, 2020, its system of internal control over financial reporting is effective and meets the criteria of the “Internal Control Integrated Framework.”

Crowe LLP, independent registered public accounting firm, has not issued an integrated audit report on Ohio Valley Banc Corp.’s internal control over financial reporting.

Ohio Valley Banc Corp.

/s/Thomas E. Wiseman	/s/Scott W. Shockey
Thomas E. Wiseman Chief Executive Officer	Scott W. Shockey Senior Vice President, CFO

March 24, 2021

PERFORMANCE GRAPH

OHIO VALLEY BANC CORP.
Year ended December 31, 2020

The following graph sets forth a comparison of five-year cumulative total returns among the Company's common shares (indicated “Ohio Valley Banc Corp.” on the Performance Graph), the S & P 500 Index (indicated “S & P 500” on the Performance Graph), and SNL Securities SNL $1 Billion-$5 Billion Bank Asset-Size Index (indicated “SNL $1 B-$5 B Bank Index”) for fiscal years indicated.  Information reflected on the graph assumes an investment of $100 on December 31, 2015, in the common shares of each of the Company, the S & P 500 Index, and the SNL $1B-$5B Bank Index. Cumulative total return assumes reinvestment of dividends. The SNL $1 B-$5 B Bank Index represents the stock performance of 146 banks located throughout the United States, including the Company, within the respective asset range as selected by SNL Securities of Charlottesville, Virginia.

Total Return Performance
300
275
250
225
200
175
150
125
100
75
50
25
0
Ohio Valley Banc Corp.
SNL $1B-$5B Bank Index
S&P 500
2015
2016
2017
2018
2019
2020

	Period Ending					
Index	***12/31/15***	***12/31/16***	***12/31/17***	***12/31/18***	***12/31/19***	***12/31/20***
Ohio Valley Banc Corp.	100.00	114.72	177.68	157.34	179.09	111.92
SNL $1B-$5B Bank Index	100.00	143.87	153.37	134.37	163.35	138.81
S&P 500	100.00	111.96	136.40	130.42	171.49	203.04

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD LOOKING STATEMENTS

Certain statements contained in this report and other publicly available documents incorporated herein by reference constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended (the “Exchange Act”), and as defined in the Private Securities Litigation Reform Act of 1995.  Such statements are often, but not always, identified by the use of such words as “believes,” “anticipates,” “expects,” “intends,” “plan,” “goal,” “seek,” “project,” “estimate,” “strategy,” “future,” “likely,” “may,” “should,” “will,” and other similar expressions. Such statements involve various important assumptions, risks, uncertainties, and other factors, many of which are beyond our control, particularly with regard to developments related to the Coronavirus (“COVID-19”) pandemic, and which could cause actual results to differ materially from those expressed in such forward looking statements.  These factors include, but are not limited to:  the effects of COVID-19 on our business, operations, customers and capital position; higher default rates on loans made to our customers related to COVID-19 and its impact on our customers’ operations and financial condition; the impact of COVID-19 on local, national and global economic conditions; unexpected changes in interest rates or disruptions in the mortgage market related to COVID-19; the effects of various governmental responses to COVID-19; political uncertainty caused by, among other things, political parties and tensions surrounding the current socioeconomic landscape; changes in political, economic or other factors, such as inflation rates, recessionary or expansive trends, taxes, the effects of implementation of legislation and the continuing economic uncertainty in various parts of the world; competitive pressures; fluctuations in interest rates; the level of defaults and prepayment on loans made by the Company; unanticipated litigation, claims, or assessments; fluctuations in the cost of obtaining funds to make loans; and regulatory changes.  Additional detailed information concerning such factors is available in the Company’s filings with the Securities and Exchange Commission, under the Exchange Act, including the disclosure under the heading “Item 1A. Risk Factors” of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020. Readers are cautioned not to place undue reliance on such forward looking statements, which speak only as of the date hereof.  The Company undertakes no obligation and disclaims any intention to republish revised or updated forward looking statements, whether as a result of new information, unanticipated future events or otherwise.

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

BUSINESS OVERVIEW:

The Company is primarily engaged in commercial and retail banking through its wholly-owned subsidiary, The Ohio Valley Bank Company (the “Bank”), offering a blend of commercial and consumer banking services within southeastern Ohio, as well as western West Virginia.  The banking services offered by the Bank include the acceptance of deposits in checking, savings, time and money market accounts; the making and servicing of personal, commercial, floor plan and student loans; the making of construction and real estate loans; and credit card services.  The Bank also offers individual retirement accounts, safe deposit boxes, wire transfers and other standard banking products and services.  Ohio Valley also has a subsidiary that engages in consumer lending generally to individuals with higher credit risk history, Loan Central, Inc. (“Loan Central”), a subsidiary insurance agency that facilitates the receipt of insurance commissions, Ohio Valley Financial Services Agency, LLC, and a limited purpose property and casualty insurance company, OVBC Captive, Inc. (the “Captive”).  The Bank has one wholly-owned subsidiary, Ohio Valley REO, LLC, to which the Bank transfers certain real estate acquired by the Bank through foreclosure for sale.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

 In January 2020, the Bank began offering Tax Refund Advance Loans (“TALs”) to Loan Central tax customers. A TAL represents a short-term loan offered by the Bank to tax preparation customers of Loan Central.  Previously, Loan Central offered and originated tax refund anticipation loans that represented a large composition of its annual earnings.  However, new Ohio laws that became effective in April 2019 placed numerous restrictions on short-term and small loans extended by certain non-bank lenders in Ohio.  As a result, Loan Central is no longer able to directly offer the service to its tax preparation customers, but it is able to do so through the Bank.  After Loan Central prepares a customer’s tax return, the customer is offered the opportunity to have immediate access to a portion of the anticipated tax refund by entering into a TAL with the Bank.  As part of the process, the tax customer completes a loan application and authorizes the expected tax refund to be deposited with the Bank once it is issued by the IRS.  Once the Bank receives the tax refund, the refund is used to repay the TAL and Loan Central’s tax preparation fees, then the remainder of the refund is remitted to Loan Central’s tax customer.

IMPACT of COVID-19:

COVID-19 has continued to cause significant disruption in the United States and international economies and financial markets. The primary markets served by the Company in southeastern Ohio and western West Virginia have been significantly impacted by COVID-19, which has changed the way we live and work. The actions taken by the Governors of the States of Ohio and West Virginia beginning in March of 2020 were imposed to mitigate the spread and lessen the public health impact of COVID-19. During this time, the Bank’s primary channels of serving our customers have primarily consisted of drive-thru, mobile, and online banking services and appointment-only lobby services. We have leveraged our digital banking platform with our customers, and we have implemented company-wide remote working arrangements. Management will continue to closely monitor the impact of COVID-19 and will consider re-opening the lobbies of all the Bank’s financial service centers when it is safe to do so.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act ("CARES Act") was signed into law. The CARES Act provides assistance to small businesses through the establishment of the Paycheck Protection Program ("PPP"). The PPP provides small businesses with funds to pay up to 8 weeks of payroll costs, including benefits. The funds are provided in the form of loans that will be fully forgiven when used for payroll costs, interest on mortgages, rent, utilities, and certain other expenses. Forgiveness of the PPP loans is based on the employer maintaining or quickly rehiring employees and maintaining compensation levels. The Company continues to support its clients who have experienced financial hardship due to COVID-19 through participation in the PPP, assistance with expedited deposits of CARES Act stimulus payments, and loan modifications, as needed.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS:

SUMMARY

2020 v. 2019
Ohio Valley generated net income of $10,259 for 2020, an increase of $352, or 3.6%, from 2019.  Earnings per share were $2.14 for 2020, an increase of 2.9% from 2019.  The increase in net income and earnings per share for 2020 was impacted by higher noninterest income and lower noninterest expense, which collectively contributed to a $5,637 increase in earnings from 2019.  Noninterest income growth during 2020 came mostly from proceeds of $2,000 received in a litigation settlement with a third-party.  Further growth also came from higher tax preparation fees and mortgage banking income, partially offset by lower service charge fees and a net gain recorded from the sale of two branches in 2019. Lower noninterest expense was impacted primarily by an 8.0% decrease in salaries and employee benefit costs and a 39.4% decrease in professional fees, while software and marketing expenses collectively decreased 18.8% from 2019 to 2020.  The positive effects from higher noninterest income and reduced overhead costs were partially offset by lower net interest income and higher provision expense during 2020, as compared to 2019.  Net interest income was negatively affected by a net interest margin compression in relation to decreases in market rates in response to COVID-19 that contributed to lower earning asset yields during 2020.  Average earning assets increased by 5.4% and loan fees increased by 3.3% during 2020, which partially offset the negative effects from lower asset yields. The increase in provision expense in 2020 was primarily due to an increase in general reserves related to COVID-19.

The Company’s net interest income in 2020 was $39,982, representing a decrease of $3,070, or 7.1%, from 2019.  Impacting net interest income was the decrease in net interest margin in relation to the decrease in market rates. During the second half of 2019, the FRB reduced interest rates by 75 basis points, followed by another reduction of 150 basis points in March 2020 due to concerns about the impact of COVID-19 on the economy.  Although the effects of lower market rates had reduced earning asset yields, the effects had not yet fully impacted the Company’s interest-bearing deposit costs, particularly time deposits. Furthermore, certain interest-bearing deposits were already at or near their interest rate floors, which also limited the Company’s ability to reduce deposit costs to the same magnitude as earning assets during 2020. Due to this lagging effect of deposit cost reduction combined with a more rate-sensitive earning asset portfolio, the Company’s net interest margin finished at 3.97% during the year ended December 31, 2020, a decrease of 54 basis points from the 4.51% net interest margin during the same period in 2019.  Net interest income was also affected by lower loan fees impacted by the change in the Company’s business model for Loan Central’s assessment of fees for TALs as described above. This resulted in an $853 decrease in loan fees during 2020, as compared to 2019.  Loan Central’s tax preparation fee income from TAL offerings during 2020 was recorded as noninterest income, as discussed below. Partially offsetting the negative impact from lower asset yields and fee revenue was growth in average earning assets, up $51,919 during 2020, as compared to 2019.  The growth came largely from the impact of $35,141 in PPP loans that were originated during 2020, contributing to higher commercial and industrial loans at December 31, 2020.  Average earning asset growth also came from the Company’s interest-bearing deposit account at the FRB, driven by heightened deposit balances received in relation to customers receiving stimulus funds from various government programs and their desire to preserve cash during this uncertain economic environment.

The Company’s provision expense during 2020 totaled $2,980, an increase of $1,980 compared to 2019. The increase in provision expense was largely impacted by the economic effects of COVID-19, which resulted in a higher general allocation of the allowance for loan losses.  Based on declining economic conditions and increasing unemployment levels, management increased general reserves by $2,315 to reflect higher anticipated losses due to COVID-19.  The Company will continue to closely monitor COVID-19 and will make appropriate adjustments to the allowance for loan losses as needed.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Company’s noninterest income increased $2,272, or 24.8%, from 2019. The year-to-date increase in noninterest income was largely impacted by proceeds of $2,000 received in a litigation settlement with a third-party.  The payment was paid to the Bank as part of a settlement agreement signed during the first quarter of 2020. The settlement agreement was related to the previously disclosed litigation the Bank filed against a third-party tax software product provider for early termination of its tax processing contract.  For the year ended December 31, 2020, mortgage banking income increased $944 over the same period in 2019. Mortgage banking income has grown in response to the record low mortgage rates that have generated a significant volume of mortgages being refinanced in 2020. Further contributing to noninterest income growth was the Company’s change in its business model in 2020 from assessing TAL fees to now assessing tax preparation fees in response to a state law enacted in 2019. This change resulted in $644 of tax preparation fee income to be recorded during the year ended December 31, 2020.  Partially offsetting the increases from the prior year was a net gain of $1,256 recorded on the sale of the Company’s Mount Sterling and New Holland, Ohio branches during the fourth quarter of 2019. Also having a negative impact on noninterest income was lower service charges on deposit accounts, which decreased $433 in 2020 compared to 2019.  This was primarily related to customers maintaining higher deposit balances due to various economic stimulus payments, which led to lower overdraft fees.

The Company’s noninterest expenses during 2020 decreased $3,365, or 8.5%, from 2019. This decrease was impacted by salary and employee benefit expense, which decreased by $1,888, or 8.0%, during the year ended December 31, 2020, as compared to the same period in 2019.  The decrease was largely the result of a voluntary severance package offered to select employees meeting certain criteria during the fourth quarter of 2019, which resulted in a one-time expense of $1,507. The Company realized additional savings in personnel expense during 2020 in connection with the voluntary early retirement program and the sale of the two branches during that same period. Lower noninterest expense was also impacted by professional fees, which decreased $989 during 2020 as a result of lower legal fees associated with collecting troubled loans and litigation related to the terminated tax processing contract. The Company also recognized less software expense in 2020, decreasing $251 from 2019, due to a transition from the use of various software platforms in 2019 that required an acceleration of expense on the remaining balance of those software assets being retired. The Company’s marketing expenses also decreased by $228 during the year ended December 31, 2020, compared to the same period in 2019, in large part due to the pandemic environment that limited the use of promotional items and the ability to execute other marketing strategies during 2020.

The Company’s provision for income taxes increased $235 during 2020, largely due to the changes in taxable income affected by the factors mentioned above.

2019 v. 2018
Ohio Valley generated net income of $9,907 in 2019, a decrease of $2,037, or 17.1%, from 2018.  Earnings per share were $2.08 for 2019, a decrease of 17.8% from 2018.  The decrease in net income and earnings per share for 2019 was impacted by lower net interest income and higher noninterest expense, which collectively contributed to a $2,746 decrease in earnings from 2018.  Net interest income was negatively affected by a 3.2% decrease in average earning assets, primarily from lower interest-bearing deposits with banks. Further reducing net interest income was a deposit composition shift to higher costing time and money market deposits. Higher noninterest expense was impacted primarily by a 6.0% increase in salaries and employee benefit costs and a 24.4% increase in professional fees.  These negative impacts to earnings were partially offset by higher noninterest income and stable provision expense during 2019, as compared to 2018.  Noninterest income was positively impacted by a net gain from the sale of two branches during the fourth quarter of 2019 and lower losses on the sale of other real estate owned (“OREO”) properties, partially offset by lower tax processing fees.  The change in provision expense was minimal due to lower net charge-offs and lower criticized loans during 2019.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Company’s net interest income in 2019 was $43,052, representing a decrease of $674, or 1.5%, from 2018.  Average earning assets decreased during 2019 by $32,338, or 3.2%, as compared to 2018, coming primarily from interest-bearing balances with other banks.  The Company’s average interest-bearing Federal Reserve clearing account balance decreased $36,528, or 39.0%, during 2019, mostly due to not processing tax refunds in 2019.  Prior to 2019, the Bank had facilitated the payment of tax refunds through a third-party tax refund product provider.  In 2018, the third-party tax refund product provider elected to terminate its contract with the Bank early, effectively ceasing the receipt of future tax refunds at the end of 2018.  Due to the absence of seasonal deposits from no tax processing activity, the Bank experienced a significant decline in its average Federal Reserve balances during 2019, as compared to 2018.  In addition, the FRB’s action to decrease short-term interest rates by 75 basis points from August 2019 to October 2019 further limited interest earnings during the year.  Net interest income was also negatively impacted by higher interest expense on deposits, which increased over 32.0% during 2019.  The interest expense increase was largely attributable to time deposits, particularly CDs, repricing at higher market rates, as well as a consumer shift to higher-costing money market deposit accounts.  The weighted average costs for time deposits and money market accounts increased 52 and 27 basis points in 2019 and 2018, respectively. Positive contributions to net interest income came primarily from the Company’s loans, with asset yields increasing 16 basis points and average balances increasing $1,865, or 0.2%, during 2019, as compared to 2018.  Average loan growth came mostly from the residential and commercial real estate loan portfolios.  While earning assets were down, the Company’s net interest margin increased in 2019, finishing at 4.51% in 2019, as compared to 4.43% in 2018.  Lower balances maintained at the Federal Reserve, which diluted the net interest margin from the previous year due to the yield on those balances being less than other earning assets, such as loans and securities, contributed the most to the increase in net interest margin.

The Company’s provision expense in 2019 remained comparable to that of 2018, finishing with $1,000 in 2019 compared to $1,039 in 2018.  During 2019, the Company experienced a decrease of $354 in net charge-offs, as well as the continuing trend of improved asset quality and economic risk factors, which were impacted by lower criticized assets and historical loan loss.  As a result of this risk factor improvement, the general allocations of the allowance for loan losses decreased by 17.8% from year-end 2018.  The impact from lower general allocations was partially offset by an increase in specific allocations on collateral dependent impaired loans from year-end 2018.

The Company’s noninterest income increased $228, or 2.6%, from 2018. The year-to-date increase in noninterest income was largely impacted by a net gain of $1,256 on the sale of its Mount Sterling and New Holland, Ohio branches during the fourth quarter of 2019.  Lower costs on the sale of OREO, which decreased by $494, or 88.4%, from 2018, also improved noninterest revenue.  Lower OREO expense in 2019 was primarily impacted by an asset write-down recorded during the fourth quarter of 2018 to lower the appraised value of one land development property.  Noninterest revenue improvement in 2019 also came from interchange income growth, which increased 6.6% from 2018, driven primarily by the rising volume of debit and credit card transactions during 2019. Partially offsetting these growth areas of noninterest income were lower revenues from tax processing fees, which decreased $1,574 from 2018 as a result of the third-party tax refund product provider terminating its contract with the Bank.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
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

NET INTEREST INCOME

The most significant portion of the Company's revenue, net interest income, results from properly managing the spread between interest income on earning assets and interest expense incurred on interest-bearing liabilities.  The Company earns interest and dividend income from loans, investment securities and short-term investments while incurring interest expense on interest-bearing deposits and short- and long-term borrowings.  Net interest income is affected by changes in both the average volume and mix of assets and liabilities and the level of interest rates for financial instruments.  Changes in net interest income are measured by net interest margin and net interest spread.  Net interest margin is expressed as the percentage of net interest income to average interest-earning assets. Net interest spread is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities.  Both of these are reported on a fully tax-equivalent (“FTE”) basis.  Net interest margin exceeds the net interest rate spread because noninterest-bearing sources of funds, principally noninterest-bearing demand deposits and stockholders' equity, also support interest-earning assets. The following is a discussion of changes in interest-earning assets, interest-bearing liabilities and the associated impact on interest income and interest expense for the three years ended December 31, 2020, 2019, and 2018.  Tables I and II have been prepared to summarize the significant changes outlined in this analysis.

Net interest income in 2020 totaled $40,422 on an FTE basis, down $3,059, or 7.0%, from 2019. This negative change reflects the impact of a 54 basis point decrease in earning asset yield, partially offset by a 5.4% increase in average earning assets and a 48 basis point decrease in average interest-bearing liability cost. The average earning asset yield was impacted by the FRB’s action to lower rates by 75 basis points during the second half of 2019 and by 150 basis points in March 2020. The increase in average earning assets came mostly from interest-bearing balances with banks and loans, which increased 28.6% and 4.6% during 2020, respectively, as compared to the same period in 2019. Market rate decreases during 2019 and 2020 had a corresponding impact to lower average deposit costs, primarily within time, savings and money market deposits. The net interest margin decrease of 54 basis points reflected a 20 basis point positive impact from lower funding costs that was completely offset by a 68 basis point negative impact from the mix and yield on earning assets and a 6 basis point negative impact from the use of noninterest-bearing funding (i.e., demand deposits and shareholders’ equity).

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Net interest income decreased in 2020 primarily due to the decrease in average earning asset yield, partially offset by the increase in average volume of earning assets plus the decrease in average cost of interest-bearing liabilities. The decrease in average earning asset yield was responsible for lowering FTE interest income by $6,418 during 2020 compared to 2019. This impact was partially offset by $2,285 in additional FTE interest income from higher average earning assets, and a reduction in interest expense of $1,042 associated with the average cost decrease in average interest-bearing liabilities. The decline in average earning asset yields for 2020 was partly impacted by interest-bearing balances with other banks. Balances within interest-bearing deposits with banks are driven primarily by the Company’s interest-bearing Federal Reserve clearing account. The rate cuts from the FRB in 2019 and 2020 had an immediate effect on reducing the interest income generated by the Company’s Federal Reserve clearing account. Beginning in August 2019, the FRB reduced short-term interest rates by 25 basis points for three consecutive months, lowering the clearing account interest rate to 1.75% at October 2019. In response to COVID-19, the FRB reduced rates again by 150 basis points in March 2020, which lowered the clearing account interest rate to 0.25%. As a result, the average yield factor on interest-bearing balances with other banks had a negative impact on 2020’s earnings, decreasing interest income by $1,285 in 2020, as compared to growth in interest income of $325 during 2019. The average volume on interest-bearing balances with other banks contributed to $287 in interest income growth during 2020, primarily from excess deposits within the Federal Reserve clearing account. The Company utilizes its interest-bearing Federal Reserve clearing account to manage excess funds, as well as to assist in funding earning asset growth. Higher levels of excess funds within the clearing account were impacted by the pandemic environment of 2020, which included customer deposits of stimulus monies from various government relief programs. The volume increase in the Bank’s Federal Reserve clearing account during 2020 led to a $17,415, or 28.6%, increase in average interest-bearing balances with other banks during 2020 compared to 2019, and also led to a higher composition of average interest-bearing balances with other banks, finishing at 7.7% of average earning assets in 2020, as compared to 6.3% in 2019.

  In March, 2020, the Bank announced that it settled the lawsuit the Bank filed against the third-party tax refund provider alleging breach of contract.  The settlement agreement required the third-party to make a $2,000 payment during the first quarter of 2020.  In addition, the Bank entered into a new agreement with the third-party tax refund provider to process future electronic refund checks and deposits presented for payment on behalf of taxpayers through accounts containing taxpayer refunds.  The new agreement provides that the Bank will process refunds for five tax seasons, beginning with the 2021 tax season and going through the 2025 tax season. This is expected to lead to higher volumes of excess funds during such periods.

Net interest income was negatively impacted by loans, particularly with the decrease in average yield. The decrease in short-term rates during the second half of 2019 and in March 2020 had a direct impact on the repricings of a portion of the Company’s loan portfolio that reduced earnings in 2020.  This decreased the average loan yield by 57 basis points to 5.37% at year-end 2020, as compared to 5.94% at year-end 2019, which caused FTE interest income to decrease by $4,584 during 2020.  Partially offsetting the effects from loan yields was a $35,574, or 4.6%, increase in average loans, which contributed to $2,048 in additional FTE interest income during 2020 compared to 2019. This growth came predominantly from the commercial real estate and commercial and industrial loan segments. This was partly due to the increase in government-guaranteed PPP loans in 2020, as well as organic commercial loan growth within the Company’s primary market areas. While average loans increased in 2020, interest-bearing deposits with other banks experienced more accelerated growth in 2020. As a result, the Company’s average loan composition decreased slightly to 79.8% of average earning assets at year-end 2020, as compared to 80.4% for 2019.

Average securities of $127,321 at year-end 2020 represented a 0.8% decrease from the $128,391 in average securities at year-end 2019. Average taxable securities in 2020 increased 0.5% over the prior year, particularly from purchases within the agency mortgage-backed investment segment, while average tax exempt securities were down 15.0% from the prior year, largely related to maturities of state and municipal investments.  The decline in average state and municipal investments contributed to a lower asset composition of average securities in 2020, finishing at 12.5% of average earning assets at year-end 2020, as compared to 13.3% at year-end 2019.  Management continues to focus on generating loan growth as loans provide the greatest return to the Company. Management also maintains securities at a dollar level adequate enough to provide ample liquidity and cover pledging requirements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Net interest income was positively impacted by a decline in the average cost of interest-bearing liabilities, particularly with the Company’s core deposit segments that include negotiable order of withdrawal (“NOW”), savings and money market accounts. Interest expense was significantly impacted by a decrease in the average costs of this core group of interest-bearing liabilities, particularly savings and money market accounts. This is largely due to the short-term rate cuts made by the FRB in March 2020 that influenced the repricings of various deposit products and drove down average costs. This caused the average cost of savings and money market accounts to decrease from 0.55% in 2019 to 0.36% in 2020, which led to a $469 decrease in interest expense during 2020.  However, customer deposits increased during 2020 within these core deposit segments impacted by stimulus relief monies and a consumer preference to preserve these customer deposit proceeds during the pandemic.  As a result, average balances during 2020 increased 8.8% within NOW accounts and 9.3% within savings and money market accounts, altogether representing 63.4% of average interest-bearing liabilities in 2020, as compared to 60.5% in 2019.

Lower interest rates also had a significant impact on time deposits during 2020, particularly CD balances. The average cost of time deposits decreased 20 basis points from 1.95% in 2019 to 1.75% in 2020, which contributed to a $427 decrease in interest expense for the year.  Short-term rate decreases from 2019 and 2020 have had an impact on lowering CD rate offerings, which has generated less consumer demand for CD products.  As a result, the average time deposit segment decreased $3,469, or 1.6%, during 2020, which led to a decrease in the composition of average time deposits from 32.6% of interest-bearing liabilities at year-end 2019 to 30.8% at year-end 2020.

In addition, the Company’s other borrowings and subordinated debentures collectively decreased $5,434, or 11.9%, during 2020.  The decrease was related to the principal repayments applied to various FHLB advances. Borrowings and subordinated debentures continue to represent the smallest composition of average interest-bearing liabilities, finishing at 5.9% and 7.0% at the end of 2020 and 2019, respectively.

Comparing 2019 to 2018, net interest income totaled $43,481 on an FTE basis in 2019, down $691, or 1.6%, from 2018. This negative change reflects the impact of a 3.2% decrease in average earning assets and a 27 basis point increase in average interest-bearing liabilities, partially offset by a 28 basis point increase in earning asset yield.  The drop in average earning assets included a $35,973, or 37.2%, year-over-year decrease in average interest-bearing balances with other banks. Market rate increases during 2018 had a corresponding effect on average deposit costs, primarily within time and money market deposits.  The rate increases in time deposits during 2018 contributed to a higher consumer demand for CDs, which generated most of the increase in average interest-bearing liabilities. Consumer depositors also migrated to higher-costing money market accounts, which contributed to higher average costs within that deposit segment. Elevated earning asset yields were also impacted by the rise in short-term rates during 2018, which affected loans and deposits with other banks. The net interest margin increase reflected a 27 basis point negative impact in funding costs, which were completely offset by a 28 basis point positive impact from the mix and yield on earning assets and a 7 basis point increase in the benefit from noninterest-bearing funding (i.e., demand deposits and shareholders’ equity).

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Net interest income decreased in 2019 primarily due to the decrease in average volume of earning assets plus the increase in average cost of interest-bearing liabilities, partially offset by the increase in average earning asset yield.  The volume decrease in average earning assets was responsible for lowering FTE interest income by $568 in 2019, while the average cost increase in average interest-bearing liabilities generated an additional $1,784 in interest expense during the same periods.  These effects were partially offset by $1,671 in additional FTE interest income from the average earning asset yield increase. Average earning assets for 2019 decreased $32,338, or 3.2%, from the prior year, mostly from interest-bearing balances with other banks.  The average volume on interest-bearing balances with other banks contributed most to the $374 decrease in interest income from these earning asset deposits during 2019.  Balances within interest-bearing deposits with other banks are driven primarily by the Company’s interest-bearing Federal Reserve clearing account.  The Company utilizes its Federal Reserve clearing account to fund earning asset growth and, prior to 2019, utilized such account to manage seasonal tax refund deposits. The processing of tax refund items prior to 2019 generated a stable source of income, as the Company would experience significant levels of excess funds impacted by the large volume of ERC/ERD transactions that were maintained within its Federal Reserve clearing account. The Bank acted as the facilitator for these ERC/ERD transactions and earned a fee for each cleared item.  For the short time the Bank held such refunds, constituting noninterest-bearing deposits, the Bank would increase its deposits with the Federal Reserve. As previously mentioned, the Bank’s third-party tax refund product provider ceased utilizing the services of the Bank at the end of 2018. This absence of seasonal excess funds from no tax processing activity in 2019 led to a 39.0% decrease in average Federal Reserve clearing account balances, which contributed to lower interest income. Further limiting the interest income generated by the clearing account was a reduction in short-term interest rates during 2019.  In 2018, the FRB increased short-term rates by 100 basis points, which increased the interest rate on this clearing account from 1.50% to 2.50% at year-end 2018.  Despite having lower average balances entering 2019, the average yield on this clearing account was up over the prior year.  Beginning in August 2019, the FRB reduced short-term interest rates by 25 basis points for three consecutive months, lowering the clearing account interest rate to 1.75% at October 2019. As a result, the average yield factor on interest-bearing balances with other banks had less of an impact to 2019’s earnings, growing interest income by an additional $325 in 2019, as compared to $674 in additional interest income during 2018. The volume decrease of the Bank’s Federal Reserve clearing account in 2019 led to a lower composition of average interest-bearing balances with other banks, finishing at 6.3% of average earning assets in 2019, as compared to 9.7% in 2018.

Net interest income was positively impacted by the Company’s loan portfolio, particularly with the change in average yield. The rise in short-term rates during 2018 had a direct impact on the repricings of a portion of the Company’s loan portfolio that improved earnings in 2019.  This increased the average loan yield by 16 basis points to 5.94% at year-end 2019, as compared to 5.78% at year-end 2018, and also contributed to $1,283 in additional FTE interest income during 2019 over 2018. The Company also experienced average loan growth, which increased $1,865, or 0.2%, during 2019.  This growth came mostly from the residential and commercial real estate loan segments. The impact from the average volume growth in loans contributed to $108 in additional FTE interest income during 2019 over 2018.  While average loans were up only modestly in 2019, the Company also experienced a large decline in excess fund balances being maintained within the Federal Reserve clearing account. As a result, the Company finished with a larger composition of average loans to average earning assets at year-end 2019 of 80.4%, as compared to 77.6% for 2018.

Average securities of $128,391 at year-end 2019 represented a 1.4% increase from $126,621 at year-end 2018. Average taxable securities in 2019 increased 2.8% over the prior year, primarily as a result of purchases within the agency mortgage-backed investment segment, while average tax exempt securities were down 12.0% from the prior year, largely related to maturities of state and municipal investments.  The purchases of new taxable securities combined with the significant decrease in average interest-bearing balances with other banks contributed to a higher asset composition of average securities in 2019, finishing at 13.3% of average earning assets at year-end 2019, as compared to 12.7% at year-end 2018.  Management continues to focus on generating loan growth as loans provide the greatest return to the Company. Management also maintains securities at a dollar level adequate to provide ample liquidity and to cover pledging requirements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CONSOLIDATED AVERAGE BALANCE SHEET & ANALYSIS OF NET INTEREST INCOME

	December 31
Table I	2020			2019			2018
(dollars in thousands)	Average Balance	Income/ Expense	Yield/ Average	Average Balance	Income/ Expense	Yield/ Average	Average Balance	Income/ Expense	Yield/ Average
Assets
Interest-earning assets:
Interest-bearing balances with banks	$78,211	$274	0.35%	$60,796	$1,272	2.09%	$96,769	$1,646	1.70%
Securities:
Taxable	118,090	2,409	2.04	117,530	2,935	2.50	114,278	2,817	2.46
Tax exempt	9,231	359	3.90	10,861	432	3.98	12,343	464	3.76
Loans	811,434	43,571	5.37	775,860	46,107	5.94	773,995	44,716	5.78
Total interest-earning assets	1,016,966	46,613	4.58%	965,047	50,746	5.26%	997,385	49,643	4.98%

Noninterest-earning assets:
Cash and due from banks	13,619			12,259			13,027
Other nonearning assets	73,395			65,397			60,825
Allowance for loan losses	(7,789)			(7,473)			(7,981)
Total noninterest-earning assets	79,225			70,183			65,871
Total assets	$1,096,191			$1,035,230			$1,063,256

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
NOW accounts	$177,170	$618	0.35%	$162,910	$538	0.33%	$162,899	$508	0.31%
Savings and money market	258,434	932	0.36	236,496	1,290	0.55	235,992	657	0.28
Time deposits	211,909	3,704	1.75	215,378	4,198	1.95	209,714	2,990	1.43
Other borrowed money	31,916	729	2.28	37,350	883	2.37	40,467	986	2.44
Subordinated debentures	8,500	208	2.44	8,500	356	4.18	8,500	330	3.89
Total int.-bearing liabilities	687,929	6,191	0.90%	660,634	7,265	1.10%	657,572	5,471	0.83%

Noninterest-bearing liabilities:
Demand deposit accounts	258,802			235,616			278,034
Other liabilities	18,422			16,666			15,257
Total noninterest-bearing liabilities	277,224			252,282			293,291

Shareholders’ equity	131,038			122,314			112,393
Total liabilities and shareholders’ equity	$1,096,191			$1,035,230			$1,063,256

Net interest earnings		$40,422			$43,481			$44,172
Net interest earnings as a percent of interest-earning assets			3.97%			4.51%			4.43%
Net interest rate spread			3.68%			4.16%			4.15%
Average interest-bearing liabilities to average earning assets			67.65%			68.46%			65.93%

Fully taxable equivalent yields are reported for tax exempt securities and loans and calculated assuming a 21% tax rate, net of nondeductible interest expense. Tax-equivalent adjustments for securities during the years ended December 31, 2020, 2019 and 2018 totaled $73, $88, and $95, respectively. Tax-equivalent adjustments for loans during the years ended December 31, 2020, 2019 and 2018 totaled $367, $341, and $351, respectively. Average balances are computed on an average daily basis. The average balance for available for sale securities includes the market value adjustment. However, the calculated yield is based on the securities’ amortized cost. Average loan balances include nonaccruing loans. Loan income includes cash received on nonaccruing loans.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RATE VOLUME ANALYSIS OF CHANGES IN INTEREST INCOME & EXPENSE
Table II

(dollars in thousands)	2020			2019
	Increase (Decrease) From Previous Year Due to			Increase (Decrease) From Previous Year Due to
	Volume	Yield/Rate	Total	Volume	Yield/Rate	Total
Interest income
Interest-bearing balances with banks	$287	$(1,285)	$(998)	$(699)	$325	$(374)
Securities:
Taxable	14	(540)	(526)	81	37	118
Tax exempt	(64)	(9)	(73)	(58)	26	(32)
Loans	2,048	(4,584)	(2,536)	108	1,283	1,391
Total interest income	2,285	(6,418)	(4,133)	(568)	1,671	1,103

Interest expense
NOW accounts	49	31	80	----	30	30
Savings and money market	111	(469)	(358)	2	631	633
Time deposits	(67)	(427)	(494)	83	1,125	1,208
Other borrowed money	(125)	(29)	(154)	(75)	(28)	(103)
Subordinated debentures	----	(148)	(148)	----	26	26
Total interest expense	(32)	(1,042)	(1,074)	10	1,784	1,794
Net interest earnings	$2,317	$(5,376)	$(3,059)	$(578)	$(113)	$(691)

The change in interest due to volume and rate is determined as follows: Volume Variance - change in volume multiplied by the previous year's rate; Yield/Rate Variance - change in rate multiplied by the previous year's volume; Total Variance – change in volume multiplied by the change in rate. The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion  to the relationship  of the absolute dollar   amounts of the change  in  each.  The tax exempt securities and loan income is presented  on an FTE basis. FTE yield assumes a 21% tax rate, net of related nondeductible interest expense.

Net interest income in 2019 was negatively impacted by an increase in the average cost of interest-bearing liabilities, particularly time deposits. With higher average year-to-date loans compared to 2018, the Company utilized more CD balances as a funding source to help keep pace with earning assets.  Short-term rate increases from 2018 have had an impact on the repricing of CD rates and have generated more consumer demand for CD products.  The average cost of time deposits increased 52 basis points from 1.43% in 2018 to 1.95% in 2019, which generated $1,125 in additional interest expense for the year.  To a smaller extent, the volume impact from average time deposit growth of $5,664, or 2.7%, generated $83 in additional interest expense for the year. The growth in time deposits led to an increase in the composition of average time deposits to interest-bearing liabilities from 31.9% at year-end 2018 to 32.6% at year-end 2019.

The Company’s core deposit segment of interest-bearing liabilities consists of NOW, savings and money market accounts.  During 2019, average balances on these deposits remained relatively stable, increasing $515, or 0.1%, and together, these deposits represented 60.5% of average interest-bearing liabilities in 2019, as compared to 60.7% in 2018.  As a result, the impact to interest expense from this stable movement of average balances was minimal.  However, interest expense was significantly impacted by an increase in the average costs of this core group of interest-bearing liabilities, particularly money market accounts. In the fourth quarter of 2018, the Company’s Prime Investment money market product was introduced in an effort to attract new deposits.  The account offers a more competitive rate that is higher than the Company’s prior money market account.  In addition to attracting new deposits, existing savings and money market accounts have migrated to the new product.  This caused the average cost of savings and money market accounts to increase from 0.28% in 2018 to 0.55% in 2019, which generated $631 in additional interest expense for the year.

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

During 2020, total interest income on average earning assets decreased $4,133, or 8.1%, compared to 2019.  During 2019, total interest income on average earning assets increased $1,120, or 2.3%, compared to 2018.  The contrasting differences in interest income during 2020 and 2019 were largely the result of a decline in market rates during the second half of 2019 and in March 2020. The Company’s interest and fees from its consumer portfolio decreased $1,726, or 14.3%, during 2020, and increased $247, or 2.1%, during 2019. The change in 2020 was impacted by lower consumer loan yields impacted by the low rate environment and a 5.2% decrease in average consumer loans, which was primarily attributable to the automobile and home equity line segments. Further contributing to lower consumer loan revenue in 2020 was a $922 decrease in fee income. This was primarily due to a change in the Company’s business model with Loan Central that was necessary to comply with new regulations, which resulted in Loan Central not assessing any loan fees for tax refund loan advances during 2020. Rather, Loan Central began assessing a fee for preparing a tax return in combination with a reduced loan fee. The fee income for preparing the tax return was recorded as noninterest income. The change in 2019 was impacted mostly by average balance growth associated with increased home equity loan balances, as well as all-terrain and recreational vehicle loan financings.

The Company’s interest and fees from its commercial loan portfolio decreased by $157, or 0.8%, during 2020, but increased $846, or 4.4%, during 2019. The change in 2020 was impacted by lower commercial loan yields that completely offset the positive impacts of higher average commercial loan balances and higher commercial loan fees during 2020. Commercial loan yields were negatively impacted by the low rate environment in 2020. Average commercial loans grew by 17.2% and came primarily from $35,141 in PPP loan originations as part of the government’s relief program for businesses impacted by COVID-19.  Loan fees of $1,175 were collected from the SBA during 2020, of which, $705 were recorded to income as part of the PPP loan program. While PPP loans contributed to higher commercial loan balances, they also had a dilutive effect on loan yields as a result of the 1% interest rate associated with each loan. The change in 2019 was impacted mostly by improved asset yields as a result of the rise in interest rates in 2018.  The earnings from elevated commercial loan yields in 2019 completely offset a decrease in average commercial loan balances in 2019, which were down 0.6% from 2018.

The Company’s interest and fees from its residential real estate loan portfolio decreased by $679, or 5.0%, during 2020, but increased $308, or 2.3%, during 2019. The change in 2020 was impacted by lower residential real estate loan yields that completely offset higher loan fees. Residential real estate loan yields were negatively impacted by the low rate environment in 2020. The impact of lower loan yields completely offset a $132 increase in loan fees during 2020.  Higher loan fees were largely the result of loan modifications that were generated under the CARES Act. Average residential real estate loan balances during 2020 were largely comparable to 2019.  The Company experienced average residential real estate loan growth from the Bank's warehouse lending volume. Warehouse lending consists of a line of credit provided by the Bank to another mortgage lender that makes loans for the purchase of one- to four-family residential real estate properties. The mortgage lender eventually sells the loans and repays the Bank. Average warehouse lending balances increased from $22,029 in 2019 to $25,110 in 2020.  Positive earnings from higher warehouse lending volume was completely offset by decreases in other residential real estate assets. The low interest rate environment in 2020 caused a significant amount of mortgage refinancings to occur. As a result, the Company experienced a portfolio shift from payoffs and maturities within its long-term fixed-rate mortgages to new short-term adjustable-rate mortgages during 2020.  Furthermore, the Company sold a portion of its long-term, fixed-rate real estate loans to the Federal Home Loan Mortgage Corporation, while retaining the servicing rights for those mortgages.  This strategy was successful in generating a significant amount of loan sale and servicing fee revenue within noninterest income during 2020.  The change in 2019 was largely due to a $13,765 average balance increase in warehouse lending balances, which completely offset the negative effects from decreases in long-term fixed-rate mortgages and short-term adjustable-rate mortgages.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Company’s interest income from taxable investment securities decreased $526, or 17.9%, in 2020 and $118, or 4.2%, in 2019.  Average balances grew during both 2020 and 2019 from increased purchases of U.S. Government sponsored entity securities and Agency mortgage-backed securities.   Interest income on taxable securities was negatively affected by a 46 basis point decrease in yield from 2019 to 2020, primarily due to investment purchases and reinvestment of maturities at market rates lower than the average portfolio yield. Market rates in 2020 were influenced by the short-term rate decreases in March 2020 in response to COVID-19. For 2019, interest income on taxable securities was positively affected by a 4 basis point increase in yield from 2018.

Total interest expense incurred on the Company’s interest-bearing liabilities decreased $1,074, or 14.8%, during 2020, but increased $1,794, or 32.8%, in 2019. The contrasting differences in interest expense during 2020 and 2019 were largely the result of a decline in market rates during the second half of 2019 and in March 2020.  The Company’s strategy continues to focus on funding earning asset growth with lower cost, core deposit funding sources to further reduce, or limit growth in, interest expense. With the FRB’s action to reduce short-term rates in 2019 and 2020, the Bank saw many of its interest-bearing deposit products reprice downward. This led to a decrease in the Company’s weighted average costs from 1.10% at year-end 2019 to 0.90% at year-end 2020. However, the pace of interest expense savings has slowed due to a lag in repricing on deposits. Given the Company’s asset-sensitivity, decreases in short-term interest rates have had a negative impact on net interest income in that interest-earning assets have repriced faster than interest-bearing liabilities. This caused a lagging effect during most of 2020 on the impact that decreasing market rates have had on reducing deposit expense, particularly with CDs.  Since CD rates have repriced downward, the Company will benefit from lower interest expense only to the extent that new CDs at lower rates can be issued. Lower rates on deposits contributed to less of a consumer demand for CDs in 2020, which caused a shift into more NOW, savings and money market balances and less time deposit balances. In addition to the effects from lower market rates, the composition shift from higher-costing CDs to lower-costing NOW, savings and money market accounts helped reduce the Company’s interest expense during 2020. During 2019, the change in interest expense was impacted by the improvement in average loan balances, and as a result, the Company utilized more CD balances as a funding source. In addition, market rates on the Company’s CDs in 2019 repriced at higher rates as a result of the short-term rate increases in 2018, which contributed to more consumer demand for CDs during both 2018 and 2019. The Company also experienced a composition shift within its money market portfolio, which led to higher interest expense. This was impacted by the new Prime Investment money market product that was introduced in the fourth quarter of 2018. Consumers migrated to this new product in 2019 due to the fact that the new account offered a more competitive rate. Although the composition of average interest-bearing deposits consists mostly of lower-costing NOW, savings and money market balances, the Company’s weighted average costs still increased in 2019.  This was primarily from an increasing consumer demand of higher-costing CDs and a composition shift to the new higher-costing money market deposit product.  These factors contributed to an increase in the Company’s weighted average cost from 0.83% at year-end 2018 to 1.10% at year-end 2019.

The Company’s interest expenses were also impacted by other borrowed money and subordinated debentures, which were down collectively by $302, or 24.4% during the year ended 2020, and $77, or 5.9%, during the year ended 2019.  The decreases were primarily from the average balance decrease in FHLB borrowings caused by principal repayments during both 2019 and 2020, and the average cost decrease of subordinated debentures during 2020.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

During 2020, the Company’s net interest margin was negatively impacted by the decreasing market rates that contributed to lower earning asset yields during that same period. Interest rates were reduced in the first quarter of 2020 primarily as a result of the growing concern that COVID-19 would have a significant negative impact on the economy. The margin was also negatively impacted by a larger amount of excess deposits being maintained at the Federal Reserve yielding below 0.25%. Furthermore, the Company’s ability to reduce deposit expenses in a low rate environment was limited for most of 2020 by a lagging effect in CD rates.  These factors contributed to a decline in the net interest margin from 4.51% in 2019 to 3.97% in 2020. During 2019, the Company’s net interest margin benefited from a smaller composition of interest-bearing balances being maintained at the Federal Reserve yielding just 1.75%. In prior years, the higher balances being maintained at the Federal Reserve diluted the net interest margin due to the yield on those balances being less than other earning assets, such as loans and securities. In 2019, the Company also maintained most of its deposit mix in lower-cost core deposits. These factors were key to completely offsetting the negative impacts of growing interest costs associated with CDs and money market accounts. This contributed to net interest margin improvement from 4.43% in 2018 to 4.51% in 2019. Although the lagging effect of reducing CD expense was evident for most of 2020, average CD rates have decreased more steadily during the fourth quarter of 2020 and into 2021. Furthermore, the Company’s PPP loan originations that carry a 1% contract rate have continued to payoff, resulting in higher loan fees and less of a dilutive effect to the margin. The Company’s primary focus is to invest its funds into higher-yielding assets, particularly loans, as opportunities arise. However, if loan balances do not continue to expand and remain a larger component of overall earning assets, the Company will face pressure within its net interest income and margin improvement.

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

The Company’s provision expense during the years ended 2020, 2019 and 2018 totaled $2,980, $1,000 and $1,039, respectively.  These results yielded a $1,980 increase in provision expense from 2019 to 2020, and a $39 decrease in provision expense from 2018 to 2019.  Provision expense was up in 2020 in large part to the addition of a new risk reserve allocation in March 2020 for COVID-19. The risk factor was necessary to account for the changes in economic conditions resulting from increases in unemployment that would produce higher anticipated losses as a result of COVID-19. Given that the economic scenarios had deteriorated significantly since the pandemic was declared in early March, it was determined the credit risk in the loan portfolio had increased, resulting in the need for an additional reserve for credit loss. As a result, the general reserve allocation related to COVID-19 totaled $2,315 at December 31, 2020, which had a corresponding impact to provision expense. While the Company has yet to experience any significant charge-offs related to COVID-19, the continued uncertainty regarding the severity and duration of the pandemic and related economic effects will continue to impact the Company’s estimate of its allowance for loan losses and resulting provision expense.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Provision expense was further impacted by a $134, or 9.2%, increase in net-charge offs during 2020 on loans that had not already been specifically allocated for in prior years. Gross charge-offs totaled $3,033 during 2020, a decrease of $2,059 compared to 2019.  Gross charge-offs during 2020 included $502 that had been previously allocated for in 2019 and did not require corresponding provision expense in 2020.  The decrease in gross charge-offs came primarily from losses recorded on one commercial and industrial loan relationship in September 2019. Gross recoveries decreased $2,695 during 2020, primarily from two large commercial real estate recoveries in December 2019.

Excluding the risk factors from COVID-19, the Company also recognized additional provision expense from general allocations during 2020. The Company’s general allocation evaluates several factors that include: loan volume, average historical loan loss trends, credit risk, regional unemployment conditions, asset quality, and changes in classified and criticized assets. Provision expense increases arising from general allocations were mostly impacted by an increase in loan balances during 2020.  The Company’s average earning assets grew 5.4% in 2020, largely from a $35,574 increase in average loans. The risk associated with growth in loans generated higher general reserves and a corresponding increase to provision expense.  Further contributing to higher provision expense was an increase in the Company’s historical loan loss factor, which trended upward from 0.23% at year-end 2019 to 0.24% at year-end 2020.   Partially offsetting these effects from loan growth and historical loss were improvements resulting from lower classified assets and nonperforming levels that yielded less general allocation provision during 2020.  Lower classified loans were largely impacted by the commercial loan portfolio, with classified balances decreasing $11,024, or 52.4%, from year-end 2019 to year-end 2020. Furthermore, the Company’s nonperforming loans to total loans were 0.82% at year-end 2020, as compared to 1.30% at year-end 2019, while nonperforming assets to total assets were 0.59% at year-end 2020 and 1.04% at year-end 2019.

Partially offsetting the increasing effects to provision expense mentioned above were lower specific allocations. Specific allocations of the allowance for loan losses identify loan impairment by measuring fair value of the underlying collateral and the present value of estimated future cash flows. When re-evaluating impaired loan balances to their corresponding collateral values at December 31, 2020, the Company identified no impairment for which a specific allocation was necessary.  This is compared to an $807 specific allocation that was needed to fund the allowance for loan losses at December 31, 2019, within the commercial real estate, commercial and industrial, and consumer loan segments.  This reserve allocation was impacted mostly by two impaired loan relationships and required a corresponding increase to provision for loan losses expense during 2019.

The provision expense in 2019 was comparable to 2018 largely due to the increase in specific allocations being offset by decreases in net charge-offs, general allocations and a decline in loan balances. When re-evaluating impaired loan balances to their corresponding collateral values at December 31, 2019, a specific allocation of $807 was needed to fund the allowance for loan losses within the commercial real estate, commercial and industrial, and consumer loan segments.  This reserve allocation was impacted mostly by two impaired loan relationships and required a corresponding increase to provision for loan losses expense.  As a result, specific allocations increased by $709 from year-end 2018 to year-end 2019.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
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

Further offsetting the impact of higher specific reserves in 2019 was lower general allocations. At December 31, 2019, general allocations decreased $1,165, or 17.6%, from $6,630 at December 31, 2018, to $5,465 at December 31, 2019. In association with heightened recoveries, the Company’s average historical loan loss factors continued to trend down in 2019, while its criticized asset risk factor decreased, as well.  This, combined with a general decline in loan portfolio balances, contributed to lower general allocations at year-end 2019. Partially offsetting these positive factors to general reserves were increases in classified assets and nonperforming levels. The Company’s nonperforming loans to total loans were 1.30% at year-end 2019, compared to 1.25% at year-end 2018, while nonperforming assets to total assets were 1.04% at year-end 2019 and 0.99% at year-end 2018.  The reduction in general reserves contributed to lower provision expense during 2019, as compared to 2018.

Management believes that the allowance for loan losses was adequate at December 31, 2020, and reflected probable incurred losses in the portfolio.  The allowance for loan losses was 0.84% of total loans at December 31, 2020, as compared to 0.81% at December 31, 2019, and 0.87% at December 31, 2018.  There can be no assurance, however, that adjustments to the allowance for loan losses will not be required in the future.  Changes in the circumstances of particular borrowers, as well as adverse developments in the economy, particularly with respect to COVID-19, could cause further increases in the required allowance for loan losses and require additional provision expense. Asset quality will continue to remain a key focus, as management continues to stress not just loan growth, but quality in loan underwriting as well. Future provisions to the allowance for loan losses will continue to be based on management’s quarterly in-depth evaluation that is discussed in further detail below under the caption “Critical Accounting Policies - Allowance for Loan Losses” within this Management’s Discussion and Analysis.

NONINTEREST INCOME

During 2020, total noninterest income increased $2,272, or 24.8%, as compared to 2019.  The increase in noninterest revenue was primarily impacted by proceeds of $2,000 received in a litigation settlement with a third-party tax software product provider.

Noninterest revenue improvement was also driven by higher mortgage banking income affected by an increase in the volume of real estate loans sold to the secondary market. To help manage consumer demand for longer-termed, fixed-rate real estate mortgages during the year ended 2020, the Company sold a portion of the real estate loans it originated during that period. The decision to sell long-term fixed-rate mortgages at lower rates also helps to minimize the interest rate risk exposure to rising rates. During 2020, the Company experienced an increase in the number of loans sold to the secondary market by 177 loans, as compared to 2019. This generated an increase in mortgage banking income of $944 during the year ended 2020, as compared to the same period in 2019.

Noninterest income was also positively impacted in 2020 by an increase in the Company’s tax preparation fee income.  As previously discussed, the Company changed its business model in 2020 from assessing TAL fees to now assessing tax preparation fees in response to a state law enacted in 2019. By charging for the tax preparation services, the Company recorded $644 in tax preparation fee income during the year ended December 31, 2020.

Partially offsetting these positive contributors to noninterest income in 2020 was a net gain on the sale of the Company’s Mount Sterling and New Holland, Ohio branches recorded in 2019.  The Company sold both branches to North Valley Bank on December 6, 2019, which yielded a net gain of $1,256.  This gain was related to a 5% premium on the deposits that were sold.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Also negatively impacting noninterest income during 2020 were lower service charges on deposits. The Company recorded $1,685 in service charge fees during 2020, compared to $2,118 in service charge fees during 2019, a decrease of $433, or 20.4%.  This was largely due to growing economic uncertainties and lower overdraft fees impacted by economic stimulus proceeds received by customers in connection with COVID-19.

The Company’s remaining noninterest income categories increased $373, or 6.8%, during the year ended 2020 as compared to 2019.  This was in large part due to a $222 increase in interest rate swap revenue impacted by higher fees from increased originations in 2020. The Company utilizes interest rate swaps to satisfy the desire of large commercial customers to have a fixed-rate loan while permitting the Company to originate a variable-rate loan, which helps mitigate interest rate risk. Also increasing noninterest income was interchange income, up $126 from 2019 to 2020, as the volume of transactions and new card issuances of the Company’s debit card products continued to grow.  The Company also experienced a $116 increase in income from bank owned life insurance (“BOLI”) and annuity assets during 2020, in large part to new BOLI issuances that contributed to a $5,403 increase in BOLI and annuity plan balances.

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

Partially offsetting these positive contributors to noninterest income in 2019 was a reduction in seasonal tax refund processing revenue classified as ERC/ERD fees.  During the year ended 2019, the Company’s ERC/ERD fees decreased by $1,574, or 99.7%, compared to 2018. As previously mentioned, the Bank’s third-party tax refund product provider ceased utilizing the services of the Bank at the end of 2018.

The Company’s remaining noninterest income categories were down $191, or 4.5%, during the year ended 2019 compared to 2018.  This was in large part due to a $114 decrease in overdraft income in 2019 impacted by a lower volume of non-sufficient fund activity.  Furthermore, interest rate swap revenue decreased $84 in 2019 due to lower fees resulting from a large origination in 2018.  The Company utilizes interest rate swaps to satisfy the desire of large commercial customers to have a fixed-rate loan while permitting the Company to originate a variable-rate loan, which helps mitigate interest rate risk.  In association with establishing an interest rate swap agreement, the Company earns a swap fee at the time of origination.  The dollar amount of originations decreased during 2019, causing lower fee revenue.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NONINTEREST EXPENSE

Management continues to work diligently to minimize noninterest expense.  For 2020, total noninterest expense decreased $3,365, or 8.5%, as compared to 2019.  The decrease was mostly from salaries and employee benefits, the Company’s largest noninterest expense item.  During the year ended December 31, 2020, salaries and employee benefits decreased $1,888, or 8.0%, compared to 2019.  During the fourth quarter of 2019, the Company offered a voluntary severance package to select employees meeting certain criteria. Those that accepted the early retirement package retired effective December 31, 2019.  In connection with this severance package, the Company incurred a one-time expense of $1,507 in December 2019, which was primarily responsible for the decline in personnel expense in 2020. Furthermore, the Company realized additional savings in salaries and employee benefit expense during 2020 due to a lower number of employees as a result of the voluntary severance program and the sale of two branches in December 2019. The Company’s full-time equivalent employee base decreased from 284 employees at year-end 2019 to 264 employees at year-end 2020. This cost savings more than offset the expenses associated with annual merit increases and higher insurance expense.

The Company also experienced a decrease in professional fees, which lowered by $989, or 39.4%, during 2020, as compared to 2019.  The decrease in professional fees was affected by lower litigation costs associated with the Bank’s lawsuit against the third-party tax software product provider.  As previously discussed, a settlement was reached with the third-party during the first quarter of 2020, which contributed to lower legal costs.  Furthermore, the number of bankruptcy-related loan cases has decreased significantly due to the effects of COVID-19, which has shut down municipal courts at various times during the pandemic. Additionally, the Company incurred lower audit-related expenses during 2020.  This was related to costs from 2019 associated with the “expected loss” allowance model that the Company was prepared to adopt in 2020. In the fourth quarter of 2019, it was announced this required accounting guidance would be delayed until 2023 for smaller reporting companies.

Lower software costs also reduced noninterest expense by $251, or 14.7%, during 2020, compared to 2019.  This was largely impacted by the disposal of various pieces of incompatible software during the fourth quarter of 2019.

Also contributing to lower noninterest expense was the Company’s marketing costs, which decreased $228, or 27.1%, during 2020 compared to 2019.  With COVID-19 significantly disrupting consumer behavior, and with banking center lobbies being limited or closed, the opportunities to advertise and promote the brand of the Company were limited in 2020. The pandemic environment, consisting of social distancing, self-quarantining and remote working arrangements, slowed many of the marketing goals that were set in 2020, which led to lower expense.

The remaining noninterest expense categories decreased $9, or 0.1%, during the year-ended 2020, as compared to 2019. This net decrease was impacted by various activities, including intangible expense (down $144) and, foreclosed asset costs (down $138), which were partially offset by data processing expense (up $174), and occupancy/furniture and equipment costs (up $82). The elimination of the core deposit intangible amount associated with the two branches that were sold in December 2019 caused intangible expense to decrease in 2020. Foreclosure expense decreased in relation to the pandemic environment of 2020. The increase in data processing expense was primarily due to a $186 expense associated with the platform used to facilitate PPP loans during the second quarter of 2020. Occupancy/furniture and equipment expense increased primarily due to an increase in depreciable assets during 2020.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Total noninterest expense in 2019 increased $2,072, or 5.5%, compared to 2018.  The increase was mostly attributable to salaries and employee benefits, the Company’s largest noninterest expense item.  During the year ended December 31, 2019, salaries and employee benefits increased $1,333, or 6.0%, compared to the same period in 2018.  As previously mentioned, the Company offered a voluntary severance package to select employees during the fourth quarter of 2019, which led to the early retirements of various employees at December 31, 2019. The Company incurred a one-time expense of $1,507 in December 2019 in relation to the severance package payout. While the severance expense was a significant cost to the Company in 2019, it contributed to lower salaries and employee benefit costs in 2020.  Absent the severance payout, salaries and employee benefit expense would have decreased in 2019, compared to 2018, primarily due to the lower number of employees in 2019, which more than offset the expenses associated with annual merit increases and higher insurance expense.

The Company also experienced an increase in professional fees, which grew $492, or 24.4%, during 2019, compared to 2018.  The increase in professional fees was mostly affected by legal expenses associated with the Bank’s lawsuit against the third-party tax software product provider related to the early termination of the Bank’s tax refund processing contract.

Noninterest expense was also negatively affected by higher software costs, which increased $172, or 11.2%, during 2019, as compared to 2018.  This was largely impacted by the disposal of various pieces of incompatible software during the fourth quarter of 2019.

Partially offsetting the increase in noninterest expense in 2019 were lower FDIC premiums. FDIC premium expense decreased $334, or 74.7%, during 2019, as compared to 2018. The decrease in premium expense was primarily related to lower assessment rates in 2019. FDIC assessments were further reduced by the FDIC crediting back a portion of the Bank’s premium because the Deposit Insurance Fund (“DIF”) exceeded the statutory minimum of 1.35%.  As a result, the FDIC issued credits to banks with assets of less than $10 billion. The credits were based on the portion of bank assessments that had contributed to the DIF reaching 1.35%. The FDIC calculated the Bank’s associated credit to be $253. In September and December 2019, the Bank was able to utilize $138 of its FDIC credit to fully absorb its third and fourth quarter 2019 FDIC assessments. The Bank utilized the remaining credits during its first and second quarter 2020 FDIC assessments.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Company's efficiency ratio is defined as noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income. The effects from provision expense are excluded from the efficiency ratio. Management continues to place emphasis on managing its balance sheet mix and interest rate sensitivity as well as developing more innovative ways to generate noninterest revenue. During 2020, the Company’s asset yields were negatively impacted by market rate reductions related to COVID-19, which led to a 7.1% decrease in net interest income. However, this was completely offset by a 24.8% increase in noninterest revenue, which was impacted by $2,000 in income from a litigation settlement and a $944 increase in mortgage banking fee income.  Furthermore, the severance package offering and the sale of two branch offices in December 2019 contributed to an 8.0% decrease in personnel expense. This, combined with a $989 decline in professional fees, contributed to an 8.5% decrease in overhead expense during 2020. As a result, the Company’s efficiency number improved from 75.02% at December 31, 2019, to 69.67% at December 31, 2020. During 2019, the Company’s net interest income finished below the previous year primarily due to a decrease in average earning assets combined with higher deposit costs related to CDs and money market accounts. Furthermore, noninterest expenses increased 5.5%, outpacing the 2.6% growth in noninterest revenue.  As a result, the Company's efficiency number increased (regressed) from 70.47% at December 31, 2018, to 75.02% at December 31, 2019.

PROVISION FOR INCOME TAXES

The provision for income taxes during 2020 totaled $2,048, compared to $1,813 in 2019 and $2,255 in 2018.  The effective tax rates for 2020, 2019 and 2018 were 16.6%, 15.5% and 15.9%, respectively. The increase in the effective tax rate from 2019 to 2020 reflects additional costs associated with certain nondeductible retirement benefit plans. The change in the effective tax rate from 2018 to 2019 was minimal.

FINANCIAL CONDITION:

CASH AND CASH EQUIVALENTS

The Company’s cash and cash equivalents consist of cash, as well as interest- and non-interest bearing balances due from other banks.  The amounts of cash and cash equivalents fluctuate on a daily basis due to customer activity and liquidity needs.  At December 31, 2020, cash and cash equivalents had increased $85,947 to $138,303, compared to $52,356 at December 31, 2019.  The increase in cash and cash equivalents came mostly from higher interest-bearing deposits on hand with correspondent banks. At December 31, 2020, the Company’s interest-bearing Federal Reserve clearing account represented over 87% of cash and cash equivalents. The Company utilizes its interest-bearing Federal Reserve clearing account to manage excess funds, as well as to assist in funding earning asset growth. The primary factor for the significant influx in clearing account balances was the investment of heightened deposit balances received during 2020 as a result of the pandemic environment. At December 31, 2020, total deposits increased $172,268 from year-end 2019 in relation to customers receiving stimulus funds from various government programs and their desire to preserve cash during this uncertain economic environment. Furthermore, commercial business customers received PPP loan proceeds as part of the government’s regulatory relief for COVID-19, which also generated higher levels of investable deposits during 2020.  During the second half of 2019, the rate associated with the Company’s Federal Reserve clearing account decreased 75 basis points to 1.75% as a result of the FRB’s action to decrease short-term market rates.  The FRB again reduced short-term rates by 150 basis points in March 2020 due to concerns about the impact of COVID-19 on the economy, resulting in a target federal funds rate range of 0% to 0.25%.  Although interest-bearing deposits in the Federal Reserve are the Company's lowest-yielding interest-earning asset, the investment rate is higher than the rate the Company would have received from its investments in federal funds sold. Furthermore, Federal Reserve balances are 100% secured.

As liquidity levels continuously vary based on consumer activities, amounts of cash and cash equivalents can vary widely at any given point in time. The Company’s focus during periods of heightened liquidity will be to invest excess funds into longer-term, higher-yielding assets, primarily loans, when the opportunities arise. Further information regarding the Company’s liquidity can be found below under the caption “Liquidity” in this Management’s Discussion and Analysis.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CERTIFICATES OF DEPOSIT IN FINANCIAL INSTITUTIONS

At December 31, 2020, the Company had $2,500 in CDs owned by the Captive, up $140, or 5.9%, from year-end 2019. The deposits on hand at December 31, 2020, consist of eleven certificates with remaining maturity terms ranging from less than 3 months up to 29 months.

SECURITIES

Management's goal in structuring its investment securities portfolio is to maintain a prudent level of liquidity and to provide an acceptable rate of return without sacrificing asset quality.  During 2020, the balance of total securities increased $4,991, or 4.3%, compared to year-end 2019. The Company’s investment securities portfolio is made up mostly of Agency mortgage-backed securities, representing 77.0% of total investments at December 31, 2020. During the year ended 2020, the Company invested $36,162 in new Agency mortgage-backed securities, while receiving principal repayments of $32,383. The monthly repayment of principal has been the primary advantage of Agency mortgage-backed securities as compared to other types of investment securities, which deliver proceeds upon maturity or at a specified call date. Security asset growth was partially offset by increased maturities and principal repayments associated with state and municipal securities, which decreased $2,013, or 16.7%, compared to year-end 2019.

In addition, decreasing market rates during 2020 led to a $2,415 increase in the net unrealized gain position associated with the Company’s available for sale securities, which increased the fair value of securities at December 31, 2020.  The fair value of an investment security moves inversely to interest rates, so as rates decreased, the unrealized gain in the portfolio increased. These changes in rates are typical and do not impact earnings of the Company as long as the securities are held to full maturity.

Maturing securities provided the Company with sufficient liquidity in 2019 and 2020 so as to obviate the need for other sources of fundraising, such as debt offerings.

Investment Portfolio Composition
at December 31, 2020	at December 31, 2019

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
SECURITIES
Table III

	MATURING
As of December 31, 2020	Within One Year		After One but Within Five Years		After Five but Within Ten Years		After Ten Years
(dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount		Yield

U.S. Government sponsored entity securities	$4,612	2.56%	$8,531	2.25%	$5,010	0.75%	$	----	----
Obligations of states and political subdivisions	2,048	4.39%	4,276	4.84%	4,018	4.12%		----	----
Agency mortgage-backed securities, residential	179	3.15%	79,038	2.43%	14,954	1.82%		----	----
Total securities	$6,839	3.12%	$91,845	2.53%	$23,982	1.98%	$	----	----

  Tax-equivalent adjustments of $73 have been made in calculating yields on obligations of states and political subdivisions using a 21% rate. Weighted average yields are calculated on the basis of the cost and effective yields weighted for the scheduled maturity of each security. Mortgage-backed securities, which have prepayment provisions, are assigned to a maturity category based on estimated average lives. Securities are shown at their fair values, which include the market value adjustments for available for sale securities.

Prior to 2020, the reinvestment rates on debt securities provided steady returns due to market rate increases.  Short-term rate increases of 100 basis points in 2018 had a lagging, but positive, impact to the yield on average securities.  As a result, the weighted average FTE yield on debt securities improved to 2.46% at December 31, 2019, as compared to 2.39% at December 31, 2018.  Short-term rates began to decrease during the second half of 2019 and during the first quarter of 2020, in large part due to COVID-19. As a result, the weighted average FTE yield on debt securities decreased from 2.46% at December 31, 2019, to 2.11% at December 31, 2020. The Company’s focus will be to generate interest revenue primarily through loan growth, as loans generate the highest yields of total earning assets.  Table III provides a summary of the securities portfolio by category and remaining contractual maturity.  Issues classified as equity securities have no stated maturity date and are not included in Table III.

LOANS

In 2020, the Company's primary category of earning assets and most significant source of interest income, total loans, increased $75,890, or 9.8%, to $848,664.  The increase in loan balances from year-end 2019 came primarily from the commercial loan portfolio, being partially offset by balance decreases in the residential real estate and consumer loan portfolios.

Management continues to place emphasis on its commercial lending, which generally yields a higher return on investment as compared to other types of loans. The commercial lending segment increased $88,982, or 27.6%, from year-end 2019, which came mostly from the commercial and industrial loan portfolio, which increased $57,669, or 57.7%, from year-end 2019. Commercial and industrial loans consist of loans to corporate borrowers primarily in small to mid-sized industrial and commercial companies that include service, retail and wholesale merchants. Collateral securing these loans includes equipment, inventory, and stock. Over 48% of the increase in commercial and industrial loans came from the origination of PPP loans. In response to COVID-19 during the first quarter of 2020, the Company was authorized to originate PPP loans under the CARES Act. PPP loans are guaranteed by the Small Business Administration (“SBA”) and have an interest rate of 1.0%, a two-year loan term to maturity, and principal and interest payments are deferred for six months from the date of disbursement. The Company originated $35,141 in PPP loans in 2020, $27,933 of which were still outstanding at December 31, 2020. The commercial real estate loan segment comprised the largest portion of the Company's total commercial loan portfolio at December 31, 2020, representing 61.6% of such portfolio. Commercial real estate consists of owner-occupied, nonowner-occupied and construction loans. Owner-occupied loans consist of nonfarm, nonresidential properties.  A commercial owner-occupied loan is a borrower purchased building or space for which the repayment of principal is dependent upon cash flows from the ongoing operations conducted by the party, or an affiliate of the party, who owns the property.  Owner-occupied loans of the Company include loans secured by hospitals, churches, and hardware and convenience stores.  Nonowner-occupied loans are property loans for which the repayment of principal is dependent upon rental income associated with the property or the subsequent sale of the property, such as apartment buildings, condominiums, hotels and motels.  These loans are primarily impacted by local economic conditions, which dictate occupancy rates and the amount of rent charged. Commercial  construction loans are  extended to individuals as  well as corporations for the construction of an individual property or multiple properties and are secured by raw land and the subsequent improvements.  Commercial real estate also includes loan participations with other banks outside the Company’s primary market area.  Although the Company is not actively seeking to participate in loans originated outside its primary market area, it has taken advantage of the relationships it has with certain lenders in those areas where the Company believes it can profitably participate with an acceptable level of risk. Commercial real estate loans totaled $253,449 at December 31, 2020, an increase of $31,313, or 14.1%, over the balance of commercial real estate loans at year-end 2019. Most of this growth came from nonowner-occupied loan originations, with balances increasing $33,125, or 25.2%, from year-end 2019.  Nonowner-occupied loan originations during 2020 came mostly from the Waverly and Athens, Ohio and West Virginia market areas.  Furthermore, construction loans related to one-to-four family residential homes, as well as multi-family residential and land development properties, increased $2,150, or 6.2%, from year-end 2019.  Partially offsetting increases in the commercial nonowner-occupied and construction loan segment were larger payoffs from the owner-occupied loan segment, which decreased $3,962, or 7.1%, from year-end 2019.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

While management believes lending opportunities exist in the Company's markets, future commercial lending activities will depend upon economic and related conditions, such as general demand for loans in the Company's primary markets, interest rates offered by the Company, the effects of competitive pressure and normal underwriting considerations.

Loan Portfolio Composition
at December 31, 2020	at December 31, 2019

Partially offsetting commercial loan growth during 2020 were decreases within the Company’s consumer loan portfolio, which lowered by $8,317, or 5.9%, from year-end 2019.  The Company’s consumer loans are primarily secured by automobiles, mobile homes, recreational vehicles and other personal property. Personal loans and unsecured credit card receivables are also included as consumer loans.  The consumer loan portfolio during 2020 was impacted most by lower automobile loans, which decreased $8,529, or 13.4%, from year-end 2019. Automobile loans represent the Company's largest consumer loan segment at 41.8% of total consumer loans. Automobile loans decreased primarily as a result of COVID-19 and the stay-at-home orders that limited automobile sales within the Company’s market areas during 2020. Further limiting the volume of automobile loan originations were heightened incentives being offered from the captive auto finance companies in response to the pandemic. The remaining consumer loan portfolio increased $212, or 0.3%, from year-end 2019, led by increases in unsecured loans, partially offset by lower home equity lines of credit. The Company will continue to attempt to increase its auto lending segment while maintaining strict loan underwriting processes to limit future loss exposure. However, the Company will place more emphasis on loan portfolios (i.e. commercial and, to a smaller extent, residential real estate) with higher returns than auto loans.  Indirect automobile loans bear additional costs from dealers that partially offset interest revenue and lower the rate of return.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Generating residential real estate loans remains a significant focus of the Company’s lending efforts. The residential real estate loan segment comprises the largest portion of the Company's overall loan portfolio at 36.0% and consists primarily of one-to-four family residential mortgages and carries many of the same customer and industry risks as the commercial loan portfolio. During 2020, residential real estate loans decreased $4,775, or 1.5%, as compared to year-end 2019. The decrease in residential real estate loans was largely from the Bank's warehouse lending balances. Warehouse lending consists of a line of credit provided by the Bank to another mortgage lender that makes loans for the purchase of one-to-four family residential real estate properties. The mortgage lender eventually sells the loans and repays the Bank. As mortgage refinancings reached their peak during the second and third quarters of 2020, the volume of warehouse lending balances decreased during the fourth quarter of 2020, finishing at $18,786 at December 31, 2020, as compared to $24,128 at December 31, 2019. The heavy volume of mortgage refinancings also caused a shift into more long-term fixed-rate mortgages (up $3,679) and less short-term adjustable-rate mortgages (down $5,786) at year-end 2020. As part of management’s interest rate risk strategy, the Company sold the majority of its long-term fixed-rate residential mortgages to the Federal Home Loan Mortgage Corporation, while maintaining the servicing rights for those mortgages.

The Company will continue to follow its secondary market strategy until long-term interest rates increase to a range that falls within an acceptable level of interest rate risk for the Company.  Furthermore, the Company will continue to monitor the pace of its loan volume and will remain consistent in its approach to sound underwriting practices with a focus on asset quality.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management continues to focus on improving asset quality and lowering credit risk while working to maintain its relationships with its borrowers. During 2020, the Company’s allowance for loan losses increased $888, or 14.2%, to $7,160, compared to $6,272 at year-end 2019. The allowance was impacted by a new risk factor that was added to the evaluation of the allowance for loan losses during the first quarter of 2020 pertaining to COVID-19. The risk factor was necessary to account for the changes in economic conditions resulting from increases in unemployment that would produce higher anticipated losses as a result of COVID-19. Given that the economic scenarios had deteriorated significantly since the pandemic was declared in early March, it was determined the credit risk in the loan portfolio had increased, resulting in the need for an additional reserve for credit loss. As a result, the general reserve allocation related to COVID-19 totaled $2,315 (0.28% of total loans) at December 31, 2020. While the Company has yet to experience any significant charge-offs related to COVID-19, the continued uncertainty regarding the severity and duration of the pandemic and the related economic effects arising therefrom, including those that arise in connection with any stimulus programs, will continue to impact the Company’s estimate of its allowance for loan losses and resulting provision expense.

Excluding the new risk factor from COVID-19, the Company experienced decreases in other general allocations of the allowance for loan losses, which finished at $4,845 in 2020, compared to $5,465 in 2019. As part of the Company’s quarterly analysis of the allowance for loan losses, management reviewed various factors that directly impact the general allocation needs of the allowance, which include:  historical loan losses, loan delinquency levels, local economic conditions and unemployment rates, criticized/classified asset coverage levels and loan loss recoveries. From year-end 2019, the Company’s historical loss factor increased by 1 basis point in 2020 from 0.23% to 0.24%, while the economic risk factor decreased by 12 basis points from 0.46% to 0.34%, which contributed to lower general allocations of the allowance for loan losses at December 31, 2020.  The increase in the average historical loss factor was impacted by lower annualized loan recoveries during the year ended December 31, 2020, as well as an increase in average net charge-offs to average loans from 0.19% at year-end 2019 to 0.26% at year-end 2020. This was completely offset by a lower classified asset risk factor from year-end 2019, impacted by various commercial loan upgrades as a result of improvements in the financial performance of certain borrowers’ ability to repay their loans.  This contributed to lower classified assets from year-end 2019, particularly within the commercial nonowner-occupied and commercial and industrial loan segments. Furthermore, the Company’s delinquency levels decreased from year-end 2019, with nonperforming loans to total loans of 0.82% at December 31, 2020, compared to 1.30% at December 31, 2019, and lower nonperforming assets to total assets of 0.59% at December 31, 2020, compared to 1.04% at year-end 2019. The large increase in PPP loans during 2020 had minimal to no impact on the general allocations of the allowance for loan losses due to those loans being fully guaranteed by the SBA.

Specific allocations of the allowance for loan losses identify loan impairment by measuring fair value of the underlying collateral and the present value of estimated future cash flows. At year-end 2020, the Company identified no impairment on loans being specifically evaluated, as compared to $807 in specific allocations at year-end 2019. The change in specific reserves from year-end 2019 was primarily attributable to the loan payoff of one commercial borrower during the first quarter of 2020.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
Table IV

(dollars in thousands)	Years Ended December 31

	2020	2019	2018	2017	2016
Commercial loans(1)	$4,207	$3,375	$3,249	$4,002	$5,222
Percentage of loans to total loans	48.44%	41.68%	42.41%	41.66%	42.81%

Residential real estate loans	1,480	1,250	1,583	1,470	939
Percentage of loans to total loans	36.00%	40.15%	39.13%	40.19%	38.92%

Consumer loans(2)	1,473	1,647	1,896	2,027	1,538
Percentage of loans to total loans	15.56%	18.17%	18.46%	18.15%	18.27%

Allowance for loan losses	$7,160	$6,272	$6,728	$7,499	$7,699
	100.00%	100.00%	100.00%	100.00%	100.00%
Ratio of net charge-offs to average loans	.26%	.19%	.23%	.37%	.28%

     The above allocation is based on estimates and subjective judgments and is not necessarily indicative of the specific amounts or loan categories in which losses may ultimately occur.

(1) Includes commercial and industrial and commercial real estate loans.
(2) Includes automobile, home equity and other consumer loans.

SUMMARY OF NONPERFORMING, PAST DUE AND RESTRUCTURED LOANS
Table V

(dollars in thousands)	At December 31

	2020	2019	2018	2017	2016
Impaired loans	$11,026	$17,135	$12,618	$18,108	$22,709
Past due 90 days or more and still accruing	424	889	1,067	334	327
Nonaccrual	6,503	9,149	8,677	10,112	8,961
Accruing loans past due 90 days or more to total loans	.05%	.12%	.14%	.04%	.04%
Nonaccrual loans as a % of total loans	.77%	1.18%	1.11%	1.32%	1.22%
Impaired loans as a % of total loans	1.30%	2.22%	1.62%	2.35%	3.09%
Allowance for loan losses as a % of total loans	.84%	.81%	.87%	.97%	1.05%

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

MATURITY AND REPRICING DATA OF LOANS
As of December 31, 2020
Table VI

(dollars in thousands)	MATURING / REPRICING
	Within One Year	After One but Within Five Years	After Five Years	Total
Residential real estate loans	$75,246	$155,908	$74,324	$305,478
Commercial loans(1)	139,261	197,860	74,020	411,141
Consumer loans(2)	40,791	64,961	26,293	132,045
Total loans	$255,298	$418,729	$174,637	$848,664

Loans maturing or repricing after one year with:
Variable interest rates	$326,723
Fixed interest rates	266,643
Total	$593,366

(1) Includes commercial and industrial and commercial real estate loans.
(2) Includes automobile, home equity and other consumer loans.

At December 31, 2020, the ratio of the allowance for loan losses increased to 0.84%, compared to 0.81% at December 31, 2019.  Management believes that the allowance for loan losses at December 31, 2020, was adequate and reflected probable incurred losses in the loan portfolio. There can be no assurance, however, that adjustments to the allowance for loan losses will not be required in the future. Changes in the circumstances of particular borrowers, as well as adverse developments in the economy, particularly with respect to COVID-19, are factors that could change, and management will make adjustments to the allowance for loan losses as needed. Asset quality will continue to remain a key focus of the Company, as management continues to stress not just loan growth, but also quality in loan underwriting.  Future provisions to the allowance for loan losses will continue to be based on management’s quarterly in-depth evaluation that is discussed in further detail below under the caption “Critical Accounting Policies - Allowance for Loan Losses” within this Management’s Discussion and Analysis.

DEPOSITS

Deposits are used as part of the Company’s liquidity management strategy to meet obligations for depositor withdrawals, to fund the borrowing needs of loan customers, and to fund ongoing operations.  Deposits, both interest- and noninterest-bearing, continue to be the most significant source of funds used by the Company to support earning assets.  Deposits are attractive sources of funding because of their stability and general low cost as compared to other funding sources.  The Company seeks to maintain a proper balance of core deposit relationships on hand while also utilizing various wholesale deposit sources, such as brokered and internet CD balances, as an alternative funding source to manage efficiently the net interest margin.  Deposits are influenced by changes in interest rates, economic conditions and competition from other banks.  Table VII shows the composition of total deposits as of December 31, 2020, 2019 and 2018.  Total deposits increased $172,268, or 21.0%, from year-end 2019 to $993,739 at December 31, 2020. This significant increase was largely attributable to an inflow of funds from government stimulus programs such as the PPP and other consumer economic impact payments.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Total deposits consist mostly of “core” deposits, which include noninterest-bearing deposits, as well as interest-bearing demand, savings, and money market deposits. The Bank focuses on core deposit relationships with consumers from local markets who can maintain multiple accounts and services at the Bank. The Company believes such core deposits are more stable and less sensitive to changing interest rates and other economic factors.  The increase in total deposits came primarily from noninterest-bearing balances, which increased $92,170, or 41.4%, from year-end 2019.  The increase came mostly from the Company’s business and incentive-based checking account balances.

Higher deposits also came from interest-bearing deposits, which increased $80,098, or 13.4%, from year-end 2019.  The increase in interest-bearing deposit balances came mostly from the Company’s money market account balances, which were up $36,427, or 27.9%, from year-end 2019.  This increase was caused by a shift in consumer preference to the new Prime Investment account, a more competitive, higher-costing money market product that was introduced in December 2018. This increase was partially offset by a decrease in brokered money market balances due to a favorable liquidity position from elevated retail deposits.  NOW account balances were also up $26,930, or 17.0%, from year-end 2019, largely driven by higher municipal NOW product balances within the Gallia County, Ohio, and Mason County, West Virginia, market areas. Savings deposits also increased $19,838, or 19.8%, from year-end 2019. The increases came primarily from higher statement savings account balances impacted by the government stimulus proceeds previously mentioned.

Composition of Total Deposits
at December 31, 2020	at December 31, 2019

Increases in interest-bearing deposit balances were partially offset by lower time deposits, which include CDs and individual retirement accounts. Total time deposits decreased $3,097, or 1.5%, from year-end 2019.  This decrease came largely from the Company's retail CDs, which decreased $6,020, or 3.4% from year-end 2019.  The Company had experienced a resurgence in consumer demand for CDs during 2018, caused by a rise in market rates that resulted in competitive CD rate offerings. After experiencing a large volume of retail CD deposits during 2018, new growth in CDs during 2019 began to normalize, while market rates began to move back down. Entering 2020, the FRB reduced short-term rates by 150 basis points due to COVID-19, which contributed to more decline in product rate offerings in 2020. This contributed to the decrease in CD balances from year-end 2019. While the Company's preference is to fund earning asset demand with retail core deposits, wholesale deposits are utilized to help satisfy earning asset growth. With consumers having invested less into CD balances during 2020, the Company’s brokered and internet CD issuances increased $2,923, or 9.3%, from year-end 2019.  The Company will continue to evaluate its use of wholesale deposits to manage the Company’s liquidity position and interest rate risk associated with longer-term, fixed-rate asset loan demand.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
DEPOSITS
Table VII

	As of December 31
(dollars in thousands)	2020	2019	2018
Interest-bearing deposits:
NOW accounts	$185,364	$158,434	$155,166
Money market	166,812	130,385	121,294
Savings accounts	120,125	100,287	116,574
IRA accounts	40,613	41,898	43,249
Certificates of deposit	166,048	167,860	172,600
	678,962	598,864	608,883
Noninterest-bearing deposits:
Demand deposits	314,777	222,607	237,821
Total deposits	$993,739	$821,471	$846,704

The Company will continue to experience increased competition for deposits in its market areas, which could challenge its net growth.  The Company will continue to emphasize growth and retention within its core deposit relationships during 2021, reflecting the Company’s efforts to reduce its reliance on higher cost funding and improving net interest income.

OTHER BORROWED FUNDS

 The Company also accesses other funding sources, including short-term and long-term borrowings, to fund potential asset growth and satisfy short-term liquidity needs. Other borrowed funds consist primarily of FHLB advances and promissory notes. During 2020, other borrowed funds were down $6,128, or 18.0%, from year-end 2019.  The decrease was related primarily to the principal repayments applied to various FHLB advances during 2020. Furthermore, the Company took advantage of its heightened liquidity position in the second and fourth quarters of 2020 to apply an additional $1,723 in principal prepayments to various FHLB advances to further reduce interest expense on higher-cost funding sources. While deposits continue to be the primary source of funding for growth in earning assets, management will continue to utilize FHLB advances and promissory notes to help manage interest rate sensitivity and liquidity.

SUBORDINATED DEBENTURES

The Company received proceeds from the issuance of one trust preferred security on March 22, 2007, totaling $8,500 at a fixed rate of 6.58%.  The trust preferred security is now at an adjustable rate equal to the 3-month LIBOR plus 1.68%.  The Company does not report the securities issued by the trust as a liability, but instead, reports as a liability the subordinated debenture issued by the Company and held by the trust.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OFF-BALANCE SHEET ARRANGEMENTS

As discussed in Notes I and L to the financial statements at December 31, 2020, the Company engages in certain off-balance sheet credit-related activities, including commitments to extend credit and standby letters of credit, which could require the Company to make cash payments in the event that specified future events occur. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Standby letters of credit are conditional commitments to guarantee the performance of a customer to a third party. While these commitments are necessary to meet the financing needs of the Company’s customers, many of these commitments are expected to expire without being drawn upon. Therefore, the total amount of commitments does not necessarily represent future cash requirements. Management does not anticipate that the Company’s current off-balance sheet activities will have a material impact on the results of operations or financial condition.

CAPITAL RESOURCES

Federal regulators have classified and defined capital into the following components: (i) Tier 1 capital, which includes tangible shareholders’ equity for common stock, qualifying preferred stock and certain qualifying hybrid instruments, and (ii) Tier 2 capital, which includes a portion of the allowance for loan losses, certain qualifying long-term debt, preferred stock and hybrid instruments which do not qualify as Tier 1 capital.

In September 2019, consistent with Section 201 of the Economic Growth, Regulatory Relief, and Consumer Protection Act, the federal banking agencies issued a final rule providing simplified capital requirements for certain community banking organizations (banks and holding companies). Under the rule, a qualifying community banking organization (“QCBO”) is eligible to opt into the Community Bank Leverage Ratio (“CBLR”) framework in lieu of the Basel III capital requirements if it has less than $10 billion in total consolidated assets, limited amounts of certain trading assets and liabilities, limited amounts of off-balance sheet exposure and a leverage ratio greater than 9.0%. The final rule became effective on January 1, 2020 and was elected by the Bank as of March 31, 2020. Therefore, the Bank will not be required to comply with the Basel III capital requirements.

A QCBO opting into the CBLR framework must maintain a CBLR of 9.0%, subject to a two quarter grace period to come back into compliance, provided that the QCBO maintains a leverage ratio of more than 8.0% during the grace period. A QCBO failing to satisfy these requirements must comply with the existing Basel III capital requirements as implemented by the banking regulators in July 2013.

The numerator of the CBLR is Tier 1 capital, as calculated under present rules. The denominator of the CBLR is the QCBO’s average assets, calculated in accordance with the QCBO’s Call Report instructions and less assets deducted from Tier 1 capital.

Pursuant to the CARES Act, the federal banking regulators in April 2020 issued interim final rules to set the CBLR at 8% beginning in the second quarter of 2020 through the end of 2020. Beginning in 2021, the CBLR will increase to 8.5% for the calendar year. QCBOs will have until January 1, 2022 before the CBLR requirement will return to 9%.

As detailed in Note P to the financial statements at December 31, 2020, both the Company and the Bank were deemed to be “well capitalized” under applicable prompt corrective action regulations.  Total shareholders' equity at December 31, 2020 of $136,324 increased $8,145, or 6.4%, as compared to $128,179 at December 31, 2019. Capital growth during 2020 came primarily from year-to-date net income of $10,259, less dividends paid of $4,022. Capital growth during 2020 also came from a $1,908 increase in net unrealized gains on available for sale securities from year-end 2019, as market rates decreased during 2020 causing an increase in the fair value of the Company’s investment portfolio.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY

Liquidity relates to the Company's ability to meet the cash demands and credit needs of its customers and is provided by the ability to readily convert assets to cash and raise funds in the market place. Total cash and cash equivalents, held to maturity securities maturing within one year, and available for sale securities, which totaled $252,641, represented 21.3% of total assets at December 31, 2020 compared to $158,315 and 15.6% of total assets at December 31, 2019. The COVID-19 pandemic had a significant impact on higher levels of excess funds in 2020, which included customer deposits of stimulus monies from various government relief programs. To further enhance the Bank’s ability to meet liquidity demands, the FHLB offers advances to the Bank. At December 31, 2020, the Bank could borrow an additional $102,656 from the FHLB, of which $100,000 could be used for short-term, cash management advances. Furthermore, the Bank has established a borrowing line with the Federal Reserve. At December 31, 2020, this line had total availability of $59,103. Lastly, the Bank also has the ability to purchase federal funds from a correspondent bank. For further cash flow information, see the condensed consolidated statement of cash flows above.  Management does not rely on any single source of liquidity and monitors the level of liquidity based on many factors affecting the Company’s financial condition.

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

In management's opinion, changes in interest rates affect the financial institution to a far greater degree than changes in the inflation rate.  While interest rates are greatly influenced by changes in the inflation rate, they do not change at the same rate or in the same manner as the inflation rate.  Rather, interest rate volatility is based on changes in the expected rate of inflation, as well as monetary and fiscal policies.  A financial institution's ability to be relatively unaffected by changes in interest rates is a good indicator of its capability to perform in today's volatile economic environment.  The Company seeks to insulate itself from interest rate volatility by ensuring that rate sensitive assets and rate sensitive liabilities respond to changes in interest rates in a similar time frame and to a similar degree.

CRITICAL ACCOUNTING POLICIES
The most significant accounting policies followed by the Company are presented in Note A to the consolidated financial statements.  These policies, along with the disclosures presented in the other financial statement notes, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined.  Management views critical accounting policies to be those that are highly dependent on subjective or complex judgments, estimates, and assumptions, and where changes in those estimates and assumptions could have a significant impact on the financial statements.  Management currently views the adequacy of the allowance for loan losses and goodwill to be critical accounting policies.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
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

CONTRACTUAL OBLIGATIONS
Table VIII

     The following table presents, as of December 31, 2020, significant fixed and determinable contractual obligations to third parties by payment date. Further discussion of the nature of each obligation is included in the referenced note to the consolidated financial statements.

	Payments Due In
(dollars in thousands)	Note Reference	Less than One Year	One to Three Years		Three to Five Years		Over Five Years		Total
Deposits without a stated maturity	G	$787,078	$	----	$	----	$	----	$787,078
Consumer and brokered time deposits	G	136,634		65,404		4,436		187	206,661
Other borrowed funds	I	6,332		5,225		4,070		12,236	27,863
Subordinated debentures	J	----		----		----		8,500	8,500
Lease obligations		151		168		39		----	358
Total		$930,195		$70,797		$8,545		$20,923	$1,030,460

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

KEY RATIOS
Table IX

	2020	2019	2018	2017	2016

Return on average assets	.94%	.96%	1.12%	.74%	.77%
Return on average equity	7.83%	8.10%	10.63%	6.95%	7.05%
Dividend payout ratio	39.20%	40.37%	33.20%	52.36%	51.79%
Average equity to average assets	11.95%	11.82%	10.57%	10.66%	10.91%

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

Residential real estate loans consist of loans to individuals for the purchase of one-to-four family primary residences with repayment primarily through wage or other income sources of the individual borrower.  The Company’s loss exposure to these loans is dependent on local market conditions for residential properties as loan amounts are determined, in part, by the fair value of the property at origination.

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

Goodwill:
Goodwill resulting from business combinations represents the excess of the purchase price over the fair value of the net assets of businesses acquired. Goodwill resulting from business combinations is generally determined as the excess of the fair value of the consideration transferred, plus the fair value of any noncontrolling interests in the acquiree, over the fair value of the net assets acquired and liabilities assumed as of the acquisition date. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but tested for impairment at least annually. The Company has selected December 31 as the date to perform the annual impairment test. Goodwill is the only intangible asset with an indefinite life on the Company’s balance sheet. No impairment to Goodwill was indicated based on year-end testing.

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