Form 10-K, Exhibit 13
period 2021-12-31
OHIO VALLEY BANC CORP
filed 2022-03-17
CIK 894671

OVBC
Annual Report
 2021

Start your engines...

Message from Management

Dear Neighbors and Friends,

Surely 2021, like 2020, will go down in history as the time of the global pandemic. Though this unceasing disease did its best to force our community apart, we noticed something pretty amazing, but not surprising, our community came TOGETHER like never before.

When we opened a new drive-thru oﬃce in the north endof Point Pleasant, you showed us your love by ﬂocking toit. When we shared our joy over breathing new life into OVB on the Square, you congratulated us and set to workon how to expand on this revitalization of the downtown.When we collected toys for local children in need, moreof you than ever before stood up and said, “How can we help?”

This doesn’t happen in the big city. It happens here at home where your company is constantly working to improve service. One of our most promising new endeavorsof the year was the opening of Race Day Mortgage, an online-only consumer direct mortgage company. We hope to leave the competition in the dust through speed of service and a seamless online model, backed by OVB’s quality customer service approach.

The giving we do to sustain the community and the steps we take to improve service are connected. In all that wedo, you are the driving force behind this company’s will  to put our Community First. You are keeping us on track for success.

For several years now, we have invited shareholders, employees, customers, and neighbors to join us in our Community First mission. And you have accepted the challenge, rising to the occasion with a shared generosity and enthusiasm to make this a better place to live and work. With your support, your company reached the milestone of the 2nd highest record earnings in company history.

Thank you.

Within these pages, please ﬁnd information regarding your company’s management and operation for the past year. Between the lines, you may even spot a little of our determination to remain an independent community bank. You can learn more by attending our Annual Shareholders Meeting to be be held Wednesday, May 18, at the brand new Holzer Leadership & Innovation Institute. Get involved. Let’s keep Community First.

Sincerely,

Thomas E. Wiseman
Chairman of the Board & CEO
Ohio Valley Banc Corp.

Larry E. Miller, II
President & Chief Operating Oﬃcer Ohio Valley Banc Corp.

RaceDay
ABOUT
RESOURCES
PROGRAMS
LOAN OFFICERS
BLOG
CONTACT US
APPLY
LOCK IN YOUR LOW RATE
GET HOME FASTER.
APPLY

Being a community leader
is about being the one who helps others cross the
                                                                                                                                              ﬁnish line

Ohio Valley Bank and Loan Central have always been known for providing outstanding service to the community. These ﬁnancial professionals try every day to do what is expected and then go one step beyond.

In September of 2021, Ohio Valley Bank opened its own subsidiary, a nationwide online-only consumer direct mortgage company.

Yes, our community got a little bigger.

Race Day Mortgage serves customers in not only Ohio, but also Tennessee, North Carolina, South Carolina, Florida,Colorado, Utah, Pennsylvania, Washington, and Nevada.Plans are in place to add more states over the next few years.

You won’t ﬁnd a Race Day Mortgage oﬃce on a map or with Siri. The loan oﬃcers and processing personnel who help these clients work remotely from Columbus, Ohio, to Houston, Texas. These mortgage professionals, though serving a much larger community than the bank, serve their  customers with respect, a sense of urgency, and a determination to do whatever it takes. Lessons they have embraced from Ohio Valley Bank.

As of press time, Race Day Mortgage has a perfect 5-Star Rating on Bankrate.com. But don’t take our word for it, see what this Las Vegas customer had to say.

“We recently reﬁnanced our home with Race Day Mortgage. I have gone through the home buying process and reﬁ process numerous times. My experience with Race Day Mortgage was nothing short of amazing! I was shopping around and checking diﬀerent rates on Bankrate and could not be happier to have gone with Race Day. Not only was the customer service fantastic, the process was super stress free, quick, and easy! I could not recommend them enough! In fact, I recommended them to some long time friends who also went through the process and had nothing but positive things to say. Thanks again for everything!”

2021 notable small numbers

Every year, we tend to report the big numbers. This year, we share the small numbers that make an enormous impact...

106
New pages built as part of the redesign of www.ovbc.com, which debuted in July. The new site features a robust fraud and scam information section, more free ﬁnancial education resources, integrated blog, and is highlighted with local photography.

42
The 42nd card in OVB’s Community First Debit Card Program was introduced, meaning that the program now raises much needed funds for 42 local schools and charities on an ongoing basis.

10
States served by Race Day Mortgage with 8 more states to be added in early 2022 and plans to further expand.

7
Free services oﬀered with every OVB checking account: Digital Banking, Online Bill Pay, Debit Card, Benjamin Tracker money management, eDelivery statements and notices, OVB Line Telephone Banking, and OVB ATM service.

6
Loan Central oﬃces stayed open extended, holiday, and special weekend hours to help members of their community get their taxes done in record time.

1
Mission to put your “Community First.”

2021
Apple
Festival
Finalist
Finalist
2019
Little
Miss
2019
Little Miss
Apple Festival
Kennedy
Knittel

2019 Little Miss Apple Festival Kennedy Knittel proudly shows the 2021 ﬁnalists the exhibit created in her honor at OVB Jackson.

Being a community bank
is about being there for our
community

Our Community First mission is a new way of thinking about shareholder return. When we give back to the community we serve, the businesses and people in that community are better able to do their work and in turn give back themselves.

This year, we were thrilled to see our friends and neighbors join us and put their Community First in creative ways.

Right Page Left to Right:
Jackson County OVB 4-H Scholar Elizabeth Fannin slipped into the 4-H building early because she couldn’t wait to see her lifesize photo at the Fair. Every OVB 4-H Scholar receives a total of $3,000 in scholarship money over four years. As of 2021, the OVB 4-H Scholarship Program has awarded 241 scholarships.

Young gymnasts Ella Grant and Bekah Circle unveiled the Southern Ohio Gymnastics Association (SOGA) debit card design as part of OVB’s Community First Debit Card Program. For every upgrade to the SOGA design, the boosters receive $5. Over 40 other local schools and charities are getting the funds they need though this groundbreaking program created by OVB.

Ohio Valley Bank’s Point Pleasant North oﬃce opened with a ribbon-cutting ceremony right in the drive-thru lane! The convenient new location has been very popular with customers, handling over 13,000 teller and

ATM transactions in their ﬁrst four and a half months of operation.

OVB’s Jenni Swain and Bill Richards put in a little elbow grease during an Impact Day at the Gallipolis Freight and Railroad Museum. Employees are allowed up to three paid days oﬀ to volunteer in their community through the Impact Day program. In addition to cleaning train cars, the bank’s volunteers also put up wall paneling inside.

Right Middle:Employees representing every Ohio Valley Bank and Loan Central location lined up to pass a commemorative ﬂag presented to former Chairman JeﬀSmith on his retirement at the OVB on the Square ﬂag raising ceremony. Many members of the community,including the VFW Honor Guard, came out to take part in the special occasion.

Page Bottom:OVB’s Leigh Anne Roten and Maranda Prevatt delivered a donation to the Fisher House made possible by employees serving on the bank’s Veterans Action Committee. Fisher House serves as a place to stay for the families of veterans who are patients at the Williams Veterans Medical Center in Huntington. OVB Barboursville and other locations also held drives to collect non-perishable food, toiletry items, and slippers for the house over the year. Pictured with Fisher House Director Jason Wyant.

Director & Ofﬁcer	OVBC OFFICERS
Listing
Thomas E. Wiseman, Chairman & Chief Executive Oﬃcer
Larry E. Miller II, President & Chief Operating Oﬃcer
OVBC DIRECTORS	Tommy R. Shepherd, Senior Vice President & Secretary
Scott W. Shockey, Senior Vice President & CFO
Thomas E. Wiseman	Bryan F. Stepp, Senior Vice President - Lending/Credit
Chairman & Chief Executive Oﬃcer,	Bryna S. Butler, Vice President
Ohio Valley Banc Corp. and Ohio Valley Bank	Frank W. Davison, Vice President
Allen W. Elliott, Vice President
Larry E. Miller II	Cherie A. Elliott, Vice President
President & Chief Operating Oﬃcer,	Brandon O. Huﬀ, Vice President
Ohio Valley Banc Corp. and Ohio Valley Bank	Ryan J. Jones, Vice President
Marilyn G. Kearns, Vice President
David W. Thomas, Lead Director	Mario P. Liberatore, Vice President
Former Chief Examiner, Ohio Division of	Shawn R. Siders, Vice President
Financial Institutions	Paula W. Clay, Assistant Secretary
bank supervision and regulation	Cindy H. Johnston, Assistant Secretary

Anna P. Barnitz	OHIO VALLEY BANK DIRECTORS
Treasurer & CFO, Bob’s Market & Greenhouses, Inc.
wholesale horticultural products and retail landscaping	Thomas E. Wiseman, Chairman	Edward J. Robbins
stores	David W. Thomas, Lead Director	Edward B. Roberts
	Anna P. Barnitz	Brent A. Saunders
Kimberly A. Canady	Kimberly A. Canady	K. Ryan Smith
Owner, Canady Farms, LLC	Brent R. Eastman
agricultural products and agronomy services	Larry E. Miller II

Brent R. Eastman	LOAN CENTRAL DIRECTORS
President & Co-owner, Ohio Valley Supermarkets
Partner, Eastman Enterprises	Larry E. Miller II
grocery	Cherie A. Elliott
Ryan J. Jones
Edward J. Robbins
President & CEO, Ohio Valley Veneer, Inc.	RACE DAY MORTGAGE DIRECTORS
wood harvesting, processing and manufacturing of dry
lumber & ﬂooring in Ohio, Kentucky, and Tennessee	Bryan F. Stepp	Scott W. Shockey
	Bryna S. Butler	Thomas E. Wiseman
Edward B. Roberts	Tim J. Scholten
Co-owner, OakBridge Financial Partners LLC
Financial Advisor, LPL Financial	WEST VIRGINIA ADVISORY BOARD
ﬁnancial services
Mario P. Liberatore, Chairman
Brent A. Saunders	E. Allen Bell
Chairman of the Board, Holzer Health System	Richard L. Handley
Attorney, Halliday, Sheets & Saunders	Stephen L. Johnson
healthcare and legal	John A. Myers

K. Ryan Smith	DIRECTORS EMERITUS
President, University of Rio Grande,
Rio Grande Community College	W. Lowell Call	Barney A. Molnar
Former Speaker of the Ohio House of Representatives	Steven B. Chapman	Jeﬀrey E. Smith
higher education	Robert E. Daniel	Wendell B. Thomas
	Harold A. Howe	Lannes C. Williamson
John G. Jones

OHIO VALLEY BANK OFFICERS

EXECUTIVE OFFICERS		ASSISTANT VICE PRESIDENTS

Thomas E. Wiseman	Chairman & Chief Executive Oﬃcer	Terri M. Camden	Asst. Human Resources Director
Larry E. Miller II	President & Chief Operating Oﬃcer	Barbara A. Patrick	BSA Oﬃcer/Loss Prevention
Tommy R. Shepherd	Executive Vice President & Secretary	Stephenie L. Peck	Regional Branch Administrator
Scott W. Shockey	Executive Vice President,	Raymond G. Polcyn	Manager of Buying Department
	Chief Financial Oﬃcer	Richard P. Speirs	Facilities Manager /Security Oﬃcer
Bryan F. Stepp	Executive Vice President,	Kimberly R. Williams	Systems Oﬃcer
	Lending/Credit	Melissa P. Wooten	Shareholder Relations Manager &
Mario P. Liberatore	President, OVB West Virginia		Trust Oﬃcer
		Joe J. Wyant	Region Manager Jackson County
SENIOR VICE PRESIDENTS
ASSISTANT CASHIERS
Bryna S. Butler	Corporate Communications
Frank W. Davison	Operations	Glen P. Arrowood II	Manager of Indirect Lending
Allen W. Elliott	Branch Administration	William F. Richards	Advertising Manager
Brandon O. Huﬀ	Process Eﬃciency Oﬃcer	Pamela K. Smith	Eastern Cabell Region Manager
Ryan J. Jones	Chief Risk Oﬃcer	Anthony W. Staley	Product Development
Marilyn G. Kearns	Human Resources		Business Sales & Support
Shawn R. Siders	Chief Credit Oﬃcer
LOAN CENTRAL OFFICERS
VICE PRESIDENTS
Larry E. Miller II, Chairman of the Board
John A. Anderson	Director of Loan Operations	Cherie A. Elliott, President
Shelly N. Boothe	Commerical Business	Timothy R. Brumﬁeld, Vice President & Secretary,
	Development Oﬃcer	Manager, Gallipolis Oﬃce
Kyla R. Carpenter	Director of Marketing	John J. Holtzapfel, Compliance Oﬃcer,
Paula W. Clay	Assistant Secretary	Manager, Wheelersburg Oﬃce
Jody M. DeWees	Trust	Melody D. Hammond, Manager, Chillicothe Oﬃce
Lori A. Edwards	Residential Loan Operations Manager	Joseph I. Jones, Manager, South Point Oﬃce
Brian E. Hall	Corporate Banking	Steven B. Leach, Manager, Jackson Oﬃce
Cindy H. Johnston	Assistant Secretary	T. Joe Wilson, Manager, Waverly Oﬃce
Angela S. Kinnaird	Director of Customer Support
Tamela D. LeMaster	Branch Administration/CRM	RACE DAY MORTGAGE OFFICERS
Adam D. Massie	Northern Region Manager
Jay D. Miller	Business Development Oﬃcer	Bryan F. Stepp	President
Diana L. Parks	Internal Audit Liaison	Scott W. Shockey	Secretary - Treasurer
Christopher S. Petro	Comptroller
Benjamin F. Pewitt	Business Development
Gregory A. Phillips	Consumer Lending
Christopher L. Preston	Business Development West Virginia
Daniel T. Roush	Senior Compliance Oﬃcer
Rick A. Swain	Western Division Branch Manager
Patrick H. Tackett	Corporate Banking

The Swain family has been OVBC shareholders for multiple generations. Little ones Natalie, Sable (between Mom Jenni and Dad BJ), Lyla, and Finlee enjoy the security their shares provide.

Being a responsible shareholder
is about planning for your company’s
                                                   future

Ohio Valley Banc Corp. shareholders are folks who believe in the power of community and pride in one’s hometown.We believe this is the reason for much of your company’s success.

As shares pass from generation to generation, it is vitally important to protect these ideals. Rather than selling shares on the open market, ensure shares are in the hands of shareholders who hold these values and want to see OVB remain an independent community bank.

It is easy for registered shareholders to transfer ownership of any number of shares at any time without brokerage fees. This is accomplished through the “gifting” of shares.Shares can be gifted to a child, grandchild, or anyone.Contact the OVBC Shareholder Relations Department at 800-468-6682 or email investorrelations@ovbc.com to get started.

OVBC shareholders received over $4 million in dividends in 2021, and our shareholders returned that loyalty by reinvesting over $1.1 million of those dividends through the Dividend Reinvestment Program and Employee Stock Ownership Plan. On top of that, over $757,000 was invested through supplemental payments by current shareholders. Growing numbers are realizing the beneﬁt of OVBC ownership. Make sure your family is included in those numbers, and know that the staﬀ of OVBC’s companies look forward to serving you and your loved ones for many generations to come.
$4,017,965 in dividends paid to OVBC shareholders in 2021 $1,152,143 of those dividends reinvested in the company through the Dividend Reinvestment Program and Employee Proﬁt Sharing Plan.

OHIO VALLEY BANC CORP.
ANNUAL REPORT 2021
FINANCIALS

SELECTED FINANCIAL DATA

	Years Ended December 31
	2021	2020	2019	2018	2017
(dollars in thousands, except share and per share data)

SUMMARY OF OPERATIONS:

Total interest income	$44,712	$46,173	$50,317	$49,197	$45,708
Total interest expense	3,699	6,191	7,265	5,471	3,975
Net interest income	41,013	39,982	43,052	43,726	41,733
Provision for loan losses	(419)	2,980	1,000	1,039	2,564
Total other income	9,864	11,438	9,166	8,938	9,435
Total other expenses	37,280	36,133	39,498	37,426	36,609
Income before income taxes	14,016	12,307	11,720	14,199	11,995
Income taxes	2,284	2,048	1,813	2,255	4,486
Net income	11,732	10,259	9,907	11,944	7,509

PER SHARE DATA:

Earnings per share	$2.45	$2.14	$2.08	$2.53	$1.60
Cash dividends declared per share	$0.84	$0.84	$0.84	$0.84	$0.84
Book value per share	$29.74	$28.48	$26.77	$24.87	$23.26
Weighted average number of common shares outstanding	4,780,609	4,787,446	4,767,279	4,725,971	4,685,067

AVERAGE BALANCE SUMMARY:

Total loans	$841,681	$811,434	$775,860	$773,995	$753,204
All other interest-earning assets(1)	307,228	205,532	189,187	223,390	193,199
Deposits	1,042,364	906,315	850,400	886,639	845,227
Other borrowed funds(2)	34,564	40,416	45,850	48,967	47,663
Shareholders’ equity	138,831	131,038	122,314	112,393	108,110
Total assets	1,233,801	1,096,191	1,035,230	1,063,256	1,014,115

PERIOD END BALANCES:

Total loans	$831,191	$848,664	$772,774	$777,052	$769,319
All other interest-earning assets(1)	334,811	255,662	166,761	184,925	189,941
Deposits	1,059,908	993,739	821,471	846,704	856,724
Shareholders’ equity	141,356	136,324	128,179	117,874	109,361
Total assets	1,249,769	1,186,932	1,013,272	1,030,493	1,026,290

KEY RATIOS:

Return on average assets	.95%	.94%	.96%	1.12%	0.74%
Return on average equity	8.45%	7.83%	8.10%	10.63%	6.95%
Dividend payout ratio	34.25%	39.20%	40.37%	33.20%	52.36%
Average equity to average assets	11.25%	11.95%	11.82%	10.57%	10.66%

(1) All other interest-earning assets include securities, interest-bearing deposits with banks and restricted investments in bank stocks.
(2) Other borrowed funds include subordinated debentures.

consolidated statements of condition

	As of December 31
	2021	2020
(dollars in thousands, except share and per share data)

Assets

Cash and noninterest-bearing deposits with banks	$14,111	$14,989
Interest-bearing deposits with banks	137,923	123,314
Total cash and cash equivalents	152,034	138,303

Certificates of deposit in financial institutions	2,329	2,500
Securities available for sale	177,000	112,322
Securities held to maturity (estimated fair value: 2021 - $10,450; 2020 - $10,344)	10,294	10,020
Restricted investments in bank stocks	7,265	7,506

Total loans	831,191	848,664
Less: Allowance for loan losses	(6,483)	(7,160)
Net loans	824,708	841,504

Premises and equipment, net	20,730	21,312
Premises and equipment held for sale, net	438	637
Other real estate owned, net	15	49
Accrued interest receivable	2,695	3,319
Goodwill	7,319	7,319
Other intangible assets, net	64	112
Bank owned life insurance and annuity assets	37,281	35,999
Operating lease right-of-use asset, net	1,195	880
Other assets	6,402	5,150
Total assets	$1,249,769	$1,186,932

Liabilities

Noninterest-bearing deposits	$353,578	$314,777
Interest-bearing deposits	706,330	678,962
Total deposits	1,059,908	993,739

Other borrowed funds	19,614	27,863
Subordinated debentures	8,500	8,500
Operating lease liability	1,195	880
Other liabilities	19,196	19,626
Total liabilities	1,108,413	1,050,608

Commitments and Contingent Liabilities (See Note L)

Shareholders’ Equity

Common stock ($1.00 stated value per share, 10,000,000 shares authorized; 5,447,185 shares issued)	5,447	5,447
Additional paid-in capital	51,165	51,165
Retained earnings	100,702	92,988
Accumulated other comprehensive income	708	2,436
Treasury stock, at cost (2021 – 693,933 shares, 2020 – 659,739 shares)	(16,666)	(15,712)
Total shareholders’ equity	141,356	136,324
Total liabilities and shareholders’ equity	$1,249,769	$1,186,932

See accompanying notes to consolidated financial statements

consolidated statements of income

For the years ended December 31	2021	2020
(dollars in thousands, except per share data)

Interest and dividend income:
Loans, including fees	$42,102	$43,204
Securities:
Taxable	1,948	2,164
Tax exempt	236	286
Dividends	231	245
Interest-bearing deposits with banks	163	226
Other interest	32	48
	44,712	46,173
Interest expense:
Deposits	2,977	5,254
Other borrowed funds	564	729
Subordinated debentures	158	208
	3,699	6,191
Net interest income	41,013	39,982
Provision for loan losses	(419)	2,980
Net interest income after provision for loan losses	41,432	37,002

Noninterest income:
Service charges on deposit accounts	1,864	1,685
Trust fees	285	257
Income from bank owned life insurance and annuity assets	904	820
Mortgage banking income	854	1,254
Electronic refund check / deposit fees	675	—
Debit / credit card interchange income	4,644	4,031
Gain (loss) on other real estate owned	1	(35)
Loss on sale of securities	(1,066)	—
Tax preparation fees	754	644
Litigation settlement	—	2,000
Other	949	782
	9,864	11,438
Noninterest expense:
Salaries and employee benefits	21,649	21,636
Occupancy	1,796	1,817
Furniture and equipment	1,136	1,096
Professional fees	1,578	1,519
Marketing expense	826	613
FDIC insurance	326	165
Data processing	2,406	2,170
Software	1,858	1,454
Foreclosed assets	55	128
Amortization of intangibles	48	62
Other	5,602	5,473
	37,280	36,133
Income before income taxes	14,016	12,307
Provision for income taxes	2,284	2,048
NET INCOME	$11,732	$10,259

Earnings per share	$2.45	$2.14

See accompanying notes to consolidated financial statements

consolidated statements of
comprehensive income

For the years ended December 31	2021	2020
(dollars in thousands)

NET INCOME	$11,732	$10,259

Other comprehensive income (loss):
Change in unrealized gain (loss) on available for sale securities	(3,253)	2,415
Reclassification adjustment for realized losses	1,066	—
	(2,187)	2,415
Related tax effect	459	(507)
Total other comprehensive income (loss), net of tax	(1,728)	1,908

Total comprehensive income	$10,004	$12,167

See accompanying notes to consolidated financial statements

consolidated statements of changes in
shareholders’ equity

For the years ended December 31, 2021, 2020
(dollars in thousands, except share and per share data)
	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Shareholders' Equity

Balances at January 1, 2020	$5,447	$51,165	$86,751	$528	$(15,712)	$128,179

Net income	—	—	10,259	—	—	10,259
Other comprehensive income (loss), net	—	—	—	1,908	—	1,908
Cash dividends, $0.84 per share	—	—	(4,022)	—	—	(4,022)
Balances at December 31, 2020	5,447	51,165	92,988	2,436	(15,712)	136,324

Net income	—	—	11,732	—	—	11,732
Other comprehensive income (loss), net	—	—	—	(1,728)	—	(1,728)
Cash dividends, $0.84 per share	—	—	(4,018)	—	—	(4,018)
Shares acquired for treasury,34,194 shares	—	—	—	—	(954)	(954)
Balances at December 31, 2021	$5,447	$51,165	$100,702	$708	$(16,666)	$141,356

See accompanying notes to consolidated financial statements

consolidated statements of cash flows

For the years ended December 31	2021	2020
(dollars in thousands)

Cash flows from operating activities:
Net income	$11,732	$10,259
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of premises and equipment	1,461	1,341
Net amortization (accretion) of purchase accounting adjustments	37	(42)
Net amortization of securities	815	459
Net realized loss on sale of securities	1,066	—
Proceeds from sale of loans in secondary market	18,972	40,158
Loans disbursed for sale in secondary market	(18,118)	(38,904)
Amortization of mortgage servicing rights	103	126
Impairment (recovery) of mortgage servicing rights	(11)	11
Gain on sale of loans	(946)	(1,391)
Amortization of intangible assets	48	62
Deferred tax (benefit) expense	(130)	12
Provision for loan losses	(419)	2,980
Earnings on bank owned life insurance and annuity assets	(904)	(820)
Loss on sale of other real estate owned	(1)	35
Change in accrued interest receivable	624	(755)
Change in accrued liabilities	(113)	(632)
Change in other assets	(1,079)	(408)
Net cash provided by operating activities	13,137	12,491

Cash flows from investing activities:
Proceeds from sales of securities available for sale	47,666	—
Proceeds from maturities and paydowns of securities available for sale	41,301	36,154
Purchases of securities available for sale	(157,686)	(41,162)
Proceeds from calls and maturities of securities held to maturity	3,700	2,694
Purchases of securities held to maturity	(4,001)	(721)
Proceeds from maturities of certificates of deposit in financial institutions	935	980
Purchases of certificates of deposit in financial institutions	(763)	(1,120)
Redemptions of restricted investments in bank stocks	240	—
Net change in loans	17,181	(78,038)
Proceeds from sale of other real estate owned	49	548
Purchases of premises and equipment	(1,085)	(3,450)
Disposals of premises and equipment	486	13
Proceeds from bank owned life insurance	173	—
Purchases of bank owned life insurance and annuity assets	(550)	(4,583)
Net cash (used in) investing activities	(52,354)	(88,685)

Cash flows from financing activities:
Change in deposits	66,169	172,290
Cash dividends	(4,018)	(4,022)
Purchases of treasury stock	(954)	—
Proceeds from Federal Home Loan Bank borrowings	600	—
Repayment of Federal Home Loan Bank borrowings	(7,789)	(5,093)
Change in other long-term borrowings	—	(405)
Change in other short-term borrowings	(1,060)	(629)
Net cash provided by financing activities	52,948	162,141

Cash and cash equivalents:
Change in cash and cash equivalents	13,731	85,947
Cash and cash equivalents at beginning of year	138,303	52,356
Cash and cash equivalents at end of year	$152,034	$138,303

Supplemental disclosure:
Cash paid for interest	$4,360	$6,681
Cash paid for income taxes	2,800	2,050
Transfers from loans to other real estate owned	15	92
Operating lease liability arising from obtaining right-of-use asset	570	—

See accompanying notes to consolidated financial statements

notes to the consolidated financial statements

Amounts are in thousands, except share and per share data.

Note A - Summary of Significant Accounting Policies

Description of Business: Ohio Valley Banc Corp. (“Ohio Valley”) is a financial holding company registered under the Bank Holding Company Act of 1956.  Ohio Valley has one banking subsidiary, The Ohio Valley Bank Company (the “Bank”), an Ohio state-chartered bank that is a member of the Federal Reserve Bank (“FRB”) and is regulated primarily by the Ohio Division of Financial Institutions and the Federal Reserve Board.  Ohio Valley also has a subsidiary that engages in consumer lending generally to individuals with higher credit risk history, Loan Central, Inc.; a subsidiary insurance agency that facilitates the receipts of insurance commissions, Ohio Valley Financial Services Agency, LLC; and a limited purpose property and casualty insurance company, OVBC Captive, Inc. The Bank has two wholly-owned subsidiaries, Race Day Mortgage, Inc., an Ohio corporation that provides online consumer mortgages, and Ohio Valley REO, LLC ("Ohio Valley REO"), an Ohio limited liability company, to which the Bank transfers certain real estate acquired by the Bank through foreclosure for sale by Ohio Valley REO. Ohio Valley and its subsidiaries are collectively referred to as the “Company.”

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

Certificates of deposit in financial institutions: Certificates of deposit in financial institutions are carried at cost and have maturity terms of 90 days or greater.  The longest maturity date is September 22, 2023.

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

The Bank also originates long-term, fixed-rate mortgage loans, with full intention of being sold to the secondary market.  These loans are considered held for sale during the period of time after the principal has been advanced to the borrower by the Bank, but before the Bank has been reimbursed by the Federal Home Loan Mortgage Corporation or mortgage broker, typically within a few business days.  Loans sold to the secondary market are carried at the lower of aggregate cost or fair value.  Total loans on the balance sheet included $1,682 in loans held for sale by the Bank as of December 31, 2021, as compared to $70 loans held for sale at December 31, 2020.

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

At December 31, 2021, there were no changes to the accounting policies or methodologies within any of the Company’s loan portfolio segments from the prior period.

Concentrations of Credit Risk: The Company grants residential, consumer and commercial loans to customers located primarily in the southeastern Ohio and western West Virginia areas.

The following represents the composition of the Company’s loan portfolio as of December 31:

	% of Total Loans
	2021	2020
Residential real estate loans	33.02%	36.00%
Commercial real estate loans	33.90%	29.86%
Consumer loans	16.05%	15.56%
Commercial and industrial loans	17.03%	18.58%
	100.00%	100.00%

The Bank, in the normal course of its operations, conducts business with correspondent financial institutions. Balances in correspondent accounts, investments in federal funds, certificates of deposit and other short-term securities are closely monitored to ensure that prudent levels of credit and liquidity risks are maintained.  At December 31, 2021, the Bank’s primary correspondent balance was $135,995 on deposit at the FRB, Cleveland, Ohio.

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

The Company enters into leases in the normal course of business primarily for branch buildings and office space to conduct business.  The Company’s leases have remaining terms ranging from 16 months to 20 years, some of which include options to extend the leases for up to 15 years.

notes to the consolidated financial statements

Amounts are in thousands, except share and per share data.
Note A - Summary of Significant Accounting Policies (continued)

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

Leases are classified as operating or finance leases at the lease commencement date.  Lease expense for operating leases and short-term leases is recognized on a straight-line basis over the lease term.  Right-of-use (“ROU”) assets represent our right to use an underlying asset for the lease term and lease liabilities are recognized at the lease commencement date based on the estimated present value of lease payments over the lease term.  At December 31, 2021, the Company did not have any finance leases.

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

Goodwill: Goodwill arises from business combinations and is generally determined as the excess of the fair value of the consideration transferred, plus the fair value of any noncontrolling interests in the acquiree, over the fair value of the net assets acquired and liabilities assumed as of the acquisition date.  Goodwill acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but tested for impairment at least annually. Goodwill is the only intangible asset with an indefinite life on our balance sheet. The Company has selected December 31 as the date to perform its annual qualitative impairment test. For the year ended December 31, 2021, the Company used a qualitative assessment based on profitability and positive equity to determine that it was more likely than not that the fair value of goodwill was more than the carrying amount, resulting in no impairment.  For the year ended December 31, 2020, management could not conclude using a qualitative assessment that its fair value of goodwill exceeded the carrying amount due to the Company’s stock price having traded below book value for an extended period throughout 2020. Therefore, the Company performed a quantitative impairment test to conclude that there was no goodwill impairment for the year ended December 31, 2020. See Note F for more specific disclosures related to goodwill impairment testing.

Long-term Assets: Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Mortgage Servicing Rights: A mortgage servicing right (“MSR”) is a contractual agreement where the right to service a mortgage loan is sold by the original lender to another party. When the Company sells mortgage loans to the secondary market, it retains the servicing rights to these loans. The Company’s MSR is recognized separately when acquired through sales of loans and is initially recorded at fair value with the income statement effect recorded in mortgage banking income. Subsequently, the MSR is then amortized in proportion to and over the period of estimated future servicing income of the underlying loan. The MSR is then evaluated for impairment periodically based upon the fair value of the rights as compared to the carrying amount, with any impairment being recognized through a valuation allowance. Fair value of the MSR is based on market prices for comparable mortgage servicing contracts. Impairment is determined by stratifying rights into groupings based on predominant risk characteristics, such as interest rate, loan type and investor type.  If the Company later determines that all or a portion of the impairment no longer exists for a particular grouping, a reduction of the allowance may be recorded as an increase to income.  At December 31, 2021 and 2020, the Company’s MSR assets were $480 and $458, respectively.

Earnings Per Share: Earnings per share is based on net income divided by the following weighted average number of common shares outstanding during the periods: 4,780,609 for 2021 and 4,787,446 for 2020. Ohio Valley had no dilutive effect and no potential common shares issuable under stock options or other agreements for any period presented.

notes to the consolidated financial statements

Amounts are in thousands, except share and per share data.
Note A - Summary of Significant Accounting Policies (continued)
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

Restrictions on Cash: Cash on hand or on deposit with a third-party correspondent bank and the FRB totaled $136,379 and $121,432 at year-end 2021 and 2020, respectively, and were subject to clearing requirements but not subject to any regulatory reserve requirements.  The balances on deposit with a third-party correspondent do not earn interest.

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
Note A - Summary of Significant Accounting Policies (continued)

Net cash settlements on derivatives that qualify for hedge accounting are recorded in interest income or interest expense, based on the item being hedged.  Net cash settlements on derivatives that do not qualify for hedge accounting are reported in noninterest income. Cash flows on hedges are classified in the cash flow statement the same as the cash flows of the items being hedged.

At December 31, 2021 and 2020, the only derivative instruments used by the Company were interest rate swaps, which are classified as stand-alone derivatives.  See Note H for more specific disclosures related to interest rate swaps.

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

Reclassifications: The consolidated financial statements for 2020 have been reclassified to conform with the presentation for 2021.  These reclassifications had no effect on the net results of operations or shareholders’ equity.

Current Events: In March 2020, the World Health Organization declared the outbreak of the coronavirus (“COVID-19”) as a global pandemic. COVID-19 has continued to negatively impact the global economy, disrupt global supply chains, create significant volatility, disrupt financial markets, and increase unemployment levels.

The continued financial impact of COVID-19 depends largely on the actions taken by governmental authorities and other third parties. In addition, COVID-19 may continue to adversely impact several industries within our geographic footprint for some time and impair the ability of our customers to fulfill their contractual obligations to the Company. This could result in a material adverse effect on our business operations, asset valuations, liquidity, financial condition, and results of operations. These effects may include an increase in the Company’s allowance for loan losses and valuation impairments on the Company’s securities, impaired loans, goodwill, other real estate owned, and interest rate swap agreements.

Accounting Guidance to be Adopted in Future Periods: In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments - Credit Losses”. ASU 2016-13 requires entities to replace the current “incurred loss” model with an “expected loss” model, which is referred to as the current expected credit loss (“CECL”) model.  These expected credit losses for financial assets held at the reporting date are to be based on historical experience, current conditions, and reasonable and supportable forecasts. This ASU will also require enhanced disclosures to help investors and other financial statement users better understand significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an entity’s portfolio. These disclosures include qualitative and quantitative requirements that provide additional information about the amounts recorded in the financial statements. The Bank’s CECL steering committee has developed a CECL model and is evaluating the source data, various credit loss methodologies and model results in relation to the new ASU guidance.  Management expects to recognize a one-time cumulative effect adjustment to the allowance for loan losses as of the beginning of the first reporting period in which the new standard is effective.  Management expects the adoption will result in a material increase to the allowance for loan losses balance. For SEC filers who are smaller reporting companies, such as the Company, ASU 2016-13 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2022.

notes to the consolidated financial statements

Amounts are in thousands, except share and per share data.
Note B - Securities

The following table summarizes the amortized cost and fair value of securities available for sale and securities held to maturity at December 31, 2021 and 2020 and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) and gross unrecognized gains and losses:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Securities Available for Sale
December 31, 2021
U.S. Government securities	$20,182	$—	$(39)	$20,143
U.S. Government sponsored entity securities	25,980	109	(173)	25,916
Agency mortgage-backed securities, residential	129,942	1,476	(477)	130,941
Total securities	$176,104	$1,585	$(689)	$177,000

December 31, 2020
U.S. Government sponsored entity securities	$17,814	$339	$—	$18,153
Agency mortgage-backed securities, residential	91,425	2,748	(4)	94,169
Total securities	$109,239	$3,087	$(4)	$112,322

	Amortized Cost	Gross Unrecognized Gains	Gross Unrecognized Losses	Estimated Fair Value
Securities Held to Maturity
December 31, 2021
Obligations of states and political subdivisions	$10,292	$200	$(44)	$10,448
Agency mortgage-backed securities, residential	2	—	—	2
Total securities	$10,294	$200	$(44)	$10,450

December 31, 2020
Obligations of states and political subdivisions	$10,018	$324	$—	$10,342
Agency mortgage-backed securities, residential	2	—	—	2
Total securities	$10,020	$324	$—	$10,344

At year-end 2021, there were holdings of $18,500 in securities issued by the Federal Farm Credit Bank that exceeded 10% of shareholders’ equity. At year-end 2020, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders’ equity.

During 2021, proceeds from the sales of debt securities totaled $47,666 with gross losses of $1,066 recognized. There were no sales of debt securities during 2020.

Securities with a carrying value of approximately $123,742 at December 31, 2021 and $83,344 at December 31, 2020 were pledged to secure public deposits and repurchase agreements and for other purposes as required or permitted by law.

Unrealized losses on the Company’s debt securities have not been recognized into income because the issuers’ securities are of high credit quality as of December 31, 2021, and management does not intend to sell and it is likely that management will not be required to sell the securities prior to their anticipated recovery.  Management does not believe any individual unrealized loss at December 31, 2021 and 2020 represents an OTTI.

notes to the consolidated financial statements

Amounts are in thousands, except share and per share data.
Note B - Securities (continued)

The amortized cost and estimated fair value of debt securities at December 31, 2021, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because certain issuers may have the right to call or prepay the debt obligations prior to their contractual maturities. Securities not due at a single maturity are shown separately.

	Available for Sale		Held to Maturity
Debt Securities:	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Due in one year or less	$4,001	$4,018	$230	$234
Due in one to five years	22,095	22,104	4,243	4,366
Due in five to ten years	20,066	19,937	3,408	3,419
Due after ten years	—	—	2,411	2,429
Agency mortgage-backed securities, residential	129,942	130,941	2	2
Total debt securities	$176,104	$177,000	$10,294	$10,450

The following table summarizes securities with unrealized losses at December 31, 2021 and December 31, 2020, aggregated by major security type and length of time in a continuous unrealized loss position:

December 31, 2021	Less than 12 Months		12 Months or More		Total
Securities Available for Sale	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Government securities	$20,143	$(39)	$—	$—	$20,143	$(39)
U.S. Government sponsored entity securities	18,307	(173)	—	—	18,307	(173)
Agency mortgage-backed securities, residential	64,560	(477)	—	—	64,560	(477)
Total available for sale	$103,010	$(689)	$—	$—	$103,010	$(689)

	Less than 12 Months		12 Months or More		Total
Securities Held to Maturity	Fair Value	Unrecognized Loss	Fair Value	Unrecognized Loss	Fair Value	Unrecognized Loss
Obligations of states and political subdivisions	$2,617	$(38)	$130	$(6)	$2,747	$(44)
Total held to maturity	$2,617	$(38)	$130	$(6)	$2,747	$(44)

December 31, 2020	Less than 12 Months		12 Months or More		Total
Securities Available for Sale	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Agency mortgage-backed securities, residential	$14,517	$(4)	$—	$—	$14,517	$(4)
Total available for sale	$14,517	$(4)	$—	$—	$14,517	$(4)

notes to the consolidated financial statements

Amounts are in thousands, except share and per share data.
Note C - Loans and Allowance for Loan Losses

Loans are comprised of the following at December 31:

	2021	2020
Residential real estate	$274,425	$305,478
Commercial real estate:
Owner-occupied	71,979	51,863
Nonowner-occupied	176,100	164,523
Construction	33,718	37,063
Commercial and industrial	141,525	157,692
Consumer:
Automobile	48,206	55,241
Home equity	22,375	19,993
Other	62,863	56,811
	831,191	848,664
Less: Allowance for loan losses	(6,483)	(7,160)

Loans, net	$824,708	$841,504

Commercial and industrial loans include $446 of loans originated under the PPP at December 31, 2021, as compared to $27,933 at December 31, 2020. These loans are guaranteed by the SBA.

The following table presents the activity in the allowance for loan losses by portfolio segment for the years ended December 31, 2021, and 2020:

December 31, 2021	Residential Real Estate	Commercial Real Estate	Commercial & Industrial	Consumer	Total
Allowance for loan losses:
Beginning balance	$1,480	$2,431	$1,776	$1,473	$7,160
Provision for loan losses	(615)	(61)	(258)	515	(419)
Loans charged off	(84)	(115)	(120)	(1,162)	(1,481)
Recoveries	199	293	173	558	1,223
Total ending allowance balance	$980	$2,548	$1,571	$1,384	$6,483

December 31, 2020	Residential Real Estate	Commercial Real Estate	Commercial & Industrial	Consumer	Total
Allowance for loan losses:
Beginning balance	$1,250	$1,928	$1,447	$1,647	$6,272
Provision for loan losses	413	946	443	1,178	2,980
Loans charged off	(340)	(559)	(185)	(1,949)	(3,033)
Recoveries	157	116	71	597	941
Total ending allowance balance	$1,480	$2,431	$1,776	$1,473	$7,160

notes to the consolidated financial statements

Amounts are in thousands, except share and per share data.
Note C - Loans and Allowance for Loan Losses (continued)
The following table presents the balance in the allowance for loan losses and the recorded investment of loans by portfolio segment and based on impairment method as of December 31, 2021 and 2020:

December 31, 2021	Residential Real Estate	Commercial Real Estate	Commercial & Industrial	Consumer	Total
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$—	$—	$10	$—	$10
Collectively evaluated for impairment	980	2,548	1,561	1,384	6,473
Total ending allowance balance	$980	$2,548	$1,571	$1,384	$6,483

Loans:
Loans individually evaluated for impairment	$—	$5,411	$4,531	$81	$10,023
Loans collectively evaluated for impairment	274,425	276,386	136,994	133,363	821,168
Total ending loans balance	$274,425	$281,797	$141,525	$133,444	$831,191

December 31, 2020	Residential Real Estate	Commercial Real Estate	Commercial & Industrial	Consumer	Total
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$—	$—	$—	$—	$—
Collectively evaluated for impairment	1,480	2,431	1,776	1,473	7,160
Total ending allowance balance	$1,480	$2,431	$1,776	$1,473	$7,160

Loans:
Loans individually evaluated for impairment	$411	$5,845	$4,686	$84	$11,026
Loans collectively evaluated for impairment	305,067	247,604	153,006	131,961	837,638
Total ending loans balance	$305,478	$253,449	$157,692	$132,045	$848,664

notes to the consolidated financial statements

Amounts are in thousands, except share and per share data.
Note C - Loans and Allowance for Loan Losses (continued)
The following table presents information related to loans individually evaluated for impairment by class of loans as of the years ended December 31, 2021, and 2020:

December 31, 2021	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Impaired Loans	Interest Income Recognized	Cash Basis Interest Recognized
With an allowance recorded:
Commercial and industrial	$1,993	$1,993	$10	$1,987	$94	$94

With no related allowance recorded:
Commercial real estate:
Owner-occupied	5,052	5,027	—	5,151	309	309
Nonowner-occupied	384	384	—	387	29	29
Commercial and industrial	2,538	2,538	—	2,981	139	139
Consumer:
Home equity	31	31	—	32	2	2
Other	50	50	—	49	2	2

Total	$10,048	$10,023	$10	$10,587	$575	$575

December 31, 2020	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Impaired Loans	Interest Income Recognized	Cash Basis Interest Recognized
With an allowance recorded:	$—	$—	$—	$—	$—	$—

With no related allowance recorded:
Residential real estate	418	411	—	423	21	21
Commercial real estate:
Owner-occupied	5,256	5,256	—	3,417	260	260
Nonowner-occupied	632	589	—	626	29	29
Commercial and industrial	4,686	4,686	—	3,772	196	196
Consumer:
Home equity	34	34	—	28	2	2
Other	50	50	—	10	2	2

Total	$11,076	$11,026	$—	$8,276	$510	$510

The recorded investment of a loan excludes accrued interest and net deferred origination fees and costs due to immateriality.

Nonaccrual loans and loans past due 90 days or more and still accruing include both smaller balance homogenous loans that are collectively evaluated for impairment and individually classified as impaired loans.

The Company transfers loans to other real estate owned, at fair value less cost to sell, in the period the Company obtains physical possession of the property (through legal title or through a deed in lieu). As of December 31, 2021 and December 31, 2020, other real estate owned for residential real estate properties totaled $15 and $49, respectively. In addition, nonaccrual residential mortgage loans that are in the process of foreclosure had a recorded investment of $316 and $1,097 as of December 31, 2021 and December 31, 2020, respectively.

notes to the consolidated financial statements

Amounts are in thousands, except share and per share data.
Note C - Loans and Allowance for Loan Losses (continued)
The following table presents the recorded investment of nonaccrual loans and loans past due 90 days or more and still accruing by class of loans as of December 31, 2021 and 2020:

	Loans Past Due 90 Days And Still Accruing	Nonaccrual
December 31, 2021
Residential real estate	$10	$2,683
Commercial real estate:
Owner-occupied	—	1,055
Nonowner-occupied	—	—
Construction	—	146
Commercial and industrial	65	150
Consumer:
Automobile	55	147
Home equity	—	148
Other	160	17
Total	$290	$4,346

	Loans Past Due 90 Days And Still Accruing	Nonaccrual
December 31, 2020
Residential real estate	$127	$5,256
Commercial real estate:
Owner-occupied	—	205
Nonowner-occupied	—	362
Construction	—	156
Commercial and industrial	15	149
Consumer:
Automobile	146	129
Home equity	—	210
Other	136	36
Total	$424	$6,503

The following table presents the aging of the recorded investment of past due loans by class of loans as of December 31, 2021 and 2020:

December 31, 2021	30-59 Days Past Due	60-89 Days Past Due	90 Days Or More Past Due	Total Past Due	Loans Not Past Due	Total
Residential real estate	$2,208	$1,218	$921	$4,347	$270,078	$274,425
Commercial real estate:
Owner-occupied	895	—	153	1,048	70,931	71,979
Nonowner-occupied	100	—	—	100	176,000	176,100
Construction	36	53	33	122	33,596	33,718
Commercial and industrial	517	60	215	792	140,733	141,525
Consumer:
Automobile	656	148	194	998	47,208	48,206
Home equity	35	165	47	247	22,128	22,375
Other	401	133	177	711	62,152	62,863

Total	$4,848	$1,777	$1,740	$8,365	$822,826	$831,191

notes to the consolidated financial statements

Amounts are in thousands, except share and per share data.
Note C - Loans and Allowance for Loan Losses (continued)

December 31, 2020	30-59 Days Past Due	60-89 Days Past Due	90 Days Or More Past Due	Total Past Due	Loans Not Past Due	Total
Residential real estate	$2,845	$496	$1,663	$5,004	$300,474	$305,478
Commercial real estate:
Owner-occupied	470	1,003	193	1,666	50,197	51,863
Nonowner-occupied	94	—	362	456	164,067	164,523
Construction	—	82	—	82	36,981	37,063
Commercial and industrial	1,112	11	164	1,287	156,405	157,692
Consumer:
Automobile	831	131	258	1,220	54,021	55,241
Home equity	204	81	113	398	19,595	19,993
Other	446	76	172	694	56,117	56,811

Total	$6,002	$1,880	$2,925	$10,807	$837,857	$848,664

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

The following table presents the types of TDR loan modifications by class of loans as of December 31, 2021 and December 31, 2020:

	TDRs Performing to Modified Terms	TDRs Not Performing to Modified Terms	Total TDRs
December 31, 2021
Commercial real estate:
Owner-occupied
Reduction of principal and interest payments	$1,455	$—	$1,455
Maturity extension at lower stated rate than market rate	268	—	268
Credit extension at lower stated rate than market rate	375	—	375
Nonowner-occupied
Credit extension at lower stated rate than market rate	385	—	385
Commercial and industrial
Interest only payments	2,301	—	2,301
Total TDRs	$4,784	$—	$4,784

notes to the consolidated financial statements

Amounts are in thousands, except share and per share data.
Note C - Loans and Allowance for Loan Losses (continued)
	TDRs Performing to Modified Terms	TDRs Not Performing to Modified Terms	Total TDRs
December 31, 2020
Residential real estate:
Interest only payments	$202	$—	$202
Commercial real estate:
Owner-occupied
Reduction of principal and interest payments	1,486	—	1,486
Maturity extension at lower stated rate than market rate	351	—	351
Credit extension at lower stated rate than market rate	384	—	384
Nonowner-occupied
Credit extension at lower stated rate than market rate	390	—	390
Commercial and industrial
Interest only payments	4,400	—	4,400
Total TDRs	$7,213	$—	$7,213

The Company had no specific allocations in reserves to customers whose loan terms have been modified in TDRs at December 31, 2021 and 2020. At December 31, 2021, the Company had $3,199 in commitments to lend additional amounts to customers with outstanding loans that are classified as TDRs, as compared to $1,100 at December 31, 2020.

There were no TDR loan modifications that occurred during the years ended December 31, 2021 and 2020 that impacted provision expense or the allowance for loan losses.

During the years ended December 31, 2021, and 2020, the Company had no TDRs that experienced any payment defaults within twelve months following their loan modification. A default is considered to have occurred once the TDR is past due 90 days or more or it has been placed on nonaccrual.  TDR loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

The Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was signed into law on March 27, 2020 and provided guidance on the modification of loans as a result of COVID-19, which outlined, among other criteria, that short-term modifications made on a good faith basis to borrowers who were current as defined under the CARES Act prior to any relief, are not TDRs. This includes short-term modifications such as payment deferrals, fee waivers, extensions of repayment terms, or other delays in payment that are insignificant. Borrowers are considered current if they are less than 30 days past due on their contractual payments at the time of modification.As of December 31, 2021, the Company had modified 655 loans related to COVID-19 with an outstanding loan balance of $124,657 that were not reported as TDRs. As of December 31, 2021, the Company had 30 of those modified loans still operating under their COVID-19 related deferral terms with an outstanding loan balance of $374 that were not reported as TDRs in the tables presented above.

The terms of certain other loans were modified during the years ended December 31, 2021 and 2020 that did not meet the definition of a TDR.  These loans have a total recorded investment of $23,171 as of December 31, 2021 and $16,624 as of December 31, 2020.  The modification of these loans primarily involved the modification of the terms of a loan to borrowers who were not experiencing financial difficulties.

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
Note C - Loans and Allowance for Loan Losses (continued)
As of December 31, 2021 and December 31, 2020, and based on the most recent analysis performed, the risk category of commercial loans by class of loans is as follows:

December 31, 2021	Pass	Criticized	Classified	Total
Commercial real estate:
Owner-occupied	$66,999	$618	$4,362	$71,979
Nonowner-occupied	175,901	—	199	176,100
Construction	33,685	—	33	33,718
Commercial and industrial	134,983	1,862	4,680	141,525
Total	$411,568	$2,480	$9,274	$423,322

December 31, 2020	Pass	Criticized	Classified	Total
Commercial real estate:
Owner-occupied	$46,604	$669	$4,590	$51,863
Nonowner-occupied	160,324	3,629	570	164,523
Construction	37,063	—	—	37,063
Commercial and industrial	150,786	2,064	4,842	157,692
Total	$394,777	$6,362	$10,002	$411,141

The Company also obtains the credit scores of its borrowers upon origination (if available by the credit bureau) but not thereafter. The Company focuses mostly on the performance and repayment ability of the borrower as an indicator of credit risk and does not consider a borrower’s credit score to be a significant influence in the determination of a loan’s credit risk grading.

For residential and consumer loan classes, the Company evaluates credit quality based on the aging status of the loan, which was previously presented, and by payment activity.  The following table presents the recorded investment of residential and consumer loans by class of loans based on payment activity as of December 31, 2021 and December 31, 2020:

	Consumer
December 31, 2021	Automobile	Home Equity	Other	Residential Real Estate	Total
Performing	$48,004	$22,227	$62,686	$271,732	$404,649
Nonperforming	202	148	177	2,693	3,220
Total	$48,206	$22,375	$62,863	$274,425	$407,869

	Consumer
December 31, 2020	Automobile	Home Equity	Other	Residential Real Estate	Total
Performing	$54,966	$19,783	$56,639	$300,095	$431,483
Nonperforming	275	210	172	5,383	6,040
Total	$55,241	$19,993	$56,811	$305,478	$437,523

The Company, through its subsidiaries, grants residential, consumer, and commercial loans to customers located primarily in the southeastern area of Ohio as well as the western counties of West Virginia.  Approximately 4.45% of total loans were unsecured at December 31, 2021, up from 4.22% at December 31, 2020.

notes to the consolidated financial statements

Amounts are in thousands, except share and per share data.
Note D - Premises and Equipment

Following is a summary of premises and equipment at December 31:

	2021	2020
Land	$2,570	$2,719
Buildings	22,360	22,081
Leasehold improvements	1,402	1,302
Furniture and equipment	9,528	8,892
	35,860	34,994
Less accumulated depreciation	15,130	13,682
Total premises and equipment	$20,730	$21,312

Following is a summary of premises and equipment held for sale at December 31:

	2021	2020
Land	$105	$153
Buildings	387	564
	492	717
Less accumulated depreciation	54	80
Total premises and equipment held for sale	$438	$637

Note E – Leases

Balance sheet information related to leases at December 31 was as follows:

	2021	2020
Operating leases:
Operating lease right-of-use assets	$1,195	$880
Operating lease liabilities	1,195	880

The components of lease cost were as follows for the year ending:

	2021	2020
Operating lease cost	$161	$170
Short-term lease expense	36	31

Future undiscounted lease payments for operating leases with initial terms of one year or more as of December 31, 2021 are as follows:

Operating Leases
2022	$168
2023	127
2024	106
2025	106
2026	107
Thereafter	866
Total lease payments	1,480
Less: Imputed Interest	(285)
Total operating leases	$1,195

Other information at December 31 was as follows:

	2021	2020

Weighted-average remaining lease term for operating leases	13.7 years	9.6 years
Weighted-average discount rate for operating leases	2.29%	2.79%

notes to the consolidated financial statements

Amounts are in thousands, except share and per share data.
Note F – Goodwill and Intangible Assets

Goodwill:  The change in goodwill during the year is as follows:

	Gross Carrying Amount
	2021	2020
Goodwill	$7,319	$7,319

Impairment exists when a reporting unit’s carrying value of goodwill exceeds its fair value. At December 31, 2021, the Company’s reporting unit had positive equity and the Company elected to perform a qualitative assessment to determine if it was more likely than not that fair value of the reporting unit exceeded its carrying value, including goodwill.  The qualitative assessment indicated that it is more likely than not that fair value of goodwill is more than the carrying value, resulting in no impairment for the year ended December 31, 2021.  Therefore, the Company did not proceed to step one of the annual goodwill impairment testing requirement.

During 2020, the general economic conditions the Company operates in had trended from generally stable to somewhat challenged in relation to the pandemic. At December 31, 2020, the Company’s reporting unit remained profitable and had positive equity. However, earnings for 2020 were negatively impacted by adding general reserves to the allowance in relation to the pandemic and to a lower net interest margin in relation to the first quarter rate cuts. As a result, the Company’s stock price experienced a decrease in value during 2020, and was trading below book value at December 31, 2020. Given the economic outlook, the challenge of growing earnings going forward in this environment, and the Company’s stock price trading below book value, management could not conclude that evidence provided by a qualitative assessment would support that it would be more likely than not the fair value of goodwill is more than the carrying amount. Therefore, the Company proceeded to complete the quantitative impairment test.

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

Acquired intangible assets:  Acquired intangible assets were as follows at year-end:

	2021		2020
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortized intangible assets:
Core deposit intangibles	$738	$674	$738	$626

Aggregate amortization expense was $48 for 2021 and $62 for 2020.

Estimated amortization expense for each of the next five years:

2022	$35
2023	21
2024	8
2025	—
2026	—
Total	$64

notes to the consolidated financial statements

Amounts are in thousands, except share and per share data.
Note G - Deposits

Following is a summary of interest-bearing deposits at December 31:

	2021	2020
NOW accounts	$205,362	$185,364
Savings and Money Market	311,686	286,937
Time:
In denominations of $250,000 or less	147,000	165,834
In denominations of more than $250,000	42,282	40,827
Total time deposits	189,282	206,661
Total interest-bearing deposits	$706,330	$678,962

Following is a summary of total time deposits by remaining maturity at December 31, 2021:

2022	$138,738
2023	41,386
2024	5,529
2025	1,329
2026	1,932
Thereafter	368
Total	$189,282

Brokered deposits, included in time deposits, were $11,438 and $18,834 at December 31, 2021 and 2020, respectively.

Note H - Interest Rate Swaps

The Company manages economic risks, including interest rate, liquidity, and credit risk, primarily by managing the amount, sources, and duration of its assets and liabilities.  The Company utilizes interest rate swap agreements as part of its asset/liability management strategy to help manage its interest rate risk position.  As part of this strategy, the Company provides its customer with a fixed-rate loan while creating a variable-rate asset for the Company by the customer entering into an interest rate swap with the Company on terms that match the loan.  The Company offsets its risk exposure by entering into an offsetting interest rate swap with an unaffiliated institution.  These interest rate swaps do not qualify as designated hedges; therefore, each swap is accounted for as a standalone derivative.  At December 31, 2021, the Company had offsetting interest rate swaps associated with commercial loans with a notional value of $13,843 and a fair value asset of $583 and a fair value liability for the same amount.  This is compared to offsetting interest rate swaps with a notional value of $10,967 and a fair value asset and liability of $913 at December 31, 2020.  The notional amount of the interest rate swaps does not represent amounts exchanged by the parties.  The amount exchanged is determined by reference to the notional amount and the other terms of the individual interest rate swap agreement.  To further offset the risk exposure related to market value fluctuations of its interest rate swaps, the Company maintains collateral deposits on hand with a third-party correspondent, which totaled $600 at December 31, 2021 and $1,250 at December 31, 2020.

Note I - Other Borrowed Funds

Other borrowed funds at December 31, 2021 and 2020 are comprised of advances from the FHLB of Cincinnati and promissory notes.

	FHLB Borrowings	Promissory Notes	Totals
2021	$17,476	$2,138	$19,614
2020	24,665	3,198	27,863

notes to the consolidated financial statements

Amounts are in thousands, except share and per share data.
Note I - Other Borrowed Funds (continued)
Pursuant to collateral agreements with the FHLB, advances are secured by $265,850 in qualifying mortgage loans, $37,091 in commercial loans and $5,125 in FHLB stock at December 31, 2021. Fixed-rate FHLB advances of $17,476 mature through 2042 and have interest rates ranging from 1.53% to 2.97% and a year-to-date weighted average cost of 2.39% and 2.40% at December 31, 2021 and 2020, respectively. There were no variable-rate FHLB borrowings at December 31, 2021.

At December 31, 2021, the Company had a cash management line of credit enabling it to borrow up to $100,000 from the FHLB, subject to the stock ownership and collateral limitations described in the next paragraph. All cash management advances have an original maturity of 90 days. The line of credit must be renewed on an annual basis.

Based on the Company’s current FHLB stock ownership, total assets and pledgeable loans, the Company had the ability to obtain borrowings from the FHLB up to a maximum of $176,096 at December 31, 2021. Of this maximum borrowing capacity of $176,096, the Company had $90,241 available to use as additional borrowings.

Promissory notes, issued primarily by Ohio Valley, are due at various dates through a final maturity date of March 13, 2023, and have fixed rates ranging from 1.00% to 1.30% and a year-to-date weighted average cost of 1.23% at December 31, 2021, as compared to 2.20% at December 31, 2020. At December 31, 2021, there were six promissory notes payable by Ohio Valley to related parties totaling $2,138. See Note M for further discussion of related party transactions.  There were no promissory notes payable to other banks at December 31, 2021 and 2020, respectively.

Letters of credit issued on the Bank’s behalf by the FHLB to collateralize certain public unit deposits as required by law totaled $68,380 at December 31, 2021 and $76,740 at December 31, 2020.

Scheduled principal payments over the next five years:

	FHLB Borrowings	Promissory Notes	Totals
2022	$2,109	$1,031	$3,140
2023	1,784	1,107	2,891
2024	1,693	—	1,693
2025	1,560	—	1,560
2026	1,434	—	1,434
Thereafter	8,896	—	8,896
	$17,476	$2,138	$19,614

Note J - Subordinated Debentures and Trust Preferred Securities

On March 22, 2007, a trust formed by Ohio Valley issued $8,500 of adjustable-rate trust preferred securities as part of a pooled offering of such securities.  The rate on these trust preferred securities was fixed at 6.58% for five years, and then converted to a floating-rate term on March 15, 2012, based on a rate equal to the 3-month LIBOR plus 1.68%.  The interest rate on these trust preferred securities was 1.88% at December 31, 2021 and 1.90% at December 31, 2020.  There were no debt issuance costs incurred with these trust preferred securities.  The Company issued subordinated debentures to the trust in exchange for the proceeds of the offering.  The subordinated debentures must be redeemed no later than June 15, 2037.

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

Amounts are in thousands, except share and per share data.
Note K - Income Taxes

The provision for income taxes consists of the following components:

	2021	2020
Current tax expense	$2,414	$2,036
Deferred tax (benefit) expense	(130)	12
Total income taxes	$2,284	$2,048

The source of deferred tax assets and deferred tax liabilities at December 31:

	2021	2020
Items giving rise to deferred tax assets:
Allowance for loan losses	$1,410	$1,557
Deferred compensation	2,007	1,822
Deferred loan fees/costs	148	136
Other real estate owned	—	1
Accrued bonus	286	212
Purchase accounting adjustments	2	18
Net operating loss	82	99
Lease liability	324	235
Nonaccrual interest income	174	—
Other	275	339
Items giving rise to deferred tax liabilities:
Mortgage servicing rights	(104)	(100)
FHLB stock dividends	(676)	(676)
Unrealized gain on securities available for sale	(188)	(647)
Prepaid expenses	(205)	(202)
Depreciation and amortization	(783)	(894)
Right-of-use asset	(324)	(235)
Net deferred tax asset	$2,428	$1,665

The Company determined that it was not required to establish a valuation allowance for deferred tax assets since management believes that the deferred tax assets are likely to be realized through the future reversals of existing taxable temporary differences, deductions against forecasted income and tax planning strategies.

At December 31, 2021, the Company’s deferred tax asset related to Section 382 net operating loss carryforwards was $391, which will expire in 2026.

The difference between the financial statement tax provision and amounts computed by applying the statutory federal income tax rate of 21% to income before taxes is as follows:

	2021	2020
Statutory tax (21%)	$2,943	$2,584
Effect of nontaxable interest	(378)	(348)
Effect of nontaxable insurance premiums	(220)	(210)
Income from bank owned insurance, net	(168)	(161)
Effect of postretirement benefits	26	124
Effect of nontaxable life insurance death proceeds	(10)	—
Effect of state income tax	150	125
Tax credits	(72)	(102)
Other items	13	36
Total income taxes(1)	$2,284	$2,048

(1) Effective income tax rates were 16.3% for 2021 and 16.6% for 2020

At December 31, 2021 and December 31, 2020, the Company had no unrecognized tax benefits. The Company does not expect the amount of unrecognized tax benefits to significantly change within the next twelve months.  The Company did not recognize any interest and/or penalties related to income tax matters for the periods presented.

notes to the consolidated financial statements

Amounts are in thousands, except share and per share data.
Note K - Income Taxes (continued)

The Company is subject to U.S. federal income tax as well as West Virginia state income tax.  The Company is no longer subject to federal or state examination for years prior to 2018.  The tax years 2018-2020 remain open to federal and state examinations.

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

Following is a summary of such commitments at December 31:

	2021	2020
Fixed rate	$1,014	$1,127
Variable rate	84,929	83,956
Standby letters of credit	3,659	3,373

At December 31, 2021, the fixed-rate commitments have interest rates ranging from 2.50% to 6.25% and maturities ranging from 15 years to 30 years.

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

Note M - Related Party Transactions

Certain directors, executive officers and companies with which they are affiliated were loan customers during 2021. A summary of activity on these borrower relationships with aggregate debt greater than $120 is as follows:

Total loans at January 1, 2021	$2,729
New loans	16,401
Repayments	(472)
Other changes	(810)
Total loans at December 31, 2021	$17,848

Other changes include adjustments for loans applicable to one reporting period that are excludable from the other reporting period, such as changes in persons classified as directors, executive officers and companies’ affiliates.

Deposits from principal officers, directors, and their affiliates at year-end 2021 and 2020 were $110,405 and $94,056.  In addition, the Company had promissory notes outstanding with directors and their affiliates totaling $2,138 at year-end 2021 and $3,198 at year-end 2020.  The interest rates ranged from 1.00% to 2.85%, with terms ranging from 12 to 24 months.

notes to the consolidated financial statements

Amounts are in thousands, except share and per share data.
Note N - Employee Benefits

The Bank has a profit-sharing plan for the benefit of its employees and their beneficiaries. Contributions to the plan are determined by the Board of Directors of Ohio Valley. Contributions charged to expense were $265 and $242 for 2021 and 2020.

Ohio Valley maintains an Employee Stock Ownership Plan (“ESOP”) covering substantially all employees of the Company. Ohio Valley issues shares to the ESOP, purchased by the ESOP with subsidiary cash contributions, which are allocated to ESOP participants based on relative compensation. The total number of shares held by the ESOP, all of which have been allocated to participant accounts, were 292,680 and 298,294 at December 31, 2021 and 2020.  In addition, the subsidiaries made contributions to the ESOP as follows:

	Years ended December 31
	2021	2020

Number of shares issued	—	—

Fair value of stock contributed	$—	$—

Cash contributed	580	614

Total expense	$580	$614

Life insurance contracts with a cash surrender value of $35,052 and annuity assets of $2,229 at December 31, 2021 have been purchased by the Company, the owner of the policies. The purpose of these contracts was to replace a current group life insurance program for executive officers, implement a deferred compensation plan for directors and executive officers, implement a director retirement plan and implement supplemental retirement plans for certain officers.  Under the deferred compensation plan, Ohio Valley pays each participant the amount of fees deferred plus interest over the participant’s desired term, upon termination of service.  Under the director retirement plan, participants are eligible to receive ongoing compensation payments upon retirement subject to length of service.  The supplemental retirement plans provide payments to select executive officers upon retirement based upon a compensation formula determined by Ohio Valley’s Board of Directors.  The present value of payments expected to be provided are accrued during the service period of the covered individuals and amounted to $8,973 and $8,377 at December 31, 2021 and 2020. Expenses related to the plans for each of the last three years amounted to $830 and $743. In association with the split-dollar life insurance plan, the present value of the postretirement benefit totaled $3,843 at December 31, 2021 and $3,721 at December 31, 2020.

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
Note O - Fair Value of Financial Instruments (continued)
Assets and Liabilities Measured on a Recurring Basis
Assets and liabilities measured at fair value on a recurring basis are summarized below:

	Fair Value Measurements at December 31, 2021, Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
U.S. Government securities	—	$20,143	—
U.S. Government sponsored entity securities	—	25,916	—
Agency mortgage-backed securities, residential	—	130,941	—
Interest rate swap derivatives	—	599	—

Liabilities:
Interest rate swap derivatives	—	(599)	—

	Fair Value Measurements at December 31, 2020, Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
U.S. Government sponsored entity securities	—	$18,153	—
Agency mortgage-backed securities, residential	—	94,169	—
Interest rate swap derivatives	—	928	—

Liabilities:
Interest rate swap derivatives	—	(928)	—

Assets and Liabilities Measured on a Nonrecurring Basis
There were no assets or liabilities measured at fair value on a nonrecurring basis at December 31, 2020. Assets and liabilities measured at fair value on a nonrecurring basis at December 31, 2021 are summarized below:

	Fair Value Measurements at December 31, 2021, Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Impaired loans:
Commercial and Industrial	$—	$—	$1,983

At December 31, 2021, the recorded investment of impaired loans measured for impairment using the fair value of collateral for collateral-dependent loans totaled $1,993, with a corresponding valuation allowance of $10, resulting in an increase of $10 in provision expense during the year ended December 31, 2021, with no corresponding charge-offs. At December 31, 2020, the Company had no recorded investment of impaired loans measured for impairment using the fair value of collateral for collateral-dependent loans and, therefore, recorded no impact to provision expense during the year ended December 31, 2020.

There was no other real estate owned that was measured at fair value less costs to sell at December 31, 2021 and 2020. Furthermore, there were no corresponding write-downs during the years ended December 31, 2021 and 2020.

notes to the consolidated financial statements

Amounts are in thousands, except share and per share data.
Note O - Fair Value of Financial Instruments (continued)
The following table presents quantitative information about Level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis at December 31, 2021:

December 31, 2021	Fair Value	Valuation Technique(s)	Unobservable Input(s)	Range	(Weighted Average)
Impaired loans:
Commercial and Industrial	$1,983	Sales approach	Adjustment to comparables and equipment comparables	0% to 25%	18.5%

The carrying amounts and estimated fair values of financial instruments at December 31, 2021 and December 31, 2020 are as follows:

		Fair Value Measurements at December 31, 2021 Using:
	Carrying Value	Level 1	Level 2	Level 3	Total
Financial Assets:
Cash and cash equivalents	$152,034	$152,034	$—	$—	$152,034
Certificates of deposit in financial institutions	2,329	—	2,329	—	2,329
Securities available for sale	177,000	—	177,000	—	177,000
Securities held to maturity	10,294	—	6,063	4,387	10,450
Loans, net	824,708	—	—	821,899	821,899
Interest rate swap derivatives	599	—	599	—	599
Accrued interest receivable	2,695	—	363	2,332	2,695

Financial Liabilities:
Deposits	1,059,908	870,626	189,796	—	1,060,422
Other borrowed funds	19,614	—	20,279	—	20,279
Subordinated debentures	8,500	—	5,657	—	5,657
Interest rate swap derivatives	599	—	599	—	599
Accrued interest payable	439	1	438	—	439

		Fair Value Measurements at December 31, 2020 Using:
	Carrying Value	Level 1	Level 2	Level 3	Total
Financial Assets:
Cash and cash equivalents	$138,303	$138,303	$—	$—	$138,303
Certificates of deposit in financial institutions	2,500	—	2,500	—	2,500
Securities available for sale	112,322	—	112,322	—	112,322
Securities held to maturity	10,020	—	4,989	5,355	10,344
Loans, net	841,504	—	—	837,387	837,387
Interest rate swap derivatives	928	—	928	—	928
Accrued interest receivable	3,319	—	283	3,036	3,319

Financial Liabilities:
Deposits	993,739	787,078	208,552	—	995,630
Other borrowed funds	27,863	—	29,807	—	29,807
Subordinated debentures	8,500	—	5,556	—	5,556
Interest rate swap derivatives	928	—	928	—	928
Accrued interest payable	1,100	1	1,099	—	1,100

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
Note P - Regulatory Matters

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgements by regulators. Failure to meet capital requirements can initiate regulatory action. The net unrealized gain or loss on available for sale securities is not included in computing regulatory capital. Management believes as of December 31, 2021, the Bank met all capital adequacy requirements to which they are subject.

Prompt corrective action regulations applicable to insured depository institutions provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2021 and 2020, the Bank met the capital requirements to be deemed well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since year-end 2021 and 2020 that management believes have changed the institution's well capitalized category.

In 2019, the federal banking agencies jointly issued a final rule that provides for an optional, simplified measure of capital adequacy, the community bank leverage ratio ("CBLR") framework, for qualifying community banking organizations (banks and holding companies), consistent with Section 201 of the Economic Growth, Regulatory Relief, and Consumer Protection Act. The final rule became effective on January 1, 2020 and was elected by the Bank as of March 31, 2020. In April 2020, the federal banking agencies issued an interim final rule that made temporary changes to the CBLR framework, pursuant to Section 4012 of the CARES Act, and a second interim final rule that provided a graduated increase in the CBLR requirement after the expiration of the temporary changes implemented pursuant to Section 4012 of the CARES Act.

The CBLR removes the requirement for qualifying banking organizations to calculate and report risk-based capital and only requires a Tier 1 to average assets ("leverage") ratio. Qualifying banking organizations that elect to use the CBLR framework and that maintain a leverage ratio of greater than required minimums are considered to have satisfied the generally applicable risk based and leverage capital requirements in the agencies' capital rules and, if applicable, are considered to have met the well capitalized ratio requirements for purposes of Section 38 of the Federal Deposit Insurance Act. Under the interim final rules, the CBLR minimum requirement is 8% as of December 31, 2020, 8.5% for calendar year 2021, and 9% for calendar year 2022 and beyond. The interim rule allows for a two-quarter grace period to correct a ratio that falls below the required amount, provided that the Bank maintains a leverage ratio of 7% as of December 31, 2020, 7.5% for calendar year 2021, and 8% for calendar year 2022 and beyond.

Under the final rule, an eligible banking organization can opt out of the CBLR framework and revert back to the risk-weighting framework without restriction. As of December 31, 2021 and 2020, the Bank qualified as a community banking organization as defined by the federal banking agencies and elected to measure capital adequacy under the CBLR framework.

The following tables summarize the actual and required capital amounts of the Bank as of year-end.

	Actual		To Be Well Capitalized Under Prompt Corrective Action Regulations
Bank	Amount	Ratio	Amount	Ratio
Tier 1 capital (to average assets)
December 31, 2021	$126,201	10.3%	$104,387	8.5%
December 31, 2020	120,989	10.7	90,407	8.0

notes to the consolidated financial statements

Amounts are in thousands, except share and per share data.
Note P - Regulatory Matters (continued)
Dividends paid by the subsidiaries are the primary source of funds available to Ohio Valley for payment of dividends to shareholders and for other working capital needs. The payment of dividends by the subsidiaries to Ohio Valley is subject to restrictions by regulatory authorities and state law. These restrictions generally limit dividends to the current and prior two years retained earnings of the Bank and Loan Central, Inc., and 90% of the prior year’s net income of OVBC Captive, Inc. At January 1, 2022 approximately $12,747 of the subsidiaries’ retained earnings were available for dividends under these guidelines. The ability of Ohio Valley to borrow funds from the Bank is limited as to amount and terms by banking regulations. The Board of Governors of the Federal Reserve System also has a policy requiring Ohio Valley to provide notice to the FRB in advance of the payment of a dividend to Ohio Valley’s shareholders under certain circumstances, and the FRB may disapprove of such dividend payment if the FRB determines the payment would be an unsafe or unsound practice.

Note Q - Parent Company Only Condensed Financial Information

Below is condensed financial information of Ohio Valley. In this information, Ohio Valley’s investment in its subsidiaries is stated at cost plus equity in undistributed earnings of the subsidiaries since acquisition. This information should be read in conjunction with the consolidated financial statements of the Company.

CONDENSED STATEMENTS OF CONDITION

	Years ended December 31:
Assets	2021	2020
Cash and cash equivalents	$5,366	$4,112
Investment in subsidiaries	147,214	143,424
Notes receivable – subsidiaries	2,123	1,603
Other assets	38	32
Total assets	$154,741	$149,171

Liabilities
Notes payable	$2,138	$3,198
Subordinated debentures	8,500	8,500
Other liabilities	2,747	1,149
Total liabilities	13,385	12,847

Shareholders’ Equity
Total shareholders’ equity	141,356	136,324
Total liabilities and shareholders’ equity	$154,741	$149,171

CONDENSED STATEMENTS OF INCOME

	Years ended December 31:
Income:	2021	2020
Interest on notes	$20	$41
Dividends from subsidiaries	6,650	4,125

Expenses:
Interest on notes	31	82
Interest on subordinated debentures	158	208
Operating expenses	379	344
Income before income taxes and equity in undistributed earnings of subsidiaries	6,102	3,532
Income tax benefit	112	121
Equity in undistributed earnings of subsidiaries	5,518	6,606
Net Income	$11,732	$10,259
Comprehensive Income	$10,004	$12,167

notes to the consolidated financial statements

Amounts are in thousands, except share and per share data.
Note Q - Parent Company Only Condensed Financial Information (continued)
CONDENSED STATEMENTS OF CASH FLOWS

	Years ended December 31:
Cash flows from operating activities:	2021	2020
Net Income	$11,732	$10,259
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(5,518)	(6,606)
Change in other assets	(6)	16
Change in other liabilities	1,598	832
Net cash provided by operating activities	7,806	4,501

Cash flows from investing activities:
Change in notes receivable	(520)	360
Net cash provided by investing activities	(520)	360

Cash flows from financing activities:
Change in notes payable	(1,060)	(1,035)
Purchases of treasury stock	(954)	—
Cash dividends paid	(4,018)	(4,022)
Net cash used in financing activities	(6,032)	(5,057)

Cash and cash equivalents:
Change in cash and cash equivalents	1,254	(196)
Cash and cash equivalents at beginning of year	4,112	4,308
Cash and cash equivalents at end of year	$5,366	$4,112

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

Total revenues from the banking segment, which accounted for the majority of the Company’s total revenues, totaled 94.1% and 94.3% of total consolidated revenues for the years ended December 31, 2021 and 2020, respectively.

The accounting policies used for the Company’s reportable segments are the same as those described in Note A - Summary of Significant Accounting Policies.  Income taxes are allocated based on income before tax expense.  All goodwill is in the Banking segment.

Segment information is as follows:

	Year Ended December 31, 2021
	Banking	Consumer Finance	Total Company
Net interest income	$38,883	$2,130	$41,013
Provision expense	(500)	81	(419)
Noninterest income	8,831	1,033	9,864
Noninterest expense	34,847	2,433	37,280
Tax expense	2,149	135	2,284
Net income	11,218	514	11,732
Assets	1,235,231	14,538	1,249,769

	Year Ended December 31, 2020
	Banking	Consumer Finance	Total Company
Net interest income	$37,825	$2,157	$39,982
Provision expense	2,945	35	2,980
Noninterest income	10,344	1,094	11,438
Noninterest expense	33,693	2,440	36,133
Tax expense	1,886	162	2,048
Net income	9,645	614	10,259
Assets	1,173,820	13,112	1,186,932

report of independent registered
public accounting firm

To the Shareholders and Board of Directors
Ohio Valley Banc Corp.
Gallipolis, Ohio

Opinion on the Financial Statements
We have audited the accompanying consolidated statements of condition of Ohio Valley Banc Corp. (the "Company") as of December 31, 2021 and 2020, the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

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

Allowance for Loan Losses – Economic Conditions Qualitative Factor

As more fully described in Note A and Note C to the consolidated financial statements, the Company’s allowance for loan losses represents management’s best estimate of probable incurred losses in the loan portfolio. The allowance consists of a specific component which relates to individually impaired loans and a general component. For the general component, management performs a quantitative and qualitative analysis to determine the general reserve portion of the allowance for loan losses. The quantitative component consists of historical loss experience determined by portfolio segment and is based on the actual loss history experienced by the Company. The total loan portfolio’s actual loss experience is supplemented with qualitative factors based on the risks present for each portfolio segment.  These qualitative  factors include consideration of the following:  levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions (economic conditions); industry conditions; and effects of changes in credit concentrations.  The most significant qualitative factor considered as of December 31, 2021 was the economic conditions. Management exercised significant judgment when assessing the economic conditions qualitative factor in estimating the allowance for loan losses.

report of independent registered
public accounting firm

We identified auditing the economic conditions qualitative factor component of the allowance for loan losses as a critical audit matter because auditing management’s assessment of the economic conditions qualitative factor required significant auditor judgment.

The primary audit procedures we performed to address this critical audit matter included the following:

•	Evaluated the relevance and reliability of data used in the development of the economic conditions qualitative factor
•	Evaluated management’s judgments and assumptions used to determine the economic conditions qualitative factor for reasonableness
•	Performed data validation of inputs and tested mathematical accuracy of management’s calculation of the economic conditions qualitative factor

/s/Crowe LLP
Crowe LLP

We have served as the Company’s auditor since 1992.

Cleveland, Ohio
March 16, 2022

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

Management assessed Ohio Valley Banc Corp.’s system of internal control over financial reporting as of December 31, 2021, in relation to criteria for effective internal control over financial reporting as described in the 2013 “Internal Control Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this assessment, management concluded that, as of December 31, 2021, its system of internal control over financial reporting is effective and meets the criteria of the “Internal Control Integrated Framework.”

Crowe LLP, independent registered public accounting firm, has not issued an integrated audit report on Ohio Valley Banc Corp.’s internal control over financial reporting.

Ohio Valley Banc Corp.

/s/Thomas E. Wiseman	/s/Scott W. Shockey
Thomas E. Wiseman	Scott W. Shockey
Chief Executive Officer	Senior Vice President, CFO

March 16, 2022

PERFORMANCE GRAPH

OHIO VALLEY BANC CORP.
Year ended December 31, 2021

The following graph sets forth a comparison of five-year cumulative total returns among the Company's common shares (indicated “Ohio Valley Banc Corp.” on the Performance Graph), the S & P 500 Index (indicated “S & P 500” on the Performance Graph), and Dow Jones U.S. MicroCap Banks Index (indicated “Dow Jones U.S. MicroCap Banks Index” on the Performance Graph) for fiscal years indicated.  Information reflected on the graph assumes an investment of $100 on December 31, 2016, in the common shares of each of the Company, the S & P 500 Index, and the Dow Jones U.S. MicroCap Banks Index.  Cumulative total return assumes reinvestment of dividends. The Dow Jones U.S. MicroCap Banks Index represents the stock performance of 163 banks located throughout the United States, including the Company, within the respective market capitalization range as selected by Dow Jones.  The Dow Jones U.S. MicroCap Banks Index was selected as a replacement peer index for the SNL $1 Billion-$5 Billion Bank Asset-Size Index due to the latter no longer being published.

Total Return Performance
300
275
250
225
200
175
150
125
100
75
50
25
0
Ohio Valley Banc Corp.
Dow Jones U.S. MicroCap Banks Index
S&P 500
2016
2017
2018
2019
2020
2021

			Period Ending			
Index	***12/31/16***	***12/31/17***	***12/31/18***	***12/31/19***	***12/31/20***	***12/31/21***
Ohio Valley Banc Corp.	100.00	154.88	137.16	156.11	97.56	124.10
Dow Jones U.S. MicroCap Banks Index	100.00	109.78	99.80	119.62	100.53	146.77
S&P 500	100.00	121.83	116.49	153.17	181.35	233.41

MANAGEMENTS DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD LOOKING STATEMENTS

Certain statements contained in this report and other publicly available documents incorporated herein by reference constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended (the “Exchange Act”), and as defined in the Private Securities Litigation Reform Act of 1995.  Such statements are often, but not always, identified by the use of such words as “believes,” “anticipates,” “expects,” “intends,” “plan,” “goal,” “seek,” “project,” “estimate,” “strategy,” “future,” “likely,” “may,” “should,” “will,” and other similar expressions. Such statements involve various important assumptions, risks, uncertainties, and other factors, many of which are beyond our control, particularly with regard to developments related to the Coronavirus (“COVID-19”) pandemic, and which could cause actual results to differ materially from those expressed in such forward looking statements.  These factors include, but are not limited to:  the effects of COVID-19 on our business, operations, customers and capital position; higher default rates on loans made to our customers related to COVID-19 and its impact on our customers’ operations and financial condition; the impact of COVID-19 on local, national and global economic conditions; unexpected changes in interest rates or disruptions in the mortgage market; the effects of various governmental responses to COVID-19; changes in political, economic or other factors, such as inflation rates, recessionary or expansive trends, taxes, the effects of implementation of legislation and the continuing economic uncertainty in various parts of the world; competitive pressures; fluctuations in interest rates; the level of defaults and prepayment on loans made by the Company; unanticipated litigation, claims, or assessments; fluctuations in the cost of obtaining funds to make loans; and regulatory changes.  Additional detailed information concerning such factors is available in the Company’s filings with the Securities and Exchange Commission, under the Exchange Act, including the disclosure under the heading “Item 1A. Risk Factors” of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021. Readers are cautioned not to place undue reliance on such forward looking statements, which speak only as of the date hereof.  The Company undertakes no obligation and disclaims any intention to republish revised or updated forward looking statements, whether as a result of new information, unanticipated future events or otherwise.

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

BUSINESS OVERVIEW:

The Company is primarily engaged in commercial and retail banking through its wholly-owned subsidiary, The Ohio Valley Bank Company (the “Bank”), offering a blend of commercial and consumer banking services within southeastern Ohio, as well as western West Virginia.  The banking services offered by the Bank include the acceptance of deposits in checking, savings, time and money market accounts; the making and servicing of personal, commercial, floor plan and student loans; the making of construction and real estate loans; and credit card services.  The Bank also offers individual retirement accounts, safe deposit boxes, wire transfers and other standard banking products and services.  Ohio Valley also has a subsidiary that engages in consumer lending generally to individuals with higher credit risk history, Loan Central, Inc. (“Loan Central”); a subsidiary insurance agency that facilitates the receipt of insurance commissions, Ohio Valley Financial Services Agency, LLC; and a limited purpose property and casualty insurance company, OVBC Captive, Inc. (the “Captive”).  The Bank has two wholly-owned subsidiaries, Race Day Mortgage, Inc. ("Race Day"), an online consumer direct mortgage company, and Ohio Valley REO, LLC, an entity to which the Bank transfers certain real estate acquired by the Bank through foreclosure for sale.

MANAGEMENTS DISCUSSION AND ANALYSIS OF
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

IMPACT of COVID-19:

COVID-19 has caused significant disruption in the United States and international economies and financial markets. The primary markets served by the Company in southeastern Ohio and western West Virginia were significantly impacted by COVID-19, which has changed the way we live and work. The continued effects of COVID-19 on the economy, supply chains, financial markets, unemployment levels, businesses and our customers is unknown and unpredictable.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act ("CARES Act") was signed into law. The CARES Act provided assistance to small businesses through the establishment of the Paycheck Protection Program ("PPP"). The PPP provided small businesses with funds to use for payroll and certain other expenses. The funds were provided in the form of loans that would be fully forgiven if certain criteria were met. In 2021, Congress amended the PPP by extending the authority of the Small Business Administration (“SBA”) to guarantee loans and the ability of PPP lenders to disburse PPP loans until May 31, 2021. The Company supported its clients who experienced financial hardship due to COVID-19 through participation in the PPP, assistance with expedited deposits of CARES Act stimulus payments, and loan modifications, as needed.

RESULTS OF OPERATIONS:

SUMMARY

2021 v. 2020

Ohio Valley generated net income of $11,732 for 2021, an increase of $1,473, or 14.4%, from 2020.  Earnings per share were $2.45 for 2021, an increase of 14.5% from 2020.  The increase in net income and earnings per share for 2021 was impacted by higher net interest income and lower provision expense, which collectively contributed to a $4,430 increase in earnings from 2020.  For 2021, the Company finished with negative provision expense of $419, compared to $2,980 in provision expense for 2020. The decrease in provision expense was largely due to a decrease in net loan charge offs during 2021 and the establishment of an economic risk factor for the pandemic during the first quarter of 2020 that was less impactful in 2021. Net interest income increased 2.6% in 2021 largely due to growth in average earning assets, partially offset by a decrease in the fully tax-equivalent net interest income as a percentage of average earning assets (“net interest margin”). Average earnings assets increased 13.0% coming from growth in loans, investment securities and  interest-bearing deposits with banks. The positive impact from earning asset growth was partially offset by net interest margin compression in relation to aggressive rate cuts by the Federal Reserve in response to the pandemic during 2020.  The positive contributions from higher net interest income and lower provision expense were partially offset by lower noninterest income and higher noninterest expense, which collectively contributed to a $2,721 decrease in earnings from 2020. Contributing to lower noninterest income were realized losses of $1,066 from the sale of lower-yielding securities during 2021 and the receipt of $2,000 during 2020 from a litigation settlement with a third-party. Partially offsetting these negative factors within noninterest income was growth in debit/credit card interchange income and electronic refund check/electronic refund deposit (“ERC/ERD”) fees during 2021. The increase in noninterest expenses during 2021 came mostly from higher software, data processing, marketing and FDIC costs.

MANAGEMENTS DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Company’s net interest income in 2021 was $41,013, representing an increase of $1,031, or 2.6%, from 2020.  Impacting net interest income growth was average earning assets, which were up $131,943 during 2021, as compared to 2020.  The growth came largely from increases in interest-bearing deposits with banks and investment securities, which were up $57,860 and $43,836, over 2020, respectively. Interest-bearing deposits were impacted by higher balances maintained at the Federal Reserve Bank (“FRB”) driven by heightened deposit balances related to stimulus payments received by customers. A portion of the deposit increase was invested in the securities portfolio during 2021. Average loans also grew $30,247 during 2021, largely impacted by higher commercial loan balances. In general, commercial loan demand has been positive in the Company’s market areas, particularly in the counties of Pike and Athens in Ohio and Cabell County in West Virginia. Furthermore, the Company participated in the PPP to assist various businesses in our market areas during the pandemic. The loan fees earned in association with the PPP loans during 2021 contributed to a $587 increase in total loan fees, which also had a positive impact to net interest income. Partially offsetting the positive impacts from average earning asset growth and loan fee increases was the decrease in net interest margin in relation to the decrease in market rates. In March 2020, the Federal Reserve took action to reduce interest rates by 150 basis points in response to COVID-19. This action led to a sustained low-rate interest environment, which contributed to lower earning asset yields during the remainder of 2020 and all of 2021. Interest-bearing costs were reduced during those periods, but not to the same magnitude as earning assets due to a lagging effect associated with time deposits and certain other interest-bearing deposits being at or near their interest rate floors. Furthermore, the change in asset mix during 2020 and 2021 into more PPP loans and elevated deposits at the Federal Reserve had a dilutive effect on the net interest margin, with PPP loans carrying a 1.0% interest rate and the rate on balances maintained at the Federal Reserve below 25 basis points. As a result, the Company’s net interest margin finished at 3.61% during the year ended December 31, 2021, a decrease of 36 basis points from a 3.97% net interest margin during the same period in 2020.

The Company recorded negative provision expense of $419 during 2021, representing a decrease of $3,399 compared to 2020. The decrease in provision expense was largely impacted by the economic effects of the COVID-19 pandemic, which resulted in a higher general allocation of the allowance for loan losses during the first quarter of 2020. Based on declining economic conditions and increasing unemployment levels, management increased general reserves by $2,315 to reflect higher anticipated losses due to COVID-19.  Further impacting lower provision expense in 2021 was a $1,332 decrease in net charge-offs on loans that had not been specifically allocated for, primarily from the consumer and residential real estate loan portfolios.

MANAGEMENTS DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Company’s noninterest income decreased $1,574, or 13.8%, from 2020. The year-to-date decrease in noninterest income was largely impacted by proceeds of $2,000 received in a litigation settlement with a third-party.  The proceeds were paid to the Bank as part of a settlement agreement signed during the first quarter of 2020. The settlement agreement was related to the previously disclosed litigation the Bank filed against a third-party tax software product provider for early termination of its tax processing contract.  As part of the settlement agreement, the Bank is processing a certain amount of tax items, which started in 2021 and will end in 2025. As a result, the Bank recognized $675 in ERC/ERD income during 2021, which partially offset the impact of the non-recurring litigation settlement proceeds in 2020.  Further contributing to the decrease in noninterest income for 2021 were losses of $1,066 realized on the sale of $48,732 in lower-yielding investment securities during the fourth quarter of 2021. The proceeds from the sale were reinvested into similar higher-yielding securities, which are expected to increase future income. As was anticipated, mortgage banking income decreased $400 during 2021, primarily due to the 2020 heightened refinancing volume that subsided in 2021.  Partially offsetting decreases in noninterest income was an increase of $613 in interchange income on debit and credit card transactions as customers increased spending during 2021.

The Company’s noninterest expenses during 2021 increased $1,147, or 3.2%, from 2020. This increase was impacted by various items including higher software, data processing, marketing and FDIC costs. Software expense increased $404 in relation to the purchase of software to enhance the platform used for the loan origination process, as well as to process PPP loans. Data processing expense increased $236 due to higher debit and credit card transaction volume impacted by heightened consumer spending. Marketing expense increased $213 due to resuming select marketing campaigns in 2021 that had been limited in 2020 due to COVID-19 restrictions on lobby access. FDIC insurance costs were up $161 primarily due to assessment credits received from the FDIC in 2020 that were not received in 2021.

The Company’s provision for income taxes increased $236 during 2021, largely due to the changes in taxable income affected by the factors mentioned above.

NET INTEREST INCOME

The most significant portion of the Company's revenue, net interest income, results from properly managing the spread between interest income on earning assets and interest expense incurred on interest-bearing liabilities.  The Company earns interest and dividend income from loans, investment securities and short-term investments while incurring interest expense on interest-bearing deposits and short- and long-term borrowings.  Net interest income is affected by changes in both the average volume and mix of assets and liabilities and the level of interest rates for financial instruments.  Changes in net interest income are measured by net interest margin and net interest spread.  Net interest margin is expressed as the percentage of net interest income to average interest-earning assets. Net interest spread is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities.  Both of these are reported on a fully tax-equivalent (“FTE”) basis.  Net interest margin exceeds the net interest rate spread because noninterest-bearing sources of funds, principally noninterest-bearing demand deposits and stockholders' equity, also support interest-earning assets. The following is a discussion of changes in interest-earning assets, interest-bearing liabilities and the associated impact on interest income and interest expense for the two years ended December 31, 2021 and 2020.  Tables I and II have been prepared to summarize the significant changes outlined in this analysis.

MANAGEMENTS DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Net interest income in 2021 totaled $41,491 on an FTE basis, up $1,069, or 2.6%, from 2020. This positive change reflects a 13.0% increase in average earning assets partially offset by the net effect of a 65 basis point decrease in earning asset yield less a 41 basis point decrease in average interest-bearing liability cost. The increase in average earning assets came mostly from interest-bearing balances with banks and securities, which increased 74.0% and 34.4% during 2021, respectively, as compared to the same period in 2020. Average loans also increased 3.7% over the same time period.  The average earning asset yield during 2021 was impacted by the FRB’s action to lower rates by 150 basis points in March 2020. Market rate decreases during 2020 had a corresponding impact to lower average deposit costs during 2021, primarily within time, savings and money market deposits. The net interest margin decrease of 36 basis points reflected a 41 basis point positive impact from lower funding costs that was completely offset by a 65 basis point negative impact from the mix and yield on earning assets and a 12 basis point negative impact from the use of noninterest-bearing funding (i.e., demand deposits and shareholders’ equity).

Net interest income increased in 2021 primarily due to the increase in average volume of earning assets plus the decrease in average cost of interest-bearing liabilities, partially offset by the decrease in average yield on earning assets. The volume increase in average earning assets was responsible for increasing FTE interest income by $2,445 during 2021 compared to 2020, while the decrease in average interest-bearing liability costs contributed to a $2,416 reduction in interest expense during the same period. These positive impacts were partially offset by lower average earning asset yields, which decreased FTE interest income by $3,868 during 2021 compared to 2020. The increase in average earning assets for 2021 was largely impacted by interest-bearing balances with other banks. The average volume on interest-bearing balances with other banks contributed to $136 in interest income growth during 2021, primarily from excess deposits within the Federal Reserve clearing account. Balances within interest-bearing deposits with banks are driven primarily by the Company’s interest-bearing Federal Reserve clearing account.  The Company utilizes its interest-bearing Federal Reserve clearing account to manage excess funds, as well as to assist in funding earning asset growth. The impact of COVID-19 continued to generate higher levels of excess funds within the clearing account during 2021, which included customer deposits of stimulus monies from various government relief programs. The volume increase in the Bank’s Federal Reserve clearing account during 2021 led to a $57,860, or 74.0%, increase in average interest-bearing balances with other banks during 2021 compared to 2020, and also led to a higher composition of average interest-bearing balances with other banks, finishing at 11.8% of average earning assets in 2021, as compared to 7.7% in 2020.  The action of the FRB to reduce rates by 150 basis points in March 2020 had an immediate effect on reducing the interest income generated by the Company’s Federal Reserve clearing account. The clearing account interest rate was adjusted down to 0.25% in March 2020, and has been fluctuating at or below 0.25% since that time. As a result, the average yield factor on interest-bearing balances with other banks continued to have a negative impact on earnings, decreasing interest income by $215 in 2021, as compared to a $1,285 decrease in interest income during 2020.

Average securities of $171,157 at year-end 2021 represented a 34.4% increase from the $127,321 in average securities at year-end 2020. The significant surge in deposits during 2021 was a result of various government stimulus programs that produced heightened levels of excess liquidity.  The Company utilized a portion of these excess funds to purchase investment securities. Average taxable securities in 2021 increased 37.6% over the prior year, particularly from purchases of U.S. Government, Agency and Agency mortgage-backed securities. As a result, the composition of average taxable securities grew to 14.1% of average earning assets at year-end 2021, as compared to 11.6% at year-end 2020. Average tax exempt securities were down 6.3% from the prior year, largely related to maturities of state and municipal investments. As a result, the composition of average state and municipal investments trended down to 0.8% of average earning assets at year-end 2021, as compared to 0.9% at year-end 2020.  Management continues to focus on generating loan growth as loans provide the greatest return to the Company. Management also maintains securities at a dollar level adequate enough to provide ample liquidity and cover pledging requirements.

MANAGEMENTS DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Net interest income was negatively impacted by loans, particularly with the decrease in average yield. The decrease in short-term rates in March 2020 had a direct impact on the repricing of a portion of the Company’s loan portfolio that contributed to lower earnings in 2021.  This decreased the average loan yield by 32 basis points to 5.05% at year-end 2021, as compared to 5.37% at year-end 2020, which caused FTE interest income to decrease by $2,639 during 2021.  Partially offsetting the effects from loan yields was a $30,247, or 3.7%, increase in average loans, which contributed to $1,587 in additional FTE interest income during 2021 compared to 2020. This growth came predominantly from the commercial real estate and commercial and industrial loan segments. This was due to positive loan demand occurring within the Company’s primary market areas, particularly Athens and Pike counties in Ohio and Cabell County in West Virginia. While the Company experienced origination increases of government-guaranteed PPP loans in 2020, and to a smaller extent in early 2021, the payoffs of those loans were experienced during the second half of 2021, causing an average balance decrease in PPP loans in 2021 compared to 2020. While average loans increased in 2021, interest-bearing deposits with other banks and investment securities experienced more accelerated growth in 2021. As a result, the Company’s average loan composition decreased to 73.3% of average earning assets at year-end 2021, as compared to 79.8% for 2020.

Net interest income was positively impacted by a decline in the average cost of interest-bearing liabilities, particularly with the Company’s time deposits, during 2021. The short-term rate decrease from 2020 had a direct impact in lowering CD rate offerings. However, there was a lagging effect to the impact that this market rate decrease had on reducing time deposit expense. As CD rates have repriced downward, the Company benefited from lower interest expense only to the extent that new CDs at lower rates were issued. As CDs continued to rollover into lower rates during the second half of 2020 and all of 2021, a greater reduction to interest expense on time deposits was recognized.  As a result, the average cost of time deposits decreased 74 basis points from 1.75% in 2020 to 1.01% in 2021, which contributed to a $1,483 decrease in interest expense for the year. This is compared to a $427 decrease in interest expense during 2020. Lower CD rates have also generated less consumer demand for CD products.  As a result, the average time deposit segment decreased $11,337, or 5.4%, during 2021, which led to a decrease in the composition of average time deposits from 30.8% of interest-bearing liabilities at year-end 2020 to 26.9% at year-end 2021.

Lower interest rates also had a significant impact on core deposit segments that include negotiable order of withdrawal (“NOW”), savings and money market accounts. Interest expense was significantly impacted by a decrease in the average costs of this core group of interest-bearing liabilities, particularly savings and money market accounts. This is largely due to the short-term rate cuts made by the FRB in March 2020 that influenced the repricing of various deposit products into 2021. These repricing efforts in a lower rate environment have contributed to lower average costs in 2021. This includes the rate reduction associated with the Company’s prime investment deposit account, which contributed to a $542 decrease in money market interest expense during 2021.  As a result, the average cost of savings and money market accounts decreased from 0.36% in 2020 to 0.09% in 2021, which led to a $794 decrease in interest expense during 2021.  Conversely, customer deposits continued to increase during 2021 within these core deposit segments impacted by stimulus relief monies and a consumer preference to preserve these customer deposit proceeds during the pandemic.  As a result, average balances during 2021 increased 19.5% within NOW accounts and 15.7% within savings and money market accounts, altogether representing 68.5% of average interest-bearing liabilities in 2021, as compared to 63.4% in 2020.

MANAGEMENTS DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

In addition, the Company’s average other borrowings and subordinated debentures collectively decreased $5,852, or 14.5%, during 2021.  The decrease was related to the principal repayments applied to various FHLB advances. Borrowings and subordinated debentures continue to represent the smallest composition of average interest-bearing liabilities, finishing at 4.6% and 5.9% at the end of 2021 and 2020, respectively.

Total interest and fee income on average earning assets decreased $1,423, or 3.1%, during 2021, and $4,133, or 8.1%, during 2020.  The decreases in earnings were largely the result of a decline in market rates during the second half of 2019 and in March 2020 partially offset by loan fee increases during 2021. The Company’s interest and fees from its consumer loan portfolio decreased $376, or 3.6%, during 2021. The decrease was primarily the result of lower consumer loan yields and a decrease in average automobile loans. As a result, consumer loan interest decreased $358 and consumer loan fees decreased $18 during 2021. During 2020, consumer loan interest and fees decreased $1,726, or 14.3%. The decrease was also impacted by lower consumer yields, as well as a decrease in average automobile and home equity loan balances, which contributed to an $804 decrease in consumer loan interest during 2020. Consumer loan fees also decreased $922 during 2020. The decrease was primarily due to a change in the Company’s business model with Loan Central that was necessary to comply with new regulations, which resulted in Loan Central not assessing any loan fees for tax refund loan advances during 2020. Rather, Loan Central began assessing a fee for preparing a tax return in combination with a reduced loan fee. The fee income for preparing the tax return was recorded as noninterest income.

The Company’s interest and fees from its commercial loan portfolio increased $1,387, or 7.0%, during 2021. The increase was impacted by higher average commercial loan balances that completely offset the negative impact of lower commercial loan yields. Commercial loan demand was successful in generating an average balance increase of 14.0% within the Company’s commercial real estate and commercial and industrial portfolios. Balance increases were driven by a $48,035 increase in average commercial loans from the Company’s Pike and Athens counties in Ohio and Cabell County in West Virginia.  Further impacting commercial revenue during 2021 was a $728 increase in loan fees. The Company has participated in the PPP since 2020 as part of the government’s relief program for businesses impacted by COVID-19. These originations began in the second quarter of 2020, with another round added during the first quarter of 2021. The majority of PPP loan originations from both rounds had paid off by year-end 2021.  This resulted in the income recognition of $1,184 in PPP loan fees from the SBA during 2021, an increase of $479 in PPP fees over 2020. During 2020, the Company’s commercial loan interest and fees decreased by $157, or 0.8%. The decrease was impacted by lower commercial loan yields that completely offset the positive impacts of higher average commercial loan balances and higher commercial loan fees during 2020. Commercial loan yields were negatively impacted by the low rate environment in 2020. Average commercial loans grew by 17.2% and came primarily from $35,141 in PPP loan originations.  Loan fees of $1,175 were collected from the SBA during this first round of PPP loans in 2020, of which, $705 were recorded to fee income. While PPP loans contributed to higher commercial loan balances in 2020, they also had a dilutive effect on loan yields as a result of the 1% interest rate associated with each loan.

MANAGEMENTS DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CONSOLIDATED AVERAGE BALANCE SHEET & ANALYSIS OF NET INTEREST INCOME

	December 31
Table I	2021			2020
(dollars in thousands)	Average Balance	Income/ Expense	Yield/ Average	Average Balance	Income/ Expense	Yield/ Average
Assets
Interest-earning assets:
Interest-bearing balances with banks	$136,071	$195	0.14%	$78,211	$274	0.35%
Securities:
Taxable	162,511	2,179	1.34	118,090	2,409	2.04
Tax exempt	8,646	297	3.44	9,231	359	3.90
Loans	841,681	42,519	5.05	811,434	43,571	5.37
Total interest-earning assets	1,148,909	45,190	3.93%	1,016,966	46,613	4.58%

Noninterest-earning assets:
Cash and due from banks	14,739			13,619
Other nonearning assets	77,254			73,395
Allowance for loan losses	(7,101)			(7,789)
Total noninterest-earning assets	84,892			79,225
Total assets	$1,233,801			$1,096,191

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
NOW accounts	$211,636	$680	0.32%	$177,170	$618	0.35%
Savings and money market	299,129	265	0.09	258,434	932	0.36
Time deposits	200,572	2,032	1.01	211,909	3,704	1.75
Other borrowed money	26,064	564	2.16	31,916	729	2.28
Subordinated debentures	8,500	158	1.86	8,500	208	2.44
Total int.-bearing liabilities	745,901	3,699	0.49%	687,929	6,191	0.90%

Noninterest-bearing liabilities:
Demand deposit accounts	331,027			258,802
Other liabilities	18,042			18,422
Total noninterest-bearing liabilities	349,069			277,224

Shareholders’ equity	138,831			131,038
Total liabilities and shareholders’ equity	$1,233,801			$1,096,191

Net interest earnings		$41,491			$40,422
Net interest margin			3.61%			3.97%
Net interest rate spread			3.44%			3.68%
Average interest-bearing liabilities to average earning assets			64.92%			67.65%

Fully taxable equivalent yields are reported for tax exempt securities and loans and calculated assuming a 21% tax rate, net of nondeductible interest expense. Tax-equivalent adjustments for securities during the years ended December 31, 2021 and 2020 totaled $61 and $73, respectively. Tax-equivalent adjustments for loans during the years ended December 31, 2021 and 2020 totaled $417 and $367, respectively. Average balances are computed on an average daily basis. The average balance for available for sale securities includes the market value adjustment. However, the calculated yield is based on the securities’ amortized cost. Average loan balances include nonaccruing loans. Loan income includes cash received on nonaccruing loans.

MANAGEMENTS DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RATE VOLUME ANALYSIS OF CHANGES IN INTEREST INCOME & EXPENSE
Table II
(dollars in thousands)	2021			2020
	Increase (Decrease) From Previous Year Due to			Increase (Decrease) From Previous Year Due to
	Volume	Yield/Rate	Total	Volume	Yield/Rate	Total
Interest income
Interest-bearing balances with banks	$136	$(215)	$(79)	$287	$(1,285)	$(998)
Securities:
Taxable	744	(974)	(230)	14	(540)	(526)
Tax exempt	(22)	(40)	(62)	(64)	(9)	(73)
Loans	1,587	(2,639)	(1,052)	2,048	(4,584)	(2,536)
Total interest income	2,445	(3,868)	(1,423)	2,285	(6,418)	(4,133)

Interest expense
NOW accounts	114	(52)	62	49	31	80
Savings and money market	127	(794)	(667)	111	(469)	(358)
Time deposits	(189)	(1,483)	(1,672)	(67)	(427)	(494)
Other borrowed money	(128)	(37)	(165)	(125)	(29)	(154)
Subordinated debentures	----	(50)	(50)	----	(148)	(148)
Total interest expense	(76)	(2,416)	(2,492)	(32)	(1,042)	(1,074)
Net interest earnings	$2,521	$(1,452)	$1,069	$2,317	$(5,376)	$(3,059)

     The change in interest due to volume and rate is determined as follows: Volume Variance - change in volume multiplied by the previous year's rate; Yield/Rate Variance - change in rate multiplied by the previous year's volume; Total Variance – change in volume multiplied by the change in rate. The change in interest due to both volume and rate has been allocated tovolume and rate changes in proportion  to the relationship  of the absolute dollar   amounts of the change  in  each.  The tax exempt securities and loan income is presented  on an FTE basis. FTE yield assumes a 21% tax rate, net of related nondeductible interest expense.

The Company’s interest and fees from its residential real estate loan portfolio decreased $2,113, or 16.2%, during 2021. The decrease was impacted by lower average balances, yields and fees on the residential real estate loan portfolio during 2021. Residential real estate loan yields were negatively impacted by a sustained low rate environment in 2021. Lower average residential real estate loan balances in 2021 came mostly from the Bank’s warehouse lending volume. Warehouse lending consists of a line of credit provided by the Bank to another mortgage lender that makes loans for the purchase of one- to four-family residential real estate properties. The mortgage lender eventually sells the loans and repays the Bank. As mortgage refinancings reached their peak during the second half of 2020, the volume of warehouse lending balances decreased to zero at June 30, 2021. As a result, average warehouse lending balances decreased from $25,110 in 2020 to $7,214 in 2021. The sustained low rate environment combined with less mortgage refinancings also contributed to a shift into more long-term fixed-rate mortgages (up $4,284) and less short-term adjustable-rate mortgages (down $11,044) during 2021. Lower real estate loan fees were the result of fewer loan modifications during 2021. During 2020, residential real estate loan interest and fees decreased by $679, or 5.0%. The change in 2020 was impacted by lower residential real estate loan yields that completely offset higher loan fees. Residential real estate loan yields were negatively impacted by the low rate environment in 2020. The impact of lower loan yields completely offset a $132 increase in loan fees during 2020.  Higher loan fees were largely the result of loan modifications that were generated under the CARES Act. The low interest rate environment in 2020 caused a significant amount of mortgage refinancings to occur. As a result, the Company experienced a portfolio shift from payoffs and maturities within its long-term fixed-rate mortgages to new short-term adjustable-rate mortgages during 2020.  Furthermore, the Company sold a portion of its long-term, fixed-rate real estate loans to the Federal Home Loan Mortgage Corporation, while retaining the servicing rights for those mortgages.  This strategy was successful in generating a significant amount of loan sale and servicing fee revenue within noninterest income during 2020.

MANAGEMENTS DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Company’s interest income from taxable investment securities decreased $230, or 9.6%, in 2021 and $526, or 17.9%, in 2020.  For 2021, the Company took opportunities to reinvest a portion of excess deposits into new U.S. Government, U.S. Government sponsored entity and Agency mortgage-backed securities, which contributed to a $44,421 increase in average taxable securities. However, the positive impacts from higher average taxable securities was completely offset by a 70 basis point decline in taxable securities yield from 2.04% to 1.34%. This was primarily due to investment purchases and reinvestment of maturities at market rates lower than the average portfolio yield. For 2020, the decrease in income on taxable securities was heavily influenced by the short-term rate decreases from March 2020 in response to COVID-19.

Total interest expense incurred on the Company’s interest-bearing liabilities decreased $2,492, or 40.3%, during 2021, and $1,074, or 14.8%, during 2020. The decreases in interest expense during 2021 and 2020 were largely the result of a decline in market rates during March 2020.  The Company’s strategy continues to focus on funding earning asset growth with lower cost, core deposit funding sources to further reduce, or limit growth in, interest expense. With the FRB’s action to reduce short-term rates in 2020, the Bank saw many of its interest-bearing deposit products reprice downward. This led to a decrease in the Company’s weighted average costs from 0.90% at year-end 2020 to 0.49% at year-end 2021. This caused the interest cost on most deposit products to decrease during 2020 and 2021. However, the pace of interest expense savings was slowed during 2020 due to a lag in repricing on deposits. Given the Company’s asset-sensitivity, decreases in short-term interest rates had a negative impact on net interest income in that interest-earning assets repriced faster than interest-bearing liabilities. This delayed the positive impact that lower market rates had on reducing deposit expense during most of 2020, particularly with CDs.  The Company can only benefit from lower CD interest expense to the extent that new CDs at lower rates could be issued. As CD rates have continued to reprice downward, the Company has experienced more of an interest expense savings in 2021 than in 2020. The Company’s repricing efforts continued in 2021 with a rate reduction to the Company’s prime investment deposit account, which had a significant impact in lowering money market expense during 2021. Lower rates on deposits also contributed to less of a consumer demand for CDs in 2020 and 2021, which caused a shift into more NOW, savings and money market balances. This composition shift from higher-cost CDs to lower-cost NOW, savings and money market accounts helped to reduce the Company’s interest expense during 2020 and 2021.

The Company’s interest expenses were also impacted by other borrowed money and subordinated debentures, which were down collectively by $215, or 22.9%, during the year ended 2021, and $302, or 24.4% during the year ended 2020.  The decreases were primarily from the average balance decrease in FHLB borrowings caused by principal repayments during both 2020 and 2021, and the average cost decrease of subordinated debentures during both periods.

During 2021, the Company’s net interest margin was negatively impacted by the decreasing market rates that contributed to lower earning asset yields. The negative impact from 2020’s interest rate cuts by the FRB materially reduced interest income on earning assets during 2021. The margin was also negatively impacted by a larger amount of excess deposits being maintained at the Federal Reserve yielding below 0.25%. However, the margin benefited from a larger reduction to interest costs in 2021 due to the lagging effect in CD rates that limited cost savings in 2020. These factors contributed to a decline in the net interest margin from 3.97% in 2020 to 3.61% in 2021. The Company’s primary focus is to invest its funds into higher-yielding assets, particularly loans, as opportunities arise. However, if loan balances do not continue to expand and remain a larger component of overall earning assets, the Company will face pressure within its net interest income and margin improvement.

MANAGEMENTS DISCUSSION AND ANALYSIS OF
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

The Company’s provision expense decreased $3,399 from 2020 to 2021 in large part due to the addition of a new risk reserve allocation in March 2020 for COVID-19 that was less impactful in 2021. The risk factor was necessary to account for the changes in economic conditions resulting from increases in unemployment that would produce higher anticipated losses as a result of COVID-19. Given that the economic scenarios deteriorated significantly since the pandemic was declared in early March 2020, it was determined the credit risk in the loan portfolio had increased, resulting in the need for an additional reserve for credit loss. As a result, the general reserve allocation related to COVID-19 totaled $2,315 at December 31, 2020, which had a corresponding impact to provision expense. During 2021, the Company did not experience any significant charge-offs related to COVID-19, but continued to monitor the related economic effects that the pandemic had on the allowance for loan losses.  At December 31, 2021, the general reserve allocation related to COVID-19 totaled $2,633.

Provision expense during 2021 was further impacted by a $1,332, or 83.8%, decrease in net-charge offs on loans that had not already been specifically allocated for in prior years. Gross charge-offs totaled $1,481 during 2021, a decrease of $1,552 compared to 2020.  Lower gross charge-offs during 2021 were experienced primarily within the commercial real estate and consumer loan portfolios.

Excluding the risk factors from COVID-19, the Company also recognized lower provision expense from general allocations during 2021. The Company’s general allocation evaluates several factors that include: loan volume, average historical loan loss trends, credit risk, regional unemployment conditions, asset quality, and changes in classified and criticized assets. Provision expense decreases arising from general allocations were mostly impacted by a decrease in the Company’s historical loan loss factor, which trended down from 0.24% at year-end 2020 to 0.18% at year-end 2021. Further contributing to lower provision expense were decreases in loan balances generally allocated for at December 31, 2021 compared to December 31, 2020, primarily within the residential real estate loan portfolio. The risk associated with the decline in loans generated lower general reserves and a corresponding decrease to provision expense.   Lower provision expense during 2021 also came from decreases in both criticized and classified assets, as well as lower nonperforming loans that yielded less general allocations. Criticized and classified assets within the commercial loan portfolio collectively decreased $4,610, or 28.2%, from year-end 2020 to year-end 2021. Furthermore, the Company’s nonperforming loans to total loans were 0.56% at year-end 2021, as compared to 0.82% at year-end 2020, while nonperforming assets to total assets were 0.37% at year-end 2021 and 0.59% at year-end 2020.

Partially offsetting the decreasing effects to provision expense mentioned above were higher specific allocations. Specific allocations of the allowance for loan losses identify loan impairment by measuring fair value of the underlying collateral and the present value of estimated future cash flows. The provision expense for specific allocations increased $315 during 2021 in large part to unused reserve allocations from 2020. During the first quarter of 2020, charge-offs of $502 were taken on two commercial real estate properties that contained an $807 specific allocation from the prior year. As a result, $305 of the unused specific reserve was reversed from the allowance for loan losses.  Therefore, provision expense was lowered by $305 in 2020 due to the unused reserve, which had a reverse impact to higher provision expense in 2021.

MANAGEMENTS DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management believes that the allowance for loan losses was adequate at December 31, 2021, and reflected probable incurred losses in the portfolio.  The allowance for loan losses was 0.78% of total loans at December 31, 2021, as compared to 0.84% at December 31, 2020.  There can be no assurance, however, that adjustments to the allowance for loan losses will not be required in the future.  Changes in the circumstances of particular borrowers, as well as adverse developments in the economy, particularly with respect to COVID-19, could cause further increases in the required allowance for loan losses and require additional provision expense. Asset quality will continue to remain a key focus, as management continues to stress not just loan growth, but quality in loan underwriting as well. Future provisions to the allowance for loan losses will continue to be based on management’s quarterly in-depth evaluation that is discussed in further detail below under the caption “Critical Accounting Policies - Allowance for Loan Losses” within this Management’s Discussion and Analysis.

NONINTEREST INCOME

During 2021, total noninterest income decreased $1,574, or 13.8%, as compared to 2020.  The decrease in noninterest revenue was primarily impacted by proceeds of $2,000 received in a litigation settlement with a third-party in 2020.  During the first quarter of 2020, the Bank entered into a settlement agreement related to the previously disclosed litigation the Bank had filed against a third-party tax software product provider for breach of contract. Under the settlement agreement, the third-party paid a $2,000 settlement payment to the Bank in March 2020, which was recorded as noninterest income.  As part of the settlement agreement, the Bank is processing a certain amount of tax items, which started in 2021 and will end in 2025. As a result, the Bank recognized $675 in ERC/ERD income during 2021, which helped to partially offset the effects of the settlement proceeds received in 2020.

Noninterest income during 2021 was also impacted by losses of $1,066 realized on the sale of investment securities.  During the fourth quarter of 2021, the Company received proceeds of $47,666 from the sale of thirteen securities totaling $48,732 at a weighted average yield of 0.89%.  The lower-yielding securities were replaced with similar securities with a higher weighted average yield of 1.30%. The transaction is expected to increase future income and have a positive impact to the margin.

Noninterest income was negatively impacted by a decrease in mortgage banking income affected by a lower volume of real estate loans sold to the secondary market in 2021. To help manage consumer demand for longer-term, fixed-rate real estate mortgages during a low interest rate environment, the Company will sell a portion of the real estate loan volume it originates during that period. The decision to sell long-term fixed-rate mortgages at lower rates will also help to minimize the interest rate risk exposure to rising rates. Market rates in 2020 were decreased in response to the pandemic, and as a result, the Company experienced a significant increase in the number of loans sold to the secondary market during that time. This period of significant mortgage refinancings generated more income during 2020 than 2021, which contributed to a $400, or 31.9%, decrease in mortgage banking income during the year ended December 31, 2021, as compared to the same period in 2020.

Noninterest income was positively impacted in 2021 by an increase in the Company’s interchange income from a higher volume of transactions and new card issuances of its debit and credit card products. This was largely impacted by the economic stimulus proceeds received by customers due to the COVID-19 pandemic that has increased consumer spending. As a result, debit and credit card interchange income increased $613, or 15.2%, during 2021, as compared to 2020.

MANAGEMENTS DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Other noninterest income also increased $167, or 21.4%, during 2021, as compared to 2020. This was primarily impacted by the sale of Bank owned property during 2021, which contributed to a $193 increase in the gains on property sales.  The increases were impacted by the sale of vacant land in Lawrence County, Ohio and a branch building in Jackson, Ohio that had been acquired as part of the merger with the Milton Banking Company in 2016.

Noninterest income was also positively impacted in 2021 by an increase in the Company’s tax preparation fee income, which was up $110, or 17.1%, during the year ended December 31, 2021, as compared to the same period in 2020.   As previously discussed, the Company changed its business model in 2020 from assessing TAL fees to assessing tax preparation fees in response to a state law enacted in 2019. By charging for the tax preparation services, the Company recorded $754 in tax preparation fee income during the year ended December 31, 2021, as compared to $644 during the same period in 2020.

The Company’s remaining noninterest income categories increased $327, or 12.0%, during the year ended 2021 as compared to 2020.  This was in large part due to a $179 increase in service charges on deposits, impacted by a surge in consumer spending during 2021. The Company also experienced an $84 increase in income from bank owned life insurance (“BOLI”) and annuity assets during 2021, in part due to BOLI death benefit proceeds received in 2021.

NONINTEREST EXPENSE

Management continues to work diligently to minimize noninterest expense.  For 2021, total noninterest expense increased $1,147, or 3.2%, as compared to 2020.  The Company’s largest noninterest expense item, salaries and employee benefits, was limited to a $13, or 0.1%, increase during 2021. This minimal change in expense was partly impacted by the costs associated with the severance package payout of an employee from September 2020 that had a reverse effect in 2021. Expense savings were also impacted by a lower employee base, with the Bank’s average full-time equivalent employee base at 233 employees at year-end 2021 compared to 241 employees at year-end 2020. This cost savings helped to offset the expenses associated with annual merit increases associated with the improved financial performance achieved in 2021.

The Company also experienced an increase in software expense during 2021, which was up $404, or 27.8%, over the year ended 2020.  The increase was primarily related to the purchase of software to enhance the platform used for the loan origination process.  Software cost increases were also impacted by the use of a portal to process PPP loans during 2021. The loan portal costs were completely offset by the PPP loan fees that were recorded during 2021.

Data processing expense also increased $236, or 10.9%, during 2021. Higher costs in this category were the direct result of the large volume increase in debit and credit card transactions, which increased processing costs.  Transaction volume can be partly tied to the various stimulus programs offered by the government that benefited the consumer during 2021.

Also contributing to higher noninterest expense were the Company’s marketing costs, which increased $213, or 34.8%, during 2021 compared to 2020.  During 2020, COVID-19 significantly disrupted consumer behavior and caused banking center lobbies to be limited or closed. As a result, the opportunities to advertise and promote the brand of the Company were very limited in 2020. The pandemic environment, consisting of social distancing, self-quarantining and remote working arrangements, slowed many of the marketing goals that were set in 2020, which led to lower expense during that time.  The Company resumed its marketing campaigns during 2021, with less of an impact from the pandemic-related factors of the previous year.

MANAGEMENTS DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FDIC insurance costs were up $161, or 97.6%, during 2021 compared to 2020. During 2020, the Bank utilized its remaining FDIC credits that were issued in September 2019. The Bank’s FDIC assessments during the first half of 2020 were reduced by $115 in credits. The Bank fully exhausted all of its credits as of June 30, 2020 and did not recognize any premium expense discounts during the rest of 2020.

Other noninterest expense increased $129, or 2.4%, during 2021 compared to 2020. During the fourth quarter of 2021, the Company redeemed $3,187 in long-term FHLB advances that had been used to fund fixed rate loans. The specific loans being funded were paid off, which permitted the Company to redeem the advances. By redeeming the advances, a prepayment penalty of $186 was incurred, which contributed to the increase in other noninterest expense. Also impacting other noninterest expense were various overhead costs from Race Day, including loan expense and consulting fees, being offset by a reduction in the Bank’s customer incentive costs during 2021.

The remaining noninterest expense categories decreased $9, or 0.2%, during the year-ended 2021, as compared to 2020.

The Company's efficiency ratio is defined as noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income. The effects from provision expense are excluded from the efficiency ratio. Management continues to place emphasis on managing its balance sheet mix and interest rate sensitivity as well as developing more innovative ways to generate noninterest revenue. During 2021, the Company’s asset yields were negatively impacted by market rate reductions related to COVID-19. Growth in average earning assets, higher loan fees, and redeploying excess Federal Reserve Bank balances into securities helped to generate a 2.6% increase in net interest income.  However, this increase was completely offset by a 13.8% decrease in noninterest income, which was impacted by the receipt of $2,000 in litigation proceeds in 2020 and $1,066 in realized losses from the sale of securities in 2021. This was also combined with a 3.2% increase in overhead costs impacted by higher software, data processing and marketing expenses during 2021. As a result, the Company’s efficiency number increased (regressed) from 69.67% at December 31, 2020, to 72.59% at December 31, 2021.

PROVISION FOR INCOME TAXES

The provision for income taxes during 2021 totaled $2,284, compared to $2,048 in 2020.  The effective tax rates for 2021 and 2020 were 16.3% and 16.6%, respectively. The decrease in the effective tax rate in 2021 was mostly impacted by additional costs associated with certain nondeductible retirement benefit plans during 2020.

FINANCIAL CONDITION:

CASH AND CASH EQUIVALENTS

The Company’s cash and cash equivalents consist of cash, as well as interest- and non-interest bearing balances due from other banks.  The amounts of cash and cash equivalents fluctuate on a daily basis due to customer activity and liquidity needs.  At December 31, 2021, cash and cash equivalents had increased $13,731 to $152,034, compared to $138,303 at December 31, 2020.  The increase in cash and cash equivalents came mostly from higher interest-bearing deposits on hand with correspondent banks. At December 31, 2021, the Company’s interest-bearing Federal Reserve clearing account represented over 89% of cash and cash equivalents. The Company utilizes its interest-bearing Federal Reserve clearing account to manage excess funds, as well as to assist in funding earning asset growth. The primary factor for the significant influx in clearing account balances was the investment of heightened deposit balances received during 2021 as a result of the pandemic environment. At December 31, 2021, total deposits increased $66,169 from year-end 2020 in relation to customers receiving stimulus funds from various government programs and their desire to preserve cash during the uncertain economic environment. Furthermore, several congressional acts led to the extension of the PPP loan program during the first half of 2021. Under the reopened PPP, commercial business customers received loan proceeds, which helped to generate higher levels of investable deposits during the first quarter of 2021.  During the second quarter of 2021, the Company utilized a portion of its clearing account balances and proceeds from the payoffs of PPP loans to reinvest in higher-yielding investment securities.  This redeployment of assets from year-end 2020 into higher-yielding investment securities lowered the dilutive effect that higher clearing account balances was having on the net interest margin. The interest rate paid on both the required and excess reserve balances of the Federal Reserve Bank account is based on the targeted federal funds rate established by the Federal Open Market Committee.  During the first quarter of 2020, the rate associated with the Company’s Federal Reserve Bank clearing account decreased 150 basis points due to concerns about the impact of COVID-19 on the economy, resulting in a target federal funds rate range of 0% to 0.25%.  Although interest-bearing deposits in the Federal Reserve Bank are the Company's lowest-yielding interest-earning asset, the investment rate is higher than the rate the Company would have received from its investments in federal funds sold. Furthermore, Federal Reserve balances are guaranteed by the U.S. Government.

MANAGEMENTS DISCUSSION AND ANALYSIS OF
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

CERTIFICATES OF DEPOSIT IN FINANCIAL INSTITUTIONS

At December 31, 2021, the Company had $2,329 in CDs owned by the Captive, down $171, or 6.8%, from year-end 2020. The deposits on hand at December 31, 2021, consist of ten certificates with remaining maturity terms ranging from less than 5 months up to 21 months.

SECURITIES

Management's goal in structuring its investment securities portfolio is to maintain a prudent level of liquidity and to provide an acceptable rate of return without sacrificing asset quality.  During 2021, the balance of total securities increased $64,952, or 53.1%, compared to year-end 2020. The Company’s investment securities portfolio is made up mostly of Agency mortgage-backed securities, representing 69.9% of total investments at December 31, 2021. During the year ended 2021, the Company utilized a portion of its heightened excess deposits to purchase investment securities with the intent of minimizing the amount of funds being maintained within the lower-yielding interest-bearing Federal Reserve clearing account. This resulted in $75,231 of new Agency mortgage-backed securities, while receiving principal repayments of $35,976. The monthly repayment of principal has been the primary advantage of Agency mortgage-backed securities as compared to other types of investment securities, which deliver proceeds upon maturity or at a specified call date. The Company also used excess deposits to purchase $20,224 in U.S. Government securities, $8,900 in U.S. Government sponsored entity securities, and $826 in state and municipal securities, net of maturities.

Investment Portfolio Composition at December 31, 2021	at December 31, 2020

MANAGEMENTS DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Furthermore, during the fourth quarter of 2021, the Company received proceeds of $47,666 from the sale of thirteen securities totaling $48,732. These securities carrying a weighted average yield of 0.89% were replaced with similar securities at a higher weighted average yield of 1.30%. While this sale and repurchase of securities resulted in a realized loss of $1,066 with little change to the balance of earning assets, the Company will benefit from the shift to higher-yielding securities that is expected to increase future income and have a positive impact to the margin.

While short-term rates have remained low, the expectation of a rise in rates in the near future contributed to an increase in long-term reinvestment rates on securities during 2021. This led to a $2,187 decrease in the net unrealized gain position associated with the Company’s available for sale securities, which decreased the fair value of securities at December 31, 2021.  The fair value of an investment security moves inversely to interest rates, so as reinvestment rates increased, the unrealized gain in the portfolio decreased. These changes in rates are typical and do not impact earnings of the Company as long as the securities are held to full maturity.

Maturing securities provided the Company with sufficient liquidity in 2020 and 2021 so as to obviate the need for other sources of fundraising, such as debt offerings.

During the first quarter of 2020, short-term rates increased in large part due to COVID-19. As a result, the weighted average FTE yield on debt securities decreased from 2.11% at December 31, 2020 to 1.37% at December 31, 2021. The Company’s focus will be to generate interest revenue primarily through loan growth, as loans generate the highest yields of total earning assets.  Table III provides a summary of the securities portfolio by category and remaining contractual maturity.  Issues classified as equity securities have no stated maturity date and are not included in Table III.

SECURITIES
Table III
	MATURING
As of December 31, 2021	Within One Year			After One but Within Five Years		After Five but Within Ten Years		After Ten Years
(dollars in thousands)	Amount		Yield	Amount	Yield	Amount	Yield	Amount		Yield

U.S. Government securities	$	----	----	$14,072	1.16%	$6,071	1.22%	$	----	----
U.S. Government sponsored entity securities		4,018	1.82%	8,032	1.66%	13,866	1.43%		----	----
Obligations of states and political subdivisions		234	5.11%	4,366	3.96%	3,419	2.58%		2,429	2.82%
Agency mortgage-backed securities, residential		187	2.52%	53,456	2.38%	69,592	1.50%		7,708	2.01%
Total securities		$4,439	2.02%	$79,926	2.18%	$92,948	1.51%		$10,137	2.20%

     Tax-equivalent adjustments of $61 have been made in calculating yields on obligations of states and political subdivisions using a 21% rate. Weighted average yields are calculated on the basis of the cost and effective yields weighted for the scheduled maturity of each security. Mortgage-backed securities, which have prepayment provisions, are assigned to a maturity category based on estimated average lives. Securities are shown at their fair values, which include the market value adjustments for available for sale securities.

MANAGEMENTS DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
LOANS

In 2021, the Company's primary category of earning assets and most significant source of interest income, total loans, decreased $17,473, or 2.1%, to $831,191.  The decrease in loan balances from year-end 2020 came primarily from the residential real estate and commercial and industrial loan portfolios, being partially offset by balance increases in the commercial real estate and consumer loan portfolios.

Generating residential real estate loans remains a significant focus of the Company’s lending efforts. The residential real estate loan portfolio represents the largest class of the Company's overall loan portfolio at 33.0% and consists primarily of one-to-four family residential mortgages and carries many of the same customer and industry risks as the commercial loan portfolio. During 2021, residential real estate loans decreased $31,053, or 10.2%, as compared to year-end 2020. The decrease in residential real estate loans was largely from the Bank's warehouse lending volume. Warehouse lending consists of a line of credit provided by the Bank to another mortgage lender that makes loans for the purchase of one-to-four family residential real estate properties. The mortgage lender eventually sells the loans and repays the Bank. As mortgage refinances reached their peak during the second half of 2020, the volume of warehouse lending balances decreased  to zero by the end of the second quarter of 2021, as compared to $19,365 at year -end 2020. Furthermore, the low rate environment has contributed to a shift into more long-term fixed-rate mortgages (up $211) and less short-term adjustable-rate mortgages (down $16,444) at year-end 2021. As part of management’s interest rate risk strategy, the Company sold the majority of its long-term fixed-rate residential mortgages to the Federal Home Loan Mortgage Corporation during the heavy refinancing period, while maintaining the servicing rights for those mortgages.

Management continues to place emphasis on its commercial lending, which generally yields a higher return on investment as compared to other types of loans. The commercial lending segment increased $12,181, or 3.0%, from year-end 2020, which came mostly from commercial real estate loans. The commercial real estate loan segment comprised the largest portion of the Company's total commercial loan portfolio at December 31, 2021, representing 66.6% of such portfolio. Commercial real estate consists of owner-occupied, nonowner-occupied and construction loans. Owner-occupied loans consist of nonfarm, nonresidential properties.  A commercial owner-occupied loan is a borrower purchased building or space for which the repayment of principal is dependent upon cash flows from the ongoing operations conducted by the party, or an affiliate of the party, who owns the property. Owner-occupied loans of the Company include loans secured by hospitals, churches, and hardware and convenience stores.  Nonowner-occupied loans are property loans for which the repayment of principal is dependent upon rental income associated with the property or the subsequent sale of the property, such as apartment buildings, condominiums, hotels and motels.  These loans are primarily impacted by local economic conditions, which dictate occupancy rates and the amount of rent charged. Commercial construction loans are extended to individuals as well as corporations for the construction of an individual property or multiple properties and are secured by raw land and the subsequent improvements.  Commercial real estate also includes loan participations with other banks outside the Company’s primary market area.  Although the Company is not actively seeking to participate in loans originated outside its primary market area, it has taken advantage of the relationships it has with certain lenders in those areas where the Company believes it can profitably participate with an acceptable level of risk. Commercial real estate loans totaled $281,797 at December 31, 2021, an increase of $28,348, or 11.2%, over the balance of commercial real estate loans at year-end 2020. Most of this growth came from owner- and nonowner-occupied loan originations, with balances collectively increasing $31,693, or 14.7%, from year-end 2020.  The increase came mostly from the Athens and Pike county market areas in Ohio and the Cabell county market area in West Virginia. Partially offsetting increases in the commercial owner- and nonowner-occupied loan segments were larger payoffs from construction loans related to one-to-four family residential homes, as well as multi-family residential and land development properties, which decreased $3,345, or 9.0%, from year-end 2020.

Loan Portfolio Composition at December 31, 2021	at December 31, 2020

MANAGEMENTS DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Partially offsetting the growth in commercial real estate loans was a decrease of $16,167, or 10.3%, in the commercial and industrial loan portfolio from year-end 2020. Commercial and industrial loans consist of loans to corporate borrowers primarily in small to mid-sized industrial and commercial companies that include service, retail and wholesale merchants. Collateral securing these loans includes equipment, inventory, and stock. The commercial and industrial loan segment also includes PPP loan balances that had the largest impact to the decrease in this loan segment. In response to COVID-19 during the first quarter of 2020, the Company was authorized to originate PPP loans under the CARES Act, and then again during the first half of 2021. PPP loans have an interest rate of 1.0%, a two-year loan term to maturity, and principal and interest payments are deferred for six months from the date of disbursement. PPP loans are guaranteed by the SBA as long as the small business borrower meets certain criteria on the use of loan proceeds. Although a second round of PPP loans were initiated by the Bank during the first half of 2021, the Bank experienced a $27,487 decrease in its PPP loan portfolio from year-end 2020. This was due to the payoffs of PPP loans from the initial round of originations in 2020 and the majority of the second round of originations during the first half of 2021.  As a result, there were $446 in PPP loans still outstanding as of December 31, 2021.

While management believes lending opportunities exist in the Company's markets, future commercial lending activities will depend upon economic and related conditions, such as general demand for loans in the Company's primary markets, interest rates offered by the Company, the effects of competitive pressure and normal underwriting considerations.

The Company’s loan balances were also impacted by an increase in the consumer loan portfolio, which was up $1,399, or 1.1%, from year-end 2020.  The Company’s consumer loans are primarily secured by automobiles, mobile homes, recreational vehicles and other personal property. Personal loans and unsecured credit card receivables are also included as consumer loans. As part of the Company’s efforts to invest the heightened cash provided by the various stimulus programs, the Company purchased multiple pools of loans issued to healthcare professionals during the first half of 2021. In relation to the purchase of these loans, the other consumer loan segment increased $6,052, or 10.7%, from year-end 2020. Partially offsetting this increase was a decrease in automobile loan balances of $7,035, or 12.7%, from year-end 2020.  Automobile loans represent the Company’s largest consumer loan segment at 36.1% of total consumer loans.  Automobile loans decreased primarily as a result of COVID-19 and the stay-at-home orders that resulted in limited automobile sales within the Company’s market areas during 2020. The pandemic environment continued to have a negative impact on auto loan originations in 2021 in part due to supply constraints that were impacted by a chip shortage. Further limiting the volume of automobile loan originations were heightened incentives being offered from the captive auto finance companies in response to the pandemic. The remaining consumer loan portfolio increased $2,382, or 11.9%, from year-end 2020, from higher home equity lines of credit. The Company will continue to attempt to increase its auto lending segment while maintaining strict loan underwriting processes to limit future loss exposure. However, the Company will place more emphasis on loan portfolios (i.e. commercial and, to a smaller extent, residential real estate) with higher returns than auto loans.  Indirect automobile loans bear additional costs from dealers that partially offset interest revenue and lower the rate of return.

MANAGEMENTS DISCUSSION AND ANALYSIS OF
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

MATURITY AND REPRICING DATA OF LOANS
As of December 31, 2021
Table IV

(dollars in thousands)
	Within One Year	After One but Within Five Years	After Five but Within Fifteen Years	After Fifteen Years	Total
Residential real estate loans	$50,302	$151,515	$64,089	$8,519	$274,425
Commercial real estate loans	79,288	179,077	22,343	1,089	281,797
Commercial and industrial loans	47,305	41,272	27,823	25,125	141,525
Consumer loans(1)	41,467	58,766	33,211	----	133,444
Total loans	$218,362	$430,630	$147,466	$34,733	$831,191

Loans maturing or repricing after one year with:	Variable interest rates	Fixed interest rates	Total

Residential real estate loans	$162,762	$61,361	$224,123
Commercial real estate loans	188,442	14,067	202,509
Commercial and industrial loans	28,054	66,166	94,220
Consumer loans(1)	218	91,759	91,977
Total loans	$379,476	$233,353	$612,829
(1) Includes automobile, home equity and other consumer loans.

MANAGEMENTS DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
ALLOWANCE FOR LOAN LOSSES

Tables V and VI have been provided to enhance the understanding of the loan portfolio and the allowance for loan losses.  Management evaluates the adequacy of the allowance for loan losses quarterly based on several factors, including, but not limited to, general economic conditions, loan portfolio composition, prior loan loss experience, and management's estimate of probable incurred losses. Management continually monitors the loan portfolio to identify potential portfolio risks and to detect potential credit deterioration in the early stages, and then establishes reserves based upon its evaluation of these inherent risks. Actual losses on loans are reflected as reductions in the reserve and are referred to as charge-offs. The amount of the provision for loan losses charged to operating expenses is the amount necessary, in management's opinion, to maintain the allowance for loan losses at an adequate level that is reflective of probable and inherent loss. The allowance required is primarily a function of the relative quality of the loans in the loan portfolio, the mix of loans in the portfolio and the rate of growth of outstanding loans. Impaired loans, which include loans classified as TDRs, are considered in the determination of the overall adequacy of the allowance for loan losses.

Management continues to focus on improving asset quality and lowering credit risk while working to maintain its relationships with its borrowers. During 2021, the Company’s allowance for loan losses decreased $677, or 9.5%, to $6,483, compared to $7,160 at year-end 2020.  During 2021, the Company experienced a $687 decrease in its general allocations of the allowance for loan losses.  As part of the Company’s quarterly analysis of the allowance for loan losses, management reviewed various factors that directly impact the general allocation needs of the allowance, which include:  historical loan losses, loan delinquency levels, local economic conditions and unemployment rates, criticized/classified asset coverage levels and loan loss recoveries. A lower historical loan loss factor and lower criticized and classified assets were the key factors to the year-to-date drop in general allocations. The historical loan loss factor decreased from 0.24% at year-end 2020 to 0.18% at year-end 2021, while both the criticized and classified risk factors decreased as a result of various commercial loan upgrades from improvements in the financial performance of certain borrowers’ ability to repay their loans. This contributed to lower criticized and classified assets from year-end 2021, particularly within the residential and commercial real estate segments. Additionally, the Company’s delinquency levels decreased from year-end 2020, with nonperforming loans to total loans of 0.56% at December 31, 2021 compared to 0.82% at December 31, 2020, and lower nonperforming assets to total assets of 0.37% at December 31, 2021 compared to 0.59% at year-end 2020.

During the first quarter of 2020, the Company added a new risk factor to the evaluation of the allowance for loan losses pertaining to the COVID-19 pandemic. The risk factor was necessary to account for the changes in economic conditions resulting from increases in unemployment that were expected to produce higher anticipated losses as a result of COVID-19. The general reserve allocation related to COVID-19 totaled $2,633 at December 31, 2021 as compared to $2,315 at December 31, 2020. While the Company has yet to experience any significant charge-offs related to COVID-19, the continued uncertainty regarding the severity and duration of the pandemic and related economic effects will continue to impact the Company’s estimate of its allowance for loan losses and resulting provision expense going forward.

Specific allocations of the allowance for loan losses identify loan impairment by measuring fair value of the underlying collateral and the present value of estimated future cash flows. At year-end 2021, the Company identified $10 in impairment on loans being specifically evaluated, as compared to no impairment at year-end 2020. The change in specific reserves from year-end 2020 was primarily attributable to the loan impairments of one borrower relationship during the fourth quarter of 2021.

MANAGEMENTS DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
Table V

(dollars in thousands)
	Years Ended December 31
	2021	2020
Residential real estate loans	$980	$1,480
Percentage of loans to total loans	33.02%	36.00%
Percentage of net charge-offs to average loans	-.04%	.06%

Commercial real estate loans	2,548	2,431
Percentage of loans to total loans	33.90%	29.86%
Percentage of net charge-offs to average loans	-.07%	.19%

Commercial and industrial loans	1,571	1,776
Percentage of loans to total loans	17.03%	18.58%
Percentage of net charge-offs to average loans	-.04%	.09%

Consumer loans(1)	1,384	1,473
Percentage of loans to total loans	16.05%	15.56%
Percentage of net charge-offs to average loans	.45%	1.01%

Allowance for loan losses	$6,483	$7,160
Total loans percentage	100.00%	100.00%
Net charge-offs to average loans	.03%	.26%

     The above allocation is based on estimates and subjective judgments and is not necessarily indicative of the specific amounts or loan categories in which losses may ultimately occur.

 (1) Includes automobile, home equity and other consumer loans.

CREDIT RATIOS
Table VI

(dollars in thousands)
	Years Ended December 31
	2021	2020
Loans	$831,191	$848,664
Allowance for loan losses	6,483	7,160
Past due 90 days or more and still accruing	290	424
Nonaccrual	4,346	6,503
Allowance for loan losses to total loans	.78%	.84%
Nonaccrual loans to total loans	.52%	.77%
Allowance for loan losses to nonaccrual loans	149.17%	110.10%

     Management formally considers placing a loan on nonaccrual status when collection of principal or interest has become doubtful. Furthermore, generally, a loan is not returned to accrual status unless either all delinquent principal or interest has been brought current or the loan becomes well secured and is in the process of collection.

MANAGEMENTS DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

At December 31, 2021, the ratio of the allowance for loan losses decreased to 0.78%, compared to 0.84% at December 31, 2020.  Management believes that the allowance for loan losses at December 31, 2021, was adequate and reflected probable incurred losses in the loan portfolio. There can be no assurance, however, that adjustments to the allowance for loan losses will not be required in the future. Changes in the circumstances of particular borrowers, as well as adverse developments in the economy, particularly with respect to COVID-19, are factors that could change, and management will make adjustments to the allowance for loan losses as needed. Asset quality will continue to remain a key focus of the Company, as management continues to stress not just loan growth, but also quality in loan underwriting.  Future provisions to the allowance for loan losses will continue to be based on management’s quarterly in-depth evaluation that is discussed in further detail below under the caption “Critical Accounting Policies - Allowance for Loan Losses” within this Management’s Discussion and Analysis.

DEPOSITS

Deposits are used as part of the Company’s liquidity management strategy to meet obligations for depositor withdrawals, to fund the borrowing needs of loan customers, and to fund ongoing operations.  Deposits, both interest- and noninterest-bearing, continue to be the most significant source of funds used by the Company to support earning assets.  Deposits are attractive sources of funding because of their stability and general low cost as compared to other funding sources.  The Company seeks to maintain a proper balance of core deposit relationships on hand while also utilizing various wholesale deposit sources, such as brokered and internet CD balances, as an alternative funding source to manage efficiently the net interest margin.  Deposits are influenced by changes in interest rates, economic conditions and competition from other banks.  Total deposits increased $66,169, or 6.7%, from year-end 2020 to $1,059,908 at December 31, 2021. This significant increase was largely attributable to the retention of proceeds from government stimulus programs, such as the PPP and consumer economic impact payments received, and a more cautious consumer.

Total deposits consist mostly of “core” deposits, which include noninterest-bearing deposits, as well as interest-bearing demand, savings, and money market deposits. The Bank focuses on core deposit relationships with consumers from local markets who can maintain multiple accounts and services at the Bank. The Company believes such core deposits are more stable and less sensitive to changing interest rates and other economic factors.  The increase in total deposits came primarily from noninterest-bearing balances, which increased $38,801, or 12.3%, from year-end 2020.  The increase came mostly from the Company’s business and incentive-based checking account balances.

Composition of Total Deposits at December 31, 2021	at December 31, 2020

MANAGEMENTS DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Higher deposits also came from interest-bearing deposits, which increased $27,368, or 4.0%, from year-end 2020.  The increase in interest-bearing deposit balances came mostly from the Company’s savings deposits, which increased $26,490, or 22.1%, from year-end 2020. The increase came primarily from higher statement savings account balances impacted by the government stimulus proceeds previously mentioned. NOW account balances were also up $19,998, or 10.8%, from year-end 2020, largely driven by higher municipal NOW product balances within the Gallia County, Ohio, and Mason County, West Virginia, market areas. Interest-bearing deposit growth was partially offset by lower money market account balances, which were down $1,741, or 1.0%, from year-end 2020.  The deposit rate on the Company’s Prime Investment money market account was reduced during the first quarter of 2021 in response to decreasing market rates in 2020.  This contributed to a consumer shift from money market deposits into savings and noninterest-bearing deposit accounts.

Increases in interest-bearing deposit balances were partially offset by lower time deposits, which include CDs and individual retirement accounts. Total time deposits decreased $17,379, or 8.4%, from year-end 2020. This decrease came largely from the Company's use of brokered and internet CD issuances. While the Company's preference is to fund earning asset demand with retail core deposits, wholesale deposits are utilized to help satisfy earning asset growth.  Due to the heightened liquidity position from year-end 2020, brokered and internet CD issuances decreased $12,111, or 35.4%. The Company will continue to evaluate its use of wholesale deposits to manage the Company’s liquidity position and interest rate risk associated with longer-term, fixed-rate asset loan demand.   The Company’s retail CDs were also down $5,268, or 3.1% from year-end 2020. The FRB reduced short-term rates by 150 basis points due to COVID-19, which contributed to the decline in product rate offerings during 2020 and 2021. This has contributed to the decrease in CD balances from year-end 2020.

The Company expects to continue to experience increased competition for deposits in its market areas, which could challenge its net growth.  The Company will continue to emphasize growth and retention within its core deposit relationships during 2022, reflecting the Company’s efforts to reduce its reliance on higher cost funding and improving net interest income.

OTHER BORROWED FUNDS

 The Company also accesses other funding sources, including short-term and long-term borrowings, to fund potential asset growth and satisfy short-term liquidity needs. Other borrowed funds consist primarily of FHLB advances and promissory notes. During 2021, other borrowed funds were down $8,249, or 29.6%, from year-end 2020.  The decrease was related primarily to the principal repayments applied to various FHLB advances during 2021. The decrease also included the redemption of $3,187 in long-term FHLB advances during the fourth quarter of 2021 that had been used to fund fixed rate loans to manage interest rate risk. The specific loans being funded were paid off, which permitted the Company to redeem the advances. By redeeming the advances, a prepayment penalty of $186 was incurred. The redemption of FHLB advances demonstrates management’s emphasis on reducing interest expense on higher-cost funding sources. While deposits continue to be the primary source of funding for growth in earning assets, management will continue to utilize FHLB advances and promissory notes to help manage interest rate sensitivity and liquidity.

MANAGEMENTS DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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

OFF-BALANCE SHEET ARRANGEMENTS

As discussed in Notes I and L to the financial statements at December 31, 2021 and 2020, the Company engages in certain off-balance sheet credit-related activities, including commitments to extend credit and standby letters of credit, which could require the Company to make cash payments in the event that specified future events occur. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Standby letters of credit are conditional commitments to guarantee the performance of a customer to a third party. While these commitments are necessary to meet the financing needs of the Company’s customers, many of these commitments are expected to expire without being drawn upon. Therefore, the total amount of commitments does not necessarily represent future cash requirements. Management does not anticipate that the Company’s current off-balance sheet activities will have a material impact on the results of operations or financial condition.

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

In September 2019, consistent with Section 201 of the Economic Growth, Regulatory Relief, and Consumer Protection Act, the federal banking agencies issued a final rule providing simplified capital requirements for certain community banking organizations (banks and holding companies). Under the rule, a qualifying community banking organization (“QCBO”) is eligible to opt into the Community Bank Leverage Ratio (“CBLR”) framework in lieu of the Basel III capital requirements if it has less than $10 billion in total consolidated assets, limited amounts of certain trading assets and liabilities, limited amounts of off-balance sheet exposure and a leverage ratio greater than 9.0%. The new rule took effect January 1, 2020, and QCBOs were allowed to opt into the new CBLR framework in their Call Report beginning the first quarter of 2020.

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

The Bank opted into the CBLR, and will, therefore, not be required to comply with the Basel III capital requirements. As of December 31, 2021, the Bank’s CBLR was 10.28%.

MANAGEMENTS DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Pursuant to the CARES Act, the federal banking regulators in April 2020 issued interim final rules to set the CBLR at 8% beginning in the second quarter of 2020 through the end of 2020. Beginning in 2021, the CBLR increased to 8.5% for the calendar year. Community banks will have until January 1, 2022 before the CBLR requirement will return to 9%.

As detailed in Note P to the financial statements at December 31, 2021, the Bank was deemed to be “well capitalized” under applicable prompt corrective action regulations.  Total shareholders' equity at December 31, 2021 of $141,356 increased $5,032, or 3.7%, as compared to $136,324 at December 31, 2020. Capital growth during 2021 came primarily from year-to-date net income of $11,732, less dividends paid of $4,018. Capital growth during 2021 was also partially offset by a $1,728 after-tax decrease in net unrealized gains on available for sale securities from year-end 2020, as long-term reinvestment rates increased  during 2021 causing a decrease in the fair value of the Company’s investment portfolio.

LIQUIDITY

Liquidity relates to the Company's ability to meet the cash demands and credit needs of its customers and is provided by the ability to readily convert assets to cash and raise funds in the market place. Total cash and cash equivalents, held to maturity securities maturing within one year, and available for sale securities, which totaled $329,264, represented 26.3% of total assets at December 31, 2021 compared to $252,641 and 21.3% of total assets at December 31, 2020. The COVID-19 pandemic had a significant impact on higher levels of excess funds during both 2020 and 2021, which included customer deposits of stimulus monies from various government relief programs. To further enhance the Bank’s ability to meet liquidity demands, the FHLB offers advances to the Bank. At December 31, 2021, the Bank could borrow an additional $90,241 from the FHLB. Furthermore, the Bank has established a borrowing line with the Federal Reserve. At December 31, 2021, this line had total availability of $55,783. Lastly, the Bank also has the ability to purchase federal funds from a correspondent bank. For further cash flow information, see the condensed consolidated statement of cash flows above.  Management does not rely on any single source of liquidity and monitors the level of liquidity based on many factors affecting the Company’s financial condition.

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

MANAGEMENTS DISCUSSION AND ANALYSIS OF
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

 The general component covers non-impaired loans and impaired loans that are not individually reviewed for impairment and is based on historical loss experience adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Company over the most recent 3 years for the consumer and real estate portfolio segment and 5 years for the commercial portfolio segment. The total loan portfolio's actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment. These economic factors include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations. During 2020, the Company established a new economic risk factor in relation to the COVID-19 pandemic.  The risk factor captures the exposure of our current historical loss metrics to the heightened losses experienced following the Great Recession that occurred from 2007 to 2009.  To the extent the loss history incurred during an economic downturn exceeded our current loss history, a general allocation to the allowance for loan losses was made.  The COVID-19 risk factor allocation amount is subject to change based on the actual loss history experienced and may be removed when the risk of loss in relation to the pandemic environment diminishes.  The following portfolio segments have been identified: Commercial Real Estate, Commercial and Industrial, Residential Real Estate, and Consumer.

MANAGEMENTS DISCUSSION AND ANALYSIS OF
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

KEY RATIOS Table VII
	2021	2020	2019	2018	2017

Return on average assets	.95%	.94%	.96%	1.12%	.74%
Return on average equity	8.45%	7.83%	8.10%	10.63%	6.95%
Dividend payout ratio	34.25%	39.20%	40.37%	33.20%	52.36%
Average equity to average assets	11.25%	11.95%	11.82%	10.57%	10.66%

MANAGEMENTS DISCUSSION AND ANALYSIS OF
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

Ohio Valley Banc Corp.
Email: investorrelations@ovbc.com
Web: www.ovbc.com/shareholder
Phone: 800-468-6682
HQ: 420 Third Avenue, Gallipolis, OH 45631
Traded on The NASDAQ Global Market
Symbol: OVBC