Form 10-K, Exhibit 13
period 2022-12-31
OHIO VALLEY BANC CORP
filed 2023-03-23
CIK 894671

150 Anniversary
1872 2022
Ohio Valley Bank

OVBC 2022 Annual Report

OVB
ON THE
SQUA
588

Miller and Wiseman chat about the bank's Community First mission and its longevity with WSAZ's Susan Nicholas.

Message from Management
Dear Valued Shareholders,
2022 was a year of POSITIONING and PLANNING at Ohio Valley Bank and Loan Central ... literally. Chairman Wiseman took the entire year to visit every single branch and department to listen to suggestions and gain feedback from all employees to improve the company. He heard everything from changes that make banking easier to new ways to put our Community First. From this collaboration of ideas came a new five-year Strategic Plan for the company which enforces four executive initiatives:

We invite you to attend this year’s Annual Meeting of Shareholders, to be held at 5 p.m. (social hour begins at 4 p.m.) on Wednesday, May 17, 2023, at the Holzer Leadership and Innovation Institute in Gallipolis. Together we will celebrate our successes, talk through our challenges, and learn more about the small town success story that you loyally support through your ownership of shares. Be sure to bring a family member whom you wish to pass on your shares to one day, so that they may see first-hand why you care.

Sincerely,

Improve the customer experience Increase efficiency Serve with a sense of urgency Foster professionals

The Bank also aggressively took on multiple major technology projects in the areas of mortgages, credit cards, consumer lending, and digital banking, to build the technology infrastructure needed to take our homegrown service to the next level.

Thomas E. Wiseman Chairman of the Board Ohio Valley Banc Corp.
You may have noticed these changes when you were able to digitally sign some of your mortgage documents, saving days (maybe a week) off the time it took to get to closing. Or, you may have noticed it when you could tap and go to pay with your OVB Platinum credit card at the register. These are just a couple of the small conveniences that our customers are seeing already from this investment in our technology foundations. We can’t wait to show you what is coming next.

Larry E. Miller II President & CEO Ohio Valley Banc Corp.

In honor of OVB’s 150th Anniversary, employees of the bank dressed to different time periods in the bank’s history. Pictured here in front of OVB on the Square from OVB’s Executive Area are L-R: Adria Watson, Larry Miller, Polly Clay, Tom Wiseman, Ryan Jones, and Cindy Johnston.

When a bank cares this much about your hometown…
Why bank anywhere else?

The employees of Ohio Valley Bank and Loan Central work hard to provide trusted guidance and support for the communities in which they live and work. When there is good work to be done, you will find one of these folks close by.
5. OVB’s Larry Russell and Jenni Swain, present a donation to the local VFW Honor Guard as a result of fundraising held by the OVB employees’ Veterans Action Committee, a volunteer effort.

1. To the right, OVB is a proud supporter of all local Chambers of Commerce. Pictured here is L-R: OVB’s Ryan Jones, Joe Wyant, Carrie Dugan, Samantha Perkins, and Adam Massie attending the Annual Jackson County Chamber Dinner in 2022.
6. Folks from the Walbrown family farm of Mason County decorate several OVB branches for fall.
Next page, from top to bottom:	7. Chris Preston, Tonya Sexton, and Haley Popp help teach kids how to plan for real world expenses during the “Get a Life” financial literacy event at Milton Middle School.
2. Chris Burns (right) with OVB’s Misty Caruthers was one of 80 winners who each took home $150 in cash during the bank’s year-long celebration of its 150th anniversary.	8. OVB’s Joe Wyant is on hand for the coin toss before the Apple Festival Bowl.
3. OVB Jackson staff and family decorate a Christmas Tree in Manpower Park. L-R are Joe Wyant, Jessica Taylor, Timothy Jenkins, Helen Tripp, and Brittiany Hensley and her son.

4. OVB’s Chris Preston with school administrators as he delivered free Marshall Green & White Game football tickets, compliments of the bank, to be given to Cabell County School students.

2

Sponsored by:
OHIO VALLEY BANK

3

4

COMMUNITY FIRST!

5

LOBBY HOURS
MONDAY-FRIDAY

6

7

OHIO VALLEY BANK
Peoples
Holzer

8

Convenient locations throughout southern Ohio and western West Virginia

Chillicothe
Athens
Waverly
Wellston
Jackson
Pomeroy
Mason
Rio Grande
Oak Hill
Gallipolis
Point Pleasant
Wheelersburg
Ironton
Milton
South Point
Barboursville

LOCATIONS
Loan Central
Ohio Valley Bank

A commitment to the **continual improvement** of **community banking**

ENHANCEMENTS FOR OVB CREDIT CARDS

In 2022, OVB switched credit card processors in a strateigc move to position its card programs for future growth and allow the bank to adopt new card technologies faster.

Cardholders are already seeing early advantages as a result. Several enhancements have been released including contactless tap-and-pay capabilitiy, improved online card management, and self-service placement of travel alerts.

OHIO VALLEY BANK
PLATINUM
VISA
BUSINESS
VISA

Director & Ofﬁcer	OVBC OFFICERS
Listing
Thomas E. Wiseman, Chairman of the Board
Larry E. Miller II, President & Chief Executive Oﬃcer
OVBC DIRECTORS	Ryan J. Jones, Chief Operating and Risk Officer
Tommy R. Shepherd, Senior Vice President & Secretary
Thomas E. Wiseman	Scott W. Shockey, Senior Vice President & CFO
Chairman of the Board	Bryan F. Stepp, Senior Vice President - Lending/Credit
Ohio Valley Banc Corp. and Ohio Valley Bank	Bryna S. Butler, Vice President
Frank W. Davison, Vice President
Larry E. Miller II	Allen W. Elliott, Vice President
President & Chief Executive Oﬃcer	Cherie A. Elliott, Vice President
Ohio Valley Banc Corp. and Ohio Valley Bank	Brandon O. Huﬀ, Vice President
Marilyn G. Kearns, Vice President
David W. Thomas, Lead Director	Mario P. Liberatore, Vice President
Former Chief Examiner, Ohio Division of	Shawn R. Siders, Vice President
Financial Institutions	Paula W. Clay, Assistant Secretary
bank supervision and regulation	Cindy H. Johnston, Assistant Secretary

Anna P. Barnitz	OHIO VALLEY BANK DIRECTORS
Treasurer & CFO, Bob’s Market & Greenhouses, Inc.
wholesale horticultural products and retail landscaping	Thomas E. Wiseman, Chairman	Edward J. Robbins
stores	David W. Thomas, Lead Director	Edward B. Roberts
	Anna P. Barnitz	Brent A. Saunders
Kimberly A. Canady	Kimberly A. Canady	K. Ryan Smith
Owner, Canady Farms, LLC	Brent R. Eastman
agricultural products and agronomy services	Larry E. Miller II

Brent R. Eastman	LOAN CENTRAL DIRECTORS
President & Co-owner, Ohio Valley Supermarkets
Partner, Eastman Enterprises	Ryan J. Jones, Chairman
grocery	Cherie A. Elliott
Larry E. Miller II
Edward J. Robbins
President & CEO, Ohio Valley Veneer, Inc.
wood harvesting, processing and manufacturing of dry	WEST VIRGINIA ADVISORY BOARD
lumber & ﬂooring in Ohio, Kentucky, and Tennessee
Mario P. Liberatore, Chairman
Edward B. Roberts	E. Allen Bell
Co-owner, OakBridge Financial Partners LLC	Richard L. Handley
Financial Advisor, LPL Financial	Stephen L. Johnson
ﬁnancial services	John A. Myers

Brent A. Saunders
Chairman of the Board, Holzer Health System	DIRECTORS EMERITUS
Attorney, Halliday, Sheets & Saunders
healthcare and legal	W. Lowell Call	Barney A. Molnar
	Steven B. Chapman	Jeﬀrey E. Smith
K. Ryan Smith	Robert E. Daniel	Wendell B. Thomas
President, University of Rio Grande,	Harold A. Howe	Lannes C. Williamson
Rio Grande Community College	John G. Jones
Former Speaker of the Ohio House of Representatives
higher education

OHIO VALLEY BANK OFFICERS

EXECUTIVE OFFICERS		ASSISTANT VICE PRESIDENTS

Thomas E. Wiseman	Chairman of the Board	Terri M. Camden	Asst. Human Resources Director
Larry E. Miller II	President & Chief Executive Oﬃcer	John M. Copley	Collections Manager
Ryan J. Jones	Chief Operating and Risk Officer	Barbara A. Patrick	BSA Officer / Loss Prevention
Tommy R. Shepherd	Executive Vice President & Secretary	Stephenie L. Peck	Regional Branch Administrator
Scott W. Shockey	Executive Vice President,	Raymond G. Polcyn	Manager of Buying Department
	Chief Financial Oﬃcer	Richard P. Speirs	Facilities Manager / Security Officer
Bryan F. Stepp	Executive Vice President,	Terri L. Taylor	Lawrence County Region Manager
	Lending/Credit	Kimberly R. Williams	Systems Officer
Mario P. Liberatore	President, OVB West Virginia	Melissa P. Wooten	Shareholder Relations Manager &
Trust Officer
		Joe J. Wyant	Region Manager Jackson County
SENIOR VICE PRESIDENTS
ASSISTANT CASHIERS
Bryna S. Butler	Corporate Communications
Frank W. Davison	Operations	Glen P. Arrowood II	Manager of Indirect Lending
Allen W. Elliott	Branch Administration	Tammie L. Powell	IT Manager
Brandon O. Huﬀ	Process Eﬃciency Oﬃcer	William F. Richards	Advertising Manager
Marilyn G. Kearns	Human Resources	Pamela K. Smith	Eastern Cabell Region Manager
Shawn R. Siders	Chief Credit Oﬃcer	Melinda G. Spurlock	Accounting Specialist
		Anthony W. Staley	Product Development
Business Sales & Support

VICE PRESIDENTS		LOAN CENTRAL OFFICERS

John A. Anderson	Director of Loan Operations	Ryan J. Jones, Chairman of the Board
Shelly N. Boothe	Commerical Business	Cherie A. Elliott, President
	Development Oﬃcer	Timothy R. Brumﬁeld, Vice President & Secretary,
Kyla R. Carpenter	Director of Marketing	Manager, Gallipolis Oﬃce
Paula W. Clay	Assistant Secretary	John J. Holtzapfel, Compliance Oﬃcer,
Jody M. DeWees	Trust	Manager, Wheelersburg Oﬃce
Lori A. Edwards	Residential Loan Operations Manager	Melody D. Hammond, Manager, Chillicothe Oﬃce
Brian E. Hall	Corporate Banking	Joseph I. Jones, Manager, South Point Oﬃce
Andrew G. Hudson	Senior Compliance Officer	Steven B. Leach, Manager, Jackson Oﬃce
Cindy H. Johnston	Assistant Secretary	T. Joe Wilson, Manager, Waverly Oﬃce
Angela S. Kinnaird	Director of Customer Support
Tamela D. LeMaster	Branch Administration/CRM
Adam D. Massie	Northern Region Manager
Jay D. Miller	Business Development Oﬃcer
Diana L. Parks	Internal Audit Liaison
Christopher S. Petro	Comptroller
Benjamin F. Pewitt	Business Development
Gregory A. Phillips	Consumer Lending
Christopher L. Preston	Business Development West Virginia
Rick A. Swain	Western Division Branch Manager
Patrick H. Tackett	Corporate Banking

And speaking of the next generation...

Now is the perfect time to get your children and grandchildren involved as future shareholders of Ohio Valley Banc Corp. With kid-friendly services from our Statement Savings with no minimum balance requirement for students to our Right Start Checking to our online Virtual Classroom, the next generation is more interested in banking that the generations before. Many kids already know OVB from their classroom with our exciting OVB Classroom Adventures and BANKit! programs.

Share your pride in your ownership of OVBC stock with your loved ones. Encourage them to get involved too. It is easy for registered shareholders to transfer ownership of any number of shares at any time without brokerage fees. Current shareholders can gift one or more shares to anyone they choose. Contact the OVBC Shareholder Relations Department at 800-468-6682 or email investorrelations@ovbc.com to make it happen..

Every year, more and more residents of our communities see the value and benefit of ownership in Ohio Valley Banc Corp., the stock that pays dividends!

If you have a future OVBC shareholder in your family, encourage them to attend the Annual Meeting of Shareholders with you on May 17, 2023.
$4,720,074 in dividends paid to OVBC shareholders in 2022 $1,413,476 of those dividends reinvested in the company through the Dividend Reinvestment Program and Employee Profit Sharing Plan.

OHIO VALLEY BANC CORP.
ANNUAL REPORT 2022
FINANCIALS

selected financial data

	Years Ended December 31
	2022	2021	2020	2019	2018
(dollars in thousands, except share and per share data)

SUMMARY OF OPERATIONS:

Total interest income	$47,616	$44,712	$46,173	$50,317	$49,197
Total interest expense	2,838	3,699	6,191	7,265	5,471
Net interest income	44,778	41,013	39,982	43,052	43,726
Provision for loan losses	(32)	(419)	2,980	1,000	1,039
Total other income	10,162	9,864	11,438	9,166	8,938
Total other expenses	39,040	37,280	36,133	39,498	37,426
Income before income taxes	15,932	14,016	12,307	11,720	14,199
Income taxes	2,594	2,284	2,048	1,813	2,255
Net income	13,338	11,732	10,259	9,907	11,944

PER SHARE DATA:

Earnings per share	$2.80	$2.45	$2.14	$2.08	$2.53
Cash dividends declared per share	$0.99	$0.84	$0.84	$0.84	$0.84
Book value per share	$28.30	$29.74	$28.48	$26.77	$24.87
Weighted average number of common shares outstanding	4,769,135	4,780,609	4,787,446	4,767,279	4,725,971

AVERAGE BALANCE SUMMARY:

Total loans	$844,413	$841,681	$811,434	$775,860	$773,995
All other interest-earning assets(1)	319,586	307,228	205,532	189,187	223,390
Deposits	1,071,682	1,042,364	906,315	850,400	886,639
Other borrowed funds(2)	28,454	34,564	40,416	45,850	48,967
Shareholders’ equity	135,221	138,831	131,038	122,314	112,393
Total assets	1,254,652	1,233,801	1,096,191	1,035,230	1,063,256

PERIOD END BALANCES:

Total loans	$885,049	$831,191	$848,664	$772,774	$777,052
All other interest-earning assets(1)	232,775	334,811	255,662	166,761	184,925
Deposits	1,027,655	1,059,908	993,739	821,471	846,704
Shareholders’ equity	135,028	141,356	136,324	128,179	117,874
Total assets	1,210,787	1,249,769	1,186,932	1,013,272	1,030,493

KEY RATIOS:

Return on average assets	1.06%	.95%	.94%	.96%	1.12%
Return on average equity	9.86%	8.45%	7.83%	8.10%	10.63%
Dividend payout ratio	35.39%	34.25%	39.20%	40.37%	33.20%
Average equity to average assets	10.78%	11.25%	11.95%	11.82%	10.57%

(1) All other interest-earning assets include securities, interest-bearing deposits with banks and restricted investments in bank stocks.
(2) Other borrowed funds include subordinated debentures.

consolidated statements of condition

	As of December 31
	2022	2021
(dollars in thousands, except share and per share data)

Assets

Cash and noninterest-bearing deposits with banks	$14,330	$14,111
Interest-bearing deposits with banks	31,660	137,923
Total cash and cash equivalents	45,990	152,034

Certificates of deposit in financial institutions	1,862	2,329
Securities available for sale	184,074	177,000
Securities held to maturity (estimated fair value: 2022 - $8,460; 2021 - $10,450)	9,226	10,294
Restricted investments in bank stocks	5,953	7,265

Total loans	885,049	831,191
Less: Allowance for loan losses	(5,269)	(6,483)
Net loans	879,780	824,708

Premises and equipment, net	20,436	20,730
Premises and equipment held for sale, net	593	438
Accrued interest receivable	3,112	2,695
Goodwill	7,319	7,319
Other intangible assets, net	29	64
Bank owned life insurance and annuity assets	39,627	37,281
Operating lease right-of-use asset, net	1,294	1,195
Deferred tax assets	6,266	2,428
Other assets	5,226	3,989
Total assets	$1,210,787	$1,249,769

Liabilities

Noninterest-bearing deposits	$354,413	$353,578
Interest-bearing deposits	673,242	706,330
Total deposits	1,027,655	1,059,908

Other borrowed funds	17,945	19,614
Subordinated debentures	8,500	8,500
Operating lease liability	1,294	1,195
Other liabilities	20,365	19,196
Total liabilities	1,075,759	1,108,413

Commitments and Contingent Liabilities (See Note L)	—	—

Shareholders’ Equity

Common stock ($1.00 stated value per share, 10,000,000 shares authorized; 2022 - 5,465,707 shares issued; 2021 - 5,447,185 shares issued)	5,465	5,447
Additional paid-in capital	51,722	51,165
Retained earnings	109,320	100,702
Accumulated other comprehensive income (loss)	(14,813)	708
Treasury stock, at cost (693,933 shares)	(16,666)	(16,666)
Total shareholders’ equity	135,028	141,356
Total liabilities and shareholders’ equity	$1,210,787	$1,249,769

See accompanying notes to consolidated financial statements

consolidated statements of income

For the years ended December 31	2022	2021
(dollars in thousands, except per share data)

Interest and dividend income:
Loans, including fees	$42,273	$42,102
Securities:
Taxable	3,340	1,948
Tax exempt	180	236
Dividends	316	231
Interest-bearing deposits with banks	1,493	163
Other interest	14	32
	47,616	44,712
Interest expense:
Deposits	2,130	2,977
Other borrowed funds	412	564
Subordinated debentures	296	158
	2,838	3,699
Net interest income	44,778	41,013
Provision for (recovery of) loan losses	(32)	(419)
Net interest income after provision for loan losses	44,810	41,432

Noninterest income:
Service charges on deposit accounts	2,443	1,864
Trust fees	325	285
Income from bank owned life insurance and annuity assets	883	904
Mortgage banking income	697	854
Electronic refund check / deposit fees	675	675
Debit / credit card interchange income	4,862	4,644
Loss on sale of securities	(1,537)	(1,066)
Tax preparation fees	743	754
Other	1,071	950
	10,162	9,864
Noninterest expense:
Salaries and employee benefits	21,615	21,649
Occupancy	1,910	1,796
Furniture and equipment	1,170	1,136
Professional fees	1,609	1,578
Marketing expense	1,428	826
FDIC insurance	335	326
Data processing	2,761	2,406
Software	2,197	1,858
Foreclosed assets	63	55
Amortization of intangibles	35	48
Other	5,917	5,602
	39,040	37,280
Income before income taxes	15,932	14,016
Provision for income taxes	2,594	2,284
NET INCOME	$13,338	$11,732

Earnings per share	$2.80	$2.45

See accompanying notes to consolidated financial statements

consolidated statements of
comprehensive income

For the years ended December 31	2022	2021
(dollars in thousands)

NET INCOME	$13,338	$11,732

Other comprehensive income (loss):
Change in unrealized gain (loss) on available for sale securities	(21,184)	(3,253)
Reclassification adjustment for realized losses	1,537	1,066
	(19,647)	(2,187)
Related tax effect	4,126	459
Total other comprehensive income (loss), net of tax	(15,521)	(1,728)

Total comprehensive income	$(2,183)	$10,004

See accompanying notes to consolidated financial statements

consolidated statements of changes in
shareholders’ equity

For the years ended December 31, 2022 and 2021
(dollars in thousands, except share and per share data)
	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Shareholders' Equity
Balances at January 1, 2021	$5,447	$51,165	$92,988	$2,436	$(15,712)	$136,324

Net income	—	—	11,732	—	—	11,732
Other comprehensive income (loss), net	—	—	—	(1,728)	—	(1,728)
Cash dividends, $0.84 per share	—	—	(4,018)	—	—	(4,018)
Shares acquired for treasury, 34,194 shares	—	—	—	—	(954)	(954)
Balances at December 31, 2021	5,447	51,165	100,702	708	(16,666)	141,356

Net income	—	—	13,338	—	—	13,338
Other comprehensive income (loss), net	—	—	—	(15,521)	—	(15,521)
Common stock issued to ESOP, 18,522 shares	18	557	—	—	—	575
Cash dividends, $0.99 per share	—	—	(4,720)	—	—	(4,720)
Balances at December 31, 2022	$5,465	$51,722	$109,320	$(14,813)	$(16,666)	$135,028

See accompanying notes to consolidated financial statements

consolidated statements of cash flows

For the years ended December 31	2022	2021
(dollars in thousands)

Cash flows from operating activities:
Net income	$13,338	$11,732
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of premises and equipment	1,464	1,461
Accretion of building grant	(3)	—
Net amortization of purchase accounting adjustments	34	37
Net amortization of securities	100	815
Net realized loss on sale of securities	1,537	1,066
Proceeds from sale of loans in secondary market	7,831	18,972
Loans disbursed for sale in secondary market	(7,134)	(18,118)
Amortization of mortgage servicing rights	71	103
Recovery of mortgage servicing rights	—	(11)
Gain on sale of loans	(768)	(946)
Amortization of intangible assets	35	48
Amortization of certificates of deposit premiums	22	—
Deferred tax (benefit) expense	288	(130)
Provision for loan losses	(32)	(419)
Contribution of common stock to ESOP	575	—
Earnings on bank owned life insurance and annuity assets	(883)	(904)
Change in accrued interest receivable	(417)	624
Change in other liabilities	1,223	(113)
Change in other assets	(1,291)	(1,030)
Net cash provided by operating activities	15,990	13,187

Cash flows from investing activities:
Proceeds from sales of securities available for sale	10,963	47,666
Proceeds from maturities and paydowns of securities available for sale	27,524	41,301
Purchases of securities available for sale	(66,821)	(157,686)
Proceeds from calls and maturities of securities held to maturity	1,044	3,700
Purchases of securities held to maturity	—	(4,001)
Proceeds from maturities of certificates of deposit in financial institutions	445	935
Purchases of certificates of deposit in financial institutions	—	(764)
Redemptions of restricted investments in bank stocks	1,312	241
Net change in loans	(55,028)	17,181
Purchases of premises and equipment	(1,988)	(1,085)
Disposals of premises and equipment	420	486
Proceeds from building grant	200	—
Proceeds from bank owned life insurance	—	172
Purchases of bank owned life insurance and annuity assets	(1,463)	(550)
Net cash (used in) investing activities	(83,392)	(52,404)

Cash flows from financing activities:
Change in deposits	(32,253)	66,169
Cash dividends	(4,720)	(4,018)
Purchases of treasury stock	—	(954)
Proceeds from Federal Home Loan Bank borrowings	2	600
Repayment of Federal Home Loan Bank borrowings	(1,909)	(7,789)
Change in other short-term borrowings	238	(1,060)
Net cash provided by (used in) by financing activities	(38,642)	52,948

Cash and cash equivalents:
Change in cash and cash equivalents	(106,044)	13,731
Cash and cash equivalents at beginning of year	152,034	138,303
Cash and cash equivalents at end of year	$45,990	$152,034

Supplemental disclosure:
Cash paid for interest	$2,845	$4,360
Cash paid for income taxes	1,975	2,800
Transfers from loans to other real estate owned	—	15
Operating lease liability arising from obtaining right-of-use asset	108	570

See accompanying notes to consolidated financial statements

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.

Note A - Summary of Significant Accounting Policies

Description of Business: Ohio Valley Banc Corp. (“Ohio Valley”) is a financial holding company registered under the Bank Holding Company Act of 1956.  Ohio Valley has one banking subsidiary, The Ohio Valley Bank Company (the “Bank”), an Ohio state-chartered bank that is a member of the Federal Reserve Bank (“FRB”) and is regulated primarily by the Ohio Division of Financial Institutions and the Federal Reserve Board.  Ohio Valley also has a subsidiary that engages in consumer lending generally to individuals with higher credit risk history, Loan Central, Inc.; a subsidiary insurance agency that facilitates the receipts of insurance commissions, Ohio Valley Financial Services Agency, LLC; and a limited purpose property and casualty insurance company, OVBC Captive, Inc. The Bank has two wholly-owned subsidiaries, Race Day Mortgage, Inc. (“Race Day”), an Ohio corporation that provides online consumer mortgages, and Ohio Valley REO, LLC (“Ohio Valley REO”), an Ohio limited liability company, to which the Bank transfers certain real estate acquired by the Bank through foreclosure for sale by Ohio Valley REO. In February 2023, Ohio Valley announced that it was taking steps toward closing Race Day. The decision to start this process was made due to low loan demand, issues retaining personnel, and lack of profitability. Ohio Valley plans to see current loan applications in progress to completion. An exact date of closing is anticipated to be set once existing loan applications have been processed. Ohio Valley and its subsidiaries are collectively referred to as the “Company.”

The Company provides a full range of commercial and retail banking services from 23 offices located in southeastern Ohio and western West Virginia.  It accepts deposits in checking, savings, time and money market accounts and makes personal, commercial, floor plan, student, construction and real estate loans. Substantially all loans are secured by specific items of collateral, including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from business operations. The Company also offers safe deposit boxes, wire transfers and other standard banking products and services. The Bank’s deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”). In addition to accepting deposits and making loans, the Bank invests in U. S. Government and agency obligations, interest-bearing deposits in other financial institutions and investments permitted by applicable law.

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

Use of Estimates: The accounting and reporting policies followed by the Company conform to U.S. generally accepted accounting principles (“US GAAP”) established by the Financial Accounting Standards Board (“FASB”). The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ.

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

Debt Securities: The Company classifies securities into held to maturity and available for sale categories. Held to maturity securities are those which the Company has the positive intent and ability to hold to maturity and are reported at amortized cost. Securities classified as available for sale include securities that could be sold for liquidity, investment management or similar reasons even if there is not a present intention of such a sale. Available for sale securities are reported at fair value, with unrealized gains or losses included in other comprehensive income, net of tax.

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

The Bank also originates long-term, fixed-rate mortgage loans, with full intention of being sold to the secondary market.  These loans are considered held for sale during the period of time after the principal has been advanced to the borrower by the Bank, but before the Bank has been reimbursed by the Federal Home Loan Mortgage Corporation, typically within a few business days.  Loans sold to the secondary market are carried at the lower of aggregate cost or fair value.  The Bank had no loans held for sale as of December 31, 2022, as compared to $1,682 in loans held for sale at December 31, 2021.

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

The allowance consists of specific and general components.  The specific component relates to loans that are individually classified as impaired.  A loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement.  Loans for which the terms have been modified and for which the borrower is experiencing financial difficulties are considered troubled debt restructurings (“TDRs”) and are classified as impaired.

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

Commercial and commercial real estate loans are individually evaluated for impairment.  If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral.  Smaller balance homogeneous loans, such as consumer and most residential real estate, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosure.  TDRs are measured at the present value of estimated future cash flows using the loan’s effective rate at inception.  If a TDR is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral.  For TDRs that subsequently default, the Company determines the amount of reserve in accordance with the accounting policy for the allowance for loan losses.

The general component covers non-impaired loans and impaired loans that are not individually reviewed for impairment and is based on historical loss experience adjusted for current factors.  The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Company over the most recent three years for the consumer and real estate portfolio segment and  five years for the commercial portfolio segment. The total loan portfolio’s actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment.  These economic factors include consideration of the following:  levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations.  The following portfolio segments have been identified:  Commercial and Industrial, Commercial Real Estate, Residential Real Estate, and Consumer.

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

Consumer loans are comprised of loans to individuals secured by automobiles, open-end home equity loans and other loans to individuals for household, family, and other personal expenditures, both secured and unsecured.  These loans typically have maturities of six years or less with repayment dependent on individual wages and income.  The risk of loss on consumer loans is elevated as the collateral securing these loans, if any, rapidly depreciate in value or may be worthless and/or difficult to locate if repossession is necessary.  The Company has allocated the highest percentage of its allowance for loan losses as a percentage of loans to the other identified loan portfolio segments due to the larger dollar balances associated with such portfolios.

At December 31, 2022, there were no changes to the accounting policies or methodologies within any of the Company’s loan portfolio segments from the prior period.

Concentrations of Credit Risk: The Company grants residential, consumer and commercial loans to customers located primarily in the southeastern Ohio and western West Virginia areas.

The following represents the composition of the Company’s loan portfolio as of December 31:

	% of Total Loans
	2022	2021
Residential real estate loans	33.56%	33.02%
Commercial real estate loans	32.63%	33.90%
Consumer loans	16.72%	16.05%
Commercial and industrial loans	17.09%	17.03%
	100.00%	100.00%

The Bank, in the normal course of its operations, conducts business with correspondent financial institutions. Balances in correspondent accounts, investments in federal funds, certificates of deposit and other short-term securities are closely monitored to ensure that prudent levels of credit and liquidity risks are maintained.  At December 31, 2022, the Bank’s primary correspondent balance was $30,796 on deposit at the FRB, Cleveland, Ohio.

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation, which is computed using the straight-line method over the estimated useful life of the owned asset and, for leasehold improvement, over the remaining term of the leased facility, whichever is shorter. The useful lives range from three to eight years for equipment, furniture and fixtures and seven to 39 years for buildings and improvements.

The Company enters into leases in the normal course of business primarily for branch buildings and office space to conduct business.  The Company’s leases have remaining terms ranging from four months to 19 years, some of which include options to extend the leases for up to 15 years.

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

Leases are classified as operating or finance leases at the lease commencement date.  Lease expense for operating leases and short-term leases is recognized on a straight-line basis over the lease term.  Right-of-use (“ROU”) assets represent our right to use an underlying asset for the lease term and lease liabilities are recognized at the lease commencement date based on the estimated present value of lease payments over the lease term.  At December 31, 2022 and 2021, the Company did not have any finance leases.

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

Mortgage Servicing Rights: A mortgage servicing right (“MSR”) is a contractual agreement where the right to service a mortgage loan is sold by the original lender to another party. When the Company sells mortgage loans to the secondary market, it retains the servicing rights to these loans. The Company’s MSR is recognized separately when acquired through sales of loans and is initially recorded at fair value with the income statement effect recorded in mortgage banking income. Subsequently, the MSR is then amortized in proportion to and over the period of estimated future servicing income of the underlying loan. The MSR is then evaluated for impairment periodically based upon the fair value of the rights as compared to the carrying amount, with any impairment being recognized through a valuation allowance. Fair value of the MSR is based on market prices for comparable mortgage servicing contracts. Impairment is determined by stratifying rights into groupings based on predominant risk characteristics, such as interest rate, loan type and investor type.  If the Company later determines that all or a portion of the impairment no longer exists for a particular grouping, a reduction of the allowance may be recorded as an increase to income.  At December 31, 2022 and 2021, the Company’s MSR assets were $456 and $480, respectively.

Earnings Per Share: Earnings per share is based on net income divided by the following weighted average number of common shares outstanding during the periods: 4,769,135 for 2022 and 4,780,609 for 2021. Ohio Valley had no dilutive effect and no potential common shares issuable under stock options or other agreements for any period presented.

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

Restrictions on Cash: Cash on hand or on deposit with a third-party correspondent bank and the FRB totaled $30,908 and $136,379 at year-end 2022 and 2021, respectively, and were subject to clearing requirements but not subject to any regulatory reserve requirements.  The balances on deposit with a third-party correspondent do not earn interest.

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

At December 31, 2022 and 2021, the only derivative instruments used by the Company were interest rate swaps, which are classified as stand-alone derivatives.  See Note H for more specific disclosures related to interest rate swaps.

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

Reclassifications: The consolidated financial statements for 2021 have been reclassified to conform with the presentation for 2022.  These reclassifications had no effect on the net results of operations or shareholders’ equity.

Accounting Guidance to be Adopted in Future Periods: In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments - Credit Losses”. ASU 2016-13 requires entities to replace the current “incurred loss” model with an “expected loss” model, which is referred to as the current expected credit loss (“CECL”) model.  These expected credit losses for financial assets held at the reporting date are to be based on historical experience, current conditions, and reasonable and supportable forecasts. This ASU will also require enhanced disclosures to help investors and other financial statement users better understand significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an entity’s portfolio. These disclosures include qualitative and quantitative requirements that provide additional information about the amounts recorded in the financial statements. Once adopted, the allowance for loan losses will be referred to as the allowance for credit losses. The Bank has developed a CECL model and is evaluating model results in relation to the new ASU guidance.  Management expects to recognize a one-time cumulative effect adjustment to the allowance for loan losses as of the beginning of the first reporting period in which the new standard is effective.  Management expects the adoption will result in a material increase to arrive at the new allowance for credit losses balance.  For SEC filers who are smaller reporting companies, such as the Company, ASU 2016-13 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2022.

In March 2022, the FASB issued ASU No. 2022-02, “Financial Instruments – Credit Losses (Topic 326) - TDRs and Vintage Disclosures.” This Update eliminates the recognition and measurement guidance for TDRs by creditors in ASC 310-40. This Update also enhances disclosure requirements for certain loan restructurings by creditors when a borrower is experiencing financial difficulty. Specifically, rather than applying the recognition and measurement guidance for TDRs, an entity will apply the loan refinancing and restructuring guidance to determine whether a modification or other form of restructuring results in a new loan or a continuation of an existing loan. Additionally, the amendments in this ASU require a public business entity to disclose current-period gross write-offs by year of origination for financing receivables and net investments in leases in the existing vintage disclosures.

The amendments in this Update are effective for entities that have adopted the amendments in Update 2016-13 for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. For entities that have not yet adopted the amendments in Update 2016-13, the effective date for the amendments in this Update are the same as the effective dates in Update 2016-13. This Update requires prospective transition for the disclosures related to loan restructurings for borrowers experiencing financial difficulty and the presentation of gross write-offs in the vintage disclosures. The guidance related to the recognition and measurement of TDRs may be adopted on a prospective or modified retrospective transition method. The Company adopted the amendments beginning January 1, 2023. The Company adjusted its processes and procedures related to the amendments and it did not have a material impact on the Company’s consolidated financial statements.

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note B - Securities

The following table summarizes the amortized cost and fair value of securities available for sale and securities held to maturity at December 31, 2022 and 2021, and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) and gross unrecognized gains and losses:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Securities Available for Sale
December 31, 2022
U.S. Government securities	$57,698	$—	$(2,906)	$54,792
U.S. Government sponsored entity securities	8,845	—	(862)	7,983
Agency mortgage-backed securities, residential	136,282	—	(14,983)	121,299
Total securities	$202,825	$—	$(18,751)	$184,074

December 31, 2021
U.S. Government securities	$20,182	$—	$(39)	$20,143
U.S. Government sponsored entity securities	25,980	109	(173)	25,916
Agency mortgage-backed securities, residential	129,942	1,476	(477)	130,941
Total securities	$176,104	$1,585	$(689)	$177,000

	Amortized Cost	Gross Unrecognized Gains	Gross Unrecognized Losses	Estimated Fair Value
Securities Held to Maturity
December 31, 2022
Obligations of states and political subdivisions	$9,225	$32	$(798)	$8,459
Agency mortgage-backed securities, residential	1	—	—	1
Total securities	$9,226	$32	$(798)	$8,460

December 31, 2021
Obligations of states and political subdivisions	$10,292	$200	$(44)	$10,448
Agency mortgage-backed securities, residential	2	—	—	2
Total securities	$10,294	$200	$(44)	$10,450

At year-end 2022, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders’ equity.  At year-end 2021, there were holdings of $18,500 in securities issued by the Federal Farm Credit Bank that exceeded 10% of shareholders’ equity.

During 2022, proceeds from the sales of debt securities totaled $10,963 with gross losses of $1,537 recognized. During 2021, proceeds from the sales of debt securities totaled $47,666 with gross losses of $1,066 recognized.

Securities with a carrying value of approximately $126,318 at December 31, 2022 and $123,742 at December 31, 2021 were pledged to secure public deposits and repurchase agreements and for other purposes as required or permitted by law.

Unrealized losses on the Company’s debt securities have not been recognized into income because the issuers’ securities were of high credit quality as of December 31, 2022, and management does not intend to sell, and it is likely that management will not be required to sell, the securities prior to their anticipated recovery.  Management does not believe any individual unrealized loss at December 31, 2022 and 2021 represents an OTTI.

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note B - Securities (continued)

The amortized cost and estimated fair value of debt securities at December 31, 2022, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because certain issuers may have the right to call or prepay the debt obligations prior to their contractual maturities. Securities not due at a single maturity are shown separately.

	Available for Sale		Held to Maturity
Debt Securities:	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Due in one year or less	$7,019	$6,921	$789	$787
Due in one to five years	54,524	51,540	3,903	3,735
Due in five to ten years	5,000	4,314	2,263	1,976
Due after ten years	—	—	2,270	1,961
Agency mortgage-backed securities, residential	136,282	121,299	1	1
Total debt securities	$202,825	$184,074	$9,226	$8,460

The following table summarizes securities with unrealized losses at December 31, 2022 and December 31, 2021, aggregated by major security type and length of time in a continuous unrealized loss position:

December 31, 2022	Less than 12 Months		12 Months or More		Total
Securities Available for Sale	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Government securities	$36,460	$(977)	$18,332	$(1,929)	$54,792	$(2,906)
U.S. Government sponsored entity securities	2,786	(60)	5,197	(802)	7,983	(862)
Agency mortgage-backed securities, residential	71,510	(7,178)	49,789	(7,805)	121,299	(14,983)
Total available for sale	$110,756	$(8,215)	$73,318	$(10,536)	$184,074	$(18,751)

	Less than 12 Months		12 Months or More		Total
Securities Held to Maturity	Fair Value	Unrecognized Loss	Fair Value	Unrecognized Loss	Fair Value	Unrecognized Loss
Obligations of states and political subdivisions	$4,084	$(366)	$2,218	$(432)	$6,302	$(798)
Total held to maturity	$4,084	$(366)	$2,218	$(432)	$6,302	$(798)

December 31, 2021	Less than 12 Months		12 Months or More		Total
Securities Available for Sale	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Government securities	$20,143	$(39)	$—	$—	$20,143	$(39)
U.S. Government sponsored entity securities	18,307	(173)	—	—	18,307	(173)
Agency mortgage-backed securities, residential	64,560	(477)	—	—	64,560	(477)
Total available for sale	$103,010	$(689)	$—	$—	$103,010	$(689)

	Less than 12 Months		12 Months or More		Total
Securities Held to Maturity	Fair Value	Unrecognized Loss	Fair Value	Unrecognized Loss	Fair Value	Unrecognized Loss
Obligations of states and political subdivisions	$2,617	$(38)	$130	$(6)	$2,747	$(44)
Total held to maturity	$2,617	$(38)	$130	$(6)	$2,747	$(44)

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note C - Loans and Allowance for Loan Losses

Loans are comprised of the following at December 31:

	2022	2021
Residential real estate	$297,036	$274,425
Commercial real estate:
Owner-occupied	72,719	71,979
Nonowner-occupied	182,831	176,100
Construction	33,205	33,718
Commercial and industrial	151,232	141,525
Consumer:
Automobile	54,837	48,206
Home equity	27,791	22,375
Other	65,398	62,863
	885,049	831,191
Less: Allowance for loan losses	(5,269)	(6,483)

Loans, net	$879,780	$824,708

At December 31, 2022 and 2021, net deferred loan origination costs were $663 and $191, respectively. At December 31, 2022 and 2021, net unamortized loan purchase premiums were $1,142 and $1,260, respectively.

The following table presents the activity in the allowance for loan losses by portfolio segment for the years ended December 31, 2022 and 2021:

December 31, 2022	Residential Real Estate	Commercial Real Estate	Commercial & Industrial	Consumer	Total
Allowance for loan losses:
Beginning balance	$980	$2,548	$1,571	$1,384	$6,483
Provision for loan losses	(318)	(556)	283	559	(32)
Loans charged off	(135)	(36)	(618)	(1,399)	(2,188)
Recoveries	154	82	57	713	1,006
Total ending allowance balance	$681	$2,038	$1,293	$1,257	$5,269

December 31, 2021	Residential Real Estate	Commercial Real Estate	Commercial & Industrial	Consumer	Total
Allowance for loan losses:
Beginning balance	$1,480	$2,431	$1,776	$1,473	$7,160
Provision for loan losses	(615)	(61)	(258)	515	(419)
Loans charged off	(84)	(115)	(120)	(1,162)	(1,481)
Recoveries	199	293	173	558	1,223
Total ending allowance balance	$980	$2,548	$1,571	$1,384	$6,483

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note C - Loans and Allowance for Loan Losses (continued)
The following table presents the balance in the allowance for loan losses and the recorded investment of loans by portfolio segment and based on impairment method as of December 31, 2022 and 2021:

December 31, 2022	Residential Real Estate	Commercial Real Estate	Commercial & Industrial	Consumer	Total
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$—	$—	$—	$—	$—
Collectively evaluated for impairment	681	2,038	1,293	1,257	5,269
Total ending allowance balance	$681	$2,038	$1,293	$1,257	$5,269

Loans:
Loans individually evaluated for impairment	$—	$1,986	$—	$28	$2,014
Loans collectively evaluated for impairment	297,036	286,769	151,232	147,998	883,035
Total ending loans balance	$297,036	$288,755	$151,232	$148,026	$885,049

December 31, 2021	Residential Real Estate	Commercial Real Estate	Commercial & Industrial	Consumer	Total
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$—	$—	$10	$—	$10
Collectively evaluated for impairment	980	2,548	1,561	1,384	6,473
Total ending allowance balance	$980	$2,548	$1,571	$1,384	$6,483

Loans:
Loans individually evaluated for impairment	$—	$5,411	$4,531	$81	$10,023
Loans collectively evaluated for impairment	274,425	276,386	136,994	133,363	821,168
Total ending loans balance	$274,425	$281,797	$141,525	$133,444	$831,191

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note C - Loans and Allowance for Loan Losses (continued)
The following table presents information related to loans individually evaluated for impairment by class of loans as of the years ended December 31, 2022 and 2021:

December 31, 2022	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Impaired Loans	Interest Income Recognized	Cash Basis Interest Recognized
With an allowance recorded:	$—	$—	$—	$—	$—	$—

With no related allowance recorded:
Commercial real estate:
Owner-occupied	1,692	1,607	—	1,662	97	97
Nonowner-occupied	379	379	—	382	29	29
Consumer:
Home equity	28	28	—	23	2	2

Total	$2,099	$2,014	$—	$2,067	$128	$128

December 31, 2021	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Impaired Loans	Interest Income Recognized	Cash Basis Interest Recognized
With an allowance recorded:
Commercial and industrial	$1,993	$1,993	$10	$1,987	$94	$94

With no related allowance recorded:
Commercial real estate:
Owner-occupied	5,052	5,027	—	5,151	309	309
Nonowner-occupied	384	384	—	387	29	29
Commercial and industrial	2,538	2,538	—	2,981	139	139
Consumer:
Home equity	31	31	—	32	2	2
Other	50	50	—	49	2	2

Total	$10,048	$10,023	$10	$10,587	$575	$575

The recorded investment of a loan excludes accrued interest and net deferred origination fees and costs due to immateriality.

Nonaccrual loans and loans past due 90 days or more and still accruing include both smaller balance homogenous loans that are collectively evaluated for impairment and individually classified as impaired loans.

The Company transfers loans to other real estate owned, at fair value less cost to sell, in the period the Company obtains physical possession of the property (through legal title or through a deed in lieu). As of December 31, 2022, the Company had no other real estate owned for residential real estate properties, compared to $15 as of December 31, 2021. In addition, nonaccrual residential mortgage loans that are in the process of foreclosure had a recorded investment of $370 and $316 as of December 31, 2022 and December 31, 2021, respectively.

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note C - Loans and Allowance for Loan Losses (continued)
The following table presents the recorded investment of nonaccrual loans and loans past due 90 days or more and still accruing by class of loans as of December 31, 2022 and 2021:

	Loans Past Due 90 Days And Still Accruing	Nonaccrual
December 31, 2022
Residential real estate	$100	$1,708
Commercial real estate:
Owner-occupied	—	938
Nonowner-occupied	—	70
Construction	—	75
Commercial and industrial	—	150
Consumer:
Automobile	27	82
Home equity	—	151
Other	411	59
Total	$538	$3,233

	Loans Past Due 90 Days And Still Accruing	Nonaccrual
December 31, 2021
Residential real estate	$10	$2,683
Commercial real estate:
Owner-occupied	—	1,055
Nonowner-occupied	—	—
Construction	—	146
Commercial and industrial	65	150
Consumer:
Automobile	55	147
Home equity	—	148
Other	160	17
Total	$290	$4,346

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note C - Loans and Allowance for Loan Losses (continued)

The following table presents the aging of the recorded investment of past due loans by class of loans as of December 31, 2022 and 2021:

December 31, 2022	30-59 Days Past Due	60-89 Days Past Due	90 Days Or More Past Due	Total Past Due	Loans Not Past Due	Total
Residential real estate	$1,799	$701	$497	$2,997	$294,039	$297,036
Commercial real estate:
Owner-occupied	97	—	938	1,035	71,684	72,719
Nonowner-occupied	626	5	—	631	182,200	182,831
Construction	40	45	17	102	33,103	33,205
Commercial and industrial	21	—	150	171	151,061	151,232
Consumer:
Automobile	804	240	97	1,141	53,696	54,837
Home equity	204	—	151	355	27,436	27,791
Other	875	113	452	1,440	63,958	65,398

Total	$4,466	$1,104	$2,302	$7,872	$877,177	$885,049

December 31, 2021	30-59 Days Past Due	60-89 Days Past Due	90 Days Or More Past Due	Total Past Due	Loans Not Past Due	Total
Residential real estate	$2,208	$1,218	$921	$4,347	$270,078	$274,425
Commercial real estate:
Owner-occupied	895	—	153	1,048	70,931	71,979
Nonowner-occupied	100	—	—	100	176,000	176,100
Construction	36	53	33	122	33,596	33,718
Commercial and industrial	517	60	215	792	140,733	141,525
Consumer:
Automobile	656	148	194	998	47,208	48,206
Home equity	35	165	47	247	22,128	22,375
Other	401	133	177	711	62,152	62,863

Total	$4,848	$1,777	$1,740	$8,365	$822,826	$831,191

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note C - Loans and Allowance for Loan Losses (continued)
Troubled Debt Restructurings:

A TDR occurs when the Company has agreed to a loan modification in the form of a concession for a borrower who is experiencing financial difficulty.  All TDRs are considered to be impaired.   The modification of the terms of such loans included one or a combination of the following: a reduction of the stated interest rate of the loan; an extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk; a reduction in the contractual principal and interest payments of the loan; or short-term interest-only payment terms.

The Company has allocated reserves for a portion of its TDRs to reflect the fair values of the underlying collateral or the present value of the concessionary terms granted to the customer.

The following table presents the types of TDR loan modifications by class of loans as of December 31, 2022 and December 31, 2021:

	TDRs Performing to Modified Terms	TDRs Not Performing to Modified Terms	Total TDRs
December 31, 2022
Commercial real estate:
Owner-occupied
Reduction of principal and interest payments	$411	$—	$411
Credit extension at lower stated rate than market rate	361	—	361
Nonowner-occupied
Credit extension at lower stated rate than market rate	379	—	379
Total TDRs	$1,151	$—	$1,151

	TDRs Performing to Modified Terms	TDRs Not Performing to Modified Terms	Total TDRs
December 31, 2021
Commercial real estate:
Owner-occupied
Reduction of principal and interest payments	$1,455	$—	$1,455
Maturity extension at lower stated rate than market rate	268	—	268
Credit extension at lower stated rate than market rate	375	—	375
Nonowner-occupied
Credit extension at lower stated rate than market rate	385	—	385
Commercial and industrial
Interest only payments	2,301	—	2,301
Total TDRs	$4,784	$—	$4,784

At December 31, 2022 and 2021, the Company had no specific allocations in reserves to customers whose loan terms have been modified in TDRs. At December 31, 2022, the Company had no commitments to lend additional amounts to customers with outstanding loans that are classified as TDRs, as compared to $3,199 at December 31, 2021.

There were no TDR loan modifications that occurred during the years ended December 31, 2022 and 2021 that impacted provision expense or the allowance for loan losses.

During the years ended December 31, 2022 and 2021, the Company had no TDRs that experienced any payment defaults within twelve months following their loan modification. A default is considered to have occurred once the TDR is past due 90 days or more or it has been placed on nonaccrual.  TDR loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

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

The Company uses the following definitions for its criticized loan risk ratings:

Special Mention. Loans classified as “special mention” indicate considerable risk due to deterioration of repayment (in the earliest stages) that results from potential weak primary repayment source, or payment delinquency.  These loans will be under constant supervision and are not classified and do not expose the institution to sufficient risks to warrant classification.  These deficiencies should be correctable within the normal course of business, although significant changes in company structure or policy may be necessary to correct the deficiencies.  These loans are considered bankable assets with no apparent loss of principal or interest envisioned.  The perceived risk in continued lending is considered to have increased beyond the level where such loans would normally be granted.  Credits that are defined as a TDRs should be graded no higher than special mention until they have been reported as performing over one year after restructuring.

The Company uses the following definitions for its classified loan risk ratings:

Substandard. Loans classified as “substandard” represent very high risk, serious delinquency, nonaccrual, or unacceptable credit. Repayment through the primary source of repayment is in jeopardy due to the existence of one or more well defined weaknesses and the collateral pledged may inadequately protect collection of the loans. Loss of principal is not likely if weaknesses are corrected, although financial statements normally reveal significant weakness. Loans are still considered collectible, although loss of principal is more likely than with special mention loans. Collateral liquidation is considered likely to satisfy debt.

Doubtful. Loans classified as “doubtful” display a high probability of loss, although the amount of actual loss at the time of classification is undetermined. This classification should be temporary until such time that actual loss can be identified, or improvements made to reduce the seriousness of the classification. These loans exhibit all substandard characteristics with the addition that weaknesses make collection or liquidation in full highly questionable and improbable. This classification consists of loans where the possibility of loss is high after collateral liquidation based upon existing facts, market conditions, and value. Loss is deferred until certain important and reasonable specific pending factors that may strengthen the credit can be more accurately determined. These factors may include proposed acquisitions, liquidation procedures, capital injection, receipt of additional collateral, mergers, or refinancing plans. A doubtful classification for an entire credit should be avoided when collection of a specific portion appears highly probable with the adequately secured portion graded substandard.

Loss. Loans classified as “loss” are considered uncollectible and are of such little value that their continuance as bankable assets is not warranted.  This classification does not mean that the credit has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off this asset yielding such a minimum value even though partial recovery may be affected in the future.  Amounts classified as loss should be promptly charged off.

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
Note C - Loans and Allowance for Loan Losses (continued)
As of December 31, 2022 and December 31, 2021, and based on the most recent analysis performed, the risk category of commercial loans by class of loans is as follows:

December 31, 2022	Pass	Criticized	Classified	Total
Commercial real estate:
Owner-occupied	$68,236	$3,545	$938	$72,719
Nonowner-occupied	177,479	5,352	—	182,831
Construction	33,143	—	62	33,205
Commercial and industrial	147,627	1,879	1,726	151,232
Total	$426,485	$10,776	$2,726	$439,987

December 31, 2021	Pass	Criticized	Classified	Total
Commercial real estate:
Owner-occupied	$66,999	$618	$4,362	$71,979
Nonowner-occupied	175,901	—	199	176,100
Construction	33,685	—	33	33,718
Commercial and industrial	134,983	1,862	4,680	141,525
Total	$411,568	$2,480	$9,274	$423,322

The Company also obtains the credit scores of its borrowers upon origination (if available by the credit bureau), but the scores are not updated. The Company focuses mostly on the performance and repayment ability of the borrower as an indicator of credit risk and does not consider a borrower’s credit score to be a significant influence in the determination of a loan’s credit risk grading.

For residential and consumer loan classes, the Company evaluates credit quality based on the aging status of the loan, which was previously presented, and by payment activity.  The following table presents the recorded investment of residential and consumer loans by class of loans based on payment activity as of December 31, 2022 and December 31, 2021:

	Consumer
December 31, 2022	Automobile	Home Equity	Other	Residential Real Estate	Total
Performing	$54,728	$27,640	$64,928	$295,228	$442,524
Nonperforming	109	151	470	1,808	2,538
Total	$54,837	$27,791	$65,398	$297,036	$445,062

	Consumer
December 31, 2021	Automobile	Home Equity	Other	Residential Real Estate	Total
Performing	$48,004	$22,227	$62,686	$271,732	$404,649
Nonperforming	202	148	177	2,693	3,220
Total	$48,206	$22,375	$62,863	$274,425	$407,869

The Company originates residential, consumer, and commercial loans to customers located primarily in the southeastern areas of Ohio as well as the western counties of West Virginia.  Approximately 4.52% of total loans were unsecured at December 31, 2022, up from 4.45% at December 31, 2021.

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note D - Premises and Equipment

Following is a summary of premises and equipment at December 31:

	2022	2021
Land	$2,486	$2,570
Buildings	22,526	22,360
Leasehold improvements	1,509	1,402
Furniture and equipment	10,410	9,528
	36,931	35,860
Less accumulated depreciation	16,495	15,130
Total premises and equipment	$20,436	$20,730

Following is a summary of premises and equipment held for sale at December 31:

	2022	2021
Land	$84	$105
Buildings	594	387
	678	492
Less accumulated depreciation	85	54
Total premises and equipment held for sale	$593	$438

Note E – Leases

Balance sheet information related to leases at December 31 was as follows:

	2022	2021
Operating leases:
Operating lease right-of-use assets	$1,294	$1,195
Operating lease liabilities	1,294	1,195

The components of lease cost were as follows for the year ending December 31:

	2022	2021
Operating lease cost	$185	$161
Short-term lease expense	35	36

Future undiscounted lease payments for operating leases with initial terms of one year or more as of December 31, 2022 are as follows:

Operating Leases
2023	$173
2024	154
2025	154
2026	140
2027	129
Thereafter	873
Total lease payments	1,623
Less: Imputed Interest	(329)
Total operating leases	$1,294

Other information at December 31 was as follows:

	2022	2021

Weighted-average remaining lease term for operating leases	12.1 years	13.7 years
Weighted-average discount rate for operating leases	2.70%	2.29%

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note F – Goodwill and Intangible Assets

Goodwill:  The change in goodwill during the year is as follows:

	Gross Carrying Amount
	2022	2021
Goodwill	$7,319	$7,319

Impairment exists when a reporting unit’s carrying value of goodwill exceeds its fair value. At December 31, 2022 and 2021, the Company’s reporting unit had positive equity and the Company elected to perform a qualitative assessment to determine if it was more likely than not that fair value of the reporting unit exceeded its carrying value, including goodwill.  The qualitative assessment indicated that it is more likely than not that fair value of goodwill is more than the carrying value, resulting in no impairment. Therefore, the Company did not proceed to step one of the annual goodwill impairment testing requirement.

Acquired intangible assets:  Acquired intangible assets were as follows at year-end:

	2022		2021
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortized intangible assets:
Core deposit intangibles	$738	$709	$738	$674

Aggregate amortization expense was $35 for 2022 and $48 for 2021.

Estimated amortization expense for each of the next five years:

2023	$21
2024	8
2025	—
2026	—
2027	—
Total	$29

Note G - Deposits

Following is a summary of interest-bearing deposits at December 31:

	2022	2021
NOW accounts	$209,758	$205,362
Savings and Money Market	311,565	311,686
Time:
In denominations of $250,000 or less	115,049	147,000
In denominations of more than $250,000	36,870	42,282
Total time deposits	151,919	189,282
Total interest-bearing deposits	$673,242	$706,330

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note G - Deposits (continued)
Following is a summary of total time deposits by remaining maturity at December 31, 2022:

2023	$105,871
2024	36,304
2025	5,586
2026	2,354
2027	1,513
Thereafter	291
Total	$151,919

Brokered deposits, included in time deposits, were $3,999 and $11,438 at December 31, 2022 and 2021, respectively.

Note H - Interest Rate Swaps

The Company manages economic risks, including interest rate, liquidity, and credit risk, primarily by managing the amount, sources, and duration of its assets and liabilities.  The Company utilizes interest rate swap agreements as part of its asset/liability management strategy to help manage its interest rate risk position.  As part of this strategy, the Company provides its customer with a fixed-rate loan while creating a variable-rate asset for the Company by the customer entering into an interest rate swap with the Company on terms that match the loan.  The Company offsets its risk exposure by entering into an offsetting interest rate swap with an unaffiliated institution.  These interest rate swaps do not qualify as designated hedges; therefore, each swap is accounted for as a standalone derivative.  At December 31, 2022, the Company had offsetting interest rate swaps associated with commercial loans with a notional value of $13,196 and a fair value asset of $1,340 and a fair value liability for the same amount included in other assets and other liabilities, respectively.  This is compared to offsetting interest rate swaps with a notional value of $13,843 and a fair value asset and liability of $599 at December 31, 2021.  The notional amount of the interest rate swaps does not represent amounts exchanged by the parties.  The amount exchanged is determined by reference to the notional amount and the other terms of the individual interest rate swap agreement.  To offset the risk exposure related to market value fluctuations of its interest rate swaps, the Company maintained collateral deposits on hand with a third-party correspondent, which totaled $600 at December 31, 2021. Risk exposure in 2022 was reduced due to the increasing rate environment, resulting in no offsetting collateral deposits at December 31, 2022.

Note I - Other Borrowed Funds

Other borrowed funds at December 31, 2022 and 2021 are comprised of advances from the FHLB of Cincinnati and promissory notes.

	FHLB Borrowings	Promissory Notes	Totals
2022	$15,569	$2,376	$17,945
2021	$17,476	$2,138	$19,614

Pursuant to collateral agreements with the FHLB, advances are secured by $290,943 in qualifying mortgage loans, $31,833 in commercial loans and $3,813 in FHLB stock at December 31, 2022. Fixed-rate FHLB advances of $15,569 mature through 2042 and have interest rates ranging from 1.53% to 2.97% and a year-to-date weighted average cost of 2.34% and 2.39% at December 31, 2022 and 2021, respectively. There were no variable-rate FHLB borrowings at December 31, 2022.

At December 31, 2022, the Company had a cash management line of credit enabling it to borrow up to $100,000 from the FHLB, subject to the stock ownership and collateral limitations described below. All cash management advances have an original maturity of 90 days. The line of credit must be renewed on an annual basis. There was $100,000 available on this line of credit at December 31, 2022.

Based on the Company’s current FHLB stock ownership, total assets and pledgeable loans, the Company had the ability to obtain borrowings from the FHLB up to a maximum of $182,963 at December 31, 2022. Of this maximum borrowing capacity, the Company had $92,254 available to use as additional borrowings, of which $92,254 could be used for short term, cash management advances, as mentioned above.

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.

Note I - Other Borrowed Funds (continued)

Promissory notes, issued primarily by Ohio Valley, are due at various dates through a final maturity date of November 18, 2024, and have fixed rates ranging from 1.25% to 3.25% and a year-to-date weighted average cost of 1.35% at December 31, 2022, as compared to 1.23% at December 31, 2021. At December 31, 2022, there were six promissory notes payable by Ohio Valley to related parties totaling $2,376. See Note M for further discussion of related party transactions.  There were no promissory notes payable to other banks at December 31, 2022 and 2021, respectively.

Letters of credit issued on the Bank’s behalf by the FHLB to collateralize certain public unit deposits as required by law totaled $75,140 at December 31, 2022 and $68,380 at December 31, 2021.

Scheduled principal payments over the next five years:

	FHLB Borrowings	Promissory Notes	Totals
2023	$1,986	$1,607	$3,593
2024	1,693	769	2,462
2025	1,560	—	1,560
2026	1,434	—	1,434
2027	1,397	—	1,397
Thereafter	7,499	—	7,499
	$15,569	$2,376	$17,945

Note J - Subordinated Debentures and Trust Preferred Securities

On March 22, 2007, a trust formed by Ohio Valley issued $8,500 of adjustable-rate trust preferred securities as part of a pooled offering of such securities.  The rate on these trust preferred securities was fixed at 6.58% for five years, and then converted to a floating-rate term on March 15, 2012, based on a rate equal to the 3-month LIBOR plus 1.68%.  The interest rate on these trust preferred securities was 6.45% at December 31, 2022 and 1.88% at December 31, 2021.  There were no debt issuance costs incurred with these trust preferred securities.  The Company issued subordinated debentures to the trust in exchange for the proceeds of the offering.  The subordinated debentures must be redeemed no later than June 15, 2037.

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

Note K - Income Taxes

The provision for income taxes consists of the following components:

	2022	2021
Current tax expense	$2,306	$2,414
Deferred tax (benefit) expense	288	(130)
Total income taxes	$2,594	$2,284

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note K - Income Taxes (continued)

The source of deferred tax assets and deferred tax liabilities at December 31:

	2022	2021
Items giving rise to deferred tax assets:
Allowance for loan losses	$1,146	$1,410
Unrealized loss on securities available for sale	3,938	—
Deferred compensation	2,058	2,007
Deferred loan fees/costs	137	148
Accrued bonus	266	286
Purchase accounting adjustments	6	2
Net operating loss	66	82
Lease liability	355	324
Nonaccrual interest income	204	174
Other	294	275
Items giving rise to deferred tax liabilities:
Mortgage servicing rights	(99)	(104)
FHLB stock dividends	(676)	(676)
Unrealized gain on securities available for sale	—	(188)
Prepaid expenses	(231)	(205)
Depreciation and amortization	(843)	(783)
Right-of-use asset	(355)	(324)
Net deferred tax asset	$6,266	$2,428

The Company determined that it was not required to establish a valuation allowance for deferred tax assets since management believes that the deferred tax assets are likely to be realized through the future reversals of existing taxable temporary differences, deductions against forecasted income and tax planning strategies.

At December 31, 2022, the Company’s deferred tax asset related to Section 382 net operating loss carryforwards was $314, which will expire in 2026.

The difference between the financial statement tax provision and amounts computed by applying the statutory federal income tax rate of 21% to income before taxes is as follows:

	2022	2021
Statutory tax (21%)	$3,346	$2,943
Effect of nontaxable interest	(385)	(378)
Effect of nontaxable insurance premiums	(240)	(220)
Income from bank owned insurance, net	(168)	(168)
Effect of postretirement benefits	(112)	26
Effect of nontaxable life insurance death proceeds	—	(10)
Effect of state income tax	155	150
Tax credits	(37)	(72)
Other items	35	13
Total income taxes(1)	$2,594	$2,284

(1) Effective income tax rate was 16.3% for both 2022 and 2021

At December 31, 2022 and December 31, 2021, the Company had no unrecognized tax benefits. The Company does not expect the amount of unrecognized tax benefits to significantly change within the next twelve months.  The Company did not recognize any interest and/or penalties related to income tax matters for the periods presented.

The Company is subject to U.S. federal income tax as well as West Virginia state income tax.  The Company is no longer subject to federal or state examination for years prior to 2019.  The tax years 2019-2021 remain open to federal and state examinations.

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

Following is a summary of such commitments at December 31:

	2022	2021
Fixed rate	$1,110	$1,014
Variable rate	98,862	84,929
Standby letters of credit	3,441	3,659

At December 31, 2022, the fixed-rate commitments have interest rates ranging from 3.38% to 7.38% and maturities ranging from 16 years to 30 years.

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

Note M - Related Party Transactions

Certain directors, executive officers and companies with which they are affiliated were loan customers during 2022. A summary of activity on these borrower relationships with aggregate debt greater than $120 is as follows:

Total loans at January 1, 2022	$17,848
New loans	35
Repayments	(1,388)
Other changes	201
Total loans at December 31, 2022	$16,696

Other changes include adjustments for loans applicable to one reporting period that are excludable from the other reporting period, such as changes in persons classified as directors, executive officers and companies’ affiliates.

Deposits from principal officers, directors, and their affiliates at year-end 2022 and 2021 were $91,782 and $110,405.  In addition, the Company had promissory notes outstanding with directors and their affiliates totaling $2,376 at year-end 2022 and $2,138 at year-end 2021.  The interest rates ranged from 1.00% to 3.25%, with terms ranging from 12 to 24 months.

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note N - Employee Benefits

The Bank has a profit-sharing plan for the benefit of its employees and their beneficiaries. Contributions to the plan are determined by the Board of Directors of Ohio Valley. Contributions charged to expense were $256 and $265 for 2022 and 2021.

Ohio Valley maintains an Employee Stock Ownership Plan (“ESOP”) covering substantially all employees of the Company. Ohio Valley issues shares to the ESOP, purchased by the ESOP with subsidiary cash contributions, which are allocated to ESOP participants based on relative compensation. The total number of shares held by the ESOP, all of which have been allocated to participant accounts, were 313,114 and 292,680 at December 31, 2022 and 2021.  In addition, the subsidiaries made contributions to the ESOP as follows:

	Years ended December 31
	2022	2021

Number of shares issued	18,522	—

Fair value of stock contributed	$575	$—

Cash contributed	0	580

Total expense	$575	$580

Life insurance contracts with a cash surrender value of $37,317 and annuity assets of $2,310 at December 31, 2022 have been purchased by the Company, the owner of the policies. The purpose of these contracts was to replace a current group life insurance program for executive officers, implement a deferred compensation plan for directors and executive officers, implement a director retirement plan and implement supplemental retirement plans for certain officers.  Under the deferred compensation plan, Ohio Valley pays each participant the amount of fees deferred plus interest over the participant’s desired term, upon termination of service.  Under the director retirement plan, participants are eligible to receive ongoing compensation payments upon retirement subject to length of service.  The supplemental retirement plans provide payments to select executive officers upon retirement based upon a compensation formula determined by Ohio Valley’s Board of Directors.  The present value of payments expected to be provided are accrued during the service period of the covered individuals and amounted to $9,192 and $8,973 at December 31, 2022 and 2021. Expenses related to the plans for each of the last two years amounted to $458 and $830. In association with the split-dollar life insurance plan, the present value of the postretirement benefit totaled $3,309 at December 31, 2022 and $3,843 at December 31, 2021.

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

On an as-needed basis, the Company reviews the fair value of collateral, taking into consideration current market data, as well as all selling costs, which typically amount to approximately 10% of the fair value of such collateral.

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
Note O - Fair Value of Financial Instruments (continued)
Assets and Liabilities Measured on a Recurring Basis
Assets and liabilities measured at fair value on a recurring basis are summarized below:

	Fair Value Measurements at December 31, 2022, Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
U.S. Government securities	$54,792	$—	$—
U.S. Government sponsored entity securities	—	7,983	—
Agency mortgage-backed securities, residential	—	121,299	—
Interest rate swap derivatives	—	1,340	—

Liabilities:
Interest rate swap derivatives	—	(1,340)	—

	Fair Value Measurements at December 31, 2021, Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
U.S. Government securities	$20,143	$—	$—
U.S. Government sponsored entity securities	—	25,916	—
Agency mortgage-backed securities, residential	—	130,941	—
Interest rate swap derivatives	—	599	—

Liabilities:
Interest rate swap derivatives	—	(599)	—

Assets and Liabilities Measured on a Nonrecurring Basis
There were no assets or liabilities measured at fair value on a nonrecurring basis at December 31, 2022. Assets and liabilities measured at fair value on a nonrecurring basis at December 31, 2021 are summarized below:

	Fair Value Measurements at December 31, 2021, Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Impaired loans:
Commercial and Industrial	$—	$—	$1,983

At December 31, 2021, the recorded investment of impaired loans measured for impairment using the fair value of collateral for collateral-dependent loans totaled $1,993, with a corresponding valuation allowance of $10, resulting in an increase of $10 in provision expense during the year ended December 31, 2021, with no corresponding charge-offs recognized.

There was no other real estate owned that was measured at fair value less costs to sell at December 31, 2022 and 2021. Furthermore, there were no corresponding write downs during the years ended December 31, 2022 and 2021.

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note O - Fair Value of Financial Instruments (continued)
There was no quantitative information about Level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis at December 31, 2022. The following table presents quantitative information about Level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis at December 31, 2021:

December 31, 2021	Fair Value	Valuation Technique(s)	Unobservable Input(s)	Range	(Weighted Average)
Impaired loans:
Commercial and Industrial	$1,983	Sales approach	Adjustment to comparables and equipment comparables	0% to 25%	18.5%

The carrying amounts and estimated fair values of financial instruments at December 31, 2022 and December 31, 2021 are as follows:

		Fair Value Measurements at December 31, 2022 Using:
	Carrying Value	Level 1	Level 2	Level 3	Total
Financial Assets:
Cash and cash equivalents	$45,990	$45,990	$—	$—	$45,990
Certificates of deposit in financial institutions	1,862	—	1,862	—	1,862
Securities available for sale	184,074	54,792	129,282	—	184,074
Securities held to maturity	9,226	—	4,987	3,473	8,460
Loans, net	879,780	—	—	846,870	846,870
Interest rate swap derivatives	1,340	—	1,340	—	1,340
Accrued interest receivable	3,112	—	485	2,627	3,112

Financial Liabilities:
Deposits	1,027,655	875,736	149,974	—	1,025,710
Other borrowed funds	17,945	—	16,364	—	16,364
Subordinated debentures	8,500	—	8,500	—	8,500
Interest rate swap derivatives	1,340	—	1,340	—	1,340
Accrued interest payable	432	1	431	—	432

		Fair Value Measurements at December 31, 2021 Using:
	Carrying Value	Level 1	Level 2	Level 3	Total
Financial Assets:
Cash and cash equivalents	$152,034	$152,034	$—	$—	$152,034
Certificates of deposit in financial institutions	2,329	—	2,329	—	2,329
Securities available for sale	177,000	20,143	156,857	—	177,000
Securities held to maturity	10,294	—	6,063	4,387	10,450
Loans, net	824,708	—	—	821,899	821,899
Interest rate swap derivatives	599	—	599	—	599
Accrued interest receivable	2,695	—	363	2,332	2,695

Financial Liabilities:
Deposits	1,059,908	870,626	189,796	—	1,060,422
Other borrowed funds	19,614	—	20,279	—	20,279
Subordinated debentures	8,500	—	8,500	—	8,500
Interest rate swap derivatives	599	—	599	—	599
Accrued interest payable	439	1	438	—	439

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
Note P - Regulatory Matters

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgements by regulators. Failure to meet capital requirements can initiate regulatory action. The net unrealized gain or loss on available for sale securities is not included in computing regulatory capital. Management believes as of December 31, 2022, the Bank met all capital adequacy requirements to which they are subject.

Prompt corrective action regulations applicable to insured depository institutions provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2022 and 2021, the Bank met the capital requirements to be deemed well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since year-end 2022 and 2021 that management believes have changed the institution’s well capitalized category.

In 2019, the federal banking agencies jointly issued a final rule that provides for an optional, simplified measure of capital adequacy, the community bank leverage ratio (“CBLR”) framework, for qualifying community banking organizations (banks and holding companies), consistent with Section 201 of the Economic Growth, Regulatory Relief, and Consumer Protection Act. The final rule became effective on January 1, 2020 and was elected by the Bank as of March 31, 2020. In April 2020, the federal banking agencies issued an interim final rule that made temporary changes to the CBLR framework, pursuant to Section 4012 of the CARES Act, and a second interim final rule that provided a graduated increase in the CBLR requirement after the expiration of the temporary changes implemented pursuant to Section 4012 of the CARES Act.

The CBLR removes the requirement for qualifying banking organizations to calculate and report risk-based capital and only requires a Tier 1 to average assets (“leverage”) ratio. Qualifying banking organizations that elect to use the CBLR framework and that maintain a leverage ratio of greater than required minimums are considered to have satisfied the generally applicable risk based and leverage capital requirements in the agencies’ capital rules and, if applicable, are considered to have met the well capitalized ratio requirements for purposes of Section 38 of the Federal Deposit Insurance Act. Under the interim final rules, the CBLR minimum requirement was 8% as of December 31, 2020, 8.5% for calendar year 2021, and 9% for calendar year 2022 and beyond. The interim rule allowed for a two-quarter grace period to correct a ratio that fell below the required amount, provided that the Bank maintained a leverage ratio of 7% as of December 31, 2020, 7.5% for calendar year 2021, and 8% for calendar year 2022 and beyond.

Under the final rule, an eligible banking organization can opt out of the CBLR framework and revert back to the risk-weighting framework without restriction. As of December 31, 2022 and 2021, the Bank qualified as a community banking organization as defined by the federal banking agencies and elected to measure capital adequacy under the CBLR framework.

The following tables summarize the actual and required capital amounts of the Bank as of year-end.

	Actual		To Be Well Capitalized Under Prompt Corrective Action Regulations
Bank	Amount	Ratio	Amount	Ratio
Tier 1 capital (to average assets)
December 31, 2022	$135,404	11.0%	$110,806	9.0%
December 31, 2021	126,201	10.3	104,387	8.5

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note P - Regulatory Matters (continued)
Dividends paid by the subsidiaries are the primary source of funds available to Ohio Valley for payment of dividends to shareholders and for other working capital needs. The payment of dividends by the subsidiaries to Ohio Valley is subject to restrictions by regulatory authorities and state law. These restrictions generally limit dividends to the current and prior two years retained earnings of the Bank and Loan Central, Inc., and 90% of the prior year’s net income of OVBC Captive, Inc. At January 1, 2023 approximately $15,751 of the subsidiaries’ retained earnings were available for dividends under these guidelines. The ability of Ohio Valley to borrow funds from the Bank is limited as to amount and terms by banking regulations. The Board of Governors of the Federal Reserve System also has a policy requiring Ohio Valley to provide notice to the FRB in advance of the payment of a dividend to Ohio Valley’s shareholders under certain circumstances, and the FRB may disapprove of such dividend payment if the FRB determines the payment would be an unsafe or unsound practice.

Note Q - Parent Company Only Condensed Financial Information

Below is condensed financial information of Ohio Valley. In this information, Ohio Valley’s investment in its subsidiaries is stated at cost plus equity in undistributed earnings of the subsidiaries since acquisition. This information should be read in conjunction with the consolidated financial statements of the Company.

CONDENSED STATEMENTS OF CONDITION

	Years ended December 31:
Assets	2022	2021
Cash and cash equivalents	$4,697	$5,366
Investment in subsidiaries	141,402	147,214
Notes receivable – subsidiaries	2,365	2,123
Other assets	259	38
Total assets	$148,723	$154,741

Liabilities
Notes payable	$2,376	$2,138
Subordinated debentures	8,500	8,500
Other liabilities	2,819	2,747
Total liabilities	13,695	13,385

Shareholders’ Equity
Total shareholders’ equity	135,028	141,356
Total liabilities and shareholders’ equity	$148,723	$154,741

CONDENSED STATEMENTS OF INCOME

	Years ended December 31:
Income:	2022	2021
Interest on notes	$29	$20
Dividends from subsidiaries	4,180	6,650

Expenses:
Interest on notes	29	31
Interest on subordinated debentures	296	158
Operating expenses	396	379
Income before income taxes and equity in undistributed earnings of subsidiaries	3,488	6,102
Income tax benefit	141	112
Equity in undistributed earnings of subsidiaries	9,709	5,518
Net Income	$13,338	$11,732
Other Comprehensive Income (loss), net of tax	(15,521)	(1,728)
Comprehensive Income	$(2,183)	$10,004

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note Q - Parent Company Only Condensed Financial Information (continued)
CONDENSED STATEMENTS OF CASH FLOWS

	Years ended December 31:
Cash flows from operating activities:	2022	2021
Net Income	$13,338	$11,732
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(9,709)	(5,518)
Common stock issued to ESOP	575	—
Change in other assets	(221)	(6)
Change in other liabilities	72	1,598
Net cash provided by operating activities	4,055	7,806

Cash flows from investing activities:
Change in notes receivable	(242)	(520)
Net cash used in investing activities	(242)	(520)

Cash flows from financing activities:
Change in notes payable	238	(1,060)
Purchases of treasury stock	—	(954)
Cash dividends paid	(4,720)	(4,018)
Net cash used in financing activities	(4,482)	(6,032)

Cash and cash equivalents:
Change in cash and cash equivalents	(669)	1,254
Cash and cash equivalents at beginning of year	5,366	4,112
Cash and cash equivalents at end of year	$4,697	$5,366

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

Total revenues from the banking segment, which accounted for the majority of the Company’s total revenues, totaled 94.2% and 94.1% of total consolidated revenues for the years ended December 31, 2022 and 2021, respectively.

The accounting policies used for the Company’s reportable segments are the same as those described in Note A - Summary of Significant Accounting Policies.  Income taxes are allocated based on income before tax expense.  All goodwill is in the Banking segment.

Segment information is as follows:

	Year Ended December 31, 2022
	Banking	Consumer Finance	Total Company
Net interest income	$42,529	$2,249	$44,778
Provision for (recovery of) loan losses	(100)	68	(32)
Noninterest income	9,121	1,041	10,162
Noninterest expense	36,612	2,428	39,040
Provision for income taxes	2,429	165	2,594
Net income	12,709	629	13,338
Assets	1,195,974	14,813	1,210,787

	Year Ended December 31, 2021
	Banking	Consumer Finance	Total Company
Net interest income	$38,883	$2,130	$41,013
Provision for (recovery of) loan losses	(500)	81	(419)
Noninterest income	8,831	1,033	9,864
Noninterest expense	34,847	2,433	37,280
Provision for income taxes	2,149	135	2,284
Net income	11,218	514	11,732
Assets	1,235,231	14,538	1,249,769

report of independent registered
public accounting firm

To the Shareholders and Board of Directors
Ohio Valley Banc Corp.
Gallipolis, Ohio

Opinion on the Financial Statements
We have audited the accompanying consolidated statements of condition of Ohio Valley Banc Corp. (the "Company") as of December 31, 2022 and 2021, the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

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

Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments.  The communication of the critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Allowance for Loan Losses – Economic Conditions Qualitative Factor
As more fully described in Note A and Note C to the consolidated financial statements, the Company’s allowance for loan losses represents management’s estimate of probable incurred credit losses in the loan portfolio. The allowance consists of a specific component which relates to individually impaired loans and a general component. For the general component, management performs a quantitative and qualitative analysis to determine the general reserve portion of the allowance for loan losses. The quantitative component consists of historical loss experience determined by portfolio segment and is based on the actual loss history experienced by the Company. The total loan portfolio’s actual loss experience is supplemented with qualitative factors based on the risks present for each portfolio segment.  These qualitative  factors include consideration of the following:  levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions (economic conditions); industry conditions; and effects of changes in credit concentrations.  The most significant qualitative factor considered as of December 31, 2022 was the economic conditions. Management exercised significant judgment when assessing the economic conditions qualitative factor in estimating the allowance for loan losses.

We identified auditing the economic conditions qualitative factor component of the allowance for loan losses as a critical audit matter because auditing management’s assessment of the economic conditions qualitative factor required significant auditor judgment.

report of independent registered
public accounting firm

The primary audit procedures we performed to address this critical audit matter included the following:

•	Evaluation of the completeness and accuracy of internal data used to formulate the economic conditions qualitative factors
•	Evaluation of the relevance and reliability of external data used as a basis for the economic conditions qualitative factor
•	Evaluated management’s judgments and assumptions used to determine the economic conditions qualitative factor for reasonableness
•	Performed data validation of inputs and tested mathematical accuracy of management’s calculation of the economic conditions qualitative factor

/s/Crowe LLP
Crowe LLP

We have served as the Company’s auditor since 1992.

Cleveland, Ohio
March 23, 2023

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

Management assessed Ohio Valley Banc Corp.’s system of internal control over financial reporting as of December 31, 2022, in relation to criteria for effective internal control over financial reporting as described in the 2013 “Internal Control Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this assessment, management concluded that, as of December 31, 2022, its system of internal control over financial reporting is effective and meets the criteria of the “Internal Control Integrated Framework.”

Ohio Valley Banc Corp.

/s/Larry E. Miller	/s/Scott W. Shockey
Larry E. Miller, II President and Chief Executive Officer	Scott W. Shockey Senior Vice President, CFO

March 23, 2023

management's discussion and analysis of
financial condition and results of operations

FORWARD LOOKING STATEMENTS

Certain statements contained in this report and other publicly available documents incorporated herein by reference constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended (the “Exchange Act”), and as defined in the Private Securities Litigation Reform Act of 1995.  Such statements are often, but not always, identified by the use of such words as “believes,” “anticipates,” “expects,” “intends,” “plan,” “goal,” “seek,” “project,” “estimate,” “strategy,” “future,” “likely,” “may,” “should,” “will,” and other similar expressions. Such statements involve various important assumptions, risks, uncertainties, and other factors, many of which are beyond our control and which could cause actual results to differ materially from those expressed in such forward looking statements.  These factors include, but are not limited to:  the effects of COVID-19 and recovery therefrom on our business, operations, customers and capital position; unexpected changes in interest rates or disruptions in the mortgage market; changes in political, economic or other factors, such as inflation rates, recessionary or expansive trends, taxes, the effects of implementation of legislation and the continuing economic uncertainty in various parts of the world; competitive pressures; fluctuations in interest rates; the level of defaults and prepayment on loans made by Ohio Valley Banc Corp. (“Ohio Valley”) and its direct and indirect subsidiaries (collectively, the “Company”); unanticipated litigation, claims, or assessments; fluctuations in the cost of obtaining funds to make loans; and regulatory changes.  Additional detailed information concerning such factors is available in the Company’s filings with the Securities and Exchange Commission, under the Exchange Act, including the disclosure under the heading “Item 1A. Risk Factors” of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022. Readers are cautioned not to place undue reliance on such forward looking statements, which speak only as of the date hereof.  The Company undertakes no obligation and disclaims any intention to republish revised or updated forward looking statements, whether as a result of new information, unanticipated future events or otherwise.

ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The purpose of this discussion is to provide an analysis of the financial condition and results of operations of the Company that is not otherwise apparent from the audited consolidated financial statements included in this report.  The accompanying consolidated financial information has been prepared by management in conformity with U.S. generally accepted accounting principles (“US GAAP”) and is consistent with that reported in the consolidated financial statements.  Reference should be made to those statements and the selected financial data presented elsewhere in this report for an understanding of the following tables and related discussion. All dollars are reported in thousands, except share and per share data.

BUSINESS OVERVIEW:

The following discussion on consolidated financial statements include the accounts of Ohio Valley and its wholly-owned subsidiaries, The Ohio Valley Bank Company (the “Bank”), Loan Central, Inc., a consumer finance company (“Loan Central”), Ohio Valley Financial Services Agency, LLC, an insurance agency, and OVBC Captive, Inc., a limited purpose property and casualty insurance company (the “Captive”).  The Bank has two wholly-owned subsidiaries, Race Day Mortgage, Inc., an Ohio corporation that provides online consumer mortgages (“Race Day”), and Ohio Valley REO, LLC, an Ohio limited liability company.In February 2023, Ohio Valley announced that it was taking steps toward closing Race Day.  The decision to start this process was made due to low loan demand, issues retaining personnel, and lack of profitability.  Ohio Valley plans to see current loan applications in progress to completion.  An exact date of closing is anticipated to be set once existing loan applications have been processed. Ohio Valley and its subsidiaries are collectively referred to as the “Company.”

management's discussion and analysis of
financial condition and results of operations

The Company is primarily engaged in commercial and retail banking, offering a blend of commercial and consumer banking services within southeastern Ohio as well as western West Virginia.  The banking services offered by the Bank include the acceptance of deposits in checking, savings, time and money market accounts; the making and servicing of personal, commercial, floor plan and student loans; the making of construction and real estate loans; and credit card services.  The Bank also offers individual retirement accounts, safe deposit boxes, wire transfers and other standard banking products and services. Furthermore, the Bank offers Tax Refund Advance Loans (“TALs”) to Loan Central tax customers. A TAL represents a short-term loan offered by the Bank to tax preparation customers of Loan Central.

CUSTOMER SUPPORT DURING THE PANDEMIC:

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

RESULTS OF OPERATIONS:

SUMMARY

2022 v. 2021

Ohio Valley generated net income of $13,338 for 2022, an increase of $1,606, or 13.7%, from 2021.  Earnings per share were $2.80 for 2022, an increase of 14.3% from 2021.  The increase in net income and earnings per share for 2022 was impacted by higher net interest income and noninterest income, partially offset by increases in both provision expense and noninterest expense. For 2022, net interest income was positively impacted by the aggressive rate increases initiated by the Federal Reserve Bank (“FRB”), elevating prime rate from 3.25% to 7.50% during 2022. The rate increases were in response to rising inflationary concerns. This had a corresponding impact on higher asset yields that generated growth in interest income, while interest expenses remained less sensitive to higher market rates during most of 2022. As a result, net interest income increased $3,765, while the Company’s fully tax-equivalent net interest income as a percentage of average earning assets (“net interest margin”) increased 28 basis points to 3.89% at December 31, 2022. Average earnings assets also increased 1.3% coming from growth in investment securities and loans, partially offset by a decrease in interest-bearing deposits with banks. Earnings growth in 2022 also came from noninterest income, which increased $298 over 2021. Noninterest income was mostly impacted by increases in service charges on deposit accounts and interchange income on debit and credit card transactions, which were collectively up $797 over 2021. Partially offsetting these positive factors within noninterest income was a $471 increase in realized losses from the sales of lower-yielding securities during 2022 compared to 2021. The positive contributions from higher net interest income and noninterest income were partially offset by increases in both provision expense and noninterest expense, which were collectively up $2,147 over 2021. Provision expense increased $387 over 2021 in large part to higher net charge offs. Noninterest expense increased $1,760 over 2021 mostly from higher marketing, data processing, and software costs, as well as various other overhead costs from Race Day.

management's discussion and analysis of
financial condition and results of operations

The Company’s net interest income in 2022 was $44,778, representing an increase of $3,765, or 9.2%, from 2021.  Impacting net interest income growth was the increase in net interest margin in relation to the increase in market rates. During 2022, the FRB took unprecedented action to restrain inflation and improve the stability of the economy. The FRB raised market rates seven consecutive times ranging from 25 basis points in the beginning of the year to 75 basis points toward the end of the year and brought the prime lending rate up to 7.50% at year-end 2022, an increase of 425 basis points from year-end 2021. This action contributed to higher earning asset yields during 2022. Partially offsetting these positive effects on earning assets were lower PPP loan fees during 2022. The Company had participated in the PPP to assist various businesses in our market areas during the pandemic. The fees earned on PPP loans decreased $1,169 for the year ended December 31, 2022, as compared to the same period in 2021, which had a negative impact to net interest income. While rising market rates during 2022 had a direct impact to higher earning asset yields, the impact was less immediate to interest-bearing costs primarily due to a lagging effect associated with time deposits and certain other interest-bearing deposits. As a result, the Company’s net interest margin finished at 3.89% during the year ended December 31, 2022, an increase of 28 basis points from a 3.61% net interest margin during the same period in 2021.

Also having a positive impact to net interest income was growth in average earning assets, which were up $15,090 during 2022, as compared to 2021.  The growth came largely from increases in investment securities, which were up $36,317 over 2021. The Company utilized a portion of its interest-bearing FRB deposit balances to fund new security purchases in 2022 and account for the runoff in time deposit balances in 2022. As a result, average interest-bearing balances with banks decreased $23,959 from 2021. Average loans during 2022 were limited to a $2,732 increase over 2021, largely due to the repayment of all PPP loans as of the first quarter of 2022. As a result of these repayments, the average balance of PPP loans decreased $14,260 from 2021.

The Company benefited from recording negative provision expense of $32 and $419 during both the years ending 2022 and 2021, respectively.  The factors that limited provision expense the most during 2022 include a decrease in classified loans, as well as a partial release of the COVID-19 reserve.  Partially offsetting these positive effects was a $924 increase in net charge-offs during 2022, primarily from the commercial and industrial loan portfolio.

The Company’s noninterest income increased $298, or 3.0%, from 2021. The year-to-date increase in noninterest income was largely impacted by a $579 increase in service charges on deposit accounts, which included a higher volume of overdraft transactions during 2022. Further contributing to the increase in noninterest income for 2022 was debit / credit card interchange income, which was up $218 and impacted by higher consumer spending during 2022. Partially offsetting these positive effects within noninterest income was an increase of $471 in realized losses on the sale of lower-yielding securities. During the fourth quarter of 2022, the Company sold $12,500 in securities at a loss of $1,537, as compared to $1,066 in losses during the fourth quarter of 2021. The proceeds from the sales of securities were reinvested into similar higher-yielding securities to increase interest earnings.

management's discussion and analysis of
financial condition and results of operations

The Company’s noninterest expenses during 2022 increased $1,760, or 4.7%, from 2021. This increase was mostly impacted by marketing expense, which was up $602 during 2022.  This surge in marketing costs was primarily related to specific donations made during the fourth quarter of 2022 to support the communities we serve.  Data processing expense increased $355 due to higher debit and credit card transaction volume impacted by elevated consumer spending. Software expense increased $339 in relation to software platforms utilized by Race Day, as well as various software purchases and enhancements to further enhance operating efficiencies at the Bank. Other noninterest expense increased $315 due to various other overhead costs from Race Day, which included the purchase of mortgage loan marketing leads.

The Company’s provision for income taxes increased $310 during 2022, largely due to the changes in taxable income affected by the factors mentioned above.

NET INTEREST INCOME

The most significant portion of the Company's revenue, net interest income, results from properly managing the spread between interest income on earning assets and interest expense incurred on interest-bearing liabilities.  The Company earns interest and dividend income from loans, investment securities and short-term investments while incurring interest expense on interest-bearing deposits and short- and long-term borrowings.  Net interest income is affected by changes in both the average volume and mix of assets and liabilities and the level of interest rates for financial instruments.  Changes in net interest income are measured by net interest margin and net interest spread.  Net interest margin is expressed as the percentage of net interest income to average interest-earning assets. Net interest spread is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities.  Both of these are reported on a fully tax-equivalent (“FTE”) basis.  Net interest margin exceeds the net interest rate spread because noninterest-bearing sources of funds, principally noninterest-bearing demand deposits and stockholders' equity, also support interest-earning assets. The following is a discussion of changes in interest-earning assets, interest-bearing liabilities and the associated impact on interest income and interest expense for the two years ended December 31, 2022 and 2021.  Tables I and II have been prepared to summarize the significant changes outlined in this analysis.

Net interest income in 2022 totaled $45,264 on an FTE basis, up $3,773, or 9.1%, from 2021. This increase reflects positive contributions from a 20 basis point increase in earning asset yield, an 11 basis point decrease in average interest-bearing liability cost, and a 1.3% increase in average earning assets.  The average earning asset yield during 2022 was impacted by the FRB’s action to increase rates by 425 basis points beginning in March 2022. Conversely, the Company was able to maintain its average cost of deposits at the lower levels it was experiencing prior to the series of aggressive market rate increases.  This was largely due to a heightened liquidity position of core interest- and noninterest-bearing demand deposit balances, as well as savings and money market account balances. With average rates on deposits remaining low and higher core deposit balances on hand, this extended the continued maturity runoff of time deposits during 2022 that the Company had experienced during 2021. As a result, the net interest margin increased from 3.61% in 2021 to 3.89% in 2022. The net interest margin increase of 28 basis points reflects the benefits of both a 20 basis point increase from the mix and yield on earning assets and an 11 basis point decrease in funding costs, partially offset by a 3 basis point decreasing impact from the use of noninterest-bearing funding (i.e., demand deposits and shareholders’ equity). The increase in average earning assets came mostly from a 21.2% increase in securities, partially offset by a 17.6% decrease in  interest-bearing balances with banks during 2022, as compared to the same period in 2021. Average loans also increased 0.3% over the same time period.

management's discussion and analysis of
financial condition and results of operations

Net interest income increased in 2022 primarily due to the increase in average yield and volume of earning assets combined with the decrease in average cost and volume of interest-bearing liabilities. The yield increase in average earning assets was responsible for increasing FTE interest income by $2,269 during 2022 compared to 2021, while the volume increase in average earning assets contributed to a $643 increase in FTE interest income during the same period. These positive impacts were further enhanced by a decrease in average interest-bearing liability costs that contributed to a $525 reduction in interest expense during 2022 compared to 2021, while a volume decrease in average interest-bearing liabilities contributed to a $336 reduction in interest expense during the same period. The increase in average earning asset yield for 2022 was largely impacted by interest-bearing balances with other banks. The action of the FRB to aggressively increase rates during 2022 had an immediate effect on increasing the interest income generated by the Company’s FRB clearing account. The clearing account interest rate was adjusted up from 0.25% in March 2022 to 4.50% at December 2022. Prior to this, the rate had been fluctuating at or below 0.25% since March 2020. As a result, the average yield factor on interest-bearing balances with other banks had a positive impact on earnings in 2022, increasing interest income by $1,352, as compared to a $215 decrease in interest income during 2021. Conversely, the average volume on interest-bearing balances with other banks contributed to $40 decrease in interest income during 2022, as compared to a $136 increase to interest income during 2021. The change was impacted by the utilization of excess deposits within the FRB clearing account during 2022. The Company utilizes its interest-bearing FRB clearing account to manage excess funds, as well as to assist in funding earning asset growth. Entering 2022 and prior to the FRB actions of increasing rates, the impact of COVID-19 had generated higher levels of excess funds within the clearing account.  The Company used these balances in 2022 to help fund a portion of the growth in loans and investment security purchases, while also facilitating the maturity runoff of time deposits. The volume decrease in the Bank’s FRB clearing account during 2022 led to a $23,959, or 17.6%, decrease in average interest-bearing balances with other banks during 2022 compared to 2021, and also led to a lower composition of average interest-bearing balances with other banks, finishing at 9.6% of average earning assets in 2022, as compared to 11.8% in 2021.

Average securities of $207,474 at year-end 2022 represented a 21.2% increase from the $171,157 in average securities at year-end 2021. The significant surge in deposits during 2021 that carried over into 2022 was a result of various government stimulus programs that produced heightened levels of excess liquidity. The Company utilized a portion of these excess funds to purchase investment securities. Average taxable securities in 2022 increased 22.7% over the prior year, particularly from purchases of U.S. Government and Agency mortgage-backed securities. As a result, the composition of average taxable securities grew to 17.1% of average earning assets at year-end 2022, as compared to 14.1% at year-end 2021, and contributed to a $565 increase in interest income during 2022, as compared to a $912 increase in interest income during 2021. The rising rate environment had a positive impact on the average yields on taxable securities during 2022, as the new purchases were being booked at higher interest rate yields. Furthermore, the Company took opportunities to sell some of its lower-yielding taxable securities in December of 2021 and 2022, and use the proceeds to reinvest into higher-yielding securities. The resulting realized losses from both sales are expected to be offset by increases in future interest income. As a result, the average yield factor for taxable securities contributed to a $912 increase in interest income during 2022, as compared to a $974 decrease in interest income during 2021. Average tax exempt securities were down 7.1% from the prior year, largely related to maturities of state and municipal investments. As a result, the composition of average state and municipal investments trended down to 0.7% of average earning assets at year-end 2022, as compared to 0.8% at year-end 2021.  Management continues to focus on generating loan growth as loans provide the greatest return to the Company. Management also maintains securities at a dollar level adequate enough to provide ample liquidity and cover pledging requirements.

Loans also had a positive, but limited, impact to net interest income from both volume and yield factors. Total loans experienced a $2,732, or 0.3%, increase in average loans, which contributed to $138 in additional FTE interest income during 2022 compared to 2021. This growth came predominantly from the commercial real estate, commercial and industrial and consumer loan segments. However, the Company’s government-guaranteed PPP loans that were originated from 2020 and early 2021 began to fully payoff during the second half of 2021.  The payoffs of those loans caused an average balance decrease of $14,260 in PPP loans in 2022 compared to 2021, which limited average loan growth in 2022. While average loans increased in 2022, investment securities experienced more accelerated growth in 2022. As a result, the Company’s average loan composition decreased to 72.5% of average earning assets at year-end 2022, as compared to 73.3% for 2021. The increase in short-term rates during 2022 had a direct impact on the repricing of a portion of the Company’s loan portfolio that contributed to higher earnings in 2022.  Partially offsetting the effects of market rate repricings were lower loan fees, primarily from a $1,169 decrease in fees from the payoffs of PPP loans in 2021. As a result, the average loan yield finished at 5.06% at year-end 2022, as compared to 5.05% at year-end 2021, which contributed to a $55 increase in FTE interest income during 2022.

management's discussion and analysis of
financial condition and results of operations
Net interest income was positively impacted by a decline in the average cost of interest-bearing liabilities, particularly with the Company’s time deposits, during 2022. Prior to 2022, the Company was already benefiting from lower interest costs on its CD portfolio from the short-term rate decreases in 2020 that had a lagging effect into 2021. The Company entered 2022 with CD rates still adjusting downward, but also experiencing a large increase in excess deposits carried over from 2021 resulting from various government stimulus programs. As the FRB began moving short-term rates up in March 2022, the Company still maintained heightened levels of liquidity, which allowed deposit rates to remain unadjusted for most of 2022. This extended the downward rate repricings on CDs as they matured or renewed at lower rates. Rate offerings on CDs began adjusting up in the second half of 2022, but was not impactful in generating significant increases to interest expense during that period. As a result, the average cost of time deposits decreased 36 basis points from 1.01% in 2021 to 0.65% in 2022, which contributed to a $643 decrease in interest expense for the year. This is compared to a $1,483 decrease in interest expense during 2021. Lower CD rates have also generated less consumer demand for CD products.  As a result, the average time deposit segment decreased $30,890, or 15.4%, during 2022. This led to a decrease in the composition of average time deposits from 26.9% of interest-bearing liabilities at year-end 2021 to 22.7% at year-end 2022, which contributed to a $279 decrease in interest expense for the year, as compared to a $189 decrease in interest expense during 2021.

Lower interest rates also had a significant impact on core deposit segments that include negotiable order of withdrawal (“NOW”), savings and money market accounts. Interest expense on these accounts was largely unaffected by the rising rate environment in 2022 due to a lagging effect on deposit rate adjustments. These repricing efforts to limit the magnitude of deposit rate increases in a higher rate environment contributed to a minimal impact to interest expense during 2022. As a result, the Company’s average cost of savings and money market accounts decreased from 0.09% in 2021 to 0.08% in 2022, while the average cost of NOW accounts increased slightly from 0.32% in 2021 to 0.34% in 2022. Collectively, this contributed to just a $5 increase to interest expense during 2022, as compared to an $846 decrease in 2021. Customer deposits continued to increase during 2022 within these core deposit segments impacted by excess deposits carried over from 2021 that had been impacted by stimulus relief monies and a consumer preference to preserve these customer deposit proceeds during the pandemic.  As a result, average balances during 2022 increased 7.1% within NOW accounts and 7.7% within savings and money market accounts, altogether representing 73.5% of average interest-bearing liabilities in 2022, as compared to 68.5% in 2021.

Conversely, the Company’s average other borrowings and subordinated debentures collectively decreased $6,110, or 17.7%, during 2022.  The decrease was related to the principal repayments applied to various FHLB advances. Borrowings and subordinated debentures continue to represent the smallest composition of average interest-bearing liabilities, finishing at 3.8% and 4.6% at the end of 2022 and 2021, respectively.

management's discussion and analysis of
financial condition and results of operations

Total interest and fee income on average earning assets increased $2,912, or 6.4%, during 2022, but decreased $1,423, or 3.1%, during 2021.  The converse relationship between 2022 and 2021 was the change in rate environments, transitioning from a low rate environment in 2021 to a rising rate environment in 2022. The Company’s interest and fees from its consumer loan portfolio increased $629, or 6.3%, during 2022. The increase was primarily the result of higher consumer loan yields and an increase in average consumer capital line and unsecured loan balances. As a result, consumer loan interest increased $534 and consumer loan fees increased $95 during 2022. During 2021, consumer loan interest and fees decreased $376, or 3.6%. The decrease was primarily the result of lower consumer loan yields and a decrease in average automobile loans. As a result, consumer loan interest decreased $358 and consumer loan fees decreased $18 during 2021.

The Company’s interest and fees from its commercial loan portfolio decreased $368, or 1.7%, during 2022. The decrease came primarily from lower commercial loan fees, which decreased $1,295, or 60.4%, during 2022, as compared to 2021. The Company had participated in the PPP since 2020 as part of the government’s relief program for businesses impacted by COVID-19. These originations began in the second quarter of 2020, with another round added during the first quarter of 2021. The majority of PPP loan originations from both rounds had paid off during 2021. This resulted in the income recognition of $1,184 in PPP loan fees from the SBA during 2021, as compared to $15 in PPP loan fees in 2022.  This  $1,169 decrease in PPP loan fees completely offset an increase in commercial interest income in 2022, which was up $927 over 2021. The interest income increase was impacted by higher average yields and increases in average commercial loan balances within the commercial real estate and commercial and industrial portfolios. During 2021, the Company’s commercial loan interest and fees increased $1,387, or 7.0%, during 2021. The increase was impacted by higher average commercial loan balances that completely offset the negative impact of lower commercial loan yields. Commercial loan demand was successful in generating an average balance increase of 14.0% within the Company’s commercial real estate and commercial and industrial portfolios. Balance increases were driven by a $48,035 increase in average commercial loans from the Company’s Pike and Athens county markets in Ohio and Cabell County market in West Virginia.  Further impacting commercial revenue during 2021 was a $728 increase in loan fees, which came from the payoffs of PPP loans discussed above that impacted 2021. This resulted in income recognition of $1,184 in PPP loan fees from the SBA during 2021, an increase of $479 in PPP fees over 2020.

The Company’s interest and fees from its residential real estate loan portfolio decreased $90, or 0.8%, during 2022. This was impacted by a decrease in average residential real estate loan balances caused by principal repayments and payoffs, and a lower volume of new loan originations during 2022. The demand for residential real estate loans declined as mortgage rates continued to increase during 2022,  causing potential home buyers to hold back and wait for affordability to improve. As a result, interest income decreased $51 and fee income decreased $39 within the residential real estate portfolio during 2022. During 2021, the Company’s interest and fees from its residential real estate loan portfolio decreased $2,113, or 16.2%, during 2021. The decrease was impacted by lower average balances, yields and fees on the residential real estate loan portfolio during 2021. Residential real estate loan yields were negatively impacted by a sustained low rate environment in 2021. Lower average residential real estate loan balances in 2021 came mostly from the Bank’s warehouse lending volume. Warehouse lending consists of a line  of credit provided by the Bank to another mortgage lender that makes loans for the purchase of one- to four-family residential real estate properties. The  mortgage lender  eventually sells the loans and repays the Bank.  As mortgage refinancings reached their peak during the second half of 2020, the volume of warehouse lending balances decreased to zero at June 30, 2021. As a result, average warehouse lending balances decreased from $25,110 in 2020 to $7,214 in 2021. The sustained low rate environment combined with less mortgage refinancings also contributed to a shift into more long-term fixed-rate mortgages (up $4,284) and less short-term adjustable-rate mortgages (down $11,044) during 2021. Lower real estate loan fees were the result of fewer loan modifications during 2021.

management's discussion and analysis of
financial condition and results of operations

CONSOLIDATED AVERAGE BALANCE SHEET & ANALYSIS OF NET INTEREST INCOME

	December 31
Table I	2022			2021
(dollars in thousands)	Average Balance	Income/ Expense	Yield/ Average	Average Balance	Income/ Expense	Yield/ Average
Assets
Interest-earning assets:
Interest-bearing balances with banks	$112,112	$1,507	1.34%	$136,071	$195	0.14%
Securities:
Taxable	199,446	3,656	1.83	162,511	2,179	1.34
Tax exempt	8,028	227	2.83	8,646	297	3.44
Loans	844,413	42,712	5.06	841,681	42,519	5.05
Total interest-earning assets	1,163,999	48,102	4.13%	1,148,909	45,190	3.93%

Noninterest-earning assets:
Cash and due from banks	14,767			14,739
Other nonearning assets	81,303			77,254
Allowance for loan losses	(5,417)			(7,101)
Total noninterest-earning assets	90,653			84,892
Total assets	$1,254,652			$1,233,801

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
NOW accounts	$226,709	$778	0.34%	$211,636	$680	0.32%
Savings and money market	322,272	242	0.08	299,129	265	0.09
Time deposits	169,682	1,110	0.65	200,572	2,032	1.01
Other borrowed money	19,954	412	2.06	26,064	564	2.16
Subordinated debentures	8,500	296	3.48	8,500	158	1.86
Total int.-bearing liabilities	747,117	2,838	0.38%	745,901	3,699	0.49%

Noninterest-bearing liabilities:
Demand deposit accounts	353,019			331,027
Other liabilities	19,295			18,042
Total noninterest-bearing liabilities	372,314			349,069

Shareholders’ equity	135,221			138,831
Total liabilities and shareholders’ equity	$1,254,652			$1,233,801

Net interest earnings		$45,264			$41,491
Net interest margin			3.89%			3.61%
Net interest rate spread			3.75%			3.44%
Average interest-bearing liabilities to average earning assets			64.19%			64.92%

Fully taxable equivalent yields are reported for tax exempt securities and loans and calculated assuming a 21% tax rate, net of nondeductible interest expense. Tax-equivalent adjustments for securities during the years ended December 31, 2022 and 2021 totaled $47 and $61, respectively. Tax-equivalent adjustments for loans during the years ended December 31, 2022 and 2021 totaled $439 and $417, respectively. Average balances are computed on an average daily basis. The average balance for available for sale securities includes the market value adjustment. However, the calculated yield is based on the securities’ amortized cost. Average loan balances include nonaccruing loans. Loan income includes cash received on nonaccruing loans.

management's discussion and analysis of
financial condition and results of operations

RATE VOLUME ANALYSIS OF CHANGES IN INTEREST INCOME & EXPENSE Table II
(dollars in thousands)	2022			2021
	Increase (Decrease) From Previous Year Due to			Increase (Decrease) From Previous Year Due to
	Volume	Yield/Rate	Total	Volume	Yield/Rate	Total
Interest income
Interest-bearing balances with banks	$(40)	$1,352	$1,312	$136	$(215)	$(79)
Securities:
Taxable	565	912	1,477	744	(974)	(230)
Tax exempt	(20)	(50)	(70)	(22)	(40)	(62)
Loans	138	55	193	1,587	(2,639)	(1,052)
Total interest income	643	2,269	2,912	2,445	(3,868)	(1,423)

Interest expense
NOW accounts	50	48	98	114	(52)	62
Savings and money market	20	(43)	(23)	127	(794)	(667)
Time deposits	(279)	(643)	(922)	(189)	(1,483)	(1,672)
Other borrowed money	(127)	(25)	(152)	(128)	(37)	(165)
Subordinated debentures	----	138	138	----	(50)	(50)
Total interest expense	(336)	(525)	(861)	(76)	(2,416)	(2,492)
Net interest earnings	$979	$2,794	$3,773	$2,521	$(1,452)	$1,069

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

The Company’s interest income from taxable investment securities increased $1,477, or 67.8%, in 2022.  This was primarily due to investment purchases and reinvestment of maturities at market rates higher than the average portfolio yield. During 2022, the Company took opportunities to reinvest a portion of excess deposits into new U.S. Government and Agency mortgage-backed securities, which contributed to a $42,806 increase in average taxable securities. Additionally, the Company sold $12,500 of lower-yielding taxable securities at the end of 2022, and $48,732 of lower-yielding taxable securities at the end of 2021. The proceeds from both sales were used to reinvest in similar higher-yielding securities that impacted higher asset yields in 2022. These factors had a positive impact on increasing the yield on taxable securities, which increased from 1.34% in 2021 to 1.83% in 2022. During 2021, interest income from taxable investment securities decreased $230, or 9.6%. The Company took opportunities to reinvest a portion of excess deposits into new U.S. Government, U.S. Government sponsored entity and Agency mortgage-backed securities, which contributed to a $44,421 increase in average taxable securities. However, the positive impacts from higher average taxable securities was completely offset by a 70 basis point decline in taxable securities yield from 2.04% to 1.34%. This was primarily due to investment purchases and reinvestment of maturities at market rates lower than the average portfolio yield.

management's discussion and analysis of
financial condition and results of operations

Total interest expense incurred on the Company’s interest-bearing liabilities decreased $861, or 23.3%, during 2022, and $2,492, or 40.3%, during 2021. The decrease in interest expense during 2022 was largely the result of a lagging effect to deposit rate increases during the time that the FRB took action to aggressively move short-term rates up to combat inflationary pressures in 2022. At that time, the Company was able to maintain a large amount of excess deposit balances within its core segment of interest-bearing NOW, savings and money market accounts with little to no change to their respective deposit product rates. With deposit rates resistant to increase, this caused continued maturity runoff of higher-cost CD balances, some of which were reinvested back into other Bank products. Given the Company’s asset-sensitivity, the increases in short-term interest rates had a positive impact on net interest income in that interest-earning assets repriced faster than interest-bearing liabilities. By experiencing minimal change in deposit rates, this delayed the negative impact that higher market rates had on increasing deposit expense during most of 2022. As a result, the weighted average cost on interest-bearing liabilities decreased from 0.49% in 2021 to 0.38% in 2022.  The decrease in interest expense during 2021 was largely the result of a decline in market rates from March 2020, which impacted 2021.  The Company’s strategy continues to focus on funding earning asset growth with lower cost, core deposit funding sources to further reduce, or limit growth in, interest expense. With the FRB’s action to reduce short-term rates in 2020, the Bank saw many of its interest-bearing deposit products reprice downward. This led to a decrease in the Company’s weighted average costs from 0.90% at year-end 2020 to 0.49% at year-end 2021. This caused the interest cost on most deposit products to decrease during 2021. However, the pace of interest expense savings was slowed during 2020 due to a lag in repricing on deposits. The Company can only benefit from lower CD interest expense to the extent that new CDs at lower rates could be issued. As CD rates continued to reprice downward, the Company experienced more of an interest expense savings in 2021 than in 2020. The Company’s repricing efforts continued in 2021 with a rate reduction to the Company’s prime investment deposit account, which had a significant impact in lowering money market expense during 2021. Lower rates on deposits also contributed to less of a consumer demand for CDs in 2021, which caused a shift into more NOW, savings and money market balances. This composition shift from higher-cost CDs to lower-cost NOW, savings and money market accounts helped to reduce the Company’s interest expense during 2021.

The Company’s interest expenses were also impacted by other borrowed money and subordinated debentures, which were down collectively by $14, or 1.9%, during the year ended 2022, and $215, or 22.9% during the year ended 2021.  The decreases were primarily from the average balance decrease in FHLB borrowings caused by principal repayments during both 2021 and 2022. Partially offsetting the decreases from FHLB borrowings was an increase in the average cost of subordinated debentures, which grew from 1.86% in 2021 to 3.48% in 2022. The impact came from the rise in market rates during 2022 that had a corresponding effect to the rate tied to the subordinated debt.

During 2022, the Company’s net interest margin was positively impacted by the increasing market rates that contributed to higher earning asset yields. The positive impact from 2022’s interest rate increases by the FRB materially elevated interest income on earning assets during 2022. The margin was also positively impacted by a decrease in interest costs in 2022 due to the lagging effect in deposit rates, mostly from CDs, that significantly delayed upward cost adjustments in 2022. These factors contributed to an increase in the net interest margin from 3.61% in 2021 to 3.89% in 2022. The Company’s primary focus is to invest its funds into higher-yielding assets, particularly loans, as opportunities arise. However, if loan balances do not continue to expand and remain a larger component of overall earning assets, the Company will face pressure within its net interest income and margin improvement.

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

During 2022, the Company recorded negative provision expense of $32, as compared to $419 in negative provision expense in 2021. The factors contributing most to the Company’s net recovery of provision expense during both years include decreases in certain economic risk factors, such as the level of classified loans, and the partial release of the COVID-19 reserve. These improvements contributed to lower general reserves during both 2022 and 2021. Partially offsetting these improvements were increases in net charge-offs, which were more impactful in reducing the net recovery of provision expense in 2022 compared to 2021.

 During 2022, the Company experienced a $645 decrease in its COVID-19 reserve allocation. This risk factor was added in March 2020 and was necessary to account for the negative outlook of the pandemic, including increases in unemployment that could produce higher anticipated losses. Based on positive asset quality trends and lower net charge-offs, management released $645 of the reserve related to the COVID-19 risk factor in the first quarter of 2022, resulting in a corresponding decrease to both provision expense and the allowance for loan losses.

Excluding the impact from the COVID-19 risk factor, the Company also decreased its general allocations from $3,840 at December 31, 2021 to $3,071 at December 31, 2022, which resulted in lower provision expense during 2022. The Company’s general allocation evaluates several factors that include: loan volume, average historical loan loss trends, credit risk, regional unemployment conditions, asset quality, and changes in classified and criticized assets. Provision expense decreases arising from general allocations were impacted by a decrease in classified assets, as well as lower nonperforming loans that yielded less general allocations. Classified assets within the commercial loan portfolio decreased $6,548, or 70.6%, from year-end 2021 to year-end 2022. Furthermore, the Company’s nonperforming loans to total loans were 0.43% at year-end 2022, as compared to 0.56% at year-end 2021, while nonperforming assets to total assets were 0.31% at year-end 2022 and 0.37% at year-end 2021. Partially offsetting these factors was a negative impact to general allocations in 2022 associated with the Company’s historical loan loss factor. This was due to a normalizing effect on the average historical loan loss factor, which decreased by 6 basis points in 2021 compared to just a 1 basis point decrease in 2022.  This resulted in less general reserves being released in 2022 compared to 2021, effectively causing the reduction in provision expense to be less impactful in 2022.

Further generating lower provision expense was a decrease in specific allocations. Specific allocations of the allowance for loan losses identify loan impairment by measuring fair value of the underlying collateral and the present value of estimated future cash flows. There was no net impact to provision expense in 2022 related to specific allocations, as compared to $10 in provision expense in 2021.

Partially offsetting the decreasing effects to provision expense mentioned above was a $924, or 358.1%, increase in net-charge offs on loans. The increase in net charge offs came mostly from the charge offs of two commercial and industrial loans totaling $613 in the second quarter of 2022 as part of a single borrower relationship. This required a corresponding increase to provision expense.

management's discussion and analysis of
financial condition and results of operations

Also contributing to higher provision expense were increases in loan balances generally allocated for at December 31, 2022 compared to December 31, 2021. The risk associated with the increase in loans generated higher general reserves and a corresponding increase to provision expense.

Management believes that the allowance for loan losses was adequate at December 31, 2022, and reflected probable incurred losses in the portfolio.  The allowance for loan losses was 0.60% of total loans at December 31, 2022, as compared to 0.78% at December 31, 2021.  There can be no assurance, however, that adjustments to the allowance for loan losses will not be required in the future.  Changes in the circumstances of particular borrowers, as well as adverse developments in the economy, could cause further increases in the required allowance for loan losses and require additional provision expense. Asset quality will continue to remain a key focus, as management continues to stress not just loan growth, but quality in loan underwriting as well. Future provisions to the allowance for loan losses will continue to be based on management’s quarterly in-depth evaluation that is discussed in further detail below under the caption “Critical Accounting Policies - Allowance for Loan Losses” within this Management’s Discussion and Analysis.

NONINTEREST INCOME

During 2022, total noninterest income increased $298, or 3.0%, as compared to 2021.  The increase in noninterest revenue was primarily impacted by higher service charges on deposit accounts, which were up $579, or 31.1%, during 2022 over 2021. This was primarily from an increase in the volume of overdraft transactions during 2022.

Noninterest income was positively impacted by an increase in debit and credit card interchange income, which was up $218, or 4.7%, during 2022, as compared to 2021. Higher interchange income was impacted by an increase in consumer spending that led to a higher volume of transactions associated with the Company’s debit and credit card products.

Other noninterest income also increased $121, or 12.7%, during 2022, as compared to 2021. This was primarily impacted by a $186 increase in broker fees at Race Day for their portion of mortgage loan sales during 2022. Increases in other noninterest income also came from higher earnings on compensating balances as part of processing tax refunds, which increased $95 in 2022. Further increases also came from commercial loan servicing fees, which were up $44 during 2022.  These increases were partially offset by the sale of bank owned property during 2021. The property sales from 2021 resulted in a $194 non-recurring gain, which included the sales of vacant land in Lawrence County, Ohio and a branch building in Jackson, Ohio, that had been acquired as part of the merger with the Milton Banking Company in 2016.

Partially offsetting the increases to noninterest income mentioned above were higher losses associated with the sales of investment securities. During the fourth quarter of 2022, the Company received proceeds of $10,963 from the sale of three securities totaling $12,500 at a weighted average yield of 1.22%.  The lower-yielding securities were replaced with similar securities with a higher weighted average yield of 4.09%. The Company had repeated this strategy a year earlier during the fourth quarter of 2021, receiving proceeds of $47,666 from the sale of thirteen securities totaling $48,732 at a weighted average yield of 0.89%.  The lower-yielding securities were replaced with similar securities with a higher weighted average yield of 1.30%. As a result, realized losses on the sale of securities totaled $1,537 in 2022, as compared to $1,066 in losses in 2021, lowering noninterest income by $471. While realized losses were incurred, the transactions are expected to increase future income and have a positive impact to the margin.

Noninterest income was also negatively impacted by a $157, or 18.4%, decrease in mortgage banking income affected by a lower volume of real estate loans sold to the secondary market in 2022. To help manage consumer demand for longer-term, fixed-rate real estate mortgages during a low interest rate environment, the Company will sell a portion of the real estate loan volume it originates during that period. The decision to sell long-term fixed-rate mortgages at lower rates would also help to minimize the interest rate risk exposure to rising rates. The large volume of mortgage refinancing experienced during the pandemic of 2020 began to normalize in 2021. As market rates increased in 2022, this had a negative effect on further lowering mortgage refinancing volume. As a result, the Bank’s mortgage banking income decreased $443 in 2022. Partially offsetting this decrease was Race Day’s growth in mortgage banking income, which increased $286 in 2022 due to an increase in volume of loan sales.

management's discussion and analysis of
financial condition and results of operations

The Company’s remaining noninterest income categories increased $8, or 0.3%, during the year ended 2022, as compared to 2021. This was in large part due to higher trust income partially offset by lower earnings on bank owned life insurance and tax preparation fees.

NONINTEREST EXPENSE

Management continues to work diligently to minimize noninterest expense.  For 2022, total noninterest expense increased $1,760, or 4.7%, as compared to 2021.  The Company’s largest noninterest expense item, salaries and employee benefits, was limited to a $34, or 0.2%, decrease during 2022. Contributing most to this cost savings was the reevaluation of nonqualified benefit plan liabilities at year-end 2022. Based on higher market interest rates, the benefit plan liabilities were reduced, leading to a lump sum decrease in benefit expense in December 2022.  As a result, the expense associated with the nonqualified benefit plans decreased $978 during 2022, as compared to 2021. Partially offsetting the decrease in benefit plan expense were higher salary expense, which was primarily related to the staffing of Race Day employees and to annual merit increases associated with the improved financial performance achieved in 2022.

Completely offsetting the decrease in salaries and employee benefit costs were higher marketing costs, increasing $602, or 72.9%, during 2022 compared to 2021. Marketing costs were largely impacted by specific donations made during the fourth quarter of 2022 to support the communities that we serve and reflective of our Community First mission. As a result, donation expenses increased $562 during 2022, while advertising and public relation expenses increased $40.

Data processing expense also increased $355, or 14.8%, during 2022. Higher costs in this category were the direct result of the volume increase in debit and credit card transactions, which increased processing costs.

The Company also experienced an increase in software expense during 2022, which was up $339, or 18.3%, over the year ended 2021.  The increase was largely impacted by the associated software costs from Race Day, which included various software platforms and resources necessary to conduct business. Further increases came from various software purchases and enhancements at the Bank to further improve operational efficiencies in 2022.

Other noninterest expense increased $315, or 5.6%, during 2022 compared to 2021. This was primarily impacted by various other overhead costs from Race Day, which increased $467 during 2022. These costs include the expense associated with purchasing mortgage loan marketing leads and employee recruiting costs. Partially offsetting additional Race Day overhead expense was a nonrecurring prepayment penalty expense incurred from the prior year. During the fourth quarter of 2021, the Company redeemed $3,187 in long-term FHLB advances that had been used to fund fixed rate loans. The specific loans being funded were paid off, which permitted the Company to redeem the advances. By redeeming the advances, a prepayment penalty of $186 was incurred, which contributed to the increase in other noninterest expense during 2021.

management's discussion and analysis of
financial condition and results of operations

The Company’s occupancy, furniture and equipment expenses were also up $148, or 5.1%, during 2022, as compared to 2021. This was primarily related to building repair and maintenance costs, as well as utility costs.

The remaining noninterest expense categories increased $35, or 1.7%, during the year-ended 2022, as compared to 2021.

The Company's efficiency ratio is defined as noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income. The effects from provision expense are excluded from the efficiency ratio. Management continues to place emphasis on managing its balance sheet mix and interest rate sensitivity as well as developing more innovative ways to generate noninterest revenue. During 2022, the Company has benefited from an increase in earning asset yields and a decrease in the average costs on interest-bearing liabilities. The actions of the FRB to increase market rates have contributed to the asset yield improvement. Furthermore, the composition shift from lower yielding Federal Reserve Bank balances to higher yielding loans and securities has also had a positive impact to the net interest margin. These factors more than offset the decrease in PPP loan fees that were more impactful during 2021 than 2022. As a result, net interest income during the year ended 2022 has outperformed the net interest income results during the year ended 2021. Increases in overhead costs associated with Race Day, along with higher marketing, data processing and software costs have contributed to higher noninterest expense, which have increased 4.7% during the year ended 2022, compared to the year ended 2021. However, the increases in overhead expense, net of noninterest revenue, during the year ended 2022 are only partially offsetting the benefits of higher net interest earnings. As a result, the Company’s efficiency number decreased (improved) to 70.44% at December 31, 2022, from 72.59% at December 31, 2021.

PROVISION FOR INCOME TAXES

The provision for income taxes during 2022 totaled $2,594, compared to $2,284 in 2021.  The effective tax rate for both 2022 and 2021 was 16.3%. The effective tax rate was unchanged in 2022 as a result of a lump sum adjustment that reduced costs associated with certain nondeductible retirement benefit plans during 2022, which lowered tax expense.

FINANCIAL CONDITION:

CASH AND CASH EQUIVALENTS

The Company’s cash and cash equivalents consist of cash, as well as interest- and non-interest bearing balances due from other banks.  The amounts of cash and cash equivalents fluctuate on a daily basis due to customer activity and liquidity needs.  At December 31, 2022, cash and cash equivalents decreased $106,044 to $45,990, compared to $152,034 at December 31, 2021.  The decrease in cash and cash equivalents came mostly from lower interest-bearing deposits on hand with correspondent banks. At December 31, 2022, the Company’s interest-bearing FRB clearing account represented over 66% of cash and cash equivalents. The Company utilizes its interest-bearing FRB clearing account to manage excess funds, as well as to assist in funding earning asset growth. During 2022, the Company utilized a portion of its clearing account balances to reinvest in higher-yielding loans and investment securities. The interest rate paid on both the required and excess reserve balances of the FRB account is based on the targeted federal funds rate established by the Federal Open Market Committee.  During 2022, the rate associated with the Company’s FRB clearing account increased 425 basis points due to rising inflationary concerns, resulting in a target federal funds rate range of 4.25% to 4.50%. The interest-bearing deposit balances in the FRB are 100% secured by the U.S. Government.

management's discussion and analysis of
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

CERTIFICATES OF DEPOSIT IN FINANCIAL INSTITUTIONS

At December 31, 2022, the Company had $1,862 in CDs owned by the Captive, down $467, or 20.1%, from year-end 2021. The deposits on hand at December 31, 2022, consist of eight certificates with remaining maturity terms ranging from less than four months up to nine months.

SECURITIES

Management's goal in structuring its investment securities portfolio is to maintain a prudent level of liquidity and to provide an acceptable rate of return without sacrificing asset quality.  During 2022, the balance of total securities increased $6,006, or 3.2%, compared to year-end 2021. The Company’s investment securities portfolio is made up mostly of Agency mortgage-backed securities, representing 62.8% of total investments at December 31, 2022. During the year ended 2022, the Company utilized a portion of its heightened excess deposits to purchase investment securities with the intent of minimizing the amount of funds being maintained within the lower-yielding interest-bearing FRB clearing account. This resulted in $29,470 of new Agency mortgage-backed securities, while receiving principal repayments of $22,891. The monthly repayment of principal has been the primary advantage of Agency mortgage-backed securities as compared to other types of investment securities, which deliver proceeds upon maturity or at a specified call date. The Company also used excess deposits to purchase $37,351 in U.S. Government securities, net of maturities.

Furthermore, during the fourth quarter of 2022, the Company received proceeds of $10,963 from the sale of three securities totaling $12,500. These securities carrying a weighted average yield of 1.22% were replaced with similar securities at a higher weighted average yield of 4.09%. While this sale and repurchase of securities resulted in a realized loss of $1,537 with little change to the balance of earning assets, the Company will benefit from the shift to higher-yielding securities that is expected to increase future income and have a positive impact to the margin.

In addition, the continued increases in long-term reinvestment rates during 2022 led to a $19,647 decrease in the fair value associated with the Company’s available for sale securities at December 31, 2022.  The fair value of an investment security moves inversely to interest rates, so as reinvestment rates increased, the unrealized gain in the portfolio decreased. These changes in rates are typical and do not impact earnings of the Company as long as the securities are held to full maturity.

Investment Portfolio Composition
at December 31, 2022	at December 31, 2021

management's discussion and analysis of
financial condition and results of operations

SECURITIES Table III
	MATURING
As of December 31, 2022	Within One Year		After One but Within Five Years		After Five but Within Ten Years			After Ten Years
(dollars in thousands)	Amount	Yield	Amount	Yield	Amount		Yield	Amount		Yield

U.S. Government securities	$4,928	2.37%	$49,864	2.30%	$	----	----	$	----	----
U.S. Government sponsored entity securities	1,993	2.73%	1,676	1.89%		4,314	1.50%		----	----
Obligations of states and political subdivisions	787	4.89%	3,735	3.02%		1,976	2.53%		1,961	2.81%
Agency mortgage-backed securities, residential	119	3.37%	62,658	2.08%		58,523	1.47%		----	----
Total securities	$7,827	2.73%	$117,933	2.20%		$64,813	1.50%		$1,961	2.81%

  Tax-equivalent adjustments of $47 have been made in calculating yields on obligations of states and political subdivisions using a 21% rate. Weighted average yields are calculated on the basis of the cost and effective yields weighted for the scheduled maturity of each security. Mortgage-backed securities, which have prepayment provisions, are assigned to a maturity category based on estimated average lives. Securities are shown at their fair values, which include the market value adjustments for available for sale securities.

Maturing securities provided the Company with sufficient liquidity in 2021 and 2022 so as to obviate the need for other sources of fundraising, such as debt offerings.
The Company’s focus will be to generate interest revenue primarily through loan growth, as loans generate the highest yields of total earning assets.  Table III provides a summary of the securities portfolio by category and remaining contractual maturity.  Issues classified as equity securities have no stated maturity date and are not included in Table III.

LOANS

In 2022, the Company's primary category of earning assets and most significant source of interest income, total loans, increased $53,858, or 6.5%, to $885,049.  The increase in loan balances from year-end 2021 came primarily from the residential real estate and commercial and industrial loan portfolios, with other increases coming from the commercial real estate and consumer loan portfolios.

Generating residential real estate loans remains a significant focus of the Company’s lending efforts. The residential real estate loan portfolio represents the largest class of the Company's overall loan portfolio at 33.6% and consists primarily of one-to-four family residential mortgages and carries many of the same customer and industry risks as the commercial loan portfolio. The Company’s mortgage loan balances experienced significant declines during the previous year of 2021 after the mortgage refinancing period reached its peak in 2020. A larger volume of loan prepayments and payoffs in 2021 completely offset new mortgage loan originations during that time. These prepayments and payoffs of real estate loans continued in 2022, but were not as impactful as in 2021. Due to the rise in market rates in 2022, the Company experienced less opportunities to sell long-term fixed-rate residential mortgages to the Federal Home Loan Mortgage Corporation, which generated more loan origination opportunities for the Bank in 2022. As a result, residential real estate loans increased $22,611, or 8.2%, during 2022 as compared to year-end 2021. The increase in residential real estate loans was primarily from the Bank's warehouse lending volume. Warehouse lending consists of a line of credit provided by the Bank to another mortgage lender that makes loans for the purchase of one-to-four family residential real estate properties. The  mortgage lender eventually sells the loans and repays the Bank. Warehouse lending increased from no balances at year-end 2021 to $19,158 at year-end 2022. The increase in market rates during 2022 had an impact on lowering loan volume within the long-term fixed-rate loan portfolio. This contributed to a shift into more short-term adjustable-rate mortgages (up $9,501) and less long-term fixed-rate mortgages (down $5,937) at year-end 2022.

management's discussion and analysis of
financial condition and results of operations

Loan Portfolio Composition
at December 31, 2022	at December 31,2021

Management continues to place emphasis on its commercial lending, which generally yields a higher return on investment as compared to other types of loans. The commercial lending segment increased $16,665, or 3.9%, from year-end 2021, which came mostly from commercial and industrial loans. Commercial and industrial loans consist of loans to corporate borrowers primarily in small to mid-sized industrial and commercial companies that include service, retail and wholesale merchants. Collateral securing these loans includes equipment, inventory, and stock. The commercial and industrial loan segment also included PPP loan balances that had a significant impact on average earning asset growth in 2021. The Company’s remaining PPP loans of $446 that were outstanding at year-end 2021 were paid off during the first quarter of 2022. During 2022, the commercial and industrial loan portfolio increased $9,707, or 6.9%, from year-end 2021. The growth was impacted by an increase in larger loan originations during the year.

The commercial real estate loan segment comprised the largest portion of the Company's total commercial loan portfolio at December 31, 2021, representing 65.6% of such portfolio. Commercial real estate consists of owner-occupied, nonowner-occupied and construction loans. Owner-occupied loans consist of nonfarm, nonresidential properties. A commercial owner-occupied loan is a borrower purchased building or space for which the repayment of principal is dependent upon cash flows from the ongoing operations conducted by the party, or an affiliate of the party, who owns the property. Owner-occupied loans of the Company include loans secured by hospitals, churches, and hardware and convenience stores.  Nonowner-occupied loans are property loans for which the repayment of principal is dependent upon rental income associated with the property or the subsequent sale of the property, such as apartment buildings, condominiums, hotels and motels.  These loans are primarily impacted by local economic conditions, which dictate occupancy rates and the amount of rent charged. Commercial construction loans are extended to individuals as well as corporations for the construction of an individual property or multiple properties and are secured by raw land and the subsequent improvements.  Commercial real estate also includes loan participations with other banks outside the Company’s primary market area.  Although the Company is not actively seeking to participate in loans originated outside its primary market area, it has taken advantage of the relationships it has with certain lenders in those areas where the Company believes it can profitably participate with an acceptable level of risk. Commercial real estate loans totaled $288,755 at December 31, 2022, an increase of $6,958, or 2.5%, over the balance of commercial real estate loans at year-end 2021. Most of this growth came from nonowner-occupied loan originations, with balances increasing $6,731, or 3.8%, from year-end 2021. Larger originations during 2022 also contributed to growth in the owner-occupied commercial loan portfolio, increasing $740, or 1.0%, from year-end 2021.  Partially offsetting these increases were larger payoffs from construction loans related to one-to-four family residential homes, which decreased $513, or 1.5%, from year-end 2021.

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

MATURITY AND REPRICING DATA OF LOANS
As of December 31, 2022
Table IV

(dollars in thousands)
	Within One Year	After One but Within Five Years	After Five but Within Fifteen Years	After Fifteen Years	Total
Residential real estate loans	$64,248	$168,505	$58,327	$5,956	$297,036
Commercial real estate loans	68,327	194,484	25,017	927	288,755
Commercial and industrial loans	44,346	41,741	41,024	24,121	151,232
Consumer loans(1)	48,682	59,838	39,506	----	148,026
Total loans	$225,603	$464,568	$163,874	$31,004	$885,049

Loans maturing or repricing after one year with:	Variable Interest Rates	Fixed Interest Rates	Total
Residential real estate loans	$178,211	$54,577	$232,788
Commercial real estate loans	201,334	19,094	220,428
Commercial and industrial loans	29,082	77,804	106,886
Consumer loans(1)	94	99,250	99,344
Total loans	$408,721	$250,725	$659,446

(1) Includes automobile, home equity and other consumer loans.

management's discussion and analysis of
financial condition and results of operations

The Company’s loan balances were also impacted by an increase in the consumer loan portfolio, which was up $14,582, or 10.9%, from year-end 2021.  The Company’s consumer loans are primarily secured by automobiles, mobile homes, recreational vehicles and other personal property. Personal loans and unsecured credit card receivables are also included as consumer loans. Leading the growth in consumer loans was an increase in automobile loan balances of $6,631, or 13.8%, from year-end 2021.  Automobile loans represent the Company’s largest consumer loan segment at 37.1% of total consumer loans.  Automobile loans increased primarily due to a resurgence in consumer spending during 2022 that had been significantly impacted by the pandemic environment. During that time, automobile sales had been limited due to the lingering health concerns of COVID-19, as well as a reduction in available car inventory impacted by a chip shortage. As those situations have improved, the demand for auto loans has picked up in 2022. Consumer loans were also impacted by an increase of $5,416, or 24.2%, in home equity lines of credit during 2022. This was due in large part to the Company offering a new home equity line product with no closing costs beginning in the second quarter of 2022. Furthermore, as part of the Company’s efforts to invest the heightened levels of excess deposits, the Company purchased multiple  pools of loans issued to healthcare  professionals during the third quarter of 2022. In relation to the purchase of these loans, the other consumer loan segment increased $2,535, or 4.0%, from year-end 2021. The Company will continue to attempt to increase its auto lending segment while maintaining strict loan underwriting processes to limit future loss exposure. However, the Company will place more emphasis on loan portfolios (i.e. commercial and, to a smaller extent, residential real estate) with higher returns than auto loans.  Indirect automobile loans bear additional costs from dealers that partially offset interest revenue and lower the rate of return.

The Company will continue to sell a portion of its long-term fixed-rate loans to the secondary market even though there is no significant demand for such loans under the current rising rate environment. Furthermore, the Company will continue to monitor the pace of its loan volume and will remain consistent in its approach to sound underwriting practices with a focus on asset quality.

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

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
Table V

(dollars in thousands)
	Years Ended December 31
	2022	2021
Residential real estate loans	$681	$980
Percentage of loans to total loans	33.56%	33.02%
Percentage of net charge-offs to average loans	-.01%	-.04%

Commercial real estate loans	2,038	2,548
Percentage of loans to total loans	32.63%	33.90%
Percentage of net charge-offs to average loans	-.02%	-.07%

Commercial and industrial loans	1,293	1,571
Percentage of loans to total loans	17.09%	17.03%
Percentage of net charge-offs to average loans	.38%	-.04%

Consumer loans(1)	1,257	1,384
Percentage of loans to total loans	16.73%	16.05%
Percentage of net charge-offs to average loans	.50%	.45%

Allowance for loan losses	$5,269	$6,483
Total loans percentage	100.00%	100.00%
Net charge-offs to average loans	.14%	.03%

     The above allocation is based on estimates and subjective judgments and is not necessarily indicative of the specific amounts or loan categories in which losses may ultimately occur.

 (1) Includes automobile, home equity and other consumer loans.

CREDIT RATIOS
Table VI

(dollars in thousands)
	Years Ended December 31
	2022	2021
Loans	$885,049	$831,191
Allowance for loan losses	5,269	6,483
Past due 90 days or more and still accruing	538	290
Nonaccrual	3,233	4,346
Allowance for loan losses to total loans	.60%	.78%
Nonaccrual loans to total loans	.37%	.52%
Allowance for loan losses to nonaccrual loans	162.98%	149.17%

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

Management continues to focus on improving asset quality and lowering credit risk while working to maintain its relationships with its borrowers. During 2022, the Company’s allowance for loan losses decreased $1,214, or 18.7%, to $5,269, compared to $6,483 at year-end 2021.  As part of the Company’s quarterly analysis of the allowance for loan losses, management reviewed various factors that directly impact the general allocation needs of the allowance, which include: historical loan losses, loan delinquency levels, local economic conditions and unemployment rates, criticized/classified asset coverage levels and loan loss recoveries. During 2022, the Company experienced a $1,204 decrease in its general allocations of the allowance for loan losses. Contributing to this decrease were lower reserves associated with the COVID-19 risk factor. The Company added a COVID-19 risk factor in 2020 due to the negative economic outlook of the pandemic. Based on positive asset quality trends and lower net charge offs, management released $645 of the reserve related to the COVID-19 risk factor during the first quarter of 2022, resulting in a corresponding decrease in both provision expense and general allocations of the allowance for loan loss. Excluding the impact from the COVID-19 risk factor, the Company experienced a $559 decrease in general allocations of the allowance for loan losses. A lower historical loan loss factor and lower classified assets were the key factors to the year-to-date drop in general allocations. The historical loan loss factor decreased from 0.18% at year-end 2021 to 0.17% at year-end 2022, while the classified risk factor decreased as a result of various commercial loan upgrades from improvements in the financial performance of certain borrowers’ ability to repay their loans. During the second and third quarters of 2022, the Company experienced payoffs on two commercial loan relationships that had $8,019 in loans and committed balances, which reduced classified assets and released general reserves during 2022.  Furthermore, the Company upgraded a single commercial loan relationship during the first quarter of 2022 totaling $2,232 from a classified to a criticized loan status, which also contributed to the release of general reserves during 2022. This contributed to lower classified assets from year-end 2021, particularly within the commercial real estate and commercial and industrial segments. Additionally, the Company’s delinquency levels decreased from year-end 2021, with nonperforming loans to total loans of 0.43% at December 31, 2022 compared to 0.56% at December 31, 2021, and lower nonperforming assets to total assets of 0.31% at December 31, 2022 compared to 0.37% at year-end 2021.

Specific allocations of the allowance for loan losses identify loan impairment by measuring fair value of the underlying collateral and the present value of estimated future cash flows. At year-end 2022, the Company identified no impairment on loans being specifically evaluated, as compared to $10 in impairment at year-end 2021. The change in specific reserves was related to the payoff on one commercial borrower during the third quarter of 2022 that led to the release of specific reserves.

At December 31, 2022, the ratio of the allowance for loan losses decreased to 0.60%, compared to 0.78% at December 31, 2021.  Management believes that the allowance for loan losses at December 31, 2022, was adequate and reflected probable incurred losses in the loan portfolio. There can be no assurance, however, that adjustments to the allowance for loan losses will not be required in the future. Changes in the circumstances of particular borrowers, as well as adverse developments in the economy, are factors that could change, and management will make adjustments to the allowance for loan losses as needed. Asset quality will continue to remain a key focus of the Company, as management continues to stress not just loan growth, but also quality in loan underwriting.  Future provisions to the allowance for loan losses will continue to be based on management’s quarterly in-depth evaluation that is discussed in further detail below under the caption “Critical Accounting Policies - Allowance for Loan Losses” within this Management’s Discussion and Analysis.

ASU No. 2016-13, “Financial Instruments-Credit Losses” is required to be adopted by smaller reporting companies by the fiscal year and interim periods beginning after December 15, 2022. The Company meets the requirements to be considered a smaller reporting company under SEC Regulation S-K and SEC Rule 405, and will adopt ASU 2016-13 effective January 1, 2023. ASU 2016-13 requires entities to replace the current “incurred loss” model with an “expected loss” model, which is referred to as the current expected credit loss (“CECL”) model.  To implement the new standard, the Company established a cross-discipline governance structure, which included a dedicated working group and a CECL Committee consisting of members from different functions including Finance, Credit, Lending and Executive, who provided implementation oversight and reviewed policy elections, key assumptions, processes, and model results. The working group is responsible for the implementation process that includes developing the loan segmentation, data sourcing and validation, loss driver inputs, qualitative factors, parallel model runs, scenario testing and back testing.

management's discussion and analysis of
financial condition and results of operations

The Company used a third-party vendor to assist in the implementation process of its new model to calculate credit losses over the estimated life of the applicable financial assets. The Company elected to use the discounted cash flow (“DCF”) methodology for the quantitative analysis for the majority of its loan segments. Management’s estimate of the allowance balance is using relevant and reliable available information, from internal and external sources, relating to past events, current condition, and reasonable and supportable forecasts of economic conditions.  Forecast of economic conditions are based on forecasted unemployment and gross domestic product. Model assumptions include developing historical loss rates, prepayment rates and curtailment rates. In defining these model assumptions, the use of regional and national peer data was utilized.  The development and validation of credit models also included determining the length of the reasonable and supportable forecast and regression period. The Company does not expect to record an allowance for credit losses for its available for sale securities at the date of adoption because it has not identified credit losses in that portfolio. However, a nominal allowance for credit losses will be established for held to maturity securities based on national historical loss rates for respective credit ratings for municipal securities as calculated by the major credit rating agencies.

The Company has completed parallel model runs, and continues to test and refine the credit loss models in parallel with the existing incurred loss approach. In addition, the Company is in process of finalizing the review of the most recent model run and certain assumptions, completing policies, procedures and control enhancements, and including model validation by another third-party vendor. The status of the Company's implementation has been periodically presented to the CECL Committee. The Company expects to recognize a one-time cumulative-effect adjustment to the allowance for credit losses as of the January 1, 2023 date of adoption of the new standard, which is estimated to be between $1.7 million and $2.5 million.  The Company does not expect to record a material amount for off balance sheet commitments. The Company will be electing the three-year phase in option of the day-one impact of this standard to regulatory capital.

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

Total deposits consist mostly of “core” deposits, which include noninterest-bearing deposits, as well as interest-bearing demand, savings, and money market deposits. The Bank focuses on core deposit relationships with consumers from local markets who can maintain multiple accounts and services at the Bank. The Company believes such core deposits are more stable and less sensitive to changing interest rates and other economic factors.  Total deposits decreased $32,253, or 3.0%, from year-end 2021 to $1,027,655 at December 31, 2022. The decrease was largely related to lower interest-bearing deposit balances, which were down $33,088, or 4.7%, from year-end 2021.

management's discussion and analysis of
financial condition and results of operations

The decrease in interest-bearing deposits came primarily from lower time deposits, which include CDs and individual retirement accounts. Total time deposits decreased $37,363, or 19.7%, from year-end 2021. This decrease came largely from the Company’s retail time deposits, which decreased $22,465, or 13.4%, from year-end 2021 due to the consumer shift to savings products. While the the FRB  increased short-term rates by 425 basis points due to inflationary concerns, there was a lagging effect to the repricings of CD rate offerings, which contributed to the decrease in consumer demand for CDs during 2022. Futher decreasing time deposit balances were lower wholesale time deposits. While the Company's preference is to fund earning asset demand with retail core deposits, wholesale deposits are utilized to help satisfy earning asset growth.  Due to the heightened liquidity position from year-end 2021, brokered and internet CD issuances decreased $14,898, or 67.3%. The Company will continue to evaluate its use of wholesale deposits to manage the Company’s liquidity position and interest rate risk associated with longer-term, fixed-rate asset loan demand.

Decreases in interest-bearing time deposit balances were partially offset by a $7,713, or 5.3%, increase in the Company’s other savings accounts. Growth in these balances came primarily from higher statement savings account balances impacted by the lagging effect to deposit repricings that produced maturity runoff of CDs during 2022. NOW account balances were also up $4,396, or 2.1%, from year-end 2021, largely driven by higher municipal NOW product balances within the Gallia County, Ohio, and Mason County, West Virginia, market areas. These increases to interest-bearing deposits were partially offset by lower money market account balances, which were down $7,833, or 4.8%, from year-end 2021.  The deposit rate on the Company’s Prime Investment money market account had been reduced during 2021 in response to decreasing market rates in 2020, and the rate remained flat in 2022 during the rise in market rates. This contributed to a consumer shift from money market deposits into more savings and noninterest-bearing deposit accounts.

Composition of Total Deposits
at December 31, 2022	at December 31, 2021

management's discussion and analysis of
financial condition and results of operations

Total deposits during 2022 benefited from higher noninterest-bearing balances, which increased $835, or 0.2%, from year-end 2021. The increase came mostly from the Company’s business and incentive-based checking account balances.

The Company expects to continue to experience increased competition for deposits in its market areas, which could challenge its net growth.  The Company will continue to emphasize growth and retention within its core deposit relationships during 2023, reflecting the Company’s efforts to reduce its reliance on higher cost funding and improving net interest income.

OTHER BORROWED FUNDS

 The Company also accesses other funding sources, including short-term and long-term borrowings, to fund potential asset growth and satisfy short-term liquidity needs. Other borrowed funds consist primarily of FHLB advances and promissory notes. During 2022, other borrowed funds were down $1,669, or 8.5%, from year-end 2021. The decrease was related primarily to the principal repayments applied to various FHLB advances during the first quarter of 2022. While deposits continue to be the primary source of funding for growth in earning assets, management will continue to utilize FHLB advances and promissory notes to help manage interest rate sensitivity and liquidity.

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

OFF-BALANCE SHEET ARRANGEMENTS

As discussed in Notes I and L to the financial statements at December 31, 2022 and 2021, the Company engages in certain off-balance sheet credit-related activities, including commitments to extend credit and standby letters of credit, which could require the Company to make cash payments in the event that specified future events occur. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Standby letters of credit are conditional commitments to guarantee the performance of a customer to a third party. While these commitments are necessary to meet the financing needs of the Company’s customers, many of these commitments are expected to expire without being drawn upon. Therefore, the total amount of commitments does not necessarily represent future cash requirements. Management does not anticipate that the Company’s current off-balance sheet activities will have a material impact on the results of operations or financial condition.

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

The Bank opted into the CBLR, and will, therefore, not be required to comply with the Basel III capital requirements. As of December 31, 2022, the Bank’s CBLR was 11.0%.

Pursuant to the CARES Act, the federal banking regulators in April 2020 issued interim final rules to set the CBLR at 8% beginning in the second quarter of 2020 through the end of 2020. Beginning in 2021, the CBLR increased to 8.5% for the calendar year. Community banks had until January 1, 2022 before the CBLR requirement returned to 9%.

As detailed in Note P to the financial statements at December 31, 2022, the Bank was deemed to be “well capitalized” under applicable prompt corrective action regulations.  The Company's total shareholders' equity at December 31, 2022 of $135,028 decreased $6,328, or 4.5%, as compared to $141,356 at December 31, 2021. Capital grew during 2022 primarily from year-to-date net income of $13,338, less dividends paid of $4,720. This net growth was more than offset by a $15,521 after-tax decrease in net unrealized gains on available for sale securities from year-end 2021, as long-term reinvestment rates increased  during most of 2022 causing a decrease in the fair value of the Company’s available for sale investment portfolio.

LIQUIDITY

Liquidity relates to the Company's ability to meet the cash demands and credit needs of its customers and is provided by the ability to readily convert assets to cash and raise funds in the market place. Total cash and cash equivalents, held to maturity securities maturing within one year, and available for sale securities, which totaled $230,853, represented 19.1% of total assets at December 31, 2022 compared to $329,264 and 26.3% of total assets at December 31, 2021. The COVID-19 pandemic had a significant impact on higher levels of excess funds during 2021 and 2022, which included customer deposits of stimulus monies from various government relief programs. To further enhance the Bank’s ability to meet liquidity demands, the FHLB offers advances to the Bank. At December 31, 2022, the Bank could borrow an additional $92,254 from the FHLB. Furthermore, the Bank has established a borrowing line with the Federal Reserve. At December 31, 2022, this line had total availability of $56,332. Lastly, the Bank also has the ability to purchase federal funds from a correspondent bank. For further cash flow information, see the condensed consolidated statement of cash flows above.  Management does not rely on any single source of liquidity and monitors the level of liquidity based on many factors affecting the Company’s financial condition.

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

 The general component covers non-impaired loans and impaired loans that are not individually reviewed for impairment and is based on historical loss experience adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Company over the most recent 3 years for the consumer and real estate portfolio segment and 5 years for the commercial portfolio segment. The total loan portfolio's actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment. These economic factors include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations. During the second quarter of 2022, the Company established a new economic risk factor for certain risks that may impact the loan portfolio, such as elevated inflation, increasing interest rates, slowing housing starts, declining GDP, and negative employment trends. The following portfolio segments have been identified: Commercial Real Estate, Commercial and Industrial, Residential Real Estate, and Consumer.

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

management's discussion and analysis of
financial condition and results of operations

KEY RATIOS Table VII
	2022	2021	2020	2019	2018

Return on average assets	1.06%	.95%	.94%	.96%	1.12%
Return on average equity	9.86%	8.45%	7.83%	8.10%	10.63%
Dividend payout ratio	35.39%	34.25%	39.20%	40.37%	33.20%
Average equity to average assets	10.78%	11.25%	11.95%	11.82%	10.57%

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