Form 10-K, Exhibit 13
period 2023-12-31
OHIO VALLEY BANC CORP
filed 2024-03-15
CIK 894671

"...an institution that intentionally and purposefully puts its Community First." —Tom Wiseman & Larry Miller

Message from **Management**

Dear shareholders and colleagues,

Within these pages, we present the 2023 OVBC Annual Report for your review. This year's report details the story of a holding company whose largest subsidiary is over 150 years old, an institution that intentionally and purposefully puts its *Community First*. We believe this ambitious mission, inspired by the bank's history of serving small town America, is the reason why your company has withstood the test of time. We were honored to mark the anniversary with a special extra dividend paid out in June 2023 and hope it was a bright spot in your year too.

While giving back through the dividend, your Company also made investments to upgrade physical locations in 2023 to the benefit of its customers.

The OVB Waverly Office moved up the street to a larger, newly renovated facility. The 5,000 square foot location offers customers modern conveniences such as one-on-one teller pods and spacious, yet private service areas. Loan Central will move into the former OVB location in 2024, allowing the finance company more space than their current location in the adjacent plaza and convenient drive-thru windows for easy payment drop-off.

The OVB Jackson Pike Office also underwent a complete renovation, both inside and out. The project included a redesigned, open-concept lobby with one-on-one teller pods and additional private offices. The new Community First Meeting Room is available for club meetings, workshops, and small parties.

In addition to these physical location advancements, your company also saw exponential growth due to technology investments made in the years prior. New loan origination systems were brought online in early 2023. This technology greatly increased efficiency and customer convenience. The most noted benefit was **double-digit loan growth** and a dramatic reduction in the time it takes to close a new purchase mortgage resulting in a **shortened timeline to homeownership** for those in the communities we serve. You will see some of those happy new homeowners featured on the Ohio Valley Bank's Facebook page.

Despite a narrowing net interest margin and rising competition for quality workers, these initiatives positioned your Company to execute a strategic plan to care for its customers that **yielded more than $12.6 million in net income**.

We invite you to join us for the OVBC Annual Shareholders Meeting on Wednesday, May 15, 2024. Now is a great time to get involved. We encourage you to bring a family member or friend so that they may see for themselves the benefit of owning stock in Ohio Valley Banc Corp.

Sincerely,

Thomas E. Wiseman
Chairman of the Board, Ohio Valley Banc Corp.

Larry E. Miller II
President & Chief Executive Officer, Ohio Valley Banc Corp.

Director & Officer Listing

OVBC DIRECTORS

Thomas E. Wiseman
Chairman of the Board
Ohio Valley Banc Corp. and Ohio Valley Bank

Larry E. Miller II
President & Chief Executive Officer
Ohio Valley Banc Corp. and Ohio Valley Bank

David W. Thomas, Lead Director
Former Chief Examiner, Ohio Division of
Financial Institutions
bank supervision and regulation

Anna P. Barnitz
Treasurer & CFO, Bob's Market & Greenhouses, Inc.
wholesale horticultural products and retail landscaping stores

Kimberly A. Canady
Owner, Canady Farms, LLC
agricultural products and agronomy services

Brent R. Eastman
President & Co-owner, Ohio Valley Supermarkets
Partner, Eastman Enterprises
grocery

Edward J. Robbins
President & CEO, Ohio Valley Veneer, Inc.
wood harvesting, processing and manufacturing of dry
lumber & flooring in Ohio, Kentucky, and Tennessee

Edward B. Roberts
Co-owner, OakBridge Financial Partners LLC
Financial Advisor, LPL Financial
financial services

Brent A. Saunders
Chairman of the Board, Holzer Health System
Attorney, Halliday, Sheets & Saunders
healthcare and legal

K. Ryan Smith
President, University of Rio Grande,
Rio Grande Community College
Former Speaker of the Ohio House of Representatives
higher education

OVBC OFFICERS

Thomas E. Wiseman, Chairman of the Board
Larry E. Miller II, President & Chief Executive Officer
Ryan J. Jones, Chief Operating and Risk Officer
Tommy R. Shepherd, Senior Vice President & Secretary
Scott W. Shockey, Senior Vice President & CFO
Bryan F. Stepp, Senior Vice President - Lending/Credit
Bryna S. Butler, Vice President
Frank W. Davison, Vice President
Allen W. Elliott, Vice President
Cherie A. Elliott, Vice President
Brandon O. Huff, Vice President
Mario P. Liberatore, Vice President
Christopher L. Preston, Vice President
Shawn R. Siders, Vice President
Rick A. Swain, Vice President
Paula W. Clay, Assistant Secretary
Cindy H. Johnston, Assistant Secretary

OHIO VALLEY BANK DIRECTORS

Thomas E. Wiseman, Chairman
David W. Thomas, Lead Director
Anna P. Barnitz
Kimberly A. Canady
Brent R. Eastman
Larry E. Miller II
Edward J. Robbins
Edward B. Roberts
Brent A. Saunders
K. Ryan Smith

LOAN CENTRAL DIRECTORS

Ryan J. Jones, Chairman
Cherie A. Elliott
Larry E. Miller II

WEST VIRGINIA ADVISORY BOARD

Mario P. Liberatore, Chairman
E. Allen Bell
Stephen L. Johnson
John A. Myers

DIRECTORS EMERITUS

W. Lowell Call
Steven B. Chapman
Robert E. Daniel
Harold A. Howe
John G. Jones
Barney A. Molnar
Jeffrey E. Smith
Wendell B. Thomas
Lannes C. Williamson

OHIO VALLEY BANK

OHIO VALLEY BANK OFFICERS

Executive Officers

Thomas E. Wiseman	Chairman of the Board
Larry E. Miller II	President & Chief Executive Officer
Ryan J. Jones	Chief Operating and Risk Officer
Tommy R. Shepherd	Executive Vice President and Secretary
Scott W. Shockey	Executive Vice President and Chief Financial Officer
Bryan F. Stepp	Executive Vice President, Lending/Credit
Mario P. Liberatore	President, OVB West Virginia
Rick A. Swain	President, Western Division

Senior Vice Presidents

Bryna S. Butler	Corporate Communications
Frank W. Davison	Operations
Allen W. Elliott	Branch Administration
Brandon O. Huff	Process Efficiency Officer
Christopher L. Preston	Growth Strategist
Shawn R. Siders	Chief Credit Officer

Vice Presidents

John A. Anderson	Director of Loan Operations
Shelly N. Boothe	Commerical Business Development Officer
Terri M. Camden	Director of Human Resources
Kyla R. Carpenter	Director of Marketing
Paula W. Clay	Assistant Secretary
Lori A. Edwards	Residential Loan Operations Manager
Brian E. Hall	Corporate Banking
Andrew G. Hudson	Senior Compliance Officer
Cindy H. Johnston	Assistant Secretary
Angela S. Kinnaird	Director of Customer Support
Tamela D. LeMaster	Branch Administration/CRM
Adam D. Massie	Northern Region Manager
Jay D. Miller	Business Development Officer
Diana L. Parks	Internal Audit Liaison
Christopher S. Petro	Comptroller
Benjamin F. Pewitt	Business Development
Gregory A. Phillips	Consumer Lending
Jody M. Rotenberry	Trust
Patrick H. Tackett	Corporate Banking

Assistant Vice Presidents

John M. Copley	Collections Manager
Barbara A. Patrick	BSA Officer/Loss Prevention
Stephenie L. Peck	Regional Branch Administrator
Raymond G. Polcyn	Manager of Buying Department
Richard P. Speirs	Facilities Manager/Security Officer
Terri L. Taylor	Lawrence County Region Manager
Kimberly R. Williams	Systems Officer
Melissa P. Wooten	Shareholder Relations Manager & Trust Officer
Joe J. Wyant	Region Manager Jackson County

Assistant Cashiers

Glen P. Arrowood II	Bank Card Representative
David W. Bevens	Residential Lending Manager, Western Division
Michelle L. Hammond	Mortgage Loan Documentation Review Lead
Tammie L. Powell	IT Manager
William F. Richards	Advertising Manager
Pamela K. Smith	Eastern Cabell Region Manager
Melinda G. Spurlock	Accounting Specialist
Anthony W. Staley	Product Development, Business Sales & Support
Jody L. Stapleton	Account Services Manager

LOAN CENTRAL

LOAN CENTRAL OFFICERS

Ryan J. Jones, Chairman of the Board
Cherie A. Elliott, President
Timothy R. Brumfield, Vice President & Secretary, Manager, Gallipolis Office
John J. Holtzapfel, Compliance Officer, Manager, Wheelersburg Office
Melody D. Hammond, Manager, Chillicothe Office
Joseph I. Jones, Manager, South Point Office
Steven B. Leach II, Manager, Jackson Office
T. Joe Wilson, Manager, Waverly Office

Convenient locations throughout southern Ohio and western West Virginia

Chillicothe
Athens
Waverly
Wellston
Jackson
Pomeroy
Mason
Rio Grande
Oak Hill
Gallipolis
Point Pleasant
Wheelersburg
Ironton
South Point
Barboursville
Milton
LOCATIONS
Loan Central
Ohio Valley Bank

OVB WAVERLY

During 2023, Rick Swain was named President, Western Division of Ohio Valley Bank. For the past 30 years, Rick has helped his personal and business customers achieve success. He believes that building strong relationships during the process is the most rewarding part of his job.

OHIO VALLEY BANC CORP.
ANNUAL REPORT 2023
FINANCIALS

consolidated statements of condition

	As of December 31
	2023	2022
(dollars in thousands, except share and per share data)

Assets

Cash and noninterest-bearing deposits with banks	$14,252	$14,330
Interest-bearing deposits with banks	113,874	31,660
Total cash and cash equivalents	128,126	45,990

Certificates of deposit in financial institutions	—	1,862
Securities available for sale	162,258	184,074
Securities held to maturity, net of allowance for credit losses of $2 in 2023 and $0 in 2022; (estimated fair value: 2023 - $7,390; 2022 - $8,460)	7,986	9,226
Restricted investments in bank stocks	5,037	5,953

Total loans	971,900	885,049
Less: Allowance for credit losses	(8,767)	(5,269)
Net loans	963,133	879,780

Premises and equipment, net	21,450	20,436
Premises and equipment held for sale, net	573	593
Accrued interest receivable	3,606	3,112
Goodwill	7,319	7,319
Other intangible assets, net	8	29
Bank owned life insurance and annuity assets	40,593	39,627
Operating lease right-of-use asset, net	1,205	1,294
Deferred tax assets	6,306	6,266
Other assets	4,535	5,226
Total assets	$1,352,135	$1,210,787

Liabilities

Noninterest-bearing deposits	$322,222	$354,413
Interest-bearing deposits	804,914	673,242
Total deposits	1,127,136	1,027,655

Other borrowed funds	44,593	17,945
Subordinated debentures	8,500	8,500
Operating lease liability	1,205	1,294
Allowance for credit losses on off-balance sheet commitments	692	—
Other liabilities	26,002	20,365
Total liabilities	1,208,128	1,075,759

Commitments and Contingent Liabilities (See Note L)

Shareholders’ Equity

Common stock ($1.00 stated value per share, 10,000,000 shares authorized; 2023 - 5,470,453 shares issued; 2022 - 5,465,707 shares issued)	5,470	5,465
Additional paid-in capital	51,842	51,722
Retained earnings	114,871	109,320
Accumulated other comprehensive income (loss)	(11,428)	(14,813)
Treasury stock, at cost (2023 - 697,321 shares; 2022 – 693,933 shares)	(16,748)	(16,666)
Total shareholders’ equity	144,007	135,028
Total liabilities and shareholders’ equity	$1,352,135	$1,210,787

See accompanying notes to consolidated financial statements

consolidated statements of income

For the years ended December 31	2023	2022
(dollars in thousands, except per share data)

Interest and dividend income:
Loans, including fees	$54,821	$42,273
Securities:
Taxable	3,678	3,340
Tax exempt	162	180
Dividends	324	316
Interest-bearing deposits with banks	2,870	1,493
Other interest	10	14
	61,865	47,616
Interest expense:
Deposits	14,174	2,130
Other borrowed funds	1,067	412
Subordinated debentures	597	296
	15,838	2,838
Net interest income	46,027	44,778
Provision for (recovery of) credit losses	2,090	(32)
Net interest income after provision for (recovery of) credit losses	43,937	44,810

Noninterest income:
Service charges on deposit accounts	2,700	2,443
Trust fees	326	325
Income from bank owned life insurance and annuity assets	860	883
Mortgage banking income	175	697
Electronic refund check / deposit fees	675	675
Debit / credit card interchange income	4,860	4,862
Loss on sale of securities	(23)	(1,537)
Tax preparation fees	669	743
Other	2,387	1,071
	12,629	10,162
Noninterest expense:
Salaries and employee benefits	23,391	21,615
Occupancy	1,903	1,910
Furniture and equipment	1,321	1,170
Professional fees	1,656	1,609
Marketing expense	1,010	1,428
FDIC insurance	569	335
Data processing	2,809	2,761
Software	2,649	2,197
Foreclosed assets	15	63
Amortization of intangibles	21	35
Other	6,024	5,917
	41,368	39,040
Income before income taxes	15,198	15,932
Provision for income taxes	2,567	2,594
NET INCOME	$12,631	$13,338

Earnings per share	$2.65	$2.80

See accompanying notes to consolidated financial statements

consolidated statements of
comprehensive income

For the years ended December 31	2023	2022
(dollars in thousands)

NET INCOME	$12,631	$13,338

Other comprehensive income (loss):
Change in unrealized gain (loss) on available for sale securities	4,067	(21,184)
Reclassification adjustment for realized losses	23	1,537
	4,090	(19,647)
Related tax effect	(705)	4,126
Total other comprehensive income (loss), net of tax	3,385	(15,521)

Total comprehensive income	$16,016	$(2,183)

See accompanying notes to consolidated financial statements

consolidated statements of changes in
shareholders’ equity

For the years ended December 31, 2023 and 2022
(dollars in thousands, except share and per share data)
	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Shareholders’ Equity
Balances at January 1, 2022	$5,447	$51,165	$100,702	$708	$(16,666)	$141,356

Net income	—	—	13,338	—	—	13,338
Other comprehensive income (loss), net	—	—	—	(15,521)	—	(15,521)
Cash dividends, $0.99 per share	—	—	(4,720)	—	—	(4,720)
Common stock issued to ESOP, 18,522 shares	18	557	—	—	—	575
Balances at December 31, 2022	5,465	51,722	109,320	(14,813)	(16,666)	135,028

Cumulative change in adopting ASU 2016-13	—	—	(2,209)	—	—	(2,209)
Balance at January 1, 2023 (as adjusted for change in adopting ASU 2016-13)	5,465	51,722	107,111	(14,813)	(16,666)	132,819

Net income	—	—	12,631	—	—	12,631
Other comprehensive income (loss), net	—	—	—	3,385	—	3,385
Cash dividends, $1.02 per share	—	—	(4,871)	—	—	(4,871)
Common Stock issued to ESOP, 4,746 shares	5	120	—	—	—	125
Shares acquired for treasury, 3,388 shares	—	—	—	—	(82)	(82)
Balances at December 31, 2023	$5,470	$51,842	$114,871	$(11,428)	$(16,748)	$144,007

See accompanying notes to consolidated financial statements

consolidated statements of cash flows

For the years ended December 31	2023	2022
(dollars in thousands)

Cash flows from operating activities:
Net income	$12,631	$13,338
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for (recovery of) credit losses	2,090	(32)
Depreciation of premises and equipment	1,562	1,464
Accretion of building grant	(4)	(3)
Net amortization (accretion) of purchase accounting adjustments	(1)	34
Net amortization (accretion) of securities	(478)	100
Net realized loss on sale of securities	23	1,537
Proceeds from sale of loans in secondary market	125	7,831
Loans disbursed for sale in secondary market	(124)	(7,134)
Amortization of mortgage servicing rights	53	71
Gain on sale of loans	(228)	(768)
Amortization of intangible assets	21	35
Amortization of certificates of deposit premiums	7	22
Deferred tax (benefit) expense	(745)	288
Contribution of common stock to ESOP	125	575
Earnings on bank owned life insurance and annuity assets	(860)	(883)
Change in accrued interest receivable	(494)	(417)
Change in other liabilities	5,567	1,223
Change in other assets	1,477	(1,291)
Net cash provided by operating activities	20,747	15,990

Cash flows from investing activities:
Proceeds from sales of securities available for sale	1,067	10,963
Proceeds from maturities and paydowns of securities available for sale	25,901	27,524
Purchases of securities available for sale	(586)	(66,821)
Proceeds from calls and maturities of securities held to maturity	1,217	1,044
Proceeds from maturities of certificates of deposit in financial institutions	2,100	445
Purchases of certificates of deposit in financial institutions	(245)	—
Purchases of restricted investments in bank stocks	(969)	—
Redemptions of restricted investments in bank stocks	1,885	1,312
Net change in loans	(87,481)	(55,028)
Purchases of premises and equipment	(2,689)	(1,988)
Disposals of premises and equipment	219	420
Proceeds from building grant	—	200
Reimbursement of building grant	(100)	—
Purchases of bank owned life insurance and annuity assets	(250)	(1,463)
Withdrawals from bank owned life insurance and annuity assets	144	—
Net cash (used in) investing activities	(59,787)	(83,392)

Cash flows from financing activities:
Change in deposits	99,481	(32,253)
Cash dividends	(4,871)	(4,720)
Purchases of treasury stock	(82)	—
Proceeds from Federal Home Loan Bank borrowings	30,001	2
Repayment of Federal Home Loan Bank borrowings	(3,371)	(1,909)
Change in other short-term borrowings	18	238
Net cash provided by (used in) financing activities	121,176	(38,642)

Cash and cash equivalents:
Change in cash and cash equivalents	82,136	(106,044)
Cash and cash equivalents at beginning of year	45,990	152,034
Cash and cash equivalents at end of year	$128,126	$45,990

Supplemental disclosure:
Cash paid for interest	$9,674	$2,845
Cash paid for income taxes	2,750	1,975
Transfers from loans to other real estate owned	129	—
Operating lease liability arising from obtaining right-of-use asset	187	108

See accompanying notes to consolidated financial statements

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.

Note A - Summary of Significant Accounting Policies

Description of Business: Ohio Valley Banc Corp. (“Ohio Valley”) is a financial holding company registered under the Bank Holding Company Act of 1956.  Ohio Valley has one banking subsidiary, The Ohio Valley Bank Company (the “Bank”), an Ohio state-chartered bank that is a member of the Federal Reserve Bank (“FRB”) and is regulated primarily by the Ohio Division of Financial Institutions and the Federal Reserve Board.  Ohio Valley also has a subsidiary that engages in consumer lending generally to individuals with higher credit risk history, Loan Central, Inc.; and a subsidiary insurance agency that facilitates the receipts of insurance commissions, Ohio Valley Financial Services Agency, LLC. The Bank has one wholly-owned subsidiary, Ohio Valley REO, LLC (“Ohio Valley REO”), an Ohio limited liability company, to which the Bank transfers certain real estate acquired by the Bank through foreclosure for sale by Ohio Valley REO. In December 2023, Ohio Valley ceased operating Race Day Mortgage, Inc. (“Race Day”), which had been a wholly-owned subsidiary of the Bank since April 2021. The decision to cease operating Race Day was made due to low loan demand, poor employee retention, and lack of profitability. In December 2023, Ohio Valley also ceased operating OVBC Captive, Inc. (the “Captive”), which had been a subsidiary of Ohio Valley since July 2014. The decision to cease operating the Captive was the result of proposed IRS regulations that adversely impacted the taxation of small captives and severely limited the Captive’s ability to operate. Ohio Valley and its subsidiaries are collectively referred to herein as the “Company.”

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

Principles of Consolidation: The consolidated financial statements include the accounts of Ohio Valley and its wholly-owned subsidiaries, the Bank, Loan Central, Inc., and Ohio Valley Financial Services Agency, LLC. All material intercompany accounts and transactions have been eliminated.

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

Certificates of deposit in financial institutions: Certificates of deposit in financial institutions are carried at cost and have maturity terms of 90 days or greater. The Company had no certificates of deposit in financial institutions at December 31, 2023.

Debt Securities: The Company classifies securities into held to maturity (“HTM”) and available for sale (“AFS”) categories. HTM securities are those which the Company has the positive intent and ability to hold to maturity and are reported at amortized cost. Securities classified as AFS include securities that could be sold for liquidity, investment management or similar reasons even if there is not a present intention of such a sale. AFS securities are reported at fair value, with unrealized gains or losses included in other comprehensive income, net of tax.

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

Allowance for Credit Losses (“ACL”) – AFS Securities: For AFS debt securities in an unrealized position, the Company first assesses whether it intends to sell, or it is more likely than not that it will be required to sell the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value through income. For debt securities AFS that do not meet the aforementioned criteria, the Company evaluates whether the decline in fair values has resulted from credit losses or other factors. In making this assessment, management considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency, and adverse conditions specifically related to the security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an ACL is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost basis. Any impairment that has not been recorded through an ACL is recognized in other comprehensive income.

Changes in the ACL are recorded as credit loss expense (or reversal). Losses are charged against the allowance when management believes the uncollectibility of an AFS security is confirmed or when either of the criteria regarding intent or requirement to sell is met.

Accrued interest receivable on AFS debt securities totaled $394 at December 31, 2023, and is excluded from the estimate of credit losses.

Management classifies the AFS portfolio into the following major security types: U.S. Government securities, U.S. Government sponsored entity securities, and Agency mortgage-backed residential securities. At December 31, 2023, there was no ACL related to AFS debt securities.

ACL – HTM Securities: Management measures expected credit losses on HTM debt securities on a collective basis by major security type with each type sharing similar risk characteristics and considers historical credit loss information that is adjusted for current conditions and reasonable and supportable forecasts. The ACL on securities HTM is a contra asset valuation account that is deducted from the carrying amount of HTM securities to present the net amount expected to be collected. HTM securities are charged off against the ACL when deemed uncollectible. Adjustments to the ACL are reported in the Company’s consolidated statements of income in the provision for credit losses. Accrued interest receivable on HTM securities is excluded from the estimate of credit losses. Management classifies the HTM portfolio into two major security types:  Obligations of states and political subdivisions and Agency mortgage-backed residential securities. Agency mortgage-backed residential securities consist of only two securities with balances that are not significant. With regard to obligations of states and political subdivisions, management considers (1) issuer bond ratings, (2) historical loss rates for given bond ratings, (3) the financial condition of the issuer, and (4) whether issuers continue to make timely principal and interest payments under the contractual terms of the securities. At December 31, 2023, there was $2 in the ACL related to HTM debt securities, which included a $1 recovery of provision expense during the year ended December 31, 2023.

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

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an ACL. Interest income is reported on an accrual basis using the interest method and includes amortization of net deferred loan fees and costs over the loan term using the level yield method without anticipating prepayments. The amount of the Company’s recorded investment is not materially different than the amount of unpaid principal balance for loans.

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note A - Summary of Significant Accounting Policies (continued)
Interest income is discontinued and the loan moved to non-accrual status when full loan repayment is in doubt, typically when the loan payments are past due 90 days or over unless the loan is well-secured or in process of collection. Past due status is based on the contractual terms of the loan.  In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis method until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

The Bank also originates long-term, fixed-rate mortgage loans, with the full intention of being sold to the secondary market.  These loans are considered held for sale during the period of time after the principal has been advanced to the borrower by the Bank, but before the Bank has been reimbursed by the Federal Home Loan Mortgage Corporation, typically within a few business days.  Loans sold to the secondary market are carried at the lower of aggregate cost or fair value. As of December 31, 2023 and 2022, there were no loans held for sale by the Bank.

ACL - Loans: The ACL for loans is a contra asset valuation account that is deducted from the amortized cost basis of loans to present the net amount expected to be collected on the loans. Loans, or portions thereof, are charged off against the ACL when they are deemed uncollectible. Expected recoveries do not exceed the aggregate of amounts previously charged-off and expected to be charged-off. The ACL is adjusted through the provision for credit losses and reduced by net charge offs of loans.

The ACL is an estimate of expected credit losses, measured over the contractual life of a loan, that considers historical loss experience, current conditions and forecasts of future economic conditions. Determination of an appropriate ACL is inherently subjective and may have significant changes from period to period.

The methodology for determining the ACL has two main components: evaluation of expected credit losses for certain groups of loans that share similar risk characteristics and evaluation of loans that do not share risk characteristics with other loans.

  The ACL is measured on a collective (pool) basis when similar risk characteristics exist. The Company has identified the following portfolio segments and measures the ACL using the following methods:

Portfolio Segment	Measurement Method	Loss Driver

Residential real estate	Cumulative Undiscounted Expected Loss	National Unemployment, National GDP

Commercial real estate:
Owner-occupied	Cumulative Undiscounted Expected Loss	National Unemployment, National GDP
Nonowner-occupied	Cumulative Undiscounted Expected Loss	National Unemployment, National GDP
Construction	Cumulative Undiscounted Expected Loss	National Unemployment, National GDP

Commercial and industrial	Cumulative Undiscounted Expected Loss	National Unemployment, National GDP

Consumer:
Automobile	Cumulative Undiscounted Expected Loss	National Unemployment
Home equity	Cumulative Undiscounted Expected Loss	National Unemployment
Other	Cumulative Undiscounted Expected Loss, Remaining Life Method	National Unemployment

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note A - Summary of Significant Accounting Policies (continued)
Historical credit loss experience is the basis for the estimation of expected credit losses. We apply historical loss rates to pools of loans with similar risk characteristics. In defining historical loss rates and the prepayment rates and curtailment rates used to determine the expected life of loans, the use of regional and national peer data was used. After consideration of the historic loss calculation, management applies qualitative adjustments to reflect the current conditions and reasonable andsupportable forecasts not already reflected in the historical loss information at the balance sheet date. Our reasonable and supportable forecast adjustment is based on the national unemployment rate and the national gross domestic product forecast for the first year. For periods beyond our reasonable and supportable forecast, we revert to historical loss rates utilizing a straight-line method over a two-year reversion period. The qualitative adjustments for current conditions are based upon changes in lending policies and practices, experience and ability of lending staff, quality of the Company’s loan review system, value of underlying collateral, the volume and severity of past due loans, the value of underlying collateral for collateral dependent loans, the existence of and changes in concentrations and other external factors. Each factor is assigned a value to reflect improving, stable, or declining conditions based on management’s best judgment using relevant information available at the time of the evaluation. Expected credit losses are estimated over the contractual term of the loans, adjusted for expected prepayments when appropriate. The contractual term excludes expected extensions, renewals, and modifications unless either of the following applies: management has a reasonable expectation at the reporting date that a troubled debt restructuring will be executed with an individual borrower, or the extension of renewal options are included in the original or modified contract at the reporting date and are not unconditionally cancellable by the Company.

The Company has elected to exclude accrued interest receivable from the measurement of its ACL. When a loan is placed on non-accrual status, any outstanding accrued interest is reversed against interest income.

Loans that do not share risk characteristics are evaluated on an individual basis. Loans evaluated individually are not also included in the collective evaluation. We evaluate all loans that meet the following criteria:  1) when it is determined that foreclosure is probable; 2) substandard, doubtful and nonperforming loans when repayment is expected to be provided substantially through the operation or sale of the collateral; 3) when it is determined by management that a loan does not share similar risk characteristics with other loans. Specific reserves are established based on the following three acceptable methods for measuring the ACL: 1) the present value of expected future cash flows discounted at the loan’s original effective interest rate; 2) the loan’s observable market price; or 3) the fair value of the collateral when the loan is collateral dependent. Our individual loan evaluations consist primarily of the fair value of collateral method because most of our loans are collateral dependent. Collateral values are discounted to consider disposition costs when appropriate. A specific reserve is established or a charge-off is taken if the fair value of the loan is less than the loan balance.

At December 31, 2023, there was $8,767 in the ACL related to loans, with corresponding provision expense of $2,030 during the year ended December 31, 2023.

The Company’s loan portfolio segments have been identified as follows:  Commercial and Industrial, Commercial Real Estate, Residential Real Estate, and Consumer.

Commercial and industrial: Portfolio segment consists of borrowings for commercial purposes to individuals, corporations, partnerships, sole proprietorships, and other business enterprises.  Commercial and industrial loans are generally secured by business assets such as equipment, accounts receivable, inventory, or any other asset excluding real estate and generally made to finance capital expenditures or operations.  The Company’s risk exposure is related to deterioration in the value of collateral securing the loan should foreclosure become necessary.  Generally, business assets used or produced in operations do not maintain their value upon foreclosure, which may require the Company to write down the value significantly to sell.

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note A - Summary of Significant Accounting Policies (continued)
Commercial real estate: Portfolio segment consists of nonfarm, nonresidential loans secured by owner-occupied and nonowner-occupied commercial real estate as well as commercial construction loans.  An owner-occupied loan relates to a borrower purchased building or space for which the repayment of principal is dependent upon cash flows from the ongoing business operations conducted by the party, or an affiliate of the party, who owns the property.  Owner-occupied loans that are dependent on cash flows  from operations  can  be adversely  affected  by current  market conditions  for their   product or service.  A nonowner-occupied loan is a property loan for which the repayment of principal is dependent upon rental income associated with the property or the subsequent sale of the property.  Nonowner-occupied loans that are dependent upon rental income are primarily impacted by the level of interest rates associated with the debt and to local economic conditions, which dictate occupancy rates and the amount of rent charged.  The increase in debt service due to higher interest rates may not be able to be passed on to tenants. As part of the origination process, loan interest rates and occupancy rates are stressed to determine the impact on the borrower’s ability to maintain adequate debt service under different economic conditions. Furthermore, the Company monitors the concentration in any one industry and has established limits relative to capital. In addition, credit quality trends are monitored by industry to determine if a change in the risk exposure to a certain industry may warrant a change in our underwriting standards. Commercial construction loans consist of borrowings to purchase and develop raw land into 1-4 family residential properties.  Construction loans are extended to individuals as well as corporations for the construction of an individual or multiple properties and are secured by raw land and the subsequent improvements.  Repayment of the loans to real estate developers is dependent upon the sale of properties to third parties in a timely fashion upon completion. Should there be delays in construction or a downturn in the market for those properties, there may be significant erosion in value that may be absorbed by the Company.

Residential real estate: Portfolio segment consists of loans to individuals for the purchase of 1-4 family primary residences with repayment primarily through wage or other income sources of the individual borrower.  The Company’s loss exposure to these loans is dependent on local market conditions for residential properties as loan amounts are determined, in part, by the fair value of the property at origination.

Consumer: Portfolio segment consists of loans to individuals secured by automobiles, open-end home equity loans and other loans to individuals for household, family, and other personal expenditures, both secured and unsecured.  These loans typically have maturities of six years or less with repayment dependent on individual wages and income.  The risk of loss on consumer loans is elevated as the collateral securing these loans, if any, rapidly depreciate in value or may be worthless and/or difficult to locate if repossession is necessary.  The Company has allocated the highest percentage of its ACL as a percentage of loans to the other identified loan portfolio segments due to the larger dollar balances associated with such portfolios.

ACL – Off-Balance Sheet Credit Exposures: The Company estimates expected credit losses over the contractual period in which the Company is exposed to credit risk via a contractual obligation to extend credit, unless that obligation is unconditionally cancellable by the Company. The ACL on off-balance sheet credit exposures is adjusted through credit loss expense. The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over its estimated life. At December 31, 2023, there was $692 in the ACL related to off-balance sheet credit exposures, with corresponding provision expense of $61 during the year ended December 31, 2023.

Concentrations of Credit Risk: The Company grants residential, consumer and commercial loans to customers located primarily in the southeastern Ohio and western West Virginia areas.

The following represents the composition of the Company’s loan portfolio as of December 31:

	% of Total Loans
	2023	2022
Residential real estate loans	32.88%	33.56%
Commercial real estate loans	33.22%	32.63%
Consumer loans	17.72%	16.72%
Commercial and industrial loans	16.18%	17.09%
	100.00%	100.00%

The Bank, in the normal course of its operations, conducts business with correspondent financial institutions. Balances in correspondent accounts, investments in federal funds, certificates of deposit and other short-term securities are closely monitored to ensure that prudent levels of credit and liquidity risks are maintained.  At December 31, 2023, the Bank’s primary correspondent balance was $113,136 on deposit at the FRB, Cleveland, Ohio.

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
Note A - Summary of Significant Accounting Policies (continued)
The Company enters into leases in the normal course of business primarily for branch buildings and office space to conduct business.  The Company’s leases have remaining terms ranging from 28 months to 18 years, some of which include options to extend the leases for up to 15 years.

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

Leases are classified as operating or finance leases at the lease commencement date.  Lease expense for operating leases and short-term leases is recognized on a straight-line basis over the lease term.  Right-of-use (“ROU”) assets represent our right to use an underlying asset for the lease term and lease liabilities are recognized at the lease commencement date based on the estimated present value of lease payments over the lease term.  At December 31, 2023 and 2022, the Company did not have any finance leases.

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

Goodwill: Goodwill arises from business combinations and is generally determined as the excess of the fair value of the consideration transferred, plus the fair value of any noncontrolling interests in the acquiree, over the fair value of the net assets acquired and liabilities assumed as of the acquisition date.  Goodwill acquired in a purchase business combination and determined to have an indefinite useful life are not amortized but tested for impairment at least annually. Goodwill is the only intangible asset with an indefinite life on our balance sheet. The Company has selected December 31 as the date to perform its annual qualitative impairment test.  Given that the Company has been profitable and had positive equity, the qualitative assessment indicated that it was more likely than not that the fair value of goodwill was more than the carrying amount, resulting in no impairment.

Long-term Assets: Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Mortgage Servicing Rights: A mortgage servicing right (“MSR”) is a contractual agreement where the right to service a mortgage loan is sold by the original lender to another party. When the Company sells mortgage loans to the secondary market, it retains the servicing rights to these loans. The Company’s MSR is recognized separately when acquired through sales of loans and is initially recorded at fair value with the income statement effect recorded in mortgage banking income. Subsequently, the MSR is then amortized in proportion to and over the period of estimated future servicing income of the underlying loan. The MSR is then evaluated for impairment periodically based upon the fair value of the rights as compared to the carrying amount, with any impairment being recognized through a valuation allowance. Fair value of the MSR is based on market prices for comparable mortgage servicing contracts. Impairment is determined by stratifying rights into groupings based on predominant risk characteristics, such as interest rate, loan type and investor type.  If the Company later determines that all or a portion of the impairment no longer exists for a particular grouping, a reduction of the allowance may be recorded as an increase to income.  At December 31, 2023 and 2022, the Company’s MSR assets were $403 and $456, respectively.

Earnings Per Share: Earnings per share is based on net income divided by the following weighted average number of common shares outstanding during the periods: 4,774,607 for 2023 and 4,769,135 for 2022. Ohio Valley had no dilutive effect and no potential common shares issuable under stock options or other agreements for any period presented.

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

Restrictions on Cash: Cash on hand or on deposit with a third-party correspondent bank and the FRB totaled $113,136 and $30,908 at year-end 2023 and 2022, respectively, and were subject to clearing requirements but not subject to any regulatory reserve requirements.  The balances on deposit with a third-party correspondent do not earn interest.

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
Note A - Summary of Significant Accounting Policies (continued)

At December 31, 2023 and 2022, the only derivative instruments used by the Company were interest rate swaps, which are classified as stand-alone derivatives.  See Note H for more specific disclosures related to interest rate swaps.

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

Reclassifications: The consolidated financial statements for 2022 have been reclassified to conform with the presentation for 2023.  These reclassifications had no effect on the net results of operations or shareholders’ equity.

Adoption of New Accounting Pronouncements: Effective January 1, 2023, the Company adopted ASU No. 2022-02 Financial Instruments - Credit Losses (Topic 326): TDR’s and Vintage Disclosures. This new accounting guidance eliminated the previous accounting guidance for troubled debt restructurings (“TDRs”) and resulted in additional disclosure requirements related to gross charge offs by year of origination and the removal of TDR disclosures, replaced by additional disclosures on the types of modifications of loans to borrowers experiencing financial difficulties.

Effective January 1, 2023, the Company adopted ASU No. 2016-13 Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, (“ASU 2016-13”) (“ASC 326”) as amended. The new accounting guidance replaces the “incurred loss” model with an “expected loss” model, which is referred to as the current expected credit loss (“CECL”) model. The measurement of expected credit losses under the CECL model is applicable to financial assets measured at amortized cost, including loan receivables and HTM debt securities. It also applies to off-balance sheet credit exposures not accounted for as insurance (loan commitments, standby letters of credit, financial guarantees, and other similar instruments). In addition, ASC 326 made changes to the accounting for available for sale debt securities. One such change is to require credit losses to be presented as an allowance rather than as a write-down on available for sale debt securities management does not intend to sell or believes that it is more likely than not they will be required to sell.

The Company adopted ASC 326 using the modified retrospective method for all financial assets measured at amortized cost and off-balance sheet credit exposures. Results for reporting periods beginning after January 1, 2023 are presented under ASC 326 while prior period amounts continue to be reported in accordance with previously applicable US GAAP. The Company recorded a net decrease to retained earnings of $2,209 as of January 1, 2023 for the cumulative effect of adopting ASC 326.

The following table illustrates the transition adjustment of adopting ASC 326:

	January 1, 2023
	As Reported Under ASC 326	Pre-ASC 326 Adoption	Impact of ASC 326 Adoption
Assets:
ACL - HTM debt securities
Obligations of states and political subdivisions	$3	$—	$3

ACL - Loans
Residential real estate	2,026	681	1,345
Commercial real estate	2,200	2,038	162
Commercial and industrial	1,177	1,293	(116)
Consumer	2,028	1,257	771
Total ACL - Loans	$7,431	$5,269	$2,162

Deferred tax assets	$6,853	$6,266	$587

Liabilities:
ACL - Off-balance sheet commitments	$631	$—	$631

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note B - Securities

The following table summarizes the amortized cost and fair value of securities available for sale and securities held to maturity at December 31, 2023 and 2022, and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) and gross unrecognized gains and losses:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Securities Available for Sale
December 31, 2023
U.S. Government securities	$52,174	$—	$(1,877)	$50,297
U.S. Government sponsored entity securities	6,527	—	(650)	5,877
Agency mortgage-backed securities, residential	118,218	—	(12,134)	106,084
Total securities	$176,919	$—	$(14,661)	$162,258

December 31, 2022
U.S. Government securities	$57,698	$—	$(2,906)	$54,792
U.S. Government sponsored entity securities	8,845	—	(862)	7,983
Agency mortgage-backed securities, residential	136,282	—	(14,983)	121,299
Total securities	$202,825	$—	$(18,751)	$184,074

	Amortized Cost	Gross Unrecognized Gains	Gross Unrecognized Losses	Estimated Fair Value	Allowance for Credit Losses
Securities Held to Maturity
December 31, 2023
Obligations of states and political subdivisions	$7,987	$17	$(615)	$7,389	$(2)
Agency mortgage-backed securities, residential	1	—	—	1	—
Total securities	$7,988	$17	$(615)	$7,390	$(2)

December 31, 2022
Obligations of states and political subdivisions	$9,225	$32	$(798)	$8,459
Agency mortgage-backed securities, residential	1	—	—	1
Total securities	$9,226	$32	$(798)	$8,460

At year-end 2023 and 2022, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders’ equity.

During 2023, proceeds from the sales of debt securities totaled $1,067 with gross losses of $23 recognized. During 2022, proceeds from the sales of debt securities totaled $10,963 with gross losses of $1,537 recognized.

Securities with a carrying value of approximately $126,994 at December 31, 2023 and $126,318 at December 31, 2022 were pledged to secure public deposits and repurchase agreements and for other purposes as required or permitted by law.

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note B - Securities (continued)

The amortized cost and estimated fair value of debt securities at December 31, 2023, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because certain issuers may have the right to call or prepay the debt obligations prior to their contractual maturities. Securities not due at a single maturity are shown separately.

	Available for Sale		Held to Maturity
Debt Securities:	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Due in one year or less	$17,424	$17,257	$397	$392
Due in one to five years	41,277	38,917	3,974	3,780
Due in five to ten years	—	—	1,490	1,297
Due after ten years	—	—	2,126	1,920
Agency mortgage-backed securities, residential	118,218	106,084	1	1
Total debt securities	$176,919	$162,258	$7,988	$7,390

The following table summarizes debt securities available for sale in an unrealized loss position for which an ACL has not been recorded at December 31, 2023 and December 31, 2022, aggregated by major security type and length of time in a continuous unrealized loss position:

December 31, 2023	Less than 12 Months		12 Months or More		Total
Securities Available for Sale	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Government securities	$9,474	$(52)	$40,823	$(1,825)	$50,297	$(1,877)
U.S. Government sponsored entity securities	—	—	5,877	(650)	5,877	(650)
Agency mortgage-backed securities, residential	—	—	106,084	(12,134)	106,084	(12,134)
Total available for sale	$9,474	$(52)	$152,784	$(14,609)	$162,258	$(14,661)

December 31, 2022	Less than 12 Months		12 Months or More		Total
Securities Available for Sale	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Government securities	$36,460	$(977)	$18,332	$(1,929)	$54,792	$(2,906)
U.S. Government sponsored entity securities	2,786	(60)	5,197	(802)	7,983	(862)
Agency mortgage-backed securities, residential	71,510	(7,178)	49,789	(7,805)	121,299	(14,983)
Total available for sale	$110,756	$(8,215)	$73,318	$(10,536)	$184,074	$(18,751)

Management evaluates available for sale debt securities in unrealized positions to determine whether impairment is due to credit-related factors. Consideration is given to (1) the extent to which the fair value is less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the security for a period of time sufficient to allow for any anticipated recovery in fair value.

At December 31, 2023, the Company had 96 available for sale debt securities in an unrealized position without an ACL, of which 13 were from U.S. Government securities, 3 were from U.S. Government sponsored entity securities, and 80 were from Agency mortgage-backed residential securities. Management does not have the intent to sell any of these securities and believes that it is more likely than not that the Company will not have to sell any such securities before a recovery of cost. The fair value is expected to recover as the securities approach their maturity date or repricing date or if market yields for such investments decline. Accordingly, as of December 31, 2023, management believes that the unrealized losses detailed in the previous table are due to noncredit-related factors, including changes in interest rates and other market conditions and, therefore, the Company carried no ACL on available for sale debt securities at December 31, 2023.

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note B - Securities (continued)

The following table presents the activity in the ACL for held to maturity debt securities for the year ended December 31, 2023:

Held to Maturity Debt Securities	2023
Allowance for credit losses:
Beginning balance	$—
Impact of adopting ASC 326	3
Provision for (recovery of) credit loss expense	(1)
Allowance for credit losses ending balance	$2

The Company’s held to maturity securities primarily consist of obligations of states and political subdivisions. The ACL on held to maturity securities is estimated at each measurement date on a collective basis by major security type.  Risk factors such as issuer bond ratings, historical loss rates, financial condition of issuer, and timely principal and interest payments of issuer were evaluated to determine if a credit reserve was required within the portfolio. At December 31, 2023, there were no past due principal and interest payments related to held to maturity securities. Upon adoption of ASC 326 on January 1, 2023, the Company identified a cumulative loss rate of 0.03% using historical loss data provided by S&P and Moody’s bond rating service. This resulted in a $3 credit loss reserve for held to maturity debt securities. During 2023, the cumulative loss rate decreased to 0.02%, resulting in a $1 recovery of provision expense during the year ended December 31, 2023.

Note C - Loans and Allowance for Credit Losses

Loans are comprised of the following at December 31:

	2023	2022
Residential real estate	$319,504	$297,036
Commercial real estate:
Owner-occupied	82,356	72,719
Nonowner-occupied	178,201	182,831
Construction	62,337	33,205
Commercial and industrial	157,298	151,232
Consumer:
Automobile	61,461	54,837
Home equity	35,893	27,791
Other	74,850	65,398
	971,900	885,049
Less: Allowance for credit losses	(8,767)	(5,269)

Loans, net	$963,133	$879,780

At December 31, 2023 and 2022, net deferred loan origination costs were $794 and $663, respectively. At December 31, 2023 and 2022, net unamortized loan purchase premiums were $687 and $1,142, respectively.

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note C - Loans and Allowance for Credit Losses (continued)

The following table presents the recorded investment of nonaccrual loans and loans past due 90 days or more and still accruing by class of loans as of December 31, 2023 and 2022:

December 31, 2023	Loans Past Due 90 Days And Still Accruing	Nonaccrual Loans With No ACL	Nonaccrual Loans With an ACL	Total Nonaccrual Loans

Residential real estate	$9	$—	$1,234	$1,234
Commercial real estate:
Owner-occupied	—	775	—	775
Nonowner-occupied	—	—	61	61
Construction	—	—	1	1
Commercial and industrial	—	—	48	48
Consumer:
Automobile	56	—	78	78
Home equity	—	—	95	95
Other	54	—	100	100
Total	$119	$775	$1,617	$2,392

December 31, 2022	Loans Past Due 90 Days And Still Accruing	Nonaccrual

Residential real estate	$100	$1,708
Commercial real estate:
Owner-occupied	—	938
Nonowner-occupied	—	70
Construction	—	75
Commercial and industrial	—	150
Consumer:
Automobile	27	82
Home equity	—	151
Other	411	59
Total	$538	$3,233

The Company recognized $146 of interest income in nonaccrual loans during the year ended December 31, 2023.

The following table presents the aging of the recorded investment of past due loans by class of loans as of December 31, 2023 and 2022:

December 31, 2023	30-59 Days Past Due	60-89 Days Past Due	90 Days Or More Past Due	Total Past Due	Loans Not Past Due	Total
Residential real estate	$2,705	$368	$481	$3,554	$315,950	$319,504
Commercial real estate:
Owner-occupied	2,580	—	775	3,355	79,001	82,356
Nonowner-occupied	681	—	—	681	177,520	178,201
Construction	—	—	—	—	62,337	62,337
Commercial and industrial	3,338	—	48	3,386	153,912	157,298
Consumer:
Automobile	782	210	117	1,109	60,352	61,461
Home equity	353	62	95	510	35,383	35,893
Other	658	121	148	927	73,923	74,850

Total	$11,097	$761	$1,664	$13,522	$958,378	$971,900

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note C - Loans and Allowance for Credit Losses (continued)

December 31, 2022	30-59 Days Past Due	60-89 Days Past Due	90 Days Or More Past Due	Total Past Due	Loans Not Past Due	Total
Residential real estate	$1,799	$701	$497	$2,997	$294,039	$297,036
Commercial real estate:
Owner-occupied	97	—	938	1,035	71,684	72,719
Nonowner-occupied	626	5	—	631	182,200	182,831
Construction	40	45	17	102	33,103	33,205
Commercial and industrial	21	—	150	171	151,061	151,232
Consumer:
Automobile	804	240	97	1,141	53,696	54,837
Home equity	204	—	151	355	27,436	27,791
Other	875	113	452	1,440	63,958	65,398

Total	$4,466	$1,104	$2,302	$7,872	$877,177	$885,049

Credit Quality Indicators:

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt, such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. These risk categories are represented by a loan grading scale from 1 through 11. The Company analyzes loans individually with a higher credit risk rating and groups these loans into categories called “criticized” and “classified” assets. The Company considers its criticized assets to be loans that are graded 8 and its classified assets to be loans that are graded 9 through 11. The Company’s risk categories are reviewed at least annually on loans that have aggregate borrowing amounts that meet or exceed $1,000.

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

The Company uses the following definitions for its classified loan risk ratings:

Substandard.  Loans classified as “substandard” represent very high risk, serious delinquency, nonaccrual, or unacceptable credit. Repayment through the primary source of repayment is in jeopardy due to the existence of one or more well-defined weaknesses, and the collateral pledged may inadequately protect collection of the loans. Loss of principal is not likely if weaknesses are corrected, although financial statements normally reveal significant weakness. Loans are still considered collectible, although loss of principal is more likely than with special mention loans. Collateral liquidation is considered likely to satisfy debt.

Doubtful.  Loans classified as “doubtful” display a high probability of loss, although the amount of actual loss at the time of classification is undetermined. This classification should be temporary until such time that actual loss can be identified, or improvements are made to reduce the seriousness of the classification. These loans exhibit all substandard characteristics with the addition that weaknesses make collection or liquidation in full highly questionable and improbable. This classification consists of loans where the possibility of loss is high after collateral liquidation based upon existing facts, market conditions, and value. Loss is deferred until certain important and reasonable specific pending factors that may strengthen the credit can be more accurately determined. These factors may include proposed acquisitions, liquidation procedures, capital injection, receipt of additional collateral, mergers, or refinancing plans. A doubtful classification for an entire credit should be avoided when collection of a specific portion appears highly probable with the adequately secured portion graded substandard.

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note C - Loans and Allowance for Credit Losses (continued)
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

As of December 31, 2023 and 2022, and based on the most recent analysis performed, the risk category of commercial loans by class of loans was as follows:

	Term Loans Amortized Cost Basis by Origination Year
December 31, 2023	2023	2022	2021	2020	2019	Prior	Revolving Loans Amortized Cost Basis	Total

Commercial real estate:
Owner-occupied
Risk Rating
Pass	$18,120	$7,911	$10,679	$5,973	$6,125	$15,925	$459	$65,192
Special Mention	—	—	—	—	—	427	—	427
Substandard	—	—	13,934	—	498	2,005	300	16,737
Doubtful	—	—	—	—	—	—	—	—
Total	$18,120	$7,911	$24,613	$5,973	$6,623	$18,357	$759	$82,356

Current Period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—

	Term Loans Amortized Cost Basis by Origination Year
December 31, 2023	2023	2022	2021	2020	2019	Prior	Revolving Loans Amortized Cost Basis	Total

Commercial real estate:
Nonowner occupied
Risk Rating
Pass	$12,688	$29,344	$32,235	$20,484	$15,415	$61,809	$1,128	$173,103
Special Mention	—	—	768	3,226	—	1,034	—	5,028
Substandard	—	—	70	—	—	—	—	70
Doubtful	—	—	—	—	—	—	—	—
Total	$12,688	$29,344	$33,073	$23,710	$15,415	$62,843	$1,128	$178,201

Current Period gross charge-offs	$—	$—	$132	$—	$—	$—	$—	$132

	Term Loans Amortized Cost Basis by Origination Year
December 31, 2023	2023	2022	2021	2020	2019	Prior	Revolving Loans Amortized Cost Basis	Total

Commercial real estate:
Construction
Risk Rating
Pass	$28,055	$29,174	$1,231	$302	$392	$2,937	$—	$62,091
Special Mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	246	—	246
Doubtful	—	—	—	—	—	—	—	—
Total	$28,055	$29,174	$1,231	$302	$392	$3,183	$—	$62,337

Current Period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note C – Loans and Allowance for Credit Losses (continued)
	Term Loans Amortized Cost Basis by Origination Year
December 31, 2023	2023	2022	2021	2020	2019	Prior	Revolving Loans Amortized Cost Basis	Total

Commercial and Industrial
Risk Rating
Pass	$8,770	$30,885	$26,806	$31,247	$344	$27,632	$27,510	$153,194
Special Mention	140	—	—	—	—	8	66	214
Substandard	—	—	58	1,363	4	182	2,283	3,890
Doubtful	—	—	—	—	—	—	—	—
Total	$8,910	$30,885	$26,864	$32,610	$348	$27,822	$29,859	$157,298

Current Period gross charge-offs	$—	$—	$—	$—	$—	$—	$29	$29

December 31, 2022	Pass	Criticized	Classified	Total
Commercial real estate:
Owner-occupied	$68,236	$3,545	$938	$72,719
Nonowner-occupied	177,479	5,352	—	182,831
Construction	33,143	—	62	33,205
Commercial and industrial	147,627	1,879	1,726	151,232
Total	$426,485	$10,776	$2,726	$439,987

The Company considers the performance of the loan portfolio and its impact on the ACL.  For residential and consumer loan classes, the Company evaluates credit quality based on the aging status of the loan, which was previously presented, and by payment activity. The following table presents the recorded investment of residential and consumer loans by class of loans based on repayment activity as of December 31, 2023 and 2022:

	Term Loans Amortized Cost Basis by Origination Year
December 31, 2023	2023	2022	2021	2020	2019	Prior	Revolving Loans Amortized Cost Basis	Total

Residential Real Estate:
Payment Performance
Performing	$50,484	$44,640	$50,949	$44,818	$21,854	$91,956	$13,560	$318,261
Nonperforming	—	—	—	—	182	1,061	—	1,243
Total	$50,484	$44,640	$50,949	$44,818	$22,036	$93,017	$13,560	$319,504

Current Period gross charge-offs	$—	$—	$3	$—	$—	$118	$—	$121

	Term Loans Amortized Cost Basis by Origination Year
December 31, 2023	2023	2022	2021	2020	2019	Prior	Revolving Loans Amortized Cost Basis	Total

Consumer:
Automobile
Payment Performance
Performing	$28,939	$20,376	$7,013	$3,028	$1,212	$759	$—	$61,327
Nonperforming	34	60	15	1	9	15	—	134
Total	$28,973	$20,436	$7,028	$3,029	$1,221	$774	$—	$61,461

Current Period gross charge-offs	$51	$163	$116	$6	$29	$3	$—	$368

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note C – Loans and Allowance for Credit Losses (continued)

	Term Loans Amortized Cost Basis by Origination Year
December 31, 2023	2023	2022	2021	2020	2019	Prior	Revolving Loans Amortized Cost Basis	Total

Consumer:
Home Equity
Payment Performance
Performing	$1,649	$79	$—	$—	$—	$—	$34,070	$35,798
Nonperforming	—	—	—	—	—	—	95	95
Total	$1,649	$79	$—	$—	$—	$—	$34,165	$35,893

Current Period gross charge-offs	$—	$—	$—	$—	$—	$—	$87	$87

	Term Loans Amortized Cost Basis by Origination Year
December 31, 2023	2023	2022	2021	2020	2019	Prior	Revolving Loans Amortized Cost Basis	Total

Consumer:
Other
Payment Performance
Performing	$18,377	$24,904	$10,800	$4,482	$1,093	$953	$14,087	$74,696
Nonperforming	11	17	67	53	1	4	1	154
Total	$18,388	$24,921	$10,867	$4,535	$1,094	$957	$14,088	$74,850

Current Period gross charge-offs	$306	$119	$119	$84	$28	$53	$246	$955

	Consumer
December 31, 2022	Automobile	Home Equity	Other	Residential Real Estate	Total
Performing	$54,728	$27,640	$64,928	$295,228	$442,524
Nonperforming	109	151	470	1,808	2,538
Total	$54,837	$27,791	$65,398	$297,036	$445,062

The Company originates residential, consumer, and commercial loans to customers located primarily in the southeastern areas of Ohio as well as the western counties of West Virginia.  Approximately 4.37% of total loans were unsecured at December 31, 2023, down from 4.52% at December 31, 2022.

Modifications to Borrowers Experiencing Financial Difficulty:

Occasionally, the Company modifies loans to borrowers experiencing financial difficulty.  These modifications may include one or a combination of the following: a reduction of the stated interest rate of the loan; an extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk; a reduction in the contractual principal and interest payments of the loan; or short-term interest-only payment terms. All modifications to borrowers experiencing financial difficulty are considered to be impaired.

During the year ended December 31, 2023, the Company experienced no new modifications to borrowers experiencing financial difficulty.

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note C – Loans and Allowance for Credit Losses (continued)
The following table presents the activity in the ACL by portfolio segment for the years ended December 31, 2023 and 2022:

December 31, 2023	Residential Real Estate	Commercial Real Estate	Commercial & Industrial	Consumer	Total
Allowance for credit losses:
Beginning balance	$681	$2,038	$1,293	$1,257	$5,269
Impact of adopting ASC 326	1,345	162	(116)	771	2,162
Provision for credit losses	251	824	(85)	1,040	2,030
Loans charged off	(121)	(132)	(29)	(1,410)	(1,692)
Recoveries	57	155	212	574	998
Total ending allowance balance	$2,213	$3,047	$1,275	$2,232	$8,767

December 31, 2022	Residential Real Estate	Commercial Real Estate	Commercial & Industrial	Consumer	Total
Allowance for credit losses:
Beginning balance	$980	$2,548	$1,571	$1,384	$6,483
Provision for credit losses	(318)	(556)	283	559	(32)
Loans charged off	(135)	(36)	(618)	(1,399)	(2,188)
Recoveries	154	82	57	713	1,006
Total ending allowance balance	$681	$2,038	$1,293	$1,257	$5,269

The following table presents the balance in the ACL and the recorded investment of loans by portfolio segment and based on impairment method as of December 31, 2022:

December 31, 2022	Residential Real Estate	Commercial Real Estate	Commercial & Industrial	Consumer	Total
Allowance for credit losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$—	$—	$—	$—	$—
Collectively evaluated for impairment	681	2,038	1,293	1,257	5,269
Total ending allowance balance	$681	$2,038	$1,293	$1,257	$5,269

Loans:
Loans individually evaluated for impairment	$—	$1,986	$—	$28	$2,014
Loans collectively evaluated for impairment	297,036	286,769	151,232	147,998	883,035
Total ending loans balance	$297,036	$288,755	$151,232	$148,026	$885,049

The following table presents the amortized cost basis of collateral dependent loans by class of loans as of December 31, 2023:

	Collateral Type
December 31, 2023	Real Estate	Business Assets	Total
Residential real estate	$1,663	$—	$1,663
Commercial real estate:
Owner-occupied	700	258	958
Consumer:
Home equity	27	—	27
Total collateral dependent loans	$2,390	$258	$2,648

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note C - Loans and Allowance for Credit Losses (continued)
The following table presents information related to loans individually evaluated for impairment by class of loans as of the years ended December 31, 2022:

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

The Company transfers loans to other real estate owned, at fair value less cost to sell, in the period the Company obtains physical possession of the property (through legal title or through a deed in lieu). As of December 31, 2023, the Company had $68 in other real estate owned for residential real estate properties compared to none at December 31, 2022. In addition, nonaccrual residential mortgage loans that are in the process of foreclosure had a recorded investment of $348 and $370 as of December 31, 2023 and 2022, respectively.

Note D - Premises and Equipment

Following is a summary of premises and equipment at December 31:

	2023	2022
Land	$2,568	$2,486
Buildings	23,867	22,526
Leasehold improvements	1,555	1,509
Furniture and equipment	11,137	10,410
	39,127	36,931
Less accumulated depreciation	17,677	16,495
Total premises and equipment	$21,450	$20,436

Following is a summary of premises and equipment held for sale at December 31:

	2023	2022
Land	$84	$84
Buildings	594	594
	678	678
Less accumulated depreciation	105	85
Total premises and equipment held for sale	$573	$593

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note E – Leases

Balance sheet information related to leases at December 31 was as follows:

	2023	2022
Operating leases:
Operating lease right-of-use assets	$1,205	$1,294
Operating lease liabilities	1,205	1,294

The components of lease cost were as follows for the year ending December 31:

	2023	2022
Operating lease cost	$204	$185
Short-term lease expense	17	35

Future undiscounted lease payments for operating leases with initial terms of one year or more as of December 31, 2023 are as follows:

Operating Leases
2024	$195
2025	195
2026	140
2027	109
2028	111
Thereafter	764
Total lease payments	1,514
Less: Imputed Interest	(309)
Total operating leases	$1,205

Other information at December 31 was as follows:

	2023	2022

Weighted-average remaining lease term for operating leases	13.0 years	12.1 years
Weighted-average discount rate for operating leases	2.91%	2.70%

Note F – Goodwill and Intangible Assets

Goodwill:  The change in goodwill during the year is as follows:

	Gross Carrying Amount
	2023	2022
Goodwill	$7,319	$7,319

Impairment exists when a reporting unit’s carrying value of goodwill exceeds its fair value. At December 31, 2023 and 2022, the Company’s reporting unit had positive equity and the Company elected to perform a qualitative assessment to determine if it was more likely than not that fair value of the reporting unit exceeded its carrying value, including goodwill.  The qualitative assessment indicated that it is more likely than not that fair value of goodwill is more than the carrying value, resulting in no impairment. Therefore, the Company did not proceed to step one of the annual goodwill impairment testing requirement.

Acquired intangible assets:  Acquired intangible assets were as follows at year-end:

	2023		2022
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortized intangible assets:
Core deposit intangibles	$738	$730	$738	$709

Aggregate amortization expense was $21 for 2023 and $35 for 2022.

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note F - Goodwill and Intangible Assets (continued)
Estimated amortization expense for each of the next five years:

2024	$8
2025	—
2026	—
2027	—
2028	—
Total	$8

Note G - Deposits

Following is a summary of deposits at December 31:

	2023	2022
Noninterest-bearing deposits	$322,222	$354,413

Interest-bearing deposits:
NOW accounts	170,422	209,758
Savings and Money Market	255,369	311,565
Time deposits in denominations of $250 or less	301,323	115,049
Time deposits in denominations of more than $250	77,800	36,870
Total time deposits	379,123	151,919
Total interest-bearing deposits	804,914	673,242

Total deposits	$1,127,136	$1,027,655

Following is a summary of total time deposits by remaining maturity at December 31, 2023:

2024	$261,922
2025	95,860
2026	19,001
2027	1,139
2028	1,023
Thereafter	178
Total	$379,123

Brokered deposits, included in time deposits, were $64,893 and $3,999 at December 31, 2023 and 2022, respectively.

Note H - Interest Rate Swaps

The Company manages economic risks, including interest rate, liquidity, and credit risk, primarily by managing the amount, sources, and duration of its assets and liabilities.  The Company utilizes interest rate swap agreements as part of its asset/liability management strategy to help manage its interest rate risk position.  As part of this strategy, the Company provides its customer with a fixed-rate loan while creating a variable-rate asset for the Company by the customer entering into an interest rate swap with the Company on terms that match the loan.  The Company offsets its risk exposure by entering into an offsetting interest rate swap with an unaffiliated institution.  These interest rate swaps do not qualify as designated hedges; therefore, each swap is accounted for as a standalone derivative.  At December 31, 2023, the Company had offsetting interest rate swaps associated with commercial loans with a notional value of $12,515 and a fair value asset of $1,147 and a fair value liability for the same amount included in other assets and other liabilities, respectively.  This is compared to offsetting interest rate swaps with a notional value of $13,196 and a fair value asset and liability of $1,340 at December 31, 2022.  The notional amount of the interest rate swaps does not represent amounts exchanged by the parties. The amount exchanged is determined by reference to the notional amount and the other terms of the individual interest rate swap agreement.  To offset the risk exposure related to market value fluctuations of its interest rate swaps, the Company would normally maintain collateral deposits on hand with a third-party correspondent, however due to the increasing rate environment, risk exposure was reduced in both 2023 and 2022, respectively, resulting in no collateral deposits at December 31, 2023 or December 31, 2022.

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note I - Other Borrowed Funds

Other borrowed funds at December 31, 2023 and 2022 are comprised of advances from the FHLB of Cincinnati and promissory notes.

	FHLB Borrowings	Promissory Notes	Totals
2023	$42,199	$2,394	$44,593
2022	$15,569	$2,376	$17,945

Pursuant to collateral agreements with the FHLB, advances are secured by $312,767 in qualifying mortgage loans, $33,456 in commercial loans and $2,896 in FHLB stock at December 31, 2023. Fixed-rate FHLB advances of $42,199 mature through 2042 and have interest rates ranging from 1.53% to 4.91% and a year-to-date weighted average cost of 3.50% and 2.34% at December 31, 2023 and 2022, respectively. There were no variable-rate FHLB borrowings at December 31, 2023.

At December 31, 2023, the Company had a cash management line of credit enabling it to borrow up to $100,000 from the FHLB, subject to the stock ownership and collateral limitations described below. All cash management advances have an original maturity of 90 days. The line of credit must be renewed on an annual basis. There was $100,000 available on this line of credit at December 31, 2023.

Based on the Company’s current FHLB stock ownership, total assets and pledgeable loans, the Company had the ability to obtain borrowings from the FHLB up to a maximum of $182,731 at December 31, 2023. Of this maximum borrowing capacity, the Company had $88,183 available to use as additional borrowings, of which $88,183 could be used for short term, cash management advances, as mentioned above.

Promissory notes, issued primarily by Ohio Valley, are due at various dates through a final maturity date of November 18, 2024, and have fixed rates ranging from 3.15% to 5.00% and a year-to-date weighted average cost of 3.79% at December 31, 2023, as compared to 1.35% at December 31, 2022. At December 31, 2023, there were six promissory notes payable by Ohio Valley to related parties totaling $2,394. See Note M for further discussion of related party transactions.  There were no promissory notes payable to other banks at December 31, 2023 and 2022, respectively.

Letters of credit issued on the Bank’s behalf by the FHLB to collateralize certain public unit deposits as required by law totaled $52,350 at December 31, 2023 and $75,140 at December 31, 2022.

Scheduled principal payments over the next five years:

	FHLB Borrowings	Promissory Notes	Totals
2024	$5,412	$2,394	$7,806
2025	4,983	—	4,983
2026	12,908	—	12,908
2027	11,397	—	11,397
2028	1,349	—	1,349
Thereafter	6,150	—	6,150
	$42,199	$2,394	$44,593

Note J - Subordinated Debentures and Trust Preferred Securities

On March 22, 2007, a trust formed by Ohio Valley issued $8,500 of adjustable-rate trust preferred securities as part of a pooled offering of such securities.  The rate on these trust preferred securities was fixed at 6.58% for five years, and then converted to a floating-rate term on March 15, 2012, based on a rate equal to the 3-month LIBOR plus 1.68%. Beginning September 15, 2023, the rate converted from a 3-month LIBOR index to a 3-month CME Term SOFR index plus a spread adjustment of 0.26% and a margin of 1.68%. The interest rate on these trust preferred securities was 7.33% at December 31, 2023 and 6.45% at December 31, 2022.  There were no debt issuance costs incurred with these trust preferred securities. The Company issued subordinated debentures to the trust in exchange for the proceeds of the offering.  The subordinated debentures must be redeemed no later than June 15, 2037.

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

Note K - Income Taxes

The provision for income taxes consists of the following components:

	2023	2022
Current tax expense	$3,312	$2,306
Deferred tax (benefit) expense	(745)	288
Total income taxes	$2,567	$2,594

The source of deferred tax assets and deferred tax liabilities at December 31:

	2023	2022
Items giving rise to deferred tax assets:
Other reserves	$152	$—
Allowance for loan losses	1,916	1,146
Unrealized loss on securities available for sale	3,233	3,938
Deferred compensation	2,176	2,058
Deferred loan fees/costs	169	137
Accrued bonus	249	266
Purchase accounting adjustments	11	6
Net operating loss	49	66
Lease liability	332	355
Nonaccrual interest income	113	204
Other	43	294
Items giving rise to deferred tax liabilities:
Mortgage servicing rights	(88)	(99)
FHLB stock dividends	(442)	(676)
Prepaid expenses	(35)	(231)
Depreciation and amortization	(841)	(843)
Right-of-use asset	(332)	(355)
Other	(399)	—
Net deferred tax asset	$6,306	$6,266

The Company determined that it was not required to establish a valuation allowance for deferred tax assets since management believes that the deferred tax assets are likely to be realized through the future reversals of existing taxable temporary differences, deductions against forecasted income and tax planning strategies.

At December 31, 2023, the Company’s deferred tax asset related to Section 382 net operating loss carryforwards was $233, which will expire in 2026.

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note K - Income Taxes (continued)

The difference between the financial statement tax provision and amounts computed by applying the statutory federal income tax rate of 21% to income before taxes is as follows:

	2023	2022
Statutory tax (21%)	$3,192	$3,346
Effect of nontaxable interest	(468)	(385)
Effect of nontaxable insurance premiums	(205)	(240)
Income from bank owned insurance, net	(181)	(168)
Effect of postretirement benefits	45	(112)
Effect of state income tax	170	155
Tax credits	(25)	(37)
Other items	39	35
Total income taxes(1)	$2,567	$2,594

(1) Effective income tax rate was 16.9% for 2023 and 16.3% for 2022

At December 31, 2023 and December 31, 2022, the Company had no unrecognized tax benefits. The Company does not expect the amount of unrecognized tax benefits to significantly change within the next twelve months.  The Company did not recognize any interest and/or penalties related to income tax matters for the periods presented.

The Company is subject to U.S. federal income tax as well as West Virginia state income tax.  The Company is no longer subject to federal or state examination for years prior to 2020. The tax years 2020-2022 remain open to federal and state examinations.

Note L - Commitments and Contingent Liabilities

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit, and financial guarantees written, is represented by the contractual amount of those instruments. The Bank estimates expected credit losses over the contractual period in which the Bank is exposed to credit risk via a contractual obligation to extend credit. At December 31, 2023, the estimated ACL related to off-balance sheet commitments was $692, which included $61 in provision expense during the year ended December 31, 2023.  The Bank uses the same credit policies in making commitments and conditional obligations as it does for instruments recorded on the balance sheet.

Following is a summary of such commitments at December 31:

	2023	2022
Fixed rate	$1,331	$1,110
Variable rate	181,622	177,151
Standby letters of credit	9,210	3,441

At December 31, 2023, the fixed-rate commitments have interest rates ranging from 3.38% to 8.50% and maturities ranging from 16 years to 30 years.

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

Note L - Commitments and Contingent Liabilities (continued)

There are various contingent liabilities that are not reflected in the financial statements, including claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material effect on financial condition or results of operations.

Note M - Related Party Transactions

Certain directors, executive officers and companies with which they are affiliated were loan customers during 2023. A summary of activity on these borrower relationships with aggregate debt greater than $120 is as follows:

Total loans at January 1, 2023	$16,696
New loans	855
Repayments	(1,065)
Other changes	—
Total loans at December 31, 2023	$16,486

Other changes include adjustments for loans applicable to one reporting period that are excludable from the other reporting period, such as changes in persons classified as directors, executive officers and companies’ affiliates.

Deposits from principal officers, directors, and their affiliates at year-end 2023 and 2022 were $20,123 and $91,782.  In addition, the Company had promissory notes outstanding with directors and their affiliates totaling $2,394 at year-end 2023 and $2,376 at year-end 2022.  The interest rates ranged from 1.25% to 5.00%, with terms ranging from 12 to 24 months.

Note N - Employee Benefits

The Bank has a profit-sharing plan for the benefit of its employees and their beneficiaries. Contributions to the plan are determined by the Board of Directors of Ohio Valley. Contributions charged to expense were $270 and $256 for 2023 and 2022.

Ohio Valley maintains an Employee Stock Ownership Plan (“ESOP”) covering substantially all employees of the Company. Ohio Valley issues shares to the ESOP, purchased by the ESOP with subsidiary cash contributions, which are allocated to ESOP participants based on relative compensation. The total number of shares held by the ESOP, all of which have been allocated to participant accounts, were 317,860 and 313,114 at December 31, 2023 and 2022.  In addition, the subsidiaries made contributions to the ESOP as follows:

	Years ended December 31
	2023	2022

Number of shares issued	4,746	18,522

Fair value of stock contributed	$125	$575

Cash contributed	473	—

Total expense	$598	$575

Life insurance contracts with a cash surrender value of $38,426 and annuity assets of $2,167 at December 31, 2023 have been purchased by the Company, the owner of the policies. The purpose of these contracts was to replace a current group life insurance program for executive officers, implement a deferred compensation plan for directors and executive officers, implement a director retirement plan and implement supplemental retirement plans for certain officers.  Under the deferred compensation plan, Ohio Valley pays each participant the amount of fees deferred plus interest over the participant’s desired term, upon termination of service.  Under the director retirement plan, participants are eligible to receive ongoing compensation payments upon retirement subject to length of service.  The supplemental retirement plans provide payments to select executive officers upon retirement based upon a compensation formula determined by Ohio Valley’s Board of Directors.  The present value of payments expected to be provided are accrued during the service period of the covered individuals and amounted to $9,716 and $9,192 at December 31, 2023 and 2022. Expenses related to the plans for each of the last two years amounted to $807 and $458. In association with the split-dollar life insurance plan, the present value of the postretirement benefit totaled $3,526 at December 31, 2023 and $3,309 at December 31, 2022.

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

Individually Evaluated Collateral Dependent Loans: The fair value of individually evaluated collateral dependent loans is generally based on the fair value of collateral, less costs to sell. When carried at fair value, individually evaluated collateral dependent loans generally receive specific allocations of the ACL. For collateral dependent loans, fair value is commonly based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value. Non-real estate collateral may be valued using an appraisal, net book value per the borrower’s financial statements, or aging reports, adjusted or discounted based on management’s historical knowledge, changes in market conditions from the time of the valuation, and management’s expertise and knowledge of the client and client’s business, resulting in a Level 3 fair value classification. In some instances, fair value adjustments can be made based on a quoted price from an observable input, such as a purchase agreement. Such adjustments would be classified as a Level 2 classification. Individually evaluated collateral dependent loans are evaluated on a quarterly basis for additional impairment and adjusted accordingly.

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

Assets and Liabilities Measured on a Recurring Basis
Assets and liabilities measured at fair value on a recurring basis are summarized below:

	Fair Value Measurements at December 31, 2023, Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
U.S. Government securities	$50,297	$—	$—
U.S. Government sponsored entity securities	—	5,877	—
Agency mortgage-backed securities, residential	—	106,084	—
Interest rate swap derivatives	—	1,147	—

Liabilities:
Interest rate swap derivatives	—	(1,147)	—

	Fair Value Measurements at December 31, 2022, Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
U.S. Government securities	$54,792	$—	$—
U.S. Government sponsored entity securities	—	7,983	—
Agency mortgage-backed securities, residential	—	121,299	—
Interest rate swap derivatives	—	1,340	—

Liabilities:
Interest rate swap derivatives	—	(1,340)	—

Assets and Liabilities Measured on a Nonrecurring Basis
There were no assets or liabilities measured at fair value on a nonrecurring basis at December 31, 2023 and 2022.

There was no other real estate owned that was measured at fair value less costs to sell at December 31, 2023 and 2022. Furthermore, there were no corresponding write downs during the years ended December 31, 2023 and 2022.

There was no quantitative information about Level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis at December 31, 2023 and 2022.

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note O - Fair Value of Financial Instruments (continued)
The carrying amounts and estimated fair values of financial instruments at December 31, 2023 and December 31, 2022 are as follows:

		Fair Value Measurements at December 31, 2023 Using:
	Carrying Value	Level 1	Level 2	Level 3	Total
Financial Assets:
Cash and cash equivalents	$128,126	$128,126	$—	$—	$128,126
Certificates of deposit in financial institutions	—	—	—	—	—
Securities available for sale	162,258	50,297	111,961	—	162,258
Securities held to maturity	7,986	—	4,281	3,109	7,390
Loans, net	963,133	—	—	944,544	944,544
Interest rate swap derivatives	1,147	—	1,147	—	1,147
Accrued interest receivable	3,606	—	466	3,140	3,606

Financial Liabilities:
Deposits	1,127,136	748,013	379,455	—	1,127,468
Other borrowed funds	44,593	—	45,799	—	45,799
Subordinated debentures	8,500	—	8,500	—	8,500
Interest rate swap derivatives	1,147	—	1,147	—	1,147
Accrued interest payable	6,597	1	6,596	—	6,597

		Fair Value Measurements at December 31, 2022 Using:
	Carrying Value	Level 1	Level 2	Level 3	Total
Financial Assets:
Cash and cash equivalents	$45,990	$45,990	$—	$—	$45,990
Certificates of deposit in financial institutions	1,862	—	1,862	—	1,862
Securities available for sale	184,074	54,792	129,282	—	184,074
Securities held to maturity	9,226	—	4,987	3,473	8,460
Loans, net	879,780	—	—	846,870	846,870
Interest rate swap derivatives	1,340	—	1,340	—	1,340
Accrued interest receivable	3,112	—	485	2,627	3,112

Financial Liabilities:
Deposits	1,027,655	875,736	149,974	—	1,025,710
Other borrowed funds	17,945	—	16,364	—	16,364
Subordinated debentures	8,500	—	8,500	—	8,500
Interest rate swap derivatives	1,340	—	1,340	—	1,340
Accrued interest payable	432	1	431	—	432

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
Note P - Regulatory Matters

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgements by regulators. Failure to meet capital requirements can initiate regulatory action. The net unrealized gain or loss on available for sale securities is not included in computing regulatory capital. Management believes as of December 31, 2023, the Bank met all capital adequacy requirements to which they are subject.

Prompt corrective action regulations applicable to insured depository institutions provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2023 and 2022, the Bank met the capital requirements to be deemed well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since year-end 2023 and 2022 that management believes have changed the institution’s well capitalized category.

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

Under the final rule, an eligible banking organization can opt out of the CBLR framework and revert back to the risk-weighting framework without restriction. As of December 31, 2023 and 2022, the Bank qualified as a community banking organization as defined by the federal banking agencies and elected to measure capital adequacy under the CBLR framework.

The current rules were impacted by the Company’s adoption of ASC 326 and its election to apply the 3-year CECL transition provision on January 1, 2023. By making this election, the Bank, in accordance with Section 301 of the regulatory capital rules, will increase it retained earnings (Tier 1 Capital) and average assets by 75% of its CECL transition amount during the first year of the transition period, 50% of its CECL transition amount during the second year, and 25% of its CECL transitional amount during the third year of the transition period. The Bank’s transition amount from the adoption of CECL totaled $2,276, which resulted in the add-back of $1,707 to both Tier 1 capital and average assets as part of the CBLR calculation for December 31, 2023.

The following tables summarize the actual and required capital amounts of the Bank as of year-end.

	Actual		To Be Well Capitalized Under Prompt Corrective Action Regulations
Bank	Amount	Ratio	Amount	Ratio
Tier 1 capital (to average assets)
December 31, 2023	$142,895	10.8%	$118,910	9.0%
December 31, 2022	135,404	11.0	110,806	9.0

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note P - Regulatory Matters (continued)
Dividends paid by the subsidiaries are the primary source of funds available to Ohio Valley for payment of dividends to shareholders and for other working capital needs. The payment of dividends by the subsidiaries to Ohio Valley is subject to restrictions by regulatory authorities and state law. These restrictions generally limit dividends to the current and prior two years retained earnings of the Bank and Loan Central, Inc. At January 1, 2024 approximately $17,895 of the subsidiaries’ retained earnings were available for dividends under these guidelines. The ability of Ohio Valley to borrow funds from the Bank is limited as to amount and terms by banking regulations. The Board of Governors of the Federal Reserve System also has a policy requiring Ohio Valley to provide notice to the FRB in advance of the payment of a dividend to Ohio Valley’s shareholders under certain circumstances, and the FRB may disapprove of such dividend payment if the FRB determines the payment would be an unsafe or unsound practice.

Note Q - Parent Company Only Condensed Financial Information

Below is condensed financial information of Ohio Valley. In this information, Ohio Valley’s investment in its subsidiaries is stated at cost plus equity in undistributed earnings of the subsidiaries since acquisition. This information should be read in conjunction with the consolidated financial statements of the Company.

CONDENSED STATEMENTS OF CONDITION

	Years ended December 31:
Assets	2023	2022
Cash and cash equivalents	$6,248	$4,697
Investment in subsidiaries	148,597	141,402
Notes receivable – subsidiaries	2,683	2,365
Other assets	293	259
Total assets	$157,821	$148,723

Liabilities
Notes payable	$2,394	$2,376
Subordinated debentures	8,500	8,500
Other liabilities	2,920	2,819
Total liabilities	13,814	13,695

Shareholders’ Equity
Total shareholders’ equity	144,007	135,028
Total liabilities and shareholders’ equity	$157,821	$148,723

CONDENSED STATEMENTS OF INCOME

	Years ended December 31:
Income:	2023	2022
Interest on notes	$91	$29
Dividends from subsidiaries	5,020	4,180

Expenses:
Interest on notes	91	29
Interest on subordinated debentures	598	296
Operating expenses	369	396
Income before income taxes and equity in undistributed earnings of subsidiaries	4,053	3,488
Income tax benefit	196	141
Equity in undistributed earnings of subsidiaries	8,382	9,709
Net Income	$12,631	$13,338
Other comprehensive income (loss), net of tax	3,385	(15,521)
Comprehensive Income	$16,016	$(2,183)

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note Q - Parent Company Only Condensed Financial Information (continued)
CONDENSED STATEMENTS OF CASH FLOWS

	Years ended December 31:
Cash flows from operating activities:	2023	2022
Net Income	$12,631	$13,338
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(8,382)	(9,709)
Common stock issued to ESOP	124	575
Change in other assets	(34)	(221)
Change in other liabilities	101	72
Net cash provided by operating activities	4,440	4,055

Cash flows from investing activities:
Proceeds from closing of OVBC Captive	2,364	—
Change in notes receivable	(318)	(242)
Net cash provided by (used in) investing activities	2,046	(242)

Cash flows from financing activities:
Change in notes payable	18	238
Purchases of treasury stock	(82)	—
Cash dividends paid	(4,871)	(4,720)
Net cash used in financing activities	(4,935)	(4,482)

Cash and cash equivalents:
Change in cash and cash equivalents	1,551	(669)
Cash and cash equivalents at beginning of year	4,697	5,366
Cash and cash equivalents at end of year	$6,248	$4,697

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

Total revenues from the banking segment, which accounted for the majority of the Company’s total revenues, totaled 95.2% and 94.2% of total consolidated revenues for the years ended December 31, 2023 and 2022, respectively.

The accounting policies used for the Company’s reportable segments are the same as those described in Note A - Summary of Significant Accounting Policies.  Income taxes are allocated based on income before tax expense.  All goodwill is in the Banking segment.

Segment information is as follows:

	Year Ended December 31, 2023
	Banking	Consumer Finance	Total Company
Net interest income	$43,711	$2,316	$46,027
Provision for (recovery of) loan losses	2,025	65	2,090
Noninterest income	11,513	1,116	12,629
Noninterest expense	38,833	2,535	41,368
Provision for income taxes	2,394	173	2,567
Net income	11,972	659	12,631
Assets	1,336,861	15,274	1,352,135

	Year Ended December 31, 2022
	Banking	Consumer Finance	Total Company
Net interest income	$42,529	$2,249	$44,778
Provision for (recovery of) loan losses	(100)	68	(32)
Noninterest income	9,121	1,041	10,162
Noninterest expense	36,612	2,428	39,040
Provision for income taxes	2,429	165	2,594
Net income	12,709	629	13,338
Assets	1,195,974	14,813	1,210,787

Note S - Risks and Uncertainties

The risks pertinent to our bank regarding liquidity and rising deposit costs have increased due to an elevated interest rate environment and increased deposit competition within our markets. Our liquidity position is supported by the management of liquid assets such as cash and interest-bearing deposits with banks, and liabilities such as core deposits. The bank can also access other sources of funds such as brokered deposits and FHLB advances. With the present economic conditions putting a strain on liquidity and higher borrowing costs, the Company believes it has sufficient liquid assets and funding sources should there be a liquidity need.

report of independent registered
public accounting firm
 publi

To the Shareholders and Board of Directors
Ohio Valley Banc Corp.
Gallipolis, Ohio

Opinion on the Financial Statements
We have audited the accompanying consolidated statements of condition of Ohio Valley Banc Corp. (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of income, comprehensive income, change in shareholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle
As discussed in Note A to the financial statements, the Company has changed its method of accounting for credit losses effective January 1, 2023, due to the adoption of ASU 2016-13 Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The Company adopted the new credit loss standard using the modified retrospective method such that prior period amounts are not adjusted and continue to be reported in accordance with previously applicable generally accepted accounting principles. The adoption of the new credit loss standard and its subsequent application is also communicated as a critical audit matter below.

Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

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
Allowance for Credit Losses on Loans – Initial Adoption of Allowance for Credit Losses Model
In accordance with Accounting Standards Update 2016-13, Financial Instruments —Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (the “ASU”), the Company adopted Accounting Standards Codification (“ASC”) 326 as of January 1, 2023, as described in Note A and C of the consolidated financial statements. See also the change in accounting principle explanatory paragraph above. The ASU requires credit losses on loans to be measured using an expected credit loss model (referred to as the current expected credit loss (CECL) model) which estimates credit losses over the expected life of the loan. Estimates of expected credit losses are based on historical experience, adjusted for management's evaluation of current conditions and reasonable and supportable forecasts. As it relates to the allowance for credit losses for loans, the impact of adoption of this standard on January 1, 2023, was a $2.2 million increase to the allowance for credit losses, with a net decrease of $2.2 million to retained earnings for the cumulative effect adjustment recorded upon adoption.

report of independent registered
public accounting firm
 publi
The Company measures the ACL on a collective (pool) basis when similar risk characteristics exist using a Cumulative Undiscounted Expected Loss model. Historical credit loss experience is the basis for the estimation of expected credit losses. The Company applies historical loss rates to pools of loans with similar risk characteristics. In defining historical loss rates, prepayment rates and curtailment rates used to determine the expected life of loans, the use of regional and national peer data was used. After consideration of the historic loss calculation, management applied qualitative adjustments to reflect the current conditions and reasonable and supportable forecasts not already reflected in the historical loss information at the balance sheet date. The Company’s reasonable and supportable forecast adjustment is based on the national unemployment rate and the national gross domestic product forecast for the first year. For periods beyond the reasonable and supportable forecast, the Company deploys reversion to historical loss rates utilizing a straight-line method over a two-year period.

Auditing the initial adoption of the Cumulative Undiscounted Expected Loss model was identified by us as a critical audit matter because of the significant auditor judgment and effort needed to evaluate the complex judgments made by management related to the appropriateness of the model, including the reasonable and supportable forecast adjustments, with the need to use our valuation specialists.

The primary procedures performed to address the critical audit matter included:

•
With the assistance of our valuation specialists, evaluating the appropriateness and conceptual design of the Cumulative Undiscounted Expected Loss model including the evaluation of the reasonable and supportable forecast adjustments and the mathematical accuracy of the model.

•	Evaluating of the relevance and reliability of data used in the model development and the determination of reasonable and supportable forecast adjustments

/s/Crowe LLP
Crowe LLP

We have served as the Company’s auditor since 1992.

Cleveland, Ohio
March 15, 2024

management’s report of internal control
 over financial reporting
 publi

Board of Directors and Shareholders
Ohio Valley Banc Corp.

The management of Ohio Valley Banc Corp. (the Company) is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. The Company’s internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The Company’s internal control over financial reporting includes those policies and procedures that: (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

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

Management assessed the Company’s system of internal control over financial reporting as of December 31, 2023, in relation to criteria for effective internal control over financial reporting as described in the 2013 “Internal Control Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this assessment, management concluded that, as of December 31, 2023, its system of internal control over financial reporting is effective and meets the criteria of the “Internal Control Integrated Framework.”

Ohio Valley Banc Corp.

Larry E. Miller, II President and Chief Executive Officer	Scott W. Shockey Senior Vice President, CFO

March 15, 2024

management’s discussion and analysis of
financial condition and results of operations
 publi

FORWARD LOOKING STATEMENTS

Certain statements contained in this report and other publicly available documents incorporated herein by reference constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended (the “Exchange Act”), and as defined in the Private Securities Litigation Reform Act of 1995.  Such statements are often, but not always, identified by the use of such words as “believes,” “anticipates,” “expects,” “intends,” “plan,” “goal,” “seek,” “project,” “estimate,” “strategy,” “future,” “likely,” “may,” “should,” “will,” and other similar expressions. Such statements involve various important assumptions, risks, uncertainties, and other factors, many of which are beyond our control, and which could cause actual results to differ materially from those expressed in such forward looking statements.  These factors include, but are not limited to:  unexpected changes in interest rates or disruptions in the mortgage market; changes in political, economic or other factors, such as inflation rates, recessionary or expansive trends, taxes, the effects of implementation of legislation and the continuing economic uncertainty in various parts of the world; competitive pressures; fluctuations in interest rates; the level of defaults and prepayment on loans made by Ohio Valley Banc Corp. (“Ohio Valley”) and its direct and indirect subsidiaries (collectively, the “Company”); unanticipated litigation, claims, or assessments; fluctuations in the cost of obtaining funds to make loans; and regulatory changes.  Additional detailed information concerning such factors is available in the Company’s filings with the Securities and Exchange Commission, under the Exchange Act, including the disclosure under the heading “Item 1A. Risk Factors” of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023. Readers are cautioned not to place undue reliance on such forward looking statements, which speak only as of the date hereof.  The Company undertakes no obligation and disclaims any intention to republish revised or updated forward looking statements, whether as a result of new information, unanticipated future events or otherwise.

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

BUSINESS OVERVIEW:

The following discussion on consolidated financial statements include the accounts of Ohio Valley and its wholly-owned subsidiaries, The Ohio Valley Bank Company (the “Bank”), Loan Central, Inc., a consumer finance company (“Loan Central”), and Ohio Valley Financial Services Agency, LLC, an insurance agency. The Bank has one wholly-owned subsidiary, Ohio Valley REO, LLC, an Ohio limited liability company. In December 2023, Ohio Valley ceased operating Race Day Mortgage, Inc. (“Race Day”), which had been a wholly-owned subsidiary of the Bank since April 2021. The decision to cease operating Race Day was made due to low loan demand, poor employee retention, and lack of profitability. In December 2023, Ohio Valley also ceased operating OVBC Captive, Inc. (the “Captive”), which had been a subsidiary of Ohio Valley since July 2014. The decision to cease operating the Captive was the result of proposed IRS regulations that adversely impacted the taxation of small captives and severely limited the Captive’s ability to operate. Ohio Valley and its subsidiaries are collectively referred to herein as the “Company.”

management’s discussion and analysis of
financial condition and results of operations
 publi

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

IMPACT OF ADOPTING NEW ACCOUNTING GUIDANCE:

Effective January 1, 2023, the Company adopted ASU No. 2016-13 Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, (“ASU 2016-13”) (“ASC 326”), as amended. The new accounting guidance replaces the “incurred loss” model with an “expected loss” model, which is referred to as the current expected credit loss (“CECL”) model. The measurement of expected credit losses under the CECL model is applicable to financial assets measured at amortized cost, including loan receivables and held to maturity debt securities. It also applies to off-balance sheet credit exposures not accounted for as insurance (loan commitments, standby letters of credit, financial guarantees, and other similar instruments). Upon adoption of ASC 326, the Company increased the allowance for credit losses (“ACL”) by $2,162. In addition, a reserve for unfunded commitments and held to maturity securities was established totaling $631 and $3, respectively. The Company recorded a net charge to retained earnings of $2,209 as of January 1, 2023, for the cumulative effect of adopting ASC 326. The adoption of ASC 326 did not have an effect to net earnings on January 1, 2023.

RESULTS OF OPERATIONS:

SUMMARY

2023 v. 2022
Ohio Valley generated net income of $12,631 for 2023, a decrease of $707, or 5.3%, from 2022.  Earnings per share were $2.65 for 2023, a decrease of 5.4% from 2022.  The decrease in net income and earnings per share for 2023 was largely impacted by increases in provision for credit losses and noninterest expense, partially offset by higher net interest and noninterest income.

The Company’s net interest income in 2023 was $46,027, representing an increase of $1,249, or 2.8%, from 2022. Net interest income during 2023 was positively impacted by a year-to-date increase in the Company’s fully tax-equivalent net interest income as a percentage of average earning assets (“net interest margin”), which increased 5 basis points to 3.94% at December 31, 2023. During 2022, the Company experienced an increasing trend in the net interest margin in relation to the significant increase in market rates based on actions taken by the Federal Reserve Bank (“FRB”), which contributed to the yield on earning assets increasing more than the cost of interest-bearing liabilities. Net interest income during 2023 also benefited from an $18,156 increase in average earning assets, with higher relative balances being maintained in loans, as opposed to interest-bearing deposits with banks or securities, which generally yield less than loans. This led to a $91,359 increase in average loans while average interest-bearing deposits with banks and securities both decreased $52,637 and $20,566, respectively, from year-end 2022.

management’s discussion and analysis of
financial condition and results of operations
 publi
Although 2023’s net interest income increased compared to 2022, the pace of growth within net interest income began to compress during 2023. The aggressive rate increases initiated by the FRB in March 2022 had a significant impact on increasing asset yields in that year, while interest expenses remained less sensitive to higher market rates for most of 2022. However, the improvements in 2022’s net interest margin peaked in the fourth quarter of 2022. As a result, the Company began to experience margin compression during 2023 due to the Company’s actions of increasing rates on deposit accounts to attract deposits as market competition increased. This led to a composition shift to higher-cost certificate of deposit (“CD”) accounts during 2023. Furthermore, the higher utilization of wholesale funding sources to fund asset growth contributed to a higher cost of funds. This composition shift to higher-cost CDs and wholesale borrowings led to a $13,000 increase in interest expense during 2023, which limited the amount of increase in net interest income for the year. Compared to the prior quarterly periods in 2023, the Company’s year-to-date net interest margin of 3.94% at December 31, 2023 had decreased from the year-to-date margin results of 4.03%, 4.12%, and 4.21% at September 30, June 30, and March 31, 2023, respectively.

Provision for credit losses during 2023 finished higher than 2022 primarily due to the fact that there was negative provision for loan loss expense experienced during 2022 as a result of  a decrease in certain economic risk factors, such as the level of classified and criticized loans and the partial release of the COVID reserve. Provision expense during 2023 was largely related to net charge-offs, increases in certain qualitative risk factors, and a general growth in loan balances. On January 1, 2023, the Company adopted new accounting guidance for measuring the credit losses on financial instruments. Under this guidance, the Company established a CECL model to estimate future credit losses, which replaced the former incurred loss methodology
The Company’s noninterest income increased $2,467, or 24.3%, from 2022. The year-to-date increase in noninterest income was largely impacted by a $1,514 decrease in the loss on sale of securities from the prior year. During the fourth quarter of 2022, the Company sold $12,500 in securities at a loss of $1,537. The proceeds from the sales of securities were reinvested into similar higher-yielding securities to increase future interest earnings. Further contributing to the increase in noninterest income was revenue recognized during the fourth quarter of 2023 as part of the Company’s settlement agreement with a tax refund processor, which increased $726 from the same period in 2022. The increase was related to the impact of the higher interest rate environment on the revenue earned under such agreement. Noninterest income in 2023 was also positively impacted by a $257 increase in service charges on deposit accounts. This was largely the result of a higher volume of overdraft transactions during 2023.  Other increases in noninterest income came from interest rate swap revenue (+$211) and lower loss reserves related to the closing of the Captive (+$223). These increases were partially offset by a $522 decrease in mortgage banking income from selling loans to the secondary market. This decrease was related to the closing of Race Day and to elevated mortgage rates, which contributed to mortgage customers selecting in-house variable rate mortgage products instead of long-term fixed rate products that are sold to the secondary market.

management’s discussion and analysis of
financial condition and results of operations
 publi

The Company’s noninterest expenses during 2023 increased $2,328, or 6.0%, from 2022. The increase was primarily related to a $1,776 increase in salaries and employee benefit costs impacted by annual merit increases and nonqualified benefit plan expense. During the fourth quarter of 2022, the nonqualified benefit plan liabilities were evaluated and based on higher market interest rates, the benefit plan liabilities were reduced, leading to a lump sum decrease in expense. A comparable adjustment was not required in 2023, resulting in an increase of $1,099 in nonqualified benefit plan expense during 2023. However, this growth in salary and employee benefit expense was reduced due to the elimination of staffing for Race Day by April 2023. As a result, a savings in salary and employee benefit expense was realized totaling $699 during 2023. Further contributing to higher noninterest expense in 2023 were increases in software expense and FDIC insurance premiums. Software expense increased $452 in relation to investments in loan processing platforms to enhance efficiency and to termination fees for software agreements for Race Day. FDIC premiums increased $234 in relation to higher assessment rates on all depository institutions. These increases were partially offset by a $418 decrease in marketing expense, which was primarily attributable to select donations made during the fourth quarter of 2022 to support the communities that we serve and is reflective of our Community First mission.

The Company’s provision for income taxes decreased $27 during 2023, largely due to the changes in taxable income affected by the factors mentioned above.

NET INTEREST INCOME

The most significant portion of the Company’s revenue, net interest income, results from properly managing the spread between interest income on earning assets and interest expense incurred on interest-bearing liabilities.  The Company earns interest and dividend income from loans, investment securities and short-term investments while incurring interest expense on interest-bearing deposits and short- and long-term borrowings.  Net interest income is affected by changes in both the average volume and mix of assets and liabilities and the level of interest rates for financial instruments.  Changes in net interest income are measured by net interest margin and net interest spread.  Net interest margin is expressed as the percentage of net interest income to average interest-earning assets. Net interest spread is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities.  Both of these are reported on a fully tax-equivalent (“FTE”) basis.  Net interest margin exceeds the net interest rate spread because noninterest-bearing sources of funds, principally noninterest-bearing demand deposits and stockholders’ equity, also support interest-earning assets. The following is a discussion of changes in interest-earning assets, interest-bearing liabilities and the associated impact on interest income and interest expense for the two years ended December 31, 2023 and 2022.  Tables I and II have been prepared to summarize the significant changes outlined in this analysis.

Net interest income in 2023 totaled $46,618 on an FTE basis, up $1,354, or 3.0%, from 2022. This increase reflects positive contributions from a 115 basis point increase in earning asset yield and a 1.6% increase in average earning assets. The average earning asset yield during 2023 was positively impacted by the FRB’s action to increase short-term rates by 525 basis points beginning in March 2022. During 2022, the Company’s average rates on deposits remained low, even during this series of aggressive market rate increases, due to a heightened liquidity position of core deposits. However, in order to attract deposits as market competition continued to increase, the Company increased its deposit rates during the end of 2022 and into 2023. This, along with a composition shift to higher-cost CD products and utilization of more wholesale funding sources to fund earning asset growth, increased the Company’s average interest-bearing liability costs by +163 basis points during 2023. As a result, the net interest margin was limited to just a 5 basis point increase from 3.89% in 2022 to 3.94% in 2023. The net interest margin increase of 5 basis points reflects the benefits of both a 115 basis point increase from the mix and yield on earning assets and a 53 basis point increase from the use of noninterest-bearing funding (i.e., demand deposits and shareholders’ equity). These positive effects were partially offset by a 163 basis point increase in funding costs impacted by market rate increases and a composition shift to a greater number of higher-costing deposits and wholesale funding sources. The increase in average earning assets came mostly from a 10.8% increase in loans, partially offset by a 47.0% decrease in interest-bearing balances with banks, and a 9.9% decrease in securities during 2023, as compared to the same period in 2022.

management’s discussion and analysis of
financial condition and results of operations
 publi

Net interest income increased in 2023 primarily due to the increase in both the average yield and volume of earning assets partially offset by the increase in both the average cost and volume of interest-bearing liabilities. The yield increase in average earning assets was responsible for increasing FTE interest income by $10,824 during 2023 compared to 2022, while the volume increase in average earning assets contributed to a $3,530 increase in FTE interest income during the same period. These positive impacts were partially offset by an increase in average interest-bearing liability costs that contributed to an $11,719 increase in interest expense during 2023 compared to 2022, and a volume increase in average interest-bearing liabilities that contributed to a $1,281 increase in interest expense during the same period. The increase in average earning asset yield for 2023 was largely impacted by loans. The action of the FRB to aggressively increase short-term rates had a direct impact on the repricing of a portion of the Company’s loan portfolio throughout 2022 and 2023, while also increasing the market rates on loan product offerings. As a result, the average loan yield grew to 5.92% at year-end 2023, as compared to 5.06% at year-end 2022, which contributed to $7,735 in additional FTE interest income during 2023 compared to 2022. The Company also experienced a $91,359, or 10.8%, increase in average loan balances during 2023, which contributed to $4,927 in additional FTE interest income during 2023 compared to 2022. Average balance growth occurred within all of the Company’s loan portfolio segments in residential real estate, commercial real estate, commercial and industrial, and consumer loans. To assist in funding the growth in average loans, the Company utilized more funds from its interest-bearing deposits with banks and maturity proceeds from securities. As a result, the Company’s average loan composition increased to 79.2% of average earning assets at year-end 2023, as compared to 72.5% for 2022.

Interest-bearing balances with banks also had a positive impact on net interest income, particularly from the yield factor. The majority of these balances consist of the Company’s interest-bearing FRB clearing account. The aggressive short-term rate increases had an immediate effect on increasing the interest income generated by the Company’s FRB clearing account. During 2023, the rate associated with the FRB clearing account increased 100 basis points due to continued rising inflationary concerns, resulting in an increase in the target federal funds rate of 5.25% to 5.50%. During 2022, this rate had increased 425 basis points. As a result, the average yield factor on interest-bearing balances with other banks increased interest income by $2,362 during 2023, as compared to a $1,352 increase in interest income during 2022. Conversely, the average volume on interest-bearing balances with other banks contributed to a $989 decrease to interest income during 2023, as compared to a $40 decrease to interest income during 2022. The change was impacted by the utilization of excess deposits within the FRB clearing account during 2023. The Company utilizes its interest-bearing FRB clearing account to manage excess funds, as well as to assist in funding earning asset growth. During 2023, excess funds from the FRB account were used to fund the growth in loans, which led to a $52,637, or 47.0%, decrease in average interest-bearing balances with other banks, and led to a lower composition of average interest-bearing balances with other banks, finishing at 5.0% of average earning assets in 2023 compared to 9.6% in 2022.

Average securities of $186,908 at year-end 2023 represented a 9.9% decrease from the $207,474 in average securities at year-end 2022. During 2022, the Company utilized excess funds from previous government stimulus programs to purchase taxable investment securities, expanding its composition of earning assets and contributing to a $565 increase in FTE interest income in 2022. During 2023, the Company placed more emphasis on growing its higher-yielding loan portfolio and utilized proceeds from various maturities and repayments of securities to help fund this growth. Average taxable securities in 2023 decreased 10.0% from the prior year, particularly from various maturities and repayments of U.S. Government and Agency mortgage-backed securities. As a result, the composition of average taxable securities decreased to 15.2% of average earning assets at year-end 2023, as compared to 17.1% at year-end 2022, and contributed to a $391 decrease in interest income during 2023. Rising interest rates continued to have a positive impact on the average yields on taxable securities during 2023. Furthermore, the Company took opportunities to sell some of its lower-yielding taxable securities in December of 2022, and used the proceeds to reinvest into higher-yielding securities that benefited earnings growth in 2023. The realized loss from the year-end 2022 sale will continue to be offset by increases in future interest income. As a result, the average yield factor for taxable securities contributed to a $737 increase in interest income during 2023, as compared to a $912 increase in interest income during 2022. Average tax exempt securities were down 7.7% from the prior year, largely related to maturities of state and municipal investments. As a result, the composition of average state and municipal investments trended down to 0.6% of average earning assets at year-end 2023, as compared to 0.7% at year-end 2022.  Management continues to focus on generating loan growth as loans provide the greatest return to the Company. Management also maintains securities at a dollar level adequate enough to provide ample liquidity and cover pledging requirements.

management’s discussion and analysis of
financial condition and results of operations
 publi

Net interest income was negatively impacted by an increase in the average cost of interest-bearing liabilities, particularly with the Company’s time deposits, during 2023. The Company entered 2022 having experienced a large increase in excess deposits that had carried over from 2021 resulting from various government stimulus programs. As the FRB began moving short-term rates up in March 2022, the Company still maintained heightened levels of liquidity, which allowed deposit rates to remain unadjusted for most of 2022. As market competition continued to increase, rate offerings on CDs began adjusting up in the second half of 2022 but was not impactful in generating significant increases to interest expense during that period through the end of 2022. As a result, the average cost of time deposits decreased 36 basis points during 2022, which contributed to a $643 decrease in interest expense on time deposits for the year. Conversely, the Company continued to increase CD rates in 2023 to attract and retain deposits, which had a negative impact in growing interest costs. The Company also utilized higher-cost wholesale time deposits (brokered CDs) to help fund earning asset growth in 2023. These factors contributed to a $7,742 increase in interest expense on time deposits during 2023. Furthermore, the increase in rates on retail CD offerings compared to 2022 led to more consumer demand to reinvest lower cost NOW, savings, and money market deposit products and into more time deposit products such as CDs. This contributed to an increase in the composition of average time deposits from 22.7% at year-end 2022 to 35.4% at year-end 2023 and increased the average cost of time deposits from 0.65% at year-end 2022 to 3.57% at year-end 2023.

This trend of higher market rates and a growing consumer preference for higher cost retail deposits also had a significant impact on core deposit segments that include negotiable order of withdrawal (“NOW”), savings and money market accounts. Interest expense on these accounts was largely unaffected by the rising rate environment in 2022 due to a lagging effect on deposit rate adjustments. These repricing efforts to limit the magnitude of deposit rate increases in a higher rate environment contributed to a minimal impact on interest expense during 2022. However, rates on deposits steadily increased at the end of 2022 and leading into 2023, particularly with higher rates on NOW accounts and a new tiered money market product that offered competitive rates. As a result, the Company’s average cost of savings and money market accounts increased from 0.08% in 2022 to 0.81% in 2023, while the average cost of NOW accounts increased from 0.34% in 2022 to 1.01% in 2023. Collectively, this contributed to a $3,342 increase to interest expense during 2023, as compared to just a $5 increase in 2022. While customer deposits continued to increase during 2023 within these core deposit segments, the consumer preference was largely weighted towards time deposits, which generated a composition shift to a greater number of higher-priced retail CD products.  As a result, average balances during 2023 decreased 13.5% within NOW accounts and decreased 15.5% within savings and money market accounts, altogether representing 59.4% of average interest-bearing liabilities in 2023, as compared to 73.5% in 2022.

management’s discussion and analysis of
financial condition and results of operations
 publi
The Company’s average other borrowings and subordinated debentures collectively increased $11,911, or 41.9%, during 2023.  The increase was related to the issuance of new FHLB advances that were used to help fund earning asset growth. Borrowings and subordinated debentures continue to represent the smallest composition of average interest-bearing liabilities, finishing at 5.1% and 3.8% at the end of 2023 and 2022, respectively. The elevated rate environment also impacted the average costs on other borrowings, which increased from 2.06% at year-end 2022 to 3.35% at year-end 2023, and subordinated debentures, which increased from 3.48% at year-end 2022 to 7.03% at year-end 2023.

Total interest and fee income on average earning assets increased $14,354, or 29.8%, during 2023, and $2,912, or 6.4%, during 2022. The increase was primarily due to average net loan growth and the benefits of a rising interest rate environment that had a significant impact on loan offerings/repricings and the rate tied to the Company’s interest-bearing FRB clearing account.

The Company’s interest income from its interest-bearing balances with banks increased $1,373 and $1,312 during 2023 and 2022, respectively. Higher earnings were impacted by the aggressive increase in market rates initiated by the FRB beginning in March of 2022, which caused the rate associated with the interest-bearing FRB clearing account to increase, as well. The positive impact from higher rates were partially offset by a decline in average interest-bearing deposits with banks, decreasing 47.0% and 17.6% during 2023 and 2022, respectively.

The Company’s interest and fees from its commercial loan portfolio increased $5,938, or 28.5%, during 2023. The increase came primarily from commercial loan interest, which was positively impacted by elevated market rate adjustments during 2023. Also contributing to higher interest income was commercial loan demand, which was successful in generating an 8.6% increase in average balances within the Company’s commercial real estate and commercial and industrial portfolios. During 2022, the Company’s interest and fees from its commercial loan portfolio decreased $368, or 1.7%. The decrease came primarily from lower commercial loan fees, which decreased $1,295, or 60.4%, as result of less Paycheck Protection Program loan fees earned in 2022. The decrease in fees completely offset a $927 increase in commercial interest income in 2022, impacted by higher average yields and increases in average commercial loan balances within the commercial real estate and commercial and industrial portfolios.

The Company’s interest and fees from its consumer loan portfolio increased $4,109, or 38.8%, during 2023. The increase was primarily the result of higher consumer loan yields and a 19.8% increase in average consumer loan balances.  Average consumer loans were largely impacted by the purchase of a pool of unsecured loans in January 2023 that carried an average balance of $12,322 for the year. Other contributions to higher consumer loans in 2023 came from increases in average automobile and consumer capital line loan balances. As a result, consumer loan interest increased $4,092 and consumer loan fees increased $17 during 2023. During 2022, consumer loan interest and fees increased $629, or 6.3%. The increase was primarily the result of higher consumer loan yields and an increase in average consumer capital line and unsecured loan balances. As a result, consumer loan interest increased $534 and consumer loan fees increased $95 during 2022.

management’s discussion and analysis of
financial condition and results of operations
 publi

The Company’s interest and fees from its residential real estate loan portfolio increased $2,501, or 23.1%, during 2023. This was impacted by higher yields and a 9.8% increase in average residential real estate loans. With mortgage rates continuing to increase in 2023, the demand for in-house variable rate mortgage products increased while long-term fixed rate products decreased. As a result, interest income increased $2,526 while fee income decreased $25 within the residential real estate portfolio during 2023. Conversely, the Company’s interest and fees from its residential real estate loan portfolio decreased $90, or 0.8%, during 2022. This was impacted by a decrease in average residential real estate loan balances caused by principal repayments and payoffs, and a lower volume of new loan originations during 2022. As a result, interest income decreased $51 and fee income decreased $39 within the residential real estate portfolio during 2022.

The Company’s interest income from taxable investment securities increased $346, or 9.5%, in 2023.  This was primarily due to the reinvestment of maturities at market rates higher than the average portfolio yield. The average securities yield was also positively impacted by the Company’s decision to sell $12,500 of lower-yielding taxable securities at the end of 2022 and reinvest them in similar higher-yielding securities. These factors had a positive impact on increasing the yield on taxable securities, which increased from 1.83% in 2022 to 2.23% in 2023. However, with the Company’s focus on reinvesting excess funds into a greater number of higher-yielding loans, average taxable security balances decreased 10.0% during 2023, partially offsetting the benefits of increasing yields. During 2022, the Company’s interest income from taxable investment securities increased $1,477, or 67.8%.  This was primarily due to investment purchases and reinvestment of maturities at market rates higher than the average portfolio yield. During 2022, the Company took opportunities to reinvest a portion of excess deposits into new U.S. Government and Agency mortgage-backed securities, which contributed $42,806 to the total increase in average taxable securities. Additionally, the Company sold $48,732 of lower-yielding taxable securities at the end of 2021 and reinvested them in similar higher-yielding securities that impacted higher asset yields in 2022, resulting in a yield on taxable securities of 1.83% in 2022.

Total interest expense incurred on the Company’s interest-bearing liabilities totaled $15,838 during 2023, an increase of $13,000 compared to $2,838 in interest expense during 2022. The increase in interest expense during 2023 was largely the result of a lagging effect to deposit rate increases during the time that the FRB took action to aggressively move short-term rates up in 2022. At that time, the Company was able to maintain a large amount of excess deposit balances within its core segment of interest-bearing NOW, savings, and money market accounts with little to no change to their respective deposit product rates during 2022. Competition for deposits began to increase during the end of 2022 and continued into 2023, leading to an increase in the rates on several of the Company’s deposit products, such as CDs, NOW and money market accounts. In addition, deposit customers were looking to reinvest their funds into a greater number of higher-costing products such as CDs instead of lower-costing products such as savings, NOW and money market accounts. Furthermore, the Company utilized a greater number of higher-costing brokered CDs to assist in funding the growth in earning assets. This combination of higher CD volume, upward repricing of CD rates, and utilization of higher-cost wholesale funding had a negative effect on earnings by elevating interest expenses in 2023. As a result, the weighted average cost on interest-bearing liabilities increased from 0.38% in 2022 to 2.01% in 2023.  During 2022, total interest expense incurred on the Company’s interest-bearing liabilities decreased $861, or 23.3%, primarily due to the lagging effect of deposit rate increases initiated by the FRB. During 2022, the Company was able to maintain a large amount of excess core deposit balances with little to no change to their respective deposit product rates. With deposit rates to increase, this caused continued maturity runoff of higher-cost CD balances, some of which were reinvested back into other Bank products. Given the Company’s asset-sensitivity, the increases in short-term interest rates had a positive impact on net interest income in that interest-earning assets repriced faster than interest-bearing liabilities. By experiencing minimal change in deposit rates, this delayed the negative impact that higher market rates had on increasing deposit expense during most of 2022.

management’s discussion and analysis of
financial condition and results of operations
 publi
CONSOLIDATED AVERAGE BALANCE SHEET & ANALYSIS OF NET INTEREST INCOME

	December 31
Table I	2023			2022
(dollars in thousands)	Average Balance	Income/ Expense	Yield/ Average	Average Balance	Income/ Expense	Yield/ Average
Assets
Interest-earning assets:
Interest-bearing balances with banks	$59,475	$2,880	4.84%	$112,112	$1,507	1.34%
Securities:
Taxable	179,501	4,002	2.23	199,446	3,656	1.83
Tax exempt	7,407	200	2.70	8,028	227	2.83
Loans	935,772	55,374	5.92	844,413	42,712	5.06
Total interest-earning assets	1,182,155	62,456	5.28%	1,163,999	48,102	4.13%

Noninterest-earning assets:
Cash and due from banks	15,024			14,767
Other nonearning assets	86,077			81,303
Allowance for loan losses	(7,749)			(5,417)
Total noninterest-earning assets	93,352			90,653
Total assets	$1,275,507			$1,254,652

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
NOW accounts	$196,086	$1,988	1.01%	$226,709	$778	0.34%
Savings and money market	272,217	2,213	0.81	322,272	242	0.08
Time deposits	279,260	9,973	3.57	169,682	1,110	0.65
Other borrowed money	31,865	1,067	3.35	19,954	412	2.06
Subordinated debentures	8,500	597	7.03	8,500	296	3.48
Total int.-bearing liabilities	787,928	15,838	2.01%	747,117	2,838	0.38%

Noninterest-bearing liabilities:
Demand deposit accounts	328,573			353,019
Other liabilities	22,237			19,295
Total noninterest-bearing liabilities	350,810			372,314

Shareholders’ equity	136,769			135,221
Total liabilities and shareholders’ equity	$1,275,507			$1,254,652

Net interest earnings		$46,618			$45,264
Net interest margin			3.94%			3.89%
Net interest rate spread			3.27%			3.75%
Average interest-bearing liabilities to average earning assets			66.65%			64.19%

Fully taxable equivalent yields are reported for tax exempt securities and loans and calculated assuming a 21% tax rate, net of nondeductible interest expense. Tax-equivalent adjustments for securities during the years ended December 31, 2023 and 2022 totaled $38 and $47, respectively. Tax-equivalent adjustments for loans during the years ended December 31, 2023 and 2022 totaled $553 and $439, respectively. Average balances are computed on an average daily basis. The average balance for available for sale securities includes the market value adjustment. However, the calculated yield is based on the securities’ amortized cost. Average loan balances include nonaccruing loans. Loan income includes cash received on nonaccruing loans.

management’s discussion and analysis of
financial condition and results of operations
 publi

RATE VOLUME ANALYSIS OF CHANGES IN INTEREST INCOME & EXPENSE Table II
(dollars in thousands)	2023			2022
	Increase (Decrease) From Previous Year Due to			Increase (Decrease) From Previous Year Due to
	Volume	Yield/Rate	Total	Volume	Yield/Rate	Total
Interest income
Interest-bearing balances with banks	$(989)	$2,362	$1,373	$(40)	$1,352	$1,312
Securities:
Taxable	(391)	737	346	565	912	1,477
Tax exempt	(17)	(10)	(27)	(20)	(50)	(70)
Loans	4,927	7,735	12,662	138	55	193
Total interest income	3,530	10,824	14,354	643	2,269	2,912

Interest expense
NOW accounts	(118)	1,328	1,210	50	48	98
Savings and money market	(43)	2,014	1,971	20	(43)	(23)
Time deposits	1,121	7,742	8,863	(279)	(643)	(922)
Other borrowed money	321	334	655	(127)	(25)	(152)
Subordinated debentures	----	301	301	----	138	138
Total interest expense	1,281	11,719	13,000	(336)	(525)	(861)
Net interest earnings	$2,249	$(895)	$1,354	$979	$(2,794)	$3,773

The change in interest due to volume and rate is determined as follows: Volume Variance change in volume multiplied by the previous year’s rate; Yield/Rate Variance - change in rate multiplied by the previous year’s volume; Total Variance change in volume multiplied by the change in rate. The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion  to the relationship  of the absolute dollar   amounts of the change  in  each.  The tax exempt securities and loan income is presented  on an FTE basis. FTE yield assumes a 21% tax rate, net of related nondeductible interest expense.

The Company’s interest expenses were also impacted by other borrowed money and subordinated debentures, which were up collectively by $956 during the year ended 2023.  The increase was primarily the result of the increase in market rates that had a corresponding effect to the rates tied to FHLB borrowings and subordinated debentures. Interest expense was also impacted by an average balance increase in FHLB borrowings to assist in funding earning asset growth during 2023. As a result, the average cost of other borrowed money and subordinated debentures collectively increased from 2.48% in 2022 to 4.12% in 2023. During 2022, interest expenses from other borrowed money and subordinated debentures were down collectively by $14. The decrease was primarily from the average balance decrease in FHLB borrowings caused by principal repayments during 2022. Partially offsetting the decrease from FHLB borrowings was an increase in the average cost of subordinated debentures, which grew to 3.48% in 2022. This impact came primarily from the rise in market rates during 2022 that had a corresponding effect to the rate tied to the subordinated debt.

management’s discussion and analysis of
financial condition and results of operations
 publi

During 2023, the Company’s net interest margin was positively impacted by the increasing market rates that contributed to higher earning asset yields. The positive impact of interest rate increases by the FRB and a composition shift to higher-yielding loan balances elevated interest income on earning assets during 2023. Partially offsetting the positive effects to the margin was an increase in interest costs during 2023 due to customer pricing pressures, deposit competition, and a higher utilization of wholesale funding sources. This, along with a continued deposit composition shift to a greater number of higher-costing retail CDs led to margin compression during each of the quarterly periods in 2023.  These factors limited the growth in the Company’s net interest margin from 3.89% in 2022 to 3.94% in 2023. The Company’s primary focus is to invest its funds into higher-yielding assets, particularly loans, as opportunities arise. However, if loan balances do not continue to expand and remain a larger component of overall earning assets, the Company will face pressure within its net interest income and margin improvement.

PROVISION EXPENSE

The Company sets aside an ACL through charges to income, which are reflected in the consolidated statement of income as the provision for credit losses.  Provision for credit loss is recorded to achieve an ACL that is adequate to absorb estimated losses inherent in the Company’s loan portfolio, unfunded loans, and held to maturity debt securities. Management performs, on a quarterly basis, a detailed analysis of the ACL that encompasses asset portfolio composition, asset quality, loss experience and other relevant economic factors.

During 2023, the Company recorded $2,090 in provision expense, as compared to $32 in negative provision expense in 2022. This increase in credit loss expense came primarily from loans, which increased $2,062 during 2023. Provision for loan loss expense during 2023 was partially related to additional reserves associated with certain qualitative risk factors that incorporated a national trend of higher loan delinquencies and charge offs, particularly within commercial real estate and construction loans. This contributed to $710 in additional provision expense during the year ended 2023.

Partially offsetting the increasing effects to provision expense mentioned above was a $488, or 41.3%, decrease in net-charge offs on loans. The decrease in net charge offs came mostly from the charge offs of two commercial and industrial loans in the second quarter of 2022 totaling $613 as part of a single borrower relationship. This required a corresponding increase to provision expense during 2022 that was less impactful in 2023.

Provision expense on loans during 2023 was also impacted by increases in loan balances generally allocated at December 31, 2023 compared to December 31, 2022. The risk associated with the $86,851 increase in loans generated higher general reserves and a corresponding increase to provision expense.

Credit loss expense during 2023 also came from unfunded commitments on off-balance sheet liabilities. Upon adoption of ASC 326, the Company established $631 in reserves for unfunded commitments within total liabilities on the consolidated balance sheet. This transition adjustment was included as a charge to retained earnings on January 1, 2023. The Company re-evaluated its unfunded commitments to extend credit at December 31, 2023 and determined a reserve of $692 was required, which resulted in provision expense of $61 during the year ended 2023.

Credit loss expense during 2023 was further impacted by held to maturity debt securities. Upon adoption of ASC 326, the Company established $3 in reserves for held to maturity debt securities on the consolidated balance sheet. This transition adjustment was included as a charge to retained earnings on January 1, 2023. The Company re-evaluated its reserve for held to maturity debt securities at December 31, 2023 and determined a reserve of $2 was required, which resulted in a $1 recovery of provision expense during the year ended 2023.

management’s discussion and analysis of
financial condition and results of operations
 publi
The ACL was 0.90% of total loans at December 31, 2023, as compared to 0.60% at December 31, 2022. The increase in the ACL from December 31, 2022, to December 31, 2023, was partly related to the Company adopting the new CECL model on January 1, 2023 that estimates future credit losses and replaced the former incurred loss methodology. Management believes that the ACL was adequate at December 31, 2023, and reflected current expected credit losses in the portfolio.  There can be no assurance, however, that adjustments to the ACL will not be required in the future.  Changes in the circumstances of particular borrowers, as well as adverse developments in the economy, could cause further increases in the required ACL and require additional provision expense. Asset quality will continue to remain a key focus, as management continues to stress not just loan growth, but quality in loan underwriting as well. Future provisions to the ACL will continue to be based on management’s quarterly in-depth evaluation that is discussed in further detail below under the caption “Critical Accounting Policies - Allowance for Credit Losses” within this Management’s Discussion and Analysis.

During 2022, the Company experienced a $645 decrease in its COVID-19 reserve allocation, which contributed to negative provision expense during the year ended 2022. Based on positive asset quality trends and lower net charge-offs, management released $645 of the reserve related to the COVID-19 risk factor in the first quarter of 2022, resulting in a corresponding decrease to both provision expense and the allowance for loan losses. This decrease in lower reserves during 2022 had no impact in reducing reserves in 2023.

Further contributing to negative provision expense during 2022 was the release of $848 in other general reserves based on various credit quality improvements within the economic risk factor calculation that included: lower criticized and classified assets, lower delinquency levels, and higher annualized level of loan recoveries. Classified assets within the commercial loan portfolio decreased $6,548, or 70.6%, during 2022, while nonperforming loans to total loans decreased 13 basis points to finish at 0.43% at year-end 2022.

NONINTEREST INCOME

During 2023, total noninterest income increased $2,467, or 24.3%, as compared to 2022.  The increase in noninterest revenue was primarily impacted by lower losses associated with the sales of securities, which decreased $1,514, or 98.5%, during 2023. During the fourth quarter of 2022, the Company received proceeds of $10,963 from the sale of three securities totaling $12,500 at a weighted average yield of 1.22%.  The lower-yielding securities were replaced with similar securities with a higher weighted average yield of 4.09%. As a result, the realized losses on this sale of securities from 2022 totaled $1,537, and reduced noninterest income, but was less impactful in reducing noninterest income during 2023. While realized losses were incurred, the transactions are expected to increase future income and to have a positive impact on the margin.

Other noninterest income also increased $1,316, or 122.9%, from 2022 to 2023. This was primarily attributable to higher earnings on compensating balances as part of processing tax refunds, which increased $726 from the same period in 2022. These earnings are part of the Company’s settlement agreement with a tax refund processor. The increase was related to the impact of the higher interest rate environment on the revenue earned under the applicable settlement agreement. Increases in other noninterest income also came from interest rate swap revenue (+$211), lower loss reserves related to the closing of the Captive (+$223), and an increase in broker fees at Race Day for their portion of mortgage loan sales during 2023 (+$62).

management’s discussion and analysis of
financial condition and results of operations
 publi

Further contributing to the increase in noninterest income was service charges on deposit accounts, which increased $257, or 10.5%, during 2023. This was primarily from an increase in the volume of overdraft transactions during 2023.

These increases in noninterest income were partially offset by a $522, or 74.9%, decrease in mortgage banking income. The decrease was largely impacted by the closing of Race Day in December 2023, which resulted in a $331 decrease in mortgage banking income. The decrease in mortgage banking income was also affected by a lower volume of real estate loans sold by the Bank to the secondary market in 2023. During periods of heavy refinancing due to lower market rates, the Company will take opportunities to sell a portion of its fixed-rate real estate volume to the secondary market to satisfy consumer demand and help minimize the interest rate risk exposure to rising rates.  However, market rates have continued to shift upward in 2023, causing long-term mortgage rates to increase and slow down the consumer demand for long-term, fixed-rate real estate mortgages. As a result, the Bank’s mortgage banking income decreased $191 in 2023.

The Company’s remaining noninterest income categories decreased $98, or 1.3%, during the year ended 2023, as compared to 2022. This was in large part due to lower earnings on annuity assets and tax preparation fees.

NONINTEREST EXPENSE

Management continues to work diligently to minimize noninterest expense. For 2023, total noninterest expense increased $2,328, or 6.0%, as compared to 2022.  The Company’s largest noninterest expense item, salaries and employee benefits, increased $1,776, or 8.2%, during 2023. These higher costs were mostly impacted by annual merit increases and the reevaluation of nonqualified benefit plan liabilities during the fourth quarter of 2022. Based on higher market interest rates, the benefit plan liabilities were reduced, leading to a lump sum decrease in benefit expense in December 2022. A comparable adjustment was not required in 2023. As a result, the expense associated with the nonqualified benefit plans increased $1,099 during 2023, as compared to 2022. Partially offsetting these increases were lower salary and employee benefit expenses related to the elimination of staffing for Race Day by April 2023. Race Day was officially closed in December 2023, which resulted in a $699 savings in salary and employee benefit expense.

The Company also experienced an increase in software expense during 2023, which was up $452, or 20.6%, over the year ended 2022. The increase was largely impacted by various investments in loan processing platforms at the Bank to further improve operational efficiencies in 2023. Further increases in expenses came from the termination fees for software agreements for Race Day as part of its closing in December 2023.

Further impacting higher noninterest expense was FDIC premium costs, which increased $234, or 69.9%, during 2023. During the fourth quarter of 2022, the FDIC announced it was going to increase initial base deposit insurance assessment rate schedules uniformly by 2 basis points beginning in the first quarterly assessment period of 2023. This action by the FDIC responded to the Deposit Insurance Fund reserve falling below the 1.35% minimum level in the second quarter of 2020 following outsized growth in insured deposits in the first half of 2020. The Bank adjusted its premium expense accrual in anticipation of the 2-basis point adjustment increase to all quarterly assessments during 2023.

management’s discussion and analysis of
financial condition and results of operations
 publi

The Company’s occupancy, furniture and equipment expenses were also up $144, or 4.7%, during 2023, as compared to 2022. This was primarily related to building repair and maintenance costs, as well as asset depreciation costs.

 Partially offsetting these increases were lower marketing costs, which decreased $418, or 29.3%, during 2023 compared to 2022. Marketing costs were largely impacted by select donations made during the fourth quarter of 2022 to support the communities that we serve and reflective of our Community First mission. As a result, donation expenses decreased $534 during 2023, while advertising and public relation expenses increased $116.

The remaining noninterest expense categories increased $140, or 1.4%, during the year-ended 2023, as compared to 2022. These changes came primarily from other noninterest expense, which increased $107 during the year ended 2023. These increases were impacted primarily by higher interest rate swap expense, loan expenses, and stationery, supplies and postage costs, which were partially offset by decreases in various overhead expenses associated with Race Day resulting from the unwinding of business operations mentioned above.

The Company’s efficiency ratio is defined as noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income. The effects from provision expense are excluded from the efficiency ratio. Management continues to place emphasis on managing its balance sheet mix and interest rate sensitivity as well as developing more innovative ways to generate noninterest revenue. During 2023, the Company experienced a trend of increasing deposit rates, a deposit composition shift to higher-cost time deposit balances, and an increased use of higher-cost wholesale funding sources, which led to margin compression during each of the quarterly periods in 2023. However, these negative effects were completely offset by the benefits from an increase in earning asset yields due to market rate increases by the FRB, and a higher composition of higher-yielding loans. This led to a 2.8% increase in net interest income during the year ended 2023 over the year ended 2022. Furthermore, a late surge in noninterest income during the fourth quarter of 2023 was vital in generating a $2,467 year-to-date increase in noninterest income during 2023, which was enough to offset a $2,328 year-to-date increase in noninterest expense during 2023. As a result, the Company’s efficiency number decreased (improved) to 69.82% at December 31, 2023, from 70.44% at December 31, 2022.

PROVISION FOR INCOME TAXES

The provision for income taxes during 2023 totaled $2,567, compared to $2,594 in 2022. The effective tax rate for 2023 was 16.9%, compared to 16.3% in 2022. The effective tax rate for 2022 was below 2023’s effective tax rate as a result of a lump sum adjustment that reduced costs associated with certain nondeductible retirement benefit plans during 2022, which lowered tax expense.

FINANCIAL CONDITION:

CASH AND CASH EQUIVALENTS

The Company’s cash and cash equivalents consist of cash, as well as interest- and noninterest- bearing balances due from other banks.  The amounts of cash and cash equivalents fluctuate on a daily basis due to customer activity and liquidity needs. At December 31, 2023, cash and cash equivalents increased $82,136 to $128,126, compared to $45,990 at December 31, 2022.  The increase in cash and cash equivalents came mostly from higher interest-bearing deposits on hand with correspondent banks. At December 31, 2023, the Company’s interest-bearing FRB clearing account represented over 88% of cash and cash equivalents. The Company utilizes its interest-bearing FRB clearing account to manage excess funds, as well as to assist in funding earning asset growth. During 2023, the Company experience increases in funds from Bank deposits, primarily time deposits, which were maintained in the FRB account. Other funds also came from maturities and paydowns of securities available for sale (“AFS”) and proceeds from FHLB borrowings. The Company utilized a portion of these clearing account funds to reinvest in higher-yielding loans, and also to help cover runoff in noninterest-bearing and other interest-bearing deposit balances in NOW, savings, and money market accounts. The interest rate paid on both the required and excess reserve balances of the FRB account is based on the targeted federal funds rate established by the Federal Open Market Committee.  During 2023, the rate associated with the Company’s FRB clearing account increased 100 basis points due to continued rising inflationary concerns, resulting in a target federal funds rate range of 5.25% to 5.50%. The interest-bearing deposit balances in the FRB are 100% secured by the U.S. Government.

management’s discussion and analysis of
financial condition and results of operations
 publi

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

CERTIFICATES OF DEPOSIT IN FINANCIAL INSTITUTIONS

At December 31, 2023, the Company had no balances classified as CDs owned by the Captive, compared to $1,862 at December 31, 2022. This was due to the Captive ceasing operations in December 2023.

SECURITIES

Management’s goal in structuring its investment securities portfolio is to maintain a prudent level of liquidity and to provide an acceptable rate of return without sacrificing asset quality.  During 2023, the balance of total securities decreased $23,056, or 11.9%, compared to year-end 2022. The Company’s investment securities portfolio is made up mostly of Agency mortgage-backed securities, representing 62.3% of total investments at December 31, 2023. During the year ended 2023, the Company utilized a portion of its proceeds from maturities and principal repayments of securities to fund the growth in higher-yielding loans. This resulted in a $15,215, or  12.5%, decrease in Agency mortgage-backed securities, largely from principal repayments of $17,984 combined with no new purchases during 2023. The monthly repayment of principal has been the primary advantage of Agency mortgage-backed securities as compared to other types of investment securities, which deliver proceeds upon maturity or at a specified call date. The Company also received proceeds of $7,600 in maturities from its U.S. Government and U.S. Government sponsored entity securities during 2023, which were used to help fund the growth in loans during 2023.

Investment Portfolio Composition
at December 31, 2023	at December 31, 2022

management’s discussion and analysis of
financial condition and results of operations
 publi
SECURITIES
Table III

	MATURING
As of December 31, 2023	Within One Year		After One but Within Five Years		After Five but Within Ten Years			After Ten Years
(dollars in thousands)	Amount	Yield	Amount	Yield	Amount		Yield	Amount		Yield

U.S. Government securities	$17,257	2.88%	$33,040	2.01%	$	----	----	$	----	----
U.S. Government sponsored entity securities	----	----	5,877	1.57%		----	----		----	----
Obligations of states and political subdivisions	392	2.94%	3,780	2.87%		1,298	2.57%		1,920	2.81%
Agency mortgage-backed securities, residential	21	3.99%	4,003	2.48%		36,842	2.05%		65,218	1.60%
Total securities	$17,670	2.88%	$46,700	2.06%		$38,140	2.07%		$67,138	1.68%

     Tax-equivalent adjustments of $38 have been made in calculating yields on obligations of states and political subdivisions using a 21% rate. Weighted average yields are calculated on the basis of the cost and effective yields weighted for the scheduled maturity of each security. Mortgage-backed securities, which have prepayment provisions, are assigned to a maturity category based on estimated average lives. Securities are shown at their fair values, which include the market value adjustments for AFS securities.

Furthermore, during the fourth quarter of 2023, the Company received proceeds of $1,067 from the sale of four U.S. Government securities totaling $1,090. This was the result of unwinding the Captive, which ceased operations in December 2023.
In addition, a decrease in long-term reinvestment rates during the fourth quarter of 2023 led to a $4,090 increase in the fair value associated with the Company’s AFS securities at December 31, 2023.  The fair value of an investment security moves inversely to interest rates, so as rates decreased, the unrealized loss in the portfolio was decreased causing the fair value to increase. These changes in rates are typical and do not impact earnings of the Company as long as the securities are held to full maturity.

The Company’s focus will be to continue generating interest revenue primarily through loan growth, as loans generate the highest yields of total earning assets.  Table III provides a summary of the securities portfolio by category and remaining contractual maturity.  Issues classified as equity securities have no stated maturity date and are not included in Table III.

LOANS

In 2023, the Company’s primary category of earning assets and most significant source of interest income, total loans, increased $86,851, or 9.8%, to $971,900.  The increase in loan balances came from all of the Company’s loan segments.

management’s discussion and analysis of
financial condition and results of operations
 publi

Loan Portfolio Composition
at December 31, 2023	at December 31, 2022

Management continues to place emphasis on its commercial lending, which generally yields a higher return on investment as compared to other types of loans. The commercial lending segment increased $40,205, or 9.1%, from year-end 2022, which came mostly from commercial real estate loans. The commercial real estate loan segment comprised the largest portion of the Company’s total loan portfolio at December 31, 2023, representing 33.2% of such portfolio. Commercial real estate consists of owner-occupied, nonowner-occupied and construction loans. Owner-occupied loans consist of nonfarm, nonresidential properties. A commercial owner-occupied loan is a borrower purchased building or space for which the repayment of principal is dependent upon cash flows from the ongoing operations conducted by the party, or an affiliate of the party, who owns the property. Owner-occupied loans of the Company include loans secured by hospitals, churches, and hardware and convenience stores.  Nonowner-occupied loans are property loans for which the repayment of principal is dependent upon rental income associated with the property or the subsequent sale of the property, such as apartment buildings, condominiums, hotels, and motels.  These loans are primarily impacted the level of interest rates associated with the debt and to local economic conditions, which dictate occupancy rates and the amount of rent charged. The increase in debt service due to higher interest rates may not be able to be passed on to tenants. As part of the origination process, loan interest rates and occupancy rates are stressed to determine the impact on the borrower’s ability to maintain adequate debt service under different economic conditions. Furthermore, the Company monitors the concentration in any one industry and has established limits relative to capital. In addition, credit quality trends are monitored by industry to determine if a change in the risk exposure to a certain industry may warrant a change in our underwriting standards. Table IV has been provided to illustrate the industry composition of the commercial real estate portfolio. Commercial construction loans are extended to individuals as well as corporations for the construction of an individual property or multiple properties and are secured by raw land and the subsequent improvements.  Commercial real estate also includes loan participations with other banks outside the Company’s primary market area.  Although the Company is not actively seeking to participate in loans originated outside its primary market area, it has taken advantage of the relationships it has with certain lenders in those areas where the Company believes it can profitably participate with an acceptable level of risk. Commercial real estate loans totaled $322,894 at December 31, 2023, an increase of $34,139, or 11.8%, over the balance of commercial real estate loans at year-end 2022. Most of this growth came from larger originations from construction loans, with balances increasing $29,132, or 87.7%, from year-end 2022. New originations during 2023 also contributed to growth in the owner-occupied commercial loan portfolio, increasing $9,637, or 13.3%, from year-end 2022.  Partially offsetting these increases were larger payoffs from nonowner-occupied loan originations, which decreased $4,630, or 2.5%, from year-end 2022.

management’s discussion and analysis of
financial condition and results of operations
 publi

COMMERCIAL REAL ESTATE BY INDUSTRY
As of December 31, 2023
Table IV

The following table provides the composition of commercial real estate loans by industry classification (as defined by the North American Industry Classification System).

(dollars in thousands)
	Amount	% of Total
Real Estate Rental and Leasing	$145,302	45.00%
Accommodation and Food Services	50,421	15.61%
Health Care and Social Assistance	24,628	7.63%
Construction	22,490	6.96%
Manufacturing	20,688	6.41%
Retail Trade	17,714	5.49%
All Other	41,651	12.90%
Total	$322,894	100.00%

 Commercial loans were also positively impacted by growth in commercial and industrial loans. Commercial and industrial loans consist of loans to corporate borrowers primarily in small to mid-sized industrial and commercial companies that include service, retail, and wholesale merchants. Collateral securing these loans includes equipment, inventory, and stock. During 2023, the commercial and industrial loan portfolio increased $6,066, or 4.0%, from year-end 2022. The growth was impacted by an increase in larger loan originations during the year.

The Company’s loan balances were also impacted by an increase in the consumer loan portfolio, which was up $24,178, or 16.3%, from year-end 2022. The Company’s consumer loans are primarily secured by automobiles, mobile homes, recreational vehicles, and other personal property. Personal loans and unsecured credit card receivables are also included as consumer loans. Leading the growth in consumer loans was an increase in other consumer loans of $9,452, or 14.5%, from year-end 2022. This growth came largely from the purchase of a pool of unsecured loans in January 2023 that had a carrying amount of $ 11,377 at December 31, 2023. Growth in consumer loans also resulted from an $8,102, or 29.2%, increase in home equity lines of credit, specifically from the impact of a new home equity line product with no closing costs that was introduced in 2022, and continued to grow during 2023. Also impacting growth in consumer loans were higher automobile loan balances of $6,624, or 12.1%, from year-end 2022.  Automobile loans increased primarily due to a resurgence in consumer spending during 2022 that continued to carry over into 2023, in large part from the indirect auto lending portfolio. Going forward, the Company will place more emphasis on loan portfolios (i.e. commercial and, to a smaller extent, residential real estate) with higher returns than auto loans.  Indirect automobile loans bear additional costs from dealers that partially offset interest revenue and lower the rate of return.

management’s discussion and analysis of
financial condition and results of operations
 publi
MATURITY AND REPRICING DATA OF LOANS
As of December 31, 2023
Table V

(dollars in thousands)
	Within One Year	After One but Within Five Years	After Five but Within Fifteen Years	After Fifteen Years	Total
Residential real estate loans	$63,948	$197,328	$53,954	$4,274	$319,504
Commercial real estate loans	89,420	199,993	32,836	645	322,894
Commercial and industrial loans	50,170	41,792	39,773	25,563	157,298
Consumer loans(1)	66,593	70,595	35,016	----	172,204
Total loans	$270,131	$509,708	$161,579	$30,482	$971,900

Loans maturing or repricing after one year with:	Variable Interest Rates	Fixed Interest Rates	Total
Residential real estate loans	$207,515	$48,041	$255,556
Commercial real estate loans	198,873	34,601	233,474
Commercial and industrial loans	27,730	79,398	107,128
Consumer loans(1)	84	105,527	105,611
Total loans	$434,202	$267,567	$701,769

(1) Includes automobile, home equity and other consumer loans.

Generating residential real estate loans remains a significant focus of the Company’s lending efforts. The residential real estate loan portfolio represents the second largest class of the Company’s overall loan portfolio at 32.9% and consists primarily of one- to four-family residential mortgages and carries many of the same customer and industry risks as the commercial loan portfolio. During 2023, mortgage rates continued to increase as a result of an elevated interest rate environment. This provided the Company with less opportunities to sell long-term fixed-rate residential mortgages to the Federal Home Loan Mortgage Corporation, which generated more loan origination opportunities for the Bank in 2023. As a result, residential real estate loans increased $22,468, or 7.6%, during 2023 as compared to year-end 2022. With elevated mortgage rates, mortgage customers were selecting more in-house variable rate mortgage products instead of long-term fixed rate products. This had a direct impact on lowering loan volume within the long-term fixed-rate loan portfolio (down $6,161) and contributed to a shift into more short-term adjustable-rate mortgages (up $29,443) at year-end 2023.

While management believes lending opportunities exist in the Company’s markets, future commercial lending activities will depend upon economic and related conditions, such as general demand for loans in the Company’s primary markets, interest rates offered by the Company, and the effects of competitive pressure and normal underwriting considerations. Management will continue to place emphasis on its commercial lending, which generally yields a higher return on investment as compared to other types of loans.

management’s discussion and analysis of
financial condition and results of operations
 publi

The Company will continue to sell a portion of its long-term fixed-rate loans to the secondary market even though there is no significant demand for such loans under the current rising rate environment. Furthermore, the Company will continue to monitor the pace of its loan volume and will remain consistent in its approach to sound underwriting practices with a focus on asset quality.

ALLOWANCE FOR CREDIT LOSSES

Tables VI and VII have been provided to enhance the understanding of the loan portfolio and the ACL. The Company maintains an ACL that represents management’s best estimate of the appropriate level of losses and risks inherent in our applicable financial assets under the CECL model. The amount of the ACL should not be interpreted as an indication that charge-offs in future periods will necessarily occur in those amounts, or at all. The determination of the ACL involves a high degree of judgement and subjectivity. Please refer to Note A – Summary of Significant Accounting Policies of the notes to the financial statements for discussion regarding our ACL methodologies for securities and loans.

For AFS debt securities, the Company evaluates the securities at each measurement date to determine whether the decline in the fair value below the amortized costs basis is due to credit-related factors or noncredit-related factors. Upon adoption of ASC 326 on January 1, 2023, and as of December 31, 2023, the Company determined that all AFS securities that experienced a decline in fair value below the amortized cost basis were due to non-credit related factors. Therefore, no ACL was recorded, and no provision expense was recognized during the year ended December 31, 2023.

For held to maturity (“HTM”) debt securities, the Company evaluates the securities collectively by major security type at each measurement date to determine expected credit losses based on issuer’s bond rating, historical loss, financial condition, and timely principal and interest payments. Upon adoption of ASC 326 on January 1, 2023, a $3 ACL was recognized based on a .03% cumulative default rate taken from the S&P and Moody’s bond rating index. At December 31, 2023, the ACL for HTM debt securities was reduced to $2 based on a decrease in the cumulative default rate from .03% to .02%. This resulted in a $1 recovery of provision expense during the year ended December 31, 2023.
For loans, the Company’s ACL is management’s estimate of expected lifetime credit losses, measured over the contractual life of a loan, that considers historical loss experience, current conditions, and forecasts of future economic conditions. The ACL on loans is established through a provision for credit losses recognized in earnings. The ACL on loans is reduced by charge-offs on loans and is increased by recoveries of amounts previously charged off. Management employs a process and methodology to estimate the ACL on loans that evaluates both quantitative and qualitative factors within two main components. The first component involves pooling loans into portfolio segments for loans that share similar risk characteristics. The second component involves individually analyzed loans that do no share similar risk characteristics with loans that are pooled into portfolio segments. The ACL for loans with similar risk characteristics are collectively evaluated for expected credit losses based on certain quantitative information that include historical loss rates, prepayment rates, and curtailment rates. Expected credit losses on loans with similar characteristics are also determined by certain qualitative factors that include national unemployment rates, national gross domestic product forecasts, changes in lending policy, quality of loan review, and delinquency status. The ACL for loans that do not share similar risk characteristics are individually evaluated for expected credit losses primarily based on foreclosure status and whether a loan is collateral-dependent. Expected credit losses on individually evaluated loans are then determined using the present value of expected future cash flows based upon the loan’s original effective interest rate, at the loan’s observable market price, or if the loan was collateral dependent, at the fair value of the collateral.

management’s discussion and analysis of
financial condition and results of operations
 publi

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
Table VI

(dollars in thousands)
	Years Ended December 31
	2023	2022
Residential real estate loans	$2,213	$681
Percentage of loans to total loans	32.87%	33.56%
Percentage of net charge-offs to average loans	.02%	-.01%

Commercial real estate loans	3,047	2,038
Percentage of loans to total loans	33.22%	32.63%
Percentage of net charge-offs to average loans	-.01%	-.02%

Commercial and industrial loans	1,275	1,293
Percentage of loans to total loans	16.18%	17.09%
Percentage of net charge-offs to average loans	-.12%	.38%

Consumer loans(1)	2,232	1,257
Percentage of loans to total loans	17.72%	16.73%
Percentage of net charge-offs to average loans	.51%	.50%

Allowance for loan losses	$8,767	$5,269
Total loans percentage	100.00%	100.00%
Net charge-offs to average loans	.07%	.14%

      The above allocation is based on estimates and subjective judgments and is not necessarily indicative of the specific amounts or loan categories in which losses may ultimately occur.

 (1) Includes automobile, home equity and other consumer loans.

CREDIT RATIOS
Table VII

(dollars in thousands)
	Years Ended December 31
	2023	2022
Loans	$971,900	$885,049
Allowance for loan losses	8,767	5,269
Past due 90 days or more and still accruing	119	538
Nonaccrual	2,392	3,233
Allowance for loan losses to total loans	.90%	.60%
Nonaccrual loans to total loans	.25%	.37%
Allowance for loan losses to nonaccrual loans	366.51%	162.98%

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
 publi
As of December 31, 2023, the ACL for loans totaled $8,767, or 0.90%, of total loans. As of December 31, 2022, the ACL for loans totaled $5,269, or 0.60%, of total loans. The increase in the ACL of $3,498, or 66.4%, was primarily due to the $2,162 impact of adopting ASC 326 on January 1, 2023, affected mostly by the residential real estate and consumer loan portfolio segments. Upon transition to the CECL model, the Company’s ACL increased another $1,336 to finish with $8,767 in reserves, all from loans collectively evaluated. This increase was mostly impacted by additional reserves associated with certain qualitative risk factors incorporating the national trend of higher loan delinquencies and charge offs. Higher ACL reserves were also impacted by an $86,109 increase in collectively evaluated loan balances during 2023, primarily from the commercial real estate and consumer loan segments. These factors were partially offset by lower expected loss rates in relation to an improved unemployment and gross domestic product forecast.

The Company experienced lower delinquency levels from year-end 2022. Nonperforming loans to total loans decreased to 0.26% at December 31, 2023, compared to 0.43% at December 31, 2022, and nonperforming assets to total assets decreased to 0.19% at December 31, 2023, compared to 0.31% at December 31, 2022.

During 2023, the Company individually evaluated several loans associated with three borrower relationships for expected credit loss. The fair value of the loans’ collateral was measured to the loans’ recorded investment and no expected losses were identified as part of that review. As a result, there were no specific reserves recorded during the year ended December 31, 2023.

Management believes that the ACL at December 31, 2023, was appropriate to absorb expected losses in the loan portfolio. Changes in the circumstances of particular borrowers, as well as adverse developments in the economy, are factors that could change, and management will make adjustments to the ACL as needed. Asset quality will continue to remain a key focus of the Company as management continues to stress not just loan growth, but quality in loan underwriting.

DEPOSITS

Deposits are used as part of the Company’s liquidity management strategy to meet obligations for depositor withdrawals, to fund the borrowing needs of loan customers, and to fund ongoing operations.  Deposits, both interest- and noninterest-bearing, continue to be the most significant source of funds used by the Company to support earning assets.  Deposits are attractive sources of funding because of their stability and general low cost as compared to other funding sources.  The Company seeks to maintain a proper balance of core deposit relationships on hand while also utilizing various wholesale deposit sources, such as brokered and internet CD balances, as an alternative funding source to manage efficiently the net interest margin.  Deposits are influenced by changes in interest rates, economic conditions, and competition from other banks.

Total deposits consist mostly of “core” deposits, which include noninterest-bearing deposits, as well as interest-bearing demand, savings, and money market deposits. The Bank focuses on core deposit relationships with consumers from local markets who can maintain multiple accounts and services at the Bank. The Company believes such core deposits are more stable and less sensitive to changing interest rates and other economic factors.  Total deposits increased $99,481, or 9.7%, from year-end 2022 to $1,127,136 at December 31, 2023. The increase was largely related to higher interest-bearing deposit balances, which were up $131,672, or 19.6%, from year-end 2022.

management’s discussion and analysis of
financial condition and results of operations
 publi

 The increase in interest-bearing deposits came primarily from time deposits, which include CDs and individual retirement accounts. Total time deposits increased $227,204, or 149.6%, from year-end 2022. This increase came largely from the Company’s retail time deposits, which increased $156,876, or 108.4%, from year-end 2022 largely due to the elevated market rate environment. While the FRB increased short-term rates by 425 basis points during 2022, there was a lagging effect to the repricings of CD rate offerings during that time. This was primarily due to a heightened liquidity position that allowed for limited effects to deposit repricing during most of 2022. As deposit competition increased later in 2022 and into 2023, prices on the Company’s retail CDs adjusted upward and influenced a consumer shift away from lower-cost savings and money market products and into a greater number of higher-cost time deposit products, such as CDs. Further increasing time deposit balances were increases in wholesale time deposits. While the Company’s preference is to fund earning asset demand with retail core deposits, wholesale deposits are utilized to help satisfy earning asset growth.  Due to the successful consumer demand for loans during 2023, brokered and internet CD issuances increased from $7,220 at year-end 2022 to $77,548 at year-end 2023. The Company will continue to evaluate its use of wholesale deposits to manage the Company’s liquidity position and interest rate risk associated with longer-term, fixed-rate asset loan demand.

 Increases in interest-bearing time deposit balances were partially offset by a $39,336, or 18.8%, decrease in NOW account balances from year-end 2022, largely driven by lower municipal NOW product balances within the Gallia County, Ohio, and Mason County, West Virginia, market areas. Other decreases came from lower savings account balances, which decreased $30,638, or 19.9%, from year-end 2022. Declines in these balances came primarily from lower statement savings account balances impacted by a consumer demand for time deposits. The Company also experienced a $25,558, or 16.3%, decrease in its money market accounts from year-end 2022. In response to the elevated rate environment, the Company introduced a new tiered money market product in January 2023 (Money Fund) that offered higher rates on tiered deposit balances. While this new deposit product increased $80,828 during 2023, this was completely offset by a $106,386 decrease in the remaining money market products that did not reprice to higher rates. In general, the elevated rates on CD products and deposit rate competition contributed to a consumer shift away from NOW, savings and money market accounts.

Composition of Total Deposits
at December 31, 2023	at December 31, 2022

management’s discussion and analysis of
financial condition and results of operations
 publi
The Company also experienced declines in its noninterest-bearing balances, which decreased $32,191, or 9.1%, from year-end 2022. The decrease was primarily the result of deposit competition and consumer demand for CDs and came mostly from the Company’s business and incentive-based checking account balances.

The Company expects to continue to experience increased competition for deposits in its market areas, which could challenge its net growth.  The Company will continue to emphasize growth and retention within its core deposit relationships during 2024, reflecting the Company’s efforts to reduce its reliance on higher cost funding and improving net interest income.

OTHER BORROWED FUNDS

 The Company also accesses other funding sources, including short-term and long-term borrowings, to fund potential asset growth and satisfy short-term liquidity needs. Other borrowed funds consist primarily of FHLB advances and promissory notes. During 2023, other borrowed funds increased from $17,945 at year-end 2022 to $44,593, an increase of $26,648. The increase was primarily related to a $10,000 FHLB fixed-rate advance from the second quarter of 2023 and $20,000 in FHLB fixed-rate advances from the third quarter of 2023 that were used to help fund earning asset growth. While deposits continue to be the primary source of funding for growth in earning assets, management will continue to utilize FHLB advances and promissory notes to help manage interest rate sensitivity and liquidity.

SUBORDINATED DEBENTURES

The Company received proceeds from the issuance of one trust preferred security on March 22, 2007, totaling $8,500 at a fixed rate of 6.58%.  The trust preferred security is now at an adjustable rate equal to the 3-month CME Term SOFR index plus a spread adjustment of 0.26% and a margin of 1.68%. The Company does not report the securities issued by the trust as a liability, but instead, reports as a liability the subordinated debenture issued by the Company and held by the trust.

OFF-BALANCE SHEET ARRANGEMENTS

As discussed in Notes I and L to the financial statements at December 31, 2023 and 2022, the Company engages in certain off-balance sheet credit-related activities, including commitments to extend credit and standby letters of credit, which could require the Company to make cash payments in the event that specified future events occur. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Standby letters of credit are conditional commitments to guarantee the performance of a customer to a third party. While these commitments are necessary to meet the financing needs of the Company’s customers, many of these commitments are expected to expire without being drawn upon. Therefore, the total amount of commitments does not necessarily represent future cash requirements. Management does not anticipate that the Company’s current off-balance sheet activities will have a material impact on the results of operations or financial condition. The Bank estimates expected credit losses over the contractual period in which the Bank is exposed to credit risk via a contractual obligation to extend credit. At December 31, 2023, the estimated ACL related to off-balance sheet commitments was $692, which included $61 in provision expense during the year ended December 31, 2023. The Bank uses the same credit policies in making commitments and conditional obligations as it does for instruments recorded on the balance sheet.

management’s discussion and analysis of
financial condition and results of operations
 publi

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

The Bank opted into the CBLR, and therefore, is not required to comply with the Basel III capital requirements. The numerator of the CBLR is Tier 1 capital, as calculated under present rules. The denominator of the CBLR is the QCBO’s average assets, calculated in accordance with the QCBO’s Call Report instructions and less assets deducted from Tier 1 capital. The current rules and Call Report instructions were impacted by the Company’s adoption of ASC 326 and its election to apply the 3-year CECL transition provision on January 1, 2023. By making this election, the Bank, in accordance with Section 301 of the regulatory capital rules, will increase it retained earnings (Tier 1 Capital) and average assets by 75% of its CECL transition amount during the first year of the transition period, 50% of its CECL transition amount during the second year, and 25% of its CECL transitional amount during the third year of the transition period. The Bank’s transition amount from the adoption of CECL totaled $2,276, which resulted in the add-back of $1,707 to both Tier 1 capital and average assets as part of the CBLR calculation for December 31, 2023. As of December 31, 2023, the Bank’s CBLR was 10.8%.

Pursuant to the CARES Act, the federal banking regulators in April 2020 issued interim final rules to set the CBLR at 8% beginning in the second quarter of 2020 through the end of 2020. Beginning in 2021, the CBLR increased to 8.5% for the calendar year. Community banks had until January 1, 2022 before the CBLR requirement returned to 9%.

As detailed in Note P to the financial statements at December 31, 2023, the Bank was deemed to be “well capitalized” under applicable prompt corrective action regulations.  The Company’s total shareholders’ equity at December 31, 2023 of $144,007 increased $8,979, or 6.7%, as compared to $135,028 at December 31, 2022. Capital grew during 2023 primarily from year-to-date net income of $12,631, less dividends paid of $4,871. This net growth was further impacted by a $3,385 after-tax increase in net unrealized gains on AFS securities from year-end 2022, as long-term reinvestment rates decreased during the fourth quarter of 2023 causing an increase in the fair value of the Company’s available for s ale investment portfolio. Partially offsetting these growth factors was a transition adjustment related to the adoption of ASC 326. The after-tax impact from the adoption of ASC 326 totaled $2,209 and was applied against retained earnings effective January 1, 2023.

management’s discussion and analysis of
financial condition and results of operations
 publi

LIQUIDITY

Liquidity relates to the Company’s ability to meet the cash demands and credit needs of its customers and is provided by the ability to readily convert assets to cash and raise funds in the marketplace. The Company manages funding and liquidity based on point-in-time metrics as well as forward-looking projections, which incorporate different sources and uses of funds under base and stress scenarios. Liquidity risk is monitored and managed by the Asset Liability Committee using a series of policy limits and key risk indicators are established to ensure risks are managed within the Company’s risk tolerance. The Company maintains a contingency funding plan that provides for liquidity stress testing, which assesses the liquidity needs under varying market conditions, time horizons and other events. The stress testing provides for ongoing monitoring of unused borrowing capacity and available sources of contingent liquidity to prepare for unexpected liquidity needs and to cover unanticipated events that could affect liquidity.

Total cash and cash equivalents, HTM securities maturing within one year, and AFS securities, which totaled $290,781, represented 21.5% of total assets at December 31, 2023 compared to $230,853 and 19.1% of total assets at December 31, 2022. This growth in liquid funds came primarily from increases in deposits, as well as increases in borrowings and net proceeds from maturities and paydowns of securities.  A large portion of these dollars were used to fund the 9.8% growth in loans. Increases in deposits were largely impacted by growth in time deposits, which increased 149.6% from year-end 2022.

In addition to the on-balance sheet liquidity discussed above, the Bank has established multiple sources of funding to further enhance the Bank’s ability to meet liquidity demands. The Bank has pledged collateral to the FHLB and the FRB to establish committed borrowing lines. At December 31, 2023, the Bank could borrow an additional $88,183 from the FHLB and the borrowing line with the FRB had availability of $62,371. For each of these sources, the Bank has established an internal limit of 85% of our borrowing capacity. In addition to the committed borrowing lines, the Bank has access to several wholesale funding sources, such as, brokered CDs, a $20 million federal funds purchase limit with a correspondent bank, and the ability to bid on available funds from select deposit placement services. The Bank has established limits for each respective funding source and a collective limit on all wholesale funding sources. During 2023, the Bank mostly utilized brokered CDs and the FHLB to assist with funding loan growth. The Bank’s internal limit on brokered CDs is 10% of total assets. At December 31, 2023, the amount of brokered CDs outstanding was 4.86% of total assets, as compared to .33% at December 31, 2022. At December 31, 2023, the Bank had utilized 51.74% of our FHLB capacity, an increase from 49.58% at December 31, 2022. The collective internal limit on all wholesale funding sources is 40% of total assets. At December 31, 2023, the Bank’s total wholesale funding sources represented 14.02% of total assets. Based on the collective internal wholesale funding limit, the Bank had the capacity to borrow an additional $347 million in wholesale funds and the available funding from the respective wholesale funding sources exceeded this amount, which provides the flexibility to utilize one source more than another due to pricing or availability.

As part of performing liquidity stress tests, the Bank monitors and evaluates the exposure to uninsured deposits. Of the Company’s $1,127,136 in total deposit balances at December 31, 2023, only 32.5%, or $366,649, were deemed uninsured as per the $250 FDIC threshold. A portion of these deposits would be related to public entities, which require the Bank to pledge securities or FHLB letters of credit to cover the amount of the deposit balance that is deemed uninsured. To the extent these deposits left the Bank, the level of unpledged securities and the borrowing capacity at the FHLB would increase or could be utilized to fund the deposit outflow. The sum of current on-balance sheet liquidity and available wholesale funding sources exceeded the balance of uninsured deposits at December 31, 2023. Included in on-balance sheet liquidity are AFS securities in an unrealized loss position. Although management does not intend to sell the securities before the recovery of its cost basis, they are a contingent resource from a liquidity perspective.

management’s discussion and analysis of
financial condition and results of operations
 publi
KEY RATIOS
Table VIII

	2023	2022	2021	2020	2019

Return on average assets	.99%	1.06%	.95%	.94%	.96%
Return on average equity	9.24%	9.86%	8.45%	7.83%	8.10%
Dividend payout ratio	38.56%	35.39%	34.25%	39.20%	40.37%
Average equity to average assets	10.72%	10.78%	11.25%	11.95%	11.82%

As our liquidity position dictates, the preceding funding sources may be utilized to supplement our liquidity position. If the utilization of wholesale funding increases to fund asset growth or for liquidity management purposes, the net interest margin may be negatively impacted due to the higher relative cost of these sources as compared to core deposits. For further cash flow information, see the condensed consolidated statement of cash flows. Management does not rely on any single source of liquidity and monitors the level of liquidity based on many factors affecting the Company’s financial condition.

INFLATION

Consolidated financial data included herein has been prepared in accordance with US GAAP.  Presently, US GAAP requires the Company to measure financial position and operating results in terms of historical dollars with the exception of securities AFS, which are carried at fair value.  Changes in the relative value of money due to inflation or deflation are generally not considered.

In management’s opinion, changes in interest rates affect the financial institution to a far greater degree than changes in the inflation rate.  While interest rates are greatly influenced by changes in the inflation rate, they do not change at the same rate or in the same manner as the inflation rate.  Rather, interest rate volatility is based on changes in the expected rate of inflation, as well as monetary and fiscal policies.  A financial institution’s ability to be relatively unaffected by changes in interest rates is a good indicator of its capability to perform in today’s volatile economic environment.  The Company seeks to insulate itself from interest rate volatility by ensuring that rate sensitive assets and rate sensitive liabilities respond to changes in interest rates in a similar time frame and to a similar degree.

CRITICAL ACCOUNTING POLICIES
The Company believes the determination of the ACL involves a higher degree of judgment and complexity than its other significant accounting policies. The ACL is calculated with the objective of maintaining a reserve level believed by management to be sufficient to absorb estimated credit losses over the life of an asset or off-balance sheet credit exposure. Management’s determination of the adequacy of the ACL is based on periodic evaluations of past events, including historical credit loss experience on financial assets with similar risk characteristics, current conditions, and reasonable and supportable forecasts that affect the collectability of the remaining cash flows over the contractual term of the financial assets. However, this evaluation has subjective components requiring material estimates, including expected default probabilities, the expected loss given default, the amounts and timing of expected future cash flows on impaired loans, and estimated losses based on historical loss experience and forecasted economic conditions. All of these factors may be susceptible to significant change. To the extent that actual results differ from management estimates, additional provisions for credit losses may be required that would adversely impact earnings in future periods. Refer to “Allowance for Credit Losses” and “Provision for Credit Losses” sections within this MD&A for additional discussion.

management’s discussion and analysis of
financial condition and results of operations
 publi

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