Form 10-K, Exhibit 13
period 2024-12-31
OHIO VALLEY BANC CORP
filed 2025-03-14
CIK 894671

2024

OHIO VALLEY BANK
MMUNITY FIRST!

Community First!

OVBC
Annual Report

Ohio Valley Bank
www.ovbc.com

Loan Central
www.myloancentral.com

Message
from Management

MMUNITY
FIRST!

Dear shareholders and colleagues,

Thank you for giving us another year. Another year to prove that community banks and hometown finance companies can make a positive impact on their community. The roots were planted long ago by names still remembered like Henking, Evans, and Haskins. These roots are now far reaching and ever expanding.

We challenged our teams at Ohio Valley Bank to focus resources on mortgages and business lending, making it one of our top strategic initiatives. They met this challenge with much success, leading to average **loan growth of $86 million** from the prior year. This not only met but well exceeded our expectations. These loans are helping people live their dream of starting their own business or providing a roof over the heads of their family. **We are making a difference.**

In April, Seth Michael joined our board. Seth is the Jackson County Clerk of Court of the Common Pleas, as well as an experienced licensed auctioneer and real estate agent. His unique blend of experience and skills are an asset to our board. His devotion to volunteering with youth sports and auctioneering at fundraising events is a practical example of our mission to put Community First. **He and our board are making a difference.**

In July, your company worked quickly to offer a limited time Sweet Home Ohio account, providing a clear, high-yield advantage for depositors leveraging the Ohio Homebuyers Plus program offered by the State Treasurer's office. And in October, we partnered with Greenlight to offer a family digital wallet that gives kids banking freedom within parent-controlled safeguards. You embraced these new services by not only opening them for yourselves but advocating for them in our communities. **You are making a difference.**

For your review, within these pages are the numbers; the proof of your company's work, the proof of the difference we've made together. We hope you take the opportunity to hear more at our Annual OVBC Shareholders Meeting. The 2025 meeting will be held at the Holzer Leadership and Innovation Institute on the campus of Holzer Gallipolis at 5:00 p.m. on Wednesday, May 14. Join us and bring a family member who may be interested in learning more about the benefits of stock ownership in Ohio Valley Banc Corp.

Sincerely,

Thomas E. Wiseman
Chairman of the Board
Ohio Valley Banc Corp.

Larry E. Miller II
President and CEO
Ohio Valley Banc Corp.

OVBC

Director & Officer Listing

OVBC & Ohio Valley Bank Directors

Thomas E. Wiseman
Chairman of the Board
Ohio Valley Banc Corp. and Ohio Valley Bank

Larry E. Miller II
President & Chief Executive Officer
Ohio Valley Banc Corp. and Ohio Valley Bank

David W. Thomas, Lead Director
Former Chief Examiner
Ohio Division of Financial Institutions
bank supervision and regulation

Anna P. Barnitz
Treasurer & CFO, Bob's Market & Greenhouses, Inc.
wholesale horticultural products and retail landscaping stores

Kimberly A. Canady
Owner, Canady Farms, LLC
agricultural products and agronomy services

Brent R. Eastman
President & Co-owner, Ohio Valley Supermarkets
Partner, Eastman Enterprises
grocery

Seth I. Michael
Clerk of Court of Common Pleas, Jackson County, Ohio
government

Edward J. Robbins
President & CEO, Ohio Valley Veneer, Inc.
wood harvesting, processing and manufacturing of dry lumber & flooring

Edward B. Roberts
Co-owner, OakBridge Financial Partners LLC
Financial Advisor, LPL Financial
financial services

Brent A. Saunders
Board Member, Holzer Health System
Attorney, Halliday, Sheets & Saunders
healthcare and legal

K. Ryan Smith
President, University of Rio Grande
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
Wendell B. Thomas
Lannes C. Williamson

OVBC Officers

Thomas E. Wiseman, Chairman of the Board

Larry E. Miller II, President and Chief Executive Officer

Ryan J. Jones, Chief Operating and Risk Officer

Tom R. Shepherd, Senior Vice President and Secretary

Scott W. Shockey, Senior Vice President and Chief Financial Officer

Bryan F. Stepp, Senior Vice President -Lending/Credit

Bryna S. Butler, Vice President
Frank W. Davison, Vice President
Allen W. Elliott, Vice President
Cherie A. Elliott, Vice President
Brandon O. Huff, Vice President
Mario P. Liberatore, Vice President
Christopher L. Preston, Vice President
Shawn R. Siders, Vice President
Rick A. Swain, Vice President

Paula W. Clay, Assistant Secretary
Cindy H. Johnston, Assistant Secretary

OVBC
2

Ohio Valley Bank Officers

Executive Officers

Thomas E. Wiseman, Chairman of the Board

Larry E. Miller II, President & Chief Executive Officer

Ryan J. Jones, Chief Operating and Risk Officer

Tommy R. Shepherd, Executive Vice President and Secretary

Scott W. Shockey, Executive Vice President and Chief Financial Officer

Bryan F. Stepp, Executive Vice President, Lending/Credit

Mario P. Liberatore, President, OVB West Virginia

Rick A. Swain, President, Western Division

Senior Vice Presidents

Bryna S. Butler, Corporate Communications

Frank W. Davison, Operations

Allen W. Elliott, Branch Administration

Brandon O. Huff, Process Efficiency Officer

Christopher L. Preston, Growth Strategist

Shawn R. Siders, Chief Credit Officer

Vice Presidents

John A. Anderson, Director of Loan Operations

Shelly N. Boothe, Commercial Business Development Officer

Terri M. Camden, Director of Human Resources

Kyla R. Carpenter, Director of Marketing

Paula W. Clay, Assistant Secretary

Brian E. Hall, Corporate Banking

Andrew G. Hudson, Senior Compliance Officer

Cindy H. Johnston, Assistant Secretary

Angela S. Kinnaird, Director of Customer Support

Tamela D. LeMaster, Branch Administration/CRM

Adam D. Massie, Northern Region Manager

Jay D. Miller, Business Development Officer

Diana L. Parks, Internal Audit Liaison

Christopher S. Petro, Comptroller

Benjamin F. Pewitt, Business Development

Vice Presidents, continued...

Jody M. Rotenberry, Trust

Jason R. Safford, Business Development

Jacob P. Steininger, Commercial Business Development

Patrick H. Tackett, Corporate Banking

Assistant Vice Presidents

John M. Copley, Collections Manager

Andrea L. Hesson, Lead Lender-PPO

Joel J. Johnston, Commercial Loan Officer

Barbara A. Patrick, BSA Officer/Loss Prevention

Stephenie L. Peck, Regional Branch Administrator, Security Officer

Raymond G. Polcyn, Manager of Buying Dept.

Terri L. Taylor, Lawrence County Region Manager

Kimberly R. Williams, Systems Officer

Melissa P. Wooten, Shareholder Relations Manager and Trust Officer

Assistant Cashiers

David W. Bevens, Residential Lending Manager, Western Division

Andrew J. Bush, Digital Banking Manager

Aaron M. Chapman, Senior Credit Analyst

Michelle L. Hammond, Residential Loan Operations Officer

Tammie L. Powell, IT Manager

Melinda G. Spurlock, Accounting Specialist

Anthony W. Staley, Product Development, Business Sales & Support

Loan Central Officers

Ryan J. Jones, Chairman of the Board

Cherie A. Elliott, President

Timothy R. Brumfield, Vice President & Secretary, Manager, Gallipolis Office

John J. Holtzapfel, Compliance Officer, Manager, Wheelersburg Office

Melody D. Hammond, Manager, Chillicothe Office

Joseph I. Jones, Manager, South Point Office

Steven B. Leach II, Manager, Jackson Office

T. Joe Wilson, Manager, Waverly Office

OVBC

3

A great place to plan. bank. finance. tax prep. dream....

2024 ushered in an era of advancement, pushing the limits like few other community banks, all while offering a common sense, easy approach.

- Because OVB was fast to react, a thousand customers were able to take advantage of a limited-time, **high yield account offered through the Ohio Homebuyers Plus** state program.
- **OVB - Greenlight Partnership** provides a free yet robust family digital wallet with real world debit card for kids and plenty of control for parents.
- Technical investments have **reduced mortgage turnaround** times to nearly 30 days or less on average.

OVB, Loan Central, or both. Your company is a vital part of these growing communities in Ohio and West Virginia.

Athens
Barboursville
Gallipolis
Jackson
Ironton
Mason
Milton
Oak Hill
Point Pleasant
Rio Grande
Waverly
Wellston
Wheelersburg

Now with dedicated mobile loan officers in Parkersburg & Circleville!

OVBC

4

OHIO VALLEY BANC CORP.
ANNUAL REPORT 2024
FINANCIALS

consolidated statements of condition

	As of December 31
	2024	2023
(dollars in thousands, except share and per share data)

Assets

Cash and noninterest-bearing deposits with banks	$15,704	$14,252
Interest-bearing deposits with banks	67,403	113,874
Total cash and cash equivalents	83,107	128,126

Securities available for sale	268,120	162,258
Securities held to maturity, net of allowance for credit losses of $1 in 2024 and $2 in 2023	7,049	7,986
Restricted investments in bank stocks	5,007	5,037

Total loans	1,061,825	971,900
Less: Allowance for credit losses	(10,088)	(8,767)
Net loans	1,051,737	963,133

Premises and equipment, net	21,229	21,450
Premises and equipment held for sale, net	507	573
Accrued interest receivable	4,805	3,606
Goodwill	7,319	7,319
Other intangible assets, net	—	8
Bank owned life insurance and annuity assets	42,048	40,593
Operating lease right-of-use asset, net	1,024	1,205
Deferred tax assets	7,218	6,306
Other assets	4,242	4,535
Total assets	$1,503,412	$1,352,135

Liabilities

Noninterest-bearing deposits	$322,383	$322,222
Interest-bearing deposits	952,795	804,914
Total deposits	1,275,178	1,127,136

Other borrowed funds	39,740	44,593
Subordinated debentures	8,500	8,500
Operating lease liability	1,024	1,205
Allowance for credit losses on off-balance sheet commitments	582	692
Other liabilities	28,060	26,002
Total liabilities	1,353,084	1,208,128

Commitments and Contingent Liabilities (See Note L)	—	—

Shareholders’ Equity

Common stock ($1.00 stated value per share, 10,000,000 shares authorized; 2024 - 5,490,995 shares issued; 2023 - 5,470,453 shares issued)	5,491	5,470
Additional paid-in capital	52,321	51,842
Retained earnings	121,693	114,871
Accumulated other comprehensive income (loss)	(10,484)	(11,428)
Treasury stock, at cost (2024 - 779,994 shares; 2023 – 697,321 shares)	(18,693)	(16,748)
Total shareholders’ equity	150,328	144,007
Total liabilities and shareholders’ equity	$1,503,412	$1,352,135

See accompanying notes to consolidated financial statements

consolidated statements of income

For the years ended December 31	2024	2023
(dollars in thousands, except per share data)

Interest and dividend income:
Loans, including fees	$64,938	$54,821
Securities:
Taxable	5,862	3,678
Tax exempt	132	162
Dividends	384	324
Interest-bearing deposits with banks	4,447	2,870
Other interest	—	10
	75,763	61,865
Interest expense:
Deposits	24,639	14,174
Other borrowed funds	1,702	1,067
Subordinated debentures	618	597
	26,959	15,838
Net interest income	48,804	46,027
Provision for credit losses	2,469	2,090
Net interest income after provision for credit losses	46,335	43,937

Noninterest income:
Service charges on deposit accounts	3,039	2,700
Trust fees	404	326
Income from bank owned life insurance and annuity assets	929	860
Mortgage banking income	163	175
Electronic refund check / deposit fees	675	675
Debit / credit card interchange income	4,968	4,860
Tax preparation fees	644	669
Other	2,349	2,364
	13,171	12,629
Noninterest expense:
Salaries and employee benefits	27,782	23,391
Occupancy	1,938	1,903
Furniture and equipment	1,300	1,321
Professional fees	1,873	1,656
Marketing expense	820	1,010
FDIC insurance	648	569
Data processing	3,094	2,809
Software	2,260	2,649
Foreclosed assets	4	15
Amortization of intangibles	8	21
Other	6,403	6,024
	46,130	41,368
Income before income taxes	13,376	15,198
Provision for income taxes	2,377	2,567
NET INCOME	$10,999	$12,631

Earnings per share	$2.32	$2.65

See accompanying notes to consolidated financial statements

consolidated statements of
comprehensive income

For the years ended December 31	2024	2023
(dollars in thousands)

NET INCOME	$10,999	$12,631

Other comprehensive income (loss):
Change in unrealized gain (loss) on available for sale securities	1,211	4,067
Reclassification adjustment for realized losses	—	23
	1,211	4,090
Related tax effect	(267)	(705)
Total other comprehensive income (loss), net of tax	944	3,385

Total comprehensive income	$11,943	$16,016

See accompanying notes to consolidated financial statements

consolidated statements of changes in
shareholders’ equity

For the years ended December 31, 2024 and 2023
(dollars in thousands, except share and per share data)
	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Shareholders’ Equity
Balances at January 1, 2023	$5,465	$51,722	$107,111	$(14,813)	$(16,666)	$132,819

Net income	—	—	12,631	—	—	12,631
Other comprehensive income (loss), net	—	—	—	3,385	—	3,385
Cash dividends, $1.02 per share	—	—	(4,871)	—	—	(4,871)
Common stock issued to ESOP, 4,746 shares	5	120	—	—	—	125
Shares acquired for treasury, 3,388 shares	—	—	—	—	(82)	(82)
Balances at December 31, 2023	5,470	51,842	114,871	(11,428)	(16,748)	144,007

Net income	—	—	10,999	—	—	10,999
Other comprehensive income (loss), net	—	—	—	944	—	944
Cash dividends, $0.88 per share	—	—	(4,177)	—	—	(4,177)
Common Stock issued to ESOP, 20,542 shares	21	479	—	—	—	500
Shares acquired for treasury, 82,673 shares	—	—	—	—	(1,945)	(1,945)
Balances at December 31, 2024	$5,491	$52,321	$121,693	$(10,484)	$(18,693)	$150,328

See accompanying notes to consolidated financial statements

consolidated statements of cash flows

For the years ended December 31	2024	2023
(dollars in thousands)

Cash flows from operating activities:
Net income	$10,999	$12,631
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for (recovery of) credit losses	2,469	2,090
Depreciation of premises and equipment	1,676	1,562
Accretion of building grant	(3)	(4)
Net amortization (accretion) of purchase accounting adjustments	(8)	(1)
Net amortization (accretion) of securities	(1,427)	(478)
Net realized loss on sale of securities	—	23
Proceeds from sale of loans in secondary market	590	125
Loans disbursed for sale in secondary market	(588)	(124)
Amortization of mortgage servicing rights	52	53
Gain on sale of loans	(215)	(228)
Amortization of intangible assets	8	21
Amortization of certificates of deposit premiums	—	7
Deferred tax (benefit) expense	(1,180)	(745)
Contribution of common stock to ESOP	500	125
Earnings on bank owned life insurance and annuity assets	(929)	(860)
Change in accrued interest receivable	(1,199)	(494)
Change in other liabilities	1,891	5,567
Change in other assets	461	1,477
Net cash provided by operating activities	13,097	20,747

Cash flows from investing activities:
Proceeds from sales of securities available for sale	—	1,067
Proceeds from maturities and paydowns of securities available for sale	34,741	25,901
Purchases of securities available for sale	(137,946)	(586)
Proceeds from calls and maturities of securities held to maturity	919	1,217
Proceeds from maturities of certificates of deposit in financial institutions	—	2,100
Purchases of certificates of deposit in financial institutions	—	(245)
Purchases of restricted investments in bank stocks	(80)	(969)
Redemptions of restricted investments in bank stocks	110	1,885
Net change in loans	(90,997)	(87,481)
Purchases of premises and equipment	(1,433)	(2,689)
Disposals of premises and equipment	29	219
Reimbursement of building grant	—	(100)
Purchases of bank owned life insurance and annuity assets	(772)	(250)
Withdrawals from bank owned life insurance and annuity assets	246	144
Net cash (used in) investing activities	(195,183)	(59,787)

Cash flows from financing activities:
Change in deposits	148,042	99,481
Cash dividends	(4,177)	(4,871)
Purchases of treasury stock	(1,945)	(82)
Proceeds from Federal Home Loan Bank borrowings	2	30,001
Repayment of Federal Home Loan Bank borrowings	(4,962)	(3,371)
Change in other short-term borrowings	107	18
Net cash provided by (used in) financing activities	137,067	121,176

Cash and cash equivalents:
Change in cash and cash equivalents	(45,019)	82,136
Cash and cash equivalents at beginning of year	128,126	45,990
Cash and cash equivalents at end of year	$83,107	$128,126

Supplemental disclosure:
Cash paid for interest	$28,322	$9,674
Cash paid for income taxes	3,350	2,750
Transfers from loans to other real estate owned	—	129
Operating lease liability arising from obtaining right-of-use asset	—	187

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

The Company provides a full range of commercial and retail banking services from 23 offices located in southeastern Ohio and western West Virginia. It accepts deposits in checking, savings, time and money market accounts and makes personal, commercial, construction and real estate loans. Substantially all loans are secured by specific items of collateral, including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from business operations. The Company also offers safe deposit boxes, wire transfers and other standard banking products and services. The Bank’s deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”). In addition to accepting deposits and making loans, the Bank invests in U. S. Government and agency obligations, interest-bearing deposits in other financial institutions and investments permitted by applicable law.

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

Reclassifications: The consolidated financial statements for 2023 have been reclassified to conform with the presentation for 2024.  These reclassifications had no effect on the net results of operations or shareholders’ equity.

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

Industry Segment Information: Internal financial information is primarily reported and aggregated in one line of business, banking.

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

Accrued interest receivable on AFS debt securities totaled $1,294 at December 31, 2024 and $394 at December 31, 2023, and is excluded from the estimate of credit losses.

Management classifies the AFS portfolio into the following major security types: U.S. Government securities, U.S. Government sponsored entity securities, and Agency mortgage-backed residential securities. At December 31, 2024 and 2023, there was no ACL related to AFS debt securities.

ACL – HTM Securities: Management measures expected credit losses on HTM debt securities on a collective basis by major security type with each type sharing similar risk characteristics and considers historical credit loss information that is adjusted for current conditions and reasonable and supportable forecasts. The ACL on securities HTM is a contra asset valuation account that is deducted from the carrying amount of HTM securities to present the net amount expected to be collected. HTM securities are charged off against the ACL when deemed uncollectible. Adjustments to the ACL are reported in the Company’s consolidated statements of income in the provision for credit losses. Accrued interest receivable on HTM securities is excluded from the estimate of credit losses. Management classifies the HTM portfolio into two major security types:  Obligations of states and political subdivisions and Agency mortgage-backed residential securities. Agency mortgage-backed residential securities consist of only two securities with balances that are not significant. With regard to obligations of states and political subdivisions, management considers (1) issuer bond ratings, (2) historical loss rates for given bond ratings, (3) the financial condition of the issuer, and (4) whether issuers continue to make timely principal and interest payments under the contractual terms of the securities. At December 31, 2024, there was $1 in the ACL related to HTM debt securities, compared to $2 at December 31, 2023. This included a $1 recovery of provision expense during the year ended December 31, 2024, compared to a $1 recovery of provision expense during the year ended December 31, 2023.

Accrued interest receivable on HTM debt securities totaled $24 at December 31, 2024 and $27 at December 31, 2023, and is excluded from the estimate of credit losses.

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

The Bank also originates long-term, fixed-rate mortgage loans, with the full intention of being sold to the secondary market.  These loans are considered held for sale during the period of time after the principal has been advanced to the borrower by the Bank, but before the Bank has been reimbursed by the Federal Home Loan Mortgage Corporation, typically within a few business days. Loans sold to the secondary market are carried at the lower of aggregate cost or fair value. As of December 31, 2024 and 2023, there were no loans held for sale by the Bank.

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
Note A - Summary of Significant Accounting Policies (continued)
Historical credit loss experience is the basis for the estimation of expected credit losses. We apply historical loss rates to pools of loans with similar risk characteristics. In defining historical loss rates and the prepayment rates and curtailment rates used to determine the expected life of loans, the use of regional and national peer data was used. After consideration of the historic loss calculation, management applies qualitative adjustments to reflect the current conditions and reasonable and supportable forecasts not already reflected in the historical loss information at the balance sheet date. Our reasonable and supportable forecast adjustment, referred to above as “Loss Driver”, is based on the national unemployment rate and the national gross domestic product forecast for the first year. For periods beyond our reasonable and supportable forecast, we revert to historical loss rates utilizing a straight-line method over a two-year reversion period. The qualitative adjustments for current conditions are based upon changes in lending policies and practices, experience and ability of lending staff, quality of the Company’s loan review system, value of underlying collateral, the volume and severity of past due loans, the value of underlying collateral for collateral dependent loans, the existence of and changes in concentrations and other external factors. Each factor is assigned a value to reflect improving, stable, or declining conditions based on management’s best judgment using relevant information available at the time of the evaluation. Expected credit losses are estimated over the contractual term of the loans, adjusted for expected prepayments when appropriate. The contractual term excludes expected extensions, renewals, and modifications unless either of the following applies: management has a reasonable expectation at the reporting date that a troubled debt restructuring will be executed with an individual borrower, or the extension of renewal options are included in the original or modified contract at the reporting date and are not unconditionally cancellable by the Company.

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

Accrued interest receivable on loans totaled $3,429 at December 31, 2024 and $3,122 at December 31, 2023, and is excluded from the estimate of credit losses.

At December 31, 2024, there was $10,088 in the ACL related to loans, compared to $8,767 at December 31, 2023. This resulted in corresponding provision expense of $2,580 and $2,030 during the years ended December 31, 2024 and 2023, respectively.

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

ACL – Off-Balance Sheet Credit Exposures: The Company estimates expected credit losses over the contractual period in which the Company is exposed to credit risk via a contractual obligation to extend credit, unless that obligation is unconditionally cancellable by the Company. The ACL on off-balance sheet credit exposures is adjusted through credit loss expense. The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over its estimated life. At December 31, 2024, there was $582 in the ACL related to off-balance sheet credit exposures, compared to $692 at December 31, 2023. This resulted in a corresponding provision expense recovery of $110 during the year ended December 31, 2024, compared to provision expense of $61 during the year ended December 31, 2023.

Concentrations of Credit Risk: The Company grants residential, consumer and commercial loans to customers located primarily in the southeastern Ohio and western West Virginia areas.

The following represents the composition of the Company’s loan portfolio as of December 31:

	% of Total Loans
	2024	2023
Residential real estate loans	35.18%	32.88%
Commercial real estate loans	35.13%	33.22%
Commercial and industrial loans	14.92%	16.18%
Consumer loans	14.77%	17.72%
	100.00%	100.00%

The Bank, in the normal course of its operations, conducts business with correspondent financial institutions. Balances in correspondent accounts, investments in federal funds, and other short-term securities are closely monitored to ensure that prudent levels of credit and liquidity risks are maintained. At December 31, 2024, the Bank’s primary correspondent balance was $66,599 on deposit at the FRB, Cleveland, Ohio.

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
Note A - Summary of Significant Accounting Policies (continued)

Premises and equipment held for sale are reported at the lower of its carrying value or fair value less cost to sell. The carrying amount of the asset should be adjusted each reporting period for subsequent changes in fair value less cost to sell. A loss should be recognized for any subsequent write-down to fair value less cost to sell. A gain should be recognized for any subsequent increase in fair value less cost to sell, but not in excess of the cumulative loss previously recognized. Once classified as held for sale, depreciation should not be recorded.

The Company enters into leases in the normal course of business primarily for branch buildings and office space to conduct business.  The Company’s leases have remaining terms ranging from 16 months to 16.7 years, some of which include options to extend the leases for up to 15 years.

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

Leases are classified as operating or finance leases at the lease commencement date.  Lease expense for operating leases and short-term leases is recognized on a straight-line basis over the lease term.  Right-of-use (“ROU”) assets represent our right to use an underlying asset for the lease term and lease liabilities are recognized at the lease commencement date based on the estimated present value of lease payments over the lease term. At December 31, 2024 and 2023, the Company did not have any finance leases.

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

Goodwill: Goodwill arises from business combinations and is generally determined as the excess of the fair value of the consideration transferred, plus the fair value of any noncontrolling interests in the acquiree, over the fair value of the net assets acquired and liabilities assumed as of the acquisition date.  Goodwill acquired in a purchase business combination and determined to have an indefinite useful life are not amortized but tested for impairment at least annually. The Company is required to perform interim tests for goodwill impairment in subsequent quarters if events occur or circumstances change that indicate potential goodwill impairment exists, such as adverse changes to the Company’s business or a significant decline in the Company’s market capitalization. Goodwill is the only intangible asset with an indefinite life on our balance sheet. For 2024, the Company has selected November 30th as the date to perform its annual qualitative impairment test.  Historically, the Company evaluated goodwill for impairment as of December 31st of each year. The decision to change the measurement date was based on the administrative benefits of an earlier goodwill evaluation to better align with the annual financial planning process and for compensation planning. This change in accounting principle was applied retrospectively and had no impact on prior period information. Furthermore, the change in the annual impairment testing date did not delay, accelerate, or avoid an impairment charge. For 2024, given that the Company’s stock price had traded below book value for an extended period of time during 2023 and 2024, management could not conclude using a qualitative assessment that its fair value of goodwill exceeded the carrying amount during the year ended December 31, 2024. Therefore, the Company performed a quantitative impairment test to conclude that there was no goodwill impairment for the year ended December 31, 2024. For the year ended December 31, 2023, the Company used a qualitative assessment based on profitability and positive equity to determine it was more likely than not that the fair value of goodwill was more than the carrying amount, resulting in no impairment. See Note F for more specific disclosures related to goodwill impairment testing.

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
Note A - Summary of Significant Accounting Policies (continued)

Mortgage Servicing Rights: A mortgage servicing right (“MSR”) is a contractual agreement where the right to service a mortgage loan is sold by the original lender to another party. When the Company sells mortgage loans to the secondary market, it retains the servicing rights to these loans. The Company’s MSR is recognized separately when acquired through sales of loans and is initially recorded at fair value with the income statement effect recorded in mortgage banking income. Subsequently, the MSR is then amortized in proportion to and over the period of estimated future servicing income of the underlying loan. The MSR is then evaluated for impairment periodically based upon the fair value of the rights as compared to the carrying amount, with any impairment being recognized through a valuation allowance. Fair value of the MSR is based on market prices for comparable mortgage servicing contracts. Impairment is determined by stratifying rights into groupings based on predominant risk characteristics, such as interest rate, loan type and investor type.  If the Company later determines that all or a portion of the impairment no longer exists for a particular grouping, a reduction of the allowance may be recorded as an increase to income.  At December 31, 2024 and 2023, the Company’s MSR assets were $355 and $403, respectively, and were included within Other Assets on the Statement of Condition.

Transfers of Financial Assets: Transfers of financial assets are accounted for as sales when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been legally isolated from the Company, the transferee obtains the right to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets.

Earnings Per Share: Earnings per share is based on net income divided by the following weighted average number of common shares outstanding during the periods: 4,736,820 for 2024 and 4,774,607 for 2023. Ohio Valley had no dilutive effect and no potential common shares issuable under stock options or other agreements for any period presented.

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

Restrictions on Cash: Cash on hand or on deposit with the FRB totaled $66,599 and $113,136 at year-end 2024 and 2023, respectively, and were subject to clearing requirements but not subject to any regulatory reserve requirements. The balances on deposit with the FRB earn interest at a rate set by the FRB that is related to the federal funds rate. At December 31, 2024, the rate was 4.40% compared to 5.40% at December 31, 2023.

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

At December 31, 2024 and 2023, the only derivative instruments used by the Company were interest rate swaps, which are classified as stand-alone derivatives.  See Note H for more specific disclosures related to interest rate swaps.

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

Operating Segments: We conduct our operations through a single business segment, which derives interest and noninterest income through our banking products and services and investment securities. All of our income relates to our operations in the United States.

Pursuant to Financial Accounting Standards Codification 280, Segment Reporting, operating segments represent components of an enterprise for which separate financial information is available that is regularly evaluated by the chief operating decision makers in determining how to allocate resources and assessing performance.

Our chief operating decision maker, which is our Chief Executive Officer, evaluates interest and noninterest income streams and credit losses from our various products and services, while expense activities, including interest expense and noninterest expense, are managed, and financial performance is evaluated, on a Company-wide basis. As a result, detailed profitability information for each interest and noninterest income stream is not used by our chief operating decision maker to allocate resources or in assessing performance. Rather, our chief operating decision maker uses consolidated net income to assess performance by comparing it to and monitoring against budgeted and prior year results. This information is used to manage resources to drive business and net income growth, including investment in key strategic priorities, as well as determine our ability to return capital to shareholders. Segment assets represent total assets on our Consolidated Balance Sheets and segment net income represents net income on our Consolidated Statements of Income.

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note A - Summary of Significant Accounting Policies (continued)
Recent Accounting Changes Adopted: Accounting Standards Update (“ASU”) No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. This ASU enhances disclosures of significant segment expenses by requiring entities to disclose significant segment expenses regularly provided to the chief operating decision maker, extend certain annual disclosures to interim periods, and permit more than one measure of segment profit or loss to be reported under certain conditions. This ASU took effect for annual reporting periods beginning after December 15, 2023 and interim periods within fiscal years beginning after December 15, 2024. We have adopted the standard and included the required disclosures in our financial statements.

New Accounting Pronouncements Pending Adoption: In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The updated accounting guidance requires enhanced income tax disclosures, including the disaggregation of existing disclosures related to the tax rate reconciliation and income taxes paid. This ASU is effective for annual periods beginning after December 15, 2024, with early adoption permitted. The Company is currently evaluating the effect the updated guidance will have on its consolidated financial statements and related disclosures.

In November 2024, the FASB issued ASU No. 2024-03, Disaggregation of Income Statement Expenses. ASU 2024-03 requires additional disclosure of the nature of expenses included in the income statement to be presented in a tabular format in the footnotes to the financial statements. ASU 2024-03 is effective for annual periods beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027. The amendments in ASU 20204-03 should be applied on a prospective basis, although retrospective application is permitted. The Company is evaluating the effect the updated guidance will have on its consolidated financial statements and related disclosures.

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note B - Securities

The following table summarizes the amortized cost and fair value of securities AFS and securities HTM at December 31, 2024 and 2023, and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) and gross unrecognized gains and losses:

Securities Available for Sale	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2024
U.S. Government securities	$169,203	$210	$(1,383)	$168,030
U.S. Government sponsored entity securities	6,406	—	(518)	5,888
Agency mortgage-backed securities, residential	105,961	—	(11,759)	94,202
Total securities	$281,570	$210	$(13,660)	$268,120

December 31, 2023
U.S. Government securities	$52,174	$—	$(1,877)	$50,297
U.S. Government sponsored entity securities	6,527	—	(650)	5,877
Agency mortgage-backed securities, residential	118,218	—	(12,134)	106,084
Total securities	$176,919	$—	$(14,661)	$162,258

Securities Held to Maturity	Amortized Cost	Gross Unrecognized Gains	Gross Unrecognized Losses	Estimated Fair Value	Allowance for Credit Losses
December 31, 2024
Obligations of states and political subdivisions	$7,050	$1	$(631)	$6,420	$(1)
Total securities	$7,050	$1	$(631)	$6,420	$(1)

December 31, 2023
Obligations of states and political subdivisions	$7,987	$17	$(615)	$7,389	$(2)
Agency mortgage-backed securities, residential	1	—	—	1	—
Total securities	$7,988	$17	$(615)	$7,390	$(2)

At year-end 2024 and 2023, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders’ equity.

During 2024, there were no sales of debt securities. During 2023, proceeds from the sales of debt securities totaled $1,067 with gross losses of $23 recognized.

Securities with a carrying value of approximately $223,484 at December 31, 2024 and $126,994 at December 31, 2023 were pledged to secure public deposits and repurchase agreements and for other purposes as required or permitted by law.

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note B - Securities (continued)

The amortized cost and estimated fair value of debt securities at December 31, 2024, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because certain issuers may have the right to call or prepay the debt obligations prior to their contractual maturities. Securities not due at a single maturity are shown separately.

	Available for Sale		Held to Maturity
Debt Securities:	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Due in one year or less	$103,224	$103,074	$1,336	$1,317
Due in one to five years	72,385	70,844	2,736	2,567
Due in five to ten years	—	—	998	834
Due after ten years	—	—	1,980	1,702
Agency mortgage-backed securities, residential	105,961	94,202	—	—
Total debt securities	$281,570	$268,120	$7,050	$6,420

The following table summarizes debt securities AFS in an unrealized loss position for which an ACL has not been recorded at December 31, 2024 and December 31, 2023, aggregated by major security type and length of time in a continuous unrealized loss position:

December 31, 2024	Less than 12 Months		12 Months or More		Total
Securities Available for Sale	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Government securities	$31,418	$(329)	$26,802	$(1,054)	$58,220	$(1,383)
U.S. Government sponsored entity securities	—	—	5,889	(518)	5,889	(518)
Agency mortgage-backed securities, residential	4,694	(130)	89,467	(11,629)	94,161	(11,759)
Total available for sale	$36,112	$(459)	$122,158	$(13,201)	$158,270	$(13,660)

December 31, 2023	Less than 12 Months		12 Months or More		Total
Securities Available for Sale	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Government securities	$9,474	$(52)	$40,823	$(1,825)	$50,297	$(1,877)
U.S. Government sponsored entity securities	—	—	5,877	(650)	5,877	(650)
Agency mortgage-backed securities, residential	—	—	106,084	(12,134)	106,084	(12,134)
Total available for sale	$9,474	$(52)	$152,784	$(14,609)	$162,258	$(14,661)

Management evaluates AFS debt securities in unrealized positions to determine whether impairment is due to credit-related factors. Consideration is given to (1) the extent to which the fair value is less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the security for a period of time sufficient to allow for any anticipated recovery in fair value.

At December 31, 2024, the Company had 96 AFS debt securities in an unrealized position without an ACL, of which 16 were from U.S. Government securities, 3 were from U.S. Government sponsored entity securities, and 77 were from Agency mortgage-backed residential securities. Management does not have the intent to sell any of these securities and believes that it is more likely than not that the Company will not have to sell any such securities before a recovery of cost. The fair value is expected to recover as the securities approach their maturity date or repricing date or if market yields for such investments decline. Accordingly, as of December 31, 2024, management believes that the unrealized losses detailed in the previous table are due to noncredit-related factors, including changes in interest rates and other market conditions and, therefore, the Company carried no ACL on AFS debt securities at December 31, 2024.

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note B - Securities (continued)

The following table presents the activity in the ACL for HTM debt securities for the years ended December 31, 2024 and 2023:

Held to Maturity Debt Securities	2024	2023
Allowance for credit losses:
Beginning balance	$2	$3
Provision for (recovery of) credit loss expense	(1)	(1)
Allowance for credit losses ending balance	$1	$2

The Company’s HTM securities primarily consist of obligations of states and political subdivisions. The ACL on HTM securities is estimated at each measurement date on a collective basis by major security type.  Risk factors such as issuer bond ratings, historical loss rates, financial condition of issuer, and timely principal and interest payments of issuer were evaluated to determine if a credit reserve was required within the portfolio. At December 31, 2024, there were no past due principal and interest payments related to HTM securities. Upon adoption of ASC 326 on January 1, 2023, the Company identified a cumulative loss rate of .03% using historical loss data provided by S&P and Moody’s bond rating service. This resulted in a $3 credit loss reserve for HTM debt securities. The cumulative loss rate improved to .02% during 2023 and to .01% during 2024. This resulted in a $1 recovery of provision expense during each of the years ended December 31, 2024 and 2023.

Note C - Loans and Allowance for Credit Losses

Loans are comprised of the following at December 31:

	2024	2023
Residential real estate	$373,534	$319,504
Commercial real estate:
Owner-occupied	86,471	82,356
Nonowner-occupied	206,847	178,201
Construction	79,669	62,337
Commercial and industrial	158,440	157,298
Consumer:
Automobile	50,246	61,461
Home equity	42,473	35,893
Other	64,145	74,850
	1,061,825	971,900
Less: Allowance for credit losses	(10,088)	(8,767)

Loans, net	$1,051,737	$963,133

At December 31, 2024 and 2023, net deferred loan origination costs were $363 and $794, respectively. At December 31, 2024 and 2023, net unamortized loan purchase premiums were $398 and $687, respectively.

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note C - Loans and Allowance for Credit Losses (continued)

The following table presents the recorded investment of nonaccrual loans and loans past due 90 days or more and still accruing by class of loans as of December 31, 2024 and 2023:
December 31, 2024	Loans Past Due 90 Days And Still Accruing	Nonaccrual Loans With No ACL	Nonaccrual Loans With an ACL	Total Nonaccrual Loans

Residential real estate	$49	$—	$1,931	$1,931
Commercial real estate:
Owner-occupied	—	680	136	816
Nonowner-occupied	—	—	158	158
Construction	—	—	—	—
Commercial and industrial	—	962	90	1,052
Consumer:
Automobile	39	—	379	379
Home equity	—	26	338	364
Other	28	—	117	117
Total	$116	$1,668	$3,149	$4,817

December 31, 2023	Loans Past Due 90 Days And Still Accruing	Nonaccrual Loans With No ACL	Nonaccrual Loans With an ACL	Total Nonaccrual Loans

Residential real estate	$9	$—	$1,234	$1,234
Commercial real estate:
Owner-occupied	—	775	—	775
Nonowner-occupied	—	—	61	61
Construction	—	—	1	1
Commercial and industrial	—	—	48	48
Consumer:
Automobile	56	—	78	78
Home equity	—	—	95	95
Other	54	—	100	100
Total	$119	$775	$1,617	$2,392
The Company recognized $97 and $146 of interest income in nonaccrual loans during the years ended December 31, 2024 and 2023, respectively.

The following table presents the aging of the recorded investment of past due loans by class of loans as of December 31, 2024 and 2023:

December 31, 2024	30-59 Days Past Due	60-89 Days Past Due	90 Days Or More Past Due	Total Past Due	Loans Not Past Due	Total
Residential real estate	$3,294	$1,097	$984	$5,375	$368,159	$373,534
Commercial real estate:
Owner-occupied	773	—	816	1,589	84,882	86,471
Nonowner-occupied	2,294	—	—	2,294	204,553	206,847
Construction	—	—	—	—	79,669	79,669
Commercial and industrial	533	58	745	1,336	157,104	158,440
Consumer:
Automobile	791	414	349	1,554	48,692	50,246
Home equity	402	141	243	786	41,687	42,473
Other	716	260	98	1,074	63,071	64,145

Total	$8,803	$1,970	$3,235	$14,008	$1,047,817	$1,061,825

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note C - Loans and Allowance for Credit Losses (continued)

December 31, 2023	30-59 Days Past Due	60-89 Days Past Due	90 Days Or More Past Due	Total Past Due	Loans Not Past Due	Total
Residential real estate	$2,705	$368	$481	$3,554	$315,950	$319,504
Commercial real estate:
Owner-occupied	2,580	—	775	3,355	79,001	82,356
Nonowner-occupied	681	—	—	681	177,520	178,201
Construction	—	—	—	—	62,337	62,337
Commercial and industrial	3,338	—	48	3,386	153,912	157,298
Consumer:
Automobile	782	210	117	1,109	60,352	61,461
Home equity	353	62	95	510	35,383	35,893
Other	658	121	148	927	73,923	74,850

Total	$11,097	$761	$1,664	$13,522	$958,378	$971,900

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

The Company uses the following definitions for its criticized loan risk ratings:

Special Mention.  Loans classified as “special mention” are graded 8 and indicate considerable risk due to deterioration of repayment (in the earliest stages) due to potential weak primary repayment source, or payment delinquency. These loans will be under constant supervision, are not classified and do not expose the institution to sufficient risks to warrant classification. These deficiencies should be correctable within the normal course of business, although significant changes in company structure or policy may be necessary to correct the deficiencies. These loans are considered bankable assets with no apparent loss of principal or interest envisioned.  The perceived risk in continued lending is considered to have increased beyond the level where such loans would normally be granted.

The Company uses the following definitions for its classified loan risk ratings:

Substandard.  Loans classified as “substandard” are graded 9 and represent very high risk, serious delinquency, nonaccrual, or unacceptable credit. Repayment through the primary source of repayment is in jeopardy due to the existence of one or more well-defined weaknesses, and the collateral pledged may inadequately protect collection of the loans. Loss of principal is not likely if weaknesses are corrected, although financial statements normally reveal significant weakness. Loans are still considered collectible, although loss of principal is more likely than with special mention loans. Collateral liquidation is considered likely to satisfy debt.

Doubtful.  Loans classified as “doubtful” are graded 10 and display a high probability of loss, although the amount of actual loss at the time of classification is undetermined. This classification should be temporary until such time that actual loss can be identified, or improvements are made to reduce the seriousness of the classification. These loans exhibit all substandard characteristics with the addition that weaknesses make collection or liquidation in full highly questionable and improbable. This classification consists of loans where the possibility of loss is high after collateral liquidation based upon existing facts, market conditions, and value. Loss is deferred until certain important and reasonable specific pending factors that may strengthen the credit can be more accurately determined. These factors may include proposed acquisitions, liquidation procedures, capital injection, receipt of additional collateral, mergers, or refinancing plans. A doubtful classification for an entire credit should be avoided when collection of a specific portion appears highly probable with the adequately secured portion graded substandard.

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note C - Loans and Allowance for Credit Losses (continued)
Loss.  Loans classified as “loss” are graded 11 and are considered uncollectible and are of such little value that their continuance as bankable assets is not warranted.  This classification does not mean that the credit has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off this asset yielding such a minimum value even though partial recovery may be affected in the future.  Amounts classified as loss should be promptly charged off.

As of December 31, 2024 and 2023, and based on the most recent analysis performed, the risk category of commercial loans by class of loans was as follows:

	Term Loans Amortized Cost Basis by Origination Year
December 31, 2024	2024	2023	2022	2021	2020	Prior	Revolving Loans Amortized Cost Basis	Total

Commercial real estate:
Owner-occupied
Risk Rating
Pass	$13,762	$17,199	$7,441	$10,094	$4,787	$16,336	$583	$70,202
Special Mention	—	—	—	12,896	—	1,415	299	14,610
Substandard	79	—	—	—	136	844	600	1,659
Doubtful	—	—	—	—	—	—	—	—
Total	$13,841	$17,199	$7,441	$22,990	$4,923	$18,595	$1,482	$86,471

Current Period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—

	Term Loans Amortized Cost Basis by Origination Year
December 31, 2024	2024	2023	2022	2021	2020	Prior	Revolving Loans Amortized Cost Basis	Total

Commercial real estate:
Nonowner-occupied
Risk Rating
Pass	$35,216	$11,377	$30,773	$31,465	$19,351	$66,312	$6,172	$200,666
Special Mention	—	1,636	—	—	—	—	—	1,636
Substandard	220	—	996	—	3,329	—	—	4,545
Doubtful	—	—	—	—	—	—	—	—
Total	$35,436	$13,013	$31,769	$31,465	$22,680	$66,312	$6,172	$206,847

Current Period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—

	Term Loans Amortized Cost Basis by Origination Year
December 31, 2024	2024	2023	2022	2021	2020	Prior	Revolving Loans Amortized Cost Basis	Total

Commercial real estate:
Construction
Risk Rating
Pass	$13,865	$33,162	$27,678	$1,111	$266	$2,647	$93	$78,822
Special Mention	—	—	—	—	—	38	—	38
Substandard	—	638	—	—	—	171	—	809
Doubtful	—	—	—	—	—	—	—	—
Total	$13,865	$33,800	$27,678	$1,111	$266	$2,856	$93	$79,669

Current Period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note C – Loans and Allowance for Credit Losses (continued)
	Term Loans Amortized Cost Basis by Origination Year
December 31, 2024	2024	2023	2022	2021	2020	Prior	Revolving Loans Amortized Cost Basis	Total

Commercial and Industrial:
Risk Rating
Pass	$17,260	$7,875	$24,843	$25,894	$20,648	$25,593	$21,785	$143,898
Special Mention	446	—	—	—	—	178	6,476	7,100
Substandard	2,039	226	60	480	205	—	4,432	7,442
Doubtful	—	—	—	—	—	—	—	—
Total	$19,745	$8,101	$24,903	$26,374	$20,853	$25,771	$32,693	$158,440

Current Period gross charge-offs	$219	$—	$—	$1	$—	$—	$1	$221

	Term Loans Amortized Cost Basis by Origination Year
December 31, 2023	2023	2022	2021	2020	2019	Prior	Revolving Loans Amortized Cost Basis	Total

Commercial real estate:
Owner-occupied
Risk Rating
Pass	$18,120	$7,911	$10,679	$5,973	$6,125	$15,925	$459	$65,192
Special Mention	—	—	—	—	—	427	—	427
Substandard	—	—	13,934	—	498	2,005	300	16,737
Doubtful	—	—	—	—	—	—	—	—
Total	$18,120	$7,911	$24,613	$5,973	$6,623	$18,357	$759	$82,356

Current Period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—

	Term Loans Amortized Cost Basis by Origination Year
December 31, 2023	2023	2022	2021	2020	2019	Prior	Revolving Loans Amortized Cost Basis	Total

Commercial real estate:
Nonowner occupied
Risk Rating
Pass	$12,688	$29,344	$32,235	$20,484	$15,415	$61,809	$1,128	$173,103
Special Mention	—	—	768	3,226	—	1,034	—	5,028
Substandard	—	—	70	—	—	—	—	70
Doubtful	—	—	—	—	—	—	—	—
Total	$12,688	$29,344	$33,073	$23,710	$15,415	$62,843	$1,128	$178,201

Current Period gross charge-offs	$—	$—	$132	$—	$—	$—	$—	$132

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

The Company considers the performance of the loan portfolio and its impact on the ACL.  For residential and consumer loan classes, the Company evaluates credit quality based on the aging status of the loan, which was previously presented, and by payment activity. The following table presents the recorded investment of residential and consumer loans by class of loans based on repayment activity as of December 31, 2024 and 2023:

	Term Loans Amortized Cost Basis by Origination Year
December 31, 2024	2024	2023	2022	2021	2020	Prior	Revolving Loans Amortized Cost Basis	Total

Residential Real Estate:
Payment Performance
Performing	$57,385	$57,546	$40,026	$46,067	$38,969	$98,084	$33,477	$371,554
Nonperforming	—	234	435	83	54	1,174	—	1,980
Total	$57,385	$57,780	$40,461	$46,150	$39,023	$99,258	$33,477	$373,534

Current Period gross charge-offs	$—	$—	$15	$—	$—	$27	$—	$42

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note C – Loans and Allowance for Credit Losses  (continued)

	Term Loans Amortized Cost Basis by Origination Year
December 31, 2024	2024	2023	2022	2021	2020	Prior	Revolving Loans Amortized Cost Basis	Total

Consumer:
Automobile
Payment Performance
Performing	$13,643	$18,133	$12,693	$3,686	$1,268	$405	$—	$49,828
Nonperforming	145	162	77	12	5	17	—	418
Total	$13,788	$18,295	$12,770	$3,698	$1,273	$422	$—	$50,246

Current Period gross charge-offs	$91	$364	$232	$34	$22	$7	$—	$750

	Term Loans Amortized Cost Basis by Origination Year
December 31, 2024	2024	2023	2022	2021	2020	Prior	Revolving Loans Amortized Cost Basis	Total

Consumer:
Home Equity:
Payment Performance
Performing	$317	$—	$61	$152	$—	$—	$41,579	$42,109
Nonperforming	—	—	—	—	—	—	364	364
Total	$317	$—	$61	$152	$—	$—	$41,943	$42,473

Current Period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—

	Term Loans Amortized Cost Basis by Origination Year
December 31, 2024	2024	2023	2022	2021	2020	Prior	Revolving Loans Amortized Cost Basis	Total

Consumer:
Other
Payment Performance
Performing	$13,110	$18,442	$8,768	$6,580	$2,367	$973	$13,760	$64,000
Nonperforming	3	50	14	46	25	7	—	145
Total	$13,113	$18,492	$8,782	$6,626	$2,392	$980	$13,760	$64,145

Current Period gross charge-offs	$443	$192	$156	$107	$52	$29	$495	$1,474
	Term Loans Amortized Cost Basis by Origination Year
December 31, 2023	2023	2022	2021	2020	2019	Prior	Revolving Loans Amortized Cost Basis	Total

Residential Real Estate:
Payment Performance
Performing	$50,484	$44,640	$50,949	$44,818	$21,854	$91,956	$13,560	$318,261
Nonperforming	—	—	—	—	182	1,061	—	1,243
Total	$50,484	$44,640	$50,949	$44,818	$22,036	$93,017	$13,560	$319,504

Current Period gross charge-offs	$—	$—	$3	$—	$—	$118	$—	$121

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

The Company originates residential, consumer, and commercial loans to customers located primarily in the southeastern areas of Ohio as well as the western counties of West Virginia.  Approximately 4.16% of total loans were unsecured at December 31, 2024, down from 4.37% at December 31, 2023.

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

During the years ended December 31, 2024 and 2023, the Company experienced no new modifications to borrowers experiencing financial difficulty.

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note C – Loans and Allowance for Credit Losses (continued)

The following table presents the activity in the ACL by portfolio segment for the years ended December 31, 2024 and 2023:

December 31, 2024	Residential Real Estate	Commercial Real Estate	Commercial & Industrial	Consumer	Total
Allowance for credit losses:
Beginning balance	$2,213	$3,047	$1,275	$2,232	$8,767
Provision for credit losses	446	567	(3)	1,570	2,580
Loans charged off	(42)	—	(221)	(2,224)	(2,487)
Recoveries	67	39	485	637	1,228
Total ending allowance balance	$2,684	$3,653	$1,536	$2,215	$10,088

December 31, 2023	Residential Real Estate	Commercial Real Estate	Commercial & Industrial	Consumer	Total
Allowance for credit losses:
Beginning balance	$2,026	$2,200	$1,177	$2,028	$7,431
Provision for credit losses	251	824	(85)	1,040	2,030
Loans charged off	(121)	(132)	(29)	(1,410)	(1,692)
Recoveries	57	155	212	574	998
Total ending allowance balance	$2,213	$3,047	$1,275	$2,232	$8,767

The following table presents the amortized cost basis of collateral dependent loans by class of loans as of December 31, 2024 and 2023:

	Collateral Type
December 31, 2024	Real Estate	Business Assets	Total
Residential real estate	$569	$—	$569
Commercial real estate:
Owner-occupied	804	140	944
Non-Owner-occupied	110	—	110
Construction	637	—	637
Commercial & Industrial	285	3,044	3,329
Consumer:
Automobile	—	38	38
Home equity	50	26	76
Other	—	81	81
Total collateral dependent loans	$2,455	$3,329	$5,784

	Collateral Type
December 31, 2023	Real Estate	Business Assets	Total
Residential real estate	$1,663	$—	$1,663
Commercial real estate:
Owner-occupied	700	258	958
Consumer:
Home equity	27	—	27
Total collateral dependent loans	$2,390	$258	$2,648

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
  Note C - Loans and Allowance for Credit Losses (continued)

The Company transfers loans to other real estate owned (“OREO”), at fair value less cost to sell, in the period the Company obtains physical possession of the property (through legal title or through a deed in lieu). As of December 31, 2024, the Company had no OREO for residential real estate properties compared to $68 at December 31, 2023. In addition, nonaccrual residential mortgage loans that are in the process of foreclosure had a recorded investment of $342 and $348 as of December 31, 2024 and 2023, respectively.

Note D - Premises and Equipment

Following is a summary of premises and equipment at December 31:

	2024	2023
Land	$2,645	$2,568
Buildings	24,573	23,867
Leasehold improvements	1,583	1,555
Furniture and equipment	11,785	11,137
	40,586	39,127
Less accumulated depreciation	19,357	17,677
Total premises and equipment	$21,229	$21,450

Following is a summary of premises and equipment held for sale at December 31:

	2024	2023
Land	$84	$84
Buildings	520	594
	604	678
Less accumulated depreciation	97	105
Total premises and equipment held for sale	$507	$573

Note E – Leases

Balance sheet information related to leases at December 31 was as follows:

	2024	2023
Operating leases:
Operating lease right-of-use assets	$1,024	$1,205
Operating lease liabilities	1,024	1,205

The components of lease cost were as follows for the year ending December 31:

	2024	2023
Operating lease cost	$189	$204
Short-term lease expense	9	17

Future undiscounted lease payments for operating leases with initial terms of one year or more as of December 31, 2024 are as follows:

Operating Leases
2025	$195
2026	140
2027	109
2028	111
2029	111
Thereafter	653
Total lease payments	1,319
Less: Imputed Interest	(295)
Total operating leases	$1,024

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note E – Leases (continued)

Other information at December 31 was as follows:

	2024	2023

Weighted-average remaining lease term for operating leases	12.0 years	13.0 years
Weighted-average discount rate for operating leases	2.84%	2.91%

Note F – Goodwill and Intangible Assets

Goodwill:  The change in goodwill during the year is as follows:

	Gross Carrying Amount
	2024	2023
Goodwill	$7,319	$7,319

Impairment exists when a reporting unit’s carrying value of goodwill exceeds its fair value. During 2024, the general economic conditions that the Company operates in had trended from generally stable to improving in select markets in relation to economic development. While asset levels continued to grow and capital levels remained strong, the Company’s stock price continued to trade below book value during 2023 and 2024. Given that the Company’s stock is thinly traded and has institutional ownership of less than 10%, the market price may not always be reflective of actual value.  Furthermore, the Company’s stock price to book will typically trend below peers due to carrying higher capital levels than peers. Due to these factors, management could not conclude that evidence provided by a qualitative assessment would support that it is more likely than not that the fair value of goodwill is more than the carrying amount. Therefore, the Company proceeded to complete the quantitative impairment test using November 30, 2024 as the measurement date.

The quantitative impairment test includes comparing the carrying value of the reporting unit, including the existing goodwill and intangible assets, to the fair value of the reporting unit. If the carrying amount of the reporting unit exceeds its fair value, a goodwill impairment charge is recorded for the amount in which the carrying value of the reporting unit exceeds the fair value of the reporting unit, up to the amount of goodwill attributed to the reporting unit. After performing the quantitative testing, it was determined that the reporting unit’s fair value exceeded the reporting unit’s carrying value, as of November 30, 2024, resulting in no impairment for the year ended December 31, 2024.

At December 31, 2023, the Company’s reporting unit had positive equity and the Company elected to perform a qualitative assessment to determine if it was more likely than not that fair value of the reporting unit exceeded its carrying value, including goodwill.  The qualitative assessment indicated that it is more likely than not that fair value of goodwill is more than the carrying value, resulting in no impairment for the year ended December 31, 2023. Therefore, the Company did not proceed to step one of the annual goodwill impairment testing requirement.

Acquired intangible assets:  Acquired intangible assets were as follows at year-end:

	2024		2023
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortized intangible assets:
Core deposit intangibles	$738	$738	$738	$730

Aggregate amortization expense was $8 for 2024 and $21 for 2023.

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.

Note G - Deposits

Following is a summary of deposits at December 31:

	2024	2023
Noninterest-bearing deposits	$322,383	$322,222

Interest-bearing deposits:
NOW accounts	272,941	170,422
Savings and Money Market	285,966	255,369
Time deposits of $250 or less	311,972	301,323
Time deposits of more than $250	81,916	77,800
Total time deposits	393,888	379,123
Total interest-bearing deposits	952,795	804,914

Total deposits	$1,275,178	$1,127,136

Following is a summary of total time deposits by remaining maturity at December 31, 2024:

2025	$333,932
2026	53,682
2027	4,516
2028	1,263
2029	362
Thereafter	133
Total	$393,888

Brokered deposits, included in time deposits, were $48,395 and $64,893 at December 31, 2024 and 2023, respectively.

Note H - Interest Rate Swaps

The Company manages economic risks, including interest rate, liquidity, and credit risk, primarily by managing the amount, sources, and duration of its assets and liabilities. The Company utilizes interest rate swap agreements as part of its asset/liability management strategy to help manage its interest rate risk position. As part of this strategy, the Company provides its customer with a fixed-rate loan while creating a variable-rate asset for the Company by the customer entering into an interest rate swap with the Company on terms that match the loan. The Company offsets its risk exposure by entering into an offsetting interest rate swap with an unaffiliated institution. These interest rate swaps do not qualify as designated hedges; therefore, each swap is accounted for as a standalone derivative. At December 31, 2024, the Company had offsetting interest rate swaps associated with commercial loans with a notional value of $11,802 and a fair value asset of $657 and a fair value liability for the same amount included in other assets and other liabilities, respectively. This is compared to offsetting interest rate swaps with a notional value of $12,515 and a fair value asset and liability of $1,147 at December 31, 2023. The notional amount of the interest rate swaps does not represent amounts exchanged by the parties. The amount exchanged is determined by reference to the notional amount and the other terms of the individual interest rate swap agreement. To offset the risk exposure related to market value fluctuations of its interest rate swaps, the Company would normally maintain collateral deposits on hand with a third-party correspondent, however due to the increasing rate environment, risk exposure was reduced in both 2024 and 2023, respectively, resulting in no collateral deposits at December 31, 2024 or December 31, 2023.

Note I - Other Borrowed Funds

Other borrowed funds at December 31, 2024 and 2023 are comprised of advances from the FHLB of Cincinnati and promissory notes.

	FHLB Borrowings	Promissory Notes	Totals
2024	$37,239	$2,501	$39,740
2023	$42,199	$2,394	$44,593

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note I - Other Borrowed Funds (continued)

Pursuant to collateral agreements with the FHLB, advances are secured by $365,491 in qualifying mortgage loans, $33,745 in commercial loans and $2,866 in FHLB stock at December 31, 2024. Fixed-rate FHLB advances of $37,239 mature through 2042 and have interest rates ranging from 1.53% to 4.91% and a year-to-date weighted average cost of 4.02% and 3.50% at December 31, 2024 and 2023, respectively. There were no variable-rate FHLB borrowings at December 31, 2024.

At December 31, 2024, the Company had a cash management line of credit enabling it to borrow up to $100,000 from the FHLB, subject to the stock ownership and collateral limitations described below. All cash management advances have an original maturity of 90 days. The line of credit must be renewed on an annual basis. There was $100,000 available on this line of credit at December 31, 2024.

Based on the Company’s current FHLB stock ownership, total assets and pledgeable loans, the Company had the ability to obtain borrowings from the FHLB up to a maximum of $183,374 at December 31, 2024. Of this maximum borrowing capacity, the Company had $87,635 available to use as additional borrowings, of which $87,635 could be used for short term, cash management advances, as mentioned above. Furthermore, the Company pledged collateral to the FRB to establish a borrowing line, which had availability of $54,156 at December 31, 2024.

At December 31, 2024, the Company had a federal funds line of credit with two correspondent banks totaling $25,000. The lines of credit are not committed and are provided at the discretion of the correspondent bank. No collateral has been pledged to the lines of credit. Any advance is due to be repaid the next business day. At December 31, 2024, there was $25,000 available on these lines of credit.

Promissory notes, issued primarily by Ohio Valley, are due at various dates through a final maturity date of July 18, 2025, and have fixed rates ranging from 4.65% to 5.25% and a year-to-date weighted average cost of 4.71% at December 31, 2024, as compared to 3.79% at December 31, 2023. At December 31, 2024 and 2023, there were six promissory notes payable by Ohio Valley to related parties totaling $2,501 and $2,394, respectively. See Note M for further discussion of related party transactions. There were no promissory notes payable to other banks at December 31, 2024 and 2023, respectively.

Letters of credit issued on the Bank’s behalf by the FHLB to collateralize certain public unit deposits as required by law totaled $58,500 at December 31, 2024 and $52,350 at December 31, 2023.

Scheduled principal payments over the next five years:

	FHLB Borrowings	Promissory Notes	Totals
2025	$5,435	$2,501	$7,936
2026	12,908	—	12,908
2027	11,397	—	11,397
2028	1,349	—	1,349
2029	1,733	—	1,733
Thereafter	4,417	—	4,417
	$37,239	$2,501	$39,740

Note J - Subordinated Debentures and Trust Preferred Securities

On March 22, 2007, a trust formed by Ohio Valley issued $8,500 of adjustable-rate trust preferred securities as part of a pooled offering of such securities. The rate on these trust preferred securities was fixed at 6.58% for five years and then converted to a floating-rate term on March 15, 2012, based on a rate equal to the 3-month LIBOR plus 1.68%. Beginning September 15, 2023, the rate converted from a 3-month LIBOR index to a 3-month CME Term SOFR index plus a spread adjustment of 0.26% and a margin of 1.68%. The interest rate on these trust preferred securities was 6.33% at December 31, 2024 and 7.33% at December 31, 2023. There were no debt issuance costs incurred with these trust preferred securities. The Company issued subordinated debentures to the trust in exchange for the proceeds of the offering. The subordinated debentures must be redeemed no later than June 15, 2037.

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note J - Subordinated Debentures and Trust Preferred Securities (continued)

Under the provisions of the related indenture agreements, the interest payable on the trust preferred securities is deferrable for up to five years and any such deferral is not considered a default. During any period of deferral, the Company would be precluded from declaring or paying dividends to shareholders or repurchasing any of the Company’s common stock. Under generally accepted accounting principles, the trusts are not consolidated with the Company. Accordingly, the Company does not report the securities issued by the trust as liabilities and instead reports as liabilities the subordinated debentures issued by the Company and held by the trust. Since the Company’s equity interest in the trusts cannot be received until the subordinated debentures are repaid, these amounts have been netted. The subordinated debentures may be included in Tier 1 capital (with certain limitations applicable) under current regulatory guidelines and interpretations.

Note K - Income Taxes

The provision for income taxes consists of the following components:

	2024	2023
Current tax expense	$3,557	$3,312
Deferred tax (benefit) expense	(1,180)	(745)
Total income tax expense	$2,377	$2,567

The source of deferred tax assets and deferred tax liabilities at December 31:

	2024	2023
Items giving rise to deferred tax assets:
Other reserves	$130	$152
Allowance for credit losses	2,240	1,916
Unrealized loss on securities available for sale	2,966	3,233
Deferred compensation	2,295	2,176
Deferred loan fees/costs	172	169
Accrued bonus	325	249
Purchase accounting adjustments	62	11
Net operating loss	32	49
Lease liability	293	332
Nonaccrual interest income	109	113
Other	58	43
Items giving rise to deferred tax liabilities:
Mortgage servicing rights	(79)	(88)
FHLB stock dividends	(434)	(442)
Prepaid expenses	(33)	(35)
Depreciation and amortization	(344)	(841)
Right-of-use asset	(293)	(332)
Other	(281)	(399)
Net deferred tax asset	$7,218	$6,306

The Company determined that it was not required to establish a valuation allowance for deferred tax assets since management believes that the deferred tax assets are likely to be realized through the future reversals of existing taxable temporary differences, deductions against forecasted income and tax planning strategies.

At December 31, 2024, the Company’s deferred tax asset related to Section 382 net operating loss carryforwards was $152, which will expire in 2026.

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note K - Income Taxes (continued)

The difference between the financial statement tax provision and amounts computed by applying the statutory federal income tax rate of 21% to income before taxes is as follows:

	2024	2023
Statutory tax (21%)	$2,809	$3,192
Effect of nontaxable interest, net	(422)	(468)
Effect of nontaxable insurance premiums	—	(205)
Income from bank owned life insurance, net	(186)	(136)
Effect of state income tax, net of federal benefit	119	170
Tax credits	(31)	(25)
Other	88	39
Total income taxes (1)	$2,377	$2,567

(1) Effective income tax rate was 17.8% for 2024 and 16.9% for 2023

At December 31, 2024 and December 31, 2023, the Company had no unrecognized tax benefits. The Company does not expect the amount of unrecognized tax benefits to significantly change within the next twelve months. The Company did not recognize any interest and/or penalties related to income tax matters for the periods presented.

The Company is subject to U.S. federal income tax as well as West Virginia state income tax. The Company is no longer subject to federal or state examination for years prior to 2021.

Note L - Commitments and Contingent Liabilities

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit, and financial guarantees written, is represented by the contractual amount of those instruments. The contract amounts of these instruments are not included in the consolidated financial statements. At December 31, 2024, the contract amounts of these instruments totaled approximately $203,019, compared to $206,128 at December 31, 2023. The Bank estimates expected credit losses over the contractual period in which the Bank is exposed to credit risk via a contractual obligation to extend credit. At December 31, 2024, the estimated ACL related to off-balance sheet commitments was $582, compared to $692 at December 31, 2023. This included a $110 recovery of provision expense during the year ended December 31, 2024, compared to $61 in provision expense during the year ended December 31, 2023. The Bank uses the same credit policies in making commitments and conditional obligations as it does for instruments recorded on the balance sheet. Since many of these instruments are expected to expire without being drawn upon, the total contract amounts do not necessarily represent future cash requirements.

Following is a summary of such commitments at December 31:

	2024	2023
Fixed rate	$211	$1,331
Variable rate	194,865	195,587
Standby letters of credit	7,943	9,210

At December 31, 2024, the fixed-rate commitments have interest rates ranging from 4.75% to 7.38% and maturities of 30 years.

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

Note M - Related Party Transactions

Certain directors, executive officers and companies with which they are affiliated were loan customers during 2024. A summary of activity on these borrower relationships with aggregate debt greater than $120 is as follows:

Total loans at January 1, 2024	$16,486
New loans	884
Repayments	(1,239)
Other changes	—
Total loans at December 31, 2024	$16,131

Other changes include adjustments for loans applicable to one reporting period that are excludable from the other reporting period, such as changes in persons classified as directors, executive officers and companies’ affiliates.

Deposits from principal officers, directors, and their affiliates at year-end 2024 and 2023 were $22,847 and $20,123, respectively.  In addition, the Company had promissory notes outstanding with directors and their affiliates totaling $2,501 at year-end 2024 and $2,394 at year-end 2023. The interest rates ranged from 3.15% to 5.25%, with terms ranging from 8 to 24 months.

Note N - Employee Benefits

The Bank has a profit-sharing plan for the benefit of its employees and their beneficiaries. Contributions to the plan are determined by the Board of Directors of Ohio Valley. Contributions charged to expense were $267 and $270 for 2024 and 2023.

Ohio Valley maintains an Employee Stock Ownership Plan (“ESOP”) covering substantially all employees of the Company. Ohio Valley issues shares to the ESOP, purchased by the ESOP with subsidiary cash contributions, which are allocated to ESOP participants based on relative compensation. The total number of shares held by the ESOP, all of which have been allocated to participant accounts, were 340,562 and 317,860 at December 31, 2024 and 2023, respectively.  In addition, the subsidiaries made contributions to the ESOP as follows:

	Years ended December 31
	2024	2023

Number of shares issued	20,542	4,746

Fair value of stock contributed	$500	$125

Cash contributed	55	473

Total expense	$555	$598

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note N - Employee Benefits (continued)

Life insurance contracts with a cash surrender value of $40,127 and annuity assets of $1,921 at December 31, 2024 have been purchased by the Company, the owner of the policies. The purpose of these contracts was to replace a current group life insurance program for executive officers, implement a deferred compensation plan for directors and executive officers, implement a director retirement plan and implement supplemental retirement plans for certain officers.  Under the deferred compensation plan, Ohio Valley pays each participant the amount of fees deferred plus interest over the participant’s desired term, upon termination of service.  Under the director retirement plan, participants are eligible to receive ongoing compensation payments upon retirement subject to length of service.  The supplemental retirement plans provide payments to select executive officers upon retirement based upon a compensation formula determined by Ohio Valley’s Board of Directors. The present value of payments expected to be provided are accrued during the service period of the covered individuals and amounted to $10,054 and $9,716 at December 31, 2024 and 2023, respectively. Expenses related to the plans for each of the last two years amounted to $707 and $807, respectively. In association with the split-dollar life insurance plan, the present value of the postretirement benefit totaled $3,570 at December 31, 2024 and $3,526 at December 31, 2023.

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
Note O - Fair Value of Financial Instruments (continued)

Appraisals for both individually evaluated collateral dependent loans and OREO are performed by certified general appraisers (for commercial properties) or certified residential appraisers (for residential properties) whose qualifications and licenses have been reviewed and verified by the Company. Once received, a member of management reviews the assumptions and approaches utilized in the appraisal as well as the overall resulting fair value in comparison with management’s own assumptions of fair value based on factors that include recent market data or industry-wide statistics.

On an as-needed basis, the Company reviews the fair value of collateral, taking into consideration current market data, as well as all selling costs, which typically amount to approximately 10%.

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

Assets and Liabilities Measured on a Recurring Basis
Assets and liabilities measured at fair value on a recurring basis are summarized below:

	Fair Value Measurements at December 31, 2024, Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
U.S. Government securities	$168,030	$—	$—
U.S. Government sponsored entity securities	—	5,888	—
Agency mortgage-backed securities, residential	—	94,202	—
Interest rate swap derivatives	—	657	—

Liabilities:
Interest rate swap derivatives	—	(657)	—

	Fair Value Measurements at December 31, 2023, Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
U.S. Government securities	$50,297	$—	$—
U.S. Government sponsored entity securities	—	5,877	—
Agency mortgage-backed securities, residential	—	106,084	—
Interest rate swap derivatives	—	1,147	—

Liabilities:
Interest rate swap derivatives	—	(1,147)	—

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note O - Fair Value of Financial Instruments (continued)
Assets and Liabilities Measured on a Nonrecurring Basis

There were no assets or liabilities measured at fair value on a nonrecurring basis at December 31, 2024 or 2023.

There was no OREO that was measured at fair value less costs to sell at December 31, 2024 or 2023. Furthermore, there were no corresponding write downs during the years ended December 31, 2024 or 2023.

There was no quantitative information about Level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis at December 31, 2024 or 2023.

The carrying amounts and estimated fair values of financial instruments at December 31, 2024 and December 31, 2023 are as follows:

		Fair Value Measurements at December 31, 2024 Using:
	Carrying Value	Level 1	Level 2	Level 3	Total
Financial Assets:
Cash and cash equivalents	$83,107	$83,107	$—	$—	$83,107
Securities available for sale	268,120	168,030	100,090	—	268,120
Securities held to maturity	7,049	—	3,651	2,769	6,420
Loans, net	1,051,737	—	—	1,037,349	1,037,349
Interest rate swap derivatives	656	—	656	—	656
Accrued interest receivable	4,805	—	1,540	3,265	4,805

Financial Liabilities:
Deposits	1,275,178	881,290	394,470	—	1,275,760
Other borrowed funds	39,740	—	38,815	—	38,815
Subordinated debentures	8,500	—	8,500	—	8,500
Interest rate swap derivatives	657	—	657	—	657
Accrued interest payable	5,234	1	5,233	—	5,234

		Fair Value Measurements at December 31, 2023 Using:
	Carrying Value	Level 1	Level 2	Level 3	Total
Financial Assets:
Cash and cash equivalents	$128,126	$128,126	$—	$—	$128,126
Securities available for sale	162,258	50,297	111,961	—	162,258
Securities held to maturity	7,986	—	4,281	3,109	7,390
Loans, net	963,133	—	—	944,544	944,544
Interest rate swap derivatives	1,147	—	1,147	—	1,147
Accrued interest receivable	3,606	—	466	3,140	3,606

Financial Liabilities:
Deposits	1,127,136	748,013	379,455	—	1,127,468
Other borrowed funds	44,593	—	45,799	—	45,799
Subordinated debentures	8,500	—	8,500	—	8,500
Interest rate swap derivatives	1,147	—	1,147	—	1,147
Accrued interest payable	6,597	1	6,596	—	6,597

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
Note P - Regulatory Matters

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgements by regulators. Failure to meet capital requirements can initiate regulatory action. The net unrealized gain or loss on AFS securities is not included in computing regulatory capital. Management believes as of December 31, 2024, the Bank met all capital adequacy requirements to which they are subject.

Prompt corrective action regulations applicable to insured depository institutions provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2024 and 2023, the Bank met the capital requirements to be deemed well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since year-end 2024 or 2023 that management believes have changed the institution’s well capitalized category.

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

Under the final rule, an eligible banking organization can opt out of the CBLR framework and revert back to the risk-weighting framework without restriction. As of December 31, 2024 and 2023, the Bank qualified as a community banking organization as defined by the federal banking agencies and elected to measure capital adequacy under the CBLR framework.

The current rules were impacted by the Company’s adoption of ASC 326 and its election to apply the 3-year CECL transition provision on January 1, 2023. By making this election, the Bank, in accordance with Section 301 of the regulatory capital rules, will increase it retained earnings (Tier 1 Capital) and average assets by 75% of its CECL transition amount during the first year of the transition period, 50% of its CECL transition amount during the second year, and 25% of its CECL transitional amount during the third year of the transition period. The Bank’s transition amount from the adoption of CECL totaled $2,276, which resulted in the add-back of $1,138 and $1,707 to both Tier 1 capital and average assets as part of the CBLR calculation for December 31, 2024 and 2023, respectively.

The following tables summarize the actual and required capital amounts of the Bank as of year-end.

	Actual		To Be Well Capitalized Under Prompt Corrective Action Regulations
Bank	Amount	Ratio	Amount	Ratio
Tier 1 capital (to average assets)
December 31, 2024	$148,509	9.9%	$134,678	9.0%
December 31, 2023	142,895	10.8	118,910	9.0

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note P - Regulatory Matters (continued)
Dividends paid by the subsidiaries are the primary source of funds available to Ohio Valley for payment of dividends to shareholders and for other working capital needs. The payment of dividends by the subsidiaries to Ohio Valley is subject to restrictions by regulatory authorities and state law. These restrictions generally limit dividends to the current and prior two years retained earnings of the Bank and Loan Central, Inc. At January 1, 2025 approximately $15,175 of the subsidiaries’ retained earnings were available for dividends under these guidelines. The ability of Ohio Valley to borrow funds from the Bank is limited as to amount and terms by banking regulations. The Board of Governors of the Federal Reserve System also has a policy requiring Ohio Valley to provide notice to the FRB in advance of the payment of a dividend to Ohio Valley’s shareholders under certain circumstances, and the FRB may disapprove of such dividend payment if the FRB determines the payment would be an unsafe or unsound practice.

Note Q - Parent Company Only Condensed Financial Information

Below is condensed financial information of Ohio Valley. In this information, Ohio Valley’s investment in its subsidiaries is stated at cost plus equity in undistributed earnings of the subsidiaries since acquisition. This information should be read in conjunction with the consolidated financial statements of the Company.

CONDENSED STATEMENTS OF CONDITION

	Years ended December 31:
Assets	2024	2023
Cash and cash equivalents	$2,741	$6,248
Investment in subsidiaries	156,348	148,597
Notes receivable – subsidiaries	2,251	2,683
Other assets	270	293
Total assets	$161,610	$157,821

Liabilities
Notes payable	$2,501	$2,394
Subordinated debentures	8,500	8,500
Other liabilities	281	2,920
Total liabilities	11,282	13,814

Shareholders’ Equity
Total shareholders’ equity	150,328	144,007
Total liabilities and shareholders’ equity	$161,610	$157,821

CONDENSED STATEMENTS OF COMPREHENSIVE INCOME

	Years ended December 31:
Income:	2024	2023
Interest on notes	$108	$91
Dividends from subsidiaries	5,000	5,020

Expenses:
Interest on notes	115	91
Interest on subordinated debentures	618	598
Operating expenses	390	369
Income before income taxes and equity in undistributed earnings of subsidiaries	3,985	4,053
Income tax benefit	207	196
Equity in undistributed earnings of subsidiaries	6,807	8,382
Net Income	$10,999	$12,631
Other comprehensive income (loss), net of tax	944	3,385
Comprehensive Income	$11,943	$16,016

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note Q - Parent Company Only Condensed Financial Information (continued)
CONDENSED STATEMENTS OF CASH FLOWS

	Years ended December 31:
Cash flows from operating activities:	2024	2023
Net Income	$10,999	$12,631
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(6,807)	(8,382)
Common stock issued to ESOP	500	124
Change in other assets	23	(34)
Change in other liabilities	(2,639)	101
Net cash provided by operating activities	2,076	4,440

Cash flows from investing activities:
Proceeds from closing of OVBC Captive	—	2,364
Change in notes receivable	432	(318)
Net cash provided by (used in) investing activities	432	2,046

Cash flows from financing activities:
Change in notes payable	107	18
Purchases of treasury stock	(1,945)	(82)
Cash dividends paid	(4,177)	(4,871)
Net cash used in financing activities	(6,015)	(4,935)

Cash and cash equivalents:
Change in cash and cash equivalents	(3,507)	1,551
Cash and cash equivalents at beginning of year	6,248	4,697
Cash and cash equivalents at end of year	$2,741	$6,248

 Note R – Revenue From Contracts With Customers

Revenue is segregated based on the nature of products and services offered as part of contractual arrangements. Revenue from contracts with customers within the scope of ASC 606 is broadly segregated within the following noninterest income categories:

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

• Electronic refund check/deposit fees – A tax refund clearing agreement between the Bank and a tax refund processor requires the Bank to process electronic refund checks and electronic refund deposits presented for payment on behalf of taxpayers through accounts containing taxpayer refunds. The Bank, in turn, receives a fee paid by the third-party tax refund processor for each transaction that is processed.  The amount of fees received are tiered based on the tax refund product selected. Since the Bank acts as a sub servicer in the tax process relationship, a portion of the fee collected is passed on to the tax refund processor.

• Debit/credit card interchange income – This includes interchange income from cardholder transactions conducted with merchants, throughout various interchange networks with which the Company participates.  Interchange fees from cardholder transactions represent a percentage of the underlying transaction value and are recognized daily, as transaction processing services are provided to the deposit customer.  Gross fees from interchange are recorded in operating income separately from gross network costs, which are recorded in operating expense.

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note R – Revenue From Contracts With Customers (continued)

• Tax preparation fees – This includes fees received by tax preparation customers of Loan Central as part of the Bank’s TAL business. After Loan Central prepares a customer’s tax return, the customer is offered the opportunity to have immediate access to a portion of the anticipated tax refund by entering into a TAL with the Bank. As part of the process, the tax customer completes a loan application and authorizes the expected tax refund to be deposited with the Bank once it is issued by the IRS. Once the Bank receives the tax refund, the refund is used to repay the TAL and Loan Central’s tax preparation fees, then the remainder of the refund is remitted to Loan Central’s tax customer.

• Float income from tax product processor – This is associated with the tax refund clearing agreement between the Bank and a third-party tax refund processor. The revenue earned is based on the estimated compensating balances associated with processing the contractual minimum number of check items multiplied by the interest rate paid by the Federal Reserve on reserves for the respective period. The float income is paid by the tax refund product processor at the end of each year of the tax agreement, which is to expire in 2025.

Note S - Risks and Uncertainties

The risks pertinent to the Bank regarding liquidity and rising deposit costs have increased due to an elevated interest rate environment and increased deposit competition within our markets. Our liquidity position is supported by the management of liquid assets such as cash and interest-bearing deposits with banks, and liabilities such as core deposits. The Bank can also access other sources of funds such as brokered deposits and FHLB advances. With the present economic conditions putting a strain on liquidity and higher borrowing costs, the Company believes it has sufficient liquid assets and funding sources should there be a liquidity need.

report of independent registered
public accounting firm
To the Shareholders and Board of Directors
Ohio Valley Banc Corp.
Gallipolis, Ohio
Opinion on the Financial Statements
We have audited the accompanying consolidated statement of condition of Ohio Valley Banc Corp. and its subsidiaries (the “Company”) as of December 31, 2024, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.
Allowance for Credit Losses on Collectively Evaluated Loans - Refer to Notes A and C to the Financial Statements

Critical Audit Matter Description
Management’s estimate of the allowance for credit losses (the “ACL”) includes a reserve on collectively evaluated loans. The reserve on collectively evaluated loans is based on peer group historical credit loss experience which is adjusted for qualitative and forecast factors over the expected remaining lives of the collectively evaluated loans. Significant assumptions in management’s estimate of the reserve on collectively evaluated loans include (i) the peer group utilized to determine historic loss rates; (ii) the loss drivers utilized to project losses during the forecast period; and (iii) qualitative factor adjustments. In evaluating whether qualitative factor adjustments are necessary, management considers internal and external qualitative and credit risk factors.

Significant judgment was required by management in the selection and application of subjective assumptions used to derive the quantitative portion of the ACL. Accordingly, performing audit procedures to evaluate the Company’s estimated ACL involved a high degree of auditor judgment and required significant effort, including the involvement of professionals with specialized skill and knowledge.

report of independent registered
public accounting firm
How the Critical Audit Matter Was Addressed in the Audit
Our audit procedures related to the Company’s estimate of the ACL included, but were not limited to, the following:
•	Obtaining an understanding of the Company’s process for establishing the ACL on collectively evaluated loans.

•	Evaluating the appropriateness of management’s methodology used for estimating the ACL on collectively evaluated loans.

•	Testing the completeness and accuracy of data utilized by management.

•	Evaluating the relevance and reliability of information used by management in the development of the estimate.

•
Evaluating the reasonableness of significant assumptions used in management’s estimate, including consideration of whether assumptions used were reasonable given portfolio composition; relevant external factors, including economic conditions; and consideration of historical or recent experience and conditions and events affecting the Company.

/s/Plante & Moran, PLLC
Plante & Moran, PLLC

We have served as the Company’s auditor since 2024.

Cleveland, Ohio
March 14, 2025

report of independent registered
public accounting firm

Shareholders and the Board of Directors of Ohio Valley Banc Corp.
Gallipolis, Ohio

Opinion on the Financial Statements
We have audited the accompanying consolidated statement of condition of Ohio Valley Banc Corp. (the "Company") as of December 31, 2023, the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for the year then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for the year ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

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

/s/ Crowe, LLP
Crowe, LLP
We served as the Company's auditor from 1992 to 2024.

Cleveland, Ohio
March 15, 2024

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
Management assessed the Company’s system of internal control over financial reporting as of December 31, 2024, in relation to criteria for effective internal control over financial reporting as described in the 2013 “Internal Control Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this assessment, management concluded that, as of December 31, 2024, its system of internal control over financial reporting is effective and meets the criteria of the “Internal Control Integrated Framework.”

Ohio Valley Banc Corp.

Larry E. Miller, II President and Chief Executive Officer	Scott W. Shockey Senior Vice President, CFO

March 14, 2025

management’s discussion and analysis of
financial condition and results of operations
FORWARD LOOKING STATEMENTS
Certain statements contained in this report and other publicly available documents incorporated herein by reference constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended (the “Exchange Act”), and as defined in the Private Securities Litigation Reform Act of 1995.  Such statements are often, but not always, identified by the use of such words as “believes,” “anticipates,” “expects,” “intends,” “plan,” “goal,” “seek,” “project,” “estimate,” “strategy,” “future,” “likely,” “may,” “should,” “will,” and other similar expressions. Such statements involve various important assumptions, risks, uncertainties, and other factors, many of which are beyond our control, particularly with regard to developments related to the current economic and geopolitical landscape, and which could cause actual results to differ materially from those expressed in such forward looking statements. However, it is difficult to predict the effect of known factors, and Ohio Valley Banc Corp. (“Ohio Valley”) cannot anticipate all factors that could affect future operating results. Important factors that could cause actual results to differ materially from expectations expressed in or implied in forward looking statements include, but are not limited to: the effects of fluctuating interest rates on our customers’ operations and financial condition; changes in political, economic or other factors, such as inflation rates, recessionary or expansive trends, taxes, the effects of implementation of legislation and the continuing economic uncertainty in various parts of the world; competitive pressures; the level of defaults and prepayment on loans made by Ohio Valley and its direct and indirect subsidiaries (collectively, the “Company”); unanticipated litigation, claims, or assessments; fluctuations in the cost of obtaining funds to make loans; and regulatory changes. Additional detailed information concerning such factors is available in the Company’s filings with the Securities and Exchange Commission, under the Exchange Act, including the disclosure under the heading “Item 1A. Risk Factors” of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and elsewhere in this document (including, without limitation, in conjunction with the forward looking statements themselves and under the heading “Critical Accounting Estimates”). All forward looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its other SEC filings and public communications. Readers are cautioned not to place undue reliance on such forward looking statements, which speak only as of the date hereof.  The Company undertakes no obligation and disclaims any duty to update or revise any forward looking statements, whether as a result of new information, unanticipated future events or otherwise, except as required by applicable law.
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

management’s discussion and analysis of
financial condition and results of operations
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
The Company is primarily engaged in commercial and retail banking, offering a blend of commercial and consumer banking services within southeastern Ohio as well as western West Virginia.  The banking services offered by the Bank include the acceptance of deposits in checking, savings, time and money market accounts; the making and servicing of personal and commercial loans; the making of construction and real estate loans; and credit card services.  The Bank also offers individual retirement accounts, safe deposit boxes, wire transfers and other standard banking products and services. Furthermore, the Bank offers Tax Refund Advance Loans (“TALs”) to Loan Central tax customers. A TAL represents a short-term loan offered by the Bank to tax preparation customers of Loan Central.
IMPACT OF PARTICIPATING IN THE OHIO HOMEBUYER PLUS PROGRAM:
During the third quarter of 2024, the Company began participating in a program offered by the Ohio Treasurer (the “Treasurer”) called the Ohio Homebuyer Plus. The program is designed to encourage Ohio residents to save for the purchase of a home. As a participant in the program, the Company developed the “Sweet Home Ohio” deposit account to offer participants an above-market interest rate of 5.83%, along with a deposit bonus to assist customers in achieving their home savings goals. For each account that was opened, the Company received a deposit from the Treasurer at a subsidized interest rate of 0.86%. Accounts connected with Ohio Homebuyer Plus must be used within five years and the corresponding balance of Treasurer deposits will fluctuate based upon active customer accounts. At December 31, 2024, the balance of Sweet Home Ohio accounts totaled $6,775 and the amount deposited by the Treasurer totaled $100,000. This contributed to a $148,042 increase in total deposits from year-end 2023. Since the Treasurer deposits are classified as public funds, which are required to be collateralized, the Company invested the funds in securities to be pledged as collateral to the Treasurer. A total of $100,497 in U.S. Government securities were purchased at a weighted average yield of 4.7% with maturity terms ranging from 6 months to 18 months. This contributed to a $104,925 increase in securities from year-end 2023. The Company is expected to generate a net interest spread of 3.52% from its participation in the Ohio Homebuyer Plus Program when considering the $100,497 investment in 4.7% yielding securities, which will be partially offset by $106,775 in deposits at a weighted average cost of 1.18%.

management’s discussion and analysis of
financial condition and results of operations

RESULTS OF OPERATIONS:
SUMMARY
2024 v. 2023
Ohio Valley generated net income of $10,999 for 2024, a decrease of $1,632, or 12.9%, from 2023.  Earnings per share were $2.32 for 2024, a decrease of 12.5% from 2023.  The decrease in net income and earnings per share for 2024 was largely impacted by increases in provision for credit losses and noninterest expense, completely offsetting increases in both net interest and noninterest income.
The Company’s net interest income in 2024 was $48,804, representing an increase of $2,777, or 6.0%, from 2023. Net interest income during 2024 was positively impacted by a $148,686 increase in average earning assets, with higher relative balances being maintained in loans, as opposed to interest-bearing deposits with banks or securities, which generally yield less than loans. This led to an $86,448 increase in average loans, while average securities and interest-bearing deposits with banks increased $35,591 and $26,647, respectively, from year-end 2023. The benefits of higher earning assets were partially offset by a year-to-date decrease in the Company’s fully tax-equivalent net interest income as a percentage of average earning assets (“net interest margin”), which decreased 23 basis points to 3.71% at December 31, 2024. The decrease in the net interest margin was related to the cost of interest-bearing liabilities increasing more than the yield on earning assets.
Net interest income increased $2,777, or 6.0%, during 2024, compared to 2023. Growth in net interest earnings was mostly impacted by growth in average earning assets, which increased 12.6% during 2024. This was partially offset by a lower net interest margin, decreasing 23 basis points during 2024. The growth in average earning assets came primarily from loans, securities, and interest-bearing deposits with banks. Loan increases were led by the commercial and residential real estate loan segments, while interest-bearing deposits with banks consisted mostly of average balances maintained at the Company’s interest-bearing Federal Reserve Bank (“FRB”) clearing account. Average securities grew in large part to the increased pledging requirements on public fund deposits as part of the Ohio Homebuyer Plus program. Decreases to the net interest margin were largely related to the cost of funding sources increasing more than the yield on earning assets. This increase in the cost of funding was partially linked to the Company’s decision to increase rates on deposit accounts to attract deposits amidst heightened market competition for such funds during 2023. In addition, the composition of funding sources have trended toward certificates of deposit (“CDs”), and wholesale funding sources, which generally cost more than other funding sources, such as checking, negotiable order of withdrawal (“NOW”), savings and money market deposit products.
Provision for credit losses during 2024 increased $379, or 18.1%, from 2023. The increase was primarily due to additional reserves associated with certain qualitative risk factors, a $565 increase in net charge-offs, and an $89,925 increase in loan balances.
The Company’s noninterest income increased $542, or 4.3%, from 2023. The year-to-date increase in noninterest income came largely from service charges on deposit accounts and interchange income earned on debit and credit card transactions, which collectively increased $447 from 2023. During 2024, the increase in service charges on deposit accounts was related to an increase in the volume of overdraft transactions, while debit and credit card interchange income benefited from an increase in the number of transactions. Other increases in noninterest income came from trust fee income and income from bank owned life insurance (“BOLI”), which collectively increased $147 from 2023.

management’s discussion and analysis of
financial condition and results of operations
The Company’s noninterest expenses during 2024 increased $4,762, or 11.5%, from 2023. This increase was mostly impacted by salary and employee benefit expense, which grew $4,391, or 18.8%, during 2024, as compared to 2023. The increase was largely the result of a voluntary severance package offered to employees meeting certain criteria during the fourth quarter of 2024.  Offering this severance package resulted in a one-time expense of $3,338 in 2024. The increase in salaries and employee benefit expense was also impacted by annual merit increases and higher health insurance premiums, partially offset by the elimination of staffing for Race Day by April 2023, which resulted in expense savings during 2024, when compared to 2023. Further contributing to higher noninterest expense in 2024 were increases in customer rewards for new accounts, data processing and professional fees. The data processing expense increased $285 due to debit card processing costs associated with higher transaction volume and higher costs associated with enhancements to the Company’s digital banking platform. Professional fees increased $217 due to higher director fees and a general increase in legal and accounting fees. During the fourth quarter of 2024, the Company also paid account bonuses totaling $496 to new Sweet Home Ohio deposit customers.  These increases were partially offset by a decrease in software expense and marketing expense. For 2024, software expense decreased $389 from 2023 due to the closure of Race Day, which eliminated certain processing platforms. Marketing expense for 2024 decreased $190 from 2023 due to a reduction in select marketing campaigns.

The Company’s provision for income taxes decreased $190 during 2024, largely due to the changes in taxable income affected by the factors mentioned above.
NET INTEREST INCOME
The most significant portion of the Company’s revenue, net interest income, results from properly managing the spread between interest income on earning assets and interest expense incurred on interest-bearing liabilities.  The Company earns interest and dividend income from loans, investment securities and short-term investments while incurring interest expense on interest-bearing deposits and short- and long-term borrowings.  Net interest income is affected by changes in both the average volume and mix of assets and liabilities and the level of interest rates for financial instruments.  Changes in net interest income are measured by net interest margin and net interest spread. Net interest margin is expressed as the percentage of net interest income to average interest-earning assets. Net interest spread is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities.  Both of these are reported on a fully tax-equivalent (“FTE”) basis.  Net interest margin exceeds the net interest rate spread because noninterest-bearing sources of funds, principally noninterest-bearing demand deposits and stockholders’ equity, also support interest-earning assets. The following is a discussion of changes in interest-earning assets, interest-bearing liabilities and the associated impact on interest income and interest expense for the two years ended December 31, 2024 and 2023.  Tables I and II have been prepared to summarize the significant changes outlined in this analysis.
Net interest income in 2024 totaled $49,340 on an FTE basis, up $2,722, or 5.8%, from 2023. This increase reflects a positive contribution from a 12.6% increase in average earning assets, which was partially offset by a 23 basis point decrease in the net interest margin. The increase in average earning assets came mostly from a 9.2% increase in loans, a 19.0% increase in securities, and a 44.8% increase in interest-bearing balances with banks during 2024, as compared to the same period in 2023.  The decrease in the net interest margin was related to the cost of funding sources increasing more than the yield on earning assets. The earning asset yield increased 45 basis points in large part due to rate increases of 100 basis points from the FRB during 2023 that impacted the repricings of loans and interest-bearing FRB clearing account. The increases in the cost of funding was partially linked to the Company’s decision to increase rates on deposit accounts at the end of 2022 and during 2023 to attract deposits amidst heightened market competition for such funds. In addition, the composition of funding sources trended toward CDs, and wholesale funding sources, which generally cost more than other funding sources, such as checking, NOW, savings and money market deposit products. These factors contributed to an increase in the Company’s average interest-bearing liability costs by 88 basis points during 2024. As a result, the net interest margin decreased 23 basis points from 3.94% in 2023 to 3.71% in 2024. The net interest margin decrease of 23 basis points reflects the 88 basis point increase in funding costs impacted by market rate increases and a composition shift to a greater number of higher-costing deposits and wholesale funding sources. These negative effects were partially offset by both a 45 basis point increase from the mix and yield on earning assets and a 20 basis point increase from the use of noninterest-bearing funding (i.e., demand deposits and shareholders’ equity).

management’s discussion and analysis of
financial condition and results of operations
Net interest income increased in 2024 primarily due to the increase in both the average volume and yield of earning assets partially offset by the increase in both the average volume and cost of interest-bearing liabilities. The volume increase in average earning assets contributed to a $7,591 increase in FTE interest income during 2024 compared to 2023, while the yield increase in average earning assets was responsible for increasing FTE interest income by $6,252 during the same period. These positive impacts were partially offset by an increase in average interest-bearing liability costs that contributed to a $5,906 increase in interest expense during 2024 compared to 2023, and a volume increase in average interest-bearing liabilities that contributed to a $5,215 increase in interest expense during the same period. The volume increase in average earning assets was led by loans, which increased $86,448, or 9.2%, during 2024, which contributed to $5,338 in additional FTE interest income during 2024 compared to 2023. Average balance growth occurred within all of the Company’s loan portfolio segments in residential real estate, commercial real estate, commercial and industrial, and consumer loans. While average loans increased in 2024, both average securities and interest-bearing deposits with banks experienced more accelerated growth in 2024. As a result, the Company’s average loan composition decreased to 76.8% of average earning assets at year-end 2024, as compared to 79.2% for 2023. The increase in average earning asset yield for 2024 was largely impacted by loans. The action of the FRB to increase short-term rates during 2023 had a direct impact on the repricing of a portion of the Company’s loan portfolio, while also increasing the market rates on loan product offerings during 2023, which had a positive impact going into 2024. As a result, the average loan yield grew to 6.40% at year-end 2024, as compared to 5.92% at year-end 2023, which contributed to $4,733 in additional FTE interest income during 2024 compared to 2023.

Securities also had a positive impact to net interest income, with average balances of $222,499 at year-end 2024, representing a 19.0% increase from the $186,908 in average securities at year-end 2023. The $35,591 increase came primarily from average taxable securities and was largely impacted by the Company’s participation in the Treasurer’s Ohio Homebuyer Plus program in 2024. Proceeds of $100,000 received by the Treasurer were deposited into a public fund deposit account during the third quarter of 2024. Since public funds are required to be collateralized, the Company invested the funds in securities to be pledged as collateral to the Treasurer. A total of $100,497 in U.S. Government taxable securities were purchased at a “higher-than-portfolio” weighted average yield of 4.7%. The impact from this purchase of higher-yielding securities expanded its composition of earning assets and improved the overall yield of the securities portfolio in 2024.  As a result, the average yield for taxable securities grew to 2.89% at year-end 2024, as compared to 2.23% at year-end 2023, which contributed to $1,329 in additional FTE interest income during 2024 compared to 2023. Furthermore, the composition of average taxable securities increased to 16.2% of average earning assets at year-end 2024, as compared to 15.2% at year-end 2023, which contributed to a $915 increase in FTE interest income during 2024. Average tax exempt securities were down 14.2% from the prior year, largely related to maturities of state and municipal investments. As a result, the composition of average state and municipal investments trended down to 0.5% of average earning assets at year-end 2024, as compared to 0.6% at year-end 2023.  Management continues to focus on generating loan growth as loans provide the greatest return to the Company. Management also maintains securities at a dollar level adequate enough to provide ample liquidity and cover pledging requirements.

management’s discussion and analysis of
financial condition and results of operations
Interest-bearing balances with banks also contributed to the growth in net interest income, particularly from the average volume factor, which contributed to a $1,365 increase in interest income during 2024, as compared to 2023. The majority of average interest-bearing balances with banks consist of the Company’s interest-bearing FRB clearing account. The change in average volume was impacted by an increase in excess deposits within the FRB clearing account during 2024, coming primarily from growth in interest-bearing deposit liabilities. The Company utilizes its interest-bearing FRB clearing account to manage excess funds, as well as to assist in funding earning asset growth. During 2024, excess funds from the FRB account were used to fund the growth in loans and securities. The excess funds generated from the growth in interest-bearing deposit liabilities more than covered the funding needs for loans and securities. This led to a $26,647, or 44.8%, increase in average interest-bearing balances with other banks, and led to a higher composition of average interest-bearing balances with banks, finishing at 6.5% of average earning assets in 2024 compared to 5.0% in 2023. Short-term rate increases during 2023 also had a positive impact to interest income growth during 2024. The rate associated with the FRB clearing account increased 100 basis points between February and July of 2023 due to continued rising inflationary concerns at that time, resulting in a target federal funds rate of 5.25% to 5.50%. The rate remained at this level until the FRB took action in reducing short-term rates by 100 basis points between September and December of 2024 due in large part to the improvement in the inflationary pressures that had negatively impacted the economy in 2022 and 2023. While the rate reductions in 2024 had an immediate effect in lowering the rate tied to the FRB clearing account, the negative impact was only for a smaller portion of the year. As a result, the average yield factor on interest-bearing balances with banks increased interest income by $202 during 2024.

Net interest income was negatively impacted by increases in both the average volume and cost of interest-bearing liabilities. The volume increase in average interest-bearing liabilities contributed to a $5,215 increase in interest expense during 2024 compared to 2023, while the cost increase in average interest-bearing liabilities was responsible for increasing interest expense by $5,906 during the same period. The majority of the increases were impacted by the Company’s time deposits. As market competition for deposits continued to increase, rate offerings on CDs continued to adjust up in 2023. The Company increased CD rates during this time to attract and retain deposits, which led to more of a consumer demand to reinvest from lower-cost NOW, savings and money market account deposit products and into more higher-cost time deposit products. Furthermore, the Company also utilized higher-cost wholesale time deposits (brokered CDs) to help fund earning asset growth in 2024. As a result of consumer preference for higher-cost deposit products and the need to fund earning asset growth, the average balance of time deposits increased $107,999, or 38.7%, during 2024, contributing to a $4,511 increase in interest expense. This growth led to an increase in the composition of average time deposits from 35.4% at year-end 2023 to 41.6% at year-end 2024. The negative effects of higher CD rates and a deposit composition shift from lower-cost deposit sources to higher-cost time deposits also led to an increase in the average cost of time deposits from 3.57% at year-end 2023 to 4.65% at year-end 2024. This contributed to a $3,522 increase in interest expense.
This trend of higher market rates and a growing consumer preference for higher cost retail deposits also had a significant impact on core deposit segments that include NOW, savings and money market accounts. Interest expense on these accounts were largely impacted by steady rate increases during 2023 that impacted 2024, particularly with higher rates on NOW accounts and a new tiered money market product that offered competitive rates. This also included $6,775 in Sweet Home Ohio savings accounts at an above-market rate of 5.83% as part of the Ohio Homebuyer Plus program. As a result, the Company’s average cost of savings and money market accounts increased from 0.81% in 2023 to 1.50% in 2024, while the average cost of NOW accounts increased from 1.01% in 2023 to 1.16% in 2024. Collectively, this contributed to a $2,432 increase to interest expense during 2024. While customer deposits continued to increase during 2024 within these core deposit segments, the consumer preference was largely weighted towards time deposits, which generated a composition shift to a greater number of higher-priced retail CD products. Average balances during 2024 increased 14.8% within NOW accounts and decreased 1.8% within savings and money market accounts, altogether representing 52.9% of average interest-bearing liabilities in 2024, as compared to 59.4% in 2023.

management’s discussion and analysis of
financial condition and results of operations

The Company’s average other borrowings and subordinated debentures collectively increased $11,481, or 36.0%, during 2024.  The increase was related to the issuance of new FHLB advances that were used to help fund earning asset growth. Borrowings and subordinated debentures continue to represent the smallest composition of average interest-bearing liabilities, finishing at 5.6% and 5.1% at the end of 2024 and 2023, respectively. The elevated rate environment also impacted the average costs on other borrowings, which increased from 3.35% at year-end 2023 to 3.93% at year-end 2024, and subordinated debentures, which increased from 7.03% at year-end 2023 to 7.27% at year-end 2024.
Total interest and fee income on average earning assets increased $13,843, or 22.2%, during 2024, and $14,354, or 29.8%, during 2023. The increase was primarily due to average net loan and securities growth, and the benefits of a rising interest rate environment that had a significant impact on loan offerings/repricings during 2023 that benefited higher earnings during the majority of 2024.
The Company’s interest income from its interest-bearing balances with banks increased $1,567 and $1,373 during 2024 and 2023, respectively. Higher earnings during 2024 were impacted primarily by increases in the average balances of interest-bearing deposits with banks, increasing 44.8%. Balance growth in 2024 came mostly from the interest-bearing FRB clearing account. Higher earnings during 2023 were impacted primarily by increases in market rates during 2023, which caused the rate associated with the interest-bearing FRB clearing account to increase, as well.

The Company’s interest and fees from its commercial loan portfolio increased $5,833, or 21.8%, during 2024. The increase came primarily from commercial loan interest, which was positively impacted by commercial loan demand, which was successful in generating a 10.6% increase in average balances within the Company’s commercial real estate and commercial and industrial portfolios. Also contributing to higher interest income were elevated market rate adjustments from 2023 that contributed to higher earnings in 2024. During 2023, the Company’s interest and fees from its commercial loan portfolio increased $5,938, or 28.5%. The increase came primarily from commercial loan interest, which was positively impacted by elevated market rate adjustments during 2023. Also contributing to higher interest income was commercial loan demand, which was successful in generating an 8.6% increase in average balances within the Company’s commercial real estate and commercial and industrial portfolios.
The Company’s interest and fees from its residential real estate loan portfolio increased $3,011, or 22.6%, during 2024, and increased $2,501, or 23.1%, during 2023. The increases were impacted by higher yields, as well as a 12.0% and 9.8% increase in average residential real estate loan balances during 2024 and 2023, respectively. With mortgage rates increasing in 2022 and 2023, the demand for in-house variable rate mortgage products continued to increase during 2023 and 2024 while long-term fixed rate products decreased. A portion of the growth in the residential real estate segment was associated with the higher utilization of a warehouse line of credit extended to another mortgage lender. As a result, interest income on residential real estate loans increased $3,021 and $2,526 during 2024 and 2023, respectively.

management’s discussion and analysis of
financial condition and results of operations
The Company’s interest and fees from its consumer loan portfolio increased $1,273, or 8.7%, during 2024, and increased $4,109, or 38.8%, during 2023. The increase during 2024 was primarily the result of higher consumer loan yields, and to a lesser extent, a 0.2% increase in average consumer loan balances. The elevated market rate adjustments from 2023 contributed to higher interest earnings in 2024 within the consumer portfolio. Average consumer loan growth during 2024 came primarily from higher consumer capital line loan balances, which were up $8,760, or 28.3%. This balance increase was almost completely offset by decreases in average automobile and other consumer loan balances, which were collectively down $8,485, or 6.3%, during 2024. The Company has deemphasized the consumer loan segment due to other loan portfolio segments being more profitable. In the fourth quarter of 2024, the Company exited the indirect lending business for automobiles and recreational vehicles to focus on growing the more profitable loan segments within the commercial and residential real estate portfolios. The increase during 2023 was primarily the result of higher consumer loan yields and a 19.8% increase in average consumer loan balances. Average consumer loans were largely impacted by the purchase of a pool of unsecured loans in January 2023 that carried an average balance of $12,322 for the year. Other contributions to higher consumer loans in 2023 came from increases in average automobile and consumer capital line loan balances.
The Company’s interest income from taxable investment securities increased $2,244, or 56.1%, in 2024. The increase was primarily due to the purchase of $100,497 in higher-yielding U.S. Government securities in July and August of 2024 from the Company’s participation in the Ohio Homebuyer Plus program. As part of the program, the Company received $100,000 in funds from the Treasurer that were deposited into a special public fund NOW account. Since public funds are required to be collateralized, the Company invested the funds in securities that were pledged as collateral to this Treasurer deposit account. This large securities purchase had a positive impact on generating higher average balances in taxable securities, which increased $36,645, or 20.4%, during 2024. These securities were purchased at a weighted average yield of 4.7%, which had a positive impact on increasing the yield on taxable securities to 2.89% in 2024 from 2.23% in 2023. During 2023, the Company’s interest income from taxable investment securities increased $346, or 9.5%, in 2023.  This was primarily due to the reinvestment of maturities at market rates higher than the average portfolio yield. The average securities yield was also positively impacted by the Company’s decision to sell $12,500 of lower-yielding taxable securities at the end of 2022 and reinvest them in similar higher-yielding securities. These factors had a positive impact on increasing the yield on taxable securities, which increased from 1.83% in 2022 to 2.23% in 2023. However, with the Company’s focus on reinvesting excess funds into a greater number of higher-yielding loans, average taxable security balances decreased 10.0% during 2023, partially offsetting the benefits of increasing yields.

Total interest expense incurred on the Company’s interest-bearing liabilities totaled $26,959 during 2024, an increase of $11,121, or 70.2%. The increase in interest expense was largely the result of an increase in rates on CDs, NOW, savings and money market account products during 2023 that contributed to higher expenses during 2024. The combination of higher CD volume and upward repricing of CD rates in 2024 had a negative effect on earnings by elevating interest expenses. As a result, the weighted average cost of interest-bearing liabilities increased from 2.01% in 2023 to 2.89% in 2024. During 2023, total interest expense incurred on the Company’s interest-bearing liabilities increased to $13,000 compared to $2,838 in interest expense during 2022. The significant increase in interest expense during 2023 was largely the result of a lagging effect to deposit rate increases during the time that the FRB took action to aggressively move short-term rates up in 2022. At that time, the Company was able to maintain a large amount of excess deposit balances within its core segment of interest-bearing NOW, savings, and money market accounts with little to no change to their respective deposit product rates during 2022. Competition for deposits began to increase during the end of 2022 and continued into 2023, leading to an increase in the rates on several of the Company’s deposit products, such as CDs, NOW and money market accounts. In addition, deposit customers were looking to reinvest their funds into a greater number of higher-costing products such as CDs instead of lower-costing products such as savings, NOW and money market accounts. Furthermore, the Company utilized a greater number of higher-costing brokered CDs to assist in funding the growth in earning assets. This combination of higher CD volume, upward repricing of CD rates, and utilization of higher-cost wholesale funding had a negative effect on earnings by elevating interest expenses in 2023. As a result, the weighted average cost of interest-bearing liabilities increased from 0.38% in 2022 to 2.01% in 2023.

management’s discussion and analysis of
financial condition and results of operations

The Company’s interest expenses were also impacted by other borrowed money and subordinated debentures, which were up collectively by $656 during the year ended 2024. The increase was primarily the result of an average balance increase in FHLB borrowings to assist in funding earning asset growth during 2024. As a result, the average balance of other borrowed money and subordinated debentures collectively increased $11,481, or 28.4%, during 2024. Interest expense during 2024 was also impacted by an increase in market rates that had a corresponding effect to the rates tied to FHLB borrowings and subordinated debentures. This resulted in the average costs of other borrowed money and subordinated debentures collectively increasing from 4.12% in 2023 to 4.48% in 2024. During 2023, interest expenses from other borrowed money and subordinated debentures were up collectively by $956. The increase came primarily from the average cost of both liabilities collectively increasing from 2.48% in 2022 to 4.12% in 2023. This impact came primarily from the rise in market rates during 2023 that had a corresponding effect to the rate tied to FHLB borrowings and subordinated debentures. Interest expense was also impacted by an average balance increase in FHLB borrowings to assist in funding earning asset growth during 2023.

During 2024, the Company’s net interest margin decreased from 3.94% in 2023 to 3.71% in 2024. The margin decrease was impacted by higher average costs associated with the Company’s interest-bearing liabilities due to customer pricing pressures, deposit competition, and a higher utilization of wholesale funding sources. Furthermore, the Company continued to experience a deposit composition shift into more higher-cost retail CDs and less lower-cost NOW, savings, money market, and checking account deposits, which put increased pressure on margin growth during most of 2024. Although the net interest margin decreased from the prior year’s results, there was margin improvement throughout most of 2024 when comparing linked quarters. The quarterly net interest margin during the first, second, third, and fourth quarter periods finished at 3.61%, 3.74%, 3.76%, and 3.70%, respectively. The margin improvements were related to the increases in earning asset yields and a higher composition of average loan balances due to the 9.2% increase in average year-to-date loans. Positive contributions to the margin have also come from an average deposit mix that is trending back towards checking, NOW, savings and money market deposit accounts during the second, third, and fourth quarters of 2024. This, along with the benefits of higher-yielding loan growth, contributed to the increase in net interest income during 2024. The Company’s primary focus is to invest its funds into higher-yielding assets, particularly loans, as opportunities arise. However, if loan balances do not continue to expand and remain a larger component of overall earning assets, the Company will face pressure within its net interest income and margin improvement.

management’s discussion and analysis of
financial condition and results of operations
CONSOLIDATED AVERAGE BALANCE SHEET & ANALYSIS OF NET INTEREST INCOME
	December 31
Table I	2024			2023
(dollars in thousands)	Average Balance	Income/ Expense	Yield/ Average	Average Balance	Income/ Expense	Yield/ Average
Assets
Interest-earning assets:
Interest-bearing balances with banks	$86,122	$4,447	5.16%	$59,475	$2,880	4.84%
Securities:
Taxable	216,146	6,246	2.89	179,501	4,002	2.23
Tax exempt	6,353	161	2.53	7,407	200	2.70
Loans	1,022,220	65,445	6.40	935,772	55,374	5.92
Total interest-earning assets	1,330,841	76,299	5.73%	1,182,155	62,456	5.28%

Noninterest-earning assets:
Cash and due from banks	15,839			15,024
Other nonearning assets	87,883			86,077
Allowance for credit losses	(9,411)			(7,749)
Total noninterest-earning assets	94,311			93,352
Total assets	$1,425,152			$1,275,507

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
NOW accounts	$225,088	$2,614	1.16%	$196,086	$1,988	1.01%
Savings and money market	267,344	4,019	1.50	272,217	2,213	0.81
Time deposits	387,259	18,006	4.65	279,260	9,973	3.57
Other borrowed money	43,346	1,702	3.93	31,865	1,067	3.35
Subordinated debentures	8,500	618	7.27	8,500	597	7.03
Total int.-bearing liabilities	931,537	26,959	2.89%	787,928	15,838	2.01%

Noninterest-bearing liabilities:
Demand deposit accounts	320,681			328,573
Other liabilities	26,217			22,237
Total noninterest-bearing liabilities	346,898			350,810

Shareholders’ equity	146,717			136,769
Total liabilities and shareholders’ equity	$1,425,152			$1,275,507

Net interest earnings		$49,340			$46,618
Net interest margin			3.71%			3.94%
Net interest rate spread			2.84%			3.27%
Average interest-bearing liabilities to average earning assets			70.00%			66.65%

Fully taxable equivalent yields are reported for tax exempt securities and loans and calculated assuming a 21% tax rate, net of nondeductible interest expense. Tax-equivalent adjustments for securities during the years ended December 31, 2024 and 2023 totaled $29 and $38, respectively. Tax-equivalent adjustments for loans during the years ended December 31, 2024 and 2023 totaled $507 and $553, respectively. Average balances are computed on an average daily basis. The average balance for AFS securities includes the market value adjustment. However, the calculated yield is based on the securities’ amortized cost. Average loan balances include nonaccruing loans. Loan income includes cash received on nonaccruing loans.

management’s discussion and analysis of
financial condition and results of operations
RATE VOLUME ANALYSIS OF CHANGES IN INTEREST INCOME & EXPENSE Table II
(dollars in thousands)	2024			2023
	Increase (Decrease) From Previous Year Due to			Increase (Decrease) From Previous Year Due to
	Volume	Yield/Rate	Total	Volume	Yield/Rate	Total
Interest income
Interest-bearing balances with banks	$1,365	$202	$1,567	$(989)	$2,362	$1,373
Securities:
Taxable	915	1,329	2,244	(391)	737	346
Tax exempt	(27)	(12)	(39)	(17)	(10)	(27)
Loans	5,338	4,733	10,071	4,927	7,735	12,662
Total interest income	7,591	6,252	13,843	3,530	10,824	14,354

Interest expense
NOW accounts	316	310	626	(118)	1,328	1,210
Savings and money market	(41)	1,847	1,806	(43)	2,014	1,971
Time deposits	4,511	3,522	8,033	1,121	7,742	8,863
Other borrowed money	429	206	635	321	334	655
Subordinated debentures	----	21	21	----	301	301
Total interest expense	5,215	5,906	11,121	1,281	11,719	13,000
Net interest earnings	$2,376	$346	$2,722	$2,249	$(895)	$1,354

 The change in interest due to volume and rate is determined as follows: Volume Variance - change in volume multiplied by the previous year’s rate; Yield/Rate Variance - change in rate multiplied by the previous year’s volume; Total Variance change in volume multiplied by the change in rate. The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion  to the relationship  of the absolute dollar   amounts of the change  in  each.  The tax exempt securities and loan income is presented on an FTE basis. FTE yield assumes a 21% tax rate, net of related nondeductible interest expense.

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
During 2024, the Company recorded $2,469 in provision expense, an increase of $379, or 18.1%, from the provision expense in 2023. Total provision expense during 2024 consisted of $2,580 in provision expense from loans, partially offset by recoveries of provision expense from both unfunded commitments and HTM securities that totaled $110 and $1, respectively.
Provision expense on loans during 2024 was impacted primarily by net loan charge-offs, which totaled $1,259 for the year. Net loan charge-offs came mostly from the consumer loan portfolio, which totaled $1,587, and required a corresponding increase to provision expense during 2024.

management’s discussion and analysis of
financial condition and results of operations
Provision expense on loans during 2024 was also impacted by increases in loan balances generally allocated for during 2024. The risk associated with an $89,925 increase in loans generated higher general reserves and a corresponding increase to provision expense.
Provision expense on loans during 2024 was further impacted by reserves associated with certain qualitative risk factors. The loss drivers within these factors, including unemployment, inflation, and gross domestic product, which all regressed during 2024. This contributed to additional provision expense during 2024, primarily within the commercial real estate loan segment.
Credit loss expense during 2024 was also impacted by unfunded commitments on off-balance sheet liabilities. The Company re-evaluated its unfunded commitments to extend credit at December 31, 2024 and determined a reserve of $582 was required, which resulted in the recovery of provision expense of $110 during the year ended 2024. The impact came mostly from the commercial real estate construction segment.
Credit loss expense during 2024 was further impacted by HTM debt securities. The Company re-evaluated its reserve for HTM debt securities at December 31, 2024 and determined a reserve of $1 was required, which resulted in a $1 recovery of provision expense during the year ended 2024.
During 2023, the Company recorded $2,090 in provision expense, consisting of $2,030 in provision expense from loans and $61 in provision expense from unfunded commitments, partially offset by a $1 recovery of provision expense from HTM securities.
Provision expense on loans during 2023 was impacted primarily by net loan charge-offs, which totaled $694 for the year. Net loan charge-offs came mostly from the consumer loan portfolio, which totaled $836, and required a corresponding increase to provision expense during 2024.
Provision expense on loans during 2023 was also impacted by increases in loan balances generally allocated for during 2023. The risk associated with an $86,851 increase in loans generated higher general reserves and a corresponding increase to provision expense.
Provision expense on loans during 2023 was further impacted by reserves associated with certain qualitative risk factors that incorporated a national trend of higher loan delinquencies and charge offs, particularly within commercial real estate and construction loans. This contributed to additional provision expense during the year ended 2023.
Credit loss expense during 2023 was also impacted by unfunded commitments on off-balance sheet liabilities. The Company re-evaluated its unfunded commitments to extend credit at December 31, 2023 and determined a reserve of $692 was required, which resulted in provision expense of $61 during the year ended 2023. The impact came mostly from the commercial real estate construction segment.
Credit loss expense during 2023 was further impacted by HTM debt securities. The Company re-evaluated its reserve for HTM debt securities at December 31, 2023 and determined a reserve of $2 was required, which resulted in a $1 recovery of provision expense during the year ended 2023.
Future provisions to the ACL will continue to be based on management’s quarterly in-depth evaluation that is discussed in further detail below under the caption “Critical Accounting Policies - Allowance for Credit Losses” within this Management’s Discussion and Analysis.
NONINTEREST INCOME
During 2024, total noninterest income increased $542, or 4.3%, as compared to 2023.  The increase in noninterest revenue was primarily impacted by service charges on deposit accounts, which increased $339, or 12.6%, from 2023 to 2024. This was primarily from an increase in the volume of overdraft transactions during 2024.

management’s discussion and analysis of
financial condition and results of operations
Noninterest income was also impacted by a $108, or 2.2%, increase in debit and credit card income from 2023 to 2024. This was primarily due to an increase in the number of transactions during 2024.
Further impacting noninterest income were increases in both trust fee income and BOLI income, which increased $78, or 23.9%, and $69, or 8.0%, during 2024, respectively. Trust fees were impacted by higher quarterly trustee revenues, while BOLI earnings were positively impacted by an elevated rate environment and an increase in BOLI plan assets.
The Company’s remaining noninterest income categories decreased $52, or 1.3%, during the year ended 2024, as compared to 2023. This was in large part due to lower earnings from tax preparation fees and mortgage banking income.
NONINTEREST EXPENSE
Management continues to work diligently to minimize noninterest expense. For 2024, total noninterest expense increased $4,762, or 11.5%, as compared to 2023.  The Company’s largest noninterest expense item, salaries and employee benefits, increased $4,391, or 18.8%, during 2024. The increase was largely the result of a voluntary severance package offered to employees meeting certain criteria during the fourth quarter of 2024. Based on the number of employees that accepted the severance package, the Company incurred an expense of $3,338. The early retirement program is expected to reduce salary and employee benefit expense on a go-forward basis. Higher salaries and employee benefit costs also came from annual performance-based merit increases and higher health insurance premiums from 2023 to 2024. Partially offsetting these increases were lower salary and employee benefit expenses related to the elimination of staffing for Race Day by April 2023. Race Day was officially closed in December 2023, which resulted in a $200 savings in salary and employee benefit expense.
The Company’s other noninterest expense activity increased $379, or 6.3%, during 2024. This was primarily due to increases in customer rewards for new accounts from the Company’s facilitation of the Sweet Home Ohio program. During the fourth quarter of 2024, the Company paid account bonuses totaling $496 to the new Sweet Home Ohio deposit customers. This increase was partially offset by decreases in various overhead expenses associated with Race Day resulting from the unwinding of business operations mentioned above.
Further impacting higher noninterest expense was data processing expense, which increased $285, or 10.2%, during 2024. Data processing costs were impacted by a higher transaction volume of debit cards which increased the associated processing costs of that platform. Higher costs also were associated with various enhancements to the Company’s digital banking platform.
Professional fees also increased $217, or 13.1%, during 2024, primarily from increases in director fees and general increases in legal and accounting fees.
Partially offsetting these increases was less software and marketing expenses during 2024. Software expense decreased $389, or 14.7%, from the year ended 2023. The decrease was largely from the closure of Race Day which had eliminated various processing platforms in 2023 that resulted in $404 of expense savings. Marketing expense decreased $190, or 18.8%, primarily due to a reduction in select marketing campaigns.

The remaining noninterest expense categories increased $69, or 1.8%, during the year-ended 2024, as compared to 2023. The increase came primarily from higher FDIC premium costs, which increased $79, or 13.9%, during the year ended 2024. The expense was mostly related to an increase in the Company’s assessment base during 2024 which was impacted by the growth in average assets.

management’s discussion and analysis of
financial condition and results of operations
The Company’s efficiency ratio is defined as noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income. The effects from provision expense are excluded from the efficiency ratio. Management continues to place emphasis on managing its balance sheet mix and interest rate sensitivity as well as developing more innovative ways to generate noninterest revenue. During 2024, the Company benefited from an increase in earning asset yields due to previous market rate increases by the Federal Reserve, and a higher composition of higher-yielding loans. Average loans continued to grow, increasing 9.2% during 2024, having a positive impact to net interest income. Earnings also benefited from the $100,497 purchase of securities during the third quarter of 2024 due to the Company’s participation in the Ohio Homebuyer Plus program. However, the trend of increasing deposit rates, a deposit composition shift to higher-cost time deposit balances, and the increased use of higher-cost wholesale funding sources led to margin compression during 2024, which had a negative impact to net interest income. As the repricing effects from CD rates continues to subside, the net interest margin has continued to improve. However, contributions from noninterest income were limited to a 4.3% increase during 2024, while overhead expense increased 11.5% during 2024, in large part to the severance package expense. While management anticipates the expense savings from the early retirement package offering, the one-time severance expense of $3,338 in 2024 completely offset the net interest income growth in 2024. As a result, the Company’s efficiency number increased (regressed) from 69.82% at December 31, 2023, to 73.79% at December 31, 2024.
PROVISION FOR INCOME TAXES
The provision for income taxes during 2024 totaled $2,377, compared to $2,567 in 2023. The effective tax rate for 2024 was 17.8%, compared to 16.9% in 2023. The effective tax rate for 2023 was below 2024’s effective tax rate as a result of a lump sum adjustment that reduced costs associated with certain nondeductible retirement benefit plans during 2023, which lowered tax expense.
FINANCIAL CONDITION:
CASH AND CASH EQUIVALENTS
The Company’s cash and cash equivalents consist of cash, as well as interest- and noninterest- bearing balances due from other banks.  The amounts of cash and cash equivalents fluctuate on a daily basis due to customer activity and liquidity needs. At December 31, 2024, cash and cash equivalents decreased $45,019 to $83,107, compared to $128,126 at December 31, 2023.  The decrease in cash and cash equivalents came mostly from lower interest-bearing deposits on hand with correspondent banks. At December 31, 2024, the Company’s interest-bearing FRB clearing account represented over 80% of cash and cash equivalents. The Company utilizes its interest-bearing FRB clearing account to manage excess funds, as well as to assist in funding earning asset growth. During 2024, the growth in loans and securities exceeded the growth in deposits. As a result, the balance in the FRB clearing account decreased to cover the funding requirement. The interest rate paid on both the required and excess reserve balances of the FRB account is based on the targeted federal funds rate established by the Federal Open Market Committee (“FOMC”).  During 2024, the rate associated with the Company’s FRB clearing account decreased 100 basis points due to actions taken by the FOMC to reduce the target federal funds rate to a range of 4.25% to 4.50%. The interest-bearing deposit balances in the FRB are 100% secured by the U.S. Government.
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

SECURITIES
Management’s goal in structuring its investment securities portfolio is to maintain a prudent level of liquidity and to provide an acceptable rate of return without sacrificing asset quality.  During 2024, the balance of total securities increased $104,925, or 61.6%, compared to year-end 2023. The increase was related to an increase of U.S. Government securities of $117,733. The growth in this portfolio sector was related to the Company participating in the Treasurer’s Ohio Homebuyer Plus program. As part of this program, the Treasurer deposited $100,000 at a subsidized interest rate in relation to qualifying deposit accounts opened under the terms of the program. Since the Treasurer deposits are classified as public funds, which are required to be collateralized, the Company invested the Treasurer’s funds in U.S. Government securities to be pledged as collateral to the Treasurer. The Company’s investment securities portfolio is now made up mostly of U.S. Government securities, representing 61.1% of total investments at December 31, 2024. During the year ended 2024, the Company utilized a portion of its proceeds from maturities and principal repayments of Agency mortgage-backed securities to fund additional purchases in U.S. Government securities. This reallocation of securities was based on the expected decrease in interest rates and the desire  to limit the prepayment risk associated with mortgage-backed securities. This resulted in an $11,884, or  11.2%, decrease in Agency mortgage-backed securities.

Investment Portfolio Composition
at December 31, 2024	at December 31, 2023

 During 2024, a decrease in long-term market rates led to a $1,212 increase in the fair value associated with the Company’s AFS securities at December 31, 2024. The fair value of an investment security moves inversely to interest rates, so as rates decreased, the fair value increased, causing the unrealized loss in the portfolio to decrease. These changes in rates are typical and do not impact earnings of the Company as long as the securities are held to full maturity.

management’s discussion and analysis of
financial condition and results of operations

SECURITIES Table III
	MATURING
As of December 31, 2024	Within One Year		After One but Within Five Years		After Five but Within Ten Years			After Ten Years
(dollars in thousands)	Amount	Yield	Amount	Yield	Amount		Yield	Amount		Yield

U.S. Government securities	$103,074	4.40%	$64,956	3.50%	$	----	----	$	----	----
U.S. Government sponsored entity securities	----	----	5,889	1.55%		----	----		----	----
Obligations of states and political subdivisions	1,317	3.85%	2,566	2.34%		834	2.19%		1,702	2.82%
Agency mortgage-backed securities, residential	28	3.43%	2,556	2.43%		32,333	2.09%		59,285	1.76%
Total securities	$104,419	4.39%	$75,967	3.28%		$33,167	2.09%		$60,987	1.79%

 Tax-equivalent adjustments of $29 have been made in calculating yields on obligations of states and political subdivisions using a 21% rate. Weighted average yields are calculated on the basis of the cost and effective yields weighted for the scheduled maturity of each security. Mortgage-backed securities, which have prepayment provisions, are assigned to a maturity category based on estimated average lives. Securities are shown at their fair values, which include the market value adjustments for AFS securities.

 The Company’s focus will be to continue generating interest revenue primarily through loan growth, as loans generate the highest yields of total earning assets.  Table III provides a summary of the securities portfolio by category and remaining contractual maturity.  Issues classified as equity securities have no stated maturity date and are not included in Table III.
LOANS
In 2024, the Company’s primary category of earning assets and most significant source of interest income, total loans, increased $89,925, or 9.3%, to $1,061,825.  The increase in loan balances came from real estate and commercial lending, which was partially reduced by consumer lending.
Management continues to place emphasis on its commercial lending, which generally yields a higher return on investment as compared to other types of loans. The commercial lending segment increased $51,235, or 10.7%, from year-end 2023, which came mostly from commercial real estate loans. The commercial real estate loan segment comprised 35.1% of the Company’s total loan portfolio at December 31, 2024. Commercial real estate consists of owner-occupied, nonowner-occupied and construction loans. Owner-occupied loans consist of nonfarm, nonresidential properties. A commercial owner-occupied loan is a borrower purchased building or space for which the repayment of principal is dependent upon cash flows from the ongoing operations conducted by the party, or an affiliate of the party, who owns the property. Owner-occupied loans of the Company include loans secured by hospitals, churches, and hardware and convenience stores.  Nonowner-occupied loans are property loans for which the repayment of principal is dependent upon rental income associated with the property or the subsequent sale of the property, such as apartment buildings, condominiums, hotels, and motels.  These loans are primarily impacted by the level of interest rates associated with the debt and to local economic conditions, which dictate occupancy rates and the amount of rent charged. The increase in debt service due to higher interest rates may not be able to be passed on to tenants. As part of the origination process, loan interest rates and occupancy rates are stressed to determine the impact on the borrower’s ability to maintain adequate debt service under different economic conditions. Furthermore, the Company monitors the concentration in any one industry and has established limits relative to capital. In addition, credit quality trends are monitored by industry to determine if a change in the risk exposure to a certain industry may warrant a change in our underwriting standards. Table IV has been provided to illustrate the industry composition of the commercial real estate portfolio. Commercial construction loans are extended to individuals as well as corporations for the construction of an individual property or multiple properties and are secured by raw land and the subsequent improvements.  Commercial real estate also includes loan participations with other banks outside the Company’s primary market area.  Although the Company is not actively seeking to participate in loans originated outside its primary market area, it has taken advantage of the relationships it has with certain lenders in those areas where the Company believes it can profitably participate with an acceptable level of risk. Commercial real estate loans totaled $372,987 at December 31, 2024, an increase of $50,093, or 15.5%, over the balance of commercial real estate loans at year-end 2023. Most of this growth came from larger originations from nonowner-occupied loans, with balances increasing $28,646, or 16.1%, from year-end 2023. Also, contributing to growth was the construction loan portfolio, which increased $17,332, or 27.8%, from year-end 2023. Lastly, the owner-occupied commercial loan portfolio increased $4,115, or 5.0%, from year-end 2023.

management’s discussion and analysis of
financial condition and results of operations

Commercial loans were also positively impacted by growth in commercial and industrial loans. Commercial and industrial loans consist of loans to corporate borrowers primarily in small to mid-sized industrial and commercial companies that include service, retail, and wholesale merchants. Collateral securing these loans includes equipment, inventory, and stock. During 2024, the commercial and industrial loan portfolio increased $1,142 from year-end 2023.
Generating residential real estate loans remains a significant focus of the Company’s lending efforts. The residential real estate loan portfolio segment represented 35.2% of the Company’s overall loan portfolio in 2024, consists primarily of one- to four-family residential mortgages, and carries many of the same customer and industry risks as the commercial loan portfolio. During 2024, mortgage rates remained elevated, which provided the Company with less opportunities to originate and sell long-term fixed-rate residential mortgages to the Federal Home Loan Mortgage Corporation. Due to the elevated mortgage rates, mortgage customers were selecting more in-house variable rate mortgage products than long-term fixed rate products, which enhanced the growth in the portfolio. As a result, residential real estate loans increased $54,030, or 16.9%, during 2024 as compared to year-end 2023. This was led by a higher loan volume of short-term adjustable-rate loans (up $38,124) and long-term fixed-rate loans (up $12,360) at year-end 2024.

Loan Portfolio Composition
at December 31, 2024	at December 31, 2023

management’s discussion and analysis of
financial condition and results of operations
 The Company’s loan balances were impacted by a decrease in the consumer loan portfolio, which was down $15,340, or 8.9%, from year-end 2023. The Company’s consumer loans are primarily secured by automobiles, mobile homes, recreational vehicles, and other personal property. Personal loans and unsecured credit card receivables are also included as consumer loans. Leading the decline in consumer loans was a decrease in auto loans of $11,215, or 18.2%, and a decrease in other consumer loans of $10,705, or 14.3%, from year-end 2023. The decrease in these portfolio segments is consistent with the Company’s strategy to deemphasize consumer loans in 2024 as other loan portfolio segments are more profitable. In line with its decision to deemphasize consumer loans, the Company exited the indirect lending business for automobiles and recreational vehicles effective October 11, 2024. As a result, these portfolio segments are expected to decrease going forward. Partially offsetting the decrease in these portfolios was the $6,580, or 18.3%, increase in home equity lines of credit. The growth was related to the Company’s home equity line product with no closing costs that was introduced in 2022.
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

COMMERCIAL REAL ESTATE BY INDUSTRY
As of December 31, 2024
Table IV

The following table provides the composition of commercial real estate loans by industry classification (as defined by the North American Industry Classification System).

(dollars in thousands)
	Amount	% of Total
Real Estate Rental and Leasing	$172,157	46.16%
Accommodation and Food Services	65,263	17.50%
Retail Trade	28,438	7.62%
Health Care and Social Assistance	23,846	6.39%
Manufacturing	19,437	5.21%
Construction	16,158	4.33%
All Other	47,688	12.79%
Total	$372,987	100.00%

management’s discussion and analysis of
financial condition and results of operations

MATURITY AND REPRICING DATA OF LOANS
As of December 31, 2024
Table V

(dollars in thousands)
	Within One Year	After One but Within Five Years	After Five but Within Fifteen Years	After Fifteen Years	Total
Residential real estate loans	$107,754	$214,385	$48,061	$3,334	$373,534
Commercial real estate loans	114,391	227,267	30,511	818	372,987
Commercial and industrial loans	55,012	40,671	32,510	30,247	158,440
Consumer loans (1)	70,930	69,195	16,723	16	156,864
Total loans	$348,087	$551,518	$127,805	$34,415	$1,061,825

Loans maturing or repricing after one year with:	Variable Interest Rates	Fixed Interest Rates	Total
Residential real estate loans	$222,715	$43,065	$265,780
Commercial real estate loans	216,081	42,515	258,596
Commercial and industrial loans	16,571	86,857	103,428
Consumer loans (1)	30	85,904	85,934
Total loans	$455,397	$258,341	$713,738

(1) Includes automobile, home equity and other consumer loans.

The Company will continue to sell a portion of its long-term fixed-rate loans to the secondary market even though there is no significant demand for such loans under the current rate environment. Furthermore, the Company will continue to monitor the pace of its loan volume and will remain consistent in its approach to sound underwriting practices with a focus on asset quality.
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
For AFS debt securities, the Company evaluates the securities at each measurement date to determine whether the decline in the fair value below the amortized costs basis is due to credit-related factors or noncredit-related factors. Upon adoption of ASC 326 on January 1, 2023, and as of December 31, 2024, the Company determined that all AFS securities that experienced a decline in fair value below the amortized cost basis were due to non-credit related factors. Therefore, no ACL was recorded, and no provision expense was recognized during the year ended December 31, 2024.

management’s discussion and analysis of
financial condition and results of operations
For held to maturity (“HTM”) debt securities, the Company evaluates the securities collectively by major security type at each measurement date to determine expected credit losses based on issuer’s bond rating, historical loss, financial condition, and timely principal and interest payments. At December 31, 2024, the ACL for HTM debt securities was $1 based on a .02% cumulative default rate taken from the S&P and Moody’s bond rating index. This compares to an ACL of $2 at December 31, 2023.
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
As of December 31, 2024, the ACL for loans totaled $10,088, or 0.95%, of total loans. As of December 31, 2023, the ACL for loans totaled $8,767, or 0.90%, of total loans. The increase in the ACL was mostly impacted by additional reserves associated with certain qualitative risk factors and by higher expected loss rates in relation to a worsened unemployment and gross domestic product forecast. In addition, the ACL reserve balance was impacted by an $87,798 increase in collectively evaluated loan balances during 2024, primarily from the real estate and commercial real estate loan segments.
The Company experienced higher delinquency levels from year-end 2023. Nonperforming loans to total loans increased to 0.46% at December 31, 2024, compared to 0.26% at December 31, 2023, and nonperforming assets to total assets increased to 0.33% at December 31, 2024, compared to 0.19% at December 31, 2023.
During 2024, the Company individually evaluated several loans for expected credit loss. The fair value of the loans’ collateral was measured to the loans’ recorded investment and no expected losses were identified as part of that review. As a result, there were no specific reserves recorded as of December 31, 2024. In addition, there were no specific reserves recorded as of December 31, 2023.
Management believes that the ACL at December 31, 2024, was appropriate to absorb expected losses in the loan portfolio. Changes in the circumstances of particular borrowers, as well as adverse developments in the economy, are factors that could change, and management will make adjustments to the ACL as needed. Asset quality will continue to remain a key focus of the Company as management continues to stress not just loan growth, but quality in loan underwriting.

management’s discussion and analysis of
financial condition and results of operations

ALLOCATION OF THE ALLOWANCE FOR CREDIT LOSSES
Table VI
(dollars in thousands)
	Years Ended December 31
	2024	2023
Residential real estate loans	$2,684	$2.213
Percentage of loans to total loans	35.18%	32.87%
Percentage of net charge-offs to average loans	-.01%	.02%

Commercial real estate loans	3,653	3,047
Percentage of loans to total loans	35.13%	33.22%
Percentage of net charge-offs to average loans	-.01%	-.01%

Commercial and industrial loans	1,536	1,275
Percentage of loans to total loans	14.92%	16.18%
Percentage of net charge-offs to average loans	-.16%	-.12%

Consumer loans (1)	2,215	2,232
Percentage of loans to total loans	14.77%	17.72%
Percentage of net charge-offs to average loans	.96%	.51%

Allowance for credit losses	$10,088	$8,767
Total loans percentage	100.00%	100.00%
Net charge-offs to average loans	.12%	.07%

     The above allocation is based on estimates and subjective judgments and is not necessarily indicative of the specific amounts or loan categories in which losses may ultimately occur.

 (1) Includes automobile, home equity and other consumer loans.
CREDIT RATIOS
Table VII
(dollars in thousands)
	Years Ended December 31
	2024	2023
Loans	$1,061,825	$971,900
Allowance for credit losses	10,088	8,767
Past due 90 days or more and still accruing	116	119
Nonaccrual	4,817	2,392
Allowance for credit losses to total loans	.95%	.90%
Nonaccrual loans to total loans	.45%	.25%
Allowance for credit losses to nonaccrual loans	209.42%	366.51%

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
Total deposits consist mostly of “core” deposits, which include noninterest-bearing deposits, as well as interest-bearing demand, savings, and money market deposits. The Bank focuses on core deposit relationships with consumers from local markets who can maintain multiple accounts and services at the Bank. The Company believes such core deposits are more stable and less sensitive to changing interest rates and other economic factors.  Total deposits increased $148,042, or 13.1%, from year-end 2023 to $1,275,178 at December 31, 2024. The increase was largely related to higher interest-bearing deposit balances, which were up $147,881, or 18.4%, from year-end 2023.

Composition of Total Deposits
at December 31,2024	at December 31,2023

 The increase in interest-bearing deposits came primarily from NOW, money market and time deposits, which include CDs and individual retirement accounts. NOW accounts increased $102,519 from year-end 2023. This increase was primarily related to the funds deposited by the Treasurer in relation to the Company’s participation in the Ohio Homebuyer Plus program, which totaled $97 million at December 31, 2024. The Treasurer’s deposit balance is subject to the participating customers’ account being open. As the accounts close, which the account must be used within five years of the opening date, the Treasurer will withdraw $100 per account. Furthermore, the balance of the customers’ accounts participating in the Ohio Homebuyer program totaled $6,775 at December 31, 2024. Money market accounts increased $31,718 from year-end 2023. This increase was related to the continued growth in the new tiered money market product that was introduced in January 2023 (Money Fund) that offered higher rates on tiered deposit balances. Total time deposits increased $14,765, or 3.9%, from year-end 2023. This increase came from the Company’s retail time deposits, which increased $31,876, or 10.4%, from year-end 2023. During 2024, the Company targeted growth in retail CDs to assist in funding loan growth and replace maturing wholesale CDs, which are brokered and internet CDs. The balance of wholesale CDs decreased $16,544 during 2024 to end at $61,004 at year-end 2024. While the Company’s preference is to fund earning asset demand with retail core deposits, wholesale deposits are utilized to help satisfy earning asset growth. The Company will continue to evaluate its use of wholesale deposits to manage the Company’s liquidity position and interest rate risk associated with longer-term, fixed-rate asset loan demand.

management’s discussion and analysis of
financial condition and results of operations

 The Company’s noninterest-bearing balances at year-end 2024 remained stable when compared to year-end 2023 and represented 25.3% of total deposits. The stability of consumer and business checking accounts is important as these type of accounts are typically considered the foundation of the customers’ relationship with the bank.
The Company expects to continue to experience increased competition for deposits in its market areas, which could challenge its net growth.  The Company will continue to emphasize growth and retention within its core deposit relationships during 2025, reflecting the Company’s efforts to reduce its reliance on higher cost funding and improving net interest income.
OTHER BORROWED FUNDS
 The Company also accesses other funding sources, including short-term and long-term borrowings, to fund potential asset growth and satisfy short-term liquidity needs. Other borrowed funds consist primarily of FHLB advances and promissory notes. During 2024, other borrowed funds decreased from $44,593 at year-end 2023 to $39,740, a decrease of $4,853. The decrease was related to the scheduled principal amortization for applicable FHLB advances. While deposits continue to be the primary source of funding for growth in earning assets, management will continue to utilize FHLB advances and promissory notes to help manage interest rate sensitivity and liquidity.
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
OFF-BALANCE SHEET ARRANGEMENTS
As discussed in Notes I and L to the financial statements at December 31, 2024 and 2023, the Company engages in certain off-balance sheet credit-related activities, including commitments to extend credit and standby letters of credit, which could require the Company to make cash payments in the event that specified future events occur. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Standby letters of credit are conditional commitments to guarantee the performance of a customer to a third party. While these commitments are necessary to meet the financing needs of the Company’s customers, many of these commitments are expected to expire without being drawn upon. Therefore, the total amount of commitments does not necessarily represent future cash requirements. Management does not anticipate that the Company’s current off-balance sheet activities will have a material impact on the results of operations or financial condition. The Bank estimates expected credit losses over the contractual period in which the Bank is exposed to credit risk via a contractual obligation to extend credit. At December 31, 2024, the estimated ACL related to off-balance sheet commitments was $582, which included the release of $110 in provision expense during the year ended December 31, 2024. The Bank uses the same credit policies in making commitments and conditional obligations as it does for instruments recorded on the balance sheet.

management’s discussion and analysis of
financial condition and results of operations
CAPITAL RESOURCES
Federal regulators have classified and defined capital into the following components: (i) Tier 1 capital, which includes tangible shareholders’ equity for common stock, qualifying preferred stock and certain qualifying hybrid instruments, and (ii) Tier 2 capital, which includes a portion of the allowance for credit losses, certain qualifying long-term debt, preferred stock and hybrid instruments which do not qualify as Tier 1 capital.
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
The Bank opted into the CBLR, and therefore, is not required to comply with the Basel III capital requirements. The numerator of the CBLR is Tier 1 capital, as calculated under present rules. The denominator of the CBLR is the QCBO’s average assets, calculated in accordance with the QCBO’s Call Report instructions and less assets deducted from Tier 1 capital. The current rules and Call Report instructions were impacted by the Company’s adoption of ASC 326 and its election to apply the 3-year CECL transition provision on January 1, 2023. By making this election, the Bank, in accordance with Section 301 of the regulatory capital rules, will increase it retained earnings (Tier 1 Capital) and average assets by 75% of its CECL transition amount during the first year of the transition period, 50% of its CECL transition amount during the second year, and 25% of its CECL transitional amount during the third year of the transition period. The Bank’s transition amount from the adoption of CECL totaled $2,276, which resulted in the add-back of $1,138 to both Tier 1 capital and average assets as part of the CBLR calculation for December 31, 2024. As of December 31, 2024, the Bank’s CBLR was 9.9%.
As detailed in Note P to the financial statements, at December 31, 2024, the Bank was deemed to be “well capitalized” under applicable prompt corrective action regulations.  The Company’s total shareholders’ equity at December 31, 2024 of $150,328 increased $6,321, or 4.4%, as compared to $144,007 at December 31, 2023. Capital grew during 2024 primarily from year-to-date net income of $10,999, less dividends paid of $4,177. This net growth was further impacted by a $944 after-tax increase in net unrealized gains on AFS securities from year-end 2023. During 2024, long-term market rates decreased, which caused an increase in the fair value of the Company’s available for sale investment portfolio. Lastly, the Company issued $500 in common shares to the ESOP plan. Partially offsetting these growth factors was the purchase of $1,945 in common shares during 2024 under the announced stock buyback plan. At December 31, 2024, the cumulative amount of common shares purchased under the plan totaled $2,967 of the $5,000 permitted.

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
Total cash and cash equivalents, HTM securities maturing within one year, and AFS securities, which totaled $352,563, represented 23.5% of total assets at December 31, 2024 compared to $290,781 and 21.5% of total assets at December 31, 2023. This growth in liquid funds came primarily from the $104,925 increase in securities in relation to the implementation of the Ohio Homebuyer Plus program. The growth in securities was partially offset by the $45,019 decrease in cash and cash equivalents, which was utilized to fund growth in earning assets.
In addition to the on-balance sheet liquidity discussed above, the Bank has established multiple sources of funding to further enhance the Bank’s ability to meet liquidity demands. The Bank has pledged collateral to the FHLB and the FRB to establish committed borrowing lines. At December 31, 2024, the Bank could borrow an additional $87,635 from the FHLB and the borrowing line with the FRB had availability of $54,156. For each of these sources, the Bank has established an internal limit of 85% of our borrowing capacity. In addition to the committed borrowing lines, the Bank has access to several wholesale funding sources, such as, brokered CDs, a $25 million federal funds purchase limit with two correspondent banks, and the ability to bid on available funds from select deposit placement services. The Bank has established limits for each respective funding source and a collective limit on all wholesale funding sources. The Bank’s internal limit on brokered CDs is 10% of total assets. At December 31, 2024, the amount of brokered CDs outstanding was 3.25% of total assets, a decrease from 4.86% at December 31, 2023. At December 31, 2024, the Bank had utilized 52.21% of our FHLB capacity, an increase from 51.74% at December 31, 2023. The collective internal limit on all wholesale funding sources is 40% of total assets. At December 31, 2024, the Bank’s total wholesale funding sources represented 11.62% of total assets, a decrease from 14.02% at December 31, 2023. Based on the collective internal wholesale funding limit, the Bank had the capacity to borrow an additional $422 million in wholesale funds and the available funding from the respective wholesale funding sources exceeded this amount, which provides the flexibility to utilize one source more than another due to pricing or availability.
As part of performing liquidity stress tests, the Bank monitors and evaluates the exposure to uninsured deposits. Of the Company’s $1,275,178 in total deposit balances at December 31, 2024, only 39.6%, or $504,903, were deemed uninsured as per the $250 FDIC threshold. A portion of these deposits were related to public entities, which require the Bank to pledge securities or FHLB letters of credit to cover the amount of the deposit balance that is deemed uninsured. To the extent these deposits left the Bank, the level of unpledged securities and the borrowing capacity at the FHLB would increase or could be utilized to fund the deposit outflow. The sum of current on-balance sheet liquidity and available wholesale funding sources exceeded the balance of uninsured deposits at December 31, 2024. Included in on-balance sheet liquidity are AFS securities in an unrealized loss position. Although management does not intend to sell the securities before the recovery of its cost basis, they are a contingent resource from a liquidity perspective.

management’s discussion and analysis of
financial condition and results of operations
KEY RATIOS Table VIII
	2024	2023	2022	2021	2020

Return on average assets	.77%	.99%	1.06%	.95%	.94%
Return on average equity	7.50%	9.24%	9.86%	8.45%	7.83%
Dividend payout ratio	37.98%	38.56%	35.39%	34.25%	39.20%
Average equity to average assets	10.29%	10.72%	10.78%	11.25%	11.95%

As our liquidity position dictates, the preceding funding sources may be utilized to supplement our liquidity position. If the utilization of wholesale funding increases to fund asset growth or for liquidity management purposes, the net interest margin may be negatively impacted due to the higher relative cost of these sources as compared to core deposits. For further cash flow information, see the consolidated statement of cash flows. Management does not rely on any single source of liquidity and monitors the level of liquidity based on many factors affecting the Company’s financial condition.
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
CRITICAL ACCOUNTING ESTIMATES
The Company believes the determination of the ACL involves a higher degree of judgment and complexity than its other significant accounting estimates. The ACL is calculated with the objective of maintaining a reserve level believed by management to be sufficient to absorb estimated credit losses over the life of an asset or off-balance sheet credit exposure. Management’s determination of the adequacy of the ACL is based on periodic evaluations of past events, including historical credit loss experience on financial assets with similar risk characteristics, current conditions, and reasonable and supportable forecasts that affect the collectability of the remaining cash flows over the contractual term of the financial assets. However, this evaluation has subjective components requiring material estimates, including expected default probabilities, the expected loss given default, the amounts and timing of expected future cash flows on individually evaluated loans, and estimated losses based on historical loss experience and forecasted economic conditions. All of these factors may be susceptible to significant change. To the extent that actual results differ from management estimates, additional provisions for credit losses may be required that would adversely impact earnings in future periods. Refer to “Allowance for Credit Losses” and “Provision for Credit Losses” sections within this MD&A for additional discussion.

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