Form 10-K, Exhibit 13
period 2025-12-31
OHIO VALLEY BANC CORP
filed 2026-03-13
CIK 894671

Ohio Valley Banc Corp.

Annual Report 2025

Action
Heart
Together We
Make an Impact
Service
Compassion
Trust
Community First!
Respect
Connection
Commitment
LAWRENCE COUNTY
FARM BUREAU
Today We Helped Pack
8,750 Meals!
FACING HUNGER FOODBANK

Community First!

Message from Management

If we had to pick a word for 2025, it would be security. From keeping careful watch over the funds that are entrusted to us to making sure we provide stable financing and financial guidance when and where it is needed, we want to be a place where our shareholders and customers know they will be taken care of.

Security was a primary topic at our Annual Meeting in May when we launched a suite of free security tools for our personal banking customers. My Financial Health Suite includes credit monitoring, dark web scanning and data breach notifications, privacy scanning, and a subscription manager. New innovations like this combined with a constantly evolving security program and attentive bankers and lenders make Ohio Valley Bank and Loan Central trusted companies in their communities.

But security sometimes means more.

Sometimes it's about being able to make a large purchase at a moment's notice. And for that, we enhanced our rewards credit card. Sometimes it's about knowing you have the right partner to improve your credit score to do the things you need to do. So, we introduced the Secured Credit Card program for those who need a little help recovering from past financial mistakes. Sometimes it's about knowing you have the right person by your side when it's time to race the clock to lock in the purchase of your new home. So, we created a new Mortgage Advisor role with an expert community banker focused on home financing.

For our shareholders, security means growth of the company. So, we expanded our market by opening an OVB loan office in Parkersburg, West Virginia. We continue to look at areas of opportunity to expand all while monitoring the efficiency and effectiveness of our current branch network.

All these "security" projects from free tools that protect identity and money to an overhaul of the credit card rewards program to placement of our first mortgage advisor were the products of 2025. Inside this publication you will find the results of this work.

We look forward to what 2026 brings. If you do as well and are a shareholder, we invite you to join us for our Annual Meeting of Shareholders to be held at 5 p.m. on May 13, 2026, at the Holzer Leadership & Innovation Institute in Gallipolis, Ohio.

From our community to yours,

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
E. Allen Bell John A. Myers

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

Bryan F. Stepp, Senior Vice President, Lending/Credit

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

Mario P. Liberatore, President, OVB West Virginia

Rick A. Swain, President, Western Division

Senior Vice Presidents

Bryna S. Butler, Corporate Communications

Terri M. Camden, Director of Human Resources

Frank W. Davison, Operations

Allen W. Elliott, Branch Administration

Brandon O. Huff, Loan Operations & Efficiency

Christopher L. Preston, Growth Strategist

Shawn R. Siders, Chief Credit Officer

Vice Presidents

John A. Anderson, Senior Loan Systems Analyst

Shelly N. Boothe, Commercial Business Development Officer

Kyla R. Carpenter, Director of Marketing

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

Assistant Vice Presidents II

John M. Copley, Collections Manager

Andrea L. Hesson, Lead Lender-PPO

Joel J. Johnston, Commercial Loan Officer

Barbara A. Patrick, BSA Officer/Loss Prevention

Stephenie L. Peck, Regional Branch Administrator, Security Officer

Raymond G. Polcyn, Manager of Buying Dept.

Tammie K. Powell, Technical Officer

Terri L. Taylor, Lawrence County Region Manager

Kimberly R. Williams, Systems Officer

Melissa P. Wooten, Shareholder Relations Manager and Trust Officer

Assistant Vice Presidents I

David W. Bevens, Residential Lending Manager, Western Division

Andrew J. Bush, Digital Banking Manager

Aaron M. Chapman, Senior Credit Analyst

Emily D. Conway, Assistant Secretary

Michelle L. Hammond, Residential Loan Operations Officer

Harmony L. Jones, Residential Operations Manager

Matthew J. Joos, IT Manager

Mary L. McKinniss, Compliance Officer II & Fair Lending Officer

Melinda G. Spurlock, Accounting Specialist

Anthony W. Staley, Product Development, Business Sales & Support

Jenni A. Swain, Marketing Specialist

A great place to invest. budget. finance. tax prep. dream....

TiME-tested
RELiABLE

2025 was all about security. Security in the fact that our customers and shareholders have selected a financial partner that will be help them protect their wealth and legacy. Ohio Valley Bank and Loan Central are breaking ground while drawing on their hometown customer service roots to be the top trusted financial institutions in the region.

Gifting OVBC shares is a great way to show your support of this American company. Ask us how by emailing **investorrelations@ovbc.com**.

OVB, Loan Central, or both.
Your company is a vital part of these growing communities in Ohio and West Virginia.

Athens
Barboursville
Gallipolis
Jackson
Ironton
Mason
Milton
Oak Hill
Parkersburg *New OVB Loan Office*
Point Pleasant
Rio Grande
Waverly
Wellston
Wheelersburg

With dedicated mobile business loan officers in Circleville and Charleston.

OHIO VALLEY BANC CORP.
ANNUAL REPORT 2025
FINANCIALS

consolidated statements of condition

	As of December 31
	2025	2024
(dollars in thousands, except per share data)

Assets

Cash and noninterest-bearing deposits with banks	$14,845	$15,704
Interest-bearing deposits with banks	31,052	67,403
Total cash and cash equivalents	45,897	83,107

Securities available for sale	253,906	268,120
Securities held to maturity, net of allowance for credit losses of $1 in 2025 and 2024	5,452	7,049
Restricted investments in bank stocks	5,258	5,007

Total loans	1,196,018	1,061,825
Less: Allowance for credit losses	(11,519)	(10,088)
Net loans	1,184,499	1,051,737

Premises and equipment, net	20,509	21,229
Premises and equipment held for sale, net	400	507
Accrued interest receivable	5,476	4,805
Goodwill	7,319	7,319
Bank owned life insurance and annuity assets	43,305	42,048
Operating lease right-of-use asset, net	923	1,024
Deferred tax assets	5,621	7,218
Other assets	4,089	4,242
Total assets	$1,582,654	$1,503,412

Liabilities

Noninterest-bearing deposits	$314,131	$322,383
Interest-bearing deposits	1,015,536	952,795
Total deposits	1,329,667	1,275,178

Other borrowed funds	44,848	39,740
Subordinated debentures	8,500	8,500
Operating lease liability	923	1,024
Allowance for credit losses on off-balance sheet commitments	871	582
Other liabilities	27,588	28,060
Total liabilities	1,412,397	1,353,084

Contingent Liabilities	—	—

Shareholders’ Equity

Common stock ($1.00 stated value per share, 10,000,000 shares authorized; 5,490,995 shares issued)	5,491	5,491
Additional paid-in capital	52,321	52,321
Retained earnings	133,007	121,693
Accumulated other comprehensive income (loss)	(1,869)	(10,484)
Treasury stock, at cost (779,994 shares)	(18,693)	(18,693)
Total shareholders’ equity	170,257	150,328
Total liabilities and shareholders’ equity	$1,582,654	$1,503,412

See accompanying notes to consolidated financial statements

consolidated statements of income

For the years ended December 31	2025	2024
(dollars in thousands, except per share data)

Interest and dividend income:
Loans, including fees	$73,327	$64,938
Securities:
Taxable	8,966	5,862
Tax exempt	110	132
Dividends	372	384
Interest-bearing deposits with banks	2,462	4,447
	85,237	75,763
Interest expense:
Deposits	25,408	24,639
Other borrowed funds	1,553	1,702
Subordinated debentures	531	618
	27,492	26,959
Net interest income	57,745	48,804
Provision for credit losses	3,054	2,469
Net interest income after provision for credit losses	54,691	46,335

Noninterest income:
Service charges on deposit accounts	3,033	3,039
Trust fees	376	404
Income from bank owned life insurance and annuity assets	986	929
Mortgage banking income	182	163
Electronic refund check / deposit fees	676	675
Debit / credit card interchange income	5,164	4,968
Loss on sale of available for sale securities	(3,747)	—
Tax preparation fees	641	644
Other	1,659	2,349
	8,970	13,171
Noninterest expense:
Salaries and employee benefits	24,909	27,782
Occupancy	2,017	1,938
Furniture and equipment	1,328	1,300
Professional fees	1,803	1,873
Marketing expense	1,205	820
FDIC insurance	698	648
Data processing	3,551	3,094
Software	2,363	2,260
Other	6,335	6,415
	44,209	46,130
Income before income taxes	19,452	13,376
Provision for income taxes	3,851	2,377
NET INCOME	$15,601	$10,999

Earnings per share	$3.31	$2.32

See accompanying notes to consolidated financial statements

consolidated statements of
comprehensive income

For the years ended December 31	2025	2024
(dollars in thousands)

NET INCOME	$15,601	$10,999

Other comprehensive income (loss):
Change in unrealized gain (loss) on available for sale securities	7,306	1,211
Reclassification adjustment for realized losses	3,747	—
	11,053	1,211
Related tax (expense) benefit	(2,438)	(267)
Total other comprehensive income (loss), net of tax	8,615	944

Total comprehensive income (loss)	$24,216	$11,943

See accompanying notes to consolidated financial statements

consolidated statements of changes in
shareholders’ equity

For the years ended December 31, 2025 and 2024
(dollars in thousands, except share and per share data)
	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Shareholders’ Equity
Balance at January 1, 2024	$5,470	$51,842	$114,871	$(11,428)	$(16,748)	$144,007

Net income	—	—	10,999	—	—	10,999
Other comprehensive income, net	—	—	—	944	—	944
Cash dividends, $0.88 per share	—	—	(4,177)	—	—	(4,177)
Common stock issued to ESOP, 20,542 shares	21	479	—	—	—	500
Shares acquired for treasury, 82,673 shares	—	—	—	—	(1,945)	(1,945)
Balance at December 31, 2024	5,491	52,321	121,693	(10,484)	(18,693)	150,328

Net income	—	—	15,601	—	—	15,601
Other comprehensive income, net	—	—	—	8,615	—	8,615
Cash dividends, $0.91 per share	—	—	(4,287)	—	—	(4,287)
Balance at December 31, 2025	$5,491	$52,321	$133,007	$(1,869)	$(18,693)	$170,257

See accompanying notes to consolidated financial statements

consolidated statements of cash flows

For the years ended December 31	2025	2024
(dollars in thousands)

Cash flows from operating activities:
Net income	$15,601	$10,999
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	3,054	2,469
Depreciation of premises and equipment	1,657	1,676
Accretion of building grant	(3)	(3)
Net amortization (accretion) of purchase accounting adjustments	(2)	(8)
Net amortization (accretion) of securities	(1,343)	(1,427)
Net realized loss on sale of securities	3,747	—
Proceeds from sale of loans in secondary market	1,672	590
Loans disbursed for sale in secondary market	(1,651)	(588)
Amortization of mortgage servicing rights	47	52
Gain on sale of loans	(229)	(215)
Accretion of purchased loan discount	(1,648)	—
Amortization of intangible assets	—	8
Deferred tax (benefit) expense	(841)	(1,180)
Contribution of common stock to ESOP	—	500
Income from bank owned life insurance and annuity assets	(986)	(929)
Change in accrued interest receivable	(671)	(1,199)
Change in other liabilities	(561)	1,891
Change in other assets	242	461
Net cash provided by operating activities	18,085	13,097

Cash flows from investing activities:
Proceeds from sales of securities available for sale	33,201	—
Proceeds from maturities and paydowns of securities available for sale	132,961	34,741
Purchases of securities available for sale	(143,285)	(137,946)
Proceeds from calls and maturities of securities held to maturity	1,583	919
Purchases of restricted investments in bank stocks	(251)	(80)
Redemptions of restricted investments in bank stocks	—	110
Net change in loans	(133,706)	(90,997)
Purchases of premises and equipment	(1,037)	(1,433)
Disposals of premises and equipment	200	29
Purchases of bank owned life insurance and annuity assets	(500)	(772)
Withdrawals from bank owned life insurance and annuity assets	229	246
Net cash (used in) investing activities	(110,605)	(195,183)

Cash flows from financing activities:
Change in deposits	54,489	148,042
Cash dividends	(4,287)	(4,177)
Purchases of treasury stock	—	(1,945)
Proceeds from Federal Home Loan Bank borrowings	10,000	2
Repayment of Federal Home Loan Bank borrowings	(4,992)	(4,962)
Change in other short-term borrowings	100	107
Net cash provided by financing activities	55,310	137,067

Cash and cash equivalents:
Change in cash and cash equivalents	(37,210)	(45,019)
Cash and cash equivalents at beginning of year	83,107	128,126
Cash and cash equivalents at end of year	$45,897	$83,107

Supplemental disclosure:
Cash paid for interest	$26,142	$28,322
Cash paid for income taxes	4,669	3,585
Operating lease liability arising from obtaining right-of-use asset	90	—

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

The Company provides a full range of commercial and retail banking services from 24 offices located in southeastern Ohio and western West Virginia. It accepts deposits in checking, savings, time and money market accounts and makes personal, commercial, construction and real estate loans. Substantially all loans are secured by specific items of collateral, including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from business operations. The Company also offers safe deposit boxes, wire transfers and other standard banking products and services. The Bank’s deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”). In addition to accepting deposits and making loans, the Bank invests in U. S. Government and agency obligations, interest-bearing deposits in other financial institutions and investments permitted by applicable law.

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

Reclassifications: The consolidated financial statements for 2024 have been reclassified to conform with the presentation for 2025.  These reclassifications had no effect on the net results of operations or shareholders’ equity.

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

Management made the accounting policy election to exclude accrued interest receivable from the estimate of credit losses. Accrued interest receivable on AFS debt securities totaled $1,330 at December 31, 2025 and $1,294 at December 31, 2024.

Management classifies the AFS portfolio into the following major security types: U.S. Government securities, U.S. Government sponsored entity securities, and Agency mortgage-backed residential securities. At December 31, 2025 and 2024, there was no ACL related to AFS debt securities.

ACL – HTM Securities: Management measures expected credit losses on HTM debt securities on a collective basis by major security type with each type sharing similar risk characteristics and considers historical credit loss information that is adjusted for current conditions and reasonable and supportable forecasts. The ACL on securities HTM is a contra asset valuation account that is deducted from the carrying amount of HTM securities to present the net amount expected to be collected. HTM securities are charged off against the ACL when deemed uncollectible. Adjustments to the ACL are reported in the Company’s consolidated statements of income in the provision for credit losses. Management classifies the HTM portfolio into two major security types:  Obligations of states and political subdivisions and Agency mortgage-backed residential securities. Agency mortgage-backed residential securities consist of only two securities with balances that are not significant. With regard to obligations of states and political subdivisions, management considers (1) issuer bond ratings, (2) historical loss rates for given bond ratings, (3) the financial condition of the issuer, and (4) whether issuers continue to make timely principal and interest payments under the contractual terms of the securities. At December 31, 2025, there was $1 in the ACL related to HTM debt securities, unchanged from December 31, 2024. There was no corresponding provision expense during the year ended December 31, 2025, compared to a $1 recovery of provision expense during the year ended December 31, 2024.

Management made the accounting policy election to exclude accrued interest receivable from the estimate of credit losses. Accrued interest receivable on HTM debt securities totaled $13 at December 31, 2025 and $24 at December 31, 2024.

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

The Bank also originates long-term, fixed-rate mortgage loans, with the full intention of being sold to the secondary market. These loans are considered held for sale during the period of time after the principal has been advanced to the borrower by the Bank, but before the Bank has been reimbursed by the Federal Home Loan Mortgage Corporation, typically within a few business days. Loans sold to the secondary market are carried at the lower of aggregate cost or fair value. As of December 31, 2025 and 2024, there were no loans held for sale by the Bank.

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
Note A - Summary of Significant Accounting Policies (continued)
Historical credit loss experience is the basis for the estimation of expected credit losses. We apply historical loss rates to pools of loans with similar risk characteristics. In defining historical loss rates and the prepayment rates and curtailment rates used to determine the expected life of loans, the use of regional and national peer data was used. After consideration of the historic loss calculation, management applies qualitative adjustments to reflect the current conditions and reasonable and supportable forecasts not already reflected in the historical loss information at the balance sheet date. Our reasonable and supportable forecast adjustment, referred to above as “Loss Driver”, is based on the national unemployment rate and the national gross domestic product forecast for the first year. For periods beyond our reasonable and supportable forecast, we revert to historical loss rates utilizing a straight-line method over a two-year reversion period. The qualitative adjustments for current conditions are based upon changes in lending policies and practices, experience and ability of lending staff, quality of the Company’s loan review system, value of underlying collateral, the volume and severity of past due loans, the value of underlying collateral for collateral dependent loans, the existence of and changes in concentrations and other external factors. Each factor is assigned a value to reflect improving, stable, or declining conditions based on management’s best judgment using relevant information available at the time of the evaluation. Expected credit losses are estimated over the contractual term of the loans, adjusted for expected prepayments when appropriate. The contractual term excludes expected extensions, renewals, and modifications unless either of the following applies: management has a reasonable expectation at the reporting date that a modification will be executed with an individual borrower, or the extension of renewal options are included in the original or modified contract at the reporting date and are not unconditionally cancellable by the Company.

The Company has elected to exclude accrued interest receivable from the measurement of its ACL. Accrued interest receivable on loans totaled $4,111 at December 31, 2025 and $3,429 at December 31, 2024. When a loan is placed on non-accrual status, any outstanding accrued interest is reversed against interest income.

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

At December 31, 2025, there was $11,519 in the ACL related to loans, compared to $10,088 at December 31, 2024. This resulted in corresponding provision expense of $2,765 and $2,580 during the years ended December 31, 2025 and 2024, respectively.

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

ACL – Off-Balance Sheet Credit Exposures: The Company estimates expected credit losses over the contractual period in which the Company is exposed to credit risk via a contractual obligation to extend credit, unless that obligation is unconditionally cancellable by the Company. The ACL on off-balance sheet credit exposures is adjusted through credit loss expense. The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over its estimated life. At December 31, 2025, there was $871 in the ACL related to off-balance sheet credit exposures, compared to $582 at December 31, 2024. This resulted in corresponding provision expense of $289 during the year ended December 31, 2025, compared to a $110 recovery of provision expense during the year ended December 31, 2024.

Concentrations of Credit Risk: The Company grants residential, consumer and commercial loans to customers located primarily in the southeastern Ohio and western West Virginia areas.

The following represents the composition of the Company’s loan portfolio as of December 31:

	% of Total Loans
	2025	2024
Commercial real estate loans	39.30%	35.13%
Residential real estate loans	34.94%	35.18%
Commercial and industrial loans	13.97%	14.92%
Consumer loans	11.79%	14.77%
	100.00%	100.00%

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note A - Summary of Significant Accounting Policies (continued)

The Bank, in the normal course of its operations, conducts business with correspondent financial institutions. Balances in correspondent accounts, investments in federal funds, and other short-term securities are closely monitored to ensure that prudent levels of credit and liquidity risks are maintained. At December 31, 2025, the Bank’s primary correspondent balance was $30,260 on deposit at the FRB, Cleveland, Ohio.

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

The Company enters into leases in the normal course of business primarily for branch buildings and office space to conduct business.  The Company’s leases have remaining terms ranging from 4 months to 15.6 years, some of which include options to extend the leases for up to 15 years.

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

Leases are classified as operating or finance leases at the lease commencement date.  Lease expense for operating leases and short-term leases is recognized on a straight-line basis over the lease term.  Right-of-use (“ROU”) assets represent our right to use an underlying asset for the lease term and lease liabilities are recognized at the lease commencement date based on the estimated present value of lease payments over the lease term. At December 31, 2025 and 2024, the Company did not have any finance leases.

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

Goodwill: Goodwill results from business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is assessed for impairment at least annually or more frequently if events and circumstances exist that indicate that an impairment test should be performed. For both 2025 and 2024, the Company selected November 30th as the date to perform its annual impairment test. If possible impairment is likely, the Company will utilize the assistance of an independent third party for an appraisal and any such impairment is recognized in the period identified. The goodwill impairment analysis is used to identify potential impairment by comparing the fair value of the relevant reporting entity with its carrying value, including goodwill. The analysis is performed under guidance of FASB ASC 350. As of December 31, 2025, the Company concluded it is unlikely impairment of goodwill has occurred from the goodwill established from the Company’s acquisitions. See Note F for more specific disclosures related to goodwill impairment testing.

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

Mortgage Servicing Rights: A mortgage servicing right (“MSR”) is a contractual agreement where the right to service a mortgage loan is sold by the original lender to another party. When the Company sells mortgage loans to the secondary market, it retains the servicing rights to these loans. The Company’s MSR is recognized separately when acquired through sales of loans and is initially recorded at fair value with the income statement effect recorded in mortgage banking income. Subsequently, the MSR is then amortized in proportion to and over the period of estimated future servicing income of the underlying loan. The MSR is then evaluated for impairment periodically based upon the fair value of the rights as compared to the carrying amount, with any impairment being recognized through a valuation allowance. Fair value of the MSR is based on market prices for comparable mortgage servicing contracts. Impairment is determined by stratifying rights into groupings based on predominant risk characteristics, such as interest rate, loan type and investor type. If the Company later determines that all or a portion of the impairment no longer exists for a particular grouping, a reduction of the allowance may be recorded as an increase to income. At December 31, 2025 and 2024, the Company’s MSR assets were $318 and $355, respectively, and were included within Other Assets on the Statement of Condition.

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

Earnings Per Share: Earnings per share is based on net income divided by the following weighted average number of common shares outstanding during the periods: 4,711,001 for 2025 and 4,736,820 for 2024. Ohio Valley had no dilutive effect and no potential common shares issuable under stock options or other agreements for any period presented.

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

Restrictions on Cash: Cash on hand or on deposit with the FRB totaled $30,260 and $66,599 at year-end 2025 and 2024, respectively, and were subject to clearing requirements but not subject to any regulatory reserve requirements. The balances on deposit with the FRB earn interest at a rate set by the FRB that is related to the federal funds rate. At December 31, 2025, the rate was 3.65% compared to 4.40% at December 31, 2024.

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

At December 31, 2025 and 2024, the only derivative instruments used by the Company were interest rate swaps, which are classified as stand-alone derivatives. See Note H for more specific disclosures related to interest rate swaps.

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

Operating Segments: We conduct our operations through a single business segment, banking, which derives interest and noninterest income through our banking products and services and investment securities. All of our income relates to our operations in the United States.

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
Note A - Summary of Significant Accounting Policies (continued)

Our chief operating decision maker, which is our Chief Executive Officer, evaluates interest and noninterest income streams and credit losses from our various products and services, while expense activities, including interest expense and noninterest expense, are managed, and financial performance is evaluated, on a Company-wide basis. As a result, detailed profitability information for each interest and noninterest income stream is not used by our chief operating decision maker to allocate resources or in assessing performance. Rather, our chief operating decision maker uses consolidated net income to assess performance by comparing it to and monitoring against budgeted and prior year results. This information is used to manage resources to drive business and net income growth, including investment in key strategic priorities, as well as determining our ability to return capital to shareholders. Segment assets represent total assets on our Consolidated Balance Sheets and segment net income represents net income on our Consolidated Statements of Income.

Recent Accounting Changes Adopted: ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This ASU enhances income tax disclosures, including the disaggregation of existing disclosures related to the tax rate reconciliation and income taxes paid. This ASU took effect for annual reporting periods beginning after December 15, 2024, with the first disclosure additions included in this Annual Report on Form 10-K for the year ended December 31, 2025. The amendments to this ASU were applied on a retrospective basis. The adoption did not have a material impact on the Company’s consolidated financial statements and related disclosures. See Note K - “Income Taxes” for additional disclosure information.

New Accounting Pronouncements Pending Adoption: In November 2024, the FASB issued ASU No. 2024-03, Disaggregation of Income Statement Expenses. ASU 2024-03 requires additional disclosure of the nature of expenses included in the income statement to be presented in a tabular format in the footnotes to the financial statements. ASU 2024-03 is effective for annual periods beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027. The amendments in ASU 20204-03 should be applied on a prospective basis, although retrospective application is permitted. The Company is evaluating the effect the updated guidance will have on its consolidated financial statements and related disclosures.

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note B - Securities

The following table summarizes the amortized cost and fair value of securities AFS and securities HTM at December 31, 2025 and 2024, and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) and gross unrecognized gains and losses:

Securities Available for Sale	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2025
U.S. Government securities	$86,442	$575	$(238)	$86,779
U.S. Government sponsored entity securities	5,336	—	(212)	5,124
Agency mortgage-backed securities, residential	164,525	768	(3,290)	162,003
Total securities	$256,303	$1,343	$(3,740)	$253,906

December 31, 2024
U.S. Government securities	$169,203	$210	$(1,383)	$168,030
U.S. Government sponsored entity securities	6,406	—	(518)	5,888
Agency mortgage-backed securities, residential	105,961	—	(11,759)	94,202
Total securities	$281,570	$210	$(13,660)	$268,120

Securities Held to Maturity	Amortized Cost	Gross Unrecognized Gains	Gross Unrecognized Losses	Estimated Fair Value	Allowance for Credit Losses
December 31, 2025
Obligations of states and political subdivisions	$5,453	$—	$(379)	$5,074	$(1)
Total securities	$5,453	$—	$(379)	$5,074	$(1)

December 31, 2024
Obligations of states and political subdivisions	$7,050	$1	$(631)	$6,420	$(1)
Total securities	$7,050	$1	$(631)	$6,420	$(1)

At year-end 2025 and 2024, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders’ equity.

During 2025, proceeds from the sales of debt securities totaled $33,201, with gross losses of $3,747 and no gains recognized. This was to replace lower-yielding securities with higher-yielding, longer duration securities, which are expected to increase future interest income. There were no sales of securities during 2024.

Securities with a carrying value of approximately $195,245 at December 31, 2025 and $223,484 at December 31, 2024 were pledged to secure public deposits and repurchase agreements and for other purposes as required or permitted by law.

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note B - Securities (continued)

The amortized cost and estimated fair value of debt securities at December 31, 2025, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because certain issuers may have the right to call or prepay the debt obligations prior to their contractual maturities. Securities not due at a single maturity are shown separately.

	Available for Sale		Held to Maturity
Debt Securities:	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Due in one year or less	$45,881	$45,808	$633	$620
Due in one to five years	45,897	46,095	2,478	2,343
Due in five to ten years	—	—	2,342	2,111
Due after ten years	—	—	—	—
Agency mortgage-backed securities, residential	164,525	162,003	—	—
Total debt securities	$256,303	$253,906	$5,453	$5,074

The following table summarizes debt securities AFS in an unrealized loss position for which an ACL has not been recorded at December 31, 2025 and December 31, 2024, aggregated by major security type and length of time in a continuous unrealized loss position:

December 31, 2025	Less than 12 Months		12 Months or More		Total
Securities Available for Sale	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Government securities	$—	$—	$16,755	$(238)	$16,755	$(238)
U.S. Government sponsored entity securities	—	—	5,124	(212)	5,124	(212)
Agency mortgage-backed securities, residential	35,475	(154)	46,121	(3,136)	81,596	(3,290)
Total available for sale	$35,475	$(154)	$68,000	$(3,586)	$103,475	$(3,740)

December 31, 2024	Less than 12 Months		12 Months or More		Total
Securities Available for Sale	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Government securities	$31,418	$(329)	$26,802	$(1,054)	$58,220	$(1,383)
U.S. Government sponsored entity securities	—	—	5,889	(518)	5,889	(518)
Agency mortgage-backed securities, residential	4,694	(130)	89,467	(11,629)	94,161	(11,759)
Total available for sale	$36,112	$(459)	$122,158	$(13,201)	$158,270	$(13,660)

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

At December 31, 2025, the Company had 53 AFS debt securities in an unrealized position without an ACL, of which 3 were from U.S. Government securities, 2 were from U.S. Government sponsored entity securities, and 48 were from Agency mortgage-backed residential securities. Management does not have the intent to sell any of these securities and believes that it is more likely than not that the Company will not have to sell any such securities before a recovery of cost. The fair value is expected to recover as the securities approach their maturity date or repricing date or if market yields for such investments decline. Accordingly, as of December 31, 2025, management believes that the unrealized losses detailed in the previous table are due to noncredit-related factors, including changes in interest rates and other market conditions and, therefore, the Company carried no ACL on AFS debt securities at December 31, 2025.

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note B - Securities (continued)

The following table presents the activity in the ACL for HTM debt securities for the years ended December 31, 2025 and 2024:

Held to Maturity Debt Securities	2025	2024
Allowance for credit losses:
Beginning balance	$1	$2
Provision for (recovery of) credit loss expense	—	(1)
Allowance for credit losses ending balance	$1	$1

The Company’s HTM securities primarily consist of obligations of states and political subdivisions. The ACL on HTM securities is estimated at each measurement date on a collective basis by major security type.  Risk factors such as issuer bond ratings, historical loss rates, financial condition of issuer, and timely principal and interest payments of issuer were evaluated to determine if a credit reserve was required within the portfolio. At December 31, 2025, there were no past due principal and interest payments related to HTM securities. The cumulative loss rate remained at 0.02% for both 2025 and 2024. However, the total HTM debt securities decreased during 2024 and 2025. This resulted in a $1 recovery of provision expense during the year ended December 31, 2024, and no change during 2025.

Note C - Loans and Allowance for Credit Losses

Loans are comprised of the following at December 31:

	2025	2024
Residential real estate	$417,920	$373,534
Commercial real estate:
Owner-occupied	114,724	86,471
Nonowner-occupied	269,285	206,847
Construction	86,028	79,669
Commercial and industrial	167,099	158,440
Consumer:
Automobile	37,277	50,246
Home equity	50,605	42,473
Other	53,080	64,145
	1,196,018	1,061,825
Less: Allowance for credit losses	(11,519)	(10,088)

Loans, net	$1,184,499	$1,051,737

At December 31, 2025, net deferred loan origination fees were $357. At December 31, 2024, net deferred loan origination costs were $363. At December 31, 2025 net unaccreted loan purchase discounts were $833. At December 31, 2024 net unamortized loan purchase premiums were $398.

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note C - Loans and Allowance for Credit Losses (continued)

The following table presents the recorded investment of nonaccrual loans and loans past due 90 days or more and still accruing by class of loans as of December 31, 2025 and 2024:
December 31, 2025	Loans Past Due 90 Days And Still Accruing	Nonaccrual Loans With No ACL	Nonaccrual Loans With an ACL	Total Nonaccrual Loans

Residential real estate	$—	$324	$1,758	$2,082
Commercial real estate:
Owner-occupied	—	679	—	679
Nonowner-occupied	—	4,956	214	5,170
Construction	—	6,000	—	6,000
Commercial and industrial	1,171	942	8	950
Consumer:
Automobile	75	—	172	172
Home equity	—	24	294	318
Other	12	—	103	103
Total	$1,258	$12,925	$2,549	$15,474

December 31, 2024	Loans Past Due 90 Days And Still Accruing	Nonaccrual Loans With No ACL	Nonaccrual Loans With an ACL	Total Nonaccrual Loans

Residential real estate	$49	$—	$1,931	$1,931
Commercial real estate:
Owner-occupied	—	680	136	816
Nonowner-occupied	—	—	158	158
Construction	—	—	—	—
Commercial and industrial	—	962	90	1,052
Consumer:
Automobile	39	—	379	379
Home equity	—	26	338	364
Other	28	—	117	117
Total	$116	$1,668	$3,149	$4,817
As of January 1, 2024, total nonaccrual loans were $2,392. The Company recognized $60 and $97 of interest income in nonaccrual loans during the years ended December 31, 2025 and 2024, respectively.

The following table presents the aging of the recorded investment of past due loans by class of loans as of December 31, 2025 and 2024:

December 31, 2025	30-59 Days Past Due	60-89 Days Past Due	90 Days Or More Past Due	Total Past Due	Loans Not Past Due	Total
Residential real estate	$4,656	$1,523	$570	$6,749	$411,171	$417,920
Commercial real estate:
Owner-occupied	672	4,711	679	6,062	108,662	114,724
Nonowner-occupied	—	—	—	—	269,285	269,285
Construction	—	—	6,000	6,000	80,028	86,028
Commercial and industrial	248	35	2,113	2,396	164,703	167,099
Consumer:
Automobile	918	327	122	1,367	35,910	37,277
Home equity	194	64	149	407	50,198	50,605
Other	581	225	52	858	52,222	53,080

Total	$7,269	$6,885	$9,685	$23,839	$1,172,179	$1,196,018

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note C - Loans and Allowance for Credit Losses (continued)

December 31, 2024	30-59 Days Past Due	60-89 Days Past Due	90 Days Or More Past Due	Total Past Due	Loans Not Past Due	Total
Residential real estate	$3,294	$1,097	$984	$5,375	$368,159	$373,534
Commercial real estate:
Owner-occupied	773	—	816	1,589	84,882	86,471
Nonowner-occupied	2,294	—	—	2,294	204,553	206,847
Construction	—	—	—	—	79,669	79,669
Commercial and industrial	533	58	745	1,336	157,104	158,440
Consumer:
Automobile	791	414	349	1,554	48,692	50,246
Home equity	402	141	243	786	41,687	42,473
Other	716	260	98	1,074	63,071	64,145

Total	$8,803	$1,970	$3,235	$14,008	$1,047,817	$1,061,825

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

As of December 31, 2025 and 2024, and based on the most recent analysis performed, the risk category of commercial loans by class of loans was as follows:

	Term Loans Amortized Cost Basis by Origination Year
December 31, 2025	2025	2024	2023	2022	2021	Prior	Revolving Loans Amortized Cost Basis	Total

Commercial real estate:
Owner-occupied
Risk Rating
Pass	$33,907	$13,312	$18,663	$6,468	$5,279	$15,235	$1,574	$94,438
Special Mention	—	—	—	—	12,260	—	—	12,260
Substandard	—	—	—	—	4,191	2,036	1,799	8,026
Doubtful	—	—	—	—	—	—	—	—
Total	$33,907	$13,312	$18,663	$6,468	$21,730	$17,271	$3,373	$114,724

Current Period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—

	Term Loans Amortized Cost Basis by Origination Year
December 31, 2025	2025	2024	2023	2022	2021	Prior	Revolving Loans Amortized Cost Basis	Total

Commercial real estate:
Nonowner-occupied
Risk Rating
Pass	$54,962	$35,753	$25,438	$37,616	$29,092	$68,754	$6,932	$258,547
Special Mention	—	—	1,603	—	—	—	—	1,603
Substandard	—	—	4,956	963	—	3,216	—	9,135
Doubtful	—	—	—	—	—	—	—	—
Total	$54,962	$35,753	$31,997	$38,579	$29,092	$71,970	$6,932	$269,285

Current Period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—

	Term Loans Amortized Cost Basis by Origination Year
December 31, 2025	2025	2024	2023	2022	2021	Prior	Revolving Loans Amortized Cost Basis	Total

Commercial real estate:
Construction
Risk Rating
Pass	$34,799	$12,252	$9,561	$14,222	$1,203	$2,384	$4,300	$78,721
Special Mention	—	—	—	—	—	19	—	19
Substandard	—	—	612	6,000	—	—	676	7,288
Doubtful	—	—	—	—	—	—	—	—
Total	$34,799	$12,252	$10,173	$20,222	$1,203	$2,403	$4,976	$86,028

Current Period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note C – Loans and Allowance for Credit Losses (continued)
	Term Loans Amortized Cost Basis by Origination Year
December 31, 2025	2025	2024	2023	2022	2021	Prior	Revolving Loans Amortized Cost Basis	Total

Commercial and Industrial:
Risk Rating
Pass	$28,717	$8,759	$5,519	$20,266	$22,949	$38,192	$27,598	$152,000
Special Mention	—	—	—	—	—	—	2,550	2,550
Substandard	—	380	469	33	141	6,293	5,233	12,549
Doubtful	—	—	—	—	—	—	—	—
Total	$28,717	$9,139	$5,988	$20,299	$23,090	$44,485	$35,381	$167,099

Current Period gross charge-offs	$—	$45	$—	$12	$58	$—	$45	$160

	Term Loans Amortized Cost Basis by Origination Year
December 31, 2024	2024	2023	2022	2021	2020	Prior	Revolving Loans Amortized Cost Basis	Total

Commercial real estate:
Owner-occupied
Risk Rating
Pass	$13,762	$17,199	$7,441	$10,094	$4,787	$16,336	$583	$70,202
Special Mention	—	—	—	12,896	—	1,415	299	14,610
Substandard	79	—	—	—	136	844	600	1,659
Doubtful	—	—	—	—	—	—	—	—
Total	$13,841	$17,199	$7,441	$22,990	$4,923	$18,595	$1,482	$86,471

Current Period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—

	Term Loans Amortized Cost Basis by Origination Year
December 31, 2024	2024	2023	2022	2021	2020	Prior	Revolving Loans Amortized Cost Basis	Total

Commercial real estate:
Nonowner occupied
Risk Rating
Pass	$35,216	$11,377	$30,773	$31,465	$19,351	$66,312	$6,172	$200,666
Special Mention	—	1,636	—	—	—	—	—	1,636
Substandard	220	—	996	—	3,329	—	—	4,545
Doubtful	—	—	—	—	—	—	—	—
Total	$35,436	$13,013	$31,769	$31,465	$22,680	$66,312	$6,172	$206,847

Current Period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—

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

The Company considers the performance of the loan portfolio and its impact on the ACL.  For residential and consumer loan classes, the Company evaluates credit quality based on the aging status of the loan, which was previously presented, and by payment activity. The following table presents the recorded investment of residential and consumer loans by class of loans based on repayment activity as of December 31, 2025 and 2024:

	Term Loans Amortized Cost Basis by Origination Year
December 31, 2025	2025	2024	2023	2022	2021	Prior	Revolving Loans Amortized Cost Basis	Total

Residential Real Estate:
Payment Performance
Performing	$70,687	$63,505	$51,608	$34,817	$41,803	$119,416	$34,002	$415,838
Nonperforming	—	415	201	430	26	1,010	—	2,082
Total	$70,687	$63,920	$51,809	$35,247	$41,829	$120,426	$34,002	$417,920

Current Period gross charge-offs	$—	$100	$—	$15	$23	$15	$—	$153

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note C – Loans and Allowance for Credit Losses  (continued)

	Term Loans Amortized Cost Basis by Origination Year
December 31, 2025	2025	2024	2023	2022	2021	Prior	Revolving Loans Amortized Cost Basis	Total

Consumer:
Automobile
Payment Performance
Performing	$10,413	$7,814	$9,907	$6,831	$1,672	$393	$—	$37,030
Nonperforming	32	63	46	106	—	—	—	247
Total	$10,445	$7,877	$9,953	$6,937	$1,672	$393	$—	$37,277

Current Period gross charge-offs	$34	$251	$338	$118	$12	$16	$—	$769

	Term Loans Amortized Cost Basis by Origination Year
December 31, 2025	2025	2024	2023	2022	2021	Prior	Revolving Loans Amortized Cost Basis	Total

Consumer:
Home Equity:
Payment Performance
Performing	$—	$4	$19	$—	$100	$140	$50,024	$50,287
Nonperforming	—	—	—	—	—	—	318	318
Total	$—	$4	$19	$—	$100	$140	$50,342	$50,605

Current Period gross charge-offs	$—	$—	$—	$—	$—	$—	$31	$31

	Term Loans Amortized Cost Basis by Origination Year
December 31, 2025	2025	2024	2023	2022	2021	Prior	Revolving Loans Amortized Cost Basis	Total

Consumer:
Other
Payment Performance
Performing	$11,889	$12,012	$6,005	$4,696	$3,425	$1,535	$13,403	$52,965
Nonperforming	3	40	23	23	7	19	—	115
Total	$11,892	$12,052	$6,028	$4,719	$3,432	$1,554	$13,403	$53,080

Current Period gross charge-offs	$346	$148	$162	$76	$73	$29	$376	$1,210
	Term Loans Amortized Cost Basis by Origination Year
December 31, 2024	2024	2023	2022	2021	2020	Prior	Revolving Loans Amortized Cost Basis	Total

Residential Real Estate:
Payment Performance
Performing	$57,385	$57,546	$40,026	$46,067	$38,969	$98,084	$33,477	$371,554
Nonperforming	—	234	435	83	54	1,174	—	1,980
Total	$57,385	$57,780	$40,461	$46,150	$39,023	$99,258	$33,477	$373,534

Current Period gross charge-offs	$—	$—	$15	$—	$—	$27	$—	$42

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

The Company originates residential, consumer, and commercial loans to customers located primarily in the southeastern areas of Ohio as well as the western counties of West Virginia.  Approximately 3.73% of total loans were unsecured at December 31, 2025, down from 4.16% at December 31, 2024.

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

During the years ended December 31, 2025 and 2024, the Company experienced no new modifications to borrowers experiencing financial difficulty.

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note C – Loans and Allowance for Credit Losses (continued)

The following table presents the activity in the ACL by portfolio segment for the years ended December 31, 2025 and 2024:

December 31, 2025	Residential Real Estate	Commercial Real Estate	Commercial & Industrial	Consumer	Total
Allowance for credit losses:
Beginning balance	$2,684	$3,653	$1,536	$2,215	$10,088
Provision for credit losses	164	1,660	241	700	2,765
Loans charged off	(153)	—	(160)	(2,010)	(2,323)
Recoveries	98	18	121	752	989
Total ending allowance balance	$2,793	$5,331	$1,738	$1,657	$11,519

December 31, 2024	Residential Real Estate	Commercial Real Estate	Commercial & Industrial	Consumer	Total
Allowance for credit losses:
Beginning balance	$2,213	$3,047	$1,275	$2,232	$8,767
Provision for credit losses	446	567	(3)	1,570	2,580
Loans charged off	(42)	—	(221)	(2,224)	(2,487)
Recoveries	67	39	485	637	1,228
Total ending allowance balance	$2,684	$3,653	$1,536	$2,215	$10,088

The following table presents the amortized cost basis of collateral dependent loans by class of loans as of December 31, 2025 and 2024:

	Collateral Type
December 31, 2025	Real Estate	Business Assets	Total
Residential real estate	$1,301	$544	$1,845
Commercial real estate:
Owner-occupied	4,885	140	5,025
Nonowner-occupied	5,062	—	5,062
Construction	7,288	—	7,288
Commercial & Industrial	543	1,257	1,800
Consumer:
Automobile	—	14	14
Home equity	75	—	75
Other	39	21	60
Total collateral dependent loans	$19,193	$1,976	$21,169

	Collateral Type
December 31, 2024	Real Estate	Business Assets	Total
Residential real estate	$569	$—	$569
Commercial real estate:
Owner-occupied	804	140	944
Nonowner-occupied	110	—	110
Construction	637	—	637
Commercial & Industrial	285	3,044	3,329
Consumer:
Automobile	—	38	38
Home equity	50	26	76
Other	—	81	81
Total collateral dependent loans	$2,455	$3,329	$5,784

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
  Note C - Loans and Allowance for Credit Losses (continued)

The Company transfers loans to other real estate owned (“OREO”), at fair value less cost to sell, in the period the Company obtains physical possession of the property (through legal title or through a deed in lieu). The Company had no OREO for residential real estate properties at December 31, 2025 and 2024, respectively. In addition, nonaccrual residential mortgage loans that are in the process of foreclosure had a recorded investment of $788 and $342 as of December 31, 2025 and 2024, respectively.

Note D - Premises and Equipment

Following is a summary of premises and equipment at December 31:

	2025	2024
Land	$2,645	$2,645
Buildings	24,538	24,573
Leasehold improvements	1,604	1,583
Furniture and equipment	12,650	11,785
	41,437	40,586
Less accumulated depreciation	20,928	19,357
Total premises and equipment	$20,509	$21,229

Following is a summary of premises and equipment held for sale at December 31:

	2025	2024
Land	$84	$84
Buildings	432	520
	516	604
Less accumulated depreciation	116	97
Total premises and equipment held for sale	$400	$507

Note E – Leases

Balance sheet information related to leases at December 31 was as follows:

	2025	2024
Operating leases:
Operating lease right-of-use assets	$923	$1,024
Operating lease liabilities	923	1,024

The components of lease cost were as follows for the year ending December 31:

	2025	2024
Operating lease cost	$203	$189
Short-term lease expense	—	9

Future undiscounted lease payments for operating leases with initial terms of one year or more as of December 31, 2025 are as follows:

Operating Leases
2026	$158
2027	126
2028	129
2029	129
2030	121
Thereafter	543
Total lease payments	1,206
Less: Imputed Interest	(283)
Total operating leases	$923

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note E – Leases (continued)

Other information at December 31 was as follows:

	2025	2024

Weighted-average remaining lease term for operating leases	10.7 years	12.0 years
Weighted-average discount rate for operating leases	2.85%	2.84%

Note F – Goodwill and Intangible Assets

Goodwill:  The reported amount of goodwill as of December 31 was as follows:

	Gross Carrying Amount
	2025	2024
Goodwill	$7,319	$7,319

Impairment exists when a reporting unit’s carrying value of goodwill exceeds its fair value. At November 30, 2025, the Company performed a quantitative goodwill impairment test to identify potential impairment by comparing the fair value of the relevant reporting entity with its carrying value, including goodwill. The Company concluded it is unlikely that impairment of goodwill has occurred. There were no changes in circumstances as of December 31, 2025.

During 2024, the general economic conditions that the Company operates in had trended from generally stable to improving in select markets in relation to economic development. While asset levels continued to grow and capital levels remained strong, the Company’s stock price continued to trade below book value during 2024. Given that the Company’s stock is thinly traded and has institutional ownership of less than 10%, the market price may not always be reflective of actual value.  Furthermore, the Company’s stock price to book will typically trend below peers due to carrying higher capital levels than peers. Due to these factors, management could not conclude that evidence provided by a qualitative assessment would support that it is more likely than not that the fair value of goodwill is more than the carrying amount. Therefore, the Company proceeded to complete the quantitative impairment test using November 30, 2024 as the measurement date.

The quantitative impairment test includes comparing the carrying value of the reporting unit, including the existing goodwill and intangible assets, to the fair value of the reporting unit. If the carrying amount of the reporting unit exceeds its fair value, a goodwill impairment charge is recorded for the amount in which the carrying value of the reporting unit exceeds the fair value of the reporting unit, up to the amount of goodwill attributed to the reporting unit. After performing the quantitative testing, it was determined that the reporting unit’s fair value exceeded the reporting unit’s carrying value as of November 30, 2024, resulting in no impairment for the year ended December 31, 2024.

Acquired intangible assets:  Acquired intangible assets were as follows at year-end:

	2025		2024
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortized intangible assets:
Core deposit intangibles	$—	$—	$738	$738

Aggregate amortization expense was $0 for 2025 and $8 for 2024.

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.

Note G - Deposits

Following is a summary of deposits at December 31:

	2025	2024
Noninterest-bearing deposits	$314,131	$322,383

Interest-bearing deposits:
NOW accounts	218,432	272,941
Savings and Money Market	307,368	285,966
Time deposits of $250 or less	394,183	311,972
Time deposits of more than $250	95,553	81,916
Total time deposits	489,736	393,888
Total interest-bearing deposits	1,015,536	952,795

Total deposits	$1,329,667	$1,275,178

Following is a summary of total time deposits by remaining maturity at December 31, 2025:

2026	$460,323
2027	22,803
2028	4,952
2029	513
2030	1,073
Thereafter	72
Total	$489,736

Brokered deposits, included in time deposits, were $61,464 and $48,395 at December 31, 2025 and 2024, respectively.

Note H - Interest Rate Swaps

The Company manages economic risks, including interest rate, liquidity, and credit risk, primarily by managing the amount, sources, and duration of its assets and liabilities. The Company utilizes interest rate swap agreements as part of its asset/liability management strategy to help manage its interest rate risk position. As part of this strategy, the Company provides its customer with a fixed-rate loan while creating a variable-rate asset for the Company by the customer entering into an interest rate swap with the Company on terms that match the loan. The Company offsets its risk exposure by entering into an offsetting interest rate swap with an unaffiliated institution. These interest rate swaps do not qualify as designated hedges; therefore, each swap is accounted for as a standalone derivative. At December 31, 2025, the Company had offsetting interest rate swaps associated with commercial loans with a notional value of $11,055 and a fair value asset of $754 and a fair value liability for the same amount included in other assets and other liabilities, respectively. This is compared to offsetting interest rate swaps with a notional value of $11,802 and a fair value asset and liability of $657 at December 31, 2024. The notional amount of the interest rate swaps does not represent amounts exchanged by the parties. The amount exchanged is determined by reference to the notional amount and the other terms of the individual interest rate swap agreement. To offset the risk exposure related to market value fluctuations of its interest rate swaps, the Company would normally maintain collateral deposits on hand with a third-party correspondent, however due to the current rate environment, risk exposure was reduced in both 2025 and 2024, respectively, resulting in no collateral deposits at December 31, 2025 or December 31, 2024.

Note I - Other Borrowed Funds

Other borrowed funds at December 31, 2025 and 2024 are comprised of advances from the FHLB of Cincinnati and promissory notes.

	FHLB Borrowings	Promissory Notes	Totals
2025	$42,247	$2,601	$44,848
2024	$37,239	$2,501	$39,740

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note I - Other Borrowed Funds (continued)

Pursuant to collateral agreements with the FHLB, advances are secured by $410,568 in qualifying mortgage loans, $39,118 in commercial loans and $3,118 in FHLB stock at December 31, 2025. Fixed-rate FHLB advances of $42,247 mature through 2042 and have interest rates ranging from 1.53% to 4.91% and a year-to-date weighted average cost of 4.03% and 4.02% at December 31, 2025 and 2024, respectively. There were no variable-rate FHLB borrowings at December 31, 2025.

At December 31, 2025, the Company had a cash management line of credit enabling it to borrow up to $100,000 from the FHLB, subject to the stock ownership and collateral limitations described below. All cash management advances have an original maturity of 90 days. The line of credit must be renewed on an annual basis. There was $100,000 available on this line of credit at December 31, 2025.

Based on the Company’s current FHLB stock ownership, total assets and pledgeable loans, the Company had the ability to obtain borrowings from the FHLB up to a maximum of $250,501 at December 31, 2025. Of this maximum borrowing capacity, the Company had $156,254 available to use as additional borrowings, of which $156,254 could be used for short term, cash management advances, as mentioned above. Furthermore, the Company pledged collateral to the FRB to establish a borrowing line, which had availability of $41,891 at December 31, 2025.

At December 31, 2025, the Company had a federal funds line of credit with two correspondent banks totaling $25,000. The lines of credit are not committed and are provided at the discretion of the correspondent bank. No collateral has been pledged to the lines of credit. Any advance is due to be repaid the next business day. At December 31, 2025, there was $25,000 available on these lines of credit.

Promissory notes, issued primarily by Ohio Valley, are due at various dates through a final maturity date of November 18, 2026, and have fixed rates ranging from 4.25% to 4.60% and a year-to-date weighted average cost of 4.49% at December 31, 2025, as compared to 4.71% at December 31, 2024. At December 31, 2025 and 2024, there were six promissory notes payable by Ohio Valley to related parties totaling $2,601 and $2,501, respectively. See Note M for further discussion of related party transactions. There were no promissory notes payable to other banks at December 31, 2025 and 2024, respectively.

Letters of credit issued on the Bank’s behalf by the FHLB to collateralize certain public unit deposits as required by law totaled $52,000 at December 31, 2025 and $58,500 at December 31, 2024.

Scheduled principal payments over the next five years:

	FHLB Borrowings	Promissory Notes	Totals
2026	$10,444	$2,601	$13,045
2027	22,908	—	22,908
2028	1,397	—	1,397
2029	1,349	—	1,349
2030	1,733	—	1,733
Thereafter	4,416	—	4,416
	$42,247	$2,601	$44,848

Note J - Subordinated Debentures and Trust Preferred Securities

On March 22, 2007, a trust formed by Ohio Valley issued $8,500 of adjustable-rate trust preferred securities as part of a pooled offering of such securities. The rate on these trust preferred securities was fixed at 6.58% for five years and then converted to a floating-rate term on March 15, 2012, based on a rate equal to the 3-month LIBOR plus 1.68%.  Beginning September 15, 2023, the rate converted from a 3-month LIBOR index to a 3-month CME Term SOFR index plus a spread adjustment of 0.26% and a margin of 1.68%. The interest rate on these trust preferred securities was 5.66% at December 31, 2025 and 6.33% at December 31, 2024. There were no debt issuance costs incurred with these trust preferred securities. The Company issued subordinated debentures to the trust in exchange for the proceeds of the offering. The subordinated debentures must be redeemed no later than June 15, 2037.

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

Note K - Income Taxes

Income taxes paid pursuant to the adoption of ASU 2023-09, on a retrospective basis:

	2025	2024
Federal	$4,394	$3,350
States
West Virginia	275	235
Foreign	—	—
Total	$4,669	$3,585

Pretax income is entirely related to domestic activities; the Company did not have any foreign operations.

The provision for income taxes from continuing operations consists of the following:

	2025	2024
Current tax expense:
Federal	$4,299	$3,200
State	393	357
Total	4,692	3,557
Deferred tax (benefit) expense:
Federal	(796)	(1,030)
State	(45)	(150)
Total	(841)	(1,180)

Net provision for income taxes from continuing operations	$3,851	$2,377

The Company did not have any income tax expense (benefit) in foreign jurisdictions.

The difference between the financial statement tax provision and amounts computed by applying the statutory federal income tax rate of 21% to income before taxes is as follows:

	2025		2024
	Amount	% of Pretax Income	Amount	% of Pretax Income
Taxes at federal statutory rate	$4,085	21.00%	$2,809	21.00%
State and local income tax, net of federal income tax benefit (a)	274	1.41%	164	1.23%
Tax credits:
Qualified zone academy bond credits	(31)	(0.16)%	(24)	(0.18)%
Nontaxable or nondeductible items:
Tax-exempt income, net	(420)	(2.16)%	(422)	(3.15)%
Bank owned life insurance	(174)	(0.89)%	(186)	(1.39)%
Other	20	0.10%	17	0.13%
Other adjustments	97	0.50%	19	0.13%
Total income taxes	$3,851	19.80%	$2,377	17.77%

(a) State taxes in West Virginia made up the majority (greater than 50%) of the tax effect in this category.

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.

Note K - Income Taxes (continued)

The source of deferred tax assets and deferred tax liabilities at December 31:

	2025	2024
Items giving rise to deferred tax assets:
Other reserves	$193	$130
Allowance for credit losses	2,552	2,240
Unrealized loss on securities available for sale	528	2,966
Deferred compensation	2,456	2,295
Deferred loan fees/costs	198	172
Accrued bonus	333	325
Purchase accounting adjustments	61	62
Net operating loss	16	32
Lease liability	267	293
Nonaccrual interest income	199	109
Other	210	58
Items giving rise to deferred tax liabilities:
Mortgage servicing rights	(71)	(79)
FHLB stock dividends	(433)	(434)
Prepaid expenses	(33)	(33)
Depreciation and amortization	(307)	(344)
Right-of-use asset	(267)	(293)
Other	(281)	(281)
Net deferred tax asset	$5,621	$7,218

The Company determined that it was not required to establish a valuation allowance for deferred tax assets since management believes that the deferred tax assets are likely to be realized through the future reversals of existing taxable temporary differences, deductions against forecasted income and tax planning strategies.

At December 31, 2025, the Company’s deferred tax asset related to Section 382 net operating loss carryforwards was $76, which will expire in 2026.

At December 31, 2025 and December 31, 2024, the Company had no unrecognized tax benefits. The Company is subject to federal income tax as well as West Virginia state income tax. The Company is no longer subject to federal or state examinations for years prior to 2022.

Note L - Commitments and Contingent Liabilities

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit, and financial guarantees written, is represented by the contractual amount of those instruments. The contract amounts of these instruments are not included in the consolidated financial statements. At December 31, 2025, the contract amounts of these instruments totaled approximately $226,570, compared to $203,019 at December 31, 2024. The Bank estimates expected credit losses over the contractual period in which the Bank is exposed to credit risk via a contractual obligation to extend credit. At December 31, 2025, the estimated ACL related to off-balance sheet commitments was $871, compared to $582 at December 31, 2024. This included $289 in provision expense during the year ended December 31, 2025, compared to a $110 recovery of provision expense during the year ended December 31, 2024. The Bank uses the same credit policies in making commitments and conditional obligations as it does for instruments recorded on the balance sheet. Since many of these instruments are expected to expire without being drawn upon, the total contract amounts do not necessarily represent future cash requirements.

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note L - Commitments and Contingent Liabilities (continued)
Following is a summary of such commitments at December 31:

	2025	2024
Fixed rate	$27	$211
Variable rate	223,983	194,865
Standby letters of credit	2,560	7,943

At December 31, 2025, the fixed-rate commitments have interest rates ranging from 4.75% to 6.13% and maturities of 30 years.

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

Note M - Related Party Transactions

Certain directors, executive officers and companies with which they are affiliated were loan customers during 2025. A summary of activity on these borrower relationships with aggregate debt greater than $120 is as follows:

Total loans at January 1, 2025	$16,131
New loans	3
Repayments	(805)
Other changes	(162)
Total loans at December 31, 2025	$15,167

Other changes include adjustments for loans applicable to one reporting period that are excludable from the other reporting period, such as changes in persons classified as directors, executive officers and companies’ affiliates.

Deposits from principal officers, directors, and their affiliates at year-end 2025 and 2024 were $19,686 and $22,847, respectively. In addition, the Company had promissory notes outstanding with directors and their affiliates totaling $2,601 at year-end 2025 and $2,501 at year-end 2024. The interest rates ranged from 4.25% to 5.25%, with terms ranging from 8 to 14 months.

Note N - Employee Benefits

The Bank has a profit-sharing plan for the benefit of its employees and their beneficiaries. Contributions to the plan are determined by the Board of Directors of Ohio Valley. Contributions charged to expense were $299 and $267 for 2025 and 2024.

Ohio Valley maintains an Employee Stock Ownership Plan (“ESOP”) covering substantially all employees of the Company. Ohio Valley issues shares to the ESOP, purchased by the ESOP with subsidiary cash contributions, which are allocated to ESOP participants based on relative compensation. The total number of shares held by the ESOP, all of which have been allocated to participant accounts, were 332,569 and 340,562 at December 31, 2025 and 2024, respectively.  In addition, the subsidiaries made contributions to the ESOP as follows:

	Years ended December 31
	2025	2024

Number of shares issued	—	20,542

Fair value of stock contributed	$—	$500

Cash contributed	675	55

Total expense	$675	$555

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note N - Employee Benefits (continued)

Life insurance contracts with a cash surrender value of $41,615 and annuity assets of $1,690 at December 31, 2025 have been purchased by the Company, the owner of the policies. The purpose of these contracts was to replace a current group life insurance program for executive officers, implement a deferred compensation plan for directors and executive officers, implement a director retirement plan and implement supplemental retirement plans for certain officers. Under the deferred compensation plan, Ohio Valley pays each participant the amount of fees deferred plus interest over the participant’s desired term, upon termination of service. Under the director retirement plan, participants are eligible to receive ongoing compensation payments upon retirement subject to length of service. The supplemental retirement plans provide payments to select executive officers upon retirement based upon a compensation formula determined by Ohio Valley’s Board of Directors. The present value of payments expected to be provided are accrued during the service period of the covered individuals and amounted to $10,490 and $10,054 at December 31, 2025 and 2024, respectively. Expenses related to the plans for each of the last two years amounted to $772 and $707, respectively. In association with the split-dollar life insurance plan, the present value of the postretirement payments expected to be provided and accrued for totaled $3,731 at December 31, 2025 and $3,570 at December 31, 2024 and is recorded in Other Liabilities on the Statement of Condition.

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

The following is a description of the Company’s valuation methodologies used to measure and disclose the fair values of its financial assets and liabilities on a recurring or nonrecurring basis:

Securities: Debt securities classified as AFS are measured at fair value on a recurring basis. The fair values for securities are determined by quoted market prices, if available (Level 1). For securities where quoted prices are not available, fair values are calculated based on market prices of similar securities (Level 2). For securities where quoted prices or market prices of similar securities are not available, fair values are calculated using discounted cash flows or other market indicators (Level 3). During times when trading is more liquid, broker quotes are used (if available) to validate the model. Rating agency and industry research reports as well as defaults and deferrals on individual securities are reviewed and incorporated into the calculations.

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note O - Fair Value of Financial Instruments (continued)
Individually Evaluated Collateral Dependent Loans: Loans with specific reserves based on their fair value of collateral are measured on an as-needed, nonrecurring basis. The fair value of individually evaluated collateral dependent loans with specific allocations of the ACL is generally based on the fair value of collateral, less costs to sell, based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value. Non-real estate collateral may be valued using an appraisal, net book value per the borrower’s financial statements, or aging reports, adjusted or discounted based on management’s historical knowledge, changes in market conditions from the time of the valuation, and management’s expertise and knowledge of the client and client’s business, resulting in a Level 3 fair value classification. In some instances, fair value adjustments can be made based on a quoted price from an observable input, such as a purchase agreement. Such adjustments would be classified as a Level 2 classification. Individually evaluated collateral dependent loans are evaluated on a quarterly basis for additional impairment and adjusted accordingly.

OREO: The value of foreclosed assets is measured on a nonrecurring basis. Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. Fair value is commonly based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value. In some instances, fair value adjustments can be made based on a quoted price from an observable input, such as a purchase agreement.  Such adjustments would be classified as a Level 2 classification.

Appraisals for collateral securing both individually evaluated collateral dependent loans and OREO owned are performed by certified general appraisers (for commercial properties) or certified residential appraisers (for residential properties) whose qualifications and licenses have been reviewed and verified by the Company. Once received, a member of management reviews the assumptions and approaches utilized in the appraisal as well as the overall resulting fair value in comparison with management’s own assumptions of fair value based on factors that include recent market data or industry-wide statistics.

On an as-needed basis, the Company reviews the fair value of collateral, taking into consideration current market data, as well as all selling costs, which typically amount to approximately 10%.

Interest Rate Swap Agreements: Interest rate swap contracts are carried at fair value on a recurring basis. The fair value of interest rate swap agreements is determined using the market standard methodology of netting the discounted future fixed cash payments (or receipts) and the discounted expected variable cash receipts (or payments).  The variable cash receipts (or payments) are based on the expectation of future interest rates (forward curves) derived from observed market interest rate curves (Level 2).

Assets and Liabilities Measured on a Recurring Basis
Assets and liabilities measured at fair value on a recurring basis are summarized below:

	Fair Value Measurements at December 31, 2025, Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
U.S. Government securities	$86,779	$—	$—
U.S. Government sponsored entity securities	—	5,124	—
Agency mortgage-backed securities, residential	—	162,003	—
Interest rate swap derivatives	—	754	—

Liabilities:
Interest rate swap derivatives	—	(754)	—

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

There were no transfers into or out of Level 3 during the years ended December 31, 2025 or 2024.

Assets and Liabilities Measured on a Nonrecurring Basis

There were no assets or liabilities measured at fair value on a nonrecurring basis at December 31, 2025 or 2024.

The carrying amounts and estimated fair values of financial instruments at December 31, 2025 and December 31, 2024 are as follows:

		Fair Value Measurements at December 31, 2025 Using:
	Carrying Value	Level 1	Level 2	Level 3	Total
Financial Assets:
Cash and cash equivalents	$45,897	$45,897	$—	$—	$45,897
Securities available for sale	253,906	86,779	167,127	—	253,906
Securities held to maturity	5,452	—	2,963	2,111	5,074
Loans, net	1,184,499	—	—	1,171,189	1,171,189
Interest rate swap derivatives	754	—	754	—	754
Accrued interest receivable	5,476	—	1,357	4,119	5,476

Financial Liabilities:
Deposits	1,329,667	839,931	490,970	—	1,330,901
Other borrowed funds	44,848	—	44,386	—	44,386
Subordinated debentures	8,500	—	8,500	—	8,500
Interest rate swap derivatives	754	—	754	—	754
Accrued interest payable	6,584	—	6,584	—	6,584

		Fair Value Measurements at December 31, 2024 Using:
	Carrying Value	Level 1	Level 2	Level 3	Total
Financial Assets:
Cash and cash equivalents	$83,107	$83,107	$—	$—	$83,107
Securities available for sale	268,120	168,030	100,090	—	268,120
Securities held to maturity	7,049	—	3,651	2,769	6,420
Loans, net	1,051,737	—	—	1,037,349	1,037,349
Interest rate swap derivatives	657	—	657	—	657
Accrued interest receivable	4,805	—	1,540	3,265	4,805

Financial Liabilities:
Deposits	1,275,178	881,290	394,470	—	1,275,760
Other borrowed funds	39,740	—	38,815	—	38,815
Subordinated debentures	8,500	—	8,500	—	8,500
Interest rate swap derivatives	657	—	657	—	657
Accrued interest payable	5,234	1	5,233	—	5,234

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

Note P - Regulatory Matters

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgements by regulators. Failure to meet capital requirements can initiate regulatory action. The net unrealized gain or loss on AFS securities is not included in computing regulatory capital. Management believes as of December 31, 2025, the Bank met all capital adequacy requirements to which they are subject. Based on asset size, the bank holding company was not required to meet the consolidated capital requirements of the FRB.

Prompt corrective action regulations applicable to insured depository institutions provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2025 and 2024, the Bank met the capital requirements to be deemed well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since year-end 2025 or 2024 that management believes have changed the institution’s well capitalized category.

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

Under the final rule, an eligible banking organization can opt out of the CBLR framework and revert back to the risk-weighting framework without restriction. As of December 31, 2025 and 2024, the Bank qualified as a community banking organization as defined by the federal banking agencies and elected to measure capital adequacy under the CBLR framework.

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.
Note P - Regulatory Matters (continued)

The current rules were impacted by the Company’s adoption of ASC 326 and its election to apply the 3-year CECL transition provision on January 1, 2023. By making this election, the Bank, in accordance with Section 301 of the regulatory capital rules, will increase it retained earnings (Tier 1 Capital) and average assets by 75% of its CECL transition amount during the first year of the transition period, 50% of its CECL transition amount during the second year, and 25% of its CECL transitional amount during the third year of the transition period. The Bank’s transition amount from the adoption of CECL totaled $2,276, which resulted in the add-back of $569 and $1,138 to both Tier 1 capital and average assets as part of the CBLR calculation for December 31, 2025 and 2024, respectively.

The following tables summarize the actual and required capital amounts of the Bank as of year-end.

	Actual		To Be Well Capitalized Under Prompt Corrective Action Regulations
Bank	Amount	Ratio	Amount	Ratio
Tier 1 capital (to average assets)
December 31, 2025	$157,677	10.1%	$140,498	9.0%
December 31, 2024	148,509	9.9	134,678	9.0

Dividends paid by the subsidiaries are the primary source of funds available to Ohio Valley for payment of dividends to shareholders and for other working capital needs. The payment of dividends by the subsidiaries to Ohio Valley is subject to restrictions by regulatory authorities and state law. These restrictions generally limit dividends to the current and prior two years retained earnings of the Bank and Loan Central, Inc. At January 1, 2026 approximately $16,828 of the subsidiaries’ retained earnings were available for dividends under these guidelines. The ability of Ohio Valley to borrow funds from the Bank is limited as to amount and terms by banking regulations. The Board of Governors of the Federal Reserve System also has a policy requiring Ohio Valley to provide notice to the FRB in advance of the payment of a dividend to Ohio Valley’s shareholders under certain circumstances, and the FRB may disapprove of such dividend payment if the FRB determines the payment would be an unsafe or unsound practice.

Note Q - Parent Company Only Condensed Financial Information

Below is condensed financial information of Ohio Valley. In this information, Ohio Valley’s investment in its subsidiaries is stated at cost plus equity in undistributed earnings of the subsidiaries since acquisition. This information should be read in conjunction with the consolidated financial statements of the Company.

CONDENSED STATEMENTS OF CONDITION

	Years ended December 31:
Assets	2025	2024
Cash and cash equivalents	$4,358	$2,741
Investment in subsidiaries	175,038	156,348
Notes receivable – subsidiaries	1,947	2,251
Other assets	254	270
Total assets	$181,597	$161,610

Liabilities
Notes payable	$2,601	$2,501
Subordinated debentures	8,500	8,500
Other liabilities	239	281
Total liabilities	11,340	11,282

Shareholders’ Equity
Total shareholders’ equity	170,257	150,328
Total liabilities and shareholders’ equity	$181,597	$161,610

notes to the consolidated financial statements
Amounts are in thousands, except share and per share data.

Note Q - Parent Company Only Condensed Financial Information (continued)
CONDENSED STATEMENTS OF COMPREHENSIVE INCOME

	Years ended December 31:
Income:	2025	2024
Interest on notes	$91	$108
Dividends from subsidiaries	6,300	5,000

Expenses:
Interest on notes	117	115
Interest on subordinated debentures	531	618
Operating expenses	415	390
Income before income taxes and equity in undistributed earnings of subsidiaries	5,328	3,985
Income tax benefit	198	207
Equity in undistributed earnings of subsidiaries	10,075	6,807
Net Income	$15,601	$10,999
Other comprehensive income (loss), net of tax	8,615	944
Comprehensive Income	$24,216	$11,943

CONDENSED STATEMENTS OF CASH FLOWS

	Years ended December 31:
Cash flows from operating activities:	2025	2024
Net Income	$15,601	$10,999
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(10,075)	(6,807)
Common stock issued to ESOP	—	500
Change in other assets	16	23
Change in other liabilities	(42)	(2,639)
Net cash provided by operating activities	5,500	2,076

Cash flows from investing activities:
Change in notes receivable	304	432
Net cash provided by investing activities	304	432

Cash flows from financing activities:
Change in notes payable	100	107
Purchases of treasury stock	—	(1,945)
Cash dividends paid	(4,287)	(4,177)
Net cash (used in) financing activities	(4,187)	(6,015)

Cash and cash equivalents:
Change in cash and cash equivalents	1,617	(3,507)
Cash and cash equivalents at beginning of year	2,741	6,248
Cash and cash equivalents at end of year	$4,358	$2,741

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

• Float income from tax product processor – This is associated with the tax refund clearing agreement between the Bank and a third-party tax refund processor. The revenue earned is based on the estimated compensating balances associated with processing the contractual minimum number of check items multiplied by the interest rate paid by the Federal Reserve on reserves for the respective period. The float income is paid by the tax refund product processor at the end of each year of the tax agreement, which expired at the end of 2025.

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

To the Shareholders and Board of Directors
Ohio Valley Banc Corp.

Opinion on the Financial Statements
We have audited the accompanying consolidated statement of condition of Ohio Valley Banc Corp. and its subsidiaries (the “Company”) as of December 31, 2025 and 2024, the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024 and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

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

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

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

Allowance for Credit Losses on Collectively Evaluated Loans - Refer to Notes A and C to the Financial Statements

Critical Audit Matter Description
Management’s estimate of the allowance for credit losses (the “ACL”) includes a reserve on collectively evaluated loans. The reserve on collectively evaluated loans is based on peer group historical credit loss experience, which is adjusted for qualitative and forecast factors over the expected remaining lives of the collectively evaluated loans. Significant assumptions in management’s estimate of the reserve on collectively evaluated loans include (i) the loan segments utilized to classify loans; (ii) the peer group utilized to determine historic loss rates; (iii) the loss drivers utilized to project losses during the forecast period; and (iv) qualitative factor adjustments. In evaluating whether qualitative factor adjustments are necessary, management considers internal and external qualitative and credit risk factors.

Significant judgment was required by management in the selection and application of subjective assumptions used to derive the reserve on collectively evaluated loans. Accordingly, performing audit procedures to evaluate the Company’s estimated ACL involved a high degree of auditor judgment and required significant effort, including the involvement of professionals with specialized skill and knowledge.

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

•
Evaluating the reasonableness of significant assumptions used in management’s estimate through a combination of evaluating the reasonableness of certain assumptions and developing an independent range of reasonable outcomes for the collectively evaluated component of the ACL for comparison to management’s estimate.

We have served as the Company’s auditor since 2024.

/s/ Plante & Moran, PLLC
Plante & Moran, PLLC

Cleveland, Ohio
March 13, 2026

managements’ report on internal control
over financial reporting

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
Management assessed the Company’s system of internal control over financial reporting as of December 31, 2025, in relation to criteria for effective internal control over financial reporting as described in the 2013 “Internal Control Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this assessment, management concluded that, as of December 31, 2025, its system of internal control over financial reporting is effective and meets the criteria of the “Internal Control Integrated Framework.”

Ohio Valley Banc Corp.

/s/Larry E. Miller, II	/s/Scott W. Shockey
Larry E. Miller, II President and Chief Executive Officer	Scott W. Shockey Senior Vice President, CFO

March 13, 2026

management’s discussion and analysis of
financial condition and results of operations

FORWARD LOOKING STATEMENTS
Certain statements contained in this report and other publicly available documents incorporated herein by reference constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended (the “Exchange Act”), and as defined in the Private Securities Litigation Reform Act of 1995.  Such statements are often, but not always, identified by the use of such words as “believes,” “anticipates,” “expects,” “intends,” “plan,” “goal,” “seek,” “project,” “estimate,” “strategy,” “future,” “likely,” “may,” “should,” “will,” and other similar expressions. Such statements involve various important assumptions, risks, uncertainties, and other factors, many of which are beyond our control, particularly with regard to developments related to the current economic and geopolitical landscape, and which could cause actual results to differ materially from those expressed in such forward looking statements. However, it is difficult to predict the effect of known factors, and Ohio Valley Banc Corp. (“Ohio Valley”) cannot anticipate all factors that could affect future results. Important factors that could cause actual results to differ materially from expectations expressed in or implied in forward looking statements include, but are not limited to: the effects of fluctuating interest rates on our customers’ operations and financial condition; changes in political, economic or other factors, such as inflation rates, recessionary or expansive trends, taxes, tariffs, the effects of implementation of legislation and the continuing economic uncertainty in various parts of the world; competitive pressures; the level of defaults and prepayment on loans made by Ohio Valley and its direct and indirect subsidiaries (collectively, the “Company”); unanticipated litigation, claims, or assessments; fluctuations in the cost of obtaining funds to make loans; and regulatory changes. Additional detailed information concerning such factors is available in the Company’s filings with the Securities and Exchange Commission, under the Exchange Act, including the disclosure under the heading “Item 1A. Risk Factors” of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and elsewhere in this document (including, without limitation, in conjunction with the forward looking statements themselves and under the heading “Critical Accounting Estimates”). All forward looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its other SEC filings and public communications. Readers are cautioned not to place undue reliance on such forward looking statements, which speak only as of the date hereof.  The Company undertakes no obligation and disclaims any duty to update or revise any forward looking statements, whether as a result of new information, unanticipated future events or otherwise, except as required by applicable law.
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

BUSINESS OVERVIEW:
The following discussion on consolidated financial statements include the accounts of Ohio Valley and its wholly-owned subsidiaries, The Ohio Valley Bank Company (the “Bank”), Loan Central, Inc., a consumer finance company (“Loan Central”), and Ohio Valley Financial Services Agency, LLC, an insurance agency. The Bank has one active, wholly-owned subsidiary, Ohio Valley REO, LLC, an Ohio limited liability company.
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
IMPACT OF PARTICIPATING IN THE OHIO HOMEBUYER PLUS PROGRAM:
During the third quarter of 2024, the Company began participating in a program offered by the Ohio Treasurer (the “Treasurer”) called the Ohio Homebuyer Plus. The program is designed to encourage Ohio residents to save for the purchase of a home. As a participant in the program, the Company developed the “Sweet Home Ohio” deposit account to offer participants an above-market interest rate of 5.83%, along with a deposit bonus to assist customers in achieving their home savings goals. For each Sweet Home Ohio account that was opened, the Company received a deposit from the Treasurer at a subsidized interest rate of 0.86%. In relation to program changes implemented by the Treasurer post implementation, the rate on the matching funds increased to 1.66% at December 31, 2025. Accounts connected with Ohio Homebuyer Plus must be used within five years and the corresponding balance of Treasurer deposits will fluctuate based upon active customer accounts. At December 31, 2025, the balance of Sweet Home Ohio accounts totaled $9,478 compared to $6,775 at December 31, 2024. At December 31, 2025, the amount of Treasurer deposits totaled $69,899 compared to $97,366 at December 31, 2024. Since the Treasurer deposits are classified as public funds, which are required to be collateralized, the Company invested the funds in securities to be pledged as collateral to the Treasurer. At December 31, 2025, the balance of securities used to collateralize the Treasurer deposits totaled $61,315 compared to $102,871 at December 31, 2024. In addition, at December 31, 2025, the Company utilized $12,050 in letters of credit issued on the Bank’s behalf by the FHLB to collateralize the amount of the Treasurer’s balance not covered by securities. The balance at December 31, 2024 was fully collateralized by securities.
RESULTS OF OPERATIONS:
SUMMARY
2025 v. 2024
Ohio Valley generated net income of $15,601 for 2025, an increase of $4,602, or 41.8%, from 2024. Earnings per share were $3.31 for 2025, an increase of 42.7% from 2024.  The increase in net income and earnings per share for 2025 was largely impacted by average earning asset growth and the net interest margin. The average growth was impacted by a composition shift into higher-yielding loans and securities, combined with a consumer shift to more lower-cost deposit sources that helped minimize the higher average costs paid on deposits and borrowings.

management’s discussion and analysis of
financial condition and results of operations

The Company’s net interest income in 2025 was $57,745, representing an increase of $8,941, or 18.3%, from 2024. Net interest income during 2025 was positively impacted by a $102,674 increase in average earning assets, with higher relative balances being maintained in loans, as opposed to interest-bearing deposits with banks or securities, which generally yield less than loans. This led to a $75,080 increase in average loans and a $52,599 increase in average securities, while average interest-bearing deposits with banks decreased $25,005 from year-end 2024. The benefits of higher earning assets were further enhanced by a year-to-date increase in the Company’s fully tax-equivalent net interest income as a percentage of average earning assets (“net interest margin”), which increased 36 basis points to 4.07% at December 31, 2025. The increase in the net interest margin was related to the yield on earning assets increasing, while the cost of interest-bearing liabilities decreased.
Net interest income increased $8,941, or 18.3%, during 2025, compared to 2024. Growth in net interest earnings was mostly impacted by growth in average earning assets, which increased 7.7% during 2025. This was further enhanced by a higher net interest margin, increasing 36 basis points during 2025. The growth in average earning assets came primarily from loans and securities. Loan increases were led by the commercial real estate, commercial and industrial, and residential real estate loan segments. Average securities grew in large part to increased pledging requirements on public fund deposits as part of the Ohio Homebuyer Plus program. The decrease in interest-bearing deposits with banks consisted mostly of average balances maintained at the Company’s interest-bearing Federal Reserve Bank (“FRB”) clearing account. Increases in the net interest margin were largely related to the yield on earning assets increasing while the cost of funding sources decreased. The increase in the yield on earning assets was related to the growth in higher yielding loans and securities, along with the recognition of market discounts on purchased loans totaling $1,648. The cost of funding sources decreased as the composition of funding sources shifted to lower cost deposit sources such as negotiable order of withdrawal (“NOW”), money market, and savings accounts. Furthermore, the cost of certificates of deposit (“CDs”) decreased as higher costing CDs repriced to lower current market rates.
Provision for credit losses during 2025 increased $585, or 23.7%, from 2024. The increase was primarily due to growth in both loans and off-balance sheet commitments related to unused commercial lines, as well as an increase in modeled loss rates due to the regression in gross domestic product (“GDP”) and unemployment projections.
The Company’s noninterest income decreased $4,201, or 31.9%, from 2024. The year-to-date decrease in noninterest income was largely due to the loss on sales of securities totaling $3,747. During the third and fourth quarters of 2025, the Company sold $36,950 in securities that were yielding 1.35% and replaced them with longer duration securities yielding 4.52%, which is expected to increase future interest income. Decreases to noninterest income also came from other noninterest income, which lowered by $690 during 2025 and were largely related to lower earnings from a tax processing agreement and the disposition of certain assets. Partially offsetting these decreases was interchange income earned on debit and credit card transactions, which increased $196 during 2025, benefiting from an increase in the number of transactions.

The Company’s noninterest expenses during 2025 decreased $1,921, or 4.2%, from 2024. This decrease was mostly impacted by salary and employee benefit expense, which lowered by $2,873, or 10.3%, during 2025, as compared to 2024. The decrease was largely the result of a voluntary early retirement program offered to employees meeting certain criteria during the fourth quarter of 2024, which resulted in a one-time expense of $3,338 in 2024. The savings from the early retirement program were partially offset by annual merit increases and data processing and marketing expense. During 2025, data processing expense increased $457 due to higher debit and credit card processing costs associated with higher transaction volume and conversion costs for the Company’s new rewards platform. Increases in marketing expense of $385 were primarily related to advertising, a higher contribution to our own foundation fund and costs associated with supporting the communities we serve.
The Company’s provision for income taxes increased $1,474 during 2025, largely due to the changes in taxable income affected by the factors mentioned above.

management’s discussion and analysis of
financial condition and results of operations

NET INTEREST INCOME

The most significant portion of the Company’s revenue, net interest income, results from properly managing the spread between interest income on earning assets and interest expense incurred on interest-bearing liabilities.  The Company earns interest and dividend income from loans, investment securities and short-term investments while incurring interest expense on interest-bearing deposits and short- and long-term borrowings.  Net interest income is affected by changes in both the average volume and mix of assets and liabilities and the level of interest rates for financial instruments.  Changes in net interest income are measured by net interest margin and net interest spread. Net interest margin is expressed as the percentage of net interest income to average interest-earning assets. Net interest spread is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities.  Both of these are reported on a fully tax-equivalent (“FTE”) basis.  Net interest margin exceeds the net interest rate spread because noninterest-bearing sources of funds, principally noninterest-bearing demand deposits and stockholders’ equity, also support interest-earning assets. The following is a discussion of changes in interest-earning assets, interest-bearing liabilities and the associated impact on interest income and interest expense for the two years ended December 31, 2025 and 2024.  Tables I and II have been prepared to summarize the significant changes outlined in this analysis.
Net interest income in 2025 totaled $58,279 on an FTE basis, up $8,939, or 18.1%, from 2024. This increase reflects the positive contributions from a 7.7% increase in average earning assets and a 36 basis point improvement in the net interest margin. The increase in average earning assets came mostly from a 7.3% increase in loans and a 23.6% increase in securities, partially offset by a 29.0% decrease in interest-bearing balances with banks during 2025, as compared to the same period in 2024.  The increase in the net interest margin was related to an increase in the earning asset yield combined with a decrease in the cost of funding sources. The earning asset yield increased 25 basis points in large part due to the growth in higher yielding loans and securities, along with the recognition of $1,648 in market discounts on purchased loans during 2025. The decreases in the cost of funding sources were partially linked to higher costing CDs repricing to lower current market rates along with a shift in the composition of funding sources to lower cost deposit sources such as NOW, money market, and savings accounts. These factors contributed to a decrease in the Company’s average interest-bearing liability costs by 20 basis points during 2025. As a result, the net interest margin increased 36 basis points from 3.71% in 2024 to 4.07% in 2025. The net interest margin increase of 36 basis points reflects a 25 basis point increase from the mix and yield on earning assets and a 20 basis point decrease in funding costs impacted by CD market rate decreases and a composition shift to a greater number of lower-costing deposits. These positive effects were partially offset by a 9 basis point decrease from the use of noninterest-bearing funding (i.e., demand deposits and shareholders’ equity).

Net interest income increased in 2025 primarily due to the increase in both the average volume and yield of earning assets combined with the decrease in the average cost of interest-bearing liabilities. These positive factors were partially offset by an increase in the average volume of interest-bearing liabilities in 2025. The volume increase in average earning assets contributed to a $5,515 increase in FTE interest income during 2025 compared to 2024, while the yield increase in average earning assets was responsible for increasing FTE interest income by $3,957 during the same period. Furthermore, the decrease in average interest-bearing liability costs contributed to a $1,643 decrease in interest expense during 2025, which also contributed to the growth in net interest income. These positive impacts were partially offset by a volume increase in average interest-bearing liabilities that contributed to a $2,176 increase in interest expense during 2025 compared to 2024. The volume increase in average earning assets was led by loans, which increased $75,080, or 7.3%, during 2025, which contributed to $4,951 in additional FTE interest income during 2025 compared to 2024. Average balance growth occurred within the Company’s commercial real estate, commercial and industrial, and  residential real estate loan portfolio segments, partially offset by a decrease in the consumer loan segment. While average loans increased in 2025, average securities experienced more accelerated growth in 2025. As a result, the Company’s average loan composition decreased to 76.5% of average earning assets at year-end 2025, as compared to 76.8% for 2024. The increase in average earning asset yield for 2025 was largely impacted by loans, which included the recognition of $1,648 in market discounts on one purchased commercial and industrial loan during 2025. Loan yields were mostly impacted by the commercial and residential real estate loan portfolios. The increase in loan yields was only partially limited by the actions taken by the FRB to decrease short-term rates during 2024 and 2025, which had a direct impact on the repricing of a portion of the Company’s loan portfolio. As a result, the average loan yield grew to 6.73% at year-end 2025, as compared to 6.40% at year-end 2024, which contributed to $3,441 in additional FTE interest income during 2025 compared to 2024.

management’s discussion and analysis of
financial condition and results of operations

Securities also had a positive impact to net interest income, with average balances of $275,098 at year-end 2025, representing a 23.6% increase from the $222,499 in average securities at year-end 2024. The $52,599 increase came primarily from average taxable securities and was largely impacted by the purchase of $100,497 in U.S. Government securities during the third quarter of 2024 as part of the Company’s participation in the state’s Homebuyer Plus program. The securities were purchased at a “higher-than-portfolio” weighted average yield of 4.7% with maturity terms ranging from 6 to 18 months. The security purchases were used to collateralize $100,000 in public fund deposits received by the Treasurer as part of the program, which contributed to the 23.6% increase in average security balances and expanded its composition of earnings assets during 2025 compared to 2024. Additionally, the Company took opportunities during the third and fourth quarters of 2025 to sell $36,950 in taxable securities that were yielding 1.35% and replace them with similar taxable securities yielding 4.52% with a longer duration. While this strategy did not impact the volume growth of securities in 2025, it did contribute to the overall yield improvement on average securities in 2025. As a result, the composition of average taxable securities increased to 18.8% of average earning assets at year-end 2025, as compared to 16.2% at year-end 2024, which contributed to a $1,713 increase in FTE interest income during 2025. Furthermore, the average yield for taxable securities grew to 3.40% at year-end 2025, as compared to 2.89% at year-end 2024, which contributed to $1,379 in additional FTE interest income during 2025 compared to 2024. Average tax exempt securities were down 12.6% from the prior year, largely related to maturities of state and municipal investments. As a result, the composition of average state and municipal investments trended down to 0.4% of average earning assets at year-end 2025, as compared to 0.5% at year-end 2024.  Management continues to focus on generating loan growth as loans provide the greatest return to the Company. Management also maintains securities at a dollar level adequate enough to provide ample liquidity and cover pledging requirements.
Interest-bearing balances with banks experienced decreases in both the average volume and yield factors that contributed to a $1,985 decrease in interest income during 2025, as compared to 2024. The majority of average interest-bearing balances with banks consist of the Company’s interest-bearing FRB clearing account. The Company utilizes its interest-bearing FRB clearing account to manage excess funds, as well as to assist in funding earning asset growth. During 2025, excess funds from the FRB account were used to assist in funding loan growth, which contributed a $25,005, or 29.0%, decrease in average interest-bearing balances with other banks, and led to a lower composition of average interest-bearing balances with banks, finishing at 4.3% of average earning assets in 2025 compared to 6.5% in 2024. Short-term rate decreases during 2024 and 2025 also had a negative impact to interest income growth during 2025. Between September and December 2024, the FRB took action to reduce the rate associated with the FRB clearing account by 100 basis points due to inflationary pressures, which lowered the target federal funds rate to a range of 4.25% to 4.50% going into 2025.  Between October and December 2025, the FRB again reduced the rate associated with the FRB clearing account by 75 basis points due to concerns of a weakening labor market. This lowered the target federal funds rate to a range of 3.50% to 3.75% at the end of 2025. The decreases in interest rates had a negative impact on the FRB clearing account’s interest earnings. As a result, the average yield on interest-bearing balances with banks decreased from 5.16% at year-end 2024 to 4.03% at year-end 2025.

management’s discussion and analysis of
financial condition and results of operations

Net interest income during 2025 was negatively impacted by an increase in the average volume of interest-bearing liabilities and positively impacted by a decrease in the average cost of interest-bearing liabilities. The volume increase in average interest-bearing liabilities contributed to a $2,176 increase in interest expense during 2025 compared to 2024, while the cost decrease in average interest-bearing liabilities was responsible for decreasing interest expense by $1,643 during the same period. These impacts came largely from the Company’s time deposits. During the second half of 2025, the Company was successful in raising additional retail deposits used to assist in funding loan demand by issuing several special CD rate offerings during that time. This growth in retail CDs contributed to a $34,289 increase in average time deposits, which contributed to a $1,515 increase to interest expense. While retail CDs contributed to an 8.9% increase in average time deposits for 2025, average NOW, savings and money market accounts experienced more accelerated growth in 2025. As a result, the Company’s composition of average time deposits decreased from 41.6% at year-end 2024 to 41.3% at year-end 2025. While the movement of higher time deposit balances had a corresponding impact to higher interest expense, the average cost associated with time deposits has decreased. During 2024, rate offerings on retail CDs continued to adjust up because of market competition. The Company had offered various “short-term” CD rate specials with maturity terms of less than one year to attract and retain its core deposit funding during this time. Since then, product rates on retail CDs have decreased during 2025, which has allowed a large portion of those short-term retail CDs to renew at lower rates, or in some cases, be reinvested into lower-costing NOW, savings or money market accounts. As a result of the rate repricings on retail CDs and the deposit shift into lower-cost funding sources, the average cost of time deposits decreased from 4.65% at year-end 2024 to 4.11% at year-end 2025. This contributed to a $2,188 decrease in interest expense.

Growth in the Company’s average interest-bearing liabilities also came from the Company’s core deposit segments that include NOW, savings and money market accounts. A large portion of this growth came from lower-costing NOW and savings account balances related to the Company’s participation in the Homebuyers Plus program. The additions of the municipal NOW Treasurer account and new Home Sweet Home savings accounts during the second half of 2024 led to a $43,129 increase within average interest-bearing deposits during 2025 compared to 2024. Average interest-bearing deposit growth also came from the Company’s new tiered money market product that offered competitive rates (Money Fund), which increased $32,929 during 2025. As a result of additional deposits from the Homebuyers Plus program and consumer demand for the Money Fund product, average balances during 2025 increased 12.4% within NOW accounts and increased 11.3% within savings and money market accounts, altogether representing 54.0% of average interest-bearing liabilities in 2025, as compared to 52.9% in 2024. Interest expense on these accounts were also impacted by higher rates on NOW accounts and tiered Money Fund product. This also included Sweet Home Ohio savings accounts at an above-market rate of 5.83%. As a result, the Company’s average cost of savings and money market accounts increased from 1.50% in 2024 to 1.56% in 2025, while the average cost of NOW accounts increased from 1.16% in 2024 to 1.36% in 2025. Collectively, this contributed to a $1,442 increase to interest expense during 2025.

management’s discussion and analysis of
financial condition and results of operations

The Company’s average other borrowings and subordinated debentures collectively decreased $3,818, or 7.4%, during 2025. The decrease was related to monthly principal repayments on various FHLB advances. Borrowings and subordinated debentures continue to represent the smallest composition of average interest-bearing liabilities, finishing at 4.7% and 5.6% at the end of 2025 and 2024, respectively. The decreasing rate environment also impacted the average cost on subordinated debentures, which decreased from 7.27% at year-end 2024 to 6.25% at year-end 2025, while the average cost on other borrowings remained unchanged at 3.93% for both year-end 2024 and 2025.
Total interest and fee income on average earning assets increased $9,472, or 12.4%, during 2025, and $13,843, or 22.2%, during 2024. The increase was primarily due to average net loan and securities growth, and elevated asset yields. Higher earnings during 2025 included the recognition of $1,648 in market discounts on one purchased commercial and industrial loan. Higher earnings during 2024 included the benefits of a rising rate environment from 2023 that carried over into 2024.
The Company’s interest income from its interest-bearing balances with banks decreased $1,985 and increased $1,567 during 2025 and 2024, respectively. This contrast in earnings came from the changes in volume and rate associated with the interest-bearing FRB clearing account. Lower earnings in 2025 was the result of utilizing more excess funds from the FRB clearing account to assist in funding loan growth, while also being impacted by decreases in market rates associated with reducing the FRB clearing account rate during 2025. Higher earnings in 2024 were impacted primarily by increases in average FRB clearing account balances coming from higher interest-bearing deposit liabilities.
The Company’s interest and fees from its commercial loan portfolio increased $8,353, or 25.6%, during 2025. The increase came primarily from commercial loan interest, which was positively impacted by commercial loan demand, which was successful in generating a 13.8% increase in average balances within the Company’s commercial real estate and commercial and industrial portfolios. Also contributing to higher interest income was the recognition of $1,648 in market discounts on one purchased commercial and industrial loan during 2025. During 2024, the Company’s interest and fees from its commercial loan portfolio increased $5,833, or 21.8%. The increase came primarily from commercial loan interest, which was positively impacted by commercial loan demand and elevated market rate adjustments from 2023 that contributed to higher earnings in 2024. Commercial loan demand in 2024 generated a 10.6% increase in average commercial real estate and commercial and industrial loan portfolio balances.
The Company’s interest and fees from its residential real estate loan portfolio increased $1,330, or 8.1%, during 2025, and increased $3,011, or 22.6%, during 2024. The increases were impacted by higher yields, as well as a 7.1% and 12.0% increase in average residential real estate loan balances during 2025 and 2024, respectively. The growth has been impacted mostly by in-house variable rate mortgage products while long-term fixed rate products decreased. The consumer demand for variable rate mortgage products was impacted by the increase in mortgage rates that began in 2022 and carried through most of 2024 up until mortgage rates began to decline. As a result, interest income on residential real estate loans increased $1,306 and $3,021 during 2025 and 2024, respectively.

management’s discussion and analysis of
financial condition and results of operations

The Company’s interest and fees from its consumer loan portfolio decreased $1,294, or 8.1%, during 2025. Conversely, consumer loan interest and fees during 2024 increased $1,273, or 8.7%. The decrease during 2025 was primarily the result of an 11.9% decrease in average consumer loan balances. The decrease in average consumer loans came primarily from average automobile and other consumer loan balances, which were collectively down $25,561, or 20.4%, during 2025. This balance decrease was partially offset by higher consumer capital line loan balances, which were up $5,802, or 14.6%, during 2025. The Company has deemphasized the consumer loan segment due to other loan portfolio segments being more profitable. In the fourth quarter of 2024, the Company exited the indirect lending business for automobiles and recreational vehicles to focus on growing the more profitable loan segments within the commercial and residential real estate portfolios. During 2024, the increase in consumer loan interest and fee income was primarily the result of higher consumer loan yields, and to a lesser extent, a 0.2% increase in average consumer loan balances. Higher consumer loan yields were impacted by elevated market rate adjustments from 2023 that contributed to higher interest earnings in 2024. The minimal increase in average consumer loans was due to the deemphasis on consumer lending, which saw a 6.3% decrease in average automobile and other consumer loan balances almost completely offset a 28.3% increase in consumer capital line loan balances.

The Company’s interest income from taxable investment securities increased $3,092, or 49.5%, in 2025, and increased $2,244, or 56.1%, during 2024. The increases during both 2025 and 2024 were primarily due to the purchase of $100,497 in higher-yielding U.S. Government securities in July and August of 2024 from the Company’s participation in the Ohio Homebuyer Plus program. As part of the program, the Company received $100,000 in funds from the Treasurer that were deposited into a special public fund NOW account. Since public funds are required to be collateralized, the Company invested the funds in securities that were pledged as collateral to this Treasurer deposit account. The large securities purchased had a positive impact on generating higher average balances in taxable securities, which increased $53,397, or 24.7%, during 2025, and $36,645, or 20.4%, during 2024. These securities were purchased at a weighted average yield of 4.7%, which had a positive impact on increasing the yield on taxable securities during both 2025 and 2024.  The yield on average taxable securities for 2025 was further impacted by the Company’s decision to sell $36,950 in taxable securities during the second half of 2025 that were yielding 1.35% and replace them with similar taxable securities yielding 4.52% with longer durations. As a result of these positive factors, the yield on taxable securities increased 51 basis points to 3.40% in 2025 and increased 66 basis points to 2.89% in 2024.

During 2025, total interest expense incurred on the Company’s interest-bearing liabilities totaled $27,492, an increase of $533, or 2.0%. The increase was impacted by an $88,367, or 9.5%, increase in average interest-bearing liabilities, coming mostly from higher NOW, savings, money market, and time deposit balances.  The increases in NOW and savings account balances were impacted by the additions of lower- costing accounts related to the Company’s participation in the Homebuyers Plus program during the second half of 2024. The increase in money market account balances were largely impacted by deposit growth within the Company’s tiered money market product (Money Fund) that offered competitive rates. The increase in time deposit balances was impacted by the Company’s strategy to raise additional retail deposits during the second half of 2025 by offering several special CD rate offerings during that time. The growth in interest expense from higher average interest-bearing liabilities was partially offset by the benefits of a lower average cost on average interest-bearing liabilities during 2025, primarily within time deposits. Prior to 2025, market competition for deposits had resulted in higher rates on short-term CD offerings. Since then, product rates on retail CDs have decreased during 2025, which allowed a large portion of those short-term retail CDs to renew at lower rates, or in some cases, be reinvested into lower-costing NOW, savings or money market accounts. As a result, the average cost of interest-bearing liabilities decreased from 2.89% at year-end 2024 to 2.69% at year-end 2025. During 2024, total interest expense incurred on the Company’s interest-bearing liabilities totaled $26,959, an increase of $11,121, or 70.2%. The increase in interest expense was largely the result of an increase in rates on CDs, NOW, savings and money market account products during 2023 that contributed to higher expenses during 2024. The combination of higher CD volume and upward repricing of CD rates in 2024 had a negative effect on earnings by elevating interest expenses. As a result, the weighted average cost of interest-bearing liabilities increased from 2.01% in 2023 to 2.89% in 2024.

management’s discussion and analysis of
financial condition and results of operations
The Company’s interest expenses were also impacted by other borrowed money and subordinated debentures, which were down collectively by $236 during the year ended 2025. The decrease was primarily the result of continued monthly principal repayments applied to the Company’s FHLB advances that contributed to a $3,818, or 7.4%, decrease in the average balance of other borrowed money and subordinated debentures, collectively, during 2025. Interest expense during 2025 was also impacted by decreases in market rates that had a corresponding effect to the rate tied to subordinated debentures, which caused the average cost of subordinated debentures to decrease from 7.27% at year-end 2024 to 6.25% at year-end 2025. During 2024, the interest expenses on other borrowed money and subordinated debentures were up $656 collectively during the year ended 2024. The increase was primarily the result of an average balance increase in FHLB borrowings to assist in funding earning asset growth during 2024. As a result, the average balance of other borrowed money and subordinated debentures collectively increased $11,481, or 28.4%, during 2024. Interest expense during 2024 was also impacted by an increase in market rates that had a corresponding effect to the rates tied to FHLB borrowings and subordinated debentures. This resulted in the average costs of other borrowed money and subordinated debentures collectively increasing 36 basis points to 4.48% in 2024.
During 2025, the Company’s net interest margin increased from 3.71% in 2024 to 4.07% in 2025. The margin has benefited from increases in both the average balance and yield on earning assets, primarily from higher-yielding loans and securities. Margin improvement also come from a decrease in the average costs on interest-bearing deposits associated with the repricing of CDs at lower market rates and a deposit composition shift from higher-costing time deposits to lower-costing savings, NOW, money market and checking account deposits. The Company’s primary focus is to invest its funds into higher-yielding assets, particularly loans, as opportunities arise. However, if loan balances do not continue to expand and remain a larger component of overall earning assets, the Company will face pressure within its net interest income and margin improvement.

management’s discussion and analysis of
financial condition and results of operations

CONSOLIDATED AVERAGE BALANCE SHEET & ANALYSIS OF NET INTEREST INCOME

	December 31
Table I	2025			2024
(dollars in thousands)	Average Balance	Income/ Expense	Yield/ Average	Average Balance	Income/ Expense	Yield/ Average
Assets
Interest-earning assets:
Interest-bearing balances with banks	$61,117	$2,462	4.03%	$86,122	$4,447	5.16%
Securities:
Taxable	269,543	9,338	3.40	216,146	6,246	2.89
Tax exempt	5,555	134	2.41	6,353	161	2.53
Loans	1,097,300	73,837	6.73	1,022,220	65,445	6.40
Total interest-earning assets	1,433,515	85,771	5.98%	1,330,841	76,299	5.73%

Noninterest-earning assets:
Cash and due from banks	16,687			15,839
Other nonearning assets	89,111			87,883
Allowance for credit losses	(10,726)			(9,411)
Total noninterest-earning assets	95,072			94,311
Total assets	$1,528,587			$1,425,152

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
NOW accounts	$252,900	$3,429	1.36%	$225,088	$2,614	1.16%
Savings and money market	297,428	4,646	1.56	267,344	4,019	1.50
Time deposits	421,548	17,333	4.11	387,259	18,006	4.65
Other borrowed money	39,528	1,553	3.93	43,346	1,702	3.93
Subordinated debentures	8,500	531	6.25	8,500	618	7.27
Total int.-bearing liabilities	1,019,904	27,492	2.69%	931,537	26,959	2.89%

Noninterest-bearing liabilities:
Demand deposit accounts	323,961			320,681
Other liabilities	26,029			26,217
Total noninterest-bearing liabilities	349,990			346,898

Shareholders’ equity	158,693			146,717
Total liabilities and shareholders’ equity	$1,528,587			$1,425,152

Net interest earnings		$58,279			$49,340
Net interest margin			4.07%			3.71%
Net interest rate spread			3.29%			2.84%
Average interest-bearing liabilities to average earning assets			71.15%			70.00%

Fully taxable equivalent yields are reported for tax exempt securities and loans and calculated assuming a 21% tax rate, net of nondeductible interest expense. Tax-equivalent adjustments for securities during the years ended December 31, 2025 and 2024 totaled $24 and $29, respectively. Tax-equivalent adjustments for loans during the years ended December 31, 2025 and 2024 totaled $510 and $507, respectively. Average balances are computed on an average daily basis. The average balance for AFS securities includes the market value adjustment. However, the calculated yield is based on the securities’ amortized cost. Average loan balances include nonaccruing loans. Loan income includes cash received on nonaccruing loans.

management’s discussion and analysis of
financial condition and results of operations

RATE VOLUME ANALYSIS OF CHANGES IN INTEREST INCOME & EXPENSE

Table II
(dollars in thousands)	2025			2024
	Increase (Decrease) From Previous Year Due to			Increase (Decrease) From Previous Year Due to
	Volume	Yield/Rate	Total	Volume	Yield/Rate	Total
Interest income
Interest-bearing balances with banks	$(1,129)	$(856)	$(1,985)	$1,365	$202	$1,567
Securities:
Taxable	1,713	1,379	3,092	915	1,329	2,244
Tax exempt	(20)	(7)	(27)	(27)	(12)	(39)
Loans	4,951	3,441	8,392	5,338	4,733	10,071
Total interest income	5,515	3,957	9,472	7,591	6,252	13,843

Interest expense
NOW accounts	346	469	815	316	310	626
Savings and money market	465	162	627	(41)	1,847	1,806
Time deposits	1,515	(2,188)	(673)	4,511	3,522	8,033
Other borrowed money	(150)	1	(149)	429	206	635
Subordinated debentures	----	(87)	(87)	----	21	21
Total interest expense	2,176	(1,643)	533	5,215	5,906	11,121
Net interest earnings	$3,339	$5,600	$8,939	$2,376	$346	$2,722

     The change in interest due to volume and rate is determined as follows: Volume Variance change in volume multiplied by the previous year’s rate; Yield/Rate Variance change in rate multiplied by the previous year’s volume; Total Variance change in volume multiplied by the change in rate. The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion  to the relationship  of the absolute dollar   amounts of the change  in  each.  The tax exempt securities and loan income is presented on an FTE basis. FTE yield assumes a 21% tax rate, net of related nondeductible interest expense.

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
During 2025, the Company recorded $3,054 in provision expense, an increase of $585, or 23.7%, from the provision expense in 2024. Total provision expense during 2025 consisted of $2,765 in provision expense from loans and $289 in provision expense from unfunded commitments, as no provision expense was required for HTM securities.
Provision expense on loans during 2025 was impacted by increases in loan balances generally allocated for during 2025. The risk associated with a $134,193 increase in loans generated higher general reserves and a corresponding increase to provision expense. In addition, provision expense on loans was further impacted by an increase in modeled loss rates due to the regression in GDP and unemployment projections. Collectively, this contributed to additional provision expense during 2025, primarily within the commercial real estate loan segment.
Provision expense on loans during 2025 was also impacted by net loan charge-offs, which totaled $1,334 for the year. Net loan charge-offs came mostly from the consumer loan portfolio, which totaled $1,258, and required a corresponding increase to provision expense during 2025.

management’s discussion and analysis of
financial condition and results of operations

Credit loss expense during 2025 was also impacted by unfunded commitments on off-balance sheet liabilities. The Company re-evaluated its unfunded commitments to extend credit at December 31, 2025 and determined a reserve of $871 was required, which resulted in additional provision expense of $289 during the year ended 2025. The impact came mostly from an increase in commitment balances and an increase in the expected funding rate.
The Company re-evaluated its reserve for HTM debt securities at December 31, 2025 and determined a reserve of $1 was required, which represents no change from 2024.
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
Provision expense on loans during 2024 was further impacted by reserves associated with certain qualitative risk factors. The loss drivers within these factors, including unemployment and gross domestic product, which all regressed during 2024. This contributed to additional provision expense during 2024, primarily within the commercial real estate loan segment.
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
Future provisions to the ACL will continue to be based on management’s quarterly in-depth evaluation that is discussed in further detail below under the caption “Critical Accounting Estimates - Allowance for Credit Losses” within this Management’s Discussion and Analysis.
NONINTEREST INCOME
During 2025, total noninterest income decreased $4,201, or 31.9%, as compared to 2024. The decrease came primarily from losses associated with the sales of investment securities. During 2025, the Company sold $36,950 in Agency mortgage-backed securities. These securities carrying a weighted average yield of 1.35% were replaced with similar securities at a higher weighted average yield of 4.52%. While this sale and repurchase of securities resulted in a realized loss of $3,747, the Company will benefit from the shift to higher-yielding securities that is expected to increase future interest income and have a positive impact to the net interest margin.

management’s discussion and analysis of
financial condition and results of operations

Noninterest income was impacted by a decrease in other noninterest income, which for 2025 decreased $690 from 2024. The decrease was largely related to lower earnings from a tax processing agreement and the disposition of certain assets. As of December 31, 2025, the tax processing agreement with the third-party vendor expired and was not renewed. For 2025, the revenue derived from the contract totaled $1,446, as compared to $1,819 for 2024. The Company is looking to provide these services for another tax refund product provider and presently is performing these services on a very limited basis for another provider. At this time, the revenue derived from the new provider is minimal and is not expected to replace the revenue earned from the previous provider.

Partially offsetting these decreases in noninterest income was interchange income earned on debit and credit cards. For 2025, interchange income increased $196, or 3.9%, from 2024. This was primarily due to an increase in the number of transactions during 2025.
NONINTEREST EXPENSE
Management continues to work diligently to minimize noninterest expense. For 2025, total noninterest expense decreased $1,921, or 4.2%, as compared to 2024.  The Company’s largest noninterest expense item, salaries and employee benefits, decreased $2,873, or 10.3%, from 2024. The decrease was largely the result of a voluntary severance package offered to employees meeting certain criteria during 2024. Based on the number of employees that accepted the severance package, the Company incurred an expense of $3,338. The savings from the early retirement program were partially offset by annual performance-based merit increases awarded in 2025.
Further impacting higher noninterest expense was data processing expense, which increased $457, or 14.8%, during 2025. Higher costs in this category were related to debit and credit card processing due to higher transaction volume and conversion costs for the Company’s new rewards platform. In addition, marketing expense also increased $385 during 2025, primarily from advertising costs, a higher contribution to our own foundation fund and costs associated with supporting the communities we serve.
The Company’s other noninterest expense activity decreased $80 during 2025. This was primarily due to a decrease in customer rewards for new accounts from the Company’s facilitation of the Sweet Home Ohio program. During the fourth quarter of 2024, the Company paid account bonuses totaling $496 to the new Sweet Home Ohio deposit customers. This decrease was partially offset by increases in various overhead expenses, such as, debit and credit card rewards, recruiting costs, and costs associated with fraudulent activity, which collectively increased $316 from 2024.
The Company’s efficiency ratio is a non-GAAP measurement and is defined as noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income. The effects from provision expense are excluded from the efficiency ratio. Management continues to place emphasis on managing its balance sheet mix and interest rate sensitivity as well as developing more innovative ways to generate noninterest revenue. For 2025, net interest income grew $8,941, or 18.3%, from 2024 driven by the growth in average earning assets and the increase in the net interest margin. The growth in this revenue source was partially offset by a $4,201, or 31.9% decrease in noninterest income. This decrease was largely attributed to the $3,747 loss on sale of securities. In total, the net increase in these two revenue sources was $4,740 from 2024. For 2025, noninterest expense decreased $1,921, or 4.2%, due largely to lower salaries and employee benefits that resulted from management’s implementation of a voluntary retirement program in 2024. Based on the net increase in revenue sources and the decrease in overhead expenses, the Company’s efficiency ratio decreased (improved) from 73.79% at December 31, 2024, to 65.74% at December 31, 2025.
PROVISION FOR INCOME TAXES
The provision for income taxes during 2025 totaled $3,851, compared to $2,377 in 2024. The effective tax rate for 2025 was 19.8%, compared to 17.8% in 2024. The effective tax rate for 2025 was above 2024’s effective tax rate as a result of the increase in higher relative taxable income.

management’s discussion and analysis of
financial condition and results of operations

FINANCIAL CONDITION:
CASH AND CASH EQUIVALENTS
The Company’s cash and cash equivalents consist of cash, as well as interest- and noninterest- bearing balances due from other banks.  The amounts of cash and cash equivalents fluctuate on a daily basis due to customer activity and liquidity needs. At December 31, 2025, cash and cash equivalents decreased $37,210 to $45,897, compared to $83,107 at December 31, 2024.  The decrease in cash and cash equivalents came mostly from lower interest-bearing deposits on hand with correspondent banks. At December 31, 2025, the Company’s interest-bearing FRB clearing account represented 66% of cash and cash equivalents. The Company utilizes its interest-bearing FRB clearing account to manage excess funds, as well as to assist in funding earning asset growth. During 2025, the net growth in loans and securities exceeded the growth in deposits. As a result, the balance in the FRB clearing account decreased to cover the funding requirement. The interest rate paid on both the required and excess reserve balances of the FRB account is based on the targeted federal funds rate established by the Federal Open Market Committee (“FOMC”).  During 2025, the rate associated with the Company’s FRB clearing account decreased 75 basis points due to actions taken by the FOMC to reduce the target federal funds rate to a range of 3.50% to 3.75%. The interest-bearing deposit balances in the FRB are 100% secured by the U.S. Government.
 As liquidity levels continuously vary based on consumer activities, amounts of cash and cash equivalents can vary widely at any given point in time. The Company’s focus during periods of heightened liquidity will be to invest excess funds into longer-term, higher-yielding assets, primarily loans, when the opportunities arise. Further information regarding the Company’s liquidity can be found below under the caption “Liquidity” in this Management’s Discussion and Analysis
SECURITIES

Management’s goal in structuring its investment securities portfolio is to maintain a prudent level of liquidity and to provide an acceptable rate of return without sacrificing asset quality.  During 2025, the balance of total securities decreased $15,811, or 5.7%, compared to year-end 2024. The decrease in total securities was related to a decrease in the pledging requirement for balances maintained by the Ohio Treasurer, as part of Ohio Homebuyer Plus program. At December 31, 2025, the amount deposited by the Treasurer totaled $69,899, a decrease from $97,366 million at December 31, 2024. This decrease in balance contributed partially to the $81,251 decrease in U.S. Government securities from year-end 2024. The Company utilized the supplemental maturities of U.S. Government securities to help fund additional purchases in U.S. Government agency (“Agency”) mortgage-backed securities, which were up $67,801, or 72.0%, from year-end 2024. Agency mortgage-backed securities represent 62.5% of total securities at December 31, 2025, an increase from 34.2% the prior year. The shift to a higher concentration in Agency mortgage-backed securities was based on the strategy to improve the yield on the portfolio as these type of securities generally yield more than U.S. Government securities. Furthermore, during 2025, the Company sold $36,950 in Agency mortgage-backed securities. These securities carrying a weighted average yield of 1.35% were replaced with similar securities at a higher weighted average yield of 4.52%. While this sale and repurchase of securities resulted in a realized loss of $3,747 with little change to the balance of earning assets, the Company will benefit from the shift to higher-yielding securities that is expected to increase future interest income and have a positive impact to the net interest margin.

Investment Portfolio Composition
at December 31, 2025	at December 31, 2024

management’s discussion and analysis of
financial condition and results of operations

SECURITIES
Table III

	MATURING
As of December 31, 2025	Within One Year		After One but Within Five Years		After Five but Within Ten Years			After Ten Years
(dollars in thousands)	Amount	Yield	Amount	Yield	Amount		Yield	Amount		Yield

U.S. Government securities	$45,808	3.53%	$40,971	3.77%	$	----	----	$	----	----
U.S. Government sponsored entity securities	----	----	5,124	1.58%		----	----		----	----
Obligations of states and political subdivisions	620	1.31%	2,343	2.55%		2,111	2.89%		----	----
Agency mortgage-backed securities, residential	----	----	3,505	2.19%		31,866	2.00%		126,632	4.45%
Total securities	$46,428	3.50%	$51,943	3.39%		$33,977	2.06%		$126,632	4.45%

     Tax-equivalent adjustments of $24 have been made in calculating yields on obligations of states and political subdivisions using a 21% rate. Weighted average yields are calculated on the basis of the cost and effective yields weighted for the scheduled maturity of each security. Mortgage-backed securities, which have prepayment provisions, are assigned to a maturity category based on estimated average lives. Securities are shown at their fair values, which include the market value adjustments for AFS securities.

 The Company’s focus will be to continue generating interest revenue primarily through loan growth, as loans generate the highest yields of total earning assets.  Table III provides a summary of the securities portfolio by category and remaining contractual maturity.  Issues classified as equity securities have no stated maturity date and are not included in Table III.

LOANS
In 2025, the Company’s primary category of earning assets and most significant source of interest income, total loans, increased $134,193, or 12.6%, to $1,196,018.  The increase in loan balances came from commercial and real estate lending, which was partially reduced by consumer lending.

management’s discussion and analysis of
financial condition and results of operations
Management continues to place emphasis on its commercial lending, which generally yields a higher return on investment as compared to other types of loans. The commercial lending segment increased $105,709, or 19.9%, from year-end 2024, which came mostly from commercial real estate loans. The commercial real estate loan segment comprised 39.3% of the Company’s total loan portfolio at December 31, 2025. Commercial real estate consists of owner-occupied, nonowner-occupied and construction loans. Owner-occupied loans consist of nonfarm, nonresidential properties. A commercial owner-occupied loan is a borrower purchased building or space for which the repayment of principal is dependent upon cash flows from the ongoing operations conducted by the party, or an affiliate of the party, who owns the property. Owner-occupied loans of the Company include loans secured by hospitals, churches, and hardware and convenience stores.  Nonowner-occupied loans are property loans for which the repayment of principal is dependent upon rental income associated with the property or the subsequent sale of the property, such as apartment buildings, condominiums, hotels, and motels.  These loans are primarily impacted by the level of interest rates associated with the debt and to local economic conditions, which dictate occupancy rates and the amount of rent charged. The increase in debt service due to higher interest rates may not be able to be passed on to tenants. As part of the origination process, loan interest rates and occupancy rates are stressed to determine the impact on the borrower’s ability to maintain adequate debt service under different economic conditions. Furthermore, the Company monitors the concentration in any one industry and has established limits relative to capital. In addition, credit quality trends are monitored by industry to determine if a change in the risk exposure to a certain industry may warrant a change in our underwriting standards. Table IV has been provided to illustrate the industry composition of the commercial real estate portfolio. Commercial construction loans are extended to individuals as well as corporations for the construction of an individual property or multiple properties and are secured by raw land and the subsequent improvements.  Commercial real estate also includes loan participations with other banks outside the Company’s primary market area.  Although the Company is not actively seeking to participate in loans originated outside its primary market area, it has taken advantage of the relationships it has with certain lenders in those areas where the Company believes it can profitably participate with an acceptable level of risk. Commercial real estate loans totaled $470,037 at December 31, 2025, an increase of $97,050, or 26.0%, over the balance of commercial real estate loans at year-end 2024. Most of this growth came from larger originations from nonowner-occupied loans, with balances increasing $62,438, or 30.2%, from year-end 2024. Also, contributing to growth was the owner-occupied commercial loan portfolio, which increased $28,253, or 32.7%, from year-end 2024. Lastly, the construction loan portfolio increased $6,359, or 8.0%, from year-end 2024.

Loan Portfolio Composition
at December 31,2025	at December 31, 2024

management’s discussion and analysis of
financial condition and results of operations

Commercial loans were also positively impacted by growth in commercial and industrial loans. Commercial and industrial loans consist of loans to corporate borrowers primarily in small to mid-sized industrial and commercial companies that include service, retail, and wholesale merchants. Collateral securing these loans includes equipment, inventory, and stock. During 2025, the commercial and industrial loan portfolio increased $8,659 from year-end 2024.

Generating residential real estate loans remains a significant focus of the Company’s lending efforts. The residential real estate loan portfolio segment represented 34.9% of the Company’s overall loan portfolio in 2025, consists primarily of one- to four-family residential mortgages, and carries many of the same customer and industry risks as the commercial loan portfolio. During 2025, mortgage rates remained elevated relative to variable rate options, which provided the Company with less opportunities to originate and sell long-term fixed-rate residential mortgages to the Federal Home Loan Mortgage Corporation. Due to the elevated mortgage rates, mortgage customers were selecting more in-house variable rate mortgage products than long-term fixed rate products, which enhanced the growth in the portfolio. As a result, residential real estate loans increased $44,386, or 11.9%, during 2025 as compared to year-end 2024. The Company’s loan balances were impacted by a decrease in the consumer loan portfolio, which was down $15,902, or 10.1%, from year-end 2024. The Company’s consumer loans are primarily secured by automobiles, mobile homes, recreational vehicles, and other personal property. Personal loans and unsecured credit card receivables are also included as consumer loans. Leading the decline in consumer loans was a decrease in auto loans of $12,969, or 25.8%, and a decrease in other consumer loans of $11,065, or 17.3%, from year-end 2024. The decrease in these portfolio segments is consistent with the Company’s strategy to deemphasize consumer loans as other loan portfolio segments are more profitable. In line with its decision to deemphasize consumer loans, the Company exited the indirect lending business for automobiles and recreational vehicles effective October 11, 2024. As a result, these portfolio segments are expected to decrease going forward. Partially offsetting the decrease in these portfolios was the $8,132, or 19.1%, increase in home equity lines of credit. The growth was related to the Company’s home equity line product with no closing costs that was introduced in 2022.

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
As of December 31, 2025
Table IV

The following table provides the composition of commercial real estate loans by industry classification (as defined by the North American Industry Classification System).

(dollars in thousands)
	Amount	% of Total
Real Estate Rental and Leasing	$242,082	51.50%
Accommodation and Food Services	77,981	16.59%
Retail Trade	40,281	8.57%
Health Care and Social Assistance	23,838	5.07%
Manufacturing	19,858	4.22%
Construction	16,348	3.48%
All Other	49,649	10.57%
Total	470,037	100.00%

management’s discussion and analysis of
financial condition and results of operations

MATURITY AND REPRICING DATA OF LOANS
As of December 31, 2024
Table V

(dollars in thousands)	Within One Year	After One but Within Five Years	After Five but Within Fifteen Years	After Fifteen Years	Total
Residential real estate loans	$113,180	$265,116	$36,888	$2,736	$417,920
Commercial real estate loans	167,959	269,127	32,163	788	470,037
Commercial and industrial loans	58,275	38,364	39,010	31,450	167,099
Consumer loans (1)	74,991	56,743	9,212	16	140,962
Total loans	$414,405	$629,350	$117,273	$34,990	$1,196,018

Loans maturing or repricing after one year with:	Variable Interest Rates	Fixed Interest Rates	Total
Residential real estate loans	$267,177	$37,564	$304,741
Commercial real estate loans	250,836	51,242	302,078
Commercial and industrial loans	13,111	95,712	108,823
Consumer loans (1)	16	65,955	65,971
Total loans	$531,140	$250,473	$781,613
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
For AFS debt securities, the Company evaluates the securities at each measurement date to determine whether the decline in the fair value below the amortized costs basis is due to credit-related factors or noncredit-related factors. Upon adoption of ASC 326 on January 1, 2023, and as of December 31, 2025, the Company determined that all AFS securities that experienced a decline in fair value below the amortized cost basis were due to non-credit related factors. Therefore, no ACL was recorded, and no provision expense was recognized during the year ended December 31, 2025.

management’s discussion and analysis of
financial condition and results of operations

For held to maturity (“HTM”) debt securities, the Company evaluates the securities collectively by major security type at each measurement date to determine expected credit losses based on issuer’s bond rating, historical loss, financial condition, and timely principal and interest payments. At December 31, 2025, the ACL for HTM debt securities was $1 based on a .02% cumulative default rate taken from the S&P and Moody’s bond rating index. This compares to an ACL of $1 at December 31, 2024.
For loans, the Company’s ACL is management’s estimate of expected lifetime credit losses, measured over the contractual life of a loan, that considers historical loss experience, current conditions, and forecasts of future economic conditions. The ACL on loans is established through a provision for credit losses recognized in earnings. The ACL on loans is reduced by charge-offs on loans and is increased by recoveries of amounts previously charged off. Management employs a process and methodology to estimate the ACL on loans that evaluates both quantitative and qualitative factors within two main components. The first component involves pooling loans into portfolio segments for loans that share similar risk characteristics. The second component involves individually analyzed loans that do not share similar risk characteristics with loans that are pooled into portfolio segments. The ACL for loans with similar risk characteristics are collectively evaluated for expected credit losses based on certain quantitative information that include historical loss rates, prepayment rates, and curtailment rates. Expected credit losses on loans with similar characteristics are also determined by considering certain qualitative factors that include national unemployment rates, national gross domestic product forecasts, changes in lending policy, quality of loan review, and delinquency status. The ACL for loans that do not share similar risk characteristics are individually evaluated for expected credit losses primarily based on foreclosure status and whether a loan is collateral-dependent. Expected credit losses on individually evaluated loans are then determined using the present value of expected future cash flows based upon the loan’s original effective interest rate, at the loan’s observable market price, or if the loan was collateral dependent, at the fair value of the collateral.
As of December 31, 2025, the ACL for loans totaled $11,519, or 0.96%, of total loans. As of December 31, 2024, the ACL for loans totaled $10,088, or 0.95%, of total loans. The increase in the ACL was mostly impacted by additional reserves associated with loan growth of $134 million, and an increase in modeled loss rates due to the regression in GDP and unemployment projections.
The Company experienced higher delinquency levels from year-end 2024. Nonperforming loans to total loans increased to 1.40% at December 31, 2025, compared to 0.46% at December 31, 2024, and nonperforming assets to total assets increased to 1.06% at December 31, 2025, compared to 0.33% at December 31, 2024. The increase in nonperforming loans was primarily related to two commercial loans being placed on nonaccrual status. The loans are secured by commercial real estate and deemed adequately collateralized.

During 2025, the Company individually evaluated several loans for expected credit loss. The fair value of the loans’ collateral was measured to the loans’ recorded investment and no expected losses were identified as part of that review. As a result, there were no specific reserves recorded as of December 31, 2025. In addition, there were no specific reserves recorded as of December 31, 2024.
Management believes that the ACL at December 31, 2025, was appropriate to absorb expected losses in the loan portfolio. Changes in the circumstances of particular borrowers, as well as adverse developments in the economy, are factors that could change, and management will make adjustments to the ACL as needed. Asset quality will continue to remain a key focus of the Company as management continues to stress not just loan growth, but quality in loan underwriting.

management’s discussion and analysis of
financial condition and results of operations

ALLOCATION OF THE ALLOWANCE FOR CREDIT LOSSES
Table VI

(dollars in thousands)
	Years Ended December 31
	2025	2024
Residential real estate loans	$2,793	$2.684
Percentage of loans to total loans	34.94%	35.18%
Percentage of net charge-offs to average loans	.01%	-.01%

Commercial real estate loans	5,331	3,653
Percentage of loans to total loans	39.30%	35.13%
Percentage of net charge-offs to average loans	.00%	-.01%

Commercial and industrial loans	1,738	1,536
Percentage of loans to total loans	13.97%	14.92%
Percentage of net charge-offs to average loans	.02%	-.16%

Consumer loans (1)	1,657	2,215
Percentage of loans to total loans	11.79%	14.77%
Percentage of net charge-offs to average loans	.86%	.96%

Allowance for credit losses	$11,519	$10,088
Total loans percentage	100.00%	100.00%
Net charge-offs to average loans	.12%	.12%

     The above allocation is based on estimates and subjective judgments and is not necessarily indicative of the specific amounts or loan categories in which losses may ultimately occur.

 (1) Includes automobile, home equity and other consumer loans.

CREDIT RATIOS
Table VII

(dollars in thousands)
	Years Ended December 31
	2025	2024
Loans	$1,196,018	$1,061,825
Allowance for credit losses	11,519	10,088
Past due 90 days or more and still accruing	1,258	116
Nonaccrual	15,474	4,817
Allowance for credit losses to total loans	.96%	.95%
Nonaccrual loans to total loans	1.29%	.45%
Allowance for credit losses to nonaccrual loans	74.44%	209.42%

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
Total deposits consist mostly of “core” deposits, which include noninterest-bearing deposits, as well as interest-bearing demand, savings, and money market deposits. The Bank focuses on core deposit relationships with consumers from local markets who can maintain multiple accounts and services at the Bank. The Company believes such core deposits are more stable and less sensitive to changing interest rates and other economic factors.  Total deposits increased $54,489, or 4.3%, from year-end 2024 to $1,329,667 at December 31, 2025. The increase was related to higher interest-bearing deposit balances, which were up $62,741, or 6.6%, from year-end 2024, while noninterest-bearing deposits decreased $8,252, or 2.6%, from year-end 2024.
 The increase in interest-bearing deposits came primarily from time deposits, which include CDs and individual retirement accounts, money market and savings deposits. Time deposit balances increased $95,848, or 24.3%, from year-end 2024. The increase came primarily from retail time deposits, which increased $80,809 from year-end 2024. The Company targeted growth in retail CDs by promoting special CD rate offerings during 2025 to assist in funding loan growth. The growth in retail CDs was supplemented by growth in wholesale CDs, which increased $15,039 from year-end 2024.
Further increases in interest-bearing deposits came from savings and money market balances, which increased $21,402, or 7.5%, from year-end 2024. The increase came primarily from money market accounts, which increased $17,425 from year-end 2024, impacted mostly by increases in the Company’s tiered money market product (Money Fund) that was introduced in 2023 and offers a higher rate on tiered deposit balances. Savings account balances increased $3,977, impacted mostly by the Company’s Sweet Home Ohio account that is part of the Ohio Homebuyer Plus program. The balance of the customers’ accounts participating in the Ohio Homebuyer program totaled $9,478 at December 31, 2025 compared to $6,775 at December 31, 2024.

Composition of Total Deposits
at December 31, 2025	at December 31, 2024

management’s discussion and analysis of
financial condition and results of operations

Partially offsetting the increases in time, savings and money market deposit balances were lower NOW account balances, which decreased $54,509, or 20.0%, from year-end 2024. The decrease was largely from a $27,468 decrease in the Company’s municipal NOW account with the Ohio Treasurer in relation to the Homebuyer Plus program. The Treasurer’s deposit balance is subject to the participating customers’ account being open. As the accounts close, which the account must be used within five years of the opening date, the Treasurer will withdraw $100 per account. Excluding this decrease in the Ohio Treasurer account balance, the Company would have experienced a $27,041 decrease in its other municipal NOW product balances, particularly within the Gallia County, Ohio, and Mason County, West Virginia, market areas.
The Company’s noninterest-bearing balances at year-end 2025 decreased $8,252, or 2.6%, when compared to year-end 2024 and represented 23.6% of total deposits. The stability of consumer and business checking accounts is important as these type of accounts are typically considered the foundation of the customers’ relationship with the bank.
The Company expects to continue to experience increased competition for deposits in its market areas, which could challenge its net growth.  The Company will continue to emphasize growth and retention within its core deposit relationships during 2026, reflecting the Company’s efforts to reduce its reliance on higher cost funding and improving net interest income.
OTHER BORROWED FUNDS
 The Company also accesses other funding sources, including short-term and long-term borrowings, to fund potential asset growth and satisfy short-term liquidity needs. Other borrowed funds consist primarily of FHLB advances and promissory notes. During 2025, other borrowed funds increased from $39,740 at year-end 2024 to $44,848, an increase of $5,108. The increase was primarily related to a $10,000 FHLB advance offset by the scheduled principal amortization of $4,992 for applicable FHLB advances. While deposits continue to be the primary source of funding for growth in earning assets, management will continue to utilize FHLB advances and promissory notes to help manage interest rate sensitivity and liquidity.
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
OFF-BALANCE SHEET ARRANGEMENTS
As discussed in Notes I and L to the financial statements at December 31, 2025 and 2024, the Company engages in certain off-balance sheet credit-related activities, including commitments to extend credit and standby letters of credit, which could require the Company to make cash payments in the event that specified future events occur. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Standby letters of credit are conditional commitments to guarantee the performance of a customer to a third party. While these commitments are necessary to meet the financing needs of the Company’s customers, many of these commitments are expected to expire without being drawn upon. Therefore, the total amount of commitments does not necessarily represent future cash requirements. Management does not anticipate that the Company’s current off-balance sheet activities will have a material impact on the results of operations or financial condition. The Bank estimates expected credit losses over the contractual period in which the Bank is exposed to credit risk via a contractual obligation to extend credit. At December 31, 2025, the estimated ACL related to off-balance sheet commitments was $871, compared to $582 at December 31, 2024. The Bank uses the same credit policies in making commitments and conditional obligations as it does for instruments recorded on the balance sheet.

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
The Bank opted into the CBLR, and therefore, is not required to comply with the Basel III capital requirements. The numerator of the CBLR is Tier 1 capital, as calculated under present rules. The denominator of the CBLR is the QCBO’s average assets, calculated in accordance with the QCBO’s Call Report instructions and less assets deducted from Tier 1 capital. The current rules and Call Report instructions were impacted by the Company’s adoption of ASC 326 and its election to apply the 3-year CECL transition provision on January 1, 2023. By making this election, the Bank, in accordance with Section 301 of the regulatory capital rules, will increase it retained earnings (Tier 1 Capital) and average assets by 75% of its CECL transition amount during the first year of the transition period, 50% of its CECL transition amount during the second year, and 25% of its CECL transitional amount during the third year of the transition period. The Bank’s transition amount from the adoption of CECL totaled $2,276, which resulted in the add-back of $569 to both Tier 1 capital and average assets as part of the CBLR calculation for December 31, 2025. As of December 31, 2025, the Bank’s CBLR was 10.1%.
As detailed in Note P to the financial statements, at December 31, 2025, the Bank was deemed to be “well capitalized” under applicable prompt corrective action regulations.  The Company’s total shareholders’ equity at December 31, 2025 of $170,257 increased $19,929, or 13.3%, as compared to $150,328 at December 31, 2024. Capital grew during 2025 primarily from year-to-date net income of $15,601, less dividends paid of $4,287. This net growth was further impacted by an $8,615 after-tax increase in net unrealized gains on AFS securities from year-end 2024. During 2025, the sale of securities in an unrealized loss position and the increase in long-term market rates, caused an increase in the fair value of the Company’s available for sale investment portfolio. The Company presently has an announced stock buyback plan permitting the repurchase of $5,000 in stock. There were no shares purchased during 2025. At December 31, 2025, the cumulative amount of common shares purchased under the plan totaled $2,967 of the $5,000 permitted.

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
Total cash and cash equivalents, HTM securities maturing within one year, and AFS securities, which totaled $300,436, represented 19.0% of total assets at December 31, 2025 compared to $352,563 and 23.5% of total assets at December 31, 2024. The decrease in liquid funds came primarily from the $37,210 decrease in cash and cash equivalents and the $15,811 decrease in total securities. These funds were utilized to fund growth in earning assets.
In addition to the on-balance sheet liquidity discussed above, the Bank has established multiple sources of funding to further enhance the Bank’s ability to meet liquidity demands. The Bank has pledged collateral to the FHLB and the FRB to establish committed borrowing lines. At December 31, 2025, the Bank could borrow an additional $156,254 from the FHLB and the borrowing line with the FRB had availability of $41,891. For each of these sources, the Bank has established an internal limit of 85% of our borrowing capacity. In addition to the committed borrowing lines, the Bank has access to several wholesale funding sources, such as, brokered CDs, a $25 million federal funds purchase limit with two correspondent banks, and the ability to bid on available funds from select deposit placement services. The Bank has established limits for each respective funding source and a collective limit on all wholesale funding sources. The Bank’s internal limit on brokered CDs is 10% of total assets. At December 31, 2025, the amount of brokered CDs outstanding was 3.92% of total assets, an increase from 3.25% at December 31, 2024. At December 31, 2025, the Bank had utilized 37.62% of our FHLB capacity, a decrease from 52.21% at December 31, 2024. The collective internal limit on all wholesale funding sources is 40% of total assets. At December 31, 2025, the Bank’s total wholesale funding sources represented 11.89% of total assets, an increase from 11.62% at December 31, 2024. Based on the collective internal wholesale funding limit, the Bank had the capacity to borrow an additional $441 million in wholesale funds and the available funding from the respective wholesale funding sources exceeded this amount, which provides the flexibility to utilize one source more than another due to pricing or availability.

As part of performing liquidity stress tests, the Bank monitors and evaluates the exposure to uninsured deposits. Of the Company’s $1,329,667 in total deposit balances at December 31, 2025, only 35.6%, or $473,108, were deemed uninsured as per the $250 FDIC threshold. A portion of these deposits were related to public entities, which require the Bank to pledge securities or FHLB letters of credit to cover the amount of the deposit balance that is deemed uninsured. To the extent these deposits left the Bank, the level of unpledged securities and the borrowing capacity at the FHLB would increase or could be utilized to fund the deposit outflow. The sum of current on-balance sheet liquidity and available wholesale funding sources exceeded the balance of uninsured deposits at December 31, 2025. Included in on-balance sheet liquidity are AFS securities in an unrealized loss position. Although management does not intend to sell the securities before the recovery of its cost basis, they are a contingent resource from a liquidity perspective.

management’s discussion and analysis of
financial condition and results of operations

KEY RATIOS Table VIII
	2025	2024	2023	2022	2021

Return on average assets	1.02%	.77%	.99%	1.06%	.95%
Return on average equity	9.83%	7.50%	9.24%	9.86%	8.45%
Dividend payout ratio	27.48%	37.98%	38.56%	35.39%	34.25%
Average equity to average assets	10.38%	10.29%	10.72%	10.78%	11.25%

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

Ohio Valley Banc Corp.
Nasdaq Ticker: OVBC

Phone
800-468-6682

Email
investorrelations@ovbc.com

Headquarters
420 Third Avenue, Gallipolis, OH 45631